424(b)(3)
                                                                      333-155350
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The Accumulator(R) Series

A combination variable and fixed deferred annuity contract

PROSPECTUS DATED MAY 1, 2010

Please read and keep this Prospectus for future reference. It contains important information that you should know before purchasing or taking any other action under your contract. This Prospectus supersedes all prior Prospectuses and supplements. You should read the prospectuses for each Trust, which contain important information about the portfolios.


--------------------------------------------------------------------------------

WHAT IS THE ACCUMULATOR(R) SERIES?


The Accumulator(R) Series are deferred annuity contracts issued by AXA EQUITABLE LIFE INSURANCE COMPANY. The series consists of Accumulator(R), Accumulator(R) Plus(SM), Accumulator(R) Elite(SM) and Accumulator(R) Select(SM). The contracts provide for the accumulation of retirement savings and for income. The contracts offer income and death benefit protection as well. They also offer a number of payout options. You invest to accumulate value on a tax-deferred basis in one or more of our "investment options": (i) variable investment options, (ii) the guaranteed interest option, (iii) fixed maturity options, or (iv) the account for special dollar cost averaging or the account for special money market dollar cost averaging(+).

This Prospectus is not your contract. Your contract and any endorsements, riders and data pages as identified in your contract are the entire contract between you and AXA Equitable and governs with respect to all features, benefits, rights and obligations. The description of the contract's provisions in this Prospectus is current as of the date of this Prospectus; however, because certain provisions may be changed after the date of this Prospectus in accordance with the contract, the description of the contract's provisions in this Prospectus is qualified in its entirety by the terms of the actual contract. The contract should be read carefully. You have the right to cancel the contract within a certain number of days after receipt of the contract. You should read this Prospectus in conjunction with any applicable supplements. The contracts may not have been available in all states. Certain features and benefits described in this Prospectus may vary in your state; all features and benefits may not be available in all contracts, in all states or from all selling broker-dealers. Please see Appendix VII later in this Prospectus for more information on state availability and/or variations of certain features and benefits. All optional features and benefits described in this Prospectus may not have been available at the time you purchased the contract. We have the right to restrict availability of any optional feature or benefit. In addition, not all optional features and benefits may be available in combination with other optional features and benefits. We can refuse to accept any application or contribution from you at any time, including after you purchase the contract.
----------------------
(+) The account for special dollar cost averaging is only available with Accumulator(R) and Accumulator(R) Elite(SM) contracts. The account for special money market dollar cost averaging is only available with Accumulator(R) Plus(SM) and Accumulator(R) Select(SM) contracts.



--------------------------------------------------------------------------------
 VARIABLE INVESTMENT OPTIONS
--------------------------------------------------------------------------------
o AXA Aggressive Allocation*             o EQ/Calvert Socially Responsible
o AXA Conservative Allocation*           o EQ/Capital Guardian Growth
o AXA Conservative-Plus Allocation*      o EQ/Capital Guardian Research
o AXA Moderate Allocation*               o EQ/Common Stock Index
o AXA Moderate-Plus Allocation*          o EQ/Core Bond Index
o EQ/AllianceBernstein International     o EQ/Davis New York Venture
o EQ/AllianceBernstein Small Cap         o EQ/Equity 500 Index
  Growth                                 o EQ/Equity Growth PLUS
o EQ/AXA Franklin Small Cap Value Core   o EQ/Franklin Core Balanced
o EQ/BlackRock Basic Value Equity        o EQ/Franklin Templeton Allocation
o EQ/BlackRock International Value       o EQ/GAMCO Mergers and Acquisitions
o EQ/Boston Advisors Equity Income       o EQ/GAMCO Small Company Value
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 VARIABLE INVESTMENT OPTIONS
--------------------------------------------------------------------------------
o EQ/Global Bond PLUS                    o EQ/PIMCO Ultra Short Bond
o EQ/Global Multi-Sector Equity          o EQ/Quality Bond PLUS
o EQ/Intermediate Government Bond        o EQ/Small Company Index
  Index                                  o EQ/T. Rowe Price Growth Stock
o EQ/International Core PLUS             o EQ/Templeton Global Equity
o EQ/International Growth                o EQ/UBS Growth and Income
o EQ/JPMorgan Value Opportunities        o EQ/Van Kampen Comstock
o EQ/Large Cap Core PLUS                 o EQ/Wells Fargo Advantage Omega
o EQ/Large Cap Growth Index                Growth**
o EQ/Large Cap Growth PLUS               o Multimanager Aggressive Equity
o EQ/Large Cap Value Index               o Multimanager Core Bond
o EQ/Large Cap Value PLUS                o Multimanager International Equity
o EQ/Lord Abbett Growth and Income       o Multimanager Large Cap Core Equity
o EQ/Lord Abbett Large Cap Core          o Multimanager Large Cap Growth***
o EQ/Mid Cap Index                       o Multimanager Large Cap Value
o EQ/Mid Cap Value PLUS                  o Multimanager Mid Cap Growth
o EQ/Money Market                        o Multimanager Mid Cap Value
o EQ/Montag & Caldwell Growth            o Multimanager Multi-Sector Bond
o EQ/Morgan Stanley Mid Cap Growth**     o Multimanager Small Cap Growth
o EQ/Mutual Large Cap Equity             o Multimanager Small Cap Value
o EQ/Oppenheimer Global                  o Multimanager Technology
--------------------------------------------------------------------------------


*    The "AXA Allocation" Portfolios.

** This is the variable investment option's new name, effective on or about May 1, 2010, subject to regulatory approval. Please see "Portfolios of the Trusts" under "Contract features and benefits" later in this Prospectus for the variable investment option's former name.
*** Please see "Portfolios of the Trusts" later in this Prospectus regarding the planned substitution of this variable investment option.


You may allocate amounts to any of the variable investment options. At any time, we have the right to limit or terminate your contributions and allocations to any of the variable investment options and to limit the number of variable investment options which you may elect. Each variable investment option is a subaccount of Separate Account No. 49. Each variable investment option, in turn, invests in a corresponding securities portfolio ("Portfolio") of AXA Premier VIP Trust or EQ Advisors Trust (the "Trusts"). Your investment results in a variable investment option will depend on the investment performance of the related Portfolio.


THE SEC HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE CONTRACTS ARE NOT INSURED BY THE FDIC OR ANY OTHER AGENCY. THEY ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK AND ARE NOT BANK GUARANTEED. THEY ARE SUBJECT TO INVESTMENT RISKS AND POSSIBLE LOSS OF PRINCIPAL.


                                                           X02977  '07/'07.5 All

                                                                        (R-4/15)

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You may also allocate amounts to the guaranteed interest option, the fixed maturity options, and the account for special dollar cost averaging (for Accumulator(R) and Accumulator(R) Elite(SM) contracts) or the account for special money market dollar cost averaging (for Accumulator(R) Plus(SM) and Accumulator(R) Select(SM) contracts), which are discussed later in this Prospectus. If you elect the Guaranteed withdrawal benefit for life or a Principal guarantee benefit, your investment options will be limited to the guaranteed interest option, certain permitted variable investment options and the account for special dollar cost averaging (for Accumulator(R) and Accumulator(R) Elite(SM) contracts) or the account for special money market dollar cost averaging (for Accumulator(R) Plus(SM) and Accumulator(R) Select(SM) contracts). The permitted variable investment options are described later in this Prospectus.

TYPES OF CONTRACTS. We offer the contracts for use as:

o  A nonqualified annuity ("NQ") for after-tax contributions only.

o An individual retirement annuity ("IRA"), either traditional IRA or Roth IRA. We offer two versions of the traditional IRA: "Rollover IRA" and "Flexible Premium IRA." We also offer two versions of the Roth IRA: "Roth Conversion IRA" and "Flexible Premium Roth IRA."

o Traditional and Roth Inherited IRA beneficiary continuation contract ("Inherited IRA") (direct transfer and specified direct rollover contributions only).

o An annuity that is an investment vehicle for qualified defined contribution plans and certain qualified defined benefit plans ("QP") (Rollover and direct transfer contributions only).

o An Internal Revenue Code Section 403(b) Tax-Sheltered Annuity ("TSA") -- ("Rollover TSA") (Rollover and direct transfer contributions only; employer or plan approval required).

Not all types of contracts are available with each version of the Accumulator(R) Series contracts. See "How you can contribute to your contract" in "Contract features and benefits" for more information.

Registration statements relating to this offering have been filed with the Securities and Exchange Commission ("SEC"). The statement of additional information ("SAI") dated May 1, 2010, is part of the registration statement. The SAI is available free of charge. You may request one by writing to our processing office at P.O. Box 1547, Secaucus, NJ 07096-1547 or calling 1-800-789-7771. The SAI is incorporated by this reference into this Prospectus. This Prospectus and the SAI can also be obtained from the SEC's website at www.sec.gov. The table of contents for the SAI appears at the back of this Prospectus.


CONTRACT VARIATIONS. These versions of the Accumulator(R) Series contracts are no longer being sold. This Prospectus is designed for current contract owners. In addition to the possible state variations noted above, you should note that your contract features and charges may vary depending on the date on which you purchased your contract. For more information about the particular features, charges and options applicable to you, please contact your financial professional or refer to your contract, as well as review Appendix VIII later in this Prospectus for contract variation information and timing. You may not change your contract or its features as issued.


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Contents of this Prospectus

--------------------------------------------------------------------------------
THE ACCUMULATOR(R) SERIES
--------------------------------------------------------------------------------
Index of key words and phrases                                               5
Who is AXA Equitable?                                                        7
How to reach us                                                              8
The Accumulator(R) Series at a glance -- key features                       10



--------------------------------------------------------------------------------
FEE TABLE                                                                   13
--------------------------------------------------------------------------------

Examples                                                                    15

Condensed financial information                                             16



--------------------------------------------------------------------------------
1. CONTRACT FEATURES AND BENEFITS                                           17
--------------------------------------------------------------------------------
How you can contribute to your contract                                     17
Owner and annuitant requirements                                            23
How you can make your contributions                                         23
What are your investment options under the contract?                        24
Portfolios of the Trusts                                                    25
Allocating your contributions                                               32
Credits (for Accumulator(R) Plus(SM) contracts only)                        35
Guaranteed minimum death benefit and
     Guaranteed minimum income benefit base                                 36
Annuity purchase factors                                                    38
Guaranteed minimum income benefit                                           38
Guaranteed minimum death benefit                                            41
Guaranteed withdrawal benefit for life ("GWBL")                             43
Principal guarantee benefits                                                47
Inherited IRA beneficiary continuation contract                             48
Your right to cancel within a certain number of days                        49



--------------------------------------------------------------------------------
2. DETERMINING YOUR CONTRACT'S VALUE                                        50
--------------------------------------------------------------------------------
Your account value and cash value                                           50
Your contract's value in the variable investment options                    50
Your contract's value in the guaranteed interest option                     50
Your contract's value in the fixed maturity options                         50
Your contract's value in the account for special dollar
     cost averaging                                                         50
Insufficient account value                                                  50


----------------------
"We," "our," and "us" refer to AXA Equitable.

When we address the reader of this Prospectus with words such as "you" and "your," we mean the person who has the right or responsibility that the Prospectus is discussing at that point. This is usually the contract owner.

When we use the word "contract" it also includes certificates that are issued under group contracts in some states.



                                                  Contents of this Prospectus  3

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--------------------------------------------------------------------------------
3. TRANSFERRING YOUR MONEY AMONG INVESTMENT OPTIONS                         52
--------------------------------------------------------------------------------
Transferring your account value                                             52
Disruptive transfer activity                                                52
Rebalancing your account value                                              53



--------------------------------------------------------------------------------
4. ACCESSING YOUR MONEY                                                     55
--------------------------------------------------------------------------------
Withdrawing your account value                                              55
How withdrawals are taken from your account value                           57
How withdrawals affect your Guaranteed minimum
     income benefit, Guaranteed minimum death benefit
     and Principal guarantee benefits                                       58
How withdrawals affect your GWBL and GWBL Guaranteed
     minimum death benefit                                                  58
Withdrawals treated as surrenders                                           58
Loans under Rollover TSA contracts                                          58
Surrendering your contract to receive its cash value                        59
When to expect payments                                                     59
Your annuity payout options                                                 60



--------------------------------------------------------------------------------
5. CHARGES AND EXPENSES                                                     63
--------------------------------------------------------------------------------
Charges that AXA Equitable deducts                                          63
Charges that the Trusts deduct                                              67
Group or sponsored arrangements                                             67
Other distribution arrangements                                             68



--------------------------------------------------------------------------------
6. PAYMENT OF DEATH BENEFIT                                                 69
--------------------------------------------------------------------------------
Your beneficiary and payment of benefit                                     69
Beneficiary continuation option                                             71



--------------------------------------------------------------------------------
7. TAX INFORMATION                                                          74
--------------------------------------------------------------------------------
Overview                                                                    74

Contracts that fund a retirement arrangement                                74
Special rule for conversions to Roth IRA in 2010                            74

Transfers among investment options                                          74
Taxation of nonqualified annuities                                          74
Individual retirement arrangements (IRAs)                                   76
     Traditional individual retirement annuities (traditional IRAs)         77

     Roth individual retirement annuities (Roth IRAs)                       81

Federal and state income tax withholding and
     information reporting                                                  84
Special rules for contracts funding qualified plans                         85
Impact of taxes to AXA Equitable                                            85

--------------------------------------------------------------------------------
8. MORE INFORMATION                                                         86
--------------------------------------------------------------------------------
About Separate Account No. 49                                               86
About the Trusts                                                            86
About our fixed maturity options                                            86
About the general account                                                   87
About other methods of payment                                              88
Dates and prices at which contract events occur                             88
About your voting rights                                                    89
Statutory compliance                                                        90
About legal proceedings                                                     90
Financial statements                                                        90
Transfers of ownership, collateral assignments, loans
     and borrowing                                                          90
About Custodial IRAs                                                        91

How divorce may affect your optional guaranteed benefits                    91
How divorce may affect your Joint Life GWBL                                 91

Distribution of the contracts                                               91



--------------------------------------------------------------------------------
9. INCORPORATION OF CERTAIN DOCUMENTS
     BY REFERENCE                                                           93
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
APPENDICES
--------------------------------------------------------------------------------
   I -- Condensed financial information                                    A-1
  II -- Purchase considerations for QP contracts                           B-1
 III -- Market value adjustment example                                    C-1
  IV -- Enhanced death benefit example                                     D-1
   V -- Hypothetical illustrations                                         E-1
  VI -- Earnings enhancement benefit example                               F-1
 VII -- State contract availability and/or variations of certain
        features and benefits                                              G-1
VIII -- Contract variations                                                H-1

 IX --  Tax-sheltered annuity contracts (TSAs)                             I-1


--------------------------------------------------------------------------------
STATEMENT OF ADDITIONAL INFORMATION
     TABLE OF CONTENTS
--------------------------------------------------------------------------------



4  Contents of this Prospectus

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Contents of this Prospectus (Cont'd.)


--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
SUMMARY PROSPECTUSES FOR THE PORTFOLIOS OF AXA PREMIER VIP TRUST AND EQ
   ADVISORS TRUST
--------------------------------------------------------------------------------
AXA Aggressive Allocation                                          AAA 1-3
AXA Conservative Allocation                                        ACA 1-3
AXA Conservative-Plus Allocation                                  ACPA 1-3
AXA Moderate Allocation                                            AMA 1-3
AXA Moderate-Plus Allocation                                      AMPA 1-3
Multimanager Aggressive Equity                                    MMAE 1-4
Multimanager Core Bond                                            MMCB 1-4
Multimanager International Equity                                 MMIE 1-4
Multimanager Large Cap Core Equity                              MMLCCE 1-4
Multimanager Large Cap Growth                                    MMLCG 1-3
Multimanager Large Cap Value                                     MMLCV 1-4
Multimanager Mid Cap Growth                                      MMMCG 1-4
Multimanager Mid Cap Value                                       MMMCV 1-4
Multimanager Multi-Sector Bond                                    MMSB 1-4
Multimanager Small Cap Growth                                    MMSCG 1-4
Multimanager Small Cap Value                                     MMSCV 1-4
Multimanager Technology                                            MMT 1-4
EQ/AllianceBernstein International                               EQABI 1-3
EQ/AllianceBernstein Small Cap Growth                           EQASCG 1-3
EQ/AXA Franklin Small Cap Value Core                            EQAFSC 1-4
EQ/BlackRock Basic Value Equity                                  EQBBV 1-3
EQ/BlackRock International Value                                EQBINT 1-3
EQ/Boston Advisors Equity Income                                EQBAEI 1-3
EQ/Calvert Socially Responsible                                  EQCSR 1-4
EQ/Capital Guardian Growth                                       EQCGG 1-3
EQ/Capital Guardian Research                                     EQCGR 1-3
EQ/Common Stock Index                                            EQCTI 1-3
EQ/Core Bond Index                                               EQCBI 1-3
EQ/Davis New York Venture                                        EQDNY 1-3
EQ/Equity 500 Index                                             EQ500I 1-3
EQ/Equity Growth PLUS                                            EQEGP 1-4
EQ/Franklin Core Balanced                                        EQFCB 1-5
EQ/Franklin Templeton Allocation                                 EQFTA 1-4
EQ/GAMCO Mergers and Acquisitions                                EQGMA 1-4
EQ/GAMCO Small Company Value                                    EQGSCV 1-3
EQ/Global Bond PLUS                                              EQGBP 1-4
EQ/Global Multi-Sector Equity                                   EQGMSE 1-4
EQ/Intermediate Government Bond Index                           EQIGBI 1-3
EQ/International Core PLUS                                       EQICP 1-4
EQ/International Growth                                           EQIG 1-3
EQ/JPMorgan Value Opportunities                                 EQJPMV 1-3
EQ/Large Cap Core PLUS                                          EQLCCP 1-4
EQ/Large Cap Growth Index                                       EQLCGI 1-3
EQ/Large Cap Growth PLUS                                        EQLCGP 1-4
EQ/Large Cap Value Index                                        EQLCVI 1-3
EQ/Large Cap Value PLUS                                         EQLCVP 1-4
EQ/Lord Abbett Growth and Income                                EQLAGI 1-3
EQ/Lord Abbett Large Cap Core                                   EQLALC 1-3
EQ/Mid Cap Index                                                 EQMCI 1-3
EQ/Mid Cap Value PLUS                                           EQMCVP 1-4
EQ/Money Market                                                   EQMM 1-3


                                      Contents of this Prospectus (Cont'd.)  4-a

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EQ/Montag & Caldwell Growth                                      EQMCG 1-3
EQ/Morgan Stanley Mid Cap Growth                                 EQMSG 1-3
EQ/Mutual Large Cap Equity                                      EQMLCE 1-5
EQ/Oppenheimer Global                                             EQOG 1-4
EQ/PIMCO Ultra Short Bond                                        EQPUS 1-3
EQ/Quality Bond PLUS                                             EQQBP 1-4
EQ/Small Company Index                                           EQSCI 1-3
EQ/T.Rowe Price Growth Stock                                     EQTGS 1-3
EQ/Templeton Global Equity                                       EQTGE 1-4
EQ/UBS Growth and Income                                         EQUGI 1-3
EQ/Van Kampen Comstock                                           EQVKC 1-3
EQ/Wells Fargo Advantage Omega Growth                           EQWFAO 1-3


4-b  Contents of this Prospectus (Cont'd.)

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Index of key words and phrases

--------------------------------------------------------------------------------

This index should help you locate more information on the terms used in this Prospectus.



                                                                  PAGE
   3% Roll-Up to age 85                                             37
   6% Roll-Up to age 85                                             36
   6-1/2% Roll-Up to age 85                                         36
   account for special dollar cost averaging                        32
   account for special money market dollar cost averaging           33
   account value                                                    50
   administrative charge                                            64
   annual administrative charge                                     64
   Annual Ratchet                                                   45
   Annual Ratchet to age 85 enhanced death benefit                  36
   annuitant                                                        17
   annuitization                                                    60
   annuity maturity date                                            62
   annuity payout options                                           60
   annuity purchase factors                                         38
   automatic annual reset program                                   37
   automatic customized reset program                               37
   automatic investment program                                     88
   AXA Allocation portfolios                                     cover
   beneficiary                                                      69
   Beneficiary continuation option ("BCO")                          71
   business day                                                     88
   cash value                                                       50
   charges for state premium and other applicable taxes             67
   contract date                                                    23
   contract date anniversary                                        23
   contract year                                                    23
   contributions to Roth IRAs                                       82
      regular contributions                                         82
      rollovers and transfers                                       82
      conversion contributions                                      83
   contributions to traditional IRAs                                77
      regular contributions                                         77
      rollovers and direct transfers                                78
   credit                                                           35
   disability, terminal illness or confinement to nursing home      65
   disruptive transfer activity                                     52
   Distribution Charge                                              63
   Earnings enhancement benefit                                     42
   Earnings enhancement benefit charge                              66
   ERISA                                                            68
   fixed-dollar option                                              34
   fixed maturity options                                           31
   Flexible Premium IRA                                          cover
   Flexible Premium Roth IRA                                     cover
   free look                                                        49
   free withdrawal amount                                           64
   general account                                                  87
   general dollar cost averaging                                    34
   guaranteed interest option                                       31
   Guaranteed minimum death benefit                                 37
   Guaranteed minimum death benefit and Guaranteed
      minimum income benefit base                                   36
   Guaranteed minimum income benefit                                38
   Guaranteed minimum income benefit and the
      Roll-Up benefit base reset option                             37


                                                                  PAGE
   Guaranteed minimum income benefit charge                         65
   Guaranteed minimum income benefit "no lapse guarantee"           41
   Guaranteed withdrawal benefit for life ("GWBL")                  43
   Guaranteed withdrawal benefit for life charge                    67
   GWBL benefit base                                                44
   Inherited IRA                                                 cover
   investment options                                            cover
   Investment simplifier                                            34
   IRA                                                           cover
   IRS                                                              74
   lifetime required minimum distribution withdrawals               56
   loan reserve account                                             59
   loans under Rollover TSA                                         58
   market adjusted amount                                           31
   market value adjustment                                          31
   market timing                                                    52
   Maturity date annuity payments                                   62
   maturity dates                                                   31
   maturity value                                                   31
   Mortality and expense risks charge                               63
   NQ                                                            cover
   one-time reset option                                            37
   Online Account Access                                             8
   partial withdrawals                                              55
   participant                                                      23
   permitted variable investment options                            24
   Portfolio                                                     cover
   Principal guarantee benefits                                     47
   processing office                                                 8
   QP                                                            cover
   rate to maturity                                                 31
   rebalancing                                                      53
   Rollover IRA                                                  cover
   Rollover TSA                                                  cover
   Roth Conversion IRA                                           cover
   Roth IRA                                                      cover
   SAI                                                           cover
   SEC                                                           cover
   self-directed allocation                                         32
   Separate Account No. 49                                          86
   Special dollar cost averaging                                    32
   Special money market dollar cost averaging                       33
   Spousal continuation                                             70
   standard death benefit                                           36
   substantially equal withdrawals                                  56
   systematic withdrawals                                           56
   TOPS                                                              8
   TSA                                                           cover
   traditional IRA                                               cover
   Trusts                                                           86
   unit                                                             50
   variable investment options                                      24
   wire transmittals and electronic applications                    88
   withdrawal charge                                                64


                                               Index of key words and phrases  5

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To make this Prospectus easier to read, we sometimes use different words than in the contract or supplemental materials. This is illustrated below. Although we use different words, they have the same meaning in this Prospectus as in the contract or supplemental materials. Your financial professional can provide further explanation about your contract or supplemental materials.


-----------------------------------------------------------------------------------------------
  PROSPECTUS                               CONTRACT OR SUPPLEMENTAL MATERIALS
-----------------------------------------------------------------------------------------------
  fixed maturity options                   Guarantee Periods (Guaranteed Fixed
                                           Interest Accounts in supplemental materials)
  variable investment options              Investment Funds
  account value                            Annuity Account Value
  rate to maturity                         Guaranteed Rates
  unit                                     Accumulation Unit
  Guaranteed minimum death benefit         Guaranteed death benefit
  Guaranteed minimum income benefit        Guaranteed Income Benefit
  guaranteed interest option               Guaranteed Interest Account
  Guaranteed withdrawal benefit for life   Guaranteed withdrawal benefit
  GWBL benefit base                        Guaranteed withdrawal benefit for life
                                           benefit base
  Guaranteed annual withdrawal amount      Guaranteed withdrawal benefit for life Annual
                                           withdrawal amount
  Excess withdrawal                        Guaranteed withdrawal benefit for life Excess
                                           withdrawal
-----------------------------------------------------------------------------------------------

6 Index of key words and phrases

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Who is AXA Equitable?

--------------------------------------------------------------------------------


We are AXA Equitable Life Insurance Company ("AXA Equitable"), a New York stock life insurance corporation. We have been doing business since 1859. AXA Equitable is an indirect, wholly-owned subsidiary of AXA Financial, Inc., a holding company, which is itself an indirect, wholly-owned subsidiary of AXA SA ("AXA"). AXA is a French holding company for an international group of insurance and related financial services companies. As the ultimate sole shareholder of AXA Equitable, and under its other arrangements with AXA Equitable and AXA Equitable's parent, AXA exercises significant influence over the operations and capital structure of AXA Equitable and its parent. AXA holds its interest in AXA Equitable through a number of other intermediate holding companies, including Oudinot Participations, AXA America Holdings, Inc. and AXA Equitable Financial Services, LLC. AXA Equitable is obligated to pay all amounts that are promised to be paid under the contracts. No company other than AXA Equitable, however, has any legal responsibility to pay amounts that AXA Equitable owes under the contracts.

AXA Financial, Inc. and its consolidated subsidiaries managed approximately $581.2 billion in assets as of December 31, 2009. For more than 150 years AXA Equitable has been among the largest insurance companies in the United States. We are licensed to sell life insurance and annuities in all fifty states, the District of Columbia, Puerto Rico, and the U.S. Virgin Islands. Our home office is located at 1290 Avenue of the Americas, New York, NY 10104.



                                                        Who is Axa Equitable?  7

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HOW TO REACH US

Please communicate with us at the mailing addresses listed below for the purposes described. Certain methods of contacting us, such as by telephone or electronically, may be unavailable or delayed. For example, our facsimile service may not be available at all times and/or we may be unavailable due to emergency closing. In addition, the level and type of service available may be restricted based on criteria established by us. In order to avoid delays in processing, please send your correspondence and check to the appropriate location, as follows:


--------------------------------------------------------------------------------
 FOR CORRESPONDENCE WITH CHECKS:
--------------------------------------------------------------------------------

FOR CONTRIBUTIONS SENT BY REGULAR MAIL:

     The Accumulator(R) Series
     P.O. Box 1577
     Secaucus, NJ 07096-1577


FOR CONTRIBUTIONS SENT BY EXPRESS DELIVERY:

     The Accumulator(R) Series
     500 Plaza Drive, 6th Floor
     Secaucus, NJ 07094


--------------------------------------------------------------------------------
 FOR CORRESPONDENCE WITHOUT CHECKS:
--------------------------------------------------------------------------------

FOR ALL OTHER COMMUNICATIONS (E.G., REQUESTS FOR TRANSFERS, WITHDRAWALS, OR REQUIRED NOTICES) SENT BY REGULAR MAIL:

     The Accumulator(R) Series
     P.O. Box 1547
     Secaucus, NJ 07096-1547


FOR ALL OTHER COMMUNICATIONS (E.G., REQUESTS FOR TRANSFERS, WITHDRAWALS, OR REQUIRED NOTICES) SENT BY EXPRESS DELIVERY:

     The Accumulator(R) Series
     500 Plaza Drive, 6th Floor
     Secaucus, NJ 07094

Your correspondence will be picked up at the mailing address noted above and delivered to our processing office. Your correspondence, however, is not considered received by us until it is received at our processing office. Where this Prospectus refers to the day when we receive a contribution, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last thing necessary for us to process that item) arrives in complete and proper form at our processing office or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives (1) on a day that is not a business day or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day. Our processing office is: 500 Plaza Drive, 6th Floor, Secaucus, New Jersey 07094.


--------------------------------------------------------------------------------
 REPORTS WE PROVIDE:
--------------------------------------------------------------------------------
o  written confirmation of financial transactions;

o statement of your contract values at the close of each calendar year, and any calendar quarter in which there was a financial transaction; and

o annual statement of your contract values as of the close of the contract year, including notification of eligibility for GWBL deferral bonuses and eligibility to exercise the Guaranteed minimum income benefit and/or the Roll-Up benefit base reset option.


--------------------------------------------------------------------------------
 TELEPHONE OPERATED PROGRAM SUPPORT ("TOPS") AND
 ONLINE ACCOUNT ACCESS SYSTEMS:
--------------------------------------------------------------------------------
TOPS is designed to provide you with up-to-date information via touch-tone telephone. Online Account Access is designed to provide this information through the Internet. You can obtain information on:

o  your current account value;

o  your current allocation percentages;

o  the number of units you have in the variable investment options;

o rates to maturity for the fixed maturity options (not available through Online Account Access);

o  the daily unit values for the variable investment options; and

o performance information regarding the variable investment options (not available through TOPS).

You can also:

o change your allocation percentages and/or transfer among the investment options;

o  elect to receive certain contract statements electronically;

o enroll in, modify or cancel a rebalancing program (through Online Account Access only);

o  change your address (not available through TOPS);

o change your TOPS personal identification number ("PIN") (through TOPS only) and your Online Account Access password (through Online Account Access only); and

o  access Frequently Asked Questions and Service Forms (not available through
   TOPS).

TOPS and Online Account Access are normally available seven days a week, 24 hours a day. You may use TOPS by calling toll free 1-888-909-7770. If you are a client with AXA Advisors you may use Online Account Access by visiting our website at www.axaonline.com and logging in to access your account. All other clients may access Online Account Access by visiting our website at www.axa-equitable.com. Of course, for reasons beyond our control, these services may sometimes be unavailable.

We have established procedures to reasonably confirm that the instructions communicated by telephone or the Internet are genuine. For example, we will require certain personal identification information before we will act on telephone or Internet instructions and we will


8  Who is Axa Equitable?

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provide written confirmation of your transfers. If we do not employ reasonable procedures to confirm the genuineness of telephone or Internet instructions, we may be liable for any losses arising out of any act or omission that constitutes negligence, lack of good faith, or willful misconduct. In light of our procedures, we will not be liable for following telephone or Internet instructions we reasonably believe to be genuine.

We reserve the right to limit access to these services if we determine that you engaged in a disruptive transfer activity, such as "market timing" (see "Disruptive transfer activity" in "Transferring your money among investment options" later in this Prospectus).



--------------------------------------------------------------------------------
 CUSTOMER SERVICE REPRESENTATIVE:
--------------------------------------------------------------------------------
You may also use our toll-free number (1-800-789-7771) to speak with one of our customer service representatives. Our customer service representatives are available on any business day from 8:30 a.m. until 5:30 p.m., Eastern Time.

WE REQUIRE THAT THE FOLLOWING TYPES OF COMMUNICATIONS BE ON SPECIFIC FORMS WE PROVIDE FOR THAT PURPOSE:

(1) authorization for telephone transfers by your financial professional (available only for contracts distributed through AXA Distributors);

(2) conversion of a traditional IRA to a Roth Conversion IRA or, depending on your contract, Flexible Premium Roth IRA contract;

(3)  election of the automatic investment program;

(4) requests for loans under Rollover TSA contracts (employer or plan approval required);

(5)  spousal consent for loans under Rollover TSA contracts;

(6) requests for withdrawals or surrenders from Rollover TSA contracts (employer or plan approval required) and contracts with the Guaranteed withdrawal benefit for life ("GWBL");

(7)  tax withholding elections;

(8)  election of the beneficiary continuation option;

(9)  IRA contribution recharacterizations;

(10) Section 1035 exchanges;

(11) direct transfers and rollovers;

(12) exercise of the Guaranteed minimum income benefit;

(13) requests to reset your Roll-Up benefit base by electing one of the following: one-time reset option, automatic annual reset program or automatic customized reset program;

(14) requests to opt out of or back into the Annual Ratchet of the Guaranteed withdrawal benefit for life ("GWBL") benefit base;

(15) death claims;

(16) change in ownership (NQ only, if available under your contract);

(17) requests for enrollment in either our Maximum payment plan or Customized payment plan under the Guaranteed withdrawal benefit for life ("GWBL");

(18) purchase by, or change of ownership to, a non-natural owner;

(19) requests to reset the guaranteed minimum value for contracts with a Principal guarantee benefit; and

(20) requests to collaterally assign your NQ contract.


WE ALSO HAVE SPECIFIC FORMS THAT WE RECOMMEND YOU USE FOR THE FOLLOWING TYPES OF REQUESTS:

(1)  beneficiary changes;

(2)  contract surrender and withdrawal requests;

(3) general dollar cost averaging (including the fixed dollar and interest sweep options);

(4) special money market dollar cost averaging (for Accumulator(R) Plus(SM) and Accumulator(R) Select(SM) contracts only); and

(5) special dollar cost averaging (for Accumulator(R) and Accumulator(R) Elite(SM) contracts only).


TO CANCEL OR CHANGE ANY OF THE FOLLOWING, WE REQUIRE WRITTEN NOTIFICATION GENERALLY AT LEAST SEVEN CALENDAR DAYS BEFORE THE NEXT SCHEDULED TRANSACTION:

(1)  automatic investment program;

(2) general dollar cost averaging (including the fixed dollar and interest sweep options);

(3) special money market dollar cost averaging (for Accumulator(R) Plus(SM) and Accumulator(R) Select(SM) contracts only);

(4) special dollar cost averaging (for Accumulator(R) and Accumulator(R) Elite(SM) contracts only);

(5)  substantially equal withdrawals;

(6)  systematic withdrawals; and

(7)  the date annuity payments are to begin.


TO CANCEL OR CHANGE ANY OF THE FOLLOWING, WE REQUIRE WRITTEN NOTIFICATION AT LEAST 30 CALENDAR DAYS PRIOR TO YOUR CONTRACT DATE ANNIVERSARY:

(1)  automatic annual reset program; and

(2)  automatic customized reset program.

                      ----------------------------------

You must sign and date all these requests. Any written request that is not on one of our forms must include your name and your contract number along with adequate details about the notice you wish to give or the action you wish us to take.


SIGNATURES:

The proper person to sign forms, notices and requests would normally be the owner. If there are joint owners, both must sign.


                                                        Who is Axa Equitable?  9

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The Accumulator(R) Series at a glance -- key features


--------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------
FOUR CONTRACT SERIES      This Prospectus describes The Accumulator(R) Series contracts -- Accumulator(R),
                          Accumulator(R) Plus(SM), Accumulator(R) Elite(SM), and Accumulator Select(SM). Each series provides for the accumulation of retirement savings and income, offers income and death benefit protection, and offers various payout options.

                          Each series provides a different charge structure. For details, please see the summary of the contract features below, the "Fee table" and "Charges and expenses" later in this Prospectus.

                          Each series is subject to different contribution rules, which are described in "Contribution amounts" later in this section and in "How you can contribute to your contract" in "Contract features and benefits" later in this Prospectus.

                          The chart below shows the availability of key features under each series of the contract.

                                                                  ACCUMULATOR(R)   ACCUMULATOR(R)   ACCUMULATOR(R)
                                                 ACCUMULATOR(R)   PLUS(SM)         ELITE(SM)        SELECT(SM)
                          ---------------------------------------------------------------------------------------------------
                          Special dollar cost      Yes            No               Yes              No
                          averaging
                          ---------------------------------------------------------------------------------------------------
                          Special money market     No             Yes              No               Yes
                          dollar cost averaging
                          ---------------------------------------------------------------------------------------------------
                          Credits                  No             Yes              No               No

                          Throughout the Prospectus, any differences among the contract series are identified.

                          You should work with your financial professional to decide which series of the contract may be appropriate for you based on a thorough analysis of your particular insurance needs, financial objectives, investment goals, time horizons and risk tolerance.
-----------------------------------------------------------------------------------------------------------------------------
PROFESSIONAL INVESTMENT   The Accumulator(R) Series' variable investment options invest in different Portfolios managed by
MANAGEMENT                professional investment advisers.
-----------------------------------------------------------------------------------------------------------------------------
FIXED MATURITY OPTIONS    o Fixed maturity options ("FMOs") with maturities ranging from approximately 1 to 10 years
                            (subject to availability).

                          o Each fixed maturity option offers a guarantee of principal and interest rate if you hold it to maturity.
                          ---------------------------------------------------------------------------------------------------
                          If you make withdrawals or transfers from a fixed maturity option before maturity, there will be a market value adjustment due to differences in interest rates. If you withdraw or transfer only a portion of a fixed maturity amount, this may increase or decrease any value that you have left in that fixed maturity option. If you surrender your contract, a market value adjustment also applies.
-----------------------------------------------------------------------------------------------------------------------------
GUARANTEED INTEREST       o Principal and interest guarantees.
OPTION                    o Interest rates set periodically.
-----------------------------------------------------------------------------------------------------------------------------
TAX CONSIDERATIONS        o No tax on earnings inside the contract until you make withdrawals from your contract or receive annuity payments.
                          ---------------------------------------------------------------------------------------------------
                          o No tax on transfers among investment options inside the contract.
                          ---------------------------------------------------------------------------------------------------
                          If you are purchasing or contributing to an annuity contract, which is an Individual
                          Retirement Annuity (IRA) or Tax Sheltered Annuity (TSA), or to fund an employer retirement plan (QP or Qualified Plan), you should be aware that such annuities do not provide tax deferral benefits beyond those already provided by the Internal Revenue Code for these types of arrangements. Before purchasing or contributing to one of these contracts, you should consider whether its features and benefits beyond tax deferral meet your needs and goals. You may also want to consider the relative features, benefits and costs of these annuities compared with any other investment that you may use in connection with your retirement plan or arrangement. Depending on your personal situation, the contract's guaranteed benefits may have limited usefulness because of required minimum distributions ("RMDs").
-----------------------------------------------------------------------------------------------------------------------------


10 The Accumulator(R) Series at a glance -- key features
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
------------------------------------------------------------------------------------------------------------------------------
GUARANTEED MINIMUM        The Guaranteed minimum income benefit provides income protection for you during your life once
INCOME BENEFIT            you elect to annuitize the contract.
------------------------------------------------------------------------------------------------------------------------------
GUARANTEED WITHDRAWAL     The Guaranteed withdrawal benefit for life option ("GWBL") guarantees that you can take
BENEFIT FOR LIFE          withdrawals up to a maximum amount each contract year (your "Guaranteed annual withdrawal amount") beginning at age 45 or later.

                          Withdrawals are taken from your account value and continue during your lifetime even if your account value falls to zero (unless it is caused by a withdrawal that exceeds your Guaranteed annual withdrawal amount).
------------------------------------------------------------------------------------------------------------------------------
CONTRIBUTION AMOUNTS      The chart below shows the minimum initial and additional contribution amounts under the contracts. Initial contribution amounts are provided for informational purposes only. Please see "How you can contribute to your contract" under "Contract features and benefits" for more information.

                                                                  ACCUMULATOR(R)   ACCUMULATOR(R)   ACCUMULATOR(R)
                                                 ACCUMULATOR(R)   PLUS(SM)         ELITE(SM)        SELECT(SM)
                          ---------------------------------------------------------------------------------------------------
                          NQ                     $5,000 ($500)*   $10,000 ($500)*  $10,000 ($500)*   $25,000 ($500)*
                          ---------------------------------------------------------------------------------------------------
                          Rollover IRA           $5,000 ($50)*    $10,000 ($50)*   $10,000 ($50)*    $25,000 ($50)*
                          ---------------------------------------------------------------------------------------------------
                          Flexible Premium IRA   $4,000 ($50)**   n/a              n/a               n/a
                          ---------------------------------------------------------------------------------------------------
                          Roth Conversion IRA    $5,000 ($50)*    $10,000 ($50)*   $10,000 ($50)*    $25,000 ($50)*
                          ---------------------------------------------------------------------------------------------------
                          Flexible Premium
                          Roth IRA               $4,000 ($50)**   n/a              n/a               n/a
                          ---------------------------------------------------------------------------------------------------
                          Inherited IRA
                          Beneficiary
                          Continuation contract
                          (traditional IRA or    $5,000 ($1,000)  n/a              $10,000 ($1,000)  $25,000 ($1,000)
                          Roth IRA) ("Inherited
                          IRA")
                          ---------------------------------------------------------------------------------------------------
                          QP                     $5,000 ($500)    $10,000 ($500)   $10,000 ($500)     n/a
                          ---------------------------------------------------------------------------------------------------
                          Rollover TSA           $5,000 ($500)    $10,000 ($500)   $10,000 ($500)    $25,000 ($500)
                          ---------------------------------------------------------------------------------------------------
                          *  $100 monthly and $300 quarterly under our automatic investment program.
                          ** $50 monthly or quarterly under our automatic investment program.

                          o Maximum contribution limitations apply to all contracts. For more information, please see
                            "How you can contribute to your contract" in "Contract features and benefits" later in this
                            Prospectus.
                          ---------------------------------------------------------------------------------------------------
                          In general, contributions are limited to $1.5 million ($500,000 maximum for owners or annuitants who are age 81 and older at contract issue) under all Accumulator(R) Series contracts with the same owner or annuitant. We generally limit aggregate contributions made after the first contract year to 150% of first-year contributions. Upon advance notice to you, we may exercise certain rights we have under the contract regarding contributions, including our rights to (i) change minimum and maximum contribution requirements and limitations, and
                          (ii) discontinue acceptance of contributions. Further, we may at any time exercise our rights to limit or terminate your contributions and transfers to any of the variable investment options and to limit the number of variable investment options which you may elect. For more information, please see "How you can contribute to your contract" in "Contract features and benefits" later in this Prospectus.
------------------------------------------------------------------------------------------------------------------------------
CREDIT                    We allocate your contributions to your account value. We allocate a credit to your account
(ACCUMULATOR(R) PLUS(SM)) value at the same time that we allocate your contributions. The credit will apply to
CONTRACTS ONLY)           additional contribution amounts only to the extent that those amounts exceed total withdrawals from the contract. The amount of credit may be up to 5% of each contribution, depending on certain factors. The credit is subject to recovery by us in certain limited circumstances.
------------------------------------------------------------------------------------------------------------------------------


                        The Accumulator(R) Series at a glance -- key features 11

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
------------------------------------------------------------------------------------------------------------------------------
ACCESS TO YOUR MONEY      o Partial withdrawals

                          o Several withdrawal options on a periodic basis

                          o Loans under Rollover TSA contracts (employer or plan approval required)

                          o Contract surrender

                          o Maximum payment plan (only under contracts with GWBL)

                          o Customized payment plan (only under contracts with GWBL) You may incur a withdrawal charge
                            (not applicable to Accumulator(R) Select(SM) contracts) for certain withdrawals or if you surrender your contract. You may also incur income tax and a tax penalty. Certain withdrawals will diminish the value of optional benefits.
------------------------------------------------------------------------------------------------------------------------------
PAYOUT OPTIONS            o Fixed annuity payout options

                          o Variable Immediate Annuity payout options (described in a separate prospectus for that option)

                          o Income Manager(R) payout options (described in a separate prospectus for that option)
------------------------------------------------------------------------------------------------------------------------------
ADDITIONAL FEATURES       o Guaranteed minimum death benefit options

                          o Principal guarantee benefits

                          o Dollar cost averaging

                          o Automatic investment program

                          o Account value rebalancing (quarterly, semiannually, and annually)

                          o Free transfers

                          o Waiver of withdrawal charge for certain withdrawals, disability, terminal illness, or confinement to a nursing home (not applicable to Accumulator(R) Select(SM) contracts)

                          o Earnings enhancement benefit, an optional death benefit available under certain contracts

                          o Spousal continuation

                          o Beneficiary continuation option

                          o Roll-Up benefit base reset
------------------------------------------------------------------------------------------------------------------------------
FEES AND CHARGES          Please see "Fee table" later in this section for complete details.
------------------------------------------------------------------------------------------------------------------------------
OWNER AND ANNUITANT ISSUE Please see "How you can contribute to your contract" in "Contract features and benefits" for
AGES                      owner and annuitant issue ages applicable to your contract.
------------------------------------------------------------------------------------------------------------------------------



THE TABLE ABOVE SUMMARIZES ONLY CERTAIN CURRENT KEY FEATURES AND BENEFITS OF THE CONTRACT. THE TABLE ALSO SUMMARIZES CERTAIN CURRENT LIMITATIONS, RESTRICTIONS AND EXCEPTIONS TO THOSE FEATURES AND BENEFITS THAT WE HAVE THE RIGHT TO IMPOSE UNDER THE CONTRACT AND THAT ARE SUBJECT TO CHANGE IN THE FUTURE. IN SOME CASES, OTHER LIMITATIONS, RESTRICTIONS AND EXCEPTIONS MAY APPLY. THE CONTRACT MAY NOT CURRENTLY BE AVAILABLE IN ALL STATES. CERTAIN FEATURES AND BENEFITS DESCRIBED IN THIS PROSPECTUS MAY VARY IN YOUR STATE; ALL FEATURES AND BENEFITS MAY NOT BE AVAILABLE IN ALL CONTRACTS, IN ALL STATES OR FROM ALL SELLING BROKER-DEALERS. PLEASE SEE APPENDIX VII LATER IN THIS PROSPECTUS FOR MORE INFORMATION ON STATE AVAILABILITY AND/OR VARIATIONS OF CERTAIN FEATURES AND BENEFITS.

For more detailed information, we urge you to read the contents of this Prospectus, as well as your contract. This Prospectus is not your contract. Your contract and any endorsements, riders and data pages are the entire contract between you and AXA Equitable and governs with respect to all features, benefits, rights and obligations. The contract should be read carefully before investing. Please feel free to speak with your financial professional, or call us, if you have any questions.



OTHER CONTRACTS


We offer a variety of fixed and variable annuity contracts. They may offer features, including investment options, credits, fees and/or charges that are different from those in the contracts offered by this Prospectus. Not every contract is offered through every selling broker-dealer. Some selling broker-dealers may not offer and/or limit the offering of certain features or options, as well as limit the availability of the contracts, based on issue age or other criteria established by the selling broker-dealer. Upon request, your financial professional can show you information regarding other AXA Equitable annuity contracts that he or she distributes. You can also contact us to find out more about the availability of any of the AXA Equitable annuity contracts.

You should work with your financial professional to decide whether an optional benefit is appropriate for you based on a thorough analysis of your particular insurance needs, financial objectives, investment goals, time horizons and risk tolerance.



12 The Accumulator(R) Series at a glance -- key features

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Fee table

--------------------------------------------------------------------------------

The following tables describe the fees and expenses that you will pay when owning and surrendering the contract. Each of the charges and expenses is more fully described in "Charges and expenses" later in this Prospectus.

All features listed below may not have been available at the time you purchased your contract. See Appendix VIII later in this Prospectus for more information.

The first table describes fees and expenses that you will pay at the time that you surrender the contract or if you make certain withdrawals or apply your cash value to certain payout options or if you purchase a Variable Immediate Annuity payout option. Charges designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state, may also apply.



------------------------------------------------------------------------------------------------------------------------------------
 CHARGES WE DEDUCT FROM YOUR ACCOUNT VALUE AT THE TIME YOU REQUEST CERTAIN TRANSACTIONS
------------------------------------------------------------------------------------------------------------------------------------
Maximum withdrawal charge as a percentage of contributions            ACCUMULATOR(R) ACCUMULATOR(R)   ACCUMULATOR(R)  ACCUMULATOR(R)
withdrawn (deducted if you surrender your contract or make certain                   PLUS(SM)         ELITE(SM)       SELECT(SM)
withdrawals or apply your cash value to certain payout options).(1)
                                                                      7.00%          8.00%            8.00%           N/A
------------------------------------------------------------------------------------------------------------------------------------
Charge if you elect a variable payout option upon annuitization
(which is described in a separate prospectus for that option)                $350 (for all Accumulator(R) Series contracts)
------------------------------------------------------------------------------------------------------------------------------------

The next table describes the fees and expenses that you will pay periodically during the time that you own the contract, not including the underlying trust portfolio fees and expenses.


------------------------------------------------------------------------------------------------------------------------------------
CHARGES WE DEDUCT FROM YOUR ACCOUNT VALUE ON EACH CONTRACT DATE ANNIVERSARY
------------------------------------------------------------------------------------------------------------------------------------
Maximum annual administrative charge(2)
   If your account value on a contract date anniversary is less
   than $50,000(3)                                                    $30
   If your account value on a contract date anniversary is
   $50,000 or more                                                    $0
------------------------------------------------------------------------------------------------------------------------------------
CHARGES WE DEDUCT FROM YOUR VARIABLE INVESTMENT OPTIONS EXPRESSED AS AN
ANNUAL PERCENTAGE OF DAILY NET ASSETS
------------------------------------------------------------------------------------------------------------------------------------
SEPARATE ACCOUNT ANNUAL EXPENSES:                                     ACCUMULATOR(R) ACCUMULATOR(R)   ACCUMULATOR(R)  ACCUMULATOR(R)
                                                                                     PLUS(SM)         ELITE(SM)       SELECT(SM)
Mortality and expense risks(4)                                        0.80%          0.95%            1.10%           1.10%
Administrative                                                        0.30%          0.35%            0.30%           0.25%
Distribution                                                          0.20%          0.25%            0.25%           0.35%
                                                                      -----          -----            -----           -----
Total Separate account annual expenses                                1.30%          1.55%            1.65%           1.70%
------------------------------------------------------------------------------------------------------------------------------------
CHARGES WE DEDUCT FROM YOUR ACCOUNT VALUE EACH YEAR IF YOU ELECT ANY OF THE FOLLOWING OPTIONAL BENEFITS
------------------------------------------------------------------------------------------------------------------------------------
GUARANTEED MINIMUM DEATH BENEFIT CHARGE (Calculated as a
percentage of the applicable benefit base. Deducted annually(2) on each contract date anniversary for which the benefit is in effect.)
   Standard death benefit and GWBL Standard death benefit             No Charge
   Annual Ratchet to age 85                                           0.25%
   Greater of 6-1/2% Roll-Up to age 85 or Annual Ratchet to age 85    0.80%(5)

    If you elect to reset this benefit base, if applicable, we
    reserve the right to increase your charge up to:                  0.95%

   Greater of 6% Roll-Up to age 85 or Annual Ratchet to age 85        0.65%(5)

    If you elect to reset this benefit base, if applicable, we
    reserve the right to increase your charge up to:                  0.80%

   Greater of 3% Roll-Up to age 85 or Annual Ratchet to age 85        0.65%
   GWBL Enhanced death benefit                                        0.30%
------------------------------------------------------------------------------------------------------------------------------------


                                                                    Fee table 13

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
------------------------------------------------------------------------------------------------------------------------------------
PRINCIPAL GUARANTEE BENEFITS CHARGE (Calculated as a percent-
age of the account value. Deducted annually(2) on each contract date anniversary for which the benefit is in effect.)

   100% Principal guarantee benefit                                   0.50%

   125% Principal guarantee benefit                                   0.75%
------------------------------------------------------------------------------------------------------------------------------------
GUARANTEED MINIMUM INCOME BENEFIT CHARGE (Calculated as
a percentage of the applicable benefit base. Deducted annually(2) on each contract date anniversary for which the benefit is in effect.)

If you elect the Guaranteed minimum income benefit that includes
the 6-1/2% Roll-Up benefit base                                       0.80%(5)

   If you elect to reset this benefit base, we reserve the right to
   increase your charge up to:                                        1.10%

If you elect the Guaranteed minimum income benefit that includes
the 6% Roll-Up benefit base                                           0.65%(5)

   If you elect to reset this Roll-Up benefit base, we reserve the
   right to increase your charge up to:                               0.95%
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS ENHANCEMENT BENEFIT CHARGE (Calculated as a per-
centage of the account value. Deducted annually(2) on each contract
date anniversary for which the benefit is in effect.)                 0.35%
------------------------------------------------------------------------------------------------------------------------------------
GUARANTEED WITHDRAWAL BENEFIT FOR LIFE BENEFIT CHARGE                 0.65% for the Single Life option
(Calculated as a percentage of the GWBL benefit base. Deducted        0.80% for the Joint Life option
annually(2) on each contract date anniversary.)

If your GWBL benefit base ratchets, we reserve the right to increase
your charge up to:                                                    0.80% for the Single Life option
                                                                      0.95% for the Joint Life option

Please see "Guaranteed withdrawal benefit for life ("GWBL")" in "Contract features and benefits" for more information about this feature, including its benefit base and the Annual Ratchet provision, and "Guaranteed withdrawal benefit for life benefit charge" in "Charges and expenses," both later in this Prospectus.

------------------------------------------------------------------------------------------------------------------------------------
NET LOAN INTEREST CHARGE - ROLLOVER TSA CONTRACTS ONLY (Cal-
culated and deducted daily as a percentage of the outstanding loan
amount.)                                                              2.00%(6)
------------------------------------------------------------------------------------------------------------------------------------

You also bear your proportionate share of all fees and expenses paid by a "Portfolio" that corresponds to any variable investment option you are using. This table shows the lowest and highest total operating expenses charged by any of the Portfolios that you will pay periodically during the time that you own the contract. These fees and expenses are reflected in the Portfolio's net asset value each day. Therefore, they reduce the investment return of the Portfolio and the related variable investment option. Actual fees and expenses are likely to fluctuate from year to year. More detail concerning each Portfolio's fees and expenses is contained in the Trust prospectus for the Portfolio.

------------------------------------------------------------------------------------------------------------------------------------
PORTFOLIO OPERATING EXPENSES EXPRESSED AS AN ANNUAL PERCENTAGE OF DAILY NET ASSETS
------------------------------------------------------------------------------------------------------------------------------------
Total Annual Portfolio Operating Expenses for 2009 (expenses that are deducted     Lowest     Highest
from Portfolio assets including management fees, 12b-1 fees, service fees, and/or  -----      -------
other expenses)(7)                                                                 0.64%      1.48%




14 Fee table

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Notes:

(1) Deducted upon a withdrawal of amounts in excess of the 10% free withdrawal amount, if applicable:


     The withdrawal charge percentage we use is determined by the     Contract                   Accumulator(R)     Accumulator(R)
     contract year in  which you make the withdrawal or surrender     Year        Accumulator(R)    Plus(SM)           Elite(SM)
     your contract. For each contribution, we consider the contract   1..........     7.00%           8.00%              8.00%
     year in which we receive that contribution to be "contract       2..........     7.00%           8.00%              7.00%
     year 1")                                                         3..........     6.00%           7.00%              6.00%
                                                                      4..........     6.00%           7.00%              5.00%
                                                                      5..........     5.00%           6.00%              0.00%
                                                                      6..........     3.00%           5.00%              0.00%
                                                                      7..........     1.00%           4.00%              0.00%
                                                                      8..........     0.00%           3.00%              0.00%
                                                                      9+.........     0.00%           0.00%              0.00%

(2) If the contract is surrendered or annuitized or a death benefit is paid on any date other than the contract date anniversary, we will deduct a pro rata portion of the charge for that year.

(3) During the first two contract years this charge, if applicable, is equal to the lesser of $30 or 2% of your account value. Thereafter, the charge, if applicable, is $30 for each contract year.

(4) These charges compensate us for certain risks we assume and expenses we incur under the contract. We expect to make a profit from these charges. For Accumulator(R) Plus(SM) contracts, the charges also compensate us for the expense associated with the credit.

(5) We reserve the right to increase this charge if you elect to reset your Roll-Up benefit base on any contract date anniversary. See both "Guaranteed minimum death benefit charge" and "Guaranteed minimum income benefit charge" in "Charges and expenses" later in this Prospectus.

(6) We charge interest on loans under Rollover TSA contracts but also credit you interest on your loan reserve account. Our net loan interest charge is determined by the excess between the interest rate we charge over the interest rate we credit. See "Loans under Rollover TSA contracts" later in this Prospectus for more information on how the loan interest is calculated and for restrictions that may apply.


(7) "Total Annual Portfolio Operating Expenses" are based, in part, on estimated amounts for options added during the fiscal year 2009 and for the underlying portfolios. In addition, the "Lowest" represents the total annual operating expenses of the EQ/Equity 500 Index Portfolio. The "Highest" represents the total annual operating expenses of the Multimanager Technology Portfolio.



EXAMPLES


These examples are intended to help you compare the cost of investing in the contract with the cost of investing in other variable annuity contracts. These costs include contract owner transaction expenses, contract fees, separate account annual expenses, and underlying trust fees and expenses (including the underlying portfolio fees and expenses).


The examples below show the expenses that a hypothetical contract owner (who has elected the enhanced death benefit that provides for the Greater of 6-1/2% Roll-Up to age 85 or Annual Ratchet to age 85 and the Earnings enhancement benefit with the Guaranteed minimum income benefit) would pay in the situations illustrated. These examples use an average annual administrative charge based on the charges paid in 2009, which results in an estimated administrative charge calculated as a percentage of contract value, as follows: Accumulator(R) 0.015%; Accumulator(R) Plus(SM) 0.013%; Accumulator(R) Elite(SM) 0.010%; and Accumulator(R) Select(SM) 0.009%.


The fixed maturity options, guaranteed interest option, the account for special dollar cost averaging (if applicable under your contract) and the account for special money market dollar cost averaging (if applicable under your contract) are not covered by these examples. However, the annual administrative charge, the withdrawal charge (if applicable under your contract), the charge for any optional benefits and the charge if you elect a Variable Immediate Annuity payout option do apply to the fixed maturity options, guaranteed interest option, the account for special dollar cost averaging (if applicable under your contract) and the account for special money market dollar cost averaging (if applicable under your contract). A market value adjustment (up or down) may apply as a result of a withdrawal, transfer, or surrender of amounts from a fixed maturity option.


The examples assume that you invest $10,000 in the contract for the time periods indicated, and that your investment has a 5% return each year. The example for Accumulator(R) Plus(SM) contracts assumes a 4% credit was applied to your contribution. Other than the administrative charge (which is described immediately above), the examples also assume maximum contract charges that would apply based on a 5% rate of return and total annual expenses of the Portfolios (before expense limitations) set forth in the previous charts. These examples should not be considered a representation of past or future expenses for each option. Actual expenses may be greater or less than those shown. Similarly, the annual rate of return assumed in the examples is not an estimate or guarantee of future investment performance. Although your actual costs may be higher or lower, based on these assumptions your costs would be:





                                                                  Fee table   15


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
-----------------------------------------------------------------------------------------------------------------------------------
                                                                        ACCUMULATOR(R)
-----------------------------------------------------------------------------------------------------------------------------------
                                        IF YOU SURRENDER YOUR CONTRACT AT THE        IF YOU ANNUITIZE AT THE END OF THE
                                          END OF THE APPLICABLE TIME PERIOD                APPLICABLE TIME PERIOD
-----------------------------------------------------------------------------------------------------------------------------------
                                       1 YEAR    3 YEARS    5 YEARS    10 YEARS    1 YEAR    3 YEARS    5 YEARS    10 YEARS
-----------------------------------------------------------------------------------------------------------------------------------
(a) assuming maximum fees and
    expenses of any of the Portfolios  $1,201    $2,135     $3,117      $5,550     N/A       $2,135     $3,117      $5,550
(b) assuming minimum fees and
    expenses of any of the Portfolio   $1,112    $!,877     $2,699     $4,784      N/A       $1,877     $2,699      $4,784
-----------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------
                                              ACCUMULATOR(R)
------------------------------------------------------------------------------------
                                      IF YOU DO NOT SURRENDER YOUR CONTRACT AT
                                       THE END OF THE APPLICABLE TIME PERIOD
------------------------------------------------------------------------------------
                                      1 YEAR    3 YEARS    5 YEARS    10 YEARS
------------------------------------------------------------------------------------
(a) assuming maximum fees and
    expenses of any of the Portfolios  $501     $1,535     $2,617     $5,550
(b) assuming minimum fees and
    expenses of any of the Portfolios  $412     $1,277     $2,199     $4,784
------------------------------------------------------------------------------------




-----------------------------------------------------------------------------------------------------------------------------------
                                                                    ACCUMULATOR(R) PLUS(SM)
-----------------------------------------------------------------------------------------------------------------------------------
                                        IF YOU SURRENDER YOUR CONTRACT AT THE        IF YOU ANNUITIZE AT THE END OF THE
                                          END OF THE APPLICABLE TIME PERIOD                APPLICABLE TIME PERIOD
-----------------------------------------------------------------------------------------------------------------------------------
                                       1 YEAR    3 YEARS    5 YEARS    10 YEARS    1 YEAR    3 YEARS    5 YEARS    10 YEARS
-----------------------------------------------------------------------------------------------------------------------------------
(a) assuming maximum fees and
    expenses of any of the Portfolios  $1,341     $2,354     $3,411      $5,915     N/A       $2,354     $3,411      $5,915
(b) assuming minimum fees and
    expenses of any of the Portfolios  $1,249     $2,087     $2,980      $5,136     N/A       $2,087     $2,980      $5,136
-----------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------
                                             ACCUMULATOR(R) PLUS(SM)
------------------------------------------------------------------------------------
                                      IF YOU DO NOT SURRENDER YOUR CONTRACT AT
                                       THE END OF THE APPLICABLE TIME PERIOD
------------------------------------------------------------------------------------
                                       1 YEAR    3 YEARS    5 YEARS    10 YEARS
------------------------------------------------------------------------------------
(a) assuming maximum fees and
    expenses of any of the Portfolios   $541     $1,654     $2,811     $5,915
(b) assuming minimum fees and
    expenses of any of the Portfolios   $449     $1,387     $2,380     $5,136
------------------------------------------------------------------------------------




-----------------------------------------------------------------------------------------------------------------------------------
                                                                     ACCUMULATOR(R) ELITE(SM)
-----------------------------------------------------------------------------------------------------------------------------------
                                        IF YOU SURRENDER YOUR CONTRACT AT THE        IF YOU ANNUITIZE AT THE END OF THE
                                          END OF THE APPLICABLE TIME PERIOD                APPLICABLE TIME PERIOD
-----------------------------------------------------------------------------------------------------------------------------------
                                       1 YEAR    3 YEARS    5 YEARS    10 YEARS    1 YEAR    3 YEARS    5 YEARS    10 YEARS
-----------------------------------------------------------------------------------------------------------------------------------
(a) assuming maximum fees and
    expenses of any of the Portfolios  $1,337     $2,240     $2,784      $5,845     N/A       $2,240     $2,784      $5,845
(b) assuming minimum fees and
    expenses of any of the Portfolios  $1,249     $1,984     $2,373      $5,107     N/A       $1,984     $2,373      $5,107
-----------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------
                                             ACCUMULATOR(R) ELITE(SM)
------------------------------------------------------------------------------------
                                      IF YOU DO NOT SURRENDER YOUR CONTRACT AT
                                       THE END OF THE APPLICABLE TIME PERIOD
------------------------------------------------------------------------------------
                                       1 YEAR    3 YEARS    5 YEARS    10 YEARS
------------------------------------------------------------------------------------
(a) assuming maximum fees and
    expenses of any of the Portfolios   $537     $1,640     $2,784     $5,845
(b) assuming minimum fees and
    expenses of any of the Portfolios   $449     $1,384     $2,373     $5,107
------------------------------------------------------------------------------------




-----------------------------------------------------------------------------------------------------------------------------------
                                                          ACCUMULATOR(R) SELECT(SM)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                     IF YOU SURRENDER OR DO NOT SURRENDER YOUR
                                     IF YOU ANNUITIZE AT THE END OF THE APPLICABLE     CONTRACT AT THE END OF THE APPLICABLE
                                                      TIME PERIOD                                  TIME PERIOD
-----------------------------------------------------------------------------------------------------------------------------------
                                        1 YEAR     3 YEARS     5 YEARS    10 YEARS     1 YEAR     3 YEARS     5 YEARS     10 YEARS
-----------------------------------------------------------------------------------------------------------------------------------
(a) assuming maximum fees and
    expenses of any of the Portfolios   N/A        $2,005      $3,158      $6,236      $542       $1,655      $2,808      $5,886
(b) assuming minimum fees and
    expenses of any of the Portfolios   N/A        $1,749      $2,747      $5,502      $454       $1,399      $2,397      $5,152
-----------------------------------------------------------------------------------------------------------------------------------


For information on how your contract works under certain hypothetical circum-stances, please see Appendix V at the end of this Prospectus.


CONDENSED FINANCIAL INFORMATION

Please see Appendix I at the end of this Prospectus for the unit values and the number of units outstanding as of the end of the periods shown for each of the variable investment options available as of December 31, 2009.


16 Fee table

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1. Contract features and benefits


--------------------------------------------------------------------------------

HOW YOU CAN CONTRIBUTE TO YOUR CONTRACT

The following table summarizes our current rules regarding contributions to your contract, which rules are subject to change. We can refuse to accept any contribution from you at any time, including after you purchase the contract. We require a minimum contribution amount for each type of owner and contract purchased. Maximum contribution limitations also apply. In some states, our rules may vary. Both the owner and the annuitant named in the contract must meet the issue age requirements shown in the table, and contributions are based on the age of the older of the original owner and annuitant. Additional contributions may not be permitted in your state. Please see Appendix VII later in this Prospectus to see if additional contributions are permitted in your state.

Upon advance notice to you, we may exercise certain rights we have under the contract regarding contributions, including our rights to (i) change minimum and maximum contribution requirements and limitations, and (ii) discontinue acceptance of contributions. Further, we may at any time exercise our rights to limit or terminate your contributions and transfers to any of the variable investment options and to limit the number of variable investment options which you may elect.

--------------------------------------------------------------------------------
We reserve the right to change our current limitations on your contributions and to discontinue acceptance of contributions.
--------------------------------------------------------------------------------

We currently limit aggregate contributions on your contract made after the first contract year to 150% of first-year contributions (the "150% limit"). The 150% limit can be reduced or increased at any time upon advance notice to you. We currently permit aggregate contributions greater than the 150% limit if both: (i) the owner (or joint owner or joint annuitant, if applicable) is age 75 or younger; and (ii) the aggregate contributions in any year after the 150% limit is reached do not exceed 100% of the prior year's contributions. Even if the aggregate contributions on your contract do not exceed the 150% limit, we currently do not accept any contribution if: (i) the aggregate contributions under one or more Accumulator(R) series contracts with the same owner or annuitant would then total more than $1,500,000 ($500,000 for the same owner or annuitant who is age 81 and older at contract issue); or (ii) the aggregate contributions under all AXA Equitable annuity accumulation contracts with the same owner or annuitant would then total more than $2,500,000. We may waive these and other contribution limitations based on certain criteria that we determine, including elected benefits, issue age, aggregate contributions, variable investment option allocations and selling broker-dealer compensation. These and other contribution limitations may not be applicable in your state. Please see Appendix VII later in this Prospectus.

We may accept less than the minimum initial contribution under a contract if an aggregate amount of contracts purchased at the same time by an individual (including spouse) meets the minimum.

--------------------------------------------------------------------------------
The "owner" is the person who is the named owner in the contract and, if an individual, is the measuring life for determining contract benefits. The "annuitant" is the person who is the measuring life for determining the contract's maturity date. The annuitant is not necessarily the contract owner. Where the owner of a contract is non-natural, the annuitant is the measuring life for determining contract benefits.
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
               AVAILABLE
               FOR OWNER
               AND ANNUITANT              MINIMUM
CONTRACT TYPE  ISSUE AGES                 CONTRIBUTIONS                 SOURCE OF CONTRIBUTIONS     LIMITATIONS ON CONTRIBUTIONS(+)
-----------------------------------------------------------------------------------------------------------------------------------
NQ             Accumulator(R)             o Accumulator(R)             o After-tax money.           o Accumulator(R)
               Accumulator(R) Elite(SM)     $5,000 (initial)                                          Accumulator(R) Elite(SM)
               Accumulator(R) Select(SM)                               o Paid to us by check or       Accumulator(R) Select(SM)
               0 through 85               o Accumulator(R) Plus(SM)      transfer of contract value   No additional contributions
                                            Accumulator(R) Elite(SM)     in a tax-deferred exchange   may be made after attain-
               Accumulator(R) Plus(SM)      $10,000 (initial)            under Section 1035 of the    ment of age 86, or if later,
               0 through 80                                              Internal Revenue Code.       the first contract date anni-
                                          o Accumulator(R) Select(SM)                                 versary.*
                                            $25,000 (initial)
                                                                                                    o Accumulator(R) Plus(SM)
                                          o The Accumulator(R) Series                                 No additional contributions
                                            $500 (additional)                                         may be made after attain-
                                                                                                      ment of age 81 or, if later,
                                          o The Accumulator(R) Series                                 the first contract date anni-
                                            $100 monthly and $300                                     versary.*
                                            quarterly under our auto-
                                            matic investment program
                                            (additional)
-----------------------------------------------------------------------------------------------------------------------------------

                                               Contract features and benefits 17

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
-----------------------------------------------------------------------------------------------------------------------------------
               AVAILABLE
               FOR OWNER
               AND ANNUITANT              MINIMUM
CONTRACT TYPE  ISSUE AGES                 CONTRIBUTIONS                 SOURCE OF CONTRIBUTIONS     LIMITATIONS ON CONTRIBUTIONS(+)
-----------------------------------------------------------------------------------------------------------------------------------
Rollover IRA   Accumulator(R)             o Accumulator(R)              o Eligible rollover distri- o Accumulator(R)
               Accumulator(R) Elite(SM)     $5,000 (initial)              butions from 403(b) plans,  Accumulator(R) Elite(SM)
               Accumulator(R) Select(SM)                                  qualified plans, and        Accumulator(R) Select(SM)
               20 through 85              o Accumulator(R) Plus(SM)       governmental employer       No additional contributions
                                            Accumulator(R) Elite(SM)      457(b) plans.               may be made after attain-
               Accumulator(R) Plus(SM)      $10,000 (initial)                                         ment of age 86, or, if later,
               20 through 80                                            o Rollovers from another      the first contract date anni-
                                          o Accumulator(R) Select(SM)     traditional individual      versary.*
                                            $25,000 (initial)             retirement arrangement.
                                                                                                    o Accumulator(R) Plus(SM)
                                          o The Accumulator(R) Series   o Direct custodian-to-        No additional contributions
                                            $ 50 (additional)             custodian transfers from    after attainment of age 81
                                                                          another traditional indi-   or, if later, the first
                                          o $100 monthly and $300         vidual retirement           contract date anniversary.*
                                            quarterly under our auto-     arrangement.
                                            matic investment program                                o Contributions after age 70-1/2
                                            (additional) (subject to    o Regular IRA contributions.  must be net of required
                                            tax  maximums)                                            minimum distributions.
                                                                        o Additional catch-up
                                                                          contributions.            o Although we accept regular
                                                                                                      IRA contributions (limited to
                                                                                                      $5,000) under Rollover IRA
                                                                                                      contracts, we intend that the
                                                                                                      contract be used primarily
                                                                                                      for rollover and direct
                                                                                                      transfer contributions.

                                                                                                    o Additional catch-up contri-
                                                                                                      butions of up to $1,000 per
                                                                                                      calendar year where the
                                                                                                      owner is at least age 50 but
                                                                                                      under age 70-1/2 at any time
                                                                                                      during the calendar year for
                                                                                                      which the contribution is
                                                                                                      made.
-----------------------------------------------------------------------------------------------------------------------------------

18 Contract features and benefits

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
-----------------------------------------------------------------------------------------------------------------------------------
               AVAILABLE
               FOR OWNER
               AND ANNUITANT              MINIMUM
CONTRACT TYPE  ISSUE AGES                 CONTRIBUTIONS                SOURCE OF CONTRIBUTIONS      LIMITATIONS ON CONTRIBUTIONS(+)
-----------------------------------------------------------------------------------------------------------------------------------
Roth           Accumulator(R)             o Accumulator(R)             o Rollovers from another     o Accumulator(R)
Conversion     Accumulator(R) Elite(SM)     $5,000 (initial)             Roth IRA.                    Accumulator(R) Elite(SM)
IRA            Accumulator(R) Select(SM)                                                              Accumulator(R) Select(SM)
               20 through 85              o Accumulator(R) Plus(SM)    o Rollovers from a "desig-     No additional contributions
                                            Accumulator(R) Elite(SM)     nated Roth contribution      may be made after attain-
               Accumulator(R) Plus(SM)      $10,000 (initial)            account" under a 401(k)      ment of age 86, or, if later,
               20 through 80                                             plan or 403(b) plan.         the first contract date anni-
                                          o Accumulator(R) Select(SM)                                 versary.*
                                            $25,000 (initial)          o Conversion rollovers from
                                                                         a traditional IRA or other o Accumulator(R) Plus(SM)
                                          o The Accumulator(R) Series    eligible retirement plan.    No additional contributions
                                            $50 (additional)                                          may be made after attain-
                                                                       o Direct transfers from        ment of age 81 or, if later,
                                          o $100 monthly and $300        another Roth IRA.            the first contract date anni-
                                            quarterly under our auto-                                 versary.*
                                            matic investment program   o Regular Roth IRA
                                            (additional) (subject to     contributions.             o Conversion rollovers after
                                            tax maximums)                                             age 70-1/2 must be net of
                                                                       o Additional catch-up          required minimum distribu-
                                                                         contributions.               tions for the traditional IRA
                                                                                                      or other eligible retirement
                                                                                                      plan which is the source of
                                                                                                      the conversion rollover.

                                                                                                    o Although we accept regular
                                                                                                      Roth IRA contributions (lim-
                                                                                                      ited to $5,000) under Roth
                                                                                                      IRA contracts, we intend
                                                                                                      that the contract be used
                                                                                                      primarily for rollover and
                                                                                                      direct transfer contributions.

                                                                                                    o Additional catch-up contri-
                                                                                                      butions of up to $1,000 per
                                                                                                      calendar year where the
                                                                                                      owner is at least age 50 at
                                                                                                      any time during the calendar
                                                                                                      year for which the contribu-
                                                                                                      tion is made.
-----------------------------------------------------------------------------------------------------------------------------------


                                               Contract features and benefits 19

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
-----------------------------------------------------------------------------------------------------------------------------------
                 AVAILABLE
                 FOR OWNER
                 AND ANNUITANT             MINIMUM
CONTRACT TYPE    ISSUE AGES                CONTRIBUTIONS                SOURCE OF CONTRIBUTIONS     LIMITATIONS ON CONTRIBUTIONS(+)
-----------------------------------------------------------------------------------------------------------------------------------
Rollover TSA**   Accumulator(R)            o Accumulator(R)             o With documentation of     o Accumulator(R)
                 Accumulator(R) Elite(SM)    $5,000 (initial)             employer or plan approval   Accumulator(R) Elite(SM)
                 Accumulator(R) Select(SM)                                and limited to pre-tax      Accumulator(R) Select(SM)
                 20 through 85             o Accumulator(R) Plus(SM)      funds, direct plan-to-plan  No additional contributions
                                             Accumulator(R) Elite(SM)     transfers from another      may be made after attain-
                 Accumulator(R) Plus(SM)     $10,000 (initial)            403(b) plan or contract     ment of age 86, or, if later,
                 20 through 80                                            exchanges from another      the first contract date anni-
                                           o Accumulator(R) Select(SM)    403(b) contract under the   versary.*
                                             $25,000 (initial)            same plan.
                                                                                                    o Accumulator(R) Plus(SM)
                                           o The Accumulator(R) Series  o With documentation of       No additional contributions
                                             $500 (additional)            employer or plan approval,  may be made after attain-
                                                                          and limited to pre-tax      ment of age 81 or, if later,
                                                                          funds, eligible rollover    the first contract date anni-
                                                                          distributions from other    versary.*
                                                                          403(b) plans, qualified
                                                                          plans, governmental       o Contributions after age 70-1/2
                                                                          employer 457(b) plans or    must be net of any required
                                                                          traditional IRAs.           minimum distributions.

                                                                                                    o We do not accept employer-
                                                                                                      remitted contributions.

                                                                                                    o We do not accept after-tax
                                                                                                      contributions, including des-
                                                                                                      ignated Roth contributions.

See Appendix IX at the end of this Prospectus for a discussion of TSA contracts.
-----------------------------------------------------------------------------------------------------------------------------------
QP               Accumulator(R)            o Accumulator(R)             o Only transfer contribu-   o A separate QP contract must
(Accumulator(R), Accumulator(R) Elite(SM)    $5,000 (initial)             tions from other invest-    be established for each plan
Accumulator(R)   20 through 75                                            ments within an existing    participant.
Plus(SM) and                               o Accumulator(R) Plus(SM)      qualified plan trust.
Accumulator(R)   Accumulator(R) Plus(SM)     Accumulator(R) Elite(SM)                               o We do not accept regular
Elite(SM)        20 through 70               $10,000 (initial)          o the plan must be quali-     ongoing payroll contribu-
contracts only)                                                           fied under Section 401(a)   tions or contributions
                                           o The Accumulator(R) Series    of the Internal Revenue     directly from the employer.
                                             $500 (additional)            Code.
                                                                                                    o Only one additional transfer
                                                                        o For 401(k) plans, tran-     contribution may be made
                                                                          ferred contributions may    during a contract year.
                                                                          not include any after-tax
                                                                          contributions, including  o No additional transfer con-
                                                                          designated Roth Contribu-   tributions after participant's
                                                                          tions.                      attainment of age 76 (age
                                                                                                      71 under Accumulator(R)
                                                                                                      Plus(SM) contracts) or, if
                                                                                                      later, the first contract
                                                                                                      date anniversary.

                                                                                                    o Contributions after age 70-1/2
                                                                                                      must be net of any required
                                                                                                      minimum distributions.

See Appendix II at the end of this Prospectus for a discussion of purchase considerations of QP contracts.
-----------------------------------------------------------------------------------------------------------------------------------


20 Contract features and benefits

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
-----------------------------------------------------------------------------------------------------------------------------------
                 AVAILABLE
                 FOR OWNER
                 AND ANNUITANT   MINIMUM
CONTRACT TYPE    ISSUE AGES      CONTRIBUTIONS                 SOURCE OF CONTRIBUTIONS     LIMITATIONS ON CONTRIBUTIONS(+)
-----------------------------------------------------------------------------------------------------------------------------------
Flexible Premium 20 through 70   o $4,000 (initial)            o Regular traditional IRA   o No regular IRA contributions
IRA                                                              contributions.              in the calendar year you turn
(Accumulator(R)                  o $50 (additional)                                          age 70-1/2 and thereafter.
contracts only)                                                o Additional catch-up
                                 o $50 monthly or quarterly      contributions.            o Regular contributions may
                                   under our automatic invest-                               not exceed $5,000.
                                   ment program (additional)   o Eligible rollover
                                   (subject to tax maximums)     distributions from 403(b) o Additional catch-up contri-
                                                                 plans, qualified plans,     butions of up to $1,000 per
                                                                 and governmental            calendar year where the
                                                                 employer 457(b)plans.       owner is at least age 50 but
                                                                                             under age 70-1/2 at any time
                                                               o Rollovers from another      during the calendar year for
                                                                 traditional individual      which the contribution is
                                                                 retirement arrangement.     made.

                                                               o Direct custodian-         o Although we accept rollover
                                                                 to-custodian transfers      and direct transfer contribu-
                                                                 from another traditional    tions under the Flexible
                                                                 individual retirement       Premium IRA contract, we
                                                                 arrangement.                intend that the contract be
                                                                                             used for ongoing regular
                                                                                             contributions.

                                                                                           o No additional contributions
                                                                                             may be made after attain-
                                                                                             ment of age 86.*

                                                                                           o Additional contributions
                                                                                             after age 70-1/2 must be net
                                                                                             of required minimum distri-
                                                                                             butions.
-----------------------------------------------------------------------------------------------------------------------------------

                                               Contract features and benefits 21

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
-----------------------------------------------------------------------------------------------------------------------------------
                  AVAILABLE
                  FOR OWNER
                  AND ANNUITANT  MINIMUM
CONTRACT TYPE     ISSUE AGES     CONTRIBUTIONS                 SOURCE OF CONTRIBUTIONS     LIMITATIONS ON CONTRIBUTIONS(+)
-----------------------------------------------------------------------------------------------------------------------------------
Flexible Premium  20 through 85  o $4,000 (initial)            o Regular Roth IRA          o No additional contributions
Roth IRA                                                         contributions.              may be made after attain-
(Accumulator(R)                  o $50 (additional)                                          ment of age 86, or, if later,
contracts only)                                                o Additional catch-up         the first contract date
                                 o $50 monthly or quarterly      contributions.              anniversary.*
                                   under our automatic invest-
                                   ment program (additional)   o Rollovers from another    o Contributions are subject to
                                   (subject to tax maximums)     Roth IRA.                   income limits and other tax
                                                                                             rules.

                                                               o Rollovers from a "desig-  o Regular Roth IRA contribu-
                                                                 nated Roth contribution     tions may not exceed
                                                                 account" under a 401(k)     $5,000.
                                                                 plan or 403(b) plan.
                                                                                           o Additional catch-up contri-
                                                               o Conversion rollovers from   butions of up to $1,000 per
                                                                 a traditional IRA or        calendar year where the
                                                                 other eligible retirement   owner is at least age 50 at
                                                                 plan.                       any time during the calendar
                                                                                             year for which the contribu-
                                                               o Direct transfers from       tion is made.
                                                                 another Roth IRA.
                                                                                           o Although we accept rollover
                                                               .                             and direct transfer contribu-
                                                                                             tions under the Flexible
                                                                                             Premium Roth IRA contract,
                                                                                             we intend that the contract
                                                                                             be used for ongoing regular
                                                                                             Roth IRA contributions.
-----------------------------------------------------------------------------------------------------------------------------------
Inherited IRA     0 through 70   o Accumulator(R)              o Direct custodian-to-      o Any additional contributions
Beneficiary                        $5,000 (initial)              custodian transfers of      must be from the same type
Continuation                                                     your interest as a death    of IRA of the same deceased
Contract (tradi-                 o Accumulator(R) Elite(SM)      beneficiary of the          owner.
tional IRA or                      $10,000 (initial)             deceased owner's
Roth IRA)                                                        traditional individual    o Non-spousal beneficiary
(Accumulator(R),                 o Accumulator(R) Select(SM)     retirement arrangement      direct rollover contributions
Accumulator(R)                     $25,000 (initial)             or Roth IRA to an IRA of    from qualified plans, 403(b)
Elite(SM) and                                                    the same type.              plans and governmental
Accumulator(R)                   o The Accumulator(R) Series                                 employer 457(b) plans may
Select(SM) contracts               $1,000 (additional)                                       be made to an Inherited IRA
only)                                                                                        contract under specified
                                                                                             circumstances.
-----------------------------------------------------------------------------------------------------------------------------------


+ Additional contributions may not be permitted under certain conditions in your state. Please see Appendix VII later in this Prospectus to see if additional contributions are permitted in your state. If you are participating in a Principal guarantee benefit, contributions will only be permitted for the first six months after the contract is issued and no further contributions will be permitted for the life of the contract. For the Guaranteed withdrawal benefit for life option, additional contributions are not permitted after the later of: (i) the end of the first contract year, and (ii) the date you make your first withdrawal.

*    Please see Appendix VII later in this Prospectus for state variations.

** May not be available from all Selling broker-dealers. Also, Rollover TSA is available only where the employer sponsoring the 403(b) plan currently contributes to one or more other 403(b) annuity contracts issued by AXA Equitable for active plan participants (the purchaser of the Accumulator(R) Series Rollover TSA may also be, but need not be, an owner of the other 403(b) annuity contract).


See "Tax information" later in this Prospectus for a more detailed discussion of sources of contributions and certain contribution limitations. For information on when contributions are credited under your contract see "Dates and prices at which contract events occur" in "More information" later in this Prospectus. Please review your contract for information on contribution limitations.


22 Contract features and benefits

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OWNER AND ANNUITANT REQUIREMENTS

Under NQ contracts, the annuitant can be different from the owner. We do not permit partnerships or limited liability companies to be owners of the Accumulator(R) Select(SM) contract. We also reserve the right to prohibit the availability of the Accumulator(R) Select(SM) contract to other non-natural owners. A joint owner may also be named. Only natural persons can be joint owners. This means that an entity such as a corporation cannot be a joint owner.

For NQ contracts (with a single owner, joint owners, or a non-natural owner) purchased through an exchange that is intended not to be taxable under Section 1035 of the Internal Revenue Code, we permit joint annuitants. We also permit joint annuitants in non-exchange sales if you elect the Guaranteed withdrawal benefit for life on a Joint life basis, and the contract is owned by a non-natural owner. In all cases, the joint annuitants must be spouses.

Under all IRA and Rollover TSA contracts, the owner and annuitant must be the same person. In some cases, an IRA contract may be held in a custodial individual retirement account for the benefit of the individual annuitant. This option may not be available under your contract. See "Inherited IRA beneficiary continuation contract" later in this section for Inherited IRA owner and annuitant requirements.

For the Spousal continuation feature to apply, the spouses must either be joint owners, or, for Single life contracts, the surviving spouse must be the sole primary beneficiary. The determination of spousal status is made under applicable state law. Certain same-sex spouses or civil union partners may not be eligible for tax benefits under federal law and in some circumstances will be required to take post-death distributions that dilute or eliminate the value of the contractual benefit.

Accumulator(R) Plus(SM) and Accumulator(R) Select(SM) contracts are not available for purchase by Charitable Remainder Trusts.

In general, we will not permit a contract to be owned by a minor unless it is pursuant to the Uniform Gifts to Minors Act or the Uniform Transfers to Minors Act in your state.

Under QP contracts, the owner must be the trustee of the qualified plan and the annuitant must be the plan participant/employee. See Appendix II at the end of this Prospectus for more information on QP contracts.

Certain benefits under your contract, as described later in this Prospectus, are based on the age of the owner. If the owner of the contract is not a natural person, these benefits will be based on the age of the annuitant. Under QP contracts, all benefits are based on the age of the annuitant. In this Prospectus, when we use the terms owner and joint owner, we intend these to be references to annuitant and joint annuitant, respectively, if the contract has a non-natural owner. If GWBL is elected, the terms owner and Successor Owner are intended to be references to annuitant and joint annuitant, respectively, if the contract has a non-natural owner. If the contract is jointly owned or is issued to a non-natural owner and the GWBL has not been elected, benefits are based on the age of the older joint owner or older joint annuitant, as applicable.

PURCHASE CONSIDERATIONS FOR A CHARITABLE REMAINDER TRUST

(This section only applies to Accumulator(R) and Accumulator(R) Elite(SM) contracts.)

If you are purchasing the contract to fund a charitable remainder trust and elect either the Guaranteed minimum income benefit ("GMIB") or the Guaranteed withdrawal benefit for life ("GWBL"), or an enhanced death benefit, you should strongly consider "split-funding": that is the trust holds investments in addition to this Accumulator(R) Series contract. Charitable remainder trusts are required to take specific distributions. The charitable remainder trust annual withdrawal requirement may be equal to a percentage of the donated amount or a percentage of the current value of the donated amount. If your Accumulator(R) Series contract is the only source for such distributions, the payments you need to take may significantly reduce the value of those guaranteed benefits. Such amount may be greater than the annual increase in the GMIB, GWBL and/or the enhanced death benefit base and/or greater than the Guaranteed annual withdrawal amount under GWBL. See the discussion of these benefits later in this section.


HOW YOU CAN MAKE YOUR CONTRIBUTIONS

Except as noted below, contributions must be by check drawn on a U.S. bank, in U.S. dollars, and made payable to AXA Equitable. We may also apply contributions made pursuant to an intended Section 1035 tax-free exchange or a direct transfer. We do not accept starter checks or travelers' checks. All checks are subject to our ability to collect the funds. We reserve the right to reject a payment if it is received in an unacceptable form.

For your convenience, we will accept initial and additional contributions by wire transmittal from certain broker-dealers who have agreements with us for this purpose, including circumstances under which such contributions are considered received by us when your order is taken by such broker-dealers. Additional contributions may also be made under our automatic investment program. These methods of payment are discussed in detail in "More information" later in this Prospectus.

--------------------------------------------------------------------------------
The "contract date" is the effective date of a contract. This usually is the business day we receive the properly completed and signed application, along with any other required documents, and your initial contribution. Your contract date will be shown in your contract. The 12 month period beginning on your contract date and each 12 month period after that date is a "contract year."
The end of each 12 month period is your "contract date anniversary." For example, if your contract date is May 1, your contract date anniversary is
April 30.
--------------------------------------------------------------------------------

Your initial contribution must generally be accompanied by a completed application and any other form we need to process the payments. If any information is missing or unclear, we will hold the contribution, whether received via check or wire, in a non-interest bearing suspense account while we try to obtain this information. If we are unable to obtain all of the information we require within five business days after we receive an incomplete application or form, we


                                              Contract features and benefits  23

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will inform the financial professional submitting the application on your behalf. We will then return the contribution to you unless you specifically direct us to keep your contribution until we receive the required information. The contribution will be applied as of the date we receive the missing information.

--------------------------------------------------------------------------------
Our "business day" is generally any day the New York Stock Exchange is open for regular trading and generally ends at 4:00 p.m. Eastern Time (or as of an earlier close of regular trading). A business day does not include a day on which we are not open due to emergency conditions determined by the Securities and Exchange Commission. We may also close early due to such emergency conditions. For more information about our business day and our pricing of transactions, please see "Dates and prices at which contract events occur."
--------------------------------------------------------------------------------


WHAT ARE YOUR INVESTMENT OPTIONS UNDER THE CONTRACT?

You can choose from among the variable investment options, the guaranteed interest option, the fixed maturity options and the account for special dollar cost averaging (for Accumulator(R) and Accumulator(R) Elite(SM) contracts) or the account for special money market dollar cost averaging (for Accumulator(R) Plus(SM) and Accumulator(R) Select(SM) contracts).


If you elect the 100% Principal guarantee benefit, the Guaranteed withdrawal benefit for life or the Guaranteed minimum income benefit without the Greater of 6-1/2% (or 6%) Roll-Up to age 85 or Annual Ratchet to age 85 enhanced death benefit, your investment options will be limited to the guaranteed interest option, the account for special dollar cost averaging (for Accumulator(R) and Accumulator(R) Elite(SM) contracts) or the account for special money market dollar cost averaging (for Accumulator(R) Plus(SM) and Accumulator(R) Select(SM) contracts) and the following variable investment options: the AXA Allocation Portfolios and the EQ/Franklin Templeton Allocation Portfolio ("permitted variable investment options").


If you elect the 125% Principal guarantee benefit, your investment options will be limited to the guaranteed interest option, the account for special dollar cost averaging (for Accumulator(R) and Accumulator(R) Elite(SM) contracts) or the account for special money market dollar cost averaging (for Accumulator(R) Plus(SM) and Accumulator(R) Select(SM) contracts) and the AXA Moderate Allocation Portfolio.


VARIABLE INVESTMENT OPTIONS

Your investment results in any one of the variable investment options will depend on the investment performance of the underlying portfolios. You can lose your principal when investing in the variable investment options. In periods of poor market performance, the net return, after charges and expenses, may result in negative yields, including for the EQ/Money Market variable investment option. Listed below are the currently available Portfolios, their investment objectives and their advisers. We may, at any time, exercise our rights to limit or terminate your contributions and allocations to any of the variable investment options and to limit the number of variable investment options which you may elect.



24  Contract features and benefits

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PORTFOLIOS OF THE TRUSTS


The AXA Allocation Portfolios and the EQ/Franklin Templeton Allocation Portfolio offer contract owners a convenient opportunity to invest in other portfolios that are managed and have been selected for inclusion in the AXA Allocation Portfolios and the EQ/Franklin Templeton Allocation Portfolio by AXA Equitable. AXA Advisors, LLC, an affiliated broker-dealer of AXA Equitable, may promote the benefits of such Portfolios to contract owners and/or suggest, incidental to the sale of the contract, that contract owners consider whether allocating some or all of their account value to such Portfolios is consistent with their desired investment objectives. In doing so, AXA Equitable, and/or its affiliates, may be subject to conflicts of interest insofar as AXA Equitable may derive greater revenues from the AXA Allocation Portfolios and the EQ/ Franklin Templeton Allocation Portfolio than certain other Portfolios available to you under your contract. In addition, due to the relative diversification of the underlying portfolios covering various asset classes and categories, the AXA Allocation Portfolios and the EQ/Franklin Templeton Allocation Portfolio may enable AXA Equitable to more efficiently manage AXA Equitable's financial risks associated with certain guaranteed features including those optional benefits that restrict allocations to the AXA Allocation Portfolios and the EQ/Franklin Templeton Allocation Portfolio. Please see "Allocating your contributions" in "Contract features and benefits" for more information about your role in managing your allocations.

AXA Equitable serves as the investment manager of the Portfolios of AXA Premier VIP Trust and EQ Advisors Trust. For some Portfolios, AXA Equitable has entered into sub-advisory agreements with investment advisers (the "sub-advisers") to carry out the day-to-day investment decisions for the Portfolios. As such, AXA Equitable oversees the activities of the sub-advisers with respect to the Trusts and is responsible for retaining or discontinuing the services of those sub-advisers. The chart below indicates the sub-adviser(s) for each Portfolio, if any. The chart below also shows the currently available Portfolios and their investment objectives.



-----------------------------------------------------------------------------------------------------------------------------------
AXA PREMIER VIP TRUST --
CLASS B SHARES                                                                           INVESTMENT MANAGER (OR SUB-ADVISER(S), AS
PORTFOLIO NAME                OBJECTIVE                                                  APPLICABLE)
-----------------------------------------------------------------------------------------------------------------------------------
AXA AGGRESSIVE ALLOCATION     Seeks long-term capital appreciation.                      o AXA Equitable
-----------------------------------------------------------------------------------------------------------------------------------
AXA CONSERVATIVE ALLOCATION   Seeks a high level of current income.                      o AXA Equitable
-----------------------------------------------------------------------------------------------------------------------------------
AXA CONSERVATIVE-PLUS         Seeks current income and growth of capital, with a         o AXA Equitable
 ALLOCATION                   greater emphasis on current income.
-----------------------------------------------------------------------------------------------------------------------------------
AXA MODERATE ALLOCATION       Seeks long-term capital appreciation and current income.   o AXA Equitable
-----------------------------------------------------------------------------------------------------------------------------------
AXA MODERATE-PLUS             Seeks long-term capital appreciation and current income,   o AXA Equitable
 ALLOCATION                   with a greater emphasis on capital appreciation.
-----------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER AGGRESSIVE       Seeks long-term growth of capital.                         o AllianceBernstein L.P.
 EQUITY                                                                                  o AXA Equitable
                                                                                         o ClearBridge Advisors, LLC
                                                                                         o Legg Mason Capital Management, Inc.
                                                                                         o Marsico Capital Management, LLC
-----------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER CORE BOND        Seeks a balance of high current income and capital         o BlackRock Financial Management, Inc.
                              appreciation, consistent with a prudent level of risk.     o Pacific Investment Management Company
                                                                                           LLC
                                                                                         o SSgA Funds Management, Inc.
-----------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER INTERNATIONAL    Seeks long-term growth of capital.                         o AllianceBernstein L.P.
 EQUITY                                                                                  o AXA Equitable
                                                                                         o BlackRock Investment Management, LLC
                                                                                         o JPMorgan Investment Management Inc.
                                                                                         o Marsico Capital Management, LLC
-----------------------------------------------------------------------------------------------------------------------------------


                                               Contract features and benefits 25

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
-----------------------------------------------------------------------------------------------------------------------------------
AXA PREMIER VIP TRUST --
CLASS B SHARES                                                                          INVESTMENT MANAGER (OR SUB-ADVISER(S), AS
PORTFOLIO NAME               OBJECTIVE                                                  APPLICABLE)
-----------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER LARGE CAP       Seeks long-term growth of capital.                         o AllianceBernstein L.P.
 CORE EQUITY                                                                            o AXA Equitable
                                                                                        o Janus Capital Management LLC
                                                                                        o Thornburg Investment Management, Inc.
-----------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER LARGE CAP       Seeks long-term growth of capital.                         o Goodman & Co. NY Ltd.
 GROWTH*                                                                                o SSgA Funds Management, Inc.
                                                                                        o T. Rowe Price Associates, Inc.
                                                                                        o Westfield Capital Management Company, L.P.
-----------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER LARGE CAP       Seeks long-term growth of capital.                         o AllianceBernstein L.P.
 VALUE                                                                                  o AXA Equitable
                                                                                        o Institutional Capital LLC
                                                                                        o MFS Investment Management
-----------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER MID CAP         Seeks long-term growth of capital.                         o AllianceBernstein L.P.
 GROWTH                                                                                 o AXA Equitable
                                                                                        o BlackRock Investment Management, LLC
                                                                                        o Franklin Advisers, Inc.
                                                                                        o Wellington Management Company, LLP
-----------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER MID CAP VALUE   Seeks long-term growth of capital.                         o AXA Equitable
                                                                                        o AXA Rosenberg Investment Management LLC
                                                                                        o BlackRock Investment Management, LLC
                                                                                        o Tradewinds Global Investors, LLC
                                                                                        o Wellington Management Company, LLP
-----------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER MULTI-SECTOR    Seeks high total return through a combination of current   o Pacific Investment Management Company
 BOND                        income and capital appreciation.                             LLC
                                                                                        o Post Advisory Group, LLC
                                                                                        o SSgA Funds Management, Inc.
-----------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER SMALL CAP       Seeks long-term growth of capital.                         o AXA Equitable
 GROWTH                                                                                 o BlackRock Investment Management, LLC
                                                                                        o Eagle Asset Management, Inc.
                                                                                        o Wells Capital Management Inc.
-----------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER SMALL CAP       Seeks long-term growth of capital.                         o AXA Equitable
 VALUE                                                                                  o BlackRock Investment Management, LLC
                                                                                        o Franklin Advisory Services, LLC
                                                                                        o Pacific Global Investment Management
                                                                                          Company
-----------------------------------------------------------------------------------------------------------------------------------


26 Contract features and benefits

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
-----------------------------------------------------------------------------------------------------------------------------------
AXA PREMIER VIP TRUST --
CLASS B SHARES                                                                           INVESTMENT MANAGER (OR SUB-ADVISER(S), AS
PORTFOLIO NAME               OBJECTIVE                                                   APPLICABLE)
-----------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER TECHNOLOGY      Seeks long-term growth of capital.                          o AXA Equitable
                                                                                         o RCM Capital Management LLC
                                                                                         o SSgA Funds Management, Inc.
                                                                                         o Wellington Management Company, LLP
-----------------------------------------------------------------------------------------------------------------------------------
EQ ADVISORS TRUST --
CLASS IB SHARES                                                                          INVESTMENT MANAGER (OR SUB-ADVISER(S), AS
PORTFOLIO NAME               OBJECTIVE                                                   APPLICABLE)
-----------------------------------------------------------------------------------------------------------------------------------
EQ/ALLIANCEBERNSTEIN         Seeks to achieve long-term growth of capital.               o AllianceBernstein L.P.
 INTERNATIONAL
-----------------------------------------------------------------------------------------------------------------------------------
EQ/ALLIANCEBERNSTEIN SMALL   Seeks to achieve long-term growth of capital.               o AllianceBernstein L.P.
 CAP GROWTH
-----------------------------------------------------------------------------------------------------------------------------------
EQ/AXA FRANKLIN SMALL CAP    Seeks to achieve long-term total return.                    o AXA Equitable
 VALUE CORE                                                                              o BlackRock Investment Management, LLC
                                                                                         o Franklin Advisory Services, LLC
-----------------------------------------------------------------------------------------------------------------------------------
EQ/BLACKROCK BASIC VALUE     Seeks to achieve capital appreciation and secondarily,      o BlackRock Investment Management, LLC
 EQUITY                      income.
-----------------------------------------------------------------------------------------------------------------------------------
EQ/BLACKROCK INTERNATIONAL   Seeks to provide current income and long-term growth of     o BlackRock International Limited
 VALUE                       income, accompanied by growth of capital.
-----------------------------------------------------------------------------------------------------------------------------------
EQ/BOSTON ADVISORS EQUITY    Seeks a combination of growth and income to achieve an      o Boston Advisors, LLC
 INCOME                      above-average and consistent total return.
-----------------------------------------------------------------------------------------------------------------------------------
EQ/CALVERT SOCIALLY          Seeks to achieve long-term capital appreciation.            o Bridgeway Capital Management, Inc.
 RESPONSIBLE                                                                             o Calvert Asset Management Company, Inc.
-----------------------------------------------------------------------------------------------------------------------------------
EQ/CAPITAL GUARDIAN GROWTH   Seeks to achieve long-term growth of capital.               o Capital Guardian Trust Company
-----------------------------------------------------------------------------------------------------------------------------------
EQ/CAPITAL GUARDIAN          Seeks to achieve long-term growth of capital.               o Capital Guardian Trust Company
 RESEARCH
-----------------------------------------------------------------------------------------------------------------------------------
EQ/COMMON STOCK INDEX        Seeks to achieve a total return before expenses that        o AllianceBernstein L.P.
                             approximates the total return performance of the Russell
                             3000 Index, including reinvestment of dividends, at a risk level consistent with that of the Russell 3000 Index.
-----------------------------------------------------------------------------------------------------------------------------------
EQ/CORE BOND INDEX           Seeks to achieve a total return before expenses that        o SSgA Funds Management, Inc.
                             approximates the total return performance of the Barclays
                             Capital U.S. Aggregate Bond Index, including reinvest-
                             ment of dividends, at a risk level consistent with that of the Barclays Capital U.S. Aggregate Bond Index.
-----------------------------------------------------------------------------------------------------------------------------------
EQ/DAVIS NEW YORK VENTURE    Seeks to achieve long-term growth of capital.               o Davis Selected Advisors, L.P.
-----------------------------------------------------------------------------------------------------------------------------------
EQ/EQUITY 500 INDEX          Seeks to achieve a total return before expenses that        o AllianceBernstein L.P.
                             approximates the total return performance of the S&P
                             500 Index, including reinvestment of dividends, at a risk
                             level consistent with that of the S&P 500 Index.
-----------------------------------------------------------------------------------------------------------------------------------
EQ/EQUITY GROWTH PLUS        Seeks to achieve long-term growth of capital.               o AXA Equitable
                                                                                         o BlackRock Capital Management, Inc.
                                                                                         o BlackRock Investment Management, LLC
-----------------------------------------------------------------------------------------------------------------------------------


                                               Contract features and benefits 27

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
-----------------------------------------------------------------------------------------------------------------------------------
EQ ADVISORS TRUST --
CLASS IB SHARES                                                                          INVESTMENT MANAGER (OR SUB-ADVISER(S), AS
PORTFOLIO NAME               OBJECTIVE                                                   APPLICABLE)
-----------------------------------------------------------------------------------------------------------------------------------
EQ/FRANKLIN CORE BALANCED    Seeks to maximize income while maintaining prospects        o AXA Equitable
                             for capital appreciation.                                   o BlackRock Investment Management, LLC
                                                                                         o Franklin Advisers, Inc.
-----------------------------------------------------------------------------------------------------------------------------------
EQ/FRANKLIN TEMPLETON        Primarily seeks capital appreciation and secondarily seeks  o AXA Equitable
 ALLOCATION                  income.
-----------------------------------------------------------------------------------------------------------------------------------
EQ/GAMCO MERGERS AND         Seeks to achieve capital appreciation.                      o GAMCO Asset Management, Inc.
 ACQUISITIONS
-----------------------------------------------------------------------------------------------------------------------------------
EQ/GAMCO SMALL COMPANY       Seeks to maximize capital appreciation.                     o GAMCO Asset Management, Inc.
 VALUE
-----------------------------------------------------------------------------------------------------------------------------------
EQ/GLOBAL BOND PLUS          Seeks to achieve capital growth and current income.         o AXA Equitable
                                                                                         o BlackRock Investment Management, LLC
                                                                                         o First International Advisors, LLC
                                                                                         o Wells Capital Management, Inc.
-----------------------------------------------------------------------------------------------------------------------------------
EQ/GLOBAL MULTI-SECTOR       Seeks to achieve long-term capital appreciation.            o AXA Equitable
 EQUITY                                                                                  o BlackRock Investment Management, LLC
                                                                                         o Morgan Stanley Investment Management Inc.
-----------------------------------------------------------------------------------------------------------------------------------
EQ/INTERMEDIATE GOVERNMENT   Seeks to achieve a total return before expenses that        o SSgA Funds Management, Inc.
 BOND INDEX                  approximates the total return performance of the Barclays
                             Capital Intermediate U.S. Government Bond Index, includ-
                             ing reinvestment of dividends, at a risk level consistent
                             with that of the Barclays Capital Intermediate U.S.
                             Government Bond Index.
-----------------------------------------------------------------------------------------------------------------------------------
EQ/INTERNATIONAL CORE PLUS   Seeks to achieve long-term growth of capital.               o AXA Equitable
                                                                                         o BlackRock Investment Management, LLC
                                                                                         o Hirayama Investments, LLC
                                                                                         o Wentworth Hauser and Violich, Inc.
-----------------------------------------------------------------------------------------------------------------------------------
EQ/INTERNATIONAL GROWTH      Seeks to achieve capital appreciation.                      o MFS Investment Management
-----------------------------------------------------------------------------------------------------------------------------------
EQ/JPMORGAN VALUE            Seeks to achieve long-term capital appreciation.            o J.P. Morgan Investment Management Inc.
 OPPORTUNITIES
-----------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP CORE PLUS       Seeks to achieve long-term growth of capital with a sec-    o AXA Equitable
                             ondary objective to seek reasonable current income. For     o BlackRock Investment Management, LLC
                             purposes of this Portfolio, the words "reasonable current   o Institutional Capital LLC
                             income" mean moderate income.
-----------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP GROWTH INDEX    Seeks to achieve a total return before expenses that        o AllianceBernstein L.P.
                             approximates the total return performance of the Russell
                             1000 Growth Index, including reinvestment of dividends
                             at a risk level consistent with that of the Russell 1000
                             Growth Index.
-----------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP GROWTH PLUS     Seeks to provide long-term capital growth.                  o AXA Equitable
                                                                                         o BlackRock Investment Management, LLC
                                                                                         o Marsico Capital Management, LLC
-----------------------------------------------------------------------------------------------------------------------------------


28 Contract features and benefits

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
-----------------------------------------------------------------------------------------------------------------------------------
EQ ADVISORS TRUST --
CLASS IB SHARES                                                                          INVESTMENT MANAGER (OR SUB-ADVISER(S), AS
PORTFOLIO NAME               OBJECTIVE                                                   APPLICABLE)
-----------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP VALUE INDEX     Seeks to achieve a total return before expenses that        o SSgA Funds Management, Inc.
                             approximates the total return performance of the Russell
                             1000 Value Index, including reinvestment of dividends, at
                             a risk level consistent with that of the Russell 1000 Value
                             Index.
-----------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP VALUE PLUS      Seeks to achieve long-term growth of capital.               o AllianceBernstein L.P.
                                                                                         o AXA Equitable
-----------------------------------------------------------------------------------------------------------------------------------
EQ/LORD ABBETT GROWTH AND    Seeks to achieve capital appreciation and growth of         o Lord, Abbett & Co. LLC
 INCOME                      income without excessive fluctuation in market value.
-----------------------------------------------------------------------------------------------------------------------------------
EQ/LORD ABBETT LARGE CAP     Seeks to achieve capital appreciation and growth of         o Lord, Abbett & Co. LLC
 CORE                        income with reasonable risk.
-----------------------------------------------------------------------------------------------------------------------------------
EQ/MID CAP INDEX             Seeks to achieve a total return before expenses that        o SSgA Funds Management, Inc.
                             approximates the total return performance of the S&P
                             Mid Cap 400 Index, including reinvestment of dividends,
                             at a risk level consistent with that of the S&P Mid Cap
                             400 Index.
-----------------------------------------------------------------------------------------------------------------------------------
EQ/MID CAP VALUE PLUS        Seeks to achieve long-term capital appreciation.            o AXA Equitable
                                                                                         o BlackRock Investment Management, LLC
                                                                                         o Wellington Management Company, LLP
-----------------------------------------------------------------------------------------------------------------------------------
EQ/MONEY MARKET              Seeks to obtain a high level of current income, preserve    o The Dreyfus Corporation
                             its assets and maintain liquidity.
-----------------------------------------------------------------------------------------------------------------------------------
EQ/MONTAG & CALDWELL         Seeks to achieve capital appreciation.                      o Montag & Caldwell, Inc.
 GROWTH
-----------------------------------------------------------------------------------------------------------------------------------
EQ/MORGAN STANLEY MID CAP    Seeks to achieve capital growth.                            o Morgan Stanley Investment Management Inc.
 GROWTH**
-----------------------------------------------------------------------------------------------------------------------------------
EQ/MUTUAL LARGE CAP EQUITY   Seeks to achieve capital appreciation, which may            o AXA Equitable
                             occasionally be short-term, and secondarily, income.        o BlackRock Investment Management, LLC
                                                                                         o Franklin Mutual Advisers, LLC
-----------------------------------------------------------------------------------------------------------------------------------
EQ/OPPENHEIMER GLOBAL        Seeks to achieve capital appreciation.                      o OppenheimerFunds, Inc.
-----------------------------------------------------------------------------------------------------------------------------------
EQ/PIMCO ULTRA SHORT BOND    Seeks to generate a return in excess of traditional money   o Pacific Investment Management Company,
                             market products while maintaining an emphasis on              LLC
                             preservation of capital and liquidity.
-----------------------------------------------------------------------------------------------------------------------------------
EQ/QUALITY BOND PLUS         Seeks to achieve high current income consistent with        o AllianceBernstein L.P.
                             moderate risk to capital.                                   o AXA Equitable
                                                                                         o SSgA Funds Management, Inc.
-----------------------------------------------------------------------------------------------------------------------------------
EQ/SMALL COMPANY INDEX       Seeks to replicate as closely as possible (before the       o AllianceBernstein L.P.
                             deduction of Portfolio expenses) the total return of the
                             Russell 2000 Index.
-----------------------------------------------------------------------------------------------------------------------------------
EQ/T. ROWE PRICE GROWTH      Seeks to achieve long-term capital appreciation and         o T. Rowe Price Associates, Inc.
 STOCK                       secondarily, income.
-----------------------------------------------------------------------------------------------------------------------------------


                                               Contract features and benefits 29

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
-----------------------------------------------------------------------------------------------------------------------------------
EQ ADVISORS TRUST --
CLASS IB SHARES                                                                          INVESTMENT MANAGER (OR SUB-ADVISER(S), AS
PORTFOLIO NAME               OBJECTIVE                                                   APPLICABLE)
-----------------------------------------------------------------------------------------------------------------------------------
EQ/TEMPLETON GLOBAL EQUITY   Seeks to achieve long-term capital growth.                  o AXA Equitable
                                                                                         o BlackRock Investment Management, LLC
                                                                                         o Templeton Global Advisors Limited
-----------------------------------------------------------------------------------------------------------------------------------
EQ/UBS GROWTH AND INCOME     Seeks to achieve total return through capital appreciation  o UBS Global Asset Management
                             with income as a secondary consideration.                     (Americas) Inc.
-----------------------------------------------------------------------------------------------------------------------------------
EQ/VAN KAMPEN COMSTOCK       Seeks to achieve capital growth and income.                 o Morgan Stanley Investment Management Inc.
-----------------------------------------------------------------------------------------------------------------------------------
EQ/WELLS FARGO ADVANTAGE     Seeks to achieve long-term capital growth.                  o Wells Capital Management, Inc.
 OMEGA GROWTH***
-----------------------------------------------------------------------------------------------------------------------------------



* Effective on or about September 13, 2010, subject to regulatory approval, interests in the Multimanager Aggressive Equity Portfolio (the "surviving option") will replace interests in the Multimanager Large Cap Growth Portfolio (the "replaced option"). We will move assets from the replaced option into the surviving option on the date of the substitution. The value of your interest in the surviving option will be the same as it was in the replaced option. Also, we will automatically direct any contributions made to the replaced option to the surviving option. An allocation election to the replaced option will be considered as an allocation to the surviving option. You may transfer your account value among the investment options, as usual. Any account value remaining in the replaced option on the substitution date will be transferred to the surviving option. For more information about this substitution and for information on how to transfer your account value, please contact a customer service representative referenced in this Prospectus.

** This is the Portfolio's new name, effective on or about May 1, 2010, subject to regulatory approval. The Portfolio's former name was EQ/Van Kampen Mid Cap Growth.

*** This is the Portfolio's new name, effective on or about May 1, 2010, subject to regulatory approval. The Portfolio's former name was EQ/Evergreen Omega.


YOU SHOULD CONSIDER THE INVESTMENT OBJECTIVES, RISKS, AND CHARGES AND EXPENSES OF THE PORTFOLIOS CAREFULLY BEFORE INVESTING. THE PROSPECTUSES FOR THE TRUSTS CONTAIN THIS AND OTHER IMPORTANT INFORMATION ABOUT THE PORTFOLIOS. THE PROSPECTUSES SHOULD BE READ CAREFULLY BEFORE INVESTING. IN ORDER TO OBTAIN COPIES OF TRUST PROSPECTUSES THAT DO NOT ACCOMPANY THIS PROSPECTUS, YOU MAY CALL ONE OF OUR CUSTOMER SERVICE REPRESENTATIVES AT 1-800-789-7771.


30 Contract features and benefits

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GUARANTEED INTEREST OPTION

The guaranteed interest option is part of our general account and pays interest at guaranteed rates. We discuss our general account under "More information" later in this Prospectus.

We assign an interest rate to each amount allocated to the guaranteed interest option. This rate is guaranteed for a specified period. Therefore, different interest rates may apply to different amounts in the guaranteed interest option.

We credit interest daily to amounts in the guaranteed interest option. There are three levels of interest in effect at the same time in the guaranteed interest option:

(1)  the minimum interest rate guaranteed over the life of the contract,

(2)  the yearly guaranteed interest rate for the calendar year, and

(3)  the current interest rate.


We set current interest rates periodically based upon our discretion and according to our procedures that we have in effect at the time. We reserve the right to change these procedures. All interest rates are effective annual rates, but before deduction of annual administrative charges, any withdrawal charges (if applicable under your Accumulator(R) Series contract) and any optional benefit charges. See Appendix VII later in this Prospectus for state variations.

Depending on the state where your contract is issued, your lifetime minimum rate ranges from 1.00% to 3.00%. The data page for your contract shows the lifetime minimum rate. Check with your financial professional as to which rate applies in your state. The minimum yearly rate will never be less than the lifetime minimum rate. The minimum yearly rate for 2010 is 1.25% or 3.00%, depending on your lifetime minimum rate. Current interest rates will never be less than the yearly guaranteed interest rate.


Generally, contributions and transfers into and out of the guaranteed interest option are limited. See "Transferring your money among the investment options" later in this Prospectus for restrictions on transfers to and from the guaranteed interest option.


FIXED MATURITY OPTIONS


We offer fixed maturity options with maturity dates ranging from one to ten years. We will not accept allocations to a fixed maturity option if on the date the contribution or transfer is to be applied the rate to maturity is 3%. This means that, at any given time, we may not offer fixed maturity options with all ten possible maturity dates. You can allocate your contributions to one or more of these fixed maturity options, however, you may not have more than 12 different maturities running during any contract year. This limit includes any maturities that have had any allocation or transfers even if the entire amount is withdrawn or transferred during the contract year. These amounts become part of a non-unitized separate account. Interest is earned at a guaranteed rate we set for each fixed maturity option, based on our discretion and according to our procedures ("rate to maturity"). The total amount you allocate to and accumulate in each fixed maturity option is called the "fixed maturity amount." The fixed maturity options are not available in all states. Check with your financial professional or see Appendix VII later in this Prospectus to see if fixed maturity options are available in your state.


--------------------------------------------------------------------------------
Fixed maturity options generally range from one to ten years to maturity.
--------------------------------------------------------------------------------

On the maturity date of a fixed maturity option your fixed maturity amount, assuming you have not made any withdrawals or transfers, will equal your contribution to that fixed maturity option plus interest, at the rate to maturity for that contribution, to the date of the calculation. This is the fixed maturity option's "maturity value." Before maturity, the current value we will report for your fixed maturity amounts will reflect a market value adjustment. Your current value will reflect the market value adjustment that we would make if you were to withdraw all of your fixed maturity amounts on the date of the report. We call this your "market adjusted amount."

FIXED MATURITY OPTIONS AND MATURITY DATES. We offer fixed maturity options with maturity dates ranging from one to ten years. Not all of these fixed maturity options will be available for owner and annuitant ages 76 and older. See "Allocating your contributions" below.

Each new contribution is applied to a new fixed maturity option. When you apply for an Accumulator(R) Series contract, a 60-day rate lock-in will apply from the date the application is signed. Any contributions received and designated for a fixed maturity option during this period will receive the then current fixed maturity option rate or the rate that was in effect on the date that the application was signed, whichever is greater. There is no rate lock available for subsequent contributions to the contract after 60 days, transfers from the variable investment options or the guaranteed interest option into a fixed maturity option or transfers from one fixed maturity option to another.

YOUR CHOICES AT THE MATURITY DATE. We will notify you between 15 and 45 days before each of your fixed maturity options is scheduled to mature. At that time, you may choose to have one of the following take place on the maturity date, as long as none of the restrictive conditions listed below in "Allocating your contributions" would apply:

(a) transfer the maturity value into another available fixed maturity option, any of the variable investment options or the guaranteed interest option; or

(b) withdraw the maturity value (for all contracts except Accumulator(R) Select(SM), there may be a withdrawal charge).


If we do not receive your choice on or before the fixed maturity option's maturity date, we will automatically transfer your maturity value into the shortest available maturity option beginning on that date. As of February 16, 2010, the next available maturity date was February 16, 2017. If no fixed maturity options are available, we will transfer your maturity value to the EQ/Money Market option.


MARKET VALUE ADJUSTMENT. If you make any withdrawals (including transfers, surrender of your contract, or when we make deductions for charges) from a fixed maturity option before it matures we will make a market value adjustment, which will increase or decrease any fixed maturity amount you have in that fixed maturity option. A market value adjustment will also apply if amounts in a fixed maturity option are used to purchase any annuity payment option prior to the maturity date and may apply on payment of a death benefit. The market value


                                              Contract features and benefits  31

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adjustment, positive or negative, resulting from a withdrawal or transfer
(including a deduction for charges) of a portion of the amount in the fixed maturity option will be a percentage of the market value adjustment that would apply if you were to withdraw the entire amount in that fixed maturity option. The market value adjustment applies to the amount remaining in a fixed maturity option and does not reduce the actual amount of a withdrawal. The amount applied to an annuity payout option will reflect the application of any applicable market value adjustment (either positive or negative). We only apply a positive market value adjustment to the amount in the fixed maturity option when calculating any death benefit proceeds under your contract. The amount of the adjustment will depend on two factors:

(a) the difference between the rate to maturity that applies to the amount being withdrawn and the rate we have in effect at that time for new fixed maturity options (adjusted to reflect a similar maturity date), and

(b)  the length of time remaining until the maturity date.

If fixed maturity option interest rates rise from the time that you originally allocate an amount to a fixed maturity option to the time that you take a withdrawal, the market value adjustment will be negative. Likewise, if fixed maturity option interest rates drop at the end of that time, the market value adjustment will be positive. Also, the amount of the market value adjustment, either up or down, will be greater the longer the time remaining until the fixed maturity option's maturity date. Therefore, it is possible that the market value adjustment could greatly reduce your value in the fixed maturity options, particularly in the fixed maturity options with later maturity dates.

We provide an illustration of the market adjusted amount of specified maturity values, an explanation of how we calculate the market value adjustment, and information concerning our general account and investments purchased with amounts allocated to the fixed maturity options, in "More information" later in this Prospectus. Appendix III at the end of this Prospectus provides an example of how the market value adjustment is calculated.


ACCOUNT FOR SPECIAL DOLLAR COST AVERAGING

(This section only applies to Accumulator(R) and Accumulator(R) Elite(SM) contracts.)


The account for special dollar cost averaging is part of our general account. We pay interest at guaranteed rates in this account. We will credit interest to the amounts that you have in the account for special dollar cost averaging every day. We set the interest rates periodically based on our discretion and according to procedures that we have. We reserve the right to change these procedures.


We guarantee to pay our current interest rate that is in effect on the date that your contribution is allocated to this account. Your guaranteed interest rate for the time period you select will be shown in your contract for an initial contribution. The rate will never be less than the lifetime minimum rate for the guaranteed interest option. See "Allocating your contributions" below for rules and restrictions that apply to the special dollar cost averaging program.

ALLOCATING YOUR CONTRIBUTIONS

You may choose between self-directed and dollar cost averaging to allocate your contributions under your contract. Subsequent contributions are allocated according to instructions on file unless you provide new instructions.

The contract is between you and AXA Equitable. The contract is not an investment advisory account, and AXA Equitable is not providing any investment advice or managing the allocations under your contract. In the absence of a specific written arrangement to the contrary, you, as the owner of the contract, have the sole authority to make investment allocations and other decisions under the contract. If your financial professional is with AXA Advisors, he or she is acting as a broker-dealer registered representative, and is not authorized to act as an investment advisor or to manage the allocations under your contract. If your financial professional is a registered representative with a broker-dealer other than AXA Advisors, you should speak with him/her regarding any different arrangements that may apply.


SELF-DIRECTED ALLOCATION

You may allocate your contributions to one or more, or all, of the variable investment options, the guaranteed interest option (subject to restrictions in certain states-see Appendix VII later in this Prospectus for state variations) and fixed maturity options. Allocations must be in whole percentages and you may change your allocations at any time. For Accumulator(R) Plus(SM), Accumulator(R) Elite(SM) and Accumulator(R) Select(SM) contract owners, no more than 25% of any contribution may be allocated to the guaranteed interest option. The total of your allocations into all available investment options must equal 100%. We reserve the right to restrict allocations to any variable investment option. If an owner or annuitant is age 76-80, you may allocate contributions to fixed maturity options with maturities of seven years or less. If an owner or annuitant is age 81 or older, you may allocate contributions to fixed maturity options with maturities of five years or less. Also, you may not allocate amounts to fixed maturity options with maturity dates that are later than the date annuity payments are to begin.


DOLLAR COST AVERAGING

We offer a variety of dollar cost averaging programs. You may only participate in one program at a time. Each program allows you to gradually allocate amounts to available investment options by periodically transferring approximately the same dollar amount to the investment options you select. Regular allocations to the variable investment options will cause you to purchase more units if the unit value is low and fewer units if the unit value is high. Therefore, you may get a lower average cost per unit over the long term. These plans of investing, however, do not guarantee that you will earn a profit or be protected against losses. You may not make transfers to the fixed maturity options or the guaranteed interest option.

--------------------------------------------------------------------------------
Units measure your value in each variable investment option.
--------------------------------------------------------------------------------

SPECIAL DOLLAR COST AVERAGING PROGRAM. The special dollar cost averaging program is only available to Accumulator(R) and Accumulator(R)


32  Contract features and benefits

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Elite(SM) contract owners. Under the special dollar cost averaging program, you may choose to allocate all or a portion of any eligible contribution to the account for special dollar cost averaging. Contributions into the account for special dollar cost averaging may not be transfers from other investment options. Your initial allocation to any special dollar cost averaging program time period must be at least $2,000 and any subsequent contribution to that same time period must be at least $250. You may only have one time period in effect at any time and once you select a time period, you may not change it. In Pennsylvania, we refer to this program as "enhanced rate dollar cost averaging."

You may have your account value transferred to any of the variable investment options available under your contract. Only the permitted variable investment options are available if you elect the Guaranteed withdrawal benefit for life, the 100% Principal guarantee benefit or the Guaranteed minimum income benefit without the Greater of 6-1/2% (or 6%) Roll-Up to age 85 or the Annual Ratchet to age 85 enhanced death benefit. Only the AXA Moderate Allocation Portfolio is available if you elect the 125% Principal guarantee benefit. We will transfer amounts from the account for special dollar cost averaging into the variable investment options over an available time period that you select. We offer time periods of 3, 6 or 12 months, during which you will receive an enhanced interest rate. We may also offer other time periods. Your financial professional can provide information on the time periods and interest rates currently available in your state, or you may contact our processing office. If the special dollar cost averaging program is selected at the time of application to purchase the Accumulator(R) Series contract, a 60 day rate lock will apply from the date of application. Any contribution(s) received during this 60 day period will be credited with the interest rate offered on the date of application for the remainder of the time period selected at application.
Any contribution(s) received after the 60 day rate lock period has ended will be credited with the then current interest rate for the remainder of the time period selected at application. Contribution(s) made to a special dollar cost averaging program selected after the Accumulator(R) Series contract has been issued will be credited with the then current interest rate on the date the contribution is received by AXA Equitable for the time period initially selected by you. Once the time period you selected has run, you may then select another time period for future contributions. At that time, you may also select a different allocation for transfers to the variable investment options, or, if you wish, we will continue to use the selection that you have previously made. Currently, your account value will be transferred from the account for special dollar cost averaging into the variable investment options on a monthly basis. We may offer this program in the future with transfers on a different basis.

We will transfer all amounts out of the account for special dollar cost averaging by the end of the chosen time period. The transfer date will be the same day of the month as the contract date, but not later than the 28th day of the month. For a special dollar cost averaging program selected after application, the first transfer date and each subsequent transfer date for the time period selected will be one month from the date the first contribution is made into the special dollar cost averaging program, but not later than the 28th day of the month.

If you choose to allocate only a portion of an eligible contribution to the account for special dollar cost averaging, the remaining balance of that contribution will be allocated to the variable investment options, guaranteed interest option or fixed maturity options according to your instructions.

The only transfers that will be made from the account for special dollar cost averaging are your regularly scheduled transfers to the variable investment options. No amounts may be transferred from the account for special dollar cost averaging to the guaranteed interest option or the fixed maturity options. If you request to transfer or withdraw any other amounts from the account for special dollar averaging, we will transfer all of the value that you have remaining in the account for special dollar cost averaging to the investment options according to the allocation percentages for special dollar cost averaging we have on file for you. You may ask us to cancel your participation at any time.

SPECIAL MONEY MARKET DOLLAR COST AVERAGING PROGRAM. The special money market dollar cost averaging program is only available to Accumulator(R) Plus(SM) and Accumulator(R) Select(SM) contract owners. You may dollar cost average from the account for special money market dollar cost averaging option (which is part of the EQ/Money Market investment option) into any of the other variable investment options. Only the permitted variable investment options are available if you elect the Guaranteed withdrawal benefit for life, the 100% Principal guarantee benefit or the Guaranteed minimum income benefit without the Greater of 6-1/2% (or 6%) Roll-Up to age 85 or the Annual Ratchet to age 85 enhanced death benefit. Only the AXA Moderate Allocation Portfolio is available if you elect the 125% Principal guarantee benefit. You may elect to participate in a 3, 6 or 12-month program at any time subject to the age limitation on contributions described earlier in this Prospectus.

Contributions into the account for special money market dollar cost averaging must be new contributions. In other words, you may not make transfers from amounts allocated in other variable investment options to initiate the program. You must allocate your entire initial contribution into the account for special money market dollar cost averaging if you are selecting the program at the time you apply for your Accumulator(R) Series contract. Thereafter, contributions to any new program must be at least $2,000. Contributions to an existing program must be at least $250. You may only have one program in effect at any time.

Each month, we will transfer your account value in the account for special money market dollar cost averaging into the other variable investment options you select. Once the time period you selected has expired, you may then select to participate in the special money market dollar cost averaging program for an additional time period. At that time, you may also select a different allocation for monthly transfers from the account for special money market dollar cost averaging to the variable investment options, or, if you wish, we will continue to use the selection that you have previously made.

Currently, the monthly transfer date from the account for special money market dollar cost averaging option will be the same as your contract date, but not later than the 28th day of the month. For a program selected after application, the first transfer date and each


                                              Contract features and benefits  33

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subsequent transfer date will be one month from the date the first contribution is made into the program, but not later than the 28th day of the month. All amounts will be transferred out by the end of the time period in effect.

The only amounts that should be transferred from the account for special money market dollar cost averaging option are your regularly scheduled transfers to the variable investment options. If you request to transfer or withdraw any other amounts from the account for special money market dollar cost averaging, we will transfer all of the value you have remaining in the account to the variable investment options according to the allocation percentages we have on file for you. You may cancel your participation in the program at any time by notifying us in writing.

GENERAL DOLLAR COST AVERAGING PROGRAM. If your value in the EQ/Money Market option is at least $5,000, you may choose, at any time, to have a specified dollar amount or percentage of your value transferred from that option to the other variable investment options. See Appendix VII later in this Prospectus for more information on state availability or certain restrictions in your state.

You can select to have transfers made on a monthly, quarterly or annual basis. The transfer date will be the same calendar day of the month as the contract date, but not later than the 28th day of the month. You can also specify the number of transfers or instruct us to continue making the transfers until all amounts in the EQ/Money Market option have been transferred out. The minimum amount that we will transfer each time is $250.

If, on any transfer date, your value in the EQ/Money Market option is equal to or less than the amount you have elected to have transferred, the entire amount will be transferred. The general dollar cost averaging program will then end. You may change the transfer amount once each contract year or cancel this program at any time.


If you have elected a Principal guarantee benefit, the general dollar cost averaging program is not available.


If you elect the Guaranteed withdrawal benefit for life or the Guaranteed minimum income benefit without the Greater of 6-1/2% (or 6%) Roll-Up to age 85 or the Annual Ratchet to age 85 enhanced death benefit, general dollar cost averaging is not available.


INVESTMENT SIMPLIFIER

FIXED-DOLLAR OPTION. Under this option you may elect to have a fixed-dollar amount transferred out of the guaranteed interest option and into the variable investment options of your choice. Only the permitted variable investment options are available if you elect the Guaranteed withdrawal benefit for life, the 100% Principal guarantee benefit or the Guaranteed minimum income benefit without the Greater of 6-1/2% (or 6%) Roll-Up to age 85 or the Annual Ratchet to age 85 enhanced death benefit. Only the AXA Moderate Allocation Portfolio is available if you elect the 125% Principal guarantee benefit. Transfers may be made on a monthly, quarterly or annual basis. You can specify the number of transfers or instruct us to continue to make transfers until all available amounts in the guaranteed interest option have been transferred out.

In order to elect the fixed-dollar option, you must have a minimum of $5,000 in the guaranteed interest option on the date we receive your election form at our processing office. The transfer date will be the same calendar day of the month as the contract date but not later than the 28th day of the month. The minimum transfer amount is $50. Unlike the account for special dollar cost averaging (available in Accumulator(R) and Accumulator(R) Elite(SM) contracts only), this option does not offer enhanced rates. Also, this option is subject to the guaranteed interest option transfer limitations described under "Transferring your account value" in "Transferring your money among investment options" later in this Prospectus. While the program is running, any transfer that exceeds those limitations will cause the program to end for that contract year. You will be notified. You must send in a request form to resume the program in the next or subsequent contract years.

If, on any transfer date, your value in the guaranteed interest option is equal to or less than the amount you have elected to have transferred, the entire amount will be transferred, and the program will end. You may change the transfer amount once each contract year or cancel this program at any time.

INTEREST SWEEP OPTION. Under this option, you may elect to have monthly transfers from amounts in the guaranteed interest option into the variable investment options of your choice. Only the permitted variable investment options are available if you elect the Guaranteed withdrawal benefit for life, the 100% Principal guarantee benefit or the Guaranteed minimum income benefit without the Greater of 6-1/2% (or 6%) Roll-Up to age 85 or the Annual Ratchet to age 85 enhanced death benefit. Only the AXA Moderate Allocation portfolio is available if you elect the 125% Principal guarantee benefit. The transfer date will be the last business day of the month. The amount we will transfer will be the interest credited to amounts you have in the guaranteed interest option from the last business day of the prior month to the last business day of the current month. You must have at least $7,500 in the guaranteed interest option on the date we receive your election. We will automatically cancel the interest sweep program if the amount in the guaranteed interest option is less than $7,500 on the last day of the month for two months in a row. For the interest sweep option, the first monthly transfer will occur on the last business day of the month following the month that we receive your election form at our processing office.

                      ----------------------------------

You may not participate in any dollar cost averaging program if you are participating in the Option II rebalancing program. Under the Option I rebalancing program, you may participate in any of the dollar cost averaging programs except general dollar cost averaging, and for Accumulator(R) Plus(SM) and Accumulator(R) Select(SM) contract owners, the special money market dollar cost averaging program. You may only participate in one dollar cost averaging program at a time. See "Transferring your money among investment options" later in this Prospectus. Also, for information on how the dollar cost averaging program you select may affect certain guaranteed benefits see "Guaranteed minimum death benefit and Guaranteed minimum income benefit base" below.

We do not deduct a transfer charge for any transfer made in connection with our dollar cost averaging and Investment Simplifier


34  Contract features and benefits

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programs. Not all dollar cost averaging programs are available in all states.
See Appendix VII later in this Prospectus for more information on state availability. You may only participate in one dollar cost averaging program at a time.


CREDITS (for Accumulator(R) Plus(SM) contracts only)

A credit will also be allocated to your account value at the same time that we allocate your contribution. Credits are allocated to the same investment options based on the same percentages used to allocate your contributions. We do not include credits in calculating any of your benefit bases under the contract, except to the extent that any credits are part of your account value, which is used to calculate the Annual Ratchet benefit bases or a Roll-up benefit base reset.


The amount of the credit will be 4%, 4.5% or 5% of each contribution based on the following breakpoints and rules:

--------------------------------------------------------------------------------
                                                  CREDIT PERCENTAGE
   FIRST YEAR TOTAL CONTRIBUTIONS                    APPLIED TO
            BREAKPOINTS                            CONTRIBUTIONS
--------------------------------------------------------------------------------
Less than $500,000                                         4%
--------------------------------------------------------------------------------
$500,000-$999,999.99                                      4.5%
--------------------------------------------------------------------------------
$1 million or more                                         5%
--------------------------------------------------------------------------------
The percentage of the credit is based on your total first year total contributions. If you purchase a Principal guarantee benefit, you may not make additional contributions after the first six months. This credit percentage will be credited to your initial contribution and each additional contribution made in the first contract year (after adjustment as described below), as well as those in the second and later contract years. The credit will apply to additional contributions only to the extent that the sum of that contribution and prior contributions to which no credit was applied exceeds the total withdrawals made from the contract since the issue date.


For example, assume you make an initial contribution of $100,000 to your contract and your account value is credited with $4,000 (4% x $100,000). After that, you decide to withdraw $7,000 from your contract. Later, you make a subsequent contribution of $3,000. You receive no credit on your $3,000 contribution since it does not exceed your total withdrawals ($7,000). Further assume that you make another subsequent contribution of $10,000. At that time, your account value will be credited with $240 [4% x (10,000 + 3,000 - 7,000)].


Although the credit, as adjusted at the end of the first contract year, will be based upon first year total contributions, the following rules affect the percentage with which contributions made in the first contract year are credited during the first contract year:

o Indication of intent: If you indicate in the application at the time you purchase your contract an intention to make additional contributions to meet one of the breakpoints (the "Expected First Year Contribution Amount") and your initial contribution is at least 50% of the Expected First Year Contribution Amount, your credit percentage will be as follows:

     o For any contributions resulting in total contributions to date less than or equal to your Expected First Year Contribution Amount, the credit percentage will be the percentage that applies to the Expected First Year Contribution Amount based on the table above.

     o For any subsequent contribution that results in your total contri butions to date exceeding your Expected First Year Contribution Amount, such that the credit percentage should have been higher, we will increase the credit percentage applied to that contribution, as well as any prior or subsequent contributions made in the first contract year, accordingly.

     o If at the end of the first contract year your total contributions were lower than your Expected First Year Contribution Amount such that the credit applied should have been lower, we will recover any Excess Credit. The Excess Credit is equal to the difference between the credit that was actually applied based on your Expected First Year Contribution Amount (as applicable) and the credit that should have been applied based on first year total contributions.

     o The "Indication of intent" approach to first year contributions is not available in all states. Please see Appendix VII later in this Prospectus for information on state availability.

o    No indication of intent:

     o For your initial contribution (if available in your state) we will apply the credit percentage based upon the above table.

     o For any subsequent contribution that results in a higher appli cable credit percentage (based on total contributions to date), we will increase the credit percentage applied to that contribution, as well as any prior or subsequent contributions made in the first contract year, accordingly.

In addition to the recovery of any Excess Credit, we will recover all of the credit or a portion of the credit in the following situations:

o If you exercise your right to cancel the contract, we will recover the entire credit made to your contract (see "Your right to cancel within a certain number of days" later in this Prospectus)(1)

o If you start receiving annuity payments within three years of making any contribution, we will recover the credit that applies to any contribution made within the prior three years. Please see Appendix VII later in this Prospectus for information on state variations.

o If the owner (or older joint owner, if applicable) dies during the one-year period following our receipt of a contribution to which a credit was applied, we will recover the amount of such credit. For Joint life GWBL contracts, we will only recover the credit if the second owner dies within the one-year period following a contribution.

We will recover any credit on a pro rata basis from the value in your variable investment options and guaranteed interest option. If there is insufficient value or no value in the variable investment options and guaranteed interest option, the fixed maturity options in order of the

----------------------

(1) The amount we return to you upon exercise of this right to cancel will not include any credit or the amount of charges deducted prior to cancellation but will reflect, except in states where we are required to return the amount of your contributions, any investment gain or loss in the variable investment options associated with your contributions and with the full amount of the credit.

                                              Contract features and benefits  35

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earliest maturing date(s), any additional amount of the withdrawal required or the total amount of the withdrawal will be withdrawn from the account for special money market dollar cost averaging. A market value adjustment may apply to withdrawals from the fixed maturity options.

We do not consider credits to be contributions for purposes of any discussion in this Prospectus. Credits are also not considered to be part of your investment in the contract for tax purposes.

We use a portion of the mortality and expense risks charge and withdrawal charge to help recover our cost of providing the credit. See "Charges and expenses" later in this Prospectus. The charge associated with the credit may, over time, exceed the sum of the credit and any related earnings. You should consider this possibility before purchasing the contract.


GUARANTEED MINIMUM DEATH BENEFIT AND GUARANTEED MINIMUM INCOME BENEFIT BASE

This section does not apply if you elect GWBL. For information about the GWBL death benefits and benefit bases, see "Guaranteed withdrawal benefit for life ("GWBL")" later in this section.

The Guaranteed minimum death benefit base and Guaranteed minimum income benefit base (hereinafter, in this section called your "benefit base") are used to calculate the Guaranteed minimum income benefit and the death benefits, as described in this section. The benefit base for the Guaranteed minimum income benefit and any enhanced death benefit will be calculated as described below in this section whether these options are elected individually or in combination. Your benefit base is not an account value or a cash value. See also "Guaranteed minimum income benefit" and "Guaranteed minimum death benefit" below.

STANDARD DEATH BENEFIT. Your benefit base is equal to:

o    your initial contribution and any additional contributions to the contract;
     less

o a deduction that reflects any withdrawals you make (including any applicable withdrawal charges). The amount of this deduction is described under "How withdrawals affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Principal guarantee benefits" in "Accessing your money" later in this Prospectus. The amount of any withdrawal charge is described under "Withdrawal charge" in "Charges and expenses" later in this Prospectus. Please note that withdrawal charges do not apply to Accumulator(R) Select(SM) contracts.

6-1/2% (OR 6%, IF APPLICABLE) ROLL-UP TO AGE 85 (USED FOR THE GREATER OF 6-1/2% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85 ENHANCED DEATH BENEFIT, THE GREATER OF 6% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85 ENHANCED DEATH BENEFIT AND FOR THE GUARANTEED MINIMUM INCOME BENEFIT). Your benefit base is equal to:

o    your initial contribution and any additional contributions to the contract;
     plus

o    daily roll-up; less

o a deduction that reflects any withdrawals you make (including any applicable withdrawal charges). The amount of this deduction is described under "How withdrawals affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Principal guarantee benefits" in "Accessing your money" and the section entitled "Charges and expenses" later in this Prospectus. The amount of any withdrawal charge is described under "Withdrawal charge" in "Charges and expenses" later in this Prospectus. Please note that withdrawal charges do not apply to Accumulator(R) Select(SM) contracts.

The effective annual roll-up rate credited to this benefit base is:

o 6-1/2% (or 6%,if applicable) with respect to the variable investment options (including amounts allocated to the account for special money market dollar cost averaging under Accumulator(R) Plus(SM) and Accumulator(R) Select(SM) contracts but excluding all other amounts allocated to the EQ/Money Market variable investment option), and the account for special dollar cost averaging (under Accumulator(R) and Accumulator(R) Elite(SM) contracts only); the effective annual rate may be 4% in some states. Please see Appendix VII later in this Prospectus to see what applies in your state; and

o 3% with respect to the EQ/Money Market variable investment option, the fixed maturity options, the guaranteed interest option and the loan reserve account under Rollover TSA (if applicable).

The benefit base stops rolling up on the contract date anniversary following the owner's (or older joint owner's, if applicable) 85th birthday.


ANNUAL RATCHET TO AGE 85 (USED FOR THE ANNUAL RATCHET TO AGE 85 ENHANCED DEATH BENEFIT, THE GREATER OF 6-1/2% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85 ENHANCED DEATH BENEFIT, THE GREATER OF 6% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85 ENHANCED DEATH BENEFIT, THE GREATER OF 3% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85 ENHANCED DEATH BENEFIT AND FOR THE GUARANTEED MINIMUM INCOME BENEFIT). If you have not taken a withdrawal from your contract, your benefit base is equal to the greater of either:

o your initial contribution to the contract (plus any additional contributions),

                                       or

o your highest account value on any contract date anniversary up to the contract date anniversary following the owner's (or older joint owner's, if applicable) 85th birthday (plus any contributions made since the most recent Annual Ratchet).


If you have taken a withdrawal from your contract, your benefit base will be reduced from the amount described above. See "How withdrawals affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Principal guarantee benefits" in "Accessing your money" later in this Prospectus. The amount of any withdrawal charge is described under "Withdrawal charge" in "Charges and expenses" later in this Prospectus. Please note that withdrawal charges do not apply to Accumulator(R) Select(SM) contracts. At any time after a withdrawal, your benefit base is equal to the greater of either:


o your benefit base immediately following the most recent withdrawal (plus any additional contributions made after the date of such withdrawal), or

36  Contract features and benefits

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o    your highest account value on any contract date anniversary after the date of the most recent withdrawal, up to the contract date anniversary following the owner's (or older joint owner's, if applicable) 85th birthday (plus any contributions made since the most recent Annual Ratchet after the date of such withdrawal).


GREATER OF 6-1/2% (OR 6% IF APPLICABLE) ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85 ENHANCED DEATH BENEFIT AND THE GUARANTEED MINIMUM INCOME BENEFIT. Your benefit base is equal to the greater of the benefit base computed for the 6-1/2% (or 6%, if applicable) Roll-Up to age 85 or the benefit base computed for the Annual Ratchet to age 85, as described immediately above, on each contract date anniversary. For the Guaranteed minimum income benefit, the benefit base is reduced by any applicable withdrawal charge remaining when the option is exercised. For more information, see " Withdrawal charge" in "Charges and expenses" later in this Prospectus. Please note that withdrawal charges do not apply to Accumulator(R) Select(SM) contracts.


3% ROLL-UP TO AGE 85 (USED FOR THE GREATER OF 3% ROLL-UP TO AGE 85 OR THE ANNUAL RATCHET TO AGE 85 ENHANCED DEATH BENEFIT). Your benefit base is equal to:

o    your initial contribution and any additional contributions to the contract;
     plus

o    daily roll-up; less

o a deduction that reflects any withdrawals you make (including any applicable withdrawal charges). The amount of this deduction is described under "How withdrawals affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Principal guarantee benefits" in "Accessing your money" and the section entitled "Charges and expenses" later in this Prospectus. The amount of any withdrawal charge is described under "Withdrawal charge" in "Charges and expenses" later in this Prospectus. Please note that withdrawal charges do not apply to Accumulator(R) Select(SM) contracts.

The effective annual roll-up rate credited to the benefit base is 3%.

The benefit base stops rolling up on the contract date anniversary following the owner's (or older joint owner's, if applicable) 85th birthday.

GREATER OF 3% ROLL-UP TO AGE 85 OR THE ANNUAL RATCHET TO AGE 85 ENHANCED DEATH BENEFIT. Your benefit base is equal to the greater of the benefit base computed for the 3% Roll-Up to age 85 or the benefit base computed for the Annual Ratchet to age 85, as described immediately above, on each contract date anniversary.

GUARANTEED MINIMUM INCOME BENEFIT AND THE ROLL-UP BENEFIT BASE RESET. You will be eligible to reset your Guaranteed minimum income benefit Roll-Up benefit base on each contract date anniversary until the contract date anniversary following age 75. If you elect the Guaranteed minimum income benefit without the Greater of 6-1/2% (or 6% if applicable) Roll-Up to age 85 or Annual Ratchet to age 85 enhanced death benefit, you may reset its Roll-Up benefit base on each contract date anniversary until the contract date anniversary following age 75 AND your investment option choices will be limited to the guaranteed interest option, the account for special dollar cost averaging (for Accumulator(R)and Accumulator(R) Elite(SM) contracts) or the account for special money market dollar cost averaging (for Accumulator(R) Plus(SM) and Accumulator(R) Select(SM) contracts) and the permitted variable investment options. See "What are your investment options under the contract?" earlier in this section. The reset amount would equal the account value as of the contract date anniversary on which you reset your Roll-Up benefit base. The Roll-Up continues to age 85 on any reset benefit base.

If you elect both the Guaranteed minimum income benefit AND the Greater of the 6-1/2% (or 6%) Roll-Up to age 85 or the Annual Ratchet to age 85 enhanced death benefit (the "Greater of enhanced death benefit"), you will be eligible to reset the Roll-Up benefit base for these guaranteed benefits to equal the account value on any contract date anniversary until the contract date anniversary following age 75, and your investment options will not be restricted. If you elect both options, they are not available with different Roll-Up benefit bases: each option must include either the 6-1/2% Roll-Up or 6% Roll-Up benefit base.


We will send you a notice in each year that the Roll-Up benefit base is eligible to be reset, and you will have 30 days from your contract date anniversary to request a reset. At any time, you may choose one of the three available reset methods: one-time reset option, automatic annual reset program or automatic customized reset program.


--------------------------------------------------------------------------------
ONE-TIME RESET OPTION - resets your Roll-Up benefit base on a single contract date anniversary.

AUTOMATIC ANNUAL RESET PROGRAM - automatically resets your Roll-Up benefit base on each contract date anniversary you are eligible for a reset.

AUTOMATIC CUSTOMIZED RESET PROGRAM - automatically resets your Roll-Up benefit base on each contract date anniversary, if eligible, for the period you designate.
--------------------------------------------------------------------------------


If your request to reset your Roll-Up benefit base is received at our processing office more than 30 days after your contract date anniversary, your Roll-Up benefit base will reset on the next contract date anniversary if you are eligible for a reset.

One-time reset requests will be processed as follows:

(i) if your request is received within 30 days following your contract date anniversary, your Roll-Up benefit base will be reset, if eligible, as of that contract date anniversary. If your benefit base was not eligible for a reset on that contract date anniversary, your one-time reset request will be terminated;

(ii) if your request is received outside the 30 day period following your contract date anniversary, your Roll-Up benefit base will be reset, if eligible, on the next contract date anniversary. If your benefit base is not eligible for a reset, your one-time reset request will be terminated.

Once your one-time reset request is terminated, you must submit a new request in order to reset your benefit base.


If you wish to cancel your elected reset program, your request must be received by our processing office at least 30 days prior to your contract date anniversary to terminate your reset program for such contract date anniversary. Cancellation requests received after this window will be applied the following year. A reset cannot be cancelled after it has


                                              Contract features and benefits  37

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occurred. For more information, see "How to reach us" earlier in this
Prospectus. Each time you reset the Roll-Up benefit base, your Roll-Up benefit base will not be eligible for another reset until the next contract date anniversary. If after your death your spouse continues the contract, the benefit base will be eligible to be reset on each contract date anniversary, if applicable. The last age at which the benefit base is eligible to be reset is the contract date anniversary following owner (or older joint owner, if applicable) age 75.

If you elect to reset your Roll-Up benefit base on any contract date anniversary, we may increase the charge for the Guaranteed minimum income benefit and the Greater of 6-1/2% (or 6%, if applicable) Roll-Up to age 85 or the Annual Ratchet to age 85 enhanced death benefit. There is no charge increase for the Annual Ratchet to age 85 enhanced death benefit. See both "Guaranteed minimum death benefit charge" and "Guaranteed minimum income benefit charge" in "Charges and expenses" later in this Prospectus for more information.

It is important to note that once you have reset your Roll-Up benefit base, a new waiting period to exercise the Guaranteed minimum income benefit will apply from the date of the reset: you may not exercise until the tenth contract date anniversary following the reset or, if later, the earliest date you would have been permitted to exercise without regard to the reset. See "Exercise rules" under "Guaranteed minimum income benefit" below for more information. Please note that in almost all cases, resetting your Roll-Up benefit base will lengthen the exercise waiting period. Also, even when there is no additional charge when you reset your Roll-Up benefit base, the total dollar amount charged on future contract date anniversaries may increase as a result of the reset since the charges may be applied to a higher benefit base than would have been otherwise applied. See "Charges and expenses" in the Prospectus.


If you are a traditional IRA, TSA or QP contract owner, before you reset your Roll-Up benefit base, please consider the effect of the 10-year exercise waiting period on your requirement to take lifetime required minimum distributions with respect to the contract. If you must begin taking lifetime required minimum distributions during the 10-year waiting period, you may want to consider taking the annual lifetime required minimum distribution calculated for the contract from another permissible contract or funding vehicle. If you withdraw the lifetime required minimum distribution from the contract, and the required minimum distribution is more than 6-1/2% (or 6%) of the reset benefit base, the withdrawal would cause a pro-rata reduction in the benefit base. Alternatively, resetting the benefit base to a larger amount would make it less likely that the required minimum distributions would exceed the 6-1/2% (or 6%) threshold. See "Lifetime required minimum distribution withdrawals" and "How withdrawals affect your Guaranteed minimum income benefit and Guaranteed minimum death benefit" in "Accessing your money." Also, see "Required minimum distributions" under "Individual retirement arrangements (IRAs)" in "Tax information" and Appendix II -- "Purchase considerations for QP Contracts" as well as Appendix IX -- "Tax-sheltered annuity contracts (TSAs)" later in this Prospectus.


If you elect both a "Greater of" enhanced death benefit and the Guaranteed minimum income benefit, the Roll-Up benefit bases for both are reset simultaneously when you request a Roll-Up benefit base reset. You cannot elect a Roll-Up benefit base reset for one benefit and not the other.


ANNUITY PURCHASE FACTORS

Annuity purchase factors are the factors applied to determine your periodic payments under the Guaranteed minimum income benefit and annuity payout options. The Guaranteed minimum income benefit is discussed under "Guaranteed minimum income benefit" below and annuity payout options are discussed under "Your annuity payout options" in "Accessing your money" later in this Prospectus. Annuity purchase factors are based on interest rates, mortality tables, frequency of payments, the form of annuity benefit, and the owner's (and any joint owner's) age and sex in certain instances. We may provide more favorable current annuity purchase factors for the annuity payout options.


GUARANTEED MINIMUM INCOME BENEFIT

The Guaranteed minimum income benefit is available if the owner is age 20 through 75 at the time the contract is issued.

Subject to state availability (see Appendix VII later in this Prospectus), you may elect one of the following:

o The Guaranteed minimum income benefit that includes the 6-1/2% Roll-Up benefit base.

o The Guaranteed minimum income benefit that includes the 6% Roll-Up benefit base.

Both options include the ability to reset your Guaranteed minimum income benefit base on each contract date anniversary until the contract date anniversary following age 75. See "Guaranteed minimum income benefit and the Roll-Up benefit base reset" earlier in this section.

If you elect the Guaranteed minimum income benefit with a "Greater of" death benefit, you can choose between one of the following two combinations:

o the Greater of the 6-1/2% Roll-Up to age 85 or the Annual Ratchet to age 85 enhanced death benefit with the Guaranteed minimum income benefit that includes the 6-1/2% Roll-Up benefit base, or

o the Greater of the 6% Roll-Up to age 85 or the Annual Ratchet to age 85 enhanced death benefit with the Guaranteed minimum income benefit that includes the 6% Roll-Up benefit base.

If you elect the Guaranteed minimum income benefit without the Greater of the 6-1/2% (or 6%, if applicable) Roll-Up to age 85 or the Annual Ratchet to age 85 enhanced death benefit, your investment options will be limited to the guaranteed interest option, the account for special dollar cost averaging (for Accumulator(R)and Accumulator(R) Elite(SM) contracts) or the account for special money market dollar cost averaging (for Accumulator(R) Plus(SM) and Accumulator(R) Select(SM) contracts) and the permitted variable investment options. See "What are your investment options under the contract?" earlier in this section.

If the contract is jointly owned, the Guaranteed minimum income benefit will be calculated on the basis of the older owner's age. There is an


38  Contract features and benefits

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additional charge for the Guaranteed minimum income benefit which is described under "Guaranteed minimum income benefit charge" in "Charges and expenses" later in this Prospectus. Once you purchase the Guaranteed minimum income benefit, you may not voluntarily terminate this benefit. If you elect both the Guaranteed minimum income benefit and a "Greater of" enhanced death benefit, the Roll-Up rate you elect must be the same for both features.

If you are purchasing the contract as an Inherited IRA or if you elect a Principal guarantee benefit or the Guaranteed withdrawal benefit for life, the Guaranteed minimum income benefit is not available. If you are using the contract to fund a charitable remainder trust (for Accumulator(R) and Accumulator(R) Elite(SM) contracts only), you will have to take certain distribution amounts. You should consider split-funding so that those distributions do not adversely impact your guaranteed minimum income benefit. See "Owner and annuitant requirements" earlier in this section. For IRA, QP and Rollover TSA contracts, owners over age 60 at contract issue should consider the impact of the minimum distributions required by tax law in relation to the withdrawal limitations under the Guaranteed minimum income benefit. See "How withdrawals affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Principal guarantee benefits" in "Accessing your money" later in this Prospectus.

If you elect the Guaranteed minimum income benefit option and change ownership of the contract, this benefit will automatically terminate, except under certain circumstances. See "Transfers of ownership, collateral assignments, loans and borrowing" in "More information," later in this Prospectus for more information.

The Guaranteed minimum income benefit guarantees you a minimum amount of fixed income under your choice of a life annuity fixed payout option or a life with a period certain payout option, subject to state availability. You choose which of these payout options you want and whether you want the option to be paid on a single or joint life basis at the time you exercise your Guaranteed minimum income benefit. The maximum period certain available under the life with a period certain payout option is 10 years. This period may be shorter, depending on the owner's age, as follows:

--------------------------------------------------------------------------------
                                 LEVEL PAYMENTS
--------------------------------------------------------------------------------
                                                  PERIOD CERTAIN YEARS
           OWNER'S
       AGE AT EXERCISE
--------------------------------------------------------------------------------
         80 and younger                                    10
               81                                           9
               82                                           8
               83                                           7
               84                                           6
               85                                           5
--------------------------------------------------------------------------------

We may also make other forms of payout options available. For a description of payout options, see "Your annuity payout options" in "Accessing your money" later in this Prospectus.

--------------------------------------------------------------------------------
The Guaranteed minimum income benefit should be regarded as a safety net only.
--------------------------------------------------------------------------------

When you exercise the Guaranteed minimum income benefit, the annual lifetime income that you will receive will be the greater of (i) your Guaranteed minimum income benefit which is calculated by applying your Guaranteed minimum income benefit base, less any applicable withdrawal charge remaining (if applicable under your Accumulator(R) Series contract), to guaranteed annuity purchase factors, or (ii) the income provided by applying your account value to our then current annuity purchase factors. For Rollover TSA only, we will subtract from the Guaranteed minimum income benefit base or account value any outstanding loan, including interest accrued but not paid. You may also elect to receive monthly or quarterly payments as an alternative. If you elect monthly or quarterly payments, the aggregate payments you receive in a contract year will be less than what you would have received if you had elected an annual payment, as monthly and quarterly payments reflect the time value of money with regard to both interest and mortality. The benefit base is applied only to the guaranteed annuity purchase factors under the Guaranteed minimum income benefit in your contract and not to any other guaranteed or current annuity purchase rates. The amount of income you actually receive will be determined when we receive your request to exercise the benefit.

When you elect to receive annual lifetime income, your contract (including its death benefit and any account or cash values) will terminate and you will receive a new contract for the annuity payout option. For a discussion of when your payments will begin and end, see "Exercise of Guaranteed minimum income benefit" below.

Before you elect the Guaranteed minimum income benefit, you should consider the fact that it provides a form of insurance and is based on conservative actuarial factors. Therefore, even if your account value is less than your benefit base, you may generate more income by applying your account value to current annuity purchase factors. We will make this comparison for you when the need arises.

GUARANTEED MINIMUM INCOME BENEFIT "NO LAPSE GUARANTEE". In general, if your account value falls to zero (except as discussed below, if your account value falls to zero due to a withdrawal that causes your total contract year withdrawals to exceed 6-1/2% (or 6%, if applicable) of the Roll-Up benefit base as of the beginning of the contract year or in the first contract year, all contributions received in the first 90 days), the Guaranteed minimum income benefit will be exercised automatically, based on the owner's (or older joint owner's, if applicable) current age and benefit base, as follows:

o You will be issued a supplementary contract based on a single life with a maximum 10 year period certain. Payments will be made annually starting one year from the date the account value fell to zero. Upon exercise, your contract (including its death benefit and any account or cash values) will terminate.

o You will have 30 days from when we notify you to change the payout option and/or the payment frequency.

Please note that we will not automatically exercise the Guaranteed minimum income benefit, as described above, if you have a TSA contract and withdrawal restrictions apply.

The no lapse guarantee will terminate under the following circumstances:


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o    If your aggregate withdrawals during any contract year exceed 6-1/2% (or
     6%, if applicable) of the Roll-Up benefit base (as of the beginning of the contract year or in the first contract year, all contributions received in the first 90 days);

o Upon the contract date anniversary following the owner (or older joint owner, if applicable) reaching age 85.

Please note that if you participate in our Automatic RMD service, an automatic withdrawal under that program will not cause the no lapse guarantee to terminate even if a withdrawal causes your total contract year withdrawals to exceed 6-1/2% (or 6%, if applicable) of your Roll-Up benefit base at the beginning of the contract year.

ILLUSTRATIONS OF GUARANTEED MINIMUM INCOME BENEFIT. Assuming the 6% Roll-Up to age 85 benefit base, the table below illustrates the Guaranteed minimum income benefit amounts per $100,000 of initial contribution, for a male owner age 60 (at issue) on the contract date anniversaries indicated, who has elected the life annuity fixed payout option, using the guaranteed annuity purchase factors as of the date of this Prospectus, assuming no additional contributions, withdrawals, or loans under Rollover TSA contracts, and assuming there were no allocations to the EQ/Money Market variable investment option, the guaranteed interest option, the fixed maturity options or the loan reserve account under Rollover TSA contracts.
--------------------------------------------------------------------------------
                                           GUARANTEED MINIMUM
      CONTRACT DATE                    INCOME BENEFIT -- ANNUAL
 ANNIVERSARY AT EXERCISE               INCOME PAYABLE FOR LIFE
--------------------------------------------------------------------------------
            10                                  $10,065
            15                                  $15,266
--------------------------------------------------------------------------------

EXERCISE OF GUARANTEED MINIMUM INCOME BENEFIT. On each contract date anniversary that you are eligible to exercise the Guaranteed minimum income benefit, we will send you an eligibility notice illustrating how much income could be provided as of the contract date anniversary. You must notify us within 30 days following the contract date anniversary if you want to exercise the Guaranteed minimum income benefit. You must return your contract to us, along with all required information within 30 days following your contract date anniversary, in order to exercise this benefit. Upon exercise of the Guaranteed minimum income benefit, the owner (or older joint owner, if applicable) will become the annuitant, and the contract will be annuitized on the basis of the annuitant's life. You will begin receiving annual payments one year after the annuity payout contract is issued. If you choose monthly or quarterly payments, you will receive your payment one month or one quarter after the annuity payout contract is issued. You may choose to take a withdrawal prior to exercising the Guaranteed minimum income benefit, which will reduce your payments. You may not partially exercise this benefit. See "Accessing your money" under "Withdrawing your account value" later in this Prospectus. Payments end with the last payment before the annuitant's (or joint annuitant's, if applicable) death or, if later, the end of the period certain (where the payout option chosen includes a period certain).

EXERCISE RULES. Eligibility to exercise the Guaranteed minimum income benefit is based on the owner's (or older joint owner's, if applicable) age as follows:

o If you were at least age 20 and no older than age 44 when the contract was issued, you are eligible to exercise the Guaranteed minimum income benefit within 30 days following each contract date anniversary beginning with the 15th contract date anniversary.

o If you were at least age 45 and no older than age 49 when the contract was issued, you are eligible to exercise the Guaranteed minimum income benefit within 30 days following each contract date anniversary after age 60.

o If you were at least age 50 and no older than age 75 when the contract was issued, you are eligible to exercise the Guaranteed minimum income benefit within 30 days following each contract date anniversary beginning with the 10th contract date anniversary.

Please note:

(i) the latest date you may exercise the Guaranteed minimum income benefit is within 30 days following the contract date anniversary following your 85th birthday;

(ii) if you were age 75 when the contract was issued or the Roll-Up benefit base was reset, the only time you may exercise the Guaranteed minimum income benefit is within 30 days following the contract date anniversary following your attainment of age 85;

(iii)for Accumulator(R) Series QP contracts, the Plan participant can exercise the Guaranteed minimum income benefit only if he or she elects to take a distribution from the Plan and, in connection with this distribution, the Plan's trustee changes the ownership of the contract to the participant. This effects a rollover of the Accumulator(R) Series QP contract into an Accumulator(R) Series Rollover IRA. This process must be completed within the 30-day time frame following the contract date anniversary in order for the Plan participant to be eligible to exercise. However, if the Guaranteed minimum income benefit is automatically exercised as a result of the no lapse guarantee, a rollover into an IRA will not be effected and payments will be made directly to the trustee;

(iv) Since no partial exercise is permitted, owners of defined benefit QP contracts who plan to change ownership of the contract to the participant must first compare the participant's lump sum benefit amount and annuity benefit amount to the GMIB benefit amount and account value, and make a withdrawal from the contract if necessary. See "How withdrawals affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Principal guarantee benefits" in "Accessing your money" later in this Prospectus.

(v) for Accumulator(R) Series Rollover TSA contracts, you may exercise the Guaranteed minimum income benefit only if you effect a rollover of the TSA contract to an Accumulator(R) Series Rollover IRA. This may only occur when you are eligible for a distribution from the TSA. This process must be completed within the 30-day timeframe following the contract date anniversary in order for you to be eligible to exercise;

(vi) if you reset the Roll-Up benefit base (as described earlier in this section), your new exercise date will be the tenth contract date anniversary following the reset or, if later, the earliest date you


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      would have been permitted to exercise without regard to the reset. Please note that in almost all cases, resetting your Roll-Up benefit base will lengthen the waiting period;

(vii) a spouse beneficiary or younger spouse joint owner under Spousal continuation may only continue the Guaranteed minimum income benefit if the contract is not past the last date on which the original owner could have exercised the benefit. In addition, the spouse beneficiary or younger spouse joint owner must be eligible to continue the benefit and to exercise the benefit under the applicable exercise rule (described in the above bullets) using the following additional rules. The spouse beneficiary or younger spouse joint owner's age on the date of the owner's death replaces the owner's age at issue for purposes of determining the availability of the benefit and which of the exercise rules applies. The original contract issue date will continue to apply for purposes of the exercise rules;

(viii)if the contract is jointly owned, you can elect to have the Guaranteed minimum income benefit paid either: (a) as a joint life benefit, or (b) as a single life benefit paid on the basis of the older owner's age; and

(ix) if the contract is owned by a trust or other non-natural person, eligibility to elect or exercise the Guaranteed minimum income benefit is based on the annuitant's (or older joint annuitant's, if applicable) age, rather than the owner's.

See "Effect of the owner's death" under "Payment of death benefit" later in this Prospectus for more information.

Please see both "Insufficient account value" in "Determining your contract's value" and "How withdrawals affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Principal guarantee benefits" in "Accessing your money" and the section entitled "Charges and expenses" later in this Prospectus for more information on these guaranteed benefits.


GUARANTEED MINIMUM DEATH BENEFIT

This section does not apply if you elect GWBL. For information about the GWBL death benefits and benefit bases, see "Guaranteed withdrawal benefit for life ("GWBL")" later in this section.

Your contract provides a standard death benefit. If you do not elect one of the enhanced death benefits described below, the death benefit is equal to your account value (without adjustment for any otherwise applicable negative market value adjustment) as of the date we receive satisfactory proof of death, any required instructions for the method of payment, information and forms necessary to effect payment, OR the standard death benefit, whichever provides the higher amount. The standard death benefit is equal to your total contributions, adjusted for any withdrawals (and any associated withdrawal charges, if applicable under your Accumulator(R) Series contract). For Accumulator(R), Accumulator(R) Elite(SM) and Accumulator(R) Select(SM) contract owners, the standard death benefit is the only death benefit available for owners (or older joint owners, if applicable) ages 81 through 85 at issue. Once your contract is issued, you may not change or voluntarily terminate your death benefit.

If you elect one of the enhanced death benefits (not including the GWBL Enhanced death benefit), the death benefit is equal to your account value (without adjustment for any otherwise applicable negative market value adjustment) as of the date we receive satisfactory proof of the owner's (or older joint owner's, if applicable) death, any required instructions for the method of payment, information and forms necessary to effect payment, or your elected enhanced death benefit on the date of the owner's (or older joint owner's, if applicable) death, adjusted for any subsequent withdrawals (and associated withdrawal charges, if applicable under your Accumulator(R) Series contract), whichever provides the higher amount. See "Payment of death benefit" later in this Prospectus for more information.

Any of the enhanced death benefits (other than the Greater of 3% Roll-Up to age 85 or the Annual Ratchet to age 85 enhanced death benefit) or the standard death benefit can be elected by themselves or with the Guaranteed minimum income benefit. Each enhanced death benefit has an additional charge. There is no additional charge for the standard death benefit.

If you elect one of the enhanced death benefit options described below and change ownership of the contract, generally the benefit will automatically terminate, except under certain circumstances. If this occurs, any enhanced death benefit elected will be replaced with the standard death benefit. See "Transfers of ownership, collateral assignments, loans and borrowing" in "More information" later in this Prospectus for more information.

For Accumulator(R) Plus(SM) contracts, if the owner (or older joint owner, if applicable) dies during the one-year period following our receipt of a contribution, the account value used to calculate the applicable guaranteed minimum death benefit will not reflect any credits applied in the one-year period prior to death. For Joint life GWBL contracts, we will only recover the credit if the second owner dies within the one-year period following a contribution.

Subject to state availability (see Appendix VII later in this Prospectus for state availability of these benefits), your age at contract issue, and your contract type, you may elect one of the following enhanced death benefits:

Optional enhanced death benefit applicable for owner (or older joint owner, if applicable) ages 0 through 75 at issue of NQ contracts; 20 through 75 at issue of Rollover IRA, Roth Conversion IRA, Flexible Premium Roth IRA, and Rollover TSA contracts; 20 through 70 at issue of Flexible Premium IRA contracts; 0 through 70 at issue for Inherited IRA contracts; and 20 through 75 at issue of QP contracts (20 through 70 at issue for Accumulator(R) Plus(SM) QP contracts.

o    ANNUAL RATCHET TO AGE 85

o    THE GREATER OF 6-1/2% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85

o    THE GREATER OF 6% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85

Optional enhanced death benefit applicable for owner (or older joint owner, if applicable) ages 76 through 80 at issue of NQ, Rollover IRA, Roth Conversion IRA, Flexible Premium Roth IRA, and Rollover TSA contracts.


                                              Contract features and benefits  41

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o    THE GREATER OF 3% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85

The Greater of 3% Roll-Up to age 85 or Annual Ratchet to age 85 is not available for QP, Flexible Premium IRA, and Inherited IRA contracts.

For contracts with non-natural owners, the available death benefits are based on the annuitant's age.

Each enhanced death benefit is equal to its corresponding benefit base described earlier in "Guaranteed minimum death benefit and Guaranteed minimum income benefit base." Once you have made your enhanced death benefit election, you may not change it.

As discussed earlier in this Prospectus, you can elect a "Greater of" enhanced death benefit with a corresponding Guaranteed minimum income benefit. You can elect one of the following two combinations:

o the Greater of 6-1/2% Roll-Up to age 85 or the Annual Ratchet to age 85 enhanced death benefit with the Guaranteed minimum income benefit that includes the 6-1/2% Roll-Up benefit base, or

o the Greater of 6% Roll-Up to age 85 or the Annual Ratchet to age 85 enhanced death benefit with the Guaranteed minimum income benefit that includes the 6% Roll-Up benefit base.

If you purchase a "Greater of" enhanced death benefit with the Guaranteed minimum income benefit, you will be eligible to reset your Roll-Up benefit base on each contract date anniversary until the contract date anniversary following age 75. If you purchase a "Greater of" enhanced death benefit without the Guaranteed minimum income benefit, no reset is available. See "Guaranteed minimum income benefit and the Roll-Up benefit base reset" earlier in this section.

Please see both "Insufficient account value" in "Determining your contract's value" and "How withdrawals affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Principal guarantee benefits" in "Accessing your money" and the section entitled "Charges and expenses" later in this Prospectus for more information on these guaranteed benefits.

If you are using your Accumulator(R) or Accumulator(R) Elite(SM) contract to fund a charitable remainder trust, you will have to take certain distribution amounts. You should consider split-funding so that those distributions do not adversely impact your enhanced death benefit. See "Owner and annuitant requirements" earlier in this section.

See Appendix IV later in this Prospectus for an example of how we calculate an enhanced death benefit.


EARNINGS ENHANCEMENT BENEFIT

Subject to state and contract availability (see Appendix VII later in this Prospectus for state availability of these benefits), if you are purchasing a contract under which the Earnings enhancement benefit is available, you may elect the Earnings enhancement benefit at the time you purchase your contract, if the owner is age 75 or younger. The Earnings enhancement benefit provides an additional death benefit as described below. See the appropriate part of "Tax information" later in this Prospectus for the potential tax consequences of electing to purchase the Earnings enhancement benefit in an NQ, IRA or Rollover TSA contract. Once you purchase the Earnings enhancement benefit you may not voluntarily terminate this feature. If you elect the Guaranteed withdrawal benefit for life, the Earnings enhancement benefit is not available.

If you elect the Earnings enhancement benefit described below and change ownership of the contract, generally this benefit will automatically terminate, except under certain circumstances. See "Transfers of ownership, collateral assignments, loans and borrowing" in "More information," later in this Prospectus for more information.

If the owner (or older joint owner, if applicable) is 70 or younger when we issue your contract (or if the spouse beneficiary or younger spouse joint owner is 70 or younger when he or she becomes the successor owner and the Earnings enhancement benefit had been elected at issue), the additional death benefit will be 40% of:

the greater of:

o    the account value, or

o    any applicable death benefit

decreased by:

o    total net contributions

For purposes of calculating your Earnings enhancement benefit, the following applies: (i) "Net contributions" are the total contributions made (or if applicable, the total amount that would otherwise have been paid as a death benefit had the spouse beneficiary or younger spouse joint owner not continued the contract plus any subsequent contributions) adjusted for each withdrawal that exceeds your Earnings enhancement benefit earnings. "Net contributions" are reduced by the amount of that excess. Earnings enhancement benefit earnings are equal to (a) minus (b) where (a) is the greater of the account value and the death benefit immediately prior to the withdrawal, and (b) is the net contributions as adjusted by any prior withdrawals (for Accumulator(R) Plus(SM) contracts, credit amounts are not included in "net contributions"); and (ii) "Death benefit" is equal to the greater of the account value as of the date we receive satisfactory proof of death or any applicable Guaranteed minimum death benefit as of the date of death.

For Accumulator(R) Plus(SM) contracts, for purposes of calculating your Earnings enhancement benefit, if any contributions are made in the one-year period prior to death of the owner (or older joint owner, if applicable), the account value will not include any credits applied in the one-year period prior to death.

If the owner (or older joint owner, if applicable) is age 71 through 75 when we issue your contract (or if the spouse beneficiary or younger spouse joint owner is between the ages of 71 and 75 when he or she becomes the successor owner and the Earnings enhancement benefit had been elected at issue), the additional death benefit will be 25% of:

the greater of:

o    the account value, or

o    any applicable death benefit

decreased by:

o    total net contributions


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The value of the Earnings enhancement benefit is frozen on the first contract date anniversary after the owner (or older joint owner, if applicable) turns age 80, except that the benefit will be reduced for withdrawals on a pro rata basis. Reduction on a pro rata basis means that we calculate the percentage of the current account value that is being withdrawn and we reduce the benefit by that percentage. For example, if the account value is $30,000 and you withdraw $12,000, you have withdrawn 40% of your account value. If the benefit is $40,000 before the withdrawal, it would be reduced by $16,000 ($40,000 x .40) and the benefit after the withdrawal would be $24,000 ($40,000 - $16,000).

For an example of how the Earnings enhancement death benefit is calculated, please see Appendix VI.

For contracts continued under Spousal continuation, upon the death of the spouse (or older spouse, in the case of jointly owned contracts), the account value will be increased by the value of the Earnings enhancement benefit as of the date we receive due proof of death. The benefit will then be based on the age of the surviving spouse as of the date of the deceased spouse's death for the remainder of the contract. If the surviving spouse is age 76 or older, the benefit will terminate and the charge will no longer be in effect. The spouse may also take the death benefit (increased by the Earnings enhancement benefit) in a lump sum. See "Spousal continuation" in "Payment of death benefit" later in this Prospectus for more information.

The Earnings enhancement benefit must be elected when the contract is first issued: neither the owner nor the successor owner can add it after the contract has been issued. Ask your financial professional or see Appendix VII later in this Prospectus to see if this feature is available in your state.


GUARANTEED WITHDRAWAL BENEFIT FOR LIFE ("GWBL")

For an additional charge, the Guaranteed withdrawal benefit for life ("GWBL") guarantees that you can take withdrawals up to a maximum amount per year (your "Guaranteed annual withdrawal amount"). GWBL is only available at issue. This benefit is not available at issue ages younger than 45. GWBL is not available if you have elected the Guaranteed minimum income benefit, the Earnings enhancement benefit or one of our Principal guarantee benefits, described later in this Prospectus. You may elect one of our automated payment plans or you may take partial withdrawals. All withdrawals reduce your account value and Guaranteed minimum death benefit. See "Accessing your money" later in this Prospectus. Your investment options will be limited to the guaranteed interest option, the account for special dollar cost averaging (for Accumulator(R)and Accumulator(R) Elite(SM) contracts) or the account for special money market dollar cost averaging (for Accumulator(R) Plus(SM) and Accumulator(R) Select(SM) contracts) and the permitted variable investment options. Our general dollar cost averaging program is not available if you elect the GWBL, but the investment simplifier program is available if you elect the GWBL. See "What are your investment options under the contract?" earlier in this section.

You may buy this benefit on a single life ("Single life") or a joint life ("Joint life") basis. Under a Joint life contract, lifetime withdrawals are guaranteed for the life of both the owner and successor owner.

For Joint life contracts, a successor owner may be named at contract issue only. The successor owner must be the owner's spouse. If you and the successor owner are no longer married, you may either: (i) drop the original successor owner or (ii) replace the original successor owner with your new spouse. This can only be done before the first withdrawal is made from the contract. After the first withdrawal, the successor owner can be dropped but cannot be replaced. If the successor owner is dropped after withdrawals begin, the charge will continue based on a Joint life basis. For NQ contracts, you have the option to designate the successor owner as a joint owner.

For Joint life contracts owned by a non-natural owner, a joint annuitant may be named at contract issue only. The annuitant and joint annuitant must be spouses. If the annuitant and joint annuitant are no longer married, you may either: (i) drop the joint annuitant or (ii) replace the original joint annuitant with the annuitant's new spouse. This can only be done before the first withdrawal. After the first withdrawal, the joint annuitant may be dropped but cannot be replaced. If the joint annuitant is dropped after withdrawals begin, the charge continues based on a Joint life basis.

Joint life QP and TSA contracts are not permitted in connection with the benefit. This benefit is not available under an Inherited IRA contract. If you are using your Accumulator(R) or Accumulator(R) Elite(SM) contract to fund a charitable remainder trust, you will have to take certain distribution amounts. You should consider split-funding so that those distributions do not adversely impact your guaranteed withdrawal benefit for life. See "Owner and annuitant requirements" earlier in this section.

The charge for the GWBL benefit will be deducted from your account value on each contract date anniversary. Please see "Guaranteed withdrawal benefit for life benefit charge" in "Charges and expenses" later in this Prospectus for a description of the charge.

You should not purchase this benefit if:

o You plan to take withdrawals in excess of your Guaranteed annual withdrawal amount because those withdrawals may significantly reduce or eliminate the value of the benefit (see "Effect of Excess withdrawals" below in this section);

o You are not interested in taking withdrawals prior to the contract's maturity date;

o You are using the contract to fund a Rollover TSA or QP contract where withdrawal restrictions will apply; or

o You plan to use it for withdrawals prior to age 59-1/2, as the taxable amount of the withdrawal will be includible in income and subject to an additional 10% federal income tax penalty, as discussed later in this Prospectus.

For traditional IRAs, TSA and QP contracts, you may take your lifetime required minimum distributions ("RMDs") without losing the value of the GWBL benefit, provided you comply with the conditions described under "Lifetime required minimum distribution withdrawals" in "Accessing your money" later in this Prospectus, including utilizing our Automatic RMD service. If you do not expect to comply with these conditions, this benefit may have limited usefulness for you and you should consider whether it is appropriate. Please consult your tax adviser.


                                              Contract features and benefits  43

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GWBL BENEFIT BASE

At issue, your GWBL benefit base is equal to your initial contribution and will increase or decrease, as follows:

o    Your GWBL benefit base increases by any subsequent contributions.

o Your GWBL benefit base may be increased on each contract date anniversary, as described below under "Annual Ratchet" and "7% deferral bonus."

o Your GWBL benefit base may be increased by the 200% Initial GWBL benefit base guarantee, as described later in this section.

o Your GWBL benefit base is not reduced by withdrawals except those withdrawals that cause total withdrawals in a contract year to exceed your Guaranteed annual withdrawal amount ("Excess withdrawal"). See "Effect of Excess withdrawals" below in this section.


GUARANTEED ANNUAL WITHDRAWAL AMOUNT

Your initial Guaranteed annual withdrawal amount is equal to a percentage of the GWBL benefit base. The initial applicable percentage ("Applicable percentage") is based on the owner's age at the time of the first withdrawal. For Joint life contracts, the initial Applicable percentage is based on the age of the younger owner or successor owner at the time of the first withdrawal. If your GWBL benefit base ratchets, as described below in this section under "Annual ratchet," on any contract date anniversary after you begin taking withdrawals, your Applicable percentage may increase based on your attained age at the time of the ratchet. The Applicable percentages are as follows:

--------------------------------------------------------------------------------
AGE                                       APPLICABLE PERCENTAGE
--------------------------------------------------------------------------------
45-59                                     4.0%
60-75                                     5.0%
76-85                                     6.0%
86 and older                              7.0%
--------------------------------------------------------------------------------

We will recalculate the Guaranteed annual withdrawal amount on each contract date anniversary and as of the date of any subsequent contribution or Excess withdrawal, as described below under "Effect of Excess withdrawals" and "Subsequent contributions." The withdrawal amount is guaranteed never to decrease as long as there are no Excess withdrawals.

Your Guaranteed annual withdrawals are not cumulative. If you withdraw less than the Guaranteed annual withdrawal amount in any contract year, you may not add the remainder to your Guaranteed annual withdrawal amount in any subsequent year.

The withdrawal charge, if applicable under your Accumulator(R) Series contract, is waived for withdrawals up to the Guaranteed annual withdrawal amount, but all withdrawals are counted toward your free withdrawal amount. See "Withdrawal charge" in "Charges and expenses" later in this Prospectus.


EFFECT OF EXCESS WITHDRAWALS

An Excess withdrawal is caused when you withdraw more than your Guaranteed annual withdrawal amount in any contract year. Once a withdrawal causes cumulative withdrawals in a contract year to exceed your Guaranteed annual withdrawal amount, the entire amount of that withdrawal and each subsequent withdrawal in that contract year are considered Excess withdrawals.

An Excess withdrawal can cause a significant reduction in both your GWBL benefit base and your Guaranteed annual withdrawal amount. If you make an Excess withdrawal, we will recalculate your GWBL benefit base and the Guaranteed annual withdrawal amount, as follows:

o The GWBL benefit base is reset as of the date of the Excess withdrawal to equal the lesser of: (i) the GWBL benefit base immediately prior to the Excess withdrawal and (ii) the account value immediately following the Excess withdrawal.

o The Guaranteed annual withdrawal amount is recalculated to equal the Applicable percentage multiplied by the reset GWBL benefit base.

You should not purchase the contract if you plan to take withdrawals in excess of your Guaranteed annual withdrawal amount as such withdrawals may significantly reduce or eliminate the value of the GWBL benefit. If your account value is less than your GWBL benefit base (due, for example, to negative market performance), an Excess withdrawal, even one that is only slightly more than your Guaranteed annual withdrawal amount, can significantly reduce your GWBL benefit base and the Guaranteed annual withdrawal amount.

For example, assume your GWBL benefit base is $100,000 and your account value is $80,000 when you decide to begin taking withdrawals at age 65. Your Guaranteed annual withdrawal amount is equal to $5,000 (5.0% of $100,000). You take an initial withdrawal of $8,000. Since your GWBL benefit base is immediately reset to equal the lesser of your GWBL benefit base prior to the Excess withdrawal ($100,000) and your account value immediately following the Excess withdrawal ($80,000 minus $8,000), your GWBL benefit base is now $72,000. In addition, your Guaranteed annual withdrawal amount is reduced to $3,600 (5.0% of $72,000), instead of the original $5,000. See "How withdrawals affect your GWBL and GWBL Guaranteed minimum death benefit" in "Accessing your money" later in this Prospectus.

Withdrawal charges, if applicable under your Accumulator(R) Series contract, are applied to the amount of the withdrawal that exceeds the greater of (i) the Guaranteed annual withdrawal amount or (ii) the 10% free withdrawal amount. A withdrawal charge would not be applied in the example above since the $8,000 withdrawal (equal to 10% of the contract's account value as of the beginning of the contract year) falls within the 10% free withdrawal amount. Under the example above, additional withdrawals during the same contract year could result in a further reduction of the GWBL benefit base and the Guaranteed annual withdrawal amount, as well as an application of withdrawal charges, if applicable. See "Withdrawal charge" in "Charges and expenses" later in this Prospectus.

You should note that an Excess withdrawal that reduces your account value to zero terminates the contract, including all benefits, without value. See "Insufficient account value" in "Determining your contract's value" later in this Prospectus.

In general, if you purchase the contract as a traditional IRA, QP or TSA and participate in our Automatic RMD service, an automatic with-


44  Contract features and benefits

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drawal under that program will not cause an Excess withdrawal, even if it exceeds your Guaranteed annual withdrawal amount. For more information, see "Lifetime required minimum distribution withdrawals" in "Accessing your money" later in this Prospectus. Loans are not available under Rollover TSA contracts if GWBL is elected.


ANNUAL RATCHET

Your GWBL benefit base is recalculated on each contract date anniversary to equal the greater of: (i) the account value and (ii) the most recent GWBL benefit base. If your account value is greater, we will ratchet up your GWBL benefit base to equal your account value. If your GWBL benefit base ratchets on any contract date anniversary after you begin taking withdrawals, your Applicable percentage may increase based on your attained age at the time of the ratchet. Your Guaranteed annual withdrawal amount will also be increased, if applicable, to equal your Applicable percentage times your new GWBL benefit base.

If your GWBL benefit base ratchets, we may increase the charge for the benefit. Once we increase the charge, it is increased for the life of the contract. We will permit you to opt out of the ratchet if the charge increases. If you choose to opt out, your charge will stay the same but your GWBL benefit base will no longer ratchet. Upon request, we will permit you to accept a GWBL benefit base ratchet with the charge increase on a subsequent contract date anniversary. For a description of the charge increase, see "Guaranteed withdrawal benefit for life benefit charge" in "Charges and expenses" later in this Prospectus.


7% DEFERRAL BONUS

At no additional charge, in each contract year in which you have not taken a withdrawal, we will increase your GWBL benefit base by an amount equal to 7% of your total contributions. This 7% deferral bonus is applicable for the life of the contract, subject to certain restrictions.

We will apply the 7% deferral bonus to your GWBL benefit base on each contract date anniversary until you make a withdrawal from your contract. In a contract year following an Annual Ratchet (described above), the deferral bonus will be applied to your GWBL benefit base on each contract date anniversary until you make a withdrawal. However, no deferral bonus is applied on a contract date anniversary on which an Annual Ratchet occurs.

Once you make a withdrawal, we will not apply the deferral bonus in future years unless you meet one of the exceptions that would allow you to continue to receive the deferral bonus. Those exceptions are described as follows:

o You are eligible to receive the 7% deferral bonus for any of your first ten contract years that you have not taken a withdrawal, even if you had taken a withdrawal in a prior year. For example, if you take your first withdrawal in the second contract year, you are still eligible to receive the deferral bonus in contract years three through ten. The deferral bonus is not applied in the contract year in which a withdrawal was made.

o You are eligible to receive the 7% deferral bonus to your GWBL Benefit Base on a contract date anniversary during the ten years following an Annual Ratchet, as long as no withdrawal is made in the same contract year. If a withdrawal is made during this ten-year period, no deferral bonus is applied in the contract year in which the withdrawal was made.

If the Annual Ratchet occurs on any contract date anniversary, for the next and subsequent contract years, the deferral bonus will be 7% of the most recent ratcheted GWBL benefit base, plus any subsequent contributions. If the GWBL benefit base is reduced due to an Excess withdrawal, the 7% deferral bonus will be calculated using the reset GWBL benefit base, plus any applicable contributions. The 7% deferral bonus generally excludes contributions made in the prior 12 months. In the first contract year, the deferral bonus is determined using all contributions received in the first 90 days of the contract year.

On any contract date anniversary on which you are eligible for a 7% deferral bonus, we will calculate the applicable bonus amount. If, when added to the current GWBL benefit base, the amount is greater than your account value, that amount will become your new GWBL benefit base but, as this adjustment is the result of the 7% deferral bonus rather than the Annual Ratchet, a new ten-year period, as described above, is not started by this adjustment to the GWBL benefit base. If that amount is less than or equal to your account value, your GWBL benefit base will be ratcheted to equal your account value, and the 7% deferral bonus will not apply. If you opt out of the Annual Ratchet (as discussed immediately above), the 7% deferral bonus will still apply.

MATURITY DATE. The last deferral bonus will be applicable on the contract's maturity date. (See "Annuity maturity date" under "Accessing your money" later in this Prospectus.)


200% INITIAL GWBL BENEFIT BASE GUARANTEE

If you have not taken a withdrawal from the contract before the later of (i) the tenth contract date anniversary, or (ii) the contract date anniversary following the owner's (or younger joint life's) attained age 70, the GWBL Benefit base will be increased to equal 200% of contributions made to the contract during the first 90 days, plus 100% of any subsequent contributions received after the first 90 days. There will be no increase if your GWBL benefit base already exceeds this initial GWBL Benefit base guarantee. This is the only time that this special increase to the GWBL Benefit base is available. However, you will continue to be eligible for the 7% deferral bonuses following this one-time increase.


SUBSEQUENT CONTRIBUTIONS

Subsequent contributions are not permitted after the later of: (i) the end of the first contract year and (ii) the date the first withdrawal is taken.

Anytime you make an additional contribution, your GWBL benefit base will be increased by the amount of the contribution. Your Guaranteed annual withdrawal amount will be equal to the Applicable percentage of the increased GWBL benefit base.


GWBL GUARANTEED MINIMUM DEATH BENEFIT

There are two guaranteed minimum death benefits available if you elect the GWBL option: (i) the GWBL Standard death benefit, which is


                                              Contract features and benefits  45

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available at no additional charge for owner issue ages 45-85 (issue ages 45-80 for Accumulator(R) Plus(SM) contracts), and (ii) the GWBL Enhanced death benefit, which is available for an additional charge for owner issue ages 45-75. Please see Appendix VII later in this Prospectus to see if these guaranteed death benefits are available in your state.

The GWBL Standard death benefit is equal to the GWBL Standard death benefit base. The GWBL Standard death benefit base is equal to your initial contribution and any additional contributions less a deduction that reflects any withdrawals you make (see "How withdrawals affect your GWBL and GWBL Guaranteed minimum death benefit" in "Accessing your money" later in this Prospectus).

The GWBL Enhanced death benefit is equal to the GWBL Enhanced death benefit base.

Your initial GWBL Enhanced death benefit base is equal to your initial contribution and will increase or decrease, as follows:

o Your GWBL Enhanced death benefit base increases by any subsequent contribution;

o Your GWBL Enhanced death benefit base increases to equal your account value if your GWBL benefit base is ratcheted, as described above in this section;

o Your GWBL Enhanced death benefit base increases by any 7% deferral bonus, as described above in this section;

o Your GWBL Enhanced death benefit base increases by the one-time 200% Initial GWBL Benefit base guarantee, if applicable; and

o Your GWBL Enhanced death benefit base decreases by an amount which reflects any withdrawals you make.

See "How withdrawals affect your GWBL and GWBL Guaranteed minimum death benefit" in "Accessing your money" later in this Prospectus.

The death benefit is equal to your account value (without adjustment for any otherwise applicable market value adjustment but adjusted for any pro rata optional benefit charges) as of the date we receive satisfactory proof of death, any required instructions for method of payment, information and forms necessary to effect payment or the applicable GWBL Guaranteed minimum death benefit on the date of the owner's death (adjusted for any subsequent withdrawals and associated withdrawal charges, if applicable), whichever provides a higher amount. For more information, see "Withdrawal charge" in "Charges and expenses" later in this Prospectus.


EFFECT OF YOUR ACCOUNT VALUE FALLING TO ZERO

If your account value falls to zero due to an Excess withdrawal, we will terminate your contract and you will receive no further payments or benefits. If an Excess withdrawal results in a withdrawal that equals more than 90% of your cash value or reduces your cash value to less than $500, we will treat your request as a surrender of your contract even if your GWBL benefit base is greater than zero.

However, if your account value falls to zero, either due to a withdrawal or surrender that is not an Excess withdrawal or due to a deduction of charges, please note the following:

o Your Accumulator(R) Series contract terminates and you will receive a supplementary life annuity contract setting forth your continuing benefits. The owner of the Accumulator(R) Series contract will be the owner and annuitant. The successor owner, if applicable, will be the joint annuitant. If the owner is non-natural, the annuitant and joint annuitant, if applicable, will be the same as under your Accumulator(R) Series contract.

o    No subsequent contributions will be permitted.

o If you were taking withdrawals through the "Maximum payment plan," we will continue the scheduled withdrawal payments on the same basis.

o If you were taking withdrawals through the "Customized payment plan" or in unscheduled partial withdrawals, we will pay the balance of the Guaranteed annual withdrawal amount for that contract year in a lump sum. Payment of the Guaranteed annual withdrawal amount will begin on the next contract date anniversary.

o Payments will continue at the same frequency for Single or Joint life contracts, as applicable, or annually if automatic payments were not being made.

o Any guaranteed minimum death benefit remaining under the original contract will be carried over to the supplementary life annuity contract. The death benefit will no longer grow and will be reduced on a dollar-for-dollar basis as payments are made. If there is any remaining death benefit upon the death of the owner and successor owner, if applicable, we will pay it to the beneficiary.

o The charge for the Guaranteed withdrawal benefit for life and the GWBL Enhanced death benefit will no longer apply.

o If at the time of your death the Guaranteed annual withdrawal amount was being paid to you as a supplementary life annuity contract, your beneficiary may not elect the Beneficiary continuation option.


OTHER IMPORTANT CONSIDERATIONS

o This benefit is not appropriate if you do not intend to take withdrawals prior to annuitization.

o Amounts withdrawn in excess of your Guaranteed annual withdrawal amount may be subject to a withdrawal charge, if applicable under your Accumulator(R) Series contract, as described in "Charges and expenses" later in the Prospectus. In addition, all withdrawals count toward your free withdrawal amount for that contract year. Excess withdrawals can significantly reduce or completely eliminate the value of the GWBL and GWBL Enhanced death benefit. See "Effect of Excess withdrawals" above in this section and "How withdrawals affect your GWBL and GWBL Guaranteed minimum death benefit" in "Accessing your money" later in this Prospectus.

o Withdrawals are not considered as annuity payments for tax purposes, and may be subject to an additional 10% Federal income tax penalty if they are taken before age 59-1/2. See "Tax information" later in this Prospectus.

o All withdrawals reduce your account value and Guaranteed minimum death benefit. See "How withdrawals are taken from your


46  Contract features and benefits

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     account value" and "How withdrawals affect your Guaranteed minimum death benefit" in "Accessing your money" later in this Prospectus.

o If you withdraw less than the Guaranteed annual withdrawal amount in any contract year, you may not add the remainder to your Guaranteed annual withdrawal amount in any subsequent year.

o The GWBL benefit terminates if the contract is continued under the beneficiary continuation option or under the Spousal continuation feature if the spouse is not the successor owner.

o If you surrender your contract to receive its cash value and your cash value is greater than your Guaranteed annual withdrawal amount, all benefits under the contract will terminate, including the GWBL benefit.

o If you transfer ownership of the contract, you terminate the GWBL benefit. See "Transfers of ownership, collateral assignments, loans and borrowing" in "More information" later in this Prospectus for more information.

o Withdrawals are available under other annuity contracts we offer and the contract without purchasing a withdrawal benefit.

o For IRA, QP and TSA contracts, if you have to take a required minimum distribution ("RMD") and it is your first withdrawal under the contract, the RMD will be considered your "first withdrawal" for the purposes of establishing your GWBL Applicable percentage.

o If you elect GWBL on a Joint life basis and subsequently get divorced, your divorce will not automatically terminate the contract. For both Joint life and Single life contracts, it is possible that the terms of your divorce decree could significantly reduce or completely eliminate the value of this benefit. Any withdrawal made for the purpose of creating another contract for your ex-spouse will reduce the benefit base(s) as described in "How withdrawals affect your GWBL and GWBL Guaranteed minimum death benefit" later in this Prospectus, even if pursuant to a divorce decree.

o The Federal Defense of Marriage Act precludes same-sex married couples, domestic partners, and civil union partners from being considered married under federal law. Such individuals, therefore, are not entitled to the favorable tax treatment accorded spouses under federal tax law. As a result, mandatory distributions from the contract must be made after the death of the first individual. Accordingly, the GWBL will have little or no value to the surviving same-gender spouse or partner. You should consult with your tax adviser for more information on this subject.


PRINCIPAL GUARANTEE BENEFITS

We offer two 10-year Principal guarantee benefits at an additional charge: the 100% Principal guarantee benefit and the 125% Principal guarantee benefit. You may only elect one Principal guarantee benefit ("PGB").

100% PRINCIPAL GUARANTEE BENEFIT. The guaranteed amount under the 100% Principal guarantee benefit is equal to your initial contribution and additional permitted contributions, adjusted for withdrawals. For
Accumulator(R) Plus(SM) contracts, the guaranteed amount does not include any credits allocated to your contract.

Under the 100% Principal guarantee benefit, your investment options are limited to the guaranteed interest option, the account for special dollar cost averaging (for Accumulator(R)and Accumulator(R) Elite(SM) contracts) or the account for special money market dollar cost averaging (for Accumulator(R) Plus(SM) and Accumulator(R) Select(SM) contracts) and the permitted variable investment options. See "What are your investment options under the contract?" earlier in this section.

125% PRINCIPAL GUARANTEE BENEFIT. The guaranteed amount under the 125% Principal guarantee benefit is equal to 125% of your initial contribution and additional permitted contributions, adjusted for withdrawals. For
Accumulator(R) Plus(SM) contracts, the guaranteed amount does not include any credits allocated to your contract.

Under the 125% Principal guarantee benefit, your investment options are limited to the guaranteed interest option, the account for special dollar cost averaging (for Accumulator(R)and Accumulator(R) Elite(SM) contracts) or the account for special money market dollar cost averaging (for Accumulator(R) Plus(SM) and Accumulator(R) Select(SM) contracts) and the AXA Moderate Allocation Portfolio.

Under both Principal guarantee benefits, if, on the 10th contract date anniversary (or later if you've exercised a reset as explained below) ("benefit maturity date"), your account value is less than the guaranteed amount, we will increase your account value to equal the applicable guaranteed amount. Any such additional amounts added to your account value will be allocated pursuant to the allocation instructions for additional contributions we have on file. After the benefit maturity date, the guarantee will terminate.

You have the option to reset (within 30 days following each applicable contract date anniversary) the guaranteed amount to the account value or 125% of the account value, as applicable, as of your fifth and later contract date anniversaries. If you exercise this option, you are eligible for another reset on each fifth and later contract date anniversary after the last reset up to the contract date anniversary following an owner's 85th birthday (an owner's 80th birthday under Accumulator(R) Plus(SM) contracts). If you elect to reset the guaranteed amount, your benefit maturity date will be extended to be the 10th contract date anniversary after the anniversary on which you reset the guaranteed amount. This extension applies each time you reset the guaranteed amount.

Neither PGB is available under Inherited IRA, Flexible Premium IRA and Flexible Premium Roth IRA contracts. If you elect either PGB, you may not elect the Guaranteed minimum income benefit, the Guaranteed withdrawal benefit for life, the systematic withdrawals option or the substantially equal withdrawals option. If you purchase a PGB, you may not make additional contributions to your contract after six months from the contract issue date.

If you are using your Accumulator(R) or Accumulator(R) Elite(SM) contract to fund a charitable remainder trust, you will have to take certain distribution amounts. You should consider split-funding so that those distributions do not adversely impact your Principal guarantee benefit. See "Owner and annuitant requirements" earlier in this section.

If you are planning to take required minimum distributions from the contract, this benefit may not be appropriate. See "Tax information" later in this Prospectus. If you elect a PGB and change ownership of


                                              Contract features and benefits  47

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the contract, your PGB will automatically terminate, except under certain circumstances. See "Transfers of ownership, collateral assignments, loans and borrowing" in "More information" later in this Prospectus for more information.

Once you purchase a PGB, you may not voluntarily terminate this benefit. Your PGB will terminate if the contract terminates before the benefit maturity date, as defined below. If you die before the benefit maturity date and the contract continues, we will continue the PGB only if the contract can continue through the benefit maturity date. If the contract cannot so continue, we will terminate your PGB and the charge. See "Non-spousal joint owner contract continuation" in "Payment of death benefit" later in this Prospectus. The PGB will terminate upon the exercise of the beneficiary continuation option. See "Payment of death benefit" later in this Prospectus for more information about the continuation of the contract after the death of the owner and/or the annuitant.

There is a charge for the Principal guarantee benefits (see "Charges and expenses" later in this Prospectus). You should note that the purchase of a PGB is not appropriate if you want to make additional contributions to your contract beyond the first six months after your contract is issued.

The purchase of a PGB is also not appropriate if you plan on terminating your contract before the benefit maturity date. The purchase of a PGB may not be appropriate if you plan on taking withdrawals from your contract before the benefit maturity date. Withdrawals from your contract before the benefit maturity date reduce the guaranteed amount under a PGB on a pro rata basis. You should also note that if you intend to allocate a large percentage of your contributions to the guaranteed interest option, the purchase of a PGB may not be appropriate because of the guarantees already provided by this option at no additional charge. Please note that loans (applicable to TSA contracts only) are not permitted under either PGB.


INHERITED IRA BENEFICIARY CONTINUATION CONTRACT


(For Accumulator(R), Accumulator(R) Elite(SM) and Accumulator(R) Select(SM) contracts only)


The contract is available to an individual beneficiary of a traditional IRA or a Roth IRA where the deceased owner held the individual retirement account or annuity (or Roth individual retirement account or annuity) with an insurance company or financial institution other than AXA Equitable. The purpose of the inherited IRA beneficiary continuation contract is to permit the beneficiary to change the funding vehicle that the deceased owner selected ("original IRA") while taking the required minimum distribution payments that must be made to the beneficiary after the deceased owner's death. See the discussion of required minimum distributions under "Tax information." The contract is intended only for beneficiaries who want to take payments at least annually over their life expectancy. These payments generally must begin (or must have begun) no later than December 31 of the calendar year following the year the deceased owner died. The contract is not suitable for beneficiaries electing the "5-year rule." See "Beneficiary continuation option for IRA and Roth IRA contracts" under "Beneficiary continuation option" in "Payment of death benefit" later in this Prospectus. You should discuss with your tax adviser your own personal situation. The contract may not be available in all states. Please speak with your financial professional for further information.

The Inherited IRA is also available to non-spousal beneficiaries of deceased plan participants in qualified plans, 403(b) plans and governmental employer 457(b) plans ("Applicable Plan(s)"). In this discussion, unless otherwise indicated, references to "deceased owner" include "deceased plan participant"; references to "original IRA" include "the deceased plan participant's interest or benefit under the Applicable Plan", and references to "individual beneficiary of a traditional IRA" include "individual non-spousal beneficiary under an Applicable Plan."

The inherited IRA beneficiary continuation contract can only be purchased by a direct transfer of the beneficiary's interest under the deceased owner's original IRA. In the case of a non-spousal beneficiary under a deceased plan participant's Applicable Plan, the Inherited IRA can only be purchased by a direct rollover of the death benefit under the Applicable Plan. The owner of the inherited IRA beneficiary continuation contract is the individual who is the beneficiary of the original IRA. Certain trusts with only individual beneficiaries will be treated as individuals for this purpose. The contract must also contain the name of the deceased owner. In this discussion, "you" refers to the owner of the inherited IRA beneficiary continuation contract.

The inherited IRA beneficiary continuation contract can be purchased whether or not the deceased owner had begun taking required minimum distribution payments during his or her life from the original IRA or whether you had already begun taking required minimum distribution payments of your interest as a beneficiary from the deceased owner's original IRA. You should discuss with your own tax adviser when payments must begin or must be made.

Under the inherited IRA beneficiary continuation contract:

o You must receive payments at least annually (but can elect to receive payments monthly or quarterly). Payments are generally made over your life expectancy determined in the calendar year after the deceased owner's death and determined on a term certain basis.

o You must receive payments from the contract even if you are receiving payments from another IRA of the deceased owner in an amount that would otherwise satisfy the amount required to be distributed from the contract.

o The beneficiary of the original IRA will be the annuitant under the inherited IRA beneficiary continuation contract. In the case where the beneficiary is a "see-through trust," the oldest beneficiary of the trust will be the annuitant.

o An inherited IRA beneficiary continuation contract is not available for owners over age 70.

o The initial contribution must be a direct transfer from the deceased owner's original IRA and is subject to minimum contribution amounts. See "How you can contribute to your contract" earlier in this section.

o Subsequent contributions of at least $1,000 are permitted but must be direct transfers of your interest as a beneficiary from another IRA with a financial institution other than AXA Equitable, where the


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   deceased owner is the same as under the original IRA contract. A non-spousal beneficiary under an Applicable Plan cannot make subsequent contributions to an Inherited IRA contract.

o    You may make transfers among the investment options.

o You may choose at any time to withdraw all or a portion of the account value. Any partial withdrawal must be at least $300. Withdrawal charges will apply as described in "Charges and expenses" later in this Prospectus. Please note that withdrawal charges do not apply to Accumulator(R) Select(SM) contracts.

o The Guaranteed minimum income benefit, Spousal continuation, special dollar cost averaging program, special money market dollar cost averaging program, automatic investment program, Principal guarantee benefits, the Guaranteed withdrawal benefit for life and systematic withdrawals are not available under the Inherited IRA beneficiary continuation contract.

o If you die, we will pay to a beneficiary that you choose the greater of the account value or the applicable death benefit.

o Upon your death, your beneficiary has the option to continue taking required minimum distributions based on your remaining life expectancy or to receive any remaining interest in the contract in a lump sum. The option elected will be processed when we receive satisfactory proof of death, any required instructions for the method of payment and any required information and forms necessary to effect payment. If your beneficiary elects to continue to take distributions, we will increase the account value to equal the applicable death benefit if such death benefit is greater than such account value as of the date we receive satisfactory proof of death and any required instructions, information and forms. Thereafter, withdrawal charges will no longer apply (if applicable under your Accumulator(R) Series contract). If you had elected any enhanced death benefits, they will no longer be in effect and charges for such benefits will stop. The Guaranteed minimum death benefit will also no longer be in effect.


YOUR RIGHT TO CANCEL WITHIN A CERTAIN NUMBER OF DAYS

This is provided for informational purposes only. Since the contracts are no longer available to new purchasers, this cancellation provision is no longer applicable.

If for any reason you are not satisfied with your contract, you may return it to us for a refund. To exercise this cancellation right you must mail the contract, with a signed letter of instruction electing this right, to our processing office within 10 days after you receive it. If state law requires, this "free look" period may be longer. Other state variations may apply. Please contact your financial professional and/or see Appendix VII to find out what applies in your state.

Generally, your refund will equal your account value (less loan reserve account under TSA contracts) under the contract on the day we receive notification of your decision to cancel the contract and will reflect (i) any investment gain or loss in the variable investment options (less the daily charges we deduct),
(ii) any guaranteed interest in the guaranteed interest option, (iii) any positive or negative market value adjustments in the fixed maturity options, and (iv) any interest in the account for special dollar cost averaging, through the date we receive your contract. Some states, however, require that we refund the full amount of your contribution (not reflecting (i), (ii), (iii) or (iv) above). For any IRA contract returned to us within seven days after you receive it, we are required to refund the full amount of your contribution. Please note that the account for special dollar cost averaging is available to Accumulator(R) and Accumulator(R) Elite(SM) contract owners only.

For Accumulator(R) Plus(SM) contract owners, please note that you will forfeit the credit by exercising this right of cancellation.

We may require that you wait six months before you may apply for a contract with us again if:

o    you cancel your contract during the free look period; or

o you change your mind before you receive your contract whether we have received your contribution or not.

Please see "Tax information" later in this Prospectus for possible consequences of cancelling your contract.

If you fully convert an existing traditional IRA contract to a Roth Conversion IRA or Flexible Premium Roth IRA contract, you may cancel your Roth Conversion IRA or Flexible Premium Roth IRA contract and return to a Rollover IRA or Flexible Premium IRA contract, whichever applies. Our processing office, or your financial professional, can provide you with the cancellation instructions.

In addition to the cancellation right described above, you have the right to surrender your contract, rather than cancel it. Please see "Surrendering your contract to receive its cash value," later in this Prospectus. Surrendering your contract may yield results different than canceling your contract, including a greater potential for taxable income. In some cases, your cash value upon surrender may be greater than your contributions to the contract. Please see "Tax information" later in this Prospectus.


                                              Contract features and benefits  49

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2. Determining your contract's value


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YOUR ACCOUNT VALUE AND CASH VALUE

Your "account value" is the total of the values you have in: (i) the variable investment options; (ii) the guaranteed interest option; (iii) market adjusted amounts in the fixed maturity options; (iv) the account for special dollar cost averaging (applies to Accumulator(R) and Accumulator(R) Elite(SM) contracts only); and (v) the loan reserve account (applies to Rollover TSA contracts only).

Your contract also has a "cash value." At any time before annuity payments begin, your contract's cash value is equal to the account value, less: (i) the total amount or a pro rata portion of the annual administrative charge, as well as any optional benefit charges; (ii) any applicable withdrawal charges (not applicable to Accumulator(R) Select(SM) contracts); and (iii) the amount of any outstanding loan plus accrued interest (applicable to Rollover TSA contracts only). Please see "Surrendering your contract to receive its cash value" in "Accessing your money" later in this Prospectus.


YOUR CONTRACT'S VALUE IN THE VARIABLE INVESTMENT OPTIONS

Each variable investment option invests in shares of a corresponding Portfolio. Your value in each variable investment option is measured by "units." The value of your units will increase or decrease as though you had invested it in the corresponding Portfolio's shares directly. Your value, however, will be reduced by the amount of the fees and charges that we deduct under the contract.

The unit value for each variable investment option depends on the investment performance of that option, less daily charges for:

(i)   mortality and expense risks;

(ii)  administrative expenses; and

(iii) distribution charges.

On any day, your value in any variable investment option equals the number of units credited to that option, adjusted for any units purchased for or deducted from your contract under that option, multiplied by that day's value for one unit. The number of your contract units in any variable investment option does not change unless they are:

(i) increased to reflect additional contributions (plus the credit for Accumulator(R) Plus(SM) contracts);

(ii) decreased to reflect a withdrawal (plus withdrawal charges if applicable under your Accumulator(R) Series contract);

(iii) increased to reflect a transfer into, or decreased to reflect a transfer out of, a variable investment option; or

(iv) increased or decreased to reflect a transfer of your loan amount from or to the loan reserve account under a Rollover TSA contract.

In addition, when we deduct the enhanced death benefit, Guaranteed minimum income benefit, Principal guarantee benefits, Guaranteed withdrawal benefit for life and/or Earnings enhancement benefit charges, the number of units credited to your contract will be reduced. Your units are also reduced when we deduct the annual administrative charge. A description of how unit values are calculated is found in the SAI.


YOUR CONTRACT'S VALUE IN THE GUARANTEED
INTEREST OPTION

Your value in the guaranteed interest option at any time will equal: your contributions and transfers to that option, plus interest, minus withdrawals out of the option, and charges we deduct.


YOUR CONTRACT'S VALUE IN THE FIXED MATURITY OPTIONS

Your value in each fixed maturity option at any time before the maturity date is the market adjusted amount in each option, which reflects withdrawals out of the option and charges we deduct. This is equivalent to your fixed maturity amount increased or decreased by the market value adjustment. Your value, therefore, may be higher or lower than your contributions (less withdrawals) accumulated at the rate to maturity. At the maturity date, your value in the fixed maturity option will equal its maturity value, provided there have been no withdrawals or transfers.


YOUR CONTRACT'S VALUE IN THE ACCOUNT FOR SPECIAL DOLLAR COST AVERAGING (For Accumulator(R) and Accumulator(R) Elite(SM) contracts only)

Your value in the account for special dollar cost averaging at any time will equal your contribution allocated to that option, plus interest, less the sum of all amounts that have been transferred to the variable investment options you have selected.


INSUFFICIENT ACCOUNT VALUE

Your contract will terminate without value if your account value is insufficient to pay any applicable charges when due. Your account value could become insufficient due to withdrawals and/or poor market performance. Upon such termination, you will lose all your rights under your contract and any applicable guaranteed benefits, except as discussed below.

See Appendix VII later in this Prospectus for any state variations with regard to terminating your contract.


GUARANTEED MINIMUM INCOME BENEFIT NO LAPSE GUARANTEE. In certain circumstances, even if your account value falls to zero, your Guaranteed minimum income benefit will still have value. Please see "Contract features and benefits" earlier in this Prospectus for information on this feature.


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PRINCIPAL GUARANTEE BENEFITS. If you take no withdrawals, and your account value is insufficient to pay charges, we will not terminate your contract if you are participating in a PGB. Your contract will remain in force and we will pay your guaranteed amount at the benefit maturity date.


GUARANTEED WITHDRAWAL BENEFIT FOR LIFE. If you elect the Guaranteed withdrawal benefit for life and your account value falls to zero due to an Excess withdrawal, we will terminate your contract and you will receive no payment or supplementary life annuity contract, even if your GWBL benefit base is greater than zero. If, however, your account value falls to zero, either due to a withdrawal or surrender that is not an Excess withdrawal or due to a deduction of charges, the benefit will still have value. See "Contract features and benefits" earlier in this Prospectus.


                                           Determining your contract's value  51

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3. Transferring your money among investment options


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TRANSFERRING YOUR ACCOUNT VALUE

At any time before the date annuity payments are to begin, you can transfer some or all of your account value among the investment options, subject to the following:

o You may not transfer any amount to the account for special dollar cost averaging (for Accumulator(R) and Accumulator(R) Elite(SM) contracts) or the account for special money market dollar cost averaging (for Accumulator(R) Plus(SM) and Accumulator(R) Select(SM) contracts).

o You may not transfer to a fixed maturity option that has a rate to maturity of 3%.

o If an owner or annuitant is age 76-80, you must limit your transfers to fixed maturity options with maturities of seven years or less. If an owner or annuitant is age 81 or older, you must limit your transfers to fixed maturity options of five years or less. Also, the maturity dates may be no later than the date annuity payments are to begin.

o If you make transfers out of a fixed maturity option other than at its maturity date, the transfer may cause a market value adjustment.

o For Accumulator(R) Plus(SM), Accumulator(R) Elite(SM) and Accumulator(R) Select(SM) contract owners, a transfer into the guaranteed interest option will not be permitted if such transfer would result in more than 25% of the account value being allocated to the guaranteed interest option, based on the account value as of the previous business day.

Some states may have additional transfer restrictions. Please see Appendix VII later in this Prospectus.

In addition, we reserve the right to restrict transfers into and among variable investment options, including limitations on the number, frequency, or dollar amount of transfers. Our current transfer restrictions are set forth in the "Disruptive transfer activity" section below.

The maximum amount that may be transferred from the guaranteed interest option to any investment option (including amounts transferred pursuant to the fixed-dollar option and interest sweep option dollar cost averaging programs described under "Allocating your contributions" in "Contract features and benefits" earlier in this Prospectus) in any contract year is the greatest of:

(a) 25% of the amount you have in the guaranteed interest option on the last day of the prior contract year; or

(b) the total of all amounts transferred at your request from the guaranteed interest option to any of the investment options in the prior contract year; or

(c) 25% of amounts transferred or allocated to the guaranteed interest option during the current contract year.

From time to time, we may remove the restrictions regarding transferring amounts out of the guaranteed interest option. If we do so, we will tell you. We will also tell you at least 45 days in advance of the day that we intend to reimpose the transfer restrictions. When we reimpose the transfer restrictions, if any dollar cost averaging transfer out of the guaranteed interest option causes a violation of the 25% outbound restriction, that dollar cost averaging program will be terminated for the current contract year. A new dollar cost averaging program can be started in the next or subsequent contract years.

You may request a transfer in writing, by telephone using TOPS or through Online Account Access. You must send in all written transfer requests directly to our processing office. Transfer requests should specify:

(1)   the contract number,

(2) the dollar amounts or percentages of your current account value to be transferred, and

(3)   the investment options to and from which you are transferring.

We will confirm all transfers in writing.

Please see "Allocating your contributions" in "Contract features and benefits" for more information about your role in managing your allocations.


DISRUPTIVE TRANSFER ACTIVITY

You should note that the contract is not designed for professional "market timing" organizations, or other organizations or individuals engaging in a market timing strategy. The contract is not designed to accommodate programmed transfers, frequent transfers or transfers that are large in relation to the total assets of the underlying portfolio.

Frequent transfers, including market timing and other program trading or short-term trading strategies, may be disruptive to the underlying portfolios in which the variable investment options invest. Disruptive transfer activity may adversely affect performance and the interests of long-term investors by requiring a portfolio to maintain larger amounts of cash or to liquidate portfolio holdings at a disadvantageous time or price. For example, when market timing occurs, a portfolio may have to sell its holdings to have the cash necessary to redeem the market timer's investment. This can happen when it is not advantageous to sell any securities, so the portfolio's performance may be hurt. When large dollar amounts are involved, market timing can also make it difficult to use long-term investment strategies because a portfolio cannot predict how much cash it will have to invest. In addition, disruptive transfers or purchases and redemptions of portfolio investments may impede efficient portfolio management and impose increased transaction costs, such as brokerage costs, by requiring the portfolio manager to effect more frequent purchases and sales of portfolio securities. Similarly, a portfolio may bear increased administrative costs as a result of the asset level and investment volatility that accompanies patterns of excessive or short-term trading. Portfolios that invest a significant portion of their assets in foreign securities or the securities of small- and mid-capitalization companies tend to be subject to the risks associated with market timing and


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short-term trading strategies to a greater extent than portfolios that do not.
Securities trading in overseas markets present time zone arbitrage opportunities when events affecting portfolio securities values occur after the close of the overseas market but prior to the close of the U.S. markets. Securities of small- and mid-capitalization companies present arbitrage opportunities because the market for such securities may be less liquid than the market for securities of larger companies, which could result in pricing inefficiencies. Please see the prospectuses for the underlying portfolios for more information on how portfolio shares are priced.

We currently use the procedures described below to discourage disruptive transfer activity. You should understand, however, that these procedures are subject to the following limitations: (1) they primarily rely on the policies and procedures implemented by the underlying portfolios; (2) they do not eliminate the possibility that disruptive transfer activity, including market timing, will occur or that portfolio performance will be affected by such activity; and (3) the design of market timing procedures involves inherently subjective judgments, which we seek to make in a fair and reasonable manner consistent with the interests of all contract owners.

We offer investment options with underlying portfolios that are part of AXA Premier VIP Trust and EQ Advisors Trust (together, the "trusts"). The trusts have adopted policies and procedures regarding disruptive transfer activity. They discourage frequent purchases and redemptions of portfolio shares and will not make special arrangements to accommodate such transactions. They aggregate inflows and outflows for each portfolio on a daily basis. On any day when a portfolio's net inflows or outflows exceed an established monitoring threshold, the trust obtains from us contract owner trading activity. The trusts currently consider transfers into and out of (or vice versa) the same variable investment option within a five business day period as potentially disruptive transfer activity. Each trust reserves the right to reject a transfer that it believes, in its sole discretion, is disruptive (or potentially disruptive) to the management of one of its portfolios. Please see the prospectuses for the trusts for more information.

When a contract is identified in connection with potentially disruptive transfer activity for the first time, a letter is sent to the contract owner explaining that there is a policy against disruptive transfer activity and that if such activity continues certain transfer privileges may be eliminated. If and when the contract owner is identified a second time as engaged in potentially disruptive transfer activity under the contract, we currently prohibit the use of voice, fax and automated transaction services. We currently apply such action for the remaining life of each affected contract. We or a trust may change the definition of potentially disruptive transfer activity, the monitoring procedures and thresholds, any notification procedures, and the procedures to restrict this activity. Any new or revised policies and procedures will apply to all contract owners uniformly. We do not permit exceptions to our policies restricting disruptive transfer activity.

It is possible that a trust may impose a redemption fee designed to discourage frequent or disruptive trading by contract owners. As of the date of this Prospectus, the trusts had not implemented such a fee. If a redemption fee is implemented by a trust, that fee, like any other trust fee, will be borne by the contract owner.

Contract owners should note that it is not always possible for us and the underlying trusts to identify and prevent disruptive transfer activity. In addition, because we do not monitor for all frequent trading at the separate account level, contract owners may engage in frequent trading which may not be detected, for example, due to low net inflows or outflows on the particular day(s). Therefore, no assurance can be given that we or the trusts will successfully impose restrictions on all potentially disruptive transfers. Because there is no guarantee that disruptive trading will be stopped, some contract owners may be treated differently than others, resulting in the risk that some contract owners may be able to engage in frequent transfer activity while others will bear the effect of that frequent transfer activity. The potential effects of frequent transfer activity are discussed above.

REBALANCING YOUR ACCOUNT VALUE

We currently offer two rebalancing programs that you can use to automatically reallocate your account value among your investment options. Option I allows you to rebalance your account value among the variable investment options. Option II allows you to rebalance among the variable investment options and the guaranteed interest option. Under both options, rebalancing is not available for amounts you have allocated to the fixed maturity options.

To enroll in one of our rebalancing programs, you must notify us in writing or through Online Account Access and tell us:

      (a) the percentage you want invested in each investment option (whole percentages only), and

      (b) how often you want the rebalancing to occur (quarterly, semiannually, or annually on a contract year basis)

Rebalancing will occur on the same day of the month as the contract date. If a contract is established after the 28th, rebalancing will occur on the first business day of the month following the contract issue date.

You may elect or terminate the rebalancing program at any time. You may also change your allocations under the program at any time. Once enrolled in the rebalancing program, it will remain in effect until you instruct us in writing to terminate the program. Requesting an investment option transfer while enrolled in our rebalancing program will not automatically change your allocation instructions for rebalancing your account value. This means that upon the next scheduled rebalancing, we will transfer amounts among your investment options pursuant to the allocation instructions previously on file for your program. Changes to your allocation instructions for the rebalancing program (or termination of your enrollment in the program) must be in writing and sent to our Processing Office. Termination requests can be made online through Online Account Access. See "How to reach us" in "Who is AXA Equitable?" earlier in this Prospectus. There is no charge for the rebalancing feature.

--------------------------------------------------------------------------------
Rebalancing does not assure a profit or protect against loss. You should periodically review your allocation percentages as your needs change. You may want to discuss the rebalancing program with your financial professional before electing the program.
--------------------------------------------------------------------------------
While your rebalancing program is in effect, we will transfer amounts among the investment options so that the percentage of your account value that you specify is invested in each option at the end of each rebalancing date.


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If you select Option II, you will be subject to our rules regarding transfers from the guaranteed interest option to the variable investment options. These rules are described in "Transferring your account value" earlier in this section. Under Option II, a transfer into or out of the guaranteed interest option to initiate the rebalancing program will not be permitted if such transfer would violate these rules. If this occurs, the rebalancing program will not go into effect.

You may not elect Option II if you are participating in any dollar cost averaging program. You may not elect Option I if you are participating in general dollar cost averaging or, in the case of Accumulator(R) Plus(SM) and Accumulator(R) Select(SM) contract owners, special money market dollar cost averaging.

If you elect a benefit that limits your variable investment options, those limitations will also apply to the rebalancing programs.


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4. Accessing your money


--------------------------------------------------------------------------------

WITHDRAWING YOUR ACCOUNT VALUE

You have several ways to withdraw your account value before annuity payments begin. The table below shows the methods available under each type of contract. More information follows the table.

Please see "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus and "How withdrawals affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Principal guarantee benefits" and "How withdrawals affect your GWBL and GWBL Guaranteed minimum death benefit" below for more information on how withdrawals affect your guaranteed benefits and could potentially cause your contract to terminate.


--------------------------------------------------------------------------------
                             METHOD OF WITHDRAWAL
--------------------------------------------------------------------------------
                    AUTOMATIC                            PRE-AGE     LIFETIME
                     PAYMENT                             59-1/2      REQUIRED
                      PLANS                               SUB-       MINIMUM
                      (GWBL                  SYSTEM-   STANTIALLY   DISTRIBU-
 CONTRACT(+)          ONLY)       PARTIAL     ATIC        EQUAL        TION
--------------------------------------------------------------------------------
NQ                     Yes         Yes         Yes         No          No
--------------------------------------------------------------------------------
Rollover IRA           Yes         Yes         Yes         Yes         Yes
--------------------------------------------------------------------------------
Flexible
 Premium IRA           Yes         Yes         Yes         Yes         Yes
--------------------------------------------------------------------------------
Roth Conversion
 IRA                   Yes         Yes         Yes         Yes         No
--------------------------------------------------------------------------------
Flexible Premium
 Roth IRA              Yes         Yes         Yes         Yes         No
--------------------------------------------------------------------------------
Inherited IRA          No          Yes         No          No           *
--------------------------------------------------------------------------------
QP**                   Yes         Yes         No          No          Yes
--------------------------------------------------------------------------------
Rollover TSA***        Yes         Yes         Yes         No          Yes
--------------------------------------------------------------------------------

+ Please note that not all contract types are available under the Accumulator(R) Series of contracts.

* The contract pays out post-death required minimum distributions. See "Inherited IRA beneficiary continuation contract" in "Contract features and benefits" earlier in this Prospectus.

** All payments are made to the trust, as the owner of the contract. See "Appendix II: Purchase considerations for QP contracts" later in this Prospectus.


*** Employer or plan approval required for all transactions. Your ability to take withdrawals or loans from, or surrender your TSA contract may be limited. See Appendix IX -- "Tax Sheltered Annuity contracts (TSAs)" later in this Prospectus.



AUTOMATIC PAYMENT PLANS
(For contracts with GWBL only)

You may take automatic withdrawals under either the Maximum payment plan or the Customized payment plan, as described below. Under either plan, you may take withdrawals on a monthly, quarterly or annual basis. You may change the payment frequency of your withdrawals at any time, and the change will become effective on the next contract date anniversary.

You may elect either the Maximum payment plan or the Customized payment plan at any time. You must wait at least 28 days from contract issue before automatic payments begin. We will make the withdrawals on any day of the month that you select as long as it is not later than the 28th day of the month.

MAXIMUM PAYMENT PLAN. Our Maximum payment plan provides for the withdrawal of the Guaranteed annual withdrawal amount in scheduled payments. The amount of the withdrawal will increase on contract date anniversaries with any Annual Ratchet, 7% deferral bonus or by the one-time 200% Initial GWBL Benefit base guarantee.

If you elect the Maximum payment plan and start monthly or quarterly payments after the beginning of a contract year, the payments you take that year will be less than your Guaranteed annual withdrawal amount.

If you take a partial withdrawal while the Maximum payment plan is in effect, we will terminate the plan. You may enroll in the plan again at any time, but the scheduled payments will not resume until the next contract date anniversary.

CUSTOMIZED PAYMENT PLAN. Our Customized payment plan provides for the withdrawal of a fixed amount not greater than the Guaranteed annual withdrawal amount in scheduled payments. The amount of the withdrawal will not be increased on contract date anniversaries with any Annual Ratchet, 7% deferral bonus or by the one-time 200% Initial GWBL Benefit base guarantee. You must elect to change the scheduled payment amount.

It is important to note that if you elect the Customized payment plan and start monthly or quarterly withdrawals after the beginning of a contract year, you could select scheduled payment amounts that would cause an Excess withdrawal. If your selected scheduled payment would cause an Excess withdrawal, we will notify you. As discussed earlier in the Prospectus, Excess withdrawals may significantly reduce the value of the Guaranteed withdrawal benefit for life benefit. See "Effect of Excess withdrawals" in "Contract features and benefits" earlier in this Prospectus.

If you take a partial withdrawal while the Customized payment plan is in effect, we will terminate the plan. You may enroll in the plan again at any time, but the scheduled payments will not resume until the next contract date anniversary.


PARTIAL WITHDRAWALS
(All contracts)

You may take partial withdrawals from your account value at any time. (Rollover TSA contracts may have restrictions and employer or plan approval is required.) The minimum amount you may withdraw is $300.

For all contracts except Accumulator(R) Select(SM), partial withdrawals will be subject to a withdrawal charge if they exceed the 10% free withdrawal amount. For more information, see "10% free withdrawal amount" in "Charges and expenses" later in this Prospectus. Under Rollover TSA contracts, if a loan is outstanding, you may only take par-


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tial withdrawals as long as the cash value remaining after any withdrawal equals at least 10% of the outstanding loan plus accrued interest.

Any request for a partial withdrawal will terminate your participation in either the Maximum payment plan or Customized payment plan, if applicable.

SYSTEMATIC WITHDRAWALS
(All contracts except Inherited IRA and QP)

You may take systematic withdrawals of a particular dollar amount or a particular percentage of your account value. (Rollover TSA contracts may have restrictions and employer or plan approval is required.)

You may take systematic withdrawals on a monthly, quarterly or annual basis as long as the withdrawals do not exceed the following percentages of your account value: 0.8% monthly, 2.4% quarterly and 10.0% annually. The minimum amount you may take in each systematic withdrawal is $250. If the amount withdrawn would be less than $250 on the date a withdrawal is to be taken, we will not make a payment and we will terminate your systematic withdrawal election.

If the withdrawal charges on your contract have expired, you may elect a systematic withdrawal option in excess of percentages described in the preceding paragraph, up to 100% of your account value. However, if you elect a systematic withdrawal option in excess of these limits, and make a subsequent contribution to your contract, the systematic withdrawal option will be terminated. You may then elect a new systematic withdrawal option within the limits described in the preceding paragraph. Please note that withdrawal charges do not apply to Accumulator(R) Select(SM) contracts.

We will make the withdrawals on any day of the month that you select as long as it is not later than the 28th day of the month. If you do not select a date, we will make the withdrawals on the same calendar day of the month as the contract date. You must wait at least 28 days after your contract is issued before your systematic withdrawals can begin.

You may elect to take systematic withdrawals at any time. If you own an IRA contract, you may elect this withdrawal method only if you are between ages 59-1/2 and 70-1/2.

You may change the payment frequency, or the amount or percentage of your systematic withdrawals, once each contract year. However, you may not change the amount or percentage in any contract year in which you have already taken a partial withdrawal. You can cancel the systematic withdrawal option at any time.

For all contracts except Accumulator(R) Select(SM), systematic withdrawals are not subject to a withdrawal charge, except to the extent that, when added to a partial withdrawal previously taken in the same contract year, the systematic withdrawal exceeds the 10% free withdrawal amount. Also, systematic withdrawals are not available if you have elected a Principal guarantee benefit or the Guaranteed withdrawal benefit for life.

SUBSTANTIALLY EQUAL WITHDRAWALS
(Rollover IRA, Roth Conversion IRA, Flexible Premium IRA and Flexible Premium Roth IRA contracts)

We offer our "substantially equal withdrawals option" to allow you to receive distributions from your account value without triggering the 10% additional federal income tax penalty, which normally applies to distributions made before age 59-1/2. See "Tax information" later in this Prospectus. We use one of the IRS-approved methods for doing this; this is not the exclusive method of meeting this exception. After consultation with your tax adviser, you may decide to use another method which would require you to compute amounts yourself and request partial withdrawals. In such a case, a withdrawal charge may apply (if applicable under your Accumulator(R) Series contract). Once you begin to take substantially equal withdrawals, you should not (i) stop them;
(ii) change the pattern of your withdrawals for example, by taking an additional partial withdrawal; or (iii) contribute any more to the contract until after the later of age 59-1/2 or five full years after the first withdrawal. If you alter the pattern of withdrawals, you may be liable for the 10% federal tax penalty that would have otherwise been due on prior withdrawals made under this option and for any interest on the delayed payment of the penalty.

In accordance with IRS guidance, an individual who has elected to receive substantially equal withdrawals may make a one time change, without penalty, from one of the IRS-approved methods of calculating fixed payments to another IRS-approved method (similar to the required minimum distribution rules) of calculating payments which vary each year.

You may elect to take substantially equal withdrawals at any time before age 59-1/2. We will make the withdrawal on any day of the month that you select as long as it is not later than the 28th day of the month. We will calculate the amount of your substantially equal withdrawals using the IRS-approved method we offer. The payments will be made monthly, quarterly or annually as you select. These payments will continue until (i) we receive written notice from you to cancel this option; (ii) you take an additional partial withdrawal; or (iii) you contribute any more to the contract. You may elect to start receiving substantially equal withdrawals again, but the payments may not restart in the same calendar year in which you took a partial withdrawal or added amounts to the contract. We will calculate the new withdrawal amount.

For all contracts except Accumulator(R) Select(SM), substantially equal withdrawals that we calculate for you are not subject to a withdrawal charge, except to the extent that, when added to a partial withdrawal previously taken in the same contract year, the substantially equal withdrawal exceeds the free withdrawal amount (see "10% free withdrawal amount" in "Charges and expenses" later in this Prospectus).

Also, the substantially equal withdrawal program is not available if you have elected a Principal guarantee benefit or the Guaranteed withdrawal benefit for life.



LIFETIME REQUIRED MINIMUM DISTRIBUTION WITHDRAWALS
(Rollover IRA, Flexible Premium IRA, QP and Rollover TSA contracts only -- See "Tax information" and Appendix IX later in this Prospectus)


We offer our "automatic required minimum distribution (RMD) service" to help you meet lifetime required minimum distributions under federal income tax rules. This is not the exclusive way for you to meet these rules. After consultation with your tax adviser, you may decide to compute required minimum distributions yourself and request partial withdrawals. In such a case, a withdrawal charge may apply (if appli-


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cable under your Accumulator(R) Series contract). Before electing this account based withdrawal option, you should consider whether annuitization might be better in your situation. If you have elected certain additional benefits, such as the Guaranteed minimum death benefit or Guaranteed minimum income benefit, amounts withdrawn from the contract to meet RMDs will reduce the benefit base and may limit the utility of the benefit. Also, the actuarial present value of additional contract benefits must be added to the account value in calculating required minimum distribution withdrawals from annuity contracts funding qualified plans, TSAs and IRAs, which could increase the amount required to be withdrawn. Please refer to "Tax information" and Appendix IX later in this Prospectus.


This service is not available under defined benefit QP contracts.


You may elect this service in the year in which you reach age 70-1/2 or in any later year. The minimum amount we will pay out is $250. Currently, minimum distribution withdrawal payments will be made annually. See "Required minimum distributions" in "Tax information" and Appendix IX later in this Prospectus for your specific type of retirement arrangement.


--------------------------------------------------------------------------------
For Rollover IRA, Flexible Premium IRA, and Rollover TSA contracts, we will send a form outlining the distribution options available in the year you reach age 70-1/2 (if you have not begun your annuity payments before that time).
--------------------------------------------------------------------------------

We do not impose a withdrawal charge on minimum distribution withdrawals if you are enrolled in our automatic RMD service except if, when added to a partial withdrawal previously taken in the same contract year, the minimum distribution withdrawal exceeds the 10% free withdrawal amount. Please note that withdrawal charges do not apply to Accumulator(R) Select(SM) contracts.

Under Rollover TSA contracts, you may not elect our automatic RMD service if a loan is outstanding.

FOR CONTRACTS WITH GWBL. Generally, if you elect our automatic RMD service, any lifetime required minimum distribution payment we make to you under our automatic RMD service will not be treated as an Excess withdrawal.

If you elect either the Maximum payment plan or the Customized payment plan AND our automatic RMD service, we will make an extra payment, if necessary, on December 1st that will equal your lifetime required minimum distribution less all payments made through November 30th and any scheduled December payment. The combined automatic plan payments and lifetime required minimum distribution payment will not be treated as Excess withdrawals, if applicable. However, if you take any partial withdrawals in addition to your lifetime required minimum distribution and automatic payment plan payments, your applicable automatic payment plan will be terminated. Also, the partial withdrawal may cause an Excess withdrawal and may be subject to a withdrawal charge (if applicable under your Accumulator(R) Series contract). You may enroll in the plan again at any time, but the scheduled payments will not resume until the next contract date anniversary. Further, your GWBL benefit base and Guaranteed annual withdrawal amount may be reduced. See "Effect of Excess withdrawals" in "Contract features and benefits" earlier in this Prospectus.

If you elect our automatic RMD service and elect to take your Guaranteed annual withdrawal amount in partial withdrawals without electing one of our available automatic payment plans, we will make a payment, if necessary, on December 1st that will equal your required minimum distribution less all withdrawals made through November 30th. If prior to December 1st you make a partial withdrawal that exceeds your Guaranteed annual withdrawal amount, but not your RMD amount, that partial withdrawal will be treated as an Excess withdrawal, as well as any subsequent partial withdrawals made during the same contract year. However, if by December 1st your withdrawals have not exceeded your RMD amount, the RMD payment we make to you will not be treated as an Excess withdrawal.

FOR CONTRACTS WITH THE GUARANTEED MINIMUM INCOME BENEFIT. The no lapse guarantee will not be terminated if a required minimum distribution payment using our automatic RMD service causes your cumulative withdrawals in the contract year to exceed 6-1/2% (or 6%, if applicable) of the Roll- Up benefit base (as of the beginning of the contract year or in the first contract year, all contributions received within the first 90 days).

Owners of tax-qualified contracts (IRA, TSA and QP) generally should not reset the Roll-Up benefit base if lifetime required minimum distributions must begin before the end of the new exercise waiting period. See "Guaranteed minimum income benefit and the Roll-Up benefit base reset" in "Contract features and benefits" earlier in this Prospectus.


HOW WITHDRAWALS ARE TAKEN FROM YOUR ACCOUNT VALUE

Unless you specify otherwise, we will subtract your withdrawals on a pro rata basis from your value in the variable investment options and the guaranteed interest option. If there is insufficient value or no value in the variable investment options and the guaranteed interest option, any additional amount of the withdrawal required or the total amount of the withdrawal will be withdrawn from the fixed maturity options in the order of the earliest maturity date(s) first. For Accumulator(R) and Accumulator(R) Elite(SM) contracts only, if the fixed maturity option amounts are insufficient, we will deduct all or a portion of the withdrawal from the account for special dollar cost averaging. A market value adjustment will apply to withdrawals from the fixed maturity options.


You may choose to have your Customized payment plan scheduled payments, your systematic withdrawals or your substantially equal withdrawals taken from specific variable investment options and/or the guaranteed interest option. If you choose specific variable investment options and/or the guaranteed interest option, and the value in those selected option(s) drops below the requested withdrawal amount, the requested amount will be taken on a pro rata basis from all investment options on the business day after the withdrawal was scheduled to occur. All subsequent scheduled payments or withdrawals will be processed on a pro rata basis on the business day you initially elected.



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HOW WITHDRAWALS AFFECT YOUR GUARANTEED MINIMUM INCOME BENEFIT, GUARANTEED
MINIMUM DEATH BENEFIT AND PRINCIPAL GUARANTEE BENEFITS

In general, withdrawals (including RMDs) will reduce your guaranteed benefits on a pro rata basis. Reduction on a pro rata basis means that we calculate the percentage of your current account value that is being withdrawn and we reduce your current benefit by the same percentage. For example, if your account value is $30,000 and you withdraw $12,000, you have withdrawn 40% of your account value. If your benefit was $40,000 before the withdrawal, it would be reduced by $16,000 ($40,000 x .40) and your new benefit after the withdrawal would be $24,000 ($40,000 - $16,000).

For purposes of calculating the adjustment to your guaranteed benefits, the amount of the withdrawal will include the amount of any applicable withdrawal charge. Using the example above, the $12,000 withdrawal would include the withdrawal amount paid to you and the amount of any applicable withdrawal charge deducted from your account value. For more information on the calculation of the charge, see "Withdrawal charge" later in this Prospectus. Please note that withdrawal charges do not apply to Accumulator(R) Select(SM) contracts.

With respect to the Guaranteed minimum income benefit and the Greater of 6-1/2% (or 6% or 3%, as applicable) Roll-Up to age 85 or Annual Ratchet to age 85 enhanced death benefit, withdrawals (including any applicable withdrawal charges, if applicable) will reduce each of the benefits' 6-1/2% (or 6% or 3%, as applicable) Roll-Up to age 85 benefit base on a dollar-for-dollar basis, as long as the sum of withdrawals in a contract year is 6-1/2% (or 6% or 3%, as applicable) or less of the 6-1/2% (or 6% or 3%, as applicable) Roll-Up benefit base on the contract issue date or the most recent contract date anniversary, if later. For this purpose, in the first contract year, all contributions received in the first 90 days after contract issue will be considered to have been received on the first day of the contract year. In subsequent contract years, additional contributions made during a contract year do not affect the amount of the withdrawals that can be taken on a dollar-for-dollar basis in that contract year. Once a withdrawal is taken that causes the sum of withdrawals in a contract year to exceed 6-1/2% (or 6% or 3%, as applicable) of the benefit base on the most recent anniversary, that entire withdrawal (including RMDs) and any subsequent withdrawals in that same contract year will reduce the benefit base pro rata. Reduction on a dollar-for-dollar basis means that your 6-1/2% (or 6% or 3%, as applicable) Roll-Up to age 85 benefit base will be reduced by the dollar amount of the withdrawal for each Guaranteed benefit. The Annual Ratchet to age 85 benefit base will always be reduced on a pro rata basis.


HOW WITHDRAWALS AFFECT YOUR GWBL AND GWBL GUARANTEED MINIMUM DEATH BENEFIT

Your GWBL benefit base is not reduced by withdrawals until a withdrawal causes cumulative withdrawals in a contract year to exceed the Guaranteed annual withdrawal amount. Withdrawals that exceed the Guaranteed annual withdrawal amount, however, can significantly reduce your GWBL benefit base and Guaranteed annual withdrawal amount. For more information, see "Effect of Excess withdrawals" and "Other important considerations" under "Guaranteed withdrawal benefit for life ("GWBL")" in "Contract features and benefits" earlier in this Prospectus.

Your GWBL Standard death benefit base is reduced by any withdrawal on a pro rata basis.

Your GWBL Enhanced death benefit base is reduced on a dollar-for-dollar basis by any withdrawal up to the Guaranteed annual withdrawal amount. Once a withdrawal causes cumulative withdrawals in a contract year to exceed your Guaranteed annual withdrawal amount, your GWBL Enhanced death benefit base will be reduced on a pro rata basis. If the reduced GWBL Enhanced death benefit base is greater than your account value (after the Excess withdrawal), we will further reduce your GWBL Enhanced death benefit base to equal your account value.

For purposes of calculating your GWBL and GWBL Guaranteed minimum death benefit amount, the amount of the excess withdrawal will include the withdrawal amount paid to you and the amount of the withdrawal charge deducted from your account value. For more information on calculation of the charge, see "Withdrawal charge" later in the Prospectus. Please note that withdrawal charges do not apply to Accumulator(R) Select(SM) contracts.


WITHDRAWALS TREATED AS SURRENDERS

If you request to withdraw more than 90% of a contract's current cash value, we will treat it as a request to surrender the contract for its cash value. In addition, we have the right to pay the cash value and terminate the contract if no contributions are made during the last three completed contract years, and the account value is less than $500, or if you make a withdrawal that would result in a cash value of less than $500. The rules in the preceding sentence do not apply if the Guaranteed minimum income benefit no lapse guarantee is in effect on your contract. See "Surrendering your contract to receive its cash value" below. For the tax consequences of withdrawals, see "Tax information" later in this Prospectus.

SPECIAL RULES FOR THE GUARANTEED WITHDRAWAL BENEFIT FOR LIFE. We will not treat a withdrawal request that results in a withdrawal in excess of 90% of the contract's cash value as a request to surrender the contract unless it is an Excess withdrawal. In addition, we will not terminate your contract if either your account value or cash value falls below $500, unless it is due to an Excess withdrawal. In other words, if you take an Excess withdrawal that equals more than 90% of your cash value or reduces your cash value to less than $500, we will treat your request as a surrender of your contract even if your GWBL benefit base is greater than zero. Please also see "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus. Please also see "Guaranteed withdrawal benefit for life ("GWBL")" in "Contract features and benefits," earlier in this Prospectus, for more information on how withdrawals affect your guaranteed benefits and could potentially cause your contract to terminate.


LOANS UNDER ROLLOVER TSA CONTRACTS

Loans under a Rollover TSA contract are not permitted without employer or plan approval. We will not permit you to take a loan or


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have a loan outstanding while you are enrolled in our "automatic required minimum distribution (RMD) service" or if you elect the GWBL option or a PGB.

Loans are subject to federal income tax limits and are also subject to the limits of the plan. The loan rules under ERISA may apply to plans not sponsored by a governmental employer. Federal income tax rules apply to all plans, even if the plan is not subject to ERISA.

A loan will not be treated as a taxable distribution unless:

o    It exceeds limits of federal income tax rules;

o    Interest and principal are not paid when due; or

o    In some instances, service with the employer terminates.

Taking a loan in excess of the Internal Revenue Code limits may result in adverse tax consequences.

Before we make a loan, you must properly complete and sign a loan request form. Loan processing may not be completed until we receive all information and approvals required to process the loan at our processing office.

We will permit you to have only one loan outstanding at a time. The minimum loan amount is $1,000. The maximum amount is $50,000 or, if less, 50% of your account value, subject to any limits under the federal income tax rules. The term of a loan is five years. However, if you use the loan to acquire your primary residence, the term is 10 years. The term may not extend beyond the earliest of:

(1)  the date annuity payments begin,

(2)  the date the contract terminates, and

(3) the date a death benefit is paid (the outstanding loan, including any accrued but unpaid loan interest, will be deducted from the death benefit amount).


A loan request under your Rollover TSA contract will be processed on the first business day of the month following the date on which the properly completed loan request form is received. Interest will accrue daily on your outstanding loan at a rate we set. The loan interest rate will be equal to the Moody's Corporate Bond Yield Averages for Baa bonds for the calendar month ending two months before the first day of the calendar quarter in which the rate is determined. Please see Appendix VII later in this Prospectus for any state rules that may affect loans from a TSA contract. Also, see "Tax information" later in this Prospectus for general rules applicable to loans as well as Appendix IX for a discussion of TSA contracts.


Tax consequences for failure to repay a loan when due are substantial, and may result in severe restrictions on your ability to borrow amounts under any plans of your employer in the future.

LOAN RESERVE ACCOUNT. On the date your loan is processed, we will transfer the amount of your loan to the "loan reserve account." Unless you specify otherwise, we will subtract your loan on a pro rata basis from your value in the variable investment options and the guaranteed interest option. If those amounts are insufficient, any additional amount of the loan will be subtracted from the fixed maturity options in the order of the earliest maturity date(s) first. A market value adjustment may apply. If such fixed maturity amounts are insufficient, we will deduct all or a portion of the loan from the account for special dollar cost averaging (for Accumulator(R) and Accumulator(R) Elite(SM) contracts) or the account for special money market dollar cost averaging (for Accumulator(R) Plus(SM) and Accumulator(R) Select(SM) contracts).

For the period of time your loan is outstanding, the loan reserve account rate we will credit will equal the loan interest rate minus a maximum rate of 2%. When you make a loan repayment, unless you specify otherwise, we will transfer the dollar amount of the loan repaid and the amount of interest earned from the loan reserve account to the investment options according to the allocation percentages we have on our records. For Accumulator(R) Plus(SM) contracts, loan repayments are not considered contributions and therefore are not eligible for additional credits.


SURRENDERING YOUR CONTRACT TO RECEIVE ITS CASH VALUE

You may surrender your contract to receive its cash value at any time while an owner is living (or for contracts with non-natural owners, while the annuitant is living) and before you begin to receive annuity payments. (Rollover TSA contracts may have restrictions and employer or plan approval is required.) For a surrender to be effective, we must receive your written request and your contract at our processing office. We will determine your cash value on the date we receive the required information.

All benefits under the contract will terminate as of the date we receive the required information, including the Guaranteed withdrawal benefit for life (if applicable), if your cash value is greater than your Guaranteed annual withdrawal amount remaining that year. If your cash value is not greater than your Guaranteed annual withdrawal amount remaining that year, then you will receive a supplementary life annuity contract. For more information, please see "Effect of your account value falling to zero" in "Contract features and benefits" earlier in this Prospectus. Also, if the Guaranteed minimum income benefit no lapse guarantee is in effect, the benefit will terminate without value if your cash value plus any other withdrawals taken in the contract year exceed 6-1/2% (or 6%, if applicable) of the Roll-Up benefit base (as of the beginning of the contract year). For more information, please see "Insufficient account value" in "Determining your contract's value" and "Guaranteed withdrawal benefit for life ("GWBL")" in "Contract features and benefits" earlier in this Prospectus.

You may receive your cash value in a single sum payment or apply it to one or more of the annuity payout options. See "Your annuity payout options" below. For the tax consequences of surrenders, see "Tax information" later in this Prospectus.


WHEN TO EXPECT PAYMENTS

Generally, we will fulfill requests for payments out of the variable investment options within seven calendar days after the date of the transaction to which the request relates. These transactions may include applying proceeds to a variable annuity, payment of a death benefit, payment of any amount you withdraw (less any withdrawal charge, if applicable) and, upon surrender, payment of the cash value. We may postpone such payments or applying proceeds for any period during which:


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(1)  the New York Stock Exchange is closed or restricts trading,

(2) the SEC determines that an emergency exists as a result of which sales of securities or determination of the fair value of a variable investment option's assets is not reasonably practicable, or

(3) the SEC, by order, permits us to defer payment to protect people remaining in the variable investment options.

We can defer payment of any portion of your value in the guaranteed interest option, fixed maturity options and the account for special dollar cost averaging (other than for death benefits) for up to six months while you are living. Please note that the account for special dollar cost averaging is available to Accumulator(R) and Accumulator(R) Elite(SM) contract owners only. We also may defer payments for a reasonable amount of time (not to exceed 10 days) while we are waiting for a contribution check to clear.

All payments are made by check and are mailed to you (or the payee named in a tax-free exchange) by U.S. mail, unless you request that we use an express delivery or wire transfer service at your expense.


YOUR ANNUITY PAYOUT OPTIONS

Deferred annuity contracts such as those in the Accumulator(R) Series provide for conversion to payout status at or before the contract's "maturity date." This is called annuitization. When your contract is annuitized, your Accumulator(R) Series contract and all its benefits will terminate and you will receive a supplemental annuity payout contract ("payout option") that provides periodic payments for life or for a specified period of time. In general, the periodic payment amount is determined by the account value or cash value of your Accumulator(R) Series contract at the time of annuitization and the annuity purchase factor to which that value is applied, as described below. Alternatively, if you have a Guaranteed minimum income benefit, you may exercise your benefit in accordance with its terms. We have the right to require you to provide any information we deem necessary to provide an annuity payout option. If an annuity payout is later found to be based on incorrect information, it will be adjusted on the basis of the correct information.

Your Accumulator(R) Series contract guarantees that upon annuitization, your annuity account value will be applied to a guaranteed annuity purchase factor for a life annuity payout option. We reserve the right, with advance notice to you, to change your annuity purchase factor any time after your fifth contract date anniversary and at not less than five year intervals after the first change. (Please see your contract and SAI for more information.) In addition, you may apply your account value or cash value, whichever is applicable, to any other annuity payout option that we may offer at the time of annuitization. We currently offer you several choices of annuity payout options. Some enable you to receive fixed annuity payments, which can be either level or increasing, and others enable you to receive variable annuity payments. Please see Appendix VII later in this Prospectus for variations that may apply in your state.


You can choose from among the annuity payout options listed below. Restrictions may apply, depending on the type of contract you own or the owner's and annuitant's ages at contract issue. Other than life annuity with period certain, we reserve the right to add, remove or change any of these annuity payout options at any time. In addition, if you are exercising your Guaranteed minimum income benefit, your choice of payout options are those that are available under the Guaranteed minimum income benefit (see "Guaranteed minimum income benefit" in "Contract features and benefits" earlier in this Prospectus). If you elect the Guaranteed withdrawal benefit for life and choose to annuitize your contract before the maturity date, the Guaranteed withdrawal benefit for life will terminate without value even if your GWBL benefit base is greater than zero. Payments you receive under the annuity payout option you select may be less than you would have received under GWBL. See "Guaranteed withdrawal benefit for life ("GWBL")" in "Contract features and benefits" earlier in this Prospectus for further information.




--------------------------------------------------------------------------------
Fixed annuity payout options          Life annuity
                                      Life annuity with period certain
                                      Life annuity with refund certain
                                      Period certain annuity
--------------------------------------------------------------------------------
Variable Immediate Annuity            Life annuity
   payout options                     Life annuity with period certain
--------------------------------------------------------------------------------
Income Manager(R) payout options      Life annuity with period certain
   (available for owners and annu-    Period certain annuity
   itants age 83 or less at contract
   issue)
--------------------------------------------------------------------------------

o Life annuity: An annuity that guarantees payments for the rest of the annuitant's life. Payments end with the last monthly payment before the annuitant's death. Because there is no continuation of benefits following the annuitant's death with this payout option, it provides the highest monthly payment of any of the life annuity options, so long as the annuitant is living.

o Life annuity with period certain: An annuity that guarantees payments for the rest of the annuitant's life. If the annuitant dies before the end of a selected period of time ("period certain"), payments continue to the beneficiary for the balance of the period certain. The period certain cannot extend beyond the annuitant's life expectancy. A life annuity with a period certain is the form of annuity under the contract that you will receive if you do not elect a different payout option. In this case, the period certain will be based on the annuitant's age and will not exceed 10 years.

o Life annuity with refund certain: An annuity that guarantees payments for the rest of the annuitant's life. If the annuitant dies before the amount applied to purchase the annuity option has been recovered, payments to the beneficiary will continue until that amount has been recovered. This payout option is available only as a fixed annuity.

o Period certain annuity: An annuity that guarantees payments for a specific period of time, usually 5, 10, 15, or 20 years. This guaranteed period may not exceed the annuitant's life expectancy. This option does not guarantee payments for the rest of the annuitant's life. It does not permit any repayment of the unpaid principal, so you cannot elect to receive part of the payments as a single sum payment with the rest paid in monthly annuity payments. This payout option is available only as a fixed annuity.


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The life annuity, life annuity with period certain, and life annuity with refund certain payout options are available on a single life or joint and survivor life basis. The joint and survivor life annuity guarantees payments for the rest of the annuitant's life, and after the annuitant's death, payments continue to the survivor. We may offer other payout options not outlined here. Your financial professional can provide you with details.


FIXED ANNUITY PAYOUT OPTIONS

With fixed annuities, we guarantee fixed annuity payments will be based either on the tables of guaranteed annuity purchase factors in your contract or on our then current annuity purchase factors, whichever is more favorable for you.


VARIABLE IMMEDIATE ANNUITY PAYOUT OPTIONS

Variable Immediate Annuities are described in a separate prospectus that is available from your financial professional. Before you select a Variable Immediate Annuity payout option, you should read the prospectus which contains important information that you should know.

Variable Immediate Annuities may be funded through your choice of available variable investment options investing in Portfolios of AXA Premier VIP Trust and EQ Advisors Trust. The contract also offers a fixed income annuity payout option that can be elected in combination with the variable income annuity payout option. The amount of each variable income annuity payment will fluctuate, depending upon the performance of the variable investment options, and whether the actual rate of investment return is higher or lower than an assumed base rate.


INCOME MANAGER(R) PAYOUT OPTIONS

The Income Manager(R) payout annuity contracts differ from the other payout annuity contracts. The other payout annuity contracts may provide higher or lower income levels, but do not have all the features of the Income Manager(R) payout annuity contract. You may request an illustration of the Income Manager(R) payout annuity contract from your financial professional. Income Manager(R) payout options are described in a separate prospectus that is available from your financial professional. Before you select an Income Manager(R) payout option, you should read the prospectus which contains important information that you should know.

Both NQ and IRA Income Manager(R) payout options provide guaranteed level payments. The Income Manager(R) (life annuity with period certain) also provides guaranteed increasing payments (NQ contracts only). You may not elect an Income Manager(R) payout option without life contingencies unless withdrawal charges are no longer in effect under your Accumulator(R) Series contract. Please note that withdrawal charges do not apply to Accumulator(R) Select(SM) contracts.

For QP and Rollover TSA contracts, if you want to elect an Income Manager(R) payout option, we will first roll over amounts in such contract to a Rollover IRA contract with the plan participant as owner. You must be eligible for a distribution under the QP or Rollover TSA contract.

You may choose to apply your account value of your Accumulator(R) Series contract to an Income Manager(R) payout annuity. In this case, we will consider any amounts applied as a withdrawal from your Accumulator(R) Series contract and we will deduct any applicable withdrawal charge, if applicable under your Accumulator(R) Series contract. For the tax consequences of withdrawals, see "Tax information" later in this Prospectus.

The Income Manager(R) payout options are not available in all states.


THE AMOUNT APPLIED TO PURCHASE AN ANNUITY PAYOUT OPTION

(For the purposes of this section, please note that withdrawal charges do not apply to Accumulator(R) Select(SM) contracts.)

The amount applied to purchase an annuity payout option varies depending on the payout option that you choose and the timing of your purchase as it relates to any withdrawal charges that apply under your Accumulator(R) Series contract. If amounts in a fixed maturity option are used to purchase any annuity payout option prior to the maturity date, a market value adjustment will apply.

For the fixed annuity payout options and Variable Immediate Annuity payout options, no withdrawal charge is imposed if you select a life annuity, life annuity with period certain or life annuity with refund certain.

The withdrawal charge applicable under your Accumulator(R) Series contract is imposed if you select a non-life contingent period certain payout annuity. If the period certain is more than 5 years, then the withdrawal charge deducted will not exceed 5% of the account value.

For the Income Manager(R) life contingent payout options, no withdrawal charge is imposed under your Accumulator(R) Series contract. If the withdrawal charge that otherwise would have been applied to your account value under your Accumulator(R) Series contract is greater than 2% of the contributions that remain in your contract at the time you purchase your payout option, the withdrawal charges under the Income Manager(R) will apply. The year in which your account value is applied to the payout option will be "contract year 1."


SELECTING AN ANNUITY PAYOUT OPTION

When you select a payout option, we will issue you a separate written agreement confirming your right to receive annuity payments. We require you to return your contract before annuity payments begin. The contract owner and annuitant must meet the issue age and payment requirements.

You can choose the date annuity payments begin but it may not be earlier than thirteen months from the Accumulator(R), Accumulator(R) Elite(SM) or Accumulator(R) Select(SM) contract date or not earlier than five years (in a limited number of jurisdictions this requirement may be more or less than five years) from your Accumulator(R) Plus(SM) contract date. Please see Appendix VII later in this Prospectus for information on state variations. Except with respect to the Income Manager(R) annuity payout options, where payments are made on the 15th day of each month, you can change the date your annuity payments are to begin anytime before that date as long as you do not choose a date later than the 28th day of any month. Also, that date may not be later than the annuity maturity date described below.

For Accumulator(R) Plus(SM) contracts, if you start receiving annuity payments within three years of making any contribution, we will recover


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the credit that applies to any contribution made within the prior three years.
Please see Appendix VII later in this Prospectus for information on state variations.

The amount of the annuity payments will depend on the amount applied to purchase the annuity and the applicable annuity purchase factors, discussed earlier. The amount of each annuity payment will be less with a greater frequency of payments, or with a longer duration of a non-life contingent annuity or a longer certain period of a life contingent annuity. Once elected, the frequency with which you receive payments cannot be changed.

If, at the time you elect a payout option, the amount to be applied is less than $2,000 or the initial payment under the form elected is less than $20 monthly, we reserve the right to pay the account value in a single sum rather than as payments under the payout option chosen.

If you select an annuity payout option and payments have begun, no change can be made other than: (i) transfers (if permitted in the future) among the variable investment options if a Variable Immediate Annuity payout option is selected; and (ii) withdrawals or contract surrender (subject to a market value adjustment) if an Income Manager(R) payout option is chosen.


ANNUITY MATURITY DATE

Your contract has a maturity date by which you must either take a lump sum payment or select an annuity payout option. The maturity date is based on the age of the original annuitant at contract issue and cannot be changed other than in conformance with applicable law even if you name a new annuitant. For contracts with joint annuitants, the maturity age is based on the older annuitant. The maturity date is generally the contract date anniversary that follows the annuitant's 95th birthday. We will send a notice with the contract statement one year prior to the maturity date. If you do not respond to the notice within the 30 days following the maturity date, your contract will be annuitized automatically.

If you elect the Guaranteed withdrawal benefit for life and your contract is annuitized at maturity, we will offer an annuity payout option that guarantees you will receive payments for life that are at least equal to the Guaranteed annual withdrawal amount that you would have received under the Guaranteed withdrawal benefit for life. At annuitization, you will no longer be able to take withdrawals in addition to the payments under this annuity payout option.

You may be eligible to elect an alternate annuity payout option. If you are eligible and elect this option, beginning as of the maturity date and for each subsequent year, the annuity payout will be the higher of two amounts that are calculated as of each contract date anniversary. The annuity payout will be the higher of: (1) the Guaranteed annual withdrawal amount and (2) the amount that the contract owner would have received if the annuity account value had been applied to a life annuity without a period certain, using either (a) the guaranteed annuity rates specified in your contract, or (b) the applicable current individual annuity rates as of the contract date anniversary, applying the rate that provides a greater benefit to the payee.

The resulting periodic payments are distributed while the owner (and if applicable, while any joint owner or successor owner) is living. Each Guaranteed withdrawal benefit for life Maturity date annuity payment will reduce the minimum death benefit pro rata. When the Guaranteed withdrawal benefit for life Maturity date annuity payments begin, you will not be permitted to make any additional withdrawals. You may, however, surrender the contract at any time on or after the maturity date to receive the contract's remaining cash value.

As described in "Contract features and benefits" under "Guaranteed withdrawal benefit for life ("GWBL")," these payments will have the potential to increase with favorable investment performance. Any remaining Guaranteed minimum death benefit value will be transferred to the annuity payout contract as your "minimum death benefit." If an enhanced death benefit had been elected, its value as of the date the annuity payout contract is issued will become your minimum death benefit, and it will no longer increase.

The minimum death benefit will be reduced dollar-for-dollar by each payment, if it is based on the value of the enhanced death benefit, or it will be reduced pro rata by each payment, if it is based on the value of the standard death benefit. If you die while there is any minimum death benefit remaining, it will be paid to your beneficiary.

Please see Appendix VII later in this Prospectus for variations that may apply in your state.


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5. Charges and expenses


--------------------------------------------------------------------------------

CHARGES THAT AXA EQUITABLE DEDUCTS

We deduct the following charges each day from the net assets of each variable investment option. These charges are reflected in the unit values of each variable investment option:

o    A mortality and expense risks charge

o    An administrative charge

o    A distribution charge

We deduct the following charges from your account value. When we deduct these charges from your variable investment options, we reduce the number of units credited to your contract:

o On each contract date anniversary -- an annual administrative charge, if applicable.

o At the time you make certain withdrawals or surrender your contract -- a withdrawal charge (not applicable to Accumulator(R) Select(SM) contracts).

o On each contract date anniversary -- a charge for each optional benefit that you elect: a death benefit (other than the Standard and GWBL Standard death benefit); the Guaranteed minimum income benefit; the Guaranteed withdrawal benefit for life; and the Earnings enhancement benefit.

o On any contract date anniversary on which you are participating in a PGB -- a charge for a PGB.

o At the time annuity payments are to begin -- charges designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state. An annuity administrative fee may also apply.

More information about these charges appears below. We will not increase these charges for the life of your contract, except as noted. We may reduce certain charges under group or sponsored arrangements. See "Group or sponsored arrangements" later in this section.

The charges under the contracts are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under the contracts. They are also designed, in the aggregate, to compensate us for the risks of loss we assume pursuant to the contracts. If, as we expect, the charges that we collect from the contracts exceed our total costs in connection with the contracts, we will earn a profit. Otherwise, we will incur a loss.

The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this Prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray, a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk. Nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the contracts.

To help with your retirement planning, we may offer other annuities with different charges, benefits, and features. Please contact your financial professional for more information.


SEPARATE ACCOUNT ANNUAL EXPENSES

MORTALITY AND EXPENSE RISKS CHARGE. We deduct a daily charge from the net assets in each variable investment option to compensate us for mortality and expense risks, including the Standard death benefit. Below is the daily charge shown as an annual rate of the net assets in each variable investment option for each contract in the Accumulator(R) Series:

     Accumulator(R): 0.80%
     Accumulator(R) Plus(SM): 0.95%
     Accumulator(R) Elite(SM): 1.10%
     Accumulator(R) Select(SM): 1.10%

EDGAR PASSTHROUGH ERROR
The mortality risk we assume is the risk that annuitants as a group will live for a longer time than our actuarial tables predict. If that happens, we would be paying more in annuity income than we planned. We also assume a risk that the mortality assumptions reflected in our guaranteed annuity payment tables, shown in each contract, will differ from actual mortality experience. Lastly, we assume a mortality risk to the extent that at the time of death, the Guaranteed minimum death benefit exceeds the cash value of the contract. The expense risk we assume is the risk that it will cost us more to issue and administer the contracts than we expect. For Accumulator(R) Plus(SM) contracts, a portion of this charge also compensates us for the contract credit. For a discussion of the credit, see "Credits" in "Contract features and benefits" earlier in this Prospectus. We expect to make a profit from this charge.

ADMINISTRATIVE CHARGE. We deduct a daily charge from the net assets in each variable investment option. The charge, together with the annual administrative charge described below, is to compensate us for administrative expenses under the contracts. Below is the daily charge shown as an annual rate of the net assets in each variable investment option for each contract in the Accumulator(R) Series:

     Accumulator(R): 0.30%
     Accumulator(R) Plus(SM): 0.35%
     Accumulator(R) Elite(SM): 0.30%
     Accumulator(R) Select(SM): 0.25%

DISTRIBUTION CHARGE. We deduct a daily charge from the net assets in each variable investment option to compensate us for a portion of our sales expenses under the contracts. Below is the daily charge shown as an annual rate of the net assets in each variable investment option for each contract in the Accumulator(R) Series:

     Accumulator(R): 0.20%
     Accumulator(R) Plus(SM): 0.25%
     Accumulator(R) Elite(SM): 0.25%
     Accumulator(R) Select(SM): 0.35%

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ANNUAL ADMINISTRATIVE CHARGE

We deduct an administrative charge from your account value on each contract date anniversary. We deduct the charge if your account value on the last business day of the contract year is less than $50,000. If your account value on such date is $50,000 or more, we do not deduct the charge. During the first two contract years, the charge is equal to $30 or, if less, 2% of your account value. The charge is $30 for contract years three and later.

We will deduct this charge from your value in the variable investment options and the guaranteed interest option (see Appendix VII later in this Prospectus to see if deducting this charge from the guaranteed interest option is permitted in your state) on a pro rata basis. If those amounts are insufficient, we will deduct all or a portion of the charge from the fixed maturity options (if available) in the order of the earliest maturity date(s) first. If such fixed maturity option amounts are insufficient, we will deduct all or a portion of the charge from the account for special dollar cost averaging (for Accumulator(R) and Accumulator(R) Elite(SM) contracts) or the account for special money market dollar cost averaging (for Accumulator(R) Plus(SM) and Accumulator(R) Select(SM) contracts).

If the contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year. A market value adjustment will apply to deductions from the fixed maturity options.

If your account value is insufficient to pay this charge, your contract will terminate without value and you will lose any applicable guaranteed benefits except as noted under "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus.


WITHDRAWAL CHARGE

(For Accumulator(R), Accumulator(R) Plus(SM) and Accumulator(R) Elite(SM) contracts only)

A withdrawal charge applies in two circumstances: (1) if you make one or more withdrawals during a contract year that, in total, exceed the 10% free withdrawal amount, described below, or (2) if you surrender your contract to receive its cash value or to apply your cash value to a non-life contingent annuity payout option. For more information about the withdrawal charge if you select an annuity payout option, see "Your annuity payout options -- The amount applied to purchase an annuity payout option" in "Accessing your money" earlier in the Prospectus. For Accumulator(R) Plus(SM) contracts, a portion of this charge also compensates us for the contract credit. For a discussion of the credit, see "Credits" in "Contract features and benefits" earlier in this Prospectus. We expect to make a profit from this charge.

The withdrawal charge equals a percentage of the contributions withdrawn. For Accumulator(R) Plus(SM) contracts, we do not consider credits to be contributions. Therefore, there is no withdrawal charge associated with a credit.

The percentage of the withdrawal charge that applies to each contribution depends on how long each contribution has been invested in the contract. We determine the withdrawal charge separately for each contribution according to the following table:


--------------------------------------------------------------------------------
                          WITHDRAWAL CHARGE AS A % OF CONTRIBUTION
                                       CONTRACT YEAR
--------------------------------------------------------------------------------
                     1     2     3     4    5      6     7     8      9+
--------------------------------------------------------------------------------
  Accumulator(R)     7%    7%    6%    6%   5%     3%    1%   0%(a)   --
--------------------------------------------------------------------------------
  Accumulator(R)
      Plus(SM)       8%    8%    7%    7%   6%     5%    4%   3%      0%(b)
--------------------------------------------------------------------------------
  Accumulator(R)
     Elite(SM)       8%    7%    6%    5%   0%(c)  --    --   --      --
--------------------------------------------------------------------------------
(a) Charge does not apply in the 8th and subsequent contract years following contribution.
(b) Charge does not apply in the 9th and subsequent contract years following contribution.
(c) Charge does not apply in the 5th and subsequent contract years following contribution.

For purposes of calculating the withdrawal charge, we treat the contract year in which we receive a contribution as "contract year 1," and the withdrawal charge is reduced or expires on each applicable contract date anniversary. Amounts withdrawn up to the free withdrawal amount are not considered withdrawals of any contribution. We also treat contributions that have been invested the longest as being withdrawn first. We treat contributions as withdrawn before earnings for purposes of calculating the withdrawal charge. However, federal income tax rules treat earnings under your contract as withdrawn first. See "Tax information" later in this Prospectus.

Please see Appendix VII later in this Prospectus for possible withdrawal charge schedule variations in your state.

In order to give you the exact dollar amount of the withdrawal you request, we deduct the amount of the withdrawal and the withdrawal charge from your account value. Any amount deducted to pay withdrawal charges is also subject to that same withdrawal charge percentage. We deduct the charge in proportion to the amount of the withdrawal subtracted from each investment option. The withdrawal charge helps cover our sales expenses.

For purposes of calculating reductions in your guaranteed benefits and associated benefit bases, the withdrawal amount includes both the withdrawal amount paid to you and the amount of the withdrawal charge deducted from your account value. For more information, see "Guaranteed minimum death benefit and Guaranteed minimum income benefit base" and "How withdrawals affect your Guaranteed minimum income benefit and Guaranteed minimum death benefit" earlier in this Prospectus.

The withdrawal charge does not apply in the circumstances described below.

10% FREE WITHDRAWAL AMOUNT. Each contract year you can withdraw up to 10% of your account value without paying a withdrawal charge. The 10% free withdrawal amount is determined using your account value at the beginning of each contract year. In the first contract year, the 10% free withdrawal amount is determined using all contributions received in the first 90 days of the contract year. Additional contributions during the contract year do not increase your 10% free withdrawal amount. The 10% free withdrawal amount does not apply if you surrender your contract except where required by law.

For Accumulator(R) and Accumulator(R) Elite(SM) NQ contracts issued to a charitable remainder trust, the free withdrawal amount will equal the greater of: (1) the current account value less contributions that have


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not been withdrawn (earnings in the contract) and (2) the 10% free withdrawal amount defined above.

CERTAIN WITHDRAWALS. If you elected the Guaranteed minimum income benefit and/or the Greater of 6-1/2% (or 6%, if applicable) Roll-Up to age 85 or Annual Ratchet to age 85 enhanced death benefit, the withdrawal charge will be waived for any withdrawal that, together with any prior withdrawals made during the contract year, does not exceed 6-1/2% (or 6%, if applicable) of the beginning of contract year 6-1/2% (or 6%, if applicable) Roll-Up to age 85 benefit base, even if such withdrawals exceed the free withdrawal amount. Also, a withdrawal charge does not apply to a withdrawal that exceeds 6-1/2% (or 6%, if applicable) of the beginning of contract year 6-1/2% (or 6%, if applicable) Roll-Up to age 85 benefit base as long as it does not exceed the free withdrawal amount. If you are age 76-80 at issue and elected the Greater of 3% Roll-Up to age 85 or the Annual Ratchet to age 85 enhanced death benefit, this waiver applies to withdrawals up to 3% of the beginning of the contract year 3% Roll-Up to age 85 benefit base. If your withdrawal exceeds the amount described above, this waiver is not applicable to that withdrawal or to any subsequent withdrawals for the life of the contract.

If you elect the Guaranteed withdrawal benefit for life, we will waive any withdrawal charge for any withdrawals during the contract year up to the Guaranteed annual withdrawal amount, even if such withdrawals exceed the free withdrawal amount. However, each withdrawal reduces the free withdrawal amount for that contract year by the amount of the withdrawal. Also, a withdrawal charge does not apply to a withdrawal that exceeds the Guaranteed annual withdrawal amount as long as it does not exceed the free withdrawal amount. Withdrawal charges, if applicable, are applied to the amount of the withdrawal that exceeds both the free withdrawal amount and the Guaranteed annual withdrawal amount.

DISABILITY, TERMINAL ILLNESS, OR CONFINEMENT TO NURSING HOME. The withdrawal charge also does not apply if:

(i) An owner (or older joint owner, if applicable) has qualified to receive Social Security disability benefits as certified by the Social Security Administration; or

(ii) We receive proof satisfactory to us (including certification by a licensed physician) that an owner's (or older joint owner's, if applicable) life expectancy is six months or less; or

(iii) An owner (or older joint owner, if applicable) has been confined to a nursing home for more than 90 days (or such other period, as required in your state) as verified by a licensed physician. A nursing home for this purpose means one that is (a) approved by Medicare as a provider of skilled nursing care service, or (b) licensed as a skilled nursing home by the state or territory in which it is located (it must be within the United States, Puerto Rico, or U.S. Virgin Islands) and meets all of the following:

      - its main function is to provide skilled, intermediate, or custodial nursing care;

      - it provides continuous room and board to three or more persons;

      - it is supervised by a registered nurse or licensed practical nurse;

      - it keeps daily medical records of each patient;

      - it controls and records all medications dispensed; and

      - its primary service is other than to provide housing for residents.

We reserve the right to impose a withdrawal charge, in accordance with your contract and applicable state law, if the conditions described in (i), (ii) or
(iii) above existed at the time a contribution was remitted or if the condition began within 12 months of the period following remittance. Some states may not permit us to waive the withdrawal charge in the above circumstances, or may limit the circumstances for which the withdrawal charge may be waived. Your financial professional can provide more information or you may contact our processing office.


GUARANTEED MINIMUM DEATH BENEFIT CHARGE

ANNUAL RATCHET TO AGE 85. If you elect the Annual Ratchet to age 85 enhanced death benefit, we deduct a charge annually from your account value on each contract date anniversary for which it is in effect. The charge is equal to 0.25% of the Annual Ratchet to age 85 benefit base.

GREATER OF 6-1/2% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85. If you elect this enhanced death benefit, we deduct a charge annually from your account value on each contract date anniversary for which it is in effect. The charge is equal to 0.80% of the greater of the 6-1/2% Roll-Up to age 85 or the Annual Ratchet to age 85 benefit base.

If you opt to reset your Roll-Up benefit base on any contract date anniversary, we reserve the right to increase the charge for this enhanced death benefit up to a maximum of 0.95% of the applicable benefit base. You will be notified of the increased charge at the time we notify you of your eligibility to reset. The increased charge, if any, will apply as of the next contract date anniversary following the reset and on all contract date anniversaries thereafter.

GREATER OF 6% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85. If you elect this enhanced death benefit, we deduct a charge annually from your account value on each contract date anniversary for which it is in effect. The charge is equal to 0.65% of the greater of the 6% Roll-Up to age 85 or the Annual Ratchet to age 85 benefit base.

If you opt to reset your Roll-Up benefit base on any contract date anniversary, we reserve the right to increase the charge for this enhanced death benefit up to a maximum of 0.80% of the applicable benefit base. You will be notified of the increased charge at the time we notify you of your eligibility to reset. The increased charge, if any, will apply as of the next contract date anniversary following the reset and on all contract date anniversaries thereafter.

GREATER OF 3% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85. If you elect this enhanced death benefit, we deduct a charge annually from your account value on each contract date anniversary for which it is in effect. The charge is equal to 0.65% of the greater of the 3% Roll-Up to age 85 or the Annual Ratchet to age 85 benefit base.

GWBL ENHANCED DEATH BENEFIT. This death benefit is only available if you elect the GWBL option. If you elect this enhanced death benefit,


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we deduct a charge annually from your account value on each contract date anniversary. The charge is equal to 0.30% of the GWBL Enhanced death benefit base.

WHEN WE DEDUCT THESE CHARGES. We will deduct these charges from your value in the variable investment options (or, if applicable, the permitted variable investment options) and the guaranteed interest option on a pro rata basis (see Appendix VII later in this Prospectus to see if deducting these charges from the guaranteed interest option is permitted in your state). If those amounts are insufficient, we will deduct all or a portion of these charges from the fixed maturity options (if applicable) in the order of the earliest maturity date(s) first. A market value adjustment will apply to deductions from the fixed maturity options. If such fixed maturity option amounts are still insufficient, we will deduct all or a portion of these charges from the account for special dollar cost averaging (for Accumulator(R) and Accumulator(R) Elite(SM) contracts) or the account for special money market dollar cost averaging (for Accumulator(R) Plus(SM) and Accumulator(R) Select(SM) contracts).

If the contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of these charges for that year.

If your account value is insufficient to pay these charges, your contract will terminate without value and you will lose any applicable guaranteed benefits except as noted under "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus.

STANDARD DEATH BENEFIT AND GWBL STANDARD DEATH BENEFIT. There is no additional charge for these standard death benefits.

PRINCIPAL GUARANTEE BENEFITS CHARGE

If you purchase a PGB, we deduct a charge annually from your account value on each contract date anniversary on which you are participating in a PGB. The charge is equal to 0.50% of the account value for the 100% Principal guarantee benefit and 0.75% of the account value for the 125% Principal guarantee benefit. We will continue to deduct the charge until your benefit maturity date. We will deduct this charge from your value in the permitted variable investment options and the guaranteed interest option (see Appendix VII later in this Prospectus to see if deducting this charge from the guaranteed interest option is permitted in your state) on a pro rata basis. If such amounts are insufficient, we will deduct all or a portion of this charge from the account for special dollar cost averaging (for Accumulator(R) and Accumulator(R) Elite(SM) contracts) or the account for special money market dollar cost averaging (for Accumulator(R) Plus(SM) and Accumulator(R) Select(SM) contracts).

If the contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year.

If your account value is insufficient to pay this charge, your contract will terminate without value and you will lose any applicable guaranteed benefits except as noted under "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus.

GUARANTEED MINIMUM INCOME BENEFIT CHARGE

If you elect the Guaranteed minimum income benefit, we deduct a charge annually from your account value on each contract date anniversary until such time as you exercise the Guaranteed minimum income benefit, elect another annuity payout option, or the contract date anniversary after the owner (or older joint owner, if applicable) reaches age 85, whichever occurs first.

If you elect the Guaranteed minimum income benefit that includes the 6-1/2% Roll-Up benefit base, the charge is equal to 0.80% of the applicable benefit base on the contract date anniversary. If you elect the Guaranteed minimum income benefit that includes the 6% Roll-Up benefit base, the charge is equal to 0.65% of the applicable benefit base.

If you opt to reset your Roll-Up benefit base on any contract date anniversary, we reserve the right to increase the charge for this benefit up to a maximum of 1.10% for the benefit that includes the 6-1/2% Roll-Up benefit base or 0.95% for the benefit that includes the 6% Roll-Up benefit base. You will be notified of the increased charge at the time we notify you of your eligibility to reset.
The increased charge, if any, will apply as of the next contract date anniversary following the reset and on all contract date anniversaries thereafter.

We will deduct this charge from your value in the variable investment options and the guaranteed interest option on a pro rata basis (see Appendix VII later in this Prospectus to see if deducting this charge from the guaranteed interest option is permitted in your state). If those amounts are insufficient, we will deduct all or a portion of the charge from the fixed maturity options in the order of the earliest maturity date(s) first. A market value adjustment will apply to deductions from the fixed maturity options. If such fixed maturity option amounts are still insufficient, we will deduct all or a portion of the charge from the account for special dollar cost averaging (for Accumulator(R) and Accumulator(R) Elite(SM) contracts) or the account for special money market dollar cost averaging (for Accumulator(R) Plus(SM) and Accumulator(R) Select(SM) contracts).

If the contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year.

If your account value is insufficient to pay this charge, your contract will terminate without value and you will lose any applicable guaranteed benefits except as noted under "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus.


EARNINGS ENHANCEMENT BENEFIT CHARGE

If you elect the Earnings enhancement benefit, we deduct a charge annually from your account value on each contract date anniversary for which it is in effect. The charge is equal to 0.35% of the account value on each contract date anniversary. We will deduct this charge from your value in the variable investment options and the guaranteed interest option on a pro rata basis. If those amounts are insufficient, we will deduct all or a portion of the charge from the fixed maturity options in the order of the earliest maturity date(s) first. If such fixed maturity option amounts are insufficient, we will deduct all or a portion of the charge from the account for special dollar cost averaging (for Accumulator(R) and Accumulator(R) Elite(SM) contracts) or the account for special money market dollar cost averaging (for Accumulator(R) Plus(SM) and Accumulator(R) Select(SM) contracts).


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If the contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year. A market value adjustment will apply to deductions from the fixed maturity options.

If your account value is insufficient to pay this charge, your contract will terminate without value and you will lose any applicable guaranteed benefits except as noted under "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus.


GUARANTEED WITHDRAWAL BENEFIT FOR LIFE BENEFIT CHARGE

If you elect the Guaranteed withdrawal benefit for life ("GWBL"), we deduct a charge annually as a percentage of your GWBL benefit base on each contract date anniversary. If you elect the Single Life option, the charge is equal to 0.65%. If you elect the Joint Life option, the charge is equal to 0.80%. We will deduct this charge from your value in the permitted variable investment options and the guaranteed interest option on a pro rata basis. (See Appendix VII later in this Prospectus to see if deducting this charge from the guaranteed interest option is permitted in your state.) If those amounts are insufficient, we will deduct all or a portion of the charge from the account for special dollar cost averaging (for Accumulator(R) and Accumulator(R) Elite(SM) contracts) or the account for special money market dollar cost averaging (for Accumulator(R) Plus(SM) and Accumulator(R) Select(SM) contracts). .

If the contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year.

GWBL BENEFIT BASE ANNUAL RATCHET CHARGE. If your GWBL benefit base ratchets, we reserve the right to raise the charge at the time of an Annual Ratchet. The maximum charge for the Single Life option is 0.80%. The maximum charge for the Joint Life option is 0.95%. The increased charge, if any, will apply as of the contract date anniversary on which your GWBL benefit base ratchets and on all contract date anniversaries thereafter. We will permit you to opt out of the ratchet if the charge increases.

For Joint life contracts, if the successor owner or joint annuitant is dropped before you take your first withdrawal, we will adjust the charge at that time to reflect a Single life. If the successor owner or joint annuitant is dropped after withdrawals begin, the charge will continue based on a Joint life.


CHARGES FOR STATE PREMIUM AND OTHER APPLICABLE TAXES

We deduct a charge designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state. Generally, we deduct the charge from the amount applied to provide an annuity payout option. The current tax charge that might be imposed varies by jurisdiction and ranges from 0% to 3.5%.


VARIABLE IMMEDIATE ANNUITY PAYOUT OPTION
ADMINISTRATIVE FEE

We currently deduct a fee of $350 from the amount to be applied to the Variable Immediate Annuity payout option. This option may not be available at the time you elect to annuitize or it may have a different charge.

CHARGES THAT THE TRUSTS DEDUCT

The Trusts deduct charges for the following types of fees and expenses:

o    Management fees.

o    12b-1 fees.

o Operating expenses, such as trustees' fees, independent public accounting firms' fees, legal counsel fees, administrative service fees, custodian fees and liability insurance.

o    Investment-related expenses, such as brokerage commissions.

These charges are reflected in the daily share price of each Portfolio. Since shares of each Trust are purchased at their net asset value, these fees and expenses are, in effect, passed on to the variable investment options and are reflected in their unit values. Certain Portfolios available under the contract in turn invest in shares of other Portfolios of AXA Premier VIP Trust and EQ Advisors Trust and/or shares of unaffiliated portfolios (collectively, the "underlying portfolios"). The underlying portfolios each have their own fees and expenses, including management fees, operating expenses, and investment related expenses such as brokerage commissions. For more information about these charges, please refer to the prospectuses for the Trusts.


GROUP OR SPONSORED ARRANGEMENTS

For certain group or sponsored arrangements, we may reduce the withdrawal charge (if applicable under your Accumulator(R) Series contract) or the mortality and expense risks charge, or change the minimum initial contribution requirements. We also may change the Guaranteed minimum income benefit or the Guaranteed minimum death benefit, or offer variable investment options that invest in shares of the Trusts that are not subject to the 12b-1 fee. If permitted under the terms of our exemptive order regarding the Accumulator(R) Plus(SM) bonus feature, we may also change the crediting percentage that applies to contributions. Group arrangements include those in which a trustee or an employer, for example, purchases contracts covering a group of individuals on a group basis. Group arrangements are not available for IRA contracts. Sponsored arrangements include those in which an employer allows us to sell contracts to its employees or retirees on an individual basis.

Our costs for sales, administration and mortality generally vary with the size and stability of the group or sponsoring organization, among other factors. We take all these factors into account when reducing charges. To qualify for reduced charges, a group or sponsored arrangement must meet certain requirements, such as requirements for size and number of years in existence. Group or sponsored arrangements that have been set up solely to buy contracts or that have been in existence less than six months will not qualify for reduced charges.

We also may establish different rates to maturity for the fixed maturity options under different classes of contracts for group or sponsored arrangements.

We will make these and any similar reductions according to our rules in effect when we approve a contract for issue. We may change these rules from time to time. Any variation will reflect differences in costs or services and will not be unfairly discriminatory.


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Group or sponsored arrangements may be governed by federal income tax rules, the Employee Retirement Income Security Act of 1974 ("ERISA") or both. We make no representations with regard to the impact of these and other applicable laws on such programs. We recommend that employers, trustees, and others purchasing or making contracts available for purchase under such programs seek the advice of their own legal and benefits advisers.


OTHER DISTRIBUTION ARRANGEMENTS

We may reduce or eliminate charges when sales are made in a manner that results in savings of sales and administrative expenses, such as sales through persons who are compensated by clients for recommending investments and who receive no commission or reduced commissions in connection with the sale of the contracts. We will not permit a reduction or elimination of charges where it would be unfairly discriminatory.


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6. Payment of death benefit


--------------------------------------------------------------------------------

YOUR BENEFICIARY AND PAYMENT OF BENEFIT

You designate your beneficiary when you apply for your contract. You may change your beneficiary at any time. The change will be effective as of the date the written request is executed, whether or not you are living on the date the change is received in our processing office. We are not responsible for any beneficiary change request that we do not receive. We will send you a written confirmation when we receive your request.

Under jointly owned contracts, the surviving owner is considered the beneficiary, and will take the place of any other beneficiary. Under a contract with a non-natural owner that has joint annuitants, the surviving annuitant is considered the beneficiary, and will take the place of any other beneficiary. You may be limited as to the beneficiary you can designate in a Rollover TSA contract. In a QP contract, the beneficiary must be the trustee. Where an NQ contract is owned for the benefit of a minor pursuant to the Uniform Gift to Minors Act or the Uniform Transfers to Minors Act, the beneficiary must be the estate of the minor. Where an IRA contract is owned in a custodial individual retirement account, the custodian must be the beneficiary.

The death benefit is equal to your account value (without adjustment for any otherwise applicable negative market value adjustment) or, if greater, the applicable Guaranteed minimum death benefit. In either case, the death benefit is increased by any amount applicable under the Earnings enhancement benefit. We determine the amount of the death benefit (other than the applicable Guaranteed minimum death benefit) and any amount applicable under the Earnings enhancement benefit, as of the date we receive satisfactory proof of the owner's (or older joint owner's, if applicable) death, any required instructions for the method of payment, forms necessary to effect payment and any other information we may require. For Accumulator(R) Plus(SM) contracts, the account value used to determine the death benefit and the Earnings enhancement benefit will first be reduced by the amount of any credits applied in the one-year period prior to the owner's (or older joint owner's, if applicable) death. The amount of the applicable Guaranteed minimum death benefit will be such Guaranteed minimum death benefit as of the date of the owner's (or older joint owner's, if applicable) death adjusted for any subsequent withdrawals. For Rollover TSA contracts with outstanding loans, we will reduce the amount of the death benefit by the amount of the outstanding loan, including any accrued but unpaid interest on the date that the death benefit payment is made. Payment of the death benefit terminates the contract.


--------------------------------------------------------------------------------
When we use the terms owner and joint owner, we intend these to be references to annuitant and joint annuitant, respectively, if the contract has a non-natural owner. If the contract is jointly owned or is issued to a non-natural owner and the GWBL has not been elected, the death benefit is payable upon the death of the older joint owner or older joint annuitant, as applicable. Under contracts with GWBL, the terms Owner and Successor Owner are intended to be references to Annuitant and Joint Annuitant, respectively, if the contract has a non-natural owner.
--------------------------------------------------------------------------------

Subject to applicable laws and regulations, you may impose restrictions on the timing and manner of the payment of the death benefit to your beneficiary. For example, your beneficiary designation may specify the form of death benefit payout (such as a life annuity), provided the payout you elect is one that we offer both at the time of designation and when the death benefit is payable. In general, the beneficiary will have no right to change the election.

You should be aware that (i) in accordance with current federal income tax rules, we apply a predetermined death benefit annuity payout election only if payment of the death benefit amount begins within one year following the date of death, which payment may not occur if the beneficiary has failed to provide all required information before the end of that period, (ii) we will not apply the predetermined death benefit payout election if doing so would violate any federal income tax rules or any other applicable law, and (iii) a beneficiary or a successor owner who continues the contract under one of the continuation options described below will have the right to change your annuity payout election.

In general, if the annuitant dies, the owner (or older joint owner, if applicable) will become the annuitant, and the death benefit is not payable. If the contract had joint annuitants, it will become a single annuitant contract.


EFFECT OF THE OWNER'S DEATH

In general, if the owner dies while the contract is in force, the contract terminates and the applicable death benefit is paid. If the contract is jointly owned, the death benefit is payable upon the death of the older owner. For Joint Life contracts with GWBL, the death benefit is paid to the beneficiary at the death of the second to die of the owner and successor owner.

There are various circumstances, however, in which the contract can be continued by a successor owner or under a Beneficiary continuation option ("BCO"). For contracts with spouses who are joint owners, the surviving spouse will automatically be able to continue the contract under the "Spousal continuation" feature or under our Beneficiary continuation option, as discussed below. For contracts with non-spousal joint owners, the joint owner will be able to continue the contract as a successor owner subject to the limitations discussed below under "Non-spousal joint owner contract continuation." If you are the sole owner and your spouse is the sole primary beneficiary,


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your surviving spouse can continue the contract as a successor owner under
"Spousal continuation" or under our Beneficiary continuation option, as discussed below.

If the surviving joint owner is not the surviving spouse, or, for single owner contracts, if the beneficiary is not the surviving spouse, federal income tax rules generally require payments of amounts under the contract to be made within five years of an owner's death (the "5-year rule"). In certain cases, an individual beneficiary or non-spousal surviving joint owner may opt to receive payments over his/her life (or over a period not in excess of his/her life expectancy) if payments commence within one year of the owner's death. Any such election must be made in accordance with our rules at the time of death. If the beneficiary of a contract with one owner or a younger non-spousal joint owner continues the contract under the 5-year rule, in general, all guaranteed benefits and their charges will end. If a PGB election is in effect upon your death with a benefit maturity date of less than five years from the date of death, it will remain in effect. For more information on non-spousal joint owner contract continuation, see the section immediately below.


NON-SPOUSAL JOINT OWNER CONTRACT CONTINUATION

Upon the death of either owner, the surviving joint owner becomes the sole owner.

Any death benefit (if the older owner dies first) or cash value (if the younger owner dies first) must be fully paid to the surviving joint owner within five years. The surviving owner may instead elect to receive a life annuity, provided payments begin within one year of the deceased owner's death. If the life annuity is elected, the contract and all benefits terminate.

If the older owner dies first, we will increase the account value to equal the Guaranteed minimum death benefit, if higher, and by the value of the Earnings enhancement benefit. The surviving owner can elect to (1) take a lump sum payment; (2) annuitize within one year; (3) continue the contract for up to five years; or (4) continue the contract under the Beneficiary continuation option. For Accumulator(R) Plus(SM) contracts, if any contributions are made during the one-year period prior to the owner's death, the account value will first be reduced by any credits applied to any such contributions.

If the contract continues, the Guaranteed minimum death benefit and charge and the Guaranteed minimum income benefit and charge will then be discontinued. Withdrawal charges, if applicable under your Accumulator(R) Series contract, will no longer apply, and no additional contributions will be permitted.

If the younger owner dies first, the surviving owner can elect to (1) take a lump sum payment; (2) annuitize within one year; (3) continue the contract for up to five years; or (4) continue the contract under the Beneficiary continuation option. If the contract continues, the death benefit is not payable, and the Guaranteed minimum death benefit and the Earnings enhancement benefit, if applicable, will continue without change. If the Guaranteed minimum income benefit cannot be exercised within the period required by federal tax laws, the benefit and charge will terminate as of the date we receive proof of death. Withdrawal charges, if applicable under your Accumulator(R) Series contract, will continue to apply and no additional contributions will be permitted.

Upon the death of either owner, if the surviving owner elects the 5-year rule and a PGB was in effect upon the owner's death with a maturity date of more than five years from the date of death, we will terminate the benefit and the charge.


SPOUSAL CONTINUATION

If you are the contract owner and your spouse is the sole primary beneficiary or you jointly own the contract with your younger spouse, or if the contract owner is a non-natural person and you and your younger spouse are joint annuitants, your spouse may elect to continue the contract as successor owner upon your death. Spousal beneficiaries (who are not also joint owners) must be 85 or younger as of the date of the deceased spouse's death in order to continue the contract under Spousal continuation. The determination of spousal status is made under applicable state law. However, in the event of a conflict between federal and state law, we follow federal rules.

Upon your death, the younger spouse joint owner (for NQ contracts only) or the spouse beneficiary (under a Single owner contract) may elect to receive the death benefit, continue the contract under our Beneficiary continuation option (as discussed below in this section) or continue the contract, as follows:

o As of the date we receive satisfactory proof of your death, any required instructions, information and forms necessary, we will increase the account value to equal the elected Guaranteed minimum death benefit as of the date of your death if such death benefit is greater than such account value, plus any amount applicable under the Earnings enhancement benefit, and adjusted for any subsequent withdrawals. For Accumulator(R) Plus(SM) contracts, if any contributions are made during the one-year period prior to the owner's death, the account value will first be reduced by any credits applied to any such contributions. The increase in the account value will be allocated to the investment options according to the allocation percentages we have on file for your contract.


o In general, withdrawal charges will no longer apply to contributions made before your death. Withdrawal charges will apply if additional contributions are made. Please note that withdrawal charges do not apply to Accumulator(R) Select(SM) contract owners.


o The applicable Guaranteed minimum death benefit option may continue as follows:

     --If you elected either the Annual Ratchet to age 85 or the Greater of 6-1/2% (or 6%) Roll-Up to age 85 or Annual Ratchet to age 85 enhanced death benefit, and if your surviving spouse is age 75 or younger on the date of your death, and you were age 84 or younger at death, the enhanced death benefit continues and will continue to grow according to its terms until the contract date anniversary following the date the surviving spouse reaches age 85. If you were age 85 or older at death, we will reinstate the Guaranteed minimum death benefit you elected. The benefit base (which had previously been frozen at age 85)


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       will now continue to grow according to its terms until the contract date anniversary following the date the surviving spouse reaches age 85.

     --If you elected the Greater of 3% Roll-Up to age 85 or Annual Ratchet to age 85 enhanced death benefit, and your surviving spouse is age 80 or younger at the date of your death, and you were age 84 or younger at death, the enhanced death benefit continues and will grow according to its terms until the contract date anniversary following the surviving spouse's 85th birthday. If you were age 85 or older at death, we will reinstate the enhanced death benefit you elected. The benefit base (which had been previously frozen at age 85) will now continue to grow according to its terms until the contract date anniversary following the surviving spouse's 85th birthday. If your spouse is younger than age 75, before electing to continue the contract, your spouse should consider that he or she could purchase a new contract and elect the Greater of 6% (as opposed to 3%) Roll-Up to age 85 or Annual Ratchet to age 85 enhanced death benefit at the same cost. He or she could also purchase a contract with a "Greater of 6-1/2%" enhanced death benefit at an additional cost.

     --If you elected either the Annual Ratchet to age 85 or the Greater of the 6-1/2% (or 6%) Roll-Up to age 85 or Annual Ratchet to age 85 enhanced death benefit and your surviving spouse is age 76 or older on the date of your death, the Guaranteed minimum death benefit and charge will be discontinued. If you elected the Greater of the 3% Roll-Up to age 85 or Annual Ratchet to age 85 enhanced death benefit and your surviving spouse is 81 or older, the Guaranteed minimum death benefit and charge will be discontinued.

     --If the Guaranteed minimum death benefit continues, the Roll-Up benefit base reset, if applicable, will be based on the surviving spouse's age at the time of your death. The next available reset will be based on the contract issue date or last reset, as applicable.

     --For single owner contracts with the GWBL Enhanced death benefit, we will discontinue the benefit and charge. However, we will freeze the GWBL Enhanced death benefit base as of the date of your death (less subsequent withdrawals), and pay it upon your spouse's death.

o The Earnings enhancement benefit will be based on the surviving spouse's age at the date of the deceased spouse's death for the remainder of the life of the contract. If the benefit had been previously frozen because the older spouse had attained age 80, it will be reinstated if the surviving spouse is age 75 or younger. The benefit is then frozen on the contract date anniversary after the surviving spouse reaches age 80. If the surviving spouse is age 76 or older, the benefit and charge will be discontinued.

o If elected, PGB continues and is based on the same benefit maturity date and guaranteed amount that was guaranteed.

o The Guaranteed minimum income benefit may continue if the benefit had not already terminated and the benefit will be based on the surviving spouse's age at the date of the deceased spouse's death. See "Guaranteed minimum income benefit" in "Contract features and benefits" earlier in this Prospectus.

o If you elect the Guaranteed withdrawal benefit for life on a Joint life basis, the benefit and charge will remain in effect and no death benefit is payable until the death of the surviving spouse. Withdrawal charges, if applicable under your Accumulator(R) Series contract, will continue to apply to all contributions made prior to the deceased spouse's death. No additional contributions will be permitted. If you elect the Guaranteed withdrawal benefit for life on a Single life basis, the benefit and charge will terminate.

o If the deceased spouse was the annuitant, the surviving spouse becomes the annuitant. If the deceased spouse was a joint annuitant, the contract will become a single annuitant contract.

Where an NQ contract is owned by a Living Trust, as defined in the contract, and at the time of the annuitant's death the annuitant's spouse is the sole beneficiary of the Living Trust, the Trustee, as owner of the contract, may request that the spouse be substituted as annuitant as of the date of the annuitant's death. No further change of annuitant will be permitted.

Where an IRA contract is owned in a custodial individual retirement account, and your spouse is the sole beneficiary of the account, the custodian may request that the spouse be substituted as annuitant after your death.

For jointly owned NQ contracts, if the younger spouse dies first no death benefit is paid, and the contract continues as follows:

o The Guaranteed minimum death benefit, the Earnings enhancement benefit and the Guaranteed minimum income benefit continue to be based on the older spouse's age for the life of the contract.

o If the deceased spouse was the annuitant, the surviving spouse becomes the annuitant. If the deceased spouse was a joint annuitant, the contract will become a single annuitant contract.

o If a PGB had been elected, the benefit continues and is based on the same benefit maturity date and guaranteed amount.

o If you elect the Guaranteed withdrawal benefit for life, the benefit and charge will remain in effect and no death benefit is payable until the death of the surviving spouse.

o The withdrawal charge schedule remains in effect. Please note that withdrawal charges do not apply to Accumulator(R) Select(SM) contracts.

If you divorce, Spousal continuation does not apply.


BENEFICIARY CONTINUATION OPTION

This feature permits a designated individual, on the contract owner's death, to maintain a contract with the deceased contract owner's name on it and receive distributions under the contract, instead of receiving the death benefit in a single sum. We make this option available to beneficiaries under traditional IRA, Roth IRA and NQ contracts, subject to state availability. Please speak with your financial professional or see Appendix VII later in this Prospectus for further information.


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Where an IRA contract is owned in a custodial individual retirement account, the custodian may reinvest the death benefit in an individual retirement annuity contract, using the account beneficiary as the annuitant. Please speak with your financial professional for further information. For Joint life contracts with GWBL, the beneficiary continuation option is only available after the death of the second owner.


BENEFICIARY CONTINUATION OPTION FOR TRADITIONAL IRA AND ROTH IRA CONTRACTS ONLY. The beneficiary continuation option must be elected by September 30th of the year following the calendar year of your death and before any other inconsistent election is made. Beneficiaries who do not make a timely election will not be eligible for this option. If the election is made, then, as of the date we receive satisfactory proof of death, any required instructions, information and forms necessary to effect the beneficiary continuation option feature, we will increase the account value to equal the applicable death benefit if such death benefit is greater than such account value, plus any amount applicable under the Earnings enhancement benefit, adjusted for any subsequent withdrawals. For Accumulator(R) Plus(SM) contracts, the account value will first be reduced by any credits applied in the one-year period prior to the owner's death.


Generally, payments will be made once a year to the beneficiary over the beneficiary's life expectancy (determined in the calendar year after your death and determined on a term certain basis). These payments must begin no later than December 31st of the calendar year after the year of your death. For sole spousal beneficiaries, payments may begin by December 31st of the calendar year in which you would have reached age 70-1/2, if such time is later. For traditional IRA contracts only, if you die before your Required Beginning Date for Required Minimum Distributions, as discussed later in this Prospectus in "Tax information" under "Individual retirement arrangements (IRAs)," the beneficiary may choose the "5-year rule" option instead of annual payments over life expectancy. The 5-year rule is always available to beneficiaries under Roth IRA contracts. If the beneficiary chooses this option, the beneficiary may take withdrawals as desired, but the entire account value must be fully withdrawn by December 31st of the calendar year which contains the fifth anniversary of your death.


Under the beneficiary continuation option for IRA and Roth IRA contracts:

o The contract continues with your name on it for the benefit of your beneficiary.

o    The beneficiary replaces the deceased owner as annuitant.

o This feature is only available if the beneficiary is an individual. Certain trusts with only individual beneficiaries will be treated as individuals for this purpose.

o If there is more than one beneficiary, each beneficiary's share will be separately accounted for. It will be distributed over the beneficiary's own life expectancy, if payments over life expectancy are chosen.

o The minimum amount that is required in order to elect the beneficiary continuation option is $5,000 for each beneficiary.

o The beneficiary may make transfers among the investment options but no additional contributions will be permitted.

o If you had elected the Guaranteed minimum income benefit, an optional enhanced death benefit, a PGB, the Guaranteed withdrawal benefit for life or the GWBL Enhanced death benefit under the contract, they will no longer be in effect and charges for such benefits will stop. Also, any Guaranteed minimum death benefit feature will no longer be in effect.

o The beneficiary may choose at any time to withdraw all or a portion of the account value and no withdrawal charges, if any, will apply.

o    Any partial withdrawal must be at least $300.

o Your beneficiary will have the right to name a beneficiary to receive any remaining interest in the contract.

o Upon the death of your beneficiary, the beneficiary he or she has named has the option to either continue taking required minimum distributions based on the remaining life expectancy of the deceased beneficiary or to receive any remaining interest in the contract in a lump sum. The option elected will be processed when we receive satisfactory proof of death, any required instructions for the method of payment and any required information and forms necessary to effect payment.

BENEFICIARY CONTINUATION OPTION FOR NQ CONTRACTS ONLY. This feature, also known as Inherited annuity, may only be elected when the NQ contract owner dies before the annuity maturity date, whether or not the owner and the annuitant are the same person. For purposes of this discussion, "beneficiary" refers to the successor owner. This feature must be elected within 9 months following the date of your death and before any other inconsistent election is made. Beneficiaries who do not make a timely election will not be eligible for this option.

Generally, payments will be made once a year to the beneficiary over the beneficiary's life expectancy, determined on a term certain basis and in the year payments start. These payments must begin no later than one year after the date of your death and are referred to as "scheduled payments." The beneficiary may choose the "5-year rule" instead of scheduled payments over life expectancy. If the beneficiary chooses the 5-year rule, there will be no scheduled payments. Under the 5-year rule, the beneficiary may take withdrawals as desired, but the entire account value must be fully withdrawn by the fifth anniversary of your death.

Under the beneficiary continuation option for NQ contracts:

o This feature is only available if the beneficiary is an individual. It is not available for any entity such as a trust, even if all of the beneficiaries of the trust are individuals.

o    The beneficiary automatically replaces the existing annuitant.

o The contract continues with your name on it for the benefit of your beneficiary.

o If there is more than one beneficiary, each beneficiary's share will be separately accounted for. It will be distributed over the respective beneficiary's own life expectancy, if scheduled payments are chosen.

o The minimum amount that is required in order to elect the beneficiary continuation option is $5,000 for each beneficiary.


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o    The beneficiary may make transfers among the investment options but no additional contributions will be permitted.

o If you had elected the Guaranteed minimum income benefit, an optional enhanced death benefit, a PGB, the Guaranteed withdrawal benefit for life or the GWBL Enhanced death benefit under the contract, they will no longer be in effect and charges for such benefits will stop. Also, any Guaranteed minimum death benefit feature will no longer be in effect.


o If the beneficiary chooses the "5-year rule," withdrawals may be made at any time. If the beneficiary instead chooses scheduled payments, the beneficiary may also take withdrawals, in addition to scheduled payments, at any time.


o    Any partial withdrawals must be at least $300.

o Your beneficiary will have the right to name a beneficiary to receive any remaining interest in the contract on the beneficiary's death.

o Upon the death of your beneficiary, the beneficiary he or she has named has the option to either continue taking scheduled payments based on the remaining life expectancy of the deceased beneficiary (if scheduled payments were chosen) or to receive any remaining interest in the contract in a lump sum. We will pay any remaining interest in the contract in a lump sum if your beneficiary elects the 5-year rule. The option elected will be processed when we receive satisfactory proof of death, any required instructions for the method of payment and any required information and forms necessary to effect payment.

If the deceased is the owner or the older joint owner:

o As of the date we receive satisfactory proof of death and any required instructions, information and forms necessary to effect the Beneficiary continuation option, we will increase the account value to equal the applicable death benefit if such death benefit is greater than such account value plus any amount applicable under the Earnings enhancement benefit adjusted for any subsequent withdrawals. For Accumulator(R) Plus(SM) contracts, the account value will first be reduced by any credits applied in a one-year period prior to the owner's death.

o No withdrawal charges, if applicable under your Accumulator(R) Series contract, will apply to any withdrawals by the beneficiary.

If the deceased is the younger non-spousal joint owner:

o    The annuity account value will not be reset to the death benefit amount.

o The contract's withdrawal charge schedule will continue to be applied to any withdrawal or surrender other than scheduled payments; the contract's free withdrawal amount will continue to apply to withdrawals but does not apply to surrenders. Please note that withdrawal charges do not apply to Accumulator(R) Select(SM) contracts.

o We do not impose a withdrawal charge on scheduled payments except if, when added to any withdrawals previously taken in the same contract year, including for this purpose a contract surrender, the total amount of withdrawals and scheduled payments exceed the free withdrawal amount. See the "Withdrawal charges" in "Charges and expenses" earlier in this Prospectus. Please note that withdrawal charges do not apply to Accumulator(R) Select(SM) contracts.


                      ----------------------------------

A surviving spouse should speak to his or her tax professional about whether Spousal continuation or the Beneficiary continuation option is appropriate for him or her. Factors to consider include but are not limited to the surviving spouse's age, need for immediate income and a desire to continue any Guaranteed benefits under the contract.



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7.  Tax information


--------------------------------------------------------------------------------

OVERVIEW

In this part of the Prospectus, we discuss the current federal income tax rules that generally apply to Accumulator(R) Series contracts owned by United States individual taxpayers. The tax rules can differ, depending on the type of contract, whether NQ, traditional IRA, Roth IRA, QP or TSA. Therefore, we discuss the tax aspects of each type of contract separately.


Federal income tax rules include the United States laws in the Internal Revenue Code, and Treasury Department Regulations and Internal Revenue Service ("IRS") interpretations of the Internal Revenue Code. These tax rules may change without notice. We cannot predict whether, when, or how these rules could change. Any change could affect contracts purchased before the change. Congress may also consider proposals in the future to comprehensively reform or overhaul the United States tax and retirement systems, which if enacted, could affect the tax benefits of a contract. We cannot predict what, if any, legislation will actually be proposed or enacted.


We cannot provide detailed information on all tax aspects of the contracts. Moreover, the tax aspects that apply to a particular person's contract may vary depending on the facts applicable to that person. We do not discuss state income and other state taxes, federal income tax and withholding rules for non-U.S. taxpayers, or federal gift and estate taxes. We also do not discuss the Employee Retirement Income Security Act of 1974 ("ERISA"), Transfers of the contract, rights or values under the contract, or payments under the contract, for example, amounts due to beneficiaries, may be subject to federal or state gift, estate, or inheritance taxes. You should not rely only on this document, but should consult your tax adviser before your purchase.


CONTRACTS THAT FUND A RETIREMENT ARRANGEMENT

Generally, there are two types of funding vehicles that are available for Individual Retirement Arrangements ("IRAs"): an individual retirement annuity contract such as the ones offered in this Prospectus, or a custodial or trusteed individual retirement account. Similarly, a 403(b) plan can be funded through a 403(b) annuity contract or a 403(b)(7) custodial account. Annuity contracts can also be purchased in connection with retirement plans qualified under Section 401(a) of the Code ("QP contracts"). How these arrangements work, including special rules applicable to each, are noted in the specific sections for each type of arrangement, below. You should be aware that the funding vehicle for a tax-qualified arrangement does not provide any tax deferral benefit beyond that already provided by the Code for all permissible funding vehicles. Before choosing an annuity contract, therefore, you should consider the annuity's features and benefits compared with the features and benefits of other permissible funding vehicles and the relative costs of annuities and other arrangements. You should be aware that cost may vary depending on the features and benefits made available and the charges and expenses of the investment options or funds that you elect.

Certain provisions of the Treasury Regulations on required minimum distributions concerning the actuarial present value of additional contract benefits could increase the amount required to be distributed from annuity contracts funding qualified plans, 403(b) plans and IRAs. For this purpose additional annuity contract benefits may include, but are not limited to, various guaranteed benefits such as guaranteed minimum income benefits and enhanced death benefits. You should consider the potential implication of these Regulations before you purchase this annuity contract or purchase additional features under this annuity contract. See also Appendix II at the end of this Prospectus for a discussion of QP contracts, and Appendix IX later in this Prospectus for a discussion of TSA contracts.


SPECIAL RULE FOR CONVERSIONS TO ROTH IRA IN 2010

Pre-2010 limitations on conversion rollovers to Roth IRAs of pre-tax amounts distributed from qualified plans, 403(b) plans and governmental employer 457(b) plans (as well as traditional IRA to Roth IRA conversions) based on income levels and filing status are removed beginning in 2010. For conversion rollovers or traditional IRA conversions in 2010 only, the resulting federal income tax can be paid in two installments in 2011 and 2012.



TRANSFERS AMONG INVESTMENT OPTIONS

You can make transfers among investment options inside the contract without triggering taxable income.


TAXATION OF NONQUALIFIED ANNUITIES


CONTRIBUTIONS

You may not deduct the amount of your contributions to a nonqualified annuity contract.


CONTRACT EARNINGS

Generally, you are not taxed on contract earnings until you receive a distribution from your contract, whether as a withdrawal or as an annuity payment. However, earnings are taxable, even without a distribution:

o if a contract fails investment diversification requirements as specified in federal income tax rules (these rules are based on or are similar to those specified for mutual funds under the securities laws);

o if you transfer a contract, for example, as a gift to someone other than your spouse (or former spouse);

o if you use a contract as security for a loan (in this case, the amount pledged will be treated as a distribution); and

o if the owner is other than an individual (such as a corporation, partnership, trust, or other non-natural person). This provision does not apply to a trust which is a mere agent or nominee for an individual, such as a grantor trust.


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Federal tax law requires that all nonqualified deferred annuity contracts that
AXA Equitable and its affiliates issue to you during the same calendar year be linked together and treated as one contract for calculating the taxable amount of any distribution from any of those contracts.


ANNUITY PAYMENTS


Annuitization payments that are based on life or life expectancy are considered annuity payments for income tax purposes. We include in annuitization payments GMIB payments and other annuitization payments available under your contract. We also include Guaranteed annual withdrawals that are continued after your account value goes to zero under a supplementary life annuity contract, as discussed under "Guaranteed withdrawal benefit for life ("GWBL")" in "Contract features and benefits" earlier in this Prospectus. In order to get annuity payment tax treatment, all amounts under the contract must be applied to the annuity payout option; we do not "partially annuitize" nonqualified deferred annuity contracts.


Once annuity payments begin, a portion of each payment is taxable as ordinary income. You get back the remaining portion without paying taxes on it. This is your unrecovered investment in the contract. Generally, your investment in the contract equals the contributions you made, less any amounts you previously withdrew that were not taxable.


For fixed annuity payments, the tax-free portion of each payment is determined by (1) dividing your investment in the contract by the total amount you are expected to receive out of the contract, and (2) multiplying the result by the amount of the payment. For variable annuity payments, your tax-free portion of each payment is your investment in the contract divided by the number of expected payments. If you have a loss on a variable annuity payout in a taxable year, you may be able to adjust the tax-free amount in subsequent years.


Once you have received the amount of your investment in the contract, all payments after that are fully taxable. If payments under a life annuity stop because the annuitant dies, there is an income tax deduction for any unrecovered investment in the contract.


Your rights to apply amounts under this contract to an annuity payout option are described elsewhere in this Prospectus. If you hold your contract to the maximum maturity age under the contract we require that a choice be made between taking a lump sum settlement of any remaining account value or applying any such account value to one of the annuity payout options under the contract. If no affirmative choice is made, we will apply any remaining annuity value to the default option under the contract at such age. While there is no specific federal tax guidance as to whether or when an annuity contract is required to mature, or as to the form of the payments to be made upon maturity, we believe that this contract constitutes an annuity contract under current federal tax rules.



WITHDRAWALS MADE BEFORE ANNUITY PAYMENTS BEGIN


If you make withdrawals before annuity payments begin under your contract, they are taxable to you as ordinary income if there are earnings in the contract. Generally, earnings are your account value less your investment in the contract. If you withdraw an amount which is more than the earnings in the contract as of the date of the withdrawal, the balance of the distribution is treated as a reduction of your investment in the contract and is not taxable.


Collateral assignments are taxable to the extent of any earnings in the contract at the time any portion of the contract's value is assigned as collateral. Therefore, if you assign your contract as collateral for a loan with a third party after the contract is issued but before the end of the first contract year, you may have taxable income even though you receive no payments under the contract. AXA Equitable will report any income attributable to a collateral assignment on Form 1099-R. Also, if AXA Equitable makes payments or distributions to the assignee pursuant to directions under the collateral assignment agreement, any gains in such payments may be taxable to you and reportable on Form 1099-R even though you do not receive them.


TAXATION OF LIFETIME WITHDRAWALS IF YOU ELECT THE GUARANTEED
WITHDRAWAL BENEFIT FOR LIFE

We treat Guaranteed annual withdrawals and other withdrawals as non-annuity payments for income tax purposes as discussed above.


EARNINGS ENHANCEMENT BENEFIT

In order to enhance the amount of the death benefit to be paid at the owner's death, you may purchase an Earnings enhancement benefit rider for your NQ contract. Although we regard this benefit as an investment protection feature which is part of the contract and which should have no adverse tax effect, it is possible that the IRS could take a contrary position or assert that the Earnings enhancement benefit rider is not part of the contract. In such a case, the charges for the Earnings enhancement benefit rider could be treated for federal income tax purposes as a partial withdrawal from the contract. If this were so, such a deemed withdrawal could be taxable, and for contract owners under age 59-1/2, also subject to a tax penalty. Were the IRS to take this position, AXA Equitable would take all reasonable steps to attempt to avoid this result, which could include amending the contract (with appropriate notice to you).



1035 EXCHANGES

You may purchase a nonqualified deferred annuity through an exchange of another contract. Normally, exchanges of contracts are taxable events. The exchange will not be taxable under Section 1035 of the Internal Revenue Code if:

o the contract that is the source of the funds you are using to purchase the nonqualified deferred annuity contract is another nonqualified deferred annuity contract or life insurance or endowment contract.

o the owner and the annuitant are the same under the source contract and the contract issued in exchange. If you are using a life insurance or endowment contract the owner and the insured must be the same on both sides of the exchange transaction.

The tax basis, also referred to as your investment in the contract, of the source contract carries over to the contract issued in exchange.



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An owner may direct the proceeds of a partial withdrawal from one nonqualified deferred annuity contract to a different insurer to purchase a new nonqualified deferred annuity contract on a tax-deferred basis. Special forms, agreement between the carriers, and provision of cost basis information may be required to process this type of an exchange.

Section 1035 exchanges are generally not available after the death of the owner.


SURRENDERS

If you surrender or cancel the contract, the distribution is taxable as ordinary income (not capital gain) to the extent it exceeds your investment in the contract.


DEATH BENEFIT PAYMENTS MADE TO A BENEFICIARY AFTER YOUR DEATH


For the rules applicable to death benefits, see "Payment of death benefit" earlier in this Prospectus. The tax treatment of a death benefit taken as a single sum is generally the same as the tax treatment of a withdrawal from or surrender of your contract. The tax treatment of a death benefit taken as annuity payments is generally the same as the tax treatment of annuity payments under your contract.

Under the Beneficiary continuation option, the tax treatment of a withdrawal after the death of the owner taken as a single sum or taken as withdrawals under the 5-year rule is generally the same as the tax treatment of a withdrawal from or surrender of your contract.



EARLY DISTRIBUTION PENALTY TAX

If you take distributions before you are age 59-1/2, a penalty tax of 10% of the taxable portion of your distribution applies in addition to the income tax.
Some of the available exceptions to the pre-age 59-1/2 penalty tax include distributions made:

o    on or after your death; or

o    because you are disabled (special federal income tax definition); or

o in the form of substantially equal periodic annuity payments for your life (or life expectancy), or the joint lives (or joint life expectancy) of you and a beneficiary, in accordance with IRS formulas. We do not anticipate that Guaranteed annual withdrawals made under the Guaranteed withdrawal benefit for life's Maximum or Customized payment plan or taken as partial withdrawals will qualify for this exception if made before age 59-1/2.


INVESTOR CONTROL ISSUES

Under certain circumstances, the IRS has stated that you could be treated as the owner (for tax purposes) of the assets of Separate Account No. 49. If you were treated as the owner, you would be taxable on income and gains attributable to the shares of the underlying portfolios.

The circumstances that would lead to this tax treatment would be that, in the opinion of the IRS, you could control the underlying investment of Separate Account No. 49. The IRS has said that the owners of variable annuities will not be treated as owning the separate account assets provided the underlying portfolios are restricted to variable life and annuity assets. The variable annuity owners must have the right only to choose among the Portfolios, and must have no right to direct the particular investment decisions within the Portfolios.

Although we believe that, under current IRS guidance, you would not be treated as the owner of the assets of Separate Account No. 49, there are some issues that remain unclear. For example, the IRS has not issued any guidance as to whether having a larger number of Portfolios available, or an unlimited right to transfer among them, could cause you to be treated as the owner. We do not know whether the IRS will ever provide such guidance or whether such guidance, if unfavorable, would apply retroactively to your contract. Furthermore, the IRS could reverse its current guidance at any time. We reserve the right to modify your contract as necessary to prevent you from being treated as the owner of the assets of Separate Account No. 49.


INDIVIDUAL RETIREMENT ARRANGEMENTS (IRAS)


GENERAL

"IRA" stands for individual retirement arrangement. There are two basic types of such arrangements, individual retirement accounts and individual retirement annuities. In an individual retirement account, a trustee or custodian holds the assets funding the account for the benefit of the IRA owner. The assets typically include mutual funds and/or individual stocks and/or securities in a custodial account, and bank certificates of deposit in a trusteed account. In an individual retirement annuity, an insurance company issues an annuity contract that serves as the IRA.

There are two basic types of IRAs, as follows:

o    Traditional IRAs, typically funded on a pre-tax basis; and

o    Roth IRAs, funded on an after-tax basis.

Regardless of the type of IRA, your ownership interest in the IRA cannot be forfeited. You or your beneficiaries who survive you are the only ones who can receive the IRA's benefits or payments. All types of IRAs qualify for tax deferral regardless of the funding vehicle selected.


You can hold your IRA assets in as many different accounts and annuities as you would like, as long as you meet the rules for setting up and making contributions to IRAs. However, if you own multiple IRAs, you may be required to combine IRA values or contributions for tax purposes. For further information about individual retirement arrangements, you can read Internal Revenue Service Publication 590 ("Individual Retirement Arrangements (IRAs)"). This publication is usually updated annually, and can be obtained by contacting the IRS or from the IRS website (www.irs.gov).

AXA Equitable designs its IRA contracts to qualify as individual retirement annuities under Section 408(b) of the Internal Revenue Code. You may have purchased the contract as a traditional IRA or Roth IRA. We also offered Inherited IRA contracts for payment of post-death required minimum distributions from traditional IRAs and Roth IRAs, respectively, in all Accumulator(R) Series contracts except Accumulator(R) Plus(SM).


This Prospectus contains the information that the IRS requires you to have before you purchase an IRA. The first section covers some of the


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special tax rules that apply to traditional IRAs. The next section covers Roth
IRAs. The disclosure generally assumes direct ownership of the individual retirement annuity contract. For contracts owned in a custodial individual retirement account, the disclosure will apply only if you terminate your account or transfer ownership of the contract to yourself.

We describe the amount and types of charges that may apply to your contributions under "Charges and expenses" earlier in this Prospectus. We describe the method of calculating payments under "Accessing your money" earlier in this Prospectus. We do not guarantee or project growth in any variable income annuitization option payments (as opposed to payments from a fixed income annuitization option).


AXA Equitable has not applied for an opinion letter approving the respective forms of the traditional IRA and Roth IRA contracts for use as a traditional and Roth IRA, respectively. AXA Equitable has received opinion letters from the IRS approving the respective forms of the Accumulator(R) Series Inherited IRA beneficiary continuation contract for use as a traditional inherited IRA or inherited Roth IRA, respectively. This IRS approval is a determination only as to the form of the annuity. It does not represent a determination of the merits of the annuity as an investment. The contracts submitted for IRS approval do not include every feature possibly available under the Accumulator(R) Series traditional Inherited IRA and Inherited Roth IRA contracts.


YOUR RIGHT TO CANCEL WITHIN A CERTAIN NUMBER OF DAYS


This is provided for informational purposes only. Since the contracts are no longer available to new purchasers, this cancellation provision is no longer applicable.


You can cancel any version of the Accumulator(R) Series IRA contract (traditional IRA or Roth IRA) by following the directions in "Your right to cancel within a certain number of days" under "Contract features and benefits" earlier in this Prospectus. If you cancel a traditional IRA or Roth IRA contract, we may have to withhold tax, and we must report the transaction to the IRS. A contract cancellation could have an unfavorable tax impact.

TRADITIONAL INDIVIDUAL RETIREMENT ANNUITIES (TRADITIONAL IRAS)

Contributions to traditional IRAs. Individuals may make three different types of contributions to purchase a traditional IRA or as subsequent contributions to an existing IRA:

o    "regular" contributions out of earned income or compensation; or

o    tax-free "rollover" contributions; or

o direct custodian-to-custodian transfers from other traditional IRAs ("direct transfers").


When you make a contribution to your IRA, we require you to tell us whether it is a regular contribution, rollover contribution, or direct transfer contribution, and to supply supporting documentation in some cases.

For Accumulator(R) Plus(SM), Accumulator(R) Elite(SM) and Accumulator(R) Select(SM) traditional IRA contracts, the initial contribution must be a direct transfer or rollover contribution. Subsequent contributions may also be "regular" contributions out of compensation.


REGULAR CONTRIBUTIONS TO TRADITIONAL IRAS

LIMITS ON CONTRIBUTIONS. The "maximum regular contribution amount" for any taxable year is the most that can be contributed to all of your IRAs (traditional and Roth) as regular contributions for the particular taxable year. The maximum regular contribution amount depends on age, earnings, and year, among other things. Generally, $5,000 is the maximum amount that you may contribute to all IRAs (including Roth IRAs). When your earnings are below $5,000, your earned income or compensation for the year is the most you can contribute. This limit does not apply to rollover contributions or direct custodian-to-custodian transfers into a traditional IRA. You cannot make regular traditional IRA contributions for the tax year in which you reach age 70-1/2 or any tax year after that.

If you are at least age 50 at any time during the taxable year for which you are making a regular contribution to your IRA, you may be eligible to make additional "catch-up contributions" of up to $1,000 to your traditional IRA.

SPECIAL RULES FOR SPOUSES. If you are married and file a joint income tax return, you and your spouse may combine your compensation to determine the amount of regular contributions you are permitted to make to traditional IRAs (and Roth IRAs discussed below). Even if one spouse has no compensation or compensation under $5,000, married individuals filing jointly can contribute up to $10,000 per year to any combination of traditional IRAs and Roth IRAs. Any contributions to Roth IRAs reduce the ability to contribute to traditional IRAs and vice versa. The maximum amount may be less if earned income is less and the other spouse has made IRA contributions. No more than a combined total of $5,000 can be contributed annually to either spouse's traditional and Roth IRAs. Each spouse owns his or her traditional IRAs and Roth IRAs even if the other spouse funded the contributions. A working spouse age 70-1/2 or over can contribute up to the lesser of $5,000 or 100% of "earned income" to a traditional IRA for a non-working spouse until the year in which the non-working spouse reaches age 70-1/2. Catch-up contributions may be made as described above for spouses who are at least age 50 but under age 70-1/2 at any time during the taxable year for which the contribution is made.

DEDUCTIBILITY OF CONTRIBUTIONS. The amount of traditional IRA contributions that you can deduct for a taxable year depends on whether you are covered by an employer-sponsored tax-favored retirement plan, as defined under special federal income tax rules. Your Form W-2 will indicate whether or not you are covered by such a retirement plan.


The federal tax rules governing contributions to IRAs made from current compensation are complex and are subject to numerous technical requirements and limitations which vary based on an individual's personal situation (including his/her spouse). IRS Publication 590, "Individual Retirement Arrangements
(IRAs)" which is updated annually and is available at www.irs.gov, contains pertinent explanations of the rules applicable to the current year. The amount of permissible contributions to IRAs, the amount of IRA contributions which may be deductible, and the individual's income limits for determining contributions and deductions all may be adjusted annually for cost of living.



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NONDEDUCTIBLE REGULAR CONTRIBUTIONS. If you are not eligible to deduct part or all of the traditional IRA contribution, you may still make nondeductible contributions on which earnings will accumulate on a tax-deferred basis. The combined deductible and nondeductible contributions to your traditional IRA (or the non-working spouse's traditional IRA) may not, however, exceed the $5,000 maximum per person limit for the applicable taxable year. The dollar limit is $6,000 for people eligible to make age 50-70-1/2 "catch-up" contributions. You must keep your own records of deductible and nondeductible contributions in order to prevent double taxation on the distribution of previously taxed amounts. See "Withdrawals, payments and transfers of funds out of traditional IRAs" later in this section for more information.


If you are making nondeductible contributions in any taxable year, or you have made nondeductible contributions to a traditional IRA in prior years and are receiving distributions from any traditional IRA, you must file the required information with the IRS. Moreover, if you are making nondeductible traditional IRA contributions, you must retain all income tax returns and records pertaining to such contributions until interests in all traditional IRAs are fully distributed.


WHEN YOU CAN MAKE REGULAR CONTRIBUTIONS. If you file your tax returns on a calendar year basis like most taxpayers, you have until the April 15 return filing deadline (without extensions) of the following calendar year to make your regular traditional IRA contributions for a taxable year. Make sure you designate the year for which you are making the contribution.


ROLLOVER AND DIRECT TRANSFER CONTRIBUTIONS TO TRADITIONAL IRAS


Rollover contributions may be made to a traditional IRA from these "eligible retirement plans":

o    qualified plans;

o    governmental employer 457(b) plans;

o    403(b) plans; and

o    other traditional IRAs.

Direct transfer contributions may only be made directly from one traditional IRA to another.


Any amount contributed to a traditional IRA after you reach age 70-1/2 must be net of your required minimum distribution for the year in which the rollover or direct transfer contribution is made.



ROLLOVERS FROM "ELIGIBLE RETIREMENT PLANS" OTHER THAN
TRADITIONAL IRAS


Your plan administrator will tell you whether or not your distribution is eligible to be rolled over. Spousal beneficiaries and spousal alternate payees under qualified domestic relations orders may roll over funds on the same basis as the plan participant. A non-spousal death beneficiary may also be able to make a direct rollover to an inherited IRA contract with special rules and restrictions under certain circumstances.


There are two ways to do rollovers:

o  Do it yourself:
   You actually receive a distribution that can be rolled over and you roll it over to a traditional IRA within 60 days after the date you receive the funds. The distribution from your eligible retirement plan will be net of 20% mandatory federal income tax withholding. If you want, you can replace the withheld funds yourself and roll over the full amount.

o  Direct rollover:
   You tell the trustee or custodian of the eligible retirement plan to send the distribution directly to your traditional IRA issuer. Direct rollovers are not subject to mandatory federal income tax withholding.

All distributions from a qualified plan, 403(b) plan or governmental employer 457(b) plan are eligible rollover distributions, unless the distributions are:


o "required minimum distributions" after age 70-1/2 or retirement from service with the employer; or


o substantially equal periodic payments made at least annually for your life (or life expectancy) or the joint lives (or joint life expectancies) of you and your designated beneficiary; or

o substantially equal periodic payments made for a specified period of 10 years or more; or

o  hardship withdrawals; or

o  corrective distributions that fit specified technical tax rules; or

o  loans that are treated as distributions; or

o  death benefit payments to a beneficiary who is not your surviving spouse; or

o qualified domestic relations order distributions to a beneficiary who is not your current spouse or former spouse.

You should discuss with your tax adviser whether you should consider rolling over funds from one type of tax qualified retirement plan to another because the funds will generally be subject to the rules of the recipient plan. For example, funds in a governmental employer 457(b) plan are not subject to the additional 10% federal income tax penalty for premature distributions, but they may become subject to this penalty if you roll the funds to a different type of eligible retirement plan such as a traditional IRA, and subsequently take a premature distribution.


ROLLOVERS OF AFTER-TAX CONTRIBUTIONS FROM ELIGIBLE RETIREMENT PLANS OTHER THAN TRADITIONAL IRAS

Any non-Roth after-tax contributions you have made to a qualified plan or 403(b) plan (but not a governmental employer 457(b) plan) may be rolled over to a traditional IRA (either in a direct rollover or a rollover you do yourself). When the recipient plan is a traditional IRA, you are responsible for recordkeeping and calculating the taxable amount of any distributions you take from that traditional IRA. See "Taxation of Payments" later in this section under "Withdrawals, payments and transfers of funds out of traditional IRAs." After-tax contributions in a traditional IRA cannot be rolled over from your tra-


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ditional IRA into, or back into, a qualified plan, 403(b) plan or governmental employer 457(b) plan.


ROLLOVERS FROM TRADITIONAL IRAS TO TRADITIONAL IRAS

You may roll over amounts from one traditional IRA to one or more of your other traditional IRAs if you complete the transaction within 60 days after you receive the funds. You may make such a rollover only once in every 12-month period for the same funds. Trustee-to-trustee or custodian-to-custodian direct transfers are not rollover transactions. You can make these more frequently than once in every 12-month period.


SPOUSAL ROLLOVERS AND DIVORCE-RELATED DIRECT TRANSFERS


The surviving spouse beneficiary of a deceased individual can roll over funds from, or directly transfer funds from, the deceased spouse's traditional IRA to one or more other traditional IRAs. Also, in some cases, traditional IRAs can be transferred on a tax-free basis between spouses or former spouses as a result of a court-ordered divorce or separation decree.



EXCESS CONTRIBUTIONS TO TRADITIONAL IRAS

Excess contributions to IRAs are subject to a 6% excise tax for the year in which made and for each year after until withdrawn. The following are excess contributions to IRAs:

o regular contributions of more than the maximum regular contribution amount for the applicable taxable year; or

o  regular contributions to a traditional IRA made after you reach age 70-1/2;
   or


o rollover contributions of amounts which are not eligible to be rolled over, for example, minimum distributions required to be made after age 70-1/2.

You can avoid or limit the excise tax by withdrawing an excess contribution (rollover or regular). See IRS Publication 590 for further details.



RECHARACTERIZATIONS

Amounts that have been contributed as traditional IRA funds may subsequently be treated as Roth IRA funds. Special federal income tax rules allow you to change your mind again and have amounts that are subsequently treated as Roth IRA funds, once again treated as traditional IRA funds. You do this by using the forms we prescribe. This is referred to as having "recharacterized" your contribution.


WITHDRAWALS, PAYMENTS AND TRANSFERS OF FUNDS OUT OF
TRADITIONAL IRAS

NO FEDERAL INCOME TAX LAW RESTRICTIONS ON WITHDRAWALS. You can withdraw any or all of your funds from a traditional IRA at any time. You do not need to wait for a special event like retirement.


TAXATION OF PAYMENTS. Amounts distributed from traditional IRAs are not subject to federal income tax until you or your beneficiary receive them. Taxable payments or distributions include withdrawals from your contract, surrender of your contract and annuity payments from your contract. Death benefits are also taxable.

We report all payments from traditional IRA contracts on IRS Form 1099-R. You are responsible for reporting these amounts correctly on your individual income tax return and keeping supporting records. Except as discussed below, the total amount of any distribution from a traditional IRA must be included in your gross income as ordinary income.

If you have ever made nondeductible (after-tax) IRA contributions to any traditional IRA (it does not have to be to this particular traditional IRA contract), those contributions are recovered tax free when you get distributions from any traditional IRA. It is your responsibility to keep permanent tax records of all of your nondeductible contributions to traditional IRAs so that you can correctly report the taxable amount of any distribution on your own tax return. At the end of any year in which you have received a distribution from any traditional IRA, you calculate the ratio of your total nondeductible traditional IRA contributions (less any amounts previously withdrawn tax free) to the total account balances of all traditional IRAs you own at the end of the year plus all traditional IRA distributions made during the year. Multiply this by all distributions from the traditional IRA during the year to determine the nontaxable portion of each distribution.


A distribution from a traditional IRA is not taxable if:


o the amount received is a withdrawal of certain excess contributions, as described in IRS Publication 590; or

o the entire amount received is rolled over to another traditional IRA or other eligible retirement plan which agrees to accept the funds. (See "Rollovers from eligible retirement plans other than traditional IRAs" under "Rollover and direct transfer contributions to traditional IRAs" earlier in this section for more information.)


The following are eligible to receive rollovers of distributions from a traditional IRA: a qualified plan, a 403(b) plan or a governmental employer 457(b) plan. After-tax contributions in a traditional IRA cannot be rolled from your traditional IRA into, or back into, a qualified plan, 403(b) plan or governmental employer 457(b) plan. Before you decide to roll over a distribution from a traditional IRA to another eligible retirement plan, you should check with the administrator of that plan about whether the plan accepts rollovers and, if so, the types it accepts. You should also check with the administrator of the receiving plan about any documents required to be completed before it will accept a rollover.


Distributions from a traditional IRA are not eligible for favorable ten-year averaging and long-term capital gain treatment available under limited circumstances for certain distributions from qualified plans. If you might be eligible for such tax treatment from your qualified plan, you may be able to preserve such tax treatment even though an eligible rollover from a qualified plan is temporarily rolled into a "conduit IRA" before being rolled back into a qualified plan. See your tax adviser.



REQUIRED MINIMUM DISTRIBUTIONS

BACKGROUND ON REGULATIONS--REQUIRED MINIMUM DISTRIBUTIONS. Distributions must be made from traditional IRAs according to rules contained in the Code and Treasury Regulations. Certain provisions of the Treasury Regulations require that the actuarial present


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value of additional annuity contract benefits must be added to the dollar amount credited for purposes of calculating certain types of required minimum distributions from individual retirement annuity contracts. For this purpose additional annuity contract benefits may include, but are not limited to, guaranteed benefits. This could increase the amount required to be distributed from the contracts if you take annual withdrawals instead of annuitizing. Please consult your tax adviser concerning applicability of these complex rules to your situation.


LIFETIME REQUIRED MINIMUM DISTRIBUTIONS. You must start taking annual distributions from your traditional IRAs for the year in which you turn age 70-1/2.

WHEN YOU HAVE TO TAKE THE FIRST LIFETIME REQUIRED MINIMUM DISTRIBUTION. The first required minimum distribution is for the calendar year in which you turn age 70-1/2. You have the choice to take this first required minimum distribution during the calendar year you actually reach age 70-1/2, or to delay taking it until the first three-month period in the next calendar year (January 1st - April 1st). Distributions must start no later than your "Required Beginning Date", which is April 1st of the calendar year after the calendar year in which you turn age 70-1/2. If you choose to delay taking the first annual minimum distribution, then you will have to take two minimum distributions in that year -- the delayed one for the first year and the one actually for that year. Once minimum distributions begin, they must be made at some time each year.

HOW YOU CAN CALCULATE REQUIRED MINIMUM DISTRIBUTIONS. There are two approaches to taking required minimum distributions -- "account-based" or "annuity-based."

ACCOUNT-BASED METHOD. If you choose an account-based method, you divide the value of your traditional IRA as of December 31st of the past calendar year by a number corresponding to your age from an IRS table. This gives you the required minimum distribution amount for that particular IRA for that year. If your spouse is your sole beneficiary and more than 10 years younger than you, the dividing number you use may be from another IRS table and may produce a smaller lifetime required minimum distribution amount. Regardless of the table used, the required minimum distribution amount will vary each year as the account value, the actuarial present value of additional annuity contract benefits, if applicable, and the divisor change. If you initially choose an account-based method, you may later apply your traditional IRA funds to a life annuity-based payout with any certain period not exceeding remaining life expectancy, determined in accordance with IRS tables.

ANNUITY-BASED METHOD. If you choose an annuity-based method, you do not have to do annual calculations. You apply the account value to an annuity payout for your life or the joint lives of you and a designated beneficiary or for a period certain not extending beyond applicable life expectancies, determined in accordance with IRS tables.

DO YOU HAVE TO PICK THE SAME METHOD TO CALCULATE YOUR REQUIRED MINIMUM DISTRIBUTIONS FOR ALL OF YOUR TRADITIONAL IRAS AND OTHER RETIREMENT PLANS? No. If you want, you can choose a different method for each of your traditional IRAs and other retirement plans. For example, you can choose an annuity payout from one IRA, a different annuity payout from a qualified plan and an account-based annual withdrawal from another IRA.

WILL WE PAY YOU THE ANNUAL AMOUNT EVERY YEAR FROM YOUR TRADITIONAL IRA BASED ON THE METHOD YOU CHOOSE? We will only pay you automatically if you affirmatively select an annuity payout option or an account-based withdrawal option such as our "automatic required minimum distribution (RMD) service." Even if you do not enroll in our service, we will calculate the amount of the required minimum distribution withdrawal for you, if you so request in writing. However, in that case you will be responsible for asking us to pay the required minimum distribution withdrawal to you.

Also, the IRS will let you calculate the required minimum distribution for each traditional IRA that you maintain, using the method that you picked for that particular IRA. You can add these required minimum distribution amount calculations together. As long as the total amount you take out every year satisfies your overall traditional IRA required minimum distribution amount, you may choose to take your annual required minimum distribution from any one or more traditional IRAs that you own.

WHAT IF YOU TAKE MORE THAN YOU NEED TO FOR ANY YEAR? The required minimum distribution amount for your traditional IRAs is calculated on a year-by-year basis. There are no carry-back or carry-forward provisions. Also, you cannot apply required minimum distribution amounts you take from your qualified plans to the amounts you have to take from your traditional IRAs and vice versa.

WHAT IF YOU TAKE LESS THAN YOU NEED TO FOR ANY YEAR? Your IRA could be disqualified, and you could have to pay tax on the entire value. Even if your IRA is not disqualified, you could have to pay a 50% penalty tax on the shortfall (required amount for traditional IRAs less amount actually taken). It is your responsibility to meet the required minimum distribution rules. We will remind you when our records show that you are within the age group which must take lifetime required minimum distributions. If you do not select a method with us, we will assume you are taking your required minimum distribution from another traditional IRA that you own.

WHAT ARE THE REQUIRED MINIMUM DISTRIBUTION PAYMENTS AFTER YOU DIE? These could vary depending on whether you die before or after your Required Beginning Date for lifetime required minimum distribution payments, and the status of your beneficiary. The following assumes that you have not yet elected an annuity-based payout at the time of your death. If you elect an annuity-based payout, payments (if any) after your death must be made at least as rapidly as when you were alive.

INDIVIDUAL BENEFICIARY. Regardless of whether your death occurs before or after your Required Beginning Date, an individual death beneficiary calculates annual post-death required minimum distribution payments based on the beneficiary's life expectancy using the "term certain method." That is, he or she determines his or her life expectancy using the IRS-provided life expectancy tables as of the calendar year after the owner's death and reduces that number by one each subsequent year.

If you die before your Required Beginning Date, the rules permit any individual beneficiary, including a spousal beneficiary, to elect instead


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to apply the "5-year rule." Under this rule, instead of annual payments having to be made beginning with the first in the year following the owner's death, the entire account must be distributed by the end of the calendar year which contains the fifth anniversary of the owner's death. No distribution is required before that fifth year.

SPOUSAL BENEFICIARY. If you die after your Required Beginning Date, and your death beneficiary is your surviving spouse, your spouse has a number of choices. Post-death distributions may be made over your spouse's single life expectancy. Any amounts distributed after that surviving spouse's death are made over the spouse's life expectancy calculated in the year of his/her death, reduced by one for each subsequent year. In some circumstances, your surviving spouse may elect to become the owner of the traditional IRA and halt distributions until he or she reaches age 70-1/2, or roll over amounts from your traditional IRA into his/her own traditional IRA or other eligible retirement plan.

If you die before your Required Beginning Date, and the death beneficiary is your surviving spouse, the rules permit the spouse to delay starting payments over his/her life expectancy until the year in which you would have attained age 70-1/2.

NON-INDIVIDUAL BENEFICIARY. If you die after your Required Beginning Date, and your death beneficiary is a non-individual, such as the estate, the rules permit the beneficiary to calculate post-death required minimum distribution amounts based on the owner's life expectancy in the year of death. HOWEVER, NOTE THAT WE NEED AN INDIVIDUAL ANNUITANT TO KEEP AN ANNUITY CONTRACT IN FORCE. IF THE BENEFICIARY IS NOT AN INDIVIDUAL, WE MUST DISTRIBUTE AMOUNTS REMAINING IN THE ANNUITY CONTRACT AFTER THE DEATH OF THE ANNUITANT.

If you die before your Required Beginning Date for lifetime required minimum distribution payments, and the death beneficiary is a non-individual, such as the estate, the rules continue to apply the 5-year rule discussed earlier under "Individual beneficiary." PLEASE NOTE THAT WE NEED AN INDIVIDUAL ANNUITANT TO KEEP AN ANNUITY CONTRACT IN FORCE. IF THE BENEFICIARY IS NOT AN INDIVIDUAL, WE MUST DISTRIBUTE AMOUNTS REMAINING IN THE ANNUITY CONTRACT AFTER THE DEATH OF THE ANNUITANT.

SPOUSAL CONTINUATION

If the contract is continued under Spousal continuation, the required minimum distribution rules are applied as if your surviving spouse is the contract owner.

PAYMENTS TO A BENEFICIARY AFTER YOUR DEATH

IRA death benefits are taxed the same as IRA distributions.

BORROWING AND LOANS ARE PROHIBITED TRANSACTIONS

You cannot get loans from a traditional IRA. You cannot use a traditional IRA as collateral for a loan or other obligation. If you borrow against your IRA or use it as collateral, its tax-favored status will be lost as of the first day of the tax year in which this prohibited event occurs. If this happens, you must include the value of the traditional IRA in your federal gross income. Also, the early distribution penalty tax of 10% may apply if you have not reached age 59-1/2 before the first day of that tax year.

EARLY DISTRIBUTION PENALTY TAX

A penalty tax of 10% of the taxable portion of a distribution applies to distributions from a traditional IRA made before you reach age 59-1/2. Some of the available exceptions to the pre-age 59-1/2 penalty tax include distributions:


o  made on or after your death; or

o  made because you are disabled (special federal income tax definition); or


o used to pay certain extraordinary medical expenses (special federal income tax definition); or

o used to pay medical insurance premiums for unemployed individuals (special federal income tax definition); or

o used to pay certain first-time home buyer expenses (special federal income tax definition; $10,000 lifetime total limit for these distributions from all your traditional and Roth IRAs); or

o used to pay certain higher education expenses (special federal income tax definition); or


o in the form of substantially equal periodic payments made at least annually over your life (or your life expectancy) or over the joint lives of you and your beneficiary (or your joint life expectancies) using an IRS-approved distribution method. We do not anticipate that Guaranteed annual withdrawals made under the Guaranteed withdrawal benefit for life's Maximum or Customized payment plan or taken as partial withdrawals will qualify for this exception if made before age 59-1/2.

Please note that it is your responsibility to claim the penalty exception on your own income tax return and to document eligibility for the exception to the IRS.


To meet the substantially equal periodic payments exception, you could elect to apply your contract value to an Income Manager(R) (life annuity with a period certain) payout annuity contract (level payments version). You could also elect the substantially equal withdrawals option. We will calculate the substantially equal annual payments using your choice of IRS-approved methods we offer. Although substantially equal withdrawals and Income Manager(R) payments are not subject to the 10% penalty tax, they are taxable as discussed in "Withdrawals, payments and transfers of funds out of traditional IRAs" earlier in this section. Once substantially equal withdrawals or Income Manager(R) annuity payments begin, the distributions should not be stopped or changed until after the later of your reaching age 59-1/2 or five years after the date of the first distribution, or the penalty tax, including an interest charge for the prior penalty avoidance, may apply to all prior distributions under either option. Also, it is possible that the IRS could view any additional withdrawal or payment you take from, or any additional contributions or transfers you make to, your contract as changing your pattern of substantially equal withdrawals or Income Manager(R) payments for purposes of determining whether the penalty applies.


ROTH INDIVIDUAL RETIREMENT ANNUITIES (ROTH IRAS)

This section of the Prospectus covers some of the special tax rules that apply to Roth IRAs. If the rules are the same as those that apply to the


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traditional IRA, we will refer you to the same topic under "Traditional individual retirement annuities (traditional IRAs)."

The Accumulator(R) Series Roth IRA contract is designed to qualify as a Roth individual retirement annuity under Sections 408A(b) and 408(b) of the Internal Revenue Code.

CONTRIBUTIONS TO ROTH IRAS

Individuals may make four different types of contributions to a Roth IRA:

o  regular after-tax contributions out of earnings; or

o taxable rollover contributions from traditional IRAs or other eligible retirement plans ("conversion rollover" contributions); or

o tax-free rollover contributions from other Roth individual retirement arrangements or designated Roth accounts under defined contribution plans; or

o tax-free direct custodian-to-custodian transfers from other Roth IRAs ("direct transfers").


Regular after-tax, direct transfer and rollover contributions may be made to a Roth IRA contract. See "Rollovers and direct transfer contributions to Roth IRAs" later in this section for more information. If you use the forms we require, we will also accept traditional IRA funds which are subsequently recharacterized as Roth IRA funds following special federal income tax rules.

For Accumulator(R) Plus(SM), Accumulator(R) Elite(SM) and Accumulator(R) Select(SM) Roth IRA contracts, the initial contribution must be a direct transfer or rollover contribution. Subsequent contributions may also be "regular" contributions out of compensation.



REGULAR CONTRIBUTIONS TO ROTH IRAS

LIMITS ON REGULAR CONTRIBUTIONS. The "maximum regular contribution amount" for any taxable year is the most that can be contributed to all of your IRAs (traditional and Roth) as regular contributions for the particular taxable year. The maximum regular contribution amount depends on age, earnings, and year, among other things. Generally, $5,000 is the maximum amount that you may contribute to all IRAs (including Roth IRAs). This limit does not apply to rollover contributions or direct custodian-to-custodian transfers into a Roth IRA. Any contributions to Roth IRAs reduce your ability to contribute to traditional IRAs and vice versa. When your earnings are below $5,000, your earned income or compensation for the year is the most you can contribute. If you are married and file a joint income tax return, you and your spouse may combine your compensation to determine the amount of regular contributions you are permitted to make to Roth IRAs and traditional IRAs. See the discussion under "Special rules for spouses" earlier in this section under traditional IRAs.

If you or your spouse are at least age 50 at any time during the taxable year for which you are making a regular contribution, you may be eligible to make additional catch-up contributions of up to $1,000.


With a Roth IRA, you can make regular contributions when you reach 70-1/2, as long as you have sufficient earnings. The amount of permissible contributions to Roth IRAs for any year depends on the individual's income limits and marital status. For example, if you are married and filing separately for any year your ability to make regular Roth IRA contributions is greatly limited. The amount of permissible contributions and income limits may be adjusted annually for cost of living. Please consult IRS Publication 590, "Individual Retirement Arrangements (IRAs)" for the rules applicable to the current year.


WHEN YOU CAN MAKE CONTRIBUTIONS. Same as traditional IRAs.

DEDUCTIBILITY OF CONTRIBUTIONS.Roth IRA contributions are not tax deductible.


ROLLOVERS AND DIRECT TRANSFER CONTRIBUTIONS TO ROTH IRAS

WHAT IS THE DIFFERENCE BETWEEN ROLLOVER AND DIRECT TRANSFER TRANSACTIONS?

The difference between a rollover transaction and a direct transfer transaction is the following: in a rollover transaction you actually take possession of the funds rolled over or are considered to have received them under tax law in the case of a change from one type of plan to another. In a direct transfer transaction, you never take possession of the funds, but direct the first Roth IRA custodian, trustee or issuer to transfer the first Roth IRA funds directly to the recipient Roth IRA custodian, trustee or issuer. You can make direct transfer transactions only between identical plan types (for example, Roth IRA to Roth IRA). You can also make rollover transactions between identical plan types. However, you can only make rollovers between different plan types (for example, traditional IRA to Roth IRA).

You may make rollover contributions to a Roth IRA from these sources only:

o  another Roth IRA;

o a traditional IRA, including a SEP-IRA or SIMPLE IRA (after a two-year rollover limitation period for SIMPLE IRA funds), in a taxable conversion rollover ("conversion rollover");

o a "designated Roth contribution account" under a 401(k) plan or a 403(b) plan (direct or 60-day); or


o from non-Roth accounts under another eligible retirement plan, as described below under "Conversion rollover contributions to Roth IRAs."


You may make direct transfer contributions to a Roth IRA only from another Roth IRA.

You may make both Roth IRA to Roth IRA rollover transactions and Roth IRA to Roth IRA direct transfer transactions. This can be accomplished on a completely tax-free basis. However, you may make Roth IRA to Roth IRA rollover transactions only once in any 12-month period for the same funds. Trustee-to-trustee or custodian-to-custodian direct transfers can be made more frequently than once a year. Also, if you send us the rollover contribution to apply it to a Roth IRA, you must do so within 60 days after you receive the proceeds from the original IRA to get rollover treatment.

The surviving spouse beneficiary of a deceased individual can roll over or directly transfer an inherited Roth IRA to one or more other Roth


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IRAs. In some cases, Roth IRAs can be transferred on a tax-free basis between spouses or former spouses as a result of a court-ordered divorce or separation decree.

CONVERSION ROLLOVER CONTRIBUTIONS TO ROTH IRAS

In a conversion rollover transaction, you withdraw (or are considered to have withdrawn) all or a portion of funds from a traditional IRA you maintain and convert it to a Roth IRA within 60 days after you receive (or are considered to have received) the traditional IRA proceeds. Amounts can also be rolled over from non-Roth accounts under another eligible retirement plan, including a Code
Section 401(a) qualified plan, a 403(b) plan, and a governmental employer
Section 457(b) plan.

Unlike a rollover from a traditional IRA to another traditional IRA, a conversion rollover transaction from a traditional IRA or other eligible retirement plan to a Roth IRA is not tax-free. Instead, the distribution from the traditional IRA or other eligible retirement plan is generally fully taxable. If you are converting all or part of a traditional IRA, and you have ever made nondeductible regular contributions to any traditional IRA -- whether or not it is the traditional IRA you are converting -- a pro rata portion of the distribution is tax free. Even if you are under age 59-1/2, the early distribution penalty tax does not apply to conversion rollover contributions to a Roth IRA.


You cannot make conversion contributions to a Roth IRA to the extent that the funds in your traditional IRA or other eligible retirement plan are subject to the lifetime annual required minimum distribution rules.

You cannot convert and reconvert an amount during the same taxable year, or if later, during the 30-day period following a recharacterization. If you reconvert during either of these periods, it will be a failed Roth IRA conversion.


The IRS and Treasury have issued Treasury Regulations addressing the valuation of annuity contracts funding traditional IRAs in the conversion to Roth IRAs. Although these Regulations are not clear, they could require an individual's gross income on the conversion of a traditional IRA to a Roth IRA to be measured using various actuarial methods and not as if the annuity contract funding the traditional IRA had been surrendered at the time of conversion. This could increase the amount of income reported in certain circumstances.



RECHARACTERIZATIONS

You may be able to treat a contribution made to one type of IRA as having been made to a different type of IRA. This is called recharacterizing the contribution.

HOW TO RECHARACTERIZE. To recharacterize a contribution, you generally must have the contribution transferred from the first IRA (the one to which it was made) to the second IRA in a deemed trustee-to-trustee transfer. If the transfer is made by the due date (including extensions) for your tax return for the year during which the contribution was made, you can elect to treat the contribution as having been originally made to the second IRA instead of to the first IRA. It will be treated as having been made to the second IRA on the same date that it was actually made to the first IRA. You must report the recharacterization and must treat the contribution as having been made to the second IRA, instead of the first IRA, on your tax return for the year during which the contribution was made.

The contribution will not be treated as having been made to the second IRA unless the transfer includes any net income allocable to the contribution. You can take into account any loss on the contribution while it was in the IRA when calculating the amount that must be transferred. If there was a loss, the net income you must transfer may be a negative amount.

No deduction is allowed for the contribution to the first IRA and any net income transferred with the recharacterized contribution is treated as earned in the second IRA. The contribution will not be treated as having been made to the second IRA to the extent any deduction was allowed with respect to the contribution to the first IRA.

For recharacterization purposes, a distribution from a traditional IRA that is received in one tax year and rolled over into a Roth IRA in the next year, but still within 60 days of the distribution from the traditional IRA, is treated as a contribution to the Roth IRA in the year of the distribution from the traditional IRA.


Roth IRA conversion contributions from a SEP-IRA or SIMPLE IRA can be recharacterized to a SEP-IRA or SIMPLE IRA (including the original SEP-IRA or SIMPLE IRA). You cannot recharacterize back to the original plan a contribution directly rolled over from an eligible retirement plan which is not a traditional IRA.


The recharacterization of a contribution is not treated as a rollover for purposes of the 12-month limitation period described above. This rule applies even if the contribution would have been treated as a rollover contribution by the second IRA if it had been made directly to the second IRA rather than as a result of a recharacterization of a contribution to the first IRA.


To recharacterize a contribution, you must use our forms.


WITHDRAWALS, PAYMENTS AND TRANSFERS OF FUNDS OUT OF ROTH IRAS

NO FEDERAL INCOME TAX LAW RESTRICTIONS ON WITHDRAWALS. You can withdraw any or all of your funds from a Roth IRA at any time; you do not need to wait for a special event like retirement.

DISTRIBUTIONS FROM ROTH IRAS

Distributions include withdrawals from your contract, surrender of your contract and annuity payments from your contract. Death benefits are also distributions.

You must keep your own records of regular and conversion contributions to all Roth IRAs to assure appropriate taxation. You may have to file information on your contributions to and distributions from any Roth IRA on your tax return. You may have to retain all income tax returns and records pertaining to such contributions and distributions until your interests in all Roth IRAs are distributed.

Like traditional IRAs, taxable distributions from a Roth IRA are not entitled to special favorable ten-year averaging and long-term capital gain treatment available in limited cases to certain distributions from qualified plans.

The following distributions from Roth IRAs are free of income tax:

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o  rollovers from a Roth IRA to another Roth IRA;

o  direct transfers from a Roth IRA to another Roth IRA;

o  qualified distributions from a Roth IRA; and

o  return of excess contributions or amounts recharacterized to a traditional
   IRA.

QUALIFIED DISTRIBUTIONS FROM ROTH IRAS. Qualified distributions from Roth IRAs made because of one of the following four qualifying events or reasons are not includible in income:

o  you are age 59-1/2 or older; or

o  you die; or

o  you become disabled (special federal income tax definition); or

o your distribution is a "qualified first-time homebuyer distribution" (special federal income tax definition; $10,000 lifetime total limit for these distributions from all of your traditional and Roth IRAs).

You also have to meet a five-year aging period. A qualified distribution is any distribution made after the five-taxable-year period beginning with the first taxable year for which you made any contribution to any Roth IRA (whether or not the one from which the distribution is being made).

NONQUALIFIED DISTRIBUTIONS FROM ROTH IRAS. Nonqualified distributions from Roth IRAs are distributions that do not meet both the qualifying event and five-year aging period tests described above. If you receive such a distribution, part of it may be taxable. For purposes of determining the correct tax treatment of distributions (other than the withdrawal of excess contributions and the earnings on them), there is a set order in which contributions (including conversion contributions) and earnings are considered to be distributed from your Roth IRA. The order of distributions is as follows:

(1)  Regular contributions.

(2) Conversion contributions, on a first-in-first-out basis (generally, total conversions from the earliest year first). These conversion contributions are taken into account as follows:

     (a) Taxable portion (the amount required to be included in gross income because of conversion) first, and then the

     (b)  Nontaxable portion.

(3)  Earnings on contributions.

Rollover contributions from other Roth IRAs are disregarded for this purpose.

To determine the taxable amount distributed, distributions and contributions are aggregated or grouped, then added together as follows:

(1) All distributions made during the year from all Roth IRAs you maintain -- with any custodian or issuer -- are added together.

(2) All regular contributions made during and for the year (contributions made after the close of the year, but before the due date of your return) are added together. This total is added to the total undistributed regular contributions made in prior years.


(3)  All conversion contributions made during the year are added together.


Any recharacterized contributions that end up in a Roth IRA are added to the appropriate contribution group for the year that the original contribution would have been taken into account if it had been made directly to the Roth IRA.

Any recharacterized contribution that ends up in an IRA other than a Roth IRA is disregarded for the purpose of grouping both contributions and distributions. Any amount withdrawn to correct an excess contribution (including the earnings withdrawn) is also disregarded for this purpose.


REQUIRED MINIMUM DISTRIBUTIONS DURING LIFE

Lifetime required minimum distributions do not apply.


REQUIRED MINIMUM DISTRIBUTIONS AT DEATH


Same as traditional IRA under "What are the required minimum distribution payments after you die?", assuming death before the Required Beginning Date.



PAYMENTS TO A BENEFICIARY AFTER YOUR DEATH

Distributions to a beneficiary generally receive the same tax treatment as if the distribution had been made to you.


BORROWING AND LOANS ARE PROHIBITED TRANSACTIONS

Same as traditional IRA.


EXCESS CONTRIBUTIONS TO ROTH IRAS

Generally the same as traditional IRA, except that regular contributions made after age 70-1/2 are not excess contributions.


Excess rollover contributions to Roth IRAs are contributions not eligible to be rolled over.


You can withdraw or recharacterize any contribution to a Roth IRA before the due date (including extensions) for filing your federal income tax return for the tax year. If you do this, you must also withdraw or recharacterize any earnings attributable to the contribution.

EARLY DISTRIBUTION PENALTY TAX


Same as traditional IRA.



FEDERAL AND STATE INCOME TAX WITHHOLDING AND INFORMATION REPORTING

We must withhold federal income tax from distributions from annuity contracts. You may be able to elect out of this income tax withholding in some cases. Generally, we do not have to withhold if your distributions are not taxable. The rate of withholding will depend on the type of distribution and, in certain cases, the amount of your distribution. Any income tax withheld is a credit against your income tax liability. If you do not have sufficient income tax withheld or do not make sufficient estimated income tax payments, you may incur penalties under the estimated income tax rules.

You must file your request not to withhold in writing before the payment or distribution is made. Our processing office will provide forms for this purpose. You cannot elect out of withholding unless you pro-


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vide us with your correct Taxpayer Identification Number and a United States residence address. You cannot elect out of withholding if we are sending the payment out of the United States.

You should note the following special situations:


o We might have to withhold and/or report on amounts we pay under a free look or cancellation.


o We are required to withhold on the gross amount of a distribution from a Roth IRA to the extent it is reasonable for us to believe that a distribution is includible in your gross income. This may result in tax being withheld even though the Roth IRA distribution is ultimately not taxable. You can elect out of withholding as described below.

Special withholding rules apply to foreign recipients and United States citizens residing outside the United States. We do not discuss these rules here in detail. However, we may require additional documentation in the case of payments made to non-United States persons and United States persons living abroad prior to processing any requested transaction.

Certain states have indicated that state income tax withholding will also apply to payments from the contracts made to residents. Generally, an election out of federal withholding will also be considered an election out of state withholding. In some states, you may elect out of state withholding, even if federal withholding applies. If you need more information concerning a particular state or any required forms, call our processing office at the toll-free number.


FEDERAL INCOME TAX WITHHOLDING ON PERIODIC ANNUITY PAYMENTS


Federal tax rules require payers to withhold differently on "periodic" and "non-periodic" payments. Payers are to withhold from periodic annuity payments as if the payments were wages. The annuity contract owner is to specify marital status and the number of withholding exemptions claimed on an IRS Form W-4P or similar substitute election form. If the owner does not claim a different number of withholding exemptions or marital status, the payer is to withhold assuming that the owner is married and claiming three withholding exemptions. If the owner does not provide the owner's correct Taxpayer Identification Number a payer is to withhold from periodic annuity payments as if the owner were single with no exemptions.


A contract owner's withholding election remains effective unless and until the owner revokes it. The contract owner may revoke or change a withholding election at any time.


FEDERAL INCOME TAX WITHHOLDING ON NON-PERIODIC ANNUITY PAYMENTS (WITHDRAWALS)

Non-periodic distributions include partial withdrawals, total surrenders and death benefits. Payers generally withhold federal income tax at a flat 10% rate from (i) the taxable amount in the case of nonqualified contracts, and (ii) the payment amount in the case of traditional IRAs and Roth IRAs, where it is reasonable to assume an amount is includible in gross income.


As described below, there is no election out of federal income tax withholding if the payment is an eligible rollover distribution from a qualified plan or TSA contract. If a non-periodic distribution from a qualified plan or TSA contract is not an eligible rollover distribution then election out is permitted. If there is no election out, the 10% withholding rate applies.



SPECIAL RULES FOR CONTRACTS FUNDING QUALIFIED PLANS

The trustee is responsible for making all required notifications on tax matters to plan participants and to the IRS. See Appendix II at the end of this Prospectus.



MANDATORY WITHHOLDING FROM TSA CONTRACTS AND QUALIFIED PLAN DISTRIBUTIONS

Unless the distribution is directly rolled over to another eligible retirement plan, eligible rollover distributions from TSA contracts and qualified plans are subject to mandatory 20% withholding. The plan administrator is responsible for withholding from qualified plan distributions and communicating to the recipient whether the distribution is an eligible rollover distribution.



IMPACT OF TAXES TO AXA EQUITABLE

The contracts provide that we may charge Separate Account No. 49 for taxes. We do not now, but may in the future set up reserves for such taxes.


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8. More information


--------------------------------------------------------------------------------

ABOUT SEPARATE ACCOUNT NO. 49

Each variable investment option is a subaccount of Separate Account No. 49. We established Separate Account No. 49 in 1996 under special provisions of the New York Insurance Law. These provisions prevent creditors from any other business we conduct from reaching the assets we hold in our variable investment options for owners of our variable annuity contracts. We are the legal owner of all of the assets in Separate Account No. 49 and may withdraw any amounts that exceed our reserves and other liabilities with respect to variable investment options under our contracts. For example, we may withdraw amounts from Separate Account No. 49 that represent our investments in Separate Account No. 49 or that represent fees and charges under the contracts that we have earned. Also, we may, at our sole discretion, invest Separate Account No. 49 assets in any investment permitted by applicable law. The results of Separate Account No. 49's operations are accounted for without regard to AXA Equitable's other operations. The amount of some of our obligations under the contracts is based on the assets in Separate Account No. 49. However, the obligations themselves are obligations of AXA Equitable.

Separate Account No. 49 is registered under the Investment Company Act of 1940 and is registered and classified under that act as a "unit investment trust." The SEC, however, does not manage or supervise AXA Equitable or Separate Account No. 49. Although Separate Account No. 49 is registered, the SEC does not monitor the activity of Separate Account No. 49 on a daily basis. AXA Equitable is not required to register, and is not registered, as an investment company under the Investment Company Act of 1940.

Each subaccount (variable investment option) within Separate Account No. 49 invests solely in class IB/B shares issued by the corresponding Portfolio of its Trust.

We reserve the right subject to compliance with laws that apply:

(1) to add variable investment options to, or to remove variable investment options from, Separate Account No. 49, or to add other separate accounts;

(2)  to combine any two or more variable investment options;

(3) to transfer the assets we determine to be the shares of the class of contracts to which the contracts belong from any variable investment option to another variable investment option;

(4) to operate Separate Account No. 49 or any variable investment option as a management investment company under the Investment Company Act of 1940 (in which case, charges and expenses that otherwise would be assessed against an underlying mutual fund would be assessed against Separate Account No. 49 or a variable investment option directly);

(5) to deregister Separate Account No. 49 under the Investment Company Act of 1940;

(6)  to restrict or eliminate any voting rights as to Separate Account No. 49;
     and

(7) to cause one or more variable investment options to invest some or all of their assets in one or more other trusts or investment companies.

If the exercise of these rights results in a material change in the underlying investment of Separate Account No. 49, you will be notified of such exercise, as required by law.


ABOUT THE TRUSTS

The Trusts are registered under the Investment Company Act of 1940. They are classified as "open-end management investment companies," more commonly called mutual funds. Each Trust issues different shares relating to each Portfolio.

The Trusts do not impose sales charges or "loads" for buying and selling their shares. All dividends and other distributions on the Trusts' shares are reinvested in full. The Board of Trustees of each Trust may establish additional Portfolios or eliminate existing Portfolios at any time. More detailed information about each Trust, its Portfolio investment objectives, policies, restrictions, risks, expenses, its Rule 12b-1 Plan, and other aspects of its operations, appears in the prospectuses for each Trust, which generally accompany this Prospectus, or in their respective SAIs, which are available upon request.


ABOUT OUR FIXED MATURITY OPTIONS


RATES TO MATURITY AND PRICE PER $100 OF MATURITY VALUE

We can determine the amount required to be allocated to one or more fixed maturity options in order to produce specified maturity values. For example, we can tell you how much you need to allocate per $100 of maturity value.

Fixed maturity option rates are determined daily. The rates in the table below are illustrative only and will most likely differ from the rates applicable at time of purchase. Current fixed maturity option rates can be obtained from your financial professional.


The rates to maturity for new allocations as of February 16, 2010 and the related price per $100 of maturity value were as shown below.


-------------------------------------------------------------------------------
   FIXED MATURITY
   OPTIONS WITH
   FEBRUARY 16TH                   RATE TO                   PRICE
 MATURITY DATE OF               MATURITY AS OF            PER $100 OF
   MATURITY YEAR              FEBRUARY 16, 2010          MATURITY VALUE
-------------------------------------------------------------------------------
        2011                       3.00%*                   $ 97.09
        2012                       3.00%*                   $ 94.26
        2013                       3.00%*                   $ 91.51
        2014                       3.00%*                   $ 88.84
        2015                       3.00%*                   $ 86.25
        2016                       3.00%*                   $ 83.74
-------------------------------------------------------------------------------



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-------------------------------------------------------------------------------
  FIXED MATURITY
   OPTIONS WITH
   FEBRUARY 16TH                   RATE TO                   PRICE
 MATURITY DATE OF               MATURITY AS OF            PER $100 OF
   MATURITY YEAR              FEBRUARY 16, 2010          MATURITY VALUE
-------------------------------------------------------------------------------
     2017                           3.00%                    $ 81.30
     2018                           3.00%                    $ 78.93
     2019                           3.10%                    $ 75.96
     2020                           3.30%                    $ 72.26
-------------------------------------------------------------------------------
* Since these rates to maturity are 3%, no amounts could have been allocated to these options.



HOW WE DETERMINE THE MARKET VALUE ADJUSTMENT

We use the following procedure to calculate the market value adjustment (positive or negative) we make if you withdraw any of your value from a fixed maturity option before its maturity date.

(1) We determine the market adjusted amount on the date of the withdrawal as follows:

     (a) We determine the fixed maturity amount that would be payable on the maturity date, using the rate to maturity for the fixed maturity option.

     (b) We determine the period remaining in your fixed maturity option (based on the withdrawal date) and convert it to fractional years based on a 365-day year. For example, three years and 12 days becomes 3.0329.

     (c) We determine the current rate to maturity for your fixed maturity option based on the rate for a new fixed maturity option issued on the same date and having the same maturity date as your fixed maturity option; if the same maturity date is not available for new fixed maturity options, we determine a rate that is between the rates for new fixed maturity option maturities that immediately precede and immediately follow your fixed maturity option's maturity date.


     (d) We determine the present value of the fixed maturity amount payable at the maturity date, using the period determined in (b) and the rate determined in (c).

(2)  We determine the fixed maturity amount as of the current date.

(3) We subtract (2) from the result in (1)(d). The result is the market value adjustment applicable to such fixed maturity option, which may be positive or negative.

If you withdraw only a portion of the amount in a fixed maturity option, the market value adjustment will be a percentage of the market value adjustment that would have applied if you had withdrawn the entire value in that fixed maturity option. This percentage is equal to the percentage of the value in the fixed maturity option that you are withdrawing. Any withdrawal charges that are deducted from a fixed maturity option will result in a market value adjustment calculated in the same way. Please note that withdrawal charges do not apply to Accumulator(R) Select(SM) contracts. See Appendix III at the end of this Prospectus for an example.

For purposes of calculating the rate to maturity for new allocations to a fixed maturity option (see (1)(c) above), we use the rate we have in effect for new allocations to that fixed maturity option. We use this rate even if new allocations to that option would not be accepted at that time. This rate will not be less than 3%. If we do not have a rate to maturity in effect for a fixed maturity option to which the "current rate to maturity" in (1)(c) above would apply, we will use the rate at the next closest maturity date. If we are no longer offering new fixed maturity options, the "current rate to maturity" will be determined by using a widely published index. We reserve the right to add up to 0.25% to the current rate in (1)(c) above for purposes of calculating the market value adjustment only.


INVESTMENTS UNDER THE FIXED MATURITY OPTIONS

Amounts allocated to the fixed maturity options are held in a "nonunitized" separate account we have established under the New York Insurance Law. This separate account provides an additional measure of assurance that we will make full payment of amounts due under the fixed maturity options. Under New York Insurance Law, the portion of the separate account's assets equal to the reserves and other contract liabilities relating to the contracts are not chargeable with liabilities from any other business we may conduct. We own the assets of the separate account, as well as any favorable investment performance on those assets. You do not participate in the performance of the assets held in this separate account. We may, subject to state law that applies, transfer all assets allocated to the separate account to our general account. We guarantee all benefits relating to your value in the fixed maturity options, regardless of whether assets supporting fixed maturity options are held in a separate account or our general account.

We expect the rates to maturity for the fixed maturity options to be influenced by, but not necessarily correspond to, among other things, the yields that we can expect to realize on the separate account's investments from time to time. Our current plans are to invest in fixed-income obligations, including corporate bonds, mortgage-backed and asset-backed securities, and government and agency issues having durations in the aggregate consistent with those of the fixed maturity options.

Although the above generally describes our plans for investing the assets supporting our obligations under the fixed maturity options under the contracts, we are not obligated to invest those assets according to any particular plan except as we may be required to by state insurance laws. We will not determine the rates to maturity we establish by the performance of the nonunitized separate account.


ABOUT THE GENERAL ACCOUNT


Our general obligations and any guaranteed benefits under the contract are supported by AXA Equitable's general account and are subject to AXA Equitable's claims paying ability. Assets in the general account are not segregated for the exclusive benefit of any particular contract or obligation. General account assets are also available to the insurer's general creditors and the conduct of its routine business activities, such as the payment of salaries, rent and other ordinary business expenses. For more information about AXA Equitable's financial strength, you may review its financial statements and/or check its current rating with one or more of the independent sources that rate insurance companies for their financial strength and stability. Such rat-



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ings are subject to change and have no bearing on the performance of the variable investment options. You may also speak with your financial representative. For Accumulator(R) Plus(SM) contracts, credits allocated to your account value are funded from our general account.

The general account is subject to regulation and supervision by the Insurance Department of the State of New York and to the insurance laws and regulations of all jurisdictions where we are authorized to do business. Interests under the contracts in the general account have not been registered and are not required to be registered under the Securities Act of 1933 because of exemptions and exclusionary provisions that apply. The general account is not required to register as an investment company under the Investment Company Act of 1940 and it is not registered as an investment company under the Investment Company Act of 1940. The market value adjustment interests under the contracts, which are held in a separate account, are issued by AXA Equitable and are registered under the Securities Act of 1933. The contract is a "covered security" under the federal securities laws. However, the market value adjustment interests under the contracts are registered under the Securities Act of 1933.

We have been advised that the staff of the SEC has not reviewed the portions of this Prospectus that relate to the general account . The disclosure with regard to the general account, however, may be subject to certain provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses.


ABOUT OTHER METHODS OF PAYMENT


WIRE TRANSMITTALS AND ELECTRONIC APPLICATIONS

We accept initial and subsequent contributions sent by wire to our processing office by agreement with certain broker-dealers. Such transmittals must be accompanied by information we require to allocate your contribution. Wire orders not accompanied by complete information may be retained as described under "How you can make your contributions" under "Contract features and benefits" earlier in this Prospectus.

Even if we accept the wire order and essential information, a contract generally will not be issued until we receive and accept a properly completed application. In certain cases we may issue a contract based on information provided through certain broker-dealers with which we have established electronic facilities. In any such cases, you must sign our Acknowledgement of Receipt form.

Where we require a signed application, the above procedures do not apply and no financial transactions will be permitted until we receive the signed application and have issued the contract. Where we issue a contract based on information provided through electronic facilities, we require an Acknowledgement of Receipt form, and financial transactions are only permitted if you request them in writing, sign the request and have it signature guaranteed, until we receive the signed Acknowledgement of Receipt form. After your contract has been issued, additional contributions may be transmitted by wire.

In general, the transaction date for electronic transmissions is the date on which we receive at our regular processing office all required information and the funds due for your contribution. We may also establish same-day electronic processing facilities with a broker-dealer that has undertaken to pay contribution amounts on behalf of its customers. In such cases, the transaction date for properly processed orders is the business day on which the broker-dealer inputs all required information into its electronic processing system. You can contact us to find out more about such arrangements.

After your contract has been issued, additional contributions may be transmitted by wire.


AUTOMATIC INVESTMENT PROGRAM -- FOR NQ, ROLLOVER IRA, ROTH CONVERSION IRA, FLEXIBLE PREMIUM IRA AND FLEXIBLE PREMIUM ROTH IRA CONTRACTS ONLY

You may use our automatic investment program, or "AIP," to have a specified amount automatically deducted from a checking account, money market account, or credit union checking account and contributed as an additional contribution into an NQ, Rollover IRA, Roth Conversion IRA, Flexible Premium IRA or Flexible Premium Roth IRA contract on a monthly or quarterly basis. AIP is not available for QP, Inherited IRA beneficiary continuation (traditional IRA or Roth IRA) or Rollover TSA contracts. Please see Appendix VII later in this Prospectus to see if the automatic investment program is available in your state.

For NQ, Rollover IRA and Roth Conversion IRA contracts, the minimum amounts we will deduct are $100 monthly and $300 quarterly. For Flexible Premium IRA and Flexible Premium Roth IRA contracts, the minimum amount we will deduct is $50. Under the IRA contracts, these amounts are subject to the tax maximums. AIP additional contributions may be allocated to any of the variable investment options, the guaranteed interest option and available fixed maturity options, but not the account for special dollar cost averaging (for Accumulator(R) and Accumulator(R) Elite(SM) contracts) or the account for special money market dollar cost averaging (for Accumulator(R) Plus(SM) and Accumulator(R) Select(SM) contracts). You choose the day of the month you wish to have your account debited. However, you may not choose a date later than the 28th day of the month.

For contracts with the Guaranteed withdrawal benefit for life, AIP will be automatically terminated after the later of: (i) the end of the first contract year, or (ii) the date the first withdrawal is taken. For contracts with PGB, AIP will be automatically terminated at the end of the first six months.

You may cancel AIP at any time by notifying our processing office. We are not responsible for any debits made to your account before the time written notice of cancellation is received at our processing office.


DATES AND PRICES AT WHICH CONTRACT EVENTS OCCUR

We describe below the general rules for when, and at what prices, events under your contract will occur. Other portions of this Prospectus describe circumstances that may cause exceptions. We generally do not repeat those exceptions below.


BUSINESS DAY

Our "business day" is generally any day the New York Stock Exchange ("NYSE") is open for regular trading and generally ends at 4:00 p.m. Eastern Time (or as of an earlier close of regular trading). A business


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day does not include a day on which we are not open due to emergency conditions determined by the Securities and Exchange Commission. We may also close early due to such emergency conditions. Contributions will be applied and any other transaction requests will be processed when they are received along with all the required information unless another date applies as indicated below.

o If your contribution, transfer or any other transaction request containing all the required information reaches us on any of the following, we will use the next business day:

         - on a non-business day;
         - after 4:00 p.m. Eastern Time on a business day; or
         - after an early close of regular trading on the NYSE on a business day.

o A loan request under your Rollover TSA contract will be processed on the first business day of the month following the date on which the properly completed loan request form is received.

o If your transaction is set to occur on the same day of the month as the contract date and that date is the 29th, 30th or 31st of the month, then the transaction will occur on the 1st day of the next month.

o When a charge is to be deducted on a contract date anniversary that is a non-business day, we will deduct the charge on the next business day.

o If we have entered into an agreement with your broker-dealer for automated processing of contributions upon receipt of customer order, your contribution will be considered received at the time your broker-dealer receives your contribution and all information needed to process your application, along with any required documents. Your broker-dealer will then transmit your order to us in accordance with our processing procedures. However, in such cases, your broker-dealer is considered a processing office for the purpose of receiving the contribution. Such arrangements may apply to initial contributions, subsequent contributions, or both, and may be commenced or terminated at any time without prior notice. If required by law, the "closing time" for such orders will be earlier than 4:00 p.m., Eastern Time.


CONTRIBUTIONS, CREDITS AND TRANSFERS

o Contributions (and credits, for Accumulator(R) Plus(SM) contracts only) allocated to the variable investment options are invested at the unit value next determined after the receipt of the contribution.

o Contributions (and credits, for Accumulator(R) Plus(SM) contracts only) allocated to the guaranteed interest option will receive the crediting rate in effect on that business day for the specified time period.

o Contributions (and credits, for Accumulator(R) Plus(SM) contracts only) allocated to a fixed maturity option will receive the rate to maturity in effect for that fixed maturity option on that business day (unless a rate lock-in is applicable).

o Initial contributions allocated to the account for special dollar cost averaging receive the interest rate in effect on that business day. At certain times, we may offer the opportunity to lock in the interest rate for an initial contribution to be received under Section 1035 exchanges and trustee to trustee transfers. Please note that the account for special dollar cost averaging is available to Accumulator(R) and Accumulator(R) Elite(SM) contract owners only. Your financial professional can provide information or you can call our processing office.

o Transfers to or from variable investment options will be made at the unit value next determined after the receipt of the transfer request.

o Transfers to a fixed maturity option will be based on the rate to maturity in effect for that fixed maturity option on the business day of the transfer.

o Transfers to the guaranteed interest option will receive the crediting rate in effect on that business day for the specified time period.

o For the interest sweep option, the first monthly transfer will occur on the last business day of the month following the month that we receive your election form at our processing office.


ABOUT YOUR VOTING RIGHTS

As the owner of the shares of the Trusts, we have the right to vote on certain matters involving the Portfolios, such as:

o    the election of trustees; or

o the formal approval of independent public accounting firms selected for each Trust; or

o any other matters described in the prospectus for each Trust or requiring a shareholders' vote under the Investment Company Act of 1940.

We will give contract owners the opportunity to instruct us how to vote the number of shares attributable to their contracts if a shareholder vote is taken. If we do not receive instructions in time from all contract owners, we will vote the shares of a Portfolio for which no instructions have been received in the same proportion as we vote shares of that Portfolio for which we have received instructions. We will also vote any shares that we are entitled to vote directly because of amounts we have in a Portfolio in the same proportions that contract owners vote.

The Trusts sell their shares to AXA Equitable separate accounts in connection with AXA Equitable's variable annuity and/or variable life insurance products, and to separate accounts of insurance companies, both affiliated and unaffiliated with AXA Equitable. AXA Premier VIP Trust and EQ Advisors Trust also sell their shares to the trustee of a qualified plan for AXA Equitable. We currently do not foresee any disadvantages to our contract owners arising out of these arrangements. However, the Board of Trustees or Directors of each Trust intends to monitor events to identify any material irreconcilable conflicts that may arise and to determine what action, if any, should be taken in response. If we believe that a Board's response insufficiently protects our contract owners, we will see to it that appropriate action is taken to do so.


SEPARATE ACCOUNT NO. 49 VOTING RIGHTS

If actions relating to the Separate Account require contract owner approval, contract owners will be entitled to one vote for each unit


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they have in the variable investment options. Each contract owner who has elected a variable annuity payout option may cast the number of votes equal to the dollar amount of reserves we are holding for that annuity in a variable investment option divided by the annuity unit value for that option. We will cast votes attributable to any amounts we have in the variable investment options in the same proportion as votes cast by contract owners.


CHANGES IN APPLICABLE LAW

The voting rights we describe in this Prospectus are created under applicable federal securities laws. To the extent that those laws or the regulations published under those laws eliminate the necessity to submit matters for approval by persons having voting rights in separate accounts of insurance companies, we reserve the right to proceed in accordance with those laws or regulations.


STATUTORY COMPLIANCE

We have the right to change your contract without the consent of any other person in order to comply with any laws and regulations that apply, including but not limited to changes in the Internal Revenue Code, in Treasury Regulations or in published rulings of the Internal Revenue Service and in Department of Labor regulations.

Any change in your contract must be in writing and made by an authorized officer of AXA Equitable. We will provide notice of any contract change.

The benefits under your contract will not be less than the minimum benefits required by any state law that applies.


ABOUT LEGAL PROCEEDINGS

AXA Equitable and its affiliates are parties to various legal proceedings. In our view, none of these proceedings would be considered material with respect to a contract owner's interest in Separate Account No. 49, nor would any of these proceedings be likely to have a material adverse effect upon the Separate Account, our ability to meet our obligations under the contracts, or the distribution of the contracts.


FINANCIAL STATEMENTS

The financial statements of Separate Account No. 49, as well as the consolidated financial statements of AXA Equitable, are in the SAI. The financial statements of AXA Equitable have relevance to the contracts only to the extent that they bear upon the ability of AXA Equitable to meet its obligations under the contracts. The SAI is available free of charge. You may request one by writing to our processing office or calling 1-800-789-7771.


TRANSFERS OF OWNERSHIP, COLLATERAL ASSIGNMENTS, LOANS AND BORROWING

You can transfer ownership of an NQ contract at any time before annuity payments begin. We will continue to treat you as the owner until we receive written notification of any change at our processing office.


If you elected the Guaranteed minimum death benefit, Guaranteed minimum income benefit, the Earnings enhancement benefit, a PGB, and/or the Guaranteed withdrawal benefit for life (collectively, the "Benefit"), generally the Benefit will automatically terminate if you change ownership of the contract or if you assign the owner's right to change the beneficiary or person to whom annuity payments will be made. The Benefit will not terminate if the ownership of the contract is transferred from a non-natural owner to an individual but the contract will continue to be based on the annuitant's life. The Benefit will also not terminate if you transfer your individually-owned contract to a trust held for your (or your and your immediate family's) benefit; the Benefit will continue to be based on your life. If you were not the annuitant under the individually-owned contract, you will become the annuitant when ownership is changed. Please speak with your financial professional for further information.


See Appendix VII later in this Prospectus for any state variations with regard to terminating any benefits under your contract.

You cannot assign or transfer ownership of an IRA, QP or Rollover TSA contract except by surrender to us. If your individual retirement annuity contract is held in your custodial individual retirement account, you may only assign or transfer ownership of such an IRA contract to yourself. Loans are not available and you cannot assign IRA and QP contracts as security for a loan or other obligation. Loans are available under a Rollover TSA contract only if permitted under the sponsoring employer's plan.

For limited transfers of ownership after the owner's death see "Beneficiary continuation option" in "Payment of death benefit" earlier in this Prospectus. You may direct the transfer of the values under your IRA, QP or Rollover TSA contract to another similar arrangement under Federal income tax rules. In the case of such a transfer that involves a surrender of your contract, we will impose a withdrawal charge, if one applies.

Loans are not available under your NQ contract.

In certain circumstances, you may collaterally assign all or a portion of the value of your NQ contract as security for a loan with a third party lender. The terms of the assignment are subject to our approval. The amount of the assignment may never exceed your account value on the day prior to the date we receive all necessary paperwork to effect the assignment. Only one assignment per contract is permitted, and any such assignment must be made prior to the first contract date anniversary. You must indicate that you have not purchased, and will not purchase, any other AXA Equitable (or affiliate's) NQ deferred annuity contract in the same calendar year that you purchase the contract.

A collateral assignment does not terminate your benefits under the contract. However, all withdrawals, distributions and benefit payments, as well as the exercise of any benefits, are subject to the assignee's prior approval and payment directions. We will follow such directions until AXA Equitable receives written notification satisfactory to us that the assignment has been terminated. If the owner or beneficiary fails to provide timely notification of the termination, it is possible that we could pay the assignee more than the amount of the assignment, or continue paying the assignee pursuant to existing directions after the


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collateral assignment has in fact been terminated. Our payment of any death benefit to the beneficiary will also be subject to the terms of the assignment until we receive written notification satisfactory to us that the assignment has been terminated.

In some cases, an assignment or change of ownership may have adverse tax consequences. See "Tax information" earlier in this Prospectus.


ABOUT CUSTODIAL IRAS

For certain custodial IRA accounts, after your contract has been issued, we may accept transfer instructions by telephone, mail, facsimile or electronically from a broker-dealer, provided that we or your broker-dealer have your written authorization to do so on file. Accordingly, AXA Equitable will rely on the stated identity of the person placing instructions as authorized to do so on your behalf. AXA Equitable will not be liable for any claim, loss, liability or expenses that may arise out of such instructions. AXA Equitable will continue to rely on this authorization until it receives your written notification at its processing office that you have withdrawn this authorization. AXA Equitable may change or terminate telephone or electronic or overnight mail transfer procedures at any time without prior written notice and restrict facsimile, internet, telephone and other electronic transfer services because of disruptive transfer activity.



HOW DIVORCE MAY AFFECT YOUR GUARANTEED BENEFITS

Our optional benefits do not provide a cash value or any minimum account value. In the event that you and your spouse become divorced after you purchase a contract with a guaranteed benefit, we will not divide the benefit base as part of the divorce settlement or judgment. As a result of the divorce, we may be required to withdraw amounts from the account value to be paid an ex-spouse. Any such withdrawal will be considered a withdrawal from the contract. This means that your guaranteed benefit will be reduced and a withdrawal charge may apply.


HOW DIVORCE MAY AFFECT YOUR JOINT LIFE GWBL

If you purchased the GWBL on a Joint Life basis and subsequently get divorced, your ex-spouse will not be eligible to receive payments under the GWBL. We will divide the contract as near as is practicable in accordance with the divorce decree and replace the original contract with two single life contracts. If the division of the contract occurs before any withdrawal has been made, the GWBL charge under the new contracts will be on a single life basis. The Applicable percentage for your guaranteed annual withdrawal amount will be based on each respective individual's age at the time of the first withdrawal and any subsequent Annual Ratchet.

If the division of the contract occurs after any withdrawal has been made, there is no change to either the GWBL charge (the charge will remain a Joint Life charge for each contract) or the Applicable percentage. The Applicable percentage that was in effect at the time of the split of the contracts may increase at the time an Annual Ratchet occurs based on each respective individual's age under their respective new contract.


DISTRIBUTION OF THE CONTRACTS

The Accumulator(R) Series contracts are distributed by both AXA Advisors, LLC ("AXA Advisors") and AXA Distributors, LLC ("AXA Distributors") (together, the "Distributors"). The Distributors serve as principal underwriters of Separate Account No. 49. The offering of the contracts is intended to be continuous.

AXA Advisors is an affiliate of AXA Equitable, and AXA Distributors is an indirect wholly owned subsidiary of AXA Equitable. The Distributors are under the common control of AXA Financial, Inc. Their principal business address is 1290 Avenue of the Americas, New York, NY 10104. The Distributors are registered with the SEC as broker-dealers and are members of the Financial Industry Regulatory Authority, Inc. ("FINRA"). Both broker-dealers also act as distributors for other AXA Equitable life and annuity products.

The contracts are sold by financial professionals of AXA Advisors and its affiliates. The contracts are also sold by financial professionals of both affiliated and unaffiliated broker-dealers that have entered into selling agreements with the Distributors ("Selling broker-dealers").

AXA Equitable pays compensation to both Distributors based on contracts sold.

Compensation paid to AXA Advisors is based on contributions made on the contracts sold through AXA Advisors ("contribution-based compensation") and will generally not exceed 8.50% of total contributions. AXA Advisors, in turn, may pay a portion of the contribution-based compensation received from AXA Equitable on the sale of a contract to the AXA Advisors financial professional and/or Selling broker-dealer making the sale. In some instances, a financial professional or Selling broker-dealer may elect to receive reduced contribution-based compensation on a contract in combination with ongoing annual compensation of up to 1.20% of the account value of the contract sold ("asset-based compensation"). Total compensation paid to a financial professional or a Selling broker-dealer electing to receive both contribution-based and asset-based compensation could over time exceed the total compensation that would otherwise be paid on the basis of contributions alone. The contribution-based and asset-based compensation paid by AXA Advisors varies among financial professionals and among Selling broker-dealers.

Contribution-based compensation paid by AXA Equitable to AXA Distributors on sales of AXA Equitable contracts by its Selling broker-dealers will generally not exceed 7.50% of the total contributions made under the contracts. AXA Distributors, in turn, pays the contribution-based compensation it receives on the sale of a contract to the Selling broker-dealer making the sale. In some instances, the Selling broker-dealer may elect to receive reduced contribution-based compensation on the sale of a contract in combination with annual asset-based compensation of up to 1.25% of contract account value. If a Selling broker-dealer elects to receive reduced contribution-based compensation on a contract, the contribution-based compensation which AXA Equitable pays to AXA Distributors will be reduced by the same amount and AXA Equitable will pay AXA Distributors asset-based compensation on the contract equal to the asset-based compensation which AXA Distributors pays to the Selling broker-dealer. Total compensation paid to a Selling broker-dealer electing to

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receive both contribution-based and asset-based compensation could over time exceed the total compensation that would otherwise be paid on the basis of contributions alone. The contribution-based and asset-based compensation paid by AXA Distributors varies among Selling broker-dealers. AXA Distributors also receives compensation and reimbursement for its marketing services under the terms of its distribution agreement with AXA Equitable.

The Distributors may pay certain affiliated and/or unaffiliated Selling broker-dealers and other financial intermediaries additional compensation in recognition of certain expenses that may be incurred by them or on their behalf. The Distributors may also pay certain broker-dealers or other financial intermediaries additional compensation for enhanced marketing opportunities and other services (commonly referred to as "marketing allowances"). Services for which such payments are made may include, but are not limited to, the preferred placement of AXA Equitable and/or the Accumulator(R) Series contracts on a company and/or product list; sales personnel training; product training; business reporting; technological support; due diligence and related costs; advertising, marketing and related services; conferences; and/or other support services, including some that may benefit the contract owner. Payments may be based on the amount of assets or purchase payments attributable to contracts sold through a Selling broker-dealer or such payments may be a fixed amount. The Distributors may also make fixed payments to Selling broker-dealers in connection with the initiation of a new relationship or the introduction of a new product. These payments may serve as an incentive for Selling broker-dealers to promote the sale of particular products. Additionally, as an incentive for financial professionals of Selling broker-dealers to promote the sale of AXA Equitable products, the Distributors may increase the sales compensation paid to the Selling broker-dealer for a period of time (commonly referred to as "compensation enhancements"). Marketing allowances and sales incentives are made out of the Distributors' assets. Not all Selling broker-dealers receive these kinds of payments. For more information about any such arrangements, ask your financial professional.

The Distributors receive 12b-1 fees from certain Portfolios for providing certain distribution and/or shareholder support services. The Distributors or their affiliates may also receive payments from the advisers of the Portfolios or their affiliates to help defray expenses for sales meetings or seminar sponsorships that may relate to the contracts and/or the advisers' respective Portfolios.

In an effort to promote the sale of our products, AXA Advisors may provide its financial professionals and managerial personnel with a higher percentage of sales commissions and/or cash compensation for the sale of an affiliated variable product than it would the sale of an unaffiliated product. Such practice is known as providing "differential compensation." In addition, managerial personnel may receive expense reimbursements, marketing allowances and commission-based payments known as "overrides." Certain components of the compensation of financial professionals who are managers are based on the sale of affiliated variable products. Managers earn higher compensation (and credits toward awards and bonuses) if those they manage sell more affiliated variable products. AXA Advisors may provide other forms of compensation to its financial professionals, including health and retirement benefits. For tax reasons, AXA Advisors financial professionals qualify for health and retirement benefits based solely on their sales of our affiliated products.

These payments and differential compensation (together, the "payments") can vary in amount based on the applicable product and/or entity or individual involved. As with any incentive, such payments may cause the financial professional to show preference in recommending the purchase or sale of AXA Equitable products. However, under applicable rules of the FINRA, AXA Advisors may only recommend to you products that they reasonably believe are suitable for you based on facts that you have disclosed as to your other security holdings, financial situation and needs. In making any recommendation, financial professionals of AXA Advisors may nonetheless face conflicts of interest because of the differences in compensation from one product category to another, and because of differences in compensation between products in the same category.

In addition, AXA Advisors may offer sales incentive programs to financial professionals who meet specified production levels for the sale of both affiliated and unaffiliated products which provide non-cash compensation such as stock options awards and/or stock appreciation rights, expense-paid trips, expense-paid educational seminars and merchandise.

Although AXA Equitable takes all of its costs into account in establishing the level of fees and expenses in its products, any contribution-based and asset-based compensation paid by AXA Equitable to the Distributors will not result in any separate charge to you under your contract. All payments made will be in compliance with all applicable FINRA rules and other laws and regulations.


92  More information

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9. Incorporation of certain documents by reference


--------------------------------------------------------------------------------


AXA Equitable's Annual Report on Form 10-K for the period ended December 31, 2009 (the "Annual Report") is considered to be part of this Prospectus because it is incorporated by reference.


AXA Equitable files reports and other information with the SEC, as required by law. You may read and copy this information at the SEC's public reference facilities at Room 1580, 100 F Street, NE, Washington, DC 20549, or by accessing the SEC's website at www.sec.gov. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Under the Securities Act of 1933, AXA Equitable has filed with the SEC a registration statement relating to the fixed maturity option (the "Registration Statement"). This Prospectus has been filed as part of the Registration Statement and does not contain all of the information set forth in the Registration Statement.

After the date of this Prospectus and before we terminate the offering of the securities under the Registration Statement, all documents or reports we file with the SEC under the Securities Exchange Act of 1934 ("Exchange Act"), will be considered to become part of this Prospectus because they are incorporated by reference.

Any statement contained in a document that is or becomes part of this Prospectus, will be considered changed or replaced for purposes of this Prospectus if a statement contained in this Prospectus changes or is replaced. Any statement that is considered to be a part of this Prospectus because of its incorporation will be considered changed or replaced for the purpose of this Prospectus if a statement contained in any other subsequently filed document that is considered to be part of this Prospectus changes or replaces that statement. After that, only the statement that is changed or replaced will be considered to be part of this Prospectus.

We file the Registration Statement and our Exchange Act documents and reports, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, electronically according to EDGAR under CIK No. 0000727920. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

Upon written or oral request, we will provide, free of charge, to each person to whom this Prospectus is delivered, a copy of any or all of the documents considered to be part of this Prospectus because they are incorporated herein. In accordance with SEC rules, we will provide copies of any exhibits specifically incorporated by reference into the text of the Exchange Act reports (but not any other exhibits). Requests for documents should be directed to AXA Equitable Life Insurance Company, 1290 Avenue of the Americas, New York, New York 10104. Attention: Corporate Secretary (telephone: (212) 554-1234). You can access our website at www.axa-equitable.com.


                             Incorporation of certain documents by reference  93

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                           www.axa-equitable.com/green

Appendix I: Condensed financial information

--------------------------------------------------------------------------------

The unit values and number of units outstanding shown below are for contracts offered under Separate Account No. 49 with the same daily asset charges of 1.30%.



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.



----------------------------------------------------------------------------------------------------------------
                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                  --------------------------------------------------------------
                                                             2009          2008        2007        2006
----------------------------------------------------------------------------------------------------------------
 AXA AGGRESSIVE ALLOCATION
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $   10.99       $    8.75   $  14.58    $  13.91
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                        58,442          49,051     25,941       4,973
----------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE ALLOCATION
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $   11.39       $   10.51   $  11.97    $  11.46
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                        27,962          16,158      4,306         590
----------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE-PLUS ALLOCATION
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $   11.34       $   10.04   $  12.62    $  12.12
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                        27,256          17,697      6,473       1,414
----------------------------------------------------------------------------------------------------------------
 AXA MODERATE ALLOCATION
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $   11.42       $    9.89   $  13.27    $  12.65
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                       127,613          84,689     37,645       8,363
----------------------------------------------------------------------------------------------------------------
 AXA MODERATE-PLUS ALLOCATION
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $   11.92       $    9.90   $  14.71    $  14.01
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                       175,685         141,905     75,948      17,150
----------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN INTERNATIONAL
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $   12.14       $    9.68   $  19.90    $  18.04
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                         7,762           7,019      4,042         800
----------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN SMALL CAP GROWTH
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $   12.04       $    8.99   $  16.46    $  14.29
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                         2,475           2,070      1,013         213
----------------------------------------------------------------------------------------------------------------
 EQ/AXA FRANKLIN SMALL CAP VALUE CORE
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $    8.12       $    6.42   $   9.76    $  10.82
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                         3,612           2,521      1,033         123
----------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK BASIC VALUE EQUITY
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $   11.59       $    9.02   $  14.40    $  14.42
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                         7,088           3,987      1,992         385
----------------------------------------------------------------------------------------------------------------
 EQ/BLACK ROCK INTERNATIONAL VALUE
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $   14.19       $   11.04   $  19.62    $  18.04
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                         4,627           3,778      2,421         590
----------------------------------------------------------------------------------------------------------------
 EQ/BOSTON ADVISORS EQUITY INCOME
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $    2.09       $    1.90   $   2.84    $   2.77
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                        12,019           8,373      3,300         989
----------------------------------------------------------------------------------------------------------------
 EQ/CALVERT SOCIALLY RESPONSIBLE
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $    9.23       $    7.14   $  13.22    $  11.94
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                           723             594        324         101
----------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN GROWTH
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $    9.59       $    7.28   $  12.38    $  11.90
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                         3,953           3,633      2,506         604
----------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN RESEARCH
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $   10.52       $    8.11   $  13.61    $  13.57
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                         3,080           2,728      2,267         276
----------------------------------------------------------------------------------------------------------------


A-1 Appendix I: Condensed financial information

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                           www.axa-equitable.com/green



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009. (CONTINUED)


----------------------------------------------------------------------------------------------------------------
                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                  --------------------------------------------------------------
                                                             2009           2008         2007        2006
----------------------------------------------------------------------------------------------------------------
 EQ/COMMON STOCK INDEX
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $  9.79         $  7.73      $  13.94     $ 13.65
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                       6,300           3,919         2,328         869
----------------------------------------------------------------------------------------------------------------
 EQ/CORE BOND INDEX
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $ 10.05         $  9.91      $  11.03     $ 10.84
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                       9,215           3,840         3,598       1,106
----------------------------------------------------------------------------------------------------------------
 EQ/DAVIS NEW YORK VENTURE
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $  8.73         $  6.67      $  11.11     $ 10.85
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                       8,363           7,157         3,823         406
----------------------------------------------------------------------------------------------------------------
 EQ/EQUITY 500 INDEX
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $ 10.87         $  8.75      $  14.14     $ 13.65
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                       8,430           4,505         2,496         553
----------------------------------------------------------------------------------------------------------------
 EQ/EQUITY GROWTH PLUS
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $ 11.38         $  9.02      $  15.30     $ 13.60
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      11,370          10,424         5,402       1,416
----------------------------------------------------------------------------------------------------------------
 EQ/EVERGREEN OMEGA
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $ 13.14         $  9.49      $  13.28     $ 12.09
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                       2,913             807           550          81
----------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN CORE BALANCED
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $  9.11         $  7.07      $  10.51     $ 10.43
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                       9,627           8,899         7,144         828
----------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN TEMPLETON ALLOCATION
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $  7.52         $  5.93      $   9.52          --
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                      53,600          48,476        21,512          --
----------------------------------------------------------------------------------------------------------------
 EQ/GAMCO MERGERS AND ACQUISITIONS
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $ 11.42         $  9.92      $  11.67     $ 11.43
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                       2,024           1,668         1,148         231
----------------------------------------------------------------------------------------------------------------
 EQ/GAMCO SMALL COMPANY VALUE
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $ 44.36         $ 31.77      $  46.43     $ 43.04
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                       2,346           1,862           981         156
----------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL BOND PLUS
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $ 11.36         $ 11.29      $  10.74     $  9.95
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                       5,026           4,266         1,405         316
----------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL MULTI-SECTOR EQUITY
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $ 21.67         $ 14.63      $  34.76     $ 24.80
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                       6,856           5,722         2,799         625
----------------------------------------------------------------------------------------------------------------
 EQ/INTERMEDIATE GOVERNMENT BOND INDEX
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $ 10.68         $ 11.07      $  10.83     $ 10.27
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                       4,131           2,411           353          63
----------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL CORE PLUS
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $ 14.08         $ 10.54      $  19.36     $ 17.03
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                       5,399           3,339         1,892         625
----------------------------------------------------------------------------------------------------------------
 EQ INTERNATIONAL GROWTH
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $  5.80         $  4.28      $   7.26     $  6.33
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                       7,396           5,559         3,231         363
----------------------------------------------------------------------------------------------------------------
 EQ/JPMORGAN VALUE OPPORTUNITIES
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $ 11.05         $  8.46      $  14.23     $ 14.59
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                       1,315             893           648         104
----------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP CORE PLUS
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $ 10.82         $  8.67      $  14.03     $ 13.69
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                         588             365           162          37
----------------------------------------------------------------------------------------------------------------


                                 Appendix I: Condensed financial information A-2

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                           www.axa-equitable.com/green



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009. (CONTINUED)



----------------------------------------------------------------------------------------------------------------
                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                  --------------------------------------------------------------
                                                             2009         2008           2007        2006
----------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH INDEX
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $  11.71       $  8.71        $ 13.84      $ 12.31
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                        1,648         1,472            881          180
----------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH PLUS
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $  12.04       $  9.04        $ 14.83      $ 13.00
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                        1,863         1,333            747           58
----------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE INDEX
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $   5.24       $  4.45        $ 10.42      $ 11.22
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                        2,573         1,673          1,065          314
----------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE PLUS
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $   9.54       $  8.03        $ 14.35      $ 15.23
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                        5,376         5,760          5,014        1,142
----------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT GROWTH AND INCOME
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $   9.18       $  7.87        $ 12.58      $ 12.32
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                        1,771         1,289            975          291
----------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT LARGE CAP CORE
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $  10.91       $  8.81        $ 12.92      $ 11.83
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                        2,462         1,142            524           92
----------------------------------------------------------------------------------------------------------------
 EQ/MID CAP INDEX
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $  10.76       $  8.00        $ 15.98      $ 14.99
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                        5,325         3,947          2,442          587
----------------------------------------------------------------------------------------------------------------
 EQ/MID CAP VALUE PLUS
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $  12.15       $  9.06        $ 15.19      $ 15.64
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                        9,184         1,612          1,507          506
----------------------------------------------------------------------------------------------------------------
 EQ/MONEY MARKET
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $  10.53       $ 10.67        $ 10.58      $ 10.24
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                        8,093         6,707          1,895          702
----------------------------------------------------------------------------------------------------------------
 EQ/MONTAG & CALDWELL GROWTH
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $   2.00       $  1.56        $  2.36      $  1.98
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                        9,924         9,857          2,099          449
----------------------------------------------------------------------------------------------------------------
 EQ/MUTUAL LARGE CAP EQUITY
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $   8.11       $  6.57        $ 10.75      $ 10.71
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                        5,808         5,798          5,018          666
----------------------------------------------------------------------------------------------------------------
 EQ/OPPENHEIMER GLOBAL
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $   9.26       $  6.77        $ 11.58      $ 11.10
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                        3,449         2,631          1,541          158
----------------------------------------------------------------------------------------------------------------
 EQ/PIMCO ULTRA SHORT BOND
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $   9.54       $  8.95        $  9.45      $  8.59
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                       18,851         9,821          3,197          841
----------------------------------------------------------------------------------------------------------------
 EQ/QUALITY BOND PLUS
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $  10.69       $ 10.21        $ 11.07      $ 10.73
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                        4,912         1,880          1,453          364
----------------------------------------------------------------------------------------------------------------
 EQ/SMALL COMPANY INDEX
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $  11.64       $  9.35        $ 14.39      $ 14.85
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                        4,873         2,215          1,354          370
----------------------------------------------------------------------------------------------------------------
 EQ/T. ROWE PRICE GROWTH STOCK
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $   5.42       $  3.85        $  6.75      $  6.37
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                        7,194         2,900          1,437          154
----------------------------------------------------------------------------------------------------------------
 EQ/TEMPLETON GLOBAL EQUITY
----------------------------------------------------------------------------------------------------------------
  Unit value                                              $   8.13       $  6.33        $ 10.84      $ 10.76
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                        5,026         4,870          4,461          526
----------------------------------------------------------------------------------------------------------------


A-3 Appendix I: Condensed financial information

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                           www.axa-equitable.com/green



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009. (CONTINUED)



----------------------------------------------------------------------------------------------------------------
                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                  --------------------------------------------------------------
                                                           2009          2008           2007        2006
----------------------------------------------------------------------------------------------------------------
 EQ/UBS GROWTH AND INCOME
----------------------------------------------------------------------------------------------------------------
  Unit value                                             $ 1.90         $  1.46       $  2.46      $  2.47
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                     4,312           2,891         2,349          473
----------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN COMSTOCK
----------------------------------------------------------------------------------------------------------------
  Unit value                                             $ 9.06         $  7.15       $ 11.48      $ 11.93
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                     2,994           2,784         2,074          664
----------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN MID CAP GROWTH
----------------------------------------------------------------------------------------------------------------
  Unit value                                             $13.00         $  8.38       $ 16.12      $ 13.35
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                     4,560           3,390         1,545          298
----------------------------------------------------------------------------------------------------------------
 MULTIMANAGER AGGRESSIVE EQUITY
----------------------------------------------------------------------------------------------------------------
  Unit value                                             $10.16         $  7.50       $ 14.25      $ 12.96
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                     2,900             529           238           94
----------------------------------------------------------------------------------------------------------------
 MULTIMANAGER CORE BOND
----------------------------------------------------------------------------------------------------------------
  Unit value                                             $12.20         $ 11.41       $ 11.28      $ 10.76
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                     8,726           2,680         1,109          333
----------------------------------------------------------------------------------------------------------------
 MULTIMANAGER INTERNATIONAL EQUITY
----------------------------------------------------------------------------------------------------------------
  Unit value                                             $13.65         $ 10.65       $ 20.44      $ 18.42
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                     3,873           2,606         1,524          386
----------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP CORE EQUITY
----------------------------------------------------------------------------------------------------------------
  Unit value                                             $10.94         $  8.36       $ 14.02      $ 13.53
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                       759             507           349           62
----------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP GROWTH
----------------------------------------------------------------------------------------------------------------
  Unit value                                             $ 9.21         $  6.83       $ 12.67      $ 11.54
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                     1,451           1,190           674          176
----------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP VALUE
----------------------------------------------------------------------------------------------------------------
  Unit value                                             $11.92         $  9.83       $ 15.92      $ 15.57
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                     3,180           2,483         1,212          264
----------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP GROWTH
----------------------------------------------------------------------------------------------------------------
  Unit value                                             $11.57         $  8.27       $ 14.84      $ 13.44
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                     1,900           1,229           725          212
----------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP VALUE
----------------------------------------------------------------------------------------------------------------
  Unit value                                             $13.34         $  9.36       $ 14.81      $ 15.00
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                     2,341           1,300           778          224
----------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MULTI-SECTOR BOND
----------------------------------------------------------------------------------------------------------------
  Unit value                                             $10.34         $  9.56       $ 12.66      $ 12.44
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                     3,205           2,102         1,768          448
----------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP GROWTH
----------------------------------------------------------------------------------------------------------------
  Unit value                                             $ 3.95         $  2.98       $  5.21      $  5.09
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                     7,492           4,840         3,439          574
----------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP VALUE
----------------------------------------------------------------------------------------------------------------
  Unit value                                             $10.17         $  8.15       $ 13.29      $ 14.93
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                     1,415             910           704          327
----------------------------------------------------------------------------------------------------------------
 MULTIMANAGER TECHNOLOGY
----------------------------------------------------------------------------------------------------------------
  Unit value                                             $11.84         $  7.57       $ 14.50      $ 12.42
----------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                     3,012           1,902           986          112
----------------------------------------------------------------------------------------------------------------




                                 Appendix I: Condensed financial information A-4

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                           www.axa-equitable.com/green

The unit values and number of units outstanding shown below are for contracts offered under Separate Account No. 49 with the same daily asset charges of 1.55%.


UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.



----------------------------------------------------------------------------------------------------------
                                                             FOR THE YEARS ENDING DECEMBER 31,
                                               -----------------------------------------------------------
                                                   2009        2008          2007       2006        2005
----------------------------------------------------------------------------------------------------------
 AXA AGGRESSIVE ALLOCATION
----------------------------------------------------------------------------------------------------------
  Unit value                                    $   10.26   $    8.19     $  13.68    $  13.09     $ 11.28
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              47,988      44,143       31,080       6,793         342
----------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE ALLOCATION
----------------------------------------------------------------------------------------------------------
  Unit value                                    $   10.71   $    9.90     $  11.30    $  10.85     $ 10.36
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              25,907      18,171        4,087       1,202         501
----------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE-PLUS ALLOCATION
----------------------------------------------------------------------------------------------------------
  Unit value                                    $   10.48   $    9.30     $  11.73    $  11.29     $ 10.55
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              20,920      16,064        7,023       2,537         671
----------------------------------------------------------------------------------------------------------
 AXA MODERATE ALLOCATION
----------------------------------------------------------------------------------------------------------
  Unit value                                    $   42.75   $   37.11     $  49.91    $  47.71     $ 43.93
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              23,023      18,036        9,394       3,387         762
----------------------------------------------------------------------------------------------------------
 AXA MODERATE-PLUS ALLOCATION
----------------------------------------------------------------------------------------------------------
  Unit value                                    $   10.61   $    8.84     $  13.16    $  12.57     $ 11.15
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                             147,651     130,940       85,777      22,340       2,035
----------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN INTERNATIONAL
----------------------------------------------------------------------------------------------------------
  Unit value                                    $   12.01   $    9.60     $  19.79    $  17.99     $ 14.79
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                               6,599       6,749        5,611       1,983       1,000
----------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN SMALL CAP GROWTH
----------------------------------------------------------------------------------------------------------
  Unit value                                    $   14.90   $   11.15     $  20.47    $  17.82     $ 16.60
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                               2,587       2,766        2,301       1,922       1,979
----------------------------------------------------------------------------------------------------------
 EQ/AXA FRANKLIN SMALL CAP VALUE CORE
----------------------------------------------------------------------------------------------------------
  Unit value                                    $    8.05   $    6.38     $   9.73    $  10.82          --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                               2,073       1,829          936         153          --
----------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK BASIC VALUE EQUITY
----------------------------------------------------------------------------------------------------------
  Unit value                                    $   18.92   $   14.75     $  23.62    $  23.71     $ 19.92
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                               4,776       3,421        2,381       1,301       1,147
----------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK INTERNATIONAL VALUE
----------------------------------------------------------------------------------------------------------
  Unit value                                    $   17.53   $   13.67     $  24.36    $  22.46     $ 18.15
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                               5,490       5,347        4,881       3,580       3,145
----------------------------------------------------------------------------------------------------------
 EQ/BOSTON ADVISORS EQUITY INCOME
----------------------------------------------------------------------------------------------------------
  Unit value                                    $    4.98   $    4.54     $   6.81    $   6.67     $  5.84
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                               5,308       3,897        2,391       1,207         536
----------------------------------------------------------------------------------------------------------
 EQ/CALVERT SOCIALLY RESPONSIBLE
----------------------------------------------------------------------------------------------------------
  Unit value                                    $    6.83   $    5.30     $   9.83    $   8.91     $  8.60
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 641         636          349         147          65
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
                                                              FOR THE YEARS ENDING DECEMBER 31,
                                                ----------------------------------------------------------
                                                   2004        2003        2002          2001        2000
----------------------------------------------------------------------------------------------------------
 AXA AGGRESSIVE ALLOCATION
----------------------------------------------------------------------------------------------------------
  Unit value                                     $ 10.60          --          --            --          --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                120          --          --            --          --
----------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE ALLOCATION
----------------------------------------------------------------------------------------------------------
  Unit value                                     $ 10.27          --          --            --          --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                286          --          --            --          --
----------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE-PLUS ALLOCATION
----------------------------------------------------------------------------------------------------------
  Unit value                                     $ 10.38          --          --            --          --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                279          --          --            --          --
----------------------------------------------------------------------------------------------------------
 AXA MODERATE ALLOCATION
----------------------------------------------------------------------------------------------------------
  Unit value                                     $ 42.57     $ 39.77     $ 33.91       $ 39.47          --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                659         461         279           110          --
----------------------------------------------------------------------------------------------------------
 AXA MODERATE-PLUS ALLOCATION
----------------------------------------------------------------------------------------------------------
  Unit value                                          --          --          --            --          --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 --          --          --            --          --
----------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN INTERNATIONAL
----------------------------------------------------------------------------------------------------------
  Unit value                                     $ 13.03     $ 11.20     $  8.42       $  9.51     $ 12.60
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              1,008       1,052         135            --          --
----------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN SMALL CAP GROWTH
----------------------------------------------------------------------------------------------------------
  Unit value                                     $ 15.12     $ 13.48     $  9.71       $ 14.14     $ 16.56
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              2,313       2,809       3,037         2,971       1,248
----------------------------------------------------------------------------------------------------------
 EQ/AXA FRANKLIN SMALL CAP VALUE CORE
----------------------------------------------------------------------------------------------------------
  Unit value                                          --          --          --            --          --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 --          --          --            --          --
----------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK BASIC VALUE EQUITY
----------------------------------------------------------------------------------------------------------
  Unit value                                     $ 19.65     $ 18.05     $ 13.98       $ 17.04     $ 16.40
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              1,430       1,339       1,334         1,071         299
----------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK INTERNATIONAL VALUE
----------------------------------------------------------------------------------------------------------
  Unit value                                     $ 16.63     $ 13.89     $ 11.02       $ 13.42     $ 17.37
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              3,356       3,673       4,227         4,268       2,110
----------------------------------------------------------------------------------------------------------
 EQ/BOSTON ADVISORS EQUITY INCOME
----------------------------------------------------------------------------------------------------------
  Unit value                                     $  5.59          --          --            --          --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                306          --          --            --          --
----------------------------------------------------------------------------------------------------------
 EQ/CALVERT SOCIALLY RESPONSIBLE
----------------------------------------------------------------------------------------------------------
  Unit value                                     $  8.03     $  7.87     $  6.25       $  8.63          --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 88         101          79            19          --
----------------------------------------------------------------------------------------------------------


A-5   Appendix I: Condensed financial information

    To receive this document electronically, sign up for e-delivery today at
                           www.axa-equitable.com/green



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009. (CONTINUED)



----------------------------------------------------------------------------------------------------------
                                                             FOR THE YEARS ENDING DECEMBER 31,
                                               -----------------------------------------------------------
                                                   2009        2008          2007       2006        2005
----------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN GROWTH
----------------------------------------------------------------------------------------------------------
  Unit value                                    $  10.29    $   7.83      $  13.35    $  12.86    $  12.16
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              2,912       3,107         3,136       2,540       2,470
----------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN RESEARCH
----------------------------------------------------------------------------------------------------------
  Unit value                                    $   9.90    $   7.65      $  12.88    $  12.87    $  11.67
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              5,543       6,117         7,563       4,914       5,540
----------------------------------------------------------------------------------------------------------
 EQ/COMMON STOCK INDEX
----------------------------------------------------------------------------------------------------------
  Unit value                                    $ 178.67    $ 141.42      $ 255.59    $ 250.91    $ 230.23
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                502         423           392         361         370
----------------------------------------------------------------------------------------------------------
 EQ/CORE BOND INDEX
----------------------------------------------------------------------------------------------------------
  Unit value                                    $  12.94    $  12.80      $  14.28    $  14.07    $  13.73
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              8,565       6,813         8,678       7,950       8,015
----------------------------------------------------------------------------------------------------------
 EQ/DAVIS NEW YORK VENTURE
----------------------------------------------------------------------------------------------------------
  Unit value                                    $   8.65    $   6.63      $  11.07    $  10.84          --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              6,031       5,304         3,797         665          --
----------------------------------------------------------------------------------------------------------
 EQ/EQUITY 500 INDEX
----------------------------------------------------------------------------------------------------------
  Unit value                                    $  23.07    $  18.62      $  30.17    $  29.20    $  15.77
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              4,766       4,288         4,204       3,534       3,726
----------------------------------------------------------------------------------------------------------
 EQ/EQUITY GROWTH PLUS
----------------------------------------------------------------------------------------------------------
  Unit value                                    $  13.50    $  10.73      $  18.25    $  16.26    $  15.11
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              9,136       9,050         5,863       2,666       1,390
----------------------------------------------------------------------------------------------------------
 EQ/EVERGREEN OMEGA
----------------------------------------------------------------------------------------------------------
  Unit value                                    $   9.47    $   6.86      $   9.62    $   8.78    $   8.42
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              3,886       1,482         1,089         319         349
----------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN CORE BALANCED
----------------------------------------------------------------------------------------------------------
  Unit value                                    $   9.03    $   7.03      $  10.47    $  10.42          --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              8,263       8,326         6,851       1,076          --
----------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN TEMPLETON ALLOCATION
----------------------------------------------------------------------------------------------------------
  Unit value                                    $   7.47    $   5.90      $   9.50          --          --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                             29,210      27,745        13,483          --          --
----------------------------------------------------------------------------------------------------------
 EQ/GAMCO MERGERS AND ACQUISITIONS
----------------------------------------------------------------------------------------------------------
  Unit value                                    $  11.49    $  10.01      $  11.80    $  11.59    $  10.49
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              1,717       1,577         1,416         425          11
----------------------------------------------------------------------------------------------------------
 EQ/GAMCO SMALL COMPANY VALUE
----------------------------------------------------------------------------------------------------------
  Unit value                                    $  27.10    $  19.46      $  28.50    $  26.49    $  22.64
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              3,958       3,270         2,211         519         111
----------------------------------------------------------------------------------------------------------
 EQ/GLOBAL BOND PLUS
----------------------------------------------------------------------------------------------------------
  Unit value                                    $  11.24    $  11.19      $  10.68    $   9.92    $   9.74
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              5,491       5,387         1,997         457           9
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
                                                              FOR THE YEARS ENDING DECEMBER 31,
                                                ----------------------------------------------------------
                                                   2004        2003        2002         2001        2000
----------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN GROWTH
----------------------------------------------------------------------------------------------------------
  Unit value                                     $  11.75          --          --           --          --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                               2,815          --          --           --          --
----------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN RESEARCH
----------------------------------------------------------------------------------------------------------
  Unit value                                     $  11.18    $  10.23    $   7.91     $  10.66    $  11.05
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                               6,418       6,957       7,543        2,052         628
----------------------------------------------------------------------------------------------------------
 EQ/COMMON STOCK INDEX
----------------------------------------------------------------------------------------------------------
  Unit value                                     $ 224.21    $ 199.56    $ 135.53     $ 206.51    $ 235.03
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 430         484         521          499         204
----------------------------------------------------------------------------------------------------------
 EQ/CORE BOND INDEX
----------------------------------------------------------------------------------------------------------
  Unit value                                     $  13.65    $  13.32    $  13.09     $  12.13    $  11.41
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                               8,979      10,672      12,695        8,943       1,427
----------------------------------------------------------------------------------------------------------
 EQ/DAVIS NEW YORK VENTURE
----------------------------------------------------------------------------------------------------------
  Unit value                                           --          --          --           --          --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  --          --          --           --          --
----------------------------------------------------------------------------------------------------------
 EQ/EQUITY 500 INDEX
----------------------------------------------------------------------------------------------------------
  Unit value                                     $  25.07    $  23.10    $  18.36     $  24.03    $  27.79
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                               4,345       4,750       5,020        4,534       1,524
----------------------------------------------------------------------------------------------------------
 EQ/EQUITY GROWTH PLUS
----------------------------------------------------------------------------------------------------------
  Unit value                                     $  13.86    $  12.74    $   9.87     $  11.33          --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                               1,251       1,338         701           89          --
----------------------------------------------------------------------------------------------------------
 EQ/EVERGREEN OMEGA
----------------------------------------------------------------------------------------------------------
  Unit value                                     $   8.23    $   7,80    $   5.74     $   7.67    $   9.39
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 400         500         378          182          47
----------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN CORE BALANCED
----------------------------------------------------------------------------------------------------------
  Unit value                                           --          --          --           --          --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  --          --          --           --          --
----------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN TEMPLETON ALLOCATION
----------------------------------------------------------------------------------------------------------
  Unit value                                           --          --          --           --          --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  --          --          --           --          --
----------------------------------------------------------------------------------------------------------
 EQ/GAMCO MERGERS AND ACQUISITIONS
----------------------------------------------------------------------------------------------------------
  Unit value                                           --          --          --           --          --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  --          --          --           --          --
----------------------------------------------------------------------------------------------------------
 EQ/GAMCO SMALL COMPANY VALUE
----------------------------------------------------------------------------------------------------------
  Unit value                                     $  22.05          --          --           --          --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  63          --          --           --          --
----------------------------------------------------------------------------------------------------------
 EQ/GLOBAL BOND PLUS
----------------------------------------------------------------------------------------------------------
  Unit value                                           --          --          --           --          --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  --          --          --           --          --
----------------------------------------------------------------------------------------------------------


                               Appendix I: Condensed financial information   A-6

    To receive this document electronically, sign up for e-delivery today at
                           www.axa-equitable.com/green



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009. (CONTINUED)



----------------------------------------------------------------------------------------------------------
                                                             FOR THE YEARS ENDING DECEMBER 31,
                                               -----------------------------------------------------------
                                                   2009        2008          2007       2006        2005
----------------------------------------------------------------------------------------------------------
 EQ/GLOBAL MULTI-SECTOR EQUITY
----------------------------------------------------------------------------------------------------------
  Unit value                                    $ 16.04     $ 10.86       $ 25.86     $ 18.50     $  13.71
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                             9,622       8,369         5,992       2,602        1,632
----------------------------------------------------------------------------------------------------------
 EQ/INTERMEDIATE GOVERNMENT BOND INDEX
----------------------------------------------------------------------------------------------------------
  Unit value                                    $ 18.94     $ 19.69       $ 19.30     $ 18.35     $  18.07
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                             2,248       2,058           813         747          873
----------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL CORE PLUS
----------------------------------------------------------------------------------------------------------
  Unit value                                    $ 11.73     $  8.81       $ 16.22     $ 14.30     $  12.18
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                             6,484       4,686         3,598       2,904        2,599
----------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL GROWTH
----------------------------------------------------------------------------------------------------------
  Unit value                                    $ 12.91     $  9.55       $ 16.25     $ 14.20     $  11.48
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                             3,313       2,704         1,865         310            5
----------------------------------------------------------------------------------------------------------
 EQ/JPMORGAN VALUE OPPORTUNITIES
----------------------------------------------------------------------------------------------------------
  Unit value                                    $ 11.83     $  9.09       $ 15.32     $ 15.76     $  13.30
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                             2,758       2,921         3,721       4,048        4,589
----------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP CORE PLUS
----------------------------------------------------------------------------------------------------------
  Unit value                                    $  8.17     $  6.56       $ 10.64     $ 10.41     $   9.36
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                             2,683       2,845         3,557       4,130        4,965
----------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH INDEX
----------------------------------------------------------------------------------------------------------
  Unit value                                    $  6.50     $  4.85       $  7.72     $  6.88     $   7.03
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                             7,663       7,722         7,920       7,569        9,117
----------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH PLUS
----------------------------------------------------------------------------------------------------------
  Unit value                                    $ 13.60     $ 10.24       $ 16.84     $ 14.80     $  13.94
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                             3,016       2,719         2,698       2,090        2,422
----------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE INDEX
----------------------------------------------------------------------------------------------------------
  Unit value                                    $  5.18     $  4.42       $ 10.36     $ 11.19     $  10.64
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                             2,425       1,742         1,312         738          113
----------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE PLUS
----------------------------------------------------------------------------------------------------------
  Unit value                                    $ 10.95     $  9.24       $ 16.56     $ 17.62     $  14.75
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                             7,574       8,454         9,126       5,695        5,091
----------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT GROWTH AND INCOME
----------------------------------------------------------------------------------------------------------
  Unit value                                    $  9.03     $  7.77       $ 12.44     $ 12.21     $  10.58
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                             1,759       1,303         1,062         501           58
----------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT LARGE CAP CORE
----------------------------------------------------------------------------------------------------------
  Unit value                                    $ 10.71     $  8.66       $ 12.75     $ 11.70     $  10.55
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                             2,041       1,080           497         138           45
----------------------------------------------------------------------------------------------------------
 EQ/MID CAP INDEX
----------------------------------------------------------------------------------------------------------
  Unit value                                    $  9.04     $  6.74       $ 13.50     $ 12.70     $  11.56
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                             7,799       7,091         6,060       4,317        4,297
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
                                                              FOR THE YEARS ENDING DECEMBER 31,
                                                ----------------------------------------------------------
                                                   2004        2003        2002         2001        2000
----------------------------------------------------------------------------------------------------------
 EQ/GLOBAL MULTI-SECTOR EQUITY
----------------------------------------------------------------------------------------------------------
  Unit value                                     $  10.48    $  8.61     $  5.61      $  6.06      $  6.49
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                               1,515      1,462       1,464        1,482          881
----------------------------------------------------------------------------------------------------------
 EQ/INTERMEDIATE GOVERNMENT BOND INDEX
----------------------------------------------------------------------------------------------------------
  Unit value                                     $  18.13    $ 18.07     $ 17.97      $ 16.81      $ 15.83
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                               1,061      1,357       1,226           --           --
----------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL CORE PLUS
----------------------------------------------------------------------------------------------------------
  Unit value                                     $  10.56    $  9.44     $  7.23      $  8.65      $ 11.10
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                               2,863      2,832       2,786        2,530        1,050
----------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL GROWTH
----------------------------------------------------------------------------------------------------------
  Unit value                                           --         --          --           --           --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  --         --          --           --           --
----------------------------------------------------------------------------------------------------------
 EQ/JPMORGAN VALUE OPPORTUNITIES
----------------------------------------------------------------------------------------------------------
  Unit value                                     $  12.99    $ 11.90     $  9.53      $ 11.97      $ 13.04
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                               5,234      6,009       6,939        6,123        1,419
----------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP CORE PLUS
----------------------------------------------------------------------------------------------------------
  Unit value                                     $   8.87    $  8.08     $  6.73      $  8.66      $ 10.47
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                               5,788      6,613       7,231        7,160        2,262
----------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH INDEX
----------------------------------------------------------------------------------------------------------
  Unit value                                     $   6.21    $  5.82     $  4.80      $  7.08      $  9.46
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              10,421     11,828      13,521       14,217        6,200
----------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH PLUS
----------------------------------------------------------------------------------------------------------
  Unit value                                     $  12.99    $ 11.72     $  9.20      $ 14.23      $ 21.92
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                               2,867      3,344       3,796        4,345        2,112
----------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE INDEX
----------------------------------------------------------------------------------------------------------
  Unit value                                           --         --          --           --           --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  --         --          --           --           --
----------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE PLUS
----------------------------------------------------------------------------------------------------------
  Unit value                                     $  14.21    $ 12.72     $ 10.04      $ 11.80      $ 11.63
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                               5,823      6,106       6,520        4,851        1,119
----------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT GROWTH AND INCOME
----------------------------------------------------------------------------------------------------------
  Unit value                                           --         --          --           --           --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  --         --          --           --           --
----------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT LARGE CAP CORE
----------------------------------------------------------------------------------------------------------
  Unit value                                           --         --          --           --           --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  --         --          --           --           --
----------------------------------------------------------------------------------------------------------
 EQ/MID CAP INDEX
----------------------------------------------------------------------------------------------------------
  Unit value                                     $  11.04    $  9.67     $  6.84      $  8.52      $  9.99
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                               4,997      5,343       5,392        4,418          609
----------------------------------------------------------------------------------------------------------


A-7   Appendix I: Condensed financial information

    To receive this document electronically, sign up for e-delivery today at
                           www.axa-equitable.com/green



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009. (CONTINUED)



----------------------------------------------------------------------------------------------------------
                                                             FOR THE YEARS ENDING DECEMBER 31,
                                               -----------------------------------------------------------
                                                   2009        2008          2007       2006        2005
----------------------------------------------------------------------------------------------------------
 EQ/MID CAP VALUE PLUS
----------------------------------------------------------------------------------------------------------
  Unit value                                    $  13.27     $  9.92       $ 16.67     $ 17.21     $ 15.54
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              8,258       3,049         3,624       3,215       3,279
----------------------------------------------------------------------------------------------------------
 EQ/MONEY MARKET
----------------------------------------------------------------------------------------------------------
  Unit value                                    $  28.48     $ 28.93       $ 28.78     $ 27.92     $ 27.14
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              3,955       5,634         3,506       2,933       1,954
----------------------------------------------------------------------------------------------------------
 EQ/MONTAG & CALDWELL GROWTH
----------------------------------------------------------------------------------------------------------
  Unit value                                    $   4.85     $  3.79       $  5.74     $  4.83     $  4.54
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              6,055       5,847         1,806         155          14
----------------------------------------------------------------------------------------------------------
 EQ/MUTUAL LARGE CAP EQUITY
----------------------------------------------------------------------------------------------------------
  Unit value                                    $   8.04     $  6.53       $ 10.71     $ 10.70          --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              3,613       3,890         3,519         623          --
----------------------------------------------------------------------------------------------------------
 EQ/OPPENHEIMER GLOBAL
----------------------------------------------------------------------------------------------------------
  Unit value                                    $   9.18     $  6.73       $ 11.54     $ 11.09          --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              3,094       2,347         1,565         227          --
----------------------------------------------------------------------------------------------------------
 EQ/PIMCO ULTRA SHORT BOND
----------------------------------------------------------------------------------------------------------
  Unit value                                    $  10.81     $ 10.17       $ 10.76     $  9.81     $  9.92
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                             17,971      11,794         3,625       1,202         300
----------------------------------------------------------------------------------------------------------
 EQ/QUALITY BOND PLUS
----------------------------------------------------------------------------------------------------------
  Unit value                                    $  15.77     $ 15.10       $ 16.41     $ 15.95     $ 15.60
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              3,756       1,534         1,355         630         455
----------------------------------------------------------------------------------------------------------
 EQ/SMALL COMPANY INDEX
----------------------------------------------------------------------------------------------------------
  Unit value                                    $  13.10     $ 10.55       $ 16.27     $ 16.83     $ 14.52
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              4,503       2,777         2,196       1,231         854
----------------------------------------------------------------------------------------------------------
 EQ/T.ROWE PRICE GROWTH STOCK
----------------------------------------------------------------------------------------------------------
  Unit value                                    $  13.41     $  9.55       $ 16.79     $ 15.90     $ 16.83
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              3,402       2,310         2,146          71          15
----------------------------------------------------------------------------------------------------------
 EQ/TEMPLETON GLOBAL EQUITY
----------------------------------------------------------------------------------------------------------
  Unit value                                    $   8.06     $  6.29       $ 10.80     $ 10.75          --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              3,207       3,287         2,998         531          --
----------------------------------------------------------------------------------------------------------
 EQ/UBS GROWTH AND INCOME
----------------------------------------------------------------------------------------------------------
  Unit value                                    $   4.71     $  3.62       $  6.12     $  6.15     $  5.47
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              2,496       2,130         1,796         424         102
----------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN COMSTOCK
----------------------------------------------------------------------------------------------------------
  Unit value                                    $   8.95     $  7.08       $ 11.41     $ 11.88     $ 10.41
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              2,153       2,035         1,990         900         131
----------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN MID CAP GROWTH
----------------------------------------------------------------------------------------------------------
  Unit value                                    $  12.84     $  8.31       $ 16.02     $ 13.29     $ 12.36
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              5,105       3,782         2,291         361          40
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
                                                              FOR THE YEARS ENDING DECEMBER 31,
                                                ----------------------------------------------------------
                                                   2004        2003        2002         2001        2000
----------------------------------------------------------------------------------------------------------
 EQ/MID CAP VALUE PLUS
----------------------------------------------------------------------------------------------------------
  Unit value                                     $ 14.18     $ 12.22     $  9.32      $ 11.09      $ 10.84
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              3,574       3,783       4,067        3,015          198
----------------------------------------------------------------------------------------------------------
 EQ/MONEY MARKET
----------------------------------------------------------------------------------------------------------
  Unit value                                     $ 26.87     $ 27.08     $ 27.35      $ 27.44      $ 26.91
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              2,306       3,186       4,967        4,110          826
----------------------------------------------------------------------------------------------------------
 EQ/MONTAG & CALDWELL GROWTH
----------------------------------------------------------------------------------------------------------
  Unit value                                     $  4.38          --          --           --           --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  6          --          --           --           --
----------------------------------------------------------------------------------------------------------
 EQ/MUTUAL LARGE CAP EQUITY
----------------------------------------------------------------------------------------------------------
  Unit value                                          --          --          --           --           --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 --          --          --           --           --
----------------------------------------------------------------------------------------------------------
 EQ/OPPENHEIMER GLOBAL
----------------------------------------------------------------------------------------------------------
  Unit value                                          --          --          --           --           --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 --          --          --           --           --
----------------------------------------------------------------------------------------------------------
 EQ/PIMCO ULTRA SHORT BOND
----------------------------------------------------------------------------------------------------------
  Unit value                                          --          --          --           --           --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 --          --          --           --           --
----------------------------------------------------------------------------------------------------------
 EQ/QUALITY BOND PLUS
----------------------------------------------------------------------------------------------------------
  Unit value                                     $ 15.54     $ 15.21     $ 14.92           --           --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                480         519         474           --           --
----------------------------------------------------------------------------------------------------------
 EQ/SMALL COMPANY INDEX
----------------------------------------------------------------------------------------------------------
  Unit value                                     $ 14.15     $ 12.21     $  8.50      $ 10.92      $ 10.87
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              1,001       1,152         974          825          270
----------------------------------------------------------------------------------------------------------
 EQ/T.ROWE PRICE GROWTH STOCK
----------------------------------------------------------------------------------------------------------
  Unit value                                     $ 16.44          --          --           --           --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 --          --          --           --           --
----------------------------------------------------------------------------------------------------------
 EQ/TEMPLETON GLOBAL EQUITY
----------------------------------------------------------------------------------------------------------
  Unit value                                          --          --          --           --           --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 --          --          --           --           --
----------------------------------------------------------------------------------------------------------
 EQ/UBS GROWTH AND INCOME
----------------------------------------------------------------------------------------------------------
  Unit value                                     $  5.10          --          --           --           --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  6          --          --           --           --
----------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN COMSTOCK
----------------------------------------------------------------------------------------------------------
  Unit value                                          --          --          --           --           --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 --          --          --           --           --
----------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN MID CAP GROWTH
----------------------------------------------------------------------------------------------------------
  Unit value                                          --          --          --           --           --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 --          --          --           --           --
----------------------------------------------------------------------------------------------------------


                               Appendix I: Condensed financial information   A-8

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                           www.axa-equitable.com/green



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009. (CONTINUED)



----------------------------------------------------------------------------------------------------------
                                                             FOR THE YEARS ENDING DECEMBER 31,
                                               -----------------------------------------------------------
                                                   2009        2008          2007       2006        2005
----------------------------------------------------------------------------------------------------------
 MULTIMANAGER AGGRESSIVE EQUITY
----------------------------------------------------------------------------------------------------------
  Unit value                                    $ 44.47      $ 32.90       $ 62.68     $ 57.17     $ 55.24
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                               764          210           180         171         172
----------------------------------------------------------------------------------------------------------
 MULTIMANAGER CORE BOND
----------------------------------------------------------------------------------------------------------
  Unit value                                    $ 12.81      $ 12.02       $ 11.91     $ 11.39     $ 11.14
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                             7,487        3,422         2,253       1,474       1,199
----------------------------------------------------------------------------------------------------------
 MULTIMANAGER INTERNATIONAL EQUITY
----------------------------------------------------------------------------------------------------------
  Unit value                                    $ 12.33      $  9.64       $ 18.56     $ 16.77     $ 13.59
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                             4,312        3,649         2,753       1,168         480
----------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP CORE EQUITY
----------------------------------------------------------------------------------------------------------
  Unit value                                    $  9.80      $  7.51       $ 12.62     $ 12.21     $ 10.92
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                             1,086          981           750         346         269
----------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP GROWTH
----------------------------------------------------------------------------------------------------------
  Unit value                                    $  7.55      $  5.62       $ 10.45     $  9.54     $  9.68
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                             1,893        1,942         1,621         999         613
----------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP VALUE
----------------------------------------------------------------------------------------------------------
  Unit value                                    $ 10.80      $  8.93       $ 14.50     $ 14.21     $ 12.10
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                             3,315        3,416         2,431       1,285         919
----------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP GROWTH
----------------------------------------------------------------------------------------------------------
  Unit value                                    $  9.24      $  6.62       $ 11.92     $ 10.82     $ 10.03
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                             2,357        1,770         1,398         884         663
----------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP VALUE
----------------------------------------------------------------------------------------------------------
  Unit value                                    $ 12.17      $  8.56       $ 13.58     $ 13.78     $ 12.20
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                             2,667        1,982         1,394         838         550
----------------------------------------------------------------------------------------------------------
 MULTIMANAGER MULTI-SECTOR BOND
----------------------------------------------------------------------------------------------------------
  Unit value                                    $ 25.75      $ 23.85       $ 31.67     $ 31.19     $ 28.82
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                             1,890        1,874         2,103       1,654       1,626
----------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP GROWTH
----------------------------------------------------------------------------------------------------------
  Unit value                                    $  6.66      $  5.03       $  8.83     $  8.65     $  7.97
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                             4,460        3,484         2,924         627         195
----------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP VALUE
----------------------------------------------------------------------------------------------------------
  Unit value                                    $ 13.05      $ 10.48       $ 17.14     $ 19.31     $ 16.89
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                             1,909        1,879         2,209       2,465       2,629
----------------------------------------------------------------------------------------------------------
 MULTIMANAGER TECHNOLOGY
----------------------------------------------------------------------------------------------------------
  Unit value                                    $  9.92      $  6.36       $ 12.21     $ 10.49     $  9.93
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                             5,240        4,243         3,629       2,459       2,792
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
                                                              FOR THE YEARS ENDING DECEMBER 31,
                                                ----------------------------------------------------------
                                                   2004        2003        2002         2001        2000
----------------------------------------------------------------------------------------------------------
 MULTIMANAGER AGGRESSIVE EQUITY
----------------------------------------------------------------------------------------------------------
  Unit value                                     $ 51.85     $ 46.99     $ 34.70      $ 49.56      $ 67.28
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                181         211         241          249          106
----------------------------------------------------------------------------------------------------------
 MULTIMANAGER CORE BOND
----------------------------------------------------------------------------------------------------------
  Unit value                                     $ 11.13     $ 10.88     $ 10.65           --           --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              1,470       1,625       1,594           --           --
----------------------------------------------------------------------------------------------------------
 MULTIMANAGER INTERNATIONAL EQUITY
----------------------------------------------------------------------------------------------------------
  Unit value                                     $ 11.96     $ 10.30     $  7.79           --           --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                411         323         108           --           --
----------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP CORE EQUITY
----------------------------------------------------------------------------------------------------------
  Unit value                                     $ 10.39     $  9.62     $  7.63           --           --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                397         296         201           --           --
----------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP GROWTH
----------------------------------------------------------------------------------------------------------
  Unit value                                     $  9.15     $  8.71     $  6.77           --           --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                930         759         424           --           --
----------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP VALUE
----------------------------------------------------------------------------------------------------------
  Unit value                                     $ 11.47     $ 10.18     $  7.89           --           --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                809         635         503           --           --
----------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP GROWTH
----------------------------------------------------------------------------------------------------------
  Unit value                                     $  9.40     $  8.54     $  6.19           --           --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                773         720         427           --           --
----------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP VALUE
----------------------------------------------------------------------------------------------------------
  Unit value                                     $ 11.54     $ 10.18     $  7.35           --           --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                720         545         364           --           --
----------------------------------------------------------------------------------------------------------
 MULTIMANAGER MULTI-SECTOR BOND
----------------------------------------------------------------------------------------------------------
  Unit value                                     $ 28.41     $ 26.55     $ 22.00      $ 23.03      $ 23.23
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              1,924       2,218       1,906        1,632          432
----------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP GROWTH
----------------------------------------------------------------------------------------------------------
  Unit value                                     $  7.53          --          --           --           --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 11          --          --           --           --
----------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP VALUE
----------------------------------------------------------------------------------------------------------
  Unit value                                     $ 16.39     $ 14.22     $ 10.51      $ 12.39      $ 10.69
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              3,013       3,182       3,460        2,447          588
----------------------------------------------------------------------------------------------------------
 MULTIMANAGER TECHNOLOGY
----------------------------------------------------------------------------------------------------------
  Unit value                                     $  9.07     $  8.77     $  5.65           --           --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                              3,478         278         386           --           --
----------------------------------------------------------------------------------------------------------



A-9   Appendix I: Condensed financial information

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                           www.axa-equitable.com/green

The unit values and number of units outstanding shown below are for contracts offered under Separate Account No. 49 with the same daily asset charges of 1.65%.


UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.



----------------------------------------------------------------------------------------------------------------------------------
                                                                          FOR THE YEARS ENDING DECEMBER 31,
                                               -----------------------------------------------------------------------------------
                                                   2009        2008          2007       2006        2005        2004        2003
----------------------------------------------------------------------------------------------------------------------------------
 AXA AGGRESSIVE ALLOCATION
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $  11.29    $    9.02     $   15.09   $   14.45   $  12.46    $  11.72     $ 10.66
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             91,369       88,738        64,596      32,813     12,508       4,674         195
----------------------------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE ALLOCATION
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $  11.14    $   10.32     $   11.79   $   11.33   $  10.83    $  10.75     $ 10.31
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             56,858       42,602        10,068       5,935      3,738       1,736         116
----------------------------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE-PLUS ALLOCATION
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $  11.08    $    9.85     $   12.43   $   11.98   $  11.20    $  11.03     $ 10.41
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             48,383       39,676        23,580      16,150      9,271       3,928         215
----------------------------------------------------------------------------------------------------------------------------------
 AXA MODERATE ALLOCATION
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $  11.23    $    9.76     $   13.13   $   12.57   $  11.58    $  11.24     $ 10.51
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             87,530      162,336       117,390      83,885     52,197      21,440         970
----------------------------------------------------------------------------------------------------------------------------------
 AXA MODERATE-PLUS ALLOCATION
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $  11.66    $    9.72     $   14.48   $   13.84   $  12.29    $  11.72     $ 10.67
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             19,013      307,331       240,939     152,231     69,680      21,528         560
----------------------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN INTERNATIONAL
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $  11.92    $    9.54     $   19.68   $   17.91   $  14.74    $  13.00     $ 11.19
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             11,782       12,678        12,529       7,675      3,716       1,270          66
----------------------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN SMALL CAP GROWTH
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $  11.81    $    8.85     $   16.27   $   14.18   $  13.22    $  12.06     $ 10.75
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              3,707        4,155         3,846       2,926      1,783         913          81
----------------------------------------------------------------------------------------------------------------------------------
 EQ/AXA FRANKLIN SMALL CAP VALUE CORE
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $   8.02    $    6.36     $    9.71   $   10.81         --          --          --
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              4,217        3,589         2,069         384         --          --          --
----------------------------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK BASIC VALUE EQUITY
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $  11.37    $    8.88     $   14.23   $   14.30   $  12.02    $  11.87     $ 10.92
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              9,718        8,195         7,001       5,785      4,888       3,020         210
----------------------------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK INTERNATIONAL VALUE
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $  13.92    $   10.87     $   19.38   $   17.89   $  14.47    $  13.27     $ 11.09
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              9,672        8,942         9,184       7,223      4,026       1,161          30
----------------------------------------------------------------------------------------------------------------------------------
 EQ/BOSTON ADVISORS EQUITY INCOME
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $   4.93    $    4.49     $    6.74   $    6.61   $   5.80    $   5.55          --
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              7,687        6,763         5,771       4,814      3,177         208          --
----------------------------------------------------------------------------------------------------------------------------------
 EQ/CALVERT SOCIALLY RESPONSIBLE
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $   9.04    $    7.03     $   13.04   $   11.83   $  11.43    $  10.68     $ 10.49
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                976          994           982         894        571         194           5
----------------------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN GROWTH
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $   9.41    $    7.17     $   12.24   $   11.80   $  11.17    $  10.80     $ 10.41
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             10,253       10,512         9,279       6,225      2,419         273          15
----------------------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN RESEARCH
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $  10.31    $    7.97     $   13.44   $   13.44   $  12.20    $  11.69     $ 10.72
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             14,379       15,308        17,200       6,674      4,879       2,900          86
----------------------------------------------------------------------------------------------------------------------------------
 EQ/COMMON STOCK INDEX
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $   9.72    $    7.70     $   13.93   $   13.69   $  12.58    $  12.26     $ 10.92
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              8,285        7,635         7,057       7,207      5,402       2,957         158
----------------------------------------------------------------------------------------------------------------------------------
 EQ/CORE BOND INDEX
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $   9.85    $    9.76     $   10.89   $   10.74   $  10.50    $  10.44     $ 10.20
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             15,630       13,286        14,134      11,680      7,995       3,501         284
----------------------------------------------------------------------------------------------------------------------------------


                              Appendix I: Condensed financial information   A-10

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                           www.axa-equitable.com/green



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009. (CONTINUED)



----------------------------------------------------------------------------------------------------------------------------------
                                                                          FOR THE YEARS ENDING DECEMBER 31,
                                               -----------------------------------------------------------------------------------
                                                   2009        2008          2007       2006        2005        2004        2003
----------------------------------------------------------------------------------------------------------------------------------
 EQ/DAVIS NEW YORK VENTURE
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $  8.63      $  6.61       $  11.06    $  10.84          --         --          --
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            12,570       12,038          7,823       1,788          --         --          --
----------------------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY 500 INDEX
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $ 10.68      $  8.63       $  14.00    $  13.56    $  11.98    $ 11.67     $ 10.76
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            16,494       13,591         11,756       9,866       7,495      4,181         204
----------------------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY GROWTH PLUS
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $ 11.14      $  8.86       $  15.09    $  13.45    $  12.51    $ 11.49     $ 10.57
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            25,216       27,244         25,093      20,022      11,881      5,249         435
----------------------------------------------------------------------------------------------------------------------------------
 EQ/EVERGREEN OMEGA
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $ 12.88      $  9.34       $  13.11    $  11.98    $  11.50    $ 11.25     $ 10.69
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             5,221        2,848          2,691       1,979       1,528      1,146         126
----------------------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN CORE BALANCED
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $  9.00      $  7.01       $  10.46    $  10.42          --         --          --
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            26,123       22,020         19,931       3,992          --         --          --
----------------------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN TEMPLETON ALLOCATION
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $  7.45      $  5.90       $   9.50          --          --         --          --
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            77,428       73,834         36,003          --          --         --          --
----------------------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO MERGERS AND ACQUISITIONS
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $ 11.44      $  9.97       $  11.77    $  11.57    $  10.48         --          --
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             2,904        2,617          2,502       1,759         442         --          --
----------------------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO SMALL COMPANY VALUE
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $ 26.51      $ 19.06       $  27.94    $  26.00    $  22.24    $ 21.68          --
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             4,361        4,032          3,011       1,796         802         76          --
----------------------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL BOND PLUS
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $ 11.19      $ 11.16       $  10.65    $   9.91    $   9.74         --          --
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             9,976        8,932          4,959       2,013         172         --          --
----------------------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL MULTI-SECTOR EQUITY
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $ 21.26      $ 14.40       $  34.34    $  24.59    $  18.24    $ 13.97     $ 11.48
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            10,747        9,040          8,306       6,050       3,408      1,047          46
----------------------------------------------------------------------------------------------------------------------------------
 EQ/INTERMEDIATE GOVERNMENT BOND INDEX
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $ 10.51      $ 10.94       $  10.74    $  10.22    $  10.07    $ 10.12     $ 10.09
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             6,213        5,624          2,177       1,691       1,398        905          69
----------------------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL CORE PLUS
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $ 13.80      $ 10.36       $  19.11    $  16.87    $  14.38    $ 12.48     $ 11.17
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            12,800       12,557         12,092      11,624       7,243      3,564         178
----------------------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL GROWTH
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $ 12.85      $  9.52       $  16.21    $  14.18    $  11.48         --          --
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             5,774        4,806          3,860       1,674         373         --          --
----------------------------------------------------------------------------------------------------------------------------------
 EQ/JPMORGAN VALUE OPPORTUNITIES
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $ 10.84      $  8.33       $  14.06    $  14.47    $  12.22    $ 11.96     $ 10.97
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             2,250        2,028          2,094       1,769       1,018        473          42
----------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP CORE PLUS
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $ 10.61      $  8.53       $  13.85    $  13.56    $  12.21    $ 11.58     $ 10.57
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             1,676        1,341          1,364       1,455       1,271        643          69
----------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH INDEX
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $ 11.47      $  8.57       $  13.66    $  12.19    $  12.46    $ 11.02     $ 10.34
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             4,165        4,045          3,311       2,506       1,386        595          44
----------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH PLUS
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $ 11.81      $  8.90       $  14.66    $  12.89    $  12.16    $ 11.34     $ 10.24
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             2,475        2,429          2,960       1,215         705        369          29
----------------------------------------------------------------------------------------------------------------------------------


A-11   Appendix I: Condensed financial information

    To receive this document electronically, sign up for e-delivery today at
                           www.axa-equitable.com/green



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009. (CONTINUED)



----------------------------------------------------------------------------------------------------------------------------------
                                                                          FOR THE YEARS ENDING DECEMBER 31,
                                               -----------------------------------------------------------------------------------
                                                   2009        2008          2007       2006        2005        2004        2003
----------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE INDEX
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $  5.16      $  4.40       $  10.34    $  11.17     $ 10.63         --          --
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             6,971        6,687          7,005       5,957         563         --          --
----------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE PLUS
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $  9.36      $  7.90       $  14.17    $  15.10     $ 12.65    $ 12.20     $ 10.93
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            15,820       17,618         19,894      14,100       9,522      5,080         310
----------------------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT GROWTH AND INCOME
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $  8.99      $  7.74       $  12.41    $  12.19     $ 10.58         --          --
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             4,379        3,958          3,773       3,163         874         --          --
----------------------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT LARGE CAP CORE
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $ 10.66      $  8.63       $  12.71    $  11.68     $ 10.54         --          --
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             4,065        2,823          1,698       1,248         527         --          --
----------------------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP INDEX
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $ 10.54      $  7.86       $  15.77    $  14.84     $ 13.53    $ 12.93     $ 11.33
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            10,675       10,589         10,337       8,706       5,920      3,260         291
----------------------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP VALUE PLUS
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $ 11.92      $  8.92       $  15.00    $  15.51     $ 14.02    $ 12.80     $ 11.04
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            19,394        5,726          6,668       6,490       4,526      2,213         149
----------------------------------------------------------------------------------------------------------------------------------
 EQ/MONEY MARKET
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $ 10.42      $ 10.59       $  10.55    $  10.24     $  9.97    $  9.87     $  9.96
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            19,099       26,885          8,854       4,632       2,041      1,005          42
----------------------------------------------------------------------------------------------------------------------------------
 EQ/MONTAG & CALDWELL GROWTH
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $  4.79      $  3.76       $   5.69    $   4.79     $  4.51    $  4.35          --
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             7,498        8,750          4,503       1,430         883         38          --
----------------------------------------------------------------------------------------------------------------------------------
 EQ/MUTUAL LARGE CAP EQUITY
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $  8.01      $  6.51       $  10.70    $  10.70          --         --          --
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            11,439       11,898         12,811       2,470          --         --          --
----------------------------------------------------------------------------------------------------------------------------------
 EQ/OPPENHEIMER GLOBAL
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $  9.15      $  6.71       $  11.52    $  11.08          --         --          --
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             5,394        4,013          2,779         367          --         --          --
----------------------------------------------------------------------------------------------------------------------------------
 EQ/PIMCO ULTRA SHORT BOND
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $ 10.76      $ 10.13       $  10.73    $   9.79     $  9.91         --          --
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            39,919       25,636         14,527       8,303       3,300         --          --
----------------------------------------------------------------------------------------------------------------------------------
 EQ/QUALITY BOND PLUS
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $ 10.51      $ 10.07       $  10.96    $  10.66     $ 10.44    $ 10.40     $ 10.20
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             9,834        4,558          4,138       3,340       2,303      1,119          95
----------------------------------------------------------------------------------------------------------------------------------
 EQ/SMALL COMPANY INDEX
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $ 11.42      $  9.21       $  14.21    $  14.72     $ 12.72    $ 12.40     $ 10.71
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             7,505        4,820          4,773       4,061       2,210      1,215          79
----------------------------------------------------------------------------------------------------------------------------------
 EQ/T.ROWE PRICE GROWTH STOCK
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $ 13.12      $  9.36       $  16.46    $  15.61     $ 16.53    $ 16.17          --
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             5,286        3,779          3,120         907         526         22          --
----------------------------------------------------------------------------------------------------------------------------------
 EQ/TEMPLETON GLOBAL EQUITY
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $  8.03      $  6.28       $  10.79    $  10.75          --         --          --
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             8,585        9,057         10,518       2,001          --         --          --
----------------------------------------------------------------------------------------------------------------------------------
 EQ/UBS GROWTH AND INCOME
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $  4.66      $  3.58       $   6.07    $   6.10     $  5.43    $  5.07          --
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             2,887        3,308          3,079       2,346         952         71          --
----------------------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN COMSTOCK
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $  8.91      $  7.05       $  11.38    $  11.86     $ 10.41         --          --
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            10,345       10,821          9,921       7,856       2,852         --          --
----------------------------------------------------------------------------------------------------------------------------------


                              Appendix I: Condensed financial information   A-12

    To receive this document electronically, sign up for e-delivery today at
                           www.axa-equitable.com/green



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009. (CONTINUED)



----------------------------------------------------------------------------------------------------------------------------------
                                                                          FOR THE YEARS ENDING DECEMBER 31,
                                               -----------------------------------------------------------------------------------
                                                   2009        2008          2007       2006        2005        2004        2003
----------------------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN MID CAP GROWTH
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $  12.78     $  8.28       $ 15.97     $ 13.27      $ 12.35         --          --
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              7,909       6,915         5,059       2,350          533         --          --
----------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER AGGRESSIVE EQUITY
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $  10.03     $  7.43       $ 14.17     $ 12.93      $ 12.51    $ 11.75     $ 10.66
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              5,825       1,350         1,191         976          442        210          15
----------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER CORE BOND
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $  11.90     $ 11.17       $ 11.08     $ 10.61      $ 10.39    $ 10.38     $ 10.16
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             19,288      11,031         6,566       5,315        4,566      2,210         301
----------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER INTERNATIONAL EQUITY
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $  13.36     $ 10.46       $ 20.15     $ 18.23      $ 14.79    $ 13.02     $ 11.23
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              8,035       7,867         7,136       5,220        2,536      1,127          65
----------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP CORE EQUITY
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $  10.71     $  8.22       $ 13.82     $ 13.38      $ 11.98    $ 11.41     $ 10.58
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              2,563       1,797         1,624       1,487        1,016        456          20
----------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP GROWTH
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $   9.01     $  6.71       $ 12.49     $ 11.42      $ 11.59    $ 10.97     $ 10.45
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              3,935       3,987         3,875       3,137        2,204      1,141          59
----------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP VALUE
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $  11.67     $  9.65       $ 15.69     $ 15.40      $ 13.12    $ 12.46     $ 11.07
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              6,264       6,951         6,335       5,165        3,109      1,455          59
----------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP GROWTH
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $  11.32     $  8.12       $ 14.63     $ 13.30      $ 12.33    $ 11.57     $ 10.53
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              4,627       4,317         3,883       3,570        2,515      1,381          97
----------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP VALUE
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $  13.06     $  9.20       $ 14.60     $ 14.83      $ 13.15    $ 12.45     $ 10.99
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              4,569       4,175         4,025       3,627        2,566      1,506         103
----------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MULTI-SECTOR BOND
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $  10.21     $  9.46       $ 12.58     $ 12.40      $ 11.47    $ 11.32     $ 10.59
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              8,522       6,601         7,716       6,956        5,292      3,135         282
----------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP GROWTH
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $   6.59     $  4.98       $  8.75     $  8.58      $  7.91    $  7.49          --
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              7,464       6,845         6,231       3,530        1,416         31          --
----------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP VALUE
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $   9.97     $  8.02       $ 13.12     $ 14.80      $ 12.96    $ 12.59     $ 10.93
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              6,164       6,403         7,224       7,719        5,307      2,979         191
----------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER TECHNOLOGY
----------------------------------------------------------------------------------------------------------------------------------
  Unit value                                    $  11.59     $  7.44       $ 14.29     $ 12.29      $ 11.65    $ 10.64     $ 10.31
----------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              5,856       4,301         3,743       2,164        1,431        675          35
----------------------------------------------------------------------------------------------------------------------------------



A-13   Appendix I: Condensed financial information

    To receive this document electronically, sign up for e-delivery today at
                           www.axa-equitable.com/green

The unit values and number of units outstanding shown below are for contracts offered under Separate Account No. 49 with the same daily asset charges of 1.70%.


UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.



------------------------------------------------------------------------------------------------------------------
                                                                          FOR THE YEARS ENDING DECEMBER 31,
                                                                   -----------------------------------------------
                                                                      2009        2008          2007       2006
------------------------------------------------------------------------------------------------------------------
 AXA AGGRESSIVE ALLOCATION
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  11.26     $  9.00       $  15.05    $  14.43
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                 8,367       8,484          6,377       3,109
------------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE ALLOCATION
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  11.11     $ 10.29       $  11.76    $  11.31
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                 7,276       5,824          2,454       1,800
------------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE-PLUS ALLOCATION
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  11.05     $  9.82       $  12.40    $  11.96
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                 4,925       4,505          2,753       3,022
------------------------------------------------------------------------------------------------------------------
 AXA MODERATE ALLOCATION
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  41.22     $ 35.84       $  48.27    $  46.21
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                 4,527       4,019          3,098       2,325
------------------------------------------------------------------------------------------------------------------
 AXA MODERATE-PLUS ALLOCATION
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  11.62     $  9.69       $  14.45    $  13.82
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                27,631      27,177         23,506      14,705
------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN INTERNATIONAL
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  11.74     $  9.40       $  19.41    $  17.67
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                 1,714       1,924          2,236       1,508
------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN SMALL CAP GROWTH
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  14.61     $ 10.96       $  20.14    $  17.56
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                   346         421            443         462
------------------------------------------------------------------------------------------------------------------
 EQ/AXA FRANKLIN SMALL CAP VALUE CORE
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $   8.01     $  6.36       $   9.71    $  10.81
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                   380         377            421          38
------------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK BASIC VALUE EQUITY
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  18.56     $ 14.49       $  23.24    $  23.37
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                   880         834            842         856
------------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK INTERNATIONAL VALUE
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  17.19     $ 13.43       $  23.97    $  22.13
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                   984       1,000          1,136       1,052
------------------------------------------------------------------------------------------------------------------
 EQ/BOSTON ADVISORS EQUITY INCOME
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $   4.90     $  4.47       $   6.71    $   6.59
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                   611         730            571         504
------------------------------------------------------------------------------------------------------------------
 EQ/CALVERT SOCIALLY RESPONSIBLE
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $   6.72     $  5.23       $   9.71    $   8.81
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                   265         286            373         353
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
                                                                          FOR THE YEARS ENDING DECEMBER 31,
                                                                  ------------------------------------------------
                                                                      2005        2004          2003       2002
------------------------------------------------------------------------------------------------------------------
 AXA AGGRESSIVE ALLOCATION
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $ 12.45      $ 11.72       $ 10.66          --
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                 1,519          656            32          --
------------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE ALLOCATION
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $ 10.82      $ 10.74       $ 10.30          --
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                 1,000          281             1          --
------------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE-PLUS ALLOCATION
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $ 11.19      $ 11.02       $ 10.41          --
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                 2,176          414            84          --
------------------------------------------------------------------------------------------------------------------
 AXA MODERATE ALLOCATION
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $ 42.61      $ 41.36       $ 38.70     $ 33.05
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                 1,725          893           383          86
------------------------------------------------------------------------------------------------------------------
 AXA MODERATE-PLUS ALLOCATION
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $ 12.28      $ 11.71       $ 10.66          --
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                 6,917        2,788            46          --
------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN INTERNATIONAL
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $ 14.55      $ 12.84       $ 11.05     $  8.32
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                 1,037          649           530         142
------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN SMALL CAP GROWTH
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $ 16.39      $ 14.95       $ 13.34     $  9.63
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                   372          312           478         121
------------------------------------------------------------------------------------------------------------------
 EQ/AXA FRANKLIN SMALL CAP VALUE CORE
------------------------------------------------------------------------------------------------------------------
  Unit value                                                             --           --            --          --
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                    --           --            --          --
------------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK BASIC VALUE EQUITY
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $ 19.66      $ 19.43       $ 17.87     $ 13.86
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                   849          802           502         184
------------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK INTERNATIONAL VALUE
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $ 17.91      $ 16.44       $ 13.75     $ 10.92
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                   782          522           441         161
------------------------------------------------------------------------------------------------------------------
 EQ/BOSTON ADVISORS EQUITY INCOME
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $  5.78      $  5.54            --          --
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                   326           15            --          --
------------------------------------------------------------------------------------------------------------------
 EQ/CALVERT SOCIALLY RESPONSIBLE
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $  8.51      $  7.96       $  7.82     $  6.22
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                   314          204           249          42
------------------------------------------------------------------------------------------------------------------


                              Appendix I: Condensed financial information   A-14

    To receive this document electronically, sign up for e-delivery today at
                           www.axa-equitable.com/green



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009. (CONTINUED)



------------------------------------------------------------------------------------------------------------------
                                                                          FOR THE YEARS ENDING DECEMBER 31,
                                                                   -----------------------------------------------
                                                                      2009        2008          2007       2006
------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN GROWTH
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 10.09      $   7.70      $  13.14    $  12.67
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                1,490         1,426         1,289       1,484
------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN RESEARCH
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  9.74      $   7.54      $  12.71    $  12.72
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                2,196         2,528         3,063       1,393
------------------------------------------------------------------------------------------------------------------
 EQ/COMMON STOCK INDEX
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $169.68      $ 134.51      $ 243.48    $ 239.38
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                   60            63            65          73
------------------------------------------------------------------------------------------------------------------
 EQ/CORE BOND INDEX
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 12.71      $  12.59      $  14.07    $  13.88
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                1,504         1,216         1,473       1,477
------------------------------------------------------------------------------------------------------------------
 EQ/DAVIS NEW YORK VENTURE
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  8.61      $   6.60      $  11.05    $  10.84
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                1,601         1,517         1,189         216
------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY 500 INDEX
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 22.52      $  18.20      $  29.54    $  28.64
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                1,432         1,308         1,547       1,418
------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY GROWTH PLUS
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 13.33      $  10.61      $  18.08    $  16.13
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                2,904         3,228         3,346       2,714
------------------------------------------------------------------------------------------------------------------
 EQ/EVERGREEN OMEGA
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  9.31      $   6.75      $   9.49    $   8.67
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                  537           353           249         215
------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN CORE BALANCED
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  8.99      $   7.01      $  10.45    $  10.42
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                1,908         1,649         1,574         368
------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN TEMPLETON ALLOCATION
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  7.44      $   5.89      $   9.49          --
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                4,971         5,195         2,805          --
------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO MERGERS AND ACQUISITIONS
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 11.41      $   9.95      $  11.75    $  11.56
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                  248           305           337         193
------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO SMALL COMPANY VALUE
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 26.23      $  18.86      $  27.67    $  25.76
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                  666           610           618         233
------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL BOND PLUS
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 11.16      $  11.14      $  10.64    $   9.90
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                1,037         1,063           476         185
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
                                                                          FOR THE YEARS ENDING DECEMBER 31,
                                                                  ------------------------------------------------
                                                                      2005        2004          2003       2002
------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN GROWTH
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $  12.00     $  11.62     $  11.20    $   9.19
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                    351          160          164          40
------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN RESEARCH
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $  11.55     $  11.08     $  10.16    $   7.86
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                  1,585        1,200          776         200
------------------------------------------------------------------------------------------------------------------
 EQ/COMMON STOCK INDEX
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $ 219.99     $ 214.55     $ 191.26    $ 130.09
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                     73           64           29           9
------------------------------------------------------------------------------------------------------------------
 EQ/CORE BOND INDEX
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $  13.57     $  13.50     $  13.20    $  12.99
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                  1,527        1,343        1,175         441
------------------------------------------------------------------------------------------------------------------
 EQ/DAVIS NEW YORK VENTURE
------------------------------------------------------------------------------------------------------------------
  Unit value                                                              --           --           --          --
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                     --           --           --          --
------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY 500 INDEX
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $  25.31     $  24.66     $  22.76    $  18.11
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                  1,604        1,386        1,074         399
------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY GROWTH PLUS
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $  15.01     $  13.79     $  12.69    $   9.85
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                  2,354        1,938        1,510         386
------------------------------------------------------------------------------------------------------------------
 EQ/EVERGREEN OMEGA
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $   8.33     $   8.15     $   7.75    $   5.70
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                    280          377          218          32
------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN CORE BALANCED
------------------------------------------------------------------------------------------------------------------
  Unit value                                                              --           --           --          --
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                     --           --           --          --
------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN TEMPLETON ALLOCATION
------------------------------------------------------------------------------------------------------------------
  Unit value                                                              --           --           --          --
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                     --           --           --          --
------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO MERGERS AND ACQUISITIONS
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $  10.48           --           --          --
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                     77           --           --          --
------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO SMALL COMPANY VALUE
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $  22.05     $  21.50           --          --
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                     79            9           --          --
------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL BOND PLUS
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $   9.74           --           --          --
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                      8           --           --          --
------------------------------------------------------------------------------------------------------------------


A-15   Appendix I: Condensed financial information

    To receive this document electronically, sign up for e-delivery today at
                           www.axa-equitable.com/green



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009. (CONTINUED)



------------------------------------------------------------------------------------------------------------------
                                                                          FOR THE YEARS ENDING DECEMBER 31,
                                                                   -----------------------------------------------
                                                                      2009        2008          2007       2006
------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL MULTI-SECTOR EQUITY
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 15.74      $ 10.67       $ 25.45      $ 18.23
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                1,600        1,528         1,726        1,239
------------------------------------------------------------------------------------------------------------------
 EQ/INTERMEDIATE GOVERNMENT BOND INDEX
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 18.41      $ 19.16       $ 18.82      $ 17.92
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                  875          948           404          376
------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL CORE PLUS
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 11.54      $  8.68       $ 16.01      $ 14.13
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                2,278        2,341         2,289        3,208
------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL GROWTH
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 12.82      $  9.50       $ 16.18      $ 14.17
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                  777          796           665          269
------------------------------------------------------------------------------------------------------------------
 EQ/JPMORGAN VALUE OPPORTUNITIES
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 11.61      $  8.93       $ 15.08      $ 15.53
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                  275          280           288          351
------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP CORE PLUS
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  8.03      $  6.46       $ 10.50      $ 10.28
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                  367          389           458          510
------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH INDEX
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  6.39      $  4.78       $  7.62      $  6.80
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                1,047        1,004         1,050        1,042
------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH PLUS
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 13.34      $ 10.06       $ 16.57      $ 14.58
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                  249          298           492          192
------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE INDEX
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  5.15      $  4.39       $ 10.32      $ 11.17
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                  868          847           809          532
------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE PLUS
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 10.76      $  9.09       $ 16.31      $ 17.38
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                2,313        2,668         3,123        2,507
------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT GROWTH AND INCOME
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  8.97      $  7.73       $ 12.39      $ 12.18
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                  344          351           369          308
------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT LARGE CAP CORE
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 10.63      $  8.62       $ 12.70      $ 11.67
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                  455          425           442          196
------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP INDEX
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  8.92      $  6.66       $ 13.35      $ 12.57
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                1,781        1,863         2,166        1,890
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
                                                                          FOR THE YEARS ENDING DECEMBER 31,
                                                                  ------------------------------------------------
                                                                      2005        2004          2003       2002
------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL MULTI-SECTOR EQUITY
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $ 13.53      $ 10.37      $  8.53      $  5.56
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                   755          609          457           69
------------------------------------------------------------------------------------------------------------------
 EQ/INTERMEDIATE GOVERNMENT BOND INDEX
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $ 17.67      $ 17.76      $ 17.72      $ 17.65
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                   481          416          458          259
------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL CORE PLUS
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $ 12.06      $ 10.47      $  9.38      $  7.19
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                 2,337        1,926        1,026          282
------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL GROWTH
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $ 11.47           --           --           --
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                    56           --           --           --
------------------------------------------------------------------------------------------------------------------
 EQ/JPMORGAN VALUE OPPORTUNITIES
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $ 13.12      $ 12.84      $ 11.78      $  9.45
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                   347          370          307          128
------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP CORE PLUS
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $  9.26      $  8.79      $  8.03      $  6.69
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                   603          610          598          229
------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH INDEX
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $  6.96      $  6.16      $  5.78      $  4.77
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                 1,055          981          856          341
------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH PLUS
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $ 13.76      $ 12.84      $ 11.60      $  9.12
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                   184          149           93           38
------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE INDEX
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $ 10.63           --           --           --
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                   144           --           --           --
------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE PLUS
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $ 14.57      $ 14.06      $ 12.60      $  9.96
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                 2,363        2,169        1,481          530
------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT GROWTH AND INCOME
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $ 10.57           --           --           --
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                    83           --           --           --
------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT LARGE CAP CORE
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $ 10.54           --           --           --
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                    84           --           --           --
------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP INDEX
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $ 11.47      $ 10.97      $  9.62      $  6.81
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                 1,556        1,391          883          285
------------------------------------------------------------------------------------------------------------------


                              Appendix I: Condensed financial information   A-16

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UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009. (CONTINUED)



------------------------------------------------------------------------------------------------------------------
                                                                          FOR THE YEARS ENDING DECEMBER 31,
                                                                   -----------------------------------------------
                                                                      2009        2008          2007       2006
------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP VALUE PLUS
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 13.01      $  9.74       $ 16.40      $ 16.96
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                2,158          902         1,069        1,156
------------------------------------------------------------------------------------------------------------------
 EQ/MONEY MARKET
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 27.28      $ 27.75       $ 27.65      $ 26.86
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                1,227        1,943         1,051        1,102
------------------------------------------------------------------------------------------------------------------
 EQ/MONTAG & CALDWELL GROWTH
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  4.77      $  3.74       $  5.66      $  4.77
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                1,099        1,560           657           83
------------------------------------------------------------------------------------------------------------------
 EQ/MUTUAL LARGE CAP EQUITY
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  8.00      $  6.50       $ 10.69      $ 10.70
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                1,402        1,644         1,727          258
------------------------------------------------------------------------------------------------------------------
 EQ/OPPENHEIMER GLOBAL
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  9.14      $  6.71       $ 11.51      $ 11.08
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                  860          786           674           83
------------------------------------------------------------------------------------------------------------------
 EQ/PIMCO ULTRA SHORT BOND
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 10.73      $ 10.11       $ 10.72      $  9.78
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                3,673        2,525         1,235          730
------------------------------------------------------------------------------------------------------------------
 EQ/QUALITY BOND PLUS
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 15.38      $ 14.75       $ 16.06      $ 15.63
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                1,133          502           626          590
------------------------------------------------------------------------------------------------------------------
 EQ/SMALL COMPANY INDEX
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 12.86      $ 10.37       $ 16.02      $ 16.60
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                1,024          720           713          744
------------------------------------------------------------------------------------------------------------------
 EQ/T. ROWE PRICE GROWTH STOCK
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 12.98      $  9.26       $ 16.30      $ 15.46
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                  610          421           401           47
------------------------------------------------------------------------------------------------------------------
 EQ/TEMPLETON GLOBAL EQUITY
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  8.02      $  6.27       $ 10.78      $ 10.75
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                  735          848           853          178
------------------------------------------------------------------------------------------------------------------
 EQ/UBS GROWTH AND INCOME
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  4.63      $  3.56       $  6.04      $  6.07
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                  166          153            89          104
------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN COMSTOCK
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  8.89      $  7.04       $ 11.36      $ 11.85
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                  490          545           539          602
------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN MID CAP GROWTH
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 12.75      $  8.26       $ 15.95      $ 13.26
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                  885          695           782          297
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
                                                                          FOR THE YEARS ENDING DECEMBER 31,
                                                                  ------------------------------------------------
                                                                      2005        2004          2003       2002
------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP VALUE PLUS
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $ 15.34      $ 14.02      $ 12.10      $  9.24
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                 1,107        1,007          636          237
------------------------------------------------------------------------------------------------------------------
 EQ/MONEY MARKET
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $ 26.15      $ 25.92      $ 26.17      $ 26.47
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                   845          349          434          630
------------------------------------------------------------------------------------------------------------------
 EQ/MONTAG & CALDWELL GROWTH
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $  4.49      $  4.34           --           --
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                    72           22           --           --
------------------------------------------------------------------------------------------------------------------
 EQ/MUTUAL LARGE CAP EQUITY
------------------------------------------------------------------------------------------------------------------
  Unit value                                                             --           --           --           --
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                    --           --           --           --
------------------------------------------------------------------------------------------------------------------
 EQ/OPPENHEIMER GLOBAL
------------------------------------------------------------------------------------------------------------------
  Unit value                                                             --           --           --           --
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                    --           --           --           --
------------------------------------------------------------------------------------------------------------------
 EQ/PIMCO ULTRA SHORT BOND
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $  9.91           --           --           --
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                   286           --           --           --
------------------------------------------------------------------------------------------------------------------
 EQ/QUALITY BOND PLUS
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $ 15.31      $ 15.27      $ 14.97      $ 14.71
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                   573          555          512          198
------------------------------------------------------------------------------------------------------------------
 EQ/SMALL COMPANY INDEX
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $ 14.35      $ 14.00      $ 12.10      $  8.44
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                   596          575          449          122
------------------------------------------------------------------------------------------------------------------
 EQ/T. ROWE PRICE GROWTH STOCK
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $ 16.39      $ 16.03           --           --
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                    41            6           --           --
------------------------------------------------------------------------------------------------------------------
 EQ/TEMPLETON GLOBAL EQUITY
------------------------------------------------------------------------------------------------------------------
  Unit value                                                             --           --           --           --
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                    --           --           --           --
------------------------------------------------------------------------------------------------------------------
 EQ/UBS GROWTH AND INCOME
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $  5.41      $  5.05           --           --
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                    69           --           --           --
------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN COMSTOCK
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $ 10.40           --           --           --
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                   296           --           --           --
------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN MID CAP GROWTH
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $ 12.34           --           --           --
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                   179           --           --           --
------------------------------------------------------------------------------------------------------------------


A-17   Appendix I: Condensed financial information

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                           www.axa-equitable.com/green



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009. (CONTINUED)



------------------------------------------------------------------------------------------------------------------
                                                                          FOR THE YEARS ENDING DECEMBER 31,
                                                                   -----------------------------------------------
                                                                      2009        2008          2007       2006
------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER AGGRESSIVE EQUITY
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 42.88      $ 31.77       $ 60.62      $ 55.37
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                  144           53            56           47
------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER CORE BOND
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 12.66      $ 11.89       $ 11.80      $ 11.30
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                3,238        3,511         1,494        2,030
------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER INTERNATIONAL EQUITY
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 12.18      $  9.54       $ 18.39      $ 16.64
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                  967          951         1,047        1,030
------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP CORE EQUITY
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  9.68      $  7.43       $ 12.50      $ 12.11
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                  452          447           473          453
------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP GROWTH
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  7.46      $  5.56       $ 10.35      $  9.47
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                  747          840           881        1,014
------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP VALUE
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 10.67      $  8.83       $ 14.37      $ 14.10
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                  860          921         1,210        1,363
------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP GROWTH
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  9.13      $  6.55       $ 11.81      $ 10.74
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                  810          813           934        1,035
------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP VALUE
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 12.02      $  8.47       $ 13.46      $ 13.68
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                  803          727           805        1,010
------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MULTI-SECTOR BOND
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 24.86      $ 23.07       $ 30.68      $ 30.26
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                  663          523           526          758
------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP GROWTH
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  6.55      $  4.95       $  8.71      $  8.54
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                  786          687           788          475
------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP VALUE
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 12.81      $ 10.31       $ 16.88      $ 19.05
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                  586          666           748        1,201
------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER TECHNOLOGY
------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  9.80      $  6.29       $ 12.10      $ 10.41
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                  766          462           597          350
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
                                                                          FOR THE YEARS ENDING DECEMBER 31,
                                                                  ------------------------------------------------
                                                                      2005        2004          2003       2002
------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER AGGRESSIVE EQUITY
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $ 53.59      $ 50.38      $ 45.72      $ 33.82
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                    25           28           10            4
------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER CORE BOND
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $ 11.08      $ 11.07      $ 10.84      $ 10.63
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                 1,611        1,424        1,202          628
------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER INTERNATIONAL EQUITY
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $ 13.51      $ 11.90      $ 10.27      $  7.78
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                   783          806          360          135
------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP CORE EQUITY
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $ 10.85      $ 10.34      $  9.59      $  7.61
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                   353          272          238          104
------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP GROWTH
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $  9.62      $  9.10      $  8.68      $  6.76
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                   980          876          792          408
------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP VALUE
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $ 12.02      $ 11.42      $ 10.15      $  7.88
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                 1,238        1,242          726          316
------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP GROWTH
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $  9.96      $  9.35      $  8.52      $  6.18
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                 1,075        1,055          731          292
------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP VALUE
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $ 12.13      $ 11.49      $ 10.15      $  7.34
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                   876        1,011          560          206
------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MULTI-SECTOR BOND
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $ 28.00      $ 27.64      $ 25.87      $ 21.48
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                   755          771          557          125
------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP GROWTH
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $  7.89      $  7.46           --           --
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                   242           59           --           --
------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP VALUE
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $ 16.69      $ 16.22      $ 14.09      $ 10.43
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                   991          884          641          270
------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER TECHNOLOGY
------------------------------------------------------------------------------------------------------------------
  Unit value                                                        $  9.87      $  9.02      $  8.74      $  5.64
------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                                   311          306           98           14
------------------------------------------------------------------------------------------------------------------


                              Appendix I: Condensed financial information   A-18

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Appendix II: Purchase considerations for QP contracts*


--------------------------------------------------------------------------------


This information is provided for historical purposes only. The contracts are no longer available to new purchasers.

Trustees who are considering the purchase of an Accumulator(R) Series QP contract should discuss with their tax and ERISA advisers whether this is an appropriate investment vehicle for the employer's plan. There are significant suitability issues in the purchase of an Accumulator(R) Series QP contract in a defined benefit plan. Trustees should consider whether the plan provisions permit the investment of plan assets in the QP contract, the distribution of such an annuity, the purchase of the Guaranteed minimum income benefit and other guaranteed benefits, and the payment of death benefits in accordance with the requirements of the federal income tax rules. The QP contract and this Prospectus should be reviewed in full, and the following factors, among others, should be noted. Assuming continued plan qualification and operation, earnings on qualified plan assets will accumulate value on a tax-deferred basis even if the plan is not funded by the Accumulator(R) Series QP contract or another annuity contract. Therefore, you should purchase an Accumulator(R) Series QP contract to fund a plan for the contract's features and benefits other than tax deferral, after considering the relative costs and benefits of annuity contracts and other types of arrangements and funding vehicles.


This QP contract accepts only transfer contributions from other investments within an existing qualified plan trust. We will not accept ongoing payroll contributions or contributions directly from the employer. For 401(k) plans, no employee after-tax contributions are accepted. A "designated Roth contribution account" is not available in the QP contract. Checks written on accounts held in the name of the employer instead of the plan or the trustee will not be accepted. Only one additional transfer contribution may be made per contract year. The maximum contribution age is 75 (70, under Accumulator(R) PlusSM contracts), or if later, the first contract date anniversary.

If amounts attributable to an excess or mistaken contribution must be withdrawn, any or all of the following may apply: (1) withdrawal charges; (2) market value adjustments; or (3) benefit base adjustments to an optional benefit. If in a defined benefit plan the plan's actuary determines that an overfunding in the QP contract has occurred, then any transfers of plan assets out of the QP contract may also result in withdrawal charges, market value adjustments or benefit base adjustments on the amount being transferred.

In order to purchase the QP contract for a defined benefit plan, the plan's actuary will be required to determine a current dollar value of each plan participant's accrued benefit so that individual contracts may be established for each plan participant. We do not permit defined contribution or defined benefit plans to pool plan assets attributable to the accrued benefits of multiple plan participants.

For defined benefit plans, the maximum percentage of actuarial value of the plan participant's normal retirement benefit that can be funded by a QP contract is 80%. The account value under a QP contract may at any time be more or less than the lump sum actuarial equivalent of the accrued benefit for a defined benefit plan participant. AXA Equitable does not guarantee that the account value under a QP contract will at any time equal the actuarial value of 80% of a participant/employee's accrued benefit.


Also, for defined benefit plans, trustee owners will not be able to transfer ownership of the contract to an employee after the employee separates from service. All payments under the contract will be made to the trustee owner.

AXA Equitable will not perform or provide any plan recordkeeping services with respect to the QP contracts. The plan's administrator will be solely responsible for performing or providing for all such services. There is no loan feature offered under the QP contracts, so if the plan provides for loans and a participant takes a loan from the plan, other plan assets must be used as the source of the loan and any loan repayments must be credited to other investment vehicles and/or accounts available under the plan. AXA Equitable will never make payments under a QP contract to any person other than the trustee owner.


Given that required minimum distributions must generally commence from the plan for annuitants after age 70-1/2, trustees should consider:

o whether required minimum distributions under QP contracts would cause withdrawals in excess of 6-1/2% (or 6%, as applicable) of the Guaranteed minimum income benefit Roll-Up benefit base;

o that provisions in the Treasury Regulations on required minimum distributions require that the actuarial present value of additional annuity contract benefits be added to the dollar amount credited for purposes of calculating required minimum distributions. This could increase the amounts required to be distributed; and

o that if the Guaranteed minimum income benefit is automatically exercised as a result of the no lapse guarantee, payments will be made to the trustee.

Finally, because the method of purchasing the QP contract, including the large initial contribution, and the features of the QP contract may appeal more to plan participants who are older and tend to be highly paid, and because certain features of the QP contract are available only to plan participants who meet certain minimum and/or maximum age requirements, plan trustees should discuss with their advisers whether the purchase of the QP contract would cause the plan to engage in prohibited discrimination in contributions, benefits or otherwise.

* QP contracts are available for Accumulator(R), Accumulator(R) Plus(SM) and Accumulator(R) Elite(SM) contracts owners only.


B-1   Appendix II: Purchase considerations for QP contracts

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Appendix III: Market value adjustment example

--------------------------------------------------------------------------------


The example below shows how the market value adjustment would be determined and how it would be applied to a withdrawal, assuming that $100,000 was allocated on February 16, 2010 to a fixed maturity option with a maturity date of February 16, 2018 (eight years later) at a hypothetical rate to maturity of 7.00% ("h" in the calculations below), resulting in a maturity value of $171,882 on the maturity date. We further assume that a withdrawal of $50,000, including any applicable withdrawal charge, is made four years later on February 16, 2014(a). Please note that withdrawal charges do not apply to Accumulator(R) Select(SM) contracts.



------------------------------------------------------------------------------------------------------
                                                                                HYPOTHETICAL ASSUMED
                                                                                  RATE TO MATURITY
                                                                              ("J" IN THE CALCULATIONS
                                                                                       BELOW)
                                                                                 FEBRUARY 16, 2014
                                                                             -------------------------
                                                                                 5.00%        9.00%
------------------------------------------------------------------------------------------------------
 AS OF FEBRUARY 16, 2014 BEFORE WITHDRAWAL
------------------------------------------------------------------------------------------------------
(1) Market adjusted amount(b)                                                  $141,389     $121,737
------------------------------------------------------------------------------------------------------
(2) Fixed maturity amount(c)                                                   $131,104     $131,104
------------------------------------------------------------------------------------------------------
(3) Market value adjustment: (1) - (2)                                         $ 10,285     $ (9,367)
------------------------------------------------------------------------------------------------------
 ON FEBRUARY 16, 2014 AFTER $50,000 WITHDRAWAL
------------------------------------------------------------------------------------------------------
(4) Portion of market value adjustment associated with the withdrawal:
    (3) x [$50,000/(1)]                                                        $  3,637     $ (3,847)
------------------------------------------------------------------------------------------------------
(5) Portion of fixed maturity associated with the withdrawal: $50,000 - (4)    $ 46,363     $ 53,847
------------------------------------------------------------------------------------------------------
(6) Market adjusted amount: (1) - $50,000                                      $ 91,389     $ 71,737
------------------------------------------------------------------------------------------------------
(7) Fixed maturity amount: (2) - (5)                                           $ 84,741     $ 77,257
------------------------------------------------------------------------------------------------------
(8) Maturity value(d)                                                          $111,099     $101,287
------------------------------------------------------------------------------------------------------


You should note that in this example, if a withdrawal is made when rates have increased from 7.00% to 9.00% (right column), a portion of a negative market value adjustment is realized. On the other hand, if a withdrawal is made when rates have decreased from 7.00% to 5.00% (left column), a portion of a positive market value adjustment is realized.

Notes:

(a) Number of days from the withdrawal date to the maturity date = D = 1,461

(b) Market adjusted amount is based on the following calculation:

      Maturity value               $171,882
    ------------------     =    --------------       where j is either 5% or 9%
       (1+j)(D/365)            (1+j)(1,461/365)

(c) Fixed maturity amount is based on the following calculation:

      Maturity value                $171,882
    ------------------     =   -------------------
      (1+h)(D/365)             (1+0.07)(1,461/365)

(d) Maturity value is based on the following calculation:

    Fixed maturity
      amount x (1+h)(D/365) = ($84,741 or $77,257) x (1+0.07)(1,461/365)



                             Appendix III: Market value adjustment example   C-1

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Appendix IV: Enhanced death benefit example

--------------------------------------------------------------------------------

The death benefit under the contracts is equal to the account value or, if greater, the enhanced death benefit, if elected.

The following illustrates the enhanced death benefit calculation for Accumulator(R), Accumulator(R) Elite(SM) and Accumulator(R) Select(SM) contracts. The enhanced death benefit calculation for Accumulator(R) Plus(SM) contracts is illustrated on the next page. Assuming $100,000 is allocated to the variable investment options (with no allocation to the EQ/Money Market, the guaranteed interest option or the fixed maturity options), no additional contributions, no transfers, no withdrawals and no loans under a Rollover TSA contract, the enhanced death benefit for an owner age 45 would be calculated as follows:

-------------------------------------------------------------------------------------------------------------------------------
  END OF
 CONTRACT                      6-1/2% ROLL-UP TO AGE 85    6% ROLL-UP TO AGE 85    ANNUAL RATCHET TO AGE 85     GWBL ENHANCED
   YEAR       ACCOUNT VALUE         BENEFIT BASE              BENEFIT BASE              BENEFIT BASE         DEATH BENEFIT BASE
-------------------------------------------------------------------------------------------------------------------------------
     1          $105,000            $  106,500 (4)            $  106,000 (6)            $  105,000 (1)          $  105,000 (7)
-------------------------------------------------------------------------------------------------------------------------------
     2          $115,500            $  113,423 (3)            $  112,360 (5)            $  115,500 (1)          $  115,500 (7)
-------------------------------------------------------------------------------------------------------------------------------
     3          $129,360            $  120,795 (3)            $  119,102 (5)            $  129,360 (1)          $  129,360 (7)
-------------------------------------------------------------------------------------------------------------------------------
     4          $103,488            $  128,647 (3)            $  126,248 (5)            $  129,360 (2)          $  135,828 (8)
-------------------------------------------------------------------------------------------------------------------------------
     5          $113,837            $  137,009 (4)            $  133,823 (6)            $  129,360 (2)          $  142,296 (8)
-------------------------------------------------------------------------------------------------------------------------------
     6          $127,497            $  145,914 (4)            $  141,852 (6)            $  129,360 (2)          $  148,764 (8)
-------------------------------------------------------------------------------------------------------------------------------
     7          $127,497            $  155,399 (4)            $  150,363 (6)            $  129,360 (2)          $  155,232 (8)
-------------------------------------------------------------------------------------------------------------------------------

The account values for contract years 1 through 7 are based on hypothetical rates of return of 5.00%, 10.00%, 12.00%, (20.00)%, 10.00%, 12.00% and 0.00%.
We are using these rates solely to illustrate how the benefit is determined. The return rates bear no relationship to past or future investment results.


ANNUAL RATCHET TO AGE 85

(1) At the end of contract years 1 through 3, the Annual Ratchet to age 85 enhanced death benefit is equal to the current account value.

(2) At the end of contract years 4 through 7, the death benefit is equal to the Annual Ratchet to age 85 enhanced death benefit at the end of the prior year since it is higher than the current account value.


GREATER OF 6-1/2% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85

The enhanced death benefit under this option for each year shown would be the greater of the amounts shown under the 6-1/2% Roll-Up to age 85 or the Annual Ratchet to age 85.

(3) At the end of contract years 2 through 4, the enhanced death benefit will be based on the Annual Ratchet to age 85.

(4) At the end of contract years 1 and 5 through 7, the enhanced death benefit will be based on the 6-1/2% Roll-Up to age 85.


GREATER OF 6% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85

The enhanced death benefit under this option for each year shown would be the greater of the amounts shown under the 6% Roll-Up to age 85 or the Annual Ratchet to age 85.

(5) At the end of contract years 2 through 4, the enhanced death benefit will be based on the Annual Ratchet to age 85.

(6) At the end of contract years 1 and 5 through 7, the enhanced death benefit will be based on the 6% Roll-Up to age 85.


GWBL ENHANCED DEATH BENEFIT

This example assumes no withdrawals. The GWBL Enhanced death benefit is a guaranteed minimum death benefit that is only available if you elect the Guaranteed withdrawal benefit for life. If you plan to take withdrawals during any of the first seven contract years, this illustration is of limited usefulness to you.

(7) At the end of contract years 1 through 3, the GWBL Enhanced death benefit is equal to the current account value.

(8) At the end of contract years 4 through 7, the GWBL Enhanced death benefit is greater than the current account value.



D-1   Appendix IV: Enhanced death benefit example

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The following illustrates the enhanced death benefit calculation for
Accumulator(R) Plus(SM) contacts. Assuming $100,000 is allocated to the variable investment options (with no allocation to the EQ/Money Market, the guaranteed interest option or the fixed maturity options), no additional contributions, no transfers, no withdrawals and no loans under a Rollover TSA contract, the enhanced death benefit for an owner age 45 would be calculated as follows:

------------------------------------------------------------------------------------------------------------------------------------
  END OF CON-                     6-1/2% ROLL-UP TO AGE 85    6% ROLL-UP TO AGE 85    ANNUAL RATCHET TO AGE 85      GWBL ENHANCED
  TRACT YEAR      ACCOUNT VALUE        DEATH BENEFIT             BENEFIT BASE              BENEFIT BASE         DEATH BENEFIT BASE
------------------------------------------------------------------------------------------------------------------------------------
       1            $109,200            $  106,500(3)            $  106,000(5)             $  109,200(1)           $  109,200(7)
------------------------------------------------------------------------------------------------------------------------------------
       2            $120,120            $  113,423(3)            $  112,360(5)             $  120,120(1)           $  120,120(7)
------------------------------------------------------------------------------------------------------------------------------------
       3            $134,534            $  120,795(3)            $  119,102(5)             $  134,534(1)           $  134,534(7)
------------------------------------------------------------------------------------------------------------------------------------
       4            $107,628            $  128,647(3)            $  126,248(5)             $  134,534(2)           $  141,261(8)
------------------------------------------------------------------------------------------------------------------------------------
       5            $118,390            $  137,009(4)            $  133,823(5)             $  134,534(2)           $  147,988(8)
------------------------------------------------------------------------------------------------------------------------------------
       6            $132,597            $  145,914(4)            $  141,852(6)             $  134,534(2)           $  154,715(8)
------------------------------------------------------------------------------------------------------------------------------------
       7            $132,597            $  155,399(4)            $  150,363(6)             $  134,534(2)           $  161,441(8)
------------------------------------------------------------------------------------------------------------------------------------

The account values for contract years 1 through 7 are based on hypothetical rates of return of 5.00%, 10.00%, 12.00%, (20.00)%, 10.00%, 12.00% and 0.00%.
We are using these rates solely to illustrate how the benefit is determined. The return rates bear no relationship to past or future investment results.


ANNUAL RATCHET TO AGE 85

(1) At the end of contract years 1 through 3, the Annual Ratchet to age 85 enhanced death benefit is equal to the current account value.

(2) At the end of contract years 4 through 7, the death benefit is equal to the Annual Ratchet to age 85 enhanced death benefit at the end of the prior year since it is higher than the current account value.


GREATER OF 6-1/2% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85

The enhanced death benefit under this option for each year shown would be the greater of the amounts shown under the 6-1/2% Roll-Up to age 85 or the Annual Ratchet to age 85.

(3) At the end of contract years 1 through 4, the enhanced death benefit will be based on the Annual Ratchet to age 85.

(4) At the end of contract years 5 through 7, the enhanced death benefit will be based on the 6-1/2% Roll-Up to age 85.


GREATER OF 6% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85

The enhanced death benefit under this option for each year shown would be the greater of the amounts shown under the 6% Roll-Up to age 85 or the Annual Ratchet to age 85.

(5) At the end of contract years 1 through 5, the enhanced death benefit will be based on the Annual Ratchet to age 85.

(6) At the end of contract years 6 and 7, the enhanced death benefit will be based on the 6% Roll-Up to age 85.


GWBL ENHANCED DEATH BENEFIT

This example assumes no withdrawals. The GWBL Enhanced death benefit is a guaranteed minimum death benefit that is only available if you elect the Guaranteed withdrawal benefit for life. If you plan to take withdrawals during any of the first seven contract years, this illustration is of limited usefulness to you.

(7) At the end of contract years 1 through 3, the GWBL Enhanced death benefit is equal to the current account value.

(8) At the end of contract years 4 through 7, the GWBL Enhanced death benefit is greater than the current account value.



                               Appendix IV: Enhanced death benefit example   D-2

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Appendix V: Hypothetical illustrations

--------------------------------------------------------------------------------

   ILLUSTRATION OF ACCOUNT VALUES, CASH VALUES AND CERTAIN GUARANTEED MINIMUM
                                    BENEFITS


The following tables illustrate the changes in account value, cash value and the values of the "Greater of 6-1/2% Roll-Up to age 85 or the Annual Ratchet to age 85" enhanced death benefit, the Earnings enhancement benefit and the Guaranteed minimum income benefit under certain hypothetical circumstances for Accumulator(R), Accumulator(R) Plus(SM), Accumulator(R) Elite(SM) and Accumulator(R) Select(SM) contracts, respectively. The table illustrates the operation of a contract based on a male, issue age 60, who makes a single $100,000 contribution and takes no withdrawals. The amounts shown are for the beginning of each contract year and assume that all of the account value is invested in Portfolios that achieve investment returns at constant gross annual rates of 0% and 6% (i.e., before any investment management fees, 12b-1 fees or other expenses are deducted from the underlying portfolio assets). After the deduction of the arithmetic average of the investment management fees, 12b-1 fees and other expenses of all of the underlying portfolios (as described below), the corresponding net annual rates of return would be (2.39)% and 3.61% for Accumulator(R) contracts; (2.64)% and 3.36% for Accumulator(R) Plus(SM) contracts; (2.74)% and 3.21% for Accumulator(R) Elite(SM) contracts; and (2.79)% and 3.21% for Accumulator(R) Select(SM) contracts at the 0% and 6% gross annual rates, respectively. These net annual rates of return reflect the trust and separate account level charges, but they do not reflect the charges we deduct from your account value annually for the enhanced death benefit, the Earnings enhancement benefit, and the Guaranteed minimum income benefit features, as well as the annual administrative charge. If the net annual rates of return did reflect these charges, the net annual rates of return shown would be lower; however, the values shown in the following tables reflect the following contract charges: the "Greater of 6-1/2% Roll-Up to age 85 or Annual Ratchet to age 85" enhanced death benefit charge, the Earnings enhancement benefit charge, the Guaranteed minimum income benefit charge and any applicable administrative charge and withdrawal charge. The values shown under "Lifetime annual guaranteed minimum income benefit" reflect the lifetime income that would be guaranteed if the Guaranteed minimum income benefit is selected at that contract date anniversary. An "N/A" in these columns indicates that the benefit is not exercisable in that year. A "0" under any of the death benefit and/or "Lifetime annual guaranteed minimum income benefit" columns indicates that the contract has terminated due to insufficient account value. However, the Guaranteed minimum income benefit has been automatically exercised, and the owner is receiving lifetime payments.

With respect to fees and expenses deducted from assets of the underlying portfolios, the amounts shown in all tables reflect (1) investment management fees equivalent to an effective annual rate of 0.58%, (2) an assumed average asset charge for all other expenses of the underlying portfolios equivalent to an effective annual rate of 0.26% and (3) 12b-1 fees equivalent to an effective annual rate of 0.25%. These rates are the arithmetic average for all Portfolios that are available as investment options. In other words, they are based on the hypothetical assumption that account values are allocated equally among the variable investment options. The actual rates associated with any contract will vary depending upon the actual allocation of account value among the investment options. These rates do not reflect expense limitation arrangements in effect with respect to certain of the underlying portfolios as described in the footnotes to the fee table for the underlying portfolios in "Fee table" earlier in this Prospectus. With these arrangements, the charges shown above would be lower. This would result in higher values than those shown in the following tables.


Because your circumstances will no doubt differ from those in the illustrations that follow, values under your contract will differ, in most cases substantially. Upon request, we will furnish you with a personalized illustration.


E-1   Appendix V: Hypothetical illustrations

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VARIABLE DEFERRED ANNUITY
ACCUMULATOR(R)
$100,000 SINGLE CONTRIBUTION AND NO WITHDRAWALS
MALE, ISSUE AGE 60
BENEFITS:
  GREATER OF 6-1/2% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85 GUARANTEED
    MINIMUM DEATH BENEFIT
  EARNINGS ENHANCEMENT BENEFIT
  GUARANTEED MINIMUM INCOME BENEFIT


                                                        GREATER OF 6-1/2%
                                                         ROLL-UP TO AGE                                 LIFETIME ANNUAL
                                                          85 OR ANNUAL                         GUARANTEED MINIMUM INCOME BENEFIT
                                                         RATCHET TO AGE                        ----------------------------------
                                                          85 GUARANTEED    TOTAL DEATH BENEFIT
                                                          MINIMUM DEATH     WITH THE EARNINGS     GUARANTEED       HYPOTHETICAL
                   ACCOUNT VALUE        CASH VALUE           BENEFIT       ENHANCEMENT BENEFIT      INCOME            INCOME
       CONTRACT ------------------- ------------------ ------------------- ------------------- ----------------- ----------------
 AGE     YEAR       0%        6%       0%        6%        0%        6%        0%        6%       0%       6%       0%       6%
----- --------- --------- --------- -------- --------- --------- --------- --------- --------- -------- -------- -------- -------
 60        0     100,000   100,000   93,000    93,000   100,000  100,000    100,000  100,000      N/A     N/A       N/A     N/A
 61        1      95,564   101,543   88,564    94,543   106,500  106,500    109,100  109,100      N/A     N/A       N/A     N/A
 62        2      91,139   103,026   84,139    96,026   113,423  113,423    118,792  118,792      N/A     N/A       N/A     N/A
 63        3      86,717   104,439   80,717    98,439   120,795  120,795    129,113  129,113      N/A     N/A       N/A     N/A
 64        4      82,290   105,772   76,290    99,772   128,647  128,647    140,105  140,105      N/A     N/A       N/A     N/A
 65        5      77,850   107,015   72,850   102,015   137,009  137,009    151,812  151,812      N/A     N/A       N/A     N/A
 66        6      73,389   108,155   70,389   105,155   145,914  145,914    164,280  164,280      N/A     N/A       N/A     N/A
 67        7      68,897   109,181   67,897   108,181   155,399  155,399    177,558  177,558      N/A     N/A       N/A     N/A
 68        8      64,367   110,079   64,367   110,079   165,500  165,500    191,699  191,699      N/A     N/A       N/A     N/A
 69        9      59,789   110,833   59,789   110,833   176,257  176,257    206,760  206,760      N/A     N/A       N/A     N/A
 70       10      55,152   111,429   55,152   111,429   187,714  187,714    222,799  222,799    10,287  10,287    10,287  10,287
 75       15      30,601   111,380   30,601   111,380   257,184  257,184    320,058  320,058    15,714  15,714    15,714  15,714
 80       20       2,794   104,158    2,794   104,158   352,365  352,365    453,310  453,310    24,172  24,172    24,172  24,172
 85       25           0    85,872        0    85,872         0  482,770          0  583,716         0  40,263         0  40,263
 90       30           0    80,143        0    80,143         0  482,770          0  583,716      N/A     N/A       N/A     N/A
 95       35           0    73,423        0    73,423         0  482,770          0  583,716      N/A     N/A       N/A     N/A


THE HYPOTHETICAL INVESTMENT RESULTS ARE ILLUSTRATIVE ONLY AND SHOULD NOT BE DEEMED A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN AND WILL DEPEND ON A NUMBER OF FACTORS, INCLUDING INVESTMENT ALLOCATIONS MADE BY THE OWNER. THE ACCOUNT VALUE, CASH VALUE AND GUARANTEED BENEFITS FOR A CONTRACT WOULD BE DIFFERENT FROM THE ONES SHOWN IF THE ACTUAL GROSS RATE OF INVESTMENT RETURN AVERAGED 0% OR 6% OVER A PERIOD OF YEARS, BUT ALSO FLUCTUATED ABOVE OR BELOW THE AVERAGE FOR INDIVIDUAL CONTRACT YEARS. WE CAN MAKE NO REPRESENTATION THAT THESE HYPOTHETICAL INVESTMENT RESULTS CAN BE ACHIEVED FOR ANY ONE YEAR OR CONTINUED OVER ANY PERIOD OF TIME. IN FACT, FOR ANY GIVEN PERIOD OF TIME, THE INVESTMENT RESULTS COULD BE NEGATIVE.


                                    Appendix V: Hypothetical illustrations   E-2

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VARIABLE DEFERRED ANNUITY
ACCUMULATOR(R) PLUS(SM)
$100,000 SINGLE CONTRIBUTION AND NO WITHDRAWALS
MALE, ISSUE AGE 60
BENEFITS:
  GREATER OF 6-1/2% ROLL-UP TO AGE 85 AND ANNUAL RATCHET TO AGE 85 GUARANTEED
    MINIMUM DEATH BENEFIT
  EARNINGS ENHANCEMENT BENEFIT
  GUARANTEED MINIMUM INCOME BENEFIT


                                                         GREATER OF 6-1/2%
                                                         ROLL-UP TO AGE 85
                                                             OR ANNUAL
                                                         RATCHET TO AGE 85                            LIFETIME ANNUAL GUARANTEED
                                                        GUARANTEED MINIMUM                              MINIMUM INCOME BENEFIT
                                                           DEATH BENEFIT     TOTAL DEATH BENEFIT  ---------------------------------
                                                        -------------------   WITH THE EARNINGS      GUARANTEED       HYPOTHETICAL
                    ACCOUNT VALUE        CASH VALUE                          ENHANCEMENT BENEFIT       INCOME            INCOME
      CONTRACT   ------------------- ------------------                      -------------------  ----------------- ---------------
 AGE    YEAR         0%        6%       0%        6%        0%        6%         0%        6%        0%       6%       0%       6%
----- --------   --------- --------- -------- --------- --------- ---------  --------- ---------  -------- -------- -------- ------
 60       0       104,000   104,000   96,000    96,000   100,000  100,000     100,000  100,000       N/A     N/A       N/A     N/A
 61       1        99,196   105,414   91,196    97,414   106,500  106,500     109,100  109,100       N/A     N/A       N/A     N/A
 62       2        94,424   106,760   86,424    98,760   113,423  113,423     118,792  118,792       N/A     N/A       N/A     N/A
 63       3        89,677   108,028   82,677   101,028   120,795  120,795     129,113  129,113       N/A     N/A       N/A     N/A
 64       4        84,946   109,209   77,946   102,209   128,647  128,647     140,105  140,105       N/A     N/A       N/A     N/A
 65       5        80,222   110,291   74,222   104,291   137,009  137,009     151,812  151,812       N/A     N/A       N/A     N/A
 66       6        75,496   111,263   70,496   106,263   145,914  145,914     164,280  164,280       N/A     N/A       N/A     N/A
 67       7        70,759   112,113   66,759   108,113   155,399  155,399     177,558  177,558       N/A     N/A       N/A     N/A
 68       8        66,002   112,826   63,002   109,826   165,500  165,500     191,699  191,699       N/A     N/A       N/A     N/A
 69       9        61,214   113,389   61,214   113,389   176,257  176,257     206,760  206,760       N/A     N/A       N/A     N/A
 70      10        56,386   113,785   56,386   113,785   187,714  187,714     222,799  222,799     10,287  10,287    10,287  10,287
 75      15        31,158   112,631   31,158   112,631   257,184  257,184     320,058  320,058     15,714  15,714    15,714  15,714
 80      20         3,044   104,164    3,044   104,164   352,365  352,365     453,310  453,310     24,172  24,172    24,172  24,172
 85      25             0    84,580        0    84,580         0  482,770           0  583,716          0  40,263         0  40,263
 90      30             0    77,539        0    77,539         0  482,770           0  583,716       N/A     N/A       N/A     N/A
 95      35             0    69,378        0    69,378         0  482,770           0  583,716       N/A     N/A       N/A     N/A



THE HYPOTHETICAL INVESTMENT RESULTS ARE ILLUSTRATIVE ONLY AND SHOULD NOT BE DEEMED A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN AND WILL DEPEND ON A NUMBER OF FACTORS, INCLUDING INVESTMENT ALLOCATIONS MADE BY THE OWNER. THE ACCOUNT VALUE, CASH VALUE AND GUARANTEED BENEFITS FOR A CONTRACT WOULD BE DIFFERENT FROM THE ONES SHOWN IF THE ACTUAL GROSS RATE OF INVESTMENT RETURN AVERAGED 0% OR 6% OVER A PERIOD OF YEARS, BUT ALSO FLUCTUATED ABOVE OR BELOW THE AVERAGE FOR INDIVIDUAL CONTRACT YEARS. WE CAN MAKE NO REPRESENTATION THAT THESE HYPOTHETICAL INVESTMENT RESULTS CAN BE ACHIEVED FOR ANY ONE YEAR OR CONTINUED OVER ANY PERIOD OF TIME. IN FACT, FOR ANY GIVEN PERIOD OF TIME, THE INVESTMENT RESULTS COULD BE NEGATIVE.



E-3   Appendix V: Hypothetical illustrations

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VARIABLE DEFERRED ANNUITY
ACCUMULATOR(R) ELITE(SM)
$100,000 SINGLE CONTRIBUTION AND NO WITHDRAWALS
MALE, ISSUE AGE 60
BENEFITS:
  GREATER OF 6-1/2% ROLL-UP OR ANNUAL RATCHET TO AGE 85 GUARANTEED
    MINIMUM DEATH BENEFIT
  EARNINGS ENHANCEMENT BENEFIT
  GUARANTEED MINIMUM INCOME BENEFIT


                                                        GREATER OF 6-1/2%
                                                        ROLL-UP TO AGE 85                               LIFETIME ANNUAL
                                                        OR ANNUAL RATCHET                              GUARANTEED MINIMUM
                                                            TO AGE 85                                    INCOME BENEFIT
                                                           GUARANTEED      TOTAL DEATH BENEFIT ----------------------------------
                                                          MINIMUM DEATH     WITH THE EARNINGS     GUARANTEED       HYPOTHETICAL
                   ACCOUNT VALUE        CASH VALUE           BENEFIT       ENHANCEMENT BENEFIT      INCOME            INCOME
       CONTRACT ------------------- ------------------ ------------------- ------------------- ----------------- ----------------
 AGE     YEAR       0%        6%       0%        6%        0%        6%        0%        6%       0%       6%       0%       6%
----- --------- --------- --------- -------- --------- --------- --------- --------- --------- -------- -------- -------- -------
 60        0     100,000   100,000   92,000    92,000   100,000  100,000    100,000  100,000      N/A     N/A       N/A     N/A
 61        1      95,216   101,195   87,216    93,195   106,500  106,500    109,100  109,100      N/A     N/A       N/A     N/A
 62        2      90,468   102,313   83,468    95,313   113,423  113,423    118,792  118,792      N/A     N/A       N/A     N/A
 63        3      85,748   103,346   79,748    97,346   120,795  120,795    129,113  129,113      N/A     N/A       N/A     N/A
 64        4      81,049   104,283   76,049    99,283   128,647  128,647    140,105  140,105      N/A     N/A       N/A     N/A
 65        5      76,360   105,114   76,360   105,114   137,009  137,009    151,812  151,812      N/A     N/A       N/A     N/A
 66        6      71,673   105,826   71,673   105,826   145,914  145,914    164,280  164,280      N/A     N/A       N/A     N/A
 67        7      66,979   106,407   66,979   106,407   155,399  155,399    177,558  177,558      N/A     N/A       N/A     N/A
 68        8      62,268   106,843   62,268   106,843   165,500  165,500    191,699  191,699      N/A     N/A       N/A     N/A
 69        9      57,529   107,120   57,529   107,120   176,257  176,257    206,760  206,760      N/A     N/A       N/A     N/A
 70       10      52,754   107,222   52,754   107,222   187,714  187,714    222,799  222,799    10,287  10,287    10,287  10,287
 75       15      27,808   104,459   27,808   104,459   257,184  257,184    320,058  320,058    15,714  15,714    15,714  15,714
 80       20          86    94,156       86    94,156   352,365  352,365    453,310  453,310    24,172  24,172    24,172  24,172
 85       25           0    72,520        0    72,520         0  482,770          0  583,716         0  40,263         0  40,263
 90       30           0    63,194        0    63,194         0  482,770          0  583,716      N/A     N/A       N/A     N/A
 95       35           0    52,436        0    52,436         0  482,770          0  583,716      N/A     N/A       N/A     N/A


THE HYPOTHETICAL INVESTMENT RESULTS ARE ILLUSTRATIVE ONLY AND SHOULD NOT BE DEEMED A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN AND WILL DEPEND ON A NUMBER OF FACTORS, INCLUDING INVESTMENT ALLOCATIONS MADE BY THE OWNER. THE ACCOUNT VALUE, CASH VALUE AND GUARANTEED BENEFITS FOR A CONTRACT WOULD BE DIFFERENT FROM THE ONES SHOWN IF THE ACTUAL GROSS RATE OF INVESTMENT RETURN AVERAGED 0% OR 6% OVER A PERIOD OF YEARS, BUT ALSO FLUCTUATED ABOVE OR BELOW THE AVERAGE FOR INDIVIDUAL CONTRACT YEARS. WE CAN MAKE NO REPRESENTATION THAT THESE HYPOTHETICAL INVESTMENT RESULTS CAN BE ACHIEVED FOR ANY ONE YEAR OR CONTINUED OVER ANY PERIOD OF TIME. IN FACT, FOR ANY GIVEN PERIOD OF TIME, THE INVESTMENT RESULTS COULD BE NEGATIVE.


                                    Appendix V: Hypothetical illustrations   E-4

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VARIABLE DEFERRED ANNUITY
ACCUMULATOR(R) SELECT(SM)
$100,000 SINGLE CONTRIBUTION AND NO WITHDRAWALS
MALE, ISSUE AGE 60
BENEFITS:
  GREATER OF 6-1/2% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85 GUARANTEED
    MINIMUM DEATH BENEFIT
  EARNINGS ENHANCEMENT BENEFIT
  GUARANTEED MINIMUM INCOME BENEFIT

                                                         GREATER OF 6-1/2%
                                                         ROLL-UP TO AGE 85
                                                         OR ANNUAL RATCHET                                LIFETIME ANNUAL
                                                             TO AGE 85                            GUARANTEED MINIMUM INCOME BENEFIT
                                                            GUARANTEED      TOTAL DEATH BENEFIT  ----------------------------------
                                                             MINIMUM         WITH THE EARNINGS        GUARANTEED       HYPOTHETICAL
                   ACCOUNT VALUE         CASH VALUE        DEATH BENEFIT    ENHANCEMENT BENEFIT       INCOME            INCOME
       CONTRACT ------------------- ------------------- ------------------- -------------------  ----------------- ----------------
 AGE     YEAR       0%        6%        0%        6%        0%        6%        0%        6%        0%       6%       0%       6%
-----  -------- --------- --------- --------- --------- --------- --------- --------- ---------  -------- -------- -------- -------
 60        0     100,000   100,000   100,000   100,000   100,000  100,000    100,000  100,000       N/A     N/A       N/A     N/A
 61        1      95,166   101,145    95,166   101,145   106,500  106,500    109,100  109,100       N/A     N/A       N/A     N/A
 62        2      90,372   102,211    90,372   102,211   113,423  113,423    118,792  118,792       N/A     N/A       N/A     N/A
 63        3      85,611   103,190    85,611   103,190   120,795  120,795    129,113  129,113       N/A     N/A       N/A     N/A
 64        4      80,872   104,072    80,872   104,072   128,647  128,647    140,105  140,105       N/A     N/A       N/A     N/A
 65        5      76,149   104,844    76,149   104,844   137,009  137,009    151,812  151,812       N/A     N/A       N/A     N/A
 66        6      71,430   105,496    71,430   105,496   145,914  145,914    164,280  164,280       N/A     N/A       N/A     N/A
 67        7      66,708   106,015    66,708   106,015   155,399  155,399    177,558  177,558       N/A     N/A       N/A     N/A
 68        8      61,972   106,388    61,972   106,388   165,500  165,500    191,699  191,699       N/A     N/A       N/A     N/A
 69        9      57,212   106,598    57,212   106,598   176,257  176,257    206,760  206,760       N/A     N/A       N/A     N/A
 70       10      52,418   106,632    52,418   106,632   187,714  187,714    222,799  222,799     10,287  10,287    10,287  10,287
 75       15      27,422   103,499    27,422   103,499   257,184  257,184    320,058  320,058     15,714  15,714    15,714  15,714
 80       20           0    92,784         0    92,784         0  352,365          0  453,310     24,172  24,172    24,172  24,172
 85       25           0    70,712         0    70,712         0  482,770          0  583,716          0  40,263         0  40,263
 90       30           0    60,932         0    60,932         0  482,770          0  583,716       N/A     N/A       N/A     N/A
 95       35           0    49,676         0    49,676         0  482,770          0  583,716       N/A     N/A       N/A     N/A


THE HYPOTHETICAL INVESTMENT RESULTS ARE ILLUSTRATIVE ONLY AND SHOULD NOT BE DEEMED A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN AND WILL DEPEND ON A NUMBER OF FACTORS, INCLUDING INVESTMENT ALLOCATIONS MADE BY THE OWNER. THE ACCOUNT VALUE, CASH VALUE AND GUARANTEED BENEFITS FOR A CONTRACT WOULD BE DIFFERENT FROM THE ONES SHOWN IF THE ACTUAL GROSS RATE OF INVESTMENT RETURN AVERAGED 0% OR 6% OVER A PERIOD OF YEARS, BUT ALSO FLUCTUATED ABOVE OR BELOW THE AVERAGE FOR INDIVIDUAL CONTRACT YEARS. WE CAN MAKE NO REPRESENTATION THAT THESE HYPOTHETICAL INVESTMENT RESULTS CAN BE ACHIEVED FOR ANY ONE YEAR OR CONTINUED OVER ANY PERIOD OF TIME. IN FACT, FOR ANY GIVEN PERIOD OF TIME, THE INVESTMENT RESULTS COULD BE NEGATIVE.


E-5   Appendix V: Hypothetical illustrations

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Appendix VI: Earnings enhancement benefit example

--------------------------------------------------------------------------------

The following illustrates the calculation of a death benefit that includes the Earnings enhancement benefit for an owner age 45. The example assumes a contribution of $100,000 and no additional contributions. Where noted, a single withdrawal in the amount shown is also assumed. The calculation is as follows:

                                                                No withdrawal   $3,000 withdrawal   $6,000 withdrawal
     ----------------------------------------------------------------------------------------------------------------
 A   INITIAL CONTRIBUTION                                           100,000           100,000             100,000
     ----------------------------------------------------------------------------------------------------------------
 B   DEATH BENEFIT: prior to withdrawal.*                           104,000           104,000             104,000
     ----------------------------------------------------------------------------------------------------------------
     EARNINGS ENHANCEMENT BENEFIT EARNINGS: death
     benefit less net contributions (prior to the withdrawal
 C   in D).                                                          4,000             4,000               4,000
     B minus A.
     ----------------------------------------------------------------------------------------------------------------
 D   WITHDRAWAL                                                        0               3,000               6,000
     ----------------------------------------------------------------------------------------------------------------
     EXCESS OF THE WITHDRAWAL OVER THE EARNINGS
 E   ENHANCEMENT BENEFIT EARNINGS                                      0                 0                 2,000
     greater of D minus C or zero
     ----------------------------------------------------------------------------------------------------------------
     NET CONTRIBUTIONS (adjusted for the withdrawal in D)
 F   A minus E                                                      100,000           100,000              98,000
     ----------------------------------------------------------------------------------------------------------------
     DEATH BENEFIT (adjusted for the withdrawal in D)
 G   B minus D                                                      104,000           101,000              98,000
     ----------------------------------------------------------------------------------------------------------------
     DEATH BENEFIT LESS NET CONTRIBUTIONS
 H   G minus F                                                       4,000             1,000                 0
     ----------------------------------------------------------------------------------------------------------------
 I   EARNINGS ENHANCEMENT BENEFIT FACTOR                              40%               40%                 40%
     ----------------------------------------------------------------------------------------------------------------
     EARNINGS ENHANCEMENT BENEFIT
 J   H times I                                                       1,600              400                  0
     ----------------------------------------------------------------------------------------------------------------
     DEATH BENEFIT: including the Earnings enhancement
 K   benefit                                                        105,600           101,400              98,000
     G plus J
     ----------------------------------------------------------------------------------------------------------------

* The death benefit is the greater of the account value or any applicable death benefit.




                         Appendix VI: Earnings enhancement benefit example   F-1

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Appendix VII: State contract availability and/or variations of certain features and benefits

--------------------------------------------------------------------------------

Certain information is provided for historical purpose only. The contracts are no longer available to new purchasers.

The following information is a summary of the states where the Accumulator(R) Series contracts or certain features and/or benefits are either not available in the contracts or vary from the respective contract's features and benefits as previously described in this Prospectus. Certain features and/or benefits may have been approved in your state after your contract was issued and cannot be added. Please contact your financial professional for more information about availability in your state. See also Appendix VIII later in this Prospectus for information about the availability of certain features under your contract.


STATES WHERE CERTAIN ACCUMULATOR(R) SERIES CONTRACTS' FEATURES AND/OR BENEFITS ARE NOT AVAILABLE OR VARY:


------------------------------------------------------------------------------------------------------------------------------------
 STATE        FEATURES AND BENEFITS                                           AVAILABILITY OR VARIATION
------------------------------------------------------------------------------------------------------------------------------------
CALIFORNIA    See "Contract features and benefits"--"Your right to cancel     If you reside in the state of California and you are
              within a certain number of days"                                age 60 and older at the time the contract is issued,
                                                                              you may return your variable annuity contract within
                                                                              30 days from the date that you receive it and receive
                                                                              a refund as described below.

                                                                              If you allocate your entire initial contribution to
                                                                              the EQ/Money Market option (and/or guaranteed interest
                                                                              option, if available), the amount of your refund will
                                                                              be equal to your contribution, unless you make a
                                                                              transfer, in which case the amount of your refund will
                                                                              be equal to your account value on the date we receive
                                                                              your request to cancel at our processing office. This
                                                                              amount could be less than your initial contribution.
                                                                              If the Principal guarantee benefit or Guaranteed
                                                                              withdrawal benefit for life is elected, the invest-
                                                                              ment allocation during the 30 day free look period is
                                                                              limited to the guaranteed interest option. If you
                                                                              allocate any portion of your initial contribution to
                                                                              the variable investment options (other than the
                                                                              EQ/Money Market option) and/or fixed maturity options,
                                                                              your refund will be equal to your account value on the
                                                                              date we receive your request to cancel at our
                                                                              processing office.
------------------------------------------------------------------------------------------------------------------------------------
FLORIDA      See "Contract features and benefits" in "Credits"                The following information replaces the second bullet
             (For Accumulator(R) Plus(SM) contracts only)                     of the final set of bullets in this section:

                                                                              o   You may annuitize your contract after thirteen
                                                                                  months, however, if you elect to receive annuity
                                                                                  payments within five years of the contract date,
                                                                                  we will recover the credit that applies to any
                                                                                  contribution made in that five years. If you start
                                                                                  receiving annuity payments after five years from
                                                                                  the contract date and within three years of making
                                                                                  any contribution, we will recover the credit that
                                                                                  applies to any contribution made within the prior
                                                                                  three years.
------------------------------------------------------------------------------------------------------------------------------------



















G-1 Appendix VII: State contract availability and/or variations of certain features and benefits

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
------------------------------------------------------------------------------------------------------------------------------------
 STATE           FEATURES AND BENEFITS                                       AVAILABILITY OR VARIATION
------------------------------------------------------------------------------------------------------------------------------------
ILLINOIS         See "Credits" in "Contract features and benefits" (For      The following information replaces the second bullet
                 Accumulator(R) Plus(SM) contracts only)                     of the final set of bullets in this section:

                                                                             o   You may annuitize your contract after twelve
                                                                                 months, however, if you elect to receive annuity
                                                                                 payments within five years of the contract date,
                                                                                 we will recover the credit that applies to any
                                                                                 contribution made in the first five years. If you
                                                                                 start receiving annuity payments after five years
                                                                                 from the contract date and within three years of
                                                                                 making any contribution, we will recover the
                                                                                 credit that applies to any contribution made
                                                                                 within the prior three years.

                 See "Loans under Rollover TSA contracts" in "Accessing      Your loan interest rate will not exceed 8% (or any
                 your money"                                                 lower maximum rate that may become required by
                                                                             Illinois or federal law).

                 See "Selecting an annuity payout option" under "Your        The following sentence replaces the first sentence of
                 annuity payout options" in "Accessing your money"           the second paragraph in this section:

                                                                             You can choose the date annuity payments begin but it
                                                                             may not be earlier than twelve months from the
                                                                             Accumulator(R) Series contract date.
------------------------------------------------------------------------------------------------------------------------------------
MASSACHUSETTS    Annual administrative charge                                The annual administrative charge will not be deducted
                                                                             from amounts allocated to the Guaranteed interest
                                                                             option.

                 See "Disability, terminal illness or confinement to         This section is deleted in its entirety.
                 nursing home" under "Withdrawal charge" in "Charges and
                 expenses" (For Accumulator(R), Accumulator(R) Plus(SM)
                 and Accumulator(R) Elite(SM) contracts only)
------------------------------------------------------------------------------------------------------------------------------------
MISSISSIPPI      Automatic Investment Program                                Not Available
(Applicable
under Accumu-
lator(R), Accu-
mulator(R)
Plus(SM) and
Accumulator(R)
Elite(SM)
contracts only)

                 QP (defined contribution and defined benefit) contracts     Not Available

                 See "How you can contribute to your contract" in            Additional contributions can only be made within the
                 "Contract features and benefits"                            first year after the contract issue date. The 150%
                                                                             limit does not apply.
------------------------------------------------------------------------------------------------------------------------------------

The following information applies to Accumulator(R), Accumulator(R) Plus(SM) and Accumulator(R) Elite(SM) contracts sold in New Jersey from May 29, 2007 to September 10, 2007 and Accumulator(R) Select(SM) contracts sold in New Jersey from August 6, 2007 to September 10, 2007:

NEW JERSEY       "Greater of 6-1/2% Roll-Up to age 85 or Annual Ratchet      All references to this feature are deleted in their
                 to age 85 enhanced death benefit"                           entirety.

                                                                             You have the choice of the following guaranteed
                                                                             minimum death benefits: the Greater of 6% Roll-Up to
                                                                             age 85 or Annual Ratchet to age 85; the Greater of 3%
                                                                             Roll-Up to age 85 or Annual Ratchet to age 85; the
                                                                             Annual Ratchet to age 85; the Standard death benefit;
                                                                             the GWBL Standard death benefit; or the GWBL Enhanced
                                                                             death benefit.

                 See "Guaranteed minimum death benefit charge" in "Fee       The charge for the Greater of 6% Roll-Up to age 85 or
                 table"                                                      Annual Ratchet to age 85 is 0.60%
------------------------------------------------------------------------------------------------------------------------------------



                          Appendix VII: State contract availability and/or
                               variations of certain features and benefits   G-2

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
------------------------------------------------------------------------------------------------------------------------------------
 STATE           FEATURES AND BENEFITS                                       AVAILABILITY OR VARIATION
------------------------------------------------------------------------------------------------------------------------------------
NEW JERSEY                                                                   The charge for the Greater of 3% Roll-Up to age 85 or
(CONTINUED)                                                                  Annual Ratchet to age 85 is 0.60%

                 See "Guaranteed minimum death benefit charge" and           Footnote (5) (and all related text) is deleted in its
                 "Guaranteed minimum income benefit charge" in "Fee          entirety. We do not reserve the right to increase your
                 table"                                                      charge if you reset your Greater of 6% to age 85 or
                                                                             Annual Ratchet to age 85 enhanced death benefit and
                                                                             Guaranteed minimum income benefit Roll-Up benefit
                                                                             base.

                 See "Guaranteed minimum income benefit and the Roll-Up      All references to resetting your Roll-Up benefit base
                 benefit base reset" in "Contract features and benefits"     on each contract date anniversary are deleted in their
                                                                             entirety here and throughout the Prospectus. Instead,
                                                                             if you elect the Guaranteed minimum income benefit
                                                                             alone or together with the Greater of 6% Roll-Up to
                                                                             age 85 or Annual Ratchet to age 85 enhanced death
                                                                             benefit, you will be eligible to reset the Roll-Up
                                                                             benefit base for these guaranteed benefits to equal the
                                                                             account value as of the 5th or later contract date
                                                                             anniversary. Each time you reset the Roll-Up benefit
                                                                             base, your Roll-Up benefit base will not be eligible
                                                                             for another reset for five years.

                                                                             The Guaranteed minimum income benefit that includes the
                                                                             6-1/2% Roll-Up benefit base is not available in
                                                                             combination with the Greater of 6% Roll-Up to age 85 or
                                                                             Annual Ratchet to age 85 enhanced death benefit.

                 See "Guaranteed minimum income benefit" in "Contract        The table showing the maximum periods certain available
                 features and benefits"                                      under the life with a period certain payout option is
                                                                             deleted in its entirety and replaced with the
                                                                             following:

                                                                             -------------------------------------------------------
                                                                                                  LEVEL PAYMENTS
                                                                             -------------------------------------------------------
                                                                                                            PERIOD CERTAIN YEARS
                                                                                     OWNER'S            ----------------------------
                                                                                 AGE AT EXERCISE            IRAS              NQ
                                                                             -------------------------------------------------------
                                                                                  75 and younger             10               10
                                                                                        76                    9               10
                                                                                        77                    8               10
                                                                                        78                    7               10
                                                                                        79                    7               10
                                                                                        80                    7               10
                                                                                        81                    7                9
                                                                                        82                    7                8
                                                                                        83                    7                7
                                                                                        84                    6                6
                                                                                        85                    5                5
                                                                             -------------------------------------------------------

                 See "Greater of 6% Roll-Up to age 85 or Annual Ratchet      The second sentence of the first paragraph and the
                 to age 85" under "Guaranteed minimum death benefit          entire second paragraph are deleted in their entirety
                 charge" in "Charges and expenses"                           and replaced with the following:

                                                                             The charge is equal to 0.60% of the Greater of the 6%
                                                                             Roll-Up to age 85 or the Annual Ratchet to age 85
                                                                             benefit base.
------------------------------------------------------------------------------------------------------------------------------------




G-3 Appendix VII: State contract availability and/or variations of certain features and benefits

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
------------------------------------------------------------------------------------------------------------------------------------
 STATE           FEATURES AND BENEFITS                                       AVAILABILITY OR VARIATION
------------------------------------------------------------------------------------------------------------------------------------
NEW JERSEY       See "Greater of 3% Roll-Up to age 85 or Annual Ratchet      The second sentence is deleted in its entirety and
(CONTINUED)      to age 85" under "Guaranteed minimum death benefit          replaced with the following:
                 charge" in "Charges and expenses"

                                                                             The charge is equal to 0.60% of the Greater of the 3%
                                                                             Roll-up to age 85 or the Annual Ratchet to age 85
                                                                             benefit base.

                 See "Guaranteed minimum income benefit charge" in           The third paragraph is deleted in its entirety.
                 "Charges and expenses"
------------------------------------------------------------------------------------------------------------------------------------
PENNSYLVANIA     Contributions                                               Your contract refers to contributions as premiums.

                 Special dollar cost averaging program (for Accumulator(R)   In Pennsylvania, we refer to this program as "enhanced
                 and Accumulator(R) Elite(SM) contracts only)                rate dollar cost averaging."

                 See "Disability, terminal illness, or confinement to        Item (iii) under this section is deleted in its
                 nursing home" under "Withdrawal charge" in "Charges and     entirety.
                 expenses" (For Accumulator(R), Accumulator(R) Plus(SM)
                 and Accumulator(R) Elite(SM) contracts only)

                 Required disclosure for Pennsylvania customers              Any person who knowingly and with intent to defraud
                                                                             any insurance company or other person files an
                                                                             application for insurance or statement of claim
                                                                             containing any materially false information or
                                                                             conceals for the purpose of misleading, information
                                                                             concerning any fact material thereto commits a
                                                                             fraudulent insurance act, which is a crime and
                                                                             subjects such person to criminal and civil penalties.
------------------------------------------------------------------------------------------------------------------------------------
PUERTO RICO      Beneficiary continuation option (IRA)                       Not Available

                 IRA, Roth IRA, Inherited IRA, Rollover TSA and QP           Not Available
                 (Defined Benefit) contracts

                 See "How you can contribute to your contract" in            Specific requirements for purchasing QP contracts in
                 "Contract features and benefits" (For Accumulator(R),       Puerto Rico are outlined below in "Purchase
                 Accumulator(R) Plus(SM) and Accumulator(R) Elite(SM)        considerations for QP (Defined Contribution) contracts
                 contracts only)                                             in Puerto Rico".

                 See "Exercise rules" under "How you can contribute to       Exercise restrictions for the GMIB on a Puerto Rico
                 your contract" in "Contract features and benefits" (For     QPDC contract are described below, under "Purchase
                 Accumulator(R), Accumulator(R) Plus(SM) and                 considerations for QP (Defined Contribution)
                 Accumulator(R) Elite(SM) contracts only)                    contracts in Puerto Rico", and in your contract.

                 See "Income Manager(R) payout options" in "Accessing        This payout option is not available with QPDC
                 your money" (For Accumulator(R), Accumulator(R)             contracts.
                 Plus(SM) and Accumulator(R) Elite(SM) contracts only)

                 See "Transfers of ownership, collateral assignments,        Transfers of ownership of QP contracts are governed by
                 loans and borrowing" in "More information" (For             Puerto Rico law. Please consult your tax, legal or
                 Accumulator(R), Accumulator(R) Plus(SM) and                 plan advisor if you intend to transfer ownership of
                 Accumulator(R) Elite(SM) contracts only)                    your contract.
------------------------------------------------------------------------------------------------------------------------------------

                          Appendix VII: State contract availability and/or
                               variations of certain features and benefits   G-4

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                           www.axa-equitable.com/green

------------------------------------------------------------------------------------------------------------------------------------
 STATE           FEATURES AND BENEFITS                                       AVAILABILITY OR VARIATION
------------------------------------------------------------------------------------------------------------------------------------
PUERTO RICO      "Purchase considerations for QP (Defined Contribution)      PURCHASE CONSIDERATIONS FOR QP (DEFINED CONTRIBU-
(CONTINUED)      contracts in Puerto Rico" -- this section replaces          TION) CONTRACTS IN PUERTO RICO:
                 "Appendix II: Purchase considerations for QP                Trustees who are considering the purchase of an
                 contracts" in this Prospectus. (For Accumulator(R),         Accumulator(R) Series QP contract in Puerto Rico
                 Accumulator(R) Plus(SM) and Accumulator(R) Elite(SM)        should discuss with their tax, legal and plan advisors
                 contracts only)                                             whether this is an appropriate investment vehicle
                                                                             for the employer's plan. Trustees should consider
                                                                             whether the plan provisions permit the investment of
                                                                             plan assets in the QP contract, the Guaranteed
                                                                             minimum income benefit and other guaranteed benefits,
                                                                             and the payment of death benefits in accordance with
                                                                             the requirements of Puerto Rico income tax rules. The
                                                                             QP contract and this Prospectus should be reviewed in
                                                                             full, and the following factors, among others, should
                                                                             be noted.

                                                                             Limits on Contract Ownership:
                                                                             o   The QP contract is offered only as a funding
                                                                                 vehicle to qualified plan trusts of single
                                                                                 participant defined contribution plans that are
                                                                                 tax-qualified under Puerto Rico law, not United
                                                                                 States law. The contract is not available to US
                                                                                 qualified plans or to defined benefit plans
                                                                                 qualifying under Puerto Rico law.
                                                                             o   The QP contract owner is the qualified plan trust.
                                                                                 The annuitant under the contract is the
                                                                                 self-employed Puerto Rico resident, who is the sole
                                                                                 plan participant.
                                                                             o   This product should not be purchased if the self-
                                                                                 employed individual anticipates having additional
                                                                                 employees become eligible for the plan. We will not
                                                                                 allow additional contracts to be issued for
                                                                                 participants other than the original business
                                                                                 owner.
                                                                             o   If the business that sponsors the plan adds another
                                                                                 employee, no further contributions may be made to
                                                                                 the contract. If the employer moves the funds to
                                                                                 another funding vehicle that can accommodate more
                                                                                 than one employee, this move could result in
                                                                                 surrender charges, if applicable, and the loss of
                                                                                 guaranteed benefits in the contract.

                                                                              Limits on Contributions:
                                                                              o   All contributions must be direct transfers from
                                                                                  other investments within an existing qualified
                                                                                  plan trust.
                                                                              o   Employer payroll contributions are not accepted.
                                                                              o   Only one additional transfer contribution may be
                                                                                  made per contract year.
                                                                              o   Checks written on accounts held in the name of the
                                                                                  employer instead of the plan or the trustee will
                                                                                  not be accepted.
                                                                              o   As mentioned above, if a new employee becomes
                                                                                  eligible for the plan, the trustee will not be
                                                                                  permitted to make any further contributions to the
                                                                                  contract established for the original business
                                                                                  owner.
------------------------------------------------------------------------------------------------------------------------------------

G-5 Appendix VII: State contract availability and/or variations of certain features and benefits

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
------------------------------------------------------------------------------------------------------------------------------------
 STATE           FEATURES AND BENEFITS                                       AVAILABILITY OR VARIATION
------------------------------------------------------------------------------------------------------------------------------------
PUERTO RICO                                                                  LIMITS ON PAYMENTS:
(CONTINUED)                                                                  o   Loans are not available under the contract.
                                                                             o   All payments are made to the plan trust as owner,
                                                                                 even though the plan participant/annuitant is the
                                                                                 ultimate recipient of the benefit payment.
                                                                             o   AXA Equitable does no tax reporting or withholding
                                                                                 of any kind. The plan administrator or trustee will
                                                                                 be solely responsible for performing or providing
                                                                                 for all such services.
                                                                             o   AXA Equitable does not offer contracts that qualify
                                                                                 as IRAs under Puerto Rico law. The plan trust will
                                                                                 exercise the GMIB and must continue to hold the
                                                                                 supplementary contract for the duration of the GMIB
                                                                                 payments.

                                                                             PLAN TERMINATION:
                                                                             o   If the plan participant terminates the business,
                                                                                 and as a result wishes to terminate the plan, the
                                                                                 trust would have to be kept in existence to receive
                                                                                 payments. This could create expenses for the plan.
                                                                             o   If the plan participant terminates the plan and the
                                                                                 trust is dissolved, or if the plan trustee (which
                                                                                 may or may not be the same as the plan participant)
                                                                                 is unwilling to accept payment to the plan trust
                                                                                 for any reason, AXA Equitable would have to change
                                                                                 the contract from a Puerto Rico QP to NQ in order
                                                                                 to make payments to the individual as the new
                                                                                 owner. Depending on when this occurs, it could be a
                                                                                 taxable distribution from the plan, with a
                                                                                 potential tax of the entire account value of the
                                                                                 contract. Puerto Rico income tax withholding and
                                                                                 reporting by the plan trustee could apply to the
                                                                                 distribution transaction.
                                                                             o   If the plan trust is receiving GMIB payments and
                                                                                 the trust is subsequently terminated, transforming
                                                                                 the contract into an individually owned NQ
                                                                                 contract, the trustee would be responsible for the
                                                                                 applicable Puerto Rico income tax withholding and
                                                                                 reporting on the present value of the remaining
                                                                                 annuity payment stream.
                                                                             o   AXA Equitable is a U.S. insurance company,
                                                                                 therefore distributions under the NQ contract could
                                                                                 be subject to United States taxation and
                                                                                 withholding on a "taxable amount not determined"
                                                                                 basis.

                 Tax information-- special rules for NQ contracts            Income from NQ contracts we issue is U.S. source. A
                                                                             Puerto Rico resident is subject to U.S. taxation on
                                                                             such U.S. source income. Only Puerto Rico source income
                                                                             of Puerto Rico residents is excludable from U.S.
                                                                             taxation. Income from NQ contracts is also subject to
                                                                             Puerto Rico tax. The calculation of the taxable portion
                                                                             of amounts distributed from a contract may differ in
                                                                             the two jurisdictions. Therefore, you might have to
                                                                             file both U.S. and Puerto Rico tax returns, showing
                                                                             different amounts of income from the contract for each
                                                                             tax return. Puerto Rico generally provides a credit
                                                                             against Puerto Rico tax for U.S. tax paid. Depending on
                                                                             your personal situation and the timing of the
                                                                             different tax liabilities, you may not be able to take
                                                                             full advantage of this credit.
------------------------------------------------------------------------------------------------------------------------------------

                          Appendix VII: State contract availability and/or
                               variations of certain features and benefits   G-6

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
------------------------------------------------------------------------------------------------------------------------------------
 STATE           FEATURES AND BENEFITS                                       AVAILABILITY OR VARIATION
------------------------------------------------------------------------------------------------------------------------------------
TEXAS            See "Annual administrative charge" in "Charges and          The annual administrative charge will not be deducted
                 expenses"                                                   from amounts allocated to the Guaranteed interest
                                                                             option.
------------------------------------------------------------------------------------------------------------------------------------
WASHINGTON       Guaranteed interest option                                  Not Available

                 Investment simplifier -- Fixed-dollar option                Not Available
                 and Interest sweep option

                 Fixed maturity options                                      Not Available

                 Income Manager(R) payout option                             Not Available

                 Earnings enhancement benefit                                Not Available

                 Special dollar cost averaging program (for Accumulator(R)   o   Available only at issue
                 and Accumulator(R) Elite(SM) contracts only)                o   Subsequent contributions cannot be used to elect
                                                                                 new programs. You may make subsequent contributions
                                                                                 to the initial programs while they are still
                                                                                 running.

                 "Greater of 6-1/2% Roll-Up to age 85 or Annual Ratchet      All references to these features are deleted in their
                 to age 85 enhanced death benefit"; "Greater of 6%           entirety.
                 Roll-Up to age 85 or Annual Ratchet to age 85 enhanced
                 death benefit"; and "GWBL Enhanced death benefit"           You have the choice of the following guaranteed minimum
                                                                             death benefits: the Greater of 4% Roll-Up to age 85 or
                                                                             Annual Ratchet to age 85 enhanced death benefit; the
                                                                             Greater of 3% Roll-Up to age 85 or Annual Ratchet to
                                                                             age 85 enhanced death benefit; the Annual Ratchet to
                                                                             age 85; the Standard death benefit; or the GWBL
                                                                             Standard death benefit.

                 See "Guaranteed minimum death benefit charge" in "Fee       The charge for the Greater of 4% Roll-Up to age 85 or
                 table" and in "Charges and expenses"                        Annual Ratchet to age 85 is 0.65% and cannot be
                                                                             increased.

                 See "How you can contribute to your contract" in            o   For contracts with GWBL, the $1,500,000
                 "Contract features and benefits"                                contribution limit applies for all issue ages.

                                                                             o   The second sentence of the third paragraph is
                                                                                 deleted. The paragraph now reads: "We limit
                                                                                 aggregate contributions made after the first
                                                                                 contract year to 150% of first-year
                                                                                 contributions."
------------------------------------------------------------------------------------------------------------------------------------









G-7 Appendix VII: State contract availability and/or variations of certain features and benefits

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
------------------------------------------------------------------------------------------------------------------------------------
 STATE           FEATURES AND BENEFITS                                       AVAILABILITY OR VARIATION
------------------------------------------------------------------------------------------------------------------------------------
WASHINGTON       See "Guaranteed minimum death benefit and Guaranteed        o   If you elect the 6-1/2% (or 6%, as applicable)
(CONTINUED)      minimum income benefit base" in "Contract features and          Guaranteed minimum income benefit with the Greater
                 benefits"                                                       of 4% Roll-Up to age 85 or Annual Ratchet to age 85
                                                                                 enhanced death benefit, the variable investment
                                                                                 options (including amounts allocated to the account
                                                                                 for special money market dollar cost averaging
                                                                                 under Accumulator(R) Plus(SM) and Accumulator(R)
                                                                                 Select(SM) contracts but excluding all other
                                                                                 amounts allocated to the EQ/Money Market variable
                                                                                 investment option) and the account for special
                                                                                 dollar cost averaging (under Accumulator(R) and
                                                                                 Accumulator(R) Elite(SM) contracts only) will
                                                                                 roll up at an annual rate of 6-1/2% (or 6%, as
                                                                                 applicable) for the Guaranteed minimum income
                                                                                 benefit base and 4% for the 4% Roll-Up to age 85
                                                                                 benefit base.

                                                                             o   If you elect the Greater of 4% Roll-Up to age 85 or
                                                                                 Annual Ratchet to age 85 enhanced death benefit,
                                                                                 without a Guaranteed minimum income benefit, the
                                                                                 variable investment options (including amounts
                                                                                 allocated to the account for special money market
                                                                                 dollar cost averaging under Accumulator(R) Plus(SM)
                                                                                 and Accumulator(R) Select(SM) contracts but
                                                                                 excluding all other amounts allocated to the
                                                                                 EQ/Money Market variable investment option) and the
                                                                                 account for special dollar cost averaging (under
                                                                                 Accumulator(R) and Accumulator(R) Elite(SM)
                                                                                 contracts only) will roll up at an annual rate of
                                                                                 4% for the 4% Roll-Up to age 85 benefit base.

                See "Guaranteed minimum income benefit and the Roll-Up       Your "Greater of 4% Roll-Up to age 85 or Annual Ratchet
                benefit base reset" in "Contract features and benefits"      to age 85 enhanced death benefit" benefit base will
                                                                             reset only if your account value is greater than your
                                                                             Guaranteed minimum income benefit Roll-Up benefit base.

                See "How withdrawals affect your Guaranteed minimum          The first sentence of the third paragraph is replaced
                income benefit and Guaranteed minimum death benefit" in      with the following:
                "Accessing your money"
                                                                             o   With respect to the 6-1/2% (or 6%, as applicable)
                                                                                 Guaranteed minimum income benefit, withdrawals
                                                                                 (including any applicable withdrawal charges) will
                                                                                 reduce the 6-1/2% (or 6%, as applicable) Roll-Up to
                                                                                 age 85 benefit base on a dollar-for-dollar basis,
                                                                                 as long as the sum of the withdrawals in a contract
                                                                                 year is 6-1/2% (or 6%, as applicable) or less of
                                                                                 the 6-1/2% (or 6%, as applicable) Roll-Up benefit
                                                                                 base on the contract issue date or the most recent
                                                                                 contract date anniversary, if later.

                                                                             o   With respect to the Guaranteed minimum income
                                                                                 benefit and the Greater of 4% Roll-Up to age 85 or
                                                                                 Annual Ratchet to age 85 enhanced death benefit, if
                                                                                 elected in combination, withdrawals (including any
                                                                                 applicable withdrawal charges) will reduce each of
                                                                                 the benefits' Roll-Up to age 85 benefit base on a
                                                                                 dollar-for-dollar basis, as long as the sum of the
                                                                                 withdrawals in a contract year is 6-1/2% (or 6%, as
                                                                                 applicable) or less of the Guaranteed minimum
                                                                                 income benefit's Roll-Up benefit base on the
                                                                                 contract issue date or the most recent contract
                                                                                 date anniversary, if later.
------------------------------------------------------------------------------------------------------------------------------------

                          Appendix VII: State contract availability and/or
                               variations of certain features and benefits   G-8

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                           www.axa-equitable.com/green


------------------------------------------------------------------------------------------------------------------------------------
 STATE           FEATURES AND BENEFITS                                       AVAILABILITY OR VARIATION
------------------------------------------------------------------------------------------------------------------------------------
WASHINGTON                                                                   o   With respect to the Greater of 4% Roll-Up to age 85
(CONTINUED)                                                                      or Annual Ratchet to age 85 enhanced death benefit,
                                                                                 if elected without the Guaranteed minimum income
                                                                                 benefit, withdrawals (including any applicable
                                                                                 withdrawal charges) will reduce the 4% Roll-Up to
                                                                                 age 85 benefit base on a dollar-for-dollar basis,
                                                                                 as long as the sum of the withdrawals in a contract
                                                                                 year is 6% or less of the 4% Roll-Up to age 85
                                                                                 benefit base on the contract issue date or the most
                                                                                 recent contract date anniversary, if later.

                                                                             o   With respect to the Greater of 3% Roll-Up to age 85
                                                                                 or Annual Ratchet to age 85 enhanced death benefit,
                                                                                 withdrawals (including any applicable withdrawal
                                                                                 charges) will reduce the 3% Roll-Up to age 85
                                                                                 benefit base on a dollar-for-dollar basis, as long
                                                                                 as the sum of the withdrawals in a contract year
                                                                                 is 3% or less of the 3% Roll-Up to age 85 enhanced
                                                                                 death benefit base on the contract issue date or
                                                                                 the most recent contract date anniversary, if
                                                                                 later.

                 See "Guaranteed minimum death benefit" in "Contract         You have a choice of the standard death benefit, the
                 features and benefits"                                      Annual Ratchet to age 85 enhanced death benefit, the
                                                                             Greater of 3% Roll-Up to age 85 or Annual Ratchet to
                                                                             age 85 enhanced death benefit, or the Greater of 4%
                                                                             Roll-Up to age 85 or Annual Ratchet to age 85 enhanced
                                                                             death benefit.

                 See "GWBL Guaranteed minimum death benefit" under           Only the GWBL Standard death benefit is available.
                 "Guaranteed withdrawal benefit for life ("GWBL")" in
                 "Contract features and benefits"

                 See "Annual administrative charge" in "Charges and          The second paragraph of this section is replaced with
                 expenses"                                                   the following:

                                                                             The annual administrative charge will be deducted from
                                                                             the value in the variable investment options on a pro
                                                                             rata basis. If those amounts are insufficient, we will
                                                                             deduct all or a portion of the charge from the account
                                                                             for special dollar cost averaging (for Accumulator(R)
                                                                             and Accumulator(R) Elite(SM) contracts) or the account
                                                                             for special money market dollar cost averaging (for
                                                                             Accumulator(R) Plus(SM) and Accumulator(R) Select(SM)
                                                                             contracts). If the contract is surrendered or
                                                                             annuitized or a death benefit is paid on a date other
                                                                             than a contract date anniversary, we will deduct a pro
                                                                             rata portion of that charge for the year.

                 See "10% free withdrawal amount" under "Withdrawal          The 10% free withdrawal amount applies to full
                 charge" in "Charges and expenses" (For Accumulator(R),      surrenders.
                 Accumulator(R) Plus(SM) and Accumulator(R) Elite(SM)
                 contracts only)

                 See "Certain withdrawals" under "Withdrawal charge" in      If you elect the Greater of 4% Roll-Up to age 85 or
                 "Charges and expenses" (For Accumulator(R),                 Annual Ratchet to age 85 enhanced death benefit without
                 Accumulator(R) Plus(SM) and Accumulator(R) Elite(SM)        a Guaranteed minimum income benefit, the withdrawal
                 contracts only)                                             charge will be waived for any withdrawal that, together
                                                                             with any prior withdrawals made during the contract
                                                                             year, does not exceed 6% of the beginning of contract
                                                                             year 4% Roll-Up to age 85 benefit base, even if such
                                                                             withdrawals exceed the free withdrawal amount.
------------------------------------------------------------------------------------------------------------------------------------

G-9 Appendix VII: State contract availability and/or variations of certain features and benefits

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
------------------------------------------------------------------------------------------------------------------------------------
 STATE           FEATURES AND BENEFITS                                       AVAILABILITY OR VARIATION
------------------------------------------------------------------------------------------------------------------------------------
WASHINGTON       See "Withdrawal charge" in "Charges and expenses" under     The owner (or older joint owner, if applicable) has
(CONTINUED)      "Disability, terminal illness, or confinement to            qualified to receive Social Security disability
                 nursing home" (For Accumulator(R), Accumulator(R)           benefits as certified by the Social Security
                 Plus(SM) and Accumulator(R) Elite(SM) contracts only)       Administration or a statement from an independent U.S.
                                                                             licensed physician stating that the owner (or older
                                                                             joint owner, if applicable) meets the definition of
                                                                             total disability for at least 6 continuous months prior
                                                                             to the notice of claim. Such disability must be
                                                                             re-certified every 12 months.
------------------------------------------------------------------------------------------------------------------------------------


























                         Appendix VII: State contract availability and/or
                              variations of certain features and benefits   G-10

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Appendix VIII: Contract variations

--------------------------------------------------------------------------------

You should note that your contract's options, features and charges may vary from what is described in this Prospectus depending on the approximate date on which you purchased your contract. You may not change your contract or its features after issue. This Appendix reflects contract variations that differ from what is described in this Prospectus but may have been in effect at the time your contract was issued. If you purchased your contract during the "Approximate Time Period" below, the noted variation may apply to you.

In addition, options and/or features may vary among states in light of applicable regulations or state approvals. Any such state variations are generally not included here but instead included in Appendix VII earlier in this section. For more information about state variations applicable to you, as well as particular features, charges and options available under your contract based upon when you purchased it, please contact your financial professional and/or refer to your contract.

------------------------------------------------------------------------------------------------------------------------------------
 APPROXIMATE TIME PERIOD           FEATURE/BENEFIT                     VARIATION
------------------------------------------------------------------------------------------------------------------------------------
May 2007 - February 2008           Guaranteed withdrawal               At no additional charge, during the first ten contract years,
(through March 2008 in Nevada)     benefit for life--                  in each year you have not taken a withdrawal, we will
                                   5% deferral bonus                   increase your GWBL benefit base by an amount equal to 5% of your total contributions. If the Annual Ratchet (as discussed immediately above) occurs on any contract date anniversary, for the next and subsequent contract years, the bonus will be
                                                                       5% of the most recent ratcheted GWBL benefit base plus any subsequent contributions. If the GWBL benefit base is reduced due to an Excess withdrawal, the 5% deferral bonus will be calculated using the reset GWBL benefit base plus any
                                                                       applicable contributions. The deferral bonus generally
                                                                       excludes contributions made in the prior 12 months. In the first contract year, the deferral bonus is determined using all contributions received in the first 90 days of the
                                                                       contract year. On any contract date anniversary on which you are eligible for a bonus, we will calculate the applicable bonus amount. If, when added to the current GWBL benefit
                                                                       base, the amount is greater than your account value, that
                                                                       amount will become your new GWBL benefit base. If that amount is less than or equal to your account value, your GWBL
                                                                       benefit base will be ratcheted to equal your account value, and the 5% deferral bonus will not apply. If you opt out of the Annual Ratchet (as discussed immediately above), the 5%
                                                                       deferral bonus will still apply.

                                   200% Initial GWBL benefit           Not available
                                   base guarantee

                                   Guaranteed annual withdrawal        The Applicable percentages for the Guaranteed annual
                                   amount                              withdrawal amount are as follows:

                                                                           -----------------------------------------------------
                                                                            AGE                    APPLICABLE PERCENTAGE
                                                                           -----------------------------------------------------
                                                                            45-64                          4.0%
                                                                            65-74                          5.0%
                                                                            75-84                          6.0%
                                                                            85 and older                   7.0%
                                                                           -----------------------------------------------------



                                   Guaranteed withdrawal               If you elect the Single Life option, the charge is equal to
                                   benefit for life benefit charge     0.60%. If you elect the Joint Life option, the charge is
                                                                       equal to 0.75%.

                                                                       The maximum charge for the Single Life option is 0.75%.
                                                                       The maximum charge for the Joint Life option is 0.90%.
------------------------------------------------------------------------------------------------------------------------------------




H-1   Appendix VIII: Contract variations

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
------------------------------------------------------------------------------------------------------------------------------------
 APPROXIMATE TIME PERIOD           FEATURE/BENEFIT                     VARIATION
------------------------------------------------------------------------------------------------------------------------------------
                                   How withdrawals affect your GWBL    Your GWBL Standard death benefit base and GWBL Enhanced death
                                   and GWBL Guaranteed minimum         benefit base are reduced on a dollar-for-dollar basis by any
                                   death benefit                       withdrawal up to the Guaranteed annual withdrawal amount.
                                                                       Once a withdrawal causes cumulative withdrawals in a contract year to exceed your Guaranteed annual withdrawal amount, your
                                                                       GWBL Standard death benefit base and GWBL Enhanced death
                                                                       benefit base are reduced on a pro rata basis. If the reduced
                                                                       GWBL Enhanced death benefit base is greater than your account value (after the Excess withdrawal), we will further reduce your GWBL Enhanced death benefit base to equal your account value.

                                   Maximum payment plan                The amount of the withdrawal will increase following any
                                                                       Annual Ratchet or 5% deferral bonus.

                                   Customized payment plan             The amount of the withdrawal will not be increased following any Annual Ratchet or 5% deferral bonus. You must elect to change the scheduled payment amount.

                                   Annuity maturity date               The minimum death benefit will be reduced dollar-for-dollar by each payment.
------------------------------------------------------------------------------------------------------------------------------------



















                                        Appendix VIII: Contract variations   H-2

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Appendix IX: Tax-sheltered annuity contracts (TSAs)


--------------------------------------------------------------------------------


GENERAL; FINAL REGULATIONS UNDER SECTION 403(B)

This Appendix reflects our current understanding of some of the special federal income tax rules applicable to annuity contracts used to fund employer plans under Section 403(b) of the Internal Revenue Code. We refer to these contracts as "403(b) annuity contracts" or "Tax Sheltered Annuity" contracts ("TSAs"). The discussion in this Appendix generally assumes that a TSA has 403(b) contract status or qualifies as a 403(b) contract. In 2007, the IRS and the Treasury Department published final Treasury Regulations under Section 403(b) of the Code ("2007 Regulations"). As a result, there are significant revisions to the establishment and operation of plans and arrangements under Section 403(b) of the Code, and the contracts issued to fund such plans. The 2007 Regulations raise a number of questions as to the effect of the 2007 Regulations on TSAs issued prior to the effective date of the 2007 Regulations. The IRS has issued guidance intended to clarify some of these questions, and may issue further guidance in future years. Due to the Internal Revenue Service and Treasury regulatory changes in 2007 which became fully effective on January 1, 2009, contracts issued prior to September 25, 2007 which qualified as 403(b) contracts under the rules at the time of issue may lose their status as 403(b) contracts or have the availability of transactions under the contract restricted as of January 1, 2009 unless the individual's employer or the individual take certain actions. Please consult your tax adviser regarding the effect of these rules (which may vary depending on the owner's employment status, plan participation status, and when and how the contract was acquired) on your personal situation.


EMPLOYER PLAN REQUIREMENT. The thrust of the 2007 Regulations is to eliminate informal Section 403(b) arrangements with minimal or diffuse employer oversight and to require employers purchasing annuity contracts for their employees under
Section 403(b) of the Code to conform to other tax-favored, employer-based retirement plans with salary reduction contributions, such as Section 401(k) plans and governmental employer Section 457(b) plans. The 2007 Regulations require employers sponsoring 403(b) plans as of January 1, 2009, to have a written plan designating administrative responsibilities for various functions under the plan, and the plan in operation must conform to the plan terms.


LIMITATIONS ON INDIVIDUAL-INITIATED DIRECT TRANSFERS. The 2007 Regulations revoke Revenue Ruling 90-24 ("Rev. Rul. 90-24"), effective January 1, 2009. Prior to the 2007 Regulations, Rev. Rul. 90-24 had permitted individual-initiated, tax-free direct transfers of funds from one 403(b) annuity contract to another, without reportable taxable income to the individual, and with the characterization of funds in the contract remaining the same as under the prior contract. Under the 2007 Regulations and other IRS published guidance, direct transfers made after September 24, 2007 are permitted only with plan or employer approval as described below.


PERMISSIBLE CONTRIBUTIONS TO THE ACCUMULATOR(R) SERIES TSA CONTRACTS

Contributions to an Accumulator(R) Series TSA contract are extremely limited. AXA Equitable permits Contributions to be made to an Accumulator(R) Series TSA contract only where AXA Equitable is an "approved vendor" under an employer's 403(b) plan. That is, some or all of the participants in the employer's 403(b) plan are currently contributing to a non-Accumulator AXA Equitable 403(b) annuity contract. AXA Equitable and the employer must agree to share information with respect to the Accumulator(R) Series TSA contract and other funding vehicles under the plan.

AXA Equitable does not accept employer-remitted contributions. AXA Equitable does not accept contributions of after-tax funds, including designated Roth contributions, to the Accumulator(R) Series TSA contracts. We will accept contributions of pre-tax funds only with documentation satisfactory to us of employer or its designee or plan approval of the transaction. Contributions must be made in the form of a direct transfer of funds from one 403(b) plan to another, a contract exchange under the same plan, or a direct rollover from another eligible retirement plan.


DISTRIBUTIONS FROM TSAS


GENERAL. Generally, after the 2007 Regulations, employer or plan administrator consent is required for loan, withdrawal or distribution transactions under a 403(b) annuity contract. Processing of a requested transaction will not be completed until the information required to process the transaction is received from the employer or its designee. This information will be transmitted as a result of an information sharing agreement between AXA Equitable and the employer sponsoring the plan.


WITHDRAWAL RESTRICTIONS. AXA Equitable treats all amounts under an Accumulator(R) Series Rollover TSA contract as not eligible for withdrawal until:

o the owner is severed from employment with the employer who provided the funds used to purchase the TSA contract;

o   the owner dies; or

o the plan under which the Accumulator(R) Series TSA contract is purchased is terminated.


I-1   Appendix IX: Tax-sheltered annuity contracts (TSAs)

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TAX TREATMENT OF DISTRIBUTIONS. Amounts held under TSA contracts are generally not subject to federal income tax until benefits are distributed. Distributions include withdrawals from your TSA contract and annuity payments from your TSA contract. Death benefits paid to a beneficiary are also taxable distributions. Unless an exception applies, amounts distributed from TSA contracts are includible in gross income as ordinary income. Distributions from TSA contracts may be subject to 20% federal income tax withholding described under "Federal and state income tax withholding and information reporting" in the "Tax Information" section of the Prospectus. In addition, TSA contract distributions may be subject to additional tax penalties.

If you have made after-tax contributions, you will have a tax basis in your TSA contract, which will be recovered tax-free. Since AXA Equitable does not accept after-tax funds to an Accumulator(R) Series Rollover TSA contract, we do not track your investment in the TSA contract, if any. We will report all distributions from this Rollover TSA contract as fully taxable. You will have to determine how much of the distribution is taxable.


DISTRIBUTIONS BEFORE ANNUITY PAYMENTS BEGIN. On a total surrender, the amount received in excess of the investment in the contract is taxable. The amount of any partial distribution from a TSA contract prior to the annuity starting date is generally taxable, except to the extent that the distribution is treated as a withdrawal of after-tax contributions. Distributions are normally treated as pro rata withdrawals of any after-tax contributions and earnings on those contributions.


ANNUITY PAYMENTS. Annuitization payments that are based on life or life expectancy are considered annuity payments for income tax purposes. We include in annuitization payments Guaranteed annual withdrawals that are continued after your account value goes to zero under a supplementary life annuity contract, as discussed under "Guaranteed withdrawal benefit for life ("GWBL")" in the "Contract features and benefits" in this Prospectus. If you elect an annuity payout option, you will recover any investment in the TSA contract as each payment is received by dividing the investment in the TSA contract by an expected return determined under an IRS table prescribed for qualified annuities. The amount of each payment not excluded from income under this exclusion ratio is fully taxable. The full amount of the payments received after your investment in the TSA contract is recovered is fully taxable. If you (and your beneficiary under a joint and survivor annuity) die before recovering the full investment in the TSA contract, a deduction is allowed on your (or your beneficiary's) final tax return.


PAYMENTS TO A BENEFICIARY AFTER YOUR DEATH. Death benefit distributions from a TSA contract generally receive the same tax treatment as distributions during your lifetime. In some instances, distributions from a TSA contract made to your surviving spouse may be rolled over to a traditional IRA or other eligible retirement plan. A surviving spouse might also be eligible to directly roll over a TSA contract death benefit to a Roth IRA in a taxable conversion rollover. A non-spousal death beneficiary may be able to directly roll over death benefits to a new inherited IRA under certain circumstances.


EFFECT OF 2007 REGULATIONS ON LOANS FROM TSAS

As a result of the 2007 Regulations, loans are not available without employer or plan administrator approval. If loans are available, loan processing may be delayed pending receipt of information required to process the loan under an information sharing agreement. The processing of a loan request will not be completed until the information required to process the transaction is received from the employer or its designee. This information will be transmitted as a result of an information sharing agreement between AXA Equitable and the employer sponsoring the plan.

If loans are available:

Loans are generally not treated as a taxable distribution. If the amount of the loan exceeds permissible limits under federal income tax rules when made, the amount of the excess is treated (solely for tax purposes) as a taxable distribution. Additionally, if the loan is not repaid at least quarterly, amortizing (paying down) interest and principal, the amount not repaid when due will be treated as a taxable distribution. The entire unpaid balance of the loan is includable in income in the year of the default.

TSA loans are subject to federal income tax limits and may also be subject to the limits of the plan from which the funds came. Federal income tax rule requirements apply even if the plan is not subject to ERISA. For example, loans offered under TSA contracts are subject to the following conditions:

o The amount of a loan to a participant, when combined with all other loans to the participant from all qualified plans of the employer, cannot exceed the lesser of:

(1) the greater of $10,000 or 50% of the participant's nonforfeitable accrued benefits; and

(2) $50,000 reduced by the excess (if any) of the highest outstanding loan balance over the previous 12 months over the outstanding loan bal ance of plan loans on the date the loan was made.

o In general, the term of the loan cannot exceed five years unless the loan is used to acquire the participant's primary residence. Accumulator(R) Series Rollover TSA contracts have a term limit of ten years for loans used to acquire the participant's primary residence.

o All principal and interest must be amortized in substantially level payments over the term of the loan, with payments being made at least quarterly. In very limited circumstances, the repayment obligation may be temporarily suspended during a leave of absence.


                       Appendix IX: Tax-sheltered annuity contracts (TSAs)   I-2

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The amount borrowed and not repaid may be treated as a distribution if:

o   the loan does not qualify under the conditions above;

o   the participant fails to repay the interest or principal when due; or

o in some instances, the participant separates from service with the employer who provided the funds or the plan is terminated.

In this case, the participant may have to include the unpaid amount due as ordinary income. In addition, the 10% early distribution penalty tax may apply. The amount of the unpaid loan balance is reported to the IRS on Form 1099R as a distribution. For purposes of calculating any subsequent loans which may be made under any plan of the same employer, a defaulted loan which has not been fully repaid is treated as still outstanding, even after the default is reported to the IRS on Form 1099-R. The amount treated as still outstanding (which limits subsequent loans) includes interest accruing on the unpaid balance.


TAX-DEFERRED ROLLOVERS AND FUNDING VEHICLE TRANSFERS. You may roll over an "eligible rollover distribution" from a 403(b) annuity contract into another eligible retirement plan which agrees to accept the rollover. The rollover may be a direct rollover or one you do yourself within 60 days after you receive the distribution. To the extent rolled over, a distribution remains tax-deferred.

You may roll over a distribution from a 403(b) annuity contract to any of the following: another 403(b) plan funding vehicle, a qualified plan, a governmental employer 457(b) plan (separate accounting required) or a traditional IRA. A spousal beneficiary may also roll over death benefits as above. A non-spousal death beneficiary may be able to directly roll over death benefits to a new inherited IRA under certain circumstances. An Accumulator(R) Series IRA contract is not available for purchase by a non-spousal death beneficiary direct rollover.

Distributions from a 403(b) annuity contract can be rolled over to a Roth IRA. Such conversion rollover transactions are taxable. Any taxable portion of the amount rolled over will be taxed at the time of the rollover.

The taxable portion of most distributions will be eligible for rollover, except as specifically excluded under federal income tax rules. Distributions that you cannot roll over generally include periodic payments for life or for a period of 10 years or more, hardship withdrawals and required minimum distributions under federal income tax rules.

Direct transfers from one 403(b) annuity contract to another (whether under a plan-to-plan transfer, or contract exchange under the same 403(b) plan, are not distributions.


REQUIRED MINIMUM DISTRIBUTIONS

The required minimum distribution rules applicable to 403(b) annuity contracts are generally the same as those applicable to traditional IRAs described in the "Tax Information" section of the Prospectus with these differences:


WHEN YOU HAVE TO TAKE THE FIRST REQUIRED MINIMUM DISTRIBUTION. The minimum distribution rules force 403(b) plan participants to start calculating and taking annual distributions from their 403(b) annuity contracts by a required date. Generally, you must take the first required minimum distribution for the calendar year in which you turn age 70-1/2. You may be able to delay the start of required minimum distributions for all or part of your account balance until after age 70-1/2, as follows:

o For 403(b) plan participants who have not retired from service with the employer maintaining the 403(b) plan by the calendar year the participant turns age 70-1/2, the required beginning date for minimum distributions is extended to April 1 following the calendar year of retirement.

o 403(b) plan participants may also delay the start of required minimum distributions to age 75 for the portion of their account value attributable to their December 31, 1986 TSA contract account balance, even if retired at age 70-1/2. We will know whether or not you qualify for this exception because it only applies to individuals who established their Accumulator(R) Series Rollover TSA contract by direct Revenue Ruling 90-24 transfer prior to September 25, 2007, or by a contract exchange or a plan-to-plan exchange approved under the employer's plan after that date. If you do not give us the amount of your December 31, 1986, account balance that is being transferred to the Accumulator(R) Series Rollover TSA contract on the form used to establish the TSA contract, you do not qualify.


SPOUSAL CONSENT RULES

Your employer will tell us on the form used to establish the TSA contract whether or not you need to get spousal consent for loans, withdrawals or other distributions. If you do, you will need such consent if you are married when you request a withdrawal under the TSA contract. In addition, unless you elect otherwise with the written consent of your spouse, the retirement benefits payable under the plan must be paid in the form of a qualified joint and survivor annuity. A qualified joint and survivor annuity is payable for the life of the annuitant with a survivor annuity for the life of the spouse in an amount not less than one-half of the amount payable to the annuitant during his or her lifetime. In addition, if you are married, the beneficiary must be your spouse, unless your spouse consents in writing to the designation of another beneficiary.



I-3   Appendix IX: Tax-sheltered annuity contracts (TSAs)

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If you are married and you die before annuity payments have begun, payments will be made to your surviving spouse in the form of a life annuity unless at the time of your death a contrary election was in effect. However, your surviving spouse may elect, before payments begin, to receive payments in any form permitted under the terms of the TSA contract and the plan of the employer who provided the funds for the TSA contract.


EARLY DISTRIBUTION PENALTY TAX

A penalty tax of 10% of the taxable portion of a distribution applies to distributions from a TSA contract before you reach age 59-1/2. This is in addition to any income tax. There are exceptions to the extra penalty tax. Some of the available exceptions to the pre-age 59-1/2 penalty tax include distributions made:

o   on or after your death; or

o   because you are disabled (special federal income tax definition); or

o to pay for certain extraordinary medical expenses (special federal income tax definition); or

o in any form of payout after you have separated from service (only if the separation occurs during or after the calendar year you reach age 55); or

o in a payout in the form of substantially equal periodic payments made at least annually over your life (or your life expectancy), or over the joint lives of you and your beneficiary (or your joint life expectancies) using an IRS-approved distribution method (only after you have separated from service at any age). We do not anticipate that Guaranteed annual withdrawals made under the Guaranteed withdrawal benefit for life's Maximum or Customized payment plan or taken as partial withdrawals will qualify for this exception if made before age 59-1/2.



                       Appendix IX: Tax-sheltered annuity contracts (TSAs)   I-4

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Statement of additional information

--------------------------------------------------------------------------------

TABLE OF CONTENTS


                                                                          Page
Who is AXA Equitable?                                                        2

Unit Values                                                                  2
Custodian and Independent Registered Public Accounting Firm                  2
Distribution of the Contracts                                                2
Financial Statements                                                         2



HOW TO OBTAIN AN ACCUMULATOR(R) SERIES STATEMENT OF ADDITIONAL INFORMATION FOR SEPARATE ACCOUNT NO. 49

Send this request form to:
  The Accumulator(R) Series
  P.O. Box 1547
  Secaucus, NJ 07096-1547

-----------------------------------------------------------------------------
Please send me an Accumulator(R) Series SAI for SEPARATE ACCOUNT NO. 49 dated May 1, 2010.


--------------------------------------------------------------------------------

Name


--------------------------------------------------------------------------------

Address


--------------------------------------------------------------------------------
City                     State            Zip










                   x02992/Accumulator '06/'06.5, '07/'07.5, 8.0/8.2/8.3, 9.0 All

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The Accumulator(R) Series
A combination variable and fixed deferred annuity contract


PROSPECTUS DATED MAY 1, 2010


Please read and keep this Prospectus for future reference. It contains important information that you should know before purchasing or taking any other action under your contract. This Prospectus supersedes all prior Prospectuses and supplements. You should read the prospectuses for each Trust, which contain important information about the portfolios.

--------------------------------------------------------------------------------

WHAT IS THE ACCUMULATOR(R) SERIES?


The Accumulator(R) Series are deferred annuity contracts issued by AXA Equitable Life Insurance Company. The series consists of Accumulator(R), Accumulator(R) Plus(SM), Accumulator(R) Elite(SM) and Accumulator(R) Select(SM). The contracts provide for the accumulation of retirement savings and for income. The contracts offer income and death benefit protection as well. They also offer a number of payout options. You invest to accumulate value on a tax-deferred basis in one or more of our "investment options": (i) variable investment options, (ii) the guaranteed interest option, (iii) fixed maturity options, or (iv) the account for special dollar cost averaging or the account for special money dollar cost averaging.(+)

This Prospectus is not your contract. Your contract and any endorsements, riders and data pages as identified in your contract are the entire contract between you and AXA Equitable and governs with respect to all features, benefits, rights and obligations. The description of the contract's provisions in this Prospectus is current as of the date of this Prospectus; however, because certain provisions may be changed after the date of this Prospectus in accordance with the contract, the description of the contract's provisions in this Prospectus is qualified in its entirety by the terms of the actual contract. The contract should be read carefully. You have the right to cancel the contract within a certain number of days after receipt of the contract. You should read this Prospectus in conjunction with any applicable supplements. The contracts may not have been available in all states. Certain features and benefits described in this Prospectus may vary in your state; all features and benefits may not be available in all contracts, in all states or from all selling broker-dealers. Please see Appendix VII later in this Prospectus for more information on state availability and/or variations of certain features and benefits. All optional features and benefits described in this Prospectus may not have been available at the time you purchased the contract. We have the right to restrict availability of any optional feature or benefit. In addition, not all optional features and benefits may be available in combination with other optional features and benefits. We can refuse to accept any application or contribution from you at any time, including after you purchase the contract.
----------------------

(+) The account for special dollar cost averaging is only available with Accumulator(R) and Accumulator(R) Elite(SM) contracts. The account for special money market dollar cost averaging is only available with Accumulator(R) Plus(SM) and Accumulator(R) Select(SM) contracts.



--------------------------------------------------------------------------------
 VARIABLE INVESTMENT OPTIONS
--------------------------------------------------------------------------------
o AXA Aggressive Allocation*             o EQ/Common Stock Index
o AXA Conservative Allocation*           o EQ/Core Bond Index
o AXA Conservative-Plus Allocation*      o EQ/Davis New York Venture
o AXA Moderate Allocation*               o EQ/Equity 500 Index
o AXA Moderate-Plus Allocation*          o EQ/Equity Growth PLUS
o EQ/AllianceBernstein International     o EQ/Franklin Core Balanced
o EQ/AllianceBernstein Small Cap         o EQ/Franklin Templeton Allocation
  Growth                                 o EQ/GAMCO Mergers and Acquisitions
o EQ/AXA Franklin Small Cap Value Core   o EQ/GAMCO Small Company Value
o EQ/BlackRock Basic Value Equity        o EQ/Global Bond PLUS
o EQ/BlackRock International Value       o EQ/Global Multi-Sector Equity
o EQ/Boston Advisors Equity Income       o EQ/Intermediate Government Bond
o EQ/Calvert Socially Responsible          Index
o EQ/Capital Guardian Growth             o EQ/International Core PLUS
o EQ/Capital Guardian Research
--------------------------------------------------------------------------------
 VARIABLE INVESTMENT OPTIONS
--------------------------------------------------------------------------------
o EQ/International Growth                o EQ/Small Company Index
o EQ/JPMorgan Value Opportunities        o EQ/T. Rowe Price Growth Stock
o EQ/Large Cap Core PLUS                 o EQ/Templeton Global Equity
o EQ/Large Cap Growth Index              o EQ/UBS Growth and Income
o EQ/Large Cap Growth PLUS               o EQ/Van Kampen Comstock
o EQ/Large Cap Value Index               o EQ/Wells Fargo Advantage Omega
o EQ/Large Cap Value PLUS                  Growth**
o EQ/Lord Abbett Growth and Income       o Multimanager Aggressive Equity
o EQ/Lord Abbett Large Cap Core          o Multimanager Core Bond
o EQ/Mid Cap Index                       o Multimanager International Equity
o EQ/Mid Cap Value PLUS                  o Multimanager Large Cap Core Equity
o EQ/Money Market                        o Multimanager Large Cap Growth***
o EQ/Montag & Caldwell Growth            o Multimanager Large Cap Value
o EQ/Morgan Stanley Mid Cap Growth**     o Multimanager Mid Cap Growth
o EQ/Mutual Large Cap Equity             o Multimanager Mid Cap Value
o EQ/Oppenheimer Global                  o Multimanager Multi-Sector Bond
o EQ/PIMCO Ultra Short Bond              o Multimanager Small Cap Growth
o EQ/Quality Bond PLUS                   o Multimanager Small Cap Value
                                         o Multimanager Technology
--------------------------------------------------------------------------------



*   The "AXA Allocation" Portfolios.

** This is the variable investment option's new name, effective on or about May 1, 2010, subject to regulatory approval. Please see "Portfolios of the Trusts" under "Contract features and benefits" later in this Prospectus for the variable investment option's former name.

*** Please see "Portfolios of the Trusts" later in this Prospectus regarding the planned substitution of this variable investment option.

You may allocate amounts to any of the variable investment options. At any time, we have the right to limit or terminate your contributions and allocations to any of the variable investment options and to limit the number of variable investment options which you may elect. Each variable investment option is a subaccount of Separate Account No. 49. Each variable investment option, in turn, invests in a corresponding securities portfolio ("Portfolio") of AXA Premier VIP Trust or EQ Advisors Trust (the "Trusts"). Your investment results in a variable investment option will depend on the investment performance of the related Portfolio.


You may also allocate amounts to the guaranteed interest option, the fixed maturity options, and, if applicable under your Accumulator(R) Series contract, the account for special dollar cost averaging, which are discussed later in this Prospectus. If you elect the Guaranteed withdrawal benefit for life or a Principal guarantee benefit, your investment options will be limited to the guaranteed interest option, certain permitted variable investment options and, if applicable under your Accumulator(R) Series contract, the account for special dollar cost averaging. The permitted variable investment options are described later in this Prospectus.



THE SEC HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE CONTRACTS ARE NOT INSURED BY THE FDIC OR ANY OTHER AGENCY. THEY ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK AND ARE NOT BANK GUARANTEED. THEY ARE SUBJECT TO INVESTMENT RISKS AND POSSIBLE LOSS OF PRINCIPAL.



                                                            X02978/'06/'06.5 All

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TYPES OF CONTRACTS. We offer the contracts for use as:

o  A nonqualified annuity ("NQ") for after-tax contributions only.

o  An individual retirement annuity ("IRA"), either traditional IRA or Roth IRA.

   We offer two versions of the traditional IRA: "Rollover IRA" and "Flexible Premium IRA." We also offer two versions of the Roth IRA: "Roth Conversion IRA" and "Flexible Premium Roth IRA."

o Traditional and Roth Inherited IRA beneficiary continuation contract ("Inherited IRA") (direct transfer contributions only).

o An annuity that is an investment vehicle for a qualified defined contribution plan ("QP") (Rollover and direct transfer contributions only).

o An Internal Revenue Code Section 403(b) Tax-Sheltered Annuity ("TSA") -- ("Rollover TSA") (Rollover and direct transfer contributions only; employer or plan approval required).


Not all types of contracts are available with each version of the Accumulator(R) Series contracts. See "How you can contribute to your contract" in "Contract features and benefits" for more information.


CONTRACT VARIATIONS

These versions of the Accumulator(R) Series contracts are no longer being sold. This prospectus is designed for current contract owners. In addition to the possible state variations noted above, you should note that your contract features and charges may vary depending on the date on which you purchased your contract. For more information about the particular features, charges and options applicable to you, please contact your financial professional or refer to your contract, as well as review Appendix VII later in this Prospectus for contract variation information and timing. You may not change your contract or its features as issued.

Registration statements relating to this offering have been filed with the Securities and Exchange Commission ("SEC"). The statement of additional information ("SAI") dated May 1, 2010, is part of the registration statement. The SAI is available free of charge. You may request one by writing to our processing office at P.O. Box 1547, Secaucus, NJ 07096-1547 or calling 1-800-789-7771. The SAI is incorporated by this reference into this Prospectus. This Prospectus and the SAI can also be obtained from the SEC's website at www.sec.gov. The table of contents for the SAI appears at the back of this Prospectus.



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Contents of this Prospectus

--------------------------------------------------------------------------------
THE ACCUMULATOR(R) SERIES
--------------------------------------------------------------------------------
Index of key words and phrases                                               5
Who is AXA Equitable?                                                        7
How to reach us                                                              8
The Accumulator(R) Series at a glance -- key features                       10


--------------------------------------------------------------------------------
FEE TABLE                                                                   13
--------------------------------------------------------------------------------
Examples                                                                    15
Condensed financial information                                             16


--------------------------------------------------------------------------------
1. CONTRACT FEATURES AND BENEFITS                                           17
--------------------------------------------------------------------------------

How you can contribute to your contract                                     17

Owner and annuitant requirements                                            24
How you can make your contributions                                         24
What are your investment options under the contract?                        25
Portfolios of the Trusts                                                    26
Allocating your contributions                                               33
Credits (for Accumulator(R) Plus(SM) and
     Guaranteed minimum income benefit base                                 36
Annuity purchase factors                                                    39
Guaranteed minimum income benefit option                                    39
Guaranteed minimum death benefit                                            41
Guaranteed withdrawal benefit for life ("GWBL")                             43
Principal guarantee benefits                                                47
Inherited IRA beneficiary continuation contract                             48
Your right to cancel within a certain number of days                        48


--------------------------------------------------------------------------------
2. DETERMINING YOUR CONTRACT'S VALUE                                        50
--------------------------------------------------------------------------------
Your account value and cash value                                           50
Your contract's value in the variable investment options                    50
Your contract's value in the guaranteed interest option                     50
Your contract's value in the fixed maturity options                         50
Your contract's value in the account for special dollar cost averaging      50
Insufficient account value                                                  50


----------------------
"We," "our," and "us" refer to AXA Equitable.

When we address the reader of this Prospectus with words such as "you" and "your," we mean the person who has the right or responsibility that the Prospectus is discussing at that point. This is usually the contract owner.

When we use the word "contract" it also includes certificates that are issued under group contracts in some states.


                                                  Contents of this Prospectus  3
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--------------------------------------------------------------------------------
3. TRANSFERRING YOUR MONEY AMONG INVESTMENT OPTIONS                         52
--------------------------------------------------------------------------------
Transferring your account value                                             52
Disruptive transfer activity                                                52
Rebalancing your account value                                              53


--------------------------------------------------------------------------------
4. ACCESSING YOUR MONEY                                                     55
--------------------------------------------------------------------------------
Withdrawing your account value                                              55
How withdrawals are taken from your account value                           57
How withdrawals affect your Guaranteed minimum income benefit,
    Guaranteed minimum death benefit and Principal guarantee benefits       57
How withdrawals affect your GWBL and GWBL Guaranteed minimum
    death benefit                                                           58
Withdrawals treated as surrenders                                           58
Loans under Rollover TSA contracts                                          58
Surrendering your contract to receive its cash value                        59
When to expect payments                                                     59
Your annuity payout options                                                 60


--------------------------------------------------------------------------------
5. CHARGES AND EXPENSES                                                     63
--------------------------------------------------------------------------------
Charges that AXA Equitable deducts                                          63
Charges that the Trusts deduct                                              67
Group or sponsored arrangements                                             67
Other distribution arrangements                                             67


--------------------------------------------------------------------------------
6. PAYMENT OF DEATH BENEFIT                                                 68
--------------------------------------------------------------------------------
Your beneficiary and payment of benefit                                     68
Beneficiary continuation option                                             70


-------------------------------------------------------------------------------
7. TAX INFORMATION                                                          73
--------------------------------------------------------------------------------
Overview                                                                    73

Contracts that fund a retirement arrangement                                73
Special rule for conversions to Roth IRA in 2010                            73

Transfers among investment options                                          73
Taxation of nonqualified annuities                                          73
Individual retirement arrangements (IRAs)                                   75
     Traditional individual retirement annuities (traditional IRAs)         76

     Roth individual retirement annuities (Roth IRAs)                       80

Federal and state income tax withholding and
     information reporting                                                  83
Special rules for contracts funding qualified plans                         84
Impact of taxes to AXA Equitable                                            84


--------------------------------------------------------------------------------
8. MORE INFORMATION                                                         85
--------------------------------------------------------------------------------
About Separate Account No. 49                                               85
About the Trusts                                                            85
About our fixed maturity options                                            85
About the general account                                                   86
About other methods of payment                                              87
Dates and prices at which contract events occur                             87
About your voting rights                                                    88
Statutory compliance                                                        89
About legal proceedings                                                     89
Financial statements                                                        89
Transfers of ownership, collateral assignments,
     loans and borrowing                                                    89
About Custodial IRAs                                                        89

How divorce may affect your guaranteed benefits                             89
How divorce may affect your Joint Life GWBL                                 90

Distribution of the contracts                                               90


--------------------------------------------------------------------------------
9. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                          92
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
APPENDICES
--------------------------------------------------------------------------------
   I -- Condensed financial information                                     A-1
  II -- Purchase considerations for QP contracts                            B-1
 III -- Market value adjustment example                                     C-1
  IV -- Enhanced death benefit example                                      D-1
   V -- Hypothetical illustrations                                          E-1
  VI -- Earnings enhancement benefit example                                F-1
 VII -- State contract availability and/or variations of certain
        features and benefits                                               G-1
VIII -- Contract variations                                                 H-1

 IX  -- Tax-sheltered annuity contracts (TSAs)                              I-1


--------------------------------------------------------------------------------
STATEMENT OF ADDITIONAL INFORMATION
     TABLE OF CONTENTS
--------------------------------------------------------------------------------

4  Contents of this Prospectus
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Contents of this Prospectus (Cont'd.)


--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
SUMMARY PROSPECTUSES FOR THE PORTFOLIOS OF AXA PREMIER VIP TRUST AND EQ
   ADVISORS TRUST
--------------------------------------------------------------------------------
AXA Aggressive Allocation                                          AAA 1-3
AXA Conservative Allocation                                        ACA 1-3
AXA Conservative-Plus Allocation                                  ACPA 1-3
AXA Moderate Allocation                                            AMA 1-3
AXA Moderate-Plus Allocation                                      AMPA 1-3
Multimanager Aggressive Equity                                    MMAE 1-4
Multimanager Core Bond                                            MMCB 1-4
Multimanager International Equity                                 MMIE 1-4
Multimanager Large Cap Core Equity                              MMLCCE 1-4
Multimanager Large Cap Growth                                    MMLCG 1-3
Multimanager Large Cap Value                                     MMLCV 1-4
Multimanager Mid Cap Growth                                      MMMCG 1-4
Multimanager Mid Cap Value                                       MMMCV 1-4
Multimanager Multi-Sector Bond                                    MMSB 1-4
Multimanager Small Cap Growth                                    MMSCG 1-4
Multimanager Small Cap Value                                     MMSCV 1-4
Multimanager Technology                                            MMT 1-4
EQ/AllianceBernstein International                               EQABI 1-3
EQ/AllianceBernstein Small Cap Growth                           EQASCG 1-3
EQ/AXA Franklin Small Cap Value Core                            EQAFSC 1-4
EQ/BlackRock Basic Value Equity                                  EQBBV 1-3
EQ/BlackRock International Value                                EQBINT 1-3
EQ/Boston Advisors Equity Income                                EQBAEI 1-3
EQ/Calvert Socially Responsible                                  EQCSR 1-4
EQ/Capital Guardian Growth                                       EQCGG 1-3
EQ/Capital Guardian Research                                     EQCGR 1-3
EQ/Common Stock Index                                            EQCTI 1-3
EQ/Core Bond Index                                               EQCBI 1-3
EQ/Davis New York Venture                                        EQDNY 1-3
EQ/Equity 500 Index                                             EQ500I 1-3
EQ/Equity Growth PLUS                                            EQEGP 1-4
EQ/Franklin Core Balanced                                        EQFCB 1-5
EQ/Franklin Templeton Allocation                                 EQFTA 1-4
EQ/GAMCO Mergers and Acquisitions                                EQGMA 1-4
EQ/GAMCO Small Company Value                                    EQGSCV 1-3
EQ/Global Bond PLUS                                              EQGBP 1-4
EQ/Global Multi-Sector Equity                                   EQGMSE 1-4
EQ/Intermediate Government Bond Index                           EQIGBI 1-3
EQ/International Core PLUS                                       EQICP 1-4
EQ/International Growth                                           EQIG 1-3
EQ/JPMorgan Value Opportunities                                 EQJPMV 1-3
EQ/Large Cap Core PLUS                                          EQLCCP 1-4
EQ/Large Cap Growth Index                                       EQLCGI 1-3
EQ/Large Cap Growth PLUS                                        EQLCGP 1-4
EQ/Large Cap Value Index                                        EQLCVI 1-3
EQ/Large Cap Value PLUS                                         EQLCVP 1-4
EQ/Lord Abbett Growth and Income                                EQLAGI 1-3
EQ/Lord Abbett Large Cap Core                                   EQLALC 1-3
EQ/Mid Cap Index                                                 EQMCI 1-3
EQ/Mid Cap Value PLUS                                           EQMCVP 1-4
EQ/Money Market                                                   EQMM 1-3


                                      Contents of this Prospectus (Cont'd.)  4-a
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EQ/Montag & Caldwell Growth                                      EQMCG 1-3
EQ/Morgan Stanley Mid Cap Growth                                 EQMSG 1-3
EQ/Mutual Large Cap Equity                                      EQMLCE 1-5
EQ/Oppenheimer Global                                             EQOG 1-4
EQ/PIMCO Ultra Short Bond                                        EQPUS 1-3
EQ/Quality Bond PLUS                                             EQQBP 1-4
EQ/Small Company Index                                           EQSCI 1-3
EQ/T.Rowe Price Growth Stock                                     EQTGS 1-3
EQ/Templeton Global Equity                                       EQTGE 1-4
EQ/UBS Growth and Income                                         EQUGI 1-3
EQ/Van Kampen Comstock                                           EQVKC 1-3
EQ/Wells Fargo Advantage Omega Growth                           EQWFAO 1-3







4-b  Contents of this Prospectus (Cont'd.)
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Index of key words and phrases

--------------------------------------------------------------------------------

This index should help you locate more information on the terms used in this Prospectus.





                                                                         PAGE
   6% Roll-Up to age 85                                                    37
   12 month dollar cost averaging                                          34
   account for special dollar cost averaging                               33
   account value                                                           50
   administrative charge                                                   64
   annual administrative charge                                            64
   Annual Ratchet                                                          45
   Annual Ratchet to age 85 enhanced death benefit                         37
   annuitant                                                               17
   annuitization                                                           60
   annuity maturity date                                                   62
   annuity payout options                                                  60
   annuity purchase factors                                                39
   automatic annual reset program                                          38
   automatic customized reset program                                      38
   automatic investment program                                            87
   AXA Allocation portfolios                                            cover
   beneficiary                                                             68
   Beneficiary continuation option ("BCO")                                 70
   business day                                                            87
   cash value                                                              50
   charges for state premium and other applicable taxes                    67
   contract date                                                           24
   contract date anniversary                                               24
   contract year                                                           24
   contributions to Roth IRAs                                              80
      regular contributions                                                81
      rollovers and direct transfers                                       81
      conversion contributions                                             81
   contributions to traditional IRAs                                       76
      regular contributions                                                76
      rollovers and transfers                                              77
   credit                                                                  35
   disability, terminal illness or confinement to nursing home             65
   disruptive transfer activity                                            52
   distribution charge                                                     63
   Earnings enhancement benefit                                            42
   Earnings enhancement benefit charge                                     66
   ERISA                                                                   67
   fixed-dollar option                                                     35
   fixed maturity options                                                  32
   Flexible Premium IRA                                                 cover
   Flexible Premium Roth IRA                                            cover
   free look                                                               48
   free withdrawal amount                                                  64
   general account                                                         86
   general dollar cost averaging                                           34
   guaranteed interest option                                              32
   Guaranteed minimum death benefit                                        41
   Guaranteed minimum death benefit and Guaranteed
      minimum income benefit base                                          36
   Guaranteed minimum death benefit/Guaranteed
      minimum income benefit roll-up benefit base reset option             41
   Guaranteed minimum income benefit                                       39
   Guaranteed minimum income benefit charge                                66
   Guaranteed minimum income benefit "no lapse guarantee"                  40
   Guaranteed withdrawal benefit for life ("GWBL")                         43
   Guaranteed withdrawal benefit for life charge                           66
   GWBL benefit base                                                       44
   Inherited IRA                                                        cover
   investment options                                                   cover
   Investment simplifier                                                   35
   IRA                                                                  cover
   IRS                                                                     73
   lifetime required minimum distribution withdrawals                      56
   loan reserve account                                                    59
   loans under Rollover TSA                                                58
   market adjusted amount                                                  32
   market timing                                                           52
   market value adjustment                                                 32
   maturity dates                                                          32
   maturity value                                                          32
   Mortality and expense risks charge                                      63
   NQ                                                                   cover
   one-time reset option                                                   38
   Online Account Access                                                    8
   partial withdrawals                                                     55
   permitted variable investment options                                   25
   Portfolio                                                            cover
   Principal guarantee benefits                                            47
   processing office                                                        8
   QP                                                                   cover
   rate to maturity                                                        32
   rebalancing                                                             53
   Rollover IRA                                                         cover
   Rollover TSA                                                         cover
   Roth Conversion IRA                                                  cover
   Roth IRA                                                             cover
   SAI                                                                  cover
   SEC                                                                  cover
   self-directed allocation                                                33
   Separate Account No. 49                                                 85
   special dollar cost averaging                                           33
   Spousal continuation                                                    69
   standard death benefit                                                  37
   substantially equal withdrawals                                         56
   systematic withdrawals                                                  56
   TOPS                                                                     8
   TSA                                                                  cover
   traditional IRA                                                      cover
   Trusts                                                                  86
   unit                                                                    50
   variable investment options                                             25
   wire transmittals and electronic applications                           87
   withdrawal charge                                                       64


To make this Prospectus easier to read, we sometimes use different words than in the contract or supplemental materials. This is illustrated below. Although we use different words, they have the same meaning in this Prospectus as in the contract or supplemental materials. Your financial professional can provide further explanation about your contract or supplemental materials.


                                                Index of key words and phrases 5
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
-----------------------------------------------------------------------------------------
 PROSPECTUS                                 CONTRACT OR SUPPLEMENTAL MATERIALS
-----------------------------------------------------------------------------------------
  fixed maturity options                   Guarantee Periods (Guaranteed Fixed
                                           Interest Accounts in supplemental materials)
  variable investment options              Investment Funds
  account value                            Annuity Account Value
  rate to maturity                         Guaranteed Rates
  unit                                     Accumulation Unit
  Guaranteed minimum death benefit         Guaranteed death benefit
  Guaranteed minimum income benefit        Guaranteed Income Benefit
  guaranteed interest option               Guaranteed Interest Account
  Guaranteed withdrawal benefit for life   Guaranteed withdrawal benefit
  GWBL benefit base                        Guaranteed withdrawal benefit for life
                                           benefit base
  Guaranteed annual withdrawal amount      Guaranteed withdrawal benefit for life Annual
                                           withdrawal amount
  Excess withdrawal                        Guaranteed withdrawal benefit for life Excess
                                           withdrawal
-----------------------------------------------------------------------------------------

6 Index of key words and phrases
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Who is AXA Equitable?

--------------------------------------------------------------------------------


We are AXA Equitable Life Insurance Company ("AXA Equitable"), a New York stock life insurance corporation. We have been doing business since 1859. AXA Equitable is an indirect, wholly-owned subsidiary of AXA Financial, Inc., a holding company, which is itself an indirect, wholly-owned subsidiary of AXA SA ("AXA"). AXA is a French holding company for an international group of insurance and related financial services companies. As the ultimate sole shareholder of AXA Equitable, and under its other arrangements with AXA Equitable and AXA Equitable's parent, AXA exercises significant influence over the operations and capital structure of AXA Equitable and its parent. AXA holds its interest in AXA Equitable through a number of other intermediate holding companies, including Oudinot Participations, AXA America Holdings, Inc. and AXA Equitable Financial Services, LLC. AXA Equitable is obligated to pay all amounts that are promised to be paid under the contracts. No company other than AXA Equitable, however, has any legal responsibility to pay amounts that AXA Equitable owes under the contracts.

AXA Financial, Inc. and its consolidated subsidiaries managed approximately $581.2 billion in assets as of December 31, 2009. For more than 150 years AXA Equitable has been among the largest insurance companies in the United States. We are licensed to sell life insurance and annuities in all fifty states, the District of Columbia, Puerto Rico, and the U.S. Virgin Islands. Our home office is located at 1290 Avenue of the Americas, New York, NY 10104.



                                                        Who is AXA Equitable?  7
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HOW TO REACH US

Please communicate with us at the mailing addresses listed below for the purposes described. Certain methods of contacting us, such as by telephone or electronically, may be unavailable or delayed. For example, our facsimile service may not be available at all times and/or we may be unavailable due to emergency closing. In addition, the level and type of service available may be restricted based on criteria established by us. In order to avoid delays in processing, please send your correspondence and check to the appropriate location, as follows:



--------------------------------------------------------------------------------
 FOR CORRESPONDENCE WITH CHECKS:
--------------------------------------------------------------------------------

FOR CONTRIBUTIONS SENT BY REGULAR MAIL:
     The Accumulator(R) Series
     P.O. Box 1577
     Secaucus, NJ 07096-1577


FOR CONTRIBUTIONS SENT BY EXPRESS DELIVERY:
     The Accumulator(R) Series
     500 Plaza Drive, 6th Floor
     Secaucus, NJ 07094

--------------------------------------------------------------------------------
 FOR CORRESPONDENCE WITHOUT CHECKS:
--------------------------------------------------------------------------------

FOR ALL OTHER COMMUNICATIONS (E.G., REQUESTS FOR TRANSFERS, WITHDRAWALS, OR REQUIRED NOTICES) SENT BY REGULAR MAIL:
     The Accumulator(R) Series
     P.O. Box 1547
     Secaucus, NJ 07096-1547


FOR ALL OTHER COMMUNICATIONS (E.G., REQUESTS FOR TRANSFERS, WITHDRAWALS, OR REQUIRED NOTICES) SENT BY EXPRESS DELIVERY:
     The Accumulator(R) Series
     500 Plaza Drive, 6th Floor
     Secaucus, NJ 07094

Your correspondence will be picked up at the mailing address noted above and delivered to our processing office. Your correspondence, however, is not considered received by us until it is received at our processing office. Where this Prospectus refers to the day when we receive a contribution, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last thing necessary for us to process that item) arrives in complete and proper form at our processing office or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives (1) on a day that is not a business day or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day. Our processing office is: 500 Plaza Drive, 6th Floor, Secaucus, New Jersey 07094.

--------------------------------------------------------------------------------
 REPORTS WE PROVIDE:
--------------------------------------------------------------------------------

o  written confirmation of financial transactions;

o statement of your contract values at the close of each calendar year, and any calendar quarter in which there was a financial transaction; and

o annual statement of your contract values as of the close of the contract year, including notification of eligibility for GWBL deferral bonuses and eligibility to exercise the Guaranteed minimum income benefit and/or the Roll-Up benefit base reset option.

--------------------------------------------------------------------------------
 TELEPHONE OPERATED PROGRAM SUPPORT ("TOPS") AND ONLINE ACCOUNT ACCESS SYSTEMS:
--------------------------------------------------------------------------------

TOPS is designed to provide you with up-to-date information via touch-tone telephone. Online Account Access is designed to provide this information through the Internet. You can obtain information on:

o  your current account value;

o  your current allocation percentages;

o  the number of units you have in the variable investment options;

o rates to maturity for the fixed maturity options (not available through Online Account Access);

o  the daily unit values for the variable investment options; and

o performance information regarding the variable investment options (not available through TOPS).

You can also:

o change your allocation percentages and/or transfer among the investment options;

o  elect to receive certain contract statements electronically;

o enroll in, modify or cancel a rebalancing program (through Online Account Access only)

o  change your address (not available through TOPS);

o change your TOPS personal identification number ("PIN") (through TOPS only) and your Online Account Access password (through Online Account Access only); and

o  access Frequently Asked Questions and Service Forms (not available through
   TOPS).

TOPS and Online Account Access are normally available seven days a week, 24 hours a day. You may use TOPS by calling toll free 1-888-909-7770. If you are a client with AXA Advisors you may use Online Account Access by visiting our website at www.axaonline.com and logging in to access your account. All other clients may access Online Account Access by visiting our website at www.axa-equitable.com. Of course, for reasons beyond our control, these services may sometimes be unavailable.

We have established procedures to reasonably confirm that the instructions communicated by telephone or the Internet are genuine. For example, we will require certain personal identification information before we will act on telephone or Internet instructions and we will provide written confirmation of your transfers. If we do not employ reasonable procedures to confirm the genuineness of telephone or Internet instructions, we may be liable for any losses arising out of any


8  Who is AXA Equitable?
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act or omission that constitutes negligence, lack of good faith, or willful misconduct. In light of our procedures, we will not be liable for following telephone or Internet instructions we reasonably believe to be genuine.

We reserve the right to limit access to these services if we determine that you engaged in a disruptive transfer activity, such as "market timing" (see "Disruptive transfer activity" in "Transferring your money among investment options" later in this Prospectus).

--------------------------------------------------------------------------------
 CUSTOMER SERVICE REPRESENTATIVE:
--------------------------------------------------------------------------------

You may also use our toll-free number (1-800-789-7771) to speak with one of our customer service representatives. Our customer service representatives are available on any business day from 8:30 a.m. until 5:30 p.m., Eastern Time.


WE REQUIRE THAT THE FOLLOWING TYPES OF COMMUNICATIONS BE ON SPECIFIC FORMS WE PROVIDE FOR THAT PURPOSE:

(1) authorization for telephone transfers by your financial profes sional (available only for contracts distributed through AXA Distributors);

(2) conversion of a traditional IRA to a Roth Conversion IRA or, depending on your contract, Flexible Premium Roth IRA contract;

(3)  election of the automatic investment program;

(4) requests for loans under Rollover TSA contracts (employer or plan approval required);

(5)  spousal consent for loans under Rollover TSA contracts;

(6) requests for withdrawals or surrenders from Rollover TSA contracts (employer or plan approval required) and contracts with the Guaranteed withdrawal benefit for life ("GWBL");

(7)  tax withholding elections;

(8)  election of the beneficiary continuation option;

(9)  IRA contribution recharacterizations;

(10) Section 1035 exchanges;

(11) direct transfers and rollovers;

(12) exercise of the Guaranteed minimum income benefit;


(13) requests to reset your Roll-Up benefit base (for contracts that have both the Guaranteed minimum income benefit and the Greater of 6% Roll-Up to age 85 or Annual Ratchet to age 85 enhanced death benefit) by electing one of the following: one-time reset option, automatic annual reset program or automatic customized reset program;


(14) requests to opt out of or back into the Annual Ratchet of the Guaranteed withdrawal benefit for life ("GWBL") benefit base;

(15) death claims;

(16) change in ownership (NQ only, if available under your contract);

(17) purchase by, or change of ownership to, a non-natural owner;

(18) requests for enrollment in either our Maximum payment plan or Customized payment plan under the Guaranteed withdrawal benefit for life ("GWBL"); and

(19) requests to reset the guaranteed minimum value for contracts with a Principal guarantee benefit.


WE ALSO HAVE SPECIFIC FORMS THAT WE RECOMMEND YOU USE FOR THE FOLLOWING TYPES OF REQUESTS:

(1)  beneficiary changes;

(2)  contract surrender and withdrawal requests;

(3) general dollar cost averaging (including the fixed dollar and interest sweep options);

(4) 12 month dollar cost averaging (for Accumulator(R) Select(SM) contracts only); and

(5) special dollar cost averaging (for Accumulator(R) and Accumulator(R) Elite(SM) contracts only).


TO CANCEL OR CHANGE ANY OF THE FOLLOWING, WE REQUIRE WRITTEN NOTIFICATION GENERALLY AT LEAST SEVEN CALENDAR DAYS BEFORE THE NEXT SCHEDULED TRANSACTION:

(1)  automatic investment program;

(2) general dollar cost averaging (including the fixed dollar and interest sweep options);

(3) 12 month dollar cost averaging (for Accumulator(R) Select(SM) contracts only);

(4) special dollar cost averaging (for Accumulator(R) and Accumulator(R) Elite(SM) contracts only);

(5)  substantially equal withdrawals;

(6)  systematic withdrawals; and

(7)  the date annuity payments are to begin.


TO CANCEL OR CHANGE ANY OF THE FOLLOWING, WE REQUIRE WRITTEN NOTIFICATION AT LEAST 30 CALENDAR DAYS PRIOR TO YOUR CONTRACT DATE ANNIVERSARY:

(1)  automatic annual reset program; and

(2)  automatic customized reset program.

----------------------

You must sign and date all these requests. Any written request that is not on one of our forms must include your name and your contract number along with adequate details about the notice you wish to give or the action you wish us to take.


SIGNATURES:

The proper person to sign forms, notices and requests would normally be the owner. If there are joint owners, both must sign.


                                                        Who is AXA Equitable?  9
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The Accumulator(R) Series at a glance -- key features

--------------------------------------------------------------------------------


FOUR CONTRACT SERIES      This Prospectus describes The Accumulator(R) Series contracts -- Accumulator(R), Accumulator(R) Plus(SM),
                          Accumulator(R) Elite(SM) and Accumulator(R) Select(SM). Each series provides for the accumulation of retirement savings and income, offers income and death benefit protection, and offers various payout options.

                          Each series provides a different charge structure. For details, please see the summary of the contract features below, the "Fee table" and "Charges and expenses" later in this Prospectus.

                          Each series is subject to different contribution rules, which are described in "Contribution amounts"
                          later in this section and in "How you can contribute to your contract" in "Contract features and benefits"
                          later in this Prospectus.

                          The chart below shows the availability of key features under each series of the contract.

                                                                  ACCUMULATOR(R)   ACCUMULATOR(R)   ACCUMULATOR(R)
                                                 ACCUMULATOR(R)   PLUS(SM)         ELITE(SM)        SELECT(SM)
                          ----------------------------------------------------------------------------------------------------------
                          Special dollar cost      Yes            No               Yes              No
                          averaging
                          ----------------------------------------------------------------------------------------------------------
                          12 month dollar cost     No             No               No               Yes
                          averaging
                          ----------------------------------------------------------------------------------------------------------
                          Credits                  No             Yes              No               No

                          Throughout the Prospectus, any differences among the contract series are identified.

                          You should work with your financial professional to decide which series of the contract may be appropriate for you based on a thorough analysis of your particular insurance needs, financial objectives, investment goals, time horizons and risk tolerance.
------------------------------------------------------------------------------------------------------------------------------------
PROFESSIONAL INVESTMENT   The Accumulator(R) Series' variable investment options invest in different Portfolios managed by
MANAGEMENT                professional investment advisers.
------------------------------------------------------------------------------------------------------------------------------------
FIXED MATURITY OPTIONS    o  Fixed maturity options ("FMOs") with maturities ranging from approximately 1 to 10 years
                             (subject to availability).
                          o  Each fixed maturity option offers a guarantee of principal and interest rate if you hold it to maturity.
                          ----------------------------------------------------------------------------------------------------------
                          If you make withdrawals or transfers from a fixed maturity option before maturity, there will be a market value adjustment due to differences in interest rates. If you withdraw or transfer only a portion of a fixed maturity amount, this may increase or decrease any value that you have left in that fixed maturity option. If you surrender your contract, a market value adjustment also applies.
------------------------------------------------------------------------------------------------------------------------------------
GUARANTEED INTEREST       o  Principal and interest guarantees.
OPTION                    o  Interest rates set periodically.
------------------------------------------------------------------------------------------------------------------------------------
TAX CONSIDERATIONS        o  No tax on earnings inside the contract until you make withdrawals from your contract or receive annuity payments.
                          ----------------------------------------------------------------------------------------------------------
                          o  No tax on transfers among investment options inside the contract. For more information, please see "How you can contribute to your contract" in "Contract features and benefits" later in this Prospectus.
                          ----------------------------------------------------------------------------------------------------------
                          If you are purchasing or contributing to an annuity contract which is an Individual Retirement Annuity
                          (IRA) or Tax Sheltered Annuity (TSA), or to fund an employer retirement plan (QP or Qualified Plan), you should be aware that such annuities do not provide tax deferral benefits beyond those already provided by the Internal Revenue Code for these types of arrangements. Before purchasing or contributing to one of the contracts, you should consider whether its features and benefits beyond tax deferral meet your needs and goals. You may also want to consider the relative features, benefits and costs of these annuities compared with any other investment that you may use in connection with your retirement plan or arrangement.
                          Depending on your personal situation, the contract's guaranteed benefits may have limited usefulness because of required minimum distributions ("RMDs").
------------------------------------------------------------------------------------------------------------------------------------


10 The Accumulator(R) Series at a glance -- key features
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

------------------------------------------------------------------------------------------------------------------------------------
GUARANTEED MINIMUM        The Guaranteed minimum income benefit provides income protection for you during your life once
INCOME BENEFIT            you elect to annuitize the contract.
------------------------------------------------------------------------------------------------------------------------------------
GUARANTEED WITHDRAWAL     The Guaranteed withdrawal benefit for life option ("GWBL") guarantees that you can take withdrawals up to
BENEFIT FOR LIFE          a maximum amount each contract year (your "Guaranteed annual withdrawal amount") beginning at age 45 or later.

                          Withdrawals are taken from your account value and continue during your lifetime even if your account value falls to zero (unless it is caused by a withdrawal that exceeds your Guaranteed annual withdrawal amount).
------------------------------------------------------------------------------------------------------------------------------------
CONTRIBUTION AMOUNTS      The chart below shows the minimum initial and additional contribution amounts under the contracts. Initial contribution amounts are provided for informational purposes only. Please see "How you can contribute to your contract" under "Contract features and benefits" for more information.

                                                                      ACCUMULATOR(R)        ACCUMULATOR(R)          ACCUMULATOR(R)
                                                  ACCUMULATOR(R)      PLUS(SM)              ELITE(SM)               SELECT(SM)
                          ----------------------------------------------------------------------------------------------------------
                          NQ                      $5,000 ($500)*     $ 10,000 ($500)*       $10,000 ($500)*         $25,000 ($500)*
                          ----------------------------------------------------------------------------------------------------------
                          Rollover IRA            $5,000 ($50)       $ 10,000 ($50)         $10,000 ($50)           $25,000 ($50)
                          ----------------------------------------------------------------------------------------------------------
                          Flexible Premium IRA    $4,000 ($50)**     n/a                    n/a                     n/a
                          ----------------------------------------------------------------------------------------------------------
                          Roth Conversion IRA     $5,000 ($50)       $ 10,000 ($50)         $10,000 ($50)           $25,000 ($50)
                          ----------------------------------------------------------------------------------------------------------
                          Flexible Premium        $4,000 ($50)**     n/a                    n/a                     n/a
                          Roth IRA
                          ----------------------------------------------------------------------------------------------------------
                          Inherited IRA
                          Beneficiary
                          Continuation contract   $5,000 ($1,000)    n/a                    $10,000 ($1,000)        $25,000 ($1,000)
                          (traditional IRA or
                          Roth IRA) ("Inherited
                          IRA")
                          ----------------------------------------------------------------------------------------------------------
                          QP                     $5,000 ($500)       $10,000 ($500)         $10,000 ($500)          n/a
                          ----------------------------------------------------------------------------------------------------------
                          Rollover TSA           $5,000 ($500)       $10,000 ($500)         $10,000 ($500)          $25,000 ($500)
                          ----------------------------------------------------------------------------------------------------------
                          *   $100 monthly and $300 quarterly under our automatic investment program.
                          **  $50 monthly or quarterly under our automatic investment program.

                          o Maximum contribution limitations apply to all contracts. For more information, please see "How you can contribute to your contract" in "Contract features and benefits" later in this Prospectus.
                          ----------------------------------------------------------------------------------------------------------
                          In general, contributions are limited to $1.5 million ($500,000 maximum for owners or annuitants who are age 81 and older at contract issue) under all Accumulator(R) Series contracts with the same owner or annuitant. We generally limit aggregate contributions made after the first contract year to 150% of first-year contributions. Upon advance notice to you, we may exercise certain rights we have under the contract regarding contributions, including our rights to (i) change minimum and maximum contribution requirements and limitations, and (ii) discontinue acceptance of contributions. Further, we may at any time exercise our rights to limit or terminate your contributions and transfers to any of the variable investment options and to limit the number of variable investment options which you may elect. For more information, please see "How you can contribute to your contract" in "Contract features and benefits"
                          later in this Prospectus.
------------------------------------------------------------------------------------------------------------------------------------
CREDIT                    We allocate your contributions to your account value. We allocate a credit to your account value at the
(ACCUMULATOR(R) PLUS(SM)  same time that we allocate your contributions. The credit will apply to additional contribution amounts
CONTRACTS ONLY)           only to the extent that those amounts exceed total withdrawals from the contract. The amount of credit may be up to 5% of each contribution, depending on certain factors. The credit is subject to recovery by us in certain limited circumstances.
------------------------------------------------------------------------------------------------------------------------------------


                        The Accumulator(R) Series at a glance -- key features 11
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
------------------------------------------------------------------------------------------------------------------------------------
ACCESS TO YOUR MONEY        o Partial withdrawals
                            o Several withdrawal options on a periodic basis
                            o Loans under Rollover TSA contracts (employer or plan approval required)
                            o Contract surrender
                            o Maximum payment plan (only under contracts with GWBL)
                            o Customized payment plan (only under contracts with GWBL)

                            You may incur a withdrawal charge not applicable to Accumulator(R) Select(SM) contracts) for certain withdrawals or if you surrender your contract. You may also incur income tax and a tax penalty. Certain withdrawals will diminish the value of optional benefits.
------------------------------------------------------------------------------------------------------------------------------------
PAYOUT OPTIONS              o Fixed annuity payout options
                            o Variable Immediate Annuity payout options (described in a separate prospectus for that option)
                            o Income Manager(R) payout options (described in a separate prospectus for that option)
------------------------------------------------------------------------------------------------------------------------------------
ADDITIONAL FEATURES         o Guaranteed minimum death benefit options
                            o Principal guarantee benefits
                            o Dollar cost averaging
                            o Automatic investment program
                            o Account value rebalancing (quarterly, semiannually, and annually)
                            o Free transfers
                            o Waiver of withdrawal charge for certain withdrawals, disability, terminal illness, or confinement to a nursing home (not applicable to Accumulator(R) Select(SM) contracts)
                            o Earnings enhancement benefit, an optional death benefit available under certain contracts
                            o Spousal continuation
                            o Beneficiary continuation option
                            o Guaranteed minimum death benefit/Guaranteed minimum income benefit roll-up benefit base reset
------------------------------------------------------------------------------------------------------------------------------------
FEES AND CHARGES            Please see "Fee table" later in this section for complete details.
------------------------------------------------------------------------------------------------------------------------------------
OWNER AND ANNUITANT ISSUE   Please see "How you can contribute to your contract" in "Contract features and benefits" for owner and
AGES                        annuitant issue ages applicable to your contract.
------------------------------------------------------------------------------------------------------------------------------------



THE TABLE ABOVE SUMMARIZES ONLY CERTAIN CURRENT KEY FEATURES AND BENEFITS OF THE CONTRACT. THE TABLE ALSO SUMMARIZES CERTAIN CURRENT LIMITATIONS, RESTRICTIONS AND EXCEPTIONS TO THOSE FEATURES AND BENEFITS THAT WE HAVE THE RIGHT TO IMPOSE UNDER THE CONTRACT AND THAT ARE SUBJECT TO CHANGE IN THE FUTURE. IN SOME CASES, OTHER LIMITATIONS, RESTRICTIONS AND EXCEPTIONS MAY APPLY. THE CONTRACT MAY NOT CURRENTLY BE AVAILABLE IN ALL STATES. CERTAIN FEATURES AND BENEFITS DESCRIBED IN THIS PROSPECTUS MAY VARY IN YOUR STATE; ALL FEATURES AND BENEFITS MAY NOT BE AVAILABLE IN ALL CONTRACTS, IN ALL STATES OR FROM ALL SELLING BROKER-DEALERS. PLEASE SEE APPENDIX VII LATER IN THIS PROSPECTUS FOR MORE INFORMATION ON STATE AVAILABILITY AND/OR VARIATIONS OF CERTAIN FEATURES AND BENEFITS.


For more detailed information, we urge you to read the contents of this Prospectus, as well as your contract. This Prospectus is not your contract. Your contract and any endorsements, riders and data pages are the entire contract between you and AXA Equitable and governs with respect to all features, benefits, rights and obligations. The contract should be read carefully before investing. Please feel free to speak with your financial professional, or call us, if you have any questions.


OTHER CONTRACTS

We offer a variety of fixed and variable annuity contracts. They may offer features, including investment options, credits, fees and/or charges that are different from those in the contracts offered by this Prospectus. Not every contract is offered through every selling broker-dealer. Some selling broker-dealers may not offer and/or limit the offering of certain features or options, as well as limit the availability of the contracts, based on issue age or other criteria established by the selling broker-dealer. Upon request, your financial professional can show you information regarding other AXA Equitable annuity contracts that he or she distributes. You can also contact us to find out more about the availability of any of the AXA Equitable annuity contracts.

You should work with your financial professional to decide whether an optional benefit is appropriate for you based on a thorough analysis of your particular insurance needs, financial objectives, investment goals, time horizons and risk tolerance.


12 The Accumulator(R) Series at a glance -- key features
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Fee table

--------------------------------------------------------------------------------


The following tables describe the fees and expenses that you will pay when owning and surrendering the contract. Each of the charges and expenses is more fully described in "Charges and expenses" later in this Prospectus.


All features listed below may not have been available at the time you purchased your contract. See Appendix VIII later in this Prospectus for more information.

The first table describes fees and expenses that you will pay at the time that you surrender the contract or if you make certain withdrawals or apply your cash value to certain payout options or if you purchase a Variable Immediate Annuity payout option. Charges designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state, may also apply.



------------------------------------------------------------------------------------------------------------------------------------
CHARGES WE DEDUCT FROM YOUR ACCOUNT VALUE AT THE TIME YOU REQUEST CERTAIN TRANSACTIONS
------------------------------------------------------------------------------------------------------------------------------------
Maximum withdrawal charge as a percentage        ACCUMULATOR(R)    ACCUMULATOR(R)     ACCUMULATOR(R)       ACCUMULATOR(R)
of contributions withdrawn (deducted if                            PLUS(SM)           ELITE(SM)            SELECT(SM)
you surrender your contract or make
certain withdrawals or apply your cash
value to certain payout options).(1)             7.00%             8.00%              8.00%                N/A
------------------------------------------------------------------------------------------------------------------------------------
Charge if you elect a variable payout option
upon annuitization (which is described in a
separate prospectus for that option)                        $350 (for all Accumulator(R) Series contracts)
------------------------------------------------------------------------------------------------------------------------------------


The next table describes the fees and expenses that you will pay periodically during the time that you own the contract, not including the underlying trust portfolio fees and expenses.


------------------------------------------------------------------------------------------------------------------------------------
 CHARGES WE DEDUCT FROM YOUR ACCOUNT VALUE ON EACH CONTRACT DATE ANNIVERSARY
------------------------------------------------------------------------------------------------------------------------------------
Maximum annual administrative charge(2)
   If your account value on a contract date
   anniversary is less than $50,000(3)           $30
   If your account value on a contract date
   anniversary is $50,000 or more                $0
------------------------------------------------------------------------------------------------------------------------------------
 CHARGES WE DEDUCT FROM YOUR VARIABLE INVESTMENT OPTIONS EXPRESSED AS AN ANNUAL PERCENTAGE OF DAILY NET ASSETS
------------------------------------------------------------------------------------------------------------------------------------
SEPARATE ACCOUNT ANNUAL EXPENSES:                ACCUMULATOR(R)    ACCUMULATOR(R)     ACCUMULATOR(R)       ACCUMULATOR(R)
                                                                   PLUS(SM)           ELITE(SM)            SELECT(SM)
Mortality and expense risks(4)                   0.80%             0.95%              1.10%                1.10%
Administrative                                   0.30%             0.35%              0.30%                0.25%
Distribution                                     0.20%             0.25%              0.25%                0.35%
                                                 -----             -----              -----                -----
Total Separate account annual expenses           1.30%             1.55%              1.65%                1.70%
------------------------------------------------------------------------------------------------------------------------------------
 CHARGES WE DEDUCT FROM YOUR ACCOUNT VALUE EACH YEAR IF YOU ELECT ANY OF THE FOLLOWING OPTIONAL BENEFITS
------------------------------------------------------------------------------------------------------------------------------------
GUARANTEED MINIMUM DEATH BENEFIT CHARGE
(Calculated as a percentage of the applicable
benefit base. Deducted annually(2) on each
contract date anniversary for which the
benefit is in effect.)
   Standard death benefit and GWBL Standard
     death benefit                               No charge
   Annual Ratchet to age 85                      0.25%
   Greater of 6% Roll-Up to age 85 or Annual
     Ratchet to age 85                           0.60% or 0.65%*
   GWBL Enhanced death benefit                   0.30%

* Please see Appendix VIII later in this Prospectus for more information on the charge applicable under your Accumulator(R)
  Series contract.
------------------------------------------------------------------------------------------------------------------------------------



                                                                    Fee table 13
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
------------------------------------------------------------------------------------------------------------------------------------
PRINCIPAL GUARANTEE BENEFITS CHARGE (Calculated as a percentage of the account value. Deducted annually(2) on each contract date anniversary for which the benefit is in effect.)

   100% Principal guarantee benefit                                    0.50%

   125% Principal guarantee benefit                                    0.75%
------------------------------------------------------------------------------------------------------------------------------------
GUARANTEED MINIMUM INCOME BENEFIT CHARGE (Calculated as a
percentage of the applicable benefit base. Deducted annually(2)
on each contract date anniversary for which the benefit is in
effect.)                                                               0.65%
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS ENHANCEMENT BENEFIT CHARGE (Calculated as a
percentage of the account value. Deducted annually(2)
on each contract date anniversary for which the benefit
is in effect.)                                                         0.35%
------------------------------------------------------------------------------------------------------------------------------------
GUARANTEED WITHDRAWAL BENEFIT FOR LIFE BENEFIT CHARGE                  0.60% for the Single Life option
(Calculated as a percentage of the GWBL benefit base. Deducted         0.75% for the Joint Life option
annually(2) on each contract date anniversary.)

If your GWBL benefit base ratchets, we reserve the right to
increase your charge up to:                                            0.75% for the Single Life option
                                                                       0.90% for the Joint Life option

Please see "Guaranteed withdrawal benefit for life" ("GWBL") in "Contract features and benefits" for more information about this feature, including its benefit base and the Annual Ratchet provision, and "Guaranteed withdrawal benefit for life benefit charge" in "Charges and expenses," both later in this Prospectus.

--------------------------------------------------------------------------------
NET LOAN INTEREST CHARGE - ROLLOVER TSA CONTRACTS ONLY
(Calculated and deducted daily as a percentage of the
outstanding loan amount.)                                              2.00%(5)
--------------------------------------------------------------------------------

You also bear your proportionate share of all fees and expenses paid by a "Portfolio" that corresponds to any variable investment option you are using. This table shows the lowest and highest total operating expenses charged by any of the Portfolios that you will pay periodically during the time that you own the contract. These fees and expenses are reflected in the Portfolio's net asset value each day. Therefore, they reduce the investment return of the Portfolio and the related variable investment option. Actual fees and expenses are likely to fluctuate from year to year. More detail concerning each Portfolio's fees and expenses is contained in the Trust prospectus for the Portfolio.


------------------------------------------------------------------------------------------------------------------------------------
 PORTFOLIO OPERATING EXPENSES EXPRESSED AS AN ANNUAL PERCENTAGE OF DAILY NET ASSETS
------------------------------------------------------------------------------------------------------------------------------------
Total Annual Portfolio Operating Expenses for 2009 (expenses           Lowest          Highest
that are deducted from Portfolio assets including management           ------          -------
fees, 12b-1 fees, service fees, and/or other expenses)(6)              0.64%           1.48%



Notes:

(1)  Deducted upon a withdrawal of amounts in excess of the 10% free withdrawal amount, if applicable:

     The withdrawal charge percentage we use is determined by the
     contract year in which you make the withdrawal or                 Contract                   Accumulator(R)   Accumulator(R)
     surrender your contract. For each contribution, we consider       Year      Accumulator(R)    Plus(SM)         Elite(SM)
     the contract year in which we receive that contribution to
     be "contract year 1")                                             1.......     7.00%           8.00%            8.00%
                                                                       2.......     7.00%           8.00%            7.00%
                                                                       3.......     6.00%           7.00%            6.00%
                                                                       4.......     6.00%           7.00%            5.00%
                                                                       5.......     5.00%           6.00%            0.00%
                                                                       6.......     3.00%           5.00%            0.00%
                                                                       7.......     1.00%           4.00%            0.00%
                                                                       8.......     0.00%           3.00%            0.00%
                                                                       9+......     0.00%           0.00%            0.00%

(2)  If the contract is surrendered or annuitized or a death benefit is paid on any date other than the contract date anniversary, we will deduct a pro rata portion of the charge for that year.

(3)  During the first two contract years this charge, if applicable, is equal to the lesser of $30 or 2% of your account value.
     Thereafter, the charge, if applicable, is $30 for each contract year.

(4)  These charges compensate us for certain risks we assume and expenses we incur under the contract. We expect to make a profit from these charges. For Accumulator(R) Plus(SM) contracts, the charges also compensate us for the expense associated with the credit.

(5)  We charge interest on loans under Rollover TSA contracts but also credit you interest on your loan reserve account. Our net loan interest charge is determined by the excess between the interest rate we charge over the interest rate we credit. See
     "Loans under Rollover TSA contracts" later in this Prospectus for more information on how the loan inter est is calculated and for restrictions that may apply.

(6)  "Total Annual Portfolio Operating Expenses" are based, in part, on estimated amounts for options added during the fiscal year
     2009 and for the underlying portfolios. In addition, the "Lowest" represents the total annual operating expenses of the
     EQ/Equity 500 Index Portfolio. The "Highest" represents the total annual operating expenses of the Multimanager Technology
     Portfolio.


14 Fee table
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EXAMPLES

These examples are intended to help you compare the cost of investing in the contract with the cost of investing in other variable annuity contracts. These costs include contract owner transaction expenses, contract fees, separate account annual expenses, and underlying trust fees and expenses (including the underlying portfolio fees and expenses).


The examples below show the expenses that a hypothetical contract owner (who has elected the enhanced death benefit that provides for the Greater of 6% Roll-Up to age 85 or Annual Ratchet to age 85 and the Earnings enhancement benefit with either the Guaranteed minimum income benefit (with the annual reset feature) or the 125% Principal guarantee benefit) would pay in the situations illustrated. All values in the expense examples were calculated with the Guaranteed minimum income benefit except for the AXA Moderate Allocation portfolio. The AXA Moderate Allocation portfolio is calculated with either the Guaranteed minimum income benefit or the 125% Principal guarantee benefit depending on which benefit yielded the higher expenses. These examples use an average annual administrative charge based on the charges paid in 2009, which results in an estimated administrative charge calculated as a percentage of contract value, as follows: Accumulator(R) 0.015%; Accumulator(R) Plus(SM) 0.013%; Accumulator(R) Elite(SM) 0.010%; and Accumulator(R) Select(SM) 0.009%.


The fixed maturity options, guaranteed interest option, the account for special dollar cost averaging (if applicable under your contract) and the 12 month dollar cost averaging program (if applicable under your contract) are not covered by these examples. However, the annual administrative charge, the withdrawal charge (if applicable under your contract), the charge for any optional benefits and the charge if you elect a Variable Immediate Annuity payout option do apply to the fixed maturity options, guaranteed interest option, the account for special dollar cost averaging and the 12 month dollar cost averaging program. A market value adjustment (up or down) may apply as a result of a withdrawal, transfer, or surrender of amounts from a fixed maturity option.


The examples assume that you invest $10,000 in the contract for the time periods indicated, and that your investment has a 5% return each year. The example for Accumulator(R) Plus(SM) contracts assumes that a 4% credit was applied to your contribution. Other than the administrative charge (which is described immediately above), the examples also assume maximum contract charges and total annual expenses of the Portfolios (before expense limitations) set forth in the previous charts. These examples should not be considered a representation of past or future expenses for each option. Actual expenses may be greater or less than those shown. Similarly, the annual rate of return assumed in the examples is not an estimate or guarantee of future investment performance. Although your actual costs may be higher or lower, based on these assumptions your costs would be:



------------------------------------------------------------------------------------------------------------------------------------
                                                                                ACCUMULATOR(R)
------------------------------------------------------------------------------------------------------------------------------------
                                        IF YOU SURRENDER YOUR CONTRACT AT THE        IF YOU ANNUITIZE AT THE END OF THE
                                          END OF THE APPLICABLE TIME PERIOD                APPLICABLE TIME PERIOD
------------------------------------------------------------------------------------------------------------------------------------
                                       1 YEAR    3 YEARS    5 YEARS    10 YEARS    1 YEAR    3 YEARS    5 YEARS    10 YEARS
------------------------------------------------------------------------------------------------------------------------------------
(a) assuming maximum fees and
    expenses of any of the
    Portfolios                        $1,168     $2,032     $2,936      $5,130     N/A       $2,032     $2,936      $5,130
(b) assuming minimum fees and
    expenses of any of the
    Portfolios                        $1,080     $1,773     $2,514      $4,349     N/A       $1,773     $2,514      $4,349
------------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                                   ACCUMULATOR(R)
--------------------------------------------------------------------------------
                                      IF YOU DO NOT SURRENDER YOUR CONTRACT AT
                                       THE END OF THE APPLICABLE TIME PERIOD
--------------------------------------------------------------------------------
                                       1 YEAR    3 YEARS    5 YEARS    10 YEARS
--------------------------------------------------------------------------------
(a) assuming maximum fees and
    expenses of any of the
    Portfolios                          $468     $1,432     $2,436     $5,130
(b) assuming minimum fees and
    expenses of any of the
    Portfolios                          $380     $1,173     $2,014     $4,349
--------------------------------------------------------------------------------




------------------------------------------------------------------------------------------------------------------------------------
                                                                   ACCUMULATOR(R) PLUS(SM)
------------------------------------------------------------------------------------------------------------------------------------
                                        IF YOU SURRENDER YOUR CONTRACT AT THE        IF YOU ANNUITIZE AT THE END OF THE
                                          END OF THE APPLICABLE TIME PERIOD                APPLICABLE TIME PERIOD
------------------------------------------------------------------------------------------------------------------------------------
                                       1 YEAR    3 YEARS    5 YEARS    10 YEARS    1 YEAR    3 YEARS    5 YEARS    10 YEARS
------------------------------------------------------------------------------------------------------------------------------------
(a) assuming maximum fees and
    expenses of any of the
    Portfolios                        $1,308     $2,251     $3,230      $5,500     N/A       $2,251     $3,230      $5,500
(b) assuming minimum fees and
    expenses of any of the
    Portfolios                        $1,217     $1,984     $2,797      $4,706     N/A       $1,984     $2,797      $4,706
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                               ACCUMULATOR(R) PLUS(SM)
--------------------------------------------------------------------------------
                                      IF YOU DO NOT SURRENDER YOUR CONTRACT AT
                                       THE END OF THE APPLICABLE TIME PERIOD
--------------------------------------------------------------------------------
                                       1 YEAR    3 YEARS    5 YEARS    10 YEARS
--------------------------------------------------------------------------------
(a) assuming maximum fees and
    expenses of any of the Portfolios      $508     $1,551     $2,630     $5,500
(b) assuming minimum fees and
    expenses of any of the Portfolios      $417     $1,284     $2,197     $4,706
--------------------------------------------------------------------------------




------------------------------------------------------------------------------------------------------------------------------------
                                                     ACCUMULATOR(R) ELITE(SM)
------------------------------------------------------------------------------------------------------------------------------------
                                          IF YOU SURRENDER YOUR CONTRACT AT THE        IF YOU ANNUITIZE AT THE END OF THE
                                            END OF THE APPLICABLE TIME PERIOD                APPLICABLE TIME PERIOD
------------------------------------------------------------------------------------------------------------------------------------
                                         1 YEAR    3 YEARS    5 YEARS    10 YEARS    1 YEAR    3 YEARS    5 YEARS    10 YEARS
------------------------------------------------------------------------------------------------------------------------------------
(a) assuming maximum fees and
    expenses of any of the Portfolios    $1,304     $2,137     $2,604      $5,432     N/A       $2,137     $2,604      $5,432
(b) assuming minimum fees and
    expenses of any of the Portfolios    $1,216     $1,880     $2,189      $4,678     N/A       $1,880     $2,189      $4,678
------------------------------------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------
                                             ACCUMULATOR(R) ELITE(SM)
--------------------------------------------------------------------------------
                                      IF YOU DO NOT SURRENDER YOUR CONTRACT AT
                                       THE END OF THE APPLICABLE TIME PERIOD
--------------------------------------------------------------------------------
                                       1 YEAR    3 YEARS    5 YEARS    10 YEARS
--------------------------------------------------------------------------------
(a) assuming maximum fees and
    expenses of any of the Portfolios   $504     $1,537     $2,604     $5,432
(b) assuming minimum fees and
    expenses of any of the Portfolios   $416     $1,280     $2,189     $4,678
--------------------------------------------------------------------------------



                                                                    Fee table 15
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
------------------------------------------------------------------------------------------------------------------------------------
                                                                 ACCUMULATOR(R) SELECT(SM)
------------------------------------------------------------------------------------------------------------------------------------
                                   IF YOU ANNUITIZE AT THE END OF THE APPLICABLE      IF YOU SURRENDER OR DO NOT SURRENDER YOUR
                                                     TIME PERIOD                   CONTRACT AT THE END OF THE APPLICABLE TIME PERIOD
                                    1 YEAR     3 YEARS     5 YEARS    10 YEARS       1 YEAR     3 YEARS     5 YEARS     10 YEARS
------------------------------------------------------------------------------------------------------------------------------------
(a) assuming maximum fees and
    expenses of any of the
    Portfolios                       N/A        $1,902      $2,978      $5,824       $509       $1,552      $2,628      $5,474
(b) assuming minimum fees and
    expenses of any of the
    Portfolios                       N/A        $1,645      $2,564      $5,074       $421       $1,295      $2,214      $4,724
------------------------------------------------------------------------------------------------------------------------------------


For information on how your contract works under certain hypothetical circumstances, please see Appendix V at the end of this Prospectus.


CONDENSED FINANCIAL INFORMATION


Please see Appendix I at the end of this Prospectus for the unit values and the number of units outstanding as of the end of the periods shown for each of the variable investment options available as of December 31, 2009.



16 Fee table
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1. Contract features and benefits

--------------------------------------------------------------------------------


HOW YOU CAN CONTRIBUTE TO YOUR CONTRACT

The following table summarizes our current rules regarding contributions to your contract, which rules are subject to change. We can refuse to accept any contribution from you at any time, including after you purchase the contract. We require a minimum contribution amount for each type of contract purchased. Maximum contribution limitations also apply. In some states, our rules may vary. Both the owner and annuitant named in the contract must meet the issue age requirements shown in the table, and contributions are based on the age of the older of the original owner and annuitant. Additional contributions may not be permitted in your state. Please see Appendix VII later in this Prospectus to see if additional contributions are permitted in your state.


Upon advance notice to you, we may exercise certain rights we have under the contract regarding contributions, including our rights to (i) change minimum and maximum contribution requirements and limitations, and (ii) discontinue acceptance of contributions. Further, we may at any time exercise our rights to limit or terminate your contributions and transfers to any of the variable investment options and to limit the number of variable investment options which you may elect.

--------------------------------------------------------------------------------
We reserve the right to change our current limitations on your contributions and to discontinue acceptance of contributions.
--------------------------------------------------------------------------------

We currently limit aggregate contributions on your contract made after the first contract year to 150% of first-year contributions (the "150% limit"). The 150% limit can be reduced or increased at any time upon advance notice to you. Even if the aggregate contributions on your contract do not exceed the 150% limit, we currently do not accept any contribution if: (i) the aggregate contributions under one or more Accumulator(R) series contracts with the same owner or annuitant would then total more than $1,500,000 ($500,000 for the same owner or annuitant who is age 81 and older at contract issue); or (ii) the aggregate contributions under all AXA Equitable annuity accumulation contracts with the same owner or annuitant would then total more than $2,500,000. We may waive these and other contribution limitations based on certain criteria that we determine, including elected benefits, issue age, aggregate contributions, variable investment option allocations and selling broker-dealer compensation. These and other contribution limitations may not be applicable in your state. Please see Appendix VII later in this Prospectus.

We may accept less than the minimum initial contribution under a contract if an aggregate amount of contracts purchased at the same time by an individual (including spouse) meets the minimum.

--------------------------------------------------------------------------------
The "owner" is the person who is the named owner in the contract and, if an individual, is the measuring life for determining, contract benefits. The "annuitant" is the person who is the measuring life for determining the contract's maturity date. The annuitant is not necessarily the contract owner. Where the owner of a contract is non-natural, the annuitant is the measuring life for determining contract benefits.
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
            AVAILABLE
            FOR OWNER
 CONTRACT   AND ANNUITANT                MINIMUM
 TYPE       ISSUE AGES                   CONTRIBUTIONS                   SOURCE OF CONTRIBUTIONS      LIMITATIONS ON CONTRIBUTIONS+
------------------------------------------------------------------------------------------------------------------------------------
NQ          Accumulator(R)                o Accumulator(R)               o After-tax money.           o Accumulator(R)
            Accumulator(R) Elite(SM)        $5,000 (initial)                                            Accumulator(R) Elite(SM)
            Accumulator(R) Select(SM)                                    o Paid to us by check or       Accumulator(R) Select(SM)
            0 through 85                  o Accumulator(R) Plus(SM)        transfer of contract         No additional contributions
                                            Accumulator(R) Elite(SM)       value in a tax-deferred      may be made after attain-
            Accumulator(R) Plus(SM)         $10,000 (initial)              exchange under Section       ment of age 86, or if later,
            0 through 80                                                   1035 of the Internal         the first contract date
                                          o Accumulator(R) Select(SM)      Revenue Code.                anniversary.*
                                            $25,000 (initial)
                                                                                                      o Accumulator(R) Plus(SM)
                                          o The Accumulator(R) Series                                   No additional contributions
                                            $500 (additional)                                           after attainment of age 81
                                                                                                        or, if later, the first
                                          o The Accumulator(R) Series                                   contract date anniversary.*
                                            $100 monthly and $300
                                            quarterly under our auto-
                                            matic investment program
                                            (additional)
------------------------------------------------------------------------------------------------------------------------------------

                                               Contract features and benefits 17
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
------------------------------------------------------------------------------------------------------------------------------------
              AVAILABLE
              FOR OWNER
CONTRACT      AND ANNUITANT               MINIMUM
TYPE          ISSUE AGES                  CONTRIBUTIONS                  SOURCE OF CONTRIBUTIONS       LIMITATIONS ON CONTRIBUTIONS+
------------------------------------------------------------------------------------------------------------------------------------
Rollover IRA  Accumulator(R)               o Accumulator(R)              o Eligible rollover distri-   o Accumulator(R)
              Accumulator(R) Elite(SM)       $5,000 (initial)              butions from 403(b) plans,    Accumulator(R) Elite(SM)
              Accumulator(R) Select(SM)                                    qualified plans, and          No additional contributions
              20 through 85                o Accumulator(R) Plus(SM)       governmental employer         may be made after attain-
                                             Accumulator(R) Elite(SM)      457(b) plans.                 ment of age 86, or, if
              Accumulator(R) Plus(SM)        $10,000 (initial)                                           later, the first contract
              20 through 80                                              o Rollovers from another        date anniversary.*
                                           o Accumulator(R) Select(SM)     traditional individual
                                             $25,000 (initial)             retirement arrangement.     o Accumulator(R) Plus(SM)
                                                                                                         No contributions after
                                           o The Accumulator(R) Series   o Direct custodian-to-          attainment of age 81 or,
                                             $50 (additional)              custodian transfers           if later, the first
                                                                           from another traditional      contract date anniversary.*
                                           o $100 monthly and $300         individual retirement
                                             quarterly under our auto-     arrangement.                o Accumulator(R) Select(SM)
                                             matic investment program                                    No rollover or direct
                                             (additional) (subject to    o Regular IRA contributions.    transfer contributions
                                             tax maximums)                                               after attainment of age 86
                                                                         o Additional catch-up           or, if later, the first
                                                                           contributions.                contract date anniversary.*

                                                                                                       o Contributions after
                                                                                                         age 70-1/2 must be net of
                                                                                                         required minimum distribu-
                                                                                                         tions.

                                                                                                       o Although we accept regular
                                                                                                         IRA contributions (limited
                                                                                                         to $5,000) under Rollover
                                                                                                         IRA contracts, we intend
                                                                                                         that the contract be used
                                                                                                         primarily for rollover and
                                                                                                         direct transfer contri-
                                                                                                         butions.

                                                                                                       o Additional catch-up contri-
                                                                                                         butions of up to $1,000 per
                                                                                                         calendar year where the
                                                                                                         owner is at least age 50
                                                                                                         but under age 70-1/2 at any
                                                                                                         time during the calendar
                                                                                                         year for which the
                                                                                                         contribution is made.
------------------------------------------------------------------------------------------------------------------------------------

18 Contract features and benefits
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
------------------------------------------------------------------------------------------------------------------------------------
            AVAILABLE
            FOR OWNER
 CONTRACT   AND ANNUITANT                MINIMUM
 TYPE       ISSUE AGES                   CONTRIBUTIONS                 SOURCE OF CONTRIBUTIONS       LIMITATIONS ON CONTRIBUTIONS(+)
------------------------------------------------------------------------------------------------------------------------------------
Roth        Accumulator(R)               o Accumulator(R)              o Rollovers from another      o Accumulator(R)
Conversion  Accumulator(R) Elite(SM)       $5,000 (initial)              Roth IRA.                     No additional contribu-
IRA         Accumulator(R) Select(SM)                                                                  tions may be made after
            20 through 85                o Accumulator(R) Plus(SM)     o Rollovers from a "desig-      attainment of age 86, or,
                                           Accumulator(R) Elite(SM)      nated Roth contribution       if later, the first con-
            Accumulator(R) Plus(SM)        $10,000 (initial)             account" under a 401(k)       tract date anniversary.*
            20 through 80                                                plan or 403(b) plan.
                                         o Accumulator(R) Select(SM)                                 o Accumulator(R) Plus(SM)
                                           $25,000 (initial)           o Conversion rollovers from     No additional rollover or
                                                                         a traditional IRA or other    direct contributions after
                                         o The Accumulator(R) Series     eligible retirement plan.     attainment of age 81 or,
                                           $50 (additional)                                            if later, the first contract
                                                                       o Direct transfers from         date anniversary.*
                                         o $100 monthly and $300         another Roth IRA.
                                           quarterly under our auto-                                 o Accumulator(R) Elite(SM)
                                           matic investment program    o Regular Roth IRA contri-      Accumulator(R) Select(SM)
                                           (additional) (subject to      butions.                      No additional rollover or
                                           tax maximums)                                               direct transfer contribu-
                                                                       o Additional catch-up           tions after attainment of
                                                                         contributions.                age 86 or, if later, the
                                                                                                       first contract date
                                                                                                       anniversary.*

                                                                                                     o Conversion rollovers after
                                                                                                       age 70-1/2 must be net of
                                                                                                       required minimum distribu-
                                                                                                       tions for the traditional
                                                                                                       IRA or other eligible
                                                                                                       retirement plan which is
                                                                                                       the source of the conversion
                                                                                                       rollover.

                                                                                                     o Although we accept regular
                                                                                                       Roth IRA contributions (lim-
                                                                                                       ited to $5,000) under Roth
                                                                                                       IRA contracts, we intend
                                                                                                       that the contract be used
                                                                                                       primarily for rollover and
                                                                                                       direct transfer contribu-
                                                                                                       tions.

                                                                                                     o Additional catch-up contri-
                                                                                                       butions of up to $1,000 per
                                                                                                       calendar year where the
                                                                                                       owner is at least age 50 at
                                                                                                       any time during the calendar
                                                                                                       year for which the contribu-
                                                                                                       tion is made.
------------------------------------------------------------------------------------------------------------------------------------


                                               Contract features and benefits 19
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
------------------------------------------------------------------------------------------------------------------------------------
            AVAILABLE
            FOR OWNER
 CONTRACT   AND ANNUITANT                MINIMUM
 TYPE       ISSUE AGES                   CONTRIBUTIONS                 SOURCE OF CONTRIBUTIONS        LIMITATIONS ON CONTRIBUTIONS+
------------------------------------------------------------------------------------------------------------------------------------
Rollover    Accumulator(R)               o Accumulator(R)              o With documentation of        o Accumulator(R)
TSA**       Accumulator(R) Elite(SM)       $5,000 (initial)              employer or plan approval,     No additional contribu-
            Accumulator(R) Select(SM)                                    and limited to pre-tax         tions may be made after
            20 through 85                o Accumulator(R) Plus(SM)       funds, direct plan-to-plan     attainment of age 86, or,
                                           Accumulator(R) Elite(SM)      transfers from another         if later, the first contract
            Accumulator(R) Plus(SM)        $10,000 (initial)             403(b) plan or contract        date anniversary.*
            20 through 80                                                exchanges from another
                                         o Accumulator(R) Select(SM)     403(b) contract under the    o Accumulator(R) Plus(SM)
                                           $25,000 (initial)             same plan.                     No additional rollover or
                                                                                                        direct contributions after
                                         o The Accumulator(R) Series   o With documentation of          attainment of age 81 or,
                                           $500 (additional)             employer or plan approval,     if later, the first contract
                                                                         and limited to pre-tax         date anniversary.*
                                                                         funds, eligible rollover
                                                                         distributions from other     o Accumulator(R) Elite(SM)
                                                                         403(b) plans, qualified        No rollover or direct trans-
                                                                         plans, governmental            fer contributions after
                                                                         employer 457(b) plans or       attainment of age 87.*
                                                                         traditional IRAs.
                                                                                                      o Accumulator(R) Select(SM)
                                                                                                        No additional rollover or
                                                                                                        direct transfer contribu-
                                                                                                        tions after attainment of
                                                                                                        age 86 or, if later, the
                                                                                                        first contract date
                                                                                                        anniversary.*

                                                                                                      o Contributions after age
                                                                                                        70-1/2 must be net of any
                                                                                                        required minimum distri-
                                                                                                        butions.

                                                                                                      o We do not accept employer-
                                                                                                        remitted contributions.

                                                                                                      o We do not accept after-tax
                                                                                                        contributions, including
                                                                                                        designated Roth contribu-
                                                                                                        tions.
See Appendix IX later in this Prospectus for a discussion of TSA contracts.
------------------------------------------------------------------------------------------------------------------------------------


20 Contract features and benefits

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
------------------------------------------------------------------------------------------------------------------------------------
                  AVAILABLE
                  FOR OWNER
 CONTRACT         AND ANNUITANT          MINIMUM
 TYPE             ISSUE AGES             CONTRIBUTIONS                SOURCE OF CONTRIBUTIONS       LIMITATIONS ON CONTRIBUTIONS+
------------------------------------------------------------------------------------------------------------------------------------
QP                Accumulator(R)         o Accumulator(R)             o Only transfer contributions o A separate QP contract must
(Accumulator(R),  Accumulator(R)           Accumulator(R) Elite(SM)     from other investments        be established for each plan
Accumulator(R)    Elite(SM)                $5,000 (initial)             within an existing defined    participant.
Plus(SM) and      20 through 75                                         contribution qualified plan
Accumulator(R)                           o Accumulator(R) Plus(SM)      trust.                      o We do not accept regular
Elite(SM)         Accumulator(R)           $10,000 (initial)                                          ongoing payroll contribu-
contracts         Plus(SM)                                            o The plan must be qualified    tions or contributions
only)             20 through 70          o The Accumulator(R) Series    under Section 401(a) of the   directly from the employer.
                                           $500 (additional)            Internal Revenue Code.
                                                                                                    o Only one additional transfer
                                                                      o For 401(k) plans, trans-      contribution may be made
                                                                        ferred contributions may      during a contract year.
                                                                        not include any after-tax
                                                                        contributions, including    o No additional transfer con-
                                                                        designated Roth contribu-     tributions after participant's
                                                                        tions.                        attainment of age 76 (age
                                                                                                      71 under Accumulator(R)
                                                                                                      Plus(SM) contracts) or, if
                                                                                                      later, the first contract date
                                                                                                      anniversary.

                                                                                                    o Contributions after age 70-1/2
                                                                                                      must be net of any required
                                                                                                      minimum distributions.

                                                                                                    o We do not accept contribu-
                                                                                                      tions from defined benefit
                                                                                                      plans.

See Appendix II at the end of this Prospectus for a discussion of purchase considerations of QP contracts.
------------------------------------------------------------------------------------------------------------------------------------

                                               Contract features and benefits 21
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
------------------------------------------------------------------------------------------------------------------------------------
                  AVAILABLE
                  FOR OWNER
 CONTRACT         AND ANNUITANT          MINIMUM
 TYPE             ISSUE AGES             CONTRIBUTIONS                SOURCE OF CONTRIBUTIONS       LIMITATIONS ON CONTRIBUTIONS+
------------------------------------------------------------------------------------------------------------------------------------
Flexible          20 through 70          o $4,000 (initial)           o Regular traditional IRA     o No regular IRA contributions
Premium IRA                                                             contributions.                in the calendar year you turn
(Accumulator(R)                          o $50 (additional)                                           age 70-1/2 and thereafter.
contracts only)                                                       o Additional catch-up
                                         o $50 monthly or quarterly     contributions.              o Regular contributions may
                                           under our automatic in-                                    not exceed $5,000.
                                           vestment program           o Eligible rollover distri-
                                           (additional)                 butions from 403(b) plans,  o Additional catch-up contri-
                                                                        qualified plans, and          butions of up to $1,000 per
                                                                        governmental employer         calendar year where the
                                                                        457(b) plans.                 owner is at least age 50 but
                                                                                                      under age 70-1/2 at any time
                                                                      o Rollovers from another        during the calendar year for
                                                                        traditional individual        which the contribution is
                                                                        retirement arrangement.       made.

                                                                      o Direct custodian-to-        o Although we accept rollover
                                                                        custodian transfers from      and direct transfer contribu-
                                                                        another traditional indi-     tions under the Flexible
                                                                        vidual retirement             Premium contract, we intend
                                                                        arrangement.                  that the contract be used for
                                                                                                      ongoing regular contributions.

                                                                                                    o Rollover and direct transfer
                                                                                                      contributions may be made
                                                                                                      up to attainment of age
                                                                                                      86.*

                                                                                                    o Rollover and direct transfer
                                                                                                      contributions after age 70-1/2
                                                                                                      must be net of required
                                                                                                      minimum distributions.
------------------------------------------------------------------------------------------------------------------------------------

22 Contract features and benefits

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
------------------------------------------------------------------------------------------------------------------------------------
                    AVAILABLE
                    FOR OWNER
 CONTRACT           AND ANNUITANT        MINIMUM
 TYPE               ISSUE AGES           CONTRIBUTIONS                SOURCE OF CONTRIBUTIONS        LIMITATIONS ON CONTRIBUTIONS(+)
------------------------------------------------------------------------------------------------------------------------------------
Flexible Premium    20 through 85        o $4,000 (initial)           o Regular Roth IRA contribu-   o No additional contributions
Roth IRA                                                                tions.                         may be made after the
(Accumulator(R)                          o $50 (additional)                                            attainment of age 86, or, if
contracts only)                                                       o Additional catch-up contri-    later, the first contract
                                         o $50 monthly or quarterly     butions.                       date anniversary
                                           under our automatic
                                           investment program         o Rollovers from another       o Contributions are subject to
                                           (additional)                 Roth IRA.                      income limits and other tax
                                                                                                       rules.
                                                                      o Rollovers from a "desig-
                                                                        nated Roth contribution      o Regular Roth IRA contribu-
                                                                        account" under a 401(k)        tions may not exceed
                                                                        plan or 403(b) plan.           $5,000.

                                                                      o Conversion rollovers from    o Additional catch-up contri-
                                                                        a traditional IRA or other     butions of up to $1,000 per
                                                                        eligible retirement plan.      calendar year where the
                                                                                                       owner is at least age 50 at
                                                                      o Direct transfers from          any time during the calendar
                                                                        another Roth IRA.              year for which the contribu-
                                                                                                       tion is made.

                                                                                                     o Although we accept rollover
                                                                                                       and direct transfer contribu-
                                                                                                       tions under the Flexible
                                                                                                       Premium Roth IRA contract,
                                                                                                       we intend that the contract
                                                                                                       be used for ongoing regular
                                                                                                       Roth IRA contributions.
------------------------------------------------------------------------------------------------------------------------------------
Inherited IRA          0-70              o Accumulator(R)             o Direct custodian-to-        o Any additional contributions
Beneficiary                                $5,000 (initial)             custodian transfers of        must be from the same type
Continuation                                                            your interest as a death      of IRA of the same deceased
Contract (tradi-                         o Accumulator(R) Elite(SM)     beneficiary of the            owner.
tional IRA or                              $10,000 (initial)            deceased owner's tradi-
Roth IRA)                                                               tional individual retire-   o Non-spousal beneficiary
(Accumulator(R),                         o Accumulator(R) Select(SM)    ment arrangement or Roth      direct rollover contributions
Accumulator(R)                             $25,000 (initial)            IRA to an IRA of the same     from qualified plans, 403(b)
Elite(SM) and                                                           type.                         plans and governmental
Accumulator(R)                           o The Accumulator(R) Series                                  employer 457(b) plans may
Select(SM)                                 $1,000 (additional)                                        be made to an Inherited IRA
contracts                                                                                             contract under specified
only)                                                                                                 circumstances.
------------------------------------------------------------------------------------------------------------------------------------


+ Additional contributions may not be permitted under certain conditions in your state. Please see Appendix VII later in this Prospectus to see if additional contributions are permitted in your state. If you are participating in a Principal guarantee benefit, contributions will only be permitted for the first six months after the contract is issued and no further contributions will be permitted for the life of the contract. For the Guaranteed withdrawal benefit for life option, additional contributions are not permitted after the later of: (i) the end of the first contract year, and (ii) the date you make your first withdrawal.


*  Please see Appendix VII later in this Prospectus for state variations.

** May not be available from all Selling broker-dealers. Also, Rollover TSA is available only where the employer sponsoring the 403(b) plan currently contributes to one or more other 403(b) annuity contracts issued by AXA Equitable for active plan participants (the purchaser of the Accumulator(R) Series Rollover TSA may also be, but need not be, an owner of the other 403(b) annuity contract).

See "Tax information" later in this Prospectus for a more detailed discussion of sources of contributions and certain contribution limitations. For information on when contributions are credited under your contract see "Dates and prices at which contract events occur" in "More information" later in this Prospectus. Please review your contract for information on contribution limitations.


                                               Contract features and benefits 23
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OWNER AND ANNUITANT REQUIREMENTS


Under NQ contracts, the annuitant can be different from the owner. We do not permit partnerships or limited liability corporations to be owners of the Accumulator(R) Select(SM) contract. We also reserve the right to prohibit the availability of the Accumulator(R) Select(SM) contract to other non-natural owners. A joint owner may also be named. Only natural persons can be joint owners. This means that an entity such as a corporation cannot be a joint owner.


Under all IRA and Rollover TSA contracts, the owner and annuitant must be the same person. In some cases, an IRA contract may be held in a custodial individual retirement account for the benefit of the individual annuitant. This option may not be available under your contract. See "Inherited IRA beneficiary continuation contract" later in this section for Inherited IRA owner and annuitant requirements.

For the Spousal continuation feature to apply, the spouses must either be joint owners, or, for Single life contracts, the surviving spouse must be the sole primary beneficiary. The determination of spousal status is made under applicable state law. However, in the event of a conflict between federal and state law, we follow federal rules. Certain same-sex spouses or civil union partners may not be eligible for tax benefits under federal law and in some circumstances will be required to take post-death distributions that dilute or eliminate the value of the contractual benefit.


Accumulator(R) Plus(SM) and Accumulator(R) Select(SM) contracts are not available for purchase by Charitable Remainder Trusts.


In general, we will not permit a contract to be owned by a minor unless it is pursuant to the Uniform Gifts to Minors Act or the Uniform Transfers to Minors Act in your state.

Under QP contracts, the owner must be the trustee of the qualified plan and the annuitant must be the plan participant/employee. See Appendix II at the end of this Prospectus for more information on QP contracts.

Certain benefits under your contract, as described later in this Prospectus, are based on the age of the owner. If the owner of the contract is not a natural person, these benefits will be based on the age of the annuitant. If the contract is jointly owned and GWBL has not been elected, benefits are based on the age of the older joint owner. In this Prospectus, when we use the term "owner", we intend this to be a reference to the annuitant if the contract has a non-natural owner. If GWBL is elected, the terms "owner" and "successor owner" are intended to be references to annuitant and joint annuitant, respectively, if the contract has a non-natural owner. We do not permit joint annuitants unless you elect the Guaranteed withdrawal benefit for life on a Joint Life basis, and the contract is owned by a non-natural owner. Under QP contracts, all benefits are based on the age of the annuitant.


PURCHASE CONSIDERATIONS FOR A CHARITABLE REMAINDER TRUST

(This section only applies to Accumulator(R) and Accumulator(R) Elite(SM) contracts.)

If you are purchasing the contract to fund a charitable remainder trust and elect either the Guaranteed minimum income benefit ("GMIB") or the Guaranteed withdrawal benefit for life ("GWBL"), or an enhanced death benefit, you should strongly consider "split-funding": that is, the trust holds investments in addition to this Accumulator(R) Series contract. Charitable remainder trusts are required to take specific distributions. The charitable remainder trust annual withdrawal requirement may be equal to a percentage of the donated amount or a percentage of the current value of the donated amount. If your Accumulator(R) Series contract is the only source for such distributions, the payments you need to take may significantly reduce the value of those guaranteed benefits. Such amount may be greater than the annual increase in the GMIB, GWBL and/or the enhanced death benefit base and/or greater than the Guaranteed annual withdrawal amount under GWBL. See the discussion of these benefits later in this section.


HOW YOU CAN MAKE YOUR CONTRIBUTIONS

Except as noted below, contributions must be by check drawn on a U.S. bank, in U.S. dollars, and made payable to AXA Equitable. We may also apply contributions made pursuant to an intended Section 1035 tax-free exchange or a direct transfer. We do not accept starter checks or travelers' checks. All checks are subject to our ability to collect the funds. We reserve the right to reject a payment if it is received in an unacceptable form.

For your convenience, we will accept initial and additional contributions by wire transmittal from certain broker-dealers who have agreements with us for this purpose, including circumstances under which such contributions are considered received by us when your order is taken by such broker-dealers. Additional contributions may also be made under our automatic investment program. These methods of payment are discussed in detail in "More information" later in this Prospectus.

--------------------------------------------------------------------------------
The "contract date" is the effective date of a contract. This usually is the business day we receive the properly completed and signed application, along with any other required documents, and your initial contribution. Your contract date will be shown in your contract. The 12 month period beginning on your contract date and each 12 month period after that date is a "contract year."
The end of each 12 month period is your "contract date anniversary." For example, if your contract date is May 1, your contract date anniversary is
April 30.
--------------------------------------------------------------------------------

Your initial contribution must generally be accompanied by a completed application and any other form we need to process the payments. If any information is missing or unclear, we will hold the contribution, whether received via check or wire, in a non-interest bearing suspense account while we try to obtain this information. If we are unable to obtain all of the information we require within five business days after we receive an incomplete application or form, we will inform the financial professional submitting the application on your behalf. We will then return the contribution to you unless you specifically direct us to keep your contribution until we receive the


24  Contract features and benefits
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required information. The contribution will be applied as of the date we receive the missing information.

--------------------------------------------------------------------------------
Our "business day" is generally any day the New York Stock Exchange is open for regular trading and generally ends at 4:00 p.m. Eastern Time (or as of an earlier close of regular trading). A business day does not include a day on which we are not open due to emergency conditions determined by the Securities and Exchange Commission. We may also close early due to such emergency conditions. For more information about our business day and our pricing of transactions, please see "Dates and prices at which contract events occur."
--------------------------------------------------------------------------------

WHAT ARE YOUR INVESTMENT OPTIONS UNDER THE CONTRACT?


You can choose from among the variable investment options, the guaranteed interest option, the fixed maturity options, and the account for special dollar cost averaging. If you elect the Guaranteed withdrawal benefit for life or the 100% Principal guarantee benefit, your investment options will be limited to the guaranteed interest option, the account for special dollar cost averaging and the following variable investment options: the AXA Allocation Portfolios and the EQ/Franklin Templeton Allocation Portfolio ("permitted variable investment options").


If you elect the 125% Principal guarantee benefit, your investment options will be limited to the guaranteed interest option, the account for special dollar cost averaging and the AXA Moderate Allocation Portfolio.

Please note that the account for special dollar cost averaging is available to Accumulator(R) and Accumulator(R) Elite(SM) contract owners only.


VARIABLE INVESTMENT OPTIONS

Your investment results in any one of the variable investment options will depend on the investment performance of the underlying portfolios. You can lose your principal when investing in the variable investment options. In periods of poor market performance, the net return, after charges and expenses, may result in negative yields, including for the EQ/Money Market variable investment option. Listed below are the currently available Portfolios, their investment objectives and their advisers. We may, at any time, exercise our rights to limit or terminate your contributions and allocations to any of the variable investment options and to limit the number of variable investment options which you may elect.


                                              Contract features and benefits  25
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PORTFOLIOS OF THE TRUSTS


The AXA Allocation Portfolios and the EQ/Franklin Templeton Allocation Portfolio offer contract owners a convenient opportunity to invest in other portfolios that are managed and have been selected for inclusion in the AXA Allocation Portfolios and the EQ/Franklin Templeton Allocation Portfolio by AXA Equitable. AXA Advisors, LLC, an affiliated broker-dealer of AXA Equitable, may promote the benefits of such Portfolios to contract owners and/or suggest, incidental to the sale of the contract, that contract owners consider whether allocating some or all of their account value to such Portfolios is consistent with their desired investment objectives. In doing so, AXA Equitable, and/or its affiliates, may be subject to conflicts of interest insofar as AXA Equitable may derive greater revenues from the AXA Allocation Portfolios and the EQ/Franklin Templeton Allocation Portfolio than certain other Portfolios available to you under your contract. In addition, due to the relative diversification of the underlying portfolios covering various asset classes and categories, the AXA Allocation Portfolios and the EQ/Franklin Templeton Allocation Portfolio may enable AXA Equitable to more efficiently manage AXA Equitable's financial risk associated with certain guaranteed features, including those optional benefits that restrict allocations to the AXA Allocation Portfolios and the EQ/Franklin Templeton Allocation Portfolio. Please see "Allocating your contributions" in "Contract features and benefits" for more information about your role in managing your allocations.

AXA Equitable serves as the investment manager of the Portfolios of AXA Premier VIP Trust and EQ Advisors Trust. For some Portfolios, AXA Equitable has entered into sub-advisory agreements with investment advisers (the "sub-advisers") to carry out the day-to-day investment decisions for the Portfolios. As such, AXA Equitable oversees the activities of the sub-advisers with respect to the Trusts and is responsible for retaining or discontinuing the services of those sub-advisers. The chart below indicates the sub-adviser(s) for each Portfolio, if any. The chart below also shows the currently available Portfolios and their investment objectives.



------------------------------------------------------------------------------------------------------------------------------------
AXA PREMIER VIP TRUST -- CLASS B
SHARES                                                                                       INVESTMENT MANAGER (OR SUB-ADVISER(S),
PORTFOLIO NAME                  OBJECTIVE                                                    AS APPLICABLE)
------------------------------------------------------------------------------------------------------------------------------------
AXA AGGRESSIVE ALLOCATION       Seeks long-term capital appreciation.                         o AXA Equitable
------------------------------------------------------------------------------------------------------------------------------------
AXA CONSERVATIVE ALLOCATION     Seeks a high level of current income.                         o AXA Equitable
------------------------------------------------------------------------------------------------------------------------------------
AXA CONSERVATIVE-PLUS           Seeks current income and growth of capital, with a            o AXA Equitable
 ALLOCATION                     greater emphasis on current income.
------------------------------------------------------------------------------------------------------------------------------------
AXA MODERATE ALLOCATION         Seeks long-term capital appreciation and current income.      o AXA Equitable
------------------------------------------------------------------------------------------------------------------------------------
AXA MODERATE-PLUS               Seeks long-term capital appreciation and current income,      o AXA Equitable
 ALLOCATION                     with a greater emphasis on capital appreciation.
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER AGGRESSIVE         Seeks long-term growth of capital.                            o AllianceBernstein L.P.
 EQUITY
                                                                                              o AXA Equitable

                                                                                              o ClearBridge Advisors, LLC

                                                                                              o Legg Mason Capital Management, Inc.

                                                                                              o Marsico Capital Management, LLC
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER CORE BOND          Seeks a balance of high current income and capital            o BlackRock Financial Management,
                                appreciation, consistent with a prudent level of risk.          Inc.

                                                                                              o Pacific Investment Management
                                                                                                Company LLC

                                                                                              o SSgA Funds Management, Inc.
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER INTERNATIONAL      Seeks long-term growth of capital.                            o AllianceBernstein L.P.
 EQUITY
                                                                                              o AXA Equitable

                                                                                              o BlackRock Investment Management,
                                                                                                LLC

                                                                                              o J.P.Morgan Investment Management
                                                                                                Inc.

                                                                                              o Marsico Capital Management, LLC
------------------------------------------------------------------------------------------------------------------------------------


26 Contract features and benefits
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
------------------------------------------------------------------------------------------------------------------------------------
AXA PREMIER VIP TRUST -- CLASS B
SHARES                                                                          INVESTMENT MANAGER (OR SUB-ADVISER(S), AS
PORTFOLIO NAME                     OBJECTIVE                                    APPLICABLE)
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER LARGE CAP             Seeks long-term growth of capital.           o AllianceBernstein L.P.
 CORE EQUITY
                                                                                o AXA Equitable

                                                                                o Janus Capital Management LLC

                                                                                o Thornburg Investment Management, Inc.

------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER LARGE CAP             Seeks long-term growth of capital.           o Goodman & Co. NY Ltd.
 GROWTH*
                                                                                o SSgA Funds Management, Inc.

                                                                                o T. Rowe Price Associates, Inc.

                                                                                o Westfield Capital Management Company, L.P.
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER LARGE CAP             Seeks long-term growth of capital.           o AllianceBernstein L.P.
 VALUE
                                                                                o AXA Equitable

                                                                                o Institutional Capital LLC

                                                                                o MFS Investment Management
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER MID CAP               Seeks long-term growth of capital.           o AllianceBernstein L.P.
 GROWTH
                                                                                o AXA Equitable

                                                                                o BlackRock Investment Management, LLC

                                                                                o Franklin Advisers, Inc.

                                                                                o Wellington Management Company, LLP

------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER MID CAP VALUE         Seeks long-term growth of capital.           o AXA Equitable

                                                                                o AXA Rosenberg Investment Management LLC

                                                                                o BlackRock Investment Management, LLC

                                                                                o Tradewinds Global Investors, LLC

                                                                                o Wellington Management Company, LLP
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER MULTI-SECTOR          Seeks high total return through a            o Pacific Investment Management Company LLC
 BOND                              combination of current income and
                                   capital appreciation.                        o Post Advisory Group, LLC

                                                                                o SSgA Funds Management, Inc.
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER SMALL CAP             Seeks long-term growth of capital.           o AXA Equitable
 GROWTH
                                                                                o BlackRock Investment Management, LLC

                                                                                o Eagle Asset Management, Inc.

                                                                                o Wells Capital Management Inc.
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER SMALL CAP             Seeks long-term growth of capital.           o AXA Equitable
 VALUE
                                                                                o BlackRock Investment Management, LLC

                                                                                o Franklin Advisory Services, LLC

                                                                                o Pacific Global Investment Management
                                                                                  Company
------------------------------------------------------------------------------------------------------------------------------------


                                               Contract features and benefits 27
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
------------------------------------------------------------------------------------------------------------------------------------
AXA PREMIER VIP TRUST -- CLASS B
SHARES                                                                           INVESTMENT MANAGER (OR SUB-ADVISER(S), AS
PORTFOLIO NAME                     OBJECTIVE                                     APPLICABLE)
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER TECHNOLOGY            Seeks long-term growth of capital.            o AXA Equitable

                                                                                 o RCM Capital Management LLC

                                                                                 o SSgA Funds Management, Inc.

                                                                                 o Wellington Management Company, LLP


------------------------------------------------------------------------------------------------------------------------------------
EQ ADVISORS TRUST -- CLASS IB
SHARES                                                                           INVESTMENT MANAGER (OR SUB-ADVISER(S), AS
PORTFOLIO NAME                     OBJECTIVE                                     APPLICABLE)
------------------------------------------------------------------------------------------------------------------------------------
EQ/ALLIANCEBERNSTEIN               Seeks to achieve long-term growth of          o AllianceBernstein L.P.
 INTERNATIONAL                     capital.
------------------------------------------------------------------------------------------------------------------------------------
EQ/ALLIANCEBERNSTEIN SMALL         Seeks to achieve long-term growth of          o AllianceBernstein L.P.
 CAP GROWTH                        capital.
------------------------------------------------------------------------------------------------------------------------------------
EQ/AXA FRANKLIN SMALL CAP          Seeks to achieve long-term total return.      o AXA Equitable
 VALUE CORE
                                                                                 o BlackRock Investment Management, LLC

                                                                                 o Franklin Advisory Services, LLC
------------------------------------------------------------------------------------------------------------------------------------
EQ/BLACKROCK BASIC VALUE           Seeks to achieve capital appreciation and     o BlackRock Investment Management, LLC
 EQUITY                            secondarily, income.
------------------------------------------------------------------------------------------------------------------------------------
EQ/BLACKROCK INTERNATIONAL         Seeks to provide current income and long-     o BlackRock Investment Management, LLC
 VALUE                             term growth of income, accompanied by
                                   growth of capital.
------------------------------------------------------------------------------------------------------------------------------------
EQ/BOSTON ADVISORS EQUITY          Seeks a combination of growth and income      o Boston Advisors, LLC
 INCOME                            to achieve an above-average and consistent
                                   total return.
------------------------------------------------------------------------------------------------------------------------------------
EQ/CALVERT SOCIALLY                Seeks to achieve long-term capital            o Bridgeway Capital Management, Inc.
 RESPONSIBLE                       appreciation.
                                                                                 o Calvert Asset Management Company, Inc.

------------------------------------------------------------------------------------------------------------------------------------
EQ/CAPITAL GUARDIAN GROWTH         Seeks to achieve long-term growth of          o Capital Guardian Trust Company
                                   capital.
------------------------------------------------------------------------------------------------------------------------------------
EQ/CAPITAL GUARDIAN                Seeks to achieve long-term growth of          o Capital Guardian Trust Company
 RESEARCH                          capital.
------------------------------------------------------------------------------------------------------------------------------------
EQ/COMMON STOCK INDEX              Seeks to achieve a total return before        o AllianceBernstein L.P.
                                   expenses that approximates the total return
                                   performance of the Russell 3000 Index,
                                   including reinvestment of dividends, at a
                                   risk level consistent with that of the
                                   Russell 3000 Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/CORE BOND INDEX                 Seeks to achieve a total return before        o SSgA Funds Management, Inc.
                                   expenses that approximates the total return
                                   performance of the Barclays Capital U.S.
                                   Aggregate Bond Index, including reinvest-
                                   ment of dividends, at a risk level con-
                                   sistent with that of the Barclays Capital
                                   U.S. Aggregate Bond Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/DAVIS NEW YORK VENTURE          Seeks to achieve long-term growth of          o Davis Selected Advisors, L.P.
                                   capital.
------------------------------------------------------------------------------------------------------------------------------------
EQ/EQUITY 500 INDEX                Seeks to achieve a total return before        o AllianceBernstein L.P.
                                   expenses that approximates the total return
                                   performance of the S&P 500 Index, including
                                   reinvestment of dividends, at a risk level
                                   consistent with that of the S&P 500 Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/EQUITY GROWTH PLUS              Seeks to achieve long-term growth of          o AXA Equitable
                                   capital.
                                                                                 o BlackRock Capital Management, Inc.

                                                                                 o BlackRock Investment Management, LLC
------------------------------------------------------------------------------------------------------------------------------------


28 Contract features and benefits

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
------------------------------------------------------------------------------------------------------------------------------------
EQ ADVISORS TRUST -- CLASS IB
SHARES                                                                          INVESTMENT MANAGER (OR SUB-ADVISER(S), AS
PORTFOLIO NAME                  OBJECTIVE                                       APPLICABLE)
------------------------------------------------------------------------------------------------------------------------------------
EQ/FRANKLIN CORE BALANCED       Seeks to maximize income while maintaining      o AXA Equitable
                                prospects for capital appreciation.
                                                                                o BlackRock Investment Management, LLC

                                                                                o Franklin Advisers, Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/FRANKLIN TEMPLETON           Primarily seeks capital appreciation and        o AXA Equitable
 ALLOCATION                     secondarily seeks income.


------------------------------------------------------------------------------------------------------------------------------------
EQ/GAMCO MERGERS AND            Seeks to achieve capital appreciation.          o GAMCO Asset Management, Inc.
 ACQUISITIONS
------------------------------------------------------------------------------------------------------------------------------------
EQ/GAMCO SMALL COMPANY          Seeks to maximize capital appreciation.         o GAMCO Asset Management, Inc.
 VALUE
------------------------------------------------------------------------------------------------------------------------------------
EQ/GLOBAL BOND PLUS             Seeks to achieve capital growth and current     o AXA Equitable
                                income.
                                                                                o BlackRock Investment Management, LLC

                                                                                o First International Advisors, LLC

                                                                                o Wells Capital Management, Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/GLOBAL MULTI-SECTOR          Seeks to achieve long-term capital              o AXA Equitable
 EQUITY                         appreciation.
                                                                                o BlackRock Investment Management, LLC

                                                                                o Morgan Stanley Investment Management Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/INTERMEDIATE GOVERNMENT      Seeks to achieve a total return before          o SSgA Funds Management, Inc.
 BOND INDEX                     expenses that approximates the total return
                                performance of the Barclays Capital
                                Intermediate U.S. Government Bond Index,
                                including reinvestment of dividends, at a
                                risk level consistent with that of the
                                Barclays Capital Intermediate U.S. Govern-
                                ment Bond Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/INTERNATIONAL CORE PLUS      Seeks to achieve long-term growth of capital.   o AXA Equitable

                                                                                o BlackRock Investment Management, LLC

                                                                                o Hirayama Investments, LLC

                                                                                o Wentworth Hauser and Violich, Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/INTERNATIONAL GROWTH         Seeks to achieve capital appreciation.          o MFS Investment Management
------------------------------------------------------------------------------------------------------------------------------------
EQ/JPMORGAN VALUE               Seeks to achieve long-term capital              o J.P. Morgan Investment Management Inc.
 OPPORTUNITIES                  appreciation.


------------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP CORE PLUS          Seeks to achieve long-term growth of capital    o AXA Equitable
                                with a secondary objective to seek reasonable
                                current income. For purposes of this Port-      o BlackRock Investment Management, LLC
                                folio, the words "reasonable current income"
                                mean moderate income.                           o Institutional Capital LLC
------------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP GROWTH INDEX       Seeks to achieve a total return before ex-      o AllianceBernstein L.P.
                                penses that approximates the total return
                                performance of the Russell 1000 Growth Index,
                                including reinvestment of dividends at a
                                risk level consistent with that of the
                                Russell 1000 Growth Index.


------------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP GROWTH PLUS        Seeks to provide long-term capital growth.      o AXA Equitable

                                                                                o BlackRock Investment Management, LLC

                                                                                o Marsico Capital Management, LLC
------------------------------------------------------------------------------------------------------------------------------------


                                               Contract features and benefits 29

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                          www.axa-equitable.com/green



------------------------------------------------------------------------------------------------------------------------------------
EQ ADVISORS TRUST -- CLASS IB
SHARES                                                                          INVESTMENT MANAGER (OR SUB-ADVISER(S), AS
PORTFOLIO NAME                  OBJECTIVE                                       APPLICABLE)
------------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP VALUE INDEX        Seeks to achieve a total return before          o SSgA Funds Management, Inc.
                                expenses that approximates the total
                                return performance of the Russell 1000
                                Value Index, including reinvestment of
                                dividends, at a risk level consistent
                                with that of the Russell 1000 Value Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP VALUE PLUS         Seeks to achieve long-term growth of capital.   o AllianceBernstein L.P.

                                                                                o AXA Equitable
------------------------------------------------------------------------------------------------------------------------------------
EQ/LORD ABBETT GROWTH AND       Seeks to achieve capital appreciation and       o Lord, Abbett & Co. LLC
 INCOME                         growth of income without excessive fluctua-
                                tion in market value.
------------------------------------------------------------------------------------------------------------------------------------
EQ/LORD ABBETT LARGE CAP        Seeks to achieve capital appreciation and       o Lord, Abbett & Co. LLC
 CORE                           growth of income with reasonable risk.
------------------------------------------------------------------------------------------------------------------------------------
EQ/MID CAP INDEX                Seeks to achieve a total return before          o SSgA Funds Management, Inc.
                                expenses that approximates the total return
                                performance of the S&P Mid Cap 400 Index,
                                including reinvestment of dividends, at a
                                risk level consistent with that of the S&P
                                Mid Cap 400 Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/MID CAP VALUE PLUS           Seeks to achieve long-term capital              o AXA Equitable
                                appreciation.
                                                                                o BlackRock Investment Management, LLC

                                                                                o Wellington Management Company, LLP
------------------------------------------------------------------------------------------------------------------------------------
EQ/MONEY MARKET                 Seeks to obtain a high level of current         o The Dreyfus Corporation
                                income, preserve its assets and maintain
                                liquidity.
------------------------------------------------------------------------------------------------------------------------------------
EQ/MONTAG & CALDWELL            Seeks to achieve capital appreciation.          o Montag & Caldwell, Inc.
 GROWTH
------------------------------------------------------------------------------------------------------------------------------------
EQ/MORGAN STANLEY MID CAP       Seeks to achieve capital growth.                o Morgan Stanley Investment Management Inc.
 GROWTH**
------------------------------------------------------------------------------------------------------------------------------------
EQ/MUTUAL LARGE CAP EQUITY      Seeks to achieve capital appreciation, which    o AXA Equitable
                                may occasionally be short-term, and second-
                                arily, income.                                  o BlackRock Investment Management, LLC

                                                                                o Franklin Mutual Advisers, LLC
------------------------------------------------------------------------------------------------------------------------------------
EQ/OPPENHEIMER GLOBAL           Seeks to achieve capital appreciation.          o OppenheimerFunds, Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/PIMCO ULTRA SHORT BOND       Seeks to generate a return in excess of         o Pacific Investment Management Company,
                                traditional money market products while           LLC
                                maintaining an emphasis on preservation
                                of capital and liquidity.
------------------------------------------------------------------------------------------------------------------------------------
EQ/QUALITY BOND PLUS            Seeks to achieve high current income con-       o AllianceBernstein L.P.
                                sistent with moderate risk to capital.
                                                                                o AXA Equitable

                                                                                o SSgA Funds Management, Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/SMALL COMPANY INDEX          Seeks to replicate as closely as possible       o AllianceBernstein L.P.
                                (before the deduction of Portfolio expenses)
                                the total return of the Russell 2000 Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/T. ROWE PRICE GROWTH         Seeks to achieve long-term capital              o T. Rowe Price Associates, Inc.
 STOCK                          appreciation and secondarily, income.
------------------------------------------------------------------------------------------------------------------------------------


30 Contract features and benefits

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
------------------------------------------------------------------------------------------------------------------------------------
EQ ADVISORS TRUST -- CLASS IB
SHARES                                                                          INVESTMENT MANAGER (OR SUB-ADVISER(S), AS
PORTFOLIO NAME                  OBJECTIVE                                       APPLICABLE)
------------------------------------------------------------------------------------------------------------------------------------
EQ/TEMPLETON GLOBAL EQUITY      Seeks to achieve long-term capital growth.      o AXA Equitable

                                                                                o BlackRock Investment Management, LLC

                                                                                o Templeton Global Advisors Limited
------------------------------------------------------------------------------------------------------------------------------------
EQ/UBS GROWTH AND INCOME        Seeks to achieve total return through capital   o UBS Global Asset Management
                                appreciation with income as a secondary           (Americas) Inc.
                                consideration.
------------------------------------------------------------------------------------------------------------------------------------
EQ/VAN KAMPEN COMSTOCK          Seeks to achieve capital growth and income.     o Morgan Stanley Investment Management Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/WELLS FARGO ADVANTAGE        Seeks to achieve long-term capital growth.      o Wells Capital Management, Inc.
 OMEGA GROWTH***
------------------------------------------------------------------------------------------------------------------------------------



* Effective on or about September 13, 2010, subject to regulatory approval, interests in the Multimanager Aggressive Equity Portfolio (the "surviving option") will replace interests in the Multimanager Large Cap Growth Portfolio (the "replaced option"). We will move assets from the replaced option into the surviving option on the date of the substitution. The value of your interest in the surviving option will be the same as it was in the replaced option. Also, we will automatically direct any contributions made to the replaced option to the surviving option. An allocation election to the replaced option will be considered as an allocation to the surviving option. You may transfer your account value among the investment options, as usual. Any account value remaining in the replaced option on the substitution date will be transferred to the surviving option. For more information about this substitution and for information on how to transfer your account value, please contact a customer service representative referenced in this Prospectus.

** This is the Portfolio's new name, effective on or about May 1, 2010, subject to regulatory approval. The Portfolio's former name was EQ/Van Kampen Mid Cap Growth.

*** This is the Portfolio's new name, effective on or about May 1, 2010, subject to regulatory approval. The Portfolio's former name was EQ/Evergreen Omega.


YOU SHOULD CONSIDER THE INVESTMENT OBJECTIVES, RISKS, AND CHARGES AND EXPENSES OF THE PORTFOLIOS CAREFULLY BEFORE INVESTING. THE PROSPECTUSES FOR THE TRUSTS CONTAIN THIS AND OTHER IMPORTANT INFORMATION ABOUT THE PORTFOLIOS. THE PROSPECTUSES SHOULD BE READ CAREFULLY BEFORE INVESTING. IN ORDER TO OBTAIN COPIES OF TRUST PROSPECTUSES THAT DO NOT ACCOMPANY THIS PROSPECTUS, YOU MAY CALL ONE OF OUR CUSTOMER SERVICE REPRESENTATIVES AT 1-800-789-7771.


                                               Contract features and benefits 31
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GUARANTEED INTEREST OPTION

The guaranteed interest option is part of our general account and pays interest at guaranteed rates. We discuss our general account under "More information" later in this Prospectus.

We assign an interest rate to each amount allocated to the guaranteed interest option. This rate is guaranteed for a specified period. Therefore, different interest rates may apply to different amounts in the guaranteed interest option.

We credit interest daily to amounts in the guaranteed interest option. There are three levels of interest in effect at the same time in the guaranteed interest option:

(1) the minimum interest rate guaranteed over the life of the contract,

(2) the yearly guaranteed interest rate for the calendar year, and

(3) the current interest rate.


We set current interest rates periodically based upon our discretion and according to our procedures that we have in effect at the time. We reserve the right to change these procedures. All interest rates are effective annual rates, but before deduction of annual administrative charges, any withdrawal charges (if applicable under your Accumulator(R) Series contract) and any optional benefit charges. See Appendix VII later in this Prospectus for state variations.

Depending on the state where your contract is issued, your lifetime minimum rate ranges from 1.00% to 3.00%. The data page for your contract shows the lifetime minimum rate. Check with your financial professional as to which rate applies in your state. The minimum yearly rate will never be less than the lifetime minimum rate. The minimum yearly rate for 2010 is 1.25%, 2.75% or 3.00%, depending on your lifetime minimum rate. Current interest rates will never be less than the yearly guaranteed interest rate.

Generally, contributions and transfers into and out of the guaranteed interest option are limited. See "Transferring your money among the investment options" later in this Prospectus for restrictions on transfers to and from the guaranteed interest option.



FIXED MATURITY OPTIONS


We offer fixed maturity options with maturity dates ranging from one to ten years. We will not accept allocations to a fixed maturity option if on the date the contribution or transfer is to be applied the rate to maturity is 3%. This means that, at any given time, we may not offer fixed maturity options with all ten possible maturity dates. You can allocate your contributions to one or more of these fixed maturity options, however, you may not have more than twelve different maturities running during any contract year. This limit includes any maturities that have had any allocation or transfers even if the entire amount is withdrawn or transferred during the contract year. These amounts become part of a non-unitized separate account. Interest is earned at a guaranteed rate we set for each fixed maturity option, based on our discretion and according to our procedures ("rate to maturity"). The total amount you allocate to and accumulate in each fixed maturity option is called the "fixed maturity amount." The fixed maturity options are not available in all states. Check with your financial professional or see Appendix VII later in this Prospectus to see if fixed maturity options are available in your state.


--------------------------------------------------------------------------------
Fixed maturity options generally range from one to ten years to maturity.
--------------------------------------------------------------------------------

On the maturity date of a fixed maturity option your fixed maturity amount, assuming you have not made any withdrawals or transfers, will equal your contribution to that fixed maturity option plus interest, at the rate to maturity for that contribution, to the date of the calculation. This is the fixed maturity option's "maturity value." Before maturity, the current value we will report for your fixed maturity amounts will reflect a market value adjustment. Your current value will reflect the market value adjustment that we would make if you were to withdraw all of your fixed maturity amounts on the date of the report. We call this your "market adjusted amount."

FIXED MATURITY OPTIONS AND MATURITY DATES. We offer fixed maturity options with maturity dates ranging from one to ten years. Not all of these fixed maturity options will be available for owner and annuitant ages 76 and older. See "Allocating your contributions" below.

Each new contribution is applied to a new fixed maturity option. When you apply for an Accumulator(R) Series contract, a 60-day rate lock-in will apply from the date the application is signed. Any contributions received and designated for a fixed maturity option during this period will receive the then current fixed maturity option rate or the rate that was in effect on the date that the application was signed, whichever is greater. There is no rate lock available for subsequent contributions to the contract after 60 days, transfers from any of the variable investment options or the guaranteed interest option into a fixed maturity option or transfers from one fixed maturity option to another.


YOUR CHOICES AT THE MATURITY DATE. We will notify you between 15 and 45 days before each of your fixed maturity options is scheduled to mature. At that time, you may choose to have one of the following take place on the maturity date, as long as none of the restrictive conditions listed below in "Allocating your contributions" would apply:


(a) transfer the maturity value into another available fixed maturity option, any of the variable investment options or the guaranteed interest option; or

(b) withdraw the maturity value (for all contracts except Accumulator(R) Select(SM), there may be a withdrawal charge).


If we do not receive your choice on or before the fixed maturity option's maturity date, we will automatically transfer your maturity value into the shortest available maturity option beginning on that date. As of February 16, 2010, the next available maturity date was February 16, 2017. If no fixed maturity options are available, we will transfer your maturity value to the EQ/Money Market option.


MARKET VALUE ADJUSTMENT. If you make any withdrawals (including transfers, surrender of your contract, or when we make deductions for charges) from a fixed maturity option before it matures we will make a market value adjustment, which will increase or decrease any fixed maturity amount you have in that fixed maturity option. A market value adjustment will also apply if amounts in a fixed maturity option are used to purchase any annuity payment option prior to the maturity date and may apply on payment of a death benefit. The market value


32  Contract features and benefits
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adjustment, positive or negative, resulting from a withdrawal or transfer
(including a deduction for charges) of a portion of the amount in the fixed maturity option will be a percentage of the market value adjustment that would apply if you were to withdraw the entire amount in that fixed maturity option. The market value adjustment applies to the amount remaining in a fixed maturity option and does not reduce the actual amount of a withdrawal. The amount applied to an annuity payout option will reflect the application of any applicable market value adjustment (either positive or negative). We only apply a positive market value adjustment to the amount in the fixed maturity option when calculating any death benefit proceeds under your contract. The amount of the adjustment will depend on two factors:

(a) the difference between the rate to maturity that applies to the amount being withdrawn and the rate we have in effect at that time for new fixed maturity options (adjusted to reflect a similar maturity date), and

(b)  the length of time remaining until the maturity date.

If fixed maturity option interest rates rise from the time that you originally allocate an amount to a fixed maturity option to the time that you take a withdrawal, the market value adjustment will be negative. Likewise, if fixed maturity option interest rates drop at the end of that time, the market value adjustment will be positive. Also, the amount of the market value adjustment, either up or down, will be greater the longer the time remaining until the fixed maturity option's maturity date. Therefore, it is possible that the market value adjustment could greatly reduce your value in the fixed maturity options, particularly in the fixed maturity options with later maturity dates.

We provide an illustration of the market adjusted amount of specified maturity values, an explanation of how we calculate the market value adjustment, and information concerning our general account and investments purchased with amounts allocated to the fixed maturity options, in "More information" later in this Prospectus. Appendix III at the end of this Prospectus provides an example of how the market value adjustment is calculated.


ACCOUNT FOR SPECIAL DOLLAR COST AVERAGING

(This section only applies to Accumulator(R) and Accumulator(R) Elite(SM) contracts.)


The account for special dollar cost averaging is part of our general account. We pay interest at guaranteed rates in this account. We will credit interest to the amounts that you have in the account for special dollar cost averaging every day. We set the interest rates periodically based on our discretion and according to procedures that we have. We reserve the right to change these procedures.


We guarantee to pay our current interest rate that is in effect on the date that your contribution is allocated to this account. Your guaranteed interest rate for the time period you select will be shown in your contract for an initial contribution. The rate will never be less than the lifetime minimum rate for the guaranteed interest option. See "Allocating your contributions" below for rules and restrictions that apply to the special dollar cost averaging program.

ALLOCATING YOUR CONTRIBUTIONS

You may choose between self-directed and dollar cost averaging to allocate your contributions under your contract. Subsequent contributions are allocated according to instructions on file unless you provide new instructions.

The contract is between you and AXA Equitable. The contract is not an investment advisory account, and AXA Equitable is not providing any investment advice or managing the allocations under your contract. In the absence of a specific written arrangement to the contrary, you, as the owner of the contract, have the sole authority to make investment allocations and other decisions under the contract. If your financial professional is with AXA Advisors, he or she is acting as a broker-dealer registered representative, and is not authorized to act as an investment advisor or to manage the allocations under your contract. If your financial professional is a registered representative with a broker-dealer other than AXA Advisors, you should speak with him/her regarding any different arrangements that may apply.


SELF-DIRECTED ALLOCATION

You may allocate your contributions to one or more, or all, of the variable investment options, the guaranteed interest option (subject to restrictions in certain states-see Appendix VII later in this Prospectus for state variations) and fixed maturity options. Allocations must be in whole percentages and you may change your allocations at any time. For Accumulator(R) Plus(SM), Accumulator(R) Elite(SM) and Accumulator(R) Select(SM) contract owners, no more than 25% of any contribution may be allocated to the guaranteed interest option. The total of your allocations into all available investment options must equal 100%. We reserve the right to restrict allocations to any variable investment option. If an owner or annuitant is age 76-80, you may allocate contributions to fixed maturity options with maturities of seven years or less. If an owner or annuitant is age 81 or older, you may allocate contributions to fixed maturity options with maturities of five years or less. Also, you may not allocate amounts to fixed maturity options with maturity dates that are later than the date annuity payments are to begin.


DOLLAR COST AVERAGING

We offer a variety of dollar cost averaging programs. You may only participate in one program at a time. Each program allows you to gradually allocate amounts to available investment options by periodically transferring approximately the same dollar amount to the investment options you select. Regular allocations to the variable investment options will cause you to purchase more units if the unit value is low and fewer units if the unit value is high. Therefore, you may get a lower average cost per unit over the long term. These plans of investing, however, do not guarantee that you will earn a profit or be protected against losses. You may not make transfers to the fixed maturity options or the guaranteed interest option.

--------------------------------------------------------------------------------
Units measure your value in each variable investment option.
--------------------------------------------------------------------------------

SPECIAL DOLLAR COST AVERAGING PROGRAM. The special dollar cost averaging program is only available to Accumulator(R) and Accumulator(R)


                                              Contract features and benefits  33
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Elite(SM) contract owners. Under the program, you may choose to allocate all or a portion of any eligible contribution to the account for special dollar cost averaging. Contributions into the account for special dollar cost averaging may not be transfers from other investment options. Your initial allocation to any special dollar cost averaging program time period must be at least $2,000 and any subsequent contribution to that same time period must be at least $250. You may only have one time period in effect at any time and once you select a time period, you may not change it. In Pennsylvania, we refer to this program as "enhanced rate dollar cost averaging."

You may have your account value transferred to any of the variable investment options available under your contract. Only the permitted variable investment options are available if you elect the Guaranteed withdrawal benefit for life or the 100% Principal guarantee benefit. Only the AXA Moderate Allocation Portfolio is available if you elect the 125% Principal guarantee benefit. We will transfer amounts from the account for special dollar cost averaging into the variable investment options over an available time period that you select. We offer time periods of 3, 6 or 12 months, during which you will receive an enhanced interest rate. We may also offer other time periods. Your financial professional can provide information on the time periods and interest rates currently available in your state, or you may contact our processing office. If the special dollar cost averaging program is selected at the time of application to purchase the Accumulator(R) Series contract, a 60 day rate lock will apply from the date of application. Any contribution(s) received during this 60 day period will be credited with the interest rate offered on the date of application for the remainder of the time period selected at application. Any contribution(s) received after the 60 day rate lock period has ended will be credited with the then current interest rate for the remainder of the time period selected at application. Contribution(s) made to a special dollar cost averaging program selected after the Accumulator(R) Series contract has been issued will be credited with the then current interest rate on the date the contribution is received by AXA Equitable for the time period initially selected by you. Once the time period you selected has run, you may then select another time period for future contributions. At that time, you may also select a different allocation for transfers to the variable investment options, or, if you wish, we will continue to use the selection that you have previously made. Currently, your account value will be transferred from the account for special dollar cost averaging into the variable investment options on a monthly basis. We may offer this program in the future with transfers on a different basis.

We will transfer all amounts out of the account for special dollar cost averaging by the end of the chosen time period. The transfer date will be the same day of the month as the contract date, but not later than the 28th day of the month. For a special dollar cost averaging program selected after application, the first transfer date and each subsequent transfer date for the time period selected will be one month from the date the first contribution is made into the special dollar cost averaging program, but not later than the 28th day of the month.

If you choose to allocate only a portion of an eligible contribution to the account for special dollar cost averaging, the remaining balance of that contribution will be allocated to the variable investment options, guaranteed interest option or fixed maturity options according to your instructions.

The only transfers that will be made from the account for special dollar cost averaging are your regularly scheduled transfers to the variable investment options. No amounts may be transferred from the account for special dollar cost averaging to the guaranteed interest option or the fixed maturity options. If you request to transfer or withdraw any other amounts from the account for special dollar averaging, we will transfer all of the value that you have remaining in the account for special dollar cost averaging to the investment options according to the allocation percentages for special dollar cost averaging we have on file for you. You may ask us to cancel your participation at any time.

GENERAL DOLLAR COST AVERAGING PROGRAM. If your value in the EQ/Money Market option is at least $5,000, you may choose, at any time, to have a specified dollar amount or percentage of your value transferred from that option to the other variable investment options. Please see Appendix VII for more information on state availability or certain restrictions in your state.

You can select to have transfers made on a monthly, quarterly or annual basis. The transfer date will be the same calendar day of the month as the contract date, but not later than the 28th day of the month. You can also specify the number of transfers or instruct us to continue making the transfers until all amounts in the EQ/Money Market option have been transferred out. The minimum amount that we will transfer each time is $250.

If, on any transfer date, your value in the EQ/Money Market option is equal to or less than the amount you have elected to have transferred, the entire amount will be transferred. The general dollar cost averaging program will then end. You may change the transfer amount once each contract year or cancel this program at any time.

If you are participating in a Principal guarantee benefit, the general dollar cost averaging program is not available.

If you elect the Guaranteed withdrawal benefit for life, general dollar cost averaging is not available.

12 MONTH DOLLAR COST AVERAGING PROGRAM. The 12 month dollar cost averaging program is only available to Accumulator(R) Select(SM) contract owners. You may dollar cost average from the EQ/Money Market option into any of the other variable investment options. You may elect to participate in the 12 month dollar cost averaging program at any time subject to the age limitation on contributions described earlier in this Prospectus. Contributions into the account for 12 month dollar cost averaging may not be transfers from other investment options. You must allocate your entire initial contribution into the EQ/Money Market option if you are selecting the 12 month dollar cost averaging program at application to purchase an Accumulator(R) Select(SM) contract; thereafter, initial allocations to any new 12 month dollar cost averaging program time period must be at least $2,000 and any subsequent contribution to that same time period must be at least $250. You may only have one time period in effect at any time. We will transfer your value in the EQ/Money Market option into the other variable investment options that you select over the next 12 months or such other period we may offer. Once the time period then in effect has run, you


34  Contract features and benefits

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may then select to participate in the dollar cost averaging program for an additional time period. At that time, you may also select a different allocation for transfers to the variable investment options, or, if you wish, we will continue to use the selection that you have previously made.

Currently, the transfer date will be the same day of the month as the contract date, but not later than the 28th. For a 12 month dollar cost averaging program selected after application, the first transfer date and each subsequent transfer date for the time period selected will be one month from the date the first contribution is made into the 12 month dollar cost averaging program, but not later than the 28th of the month. All amounts will be transferred out by the end of the time period then in effect. Under this program we will not deduct the mortality and expense risks, administrative, and distribution charges from assets in the EQ/Money Market option.

You may not transfer amounts to the EQ/Money Market option established for this program that are not part of the 12 month dollar cost averaging program. The only amounts that should be transferred from the EQ/Money Market option are your regularly scheduled transfers to the other variable investment options. If you request to transfer or withdraw any other amounts from the EQ/Money Market option, we will transfer all of the value that you have remaining in the account for 12 month dollar cost averaging to the investment options according to the allocation percentages we have on file for you. You may ask us to cancel your participation at any time.

You may not participate in the 12 month dollar cost averaging program if you elect the Guaranteed withdrawal benefit for life or a Principal guarantee benefit.


INVESTMENT SIMPLIFIER

FIXED-DOLLAR OPTION. Under this option you may elect to have a fixed-dollar amount transferred out of the guaranteed interest option and into the variable investment options of your choice. Only the permitted variable investment options are available if you elect the Guaranteed withdrawal benefit for life or the 100% Principal guarantee benefit. Only the AXA Moderate Allocation Portfolio is available if you elect the 125% Principal guarantee benefit. Transfers may be made on a monthly, quarterly or annual basis. You can specify the number of transfers or instruct us to continue to make transfers until all available amounts in the guaranteed interest option have been transferred out.

In order to elect the fixed-dollar option, you must have a minimum of $5,000 in the guaranteed interest option on the date we receive your election form at our processing office. The transfer date will be the same calendar day of the month as the contract date but not later than the 28th day of the month. The minimum transfer amount is $50. Unlike the account for special dollar cost averaging (available in Accumulator(R) and Accumulator(R) Elite(SM) contracts only), the fixed dollar option does not offer enhanced rates. Also, this option is subject to the guaranteed interest option transfer limitations described under "Transferring your account value" in "Transferring your money among investment options" later in this Prospectus. While the program is running, any transfer that exceeds those limitations will cause the program to end for that contract year. You will be notified. You must send in a request form to resume the program in the next or subsequent contract years.

If, on any transfer date, your value in the guaranteed interest option is equal to or less than the amount you have elected to have transferred, the entire amount will be transferred, and the program will end. You may change the transfer amount once each contract year or cancel this program at any time.

INTEREST SWEEP OPTION. Under this option, you may elect to have monthly transfers from amounts in the guaranteed interest option into the variable investment options of your choice. Only the permitted variable investment options are available if you elect the Guaranteed withdrawal benefit for life or the 100% Principal guarantee benefit. Only the AXA Moderate Allocation Portfolio is available if you elect the 125% Principal guarantee benefit. The transfer date will be the last business day of the month. The amount we will transfer will be the interest credited to amounts you have in the guaranteed interest option from the last business day of the prior month to the last business day of the current month. You must have at least $7,500 in the guaranteed interest option on the date we receive your election. We will automatically cancel the interest sweep program if the amount in the guaranteed interest option is less than $7,500 on the last day of the month for two months in a row. For the interest sweep option, the first monthly transfer will occur on the last business day of the month following the month that we receive your election form at our processing office.

                      ----------------------------------

You may not participate in any dollar cost averaging program if you are participating in the Option II rebalancing program. Under the Option I rebalancing program, you may participate in any of the dollar cost averaging programs except general dollar cost averaging, and for Accumulator(R) Select(SM) contract owners, the 12 month dollar cost averaging program. You may only participate in one dollar cost averaging program at a time. See "Transferring your money among investment options" later in this Prospectus. Also, for information on how the dollar cost averaging program you select may affect certain guaranteed benefits, see "Guaranteed minimum death benefit and Guaranteed minimum income benefit base" immediately below.

We do not deduct a transfer charge for any transfer made in connection with our dollar cost averaging and Investment Simplifier programs. Not all dollar cost averaging programs are available in all states. See Appendix VII later in this Prospectus for more information on state availability.


CREDITS (for Accumulator(R) Plus(SM) contracts only)


A credit will also be allocated to your account value at the same time that we allocate your contribution. Credits are allocated to the same investment options based on the same percentages used to allocate your contributions.We do not include credits in calculating any of your benefit bases under the contract, except to the extent that any credits are part of your account value, which is used to calculate the Annual Ratchet benefit bases or a Roll-up benefit base reset.


The amount of the credit will be 4%, 4.5% or 5% of each contribution based on the following breakpoints and rules:


                                              Contract features and benefits  35
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
--------------------------------------------------------------
                                         CREDIT PERCENTAGE
 FIRST YEAR TOTAL CONTRIBUTIONS              APPLIED TO
          BREAKPOINTS                       CONTRIBUTIONS
--------------------------------------------------------------
Less than $500,000                               4%
--------------------------------------------------------------
$500,000-$999,999.99                            4.5%
--------------------------------------------------------------
$1 million or more                               5%
--------------------------------------------------------------

The percentage of the credit is based on your total first year contributions. If you purchase a Principal guarantee benefit, you may not make additional contributions after the first six months. This credit percentage will be credited to your initial contribution and each additional contribution made in the first contract year (after adjustment as described below), as well as those in the second and later contract years. The credit will apply to additional contributions only to the extent that the sum of that contribution and prior contributions to which no credit was applied exceeds the total withdrawals made from the contract since the issue date.


For example, assume you make an initial contribution of $100,000 to your contract and your account value is credited with $4,000 (4% x $100,000). After that, you decide to withdraw $7,000 from your contract. Later, you make a subsequent contribution of $3,000. You receive no credit on your $3,000 contribution since it does not exceed your total withdrawals ($7,000). Further assume that you make another subsequent contribution of $10,000. At that time, your account value will be credited with $240 [4% x (10,000 + 3,000 - 7,000)].


Although the credit, as adjusted at the end of the first contract year, will be based upon first year total contributions, the following rules affect the percentage with which contributions made in the first contract year are credited during the first contract year:

o Indication of intent: If you indicate in the application at the time you purchase your contract an intention to make additional contributions to meet one of the breakpoints (the "Expected First Year Contribution Amount") and your initial contribution is at least 50% of the Expected First Year Contribution Amount, your credit percentage will be as follows:

   o For any contributions resulting in total contributions to date less than or equal to your Expected First Year Contribution Amount, the credit percentage will be the percentage that applies to the Expected First Year Contribution Amount based on the table above.

   o For any subsequent contribution that results in your total contri butions to date exceeding your Expected First Year Contribution Amount, such that the credit percentage should have been higher, we will increase the credit percentage applied to that contribution, as well as any prior or subsequent contributions made in the first contract year, accordingly.

   o If at the end of the first contract year your total contributions were lower than your Expected First Year Contribution Amount such that the credit applied should have been lower, we will recover any Excess Credit. The Excess Credit is equal to the difference between the credit that was actually applied based on your Expected First Year Contribution Amount (as applicable) and the credit that should have been applied based on first year total contributions.

   o The "Indication of intent" approach to first year contributions is not available in all states. Please see Appendix VII later in this Prospectus for information on state availability.

o  No indication of intent:

   o For your initial contribution (if available in your state) we will apply the credit percentage based upon the above table.

   o For any subsequent contribution that results in a higher appli cable credit percentage (based on total contributions to date), we will increase the credit percentage applied to that contribution, as well as any prior or subsequent contributions made in the first contract year, accordingly.

In addition to the recovery of any Excess Credit, we will recover all of the credit or a portion of the credit in the following situations:

o If you exercise your right to cancel the contract, we will recover the entire credit made to your contract (see "Your right to cancel within a certain number of days" later in this Prospectus).

o If you start receiving annuity payments within three years of making any contribution, we will recover the credit that applies to any contribution made within the prior three years. Please see Appendix VII later in this Prospectus for information on state variations.


o If the owner (or older joint owner, if applicable) dies during the one-year period following our receipt of a contribution to which a credit was applied, we will recover the amount of such credit. For Joint life GWBL contracts, we will only recover the credit if the second owner dies within the one-year period following a contribution.


We will recover any credit on a pro rata basis from the value in your variable investment options and guaranteed interest option. If there is insufficient value or no value in the variable investment options and guaranteed interest option, any additional amount of the withdrawal required or the total amount of the withdrawal will be withdrawn from the fixed maturity options in order of the earliest maturing date(s). A market value adjustment may apply to withdrawals from the fixed maturity options.

We do not consider credits to be contributions for purposes of any discussion in this Prospectus. Credits are also not considered to be part of your investment in the contract for tax purposes.

We use a portion of the mortality and expense risks charge and withdrawal charge to help recover our cost of providing the credit. See "Charges and expenses" later in this Prospectus. The charge associated with the credit may, over time, exceed the sum of the credit and any related earnings. You should consider this possibility before purchasing the contract.


GUARANTEED MINIMUM DEATH BENEFIT AND GUARANTEED MINIMUM INCOME BENEFIT BASE

This section does not apply if you elect GWBL. For information about the GWBL death benefits and benefit bases, see "Guaranteed withdrawal benefit for life ("GWBL")" later in this section.


36  Contract features and benefits
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The Guaranteed minimum death benefit base and Guaranteed minimum income benefit base (hereinafter, in this section called your "benefit base") are used to calculate the Guaranteed minimum income benefit and the death benefits, as described in this section. The benefit base for the Guaranteed minimum income benefit and any enhanced death benefit will be calculated as described below in this section whether these options are elected individually or in combination. Your benefit base is not an account value or a cash value. See also "Guaranteed minimum income benefit option" and "Guaranteed minimum death benefit" below.

STANDARD DEATH BENEFIT. Your benefit base is equal to:

o  your initial contribution and any additional contributions to the contract;
   less


o a deduction that reflects any withdrawals you make (including any applicable withdrawal charges). The amount of this deduction is described under "How withdrawals affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Principal guarantee benefits" in "Accessing your money" later in this Prospectus. The amount of any withdrawal charge is described under "Withdrawal charge" in "Charges and expenses" later in this Prospectus. Please note that withdrawal charges do not apply to Accumulator(R) Select(SM) contracts.


6% ROLL-UP TO AGE 85 (USED FOR THE GREATER OF 6% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85 ENHANCED DEATH BENEFIT AND FOR THE GUARANTEED MINIMUM INCOME BENEFIT). Your benefit base is equal to:

o  your initial contribution and any additional contributions to the contract;
   plus

o  daily roll-up; less


o a deduction that reflects any withdrawals you make (including any applicable withdrawal charges). The amount of this deduction is described under "How withdrawals affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Principal guarantee benefits" in "Accessing your money" and the section entitled "Charges and expenses" later in this Prospectus. The amount of any withdrawal charge is described under "Withdrawal charge" in "Charges and expenses" later in this Prospectus. Please note that withdrawal charges do not apply to Accumulator(R) Select(SM) contracts.


The effective annual roll-up rate credited to this benefit base is:


o 6% with respect to the variable investment options (other than EQ/Intermediate Government Bond Index and EQ/Money Market, the account for special dollar cost averaging (Accumulator(R) and Accumulator(R) Elite(SM) contracts only) and monies allocated to the 12 month dollar cost averaging program (Accumulator(R) Select(SM) contracts only); the effective annual rate may be 4% in some states. Please see Appendix VII later in this Prospectus to see what applies in your state; and

o 3% with respect to the EQ/Intermediate Government Bond Index, EQ/Money Market, the fixed maturity options, the guaranteed interest option and the loan reserve account under Rollover TSA (if applicable).


The benefit base stops rolling up on the contract date anniversary following the owner's (or older joint owner's, if applicable) 85th birthday. For contracts with non-natural owners, the benefit base stops rolling up on the contract date anniversary following the annuitant's 85th birthday.


ANNUAL RATCHET TO AGE 85 (USED FOR THE ANNUAL RATCHET TO AGE 85 ENHANCED DEATH BENEFIT AND THE GREATER OF 6% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85 ENHANCED DEATH BENEFIT AND FOR THE GUARANTEED MINIMUM INCOME BENEFIT). If you have not taken a withdrawal from your contract, your benefit base is equal to the greater of either:

o your initial contribution to the contract (plus any additional contributions),

or

o your highest account value on any contract date anniversary up to the contract date anniversary following the owner's (or older joint owner's, if applicable) 85th birthday (plus any contributions made since the most recent Annual Ratchet).


If you have taken a withdrawal from your contract, your benefit base will be reduced from the amount described above. See "How withdrawals affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Principal guarantee benefits"in "Accessing your money" later in this Prospectus. The amount of any withdrawal charge is described under "Withdrawal charge" in "Charges and expenses" later in this Prospectus. Please note that withdrawal charges do not apply to Accumulator(R) Select(SM) contracts. At any time after a withdrawal, your benefit base is equal to the greater of either:


o your benefit base immediately following the most recent withdrawal (plus any additional contributions made after the date of such withdrawal),

or

o your highest account value on any contract date anniversary after the date of the most recent withdrawal, up to the contract date anniversary following the owner's (or older joint owner's, if applicable) 85th birthday (plus any contributions made since the most recent Annual Ratchet after the date of such withdrawal).

For contracts with non-natural owners, the last contract date anniversary a ratchet could occur is based on the annuitant's age.



GREATER OF 6% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85 ENHANCED DEATH BENEFIT AND FOR THE GUARANTEED MINIMUM INCOME BENEFIT. Your benefit base is equal to the greater of the benefit base computed for the 6% Roll-Up to age 85 or the benefit base computed for the Annual Ratchet to age 85, as described immediately above, on each contract date anniversary. For the Guaranteed minimum income benefit, the benefit base is reduced by any applicable withdrawal charge remaining when the option is exercised. For more information, see "Withdrawal charge" in "Charges and expenses" later in this Prospectus. Please note that withdrawal charges do not apply to Accumulator(R) Select(SM) contracts.



                                              Contract features and benefits  37
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In Washington a different roll-up rate applies to the Greater of 6% Roll-Up to age 85 or Annual Ratchet to age 85 enhanced death benefit. See Appendix VII later in this Prospectus.


GUARANTEED MINIMUM DEATH BENEFIT/GUARANTEED MINIMUM INCOME BENEFIT ROLL-UP BENEFIT BASE RESET. If both the Guaranteed minimum income benefit AND the Greater of 6% Roll-Up to age 85 or Annual Ratchet to age 85 enhanced death benefit (the "Greater of enhanced death benefit") are elected, you may reset the Roll-Up benefit base for these guaranteed benefits to equal the account value on any contract date anniversary until the contract date anniversary following age 75, if your contract has an annual reset. If your contract has a five year reset, you may reset the Roll-Up benefit base for these guaranteed benefits to equal the account value on any 5th or later contract date anniversary until the contract date anniversary following age 75. The reset amount would equal the account value as of the contract date anniversary on which you reset your Roll-Up benefit base. The 6% Roll-Up continues to age 85 on any reset benefit base.


We will send you a notice in each year that the Roll-Up benefit base is eligible to be reset, and you will have 30 days from your contract date anniversary to request a reset. At any time, you may choose one of the three available reset methods: one-time reset option, automatic annual reset program or automatic customized reset program.


--------------------------------------------------------------------------------
ONE-TIME RESET OPTION - resets your Roll-Up benefit base on a single contract date anniversary.

AUTOMATIC ANNUAL RESET PROGRAM - automatically resets your Roll-Up benefit base on each contract date anniversary you are eligible for a reset.

AUTOMATIC CUSTOMIZED RESET PROGRAM - automatically resets your Roll-Up benefit base on each contract date anniversary, if eligible, for the period you designate.
--------------------------------------------------------------------------------


If your request to reset your Roll-Up benefit base is received at our processing office more than 30 days after your contract date anniversary, your Roll-Up benefit base will reset on the next contract date anniversary if you are eligible for a reset.

One-time reset requests will be processed as follows:

(i) if your request is received within 30 days following your contract date anniversary, your Roll-Up benefit base will be reset, if eligible, as of that contract date anniversary. If your benefit base was not eligible for a reset on that contract date anniversary, your one-time reset request will be terminated;

(ii) if your request is received outside the 30 day period following your contract date anniversary, your Roll-Up benefit base will be reset, if eligible, on the next contract date anniversary. If your benefit base is not eligible for a reset, your one-time reset request will be terminated.

Once your one-time reset request is terminated, you must submit a new request in order to reset your benefit base.


If you wish to cancel your elected reset program, your request must be received by our processing office at least 30 days prior to your contract date anniversary to terminate your reset program for such contract date anniversary. Cancellation requests received after this window will be applied the following year. A reset cannot be cancelled after it has occurred. For more information, see "How to reach us" earlier in this Prospectus. Each time you reset the Roll-Up benefit base, your Roll-Up benefit base will not be eligible for another reset until the next contract date anniversary or for five years, depending upon the reset period available under your contract. Please see Appendix VIII later in this Prospectus for more information on the reset feature available under your contract. If after your death your spouse continues the contract and your contract has an annual reset, the benefit base will be eligible to be reset on each contract date anniversary, if applicable. However, if your contract has a five year reset, the benefit base will be eligible to be reset either five years from the contract date or from the last reset date, if applicable. The last age at which the benefit base is eligible to be reset is the contract date anniversary following owner (or older joint owner, if applicable) age 75. For contracts with non-natural owners, reset eligibility is based on the annuitant's age.

It is important to note that once you have reset your Roll-Up benefit base, a new waiting period to exercise the Guaranteed minimum income benefit will apply from the date of reset; you may not exercise until the tenth contract date anniversary following the reset or, if later, the earliest date you would have been permitted to exercise without regard to the reset. See "Exercise rules" under "Guaranteed minimum income benefit option" below for more information. Please note that in almost all cases, resetting your Roll-Up benefit base will lengthen the exercise waiting period. Also, even when there is no additional charge when you reset your Roll-Up benefit base, the total dollar amount charged on future contract date anniversaries may increase as a result of the reset since the charges may be applied to a higher benefit base than would have been otherwise applied. See "Charges and expenses" in the Prospectus.


If you are a traditional IRA, TSA or QP contract owner, before you reset your Roll-Up benefit base, please consider the effect of the 10-year exercise waiting period on your requirement to take lifetime required minimum distributions with respect to the contract. If you must begin taking lifetime required minimum distributions during the 10-year waiting period, you may want to consider taking the annual lifetime required minimum distribution calculated for the contract from another permissible contract or funding vehicle. If you withdraw the lifetime required minimum distribution from the contract, and the required minimum distribution is more than 6% of the reset benefit base, the withdrawal would cause a pro-rata reduction in the benefit base. Alternatively, resetting the benefit base to a larger amount would make it less likely that the required minimum distributions would exceed the 6% threshold. See "Lifetime required minimum distribution withdrawals" and "How withdrawals affect your Guaranteed minimum income benefit and Guaranteed minimum death benefit" in "Accessing your money." Also, see "Required minimum distributions" under "Individual retirement arrangements (IRAs)" in "Tax information" and Appendix II -- "Purchase considerations for QP Contracts" as well as Appendix IX -- "Tax-sheltered annuity contracts (TSAs)" later in this Prospectus.


The Roll-Up benefit base for both the "Greater of" enhanced death benefit and the Guaranteed minimum income benefit are reset simul-


38  Contract features and benefits
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taneously when you request a Roll-Up benefit base reset. You cannot elect a
Roll-Up benefit base reset for one benefit and not the other.


ANNUITY PURCHASE FACTORS

Annuity purchase factors are the factors applied to determine your periodic payments under the Guaranteed minimum income benefit and annuity payout options. The Guaranteed minimum income benefit is discussed in "Guaranteed minimum income benefit option" below and annuity payout options are discussed under "Your annuity payout options" in "Accessing your money" later in this Prospectus.

Annuity purchase factors are based on interest rates, mortality tables, frequency of payments, the form of annuity benefit, and the owner's (and any joint owner's) age and sex in certain instances. Your contract may specify different guaranteed annuity purchase factors for the Guaranteed minimum income benefit and the annuity payout options. We may provide more favorable current annuity purchase factors for the annuity payout options.


GUARANTEED MINIMUM INCOME BENEFIT OPTION

The Guaranteed minimum income benefit is available if the owner is age 20 through 75 at the time the contract is issued. If the contract is jointly owned, the Guaranteed minimum income benefit will be calculated on the basis of the older owner's age. There is an additional charge for the Guaranteed minimum income benefit which is described under "Guaranteed minimum income benefit charge" in "Charges and expenses" later in this Prospectus. Once you purchase the Guaranteed minimum income benefit, you may not voluntarily terminate this benefit.

If you are purchasing the contract as an Inherited IRA or if you elect a Principal guarantee benefit or the Guaranteed withdrawal benefit for life, the Guaranteed minimum income benefit is not available. If you are using the contract to fund a charitable remainder trust (for Accumulator(R) and Accumulator(R) Elite(SM) contracts only), you will have to take certain distribution amounts. You should consider split-funding so that those distributions do not adversely impact your Guaranteed minimum income benefit. See "Owner and annuitant requirements" earlier in this section. For IRA, QP and Rollover TSA contracts, owners over age 60 at contract issue should consider the impact of the minimum distributions required by tax law in relation to the withdrawal limitations under the Guaranteed minimum income benefit. See "How withdrawals affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Principal guarantee benefits" in "Accessing your money" later in this Prospectus.

If you elect the Guaranteed minimum income benefit option and change ownership of the contract, this benefit will automatically terminate, except under certain circumstances. See "Transfers of ownership, collateral assignments, loans and borrowing" in "More information," later in this Prospectus for more information.

The Guaranteed minimum income benefit guarantees you a minimum amount of fixed income under your choice of a life annuity fixed payout option or a life with a period certain payout option. You choose which of these payout options you want and whether you want the option to be paid on a single or joint life basis at the time you exercise your Guaranteed minimum income benefit. The maximum period certain available under the life with a period certain payout option is 10 years. This period may be shorter, depending on the owner's age, as follows:

---------------------------------------------
             LEVEL PAYMENTS
---------------------------------------------
                        PERIOD CERTAIN YEARS
      OWNER'S        ------------------------
  AGE AT EXERCISE       IRAS            NQ
---------------------------------------------
   75 and younger        10             10
         76               9             10
         77               8             10
         78               7             10
         79               7             10
         80               7             10
         81               7              9
         82               7              8
         83               7              7
         84               6              6
         85               5              5
---------------------------------------------

We may also make other forms of payout options available. For a description of payout options, see "Your annuity payout options" in "Accessing your money" later in this Prospectus.

--------------------------------------------------------------------------------
The Guaranteed minimum income benefit should be regarded as a safety net only.
--------------------------------------------------------------------------------

When you exercise the Guaranteed minimum income benefit, the annual lifetime income that you will receive will be the greater of (i) your Guaranteed minimum income benefit which is calculated by applying your Guaranteed minimum income benefit base, less any applicable withdrawal charge remaining (if applicable under your Accumulator(R) Series contract), to guaranteed annuity purchase factors, or (ii) the income provided by applying your account value to our then current annuity purchase factors. For Rollover TSA only, we will subtract from the Guaranteed minimum income benefit base or account value any outstanding loan, including interest accrued but not paid. You may also elect to receive monthly or quarterly payments as an alternative. If you elect monthly or quarterly payments, the aggregate payments you receive in a contract year will be less than what you would have received if you had elected an annual payment, as monthly and quarterly payments reflect the time value of money with regard to both interest and mortality. The benefit base is applied only to the guaranteed annuity purchase factors under the Guaranteed minimum income benefit in your contract and not to any other guaranteed or current annuity purchase rates. The amount of income you actually receive will be determined when we receive your request to exercise the benefit.

When you elect to receive annual lifetime income, your contract (including its death benefit and any account or cash values) will terminate and you will receive a new contract for the annuity payout option. For a discussion of when your payments will begin and end, see "Exercise of Guaranteed minimum income benefit" below.

Before you elect the Guaranteed minimum income benefit, you should consider the fact that it provides a form of insurance and is based on


                                              Contract features and benefits  39
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conservative actuarial factors. For certain contracts, the guaranteed annuity purchase factors we use to determine your payout annuity benefit under the Guaranteed minimum income benefit are more conservative than the guaranteed annuity purchase factors we use for our standard payout annuity options. This means that, assuming the same amount is applied to purchase the benefit and that we use guaranteed annuity purchase factors to compute the benefit, each periodic payment under the Guaranteed minimum income benefit payout annuity will be smaller than each periodic payment under our standard payout annuity options. Therefore, even if your account value is less than your benefit base, you may generate more income by applying your account value to current annuity purchase factors. We will make this comparison for you when the need arises.


GUARANTEED MINIMUM INCOME BENEFIT "NO LAPSE GUARANTEE". In general, if your account value falls to zero (except as discussed below, if your account value falls to zero due to a withdrawal that causes your total contract year withdrawals to exceed 6% of the Roll-Up benefit base as of the beginning of the contract year or in the first contract year, all contributions received in the first 90 days), the Guaranteed minimum income benefit will be exercised automatically, based on the owner's (or older joint owner's, if applicable) current age and benefit base, as follows:


o You will be issued a supplementary contract based on a single life with a maximum 10 year period certain. Payments will be made annually starting one year from the date the account value fell to zero. Upon exercise, your contract (including its death benefit and any account or cash values) will terminate.

o You will have 30 days from when we notify you to change the payout option and/or the payment frequency.

Please note that we will not automatically exercise the Guaranteed minimum income benefit, as described above, if you have a TSA contract and withdrawal restrictions apply.

The no lapse guarantee will terminate under the following circumstances:

o If your account value falls to zero due to a withdrawal that causes your total contract year withdrawals to exceed 6% of the Roll-Up benefit base (as of the beginning of the contract year);

o If your aggregate withdrawals during any contract year exceed 6% of the Roll-Up benefit base (as of the beginning of the contract year or in the first contract year, all contributions received in the first 90 days);

o Upon the contract date anniversary following the owner (or older joint owner, if applicable) reaching age 85.

Please note that if you participate in our Automatic RMD service, an automatic withdrawal under that program will not cause the no lapse guarantee to terminate even if a withdrawal causes your total contract year withdrawals to exceed 6% of your Roll-Up benefit base.


ILLUSTRATIONS OF GUARANTEED MINIMUM INCOME BENEFIT. Assuming the 6% Roll-Up to age 85 benefit base, the table below illustrates the Guaranteed minimum income benefit amounts per $100,000 of initial contribution, for a male owner age 60 (at issue) on the contract date anniversaries indicated, who has elected the life annuity fixed payout option, using the guaranteed annuity purchase factors as of the date of this Prospectus, assuming no additional contributions, withdrawals, or loans under Rollover TSA contracts, and assuming there were no allocations to the EQ/Intermediate Government Bond Index, EQ/Money Market, the guaranteed interest option, the fixed maturity options or the loan reserve account under Rollover TSA contracts.


----------------------------------------------------------------
                     GUARANTEED         GUARANTEED MINI-
                   MINIMUM INCOME       MUM INCOME BENEFIT
                  BENEFIT -- ANNUAL      -- ANNUAL INCOME
                 INCOME PAYABLE FOR    PAYABLE FOR LIFE (FOR
   CONTRACT     LIFE (FOR CONTRACTS     CONTRACTS WITH THE
     DATE        WITH THE FIVE YEAR     ANNUAL ROLL-UP BEN-
  ANNIVERSARY   ROLL-UP BENEFIT BASE      EFIT BASE RESET
  AT EXERCISE      RESET FEATURE)            FEATURE).
----------------------------------------------------------------
      10            $11,891                  $10,065

      15            $18,597                  $15,266
----------------------------------------------------------------

EXERCISE OF GUARANTEED MINIMUM INCOME BENEFIT. On each contract date anniversary that you are eligible to exercise the Guaranteed minimum income benefit, we will send you an eligibility notice illustrating how much income could be provided as of the contract date anniversary. You must notify us within 30 days following the contract date anniversary if you want to exercise the Guaranteed minimum income benefit. You must return your contract to us, along with all required information, within 30 days following your contract date anniversary in order to exercise this benefit. Upon exercise of the Guaranteed minimum income benefit, the owner will become the annuitant, and the contract will be annuitized on the basis of the owner's life. You will begin receiving annual payments one year after the annuity payout contract is issued. If you choose monthly or quarterly payments, you will receive your payment one month or one quarter after the annuity payout contract is issued. You may choose to take a withdrawal prior to exercising the Guaranteed minimum income benefit, which will reduce your payments. You may not partially exercise this benefit. See "Accessing your money" under "Withdrawing your account value" later in this Prospectus. Payments end with the last payment before the annuitant's (or joint annuitant's, if applicable) death or, if later, the end of the period certain (where the payout option chosen includes a period certain).

EXERCISE RULES. Eligibility to exercise the Guaranteed minimum income benefit is based on the owner's (or older joint owner's, if applicable) age as follows:

o If you were at least age 20 and no older than age 44 when the contract was issued, you are eligible to exercise the Guaranteed minimum income benefit within 30 days following each contract date anniversary beginning with the 15th contract date anniversary.

o If you were at least age 45 and no older than age 49 when the contract was issued, you are eligible to exercise the Guaranteed minimum income benefit within 30 days following each contract date anniversary after age 60.

o If you were at least age 50 and no older than age 75 when the contract was issued, you are eligible to exercise the Guaranteed minimum income benefit within 30 days following each contract date anniversary beginning with the 10th contract date anniversary.

Please note:

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   (i) the latest date you may exercise the Guaranteed minimum income benefit is within 30 days following the contract date anniversary following your 85th birthday;

  (ii) if you were age 75 when the contract was issued or the Roll-Up benefit base was reset, the only time you may exercise the Guaranteed minimum income benefit is within 30 days following the contract date anniversary following your attainment of age 85;


 (iii) for Accumulator(R) Series QP contracts, the Plan participant can exercise the Guaranteed minimum income benefit only if he or she elects to take a distribution from the Plan and, in connection with this distribution, the Plan's trustee changes the ownership of the contract to the participant. This effects a rollover of the Accumulator(R) Series QP contract into an Accumulator(R) Series Rollover IRA. This process must be completed within the 30-day timeframe following the contract date anniversary in order for the Plan participant to be eligible to exercise. However, if the Guaranteed minimum income benefit is automatically exercised as a result of the no lapse guarantee, a rollover into an IRA will not be effected and payments will be made directly to the trustee;



  (iv) for Accumulator(R) Series Rollover TSA contracts, you may exercise the Guaranteed minimum income benefit only if you effect a rollover of the TSA contract to an Accumulator(R) Series Rollover IRA. This may only occur when you are eligible for a distribution from the TSA. This process must be completed within the 30-day timeframe following the contract date anniversary in order for you to be eligible to exercise;


   (v) if you reset the Roll-Up benefit base (as described earlier in this section), your new exercise date will be the tenth contract date anniversary following the reset or, if later, the earliest date you would have been permitted to exercise without regard to the reset. Please note that in almost all cases, resetting your Roll-Up benefit base will lengthen the waiting period;

  (vi) a spouse beneficiary or younger spouse joint owner under Spousal continuation may only continue the Guaranteed minimum income benefit if the contract is not past the last date on which the original owner could have exercised the benefit. In addition, the spouse beneficiary or younger spouse joint owner must be eligible to continue the benefit and to exercise the benefit under the applicable exercise rule (described in the above bullets) using the following additional rules. The spouse beneficiary or younger spouse joint owner's age on the date of the owner's death replaces the owner's age at issue for purposes of determining the availability of the benefit and which of the exercise rules applies. The original contract issue date will continue to apply for purposes of the exercise rules;

 (vii) if the contract is jointly owned, you can elect to have the Guaranteed minimum income benefit paid either: (a) as a joint life benefit, or (b) as a single life benefit paid on the basis of the older owner's age; and

(viii) if the contract is owned by a trust or other non-natural person, eligibility to elect or exercise the Guaranteed minimum income benefit is based on the annuitant's age, rather than the owner's.

See "Effect of the owner's death" under "Payment of death benefit" later in this Prospectus for more information.

Please see both "Insufficient account value" in "Determining your contract's value" and "How withdrawals affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Principal guarantee benefits" in "Accessing your money" and the section entitled "Charges and expenses" later in this Prospectus for more information on these guaranteed benefits.


GUARANTEED MINIMUM DEATH BENEFIT

This section does not apply if you elect GWBL. For information about the GWBL death benefits and benefit bases, see "Guaranteed withdrawal benefit for life ("GWBL")" later in this section.

Your contract provides a standard death benefit. If you do not elect one of the enhanced death benefits described below, the death benefit is equal to your account value (without adjustment for any otherwise applicable negative market value adjustment) as of the date we receive satisfactory proof of death, any required instructions for the method of payment, information and forms necessary to effect payment, OR the standard death benefit, whichever provides the higher amount. The standard death benefit is equal to your total contributions, adjusted for any withdrawals (and any associated withdrawal charges, if applicable under your Accumulator(R) Series contract). The standard death benefit is the only death benefit available for owners (or older joint owners, if applicable) ages 76 through 85 at issue (ages 76 through 80 at issue for Accumulator(R) Plus(SM) contracts). Once your contract is issued, you may not change or voluntarily terminate your death benefit.

If you elect one of the enhanced death benefits (not including the GWBL Enhanced death benefit), the death benefit is equal to your account value (without adjustment for any otherwise applicable negative market value adjustment) as of the date we receive satisfactory proof of the owner's (or older joint owner's, if applicable) death, any required instructions for the method of payment, information and forms necessary to effect payment, or your elected enhanced death benefit on the date of the owner's (or older joint owner's, if applicable) death, adjusted for any subsequent withdrawals (and associated withdrawal charges, if applicable under your Accumulator(R) Series contract), whichever provides the higher amount. See "Payment of death benefit" later in this Prospectus for more information.

Any of the enhanced death benefits or the standard death benefit can be elected by themselves or with the Guaranteed minimum income benefit.

If you elect one of the enhanced death benefit options described below and change ownership of the contract, generally the benefit will automatically terminate, except under certain circumstances. If this occurs, any enhanced death benefit elected will be replaced with the standard death benefit. For contracts with non-natural owners, the death benefit will be payable upon the death of the annuitant. See "Transfers of ownership, collateral assignments, loans and borrowing" in "More information" later in this Prospectus for more information.


                                              Contract features and benefits  41
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For Accumulator(R) Plus(SM) contracts, if the owner (or older joint owner, if applicable) dies during the one-year period following our receipt of a contribution, the account value used to calculate the applicable guaranteed minimum death benefit will not reflect any credits applied in the one-year period prior to death. For Joint life GWBL contracts, we will only recover the credit if the second owner dies within the one-year period following a contribution.

OPTIONAL ENHANCED DEATH BENEFITS APPLICABLE FOR OWNER (OR OLDER JOINT OWNER, IF APPLICABLE) AGES 0 THROUGH 75 AT ISSUE OF NQ CONTRACTS; 20 THROUGH 75 AT ISSUE OF ROLLOVER IRA, ROTH CONVERSION IRA, FLEXIBLE PREMIUM ROTH IRA, AND ROLLOVER TSA CONTRACTS; 20 THROUGH 70 AT ISSUE OF FLEXIBLE PREMIUM IRA CONTRACTS; 0 THROUGH 70 AT ISSUE OF INHERITED IRA CONTRACTS; AND 20 THROUGH 75 AT ISSUE OF QP CONTRACTS (20 THROUGH 70 AT ISSUE FOR ACCUMULATOR(R) PLUS(SM) QP CONTRACTS). FOR CONTRACTS WITH NON-NATURAL OWNERS, THE AVAILABLE DEATH BENEFITS ARE BASED ON THE ANNUITANT'S AGE. SEE "HOW YOU CAN CONTRIBUTE TO YOUR CONTRACT" IN "CONTRACT FEATURES AND BENEFITS" EARLIER IN THIS PROSPECTUS.


Subject to state availability, you may elect one of the following enhanced death benefits (see Appendix VII later in this Prospectus for state availability of these benefits):

o  ANNUAL RATCHET TO AGE 85.

o  THE GREATER OF 6% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85.

Each enhanced death benefit is equal to its corresponding benefit base described earlier in "Guaranteed minimum death benefit and Guaranteed minimum income benefit base." Once you have made your enhanced death benefit election, you may not change it.

Please see both "Insufficient account value" in "Determining your contract's value" and "How withdrawals affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Principal guarantee benefits" in "Accessing your money" and the section entitled "Charges and expenses" later in this Prospectus for more information on these guaranteed benefits.

If you are using your Accumulator(R) or Accumulator(R) Elite(SM) contract to fund a charitable remainder trust, you will have to take certain distribution amounts. You should consider split-funding so that those distributions do not adversely impact your enhanced death benefit. See "Owner and annuitant requirements" earlier in this section.

See Appendix IV later in this Prospectus for an example of how we calculate an enhanced death benefit.


EARNINGS ENHANCEMENT BENEFIT

Subject to state and contract availability, if you are purchasing a contract under which the Earnings enhancement benefit is available, you may elect the benefit at the time you purchase your contract (see Appendix VII later in this Prospectus for state availability of these benefits). The Earnings enhancement benefit provides an additional death benefit as described below. See "Tax information" later in this Prospectus for the potential tax consequences of electing to purchase the Earnings enhancement benefit in an NQ, IRA or Rollover TSA contract. Once you purchase the Earnings enhancement benefit, you may not voluntarily terminate the feature. If you elect the Guaranteed withdrawal benefit for life, the Earnings enhancement benefit is not available.

If you elect the Earnings enhancement benefit described below and change ownership of the contract, generally this benefit will automatically terminate, except under certain circumstances. See "Transfers of ownership, collateral assignments, loans and borrowing" in "More information," later in this Prospectus for more information.

If the owner (or older joint owner, if applicable) is 70 or younger when we issue your contract (or if the spouse beneficiary or younger spouse joint owner is 70 or younger when he or she becomes the successor owner and the Earnings enhancement benefit had been elected at issue), the additional death benefit will be 40% of:

the greater of:

o  the account value, or

o  any applicable death benefit

decreased by:

o  total net contributions


For purposes of calculating your Earnings enhancement benefit, the following applies: (i) "Net contributions" are the total contributions made (or if applicable, the total amount that would otherwise have been paid as a death benefit had the spouse beneficiary or younger spouse joint owner not continued the contract plus any subsequent contributions) adjusted for each withdrawal that exceeds your Earnings enhancement benefit earnings. "Net contributions" are reduced by the amount of that excess. Earnings enhancement benefit earnings are equal to (a) minus (b) where (a) is the greater of the account value and the death benefit immediately prior to the withdrawal, and (b) is the net contributions as adjusted by any prior withdrawals (for Accumulator(R) Plus(SM) contracts, credit amounts are not included in "net contributions"); and (ii) "Death benefit" is equal to the greater of the account value as of the date we receive satisfactory proof of death or any applicable Guaranteed minimum death benefit as of the date of death.

For Accumulator(R) Plus(SM) contracts, for purposes of calculating your Earnings enhancement benefit, if any contributions are made in the one-year period prior to death of the owner (or older joint owner, if applicable), the account value will not include any credits applied in the one-year period prior to death.


If the owner (or older joint owner, if applicable) is age 71 through 75 when we issue your contract (or if the spouse beneficiary or younger spouse joint owner is between the ages of 71 and 75 when he or she becomes the successor owner and the Earnings enhancement benefit had been elected at issue), the additional death benefit will be 25% of:


the greater of:


o  the account value, or

o  any applicable death benefit

decreased by:

o  total net contributions


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The value of the Earnings enhancement benefit is frozen on the first contract date anniversary after the owner (or older joint owner, if applicable) turns age 80, except that the benefit will be reduced for withdrawals on a pro rata basis. Reduction on a pro rata basis means that we calculate the percentage of the current account value that is being withdrawn and we reduce the benefit by that percentage. For example, if the account value is $30,000 and you withdraw $12,000, you have withdrawn 40% of your account value. If the benefit is $40,000 before the withdrawal, it would be reduced by $16,000 ($40,000 x .40) and the benefit after the withdrawal would be $24,000 ($40,000 - $16,000).

For contracts with non-natural owners, your eligibility to elect the Earnings enhancement benefit will be based on the annuitant's age.

For an example of how the Earnings enhancement benefit is calculated, please see Appendix VI.

For contracts continued under Spousal continuation upon the death of the spouse (or older spouse, in the case of jointly owned contracts), the account value will be increased by the value of the Earnings enhancement benefit as of the date we receive due proof of death. The benefit will then be based on the age of the surviving spouse as of the date of the deceased spouse's death for the remainder of the contract. If the surviving spouse is age 76 or older, the benefit will terminate and the charge will no longer be in effect. The spouse may also take the death benefit (increased by the Earnings enhancement benefit) in a lump sum. See "Spousal continuation" in "Payment of death benefit" later in this Prospectus for more information.

The Earnings enhancement benefit must be elected when the contract is first issued. Neither the owner nor the successor owner can add it after the contract has been issued. Ask your financial professional or see Appendix VII later in this Prospectus to see if this feature is available in your state.

GUARANTEED WITHDRAWAL BENEFIT FOR LIFE ("GWBL")

For an additional charge, the Guaranteed withdrawal benefit for life ("GWBL") guarantees that you can take withdrawals up to a maximum amount per year (your "Guaranteed annual withdrawal amount"). GWBL is only available at issue. This benefit is not available at issue ages younger than 45. GWBL is not available if you have elected the Guaranteed minimum income benefit, the Earnings enhancement benefit or one of our Principal guarantee benefits described later in this Prospectus. You may elect one of our automated payment plans or you may take partial withdrawals. All withdrawals reduce your account value and Guaranteed minimum death benefit. See "Accessing your money" later in this Prospectus for more information.

If you elect the GWBL, your investment options will be limited to the permitted variable investment options, the guaranteed interest option and the account for special dollar cost averaging (for Accumulator(R) and Accumulator(R) Elite(SM) contracts only). Please note that the 12 month dollar cost averaging program (for Accumulator(R) Select(SM) contracts only) and our general dollar cost averaging program are not available if you elect the GWBL, but the investment simplifier program is available if you elect the GWBL. See "What are your investment options under the contract?" earlier in this section.

You may buy this benefit on a single life ("Single Life") or a joint life ("Joint Life") basis. Under a Joint Life contract, lifetime withdrawals are guaranteed for the life of both the owner and successor owner (or annuitant and joint annuitant, as applicable).

For Joint Life contracts, a successor owner may be named at contract issue only. The successor owner must be the owner's spouse. If you and the successor owner are no longer married, you may either: (i) drop the original successor owner or (ii) replace the original successor owner with your new spouse. This can only be done before the first withdrawal is made from the contract. After the first withdrawal, the successor owner can be dropped but cannot be replaced. If the successor owner is dropped after withdrawals begin, the charge will continue based on a Joint Life basis. For NQ contracts, you have the option to designate the successor owner as a joint owner.

For Joint Life contracts owned by a non-natural owner, a joint annuitant may be named at contract issue only. The annuitant and joint annuitant must be spouses. If the annuitant and joint annuitant are no longer married, you may either: (i) drop the joint annuitant or (ii) replace the original joint annuitant with the annuitant's new spouse. This can only be done before the first withdrawal. After the first withdrawal, the joint annuitant may be dropped but cannot be replaced. If the joint annuitant is dropped after withdrawals begin, the charge continues based on a Joint Life basis. Joint annuitants are not permitted under any other contracts.

This benefit is not available under an Inherited IRA contract. Joint Life QP and TSA contracts are not permitted in connection with this benefit. If you are using your Accumulator(R) or Accumulator(R) Elite(SM) contract to fund a charitable remainder trust, you will have to take certain distribution amounts. You should consider split-funding so that those distributions do not adversely impact your guaranteed withdrawal benefit for life. See "Owner and annuitant requirements" earlier in this section.

The cost of the GWBL benefit will be deducted from your account value on each contract date anniversary. Please see "Guaranteed withdrawal benefit for life benefit charge" in "Charges and expenses" later in this Prospectus for a description of the charge.

You should not purchase this benefit if:

o You plan to take withdrawals in excess of your Guaranteed annual withdrawal amount because those withdrawals may significantly reduce or eliminate the value of the benefit (see "Effect of Excess withdrawals" below in this section);

o You are not interested in taking withdrawals prior to the contract's maturity date;

o You are using the contract to fund a Rollover TSA or QP contract where withdrawal restrictions will apply; or

o You plan to use it for withdrawals prior to age 59-1/2, as the taxable amount of the withdrawal will be includible in income and subject to an additional 10% federal income tax penalty, as discussed later in this Prospectus.

The Federal Defense of Marriage Act precludes same-sex married couples, domestic partners, and civil union partners from being considered married under federal law. Such individuals, therefore, are not


                                              Contract features and benefits  43
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entitled to the favorable tax treatment accorded spouses under federal tax law.
As a result, mandatory distributions from the contract must be made after the death of the first individual. Accordingly, the GWBL will have little or no value to the surviving same-gender spouse or partner. You should consult with your tax adviser for more information on this subject.

For traditional IRAs, TSA and QP contracts, you may take your lifetime required minimum distributions ("RMDs") without losing the value of the GWBL benefit, provided you comply with the conditions described under "Lifetime required minimum distribution withdrawals" in "Accessing your money" later in this Prospectus, including utilizing our Automatic RMD service. If you do not expect to comply with these conditions, this benefit may have limited usefulness for you and you should consider whether it is appropriate. Please consult your tax adviser.


GWBL BENEFIT BASE

At issue, your GWBL benefit base is equal to your initial contribution and will increase or decrease, as follows:

o  Your GWBL benefit base increases by any subsequent contributions.

o Your GWBL benefit base may be increased on each contract date anniversary, as described below under "Annual Ratchet" and "5% deferral bonus."

o Your GWBL benefit base is not reduced by withdrawals except those withdrawals that cause total withdrawals in a contract year to exceed your Guaranteed annual withdrawal amount ("Excess withdrawal"). See "Effect of Excess withdrawals" below in this section.


GUARANTEED ANNUAL WITHDRAWAL AMOUNT

Your initial Guaranteed annual withdrawal amount is equal to a percentage of the GWBL benefit base. The initial applicable percentage ("Applicable percentage") is based on the owner's age at the time of the first withdrawal. For Joint Life contracts, the initial Applicable percentage is based on the age of the owner or successor owner, whoever is younger at the time of the first withdrawal. For contracts held by non-natural owners, the initial Applicable percentage is based on either the annuitant's age or on the younger annuitant's age, if applicable, at the time of the first withdrawal. If your GWBL benefit base ratchets, as described below in this section under "Annual Ratchet," on any contract date anniversary after you begin taking withdrawals, your Applicable percentage may increase based on your attained age at the time of the ratchet. The Applicable percentages are as follows:

------------------------------------------
AGE                APPLICABLE PERCENTAGE
------------------------------------------
45-64                      4.0%
65-74                      5.0%
75-84                      6.0%
85 and older               7.0%
------------------------------------------

We will recalculate the Guaranteed annual withdrawal amount on each contract date anniversary and as of the date of any subsequent contribution or Excess withdrawal, as described below under "Effect of Excess withdrawals" and "Subsequent contributions." The withdrawal amount is guaranteed never to decrease as long as there are no Excess withdrawals.

Your Guaranteed annual withdrawals are not cumulative. If you withdraw less than the Guaranteed annual withdrawal amount in any contract year, you may not add the remainder to your Guaranteed annual withdrawal amount in any subsequent year.

The withdrawal charge, if applicable under your Accumulator(R) Series contract, is waived for withdrawals up to the Guaranteed annual withdrawal amount, but all withdrawals are counted toward your free withdrawal amount. See "Withdrawal charge" in "Charges and expenses" later in this Prospectus.


EFFECT OF EXCESS WITHDRAWALS

An Excess withdrawal is caused when you withdraw more than your Guaranteed annual withdrawal amount in any contract year. Once a withdrawal causes cumulative withdrawals in a contract year to exceed your Guaranteed annual withdrawal amount, the entire amount of that withdrawal and each subsequent withdrawal in that contract year are considered Excess withdrawals.

An Excess withdrawal can cause a significant reduction in both your GWBL benefit base and your Guaranteed annual withdrawal amount. If you make an Excess withdrawal, we will recalculate your GWBL benefit base and the Guaranteed annual withdrawal amount, as follows:

o The GWBL benefit base is reset as of the date of the Excess withdrawal to equal the lesser of: (i) the GWBL benefit base immediately prior to the Excess withdrawal, and (ii) the account value immediately following the Excess withdrawal.

o The Guaranteed annual withdrawal amount is recalculated to equal the Applicable percentage multiplied by the reset GWBL benefit base.

You should not purchase the contract if you plan to take withdrawals in excess of your Guaranteed annual withdrawal amount as such withdrawals may significantly reduce or eliminate the value of the GWBL benefit. If your account value is less than your GWBL benefit base (due, for example, to negative market performance), an Excess withdrawal, even one that is only slightly more than your Guaranteed annual withdrawal amount, can significantly reduce your GWBL benefit base and the Guaranteed annual withdrawal amount.

For example, assume your GWBL benefit base is $100,000 and your account value is $80,000 when you decide to begin taking withdrawals at age 65. Your Guaranteed annual withdrawal amount is equal to $5,000 (5.0% of $100,000). You take an initial withdrawal of $8,000. Since your GWBL benefit base is immediately reset to equal the lesser of your GWBL benefit base prior to the Excess withdrawal ($100,000) and your account value immediately following the Excess withdrawal ($80,000 minus $8,000), your GWBL benefit base is now $72,000. In addition, your Guaranteed annual withdrawal amount is reduced to $3,600 (5.0% of $72,000), instead of the original $5,000. See "How withdrawals affect your GWBL and GWBL Guaranteed minimum death benefit" in "Accessing your money" later in this Prospectus.


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Withdrawal charges, if applicable under your Accumulator(R) Series contract, are applied to the amount of the withdrawal that exceeds the greater of (i) the Guaranteed annual withdrawal amount or (ii) the 10% free withdrawal amount. A withdrawal charge would not be applied in the example above since the $8,000 withdrawal (equal to 10% of the contract's account value as of the beginning of the contract year) falls within the 10% free withdrawal amount. Under the example above, additional withdrawals during the same contract year could result in a further reduction of the GWBL benefit base and the Guaranteed annual withdrawal amount, as well as an application of withdrawal charges, if applicable. See "Withdrawal charge" in "Charges and expenses" later in this Prospectus.

You should note that an Excess withdrawal that reduces your account value to zero terminates the contract, including all benefits, without value. See "Insufficient account value" in "Determining your contract's value" later in this Prospectus.

In general, if you purchase the contract as a traditional IRA, QP or TSA and participate in our Automatic RMD service, an automatic withdrawal under that program will not cause an Excess withdrawal, even if it exceeds your Guaranteed annual withdrawal amount. For more information, see "Lifetime required minimum distribution withdrawals" in "Accessing your money" later in this Prospectus. Loans are not available under Rollover TSA contracts if GWBL is elected.


ANNUAL RATCHET

Your GWBL benefit base is recalculated on each contract date anniversary to equal the greater of: (i) the account value and (ii) the most recent GWBL benefit base. If your account value is greater, we will ratchet up your GWBL benefit base to equal your account value. If your GWBL benefit base ratchets on any contract date anniversary after you begin taking withdrawals, your Applicable percentage may increase based on your attained age at the time of the ratchet. Your Guaranteed annual withdrawal amount will also be increased, if applicable, to equal your Applicable percentage times your new GWBL benefit base.

If your GWBL benefit base ratchets, we may increase the charge for the benefit. Once we increase the charge, it is increased for the life of the contract. We will permit you to opt out of the ratchet if the charge increases. If you choose to opt out, your charge will stay the same but your GWBL benefit base will no longer ratchet. Upon request, we will permit you to accept a GWBL benefit base ratchet with the charge increase on a subsequent contract date anniversary. For a description of the charge increase, see "Guaranteed withdrawal benefit for life benefit charge" in "Charges and expenses" later in this Prospectus.


5% DEFERRAL BONUS

At no additional charge, during the first ten contract years, in each year you have not taken a withdrawal, we will increase your GWBL benefit base by an amount equal to 5% of your total contributions. If the Annual Ratchet (as discussed immediately above) occurs on any contract date anniversary, for the next and subsequent contract years, the bonus will be 5% of the most recent ratcheted GWBL benefit base plus any subsequent contributions. If the GWBL benefit base is reduced due to an Excess withdrawal, the 5% deferral bonus will be calculated using the reset GWBL benefit base plus any applicable contributions. The deferral bonus generally excludes contributions made in the prior 12 months. In the first contract year, the deferral bonus is determined using all contributions received in the first 90 days of the contract year.

On any contract date anniversary on which you are eligible for a bonus, we will calculate the applicable bonus amount. If, when added to the current GWBL benefit base, the amount is greater than your account value, that amount will become your new GWBL benefit base. If that amount is less than or equal to your account value, your GWBL benefit base will be ratcheted to equal your account value, and the 5% deferral bonus will not apply. If you opt out of the Annual Ratchet (as discussed immediately above), the 5% deferral bonus will still apply.


SUBSEQUENT CONTRIBUTIONS

Subsequent contributions are not permitted after the later of: (i) the end of the first contract year, and (ii) the date the first withdrawal is taken.

Anytime you make an additional contribution, your GWBL benefit base will be increased by the amount of the contribution. Your Guaranteed annual withdrawal amount will be equal to the Applicable percentage of the increased GWBL benefit base.


GWBL GUARANTEED MINIMUM DEATH BENEFIT

There are two guaranteed minimum death benefits available if you elect the GWBL option: (i) the GWBL Standard death benefit, which is available at no additional charge for owner issue ages 45-85 (issue ages 45-80 for Accumulator(R) Plus(SM) contracts), and (ii) the GWBL Enhanced death benefit, which is available for an additional charge for owner issue ages 45-75. Please see Appendix VII later in this Prospectus to see if these guaranteed death benefits are available in your state.

The GWBL Standard death benefit is equal to the GWBL Standard death benefit base. The GWBL Standard death benefit base is equal to your initial contribution and any additional contributions less a deduction that reflects any withdrawals you make (see "How withdrawals affect your GWBL and GWBL Guaranteed minimum death benefit" in "Accessing your money" later in this Prospectus).

The GWBL Enhanced death benefit is equal to the GWBL Enhanced death benefit base.

Your initial GWBL Enhanced death benefit base is equal to your initial contribution and will increase or decrease, as follows:

o Your GWBL Enhanced death benefit base increases by any subsequent contribution;

o Your GWBL Enhanced death benefit base increases to equal your account value if your GWBL benefit base is ratcheted, as described above in this section;

o Your GWBL Enhanced death benefit base increases by any 5% deferral bonus, as described above in this section; and

o Your GWBL Enhanced death benefit base decreases by an amount which reflects any withdrawals you make.

See "How withdrawals affect your GWBL and GWBL Guaranteed minimum death benefit" in "Accessing your money" later in this Prospectus.


                                              Contract features and benefits  45
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The death benefit is equal to your account value (adjusted for any pro rata optional benefit charges) as of the date we receive satisfactory proof of death, any required instructions for method of payment, information and forms necessary to effect payment or the applicable GWBL Guaranteed minimum death benefit on the date of the owner's death (adjusted for any subsequent withdrawals and associated withdrawal charges, if applicable), whichever provides a higher amount. For more information, see "Withdrawal charge" in "Charges and expenses" later in the Prospectus.


EFFECT OF YOUR ACCOUNT VALUE FALLING TO ZERO

If your account value falls to zero due to an Excess withdrawal, we will terminate your contract and you will receive no further payments or benefits. If an Excess withdrawal results in a withdrawal that equals more than 90% of your cash value or reduces your cash value to less than $500, we will treat your request as a surrender of your contract even if your GWBL benefit base is greater than zero.

However, if your account value falls to zero, either due to a withdrawal or surrender that is not an Excess withdrawal or due to a deduction of charges, please note the following:

o Your Accumulator(R) Series contract terminates and you will receive a supplementary life annuity contract setting forth your continuing benefits. The owner of the Accumulator(R) Series contract will be the owner and annuitant. The successor owner, if applicable, will be the joint annuitant. If the owner is non-natural, the annuitant and joint annuitant, if applicable, will be the same as under your Accumulator(R) Series contract.

o  No subsequent contributions will be permitted.

o If you were taking withdrawals through the "Maximum payment plan," we will continue the scheduled withdrawal payments on the same basis.

o If you were taking withdrawals through the "Customized payment plan" or in unscheduled partial withdrawals, we will pay the balance of the Guaranteed annual withdrawal amount for that contract year in a lump sum. Payment of the Guaranteed annual withdrawal amount will begin on the next contract date anniversary.

o Payments will continue at the same frequency for Single or Joint Life contracts, as applicable, or annually if automatic payments were not being made.

o Any guaranteed minimum death benefit remaining under the original contract will be carried over to the supplementary life annuity contract. The death benefit will no longer grow and will be reduced on a dollar for dollar basis as payments are made. If there is any remaining death benefit upon the death of the owner and successor owner, if applicable, we will pay it to the beneficiary.

o The charge for the Guaranteed withdrawal benefit for life and the GWBL Enhanced death benefit will no longer apply.

o If at the time of your death the Guaranteed annual withdrawal amount was being paid to you as a supplementary life annuity contract, your beneficiary may not elect the Beneficiary continuation option.

OTHER IMPORTANT CONSIDERATIONS

o This benefit is not appropriate if you do not intend to take withdrawals prior to annuitization.

o Amounts withdrawn in excess of your Guaranteed annual withdrawal amount may be subject to a withdrawal charge, if applicable under your Accumulator(R) Series contract, as described in "Charges and expenses" later in the Prospectus. In addition, all withdrawals count toward your free withdrawal amount for that contract year. Excess withdrawals can significantly reduce or completely eliminate the value of the GWBL and GWBL Enhanced death benefit. See "Effect of Excess withdrawals" above in this section and "How withdrawals affect your GWBL and GWBL Guaranteed minimum death benefit" in "Accessing your money" later in this Prospectus.

o Withdrawals are not considered as annuity payments for tax purposes, and may be subject to an additional 10% Federal income tax penalty if they are taken before age 59=1/2. See "Tax information" later in this Prospectus.

o All withdrawals reduce your account value and Guaranteed minimum death benefit. See "How withdrawals are taken from your account value" and "How withdrawals affect your Guaranteed minimum death benefit" in "Accessing your money" later in this Prospectus.

o If you withdraw less than the Guaranteed annual withdrawal amount in any contract year, you may not add the remainder to your Guaranteed annual withdrawal amount in any subsequent year.

o The GWBL benefit terminates if the contract is continued under the beneficiary continuation option or under the Spousal continuation feature if the spouse is not the successor owner.

o If you surrender your contract to receive its cash value and your cash value is greater than your Guaranteed annual withdrawal amount, all benefits under the contract will terminate, including the GWBL benefit.

o If you transfer ownership of the contract, you terminate the GWBL benefit. See "Transfers of ownership, collateral assignments, loans and borrowing" in "More information" later in this Prospectus for more information.

o Withdrawals are available under other annuity contracts we offer and the contract without purchasing a withdrawal benefit.

o For IRA, QP and TSA contracts, if you have to take a required minimum distribution ("RMD") and it is your first withdrawal under the contract, the RMD will be considered your "first withdrawal" for the purposes of establishing your GWBL Applicable percentage.

o If you elect GWBL on a Joint Life basis and subsequently get divorced, your divorce will not automatically terminate the contract. For both Joint Life and Single Life contracts, it is possible that the terms of your divorce decree could significantly reduce or completely eliminate the value of this benefit. Any withdrawal made for the purpose of creating another contract for your ex-spouse will reduce the benefit base(s) as described in "How withdrawals affect your GWBL and GWBL Guaranteed minimum death benefit" later in this Prospectus, even if pursuant to a divorce decree.


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o  The Federal Defense of Marriage Act precludes same-sex married couples, domestic partners, and civil union partners from being considered married under federal law. Such individuals, therefore, are not entitled to the favorable tax treatment accorded spouses under federal tax law. As a result, mandatory distributions from the contract must be made after the death of the first individual. Accordingly, a Joint life GWBL will have little or no value to the surviving same-sex spouse or partner. You should consult with your tax adviser for more information on this subject.


PRINCIPAL GUARANTEE BENEFITS

We offer two 10-year Principal guarantee benefits at an additional charge: the 100% Principal guarantee benefit and the 125% Principal guarantee benefit. You may only elect one Principal guarantee benefit ("PGB").


100% PRINCIPAL GUARANTEE BENEFIT. The guaranteed amount under the 100% Principal guarantee benefit is equal to your initial contribution and additional permitted contributions, adjusted for withdrawals. For
Accumulator(R) Plus(SM) contracts, the guaranteed amount does not include any credits allocated to your contract.


Under the 100% Principal guarantee benefit, your investment options are limited to the guaranteed interest option, the account for special dollar cost averaging and the permitted variable investment options. Please note that the account for special dollar cost averaging is available to Accumulator(R) and Accumulator(R) Elite(SM) contract owners only.



125% PRINCIPAL GUARANTEE BENEFIT. The guaranteed amount under the 125% Principal guarantee benefit is equal to 125% of your initial contribution and additional permitted contributions, adjusted for withdrawals. For
Accumulator(R) Plus(SM) contracts, the guaranteed amount does not include any credits allocated to your contract.


Under the 125% Principal guarantee benefit, your investment options are limited to the guaranteed interest option, the account for special dollar cost averaging and the AXA Moderate Allocation Portfolio. Please note that the account for special dollar cost averaging is available to Accumulator(R) and Accumulator(R) Elite(SM) contract owners only.

Under both Principal guarantee benefits, if, on the 10th contract date anniversary (or later if you've exercised a reset as explained below) ("benefit maturity date"), your account value is less than the guaranteed amount, we will increase your account value to equal the applicable guaranteed amount. Any such additional amounts added to your account value will be allocated pursuant to the allocation instructions for additional contributions we have on file. After the benefit maturity date, the guarantee will terminate.

You have the option to reset (within 30 days following each applicable contract date anniversary) the guaranteed amount to the account value or 125% of the account value, as applicable, as of your fifth and later contract date anniversaries. If you exercise this option, you are eligible for another reset on each fifth and later contract date anniversary after the last reset up to the contract date anniversary following an owner's 85th birthday (an owner's 80th birthday under Accumulator(R) Plus(SM) contracts). If you elect to reset the guaranteed amount, your benefit maturity date will be extended to be the 10th contract date anniversary after the anniversary on which you reset the guaranteed amount. This extension applies each time you reset the guaranteed amount.

Neither PGB is available under Inherited IRA, Flexible Premium IRA and Flexible Premium Roth IRA contracts. If you elect either PGB, you may not elect the Guaranteed minimum income benefit, the Guaranteed withdrawal benefit for life, the systematic withdrawals option or the substantially equal withdrawals option. Also, for Accumulator(R) Select(SM) contracts, the 12 month dollar cost averaging program is not available if you elect one of the PGB options. If you purchase a PGB, you may not make additional contributions to your contract after six months from the contract issue date.

If you are using your Accumulator(R) or Accumulator(R) Elite(SM) contract to fund a charitable remainder trust, you will have to take certain distribution amounts. You should consider split-funding so that those distributions do not adversely impact your Principal guarantee benefit. See "Owner and annuitant requirements" earlier in this section.

If you are planning to take required minimum distributions from the contract, this benefit may not be appropriate. See "Tax information" later in this Prospectus. If you elect a PGB and change ownership of the contract, your PGB will automatically terminate, except under certain circumstances. See "Transfers of ownership, collateral assignments, loans and borrowing" in "More information" later in this Prospectus for more information.

Once you purchase a PGB, you may not voluntarily terminate this benefit. Your PGB will terminate if the contract terminates before the benefit maturity date, as defined below. If you die before the benefit maturity date and the contract continues, we will continue the PGB only if the contract can continue through the benefit maturity date. If the contract cannot so continue, we will terminate your PGB and the charge. See "Non-spousal joint owner contract continuation" in "Payment of death benefit" later in this Prospectus. The PGB will terminate upon the exercise of the beneficiary continuation option. See "Payment of death benefit" later in this Prospectus for more information about the continuation of the contract after the death of the owner and/or the annuitant.

There is a charge for the Principal guarantee benefits (see "Charges and expenses" later in this Prospectus). You should note that the purchase of a PGB is not appropriate if you want to make additional contributions to your contract beyond the first six months after your contract is issued.

The purchase of a PGB is also not appropriate if you plan on terminating your contract before the benefit maturity date. The purchase of a PGB may not be appropriate if you plan on taking withdrawals from your contract before the benefit maturity date. Withdrawals from your contract before the benefit maturity date reduce the guaranteed amount under a PGB on a pro rata basis. You should also note that if you intend to allocate a large percentage of your contributions to the guaranteed interest option, the purchase of a PGB may not be appropriate because of the guarantees already provided by this option at no additional charge. Please note that loans (applicable to TSA contracts only) are not permitted under either PGB.


                                              Contract features and benefits  47
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INHERITED IRA BENEFICIARY CONTINUATION CONTRACT


(For Accumulator(R), Accumulator(R) Elite(SM) and Accumulator(R) Select(SM) contracts only)


The contract is available to an individual beneficiary of a traditional IRA or a Roth IRA where the deceased owner held the individual retirement account or annuity (or Roth individual retirement account or annuity) with an insurance company or financial institution other than AXA Equitable. The purpose of the Inherited IRA beneficiary continuation contract is to permit the beneficiary to change the funding vehicle that the deceased owner selected ("original IRA") while taking the required minimum distribution payments that must be made to the beneficiary after the deceased owner's death. See the discussion of required minimum distributions under "Tax information." The contract is intended only for beneficiaries who want to take payments at least annually over their life expectancy. These payments generally must begin (or must have begun) no later than December 31 of the calendar year following the year the deceased owner died. The contract is not suitable for beneficiaries electing the "5-year rule." See "Beneficiary continuation option for IRA and Roth IRA contracts" under "Beneficiary continuation option" in "Payment of death benefit" later in this Prospectus. You should discuss with your tax adviser your own personal situation. The contract may not be available in all states. Please speak with your financial professional for further information.

The Inherited IRA beneficiary continuation contract can only be purchased by a direct transfer of the beneficiary's interest under the deceased owner's original IRA. The owner of the Inherited IRA beneficiary continuation contract is the individual who is the beneficiary of the original IRA. (Certain trusts with only individual beneficiaries will be treated as individuals for this purpose). The contract must also contain the name of the deceased owner. In this discussion, "you" refers to the owner of the Inherited IRA beneficiary continuation contract.

The Inherited IRA beneficiary continuation contract can be purchased whether or not the deceased owner had begun taking required minimum distribution payments during his or her life from the original IRA or whether you had already begun taking required minimum distribution payments of your interest as a beneficiary from the deceased owner's original IRA. You should discuss with your own tax adviser when payments must begin or must be made.

Under the Inherited IRA beneficiary continuation contract:

o You must receive payments at least annually (but can elect to receive payments monthly or quarterly). Payments are generally made over your life expectancy determined in the calendar year after the deceased owner's death and determined on a term certain basis.

o You must receive payments from the contract even if you are receiving payments from another IRA of the deceased owner in an amount that would otherwise satisfy the amount required to be distributed from the contract.

o The beneficiary of the original IRA will be the annuitant under the Inherited IRA beneficiary continuation contract. In the case where the beneficiary is a "see-through trust," the oldest beneficiary of the trust will be the annuitant.

o An Inherited IRA beneficiary continuation contract is not available for owners over age 70.


o The initial contribution must be a direct transfer from the deceased owner's original IRA and is subject to minimum contribution amounts. See "How you can contribute to your contract" earlier in this section.


o Subsequent contributions of at least $1,000 are permitted but must be direct transfers of your interest as a beneficiary from another IRA with a financial institution other than AXA Equitable, where the deceased owner is the same as under the original IRA contract.

o  You may make transfers among the investment options.


o You may choose at any time to withdraw all or a portion of the account value. Any partial withdrawal must be at least $300. Withdrawal charges will apply as described in "Charges and expenses" later in this Prospectus. Please note that withdrawal charges do not apply to Accumulator(R) Select(SM) contracts.


o The Guaranteed minimum income benefit, Spousal continuation, the special and 12 month dollar cost averaging programs (if available), automatic investment program, Principal guarantee benefits, the Guaranteed withdrawal benefit for life and systematic withdrawals are not available under the Inherited IRA beneficiary continuation contract.

o If you die, we will pay to a beneficiary that you choose the greater of the account value or the applicable death benefit.

o Upon your death, your beneficiary has the option to continue taking required minimum distributions based on your remaining life expectancy or to receive any remaining interest in the contract in a lump sum. The option elected will be processed when we receive satisfactory proof of death, any required instructions for the method of payment and any required information and forms necessary to effect payment. If your beneficiary elects to continue to take distributions, we will increase the account value to equal the applicable death benefit if such death benefit is greater than such account value as of the date we receive satisfactory proof of death and any required instructions, information and forms. Thereafter, withdrawal charges (if applicable under your Accumulator(R) Series contract) will no longer apply. If you had elected any enhanced death benefits, they will no longer be in effect and charges for such benefits will stop. The Guaranteed minimum death benefit will also no longer be in effect.


YOUR RIGHT TO CANCEL WITHIN A CERTAIN NUMBER OF DAYS


This is provided for informational purposes only. Since the contracts are no longer available to new purchasers, this cancellation provision is no longer applicable.


If for any reason you are not satisfied with your contract, you may return it to us for a refund. To exercise this cancellation right you must mail the contract, with a signed letter of instruction electing this right, to our processing office within 10 days after you receive it. If state law requires, this "free look" period may be longer. Other state variations


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may apply. Please contact your financial professional and/or see Appendix VII to find out what applies in your state.

Generally, your refund will equal your account value (less loan reserve account under Rollover TSA contracts) under the contract on the day we receive notification of your decision to cancel the contract and will reflect (i) any investment gain or loss in the variable investment options (less the daily charges we deduct), (ii) any guaranteed interest in the guaranteed interest option, (iii) any positive or negative market value adjustments in the fixed maturity options through the date we receive your contract, and (iv) any interest in the account for special dollar cost averaging, through the date we receive your contract. Some states, however, require that we refund the full amount of your contribution (not reflecting (i), (ii), (iii) or (iv) above). For any IRA contract returned to us within seven days after you receive it, we are required to refund the full amount of your contribution. Please note that the account for special dollar cost averaging is available to Accumulator(R) and Accumulator(R) Elite(SM) contract owners only.


For Accumulator(R) Plus(SM) contract owners, please note that you will forfeit the credit by exercising this right of cancellation.


We may require that you wait six months before you may apply for a contract with us again if:

o  you cancel your contract during the free look period; or

o you change your mind before you receive your contract whether we have received your contribution or not.

Please see "Tax information" later in this Prospectus for possible consequences of cancelling your contract.

If you fully convert an existing traditional IRA contract to a Roth Conversion IRA or Flexible Premium Roth IRA contract, you may cancel your Roth Conversion IRA or Flexible Premium Roth IRA contract and return to a Rollover IRA or Flexible Premium IRA contract, whichever applies. Our processing office, or your financial professional, can provide you with the cancellation instructions.


In addition to the cancellation right described above, you have the right to surrender your contract, rather than cancel it. Please see "Surrendering your contract to receive its cash value," later in this Prospectus. Surrendering your contract may yield results different than canceling your contract, including a greater potential for taxable income. In some cases, your cash value upon surrender may be greater than your contributions to the contract. Please see "Tax information" later in this Prospectus.



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2. Determining your contract's value

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YOUR ACCOUNT VALUE AND CASH VALUE

Your "account value" is the total of the values you have in: (i) the variable investment options; (ii) the guaranteed interest option; (iii) market adjusted amounts in the fixed maturity options; (iv) the account for special dollar cost averaging (applies to Accumulator(R) and Accumulator(R) Elite(SM) contracts only); and (v) the loan reserve account (applies to Rollover TSA contracts only).

Your contract also has a "cash value." At any time before annuity payments begin, your contract's cash value is equal to the account value, less: (i) the total amount or a pro rata portion of the annual administrative charge, as well as any optional benefit charges; (ii) any applicable withdrawal charges (not applicable to Accumulator(R) Select(SM) contracts); and (iii) the amount of any outstanding loan plus accrued interest (applicable to Rollover TSA contracts only). Please see "Surrendering your contract to receive its cash value" in "Accessing your money" later in this Prospectus.


YOUR CONTRACT'S VALUE IN THE VARIABLE INVESTMENT OPTIONS

Each variable investment option invests in shares of a corresponding Portfolio. Your value in each variable investment option is measured by "units." The value of your units will increase or decrease as though you had invested it in the corresponding Portfolio's shares directly. Your value, however, will be reduced by the amount of the fees and charges that we deduct under the contract.

The unit value for each variable investment option depends on the investment performance of that option, less daily charges for:

(i)   mortality and expense risks;

(ii)  administrative expenses; and

(iii) distribution charges.

On any day, your value in any variable investment option equals the number of units credited to that option, adjusted for any units purchased for or deducted from your contract under that option, multiplied by that day's value for one unit. The number of your contract units in any variable investment option does not change unless they are:


(i) increased to reflect additional contributions (plus the credit for Accumulator(R) Plus(SM) contracts);


(ii) decreased to reflect a withdrawal (plus withdrawal charges if applicable under your Accumulator(R) Series contract);

(iii) increased to reflect a transfer into, or decreased to reflect a transfer out of, a variable investment option; or

(iv) increased or decreased to reflect a transfer of your loan amount from or to the loan reserve account under a Rollover TSA contract.

In addition, when we deduct the enhanced death benefit, Guaranteed minimum income benefit, Principal guarantee benefits, Guaranteed withdrawal benefit for life and/or Earnings enhancement benefit charges, the number of units credited to your contract will be reduced. Your units are also reduced when we deduct the annual administrative charge. A description of how unit values are calculated is found in the SAI.


YOUR CONTRACT'S VALUE IN THE GUARANTEED INTEREST OPTION

Your value in the guaranteed interest option at any time will equal: your contributions and transfers to that option, plus interest, minus withdrawals out of the option, and charges we deduct.


YOUR CONTRACT'S VALUE IN THE FIXED MATURITY OPTIONS

Your value in each fixed maturity option at any time before the maturity date is the market adjusted amount in each option, which reflects withdrawals out of the option and charges we deduct. This is equivalent to your fixed maturity amount increased or decreased by the market value adjustment. Your value, therefore, may be higher or lower than your contributions (less withdrawals) accumulated at the rate to maturity. At the maturity date, your value in the fixed maturity option will equal its maturity value, provided there have been no withdrawals or transfers.


YOUR CONTRACT'S VALUE IN THE ACCOUNT FOR SPECIAL DOLLAR COST AVERAGING

(For Accumulator(R) and Accumulator(R) Elite(SM) contracts only)


Your value in the account for special dollar cost averaging at any time will equal your contribution allocated to that option, plus interest, less the sum of all amounts that have been transferred to the variable investment options you have selected.



INSUFFICIENT ACCOUNT VALUE

Your contract will terminate without value if your account value is insufficient to pay any applicable charges when due. Your account value could become insufficient due to withdrawals and/or poor market performance. Upon such termination, you will lose all your rights under your contract and any applicable guaranteed benefits, except as discussed below.

See Appendix VII later in this Prospectus for any state variations with regard to terminating your contract.


GUARANTEED MINIMUM INCOME BENEFIT NO LAPSE GUARANTEE. In certain circumstances, even if your account value falls to zero, your Guaranteed minimum income benefit will still have value. Please see "Contract features and benefits" earlier in this Prospectus for information on this feature.


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PRINCIPAL GUARANTEE BENEFITS. If you take no withdrawals, and your account value is insufficient to pay charges, we will not terminate your contract if you are participating in a PGB. Your contract will remain in force and we will pay your guaranteed amount at the benefit maturity date.


GUARANTEED WITHDRAWAL BENEFIT FOR LIFE. If you elect the Guaranteed withdrawal benefit for life and your account value falls to zero due to an Excess withdrawal, we will terminate your contract and you will receive no payment or supplementary life annuity contract, even if your GWBL benefit base is greater than zero. If, however, your account value falls to zero, either due to a withdrawal or surrender that is not an Excess withdrawal or due to a deduction of charges, the benefit will still have value. See "Contract features and benefits" earlier in this Prospectus.


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3. Transferring your money among investment options

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TRANSFERRING YOUR ACCOUNT VALUE

At any time before the date annuity payments are to begin, you can transfer some or all of your account value among the investment options, subject to the following:

o You may not transfer any amount to the account for special dollar cost averaging. Please note that the account for special dollar cost averaging is available to Accumulator(R) and Accumulator(R) Elite(SM) contract owners only.

o You may not transfer to a fixed maturity option that has a rate to maturity of 3%.

o For Accumulator(R) Select(SM) contract owners, you may not transfer any amount to the 12 month dollar cost averaging program.

o If an owner or annuitant is age 76-80, you must limit your transfers to fixed maturity options with maturities of seven years or less. If an owner or annuitant is age 81 or older, you must limit your transfers to fixed maturity options of five years or less. Also, the maturity dates may be no later than the date annuity payments are to begin.

o If you make transfers out of a fixed maturity option other than at its maturity date, the transfer may cause a market value adjustment.

o For Accumulator(R) Plus(SM), Accumulator(R) Elite(SM) and Accumulator(R) Select(SM) contract owners, a transfer into the guaranteed interest option will not be permitted if such transfer would result in more than 25% of the annuity account value being allocated to the guaranteed interest option, based on the annuity account value as of the previous business day.

Some states may have additional transfer restrictions. Please see Appendix VII later in this Prospectus.

In addition, we reserve the right to restrict transfers into and among variable investment options, including limitations on the number, frequency, or dollar amount of transfers. Our current transfer restrictions are set forth in the "Disruptive transfer activity" section below.

The maximum amount that may be transferred from the guaranteed interest option to any investment option (including amounts transferred pursuant to the fixed-dollar option and interest sweep option dollar cost averaging programs described under "Allocating your contributions" in "Contract features and benefits" earlier in this Prospectus) in any contract year is the greatest of:

(a) 25% of the amount you have in the guaranteed interest option on the last day of the prior contract year; or

(b) the total of all amounts transferred at your request from the guaranteed interest option to any of the investment options in the prior contract year; or

(c) 25% of amounts transferred or allocated to the guaranteed interest option during the current contract year.

From time to time, we may remove the restrictions regarding transferring amounts out of the guaranteed interest option. If we do so, we will tell you. We will also tell you at least 45 days in advance of the day that we intend to reimpose the transfer restrictions. When we reimpose the transfer restrictions, if any dollar cost averaging transfer out of the guaranteed interest option causes a violation of the 25% outbound restriction, that dollar cost averaging program will be terminated for the current contract year. A new dollar cost averaging program can be started in the next or subsequent contract years.

You may request a transfer in writing, by telephone using TOPS or through Online Account Access. You must send in all written transfer requests directly to our processing office. Transfer requests should specify:

(1)  the contract number,

(2) the dollar amounts or percentages of your current account value to be transferred, and

(3)  the investment options to and from which you are transferring.

We will confirm all transfers in writing.

Please see "Allocating your contributions" in "Contract features and benefits" for more information about your role in managing your allocations.


DISRUPTIVE TRANSFER ACTIVITY

You should note that the contract is not designed for professional "market timing" organizations, or other organizations or individuals engaging in a market timing strategy. The contract is not designed to accommodate programmed transfers, frequent transfers or transfers that are large in relation to the total assets of the underlying portfolio.

Frequent transfers, including market timing and other program trading or short-term trading strategies, may be disruptive to the underlying portfolios in which the variable investment options invest. Disruptive transfer activity may adversely affect performance and the interests of long-term investors by requiring a portfolio to maintain larger amounts of cash or to liquidate portfolio holdings at a disadvantageous time or price. For example, when market timing occurs, a portfolio may have to sell its holdings to have the cash necessary to redeem the market timer's investment. This can happen when it is not advantageous to sell any securities, so the portfolio's performance may be hurt. When large dollar amounts are involved, market timing can also make it difficult to use long-term investment strategies because a portfolio cannot predict how much cash it will have to invest. In addition, disruptive transfers or purchases and redemptions of portfolio investments may impede efficient portfolio management and impose increased transaction costs, such as brokerage costs, by requiring the portfolio manager to effect more frequent purchases and sales of portfolio securities. Similarly, a portfolio may bear increased administrative costs as a result of the asset level and investment volatility that accompanies patterns of excessive or short-term trading. Portfolios that invest a significant portion of their assets in foreign securities or the securities of small- and mid-capitalization companies


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tend to be subject to the risks associated with market timing and short-term trading strategies to a greater extent than portfolios that do not. Securities trading in overseas markets present time zone arbitrage opportunities when events affecting portfolio securities values occur after the close of the overseas market but prior to the close of the U.S. markets. Securities of small- and mid-capitalization companies present arbitrage opportunities because the market for such securities may be less liquid than the market for securities of larger companies, which could result in pricing inefficiencies. Please see the prospectuses for the underlying portfolios for more information on how portfolio shares are priced.

We currently use the procedures described below to discourage disruptive transfer activity. You should understand, however, that these procedures are subject to the following limitations: (1) they primarily rely on the policies and procedures implemented by the underlying portfolios; (2) they do not eliminate the possibility that disruptive transfer activity, including market timing, will occur or that portfolio performance will be affected by such activity; and (3) the design of market timing procedures involves inherently subjective judgments, which we seek to make in a fair and reasonable manner consistent with the interests of all contract owners.

We offer investment options with underlying portfolios that are part of AXA Premier VIP Trust and EQ Advisors Trust (together, the "trusts"). The trusts have adopted policies and procedures regarding disruptive transfer activity. They discourage frequent purchases and redemptions of portfolio shares and will not make special arrangements to accommodate such transactions. They aggregate inflows and outflows for each portfolio on a daily basis. On any day when a portfolio's net inflows or outflows exceed an established monitoring threshold, the trust obtains from us contract owner trading activity. The trusts currently consider transfers into and out of (or vice versa) the same variable investment option within a five business day period as potentially disruptive transfer activity. Each trust reserves the right to reject a transfer that it believes, in its sole discretion, is disruptive (or potentially disruptive) to the management of one of its portfolios. Please see the prospectuses for the trusts for more information.

When a contract is identified in connection with potentially disruptive transfer activity for the first time, a letter is sent to the contract owner explaining that there is a policy against disruptive transfer activity and that if such activity continues certain transfer privileges may be eliminated. If and when the contract owner is identified a second time as engaged in potentially disruptive transfer activity under the contract, we currently prohibit the use of voice, fax and automated transaction services. We currently apply such action for the remaining life of each affected contract. We or a trust may change the definition of potentially disruptive transfer activity, the monitoring procedures and thresholds, any notification procedures, and the procedures to restrict this activity. Any new or revised policies and procedures will apply to all contract owners uniformly. We do not permit exceptions to our policies restricting disruptive transfer activity.

It is possible that a trust may impose a redemption fee designed to discourage frequent or disruptive trading by contract owners. As of the date of this Prospectus, the trusts had not implemented such a fee. If a redemption fee is implemented by a trust, that fee, like any other trust fee, will be borne by the contract owner.

Contract owners should note that it is not always possible for us and the underlying trusts to identify and prevent disruptive transfer activity. In addition, because we do not monitor for all frequent trading at the separate account level, contract owners may engage in frequent trading which may not be detected, for example, due to low net inflows or outflows on the particular day(s). Therefore, no assurance can be given that we or the trusts will successfully impose restrictions on all potentially disruptive transfers. Because there is no guarantee that disruptive trading will be stopped, some contract owners may be treated differently than others, resulting in the risk that some contract owners may be able to engage in frequent transfer activity while others will bear the effect of that frequent transfer activity. The potential effects of frequent transfer activity are discussed above.


REBALANCING YOUR ACCOUNT VALUE

We currently offer two rebalancing programs that you can use to automatically reallocate your account value among your investment options. Option I allows you to rebalance your account value among the variable investment options. Option II allows you to rebalance among the variable investment options and the guaranteed interest option. Under both options, rebalancing is not available for amounts you have allocated to the fixed maturity options.

To enroll in one of our rebalancing programs, you must notify us in writing or through Online Account Access and tell us:

   (a) the percentage you want invested in each investment option (whole percentages only), and

   (b) how often you want the rebalancing to occur (quarterly, semiannually, or annually on a contract year basis)

Rebalancing will occur on the same day of the month as the contract date. If a contract is established after the 28th, rebalancing will occur on the first business day of the month following the contract issue date.

You may elect or terminate the rebalancing program at any time. You may also change your allocations under the program at any time. Once enrolled in the rebalancing program, it will remain in effect until you instruct us in writing to terminate the program. Requesting an investment option transfer while enrolled in our rebalancing program will not automatically change your allocation instructions for rebalancing your account value. This means that upon the next scheduled rebalancing, we will transfer amounts among your investment options pursuant to the allocation instructions previously on file for your program. Changes to your allocation instructions for the rebalancing program (or termination of your enrollment in the program) must be in writing and sent to our Processing Office. Termination requests can be


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made online through Online Account Access. See "How to reach us" in "Who is AXA
Equitable?" earlier in this Prospectus. There is no charge for the rebalancing feature.

--------------------------------------------------------------------------------
Rebalancing does not assure a profit or protect against loss. You should periodically review your allocation percentages as your needs change. You may want to discuss the rebalancing program with your financial professional before electing the program.
--------------------------------------------------------------------------------

While your rebalancing program is in effect, we will transfer amounts among the investment options so that the percentage of your account value that you specify is invested in each option at the end of each rebalancing date.

If you select Option II, you will be subject to our rules regarding transfers from the guaranteed interest option to the variable investment options. These rules are described in "Transferring your account value" earlier in this section. Under Option II, a transfer into or out of the guaranteed interest option to initiate the rebalancing program will not be permitted if such transfer would violate these rules. If this occurs, the rebalancing program will not go into effect.

You may not elect Option II if you are participating in any dollar cost averaging program. You may not elect Option I if you are participating in general dollar cost averaging or, in the case of Accumulator(R) Select(SM) contract owners, 12 month dollar cost averaging.

If you elect a benefit that limits your variable investment options, those limitations will also apply to the rebalancing programs.


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4. Accessing your money

--------------------------------------------------------------------------------

WITHDRAWING YOUR ACCOUNT VALUE

You have several ways to withdraw your account value before annuity payments begin. The table below shows the methods available under each type of contract. More information follows the table.

Please see "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus and "How withdrawals affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Principal guarantee benefits" and "How withdrawals affect your GWBL and GWBL Guaranteed minimum death benefit" below for more information on how withdrawals affect your guaranteed benefits and could potentially cause your contract to terminate.



--------------------------------------------------------------------------------------
                                       METHOD OF WITHDRAWAL
                  --------------------------------------------------------------------
                   AUTOMATIC                                              LIFETIME
                    PAYMENT                                  PRE-AGE     REQUIRED
                     PLANS                                   59-1/2        MINIMUM
                     (GWBL                               SUBSTANTIALLY   DISTRIBU-
 CONTRACT(+)         ONLY)       PARTIAL    SYSTEMATIC       EQUAL         TION
--------------------------------------------------------------------------------------
NQ                    Yes         Yes          Yes             No           No
--------------------------------------------------------------------------------------
Rollover IRA          Yes         Yes          Yes            Yes          Yes
--------------------------------------------------------------------------------------
Flexible
 Premium IRA          Yes         Yes          Yes            Yes          Yes
--------------------------------------------------------------------------------------
Roth Conversion
 IRA                  Yes         Yes          Yes            Yes           No
--------------------------------------------------------------------------------------
Flexible
 Premium Roth
 IRA                  Yes         Yes          Yes            Yes           No
--------------------------------------------------------------------------------------
Inherited IRA         No          Yes           No             No           *
--------------------------------------------------------------------------------------
QP**                  Yes         Yes           No             No          Yes
--------------------------------------------------------------------------------------
Rollover
 TSA***               Yes         Yes          Yes             No          Yes
--------------------------------------------------------------------------------------

+ Please note that not all contract types are available under the Accumulator(R) Series of contracts.

* The contract pays out post-death required minimum distributions. See "Inherited IRA beneficiary continuation contract" in "Contract features and benefits" earlier in this Prospectus.

** All payments are made to the trust as the owner of the contract. See "Appendix II: Purchase considerations for QP contracts" later in this Prospectus.


*** Employer or plan approval required for all transactions. Your ability to take with drawals or loans from, or surrender your TSA contract may be limited. See Appendix IX -- "Tax Sheltered Annuity contracts (TSAs)" later in this Prospectus.


AUTOMATIC PAYMENT PLANS
(For contracts with GWBL only)

You may take automatic withdrawals under either the Maximum payment plan or the Customized payment plan, as described below. Under either plan, you may take withdrawals on a monthly, quarterly or annual basis. You may change the payment frequency of your withdrawals at any time, and the change will become effective on the next contract date anniversary.

You may elect either the Maximum payment plan or the Customized payment plan at any time. You must wait at least 28 days from contract issue before automatic payments begin. We will make the withdrawals on any day of the month that you select as long as it is not later than the 28th day of the month.


MAXIMUM PAYMENT PLAN. Our Maximum payment plan provides for the withdrawal of the Guaranteed annual withdrawal amount in scheduled payments. The amount of the withdrawal will increase following any Annual Ratchet or 5% deferral bonus.

If you elect the Maximum payment plan and start monthly or quarterly payments after the beginning of a contract year, the payments you take that year will be less than your Guaranteed annual withdrawal amount.

If you take a partial withdrawal while the Maximum payment plan is in effect, we will terminate the plan. You may enroll in the plan again at any time, but the scheduled payments will not resume until the next contract date anniversary.


CUSTOMIZED PAYMENT PLAN. Our Customized payment plan provides for the withdrawal of a fixed amount not greater than the Guaranteed annual withdrawal amount in scheduled payments. The amount of the withdrawal will not be increased following any Annual Ratchet or 5% deferral bonus. You must elect to change the scheduled payment amount.

It is important to note that if you elect the Customized payment plan and start monthly or quarterly withdrawals after the beginning of a contract year, you could select scheduled payment amounts that would cause an Excess withdrawal. If your selected scheduled payment would cause an Excess withdrawal, we will notify you. As discussed earlier in the Prospectus, Excess withdrawals may significantly reduce the value of the Guaranteed withdrawal benefit for life benefit. See "Effect of Excess withdrawals" in "Contract features and benefits" earlier in this Prospectus.

If you take a partial withdrawal while the Customized payment plan is in effect, we will terminate the plan. You may enroll in the plan again at any time, but the scheduled payments will not resume until the next contract date anniversary.


PARTIAL WITHDRAWALS
(All contracts)

You may take partial withdrawals from your account value at any time. (Rollover TSA contracts may have restrictions and employer or plan approval is required.) The minimum amount you may withdraw is $300.

For all contracts except Accumulator(R) Select(SM), partial withdrawals will be subject to a withdrawal charge if they exceed the 10% free withdrawal amount. For more information, see "10% free withdrawal amount" in "Charges and expenses" later in this Prospectus. Under


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Rollover TSA contracts, if a loan is outstanding, you may only take partial withdrawals as long as the cash value remaining after any withdrawal equals at least 10% of the outstanding loan plus accrued interest.

Any request for a partial withdrawal will terminate your participation in either the Maximum payment plan or Customized payment plan, if applicable.

SYSTEMATIC WITHDRAWALS
(All contracts except Inherited IRA and QP)

You may take systematic withdrawals of a particular dollar amount or a particular percentage of your account value. (Rollover TSA contracts may have restrictions and employer or plan approval is required.)

You may take systematic withdrawals on a monthly, quarterly or annual basis as long as the withdrawals do not exceed the following percentages of your account value: 0.8% monthly, 2.4% quarterly and 10.0% annually. The minimum amount you may take in each systematic withdrawal is $250. If the amount withdrawn would be less than $250 on the date a withdrawal is to be taken, we will not make a payment and we will terminate your systematic withdrawal election.


If the withdrawal charges on your contract have expired, you may elect a systematic withdrawal option in excess of percentages described in the preceding paragraph, up to 100% of your account value. However, if you elect a systematic withdrawal option in excess of these limits, and make a subsequent contribution to your contract, the systematic withdrawal option will be terminated. You may then elect a new systematic withdrawal option within the limits described in the preceding paragraph. Please note that withdrawal charges do not apply to Accumulator(R) Select(SM) contracts.


We will make the withdrawals on any day of the month that you select as long as it is not later than the 28th day of the month. If you do not select a date, we will make the withdrawals on the same calendar day of the month as the contract date. You must wait at least 28 days after your contract is issued before your systematic withdrawals can begin.

You may elect to take systematic withdrawals at any time. If you own an IRA contract, you may elect this withdrawal method only if you are between ages 59-1/2 and 70-1/2.

You may change the payment frequency, or the amount or percentage of your systematic withdrawals, once each contract year. However, you may not change the amount or percentage in any contract year in which you have already taken a partial withdrawal. You can cancel the systematic withdrawal option at any time.

For all contracts except Accumulator(R) Select(SM), systematic withdrawals are not subject to a withdrawal charge, except to the extent that, when added to a partial withdrawal previously taken in the same contract year, the systematic withdrawal exceeds the 10% free withdrawal amount. Also, systematic withdrawals are not available if you have elected a Principal guarantee benefit or the Guaranteed withdrawal benefit for life.

SUBSTANTIALLY EQUAL WITHDRAWALS
(Rollover IRA, Roth Conversion IRA, Flexible Premium IRA and Flexible Premium Roth IRA contracts)

We offer our "substantially equal withdrawals option" to allow you to receive distributions from your account value without triggering the 10% additional federal income tax penalty, which normally applies to distributions made before age 59-1/2. See "Tax information" later in this Prospectus. We use one of the IRS-approved methods for doing this; this is not the exclusive method of meeting this exception. After consultation with your tax adviser, you may decide to use another method which would require you to compute amounts yourself and request partial withdrawals. In such a case, a withdrawal charge may apply (if applicable under your Accumulator(R) Series contract). Once you begin to take substantially equal withdrawals, you should not (i) stop them;
(ii) change the pattern of your withdrawals for example, by taking an additional partial withdrawal; or (iii) contribute any more to the contract until after the later of age 59-1/2 or five full years after the first withdrawal. If you alter the pattern of withdrawals, you may be liable for the 10% federal tax penalty that would have otherwise been due on prior withdrawals made under this option and for any interest on the delayed payment of the penalty.

In accordance with IRS guidance, an individual who has elected to receive substantially equal withdrawals may make a one time change, without penalty, from one of the IRS-approved methods of calculating fixed payments to another IRS-approved method (similar to the required minimum distribution rules) of calculating payments which vary each year.

You may elect to take substantially equal withdrawals at any time before age 59-1/2. We will make the withdrawal on any day of the month that you select as long as it is not later than the 28th day of the month. We will calculate the amount of your substantially equal withdrawals using the IRS-approved method we offer. The payments will be made monthly, quarterly or annually as you select. These payments will continue until (i) we receive written notice from you to cancel this option; (ii) you take an additional partial withdrawal; or (iii) you contribute any more to the contract. You may elect to start receiving substantially equal withdrawals again, but the payments may not restart in the same calendar year in which you took a partial withdrawal or added amounts to the contract. We will calculate the new withdrawal amount.

For all contracts except Accumulator(R) Select(SM), substantially equal withdrawals that we calculate for you are not subject to a withdrawal charge, except to the extent that, when added to a partial withdrawal previously taken in the same contract year, the substantially equal withdrawal exceeds the free withdrawal amount (see "10% free withdrawal amount" in "Charges and expenses" later in this Prospectus).

Also, the substantially equal withdrawal program is not available if you have elected a Principal guarantee benefit or the Guaranteed withdrawal benefit for life.



LIFETIME REQUIRED MINIMUM DISTRIBUTION WITHDRAWALS
(Rollover IRA, Flexible Premium IRA, QP and Rollover TSA contracts only -- See "Tax information" and Appendix IX later in this Prospectus)


We offer our "automatic required minimum distribution (RMD) service" to help you meet lifetime required minimum distributions under federal income tax rules. This is not the exclusive way for you to meet these rules. After consultation with your tax adviser, you may decide to compute required minimum distributions yourself and request partial withdrawals. In such a case, a withdrawal charge may apply (if appli-


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cable under your Accumulator(R) Series contract). Before electing this account based withdrawal option, you should consider whether annuitization might be better in your situation. If you have elected certain additional benefits, such as the Guaranteed minimum death benefit or Guaranteed minimum income benefit, amounts withdrawn from the contract to meet RMDs will reduce the benefit base and may limit the utility of the benefit. Also, the actuarial present value of additional contract benefits must be added to the account value in calculating required minimum distribution withdrawals from annuity contracts funding qualified plans, TSAs and IRAs, which could increase the amount required to be withdrawn. Please refer to "Tax information" and Appendix IX later in this Prospectus.

You may elect this service in the year in which you reach age 70-1/2 or in any later year. The minimum amount we will pay out is $250. Currently, minimum distribution withdrawal payments will be made annually. See "Required minimum distributions" in "Tax information" and Appendix IX later in this Prospectus for your specific type of retirement arrangement.


--------------------------------------------------------------------------------
For Rollover IRA, Flexible Premium IRA, and Rollover TSA contracts, we will send a form outlining the distribution options available in the year you reach age 70-1/2 (if you have not begun your annuity payments before that time).
--------------------------------------------------------------------------------


We do not impose a withdrawal charge on minimum distribution withdrawals if you are enrolled in our automatic RMD service except if, when added to a partial withdrawal previously taken in the same contract year, the minimum distribution withdrawal exceeds the 10% free withdrawal amount. Please note that withdrawal charges do not apply to Accumulator(R) Select(SM) contracts.


Under Rollover TSA contracts, you may not elect our automatic RMD service if a loan is outstanding.


FOR CONTRACTS WITH GWBL. Generally, if you elect our automatic RMD service, any lifetime required minimum distribution payment we make to you under our automatic RMD service will not be treated as an Excess withdrawal.

If you elect either the Maximum payment plan or the Customized payment plan AND our automatic RMD service, we will make an extra payment, if necessary, on December 1st that will equal your lifetime required minimum distribution less all payments made through November 30th and any scheduled December payment. The combined automatic plan payments and lifetime required minimum distribution payment will not be treated as Excess withdrawals, if applicable. However, if you take any partial withdrawals in addition to your lifetime required minimum distribution and automatic payment plan payments, your applicable automatic payment plan will be terminated. The partial withdrawals may cause an Excess withdrawal and may be subject to a withdrawal charge (if applicable under your Accumulator(R) Series contract). You may enroll in the plan again at any time, but the scheduled payments will not resume until the next contract date anniversary. Further, your GWBL benefit base and Guaranteed annual withdrawal amount may be reduced. See "Effect of Excess withdrawals" in "Contract features and benefits" earlier in this Prospectus.

If you elect our automatic RMD service and elect to take your Guaranteed annual withdrawal amount in partial withdrawals without electing one of our available automatic payment plans, we will make a payment, if necessary, on December 1st that will equal your required minimum distribution less all withdrawals made through November 30th. If prior to December 1st you make a partial withdrawal that exceeds your Guaranteed annual withdrawal amount, but not your RMD amount, that partial withdrawal will be treated as an Excess withdrawal, as well as any subsequent partial withdrawals made during the same contract year. However, if by December 1st your withdrawals have not exceeded your RMD amount, the RMD payment we make to you will not be treated as an Excess withdrawal.


FOR CONTRACTS WITH THE GUARANTEED MINIMUM INCOME BENEFIT. The no lapse guarantee will not be terminated if a required minimum distribution payment using our automatic RMD service causes your cumulative withdrawals in the contract year to exceed 6% of the Roll- Up benefit base (as of the beginning of the contract year or in the first contract year, all contributions received within the first 90 days).

Owners of tax-qualified contracts (IRA, TSA and QP) generally should not reset the Roll-Up benefit base if lifetime required minimum distributions must begin before the end of the new exercise waiting period. See "Guaranteed minimum death benefit/Guaranteed minimum income benefit Roll-Up benefit base reset" in "Contract features and benefits" earlier in this Prospectus.

HOW WITHDRAWALS ARE TAKEN FROM YOUR ACCOUNT VALUE

Unless you specify otherwise, we will subtract your withdrawals on a pro rata basis from your value in the variable investment options and the guaranteed interest option. If there is insufficient value or no value in the variable investment options and the guaranteed interest option, any additional amount of the withdrawal required or the total amount of the withdrawal will be withdrawn from the fixed maturity options in the order of the earliest maturity date(s) first. For Accumulator(R)and Accumulator(R) Elite(SM) contracts only, if the fixed maturity option amounts are insufficient, we will deduct all or a portion of the withdrawal from the account for special dollar cost averaging. A market value adjustment will apply to withdrawals from the fixed maturity options.


You may choose to have your Customized payment plan scheduled payments, your systematic withdrawals or your substantially equal withdrawals taken from specific variable investment options and/or the guaranteed interest option. If you choose specific variable investment options and/or the guaranteed interest option, and the value in those selected option(s) drops below the requested withdrawal amount, the requested amount will be taken on a pro rata basis from all investment options on the business day after the withdrawal was scheduled to occur. All subsequent scheduled payments or withdrawals will be processed on a pro rata basis on the business day you initially elected.


HOW WITHDRAWALS AFFECT YOUR GUARANTEED MINIMUM INCOME BENEFIT, GUARANTEED MINIMUM DEATH BENEFIT AND PRINCIPAL GUARANTEE BENEFITS

In general, withdrawals (including RMDs) will reduce your guaranteed benefits on a pro rata basis. Reduction on a pro rata basis means that


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we calculate the percentage of your current account value that is being withdrawn and we reduce your current benefit by the same percentage. For example, if your account value is $30,000 and you withdraw $12,000, you have withdrawn 40% of your account value. If your benefit was $40,000 before the withdrawal, it would be reduced by $16,000 ($40,000 X .40) and your new benefit after the withdrawal would be $24,000 ($40,000 - $16,000).


For purposes of calculating the adjustment to your guaranteed benefits, the amount of the withdrawal will include the amount of any applicable withdrawal charge. Using the example above, the $12,000 withdrawal would include the withdrawal amount paid to you and the amount of any applicable withdrawal charge deducted from your account value. For more information on the calculation of the charge, see "Withdrawal charge" later in this Prospectus. Please note that withdrawal charges do not apply to Accumulator(R) Select(SM) contracts.


With respect to the Guaranteed minimum income benefit and the Greater of 6% Roll-Up to age 85 or Annual Ratchet to age 85 enhanced death benefit, withdrawals (including any applicable withdrawal charges, if applicable) will reduce each of the benefits' 6% Roll-Up to age 85 benefit base on a dollar-for-dollar basis, as long as the sum of withdrawals in a contract year is 6% or less of the 6% Roll-Up benefit base on the contract issue date or the most recent contract date anniversary, if later. For this purpose, in the first contract year, all contributions received in the first 90 days after contract issue will be considered to have been received on the first day of the contract year. In subsequent contract years, additional contributions made during a contract year do not affect the amount of the withdrawals that can be taken on a dollar-for-dollar basis in that contract year. Once a withdrawal is taken that causes the sum of withdrawals in a contract year to exceed 6% of the benefit base on the most recent anniversary, that entire withdrawal (including
RMDs) and any subsequent withdrawals in that same contract year will reduce the benefit base pro rata. Reduction on a dollar-for-dollar basis means that your 6% Roll-Up to age 85 benefit base will be reduced by the dollar amount of the withdrawal for each Guaranteed benefit. The Annual Ratchet to age 85 benefit base will always be reduced on a pro rata basis.


HOW WITHDRAWALS AFFECT YOUR GWBL AND GWBL GUARANTEED MINIMUM DEATH BENEFIT

Your GWBL benefit base is not reduced by withdrawals until a withdrawal causes cumulative withdrawals in a contract year to exceed the Guaranteed annual withdrawal amount. Withdrawals that exceed the Guaranteed annual withdrawal amount, however, can significantly reduce your GWBL benefit base and Guaranteed annual withdrawal amount. For more information, see "Effect of Excess withdrawals" and "Other important considerations" under "Guaranteed withdrawal benefit for life ("GWBL")" in "Contract features and benefits" earlier in this Prospectus.

Your GWBL Standard death benefit base and GWBL Enhanced death benefit base are reduced on a dollar-for-dollar basis up to the Guaranteed annual withdrawal amount. Once a withdrawal causes cumulative withdrawals in a contract year to exceed your Guaranteed annual withdrawal amount, however, your GWBL Standard death benefit base and GWBL Enhanced death benefit base are reduced on a pro rata basis. If the reduced GWBL Enhanced death benefit base is greater than your account value (after the Excess withdrawal), we will further reduce your GWBL Enhanced death benefit base to equal your account value.


For purposes of calculating your GWBL and GWBL Guaranteed minimum death benefit amount, the amount of the Excess withdrawal will include the withdrawal amount paid to you and the amount of the withdrawal charge deducted from your account value. For more information on calculation of the charge, see "Withdrawal charge" later in the Prospectus. Please note that withdrawal charges do not apply to Accumulator(R) Select(SM) contracts.



WITHDRAWALS TREATED AS SURRENDERS

If you request to withdraw more than 90% of a contract's current cash value, we will treat it as a request to surrender the contract for its cash value. In addition, we have the right to pay the cash value and terminate the contract if no contributions are made during the last three completed contract years, and the account value is less than $500, or if you make a withdrawal that would result in a cash value of less than $500. The rules in the preceding sentence do not apply if the Guaranteed minimum income benefit no lapse guarantee is in effect on your contract. See "Surrendering your contract to receive its cash value" below. For the tax consequences of withdrawals, see "Tax information" later in this Prospectus.

SPECIAL RULES FOR THE GUARANTEED WITHDRAWAL BENEFIT FOR LIFE. We will not treat a withdrawal request that results in a withdrawal in excess of 90% of the contract's cash value as a request to surrender the contract unless it is an Excess withdrawal. In addition, we will not terminate your contract if either your account value or cash value falls below $500, unless it is due to an Excess withdrawal. In other words, if you take an Excess withdrawal that equals more than 90% of your cash value or reduces your cash value to less than $500, we will treat your request as a surrender of your contract even if your GWBL benefit base is greater than zero. Please also see "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus. Please also see "Guaranteed withdrawal benefit for life ("GWBL")" in "Contract features and benefits," earlier in this Prospectus, for more information on how withdrawals affect your guaranteed benefits and could potentially cause your contract to terminate.


LOANS UNDER ROLLOVER TSA CONTRACTS

Loans under a Rollover TSA contract are not permitted without employer or plan approval. We will not permit you to take a loan or have a loan outstanding while you are enrolled in our "automatic required minimum distribution (RMD) service" or if you elect the GWBL option or a PGB.

Loans are subject to federal income tax limits and are also subject to the limits of the plan. The loan rules under ERISA may apply to plans not sponsored by a governmental employer. Federal income tax rules apply to all plans, even if the plan is not subject to ERISA.

A loan will not be treated as a taxable distribution unless:

o  It exceeds limits of federal income tax rules;

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o  Interest and principal are not paid when due; or

o  In some instances, service with the employer terminates.

Taking a loan in excess of the Internal Revenue Code limits may result in adverse tax consequences.

Before we make a loan, you must properly complete and sign a loan request form. Loan processing may not be completed until we receive all information and approvals required to process the loan at our processing office.

We will permit you to have only one loan outstanding at a time. The minimum loan amount is $1,000. The maximum amount is $50,000 or, if less, 50% of your account value, subject to any limits under the federal income tax rules. The term of a loan is five years. However, if you use the loan to acquire your primary residence, the term is 10 years. The term may not extend beyond the earliest of:

(1)  the date annuity payments begin,

(2)  the date the contract terminates, and

(3) the date a death benefit is paid (the outstanding loan, including any accrued but unpaid loan interest, will be deducted from the death benefit amount).


A loan request under your Rollover TSA contract will be processed on the first business day of the month following the date on which the properly completed loan request form is received. Interest will accrue daily on your outstanding loan at a rate we set. The loan interest rate will be equal to the Moody's Corporate Bond Yield Averages for Baa bonds for the calendar month ending two months before the first day of the calendar quarter in which the rate is determined. Please see Appendix VII later in this Prospectus for any state rules that may affect loans from a TSA contract. Also, see "Tax information" later in this Prospectus for general rules applicable to loans as well as Appendix IX for a discussion of TSA contracts.


Tax consequences for failure to repay a loan when due are substantial, and may result in severe restrictions on your ability to borrow amounts under any plans of your employer in the future.

LOAN RESERVE ACCOUNT. On the date your loan is processed, we will transfer the amount of your loan to the "loan reserve account." Unless you specify otherwise, we will subtract your loan on a pro rata basis from your value in the variable investment options and the guaranteed interest option. If those amounts are insufficient, any additional amount of the loan will be subtracted from the fixed maturity options in the order of the earliest maturity date(s) first. A market value adjustment may apply. For Accumulator(R) and Accumulator(R) Elite(SM) contracts only, if such fixed maturity amounts are insufficient, we will deduct all or a portion of the loan from the account for special dollar cost averaging.


For the period of time your loan is outstanding, the loan reserve account rate we will credit will equal the loan interest rate minus a maximum rate of 2%. When you make a loan repayment, unless you specify otherwise, we will transfer the dollar amount of the loan repaid and the amount of interest earned from the loan reserve account to the investment options according to the allocation percentages we have on our records. For Accumulator(R) Plus(SM) contracts, loan repayments are not considered contributions and therefore are not eligible for additional credits.



SURRENDERING YOUR CONTRACT TO RECEIVE ITS CASH VALUE

You may surrender your contract to receive its cash value at any time while an owner is living (or for contracts with non-natural owners, while the annuitant is living) and before you begin to receive annuity payments. (Rollover TSA contracts may have restrictions and employer or plan approval is required.) For a surrender to be effective, we must receive your written request and your contract at our processing office. We will determine your cash value on the date we receive the required information.


All benefits under the contract will terminate as of the date we receive the required information, including the Guaranteed withdrawal benefit for life (if applicable), if your cash value is greater than your Guaranteed annual withdrawal amount remaining that year. If your cash value is not greater than your Guaranteed annual withdrawal amount remaining that year, then you will receive a supplementary life annuity contract. For more information, please see "Effect of your account value falling to zero" in "Contract features and benefits" earlier in this Prospectus. Also, if the Guaranteed minimum income benefit no lapse guarantee is in effect, the benefit will terminate without value if your cash value plus any other withdrawals taken in the contract year exceed 6% of the Roll-Up benefit base (as of the beginning of the contract year). For more information, please see "Insufficient account value" in "Determining your contract's value" and "Guaranteed withdrawal benefit for life ("GWBL")" in "Contract features and benefits" earlier in this Prospectus.


You may receive your cash value in a single sum payment or apply it to one or more of the annuity payout options. See "Your annuity payout options" below. For the tax consequences of surrenders, see "Tax information" later in this Prospectus.


WHEN TO EXPECT PAYMENTS

Generally, we will fulfill requests for payments out of the variable investment options within seven calendar days after the date of the transaction to which the request relates. These transactions may include applying proceeds to a variable annuity, payment of a death benefit, payment of any amount you withdraw (less any withdrawal charge, if applicable) and, upon surrender, payment of the cash value. We may postpone such payments or applying proceeds for any period during which:

(1)  the New York Stock Exchange is closed or restricts trading,

(2) the SEC determines that an emergency exists as a result of sales of securities or determination of the fair value of a variable investment option's assets is not reasonably practicable, or

(3) the SEC, by order, permits us to defer payment to protect people remaining in the variable investment options.

We can defer payment of any portion of your value in the guaranteed interest option, the fixed maturity options and the account for special


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dollar cost averaging (other than for death benefits) for up to six months while you are living. Please note that the account for special dollar cost averaging is available to Accumulator(R) and Accumulator(R) Elite(SM) contract owners only. We also may defer payments for a reasonable amount of time (not to exceed 10 days) while we are waiting for a contribution check to clear.

All payments are made by check and are mailed to you (or the payee named in a tax-free exchange) by U.S. mail, unless you request that we use an express delivery or wire transfer service at your expense.

YOUR ANNUITY PAYOUT OPTIONS

Deferred annuity contracts such as those in the Accumulator(R) Series provide for conversion to payout status at or before the contract's "maturity date." This is called annuitization. When your contract is annuitized, your Accumulator(R) Series contract and all its benefits will terminate and you will receive a supplemental annuity payout contract ("payout option") that provides periodic payments for life or for a specified period of time. In general, the periodic payment amount is determined by the account value or cash value of your Accumulator(R) Series contract at the time of annuitization and the annuity purchase factor to which that value is applied, as described below. Alternatively, if you have a Guaranteed minimum income benefit, you may exercise your benefit in accordance with its terms. We have the right to require you to provide any information we deem necessary to provide an annuity payout option. If an annuity payout is later found to be based on incorrect information, it will be adjusted on the basis of the correct information.


Your Accumulator(R) Series contract guarantees that upon annuitization, your annuity account value will be applied to a guaranteed annuity purchase factor for a life annuity payout option. We reserve the right, with advance notice to you, to change your annuity purchase factor any time after your fifth contract date anniversary and at not less than five year intervals after the first change. (Please see your contract and SAI for more information.) In addition, you may apply your account value or cash value, whichever is applicable, to any other annuity payout option that we may offer at the time of annuitization. We currently offer you several choices of annuity payout options. Some enable you to receive fixed annuity payments, which can be either level or increasing, and others enable you to receive variable annuity payments. Please see Appendix VII later in this Prospectus for variations that may apply in your state.

You can choose from among the annuity payout options listed below. Restrictions may apply, depending on the type of contract you own or the owner's and annuitant's ages at contract issue. Other than life annuity with period certain, we reserve the right to add, remove or change any of these annuity payout options at any time. In addition, if you are exercising your Guaranteed minimum income benefit, your choice of payout options are those that are available under the Guaranteed minimum income benefit (see "Guaranteed minimum income benefit option" in "Contract features and benefits" earlier in this Prospectus). If you elect the Guaranteed withdrawal benefit for life and choose to annuitize your contract before the maturity date, the Guaranteed withdrawal benefit for life will terminate without value even if your GWBL benefit base is greater than zero. Payments you receive under the annuity payout option you select may be less than you would have received under GWBL. See "Guaranteed withdrawal benefit for life ("GWBL")" in "Contract features and benefits" earlier in this Prospectus for further information.


--------------------------------------------------------------------------------
Fixed annuity payout options                 Life annuity
                                             Life annuity with period certain
                                             Life annuity with refund certain
                                             Period certain annuity
--------------------------------------------------------------------------------
Variable Immediate Annuity                   Life annuity
   payout options                            Life annuity with period certain
--------------------------------------------------------------------------------
Income Manager(R) payout options             Life annuity with period certain
   (available for owners and annuitants      Period certain annuity
   age 83 or less at contract issue)
--------------------------------------------------------------------------------

o Life annuity: An annuity that guarantees payments for the rest of the annuitant's life. Payments end with the last monthly payment before the annuitant's death. Because there is no continuation of benefits following the annuitant's death with this payout option, it provides the highest monthly payment of any of the life annuity options, so long as the annuitant is living.

o Life annuity with period certain: An annuity that guarantees payments for the rest of the annuitant's life. If the annuitant dies before the end of a selected period of time ("period certain"), payments continue to the beneficiary for the balance of the period certain. The period certain cannot extend beyond the annuitant's life expectancy. A life annuity with a period certain is the form of annuity under the contract that you will receive if you do not elect a different payout option. In this case, the period certain will be based on the annuitant's age and will not exceed 10 years.

o Life annuity with refund certain: An annuity that guarantees payments for the rest of the annuitant's life. If the annuitant dies before the amount applied to purchase the annuity option has been recovered, payments to the beneficiary will continue until that amount has been recovered. This payout option is available only as a fixed annuity.

o Period certain annuity: An annuity that guarantees payments for a specific period of time, usually 5, 10, 15, or 20 years. This guaranteed period may not exceed the annuitant's life expectancy. This option does not guarantee payments for the rest of the annuitant's life. It does not permit any repayment of the unpaid principal, so you cannot elect to receive part of the payments as a single sum payment with the rest paid in monthly annuity payments. This payout option is available only as a fixed annuity.

The life annuity, life annuity with period certain, and life annuity with refund certain payout options are available on a single life or joint and survivor life basis. The joint and survivor life annuity guarantees payments for the rest of the annuitant's life, and after the annuitant's death, payments continue to the survivor. We may offer other payout options not outlined here. Your financial professional can provide you with details.


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FIXED ANNUITY PAYOUT OPTIONS

With fixed annuities, we guarantee fixed annuity payments will be based either on the tables of guaranteed annuity purchase factors in your contract or on our then current annuity purchase factors, whichever is more favorable for you.


VARIABLE IMMEDIATE ANNUITY PAYOUT OPTIONS

Variable Immediate Annuities are described in a separate prospectus that is available from your financial professional. Before you select a Variable Immediate Annuity payout option, you should read the prospectus which contains important information that you should know.

Variable Immediate Annuities may be funded through your choice of available variable investment options investing in Portfolios of AXA Premier VIP Trust and EQ Advisors Trust. The contract also offers a fixed income annuity payout option that can be elected in combination with the variable income annuity payout option. The amount of each variable income annuity payment will fluctuate, depending upon the performance of the variable investment options, and whether the actual rate of investment return is higher or lower than an assumed base rate.


INCOME MANAGER(R) PAYOUT OPTIONS

The Income Manager(R) payout annuity contracts differ from the other payout annuity contracts. The other payout annuity contracts may provide higher or lower income levels, but do not have all the features of the Income Manager(R) payout annuity contract. You may request an illustration of the Income Manager(R) payout annuity contract from your financial professional. Income Manager(R) payout options are described in a separate prospectus that is available from your financial professional. Before you select an Income Manager(R) payout option, you should read the prospectus which contains important information that you should know.


Both NQ and IRA Income Manager(R) payout options provide guaranteed level payments. The Income Manager(R) (life annuity with period certain) also provides guaranteed increasing payments (NQ contracts only). You may not elect an Income Manager(R) payout option without life contingencies unless withdrawal charges are no longer in effect under your Accumulator(R) Series contract. Please note that withdrawal charges do not apply to Accumulator(R) Select(SM) contracts.


For QP and Rollover TSA contracts, if you want to elect an Income Manager(R) payout option, we will first roll over amounts in such contract to a Rollover IRA contract with the plan participant as owner. You must be eligible for a distribution under the QP or Rollover TSA contract.

You may choose to apply your account value of your Accumulator(R) Series contract to an Income Manager(R) payout annuity. In this case, we will consider any amounts applied as a withdrawal from your Accumulator(R) Series contract and we will deduct any applicable withdrawal charge, if applicable under your Accumulator(R) Series contract. For the tax consequences of withdrawals, see "Tax information" later in this Prospectus.

The Income Manager(R) payout options are not available in all states.

THE AMOUNT APPLIED TO PURCHASE AN ANNUITY PAYOUT OPTION

(For the purposes of this section, please note that withdrawal charges do not apply to Accumulator(R) Select(SM) contracts.)

The amount applied to purchase an annuity payout option varies depending on the payout option that you choose and the timing of your purchase as it relates to any withdrawal charges that apply under your Accumulator(R) Series contract. If amounts in a fixed maturity option are used to purchase any annuity payout option prior to the maturity date, a market value adjustment will apply.

For the fixed annuity payout options and Variable Immediate Annuity payout options, no withdrawal charge is imposed if you select a life annuity, life annuity with period certain or life annuity with refund certain.

The withdrawal charge applicable under your Accumulator(R) Series contract is imposed if you select a non-life contingent period certain payout annuity. If the period certain is more than 5 years, then the withdrawal charge deducted will not exceed 5% of the account value.

For the Income Manager(R) life contingent payout options, no withdrawal charge is imposed under your Accumulator(R) Series contract. If the withdrawal charge that otherwise would have been applied to your account value under your Accumulator(R) Series contract is greater than 2% of the contributions that remain in your contract at the time you purchase your payout option, the withdrawal charges under the Income Manager(R) will apply. The year in which your account value is applied to the payout option will be "contract year 1."


SELECTING AN ANNUITY PAYOUT OPTION

When you select a payout option, we will issue you a separate written agreement confirming your right to receive annuity payments. We require you to return your contract before annuity payments begin. The contract owner and annuitant must meet the issue age and payment requirements.


You can choose the date annuity payments begin but it may not be earlier than thirteen months from your Accumulator(R), Accumulator(R) Elite(SM) or Accumulator(R) Select(SM) contract date or not earlier than five years (in a limited number of jurisdictions this requirement may be more or less than five years) from your Accumulator(R) Plus(SM) contract date. Please see Appendix VII later in this Prospectus for information on state variations. Except with respect to the Income Manager(R) annuity payout options, where payments are made on the 15th day of each month, you can change the date your annuity payments are to begin anytime before that date as long as you do not choose a date later than the 28th day of any month. Also, that date may not be later than the annuity maturity date described below.

For Accumulator(R) Plus(SM) contracts, if you start receiving annuity payments within three years of making any contribution, we will recover the credit that applies to any contribution made within the prior three years. Please see Appendix VII later in this Prospectus for information on state variations.


The amount of the annuity payments will depend on the amount applied to purchase the annuity and the applicable annuity purchase factors, discussed earlier. The amount of each annuity payment will be


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less with a greater frequency of payments, or with a longer duration of a non-life contingent annuity or a longer certain period of a life contingent annuity. Once elected, the frequency with which you receive payments cannot be changed.

If, at the time you elect a payout option, the amount to be applied is less than $2,000 or the initial payment under the form elected is less than $20 monthly, we reserve the right to pay the account value in a single sum rather than as payments under the payout option chosen.

If you select an annuity payout option and payments have begun, no change can be made other than: (i) transfers (if permitted in the future) among the variable investment options if a Variable Immediate Annuity payout option is selected; and (ii) withdrawals or contract surrender (subject to a market value adjustment) if an Income Manager(R) payout option is chosen.


ANNUITY MATURITY DATE

Your contract has a maturity date by which you must either take a lump sum payment or select an annuity payout option. The maturity date is based on the age of the original annuitant at contract issue and cannot be changed other than in conformance with applicable law even if you name a new annuitant. The maturity date is generally the contract date anniversary that follows the annuitant's 95th birthday. We will send a notice with the contract statement one year prior to the maturity date.

If you elect the Guaranteed withdrawal benefit for life and your contract is annuitized at maturity, we will offer an annuity payout option that guarantees you will receive payments for life that are at least equal to what you would have received under the Guaranteed withdrawal benefit for life. At annuitization, you will no longer be able to take withdrawals in addition to the payments under this annuity payout option. You will still be able to surrender the contract at any time for any remaining account value. As described in "Contract features and benefits" under "Guaranteed withdrawal benefit for life ("GWBL")," these payments will have the potential to increase with favorable investment performance. Any remaining Guaranteed minimum death benefit value will be transferred to the annuity payout contract as your "minimum death benefit." If the enhanced death benefit had been elected, its value as of the date the annuity payout contract is issued will become your minimum death benefit, and it will continue to ratchet annually if your account value is greater than your minimum death benefit base. The minimum death benefit will be reduced dollar-for-dollar by each payment. If you die while there is any minimum death benefit remaining, it will be paid to your beneficiary.

Please see Appendix VII later in this Prospectus for variations that may apply in your state.


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5. Charges and expenses

--------------------------------------------------------------------------------

CHARGES THAT AXA EQUITABLE DEDUCTS

We deduct the following charges each day from the net assets of each variable investment option. These charges are reflected in the unit values of each variable investment option:

o  A mortality and expense risks charge

o  An administrative charge

o  A distribution charge

We deduct the following charges from your account value. When we deduct these charges from your variable investment options, we reduce the number of units credited to your contract:

o On each contract date anniversary -- an annual administrative charge, if applicable.

o At the time you make certain withdrawals or surrender your contract -- a withdrawal charge (not applicable to Accumulator(R) Select(SM) contracts).

o On each contract date anniversary -- a charge for each optional benefit you elect: a death benefit (other than the Standard and GWBL Standard death benefit); the Guaranteed minimum income benefit; the Guaranteed withdrawal benefit for life; and the Earnings enhancement benefit.

o On any contract date anniversary on which you are participating in a PGB -- a charge for a PGB.

o At the time annuity payments are to begin -- charges designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state. An annuity administrative fee may also apply.

More information about these charges appears below. We will not increase these charges for the life of your contract, except as noted. We may reduce certain charges under group or sponsored arrangements. See "Group or sponsored arrangements" later in this section.

The charges under the contracts are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under the contracts. They are also designed, in the aggregate, to compensate us for the risks of loss we assume pursuant to the contracts. If, as we expect, the charges that we collect from the contracts exceed our total costs in connection with the contracts, we will earn a profit. Otherwise, we will incur a loss.

The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this Prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray, a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk. Nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the contracts.

To help with your retirement planning, we may offer other annuities with different charges, benefits and features. Please contact your financial professional for more information.

SEPARATE ACCOUNT ANNUAL EXPENSES


MORTALITY AND EXPENSE RISKS CHARGE. We deduct a daily charge from the net assets in each variable investment option to compensate us for mortality and expense risks, including the Standard death benefit. Below is the daily charge shown as an annual rate of the net assets in each variable investment option for each contract in the Accumulator(R) Series:

     Accumulator(R): 0.80%
     Accumulator(R) Plus(SM): 0.95%
     Accumulator(R) Elite(SM): 1.10%
     Accumulator(R) Select(SM): 1.10%


The mortality risk we assume is the risk that annuitants as a group will live for a longer time than our actuarial tables predict. If that happens, we would be paying more in annuity income than we planned. We also assume a risk that the mortality assumptions reflected in our guaranteed annuity payment tables, shown in each contract, will differ from actual mortality experience. Lastly, we assume a mortality risk to the extent that at the time of death, the Guaranteed minimum death benefit exceeds the cash value of the contract. The expense risk we assume is the risk that it will cost us more to issue and administer the contracts than we expect. For Accumulator(R) Plus(SM) contracts, a portion of this charge also compensates us for the contract credit. For a discussion of the credit, see "Credits" in "Contract features and benefits" earlier in this Prospectus. We expect to make a profit from this charge.



ADMINISTRATIVE CHARGE. We deduct a daily charge from the net assets in each variable investment option. The charge, together with the annual administrative charge described below, is to compensate us for administrative expenses under the contracts. Below is the daily charge shown as an annual rate of the net assets in each variable investment option for each contract in the Accumulator(R) Series:

     Accumulator(R): 0.30%
     Accumulator(R) Plus(SM): 0.35%
     Accumulator(R) Elite(SM): 0.30%
     Accumulator(R) Select(SM): 0.25%


DISTRIBUTION CHARGE. We deduct a daily charge from the net assets in each variable investment option to compensate us for a portion of our sales expenses under the contracts. Below is the daily charge shown as an annual rate of the net assets in each variable investment option for each contract in the Accumulator(R) Series:

     Accumulator(R): 0.20%
     Accumulator(R) Plus(SM): 0.25%
     Accumulator(R) Elite(SM): 0.25%
     Accumulator(R) Select(SM): 0.35%

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ANNUAL ADMINISTRATIVE CHARGE

We deduct an administrative charge from your account value on each contract date anniversary. We deduct the charge if your account value on the last business day of the contract year is less than $50,000. If your account value on such date is $50,000 or more, we do not deduct the charge. During the first two contract years, the charge is equal to $30 or, if less, 2% of your account value. The charge is $30 for contract years three and later.

We will deduct this charge from your value in the variable investment options and the guaranteed interest option (see Appendix VII later in this Prospectus to see if deducting this charge from the guaranteed interest option is permitted in your state) on a pro rata basis. If those amounts are insufficient, we will deduct all or a portion of the charge from the fixed maturity options (if available) in the order of the earliest maturity date(s) first. If such fixed maturity option amounts are insufficient, we will deduct all or a portion of the charge from the account for special dollar cost averaging or the account for 12 month dollar cost averaging, as applicable. Please note that the account for special dollar cost averaging is available to Accumulator(R) and Accumulator(R) Elite(SM) contract owners only and the account for 12 month dollar cost averaging is available for Accumulator(R) Select(SM) contract owners only..

If the contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year. A market value adjustment will apply to deductions from the fixed maturity options.

If your account value is insufficient to pay this charge, your contract will terminate without value and you will lose any applicable guaranteed benefits except as noted under "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus.


WITHDRAWAL CHARGE

(For Accumulator(R), Accumulator(R) Plus(SM) and Accumulator(R) Elite(SM) contracts only)


A withdrawal charge applies in two circumstances: (1) if you make one or more withdrawals during a contract year that, in total, exceed the 10% free withdrawal amount, described below, or (2) if you surrender your contract to receive its cash value or to apply your cash value to a non-life contingent annuity payout option. For more information about the withdrawal charge if you select an annuity payout option, see "Your annuity payout options--The amount applied to purchase an annuity payout option" in "Accessing your money" earlier in the Prospectus. For Accumulator(R) Plus(SM) contracts, a portion of this charge also compensates us for the contract credit. For a discussion of the credit, see "Credits" in "Contract features and benefits" earlier in this Prospectus. We expect to make a profit from this charge.

The withdrawal charge equals a percentage of the contributions withdrawn. For Accumulator(R) Plus(SM) contracts, we do not consider credits to be contributions. Therefore, there is no withdrawal charge associated with a credit.


The percentage of the withdrawal charge that applies to each contribution depends on how long each contribution has been invested in the contract. We determine the withdrawal charge separately for each contribution according to the following table:


--------------------------------------------------------------------------------
                          WITHDRAWAL CHARGE AS A % OF CONTRIBUTION
                                       CONTRACT YEAR
--------------------------------------------------------------------------------
                     1     2     3     4    5      6     7     8       9
--------------------------------------------------------------------------------
  Accumulator(R)    7%    7%    6%    6%   5%      3%    1%    0%(a)  --
  Accumulator(R)
      Plus(SM)      8%    8%    7%    7%   6%      5%    4%    3%     0%(b)
  Accumulator(R)
     Elite(SM)      8%    7%    6%    5%   0%(c)   --    --    --     --
--------------------------------------------------------------------------------

(a) Charge does not apply in the 8th and subsequent contract years following contribution.
(b) Charge does not apply in the 9th and subsequent contract years following contribution.
(c) Charge does not apply in the 5th and subsequent contract years following contribution.


For purposes of calculating the withdrawal charge, we treat the contract year in which we receive a contribution as "contract year 1" and the withdrawal charge is reduced or expires on each applicable contract date anniversary. Amounts withdrawn up to the free withdrawal amount are not considered withdrawals of any contribution. We also treat contributions that have been invested the longest as being withdrawn first. We treat contributions as withdrawn before earnings for purposes of calculating the withdrawal charge. However, federal income tax rules treat earnings under your contract as withdrawn first. See "Tax information" later in this Prospectus.

Please see Appendix VII later in this Prospectus for possible withdrawal charge schedule variations in your state.

In order to give you the exact dollar amount of the withdrawal you request, we deduct the amount of the withdrawal and the withdrawal charge from your account value. Any amount deducted to pay withdrawal charges is also subject to that same withdrawal charge percentage. We deduct the charge in proportion to the amount of the withdrawal subtracted from each investment option. The withdrawal charge helps cover our sales expenses.

For purposes of calculating reductions in your guaranteed benefits and associated benefit bases, the withdrawal amount includes both the withdrawal amount paid to you and the amount of the withdrawal charge deducted from your account value. For more information, see "Guaranteed minimum death benefit and Guaranteed minimum income benefit base" and "How withdrawals affect your Guaranteed minimum income benefit and Guaranteed minimum death benefit" earlier in this Prospectus.

The withdrawal charge does not apply in the circumstances described below.

10% FREE WITHDRAWAL AMOUNT. Each contract year you can withdraw up to 10% of your account value without paying a withdrawal charge. The 10% free withdrawal amount is determined using your account value at the beginning of each contract year. In the first contract year, the 10% free withdrawal amount is determined using all contributions received in the first 90 days of the contract year. Additional contributions during the contract year do not increase your 10% free withdrawal amount. The 10% free withdrawal amount does not apply if you surrender your contract except where required by law.

For Accumulator(R) and Accumulator(R) Elite(SM) NQ contracts issued to a charitable remainder trust, the free withdrawal amount will equal the greater of: (1) the current account value less contributions that have


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not been withdrawn (earnings in the contract) and (2) the 10% free withdrawal amount defined above.

CERTAIN WITHDRAWALS. If you elected the Guaranteed minimum income benefit and/or the Greater of 6% Roll-Up to age 85 or Annual Ratchet to age 85 enhanced death benefit, the withdrawal charge will be waived for any withdrawal that, together with any prior withdrawals made during the contract year, does not exceed 6% of the beginning of contract year 6% Roll-Up to age 85 benefit base, even if such withdrawals exceed the free withdrawal amount. Also, a withdrawal charge does not apply to a withdrawal that exceeds 6% of the beginning of contract year 6% Roll-Up to age 85 benefit base as long as it does not exceed the free withdrawal amount. If your withdrawal exceeds the amount described above, this waiver is not applicable to that withdrawal nor to any subsequent withdrawal for the life of the contract.

If you elect the Guaranteed withdrawal benefit for life, we will waive any withdrawal charge for any withdrawals during the contract year up to the Guaranteed annual withdrawal amount, even if such withdrawals exceed the free withdrawal amount. However, each withdrawal reduces the free withdrawal amount for that contract year by the amount of the withdrawal. Also, a withdrawal charge does not apply to a withdrawal that exceeds the Guaranteed annual withdrawal amount as long as it does not exceed the free withdrawal amount. Withdrawal charges, if applicable, are applied to the amount of the withdrawal that exceeds both the free withdrawal amount and the Guaranteed annual withdrawal amount.

DISABILITY, TERMINAL ILLNESS, OR CONFINEMENT TO NURSING HOME. The withdrawal charge also does not apply if:

(i) An owner (or older joint owner, if applicable) has qualified to receive Social Security disability benefits as certified by the Social Security Administration; or

(ii) We receive proof satisfactory to us (including certification by a licensed physician) that an owner's (or older joint owner's, if applicable) life expectancy is six months or less; or

(iii) An owner (or older joint owner, if applicable) has been confined to a nursing home for more than 90 days (or such other period, as required in your state) as verified by a licensed physician. A nursing home for this purpose means one that is (a) approved by Medicare as a provider of skilled nursing care service, or (b) licensed as a skilled nursing home by the state or territory in which it is located (it must be within the United States, Puerto Rico, or U.S. Virgin Islands) and meets all of the following:

      - its main function is to provide skilled, intermediate, or custodial nursing care;

      - it provides continuous room and board to three or more persons;

      - it is supervised by a registered nurse or licensed practical nurse;

      - it keeps daily medical records of each patient;

      - it controls and records all medications dispensed; and

      - its primary service is other than to provide housing for residents.

We reserve the right to impose a withdrawal charge, in accordance with your contract and applicable state law, if the conditions described in (i), (ii) or
(iii) above existed at the time a contribution was remitted or if the condition began within 12 months of the period following remittance. Some states may not permit us to waive the withdrawal charge in the above circumstances, or may limit the circumstances for which the withdrawal charge may be waived. Your financial professional can provide more information or you may contact our processing office.


GUARANTEED MINIMUM DEATH BENEFIT CHARGE

ANNUAL RATCHET TO AGE 85. If you elect the Annual Ratchet to age 85 enhanced death benefit, we deduct a charge annually from your account value on each contract date anniversary for which it is in effect. The charge is equal to 0.25% of the Annual Ratchet to age 85 benefit base.

GREATER OF 6% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85. If you elect this enhanced death benefit, we deduct a charge annually from your account value on each contract date anniversary for which it is in effect. The charge is equal to either 0.65% or 0.60% of the Greater of 6% Roll-Up to age 85 or Annual Ratchet to age 85 benefit base, depending upon when and where you purchased your contract. Please see Appendix VIII later in this Prospectus for more information on the Guaranteed minimum death benefit charge applicable to your contract.

GWBL ENHANCED DEATH BENEFIT. This death benefit is only available if you elect the GWBL option. If you elect this enhanced death benefit, we deduct a charge annually from your account value on each contract date anniversary. The charge is equal to 0.30% of the GWBL Enhanced death benefit base.

WHEN WE DEDUCT THESE CHARGES. We will deduct these charges from your value in the variable investment options (or, if applicable, the permitted variable investment options) and the guaranteed interest option on a pro rata basis (see Appendix VII later in this Prospectus to see if deducting these charges from the guaranteed interest option is permitted in your state). If those amounts are insufficient, we will deduct all or a portion of these charges from the fixed maturity options (if applicable) in the order of the earliest maturity date(s) first. A market value adjustment will apply to deductions from the fixed maturity options. If such fixed maturity option amounts are still insufficient, we will deduct all or a portion of these charges from the account for special dollar cost averaging. Please note that the account for special dollar cost averaging is available to Accumulator(R) and Accumulator(R) Elite(SM) contract owners only.

If the contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of these charges for that year.

If your account value is insufficient to pay these charges, your contract will terminate without value and you will lose any applicable guaranteed benefits except as noted under "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus.

STANDARD DEATH BENEFIT AND GWBL STANDARD DEATH BENEFIT. There is no additional charge for these standard death benefits.


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PRINCIPAL GUARANTEE BENEFITS CHARGE


If you purchase a PGB, we deduct a charge annually from your account value on each contract date anniversary on which you are participating in a PGB. The charge is equal to 0.50% of the account value for the 100% Principal guarantee benefit and 0.75% of the account value for the 125% Principal guarantee benefit. We will continue to deduct the charge until your benefit maturity date. We will deduct this charge from your value in the permitted variable investment options and the guaranteed interest option (see Appendix VII later in this Prospectus to see if deducting this charge from the guaranteed interest option is permitted in your state) on a pro rata basis. If such amounts are insufficient, we will deduct all or a portion of this charge from the account for special dollar cost averaging. Please note that the account for special dollar cost averaging is available to Accumulator(R) and Accumulator(R) Elite(SM) contract owners only.


If the contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year.

If your account value is insufficient to pay this charge, your contract will terminate without value and you will lose any applicable guaranteed benefits except as noted under "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus.



GUARANTEED MINIMUM INCOME BENEFIT CHARGE


If you elect the Guaranteed minimum income benefit, we deduct a charge annually from your account value on each contract date anniversary until such time as you exercise the Guaranteed minimum income benefit, elect another annuity payout option, or the contract date anniversary after the owner (or older joint owner, if applicable) reaches age 85, whichever occurs first. The charge is equal to 0.65% of the applicable benefit base in effect on the contract date anniversary.

We will deduct this charge from your value in the variable investment options and the guaranteed interest option on a pro rata basis (see Appendix VII later in this Prospectus to see if deducting this charge from the guaranteed interest option is permitted in your state). If those amounts are insufficient, we will deduct all or a portion of the charge from the fixed maturity options in the order of the earliest maturity date(s) first. A market value adjustment will apply to deductions from the fixed maturity options. If such fixed maturity option amounts are still insufficient, we will deduct all or a portion of the charge from the account for special dollar cost averaging. Please note that the account for special dollar cost averaging is available to Accumulator(R) and Accumulator(R) Elite(SM) contract owners only.

If the contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year.

If your account value is insufficient to pay this charge, your contract will terminate without value and you will lose any applicable guaranteed benefits except as noted under "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus.

EARNINGS ENHANCEMENT BENEFIT CHARGE

If you elect the Earnings enhancement benefit, we deduct a charge annually from your account value on each contract date anniversary for which it is in effect. The charge is equal to 0.35% of the account value on each contract date anniversary. We will deduct this charge from your value in the variable investment options and the guaranteed interest option on a pro rata basis. If those amounts are insufficient, we will deduct all or a portion of the charge from the fixed maturity options in the order of the earliest maturity date(s) first. If such fixed maturity option amounts are insufficient, we will deduct all or a portion of the charge from the account for special dollar cost averaging. Please note that the account for special dollar cost averaging is available to Accumulator(R) and Accumulator(R) Elite(SM) contract owners only.

If the contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year. A market value adjustment will apply to deductions from the fixed maturity options.

If your account value is insufficient to pay this charge, your contract will terminate without value and you will lose any applicable guaranteed benefits except as noted under "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus.


GUARANTEED WITHDRAWAL BENEFIT FOR LIFE BENEFIT CHARGE

If you elect the Guaranteed withdrawal benefit for life ("GWBL"), we deduct a charge annually as a percentage of your GWBL benefit base on each contract date anniversary. If you elect the Single Life option, the charge is equal to 0.60%. If you elect the Joint Life option, the charge is equal to 0.75%. We will deduct this charge from your value in the permitted variable investment options and the guaranteed interest option on a pro rata basis. (See Appendix VII later in this Prospectus to see if deducting this charge from the guaranteed interest option is permitted in your state.) If those amounts are insufficient, we will deduct all or a portion of the charge from the account for special dollar cost averaging. Please note that the account for special dollar cost averaging is available to Accumulator(R) and Accumulator(R) Elite(SM) contract owners only.

If the contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year.

GWBL BENEFIT BASE ANNUAL RATCHET CHARGE. If your GWBL benefit base ratchets, we reserve the right to raise the charge at the time of an Annual Ratchet. The maximum charge for the Single Life option is 0.75%. The maximum charge for the Joint Life option is 0.90%. The increased charge, if any, will apply as of the contract date anniversary on which your GWBL benefit base ratchets and on all contract date anniversaries thereafter. We will permit you to opt out of the ratchet if the charge increases.

For Joint Life contracts, if the successor owner or joint annuitant is dropped before you take your first withdrawal, we will adjust the charge at that time to reflect a Single Life. If the successor owner or joint annuitant is dropped after withdrawals begin, the charge will continue based on a Joint Life basis.


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CHARGES FOR STATE PREMIUM AND OTHER APPLICABLE TAXES

We deduct a charge designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state. Generally, we deduct the charge from the amount applied to provide an annuity payout option. The current tax charge that might be imposed varies by jurisdiction and ranges from 0% to 3.5%.


VARIABLE IMMEDIATE ANNUITY PAYOUT OPTION ADMINISTRATIVE FEE

We currently deduct a fee of $350 from the amount to be applied to the Variable Immediate Annuity payout option. This option may not be available at the time you elect to annuitize or it may have a different charge.


CHARGES THAT THE TRUSTS DEDUCT

The Trusts deduct charges for the following types of fees and expenses:

o  Management fees.

o  12b-1 fees.

o Operating expenses, such as trustees' fees, independent public accounting firms' fees, legal counsel fees, administrative service fees, custodian fees and liability insurance.

o  Investment-related expenses, such as brokerage commissions.

These charges are reflected in the daily share price of each Portfolio. Since shares of each Trust are purchased at their net asset value, these fees and expenses are, in effect, passed on to the variable investment options and are reflected in their unit values. Certain Portfolios available under the contract in turn invest in shares of other Portfolios of AXA Premier VIP Trust and EQ Advisors Trust and/or shares of unaffiliated portfolios (collectively, the "underlying portfolios"). The underlying portfolios each have their own fees and expenses, including management fees, operating expenses, and investment related expenses such as brokerage commissions. For more information about these charges, please refer to the prospectuses for the Trusts.


GROUP OR SPONSORED ARRANGEMENTS


For certain group or sponsored arrangements, we may reduce the withdrawal charge (if applicable under your Accumulator(R) Series contract) or the mortality and expense risks charge, or change the minimum initial contribution requirements. We also may change the Guaranteed minimum income benefit or the Guaranteed minimum death benefit, or offer variable investment options that invest in shares of the Trusts that are not subject to the 12b-1 fee. If permitted under the terms of our exemptive order regarding the Accumulator(R) Plus(SM) bonus feature, we may also change the crediting percentage that applies to contributions. Group arrangements include those in which a trustee or an employer, for example, purchases contracts covering a group of individuals on a group basis. Group arrangements are not available for IRA contracts. Sponsored arrangements include those in which an employer allows us to sell contracts to its employees or retirees on an individual basis.


Our costs for sales, administration and mortality generally vary with the size and stability of the group or sponsoring organization, among other factors. We take all these factors into account when reducing charges. To qualify for reduced charges, a group or sponsored arrangement must meet certain requirements, such as requirements for size and number of years in existence. Group or sponsored arrangements that have been set up solely to buy contracts or that have been in existence less than six months will not qualify for reduced charges.

We also may establish different rates to maturity for the fixed maturity options under different classes of contracts for group or sponsored arrangements.

We will make these and any similar reductions according to our rules in effect when we approve a contract for issue. We may change these rules from time to time. Any variation will reflect differences in costs or services and will not be unfairly discriminatory.

Group or sponsored arrangements may be governed by federal income tax rules, the Employee Retirement Income Security Act of 1974 ("ERISA") or both. We make no representations with regard to the impact of these and other applicable laws on such programs. We recommend that employers, trustees, and others purchasing or making contracts available for purchase under such programs seek the advice of their own legal and benefits advisers.


OTHER DISTRIBUTION ARRANGEMENTS

We may reduce or eliminate charges when sales are made in a manner that results in savings of sales and administrative expenses, such as sales through persons who are compensated by clients for recommending investments and who receive no commission or reduced commissions in connection with the sale of the contracts. We will not permit a reduction or elimination of charges where it would be unfairly discriminatory.


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6. Payment of death benefit

--------------------------------------------------------------------------------

YOUR BENEFICIARY AND PAYMENT OF BENEFIT

You designate your beneficiary when you apply for your contract. You may change your beneficiary at any time. The change will be effective as of the date the written request is executed, whether or not you are living on the date the change is received in our processing office. We are not responsible for any beneficiary change request that we do not receive. We will send you a written confirmation when we receive your request.

Under jointly owned contracts, the surviving owner is considered the beneficiary, and will take the place of any other beneficiary. You may be limited as to the beneficiary you can designate in a Rollover TSA contract. In a QP contract, the beneficiary must be the trustee. Where an NQ contract is owned for the benefit of a minor pursuant to the Uniform Gift to Minors Act or the Uniform Transfers to Minors Act, the beneficiary must be the estate of the minor. Where an IRA contract is owned in a custodial individual retirement account, the custodian must be the beneficiary.


The death benefit is equal to your account value (without adjustment for any otherwise applicable negative market value adjustment) or, if greater, the applicable Guaranteed minimum death benefit. In either case, the death benefit is increased by any amount applicable under the Earnings enhancement benefit. We determine the amount of the death benefit (other than the applicable Guaranteed minimum death benefit) and any amount applicable under the Earnings enhancement benefit, as of the date we receive satisfactory proof of the owner's (or older joint owner's, if applicable) death, any required instructions for the method of payment, forms necessary to effect payment and any other information we may require. For Accumulator(R) Plus(SM) contracts, the account value used to determine the death benefit and the Earnings enhancement benefit will first be reduced by the amount of any credits applied in the one-year period prior to the owner's (or older joint owner's, if applicable) death. The amount of the applicable Guaranteed minimum death benefit will be such Guaranteed minimum death benefit as of the date of the owner's (or older joint owner's, if applicable) death adjusted for any subsequent withdrawals. For Rollover TSA contracts with outstanding loans, we will reduce the amount of the death benefit by the amount of the outstanding loan, including any accrued but unpaid interest on the date that the death benefit payment is made. Payment of the death benefit terminates the contract.


Your beneficiary designation may specify the form of death benefit payout (such as a life annuity), provided the payout you elect is one that we offer both at the time of designation and when the death benefit is payable. In general, the beneficiary will have no right to change the election. You should be aware that
(i) in accordance with current federal income tax rules, we apply a predetermined death benefit annuity payout election only if payment of the death benefit amount begins within one year following the date of death, which payment may not occur if the beneficiary has failed to provide all required information before the end of that period, (ii) we will not apply the predetermined death benefit payout election if doing so would violate any federal income tax rules or any other applicable law, and (iii) a beneficiary or a successor owner who continues the contract under one of the continuation options described below will have the right to change your annuity payout election.

In general, if the annuitant dies, the owner (or older joint owner, if applicable) will become the annuitant, and the death benefit is not payable.


EFFECT OF THE OWNER'S DEATH

In general, if the owner dies while the contract is in force, the contract terminates and the applicable death benefit is paid. If the contract is jointly owned, the death benefit is payable upon the death of the older owner. If the contract has a non-natural owner, the death benefit is payable upon the death of the annuitant. For Joint Life contracts with GWBL, the death benefit is paid to the beneficiary at the death of the second to die of the owner and successor owner, or the annuitant and joint annuitant, as applicable.

There are various circumstances, however, in which the contract can be continued by a successor owner or under a Beneficiary continuation option ("BCO"). For contracts with spouses who are joint owners, the surviving spouse will automatically be able to continue the contract under the "Spousal continuation" feature or under our Beneficiary continuation option, as discussed below. For contracts with non-spousal joint owners, the joint owner will be able to continue the contract as a successor owner subject to the limitations discussed below under "Non-spousal joint owner contract continuation." If you are the sole owner and your spouse is the sole primary beneficiary, your surviving spouse can continue the contract as a successor owner as discussed below, under "Spousal continuation" or under our Beneficiary continuation option, as discussed below.

If the beneficiary is not the surviving spouse or if the surviving joint owner is not the surviving spouse, federal income tax rules generally require payments of amounts under the contract to be made within five years of an owner's death (the "5-year rule"). In certain cases, an individual beneficiary or non-spousal surviving joint owner may opt to receive payments over his/her life (or over a period not in excess of his/her life expectancy) if payments commence within one year of the owner's death. Any such election must be made in accordance with our rules at the time of death. If the beneficiary of a contract with one owner or a younger non-spousal joint owner continues the contract under the 5-year rule, in general, all guaranteed benefits and their charges will end. If a PGB election is in effect upon your death with a benefit maturity date of less than five years from the date of death, it will remain in effect. For more information on non-spousal joint owner contract continuation, see the section immediately below.


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NON-SPOUSAL JOINT OWNER CONTRACT CONTINUATION

Upon the death of either owner, the surviving joint owner becomes the sole owner.

Any death benefit (if the older owner dies first) or cash value (if the younger owner dies first) must be fully paid to the surviving joint owner within five years. The surviving owner may instead elect to receive a life annuity, provided payments begin within one year of the deceased owner's death. If the life annuity is elected, the contract and all benefits terminate.


If the older owner dies first, we will increase the account value to equal the Guaranteed minimum death benefit, if higher, and by the value of the Earnings enhancement benefit. The surviving owner can elect to (1) take a lump sum payment; (2) annuitize within one year; (3) continue the contract for up to five years; or (4) continue the contract under the Beneficiary continuation option. For Accumulator(R) Plus(SM) contracts, if any contributions are made during the one-year period prior to the owner's death, the account value will first be reduced by any credits applied to any such contributions.


If the contract continues, the Guaranteed minimum death benefit and charge and the Guaranteed minimum income benefit and charge will then be discontinued. Withdrawal charges, if applicable under your Accumulator(R) Series contract, will no longer apply, and no additional contributions will be permitted.

If the younger owner dies first, the surviving owner can elect to (1) take a lump sum payment; (2) annuitize within one year; (3) continue the contract for up to five years; or (4) continue the contract under the Beneficiary continuation option. If the contract continues, the death benefit is not payable, and the Guaranteed minimum death benefit and the Earnings enhancement benefit, if applicable, will continue without change. If the Guaranteed minimum income benefit cannot be exercised within the period required by federal tax laws, the benefit and charge will terminate as of the date we receive proof of death. Withdrawal charges, if applicable under your Accumulator(R) Series contract, will continue to apply and no additional contributions will be permitted.

Upon the death of either owner, if the surviving owner elects the 5-year rule and a PGB was in effect upon the owner's death with a maturity date of more than five years from the date of death, we will terminate the benefit and the charge.


SPOUSAL CONTINUATION

If you are the contract owner and your spouse is the sole primary beneficiary or you jointly own the contract with your spouse, your spouse may elect to continue the contract as successor owner upon your death. Spousal beneficiaries (who are not also joint owners) must be 85 or younger as of the date of the deceased spouse's death in order to continue the contract under Spousal continuation. The determination of spousal status is made under applicable state law. However, in the event of a conflict between federal and state law, we follow federal rules.

The younger spouse joint owner (for NQ contracts only) or the spouse beneficiary (under a Single owner contract), may elect to receive the death benefit or continue the contract, as follows:


o As of the date we receive satisfactory proof of your death, any required instructions, information and forms necessary, we will increase the account value to equal the elected Guaranteed minimum death benefit as of the date of your death if such death benefit is greater than such account value, plus any amount applicable under the Earnings enhancement benefit, and adjusted for any subsequent withdrawals. For Accumulator(R) Plus(SM) contracts, if any contributions are made during the one-year period prior to the owner's death, the account value will first be reduced by any credits applied to any such contributions. The increase in the account value will be allocated to the investment options according to the allocation percentages we have on file for your contract.

o In general, withdrawal charges will no longer apply to contributions made before your death. Withdrawal charges will apply if additional contributions are made. Please note that withdrawal charges do not apply to Accumulator(R) Select(SM) contracts.


o The applicable Guaranteed minimum death benefit option may continue as follows:

       - If the surviving spouse is age 75 or younger on the date of your death, and you were age 84 or younger at death, the Guaranteed minimum death benefit you elected continues and will continue to grow according to its terms until the contract date anniversary following the date the surviving spouse reaches age 85.

       - If the surviving spouse is age 75 or younger on the date of your death, and you were age 85 or older at death, we will reinstate the Guaranteed minimum death benefit you elected. The benefit base (which had previously been frozen at age 85) will now continue to grow according to its terms until the contract date anniversary following the date the surviving spouse reaches age 85.

       - If the surviving spouse is age 76 or over on the date of your death, the Guaranteed minimum death benefit and charge will be discontinued.

       - If the Guaranteed minimum death benefit continues, the Guaranteed minimum death benefit/Guaranteed minimum income benefit roll-up benefit base reset, if applicable, will be based on the surviving spouse's age at the time of your death. The next available reset will be based on the contract issue date or last reset, as applicable.

       - For single owner contracts with the GWBL Enhanced death benefit, we will discontinue the benefit and charge. However, we will freeze the GWBL Enhanced death benefit base as of the date of your death (less subsequent withdrawals), and pay it upon your spouse's death.

o The Earnings enhancement benefit will be based on the surviving spouse's age at the date of the deceased spouse's death for the remainder of the life of the contract. If the benefit had been previously frozen because the older spouse had attained age 80, it will be reinstated if the surviving spouse is age 75 or younger. The benefit is then frozen on the contract date anniversary after the


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   surviving spouse reaches age 80. If the surviving spouse is age 76 or older, the benefit and charge will be discontinued.

o If elected, PGB continues and is based on the same benefit maturity date and guaranteed amount that was guaranteed.

o The Guaranteed minimum income benefit may continue if the benefit had not already terminated and the benefit will be based on the surviving spouse's age at the date of the deceased spouse's death. See "Guaranteed minimum income benefit" in "Contract features and benefits" earlier in this Prospectus.

o If you elect the Guaranteed withdrawal benefit for life on a Joint Life basis, the benefit and charge will remain in effect and no death benefit is payable until the death of the surviving spouse. Withdrawal charges, if applicable under your Accumulator(R) Series contract, will continue to apply to all contributions made prior to the deceased spouse's death. No additional contributions will be permitted. If you elect the Guaranteed withdrawal benefit for life on a Single Life basis, the benefit and charge will terminate.

o If the deceased spouse was the annuitant, the surviving spouse becomes the annuitant.

Where an NQ contract is owned by a Living Trust, as defined in the contract, and at the time of the annuitant's death the annuitant's spouse is the sole beneficiary of the Living Trust, the Trustee, as owner of the contract, may request that the spouse be substituted as annuitant as of the date of the annuitant's death. No further change of annuitant will be permitted.

Where an IRA contract is owned in a custodial individual retirement account, and your spouse is the sole beneficiary of the account, the custodian may request that the spouse be substituted as annuitant after your death.

For jointly owned NQ contracts, if the younger spouse dies first no death benefit is paid, and the contract continues as follows:

o The Guaranteed minimum death benefit, the Earnings enhancement benefit and the Guaranteed minimum income benefit continue to be based on the older spouse's age for the life of the contract.

o If the deceased spouse was the annuitant, the surviving spouse becomes the annuitant.

o If a PGB had been elected, the benefit continues and is based on the same benefit maturity date and guaranteed amount.

o If you elect the Guaranteed withdrawal benefit for life, the benefit and charge will remain in effect and no death benefit is payable until the death of the surviving spouse.


o The withdrawal charge schedule remains in effect. Please note that withdrawal charges do not apply to Accumulator(R) Select(SM) contracts.


If you divorce, Spousal continuation does not apply.


BENEFICIARY CONTINUATION OPTION

This feature permits a designated individual, on the contract owner's death, to maintain a contract with the deceased contract owner's name on it and receive distributions under the contract, instead of receiving the death benefit in a single sum. We make this option available to beneficiaries under traditional IRA, Roth IRA and NQ contracts, subject to state availability. Please speak with your financial professional or see Appendix VII later in this Prospectus for further information.

Where an IRA contract is owned in a custodial individual retirement account, the custodian may reinvest the death benefit in an individual retirement annuity contract, using the account beneficiary as the annuitant. Please speak with your financial professional for further information. For Joint Life contracts with GWBL, the beneficiary continuation option is only available after the death of the second owner.

BENEFICIARY CONTINUATION OPTION FOR TRADITIONAL IRA AND ROTH IRA CONTRACTS ONLY. The beneficiary continuation option must be elected by September 30th of the year following the calendar year of your death and before any other inconsistent election is made. Beneficiaries who do not make a timely election will not be eligible for this option. If the election is made, then, as of the date we receive satisfactory proof of death, any required instructions, information and forms necessary to effect the beneficiary continuation option feature, we will increase the account value to equal the applicable death benefit if such death benefit is greater than such account value, plus any amount applicable under the Earnings enhancement benefit, adjusted for any subsequent withdrawals. For Accumulator (R) Plus(SM) contracts, the account value will first be reduced by any credits applied in the one-year period prior to the owner's death.


Generally, payments will be made once a year to the beneficiary over the beneficiary's life expectancy (determined in the calendar year after your death and determined on a term certain basis). These payments must begin no later than December 31st of the calendar year after the year of your death. For sole spousal beneficiaries, payments may begin by December 31st of the calendar year in which you would have reached age 70-1/2, if such time is later. For traditional IRA contracts only, if you die before your Required Beginning Date for Required Minimum Distributions, as discussed later in this Prospectus in "Tax information" under "Individual retirement arrangements (IRAs)," the beneficiary may choose the "5-year rule" option instead of annual payments over life expectancy. The 5-year rule is always available to beneficiaries under Roth IRA contracts. If the beneficiary chooses this option, the beneficiary may take withdrawals as desired, but the entire account value must be fully withdrawn by December 31st of the calendar year which contains the fifth anniversary of your death.


Under the beneficiary continuation option for IRA and Roth IRA contracts:

o The contract continues with your name on it for the benefit of your beneficiary.

o  The beneficiary replaces the deceased owner as annuitant.

o This feature is only available if the beneficiary is an individual. Certain trusts with only individual beneficiaries will be treated as individuals for this purpose.

o If there is more than one beneficiary, each beneficiary's share will be separately accounted for. It will be distributed over the beneficiary's own life expectancy, if payments over life expectancy are chosen.


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o  The minimum amount that is required in order to elect the beneficiary continuation option is $5,000 for each beneficiary.

o The beneficiary may make transfers among the investment options but no additional contributions will be permitted.

o If you had elected the Guaranteed minimum income benefit, an optional enhanced death benefit, a PGB, the Guaranteed withdrawal benefit for life or the GWBL Enhanced death benefit under the contract, they will no longer be in effect and charges for such benefits will stop. Also, any Guaranteed minimum death benefit feature will no longer be in effect.

o The beneficiary may choose at any time to withdraw all or a portion of the account value and no withdrawal charges, if any, will apply.

o  Any partial withdrawal must be at least $300.

o Your beneficiary will have the right to name a beneficiary to receive any remaining interest in the contract.

o Upon the death of your beneficiary, the beneficiary he or she has named has the option to either continue taking required minimum distributions based on the remaining life expectancy of the deceased beneficiary or to receive any remaining interest in the contract in a lump sum. The option elected will be processed when we receive satisfactory proof of death, any required instructions for the method of payment and any required information and forms necessary to effect payment.

BENEFICIARY CONTINUATION OPTION FOR NQ CONTRACTS ONLY. This feature, also known as Inherited annuity, may only be elected when the NQ contract owner dies before the annuity maturity date, whether or not the owner and the annuitant are the same person. For purposes of this discussion, "beneficiary" refers to the successor owner. This feature must be elected within 9 months following the date of your death and before any other inconsistent election is made. Beneficiaries who do not make a timely election will not be eligible for this option.

Generally, payments will be made once a year to the beneficiary over the beneficiary's life expectancy, determined on a term certain basis and in the year payments start. These payments must begin no later than one year after the date of your death and are referred to as "scheduled payments." The beneficiary may choose the "5-year rule" instead of scheduled payments over life expectancy. If the beneficiary chooses the 5-year rule, there will be no scheduled payments. Under the 5-year rule, the beneficiary may take withdrawals as desired, but the entire account value must be fully withdrawn by the fifth anniversary of your death.

Under the beneficiary continuation option for NQ contracts:

o This feature is only available if the beneficiary is an individual. It is not available for any entity such as a trust, even if all of the beneficiaries of the trust are individuals.

o  The beneficiary automatically replaces the existing annuitant.

o The contract continues with your name on it for the benefit of your beneficiary.

o If there is more than one beneficiary, each beneficiary's share will be separately accounted for. It will be distributed over the respective beneficiary's own life expectancy, if scheduled payments are chosen.

o The minimum amount that is required in order to elect the beneficiary continuation option is $5,000 for each beneficiary.

o The beneficiary may make transfers among the investment options but no additional contributions will be permitted.

o If you had elected the Guaranteed minimum income benefit, an optional enhanced death benefit, a PGB, the Guaranteed withdrawal benefit for life or the GWBL Enhanced death benefit under the contract, they will no longer be in effect and charges for such benefits will stop. Also, any Guaranteed minimum death benefit feature will no longer be in effect.


o If the beneficiary chooses the "5-year rule," withdrawals may be made at any time. If the beneficiary instead chooses scheduled payments, the beneficiary may also take withdrawals, in addition to scheduled payments, at any time.


o  Any partial withdrawals must be at least $300.

o Your beneficiary will have the right to name a beneficiary to receive any remaining interest in the contract on the beneficiary's death.

o Upon the death of your beneficiary, the beneficiary he or she has named has the option to either continue taking scheduled payments based on the remaining life expectancy of the deceased beneficiary (if scheduled payments were chosen) or to receive any remaining interest in the contract in a lump sum. We will pay any remaining interest in the contract in a lump sum if your beneficiary elects the 5-year rule. The option elected will be processed when we receive satisfactory proof of death, any required instructions for the method of payment and any required information and forms necessary to effect payment.

If the deceased is the owner or the older joint owner:


o As of the date we receive satisfactory proof of death and any required instructions, information and forms necessary to effect the Beneficiary continuation option feature, we will increase the account value to equal the applicable death benefit if such death benefit is greater than such account value plus any amount applicable under the Earnings enhancement benefit adjusted for any subsequent withdrawals. For Accumulator(R) Plus(SM) contracts, the account value will first be reduced by any credits applied in a one-year period prior to the owner's death.


o No withdrawal charges, if applicable under your Accumulator(R) Series contract, will apply to any withdrawals by the beneficiary.

If the deceased is the younger non-spousal joint owner:

o  The annuity account value will not be reset to the death benefit amount.


o The contract's withdrawal charge schedule will continue to be applied to any withdrawal or surrender other than scheduled payments; the contract's free withdrawal amount will continue to apply to withdrawals but does not apply to surrenders. Please note that withdrawal charges do not apply to Accumulator(R) Select(SM) contracts.


o We do not impose a withdrawal charge on scheduled payments except if, when added to any withdrawals previously taken in the


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   same contract year, including for this purpose a contract surrender, the total amount of withdrawals and scheduled payments exceed the free withdrawal amount. See the "Withdrawal charges" in "Charges and expenses" earlier in this Prospectus. Please note that withdrawal charges do not apply to Accumulator(R) Select(SM) contracts.

                      ----------------------------------

A surviving spouse should speak to his or her tax professional about whether Spousal continuation or the Beneficiary continuation option is appropriate for him or her. Factors to consider include but are not limited to the surviving spouse's age, need for immediate income and a desire to continue any Guaranteed benefits under the contract.



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7.  Tax information

--------------------------------------------------------------------------------

OVERVIEW


In this part of the Prospectus, we discuss the current federal income tax rules that generally apply to Accumulator(R) Series contracts owned by United States individual taxpayers. The tax rules can differ, depending on the type of contract, whether NQ, traditional IRA, Roth IRA, QP or TSA. Therefore, we discuss the tax aspects of each type of contract separately.


Federal income tax rules include the United States laws in the Internal Revenue Code, and Treasury Department Regulations and Internal Revenue Service ("IRS") interpretations of the Internal Revenue Code. These tax rules may change without notice. We cannot predict whether, when, or how these rules could change. Any change could affect contracts purchased before the change. Congress may also consider proposals in the future to comprehensively reform or overhaul the United States tax and retirement systems, which if enacted, could affect the tax benefits of a contract. We cannot predict what, if any, legislation will actually be proposed or enacted.


We cannot provide detailed information on all tax aspects of the contracts. Moreover, the tax aspects that apply to a particular person's contract may vary depending on the facts applicable to that person. We do not discuss state income and other state taxes, federal income tax and withholding rules for non-U.S. taxpayers, or federal gift and estate taxes. We also do not discuss the Employee Retirement Income Security Act of 1974 ("ERISA"). Transfers of the contract, rights or values under the contract, or payments under the contract, for example, amounts due to beneficiaries, may be subject to federal or state gift, estate, or inheritance taxes. You should not rely only on this document, but should consult your tax adviser before your purchase.


CONTRACTS THAT FUND A RETIREMENT ARRANGEMENT

Generally, there are two types of funding vehicles that are available for Individual Retirement Arrangements ("IRAs"): an individual retirement annuity contract such as the ones offered in this Prospectus, or a custodial or trusteed individual retirement account. Similarly, a 403(b) plan can be funded through a 403(b) annuity contract or a 403(b)(7) custodial account. Annuity contracts can also be purchased in connection with retirement plans qualified under Section 401(a) of the Code ("QP contracts"). How these arrangements work, including special rules applicable to each, are described in the specific sections for each type of arrangement, below. You should be aware that the funding vehicle for a tax-qualified arrangement does not provide any tax deferral benefit beyond that already provided by the Code for all permissible funding vehicles. Before choosing an annuity contract, therefore, you should consider the annuity's features and benefits compared with the features and benefits of other permissible funding vehicles and the relative costs of annuities and other arrangements. You should be aware that cost may vary depending on the features and benefits made available and the charges and expenses of the investment options or funds that you elect.

Certain provisions of the Treasury Regulations on required minimum distributions concerning the actuarial present value of additional contract benefits could increase the amount required to be distributed from annuity contracts funding qualified plans, 403(b) plans and IRAs. For this purpose additional annuity contract benefits may include, but are not limited to, various guaranteed benefits such as guaranteed minimum income benefits and enhanced death benefits. You should consider the potential implication of these Regulations before you purchase this annuity contract or purchase additional features under this annuity contract. See also Appendix II at the end of this Prospectus for a discussion of QP contracts, and Appendix IX later in this Prospectus for a discussion of TSA contracts.


SPECIAL RULE FOR CONVERSIONS TO ROTH IRA IN 2010

Pre-2010 limitations on conversion rollovers to Roth IRAs of pre-tax amounts distributed from qualified plans, 403(b) plans and governmental employer 457(b) plans (as well as traditional IRA to Roth IRA conversions) based on income levels and filing status are removed beginning in 2010. For conversion rollovers or traditional IRA conversions in 2010 only, the resulting federal income tax can be paid in two installments in 2011 and 2012.



TRANSFERS AMONG INVESTMENT OPTIONS

You can make transfers among investment options inside the contract without triggering taxable income.


TAXATION OF NONQUALIFIED ANNUITIES


CONTRIBUTIONS

You may not deduct the amount of your contributions to a nonqualified annuity contract.


CONTRACT EARNINGS

Generally, you are not taxed on contract earnings until you receive a distribution from your contract, whether as a withdrawal or as an annuity payment. However, earnings are taxable, even without a distribution:

o if a contract fails investment diversification requirements as specified in federal income tax rules (these rules are based on or are similar to those specified for mutual funds under the securities laws);

o if you transfer a contract, for example, as a gift to someone other than your spouse (or former spouse);

o if you use a contract as security for a loan (in this case, the amount pledged will be treated as a distribution); and

o if the owner is other than an individual (such as a corporation, partnership, trust, or other non-natural person). This provision does not apply to a trust which is a mere agent or nominee for an individual, such as a grantor trust.


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Federal tax law requires that all nonqualified deferred annuity contracts that
AXA Equitable and its affiliates issue to you during the same calendar year be linked together and treated as one contract for calculating the taxable amount of any distribution from any of those contracts.


ANNUITY PAYMENTS


Annuitization payments that are based on life or life expectancy are considered annuity payments for income tax purposes. We include in annuitization payments GMIB payments and other annuitization payments available under your contract. We also include Guaranteed annual withdrawals that are continued after your account value goes to zero under a supplementary life annuity contract, as discussed under "Guaranteed withdrawal benefit for life ("GWBL")" in "Contract features and benefits" earlier in this Prospectus. In order to get annuity payment tax treatment, all amounts under the contract must be applied to the annuity payout option; we do not "partially annuitize" nonqualified deferred annuity contracts.


Once annuity payments begin, a portion of each payment is taxable as ordinary income. You get back the remaining portion without paying taxes on it. This is your unrecovered investment in the contract. Generally, your investment in the contract equals the contributions you made, less any amounts you previously withdrew that were not taxable.


For fixed annuity payments, the tax-free portion of each payment is determined by (1) dividing your investment in the contract by the total amount you are expected to receive out of the contract, and (2) multiplying the result by the amount of the payment. For variable annuity payments, your tax-free portion of each payment is your investment in the contract divided by the number of expected payments. If you have a loss on a variable annuity payout in a taxable year, you may be able to adjust the tax-free amount in subsequent years.


Once you have received the amount of your investment in the contract, all payments after that are fully taxable. If payments under a life annuity stop because the annuitant dies, there is an income tax deduction for any unrecovered investment in the contract.


Your rights to apply amounts under this contract to an annuity payout option are described elsewhere in this Prospectus. If you hold your contract to the maximum maturity age under the contract we require that a choice be made between taking a lump sum settlement of any remaining account value or applying any such account value to one of the annuity payout options under the contract. If no affirmative choice is made, we will apply any remaining annuity value to the default option under the contract at such age. While there is no specific federal tax guidance as to whether or when an annuity contract is required to mature, or as to the form of the payments to be made upon maturity, we believe that this contract constitutes an annuity contract under current federal tax rules.



WITHDRAWALS MADE BEFORE ANNUITY PAYMENTS BEGIN


If you make withdrawals before annuity payments begin under your contract, they are taxable to you as ordinary income if there are earnings in the contract. Generally, earnings are your account value less your investment in the contract. If you withdraw an amount which is more than the earnings in the contract as of the date of the withdrawal, the balance of the distribution is treated as a reduction of your investment in the contract and is not taxable.



TAXATION OF LIFETIME WITHDRAWALS IF YOU ELECT THE GUARANTEED WITHDRAWAL BENEFIT FOR LIFE

We treat Guaranteed annual withdrawals and other withdrawals as non-annuity payments for income tax purposes as discussed above.


EARNINGS ENHANCEMENT BENEFIT

In order to enhance the amount of the death benefit to be paid at the owner's death, you may purchase an Earnings enhancement benefit rider for your NQ contract. Although we regard this benefit as an investment protection feature which is part of the contract and which should have no adverse tax effect, it is possible that the IRS could take a contrary position or assert that the Earnings enhancement benefit rider is not part of the contract. In such a case, the charges for the Earnings enhancement benefit rider could be treated for federal income tax purposes as a partial withdrawal from the contract. If this were so, such a deemed withdrawal could be taxable, and for contract owners under age 59-1/2, also subject to a tax penalty. Were the IRS to take this position, AXA Equitable would take all reasonable steps to attempt to avoid this result, which could include amending the contract (with appropriate notice to you).



1035 EXCHANGES

You may purchase a nonqualified deferred annuity contract through an exchange of another contract. Normally, exchanges of contracts are taxable events. The exchange will not be taxable under Section 1035 of the Internal Revenue Code if:

o the contract that is the source of the funds you are using to purchase the nonqualified deferred annuity contract is another nonqualified deferred annuity contract (or life insurance or endowment contract).

o the owner and the annuitant are the same under the source contract and the contract issued in exchange. If you are using a life insurance or endowment contract the owner and the insured must be the same on both sides of the exchange transaction.

The tax basis, also referred to as your investment in the contract, of the source contract carries over to the contract issued in exchange.


An owner may direct the proceeds of a partial withdrawal from one nonqualified deferred annuity contract to a different insurer to purchase a new nonqualified deferred annuity contract on a tax-deferred basis. Special forms, agreement between the carriers, and provision of cost basis information may be required to process this type of an exchange.

Section 1035 exchanges are generally not available after the death of the owner.


SURRENDERS

If you surrender or cancel the contract, the distribution is taxable as ordinary income (not capital gain) to the extent it exceeds your investment in the contract.


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DEATH BENEFIT PAYMENTS MADE TO A BENEFICIARY AFTER YOUR DEATH


For the rules applicable to death benefits, see "Payment of death benefit" earlier in this Prospectus. The tax treatment of a death benefit taken as a single sum is generally the same as the tax treatment of a withdrawal from or surrender of your contract. The tax treatment of a death benefit taken as annuity payments is generally the same as the tax treatment of annuity payments under your contract.

Under the Beneficiary continuation option, the tax treatment of a withdrawal after the death of the owner taken as a single sum or taken as withdrawals under the 5-year rule is generally the same as the tax treatment of a withdrawal from or surrender of your contract.



EARLY DISTRIBUTION PENALTY TAX

If you take distributions before you are age 59-1/2, a penalty tax of 10% of the taxable portion of your distribution applies in addition to the income tax.
Some of the available exceptions to the pre-age 59-1/2 penalty tax include distributions made:

o  on or after your death; or

o  because you are disabled (special federal income tax definition); or


o in the form of substantially equal periodic annuity payments at least annually over your life (or life expectancy), or the joint lives of you and your beneficiary (or joint life expectancies), using an IRS-approved distribution method. We do not anticipate that Guaranteed annual withdrawals made under the Guaranteed withdrawal benefit for life's Maximum or Customized payment plan or taken as partial withdrawals will qualify for this exception if made before age 59-1/2.



INVESTOR CONTROL ISSUES

Under certain circumstances, the IRS has stated that you could be treated as the owner (for tax purposes) of the assets of Separate Account No. 49. If you were treated as the owner, you would be taxable on income and gains attributable to the shares of the underlying portfolios.

The circumstances that would lead to this tax treatment would be that, in the opinion of the IRS, you could control the underlying investment of Separate Account No. 49. The IRS has said that the owners of variable annuities will not be treated as owning the separate account assets provided the underlying portfolios are restricted to variable life and annuity assets. The variable annuity owners must have the right only to choose among the Portfolios, and must have no right to direct the particular investment decisions within the Portfolios.

Although we believe that, under current IRS guidance, you would not be treated as the owner of the assets of Separate Account No. 49, there are some issues that remain unclear. For example, the IRS has not issued any guidance as to whether having a larger number of Portfolios available, or an unlimited right to transfer among them, could cause you to be treated as the owner. We do not know whether the IRS will ever provide such guidance or whether such guidance, if unfavorable, would apply retroactively to your contract. Furthermore, the IRS could reverse its current guidance at any time. We reserve the right to modify your contract as necessary to prevent you from being treated as the owner of the assets of Separate Account No. 49.

INDIVIDUAL RETIREMENT ARRANGEMENTS (IRAS)


GENERAL

"IRA" stands for individual retirement arrangement. There are two basic types of such arrangements, individual retirement accounts and individual retirement annuities. In an individual retirement account, a trustee or custodian holds the assets funding the account for the benefit of the IRA owner. The assets typically include mutual funds and/or individual stocks and/or securities in a custodial account, and bank certificates of deposit in a trusteed account. In an individual retirement annuity, an insurance company issues an annuity contract that serves as the IRA.

There are two basic types of IRAs, as follows:

o  Traditional IRAs, typically funded on a pre-tax basis; and

o  Roth IRAs, funded on an after-tax basis.

Regardless of the type of IRA, your ownership interest in the IRA cannot be forfeited. You or your beneficiaries who survive you are the only ones who can receive the IRA's benefits or payments. All types of IRAs qualify for tax deferral regardless of the funding vehicle selected.


You can hold your IRA assets in as many different accounts and annuities as you would like, as long as you meet the rules for setting up and making contributions to IRAs. However, if you own multiple IRAs, you may be required to combine IRA values or contributions for tax purposes. For further information about individual retirement arrangements, you can read Internal Revenue Service Publication 590 ("Individual Retirement Arrangements (IRAs)"). This publication is usually updated annually, and can be obtained by contacting the IRS or from the IRS website (www.irs.gov).

AXA Equitable designs its IRA contracts to qualify as individual retirement annuities under Section 408(b) of the Internal Revenue Code. You may have purchased the contract as a traditional IRA or Roth IRA. We also offered Inherited IRA contracts for payment of post-death required minimum distributions from traditional IRAs and Roth IRAs, respectively, in all Accumulator(R) Series contracts except Accumulator(R) Plus(SM).


This Prospectus contains the information that the IRS requires you to have before you purchase an IRA. The first section covers some of the special tax rules that apply to traditional IRAs. The next section covers Roth IRAs. The disclosure generally assumes direct ownership of the individual retirement annuity contract. For contracts owned in a custodial individual retirement account, the disclosure will apply only if you terminate your account or transfer ownership of the contract to yourself.

We describe the amount and types of charges that may apply to your contributions under "Charges and expenses" earlier in this Prospectus. We describe the method of calculating payments under "Accessing your money" earlier in this Prospectus. We do not guarantee or project growth in any variable income annuitization option payments (as opposed to payments from a fixed income annuitization option).


AXA Equitable has received opinion letters from the IRS approving the respective forms of the Accumulator(R) Series traditional and Roth IRA contracts for use as a traditional and Roth IRA, respectively, and the



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respective forms of the Accumulator(R) Series Inherited IRA beneficiary continuation contract for use as a traditional inherited IRA or inherited Roth IRA, respectively. This IRS approval is a determination only as to the form of the annuity. It does not represent a determination of the merits of the annuity as an investment. The contracts submitted for IRS approval do not include every feature possibly available under the Accumulator(R) Series traditional and Roth IRA contracts.



YOUR RIGHT TO CANCEL WITHIN A CERTAIN NUMBER OF DAYS


This is provided for informational purposes only. Since the contracts are no longer available to new purchasers, this cancellation provision is no longer applicable.

You can cancel either type of the Accumulator(R) Series IRA contract (traditional IRA or Roth IRA) by following the directions in "Your right to cancel within a certain number of days" under "Contract features and benefits" earlier in this Prospectus. If you cancel a traditional IRA or Roth IRA contract, we may have to withhold tax, and we must report the transaction to the IRS. A contract cancellation could have an unfavorable tax impact.



TRADITIONAL INDIVIDUAL RETIREMENT ANNUITIES (TRADITIONAL IRAS)

CONTRIBUTIONS TO TRADITIONAL IRAS. Individuals may make three different types of contributions to purchase a traditional IRA or as subsequent contributions to an existing IRA:

o  "regular" contributions out of earned income or compensation; or

o  tax-free "rollover" contributions; or

o direct custodian-to-custodian transfers from other traditional IRAs ("direct transfers").


When you make a contribution to your IRA, we require you to tell us whether it is a regular contribution, rollover contribution, or direct transfer contribution, and to supply supporting documentation in some cases.

For Accumulator(R) Plus(SM) Accumulator(R) Elite(SM) and Accumulator(R) Select(SM) traditional IRA contracts, the initial contribution must be a direct transfer or rollover contribution. Subsequent contributions may also be "regular" contributions out of compensation.



REGULAR CONTRIBUTIONS TO TRADITIONAL IRAS

LIMITS ON CONTRIBUTIONS. The "maximum regular contribution amount" for any taxable year is the most that can be contributed to all of your IRAs (traditional and Roth) as regular contributions for the particular taxable year. The maximum regular contribution amount depends on age, earnings, and year, among other things. Generally, $5,000 is the maximum amount that you may contribute to all IRAs (including Roth IRAs). When your earnings are below $5,000, your earned income or compensation for the year is the most you can contribute. This limit does not apply to rollover contributions or direct custodian-to-custodian transfers into a traditional IRA. You cannot make regular traditional IRA contributions for the tax year in which you reach age 70-1/2 or any tax year after that.

If you are at least age 50 at any time during the taxable year for which you are making a regular contribution to your IRA, you may be eligible to make additional "catch-up contributions" of up to $1,000 to your traditional IRA.


SPECIAL RULES FOR SPOUSES. If you are married and file a joint federal income tax return, you and your spouse may combine your compensation to determine the amount of regular contributions you are permitted to make to traditional IRAs (and Roth IRAs discussed below). Even if one spouse has no compensation or compensation under $5,000, married individuals filing jointly can contribute up to $10,000 per year to any combination of traditional IRAs and Roth IRAs. Any contributions to Roth IRAs reduce the ability to contribute to traditional IRAs and vice versa. The maximum amount may be less if earned income is less and the other spouse has made IRA contributions. No more than a combined total of $5,000 can be contributed annually to either spouse's traditional and Roth IRAs. Each spouse owns his or her traditional IRAs and Roth IRAs even if the other spouse funded the contributions. A working spouse age 70-1/2 or over can contribute up to the lesser of $5,000 or 100% of "earned income" to a traditional IRA for a non-working spouse until the year in which the non-working spouse reaches age 70-1/2. Catch-up contributions may be made as described above for spouses who are at least age 50 but under age 70-1/2 at any time during the taxable year for which the contribution is made.


DEDUCTIBILITY OF CONTRIBUTIONS. The amount of traditional IRA contributions that you can deduct for a taxable year depends on whether you are covered by an employer-sponsored tax-favored retirement plan, as defined under special federal income tax rules. Your Form W-2 will indicate whether or not you are covered by such a retirement plan.


The federal tax rules governing contributions to IRAs made from current compensation are complex and are subject to numerous technical requirements and limitations which vary based on an individual's personal situation (including his/her spouse). IRS Publication 590, "Individual Retirement Arrangements
(IRAs)" which is updated annually and is available at www.irs.gov, contains pertinent explanations of the rules applicable to the current year. The amount of permissible contributions to IRAs, the amount of IRA contributions which may be deductible, and the individual's income limits for determining contributions and deductions all may be adjusted annually for cost of living.

NONDEDUCTIBLE REGULAR CONTRIBUTIONS. If you are not eligible to deduct part or all of the traditional IRA contribution, you may still make nondeductible contributions on which earnings will accumulate on a tax-deferred basis. The combined deductible and nondeductible contributions to your traditional IRA (or the non-working spouse's traditional IRA) may not, however, exceed the $5,000 maximum per person limit for the applicable taxable year. The dollar limit is $6,000 for people eligible to make age 50-70-1/2 catch-up contributions. You must keep your own records of deductible and nondeductible contributions in order to prevent double taxation on the distribution of previously taxed amounts. See "Withdrawals, payments and transfers of funds out of traditional IRAs" later in this section for more information.



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If you are making nondeductible contributions in any taxable year, or you have made nondeductible contributions to a traditional IRA in prior years and are receiving distributions from any traditional IRA, you must file the required information with the IRS. Moreover, if you are making nondeductible traditional IRA contributions, you must retain all income tax returns and records pertaining to such contributions until interests in all traditional IRAs are fully distributed.


WHEN YOU CAN MAKE REGULAR CONTRIBUTIONS. If you file your tax returns on a calendar year basis like most taxpayers, you have until the April 15 return filing deadline (without extensions) of the following calendar year to make your regular traditional IRA contributions for a taxable year. Make sure you designate the year for which you are making the contribution.


ROLLOVER AND DIRECT TRANSFER CONTRIBUTIONS TO TRADITIONAL IRAS


Rollover contributions may be made to a traditional IRA from these "eligible retirement plans":

o  qualified plans;

o  governmental employer 457(b) plans;

o  403(b) plans; and

o  other traditional IRAs.

Direct transfer contributions may only be made directly from one traditional IRA to another.


Any amount contributed to a traditional IRA after you reach age 70-1/2 must be net of your required minimum distribution for the year in which the rollover or direct transfer contribution is made.



ROLLOVERS FROM "ELIGIBLE RETIREMENT PLANS" OTHER THAN TRADITIONAL IRAS


Your plan administrator will tell you whether or not your distribution is eligible to be rolled over. Spousal beneficiaries and spousal alternate payees under qualified domestic relations orders may roll over funds on the same basis as the plan participant. A non-spousal death beneficiary may also be able to make a direct rollover to an inherited IRA contract with special rules and restrictions under certain circumstances.


There are two ways to do rollovers:

o  Do it yourself:
   You actually receive a distribution that can be rolled over and you roll it over to a traditional IRA within 60 days after the date you receive the funds. The distribution from your eligible retirement plan will be net of 20% mandatory federal income tax withholding. If you want, you can replace the withheld funds yourself and roll over the full amount.

o  Direct rollover:
   You tell the trustee or custodian of the eligible retirement plan to send the distribution directly to your traditional IRA issuer. Direct rollovers are not subject to mandatory federal income tax withholding.


All distributions from a qualified plan, 403(b) plan or governmental employer 457(b) plan are eligible rollover distributions, unless the distributions are:

o "required minimum distributions" after age 70-1/2 or retirement from service with the employer; or


o substantially equal periodic payments made at least annually for your life (or life expectancy) or the joint lives (or joint life expectancies) of you and your designated beneficiary; or

o substantially equal periodic payments made for a specified period of 10 years or more; or

o  hardship withdrawals; or

o  corrective distributions that fit specified technical tax rules; or

o  loans that are treated as distributions; or

o  death benefit payments to a beneficiary who is not your surviving spouse; or

o qualified domestic relations order distributions to a beneficiary who is not your current spouse or former spouse.

You should discuss with your tax adviser whether you should consider rolling over funds from one type of tax qualified retirement plan to another because the funds will generally be subject to the rules of the recipient plan. For example, funds in a governmental employer 457(b) plan are not subject to the additional 10% federal income tax penalty for premature distributions, but they may become subject to this penalty if you roll the funds to a different type of eligible retirement plan such as a traditional IRA, and subsequently take a premature distribution.


ROLLOVERS OF AFTER-TAX CONTRIBUTIONS FROM ELIGIBLE RETIREMENT PLANS OTHER THAN TRADITIONAL IRAS

Any non-Roth after-tax contributions you have made to a qualified plan or 403(b) plan (but not a governmental employer 457(b) plan) may be rolled over to a traditional IRA (either in a direct rollover or a rollover you do yourself). When the recipient plan is a traditional IRA, you are responsible for recordkeeping and calculating the taxable amount of any distributions you take from that traditional IRA. See "Taxation of Payments" later in this section under "Withdrawals, payments and transfers of funds out of traditional IRAs." After-tax contributions in a traditional IRA cannot be rolled over from your traditional IRA into, or back into, a qualified plan, 403(b) plan or governmental employer 457(b) plan.


ROLLOVERS FROM TRADITIONAL IRAS TO TRADITIONAL IRAS

You may roll over amounts from one traditional IRA to one or more of your other traditional IRAs if you complete the transaction within 60 days after you receive the funds. You may make such a rollover only once in every 12-month period for the same funds. Trustee-to-trustee or custodian-to-custodian direct transfers are not rollover transactions. You can make these more frequently than once in every 12-month period.


SPOUSAL ROLLOVERS AND DIVORCE-RELATED DIRECT TRANSFERS


The surviving spouse beneficiary of a deceased individual can roll over funds from, or directly transfer funds from, the deceased spouse's tra-



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ditional IRA to one or more other traditional IRAs. Also, in some cases, traditional IRAs can be transferred on a tax-free basis between spouses or former spouses as a result of a court-ordered divorce or separation decree.



EXCESS CONTRIBUTIONS TO TRADITIONAL IRAS

Excess contributions to IRAs are subject to a 6% excise tax for the year in which made and for each year after until withdrawn. The following are excess contributions to IRAs:

o regular contributions of more than the maximum regular contribution amount for the applicable taxable year; or

o  regular contributions to a traditional IRA made after you reach age 70-1/2;
   or


o rollover contributions of amounts which are not eligible to be rolled over, for example, minimum distributions required to be made after age 70-1/2.

You can avoid or limit the excise tax by withdrawing an excess contribution (rollover or regular). See IRS Publication 590 for further details.



RECHARACTERIZATIONS

Amounts that have been contributed as traditional IRA funds may subsequently be treated as Roth IRA funds. Special federal income tax rules allow you to change your mind again and have amounts that are subsequently treated as Roth IRA funds, once again treated as traditional IRA funds. You do this by using the forms we prescribe. This is referred to as having "recharacterized" your contribution.


WITHDRAWALS, PAYMENTS AND TRANSFERS OF FUNDS OUT OF TRADITIONAL IRAS

NO FEDERAL INCOME TAX LAW RESTRICTIONS ON WITHDRAWALS. You can withdraw any or all of your funds from a traditional IRA at any time. You do not need to wait for a special event like retirement.


TAXATION OF PAYMENTS. Amounts distributed from traditional IRAs are not subject to federal income tax until you or your beneficiary receive them. Taxable payments or distributions include withdrawals from your contract, surrender of your contract and annuity payments from your contract. Death benefits are also taxable.

We report all payments from traditional IRA contracts on IRS Form 1099-R. You are responsible for reporting these amounts correctly on your individual income tax return and keeping supporting records. Except as discussed below, the total amount of any distribution from a traditional IRA must be included in your gross income as ordinary income.

If you have ever made nondeductible (after-tax) IRA contributions to any traditional IRA (it does not have to be to this particular traditional IRA contract), those contributions are recovered tax free when you get distributions from any traditional IRA. It is your responsibility to keep permanent tax records of all of your nondeductible contributions to traditional IRAs so that you can correctly report the taxable amount of any distribution on your own tax return. At the end of any year in which you have received a distribution from any traditional IRA, you calculate the ratio of your total nondeductible traditional IRA contributions (less any amounts previously withdrawn tax free) to the total account balances of all traditional IRAs you own at the end of the year plus all traditional IRA distributions made during the year. Multiply this by all distributions from the traditional IRA during the year to determine the nontaxable portion of each distribution.


A distribution from a traditional IRA is not taxable if:


o the amount received is a withdrawal of certain excess contributions, as described in IRS Publication 590; or

o the entire amount received is rolled over to another traditional IRA or other eligible retirement plan which agrees to accept the funds. (See "Rollovers from eligible retirement plans other than traditional IRAs" under "Rollover and direct transfer contributions to traditional IRAs" earlier in this section for more information.)


The following are eligible to receive rollovers of distributions from a traditional IRA: a qualified plan, a 403(b) plan or a governmental employer 457(b) plan. After-tax contributions in a traditional IRA cannot be rolled from your traditional IRA into, or back into, a qualified plan, 403(b) plan or governmental employer 457(b) plan. Before you decide to roll over a distribution from a traditional IRA to another eligible retirement plan, you should check with the administrator of that plan about whether the plan accepts rollovers and, if so, the types it accepts. You should also check with the administrator of the receiving plan about any documents required to be completed before it will accept a rollover.

Distributions from a traditional IRA are not eligible for favorable ten-year averaging and long-term capital gain treatment available under limited circumstances for certain distributions from qualified plans. If you might be eligible for such tax treatment from your qualified plan, you may be able to preserve such tax treatment even though an eligible rollover from a qualified plan is temporarily rolled into a "conduit IRA" before being rolled back into a qualified plan. See your tax adviser.


REQUIRED MINIMUM DISTRIBUTIONS



BACKGROUND ON REGULATIONS--REQUIRED MINIMUM DISTRIBUTIONS. Distributions must be made from traditional IRAs according to rules contained in the Code and Treasury Regulations. Certain provisions of the Treasury Regulations require that the actuarial present value of additional annuity contract benefits must be added to the dollar amount credited for purposes of calculating certain types of required minimum distributions from individual retirement annuity contracts. For this purpose additional annuity contract benefits may include, but are not limited to, guaranteed benefits. This could increase the amount required to be distributed from the contract if you take annual withdrawals instead of annuitizing. Please consult your tax adviser concerning applicability of these complex rules to your situation.


LIFETIME REQUIRED MINIMUM DISTRIBUTIONS. You must start taking annual distributions from your traditional IRAs for the year in which you turn age 70-1/2.


WHEN YOU HAVE TO TAKE THE FIRST LIFETIME REQUIRED MINIMUM DISTRIBUTION. The first required minimum distribution is for the calendar year in which you turn age 70-1/2. You have the choice to take this


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first required minimum distribution during the calendar year you actually reach age 70-1/2, or to delay taking it until the first three-month period in the next calendar year (January 1st - April 1st). Distributions must start no later than your "Required Beginning Date", which is April 1st of the calendar year after the calendar year in which you turn age 70-1/2. If you choose to delay taking the first annual minimum distribution, then you will have to take two minimum distributions in that year -- the delayed one for the first year and the one actually for that year. Once minimum distributions begin, they must be made at some time each year.

HOW YOU CAN CALCULATE REQUIRED MINIMUM DISTRIBUTIONS. There are two approaches to taking required minimum distributions -- "account-based" or "annuity-based."

ACCOUNT-BASED METHOD. If you choose an account-based method, you divide the value of your traditional IRA as of December 31st of the past calendar year by a number corresponding to your age from an IRS table. This gives you the required minimum distribution amount for that particular IRA for that year. If your spouse is your sole beneficiary and more than 10 years younger than you, the dividing number you use may be from another IRS table and may produce a smaller lifetime required minimum distribution amount. Regardless of the table used, the required minimum distribution amount will vary each year as the account value, the actuarial present value of additional annuity contract benefits, if applicable, and the divisor change. If you initially choose an account-based method, you may later apply your traditional IRA funds to a life annuity-based payout with any certain period not exceeding remaining life expectancy, determined in accordance with IRS tables.

ANNUITY-BASED METHOD. If you choose an annuity-based method, you do not have to do annual calculations. You apply the account value to an annuity payout for your life or the joint lives of you and a designated beneficiary or for a period certain not extending beyond applicable life expectancies, determined in accordance with IRS tables.

DO YOU HAVE TO PICK THE SAME METHOD TO CALCULATE YOUR REQUIRED MINIMUM DISTRIBUTIONS FOR ALL OF YOUR TRADITIONAL IRAS AND OTHER RETIREMENT PLANS? No. If you want, you can choose a different method for each of your traditional IRAs and other retirement plans. For example, you can choose an annuity payout from one IRA, a different annuity payout from a qualified plan and an account-based annual withdrawal from another IRA.

WILL WE PAY YOU THE ANNUAL AMOUNT EVERY YEAR FROM YOUR TRADITIONAL IRA BASED ON THE METHOD YOU CHOOSE? We will only pay you automatically if you affirmatively select an annuity payout option or an account-based withdrawal option such as our "automatic required minimum distribution (RMD) service." Even if you do not enroll in our service, we will calculate the amount of the required minimum distribution withdrawal for you, if you so request in writing. However, in that case you will be responsible for asking us to pay the required minimum distribution withdrawal to you.

Also, the IRS will let you calculate the required minimum distribution for each traditional IRA that you maintain, using the method that you picked for that particular IRA. You can add these required minimum distribution amount calculations together. As long as the total amount you take out every year satisfies your overall traditional IRA required minimum distribution amount, you may choose to take your annual required minimum distribution from any one or more traditional IRAs that you own.

WHAT IF YOU TAKE MORE THAN YOU NEED TO FOR ANY YEAR? The required minimum distribution amount for your traditional IRAs is calculated on a year-by-year basis. There are no carry-back or carry-forward provisions. Also, you cannot apply required minimum distribution amounts you take from your qualified plans to the amounts you have to take from your traditional IRAs and vice versa.

WHAT IF YOU TAKE LESS THAN YOU NEED TO FOR ANY YEAR? Your IRA could be disqualified, and you could have to pay tax on the entire value. Even if your IRA is not disqualified, you could have to pay a 50% penalty tax on the shortfall (required amount for traditional IRAs less amount actually taken). It is your responsibility to meet the required minimum distribution rules. We will remind you when our records show that -you are within the age group which must take lifetime required minimum distributions. If you do not select a method with us, we will assume you are taking your required minimum distribution from another traditional IRA that you own.

WHAT ARE THE REQUIRED MINIMUM DISTRIBUTION PAYMENTS AFTER YOU DIE? These could vary depending on whether you die before or after your Required Beginning Date for lifetime required minimum distribution payments, and the status of your beneficiary. The following assumes that you have not yet elected an annuity-based payout at the time of your death. If you elect an annuity-based payout, payments (if any) after your death must be made at least as rapidly as when you were alive.

INDIVIDUAL BENEFICIARY. Regardless of whether your death occurs before or after your Required Beginning Date, an individual death beneficiary calculates annual post-death required minimum distribution payments based on the beneficiary's life expectancy using the "term certain method." That is, he or she determines his or her life expectancy using the IRS-provided life expectancy tables as of the calendar year after the owner's death and reduces that number by one each subsequent year.

If you die before your Required Beginning Date, the rules permit any individual beneficiary, including a spousal beneficiary, to elect instead to apply the "5-year rule." Under this rule, instead of annual payments having to be made beginning with the first in the year following the owner's death, the entire account must be distributed by the end of the calendar year which contains the fifth anniversary of the owner's death. No distribution is required before that fifth year.

SPOUSAL BENEFICIARY. If you die after your Required Beginning Date, and your death beneficiary is your surviving spouse, your spouse has a number of choices. Post-death distributions may be made over your spouse's single life expectancy. Any amounts distributed after that surviving spouse's death are made over the spouse's life expectancy calculated in the year of his/her death, reduced by one for each subsequent year. In some circumstances, your surviving spouse may elect to become the owner of the traditional IRA and halt distributions until he or she reaches age 70-1/2, or roll over amounts from your traditional IRA into his/her own traditional IRA or other eligible retirement plan.


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If you die before your Required Beginning Date, and the death beneficiary is your surviving spouse, the rules permit the spouse to delay starting payments over his/her life expectancy until the year in which you would have attained age 70-1/2.

NON-INDIVIDUAL BENEFICIARY. If you die after your Required Beginning Date, and your death beneficiary is a non-individual, such as the estate, the rules permit the beneficiary to calculate post-death required minimum distribution amounts based on the owner's life expectancy in the year of death. HOWEVER, NOTE THAT WE NEED AN INDIVIDUAL ANNUITANT TO KEEP AN ANNUITY CONTRACT IN FORCE. IF THE BENEFICIARY IS NOT AN INDIVIDUAL, WE MUST DISTRIBUTE AMOUNTS REMAINING IN THE ANNUITY CONTRACT AFTER THE DEATH OF THE ANNUITANT.

If you die before your Required Beginning Date for lifetime required minimum distribution payments, and the death beneficiary is a non-individual, such as the estate, the rules continue to apply the 5-year rule discussed earlier under "Individual beneficiary." PLEASE NOTE THAT WE NEED AN INDIVIDUAL ANNUITANT TO KEEP AN ANNUITY CONTRACT IN FORCE. IF THE BENEFICIARY IS NOT AN INDIVIDUAL, WE MUST DISTRIBUTE AMOUNTS REMAINING IN THE ANNUITY CONTRACT AFTER THE DEATH OF THE ANNUITANT.


SPOUSAL CONTINUATION

If the contract is continued under Spousal continuation, the required minimum distribution rules are applied as if your surviving spouse is the contract owner.


PAYMENTS TO A BENEFICIARY AFTER YOUR DEATH

IRA death benefits are taxed the same as IRA distributions.


BORROWING AND LOANS ARE PROHIBITED TRANSACTIONS

You cannot get loans from a traditional IRA. You cannot use a traditional IRA as collateral for a loan or other obligation. If you borrow against your IRA or use it as collateral, its tax-favored status will be lost as of the first day of the tax year in which this prohibited event occurs. If this happens, you must include the value of the traditional IRA in your federal gross income. Also, the early distribution penalty tax of 10% may apply if you have not reached age 59-1/2 before the first day of that tax year.


EARLY DISTRIBUTION PENALTY TAX

A penalty tax of 10% of the taxable portion of a distribution applies to distributions from a traditional IRA made before you reach age 59-1/2. Some of the available exceptions to the pre-age 59-1/2 penalty tax include distributions:


o  made on or after your death; or

o  made because you are disabled (special federal income tax definition); or


o used to pay certain extraordinary medical expenses (special federal income tax definition); or

o used to pay medical insurance premiums for unemployed individuals (special federal income tax definition); or

o used to pay certain first-time home buyer expenses (special federal income tax definition; $10,000 lifetime total limit for these distributions from all your traditional and Roth IRAs); or

o used to pay certain higher education expenses (special federal income tax definition); or

o in the form of substantially equal periodic payments made at least annually over your life (or your life expectancy) or over the joint lives of you and your beneficiary (or your joint life expectancies) using an IRS-approved distribution method. We do not anticipate that Guaranteed annual withdrawals made under the Guaranteed withdrawal benefit for life's Maximum or Customized payment plan or taken as partial withdrawals will qualify for this exception if made before age 59-1/2.


Please note that it is your responsibility to claim the penalty exception on your own income tax return and to document eligibility for the exception to the IRS.

To meet the substantially equal periodic payment exception, you could elect to apply your contract value to an Income Manager(R) (life annuity with a period certain) payout annuity contract (level payments version). You could also elect the substantially equal withdrawals option. We will calculate the substantially equal annual payments using your choice of IRS-approved methods we offer. Although substantially equal withdrawals and Income Manager(R) payments are not subject to the 10% penalty tax, they are taxable as discussed in "Withdrawals, payments and transfers of funds out of traditional IRAs" earlier in this section. Once substantially equal withdrawals or Income Manager(R) annuity payments begin, the distributions should not be stopped or changed until after the later of your reaching age 59-1/2 or five years after the date of the first distribution, or the penalty tax, including an interest charge for the prior penalty avoidance, may apply to all prior distributions under either option. Also, it is possible that the IRS could view any additional withdrawal or payment you take from, or any additional contributions or transfers you make to, your contract as changing your pattern of substantially equal withdrawals or Income Manager(R) payments for purposes of determining whether the penalty applies.



ROTH INDIVIDUAL RETIREMENT ANNUITIES (ROTH IRAS)

This section of the Prospectus covers some of the special tax rules that apply to Roth IRAs. If the rules are the same as those that apply to the traditional IRA, we will refer you to the same topic under "Traditional individual retirement annuities (traditional IRAs)."


The Accumulator(R) Series Roth IRA contract is designed to qualify as a Roth individual retirement annuity under Sections 408A(b) and 408(b) of the Internal Revenue Code.


CONTRIBUTIONS TO ROTH IRAS


Individuals may make four different types of contributions to a Roth IRA:

o  regular after-tax contributions out of earnings; or

o taxable rollover contributions from traditional IRAs or other eligible retirement plans ("conversion rollover" contributions); or


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o  tax-free rollover contributions from other Roth individual retirement arrangements or designated Roth accounts under defined contribution plans;
   or

o tax-free direct custodian-to-custodian transfers from other Roth IRAs ("direct transfers").


Regular after-tax, direct transfer and rollover contributions may be made to a Roth IRA contract. See "Rollovers and direct transfer contributions to Roth IRAs" later in this section for more information. If you use the forms we require, we will also accept traditional IRA funds which are subsequently recharacterized as Roth IRA funds following special federal income tax rules.

For Accumulator(R) Plus(SM) Accumulator(R) Elite(SM) and Accumulator(R) Select(SM) Roth IRA contracts, the initial contribution must be a direct transfer or rollover contribution. Subsequent contributions may also be "regular" contributions out of compensation.



REGULAR CONTRIBUTIONS TO ROTH IRAS

LIMITS ON REGULAR CONTRIBUTIONS. The "maximum regular contribution amount" for any taxable year is the most that can be contributed to all of your IRAs (traditional and Roth) as regular contributions for the particular taxable year. The maximum regular contribution amount depends on age, earnings, and year, among other things. Generally, $5,000 is the maximum amount that you may contribute to all IRAs (including Roth IRAs). This limit does not apply to rollover contributions or direct custodian-to-custodian transfers into a Roth IRA. Any contributions to Roth IRAs reduce your ability to contribute to traditional IRAs and vice versa. When your earnings are below $5,000, your earned income or compensation for the year is the most you can contribute. If you are married and file a joint income tax return, you and your spouse may combine your compensation to determine the amount of regular contributions you are permitted to make to Roth IRAs and traditional IRAs. See the discussion under "Special rules for spouses" earlier in this section under traditional IRAs.

If you or your spouse are at least age 50 at any time during the taxable year for which you are making a regular contribution, you may be eligible to make additional catch-up contributions of up to $1,000.


With a Roth IRA, you can make regular contributions when you reach 70-1/2, as long as you have sufficient earnings. The amount of permissible contributions to Roth IRAs for any year depends on the individual's income limits and marital status. For example, if you are married and filing separately for any year your ability to make regular Roth IRA contributions is greatly limited. The amount of permissible contributions and income limits may be adjusted annually for cost of living. Please consult IRS Publication 590, "Individual Retirement Arrangements (IRAs)" for the rules applicable to the current year.


WHEN YOU CAN MAKE CONTRIBUTIONS. Same as traditional IRAs.

DEDUCTIBILITY OF CONTRIBUTIONS. Roth IRA contributions are not tax deductible.


ROLLOVER AND DIRECT TRANSFER CONTRIBUTIONS TO ROTH IRAS


WHAT IS THE DIFFERENCE BETWEEN ROLLOVER AND DIRECT TRANSFER TRANSACTIONS?

The difference between a rollover transaction and a direct transfer transaction is the following: in a rollover transaction you actually take possession of the funds rolled over or are considered to have received them under tax law in the case of a change from one type of plan to another. In a direct transfer transaction, you never take possession of the funds, but direct the first Roth IRA custodian, trustee or issuer to transfer the first Roth IRA funds directly to the recipient Roth IRA custodian, trustee or issuer. You can make direct transfer transactions only between identical plan types (for example, Roth IRA to Roth IRA). You can also make rollover transactions between identical plan types. However, you can only make rollovers between different plan types (for example, traditional IRA to Roth IRA).

You may make rollover contributions to a Roth IRA from these sources only:

o  another Roth IRA;

o a traditional IRA, including a SEP-IRA or SIMPLE IRA (after a two-year rollover limitation period for SIMPLE IRA funds), in a taxable conversion rollover ("conversion rollover");

o a "designated Roth contribution account" under a 401(k) plan or a 403(b) plan (direct or 60-day); or


o from non-Roth accounts under another eligible retirement plan, as described below under "Conversion rollover contributions to Roth IRAs."


You may make direct transfer contributions to a Roth IRA only from another Roth IRA.

You may make both Roth IRA to Roth IRA rollover transactions and Roth IRA to Roth IRA direct transfer transactions. This can be accomplished on a completely tax-free basis. However, you may make Roth IRA to Roth IRA rollover transactions only once in any 12-month period for the same funds. Trustee-to-trustee or custodian-to-custodian direct transfers can be made more frequently than once a year. Also, if you send us the rollover contribution to apply it to a Roth IRA, you must do so within 60 days after you receive the proceeds from the original IRA to get rollover treatment.

The surviving spouse beneficiary of a deceased individual can roll over or directly transfer an inherited Roth IRA to one or more other Roth IRAs. In some cases, Roth IRAs can be transferred on a tax-free basis between spouses or former spouses as a result of a court-ordered divorce or separation decree.


CONVERSION ROLLOVER CONTRIBUTIONS TO ROTH IRAS


In a conversion rollover transaction, you withdraw (or are considered to have withdrawn) all or a portion of funds from a traditional IRA you maintain and convert it to a Roth IRA within 60 days after you receive (or are considered to have received) the traditional IRA proceeds. Amounts can also be rolled over from non-Roth accounts under another eligible retirement plan, including a Code
Section 401(a) qualified plan, a 403(b) plan, and a governmental employer
Section 457(b) plan.


Unlike a rollover from a traditional IRA to another traditional IRA, a conversion rollover transaction from a traditional IRA or other eligible retirement plan to a Roth IRA is not tax-free. Instead, the distribution


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from the traditional IRA or other eligible retirement plan is generally fully taxable. If you are converting all or part of a traditional IRA, and you have ever made nondeductible regular contributions to any traditional IRA -- whether or not it is the traditional IRA you are converting -- a pro rata portion of the distribution is tax free. Even if you are under age 59-1/2, the early distribution penalty tax does not apply to conversion rollover contributions to a Roth IRA.


You cannot make conversion contributions to a Roth IRA to the extent that the funds in your traditional IRA or other eligible retirement plan are subject to the lifetime annual required minimum distribution rules.

You cannot convert and reconvert an amount during the same taxable year, or if later, during the 30-day period following a recharacterization. If you reconvert during either of these periods, it will be a failed Roth IRA conversion.


The IRS and Treasury have issued Treasury Regulations addressing the valuation of annuity contracts funding traditional IRAs in the conversion to Roth IRAs. Although these Regulations are not clear, they could require an individual's gross income on the conversion of a traditional IRA to a Roth IRA to be measured using various actuarial methods and not as if the annuity contract funding the traditional IRA had been surrendered at the time of conversion. This could increase the amount of income reported in certain circumstances.



RECHARACTERIZATIONS

You may be able to treat a contribution made to one type of IRA as having been made to a different type of IRA. This is called recharacterizing the contribution.

HOW TO RECHARACTERIZE. To recharacterize a contribution, you generally must have the contribution transferred from the first IRA (the one to which it was made) to the second IRA in a deemed trustee-to-trustee transfer. If the transfer is made by the due date (including extensions) for your tax return for the year during which the contribution was made, you can elect to treat the contribution as having been originally made to the second IRA instead of to the first IRA. It will be treated as having been made to the second IRA on the same date that it was actually made to the first IRA. You must report the recharacterization and must treat the contribution as having been made to the second IRA, instead of the first IRA, on your tax return for the year during which the contribution was made.

The contribution will not be treated as having been made to the second IRA unless the transfer includes any net income allocable to the contribution. You can take into account any loss on the contribution while it was in the IRA when calculating the amount that must be transferred. If there was a loss, the net income you must transfer may be a negative amount.

No deduction is allowed for the contribution to the first IRA and any net income transferred with the recharacterized contribution is treated as earned in the second IRA. The contribution will not be treated as having been made to the second IRA to the extent any deduction was allowed with respect to the contribution to the first IRA.

For recharacterization purposes, a distribution from a traditional IRA that is received in one tax year and rolled over into a Roth IRA in the next year, but still within 60 days of the distribution from the traditional IRA, is treated as a contribution to the Roth IRA in the year of the distribution from the traditional IRA.


Roth IRA conversion contributions from a SEP-IRA or SIMPLE IRA can be recharacterized to a SEP-IRA or SIMPLE IRA (including the original SEP-IRA or SIMPLE IRA). You cannot recharacterize back to the original plan a contribution directly rolled over from an eligible retirement plan which is not a traditional IRA.


The recharacterization of a contribution is not treated as a rollover for purposes of the 12-month limitation period described above. This rule applies even if the contribution would have been treated as a rollover contribution by the second IRA if it had been made directly to the second IRA rather than as a result of a recharacterization of a contribution to the first IRA.


To recharacterize a contribution, you must use our forms.



WITHDRAWALS, PAYMENTS AND TRANSFERS OF FUNDS OUT OF ROTH IRAS

NO FEDERAL INCOME TAX LAW RESTRICTIONS ON WITHDRAWALS. You can withdraw any or all of your funds from a Roth IRA at any time; you do not need to wait for a special event like retirement.


DISTRIBUTIONS FROM ROTH IRAS

Distributions include withdrawals from your contract, surrender of your contract and annuity payments from your contract. Death benefits are also distributions.

You must keep your own records of regular and conversion contributions to all Roth IRAs to assure appropriate taxation. You may have to file information on your contributions to and distributions from any Roth IRA on your tax return. You may have to retain all income tax returns and records pertaining to such contributions and distributions until your interests in all Roth IRAs are distributed.

Like traditional IRAs, taxable distributions from a Roth IRA are not entitled to special favorable ten-year averaging and long-term capital gain treatment available in limited cases to certain distributions from qualified plans.

The following distributions from Roth IRAs are free of income tax:

o  rollovers from a Roth IRA to another Roth IRA;

o  direct transfers from a Roth IRA to another Roth IRA;

o  qualified distributions from a Roth IRA; and

o  return of excess contributions or amounts recharacterized to a traditional
   IRA.


QUALIFIED DISTRIBUTIONS FROM ROTH IRAS. Qualified distributions from Roth IRAs made because of one of the following four qualifying events or reasons are not includible in income:


o  you are age 59-1/2 or older; or

o  you die; or

o  you become disabled (special federal income tax definition); or

o your distribution is a "qualified first-time homebuyer distribution" (special federal income tax definition; $10,000 lifetime total limit for these distributions from all of your traditional and Roth IRAs).


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You also have to meet a five-year aging period. A qualified distribution is any distribution made after the five-taxable-year period beginning with the first taxable year for which you made any contribution to any Roth IRA (whether or not the one from which the distribution is being made).

NONQUALIFIED DISTRIBUTIONS FROM ROTH IRAS. Nonqualified distributions from Roth IRAs are distributions that do not meet both the qualifying event and five-year aging period tests described above. If you receive such a distribution, part of it may be taxable. For purposes of determining the correct tax treatment of distributions (other than the withdrawal of excess contributions and the earnings on them), there is a set order in which contributions (including conversion contributions) and earnings are considered to be distributed from your Roth IRA. The order of distributions is as follows:

(1)  Regular contributions.

(2) Conversion contributions, on a first-in-first-out basis (generally, total conversions from the earliest year first). These conversion contributions are taken into account as follows:

     (a) Taxable portion (the amount required to be included in gross income because of conversion) first, and then the

     (b) Nontaxable portion.

(3)  Earnings on contributions.

Rollover contributions from other Roth IRAs are disregarded for this purpose.

To determine the taxable amount distributed, distributions and contributions are aggregated or grouped, then added together as follows:

(1) All distributions made during the year from all Roth IRAs you maintain -- with any custodian or issuer -- are added together.

(2) All regular contributions made during and for the year (contributions made after the close of the year, but before the due date of your return) are added together. This total is added to the total undistributed regular contributions made in prior years.


(3)  All conversion contributions made during the year are added together.


Any recharacterized contributions that end up in a Roth IRA are added to the appropriate contribution group for the year that the original contribution would have been taken into account if it had been made directly to the Roth IRA.

Any recharacterized contribution that ends up in an IRA other than a Roth IRA is disregarded for the purpose of grouping both contributions and distributions. Any amount withdrawn to correct an excess contribution (including the earnings withdrawn) is also disregarded for this purpose.

REQUIRED MINIMUM DISTRIBUTIONS DURING LIFE

Lifetime required minimum distributions do not apply.

REQUIRED MINIMUM DISTRIBUTIONS AT DEATH


Same as traditional IRA under "What are the required minimum distribution payments after you die?", assuming death before the Required Beginning Date.


PAYMENTS TO A BENEFICIARY AFTER YOUR DEATH

Distributions to a beneficiary generally receive the same tax treatment as if the distribution had been made to you.


BORROWING AND LOANS ARE PROHIBITED TRANSACTIONS

Same as traditional IRA.


EXCESS CONTRIBUTIONS TO ROTH IRAS

Generally the same as traditional IRA, except that regular contributions made after age 70-1/2 are not excess contributions.


Excess rollover contributions to Roth IRAs are contributions not eligible to be rolled over.


You can withdraw or recharacterize any contribution to a Roth IRA before the due date (including extensions) for filing your federal income tax return for the tax year. If you do this, you must also withdraw or recharacterize any earnings attributable to the contribution.


EARLY DISTRIBUTION PENALTY TAX


Same as traditional IRA.



FEDERAL AND STATE INCOME TAX WITHHOLDING AND INFORMATION REPORTING

We must withhold federal income tax from distributions from annuity contracts. You may be able to elect out of this income tax withholding in some cases. Generally, we do not have to withhold if your distributions are not taxable. The rate of withholding will depend on the type of distribution and, in certain cases, the amount of your distribution. Any income tax withheld is a credit against your income tax liability. If you do not have sufficient income tax withheld or do not make sufficient estimated income tax payments, you may incur penalties under the estimated income tax rules.

You must file your request not to withhold in writing before the payment or distribution is made. Our processing office will provide forms for this purpose. You cannot elect out of withholding unless you provide us with your correct Taxpayer Identification Number and a United States residence address. You cannot elect out of withholding if we are sending the payment out of the United States.

You should note the following special situations:


o We might have to withhold and/or report on amounts we pay under a free look or cancellation.

o We are required to withhold on the gross amount of a distribution from a Roth IRA to the extent it is reasonable for us to believe that a distribution is includible in your gross income. This may result in tax being withheld even though the Roth IRA distribution is ultimately not taxable. You can elect out of withholding as described below.


Special withholding rules apply to foreign recipients and United States citizens residing outside the United States. We do not discuss these rules here in detail. However, we may require additional documentation in the case of payments made to non-United States persons and United States persons living abroad prior to processing any requested transaction.


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Certain states have indicated that state income tax withholding will also apply to payments from the contracts made to residents. Generally, an election out of federal withholding will also be considered an election out of state withholding. In some states, you may elect out of state withholding, even if federal withholding applies. If you need more information concerning a particular state or any required forms, call our processing office at the toll-free number.


FEDERAL INCOME TAX WITHHOLDING ON PERIODIC ANNUITY PAYMENTS


Federal tax rules require payers to withhold differently on "periodic" and "non-periodic" payments. Payers are to withhold from periodic annuity payments as if the payments were wages. The annuity contract owner is to specify marital status and the number of withholding exemptions claimed on an IRS Form W-4P or similar substitute election form. If the owner does not claim a different number of withholding exemptions or marital status, the payer is to withhold assuming that the owner is married and claiming three withholding exemptions. If the owner does not provide the owner's correct Taxpayer Identification Number a payer is to withhold from periodic annuity payments as if the owner were single with no exemptions.


A contract owner's withholding election remains effective unless and until the owner revokes it. The contract owner may revoke or change a withholding election at any time.


FEDERAL INCOME TAX WITHHOLDING ON NON-PERIODIC ANNUITY PAYMENTS (WITHDRAWALS)


Non-periodic distributions include partial withdrawals, total surrenders and death benefits. Payers generally withhold federal income tax at a flat 10% rate from (i) the taxable amount in the case of nonqualified contracts, and (ii) the payment amount in the case of traditional IRAs and Roth IRAs, where it is reasonable to assume an amount is includible in gross income.


As described below, there is no election out of federal income tax withholding if the payment is an eligible rollover distribution from a qualified plan or TSA contract. If a non-periodic distribution from a qualified plan or TSA contract is not an eligible rollover distribution then election out is permitted. If there is no election out, the 10% withholding rate applies.



SPECIAL RULES FOR CONTRACTS FUNDING QUALIFIED PLANS

The trustee is responsible for making all required notifications on tax matters to plan participants and to the IRS. See Appendix II at the end of this Prospectus.



MANDATORY WITHHOLDING FROM TSA AND QUALIFIED PLAN DISTRIBUTIONS


Unless the distribution is directly rolled over to another eligible retirement plan, eligible rollover distributions from qualified plans and TSA contracts are subject to mandatory 20% withholding. The plan administrator is responsible for withholding from qualified plan distributions and communicating to the recipient whether the distribution is an eligible rollover distribution.


IMPACT OF TAXES TO AXA EQUITABLE

The contracts provide that we may charge Separate Account No. 49 for taxes. We do not now, but may in the future set up reserves for such taxes.


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8. More information

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ABOUT SEPARATE ACCOUNT NO. 49

Each variable investment option is a subaccount of Separate Account No. 49. We established Separate Account No. 49 in 1996 under special provisions of the New York Insurance Law. These provisions prevent creditors from any other business we conduct from reaching the assets we hold in our variable investment options for owners of our variable annuity contracts. We are the legal owner of all of the assets in Separate Account No. 49 and may withdraw any amounts that exceed our reserves and other liabilities with respect to variable investment options under our contracts. For example, we may withdraw amounts from Separate Account No. 49 that represent our investments in Separate Account No. 49 or that represent fees and charges under the contracts that we have earned. Also, we may, at our sole discretion, invest Separate Account No. 49 assets in any investment permitted by applicable law. The results of Separate Account No. 49's operations are accounted for without regard to AXA Equitable's other operations. The amount of some of our obligations under the contracts is based on the assets in Separate Account No. 49. However, the obligations themselves are obligations of AXA Equitable.

Separate Account No. 49 is registered under the Investment Company Act of 1940 and is registered and classified under that act as a "unit investment trust." The SEC, however, does not manage or supervise AXA Equitable or Separate Account No. 49. Although Separate Account No. 49 is registered, the SEC does not monitor the activity of Separate Account No. 49 on a daily basis. AXA Equitable is not required to register, and is not registered, as an investment company under the Investment Company Act of 1940.

Each subaccount (variable investment option) within Separate Account No. 49 invests solely in class IB/B shares issued by the corresponding Portfolio of its Trust.

We reserve the right subject to compliance with laws that apply:

(1) to add variable investment options to, or to remove variable investment options from, Separate Account No. 49, or to add other separate accounts;

(2)  to combine any two or more variable investment options;

(3) to transfer the assets we determine to be the shares of the class of contracts to which the contracts belong from any variable investment option to another variable investment option;

(4) to operate Separate Account No. 49 or any variable investment option as a management investment company under the Investment Company Act of 1940 (in which case, charges and expenses that otherwise would be assessed against an underlying mutual fund would be assessed against Separate Account No. 49 or a variable investment option directly);

(5) to deregister Separate Account No. 49 under the Investment Company Act of 1940;

(6)  to restrict or eliminate any voting rights as to Separate Account No. 49;
     and

(7) to cause one or more variable investment options to invest some or all of their assets in one or more other trusts or investment companies.

If the exercise of these rights results in a material change in the underlying investment of Separate Account No. 49, you will be notified of such exercise, as required by law.


ABOUT THE TRUSTS

The Trusts are registered under the Investment Company Act of 1940. They are classified as "open-end management investment companies," more commonly called mutual funds. Each Trust issues different shares relating to each Portfolio.

The Trusts do not impose sales charges or "loads" for buying and selling their shares. All dividends and other distributions on the Trusts' shares are reinvested in full. The Board of Trustees of each Trust may establish additional Portfolios or eliminate existing Portfolios at any time. More detailed information about each Trust, its Portfolio investment objectives, policies, restrictions, risks, expenses, its Rule 12b-1 Plan, and other aspects of its operations, appears in the prospectuses for each Trust, which generally accompany this Prospectus, or in their respective SAIs, which are available upon request.


ABOUT OUR FIXED MATURITY OPTIONS


RATES TO MATURITY AND PRICE PER $100 OF MATURITY VALUE

We can determine the amount required to be allocated to one or more fixed maturity options in order to produce specified maturity values. For example, we can tell you how much you need to allocate per $100 of maturity value.

Fixed maturity option rates are determined daily. The rates in the table below are illustrative only and will most likely differ from the rates applicable at time of purchase. Current fixed maturity option rates can be obtained from your financial professional.


The rates to maturity for new allocations as of February 16, 2010 and the related price per $100 of maturity value were as shown below:




--------------------------------------------------------
   FIXED MATURITY
   OPTIONS WITH
   FEBRUARY 16TH          RATE TO            PRICE
  MATURITY DATE OF     MATURITY AS OF      PER $100 OF
   MATURITY YEAR     FEBRUARY 16, 2010    MATURITY VALUE
--------------------------------------------------------
        2011              3.00%*             $97.09
        2012              3.00%*             $94.26
        2013              3.00%*             $91.51
        2014              3.00%*             $88.84
        2015              3.00%*             $86.25
        2016              3.00%*             $83.74
--------------------------------------------------------


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--------------------------------------------------------
   FIXED MATURITY
   OPTIONS WITH
   FEBRUARY 16TH          RATE TO            PRICE
  MATURITY DATE OF     MATURITY AS OF      PER $100 OF
   MATURITY YEAR     FEBRUARY 16, 2010    MATURITY VALUE
--------------------------------------------------------
        2017             3.00%               $81.30
        2018             3.00%               $78.93
        2019             3.10%               $75.96
        2020             3.30%               $72.26
--------------------------------------------------------


* Since these rates to maturity are 3%, no amounts could have been allocated to these options.


HOW WE DETERMINE THE MARKET VALUE ADJUSTMENT

We use the following procedure to calculate the market value adjustment (positive or negative) we make if you withdraw any of your value from a fixed maturity option before its maturity date.

(1) We determine the market adjusted amount on the date of the withdrawal as follows:

     (a) We determine the fixed maturity amount that would be payable on the maturity date, using the rate to maturity for the fixed maturity option.

     (b) We determine the period remaining in your fixed maturity option (based on the withdrawal date) and convert it to fractional years based on a 365-day year. For example, three years and 12 days becomes 3.0329.

     (c) We determine the current rate to maturity for your fixed maturity option based on the rate for a new fixed maturity option issued on the same date and having the same maturity date as your fixed maturity option; if the same maturity date is not available for new fixed maturity options, we determine a rate that is between the rates for new fixed maturity option maturities that immediately precede and immediately follow your fixed maturity option's maturity date.

     (d) We determine the present value of the fixed maturity amount payable at the maturity date, using the period determined in (b) and the rate determined in (c).

(2)  We determine the fixed maturity amount as of the current date.

(3) We subtract (2) from the result in (1)(d). The result is the market value adjustment applicable to such fixed maturity option, which may be positive or negative.


If you withdraw only a portion of the amount in a fixed maturity option, the market value adjustment will be a percentage of the market value adjustment that would have applied if you had withdrawn the entire value in that fixed maturity option. This percentage is equal to the percentage of the value in the fixed maturity option that you are withdrawing. Any withdrawal charges that are deducted from a fixed maturity option will result in a market value adjustment calculated in the same way. Please note that withdrawal charges do not apply to Accumulator(R) Select(SM) contracts. See Appendix III at the end of this Prospectus for an example.


For purposes of calculating the rate to maturity for new allocations to a fixed maturity option (see (1)(c) above), we use the rate we have in effect for new allocations to that fixed maturity option. We use this rate even if new allocations to that option would not be accepted at that time. This rate will not be less than 3%. If we do not have a rate to maturity in effect for a fixed maturity option to which the "current rate to maturity" in (1)(c) above would apply, we will use the rate at the next closest maturity date. If we are no longer offering new fixed maturity options, the "current rate to maturity" will be determined by using a widely published index. We reserve the right to add up to 0.25% to the current rate in (1)(c) above for purposes of calculating the market value adjustment only.


INVESTMENTS UNDER THE FIXED MATURITY OPTIONS

Amounts allocated to the fixed maturity options are held in a "nonunitized" separate account we have established under the New York Insurance Law. This separate account provides an additional measure of assurance that we will make full payment of amounts due under the fixed maturity options. Under New York Insurance Law, the portion of the separate account's assets equal to the reserves and other contract liabilities relating to the contracts are not chargeable with liabilities from any other business we may conduct. We own the assets of the separate account, as well as any favorable investment performance on those assets. You do not participate in the performance of the assets held in this separate account. We may, subject to state law that applies, transfer all assets allocated to the separate account to our general account. We guarantee all benefits relating to your value in the fixed maturity options, regardless of whether assets supporting fixed maturity options are held in a separate account or our general account.

We expect the rates to maturity for the fixed maturity options to be influenced by, but not necessarily correspond to, among other things, the yields that we can expect to realize on the separate account's investments from time to time. Our current plans are to invest in fixed-income obligations, including corporate bonds, mortgage-backed and asset-backed securities, and government and agency issues having durations in the aggregate consistent with those of the fixed maturity options.

Although the above generally describes our plans for investing the assets supporting our obligations under the fixed maturity options under the contracts, we are not obligated to invest those assets according to any particular plan except as we may be required to by state insurance laws. We will not determine the rates to maturity we establish by the performance of the nonunitized separate account.


ABOUT THE GENERAL ACCOUNT


Our general obligations and any guaranteed benefits under the contract are supported by AXA Equitable's general account and are subject to AXA Equitable's claims paying ability. Assets in the general account are not segregated for the exclusive benefit of any particular contract or obligation. General account assets are also available to the insurer's general creditors and the conduct of its routine business activities, such as the payment of salaries, rent and other ordinary business expenses. For more information about AXA Equitable's financial strength, you may review its financial statements and/or check its current rating with one or more of the independent sources that rate insurance companies for their financial strength and stability. Such rat-



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ings are subject to change and have no bearing on the performance of the variable investment options. You may also speak with your financial representative. For Accumulator(R) Plus(SM) contracts, credits allocated to your account value are funded from our general account.


The general account is subject to regulation and supervision by the Insurance Department of the State of New York and to the insurance laws and regulations of all jurisdictions where we are authorized to do business. Interests under the contracts in the general account have not been registered and are not required to be registered under the Securities Act of 1933 because of exemptions and exclusionary provisions that apply. The general account is not required to register as an investment company under the Investment Company Act of 1940 and it is not registered as an investment company under the Investment Company Act of 1940. The market value adjustment interests under the contracts, which are held in a separate account, are issued by AXA Equitable and are registered under the Securities Act of 1933. The contract is a "covered security" under the federal securities laws. However, the market value adjustment interests under the contracts are registered under the Securities Act of 1933.

We have been advised that the staff of the SEC has not reviewed the portions of this Prospectus that relate to the general account . The disclosure with regard to the general account, however, may be subject to certain provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses.


ABOUT OTHER METHODS OF PAYMENT


WIRE TRANSMITTALS AND ELECTRONIC APPLICATIONS

We accept initial and subsequent contributions sent by wire to our processing office by agreement with certain broker-dealers. Such transmittals must be accompanied by information we require to allocate your contribution. Wire orders not accompanied by complete information may be retained as described under "How you can make your contributions" under "Contract features and benefits" earlier in this Prospectus.

Even if we accept the wire order and essential information, a contract generally will not be issued until we receive and accept a properly completed application. In certain cases we may issue a contract based on information provided through certain broker-dealers with which we have established electronic facilities. In any such cases, you must sign our Acknowledgement of Receipt form.

Where we require a signed application, the above procedures do not apply and no financial transactions will be permitted until we receive the signed application and have issued the contract. Where we issue a contract based on information provided through electronic facilities, we require an Acknowledgement of Receipt form, and financial transactions are only permitted if you request them in writing, sign the request and have it signature guaranteed, until we receive the signed Acknowledgement of Receipt form. After your contract has been issued, additional contributions may be transmitted by wire.

In general, the transaction date for electronic transmissions is the date on which we receive at our regular processing office all required information and the funds due for your contribution. We may also establish same-day electronic processing facilities with a broker-dealer that has undertaken to pay contribution amounts on behalf of its customers. In such cases, the transaction date for properly processed orders is the business day on which the broker-dealer inputs all required information into its electronic processing system. You can contact us to find out more about such arrangements.

After your contract has been issued, additional contributions may be transmitted by wire.


AUTOMATIC INVESTMENT PROGRAM -- FOR NQ, FLEXIBLE PREMIUM IRA AND FLEXIBLE PREMIUM ROTH IRA CONTRACTS ONLY

You may use our automatic investment program, or "AIP," to have a specified amount automatically deducted from a checking account, money market account, or credit union checking account and contributed as an additional contribution into an NQ, Flexible Premium IRA or Flexible Premium Roth IRA contract on a monthly or quarterly basis. AIP is not available for Rollover IRA, Roth Conversion IRA, QP, Inherited IRA Beneficiary Continuation (traditional IRA or Roth IRA) or Rollover TSA contracts. Please see Appendix VII later in this Prospectus to see if the automatic investment program is available in your state.

For NQ contracts, the minimum amounts we will deduct are $100 monthly and $300 quarterly. Under Flexible Premium IRA and Flexible Premium Roth IRA contracts, the minimum amount is $50. Under the IRA contracts, these amounts are subject to the tax maximums. AIP additional contributions may be allocated to any of the variable investment options and available fixed maturity options, but not the account for special dollar cost averaging. Please note that the account for special dollar cost averaging is available to Accumulator(R) and Accumulator(R) Elite(SM) contract owners only. You choose the day of the month you wish to have your account debited. However, you may not choose a date later than the 28th day of the month.

For contracts with the Guaranteed withdrawal benefit for life, AIP will be automatically terminated after the later of: (i) the end of the first contract year, or (ii) the date the first withdrawal is taken. For contracts with PGB, AIP will be automatically terminated at the end of the first six months.

You may cancel AIP at any time by notifying our processing office. We are not responsible for any debits made to your account before the time written notice of cancellation is received at our processing office.


DATES AND PRICES AT WHICH CONTRACT EVENTS OCCUR

We describe below the general rules for when, and at what prices, events under your contract will occur. Other portions of this Prospectus describe circumstances that may cause exceptions. We generally do not repeat those exceptions below.


BUSINESS DAY

Our "business day" is generally any day the New York Stock Exchange ("NYSE") is open for regular trading and generally ends at 4:00 p.m. Eastern Time (or as of an earlier close of regular trading). A business day does not include a day on which we are not open due to emergency conditions determined by the Securities and Exchange Commission. We may also close early due to such emergency condi-


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tions. Contributions will be applied and any other transaction requests will be processed when they are received along with all the required information unless another date applies as indicated below.

o If your contribution, transfer or any other transaction request containing all the required information reaches us on any of the following, we will use the next business day:

         - on a non-business day;
         - after 4:00 p.m. Eastern Time on a business day; or
         - after an early close of regular trading on the NYSE on a business day.

o A loan request under your Rollover TSA contract will be processed on the first business day of the month following the date on which the properly completed loan request form is received.

o If your transaction is set to occur on the same day of the month as the contract date and that date is the 29th, 30th or 31st of the month, then the transaction will occur on the 1st day of the next month.

o When a charge is to be deducted on a contract date anniversary that is a non-business day, we will deduct the charge on the next business day.

o If we have entered into an agreement with your broker-dealer for automated processing of contributions upon receipt of customer order, your contribution will be considered received at the time your broker-dealer receives your contribution and all information needed to process your application, along with any required documents. Your broker-dealer will then transmit your order to us in accordance with our processing procedures. However, in such cases, your broker-dealer is considered a processing office for the purpose of receiving the contribution. Such arrangements may apply to initial contributions, subsequent contributions, or both, and may be commenced or terminated at any time without prior notice. If required by law, the "closing time" for such orders will be earlier than 4:00 p.m., Eastern Time.



CONTRIBUTIONS, CREDITS AND TRANSFERS

o Contributions (and credits, for Accumulator(R) Plus(SM) contracts only) allocated to the variable investment options are invested at the unit value next determined after the receipt of the contribution.

o Contributions (and credits, for Accumulator(R) Plus(SM) contracts only) allocated to the guaranteed interest option will receive the crediting rate in effect on that business day for the specified time period.

o Contributions (and credits, for Accumulator(R) Plus(SM) contracts only) allocated to a fixed maturity option will receive the rate to maturity in effect for that fixed maturity option on that business day (unless a rate lock-in is applicable).


o Initial contributions allocated to the account for special dollar cost averaging receive the interest rate in effect on that business day. At certain times, we may offer the opportunity to lock in the interest rate for an initial contribution to be received under Section 1035 exchanges and trustee to trustee transfers. Please note that the account for special dollar cost averaging is available to Accumulator(R) and Accumulator(R) Elite(SM) contract owners only. Your financial professional can provide information or you can call our processing office.

o Transfers to or from variable investment options will be made at the unit value next determined after the receipt of the transfer request.

o Transfers to a fixed maturity option will be based on the rate to maturity in effect for that fixed maturity option on the business day of the transfer.

o Transfers to the guaranteed interest option will receive the crediting rate in effect on that business day for the specified time period.

o For the interest sweep option, the first monthly transfer will occur on the last business day of the month following the month that we receive your election form at our processing office.


ABOUT YOUR VOTING RIGHTS

As the owner of the shares of the Trusts, we have the right to vote on certain matters involving the Portfolios, such as:

o  the election of trustees; or

o the formal approval of independent public accounting firms selected for each Trust; or

o any other matters described in the prospectus for each Trust or requiring a shareholders' vote under the Investment Company Act of 1940.

We will give contract owners the opportunity to instruct us how to vote the number of shares attributable to their contracts if a shareholder vote is taken. If we do not receive instructions in time from all contract owners, we will vote the shares of a Portfolio for which no instructions have been received in the same proportion as we vote shares of that Portfolio for which we have received instructions. We will also vote any shares that we are entitled to vote directly because of amounts we have in a Portfolio in the same proportions that contract owners vote.

The Trusts sell their shares to AXA Equitable separate accounts in connection with AXA Equitable's variable annuity and/or variable life insurance products, and to separate accounts of insurance companies, both affiliated and unaffiliated with AXA Equitable. AXA Premier VIP Trust and EQ Advisors Trust also sell their shares to the trustee of a qualified plan for AXA Equitable. We currently do not foresee any disadvantages to our contract owners arising out of these arrangements. However, the Board of Trustees or Directors of each Trust intends to monitor events to identify any material irreconcilable conflicts that may arise and to determine what action, if any, should be taken in response. If we believe that a Board's response insufficiently protects our contract owners, we will see to it that appropriate action is taken to do so.


SEPARATE ACCOUNT NO. 49 VOTING RIGHTS

If actions relating to the Separate Account require contract owner approval, contract owners will be entitled to one vote for each unit they have in the variable investment options. Each contract owner who has elected a variable annuity payout option may cast the number of


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votes equal to the dollar amount of reserves we are holding for that annuity in a variable investment option divided by the annuity unit value for that option. We will cast votes attributable to any amounts we have in the variable investment options in the same proportion as votes cast by contract owners.


CHANGES IN APPLICABLE LAW

The voting rights we describe in this Prospectus are created under applicable federal securities laws. To the extent that those laws or the regulations published under those laws eliminate the necessity to submit matters for approval by persons having voting rights in separate accounts of insurance companies, we reserve the right to proceed in accordance with those laws or regulations.


STATUTORY COMPLIANCE

We have the right to change your contract without the consent of any other person in order to comply with any laws and regulations that apply, including but not limited to changes in the Internal Revenue Code, in Treasury Regulations or in published rulings of the Internal Revenue Service and in Department of Labor regulations.

Any change in your contract must be in writing and made by an authorized officer of AXA Equitable. We will provide notice of any contract change.

The benefits under your contract will not be less than the minimum benefits required by any state law that applies.


ABOUT LEGAL PROCEEDINGS

AXA Equitable and its affiliates are parties to various legal proceedings. In our view, none of these proceedings would be considered material with respect to a contract owner's interest in Separate Account No. 49, nor would any of these proceedings be likely to have a material adverse effect upon the Separate Account, our ability to meet our obligations under the contracts, or the distribution of the contracts.


FINANCIAL STATEMENTS

The financial statements of Separate Account No. 49, as well as the consolidated financial statements of AXA Equitable, are in the SAI. The financial statements of AXA Equitable have relevance to the contracts only to the extent that they bear upon the ability of AXA Equitable to meet its obligations under the contracts. The SAI is available free of charge. You may request one by writing to our processing office or calling 1-800-789-7771.


TRANSFERS OF OWNERSHIP, COLLATERAL ASSIGNMENTS, LOANS AND BORROWING

You can transfer ownership of an NQ contract at any time before annuity payments begin. We will continue to treat you as the owner until we receive written notification of any change at our processing office.

You cannot assign your NQ contract as collateral or security for a loan. Loans are also not available under your NQ contract. In some cases, an assignment or change of ownership may have adverse tax consequences. See "Tax information" earlier in this Prospectus.

For NQ contracts only, subject to regulatory approval, if you elected the Guaranteed minimum death benefit, Guaranteed minimum income benefit, the Earnings enhancement benefit, a PGB, and/or the Guaranteed withdrawal benefit for life (collectively, the "Benefit"), generally the Benefit will automatically terminate if you change ownership of the contract or if you assign the owner's right to change the beneficiary or person to whom annuity payments will be made. However, the Benefit will not terminate if the ownership of the contract is transferred from a non-natural owner to an individual but the contract will continue to be based on the annuitant's life. Please speak with your financial professional for further information.

See Appendix VII later in this Prospectus for any state variations with regard to terminating any benefits under your contract.

You cannot assign or transfer ownership of an IRA, QP or Rollover TSA contract except by surrender to us. If your individual retirement annuity contract is held in your custodial individual retirement account, you may only assign or transfer ownership of such an IRA contract to yourself.

Loans are not available (except for Rollover TSA contracts, subject to plan or employer approval) and you cannot assign IRA and QP contracts as security for a loan or other obligation. Loans are available under a Rollover TSA contract only if permitted under the sponsoring employer's plan.


For limited transfers of ownership after the owner's death see "Beneficiary continuation option" in "Payment of death benefit" earlier in this Prospectus. You may direct the transfer of the values under your IRA, QP or Rollover TSA contract to another similar arrangement under Federal income tax rules. In the case of such a transfer that involves a surrender of your contract, we will impose a withdrawal charge, if one applies.



ABOUT CUSTODIAL IRAS

For certain custodial IRA accounts, after your contract has been issued, we may accept transfer instructions by telephone, mail, facsimile or electronically from a broker-dealer, provided that we or your broker-dealer have your written authorization to do so on file. Accordingly, AXA Equitable will rely on the stated identity of the person placing instructions as authorized to do so on your behalf. AXA Equitable will not be liable for any claim, loss, liability or expenses that may arise out of such instructions. AXA Equitable will continue to rely on this authorization until it receives your written notification at its processing office that you have withdrawn this authorization. AXA Equitable may change or terminate telephone or electronic or overnight mail transfer procedures at any time without prior written notice and restrict facsimile, internet, telephone and other electronic transfer services because of disruptive transfer activity.



HOW DIVORCE MAY AFFECT YOUR GUARANTEED BENEFITS

Our optional benefits do not provide a cash value or any minimum account value. In the event that you and your spouse become divorced



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after you purchase a contract with a guaranteed benefit, we will not divide the benefit base as part of the divorce settlement or judgment. As a result of the divorce, we may be required to withdraw amounts from the account value to be paid an ex-spouse. Any such withdrawal will be considered a withdrawal from the contract. This means that your guaranteed benefit will be reduced and a withdrawal charge may apply.


HOW DIVORCE MAY AFFECT YOUR JOINT LIFE GWBL

If you purchased the GWBL on a Joint Life basis and subsequently get divorced, your ex-spouse will not be eligible to receive payments under the GWBL. We will divide the contract as near as is practicable in accordance with the divorce decree and replace the original contract with two single life contracts. If the division of the contract occurs before any withdrawal has been made, the GWBL charge under the new contracts will be on a single life basis. The Applicable percentage for your guaranteed annual withdrawal amount will be based on each respective individual's age at the time of the first withdrawal and any subsequent Annual Ratchet.

If the division of the contract occurs after any withdrawal has been made, there is no change to either the GWBL charge (the charge will remain a Joint Life charge for each contract) or the Applicable percentage. The Applicable percentage that was in effect at the time of the split of the contracts may increase at the time an Annual Ratchet occurs based on each respective individual's age under their respective new contract.



DISTRIBUTION OF THE CONTRACTS

The Accumulator(R) Series contracts are distributed by both AXA Advisors, LLC ("AXA Advisors") and AXA Distributors, LLC ("AXA Distributors") (together, the "Distributors"). The Distributors serve as principal underwriters of Separate Account No. 49. The offering of the contracts is intended to be continuous.

AXA Advisors is an affiliate of AXA Equitable, and AXA Distributors is an indirect wholly owned subsidiary of AXA Equitable. The Distributors are under the common control of AXA Financial, Inc. Their principal business address is 1290 Avenue of the Americas, New York, NY 10104. The Distributors are registered with the SEC as broker-dealers and are members of the Financial Industry Regulatory Authority, Inc. ("FINRA"). Both broker-dealers also act as distributors for other AXA Equitable life and annuity products.

The contracts are sold by financial professionals of AXA Advisors and its affiliates. The contracts are also sold by financial professionals of both affiliated and unaffiliated broker-dealers that have entered into selling agreements with the Distributors ("Selling broker-dealers").

AXA Equitable pays compensation to both Distributors based on contracts sold.

Compensation paid to AXA Advisors is based on contributions made on the contracts sold through AXA Advisors ("contribution-based compensation") and will generally not exceed 8.50% of total contributions. AXA Advisors, in turn, may pay a portion of the contribution-based compensation received from AXA Equitable on the sale of a contract to the AXA Advisors financial professional and/or Selling broker-dealer making the sale. In some instances, a financial professional or Selling broker-dealer may elect to receive reduced contribution-based compensation on a contract in combination with ongoing annual compensation of up to 1.20% of the account value of the contract sold ("asset-based compensation"). Total compensation paid to a financial professional or a Selling broker-dealer electing to receive both contribution-based and asset-based compensation could over time exceed the total compensation that would otherwise be paid on the basis of contributions alone. The contribution-based and asset-based compensation paid by AXA Advisors varies among financial professionals and among Selling broker-dealers.

Contribution-based compensation paid by AXA Equitable to AXA Distributors on sales of AXA Equitable contracts by its Selling broker-dealers will generally not exceed 7.50% of the total contributions made under the contracts. AXA Distributors, in turn, pays the contribution-based compensation it receives on the sale of a contract to the Selling broker-dealer making the sale. In some instances, the Selling broker-dealer may elect to receive reduced contribution-based compensation on the sale of a contract in combination with annual asset-based compensation of up to 1.25% of contract account value. If a Selling broker-dealer elects to receive reduced contribution-based compensation on a contract, the contribution-based compensation which AXA Equitable pays to AXA Distributors will be reduced by the same amount and AXA Equitable will pay AXA Distributors asset-based compensation on the contract equal to the asset-based compensation which AXA Distributors pays to the Selling broker-dealer. Total compensation paid to a Selling broker-dealer electing to receive both contribution-based and asset-based compensation could over time exceed the total compensation that would otherwise be paid on the basis of contributions alone. The contribution-based and asset-based compensation paid by AXA Distributors varies among Selling broker-dealers. AXA Distributors also receives compensation and reimbursement for its marketing services under the terms of its distribution agreement with AXA Equitable.

The Distributors may pay certain affiliated and/or unaffiliated Selling broker-dealers and other financial intermediaries additional compensation in recognition of certain expenses that may be incurred by them or on their behalf. The Distributors may also pay certain broker-dealers or other financial intermediaries additional compensation for enhanced marketing opportunities and other services (commonly referred to as "marketing allowances"). Services for which such payments are made may include, but are not limited to, the preferred placement of AXA Equitable and/or the Accumulator(R) Series contracts on a company and/or product list; sales personnel training; product training; business reporting; technological support; due diligence and related costs; advertising, marketing and related services; conferences; and/or other support services, including some that may benefit the contract owner. Payments may be based on the amount of assets or purchase payments attributable to contracts sold through a Selling broker-dealer or such payments may be a fixed amount. The Distributors may also make fixed payments to Selling broker-dealers in connection with the initiation of a new relationship or the introduction of a new product. These payments may serve as an incentive for Selling broker-dealers to promote the sale of particular products. Additionally, as an incentive for financial professionals of Selling


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broker-dealers to promote the sale of AXA Equitable products, the Distributors may increase the sales compensation paid to the Selling broker-dealer for a period of time (commonly referred to as "compensation enhancements"). Marketing allowances and sales incentives are made out of the Distributors' assets. Not all Selling broker-dealers receive these kinds of payments. For more information about any such arrangements, ask your financial professional.

The Distributors receive 12b-1 fees from certain Portfolios for providing certain distribution and/or shareholder support services. The Distributors or their affiliates may also receive payments from the advisers of the Portfolios or their affiliates to help defray expenses for sales meetings or seminar sponsorships that may relate to the contracts and/or the advisers' respective Portfolios.

In an effort to promote the sale of our products, AXA Advisors may provide its financial professionals and managerial personnel with a higher percentage of sales commissions and/or cash compensation for the sale of an affiliated variable product than it would the sale of an unaffiliated product. Such practice is known as providing "differential compensation." In addition, managerial personnel may receive expense reimbursements, marketing allowances and commission-based payments known as "overrides." Certain components of the compensation of financial professionals who are managers are based on the sale of affiliated variable products. Managers earn higher compensation (and credits toward awards and bonuses) if those they manage sell more affiliated variable products. AXA Advisors may provide other forms of compensation to its financial professionals, including health and retirement benefits. For tax reasons, AXA Advisors financial professionals qualify for health and retirement benefits based solely on their sales of our affiliated products.

These payments and differential compensation (together, the "payments") can vary in amount based on the applicable product and/or entity or individual involved. As with any incentive, such payments may cause the financial professional to show preference in recommending the purchase or sale of AXA Equitable products. However, under applicable rules of the FINRA, AXA Advisors may only recommend to you products that they reasonably believe are suitable for you based on facts that you have disclosed as to your other security holdings, financial situation and needs. In making any recommendation, financial professionals of AXA Advisors may nonetheless face conflicts of interest because of the differences in compensation from one product category to another, and because of differences in compensation between products in the same category.

In addition, AXA Advisors may offer sales incentive programs to financial professionals who meet specified production levels for the sale of both affiliated and unaffiliated products which provide non-cash compensation such as stock options awards and/or stock appreciation rights, expense-paid trips, expense-paid educational seminars and merchandise.

Although AXA Equitable takes all of its costs into account in establishing the level of fees and expenses in its products, any contribution-based and asset-based compensation paid by AXA Equitable to the Distributors will not result in any separate charge to you under your contract. All payments made will be in compliance with all applicable FINRA rules and other laws and regulations.


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9. Incorporation of certain documents by reference

--------------------------------------------------------------------------------


AXA Equitable's Annual Report on Form 10-K for the period ended December 31, 2009 (the "Annual Report") is considered to be part of this Prospectus because it is incorporated by reference.


AXA Equitable files reports and other information with the SEC, as required by law. You may read and copy this information at the SEC's public reference facilities at Room 1580, 100 F Street, NE, Washington, DC 20549, or by accessing the SEC's website at www.sec.gov. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Under the Securities Act of 1933, AXA Equitable has filed with the SEC a registration statement relating to the fixed maturity option (the "Registration Statement"). This Prospectus has been filed as part of the Registration Statement and does not contain all of the information set forth in the Registration Statement.

After the date of this Prospectus and before we terminate the offering of the securities under the Registration Statement, all documents or reports we file with the SEC under the Securities Exchange Act of 1934 ("Exchange Act"), will be considered to become part of this Prospectus because they are incorporated by reference.

Any statement contained in a document that is or becomes part of this Prospectus, will be considered changed or replaced for purposes of this Prospectus if a statement contained in this Prospectus changes or is replaced. Any statement that is considered to be a part of this Prospectus because of its incorporation will be considered changed or replaced for the purpose of this Prospectus if a statement contained in any other subsequently filed document that is considered to be part of this Prospectus changes or replaces that statement. After that, only the statement that is changed or replaced will be considered to be part of this Prospectus.

We file the Registration Statement and our Exchange Act documents and reports, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, electronically according to EDGAR under CIK No. 0000727920. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

Upon written or oral request, we will provide, free of charge, to each person to whom this Prospectus is delivered, a copy of any or all of the documents considered to be part of this Prospectus because they are incorporated herein. In accordance with SEC rules, we will provide copies of any exhibits specifically incorporated by reference into the text of the Exchange Act reports (but not any other exhibits). Requests for documents should be directed to AXA Equitable Life Insurance Company, 1290 Avenue of the Americas, New York, New York 10104. Attention: Corporate Secretary (telephone: (212) 554-1234). You can access our website at www.axa-equitable.com.


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Appendix I: Condensed financial information

--------------------------------------------------------------------------------

The unit values and number of units outstanding shown below are for contracts offered under Separate Account No. 49 with the same daily asset charges of 1.30%.


UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.



-------------------------------------------------------------------------------------------------------
                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                   ----------------------------------------------------
                                                        2009           2008        2007        2006
-------------------------------------------------------------------------------------------------------
 AXA AGGRESSIVE ALLOCATION
-------------------------------------------------------------------------------------------------------
  Unit value                                        $   10.99       $    8.75   $  14.58    $  13.91
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  58,442          49,051     25,941       4,973
-------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE ALLOCATION
-------------------------------------------------------------------------------------------------------
  Unit value                                        $   11.39       $   10.51   $  11.97    $  11.46
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  27,962          16,158      4,306         590
-------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE-PLUS ALLOCATION
-------------------------------------------------------------------------------------------------------
  Unit value                                        $   11.34       $   10.04   $  12.62    $  12.12
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  27,256          17,697      6,473       1,414
-------------------------------------------------------------------------------------------------------
 AXA MODERATE ALLOCATION
-------------------------------------------------------------------------------------------------------
  Unit value                                        $   11.42       $    9.89   $  13.27    $  12.65
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 127,613          84,689     37,645       8,363
-------------------------------------------------------------------------------------------------------
 AXA MODERATE-PLUS ALLOCATION
-------------------------------------------------------------------------------------------------------
  Unit value                                        $   11.92       $    9.90   $  14.71    $  14.01
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 175,685         141,905     75,948      17,150
-------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN INTERNATIONAL
-------------------------------------------------------------------------------------------------------
  Unit value                                        $   12.14       $    9.68   $  19.90    $  18.04
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   7,762           7,019      4,042         800
-------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN SMALL CAP GROWTH
-------------------------------------------------------------------------------------------------------
  Unit value                                        $   12.04       $    8.99   $  16.46    $  14.29
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   2,475           2,070      1,013         213
-------------------------------------------------------------------------------------------------------
 EQ/AXA FRANKLIN SMALL CAP VALUE CORE
-------------------------------------------------------------------------------------------------------
  Unit value                                        $    8.12       $    6.42   $   9.76    $  10.82
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   3,612           2,521      1,033         123
-------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK BASIC VALUE EQUITY
-------------------------------------------------------------------------------------------------------
  Unit value                                        $   11.59       $    9.02   $  14.40    $  14.42
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   7,088           3,987      1,992         385
-------------------------------------------------------------------------------------------------------
 EQ/BLACK ROCK INTERNATIONAL VALUE
-------------------------------------------------------------------------------------------------------
  Unit value                                        $   14.19       $   11.04   $  19.62    $  18.04
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   4,627           3,778      2,421         590
-------------------------------------------------------------------------------------------------------
 EQ/BOSTON ADVISORS EQUITY INCOME
-------------------------------------------------------------------------------------------------------
  Unit value                                        $    2.09       $    1.90   $   2.84    $   2.77
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  12,019           8,373      3,300         989
-------------------------------------------------------------------------------------------------------
 EQ/CALVERT SOCIALLY RESPONSIBLE
-------------------------------------------------------------------------------------------------------
  Unit value                                        $    9.23       $    7.14   $  13.22    $  11.94
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                     723             594        324         101
-------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN GROWTH
-------------------------------------------------------------------------------------------------------
  Unit value                                        $    9.59       $    7.28   $  12.38    $  11.90
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   3,953           3,633      2,506         604
-------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN RESEARCH
-------------------------------------------------------------------------------------------------------
  Unit value                                        $   10.52       $    8.11   $  13.61    $  13.57
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   3,080           2,728      2,267         276
-------------------------------------------------------------------------------------------------------


                                 Appendix I: Condensed financial information A-1

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                          www.axa-equitable.com/green


UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009. (CONTINUED)



-------------------------------------------------------------------------------------------------------
                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                    ---------------------------------------------------
                                                         2009      2008         2007        2006
-------------------------------------------------------------------------------------------------------
 EQ/COMMON STOCK INDEX
-------------------------------------------------------------------------------------------------------
  Unit value                                          $  9.79   $  7.73     $  13.94     $ 13.65
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   6,300     3,919        2,328         869
-------------------------------------------------------------------------------------------------------
 EQ/CORE BOND INDEX
-------------------------------------------------------------------------------------------------------
  Unit value                                          $ 10.05   $  9.91     $  11.03     $ 10.84
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   9,215     3,840        3,598       1,106
-------------------------------------------------------------------------------------------------------
 EQ/DAVIS NEW YORK VENTURE
-------------------------------------------------------------------------------------------------------
  Unit value                                          $  8.73   $  6.67     $  11.11     $ 10.85
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   8,363     7,157        3,823         406
-------------------------------------------------------------------------------------------------------
 EQ/EQUITY 500 INDEX
-------------------------------------------------------------------------------------------------------
  Unit value                                          $ 10.87   $  8.75     $  14.14     $ 13.65
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   8,430     4,505        2,496         553
-------------------------------------------------------------------------------------------------------
 EQ/EQUITY GROWTH PLUS
-------------------------------------------------------------------------------------------------------
  Unit value                                          $ 11.38   $  9.02     $  15.30     $ 13.60
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  11,370    10,424        5,402       1,416
-------------------------------------------------------------------------------------------------------
 EQ/EVERGREEN OMEGA
-------------------------------------------------------------------------------------------------------
  Unit value                                          $ 13.14   $  9.49     $  13.28     $ 12.09
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   2,913       807          550          81
-------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN CORE BALANCED
-------------------------------------------------------------------------------------------------------
  Unit value                                          $  9.11   $  7.07     $  10.51     $ 10.43
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   9,627     8,899        7,144         828
-------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN TEMPLETON ALLOCATION
-------------------------------------------------------------------------------------------------------
  Unit value                                          $  7.52   $  5.93     $   9.52          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  53,600    48,476       21,512          --
-------------------------------------------------------------------------------------------------------
 EQ/GAMCO MERGERS AND ACQUISITIONS
-------------------------------------------------------------------------------------------------------
  Unit value                                          $ 11.42   $  9.92     $  11.67     $ 11.43
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   2,024     1,668        1,148         231
-------------------------------------------------------------------------------------------------------
 EQ/GAMCO SMALL COMPANY VALUE
-------------------------------------------------------------------------------------------------------
  Unit value                                          $ 44.36   $ 31.77     $  46.43     $ 43.04
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   2,346     1,862          981         156
-------------------------------------------------------------------------------------------------------
 EQ/GLOBAL BOND PLUS
-------------------------------------------------------------------------------------------------------
  Unit value                                          $ 11.36   $ 11.29     $  10.74     $  9.95
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   5,026     4,266        1,405         316
-------------------------------------------------------------------------------------------------------
 EQ/GLOBAL MULTI-SECTOR EQUITY
-------------------------------------------------------------------------------------------------------
  Unit value                                          $ 21.67   $ 14.63     $  34.76     $ 24.80
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   6,856     5,722        2,799         625
-------------------------------------------------------------------------------------------------------
 EQ/INTERMEDIATE GOVERNMENT BOND INDEX
-------------------------------------------------------------------------------------------------------
  Unit value                                          $ 10.68   $ 11.07     $  10.83     $ 10.27
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   4,131     2,411          353          63
-------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL CORE PLUS
-------------------------------------------------------------------------------------------------------
  Unit value                                          $ 14.08   $ 10.54     $  19.36     $ 17.03
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   5,399     3,339        1,892         625
-------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL GROWTH
-------------------------------------------------------------------------------------------------------
  Unit value                                          $  5.80   $  4.28     $   7.26     $  6.33
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   7,396     5,559        3,231         363
-------------------------------------------------------------------------------------------------------
 EQ/JPMORGAN VALUE OPPORTUNITIES
-------------------------------------------------------------------------------------------------------
  Unit value                                          $ 11.05   $  8.46     $  14.23     $ 14.59
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   1,315       893          648         104
-------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP CORE PLUS
-------------------------------------------------------------------------------------------------------
  Unit value                                          $ 10.82   $  8.67     $  14.03     $ 13.69
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                     588       365          162          37
-------------------------------------------------------------------------------------------------------


A-2 Appendix I: Condensed financial information

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                          www.axa-equitable.com/green


UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009. (CONTINUED)



-------------------------------------------------------------------------------------------------
                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                   ----------------------------------------------
                                                        2009      2008       2007        2006
-------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH INDEX
-------------------------------------------------------------------------------------------------
  Unit value                                         $  11.71   $  8.71     $ 13.84     $ 12.31
-------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   1,648     1,472         881         180
-------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH PLUS
-------------------------------------------------------------------------------------------------
  Unit value                                         $  12.04   $  9.04     $ 14.83     $ 13.00
-------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   1,863     1,333         747          58
-------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE INDEX
-------------------------------------------------------------------------------------------------
  Unit value                                         $   5.24   $  4.45     $ 10.42     $ 11.22
-------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   2,573     1,673       1,065         314
-------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE PLUS
-------------------------------------------------------------------------------------------------
  Unit value                                         $   9.54   $  8.03     $ 14.35     $ 15.23
-------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   5,376     5,760       5,014       1,142
-------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT GROWTH AND INCOME
-------------------------------------------------------------------------------------------------
  Unit value                                         $   9.18   $  7.87     $ 12.58     $ 12.32
-------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   1,771     1,289         975         291
-------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT LARGE CAP CORE
-------------------------------------------------------------------------------------------------
  Unit value                                         $  10.91   $  8.81     $ 12.92     $ 11.83
-------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   2,462     1,142         524          92
-------------------------------------------------------------------------------------------------
 EQ/MID CAP INDEX
-------------------------------------------------------------------------------------------------
  Unit value                                         $  10.76   $  8.00     $ 15.98     $ 14.99
-------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   5,325     3,947       2,442         587
-------------------------------------------------------------------------------------------------
 EQ/MID CAP VALUE PLUS
-------------------------------------------------------------------------------------------------
  Unit value                                         $  12.15   $  9.06     $ 15.19     $ 15.64
-------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   9,184     1,612       1,507         506
-------------------------------------------------------------------------------------------------
 EQ/MONEY MARKET
-------------------------------------------------------------------------------------------------
  Unit value                                         $  10.53   $ 10.67     $ 10.58     $ 10.24
-------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   8,093     6,707       1,895         702
-------------------------------------------------------------------------------------------------
 EQ/MONTAG & CALDWELL GROWTH
-------------------------------------------------------------------------------------------------
  Unit value                                         $   2.00   $  1.56     $  2.36     $  1.98
-------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   9,924     9,857       2,099         449
-------------------------------------------------------------------------------------------------
 EQ/MUTUAL LARGE CAP EQUITY
-------------------------------------------------------------------------------------------------
  Unit value                                         $   8.11   $  6.57     $ 10.75     $ 10.71
-------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   5,808     5,798       5,018         666
-------------------------------------------------------------------------------------------------
 EQ/OPPENHEIMER GLOBAL
-------------------------------------------------------------------------------------------------
  Unit value                                         $   9.26   $  6.77     $ 11.58     $ 11.10
-------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   3,449     2,631       1,541         158
-------------------------------------------------------------------------------------------------
 EQ/PIMCO ULTRA SHORT BOND
-------------------------------------------------------------------------------------------------
  Unit value                                         $   9.54   $  8.95     $  9.45     $  8.59
-------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  18,851     9,821       3,197         841
-------------------------------------------------------------------------------------------------
 EQ/QUALITY BOND PLUS
-------------------------------------------------------------------------------------------------
  Unit value                                         $  10.69   $ 10.21     $ 11.07     $ 10.73
-------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   4,912     1,880       1,453         364
-------------------------------------------------------------------------------------------------
 EQ/SMALL COMPANY INDEX
-------------------------------------------------------------------------------------------------
  Unit value                                         $  11.64   $  9.35     $ 14.39     $ 14.85
-------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   4,873     2,215       1,354         370
-------------------------------------------------------------------------------------------------
 EQ/T. ROWE PRICE GROWTH STOCK
-------------------------------------------------------------------------------------------------
  Unit value                                         $   5.42   $  3.85     $  6.75     $  6.37
-------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   7,194     2,900       1,437         154
-------------------------------------------------------------------------------------------------
 EQ/TEMPLETON GLOBAL EQUITY
-------------------------------------------------------------------------------------------------
  Unit value                                         $   8.13   $  6.33     $ 10.84     $ 10.76
-------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   5,026     4,870       4,461         526
-------------------------------------------------------------------------------------------------


                                 Appendix I: Condensed financial information A-3

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                          www.axa-equitable.com/green


UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009. (CONTINUED)



---------------------------------------------------------------------------------------------
                                                      FOR THE YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------
                                                      2009      2008      2007       2006
---------------------------------------------------------------------------------------------
 EQ/UBS GROWTH AND INCOME
---------------------------------------------------------------------------------------------
  Unit value                                         $ 1.90   $  1.46    $  2.46    $  2.47
---------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 4,312     2,891      2,349        473
---------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN COMSTOCK
---------------------------------------------------------------------------------------------
  Unit value                                         $ 9.06   $  7.15    $ 11.48    $ 11.93
---------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 2,994     2,784      2,074        664
---------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN MID CAP GROWTH
---------------------------------------------------------------------------------------------
  Unit value                                         $13.00   $  8.38    $ 16.12    $ 13.35
---------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 4,560     3,390      1,545        298
---------------------------------------------------------------------------------------------
 MULTIMANAGER AGGRESSIVE EQUITY
---------------------------------------------------------------------------------------------
  Unit value                                         $10.16   $  7.50    $ 14.25    $ 12.96
---------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 2,900       529        238         94
---------------------------------------------------------------------------------------------
 MULTIMANAGER CORE BOND
---------------------------------------------------------------------------------------------
  Unit value                                         $12.20   $ 11.41    $ 11.28    $ 10.76
---------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 8,726     2,680      1,109        333
---------------------------------------------------------------------------------------------
 MULTIMANAGER INTERNATIONAL EQUITY
---------------------------------------------------------------------------------------------
  Unit value                                         $13.65   $ 10.65    $ 20.44    $ 18.42
---------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 3,873     2,606      1,524        386
---------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP CORE EQUITY
---------------------------------------------------------------------------------------------
  Unit value                                         $10.94   $  8.36    $ 14.02    $ 13.53
---------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   759       507        349         62
---------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP GROWTH
---------------------------------------------------------------------------------------------
  Unit value                                         $ 9.21   $  6.83    $ 12.67    $ 11.54
---------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 1,451     1,190        674        176
---------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP VALUE
---------------------------------------------------------------------------------------------
  Unit value                                         $11.92   $  9.83    $ 15.92    $ 15.57
---------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 3,180     2,483      1,212        264
---------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP GROWTH
---------------------------------------------------------------------------------------------
  Unit value                                         $11.57   $  8.27    $ 14.84    $ 13.44
---------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 1,900     1,229        725        212
---------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP VALUE
---------------------------------------------------------------------------------------------
  Unit value                                         $13.34   $  9.36    $ 14.81    $ 15.00
---------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 2,341     1,300        778        224
---------------------------------------------------------------------------------------------
 MULTIMANAGER MULTI-SECTOR BOND
---------------------------------------------------------------------------------------------
  Unit value                                         $10.34   $  9.56    $ 12.66    $ 12.44
---------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 3,205     2,102      1,768        448
---------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP GROWTH
---------------------------------------------------------------------------------------------
  Unit value                                         $ 3.95   $  2.98    $  5.21    $  5.09
---------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 7,492     4,840      3,439        574
---------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP VALUE
---------------------------------------------------------------------------------------------
  Unit value                                         $10.17   $  8.15    $ 13.29    $ 14.93
---------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 1,415       910        704        327
---------------------------------------------------------------------------------------------
 MULTIMANAGER TECHNOLOGY
---------------------------------------------------------------------------------------------
  Unit value                                         $11.84   $  7.57    $ 14.50    $ 12.42
---------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 3,012     1,902        986        112
---------------------------------------------------------------------------------------------



A-4 Appendix I: Condensed financial information

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                          www.axa-equitable.com/green

The unit values and number of units outstanding shown below are for contracts offered under Separate Account No. 49 with the same daily asset charges of 1.55%.


UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.



--------------------------------------------------------------------------------------------------------------
                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                 -------------------------------------------------------------
                                                     2009        2008          2007        2006        2005
--------------------------------------------------------------------------------------------------------------
 AXA AGGRESSIVE ALLOCATION
--------------------------------------------------------------------------------------------------------------
   Unit value                                     $   10.26   $    8.19     $  13.68    $  13.09     $ 11.28
--------------------------------------------------------------------------------------------------------------
   Separate Account No. 49 number of units
   outstanding (000's)                               47,988      44,143       31,080       6,793         342
--------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE ALLOCATION
--------------------------------------------------------------------------------------------------------------
   Unit value                                     $   10.71   $    9.90     $  11.30    $  10.85     $ 10.36
--------------------------------------------------------------------------------------------------------------
   Separate Account No. 49 number of units
   outstanding (000's)                               25,907      18,171        4,087       1,202         501
--------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE-PLUS ALLOCATION
--------------------------------------------------------------------------------------------------------------
   Unit value                                     $   10.48   $    9.30     $  11.73    $  11.29     $ 10.55
--------------------------------------------------------------------------------------------------------------
   Separate Account No. 49 number of units
   outstanding (000's)                               20,920      16,064        7,023       2,537         671
--------------------------------------------------------------------------------------------------------------
 AXA MODERATE ALLOCATION
--------------------------------------------------------------------------------------------------------------
   Unit value                                     $   42.75   $   37.11     $  49.91    $  47.71     $ 43.93
--------------------------------------------------------------------------------------------------------------
   Separate Account No. 49 number of units
   outstanding (000's)                               23,023      18,036        9,394       3,387         762
--------------------------------------------------------------------------------------------------------------
 AXA MODERATE-PLUS ALLOCATION
--------------------------------------------------------------------------------------------------------------
   Unit value                                     $   10.61   $    8.84     $  13.16    $  12.57     $ 11.15
--------------------------------------------------------------------------------------------------------------
   Separate Account No. 49 number of units
   outstanding (000's)                              147,651     130,940       85,777      22,340       2,035
------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN INTERNATIONAL
--------------------------------------------------------------------------------------------------------------
   Unit value                                     $   12.01   $    9.60     $  19.79    $  17.99     $ 14.79
--------------------------------------------------------------------------------------------------------------
   Separate Account No. 49 number of units
   outstanding (000's)                                6,599       6,749        5,611       1,983       1,000
--------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN SMALL CAP GROWTH
--------------------------------------------------------------------------------------------------------------
   Unit value                                     $   14.90   $   11.15     $  20.47    $  17.82     $ 16.60
--------------------------------------------------------------------------------------------------------------
   Separate Account No. 49 number of units
   outstanding (000's)                                2,587       2,766        2,301       1,922       1,979
--------------------------------------------------------------------------------------------------------------
 EQ/AXA FRANKLIN SMALL CAP VALUE CORE
--------------------------------------------------------------------------------------------------------------
   Unit value                                     $    8.05   $    6.38     $   9.73    $  10.82          --
--------------------------------------------------------------------------------------------------------------
   Separate Account No. 49 number of units
   outstanding (000's)                                2,073       1,829          936         153          --
--------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK BASIC VALUE EQUITY
--------------------------------------------------------------------------------------------------------------
   Unit value                                     $   18.92   $   14.75     $  23.62    $  23.71     $ 19.92
--------------------------------------------------------------------------------------------------------------
   Separate Account No. 49 number of units
   outstanding (000's)                                4,776       3,421        2,381       1,301       1,147
--------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK INTERNATIONAL VALUE
--------------------------------------------------------------------------------------------------------------
   Unit value                                     $   17.53   $   13.67     $  24.36    $  22.46     $ 18.15
--------------------------------------------------------------------------------------------------------------
   Separate Account No. 49 number of units
   outstanding (000's)                                5,490       5,347        4,881       3,580       3,145
--------------------------------------------------------------------------------------------------------------
 EQ/BOSTON ADVISORS EQUITY INCOME
--------------------------------------------------------------------------------------------------------------
   Unit value                                     $    4.98   $    4.54     $   6.81    $   6.67     $  5.84
--------------------------------------------------------------------------------------------------------------
   Separate Account No. 49 number of units
   outstanding (000's)                                5,308       3,897        2,391       1,207         536
--------------------------------------------------------------------------------------------------------------
 EQ/CALVERT SOCIALLY RESPONSIBLE
--------------------------------------------------------------------------------------------------------------
   Unit value                                     $    6.83   $    5.30     $   9.83    $   8.91     $  8.60
--------------------------------------------------------------------------------------------------------------
   Separate Account No. 49 number of units
   outstanding (000's)                                  641         636          349         147          65
--------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------
                                                                FOR THE YEARS ENDED DECEMBER 31,
                                                  -------------------------------------------------------------
                                                      2004        2003        2002          2001        2000
---------------------------------------------------------------------------------------------------------------
 AXA AGGRESSIVE ALLOCATION
---------------------------------------------------------------------------------------------------------------
  Unit value                                        $ 10.60          --          --            --          --
---------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   120          --          --            --          --
---------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE ALLOCATION
---------------------------------------------------------------------------------------------------------------
  Unit value                                        $ 10.27          --          --            --          --
---------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   286          --          --            --          --
---------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE-PLUS ALLOCATION
---------------------------------------------------------------------------------------------------------------
  Unit value                                        $ 10.38          --          --            --          --
---------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   279          --          --            --          --
---------------------------------------------------------------------------------------------------------------
 AXA MODERATE ALLOCATION
---------------------------------------------------------------------------------------------------------------
  Unit value                                        $ 42.57     $ 39.77     $ 33.91       $ 39.47          --
---------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   659         461         279           110          --
---------------------------------------------------------------------------------------------------------------
 AXA MODERATE-PLUS ALLOCATION
---------------------------------------------------------------------------------------------------------------
  Unit value                                             --          --          --            --          --
---------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                    --          --          --            --          --
---------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN INTERNATIONAL
---------------------------------------------------------------------------------------------------------------
  Unit value                                        $ 13.03     $ 11.20     $  8.42       $  9.51     $ 12.60
---------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 1,008       1,052         135            --          --
---------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN SMALL CAP GROWTH
---------------------------------------------------------------------------------------------------------------
  Unit value                                        $ 15.12     $ 13.48     $  9.71       $ 14.14     $ 16.56
---------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 2,313       2,809       3,037         2,971       1,248
---------------------------------------------------------------------------------------------------------------
 EQ/AXA FRANKLIN SMALL CAP VALUE CORE
---------------------------------------------------------------------------------------------------------------
  Unit value                                             --          --          --            --          --
---------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                    --          --          --            --          --
---------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK BASIC VALUE EQUITY
---------------------------------------------------------------------------------------------------------------
  Unit value                                        $ 19.65     $ 18.05     $ 13.98       $ 17.04     $ 16.40
---------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 1,430       1,339       1,334         1,071         299
---------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK INTERNATIONAL VALUE
---------------------------------------------------------------------------------------------------------------
  Unit value                                        $ 16.63     $ 13.89     $ 11.02       $ 13.42     $ 17.37
---------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 3,356       3,673       4,227         4,268       2,110
---------------------------------------------------------------------------------------------------------------
 EQ/BOSTON ADVISORS EQUITY INCOME
---------------------------------------------------------------------------------------------------------------
  Unit value                                        $  5.59          --          --            --          --
---------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   306          --          --            --          --
---------------------------------------------------------------------------------------------------------------
 EQ/CALVERT SOCIALLY RESPONSIBLE
---------------------------------------------------------------------------------------------------------------
  Unit value                                        $  8.03     $  7.87     $  6.25       $  8.63          --
---------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                    88         101          79            19          --
---------------------------------------------------------------------------------------------------------------


                                 Appendix I: Condensed financial information A-5

    To receive this document electronically, sign up for e-delivery today at
                          www.axa-equitable.com/green


UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009. (CONTINUED) For the years ended



----------------------------------------------------------------------------------------------------------------------
                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                 ---------------------------------------------------------------------
                                                    2009        2008       2007        2006        2005        2004
----------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN GROWTH
----------------------------------------------------------------------------------------------------------------------
  Unit value                                      $  10.29   $   7.83    $  13.35    $  12.86    $  12.16    $  11.75
----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                2,912      3,107       3,136       2,540       2,470       2,815
----------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN RESEARCH
----------------------------------------------------------------------------------------------------------------------
  Unit value                                      $   9.90   $   7.65    $  12.88    $  12.87    $  11.67    $  11.18
----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                5,543      6,117       7,563       4,914       5,540       6,418
----------------------------------------------------------------------------------------------------------------------
 EQ/COMMON STOCK INDEX
----------------------------------------------------------------------------------------------------------------------
  Unit value                                      $ 178.67   $ 141.42    $ 255.59    $ 250.91    $ 230.23    $ 224.21
----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  502        423         392         361         370         430
----------------------------------------------------------------------------------------------------------------------
 EQ/CORE BOND INDEX
----------------------------------------------------------------------------------------------------------------------
  Unit value                                      $  12.94   $  12.80    $  14.28    $  14.07    $  13.73    $  13.65
----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                8,565      6,813       8,678       7,950       8,015       8,979
----------------------------------------------------------------------------------------------------------------------
 EQ/DAVIS NEW YORK VENTURE
----------------------------------------------------------------------------------------------------------------------
  Unit value                                      $   8.65   $   6.63    $  11.07    $  10.84          --          --
----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                6,031      5,304       3,797         665          --          --
----------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY 500 INDEX
----------------------------------------------------------------------------------------------------------------------
  Unit value                                      $  23.07   $  18.62    $  30.17    $  29.20    $  15.77    $  25.07
----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                4,766      4,288       4,204       3,534       3,726       4,345
----------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY GROWTH PLUS
----------------------------------------------------------------------------------------------------------------------
  Unit value                                      $  13.50   $  10.73    $  18.25    $  16.26    $  15.11    $  13.86
----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                9,136      9,050       5,863       2,666       1,390       1,251
----------------------------------------------------------------------------------------------------------------------
 EQ/EVERGREEN OMEGA
----------------------------------------------------------------------------------------------------------------------
  Unit value                                      $   9.47   $   6.86    $   9.62    $   8.78    $   8.42    $   8.23
----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                3,886      1,482       1,089         319         349         400
----------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN CORE BALANCED
----------------------------------------------------------------------------------------------------------------------
  Unit value                                      $   9.03   $   7.03    $  10.47    $  10.42          --          --
----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                8,263      8,326       6,851       1,076          --          --
----------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN TEMPLETON ALLOCATION
----------------------------------------------------------------------------------------------------------------------
  Unit value                                      $   7.47   $   5.90    $   9.50          --          --          --
----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                               29,210     27,745      13,483          --          --          --
----------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO MERGERS AND ACQUISITIONS
----------------------------------------------------------------------------------------------------------------------
  Unit value                                      $  11.49   $  10.01    $  11.80    $  11.59    $  10.49          --
----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                1,717      1,577       1,416         425          11          --
----------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO SMALL COMPANY VALUE
----------------------------------------------------------------------------------------------------------------------
  Unit value                                      $  27.10   $  19.46    $  28.50    $  26.49    $  22.64    $  22.05
----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                3,958      3,270       2,211         519         111          63
----------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL BOND PLUS
----------------------------------------------------------------------------------------------------------------------
  Unit value                                      $  11.24   $  11.19    $  10.68    $   9.92    $   9.74          --
----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                5,491      5,387       1,997         457           9          --
----------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------
                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                 -----------------------------------------------
                                                    2003       2002        2001         2000
------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN GROWTH
------------------------------------------------------------------------------------------------
  Unit value                                            --         --          --           --
------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   --         --          --           --
------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN RESEARCH
------------------------------------------------------------------------------------------------
  Unit value                                      $  10.23   $   7.91    $  10.66     $  11.05
------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                6,957      7,543       2,052          628
------------------------------------------------------------------------------------------------
 EQ/COMMON STOCK INDEX
------------------------------------------------------------------------------------------------
  Unit value                                      $ 199.56   $ 135.53    $ 206.51     $ 235.03
------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  484        521         499          204
------------------------------------------------------------------------------------------------
 EQ/CORE BOND INDEX
------------------------------------------------------------------------------------------------
  Unit value                                      $  13.32   $  13.09    $  12.13     $  11.41
------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                               10,672     12,695       8,943        1,427
------------------------------------------------------------------------------------------------
 EQ/DAVIS NEW YORK VENTURE
------------------------------------------------------------------------------------------------
  Unit value                                            --         --          --           --
------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   --         --          --           --
------------------------------------------------------------------------------------------------
 EQ/EQUITY 500 INDEX
------------------------------------------------------------------------------------------------
  Unit value                                      $  23.10   $  18.36    $  24.03     $  27.79
------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                4,750      5,020       4,534        1,524
------------------------------------------------------------------------------------------------
 EQ/EQUITY GROWTH PLUS
------------------------------------------------------------------------------------------------
  Unit value                                      $  12.74   $   9.87    $  11.33           --
------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                1,338        701          89           --
------------------------------------------------------------------------------------------------
 EQ/EVERGREEN OMEGA
------------------------------------------------------------------------------------------------
  Unit value                                      $   7,80   $   5.74    $   7.67     $   9.39
------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  500        378         182           47
------------------------------------------------------------------------------------------------
 EQ/FRANKLIN CORE BALANCED
------------------------------------------------------------------------------------------------
  Unit value                                            --         --          --           --
------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   --         --          --           --
------------------------------------------------------------------------------------------------
 EQ/FRANKLIN TEMPLETON ALLOCATION
------------------------------------------------------------------------------------------------
  Unit value                                            --         --          --           --
------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   --         --          --           --
------------------------------------------------------------------------------------------------
 EQ/GAMCO MERGERS AND ACQUISITIONS
------------------------------------------------------------------------------------------------
  Unit value                                            --         --          --           --
------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   --         --          --           --
------------------------------------------------------------------------------------------------
 EQ/GAMCO SMALL COMPANY VALUE
------------------------------------------------------------------------------------------------
  Unit value                                            --         --          --           --
------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   --         --          --           --
------------------------------------------------------------------------------------------------
 EQ/GLOBAL BOND PLUS
------------------------------------------------------------------------------------------------
  Unit value                                            --         --          --           --
------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   --         --          --           --
------------------------------------------------------------------------------------------------


A-6 Appendix I: Condensed financial information

    To receive this document electronically, sign up for e-delivery today at
                          www.axa-equitable.com/green


UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009. (CONTINUED)



-----------------------------------------------------------------------------------------------------------------------
                                                                    FOR THE YEARS ENDED DECEMBER 31,
                                                  ---------------------------------------------------------------------
                                                      2009        2008        2007         2006        2005        2004
-----------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL MULTI-SECTOR EQUITY
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                        $ 16.04     $ 10.86     $ 25.86      $ 18.50    $  13.71    $  10.48
-----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 9,622       8,369       5,992        2,602       1,632       1,515
-----------------------------------------------------------------------------------------------------------------------
 EQ/INTERMEDIATE GOVERNMENT BOND INDEX
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                        $ 18.94     $ 19.69     $ 19.30      $ 18.35    $  18.07    $  18.13
-----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 2,248       2,058         813          747         873       1,061
-----------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL CORE PLUS
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                        $ 11.73     $  8.81     $ 16.22      $ 14.30    $  12.18    $  10.56
-----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 6,484       4,686       3,598        2,904       2,599       2,863
-----------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL GROWTH
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                        $ 12.91     $  9.55     $ 16.25      $ 14.20    $  11.48          --
-----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 3,313       2,704       1,865          310           5          --
-----------------------------------------------------------------------------------------------------------------------
 EQ/JPMORGAN VALUE OPPORTUNITIES
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                        $ 11.83     $  9.09     $ 15.32      $ 15.76    $  13.30    $  12.99
-----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 2,758       2,921       3,721        4,048       4,589       5,234
-----------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP CORE PLUS
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                        $  8.17     $  6.56     $ 10.64      $ 10.41    $   9.36    $   8.87
-----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 2,683       2,845       3,557        4,130       4,965       5,788
-----------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH INDEX
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                        $  6.50     $  4.85     $  7.72      $  6.88    $   7.03    $   6.21
-----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 7,663       7,722       7,920        7,569        9.117     10,421
-----------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH PLUS
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                        $ 13.60     $ 10.24     $ 16.84      $ 14.80    $  13.94    $  12.99
-----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 3,016       2,719       2,698        2,090       2,422       2,867
-----------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE INDEX
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                        $  5.18     $  4.42     $ 10.36      $ 11.19    $  10.64          --
-----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 2,425       1,742       1,312          738         113          --
-----------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE PLUS
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                        $ 10.95     $  9.24     $ 16.56      $ 17.62    $  14.75    $  14.21
-----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 7,574       8,454       9,126        5,695       5,091       5,823
-----------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT GROWTH AND INCOME
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                        $  9.03     $  7.77     $ 12.44      $ 12.21    $  10.58          --
-----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 1,759       1,303       1,062          501          58          --
-----------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT LARGE CAP CORE
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                        $ 10.71     $  8.66     $ 12.75      $ 11.70    $  10.55          --
-----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 2,041       1,080         497          138          45          --
-----------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP INDEX
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                        $  9.04     $  6.74     $ 13.50      $ 12.70    $  11.56    $  11.04
-----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 7,799       7,091       6,060        4,317       4,297       4,997
-----------------------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------------------------
                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                   -----------------------------------------------
                                                       2003       2002       2001         2000
--------------------------------------------------------------------------------------------------
 EQ/GLOBAL MULTI-SECTOR EQUITY
--------------------------------------------------------------------------------------------------
  Unit value                                        $  8.61    $  5.61    $  6.06      $  6.49
--------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 1,462      1,464      1,482          881
--------------------------------------------------------------------------------------------------
 EQ/INTERMEDIATE GOVERNMENT BOND INDEX
--------------------------------------------------------------------------------------------------
  Unit value                                        $ 18.07    $ 17.97    $ 16.81      $ 15.83
--------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 1,357      1,226         --           --
--------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL CORE PLUS
--------------------------------------------------------------------------------------------------
  Unit value                                        $  9.44    $  7.23    $  8.65      $ 11.10
--------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 2,832      2,786      2,530        1,050
--------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL GROWTH
--------------------------------------------------------------------------------------------------
  Unit value                                             --         --         --           --
--------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                    --         --         --           --
--------------------------------------------------------------------------------------------------
 EQ/JPMORGAN VALUE OPPORTUNITIES
--------------------------------------------------------------------------------------------------
  Unit value                                        $ 11.90    $  9.53    $ 11.97      $ 13.04
--------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 6,009      6,939      6,123        1,419
--------------------------------------------------------------------------------------------------
 EQ/LARGE CAP CORE PLUS
--------------------------------------------------------------------------------------------------
  Unit value                                        $  8.08    $  6.73    $  8.66      $ 10.47
--------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 6,613      7,231      7,160        2,262
--------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH INDEX
--------------------------------------------------------------------------------------------------
  Unit value                                        $  5.82    $  4.80    $  7.08      $  9.46
--------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                11,828     13,521     14,217        6,200
--------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH PLUS
--------------------------------------------------------------------------------------------------
  Unit value                                        $ 11.72    $  9.20    $ 14.23      $ 21.92
--------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 3,344      3,796      4,345        2,112
--------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE INDEX
--------------------------------------------------------------------------------------------------
  Unit value                                             --         --         --           --
--------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                    --         --         --           --
--------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE PLUS
--------------------------------------------------------------------------------------------------
  Unit value                                        $ 12.72    $ 10.04    $ 11.80      $ 11.63
--------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 6,106      6,520      4,851        1,119
--------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT GROWTH AND INCOME
--------------------------------------------------------------------------------------------------
  Unit value                                             --         --         --           --
--------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                    --         --         --           --
--------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT LARGE CAP CORE
--------------------------------------------------------------------------------------------------
  Unit value                                             --         --         --           --
--------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                    --         --         --           --
--------------------------------------------------------------------------------------------------
 EQ/MID CAP INDEX
--------------------------------------------------------------------------------------------------
  Unit value                                        $  9.67    $  6.84    $  8.52      $  9.99
--------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 5,343      5,392      4,418          609
--------------------------------------------------------------------------------------------------


                                 Appendix I: Condensed financial information A-7

    To receive this document electronically, sign up for e-delivery today at
                          www.axa-equitable.com/green


UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009. (CONTINUED)



-----------------------------------------------------------------------------------------------------------------------
                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                 ----------------------------------------------------------------------
                                                     2009        2008       2007        2006        2005        2004
-----------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP VALUE PLUS
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                      $  13.27    $  9.92     $ 16.67     $ 17.21     $ 15.54     $ 14.18
-----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                8,258      3,049       3,624       3,215       3,279       3,574
-----------------------------------------------------------------------------------------------------------------------
 EQ/MONEY MARKET
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                      $  28.48    $ 28.93     $ 28.78     $ 27.92     $ 27.14     $ 26.87
-----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                3,955      5,634       3,506       2,933       1,954       2,306
-----------------------------------------------------------------------------------------------------------------------
 EQ/MONTAG & CALDWELL GROWTH
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                      $   4.85    $  3.79     $  5.74     $  4.83     $  4.54     $  4.38
-----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                6,055      5,847       1,806         155          14           6
-----------------------------------------------------------------------------------------------------------------------
 EQ/MUTUAL LARGE CAP EQUITY
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                      $   8.04    $  6.53     $ 10.71     $ 10.70          --          --
-----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                3,613      3,890       3,519         623          --          --
-----------------------------------------------------------------------------------------------------------------------
 EQ/OPPENHEIMER GLOBAL
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                      $   9.18    $  6.73     $ 11.54     $ 11.09          --          --
-----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                3,094      2,347       1,565         227          --          --
-----------------------------------------------------------------------------------------------------------------------
 EQ/PIMCO ULTRA SHORT BOND
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                      $  10.81    $ 10.17     $ 10.76     $  9.81     $  9.92          --
-----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                               17,971     11,794       3,625       1,202         300          --
-----------------------------------------------------------------------------------------------------------------------
 EQ/QUALITY BOND PLUS
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                      $  15.77    $ 15.10     $ 16.41     $ 15.95     $ 15.60     $ 15.54
-----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                3,756      1,534       1,355         630         455         480
-----------------------------------------------------------------------------------------------------------------------
 EQ/SMALL COMPANY INDEX
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                      $  13.10    $ 10.55     $ 16.27     $ 16.83     $ 14.52     $ 14.15
-----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                4,503      2,777       2,196       1,231         854       1,001
-----------------------------------------------------------------------------------------------------------------------
 EQ/T.ROWE PRICE GROWTH STOCK
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                      $  13.41    $  9.55     $ 16.79     $ 15.90     $ 16.83     $ 16.44
-----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                3,402      2,310       2,146          71          15          --
-----------------------------------------------------------------------------------------------------------------------
 EQ/TEMPLETON GLOBAL EQUITY
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                      $   8.06    $  6.29     $ 10.80     $ 10.75          --          --
-----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                3,207      3,287       2,998         531          --          --
-----------------------------------------------------------------------------------------------------------------------
 EQ/UBS GROWTH AND INCOME
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                      $   4.71    $  3.62     $  6.12     $  6.15     $  5.47     $  5.10
-----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                2,496      2,130       1,796         424         102           6
-----------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN COMSTOCK
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                      $   8.95    $  7.08     $ 11.41     $ 11.88     $ 10.41          --
-----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                2,153      2,035       1,990         900         131          --
-----------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN MID CAP GROWTH
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                      $  12.84    $  8.31     $ 16.02     $ 13.29     $ 12.36          --
-----------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                5,105      3,782       2,291         361          40          --
-----------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------
                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                       -----------------------------------------------
                                                           2003        2002       2001         2000
------------------------------------------------------------------------------------------------------
 EQ/MID CAP VALUE PLUS
------------------------------------------------------------------------------------------------------
  Unit value                                             $ 12.22    $  9.32     $ 11.09      $ 10.84
------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                      3,783      4,067       3,015          198
------------------------------------------------------------------------------------------------------
 EQ/MONEY MARKET
------------------------------------------------------------------------------------------------------
  Unit value                                             $ 27.08    $ 27.35     $ 27.44      $ 26.91
------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                      3,186      4,967       4,110          826
------------------------------------------------------------------------------------------------------
 EQ/MONTAG & CALDWELL GROWTH
------------------------------------------------------------------------------------------------------
  Unit value                                                  --         --          --           --
------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                         --         --          --           --
------------------------------------------------------------------------------------------------------
 EQ/MUTUAL LARGE CAP EQUITY
------------------------------------------------------------------------------------------------------
  Unit value                                                  --         --          --           --
------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                         --         --          --           --
------------------------------------------------------------------------------------------------------
 EQ/OPPENHEIMER GLOBAL
------------------------------------------------------------------------------------------------------
  Unit value                                                  --         --          --           --
------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                         --         --          --           --
------------------------------------------------------------------------------------------------------
 EQ/PIMCO ULTRA SHORT BOND
------------------------------------------------------------------------------------------------------
  Unit value                                                  --         --          --           --
------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                         --         --          --           --
------------------------------------------------------------------------------------------------------
 EQ/QUALITY BOND PLUS
------------------------------------------------------------------------------------------------------
  Unit value                                             $ 15.21    $ 14.92          --           --
------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                        519        474          --           --
------------------------------------------------------------------------------------------------------
 EQ/SMALL COMPANY INDEX
------------------------------------------------------------------------------------------------------
  Unit value                                             $ 12.21    $  8.50     $ 10.92      $ 10.87
------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                      1,152        974         825          270
------------------------------------------------------------------------------------------------------
 EQ/T.ROWE PRICE GROWTH STOCK
------------------------------------------------------------------------------------------------------
  Unit value                                                  --         --          --           --
------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                         --         --          --           --
------------------------------------------------------------------------------------------------------
 EQ/TEMPLETON GLOBAL EQUITY
------------------------------------------------------------------------------------------------------
  Unit value                                                  --         --          --           --
------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                         --         --          --           --
------------------------------------------------------------------------------------------------------
 EQ/UBS GROWTH AND INCOME
------------------------------------------------------------------------------------------------------
  Unit value                                                  --         --          --           --
------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                         --         --          --           --
------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN COMSTOCK
------------------------------------------------------------------------------------------------------
  Unit value                                                  --         --          --           --
------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                         --         --          --           --
------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN MID CAP GROWTH
------------------------------------------------------------------------------------------------------
  Unit value                                                  --         --          --           --
------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                         --         --          --           --
------------------------------------------------------------------------------------------------------
  outstanding (000's)


A-8 Appendix I: Condensed financial information

    To receive this document electronically, sign up for e-delivery today at
                          www.axa-equitable.com/green


UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009. (CONTINUED)



-------------------------------------------------------------------------------------------------------------------
                                                                FOR THE YEARS ENDED DECEMBER 31,
                                                    ---------------------------------------------------------------
                                                        2009        2008          2007        2006        2005
-------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER AGGRESSIVE EQUITY
-------------------------------------------------------------------------------------------------------------------
  Unit value                                          $ 44.47     $ 32.90       $ 62.68     $ 57.17     $ 55.24
-------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                     764         210           180         171         172
-------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER CORE BOND
-------------------------------------------------------------------------------------------------------------------
  Unit value                                          $ 12.81     $ 12.02       $ 11.91     $ 11.39     $ 11.14
-------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   7,487       3,422         2,253       1,474       1,199
-------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER INTERNATIONAL EQUITY
-------------------------------------------------------------------------------------------------------------------
  Unit value                                          $ 12.33     $  9.64       $ 18.56     $ 16.77     $ 13.59
-------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   4,312       3,649         2,753       1,168         480
-------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP CORE EQUITY
-------------------------------------------------------------------------------------------------------------------
  Unit value                                          $  9.80     $  7.51       $ 12.62     $ 12.21     $ 10.92
-------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   1,086         981           750         346         269
-------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP GROWTH
-------------------------------------------------------------------------------------------------------------------
  Unit value                                          $  7.55     $  5.62       $ 10.45     $  9.54     $  9.68
-------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   1,893       1,942         1,621         999         613
-------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP VALUE
-------------------------------------------------------------------------------------------------------------------
  Unit value                                          $ 10.80     $  8.93       $ 14.50     $ 14.21     $ 12.10
-------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   3,315       3,416         2,431       1,285         919
-------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP GROWTH
-------------------------------------------------------------------------------------------------------------------
  Unit value                                          $  9.24     $  6.62       $ 11.92     $ 10.82     $ 10.03
-------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   2,357       1,770         1,398         884         663
-------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP VALUE
-------------------------------------------------------------------------------------------------------------------
  Unit value                                          $ 12.17     $  8.56       $ 13.58     $ 13.78     $ 12.20
-------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   2,667       1,982         1,394         838         550
-------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MULTI-SECTOR BOND
-------------------------------------------------------------------------------------------------------------------
  Unit value                                          $ 25.75     $ 23.85       $ 31.67     $ 31.19     $ 28.82
-------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   1,890       1,874         2,103       1,654       1,626
-------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP GROWTH
-------------------------------------------------------------------------------------------------------------------
  Unit value                                          $  6.66     $  5.03       $  8.83     $  8.65     $  7.97
-------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   4,460       3,484         2,924         627         195
-------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP VALUE
-------------------------------------------------------------------------------------------------------------------
  Unit value                                          $ 13.05     $ 10.48       $ 17.14     $ 19.31     $ 16.89
-------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   1,909       1,879         2,209       2,465       2,629
-------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER TECHNOLOGY
-------------------------------------------------------------------------------------------------------------------
  Unit value                                          $  9.92     $  6.36       $ 12.21     $ 10.49     $  9.93
-------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   5,240       4,243         3,629       2,459       2,792
-------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------
                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                      -------------------------------------------------------------
                                                          2004        2003        2002        2001        2000
-------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER AGGRESSIVE EQUITY
-------------------------------------------------------------------------------------------------------------------
  Unit value                                           $ 51.85     $ 46.99     $ 34.70      $ 49.56     $ 67.28
-------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                      181         211         241          249         106
-------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER CORE BOND
-------------------------------------------------------------------------------------------------------------------
  Unit value                                           $ 11.13     $ 10.88     $ 10.65           --          --
-------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                    1,470       1,625       1,594           --          --
-------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER INTERNATIONAL EQUITY
-------------------------------------------------------------------------------------------------------------------
  Unit value                                           $ 11.96     $ 10.30     $  7.79           --          --
-------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                      411         323         108           --          --
-------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP CORE EQUITY
-------------------------------------------------------------------------------------------------------------------
  Unit value                                           $ 10.39     $  9.62     $  7.63           --          --
-------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                      397         296         201           --          --
-------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP GROWTH
-------------------------------------------------------------------------------------------------------------------
  Unit value                                           $  9.15     $  8.71     $  6.77           --          --
-------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                      930         759         424           --          --
-------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP VALUE
-------------------------------------------------------------------------------------------------------------------
  Unit value                                           $ 11.47     $ 10.18     $  7.89           --          --
-------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                      809         635         503           --          --
-------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP GROWTH
-------------------------------------------------------------------------------------------------------------------
  Unit value                                           $  9.40     $  8.54     $  6.19           --          --
-------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                      773         720         427           --          --
-------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP VALUE
-------------------------------------------------------------------------------------------------------------------
  Unit value                                           $ 11.54     $ 10.18     $  7.35           --          --
-------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                      720         545         364           --          --
-------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MULTI-SECTOR BOND
-------------------------------------------------------------------------------------------------------------------
  Unit value                                           $ 28.41     $ 26.55     $ 22.00      $ 23.03     $ 23.23
-------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                    1,924       2,218       1,906        1,632         432
-------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP GROWTH
-------------------------------------------------------------------------------------------------------------------
  Unit value                                           $  7.53          --          --           --          --
-------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                       11          --          --           --          --
-------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP VALUE
-------------------------------------------------------------------------------------------------------------------
  Unit value                                           $ 16.39     $ 14.22     $ 10.51      $ 12.39     $ 10.69
-------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                    3,013       3,182       3,460        2,447         588
-------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER TECHNOLOGY
-------------------------------------------------------------------------------------------------------------------
  Unit value                                           $  9.07     $  8.77     $  5.65           --          --
-------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                    3,478         278         386           --          --
-------------------------------------------------------------------------------------------------------------------



                                 Appendix I: Condensed financial information A-9

    To receive this document electronically, sign up for e-delivery today at
                           www.axa-equitable.com/green

The unit values and number of units outstanding shown below are for contracts offered under Separate Account No. 49 with the same daily asset charges of 1.65%.


UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.




--------------------------------------------------------------------------------------------------------------
                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                 -------------------------------------------------------------
                                                      2009        2008          2007        2006        2005
--------------------------------------------------------------------------------------------------------------
 AXA AGGRESSIVE ALLOCATION
--------------------------------------------------------------------------------------------------------------
  Unit value                                      $   11.29   $    9.02     $   15.09   $   14.45   $  12.46
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                91,369      88,738        64,596      32,813     12,508
--------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE ALLOCATION
--------------------------------------------------------------------------------------------------------------
  Unit value                                      $   11.14   $   10.32     $   11.79   $   11.33   $  10.83
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                56,858      42,602        10,068       5,935      3,738
--------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE-PLUS ALLOCATION
--------------------------------------------------------------------------------------------------------------
  Unit value                                      $   11.08   $    9.85     $   12.43   $   11.98   $  11.20
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                48,383      39,676        23,580      16,150      9,271
--------------------------------------------------------------------------------------------------------------
 AXA MODERATE ALLOCATION
--------------------------------------------------------------------------------------------------------------
  Unit value                                      $   11.23   $    9.76     $   13.13   $   12.57   $  11.58
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)               187,530     162,336       117,390      83,885     52,197
--------------------------------------------------------------------------------------------------------------
 AXA MODERATE-PLUS ALLOCATION
--------------------------------------------------------------------------------------------------------------
  Unit value                                      $   11.66   $    9.72     $   14.48   $   13.84   $  12.29
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)               319,013     307,331       240,939     152,231     69,680
--------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN INTERNATIONAL
--------------------------------------------------------------------------------------------------------------
  Unit value                                      $   11.92   $    9.54     $   19.68   $   17.91   $  14.74
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                11,782      12,678        12,529       7,675      3,716
--------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN SMALL CAP GROWTH
--------------------------------------------------------------------------------------------------------------
  Unit value                                      $   11.81   $    8.85     $   16.27   $   14.18   $  13.22
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 3,707       4,155         3,846       2,926      1,783
--------------------------------------------------------------------------------------------------------------
 EQ/AXA FRANKLIN SMALL CAP VALUE CORE
--------------------------------------------------------------------------------------------------------------
  Unit value                                      $    8.02   $    6.36     $    9.71   $   10.81         --
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 4,217       3,589         2,069         384         --
--------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK BASIC VALUE EQUITY
--------------------------------------------------------------------------------------------------------------
  Unit value                                      $   11.37   $    8.88     $   14.23   $   14.30   $  12.02
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 9,718       8,195         7,001       5,785      4,888
--------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK INTERNATIONAL VALUE
--------------------------------------------------------------------------------------------------------------
  Unit value                                      $   13.92   $   10.87     $   19.38   $   17.89   $  14.47
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 9,672       8,942         9,184       7,223      4,026
--------------------------------------------------------------------------------------------------------------
 EQ/BOSTON ADVISORS EQUITY INCOME
--------------------------------------------------------------------------------------------------------------
  Unit value                                      $    4.93   $    4.49     $    6.74   $    6.61   $   5.80
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 7,687       6,763         5,771       4,814      3,177
--------------------------------------------------------------------------------------------------------------
 EQ/CALVERT SOCIALLY RESPONSIBLE
--------------------------------------------------------------------------------------------------------------
  Unit value                                      $    9.04   $    7.03     $   13.04   $   11.83   $  11.43
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   976         994           982         894        571
--------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN GROWTH
--------------------------------------------------------------------------------------------------------------
  Unit value                                      $    9.41   $    7.17     $   12.24   $   11.80   $  11.17
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                10,253      10,512         9,279       6,225      2,419
--------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN RESEARCH
--------------------------------------------------------------------------------------------------------------
  Unit value                                      $   10.31   $    7.97     $   13.44   $   13.44   $  12.20
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                14,379      15,308        17,200       6,674      4,879
--------------------------------------------------------------------------------------------------------------
 EQ/COMMON STOCK INDEX
--------------------------------------------------------------------------------------------------------------
  Unit value                                      $    9.72   $    7.70     $   13.93   $   13.69   $  12.58
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 8,285       7,635         7,057       7,207      5,402
--------------------------------------------------------------------------------------------------------------
 EQ/CORE BOND INDEX
--------------------------------------------------------------------------------------------------------------
  Unit value                                      $    9.85   $    9.76     $   10.89   $   10.74   $  10.50
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                15,630      13,286        14,134      11,680      7,995
--------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------
                                                   FOR THE YEARS ENDED
                                                      DECEMBER 31,
                                                 -----------------------
                                                      2004        2003
------------------------------------------------------------------------
 AXA AGGRESSIVE ALLOCATION
------------------------------------------------------------------------
  Unit value                                      $  11.72     $ 10.66
------------------------------------------------------------------------
  Number of units outstanding (000's)                4,674         195
------------------------------------------------------------------------
 AXA CONSERVATIVE ALLOCATION
------------------------------------------------------------------------
  Unit value                                      $  10.75     $ 10.31
------------------------------------------------------------------------
  Number of units outstanding (000's)                1,736         116
------------------------------------------------------------------------
 AXA CONSERVATIVE-PLUS ALLOCATION
------------------------------------------------------------------------
  Unit value                                      $  11.03     $ 10.41
------------------------------------------------------------------------
  Number of units outstanding (000's)                3,928         215
------------------------------------------------------------------------
 AXA MODERATE ALLOCATION
------------------------------------------------------------------------
  Unit value                                      $  11.24     $ 10.51
------------------------------------------------------------------------
  Number of units outstanding (000's)               21,440         970
------------------------------------------------------------------------
 AXA MODERATE-PLUS ALLOCATION
------------------------------------------------------------------------
  Unit value                                      $  11.72     $ 10.67
------------------------------------------------------------------------
  Number of units outstanding (000's)               21,528         560
------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN INTERNATIONAL
------------------------------------------------------------------------
  Unit value                                      $  13.00     $ 11.19
------------------------------------------------------------------------
  Number of units outstanding (000's)                1,270          66
------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN SMALL CAP GROWTH
------------------------------------------------------------------------
  Unit value                                      $  12.06     $ 10.75
------------------------------------------------------------------------
  Number of units outstanding (000's)                  913          81
------------------------------------------------------------------------
 EQ/AXA FRANKLIN SMALL CAP VALUE CORE
------------------------------------------------------------------------
  Unit value                                            --          --
------------------------------------------------------------------------
  Number of units outstanding (000's)                   --          --
------------------------------------------------------------------------
 EQ/BLACKROCK BASIC VALUE EQUITY
------------------------------------------------------------------------
  Unit value                                      $  11.87     $ 10.92
------------------------------------------------------------------------
  Number of units outstanding (000's)                3,020         210
------------------------------------------------------------------------
 EQ/BLACKROCK INTERNATIONAL VALUE
------------------------------------------------------------------------
  Unit value                                      $  13.27     $ 11.09
------------------------------------------------------------------------
  Number of units outstanding (000's)                1,161          30
------------------------------------------------------------------------
 EQ/BOSTON ADVISORS EQUITY INCOME
------------------------------------------------------------------------
  Unit value                                      $   5.55          --
------------------------------------------------------------------------
  Number of units outstanding (000's)                  208          --
------------------------------------------------------------------------
 EQ/CALVERT SOCIALLY RESPONSIBLE
------------------------------------------------------------------------
  Unit value                                      $  10.68     $ 10.49
------------------------------------------------------------------------
  Number of units outstanding (000's)                  194           5
------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN GROWTH
------------------------------------------------------------------------
  Unit value                                      $  10.80     $ 10.41
------------------------------------------------------------------------
  Number of units outstanding (000's)                  273          15
------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN RESEARCH
------------------------------------------------------------------------
  Unit value                                      $  11.69     $ 10.72
------------------------------------------------------------------------
  Number of units outstanding (000's)                2,900          86
------------------------------------------------------------------------
 EQ/COMMON STOCK INDEX
------------------------------------------------------------------------
  Unit value                                      $  12.26     $ 10.92
------------------------------------------------------------------------
  Number of units outstanding (000's)                2,957         158
------------------------------------------------------------------------
 EQ/CORE BOND INDEX
------------------------------------------------------------------------
  Unit value                                      $  10.44     $ 10.20
------------------------------------------------------------------------
  Number of units outstanding (000's)                3,501         284
------------------------------------------------------------------------


A-10 Appendix I: Condensed financial information

    To receive this document electronically, sign up for e-delivery today at
                          www.axa-equitable.com/green


UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009. (CONTINUED)



--------------------------------------------------------------------------------------------------------------
                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                  ------------------------------------------------------------
                                                      2009       2008         2007        2006        2005
--------------------------------------------------------------------------------------------------------------
 EQ/DAVIS NEW YORK VENTURE
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $  8.63    $  6.61     $  11.06    $  10.84          --
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)               12,570     12,038        7,823       1,788          --
--------------------------------------------------------------------------------------------------------------
 EQ/EQUITY 500 INDEX
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $ 10.68    $  8.63     $  14.00    $  13.56    $  11.98
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)               16,494     13,591       11,756       9,866       7,495
--------------------------------------------------------------------------------------------------------------
 EQ/EQUITY GROWTH PLUS
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $ 11.14    $  8.86     $  15.09    $  13.45    $  12.51
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)               25,216     27,244       25,093      20,022      11,881
--------------------------------------------------------------------------------------------------------------
 EQ/EVERGREEN OMEGA
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $ 12.88    $  9.34     $  13.11    $  11.98    $  11.50
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                5,221      2,848        2,691       1,979       1,528
--------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN CORE BALANCED
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $  9.00    $  7.01     $  10.46    $  10.42          --
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)               26,123     22,020       19,931       3,992          --
--------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN TEMPLETON ALLOCATION
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $  7.45    $  5.90     $   9.50          --          --
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)               77,428     73,834       36,003          --          --
--------------------------------------------------------------------------------------------------------------
 EQ/GAMCO MERGERS AND ACQUISITIONS
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $ 11.44    $  9.97     $  11.77    $  11.57    $  10.48
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                2,904      2,617        2,502       1,759         442
--------------------------------------------------------------------------------------------------------------
 EQ/GAMCO SMALL COMPANY VALUE
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $ 26.51    $ 19.06     $  27.94    $  26.00    $  22.24
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                4,361      4,032        3,011       1,796         802
--------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL BOND PLUS
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $ 11.19    $ 11.16     $  10.65    $   9.91    $   9.74
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                9,976      8,932        4,959       2,013         172
--------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL MULTI-SECTOR EQUITY
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $ 21.26    $ 14.40     $  34.34    $  24.59    $  18.24
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)               10,747      9,040        8,306       6,050       3,408
--------------------------------------------------------------------------------------------------------------
 EQ/INTERMEDIATE GOVERNMENT BOND INDEX
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $ 10.51    $ 10.94     $  10.74    $  10.22    $  10.07
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                6,213      5,624        2,177       1,691       1,398
--------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL CORE PLUS
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $ 13.80    $ 10.36     $  19.11    $  16.87    $  14.38
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)               12,800     12,557       12,092      11,624       7,243
--------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL GROWTH
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $ 12.85    $  9.52     $  16.21    $  14.18    $  11.48
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                5,774      4,806        3,860       1,674         373
--------------------------------------------------------------------------------------------------------------
 EQ/JPMORGAN VALUE OPPORTUNITIES
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $ 10.84    $  8.33     $  14.06    $  14.47    $  12.22
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                2,250      2,028        2,094       1,769       1,018
--------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP CORE PLUS
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $ 10.61    $  8.53     $  13.85    $  13.56    $  12.21
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                1,676      1,341        1,364       1,455       1,271
--------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH INDEX
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $ 11.47    $  8.57     $  13.66    $  12.19    $  12.46
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                4,165      4,045        3,311       2,506       1,386
--------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH PLUS
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $ 11.81    $  8.90     $  14.66    $  12.89    $  12.16
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                2,475      2,429        2,960       1,215         705
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------
                                                     FOR THE YEARS ENDED
                                                        DECEMBER 31,
                                                   -----------------------
                                                        2004        2003
--------------------------------------------------------------------------
 EQ/DAVIS NEW YORK VENTURE
--------------------------------------------------------------------------
  Unit value                                              --          --
--------------------------------------------------------------------------
  Number of units outstanding (000's)                     --          --
--------------------------------------------------------------------------
 EQ/EQUITY 500 INDEX
--------------------------------------------------------------------------
  Unit value                                         $ 11.67     $ 10.76
--------------------------------------------------------------------------
  Number of units outstanding (000's)                  4,181         204
--------------------------------------------------------------------------
 EQ/EQUITY GROWTH PLUS
--------------------------------------------------------------------------
  Unit value                                         $ 11.49     $ 10.57
--------------------------------------------------------------------------
  Number of units outstanding (000's)                  5,249         435
--------------------------------------------------------------------------
 EQ/EVERGREEN OMEGA
--------------------------------------------------------------------------
  Unit value                                         $ 11.25     $ 10.69
--------------------------------------------------------------------------
  Number of units outstanding (000's)                  1,146         126
--------------------------------------------------------------------------
 EQ/FRANKLIN CORE BALANCED
--------------------------------------------------------------------------
  Unit value                                              --          --
--------------------------------------------------------------------------
  Number of units outstanding (000's)                     --          --
--------------------------------------------------------------------------
 EQ/FRANKLIN TEMPLETON ALLOCATION
--------------------------------------------------------------------------
  Unit value                                              --          --
--------------------------------------------------------------------------
  Number of units outstanding (000's)                     --          --
--------------------------------------------------------------------------
 EQ/GAMCO MERGERS AND ACQUISITIONS
--------------------------------------------------------------------------
  Unit value                                              --          --
--------------------------------------------------------------------------
  Number of units outstanding (000's)                     --          --
--------------------------------------------------------------------------
 EQ/GAMCO SMALL COMPANY VALUE
--------------------------------------------------------------------------
  Unit value                                         $ 21.68          --
--------------------------------------------------------------------------
  Number of units outstanding (000's)                     76          --
--------------------------------------------------------------------------
 EQ/GLOBAL BOND PLUS
--------------------------------------------------------------------------
  Unit value                                              --          --
--------------------------------------------------------------------------
  Number of units outstanding (000's)                     --          --
--------------------------------------------------------------------------
 EQ/GLOBAL MULTI-SECTOR EQUITY
--------------------------------------------------------------------------
  Unit value                                         $ 13.97     $ 11.48
--------------------------------------------------------------------------
  Number of units outstanding (000's)                  1,047          46
--------------------------------------------------------------------------
 EQ/INTERMEDIATE GOVERNMENT BOND INDEX
--------------------------------------------------------------------------
  Unit value                                         $ 10.12     $ 10.09
--------------------------------------------------------------------------
  Number of units outstanding (000's)                    905          69
--------------------------------------------------------------------------
 EQ/INTERNATIONAL CORE PLUS
--------------------------------------------------------------------------
  Unit value                                         $ 12.48     $ 11.17
--------------------------------------------------------------------------
  Number of units outstanding (000's)                  3,564         178
--------------------------------------------------------------------------
 EQ/INTERNATIONAL GROWTH
--------------------------------------------------------------------------
  Unit value                                              --          --
--------------------------------------------------------------------------
  Number of units outstanding (000's)                     --          --
--------------------------------------------------------------------------
 EQ/JPMORGAN VALUE OPPORTUNITIES
--------------------------------------------------------------------------
  Unit value                                         $ 11.96     $ 10.97
--------------------------------------------------------------------------
  Number of units outstanding (000's)                    473          42
--------------------------------------------------------------------------
 EQ/LARGE CAP CORE PLUS
--------------------------------------------------------------------------
  Unit value                                         $ 11.58     $ 10.57
--------------------------------------------------------------------------
  Number of units outstanding (000's)                    643          69
--------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH INDEX
--------------------------------------------------------------------------
  Unit value                                         $ 11.02     $ 10.34
--------------------------------------------------------------------------
  Number of units outstanding (000's)                    595          44
--------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH PLUS
--------------------------------------------------------------------------
  Unit value                                         $ 11.34     $ 10.24
--------------------------------------------------------------------------
  Number of units outstanding (000's)                    369          29
--------------------------------------------------------------------------


                                Appendix I: Condensed financial information A-11

    To receive this document electronically, sign up for e-delivery today at
                          www.axa-equitable.com/green


UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009. (CONTINUED)



--------------------------------------------------------------------------------------------------------------
                                                                  FOR THE YEARS ENDED DECEMBER 31,
                                                  ------------------------------------------------------------
                                                      2009       2008         2007        2006        2005
--------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE INDEX
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $  5.16    $  4.40     $  10.34    $  11.17     $ 10.63
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                6,971      6,687        7,005       5,957         563
--------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE PLUS
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $  9.36    $  7.90     $  14.17    $  15.10     $ 12.65
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)               15,820     17,618       19,894      14,100       9,522
--------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT GROWTH AND INCOME
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $  8.99    $  7.74     $  12.41    $  12.19     $ 10.58
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                4,379      3,958        3,773       3,163         874
--------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT LARGE CAP CORE
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $ 10.66    $  8.63     $  12.71    $  11.68     $ 10.54
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                4,065      2,823        1,698       1,248         527
--------------------------------------------------------------------------------------------------------------
 EQ/MID CAP INDEX
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $ 10.54    $  7.86     $  15.77    $  14.84     $ 13.53
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)               10,675     10,589       10,337       8,706       5,920
--------------------------------------------------------------------------------------------------------------
 EQ/MID CAP VALUE PLUS
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $ 11.92    $  8.92     $  15.00    $  15.51     $ 14.02
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)               19,394      5,726        6,668       6,490       4,526
--------------------------------------------------------------------------------------------------------------
 EQ/MONEY MARKET
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $ 10.42    $ 10.59     $  10.55    $  10.24     $  9.97
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)               19,099     26,885        8,854       4,632       2,041
--------------------------------------------------------------------------------------------------------------
 EQ/MONTAG & CALDWELL GROWTH
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $  4.79    $  3.76     $   5.69    $   4.79     $  4.51
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                7,498      8,750        4,503       1,430         883
--------------------------------------------------------------------------------------------------------------
 EQ/MUTUAL LARGE CAP EQUITY
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $  8.01    $  6.51     $  10.70    $  10.70          --
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)               11,439     11,898       12,811       2,470          --
--------------------------------------------------------------------------------------------------------------
 EQ/OPPENHEIMER GLOBAL
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $  9.15    $  6.71     $  11.52    $  11.08          --
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                5,394      4,013        2,779         367          --
--------------------------------------------------------------------------------------------------------------
 EQ/PIMCO ULTRA SHORT BOND
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $ 10.76    $ 10.13     $  10.73    $   9.79     $  9.91
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)               39,919     25,636       14,527       8,303       3,300
--------------------------------------------------------------------------------------------------------------
 EQ/QUALITY BOND PLUS
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $ 10.51    $ 10.07     $  10.96    $  10.66     $ 10.44
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                9,834      4,558        4,138       3,340       2,303
--------------------------------------------------------------------------------------------------------------
 EQ/SMALL COMPANY INDEX
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $ 11.42    $  9.21     $  14.21    $  14.72     $ 12.72
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                7,505      4,820        4,773       4,061       2,210
--------------------------------------------------------------------------------------------------------------
 EQ/T.ROWE PRICE GROWTH STOCK
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $ 13.12    $  9.36     $  16.46    $  15.61     $ 16.53
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                5,286      3,779        3,120         907         526
--------------------------------------------------------------------------------------------------------------
 EQ/TEMPLETON GLOBAL EQUITY
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $  8.03    $  6.28     $  10.79    $  10.75          --
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                8,585      9,057       10,518       2,001          --
--------------------------------------------------------------------------------------------------------------
 EQ/UBS GROWTH AND INCOME
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $  4.66    $  3.58     $   6.07    $   6.10     $  5.43
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                2,887      3,308        3,079       2,346         952
--------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN COMSTOCK
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $  8.91    $  7.05     $  11.38    $  11.86     $ 10.41
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)               10,345     10,821        9,921       7,856       2,852
--------------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------
                                                     FOR THE YEARS ENDED
                                                        DECEMBER 31,
                                                   -----------------------
                                                        2004        2003
--------------------------------------------------------------------------
 EQ/LARGE CAP VALUE INDEX
--------------------------------------------------------------------------
  Unit value                                              --          --
--------------------------------------------------------------------------
  Number of units outstanding (000's)                     --          --
--------------------------------------------------------------------------
 EQ/LARGE CAP VALUE PLUS
--------------------------------------------------------------------------
  Unit value                                         $ 12.20     $ 10.93
--------------------------------------------------------------------------
  Number of units outstanding (000's)                  5,080         310
--------------------------------------------------------------------------
 EQ/LORD ABBETT GROWTH AND INCOME
--------------------------------------------------------------------------
  Unit value                                              --          --
--------------------------------------------------------------------------
  Number of units outstanding (000's)                     --          --
--------------------------------------------------------------------------
 EQ/LORD ABBETT LARGE CAP CORE
--------------------------------------------------------------------------
  Unit value                                              --          --
--------------------------------------------------------------------------
  Number of units outstanding (000's)                     --          --
--------------------------------------------------------------------------
 EQ/MID CAP INDEX
--------------------------------------------------------------------------
  Unit value                                         $ 12.93     $ 11.33
--------------------------------------------------------------------------
  Number of units outstanding (000's)                  3,260         291
--------------------------------------------------------------------------
 EQ/MID CAP VALUE PLUS
--------------------------------------------------------------------------
  Unit value                                         $ 12.80     $ 11.04
--------------------------------------------------------------------------
  Number of units outstanding (000's)                  2,213         149
--------------------------------------------------------------------------
 EQ/MONEY MARKET
--------------------------------------------------------------------------
  Unit value                                         $  9.87     $  9.96
--------------------------------------------------------------------------
  Number of units outstanding (000's)                  1,005          42
--------------------------------------------------------------------------
 EQ/MONTAG & CALDWELL GROWTH
--------------------------------------------------------------------------
  Unit value                                         $  4.35          --
--------------------------------------------------------------------------
  Number of units outstanding (000's)                     38          --
--------------------------------------------------------------------------
 EQ/MUTUAL LARGE CAP EQUITY
--------------------------------------------------------------------------
  Unit value                                              --          --
--------------------------------------------------------------------------
  Number of units outstanding (000's)                     --          --
--------------------------------------------------------------------------
 EQ/OPPENHEIMER GLOBAL
--------------------------------------------------------------------------
  Unit value                                              --          --
--------------------------------------------------------------------------
  Number of units outstanding (000's)                     --          --
--------------------------------------------------------------------------
 EQ/PIMCO ULTRA SHORT BOND
--------------------------------------------------------------------------
  Unit value                                              --          --
--------------------------------------------------------------------------
  Number of units outstanding (000's)                     --          --
--------------------------------------------------------------------------
 EQ/QUALITY BOND PLUS
--------------------------------------------------------------------------
  Unit value                                         $ 10.40     $ 10.20
--------------------------------------------------------------------------
  Number of units outstanding (000's)                  1,119          95
--------------------------------------------------------------------------
 EQ/SMALL COMPANY INDEX
--------------------------------------------------------------------------
  Unit value                                         $ 12.40     $ 10.71
--------------------------------------------------------------------------
  Number of units outstanding (000's)                  1,215          79
--------------------------------------------------------------------------
 EQ/T.ROWE PRICE GROWTH STOCK
--------------------------------------------------------------------------
  Unit value                                         $ 16.17          --
--------------------------------------------------------------------------
  Number of units outstanding (000's)                     22          --
--------------------------------------------------------------------------
 EQ/TEMPLETON GLOBAL EQUITY
--------------------------------------------------------------------------
  Unit value                                              --          --
--------------------------------------------------------------------------
  Number of units outstanding (000's)                     --          --
--------------------------------------------------------------------------
 EQ/UBS GROWTH AND INCOME
--------------------------------------------------------------------------
  Unit value                                         $  5.07          --
--------------------------------------------------------------------------
  Number of units outstanding (000's)                     71          --
--------------------------------------------------------------------------
 EQ/VAN KAMPEN COMSTOCK
--------------------------------------------------------------------------
  Unit value                                              --          --
--------------------------------------------------------------------------
  Number of units outstanding (000's)                     --          --
--------------------------------------------------------------------------


A-12 Appendix I: Condensed financial information

    To receive this document electronically, sign up for e-delivery today at
                          www.axa-equitable.com/green


UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009. (CONTINUED)



--------------------------------------------------------------------------------------------------------------
                                                                FOR THE YEARS ENDED DECEMBER 31,
                                                  ------------------------------------------------------------
                                                       2009       2008         2007        2006        2005
--------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN MID CAP GROWTH
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $  12.78    $  8.28      $ 15.97     $ 13.27     $ 12.35
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 7,909      6,915        5,059       2,350         533
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER AGGRESSIVE EQUITY
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $  10.03    $  7.43      $ 14.17     $ 12.93     $ 12.51
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 5,825      1,350        1,191         976         442
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER CORE BOND
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $  11.90    $ 11.17      $ 11.08     $ 10.61     $ 10.39
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                19,288     11,031        6,566       5,315       4,566
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER INTERNATIONAL EQUITY
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $  13.36    $ 10.46      $ 20.15     $ 18.23     $ 14.79
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 8,035      7,867        7,136       5,220       2,536
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP CORE EQUITY
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $  10.71    $  8.22      $ 13.82     $ 13.38     $ 11.98
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 2,563      1,797        1,624       1,487       1,016
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP GROWTH
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $   9.01    $  6.71      $ 12.49     $ 11.42     $ 11.59
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 3,935      3,987        3,875       3,137       2,204
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP VALUE
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $  11.67    $  9.65      $ 15.69     $ 15.40     $ 13.12
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 6,264      6,951        6,335       5,165       3,109
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP GROWTH
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $  11.32    $  8.12      $ 14.63     $ 13.30     $ 12.33
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 4,627      4,317        3,883       3,570       2,515
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP VALUE
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $  13.06    $  9.20      $ 14.60     $ 14.83     $ 13.15
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 4,569      4,175        4,025       3,627       2,566
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MULTI-SECTOR EQUITY
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $  10.21    $  9.46      $ 12.58     $ 12.40     $ 11.47
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 8,522      6,601        7,716       6,956       5,292
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP GROWTH
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $   6.59    $  4.98      $  8.75     $  8.58     $  7.91
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 7,464      6,845        6,231       3,530       1,416
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP VALUE
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $   9.97    $  8.02      $ 13.12     $ 14.80     $ 12.96
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 6,164      6,403        7,224       7,719       5,307
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER TECHNOLOGY
--------------------------------------------------------------------------------------------------------------
  Unit value                                       $  11.59    $  7.44      $ 14.29     $ 12.29     $ 11.65
--------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 5,856      4,301        3,743       2,164       1,431
--------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------
                                                     FOR THE YEARS ENDED
                                                        DECEMBER 31,
                                                   -----------------------
                                                        2004        2003
--------------------------------------------------------------------------
 EQ/VAN KAMPEN MID CAP GROWTH
--------------------------------------------------------------------------
  Unit value                                              --          --
--------------------------------------------------------------------------
  Number of units outstanding (000's)                     --          --
--------------------------------------------------------------------------
 MULTIMANAGER AGGRESSIVE EQUITY
--------------------------------------------------------------------------
  Unit value                                         $ 11.75     $ 10.66
--------------------------------------------------------------------------
  Number of units outstanding (000's)                    210          15
--------------------------------------------------------------------------
 MULTIMANAGER CORE BOND
--------------------------------------------------------------------------
  Unit value                                         $ 10.38     $ 10.16
--------------------------------------------------------------------------
  Number of units outstanding (000's)                  2,210         301
--------------------------------------------------------------------------
 MULTIMANAGER INTERNATIONAL EQUITY
--------------------------------------------------------------------------
  Unit value                                         $ 13.02     $ 11.23
--------------------------------------------------------------------------
  Number of units outstanding (000's)                  1,127          65
--------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP CORE EQUITY
--------------------------------------------------------------------------
  Unit value                                         $ 11.41     $ 10.58
--------------------------------------------------------------------------
  Number of units outstanding (000's)                    456          20
--------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP GROWTH
--------------------------------------------------------------------------
  Unit value                                         $ 10.97     $ 10.45
--------------------------------------------------------------------------
  Number of units outstanding (000's)                  1,141          59
--------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP VALUE
--------------------------------------------------------------------------
  Unit value                                         $ 12.46     $ 11.07
--------------------------------------------------------------------------
  Number of units outstanding (000's)                  1,455          59
--------------------------------------------------------------------------
 MULTIMANAGER MID CAP GROWTH
--------------------------------------------------------------------------
  Unit value                                         $ 11.57     $ 10.53
--------------------------------------------------------------------------
  Number of units outstanding (000's)                  1,381          97
--------------------------------------------------------------------------
 MULTIMANAGER MID CAP VALUE
--------------------------------------------------------------------------
  Unit value                                         $ 12.45     $ 10.99
--------------------------------------------------------------------------
  Number of units outstanding (000's)                  1,506         103
--------------------------------------------------------------------------
 MULTIMANAGER MULTI-SECTOR EQUITY
--------------------------------------------------------------------------
  Unit value                                         $ 11.32     $ 10.59
--------------------------------------------------------------------------
  Number of units outstanding (000's)                  3,135         282
--------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP GROWTH
--------------------------------------------------------------------------
  Unit value                                         $  7.49          --
--------------------------------------------------------------------------
  Number of units outstanding (000's)                     31          --
--------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP VALUE
--------------------------------------------------------------------------
  Unit value                                         $ 12.59     $ 10.93
--------------------------------------------------------------------------
  Number of units outstanding (000's)                  2,979         191
--------------------------------------------------------------------------
 MULTIMANAGER TECHNOLOGY
--------------------------------------------------------------------------
  Unit value                                         $ 10.64     $ 10.31
--------------------------------------------------------------------------
  Number of units outstanding (000's)                  675          35
--------------------------------------------------------------------------



                                Appendix I: Condensed financial information A-13

    To receive this document electronically, sign up for e-delivery today at
                           www.axa-equitable.com/green


The unit values and number of units outstanding shown below are for contracts offered under Separate Account No. 49 with the same daily asset charges of 1.70%.

UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.




---------------------------------------------------------------------------------------------------------------
                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                   ------------------------------------------------------------
                                                        2009       2008          2007        2006        2005
---------------------------------------------------------------------------------------------------------------
 AXA AGGRESSIVE ALLOCATION
--------------------------------------------------------------------------------------------------------------
  Unit value                                         $  11.26    $  9.00      $  15.05    $  14.43     $ 12.45
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   8,367      8,484         6,377       3,109       1,519
--------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE ALLOCATION
--------------------------------------------------------------------------------------------------------------
  Unit value                                         $  11.11    $ 10.29      $  11.76    $  11.31     $ 10.82
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   7,276      5,824         2,454       1,800       1,000
--------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE-PLUS ALLOCATION
--------------------------------------------------------------------------------------------------------------
  Unit value                                         $  11.05    $  9.82      $  12.40    $  11.96     $ 11.19
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   4,925      4,505         2,753       3,022       2,176
--------------------------------------------------------------------------------------------------------------
 AXA MODERATE ALLOCATION
--------------------------------------------------------------------------------------------------------------
  Unit value                                         $  41.22    $ 35.84      $  48.27    $  46.21     $ 42.61
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   4,527      4,019         3,098       2,325       1,725
--------------------------------------------------------------------------------------------------------------
 AXA MODERATE-PLUS ALLOCATION
--------------------------------------------------------------------------------------------------------------
  Unit value                                         $  11.62    $  9.69      $  14.45    $  13.82     $ 12.28
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  27,631     27,177        23,506      14,705       6,917
--------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN INTERNATIONAL
--------------------------------------------------------------------------------------------------------------
  Unit value                                         $  11.74    $  9.40      $  19.41    $  17.67     $ 14.55
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   1,714      1,924         2,236       1,508       1,037
--------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN SMALL CAP GROWTH
--------------------------------------------------------------------------------------------------------------
  Unit value                                         $  14.61    $ 10.96      $  20.14    $  17.56     $ 16.39
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                     346        421           443         462         372
--------------------------------------------------------------------------------------------------------------
 EQ/AXA FRANKLIN SMALL CAP VALUE CORE
--------------------------------------------------------------------------------------------------------------
  Unit value                                         $   8.01    $  6.36      $   9.71    $  10.81          --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                     380        377           421          38          --
--------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK BASIC VALUE EQUITY
--------------------------------------------------------------------------------------------------------------
  Unit value                                         $  18.56    $ 14.49      $  23.24    $  23.37     $ 19.66
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                     880        834           842         856         849
--------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK INTERNATIONAL VALUE
--------------------------------------------------------------------------------------------------------------
  Unit value                                         $  17.19    $ 13.43      $  23.97    $  22.13     $ 17.91
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                     984      1,000         1,136        1052         782
--------------------------------------------------------------------------------------------------------------
 EQ/BOSTON ADVISORS EQUITY INCOME
--------------------------------------------------------------------------------------------------------------
  Unit value                                         $   4.90    $  4.47      $   6.71    $   6.59     $  5.78
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                     611        730           571         504         326
--------------------------------------------------------------------------------------------------------------
 EQ/CALVERT SOCIALLY RESPONSIBLE
--------------------------------------------------------------------------------------------------------------
  Unit value                                         $   6.72    $  5.23      $   9.71    $   8.81     $  8.51
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                     265        286           373         353         314
--------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------
                                                     FOR THE YEARS ENDED DECEMBER 31,
                                                     ----------------------------------
                                                         2004        2003        2002
---------------------------------------------------------------------------------------
 AXA AGGRESSIVE ALLOCATION
---------------------------------------------------------------------------------------
  Unit value                                          $ 11.72     $ 10.66          --
---------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                     656          32          --
---------------------------------------------------------------------------------------
 AXA CONSERVATIVE ALLOCATION
---------------------------------------------------------------------------------------
  Unit value                                          $ 10.74     $ 10.30          --
---------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                     281           1          --
---------------------------------------------------------------------------------------
 AXA CONSERVATIVE-PLUS ALLOCATION
---------------------------------------------------------------------------------------
  Unit value                                          $ 11.02     $ 10.41          --
---------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                     414          84          --
---------------------------------------------------------------------------------------
 AXA MODERATE ALLOCATION
---------------------------------------------------------------------------------------
  Unit value                                          $ 41.36     $ 38.70     $ 33.05
---------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                     893         383          86
---------------------------------------------------------------------------------------
 AXA MODERATE-PLUS ALLOCATION
---------------------------------------------------------------------------------------
  Unit value                                          $ 11.71     $ 10.66          --
---------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   2,788          46          --
---------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN INTERNATIONAL
---------------------------------------------------------------------------------------
  Unit value                                          $ 12.84     $ 11.05     $  8.32
---------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                     649         530         142
---------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN SMALL CAP GROWTH
---------------------------------------------------------------------------------------
  Unit value                                          $ 14.95     $ 13.34     $  9.63
---------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                     312         478         121
---------------------------------------------------------------------------------------
 EQ/AXA FRANKLIN SMALL CAP VALUE CORE
---------------------------------------------------------------------------------------
  Unit value                                               --          --          --
---------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                      --          --          --
---------------------------------------------------------------------------------------
 EQ/BLACKROCK BASIC VALUE EQUITY
---------------------------------------------------------------------------------------
  Unit value                                          $ 19.43     $ 17.87     $ 13.86
---------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                     802         502         184
---------------------------------------------------------------------------------------
 EQ/BLACKROCK INTERNATIONAL VALUE
---------------------------------------------------------------------------------------
  Unit value                                          $ 16.44     $ 13.75     $ 10.92
---------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                     522         441         161
---------------------------------------------------------------------------------------
 EQ/BOSTON ADVISORS EQUITY INCOME
---------------------------------------------------------------------------------------
  Unit value                                          $  5.54          --          --
---------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                      15          --          --
---------------------------------------------------------------------------------------
 EQ/CALVERT SOCIALLY RESPONSIBLE
---------------------------------------------------------------------------------------
  Unit value                                          $  7.96     $  7.82     $  6.22
---------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                     204         249          42
---------------------------------------------------------------------------------------


A-14 Appendix I: Condensed financial information

    To receive this document electronically, sign up for e-delivery today at
                          www.axa-equitable.com/green


UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009. (CONTINUED)



--------------------------------------------------------------------------------------------------------------
                                                                FOR THE YEARS ENDED DECEMBER 31,
                                                   -----------------------------------------------------------
                                                        2009       2008        2007        2006        2005
--------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN GROWTH
--------------------------------------------------------------------------------------------------------------
  Unit value                                         $ 10.09   $   7.70    $  13.14    $  12.67    $  12.00
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  1,490      1,426       1,289       1,484         351
--------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN RESEARCH
--------------------------------------------------------------------------------------------------------------
  Unit value                                         $  9.74   $   7.54    $  12.71    $  12.72    $  11.55
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  2,196      2,528       3,063       1,393       1,585
--------------------------------------------------------------------------------------------------------------
 EQ/COMMON STOCK INDEX
--------------------------------------------------------------------------------------------------------------
  Unit value                                         $169.68   $ 134.51    $ 243.48    $ 239.38    $ 219.99
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                     60         63          65          73          73
--------------------------------------------------------------------------------------------------------------
 EQ/CORE BOND INDEX
--------------------------------------------------------------------------------------------------------------
  Unit value                                         $ 12.71   $  12.59    $  14.07    $  13.88    $  13.57
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  1,504      1,216       1,473       1,477       1,527
--------------------------------------------------------------------------------------------------------------
 EQ/DAVIS NEW YORK VENTURE
--------------------------------------------------------------------------------------------------------------
  Unit value                                         $  8.61   $   6.60    $  11.05    $  10.84          --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  1,601      1,517       1,189         216          --
--------------------------------------------------------------------------------------------------------------
 EQ/EQUITY 500 INDEX
--------------------------------------------------------------------------------------------------------------
  Unit value                                         $ 22.52   $  18.20    $  29.54    $  28.64    $  25.31
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  1,432      1,308       1,547       1,418       1,604
--------------------------------------------------------------------------------------------------------------
 EQ/EQUITY GROWTH PLUS
--------------------------------------------------------------------------------------------------------------
  Unit value                                         $ 13.33   $  10.61    $  18.08    $  16.13    $  15.01
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  2,904      3,228       3,346       2,714       2,354
--------------------------------------------------------------------------------------------------------------
 EQ/EVERGREEN OMEGA
--------------------------------------------------------------------------------------------------------------
  Unit value                                         $  9.31   $   6.75    $   9.49    $   8.67    $   8.33
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                    537        353         249         215         280
--------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN CORE BALANCED
--------------------------------------------------------------------------------------------------------------
  Unit value                                         $  8.99   $   7.01    $  10.45    $  10.42          --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  1,908      1,649       1,574         368          --
--------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN TEMPLETON ALLOCATION
--------------------------------------------------------------------------------------------------------------
  Unit value                                         $  7.44   $   5.89    $   9.49          --          --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  4,971      5,195       2,805          --          --
--------------------------------------------------------------------------------------------------------------
 EQ/GAMCO MERGERS AND ACQUISITIONS
--------------------------------------------------------------------------------------------------------------
  Unit value                                         $ 11.41   $   9.95    $  11.75    $  11.56    $  10.48
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                    248        305         337         193          77
--------------------------------------------------------------------------------------------------------------
 EQ/GAMCO SMALL COMPANY VALUE
--------------------------------------------------------------------------------------------------------------
  Unit value                                         $ 26.23   $  18.86    $  27.67    $  25.76    $  22.05
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                    666        610         618         233          79
--------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL BOND PLUS
--------------------------------------------------------------------------------------------------------------
  Unit value                                         $ 11.16   $  11.14    $  10.64    $   9.90    $   9.74
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  1,037      1,063         476         185           8
--------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------
                                                     FOR THE YEARS ENDED DECEMBER 31,
                                                    ----------------------------------
                                                         2004        2003       2002
--------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN GROWTH
--------------------------------------------------------------------------------------
  Unit value                                         $  11.62    $  11.20   $   9.19
--------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                     160         164         40
--------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN RESEARCH
--------------------------------------------------------------------------------------
  Unit value                                         $  11.08    $  10.16   $   7.86
--------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   1,200         776        200
--------------------------------------------------------------------------------------
 EQ/COMMON STOCK INDEX
--------------------------------------------------------------------------------------
  Unit value                                         $ 214.55    $ 191.26   $ 130.09
--------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                      64          29          9
--------------------------------------------------------------------------------------
 EQ/CORE BOND INDEX
--------------------------------------------------------------------------------------
  Unit value                                         $  13.50    $  13.20   $  12.99
--------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   1,343       1,175        441
--------------------------------------------------------------------------------------
 EQ/DAVIS NEW YORK VENTURE
--------------------------------------------------------------------------------------
  Unit value                                               --          --         --
--------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                      --          --         --
--------------------------------------------------------------------------------------
 EQ/EQUITY 500 INDEX
--------------------------------------------------------------------------------------
  Unit value                                         $  24.66    $  22.76   $  18.11
--------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   1,386       1,074        399
--------------------------------------------------------------------------------------
 EQ/EQUITY GROWTH PLUS
--------------------------------------------------------------------------------------
  Unit value                                         $  13.79    $  12.69   $   9.85
--------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   1,938       1,510        386
--------------------------------------------------------------------------------------
 EQ/EVERGREEN OMEGA
--------------------------------------------------------------------------------------
  Unit value                                         $   8.15    $   7.75   $   5.70
--------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                     377         218         32
--------------------------------------------------------------------------------------
 EQ/FRANKLIN CORE BALANCED
--------------------------------------------------------------------------------------
  Unit value                                               --          --         --
--------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                      --          --         --
--------------------------------------------------------------------------------------
 EQ/FRANKLIN TEMPLETON ALLOCATION
--------------------------------------------------------------------------------------
  Unit value                                               --          --         --
--------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                      --          --         --
--------------------------------------------------------------------------------------
 EQ/GAMCO MERGERS AND ACQUISITIONS
--------------------------------------------------------------------------------------
  Unit value                                               --          --         --
--------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                      --          --         --
--------------------------------------------------------------------------------------
 EQ/GAMCO SMALL COMPANY VALUE
--------------------------------------------------------------------------------------
  Unit value                                         $  21.50          --         --
--------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                       9          --         --
--------------------------------------------------------------------------------------
 EQ/GLOBAL BOND PLUS
--------------------------------------------------------------------------------------
  Unit value                                               --          --         --
--------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                      --          --         --
--------------------------------------------------------------------------------------


                                Appendix I: Condensed financial information A-15

    To receive this document electronically, sign up for e-delivery today at
                          www.axa-equitable.com/green


UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009. (CONTINUED)



-------------------------------------------------------------------------------------------------------------
                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                 ------------------------------------------------------------
                                                      2009        2008         2007        2006        2005
-------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL MULTI-SECTOR EQUITY
-------------------------------------------------------------------------------------------------------------
  Unit value                                       $ 15.74     $ 10.67      $ 25.45     $ 18.23     $ 13.53
-------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                1,600       1,528        1,726        1239         755
-------------------------------------------------------------------------------------------------------------
 EQ/INTERMEDIATE GOVERNMENT BOND INDEX
-------------------------------------------------------------------------------------------------------------
  Unit value                                       $ 18.41     $ 19.16      $ 18.82     $ 17.92     $ 17.67
-------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  875         948          404         376         481
-------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL CORE PLUS
-------------------------------------------------------------------------------------------------------------
  Unit value                                       $ 11.54     $  8.68      $ 16.01     $ 14.13     $ 12.06
-------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                2,278       2,341        2,289       3,208       2,337
-------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL GROWTH
-------------------------------------------------------------------------------------------------------------
  Unit value                                       $ 12.82     $  9.50      $ 16.18     $ 14.17     $ 11.47
-------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  777         796          665         269          56
-------------------------------------------------------------------------------------------------------------
 EQ/JPMORGAN VALUE OPPORTUNITIES
-------------------------------------------------------------------------------------------------------------
  Unit value                                       $ 11.61     $  8.93      $ 15.08     $ 15.53     $ 13.12
-------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  275         280          288         351         347
-------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP CORE PLUS
-------------------------------------------------------------------------------------------------------------
  Unit value                                       $  8.03     $  6.46      $ 10.50     $ 10.28     $  9.26
-------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  367         389          458         510         603
-------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH INDEX
-------------------------------------------------------------------------------------------------------------
  Unit value                                       $  6.39     $  4.78      $  7.62     $  6.80     $  6.96
-------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                1,047       1,004        1,050       1,042       1,055
-------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH PLUS
-------------------------------------------------------------------------------------------------------------
  Unit value                                       $ 13.34     $ 10.06      $ 16.57     $ 14.58     $ 13.76
-------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  249         298          492         192         184
-------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE INDEX
-------------------------------------------------------------------------------------------------------------
  Unit value                                       $  5.15     $  4.39      $ 10.32     $ 11.17     $ 10.63
-------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  868         847          809         532         144
-------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE PLUS
-------------------------------------------------------------------------------------------------------------
  Unit value                                       $ 10.76     $  9.09      $ 16.31     $ 17.38     $ 14.57
-------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                2,313       2,668        3,123       2,507       2,363
-------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT GROWTH AND INCOME
-------------------------------------------------------------------------------------------------------------
  Unit value                                       $  8.97     $  7.73      $ 12.39     $ 12.18     $ 10.57
-------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  344         351          369         308          83
-------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT LARGE CAP CORE
-------------------------------------------------------------------------------------------------------------
  Unit value                                       $ 10.63     $  8.62      $ 12.70     $ 11.67     $ 10.54
-------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  455         425          442         196          84
-------------------------------------------------------------------------------------------------------------
 EQ/MID CAP INDEX
-------------------------------------------------------------------------------------------------------------
  Unit value                                       $  8.92     $  6.66      $ 13.35     $ 12.57     $ 11.47
-------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                1,781       1,863        2,166       1,890       1,556
-------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------
                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                 ---------------------------------
                                                      2004       2003       2002
----------------------------------------------------------------------------------
 EQ/GLOBAL MULTI-SECTOR EQUITY
----------------------------------------------------------------------------------
  Unit value                                       $ 10.37    $  8.53    $  5.56
----------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  609        457         69
----------------------------------------------------------------------------------
 EQ/INTERMEDIATE GOVERNMENT BOND INDEX
----------------------------------------------------------------------------------
  Unit value                                       $ 17.76    $ 17.72    $ 17.65
----------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  416        458        259
----------------------------------------------------------------------------------
 EQ/INTERNATIONAL CORE PLUS
----------------------------------------------------------------------------------
  Unit value                                       $ 10.47    $  9.38    $  7.19
----------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                1,926      1,026        282
----------------------------------------------------------------------------------
 EQ/INTERNATIONAL GROWTH
----------------------------------------------------------------------------------
  Unit value                                            --         --         --
----------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   --         --         --
----------------------------------------------------------------------------------
 EQ/JPMORGAN VALUE OPPORTUNITIES
----------------------------------------------------------------------------------
  Unit value                                       $ 12.84    $ 11.78    $  9.45
----------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  370        307        128
----------------------------------------------------------------------------------
 EQ/LARGE CAP CORE PLUS
----------------------------------------------------------------------------------
  Unit value                                       $  8.79    $  8.03    $  6.69
----------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  610        598        229
----------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH INDEX
----------------------------------------------------------------------------------
  Unit value                                       $  6.16    $  5.78    $  4.77
----------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  981        856        341
----------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH PLUS
----------------------------------------------------------------------------------
  Unit value                                       $ 12.84    $ 11.60    $  9.12
----------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  149         93         38
----------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE INDEX
----------------------------------------------------------------------------------
  Unit value                                            --         --         --
----------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   --         --         --
----------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE PLUS
----------------------------------------------------------------------------------
  Unit value                                       $ 14.06    $ 12.60    $  9.96
----------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                2,169      1,481        530
----------------------------------------------------------------------------------
 EQ/LORD ABBETT GROWTH AND INCOME
----------------------------------------------------------------------------------
  Unit value                                            --         --         --
----------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   --         --         --
----------------------------------------------------------------------------------
 EQ/LORD ABBETT LARGE CAP CORE
----------------------------------------------------------------------------------
  Unit value                                            --         --         --
----------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   --         --         --
----------------------------------------------------------------------------------
 EQ/MID CAP INDEX
----------------------------------------------------------------------------------
  Unit value                                       $ 10.97    $  9.62    $  6.81
----------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                1,391        883        285
----------------------------------------------------------------------------------


A-16 Appendix I: Condensed financial information

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                          www.axa-equitable.com/green


UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009. (CONTINUED)



----------------------------------------------------------------------------------------------------------
                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                 ---------------------------------------------------------
                                                      2009       2008         2007        2006        2005
----------------------------------------------------------------------------------------------------------
 EQ/MID CAP VALUE PLUS
----------------------------------------------------------------------------------------------------------
  Unit value                                       $ 13.01    $  9.74      $ 16.40     $ 16.96     $ 15.34
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                2,158        902        1,069       1,156       1,107
----------------------------------------------------------------------------------------------------------
 EQ/MONEY MARKET
----------------------------------------------------------------------------------------------------------
  Unit value                                       $ 27.28    $ 27.75      $ 27.65     $ 26.86     $ 26.15
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                1,227      1,943        1,051       1,102         845
----------------------------------------------------------------------------------------------------------
 EQ/MONTAG & CALDWELL GROWTH
----------------------------------------------------------------------------------------------------------
  Unit value                                       $  4.77    $  3.74      $  5.66     $  4.77     $  4.49
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                1,099      1,560          657          83          72
----------------------------------------------------------------------------------------------------------
 EQ/MUTUAL LARGE CAP EQUITY
----------------------------------------------------------------------------------------------------------
  Unit value                                       $  8.00    $  6.50      $ 10.69     $ 10.70          --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                1,402      1,644        1,727         258          --
----------------------------------------------------------------------------------------------------------
 EQ/OPPENHEIMER GLOBAL
----------------------------------------------------------------------------------------------------------
  Unit value                                       $  9.14    $  6.71      $ 11.51     $ 11.08          --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  860        786          674          83          --
----------------------------------------------------------------------------------------------------------
 EQ/PIMCO ULTRA SHORT BOND
----------------------------------------------------------------------------------------------------------
  Unit value                                       $ 10.73    $ 10.11      $ 10.72     $  9.78     $  9.91
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                3,673      2,525        1,235         730         286
----------------------------------------------------------------------------------------------------------
 EQ/QUALITY BOND PLUS
----------------------------------------------------------------------------------------------------------
  Unit value                                       $ 15.38    $ 14.75      $ 16.06     $ 15.63     $ 15.31
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                1,133        502          626         590         573
----------------------------------------------------------------------------------------------------------
 EQ/SMALL COMPANY INDEX
----------------------------------------------------------------------------------------------------------
  Unit value                                       $ 12.86    $ 10.37      $ 16.02     $ 16.60     $ 14.35
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                1,024        720          713         744         596
----------------------------------------------------------------------------------------------------------
 EQ/T. ROWE PRICE GROWTH STOCK
----------------------------------------------------------------------------------------------------------
  Unit value                                       $ 12.98    $  9.26      $ 16.30     $ 15.46     $ 16.39
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  610        421          401          47          41
----------------------------------------------------------------------------------------------------------
 EQ/TEMPLETON GLOBAL EQUITY
----------------------------------------------------------------------------------------------------------
  Unit value                                       $  8.02    $  6.27      $ 10.78     $ 10.75          --
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  735        848          853         178          --
----------------------------------------------------------------------------------------------------------
 EQ/UBS GROWTH AND INCOME
----------------------------------------------------------------------------------------------------------
  Unit value                                       $  4.63    $  3.56      $  6.04     $  6.07     $  5.41
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  166        153           89         104          69
----------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN COMSTOCK
----------------------------------------------------------------------------------------------------------
  Unit value                                       $  8.89    $  7.04      $ 11.36     $ 11.85     $ 10.40
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  490        545          539         602         296
----------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN MID CAP GROWTH
----------------------------------------------------------------------------------------------------------
  Unit value                                       $ 12.75    $  8.26      $ 15.95     $ 13.26     $ 12.34
----------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  885        695          782         297         179
----------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------
                                                    FOR THE YEARS ENDED DECEMBER 31,
                                                    ---------------------------------
                                                        2004        2003       2002
-------------------------------------------------------------------------------------
 EQ/MID CAP VALUE PLUS
-------------------------------------------------------------------------------------
  Unit value                                         $ 14.02     $ 12.10    $  9.24
-------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                  1,007         636        237
-------------------------------------------------------------------------------------
 EQ/MONEY MARKET
-------------------------------------------------------------------------------------
  Unit value                                         $ 25.92     $ 26.17    $ 26.47
-------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                    349         434        630
-------------------------------------------------------------------------------------
 EQ/MONTAG & CALDWELL GROWTH
-------------------------------------------------------------------------------------
  Unit value                                         $  4.34          --         --
-------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                     22          --         --
-------------------------------------------------------------------------------------
 EQ/MUTUAL LARGE CAP EQUITY
-------------------------------------------------------------------------------------
  Unit value                                              --          --         --
-------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                     --          --         --
-------------------------------------------------------------------------------------
 EQ/OPPENHEIMER GLOBAL
-------------------------------------------------------------------------------------
  Unit value                                              --          --         --
-------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                     --          --         --
-------------------------------------------------------------------------------------
 EQ/PIMCO ULTRA SHORT BOND
-------------------------------------------------------------------------------------
  Unit value                                              --          --         --
-------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                     --          --         --
-------------------------------------------------------------------------------------
 EQ/QUALITY BOND PLUS
-------------------------------------------------------------------------------------
  Unit value                                         $ 15.27     $ 14.97    $ 14.71
-------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                    555         512        198
-------------------------------------------------------------------------------------
 EQ/SMALL COMPANY INDEX
-------------------------------------------------------------------------------------
  Unit value                                         $ 14.00     $ 12.10    $  8.44
-------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                    575         449        122
-------------------------------------------------------------------------------------
 EQ/T. ROWE PRICE GROWTH STOCK
-------------------------------------------------------------------------------------
  Unit value                                         $ 16.03          --         --
-------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                      6          --         --
-------------------------------------------------------------------------------------
 EQ/TEMPLETON GLOBAL EQUITY
-------------------------------------------------------------------------------------
  Unit value                                              --          --         --
-------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                     --          --         --
-------------------------------------------------------------------------------------
 EQ/UBS GROWTH AND INCOME
-------------------------------------------------------------------------------------
  Unit value                                         $  5.05          --         --
-------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                     --          --         --
-------------------------------------------------------------------------------------
 EQ/VAN KAMPEN COMSTOCK
-------------------------------------------------------------------------------------
  Unit value                                              --          --         --
-------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                     --          --         --
-------------------------------------------------------------------------------------
 EQ/VAN KAMPEN MID CAP GROWTH
-------------------------------------------------------------------------------------
  Unit value                                              --          --         --
-------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                     --          --         --
-------------------------------------------------------------------------------------


                                Appendix I: Condensed financial information A-17

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                          www.axa-equitable.com/green


UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009. (CONTINUED)



--------------------------------------------------------------------------------------------------------------
                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                --------------------------------------------------------------
                                                     2009        2008         2007        2006        2005
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER AGGRESSIVE EQUITY
--------------------------------------------------------------------------------------------------------------
  Unit value                                      $ 42.88     $ 31.77      $ 60.62     $ 55.37     $ 53.59
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 144          53           56          47          25
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER CORE BOND
--------------------------------------------------------------------------------------------------------------
  Unit value                                      $ 12.66     $ 11.89      $ 11.80     $ 11.30     $ 11.08
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                               3,238       3,511        1,494       2,030       1,611
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER INTERNATIONAL EQUITY
--------------------------------------------------------------------------------------------------------------
  Unit value                                      $ 12.18     $  9.54      $ 18.39     $ 16.64     $ 13.51
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 967         951        1,047       1,030         783
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP CORE EQUITY
--------------------------------------------------------------------------------------------------------------
  Unit value                                      $  9.68     $  7.43      $ 12.50     $ 12.11     $ 10.85
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 452         447          473         453         353
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP GROWTH
--------------------------------------------------------------------------------------------------------------
  Unit value                                      $  7.46     $  5.56      $ 10.35     $  9.47     $  9.62
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 747         840          881       1,014         980
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP VALUE
--------------------------------------------------------------------------------------------------------------
  Unit value                                      $ 10.67     $  8.83      $ 14.37     $ 14.10     $ 12.02
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 860         921        1,210       1,363       1,238
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP GROWTH
--------------------------------------------------------------------------------------------------------------
  Unit value                                      $  9.13     $  6.55      $ 11.81     $ 10.74     $  9.96
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 810         813          934       1,035       1,075
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP VALUE
--------------------------------------------------------------------------------------------------------------
  Unit value                                      $ 12.02     $  8.47      $ 13.46     $ 13.68     $ 12.13
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 803         727          805        1010         876
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MULTI-SECTOR BOND
--------------------------------------------------------------------------------------------------------------
  Unit value                                      $ 24.86     $ 23.07      $ 30.68     $ 30.26     $ 28.00
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 663         523          526         758         755
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP GROWTH
--------------------------------------------------------------------------------------------------------------
  Unit value                                      $  6.55     $  4.95      $  8.71     $  8.54     $  7.89
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 786         687          788         475         242
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP VALUE
--------------------------------------------------------------------------------------------------------------
  Unit value                                      $ 12.81     $ 10.31      $ 16.88     $ 19.05     $ 16.69
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 586         666          748        1201         991
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER TECHNOLOGY
--------------------------------------------------------------------------------------------------------------
  Unit value                                      $  9.80     $  6.29      $ 12.10     $ 10.41     $  9.87
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 766         462          597         350         311
--------------------------------------------------------------------------------------------------------------



-------------------------------------------------------------------------------------
                                                   FOR THE YEARS ENDED DECEMBER 31,
                                                  -----------------------------------
                                                       2004        2003        2002
-------------------------------------------------------------------------------------
 MULTIMANAGER AGGRESSIVE EQUITY
-------------------------------------------------------------------------------------
  Unit value                                        $ 50.38     $ 45.72     $ 33.82
-------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                    28          10           4
-------------------------------------------------------------------------------------
 MULTIMANAGER CORE BOND
-------------------------------------------------------------------------------------
  Unit value                                        $ 11.07     $ 10.84     $ 10.63
-------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 1,424       1,202         628
-------------------------------------------------------------------------------------
 MULTIMANAGER INTERNATIONAL EQUITY
-------------------------------------------------------------------------------------
  Unit value                                        $ 11.90     $ 10.27     $  7.78
-------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   806         360         135
-------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP CORE EQUITY
-------------------------------------------------------------------------------------
  Unit value                                        $ 10.34     $  9.59     $  7.61
-------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   272         238         104
-------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP GROWTH
-------------------------------------------------------------------------------------
  Unit value                                        $  9.10     $  8.68     $  6.76
-------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   876         792         408
-------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP VALUE
-------------------------------------------------------------------------------------
  Unit value                                        $ 11.42     $ 10.15     $  7.88
-------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 1,242         726         316
-------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP GROWTH
-------------------------------------------------------------------------------------
  Unit value                                        $  9.35     $  8.52     $  6.18
-------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 1,055         731         292
-------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP VALUE
-------------------------------------------------------------------------------------
  Unit value                                        $ 11.49     $ 10.15     $  7.34
-------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                 1,011         560         206
-------------------------------------------------------------------------------------
 MULTIMANAGER MULTI-SECTOR BOND
-------------------------------------------------------------------------------------
  Unit value                                        $ 27.64     $ 25.87     $ 21.48
-------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   771         557         125
-------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP GROWTH
-------------------------------------------------------------------------------------
  Unit value                                        $  7.46          --          --
-------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                    59          --          --
-------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP VALUE
-------------------------------------------------------------------------------------
  Unit value                                        $ 16.22     $ 14.09     $ 10.43
-------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   884         641         270
-------------------------------------------------------------------------------------
 MULTIMANAGER TECHNOLOGY
-------------------------------------------------------------------------------------
  Unit value                                        $  9.02     $  8.74     $  5.64
-------------------------------------------------------------------------------------
  Separate Account No. 49 number of units
  outstanding (000's)                                   306          98          14
-------------------------------------------------------------------------------------



A-18 Appendix I: Condensed financial information

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Appendix II: Purchase considerations for QP contracts*


--------------------------------------------------------------------------------


This information is provided for historical purposes only. The contracts are no longer available to new purchasers.
Trustees who are considering the purchase of an Accumulator(R) Series QP contract should discuss with their tax and ERISA advisers whether this is an appropriate investment vehicle for the employer's plan. Trustees should consider whether the plan provisions permit the investment of plan assets in the QP contract, the distribution of such an annuity, the purchase of the Guaranteed minimum income benefit and other guaranteed benefits, and the payment of death benefits in accordance with the requirements of the federal income tax rules. The QP contract and this Prospectus should be reviewed in full, and the following factors, among others, should be noted. Assuming continued plan qualification and operation, earnings on qualified plan assets will accumulate value on a tax-deferred basis even if the plan is not funded by the Accumulator(R) Series QP contract or another annuity contract. Therefore, you should purchase an Accumulator(R) Series QP contract to fund a plan for the contract's features and benefits other than tax deferral after considering the relative costs and benefits of annuity contracts and other types of arrangements and funding vehicles.


We will not accept defined benefit plans. This QP contract accepts only transfer contributions from other investments within an existing qualified plan trust. We will not accept ongoing payroll contributions or other contributions from the employer. For 401(k) plans, no employee after-tax contributions are accepted. A "designated Roth contribution account" is not available in the QP contract. Checks written on accounts held in the name of the employer instead of the plan or the trustee will not be accepted. Only one additional transfer contribution may be made per contract year. The maximum contribution age is 75 (70, under Accumulator(R) Plus(SM) contracts), or if later, the first contract anniversary.

If amounts attributable to an excess or mistaken contribution must be withdrawn, any or all of the following may apply: (1) withdrawal charges; (2) market value adjustments; or (3) benefit base adjustments to an optional benefit.


AXA Equitable will not perform or provide any plan recordkeeping services with respect to the QP contracts. The plan's administrator will be solely responsible for performing or providing for all such services. There is no loan feature offered under the QP contracts, so if the plan provides for loans and a participant takes a loan from the plan, other plan assets must be used as the source of the loan and any loan repayments must be credited to other investment vehicles and/or accounts available under the plan. AXA Equitable will never make payments under a QP contract to any person other than the trustee owner.


Given that required minimum distributions must generally commence from the plan for participants after age 70-1/2, trustees should consider:

o whether required minimum distributions under QP contracts would cause withdrawals in excess of 6% of the Guaranteed minimum income benefit Roll-Up benefit base;

o that provisions in the Treasury Regulations on required minimum distributions require that the actuarial present value of additional annuity contract benefits be added to the dollar amount credited for purposes of calculating required minimum distributions. This could increase the amounts required to be distributed; and

o that if the Guaranteed minimum income benefit is automatically exercised as a result of the no lapse guarantee, payments will be made to the trustee.

Finally, because the method of purchasing the QP contract, including the large initial contribution, and the features of the QP contract may appeal more to plan participants who are older and tend to be highly paid, and because certain features of the QP contract are available only to plan participants who meet certain minimum and/or maximum age requirements, plan trustees should discuss with their advisors whether the purchase of the QP contract would cause the plan to engage in prohibited discrimination in contributions, benefits or otherwise.


* QP contracts are available for Accumulator(R), Accumulator(R) Plus(SM) and Accumulator(R) Elite(SM) contracts owners only.


                       Appendix II: Purchase considerations for QP contracts B-1

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                           www.axa-equitable.com/green

Appendix III: Market value adjustment example

--------------------------------------------------------------------------------


The example below shows how the market value adjustment would be determined and how it would be applied to a withdrawal, assuming that $100,000 was allocated on February 16, 2010 to a fixed maturity option with a maturity date of February 16, 2018 (eight years later) at a hypothetical rate to maturity of 7.00% ("h" in the calculation below), resulting in a maturity value of $171,882 on the maturity date. We further assume that a withdrawal of $50,000, including any applicable withdrawal charge, is made four years later on February 16, 2014(a). Please note that withdrawal charges do not apply to Accumulator(R) Select(SM) contracts.





---------------------------------------------------------------------------------------------------------------------------
                                                                                 HYPOTHETICAL ASSUMED RATE TO MATURITY(J)
                                                                                    ("J" IN THE CALCULATION BELOW)
                                                                                           FEBRUARY 16, 2014
---------------------------------------------------------------------------------------------------------------------------
                                                                                          5.00%           9.00%
---------------------------------------------------------------------------------------------------------------------------
 AS OF FEBRUARY 16, 2014 BEFORE WITHDRAWAL
---------------------------------------------------------------------------------------------------------------------------
(1) Market adjusted amount(b)                                                           $141,389        $121,737
---------------------------------------------------------------------------------------------------------------------------
(2) Fixed maturity amount(c)                                                            $131,104        $131,104
---------------------------------------------------------------------------------------------------------------------------
(3) Market value adjustment: (1) - (2)                                                  $ 10,285        $ (9,367)
---------------------------------------------------------------------------------------------------------------------------
 ON FEBRUARY 16, 2014 AFTER $50,000 WITHDRAWAL
---------------------------------------------------------------------------------------------------------------------------
(4) Portion of market value adjustment associated with the withdrawal:
    (3) x [$50,000/(1)]                                                                 $  3,637        $ (3,847)
---------------------------------------------------------------------------------------------------------------------------
(5) Portion of fixed maturity associated with the withdrawal: $50,000 - (4)             $ 46,363        $ 53,847
---------------------------------------------------------------------------------------------------------------------------
(6) Market adjusted amount: (1) - $50,000                                               $ 91,389        $ 71,737
---------------------------------------------------------------------------------------------------------------------------
(7) Fixed maturity amount: (2) - (5)                                                    $ 84,741        $ 77,257
---------------------------------------------------------------------------------------------------------------------------
(8) Maturity value(d)                                                                   $111,099        $101,287
---------------------------------------------------------------------------------------------------------------------------


You should note that in this example, if a withdrawal is made when rates have increased from 7.00% to 9.00% (right column), a portion of a negative market value adjustment is realized. On the other hand, if a withdrawal is made when rates have decreased from 7.00% to 5.00% (left column), a portion of a positive market value adjustment is realized.

Notes:


 (a) Number of days from the withdrawal date to the maturity date = D = 1,461
 (b) Market adjusted amount is based on the following calculation:

     Maturity value          $171,882
     ---------------  =  ----------------     where j is either 5% or 9%
      (1+j)(D/365)       (1+j)(1,461/365)

 (c) Fixed maturity amount is based on the following calculation:

     Maturity value          $171,882
     ---------------  =  ------------------
       (1+h)(D/365)      (1+0.07)(1,461/365)

 (d) Maturity value is based on the following calculation:

     Fixed maturity amount x (1+h)(D/365) = ($84,741 or $77,257) x (1+0.07)(1,461/365)

C-1 Appendix III: Market value adjustment example
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Appendix IV: Enhanced death benefit example

--------------------------------------------------------------------------------

The death benefit under the contracts is equal to the account value or, if greater, the enhanced death benefit, if elected.


The following illustrates the enhanced death benefit calculation for Accumulator(R), Accumulator(R) Elite(SM) and Accumulator(R) Select(SM) contracts. The enhanced death benefit calculation for Accumulator(R) Plus(SM) contracts is illustrated on the next page. Assuming $100,000 is allocated to the variable investment options (with no allocation to the EQ/Intermediate Government Bond Index, EQ/Money Market, EQ/PIMCO Ultra Short Bond, the guaranteed interest option or the fixed maturity options), no additional contributions, no transfers, no withdrawals and no loans under a Rollover TSA contract, the enhanced death benefit for an owner age 45 would be calculated as follows:



--------------------------------------------------------------------------------------------------------
   END OF
 CONTRACT                        6% ROLL-UP TO AGE 85     ANNUAL RATCHET TO AGE 85       GWBL ENHANCED
   YEAR        ACCOUNT VALUE        BENEFIT BASE               BENEFIT BASE          DEATH BENEFIT BASE
--------------------------------------------------------------------------------------------------------
     1          $ 105,000           $  106,000(4)              $  105,000(1)            $  105,000(5)
--------------------------------------------------------------------------------------------------------
     2          $ 115,500           $  112,360(3)              $  115,500(1)            $  115,500(5)
--------------------------------------------------------------------------------------------------------
     3          $ 129,360           $  119,102(3)              $  129,360(1)            $  129,360(5)
--------------------------------------------------------------------------------------------------------
     4          $ 103,488           $  126,248(3)              $  129,360(2)            $  135,828(6)
--------------------------------------------------------------------------------------------------------
     5          $ 113,837           $  133,823(4)              $  129,360(2)            $  142,296(6)
--------------------------------------------------------------------------------------------------------
     6          $ 127,497           $  141,852(4)              $  129,360(2)            $  148,764(6)
--------------------------------------------------------------------------------------------------------
     7          $ 127,497           $  150,363(4)              $  129,360(2)            $  155,232(6)
--------------------------------------------------------------------------------------------------------

The account values for contract years 1 through 7 are based on hypothetical rates of return of 5.00%, 10.00%, 12.00%, (20.00)%, 10.00%, 12.00% and 0.00%.
We are using these rates solely to illustrate how the benefit is determined. The return rates bear no relationship to past or future investment results.


ANNUAL RATCHET TO AGE 85

(1) At the end of contract years 1 through 3, the Annual Ratchet to age 85 enhanced death benefit is equal to the current account value.

(2) At the end of contract years 4 through 7, the death benefit is equal to the Annual Ratchet to age 85 enhanced death benefit at the end of the prior year since it is higher than the current account value.


GREATER OF 6% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85

The enhanced death benefit under this option for each year shown would be the greater of the amounts shown under the 6% Roll-Up to age 85 or the Annual Ratchet to age 85.

(3) At the end of contract years 2 through 4, the enhanced death benefit will be based on the Annual Ratchet to age 85.

(4) At the end of contract years 1 and 5 through 7, the enhanced death benefit will be based on the 6% Roll-Up to age 85.


GWBL ENHANCED DEATH BENEFIT

This example assumes no withdrawals. The GWBL Enhanced death benefit is a guaranteed minimum death benefit that is only available if you elect the Guaranteed withdrawal benefit for life. If you plan to take withdrawals during any of the first seven contract years, this illustration is of limited usefulness to you.

(5) At the end of contract years 1 through 3, the GWBL Enhanced death benefit is equal to the current account value.

(6) At the end of contract years 4 through 7, the GWBL Enhanced death benefit is greater than the current account value.

                                 Appendix IV: Enhanced death benefit example D-1
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The following illustrates the enhanced death benefit calculation for
Accumulator(R) Plus(SM) contracts. Assuming $100,000 is allocated to the variable investment options (with no allocation to the EQ/Intermediate Government Bond Index, EQ/Money Market, EQ/PIMCO Ultra Short Bond, the guaranteed interest option or the fixed maturity options) , no additional contributions, no transfers, no withdrawals and no loans under a Rollover TSA contract, the enhanced death benefit for an owner age 45 would be calculated as follows:



----------------------------------------------------------------------------------------------------------------
  END OF CONTRACT                        6% ROLL-UP TO AGE 85     ANNUAL RATCHET TO AGE 85       GWBL ENHANCED
       YEAR            ACCOUNT VALUE        BENEFIT BASE               BENEFIT BASE          DEATH BENEFIT BASE
----------------------------------------------------------------------------------------------------------------
         1              $ 109,200           $  106,000(3)              $  109,200(1)            $  109,200(5)
----------------------------------------------------------------------------------------------------------------
         2              $ 120,120           $  112,360(3)              $  120,120(1)            $  120,120(5)
----------------------------------------------------------------------------------------------------------------
         3              $ 134,534           $  119,102(3)              $  134,534(1)            $  134,534(5)
----------------------------------------------------------------------------------------------------------------
         4              $ 107,628           $  126,248(3)              $  134,534(3)            $  141,261(6)
----------------------------------------------------------------------------------------------------------------
         5              $ 118,390           $  133,823(3)              $  134,534(2)            $  147,988(6)
----------------------------------------------------------------------------------------------------------------
         6              $ 132,597           $  141,852(4)              $  134,534(2)            $  154,715(6)
----------------------------------------------------------------------------------------------------------------
         7              $ 132,597           $  150,363(4)              $  134,534(2)            $  161,441(6)
----------------------------------------------------------------------------------------------------------------

The account values for contract years 1 through 7 are based on hypothetical rates of return of 5.00%, 10.00%, 12.00%, (20.00)%, 10.00%, 12.00% and 0.00%.
We are using these rates solely to illustrate how the benefit is determined. The return rates bear no relationship to past or future investment results.


ANNUAL RATCHET TO AGE 85

(1) At the end of contract years 1 through 3, the Annual Ratchet to age 85 enhanced death benefit is equal to the current account value.

(2) At the end of contract years 4 through 7, the death benefit is equal to the Annual Ratchet to age 85 enhanced death benefit at the end of the prior year since it is equal to or higher than the current account value.


GREATER OF 6% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85

The enhanced death benefit under this option for each year shown would be the greater of the amounts shown under the 6% Roll-Up to age 85 or the Annual Ratchet to age 85.

(3) At the end of contract years 1 through 5, the enhanced death benefit will be based on the Annual Ratchet to age 85.

(4) At the end of contract years 6 and 7, the enhanced death benefit will be based on the 6% Roll-Up to age 85.


GWBL ENHANCED DEATH BENEFIT

This example assumes no withdrawals. The GWBL Enhanced death benefit is a guaranteed minimum death benefit that is only available if you elect the Guaranteed withdrawal benefit for life. If you plan to take withdrawals during any of the first seven contract years, this illustration is of limited usefulness to you.

(5) At the end of contract years 1 through 3, the GWBL Enhanced death benefit is equal to the current account value.

(6) At the end of contract years 4 through 7, the GWBL Enhanced death benefit is greater than the current account value.

D-2 Appendix IV: Enhanced death benefit example
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Appendix V: Hypothetical illustrations

--------------------------------------------------------------------------------

ILLUSTRATION OF ACCOUNT VALUES, CASH VALUES AND CERTAIN GUARANTEED MINIMUM
                                   BENEFITS


The following tables illustrate the changes in account value, cash value and the values of the "Greater of 6% Roll-Up to age 85 or Annual Ratchet to age 85" enhanced death benefit, the Earnings enhancement benefit and the Guaranteed minimum income benefit under certain hypothetical circumstances for Accumulator(R), Accumulator(R) Plus(SM), Accumulator(R) Elite(SM) and Accumulator(R) Select(SM) contracts, respectively. The tables illustrate the operation of a contract based on a male, issue age 60, who makes a single $100,000 contribution and takes no withdrawals. The amounts shown are for the beginning of each contract year and assume that all of the account value is invested in Portfolios that achieve investment returns at constant gross annual rates of 0% and 6% (i.e., before any investment management fees, 12b-1 fees or other expenses are deducted from the underlying portfolio assets). After the deduction of the arithmetic average of the investment management fees, 12b-1 fees and other expenses of all of the underlying portfolios (as described below), the corresponding net annual rates of return would be (2.39)%, 3.61% for Accumulator(R) contracts; (2.64)% and 3.36% for Accumulator(R) Plus(SM) contracts; (2.74)% and 3.26% for Accumulator(R) Elite(SM) contracts; and (2.79)% and 3.21% for Accumulator(R) Select(SM) contracts at the 0% and 6% gross annual rates, respectively. These net annual rates of return reflect the trust and separate account level charges but they do not reflect the charges we deduct from your account value annually for the enhanced death benefit, the Earnings enhancement benefit and the Guaranteed minimum income benefit features, as well as the annual administrative charge. If the net annual rates of return did reflect these charges, the net annual rates of return shown would be lower; however, the values shown in the following tables reflect the following contract charges: the "Greater of 6% Roll-Up to age 85 or Annual Ratchet to age 85" enhanced death benefit charge, the Earnings enhancement benefit charge, the Guaranteed minimum income benefit charge and any applicable administrative charge and withdrawal charge. The values shown under "Lifetime annual guaranteed minimum income benefit" reflect the lifetime income that would be guaranteed if the Guaranteed minimum income benefit is selected at that contract date anniversary. An "N/A" in these columns indicates that the benefit is not exercisable in that year. A "0" under any of the death benefit and/or "Lifetime annual guaranteed minimum income benefit" columns indicates that the contract has terminated due to insufficient account value. However, the Guaranteed minimum income benefit has been automatically exercised and the owner is receiving lifetime payments.

With respect to fees and expenses deducted from assets of the underlying portfolios, the amounts shown in all tables reflect (1) investment management fees equivalent to an effective annual rate of 0.58%, (2) an assumed average asset charge for all other expenses of the underlying portfolios equivalent to an effective annual rate of 0.26% and (3) 12b-1 fees equivalent to an effective annual rate of 0.25%. These rates are the arithmetic average for all Portfolios that are available as investment options. In other words, they are based on the hypothetical assumption that account values are allocated equally among the variable investment options. The actual rates associated with any contract will vary depending upon the actual allocation of account value among the investment options. These rates do not reflect expense limitation arrangements in effect with respect to certain of the underlying portfolios as described in the footnotes to the fee table for the underlying portfolios in "Fee table" earlier in this Prospectus. With these arrangements, the charges shown above would be lower. This would result in higher values than those shown in the following tables.


Because your circumstances will no doubt differ from those in the illustrations that follow, values under your contract will differ, in most cases substantially. Upon request, we will furnish you with a personalized illustration.


                                      Appendix V: Hypothetical illustrations E-1
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VARIABLE DEFERRED ANNUITY
ACCUMULATOR(R)
$100,000 SINGLE CONTRIBUTION AND NO WITHDRAWALS
MALE, ISSUE AGE 60
BENEFITS:
  GREATER OF 6% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85
    GUARANTEED MINIMUM DEATH BENEFIT
  EARNINGS ENHANCEMENT BENEFIT
  GUARANTEED MINIMUM INCOME BENEFIT


                                                          GREATER OF 6%
                                                         ROLL-UP TO AGE                                  LIFETIME ANNUAL
                                                          85 OR ANNUAL                          GUARANTEED MINIMUM INCOME BENEFIT
                                                         RATCHET TO AGE                        -----------------------------------
                                                          85 GUARANTEED    TOTAL DEATH BENEFIT
                                                          MINIMUM DEATH     WITH THE EARNINGS     GUARANTEED       HYPOTHETICAL
                   ACCOUNT VALUE        CASH VALUE           BENEFIT       ENHANCEMENT BENEFIT      INCOME            INCOME
       CONTRACT ------------------- ------------------ ------------------- ------------------- ----------------- -----------------
 AGE     YEAR       0%        6%       0%        6%        0%        6%        0%        6%       0%       6%       0%       6%
----- --------- --------- --------- -------- --------- --------- --------- --------- --------- -------- -------- -------- --------
 60        0     100,000  100,000    93,000    93,000   100,000  100,000    100,000  100,000       N/A      N/A      N/A      N/A
 61        1      95,890  101,869    88,890    94,869   106,000  106,000    108,400  108,400       N/A      N/A      N/A      N/A
 62        2      91,810  103,717    84,810    96,717   112,360  112,360    117,304  117,304       N/A      N/A      N/A      N/A
 63        3      87,754  105,536    81,754    99,536   119,102  119,102    126,742  126,742       N/A      N/A      N/A      N/A
 64        4      83,716  107,322    77,716   101,322   126,248  126,248    136,747  136,747       N/A      N/A      N/A      N/A
 65        5      79,689  109,068    74,689   104,068   133,823  133,823    147,352  147,352       N/A      N/A      N/A      N/A
 66        6      75,668  110,766    72,668   107,766   141,852  141,852    158,593  158,593       N/A      N/A      N/A      N/A
 67        7      71,647  112,408    70,647   111,408   150,363  150,363    170,508  170,508       N/A      N/A      N/A      N/A
 68        8      67,618  113,986    67,618   113,986   159,385  159,385    183,139  183,139       N/A      N/A      N/A      N/A
 69        9      63,574  115,491    63,574   115,491   168,948  168,948    196,527  196,527       N/A      N/A      N/A      N/A
 70       10      59,509  116,914    59,509   116,914   179,085  179,085    210,719  210,719     9,814    9,814    9,814    9,814
 75       15      38,540  122,381    38,540   122,381   239,656  239,656    295,518  295,518    14,643   14,643   14,643   14,643
 80       20      15,731  123,794    15,731   123,794   320,714  320,714    408,999  408,999    22,001   22,001   22,001   22,001
 85       25           0  118,757         0   118,757         0  429,187          0  517,472         0   35,794        0   35,794
 90       30           0  124,448         0   124,448         0  429,187          0  517,472       N/A      N/A      N/A      N/A
 95       35           0  131,126         0   131,126         0  429,187          0  517,472       N/A      N/A      N/A      N/A


THE HYPOTHETICAL INVESTMENT RESULTS ARE ILLUSTRATIVE ONLY AND SHOULD NOT BE DEEMED A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN AND WILL DEPEND ON A NUMBER OF FACTORS, INCLUDING INVESTMENT ALLOCATIONS MADE BY THE OWNER. THE ACCOUNT VALUE, CASH VALUE AND GUARANTEED BENEFITS FOR A CONTRACT WOULD BE DIFFERENT FROM THE ONES SHOWN IF THE ACTUAL GROSS RATE OF INVESTMENT RETURN AVERAGED 0% OR 6% OVER A PERIOD OF YEARS, BUT ALSO FLUCTUATED ABOVE OR BELOW THE AVERAGE FOR INDIVIDUAL CONTRACT YEARS. WE CAN MAKE NO REPRESENTATION THAT THESE HYPOTHETICAL INVESTMENT RESULTS CAN BE ACHIEVED FOR ANY ONE YEAR OR CONTINUED OVER ANY PERIOD OF TIME. IN FACT, FOR ANY GIVEN PERIOD OF TIME, THE INVESTMENT RESULTS COULD BE NEGATIVE.


E-2 Appendix V: Hypothetical illustrations
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VARIABLE DEFERRED ANNUITY
ACCUMULATOR(R) PLUS(SM)
$100,000 SINGLE CONTRIBUTION AND NO WITHDRAWALS
MALE, ISSUE AGE 60
BENEFITS:
  GREATER OF 6% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85
    GUARANTEED MINIMUM DEATH BENEFIT
  EARNINGS ENHANCEMENT BENEFIT
  GUARANTEED MINIMUM INCOME BENEFIT


                                                          GREATER OF 6%
                                                         ROLL-UP TO AGE                                  LIFETIME ANNUAL
                                                          85 OR ANNUAL                          GUARANTEED MINIMUM INCOME BENEFIT
                                                         RATCHET TO AGE                        -----------------------------------
                                                          85 GUARANTEED    TOTAL DEATH BENEFIT
                                                          MINIMUM DEATH     WITH THE EARNINGS     GUARANTEED       HYPOTHETICAL
                   ACCOUNT VALUE        CASH VALUE           BENEFIT       ENHANCEMENT BENEFIT      INCOME            INCOME
       CONTRACT ------------------- ------------------ ------------------- ------------------- ----------------- -----------------
 AGE     YEAR       0%        6%       0%        6%        0%        6%        0%        6%       0%       6%       0%       6%
----- --------- --------- --------- -------- --------- --------- --------- --------- --------- -------- -------- -------- --------
 60        0     104,000  104,000    96,000    96,000   100,000  100,000    100,000  100,000       N/A      N/A      N/A      N/A
 61        1      99,522  105,740    91,522    97,740   106,000  106,000    108,400  108,400       N/A      N/A      N/A      N/A
 62        2      95,095  107,450    87,095    99,450   112,360  112,360    117,304  117,304       N/A      N/A      N/A      N/A
 63        3      90,712  109,123    83,712   102,123   119,102  119,102    126,742  126,742       N/A      N/A      N/A      N/A
 64        4      86,367  110,754    79,367   103,754   126,248  126,248    136,747  136,747       N/A      N/A      N/A      N/A
 65        5      82,053  112,335    76,053   106,335   133,823  133,823    147,352  147,352       N/A      N/A      N/A      N/A
 66        6      77,763  113,859    72,763   108,859   141,852  141,852    158,593  158,593       N/A      N/A      N/A      N/A
 67        7      73,490  115,318    69,490   111,318   150,363  150,363    170,508  170,508       N/A      N/A      N/A      N/A
 68        8      69,228  116,703    66,228   113,703   159,385  159,385    183,139  183,139       N/A      N/A      N/A      N/A
 69        9      64,968  118,006    64,968   118,006   168,948  168,948    196,527  196,527       N/A      N/A      N/A      N/A
 70       10      60,703  119,216    60,703   119,216   179,085  179,085    210,719  210,719     9,814    9,814    9,814    9,814
 75       15      38,968  123,472    38,968   123,472   239,656  239,656    295,518  295,518    14,643   14,643   14,643   14,643
 80       20      15,754  123,427    15,754   123,427   320,714  320,714    408,999  408,999    22,001   22,001   22,001   22,001
 85       25           0  116,712         0   116,712         0  429,187          0  517,472         0   35,794        0   35,794
 90       30           0  120,480         0   120,480         0  429,187          0  517,472       N/A      N/A      N/A      N/A
 95       35           0  124,846         0   124,846         0  429,187          0  517,472       N/A      N/A      N/A      N/A


THE HYPOTHETICAL INVESTMENT RESULTS ARE ILLUSTRATIVE ONLY AND SHOULD NOT BE DEEMED A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN AND WILL DEPEND ON A NUMBER OF FACTORS, INCLUDING INVESTMENT ALLOCATIONS MADE BY THE OWNER. THE ACCOUNT VALUE, CASH VALUE AND GUARANTEED BENEFITS FOR A CONTRACT WOULD BE DIFFERENT FROM THE ONES SHOWN IF THE ACTUAL GROSS RATE OF INVESTMENT RETURN AVERAGED 0% OR 6% OVER A PERIOD OF YEARS, BUT ALSO FLUCTUATED ABOVE OR BELOW THE AVERAGE FOR INDIVIDUAL CONTRACT YEARS. WE CAN MAKE NO REPRESENTATION THAT THESE HYPOTHETICAL INVESTMENT RESULTS CAN BE ACHIEVED FOR ANY ONE YEAR OR CONTINUED OVER ANY PERIOD OF TIME. IN FACT, FOR ANY GIVEN PERIOD OF TIME, THE INVESTMENT RESULTS COULD BE NEGATIVE.


                                      Appendix V: Hypothetical illustrations E-3
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VARIABLE DEFERRED ANNUITY
ACCUMULATOR(R) ELITE(SM)
$100,000 SINGLE CONTRIBUTION AND NO WITHDRAWALS
MALE, ISSUE AGE 60
BENEFITS:
  GREATER OF 6% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85
    GUARANTEED MINIMUM DEATH BENEFIT
  EARNINGS ENHANCEMENT BENEFIT
  GUARANTEED MINIMUM INCOME BENEFIT


                                                          GREATER OF 6%
                                                         ROLL-UP TO AGE                                  LIFETIME ANNUAL
                                                          85 OR ANNUAL                          GUARANTEED MINIMUM INCOME BENEFIT
                                                         RATCHET TO AGE                        -----------------------------------
                                                          85 GUARANTEED    TOTAL DEATH BENEFIT
                                                          MINIMUM DEATH     WITH THE EARNINGS     GUARANTEED       HYPOTHETICAL
                   ACCOUNT VALUE        CASH VALUE           BENEFIT       ENHANCEMENT BENEFIT      INCOME            INCOME
       CONTRACT ------------------- ------------------ ------------------- ------------------- ----------------- -----------------
 AGE     YEAR       0%        6%       0%        6%        0%        6%        0%        6%       0%       6%       0%       6%
----- --------- --------- --------- -------- --------- --------- --------- --------- --------- -------- -------- -------- --------
 60        0     100,000  100,000    92,000    92,000   100,000  100,000    100,000  100,000       N/A      N/A      N/A      N/A
 61        1      95,542  101,521    87,542    93,521   106,000  106,000    108,400  108,400       N/A      N/A      N/A      N/A
 62        2      91,138  103,003    84,138    96,003   112,360  112,360    117,304  117,304       N/A      N/A      N/A      N/A
 63        3      86,782  104,440    80,782    98,440   119,102  119,102    126,742  126,742       N/A      N/A      N/A      N/A
 64        4      82,468  105,826    77,468   100,826   126,248  126,248    136,747  136,747       N/A      N/A      N/A      N/A
 65        5      78,188  107,154    78,188   107,154   133,823  133,823    147,352  147,352       N/A      N/A      N/A      N/A
 66        6      73,935  108,416    73,935   108,416   141,852  141,852    158,593  158,593       N/A      N/A      N/A      N/A
 67        7      69,703  109,603    69,703   109,603   150,363  150,363    170,508  170,508       N/A      N/A      N/A      N/A
 68        8      65,484  110,708    65,484   110,708   159,385  159,385    183,139  183,139       N/A      N/A      N/A      N/A
 69        9      61,270  111,721    61,270   111,721   168,948  168,948    196,527  196,527       N/A      N/A      N/A      N/A
 70       10      57,055  112,631    57,055   112,631   179,085  179,085    210,719  210,719     9,814    9,814    9,814    9,814
 75       15      35,577  115,237    35,577   115,237   239,656  239,656    295,518  295,518    14,643   14,643   14,643   14,643
 80       20      12,716  113,273    12,716   113,273   320,714  320,714    408,999  408,999    22,001   22,001   22,001   22,001
 85       25           0  104,357         0   104,357         0  429,187          0  517,472         0   35,794        0   35,794
 90       30           0  105,603         0   105,603         0  429,187          0  517,472       N/A      N/A      N/A      N/A
 95       35           0  107,041         0   107,041         0  429,187          0  517,472       N/A      N/A      N/A      N/A


THE HYPOTHETICAL INVESTMENT RESULTS ARE ILLUSTRATIVE ONLY AND SHOULD NOT BE DEEMED A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN AND WILL DEPEND ON A NUMBER OF FACTORS, INCLUDING INVESTMENT ALLOCATIONS MADE BY THE OWNER. THE ACCOUNT VALUE, CASH VALUE AND GUARANTEED BENEFITS FOR A CONTRACT WOULD BE DIFFERENT FROM THE ONES SHOWN IF THE ACTUAL GROSS RATE OF INVESTMENT RETURN AVERAGED 0% OR 6% OVER A PERIOD OF YEARS, BUT ALSO FLUCTUATED ABOVE OR BELOW THE AVERAGE FOR INDIVIDUAL CONTRACT YEARS. WE CAN MAKE NO REPRESENTATION THAT THESE HYPOTHETICAL INVESTMENT RESULTS CAN BE ACHIEVED FOR ANY ONE YEAR OR CONTINUED OVER ANY PERIOD OF TIME. IN FACT, FOR ANY GIVEN PERIOD OF TIME, THE INVESTMENT RESULTS COULD BE NEGATIVE.


E-4 Appendix V: Hypothetical illustrations
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VARIABLE DEFERRED ANNUITY
ACCUMULATOR(R) SELECT(SM)
$100,000 SINGLE CONTRIBUTION AND NO WITHDRAWALS
MALE, ISSUE AGE 60
BENEFITS:
  GREATER OF 6% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85
    GUARANTEED MINIMUM DEATH BENEFIT
  EARNINGS ENHANCEMENT BENEFIT
  GUARANTEED MINIMUM INCOME BENEFIT


                                                           GREATER OF 6%
                                                          ROLL-UP TO AGE
                                                           85 OR ANNUAL
                                                          RATCHET TO AGE
                                                           85 GUARANTEED
                                                           MINIMUM DEATH
                   ACCOUNT VALUE        CASH VALUE            BENEFIT
       CONTRACT ------------------- ------------------- -------------------
 AGE     YEAR       0%        6%        0%        6%        0%        6%
----- --------- --------- --------- --------- --------- --------- ---------
 60        0     100,000  100,000    100,000  100,000    100,000  100,000
 61        1      95,492  101,471     95,492  101,471    106,000  106,000
 62        2      91,042  102,901     91,042  102,901    112,360  112,360
 63        3      86,644  104,284     86,644  104,284    119,102  119,102
 64        4      82,290  105,613     82,290  105,613    126,248  126,248
 65        5      77,975  106,882     77,975  106,882    133,823  133,823
 66        6      73,690  108,083     73,690  108,083    141,852  141,852
 67        7      69,429  109,207     69,429  109,207    150,363  150,363
 68        8      65,183  110,247     65,183  110,247    159,385  159,385
 69        9      60,947  111,191     60,947  111,191    168,948  168,948
 70       10      56,711  112,030     56,711  112,030    179,085  179,085
 75       15      35,171  114,245     35,171  114,245    239,656  239,656
 80       20      12,308  111,828     12,308  111,828    320,714  320,714
 85       25           0  102,403          0  102,403          0  429,187
 90       30           0  103,078          0  103,078          0  429,187
 95       35           0  103,855          0  103,855          0  429,187



                                    LIFETIME ANNUAL
                           GUARANTEED MINIMUM INCOME BENEFIT
                          -----------------------------------
      TOTAL DEATH BENEFIT
       WITH THE EARNINGS     GUARANTEED       HYPOTHETICAL
      ENHANCEMENT BENEFIT      INCOME            INCOME
      ------------------- ----------------- -----------------
 AGE      0%        6%       0%       6%       0%       6%
----- --------- --------- -------- -------- -------- --------
 60    100,000  100,000       N/A      N/A      N/A      N/A
 61    108,400  108,400       N/A      N/A      N/A      N/A
 62    117,304  117,304       N/A      N/A      N/A      N/A
 63    126,742  126,742       N/A      N/A      N/A      N/A
 64    136,747  136,747       N/A      N/A      N/A      N/A
 65    147,352  147,352       N/A      N/A      N/A      N/A
 66    158,593  158,593       N/A      N/A      N/A      N/A
 67    170,508  170,508       N/A      N/A      N/A      N/A
 68    183,139  183,139       N/A      N/A      N/A      N/A
 69    196,527  196,527       N/A      N/A      N/A      N/A
 70    210,719  210,719     9,814    9,814    9,814    9,814
 75    295,518  295,518    14,643   14,643   14,643   14,643
 80    408,999  408,999    22,001   22,001   22,001   22,001
 85          0  517,472         0   35,794        0   35,794
 90          0  517,472       N/A      N/A      N/A      N/A
 95          0  517,472       N/A      N/A      N/A      N/A


THE HYPOTHETICAL INVESTMENT RESULTS ARE ILLUSTRATIVE ONLY AND SHOULD NOT BE DEEMED A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN AND WILL DEPEND ON A NUMBER OF FACTORS, INCLUDING INVESTMENT ALLOCATIONS MADE BY THE OWNER. THE ACCOUNT VALUE, CASH VALUE AND GUARANTEED BENEFITS FOR A CONTRACT WOULD BE DIFFERENT FROM THE ONES SHOWN IF THE ACTUAL GROSS RATE OF INVESTMENT RETURN AVERAGED 0% OR 6% OVER A PERIOD OF YEARS, BUT ALSO FLUCTUATED ABOVE OR BELOW THE AVERAGE FOR INDIVIDUAL CONTRACT YEARS. WE CAN MAKE NO REPRESENTATION THAT THESE HYPOTHETICAL INVESTMENT RESULTS CAN BE ACHIEVED FOR ANY ONE YEAR OR CONTINUED OVER ANY PERIOD OF TIME. IN FACT, FOR ANY GIVEN PERIOD OF TIME, THE INVESTMENT RESULTS COULD BE NEGATIVE.


                                      Appendix V: Hypothetical illustrations E-5
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Appendix VI: Earnings enhancement benefit example

--------------------------------------------------------------------------------

The following illustrates the calculation of a death benefit that includes the Earnings enhancement benefit for an owner age 45. The example assumes a contribution of $100,000 and no additional contributions. Where noted, a single withdrawal in the amount shown is also assumed. The calculation is as follows:

                                                                No withdrawal   $3,000 withdrawal   $6,000 withdrawal
----------------------------------------------------------------------------------------------------------------------
A   INITIAL CONTRIBUTION                                           100,000           100,000             100,000
----------------------------------------------------------------------------------------------------------------------
B   DEATH BENEFIT: prior to withdrawal.*                           104,000           104,000             104,000
----------------------------------------------------------------------------------------------------------------------
    EARNINGS ENHANCEMENT BENEFIT EARNINGS: death
    benefit less net contributions (prior to the withdrawal
C   in D).                                                          4,000             4,000               4,000
    B minus A.
----------------------------------------------------------------------------------------------------------------------
D   WITHDRAWAL                                                        0               3,000               6,000
----------------------------------------------------------------------------------------------------------------------
    EXCESS OF THE WITHDRAWAL OVER THE EARNINGS
E   ENHANCEMENT BENEFIT EARNINGS                                      0                 0                 2,000
    greater of D minus C or zero
----------------------------------------------------------------------------------------------------------------------
    NET CONTRIBUTIONS (adjusted for the withdrawal in D)
F   A minus E                                                      100,000           100,000              98,000
----------------------------------------------------------------------------------------------------------------------
    DEATH BENEFIT (adjusted for the withdrawal in D)
G   B minus D                                                      104,000           101,000              98,000
----------------------------------------------------------------------------------------------------------------------
    DEATH BENEFIT LESS NET CONTRIBUTIONS
H   G minus F                                                       4,000             1,000                 0
----------------------------------------------------------------------------------------------------------------------
I   EARNINGS ENHANCEMENT BENEFIT FACTOR                              40%               40%                 40%
----------------------------------------------------------------------------------------------------------------------
    EARNINGS ENHANCEMENT BENEFIT
J   H times I                                                       1,600              400                  0
----------------------------------------------------------------------------------------------------------------------
    DEATH BENEFIT: including the Earnings enhancement
K   benefit G plus J                                               105,600           101,400              98,000
----------------------------------------------------------------------------------------------------------------------

* The death benefit is the greater of the account value or any applicable death benefit.


F-1 Appendix VI: Earnings enhancement benefit example
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Appendix VII: State contract availability and/or variations of certain features and benefits


--------------------------------------------------------------------------------


Certain information is provided for historical purpose only. The contracts are no longer available to new purchasers.


The following information is a summary of the states where the Accumulator(R) Series contracts or certain features and/or benefits in the contracts are either not available or vary from the respective contract's features and benefits as previously described in this Prospectus. Certain features and/or benefits may have been approved in your state after your contract was issued and cannot be added. Please contact your financial professional for more information about availability in your state. See also Appendix VIII later in this Prospectus for information about the availability of certain features under your contract.



STATES WHERE CERTAIN ACCUMULATOR(R) SERIES CONTRACTS' FEATURES AND/OR BENEFITS ARE NOT AVAILABLE OR VARY:




------------------------------------------------------------------------------------------------------------------------------------
 STATE                     FEATURES AND BENEFITS                                      AVAILABILITY OR VARIATION
------------------------------------------------------------------------------------------------------------------------------------
CALIFORNIA                See "Contract features and benefits"--"Your right           If you reside in the state of California
                          to cancel within a certain number of days"                  and you are age 60 and older at the time
                                                                                      the contract is issued, you may return
                                                                                      your variable annuity contract within 30
                                                                                      days from the date that you receive it
                                                                                      and receive a refund as described below.

                                                                                      If you allocate your entire initial
                                                                                      contribution to the EQ/Money Market
                                                                                      option (and/or guaranteed interest
                                                                                      option, if available), the amount of
                                                                                      your refund will be equal to your
                                                                                      contribution, unless you make a
                                                                                      transfer, in which case the amount of
                                                                                      your refund will be equal to your
                                                                                      account value on the date we receive
                                                                                      your request to cancel at our processing
                                                                                      office. This amount could be less than
                                                                                      your initial contribution. If the
                                                                                      Principal guarantee benefit or
                                                                                      Guaranteed withdrawal benefit for life
                                                                                      is elected, the invest- ment allocation
                                                                                      during the 30 day free look period is
                                                                                      limited to the guaranteed interest
                                                                                      option. If you allocate any por- tion of
                                                                                      your initial contribution to the
                                                                                      variable investment options (other than
                                                                                      the EQ/Money Market option) and/or fixed
                                                                                      maturity options, your refund will be
                                                                                      equal to your account value on the date
                                                                                      we receive your request to cancel at our
                                                                                      processing office.
------------------------------------------------------------------------------------------------------------------------------------
FLORIDA                   See "Contract features and benefits" in "Credits"           The following information replaces the
                          (For Accumulator(R) Plus(SM) contracts only)                second bullet of the final set of
                                                                                      bullets in this section:

                                                                                      o You may annuitize your contract after
                                                                                        thirteen months, however, if you elect
                                                                                        to receive annuity payments within
                                                                                        five years of the contract date, we
                                                                                        will recover the credit that applies
                                                                                        to any contribution made in that five
                                                                                        years. If you start receiving annuity
                                                                                        payments after five years from the
                                                                                        contract date and within three years
                                                                                        of making any contribution, we will
                                                                                        recover the credit that applies to any
                                                                                        contribution made within the prior
                                                                                        three years.
------------------------------------------------------------------------------------------------------------------------------------
OREGON                    See "We require that the following types of                 The following is added:
(For Accumulator(R),      communications be on specific forms we provide                 (20) requests for required minimum
Accumulator(R) Plus(SM)   for that purpose:" in "Who is AXA Equitable?"                       distributions, other than pursuant
and Accumulator(R)                                                                            to our automatic RMD service.
Elite(SM) contracts
only--Accumulator(R)      Flexible Premium IRA, Flexible Premium Roth IRA and
Select(SM) contracts      QP contracts                                                Not Available
not available)
                          Fixed maturity options                                      Not Available
------------------------------------------------------------------------------------------------------------------------------------


                           Appendix VII: State contract availability and/or
                                variations of certain features and benefits  G-1

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
------------------------------------------------------------------------------------------------------------------------------------
 STATE           FEATURES AND BENEFITS                                             AVAILABILITY OR VARIATION
------------------------------------------------------------------------------------------------------------------------------------
OREGON           Automatic investment program                                      Not Available
(CONTINUED)
                 Special dollar cost averaging program                             o   Available only during the first contract
                 (For Accumulator(R) and Accumulator(R) Elite(SM) contracts            year.
                 only)                                                             o   Subsequent contributions cannot be used to
                                                                                       elect new programs after the first contract
                                                                                       year. You may make subsequent contributions
                                                                                       to the initial programs while they are still
                                                                                       running.

                 See "How you can contribute to your contract" in "Contract        Additional contributions are limited to the first
                 features and benefits"                                            year after the contract issue date only.

                 See "Guaranteed minimum death benefit/Guaranteed mini-            The Roll-Up benefit base is eligible for reset
                 mum income benefit roll-up benefit base reset" in                 beginning on the fifth contract date anniversary
                 "Contract features and benefits"                                  and on each fifth or later contract date
                                                                                   anniversary after a reset.

                 See "Lifetime required minimum distribution withdrawals"          The following replaces the third paragraph:
                 under "Withdrawing your account value" in "Accessing
                 your money"                                                       We generally will not impose a withdrawal charge
                                                                                   on mini- mum distribution withdrawals even if you
                                                                                   are not enrolled in our automatic RMD service
                                                                                   except if, when added to a lump sum withdrawal
                                                                                   previously taken in the same contract year, the
                                                                                   minimum distribution withdrawals exceed the 10%
                                                                                   free withdrawal amount. In order to avoid a with-
                                                                                   drawal charge in connection with minimum
                                                                                   distribution withdrawals outside of our automatic
                                                                                   RMD service, you must notify us using our request
                                                                                   form. Such minimum distri- bution withdrawals
                                                                                   must be based solely on your contract's account
                                                                                   value.

                 See "Selecting an annuity payout option" under "Your              for Accumulator(R) contracts:
                 annuity payout options" in "Accessing your money"
                                                                                   An annuity commencement date earlier than seven
                                                                                   years from the contract issue date may not be
                                                                                   elected.

                                                                                   for Accumulator(R) Elite(SM) contracts:

                                                                                   An annuity commencement date earlier than four
                                                                                   years from the contract issue date may not be
                                                                                   elected.

                                                                                   for Accumulator(R) Plus(SM) contracts:

                                                                                   An annuity commencement date earlier than eight
                                                                                   years from the contract issue date may not be
                                                                                   elected.

                 See "Greater of 6% Roll-Up to age 85 or Annual Ratchet            The charge is equal to 0.60% of the Greater of 6%
                 to age 85" under "Guaranteed minimum death benefit                Roll-Up to age 85 or Annual Ratchet to age 85
                 charge" in "Charges and expenses"                                 benefit base.

                 See "Disability, terminal illness, or confinement to nursing      Item (i) under this section is deleted in its
                 home" under "Withdrawal charge" in "Charges and                   entirety
                 expenses"
------------------------------------------------------------------------------------------------------------------------------------
PENNSYLVANIA     Contributions                                                     Your contract refers to contributions as
                                                                                   premiums.

                 Special dollar cost averaging program                             In Pennsylvania, we refer to this program as
                 (For Accumulator(R) and Accumulator(R) Elite(SM) contracts        "enhanced rate dollar cost averaging."
                 only)

                 See "Disability, terminal illness, or confinement to nursing      Item (iii) under this section is deleted in its
                 home" under "Withdrawal charge" in "Charges and                   entirety.
                 expenses" (For Accumulator(R), Accumulator(R) Plus(SM) and
                 Accumulator(R) Elite(SM) contracts only)
------------------------------------------------------------------------------------------------------------------------------------


G-2 Appendix VII: State contract availability and/or variations of certain features and benefits

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
------------------------------------------------------------------------------------------------------------------------------------
 STATE          FEATURES AND BENEFITS                                           AVAILABILITY OR VARIATION
------------------------------------------------------------------------------------------------------------------------------------
PENNSYLVANIA   Required disclosure for Pennsylvania customers                   Any person who knowingly and with intent to
(CONTINUED)                                                                     defraud any insurance company or other person
                                                                                files an application for insurance or statement of
                                                                                claim containing any materially false information
                                                                                or conceals for the purpose of misleading,
                                                                                information concerning any fact material thereto
                                                                                commits a fraudulent insurance act, which is a
                                                                                crime and subjects such person to criminal and
                                                                                civil penalties.
------------------------------------------------------------------------------------------------------------------------------------
PUERTO RICO    IRA, Roth IRA, Inherited IRA, QP and Rollover TSA contracts      Not Available

               Beneficiary continuation option (IRA)                            Not Available

               Tax Information--Special rules for NQ contracts                  Income from NQ contracts we issue is U.S. source.
                                                                                A Puerto Rico resident is subject to U.S. taxation
                                                                                on such U.S. source income. Only Puerto Rico
                                                                                source income of Puerto Rico residents is
                                                                                excludable from U.S. taxation. Income from NQ
                                                                                contracts is also subject to Puerto Rico tax. The
                                                                                calculation of the taxable portion of amounts
                                                                                distributed from a contract may differ in the
                                                                                two jurisdictions. Therefore, you might have to
                                                                                file both U.S. and Puerto Rico tax returns,
                                                                                showing different amounts of income from the
                                                                                contract for each tax return. Puerto Rico
                                                                                generally provides a credit against Puerto Rico
                                                                                tax for U.S. tax paid. Depending on your per-
                                                                                sonal situation and the timing of the different
                                                                                tax liabilities, you may not be able to take full
                                                                                advantage of this credit.
------------------------------------------------------------------------------------------------------------------------------------
TEXAS          See "Charges that AXA Equitable deducts" under "Annual           We will deduct the annual administrative charge on
               administrative charge" in "Charges and expenses"                 a pro rata basis but only from your value in the
                                                                                variable invest- ment options. We will not deduct
                                                                                this charge from your value in the guaranteed
                                                                                interest option.
------------------------------------------------------------------------------------------------------------------------------------
WASHINGTON     Guaranteed interest option                                       Not Available

               Investment simplifier -- Fixed-dollar option                     Not Available
               and Interest sweep option

               Fixed maturity options                                           Not Available

               Income Manager(R) payout option                                  Not Available

               Earnings enhancement benefit                                     Not Available

               Special dollar cost averaging program                            o Available only at issue
               (For Accumulator(R) and Accumulator(R) Elite(SM) contracts       o Subsequent contributions cannot be used to elect
               only)                                                              new programs. You may make subsequent
                                                                                  contributions to the initial programs while they
                                                                                  are still running.

               "Greater of 6% Roll-Up to age 85 or Annual Ratchet to            All references to this feature are deleted in
               age 85 enhanced death benefit"                                   their entirety.

                                                                                You have the choice of the following guaranteed
                                                                                minimum death benefits: the Greater of 4% Roll-Up
                                                                                to age 85 or Annual Ratchet to age 85; the Annual
                                                                                Ratchet to age 85; the Standard death benefit; the
                                                                                GWBL Enhanced death benefit; or the GWBL Standard
                                                                                death benefit.

               See "Guaranteed minimum death benefit charge" in "Fee            The charge for the Greater of 4% Roll-Up to age 85
               table" and in "Charges and expenses"                             or Annual Ratchet to age 85 is 0.60%
------------------------------------------------------------------------------------------------------------------------------------

                            Appendix VII: State contract availability and/or
                                 variations of certain features and benefits G-3

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
------------------------------------------------------------------------------------------------------------------------------------
 STATE          FEATURES AND BENEFITS                                           AVAILABILITY OR VARIATION
------------------------------------------------------------------------------------------------------------------------------------
WASHINGTON      See "Guaranteed minimum death benefit and Guaranteed            o If you elect the 6% Guaranteed minimum income
(CONTINUED)     minimum income benefit base" in "Contract features and            benefit with the Greater of 4% Roll-Up to age 85
                benefits"                                                         or Annual Ratchet to age 85 enhanced death
                                                                                  benefit, the variable investment options (other
                                                                                  than those variable investment options that roll
                                                                                  up at 3%), the account for special dollar cost
                                                                                  averaging program and the account for 12 month
                                                                                  dollar cost averaging will roll up at an annual
                                                                                  rate of 6% for the Guaranteed minimum income
                                                                                  benefit base and 4% for the 4% Roll-Up to age 85
                                                                                  benefit base.

                                                                                o If you elect the Greater of 4% Roll-Up to age 85
                                                                                  or Annual Ratchet to age 85 enhanced death
                                                                                  benefit, with- out the Guaranteed minimum income
                                                                                  benefit, the variable investment options (other
                                                                                  than those variable investment options that roll
                                                                                  up at 3%), the account for special dollar cost
                                                                                  averaging program and the account for 12 month
                                                                                  dollar cost averaging will roll up at an annual
                                                                                  rate of 4% for the 4% Roll-Up to age 85 benefit
                                                                                  base.

                See "Guaranteed minimum death benefit/Guaranteed                Your "Greater of 4% Roll-Up to age 85 or Annual
                minimum income benefit roll-up benefit base reset" in           Ratchet to age 85 enhanced death benefit" benefit
                "Contract features and benefits"                                base will reset only if your account value is
                                                                                greater than your Guaranteed minimum income
                                                                                benefit roll-up benefit base.

                See "Guaranteed minimum death benefit" in "Contract             You have a choice of the Standard death benefit,
                features and benefits"                                          the Annual Ratchet to age 85 enhanced death
                                                                                benefit, or the Greater of 4% Roll-Up to age 85 or
                                                                                Annual Ratchet to age 85 enhanced death benefit.

                See "Annual administrative charge" in "Charges and              The second paragraph of this section is replaced
                expenses"                                                       with the following:

                                                                                For Accumulator(R) and Accumulator(R) Elite(SM)
                                                                                contracts:
                                                                                The annual administrative charge will be deducted
                                                                                from the value in the variable investment options
                                                                                on a pro rata basis. If those amounts are
                                                                                insufficient, we will deduct all or a portion of
                                                                                the charge from the account for special dollar
                                                                                cost averaging. If the contract is surrendered or
                                                                                annuitized or a death benefit is paid on a date
                                                                                other than a contract date anniversary, we will
                                                                                deduct a pro rata portion of that charge for the
                                                                                year.

                                                                                For Accumulator(R) Select(SM) contracts:
                                                                                The annual administrative charge will be deducted
                                                                                from the value in the variable investment options
                                                                                on a pro rata basis. If those amounts are
                                                                                insufficient, we will deduct all or a portion of
                                                                                the charge from the account for 12 month dollar
                                                                                cost averaging. If the contract is surrendered or
                                                                                annuitized or a death benefit is paid on a date
                                                                                other than a contract date anniversary, we will
                                                                                deduct a pro rata portion of that charge for the
                                                                                year.

                                                                                For Accumulator(R) Plus(SM) contracts:
                                                                                The annual administrative charge will be deducted
                                                                                from the value in the variable investment options
                                                                                on a pro rata basis. If the contract is
                                                                                surrendered or annuitized or a death ben- efit is
                                                                                paid on a date other than a contract date
                                                                                anniversary, we will deduct a pro rata portion of
                                                                                that charge for the year.
------------------------------------------------------------------------------------------------------------------------------------

G-4 Appendix VII: State contract availability and/or variations of certain features and benefits

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
------------------------------------------------------------------------------------------------------------------------------------
 STATE          FEATURES AND BENEFITS                                           AVAILABILITY OR VARIATION
------------------------------------------------------------------------------------------------------------------------------------
WASHINGTON      See "How withdrawals affect your Guaranteed minimum             The first sentence of the third paragraph is
(CONTINUED)     income benefit, Guaranteed minimum death benefit and            replaced with the following:
                Principal guarantee benefits" in "Accessing your money"
                                                                                With respect to the Guaranteed minimum income
                                                                                benefit and the Greater of 4% Roll-Up to age 85 or
                                                                                Annual Ratchet to age 85 enhanced death benefit,
                                                                                withdrawals (including any applicable withdrawal
                                                                                charges) will reduce each of the benefits' Roll-Up
                                                                                to age 85 benefit base on a dollar-for- dollar
                                                                                basis, as long as the sum of the withdrawals in a
                                                                                contract year is 6% or less of each benefit's
                                                                                Roll-Up benefit base on the contract issue date or
                                                                                the most recent contract date anniversary, if
                                                                                later. With respect to the Greater of 4% Roll-Up
                                                                                to age 85 or Annual Ratchet to age 85 enhanced
                                                                                death benefit, if elected without the Guaranteed
                                                                                minimum income benefit, withdrawals (including any
                                                                                applicable with- drawal charges) will reduce the
                                                                                4% Roll-Up to age 85 benefit base on a
                                                                                dollar-for-dollar basis, as long as the sum of the
                                                                                withdrawals in a contract year is 6% or less of
                                                                                the 4% Roll-Up to age 85 benefit base on the
                                                                                contract issue date or the most recent contract
                                                                                date anniversary, if later.

                See "10% free withdrawal amount" under "Withdrawal              The 10% free withdrawal amount applies to full
                charge" in "Charges and expenses" (For Accumulator(R),          surrenders.
                Accumulator(R) Plus(SM) and Accumulator(R) Elite(SM)
                contracts only)

                See "Certain withdrawals" under "Withdrawal charge" in          If you elect the Greater of 4% Roll-Up to age 85
                "Charges and expenses" (For Accumulator(R), Accumulator(R)      or Annual Ratchet to age 85 enhanced death benefit
                Plus(SM) and Accumulator(R) Elite(SM) contracts only)           without a Guar- anteed minimum income benefit, the
                                                                                withdrawal charge will be waived for any
                                                                                withdrawal that, together with any prior
                                                                                withdrawals made during the contract year, does
                                                                                not exceed 6% of the beginning of contract year 4%
                                                                                Roll-Up to age 85 benefit base, even if such
                                                                                withdrawals exceed the free with- drawal amount.

                See "Withdrawal charge" in "Charges and expenses" under         The owner (or older joint owner, if applicable)
                "Disability, terminal illness, or confinement to nursing        has qualified to receive Social Security
                home" (For Accumulator(R), Accumulator(R) Plus(SM) and          disability benefits as certified by the Social
                Accumulator(R) Elite(SM) contracts only)                        Security Administration or a statement from an
                                                                                independent U.S. licensed physician stating that
                                                                                the owner (or older joint owner, if applicable)
                                                                                meets the definition of total disability for at
                                                                                least 6 continuous months prior to the notice of
                                                                                claim. Such disability must be re-certified every
                                                                                12 months.
------------------------------------------------------------------------------------------------------------------------------------

                            Appendix VII: State contract availability and/or
                                 variations of certain features and benefits G-5
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Appendix VIII: Contract variations

--------------------------------------------------------------------------------

You should note that your contract's options, features and charges may vary from what is described in this Prospectus depending on the approximate date on which you purchased your contract. You may not change your contract or its features after issue. This Appendix reflects contract variations that differ from what is described in this Prospectus but may have been in effect at the time your contract was issued. If you purchased your contract during the "Approximate Time Period" below, the noted variation may apply to you.

In addition, options and/or features may vary among states in light of applicable regulations or state approvals. Any such state variations are generally not included here but instead included in Appendix VII earlier in this section. For more information about state variations applicable to you, as well as particular features, charges and options available under your contract based upon when you purchased it, please contact your financial professional and/or refer to your contract.

------------------------------------------------------------------------------------------------------------------------------------
 APPROXIMATE TIME PERIOD           FEATURE/BENEFIT                               VARIATION
------------------------------------------------------------------------------------------------------------------------------------
July 10, 2006 - January 15, 2007   Greater of 6% Roll-Up to age 85 or Annual     The fee for this benefit is 0.60%.
                                   Ratchet to age 85 enhanced death benefit

                                   Guaranteed minimum death benefit/             The Roll-Up benefit base is eligible for reset
                                   Guaranteed minimum income benefit roll-up     beginning on the fifth contract date anniversary
                                   benefit base reset                            and on each fifth or later contract date
                                                                                 anniversary after a reset.
------------------------------------------------------------------------------------------------------------------------------------
January 16, 2007 - present         Greater of 6% Roll-Up to age 85 or Annual     The fee for this benefit is 0.65%.*
                                   Ratchet to age 85 enhanced death benefit

                                   Guaranteed minimum death benefit/             The Roll-Up benefit base is eligible for reset
                                   Guaranteed minimum income benefit roll-up     annually.*
                                   benefit base reset
------------------------------------------------------------------------------------------------------------------------------------

* This charge and feature are not available to contracts issued in Oregon.


H-1 Appendix VIII: Contract variations
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Appendix IX: Tax-sheltered annuity contracts (TSAs)


--------------------------------------------------------------------------------


GENERAL; FINAL REGULATIONS UNDER SECTION 403(B)

This Appendix reflects our current understanding of some of the special federal income tax rules applicable to annuity contracts used to fund employer plans under Section 403(b) of the Internal Revenue Code. We refer to these contracts as "403(b) annuity contracts" or "Tax Sheltered Annuity" contracts ("TSAs"). The discussion in this Appendix generally assumes that a TSA has 403(b) contract status or qualifies as a 403(b) contract. In 2007, the IRS and the Treasury Department published final Treasury Regulations under Section 403(b) of the Code ("2007 Regulations"). As a result, there are significant revisions to the establishment and operation of plans and arrangements under Section 403(b) of the Code, and the contracts issued to fund such plans. The 2007 Regulations raise a number of questions as to the effect of the 2007 Regulations on TSAs issued prior to the effective date of the 2007 Regulations. The IRS has issued guidance intended to clarify some of these questions, and may issue further guidance in future years. Due to the Internal Revenue Service and Treasury regulatory changes in 2007 which became fully effective on January 1, 2009, contracts issued prior to September 25, 2007 which qualified as 403(b) contracts under the rules at the time of issue may lose their status as 403(b) contracts or have the availability of transactions under the contract restricted as of January 1, 2009 unless the individual's employer or the individual take certain actions. Please consult your tax adviser regarding the effect of these rules (which may vary depending on the owner's employment status, plan participation status, and when and how the contract was acquired) on your personal situation.

EMPLOYER PLAN REQUIREMENT. The thrust of the 2007 Regulations is to eliminate informal Section 403(b) arrangements with minimal or diffuse employer oversight and to require employers purchasing annuity contracts for their employees under
Section 403(b) of the Code to conform to other tax-favored, employer-based retirement plans with salary reduction contributions, such as Section 401(k) plans and governmental employer Section 457(b) plans. The 2007 Regulations require employers sponsoring 403(b) plans as of January 1, 2009, to have a written plan designating administrative responsibilities for various functions under the plan, and the plan in operation must conform to the plan terms.

LIMITATIONS ON INDIVIDUAL-INITIATED DIRECT TRANSFERS. The 2007 Regulations revoke Revenue Ruling 90-24 ("Rev. Rul. 90-24"), effective January 1, 2009. Prior to the 2007 Regulations, Rev. Rul. 90-24 had permitted individual-initiated, tax-free direct transfers of funds from one 403(b) annuity contract to another, without reportable taxable income to the individual, and with the characterization of funds in the contract remaining the same as under the prior contract. Under the 2007 Regulations and other IRS published guidance, direct transfers made after September 24, 2007 are permitted only with plan or employer approval as described below.


PERMISSIBLE CONTRIBUTIONS TO THE ACCUMULATOR(R) SERIES TSA CONTRACTS

Contributions to an Accumulator(R) Series TSA contract are extremely limited. AXA Equitable permits Contributions to be made to an Accumulator(R) Series TSA contract only where AXA Equitable is an "approved vendor" under an employer's 403(b) plan. That is, some or all of the participants in the employer's 403(b) plan are currently contributing to a non-Accumulator AXA Equitable 403(b) annuity contract. AXA Equitable and the employer must agree to share information with respect to the Accumulator(R) Series TSA contract and other funding vehicles under the plan.

AXA Equitable does not accept employer-remitted contributions. AXA Equitable does not accept contributions of after-tax funds, including designated Roth contributions to the Accumulator(R) Series TSA contracts. We will accept contributions of pre-tax funds only with documentation satisfactory to us of employer or its designee or plan approval of the transaction. Contributions must be made in the form of a direct transfer of funds from one 403(b) plan to another, a contract exchange under the same plan, or a direct rollover from another eligible retirement plan.


Distributions from TSAs

GENERAL. Generally, after the 2007 Regulations, employer or plan administrator consent is required for loan, withdrawal or distribution transactions under a 403(b) annuity contract. Processing of a requested transaction will not be completed until the information required to process the transaction is received from the employer or its designee. This information will be transmitted as a result of an information sharing agreement between AXA Equitable and the employer sponsoring the plan.

WITHDRAWAL RESTRICTIONS. AXA Equitable treats all amounts under an Accumulator(R) Series Rollover TSA contract as not eligible for withdrawal until:

o the owner is severed from employment with the employer who provided the funds used to purchase the TSA contract;

o  the owner dies; or

o the plan under which the Accumulator(R) Series TSA contract is purchased is terminated.

TAX TREATMENT OF DISTRIBUTIONS. Amounts held under TSA contracts are generally not subject to federal income tax until benefits are distributed. Distributions include withdrawals from your TSA contract and annuity payments from your TSA contract. Death benefits paid to a beneficiary are also taxable distributions. Unless an exception applies, amounts distributed from TSA contracts are includible in gross income as ordinary income.



                         Appendix IX: Tax-sheltered annuity contracts (TSAs) I-1
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Distributions from TSA contracts may be subject to 20% federal income tax withholding described under "Federal and state income tax withholding and information reporting" in the "Tax Information" section of the Prospectus. In addition, TSA contract distributions may be subject to additional tax penalties.

If you have made after-tax contributions, you will have a tax basis in your TSA contract, which will be recovered tax-free. Since AXA Equitable does not accept after-tax funds to an Accumulator(R) Series Rollover TSA contract, we do not track your investment in the TSA contract, if any. We will report all distributions from this Rollover TSA contract as fully taxable. You will have to determine how much of the distribution is taxable.

DISTRIBUTIONS BEFORE ANNUITY PAYMENTS BEGIN. On a total surrender, the amount received in excess of the investment in the contract is taxable. The amount of any partial distribution from a TSA contract prior to the annuity starting date is generally taxable, except to the extent that the distribution is treated as a withdrawal of after-tax contributions. Distributions are normally treated as pro rata withdrawals of any after-tax contributions and earnings on those contributions.

ANNUITY PAYMENTS. Annuitization payments that are based on life or life expectancy are considered annuity payments for income tax purposes. We include in annuitization payments Guaranteed annual withdrawals that are continued after your account value goes to zero under a supplementary life annuity contract, as discussed under "Guaranteed withdrawal benefit for life ("GWBL")" in the "Contract features and benefits" in this Prospectus. If you elect an annuity payout option, you will recover any investment in the TSA contract as each payment is received by dividing the investment in the TSA contract by an expected return determined under an IRS table prescribed for qualified annuities. The amount of each payment not excluded from income under this exclusion ratio is fully taxable. The full amount of the payments received after your investment in the TSA contract is recovered is fully taxable. If you (and your beneficiary under a joint and survivor annuity) die before recovering the full investment in the TSA contract, a deduction is allowed on your (or your beneficiary's) final tax return.

PAYMENTS TO A BENEFICIARY AFTER YOUR DEATH. Death benefit distributions from a TSA contract generally receive the same tax treatment as distributions during your lifetime. In some instances, distributions from a TSA contract made to your surviving spouse may be rolled over to a traditional IRA or other eligible retirement plan. A surviving spouse might also be eligible to directly roll over a TSA contract death benefit to a Roth IRA in a taxable conversion rollover. A non-spousal death beneficiary may be able to directly roll over death benefits to a new inherited IRA under certain circumstances.


EFFECT OF 2007 REGULATIONS ON LOANS FROM TSAS

As a result of the 2007 Regulations, loans are not available without employer or plan administrator approval. If loans are available, loan processing may be delayed pending receipt of information required to process the loan under an information sharing agreement. The processing of a loan request will not be completed until the information required to process the transaction is received from the employer or its designee. This information will be transmitted as a result of an information sharing agreement between AXA Equitable and the employer sponsoring the plan.

If loans are available:

Loans are generally not treated as a taxable distribution. If the amount of the loan exceeds permissible limits under federal income tax rules when made, the amount of the excess is treated (solely for tax purposes) as a taxable distribution. Additionally, if the loan is not repaid at least quarterly, amortizing (paying down) interest and principal, the amount not repaid when due will be treated as a taxable distribution. The entire unpaid balance of the loan is includable in income in the year of the default.

TSA loans are subject to federal income tax limits and may also be subject to the limits of the plan from which the funds came. Federal income tax rule requirements apply even if the plan is not subject to ERISA. For example, loans offered under TSA contracts are subject to the following conditions:

o The amount of a loan to a participant, when combined with all other loans to the participant from all qualified plans of the employer, cannot exceed the lesser of:

(1) the greater of $10,000 or 50% of the participant's nonforfeitable accrued benefits; and

(2) $50,000 reduced by the excess (if any) of the highest outstanding loan balance over the previous 12 months over the outstanding loan balance of plan loans on the date the loan was made.

o In general, the term of the loan cannot exceed five years unless the loan is used to acquire the participant's primary residence. Accumulator(R) Series Rollover TSA contracts have a term limit of ten years for loans used to acquire the participant's primary residence.

o All principal and interest must be amortized in substantially level payments over the term of the loan, with payments being made at least quarterly. In very limited circumstances, the repayment obligation may be temporarily suspended during a leave of absence.

The amount borrowed and not repaid may be treated as a distribution if:

o  the loan does not qualify under the conditions above;

o  the participant fails to repay the interest or principal when due; or


I-2 Appendix IX: Tax-sheltered annuity contracts (TSAs)
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o  in some instances, the participant separates from service with the employer who provided the funds or the plan is terminated.

In this case, the participant may have to include the unpaid amount due as ordinary income. In addition, the 10% early distribution penalty tax may apply. The amount of the unpaid loan balance is reported to the IRS on Form 1099-R as a distribution. For purposes of calculating any subsequent loans which may be made under any plan of the same employer, a defaulted loan which has not been fully repaid is treated as still outstanding, even after the default is reported to the IRS on Form 1099-R. The amount treated as still outstanding (which limits subsequent loans) includes interest accruing on the unpaid balance.

TAX-DEFERRED ROLLOVERS AND FUNDING VEHICLE TRANSFERS. You may roll over an "eligible rollover distribution" from a 403(b) annuity contract into another eligible retirement plan which agrees to accept the rollover. The rollover may be a direct rollover or one you do yourself within 60 days after you receive the distribution. To the extent rolled over, a distribution remains tax-deferred.

You may roll over a distribution from a 403(b) annuity contract to any of the following: another 403(b) plan funding vehicle, a qualified plan, a governmental employer 457(b) plan (separate accounting required) or a traditional IRA. A spousal beneficiary may also roll over death benefits as above. A non-spousal death beneficiary may be able to directly roll over death benefits to a new inherited IRA under certain circumstances. An Accumulator(R) Series IRA contract is not available for purchase by a non-spousal death beneficiary direct rollover.

Distributions from a 403(b) annuity contract can be rolled over to a Roth IRA. Such conversion rollover transactions are taxable. Any taxable portion of the amount rolled over will be taxed at the time of the rollover.

The taxable portion of most distributions will be eligible for rollover, except as specifically excluded under federal income tax rules. Distributions that you cannot roll over generally include periodic payments for life or for a period of 10 years or more, hardship withdrawals and required minimum distributions under federal income tax rules.

Direct transfers from one 403(b) annuity contract to another (whether under a plan-to-plan transfer, or contract exchange under the same 403(b) plan, are not distributions.


REQUIRED MINIMUM DISTRIBUTIONS

The required minimum distribution rules applicable to 403(b) annuity contracts are generally the same as those applicable to traditional IRAs described in the "Tax Information" section of the Prospectus with these differences:

WHEN YOU HAVE TO TAKE THE FIRST REQUIRED MINIMUM DISTRIBUTION. The minimum distribution rules force 403(b) plan participants to start calculating and taking annual distributions from their 403(b) annuity contracts by a required date. Generally, you must take the first required minimum distribution for the calendar year in which you turn age 70-1/2. You may be able to delay the start of required minimum distributions for all or part of your account balance until after age 70-1/2, as follows:

o For 403(b) plan participants who have not retired from service with the employer maintaining the 403(b) plan by the calendar year the participant turns age 70-1/2, the required beginning date for minimum distributions is extended to April 1 following the calendar year of retirement.

o 403(b) plan participants may also delay the start of required minimum distributions to age 75 for the portion of their account value attributable to their December 31, 1986 TSA contract account balance, even if retired at age 70-1/2. We will know whether or not you qualify for this exception because it only applies to individuals who established their Accumulator(R) Series Rollover TSA contract by direct Revenue Ruling 90-24 transfer prior to September 25, 2007, or by a contract exchange or a plan-to-plan exchange approved under the employer's plan after that date. If you do not give us the amount of your December 31, 1986, account balance that is being transferred to the Accumulator(R) Series Rollover TSA contract on the form used to establish the TSA contract, you do not qualify.


SPOUSAL CONSENT RULES

Your employer will tell us on the form used to establish the TSA contract whether or not you need to get spousal consent for loans, withdrawals or other distributions. If you do, you will need such consent if you are married when you request a withdrawal under the TSA contract. In addition, unless you elect otherwise with the written consent of your spouse, the retirement benefits payable under the plan must be paid in the form of a qualified joint and survivor annuity. A qualified joint and survivor annuity is payable for the life of the annuitant with a survivor annuity for the life of the spouse in an amount not less than one-half of the amount payable to the annuitant during his or her lifetime. In addition, if you are married, the beneficiary must be your spouse, unless your spouse consents in writing to the designation of another beneficiary.

If you are married and you die before annuity payments have begun, payments will be made to your surviving spouse in the form of a life annuity unless at the time of your death a contrary election was in effect. However, your surviving spouse may elect, before payments begin, to receive payments in any form permitted under the terms of the TSA contract and the plan of the employer who provided the funds for the TSA contract.


EARLY DISTRIBUTION PENALTY TAX

A penalty tax of 10% of the taxable portion of a distribution applies to distributions from a TSA contract before you reach age 59-1/2. This is in addition to any income tax. There are exceptions to the extra penalty tax. Some of the available exceptions to the pre-age 59-1/2 penalty tax include distributions made:



                         Appendix IX: Tax-sheltered annuity contracts (TSAs) I-3
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o  on or after your death; or

o  because you are disabled (special federal income tax definition); or

o to pay for certain extraordinary medical expenses (special federal income tax definition); or

o in any form of payout after you have separated from service (only if the separation occurs during or after the calendar year you reach age 55); or

o in a payout in the form of substantially equal periodic payments made at least annually over your life (or your life expectancy), or over the joint lives of you and your beneficiary (or your joint life expectancies) using an IRS-approved distribution method (only after you have separated from service at any age). We do not anticipate that Guaranteed annual withdrawals made under the Guaranteed withdrawal benefit for life's Maximum or Customized payment plan or taken as partial withdrawals will qualify for this exception if made before age 59-1/2.



I-4 Appendix IX: Tax-sheltered annuity contracts (TSAs)
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Statement of additional information

--------------------------------------------------------------------------------

TABLE OF CONTENTS


                                                                            Page

Who is AXA Equitable?                                                        2
Unit Values                                                                  2
Custodian and Independent Registered Public Accounting Firm                  2
Distribution of the Contracts                                                2
Financial Statements                                                         2



HOW TO OBTAIN AN ACCUMULATOR(R) SERIES STATEMENT OF ADDITIONAL INFORMATION FOR SEPARATE ACCOUNT NO. 49


Send this request form to:
  The Accumulator(R) Series
  P.O. Box 1547
  Secaucus, NJ 07096-1547


- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Please send me an Accumulator(R) Series SAI for SEPARATE ACCOUNT NO. 49 dated May 1, 2010.



--------------------------------------------------------------------------------
Name


--------------------------------------------------------------------------------
Address


--------------------------------------------------------------------------------
City                   State       Zip





                   x02992/Accumulator '06/'06.5, '07/'07.5, 8.0/8.2/8.3, 9.0 All

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Accumulator(R)
A combination variable and fixed deferred annuity contract



PROSPECTUS DATED MAY 1, 2010


Please read and keep this Prospectus for future reference. It contains important information that you should know before purchasing or taking any other action under your contract. This Prospectus supersedes all prior Prospectuses and supplements. You should read the prospectuses for each Trust, which contain important information about the portfolios.


--------------------------------------------------------------------------------

WHAT IS ACCUMULATOR(R)?

Accumulator(R) is a deferred annuity contract issued by AXA EQUITABLE LIFE INSURANCE COMPANY. It provides for the accumulation of retirement savings and for income. The contract offers income and death benefit protection. It also offers a number of payout options. You invest to accumulate value on a tax-deferred basis in one or more of our variable investment options, the guaranteed interest option, fixed maturity options, or the account for special dollar cost averaging ("investment options").

This Prospectus is not your contract. Your contract and any endorsements, riders and data pages as identified in your contract are the entire contract between you and AXA Equitable and governs with respect to all features, benefits, rights and obligations. The description of the contract's provisions in this Prospectus is current as of the date of this Prospectus; however, because certain provisions may be changed after the date of this Prospectus in accordance with the contract, the description of the contract's provisions in this Prospectus is qualified in its entirety by the terms of the actual contract. The contract should be read carefully. You have the right to cancel the contract within a certain number of days after receipt of the contract. You should read this Prospectus in conjunction with any applicable supplements. Certain features and benefits described in this Prospectus may vary in your state; all features and benefits may not be available in all contracts, in all states or from all selling broker-dealers. Please see Appendix VIII later in this Prospectus for more information on state availability and/or variations of certain features and benefits. All optional features and benefits described in this Prospectus may not have been available at the time you purchased the contract. We have the right to restrict availability of any optional feature or benefit. In addition, not all optional features and benefits may be available in combination with other optional features and benefits. We can refuse to accept any contribution from you at any time, including after you purchase the contract.




--------------------------------------------------------------------------------
 VARIABLE INVESTMENT OPTIONS
--------------------------------------------------------------------------------
o AXA Aggressive Allocation*             o EQ/Common Stock Index
o AXA Conservative Allocation*           o EQ/Core Bond Index
o AXA Conservative-Plus Allocation*      o EQ/Davis New York Venture
o AXA Moderate Allocation*               o EQ/Equity 500 Index
o AXA Moderate-Plus Allocation*          o EQ/Equity Growth PLUS
o EQ/AllianceBernstein International     o EQ/Franklin Core Balanced
o EQ/AllianceBernstein Small Cap         o EQ/Franklin Templeton Allocation
  Growth                                 o EQ/GAMCO Mergers and Acquisitions
o EQ/AXA Franklin Small Cap Value Core   o EQ/GAMCO Small Company Value
o EQ/BlackRock Basic Value Equity        o EQ/Global Bond PLUS
o EQ/BlackRock International Value       o EQ/Global Multi-Sector Equity
o EQ/Boston Advisors Equity Income       o EQ/Intermediate Government Bond
o EQ/Calvert Socially Responsible          Index
o EQ/Capital Guardian Growth             o EQ/International Core PLUS
o EQ/Capital Guardian Research           o EQ/International Growth
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
 VARIABLE INVESTMENT OPTIONS
--------------------------------------------------------------------------------
o EQ/JPMorgan Value Opportunities        o EQ/T. Rowe Price Growth Stock
o EQ/Large Cap Core PLUS                 o EQ/Templeton Global Equity
o EQ/Large Cap Growth Index              o EQ/UBS Growth and Income
o EQ/Large Cap Growth PLUS               o EQ/Van Kampen Comstock
o EQ/Large Cap Value Index               o EQ/Wells Fargo Advantage Omega
o EQ/Large Cap Value PLUS                  Growth**
o EQ/Lord Abbett Growth and Income       o Multimanager Aggressive Equity
o EQ/Lord Abbett Large Cap Core          o Multimanager Core Bond
o EQ/Mid Cap Index                       o Multimanager International Equity
o EQ/Mid Cap Value PLUS                  o Multimanager Large Cap Core Equity
o EQ/Money Market                        o Multimanager Large Cap Growth***
o EQ/Montag & Caldwell Growth            o Multimanager Large Cap Value
o EQ/Morgan Stanley Mid Cap Growth**     o Multimanager Mid Cap Growth
o EQ/Mutual Large Cap Equity             o Multimanager Mid Cap Value
o EQ/Oppenheimer Global                  o Multimanager Multi-Sector Bond
o EQ/PIMCO Ultra Short Bond              o Multimanager Small Cap Growth
o EQ/Quality Bond PLUS                   o Multimanager Small Cap Value
o EQ/Small Company Index                 o Multimanager Technology
--------------------------------------------------------------------------------



*    The "AXA Allocation" portfolios.

** This is the variable investment option's new name, effective on or about May 1, 2010, subject to regulatory approval. Please see "Portfolios of the Trusts" under "Contract features and benefits" later in this Prospectus for the variable investment option's former name.

*** Please see "Portfolios of the Trusts" later in this Prospectus regarding the planned substitution of this variable investment option.

You may allocate amounts to any of the variable investment options. At any time, we have the right to limit or terminate your contributions. Each variable investment option is a subaccount of Separate Account No. 49. Each variable investment option, in turn, invests in a corresponding securities portfolio ("Portfolio") of AXA Premier VIP Trust or EQ Advisors Trust (the "Trusts"). Your investment results in a variable investment option will depend on the investment performance of the related Portfolio.


You may also allocate amounts to the guaranteed interest option, the fixed maturity options, and the account for special dollar cost averaging, which are discussed later in this Prospectus.


THE SEC HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE CONTRACTS ARE NOT INSURED BY THE FDIC OR ANY OTHER AGENCY. THEY ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK AND ARE NOT BANK GUARANTEED. THEY ARE SUBJECT TO INVESTMENT RISKS AND POSSIBLE LOSS OF PRINCIPAL.


                                                      X02979/Core '02/'04 Series



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TYPES OF CONTRACTS. Contracts were offered for use as:

o A nonqualified annuity ("NQ") for after-tax contributions only.

o An individual retirement annuity ("IRA"), either traditional IRA or Roth IRA.

  Two versions of the traditional IRA were offered: "Rollover IRA" and "Flexible Premium IRA." Two versions of the Roth IRA were offered: "Roth Conversion IRA" and "Flexible Premium Roth IRA."

o Traditional and Roth Inherited IRA beneficiary continuation contract ("Inherited IRA") (direct transfer contributions only).

o An annuity that is an investment vehicle for a qualified defined contribution plan ("QP") (Rollover and direct transfer contributions only).

o An Internal Revenue Code Section 403(b) Tax-Sheltered Annuity ("TSA") -- ("Rollover TSA") (Rollover and direct transfer contributions only; employer or plan approval required).

A contribution of at least $5,000 was required to purchase an NQ, Rollover IRA, Roth Conversion IRA, Inherited IRA, QP, or Rollover TSA contract. A contribution of $2,000 was required to purchase a Flexible Premium IRA and Flexible Premium Roth IRA contract.


Registration statements relating to this offering have been filed with the Securities and Exchange Commission ("SEC"). The statement of additional information ("SAI") dated May 1, 2010, is part of the registration statement. The SAI is available free of charge. You may request one by writing to our processing office at P.O. Box 1547, Secaucus, NJ 07096-1547 or calling 1-800-789-7771. The SAI is incorporated by this reference into this Prospectus. This Prospectus and the SAI can also be obtained from the SEC's website at www.sec.gov. The table of contents for the SAI appears at the back of this Prospectus.


THE CONTRACT IS NO LONGER AVAILABLE FOR NEW PURCHASERS. The contract is no longer being sold. This Prospectus is designed for current contract owners. In addition to the possible state variations noted above, you should note that your contract features and charges may vary depending on the date on which you purchased your contract. For more information about the particular features, charges and options applicable to you, please contact your financial professional or refer to your contract, as well as review Appendix IX later in this Prospectus for contract variation information and timing. You may not change your contract or its features as issued.


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Contents of this Prospectus

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
(Not all of the features listed are available under all contracts or in all states.)
--------------------------------------------------------------------------------
ACCUMULATOR(R)
--------------------------------------------------------------------------------
Index of key words and phrases                                                 5
Who is AXA Equitable?                                                          7
How to reach us                                                                8
Accumulator(R) at a glance -- key features                                    10

--------------------------------------------------------------------------------
FEE TABLE                                                                     14
--------------------------------------------------------------------------------
Example                                                                       16
Condensed financial information                                               16



--------------------------------------------------------------------------------
1. CONTRACT FEATURES AND BENEFITS                                             17
--------------------------------------------------------------------------------
How you can contribute to your contract                                       17
Owner and annuitant requirements                                              23
How you can make your contributions                                           23
What are your investment options under the contract?                          23
Portfolios of the Trusts                                                      24
Allocating your contributions                                                 31
Guaranteed minimum death benefit and
     Guaranteed minimum income benefit base                                   34
Annuity purchase factors                                                      35
Guaranteed minimum income benefit option*                                     36
Guaranteed minimum death benefit                                              38
Principal Protector(SM)                                                       40
Inherited IRA beneficiary continuation contract                               43
Your right to cancel within a certain number of days                          44



--------------------------------------------------------------------------------
2. DETERMINING YOUR CONTRACT'S VALUE                                          45
--------------------------------------------------------------------------------
Your account value and cash value                                             45
Your contract's value in the variable investment options                      45
Your contract's value in the guaranteed interest option                       45
Your contract's value in the fixed maturity options                           45
Your contract's value in the account for special dollar
     cost averaging                                                           45
Insufficient account value                                                    45


----------------------
* Depending on when you purchased your contract, this benefit may be called the "Living Benefit." Accordingly, if applicable, all references to the Guaranteed minimum income benefit in this Prospectus and any related registration statement documents are references to the Living Benefit.

"We," "our," and "us" refer to AXA Equitable.

When we address the reader of this Prospectus with words such as "you" and "your," we mean the person who has the right or responsibility that the Prospectus is discussing at that point. This is usually the contract owner.

When we use the word "contract" it also includes certificates that are issued under group contracts in some states.

                                                  Contents of this Prospectus  3


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--------------------------------------------------------------------------------
3. TRANSFERRING YOUR MONEY AMONG INVESTMENT OPTIONS                           47
--------------------------------------------------------------------------------
Transferring your account value                                               47
Disruptive transfer activity                                                  47
Rebalancing your account value                                                48



--------------------------------------------------------------------------------
4. ACCESSING YOUR MONEY                                                       50
--------------------------------------------------------------------------------
Withdrawing your account value                                                50
How withdrawals are taken from your account value                             51
How withdrawals (and transfers out of the Special 10 year fixed maturity option) affect your Guaranteed minimum income
   benefit, Guaranteed minimum death benefit and
   Guaranteed principal benefit option 2                                      52
How withdrawals affect Principal Protector(SM)                                52
Withdrawals treated as surrenders                                             52
Loans under Rollover TSA contracts                                            53
Surrendering your contract to receive its cash value                          53
When to expect payments                                                       54
Your annuity payout options                                                   54



--------------------------------------------------------------------------------
5. CHARGES AND EXPENSES                                                       57
--------------------------------------------------------------------------------
Charges that AXA Equitable deducts                                            57
Charges that the Trusts deduct                                                61
Group or sponsored arrangements                                               61
Other distribution arrangements                                               61



--------------------------------------------------------------------------------
6. PAYMENT OF DEATH BENEFIT                                                   62
--------------------------------------------------------------------------------
Your beneficiary and payment of benefit                                       62
How death benefit payment is made                                             63
Beneficiary continuation option                                               64



--------------------------------------------------------------------------------
7. TAX INFORMATION                                                            68
--------------------------------------------------------------------------------
Overview                                                                      68
Contracts that fund a retirement arrangement                                  68

Special rule for conversions to Roth IRA in 2010                              68

Transfers among investment options                                            68
Taxation of nonqualified annuities                                            68
Individual retirement arrangements (IRAs)                                     70
     Traditional individual retirement annuities (traditional IRAs)           71

     Roth individual retirement annuities (Roth IRAs)                         75

Federal and state income tax withholding and
     information reporting                                                    78
Special rules for contracts funding qualified plans                           79
Impact of taxes to AXA Equitable                                              79

--------------------------------------------------------------------------------
8. MORE INFORMATION                                                           80
--------------------------------------------------------------------------------
About Separate Account No. 49                                                 80
About the Trusts                                                              80
About our fixed maturity options                                              80
About the general account                                                     81
About other methods of payment                                                82
Dates and prices at which contract events occur                               82
About your voting rights                                                      83
Statutory compliance                                                          83
About legal proceedings                                                       84
Financial statements                                                          84
Transfers of ownership, collateral assignments, loans
     and borrowing                                                            84

How divorce may affect your guaranteed benefits                               84

Distribution of the contracts                                                 84



--------------------------------------------------------------------------------
9. INCORPORATION OF CERTAIN DOCUMENTS
     BY REFERENCE                                                             87
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
APPENDICES
--------------------------------------------------------------------------------
   I -- Condensed financial information                                      A-1
  II -- Purchase considerations for QP contracts                             B-1
 III -- Market value adjustment example                                      C-1
  IV -- Enhanced death benefit example                                       D-1
   V -- Hypothetical illustrations                                           E-1
  VI -- Guaranteed principal benefit example                                 F-1
 VII -- Protection Plus(SM) example                                          G-1
VIII -- State contract availability and/or variations of certain
          features and benefits                                              H-1
  IX -- Contract variations                                                  I-1

   X -- Tax-sheltered annuity contracts (TSAs)                               J-1


--------------------------------------------------------------------------------
STATEMENT OF ADDITIONAL INFORMATION
     TABLE OF CONTENTS
--------------------------------------------------------------------------------

4  Contents of this Prospectus


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Contents of this Prospectus (Cont'd.)

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
SUMMARY PROSPECTUSES FOR THE PORTFOLIOS OF AXA
     PREMIER VIP TRUST AND EQ ADVISORS TRUST
--------------------------------------------------------------------------------
AXA Aggressive Allocation                                                AAA 1-3
AXA Conservative Allocation                                              ACA 1-3
AXA Conservative-Plus Allocation                                        ACPA 1-3
AXA Moderate Allocation                                                  AMA 1-3
AXA Moderate-Plus Allocation                                            AMPA 1-3
Multimanager Aggressive Equity                                          MMAE 1-4
Multimanager Core Bond                                                  MMCB 1-4
Multimanager International Equity                                       MMIE 1-4
Multimanager Large Cap Core Equity                                    MMLCCE 1-4
Multimanager Large Cap Growth                                          MMLCG 1-3
Multimanager Large Cap Value                                           MMLCV 1-4
Multimanager Mid Cap Growth                                            MMMCG 1-4
Multimanager Mid Cap Value                                             MMMCV 1-4
Multimanager Multi-Sector Bond                                          MMSB 1-4
Multimanager Small Cap Growth                                          MMSCG 1-4
Multimanager Small Cap Value                                           MMSCV 1-4
Multimanager Technology                                                  MMT 1-4
EQ/AllianceBernstein International                                     EQABI 1-3
EQ/AllianceBernstein Small Cap Growth                                 EQASCG 1-3
EQ/AXA Franklin Small Cap Value Core                                  EQAFSC 1-4
EQ/BlackRock Basic Value Equity                                        EQBBV 1-3
EQ/BlackRock International Value                                      EQBINT 1-3
EQ/Boston Advisors Equity Income                                      EQBAEI 1-3
EQ/Calvert Socially Responsible                                        EQCSR 1-4
EQ/Capital Guardian Growth                                             EQCGG 1-3
EQ/Capital Guardian Research                                           EQCGR 1-3
EQ/Common Stock Index                                                  EQCTI 1-3
EQ/Core Bond Index                                                     EQCBI 1-3
EQ/Davis New York Venture                                              EQDNY 1-3
EQ/Equity 500 Index                                                   EQ500I 1-3
EQ/Equity Growth PLUS                                                  EQEGP 1-4
EQ/Franklin Core Balanced                                              EQFCB 1-5
EQ/Franklin Templeton Allocation                                       EQFTA 1-4
EQ/GAMCO Mergers and Acquisitions                                      EQGMA 1-4
EQ/GAMCO Small Company Value                                          EQGSCV 1-3
EQ/Global Bond PLUS                                                    EQGBP 1-4
EQ/Global Multi-Sector Equity                                         EQGMSE 1-4
EQ/Intermediate Government Bond Index                                 EQIGBI 1-3
EQ/International Core PLUS                                             EQICP 1-4
EQ/International Growth                                                 EQIG 1-3
EQ/JPMorgan Value Opportunities                                       EQJPMV 1-3
EQ/Large Cap Core PLUS                                                EQLCCP 1-4
EQ/Large Cap Growth Index                                             EQLCGI 1-3
EQ/Large Cap Growth PLUS                                              EQLCGP 1-4
EQ/Large Cap Value Index                                              EQLCVI 1-3
EQ/Large Cap Value PLUS                                               EQLCVP 1-4
EQ/Lord Abbett Growth and Income                                      EQLAGI 1-3
EQ/Lord Abbett Large Cap Core                                         EQLALC 1-3
EQ/Mid Cap Index                                                       EQMCI 1-3
EQ/Mid Cap Value PLUS                                                 EQMCVP 1-4
EQ/Money Market                                                         EQMM 1-3


                                      Contents of this Prospectus (Cont'd.)  4-a


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EQ/Montag & Caldwell Growth                                            EQMCG 1-3
EQ/Morgan Stanley Mid Cap Growth                                       EQMSG 1-3
EQ/Mutual Large Cap Equity                                            EQMLCE 1-5
EQ/Oppenheimer Global                                                   EQOG 1-4
EQ/PIMCO Ultra Short Bond                                              EQPUS 1-3
EQ/Quality Bond PLUS                                                   EQQBP 1-4
EQ/Small Company Index                                                 EQSCI 1-3
EQ/T.Rowe Price Growth Stock                                           EQTGS 1-3
EQ/Templeton Global Equity                                             EQTGE 1-4
EQ/UBS Growth and Income                                               EQUGI 1-3
EQ/Van Kampen Comstock                                                 EQVKC 1-3
EQ/Wells Fargo Advantage Omega Growth                                 EQWFAO 1-3


4-b  Contents of this Prospectus (Cont'd.)


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Index of key words and phrases

--------------------------------------------------------------------------------

This index should help you locate more information on the terms used in this Prospectus.




                                                                            PAGE
6% Roll-Up to age 85 enhanced death benefit                                   34
account for special dollar cost averaging                                     31
account value                                                                 45
administrative charge                                                         57
annual administrative charge                                                  57
Annual Ratchet to age 85 enhanced death benefit                               35
annuitant                                                                     17
annuitization                                                                 54
annuity maturity date                                                         56
annuity payout options                                                        54
annuity purchase factors                                                      35
automatic investment program                                                  82
beneficiary                                                                   62
Beneficiary continuation option ("BCO")                                       64
business day                                                                  82
cash value                                                                    45
charges for state premium and other applicable taxes                          61
contract date                                                                 23
contract date anniversary                                                     23
contract year                                                                 23
contributions to Roth IRAs                                                    75
     regular contributions                                                    75
     rollovers and transfers                                                  76
     conversion contributions                                                 76
contributions to traditional IRAs                                             71
     regular contributions                                                    71

     rollovers and direct transfers                                           71

disability, terminal illness or confinement to nursing home                   59
disruptive transfer activity                                                  47
Distribution Charge                                                           57
ERISA                                                                         61
Fixed-dollar option                                                           34
fixed maturity options                                                        30
Flexible Premium IRA                                                       cover
Flexible Premium Roth IRA                                                  cover
free look                                                                     44
free withdrawal amount                                                        58
general account                                                               81
General dollar cost averaging                                                 33
guaranteed interest option                                                    30
Guaranteed minimum death benefit                                              38
Guaranteed minimum death benefit charge                                       59
Guaranteed minimum death benefit and Guaranteed
     minimum income benefit base                                              34
Guaranteed minimum death benefit/guaranteed
     minimum income benefit roll-up benefit
     base reset option                                                        38
Guaranteed minimum income benefit                                             36
Guaranteed minimum income benefit charge                                      59
Guaranteed minimum income benefit "no lapse guarantee"                        37
Guaranteed principal benefits                                                 31
IRA                                                                        cover
IRS                                                                           68
Inherited IRA                                                              cover
Investment simplifier                                                         34
investment options                                                         cover


                                                                            PAGE
lifetime required minimum distribution withdrawals                            51
loan reserve account                                                          53
loans under Rollover TSA                                                      53
market adjusted amount                                                        30
market value adjustment                                                       31
market timing                                                                 47
maturity dates                                                                30
maturity value                                                                30
Mortality and expense risks charge                                            57
NQ                                                                         cover
Online Account Access                                                          8
Optional step up charge                                                       61
partial withdrawals                                                           50
Portfolio                                                                  cover
Principal assurance                                                           32
Principal Protector(SM)                                                       40
Principal Protector(SM) charge                                                60
processing office                                                              8
Protection Plus(SM)                                                           39
Protection Plus(SM) charge                                                    60
QP                                                                         cover
rate to maturity                                                              30
Rebalancing                                                                   48
Rollover IRA                                                               cover
Rollover TSA                                                               cover
Roth Conversion IRA                                                        cover
Roth IRA                                                                   cover
SAI                                                                        cover
SEC                                                                        cover
self-directed allocation                                                      31
Separate Account No. 49                                                       80
special dollar cost averaging                                                 33
Spousal protection                                                            64
standard death benefit                                                        34
substantially equal withdrawals                                               51
Successor owner and annuitant                                                 63
systematic withdrawals                                                        50
TOPS                                                                           8
TSA                                                                        cover
traditional IRA                                                            cover
Trusts                                                                        86
unit                                                                          45
variable investment options                                                   23
wire transmittals and electronic applications                                 82
withdrawal charge                                                             58



                                               Index of key words and phrases  5


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To make this Prospectus easier to read, we sometimes use different words than in the contract or supplemental materials. This is illustrated below. Although we use different words, they have the same meaning in this Prospectus as in the contract or supplemental materials. Also, depending on when you purchased your contract, some of these may not apply to you or may be named differently under your contract. Your financial professional can provide further explanation about your contract.



---------------------------------------------------------------------------------------
 PROSPECTUS                            CONTRACT OR SUPPLEMENTAL MATERIALS
---------------------------------------------------------------------------------------
fixed maturity options                Guarantee Periods (Guaranteed Fixed
                                      Interest Accounts in supplemental materials)
variable investment options           Investment Funds
account value                         Annuity Account Value
rate to maturity                      Guaranteed Rates
unit                                  Accumulation Unit
Guaranteed minimum death benefit      Guaranteed death benefit
Guaranteed minimum income benefit     Guaranteed Income Benefit or Living Benefit
Guaranteed interest option            Guaranteed Interest Account
Principal Protector(SM)               Guaranteed withdrawal benefit
GWB benefit base                      Principal Protector(SM) benefit base
GWB Annual withdrawal amount          Principal Protector(SM) Annual withdrawal
                                      amount
GWB Annual withdrawal option          Principal Protector(SM) Annual withdrawal option
GWB Excess withdrawal                 Principal Protector(SM) Excess withdrawal
---------------------------------------------------------------------------------------

6 Index of key words and phrases


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Who is AXA Equitable?

--------------------------------------------------------------------------------


We are AXA Equitable Life Insurance Company ("AXA Equitable"), a New York stock life insurance corporation. We have been doing business since 1859. AXA Equitable is an indirect, wholly-owned subsidiary of AXA Financial, Inc., a holding company, which is itself an indirect, wholly-owned subsidiary of AXA SA ("AXA"). AXA is a French holding company for an international group of insurance and related financial services companies. As the ultimate sole shareholder of AXA Equitable, and under its other arrangements with AXA Equitable and AXA Equitable's parent, AXA exercises significant influence over the operations and capital structure of AXA Equitable and its parent. AXA holds its interest in AXA Equitable through a number of other intermediate holding companies, including Oudinot Participations, AXA America Holdings, Inc. and AXA Equitable Financial Services, LLC. AXA Equitable is obligated to pay all amounts that are promised to be paid under the contracts. No company other than AXA Equitable, however, has any legal responsibility to pay amounts that AXA Equitable owes under the contracts.

AXA Financial, Inc. and its consolidated subsidiaries managed approximately $581.2 billion in assets as of December 31, 2009. For more than 150 years AXA Equitable has been among the largest insurance companies in the United States. We are licensed to sell life insurance and annuities in all fifty states, the District of Columbia, Puerto Rico, and the U.S. Virgin Islands. Our home office is located at 1290 Avenue of the Americas, New York, NY 10104.



                                                        Who is AXA Equitable?  7


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HOW TO REACH US

Please communicate with us at the mailing addresses listed below for the purposes described. Certain methods of contacting us, such as by telephone or electronically, may be unavailable or delayed. For example, our facsimile service may not be available at all times and/or we may be unavailable due to emergency closing. In addition, the level and type of service available may be restricted based on criteria established by us. In order to avoid delays in processing, please send your correspondence and check to the appropriate location, as follows:


--------------------------------------------------------------------------------
 FOR CORRESPONDENCE WITH CHECKS:
--------------------------------------------------------------------------------
FOR CONTRIBUTIONS SENT BY REGULAR MAIL:
     Accumulator(R)
     P.O. Box 1577
     Secaucus, NJ 07096-1577


FOR CONTRIBUTIONS SENT BY EXPRESS DELIVERY:
     Accumulator(R)
     500 Plaza Drive, 6th Floor
     Secaucus, NJ 07094


--------------------------------------------------------------------------------
 FOR CORRESPONDENCE WITHOUT CHECKS:
--------------------------------------------------------------------------------
FOR ALL OTHER COMMUNICATIONS (E.G., REQUESTS FOR TRANSFERS, WITHDRAWALS, OR REQUIRED NOTICES) SENT BY REGULAR MAIL:
     Accumulator(R)
     P.O. Box 1547
     Secaucus, NJ 07096-1547


FOR ALL OTHER COMMUNICATIONS (E.G., REQUESTS FOR TRANSFERS, WITHDRAWALS, OR REQUIRED NOTICES) SENT BY EXPRESS DELIVERY:
     Accumulator(R)
     500 Plaza Drive, 6th Floor
     Secaucus, NJ 07094

Your correspondence will be picked up at the mailing address noted above and delivered to our processing office. Your correspondence, however, is not considered received by us until it is received at our processing office. Where this Prospectus refers to the day when we receive a contribution, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last thing necessary for us to process that item) arrives in complete and proper form at our processing office or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives (1) on a day that is not a business day or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day. Our processing office is: 500 Plaza Drive, 6th Floor, Secaucus, New Jersey 07094.

--------------------------------------------------------------------------------
 REPORTS WE PROVIDE:
--------------------------------------------------------------------------------
o written confirmation of financial transactions;

o statement of your contract values at the close of each calendar year, and any calendar quarter in which there was a financial transaction; and

o annual statement of your contract values as of the close of the contract year, including notification of eligibility to exercise the Guaranteed minimum income benefit and/or the Roll-Up benefit base reset option.

--------------------------------------------------------------------------------
 TELEPHONE OPERATED PROGRAM SUPPORT ("TOPS") AND
 ONLINE ACCOUNT ACCESS SYSTEMS:
--------------------------------------------------------------------------------
TOPS is designed to provide you with up-to-date information via touch-tone telephone. Online Account Access is designed to provide this information through the Internet. You can obtain information on:

o your current account value;

o your current allocation percentages;

o the number of units you have in the variable investment options;

o rates to maturity for the fixed maturity options;

o the daily unit values for the variable investment options; and

o performance information regarding the variable investment options (not available through TOPS).

You can also:

o change your allocation percentages and/or transfer among the investment options;

o elect to receive certain contract statements electronically;

o enroll in , modify or cancel a rebalancing program (through Online Account Access only);

o change your address (not available through TOPS);

o change your TOPS personal identification number ("PIN") (through TOPS only) and your Online Account Access password (through Online Account Access only); and

o access Frequently Asked Questions and Service Forms (not available through
  TOPS).

TOPS and Online Account Access are normally available seven days a week, 24 hours a day. You may use TOPS by calling toll free 1-888-909-7770. If you are a client with AXA Advisors you may use Online Account Access by visiting our website at www.axaonline.com and logging in to access your account. All other clients may access Online Account Access by visiting our website at www.axa-equitable.com. Of course, for reasons beyond our control, these services may sometimes be unavailable.

We have established procedures to reasonably confirm that the instructions communicated by telephone or Internet are genuine. For example, we will require certain personal identification information before we will act on telephone or Internet instructions and we will provide written confirmation of any transfers. If we do not employ reasonable procedures to confirm the genuineness of telephone or Internet instructions, we may be liable for any losses arising out of any act or omission that constitutes negligence, lack of good faith, or willful misconduct. In light of our procedures, we will not be liable for following telephone or Internet instructions we reasonably believe to be genuine.

We reserve the right to limit access to these services if we determine that you engaged in a disruptive transfer activity, such as "market tim-


8  Who is AXA Equitable?


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ing" (see "Disruptive transfer activity" in "Transferring your money among investment options" later in this Prospectus).


--------------------------------------------------------------------------------
 CUSTOMER SERVICE REPRESENTATIVE:
--------------------------------------------------------------------------------
You may also use our toll-free number (1-800-789-7771) to speak with one of our customer service representatives. Our customer service representatives are available on any business day from 8:30 a.m. until 5:30 p.m., Eastern Time.

WE REQUIRE THAT THE FOLLOWING TYPES OF COMMUNICATIONS BE ON SPECIFIC FORMS WE PROVIDE FOR THAT PURPOSE:

(1) authorization for telephone transfers by your financial professional (available only for contracts distributed through AXA Distributors);

(2) conversion of a traditional IRA to a Roth Conversion IRA or Flexible Premium Roth IRA contract;

(3)  election of the automatic investment program;

(4) requests for loans under Rollover TSA contracts (employer or plan approval required);

(5)  spousal consent for loans under Rollover TSA contracts;

(6)  requests for withdrawals or surrenders from Rollover TSA contracts;

(7)  tax withholding elections;

(8)  election of the beneficiary continuation option;

(9)  IRA contribution recharacterizations;

(10) Section 1035 exchanges;

(11) direct transfers and rollovers;

(12) exercise of the Guaranteed minimum income benefit;

(13) requests to reset your Roll-Up benefit base (for certain contracts with both the Guaranteed minimum income benefit and the Greater of the 6% Roll-Up to age 85 or the Annual Ratchet to age 85 enhanced death benefit);

(14) requests to step up your Guaranteed withdrawal benefit ("GWB") benefit base, if applicable, under the Optional step up provision;

(15) requests to terminate or reinstate your GWB, if applicable, under the Beneficiary continuation option, if applicable;

(16) death claims;

(17) purchase by, or change of ownership to, a non-natural person;

(18) change in ownership (NQ only if available under your contract); and

(19) enrollment in our "automatic required minimum distribution (RMD) service."


WE ALSO HAVE SPECIFIC FORMS THAT WE RECOMMEND YOU USE FOR THE FOLLOWING TYPES OF REQUESTS:

(1)  beneficiary changes;

(2)  contract surrender and withdrawal requests;

(3) general dollar cost averaging (including the fixed dollar and interest sweep options); and

(4) special dollar cost averaging.


TO CANCEL OR CHANGE ANY OF THE FOLLOWING, WE REQUIRE WRITTEN NOTIFICATION GENERALLY AT LEAST SEVEN CALENDAR DAYS BEFORE THE NEXT SCHEDULED TRANSACTION:

(1)  automatic investment program;

(2) general dollar cost averaging (including the fixed dollar and interest sweep options);

(3)  special dollar cost averaging;

(4)  substantially equal withdrawals;

(5)  systematic withdrawals; and

(6)  the date annuity payments are to begin.

You must sign and date all these requests. Any written request that is not on one of our forms must include your name and your contract number along with adequate details about the notice you wish to give or the action you wish us to take.


SIGNATURES:

The proper person to sign forms, notices and requests would normally be the owner. If there are joint owners, both must sign.


                                                        Who is AXA Equitable?  9


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Accumulator(R) at a glance -- key features

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(Not all of the features listed are available under all contracts or in all states.)
--------------------------------------------------------------------------------

PROFESSIONAL INVESTMENT      Accumulator's(R) variable investment options invest in different Portfolios managed by professional
MANAGEMENT                   investment advisers.
------------------------------------------------------------------------------------------------------------------------------------
FIXED MATURITY OPTIONS       o Fixed maturity options ("FMOs") with maturities ranging from approximately 1 to 10 years (subject to availability).

                             o Each fixed maturity option offers a guarantee of principal and interest rate if you hold it to maturity.

                             o Special 10 year fixed maturity option (available under Guaranteed principal benefit option 2 only).
                             -------------------------------------------------------------------------------------------------------
                             If you make withdrawals or transfers from a fixed maturity option before maturity, there will be a market value adjustment due to differences in interest rates. If you withdraw or transfer only a portion of a fixed maturity amount, this may increase or decrease any value that you have left in that fixed maturity option. If you surrender your contract, a market value adjustment also applies.
------------------------------------------------------------------------------------------------------------------------------------
GUARANTEED INTEREST          o Principal and interest guarantees.
OPTION
                             o Interest rates set periodically.
------------------------------------------------------------------------------------------------------------------------------------
ACCOUNT FOR SPECIAL DOLLAR   Available for dollar cost averaging all or a portion of any eligible contribution to your contract.
COST AVERAGING
------------------------------------------------------------------------------------------------------------------------------------
TAX CONSIDERATIONS           o No tax on earnings inside the contract until you make withdrawals from your contract or receive annuity payments.
                             -------------------------------------------------------------------------------------------------------
                             o No tax on transfers among investment options inside the contract.
                             -------------------------------------------------------------------------------------------------------
                             You should be aware that annuity contracts that were purchased as an Individual Retirement Annuity
                             (IRA) or Tax Sheltered Annuity (TSA), or to fund an employer retirement plan (QP or Qualified Plan), do not provide tax deferral benefits beyond those already provided by the Internal Revenue Code for these types of arrangements. Before you purchased your contract, you should have considered its features and benefits beyond tax deferral, as well as its features, benefits and costs relative to any other investment that you may have chosen in connection with your retirement plan or arrangement, to determine whether it would meet your needs and goals. Depending on your personal situation, the contract's guaranteed benefits may have limited usefulness because of required minimum distributions
                             ("RMDs").
------------------------------------------------------------------------------------------------------------------------------------
GUARANTEED MINIMUM           The Guaranteed minimum income benefit provides income protection for you during the annuitant's life
INCOME BENEFIT (OR "LIVING   once you elect to annuitize the contract.
BENEFIT")
------------------------------------------------------------------------------------------------------------------------------------
PRINCIPAL PROTECTOR(SM)      Principal Protector(SM) is our optional Guaranteed withdrawal benefit ("GWB"), which provides for recovery of your total contributions through withdrawals, even if your account value falls to zero, provided that during each contract year, your total withdrawals do not exceed a specified amount. This feature may not have been available under your contract.
------------------------------------------------------------------------------------------------------------------------------------



10 Accumulator(R) at a glance -- key features


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
------------------------------------------------------------------------------------------------------------------------------------
CONTRIBUTION AMOUNTS         NQ, Rollover IRA, Roth Conversion IRA, Inherited IRA, QP and Rollover TSA contracts
                               o Initial minimum:      $5,000
                               o Additional minimum:   $500 (NQ, QP and Rollover TSA contracts)
                                                       $100 monthly and $300 quarterly under our automatic investment program
                                                       (NQ contracts)
                                                       $50 (IRA contracts)
                                                       $1,000 (Inherited IRA contracts)
                             -------------------------------------------------------------------------------------------------------
                             Flexible Premium IRA and Flexible Premium Roth IRA contracts
                               o Initial minimum:      $2,000
                               o Additional minimum:   $50
                             -------------------------------------------------------------------------------------------------------
                             o Maximum contribution limitations apply to all contracts. For more information, please see "How you can contribute to your contract" in "Contract features and benefits" later in this Prospectus.
                             -------------------------------------------------------------------------------------------------------
                             In general, contributions are limited to $1.5 million ($500,000 for certain owners or annuitants who are age 81 and older at contract issue). Upon advance notice to you, we may exercise certain rights we have under the contract regarding contributions, including our rights to (i) change minimum and maximum contribution requirements and limitations, and (ii) discontinue acceptance of contributions.
                             Further, we may at any time exercise our rights to limit or terminate your contributions. For more information, please see "How you can contribute to your contract" in "Contract features and benefits"
                             later in this Prospectus.
------------------------------------------------------------------------------------------------------------------------------------
ACCESS TO YOUR MONEY         o Partial withdrawals

                             o Several withdrawal options on a periodic basis

                             o Loans under Rollover TSA contracts (employer or plan approval required)

                             o Contract surrender

                             You may incur a withdrawal charge for certain withdrawals or if you surrender your contract. You may also incur income tax and a tax penalty. Certain withdrawals will diminish the value of optional benefits.
------------------------------------------------------------------------------------------------------------------------------------
PAYOUT OPTIONS               o Fixed annuity payout options

                             o Variable Immediate Annuity payout options (described in a separate prospectus for that option)

                             o Income Manager(R) payout options (described in a separate prospectus for that option)
------------------------------------------------------------------------------------------------------------------------------------
ADDITIONAL FEATURES*         o Guaranteed minimum death benefit options

                             o Guaranteed principal benefit options (including Principal assurance)

                             o Dollar cost averaging

                             o Automatic investment program

                             o Account value rebalancing (quarterly, semi-annually, and annually)

                             o Free transfers

                             o Waiver of withdrawal charge for certain withdrawals, disability, terminal illness, or confinement to a nursing home

                             o Protection Plus(SM), an optional death benefit available under certain contracts (subject to state availability)

                             o Spousal protection (not available under certain contracts)

                             o Successor owner/annuitant

                             o Beneficiary continuation option

                             o Guaranteed minimum income benefit no lapse guarantee (available under contracts with applications that were signed and submitted on or after January 1, 2005 subject to state availability)

                             o Guaranteed minimum death benefit/guaranteed minimum income benefit roll-up benefit base reset
                               (available under contracts with applications that were signed and submitted on or after October 1,
                               2005 subject to state availability)

*   Not all features are available under all contracts. Please see Appendix IX later in this Prospectus for more information.

------------------------------------------------------------------------------------------------------------------------------------




                                   Accumulator(R) at a glance -- key features 11


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
------------------------------------------------------------------------------------------------------------------------------------
FEES AND CHARGES+            o Daily charges on amounts invested in variable investment options for mortality and expense risks, administrative charges and distribution charges at an annual rate of 1.25%.

                             o The charges for the Guaranteed minimum death benefits range from 0.0% to 0.60%, annually, of the applicable benefit base. The benefit base is described under "Guaranteed minimum death benefit and
                               Guaranteed minimum income benefit base" in "Contract features and benefits" later in this
                               Prospectus.

                             o An annual charge of 0.65% of the applicable benefit base charge for the optional Guaranteed minimum income benefit until you exercise the benefit, elect another annuity payout or the contract date anniversary after the annuitant reaches age 85, whichever occurs first. The benefit base is described under "Guaranteed minimum death benefit and Guaranteed minimum income benefit base" in
                               "Contract features and benefits" later in this Prospectus.

                             o An annual charge for the optional Guaranteed principal benefit option 2 (if available) deducted on the first ten contract date anniversaries equal to 0.50% of the account value.

                             o If your account value at the end of the contract year is less than $50,000, we deduct an annual administrative charge equal to $30, or during the first two contract years, 2% of your account value, if less. If your account value on the contract date anniversary is $50,000 or more, we will not deduct the charge.

                             o An annual charge of 0.35% of your account value for the Protection Plus(SM) optional death benefit.

                             o An annual charge of 0.35% of your account value for the 5% GWB Annual withdrawal option (if available) or 0.50% of your account value for the 7% GWB Annual withdrawal option (if available) for the Principal Protector(SM) benefit. If you "step up" your GWB benefit base, we reserve the right to raise the charge up to 0.60% and 0.80%, respectively. See "Principal Protector(SM)" in "Contract features and benefits" later in this Prospectus.

                             o No sales charge is deducted at the time you make contributions.

                             o During the first seven contract years following a contribution, a charge of up to 7% will be deducted from amounts that you withdraw that exceed 10% of your account value. We use your account value at the beginning of each contract year to calculate the 10% amount available. There is no withdrawal charge in the eighth and later contract years following a contribution. Certain other exemptions may apply. Certain contracts may provide for a higher free withdrawal amount. See
                               Appendix IX later in this Prospectus for the free withdrawal amount that applies to your contract.
                               -----------------------------------------------------------------------------------------------------
                               The "contract date" is the effective date of a contract. This usually is the business day we received the properly completed and signed application, along with any other required documents, and your initial contribution. Your contract date appears in your contract. The 12-month period beginning on your contract date and each 12-month period after that date is a "contract year." The end of each 12-month period is your "contract date anniversary." For example, if your contract date is May 1, your contract date anniversary is April 30.
                               -----------------------------------------------------------------------------------------------------
                             o We deduct a charge designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state. This charge is generally deducted from the amount applied to an annuity payout option.

                             o We currently deduct a $350 annuity administrative fee from amounts applied to purchase the variable immediate annuitization payout option. This option is described in a separate prospectus that is available from your financial professional.

                             o Annual expenses of the Trusts' Portfolios are calculated as a percentage of the average daily net assets invested in each Portfolio. Please see "Fee table" later in this Prospectus for details.

+ THE FEES AND CHARGES SHOWN IN THIS SECTION ARE THE MAXIMUM CHARGES A CONTRACT OWNER WILL PAY. PLEASE SEE YOUR CONTRACT FOR THE
FEES AND CHARGES THAT APPLY TO YOU. ALSO, SOME OF THE OPTIONAL BENEFITS MAY NOT BE AVAILABLE UNDER YOUR CONTRACT.
------------------------------------------------------------------------------------------------------------------------------------
ANNUITANT ISSUE AGES*        NQ: 0-85
                             Rollover IRA, Roth Conversion IRA, Flexible Premium Roth IRA and Rollover TSA: 20-85
                             Flexible Premium IRA: 20-70
                             Inherited IRA: 0-70
                             QP: 20-75

* IF YOU ARE AN EXISTING CONTRACT OWNER, YOU MAY HAVE PURCHASED YOUR CONTRACT AT AN OLDER ISSUE AGE.
------------------------------------------------------------------------------------------------------------------------------------

12 Accumulator(R) at a glance -- key features


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THE TABLE ABOVE SUMMARIZES ONLY CERTAIN CURRENT KEY FEATURES AND BENEFITS OF
THE CONTRACT. THE TABLE ALSO SUMMARIZES CERTAIN CURRENT LIMITATIONS, RESTRICTIONS AND EXCEPTIONS TO THOSE FEATURES AND BENEFITS THAT WE HAVE THE RIGHT TO IMPOSE UNDER THE CONTRACT AND THAT ARE SUBJECT TO CHANGE IN THE FUTURE. IN SOME CASES, OTHER LIMITATIONS, RESTRICTIONS AND EXCEPTIONS MAY APPLY. THE CONTRACT MAY NOT CURRENTLY BE AVAILABLE IN ALL STATES. CERTAIN FEATURES AND BENEFITS DESCRIBED IN THIS PROSPECTUS MAY VARY IN YOUR STATE; ALL FEATURES AND BENEFITS MAY NOT BE AVAILABLE IN ALL CONTRACTS, IN ALL STATES OR FROM ALL SELLING BROKER-DEALERS. PLEASE SEE APPENDIX VIII LATER IN THIS PROSPECTUS FOR MORE INFORMATION ON STATE AVAILABILITY AND/OR VARIATIONS OF CERTAIN FEATURES AND BENEFITS.

For more detailed information, we urge you to read the contents of this Prospectus, as well as your contract. This Prospectus is not your contract. Your contract and any endorsements, riders and data pages are the entire contract between you and AXA Equitable and governs with respect to all features, benefits, rights and obligations. The contract should be read carefully before investing. Please feel free to speak with your financial professional, or call us, if you have any questions.


OTHER CONTRACTS

We offer a variety of fixed and variable annuity contracts. They may offer features, including investment options, credits, fees and/or charges that are different from those in the contracts offered by this Prospectus. Not every contract is offered through every selling broker-dealer. Some selling broker-dealers may not offer and/or limit the offering of certain features or options, as well as limit the availability of the contracts based on issue age or other criteria established by the selling broker-dealer. Upon request, your financial professional can show you information regarding other AXA Equitable annuity contracts that he or she distributes. You can also contact us to find out more about the availability of any of the AXA Equitable annuity contracts.

You should work with your financial professional to decide whether an optional benefit is appropriate for you based on a thorough analysis of your particular insurance needs, financial objectives, investment goals, time horizons and risk tolerance.


                                   Accumulator(R) at a glance -- key features 13


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Fee table

--------------------------------------------------------------------------------

The following tables describe the fees and expenses that you pay when owning and surrendering the contract. Each of the charges and expenses is more fully described in "Charges and expenses" later in this Prospectus. The fees and charges shown in this section are the maximum fees and charges that a contract owner will pay. Please see your contract and/or Appendix IX later in this Prospectus for the fees and charges that apply under your contract.

All features listed below may not have been available at the time you purchased your contract. See Appendix IX later in this Prospectus for more information.

The first table describes fees and expenses that you will pay at the time that you surrender the contract or if you make certain withdrawals or apply your cash value to certain payout options or if you purchase a Variable Immediate Annuity payout option. Charges designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state, may also apply.


------------------------------------------------------------------------------------------------------------------------------------
 CHARGES WE DEDUCT FROM YOUR ACCOUNT VALUE AT THE TIME YOU REQUEST CERTAIN TRANSACTIONS
------------------------------------------------------------------------------------------------------------------------------------
Maximum withdrawal charge as a percentage of contributions with-
drawn (Deducted if you surrender your contract or make certain
withdrawals or apply your cash value to certain payout options.)(1)             7.00%

Charge if you elect a variable payout option upon annuitization (which
is described in a separate prospectus for that option)                          $ 350
------------------------------------------------------------------------------------------------------------------------------------

The next table describes the fees and expenses that you will pay periodically during the time that you own the contract, not including the underlying trust portfolio fees and expenses.

------------------------------------------------------------------------------------------------------------------------------------
 CHARGES WE DEDUCT FROM YOUR ACCOUNT VALUE ON EACH CONTRACT DATE ANNIVERSARY
------------------------------------------------------------------------------------------------------------------------------------
Maximum annual administrative charge(2)
   If your account value on a contract date anniversary is less than
   $50,000(3)                                                                   $  30
   If your account value on a contract date anniversary is $50,000
   or more                                                                      $   0

------------------------------------------------------------------------------------------------------------------------------------
 CHARGES WE DEDUCT FROM YOUR VARIABLE INVESTMENT OPTIONS EXPRESSED AS AN
 ANNUAL PERCENTAGE OF DAILY NET ASSETS
------------------------------------------------------------------------------------------------------------------------------------
SEPARATE ACCOUNT ANNUAL EXPENSES

Mortality and expense risks                                                     0.75%(4)
Administrative                                                                  0.30%
Distribution                                                                    0.20%
                                                                                -------
Total Separate account annual expenses                                          1.25%


------------------------------------------------------------------------------------------------------------------------------------
 CHARGES WE DEDUCT FROM YOUR ACCOUNT VALUE EACH YEAR IF YOU ELECT ANY OF THE FOLLOWING OPTIONAL BENEFITS
------------------------------------------------------------------------------------------------------------------------------------
GUARANTEED MINIMUM DEATH BENEFIT CHARGE (Calculated as a
percentage of the applicable benefit base. Deducted annually(2) on each contract date anniversary for which the benefit is in effect.)
   Standard death benefit                                                       No Charge
   Annual Ratchet to age 85                                                     0.30% of the Annual Ratchet to age 85 benefit base
                                                                                (maximum);
                                                                                0.25% (current)
   6% Roll-Up to age 85                                                         0.45% of the 6% Roll-Up to age 85 benefit base
   Greater of 5% Roll-Up to age 85 or Annual Ratchet to age 85                  0.50% of the greater of 5% Roll-Up to age 85 benefit
                                                                                base of the Annual Ratchet to age 85 benefit base,
                                                                                as applicable.
   Greater of 6% Roll-Up to age 85 or Annual Ratchet to age 85                  0.60% of the greater of 6% Roll-Up to age 85 benefit
                                                                                base or the Annual Ratchet to age 85 benefit base,
                                                                                as applicable
------------------------------------------------------------------------------------------------------------------------------------


14 Fee table


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
------------------------------------------------------------------------------------------------------------------------------------
GUARANTEED PRINCIPAL BENEFIT CHARGE FOR OPTION 2 (calculated as a percentage of the account value. Deducted annually(2) on the first 10
contract date anniversaries.)                                                   0.50%
------------------------------------------------------------------------------------------------------------------------------------
GUARANTEED MINIMUM INCOME BENEFIT (OR "LIVING BENEFIT")
CHARGE (Calculated as a percentage of the applicable benefit base.
Deducted annually(2) on each contract date anniversary for which the
benefit is in effect.)                                                          0.65%
------------------------------------------------------------------------------------------------------------------------------------
PROTECTION PLUS(SM) BENEFIT CHARGE (Calculated as a percentage of the account value. Deducted annually(2) on each contract date anniver-
sary for which the benefit is in effect.)                                       0.35%
------------------------------------------------------------------------------------------------------------------------------------
PRINCIPAL PROTECTOR(SM) BENEFIT CHARGE (Calculated as a percentage              0.35% for the 5% GWB
of the account value. Deducted annually(2) on each contract date anni-          Annual withdrawal option
versary, provided your GWB benefit base is greater than zero.)
                                                                                0.50% for the 7% GWB
                                                                                Annual withdrawal option

If you "step up" your GWB benefit base, we reserve the right to                 0.60% for the 5% GWB
increase your charge up to:                                                     Annual withdrawal option

                                                                                0.80% for the 7% GWB
                                                                                Annual withdrawal option

Please see "Principal Protector(SM)" in "Contract features and benefits" for more information about this feature, including its benefit base and the optional step up provision, and "Principal Protector(SM) charge" in "Charges and expenses," both later in this
Prospectus, for more information about when the charge applies.
------------------------------------------------------------------------------------------------------------------------------------
NET LOAN INTEREST CHARGE - ROLLOVER TSA CONTRACTS ONLY (Calcu-
lated and deducted daily as a percentage of the outstanding loan
amount.)                                                                        2.00%(5)
------------------------------------------------------------------------------------------------------------------------------------

You also bear your proportionate share of all fees and expenses paid by a "Portfolio" that corresponds to any variable investment option you are using. This table shows the lowest and highest total operating expenses charged by any of the Portfolios that you will pay periodically during the time that you own the contract. These fees and expenses are reflected in the Portfolio's net asset value each day. Therefore, they reduce the investment return of the Portfolio and the related variable investment option. Actual fees and expenses are likely to fluctuate from year to year. More detail concerning each Portfolio's fees and expenses is contained in the Trust prospectus for the Portfolio.


------------------------------------------------------------------------------------------------------------------------------------
 Portfolio operating expenses expressed as an annual percentage of daily net assets
------------------------------------------------------------------------------------------------------------------------------------
Total Annual Portfolio Operating Expenses for 2009 (expenses that are deducted     Lowest     Highest
from Portfolio assets including management fees, 12b-1 fees, service fees, and/or  ----       ----
other expenses)(6)                                                                 0.64%      1.48%


Notes:


(1) Deducted upon a withdrawal of amounts in excess of the 10% free withdrawal amount, if applicable:


     The withdrawal charge percentage we use is determined by the contract year in         Contract
     which you make the withdrawal or surrender your contract. For each contribution,      Year
     we consider the contract year in which we receive that contribution to be "contract   1.........7.00%
     year 1")                                                                              2.........7.00%
                                                                                           3.........6.00%
                                                                                           4.........6.00%
                                                                                           5.........5.00%
                                                                                           6.........3.00%
                                                                                           7.........1.00%
                                                                                           8+........0.00%

(2) If the contract is surrendered or annuitized or a death benefit is paid on any date other than the contract date anniversary, we will deduct a pro rata portion of the charge for that year. If you are an existing contract owner, this pro rata deduction may not apply under your contract. See Appendix IX later in this Prospectus for more information. For Principal Protector(SM) only (if available), if the contract and benefit are continued under the Beneficiary continuation option with Principal Protector(SM), the pro rata deduction for the Principal Protector(SM) charge is waived.

(3) During the first two contract years this charge, if applicable, is equal to the lesser of $30 or 2% of your account value. Thereafter, the charge, if applicable , is $30 for each contract year.

(4) These charges compensate us for certain risks we assume and expenses we incur under the contract. We expect to make a profit from these charges.

(5) We charge interest on loans under Rollover TSA contracts but also credit you interest on your loan reserve account. Our net loan interest charge is determined by the excess between the interest rate we charge over the interest rate we credit. See "Loans under Rollover TSA contracts" later in this Prospectus for more information on how the loan inter est is calculated and for restrictions that may apply.

                                                                    Fee table 15


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(6)  "Total Annual Portfolio Operating Expenses" are based, in part, on estimated amounts for options added during the fiscal year 2009 and for the underlying portfolios. In addition, the "Lowest" represents the total annual operating expenses of the EQ/Equity 500 Index Portfolio. The "Highest" represents the total annual operating expenses of the Multimanager Technology Portfolio.



EXAMPLE

This example is intended to help you compare the cost of investing in the contract with the cost of investing in other variable annuity contracts. These costs include contract owner transaction expenses, contract fees, separate account annual expenses, and underlying trust fees and expenses (including the underlying portfolio fees and expenses).


The example below shows the expenses that a hypothetical contract owner (who has elected the Guaranteed minimum income benefit with the enhanced death benefit that provides for the greater of the 6% Roll-Up to age 85 or the Annual Ratchet to age 85 and Protection Plus(SM)) would pay in the situations illustrated. The example uses an average annual administrative charge based on the charges paid in 2009, which results in an estimated administrative charge of 0.015% of contract value.


The fixed maturity options, guaranteed interest option and the account for special dollar cost averaging are not covered by the example. However, the annual administrative charge, the withdrawal charge, the charge for any optional benefits and the charge if you elect a Variable Immediate Annuity payout option do apply to the fixed maturity options, guaranteed interest option and the account for special dollar cost averaging. A market value adjustment (up or down) may apply as a result of a withdrawal, transfer, or surrender of amounts from a fixed maturity option.

The example assumes that you invest $10,000 in the contract for the time periods indicated and that your investment has a 5% return each year. Other than the administrative charge (which is described immediately above), the example also assumes maximum contract charges and total annual expenses of the Portfolios (before expense limitations) set forth in the previous charts. This example should not be considered a representation of past or future expenses for each option. Actual expenses may be greater or less than those shown. Similarly, the annual rate of return assumed in the example is not an estimate or guarantee of future investment performance. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:




------------------------------------------------------------------------------------------------------------------------------------
                                IF YOU SURRENDER YOUR CONTRACT                                     IF YOU DO NOT SURRENDER YOUR
                                 AT THE END OF THE APPLICABLE     IF YOU ANNUITIZE AT THE END OF    CONTRACT AT THE END OF THE
                                         TIME PERIOD                THE APPLICABLE TIME PERIOD        APPLICABLE TIME PERIOD
                                ----------------------------------------------------------------------------------------------------
                                1 YEAR 3 YEARS 5 YEARS 10 YEARS   1 YEAR 3 YEARS 5 YEARS 10 YEARS  1 YEAR 3 YEARS 5 YEARS 10 YEARS
------------------------------------------------------------------------------------------------------------------------------------
(a) assuming maximum fees and
    expenses of any of the
    Portfolios                  $1,157 $2,001  $2,883  $5,025     N/A    $2,001  $2,883  $5,025    $457   $1,401  $2,383  $5,025
(b) assuming minimum fees and
    expenses of any of the
    Portfolios                  $1,069 $1,741  $2,460  $4,237     N/A    $1,741  $2,460  $4,237    $369   $1,141  $1,960  $4,237
------------------------------------------------------------------------------------------------------------------------------------


CONDENSED FINANCIAL INFORMATION


Please see Appendix I at the end of this Prospectus for the unit values and the number of units outstanding as of the end of the periods shown for each of the variable investment options available as of December 31, 2009.



16 Fee table


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1. Contract features and benefits


--------------------------------------------------------------------------------

HOW YOU CAN CONTRIBUTE TO YOUR CONTRACT

The following table summarizes our current rules regarding contributions to your contract, which rules are subject to change. We can refuse to accept any contribution from you at any time, including after you purchase the contract. In some states, our rules may vary. All ages in the table refer to the age of the annuitant named in the contract. Initial contribution amounts are provided for informational purposes only. The contract is no longer available to new purchasers.

Upon advance notice to you, we may exercise certain rights we have under the contract regarding contributions, including our rights to (i) change minimum and maximum contribution requirements and limitations, and (ii) discontinue acceptance of contributions. Further, we may at any time exercise our rights to limit or terminate your contributions.

--------------------------------------------------------------------------------
We reserve the right to change our current limitations on your contributions and to discontinue acceptance of contributions.
--------------------------------------------------------------------------------

We currently limit aggregate contributions on your contract made after the first contract year to 150% of first-year contributions (the "150% limit"). The 150% limit can be reduced or increased at any time upon advance notice to you. Even if the aggregate contributions on your contract do not exceed the 150% limit, we currently do not accept any contribution if: (i) the aggregate contributions under one or more Accumulator(R) series contracts with the same owner or annuitant would then total more than $1,500,000 ($500,000 for the same owner or annuitant who is age 81 and older at contract issue); or (ii) the aggregate contributions under all AXA Equitable annuity accumulation contracts with the same owner or annuitant would then total more than $2,500,000. We may waive these and other contribution limitations based on certain criteria that we determine, including elected benefits, issue age, aggregate contributions, variable investment option allocations and selling broker-dealer compensation. These and other contribution limitations may not be applicable in your state. Please see Appendix VIII later in this Prospectus.

--------------------------------------------------------------------------------
The "annuitant" is the person who is the measuring life for determining contract benefits. The annuitant is not necessarily the contract owner.
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                 AVAILABLE
                 FOR ANNUITANT   MINIMUM
 CONTRACT TYPE   ISSUE AGES*     CONTRIBUTIONS                    SOURCE OF CONTRIBUTIONS          LIMITATIONS ON CONTRIBUTIONS+
------------------------------------------------------------------------------------------------------------------------------------
NQ               0 through 85    o $5,000 (initial                o After-tax money.               o For annuitants up to age 83
                                                                                                     at contract issue, no addi-
                                 o $500 (additional)              o Paid to us by check or           tional contributions may be
                                                                    transfer of contract value       made after attainment of
                                 o $100 monthly and $300            in a tax-deferred exchange       age 84, or, if later, the first
                                   quarterly under our auto-        under Section 1035 of the        contract date anniversary.*
                                   matic investment program                                          Internal Revenue Code.
                                   (additional)
                                                                                                   o For annuitants age 84 or
                                                                                                     older at contract issue,
                                                                                                     additional contributions may
                                                                                                     be made up to one year
                                                                                                     from contract issue.*
------------------------------------------------------------------------------------------------------------------------------------

                                               Contract features and benefits 17


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
------------------------------------------------------------------------------------------------------------------------------------
                 AVAILABLE
                 FOR ANNUITANT   MINIMUM
 CONTRACT TYPE   ISSUE AGES*     CONTRIBUTIONS                    SOURCE OF CONTRIBUTIONS          LIMITATIONS ON CONTRIBUTIONS+
------------------------------------------------------------------------------------------------------------------------------------
Rollover IRA     20 through 85   o $5,000 (initial)               o Eligible rollover distribu-    o For annuitants up to age 83
                                                                    tions from 403(b) plans,         at contract issue, no addi-
                                 o $50 (additional)                 qualified plans, and govern-     tional contributions may be
                                                                    mental employer 457(b)           made after attainment of
                                                                    plans.                           age 84, or, if later, the first
                                                                                                     contract date anniversary.*
                                                                  o Rollovers from another
                                                                    traditional individual retire- o For annuitants age 84 or
                                                                    ment arrangement.                older at contract issue, addi-
                                                                                                     tional contributions may be
                                                                  o Direct custodian-to-             made up to one year from
                                                                    custodian transfers from         contract issue.*
                                                                    another traditional indi-
                                                                    vidual retirement              o Contributions after age 70-1/2
                                                                    arrangement.                     must be net of required
                                                                                                     minimum distributions.
                                                                  o Regular IRA contributions.
                                                                                                   o Although we accept regular
                                                                  o Additional catch-up              IRA contributions (limited to
                                                                    contributions.                   $5,000) under rollover IRA
                                                                                                     contracts, we intend that the
                                                                                                     contract be used primarily
                                                                                                     for rollover and direct trans-
                                                                                                     fer contributions.

                                                                                                   o Additional catch-up contri-
                                                                                                     butions of up to $1,000 per
                                                                                                     calendar year where the
                                                                                                     owner is at least age 50 but
                                                                                                     under age 70-1/2 at any time
                                                                                                     during the calendar year for
                                                                                                     which the contribution is
                                                                                                     made.
------------------------------------------------------------------------------------------------------------------------------------

18 Contract features and benefits


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
------------------------------------------------------------------------------------------------------------------------------------
                 AVAILABLE
                 FOR ANNUITANT   MINIMUM
 CONTRACT TYPE   ISSUE AGES*     CONTRIBUTIONS                    SOURCE OF CONTRIBUTIONS          LIMITATIONS ON CONTRIBUTIONS+
------------------------------------------------------------------------------------------------------------------------------------
Roth Conversion  20 through 85   o $5,000 (initial)               o Rollovers from another         o For annuitants up to age 83
IRA                                                                 Roth IRA.                        at contract issue, no addi-
                                 o $50 (additional)                                                  tional contributions may be
                                                                  o Rollovers from a "desig-         made after attainment of
                                                                    nated Roth contribution          age 84, or, if later, the first
                                                                    account" under a 401(k)          contract date anniversary.*
                                                                    plan or 403(b) plan.
                                                                                                   o For annuitants age 84 or
                                                                  o Conversion rollovers from a      older at contract issue, addi-
                                                                    traditional IRA or other         tional contributions may be
                                                                    eligible retirement plan.        made up to one year from
                                                                  o Direct transfers from            contract issue.*
                                                                    another Roth IRA.
                                                                                                   o Conversion rollovers after
                                                                  o Regular Roth IRA contribu-       age 70-1/2 must be net of
                                                                    tions.                           required minimum distribu-
                                                                                                     tions for the traditional IRA
                                                                  o Additional catch-up              or other eligible retirement
                                                                    contributions.                   plan which is the source of
                                                                                                     the conversion rollover.

                                                                                                   o Although we accept regular
                                                                                                     Roth IRA contributions (lim-
                                                                                                     ited to $5,000) under Roth
                                                                                                     IRA contracts, we intend
                                                                                                     that the contract be used
                                                                                                     primarily for rollover and
                                                                                                     direct transfer contributions.

                                                                                                   o Additional catch-up contri-
                                                                                                     butions of up to $1,000 per
                                                                                                     calendar year where the
                                                                                                     owner is at least age 50 at
                                                                                                     any time during the calendar
                                                                                                     year for which the contribu-
                                                                                                     tion is made.
------------------------------------------------------------------------------------------------------------------------------------
Rollover TSA**   20 through 85   o $5,000 (initial)               o With documentation of          o For annuitants up to age 83
                                                                    employer or plan approval,       at contract issue, no addi-
                                 o $500 (additional)                and limited to pre-tax           tional contributions may be
                                                                    funds, direct plan-to-plan       made after attainment of
                                                                    transfers from another           age 84,or, if later, the first
                                                                    403(b) plan or contract          contract date anniversary.*
                                                                    exchanges from another
                                                                    403(b) contract under the      o For annuitants age 84 or
                                                                    same plan.                       older at contract issue, addi-
                                                                                                     tional contributions may be
                                                                  o With documentation of            made up to one year from
                                                                    employer or plan approval,       contract issue.*
                                                                    and limited to pre-tax
                                                                    funds, eligible rollover dis-  o Contributions after age 70-1/2
                                                                    tributions from other 403(b)     must be net of any required
                                                                    plans, qualified plans, gov-     minimum distributions.
                                                                    ernmental employer 457(b)
                                                                    plans or traditional IRAs.     o We do not accept employer-
                                                                                                     remitted contributions.

                                                                                                   o We do not accept after tax
                                                                                                     contributions, including des-
                                                                                                     ignated Roth contributions.

See Appendix X at the end of this Prospectus for a discussion of TSA contracts.
------------------------------------------------------------------------------------------------------------------------------------


                                               Contract features and benefits 19


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
------------------------------------------------------------------------------------------------------------------------------------
                 AVAILABLE
                 FOR ANNUITANT   MINIMUM
 CONTRACT TYPE   ISSUE AGES*     CONTRIBUTIONS                    SOURCE OF CONTRIBUTIONS          LIMITATIONS ON CONTRIBUTIONS+
------------------------------------------------------------------------------------------------------------------------------------
QP               20 through 75   o $5,000 (initial)               o Only transfer contributions    o A separate QP contract must
                                                                    from other investments           be established for each plan
                                 o $500 (additional)                within an existing defined       participant.
                                                                    contribution qualified plan
                                                                    trust.                         o We do not accept regular
                                                                                                     ongoing payroll contribu-
                                                                  o The plan must be qualified       tions or contributions
                                                                    under Section 401(a) of the      directly from the employer.
                                                                    Internal Revenue Code.
                                                                                                   o Only one additional transfer
                                                                  o For 401(k) plans, trans-         contribution may be made
                                                                    ferred contributions may         during a contract year.
                                                                    not include any after-tax
                                                                    contributions, including       o No additional transfer con-
                                                                    designated Roth contribu-        tributions after participant's
                                                                    tions.                           attainment of age 76 or, if
                                                                                                     later, the first contract date
                                                                                                     anniversary.

                                                                                                   o Contributions after age 70-1/2
                                                                                                     must be net of any required
                                                                                                     minimum distributions.

                                                                                                   o We do not accept contribu-
                                                                                                     tions from defined benefit
                                                                                                     plans.

See Appendix II at the end of this Prospectus for a discussion of purchase considerations of QP contracts.
------------------------------------------------------------------------------------------------------------------------------------
Flexible Premium 20 through 70   o $2,000 (initial)               o Regular traditional IRA        o No regular IRA contributions
IRA                                                                 contributions.                   in the calendar year you turn
                                 o $50 (additional)                                                  age 70-1/2 and thereafter.
                                                                  o Additional catch-up
                                 o $50 under our automatic          contributions.                 o Regular contributions may
                                   investment program (addi-                                         not exceed $5,000.
                                   tional)                        o Eligible rollover distribu-
                                                                    tions from other 403(b)        o Additional catch-up contri-
                                                                    plans, qualified plans, and      butions of up to $1,000 per
                                                                    governmental employer            calendar year where the
                                                                    457(b) plans.                    owner is at least age 50 but
                                                                                                     under age 70-1/2 at any time
                                                                  o Rollovers from another           during the calendar year for
                                                                    traditional individual retire-   which the contribution is
                                                                    ment arrangement.                made.

                                                                  o Direct custodian-to-custodian  o Although we accept rollover
                                                                    transfers from another tra-      and direct transfer contribu-
                                                                    ditional individual              tions under the Flexible
                                                                    retirement arrangement.          Premium IRA contract, we
                                                                                                     intend that the contract be
                                                                                                     used for ongoing regular
                                                                                                     contributions.

                                                                                                   o Rollover and direct transfer
                                                                                                     contributions may be made
                                                                                                     up to attainment of age
                                                                                                     84.*

                                                                                                   o Rollover and direct transfer
                                                                                                     contributions after age 70-1/2
                                                                                                     must be net of required
                                                                                                     minimum distributions.
------------------------------------------------------------------------------------------------------------------------------------

20 Contract features and benefits


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
------------------------------------------------------------------------------------------------------------------------------------
                 AVAILABLE
                 FOR ANNUITANT   MINIMUM
 CONTRACT TYPE   ISSUE AGES*     CONTRIBUTIONS                    SOURCE OF CONTRIBUTIONS          LIMITATIONS ON CONTRIBUTIONS+
------------------------------------------------------------------------------------------------------------------------------------
Flexible Premium 20 through 85   o $2,000 (initial)               o Regular Roth IRA               o For annuitants up to age 83
Roth IRA                                                            contributions.                   at contract issue, no addi-
                                 o $50 (additional)                                                  tional contributions may be
                                                                  o Additional catch-up              made after the attainment of
                                 o $50 under our automatic          contributions.                   age 84, or, if later, the first
                                   investment program (addi-                                         contract date anniversary.*
                                   tional)                        o Rollovers from another
                                                                    Roth IRA.                      o Contributions are subject to
                                                                                                     income limits and other tax
                                                                  o Rollovers from a "desig-         rules.
                                                                    nated Roth contribution
                                                                    account" under a 401(k)        o Regular Roth IRA contribu-
                                                                    plan or 403(b) plan.             tions may not exceed
                                                                                                     $ 5,000.
                                                                  o Conversion rollovers from a
                                                                    traditional IRA or other       o Additional catch-up contri-
                                                                    eligible retirement plan.        butions of up to $1,000 per
                                                                                                     calendar year where the
                                                                  o Direct transfers from            owner is at least age 50 at
                                                                    another Roth IRA.                any time during the calendar
                                                                                                     year for which the contribu-
                                                                                                     tion is made.

                                                                                                   o Although we accept rollover
                                                                                                     and direct transfer contribu-
                                                                                                     tions under the Flexible
                                                                                                     Premium Roth IRA contract,
                                                                                                     we intend that the contract
                                                                                                     be used for ongoing regular
                                                                                                     Roth IRA contributions.

                                                                                                   o For annuitants age 84 and
                                                                                                     older at contract issue, addi-
                                                                                                     tional contributions may be
                                                                                                     made up to one year from
                                                                                                     contract issue.*
------------------------------------------------------------------------------------------------------------------------------------

                                               Contract features and benefits 21


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
------------------------------------------------------------------------------------------------------------------------------------
                 AVAILABLE
                 FOR ANNUITANT   MINIMUM
 CONTRACT TYPE   ISSUE AGES*     CONTRIBUTIONS                    SOURCE OF CONTRIBUTIONS          LIMITATIONS ON CONTRIBUTIONS+
------------------------------------------------------------------------------------------------------------------------------------
Inherited IRA    0-70            o $5,000 (initial)               o Direct custodian-to-           o Any additional contributions
Beneficiary                                                         custodian transfers of your      must be from the same type
Continuation                     o $1,000 (additional)              interest as a death benefi-      of IRA of the same deceased
Contract (tradi-                                                    ciary of the deceased            owner.
tional IRA or                                                       owner's traditional indi-
Roth IRA)                                                           vidual retirement              o Non-spousal beneficiary
                                                                    arrangement or Roth IRA to       direct rollover contributions
                                                                    an IRA of the same type.         from qualified plans, 403(b)
                                                                                                     plans and governmental
                                                                                                     employer 457(b) plans may
                                                                                                     be made to an Inherited IRA
                                                                                                     contract under specified
                                                                                                     circumstances.
------------------------------------------------------------------------------------------------------------------------------------

+ Additional contributions may not be permitted under certain conditions in your state. If you purchase Guaranteed principal benefit option 2, no contributions are permitted after the six month period beginning on the contract date. Please see Appendix VIII later in the Prospectus to see if additional contributions are permitted in your state.

*    Please see Appendix IX for variations that may apply to your contract.

** May not be available from all Selling broker-dealers. Also, Rollover TSA is available only where the employer sponsoring the 403(b) plan currently contributes to one or more other 403(b) annuity contracts issued by AXA Equitable for active plan participants (the purchaser of the Accumulator(R) Rollover TSA may also be, but need not be, an owner of the other 403(b) annuity contract).


See "Tax information" later in this Prospectus for a more detailed discussion of sources of contributions and certain contribution limitations. For information on when contributions are credited under your contract see "Dates and prices at which contract events occur" in "More information" later in this Prospectus. Please review your contract for information on contribution limitations.


22 Contract features and benefits


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OWNER AND ANNUITANT REQUIREMENTS

Under NQ contracts, the annuitant can be different from the owner. A joint owner may also be named. Only natural persons can be joint owners. This means that an entity such as a corporation cannot be a joint owner.

If the Spousal protection feature is available under your contract and is elected, the spouses must be joint owners, one of the spouses must be the annuitant, and both must be named as the only primary beneficiaries. The determination of spousal status is made under applicable state law. However, in the event of a conflict between federal and state law, we follow federal rules.

In general, we will not permit a contract to be owned by a minor unless it is pursuant to the Uniform Gift to Minors Act or the Uniform Transfers to Minors Act in your state.

Under all IRA and Rollover TSA contracts, the owner and annuitant must be the same person. In some cases, an IRA contract may be held in a custodial individual retirement account for the benefit of the individual annuitant. This option may not be available under your contract. See "Inherited IRA beneficiary continuation contract" later in this section for Inherited IRA owner and annuitant requirements.

Under QP contracts, the owner must be the trustee of the qualified plan and the annuitant must be the plan participant/employee. See Appendix II later in this Prospectus for more information on QP contracts.

PURCHASE CONSIDERATIONS FOR A CHARITABLE REMAINDER TRUST. If you purchased the contract to fund a charitable remainder trust and elected either the Guaranteed minimum income benefit ("GMIB") or an enhanced death benefit, you should strongly consider "split-funding": that is, the trust holds investments in addition to this Accumulator(R) contract. Charitable remainder trusts are required to take specific distributions. The charitable remainder trust annual withdrawal requirement may be equal to a percentage of the donated amount or a percentage of the current value of the donated amount. If your Accumulator(R) contract is the only source for such distributions, the payments you need to take may significantly reduce the value of those guaranteed benefits. Such amount may be greater than the annual increase in the GMIB and/or the enhanced death benefit base. See the discussion of these benefits later in this section.



HOW YOU CAN MAKE YOUR CONTRIBUTIONS

Except as noted below, contributions must be by check drawn on a U.S. bank, in U.S. dollars, and made payable to AXA Equitable. We may also apply contributions made pursuant to an intended Section 1035 tax-free exchange or a direct transfer. We do not accept starter checks or travelers' checks. All checks are subject to our ability to collect the funds. We reserve the right to reject a payment if it is received in an unacceptable form.

For your convenience, we will accept contributions by wire transmittal from certain broker-dealers who have agreements with us for this purpose, including circumstances under which such contributions are considered received by us when your order is taken by such broker-dealers. Additional contributions may also be made under our automatic investment program. These methods of payment are discussed in detail in "More information" later in this Prospectus.

--------------------------------------------------------------------------------
The "contract date" is the effective date of a contract. This usually is the business day we receive the properly completed and signed application, along with any other required documents, and your initial contribution. Your contract date will be shown in your contract. The 12-month period beginning on your contract date and each 12-month period after that date is a "contract year."
The end of each 12-month period is your "contract date anniversary." For example, if your contract date is May 1, your contract date anniversary is
April 30.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Our "business day" is generally any day the New York Stock Exchange is open for regular trading and generally ends at 4:00 p.m. Eastern Time (or as of an earlier close of regular trading). A business day does not include a day on which we are not open due to emergency conditions determined by the Securities and Exchange Commission. We may also close early due to such emergency conditions. For more information about our business day and our pricing of transactions, please see "Dates and prices at which contract events occur."
--------------------------------------------------------------------------------

WHAT ARE YOUR INVESTMENT OPTIONS UNDER THE CONTRACT?

You can choose from among the variable investment options, the guaranteed interest option, the fixed maturity options and the account for special dollar cost averaging.


VARIABLE INVESTMENT OPTIONS

Your investment results in any one of the variable investment options will depend on the investment performance of the underlying portfolios. You can lose your principal when investing in the variable investment options. In periods of poor market performance, the net return, after charges and expenses, may result in negative yields, including for the EQ/Money Market variable investment option. Listed below are the currently available Portfolios, their investment objectives and their advisers. We may, at any time, exercise our rights to limit or terminate your contributions.



                                              Contract features and benefits  23


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PORTFOLIOS OF THE TRUSTS


The AXA Allocation Portfolios and the EQ/Franklin Templeton Allocation Portfolio offer contract owners a convenient opportunity to invest in other portfolios that are managed and have been selected for inclusion in the AXA Allocation Portfolios and the EQ/Franklin Templeton Allocation Portfolio by AXA Equitable. AXA Advisors, LLC, an affiliated broker-dealer of AXA Equitable, may promote the benefits of such Portfolios to contract owners and/or suggest, incidental to the sale of the contract, that contract owners consider whether allocating some or all of their account value to such Portfolios is consistent with their desired investment objectives. In doing so, AXA Equitable, and/or its affiliates, may be subject to conflicts of interest insofar as AXA Equitable may derive greater revenues from the AXA Allocation Portfolios and the EQ/Franklin Templeton Allocation Portfolio than certain other Portfolios available to you under your contract. In addition, due to the relative diversification of the underlying portfolios covering various asset classes and categories, the AXA Allocation Portfolios and the EQ/Franklin Templeton Allocation Portfolio may enable AXA Equitable to more efficiently manage AXA Equitable's financial risks associated with certain guaranteed features. Please see "Allocating your contributions" in "Contract features and benefits" for more information about your role in managing your allocations.


AXA Equitable serves as the investment manager of the Portfolios of AXA Premier VIP Trust and EQ Advisors Trust. For some Portfolios, AXA Equitable has entered into sub-advisory agreements with investment advisers (the "sub-advisers") to carry out the day-to-day investment decisions for the Portfolios. As such, AXA Equitable oversees the activities of the sub-advisers with respect to the Trusts and is responsible for retaining or discontinuing the services of those sub-advisers. The chart below indicates the sub-adviser(s) for each Portfolio, if any. The chart below also shows the currently available Portfolios and their investment objectives.


------------------------------------------------------------------------------------------------------------------------------------
AXA PREMIER VIP TRUST--CLASS B
SHARES                                                                                   INVESTMENT MANAGER (OR SUB-ADVISER(S), AS
PORTFOLIO NAME                 OBJECTIVE                                                 APPLICABLE)
------------------------------------------------------------------------------------------------------------------------------------
AXA AGGRESSIVE ALLOCATION      Seeks long-term capital appreciation.                     o AXA Equitable
------------------------------------------------------------------------------------------------------------------------------------
AXA CONSERVATIVE ALLOCATION    Seeks a high level of current income.                     o AXA Equitable
------------------------------------------------------------------------------------------------------------------------------------
AXA CONSERVATIVE-PLUS          Seeks current income and growth of capital, with a        o AXA Equitable
 ALLOCATION                    greater emphasis on current income.
------------------------------------------------------------------------------------------------------------------------------------
AXA MODERATE ALLOCATION        Seeks long-term capital appreciation and current income.  o AXA Equitable
------------------------------------------------------------------------------------------------------------------------------------
AXA MODERATE-PLUS              Seeks long-term capital appreciation and current income,  o AXA Equitable
 ALLOCATION                    with a greater emphasis on capital appreciation.
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER AGGRESSIVE        Seeks long-term growth of capital.                        o AllianceBernstein L.P.
 EQUITY                                                                                  o AXA Equitable
                                                                                         o ClearBridge Advisors, LLC
                                                                                         o Legg Mason Capital Management, Inc.
                                                                                         o Marsico Capital Management, LLC
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER CORE BOND         Seeks a balance of high current income and capital        o BlackRock Financial Management, Inc.
                               appreciation, consistent with a prudent level of risk.    o Pacific Investment Management Company
                                                                                           LLC
                                                                                         o SSgA Funds Management, Inc.
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER INTERNATIONAL     Seeks long-term growth of capital.                        o AllianceBernstein L.P.
 EQUITY                                                                                  o AXA Equitable
                                                                                         o BlackRock Investment Management, LLC
                                                                                         o JPMorgan Investment Management Inc.
                                                                                         o Marsico Capital Management, LLC
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER LARGE CAP         Seeks long-term growth of capital.                        o AllianceBernstein L.P.
 CORE EQUITY                                                                             o AXA Equitable
                                                                                         o Janus Capital Management LLC
                                                                                         o Thornburg Investment Management, Inc.
------------------------------------------------------------------------------------------------------------------------------------


24 Contract features and benefits


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
------------------------------------------------------------------------------------------------------------------------------------
AXA PREMIER VIP TRUST--CLASS B
SHARES                                                                                  INVESTMENT MANAGER (OR SUB-ADVISER(S), AS
PORTFOLIO NAME                 OBJECTIVE                                                APPLICABLE)
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER LARGE CAP         Seeks long-term growth of capital.                       o Goodman & Co. NY Ltd.
 GROWTH*                                                                                o SSgA Funds Management, Inc.
                                                                                        o T. Rowe Price Associates, Inc.
                                                                                        o Westfield Capital Management Company, L.P.
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER LARGE CAP         Seeks long-term growth of capital.                       o AllianceBernstein L.P.
 VALUE                                                                                  o AXA Equitable
                                                                                        o Institutional Capital LLC
                                                                                        o MFS Investment Management
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER MID CAP           Seeks long-term growth of capital.                       o AllianceBernstein L.P.
 GROWTH                                                                                 o AXA Equitable
                                                                                        o BlackRock Investment Management, LLC
                                                                                        o Franklin Advisers, Inc.
                                                                                        o Wellington Management Company, LLP
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER MID CAP VALUE     Seeks long-term growth of capital.                       o AXA Equitable
                                                                                        o AXA Rosenberg Investment Management LLC
                                                                                        o BlackRock Investment Management, LLC
                                                                                        o Tradewinds Global Investors, LLC
                                                                                        o Wellington Management Company, LLP
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER MULTI-SECTOR      Seeks high total return through a combination of         o Pacific Investment Management Company
 BOND                          current income and capital appreciation.                   LLC
                                                                                        o Post Advisory Group, LLC
                                                                                        o SSgA Funds Management, Inc.
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER SMALL CAP         Seeks long-term growth of capital.                       o AXA Equitable
 GROWTH                                                                                 o BlackRock Investment Management, LLC
                                                                                        o Eagle Asset Management, Inc.
                                                                                        o Wells Capital Management Inc.
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER SMALL CAP         Seeks long-term growth of capital.                       o AXA Equitable
 VALUE                                                                                  o BlackRock Investment Management, LLC
                                                                                        o Franklin Advisory Services, LLC
                                                                                        o Pacific Global Investment Management
                                                                                          Company
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER TECHNOLOGY        Seeks long-term growth of capital.                       o AXA Equitable
                                                                                        o RCM Capital Management LLC
                                                                                        o SSgA Funds Management, Inc.
                                                                                        o Wellington Management Company, LLP
------------------------------------------------------------------------------------------------------------------------------------


                                               Contract features and benefits 25


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
------------------------------------------------------------------------------------------------------------------------------------
EQ ADVISORS TRUST--CLASS IB
SHARES                                                                                   INVESTMENT MANAGER (OR SUB-ADVISER(S), AS
PORTFOLIO NAME                OBJECTIVE                                                  APPLICABLE)
------------------------------------------------------------------------------------------------------------------------------------
EQ/ALLIANCEBERNSTEIN          Seeks to achieve long-term growth of capital.              o AllianceBernstein L.P.
 INTERNATIONAL
------------------------------------------------------------------------------------------------------------------------------------
EQ/ALLIANCEBERNSTEIN SMALL    Seeks to achieve long-term growth of capital.              o AllianceBernstein L.P.
 CAP GROWTH
------------------------------------------------------------------------------------------------------------------------------------
EQ/AXA FRANKLIN SMALL CAP     Seeks to achieve long-term total return.                   o AXA Equitable
 VALUE CORE                                                                              o BlackRock Investment Management, LLC
                                                                                         o Franklin Advisory Services, LLC
------------------------------------------------------------------------------------------------------------------------------------
EQ/BLACKROCK BASIC VALUE      Seeks to achieve capital appreciation and secondarily,     o BlackRock Investment Management, LLC
 EQUITY                       income.
------------------------------------------------------------------------------------------------------------------------------------
EQ/BLACKROCK INTERNATIONAL    Seeks to provide current income and long-term growth of    o BlackRock International Limited
 VALUE                        income, accompanied by growth of capital.
------------------------------------------------------------------------------------------------------------------------------------
EQ/BOSTON ADVISORS EQUITY     Seeks a combination of growth and income to achieve an     o Boston Advisors, LLC
 INCOME                       above-average and consistent total return.
------------------------------------------------------------------------------------------------------------------------------------
EQ/CALVERT SOCIALLY           Seeks to achieve long-term capital appreciation.           o Bridgeway Capital Management, Inc.
 RESPONSIBLE                                                                             o Calvert Asset Management Company, Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/CAPITAL GUARDIAN GROWTH    Seeks to achieve long-term growth of capital.              o Capital Guardian Trust Company
------------------------------------------------------------------------------------------------------------------------------------
EQ/CAPITAL GUARDIAN           Seeks to achieve long-term growth of capital.              o Capital Guardian Trust Company
 RESEARCH
------------------------------------------------------------------------------------------------------------------------------------
EQ/COMMON STOCK INDEX         Seeks to achieve a total return before expenses that       o AllianceBernstein L.P.
                              approximates the total return performance of the Russell
                              3000 Index, including reinvestment of dividends, at a risk level consistent with that of the Russell 3000 Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/CORE BOND INDEX            Seeks to achieve a total return before expenses that       o SSgA Funds Management, Inc.
                              approximates the total return performance of the Barclays
                              Capital U.S. Aggregate Bond Index, including reinvest-
                              ment of dividends, at a risk level consistent with that
                              of the Barclays Capital U.S. Aggregate Bond Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/DAVIS NEW YORK VENTURE     Seeks to achieve long-term growth of capital.              o Davis Selected Advisors, L.P.
------------------------------------------------------------------------------------------------------------------------------------
EQ/EQUITY 500 INDEX           Seeks to achieve a total return before expenses that       o AllianceBernstein L.P.
                              approximates the total return performance of the S&P
                              500 Index, including reinvestment of dividends, at a risk
                              level consistent with that of the S&P 500 Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/EQUITY GROWTH PLUS         Seeks to achieve long-term growth of capital.              o AXA Equitable
                                                                                         o BlackRock Capital Management, Inc.
                                                                                         o BlackRock Investment Management, LLC
------------------------------------------------------------------------------------------------------------------------------------
EQ/FRANKLIN CORE BALANCED     Seeks to maximize income while maintaining prospects       o AXA Equitable
                              for capital appreciation.                                  o BlackRock Investment Management, LLC
------------------------------------------------------------------------------------------------------------------------------------
EQ/FRANKLIN TEMPLETON         Primarily seeks capital appreciation and secondarily       o Franklin Advisers, Inc.
 ALLOCATION                   seeks income.                                              o AXA Equitable
------------------------------------------------------------------------------------------------------------------------------------
EQ/GAMCO MERGERS AND          Seeks to achieve capital appreciation.
 ACQUISITIONS                                                                            o GAMCO Asset Management, Inc.
------------------------------------------------------------------------------------------------------------------------------------


26 Contract features and benefits


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
------------------------------------------------------------------------------------------------------------------------------------
EQ ADVISORS TRUST--CLASS IB
SHARES                                                                                   INVESTMENT MANAGER (OR SUB-ADVISER(S), AS
PORTFOLIO NAME                OBJECTIVE                                                  APPLICABLE)
------------------------------------------------------------------------------------------------------------------------------------
EQ/GAMCO SMALL COMPANY        Seeks to maximize capital appreciation.                    o GAMCO Asset Management, Inc.
 VALUE
------------------------------------------------------------------------------------------------------------------------------------
EQ/GLOBAL BOND PLUS           Seeks to achieve capital growth and current income.        o AXA Equitable
                                                                                         o BlackRock Investment Management, LLC
                                                                                         o First International Advisors, LLC
                                                                                         o Wells Capital Management, Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/GLOBAL MULTI-SECTOR        Seeks to achieve long-term capital appreciation.           o AXA Equitable
 EQUITY                                                                                  o BlackRock Investment Management, LLC
                                                                                         o Morgan Stanley Investment Management Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/INTERMEDIATE GOVERNMENT    Seeks to achieve a total return before expenses that       o SSgA Funds Management, Inc.
 BOND INDEX                   approximates the total return performance of the Barclays
                              Capital Intermediate U.S. Government Bond Index, includ-
                              ing reinvestment of dividends, at a risk level consistent
                              with that of the Barclays Capital Intermediate U.S.
                              Government Bond Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/INTERNATIONAL CORE PLUS    Seeks to achieve long-term growth of capital.              o AXA Equitable
                                                                                         o BlackRock Investment Management, LLC
                                                                                         o Hirayama Investments, LLC
                                                                                         o Wentworth Hauser and Violich, Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/INTERNATIONAL GROWTH       Seeks to achieve capital appreciation.                     o MFS Investment Management
------------------------------------------------------------------------------------------------------------------------------------
EQ/JPMORGAN VALUE             Seeks to achieve long-term capital appreciation.           o J.P. Morgan Investment Management Inc.
 OPPORTUNITIES
------------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP CORE PLUS        Seeks to achieve long-term growth of capital with a sec-   o AXA Equitable
                              ondary objective to seek reasonable current income. For    o BlackRock Investment Management, LLC
                              purposes of this Portfolio, the words "reasonable current  o Institutional Capital LLC income" mean moderate income.
------------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP GROWTH INDEX     Seeks to achieve a total return before expenses that       o AllianceBernstein L.P.
                              approximates the total return performance of the Russell
                              1000 Growth Index, including reinvestment of dividends
                              at a risk level consistent with that of the Russell 1000
                              Growth Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP GROWTH PLUS      Seeks to provide long-term capital growth.                 o AXA Equitable
                                                                                         o BlackRock Investment Management, LLC
                                                                                         o Marsico Capital Management, LLC
------------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP VALUE INDEX      Seeks to achieve a total return before expenses that       o SSgA Funds Management, Inc.
                              approximates the total return performance of the Russell
                              1000 Value Index, including reinvestment of dividends, at
                              a risk level consistent with that of the Russell 1000
                              Value Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP VALUE PLUS       Seeks to achieve long-term growth of capital.              o AllianceBernstein L.P.
                                                                                         o AXA Equitable
------------------------------------------------------------------------------------------------------------------------------------


                                               Contract features and benefits 27


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
------------------------------------------------------------------------------------------------------------------------------------
EQ ADVISORS TRUST--CLASS IB
SHARES                                                                                   INVESTMENT MANAGER (OR SUB-ADVISER(S), AS
PORTFOLIO NAME                OBJECTIVE                                                  APPLICABLE)
------------------------------------------------------------------------------------------------------------------------------------
EQ/LORD ABBETT GROWTH AND     Seeks to achieve capital appreciation and growth of        o Lord, Abbett & Co. LLC
 INCOME                       income without excessive fluctuation in market value.
------------------------------------------------------------------------------------------------------------------------------------
EQ/LORD ABBETT LARGE CAP      Seeks to achieve capital appreciation and growth of        o Lord, Abbett & Co. LLC
 CORE                         income with reasonable risk.
------------------------------------------------------------------------------------------------------------------------------------
EQ/MID CAP INDEX              Seeks to achieve a total return before expenses that       o SSgA Funds Management, Inc.
                              approximates the total return performance of the S&P
                              Mid Cap 400 Index, including reinvestment of dividends,
                              at a risk level consistent with that of the S&P Mid Cap
                              400 Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/MID CAP VALUE PLUS         Seeks to achieve long-term capital appreciation.           o AXA Equitable
                                                                                         o BlackRock Investment Management, LLC
                                                                                         o Wellington Management Company, LLP
------------------------------------------------------------------------------------------------------------------------------------
EQ/MONEY MARKET               Seeks to obtain a high level of current income, preserve   o The Dreyfus Corporation
                              its assets and maintain liquidity.
------------------------------------------------------------------------------------------------------------------------------------
EQ/MONTAG & CALDWELL          Seeks to achieve capital appreciation.                     o Montag & Caldwell, Inc.
 GROWTH
------------------------------------------------------------------------------------------------------------------------------------
EQ/MORGAN STANLEY MID CAP     Seeks to achieve capital growth.                           o Morgan Stanley Investment Management Inc.
 GROWTH**
------------------------------------------------------------------------------------------------------------------------------------
EQ/MUTUAL LARGE CAP EQUITY    Seeks to achieve capital appreciation, which may occa-     o AXA Equitable
                              sionally be short-term, and secondarily, income.           o BlackRock Investment Management, LLC
                                                                                         o Franklin Mutual Advisers, LLC
------------------------------------------------------------------------------------------------------------------------------------
EQ/OPPENHEIMER GLOBAL         Seeks to achieve capital appreciation.                     o OppenheimerFunds, Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/PIMCO ULTRA SHORT BOND     Seeks to generate a return in excess of traditional money  o Pacific Investment Management Company,
                              market products while maintaining an emphasis on             LLC
                              preservation of capital and liquidity.
------------------------------------------------------------------------------------------------------------------------------------
EQ/QUALITY BOND PLUS          Seeks to achieve high current income consistent with       o AllianceBernstein L.P.
                              moderate risk to capital.                                  o AXA Equitable
                                                                                         o SSgA Funds Management, Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/SMALL COMPANY INDEX        Seeks to replicate as closely as possible (before the      o AllianceBernstein L.P.
                              deduction of Portfolio expenses) the total return of the
                              Russell 2000 Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/T. ROWE PRICE GROWTH       Seeks to achieve long-term capital appreciation and        o T. Rowe Price Associates, Inc.
 STOCK                        secondarily, income.
------------------------------------------------------------------------------------------------------------------------------------
EQ/TEMPLETON GLOBAL EQUITY    Seeks to achieve long-term capital growth.                 o AXA Equitable
                                                                                         o BlackRock Investment Management, LLC
                                                                                         o Templeton Global Advisors Limited
------------------------------------------------------------------------------------------------------------------------------------
EQ/UBS GROWTH AND INCOME      Seeks to achieve total return through capital              o UBS Global Asset Management
                              appreciation with income as a secondary consideration.       (Americas) Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/VAN KAMPEN COMSTOCK        Seeks to achieve capital growth and income.                o Morgan Stanley Investment Management Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/WELLS FARGO ADVANTAGE      Seeks to achieve long-term capital growth.                 o Wells Capital Management, Inc.
 OMEGA GROWTH***
------------------------------------------------------------------------------------------------------------------------------------


28 Contract features and benefits


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*    Effective on or about September 13, 2010, subject to regulatory approval, interests in the Multimanager Aggressive Equity Portfolio (the "surviving option") will replace interests in the Multimanager Large Cap Growth Portfolio (the "replaced option"). We will move assets from the replaced option into the surviving option on the date of the substitution. The value of your interest in the surviving option will be the same as it was in the replaced option. Also, we will automatically direct any contributions made to the replaced option to the surviving option. An allocation election to the replaced option will be considered as an allocation to the surviving option. You may transfer your account value among the investment options, as usual. Any account value remaining in the replaced option on the substitution date will be transferred to the surviving option. For more information about this substitution and for information on how to transfer your account value, please contact a customer service representative referenced in this Prospectus.

** This is the Portfolio's new name, effective on or about May 1, 2010, subject to regulatory approval. The Portfolio's former name was EQ/Van Kampen Mid Cap Growth.

*** This is the Portfolio's new name, effective on or about May 1, 2010, subject to regulatory approval. The Portfolio's former name was EQ/Evergreen Omega.

YOU SHOULD CONSIDER THE INVESTMENT OBJECTIVES, RISKS, AND CHARGES AND EXPENSES OF THE PORTFOLIOS CAREFULLY BEFORE INVESTING. THE PROSPECTUSES FOR THE TRUSTS CONTAIN THIS AND OTHER IMPORTANT INFORMATION ABOUT THE PORTFOLIOS. THE PROSPECTUSES SHOULD BE READ CAREFULLY BEFORE INVESTING. IN ORDER TO OBTAIN COPIES OF TRUST PROSPECTUSES THAT DO NOT ACCOMPANY THIS PROSPECTUS, YOU MAY CALL ONE OF OUR CUSTOMER SERVICE REPRESENTATIVES AT 1-800-789-7771.



                                               Contract features and benefits 29


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GUARANTEED INTEREST OPTION

The guaranteed interest option is part of our general account and pays interest at guaranteed rates. We discuss our general account under "More information" later in this Prospectus.

We assign an interest rate to each amount allocated to the guaranteed interest option. This rate is guaranteed for a specified period. Therefore, different interest rates may apply to different amounts in the guaranteed interest option.

We credit interest daily to amounts in the guaranteed interest option. There are three levels of interest in effect at the same time in the guaranteed interest option:

(1)  the minimum interest rate guaranteed over the life of the contract,

(2)  the yearly guaranteed interest rate for the calendar year, and

(3)  the current interest rate.


We set current interest rates periodically based on our discretion and according to our procedures that we have in effect at the time. We reserve the right to change these procedures. All interest rates are effective annual rates, but before deduction of annual administrative charges, any withdrawal charges and any optional benefit charges. See Appendix VIII later in this Prospectus for state variations.

Depending on the state where your contract was issued, your lifetime minimum rate ranges from 1.50% to 3.00%. The data page for your contract shows the lifetime minimum rate. Check with your financial professional as to which rate applies in your state. The minimum yearly rate will never be less than the lifetime minimum rate. The minimum yearly rate for 2010 is 1.50%, 2.25%, 2.75% or 3.00%, depending on your lifetime minimum rate. Current interest rates will never be less than the yearly guaranteed interest rate.


See "Transferring your money among the investment options" later in this Prospectus for restrictions on transfers from the guaranteed interest option.


FIXED MATURITY OPTIONS


We offer fixed maturity options with maturity dates ranging from one to ten years. We will not accept allocations to a fixed maturity option if, on the date the contribution or transfer is to be applied, the rate to maturity is 3%. This means that, at any given time, we may not offer fixed maturity options with all ten possible maturity dates. You can allocate your contributions to one or more of these fixed maturity options, however, you may not have more than 12 different maturities running during any contract year. This limit includes any maturities that have had any allocation or transfers even if the entire amount is withdrawn or transferred during the contract year. These amounts become part of a non-unitized separate account. Interest is earned at a guaranteed rate we set for each fixed maturity option based on our discretion and according to our procedures ("rate to maturity"). The total amount you allocate to and accumulate in each fixed maturity option is called the "fixed maturity amount." The fixed maturity options are not available in all states. Check with your financial professional or see Appendix VIII later in this Prospectus to see if fixed maturity options are available in your state.


--------------------------------------------------------------------------------
Fixed maturity options generally range from one to ten years to maturity.
--------------------------------------------------------------------------------

Under the Special 10 year fixed maturity option (which is available only under contracts that offer GPB Option 2), additional contributions will have the same maturity date as your initial contribution (see "The guaranteed principal benefits" below). The rate to maturity you will receive for each additional contribution is the rate to maturity in effect for new contributions allocated to that fixed maturity option on the date we apply your contribution.

On the maturity date of a fixed maturity option your fixed maturity amount, assuming you have not made any withdrawals or transfers, will equal your contribution to that fixed maturity option plus interest, at the rate to maturity for that contribution, to the date of the calculation. This is the fixed maturity option's "maturity value." Before maturity, the current value we will report for your fixed maturity amounts will reflect a market value adjustment. Your current value will reflect the market value adjustment that we would make if you were to withdraw all of your fixed maturity amounts on the date of the report. We call this your "market adjusted amount."

FIXED MATURITY OPTIONS AND MATURITY DATES. We offer fixed maturity options with maturity dates ranging from one to ten years. Not all of these fixed maturity options will be available for annuitant ages 76 and older. See "Allocating your contributions" below.

Each new contribution is applied to a new fixed maturity option. When you applied for an Accumulator(R) contract, a 60-day rate lock-in was applied from the date the application was signed. Any contributions received and designated for a fixed maturity option during that period received the then current fixed maturity option rate or the rate that was in effect on the date that the application was signed, whichever had been greater. There is no rate lock available for subsequent contributions to the contract after 60 days, transfers from any of the variable investment options or the guaranteed interest option into a fixed maturity option or transfers from one fixed maturity option to another.

YOUR CHOICES AT THE MATURITY DATE. We will notify you between 15 and 45 days before each of your fixed maturity options is scheduled to mature. At that time, you may choose to have one of the following take place on the maturity date, as long as none of the restrictive conditions listed in "Allocating your contributions," below would apply:

(a) transfer the maturity value into another available fixed maturity option, any of the variable investment options or the guaranteed interest option; or

(b)  withdraw the maturity value (there may be a withdrawal charge).


If we do not receive your choice on or before the fixed maturity option's maturity date, we will automatically transfer your maturity value into the shortest available maturity option beginning on that date. As of February 16, 2010, the next available maturity date was February 16, 2017. If no fixed maturity options are available, we will transfer your maturity value to the EQ/Money Market option.



30  Contract features and benefits


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MARKET VALUE ADJUSTMENT. If you make any withdrawals (including transfers, surrender of your contract, or when we make deductions for charges) from a fixed maturity option before it matures we will make a market value adjustment, which will increase or decrease any fixed maturity amount you have in that fixed maturity option. A market value adjustment will also apply if amounts in a fixed maturity option are used to purchase any annuity payment option prior to the maturity date and may apply on payment of a death benefit. The market value adjustment, positive or negative, resulting from a withdrawal or transfer (including a deduction for withdrawal charges) of a portion of the amount in the fixed maturity option will be a percentage of the market value adjustment that would apply if you were to withdraw the entire amount in that fixed maturity option. The market value adjustment applies to the amount remaining in a fixed maturity option and does not reduce the actual amount of a withdrawal. The amount applied to an annuity payout option will reflect the application of any applicable market value adjustment (either positive or negative). We only apply a positive market value adjustment to the amount in the fixed maturity option when calculating any death benefit proceeds under your contract. The amount of the adjustment will depend on two factors:

(a) the difference between the rate to maturity that applies to the amount being withdrawn and the rate we have in effect at that time for new fixed maturity options (adjusted to reflect a similar maturity date), and

(b)  the length of time remaining until the maturity date.

If fixed maturity option interest rates rise from the time that you originally allocate an amount to a fixed maturity option to the time that you take a withdrawal, the market value adjustment will be negative. Likewise, if fixed maturity option interest rates drop at the end of that time, the market value adjustment will be positive. Also, the amount of the market value adjustment, either up or down, will be greater the longer the time remaining until the fixed maturity option's maturity date. Therefore, it is possible that the market value adjustment could greatly reduce your value in the fixed maturity options, particularly in the fixed maturity options with later maturity dates.

We provide an illustration of the market adjusted amounts of specified maturity values, an explanation of how we calculate the market value adjustment, and information concerning our general account and investments purchased with amounts allocated to the fixed maturity options, in "More information" later in this Prospectus. Appendix III at the end of this Prospectus provides an example of how the market value adjustment is calculated.

ACCOUNT FOR SPECIAL DOLLAR COST AVERAGING


The account for special dollar cost averaging is part of our general account. We pay interest at guaranteed rates in this account. We will credit interest to the amounts that you have in the account for special dollar cost averaging every day. We set the interest rates periodically based on our discretion and according to procedures that we have. We reserve the right to change these procedures.


We guarantee to pay our current interest rate that is in effect on the date that your contribution is allocated to this account. Your guaranteed interest rate for the time period you selected was shown in your contract for an initial contribution. The rate will never be less than the lifetime minimum rate for the guaranteed interest option. See "Allocating your contributions" below for rules and restrictions that apply to the special dollar cost averaging program.


ALLOCATING YOUR CONTRIBUTIONS

You may choose from among three ways to allocate your contributions under your contract: self-directed, the guaranteed principal benefits (at contract issue only) or dollar cost averaging. Subsequent contributions are allocated according to instructions on file unless you provide new instructions.

The contract is between you and AXA Equitable. The contract is not an investment advisory account, and AXA Equitable is not providing any investment advice or managing the allocations under your contract. In the absence of a specific written arrangement to the contrary, you, as the owner of the contract, have the sole authority to make investment allocations and other decisions under the contract. If your financial professional is with AXA Advisors, he or she is acting as a broker-dealer registered representative, and is not authorized to act as an investment advisor or to manage the allocations under your contract. If your financial professional is a registered representative with a broker-dealer other than AXA Advisors, you should speak with him/her regarding any different arrangements that may apply.


SELF-DIRECTED ALLOCATION

You may allocate your contributions to one or more, or all, of the variable investment options, the guaranteed interest option (subject to restrictions in certain states-See Appendix VIII later in this Prospectus for state variations) and fixed maturity options. Allocations must be in whole percentages and you may change your allocations at any time. The total of your allocations into all available investment options must equal 100%. If the annuitant is age 76-80, you may allocate contributions to fixed maturity options with maturities of seven years or less. If the annuitant is age 81 or older, you may allocate contributions to fixed maturity options with maturities of five years or less. Also, you may not allocate amounts to fixed maturity options with maturity dates that are later than the date annuity payments are to begin.


THE GUARANTEED PRINCIPAL BENEFITS (INCLUDING PRINCIPAL ASSURANCE)

We offered a guaranteed principal benefit ("GPB") with two options. See Appendix VIII later in this Prospectus for more information on state availability and Appendix IX for contract variation and/or availability of these benefits. You could only elect one of the GPBs. Neither GPB was available under Inherited IRA contracts. We did not offer either GPB when the rate to maturity for the applicable fixed maturity option was 3%. Both GPB options allow you to allocate a portion of your total contributions to the variable investment options, while ensuring that your account value will at least equal your contributions adjusted for withdrawals and transfers on a specified date. GPB Option 2 generally provides you with the ability to allocate more of your contributions to the variable investment options than could be allocated using GPB Option 1 (also known as Principal assurance). If you elected either GPB, you could not elect the Guaranteed minimum income benefit, Principal Protector(SM), the systematic withdrawals option or the substantially equal withdrawals option. However, certain contract


                                              Contract features and benefits  31


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owners who elected GPB are not subject to these restrictions. See Appendix IX for information on what applies under your contract.

You could elect GPB Option 1 only if the annuitant was age 80 or younger when the contract was issued (after age 75, only the 7-year fixed maturity option was available). You could elect GPB Option 2 only if the annuitant was age 75 or younger when the contract was issued. GPB Option 2 is not available for purchase with any Flexible Premium IRA contract whether traditional or Roth. If you purchased an IRA, QP or Rollover TSA contract, before you either purchased GPB Option 2 or elected GPB Option 1 with a maturity year that would extend beyond the year in which you will reach age 70-1/2, you should have considered whether your value in the variable investment options, guaranteed interest option and permissible funds outside the contract were sufficient to meet your required minimum distributions. See "Tax information" later in this Prospectus. If you elected GPB Option 2 and change ownership of the contract, GPB Option 2 will automatically terminate, except under certain circumstances. See "Transfers of ownership, collateral assignments, loans and borrowing" in "More information" later in this Prospectus for more information.


GUARANTEED PRINCIPAL BENEFIT OPTION 1 (UNDER CERTAIN CONTRACTS, THIS FEATURE IS CALLED "PRINCIPAL ASSURANCE"). GPB Option 1 was available at contract issue only. Under GPB Option 1, you selected a fixed maturity option at the time you signed your application. We specified a portion of your initial contribution and allocated it to that fixed maturity option in an amount that will cause the maturity value to equal the amount of your entire initial contribution on the fixed maturity option's maturity date. The percentage of your contribution allocated to the fixed maturity option was calculated based upon the rate to maturity then in effect for the fixed maturity option you chose. Your contract contains information on the amount of your contribution allocated to the fixed maturity option. The maturity date you selected generally could not be later than 10 years, or earlier than 7 years from your contract date. If you were to make any withdrawals or transfers from the fixed maturity option before the option's maturity date, the amount in the fixed maturity option will be adjusted and may no longer grow to equal your initial contribution under GPB Option 1. You allocated the remainder of your initial contribution to the investment options and guaranteed interest option however you chose (unless you elected a dollar cost averaging program, in which case the remainder of your initial contribution was allocated to the dollar cost averaging program). Upon the maturity date of the fixed maturity option, you will be provided with the same notice and the same choices with respect to the maturity value as described above under "Your choices at the maturity date." There is no charge for GPB Option 1.


GUARANTEED PRINCIPAL BENEFIT OPTION 2. GPB Option 2 was only available at contract issue. IF YOU PURCHASED GPB OPTION 2, YOU MAY NOT MAKE ADDITIONAL CONTRIBUTIONS TO YOUR CONTRACT AFTER SIX MONTHS FROM THE CONTRACT ISSUE DATE OR AT ANY EARLIER TIME IF AT SUCH TIME THE THEN APPLICABLE RATE TO MATURITY ON THE SPECIAL 10 YEAR FIXED MATURITY OPTION IS 3%. Therefore, any discussion in this Prospectus that involves any additional contributions after the first six months will be inapplicable. This feature was not available under all contracts.

We have specified the portion of your initial contribution, and any additional permitted contributions, to be allocated to a Special 10 year fixed maturity option. Your contract contains information on the percentage of applicable contributions allocated to the Special 10 year fixed maturity option. You may allocate the rest of your contributions among the investment options (other than the Special 10 year fixed maturity option) however you choose, as permitted under your contract (unless you elect a dollar cost averaging program, in which case all contributions, other than amounts allocated to the Special 10 year fixed maturity option, must be allocated to the dollar cost averaging program). The Special 10 year fixed maturity option will earn interest at the specified rate to maturity then in effect.

If on the 10th contract date anniversary, your annuity account value is less than the amount that is guaranteed under GPB Option 2, we will increase your annuity account value to be equal to the guaranteed amount under GPB Option 2. Any such additional amounts added to your annuity account value will be allocated to the EQ/Money Market investment option. After the maturity date of the Special 10 year fixed maturity option, the guarantee under GPB Option 2 will terminate. Upon the maturity date of the Special 10 year fixed maturity option, you will be provided with the same notice and the same choices with respect to the maturity value as described above under "Your choices at the maturity date." The guaranteed amount under GPB Option 2 is equal to your initial contribution adjusted for any additional permitted contributions, transfers out of the Special 10 year fixed maturity option and withdrawals from the contract (see "How withdrawals (and transfers out of the Special 10 year fixed maturity option) affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Guaranteed principal benefit option 2" in "Accessing your money" later in this Prospectus). Any transfers or withdrawals from the Special 10 year fixed maturity option will also be subject to a market value adjustment (see "Market value adjustment" under "Fixed maturity options" above in this section).

If you purchased the Guaranteed principal benefit option 2, you can not voluntarily terminate this benefit. GPB Option 2 will terminate if the contract terminates before the maturity date of the Special 10 year fixed maturity option. If the owner and the annuitant are different people and the owner dies before the maturity date of the Special 10 year fixed maturity option, we will continue GPB Option 2 only if the contract can continue through the maturity date of the Special 10 year fixed maturity option. If the contract cannot so continue, we will terminate GPB Option 2. GPB Option 2 will continue where there is a successor owner/annuitant. GPB Option 2 will terminate upon the exercise of the beneficiary continuation option. See "Payment of death benefit" later in this Prospectus for more information about the continuation of the contract after the death of the owner and/or the annuitant.

There is a fee associated with GPB Option 2 (see "Charges and expenses" later in this Prospectus). You should note that the purchase of GPB Option 2 would not have been appropriate if you wanted to make additional contributions to your contract beyond the first six months after your contract was issued. If you later decide that you would like to make additional contributions to the Accumulator(R) contract, we may permit you to purchase another contract. If we do,


32  Contract features and benefits


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however, you should note that we do not reduce or waive any of the charges on the new contract, nor do we guarantee that the features available under the contract will be available under the new contract. This means that you might end up paying more with respect to certain charges than if you had simply purchased a single contract (for example, the administrative charge).

The purchase of GPB Option 2 also would not have been appropriate if you planned on terminating your contract before the maturity date of the Special 10 year fixed maturity option. In addition, because we prohibit contributions to your contract after the first six months, certain contract benefits that are dependent upon contributions or account value will be limited (for example, the guaranteed death benefits and Protection Plus(SM)). You should also note that if you intended to allocate a large percentage of your contributions to the guaranteed interest option or other fixed maturity options, the purchase of GPB Option 2 would not have been appropriate because of the guarantees already provided by these options. An example of the effect of GPB Option 1 and GPB Option 2 on your annuity contract is included in Appendix VI later in this Prospectus.


DOLLAR COST AVERAGING

We offer a variety of dollar cost averaging programs. You may only participate in one program at a time. Each program allows you to gradually allocate amounts to available investment options by periodically transferring approximately the same dollar amount to the investment options you select. Regular allocations to the variable investment options will cause you to purchase more units if the unit value is low and fewer units if the unit value is high. Therefore, you may get a lower average cost per unit over the long term. These plans of investing, however, do not guarantee that you will earn a profit or be protected against losses. You may not make transfers to the fixed maturity options.

--------------------------------------------------------------------------------
Units measure your value in each variable investment option.
--------------------------------------------------------------------------------

SPECIAL DOLLAR COST AVERAGING PROGRAM. Under the special dollar cost averaging program, you may choose to allocate all or a portion of any eligible contribution to the account for special dollar cost averaging. Contributions into the account for special dollar cost averaging may not be transfers from other investment options. Your initial allocation to any special dollar cost averaging program time period must be at least $2,000 and any subsequent contribution to that same time period must be at least $250. You may only have one time period in effect at any time and once you select a time period, you may not change it. In Pennsylvania, we refer to this program as "enhanced rate dollar cost averaging." If you elect Principal Protector(SM), you may not participate in the special dollar cost averaging program.

You may have your account value transferred to any of the variable investment options. We will transfer amounts from the account for special dollar cost averaging into the variable investment options over an available time period that you select. We offer time periods of 3, 6 or 12 months, during which you will receive an enhanced interest rate. We may also offer other time periods. Your financial professional can provide information on the time periods and interest rates currently available in your state, or you may contact our processing office. If the special dollar cost averaging program was selected at the time you applied to purchase the Accumulator(R) contract, a 60 day rate lock was applied from the date of application. Any contribution(s) received during that 60 day period were credited with the interest rate offered on the date of application for the remainder of the time period selected at application. Any contribution(s) received after the 60 day rate lock period ended will be credited with the then current interest rate for the remainder of the time period selected at application. Contribution(s) made to a special dollar cost averaging program selected after the Accumulator(R) contract has been issued will be credited with the then current interest rate on the date the contribution is received by AXA Equitable for the time period initially selected by you. Once the time period you selected has run, you may then select another time period for future contributions. At that time, you may also select a different allocation for transfers to the variable investment options, or, if you wish, we will continue to use the selection that you have previously made. Currently, your account value will be transferred from the account for special dollar cost averaging into the variable investment options on a monthly basis. We may offer this program in the future with transfers on a different basis.

We will transfer all amounts out of the account for special dollar cost averaging by the end of the chosen time period. The transfer date will be the same day of the month as the contract date, but not later than the 28th day of the month. For a special dollar cost averaging program selected after application, the first transfer date and each subsequent transfer date for the time period selected will be one month from the date the first contribution is made into the special dollar cost averaging program, but not later than the 28th day of the month.

If you choose to allocate only a portion of an eligible contribution to the account for special dollar cost averaging, the remaining balance of that contribution will be allocated to the variable investment options, guaranteed interest option or fixed maturity options according to your instructions.

The only transfers that will be made from the account for special dollar cost averaging are your regularly scheduled transfers to the variable investment options. No amounts may be transferred from the account for special dollar cost averaging to the guaranteed interest option or the fixed maturity options. If you request to transfer or withdraw any other amounts from the account for special dollar averaging, we will transfer all of the value that you have remaining in the account for special dollar cost averaging to the investment options according to the allocation percentages for special dollar cost averaging we have on file for you. You may ask us to cancel your participation at any time.

GENERAL DOLLAR COST AVERAGING PROGRAM. If your value in the EQ/Money Market option is at least $5,000, you may choose, at any time, to have a specified dollar amount or percentage of your value transferred from that option to the other variable investment options. You can select to have transfers made on a monthly, quarterly or annual basis. The transfer date will be the same calendar day of the month as the contract date, but not later than the 28th day of the month. You can also specify the number of transfers or instruct us to continue making the transfers until all amounts in the EQ/Money Market option have been transferred out. The minimum amount that we will transfer each time is $250.


                                              Contract features and benefits  33


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If, on any transfer date, your value in the EQ/Money Market option is equal to or less than the amount you have elected to have transferred, the entire amount will be transferred. The general dollar cost averaging program will then end. You may change the transfer amount once each contract year or cancel this program at any time.


INVESTMENT SIMPLIFIER

FIXED-DOLLAR OPTION. Under this option you may elect to have a fixed-dollar amount transferred out of the guaranteed interest option and into the variable investment options of your choice. Transfers may be made on a monthly, quarterly or annual basis. You can specify the number of transfers or instruct us to continue to make transfers until all available amounts in the guaranteed interest option have been transferred out.

In order to elect the fixed-dollar option, you must have a minimum of $5,000 in the guaranteed interest option on the date we receive your election form at our processing office. The transfer date will be the same calendar day of the month as the contract date but not later than the 28th day of the month. The minimum transfer amount is $50. Unlike the account for special dollar cost averaging, this option does not offer enhanced rates. Also, the option is subject to the guaranteed interest option transfer limitations described under "Transferring your account value" in "Transferring your money among investment options" later in this Prospectus. While the program is running, any transfer that exceeds those limitations will cause the program to end for that contract year. You will be notified. You must send in a request form to resume the program in the next or subsequent contract years.

If, on any transfer date, your value in the guaranteed interest option is equal to or less than the amount you have elected to have transferred, the entire amount will be transferred, and the program will end. You may change the transfer amount once each contract year or cancel this program at any time.

INTEREST SWEEP OPTION. Under this option, you may elect to have monthly transfers from amounts in the guaranteed interest option into the variable investment options of your choice. The transfer date will be the last business day of the month. The amount we will transfer will be the interest credited to amounts you have in the guaranteed interest option from the last business day of the prior month to the last business day of the current month. You must have at least $7,500 in the guaranteed interest option on the date we receive your election. On the last day of each month, we check to see whether you have at least $7,500 in the guaranteed interest option. We will automatically cancel the interest sweep program if the amount in the guaranteed interest option is less than $7,500 on the last day of the month for two months in a row. For the interest sweep option, the first monthly transfer will occur on the last business day of the month following the month that we receive your election form at our processing office.

                      ----------------------------------

You may not currently participate in any dollar cost averaging program if you are participating in the Option II rebalancing program. Under the Option I rebalancing program you may participate in any of the dollar cost averaging programs except general dollar cost averaging. If you elect a GPB and a dollar cost averaging program, 100% of your contributions not allocated to the fixed maturity option under the GPB must be allocated to the dollar cost averaging program you elect. You may only participate in one dollar cost averaging program at a time. See "Transferring your money among investment options" later in this Prospectus. Also, for information on how the dollar cost averaging program you select may affect certain guaranteed benefits see "Guaranteed minimum death benefit and Guaranteed minimum income benefit base" immediately below.

We do not deduct a transfer charge for any transfer made in connection with our dollar cost averaging and Investment Simplifier programs. Not all dollar cost averaging programs are available in every state. See Appendix VIII later in this Prospectus for more information on state availability.


GUARANTEED MINIMUM DEATH BENEFIT AND GUARANTEED MINIMUM INCOME BENEFIT BASE

The Guaranteed minimum death benefit base and Guaranteed minimum income benefit base (hereinafter, in this section called your "benefit base") are used to calculate the Guaranteed minimum income benefit (known as the "Living Benefit" under certain existing contracts) and the death benefits, as described in this section. The benefit base for the Guaranteed minimum income benefit and an enhanced death benefit will be calculated as described below in this section whether these options are elected individually or in combination. Your benefit base is not an account value or a cash value. See also "Guaranteed minimum income benefit option" and "Guaranteed minimum death benefit" below.

STANDARD DEATH BENEFIT. Your benefit base is equal to:

o your initial contribution and any additional contributions to the contract;
  less

o a deduction that reflects any withdrawals you make (including any applicable withdrawal charges). The amount of this deduction is described under "How withdrawals (and transfers out of the Special 10 year fixed maturity option) affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Guaranteed principal benefit option 2" in "Accessing your money" later in this Prospectus. The amount of any withdrawal charge is described under "Withdrawal charge" in "Charges and expenses" later in the Prospectus.

6% (OR 5%) ROLL-UP TO AGE 85 (USED FOR THE 6% ROLL-UP TO AGE 85 ENHANCED DEATH BENEFIT AND THE GREATER OF 6% (OR 5%) ROLL-UP TO AGE 85 ENHANCED DEATH BENEFIT OR THE ANNUAL RATCHET TO AGE 85 ENHANCED DEATH BENEFIT AND FOR THE GUARANTEED MINIMUM INCOME BENEFIT). Your benefit base is equal to:

o your initial contribution and any additional contributions to the contract;
  plus

o daily roll-up; less

o a deduction that reflects any withdrawals you make (including any applicable withdrawal charges). The amount of this deduction is described under "How withdrawals (and transfers out of the Special 10 year fixed maturity option) affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Guaranteed principal benefit option 2" in "Accessing your money" and the


34  Contract features and benefits


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  section entitled "Charges and expenses" later in this Prospectus. The amount of any withdrawal charge is described under "Withdrawal charge" in "Charges and expenses" later in the Prospectus.

The effective annual roll-up rate credited to the benefit base is:


o 6% (or 5%) with respect to the variable investment options (other than EQ/Intermediate Government Bond Index and EQ/Money Market), and the account for special dollar cost averaging; the effective annual rate is 4% in Washington. Please see Appendix VIII later in this Prospectus to see what roll-up rate applies in your state or Appendix IX for what applies to your contract; and

o 3% with respect to the EQ/Intermediate Government Bond Index, EQ/Money Market, the fixed maturity options, the Special 10 year fixed maturity option, the guaranteed interest option and the loan reserve account under Rollover TSA (if applicable).


The benefit base stops rolling up after the contract date anniversary following the annuitant's 85th birthday.


ANNUAL RATCHET TO AGE 85 (USED FOR THE ANNUAL RATCHET TO AGE 85 ENHANCED DEATH BENEFIT AND THE GREATER OF 6% (OR 5%) ROLL-UP TO AGE 85 OR THE ANNUAL RATCHET TO AGE 85 ENHANCED DEATH BENEFIT AND FOR THE GUARANTEED MINIMUM INCOME BENEFIT). If you have not taken a withdrawal from your contract, your benefit base is equal to the greater of either:

o your initial contribution to the contract (plus any additional contributions),

                                       or

o your highest account value on any contract date anniversary up to the contract date anniversary following the owner's (or older joint owner's, if applicable) 85th birthday (plus any contributions made since the most recent Annual Ratchet).


If you have taken a withdrawal from your contract, your benefit base will be reduced from the amount described above. See "How withdrawals (and transfers out of the Special 10 year fixed maturity option) affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Guaranteed principal benefit option 2" in "Accessing your money" later in this Prospectus. The amount of any withdrawal charge is described under "Withdrawal charge" in "Charges and expenses" later in this Prospectus. At any time after a withdrawal, your benefit base is equal to the greater of either:


o your benefit base immediately following the most recent withdrawal (plus any additional contributions made after the date of such withdrawal),

                                       or

o your highest account value on any contract date anniversary after the date of the most recent withdrawal, up to the contract date anniversary following the owner's (or older joint owner's, if applicable) 85th birthday (plus any contributions made since the most recent Annual Ratchet after the date of such withdrawal).



GREATER OF 6% (OR 5%) ROLL-UP TO AGE 85 OR THE ANNUAL RATCHET TO AGE 85 ENHANCED DEATH BENEFIT AND THE GUARANTEED MINIMUM INCOME BENEFIT. Your benefit base is equal to the greater of the benefit base computed for the 6% (or 5%) Roll-Up to age 85 or the benefit base computed for the Annual Ratchet to age 85, as described immediately above. For the Guaranteed minimum income benefit, the benefit base is reduced by any applicable withdrawal charge remaining when the option is exercised. For more information, see "Withdrawal charge" in "Charges and expenses" later in the Prospectus.


GUARANTEED MINIMUM DEATH BENEFIT/GUARANTEED MINIMUM INCOME BENEFIT ROLL-UP BENEFIT BASE RESET. If both the Guaranteed minimum income benefit AND the Greater of the 6% Roll-Up to age 85 or the Annual Ratchet to age 85 enhanced death benefit (the "Greater of enhanced death benefit") are elected, you may reset the Roll-Up benefit base for these guaranteed benefits to equal the account value as of the 5th or later contract date anniversary. The reset amount would equal the account value as of the contract date anniversary on which you reset your Roll-Up benefit base. The 6% Roll-Up continues to age 85 on any reset benefit base.

We will send you a notice in each year that the Roll-Up benefit base is eligible to be reset, and you will have 30 days from your contract date anniversary to reset your Roll-Up benefit base. Each time you reset the Roll-Up benefit base, your Roll-Up benefit will not be eligible for another reset for five years. If after your death your spouse continues the contract as Successor owner/annuitant, the benefit base will be eligible to be reset either five years from the contract date or from the last reset date, if applicable. The last age at which the benefit base is eligible to be reset is annuitant age 75.

It is important to note that once you have reset your Roll-Up benefit base a new waiting period to exercise the Guaranteed minimum income benefit will apply from the date of reset; you may not exercise until the tenth contract date anniversary following the reset or, if later, the earliest date you would have been permitted to exercise without regard to the reset. See "Exercise rules" under "Guaranteed minimum income benefit option" below for more information. Please note that in almost all cases, resetting your Roll-Up benefit base will lengthen the exercise waiting period. Also, even when there is no additional charge when you reset your Roll-Up benefit base, the total dollar amount charged on future contract date anniversaries may increase as a result of the reset since the charges may be applied to a higher benefit base than would have been otherwise applied. See "Charges and expenses" in the Prospectus.

The Roll-Up benefit base for both the Greater of enhanced death benefit and the Guaranteed minimum income benefit are reset simultaneously when you request a Roll-Up benefit base reset. You cannot elect a Roll-Up benefit base reset for one benefit and not the other.

For information about whether the Guaranteed death benefit/
Guaranteed minimum income benefit roll-up benefit base reset is available under your contract, please see Appendix IX later in this Prospectus. The availability of the Guaranteed minimum death benefit/ guaranteed minimum income benefit roll-up benefit base reset is also subject to state approval. Please contact your financial professional for more information about availability in your state.

ANNUITY PURCHASE FACTORS

Annuity purchase factors are the factors applied to determine your periodic payments under the Guaranteed minimum income benefit


                                              Contract features and benefits  35


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and annuity payout options. The Guaranteed minimum income benefit is discussed under "Guaranteed minimum income benefit option" below and annuity payout options are discussed under "Your annuity payout options" in "Accessing your money" later in this Prospectus. Your contract specifies different guaranteed annuity purchase factors for the Guaranteed minimum income benefit and the annuity payout options. We may provide more favorable current annuity purchase factors for the annuity payout options. Annuity purchase factors are based on interest rates, mortality tables, frequency of payments, the form of annuity benefit, and the annuitant's (and any joint annuitant's) age and sex in certain instances.


GUARANTEED MINIMUM INCOME BENEFIT OPTION


(DEPENDING ON WHEN YOU PURCHASED YOUR CONTRACT, THIS BENEFIT MAY BE CALLED THE "LIVING BENEFIT." SEE APPENDIX IX LATER IN THIS PROSPECTUS FOR MORE INFORMATION.)

The Guaranteed minimum income benefit was available at issue if the annuitant was age 20 through 75 at the time the contract was issued. If you elected the Guaranteed minimum income benefit at purchase, you pay an additional charge that is described under "Guaranteed minimum income benefit charge" in "Charges and expenses" later in this Prospectus. Once you purchase the Guaranteed minimum income benefit, you may not voluntarily terminate this benefit.

If you purchased the contract as an Inherited IRA or if you elected a GPB option or Principal Protector(SM), the Guaranteed minimum income benefit is not available. Depending on when you purchased your contract, the Guaranteed minimum income benefit may have been available with Principal assurance. See Appendix IX later in this Prospectus for more information.

If you purchased the contract to fund a charitable remainder trust, you must take certain distribution amounts. You should consider split-funding so that those distributions do not adversely impact your guaranteed minimum income benefit. See "Owner and annuitant requirements" earlier in this section. If the annuitant was older than age 60 at the time an IRA, QP or Rollover TSA contract was issued, the Guaranteed minimum income benefit may not be an appropriate feature because the minimum distributions required by tax law generally must begin before the Guaranteed minimum income benefit can be exercised. If the owner and annuitant are different in an NQ contract, there may be circumstances where the benefit may not be exercisable after an owner's death.

Depending on when you purchased your contract, if you elected the Guaranteed minimum income benefit option and change ownership of the contract, this benefit will automatically terminate, except under certain circumstances. See "Transfers of ownership, collateral assignments, loans and borrowing" in "More information," later in this Prospectus for more information. Please see Appendix IX later in this Prospectus.

The Guaranteed minimum income benefit guarantees you a minimum amount of fixed income under your choice of a life annuity fixed payout option or a life with a period certain payout option. Depending on when you purchased your contract, your options may be different. See Appendix IX later in this Prospectus for more information. You choose which of these payout options you want and whether you want the option to be paid on a single or joint life basis at the time you exercise your Guaranteed minimum income benefit. The maximum period certain available under the life with a period certain payout option is 10 years. This period may be shorter, depending on the annuitant's age, as follows:

--------------------------------------------------------------------------------
                                 LEVEL PAYMENTS
--------------------------------------------------------------------------------
                                                  PERIOD CERTAIN YEARS
    ANNUITANT'S                             ------------------------------------
  AGE AT EXERCISE                                 IRAS              NQ
--------------------------------------------------------------------------------
   75 and younger                                  10               10
         76                                         9               10
         77                                         8               10
         78                                         7               10
         79                                         7               10
         80                                         7               10
         81                                         7                9
         82                                         7                8
         83                                         7                7
         84                                         6                6
         85                                         5                5
--------------------------------------------------------------------------------

We may also make other forms of payout options available. For a description of payout options, see "Your annuity payout options" in "Accessing your money" later in this Prospectus.

--------------------------------------------------------------------------------
The Guaranteed minimum income benefit should be regarded as a safety net only. It provides income protection if you elect an income payout while the annuitant is alive.
--------------------------------------------------------------------------------

When you exercise the Guaranteed minimum income benefit, the annual lifetime income that you will receive will be the greater of (i) your Guaranteed minimum income benefit which is calculated by applying your Guaranteed minimum income benefit base, less any applicable withdrawal charge remaining, to guaranteed annuity purchase factors, or (ii) the income provided by applying your account value to our then current annuity purchase factors. For Rollover TSA only, we will subtract from the Guaranteed minimum income benefit base or account value any outstanding loan, including interest accrued but not paid. You may also elect to receive monthly or quarterly payments as an alternative. If you elect monthly or quarterly payments, the aggregate payments you receive in a contract year will be less than what you would have received if you had elected an annual payment, as monthly and quarterly payments reflect the time value of money with regard to both interest and mortality. The benefit base is applied only to the guaranteed annuity purchase factors under the Guaranteed minimum income benefit in your contract and not to any other guaranteed or current annuity purchase rates. The amount of income you actually receive will be determined when we receive your request to exercise the benefit.

When you elect to receive annual lifetime income, your contract (including its death benefit and any account or cash values) will terminate and you will receive a new contract for the annuity payout option. For a discussion of when your payments will begin and end, see "Exercise of Guaranteed minimum income benefit" below.


36  Contract features and benefits


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The Guaranteed minimum income benefit provides a form of insurance and is based on conservative actuarial factors. The guaranteed annuity purchase factors we use to determine your payout annuity benefit under the Guaranteed minimum income benefit are more conservative than the guaranteed annuity purchase factors we use for our standard payout annuity options. This means that, assuming the same amount is applied to purchase the benefit and that we use guaranteed annuity purchase factors to compute the benefit, each periodic payment under the Guaranteed minimum income benefit payout annuity will be smaller than each periodic payment under our standard payout annuity options. Therefore, even if your account value is less than your benefit base, you may generate more income by applying your account value to current annuity purchase factors. We will make this comparison for you when the need arises.

GUARANTEED MINIMUM INCOME BENEFIT "NO LAPSE GUARANTEE". Subject to availability, in general, if your account value falls to zero (except as discussed below, if your account value falls to zero due to a withdrawal that causes your total contract year withdrawals to exceed 6% of the Roll-Up benefit base as of the beginning of the contract year), the Guaranteed minimum income benefit will be exercised automatically, based on the annuitant's current age and benefit base, as follows:

o You will be issued a supplementary contract based on a single life with a maximum 10 year period certain. Payments will be made annually starting one year from the date the account value fell to zero. Upon exercise, your contract (including its death benefit and any account or cash values) will terminate.

o You will have 30 days from when we notify you to change the payout option and/or the payment frequency.

Please note that we will not automatically exercise the Guaranteed minimum income benefit, as described above, if you have a TSA contract and withdrawal restrictions apply.

The no lapse guarantee will terminate under the following circumstances:

o If your account value falls to zero due to a withdrawal that causes your total contract year withdrawals to exceed 6% of the Roll-Up benefit base (as of the beginning of the contract year);

o If your aggregate withdrawals during any contract year exceed 6% of the Roll-Up benefit base (as of the beginning of the contract year);

o On the contract date anniversary following the annuitant's 85th birthday.

For information about whether the Guaranteed minimum income benefit no lapse guarantee is available under your contract, please see Appendix IX later in this Prospectus. The availability of the Guaranteed minimum income benefit no lapse guarantee is dependent on when, and in what state, you purchased your contract. Please see Appendices VIII and IX, later in this Prospectus.


ILLUSTRATIONS OF GUARANTEED MINIMUM INCOME BENEFIT. Assuming the 6% Roll-Up to age 85 benefit base, the table below illustrates the Guaranteed minimum income benefit amounts per $100,000 of initial contribution, for a male annuitant age 60 (at issue) on the contract date anniversaries indicated, who has elected the life annuity fixed payout option, using the guaranteed annuity purchase factors as of the date of this Prospectus, assuming no additional contributions, withdrawals, or loans under Rollover TSA contracts, and assuming there were no allocations to the EQ/Intermediate Government Bond Index, EQ/Money Market, the guaranteed interest option, the fixed maturity options (including the Special 10 year fixed maturity option, if available) or the loan reserve account under Rollover TSA contracts.


--------------------------------------------------------------------------------
                                                           GUARANTEED MINIMUM
      CONTRACT DATE                                     INCOME BENEFIT -- ANNUAL
 ANNIVERSARY AT EXERCISE                                INCOME PAYABLE FOR LIFE
--------------------------------------------------------------------------------
            10                                                 $11,891
            15                                                 $18,597
--------------------------------------------------------------------------------

EXERCISE OF GUARANTEED MINIMUM INCOME BENEFIT. On each contract date anniversary that you are eligible to exercise the Guaranteed minimum income benefit, we will send you an eligibility notice illustrating how much income could be provided as of the contract date anniversary. You must notify us within 30 days following the contract date anniversary if you want to exercise the Guaranteed minimum income benefit. You must return your contract to us, along with all required information within 30 days following your contract date anniversary, in order to exercise this benefit. You will begin receiving annual payments one year after the annuity payout contract is issued. If you choose monthly or quarterly payments, you will receive your payment one month or one quarter after the annuity payout contract is issued. You may choose to take a withdrawal prior to exercising the Guaranteed minimum income benefit, which will reduce your payments. You may not partially exercise this benefit. See "Accessing your money" under "Withdrawing your account value" later in this Prospectus. Payments end with the last payment before the annuitant's (or joint annuitant's, if applicable) death or, if later, the end of the period certain (where the payout option chosen includes a period certain).

EXERCISE RULES. You will be eligible to exercise the Guaranteed minimum income benefit during your life and the annuitant's life, as follows:

o If the annuitant was at least age 20 and not older than age 44 when the contract was issued, you are eligible to exercise the Guaranteed minimum income benefit within 30 days following each contract date anniversary beginning with the 15th contract date anniversary.

o If the annuitant was at least age 45 and not older than age 49 when the contract was issued, you are eligible to exercise the Guaranteed minimum income benefit within 30 days following each contract date anniversary after the annuitant is age 60.

o If the annuitant was at least age 50 and no older than age 75 when the contract was issued, you are eligible to exercise the Guaranteed minimum income benefit within 30 days following each contract date anniversary beginning with the 10th contract date anniversary.

Please note:

(i) the latest date you may exercise the Guaranteed minimum income benefit is within 30 days following the contract date anniversary following the annuitant's 85th birthday;


                                              Contract features and benefits  37


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(ii)  if the annuitant was age 75 when the contract was issued or the Roll-Up benefit base was reset, if applicable, the only time you may exercise the Guaranteed minimum income benefit is within 30 days following the contract date anniversary following the annuitant's attainment of age 85.

(iii) for Accumulator(R) QP contracts, the Plan participant can exercise the Guaranteed minimum income benefit only if he or she elects to take a distribution from the Plan and, in connection with this distribution, the Plan's trustee changes the ownership of the contract to the participant. This effects a rollover of the Accumulator(R) QP contract into an Accumulator(R) Rollover IRA. This process must be completed within the 30-day time frame following the contract date anniversary in order for the Plan participant to be eligible to exercise. However, if the Guaranteed minimum income benefit is automatically exercised as a result of the no lapse guarantee (if available), a rollover into an IRA will not be effected and payments will be made directly to the trustee;

(iv) for Accumulator(R) Rollover TSA contracts, you may exercise the Guaranteed minimum income benefit only if you effect a rollover of the TSA contract to an Accumulator(R) Rollover IRA. This may only occur when you are eligible for a distribution from the TSA. This process must be completed within the 30-day timeframe following the contract date anniversary in order for you to be eligible to exercise;

(v) if you reset the Roll-Up benefit base (if available and as described earlier in this section), your new exercise date will be the tenth contract date anniversary following the reset or, if later, the earliest date you would have been permitted to exercise without regard to the reset. Please note that in almost all cases, resetting your Roll-Up benefit base will lengthen the waiting period;

(vi) a successor owner/annuitant may only continue the Guaranteed minimum income benefit if the contract is not past the last date on which the original annuitant could have exercised the benefit. In addition, the successor owner/annuitant must be eligible to continue the benefit and to exercise the benefit under the applicable exercise rule (described in the above bullets) using the following additional rules. The successor owner/annuitant's age on the date of the annuitant's death replaces the annuitant's age at issue for purposes of determining the availability of the benefit and which of the exercise rules applies. The original contract issue date will continue to apply for purposes of the exercise rules. If Spousal Protection is available under your contract and is elected, and the spouse who is the annuitant dies, the above rules apply if the contract is continued by the surviving spouse as the successor owner/annuitant; and

(vii) if you are the owner but not the annuitant and you die prior to exercise, then the following applies:

o A successor owner who is not the annuitant may not be able to exercise the Guaranteed minimum income benefit without causing a tax problem. You should consider naming the annuitant as successor owner, or if you do not name a successor owner, as the sole primary beneficiary. You should carefully review your successor owner and/or beneficiary designations at least one year prior to the first contract date anniversary on which you could exercise the benefit.

o If the successor owner is the annuitant, the Guaranteed minimum income benefit continues only if the benefit could be exercised under the rules described above on a contract date anniversary that is within one year following the owner's death. This would be the only opportunity for the successor owner to exercise. If the Guaranteed minimum income benefit cannot be exercised within this timeframe, the benefit will terminate and the charge for it will no longer apply as of the date we receive proof of your death and any required information.

o If you designate your surviving spouse as successor owner, the Guaranteed minimum income benefit continues and your surviving spouse may exercise the benefit according to the rules described above, even if your spouse is not the annuitant and even if the benefit is exercised more than one year after your death. If your surviving spouse dies prior to exercise, the rule described in the previous bullet applies.

o A successor owner or beneficiary that is a trust or other non-natural person may not exercise the benefit; in this case, the benefit will terminate and the charge for it will no longer apply as of the date we receive proof of your death and any required information.

See "When an NQ contract owner dies before the annuitant" under "Payment of death benefit" later in this Prospectus for more information.

Please see both "Insufficient account value" in "Determining your contract value" and "How withdrawals (and transfers out of the Special 10 year fixed maturity option) affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Guaranteed principal benefit option 2" in "Accessing your money" and the section entitled "Charges and expenses" later in this Prospectus for more information on these guaranteed benefits.


GUARANTEED MINIMUM DEATH BENEFIT

Your contract provides a standard death benefit. If you did not elect one of the enhanced death benefits described below, the death benefit is equal to your account value (without adjustment for any otherwise applicable negative market value adjustment) as of the date we receive satisfactory proof of death, any required instructions for the method of payment, information and forms necessary to effect payment, OR the standard death benefit, whichever provides the higher amount. The standard death benefit is equal to your total contributions, adjusted for withdrawals (and any associated withdrawal charges), and any taxes that apply. The standard death benefit was the only death benefit available for annuitants who were ages 76 through 85 at issue. The applicable issue ages may be different for certain contract owners, depending on when you purchased your contract. Please see Appendix IX later in this Prospectus for more information. Once your contract has been issued, you may not change or voluntarily terminate your death benefit.


38  Contract features and benefits


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If you elected one of the enhanced death benefits, the death benefit is equal to your account value (without adjustment for any otherwise applicable negative market value adjustment) as of the date we receive satisfactory proof of the annuitant's death, any required instructions for the method of payment, information and forms necessary to effect payment, OR your elected enhanced death benefit on the date of the annuitant's death, adjusted for subsequent withdrawals (and associated withdrawal charges) and taxes that apply, whichever provides the higher amount. If you elected the Spousal protection option, if available, the Guaranteed minimum death benefit is based on the age of the older spouse, who may or may not be the annuitant, for the life of the contract. See "Spousal protection" in "Payment of death benefit" later in this Prospectus for more information.

If you elected one of the enhanced death benefit options described below and change ownership of the contract, generally the benefit will automatically terminate, except under certain circumstances. If this occurs, any enhanced death benefit elected will be replaced with the standard death benefit. See "Transfers of ownership, collateral assignments, loans and borrowing" in "More information" later in this Prospectus for more information.

Any of the enhanced death benefits or the standard death benefit can be elected by themselves or with the Guaranteed minimum income benefit.


OPTIONAL ENHANCED DEATH BENEFITS APPLICABLE FOR ANNUITANTS AGES 0 THROUGH 75 AT ISSUE OF NQ CONTRACTS; 20 THROUGH 75 AT ISSUE OF ROLLOVER IRA, ROTH CONVERSION IRA, FLEXIBLE PREMIUM ROTH IRA, AND ROLLOVER TSA CONTRACTS; 20 THROUGH 70 AT ISSUE OF FLEXIBLE PREMIUM IRA CONTRACTS; 0 THROUGH 70 AT ISSUE FOR INHERITED IRA CONTRACTS; AND 20 THROUGH 75 AT ISSUE OF QP CONTRACTS. DEPENDING ON WHEN YOU PURCHASED YOUR CONTRACT, YOUR AVAILABLE ISSUE AGES MAY HAVE BEEN OLDER AT THE TIME YOU PURCHASED YOUR CONTRACT.

Subject to state and contract availability (please see Appendix VIII for state availability of these benefits and Appendix IX for contract variations later in this Prospectus), the following enhanced death benefits were available:

O ANNUAL RATCHET TO AGE 85.

O 6% ROLL-UP TO AGE 85.

O THE GREATER OF 5% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85.

O THE GREATER OF 6% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85.

Each enhanced death benefit is equal to its corresponding benefit base described earlier in "Guaranteed minimum death benefit and Guaranteed minimum income benefit base." Once you have made your enhanced death benefit election, you may not change it.

If you elected Principal Protector(SM), only the standard death benefit and the Annual Ratchet to Age 85 enhanced death benefit were available.

Please see both "Insufficient account value" in "Determining your contract value" and "How withdrawals (and transfers out of the Special 10 year fixed maturity option) affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Guaranteed principal benefit option 2" in "Accessing your money" and the section entitled "Charges and expenses" later in this Prospectus for more information on these guaranteed benefits.

If you are using the contract to fund a charitable remainder trust, you must take certain distribution amounts. You should consider split-funding so that those distributions do not adversely impact your enhanced death benefit. See "Owner and annuitant requirements" earlier in this section.

See Appendix IV later in this Prospectus for an example of how we calculate an enhanced death benefit.


PROTECTION PLUS(SM)

The following section provides information about the Protection Plus(SM) option, which was only available at the time you purchased your contract. If Protection Plus(SM) was not elected when your contract was first issued, neither the owner nor the successor owner/annuitant can add it subsequently. Protection Plus(SM) is an additional death benefit as described below. See "Tax information" later in this Prospectus for the potential tax consequences of having purchased the Protection Plus(SM) feature in an NQ, IRA or Rollover TSA contract. If you purchased the Protection Plus(SM) feature, you may not voluntarily terminate this feature. If you elected Principal Protector(SM), the Protection Plus(SM) feature is not available.

Depending on when you purchased your contract, if you elected the Protection Plus(SM) option described below and change ownership of the contract, generally this benefit will automatically terminate, except under certain circumstances. See "Transfers of ownership, collateral assignments, loans and borrowing" in "More information," later in this Prospectus for more information.

If the annuitant was 70 or younger when we issued your contract (or if the successor owner/annuitant is 70 or younger when he or she becomes the successor owner/annuitant and Protection Plus(SM) had been elected at issue), the death benefit will be:

the greater of:

o the account value or

o any applicable death benefit

Increased by:

o such death benefit less total net contributions, multiplied by 40%.

For purposes of calculating your Protection Plus(SM) benefit, the following applies: (i) "Net contributions" are the total contributions made (or if applicable, the total amount that would otherwise have been paid as a death benefit had the successor owner/annuitant election not been made plus any subsequent contributions) adjusted for each withdrawal that exceeds your Protection Plus(SM) earnings. "Net contributions" are reduced by the amount of that excess. Protection Plus(SM) earnings are equal to (a) minus (b) where (a) is the greater of the account value and the death benefit immediately prior to the withdrawal and (b) is the net contributions as adjusted by any prior withdrawals; and (ii) "Death benefit" is equal to the greater of the account value as of the date we receive satisfactory proof of death or any applicable Guaranteed minimum death benefit as of the date of


                                              Contract features and benefits  39


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death. If you are an existing contract owner, your net contributions may be reduced on a pro rata basis to reflect withdrawals (including withdrawal charges and any TSA loans). For information about what applies to your contract, see Appendix IX later in this Prospectus.

If the annuitant was age 71 through 75 (this age may be higher for certain contract owners, depending on when you purchased your contract) when we issued your contract (or if the successor owner/ annuitant is between the ages of 71 and 75 when he or she becomes the successor owner/annuitant under a contract where Protection Plus(SM) had been elected at issue), the death benefit will be:

the greater of:

o the account value or

o any applicable death benefit

Increased by:

o such death benefit (as described above) less total net contributions, multiplied by 25%

The value of the Protection Plus(SM) death benefit is frozen on the first contract date anniversary after the annuitant turns age 80, except that the benefit will be reduced for withdrawals on a pro rata basis. Reduction on a pro rata basis means that we calculate the percentage of the current account value that is being withdrawn and we reduce the benefit by that percentage. For example, if the account value is $30,000 and you withdraw $12,000, you have withdrawn 40% of your account value. If the benefit is $40,000 before the withdrawal, it would be reduced by $16,000 ($40,000 X .40) and the benefit after the withdrawal would be $24,000 ($40,000 - $16,000).

For an example of how the Protection Plus(SM) death benefit is calculated, please see Appendix VII.

If you elected Spousal protection, the Protection Plus(SM) benefit is based on the age of the older spouse, who may or may not be the annuitant. Upon the death of the non-annuitant spouse, the account value will be increased by the value of the Protection Plus(SM) benefit as of the date we receive due proof of death. Upon the death of the annuitant, the value of the Protection Plus(SM) benefit is either added to the death benefit payment or to the account value if Successor owner/annuitant is elected. If the surviving spouse elects to continue the contract, the benefit will be based on the age of the surviving spouse as of the date of the deceased spouse's death for the remainder of the contract. If the surviving spouse is age 76 or older, the benefit will terminate and the charge will no longer be in effect. See "Spousal protection" in "Payment of death benefit" later in this Prospectus for more information.

Ask your financial professional or see Appendix VIII later in this Prospectus to see if this feature was available in your state.


PRINCIPAL PROTECTOR(SM)

The following section provides information about the Principal Protector(SM) option, which was only available at the time you purchased your contract. If Principal Protector(SM) was not elected when your contract was first issued, neither the owner nor the successor owner/annuitant can add it subsequently.

As described below, Principal Protector(SM) provides for recovery of your total contributions through withdrawals, even if your account value falls to zero, provided that during each contract year, your total withdrawals do not exceed your GWB Annual withdrawal amount. Principal Protector(SM) is not an automated withdrawal program. You may request a withdrawal through any of our available withdrawal methods. See "Withdrawing your account value" in "Accessing your money" later in this Prospectus. All withdrawals reduce your account value and the guaranteed minimum death benefit.

Principal Protector(SM) could be elected at contract issue, for an additional charge, if the annuitant was age 0 through 85 for NQ contracts or age 20 through 75 for all IRA contracts. Please see "Principal Protector(SM) charge" in "Charges and expenses" later in this Prospectus for a description of the charge and when it applies. If you elected this benefit, you cannot terminate it.

Depending on when you purchased your contract, this feature may not have been available. See Appendix IX later in this Prospectus for more information.

If you die, and your beneficiary elects the Beneficiary continuation option, if available, your beneficiary may continue Principal Protector(SM) provided that the beneficiary was 75 or younger on the original contract date. If the beneficiary was older, Principal Protector(SM) will terminate without value even if the GWB benefit base is greater than zero. In the case of multiple beneficiaries, any beneficiary older than 75 may not continue Principal Protector(SM) and that beneficiary's portion of the GWB benefit base will terminate without value, even if it was greater than zero. The ability to continue Principal Protector(SM) under the Beneficiary continuation option is subject to state availability. If it was approved in your state, it was added to your contract if you had already elected GWB. See "Beneficiary continuation option" under "Payment of death benefit" later in the Prospectus for more information on continuing Principal Protector(SM) under the Beneficiary continuation option.

If you purchased the contract as a TSA, QP or Inherited IRA, Principal Protector(SM) was not available. This benefit was also not available if you elected the Guaranteed minimum income benefit, the Greater of 6% Roll-Up to age 85 and Annual Ratchet to Age 85 enhanced death benefit, Protection Plus(SM), GPB Option 1 or GPB Option 2 or the special dollar cost averaging program. This benefit may not have been available under your contract. For more information, please see Appendix IX later in this Prospectus.

If you elected the Principal Protector(SM) option and change ownership of the contract, generally this benefit will automatically terminate, except under certain circumstances. See "Transfers of ownership, collateral assignments, loans and borrowing" in "More information," later in this Prospectus for more information.

Withdrawals in excess of your GWB Annual withdrawal amount significantly reduce or eliminate the value of the benefit. See "Effect of GWB Excess withdrawals" below. For traditional IRAs, the Principal Protector(SM) makes provision for you to take lifetime required minimum distributions ("RMDs") without losing the value of the Principal Protector(SM) guarantee, provided you comply with the conditions under "Lifetime required minimum distribution withdrawals" in "Accessing


40  Contract features and benefits


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your money" later in this Prospectus including utilizing our Automatic RMD service. If you do not expect to comply with these conditions, including utilization of our Automatic RMD service, this benefit may have limited usefulness for you. Please consult your tax adviser.


YOUR GWB BENEFIT BASE

At issue, your GWB benefit base is equal to your initial contribution and will increase or decrease, as follows:

o Your GWB benefit base increases by any additional contributions.

o Your GWB benefit base decreases by the dollar amount of withdrawals.

o Your GWB benefit base may be further decreased if a withdrawal is taken in excess of your GWB Annual withdrawal amount.

o Your GWB benefit base may also be increased under the Optional step up provision.

o Your GWB benefit base may also be increased under the one time step up applicable with the Beneficiary continuation option.

Each of these events is described in detail below. Once your GWB benefit base is depleted, you may continue to make withdrawals from your account value, but they are not guaranteed under Principal Protector(SM).


YOUR GWB ANNUAL WITHDRAWAL AMOUNT

Your GWB Annual withdrawal amount is equal to either 5% or 7% ("Applicable percentage"), as applicable, of your initial GWB benefit base, and is the maximum amount that you can withdraw each year without making a GWB Excess withdrawal, as described below. When you purchased your contract, you chose between two available GWB Annual withdrawal options:

O 7% GWB ANNUAL WITHDRAWAL OPTION

O 5% GWB ANNUAL WITHDRAWAL OPTION

The GWB Annual withdrawal amount may decrease as a result of a GWB Excess withdrawal and may increase as a result of an Automatic reset, additional contributions or a "step up" of the GWB benefit base; each of these transactions are discussed below in detail. Once you elect a GWB Annual withdrawal option, it cannot be changed.

Your GWB Annual withdrawal amounts are not cumulative. If you withdraw less than the GWB Annual withdrawal amount in any contract year, you may not add the remainder to your GWB Annual withdrawal amount in any subsequent year.

The withdrawal charge, if applicable, is waived for withdrawals up to the GWB Annual withdrawal amount, but all withdrawals are counted toward your free withdrawal amount. See "Withdrawal charge" in "Charges and expenses" later in this Prospectus.


EFFECT OF GWB EXCESS WITHDRAWALS

A GWB Excess withdrawal is caused when you withdraw more than your GWB Annual withdrawal amount in any contract year. Once a withdrawal causes cumulative withdrawals in a contract year to exceed your GWB Annual withdrawal amount, the entire amount of the withdrawal and each subsequent withdrawal in that contract year are GWB Excess withdrawals.

A GWB Excess withdrawal can cause a significant reduction in both your GWB benefit base and your GWB Annual withdrawal amount. If you make a GWB Excess withdrawal, we will recalculate your GWB benefit base and the GWB Annual withdrawal amount. As of the date of the GWB Excess withdrawal, the GWB benefit base is first reduced by the dollar amount of the withdrawal (including any applicable withdrawal charge), and the reduced GWB benefit base and the GWB Annual withdrawal amount are then further adjusted, as follows:

o If the account value after the deduction of the withdrawal is less than the GWB benefit base, then the GWB benefit base is reset equal to the account value.

o If the account value after the deduction of the withdrawal is greater than or equal to the GWB benefit base, then the GWB benefit base is not adjusted further.

o The GWB Annual withdrawal amount equals the lesser of: (i) the Applicable percentage of the adjusted GWB benefit base and (ii) the GWB Annual withdrawal amount prior to the GWB Excess withdrawal.

Withdrawals in excess of your GWB Annual withdrawal amount significantly reduce or eliminate the value of Principal Protector(SM). If your account value is less than your GWB benefit base (due, for example, to negative market performance), a GWB Excess withdrawal, even one that is only slightly more than your GWB Annual withdrawal amount, can significantly reduce your GWB benefit base and the GWB Annual withdrawal amount.

For example, if you contribute $100,000 at contract issue, your initial GWB benefit base is $100,000. If you elect the 7% GWB Annual withdrawal option, your GWB Annual withdrawal amount is equal to $7,000 (7% of $100,000). Assume in contract year four that your account value is $80,000, you have not made any prior withdrawals, and you request an $8,000 withdrawal. Your $100,000 benefit base is first reduced by $8,000 to now equal $92,000. Your GWB benefit base is then further reduced to equal the new account value: $72,000 ($80,000 minus $8,000). In addition, your GWB Annual withdrawal amount is reduced to $5,040 (7% of $72,000), instead of the original $7,000.

Withdrawal charges, if applicable, are applied to the amount of the withdrawal exceeding the Guaranteed annual withdrawal amount, assuming the Guaranteed annual withdrawal amount is greater than the 10% free withdrawal amount. See "Withdrawal charge" in "Charges and expenses" later in this Prospectus. Using the example above, if the $8,000 withdrawal is a withdrawal of contributions subject to the withdrawal charge, the withdrawal charge would apply to the $3,000 (the amount of the withdrawal charge above the Guaranteed annual withdrawal amount of $5,000). See "Certain withdrawals" in "Charges and expenses" later in this Prospectus.

You should further note that a GWB Excess withdrawal that reduces your account value to zero eliminates any remaining value in your GWB benefit base. See "Insufficient account value" in "Determining your contract value" later in this Prospectus.

In general, if you purchase the contract as a traditional IRA and participate in our Automatic RMD service, and you do not take any other


                                              Contract features and benefits  41


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withdrawals, an automatic withdrawal under that program will not cause a GWB
Excess withdrawal, even if it exceeds your GWB Annual withdrawal amount. For more information, see "Lifetime required minimum distribution withdrawals" in "Accessing your money" later in this Prospectus.

If you die, and your beneficiary continues Principal Protector(SM) under the Beneficiary continuation option, and chooses scheduled payments, such payments will not cause a GWB Excess withdrawal, provided no additional withdrawals are taken. If your beneficiary chooses the "5-year rule" instead of scheduled payments, this waiver does not apply and a GWB Excess withdrawal may occur if withdrawals exceed the GWB Annual withdrawal amounts.


EFFECT OF AUTOMATIC RESET

If you take no withdrawals in the first five contract years, the Applicable percentage to determine your GWB Annual withdrawal amount will be automatically reset at no additional charge. The Applicable percentage under the 7% GWB Annual withdrawal option will be increased to 10%, and the Applicable percentage under the 5% GWB Annual withdrawal option will be increased to 7%. The Applicable percentage is automatically reset on your fifth contract date anniversary, and your GWB Annual withdrawal amount will be recalculated.

If you die before the fifth contract date anniversary, and your beneficiary continues Principal Protector(SM) under the Beneficiary continuation option, if available, the Automatic reset will apply on the fifth contract date anniversary if you have not taken any withdrawals and: (1) your beneficiary chooses scheduled payments and payments have not yet started; or, (2) if your beneficiary chooses the "5-year rule" option and has not taken withdrawals. See "Beneficiary continuation option" in "Payment of death benefit" later in this Prospectus.


EFFECT OF ADDITIONAL CONTRIBUTIONS

Anytime you make an additional contribution, we will recalculate your GWB benefit base and your GWB Annual withdrawal amount. Your GWB benefit base will be increased by the amount of the contribution and your GWB Annual withdrawal amount will be equal to the greater of (i) the Applicable percentage of the new GWB benefit base, or (ii) the GWB Annual withdrawal amount in effect immediately prior to the additional contribution.

If you die, and your beneficiary continues Principal Protector(SM) under the Beneficiary continuation option, no additional contributions will be permitted.


THE OPTIONAL STEP UP PROVISION

Except as stated below, any time after the fifth contract date anniversary, you may request a step up in the GWB benefit base to equal your account value. If your GWB benefit base is higher than the account value as of the date we receive your step up request, no step up will be made. If a step up is made, we may increase the charge for the benefit. For a description of the charge increase, see "Principal Protector(SM) charge" in "Charges and expenses" later in this Prospectus. Once you elect to step up the GWB benefit base, you may not do so again for five complete contract years from the next contract date anniversary. Under both the Spousal protection and the successor owner annuitant features, upon the first death, the surviving spouse must wait five complete contract years from the last step up or from contract issue, whichever is later, to be eligible for a step up.

As of the date of your GWB benefit base step up, your GWB Annual withdrawal amount will be equal to the greater of (i) your GWB Annual withdrawal amount before the step up, and (ii) your GWB Applicable percentage applied to your stepped up GWB benefit base.

It is important to note that a step up in your GWB benefit base may not increase your GWB Annual withdrawal amount. In that situation, the effect of the step up is only to increase your GWB benefit base and support future withdrawals. We will process your step up request even if it does not increase your GWB Annual withdrawal amount, and we will increase the Principal Protector(SM) charge, if applicable. In addition, you will not be eligible to request another step up for five complete contract years. After processing your request, we will send you a confirmation showing the amount of your GWB benefit base and your GWB Annual withdrawal amount.

For example, if you contribute $100,000 at contract issue, your initial GWB benefit base is $100,000. If you elect the 7% GWB Annual withdrawal option, your GWB Annual withdrawal amount is equal to $7,000 (7% of $100,000). Assume you take withdrawals of $7,000 in each of the first five contract years, reducing the GWB benefit base to $65,000. After five contract years, further assume that your account value is $92,000, and you elect to step up the GWB benefit base from $65,000 to $92,000. The GWB Annual withdrawal amount is recalculated to equal the greater of 7% of the new GWB benefit base, which is $6,440 (7% of $92,000), or the current GWB Annual withdrawal amount, $7,000. Therefore, following the step up, even though your GWB benefit base has increased, your GWB Annual withdrawal amount does not increase and remains $7,000.

The Optional step up provision is not available once your beneficiary continues Principal Protector(SM) under the Beneficiary continuation option. However, if you die, and your beneficiary continues Principal Protector(SM) under the Beneficiary continuation option, the GWB benefit base will be stepped up to equal the account value, if higher, as of the transaction date that we receive the Beneficiary continuation option election. As of the date of the GWB benefit base step up, your beneficiary's GWB Annual withdrawal amount will be equal to the greater of (i) your GWB Annual withdrawal amount before the step up, and
(ii) your GWB Applicable percentage applied to the stepped up GWB benefit base. This is a one-time step up at no additional charge.


OTHER IMPORTANT CONSIDERATIONS

o Principal Protector(SM) protects your principal only through withdrawals. Your account value may be less than your total contributions.

o You can take withdrawals under your contract without purchasing Principal Protector(SM). In other words, you do not need this benefit to make withdrawals.

o Amounts withdrawn in excess of your GWB Annual withdrawal amount may be subject to a withdrawal charge, if applicable, as


42  Contract features and benefits


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  described in "Charges and expenses" later in the Prospectus. In addition, all withdrawals count toward your free withdrawal amount for that contract year.

o Withdrawals made under Principal Protector(SM) will be treated, for tax purposes, in the same way as other withdrawals under your contract.

o All withdrawals are subject to all of the terms and conditions of the contract. Principal Protector(SM) does not change the effect of withdrawals on your account value or guaranteed minimum death benefit; both are reduced by withdrawals whether or not you elect Principal Protector(SM). See "How withdrawals are taken from your account value" and "How withdrawals (and transfers out of the Special 10 year fixed maturity option) affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Guaranteed principal benefit option 2" in "Accessing your money" later in this Prospectus.

o If you withdraw less than the GWB Annual withdrawal amount in any contract year, you may not add the remainder to your GWB Annual withdrawal amount in any subsequent year.

o GWB Excess withdrawals can significantly reduce or completely eliminate the value of this benefit. See "Effect of GWB Excess withdrawals" above in this section and "Withdrawing your account value" in "Accessing your money" later in this Prospectus.

o If you surrender your contract to receive its cash value, all benefits under the contract will terminate, including Principal Protector(SM) if your cash value is greater than your GWB Annual withdrawal amount. Therefore, when surrendering your contract, you should seriously consider the impact on Principal Protector(SM) when you have a GWB benefit base that is greater than zero.

o If you die and your beneficiary elects the Beneficiary continuation option, then your beneficiary should consult with a tax adviser before choosing to use the "5-year rule." The "5-year rule" is described in "Payment of death benefit" under "Beneficiary continuation option" later in this Prospectus. The GWB benefit base may be adversely affected if the beneficiary makes any withdrawals that cause a GWB Excess withdrawal. Also, when the contract terminates at the end of 5 years, any remaining GWB benefit base would be lost.



INHERITED IRA BENEFICIARY CONTINUATION CONTRACT


The contract was available to an individual beneficiary of a traditional IRA or a Roth IRA where the deceased owner held the individual retirement account or annuity (or Roth individual retirement account or annuity) with an insurance company or financial institution other than AXA Equitable. The purpose of the inherited IRA beneficiary continuation contract is to permit the beneficiary to change the funding vehicle that the deceased owner selected ("original IRA") while taking the required minimum distribution payments that must be made to the beneficiary after the deceased owner's death. See the discussion of required minimum distributions under "Tax information." The contract is intended only for beneficiaries who want to take payments at least annually over their life expectancy. These payments generally must begin (or must have begun) no later than December 31 of the calendar year following the year the deceased owner died. The contract is not suitable for beneficiaries electing the "5-year rule." See "Beneficiary continuation option for IRA and Roth IRA contracts" under "Beneficiary continuation option" in "Payment of death benefit" later in this Prospectus. You should discuss with your tax adviser your own personal situation. The contract may not have been available in all states. Please speak with your financial professional for further information.

Depending on when you purchased your contract, the contract may not have been available. See Appendix IX later in this Prospectus for more information.

The inherited IRA beneficiary continuation contract could only have been purchased by a direct transfer of the beneficiary's interest under the deceased owner's original IRA. The owner of the inherited IRA beneficiary continuation contract is the individual who is the beneficiary of the original IRA. (Certain trusts with only individual beneficiaries are treated as individuals for this purpose). The contract must also contain the name of the deceased owner. In this discussion, "you" refers to the owner of the inherited IRA beneficiary continuation contract.

The inherited IRA beneficiary continuation contract could have been purchased whether or not the deceased owner had begun taking required minimum distribution payments during his or her life from the original IRA or whether you had already begun taking required minimum distribution payments of your interest as a beneficiary from the deceased owner's original IRA. You should discuss with your own tax adviser when payments must begin or must be made.

Under the inherited IRA beneficiary continuation contract:

o You must receive payments at least annually (but may have elected to receive payments monthly or quarterly). Payments are generally made over your life expectancy determined in the calendar year after the deceased owner's death and determined on a term certain basis.

o You must receive payments from the contract even if you are receiving payments from another IRA of the deceased owner in an amount that would otherwise satisfy the amount required to be distributed from the contract.


o The beneficiary of the original IRA is the annuitant under the inherited IRA beneficiary continuation contract. In the case where the beneficiary is a "see-through trust," the oldest beneficiary of the trust is the annuitant.


o An inherited IRA beneficiary continuation contract was not available for annuitants over age 70.

o The initial contribution had to be a direct transfer from the deceased owner's original IRA and was subject to minimum contribution amounts. See "How you can contribute to your contract" earlier in this section.

o Subsequent contributions of at least $1,000 are permitted but must be direct transfers of your interest as a beneficiary from another IRA with a financial institution other than AXA Equitable, where the deceased owner is the same as under the original IRA contract.


                                              Contract features and benefits  43


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o You may make transfers among the investment options.

o You may choose at any time to withdraw all or a portion of the account value. Any partial withdrawal must be at least $300. Withdrawal charges will apply as described in "Charges and expenses" later in this Prospectus.

o The Guaranteed minimum income benefit, successor owner/ annuitant feature, special dollar cost averaging program, automatic investment program, GPB Options 1 and 2, Principal Protector(SM) and systematic withdrawals are not available under the Inherited IRA beneficiary continuation contract.

o If you die, we will pay to a beneficiary that you choose the greater of the annuity account value or the applicable death benefit.

o Upon your death, your beneficiary has the option to continue taking required minimum distributions based on your remaining life expectancy or to receive any remaining interest in the contract in a single sum. The option elected will be processed when we receive satisfactory proof of death, any required instructions for the method of payment and any required information and forms necessary to effect payment. If your beneficiary elects to continue to take distributions, we will increase the account value to equal the applicable death benefit if such death benefit is greater than such account value as of the date we receive satisfactory proof of death and any required instructions, information and forms. Thereafter, withdrawal charges will no longer apply. If you had elected any enhanced death benefits, they will no longer be in effect and charges for such benefits will stop. The Guaranteed minimum death benefit will also no longer be in effect.


YOUR RIGHT TO CANCEL WITHIN A CERTAIN NUMBER
OF DAYS

This is provided for informational purposes only. Since the contracts are no longer available to new purchasers, this cancellation provision is no longer applicable.

If for any reason you are not satisfied with your contract, you may return it to us for a refund. To exercise this cancellation right you must mail the contract, with a signed letter of instruction electing this right, to our processing office within 10 days after you receive it. If state law requires, this "free look" period may be longer. Other state variations may apply. Please contact your financial professional to find out what applies in your state.

Generally, your refund will equal your account value (less loan reserve account under Rollover TSA contracts) under the contract on the day we receive notification of your decision to cancel the contract and will reflect (i) any investment gain or loss in the variable investment options (less the daily charges we deduct), (ii) any guaranteed interest in the guaranteed interest option, (iii) any positive or negative market value adjustments in the fixed maturity options, and (iv) any interest in the account for special dollar cost averaging, through the date we receive your contract. Some states require that we refund the full amount of your contribution (not reflecting (i), (ii), (iii) or (iv) above). For any IRA contract returned to us within seven days after you receive it, we are required to refund the full amount of your contribution.

We may require that you wait six months before you may apply for a contract with us again if:

o you cancel your contract during the free look period; or

o you change your mind before you receive your contract, whether we have received your contribution or not.

Please see "Tax information" later in this Prospectus for possible consequences of cancelling your contract.

In addition to the cancellation right described above, if you fully convert an existing traditional IRA contract to a Roth Conversion IRA or Flexible Premium Roth IRA contract, you may cancel your Roth Conversion IRA or Flexible Premium Roth IRA contract and return to a Rollover IRA or Flexible Premium IRA contract, whichever applies. Our processing office, or your financial professional, can provide you with the cancellation instructions.


44  Contract features and benefits


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2. Determining your contract's value


--------------------------------------------------------------------------------

YOUR ACCOUNT VALUE AND CASH VALUE

Your "account value" is the total of the values you have in: (i) the variable investment options; (ii) the guaranteed interest option; (iii) market adjusted amounts in the fixed maturity options; (iv) the account for special dollar cost averaging; and (v) the loan reserve account (applies for Rollover TSA contracts only).

Your contract also has a "cash value." At any time before annuity payments begin, your contract's cash value is equal to the account value, less: (i) the total amount or a pro rata portion of the annual administrative charge, as well as optional benefit charges*; (ii) any applicable withdrawal charges; and (iii) the amount of any outstanding loan plus accrued interest (applicable to Rollover TSA contracts only). Please see "Surrendering your contract to receive its cash value" in "Accessing your money" later in this Prospectus.

                       ----------------------------------

* Depending on when you purchased your contract, your account value will be reduced by a pro rata portion of the administrative charge only. See Appendix IX later in this Prospectus for more information.


YOUR CONTRACT'S VALUE IN THE VARIABLE INVESTMENT OPTIONS

Each variable investment option invests in shares of a corresponding Portfolio. Your value in each variable investment option is measured by "units." The value of your units will increase or decrease as though you had invested it in the corresponding Portfolio's shares directly. Your value, however, will be reduced by the amount of the fees and charges that we deduct under the contract.

The unit value for each variable investment option depends on the investment performance of that option less daily charges for:

(i)   mortality and expense risks;

(ii)  administrative expenses; and

(iii) distribution charges.

On any day, your value in any variable investment option equals the number of units credited to that option, adjusted for any units purchased for or deducted from your contract under that option, multiplied by that day's value for one unit. The number of your contract units in any variable investment option does not change unless they are:

(i)   increased to reflect additional contributions;

(ii)  decreased to reflect a withdrawal (plus applicable withdrawal charges);

(iii) increased to reflect a transfer into, or decreased to reflect a transfer out of, a variable investment option; or

(iv) increased or decreased to reflect a transfer of your loan amount from or to the loan reserve account under a Rollover TSA contract.

In addition, if applicable, when we deduct the enhanced death benefit, Guaranteed minimum income benefit, GPB Option 2, Principal Protector(SM) and/or Protection Plus(SM) benefit charges, the number of units credited to your contract will be reduced. Your units are also reduced when we deduct the annual administrative charge. A description of how unit values are calculated is found in the SAI.


YOUR CONTRACT'S VALUE IN THE GUARANTEED
INTEREST OPTION

Your value in the guaranteed interest option at any time will equal: your contributions and transfers to that option, plus interest, minus withdrawals out of the option, and charges we deduct.


YOUR CONTRACT'S VALUE IN THE FIXED MATURITY OPTIONS

Your value in each fixed maturity option at any time before the maturity date is the market adjusted amount in each option, which reflects withdrawals out of the option and charges we deduct. This is equivalent to your fixed maturity amount increased or decreased by the market value adjustment. Your value, therefore, may be higher or lower than your contributions (less withdrawals) accumulated at the rate to maturity. At the maturity date, your value in the fixed maturity option will equal its maturity value, provided there have been no withdrawals or transfers.


YOUR CONTRACT'S VALUE IN THE ACCOUNT FOR SPECIAL DOLLAR COST AVERAGING

Your value in the account for special dollar cost averaging at any time will equal your contribution allocated to that option, plus interest, less the sum of all amounts that have been transferred to the variable investment options you have selected.


INSUFFICIENT ACCOUNT VALUE

Your contract will terminate without value if your account value is insufficient to pay any applicable charges when due. Your account value could become insufficient due to withdrawals and/or poor market performance. Upon such termination, you will lose all your rights under your contract and any applicable guaranteed benefits, except as discussed below.

See Appendix VIII later in this Prospectus for any state variations with regard to the termination of your contract.

GUARANTEED MINIMUM INCOME BENEFIT NO LAPSE GUARANTEE (not available under all contracts). In certain circumstances, even if your account value falls to zero, your Guaranteed minimum income benefit will still have value. Please see "Contract features and benefits" earlier in this Prospectus for information on this feature.


PRINCIPAL PROTECTOR(SM) (NOT AVAILABLE UNDER ALL CONTRACTS). If you elected Principal Protector(SM) and your account value falls to zero due to


                                           Determining your contract's value  45


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a GWB Excess withdrawal, we will terminate your contract and you will receive no payment or supplementary annuity contract, as discussed below, even if your GWB benefit base is greater than zero. If, however, your account value falls to zero, either due to a withdrawal or surrender that is not a GWB Excess withdrawal or due to a deduction of charges, please note the following:

o If your GWB benefit base equals zero, we will terminate your contract and make no payment.

o If your GWB benefit base is greater than zero but less than or equal to the balance of your GWB Annual withdrawal amount, if any, for that contract year, we will terminate your contract and pay you any remaining GWB benefit base.

o If your GWB benefit base is greater than the balance of your remaining GWB Annual withdrawal amount, if any, for that contract year, we will pay you your GWB Annual withdrawal amount balance and terminate your contract, and we will pay you your remaining GWB benefit base as an annuity benefit, as described below.

o If the Beneficiary continuation option is elected (not available in all states), and the account value falls to zero while there is a remaining GWB benefit base, we will make payments to the beneficiary as follows:

    o If the beneficiary had elected scheduled payments we will continue to make scheduled payments over remaining life expectancy until the GWB benefit base is zero, and the Principal Protector(SM) charge will no longer apply.

    o If the beneficiary had elected the "5-year rule" and the GWB benefit base is greater than the remaining GWB Annual withdrawal amount, if any, for that contract year, we will pay the beneficiary the GWB Annual withdrawal amount balance. We will continue to pay the beneficiary the remaining GWB Annual withdrawal amount each year until the GWB benefit base equals zero, or the contract terminates at the end of the fifth contract year, whichever comes first. Any remaining GWB benefit base at the end of the fifth contract year will terminate without value.

ANNUITY BENEFIT. If the contract terminates and the remaining GWB benefit base is to be paid in installments, we will issue you an annuity benefit contract and make annual payments equal to your GWB Annual withdrawal amount on your contract date anniversary beginning on the next contract date anniversary, until the cumulative amount of such payments equals the remaining GWB benefit base (as of the date the contract terminates). The last installment payment may be smaller than the previous installment payments in order for the total of such payments to equal the remaining GWB benefit base.

The annuity benefit supplemental contract will carry over the same owner, annuitant and beneficiary as under your contract. If you die before receiving all of your payments, we will make any remaining payments to your beneficiary. The charge for Principal Protector(SM) will no longer apply.

If at the time of your death the GWB Annual withdrawal amount was being paid to you as an annuity benefit, your beneficiary may not elect the Beneficiary continuation option.


46  Determining your contract's value


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3. Transferring your money among investment options


--------------------------------------------------------------------------------

TRANSFERRING YOUR ACCOUNT VALUE

At any time before the date annuity payments are to begin, you can transfer some or all of your account value among the investment options, subject to the following:

o You may not transfer any amount to the account for special dollar cost averaging.

o You may not transfer to a fixed maturity option that has a rate to maturity of 3% or less.

o If the annuitant is age 76-80, you must limit your transfers to fixed maturity options with maturities of seven years or less. If the annuitant is age 81 or older, you must limit your transfers to fixed maturity options of five years or less. We will not accept allocations to a fixed maturity option if on the date the contribution or transfer is to be applied, the rate to maturity is 3%. Also, the maturity dates may be no later than the date annuity payments are to begin.

o If you make transfers out of a fixed maturity option other than at its maturity date, the transfer may cause a market value adjustment and affect your GPB.

o No transfers are permitted into the Special 10 year fixed maturity option.

New York has additional transfer restrictions. Please see Appendix VIII later in this Prospectus.

In addition, we reserve the right to restrict transfers among variable investment options, including limitations on the number, frequency, or dollar amount of transfers. Our current transfer restrictions are set forth in the "Disruptive transfer activity" section below.

The maximum amount that may be transferred from the guaranteed interest option to any investment option (including amounts transferred pursuant to the fixed-dollar option, the interest sweep option and dollar cost averaging programs described under "Allocating your contributions" in "Contract features and benefits" earlier in this Prospectus) in any contract year is the greatest of:

(a) 25% of the amount you have in the guaranteed interest option on the last day of the prior contract year; or

(b) the total of all amounts transferred at your request from the guaranteed interest option to any of the Investment options in the prior contract year; or

(c) 25% of amounts transferred or allocated to the guaranteed interest option during the current contract year.

From time to time, we may remove the restrictions regarding transferring amounts out of the guaranteed interest option. If we do so, we will tell you. We will also tell you at least 45 days in advance of the day that we intend to reimpose the transfer restrictions. When we reimpose the transfer restrictions, if any dollar cost averaging transfer out of the guaranteed interest option causes a violation of the 25% outbound restriction, that dollar cost averaging program will be terminated for the current contract year. A new dollar cost averaging program can be started in the next or subsequent contract years.

You may request a transfer in writing, by telephone using TOPS or through Online Account Access. You must send in all written transfer requests directly to our processing office. Transfer requests should specify:

(1)  the contract number,

(2) the dollar amounts or percentages of your current account value to be transferred, and

(3)  the investment options to and from which you are transferring.

We will confirm all transfers in writing.

Please see "Allocating your contributions" in "Contract features and benefits" for more information about your role in managing your allocations.


DISRUPTIVE TRANSFER ACTIVITY

You should note that the contract is not designed for professional "market timing" organizations, or other organizations or individuals engaging in a market timing strategy. The contract is not designed to accommodate programmed transfers, frequent transfers or transfers that are large in relation to the total assets of the underlying portfolio.

Frequent transfers, including market timing and other program trading or short-term trading strategies, may be disruptive to the underlying portfolios in which the variable investment options invest. Disruptive transfer activity may adversely affect performance and the interests of long-term investors by requiring a portfolio to maintain larger amounts of cash or to liquidate portfolio holdings at a disadvantageous time or price. For example, when market timing occurs, a portfolio may have to sell its holdings to have the cash necessary to redeem the market timer's investment. This can happen when it is not advantageous to sell any securities, so the portfolio's performance may be hurt. When large dollar amounts are involved, market timing can also make it difficult to use long-term investment strategies because a portfolio cannot predict how much cash it will have to invest. In addition, disruptive transfers or purchases and redemptions of portfolio investments may impede efficient portfolio management and impose increased transaction costs, such as brokerage costs, by requiring the portfolio manager to effect more frequent purchases and sales of portfolio securities. Similarly, a portfolio may bear increased administrative costs as a result of the asset level and investment volatility that accompanies patterns of excessive or short-term trading. Portfolios that invest a significant portion of their assets in foreign securities or the securities of small- and mid-capitalization companies tend to be subject to the risks associated with market timing and short-term trading strategies to a greater extent than portfolios that do not. Securities trading in overseas markets present time zone arbitrage opportunities when events affecting portfolio securities values occur after the close of the overseas market but prior to the close of


                            Transferring your money among investment options  47


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the U.S. markets. Securities of small- and mid-capitalization companies present arbitrage opportunities because the market for such securities may be less liquid than the market for securities of larger companies, which could result in pricing inefficiencies. Please see the prospectuses for the underlying portfolios for more information on how portfolio shares are priced.

We currently use the procedures described below to discourage disruptive transfer activity. You should understand, however, that these procedures are subject to the following limitations: (1) they primarily rely on the policies and procedures implemented by the underlying portfolios; (2) they do not eliminate the possibility that disruptive transfer activity, including market timing, will occur or that portfolio performance will be affected by such activity; and (3) the design of market timing procedures involves inherently subjective judgments, which we seek to make in a fair and reasonable manner consistent with the interests of all contract owners.

We offer investment options with underlying portfolios that are part of AXA Premier VIP Trust and EQ Advisors Trust (together, the "trusts"). The trusts have adopted policies and procedures regarding disruptive transfer activity. They discourage frequent purchases and redemptions of portfolio shares and will not make special arrangements to accommodate such transactions. They aggregate inflows and outflows for each portfolio on a daily basis. On any day when a portfolio's net inflows or outflows exceed an established monitoring threshold, the trust obtains from us contract owner trading activity. The trusts currently consider transfers into and out of (or vice versa) the same variable investment option within a five business day period as potentially disruptive transfer activity. Each trust reserves the right to reject a transfer that it believes, in its sole discretion, is disruptive (or potentially disruptive) to the management of one of its portfolios. Please see the prospectuses for the trusts for more information.

When a contract is identified in connection with potentially disruptive transfer activity for the first time, a letter is sent to the contract owner explaining that there is a policy against disruptive transfer activity and that if such activity continues certain transfer privileges may be eliminated. If and when the contract owner is identified a second time as engaged in potentially disruptive transfer activity under the contract, we currently prohibit the use of voice, fax and automated transaction services. We currently apply such action for the remaining life of each affected contract. We or a trust may change the definition of potentially disruptive transfer activity, the monitoring procedures and thresholds, any notification procedures, and the procedures to restrict this activity. Any new or revised policies and procedures will apply to all contract owners uniformly. We do not permit exceptions to our policies restricting disruptive transfer activity.

It is possible that a trust may impose a redemption fee designed to discourage frequent or disruptive trading by contract owners. As of the date of this Prospectus, the trusts had not implemented such a fee. If a redemption fee is implemented by a trust, that fee, like any other trust fee, will be borne by the contract owner.

Contract owners should note that it is not always possible for us and the underlying trusts to identify and prevent disruptive transfer activity. In addition, because we do not monitor for all frequent trading at the separate account level, contract owners may engage in frequent trading which may not be detected, for example, due to low net inflows or outflows on the particular day(s). Therefore, no assurance can be given that we or the trusts will successfully impose restrictions on all potentially disruptive transfers. Because there is no guarantee that disruptive trading will be stopped, some contract owners may be treated differently than others, resulting in the risk that some contract owners may be able to engage in frequent transfer activity while others will bear the effect of that frequent transfer activity. The potential effects of frequent transfer activity are discussed above.

REBALANCING YOUR ACCOUNT VALUE

We offer rebalancing, which you can use to automatically reallocate your account value among your investment options. We currently offer two options:
"Option I" and "Option II." Option I allows you to rebalance your account value among the variable investment options. Option II allows you to rebalance among the variable investment options and the guaranteed interest option. Under both options, rebalancing is not available for amounts you have allocated to the fixed maturity options.

To enroll in one of our rebalancing programs, you must notify us in writing or through Online Account Access and tell us:

     (a) the percentage you want invested in each investment option (whole percentages only), and

     (b) how often you want the rebalancing to occur (quarterly, semiannually, or annually on a contract year basis)

Rebalancing will occur on the same day of the month as the contract date. If a contract is established after the 28th, rebalancing will occur on the first business day of the month following the contract issue date.

You may elect or terminate the rebalancing program at any time. You may also change your allocations under the program at any time. Once enrolled in the rebalancing program, it will remain in effect until you instruct us in writing to terminate the program. Requesting an investment option transfer while enrolled in our rebalancing program will not automatically change your allocation instructions for rebalancing your account value. This means that upon the next scheduled rebalancing, we will transfer amounts among your investment options pursuant to the allocation instructions previously on file for your program. Changes to your allocation instructions for the rebalancing program (or termination of your enrollment in the program) must be in writing and sent to our Processing Office. Termination requests can be made online through Online Account Access. See "How to reach us" in "Who is AXA Equitable?" earlier in this Prospectus. There is no charge for the rebalancing feature.

--------------------------------------------------------------------------------
Rebalancing does not assure a profit or protect against loss. You should periodically review your allocation percentages as your needs change. You may want to discuss the rebalancing program with your financial professional before electing the program.
--------------------------------------------------------------------------------

While your rebalancing program is in effect, we will transfer amounts among the investment options so that the percentage of your account value that you specify is invested in each option at the end of each rebalancing date.


48  Transferring your money among investment options


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If you select Option II, you will be subject to our rules regarding transfers from the guaranteed interest option to the variable investment options. These rules are described in "Transferring your account value" earlier in this section. Under Option II, a transfer out of the guaranteed interest option to initiate the rebalancing program will not be permitted if such transfer would violate these rules. If this occurs, the rebalancing program will not go into effect.

For New York contracts, please see Appendix VIII for differences in your state.


You may not elect Option II if you are participating in any dollar cost averaging program. You may not elect Option I if you are participating in general dollar cost averaging.


                            Transferring your money among investment options  49


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4. Accessing your money


--------------------------------------------------------------------------------

WITHDRAWING YOUR ACCOUNT VALUE

You have several ways to withdraw your account value before annuity payments begin. The table below shows the methods available under each type of contract. More information follows the table. If you withdraw more than 90% of your contract's current cash value, we will treat it as a request to surrender your contract for its cash value. See "Surrendering your contract to receive its cash value" below. For the potential tax consequences of withdrawals, see "Tax information" later in this Prospectus.

Please see "Insufficient account value" in "Determining your contract value" earlier in this Prospectus and "How withdrawals (and transfers out of the Special 10 year fixed maturity option) affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Guaranteed principal benefit option 2," below for more information on how withdrawals affect your guaranteed benefits and could potentially cause your contract to terminate.



--------------------------------------------------------------------------------
                                   METHOD OF WITHDRAWAL
                   -------------------------------------------------------------
                                                 PRE-AGE        LIFETIME
                                                 59-1/2         REQUIRED
                                             SUBSTANTIALLY       MINIMUM
 CONTRACT            PARTIAL    SYSTEMATIC       EQUAL        DISTRIBUTION
--------------------------------------------------------------------------------
NQ                    Yes          Yes             No             No
Rollover IRA          Yes          Yes            Yes            Yes
Flexible
 Premium IRA          Yes          Yes            Yes            Yes
Roth Conversion
 IRA                  Yes          Yes            Yes             No
Flexible Premium
 Roth IRA             Yes          Yes            Yes             No
Inherited IRA          No           No             No            ***
QP*                   Yes           No             No            Yes
Rollover TSA**        Yes          Yes             No            Yes
--------------------------------------------------------------------------------

  * All payments are made to the trust, as the owner of the contract. See "Appendix II: Purchase considerations for QP contracts" later in this Prospectus.


 ** Employer or plan approval is required for all transactions. Your ability to take withdrawals or loans from, or surrender your TSA contract may be limited. See Appendix X --"Tax Sheltered Annuity contracts (TSAs)" later in this Prospectus.


*** The contract pays out post-death required minimum distributions. See "Inherited IRA beneficiary continuation contract" in "Contract features and benefits" earlier in this Prospectus.


PARTIAL WITHDRAWALS
(All contracts)

You may take partial withdrawals from your account value at any time. (Rollover TSA contracts may have restrictions and employer or plan approval is required.) The minimum amount you may withdraw is $300.

Partial withdrawals will be subject to a withdrawal charge if they exceed the 10% free withdrawal amount (see "10% free withdrawal amount" in "Charges and expenses" later in this Prospectus). If you already own your contract, the applicable free withdrawal percentage may be higher. See Appendix IX later in this Prospectus for the free withdrawal amount that applies to your contract. Under Rollover TSA contracts, if a loan is outstanding, you may only take partial withdrawals as long as the cash value remaining after any withdrawal equals at least 10% of the outstanding loan plus accrued interest.


SYSTEMATIC WITHDRAWALS
(All contracts except Inherited IRA and QP contracts)

You may take systematic withdrawals of a particular dollar amount or a particular percentage of your account value. (Rollover TSA contracts may have restrictions and employer or plan approval is required.)

You may take systematic withdrawals on a monthly, quarterly or annual basis as long as the withdrawals do not exceed the following percentages of your account value: 0.8% monthly, 2.4% quarterly and 10% annually. The minimum amount you may take in each systematic withdrawal is $250. If the amount withdrawn would be less than $250 on the date a withdrawal is to be taken, we will not make a payment and we will terminate your systematic withdrawal election. If you already own your contract, the applicable percentages may be higher. See Appendix IX later in this Prospectus for information on what applies to your contract.

If the withdrawal charges on your contract have expired, you may elect a systematic withdrawal option in excess of percentages described in the preceding paragraph, up to 100% of your account value. However, if you elect a systematic withdrawal option in excess of these limits, and make a subsequent contribution to your contract, the systematic withdrawal option will be terminated. You may then elect a new systematic withdrawal option within the limits described in the preceding paragraph.

We will make the withdrawals on any day of the month that you select as long as it is not later than the 28th day of the month. If you do not select a date, we will make the withdrawals on the same calendar day of the month as the contract date. You must wait at least 28 days after your contract is issued before your systematic withdrawals can begin.

You may elect to take systematic withdrawals at any time. If you own an IRA contract, you may elect this withdrawal method only if you are between ages 59-1/2 and 70-1/2.

You may change the payment frequency, or the amount or percentage of your systematic withdrawals, once each contract year. However, you may not change the amount or percentage in any contract year in which you have already taken a partial withdrawal. You can cancel the systematic withdrawal option at any time.

Systematic withdrawals are not subject to a withdrawal charge, except to the extent that, when added to a partial withdrawal previously taken in the same contract year, the systematic withdrawal exceeds the 10% free withdrawal amount. This option is not available if you have elected a Guaranteed principal benefit. This restriction may not apply


50  Accessing your money


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to certain contract owners, depending on when you purchased your contract. See
Appendix IX later in this Prospectus for more information.


SUBSTANTIALLY EQUAL WITHDRAWALS
(Rollover IRA, Roth Conversion IRA, Flexible Premium IRA and Flexible Premium Roth IRA contracts)

We offer our "substantially equal withdrawals option" to allow you to receive distributions from your account value without triggering the 10% additional federal income tax penalty, which normally applies to distributions made before age 59-1/2. See "Tax information" later in this Prospectus. We use one of the IRS-approved methods for doing this; this is not the exclusive method of meeting this exception. After consultation with your tax adviser, you may decide to use another method which would require you to compute amounts yourself and request partial withdrawals. In such a case, a withdrawal charge may apply. Once you begin to take substantially equal withdrawals, you should not (i) stop them; (ii) change the pattern of your withdrawals for example, by taking an additional partial withdrawal; or (iii) contribute any more to the contract until after the later of age 59-1/2 or five full years after the first withdrawal. If you alter the pattern of withdrawals, you may be liable for the 10% federal tax penalty that would have otherwise been due on prior withdrawals made under this option and for any interest on the delayed payment of the penalty.

In accordance with IRS guidance, an individual who has elected to receive substantially equal withdrawals may make a one-time change, without penalty, from one of the IRS-approved methods of calculating fixed payments to another IRS-approved method (similar to the required minimum distribution rules) of calculating payments which vary each year.

You may elect to take substantially equal withdrawals at any time before age 59-1/2. We will make the withdrawal on any day of the month that you select as long as it is not later than the 28th day of the month. We will calculate the amount of your substantially equal withdrawals using the IRS-approved method we offer. The payments will be made monthly, quarterly or annually as you select. These payments will continue until (i) we receive written notice from you to cancel this option; (ii) you take an additional partial withdrawal; or (iii) you contribute any more to the contract. You may elect to start receiving substantially equal withdrawals again, but the payments may not restart in the same calendar year in which you took a partial withdrawal or added amounts to the contract. We will calculate the new withdrawal amount.

Substantially equal withdrawals that we calculate for you are not subject to a withdrawal charge, except to the extent that, when added to a partial withdrawal previously taken in the same contract year, the substantially equal withdrawal exceeds the free withdrawal amount (see "10% free withdrawal amount" in "Charges and expenses" later in this Prospectus).

Depending on when you purchased your contract, this option may not be available if you have elected a guaranteed principal benefit. This restriction may not apply to all contract owners. See Appendix IX later in this Prospectus for more information.


LIFETIME REQUIRED MINIMUM DISTRIBUTION WITHDRAWALS
(Rollover IRA, Flexible Premium IRA, QP and Rollover TSA contracts only -- See "Tax information" and Appendix X later in this Prospectus)

We offer our "automatic required minimum distribution (RMD) service" to help you meet lifetime required minimum distributions under federal income tax rules. This is not the exclusive way for you to meet these rules. After consultation with your tax adviser, you may decide to compute required minimum distributions yourself and request partial withdrawals. In such a case, a withdrawal charge may apply. Before electing this account based withdrawal option, you should consider whether annuitization might be better in your situation. If you have elected certain additional benefits, such as the Guaranteed minimum death benefit or Guaranteed minimum income benefit, amounts withdrawn from the contract to meet RMDs will reduce the benefit base and may limit the utility of the benefit. Also, the actuarial present value of additional contract benefits must be added to the account value in calculating required minimum distribution withdrawals from annuity contracts funding qualified plans, TSAs and IRAs, which could increase the amount required to be withdrawn. Please refer to "Tax information" and Appendix X later in this Prospectus.

You may elect this service in the year in which you reach age 70-1/2 or in any later year. The minimum amount we will pay out is $250. Currently, minimum distribution withdrawal payments will be made annually. See "Required minimum distributions" in "Tax information" and Appendix X later in this Prospectus for your specific type of retirement arrangement.


--------------------------------------------------------------------------------
For Rollover IRA, Flexible Premium IRA, and Rollover TSA contracts, we will send a form outlining the distribution options available in the year you reach age 70-1/2 (if you have not begun your annuity payments before that time).
--------------------------------------------------------------------------------

We do not impose a withdrawal charge on minimum distribution withdrawals if you are enrolled in our automatic RMD service except if, when added to a partial withdrawal previously taken in the same contract year, the minimum distribution withdrawal exceeds the 10% free withdrawal amount.

Under Rollover TSA contracts, you may not elect our automatic RMD service if a loan is outstanding.

FOR CONTRACTS WITH PRINCIPAL PROTECTOR(SM). If you elected Principal Protector(SM), provided no other withdrawals are taken during a contract year in which you participate in our Automatic RMD service, an automatic withdrawal using our service will not cause a GWB Excess withdrawal, even if it exceeds your GWB Annual withdrawal amount. If you take any other withdrawal while you participate in the service, however, this GWB Excess withdrawal exception terminates permanently. In order to take advantage of this exception, you must elect and maintain participation in our Automatic RMD service at your required beginning date, or the contract date, if your required beginning date has occurred before the contract was purchased. See "Principal Protector(SM)" in "Contract features and benefits" earlier in this Prospectus for further information.

HOW WITHDRAWALS ARE TAKEN FROM YOUR ACCOUNT VALUE

Unless you specify otherwise, we will subtract your withdrawals on a pro rata basis from your value in the variable investment options and


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the guaranteed interest option. If there is insufficient value or no value in the variable investment options and guaranteed interest option, any additional amount of the withdrawal required or the total amount of the withdrawal will be withdrawn from the fixed maturity options (other than the Special 10 year fixed maturity option, if applicable) in the order of the earliest maturity date(s) first. If the fixed maturity option amounts are insufficient, we will deduct all or a portion of the withdrawal from the account for special dollar cost averaging. If such amounts are still insufficient, we will deduct any remaining portion from the Special 10 year fixed maturity option. A market value adjustment will apply to withdrawals from the fixed maturity options (including the Special 10 year fixed maturity option).


You may choose to have your systematic withdrawals or your substantially equal withdrawals taken from specific variable investment options and/or the guaranteed interest option. If you choose specific variable investment options and/or the guaranteed interest option, and the value in those selected option(s) drops below the requested withdrawal amount, the requested amount will be taken on a pro rata basis from all investment options on the business day after the withdrawal was scheduled to occur. All subsequent scheduled withdrawals will be processed on a pro rata basis on the business day you initially elected.



HOW WITHDRAWALS (AND TRANSFERS OUT OF THE SPECIAL 10 YEAR FIXED MATURITY OPTION) AFFECT YOUR GUARANTEED MINIMUM INCOME BENEFIT, GUARANTEED MINIMUM DEATH BENEFIT AND GUARANTEED PRINCIPAL BENEFIT OPTION 2

In general, withdrawals will reduce your guaranteed benefits on a pro rata basis. Reduction on a pro rata basis means that we calculate the percentage of your current account value that is being withdrawn and we reduce your current benefit by the same percentage. For example, if your account value is $30,000 and you withdraw $12,000, you have withdrawn 40% of your account value. If your benefit was $40,000 before the withdrawal, it would be reduced by $16,000 ($40,000 X .40) and your new benefit after the withdrawal would be $24,000 ($40,000 - $16,000).

Transfers out of the Special 10 year fixed maturity option will reduce the GPB Option 2 amount on a pro rata basis. In addition, if you make a contract withdrawal from the Special 10 year fixed maturity option, we will reduce your GPB Option 2 in a similar manner; however, the reduction will reflect both a transfer out of the Special 10 year fixed maturity option and a withdrawal from the contract. Therefore, the reduction in GPB Option 2 is greater when you take a contract withdrawal from the Special 10 year fixed maturity option than it would be if you took the withdrawal from another investment option.

Similar to the example above, if your account value is $30,000 and you withdraw $12,000 from the Special 10 year fixed maturity option, you have withdrawn 40% of your account value. If your GPB Option 2 benefit was $40,000 before the withdrawal, the reduction to reflect the transfer out of the Special 10 year fixed maturity option would equal $16,000 ($40,000 x .40). The amount used to calculate the reduction to reflect the withdrawal from the contract is $24,000 ($40,000 - $16,000). The reduction to reflect the withdrawal would equal $9,600 ($24,000 x .40), and your new benefit after the withdrawal would be $14,400 ($24,000 - $9,600).

For purposes of calculating the adjustment to your guaranteed benefits, the amount of the withdrawal will include the amount of any applicable withdrawal charge. Using the example above, the $12,000 withdrawal would include the withdrawal amount paid to you and the amount of any applicable withdrawal charge deducted from your account value. For more information on the calculation of the charge, see "Withdrawal charge" later in the Prospectus.

With respect to the Guaranteed minimum income benefit and the Greater of 6% (or 5%) Roll-Up to age 85 or the Annual Ratchet to age 85 enhanced death benefit, withdrawals (including any applicable withdrawal charges) will reduce each of the benefits' 6% (or 5%) Roll-Up to age 85 benefit base on a dollar-for-dollar basis, as long as the sum of withdrawals in a contract year is 6% (or 5%) or less of the 6% (or 5%) Roll-Up benefit base on the most recent contract date anniversary. Additional contributions made during a contract year do not affect the amount of withdrawals that can be taken on a dollar-for-dollar basis in that contract year. Once a withdrawal is taken that causes the sum of withdrawals in a contract year to exceed 6% (or 5%) of the benefit base on the most recent anniversary, that entire withdrawal and any subsequent withdrawals in that same contract year will reduce the benefit base pro rata. Reduction on a dollar-for-dollar basis means that your 6% (or 5%) Roll-Up to age 85 benefit base will be reduced by the dollar amount of the withdrawal for each Guaranteed benefit. The Annual Ratchet to age 85 benefit base will always be reduced on a pro rata basis.

The effect of withdrawals on your Guaranteed minimum income benefit and Guaranteed minimum death benefit (including the Greater of 6% Roll-Up to age 85 or the Annual Ratchet to age 85 enhanced death benefit) may be different. See Appendix IX later in this Prospectus for information on what applies to your contract.


HOW WITHDRAWALS AFFECT PRINCIPAL PROTECTOR(SM)

If you elected Principal Protector(SM), any withdrawal reduces your GWB benefit base by the amount of the withdrawal. In addition, a GWB Excess withdrawal can significantly reduce your GWB Annual withdrawal amount and further reduce your GWB benefit base. For more information, see "Effect of GWB Excess withdrawals" and "Other important considerations" under "Principal Protector(SM)" in "Contract features and benefits" earlier in this Prospectus.


WITHDRAWALS TREATED AS SURRENDERS

If you withdraw more than 90% of a contract's current cash value, we will treat it as a request to surrender the contract for its cash value. Also, under certain contracts, we have the right to pay the cash value and terminate the contract if no contributions are made during the last three completed contract years, and the account value is less than $500, or if you make a withdrawal that would result in a cash value of less than $500. If you are an existing contract owner, the rules in the preceding sentence may not apply under your contract or if the Guaranteed minimum income benefit no lapse guarantee is available and in effect on your contract. See Appendix IX later in this Prospectus for


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information. See also "Surrendering your contract to receive its cash value"
below. For the tax consequences of withdrawals, see "Tax information" later in this Prospectus.

SPECIAL RULES FOR PRINCIPAL PROTECTOR(SM). If you elected Principal Protector(SM), all withdrawal methods described above can be used. We will not treat a withdrawal request that results in a withdrawal in excess of 90% of the contract's cash value as a request to surrender the contract unless it is a GWB Excess withdrawal. In addition, we will not terminate your contract if either your account value or cash value falls below $500, unless it is due to a GWB Excess withdrawal. In other words, if you take a GWB Excess withdrawal that equals more than 90% of your cash value or reduces your cash value to less than $500, we will treat your request as a surrender of your contract even if your GWB benefit base is greater than zero. Please also see "Insufficient account value" in "Determining your contract value" earlier in this Prospectus. Please also see "Principal Protector(SM)" in "Contract features and benefits," earlier in this Prospectus, for more information on how withdrawals affect your guaranteed benefits and could potentially cause your contract to terminate.


LOANS UNDER ROLLOVER TSA CONTRACTS

Loans under a Rollover TSA contract are not permitted without employer or plan approval. We will not permit you to take a loan or have a loan outstanding while you are enrolled in our "automatic required minimum distribution (RMD) service."

Loans are subject to federal income tax limits and are also subject to the limits of the plan. The loan rules under ERISA may apply to plans not sponsored by a governmental employer. Federal income tax rules apply to all plans, even if the plan is not subject to ERISA.

A loan will not be treated as a taxable distribution unless:

o It exceeds limits of federal income tax rules;

o Interest and principal are not paid when due; or

o In some instances, service with the employer terminates.

Taking a loan in excess of the Internal Revenue Code limits may result in adverse tax consequences.

Before we make a loan, you must properly complete and sign a loan request form. Loan processing may not be completed until we receive all information and approvals required to process the loan at our processing office.

We will permit you to have only one loan outstanding at a time. The minimum loan amount is $1,000. The maximum amount is $50,000 or, if less, 50% of your account value, subject to any limits under the federal income tax rules. The term of a loan is five years. However, if you use the loan to acquire your primary residence, the term is 10 years. The term may not extend beyond the earliest of:

(1)  the date annuity payments begin,

(2)  the date the contract terminates, and

(3) the date a death benefit is paid (the outstanding loan including any accrued and unpaid loan interest, will be deducted from the death benefit amount).


A loan request under your Rollover TSA contract will be processed on the first business day of the month following the date on which the properly completed loan request form is received. Interest will accrue daily on your outstanding loan at a rate we set. The loan interest rate will be equal to the Moody's Corporate Bond Yield Averages for Baa bonds for the calendar month ending two months before the first day of the calendar quarter in which the rate is determined. Please see Appendix VIII later in this Prospectus for any state rules that may affect loans from a TSA contract. Also, see "Tax information" later in this Prospectus for general rules applicable to loans as well as Appendix X for a discussion of TSA contracts.


Tax consequences for failure to repay a loan when due are substantial, and may result in severe restrictions on your ability to borrow amounts under any plans of your employer in the future.

LOAN RESERVE ACCOUNT. On the date your loan is processed, we will transfer the amount of your loan to the loan reserve account. Unless you specify otherwise, we will subtract your loan on a pro rata basis from your value in the variable investment options and the guaranteed interest option. If those amounts are insufficient, any additional amount of the loan will be subtracted from the fixed maturity options (other than the Special 10 year fixed maturity option) in the order of the earliest maturity date(s) first. If fixed maturity option amounts are insufficient, we will deduct all or a portion of the loan from the account for special dollar cost averaging. If such amounts are still insufficient, we will deduct any remaining portion from the Special 10 year fixed maturity option. A market value adjustment will apply to withdrawals from the fixed maturity options (including the Special 10 year fixed maturity option). If amounts are withdrawn from the Special 10 year fixed maturity option, the guaranteed benefit will be adversely affected. See "Guaranteed principal benefit option 2" in "Contract features and benefits" earlier in this Prospectus.

For the period of time your loan is outstanding, the loan reserve account rate we will credit will equal the loan interest rate minus a maximum rate of 2%. When you make a loan repayment, unless you specify otherwise, we will transfer the dollar amount of the loan repaid and the amount of interest earned from the loan reserve account to the investment options according to the allocation percentages we have on our records.


SURRENDERING YOUR CONTRACT TO RECEIVE ITS CASH VALUE

You may surrender your contract to receive its cash value at any time while the annuitant is living and before you begin to receive annuity payments. (Rollover TSA contracts may have restrictions and employer or plan approval is required.) For a surrender to be effective, we must receive your written request and your contract at our processing office. We will determine your cash value on the date we receive the required information.

All benefits under the contract will terminate as of the date we receive the required information, including Principal Protector(SM) (if applicable) if your cash value is greater than your GWB Annual withdrawal amount. If you have a GWB benefit base greater than zero, you should consider the impact of a contract surrender on the Principal Protector(SM) benefit. If your surrender request does not constitute a GWB Excess


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withdrawal, you may be eligible for additional benefits. If, however, your surrender request constitutes a GWB Excess withdrawal, you will lose those benefits. Also, if the Guaranteed minimum income benefit no lapse guarantee is in effect under your contract, the Guaranteed minimum income benefit will terminate without value if your cash value plus any other withdrawals taken in the contract year exceed 6% of the Roll-Up benefit base (as of the beginning of the contract year). For more information, please see "Annuity benefit" under "Insufficient account value" in "Determining your contract value" and "Principal Protector(SM)" in "Contract features and benefits" earlier in this Prospectus.

You may receive your cash value in a single sum payment or apply it to one or more of the annuity payout options. See "Your annuity payout options" below. For the tax consequences of surrenders, see "Tax information" later in this Prospectus.


WHEN TO EXPECT PAYMENTS

Generally, we will fulfill requests for payments out of the variable investment options within seven calendar days after the date of the transaction to which the request relates. These transactions may include applying proceeds to a variable annuity, payment of a death benefit, payment of any amount you withdraw (less any withdrawal charge) and, upon surrender, payment of the cash value. We may postpone such payments or applying proceeds for any period during which:

(1)  the New York Stock Exchange is closed or restricts trading,

(2) the SEC determines that an emergency exists as a result of which sales of securities or determination of the fair value of a variable investment option's assets is not reasonably practicable, or

(3) the SEC, by order, permits us to defer payment to protect people remaining in the variable investment options.

We can defer payment of any portion of your value in the guaranteed interest option, fixed maturity options and the account for special dollar cost averaging (other than for death benefits) for up to six months while you are living. We also may defer payments for a reasonable amount of time (not to exceed 10 days) while we are waiting for a contribution check to clear.

All payments are made by check and are mailed to you (or the payee named in a tax-free exchange) by U.S. mail, unless you request that we use an express delivery service at your expense.


YOUR ANNUITY PAYOUT OPTIONS

Deferred annuity contracts such as Accumulator(R) provide for conversion to payout status at or before the contract's "maturity date." This is called annuitization. When your contract is annuitized, your Accumulator(R) contract and all its benefits will terminate and you will receive a supplemental annuity payout contract ("payout option") that provides periodic payments for life or for a specified period of time. In general, the periodic payment amount is determined by the account value or cash value of your Accumulator(R) contract at the time of annuitization and the annuity purchase factor to which that value is applied, as described below. Alternatively, if you have a Guaranteed minimum income benefit, you may exercise your benefit in accordance with its terms. We have the right to require you to provide any information we deem necessary to provide an annuity payout option. If an annuity payout is later found to be based on incorrect information, it will be adjusted on the basis of the correct information.

Your Accumulator(R) contract guarantees that upon annuitization, your annuity account value will be applied to a guaranteed annuity purchase factor for a life annuity payout option. We reserve the right, with advance notice to you, to change your annuity purchase factor any time after your fifth contract date anniversary and at not less than five year intervals after the first change. (Please see your contract and SAI for more information.) In addition, you may apply your account value or cash value, whichever is applicable, to any other annuity payout option that we may offer at the time of annuitization. We currently offer you several choices of annuity payout options. Some enable you to receive fixed annuity payments, which can be either level or increasing, and others enable you to receive variable annuity payments. Please see Appendix VIII later in this Prospectus for variations that may apply in your state.


You can choose from among the annuity payout options listed below. Restrictions may apply, depending on the type of contract you own or the annuitant's age when the contract was issued. Other than life annuity with period certain, we reserve the right to add, remove or change any of these annuity payout options at any time. In addition, if you are exercising your Guaranteed minimum income benefit, your choice of payout options are those that are available under the Guaranteed minimum income benefit (see "Guaranteed minimum income benefit option" in "Contract features and benefits" earlier in this Prospectus). If you elect Principal Protector(SM) and choose to annuitize your contract before the maturity date, Principal Protector(SM) will terminate without value even if your GWB benefit base is greater than zero. Payments you receive under the annuity payout option you select may be less than you would have received under Principal Protector(SM). See "Principal Protector(SM)" in "Contract features and benefits" earlier in this Prospectus for further information.




--------------------------------------------------------------------------------
Fixed annuity payout options          Life annuity
                                      Life annuity with period certain
                                      Life annuity with refund certain
                                      Period certain annuity
--------------------------------------------------------------------------------
Variable Immediate Annuity            Life annuity
   payout options                     Life annuity with period certain
--------------------------------------------------------------------------------
Income Manager(R) payout options      Life annuity with period certain
   (available for annuitants age 83   Period certain annuity
   or less at contract issue)
--------------------------------------------------------------------------------

o Life annuity: An annuity that guarantees payments for the rest of the annuitant's life. Payments end with the last monthly payment before the annuitant's death. Because there is no continuation of benefits following the annuitant's death with this payout option, it provides the highest monthly payment of any of the life annuity options, so long as the annuitant is living.

o Life annuity with period certain: An annuity that guarantees payments for the rest of the annuitant's life. If the annuitant dies before the end of a selected period of time ("period certain"), payments continue to the beneficiary for the balance of the period certain. The


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  period certain cannot extend beyond the annuitant's life expectancy. A life annuity with a period certain is the form of annuity under the contract that you will receive if you do not elect a different payout option. In this case, the period certain will be based on the annuitant's age and will not exceed 10 years.

o Life annuity with refund certain: An annuity that guarantees payments for the rest of the annuitant's life. If the annuitant dies before the amount applied to purchase the annuity option has been recovered, payments to the beneficiary will continue until that amount has been recovered. This payout option is available only as a fixed annuity.

o Period certain annuity: An annuity that guarantees payments for a specific period of time, usually 5, 10, 15, or 20 years. This guaranteed period may not exceed the annuitant's life expectancy. This option does not guarantee payments for the rest of the annuitant's life. It does not permit any repayment of the unpaid principal, so you cannot elect to receive part of the payments as a single sum payment with the rest paid in monthly annuity payments. This payout option is available only as a fixed annuity.

The life annuity, life annuity with period certain, and life annuity with refund certain payout options are available on a single life or joint and survivor life basis. The joint and survivor life annuity guarantees payments for the rest of the annuitant's life, and after the annuitant's death, payments continue to the survivor. We may offer other payout options not outlined here. Your financial professional can provide details.


FIXED ANNUITY PAYOUT OPTIONS

With fixed annuities, we guarantee fixed annuity payments will be based either on the tables of guaranteed annuity purchase factors in your contract or on our then current annuity purchase factors, whichever is more favorable for you.


VARIABLE IMMEDIATE ANNUITY PAYOUT OPTIONS

Variable Immediate Annuities are described in a separate prospectus that is available from your financial professional. Before you select a Variable Immediate Annuity payout option, you should read the prospectus which contains important information that you should know.

Variable Immediate Annuities may be funded through your choice of available variable investment options investing in Portfolios of AXA Premier VIP Trust and EQ Advisors Trust. The contract also offers a fixed income annuity payout option that can be elected in combination with the variable income annuity payout option. The amount of each variable income annuity payment will fluctuate, depending upon the performance of the variable investment options, and whether the actual rate of investment return is higher or lower than an assumed base rate.


INCOME MANAGER(R) PAYOUT OPTIONS

The Income Manager(R) payout annuity contracts differ from the other payout annuity contracts. The other payout annuity contracts may provide higher or lower income levels, but do not have all the features of the Income Manager(R) payout annuity contract. You may request an illustration of the Income Manager(R) payout annuity contract from your financial professional. Income Manager(R) payout options are described in a separate prospectus that is available from your financial professional. Before you select an Income Manager(R) payout option, you should read the prospectus which contains important information that you should know.

Both NQ and IRA Income Manager(R) payout options provide guaranteed level payments. The Income Manager(R) (life annuity with period certain) also provides guaranteed increasing payments (NQ contracts only). You may not elect an Income Manager(R) payout option without life contingencies unless withdrawal charges are no longer in effect under your Accumulator(R).

For QP and Rollover TSA contracts, if you want to elect an Income Manager(R) payout option, we will first roll over amounts in such contract to a Rollover IRA contract with the plan participant as owner. You must be eligible for a distribution under the QP or Rollover TSA contract.

You may choose to apply your account value of your Accumulator(R) contract to an Income Manager(R) payout annuity. In this case, we will consider any amounts applied as a withdrawal from your Accumulator(R) and we will deduct any applicable withdrawal charge. For the tax consequences of withdrawals, see "Tax information" later in this Prospectus.

The Income Manager(R) payout options are not available in all states.

THE AMOUNT APPLIED TO PURCHASE AN ANNUITY PAYOUT OPTION

The amount applied to purchase an annuity payout option varies, depending on the payout option that you choose, and the timing of your purchase as it relates to any withdrawal charges or market value adjustments.

If amounts in a fixed maturity option are used to purchase any annuity payout option, prior to the maturity date, a market value adjustment will apply.

For the fixed annuity payout options and Variable Immediate Annuity payout options, no withdrawal charge is imposed if you select a life annuity, life annuity with period certain or life annuity with refund certain.

The withdrawal charge applicable under your Accumulator(R) contract is imposed if you select a non-life contingent period certain payout annuity. If the period certain is more than 5 years, then the withdrawal charge deducted will not exceed 5% of the account value.

For the Income Manager(R) life contingent payout options, no withdrawal charge is imposed under the Accumulator(R). If the withdrawal charge that otherwise would have been applied to your account value under your Accumulator(R) is greater than 2% of the contributions that remain in your contract at the time you purchase your payout option, the withdrawal charges under the Income Manager(R) will apply. The year in which your account value is applied to the payout option will be "contract year 1."

SELECTING AN ANNUITY PAYOUT OPTION

When you select a payout option, we will issue you a separate written agreement confirming your right to receive annuity payments. We


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require you to return your contract before annuity payments begin. The contract owner and annuitant must meet the issue age and payment requirements.

You can choose the date annuity payments begin. In most states, it may not be earlier than thirteen months from the Accumulator(R) contract date. Please see Appendix VIII later in this Prospectus for information on state variations. Except with respect to the Income Manager(R) annuity payout options, where payments are made on the 15th day of each month, you can change the date your annuity payments are to begin anytime before that date as long as you do not choose a date later than the 28th day of any month. Also, that date may not be later than the annuity maturity date described below.

The amount of the annuity payments will depend on the amount applied to purchase the annuity and the applicable annuity purchase factors, discussed earlier. The amount of each annuity payment will be less with a greater frequency of payments, or with a longer duration of a non-life contingent annuity or a longer certain period of a life contingent annuity. Once elected, the frequency with which you receive payments cannot be changed.

If, at the time you elect a payout option, the amount to be applied is less than $2,000 or the initial payment under the form elected is less than $20 monthly, we reserve the right to pay the account value in a single sum rather than as payments under the payout option chosen.

If you select an annuity payout option and payments have begun, no change can be made other than: (i) transfers (if permitted in the future) among the variable investment options if a Variable Immediate Annuity payout option is selected; and (ii) withdrawals or contract surrender (subject to a market value adjustment) if an Income Manager(R) annuity payout option is chosen.


ANNUITY MATURITY DATE

Your contract has a maturity date by which you must either take a lump sum payment or select an annuity payout option. The maturity date is generally the contract date anniversary that follows the annuitant's 95th birthday. We will send a notice with the contract statement one year prior to the maturity date.

If you elected Principal Protector(SM) and your contract is annuitized at maturity, we will offer an annuity payout option for life that guarantees you will receive payments that are at least equal to what you would have received under Principal Protector until the point at which your GWB Benefit Base is depleted. After your GWB Benefit Base is depleted, you will continue to receive periodic payments while you are living. The amount of each payment will be the same as the payment amount that you would have received if you had applied your account value on the maturity date to purchase a life annuity at the annuity purchase rate guaranteed in your contract; this payment amount may be more or less than your GWB Annual Withdrawal amount.

Please see Appendix VIII later in this Prospectus for variations that may apply in your state.


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5. Charges and expenses


--------------------------------------------------------------------------------

CHARGES THAT AXA EQUITABLE DEDUCTS

We deduct the following charges each day from the net assets of each variable investment option. These charges are reflected in the unit values of each variable investment option:

o A mortality and expense risks charge

o An administrative charge

o A distribution charge

We deduct the following charges from your account value. When we deduct these charges from your variable investment options, we reduce the number of units credited to your contract:

o On each contract date anniversary -- an annual administrative charge, if applicable.

o At the time you make certain withdrawals or surrender your contract -- a withdrawal charge.

o On each contract date anniversary -- a charge for each optional benefit that you have elected: a death benefit (other than the Standard death benefit); the Guaranteed minimum income benefit; Principal Protector(SM); and Protection Plus(SM).

o On the first 10 contract date anniversaries -- a charge for GPB Option 2, if you have elected this optional benefit.

o At the time annuity payments are to begin -- charges designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state. An annuity administrative fee may also apply.

More information about these charges appears below. The fees and charges described are the maximum fees and charges that a contract owner will pay. Please see your contract and/or Appendix IX for the fees and charges that apply under your contract. We will not increase these charges for the life of your contract, except as noted. We may reduce certain charges under group or sponsored arrangements. See "Group or sponsored arrangements" later in this section.

The charges under the contracts are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under the contracts. They are also designed, in the aggregate, to compensate us for the risks of loss we assume pursuant to the contracts. If, as we expect, the charges that we collect from the contracts exceed our total costs in connection with the contracts, we will earn a profit. Otherwise, we will incur a loss.

The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this Prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray, a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk. Nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the contracts.

To help with your retirement planning, we may offer other annuities with different charges, benefits, and features. Please contact your financial professional for more information.


SEPARATE ACCOUNT ANNUAL EXPENSES


MORTALITY AND EXPENSE RISKS CHARGE. We deduct a daily charge from the net assets in each variable investment option to compensate us for mortality and expense risks, including the Standard death benefit. The daily charge is equivalent to an annual rate of 0.75% of the net assets in each variable investment option.

The mortality risk we assume is the risk that annuitants as a group will live for a longer time than our actuarial tables predict. If that happens, we would be paying more in annuity income than we planned. We also assume a risk that the mortality assumptions reflected in our guaranteed annuity payment tables, shown in each contract, will differ from actual mortality experience. Lastly, we assume a mortality risk to the extent that at the time of death, the Guaranteed minimum death benefit exceeds the cash value of the contract. The expense risk we assume is the risk that it will cost us more to issue and administer the contracts than we expect.

ADMINISTRATIVE CHARGE. We deduct a daily charge from the net assets in each variable investment option. The charge, together with the annual administrative charge described below, is to compensate us for administrative expenses under the contracts. The daily charge is equivalent to an annual rate of 0.30% of the net assets in each variable investment option.


DISTRIBUTION CHARGE. We deduct a daily charge from the net assets in each variable investment option to compensate us for a portion of our sales expenses under the contracts. The daily charge is equivalent to an annual rate of 0.20% of the net assets in each variable investment option.


ANNUAL ADMINISTRATIVE CHARGE

We deduct an administrative charge from your account value on each contract date anniversary. We deduct the charge if your account value on the last business day of the contract year is less than $50,000. If your account value on such date is $50,000 or more, we do not deduct the charge. During the first two contract years, the charge is equal to $30 or, if less, 2% of your account value. The charge is $30 for contract years three and later.

We will deduct this charge from your value in the variable investment options and the guaranteed interest option (see Appendix VIII later in this Prospectus to see if deducting this charge from the guaranteed interest option is permitted in your state) on a pro rata basis. If those


                                                        Charges and expenses  57


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amounts are insufficient, we will deduct all or a portion of the charge from the fixed maturity options (other than the Special 10 year fixed maturity option, if applicable,) in the order of the earliest maturity date(s) first. If such fixed maturity option amounts are insufficient, we will deduct all or a portion of the charge from the account for special dollar cost averaging. If such amounts are still insufficient, we will deduct any remaining portion from the Special 10 year fixed maturity option. If the contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year. See Appendix IX later in this Prospectus for more information. A market value adjustment will apply to deductions from the fixed maturity options (including the Special 10 year fixed maturity option).

If your account value is insufficient to pay this charge, your contract will terminate without value and you will lose any applicable guaranteed benefits except as noted under "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus.


WITHDRAWAL CHARGE

A withdrawal charge applies in two circumstances: (1) if you make one or more withdrawals during a contract year that, in total, exceed the 10% free withdrawal amount, described below, or (2) if you surrender your contract to receive its cash value or apply your cash value to a non-life contingent payout option. For more information about the withdrawal charge if you select an annuity payout option, see "Your annuity payout options--The amount applied to purchase an annuity payout option" in "Accessing your money" earlier in the Prospectus.

The withdrawal charge equals a percentage of the contributions withdrawn. The percentage that applies depends on how long each contribution has been invested in the contract. We determine the withdrawal charge separately for each contribution according to the following table:



--------------------------------------------------------------------------------
                                  Contract year
--------------------------------------------------------------------------------
                    1     2     3     4     5     6     7     8+
--------------------------------------------------------------------------------
   Percentage of
    contribution    7%    7%    6%    6%    5%    3%    1%    0%

For purposes of calculating the withdrawal charge, we treat the contract year in which we receive a contribution as "contract year 1" and the withdrawal charge is reduced or expires on each applicable contract date anniversary. Amounts withdrawn up to the free withdrawal amount are not considered withdrawal of any contribution. We also treat contributions that have been invested the longest as being withdrawn first. We treat contributions as withdrawn before earnings for purposes of calculating the withdrawal charge. However, federal income tax rules treat earnings under your contract as withdrawn first. See "Tax information" later in this Prospectus.

For contracts issued in New York, please see Appendix VIII later in this Prospectus for the New York withdrawal charge schedule applicable to monies withdrawn from and transferred among the fixed maturity options.

For Pennsylvania contracts for annuitants who are age 84 or 85 at issue, please see Appendix VIII later in this Prospectus for possible withdrawal charge schedule variations.

In order to give you the exact dollar amount of the withdrawal you request, we deduct the amount of the withdrawal and the withdrawal charge from your account value. Any amount deducted to pay withdrawal charges is also subject to that same withdrawal charge percentage. We deduct the charge in proportion to the amount of the withdrawal subtracted from each investment option. The withdrawal charge helps cover our sales expenses.

For purposes of calculating reductions in your guaranteed benefits and associated benefit bases, the withdrawal amount includes both the withdrawal amount paid to you and the amount of the withdrawal charge deducted from your account value. For more information, see "Guaranteed minimum death benefit and Guaranteed minimum income benefit base" and "How withdrawals affect your Guaranteed minimum income benefit and Guaranteed minimum death benefit" earlier in the Prospectus. The withdrawal charge does not apply in the circumstances described below.

10% FREE WITHDRAWAL AMOUNT. Each contract year you can withdraw up to 10% of your account value without paying a withdrawal charge. The 10% free withdrawal amount is determined using your account value at the beginning of each contract year. In the first contract year, the 10% free withdrawal amount is determined using all contributions received in the first 90 days of the contract year. Additional contributions during the contract year do not increase your 10% free withdrawal amount. The 10% free withdrawal amount does not apply if you surrender your contract except where required by law.

For NQ contracts issued to a charitable remainder trust, the free withdrawal amount will equal the greater of: (1) the current account value less contributions that have not been withdrawn (earnings in the contract) and (2) the 10% free withdrawal amount defined above.

If you elected Principal Protector(SM), we will waive any withdrawal charge for any withdrawal during the contract year up to the GWB Annual withdrawal amount, even if such withdrawals exceed the free withdrawal amount. However, each withdrawal reduces the free withdrawal amount for that contract year by the amount of the withdrawal. Withdrawal charges, are applied to the amount of the withdrawal that exceeds the GWB Annual withdrawal amount.

The applicable free withdrawal percentage may be higher for certain contract holders, depending on when you purchased your contract. See Appendix IX later in this Prospectus for the free withdrawal amount that applies under your contract.

CERTAIN WITHDRAWALS. If you elected the Guaranteed minimum income benefit and/or the Greater of 6% Roll-Up to age 85 or the annual ratchet to age 85 enhanced death benefit, the withdrawal charge will be waived for any withdrawal that, together with any prior withdrawals made during the contract year, does not exceed 6% of the beginning of contract year 6% to age 85 Roll-Up benefit base, even if such withdrawals exceed the free withdrawal amount. Also, a withdrawal charge does not apply to a withdrawal that exceeds 6% of the beginning of contract year 6% to age 85 Roll-Up benefit base as long as it does not exceed the free withdrawal amount. If your withdrawals exceed the amount described above, this waiver is not applicable to that withdrawal nor to any subsequent withdrawal for the life of the contract.


58  Charges and expenses


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See Appendix IX later in this Prospectus to see if this waiver of the withdrawal charge applies under your contract.

DISABILITY, TERMINAL ILLNESS, OR CONFINEMENT TO NURSING HOME. The withdrawal charge also does not apply if:

(i) The annuitant has qualified to receive Social Security disability benefits as certified by the Social Security Administration; or

(ii) We receive proof satisfactory to us (including certification by a licensed physician) that the annuitant's life expectancy is six months or less; or

(iii) The annuitant has been confined to a nursing home for more than 90 days (or such other period, as required in your state) as verified by a licensed physician. A nursing home for this purpose means one that is (a) approved by Medicare as a provider of skilled nursing care service, or (b) licensed as a skilled nursing home by the state or territory in which it is located (it must be within the United States, Puerto Rico, or U.S. Virgin Islands) and meets all of the following:

      -- its main function is to provide skilled, intermediate, or custodial nursing care;

      -- it provides continuous room and board to three or more persons;

      -- it is supervised by a registered nurse or licensed practical nurse;

      -- it keeps daily medical records of each patient;

      -- it controls and records all medications dispensed; and

      -- its primary service is other than to provide housing for residents.

We reserve the right to impose a withdrawal charge, in accordance with your contract and applicable state law, if the conditions described in (i), (ii) or
(iii) above existed at the time a contribution was remitted or if the condition began within 12 months of the period following remittance. Some states may not permit us to waive the withdrawal charge in the above circumstances, or may limit the circumstances for which the withdrawal charge may be waived. Your financial professional can provide more information or you may contact our processing office.


GUARANTEED MINIMUM DEATH BENEFIT CHARGE

ANNUAL RATCHET TO AGE 85. If you elected the Annual Ratchet to age 85 enhanced death benefit, we deduct a charge annually from your account value on each contract date anniversary for which it is in effect. The charge is equal to 0.25% of the Annual Ratchet to age 85 benefit base. If you already own your contract, the charge may be as much as 0.30% of the Annual Ratchet to age 85 benefit base. Please see Appendix IX later in this Prospectus or your contract for more information.

GREATER OF 5% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85. If you elected this enhanced death benefit, we deduct a charge annually from your account value on each contract date anniversary for which it is in effect. The charge is equal to 0.50% of the greater of the 5% Roll-Up to age 85 or the Annual Ratchet to age 85 benefit base.

GREATER OF 6% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85. If you elected this enhanced death benefit, we deduct a charge annually from your account value on each contract date anniversary for which it is in effect. The charge is equal to 0.60% of the greater of the 6% Roll-Up to age 85 or the Annual Ratchet to age 85 benefit base. For contract owners, your charge may be less, depending on when you purchased your contract. Please see Appendix IX later in this Prospectus or your contract for more information.

6% ROLL-UP TO AGE 85. If you elected the 6% Roll-Up to age 85 enhanced death benefit, we deduct a charge annually from your account value on each contract date anniversary for which it is in effect. The charge is equal to 0.45% of the 6% Roll-Up to age 85 benefit base.

WHEN WE DEDUCT THESE CHARGES. We will deduct these charges from your value in the variable investment options and the guaranteed interest option (see Appendix VIII later in this Prospectus to see if deducting these charges from the guaranteed interest option is permitted in your state) on a pro rata basis. If these amounts are insufficient, we will deduct all or a portion of these charges from the fixed maturity options (other than the Special 10 year fixed maturity option) in the order of the earliest maturity date(s) first. If such fixed maturity option amounts are insufficient, we will deduct all or a portion of these charges from the account for special dollar cost averaging. If such amounts are still insufficient, we will deduct any remaining portion from the Special 10 year fixed maturity option. If the contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year. For certain contract owners, this pro rata deduction may not apply, depending on when you purchased your contract. Please see Appendix IX later in this Prospectus for more information. A market value adjustment will apply to deductions from the fixed maturity options (including the Special 10 year fixed maturity option).

If your account value is insufficient to pay this charge, your contract will terminate without value and you will lose any applicable guaranteed benefits except as noted under "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus.

There is no charge if you exercise the Guaranteed minimum death benefit/Guaranteed minimum income benefit roll-up benefit base reset option.

STANDARD DEATH BENEFIT. There is no additional charge for the standard death benefit.

GUARANTEED PRINCIPAL BENEFIT OPTION 2

If you purchased GPB Option 2, we deduct a charge annually from your account value on the first 10 contract date anniversaries. The charge is equal to 0.50% of the account value. We will deduct this charge from your value in the variable investment options and the guaranteed interest option (see Appendix VIII later in this Prospectus to see if deducting this charge from the guaranteed interest option is permitted in your state) on a pro rata basis. If those amounts are insufficient, we will deduct any remaining portion of the charge from amounts in any fixed maturity options (other than the Special 10 year fixed maturity option) in the order of the earliest maturity date(s) first.


                                                        Charges and expenses  59


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If such amounts are insufficient, we will deduct all or a portion from the account for special dollar cost averaging. If such amounts are still insufficient, we will deduct any remaining portion from the Special 10 year fixed maturity option. If the contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year. For certain contract owners, this pro rata deduction may not apply, depending on when you purchased your contract. Please see Appendix IX later in this Prospectus. A market value adjustment will apply to deductions from the fixed maturity options (including the Special 10 year fixed maturity option).

If your account value is insufficient to pay this charge, your contract will terminate without value and you will lose any applicable guaranteed benefits except as noted under "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus.


GUARANTEED MINIMUM INCOME BENEFIT (THE "LIVING BENEFIT") CHARGE

If you elected the Guaranteed minimum income benefit, we deduct a charge annually from your account value on each contract date anniversary until such time as you exercise the Guaranteed minimum income benefit, elect another annuity payout option, or the contract date anniversary after the annuitant reaches age 85, whichever occurs first. The charge is equal to 0.65% of the applicable benefit base in effect on the contract date anniversary. For certain contract owners, your charge may be less, depending on when you purchased your contract. Please see Appendix IX later in this Prospectus or your Prospectus for the charge that applies under your contract.

We will deduct this charge from your value in the variable investment options and the guaranteed interest option (see Appendix VIII later in this Prospectus to see if deducting this charge from the guaranteed interest option is permitted in your state) on a pro rata basis. If those amounts are insufficient, we will deduct all or a portion of the charge from the fixed maturity options in the order of the earliest maturity date(s) first. If such fixed maturity option amounts are still insufficient, we will deduct all or a portion of the charge from the account for special dollar cost averaging. If the contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year. For certain contract owners, this pro rata deduction may not apply under your contract, depending on when you purchased your contract. Please see Appendix IX later in this Prospectus for more information. A market value adjustment will apply to deductions from the fixed maturity options (including the Special 10 year fixed maturity option, if available).

If your account value is insufficient to pay this charge, your contract will terminate without value and you will lose any applicable guaranteed benefits except as noted under "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus.

There is no charge if you exercise the Guaranteed minimum death benefit/guaranteed minimum income benefit roll-up benefit base reset option or for the Guaranteed minimum income benefit no lapse guarantee. This option is not available under all contracts.

PROTECTION PLUS(SM) CHARGE

If you elected Protection Plus(SM), we deduct a charge annually from your account value on each contract date anniversary for which it is in effect. The charge is equal to 0.35% of the account value on each contract date anniversary. We will deduct this charge from your value in the variable investment options and the guaranteed interest option on a pro rata basis. If those amounts are insufficient, we will deduct all or a portion of the charge from the fixed maturity options (other than the Special 10 year fixed maturity option) in the order of the earliest maturity date(s) first. If such fixed maturity option amounts are insufficient, we will deduct all or a portion of the charge from the account for special dollar cost averaging. If such amounts are still insufficient, we will deduct any remaining portion from the Special 10 year fixed maturity option. If the contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year. For certain contract owners, this pro rata deduction may not apply under your contract, depending on when you purchased your contract. Please see Appendix IX later in this Prospectus. A market value adjustment will apply to deductions from the fixed maturity options (including the Special 10 year fixed maturity option).

If your account value is insufficient to pay this charge, your contract will terminate without value and you will lose any applicable guaranteed benefits except as noted under "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus.


PRINCIPAL PROTECTOR(SM) CHARGE

If you elected Principal Protector(SM), we deduct a charge annually as a percentage of your account value on each contract date anniversary. If you elect the 5% GWB Annual withdrawal option, the charge is equal to 0.35%. If you elect the 7% GWB Annual withdrawal option, the charge is equal to 0.50%. We will deduct this charge from your value in the variable investment options and the guaranteed interest option (see Appendix VIII later in this Prospectus to see if deducting this charge from the guaranteed interest option is permitted in your state) on a pro rata basis. If those amounts are insufficient, we will deduct all or a portion of the charge from the fixed maturity options in the order of the earliest maturity date(s) first. If the contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year. For certain contract owners, this pro rata deduction may not apply under your contract, depending on when you purchased your contract. Please see Appendix IX later in this Prospectus. If you die, and your beneficiary continues Principal Protector(SM) under the Beneficiary continuation option, we will not deduct a pro rata portion of the charge upon your death. However, the Principal Protector(SM) charge will continue. A market value adjustment will apply to deductions from the fixed maturity options.

If your GWB benefit base falls to zero but your contract is still in force, the charge will be suspended as of the next contract date anniversary. The charge will be reinstated, as follows: (i) if you make a subsequent contribution, we will reinstate the charge that was in effect at the time your GWB benefit base became depleted, (ii) if you elect to exercise the Optional step up provision, we will reinstate a charge, as discussed


60  Charges and expenses


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immediately below, and (iii) if your beneficiary elects the Beneficiary continuation option and reinstates the Principal Protector(SM) benefit with a one time step up, we will reinstate the charge that was in effect when the GWB benefit base fell to zero.

If your beneficiary elects the Beneficiary continuation option, and is eligible to continue Principal Protector(SM), the benefit and the charge will continue unless your beneficiary tells us to terminate the benefit at the time of election.

OPTIONAL STEP UP CHARGE. Every time you elect the Optional step up, we reserve the right to raise the benefit charge at the time of the step up. The maximum charge for Principal Protector(SM) with a 5% GWB Annual withdrawal option is 0.60%. The maximum charge for Principal Protector(SM) with a 7% GWB Annual withdrawal amount option is 0.80%. The increased charge, if any, will apply as of the next contract date anniversary following the step up and on all contract anniversaries thereafter.

If you die and your beneficiary elects the Beneficiary continuation option, if available, a one time step up only (at no additional charge) is applicable. For more information on the Optional step up, one time step up and Automatic reset provisions, see "Principal Protector(SM)" in "Contract features and benefits."

If your account value is insufficient to pay this charge, your contract will terminate without value and you will lose any applicable guaranteed benefits except as noted under "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus.

CHARGES FOR STATE PREMIUM AND OTHER APPLICABLE TAXES

We deduct a charge designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state. Generally, we deduct the charge from the amount applied to provide an annuity payout option. The current tax charge that might be imposed varies by jurisdiction and ranges from 0% to 3.5%.

VARIABLE IMMEDIATE ANNUITY ANNUITIZATION PAYOUT OPTION ADMINISTRATIVE FEE

We currently deduct a fee of $350 from the amount to be applied to the Variable Immediate Annuity annuitization payout option. This option may not be available at the time you elect to annuitize or it may have a different charge.


CHARGES THAT THE TRUSTS DEDUCT

The Trusts deduct charges for the following types of fees and expenses:

o Management fees.

o 12b-1 fees.

o Operating expenses, such as trustees' fees, independent public accounting firms' fees, legal counsel fees, administrative service fees, custodian fees and liability insurance.

o Investment-related expenses, such as brokerage commissions.

These charges are reflected in the daily share price of each Portfolio. Since shares of each Trust are purchased at their net asset value, these fees and expenses are, in effect, passed on to the variable investment options and are reflected in their unit values. Certain Portfolios available under the contract in turn invest in shares of other Portfolios of AXA Premier VIP Trust and EQ Advisors Trust and/or shares of unaffiliated portfolios (collectively, the "underlying portfolios"). The underlying portfolios each have their own fees and expenses, including management fees, operating expenses, and investment related expenses such as brokerage commissions. For more information about these charges, please refer to the prospectuses for the Trusts.


GROUP OR SPONSORED ARRANGEMENTS

For certain group or sponsored arrangements, we may reduce the withdrawal charge or the mortality and expense risks charge, or change the minimum initial contribution requirements. We also may change the Guaranteed minimum income benefit or the Guaranteed minimum death benefit, or offer variable investment options that invest in shares of the Trusts that are not subject to 12b-1 fees. Group arrangements include those in which a trustee or an employer, for example, purchases contracts covering a group of individuals on a group basis. Group arrangements are not available for IRA contracts. Sponsored arrangements include those in which an employer allows us to sell contracts to its employees or retirees on an individual basis.

Our costs for sales, administration and mortality generally vary with the size and stability of the group or sponsoring organization, among other factors. We take all these factors into account when reducing charges. To qualify for reduced charges, a group or sponsored arrangement must meet certain requirements, such as requirements for size and number of years in existence. Group or sponsored arrangements that have been set up solely to buy contracts or that have been in existence less than six months will not qualify for reduced charges.

We also may establish different rates to maturity for the fixed maturity options under different classes of contracts for group or sponsored arrangements.

We will make these and any similar reductions according to our rules in effect when we approve a contract for issue. We may change these rules from time to time. Any variation will reflect differences in costs or services and will not be unfairly discriminatory.

Group or sponsored arrangements may be governed by federal income tax rules, the Employee Retirement Income Security Act of 1974 ("ERISA") or both. We make no representations with regard to the impact of these and other applicable laws on such programs. We recommend that employers, trustees, and others purchasing or making contracts available for purchase under such programs seek the advice of their own legal and benefits advisers.


OTHER DISTRIBUTION ARRANGEMENTS

We may reduce or eliminate charges when sales are made in a manner that results in savings of sales and administrative expenses, such as sales through persons who are compensated by clients for recommending investments and who receive no commission or reduced commissions in connection with the sale of the contracts. We will not permit a reduction or elimination of charges where it would be unfairly discriminatory.


                                                        Charges and expenses  61


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6. Payment of death benefit


--------------------------------------------------------------------------------

YOUR BENEFICIARY AND PAYMENT OF BENEFIT

You designated your beneficiary when you applied for your contract. You may change your beneficiary at any time. The change will be effective as of the date the written request is executed, whether or not you are living on the date the change is received in our processing office. We are not responsible for any beneficiary change request that we do not receive. We will send you a written confirmation when we receive your request.

Under jointly owned contracts, the surviving owner is considered the beneficiary, and will take the place of any other beneficiary. You may be limited as to the beneficiary you can designate in a Rollover TSA contract. In a QP contract, the beneficiary must be the trustee. Where an NQ contract is owned for the benefit of a minor pursuant to the Uniform Gift to Minors Act or the Uniform Transfers to Minors Act, the beneficiary must be the estate of the minor. Where an IRA contract is owned in a custodial individual retirement account, the custodian must be the beneficiary.

The death benefit is equal to your account value (without adjustment for any otherwise applicable negative market value adjustment) or, if greater, the applicable Guaranteed minimum death benefit. We determine the amount of the death benefit (other than the applicable Guaranteed minimum death benefit) and any amount applicable under the Protection Plus(SM) feature, as of the date we receive satisfactory proof of the annuitant's death, any required instructions for the method of payment, forms necessary to effect payment and any other information we may require. The amount of the applicable Guaranteed minimum death benefit will be such Guaranteed minimum death benefit as of the date of the annuitant's death adjusted for any subsequent withdrawals. For Rollover TSA contracts with outstanding loans, we will reduce the amount of the death benefit by the amount of the outstanding loan, including any accrued but unpaid interest on the date that the death benefit payment is made. Payment of the death benefit terminates the contract.

Your beneficiary designation may specify the form of death benefit payout (such as a life annuity), provided the payout you elect is one that we offer both at the time of designation and when the death benefit is payable. In general, the beneficiary will have no right to change the election. You should be aware that
(i) in accordance with current federal income tax rules, we apply a predetermined death benefit annuity payout election only if payment of the death benefit amount begins within one year following the date of death, which payment may not occur if the beneficiary has failed to provide all required information before the end of that period, (ii) we will not apply the predetermined death benefit payout election if doing so would violate any federal income tax rules or any other applicable law, and (iii) a beneficiary or a successor owner who continues the contract under one of the continuation options described below will have the right to change your annuity payout election.

EFFECT OF THE ANNUITANT'S DEATH

If the annuitant dies before the annuity payments begin, we will pay the death benefit to your beneficiary.

Generally, the death of the annuitant terminates the contract. However, a surviving spouse who is the sole primary beneficiary of the deceased owner/annuitant can choose to be treated as the successor owner/annuitant and continue the contract. The Successor owner/ annuitant feature is only available under NQ and individually owned IRA contracts (other than Inherited
IRAs).

For NQ and all types of IRA contracts, a beneficiary may be able to have limited ownership as discussed under "Beneficiary continuation option" below.

WHEN AN NQ CONTRACT OWNER DIES BEFORE THE ANNUITANT

Under certain conditions the owner changes after the original owner's death for purposes of receiving required distributions from the contract. When you are not the annuitant under an NQ contract and you die before annuity payments begin, unless you specify otherwise, the beneficiary named to receive the death benefit upon the annuitant's death will become the successor owner. If you do not want this beneficiary to be the successor owner, you should name a specific successor owner. You may name a successor owner at any time during your life by sending satisfactory notice to our processing office. If the contract is jointly owned and the first owner to die is not the annuitant, the surviving owner becomes the sole contract owner. This person will be considered the successor owner for purposes of the distribution rules described in this section. The surviving owner automatically takes the place of any other beneficiary designation.

You should carefully consider the following if you have elected the Guaranteed minimum income benefit and you are the owner, but not the annuitant. Because the payments under the Guaranteed minimum income benefit are based on the life of the annuitant, and the federal tax law required distributions described below are based on the life of the successor owner, a successor owner who is not also the annuitant may not be able to exercise the Guaranteed minimum income benefit if you die before annuity payments begin. Therefore, one year before you become eligible to exercise the Guaranteed minimum income benefit you should consider the effect of your beneficiary designations on potential payments after your death. For more information, see "Exercise rules" under "Guaranteed minimum income benefit option" in "Contract features and benefits" earlier in this Prospectus.

Unless the surviving spouse of the owner who has died (or in the case of a joint ownership situation, the surviving spouse of the first owner to die) is the successor owner for this purpose, the entire interest in the contract must be distributed under the following rules:

o The cash value of the contract must be fully paid to the successor owner (new owner) within five years after your death (the "5-year rule"), or in a joint ownership situation, the death of the first owner to die.


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o  If Principal Protector(SM) was elected and if the "5-year rule" is elected and the successor owner dies prior to the end of the fifth year, we will pay any remaining account value in a lump sum and the contract and any remaining GWB benefit base will terminate without value. The successor owner should consult with a tax adviser before choosing to use the "5-year rule." The GWB benefit base may be adversely affected if the successor owner makes any withdrawals that cause a GWB Excess withdrawal. Also, when the contract terminates at the end of 5 years, any remaining GWB benefit base would be lost. If you elected Principal Protector(SM), the successor owner has the option to terminate the benefit and charge upon receipt by us of due proof of death and notice to discontinue the benefit; otherwise, the benefit and charge will automatically continue.

o The successor owner may instead elect to receive the cash value as a life annuity (or payments for a period certain of not longer than the successor owner's life expectancy). Payments must begin within one year after the non-annuitant owner's death. Unless this alternative is elected, we will pay any cash value five years after your death (or the death of the first owner to die).

o  A successor owner should consider naming a new beneficiary.

If the surviving spouse is the successor owner or joint owner, the spouse may elect to continue the contract. No distributions are required as long as the surviving spouse and annuitant are living.

An eligible successor owner, including a surviving joint owner after the first owner dies, may elect the beneficiary continuation option for NQ contracts discussed in "Beneficiary continuation option" below.


HOW DEATH BENEFIT PAYMENT IS MADE

We will pay the death benefit to the beneficiary in the form of the annuity payout option you have chosen. If you have not chosen an annuity payout option as of the time of the annuitant's death, the beneficiary will receive the death benefit in a single sum. Payment of the death benefit in a lump sum terminates all rights and any applicable guarantees under the contract, including Guaranteed minimum income benefit, GPB Options 1 and 2 and Principal Protector(SM). However, subject to any exceptions in the contract, our rules and any applicable requirements under federal income tax rules, the beneficiary may elect to apply the death benefit to one or more annuity payout options we offer at the time. See "Your annuity payout options" in "Accessing your money" earlier in this Prospectus. Please note that any annuity payout option chosen may not extend beyond the life expectancy of the beneficiary.


SUCCESSOR OWNER AND ANNUITANT

If you are both the contract owner and the annuitant, and your spouse is the sole primary beneficiary or the joint owner, then your spouse may elect to receive the death benefit or continue the contract as successor owner/annuitant. The successor owner/annuitant must be 85 or younger as of the date of the non-surviving spouse's death.

The determination of spousal status is made under applicable state law. However, in the event of a conflict between federal and state law, we follow federal rules.

If your surviving spouse decides to continue the contract, then as of the date we receive satisfactory proof of your death, any required instructions, information and forms necessary to effect the Successor owner/annuitant feature, we will increase the account value to equal your elected Guaranteed minimum death benefit as of the date of your death if such death benefit is greater than such account value, plus any amount applicable under the Protection Plus(SM) feature, and adjusted for any subsequent withdrawals. The increase in the account value will be allocated to the investment options according to the allocation percentages we have on file for your contract. Thereafter, withdrawal charges will no longer apply to contributions made before your death. Withdrawal charges will apply if additional contributions are made. These additional contributions will be considered to be withdrawn only after all other amounts have been withdrawn. In determining whether your applicable Guaranteed minimum death benefit option will continue to grow, we will use your surviving spouse's age as of the date we receive satisfactory proof of your death, any required instructions and the information and forms necessary to effect the successor owner/annuitant feature.

We will determine whether your applicable Guaranteed minimum death benefit option will continue as follows:

o If the successor owner/annuitant is age 75 or younger on the date of the original owner/annuitant's death, and the original owner/ annuitant was age 84 or younger at death, the Guaranteed minimum death benefit continues based upon the option that was elected by the original owner/annuitant and will continue to grow according to its terms until the contract date anniversary following the date the successor owner/annuitant reaches age 85.

o If the successor owner/annuitant is age 75 or younger on the date of the original owner/annuitant's death, and the original owner/ annuitant was age 85 or older at death, we will reinstate the Guaranteed minimum death benefit that was elected by the original owner/annuitant. The benefit will continue to grow according to its terms until the contract date anniversary following the date the successor owner/annuitant reaches age 85.

o If the successor owner/annuitant is age 76 or over on the date of the original owner/annuitant's death, the Guaranteed minimum death benefit will no longer grow, and we will no longer charge for the benefit.

If you elected Principal Protector(SM), the benefit and charge will remain in effect. If the GWB benefit base is zero at the time of your death, and the charge had been suspended, the charge will be reinstated if any of the events, described in "Principal Protector(SM) charge" in "Charges and expenses" earlier in this Prospectus, occur. The GWB benefit base will not automatically be stepped up to equal the account value, if higher, upon your death. Your spouse must wait five complete years from the prior step up or from contract issue, whichever is later, in order to be eligible for the Optional step up. For more information, see "Principal Protector(SM)" in "Contract features and benefits" earlier in this Prospectus.

Where an NQ contract is owned by a Living Trust, as defined in the contract, and at the time of the annuitant's death the annuitant's spouse is the sole beneficiary of the Living Trust, the Trustee, as owner


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of the contract, may request that the spouse be substituted as annuitant as of the date of the annuitant's death. No further change of annuitant will be permitted.

Where an IRA contract is owned in a custodial individual retirement account, and your spouse is the sole beneficiary of the account, the custodian may request that the spouse be substituted as annuitant after your death.

For information on the operation of the successor owner/annuitant feature with the Guaranteed minimum income benefit, see "Exercise of Guaranteed minimum income benefit" under "Guaranteed minimum income benefit option" in "Contract features and benefits," earlier in this Prospectus. For information on the operation of this feature with Protection Plus(SM), see "Protection Plus(SM)" in "Guaranteed minimum death benefit" under "Contract features and benefits," earlier in this Prospectus.


SPOUSAL PROTECTION

SPOUSAL PROTECTION OPTION FOR NQ CONTRACTS ONLY. This feature permits spouses who are joint contract owners to increase the account value to equal the guaranteed minimum death benefit, if higher, and by the value of any Protection Plus(SM) benefit, if elected, upon the death of either spouse. This account value "step up" occurs even if the surviving spouse was the named annuitant. If you and your spouse jointly own the contract and one of you is the named annuitant, you had the right to elect the Spousal protection option at the time you purchased your contract at no additional charge. Both spouses must have been between the ages of 20 and 70 at the time the contract was issued and must each have been named the primary beneficiary in the event of the other's death.


The annuitant's age is generally used for the purpose of determining contract benefits. However, for the Annual Ratchet to age 85 and the Greater of 6% Roll-Up to age 85 or Annual Ratchet to age 85 guaranteed minimum death benefits and the Protection Plus(SM) benefit, the benefit is based on the older spouse's age. The older spouse may or may not be the annuitant. However, for purposes of the Guaranteed minimum death benefit/guaranteed minimum income benefit roll-up benefit base reset option, the last age at which the benefit base may be reset is based on the annuitant's age, not the older spouse's age.

If the annuitant dies prior to annuitization, the surviving spouse may elect to receive the death benefit, including the value of the Protection Plus(SM) benefit, or, if eligible, continue the contract as the sole owner/ annuitant by electing the successor owner/annuitant option. If the non-annuitant spouse dies prior to annuitization, the surviving spouse continues the contract automatically as the sole owner/annuitant. In either case, the contract would continue, as follows:

o As of the date we receive due proof of the spouse's death, the account value will be reset to equal the Guaranteed minimum death benefit as of the date of the non-surviving spouse's death, if higher, increased by the value of the Protection Plus(SM) benefit.

o The Guaranteed minimum death benefit continues to be based on the older spouse's age for the life of the contract, even if the younger spouse is originally or becomes the sole owner/annuitant.

o The Protection Plus(SM) benefit will now be based on the surviving spouse's age at the date of the non-surviving spouse's death for the remainder of the life of the contract. If the benefit had been previously frozen because the older spouse had attained age 80, it will be reinstated if the surviving spouse is age 75 or younger. The benefit is then frozen on the contract date anniversary after the surviving spouse reaches age 80. If the surviving spouse is age 76 or older, the benefit will be discontinued even if the surviving spouse is the older spouse (upon whose age the benefit was originally based).

o The Guaranteed minimum income benefit may continue if the benefit had not already terminated and the benefit will be based on the successor owner/annuitant, if applicable. See "Guaranteed minimum income benefit" in "Contract features and benefits" earlier in this Prospectus.

o If the annuitant dies first, withdrawal charges will no longer apply to any contributions made prior to the annuitant's death. If the non-annuitant spouse dies first, the withdrawal charge schedule remains in effect with regard to all contributions.

o If you elected Principal Protector(SM), the benefit and charge will remain in effect. If your GWB benefit base is zero at the time of your death, and the charge had been suspended, the charge will be reinstated if any of the events, described in "Principal Protector(SM) charge" in "Charges and expenses" earlier in this Prospectus, occur. The GWB benefit base will not automatically be stepped up to equal the account value, if higher, upon your death. Your spouse must wait five complete years from the prior step up or from contract issue, whichever is later, in order to be eligible for the Optional step up. For more information, see "Principal Protector(SM)" in "Contract features and benefits" earlier in this Prospectus.

We will not allow Spousal protection to be added after contract issue. If there is a change in owner or primary beneficiary, the Spousal protection benefit will be terminated. If you divorce but do not change the owner or primary beneficiary, Spousal protection continues.

Depending on when you purchased your contract, this feature may not be available to you. See Appendix IX later in this Prospectus for more information about your contract.


BENEFICIARY CONTINUATION OPTION

This feature permits a designated individual, on the contract owner's death, to maintain a contract with the deceased contract owner's name on it and receive distributions under the contract, instead of receiving the death benefit in a single sum. We make this option available to beneficiaries under traditional IRA, Roth IRA and NQ contracts, subject to state availability. Please speak with your financial professional or see Appendix VIII later in this Prospectus for further information.

Where an IRA contract is owned in a custodial individual retirement account, the custodian may reinvest the death benefit in an individual retirement annuity contract, using the account beneficiary as the annuitant. Please speak with your financial professional for further information.


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BENEFICIARY CONTINUATION OPTION FOR TRADITIONAL IRA AND ROTH IRA CONTRACTS
ONLY. The beneficiary continuation option must be elected by September 30th of the year following the calendar year of your death and before any other inconsistent election is made. Beneficiaries who do not make a timely election will not be eligible for this option. If the election is made, then, as of the date we receive satisfactory proof of death, any required instructions, information and forms necessary to effect the beneficiary continuation option feature, we will increase the account value to equal the applicable death benefit if such death benefit is greater than such account value, plus any amount applicable under the Protection Plus(SM) feature, adjusted for any subsequent withdrawals.


Generally, payments will be made once a year to the beneficiary over the beneficiary's life expectancy (determined in the calendar year after your death and determined on a term certain basis). These payments must begin no later than December 31st of the calendar year after the year of your death. For sole spousal beneficiaries, payments may begin by December 31st of the calendar year in which you would have reached age 70-1/2, if such time is later. For traditional IRA contracts only, if you die before your Required Beginning Date for Required Minimum Distributions, as discussed later in this Prospectus in "Tax information" under "Individual retirement arrangements (IRAs)," the beneficiary may choose the "5-year rule" option instead of annual payments over life expectancy. The 5-year rule is always available to beneficiaries under Roth IRA contracts. If the beneficiary chooses this option, the beneficiary may take withdrawals as desired, but the entire account value must be fully withdrawn by December 31st of the calendar year which contains the fifth anniversary of your death.


Under the beneficiary continuation option for IRA and Roth IRA contracts:

o The contract continues with your name on it for the benefit of your beneficiary.

o This feature is only available if the beneficiary is an individual. Certain trusts with only individual beneficiaries will be treated as individuals for this purpose.

o If there is more than one beneficiary, each beneficiary's share will be separately accounted for. It will be distributed over the beneficiary's own life expectancy, if payments over life expectancy are chosen.

o The minimum amount that is required in order to elect the beneficiary continuation option is $5,000 for each beneficiary.

o The beneficiary may make transfers among the investment options but no additional contributions will be permitted.

o If you had elected the Guaranteed minimum income benefit, an optional enhanced death benefit, GPB Option 2 or Principal Protector(SM) (in certain circumstances) under the contract, they will no longer be in effect and charges for such benefits will stop. Also, any Guaranteed minimum death benefit feature will no longer be in effect. See below for certain circumstances where Principal Protector(SM) may continue to apply.

o The beneficiary may choose at any time to withdraw all or a portion of the account value and no withdrawal charges, if any, will apply.

o  Any partial withdrawal must be at least $300.

o Your beneficiary will have the right to name a beneficiary to receive any remaining interest in the contract.

o Upon the death of your beneficiary, the beneficiary he or she has named has the option to either continue taking required minimum distributions based on the remaining life expectancy of the deceased beneficiary or to receive any remaining interest in the contract in a lump sum. The option elected will be processed when we receive satisfactory proof of death, any required instructions for the method of payment and any required information and forms necessary to effect payment.

o If you had elected Principal Protector(SM), your spousal beneficiary may not continue Principal Protector(SM), and the benefit will terminate without value, even if the GWB benefit base is greater than zero. In general, spousal beneficiaries who wish to continue Principal Protector(SM) should consider continuing the contract under the Successor owner and annuitant feature, if eligible. In general, eligibility requires that your spouse must be the sole primary beneficiary. Please see "Successor owner and annuitant" in "How death benefit payment is made" under "Payment of death benefit" earlier in this Prospectus for further details. If there are multiple beneficiaries who elect the Beneficiary continuation option, the spousal beneficiary may continue the contract without Principal Protector(SM) and non-spousal beneficiaries may continue with Principal Protector(SM). In this case, the spouse's portion of the GWB benefit base will terminate without value.

o If you had elected Principal Protector(SM), your non-spousal beneficiary may continue the benefit, as follows:

   -- The beneficiary was 75 or younger on the original contract date.

   -- The benefit and charge will remain in effect unless your beneficiary tells us to terminate the benefit at the time of the Beneficiary continuation option election.

   -- One time step up: Upon your death, if your account value is greater than the GWB benefit base, the GWB benefit base will be automatically stepped up to equal the account value, at no additional charge. If Principal Protector(SM) is not in effect at the time of your death because the GWB benefit base is zero, the beneficiary may reinstate the benefit (at the charge that was last in effect) with the one time step up. If the beneficiary chooses not to reinstate the Principal Protector(SM) at the time the Beneficiary continuation option is elected, Principal Protector(SM) will terminate.

   -- If there are multiple beneficiaries each beneficiary's interest in the GWB benefit base will be separately accounted for.

   -- As long as the GWB benefit base is $5,000 or greater, the beneficiary may elect the Beneficiary continuation option and continue Principal Protector(SM) even if the account value is less than $5,000.

   -- If scheduled payments are elected, the beneficiary's scheduled payments will be calculated, using the greater of the account value or the GWB benefit base, as of each December 31. If the beneficiary dies prior to receiving all payments, we will make the


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      remaining payments to the person designated by the deceased non-spousal beneficiary, unless that person elects to take any remaining account value in a lump sum, in which case any remaining GWB benefit base will terminate without value.

   -- If the "5-year rule" is elected and the beneficiary dies prior to the end of the fifth year, we will pay any remaining account value in a lump sum and the contract and any remaining GWB benefit base will terminate without value.

   -- Provided no other withdrawals are taken during a contract year while the beneficiary receives scheduled payments, the scheduled payments will not cause a GWB Excess withdrawal, even if they exceed the GWB Annual withdrawal amount. If the beneficiary takes any other withdrawals while the Beneficiary continuation option scheduled payments are in effect, the GWB Excess withdrawal exception terminates permanently. In order to take advantage of this exception, the beneficiary must elect the scheduled payments rather than the "5-year rule." If the beneficiary elects the "5-year rule," there is no exception.

BENEFICIARY CONTINUATION OPTION FOR NQ CONTRACTS ONLY. This feature, also known as Inherited annuity, may only be elected when the NQ contract owner dies before the annuity maturity date, whether or not the owner and the annuitant are the same person. If the owner and annuitant are different and the owner dies before the annuitant, for purposes of this discussion, "beneficiary" refers to the successor owner. For a discussion of successor owner, see "When an NQ contract owner dies before the annuitant" earlier in this section. This feature must be elected within 9 months following the date of your death and before any other inconsistent election is made. Beneficiaries who do not make a timely election will not be eligible for this option.

Generally, payments will be made once a year to the beneficiary over the beneficiary's life expectancy, determined on a term certain basis and in the year payments start. These payments must begin no later than one year after the date of your death and are referred to as "scheduled payments." The beneficiary may choose the "5-year rule" instead of scheduled payments over life expectancy. If the beneficiary chooses the 5-year rule, there will be no scheduled payments. Under the 5-year rule, the beneficiary may take withdrawals as desired, but the entire account value must be fully withdrawn by the fifth anniversary of your death.

Under the beneficiary continuation option for NQ contracts (regardless of whether the owner and annuitant are the same person):

o This feature is only available if the beneficiary is an individual. It is not available for any entity such as a trust, even if all of the beneficiaries of the trust are individuals.

o The contract continues with your name on it for the benefit of your beneficiary.

o If there is more than one beneficiary, each beneficiary's share will be separately accounted for. It will be distributed over the respective beneficiary's own life expectancy, if scheduled payments are chosen.

o The minimum amount that is required in order to elect the beneficiary continuation option is $5,000 for each beneficiary.

o The beneficiary may make transfers among the investment options but no additional contributions will be permitted.

o If you had elected the Guaranteed minimum income benefit, an optional enhanced death benefit, GPB Option 2 or Principal Protector(SM) (in certain circumstances) under the contract, they will no longer be in effect and charges for such benefits will stop. Also, any Guaranteed minimum death benefit feature will no longer be in effect. See below for certain circumstances where Principal Protector(SM) may continue to apply.



o If the beneficiary chooses the "5-year rule," withdrawals may be made at any time. If the beneficiary instead chooses scheduled payments, the beneficiary may also take withdrawals, in addition to scheduled payments, at any time.


o  Any partial withdrawals must be at least $300.

o Your beneficiary will have the right to name a beneficiary to receive any remaining interest in the contract on the beneficiary's death.

o Upon the death of your beneficiary, the beneficiary he or she has named has the option to either continue taking scheduled payments based on the remaining life expectancy of the deceased beneficiary (if scheduled payments were chosen) or to receive any remaining interest in the contract in a lump sum. We will pay any remaining interest in the contract in a lump sum if your beneficiary elects the 5-year rule. The option elected will be processed when we receive satisfactory proof of death, any required instructions for the method of payment and any required information and forms necessary to effect payment.

o If you had elected Principal Protector(SM), your spousal beneficiary may not continue Principal Protector(SM), and the benefit will terminate without value, even if the GWB benefit base is greater than zero. In general, spousal beneficiaries who wish to continue Principal Protector(SM) should consider continuing the contract under the Successor owner and annuitant feature, if eligible. In general, eligibility requires that you must be the owner and annuitant and your spouse must be the sole primary beneficiary. Please see "Successor owner and annuitant" in "How death benefit payment is made" under "Payment of death benefit" earlier in this Prospectus for further details. If there are multiple beneficiaries who elect the Beneficiary continuation option, the spousal beneficiary may continue the contract without Principal Protector(SM) and non-spousal beneficiaries may continue with Principal Protector(SM). In this case, the spouse's portion of the GWB benefit base will terminate without value.

o If the non-spousal beneficiary chooses scheduled payments under "Withdrawal Option 1," as discussed above in this section, Principal Protector(SM) may not be continued and will automatically terminate without value even if the GWB benefit base is greater than zero.

o If you had elected Principal Protector(SM), your non-spousal beneficiary may continue the benefit, as follows:

   -- The beneficiary was 75 or younger on the original contract date.

   -- The benefit and charge will remain in effect unless your beneficiary tells us to terminate the benefit at the time of the Beneficiary continuation option election.


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   -- One time step up: Upon your death, if your account value is greater than the GWB benefit base, the GWB benefit base will be automatically stepped up to equal the account value, at no additional charge. If Principal Protector(SM) is not in effect at the time of your death because the GWB benefit base is zero, the beneficiary may reinstate the benefit (at the charge that was last in effect) with the one time step up. If the beneficiary chooses not to reinstate the Principal Protector(SM) at the time the Beneficiary continuation option is elected, Principal Protector(SM) will terminate.

   -- If there are multiple beneficiaries, each beneficiary's interest in the GWB benefit base will be separately accounted for.

   -- As long as the GWB benefit base is $5,000 or greater, the beneficiary may elect the Beneficiary continuation option and continue Principal Protector(SM) even if the account value is less than $5,000.

   -- If scheduled payments under "Withdrawal Option 2" is elected, the beneficiary's scheduled payments will be calculated using the greater of the account value or the GWB benefit base, as of each December 31. If the beneficiary dies prior to receiving all payments, we will make the remaining payments to the person designated by the deceased non-spousal beneficiary, unless that person elects to take any remaining account value in a lump sum, in which case any remaining GWB benefit base will terminate without value.

   -- If the "5-year rule" is elected and the beneficiary dies prior to the end of the fifth year, we will pay any remaining account value in a lump sum and the contract and any remaining GWB benefit base will terminate without value.

   -- Provided no other withdrawals are taken during a contract year while the beneficiary receives scheduled payments, the scheduled payments will not cause a GWB Excess withdrawal, even if they exceed the GWB Annual withdrawal amount. If the beneficiary takes any other withdrawals while the Beneficiary continuation option scheduled payments are in effect, the GWB Excess withdrawal exception terminates permanently. In order to take advantage of this exception, the beneficiary must elect scheduled payments under "Withdrawal Option 2" rather than the "5-year rule." If the beneficiary elects the "5-year rule," there is no exception.

If you are both the owner and annuitant:

o As of the date we receive satisfactory proof of death, any required instructions, information and forms necessary to effect the beneficiary continuation option feature, we will increase the annuity account value to equal the applicable death benefit if such death benefit is greater than such account value, plus any amount applicable under the Protection Plus(SM) feature, adjusted for any subsequent withdrawals.

o  No withdrawal charges will apply to any withdrawals by the beneficiary.

If the owner and annuitant are not the same person:

o If the beneficiary continuation option is elected, the beneficiary automatically becomes the new annuitant of the contract, replacing the existing annuitant.

o  The annuity account value will not be reset to the death benefit amount.

o The contract's withdrawal charge schedule will continue to be applied to any withdrawal or surrender other than scheduled payments; the contract's free corridor amount will continue to apply to withdrawals but does not apply to surrenders.

o We do not impose a withdrawal charge on scheduled payments except if, when added to any withdrawals previously taken in the same contract year, including for this purpose a contract surrender, the total amount of withdrawals and scheduled payments exceed the free corridor amount. See the "Withdrawal charges" in "Charges and expenses" earlier in this Prospectus.

If a contract is jointly owned:

o The surviving owner supersedes any other named beneficiary and may elect the beneficiary continuation option.

o If the deceased joint owner was also the annuitant, see "If you are both the owner and annuitant" earlier in this section.

o If the deceased joint owner was not the annuitant, see "If the owner and annuitant are not the same person" earlier in this section.


                                                    Payment of death benefit  67


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7.  Tax information


--------------------------------------------------------------------------------


OVERVIEW

In this part of the Prospectus, we discuss the current federal income tax rules that generally apply to Accumulator(R) contracts owned by United States individual taxpayers. The tax rules can differ, depending on the type of contract, whether NQ, traditional IRA, Roth IRA, QP or TSA. Therefore, we discuss the tax aspects of each type of contract separately.

Federal income tax rules include the United States laws in the Internal Revenue Code, and Treasury Department Regulations and Internal Revenue Service ("IRS") interpretations of the Internal Revenue Code. These tax rules may change without notice. We cannot predict whether, when, or how these rules could change. Any change could affect contracts purchased before the change. Congress may also consider proposals in the future to comprehensively reform or overhaul the United States tax and retirement systems, which if enacted, could affect the tax benefits of a contract. We cannot predict what, if any, legislation will actually be proposed or enacted.

We cannot provide detailed information on all tax aspects of the contracts. Moreover, the tax aspects that apply to a particular person's contract may vary depending on the facts applicable to that person. We do not discuss state income and other state taxes, federal income tax and withholding rules for non-U.S. taxpayers, or federal gift and estate taxes. We also do not discuss the Employee Retirement Income Security Act of 1974 (ERISA). Transfers of the contract, rights or values under the contract, or payments under the contract, for example, amounts due to beneficiaries, may be subject to federal or state gift, estate, or inheritance taxes. You should not rely only on this document, but should consult your tax adviser before your purchase.


CONTRACTS THAT FUND A RETIREMENT ARRANGEMENT

Generally, there are two types of funding vehicles that are available for Individual Retirement Arrangements ("IRAs"): an individual retirement annuity contract such as the ones offered in this Prospectus, or a custodial or trusteed individual retirement account. Similarly, a 403(b) plan can be funded through a 403(b) annuity contract or a 403(b)(7) custodial account. Annuity contracts can also be purchased in connection with retirement plans qualified under Section 401(a) of the Code ("QP contracts"). How these arrangements work, including special rules applicable to each, are noted in the specific sections for each type of arrangement, below. You should be aware that the funding vehicle for a tax-qualified arrangement does not provide any tax deferral benefit beyond that already provided by the Code for all permissible funding vehicles. Before choosing an annuity contract, therefore, you should consider the annuity`s features and benefits compared with the features and benefits of other permissible funding vehicles and the relative costs of annuities and other arrangements. You should be aware that cost may vary depending on the features and benefits made available and the charges and expenses of the investment options or funds that you elect.

Certain provisions of the Treasury Regulations on required minimum distributions concerning the actuarial present value of additional contract benefits could increase the amount required to be distributed from annuity contracts funding qualified plans, 403(b) plans and IRAs. For this purpose additional annuity contract benefits may include, but are not limited to, various guaranteed benefits such as guaranteed minimum income benefits and enhanced death benefits. You should consider the potential implication of these Regulations before you purchase this annuity contract or purchase additional features under this annuity contract. See also Appendix II at the end of this Prospectus for a discussion of QP contracts, and Appendix X at the end of this Prospectus for a discussion of TSA contracts.


SPECIAL RULE FOR CONVERSIONS TO ROTH IRA IN 2010

Pre-2010 limitations on conversion rollovers to Roth IRAs of pre-tax amounts distributed from qualified plans, 403(b) plans and governmental employer 457(b) plans (as well as traditional IRA to Roth IRA conversions) based on income levels and filing status are removed beginning in 2010. For conversion rollovers or traditional IRA conversions in 2010 only, the resulting federal income tax can be paid in two installments in 2011 and 2012.


TRANSFERS AMONG INVESTMENT OPTIONS

You can make transfers among investment options inside the contract without triggering taxable income.



TAXATION OF NONQUALIFIED ANNUITIES



CONTRIBUTIONS

You may not deduct the amount of your contributions to a nonqualified annuity contract.


CONTRACT EARNINGS

Generally, you are not taxed on contract earnings until you receive a distribution from your contract, whether as a withdrawal or as an annuity payment. However, earnings are taxable, even without a distribution:

o if a contract fails investment diversification requirements as specified in federal income tax rules (these rules are based on or are similar to those specified for mutual funds under the securities laws);

o if you transfer a contract, for example, as a gift to someone other than your spouse (or former spouse);

o if you use a contract as security for a loan (in this case, the amount pledged will be treated as a distribution); and

o if the owner is other than an individual (such as a corporation, partnership, trust, or other non-natural person). This provision does not apply to a trust which is a mere agent or nominee for an individual, such as a grantor trust.



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Federal tax law requires that all nonqualified deferred annuity contracts that
AXA Equitable and its affiliates issue to you during the same calendar year be linked together and treated as one contract for calculating the taxable amount of any distribution from any of those contracts.


ANNUITY PAYMENTS

Annuitization payments that are based on life or life expectancy are considered annuity payments for income tax purposes. We include in annuitization payments GMIB payments and other annuitization payments available under your contract. In order to get annuity payment tax treatment, all amounts under the contract must be applied to the annuity payout option; we do not "partially annuitize" nonqualified deferred annuity contracts.

Once annuity payments begin, a portion of each payment is taxable as ordinary income. You get back the remaining portion without paying taxes on it. This is your unrecovered investment in the contract. Generally, your investment in the contract equals the contributions you made, less any amounts you previously withdrew that were not taxable.

For fixed annuity payments, the tax-free portion of each payment is determined by (1) dividing your investment in the contract by the total amount you are expected to receive out of the contract, and (2) multiplying the result by the amount of the payment. For variable annuity payments, your tax-free portion of each payment is your investment in the contract divided by the number of expected payments. If you have a loss on a variable annuity payout in a taxable year, you may be able to adjust the tax-free amount in subsequent years.

Once you have received the amount of your investment in the contract, all payments after that are fully taxable. If payments under a life annuity stop because the annuitant dies, there is an income tax deduction for any unrecovered investment in the contract.

Your rights to apply amounts under this contract to an annuity payout option are described elsewhere in this Prospectus. If you hold your contract to the maximum maturity age under the contract we require that a choice be made between taking a lump sum settlement of any remaining account value or applying any such account value to one of the annuity payout options under the contract. If no affirmative choice is made, we will apply any remaining annuity value to the default option under the contract at such age. While there is no specific federal tax guidance as to whether or when an annuity contract is required to mature, or as to the form of the payments to be made upon maturity, we believe that this contract constitutes an annuity contract under current federal tax rules.



WITHDRAWALS MADE BEFORE ANNUITY PAYMENTS BEGIN


If you make withdrawals before annuity payments begin under your contract, they are taxable to you as ordinary income if there are earnings in the contract. Generally, earnings are your account value less your investment in the contract. If you withdraw an amount which is more than the earnings in the contract as of the date of the withdrawal, the balance of the distribution is treated as a reduction of your investment in the contract and is not taxable.


PROTECTION PLUS(SM) FEATURE


In order to enhance the amount of the death benefit to be paid at the annuitant's death, you may have purchased a Protection Plus(SM) rider for your NQ contract. Although we regard this benefit as an investment protection feature which is part of the contract and which should have no adverse tax effect, it is possible that the IRS could take a contrary position or assert that the Protection Plus(SM) rider is not part of the contract. In such a case, the charges for the Protection Plus(SM) rider could be treated for federal income tax purposes as a partial withdrawal from the contract. If this were so, such a deemed withdrawal could be taxable, and for contract owners under age 59-1/2, also subject to a tax penalty. Were the IRS to take this position, AXA Equitable would take all reasonable steps to attempt to avoid this result, which could include amending the contract (with appropriate notice to you).


1035 EXCHANGES

You may purchase a nonqualified deferred annuity contract through an exchange of another contract. Normally, exchanges of contracts are taxable events. The exchange will not be taxable under Section 1035 of the Internal Revenue Code if:

o the contract that is the source of the funds you are using to purchase the nonqualified deferred annuity contract is another nonqualified deferred annuity contract (or life insurance or endowment contract).

o the owner and the annuitant are the same under the source contract and the contract issued in exchange. If you are using a life insurance or endowment contract the owner and the insured must be the same on both sides of the exchange transaction.

The tax basis, also referred to as your investment in the contract, of the source contract carries over to the contract issued in exchange.

An owner may direct the proceeds of a partial withdrawal from one nonqualified deferred annuity contract to a different insurer to purchase a new nonqualified deferred annuity contract on a tax-deferred basis. Special forms, agreement between the carriers, and provision of cost basis information may be required to process this type of an exchange.

Section 1035 exchanges are generally not available after the death of the owner.



SURRENDERS


If you surrender or cancel the contract, the distribution is taxable as ordinary income (not capital gain) to the extent it exceeds your investment in the contract.



DEATH BENEFIT PAYMENTS MADE TO A BENEFICIARY AFTER YOUR DEATH


For the rules applicable to death benefits, see "Payment of death benefit" earlier in this Prospectus. The tax treatment of a death benefit taken as a single sum is generally the same as the tax treatment of a withdrawal from or surrender of your contract. The tax treatment of a death benefit taken as annuity payments is generally the same as the tax treatment of annuity payments under your contract.

Under the Beneficiary continuation option, the tax treatment of a withdrawal after the death of the owner taken as a single sum or taken as



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withdrawals under the 5-year rule is generally the same as the tax treatment of a withdrawal from or surrender of your contract.


EARLY DISTRIBUTION PENALTY TAX

If you take distributions before you are age 59-1/2, a penalty tax of 10% of the taxable portion of your distribution applies in addition to the income tax.
Some of the available exceptions to the pre-age 59-1/2 penalty tax include distributions made:

o  on or after your death; or

o  because you are disabled (special federal income tax definition); or

o in the form of substantially equal periodic annuity payments at least annually over your life (or life expectancy), or the joint lives of you and your beneficiary (or joint life expectancies) using an IRS-approved distribution method.



INVESTOR CONTROL ISSUES


Under certain circumstances, the IRS has stated that you could be treated as the owner (for tax purposes) of the assets of Separate Account No. 49. If you were treated as the owner, you would be taxable on income and gains attributable to the shares of the underlying portfolios.

The circumstances that would lead to this tax treatment would be that, in the opinion of the IRS, you could control the underlying investment of Separate Account No. 49. The IRS has said that the owners of variable annuities will not be treated as owning the separate account assets provided the underlying portfolios are restricted to variable life and annuity assets. The variable annuity owners must have the right only to choose among the Portfolios, and must have no right to direct the particular investment decisions within the Portfolios.

Although we believe that, under current IRS guidance, you would not be treated as the owner of the assets of Separate Account No. 49, there are some issues that remain unclear. For example, the IRS has not issued any guidance as to whether having a larger number of Portfolios available, or an unlimited right to transfer among them, could cause you to be treated as the owner. We do not know whether the IRS will ever provide such guidance or whether such guidance, if unfavorable, would apply retroactively to your contract. Furthermore, the IRS could reverse its current guidance at any time. We reserve the right to modify your contract as necessary to prevent you from being treated as the owner of the assets of Separate Account No. 49.



INDIVIDUAL RETIREMENT ARRANGEMENTS (IRAS)


GENERAL


"IRA" stands for individual retirement arrangement. There are two basic types of such arrangements, individual retirement accounts and individual retirement annuities. In an individual retirement account, a trustee or custodian holds the assets funding the account for the benefit of the IRA owner. The assets typically include mutual funds and/or individual stocks and/or securities in a custodial account, and bank certificates of deposit in a trusteed account. In an individual retirement annuity, an insurance company issues an annuity contract that serves as the IRA.

There are two basic types of IRAs, as follows:

o  Traditional IRAs, typically funded on a pre-tax basis; and

o  Roth IRAs, funded on an after-tax basis.

Regardless of the type of IRA, your ownership interest in the IRA cannot be forfeited. You or your beneficiaries who survive you are the only ones who can receive the IRA's benefits or payments. All types of IRAs qualify for tax deferral regardless of the funding vehicle selected.

You can hold your IRA assets in as many different accounts and annuities as you would like, as long as you meet the rules for setting up and making contributions to IRAs. However, if you own multiple IRAs, you may be required to combine IRA values or contributions for tax purposes. For further information about individual retirement arrangements, you can read Internal Revenue Service Publication 590 ("Individual Retirement Arrangements (IRAs)"). This publication is usually updated annually, and can be obtained by contacting the IRS or from the IRS website (www.irs.gov).

AXA Equitable designs its IRA contracts to qualify as individual retirement annuities under Section 408(b) of the Internal Revenue Code. You may have purchased the contract as a traditional IRA or Roth IRA. We also offered Inherited IRA contracts for payment of post-death required minimum distributions from traditional IRAs and Roth IRAs, respectively.

This Prospectus contains the information that the IRS requires you to have before you purchase an IRA. The first section covers some of the special tax rules that apply to traditional IRAs. The next section covers Roth IRAs. The disclosure generally assumes direct ownership of the individual retirement annuity contract. For contracts owned in a custodial individual retirement account, the disclosure will apply only if you terminate your account or transfer ownership of the contract to yourself.

We describe the amount and types of charges that may apply to your contributions under "Charges and expenses" earlier in this Prospectus. We describe the method of calculating payments under "Accessing your money" earlier in this Prospectus. We do not guarantee or project growth in any variable income annuitization option payments (as opposed to payments from a fixed income annuitization option).

AXA Equitable had received an opinion letter from the IRS approving the respective forms of the Accumulator(R) traditional and Roth IRA contracts for use as a traditional and Roth IRA, respectively. This IRS approval is a determination only as to the form of the annuity. It does not represent a determination of the merits of the annuity as an investment. The contracts submitted for IRS approval do not include every feature possibly available under the Accumulator(R) traditional and Roth IRA contracts.


YOUR RIGHT TO CANCEL WITHIN A CERTAIN NUMBER OF DAYS

This is provided for informational purposes only. Since the contract is no longer available to new purchasers, this cancellation provision is no longer applicable.

You can cancel either type of the Accumulator(R) IRA contract (traditional IRA or Roth IRA) by following the directions in "Your right to cancel within a certain number of days" under "Contract features and



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benefits" earlier in this Prospectus. If you cancel a traditional IRA or Roth
IRA contract, we may have to withhold tax, and we must report the transaction to the IRS. A contract cancellation could have an unfavorable tax impact.



TRADITIONAL INDIVIDUAL RETIREMENT ANNUITIES (TRADITIONAL IRAS)


CONTRIBUTIONS TO TRADITIONAL IRAS. Individuals may make three different types of contributions to purchase a traditional IRA or as subsequent contributions to an existing IRA:

o  "regular" contributions out of earned income or compensation; or

o  tax-free "rollover" contributions; or

o direct custodian-to-custodian transfers from other traditional IRAs ("direct transfers").

When you make a contribution to your IRA, we require you to tell us whether it is a regular contribution, rollover contribution, or direct transfer contribution, and to supply supporting documentation in some cases.


REGULAR CONTRIBUTIONS TO TRADITIONAL IRAS


LIMITS ON CONTRIBUTIONS. The "maximum regular contribution amount" for any taxable year is the most that can be contributed to all of your IRAs (traditional and Roth) as regular contributions for the particular taxable year. The maximum regular contribution amount depends on age, earnings, and year, among other things. Generally, $5,000 is the maximum amount that you may contribute to all IRAs (including Roth IRAs). When your earnings are below $5,000, your earned income or compensation for the year is the most you can contribute. This limit does not apply to rollover contributions or direct custodian-to-custodian transfers into a traditional IRA. You cannot make regular traditional IRA contributions for the tax year in which you reach age 70-1/2 or any tax year after that.

If you are at least age 50 at any time during the taxable year for which you are making a regular contribution to your IRA, you may be eligible to make additional "catch-up contributions" of up to $1,000 to your traditional IRA.

SPECIAL RULES FOR SPOUSES. If you are married and file a joint federal income tax return, you and your spouse may combine your compensation to determine the amount of regular contributions you are permitted to make to traditional IRAs (and Roth IRAs discussed below). Even if one spouse has no compensation or compensation under $5,000, married individuals filing jointly can contribute up to $10,000 per year to any combination of traditional IRAs and Roth IRAs. Any contributions to Roth IRAs reduce the ability to contribute to traditional IRAs and vice versa. The maximum amount may be less if earned income is less and the other spouse has made IRA contributions. No more than a combined total of $5,000 can be contributed annually to either spouse's traditional and Roth
IRAs. Each spouse owns his or her traditional IRAs and Roth IRAs even if the other spouse funded the contributions. A working spouse age 70-1/2 or over can contribute up to the lesser of $5,000 or 100% of "earned income" to a traditional IRA for a nonworking spouse until the year in which the non-working spouse reaches age 70-1/2. Catch-up contributions may be made as described above for spouses who are at least age 50 but under age 70-1/2 at any time during the taxable year for which the contribution is made.

DEDUCTIBILITY OF CONTRIBUTIONS. The amount of traditional IRA contributions that you can deduct for a taxable year depends on whether you are covered by an employer-sponsored tax-favored retirement plan, as defined under special federal income tax rules. Your Form W-2 will indicate whether or not you are covered by such a retirement plan.

The federal tax rules governing contributions to IRAs made from current compensation are complex and are subject to numerous technical requirements and limitations which vary based on an individual's personal situation (including his/her spouse). IRS Publication 590, "Individual Retirement Arrangements
(IRAs)" which is updated annually and is available at www.irs.gov, contains pertinent explanations of the rules applicable to the current year. The amount of permissible contributions to IRAs, the amount of IRA contributions which may be deductible, and the individual's income limits for determining contributions and deductions all may be adjusted annually for cost of living.

NONDEDUCTIBLE REGULAR CONTRIBUTIONS. If you are not eligible to deduct part or all of the traditional IRA contribution, you may still make nondeductible contributions on which earnings will accumulate on a tax-deferred basis. The combined deductible and nondeductible contributions to your traditional IRA (or the non-working spouse's traditional IRA) may not, however, exceed the $5,000 maximum per person limit for the applicable taxable year. The dollar limit is $6,000 for people eligible to make age 50-70-1/2 catch-up contributions. You must keep your own records of deductible and nondeductible contributions in order to prevent double taxation on the distribution of previously taxed amounts. See "Withdrawals, payments and transfers of funds out of traditional IRAs" later in this section for more information.

If you are making nondeductible contributions in any taxable year, or you have made nondeductible contributions to a traditional IRA in prior years and are receiving distributions from any traditional IRA, you must file the required information with the IRS. Moreover, if you are making nondeductible traditional IRA contributions, you must retain all income tax returns and records pertaining to such contributions until interests in all traditional IRAs are fully distributed.

WHEN YOU CAN MAKE REGULAR CONTRIBUTIONS. If you file your tax returns on a calendar year basis like most taxpayers, you have until the April 15 return filing deadline (without extensions) of the following calendar year to make your regular traditional IRA contributions for a taxable year. Make sure you designate the year for which you are making the contribution.



ROLLOVER AND TRANSFER CONTRIBUTIONS TO TRADITIONAL IRAS


Rollover contributions may be made to a traditional IRA from these "eligible retirement plans":

o  qualified plans;

o  governmental employer 457(b) plans;

o  403(b) plans; and


                                                             Tax information  71


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o  other traditional IRAs.

Direct transfer contributions may only be made directly from one traditional IRA to another.

Any amount contributed to a traditional IRA after you reach age 70-1/2 must be net of your required minimum distribution for the year in which the rollover or direct transfer contribution is made.



ROLLOVERS FROM "ELIGIBLE RETIREMENT PLANS" OTHER THAN
TRADITIONAL IRAS


Your plan administrator will tell you whether or not your distribution is eligible to be rolled over. Spousal beneficiaries and spousal alternate payees under qualified domestic relations orders may roll over funds on the same basis as the plan participant. A non-spousal death beneficiary may also be able to make a direct rollover to an inherited IRA contract with special rules and restrictions under certain circumstances.

There are two ways to do rollovers:

o  Do it yourself:
   You actually receive a distribution that can be rolled over and you roll it over to a traditional IRA within 60 days after the date you receive the funds. The distribution from your eligible retirement plan will be net of 20% mandatory federal income tax withholding. If you want, you can replace the withheld funds yourself and roll over the full amount.

o  Direct rollover
   You tell the trustee or custodian of the eligible retirement plan to send the distribution directly to your traditional IRA issuer. Direct rollovers are not subject to mandatory federal income tax withholding.

All distributions from a qualified plan, 403(b) plan or governmental employer 457(b) plan are eligible rollover distributions, unless the distributions are:

o "required minimum distributions" after age 70-1/2 or retirement from service with the employer; or

o substantially equal periodic payments made at least annually for your life (or life expectancy) or the joint lives (or joint life expectancies) of you and your designated beneficiary; or

o substantially equal periodic payments made for a specified period of 10 years or more; or

o  hardship withdrawals; or

o  corrective distributions that fit specified technical tax rules; or

loans that are treated as distributions; or

o  death benefit payments to a beneficiary who is not your surviving spouse; or

o qualified domestic relations order distributions to a beneficiary who is not your current spouse or former spouse.

You should discuss with your tax adviser whether you should consider rolling over funds from one type of tax qualified retirement plan to another because the funds will generally be subject to the rules of the recipient plan. For example, funds in a governmental employer 457(b) plan are not subject to the additional 10% federal income tax penalty for premature distributions, but they may become subject to this penalty if you roll the funds to a different type of eligible retirement plan such as a traditional IRA, and subsequently take a premature distribution.


ROLLOVERS OF AFTER-TAX CONTRIBUTIONS FROM ELIGIBLE RETIREMENT PLANS OTHER THAN TRADITIONAL IRAS


Any non-Roth after-tax contributions you have made to a qualified plan or 403(b) plan (but not a governmental employer 457(b) plan) may be rolled over to a traditional IRA (either in a direct rollover or a rollover you do yourself). When the recipient plan is a traditional IRA, you are responsible for recordkeeping and calculating the taxable amount of any distributions you take from that traditional IRA. See "Taxation of Payments" later in this section under "Withdrawals, payments and transfers of funds out of traditional IRAs." After-tax contributions in a traditional IRA cannot be rolled over from your traditional IRA into, or back into, a qualified plan, 403(b) plan or governmental employer 457(b) plan.


ROLLOVERS FROM TRADITIONAL IRAS TO TRADITIONAL IRAS


You may roll over amounts from one traditional IRA to one or more of your other traditional IRAs if you complete the transaction within 60 days after you receive the funds. You may make such a rollover only once in every 12-month period for the same funds. Trustee-to-trustee or custodian-to-custodian direct transfers are not rollover transactions. You can make these more frequently than once in every 12-month period.


SPOUSAL ROLLOVERS AND DIVORCE-RELATED DIRECT TRANSFERS


The surviving spouse beneficiary of a deceased individual can roll over funds from, or directly transfer funds from, the deceased spouse's traditional IRA to one or more other traditional IRAs. Also, in some cases, traditional IRAs can be transferred on a tax-free basis between spouses or former spouses as a result of a court-ordered divorce or separation decree.


EXCESS CONTRIBUTIONS TO TRADITIONAL IRAS


Excess contributions to IRAs are subject to a 6% excise tax for the year in which made and for each year after until withdrawn. The following are excess contributions to IRAs:

o regular contributions of more than the maximum regular contribution amount for the applicable taxable year; or

o  regular contributions to a traditional IRA made after you reach age 70-1/2;
   or

o rollover contributions of amounts which are not eligible to be rolled over, for example, minimum distributions required to be made after age 70-1/2.

You can avoid or limit the excise tax by withdrawing an excess contribution (rollover or regular). See Publication 590 for further details.


RECHARACTERIZATIONS


Amounts that have been contributed as traditional IRA funds may subsequently be treated as Roth IRA funds. Special federal income tax rules allow you to change your mind again and have amounts that are



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subsequently treated as Roth IRA funds, once again treated as traditional IRA funds. You do this by using the forms we prescribe. This is referred to as having "recharacterized" your contribution.



WITHDRAWALS, PAYMENTS AND TRANSFERS OF FUNDS OUT OF
TRADITIONAL IRAS


NO FEDERAL INCOME TAX LAW RESTRICTIONS ON WITHDRAWALS. You can withdraw any or all of your funds from a traditional IRA at any time. You do not need to wait for a special event like retirement.

TAXATION OF PAYMENTS. Amounts distributed from traditional IRAs are not subject to federal income tax until you or your beneficiary receive them. Taxable payments or distributions include withdrawals from your contract, surrender of your contract and annuity payments from your contract. Death benefits are also taxable.

We report all payments from traditional IRA contracts on IRS Form 1099-R. You are responsible for reporting these amounts correctly on your individual income tax return and keeping supporting records. Except as discussed below, the total amount of any distribution from a traditional IRA must be included in your gross income as ordinary income.

If you have ever made nondeductible (after-tax) IRA contributions to any traditional IRA (it does not have to be to this particular traditional IRA contract), those contributions are recovered tax-free when you get distributions from any traditional IRA. It is your responsibility to keep permanent tax records of all of your nondeductible contributions to traditional IRAs so that you can correctly report the taxable amount of any distribution on your own tax return. At the end of any year in which you have received a distribution from any traditional IRA, you calculate the ratio of your total nondeductible traditional IRA contributions (less any amounts previously withdrawn tax-free) to the total account balances of all traditional IRAs you own at the end of the year plus all traditional IRA distributions made during the year. Multiply this by all distributions from the traditional IRA during the year to determine the nontaxable portion of each distribution.

A distribution from a traditional IRA is not taxable if:

o the amount received is a withdrawal of certain excess contributions, as described in IRS Publication 590; or

o the entire amount received is rolled over to another traditional IRA or other eligible retirement plan which agrees to accept the funds. (See "Rollovers from eligible retirement plans other than traditional IRAs" under "Rollover and direct transfer contributions to traditional IRAs" earlier in this section for more information.)

The following are eligible to receive rollovers of distributions from a traditional IRA: a qualified plan, a 403(b) plan or a governmental employer 457(b) plan. After-tax contributions in a traditional IRA cannot be rolled from your traditional IRA into, or back into, a qualified plan, 403(b) plan or governmental employer 457(b) plan. Before you decide to roll over a distribution from a traditional IRA to another eligible retirement plan, you should check with the administrator of that plan about whether the plan accepts rollovers and, if so, the types it accepts. You should also check with the administrator of the receiving plan about any documents required to be completed before it will accept a rollover.

Distributions from a traditional IRA are not eligible for favorable ten-year averaging and long-term capital gain treatment available under limited circumstances for certain distributions from qualified plans. If you might be eligible for such tax treatment from your qualified plan, you may be able to preserve such tax treatment even though an eligible rollover from a qualified plan is temporarily rolled into a "conduit IRA" before being rolled back into a qualified plan. See your tax adviser.


REQUIRED MINIMUM DISTRIBUTIONS


BACKGROUND ON REGULATIONS--REQUIRED MINIMUM DISTRIBUTIONS.
Distributions must be made from traditional IRAs according to rules contained in the Code and Treasury Regulations. Certain provisions of the Treasury Regulations require that the actuarial present value of additional annuity contract benefits must be added to the dollar amount credited for purposes of calculating certain types of required minimum distributions from individual retirement annuity contracts. For this purpose additional annuity contract benefits may include, but are not limited to, guaranteed benefits. This could increase the amount required to be distributed from the contract if you take annual withdrawals instead of annuitizing. Please consult your tax adviser concerning applicability of these complex rules to your situation.

LIFETIME REQUIRED MINIMUM DISTRIBUTIONS. You must start taking annual distributions from your traditional IRAs for the year in which you turn age 70-1/2.


WHEN YOU HAVE TO TAKE THE FIRST LIFETIME REQUIRED MINIMUM DISTRIBUTION. The first required minimum distribution is for the calendar year in which you turn age 70-1/2. You have the choice to take this first required minimum distribution during the calendar year you actually reach age 70-1/2, or to delay taking it until the first three-month period in the next calendar year (January 1st - April 1st). Distributions must start no later than your "Required Beginning Date", which is April 1st of the calendar year after the calendar year in which you turn age 70-1/2. If you choose to delay taking the first annual minimum distribution, then you will have to take two minimum distributions in that year--the delayed one for the first year and the one actually for that year. Once minimum distributions begin, they must be made at some time each year.

HOW YOU CAN CALCULATE REQUIRED MINIMUM DISTRIBUTIONS. There are two approaches to taking required minimum distributions-"account-based" or "annuity-based."

ACCOUNT-BASED METHOD. If you choose an account-based method, you divide the value of your traditional IRA as of December 31st of the past calendar year by a number corresponding to your age from an IRS table. This gives you the required minimum distribution amount for that particular IRA for that year. If your spouse is your sole beneficiary and more than 10 years younger than you, the dividing number you use may be from another IRS table and may produce a smaller lifetime required minimum distribution amount. Regardless of the table used, the required minimum distribution amount will vary each year as the account value, the actuarial present value of additional annuity contract benefits, if applicable, and the divisor change. If you initially choose an account-based method, you may later apply your traditional



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IRA funds to a life annuity-based payout with any certain period not exceeding remaining life expectancy, determined in accordance with IRS tables.

ANNUITY-BASED METHOD. If you choose an annuity-based method, you do not have to do annual calculations. You apply the account value to an annuity payout for your life or the joint lives of you and a designated beneficiary or for a period certain not extending beyond applicable life expectancies, determined in accordance with IRS tables.

DO YOU HAVE TO PICK THE SAME METHOD TO CALCULATE YOUR REQUIRED MINIMUM DISTRIBUTIONS FOR ALL OF YOUR TRADITIONAL IRAS AND OTHER RETIREMENT PLANS? No. If you want, you can choose a different method for each of your traditional IRAs and other retirement plans. For example, you can choose an annuity payout from one IRA, a different annuity payout from a qualified plan and an account-based annual withdrawal from another IRA.

WILL WE PAY YOU THE ANNUAL AMOUNT EVERY YEAR FROM YOUR TRADITIONAL IRA BASED ON THE METHOD YOU CHOOSE? We will only pay you automatically if you affirmatively select an annuity payout option or an account-based withdrawal option such as our "automatic required minimum distribution (RMD) service." Even if you do not enroll in our service, we will calculate the amount of the required minimum distribution withdrawal for you, if you so request in writing. However, in that case you will be responsible for asking us to pay the required minimum distribution withdrawal to you.

Also, the IRS will let you calculate the required minimum distribution for each traditional IRA that you maintain, using the method that you picked for that particular IRA. You can add these required minimum distribution amount calculations together. As long as the total amount you take out every year satisfies your overall traditional IRA required minimum distribution amount, you may choose to take your annual required minimum distribution from any one or more traditional IRAs that you own.

WHAT IF YOU TAKE MORE THAN YOU NEED TO FOR ANY YEAR? The required minimum distribution amount for your traditional IRAs is calculated on a year-by-year basis. There are no carry-back or carry-forward provisions. Also, you cannot apply required minimum distribution amounts you take from your qualified plans to the amounts you have to take from your traditional IRAs and vice versa.

WHAT IF YOU TAKE LESS THAN YOU NEED TO FOR ANY YEAR? Your IRA could be disqualified, and you could have to pay tax on the entire value. Even if your IRA is not disqualified, you could have to pay a 50% penalty tax on the shortfall (required amount for traditional IRAs less amount actually taken). It is your responsibility to meet the required minimum distribution rules. We will remind you when our records show that you are within the age group which must take lifetime required minimum distributions. If you do not select a method with us, we will assume you are taking your required minimum distribution from another traditional IRA that you own.

WHAT ARE THE REQUIRED MINIMUM DISTRIBUTION PAYMENTS AFTER YOU DIE? These could vary depending on whether you die before or after your Required Beginning Date for lifetime required minimum distribution payments, and the status of your beneficiary. The following assumes that you have not yet elected an annuity-based payout at the time of your death. If you elect an annuity-based payout, payments (if any) after your death must be made at least as rapidly as when you were alive.

INDIVIDUAL BENEFICIARY. Regardless of whether your death occurs before or after your Required Beginning Date, an individual death beneficiary calculates annual post-death required minimum distribution payments based on the beneficiary's life expectancy using the "term certain method." That is, he or she determines his or her life expectancy using the IRS-provided life expectancy tables as of the calendar year after the owner's death and reduces that number by one each subsequent year.

If you die before your Required Beginning Date, the rules permit any individual beneficiary, including a spousal beneficiary, to elect instead to apply the "5-year rule." Under this rule, instead of annual payments having to be made beginning with the first in the year following the owner's death, the entire account must be distributed by the end of the calendar year which contains the fifth anniversary of the owner's death. No distribution is required before that fifth year.

SPOUSAL BENEFICIARY. If you die after your Required Beginning Date, and your death beneficiary is your surviving spouse, your spouse has a number of choices. Post-death distributions may be made over your spouse's single life expectancy. Any amounts distributed after that surviving spouse's death are made over the spouse's life expectancy calculated in the year of his/her death, reduced by one for each subsequent year. In some circumstances, your surviving spouse may elect to become the owner of the traditional IRA and halt distributions until he or she reaches age 70-1/2, or roll over amounts from your traditional IRA into his/her own traditional IRA or other eligible retirement plan.

If you die before your Required Beginning Date, and the death beneficiary is your surviving spouse, the rules permit the spouse to delay starting payments over his/her life expectancy until the year in which you would have attained age 70-1/2.

NON-INDIVIDUAL BENEFICIARY. If you die after your Required Beginning Date, and your death beneficiary is a non-individual, such as the estate, the rules permit the beneficiary to calculate post-death required minimum distribution amounts based on the owner's life expectancy in the year of death. HOWEVER, NOTE THAT WE NEED AN INDIVIDUAL ANNUITANT TO KEEP AN ANNUITY CONTRACT IN FORCE. IF THE BENEFICIARY IS NOT AN INDIVIDUAL, WE MUST DISTRIBUTE AMOUNTS REMAINING IN THE ANNUITY CONTRACT AFTER THE DEATH OF THE ANNUITANT.

If you die before your Required Beginning Date for lifetime required minimum distribution payments, and the death beneficiary is a nonindividual, such as the estate, the rules continue to apply the 5-year rule discussed earlier under "Individual beneficiary." PLEASE NOTE THAT WE NEED AN INDIVIDUAL ANNUITANT TO KEEP AN ANNUITY CONTRACT IN FORCE. IF THE BENEFICIARY IS NOT AN INDIVIDUAL, WE MUST DISTRIBUTE AMOUNTS REMAINING IN THE ANNUITY CONTRACT AFTER THE DEATH OF THE ANNUITANT.

SUCCESSOR OWNER AND ANNUITANT

If your spouse is the sole primary beneficiary and elects to become the successor owner and annuitant, the required minimum distribution rules are applied as if your surviving spouse is the contract owner.



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PAYMENTS TO A BENEFICIARY AFTER YOUR DEATH

IRA death benefits are taxed the same as IRA distributions.


BORROWING AND LOANS ARE PROHIBITED TRANSACTIONS

You cannot get loans from a traditional IRA. You cannot use a traditional IRA as collateral for a loan or other obligation. If you borrow against your IRA or use it as collateral, its tax-favored status will be lost as of the first day of the tax year in which this prohibited event occurs. If this happens, you must include the value of the traditional IRA in your federal gross income. Also, the early distribution penalty tax of 10% may apply if you have not reached age 59-1/2 before the first day of that tax year.


EARLY DISTRIBUTION PENALTY TAX

A penalty tax of 10% of the taxable portion of a distribution applies to distributions from a traditional IRA made before you reach age 59-1/2. Some of the available exceptions to the pre-age 59-1/2 penalty tax include distributions:

   o  made on or after your death; or

   o  made because you are disabled (special federal income tax definition); or

   o used to pay certain extraordinary medical expenses (special federal income tax definition); or

   o used to pay medical insurance premiums for unemployed indi viduals (special federal income tax definition); or

   o used to pay certain first-time home buyer expenses (special federal income tax definition; $10,000 lifetime total limit for these distributions from all your traditional and Roth IRAs); or

   o used to pay certain higher education expenses (special federal income tax definition); or

   o in the form of substantially equal periodic payments made at least annually over your life (or your life expectancy) or over the joint lives of you and your beneficiary (or your joint life expectancies) using an IRS-approved distribution method.

Please note that it is your responsibility to claim the penalty exception on your own income tax return and to document eligibility for the exception to the IRS.

To meet the substantially equal periodic payment exception, you could elect to apply your contract value to an Income Manager(R) (life annuity with a period certain) payout annuity contract (level payments version). You could also elect the substantially equal withdrawals option. We will calculate the substantially equal annual payments, using your choice of IRS-approved methods we offer. Although substantially equal withdrawals and Income Manager(R) payments are not subject to the 10% penalty tax, they are taxable as discussed in "Withdrawals, payments and transfers of funds out of traditional IRAs" earlier in this section. Once substantially equal withdrawals or Income Manager(R) annuity payments begin, the distributions should not be stopped or changed until after the later of your reaching age 59-1/2 or five years after the date of the first distribution, or the penalty tax, including an interest charge for the prior penalty avoidance, may apply to all prior distributions under either option. Also, it is possible that the IRS could view any additional withdrawal or payment you take from, or any additional contributions or transfers you make to, your contract as changing your pattern of substantially equal withdrawals or Income Manager(R) payments for purposes of determining whether the penalty applies.


ROTH INDIVIDUAL RETIREMENT ANNUITIES (ROTH IRAS)

This section of the Prospectus covers some of the special tax rules that apply to Roth IRAs. If the rules are the same as those that apply to the traditional IRA, we will refer you to the same topic under "Traditional individual retirement annuities (traditional IRAs)."

The Accumulator(R) Roth IRA contract is designed to qualify as a Roth individual retirement annuity under Sections 408A(b) and 408(b) of the Internal Revenue Code.

CONTRIBUTIONS TO ROTH IRAS. Individuals may make four different types of contributions to a Roth IRA:

   o  regular after-tax contributions out of earnings; or

   o taxable rollover contributions from traditional IRAs or other eligible retirement plans ("conversion rollover" contributions); or

   o tax-free rollover contributions from other Roth individual retirement arrangements or designated Roth accounts under defined contribution plans; or

   o tax-free direct custodian-to-custodian transfers from other Roth IRAs ("direct transfers").

Regular after-tax, direct transfer and rollover contributions may be made to a Roth IRA contract. See "Rollovers and direct transfer contributions to Roth IRAs" later in this section for more information. If you use the forms we require, we will also accept traditional IRA funds which are subsequently recharacterized as Roth IRA funds following special federal income tax rules.


REGULAR CONTRIBUTIONS TO ROTH IRAS

LIMITS ON REGULAR CONTRIBUTIONS. The "maximum regular contribution amount" for any taxable year is the most that can be contributed to all of your IRAs (traditional and Roth) as regular contributions for the particular taxable year. The maximum regular contribution amount depends on age, earnings, and year, among other things. Generally, $5,000 is the maximum amount that you may contribute to all IRAs (including Roth IRAs). This limit does not apply to rollover contributions or direct custodian-to-custodian transfers into a Roth IRA. Any contributions to Roth IRAs reduce your ability to contribute to traditional IRAs and vice versa. When your earnings are below $5,000, your earned income or compensation for the year is the most you can contribute. If you are married and file a joint income tax return, you and your spouse may combine your compensation to determine the amount of regular contributions you are permitted to make to Roth IRAs and traditional IRAs. See the discussion under "Special rules for spouses" earlier in this section under traditional IRAs.

If you or your spouse are at least age 50 at any time during the taxable year for which you are making a regular contribution, you may be eligible to make additional catch-up contributions of up to $1,000.



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With a Roth IRA, you can make regular contributions when you reach 70-1/2, as long as you have sufficient earnings. The amount of permissible contributions to Roth IRAs for any year depends on the individual's income limits and marital status. For example, if you are married and filing separately for any year your ability to make regular Roth IRA contributions is greatly limited. The amount of permissible contributions and income limits may be adjusted annually for cost of living. Please consult IRS Publication 590, "Individual Retirement Arrangements (IRAs)" for the rules applicable to the current year.

WHEN YOU CAN MAKE CONTRIBUTIONS. Same as traditional IRAs.

DEDUCTIBILITY OF CONTRIBUTIONS. Roth IRA contributions are not tax deductible.


ROLLOVER AND DIRECT TRANSFER CONTRIBUTIONS TO ROTH IRAS


WHAT IS THE DIFFERENCE BETWEEN ROLLOVER AND DIRECT TRANSFER TRANSACTIONS?

The difference between a rollover transaction and a direct transfer transaction is the following: in a rollover transaction you actually take possession of the funds rolled over or are considered to have received them under tax law in the case of a change from one type of plan to another. In a direct transfer transaction, you never take possession of the funds, but direct the first Roth IRA custodian, trustee or issuer to transfer the first Roth IRA funds directly to the recipient Roth IRA custodian, trustee or issuer. You can make direct transfer transactions only between identical plan types (for example, Roth IRA to Roth IRA). You can also make rollover transactions between identical plan types. However, you can only make rollovers between different plan types (for example, traditional IRA to Roth IRA).

You may make rollover contributions to a Roth IRA from these sources only:

   o  another Roth IRA;

   o a traditional IRA, including a SEP-IRA or SIMPLE IRA (after a two-year rollover limitation period for SIMPLE IRA funds), in a taxable conversion rollover ("conversion rollover");

   o a "designated Roth contribution account" under a 401(k) plan or a 403(b) plan (direct or 60-day); or

   o from non-Roth accounts under another eligible retirement plan, as described below under "Conversion rollover contributions to Roth IRAs."

You may make direct transfer contributions to a Roth IRA only from another Roth IRA.

You may make both Roth IRA to Roth IRA rollover transactions and Roth IRA to Roth IRA direct transfer transactions. This can be accomplished on a completely tax-free basis. However, you may make Roth IRA to Roth IRA rollover transactions only once in any 12-month period for the same funds. Trustee-to-trustee or custodian-to custodian direct transfers can be made more frequently than once a year. Also, if you send us the rollover contribution to apply it to a Roth IRA, you must do so within 60 days after you receive the proceeds from the original IRA to get rollover treatment.

The surviving spouse beneficiary of a deceased individual can roll over or directly transfer an inherited Roth IRA to one or more other Roth IRAs. In some cases, Roth IRAs can be transferred on a tax-free basis between spouses or former spouses as a result of a court-ordered divorce or separation decree.

CONVERSION ROLLOVER CONTRIBUTIONS TO ROTH IRAS

In a conversion rollover transaction, you withdraw (or are considered to have withdrawn) all or a portion of funds from a traditional IRA you maintain and convert it to a Roth IRA within 60 days after you receive (or are considered to have received) the traditional IRA proceeds. Amounts can also be rolled over from non-Roth accounts under another eligible retirement plan, including a Code
Section 401(a) qualified plan, a 403(b) plan, and a governmental employer
Section 457(b) plan.

Unlike a rollover from a traditional IRA to another traditional IRA, a conversion rollover transaction from a traditional IRA or other eligible retirement plan to a Roth IRA is not tax-free. Instead, the distribution from the traditional IRA or other eligible retirement plan is generally fully taxable. If you are converting all or part of a traditional IRA, and you have ever made nondeductible regular contributions to any traditional IRA -- whether or not it is the traditional IRA you are converting -- a pro rata portion of the distribution is tax-free. Even if you are under age 59-1/2, the early distribution penalty tax does not apply to conversion rollover contributions to a Roth IRA.

You cannot make conversion contributions to a Roth IRA to the extent that the funds in your traditional IRA or other eligible retirement plan are subject to the lifetime annual required minimum distribution rules.

You cannot convert and reconvert an amount during the same taxable year, or if later, during the 30-day period following a recharacterization. If you reconvert during either of these periods, it will be a failed Roth IRA conversion.

The IRS and Treasury have issued Treasury Regulations addressing the valuation of annuity contracts funding traditional IRAs in the conversion to Roth IRAs. Although these Regulations are not clear, they could require an individual's gross income on the conversion of a traditional IRA to a Roth IRA to be measured using various actuarial methods and not as if the annuity contract funding the traditional IRA had been surrendered at the time of conversion. This could increase the amount of income reported in certain circumstances.

RECHARACTERIZATIONS

You may be able to treat a contribution made to one type of IRA as having been made to a different type of IRA. This is called recharacterizing the contribution.

HOW TO RECHARACTERIZE. To recharacterize a contribution, you generally must have the contribution transferred from the first IRA (the one to which it was made) to the second IRA in a deemed trustee-to-trustee transfer. If the transfer is made by the due date (including extensions) for your tax return for the year during which the contribution was made, you can elect to treat the contribution as having been originally made to the second IRA instead of to the first IRA. It will be treated as having been made to the second IRA on the same date that it was actually made to the first IRA. You must report the recharacter-



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ization and must treat the contribution as having been made to the second IRA, instead of the first IRA, on your tax return for the year during which the contribution was made.

The contribution will not be treated as having been made to the second IRA unless the transfer includes any net income allocable to the contribution. You can take into account any loss on the contribution while it was in the IRA when calculating the amount that must be transferred. If there was a loss, the net income you must transfer may be a negative amount.

No deduction is allowed for the contribution to the first IRA and any net income transferred with the recharacterized contribution is treated as earned in the second IRA. The contribution will not be treated as having been made to the second IRA to the extent any deduction was allowed with respect to the contribution to the first IRA.

For recharacterization purposes, a distribution from a traditional IRA that is received in one tax year and rolled over into a Roth IRA in the next year, but still within 60 days of the distribution from the traditional IRA, is treated as a contribution to the Roth IRA in the year of the distribution from the traditional IRA.

Roth IRA conversion contributions from a SEP-IRA or SIMPLE IRA can be recharacterized to a SEP-IRA or SIMPLE IRA (including the original SEP-IRA or SIMPLE IRA). You cannot recharacterize back to the original plan a contribution directly rolled over from an eligible retirement plan which is not a traditional IRA.

The recharacterization of a contribution is not treated as a rollover for purposes of the 12-month limitation period described above. This rule applies even if the contribution would have been treated as a rollover contribution by the second IRA if it had been made directly to the second IRA rather than as a result of a recharacterization of a contribution to the first IRA.

To recharacterize a contribution, you must use our forms.


WITHDRAWALS, PAYMENTS AND TRANSFERS OF FUNDS OUT OF ROTH IRAS

NO FEDERAL INCOME TAX LAW RESTRICTIONS ON WITHDRAWALS. You can withdraw any or all of your funds from a Roth IRA at any time; you do not need to wait for a special event like retirement.


DISTRIBUTIONS FROM ROTH IRAS

Distributions include withdrawals from your contract, surrender of your contract and annuity payments from your contract. Death benefits are also distributions.

You must keep your own records of regular and conversion contributions to all Roth IRAs to assure appropriate taxation. You may have to file information on your contributions to and distributions from any Roth IRA on your tax return. You may have to retain all income tax returns and records pertaining to such contributions and distributions until your interests in all Roth IRAs are distributed. Like traditional IRAs, taxable distributions from a Roth IRA are not entitled to special favorable ten-year averaging and long-term capital gain treatment available in limited cases to certain distributions from qualified plans.

The following distributions from Roth IRAs are free of income tax:

   o  rollovers from a Roth IRA to another Roth IRA;

   o  direct transfers from a Roth IRA to another Roth IRA;

   o  qualified distributions from a Roth IRA; and

   o return of excess contributions or amounts recharacterized to a traditional IRA.

QUALIFIED DISTRIBUTIONS FROM ROTH IRAS. Qualified distributions from Roth IRAs made because of one of the following four qualifying events or reasons are not includable in income:

   o  you are age 59-1/2 or older; or

   o  you die; or

   o  you become disabled (special federal income tax definition); or

   o your distribution is a "qualified first-time homebuyer distribu tion" (special federal income tax definition; $10,000 lifetime total limit for these distributions from all of your traditional and Roth IRAs).

You also have to meet a five-year aging period. A qualified distribution is any distribution made after the five-taxable-year period beginning with the first taxable year for which you made any contribution to any Roth IRA (whether or not the one from which the distribution is being made).

NONQUALIFIED DISTRIBUTIONS FROM ROTH IRAS. Nonqualified distributions from Roth IRAs are distributions that do not meet both the qualifying event and five-year aging period tests described above. If you receive such a distribution, part of it may be taxable. For purposes of determining the correct tax treatment of distributions (other than the withdrawal of excess contributions and the earnings on them), there is a set order in which contributions (including conversion contributions) and earnings are considered to be distributed from your Roth IRA. The order of distributions is as follows:

     (1)  Regular contributions.

     (2) Conversion contributions, on a first-in-first-out basis (gener ally, total conversions from the earliest year first). These conversion contributions are taken into account as follows:

          (a) Taxable portion (the amount required to be included in gross income because of conversion) first, and then the

          (b)  Nontaxable portion.

     (3)  Earnings on contributions.

Rollover contributions from other Roth IRAs are disregarded for this purpose.

To determine the taxable amount distributed, distributions and contributions are aggregated or grouped, then added together as follows:

     (1) All distributions made during the year from all Roth IRAs you maintain -- with any custodian or issuer -- are added together.

     (2) All regular contributions made during and for the year (contri butions made after the close of the year, but before the due date of your return) are added together. This total is added to the total undistributed regular contributions made in prior years.



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     (3)  All conversion contributions made during the year are added together.

Any recharacterized contributions that end up in a Roth IRA are added to the appropriate contribution group for the year that the original contribution would have been taken into account if it had been made directly to the Roth IRA.

Any recharacterized contribution that ends up in an IRA other than a Roth IRA is disregarded for the purpose of grouping both contributions and distributions. Any amount withdrawn to correct an excess contribution (including the earnings withdrawn) is also disregarded for this purpose.

REQUIRED MINIMUM DISTRIBUTIONS DURING LIFE

Lifetime required minimum distributions do not apply.

REQUIRED MINIMUM DISTRIBUTIONS AT DEATH

Same as traditional IRA under "What are the required minimum distribution payments after you die?", assuming death before the Required Beginning Date.

PAYMENTS TO A BENEFICIARY AFTER YOUR DEATH

Distributions to a beneficiary generally receive the same tax treatment as if the distribution had been made to you.

BORROWING AND LOANS ARE PROHIBITED TRANSACTIONS

Same as traditional IRA.

EXCESS CONTRIBUTIONS TO ROTH IRAS

Generally the same as traditional IRA, except that regular contributions made after age 70-1/2 are not excess contributions.

Excess rollover contributions to Roth IRAs are contributions not eligible to be rolled over.

You can withdraw or recharacterize any contribution to a Roth IRA before the due date (including extensions) for filing your federal income tax return for the tax year. If you do this, you must also withdraw or recharacterize any earnings attributable to the contribution.

EARLY DISTRIBUTION PENALTY TAX

Same as traditional IRA.


FEDERAL AND STATE INCOME TAX WITHHOLDING AND INFORMATION REPORTING

We must withhold federal income tax from distributions from annuity contracts. You may be able to elect out of this income tax withholding in some cases. Generally, we do not have to withhold if your distributions are not taxable. The rate of withholding will depend on the type of distribution and, in certain cases, the amount of your distribution. Any income tax withheld is a credit against your income tax liability. If you do not have sufficient income tax withheld or do not make sufficient estimated income tax payments, you may incur penalties under the estimated income tax rules.

You must file your request not to withhold in writing before the payment or distribution is made. Our processing office will provide forms for this purpose. You cannot elect out of withholding unless you provide us with your correct Taxpayer Identification Number and a United States residence address. You cannot elect out of withholding if we are sending the payment out of the United States.

You should note the following special situations:

   o We might have to withhold and/or report on amounts we pay under a free look or cancellation.

   o We are required to withhold on the gross amount of a distri bution from a Roth IRA to the extent it is reasonable for us to believe that a distribution is includable in your gross income. This may result in tax being withheld even though the Roth IRA distribution is ultimately not taxable. You can elect out of withholding as described below.

Special withholding rules apply to foreign recipients and United States citizens residing outside the United States. We do not discuss these rules here in detail. However, we may require additional documentation in the case of payments made to non-United States persons and United States persons living abroad prior to processing any requested transaction.

Certain states have indicated that state income tax withholding will also apply to payments from the contracts made to residents. Generally, an election out of federal withholding will also be considered an election out of state withholding. In some states, you may elect out of state withholding, even if federal withholding applies. If you need more information concerning a particular state or any required forms, call our processing office at the toll-free number.


FEDERAL INCOME TAX WITHHOLDING ON PERIODIC ANNUITY PAYMENTS

Federal tax rules require payers to withhold differently on "periodic" and "non-periodic" payments. Payers are to withhold from periodic annuity payments as if the payments were wages. The annuity contract owner is to specify marital status and the number of withholding exemptions claimed on an IRS Form W-4P or similar substitute election form. If the owner does not claim a different number of withholding exemptions or marital status, the payer is to withhold assuming that the owner is married and claiming three withholding exemptions. If the owner does not provide the owner's correct Taxpayer Identification Number a payer is to withhold from periodic annuity payments as if the owner were single with no exemptions.

A contract owner's withholding election remains effective unless and until the owner revokes it. The contract owner may revoke or change a withholding election at any time.


FEDERAL INCOME TAX WITHHOLDING ON NON-PERIODIC ANNUITY PAYMENTS (WITHDRAWALS)

Non-periodic distributions include partial withdrawals, total surrenders and death benefits. Payers generally withhold federal income tax at a flat 10% rate from (i) the taxable amount in the case of nonqualified contracts, and (ii) the payment amount in the case of traditional IRAs and Roth IRAs, where it is reasonable to assume an amount is includable in gross income.

As described below, there is no election out of federal income tax withholding if the payment is an eligible rollover distribution from a qualified plan or TSA contract. If a non-periodic distribution from a



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qualified plan or TSA contract is not an eligible rollover distribution then election out is permitted. If there is no election out, the 10% withholding rate applies.


SPECIAL RULES FOR CONTRACTS FUNDING QUALIFIED PLANS

The trustee is responsible for making all required notifications on tax matters to plan participants and to the IRS. See Appendix II at the end of this Prospectus.

MANDATORY WITHHOLDING FROM TSA CONTRACTS AND QUALIFIED PLAN DISTRIBUTIONS

Unless the distribution is directly rolled over to another eligible retirement plan, eligible rollover distributions from TSA contracts and qualified plans are subject to mandatory 20% withholding. The plan administrator is responsible for withholding from qualified plan distributions and communicating to the recipient whether the distribution is an eligible rollover distribution.


IMPACT OF TAXES TO AXA EQUITABLE

The contracts provide that we may charge Separate Account No. 49 for taxes. We do not now, but may in the future set up reserves for such taxes.



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ABOUT SEPARATE ACCOUNT NO. 49

Each variable investment option is a subaccount of Separate Account No. 49. We established Separate Account No. 49 in 1996 under special provisions of the New York Insurance Law. These provisions prevent creditors from any other business we conduct from reaching the assets we hold in our variable investment options for owners of our variable annuity contracts. We are the legal owner of all of the assets in Separate Account No. 49 and may withdraw any amounts that exceed our reserves and other liabilities with respect to variable investment options under our contracts. For example, we may withdraw amounts from Separate Account No. 49 that represent our investments in Separate Account No. 49 or that represent fees and charges under the contracts that we have earned. Also, we may, at our sole discretion, invest Separate Account No. 49 assets in any investment permitted by applicable law. The results of Separate Account No. 49's operations are accounted for without regard to AXA Equitable's other operations. The amount of some of our obligations under the contracts is based on the assets in Separate Account No. 49. However, the obligations themselves are obligations of AXA Equitable.

Separate Account No. 49 is registered under the Investment Company Act of 1940 and is registered and classified under that act as a "unit investment trust." The SEC, however, does not manage or supervise AXA Equitable or Separate Account No. 49. Although Separate Account No. 49 is registered, the SEC does not monitor the activity of Separate Account No. 49 on a daily basis. AXA Equitable is not required to register, and is not registered, as an investment company under the Investment Company Act of 1940.

Each subaccount (variable investment option) within Separate Account No. 49 invests solely in class IB/B shares issued by the corresponding Portfolio of its Trust.

We reserve the right subject to compliance with laws that apply:

(1) to add variable investment options to, or to remove variable investment options from, Separate Account No. 49, or to add other separate accounts;

(2)  to combine any two or more variable investment options;

(3) to transfer the assets we determine to be the shares of the class of contracts to which the contracts belong from any variable investment option to another variable investment option;

(4) to operate Separate Account No. 49 or any variable investment option as a management investment company under the Investment Company Act of 1940 (in which case, charges and expenses that otherwise would be assessed against an underlying mutual fund would be assessed against Separate Account No. 49 or a variable investment option directly);

(5) to deregister Separate Account No. 49 under the Investment Company Act of 1940;

(6)  to restrict or eliminate any voting rights as to Separate Account No. 49;
     and

(7) to cause one or more variable investment options to invest some or all of their assets in one or more other trusts or investment companies.

If the exercise of these rights results in a material change in the underlying investment of Separate Account No. 49, you will be notified of such exercise, as required by law.


ABOUT THE TRUSTS

The Trusts are registered under the Investment Company Act of 1940. They are classified as "open-end management investment companies," more commonly called mutual funds. Each Trust issues different shares relating to each Portfolio.

The Trusts do not impose sales charges or "loads" for buying and selling their shares. All dividends and other distributions on the Trusts' shares are reinvested in full. The Board of Trustees of each Trust may establish additional Portfolios or eliminate existing Portfolios at any time. More detailed information about each Trust, its Portfolio investment objectives, policies, restrictions, risks, expenses, its Rule 12b-1 Plan, and other aspects of its operations, appears in the prospectuses for each Trust, which generally accompany this Prospectus, or in their respective SAIs, which are available upon request.


ABOUT OUR FIXED MATURITY OPTIONS


RATES TO MATURITY AND PRICE PER $100 OF MATURITY VALUE

We can determine the amount required to be allocated to one or more fixed maturity options in order to produce specified maturity values. For example, we can tell you how much you need to allocate per $100 of maturity value.

Fixed maturity option rates are determined daily. The rates in the table below are illustrative only and will most likely differ from the rates applicable at time of purchase. Current fixed maturity option rates can be obtained from your financial professional.


The rates to maturity for new allocations as of February 16, 2010 and the related price per $100 of maturity value were as shown below:





--------------------------------------------------------------------------------
  FIXED MATURITY
   OPTIONS WITH
   FEBRUARY 16TH            RATE TO                  PRICE
 MATURITY DATE OF         MATURITY AS OF          PER $100 OF
   MATURITY YEAR        FEBRUARY 16, 2010        MATURITY VALUE
--------------------------------------------------------------------------------
        2011                 3.00%*                  $ 97.09
        2012                 3.00%*                  $ 94.26
        2013                 3.00%*                  $ 91.51
        2014                 3.00%*                  $ 88.84
        2015                 3.00%*                  $ 86.25
        2016                 3.00%*                  $ 83.74
--------------------------------------------------------------------------------


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
--------------------------------------------------------------------------------
  FIXED MATURITY
   OPTIONS WITH
   FEBRUARY 16TH            RATE TO                  PRICE
 MATURITY DATE OF         MATURITY AS OF          PER $100 OF
   MATURITY YEAR        FEBRUARY 16, 2010        MATURITY VALUE
--------------------------------------------------------------------------------
        2017                 3.00%                   $ 81.30
        2018                 3.00%                   $ 78.93
        2019                 3.10%                   $ 75.96
        2020                 3.30%                   $ 72.26



* Since these rates to maturity are 3%, no amounts could have been allocated to these options.


HOW WE DETERMINE THE MARKET VALUE ADJUSTMENT

We use the following procedure to calculate the market value adjustment (positive or negative) we make if you withdraw any of your value from a fixed maturity option before its maturity date.

(1) We determine the market adjusted amount on the date of the withdrawal as follows:

     (a) We determine the fixed maturity amount that would be payable on the maturity date, using the rate to maturity for the fixed maturity option.

     (b) We determine the period remaining in your fixed maturity option (based on the withdrawal date) and convert it to fractional years based on a 365-day year. For example, three years and 12 days becomes 3.0329.

     (c) We determine the current rate to maturity for your fixed maturity option based on the rate for a new fixed maturity option issued on the same date and having the same maturity date as your fixed maturity option; if the same maturity date is not available for new fixed maturity options, we determine a rate that is between the rates for new fixed maturity option maturities that immediately precede and immediately follow your fixed maturity option's maturity date.

     (d) We determine the present value of the fixed maturity amount payable at the maturity date, using the period determined in (b) and the rate determined in (c).

(2)  We determine the fixed maturity amount as of the current date.

(3) We subtract (2) from the result in (1)(d). The result is the market value adjustment applicable to such fixed maturity option, which may be positive or negative.

If you withdraw only a portion of the amount in a fixed maturity option, the market value adjustment will be a percentage of the market value adjustment that would have applied if you had withdrawn the entire value in that fixed maturity option. This percentage is equal to the percentage of the value in the fixed maturity option that you are withdrawing. Any withdrawal charges that are deducted from a fixed maturity option will result in a market value adjustment calculated in the same way. See Appendix III at the end of this Prospectus for an example.

For purposes of calculating the rate to maturity for new allocations to a fixed maturity option (see (1)(c) above), we use the rate we have in effect for new allocations to that fixed maturity option. We use this rate even if new allocations to that option would not be accepted at that time. This rate will not be less than 3%. If we do not have a rate to maturity in effect for a fixed maturity option to which the "current rate to maturity" in (1)(c) would apply, we will use the rate at the next closest maturity date. If we are no longer offering new fixed maturity options, the "current rate to maturity" will be determined by using a widely published index. We reserve the right to add up to 0.25% to the current rate in (1)(c) above for purposes of calculating the market value adjustment only.


INVESTMENTS UNDER THE FIXED MATURITY OPTIONS

Amounts allocated to the fixed maturity options are held in a "nonunitized" separate account we have established under the New York Insurance Law. This separate account provides an additional measure of assurance that we will make full payment of amounts due under the fixed maturity options. Under New York Insurance Law, the portion of the separate account's assets equal to the reserves and other contract liabilities relating to the contracts are not chargeable with liabilities from any other business we may conduct. We own the assets of the separate account, as well as any favorable investment performance on those assets. You do not participate in the performance of the assets held in this separate account. We may, subject to state law that applies, transfer all assets allocated to the separate account to our general account. We guarantee all benefits relating to your value in the fixed maturity options, regardless of whether assets supporting fixed maturity options are held in a separate account or our general account.

We expect the rates to maturity for the fixed maturity options to be influenced by, but not necessarily correspond to, among other things, the yields that we can expect to realize on the separate account's investments from time to time. Our current plans are to invest in fixed-income obligations, including corporate bonds, mortgage-backed and asset-backed securities, and government and agency issues having durations in the aggregate consistent with those of the fixed maturity options.

Although the above generally describes our plans for investing the assets supporting our obligations under the fixed maturity options under the contracts, we are not obligated to invest those assets according to any particular plan except as we may be required to by state insurance laws. We will not determine the rates to maturity we establish by the performance of the nonunitized separate account.


ABOUT THE GENERAL ACCOUNT


Our general obligations and any guaranteed benefits under the contract are supported by AXA Equitable's general account and are subject to AXA Equitable's claims paying ability. Assets in the general account are not segregated for the exclusive benefit of any particular contract or obligation. General account assets are also available to the insurer's general creditors and the conduct of its routine business activities, such as the payment of salaries, rent and other ordinary business expenses. For more information about AXA Equitable's financial strength, you may review its financial statements and/or check its current rating with one or more of the independent sources that rate insurance companies for their financial strength and stability. Such ratings are subject to change and have no bearing on the performance of the variable investment options. You may also speak with your financial representative.



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The general account is subject to regulation and supervision by the Insurance
Department of the State of New York and to the insurance laws and regulations of all jurisdictions where we are authorized to do business. Interests under the contracts in the general account have not been registered and are not required to be registered under the Securities Act of 1933 because of exemptions and exclusionary provisions that apply. The general account is not required to register as an investment company under the Investment Company Act of 1940 and it is not registered as an investment company under the Investment Company Act of 1940. The market value adjustment interests under the contracts, which are held in a separate account, are issued by AXA Equitable and are registered under the Securities Act of 1933. The contract is a "covered security" under the federal securities laws.

We have been advised that the staff of the SEC has not reviewed the portions of this Prospectus that relate to the general account . The disclosure with regard to the general account, however, may be subject to certain provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses.


ABOUT OTHER METHODS OF PAYMENT


WIRE TRANSMITTALS AND ELECTRONIC APPLICATIONS

We accept contributions sent by wire to our processing office by agreement with certain broker-dealers. Such transmittals must be accompanied by information we require to allocate your contribution. Wire orders not accompanied by complete information may be retained as described under "How you can make your contributions" under "Contract features and benefits" earlier in this Prospectus.

Even if we accepted the wire order and essential information, a contract generally was not issued until we received and accepted a properly completed application. In certain cases, we may have issued a contract based on information provided through certain broker-dealers with whom we have established electronic facilities. In any such cases, you must have signed our Acknowledgement of Receipt form.

Where we required a signed application, the above procedures did not apply and no financial transactions were permitted until we received the signed application and issued the contract. Where we issued a contract based on information provided through electronic facilities, we required an Acknowledgement of Receipt form. Financial transactions were only permitted if you requested them in writing, signed the request and had its signature guaranteed, until we received the signed Acknowledgement of Receipt form. After a contract is issued, additional contributions are allowed by wire.

In general, the transaction date for electronic transmissions is the date on which we receive at our regular processing office all required information and the funds due for your contribution. We may also establish same-day electronic processing facilities with a broker-dealer that has undertaken to pay contribution amounts on behalf of its customers. In such cases, the transaction date for properly processed orders is the business day on which the broker-dealer inputs all required information into its electronic processing system. You can contact us to find out more about such arrangements.

AUTOMATIC INVESTMENT PROGRAM -- FOR NQ, FLEXIBLE PREMIUM IRA AND FLEXIBLE PREMIUM ROTH IRA CONTRACTS ONLY

You may use our automatic investment program, or "AIP," to have a specified amount automatically deducted from a checking account, money market account, or credit union checking account and contributed as an additional contribution into an NQ, Flexible Premium IRA or Flexible Premium Roth IRA contract on a monthly or quarterly basis. AIP is not available for Rollover IRA, Roth Conversion IRA, QP, Inherited IRA Beneficiary Continuation (traditional IRA or Roth IRA) or Rollover TSA contracts, nor is it available with GPB Option 2. Please see Appendix VIII later in this Prospectus to see if the automatic investment program is available in your state.

For NQ contracts, the minimum amounts we will deduct are $100 monthly and $300 quarterly. Under Flexible Premium IRA and Flexible Premium Roth IRA contracts, the minimum amount is $50. AIP additional contributions may be allocated to any of the variable investment options and available fixed maturity options, but not the account for special dollar cost averaging. You choose the day of the month you wish to have your account debited. However, you may not choose a date later than the 28th day of the month.

You may cancel AIP at any time by notifying our processing office. We are not responsible for any debits made to your account before the time written notice of cancellation is received at our processing office.

DATES AND PRICES AT WHICH CONTRACT EVENTS OCCUR

We describe below the general rules for when, and at what prices, events under your contract will occur. Other portions of this Prospectus describe circumstances that may cause exceptions. We generally do not repeat those exceptions below.

BUSINESS DAY

Our "business day" is generally any day the New York Stock Exchange ("NYSE") is open for regular trading and generally ends at 4:00 p.m. Eastern Time (or as of an earlier close of regular trading). A business day does not include a day on which we are not open due to emergency conditions determined by the Securities and Exchange Commission. We may also close early due to such emergency conditions. Contributions will be applied and any other transaction requests will be processed when they are received along with all the required information unless another date applies as indicated below.

o If your contribution, transfer or any other transaction request containing all the required information reaches us on any of the following, we will use the next business day:

      -  on a non-business day;
      -  after 4:00 p.m. Eastern Time on a business day; or
      -  after an early close of regular trading on the NYSE on a business day.

o A loan request under your Rollover TSA contract will be processed on the first business day of the month following the date on which the properly completed loan request form is received.

o If your transaction is set to occur on the same day of the month as the contract date and that date is the 29th, 30th or 31st of the month, then the transaction will occur on the 1st day of the next month.


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o  When a charge is to be deducted on a contract date anniversary that is a non-business day, we will deduct the charge on the next business day.

o If we have entered into an agreement with your broker-dealer for automated processing of contributions upon receipt of customer order, your contribution will be considered received at the time your broker-dealer receives your contribution and all information needed to process your application, along with any required documents. Your broker-dealer will then transmit your order to us in accordance with our processing procedures. However, in such cases, your broker-dealer is considered a processing office for the purpose of receiving the contribution. Such arrangements may apply to initial contributions, subsequent contributions, or both, and may be commenced or terminated at any time without prior notice. If required by law, the "closing time" for such orders will be earlier than 4:00 p.m., Eastern Time.


CONTRIBUTIONS AND TRANSFERS

o Contributions allocated to the variable investment options are invested at the unit value next determined after the receipt of the contribution.

o Contributions allocated to the guaranteed interest option will receive the crediting rate in effect on that business day for the specified time period.

o Contributions allocated to a fixed maturity option will receive the rate to maturity in effect for that fixed maturity option on that business day (unless a rate lock-in is applicable).

o Initial contributions allocated to the account for special dollar cost averaging received the interest rate in effect on that business day. At certain times, we may have offered the opportunity to lock in the interest rate for an initial contribution to be received under Section 1035 exchanges and trustee to trustee transfers. Your financial professional can provide information or you can call our processing office.

o Transfers to or from variable investment options will be made at the unit value next determined after the receipt of the transfer request.

o Transfers to a fixed maturity option will be based on the rate to maturity in effect for that fixed maturity option on the business day of the transfer.

o Transfers to the guaranteed interest option will receive the crediting rate in effect on that business day for the specified time period.

o For the interest sweep option, the first monthly transfer will occur on the last business day of the month following the month that we receive your election form at our processing office.


ABOUT YOUR VOTING RIGHTS

As the owner of shares of the Trusts, we have the right to vote on certain matters involving the Portfolios, such as:

o  the election of trustees;

o the formal approval of independent public accounting firms selected for each Trust; or

o any other matters described in each prospectus for the Trusts or requiring a shareholders' vote under the Investment Company Act of 1940.

We will give contract owners the opportunity to instruct us how to vote the number of shares attributable to their contracts if a shareholder vote is taken. If we do not receive instructions in time from all contract owners, we will vote the shares of a Portfolio for which no instructions have been received in the same proportion as we vote shares of that Portfolio for which we have received instructions. We will also vote any shares that we are entitled to vote directly because of amounts we have in a Portfolio in the same proportions that contract owners vote.

The Trusts sell their shares to AXA Equitable separate accounts in connection with AXA Equitable's annuity and/or variable life insurance products, and to separate accounts of insurance companies, both affiliated and unaffiliated with AXA Equitable. AXA Premier VIP Trust and EQ Advisors Trust also sell their shares to the trustee of a qualified plan for AXA Equitable. We currently do not foresee any disadvantages to our contract owners arising out of these arrangements. However, the Board of Trustees or Directors of each Trust intends to monitor events to identify any material irreconcilable conflicts that may arise and to determine what action, if any, should be taken in response. If we believe that a Board's response insufficiently protects our contract owners, we will see to it that appropriate action is taken to do so.


SEPARATE ACCOUNT NO. 49 VOTING RIGHTS

If actions relating to the Separate Account require contract owner approval, contract owners will be entitled to one vote for each unit they have in the variable investment options. Each contract owner who has elected a variable annuity payout option may cast the number of votes equal to the dollar amount of reserves we are holding for that annuity in a variable investment option divided by the annuity unit value for that option. We will cast votes attributable to any amounts we have in the variable investment options in the same proportion as votes cast by contract owners. One result of proportional voting is that a small number of contract owners may control the outcome of a vote.


CHANGES IN APPLICABLE LAW

The voting rights we describe in this Prospectus are created under applicable federal securities laws. To the extent that those laws or the regulations published under those laws eliminate the necessity to submit matters for approval by persons having voting rights in separate accounts of insurance companies, we reserve the right to proceed in accordance with those laws or regulations.


STATUTORY COMPLIANCE

We have the right to change your contract without the consent of any other person in order to comply with any laws and regulations that apply, including but not limited to changes in the Internal Revenue Code, in Treasury Regulations or in published rulings of the Internal Revenue Service and in Department of Labor regulations.

Any change in your contract must be in writing and made by an authorized officer of AXA Equitable. We will provide notice of any contract change.


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The benefits under your contract will not be less than the minimum benefits required by any state law that applies.


ABOUT LEGAL PROCEEDINGS

AXA Equitable and its affiliates are parties to various legal proceedings. In our view, none of these proceedings would be considered material with respect to a contract owner's interest in Separate Account No. 49, nor would any of these proceedings be likely to have a material adverse effect upon the Separate Account, our ability to meet our obligations under the contracts, or the distribution of the contracts.


FINANCIAL STATEMENTS

The financial statements of Separate Account No. 49, as well as the consolidated financial statements of AXA Equitable, are in the SAI. The financial statements of AXA Equitable have relevance to the contracts only to the extent that they bear upon the ability of AXA Equitable to meet its obligations under the contracts. The SAI is available free of charge. You may request one by writing to our processing office or calling 1-800-789-7771.


TRANSFERS OF OWNERSHIP, COLLATERAL ASSIGNMENTS, LOANS AND BORROWING

You can transfer ownership of an NQ contract at any time before annuity payments begin. We will continue to treat you as the owner until we receive notification of any change at our processing office. You cannot assign your NQ contract as collateral or security for a loan. Loans are also not available under your NQ contract. In some cases, an assignment or change of ownership may have adverse tax consequences. See "Tax information" earlier in this Prospectus.


For NQ contracts only, subject to regulatory approval, if you elected the Guaranteed minimum death benefit, Guaranteed minimum income benefit, Protection Plus(SM), Guaranteed principal benefit option 2, and/or the Principal Protector(SM) (collectively, the "Benefit"), generally the Benefit will automatically terminate if you change ownership of the contract or if you assign the owner's right to change the beneficiary or person to whom annuity payments will be made. For certain contract owners, this restriction may not apply to you, depending on when you purchased your contract. See Appendix IX for more information. However, the Benefit will not terminate if the ownership of the contract is transferred to: (i) a family member (as defined in the contract); (ii) a trust created for the benefit of a family member or members;
(iii) a trust qualified under section 501(c) of the Internal Revenue Code; or
(iv) a successor by operation of law, such as an executor or guardian. Please speak with your financial professional for further information.


See Appendix VIII later in this Prospectus for any state variations with regard to terminating any benefits under your contract.

You cannot assign or transfer ownership of an IRA, QP or Rollover TSA contract except by surrender to us. If your individual retirement annuity contract is held in your custodial individual retirement account, you may only assign or transfer ownership of such an IRA contract to yourself. Loans are not available (except for Rollover TSA contracts) and you cannot assign IRA and QP contracts as security for a loan or other obligation. Loans are available under a Rollover TSA contract only if permitted under the sponsoring employer's plan.

For limited transfers of ownership after the owner's death see "Beneficiary continuation option" in "Payment of death benefit" earlier in this Prospectus. You may direct the transfer of the values under your IRA, QP or Rollover TSA contract to another similar arrangement under federal income tax rules. In the case of such a transfer, which involves a surrender of your contract, we will impose a withdrawal charge, if one applies.


ABOUT CUSTODIAL IRAS

For certain custodial IRA accounts, after your contract has been issued, we may accept transfer instructions by telephone, mail, facsimile or electronically from a broker-dealer, provided that we or your broker-dealer have your written authorization to do so on file. Accordingly, AXA Equitable will rely on the stated identity of the person placing instructions as authorized to do so on your behalf. AXA Equitable will not be liable for any claim, loss, liability or expenses that may arise out of such instructions. AXA Equitable will continue to rely on this authorization until it receives your written notification at its processing office that you have withdrawn this authorization. AXA Equitable may change or terminate telephone or electronic or overnight mail transfer procedures at any time without prior written notice and restrict facsimile, internet, telephone and other electronic transfer services because of disruptive transfer activity.



HOW DIVORCE MAY AFFECT YOUR GUARANTEED BENEFITS

Our optional benefits do not provide a cash value or any minimum account value. In the event that you and your spouse become divorced after you purchase a contract with a guaranteed benefit, we will not divide the benefit base as part of the divorce settlement or judgment. As a result of the divorce, we may be required to withdraw amounts from the account value to be paid an ex-spouse. Any such withdrawal will be considered a withdrawal from the contract. This means that your guaranteed benefit will be reduced and a withdrawal charge may apply.



DISTRIBUTION OF THE CONTRACTS

The contracts are distributed by both AXA Advisors, LLC ("AXA Advisors") and AXA Distributors, LLC ("AXA Distributors") (together, the "Distributors"). The Distributors serve as principal underwriters of Separate Account No. 49. The offering of the contracts is intended to be continuous.

AXA Advisors is an affiliate of AXA Equitable, and AXA Distributors is an indirect wholly owned subsidiary of AXA Equitable. The Distributors are under the common control of AXA Financial, Inc. Their principal business address is 1290 Avenue of the Americas, New York, NY 10104. The Distributors are registered with the SEC as broker-dealers and are members of the Financial Industry Regulatory Authority, Inc. ("FINRA"). Both broker-dealers also act as distributors for other AXA Equitable life and annuity products.


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The contracts are sold by financial professionals of AXA Advisors and its affiliates. The contracts are also sold by financial professionals of both affiliated and unaffiliated broker-dealers that have entered into selling agreements with the Distributors ("Selling broker-dealers").

AXA Equitable pays compensation to both Distributors based on contracts sold.

Compensation paid to AXA Advisors is based on contributions made on the contracts sold through AXA Advisors ("contribution-based compensation") and will generally not exceed 8.50% of total contributions. AXA Advisors, in turn, may pay a portion of the contribution-based compensation received from AXA Equitable on the sale of a contract to the AXA Advisors financial professional and/or Selling broker-dealer making the sale. In some instances, a financial professional or Selling broker-dealer may elect to receive reduced contribution-based compensation on a contract in combination with ongoing annual compensation of up to 0.60% of the account value of the contract sold ("asset-based compensation"). Total compensation paid to a financial professional or a Selling broker-dealer electing to receive both contribution-based and asset-based compensation could over time exceed the total compensation that would otherwise be paid on the basis of contributions alone. The contribution-based and asset-based compensation paid by AXA Advisors varies among financial professionals and among Selling broker-dealers.

Contribution-based compensation paid by AXA Equitable to AXA Distributors on sales of AXA Equitable contracts by its Selling broker-dealers will generally not exceed 7.50% of the total contributions made under the contracts. AXA Distributors, in turn, pays the contribution-based compensation it receives on the sale of a contract to the Selling broker-dealer making the sale. In some instances, the Selling broker-dealer may elect to receive reduced contribution-based compensation on the sale of a contract in combination with annual asset-based compensation of up to 1.25% of contract account value. If a Selling broker-dealer elects to receive reduced contribution-based compensation on a contract, the contribution-based compensation which AXA Equitable pays to AXA Distributors will be reduced by the same amount and AXA Equitable will pay AXA Distributors asset-based compensation on the contract equal to the asset-based compensation which AXA Distributors pays to the Selling broker-dealer. Total compensation paid to a Selling broker-dealer electing to receive both contribution-based and asset-based compensation could over time exceed the total compensation that would otherwise be paid on the basis of contributions alone. The contribution-based and asset-based compensation paid by AXA Distributors varies among Selling broker-dealers. AXA Distributors also receives compensation and reimbursement for its marketing services under the terms of its distribution agreement with AXA Equitable.

The Distributors may pay certain affiliated and/or unaffiliated Selling broker-dealers and other financial intermediaries additional compensation in recognition of certain expenses that may be incurred by them or on their behalf. The Distributors may also pay certain broker-dealers or other financial intermediaries additional compensation for enhanced marketing opportunities and other services (commonly referred to as "marketing allowances"). Services for which such payments are made may include, but are not limited to, the preferred placement of AXA Equitable and/or Accumulator(R) on a company and/or product list; sales personnel training; product training; business reporting; technological support; due diligence and related costs; advertising, marketing and related services; conferences; and/or other support services, including some that may benefit the contract owner. Payments may be based on the amount of assets or purchase payments attributable to contracts sold through a Selling broker-dealer or such payments may be a fixed amount. The Distributors may also make fixed payments to Selling broker-dealers in connection with the initiation of a new relationship or the introduction of a new product. These payments may serve as an incentive for Selling broker-dealers to promote the sale of particular products. Additionally, as an incentive for financial professionals of Selling broker-dealers to promote the sale of AXA Equitable products, the Distributors may increase the sales compensation paid to the Selling broker-dealer for a period of time (commonly referred to as "compensation enhancements"). Marketing allowances and sales incentives are made out of the Distributors' assets. Not all Selling broker-dealers receive these kinds of payments. For more information about any such arrangements, ask your financial professional.

The Distributors receive 12b-1 fees from certain Portfolios for providing certain distribution and/or shareholder support services. The Distributors or their affiliates may also receive payments from the advisers of the Portfolios or their affiliates to help defray expenses for sales meetings or seminar sponsorships that may relate to the contracts and/or the advisers' respective Portfolios.

In an effort to promote the sale of our products, AXA Advisors may provide its financial professionals and managerial personnel with a higher percentage of sales commissions and/or cash compensation for the sale of an affiliated variable product than it would the sale of an unaffiliated product. Such practice is known as providing "differential compensation." In addition, managerial personnel may receive expense reimbursements, marketing allowances and commission-based payments known as "overrides." Certain components of the compensation of financial professionals who are managers are based on the sale of affiliated variable products. Managers earn higher compensation (and credits toward awards and bonuses) if those they manage sell more affiliated variable products. AXA Advisors may provide other forms of compensation to its financial professionals, including health and retirement benefits. For tax reasons, AXA Advisors financial professionals qualify for health and retirement benefits based solely on their sales of our affiliated products.

These payments and differential compensation (together, the "payments") can vary in amount based on the applicable product and/or entity or individual involved. As with any incentive, such payments may cause the financial professional to show preference in recommending the purchase or sale of AXA Equitable products. However, under applicable rules of the FINRA, AXA Advisors may only recommend to you products that they reasonably believe are suitable for you based on facts that you have disclosed as to your other security holdings, financial situation and needs. In making any recommendation, financial professionals of AXA Advisors may nonetheless face conflicts of interest because of the differences in compensation from one product


                                                            More information  85


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category to another, and because of differences in compensation between products in the same category.

In addition, AXA Advisors may offer sales incentive programs to financial professionals who meet specified production levels for the sale of both affiliated and unaffiliated products which provide non-cash compensation such as stock options awards and/or stock appreciation rights, expense-paid trips, expense-paid educational seminars and merchandise.

Although AXA Equitable takes all of its costs into account in establishing the level of fees and expenses in its products, any contribution-based and asset-based compensation paid by AXA Equitable to the Distributors will not result in any separate charge to you under your contract. All payments made will be in compliance with all applicable FINRA rules and other laws and regulations.


86  More information


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9. Incorporation of certain documents by reference

--------------------------------------------------------------------------------


AXA Equitable's Annual Report on Form 10-K for the period ended December 31, 2009 (the "Annual Report") is considered to be part of this Prospectus because it is incorporated by reference.


AXA Equitable files reports and other information with the SEC, as required by law. You may read and copy this information at the SEC's public reference facilities at Room 1580, 100 F Street, NE, Washington, DC 20549, or by accessing the SEC's website at www.sec.gov. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Under the Securities Act of 1933, AXA Equitable has filed with the SEC a registration statement relating to the fixed maturity option (the "Registration Statement"). This Prospectus has been filed as part of the Registration Statement and does not contain all of the information set forth in the Registration Statement.

After the date of this Prospectus and before we terminate the offering of the securities under the Registration Statement, all documents or reports we file with the SEC under the Securities Exchange Act of 1934 ("Exchange Act"), will be considered to become part of this Prospectus because they are incorporated by reference.

Any statement contained in a document that is or becomes part of this Prospectus, will be considered changed or replaced for purposes of this Prospectus if a statement contained in this Prospectus changes or is replaced. Any statement that is considered to be a part of this Prospectus because of its incorporation will be considered changed or replaced for the purpose of this Prospectus if a statement contained in any other subsequently filed document that is considered to be part of this Prospectus changes or replaces that statement. After that, only the statement that is changed or replaced will be considered to be part of this Prospectus.

We file the Registration Statement and our Exchange Act documents and reports, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, electronically according to EDGAR under CIK No. 0000727920. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

Upon written or oral request, we will provide, free of charge, to each person to whom this Prospectus is delivered, a copy of any or all of the documents considered to be part of this Prospectus because they are incorporated herein. In accordance with SEC rules, we will provide copies of any exhibits specifically incorporated by reference into the text of the Exchange Act reports (but not any other exhibits). Requests for documents should be directed to AXA Equitable Life Insurance Company, 1290 Avenue of the Americas, New York, New York 10104. Attention: Corporate Secretary (telephone: (212) 554-1234). You can access our website at www.axa-equitable.com.


                             Incorporation of certain documents by reference  87


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Appendix I: Condensed financial information

--------------------------------------------------------------------------------

The unit values and number of units outstanding shown below are for contracts offered under Separate Account No. 49 with the same daily asset charges of 1.25%.



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009



------------------------------------------------------------------------------------------------------------------------------------
                                                                            FOR THE YEARS ENDING DECEMBER 31,
                                                   ---------------------------------------------------------------------------------
                                                       2009      2008         2007        2006        2005        2004        2003
------------------------------------------------------------------------------------------------------------------------------------
 AXA AGGRESSIVE ALLOCATION
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $  11.59    $  9.22    $  15.35    $  14.64    $  12.58    $  11.79     $ 10.68
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 22,033     23,024      23,506      22,269      12,752       5,189         186
------------------------------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE ALLOCATION
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $  11.43    $ 10.54    $  12.00    $  11.48    $  10.93    $  10.80     $ 10.32
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 13,575     11,977       5,888       5,079       3,564       1,608         153
------------------------------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE-PLUS ALLOCATION
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $  11.37    $ 10.06    $  12.65    $  12.14    $  11.31    $  11.09     $ 10.42
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 16,395     15,870      14,367      13,188       8,710       3,924          78
------------------------------------------------------------------------------------------------------------------------------------
 AXA MODERATE ALLOCATION
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $  11.52    $  9.97    $  13.37    $  12.74    $  11.69    $  11.30     $ 10.52
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 66,947     68,049      69,894      68,613      49,852      22,917       1,082
------------------------------------------------------------------------------------------------------------------------------------
 AXA MODERATE-PLUS ALLOCATION
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $  11.96    $  9.93    $  14.74    $  14.03    $  12.41    $  11.78     $ 10.68
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 92,197     97,959     104,476      99,167      58,275      20,548         815
------------------------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN INTERNATIONAL
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $  12.23    $  9.75    $  20.03    $  18.16    $  14.88    $  13.07     $ 11.20
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  7,341      8,362       9,113       8,352       5,355       1,996          93
------------------------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN SMALL CAP GROWTH
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $  12.12    $  9.05    $  16.55    $  14.37    $  13.35    $  12.12     $ 10.77
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  3,041      3,292       3,394       3,592       2,764       1,487         109
------------------------------------------------------------------------------------------------------------------------------------
 EQ/AXA FRANKLIN SMALL CAP VALUE CORE
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $   8.13    $  6.42    $   9.77    $  10.83          --          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                    710        759         459         191          --          --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK BASIC VALUE EQUITY
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $  11.67    $  9.07    $  14.48    $  14.49    $  12.14    $  11.94     $ 10.93
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  7,160      6,950       7,283       7,573       6,492       4,028         189
------------------------------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK INTERNATIONAL VALUE
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $  14.28    $ 11.10    $  19.73    $  18.13    $  14.61    $  13.34     $ 11.11
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  5,740      6,161       7,019       7,280       5,025       1,602          73
------------------------------------------------------------------------------------------------------------------------------------
 EQ/BOSTON ADVISORS EQUITY INCOME
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $   5.15    $  4.68    $   7.00    $   6.83    $   5.97    $   5.69          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  4,976      5,451       4,851       5,155       3,884         224          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/CALVERT SOCIALLY RESPONSIBLE
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $   9.28    $  7.18    $  13.27    $  11.99    $  11.53    $  10.74     $ 10.50
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                    771        812         841         860         679         278          17
------------------------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN GROWTH
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $   9.66    $  7.33    $  12.45    $  11.96    $  11.27    $  10.86     $ 10.42
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  3,404      3,851       3,847       3,646       1,914         271          34
------------------------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN RESEARCH
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $  10.58    $  8.15    $  13.67    $  13.62    $  12.31    $  11.75     $ 10.73
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 10,220     11,194      12,780      4,859       4,008        2,468         154
------------------------------------------------------------------------------------------------------------------------------------


A-1 Appendix I: Condensed financial information


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UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009



------------------------------------------------------------------------------------------------------------------------------------
                                                                            FOR THE YEARS ENDING DECEMBER 31,
                                                   ---------------------------------------------------------------------------------
                                                       2009      2008         2007        2006        2005        2004        2003
------------------------------------------------------------------------------------------------------------------------------------
 EQ/COMMON STOCK INDEX
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $  9.97     $  7.87    $  14.18     $  13.88    $  12.69    $ 12.32     $ 10.94
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 9,230       9,704      10,999       12,334       9,642      5,278         307
------------------------------------------------------------------------------------------------------------------------------------
 EQ/CORE BOND INDEX
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $ 10.11     $  9.97    $  11.09     $  10.89    $  10.60    $ 10.50     $ 10.21
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                11,826      10,724      13,997       13,554      10,991      4,339         252
------------------------------------------------------------------------------------------------------------------------------------
 EQ/DAVIS NEW YORK VENTURE
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $  8.74     $  6.67    $  11.12     $  10.85          --         --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 2,865       2,935       2,234          597          --         --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY 500 INDEX
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $ 10.96     $  8.82    $  14.24     $  13.74    $  12.09    $ 11.73     $ 10.77
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                10,178      10,559      11,374       11,573      10,047      5,582         374
------------------------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY GROWTH PLUS
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $ 11.43     $  9.05    $  15.35     $  13.64    $  12.63    $ 11.55     $ 10.59
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                14,342      16,060      16,822       17,558      12,004      4,974         348
------------------------------------------------------------------------------------------------------------------------------------
 EQ/EVERGREEN OMEGA
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $ 13.22     $  9.54    $  13.34     $  12.14    $  11.61    $ 11.31     $ 10.70
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 2,715       2,079       2,119        1,943       1,920      1,379          85
------------------------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN CORE BALANCED
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $  9.13     $  7.08    $  10.51     $  10.43          --         --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 5,541       5,337       5,438        1,560          --         --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN TEMPLETON ALLOCATION
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $  7.53     $  5.93    $   9.52           --          --         --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 3,919       3,488       2,777           --          --         --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO MERGERS AND ACQUISITIONS
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $ 11.66     $ 10.12    $  11.89     $  11.65    $  10.51         --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 1,452       1,492       1,654        1,305         475         --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO SMALL COMPANY VALUE
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $ 28.92     $ 20.70    $  30.24     $  28.02    $  23.87    $ 23.18          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 2,481       2,324       2,364        1,848       1,166         78          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL BOND PLUS
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $ 11.38     $ 11.30    $  10.75     $   9.96    $   9.75         --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 3,352       3,500       1,927        1,258         100         --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL MULTI-SECTOR EQUITY
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $ 21.81     $ 14.72    $  34.95     $  24.92    $  18.41    $ 14.04     $ 11.50
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 5,923       5,840       6,239        6,367       4,108      1,431          64
------------------------------------------------------------------------------------------------------------------------------------
 EQ/INTERMEDIATE GOVERNMENT BOND INDEX
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $ 10.79     $ 11.18    $  10.93     $  10.36    $  10.17    $ 10.17     $ 10.10
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 2,428       2,898       2,207        2,015       1,844      1,271         119
------------------------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL CORE PLUS
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $ 14.15     $ 10.59    $  19.45     $  17.09    $  14.52    $ 12.55     $ 11.19
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 6,923       7,012       7,341        7,928       5,898      3,195         150
------------------------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL GROWTH
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $ 13.09     $  9.66    $  16.38     $  14.28    $  11.51         --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 1,995       1,783       1,672        1,109         358         --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/JPMORGAN VALUE OPPORTUNITIES
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $ 11.12     $  8.51    $  14.31     $  14.67    $  12.34    $ 12.02     $ 10.98
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 1,342       1,391       1,615        1,576       1,298        769          63
------------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP CORE PLUS
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $ 10.89     $  8.71    $  14.10     $  13.74    $  12.32    $ 11.64     $ 10.58
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                   933         913         965        1,098       1,065        679          51
------------------------------------------------------------------------------------------------------------------------------------


                                 Appendix I: Condensed financial information A-2


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UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009



------------------------------------------------------------------------------------------------------------------------------------
                                                                            FOR THE YEARS ENDING DECEMBER 31,
                                                   ---------------------------------------------------------------------------------
                                                       2009      2008         2007        2006        2005        2004        2003
------------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH INDEX
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $  11.77    $  8.75    $  13.91    $  12.36    $  12.58     $ 11.08     $ 10.36
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  2,408      2,387       2,459       2,328       1,804         829          60
------------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH PLUS
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $  12.11    $  9.10    $  14.91    $  13.06    $  12.27     $ 11.40     $ 10.25
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  1,512      1,751       1,842       1,399         992         530          22
------------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE INDEX
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $   5.25    $  4.46    $  10.43    $  11.23    $  10.64          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  2,221      1,968       2,132       2,181         386          --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE PLUS
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $   9.60    $  8.07    $  14.42    $  15.30    $  12.77     $ 12.26     $ 10.95
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 15,428     17,011      19,821      13,336       9,974       5,206         329
------------------------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT GROWTH AND INCOME
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $   9.16    $  7.86    $  12.54    $  12.28    $  10.61          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  1,631      1,713       1,737       1,836         757          --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT LARGE CAP CORE
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $  10.86    $  8.76    $  12.85    $  11.76    $  10.57          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  1,427      1,147         928         841         415          --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP INDEX
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $  10.81    $  8.03    $  16.04    $  15.04    $  13.66     $ 13.00     $ 11.35
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  7,651      8,169       8,656       9,034       6,968       3,775         306
------------------------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP VALUE PLUS
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $  12.22    $  9.11    $  15.27    $  15.71    $  14.15     $ 12.87     $ 11.06
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 12,503      5,616       6,788       7,522       6,055       2,897         148
------------------------------------------------------------------------------------------------------------------------------------
 EQ/MONEY MARKET
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $  10.69    $ 10.82    $  10.73    $  10.38    $  10.06     $  9.93     $  9.98
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  5,685      9,274       4,875       3,721       2,172       1,335         252
------------------------------------------------------------------------------------------------------------------------------------
 EQ/MONTAG & CALDWELL GROWTH
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $   5.01    $  3.91    $   5.90    $   4.95    $   4.64     $  4.46          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  3,417      3,564       2,019       1,387       1,014         143          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/MUTUAL LARGE CAP EQUITY
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $   8.12    $  6.57    $  10.75    $  10.71          --          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  2,571      2,806       3,036       1,134          --          --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/OPPENHEIMER GLOBAL
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $   9.28    $  6.78    $  11.58    $  11.09          --          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  1,377      1,127         772         217          --          --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/PIMCO ULTRA SHORT BOND
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $  10.96    $ 10.28    $  10.85    $   9.86    $   9.94          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                 12,957     10,323       7,128       6,212       2,883          --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/QUALITY BOND PLUS
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $  10.78    $ 10.29    $  11.15    $  10.80    $  10.54     $ 10.46     $ 10.21
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  5,975      3,340       4,076       4,096       3.152       1,612          84
------------------------------------------------------------------------------------------------------------------------------------
 EQ/SMALL COMPANY INDEX
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $  11.72    $  9.41    $  14.46    $  14.92    $  12.84     $ 12.47     $ 10.73
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  3,897      3,503       3,740       3,972       2,861       1,702         121
------------------------------------------------------------------------------------------------------------------------------------
 EQ/T.ROWE PRICE GROWTH STOCK
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $  14.32    $ 10.16    $  17.81    $  16.82    $  17.74     $ 17.28          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  2,034      1,665       1,733         578         688          53          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/TEMPLETON GLOBAL EQUITY
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $   8.14    $  6.34    $  10.85    $  10.76          --          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  1,698      1,872       2,332         950          --          --          --
------------------------------------------------------------------------------------------------------------------------------------


A-3 Appendix I: Condensed financial information


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                          www.axa-equitable.com/green



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009



------------------------------------------------------------------------------------------------------------------------------------
                                                                            FOR THE YEARS ENDING DECEMBER 31,
                                                   ---------------------------------------------------------------------------------
                                                       2009      2008         2007        2006        2005        2004        2003
------------------------------------------------------------------------------------------------------------------------------------
 EQ/UBS GROWTH AND INCOME
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $ 4.88      $  3.73    $  6.30      $  6.30    $  5.59    $  5.19            --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                1,716        1,764      2,181        2,323      1,420         96            --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN COMSTOCK
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $ 9.08      $  7.16    $ 11.50      $ 11.94    $ 10.44         --            --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                3,717        4,223      4,546        4,735      2,313         --            --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN MID CAP GROWTH
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $13.03      $  8.40    $ 16.15      $ 13.36    $ 12.38         --            --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                3,700        3,245      2,890        2,067        742         --            --
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER AGGRESSIVE EQUITY
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $10.29      $  7.59    $ 14.42      $ 13.11    $ 12.63    $ 11.82       $ 10.68
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                3,811          834        861        1,071        674        354            14
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER CORE BOND
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $12.21      $ 11.41    $ 11.28      $ 10.75    $ 10.49    $ 10.44       $ 10.18
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                7,470        6,075      5,597        5,510      4,598      2,892           202
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER INTERNATIONAL EQUITY
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $13.71      $ 10.69    $ 20.51      $ 18.47    $ 14.93    $ 13.09       $ 11.25
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                3,660        3,883      4,242        4,388      2,637      1,558            68
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP CORE EQUITY
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $10.99      $  8.40    $ 14.06      $ 13.56    $ 12.09    $ 11.47       $ 10.59
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                  905          907      1,045        1,032        794        424            26
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP GROWTH
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $ 9.24      $  6.86    $ 12.71      $ 11.57    $ 11.70    $ 11.03       $ 10.47
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                2,381        2,547      2,651        2,678      2,153      1,580           113
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP VALUE
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $11.97      $  9.87    $ 15.97      $ 15.61    $ 13.24    $ 12.52       $ 11.08
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                3,372        4,032      4,381        4,449      3,350      1,540           106
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP GROWTH
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $11.61      $  8.30    $ 14.89      $ 13.48    $ 12.45    $ 11.63       $ 10.54
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                2,493        2,663      2,916        3,239      2,543      1,570           142
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP VALUE
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $13.39      $  9.40    $ 14.86      $ 15.04    $ 13.27    $ 12.52       $ 11.01
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                2,352        2,512      2,709        2,904      2,263      1,454           126
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MULTI-SECTOR BOND
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $10.47      $  9.67    $ 12.80      $ 12.57    $ 11.58    $ 11.38       $ 10.60
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                5,696        6,014      7,564        8,081      6,661      3,911           371
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP GROWTH
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $ 6.89      $  5.19    $  9.08      $  8.87    $  8.15    $  7.67            --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                3,951        4,114      4,708        3,735      1,820         59            --
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP VALUE
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $10.23      $  8.20    $ 13.36      $ 15.00    $ 13.08    $ 12.66       $ 10.95
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                5,478        6,215      7,198        8,534      6,948      3,850           232
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER TECHNOLOGY
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                        $11.89      $  7.60    $ 14.54      $ 12.46    $ 11.76    $ 10.70       $ 10.32
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                2,741        2,241      2,424        2,251      1,745        969            57
------------------------------------------------------------------------------------------------------------------------------------




                                 Appendix I: Condensed financial information A-4

To receive this document electronically, sign up for e-delivery today at
                          www.axa-equitable.com/green

The unit values and number of units outstanding shown below are for contracts offered under Separate Account No. 49 with the same daily asset charges of 1.20%.



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009



------------------------------------------------------------------------------------------------------------------------------------
                                                                        FOR THE YEARS ENDING DECEMBER 31,
                                            ----------------------------------------------------------------------------------------
                                              2009     2008     2007     2006     2005     2004     2003     2002     2001     2000
------------------------------------------------------------------------------------------------------------------------------------
 AXA AGGRESSIVE ALLOCATION
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 10.48  $  8.33  $ 13.87  $ 13.22  $ 11.35  $ 10.63       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         3,887    3,515    3,160    1,827    1,271      728       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE ALLOCATION
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 10.93  $ 10.08  $ 11.46  $ 10.96  $ 10.43  $ 10.31       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         4,898    4,014    1,472    1,143      397      373       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE-PLUS ALLOCATION
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 10.70  $  9.47  $ 11.89  $ 11.41  $ 10.62  $ 10.41       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         3,293    2,920    2,173    1,249      849      695       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 AXA MODERATE ALLOCATION
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 46.54  $ 40.26  $ 53.95  $ 51.39  $ 47.15  $ 45.53  $ 42.39  $ 36.01       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         4,129    4,257    4,308    4,475    4,798    5,029    4,208    1,221       --       --
------------------------------------------------------------------------------------------------------------------------------------
 AXA MODERATE-PLUS ALLOCATION
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 10.84  $  8.99  $ 13.34  $ 12.70  $ 11.22  $ 10.65       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        11,520   11,250   10,734    8,825    5,795    3,138       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN INTERNATIONAL
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 12.66  $ 10.08  $ 20.70  $ 18.75  $ 15.37  $ 13.49  $ 11.55  $  8.65       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         3,842    4,586    5,414    5,626    5,792    5,816    5,125    1,285       --       --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN SMALL CAP GROWTH
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 15.58  $ 11.62  $ 21.26  $ 18.44  $ 17.12  $ 15.54  $ 13.80  $  9.91  $ 14.38  $ 16.78
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         2,049    2,429    2,805    3,494    3,815    4,124    4,091    1,279      105      191
------------------------------------------------------------------------------------------------------------------------------------
 EQ/AXA FRANKLIN SMALL CAP VALUE CORE
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  8.15  $  6.43  $  9.77  $ 10.83       --       --       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           341      431      171       78       --       --       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK BASIC VALUE EQUITY
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 19.79  $ 15.38  $ 24.53  $ 24.54  $ 20.54  $ 20.19  $ 18.49  $ 14.26       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         3,557    3,698    4,290    4,984    5,635    6,364    5,670    1,591       --       --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK INTERNATIONAL VALUE
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 18.33  $ 14.25  $ 25.30  $ 23.24  $ 18.71  $ 17.09  $ 14.22  $ 11.24  $ 13.65  $ 17.60
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         3,102    3,321    4,143    4,607    4,933    4,781    4,396    1,445      154      182
------------------------------------------------------------------------------------------------------------------------------------
 EQ/BOSTON ADVISORS EQUITY INCOME
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  5.18  $  4.70  $  7.03  $  6.86  $  5.99  $  5.71       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         1,513    1,732    1,373    1,698    1,681      216       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/CALVERT SOCIALLY RESPONSIBLE
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  7.09  $  5.48  $ 10.13  $  9.14  $  8.79  $  8.18  $  8.00  $  6.33  $  8.70       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           416      470      554      625      723      782      744      182       --       --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN GROWTH
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 10.76  $  8.16  $ 13.87  $ 13.31  $ 12.54  $ 12.08  $ 11.58  $  9.46  $ 13.00  $ 17.41
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         1,557    1,900    1,946    1,982    2,062    2,149    2,153      710      193      235
------------------------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN RESEARCH
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 10.29  $  7.92  $ 13.28  $ 13.23  $ 11.95  $ 11.40  $ 10.41  $  8.01  $ 10.76  $ 11.12
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        11,050   12,691   15,162    6,465    7,166    8,080    7,741    2,252       17       10
------------------------------------------------------------------------------------------------------------------------------------
 EQ/COMMON STOCK INDEX
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $201.51  $158.94  $286.24  $279.98  $256.01  $248.43  $220.33  $149.11  $226.39  $256.74
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           301      330      392      463      545      613      548      222      154      188
------------------------------------------------------------------------------------------------------------------------------------
 EQ/CORE BOND INDEX
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 13.51  $ 13.31  $ 14.80  $ 14.53  $ 14.13  $ 13.99  $ 13.60  $ 13.32  $ 12.30  $ 11.04
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         7,161    7,625   10,033   10,809   11,494   11,977   11,974    3,674      280       14
------------------------------------------------------------------------------------------------------------------------------------
 EQ/DAVIS NEW YORK VENTURE
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  8.76  $  6.68  $ 11.12  $ 10.85       --       --       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         1,352    1,290      963      302       --       --       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------


A-5 Appendix I: Condensed financial information

To receive this document electronically, sign up for e-delivery today at
                          www.axa-equitable.com/green



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009



------------------------------------------------------------------------------------------------------------------------------------
                                                                        FOR THE YEARS ENDING DECEMBER 31,
                                            ----------------------------------------------------------------------------------------
                                              2009     2008     2007     2006     2005     2004     2003     2002     2001     2000
------------------------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY 500 INDEX
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 24.40  $ 19.62  $ 31.69   $ 30.56 $ 26.88  $ 26.06  $ 23.92  $ 18.94  $ 24.71  $ 28.47
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         4,963    5,596    6,323     7,331   8,383    9,053    8,439    2,393       71       78
------------------------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY GROWTH PLUS
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 13.91  $ 11.01  $ 18.67   $ 16.57 $ 15.34  $ 14.02  $ 12.84  $  9.91  $ 11.35       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         8,286    9,776   11,637    13,414  14,341   14,238   13,403    2,875        2       --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/EVERGREEN OMEGA
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  9.85  $  7.10  $  9.93   $  9.03 $  8.63  $  8.40  $  7.95  $  5.82       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         2,394    1,933    1,978     2,218   2,770    3,237    2,600      551       --       --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN CORE BALANCED
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  9.14  $  7.09  $ 10.52   $ 10.43      --       --       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         2,199    2,264    2,628       664      --       --       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN TEMPLETON ALLOCATION
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  7.54  $  5.94  $  9.52        --      --       --       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         1,026      757      863        --      --       --       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO MERGERS AND ACQUISITIONS
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 11.68  $ 10.14  $ 11.91   $ 11.66 $ 10.51       --       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           338      307      362       321      81       --       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO SMALL COMPANY VALUE
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 29.24  $ 20.92  $ 30.54   $ 28.28 $ 24.09  $ 23.37       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           996      932      909       341     297       62       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL BOND PLUS
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 11.41  $ 11.32  $ 10.76   $  9.97 $  9.75       --       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         1,509    1,734    1,003       493      38       --       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL MULTI-SECTOR EQUITY
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 16.76  $ 11.30  $ 26.83   $ 19.12 $ 14.12  $ 10.76  $  8.81  $  5.72  $  6.15  $  6.56
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         3,162    3,004    3,820     4,088   4,095    3,531   27,090      737       43       55
------------------------------------------------------------------------------------------------------------------------------------
 EQ/INTERMEDIATE GOVERNMENT BOND INDEX
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 20.25  $ 20.97  $ 20.49   $ 19.41 $ 19.05  $ 19.04  $ 18.91  $ 18.73       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         2,027    2,492    2,914     3,131   3,491    4,043    4,619    1,850       --       --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL CORE PLUS
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 12.18  $  9.11  $ 16.73   $ 14.69 $ 12.47  $ 10.78  $  9.60  $  7.33  $  8.73  $ 11.17
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         4,895    5,199    5,905     6,892   7,621    8,017    6,516    1,628       26       23
------------------------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL GROWTH
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 13.12  $  9.68  $ 16.40   $ 14.29 $ 11.51       --       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           939      688      594       240      40       --       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/JPMORGAN VALUE OPPORTUNITIES
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 12.38  $  9.47  $ 15.91   $ 16.31 $ 13.71  $ 13.35  $ 12.19  $  9.73  $ 12.16  $ 13.21
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         1,918    2,221    2,625     3,079   3,795    3,942    3,680    1,342      324      341
------------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP CORE PLUS
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  8.50  $  6.80  $ 10.99   $ 10.71 $  9.60  $  9.06  $  8.23  $  6.83  $  8.75  $ 10.54
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         2,214    2,449    2,815     3,293   3,821    4,211    4,026      993       77       42
------------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH INDEX
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  6.75  $  5.02  $  7.96   $  7.07 $  7.20  $  6.34  $  5.92  $  4.86  $  7.15  $  9.52
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         3,809    3,977    4,750     5,507   5,789    6,068    5,986    2,292       89      114
------------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH PLUS
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 14.22  $ 10.67  $ 17.49   $ 15.31 $ 14.38  $ 13.35  $ 12.00  $  9.39  $ 14.47  $ 22.21
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         1,109    1,206    1,461     1,300   1,516    1,558    1,506      496      147      214
------------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE INDEX
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  5.26  $  4.47  $ 10.44   $ 11.24 $ 10.64       --       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           382      320      528       605      93       --       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE PLUS
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 11.43  $  9.61  $ 17.16   $ 18.20 $ 15.17  $ 14.56  $ 12.99  $ 10.22  $ 11.97  $ 11.75
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        13,118   14,916   18,463    13,475  14,461   15,533   14,531    4,578      114       54
------------------------------------------------------------------------------------------------------------------------------------


                                 Appendix I: Condensed financial information A-6

To receive this document electronically, sign up for e-delivery today at
                          www.axa-equitable.com/green



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009



------------------------------------------------------------------------------------------------------------------------------------
                                                                        FOR THE YEARS ENDING DECEMBER 31,
                                            ----------------------------------------------------------------------------------------
                                              2009     2008     2007     2006     2005     2004     2003     2002     2001     2000
------------------------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT GROWTH AND INCOME
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  9.18  $  7.87  $ 12.56  $ 12.29  $ 10.61       --       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           306      322      319      438       94       --       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT LARGE CAP CORE
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 10.88  $  8.78  $ 12.87  $ 11.77  $ 10.57       --       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           532      357      140      117       54       --       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP INDEX
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  9.35  $  6.94  $ 13.86  $ 12.98  $ 11.78  $ 11.21  $  9.78  $  6.89  $  8.56  $ 10.00
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         7,234    8,228    9,544   11,305   12,783   13,609   12,491    2,799       19        7
------------------------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP VALUE PLUS
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 13.88  $ 10.34  $ 17.32  $ 17.81  $ 16.03  $ 14.57  $ 12.51  $  9.51  $ 11.28  $ 10.98
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         5,762    5,211    6,623    8,423    8,724    9,029    8,508    3,161       37        9
------------------------------------------------------------------------------------------------------------------------------------
 EQ/MONEY MARKET
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 31.51  $ 31.90  $ 31.62  $ 30.57  $ 29.61  $ 29.20  $ 29.33  $ 29.52  $ 29.51  $ 28.84
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         1,674    2,708    1,791    1,365    1,411    1,417    1,972    1,554      256      266
------------------------------------------------------------------------------------------------------------------------------------
 EQ/MONTAG & CALDWELL GROWTH
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  5.04  $  3.93  $  5.93  $  4.97  $  4.66  $  4.47       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         1,701    1,807      871      143      137       13       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/MUTUAL LARGE CAP EQUITY
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  8.14  $  6.58  $ 10.76  $ 10.71       --       --       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           848      922      999      372       --       --       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/OPPENHEIMER GLOBAL
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  9.29  $  6.79  $ 11.59  $ 11.10       --       --       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           496      328      315      135       --       --       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/PIMCO ULTRA SHORT BOND
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 10.99  $ 10.30  $ 10.86  $  9.86  $  9.94       --       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         4,278    3,734    1,641    1,522    1,269       --       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/QUALITY BOND PLUS
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 16.70  $ 15.94  $ 17.26  $ 16.71  $ 16.29  $ 16.17  $ 15.77  $ 15.42       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         2,934    2,700    3,276    3,669    4,057    4,383    4,326    1,432       --       --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/SMALL COMPANY INDEX
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 13.67  $ 10.97  $ 16.85  $ 17.38  $ 14.94  $ 14.50  $ 12.48  $  8.66  $ 11.07  $ 10.99
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         2,399    2,545    2,937    3,525    3,854    4,174    3,847    1,053       23       18
------------------------------------------------------------------------------------------------------------------------------------
 EQ/T.ROWE PRICE GROWTH STOCK
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 14.47  $ 10.27  $ 17.99  $ 16.98  $ 17.90  $ 17.42       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         1,513    1,438    1,687       96       88       19       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/TEMPLETON GLOBAL EQUITY
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  8.15  $  6.35  $ 10.86  $ 10.76       --       --       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           503      561      775      237       --       --       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/UBS GROWTH AND INCOME
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  4.90  $  3.75  $  6.32  $  6.33  $  5.61  $  5.21       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           340      283      498      473      215       12       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN COMSTOCK
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  9.10  $  7.17  $ 11.51  $ 11.95  $ 10.44       --       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           361      493      559      811      393       --       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN MID CAP GROWTH
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 13.06  $  8.42  $ 16.17  $ 13.37  $ 12.39       --       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         1,227      971      936      320      133       --       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER AGGRESSIVE EQUITY
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 48.41  $ 35.69  $ 67.76  $ 61.57  $ 59.29  $ 55.46  $ 50.07  $ 36.85  $ 52.44  $ 70.94
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           665      162      185      238      264      269      265      161      153      185
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER CORE BOND
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 13.18  $ 12.32  $ 12.17  $ 11.59  $ 11.30  $ 11.24  $ 10.96  $ 10.69       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         7,850    8,401    9,376   10,117   11,139   12,384   12,153    4,285       --       --
------------------------------------------------------------------------------------------------------------------------------------


A-7 Appendix I: Condensed financial information

To receive this document electronically, sign up for e-delivery today at
                          www.axa-equitable.com/green



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009



------------------------------------------------------------------------------------------------------------------------------------
                                                                        FOR THE YEARS ENDING DECEMBER 31,
                                            ----------------------------------------------------------------------------------------
                                              2009     2008     2007     2006     2005     2004     2003     2002     2001     2000
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER INTERNATIONAL EQUITY
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 12.69  $  9.89  $ 18.96  $ 17.07  $ 13.79  $ 12.09  $ 10.38  $  7.82       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         2,645    2,888    3,283    3,610    3,367    3,660    3,008      923       --       --
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP CORE EQUITY
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 10.08  $  7.70  $ 12.89  $ 12.42  $ 11.07  $ 10.50  $  9.69  $  7.65       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         1,573    1,747    2,196    2,469    2,709    2,980    2,952    1,004       --       --
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP GROWTH
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  7.77  $  5.76  $ 10.67  $  9.71  $  9.82  $  9.24  $  8.77  $  6.80       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         3,233    3,514    3,987    4,513    5,006    6,362    5,953    2,130       --       --
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP VALUE
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 11.11  $  9.15  $ 14.81  $ 14.47  $ 12.27  $ 11.60  $ 10.26  $  7.92       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         3,376    4,173    4,869    5,608    6,137    6,199    5,210    1,722       --       --
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP GROWTH
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  9.51  $  6.79  $ 12.18  $ 11.01  $ 10.17  $  9.50  $  8.60  $  6.21       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         4,099    4,628    5,331    6,249    7,050    8,108    7,657    2,602       --       --
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP VALUE
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 12.52  $  8.78  $ 13.87  $ 14.03  $ 12.38  $ 11.67  $ 10.25  $  7.38       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         3,037    3,405    4,059    4,691    5,098    5,827    5,443    1,889       --       --
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MULTI-SECTOR BOND
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 27.94  $ 25.79  $ 34.12  $ 33.49  $ 30.83  $ 30.28  $ 28.20  $ 23.29  $ 24.29  $ 24.42
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         2,255    2,545    3,358    3,901    4,366    4,900    4,511      903      221      260
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP GROWTH
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  6.93  $  5.21  $  9.12  $  8.90  $  8.17  $  7.70       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           736      728      884      680      554       19       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP VALUE
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 13.62  $ 10.90  $ 17.76  $ 19.94  $ 17.38  $ 16.80  $ 14.55  $ 10.70  $ 12.57  $ 10.81
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         3,946    4,558    5,608    6,898    7,963    8,796    8,124    2,322      111       41
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER TECHNOLOGY
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 10.21  $  6.52  $ 12.47  $ 10.68  $ 10.07  $  9.16  $  8.83  $  5.67       --       --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         2,254    2,156    2,575    2,567    2,975    3,498    1,530      306       --       --
------------------------------------------------------------------------------------------------------------------------------------


                                 Appendix I: Condensed financial information A-8


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Appendix II: Purchase considerations for QP contracts

--------------------------------------------------------------------------------


This information is provided for historical purposes only. The contract is no longer available to new purchasers.
Trustees who are considering the purchase of an Accumulator(R) QP contract should discuss with their tax and ERISA advisers whether this is an appropriate investment vehicle for the employer's plan. Trustees should consider whether the plan provisions permit the investment of plan assets in the QP contract, the distribution of such an annuity, the purchase of the Guaranteed minimum income benefit and other guaranteed benefits, and the payment of death benefits in accordance with the requirements of the federal income tax rules. The QP contract and this Prospectus should be reviewed in full, and the following factors, among others, should be noted. Assuming continued plan qualification and operation, earnings on qualified plan assets will accumulate value on a tax-deferred basis even if the plan is not funded by the Accumulator(R) QP contract or another annuity contract. Therefore, you should purchase an Accumulator(R) QP contract to fund a plan for the contract's features and benefits other than tax deferral, after considering the relative costs and benefits of annuity contracts and other types of arrangements and funding vehicles.

We will not accept defined benefit plans. This QP contract accepts only transfer contributions from other investments within an existing qualified plan trust. We will not accept ongoing payroll contributions or other contributions from the employer. For 401(k) plans, no employee after-tax contributions are accepted. A "designated Roth contribution account" is not available in the QP contract. Checks written on accounts held in the name of the employer instead of the plan or the trustee will not be accepted. Only one additional transfer contribution may be made per contract year. The maximum contribution age is 75 or if later, the first contract anniversary.

If amounts attributable to an excess or mistaken contribution must be withdrawn, any or all of the following may apply: (1) withdrawal charges; (2) market value adjustments; or (3) benefit base adjustments to an optional benefit.

AXA Equitable will not perform or provide any plan recordkeeping services with respect to the QP contracts. The plan's administrator will be solely responsible for performing or providing for all such services. There is no loan feature offered under the QP contracts, so if the plan provides for loans and a participant takes a loan from the plan, other plan assets must be used as the source of the loan and any loan repayments must be credited to other investment vehicles and/or accounts available under the plan. AXA Equitable will never make payments under a QP contract to any person other than the trustee owner.

Given that required minimum distributions must generally commence from the plan for participants after age 70-1/2, trustees should consider:

   o whether required minimum distributions under QP contracts would cause withdrawals in excess of 6% of the Guaranteed minimum income benefit Roll-Up benefit base;

   o that provisions in the Treasury Regulations on required minimum distributions require that the actuarial present value of additional annuity contract benefits be added to the dollar amount credited for purposes of calculating required minimum distributions. This could increase the amounts required to be distributed; and

   o that if the Guaranteed minimum income benefit is automatically exercised as a result of the no lapse guarantee, payments will be made to the trustee.

Finally, because the method of purchasing the QP contract, including the large initial contribution, and the features of the QP contract may appeal more to plan participants who are older and tend to be highly paid, and because certain features of the QP contract are available only to plan participants who meet certain minimum and/or maximum age requirements, plan trustees should discuss with their advisors whether the purchase of the QP contract would cause the plan to engage in prohibited discrimination in contributions, benefits or otherwise.



B-1 Appendix II: Purchase considerations for QP contracts


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Appendix III: Market value adjustment example

--------------------------------------------------------------------------------


The example below shows how the market value adjustment would be determined and how it would be applied to a withdrawal, assuming that $100,000 was allocated on February 16, 2010 to a fixed maturity option with a maturity date of February 16, 2018 (eight years later) at a hypothetical rate to maturity of 7.00% ("h" in the calculations below), resulting in a maturity value of $171,882 on the maturity date. We further assume that a withdrawal of $50,000, including any applicable withdrawal charge, is made four years later on February 16, 2014(a).





------------------------------------------------------------------------------------------------------------------------------------
                                                                                HYPOTHETICAL ASSUMED RATE TO MATURITY
                                                                                   ("J" IN THE CALCULATIONS BELOW)
                                                                                         FEBRUARY 16, 2014
                                                                             -------------------------------------------------------
                                                                                 5.00%                         9.00%
------------------------------------------------------------------------------------------------------------------------------------
 AS OF FEBRUARY 16, 2014 BEFORE WITHDRAWAL
------------------------------------------------------------------------------------------------------------------------------------
(1) Market adjusted amount(b)                                                 $141,389                       $121,737
------------------------------------------------------------------------------------------------------------------------------------
(2) Fixed maturity amount(c)                                                  $131,104                       $131,104
------------------------------------------------------------------------------------------------------------------------------------
(3) Market value adjustment: (1) - (2)                                        $ 10,285                       $ (9,367)
------------------------------------------------------------------------------------------------------------------------------------
 ON FEBRUARY 16, 2014 AFTER $50,000 WITHDRAWAL
------------------------------------------------------------------------------------------------------------------------------------
(4) Portion of market value adjustment associated with the withdrawal:
    (3) x [$50,000/(1)]                                                       $  3,637                       $ (3,847)
------------------------------------------------------------------------------------------------------------------------------------
(5) Portion of fixed maturity associated with the withdrawal: $50,000 - (4)   $ 46,363                       $ 53,847
------------------------------------------------------------------------------------------------------------------------------------
(6) Market adjusted amount: (1) - $50,000                                     $ 91,389                       $ 71,737
------------------------------------------------------------------------------------------------------------------------------------
(7) Fixed maturity amount: (2) - (5)                                          $ 84,741                       $ 77,257
------------------------------------------------------------------------------------------------------------------------------------
(8) Maturity value(d)                                                         $111,099                       $101,287
------------------------------------------------------------------------------------------------------------------------------------


You should note that in this example, if a withdrawal is made when rates have increased from 7.00% to 9.00% (right column), a portion of a negative market value adjustment is realized. On the other hand, if a withdrawal is made when rates have decreased from 7.00% to 5.00% (left column), a portion of a positive market value adjustment is realized.

Notes:


(a)  Number of days from the withdrawal date to the maturity date = D = 1,461

(b)  Market adjusted amount is based on the following calculation:

           Maturity value           $171,882
          ________________   =   ________________   where j is either 5% or 9%
            (1+j)(D/365)         (1+j)(1,461/365)

(c)  Fixed maturity amount is based on the following calculation:

           Maturity value           $171,882
          ________________   =   ___________________
            (1+h)(D/365)         (1+0.07)(1,461/365)

(d)  Maturity value is based on the following calculation:
     Fixed maturity amount x (1+h)(D/365) = ($84,741 or $77,257) x
     (1+0.07)(1,461/365)

                               Appendix III: Market value adjustment example C-1


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Appendix IV: Enhanced death benefit example

--------------------------------------------------------------------------------

The death benefit under the contracts is equal to the account value or, if greater, the enhanced death benefit, if elected.


The following illustrates the enhanced death benefit calculation. Assuming $100,000 is allocated to the variable investment options (with no allocation to the EQ/Intermediate Government Bond Index, EQ/Money Market, the guaranteed interest option or the fixed maturity options or the Special 10 year fixed maturity option), no additional contributions, no transfers, no withdrawals and no loans under a Rollover TSA contract, the enhanced death benefit for an annuitant age 45 would be calculated as follows:





------------------------------------------------------------------------------------------------------------------------------------
  END OF
 CONTRACT                                                 6% ROLL-UP TO AGE 85                  ANNUAL RATCHET TO AGE 85
   YEAR                     ACCOUNT VALUE                     BENEFIT BASE                            BENEFIT BASE
------------------------------------------------------------------------------------------------------------------------------------
     1                       $105,000                         $  106,000(1)                           $  105,000(3)
------------------------------------------------------------------------------------------------------------------------------------
     2                       $115,500                         $  112,360(2)                           $  115,500(3)
------------------------------------------------------------------------------------------------------------------------------------
     3                       $129,360                         $  119,102(2)                           $  129,360(3)
------------------------------------------------------------------------------------------------------------------------------------
     4                       $103,488                         $  126,248(1)                           $  129,360(4)
------------------------------------------------------------------------------------------------------------------------------------
     5                       $113,837                         $  133,823(1)                           $  129,360(4)
------------------------------------------------------------------------------------------------------------------------------------
     6                       $127,497                         $  141,852(1)                           $  129,360(4)
------------------------------------------------------------------------------------------------------------------------------------
     7                       $127,497                         $  150,363(1)                           $  129,360(4)
------------------------------------------------------------------------------------------------------------------------------------


The account values for contract years 1 through 7 are based on hypothetical rates of return of 5.00%, 10.00%, 12.00%, (20.00)%, 10.00%, 12.00% and 0.00%.
We are using these rates solely to illustrate how the benefit is determined. The return rates bear no relationship to past or future investment results.


6% ROLL-UP TO AGE 85

(1) At the end of contract years 1 and 4 through 7, the 6% Roll-Up to age 85 enhanced death benefit is greater than the current account value.

(2) At the end of contract years 2 and 3, the 6% Roll-Up to age 85 enhanced death benefit is equal to the current account value.


ANNUAL RATCHET TO AGE 85

(3) At the end of contract years 1 through 3, the Annual Ratchet to age 85 enhanced death benefit is equal to the current account value.

(4) At the end of contract years 4 through 7, the death benefit is equal to the Annual Ratchet to age 85 enhanced death benefit at the end of the prior year since it is higher than the current account value.


GREATER OF 6% ROLL-UP TO AGE 85 OR THE ANNUAL RATCHET TO AGE 85

The enhanced death benefit under this option for each year shown is the greater of the amounts shown under the 6% Roll-Up to age 85 or the Annual Ratchet to age 85.


D-1 Appendix IV: Enhanced death benefit example


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Appendix V: Hypothetical illustrations

--------------------------------------------------------------------------------

ILLUSTRATION OF ACCOUNT VALUES, CASH VALUES AND CERTAIN GUARANTEED MINIMUM
                                   BENEFITS

The following tables illustrate the changes in account value, cash value and the values of the "Greater of 6% Roll-Up to age 85 or the Annual Ratchet to age 85" Guaranteed minimum death benefit, the Protection Plus(SM) benefit and the Guaranteed minimum income benefit under certain hypothetical circumstances for an Accumulator(R) contract. The table illustrates the operation of a contract based on a male, issue age 60, who makes a single $100,000 contribution and takes no withdrawals. The amounts shown are for the beginning of each contract year and assume that all of the account value is invested in Portfolios that achieve investment returns at constant gross annual rates of 0% and 6% (i.e., before any investment management fees, 12b-1 fees or other expenses are deducted from the underlying portfolio assets). After the deduction of the arithmetic average of the investment management fees, 12b-1 fees and other expenses of all of the underlying portfolios (as described below), the corresponding net annual rates of return would be (2.34)% and 3.66% for the Accumulator(R) contract, at the 0% and 6% gross annual rates, respectively. These net annual rates of return reflect the trust and separate account level charges, but they do not reflect the charges we deduct from your account value annually for the optional Guaranteed minimum death benefit, Protection Plus(SM) benefit, and the Guaranteed minimum income benefit features, as well as the annual administrative charge. If the net annual rates of return did reflect these charges, the net annual rates of return shown would be lower; however, the values shown in the following tables reflect the following contract charges: the "Greater of 6% Roll-Up to age 85 Annual Ratchet to age 85" Guaranteed minimum death benefit charge, the Protection Plus(SM) benefit charge, the Guaranteed minimum income benefit charge and any applicable administrative charge and withdrawal charge. The values shown under "Lifetime annual guaranteed minimum income benefit" reflect the lifetime income that would be guaranteed if the Guaranteed minimum income benefit is selected at that contract date anniversary. An "N/A" in these columns indicates that the benefit is not exercisable in that year. A "0" under any of the death benefit and/or "Lifetime annual guaranteed minimum income benefit" columns indicates that the contract has terminated due to insufficient account value. However, the Guaranteed minimum income benefit has been automatically exercised and the owner is receiving lifetime payments.

With respect to fees and expenses deducted from assets of the underlying portfolios, the amounts shown in all tables reflect (1) investment management fees equivalent to an effective annual rate of 0.58%, and (2) an assumed average asset charge for all other expenses of the underlying portfolios equivalent to an effective annual rate of 0.26% and (3) 12b-1 fees equivalent to an effective annual rate of 0.25%. These rates are the arithmetic average for all Portfolios that are available as investment options. In other words, they are based on the hypothetical assumption that account values are allocated equally among the variable investment options. The actual rates associated with any contract will vary depending upon the actual allocation of account value among the investment options. These rates do not reflect expense limitation arrangements in effect with respect to certain of the underlying portfolios as described in the footnotes to the fee table for the underlying portfolios in "Fee table" earlier in this prospectus. With these arrangements, the charges shown above would be lower. This would result in higher values than those shown in the following tables.


Because your circumstances will no doubt differ from those in the illustrations that follow, values under your contract will differ, in most cases substantially. Upon request, we will furnish you with a personalized illustration.


                                      Appendix V: Hypothetical illustrations E-1


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VARIABLE DEFERRED ANNUITY
ACCUMULATOR(R)
$100,000 SINGLE CONTRIBUTION AND NO WITHDRAWALS
MALE, ISSUE AGE 60
BENEFITS:
  GREATER OF 6% ROLL-UP TO AGE 85 OR THE ANNUAL RATCHET TO AGE 85 GUARANTEED MINIMUM DEATH BENEFIT
  PROTECTION PLUS(SM)
  GUARANTEED MINIMUM INCOME BENEFIT


                                                          GREATER OF 6%
                                                             ROLL-UP
                                                        TO AGE 85 OR THE                                 LIFETIME ANNUAL
                                                             ANNUAL                             GUARANTEED MINIMUM INCOME BENEFIT
                                                        RATCHET TO AGE 85                      ------------------------------------
                                                           GUARANTEED      TOTAL DEATH BENEFIT
                                                          MINIMUM DEATH      WITH PROTECTION       GUARANTEED       HYPOTHETICAL
                   ACCOUNT VALUE        CASH VALUE           BENEFIT            PLUS(SM)             INCOME            INCOME
       CONTRACT ------------------- ------------------ ------------------- ------------------- ------------------ -----------------
 AGE     YEAR       0%        6%       0%        6%        0%        6%        0%        6%        0%       6%        0%       6%
----- --------- --------- --------- -------- --------- --------- --------- --------- --------- --------- -------- --------- -------
 60        0     100,000  100,000    93,000    93,000   100,000  100,000    100,000  100,000      N/A      N/A       N/A      N/A
 61        1      95,993  101,972    88,993    94,972   106,000  106,000    108,400  108,400      N/A      N/A       N/A      N/A
 62        2      92,014  103,930    85,014    96,930   112,360  112,360    117,304  117,304      N/A      N/A       N/A      N/A
 63        3      88,058  105,868    82,058    99,868   119,102  119,102    126,742  126,742      N/A      N/A       N/A      N/A
 64        4      84,118  107,780    78,118   101,780   126,248  126,248    136,747  136,747      N/A      N/A       N/A      N/A
 65        5      80,190  109,661    75,190   104,661   133,823  133,823    147,352  147,352      N/A      N/A       N/A      N/A
 66        6      76,266  111,504    73,266   108,504   141,852  141,852    158,593  158,593      N/A      N/A       N/A      N/A
 67        7      72,341  113,301    71,341   112,301   150,363  150,363    170,508  170,508      N/A      N/A       N/A      N/A
 68        8      68,409  115,044    68,409   115,044   159,385  159,385    183,139  183,139      N/A      N/A       N/A      N/A
 69        9      64,462  116,726    64,462   116,726   168,948  168,948    196,527  196,527      N/A      N/A       N/A      N/A
 70       10      60,495  118,336    60,495   118,336   179,085  179,085    210,719  210,719    10,584   10,584    10,584   10,584
 75       15      40,030  124,940    40,030   124,940   239,656  239,656    295,518  295,518    15,362   15,362    15,362   15,362
 80       20      17,781  127,894    17,781   127,894   320,714  320,714    408,999  408,999    21,841   21,841    21,841   21,841
 85       25           0  124,925         0   124,925         0  429,187          0  517,472         0   39,700         0   39,700
 90       30           0  133,170         0   133,170         0  429,187          0  517,472      N/A      N/A       N/A      N/A
 95       35           0  142,868         0   142,868         0  429,187          0  517,472      N/A      N/A       N/A      N/A



THE HYPOTHETICAL INVESTMENT RESULTS ARE ILLUSTRATIVE ONLY AND SHOULD NOT BE DEEMED A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN AND WILL DEPEND ON A NUMBER OF FACTORS, INCLUDING INVESTMENT ALLOCATIONS MADE BY THE OWNER. THE ACCOUNT VALUE, CASH VALUE AND GUARANTEED BENEFITS FOR A POLICY WOULD BE DIFFERENT FROM THE ONES SHOWN IF THE ACTUAL GROSS RATE OF INVESTMENT RETURN AVERAGED 0% OR 6% OVER A PERIOD OF YEARS, BUT ALSO FLUCTUATED ABOVE OR BELOW THE AVERAGE FOR INDIVIDUAL POLICY YEARS. WE CAN MAKE NO REPRESENTATION THAT THESE HYPOTHETICAL INVESTMENT RESULTS CAN BE ACHIEVED FOR ANY ONE YEAR OR CONTINUED OVER ANY PERIOD OF TIME. IN FACT, FOR ANY GIVEN PERIOD OF TIME, THE INVESTMENT RESULTS COULD BE NEGATIVE.


E-2 Appendix V: Hypothetical illustrations


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Appendix VI: Guaranteed principal benefit example

--------------------------------------------------------------------------------


For purposes of these examples, we assume that there is an initial contribution of $100,000, made to the contract on February 16, 2010. We also assume that no additional contributions, no transfers among options and no withdrawals from the contract are made. For GPB Option 1, the example also assumes that a 10 year fixed maturity option is chosen. The hypothetical gross rates of return with respect to amounts allocated to the variable investment options are 0%, 6% and 10%. The numbers below reflect the deduction of all applicable separate account and contract charges and also reflect the charge for GPB Option 2. Also, for any given performance of your variable investment options, GPB Option 1 produces higher account values than GPB Option 2 unless investment performance has been significantly positive. The examples should not be considered a representation of past or future expenses. Similarly, the annual rates of return assumed in the example are not an estimate or guarantee of future investment performance. GPB Options 1 and 2 were only available at issue. The dates in the example are provided for illustrative purposes only.




------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  Assuming 100%
                                                                                                                   in variable
                                                            Assuming          Under GPB         Under GPB           investment
                                                          100% in FMO          Option 1          Option 2            options
------------------------------------------------------------------------------------------------------------------------------------
Amount allocated to FMO on February 16, 2010
based upon a 3.30% rate to maturity                         100,000             72,260            40,000                --
------------------------------------------------------------------------------------------------------------------------------------
Initial account value allocated to the variable
investment options on February 16, 2010                        0                27,740            60,000             100,000
------------------------------------------------------------------------------------------------------------------------------------
Account value in the fixed maturity option on
February 16, 2020                                           138,382            100,000            55,353                0
------------------------------------------------------------------------------------------------------------------------------------
Annuity account value (computed by adding
together the value at the maturity date of the
applicable fixed maturity option plus the value of
amounts in the variable investment options on
February 16, 2020 , assuming a 0% gross rate of
return)                                                     138,382            121,491           100,000*             77,474
------------------------------------------------------------------------------------------------------------------------------------
Annuity account value (computed by adding
together the value at the maturity date of the
applicable fixed maturity option plus the value of
amounts in the variable investment options on
February 16, 2020 , assuming a 6% gross rate of
return)                                                     138,382            139,054          132,969**            140,788
------------------------------------------------------------------------------------------------------------------------------------
Annuity account value (computed by adding
together the value at the maturity date of the
applicable fixed maturity option plus the value of
amounts in the variable investment options on
February 16, 2020 , assuming a 10% gross rate of
return)                                                     138,382            157,067          169,500**            205,720
------------------------------------------------------------------------------------------------------------------------------------



* Since the annuity account value is less than the altenate benefit under GPB Option 2, the annuity account value is adjusted upward to the guaranteed amount or an increase of $2,554 in this example.

** Since the annuity account value is greater than the alternate benefit under GPB Option 2, GPB Option 2 will not affect the annuity account value.


                           Appendix VI: Guaranteed principal benefit example F-1


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Appendix VII: Protection Plus(SM) example

--------------------------------------------------------------------------------

The following illustrates the calculation of a death benefit that includes Protection Plus for an annuitant age 45. The example assumes a contribution of $100,000 and no additional contributions. Where noted, a single withdrawal in the amount shown is also assumed. If you purchased your contract after approximately September 2003, the example shown in the second and third columns apply. For all other contract owners, the example in the last two columns apply. The calculation is as follows:

                                                                                                        $  3000          $ 6000
                                                                                                       withdrawal -     withdrawal -
                                                              No            $3000         $6000         Pro rata         Pro rata
                                                           withdrawal     withdrawal    withdrawal     Treatment        Treatment
    --------------------------------------------------------------------------------------------------------------------------------
A   INITIAL CONTRIBUTION                                   100,000          100,000        100,000      100,000           100,000
    --------------------------------------------------------------------------------------------------------------------------------
B   DEATH BENEFIT: prior to withdrawal.*                   104,000          104,000        104,000      104,000           104,000
    --------------------------------------------------------------------------------------------------------------------------------
    PROTECTION PLUS EARNINGS: Death Benefit less net
C   contributions (prior to the withdrawal in D).           4,000            4,000          4,000         N/A               N/A
    B minus A.
    --------------------------------------------------------------------------------------------------------------------------------
D   WITHDRAWAL                                                0              3,000          6,000        3,000             6,000
    --------------------------------------------------------------------------------------------------------------------------------
    WITHDRAWAL % AS A % OF AV (ASSUMING DEATH
E   BENEFIT = AV)                                           0.00%             N/A            N/A         2.88%              5.77%
    greater of D divided by B
    --------------------------------------------------------------------------------------------------------------------------------
    EXCESS OF THE WITHDRAWAL OVER THE PROTECTION PLUS
F   EARNINGS                                                  0                0            2,000         N/A               N/A
    greater of D minus C or zero
    --------------------------------------------------------------------------------------------------------------------------------
    NET CONTRIBUTIONS (adjusted for the withdrawal in D)
G   A reduced for E or F                                   100,000          100,000        98,000        97,115           94,231
    --------------------------------------------------------------------------------------------------------------------------------
    DEATH BENEFIT (adjusted for the withdrawal in D)
H   B minus D                                              104,000          101,000        98,000       101,000           98,000
    --------------------------------------------------------------------------------------------------------------------------------
    DEATH BENEFIT LESS NET CONTRIBUTIONS
I   H minus G                                               4,000            1,000            0          3,885             3,769
    --------------------------------------------------------------------------------------------------------------------------------
J   PROTECTION PLUS FACTOR                                   40%              40%            40%          40%               40%
    --------------------------------------------------------------------------------------------------------------------------------
    PROTECTION PLUS BENEFIT
K   I times J                                               1,600             400             0          1,554             1,508
    --------------------------------------------------------------------------------------------------------------------------------
    DEATH BENEFIT: Including Protection Plus
L   H plus K                                               105,600          101,400        98,000       102,554           99,508
    --------------------------------------------------------------------------------------------------------------------------------

* The Death Benefit is the greater of the Account Value or any applicable death benefit.


G-1 Appendix VII: Protection Plus(SM) example


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Appendix VIII: State contract availability and/or variations of certain features and benefits

--------------------------------------------------------------------------------

Certain information is provided for historical purpose only. The contract is no longer available to new purchasers.

The following information is a summary of the states where the Accumulator(R) contract or certain features and/or benefits are either not available or vary from the contract's features and benefits as previously described in this Prospectus. Certain features and/or benefits may have been approved in your state after your contract was issued and cannot be added. Please contact your financial professional for more information about availability in your state. See also the "Contract Variations" appendix later in this Prospectus for information about the availability of certain features and their charges, if applicable, under your contract.


STATES WHERE CERTAIN ACCUMULATOR(R) FEATURES AND/OR BENEFITS ARE NOT AVAILABLE OR VARY:



------------------------------------------------------------------------------------------------------------------------------------
 STATE          FEATURES AND BENEFITS                                     AVAILABILITY OR VARIATION
------------------------------------------------------------------------------------------------------------------------------------
CALIFORNIA      See "Contract features and benefits"--"Your right to      If you reside in the state of California and you are age
                cancel within a certain number of days"                   60 and older at the time the contract is issued, you may
                                                                          return your vari- able annuity contract within 30 days
                                                                          from the date that you receive it and receive a refund as
                                                                          described below.

                                                                          If you allocate your entire initial contribution to the
                                                                          money mar- ket account (and/or guaranteed interest
                                                                          option, if available), the amount of your refund will be
                                                                          equal to your contribution, unless you make a transfer,
                                                                          in which case the amount of your refund will be equal to
                                                                          your account value on the date we receive your request to
                                                                          cancel at our processing office. This amount could be
                                                                          less than your initial contribution. If you allocate any
                                                                          portion of your initial contribution to the variable
                                                                          investment options (other than the money market account)
                                                                          and/or fixed maturity options, your refund will be equal
                                                                          to your account value on the date we receive your request
                                                                          to cancel at our processing office.
------------------------------------------------------------------------------------------------------------------------------------
FLORIDA         See "Transfer of ownership, collateral assignments,       The second paragraph in this section is deleted.
                loans and borrowing" in "More information"
------------------------------------------------------------------------------------------------------------------------------------
ILLINOIS        See "Selecting an annuity payout option" under "Your      Annuity payments may be elected twelve months from the
                annuity payout options" in "Accessing your money"         contract date.
------------------------------------------------------------------------------------------------------------------------------------
MARYLAND        Fixed maturity options                                    Not Available

                Guaranteed principal benefit option1 and Guaranteed       Not Available
                principal benefit option 2
------------------------------------------------------------------------------------------------------------------------------------
MASSACHUSETTS   Automatic investment program                              Not Available

                Annual administrative charge                              The annual administrative charge will not be deducted from amounts allocated to the Guaranteed interest option.

                See "How you can purchase and contribute to your          Additional contributions are limited to the first three
                contract" in "Contract features and benefits"             years after the contract issue date only.

                See "Disability, terminal illness, or confinement to      This section is deleted in its entirety.
                nursing home" under "Withdrawal charge" in
                "Charges and expenses"
------------------------------------------------------------------------------------------------------------------------------------
MINNESOTA       See "Principal Protector(SM)" in "Contract features and   Principal Protector(SM) is discontinued if the Beneficiary
                benefits" and "Beneficiary continuation option" in        continuation option is elected.
                "Payment of death benefit"
------------------------------------------------------------------------------------------------------------------------------------


    Appendix VIII: State contract availability and/or variations of certain features and benefits H-1

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                          www.axa-equitable.com/green



------------------------------------------------------------------------------------------------------------------------------------
 STATE     FEATURES AND BENEFITS                                    AVAILABILITY OR VARIATION
------------------------------------------------------------------------------------------------------------------------------------
NEW YORK   Greater of the 6% Roll-Up or Annual Ratchet Guaran-      Not Available (you have a choice of the standard death benefit
           teed minimum death benefit                               or the Annual Ratchet to age 85 guaranteed minimum death
                                                                    benefit), as described earlier in this Prospectus.

           Guaranteed minimum death benefit/guaranteed mini-        Not Available
           mum income benefit roll-up benefit base reset

           Principal Protector(SM)                                  Not Available

           Protection Plus(SM)                                      Not Available

           See "Contract features and benefits" -- "Self directed   No more than 25% of any contribution may be allocated to the
           allocation" (for contracts issued from approximately     guaranteed interest option.
           February 2004 to February 2009).

           See "Insufficient account value" in "Determining your    If your account value in the variable investment options and the
           contract's value"                                        fixed maturity options is insufficient to pay the annual
                                                                    administrative charge, or the Annual Ratchet to age 85 death benefit charge and/or the guaranteed minimum income benefit charge, and you have no account value in the guaranteed interest option, your contract will terminate without value, and you will lose any applicable benefits. See "Charges and expenses"
                                                                    earlier in this Prospectus.

           See "Transferring your account value" in "Transferring   The following information is added as the sixth and seventh
           your money among investment options" (for contracts      bullets in this section:
           issued from approximately February 2004 to February      o In all contract years, a transfer into the guaranteed interest
           2009).                                                     option will not be permitted if such transfer would result in more than 25% of the annuity account value being allocated to the guaranteed interest option, based on the annuity
                                                                      account value as of the previous business day.

           See "Rebalancing your account value" in "Transferring    Under Option II, transfers into the Guaranteed interest option
           your money among investment options" (for contracts      are not permitted if they violate the transfer rules.
           issued from approximately February 2004 to February
           2009).

           See "The amount applied to purchase an annuity           For fixed annuity period certain payout options only, the amount
           payout option" in "Accessing your money"                 applied to the annuity benefit is the greater of the cash value or 95% of what the account value would be if no withdrawal charge applied.

           See "Annuity maturity date" in "Accessing your           The maturity date by which you  must take a lump sum
           money"                                                   withdrawal or select an annuity payout option is as follows:
                                                                                              Maximum
                                                                    Issue age                 Annuitization age
                                                                    ---------                 -----------------
                                                                    0-80                      90
                                                                    81                        91
                                                                    82                        92
                                                                    83                        93
                                                                    84                        94
                                                                    85                        95
                                                                    Please see this section earlier in this Prospectus for more information.
------------------------------------------------------------------------------------------------------------------------------------


H-2 Appendix VIII: State contract availability and/or variations of certain features and benefits

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
------------------------------------------------------------------------------------------------------------------------------------
 STATE          FEATURES AND BENEFITS                          AVAILABILITY OR VARIATION
------------------------------------------------------------------------------------------------------------------------------------
NEW YORK,       See "Charges and expenses"                     With regard to the Annual administrative, Annual Ratchet to age
(CONTINUED)                                                    85 death benefit, Guaranteed principal benefit option 2 and
                                                               Guaranteed minimum income benefit charges, respectively, we will deduct the related charge, as follows for each: we will deduct the charge from your value in the variable investment options on a pro rata basis. If those amounts are insufficient, we will deduct all or a portion of the charge from the fixed maturity options (other than the Special 10 year fixed maturity option) in the order of the earliest maturity date(s) first. If such fixed matu-
                                                               rity option amounts are insufficient, we will deduct all or a portion of the charge from the account for special dollar cost averaging (not available if the Guaranteed principal benefit option is elected). If such amounts are still insufficient, we will deduct any remaining portion from the Special 10 year fixed maturity option. If the contract is surrendered or annuitized or a death benefit is paid, we will deduct a pro rata portion of the charge for that year. A market value adjustment will apply to deductions from the fixed maturity options (including the Special
                                                               10 year fixed maturity option).

                                                               Deductions from the fixed maturity options (including the Special
                                                               10 year fixed maturity option) cannot cause the credited net interest for the contract year to fall below 1.5%.

                                                               With regard to the Annual administrative, either enhanced death benefit and the Guaranteed minimum income benefit charges
                                                               only, if your account value in the variable investment options and the fixed maturity options is insufficient to pay the applicable charge, and you have no account value in the guaranteed inter-
                                                               est option, your contract will terminate without value and you will lose any applicable guaranteed benefits. Please see Insuffi-
                                                               cient account value" in "Determining your contract's value"
                                                               earlier in this Prospectus.

                Fixed maturity options -- withdrawal charges   The withdrawal charge that applies to withdrawals taken from amounts in the fixed maturity options will never exceed 7% and will be determined by applying the New York Alternate Scale I shown below. If you withdraw amounts that have been trans-
                                                               ferred from one fixed maturity option to another, we use the New
                                                               York Alternate Scale II (also shown below) if it produces a higher charge than Alternate Scale I.

                                                               The withdrawal charge may not exceed the withdrawal charge that would normally apply to the contract. If a contribution has been in the contract for more than 7 years and therefore would have no withdrawal charge, no withdrawal charge will apply. Use of a New York Alternate Scale can only result in a lower charge.
                                                               We will compare the result of applying Alternate Scale I or II, as the case may be, to the result of applying the normal withdrawal charge, and will charge the lower withdrawal charge.
                                                               ---------------------------------------------------------------------
                                                               NY ALTERNATE SCALE I          NY ALTERNATE SCALE II
                                                               Year of investment in fixed   Year of transfer within fixed
                                                               maturity option*              maturity option*
                                                               ---------------------------------------------------------------------
                                                               Within year 1  7%             Within year 1  5%
                                                               ---------------------------------------------------------------------
                                                                     2        6%                   2        4%
                                                               ---------------------------------------------------------------------
                                                                     3        5%                   3        3%
------------------------------------------------------------------------------------------------------------------------------------

    Appendix VIII: State contract availability and/or variations of certain features and benefits H-3

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                          www.axa-equitable.com/green


------------------------------------------------------------------------------------------------------------------------------------
 STATE          FEATURES AND BENEFITS                          AVAILABILITY OR VARIATION
------------------------------------------------------------------------------------------------------------------------------------
NEW YORK,                                                      NY ALTERNATE SCALE I          NY ALTERNATE SCALE II
(CONTINUED)                                                    Year of investment in fixed   Year of transfer within fixed
                                                               maturity option*              maturity option*
                                                               ---------------------------------------------------------------------
                                                                     4        4%                   4        2%
                                                               ---------------------------------------------------------------------
                                                                     5        3%                   5        1%
                                                               ---------------------------------------------------------------------
                                                                     6        2%             After year 5   0
                                                               ---------------------------------------------------------------------
                                                                     7        1%
                                                               ---------------------------------------------------------------------
                                                               After year 7   0%             Not to exceed 1% times the
                                                                                             number of years remaining in
                                                                                             the fixed maturity option,
                                                                                             rounded to the higher number
                                                                                             of years. In other words, if 4.3
                                                                                             years remain, it would be a 5%
                                                                                             charge.
                                                               ---------------------------------------------------------------------
                                                               * Measured from the contract date anniversary prior to the date of the contribution or transfer

                                                               If you take a withdrawal from an investment option other than the fixed maturity options, the amount available for withdrawal without a withdrawal charge is reduced. It will be reduced by the amount of the contribution in the fixed maturity options to which no withdrawal charge applies.

                                                               You should consider that on the maturity date of a fixed maturity option if we have not received your instructions for allocation of your maturity value, we will transfer your maturity value to the fixed maturity option with the shortest available maturity. If we are not offering other fixed maturity options, we will transfer your maturity value to the EQ/Money Market option.

                                                               The potential for lower withdrawal charges for withdrawals from the fixed maturity options and the potential for a lower "free withdrawal amount" than what would normally apply, should be taken into account when deciding whether to allocate amounts to, or transfer amounts to or from, the fixed maturity options.
------------------------------------------------------------------------------------------------------------------------------------
OREGON          Guaranteed minimum death benefit/Guaranteed    Not Available
                minimum income benefit roll-up benefit base
                reset

                Guaranteed minimum income benefit no lapse    Not Available
                guarantee

                Fixed maturity options                        Not Available

                Guaranteed principal benefit option 1 and     Not Available
                Guaranteed principal benefit option 2

                Flexible Premium IRA and                      Not Available
                Flexible Premium Roth IRA

                See "How you can purchase and contribute to   o Subsequent contributions are not permitted. This is a single
                your contract" in "Contract features and        premium product.
                benefits"
                                                              o Section 1035 exchanges, rollovers, multiple assignments
                                                                and/or transfers are permitted provided that all documentation is complete and received with the application.
------------------------------------------------------------------------------------------------------------------------------------

H-4 Appendix VIII: State contract availability and/or variations of certain features and benefits

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
------------------------------------------------------------------------------------------------------------------------------------
 STATE          FEATURES AND BENEFITS                                  AVAILABILITY OR VARIATION
------------------------------------------------------------------------------------------------------------------------------------
OREGON,         See "Lifetime required minimum distribution with-      We generally will not impose a withdrawal charge on minimum
(CONTINUED)     drawals" in "Accessing your money"                     distribution withdrawals even if you are not enrolled in our automatic RMD service except if, when added to a lump sum
                                                                       withdrawal previously taken in the same contract year, the minimum distribution withdrawals exceed the 10% free
                                                                       withdrawal amount. In order to avoid a withdrawal charge in connection with minimum distribution withdrawals outside of our automatic RMD service, you must notify us using our
                                                                       request form. Such minimum distribution withdrawals must be based solely on your contract's account value.

                See "Selecting an annuity payout option" in "Access-   The annuity commencement date may not be earlier than seven
                ing your money"                                        years from the contract issue date.

                See "Disability, terminal illness, or confinement to   Item (i) is deleted in its entirety.
                nursing home" under "Withdrawal charge" in
                "Charges and expenses"

                Automatic Investment Program                           Not Available

                See "Special dollar cost averaging program" in "Con-   The special dollar cost averaging program may only be
                tract Features and Benefits"                           selected at the time of application.

                See "We require that the following types of communi-   The following is added:
                cations be on specific forms we provide for that        (20) requests for required minimum distributions, other than
                purpose:" in "Who is AXA Equitable?"                         pursuant to our automatic RMD service.
------------------------------------------------------------------------------------------------------------------------------------
PENNSYLVANIA    Contributions                                          Your contract refers to contributions as premiums.

                Contribution age limitations                           The following contribution limits apply:
                                                                                              Maximum
                                                                       Issue age              Contribution age
                                                                       ---------              ----------------
                                                                       0-75                   79
                                                                       76                     80
                                                                       77                     81
                                                                       78-80                  82
                                                                       81-83                  84
                                                                       84                     85
                                                                       85                     86

                Special dollar cost averaging program                  In Pennsylvania, we refer to this program as "enhanced rate dollar cost averaging."

                Withdrawal charge schedule for issue ages 84 and 85    For annuitants that are ages 84 and 85 when the contract is issued in Pennsylvania, the withdrawal charge will be
                                                                       computed in the same manner as for other contracts as
                                                                       described in "Charges and expenses" under "Withdrawal charge"
                                                                       earlier in this Prospectus, except that the withdrawal charge schedule will be different. For these contracts, the
                                                                       withdrawal charge schedule will be 5% of each contribution made in the first contract year, decreasing by 1% each
                                                                       subsequent contract year to 0% in the sixth and later
                                                                       contract years.
------------------------------------------------------------------------------------------------------------------------------------

    Appendix VIII: State contract availability and/or variations of certain features and benefits H-5

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                          www.axa-equitable.com/green


------------------------------------------------------------------------------------------------------------------------------------
 STATE          FEATURES AND BENEFITS                                   AVAILABILITY OR VARIATION
------------------------------------------------------------------------------------------------------------------------------------
PENNSYLVANIA,   See "Annuity maturity date" in "Accessing your          The maturity date by which you must take a lump sum with-
(CONTINUED)     money"                                                  drawal or select an annuity payout option is as follows:

                                                                                               Maximum
                                                                        Issue age              annuitization age
                                                                        ---------              -----------------
                                                                        0-75                   85
                                                                        76                     86
                                                                        77                     87
                                                                        78-80                  88
                                                                        81-85                  90

                Loans under Rollover TSA contracts                      Taking a loan in excess of the Internal Revenue Code limits may result in adverse tax consequences. Please consult your tax adviser before taking a loan that exceeds the Internal
                                                                        Revenue Code limits.
------------------------------------------------------------------------------------------------------------------------------------
PUERTO RICO     IRA, Roth IRA, Inherited IRA, QP and Rollover TSA       Not Available
                contracts

                Beneficiary continuation option (IRA)                   Not Available

                Tax Information -- Special rules for NQ contracts       Income from NQ contracts we issue is U.S. source. A Puerto
                                                                        Rico resident is subject to U.S. taxation on such U.S.
                                                                        source income. Only Puerto Rico source income of Puerto Rico residents is excludable from U.S. taxation. Income from NQ contracts is also subject to Puerto Rico tax. The
                                                                        calculation of the taxable portion of amounts distributed
                                                                        from a contract may differ in the two jurisdictions.
                                                                        Therefore, you might have to file both U.S. and Puerto Rico tax returns, showing different amounts of income from the
                                                                        contract for each tax return. Puerto Rico generally provides a credit against Puerto Rico tax for U.S. tax paid.
                                                                        Depending on your personal situation and the timing of the different tax liabilities, you may not be able to take full advantage of this credit.
------------------------------------------------------------------------------------------------------------------------------------
TEXAS           See "Annual administrative charge" in "Charges and      The annual administrative charge will not be deducted from
                expenses"                                               amounts allocated to the Guaranteed interest option.
------------------------------------------------------------------------------------------------------------------------------------
UTAH            See "Transfers of ownership, collateral assignments,    The second paragraph in this section is deleted.
                loans and borrowing" in "More information"
------------------------------------------------------------------------------------------------------------------------------------
VERMONT         Loans under Rollover TSA contracts                      Taking a loan in excess of the Internal Revenue Code limits may result in adverse tax consequences. Please consult your tax adviser before taking a loan that exceeds the Internal
                                                                        Revenue Code limits.
------------------------------------------------------------------------------------------------------------------------------------
WASHINGTON      Guaranteed interest option (for contracts issued from   Not Available
                approximately December 2004-December 2006)

                Investment simplifier -- Fixed-dollar option and        Not Available
                Interest sweep option

                Fixed maturity options                                  Not Available
                Guaranteed Principal Benefit Options 1 and 2            Not Available

                Income Manager(R) payout option                         Not Available

                Protection Plus(SM)                                     Not Available
------------------------------------------------------------------------------------------------------------------------------------

H-6 Appendix VIII: State contract availability and/or variations of certain features and benefits

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                          www.axa-equitable.com/green


------------------------------------------------------------------------------------------------------------------------------------
 STATE          FEATURES AND BENEFITS                                   AVAILABILITY OR VARIATION
------------------------------------------------------------------------------------------------------------------------------------
WASHINGTON,     Special dollar cost averaging program (for contracts    o Available only at issue
(CONTINUED)     issued from approximately December 2004-December
                2006)                                                   o Subsequent contributions cannot be used to elect new
                                                                          programs. You may make subsequent contributions to the
                                                                          initial progams while they are still running.

                See "Guaranteed minimum death benefit" in               You have a choice of the standard death benefit, the Annual
                "Contract features and benefits"                        Ratchet to age 85 enhanced death benefit, or the Greater of
                                                                        4% Roll-Up to age 85 or the Annual Ratchet to age 85
                                                                        enhanced death benefit.

                See "Annual administrative charge" in "Charges and      The annual administrative charge will be deducted from the
                expenses"                                               value in the variable investment options on a pro rata
                                                                        basis.

                See "Withdrawal charge" in "Charges and expenses"       The 10% free withdrawal amount applies to full surrenders.

                See "Disability, terminal illness, or confinement to    The annuitant has qualified to receive Social Security
                nursing home" under "Withdrawal charge" in              disability benefits as certified by the Social Security
                "Charges and expenses"                                  Administration or a statement from an independent U.S.
                                                                        licensed physician stating that the annuitant meets the
                                                                        definition of total disability for at least 6 continuous
                                                                        months prior to the notice of claim. Such disability must be re-certified every 12 months.
------------------------------------------------------------------------------------------------------------------------------------

    Appendix VIII: State contract availability and/or variations of certain features and benefits H-7


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Appendix IX: Contract variations

--------------------------------------------------------------------------------

The contract described in this Prospectus is no longer sold. You should note that your contract's options, features and charges may vary from what is described in this Prospectus depending on the approximate date on which you purchased your contract. You may not change your contract or its features after issue. This Appendix reflects contract variations that differ from what is described in this Prospectus but may have been in effect at the time your contract was issued. If you purchased your contract during the "Approximate Time Period" below, the noted variation may apply to you.

In addition, options and/or features may vary among states in light of applicable regulations or state approvals. Any such state variations are generally not included here but instead included in Appendix VIII earlier in this section. For more information about state variations applicable to you, as well as particular features, charges and options available under your contract based upon when you purchased it, please contact your financial professional and/or refer to your contract.


------------------------------------------------------------------------------------------------------------------------------------
 APPROXIMATE TIME PERIOD      FEATURE/BENEFIT                              VARIATION
------------------------------------------------------------------------------------------------------------------------------------
April 2002 - November 2002    Inherited IRA beneficiary Continuation       Unavailable -- accordingly, all references in
                              contract                                     this Prospectus to "Inherited IRA beneficiary
                                                                           Continuation contract" are deleted in their
                                                                           entirety.
------------------------------------------------------------------------------------------------------------------------------------
April 2002 - February 2003    Guaranteed minimum income benefit            The fee for this benefit was 0.45%.

                              Annual Ratchet to age 85                     The fee for this benefit was 0.20%.

                              6% Roll-Up to age 85                         The fee for this benefit was 0.35%.

                              The Greater of 6% Roll-Up to age 85 of the   The fee for this benefit was 0.45%.
                              Annual Ratchet to age 85
------------------------------------------------------------------------------------------------------------------------------------
April 2002 - August 2003      Annuitant issue age                          Ages 86-90. For contracts with an annuitant
                                                                           who was age 86-90 at issue, the following
                                                                           apply: (1) standard death benefit only was
                                                                           available, and (2) no withdrawal charge
                                                                           applies.
------------------------------------------------------------------------------------------------------------------------------------
April 2002 - September 2003   The guaranteed principal benefits            GPB 2 -- unavailable

                                                                           GPB 1 known as Principal assurance.

                                                                           GPB 1 available with both systematic and
                                                                           substantially equal withdrawals.

                                                                           GPB 1 available with the Guaranteed minimum
                                                                           income benefit.

                              Spousal protection                           Unavailable -- accordingly, all references in
                                                                           this Prospectus to "Spousal protection" are
                                                                           deleted in their entirety.

                              Maximum contributions                        The maximum contributions permitted under all
                                                                           Accumulator series contracts with the same
                                                                           owner or annuitant is $1,500,000.

                              Guaranteed minimum death benefit maximum     84 (not including Flexible Premium IRA,
                              issue age                                    Inherited IRA and QP contracts)

                              Protection Plus                              The maximum issue age for this benefit was
                                                                           79.

                                                                           For issue ages 71-79, the applicable death
                                                                           benefit will be multiplied by 25%.

                                                                           In calculating the death benefit, contributions
                                                                           are decreased for withdrawals on a pro rata
                                                                           basis.
------------------------------------------------------------------------------------------------------------------------------------


I-1 Appendix IX: Contract variations


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                          www.axa-equitable.com/green



------------------------------------------------------------------------------------------------------------------------------------
 APPROXIMATE TIME PERIOD                 FEATURE/BENEFIT                            VARIATION
------------------------------------------------------------------------------------------------------------------------------------
April 2002 - September 2003, continued   Guaranteed option charges                  If the contract is surrendered or annuitized or
                                                                                    the death benefit is paid on a date other than
                                                                                    the contract date anniversary, we will not
                                                                                    deduct a pro rata portion of the charge for any
                                                                                    applicable guaranteed benefit.

                                         Withdrawals treated as surrenders          We will not treat a withdrawal that results in a
                                                                                    cash value of less than $500 as a request for a
                                                                                    surrender. We will not terminate your contract
                                                                                    if you do not make contributions for three
                                                                                    contract years.

                                         Guaranteed minimum income benefit option   Subject to state availability, this option
                                                                                    guarantees you a minimum amount of fixed income
                                                                                    under your choice of a life annuity fixed payout
                                                                                    option or an Income Manager level payment life
                                                                                    with a period certain payout option known as the
                                                                                    Living Benefit.

                                         Partial withdrawals                        Your free withdrawal amount is 15%.

                                         Systematic withdrawals                     Your systematic withdrawal may not exceed 1.20%
                                                                                    (monthly), 3.60% (quarterly) or 15% (annually)
                                                                                    of account value.
------------------------------------------------------------------------------------------------------------------------------------
April 2002 - July 2004                   Principal Protector(SM) benefit            Unavailable -- accordingly, all references in
                                                                                    this Prospectus to "Principal Protector" are
                                                                                    deleted in their entirety.
------------------------------------------------------------------------------------------------------------------------------------
April 2002 - December 2004               Termination of guaranteed benefits         Your guaranteed benefits will not automatically
                                                                                    terminate if you change ownership of your NQ
                                                                                    contract.

                                         Ownership Transfer of NQ                   If you transfer ownership of your NQ contract,
                                                                                    your guaranteed benefit options will not be
                                                                                    automatically terminated.
------------------------------------------------------------------------------------------------------------------------------------
April 2002 - January 2005                No lapse guarantee                         Unavailable. Accordingly, all references to this
                                                                                    feature are deleted in their entirety.
------------------------------------------------------------------------------------------------------------------------------------
April 2002 - October 2005                Roll-Up benefit base reset                 Unavailable. Accordingly, all references to this
                                                                                    feature are deleted in their entirety.
------------------------------------------------------------------------------------------------------------------------------------
February 2003 - September 2003           Annual Ratchet to age 85                   The fee for this benefit is 0.30%.

                                         6% Roll-Up to age 85                       The fee for this benefit is 0.45%.

                                         Guaranteed minimum income benefit          The fee for this benefit is 0.60%.
------------------------------------------------------------------------------------------------------------------------------------


                                            Appendix IX: Contract variations I-2


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                          www.axa-equitable.com/green



------------------------------------------------------------------------------------------------------------------------------------
 APPROXIMATE TIME PERIOD                        FEATURE/BENEFIT                              VARIATION
------------------------------------------------------------------------------------------------------------------------------------
September 2003 - January 2004                   Guaranteed minimum income benefit and
                                                Greater of the 6% Roll-Up to age 85 or the
                                                Annual Ratchet to age 85 enhanced death
                                                benefit:

                                                o Benefit base crediting rate                The effective annual interest credited
                                                                                             to the applicable benefit base is 5%.*
                                                                                             Accordingly, all references in this
                                                                                             Prospectus to the "6% Roll-Up benefit
                                                                                             base" are deleted in their entirety and
                                                                                             replaced with "5% Roll-Up benefit
                                                                                             base."

                                                o Fee table                                  Greater of the 5% Roll-Up to age 85 or
                                                                                             the Annual Ratchet to age 85 enhanced
                                                                                             death benefit charge: 0.50%.*

                                                                                             Guaranteed minimum income benefit
                                                                                             charge: 0.55%*

                                                o Effect of withdrawals on your Greater of   Withdrawals will reduce each of the
                                                  the 5% Roll-Up to age 85 or the Annual     benefit bases on a pro rata basis only.
                                                  Ratchet to age 85 enhanced death benefit
------------------------------------------------------------------------------------------------------------------------------------
September 2003 - February 2004 (for the         How withdrawals affect your Guaranteed       In calculating whether your withdrawal
Guaranteed minimum income benefit) and          minimum income benefit and Greater of the    will reduce your Roll-Up benefit base
January 2004 - February 2005 (for the Greater   6% Roll-Up to age 85 or the Annual Ratchet   portion of your Guaranteed minimum
of the 6% Roll-Up to age 85 or the Annual       to age 85 enhanced death benefit:            income benefit base on a pro rata or
Ratchet to age 85 enhanced death benefit:)                                                   dollar-for-dollar basis, withdrawal
                                                                                             charges will be included in the
                                                                                             withdrawal amount.
------------------------------------------------------------------------------------------------------------------------------------
September 2003 - February 2009                  6% Roll-Up to age 85 enhanced death benefit  Unavailable -- accordingly all references to this feature are deleted
                                                                                             in their entirety.
------------------------------------------------------------------------------------------------------------------------------------
January 2004 - February 2009                    Greater of 5% Roll-Up to age 85 or the       Unavailable -- accordingly all
                                                Annual Ratchet to age 85 enhanced death      references to this feature are deleted
                                                benefit                                      in their entirety.
------------------------------------------------------------------------------------------------------------------------------------


* Contract owners who elected the Guaranteed minimum income benefit and/or the Greater of the 5% Roll-Up to age 85 or the Annual Ratchet to age 85 enhanced death benefit had a limited opportunity to change to the new versions of these benefits, as they are described in "Contract features and benefits" and "Accessing your money," earlier in this Prospectus.


I-3 Appendix IX: Contract variations


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Appendix X: Tax-sheltered annuity contracts (TSAs)


--------------------------------------------------------------------------------

GENERAL; FINAL REGULATIONS UNDER SECTION 403(B)

This Appendix reflects our current understanding of some of the special federal income tax rules applicable to annuity contracts used to fund employer plans under Section 403(b) of the Internal Revenue Code. We refer to these contracts as "403(b) annuity contracts" or "Tax Sheltered Annuity" contracts ("TSAs"). The discussion in this Appendix generally assumes that a TSA has 403(b) contract status or qualifies as a 403(b) contract. In 2007, the IRS and the Treasury Department published final Treasury Regulations under Section 403(b) of the Code ("2007 Regulations"). As a result, there are significant revisions to the establishment and operation of plans and arrangements under Section 403(b) of the Code, and the contracts issued to fund such plans. The 2007 Regulations raise a number of questions as to the effect of the 2007 Regulations on TSAs issued prior to the effective date of the 2007 Regulations. The IRS has issued guidance intended to clarify some of these questions, and may issue further guidance in future years. Due to the Internal Revenue Service and Treasury regulatory changes in 2007 which became fully effective on January 1, 2009, contracts issued prior to September 25, 2007 which qualified as 403(b) contracts under the rules at the time of issue may lose their status as 403(b) contracts or have the availability of transactions under the contract restricted as of January 1, 2009 unless the individual's employer or the individual take certain actions. Please consult your tax adviser regarding the effect of these rules (which may vary depending on the owner's employment status, plan participation status, and when and how the contract was acquired) on your personal situation.

EMPLOYER PLAN REQUIREMENT. The thrust of the 2007 Regulations is to eliminate informal Section 403(b) arrangements with minimal or diffuse employer oversight and to require employers purchasing annuity contracts for their employees under
Section 403(b) of the Code to conform to other tax-favored, employer-based retirement plans with salary reduction contributions, such as Section 401(k) plans and governmental employer Section 457(b) plans. The 2007 Regulations require employers sponsoring 403(b) plans as of January 1, 2009, to have a written plan designating administrative responsibilities for various functions under the plan, and the plan in operation must conform to the plan terms.

LIMITATIONS ON INDIVIDUAL-INITIATED DIRECT TRANSFERS. The 2007 Regulations revoke Revenue Ruling 90-24 ("Rev. Rul. 90-24"), effective January 1, 2009. Prior to the 2007 Regulations, Rev. Rul. 90-24 had permitted individual-initiated, tax-free direct transfers of funds from one 403(b) annuity contract to another, without reportable taxable income to the individual, and with the characterization of funds in the contract remaining the same as under the prior contract. Under the 2007 Regulations and other IRS published guidance, direct transfers made after September 24, 2007 are permitted only with plan or employer approval as described below.


PERMISSIBLE CONTRIBUTIONS TO THE ACCUMULATOR(R) TSA CONTRACTS

Contributions to an Accumulator(R) TSA contract are extremely limited. AXA Equitable permits Contributions to be made to an Accumulator(R) TSA contract only where AXA Equitable is an "approved vendor" under an employer's 403(b) plan. That is, some or all of the participants in the employer's 403(b) plan are currently contributing to a non-Accumulator AXA Equitable 403(b) annuity contract. AXA Equitable and the employer must agree to share information with respect to the Accumulator(R) TSA contract and other funding vehicles under the plan.

AXA Equitable does not accept employer-remitted contributions. AXA Equitable does not accept contributions of after-tax funds, including designated Roth contributions to the Accumulator(R) TSA contracts. We will accept contributions of pre-tax funds only with documentation satisfactory to us of employer or its designee or plan approval of the transaction. Contributions must be made in the form of a direct transfer of funds from one 403(b) plan to another, a contract exchange under the same plan, or a direct rollover from another eligible retirement plan.


DISTRIBUTIONS FROM TSAS

GENERAL. Generally, after the 2007 Regulations, employer or plan administrator consent is required for loan, withdrawal or distribution transactions under a 403(b) annuity contract. Processing of a requested transaction will not be completed until the information required to process the transaction is received from the employer or its designee. This information will be transmitted as a result of an information sharing agreement between AXA Equitable and the employer sponsoring the plan.

WITHDRAWAL RESTRICTIONS. AXA Equitable treats all amounts under an Accumulator(R) Rollover TSA contract as not eligible for withdrawal until:

o the owner is severed from employment with the employer who provided the funds used to purchase the TSA contract;

o the owner dies; or

o the plan under which the Accumulator(R) TSA contract is purchased is terminated.


TAX TREATMENT OF DISTRIBUTIONS. Amounts held under TSA contracts are generally not subject to federal income tax until benefits are distributed. Distributions include withdrawals from your TSA contract and annuity payments from your TSA contract. Death benefits paid to a beneficiary are also taxable distributions. Unless an exception applies, amounts distributed from TSA contracts are includible in gross income as ordinary income.



                          Appendix X: Tax-sheltered annuity contracts (TSAs) J-1


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Distributions from TSA contracts may be subject to 20% federal income tax withholding described under "Federal and state income tax withholding and information reporting" in the "Tax information" section of the Prospectus. In addition, TSA contract distributions may be subject to additional tax penalties.

If you have made after-tax contributions, you will have a tax basis in your TSA contract, which will be recovered tax-free. Since AXA Equitable does not accept after-tax funds to an Accumulator(R) Rollover TSA contract, we do not track your investment in the TSA contract, if any. We will report all distributions from this Rollover TSA contract as fully taxable. You will have to determine how much of the distribution is taxable.


DISTRIBUTIONS BEFORE ANNUITY PAYMENTS BEGIN. On a total surrender, the amount received in excess of the investment in the contract is taxable. The amount of any partial distribution from a TSA contract prior to the annuity starting date is generally taxable, except to the extent that the distribution is treated as a withdrawal of after-tax contributions. Distributions are normally treated as pro rata withdrawals of any after-tax contributions and earnings on those contributions.


ANNUITY PAYMENTS. If you elect an annuity payout option, you will recover any investment in the TSA contract as each payment is received by dividing the investment in the TSA contract by an expected return determined under an IRS table prescribed for qualified annuities. The amount of each payment not excluded from income under this exclusion ratio is fully taxable. The full amount of the payments received after your investment in the TSA contract is recovered is fully taxable. If you (and your beneficiary under a joint and survivor annuity) die before recovering the full investment in the TSA contract, a deduction is allowed on your (or your beneficiary's) final tax return.


PAYMENTS TO A BENEFICIARY AFTER YOUR DEATH. Death benefit distributions from a TSA contract generally receive the same tax treatment as distributions during your lifetime. In some instances, distributions from a TSA contract made to your surviving spouse may be rolled over to a traditional IRA or other eligible retirement plan. A surviving spouse might also be eligible to directly roll over a TSA contract death benefit to a Roth IRA in a taxable conversion rollover. A non-spousal death beneficiary may be able to directly roll over death benefits to a new inherited IRA under certain circumstances.


EFFECT OF 2007 REGULATIONS ON LOANS FROM TSAS

As a result of the 2007 Regulations, loans are not available without employer or plan administrator approval. If loans are available, loan processing may be delayed pending receipt of information required to process the loan under an information sharing agreement. The processing of a loan request will not be completed until the information required to process the transaction is received from the employer or its designee. This information will be transmitted as a result of an information sharing agreement between AXA Equitable and the employer sponsoring the plan.

If loans are available:

Loans are generally not treated as a taxable distribution. If the amount of the loan exceeds permissible limits under federal income tax rules when made, the amount of the excess is treated (solely for tax purposes) as a taxable distribution. Additionally, if the loan is not repaid at least quarterly, amortizing (paying down) interest and principal, the amount not repaid when due will be treated as a taxable distribution. The entire unpaid balance of the loan is includable in income in the year of the default.

TSA loans are subject to federal income tax limits and may also be subject to the limits of the plan from which the funds came. Federal income tax rule requirements apply even if the plan is not subject to ERISA. For example, loans offered under TSA contracts are subject to the following conditions:

     o The amount of a loan to a participant, when combined with all other loans to the participant from all qualified plans of the employer, can not exceed the lesser of:

          (1) the greater of $10,000 or 50% of the participant's nonforfeitable accrued benefits; and

          (2) $50,000 reduced by the excess (if any) of the highest outstanding loan balance over the previous 12 months over the outstanding loan balance of plan loans on the date the loan was made.

     o In general, the term of the loan cannot exceed five years unless the loan is used to acquire the participant's primary residence. Accumulator(R) Rollover TSA contracts have a term limit of ten years for loans used to acquire the participant's primary residence.

     o All principal and interest must be amortized in substantially level payments over the term of the loan, with payments being made at least quarterly. In very limited circumstances, the repayment obligation may be temporarily suspended during a leave of absence.


J-2 Appendix X: Tax-sheltered annuity contracts (TSAs)


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The amount borrowed and not repaid may be treated as a distribution if:

     o    the loan does not qualify under the conditions above;

     o    the participant fails to repay the interest or principal when due; or

     o in some instances, the participant separates from service with the employer who provided the funds or the plan is terminated.

In this case, the participant may have to include the unpaid amount due as ordinary income. In addition, the 10% early distribution penalty tax may apply. The amount of the unpaid loan balance is reported to the IRS on Form 1099-R as a distribution. For purposes of calculating any subsequent loans which may be made under any plan of the same employer, a defaulted loan which has not been fully repaid is treated as still outstanding, even after the default is reported to the IRS on Form 1099-R. The amount treated as still outstanding (which limits subsequent loans) includes interest accruing on the unpaid balance.


TAX-DEFERRED ROLLOVERS AND FUNDING VEHICLE TRANSFERS. You may roll over an "eligible rollover distribution" from a 403(b) annuity contract into another eligible retirement plan which agrees to accept the rollover. The rollover may be a direct rollover or one you do yourself within 60 days after you receive the distribution. To the extent rolled over, a distribution remains tax-deferred.

You may roll over a distribution from a 403(b) annuity contract to any of the following: another 403(b) plan funding vehicle, a qualified plan, a governmental employer 457(b) plan (separate accounting required) or a traditional IRA. A spousal beneficiary may also roll over death benefits as above. A non-spousal death beneficiary may be able to directly roll over death benefits to a new inherited IRA under certain circumstances. An Accumulator(R) IRA contract is not available for purchase by a non-spousal death beneficiary direct rollover.

Distributions from a 403(b) annuity contract can be rolled over to a Roth IRA. Such conversion rollover transactions are taxable. Any taxable portion of the amount rolled over will be taxed at the time of the rollover.

The taxable portion of most distributions will be eligible for rollover, except as specifically excluded under federal income tax rules. Distributions that you cannot roll over generally include periodic payments for life or for a period of 10 years or more, hardship withdrawals and required minimum distributions under federal income tax rules.

Direct transfers from one 403(b) annuity contract to another (whether under a plan-to-plan transfer or contract exchange under the same 403(b) plan) are not distributions.


REQUIRED MINIMUM DISTRIBUTIONS

The required minimum distribution rules applicable to 403(b) annuity contracts are generally the same as those applicable to traditional IRAs described in the "Tax information" section of the Prospectus with these differences:


WHEN YOU HAVE TO TAKE THE FIRST REQUIRED MINIMUM DISTRIBUTION.

The minimum distribution rules force 403(b) plan participants to start calculating and taking annual distributions from their 403(b) annuity contracts by a required date. Generally, you must take the first required minimum distribution for the calendar year in which you turn age 70-1/2. You may be able to delay the start of required minimum distributions for all or part of your account balance until after age 70-1/2, as follows:

     o For 403(b) plan participants who have not retired from service with the employer maintaining the 403(b) plan by the calendar year the participant turns age 70-1/2, the required beginning date for minimum distributions is extended to April 1 following the calendar year of retirement.

     o 403(b) plan participants may also delay the start of required minimum distributions to age 75 for the portion of their account value attributable to their December 31, 1986 TSA contract account balance, even if retired at age 70-1/2. We will know whether or not you qualify for this exception because it only applies to individuals who established their Accumulator(R) Rollover TSA contract by direct Revenue Ruling 90-24 transfer prior to September 25, 2007, or by a contract exchange or a plan-to-plan exchange approved under the employer's plan after that date. If you do not give us the amount of your December 31, 1986, account balance that is being transferred to the Accumulator(R) Rollover TSA contract on the form used to establish the TSA contract, you do not qualify.


SPOUSAL CONSENT RULES

Your employer will tell us on the form used to establish the TSA contract whether or not you need to get spousal consent for loans, withdrawals or other distributions. If you do, you will need such consent if you are married when you request a withdrawal under the TSA contract. In addition, unless you elect otherwise with the written consent of your spouse, the retirement benefits payable under the plan must be paid in the form of a qualified joint and survivor annuity. A qualified joint and survivor annuity is payable for the life of the annuitant with a survivor annuity for the life of the spouse in an amount not less than one-half of the amount payable to the annuitant during his or her lifetime. In addition, if you are married, the beneficiary must be your spouse, unless your spouse consents in writing to the designation of another beneficiary.



                          Appendix X: Tax-sheltered annuity contracts (TSAs) J-3


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If you are married and you die before annuity payments have begun, payments will be made to your surviving spouse in the form of a life annuity unless at the time of your death a contrary election was in effect. However, your surviving spouse may elect, before payments begin, to receive payments in any form permitted under the terms of the TSA contract and the plan of the employer who provided the funds for the TSA contract.


EARLY DISTRIBUTION PENALTY TAX

A penalty tax of 10% of the taxable portion of a distribution applies to distributions from a TSA contract before you reach age 59-1/2. This is in addition to any income tax. There are exceptions to the extra penalty tax. Some of the available exceptions to the pre-age 59-1/2 penalty tax include distributions made:

     o    on or after your death; or

     o    because you are disabled (special federal income tax definition); or

     o to pay for certain extraordinary medical expenses (special federal income tax definition); or

     o in any form of payout after you have separated from service (only if the separation occurs during or after the calendar year you reach age
          55); or

     o in a payout in the form of substantially equal periodic payments made at least annually over your life (or your life expectancy), or over the joint lives of you and your beneficiary (or your joint life expectancies) using an IRS-approved distribution method (only after you have separated from service at any age).



J-4 Appendix X: Tax-sheltered annuity contracts (TSAs)


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Statement of additional information

--------------------------------------------------------------------------------

TABLE OF CONTENTS


                                                                           Page

Who is AXA Equitable?                                                        2
Unit Values                                                                  2

Custodian and Independent Registered Public Accounting Firm                  2
Distribution of the Contracts                                                2
Financial Statements                                                         2



HOW TO OBTAIN AN ACCUMULATOR(R) STATEMENT OF ADDITIONAL INFORMATION FOR SEPARATE ACCOUNT NO. 49

Send this request form to:
 Accumulator(R)
     P.O. Box 1547
     Secaucus, NJ 07096-1547

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Please send me an Accumulator(R) SAI for SEPARATE ACCOUNT NO. 49 dated May 1, 2010.



--------------------------------------------------------------------------------

Name



--------------------------------------------------------------------------------

Address



--------------------------------------------------------------------------------
City           State    Zip













                                                      x02993/Core '02/'04 Series



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Accumulator(R) Plus(SM)

A combination variable and fixed deferred annuity contract


PROSPECTUS DATED MAY 1, 2010


Please read and keep this Prospectus for future reference. It contains important information that you should know before purchasing or taking any other action under your contract. This Prospectus supersedes all prior Prospectuses and supplements. You should read the prospectuses for each Trust, which contain important information about the portfolios.

--------------------------------------------------------------------------------

WHAT IS ACCUMULATOR(R) PLUS(SM)?

Accumulator(R) Plus(SM) is a deferred annuity contract issued by AXA EQUITABLE LIFE INSURANCE COMPANY. It provides for the accumulation of retirement savings and for income. The contract offers death benefit protection and a number of payout options. You invest to accumulate value on a tax-deferred basis in one or more of our variable investment options, the guaranteed interest option or fixed maturity options ("investment options").

This Prospectus is not your contract. Your contract and any endorsements, riders and data pages as identified in your contract are the entire contract between you and AXA Equitable and governs with respect to all features, benefits, rights and obligations. The description of the contract's provisions in this Prospectus is current as of the date of this Prospectus; however, because certain provisions may be changed after the date of this Prospectus in accordance with the contract, the description of the contract's provisions in this Prospectus is qualified in its entirety by the terms of the actual contract. The contract should be read carefully. You have the right to cancel the contract within a certain number of days after receipt of the contract. You should read this Prospectus in conjunction with any applicable supplements. Certain features and benefits described in this Prospectus may vary in your state; all features and benefits may not be available in all contracts, in all states or from all selling broker-dealers. Please see Appendix VIII later in this Prospectus for more information on state availability and/or variations of certain features and benefits. All optional features and benefits described in this Prospectus may not have been available at the time you purchased the contract. We have the right to restrict availability of any optional feature or benefit. In addition, not all optional features and benefits may be available in combination with other optional features and benefits. We can refuse to accept any contribution from you at any time, including after you purchase the contract.



--------------------------------------------------------------------------------
 VARIABLE INVESTMENT OPTIONS
--------------------------------------------------------------------------------
o AXA Aggressive Allocation*            o EQ/Equity Growth PLUS
o AXA Conservative Allocation*          o EQ/Franklin Core Balanced
o AXA Conservative-Plus Allocation*     o EQ/Franklin Templeton Allocation
o AXA Moderate Allocation*              o EQ/GAMCO Mergers and Acquisitions
o AXA Moderate-Plus Allocation*         o EQ/GAMCO Small Company Value
o EQ/AllianceBernstein International    o EQ/Global Bond PLUS
o EQ/AllianceBernstein Small Cap        o EQ/Global Multi-Sector Equity
  Growth                                o EQ/Intermediate Government Bond
o EQ/AXA Franklin Small Cap Value Core    Index
o EQ/BlackRock Basic Value Equity       o EQ/International Core PLUS
o EQ/BlackRock International Value      o EQ/International Growth
o EQ/Boston Advisors Equity Income      o EQ/JPMorgan Value Opportunities
o EQ/Calvert Socially Responsible       o EQ/Large Cap Core PLUS
o EQ Capital Guardian Growth            o EQ/Large Cap Growth Index
o EQ/Capital Guardian Research          o EQ/Large Cap Growth PLUS
o EQ/Common Stock Index                 o EQ/Large Cap Value Index
o EQ/Core Bond Index                    o EQ/Large Cap Value PLUS
o EQ/Davis New York Venture             o EQ/Lord Abbett Growth and Income
o EQ/Equity 500 Index                   o EQ/Lord Abbett Large Cap Core

--------------------------------------------------------------------------------
 VARIABLE INVESTMENT OPTIONS
--------------------------------------------------------------------------------
o EQ/Mid Cap Index                      o EQ/Van Kampen Comstock
o EQ/Mid Cap Value PLUS                 o EQ/Wells Fargo Advantage Omega
o EQ/Money Market                         Growth**
o EQ/Montag & Caldwell Growth           o Multimanager Aggressive Equity
o EQ/Morgan Stanley Mid Cap Growth**    o Multimanager Core Bond
o EQ/Mutual Large Cap Equity            o Multimanager International Equity
o EQ/Oppenheimer Global                 o Multimanager Large Cap Core Equity
o EQ/PIMCO Ultra Short Bond             o Multimanager Large Cap Growth***
o EQ/Quality Bond PLUS                  o Multimanager Large Cap Value
o EQ/Small Company Index                o Multimanager Mid Cap Growth
o EQ/T. Rowe Price Growth Stock         o Multimanager Mid Cap Value
o EQ/Templeton Global Equity            o Multimanager Multi-Sector Bond
o EQ/UBS Growth and Income              o Multimanager Small Cap Growth
                                        o Multimanager Small Cap Value
                                        o Multimanager Technology
--------------------------------------------------------------------------------



*   The "AXA Allocation" portfolios.

** This is the variable investment option's new name, effective on or about May 1, 2010, subject to regulation approval. Please see "Portfolios of the Trusts" under "Contract features and benefits" later in this Prospectus for the variable investment option's former name.

*** Please see "Portfolios of the Trusts" later in this Prospectus regarding the planned substitution of this variable investment option.

You may allocate amounts to any of the variable investment options. At any time, we have the right to limit or terminate your contributions. Each variable investment option is a subaccount of Separate Account No. 49. Each variable investment option, in turn, invests in a corresponding securities Portfolio ("Portfolio") of AXA Premier VIP Trust or EQ Advisors Trust (the "Trusts"). Your investment results in a variable investment option will depend on the investment performance of the related Portfolio.


You may also allocate amounts to the guaranteed interest option and the fixed maturity options, which are discussed later in this Prospectus.

TYPES OF CONTRACTS. Contracts were offered for use as:
o  A nonqualified annuity ("NQ") for after-tax contributions only.
o An individual retirement annuity ("IRA"), either traditional IRA ("Rollover IRA") or Roth IRA ("Roth Conversion IRA").
o An annuity that is an investment vehicle for a qualified defined contribution plan ("QP") (Rollover and direct transfer contributions only).
o An Internal Revenue Code Section 403(b) Tax-Sheltered Annuity ("TSA") -- ("Rollover TSA") (Rollover and direct transfer contributions only;
   employer or plan approval required).

THE SEC HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE CONTRACTS ARE NOT INSURED BY THE FDIC OR ANY OTHER AGENCY. THEY ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK AND ARE NOT BANK GUARANTEED. THEY ARE SUBJECT TO INVESTMENT RISKS AND POSSIBLE LOSS OF PRINCIPAL.


                                                      X02980/Plus '02/'04 Series


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A contribution of at least $10,000 was required to purchase a contract. We add an amount ("credit") to your contract with each contribution you make. Expenses for the contract may be higher than for a comparable contract without a credit. Over time, the amount of the credit may be more than offset by fees and charges associated with the credit.


Registration statements relating to this offering have been filed with the Securities and Exchange Commission ("SEC"). The statement of additional information ("SAI") dated May 1, 2010, is part of the registration statement. The SAI is available free of charge. You may request one by writing to our processing office at P.O. Box 1547, Secaucus, NJ 07096-1547 or calling 1-800-789-7771. The SAI is incorporated by this reference into this Prospectus. This Prospectus and the SAI can also be obtained from the SEC's website at www.sec.gov. The table of contents for the SAI appears at the back of this Prospectus.


THE CONTRACT IS NO LONGER AVAILABLE FOR NEW PURCHASERS. The contract is no longer being sold. This Prospectus is designed for current contract owners. In addition to the possible state variations noted above, you should note that your contract features and charges may vary depending on the date on which you purchased your contract. For more information about the particular features, charges and options applicable to you, please contact your financial professional or refer to your contract, as well as review Appendix IX later in this Prospectus for contract variation information and timing. You may not change your contract or its features as issued.
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Contents of this Prospectus

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(Not all of the features listed are available under all contracts or in all states.)
--------------------------------------------------------------------------------
ACCUMULATOR(R) PLUS(SM)
--------------------------------------------------------------------------------
Index of key words and phrases                                               5
Who is AXA Equitable?                                                        7
How to reach us                                                              8
Accumulator(R) Plus(SM) at a glance -- key features                         10

--------------------------------------------------------------------------------
FEE TABLE                                                                   13
--------------------------------------------------------------------------------
Example                                                                     14
Condensed financial information                                             15


--------------------------------------------------------------------------------
1. CONTRACT FEATURES AND BENEFITS                                           16
--------------------------------------------------------------------------------
How you can contribute to your contract                                     16
Owner and annuitant requirements                                            19
How you can make your contributions                                         19
What are your investment options under the contract?                        19
Portfolios of the Trusts                                                    20
Allocating your contributions                                               27
Credits                                                                     30
Guaranteed minimum death benefit and Guaranteed
     minimum income benefit base                                            31
Annuity purchase factors                                                    32
Guaranteed minimum income benefit option*                                   32
Guaranteed minimum death benefit                                            35
Principal Protector(SM)                                                     37
Your right to cancel within a certain number of days                        39


--------------------------------------------------------------------------------
2. DETERMINING YOUR CONTRACT'S VALUE                                        41
--------------------------------------------------------------------------------
Your account value and cash value                                           41
Your contract's value in the variable investment options                    41
Your contract's value in the guaranteed interest option                     41
Your contract's value in the fixed maturity options                         41
Insufficient account value                                                  41


----------------------
*Depending on when you purchased your contract, this benefit may be called the "Living Benefit." Accordingly, if applicable, all references to the Guaranteed minimum income benefit in this Prospectus and any related registration statement documents are references to the Living Benefit.

"We," "our," and "us" refer to AXA Equitable.

When we address the reader of this Prospectus with words such as "you" and "your," we mean the person who has the right or responsibility that the prospectus is discussing at that point. This is usually the contract owner.

When we use the word "contract" it also includes certificates that are issued under group contracts in some states.


                                                  Contents of this Prospectus  3

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--------------------------------------------------------------------------------
3. TRANSFERRING YOUR MONEY AMONG INVESTMENT OPTIONS                         43
--------------------------------------------------------------------------------
Transferring your account value                                             43
Disruptive transfer activity                                                43
Rebalancing your account value                                              44


--------------------------------------------------------------------------------
4. ACCESSING YOUR MONEY                                                     46
--------------------------------------------------------------------------------
Withdrawing your account value                                              46
How withdrawals are taken from your account value                           47
How withdrawals (and transfers out of the Special 10 year fixed maturity option) affect your Guaranteed minimum income
   benefit, Guaranteed minimum death benefit and
   Guaranteed principal benefit option 2                                    48
How withdrawals affect Principal Protector(SM)                              48
Withdrawals treated as surrenders                                           48
Loans under Rollover TSA contracts                                          49
Surrendering your contract to receive its cash value                        49
When to expect payments                                                     50
Your annuity payout options                                                 50


--------------------------------------------------------------------------------
5. CHARGES AND EXPENSES                                                     53
--------------------------------------------------------------------------------
Charges that AXA Equitable deducts                                          53
Charges that the Trusts deduct                                              57
Group or sponsored arrangements                                             57
Other distribution arrangements                                             57


--------------------------------------------------------------------------------
6. PAYMENT OF DEATH BENEFIT                                                 58
--------------------------------------------------------------------------------
Your beneficiary and payment of benefit                                     58
How death benefit payment is made                                           59
Beneficiary continuation option                                             60


--------------------------------------------------------------------------------
7. TAX INFORMATION                                                          64
--------------------------------------------------------------------------------
Overview                                                                    64

Contracts that fund a retirement arrangement                                64
Special rule for conversions to Roth IRA in 2010                            64

Transfers among investment options                                          64
Taxation of nonqualified annuities                                          64
Individual retirement arrangements (IRAs)                                   66
     Traditional individual retirement annuities (traditional IRAs)         67

     Roth individual retirement annuities (Roth IRAs)                       71

Federal and state income tax withholding and information reporting          74
Special rules for contracts funding qualified plans                         75
Impact of taxes to AXA Equitable                                            75


--------------------------------------------------------------------------------
8. MORE INFORMATION                                                         76
--------------------------------------------------------------------------------
About Separate Account No. 49                                               76
About the Trusts                                                            76
About our fixed maturity options                                            76
About the general account                                                   77
About other methods of payment                                              78
Dates and prices at which contract events occur                             78
About your voting rights                                                    79
Statutory compliance                                                        79
About legal proceedings                                                     79
Financial statements                                                        80
Transfers of ownership, collateral assignments, loans and borrowing         80

How divorce may affect your guaranteed benefits                             80

Distribution of the contracts                                               80


--------------------------------------------------------------------------------
9. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                          83
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
APPENDICES
--------------------------------------------------------------------------------
I    -- Condensed financial information                                     A-1
II   -- Purchase considerations for QP contracts                            B-1
III  -- Market value adjustment example                                     C-1
IV   -- Enhanced death benefit example                                      D-1
V    -- Hypothetical illustrations                                          E-1
VI   -- Guaranteed principal benefit example                                F-1
VII  -- Protection Plus(SM) example                                         G-1
VIII -- State contract availability and/or variations
        of certain features and benefits                                    H-1
IX   -- Contract variations                                                 I-1

X    -- Tax-sheltered annuity contracts (TSAs)                              J-1


--------------------------------------------------------------------------------
STATEMENT OF ADDITIONAL INFORMATION
     TABLE OF CONTENTS
--------------------------------------------------------------------------------


4  Contents of this Prospectus
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Contents of this Prospectus (Cont'd.)


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
SUMMARY PROSPECTUSES FOR THE PORTFOLIOS OF AXA PREMIER VIP TRUST AND EQ
   ADVISORS TRUST
--------------------------------------------------------------------------------
AXA Aggressive Allocation                                          AAA 1-3
AXA Conservative Allocation                                        ACA 1-3
AXA Conservative-Plus Allocation                                  ACPA 1-3
AXA Moderate Allocation                                            AMA 1-3
AXA Moderate-Plus Allocation                                      AMPA 1-3
Multimanager Aggressive Equity                                    MMAE 1-4
Multimanager Core Bond                                            MMCB 1-4
Multimanager International Equity                                 MMIE 1-4
Multimanager Large Cap Core Equity                              MMLCCE 1-4
Multimanager Large Cap Growth                                    MMLCG 1-3
Multimanager Large Cap Value                                     MMLCV 1-4
Multimanager Mid Cap Growth                                      MMMCG 1-4
Multimanager Mid Cap Value                                       MMMCV 1-4
Multimanager Multi-Sector Bond                                    MMSB 1-4
Multimanager Small Cap Growth                                    MMSCG 1-4
Multimanager Small Cap Value                                     MMSCV 1-4
Multimanager Technology                                            MMT 1-4
EQ/AllianceBernstein International                               EQABI 1-3
EQ/AllianceBernstein Small Cap Growth                           EQASCG 1-3
EQ/AXA Franklin Small Cap Value Core                            EQAFSC 1-4
EQ/BlackRock Basic Value Equity                                  EQBBV 1-3
EQ/BlackRock International Value                                EQBINT 1-3
EQ/Boston Advisors Equity Income                                EQBAEI 1-3
EQ/Calvert Socially Responsible                                  EQCSR 1-4
EQ/Capital Guardian Growth                                       EQCGG 1-3
EQ/Capital Guardian Research                                     EQCGR 1-3
EQ/Common Stock Index                                            EQCTI 1-3
EQ/Core Bond Index                                               EQCBI 1-3
EQ/Davis New York Venture                                        EQDNY 1-3
EQ/Equity 500 Index                                             EQ500I 1-3
EQ/Equity Growth PLUS                                            EQEGP 1-4
EQ/Franklin Core Balanced                                        EQFCB 1-5
EQ/Franklin Templeton Allocation                                 EQFTA 1-4
EQ/GAMCO Mergers and Acquisitions                                EQGMA 1-4
EQ/GAMCO Small Company Value                                    EQGSCV 1-3
EQ/Global Bond PLUS                                              EQGBP 1-4
EQ/Global Multi-Sector Equity                                   EQGMSE 1-4
EQ/Intermediate Government Bond Index                           EQIGBI 1-3
EQ/International Core PLUS                                       EQICP 1-4
EQ/International Growth                                           EQIG 1-3
EQ/JPMorgan Value Opportunities                                 EQJPMV 1-3
EQ/Large Cap Core PLUS                                          EQLCCP 1-4
EQ/Large Cap Growth Index                                       EQLCGI 1-3
EQ/Large Cap Growth PLUS                                        EQLCGP 1-4
EQ/Large Cap Value Index                                        EQLCVI 1-3
EQ/Large Cap Value PLUS                                         EQLCVP 1-4
EQ/Lord Abbett Growth and Income                                EQLAGI 1-3
EQ/Lord Abbett Large Cap Core                                   EQLALC 1-3
EQ/Mid Cap Index                                                 EQMCI 1-3
EQ/Mid Cap Value PLUS                                           EQMCVP 1-4
EQ/Money Market                                                   EQMM 1-3


                                      Contents of this Prospectus (Cont'd.)  4-a
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EQ/Montag & Caldwell Growth                                      EQMCG 1-3
EQ/Morgan Stanley Mid Cap Growth                                 EQMSG 1-3
EQ/Mutual Large Cap Equity                                      EQMLCE 1-5
EQ/Oppenheimer Global                                             EQOG 1-4
EQ/PIMCO Ultra Short Bond                                        EQPUS 1-3
EQ/Quality Bond PLUS                                             EQQBP 1-4
EQ/Small Company Index                                           EQSCI 1-3
EQ/T.Rowe Price Growth Stock                                     EQTGS 1-3
EQ/Templeton Global Equity                                       EQTGE 1-4
EQ/UBS Growth and Income                                         EQUGI 1-3
EQ/Van Kampen Comstock                                           EQVKC 1-3
EQ/Wells Fargo Advantage Omega Growth                           EQWFAO 1-3


4-b  Contents of this Prospectus (Cont'd.)
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Index of key words and phrases

--------------------------------------------------------------------------------

This index should help you locate more information on the terms used in this Prospectus.



                                                               PAGE
   6% Roll-Up to age 85 enhanced death benefit                   31
   account value                                                 41
   administrative charge                                         53
   annual administrative charge                                  53
   Annual Ratchet to age 85 enhanced death benefit               31
   annuitant                                                     16
   annuitization                                                 50
   annuity maturity date                                         52
   annuity payout options                                        50
   annuity purchase factors                                      32
   automatic investment program                                  78
   beneficiary                                                   58
   Beneficiary continuation option ("BCO")                       60
   benefit base                                                  31
   business day                                                  78
   cash value                                                    41
   charges for state premium and other applicable taxes          57
   contract date                                                 19
   contract date anniversary                                     19
   contract year                                                 19
   Contributions to Roth IRAs                                    71
      regular contributions                                      71
      rollovers and transfers                                    72
      conversion contributions                                   72
   contributions to traditional IRAs                             67
      regular contributions                                      67
      rollovers and direct transfers                             67
   credit                                                        30
   disability, terminal illness or confinement to nursing home   55
   disruptive transfer activity                                  43
   distribution charge                                           53
   ERISA                                                         57
   Fixed-dollar option                                           29
   fixed maturity options                                        26
   free look                                                     40
   free withdrawal amount                                        54
   general account                                               77
   General dollar cost averaging                                 29
   guaranteed interest option                                    26
   Guaranteed minimum death benefit                              35
   Guaranteed minimum death benefit and Guaranteed
      minimum income benefit base                                31
   Guaranteed minimum death benefit charge                       55
   Guaranteed minimum death benefit/guaranteed
      minimum income benefit roll-up benefit base
      reset option                                               32
   Guaranteed minimum income benefit                             33
   Guaranteed minimum income benefit "no lapse guarantee"        33
   Guaranteed minimum income benefit charge                      56
   Guaranteed principal benefits                                 27
   IRA                                                        cover
   IRS                                                           64
   Investment simplifier                                         29
   lifetime required minimum distribution withdrawals            47
   loan reserve account                                          49
   loans under Rollover TSA                                      49
   market adjusted amount                                        26
   market value adjustment                                       26
   market timing                                                 43
   maturity dates                                                26
   maturity value                                                27
   Mortality and expense risks charge                            53
   NQ                                                         cover
   Online Account Access                                          8
   Optional step up charge                                       56
   partial withdrawals                                           46
   Portfolio                                                  cover
   Principal assurance                                           28
   processing office                                              8
   Principal Protector(SM)                                       37
   Principal Protector(SM) charge                                56
   Protection Plus(SM)                                           56
   Protection Plus(SM) charge                                    56
   QP                                                         cover
   rate to maturity                                              26
   Rebalancing                                                   44
   Rollover IRA                                               cover
   Rollover TSA                                               cover
   Roth Conversion IRA                                        cover
   Roth IRA                                                   cover
   SAI                                                        cover
   SEC                                                        cover
   self-directed allocation                                      27
   Separate Account No. 49                                       76
   Spousal protection                                            60
   Standard death benefit                                        31
   substantially equal withdrawals                               46
   Successor owner and annuitant                                 59
   systematic withdrawals                                        46
   TOPS                                                           8
   TSA                                                        cover
   traditional IRA                                            cover
   Trusts                                                        76
   unit                                                          41
   variable investment options                                   19
   wire transmittals and electronic applications                 78
   withdrawal charge                                             54



                                               Index of key words and phrases  5
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To make this Prospectus easier to read, we sometimes use different words than in the contract or supplemental materials. This is illustrated below. Although we use different words, they have the same meaning in this Prospectus as in the contract or supplemental materials. Also, depending on when you purchased your contract, some of these may not apply to you or may be named differently under your contract. Your financial professional can provide further explanation about your contract or supplemental materials.


-------------------------------------------------------------------------------------------
PROSPECTUS                           CONTRACT OR SUPPLEMENTAL MATERIALS
-------------------------------------------------------------------------------------------
  fixed maturity options             Guarantee Periods (Guaranteed Fixed Interest Accounts
                                     in supplemental materials)
  variable investment options        Investment Funds
  account value                      Annuity Account Value
  rate to maturity                   Guaranteed Rates
  unit                               Accumulation Unit
  Guaranteed minimum death benefit   Guaranteed death benefit
  Guarantee minimum income benefit   Guaranteed Income Benefit or Living Benefit
  guaranteed interest option         Guaranteed Interest Account
  Principal Protector(SM)            Guaranteed withdrawal benefit
  GWB benefit base                   Principal Protector(SM) benefit base
  GWB Annual withdrawal amount       Principal Protector(SM) Annual withdrawal amount
  GWB Annual withdrawal option       Principal Protector(SM) Annual withdrawal option
  GWB Excess withdrawal              Principal Protector(SM) Excess withdrawal
-------------------------------------------------------------------------------------------

6 Index of key words and phrases
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Who is AXA Equitable?

--------------------------------------------------------------------------------


We are AXA Equitable Life Insurance Company ("AXA Equitable"), a New York stock life insurance corporation. We have been doing business since 1859. AXA Equitable is an indirect, wholly-owned subsidiary of AXA Financial, Inc., a holding company, which is itself an indirect, wholly-owned subsidiary of AXA SA ("AXA"). AXA is a French holding company for an international group of insurance and related financial services companies. As the ultimate sole shareholder of AXA Equitable, and under its other arrangements with AXA Equitable and AXA Equitable's parent, AXA exercises significant influence over the operations and capital structure of AXA Equitable and its parent. AXA holds its interest in AXA Equitable through a number of other intermediate holding companies, including Oudinot Participations, AXA America Holdings, Inc. and AXA Equitable Financial Services, LLC. AXA Equitable is obligated to pay all amounts that are promised to be paid under the contracts. No company other than AXA Equitable, however, has any legal responsibility to pay amounts that AXA Equitable owes under the contracts.

AXA Financial, Inc. and its consolidated subsidiaries managed approximately $581.2 billion in assets as of December 31, 2009. For more than 150 years AXA Equitable has been among the largest insurance companies in the United States. We are licensed to sell life insurance and annuities in all fifty states, the District of Columbia, Puerto Rico, and the U.S. Virgin Islands. Our home office is located at 1290 Avenue of the Americas, New York, NY 10104.



                                                        Who is AXA Equitable?  7
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HOW TO REACH US

Please communicate with us at the mailing addresses listed below for the purposes described. Certain methods of contacting us, such as by telephone or electronically, may be unavailable or delayed. For example, our facsimile service may not be available at all times and/or we may be unavailable due to emergency closing. In addition, the level and type of service available may be restricted based on criteria established by us. In order to avoid delays in processing, please send your correspondence and check to the appropriate location, as follows:


--------------------------------------------------------------------------------
FOR CORRESPONDENCE WITH CHECKS:
--------------------------------------------------------------------------------

FOR CONTRIBUTIONS SENT BY REGULAR MAIL:
     Accumulator(R) Plus(SM)
     P.O. Box 1577
     Secaucus, NJ 07096-1577


FOR CONTRIBUTIONS SENT BY EXPRESS DELIVERY:
     Accumulator(R) Plus(SM)
     500 Plaza Drive, 6th Floor
     Secaucus, NJ 07094

--------------------------------------------------------------------------------
FOR CORRESPONDENCE WITHOUT CHECKS:
--------------------------------------------------------------------------------

FOR ALL OTHER COMMUNICATIONS (E.G., REQUESTS FOR TRANSFERS, WITHDRAWALS, OR REQUIRED NOTICES) SENT BY REGULAR MAIL:
     Accumulator(R) Plus(SM)
     P.O. Box 1547
     Secaucus, NJ 07096-1547


FOR ALL OTHER COMMUNICATIONS (E.G., REQUESTS FOR TRANSFERS, WITHDRAWALS, OR REQUIRED NOTICES) SENT BY EXPRESS DELIVERY:
     Accumulator(R) Plus(SM)
     500 Plaza Drive, 6th Floor
     Secaucus, NJ 07094

Your correspondence will be picked up at the mailing address noted above and delivered to our processing office. Your correspondence, however, is not considered received by us until it is received at our processing office. Where this Prospectus refers to the day when we receive a contribution, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last thing necessary for us to process that item) arrives in complete and proper form at our processing office or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives (1) on a day that is not a business day or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day. Our processing office is: 500 Plaza Drive, 6th Floor, Secaucus, New Jersey 07094.


--------------------------------------------------------------------------------
REPORTS WE PROVIDE:
--------------------------------------------------------------------------------

o  written confirmation of financial transactions;

o statement of your contract values at the close of each calendar year and any calendar quarter in which there was a financial transaction; and

o annual statement of your contract values as of the close of the contract year, including notification of eligibility to exercise the Guaranteed minimum income benefit and/or the Roll-Up benefit base reset option.


--------------------------------------------------------------------------------
TELEPHONE OPERATED PROGRAM SUPPORT ("TOPS") AND ONLINE ACCOUNT ACCESS SYSTEMS:
--------------------------------------------------------------------------------

TOPS is designed to provide you with up-to-date information via touch-tone telephone. Online Account Access is designed to provide this information through the Internet. You can obtain information on:

o  your current account value;

o  your current allocation percentages;

o  the number of units you have in the variable investment options;

o  rates to maturity for the fixed maturity options;

o  the daily unit values for the variable investment options; and

o performance information regarding the variable investment options (not available through TOPS).

You can also:

o change your allocation percentages and/or transfer among the variable investment options;

o  elect to receive certain contract statements electronically;

o enroll in, modify or cancel a rebalancing program (through Online Account Access only);

o  change your address (not available through TOPS);

o change your TOPS personal identification number ("PIN") (through TOPS only) and your Online Account Access password (through Online Account Access only); and

o  access Frequently Asked Questions and Service Forms (not available through
   TOPS).

TOPS and Online Account Access are normally available seven days a week, 24 hours a day. You may use TOPS by calling toll free 1-888-909-7770. If you are a client with AXA Advisors you may use Online Account Access by visiting our website at www.axaonline.com and logging in to access your account. All other clients may access Online Account Access by visiting our website at www.axa-equitable.com. Of course, for reasons beyond our control, these services may sometimes be unavailable.

We have established procedures to reasonably confirm that the instructions communicated by telephone or Internet are genuine. For example, we will require certain personal identification information before we will act on telephone or Internet instructions and we will provide written confirmation of any transfers. If we do not employ reasonable procedures to confirm the genuineness of telephone or Internet instructions, we may be liable for any losses arising out of any act or omission that constitutes negligence, lack of good faith, or willful misconduct. In light of our procedures, we will not be liable for following telephone or Internet instructions we reasonably believe to be genuine.


8  Who is AXA Equitable?
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We reserve the right to limit access to these services if we determine that you engaged in a disruptive transfer activity, such as "market timing" (see "Disruptive transfer activity" in "Transferring your money among investment options" later in this Prospectus).


--------------------------------------------------------------------------------
CUSTOMER SERVICE REPRESENTATIVE:
--------------------------------------------------------------------------------

You may also use our toll-free number (1-800-789-7771) to speak with one of our customer service representatives. Our customer service representatives are available on any business day from 8:30 a.m. until 5:30 p.m., Eastern Time.


WE REQUIRE THAT THE FOLLOWING TYPES OF COMMUNICATIONS BE ON SPECIFIC FORMS WE PROVIDE FOR THAT PURPOSE:

(1) authorization for telephone transfers by your financial professional (available only for contracts distributed through AXA Distributors);

(2) conversion of a traditional IRA to a Roth Conversion IRA contract;

(3)  election of the automatic investment program;

(4) requests for loans under Rollover TSA contracts (employer or plan approval required);

(5)  spousal consent for loans under Rollover TSA contracts;

(6) requests for withdrawals or surrenders from Rollover TSA contracts;

(7)  tax withholding elections;

(8)  election of the beneficiary continuation option;

(9)  IRA contribution recharacterizations;

(10) Section 1035 exchanges;

(11) direct transfers and rollovers;

(12) exercise of the Guaranteed minimum income benefit;

(13) requests to reset your Roll-Up benefit base (for certain contracts with both the Guaranteed minimum income benefit and the Greater of the 6% Roll-Up to age 85 or the Annual Ratchet to age 85 enhanced death benefit);

(14) requests to step up your Guaranteed withdrawal benefit ("GWB") benefit base, if applicable, under the Optional step up provision;

(15) requests to terminate or reinstate your GWB, if applicable, under the Beneficiary continuation option, if applicable;

(16) death claims;

(17) purchase by, or change of ownership to, a non-natural person;

(18) change in ownership (NQ only), if available under your contract; and

(19) enrollment in our "automatic required minimum distribution (RMD) service."


WE ALSO HAVE SPECIFIC FORMS THAT WE RECOMMEND YOU USE FOR THE FOLLOWING TYPES OF REQUESTS:

(1) beneficiary changes;

(2) contract surrender and withdrawal requests; and

(3) general dollar cost averaging (including the fixed dollar and interest sweep options)


TO CANCEL OR CHANGE ANY OF THE FOLLOWING, WE REQUIRE WRITTEN NOTIFICATION GENERALLY AT LEAST SEVEN CALENDAR DAYS BEFORE THE NEXT SCHEDULED TRANSACTION:

(1) automatic investment program;

(2) dollar cost averaging (including the fixed dollar amount and interest sweep options);

(3) substantially equal withdrawals;

(4) systematic withdrawals; and

(5) the date annuity payments are to begin.

You must sign and date all these requests. Any written request that is not on one of our forms must include your name and your contract number along with adequate details about the notice you wish to give or the action you wish us to take.


SIGNATURES:

The proper person to sign forms, notices and requests would normally be the owner. If there are joint owners both must sign.


                                                        Who is AXA Equitable?  9
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Accumulator(R) Plus(SM) at a glance -- key features

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
(Not all of the features listed are available under all contracts or in all states.)
--------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
PROFESSIONAL INVESTMENT      Accumulator(R) Plus(SM) variable investment options invest in different Portfolios managed by
MANAGEMENT                   professional investment advisers.
------------------------------------------------------------------------------------------------------------------------------------
FIXED MATURITY OPTIONS       o Fixed maturity options ("FMOs") with maturities ranging from approximately 1 to 10 years
                               (subject to availability).

                             o Each fixed maturity option offers a guarantee of principal and interest rate if you hold it to maturity.

                             o Special 10 year fixed maturity option (available under Guaranteed principal benefit option 2 only).
                             -------------------------------------------------------------------------------------------------------
                             If you make withdrawals or transfers from a fixed maturity option before maturity, there will be a market value adjustment due to differences in interest rates. If you withdraw or transfer only a portion of a fixed maturity amount, this may increase or decrease any value that you have left in that fixed maturity option. If you surrender your contract, a market value adjustment also applies.
------------------------------------------------------------------------------------------------------------------------------------
GUARANTEED INTEREST          o Principal and interest guarantees.
OPTION
                             o Interest rates set periodically.
------------------------------------------------------------------------------------------------------------------------------------
TAX CONSIDERATIONS           o No tax on earnings inside the contract until you make withdrawals from your contract or receive annuity payments.

                             o No tax on transfers among variable investment options inside the contract.
                             -------------------------------------------------------------------------------------------------------
                             You should be aware that annuity contracts that were purchased as an Individual Retirement
                             Annuity (IRA) or Tax Sheltered Annuity (TSA), or to fund an employer retirement plan (QP or Qualified
                             Plan), do not provide tax deferral benefits beyond those already provided by the Internal Revenue Code for these types of arrangements. Before you purchased your contract, you should have considered its features and benefits beyond tax deferral, as well as its features, benefits and costs relative to any other investment that you may have chosen in connection with your retirement plan or arrangement, to determine whether it would meet your needs and goals. Depending on your personal situation, the contract's guaranteed benefits may have limited usefulness because of required minimum distributions
                             ("RMDs").
------------------------------------------------------------------------------------------------------------------------------------
GUARANTEED MINIMUM           The Guaranteed minimum income benefit provides income protection for you during the annuitant's
INCOME BENEFIT (OR           life once you elect to annuitize the contract.
"LIVING BENEFIT")
------------------------------------------------------------------------------------------------------------------------------------
PRINCIPAL PROTECTOR(SM)      Principal Protector(SM) is our optional Guaranteed withdrawal benefit ("GWB"), which provides for recovery of your total contributions through withdrawals, even if your account value falls to zero, provided that during each contract year, your total withdrawals do not exceed a specified amount. This feature may not have been available under your contract.
------------------------------------------------------------------------------------------------------------------------------------
CONTRIBUTION AMOUNTS         o Initial minimum:      $10,000

                             o Additional minimum:   $500 (NQ, QP and Rollover TSA contracts)
                                                     $100 monthly and $300 quarterly under our automatic investment program
                                                     (NQ contracts)
                                                     $50 (IRA contracts)
                             -------------------------------------------------------------------------------------------------------
                             o Maximum contribution limitations apply to all contracts. For more information, please see "How you can contribute to your contract" in "Contract features and benefits" later in this Prospectus.
                             -------------------------------------------------------------------------------------------------------
                             In general, contributions are limited to $1.5 million. Upon advance notice to you, we may exercise certain rights we have under the contract regarding contributions, including our rights to
                             (i) change minimum and maximum contribution requirements and limitations, and (ii) discontinue acceptance of contributions. Further, we may at any time exercise our rights to limit or terminate your contributions. For more information, please see "How you can contribute to your contract" in "Contract features and benefits" later in this Prospectus.
------------------------------------------------------------------------------------------------------------------------------------


10 Accumulator(R) Plus(SM) at a glance -- key features
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
------------------------------------------------------------------------------------------------------------------------------------
CREDIT                       We allocate your contributions to your account value. We allocate a credit to your account value at the same time that we allocate your contributions. The credit will apply to additional contribution amounts only to the extent that those amounts exceed total withdrawals from the contract. The amount of credit may be up to 5% of each contribution, depending on certain factors. The credit is subject to recovery by us in certain limited circumstances. Please see Appendix IX later in this Prospectus for more information about contract variations relating to credit and credit recovery.
------------------------------------------------------------------------------------------------------------------------------------
ACCESS TO YOUR MONEY         o Partial withdrawals
                             o Several withdrawal options on a periodic basis
                             o Loans under Rollover TSA contracts (employer or plan approval required)
                             o Contract surrender

                             You may incur a withdrawal charge for certain withdrawals or if you surrender your contract. You may also incur income tax and a tax penalty. Certain withdrawals will diminish the value of optional benefits.
------------------------------------------------------------------------------------------------------------------------------------
PAYOUT OPTIONS               o Fixed annuity payout options
                             o Variable Immediate Annuity payout options (described in a separate prospectus for that option)
                             o Income Manager(R) payout options (described in a separate prospectus for that option)
------------------------------------------------------------------------------------------------------------------------------------
ADDITIONAL FEATURES*         o Guaranteed minimum death benefit options
                             o Guaranteed principal benefit options (including Principal assurance)
                             o Dollar cost averaging
                             o Automatic investment program
                             o Account value rebalancing (quarterly, semiannually, and annually)
                             o Free transfers
                             o Waiver of withdrawal charge for disability, terminal illness, confinement to a nursing home and certain other withdrawals
                             o Protection Plus(SM), an optional death benefit available under certain contracts (subject to state availability)
                             o Spousal protection (not available under certain contracts)
                             o Successor owner/annuitant
                             o Beneficiary continuation option
                             o Guaranteed minimum income benefit no lapse guarantee (available under contracts with applications that were signed and submitted on or after January 1, 2005 subject to state availability)
                             o Guaranteed minimum death benefit/guaranteed minimum income benefit roll-up benefit base reset
                               (available under contracts with applications that were signed and submitted on or after October 1,
                               2005 subject to state availability)

* Not all features are available under all contracts. Please see Appendix IX later in this Prospectus for more information.
------------------------------------------------------------------------------------------------------------------------------------
FEES AND CHARGES(+)          o Daily charges on amounts invested in the variable investment options for mortality and expense risks, administrative, and distribution charges at an annual rate of 1.50%.

                             o The charges for the Guaranteed minimum death benefits range from 0.0% to 0.60%, annually, of the applicable benefit base. The benefit base is described under "Guaranteed minimum death benefit and
                               Guaranteed minimum income benefit base" in "Contract features and benefits" later in this
                               Prospectus.

                             o An annual charge of 0.35% of your account value for the Protection Plus(SM) optional death benefit.

                             o An annual charge of 0.35% of your account value for the 5% GWB Annual withdrawal option (if available) or 0.50% of your account value for the 7% GWB Annual withdrawal option (if available)
                               for the Principal Protector(SM) benefit. If you "step up" your GWB benefit base, we reserve the right to raise the charge up to 0.60% and 0.80%, respectively. See "Principal Protector(SM)" in
                               "Contract features and benefits" later in this Prospectus.

                             o An annual charge of 0.65% of the applicable benefit base charge for the optional Guaranteed minimum income benefit, until you exercise the benefit, elect another annuity payout or the contract date anniversary after the annuitant reaches age 85, whichever occurs first. The benefit base is described under "Guaranteed minimum death benefit and Guaranteed minimum income benefit base" in
                               "Contract features and benefits" later in this Prospectus.

                             o An annual charge for the optional Guaranteed principal benefit option 2 (if available) deducted on the first ten contract date anniversaries equal to 0.50% of account value.


                          Accumulator(R) Plus(SM) at a glance -- key features 11
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
------------------------------------------------------------------------------------------------------------------------------------
FEES AND CHARGES             o If your account value at the end of the contract year is less than $50,000, we deduct an annual
(CONTINUED)                    administrative charge equal to $30, or during the first two contract years, 2% of your account value, if less. If your account value on the contract date anniversary, is $50,000 or more, we will not deduct the charge.

                             o No sales charge deducted at the time you make contributions.

                             o During the first eight contract years following a contribution, a charge will be deducted from amounts that you withdraw that exceed 10% of your account value. We use the account value at the beginning of each contract year to calculate the 10% amount available. The charge is 8% in each of the first two contract years following a contribution; the charge is 7% in the third and fourth contract years following a contribution; thereafter, it declines by 1% each year in the fifth to eighth contract year following a contribution. There is no withdrawal charge in the ninth and later contract years following a contribution. Certain other exemptions may apply. Certain contracts may provide for a higher free withdrawal amount. See Appendix IX later in this Prospectus for the free withdrawal amount that applies to your contract.

                             -------------------------------------------------------------------------------------------------------
                             The "contract date" is the effective date of a contract. This usually is the business day we received the properly completed and signed application, along with any other required documents, and your initial contribution. Your contract date appears in your contract. The 12-month period beginning on your contract date and each 12-month period after that date is a "contract year." The end of each
                             12-month period is your "contract date anniversary." For example, if your contract date is May 1, your contract date anniversary is April 30.
                             -------------------------------------------------------------------------------------------------------

                             o We deduct a charge designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state. This charge is generally deducted from the amount applied to an annuity payout option.

                             o We currently deduct a $350 annuity administrative fee from amounts applied to purchase the variable immediate annuitization payout option. This option is described in a separate prospectus that is available from your financial professional.

                             o Annual expenses of the Trusts' Portfolios are calculated as a percentage of the average daily net assets invested in each Portfolio. Please see "Fee table" later in this Prospectus for details.


+ The fees and charges shown in this section are the maximum charges a contract owner will pay. Please see your contract for the fees and charges that apply to you. Also, some of the optional benefits may not be available under your contract.
------------------------------------------------------------------------------------------------------------------------------------
ANNUITANT ISSUE AGES         NQ: 0-80
                             Rollover IRA, Roth Conversion IRA and Rollover TSA: 20-80
                             QP: 20-70
------------------------------------------------------------------------------------------------------------------------------------

THE TABLE ABOVE SUMMARIZES ONLY CERTAIN CURRENT KEY FEATURES AND BENEFITS OF THE CONTRACT. THE TABLE ALSO SUMMARIZES CERTAIN CURRENT LIMITATIONS, RESTRICTIONS AND EXCEPTIONS TO THOSE FEATURES AND BENEFITS THAT WE HAVE THE RIGHT TO IMPOSE UNDER THE CONTRACT AND THAT ARE SUBJECT TO CHANGE IN THE FUTURE. IN SOME CASES, OTHER LIMITATIONS, RESTRICTIONS AND EXCEPTIONS MAY APPLY. THE CONTRACT MAY NOT CURRENTLY BE AVAILABLE IN ALL STATES. CERTAIN FEATURES AND BENEFITS DESCRIBED IN THIS PROSPECTUS MAY VARY IN YOUR STATE; ALL FEATURES AND BENEFITS MAY NOT BE AVAILABLE IN ALL CONTRACTS, IN ALL STATES OR FROM ALL SELLING BROKER-DEALERS. PLEASE SEE APPENDIX VIII LATER IN THIS PROSPECTUS FOR MORE INFORMATION ON STATE AVAILABILITY AND/OR VARIATIONS OF CERTAIN FEATURES AND BENEFITS.

For more detailed information, we urge you to read the contents of this Prospectus, as well as your contract. This Prospectus is not your contract. Your contract and any endorsements, riders and data pages are the entire contract between you and AXA Equitable and governs with respect to all features, benefits, rights and obligations. The contract should be read carefully before investing. Please feel free to speak with your financial professional, or call us, if you have any questions.


OTHER CONTRACTS

We offer a variety of fixed and variable annuity contracts. They may offer features, including investment options, credits, fees and/or charges that are different from those in the contracts offered by this Prospectus. Not every contract is offered through every selling broker-dealer. Some selling broker-dealers may not offer and/or limit the offering of certain features or options, as well as limit the availability of the contracts, based on issue age or other criteria established by the selling broker-dealer. Upon request, your financial professional can show you information regarding other AXA Equitable annuity contracts that he or she distributes. You can also contact us to find out more about the availability of any of the AXA Equitable annuity contracts.

You should work with your financial professional to decide whether an optional benefit is appropriate for you based on a thorough analysis of your particular insurance needs, financial objectives, investment goals, time horizons and risk tolerance.


12 Accumulator(R) Plus(SM) at a glance -- key features
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Fee table

--------------------------------------------------------------------------------

The following tables describe the fees and expenses that you pay when owning and surrendering the contract. Each of the charges and expenses is more fully described in "Charges and expenses" later in this Prospectus. The fees and charges shown in this section are the maximum fees and charges that a contract owner will pay. Please see your contract and/or Appendix IX later in this Prospectus for the fees and charges that apply under your contract.

All features listed below may not be currently available. See Appendix IX later in this Prospectus for more information.

The first table describes fees and expenses that you will pay at the time you surrender the contract or if you make certain withdrawals or apply your cash value to certain payout options or if you purchase a Variable Immediate Annuity. Charges designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state, may also apply.


------------------------------------------------------------------------------------------------------------------------------------
 CHARGES WE DEDUCT FROM YOUR ACCOUNT VALUE AT THE TIME YOU REQUEST CERTAIN  RANSACTIONS
------------------------------------------------------------------------------------------------------------------------------------
Maximum withdrawal charge as a percentage of contributions with-
drawn (Deducted if you surrender your contract, make certain
withdrawals, or apply your cash value to certain payout options.)(1)            8.00%

Charge if you elect a variable payout option upon annuitization (which
is described in a separate prospectus for that option)                          $350
------------------------------------------------------------------------------------------------------------------------------------


The next table describes the fees and expenses that you will pay periodically during the time that you own the contract, not including the underly-ing trust portfolio fees and expenses.

------------------------------------------------------------------------------------------------------------------------------------
 CHARGES WE DEDUCT FROM YOUR ACCOUNT VALUE ON EACH CONTRACT DATE ANNIVERSARY
------------------------------------------------------------------------------------------------------------------------------------
Maximum annual administrative charge(2)
   If your account value on a contract date anniversary is less than
   $50,000(3)                                                                   $30
   If your account value on a contract date anniversary is $50,000
   or more                                                                      $0
------------------------------------------------------------------------------------------------------------------------------------
 CHARGES WE DEDUCT FROM YOUR VARIABLE INVESTMENT OPTIONS EXPRESSED AS AN ANNUAL PERCENTAGE OF DAILY NET ASSETS
------------------------------------------------------------------------------------------------------------------------------------
SEPARATE ACCOUNT ANNUAL EXPENSES
Mortality and expense risks                                                     0.90%(4)
Administrative                                                                  0.35%
Distribution                                                                    0.25%
                                                                                -----
Total Separate account annual expenses                                          1.50%
------------------------------------------------------------------------------------------------------------------------------------
 CHARGES WE DEDUCT FROM YOUR ACCOUNT VALUE EACH YEAR IF YOU ELECT ANY OF THE FOLLOWING OPTIONAL BENEFITS
------------------------------------------------------------------------------------------------------------------------------------
GUARANTEED MINIMUM DEATH BENEFIT CHARGE (Calculated as a
percentage of the applicable benefit base. Deducted annually(2)
on each contract date anniversary for which the benefit is in effect.)
   Standard death benefit                                                       No Charge
   Annual Ratchet to age 85                                                     0.30% of the Annual Ratchet to age 85 benefit base
                                                                                (maximum);
                                                                                0.25% (current)
   6% Roll-Up to age 85                                                         0.45% of the 6% Roll-Up to age 85 benefit base
   Greater of 5% Roll-Up to age 85 or Annual Ratchet to age 85                  0.50% of the greater of 5% Roll-Up to age 85
                                                                                benefit base of the Annual Ratchet to age 85
                                                                                benefit base, as applicable.
   Greater of 6% Roll-Up to age 85 or Annual Ratchet to age 85                  0.60% of the greater of 6% Roll-Up to age 85
                                                                                benefit base or the Annual Ratchet to age 85
                                                                                benefit base, as applicable
------------------------------------------------------------------------------------------------------------------------------------
GUARANTEED PRINCIPAL BENEFIT CHARGE FOR OPTION 2 (Calculated
as a percentage of the account value. Deducted annually(2) on
the first 10 contract date anniversaries.)                                      0.50%
------------------------------------------------------------------------------------------------------------------------------------


                                                                    Fee table 13
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
------------------------------------------------------------------------------------------------------------------------------------
GUARANTEED MINIMUM INCOME BENEFIT (OR "LIVING BENEFIT") CHARGE
(Calculated as a percentage of the applicable benefit base. Deducted annually(2) on each contract date anniversary for which the benefit
is in effect.)                                                                    0.65%
------------------------------------------------------------------------------------------------------------------------------------
PROTECTION PLUS(SM) BENEFIT CHARGE (Calculated as a percentage of the account value. Deducted annually(2) on each contract date anniver-
sary for which the benefit is in effect.)                                         0.35%
------------------------------------------------------------------------------------------------------------------------------------
PRINCIPAL PROTECTOR(SM) BENEFIT CHARGE (Calculated as a percentage                0.35% for the 5% GWB Annual withdrawal option
of the account value. Deducted annually(2) on each contract date
anniversary, provided your GWB benefit base is greater than zero.)                0.50% for the 7% GWB Annual withdrawal option

If you "step up" your GWB benefit base, we reserve the right to                   0.60% for the 5% GWB Annual withdrawal option
increase your charge up to:
                                                                                  0.80% for the 7% GWB Annual withdrawal option


Please see "Principal Protector(SM)" in "Contract features and benefits" for more information about this feature, including its benefit base and the Optional step up provision, and "Principal Protector(SM) charge" in "Charges and expenses," both later in this
Prospectus, for more information about when the charge applies.
------------------------------------------------------------------------------------------------------------------------------------
NET LOAN INTEREST CHARGE -- ROLLOVER TSA CONTRACTS ONLY (Cal-
culated and deducted daily as a percentage of the outstanding loan
amount.)                                                                          2.00%(5)
------------------------------------------------------------------------------------------------------------------------------------

You also bear your proportionate share of all fees and expenses paid by a "Portfolio" that corresponds to any variable investment option you are using. This table shows the lowest and highest total operating expenses charged by any of the Portfolios that you will pay periodically during the time that you own the contract. These fees and expenses are reflected in the Portfolio's net asset value each day. Therefore, they reduce the investment return of the Portfolio and the related variable investment option. Actual fees and expenses are likely to fluctuate from year to year. More detail concerning each Portfolio's fees and expenses is contained in the Trust prospectus for the Portfolio.


-----------------------------------------------------------------------------------------------------
PORTFOLIO OPERATING EXPENSES EXPRESSED AS AN ANNUAL PERCENTAGE OF DAILY NET ASSETS
-----------------------------------------------------------------------------------------------------
Total Annual Portfolio Operating Expenses for 2009 (expenses that are deducted     Lowest     Highest
                                                                                   ----       ----
from Portfolio assets including management fees, 12b-1 fees, service fees,
and/or other expenses)(6)                                                          0.64%      1.48%


Notes:

(1) Deducted upon a withdrawal of amounts in excess of the 10% free withdrawal amount, if applicable.

       The withdrawal charge percentage we use is       Contract
       determined by the contract year in which         Year
       you make the withdrawal or surrender your        1............8.00%
       contract. For each contribution, we consider     2............8.00%
       the contract year in which we receive that       3............7.00%
       contribution to be "contract year 1")            4............7.00%
                                                        5............6.00%
                                                        6............5.00%
                                                        7............4.00%
                                                        8............3.00%
                                                        9+...........0.00%

(2) If the contract is surrendered or annuitized or a death benefit is paid on any date other than the contract date anniversary, we will deduct a pro rata portion of the charge for that year. If you are an existing contract owner, this pro rata deduction may not apply under your contract. See Appendix IX later in this Prospectus for more information. For Principal Protector(SM) only (if available), if the contract and benefit are continued under the Beneficiary continuation option with Principal Protector(SM), the pro rata deduction for the Principal Protector(SM) charge is waived.

(3) During the first two contract years this charge, if applicable, is equal to the lesser of $30 or 2% of your account value. Thereafter, if applicable, the charge is $30 for each contract year.

(4) These charges compensate us for certain risks we assume and expenses we incur under the contract. They also compensate us for the expense associated with the credit. We expect to make a profit from these charges.

(5) We charge interest on loans under Rollover TSA contracts but also credit you interest on your loan reserve account. Our net loan interest charge is determined by the excess between the interest rate we charge over the interest rate we credit. See "Loans under Rollover TSA contracts" later in this Prospectus for more information on how the loan inter est is calculated and for restrictions that may apply.


(6) "Total Annual Portfolio Operating Expenses" are based, in part, on estimated amounts for options added during the fiscal year 2009 and for the underlying portfolios. In addition, the "Lowest" represents the total annual operating expenses of the EQ/Equity 500 Index Portfolio. The "Highest" represents the total annual operating expenses of the Multiman ager Technology Portfolio.


EXAMPLE

This example is intended to help you compare the cost of investing in the contract with the cost of investing in other variable annuity contracts. These costs include contract owner transaction expenses, contract fees, separate account annual expenses, and underlying trust fees and expenses (including the underlying portfolio fees and expenses).


14 Fee table
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The example below shows the expenses that a hypothetical contract owner (who has elected the Guaranteed minimum income benefit with the enhanced death benefit that provides for the greater of the 6% Roll-Up to age 85 or the Annual Ratchet to age 85 and Protection Plus(SM)) would pay in the situations illustrated. The example uses an average annual administrative charge based on the charges paid in 2009, which results in an estimated administrative charge of 0.013% of contract value.


The fixed maturity options and guaranteed interest option are not covered by the examples. However, the annual administrative charge, the withdrawal charge, the charge for any optional benefits and the charge if you elect a Variable Immediate Annuity payout option do apply to the fixed maturity options and guaranteed interest option. A market value adjustment (up or down) may apply as a result of a withdrawal, transfer, or surrender of amounts from a fixed maturity option.


The example assumes that you invest $10,000 in the contract for the time periods indicated and that your investment has a 5% return each year. The example also assumes that a 4% credit was applied to your contribution. Other than the administrative charge (which is described immediately above) the example also assumes maximum contract charges and total annual expenses of the Portfolios (before expense limitations) set forth in the previous charts. This example should not be considered a representation of past or future expenses for each option. Actual expenses may be greater or less than those shown. Similarly, the annual rate of return assumed in the example is not an estimate or guarantee of future investment performance.


Although your actual cost may be higher or lower, based on these assumptions, your cost would be:



------------------------------------------------------------------------------------------------------------------------------
                                          IF YOU SURRENDER YOUR CONTRACT AT THE       IF YOU ANNUITIZE AT THE END OF THE
                                            END OF THE APPLICABLE TIME PERIOD               APPLICABLE TIME PERIOD
------------------------------------------------------------------------------------------------------------------------------
                                         1 YEAR    3 YEARS    5 YEARS    10 YEARS    1 YEAR    3 YEARS    5 YEARS    10 YEARS
------------------------------------------------------------------------------------------------------------------------------
(a) assuming maximum fees and
    expenses of any of the Portfolios    $1,298     $2,219     $3,177      $5,395     N/A       $2,219     $3,177      $5,395
(b) assuming minimum fees and
    expenses of any of the Portfolios    $1,206     $1,951     $2,742      $4,595     N/A       $1,951     $2,742      $4,595
------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------
                                        IF YOU DO NOT SURRENDER YOUR CONTRACT AT
                                          THE END OF THE APPLICABLE TIME PERIOD
----------------------------------------------------------------------------------
                                          1 YEAR    3 YEARS    5 YEARS    10 YEARS
----------------------------------------------------------------------------------
(a) assuming maximum fees and
    expenses of any of the Portfolios      $498     $1,519     $2,577     $5,395
(b) assuming minimum fees and
    expenses of any of the Portfolios      $406     $1,251     $2,142     $4,595
----------------------------------------------------------------------------------


For information on how your contract works under certain hypothetical circumstances, please see Appendix V at the end of this Prospectus.


CONDENSED FINANCIAL INFORMATION


Please see Appendix I at the end of this Prospectus for the unit values and the number of units outstanding as the end of the periods shown for each of the variable investment options available as of December 31, 2009.



                                                                    Fee table 15
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1. Contract features and benefits

--------------------------------------------------------------------------------

HOW YOU CAN CONTRIBUTE TO YOUR CONTRACT

You may currently make additional contributions of at least $500 each for NQ, QP and Rollover TSA contracts and $50 each for IRA contracts, subject to limitations noted below. Maximum contribution limitations also apply. The following table summarizes our current rules regarding contributions to your contract, which rules are subject to change. We can refuse to accept any contribution from you at any time, including after you purchase the contract. All ages in the table refer to the age of the annuitant named in the contract. Additional contributions may not be permitted in your state. Please see Appendix VIII later in this Prospectus to see if additional contributions are currently permitted in your state. Initial contributions are provided for informational purposes only. The contract is no longer available to new purchasers.

Upon advance notice to you, we may exercise certain rights we have under the contract regarding contributions, including our rights to (i) change minimum and maximum contribution requirements and limitations, and (ii) discontinue acceptance of contributions. Further, we may at any time exercise our rights to limit or terminate your contributions.

--------------------------------------------------------------------------------
We reserve the right to change our current limitations on your contributions and to discontinue acceptance of contributions.
--------------------------------------------------------------------------------


We currently limit aggregate contributions on your contract made after the first contract year to 150% of first-year contributions (the "150% limit"). The 150% limit can be reduced or increased at any time upon advance notice to you. Even if the aggregate contributions on your contract do not exceed the 150% limit, we currently do not accept any contribution if: (i) the aggregate contributions under one or more Accumulator(R) series contracts with the same owner or annuitant would then total more than $1,500,000; or (ii) the aggregate contributions under all AXA Equitable annuity accumulation contracts with the same owner or annuitant would then total more than $2,500,000. We may waive these and other contribution limitations based on certain criteria that we determine, including elected benefits, issue age, aggregate contributions, variable investment option allocations and selling broker-dealer compensation. These and other contribution limitations may not be applicable in your state. Please see Appendix VIII later in this Prospectus.


--------------------------------------------------------------------------------
The "annuitant" is the person who is the measuring life for determining contract benefits. The annuitant is not necessarily the contract owner.
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                 AVAILABLE
                 FOR ANNUITANT                                                                 LIMITATIONS ON
 CONTRACT TYPE   ISSUE AGES*      MINIMUM CONTRIBUTIONS      SOURCE OF CONTRIBUTIONS           CONTRIBUTIONS+
------------------------------------------------------------------------------------------------------------------------------------
NQ               0 through 80    o $10,000 (initial)         o After-tax money.                o No additional contributions after
                                                                                                 attainment of age 81 or, if later,
                                 o $500 (additional)         o Paid to us by check or transfer   the first contract date
                                                               of contract value in a tax-       anniversary.*
                                 o $100 monthly and            deferred exchange under
                                   $300 quarterly under        Section 1035 of the Internal
                                   our automatic invest-       Revenue Code.
                                   ment program
                                   (additional)
------------------------------------------------------------------------------------------------------------------------------------

16 Contract features and benefits
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
 -----------------------------------------------------------------------------------------------------------------------------------
                  AVAILABLE
                  FOR ANNUITANT                                                                 LIMITATIONS ON
 CONTRACT TYPE    ISSUE AGES*     MINIMUM CONTRIBUTIONS      SOURCE OF CONTRIBUTIONS            CONTRIBUTIONS+
------------------------------------------------------------------------------------------------------------------------------------
Rollover IRA      20 through 80   o $10,000 (initial)        o Eligible rollover distributions  o No contributions after attainment
                                  o $50 (additional)           from 403(b) plans, qualified       of age 81 or, if later, the first
                                                               plans, and governmental            contract date anniversary.*
                                                               employer 457(b) plans.
                                                                                                o Contributions after age 70-1/2
                                                             o Rollovers from another tradi-      must be net of required minimum
                                                               tional individual retirement       distributions.
                                                               arrangement.
                                                                                                o Although we accept regular IRA
                                                             o Direct custodian-to-custodian      contributions (limited to $5,000)
                                                               transfers from another tradi-      under Rollover IRA contracts, we
                                                               tional individual retirement       intend that the contract be used
                                                               arrangement.                       primarily for rollover and direct
                                                                                                  transfer contributions.
                                                             o Regular IRA contributions.
                                                                                                o Additional catch-up contributions
                                                             o Additional catch-up contribu-      of up to $1,000 per calendar
                                                               tions.                             year where the owner is at least
                                                                                                  age 50 but under age 70-1/2 at
                                                                                                  any time during the calendar year
                                                                                                  for which the contribution is
                                                                                                  made.
------------------------------------------------------------------------------------------------------------------------------------
Roth Conversion   20 through 80   o $10,000 (initial)        o Rollovers from another Roth      o No additional rollover or direct
IRA                                                            IRA.                               transfer contributions after
                                  o $50 (additional)                                              attainment of age 81 or, if later,
                                                             o Rollovers from a "designated       the first contract date
                                                               Roth contribution account"         anniversary.*
                                                               under a 401(k) plan or 403(b)
                                                               plan.                            o Conversion rollovers after age
                                                                                                  70-1/2 must be net of required
                                                             o Conversion rollovers from a        minimum distributions for the
                                                               traditional IRA or other           traditional IRA or other eligible
                                                               eligible retirement plan.          retirement plan which is the
                                                                                                  source of the conversion rollover.
                                                             o Direct transfers from another
                                                               Roth IRA.                        o Although we accept regular Roth
                                                                                                  IRA contributions (limited to
                                                             o Regular Roth IRA contributions.    $5,000) under the Roth IRA con-
                                                                                                  tracts, we intend that the
                                                             o Additional catch-up contribu-      contract be used primarily for
                                                               tions.                             rollover and direct transfer
                                                                                                  contributions.

                                                                                                o Additional catch-up contributions
                                                                                                  of up to $1,000 per calendar
                                                                                                  year where the owner is at least
                                                                                                  age 50 at any time during the
                                                                                                  calendar year for which the con-
                                                                                                  tribution is made.
------------------------------------------------------------------------------------------------------------------------------------


                                               Contract features and benefits 17
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
------------------------------------------------------------------------------------------------------------------------------------
                   AVAILABLE
                  FOR ANNUITANT                                                                LIMITATIONS ON
CONTRACT TYPE      ISSUE AGES*      MINIMUM CONTRIBUTIONS    SOURCE OF CONTRIBUTIONS           CONTRIBUTIONS(+)
------------------------------------------------------------------------------------------------------------------------------------
Rollover TSA**    20 through 80     o $10,000 (initial)      o With documentation of           o Additional rollover or direct
                                                               employer or plan approval,        transfer contributions may be
                                    o $500 (additional)        and limited to pre-tax funds,     made up to attainment of age 81
                                                               direct plan-to-plan transfers     or, if later, the first contract
                                                               from another 403(b) plan or       date anniversary.*
                                                               contract exchanges from
                                                               another 403(b) contract under   o Rollover or direct transfer contri-
                                                               the same plan.                    butions after age 70-1/2 must be
                                                                                                 net of any required minimum
                                                             o With documentation of             distributions.
                                                               employer or plan approval,
                                                               and limited to pre-tax funds,   o We do not accept employer-
                                                               eligible rollover distribu-       remitted contributions.
                                                               tions from other 403(b) plans,
                                                               qualified plans, governmental   o We do not accept after tax con-
                                                               employer 457(b) plans or          tributions, including designated
                                                               traditional IRAs.                 Roth contributions.


See Appendix X at the end of this Prospectus for a discussion of TSA contracts.
------------------------------------------------------------------------------------------------------------------------------------
QP                20 through 70   o $10,000 (initial)        o Only transfer contributions     o A separate QP contract must be
                                                               from other investments within     established for each plan
                                  o $500 (additional)          an existing defined contribu-     participant.
                                                               tion qualified plan trust.
                                                                                               o We do not accept regular ongo-
                                                             o The plan must be qualified        ing payroll contributions or
                                                               under Section 401(a) of the       contributions directly from the
                                                               Internal Revenue Code.            employer.

                                                             o For 401(k) plans, transferred   o Only one additional transfer con-
                                                               contributions may not include     tribution may be made during a
                                                               any after-tax contributions,      contract year.
                                                               including designated Roth
                                                               contributions.                  o No additional transfer contribu-
                                                                                                 tions after participants
                                                                                                 attainment of age 71 or, if later,
                                                                                                 the first contract date
                                                                                                 anniversary.

                                                                                               o Contributions after age 70-1/2
                                                                                                 must be net of any required mini-
                                                                                                 mum distributions.

                                                                                               o We do not accept contributions
                                                                                                 from defined benefit plans.

See Appendix II at the end of this Prospectus for a discussion of purchase considerations of QP contracts.
------------------------------------------------------------------------------------------------------------------------------------


+ Additional contributions may not be permitted under certain conditions in your state. If you purchase Guaranteed principal benefit option 2, no contributions are permitted after the six month period beginning on the contract date. Please see Appendix VIII later in this Prospectus to see if additional contributions are permitted in your state.

*   Please see Appendix IX for variations that may apply to your contract.

** May not be available from all Selling broker-dealers. Also, Rollover TSA is available only where the employer sponsoring the 403(b) plan currently contributes to one or more other 403(b) annuity contracts issued by AXA Equitable for active plan participants (the purchaser of the Accumulator(R) Plus(SM) Rollover TSA may also be, but need not be, an owner of the other 403(b) annuity contract).

See "Tax information" later in this Prospectus for a more detailed discussion of sources of contributions and certain contribution limitations. For information on when contributions are credited under your contract see "Dates and prices at which contract events occur" in "More information" later in this Prospectus. Please review your contract for information on contribution limitations.


18 Contract features and benefits
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OWNER AND ANNUITANT REQUIREMENTS

Under NQ contracts, the annuitant can be different from the owner. A joint owner may also be named. Only natural persons can be joint owners. This means that an entity such as a corporation cannot be a joint owner.

If the Spousal protection feature is available under your contract and is elected, the spouses must be joint owners, one of the spouses must be the annuitant and both must be named as the only primary beneficiaries. The determination of spousal status is made under applicable state law. However, in the event of a conflict between federal and state law, we follow federal rules.

In general we will not permit a contract to be owned by a minor unless it is pursuant to the Uniform Gifts to Minors Act or the Uniform Transfers to Minors Act in your state.

Under all IRA and Rollover TSA contracts, the owner and annuitant must be the same person. In some cases, an IRA contract may be held in a custodial individual retirement account for the benefit of the individual annuitant. This option may not be available under your contract.

Under QP contracts, the owner must be the trustee of the qualified plan and the annuitant must be the plan participant/employee. See Appendix II later in this Prospectus for more information on QP contracts.


HOW YOU CAN MAKE YOUR CONTRIBUTIONS

Except as noted below, contributions must be by check drawn on a U.S. bank, in U.S. dollars, and made payable to AXA Equitable. We may also apply contributions made pursuant to an intended Section 1035 tax-free exchange or a direct transfer. We do not accept third-party checks endorsed to us except for rollover contributions, tax-free exchanges or trustee checks that involve no refund. We do not accept starter checks or travelers' checks. All checks are subject to our ability to collect the funds. We reserve the right to reject a payment if it is received in an unacceptable form.

For your convenience, we will accept contributions by wire transmittal from certain broker-dealers who have agreements with us for this purpose. Additional contributions may also be made under our automatic investment program. These methods of payment, including circumstances under which such contributions are considered received by us when your order is taken by such broker-dealer, are discussed in detail in "More information" later in this Prospectus.

--------------------------------------------------------------------------------
The "contract date" is the effective date of a contract. This usually is the business day we receive the properly completed and signed application, along with any other required documents, and your initial contribution. Your contract date will be shown in your contract. The 12-month period beginning on your contract date and each 12-month period after that date is a "contract year."
The end of each 12-month period is your "contract date anniversary." For example, if your contract date is May 1, your contract date anniversary is
April 30.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Our "business day" is generally any day the New York Stock Exchange is open for regular trading and generally ends at 4:00 p.m. Eastern Time (or as of an earlier close of regular trading). A business day does not include a day on which we are not open due to emergency conditions determined by the Securities and Exchange Commission. We may also close early due to such emergency conditions. For more information about our business day and our pricing of transactions, please see "Dates and prices at which contract events occur."
--------------------------------------------------------------------------------

WHAT ARE YOUR INVESTMENT OPTIONS UNDER THE CONTRACT?

You can choose from among the variable investment options, the guaranteed interest option and the fixed maturity options.


VARIABLE INVESTMENT OPTIONS

Your investment results in any one of the variable investment options will depend on the investment performance of the underlying portfolios. You can lose your principal when investing in the variable investment options. In periods of poor market performance, the net return, after charges and expenses, may result in negative yields, including for the EQ/Money Market variable investment option. Listed below are the currently available Portfolios, their investment objectives and their advisers. We may, at any time, exercise our rights to limit or terminate your contributions.


                                              Contract features and benefits  19
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PORTFOLIOS OF THE TRUSTS



The AXA Allocation Portfolios and the EQ/Franklin Templeton Allocation Portfolio offer contract owners a convenient opportunity to invest in other portfolios that are managed and have been selected for inclusion in the AXA Allocation Portfolios and the EQ/Franklin Templeton Allocation Portfolio by AXA Equitable. AXA Advisors, LLC, an affiliated broker-dealer of AXA Equitable, may promote the benefits of such Portfolios to contract owners and/or suggest, incidental to the sale of the contract, that contract owners consider whether allocating some or all of their account value to such Portfolios is consistent with their desired investment objectives. In doing so, AXA Equitable, and/or its affiliates, may be subject to conflicts of interest insofar as AXA Equitable may derive greater revenues from the AXA Allocation Portfolios and the EQ/Franklin Templeton Allocation Portfolio than certain other Portfolios available to you under your contract. In addition, due to the relative diversification of the underlying portfolios covering various asset classes and categories, the AXA Allocation Portfolios and the EQ/Franklin Templeton Allocation Portfolio may enable AXA Equitable to more efficiently manage AXA Equitable's financial risks associated with certain guaranteed features. Please see "Allocating your contributions" in "Contract features and benefits" for more information about your role in managing your allocations.

AXA Equitable serves as the investment manager of the Portfolios of AXA Premier VIP Trust and EQ Advisors Trust. For some Portfolios, AXA Equitable has entered into sub-advisory agreements with investment advisers (the "sub-advisers") to carry out the day-to-day investment decisions for the Portfolios. As such, AXA Equitable oversees the activities of the sub-advisers with respect to the Trusts and is responsible for retaining or discontinuing the services of those sub-advisers. The chart below indicates the sub-adviser(s) for each Portfolio, if any. The chart below also shows the currently available Portfolios and their investment objectives.



------------------------------------------------------------------------------------------------------------------------------------
AXA PREMIER VIP TRUST --
CLASS B SHARES                                                                            INVESTMENT MANAGER (OR SUB-ADVISER(S),
PORTFOLIO NAME                      OBJECTIVE                                             AS APPLICABLE)
------------------------------------------------------------------------------------------------------------------------------------
AXA AGGRESSIVE ALLOCATION          Seeks long-term capital appreciation.                  o AXA Equitable


------------------------------------------------------------------------------------------------------------------------------------
AXA CONSERVATIVE ALLOCATION        Seeks a high level of current income.                  o AXA Equitable


------------------------------------------------------------------------------------------------------------------------------------
AXA CONSERVATIVE-PLUS              Seeks current income and growth of capital,            o AXA Equitable
ALLOCATION                         with a greater emphasis on current income.


------------------------------------------------------------------------------------------------------------------------------------
AXA MODERATE ALLOCATION            Seeks long-term capital appreciation and current       o AXA Equitable
                                   income.


------------------------------------------------------------------------------------------------------------------------------------
AXA MODERATE-PLUS                  Seeks long-term capital appreciation and current       o AXA Equitable
 ALLOCATION                        income, with a greater emphasis on capital
                                   appreciation.


------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER AGGRESSIVE            Seeks long-term growth of capital.                     o AllianceBernstein L.P.
 EQUITY
                                                                                          o AXA Equitable

                                                                                          o ClearBridge Advisors, LLC

                                                                                          o Legg Mason Capital Management, Inc.

                                                                                          o Marsico Capital Management, LLC
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER CORE BOND             Seeks a balance of high current income and capital     o BlackRock Financial Management, Inc.
                                   appreciation, consistent with a prudent level of
                                   risk.                                                  o Pacific Investment Management Company
                                                                                            LLC

                                                                                          o SSgA Funds Management, Inc.
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER INTERNATIONAL         Seeks long-term growth of capital.                     o AllianceBernstein L.P.
 EQUITY
                                                                                          o AXA Equitable

                                                                                          o BlackRock Investment Management, LLC

                                                                                          o JPMorgan Investment Management Inc.

                                                                                          o Marsico Capital Management, LLC
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER LARGE CAP             Seeks long-term growth of capital.                     o AllianceBernstein L.P.
 CORE EQUITY
                                                                                          o AXA Equitable

                                                                                          o Janus Capital Management LLC

                                                                                          o Thornburg Investment Management, Inc.
------------------------------------------------------------------------------------------------------------------------------------


20 Contract features and benefits

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
------------------------------------------------------------------------------------------------------------------------------------
AXA PREMIER VIP TRUST --
CLASS B SHARES                                                                            INVESTMENT MANAGER (OR SUB-ADVISER(S), AS
PORTFOLIO NAME                     OBJECTIVE                                              APPLICABLE)
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER LARGE CAP             Seeks long-term growth of capital.                     o Goodman & Co. NY Ltd.
 GROWTH*
                                                                                          o SSgA Funds Management, Inc.

                                                                                          o T. Rowe Price Associates, Inc.

                                                                                          o Westfield Capital Management Company,
                                                                                            L.P.
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER LARGE CAP             Seeks long-term growth of capital.                     o AllianceBernstein L.P.
 VALUE
                                                                                          o AXA Equitable

                                                                                          o Institutional Capital LLC

                                                                                          o MFS Investment Management
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER MID CAP               Seeks long-term growth of capital.                     o AllianceBernstein L.P.
 GROWTH
                                                                                          o AXA Equitable

                                                                                          o BlackRock Investment Management, LLC

                                                                                          o Franklin Advisers, Inc.

                                                                                          o Wellington Management Company, LLP
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER MID CAP VALUE         Seeks long-term growth of capital.                     o AXA Equitable

                                                                                          o AXA Rosenberg Investment Management LLC

                                                                                          o BlackRock Investment Management, LLC

                                                                                          o Tradewinds Global Investors, LLC

                                                                                          o Wellington Management Company, LLP
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER MULTI-SECTOR          Seeks high total return through a                      o Pacific Investment Management Company
 BOND                              combination of current income and                        LLC
                                   capital appreciation.
                                                                                          o Post Advisory Group, LLC

                                                                                          o SSgA Funds Management, Inc.
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER SMALL CAP             Seeks long-term growth of capital.                     o AXA Equitable
 GROWTH
                                                                                          o BlackRock Investment Management, LLC

                                                                                          o Eagle Asset Management, Inc.

                                                                                          o Wells Capital Management Inc.
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER SMALL CAP             Seeks long-term growth of capital.                     o AXA Equitable
 VALUE
                                                                                          o BlackRock Investment Management, LLC

                                                                                          o Franklin Advisory Services, LLC

                                                                                          o Pacific Global Investment Management
                                                                                            Company
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER TECHNOLOGY            Seeks long-term growth of capital.                     o AXA Equitable

                                                                                          o RCM Capital Management LLC

                                                                                          o SSgA Funds Management, Inc.

                                                                                          o Wellington Management Company, LLP
------------------------------------------------------------------------------------------------------------------------------------


                                               Contract features and benefits 21
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
------------------------------------------------------------------------------------------------------------------------------------
EQ Advisors Trust --
Class IB Shares                                                                           Investment Manager (or Sub-Adviser(s), as
Portfolio Name                   Objective                                                applicable)
------------------------------------------------------------------------------------------------------------------------------------
EQ/ALLIANCEBERNSTEIN            Seeks to achieve long-term growth of capital.             o AllianceBernstein L.P.
 INTERNATIONAL
------------------------------------------------------------------------------------------------------------------------------------
EQ/ALLIANCEBERNSTEIN SMALL      Seeks to achieve long-term growth of capital.             o AllianceBernstein L.P.
 CAP GROWTH
------------------------------------------------------------------------------------------------------------------------------------
EQ/AXA FRANKLIN SMALL CAP       Seeks to achieve long-term total return.                  o AXA Equitable
 VALUE CORE
                                                                                          o BlackRock Investment Management, LLC

                                                                                          o Franklin Advisory Services, LLC
------------------------------------------------------------------------------------------------------------------------------------
EQ/BLACKROCK BASIC VALUE        Seeks to achieve capital appreciation and secondarily,    o BlackRock Investment Management, LLC
 EQUITY                         income.
------------------------------------------------------------------------------------------------------------------------------------
EQ/BLACKROCK INTERNATIONAL      Seeks to provide current income and long-term growth of   o BlackRock Investment Management, LLC
 VALUE                          income, accompanied by growth of capital.
------------------------------------------------------------------------------------------------------------------------------------
EQ/BOSTON ADVISORS EQUITY       Seeks a combination of growth and income to achieve an    o Boston Advisors, LLC
 INCOME                         above-average and consistent total return.
------------------------------------------------------------------------------------------------------------------------------------
EQ/CALVERT SOCIALLY             Seeks to achieve long-term capital appreciation.          o Bridgeway Capital Management, Inc.
 RESPONSIBLE
                                                                                          o Calvert Asset Management Company, Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/CAPITAL GUARDIAN GROWTH      Seeks to achieve long-term growth of capital.             o Capital Guardian Trust Company
------------------------------------------------------------------------------------------------------------------------------------
EQ/CAPITAL GUARDIAN             Seeks to achieve long-term growth of capital.             o Capital Guardian Trust Company
 RESEARCH
------------------------------------------------------------------------------------------------------------------------------------
EQ/COMMON STOCK INDEX           Seeks to achieve a total return before expenses that      o AllianceBernstein L.P.
                                approximates the total return performance of the
                                Russell 3000 Index, including reinvestment of dividends,
                                at a risk level consistent with that of the Russell
                                3000 Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/CORE BOND INDEX              Seeks to achieve a total return before expenses that      o SSgA Funds Management, Inc.
                                approximates the total return performance of the
                                Barclays Capital U.S. Aggregate Bond Index, including
                                reinvestment of dividends, at a risk level consistent
                                with that of the Barclays Capital U.S. Aggregate Bond
                                Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/DAVIS NEW YORK VENTURE       Seeks to achieve long-term growth of capital.             o Davis Selected Advisors, L.P.
------------------------------------------------------------------------------------------------------------------------------------
EQ/EQUITY 500 INDEX             Seeks to achieve a total return before expenses that      o AllianceBernstein L.P.
                                approximates the total return performance of the S&P
                                500 Index, including reinvestment of dividends, at a
                                risk level consistent with that of the S&P 500 Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/EQUITY GROWTH PLUS           Seeks to achieve long-term growth of capital.             o AXA Equitable

                                                                                          o BlackRock Capital Management, Inc.

                                                                                          o BlackRock Investment Management, LLC
 -----------------------------------------------------------------------------------------------------------------------------------
EQ/FRANKLIN CORE BALANCED       Seeks to maximize income while maintaining prospects      o AXA Equitable
                                for capital appreciation.
                                                                                          o BlackRock Investment Management, LLC

                                                                                          o Franklin Advisers, Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/FRANKLIN TEMPLETON           Primarily seeks capital appreciation and secondarily      o AXA Equitable
 ALLOCATION                     seeks income.
------------------------------------------------------------------------------------------------------------------------------------
EQ/GAMCO MERGERS AND            Seeks to achieve capital appreciation.                    o GAMCO Asset Management, Inc.
 ACQUISITIONS
------------------------------------------------------------------------------------------------------------------------------------


22 Contract features and benefits
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
------------------------------------------------------------------------------------------------------------------------------------
EQ ADVISORS TRUST --
CLASS IB SHARES                                                                           INVESTMENT MANAGER (OR SUB-ADVISER(S), AS
PORTFOLIO NAME                   OBJECTIVE                                                APPLICABLE)
------------------------------------------------------------------------------------------------------------------------------------
EQ/GAMCO SMALL COMPANY          Seeks to maximize capital appreciation.                   o GAMCO Asset Management, Inc.
 VALUE
------------------------------------------------------------------------------------------------------------------------------------
EQ/GLOBAL BOND PLUS             Seeks to achieve capital growth and current income.       o AXA Equitable

                                                                                          o BlackRock Investment Management, LLC

                                                                                          o First International Advisors, LLC

                                                                                          o Wells Capital Management, Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/GLOBAL MULTI-SECTOR          Seeks to achieve long-term capital appreciation.          o AXA Equitable
 EQUITY
                                                                                          o BlackRock Investment Management, LLC

                                                                                          o Morgan Stanley Investment Management
                                                                                            Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/INTERMEDIATE GOVERNMENT      Seeks to achieve a total return before expenses that      o SSgA Funds Management, Inc.
 BOND INDEX                     approximates the total return performance of the
                                Barclays Capital Intermediate U.S. Government Bond
                                Index, including reinvestment of dividends, at a risk
                                level consistent with that of the Barclays Capital
                                Intermediate U.S. Government Bond Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/INTERNATIONAL CORE PLUS      Seeks to achieve long-term growth of capital.             o AXA Equitable

                                                                                          o BlackRock Investment Management, LLC

                                                                                          o Hirayama Investments, LLC

                                                                                          o Wentworth Hauser and Violich, Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/INTERNATIONAL GROWTH         Seeks to achieve capital appreciation.                    o MFS Investment Management
------------------------------------------------------------------------------------------------------------------------------------
EQ/JPMORGAN VALUE               Seeks to achieve long-term capital appreciation.          o J.P. Morgan Investment Management Inc.
 OPPORTUNITIES
------------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP CORE PLUS          Seeks to achieve long-term growth of capital with a       o AXA Equitable
                                secondary objective to seek reasonable current income.
                                For purposes of this Portfolio, the words "reasonable     o BlackRock Investment Management, LLC
                                current income" mean moderate income.
                                                                                          o Institutional Capital LLC
------------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP GROWTH INDEX       Seeks to achieve a total return before expenses that      o AllianceBernstein L.P.
                                approximates the total return performance of the
                                Russell 1000 Growth Index, including reinvestment of
                                dividends at a risk level consistent with that of the
                                Russell 1000 Growth Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP GROWTH PLUS        Seeks to provide long-term capital growth.                o AXA Equitable

                                                                                          o BlackRock Investment Management, LLC

                                                                                          o Marsico Capital Management, LLC
------------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP VALUE INDEX        Seeks to achieve a total return before expenses that      o SSgA Funds Management, Inc.
                                approximates the total return performance of the
                                Russell 1000 Value Index, including reinvestment of
                                dividends, at a risk level consistent with that of
                                the Russell 1000 Value Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP VALUE PLUS         Seeks to achieve long-term growth of capital.             o AllianceBernstein L.P.

                                                                                          o AXA Equitable
------------------------------------------------------------------------------------------------------------------------------------


                                               Contract features and benefits 23
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
------------------------------------------------------------------------------------------------------------------------------------
EQ ADVISORS TRUST --
CLASS IB SHARES                                                                           INVESTMENT MANAGER (OR SUB-ADVISER(S), AS
PORTFOLIO NAME                   OBJECTIVE                                                APPLICABLE)
------------------------------------------------------------------------------------------------------------------------------------
EQ/LORD ABBETT GROWTH AND       Seeks to achieve capital appreciation and growth of       o Lord, Abbett & Co. LLC
 INCOME                         income without excessive fluctuation in market value.
------------------------------------------------------------------------------------------------------------------------------------
EQ/LORD ABBETT LARGE CAP        Seeks to achieve capital appreciation and growth of       o Lord, Abbett & Co. LLC
 CORE                           income with reasonable risk.
------------------------------------------------------------------------------------------------------------------------------------
EQ/MID CAP INDEX                Seeks to achieve a total return before expenses that      o SSgA Funds Management, Inc.
                                approximates the total return performance of the S&P
                                Mid Cap 400 Index, including reinvestment of dividends,
                                at a risk level consistent with that of the S&P Mid Cap
                                400 Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/MID CAP VALUE PLUS           Seeks to achieve long-term capital appreciation.          o AXA Equitable

                                                                                          o BlackRock Investment Management, LLC

                                                                                          o Wellington Management Company, LLP
------------------------------------------------------------------------------------------------------------------------------------
EQ/MONEY MARKET                 Seeks to obtain a high level of current income,           o The Dreyfus Corporation
                                preserve its assets and maintain liquidity.
------------------------------------------------------------------------------------------------------------------------------------
EQ/MONTAG & CALDWELL            Seeks to achieve capital appreciation.                    o Montag & Caldwell, Inc.
 GROWTH
------------------------------------------------------------------------------------------------------------------------------------
EQ/MORGAN STANLEY MID CAP       Seeks to achieve capital growth.                          o Morgan Stanley Investment Management
 GROWTH**                                                                                   Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/MUTUAL LARGE CAP EQUITY      Seeks to achieve capital appreciation, which may          o AXA Equitable
                                occasionally be short-term, and secondarily, income.
                                                                                          o BlackRock Investment Management, LLC

                                                                                          o Franklin Mutual Advisers, LLC
------------------------------------------------------------------------------------------------------------------------------------
EQ/OPPENHEIMER GLOBAL           Seeks to achieve capital appreciation.                    o OppenheimerFunds, Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/PIMCO ULTRA SHORT BOND       Seeks to generate a return in excess of traditional       o Pacific Investment Management Company,
                                money market products while maintaining an emphasis         LLC
                                on preservation of capital and liquidity.
------------------------------------------------------------------------------------------------------------------------------------
EQ/QUALITY BOND PLUS            Seeks to achieve high current income consistent with      o AllianceBernstein L.P.
                                moderate risk to capital.
                                                                                          o AXA Equitable

                                                                                          o SSgA Funds Management, Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/SMALL COMPANY INDEX          Seeks to replicate as closely as possible (before the     o AllianceBernstein L.P.
                                deduction of Portfolio expenses) the total return of
                                the Russell 2000 Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/T. ROWE PRICE GROWTH         Seeks to achieve long-term capital appreciation and       o T. Rowe Price Associates, Inc.
 STOCK                          secondarily, income.
------------------------------------------------------------------------------------------------------------------------------------
EQ/TEMPLETON GLOBAL EQUITY      Seeks to achieve long-term capital growth.                o AXA Equitable

                                                                                          o BlackRock Investment Management, LLC

                                                                                          o Templeton Global Advisors Limited
------------------------------------------------------------------------------------------------------------------------------------
EQ/UBS GROWTH AND INCOME        Seeks to achieve total return through capital             o UBS Global Asset Management (Americas)
                                appreciation with income as a secondary                     Inc.
                                consideration.
------------------------------------------------------------------------------------------------------------------------------------
EQ/VAN KAMPEN COMSTOCK          Seeks to achieve capital growth and income.               o Morgan Stanley Investment Management
                                Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/WELLS FARGO ADVANTAGE        Seeks to achieve long-term capital growth.                o Wells Capital Management, Inc.
 OMEGA GROWTH***
------------------------------------------------------------------------------------------------------------------------------------


24 Contract features and benefits

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*    Effective on or about September 13, 2010, subject to regulatory approval, interests in the Multimanager Aggressive Equity Portfolio (the "surviving option") will replace interests in the Multimanager Large Cap Growth Portfolio (the "replaced option"). We will move assets from the replaced option into the surviving option on the date of the substitution. The value of your interest in the surviving option will be the same as it was in the replaced option. Also, we will automatically direct any contributions made to the replaced option to the surviving option. An allocation election to the replaced option will be considered as an allocation to the surviving option. You may transfer your account value among the investment options, as usual. Any account value remaining in the replaced option on the substitution date will be transferred to the surviving option. For more information about this substitution and for information on how to transfer your account value, please contact a customer service representative referenced in this Prospectus.

** This is the Portfolio's new name, effective on or about May 1, 2010, subject to regulatory approval. The Portfolio's former name was EQ/Van Kampen Mid Cap Growth.

*** This is the Portfolio's new name, effective on or about May 1, 2010, subject to regulatory approval. The Portfolio's former name was EQ/Evergreen Omega.


You should consider the investment objectives, risks and charges and expenses of the Portfolios carefully before investing. The prospectuses for the Trusts contain this and other important information about the Portfolios. The prospectuses should be read carefully before investing. In order to obtain copies of Trust prospectuses that do not accompany this Prospectus, you may call one of our customer service representatives at 1-800-789-7771.


                                               Contract features and benefits 25
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GUARANTEED INTEREST OPTION

The guaranteed interest option is part of our general account and pays interest at guaranteed rates. We discuss our general account under "More information" later in this Prospectus.

We assign an interest rate to each amount allocated to the guaranteed interest option. This rate is guaranteed for a specified period. Therefore, different interest rates may apply to different amounts in the guaranteed interest option.

We credit interest daily to amounts in the guaranteed interest option. There are three levels of interest in effect at the same time in the guaranteed interest option:

(1) the minimum interest rate guaranteed over the life of the contract,

(2) the yearly guaranteed interest rate for the calendar year, and

(3) the current interest rate.


We set current interest rates periodically based on our discretion and according to our procedures that we have in effect at the time. We reserve the right to change these procedures. All interest rates are effective annual rates, but before deduction of annual administrative charges, any withdrawal charges and any optional benefit charges. See Appendix VIII later in this Prospectus for state variations.

Depending on the state where your contract was issued, your lifetime minimum ranges from 1.50% to 3.00%. The data page for your contract shows the lifetime minimum rate. Check with your financial professional as to which rate applies in your state. The minimum yearly rate will never be less than the lifetime minimum rate. The minimum yearly rate for 2010 is 1.50%, 2.25%, 2.75% or 3.00%, depending on your lifetime minimum rate. Current interest rates will never be less than the yearly guaranteed interest rate.


Generally, contributions and transfers into and out of the guaranteed interest option are limited. See "Transferring your money among the investment options" later in this Prospectus for restrictions on transfers from the guaranteed interest option.


FIXED MATURITY OPTIONS


We offer fixed maturity options with maturity dates ranging from one to ten years. We will not accept allocations to a fixed maturity option if, on the date the contribution or transfer is to be applied, the rate to maturity is 3%. This means that, at any given time, we may not offer fixed maturity options with all ten possible maturity dates. You can allocate your contributions to one or more of these fixed maturity options, however, you may not have more than 12 different maturities running during any contract year. This limit includes any maturities that have had any allocation or transfers, even if the entire amount is withdrawn or transferred during the contract year. These amounts become part of a non-unitized separate account. Interest is earned at a guaranteed rate we set for each fixed maturity option, based on our discretion and according to our procedures ("rate to maturity"). The total amount you allocate to and accumulate in each fixed maturity option is called the "fixed maturity amount." The fixed maturity options are not available in all states. Check with your financial professional or see Appendix VIII later in this Prospectus to see if fixed maturity options are available in your state.


--------------------------------------------------------------------------------
Fixed maturity options generally range from one to ten years to maturity.
--------------------------------------------------------------------------------

Under the Special 10 year fixed maturity option (which is available only under contracts that offer GPB Option 2), additional contributions will have the same maturity date as your initial contribution (See "The guaranteed principal benefits," below). The rate to maturity you will receive for each additional contribution is the rate to maturity in effect for new contributions allocated to that fixed maturity option on the date we apply your contribution.


On the maturity date of a fixed maturity option your fixed maturity amount, assuming you have not made any withdrawals or transfers, will equal your contribution to that fixed maturity option plus interest, at the rate to maturity for that contribution, to the date of the calculation. This is the fixed maturity option's "maturity value." Before maturity, the current value we will report for your fixed maturity amounts will reflect a market value adjustment. Your current value will reflect the market value adjustment that we would make if you were to withdraw all of your fixed maturity amounts on the date of the report. We call this your "market adjusted amount."


FIXED MATURITY OPTIONS AND MATURITY DATES. We offer fixed maturity options with maturity dates ranging from one to ten years. Not all of these fixed maturity options will be available for annuitant ages 76 and older. See "Allocating your contributions" below.

Each new contribution is applied to a new fixed maturity option. When you applied for an Accumulator(R) Plus(SM) contract, a 60-day rate lock-in was applied from the date the application was signed. Any contributions received and designated for a fixed maturity option during that period received the then current fixed maturity option rate or the rate that was in effect on the date that the application was signed, whichever had been greater. There is no rate lock available for subsequent contributions to the contract after 60 days, transfers from any of the variable investment options or the guaranteed interest option into a fixed maturity option or transfers from one fixed maturity option to another.

YOUR CHOICES AT THE MATURITY DATE. We will notify you between 15 and 45 days before each of your fixed maturity options is scheduled to mature. At that time, you may choose to have one of the following take place on the maturity date, as long as none of the restrictive conditions listed in "Allocating your contributions," below would apply:

(a) transfer the maturity value into another available fixed maturity option, any of the variable investment options or the guaranteed interest option; or

(b) withdraw the maturity value (there may be a withdrawal charge).


If we do not receive your choice on or before the fixed maturity option's maturity date, we will automatically transfer your maturity value into the shortest available maturity option beginning on that date. As of February 16, 2010, the next available maturity date was February 16, 2017. If no fixed maturity options are available, we will transfer your maturity value to the EQ/Money Market option.



26  Contract features and benefits
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MARKET VALUE ADJUSTMENT. If you make any withdrawals (including transfers, surrender of your contract, or when we make deductions for charges) from a fixed maturity option before it matures we will make a market value adjustment, which will increase or decrease any fixed maturity amount you have in that fixed maturity option. A market value adjustment will also apply if amounts in a fixed maturity option are used to purchase any annuity payment option prior to the maturity date and may apply on payment of a death benefit. The market value adjustment, positive or negative, resulting from a withdrawal or transfer (including a deduction for withdrawal charges) of a portion of the amount in the fixed maturity option will be a percentage of the market value adjustment that would apply if you were to withdraw the entire amount in that fixed maturity option. The market value adjustment applies to the amount remaining in a fixed maturity option and does not reduce the actual amount of a withdrawal. The amount applied to an annuity payout option will reflect the application of any applicable market value adjustment (either positive or negative). We only apply a positive market value adjustment to the amount in the fixed maturity option when calculating any death benefit proceeds under your contract. The amount of the adjustment will depend on two factors:

(a) the difference between the rate to maturity that applies to the amount being withdrawn and the rate we have in effect at that time for new fixed maturity options (adjusted to reflect a similar maturity date), and

(b)  the length of time remaining until the maturity date.

If fixed maturity option interest rates rise from the time that you originally allocate an amount to a fixed maturity option to the time that you take a withdrawal, the market value adjustment will be negative. Likewise, if fixed maturity option interest rates drop at the end of that time, the market value adjustment will be positive. Also, the amount of the market value adjustment, either up or down, will be greater the longer the time remaining until the fixed maturity option's maturity date. Therefore, it is possible that the market value adjustment could greatly reduce your value in the fixed maturity options, particularly in the fixed maturity options with later maturity dates.

We provide an illustration of the market adjusted amounts of specified maturity values, an explanation of how we calculate the market value adjustment, and information concerning our general account and investments purchased with amounts allocated to the fixed maturity options, in "More information" later in this Prospectus. Appendix III at the end of this Prospectus provides an example of how the market value adjustment is calculated.

ALLOCATING YOUR CONTRIBUTIONS

You may choose from among three ways to allocate your contributions under your contract: self-directed, the guaranteed principal benefits (at contract issue only), or dollar cost averaging. Subsequent contributions are allocated according to instructions on file unless you provide new instructions.

The contract is between you and AXA Equitable. The contract is not an investment advisory account, and AXA Equitable is not providing any investment advice or managing the allocations under your contract. In the absence of a specific written arrangement to the contrary, you, as the owner of the contract, have the sole authority to make investment allocations and other decisions under the contract. If your financial professional is with AXA Advisors, he or she is acting as a broker-dealer registered representative, and is not authorized to act as an investment advisor or to manage the allocations under your contract. If your financial professional is a registered representative with a broker-dealer other than AXA Advisors, you should speak with him/her regarding any different arrangements that may apply.


SELF-DIRECTED ALLOCATION

You may allocate your contributions to one or more, or all, of the variable investment options, the guaranteed interest option (subject to restrictions in certain states--see Appendix VIII later in this Prospectus for state variations) and fixed maturity options. Allocations must be in whole percentages and you may change your allocations at any time. No more than 25% of any contribution may be allocated to the guaranteed interest option. If you are an existing contract owner, this restriction may not apply. The total of your allocations into all available investment options must equal 100%. If the annuitant is age 76-80, you may allocate contributions to fixed maturity options with maturities of seven years or less. If the annuitant is age 81 or older, you may allocate contributions to fixed maturity options with maturities of five years or less. Also you may not allocate amounts to fixed maturity options with maturity dates that are later than the date annuity payments are to begin.


THE GUARANTEED PRINCIPAL BENEFITS (INCLUDING PRINCIPAL ASSURANCE)

We offered a Guaranteed principal benefit ("GPB") with two options. See Appendix VIII later in this Prospectus for more information on state availability and Appendix IX for contract variation and/or availability of these benefits. You could only elect one of the GPBs. We did not offer either GPB when the rate to maturity for the applicable fixed maturity option was 3%. Both GPB options allow you to allocate a portion of your total contributions to the variable investment options, while ensuring that your account value will at least equal your contributions adjusted for withdrawals and transfers on a specified date. GPB Option 2 generally provides you with the ability to allocate more of your contributions to the variable investment options than could be allocated using GPB Option 1 (also known as Principal assurance). If you elected either GPB, you could not elect the Guaranteed minimum income benefit, Principal Protector(SM), the systematic withdrawals option or the substantially equal withdrawals option. However, certain contract owners who elected GPB are not subject to these restrictions. See Appendix IX for information on what applies under your contract.

You could elect GPB Option 1 when the contract was issued (after age 75, only the 7-year fixed maturity option was available; for QP the annuitant must be age 70 or younger when the contract was issued). You could elect GPB Option 2 only if the annuitant was age 75 (70 for QP contracts) or younger when the contract was issued. If you purchased an IRA, QP or Rollover TSA contract, before you either purchased GPB Option 2 or elected GPB Option 1 with a maturity year that would extend beyond the year in which you will reach age 70-1/2, you should have considered whether your value in the variable investment options, guaranteed interest option and permissible funds outside the contract are sufficient to meet your required minimum dis-


                                              Contract features and benefits  27
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tributions. See "Tax information" later in this Prospectus. If you elected GPB
Option 2 and change ownership of the contract, GPB Option 2 will automatically terminate, except under certain circumstances. See "Transfers of ownership, collateral assignments, loans and borrowing" in "More information," later in this Prospectus for more information.


GUARANTEED PRINCIPAL BENEFIT OPTION 1 (UNDER CERTAIN CONTRACTS, THIS FEATURE IS CALLED "PRINCIPAL ASSURANCE"). GPB Option 1 was available at contract issue only. Under GPB Option 1, you selected a fixed maturity option at the time you signed your application. We specified a portion of your initial contribution (plus any applicable portion of the credit we pay) and allocated it to that fixed maturity option in an amount that will cause the maturity value to equal the amount of your entire initial contribution (plus any credit paid under your contract) on the fixed maturity option's maturity date. The percentage of your contribution allocated to the fixed maturity option was calculated based upon the rate to maturity then in effect for the fixed maturity option you chose. Your contract contains information on the amount of your contribution allocated to the fixed maturity option. The maturity date you selected generally could not be later than 10 years, or earlier than 7 years from your contract date. If you were to make any withdrawals or transfers from the fixed maturity option before the option's maturity date, the amount in the fixed maturity option will be adjusted and may no longer grow to equal your initial contribution under GPB Option 1. You allocated the remainder of your initial contribution to the variable investment options and guaranteed interest option however you chose (unless you elected a dollar cost averaging program, in which case the remainder of your initial contribution was allocated to the dollar cost averaging program). Upon the maturity date of the fixed maturity option, you will be provided with the same notice and the same choices with respect to the maturity value as described above under "Your choices at the maturity date." There is no charge for GPB Option 1. If GPB option 1 continues under the successor owner/annuitant feature, the account value will be reduced by the amount of any Credit attributable to any contributions made within one year of your death. If any portion of the Credit must be recovered from the fixed maturity option selected under GPB Option 1, the amount in the fixed maturity option may not grow to equal your initial contribution plus any applicable credit under GPB option 1.

GUARANTEED PRINCIPAL BENEFIT OPTION 2. GPB Option 2 was only available at contract issue. IF YOU PURCHASED GPB OPTION 2, YOU MAY NOT MAKE ADDITIONAL CONTRIBUTIONS TO YOUR CONTRACT AFTER SIX MONTHS FROM THE CONTRACT ISSUE DATE OR AT ANY EARLIER TIME IF AT SUCH TIME THE THEN APPLICABLE RATE TO MATURITY ON THE SPECIAL 10 YEAR FIXED MATURITY OPTION IS 3%. Therefore, any discussion in this Prospectus that involves any additional contributions after the first six months will be inapplicable. This feature was not available under all contracts.

We have specified the portion of your initial contribution (including any applicable portion of the credit we pay), and any additional permitted contributions, to be allocated to a Special 10 year fixed maturity option. Your contract contains information on the percentage of applicable contributions allocated to the Special 10 year fixed maturity option. You may allocate the rest of your contributions among the investment options (other than the Special 10 year fixed maturity option) however you choose, as permitted under your contract and other than the Investment simplifier (unless you elect a dollar cost averaging program, in which case all contributions, other than amounts allocated to the Special 10 year fixed maturity option, must be allocated to the dollar cost averaging program). The Special 10 year fixed maturity option will earn interest at the specified rate to maturity then in effect.

If on the 10th contract date anniversary, your annuity account value is less than the amount that is guaranteed under GPB Option 2, we will increase your annuity account value to be equal to the guaranteed amount under GPB Option 2. Any such additional amounts added to your annuity account value will be allocated to the EQ/Money Market investment option. After the maturity date of the Special 10 year fixed maturity option, the guarantee under GPB Option 2 will terminate. Upon the maturity date of the Special 10 year fixed maturity option, you will be provided with the same notice and the same choices with respect to the maturity value as described above under "Your choices at the maturity date." The guaranteed amount under GPB Option 2 is equal to your initial contribution adjusted for any additional permitted contributions (excluding any credit applied to your contract), transfers out of the Special 10 year fixed maturity option and withdrawals from the contract (see "How withdrawals (and transfers out of the Special 10 year fixed maturity option) affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Guaranteed principal benefit option 2" in "Accessing your money" later in this Prospectus). Any transfers or withdrawals from the Special 10 year fixed maturity option will also be subject to a market value adjustment (see "Market value adjustment" under "Fixed maturity options" above in this section).

If you purchased the Guaranteed principal benefit option 2, you cannot voluntarily terminate this benefit. GPB Option 2 will terminate if the contract terminates before the maturity date of the Special 10 year fixed maturity option. If the owner and the annuitant are different people and the owner dies before the maturity date of the Special 10 year fixed maturity option, we will continue GPB Option 2 only if the contract can continue through the maturity date of the Special 10 year fixed maturity option. If the contract cannot so continue, we will terminate GPB Option 2. GPB Option 2 will continue where there is a successor owner/annuitant. However, the account value will be reduced by the amount of any Credit attributable to any contributions made within one year of your death. If any portion of the Credit must be recovered from the Special 10-year fixed maturity option, the fixed maturity amount would be affected; however, the guaranteed amount under GPB option 2 will not be affected. GPB Option 2 will terminate upon the exercise of the beneficiary continuation option. See "Payment of death benefit" later in this Prospectus for more information about the continuation of the contract after the death of the owner and/or the annuitant.

There is a fee associated with GPB Option 2 (see "Charges and expenses" later in this Prospectus). You should note that the purchase of GPB Option 2 would not have been appropriate if you wanted to make additional contributions to your contract beyond the first six months after your contract was issued. If you later decide that you would like to make additional contributions to the Accumulator(R) Plus(SM) contract, we may permit you to purchase another contract. If we do,


28  Contract features and benefits
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however, you should note that we do not reduce or waive any of the charges on the new contract, nor do we guarantee that the features available under the contract will be available under the new contract. This means that you might end up paying more with respect to certain charges than if you had simply purchased a single contract (for example, the administrative charge).

The purchase of GPB Option 2 also would not have been appropriate if you planned on terminating your contract before the maturity date of the Special 10 year fixed maturity option. In addition, because we prohibit contributions to your contract after the first six months, certain contract benefits that are dependent upon contributions or account value will be limited (for example, the amount of your credit, the Guaranteed death benefits and Protection Plus). You should also note that if you intended to allocate a large percentage of your contributions to the guaranteed interest option or other fixed maturity options, the purchase of GPB Option 2 would not have been appropriate because of the guarantees already provided by these options. In addition, GPB Option 2 protects only contributions (not including the credit), and therefore your account value would have to decline in an amount greater than the credit in order for the benefit to apply. An example of the effect of GPB Option 1 and GPB Option 2 on your annuity contract is included in Appendix VI later in this Prospectus.


DOLLAR COST AVERAGING

We offer a variety of dollar cost averaging programs. You may only participate in one program at a time. Each program allows you to gradually allocate amounts to available investment options by periodically transferring approximately the same dollar amount to the investment options you select. Regular allocations to the variable investment options will cause you to purchase more units if the unit's value is low and fewer units if the unit's value is high. Therefore, you may get a lower average cost per unit over the long term. This plan of investing, however, does not guarantee that you will earn a profit or be protected against losses. You may not make transfers to the fixed maturity options.

--------------------------------------------------------------------------------
Units measure your value in each variable investment option.
--------------------------------------------------------------------------------

GENERAL DOLLAR COST AVERAGING PROGRAM. If your value in the EQ/Money Market option is at least $5,000, you may choose, at any time, to have a specified dollar amount or percentage of your value transferred from that option to the other variable investment options. You can select to have transfers made on a monthly, quarterly or annual basis. The transfer date will be the same calendar day of the month as the contract date, but not later than the 28th day of the month. You can also specify the number of transfers or instruct us to continue making the transfers until all amounts in the EQ/Money Market option have been transferred out. The minimum amount that we will transfer each time is $250.

If, on any transfer date, your value in the EQ/Money Market option is equal to or less than the amount you have elected to have transferred, the entire amount will be transferred. The dollar cost averaging program will then end. You may change the transfer amount once each contract year or cancel this program at any time.

INVESTMENT SIMPLIFIER

FIXED-DOLLAR OPTION. Under this option, you may elect to have a fixed-dollar amount transferred out of the guaranteed interest option and into the variable investment options of your choice. Transfers may be made on a monthly, quarterly or annual basis. You can specify the number of transfers or instruct us to continue to make transfers until all available amounts in the guaranteed interest option have been transferred out.

In order to elect the fixed-dollar option, you must have a minimum of $5,000 in the guaranteed interest option on the date we receive your election form at our processing office. The transfer date will be the same calendar day of the month as the contract date but not later than the 28th day of the month. The minimum transfer amount is $50. The fixed-dollar option is subject to the guaranteed interest option transfer limitations described under "Transferring your account value" in "Transferring your money among investment options" later in this Prospectus. While the program is running, any transfer that exceeds those limitations will cause the program to end for that contract year. You will be notified. You must send in a request form to resume the program in the next or subsequent contract years.

If, on any transfer date, your value in the guaranteed interest option is equal to or less than the amount you have elected to have transferred, the entire amount will be transferred, and the program will end. You may change the transfer amount once each contract year or cancel this program at any time.

INTEREST SWEEP OPTION. Under this option, you may elect to have monthly transfers from amounts in the guaranteed interest option into the variable investment options of your choice. The transfer date will be the last business day of the month. The amount we will transfer will be the interest credited to amounts you have in the guaranteed interest option from the last business day of the prior month to the last business day of the current month. You must have at least $7,500 in the guaranteed interest option on the date we receive your election. On the last day of each month, we check to see whether you have at least $7,500 in the guaranteed interest option. We will automatically cancel the interest sweep program if the amount in the guaranteed interest option is less than $7,500 on the last day of the month for two months in a row. For the interest sweep option, the first monthly transfer will occur on the last business day of the month following the month that we receive your election form at our processing office.

                      ----------------------------------

You may not currently participate in any dollar cost averaging program if you are participating in the Option II rebalancing program. Only investment simplifier is available with the Option I rebalancing program. If you elect a GPB, you may also elect the General dollar cost averaging program. If you elect either of these programs, everything other than amounts allocated to the fixed maturity option under the GPB must be allocated to that dollar cost averaging program. You may still elect the Investment simplifier for amounts transferred from investment options (other than the fixed maturity option under the GPB you have elected), and, for GPB Option 1, you may also elect Investment simplifier for subsequent contributions. You may only participate in one dollar cost averaging program at a time. See


                                              Contract features and benefits  29
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"Transferring your money among investment options" later in this Prospectus.
Also, for information on how the dollar cost averaging program you select may affect certain guaranteed benefits see "Guaranteed minimum death benefit and Guaranteed minimum income benefit (or the "Living Benefit") base" below.

We do not deduct a transfer charge for any transfer made in connection with our dollar cost averaging and Investment Simplifier programs. Not all dollar cost averaging programs are available in all states. See Appendix VIII later in this Prospectus for more information on state availability.


CREDITS

A credit will also be allocated to your account value at the same time that we allocate your contribution. Credits are allocated to the same investment options based on the same percentages used to allocate your contributions. If you elected Principal Protector(SM) the credit amounts attributable to your contributions are not included for purposes of calculating your Guaranteed withdrawal benefit ("GWB") (see "Principal Protector(SM)" later in this Prospectus for more information) benefit base.
The amount of the credit will be 4%, 4.5% or 5% of each contribution based on the following breakpoints and rules:


-------------------------------------------------------------
                                      CREDIT PERCENTAGE
FIRST YEAR TOTAL CONTRIBUTIONS*           APPLIED TO
          BREAKPOINTS                   CONTRIBUTIONS(+)
-------------------------------------------------------------
Less than $500,000                             4%
-------------------------------------------------------------
$500,000-$999,999.99                          4.5%
-------------------------------------------------------------
$1 million or more                             5%
-------------------------------------------------------------

----------------------
* First year total contributions means your total contributions made in the first contract year.
+ If you already own an Accumulator(R) Plus contract, the credit percentages applied to your contributions may be higher. See Appendix IX for the credit percentages that apply to your contract.

The percentage of the credit is based on your first year total contributions. If you purchased GPB Option 2, you may not make additional contributions after the first six months. This credit percentage is credited to your initial contribution and each additional contribution made in the first contract year (after adjustment as described below), as well as those in the second and later contract years. The credit is applied to an additional contribution only to the extent that the sum of that contribution and all prior contributions to which no Credit was applied exceeds the total withdrawals made from the contract since the issue date.(1) Although the credit, as adjusted at the end of the first contract year, is based upon first year total contributions, the following rules affect the percentage with which contributions made in the first contract year are credited during the first contract year:

o Indication of intent: If you indicated in the application at the time you purchased your contract an intention to make additional contributions to meet one of the breakpoints (the "Expected First Year Contribution Amount") and your initial contribution was at least 50% of the Expected First Year Contribution Amount, your credit percentage is as follows:

   o For any contributions resulting in total contributions to date less than or equal to your Expected First Year Contribution Amount, the credit percentage is the percentage that applies to the Expected First Year Contribution Amount based on the table above.

   o For any subsequent contribution that results in your total contri butions to date exceeding your Expected First Year Contribution Amount, such that the credit percentage should have been higher, we will increase the credit percentage applied to that contribution, as well as any prior or subsequent contributions made in the first contract year, accordingly.

   o If at the end of the first contract year your total contributions were lower than your Expected First Year Contribution Amount such that the credit applied should have been lower, we will recover any Excess Credit. The Excess Credit is equal to the difference between the credit that was actually applied based on your Expected First Year Contribution Amount (as applicable) and the credit that should have been applied based on first year total contributions.

   o The "Indication of intent" approach to first year contributions is not available in all states. Please see Appendix VIII later in this Prospectus for information on state availability.

o  No indication of intent:

   o For your initial contribution (if available in your state), we applied the credit percentage based upon the above table.

   o For any subsequent contribution that results in a higher appli cable credit percentage (based on total contributions to date), we will increase the credit percentage applied to that contribution, as well as any prior or subsequent contributions made in the first contract year, accordingly.

In addition to the recovery of any Excess Credit, we will recover all of the credit or a portion of the credit in the following situations:

o If you exercise your right to cancel the contract, we will recover the entire credit made to your contract (see "Your right to cancel within a certain number of days" later in this Prospectus)(2)

o If you start receiving annuity payments within three years of making any contribution, we will recover the credit that applies to any contribution made within the prior three years. Please see Appendix VIII later in this Prospectus for information on state variations.

o If the annuitant dies during the one-year period following our receipt of a contribution to which a credit was applied, we will recover the amount of such Credit.(1) See "Guaranteed principal benefit option 1" and "Guaranteed principal benefit option 2" earlier in this section; "Guaranteed minimum death benefit," "Principal


----------------------
(1) See Appendix IX later in this Prospectus for contract variations.

(2) The amount we return to you upon exercise of this right to cancel will not include any credit or the amount of charges deducted prior to cancellation but will reflect, except in states where we are required to return the amount of your contributions, any investment gain or loss in the variable investment options associated with your contributions and with the full amount of the credit.


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   Protector(SM)" and "Protection Plus(SM)" later in this section; and "Your beneficiary and payment of benefit"; "Successor owner and annuitant"; "Spousal protection"; and "Beneficiary continuation option" in "Payment of death benefit," later in this Prospectus.

We will recover any credit on a pro rata basis from the value in your variable investment options and guaranteed interest option. If there is insufficient value or no value in the variable investment options and guaranteed interest option, the fixed maturity options in order of the earliest maturing date(s), any additional amount of the withdrawal required or the total amount of the withdrawal will be withdrawn from the Special 10 year fixed maturity option. A market value adjustment may apply to withdrawals from the fixed maturity options.

We do not consider credits to be contributions for purposes of any discussion in this Prospectus. Credits are also not considered to be part of your investment in the contract for tax purposes.

We use a portion of the mortality and expense risks charge and withdrawal charge to help recover our cost of providing the credit. See "Charges and expenses" later in this Prospectus. The charge associated with the credit may, over time, exceed the sum of the credit and any related earnings. You should have considered this possibility before you purchased the contract.


GUARANTEED MINIMUM DEATH BENEFIT AND GUARANTEED MINIMUM INCOME BENEFIT BASE

The Guaranteed minimum death benefit base and Guaranteed minimum income benefit base (hereinafter, in this section called your "benefit base") are used to calculate the Guaranteed minimum income benefit (known as the "Living Benefit" under certain existing contracts) and the death benefits, as described in this section. The benefit base for the Guaranteed minimum income benefit and an enhanced death benefit will be calculated as described below in this section whether these options are elected individually or in combination. Your benefit base is not an account value or a cash value. See also "Guaranteed minimum income benefit option" and "Guaranteed minimum death benefit" below.

STANDARD DEATH BENEFIT. Your benefit base is equal to:

o  your initial contribution and any additional contributions to the contract;
   less

o a deduction that reflects any withdrawals you make (including any applicable withdrawal charges). The amount of this deduction is described under "How withdrawals (and transfers out of the Special 10 year fixed maturity option) affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Guaranteed principal benefit option 2" in "Accessing your money" later in this Prospectus. The amount of any withdrawal charge is described under "Withdrawal charge" in "Charges and expenses" later in the Prospectus.


6% (OR 5%) ROLL-UP TO AGE 85 (USED FOR THE 6% ROLL-UP TO AGE 85 ENHANCED DEATH BENEFIT AND THE GREATER OF THE 6% (OR 5%) ROLL-UP TO AGE 85 ENHANCED DEATH BENEFIT OR THE ANNUAL RATCHET TO AGE 85 ENHANCED DEATH BENEFIT AND FOR THE GUARANTEED MINIMUM INCOME BENEFIT). Your benefit base is equal to:

o  your initial contribution and any additional contributions to the contract;
   plus

o  daily roll-up; less

o a deduction that reflects any withdrawals you make (including any applicable withdrawal charges). The amount of this deduction is described under "How withdrawals (and transfers out of the Special 10 year fixed maturity option) affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Guaranteed principal benefit option 2" in "Accessing your money" and the section entitled "Charges and expenses" later in this Prospectus. The amount of any withdrawal charge is described under "Withdrawal charge" in "Charges and expenses" later in the Prospectus.

The effective annual roll-up rate credited to this benefit base is:


o 6% (or 5%) with respect to the variable investment options (other than EQ/Intermediate Government Bond Index and EQ/Money Market); the effective annual rate is 4% in Washington. Please see Appendix VIII later in this Prospectus to see what roll-up rate applies in your state or Appendix IX for what applies to your contract; and

o 3% with respect to the EQ/Intermediate Government Bond Index and EQ/Money Market, the fixed maturity options, the Special 10 year fixed maturity option, the guaranteed interest option and the loan reserve account under Rollover TSA (if applicable).


The benefit base stops rolling up after the contract date anniversary following the annuitant's 85th birthday.

ANNUAL RATCHET TO AGE 85 (USED FOR THE ANNUAL RATCHET TO AGE 85 ENHANCED DEATH BENEFIT AND THE GREATER OF THE 6% (OR 5%) ROLL-UP TO AGE 85 OR THE ANNUAL RATCHET TO AGE 85 ENHANCED DEATH BENEFIT AND FOR THE GUARANTEED MINIMUM INCOME BENEFIT). If you have not taken a withdrawal from your contract, your benefit base is equal to the greater of either:

o your initial contribution to the contract (plus any additional contributions),

or

o your highest account value on any contract date anniversary up to the contract date anniversary following the owner's (or older joint owner's, if applicable) 85th birthday (plus any contributions made since the most recent Annual Ratchet).


If you have taken a withdrawal from your contract, your benefit base will be reduced from the amount described above. See "How withdrawals (and transfers out of the Special 10 year fixed maturity option) affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Guaranteed principal benefit option 2" in "Accessing your money" later in this Prospectus. The amount of any withdrawal charge is described under "Withdrawal charge" in "Charges and expenses" later in this Prospectus. At any time after a withdrawal, your benefit base is equal to the greater of either:


o your benefit base immediately following the most recent withdrawal (plus any additional contributions made after the date of such withdrawal),

or

                                              Contract features and benefits  31
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o  your highest account value on any contract date anniversary after the date of the most recent withdrawal, up to the contract date anniversary following the owner's (or older joint owner's, if applicable) 85th birthday (plus any contributions made since the most recent Annual Ratchet after the date of such withdrawal).



GREATER OF THE 6% (OR 5%) ROLL-UP TO AGE 85 OR THE ANNUAL RATCHET TO AGE 85 ENHANCED DEATH BENEFIT AND THE GUARANTEED MINIMUM INCOME BENEFIT. Your benefit base is equal to the greater of the benefit base computed for the 6% (or 5%) Roll-Up to age 85 or the benefit base computed for the Annual Ratchet to age 85, as described immediately above. For the Guaranteed minimum income benefit, the benefit base is reduced by any applicable withdrawal charge remaining when the option is exercised. For more information, see "Withdrawal charge" in "Charges and expenses" later in the Prospectus.



GUARANTEED MINIMUM DEATH BENEFIT/GUARANTEED MINIMUM INCOME BENEFIT ROLL-UP BENEFIT BASE RESET. If both the Guaranteed minimum income benefit AND the Greater of the 6% Roll-Up to age 85 or the Annual Ratchet to age 85 enhanced death benefit (the "Greater of enhanced death benefit") are elected, you may reset the Roll-Up benefit base for these guaranteed benefits to equal the account value as of the 5th or later contract date anniversary. The reset amount would equal the account value as of the contract date anniversary on which you reset your Roll-Up benefit base. The 6% Roll-Up continues to age 85 on any reset benefit base.

We will send you a notice in each year that the Roll-Up benefit base is eligible to be reset, and you will have 30 days from your contract date anniversary to reset your Roll-Up benefit base. Each time you reset the Roll-Up benefit base your Roll-Up benefit will not be eligible for another reset for five years. If after your death your spouse continues the contract as Successor owner/annuitant, the benefit base will be eligible to be reset either five years from the contract date or from the last reset date, if applicable. The last age at which the benefit base is eligible to be reset is annuitant age 75.


It is important to note that once you have reset your Roll-Up benefit base, a new waiting period to exercise the Guaranteed minimum income benefit will apply from the date of reset; you may not exercise until the tenth contract date anniversary following the reset or, if later, the earliest date you would have been permitted to exercise without regard to the reset. See "Exercise rules" under "Guaranteed minimum income benefit option" below for more information. Please note that in almost all cases, resetting your Roll-Up benefit base will lengthen the exercise waiting period. Also, even when there is no additional charge when you reset your Roll-Up benefit base, the total dollar amount charged on future contract date anniversaries may increase as a result of the reset since the charges may be applied to a higher benefit base than would have been otherwise applied. See "Charges and expenses" in the Prospectus.

The Roll-Up benefit base for both the Greater of enhanced death benefit and the Guaranteed minimum income benefit are reset simultaneously when you request a Roll-Up benefit base reset. You cannot elect a Roll-Up benefit base reset for one benefit and not the other.

For information about whether the Guaranteed death benefit/
Guaranteed minimum income benefit roll-up benefit base reset is available under your contract, please see Appendix IX later in this Prospectus. The availability of the Guaranteed minimum death benefit/ guaranteed minimum income benefit roll-up benefit base reset is also subject to state approval. Please contact your financial professional for more information about availability in your state.


ANNUITY PURCHASE FACTORS

Annuity purchase factors are the factors applied to determine your periodic payments under the Guaranteed minimum income benefit and annuity payout options. The Guaranteed minimum income benefit is discussed under "Guaranteed minimum income benefit option" below and annuity payout options are discussed under "Your annuity payout options" in "Accessing your money" later in this Prospectus. Your contract specifies different guaranteed annuity purchase factors for the Guaranteed minimum income benefit and the annuity payout options. We may provide more favorable current annuity purchase factors for the annuity payout options. Annuity purchase factors are based on interest rates, mortality tables, frequency of payments, the form of annuity benefit, and the annuitant's (and any joint annuitant's) age and sex in certain instances.


GUARANTEED MINIMUM INCOME BENEFIT OPTION

(DEPENDING ON WHEN YOU PURCHASED YOUR CONTRACT, THIS BENEFIT MAY BE CALLED THE "LIVING BENEFIT." SEE APPENDIX IX LATER IN THIS PROSPECTUS FOR MORE INFORMATION.)

The Guaranteed minimum income benefit was available if the annuitant was age 20 through 75 at the time the contract was issued. There is an additional charge for the Guaranteed minimum income benefit which is described under "Guaranteed minimum income benefit charge" in "Charges and expenses" later in this Prospectus. Once you purchase the Guaranteed minimum income benefit, you may not voluntarily terminate this benefit.

This feature is not available if you elected a GPB option or Principal Protector(SM). Depending on when you purchased your contract, the Guaranteed minimum income benefit rider may have been available with Principal assurance.

If the annuitant was older than age 60 at the time an IRA, QP or Rollover TSA contract was issued, the Guaranteed minimum income benefit may not be an appropriate feature because the minimum distributions required by tax law generally must begin before the Guaranteed minimum income benefit can be exercised. If the owner and annuitant are different in an NQ contract, there may be circumstances where the benefit may not be exercisable after an owner's death.

Depending on when you purchased your contract, if you elected the Guaranteed minimum income benefit option and change ownership of the contract, this benefit will automatically terminate, except under certain circumstances. See "Transfers of ownership, collateral assignments, loans and borrowing" in "More information," later in this Prospectus for more information. Also, for more information about when the Guaranteed minimum income benefit will terminate under your contract, please see Appendix IX later in this Prospectus.


32  Contract features and benefits
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The Guaranteed minimum income benefit guarantees you a minimum amount of fixed income under your choice of a life annuity fixed payout option or a life with a period certain payout option. Depending on when you purchased your contract, your options may be different. See Appendix IX later in this Prospectus for more information. You choose which of these payout options you want and whether you want the option to be paid on a single or joint life basis at the time you exercise your Guaranteed minimum income benefit. The maximum period certain available under the life with a period certain payout option is 10 years. This period may be shorter, depending on the annuitant's age as follows:



--------------------------------------------
              LEVEL PAYMENTS
--------------------------------------------
                      PERIOD CERTAIN YEARS
ANNUITANT'S AGE AT   ----------------------
    EXERCISE              IRAS         NQ
--------------------------------------------
  75 and younger           10          10
        76                  9          10
        77                  8          10
        78                  7          10
        79                  7          10
        80                  7          10
        81                  7           9
        82                  7           8
        83                  7           7
        84                  6           6
        85                  5           5
--------------------------------------------

We may also make other forms of payout options available. For a description of payout options, see "Your annuity payout options" in "Accessing your money" later in this Prospectus.

--------------------------------------------------------------------------------
The Guaranteed minimum income benefit, should be regarded as a safety net only. It provides income protection if you elect an income payout while the annuitant is alive.
--------------------------------------------------------------------------------

When you exercise the Guaranteed minimum income benefit, the annual lifetime income that you will receive will be the greater of (i) your Guaranteed minimum income benefit which is calculated by applying your Guaranteed minimum income benefit base less, any applicable withdrawal charge remaining, to guaranteed annuity purchase factors, or (ii) the income provided by applying your account value to our then current annuity purchase factors. For Rollover TSA only, we will subtract from the Guaranteed minimum income benefit base or account value any outstanding loan, including interest accrued but not paid. You may also elect to receive monthly or quarterly payments as an alternative. If you elect monthly or quarterly payments, the aggregate payments you receive in a contract year will be less than what you would have received if you had elected an annual payment, as monthly and quarterly payments reflect the time value of money with regard to both interest and mortality. The benefit base is applied only to the guaranteed annuity purchase factors under the Guaranteed minimum income benefit in your contract and not to any other guaranteed or current annuity purchase rates. The amount of income you actually receive will be determined when we receive your request to exercise the benefit.

When you elect to receive annual lifetime income, your contract (including its death benefit and any account or cash values) will terminate and you will receive a new contract for the annuity payout option. For a discussion of when your payments will begin and end, see "Exercise of Guaranteed minimum income benefit" below.

The Guaranteed minimum income benefit provides a form of insurance and is based on conservative actuarial factors. The guaranteed annuity purchase factors we use to determine your payout annuity benefit under the Guaranteed minimum income benefit are more conservative than the guaranteed annuity purchase factors we use for our standard payout annuity options. This means that, assuming the same amount is applied to purchase the benefit and that we use guaranteed annuity purchase factors to compute the benefit, each periodic payment under the Guaranteed minimum income benefit payout annuity will be smaller than each periodic payment under our standard payout annuity options. Therefore, even if your account value is less than your benefit base, you may generate more income by applying your account value to current annuity purchase factors. We will make this comparison for you when the need arises.

GUARANTEED MINIMUM INCOME BENEFIT "NO LAPSE GUARANTEE". Subject to state availability, in general, if your account value falls to zero, (except as discussed below, if your account value falls to zero due to a withdrawal that causes your total contract year withdrawals to exceed 6% of the Roll-Up benefit base as of the beginning of the contract year), the Guaranteed minimum income benefit will be exercised automatically, based on the annuitant's current age and benefit base, as follows:

o You will be issued a supplementary contract based on a single life with a maximum 10 year period certain. Payments will be made annually starting one year from the date the account value fell to zero. Upon exercise, your contract (including its death benefit and any account or cash values) will terminate.

o You will have 30 days from when we notify you to change the payout option and/or the payment frequency.

Please note that we will not automatically exercise the Guaranteed minimum income benefit, as described above, if you have a TSA contract and withdrawal restrictions apply.

The no lapse guarantee will terminate under the following circumstances:

o If your account value falls to zero due to a withdrawal that causes your total contract year withdrawals to exceed 6% of the Roll-Up benefit base (as of the beginning of the contract year);

o If your aggregate withdrawals during any contract year exceed 6% of the Roll-Up benefit base (as of the beginning of the contract year);

o  On the contract date anniversary following the annuitant's 85th birthday.

For information about whether the Guaranteed minimum income benefit no lapse guarantee is available under your contract, please see Appendix IX later in this Prospectus. The availability of the Guaranteed minimum income benefit no lapse guarantee is dependent on when,


                                              Contract features and benefits  33
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and in what state, you purchased your contract. Please see Appendices VIII and
IX, later in this Prospectus.


ILLUSTRATIONS OF GUARANTEED MINIMUM INCOME BENEFIT. Assuming the 6% Roll-Up to age 85 benefit base, the table below illustrates the Guaranteed minimum income benefit amounts per $100,000 of initial contribution, for a male annuitant age 60 (at issue) on the contract date anniversaries indicated, who has elected the life annuity fixed payout option, using the guaranteed annuity purchase factors as of the date of this Prospectus, assuming no additional contributions, withdrawals or loans under Rollover TSA contracts, and assuming there were no allocations to the EQ/Intermediate Government Bond Index, EQ/Money Market, the guaranteed interest option, the fixed maturity options (including the Special 10 year fixed maturity option, if available) or the loan reserve account under Rollover TSA contracts.



----------------------------------------------------
                              GUARANTEED MINIMUM
     CONTRACT DATE         INCOME BENEFIT -- ANNUAL
 ANNIVERSARY AT EXERCISE   INCOME PAYABLE FOR LIFE
----------------------------------------------------
            10                    $11,891
            15                    $18,597
----------------------------------------------------

EXERCISE OF GUARANTEED MINIMUM INCOME BENEFIT. On each contract date anniversary that you are eligible to exercise the Guaranteed minimum income benefit, we will send you an eligibility notice illustrating how much income could be provided as of the contract date anniversary. You must notify us within 30 days following the contract date anniversary if you want to exercise the Guaranteed minimum income benefit. You must return your contract to us along with all required information within 30 days following your contract date anniversary in order to exercise this benefit. You will begin receiving annual payments one year after the annuity payout contract is issued. If you choose monthly or quarterly payments, you will receive your payment one month or one quarter after the annuity payment contract is issued. You may choose to take a withdrawal prior to exercising the Guaranteed minimum income benefit, which will reduce your payments. You may not partially exercise this benefit. See "Accessing your money" under "Withdrawing your account value" later in this Prospectus. Payments end with the last payment before the annuitant's (or joint annuitant's, if applicable) death, or if later, the end of the period certain (where the payout option chosen includes a period certain).


EXERCISE RULES. You will be eligible to exercise the Guaranteed minimum income benefit during your life and the annuitant's life, as follows:


o If the annuitant was at least age 20 and not older than age 44 when the contract was issued, you are eligible to exercise the Guaranteed minimum income benefit within 30 days following each contract date anniversary beginning with the 15th contract date anniversary.

o If the annuitant was at least age 45 and not older than age 49 when the contract was issued, you are eligible to exercise the Guaranteed minimum income benefit within 30 days following each contract date anniversary after the annuitant is age 60.

o If the annuitant was at least age 50 and no older than age 75 when the contract was issued, you are eligible to exercise the Guaranteed minimum income benefit within 30 days following each contract date anniversary beginning with the 10th contract date anniversary.

Please note:

(i) the latest date you may exercise the Guaranteed minimum income benefit is within 30 days following the contract date anniversary following the annuitant's 85th birthday;

(ii) if the annuitant was age 75 when the contract was issued or the Roll-Up benefit base was reset, if applicable, the only time you may exercise the Guaranteed minimum income benefit is within 30 days following the contract date anniversary following the annuitant's attainment of age 85.

(iii) for Accumulator(R) Plus(SM) QP contracts, the Plan participant can exercise the Guaranteed minimum income benefit only if he or she elects to take a distribution from the Plan and, in connection with this distribution, the Plan's trustee changes the ownership of the contract to the participant. This effects a rollover of the Accumulator(R) Plus(SM) QP contract into an Accumulator(R) Rollover IRA. This process must be completed within the 30-day time frame following the contract date anniversary in order for the Plan participant to be eligible to exercise. However, if the Guaranteed minimum income benefit is automatically exercised as a result of the no lapse guarantee (if available), a rollover into an IRA will not be effected and payments will be made directly to the trustee;

(iv) for Accumulator(R) Plus(SM) Rollover TSA contracts, you may exercise the Guaranteed minimum income benefit only if you effect a rollover of the TSA contract to an Accumulator(R) Plus(SM) Rollover IRA. This may only occur when you are eligible for a distribution from the TSA. This process must be completed within the 30-day timeframe following the contract date anniversary in order for you to be eligible to exercise;

(v) if you reset the Roll-Up benefit base (if available and as described earlier in this section), your new exercise date will be the tenth contract date anniversary following the reset or, if later, the earliest date you would have been permitted to exercise without regard to the reset. Please note that in almost all cases, resetting your Roll-Up benefit base will lengthen the waiting period;

(vi) a successor owner/annuitant may only continue the Guaranteed minimum income benefit if the contract is not past the last date on which the original annuitant could have exercised the benefit. In addition, the successor owner/annuitant must be eligible to continue the benefit and to exercise the benefit under the applicable exercise rule (described in the above bullets) using the following additional rules. The successor owner/annuitant's age on the date of the annuitant's death replaces the annuitant's age at issue for purposes of determining the availability of the benefit and which of the exercise rules applies. The original contract issue date will continue to apply for purposes of the exercise rules. If Spousal Protection is available under your contract and is elected, and the spouse who is the annuitant dies, the above rules apply if the contract is continued by the surviving spouse as the successor owner annuitant; and


34  Contract features and benefits
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(vii) if you are the owner but not the annuitant and you die prior to exercise, then the following applies:

      o A successor owner who is not the annuitant may not be able to exercise the Guaranteed minimum income benefit without causing a tax problem. You should consider naming the annuitant as successor owner, or if you do not name a successor owner, as the sole primary beneficiary. You should carefully review your successor owner and/or beneficiary designations at least one year prior to the first contract date anniversary on which you could exercise the benefit.

      o If the successor owner is the annuitant, the Guaranteed minimum income benefit continues only if the benefit could be exercised under the rules described above on a contract date anniversary that is within one year following the owner's death. This would be the only opportunity for the successor owner to exercise. If the Guaranteed minimum income benefit cannot be exercised within this timeframe, the benefit will terminate and the charge for it will no longer apply as of the date we receive proof of your death and any required information.

      o If you designate your surviving spouse as successor owner, the Guaranteed minimum income benefit continues and your surviving spouse may exercise the benefit according to the rules described above, even if your spouse is not the annuitant and even if the benefit is exercised more than one year after your death. If your surviving spouse dies prior to exercise, the rule described in the previous bullet applies.

      o A successor owner or beneficiary that is a trust or other non- natural person may not exercise the benefit; in this case, the benefit will terminate and the charge for it will no longer apply as of the date we receive proof of your death and any required information.

See "When an NQ contract owner dies before the annuitant" under "Payment of death benefit" later in this Prospectus for more information.

Please see both "Insufficient account value" in "Determining your contract value" and "How withdrawals (and transfers out of the Special 10 year fixed maturity option) affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Guaranteed principal benefit option 2" in "Accessing your money" and the section entitled "Charges and expenses" later in this Prospectus for more information on these guaranteed benefits.


GUARANTEED MINIMUM DEATH BENEFIT

Your contract provides a standard death benefit. If you did not elect one of the enhanced death benefits described below, the death benefit is equal to your account value (without adjustment for any otherwise applicable negative market value adjustment) as of the date we receive satisfactory proof of death, any required instructions for the method of payment, information and forms necessary to effect payment, OR the standard death benefit, whichever provides the higher amount. The standard death benefit is equal to your total contributions (adjusted for any withdrawals and any withdrawal charges, and any taxes that apply). The standard death benefit was the only death benefit available for annuitants who were ages 76 to 80 at issue. The applicable issue ages may be different for certain contract owners, depending on when you purchased your contract. Please see Appendix IX later in this Prospectus for more information. Once your contract has been issued, you may not change or voluntarily terminate your death benefit.

If you elected one of the guaranteed death benefits, the death benefit is equal to your account value (without adjustment for any otherwise applicable negative market value adjustment) as of the date we receive satisfactory proof of the annuitant's death, any required instructions for the method of payment, information and forms necessary to effect payment, OR your elected guaranteed death benefit on the date of the annuitant's death (adjusted for any subsequent withdrawals, withdrawal charges and taxes that apply) whichever provides the higher amount. If you elected the Spousal protection option, if available, the Guaranteed minimum death benefit is based on the age of the older spouse, who may or may not be the annuitant, for the life of the contract. See "Spousal protection" in "Payment of death benefit" later in this Prospectus for more information.

Any of the enhanced death benefits or the standard death benefit can be elected by themselves or with the Guaranteed minimum income benefit.

If you elected one of the enhanced death benefit options described below and change ownership of the contract, generally the benefit will automatically terminate, except under certain circumstances. If this occurs, any enhanced death benefit elected will be replaced with the standard death benefit. See "Transfers of ownership, collateral assignments, loans and borrowing" in "More information," later in this Prospectus for more information.

If the annuitant dies during the one-year period following our receipt of a contribution, the account value used to calculate the applicable guaranteed minimum death benefit will not reflect any Credits applied in the one-year period prior to death.


OPTIONAL ENHANCED DEATH BENEFITS APPLICABLE FOR ANNUITANTS AGES 0 THROUGH 75 AT ISSUE OF NQ CONTRACTS; 20 THROUGH 75 AT ISSUE OF ROLLOVER IRA, ROTH CONVERSION IRA AND ROLLOVER TSA CONTRACTS; AND 20 THROUGH 70 AT ISSUE OF QP CONTRACTS. DEPENDING ON WHEN YOU PURCHASED YOUR CONTRACT, YOUR AVAILABLE ISSUE AGES MAY HAVE BEEN OLDER AT THE TIME YOU PURCHASED YOUR CONTRACT.

Subject to state and contract availability (please see Appendix VIII for state availability of these benefits and Appendix IX for contract variations later in this Prospectus), the following enhanced death benefits were available:

o  ANNUAL RATCHET TO AGE 85.

o  6% ROLL-UP TO AGE 85.

o  THE GREATER OF 5% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85.

o  THE GREATER OF 6% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85.


                                              Contract features and benefits  35
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Each enhanced death benefit is equal to its corresponding benefit base described earlier in "Guaranteed minimum death benefit and Guaranteed minimum income benefit base." Once you have made your enhanced death benefit election, you may not change it.

If you elected Principal Protector(SM), only the standard death benefit and the Annual Ratchet to Age 85 enhanced death benefit were available.

Please see both "Insufficient account value" in "Determining your contract value" and "How withdrawals (and transfers out of the Special 10 year fixed maturity option) affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Guaranteed principal benefit option 2" in "Accessing your money" and the section entitled "Charges and expenses" later in this Prospectus for more information on these guaranteed benefits.

See Appendix IV later in this Prospectus for an example of how we calculate an enhanced minimum death benefit.

PROTECTION PLUS(SM)


The following section provides information about the Protection Plus(SM) option, which was only available at the time you purchased your contract. If Protection Plus(SM) was not elected when the contract was first issued, neither the owner nor the successor owner/annuitant can add it subsequently. Protection Plus(SM) is an additional death benefit as described below. See the appropriate part of "Tax information" later in this Prospectus for the potential tax consequences of having purchased the Protection Plus(SM) feature in an NQ, IRA or Rollover TSA contract. If you purchased the Protection Plus(SM) feature, you may not voluntarily terminate the feature. If you elected Principal Protector(SM), the Protection Plus(SM) feature is not available.


Depending on when you purchased your contract, if you elected the Protection Plus(SM) option described below and change ownership of the contract, generally this benefit will automatically terminate, except under certain circumstances. See "Transfers of ownership, collateral assignments, loans and borrowing" in "More information," later in this Prospectus for more information.

If the annuitant was 70 or younger when we issued your contract (or if the successor owner/annuitant is 70 or younger when he or she becomes the successor owner/annuitant and Protection Plus(SM) had been elected at issue), the death benefit will be:

the greater of:

o  the account value or

o  any applicable death benefit

Increased by:

o  such death benefit less total net contributions, multiplied by 40%.

For purposes of calculating your Protection Plus(SM) benefit, the following applies: (i) "Net contributions" are the total contributions made (or if applicable, the total amount that would otherwise have been paid as a death benefit had the successor owner/annuitant election not been made plus any subsequent contributions) adjusted for each withdrawal that exceeds your Protection Plus(SM) earnings. "Net contributions" are reduced by the amount of that excess. Protection Plus(SM) earnings are equal to (a) minus (b) where (a) is the greater of the account value and the death benefit immediately prior to the withdrawal and (b) is the net contributions as adjusted by any prior withdrawals (credit amounts are not included in "net contributions"); and (ii) "Death benefit" is equal to the greater of the account value as of the date we receive satisfactory proof of death or any applicable Guaranteed minimum death benefit as of the date of death. If you are an existing contract owner and not a new purchaser, your net contributions may be reduced on a pro rata basis to reflect withdrawals (including withdrawal charges and any TSA loans). For information about what applies to your contract, see Appendix IX later in this Prospectus.

For purposes of calculating the Protection Plus(SM) benefit, if any contributions are made in the one-year period prior to death of the annuitant, the account value will not include any Credits applied in the one-year period prior to death.

If the annuitant was age 71 through 75 (this age may be higher for certain contract owners, depending on when you purchased your contract) when we issued your contract (or if the successor owner/ annuitant is between the ages of 71 and 75 when he or she becomes the successor owner/annuitant and Protection Plus(SM) had been elected at issue), the death benefit will be:

the greater of:

o  the account value or

o  any applicable death benefit

o  Increased by:

o such death benefit (as described above) less total net contributions, multiplied by 25%.

The value of the Protection Plus(SM) death benefit is frozen on the first contract date anniversary after the annuitant turns age 80, except that the benefit will be reduced for withdrawals on a pro rata basis. Reduction on a pro rata basis means that we calculate the percentage of the current account value that is being withdrawn and we reduce the benefit by that percentage. For example, if the account value is $30,000 and you withdraw $12,000, you have withdrawn 40% of your account value. If the benefit is $40,000 before the withdrawal, it would be reduced by $16,000 ($40,000 X .40) and the benefit after the withdrawal would be $24,000 ($40,000-$16,000).

For an example of how the Protection Plus(SM) death benefit is calculated, please see Appendix VII.

If you elected Spousal protection, the Protection Plus(SM) benefit is based on the age of the older spouse, who may or may not be the annuitant. Upon the death of the non-annuitant spouse, the account value will be increased by the value of the Protection Plus(SM) benefit as of the date we receive due proof of death. Upon the death of the annuitant, the value of the Protection Plus(SM) benefit is either added to the death benefit payment or to the account value if Successor owner/annuitant is elected. If the surviving spouse elects to continue the contract, the benefit will be based on the age of the surviving spouse as of the date of the deceased spouse's death for the remainder of the contract if the surviving spouse is age 75 or older, the benefit will terminate and the charge will no longer be in effect. See "Spousal protection" in "Payment of death benefit" later in this Prospectus for more information.


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Ask your financial professional or see Appendix VIII later in this Prospectus to see if this feature was available in your state.


PRINCIPAL PROTECTOR(SM)

The following section provides information about the Principal Protector(SM) option, which was only available at the time you purchased your contract. If Principal Protector(SM) was not elected when the contract was first issued, neither the owner nor the successor owner/annuitant can add it subsequently.

As described below, Principal Protector(SM) provides for recovery of your total contributions through withdrawals, even if your account value falls to zero, provided that during each contract year, your total withdrawals do not exceed your GWB Annual withdrawal amount. Principal Protector(SM) is not an automated withdrawal program. You may request a withdrawal through any of our available withdrawal methods. See "Withdrawing your account value" in "Accessing your money" later in this Prospectus. All withdrawals reduce your account value and the guaranteed minimum death benefit.

Principal Protector(SM) could be elected at contract issue, for an additional charge, if the annuitant was age 0 through 80 for NQ contracts or age 20 through 75 for all IRA contracts. Please see "Principal Protector(SM) charge" in "Charges and expenses" later in this Prospectus for a description of the charge and when it applies. If you elected this benefit, you cannot terminate it.

Depending on when you purchased your contract, this feature may not be available. See Appendix IX later in this Prospectus for more information.

If you die, and your beneficiary elects the Beneficiary continuation option, if available, your beneficiary may continue Principal Protector(SM) provided that the beneficiary was 75 or younger on the original contract date. If the beneficiary was older, Principal Protector(SM) will terminate without value even if the GWB benefit base is greater than zero. In the case of multiple beneficiaries, any beneficiary older than 75 may not continue Principal Protector(SM) and that beneficiary's portion of the GWB benefit base will terminate without value, even if it was greater than zero. The ability to continue Principal Protector(SM) under the Beneficiary continuation option is subject to state availability. If it was approved in your state, it was added to your contract if you had already elected GWB. See "Beneficiary continuation option" under "Payment of death benefit" later in the Prospectus for more information on continuing Principal Protector(SM) under the Beneficiary continuation option.

If you purchased the contract as a TSA or QP, Principal Protector(SM) was not available. This benefit was also not available if you elected the Guaranteed minimum income benefit, the Greater of 6% Roll-Up to age 85 and Annual Ratchet to Age 85 enhanced death benefit, Protection Plus(SM), or GPB Option 1 or GPB Option 2. This benefit may not have been available under your contract. For more information, please see Appendix IX later in this Prospectus.

If you elected the Principal Protector(SM) option and change ownership of the contract, generally this benefit will automatically terminate, except under certain circumstances. See "Transfers of ownership, collateral assignments, loans and borrowing" in "More information," later in this Prospectus for more information.

Withdrawals in excess of your GWB Annual withdrawal amount significantly reduce or eliminate the value of the benefit. See "Effect of GWB Excess withdrawals" below. For traditional IRAs, the Principal Protector(SM) makes provision for you to take lifetime required minimum distributions ("RMDs") without losing the value of the Principal Protector(SM) guarantee, provided you comply with the conditions under "Lifetime required minimum distribution withdrawals" in "Accessing your money" later in this Prospectus, including utilizing our Automatic RMD service. If you do not expect to comply with these conditions, including utilization of our Automatic RMD service, this benefit may have limited usefulness for you. Please consult your tax adviser.


YOUR GWB BENEFIT BASE

At issue, your GWB benefit base is equal to your initial contribution and will increase or decrease, as follows:

o Your GWB benefit base increases by the dollar amount of any additional contributions.

o  Your GWB benefit base decreases by the dollar amount of withdrawals.

o Your GWB benefit base may be further decreased if a withdrawal is taken in excess of your GWB Annual withdrawal amount.

o Your GWB benefit base may also be increased under the Optional step up provision.

o Your GWB benefit base may also be increased under the one time step up applicable with the Beneficiary continuation option.

Each of these events is described in detail below. Once your GWB benefit base is depleted, you may continue to make withdrawals from your account value, but they are not guaranteed under Principal Protector(SM).

Credit amounts attributable to your contributions are not included for purposes of calculating your GWB benefit base.


YOUR GWB ANNUAL WITHDRAWAL AMOUNT

Your GWB Annual withdrawal amount is equal to either 5% or 7% ("Applicable percentage"), as applicable, of your initial GWB benefit base, and is the maximum amount that you can withdraw each year without making a GWB Excess withdrawal, as described below. When you purchased your contract, you chose between two available GWB Annual withdrawal options:

o  7% GWB ANNUAL WITHDRAWAL OPTION

o  5% GWB ANNUAL WITHDRAWAL OPTION

The GWB Annual withdrawal amount may decrease as a result of a GWB Excess withdrawal and may increase as a result of an Automatic reset, additional contributions or a "step up" of the GWB benefit base; each of these transactions are discussed below in detail. Once you elect a GWB Annual withdrawal option, it cannot be changed.

Your GWB Annual withdrawal amounts are not cumulative. If you withdraw less than the GWB Annual withdrawal amount in any contract year, you may not add the remainder to your GWB Annual withdrawal amount in any subsequent year.


                                              Contract features and benefits  37
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The withdrawal charge, if applicable, is waived for withdrawals up to the GWB
Annual withdrawal amount, but all withdrawals are counted toward your free withdrawal amount. See "Withdrawal charge" in "Charges and expenses" later in this Prospectus.


EFFECT OF GWB EXCESS WITHDRAWALS

A GWB Excess withdrawal is caused when you withdraw more than your GWB Annual withdrawal amount in any contract year. Once a withdrawal causes cumulative withdrawals in a contract year to exceed your GWB Annual withdrawal amount, the entire amount of the withdrawal and each subsequent withdrawal in that contract year are GWB Excess withdrawals.

A GWB Excess withdrawal can cause a significant reduction in both your GWB benefit base and your GWB Annual withdrawal amount. If you make a GWB Excess withdrawal, we will recalculate your GWB benefit base and the GWB Annual withdrawal amount. As of the date of the GWB Excess withdrawal, the GWB benefit base is first reduced by the dollar amount of the withdrawal (including any applicable withdrawal charge), and the reduced GWB benefit base and the GWB Annual withdrawal amount are then further adjusted, as follows:

o If the account value after the deduction of the withdrawal is less than the GWB benefit base, then the GWB benefit base is reset equal to the account value.

o If the account value after the deduction of the withdrawal is greater than or equal to the GWB benefit base, then the GWB benefit base is not adjusted further.

o The GWB Annual withdrawal amount equals the lesser of: (i) the Applicable percentage of the adjusted GWB benefit base and (ii) the GWB Annual withdrawal amount prior to the GWB Excess withdrawal.

Withdrawals in excess of your GWB Annual withdrawal amount significantly reduce or eliminate the value of Principal Protector(SM). If your account value is less than your GWB benefit base (due, for example, to negative market performance), a GWB Excess withdrawal, even one that is only slightly more than your GWB Annual withdrawal amount, can significantly reduce your GWB benefit base and the GWB Annual withdrawal amount.

For example, if you contribute $100,000 at contract issue, your initial GWB benefit base is $100,000. If you elect the 7% GWB Annual withdrawal option, your GWB Annual withdrawal amount is equal to $7,000 (7% of $100,000). Assume in contract year four that your account value is $80,000, you have not made any prior withdrawals, and you request an $8,000 withdrawal. Your $100,000 benefit base is first reduced by $8,000 to now equal $92,000. Your GWB benefit base is then further reduced to equal the new account value: $72,000 ($80,000 minus $8,000). In addition, your GWB Annual withdrawal amount is reduced to $5,040 (7% of $72,000), instead of the original $7,000.

Withdrawal charges, if applicable, are applied to the amount of the withdrawal exceeding the Guaranteed annual withdrawal amount, assuming the Guaranteed annual withdrawal amount is greater than the 10% free withdrawal amount. See "Withdrawal charge" in "Charges and expenses" later in this Prospectus. Using the example above, if the $8,000 withdrawal is a withdrawal of contributions subject to the withdrawal charge, the withdrawal charge would apply to the $3,000 (the amount of the withdrawal charge above the Guaranteed annual withdrawal amount of $5,000). See "Certain withdrawals" in "Charges and expenses" later in this Prospectus.

You should further note that a GWB Excess withdrawal that reduces your account value to zero eliminates any remaining value in your GWB benefit base. See "Insufficient account value" in "Determining your contract value" later in this Prospectus.

In general, if you purchase the contract as a traditional IRA and participate in our Automatic RMD service, and you do not take any other withdrawals, an automatic withdrawal under that program will not cause a GWB Excess withdrawal, even if it exceeds your GWB Annual withdrawal amount. For more information, see "Lifetime required minimum distribution withdrawals" in "Accessing your money" later in this Prospectus.

If you die, and your beneficiary continues Principal Protector(SM) under the Beneficiary continuation option, and chooses scheduled payments, such payments will not cause a GWB Excess withdrawal, provided no additional withdrawals are taken. If your beneficiary chooses the "5-year rule" instead of scheduled payments, this waiver does not apply and a GWB Excess withdrawal may occur if withdrawals exceed the GWB Annual withdrawal amounts.


EFFECT OF AUTOMATIC RESET

If you take no withdrawals in the first five contract years, the Applicable percentage to determine your GWB Annual withdrawal amount will be automatically reset at no additional charge. The Applicable percentage under the 7% GWB Annual withdrawal option will be increased to 10%, and the Applicable percentage under the 5% GWB Annual withdrawal option will be increased to 7%. The Applicable percentage is automatically reset on your fifth contract date anniversary, and your GWB Annual withdrawal amount will be recalculated.

If you die before the fifth contract date anniversary, and your beneficiary continues Principal Protector(SM) under the Beneficiary continuation option, if available, the Automatic reset will apply on the fifth contract date anniversary if you have not taken any withdrawals and: (1) your beneficiary chooses scheduled payments and payments have not yet started; or, (2) if your beneficiary chooses the "5-year rule" option and has not taken withdrawals. See "Beneficiary continuation option" in "Payment of death benefit" later in this Prospectus.


EFFECT OF ADDITIONAL CONTRIBUTIONS

Anytime you make an additional contribution, we will recalculate your GWB benefit base and your GWB Annual withdrawal amount. Your GWB benefit base will be increased by the amount of the contribution (credit amounts are not included) and your GWB Annual withdrawal amount will be equal to the greater of
(i) the Applicable percentage of the new GWB benefit base, or (ii) the GWB Annual withdrawal amount in effect immediately prior to the additional contribution.

If you die, and your beneficiary continues Principal Protector(SM) under the Beneficiary continuation option, no additional contributions will be permitted.



38  Contract features and benefits
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OPTIONAL STEP UP PROVISION

Except as stated below, any time after the fifth contract date anniversary, you may request a step up in the GWB benefit base to equal your account value. If your GWB benefit base is higher than the account value as of the date we receive your step up request, no step up will be made. If a step up is made, we may increase the charge for the benefit. For a description of the charge increase, see "Principal Protector(SM) charge" in "Charges and expenses" later in this Prospectus. Once you elect to step up the GWB benefit base, you may not do so again for five complete contract years from the next contract date anniversary. Under both the Spousal protection and the successor owner annuitant features, upon the first death, the surviving spouse must wait five complete contract years from the last step up or from contract issue, whichever is later, to be eligible for a step up.

As of the date of your GWB benefit base step up, your GWB Annual withdrawal amount will be equal to the greater of (i) your GWB Annual withdrawal amount before the step up, and (ii) your GWB Applicable percentage applied to your stepped up GWB benefit base.

It is important to note that a step up in your GWB benefit base may not increase your GWB Annual withdrawal amount. In that situation, the effect of the step up is only to increase your GWB benefit base and support future withdrawals. We will process your step up request even if it does not increase your GWB Annual withdrawal amount, and we will increase the Principal Protector(SM) charge, if applicable. In addition, you will not be eligible to request another step up for five complete contract years. After processing your request, we will send you a confirmation showing the amount of your GWB benefit base and your GWB Annual withdrawal amount.

For example, if you contribute $100,000 at contract issue, your initial GWB benefit base is $100,000. If you elect the 7% GWB Annual withdrawal option, your GWB Annual withdrawal amount is equal to $7,000 (7% of $100,000). Assume you take withdrawals of $7,000 in each of the first five contract years, reducing the GWB benefit base to $65,000. After five contract years, further assume that your account value is $92,000, and you elect to step up the GWB benefit base from $65,000 to $92,000. The GWB Annual withdrawal amount is recalculated to equal the greater of 7% of the new GWB benefit base, which is $6,440 (7% of $92,000), or the current GWB Annual withdrawal amount, $7,000. Therefore, following the step up, even though your GWB benefit base has increased, your GWB Annual withdrawal amount does not increase and remains $7,000.

The Optional step up provision is not available once your beneficiary continues Principal Protector(SM) under the Beneficiary continuation option. However, if you die, and your beneficiary continues Principal Protector(SM) under the Beneficiary continuation option, the GWB benefit base will be stepped up to equal the account value, if higher, as of the transaction date that we receive the Beneficiary continuation option election. The account value will be reduced by any Credits applied to contributions made within one year prior to your death before the comparison with the GWB benefit base, for purposes of the GWB benefit base step up. As of the date of the GWB benefit base step up (if applicable) your beneficiary's GWB Annual withdrawal amount will be equal to the greater of (i) your GWB Annual withdrawal amount before the step up, and
(ii) your GWB Applicable percentage applied to the stepped up GWB benefit base. This is a one-time step up at no additional charge.
OTHER IMPORTANT CONSIDERATIONS

o Principal Protector(SM) protects your principal only through withdrawals. Your account value may be less than your total contributions.

o You can take withdrawals under your contract without purchasing Principal Protector(SM). In other words, you do not need this benefit to make withdrawals.

o Amounts withdrawn in excess of your GWB Annual withdrawal amount may be subject to a withdrawal charge, if applicable, as described in "Charges and expenses" later in the Prospectus. In addition, all withdrawals count toward your free withdrawal amount for that contract year.

o Withdrawals made under Principal Protector(SM) will be treated, for tax purposes, in the same way as other withdrawals under your contract.

o All withdrawals are subject to all of the terms and conditions of the contract. Principal Protector(SM) does not change the effect of withdrawals on your account value or guaranteed minimum death benefit; both are reduced by withdrawals whether or not you elect Principal Protector(SM). See "How withdrawals are taken from your account value" and "How withdrawals (and transfers out of the Special 10 year fixed maturity option) affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Guaranteed principal benefit option 2" in "Accessing your money" later in this Prospectus.

o If you withdraw less than the GWB Annual withdrawal amount in any contract year, you may not add the remainder to your GWB Annual withdrawal amount in any subsequent year.

o GWB Excess withdrawals can significantly reduce or completely eliminate the value of this benefit. See "Effect of GWB Excess withdrawals" above in this section and "Withdrawing your account value" in "Accessing your money" later in this Prospectus.

o If you surrender your contract to receive its cash value, all benefits under the contract will terminate, including Principal Protector(SM) if your cash value is greater than your GWB Annual withdrawal amount. Therefore, when surrendering your contract, you should seriously consider the impact on Principal Protector(SM) when you have a GWB benefit base that is greater than zero.

o If you die and your beneficiary elects the Beneficiary continuation option, then your beneficiary should consult with a tax adviser before choosing to use the "5-year rule." The "5-year rule" is described in "Payment of death benefit" under "Beneficiary continuation option" later in this Prospectus. The GWB benefit base may be adversely affected if the beneficiary makes any withdrawals that cause a GWB Excess withdrawal. Also, when the contract terminates at the end of 5 years, any remaining GWB benefit base would be lost.

YOUR RIGHT TO CANCEL WITHIN A CERTAIN NUMBER OF DAYS

This is provided for informational purposes only. Since the contract is no longer available to new purchasers, this cancellation provision is no longer applicable.


                                              Contract features and benefits  39
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If for any reason you are not satisfied with your contract, you may return it to us for a refund. To exercise this cancellation right you must mail the contract, with a signed letter of instruction electing this right, to our processing office within 10 days after you receive it. If state law requires, this "free look" period may be longer. Other state variations may apply. Please contact your financial professional to find out what applies in your state.

Generally, your refund will equal your account value (less loan reserve account under Rollover TSA contracts) under the contract on the day we receive notification to cancel the contract and will reflect (i) any investment gain or loss in the variable investment options (less the daily charges we deduct),
(ii) any guaranteed interest in the guaranteed interest option, and (iii) any positive or negative market value adjustments in the fixed maturity options through the date we receive your contract. Some states require that we refund the full amount of your contribution (not reflecting (i), (ii) or (iii) above). For any IRA contracts returned to us within seven days after you receive it, we are required to refund the full amount of your contribution. Please note that you will forfeit the credit by exercising this right of cancellation.

We may require that you wait six months before you may apply for a contract with us again if:

o  you cancel your contract during the free look period; or

o you change your mind before you receive your contract, whether we have received your contribution or not.

Please see "Tax information" later in this Prospectus for possible consequences of cancelling your contract.

In addition to the cancellation right described above, if you fully convert an existing traditional IRA contract to a Roth Conversion IRA contract, you may cancel your Roth Conversion IRA contract and return to a Rollover IRA contract. Our processing office or your financial professional can provide you with the cancellation instructions.


40  Contract features and benefits
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2. Determining your contract's value

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YOUR ACCOUNT VALUE AND CASH VALUE

Your "account value" is the total value of the values you have in: (i) the variable investment options; (ii) the guaranteed interest account; (iii) market adjusted amounts in the fixed maturity options; and (iv) the loan reserve account (applies for Rollover TSA contracts only).

Your contract also has a "cash value." At any time before annuity payments begin, your contract's cash value is equal to the account value less: (i) the total amount or a pro rata portion of the annual administrative charge as well as any optional benefit charges;* (ii) any applicable withdrawal charge; and
(iii) the amount of any outstanding loan plus accrued interest (applicable to Rollover TSA contracts only). Please see "Surrendering your contract to receive its cash value" in "Accessing your money" later in this Prospectus.

                      ----------------------------------

* Depending on when you purchased your contract, your account value will be reduced by a pro rata portion of the administrative charge only. See Appendix IX later in this Prospectus for more information.


YOUR CONTRACT'S VALUE IN THE VARIABLE INVESTMENT OPTIONS

Each variable investment option invests in shares of a corresponding Portfolio. Your value in each variable investment option is measured by "units." The value of your units will increase or decrease as though you had invested it in the corresponding Portfolio's shares directly. Your value, however will be reduced by the amount of the fees and charges that we deduct under the contract.

The unit value for each variable investment option depends on the investment performance of that option, less daily charges for:

(i)    mortality and expense risks;

(ii)   administrative, and

(iii)  distribution charges.

On any day, your value in any variable investment option equals the number of units credited to that option, adjusted for any units purchased for or deducted from your contract under that option, multiplied by that day's value for one unit. The number of your contract units in any variable investment option does not change unless they are:

(i)    increased to reflect additional contributions plus the credit;

(ii)   decreased to reflect a withdrawal (plus applicable withdrawal charges);

(iii) increased to reflect transfer into, or decreased to reflect transfer out of a variable investment option; or

(iv) increased or decreased to reflect a transfer of your loan amount from or to the loan reserve account under a Rollover TSA contract.

In addition, if applicable, when we deduct the enhanced death benefit, guaranteed minimum income benefit, GPB Option 2, Principal Protector(SM) and/or Protection Plus(SM) benefit charges, the number of units credited to your contract will be reduced. Your units are also reduced when we deduct the annual administrative charge. A description of how unit values are calculated is found in the SAI.


YOUR CONTRACT'S VALUE IN THE GUARANTEED INTEREST OPTION

Your value in the guaranteed interest account at any time will equal: your contributions and transfers to that option, plus interest, minus withdrawals out of the option, and charges we deduct.


YOUR CONTRACT'S VALUE IN THE FIXED MATURITY OPTIONS

Your value in each fixed maturity option at any time before the maturity date is the market adjusted amount in each option, which reflects withdrawals out of the option and charges we deduct. This is equivalent to your fixed maturity amount increased or decreased by the market value adjustment. Your value, therefore, may be higher or lower than your contributions (less withdrawals) accumulated at the rate to maturity. At the maturity date, your value in the fixed maturity option will equal its maturity value, provided there have been no withdrawals or transfers.


INSUFFICIENT ACCOUNT VALUE

Your contract will terminate without value if your account value is insufficient to pay any applicable charges when due. Your account value could become insufficient due to withdrawals and/or poor market performance. Upon such termination, you will lose all your rights under your contract and any applicable guaranteed benefits, except as discussed below.

See Appendix VIII later in this Prospectus for any state variations with regard to the termination of your contract.

GUARANTEED MINIMUM INCOME BENEFIT NO LAPSE GUARANTEE (not available under all contracts). In certain circumstances, even if your account value falls to zero, your Guaranteed minimum income benefit will still have value. Please see "Contract features and benefits" earlier in this Prospectus for information on this feature.


PRINCIPAL PROTECTOR(SM) (not available under all contracts)

If you elected Principal Protector(SM) and your account value falls to zero due to a GWB Excess withdrawal, we will terminate your contract and you will receive no payment or supplementary annuity contract, as discussed below, even if your GWB benefit base is greater than zero. If, however, your account value falls to zero, either due to a withdrawal or surrender that is not a GWB Excess withdrawal or due to a deduction of charges, please note the following:


                                           Determining your contract's value  41
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o  If your GWB benefit base equals zero, we will terminate your contract and make no payment.

o If your GWB benefit base is greater than zero but less than or equal to the balance of your GWB Annual withdrawal amount, if any, for that contract year, we will terminate your contract and pay you any remaining GWB benefit base.

o If your GWB benefit base is greater than the balance of your remaining GWB Annual withdrawal amount, if any, for that contract year, we will pay you your GWB Annual withdrawal amount balance and terminate your contract, and we will pay you your remaining GWB benefit base as an annuity benefit, as described below.

o If the Beneficiary continuation option is elected (not available in all states), and the account value falls to zero while there is a remaining GWB benefit base, we will make payments to the beneficiary as follows:

     o If the beneficiary had elected scheduled payments we will continue to make scheduled payments over remaining life expectancy until the GWB benefit base is zero, and the Principal Protector(SM) charge will no longer apply.

     o If the beneficiary had elected the "5-year rule" and the GWB benefit base is greater than the remaining GWB Annual withdrawal amount, if any, for that contract year, we will pay the beneficiary the GWB Annual withdrawal amount balance. We will continue to pay the beneficiary the remaining GWB Annual withdrawal amount each year until the GWB benefit base equals zero, or the contract terminates at the end of the fifth contract year, whichever comes first. Any remaining GWB benefit base at the end of the fifth contract year will terminate without value.

ANNUITY BENEFIT. If the contract terminates and the remaining GWB benefit base is to be paid in installments, we will issue you an annuity benefit contract and make annual payments equal to your GWB Annual withdrawal amount on your contract date anniversary beginning on the next contract date anniversary, until the cumulative amount of such payments equals the remaining GWB benefit base (as of the date the contract terminates). The last installment payment may be smaller than the previous installment payments in order for the total of such payments to equal the remaining GWB benefit base.

The annuity benefit supplemental contract will carry over the same owner, annuitant and beneficiary as under your contract. If you die before receiving all of your payments, we will make any remaining payments to your beneficiary. The charge for Principal Protector(SM) will no longer apply.

If at the time of your death the GWB Annual withdrawal amount was being paid to you as an annuity benefit, your beneficiary may not elect the Beneficiary continuation option.


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3. Transferring your money among investment options

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TRANSFERRING YOUR ACCOUNT VALUE

At any time before the date annuity payments are to begin, you can transfer some or all of your account value among the variable investment options, subject to the following:

o You may not transfer to a fixed maturity option that has a rate to maturity of 3% or less.

o If the annuitant is age 76-80, you must limit your transfers to fixed maturity options with maturities of seven years or less. If the annuitant is age 81 or older, you must limit your transfers to fixed maturity options of five years or less. We will not accept allocations to a fixed maturity option if on the date the contribution or transfer is to be applied, the rate to maturity is 3%. Also, the maturity dates may be no later than the date annuity payments are to begin.

o If you make transfers out of a fixed maturity option other than at its maturity date, the transfer may cause a market value adjustment and affect your GPB.

o A transfer into the guaranteed interest option will not be permitted if such transfer would result in more than 25% of the annuity account value being allocated to the guaranteed interest option, based on the annuity account value as of the previous business day. If you are an existing contract owner, this restriction may not apply. See Appendix IX later in this Prospectus for contract variations.

o  No transfers are permitted into the Special 10 year fixed maturity option.

In addition, we reserve the right to restrict transfers among variable investment options, including limitations on the number, frequency or dollar amount of transfers. Our current transfer restrictions are set forth in the "Disruptive transfer activity" section below.

The maximum amount that may be transferred from the guaranteed interest option to any investment option (including amounts transferred pursuant to the fixed-dollar option, the interest sweep option and dollar cost averaging programs described under "Allocating your contributions" in "Contract features and benefits" earlier in this Prospectus) in any contract year is the greatest of:

(a) 25% of the amount you have in the guaranteed interest option on the last day of the prior contract year; or

(b) the total of all amounts transferred at your request from the guaranteed interest option to any of the Investment options in the prior contract year; or

(c) 25% of amounts transferred or allocated to the guaranteed interest option during the current contract year.

From time to time, we may remove the restrictions regarding transferring amounts out of the guaranteed interest option. If we do so, we will tell you. We will also tell you at least 45 days in advance of the day we intend to reimpose the transfer restrictions. When we reimpose the transfer restrictions, if any dollar cost averaging transfer out of the guaranteed interest option causes a violation of the 25% outbound restriction, that dollar cost averaging program will be terminated for the current contract year. A new dollar cost averaging program can be started in the next or subsequent contract years.

You may request a transfer in writing, by telephone using TOPS or through Online Account Access. You must send in all written transfer requests directly to our processing office. Transfer requests should specify:

(1)  the contract number,

(2) the dollar amounts or percentages of your current account value to be transferred, and

(3)  the investment options to and from which you are transferring.

We will confirm all transfers in writing.

Please see "Allocating your contributions" in "Contracts features and benefits" for more information about your role in managing your allocations.


DISRUPTIVE TRANSFER ACTIVITY

You should note that the contract is not designed for professional "market timing" organizations, or other organizations or individuals engaging in a market timing strategy. The contract is not designed to accommodate programmed transfers, frequent transfers or transfers that are large in relation to the total assets of the underlying portfolio.

Frequent transfers, including market timing and other program trading or short-term trading strategies, may be disruptive to the underlying portfolios in which the variable investment options invest. Disruptive transfer activity may adversely affect performance and the interests of long-term investors by requiring a Portfolio to maintain larger amounts of cash or to liquidate Portfolio holdings at a disadvantageous time or price. For example, when market timing occurs, a Portfolio may have to sell its holdings to have the cash necessary to redeem the market timer's investment. This can happen when it is not advantageous to sell any securities, so the Portfolio's performance may be hurt. When large dollar amounts are involved, market timing can also make it difficult to use long-term investment strategies because a Portfolio cannot predict how much cash it will have to invest. In addition, disruptive transfers or purchases and redemptions of Portfolio investments may impede efficient Portfolio management and impose increased transaction costs, such as brokerage costs, by requiring the portfolio manager to effect more frequent purchases and sales of Portfolio securities. Similarly, a Portfolio may bear increased administrative costs as a result of the asset level and investment volatility that accompanies patterns of excessive or short-term trading. Portfolios that invest a significant portion of their assets in foreign securities or the securities of small- and mid-capitalization companies tend to be subject to the risks associated with market timing and short-term trading strategies to a greater extent than Portfolios that do not. Securities trading in overseas markets present time zone arbitrage opportunities when events affecting


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Portfolio securities values occur after the close of the overseas market but prior to the close of the U.S. markets. Securities of small- and mid-capitalization companies present arbitrage opportunities because the market for such securities may be less liquid than the market for securities of larger companies, which could result in pricing inefficiencies. Please see the prospectuses for the underlying portfolios for more information on how Portfolio shares are priced.

We currently use the procedures described below to discourage disruptive transfer activity. You should understand, however, that these procedures are subject to the following limitations: (1) they primarily rely on the policies and procedures implemented by the underlying portfolios; (2) they do not eliminate the possibility that disruptive transfer activity, including market timing, will occur or that portfolio performance will be affected by such activity; and (3) the design of market timing procedures involves inherently subjective judgments, which we seek to make in a fair and reasonable manner consistent with the interests of all contract owners.

We offer investment options with underlying portfolios that are part of AXA Premier VIP Trust and EQ Advisors Trust (together, "the trusts"). The trusts have adopted policies and procedures regarding disruptive transfer activity. They discourage frequent purchases and redemptions of Portfolio shares and will not make special arrangements to accommodate such transactions. They aggregate inflows and outflows for each Portfolio on a daily basis. On any day when a Portfolio's net inflows or outflows exceed an established monitoring threshold, the trust obtains from us contract owner trading activity. The trusts currently consider transfers into and out of (or vice versa) the same variable investment option within a five business day period as potentially disruptive transfer activity. Each trust reserves the right to reject a transfer that it believes, in its sole discretion, is disruptive (or potentially disruptive) to the management of one of its Portfolios. Please see the prospectuses for the trusts for more information.

When a contract is identified in connection with potentially disruptive transfer activity for the first time, a letter is sent to the contract owner explaining that there is a policy against disruptive transfer activity and that if such activity continues certain transfer privileges may be eliminated. If and when the contract owner is identified a second time as engaged in potentially disruptive transfer activity under the contract, we currently prohibit the use of voice, fax and automated transaction services. We currently apply such action for the remaining life of each affected contract. We or a trust may change the definition of potentially disruptive transfer activity, the monitoring procedures and thresholds, any notification procedures, and the procedures to restrict this activity. Any new or revised policies and procedures will apply to all contract owners uniformly. We do not permit exceptions to our policies restricting disruptive transfer activity.

It is possible that a trust may impose a redemption fee designed to discourage frequent or disruptive trading by contract owners. As of the date of this Prospectus, no trust available under the contract had implemented such a fee. If a redemption fee is implemented by a trust, that fee, like any other trust fee, will be borne by the contract owner.

Contract owners should note that it is not always possible for us and the underlying trusts to identify and prevent disruptive transfer activity. In addition, because we do not monitor for all frequent trading at the separate account level, contract owners may engage in frequent trading which may not be detected, for example, due to low net inflows or outflows on the particular day(s). Therefore, no assurance can be given that we or the trusts will successfully impose restrictions on all potentially disruptive transfers. Because there is no guarantee that disruptive trading will be stopped, some contract owners may be treated differently than others, resulting in the risk that some contract owners may be able to engage in frequent transfer activity while others will bear the effect of that frequent transfer activity. The potential effects of frequent transfer activity are discussed above.

REBALANCING YOUR ACCOUNT VALUE

We offer rebalancing, which you can use to automatically reallocate your account value among your investment options. We currently offer two options:
"Option I" and "Option II." Option I allows you to rebalance your account value among the variable investment options. Option II allows you to rebalance among the variable investment options and the guaranteed interest option. Under both options, rebalancing is not available for amounts you have allocated to the fixed maturity options.

To enroll in one of our rebalancing programs, you must notify us in writing or through Online Account Access and tell us:

   (a) the percentage you want invested in each investment option (whole percentages only), and

   (b) how often you want the rebalancing to occur (quarterly, semiannually, or annually on a contract year basis)

Rebalancing will occur on the same day of the month as the contract date. If a contract is established after the 28th, rebalancing will occur on the first business day of the month following the contract issue date.

You may elect or terminate the rebalancing program at any time. You may also change your allocations under the program at any time. Once enrolled in the rebalancing program, it will remain in effect until you instruct us in writing to terminate the program. Requesting an investment option transfer while enrolled in our rebalancing program will not automatically change your allocation instructions for rebalancing your account value. This means that upon the next scheduled rebalancing, we will transfer amounts among your investment options pursuant to the allocation instructions previously on file for your program. Changes to your allocation instructions for the rebalancing program (or termination of your enrollment in the program) must be in writing and sent to our Processing Office. Termination requests can be made online through Online Account Access. See "How to reach us" in "Who is AXA Equitable?" earlier in this Prospectus. There is no charge for the rebalancing feature.

--------------------------------------------------------------------------------
Rebalancing does not assure a profit or protect against loss. You should periodically review your allocation percentages as your needs change. You may want to discuss the rebalancing program with your financial professional before electing the program.
--------------------------------------------------------------------------------

While your rebalancing program is in effect, we will transfer amounts among the investment options so that the percentage of your account value that you specify is invested in each option at the end of each rebalancing date.


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If you select Option II, you will be subject to our rules regarding transfers between the guaranteed interest option and the variable investment options. These rules are described in "Transferring your account value" earlier in this section. Under Option II, a transfer into or out of the guaranteed interest option to initiate the rebalancing program will not be permitted if such transfer would violate these rules. If this occurs, the rebalancing program will not go into effect.

You may not elect Option II if you are participating in any dollar cost averaging program. You may not elect Option I if you are participating in general dollar cost averaging.


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4. Accessing your money

--------------------------------------------------------------------------------

WITHDRAWING YOUR ACCOUNT VALUE

You have several ways to withdraw your account value before annuity payments begin. The table below shows the methods available under each type of contract. More information follows the table. If you withdraw more than 90% of your contract's current cash value, we will treat it as a request to surrender your contract for its cash value. See "Surrendering your contract to receive its cash value" below. For the potential tax consequences of withdrawals, see "Tax information" later in this Prospectus.

Please see "Insufficient account value" in "Determining your contract value" earlier in this Prospectus and "How withdrawals (and transfers out of the Special 10 year fixed maturity option) affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Guaranteed principal benefit option 2," below for more information on how withdrawals affect your guaranteed benefits and could potentially cause your contract to terminate.



-------------------------------------------------------------------------
                          METHOD OF WITHDRAWAL
-------------------------------------------------------------------------
                                                               LIFETIME
                                                               REQUIRED
                                             SUBSTANTIALLY     MINIMUM
    CONTRACT       PARTIAL     SYSTEMATIC        EQUAL       DISTRIBUTION
-------------------------------------------------------------------------
NQ                  Yes           Yes             No              No
-------------------------------------------------------------------------
Rollover IRA        Yes           Yes             Yes            Yes
-------------------------------------------------------------------------
Roth Con-
 version IRA        Yes           Yes             Yes             No
-------------------------------------------------------------------------
Rollover
 TSA*               Yes           Yes             No             Yes
-------------------------------------------------------------------------
QP**                Yes           No              No             Yes
-------------------------------------------------------------------------


* Employer or plan approval is required for all transactions. Your ability to take withdrawals or loans from, or surrender your TSA contract may be limited. See Appendix X -- "Tax Sheltered Annuity contracts (TSAs)" later in this Prospectus.


** All payments are made to the trust as the owner of the contract. See "Appendix II: Purchase considerations for QP contracts" later in this Prospectus.


PARTIAL WITHDRAWALS
(All contracts)

You may take partial withdrawals from your account value at any time. (Rollover TSA contracts may have restrictions and employer or plan approval is required.) The minimum amount you may withdraw is $300.

Partial withdrawals will be subject to a withdrawal charge if they exceed the 10% free withdrawal amount (see "10% free withdrawal amount" in "Charges and expenses" later in this Prospectus). If you already own your contract, the applicable free withdrawal percentage may be higher. See Appendix IX later in this Prospectus for the free withdrawal amount that applies to your contract. Under Rollover TSA contracts, if a loan is outstanding, you may only take partial withdrawals as long as the cash value remaining after any withdrawal equals at least 10% of the outstanding loan plus accrued interest.

SYSTEMATIC WITHDRAWALS
(All contracts except QP contracts)

You may take systematic withdrawals of a particular dollar amount or a particular percentage of your account value. (Rollover TSA contracts may have restrictions and employer or plan approval is required.)

You may take systematic withdrawals on a monthly, quarterly or annual basis as long as the withdrawals do not exceed the following percentages of your account value: 0.8% monthly, 2.4% quarterly and 10% annually. The minimum amount you may take in each systematic withdrawal is $250. If the amount withdrawn would be less than $250 on the date a withdrawal is to be taken, we will not make a payment and we will terminate your systematic withdrawal election. If you already own your contract, the applicable percentages may be higher. See Appendix IX later in this Prospectus for information on what applies to your contract.

If the withdrawal charges on your contract have expired, you may elect a systematic withdrawal option in excess of percentages described in the preceding paragraph, up to 100% of your account value. However, if you elect a systematic withdrawal option in excess of these limits, and make a subsequent contribution to your contract, the systematic withdrawal option will be terminated. You may then elect a new systematic withdrawal option within the limits described in the preceding paragraph.

We will make the withdrawals on any day of the month that you select as long as it is not later than the 28th day of the month. If you do not select a date, we will make the withdrawals on the same calendar day of the month as the contract date. You must wait at least 28 days after your contract is issued before your systematic withdrawals can begin.

You may elect to take systematic withdrawals at any time. If you own an IRA contract, you may elect this withdrawal method only if you are between ages 59-1/2 and 70-1/2.

You may change the payment frequency, or the amount or percentage of your systematic withdrawals, once each contract year. However, you may not change the amount or percentage in any contract year in which you have already taken a partial withdrawal. You can cancel the systematic withdrawal option at any time.

Systematic withdrawals are not subject to a withdrawal charge, except to the extent that, when added to a partial withdrawal previously taken in the same contract year, the systematic withdrawal exceeds the 10% free withdrawal amount. This option is not available if you have elected a guaranteed principal benefit -- this restriction may not apply to certain contract owners, depending on when you purchased your contract. See Appendix IX later in this Prospectus for more information.

SUBSTANTIALLY EQUAL WITHDRAWALS
(All contracts except QP contracts)

We offer our "substantially equal withdrawals option" to allow you to receive distributions from your account value without triggering the


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10% additional federal income tax penalty, which normally applies to distributions made before age 59-1/2. See "Tax information" later in this Prospectus. We use one of the IRS-approved methods for doing this; this is not the exclusive method of meeting this exception. After consultation with your tax adviser, you may decide to use another method which would require you to compute amounts yourself and request partial withdrawals. In such a case, a withdrawal charge may apply. Once you begin to take substantially equal withdrawals, you should not (i) stop them; (ii) change the pattern of your withdrawals for example, by taking an additional partial withdrawal; or (iii) contribute any more to the contract until after the later of age 59-1/2 or five full years after the first withdrawal. If you alter the pattern of withdrawals, you may be liable for the 10% federal tax penalty that would have otherwise been due on prior withdrawals made under this option and for any interest on the delayed payment of the penalty.

In accordance with IRS guidance, an individual who has elected to receive substantially equal withdrawals may make a one time change, without penalty, from one of the IRS-approved methods of calculating fixed payments to another IRS-approved method (similar to the required minimum distribution rules) of calculating payments which vary each year.

You may elect to take substantially equal withdrawals at any time before age 59-1/2. We will make the withdrawal on any day of the month that you select as long as it is not later than the 28th day of the month. We will calculate the amount of your substantially equal withdrawals using the IRS-approved method we offer. The payments will be made monthly, quarterly or annually as you select. These payments will continue until (i) we receive written notice from you to cancel this option; (ii) you take an additional partial withdrawal; or (iii) you contribute any more to the contract. You may elect to start receiving substantially equal withdrawals again, but the payments may not restart in the same calendar year in which you took a partial withdrawal or added amounts to the contract. We will calculate the new withdrawal amount.

Substantially equal withdrawals that we calculate for you are not subject to a withdrawal charge, except to the extent that, when added to a partial withdrawal previously taken in the same contract year, the substantially equal withdrawal exceeds the free withdrawal amount (see "10% free withdrawal amount" in "Charges and expenses" later in this Prospectus).

Depending on when you purchased your contract, this option may not be available if you have elected a guaranteed principal benefit. If you are an existing contract owner, this restriction may not apply to all contract owners. See Appendix IX later in this Prospectus for contract variations.



LIFETIME REQUIRED MINIMUM DISTRIBUTION WITHDRAWALS
(Rollover IRA and Rollover TSA and QP contracts only -- See "Tax information" and Appendix X later in this Prospectus)

We offer our "automatic required minimum distribution (RMD) service" to help you meet lifetime required minimum distributions under federal income tax rules. This is not the exclusive way for you to meet these rules. After consultation with your tax adviser, you may decide to compute required minimum distributions yourself and request partial withdrawals. In such a case, a withdrawal charge may apply. Before electing this account based withdrawal option, you should consider whether annuitization might be better in your situation. If you have elected certain additional benefits, such as the Guaranteed minimum death benefit or Guaranteed minimum income benefit, amounts withdrawn from the contract to meet RMDs will reduce the benefit base and may limit the utility of the benefit. Also, the actuarial present value of additional contract benefits must be added to the account value in calculating required minimum distribution withdrawals from annuity contracts funding qualified plans, TSAs and IRAs, which could increase the amount required to be withdrawn. Please refer to "Tax information" and Appendix X later in this Prospectus.

You may elect this service in the year in which you reach age 70-1/2 or in any later year. The minimum amount we will pay out is $250. Currently, minimum distribution withdrawal payments will be made annually. See "Required minimum distributions" in "Tax information" and Appendix X later in this Prospectus for your specific type of retirement arrangement.


--------------------------------------------------------------------------------
For Rollover IRA and Rollover TSA contracts, we will send a form outlining the distribution options available in the year you reach age 70-1/2 (if you have not begun your annuity payments before that time).
--------------------------------------------------------------------------------

We do not impose a withdrawal charge on minimum distribution withdrawals if you are enrolled in our automatic RMD service except if, when added to a partial withdrawal previously taken in the same contract year, the minimum distribution withdrawal exceeds the 10% free withdrawal amount.

Under Rollover TSA contracts, you may not elect our automatic RMD service if a loan is outstanding.

FOR CONTRACTS WITH PRINCIPAL PROTECTOR(SM). If you elected Principal Protector(SM), provided no other withdrawals are taken during a contract year in which you participate in our Automatic RMD service, an automatic withdrawal using our service will not cause a GWB Excess withdrawal, even if it exceeds your GWB Annual withdrawal amount. If you take any other withdrawal while you participate in the service, however, this GWB Excess withdrawal exception terminates permanently. In order to take advantage of this exception, you must elect and maintain participation in our Automatic RMD service at your required beginning date, or the contract date, if your required beginning date has occurred before the contract was purchased. See "Principal Protector(SM)" in "Contract features and benefits" earlier in this Prospectus for further information.


HOW WITHDRAWALS ARE TAKEN FROM YOUR ACCOUNT VALUE

Unless you specify otherwise, we will subtract your withdrawals on a pro rata basis from your value in the variable investment options and the guaranteed interest account. If there is insufficient value or no value in the variable investment options and the guaranteed interest account, any additional amount of the withdrawal required or the total amount of the withdrawal will be withdrawn from the fixed maturity options (other than the Special 10 year fixed maturity option, if applicable), in the order of the earliest maturity date(s) first. If such amounts are still insufficient, we will deduct any remaining portion


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from the Special 10 year fixed maturity option. A market value adjustment will apply to withdrawals from the fixed maturity options (including the Special 10 year fixed maturity option).


You may choose to have your systematic withdrawals or your substantially equal withdrawals taken from specific variable investment options and/or the guaranteed interest option. If you choose specific variable investment options and/or the guaranteed interest option, and the value in those selected option(s) drops below the requested withdrawal amount, the requested amount will be taken on a pro rata basis from all investment options on the business day after the withdrawal was scheduled to occur. All subsequent scheduled withdrawals will be processed on a pro rata basis on the business day you initially elected.



HOW WITHDRAWALS (AND TRANSFERS OUT OF THE SPECIAL 10 YEAR FIXED MATURITY OPTION) AFFECT YOUR GUARANTEED MINIMUM INCOME BENEFIT, GUARANTEED MINIMUM DEATH BENEFIT AND GUARANTEED PRINCIPAL BENEFIT OPTION 2

In general, withdrawals will reduce your guaranteed benefits on a pro rata basis. Reduction on a pro rata basis means that we calculate the percentage of your current account value that is being withdrawn and we reduce your current benefit by the same percentage. For example, if your account value is $30,000 and you withdraw $12,000, you have withdrawn 40% of your account value. If your benefit was $40,000 before the withdrawal, it would be reduced by $16,000 ($40,000 X .40) and your new benefit after the withdrawal would be $24,000 ($40,000-$16,000).

Transfers out of the Special 10 year fixed maturity option will reduce GPB Option 2 on a pro rata basis. In addition, if you make a contract withdrawal from the Special 10 year fixed maturity option, we will reduce your GPB Option 2 in a similar manner; however, the reduction will reflect both a transfer out of the Special 10 year fixed maturity option and a withdrawal from the contract. Therefore, the reduction in GPB Option 2 is greater when you take a contract withdrawal from the Special 10 year fixed maturity option than it would be if you took the withdrawal from another investment option.

Similar to the example above, if your account value is $30,000 and you withdraw $12,000 from the Special 10 year fixed maturity option, you have withdrawn 40% of your account value. If your GPB Option 2 benefit was $40,000 before the withdrawal, the reduction to reflect the transfer out of the Special 10 year fixed maturity option would equal $16,000 ($40,000 x .40). The amount used to calculate the reduction to reflect the withdrawal from the contract is $24,000 ($40,000 - $16,000). The reduction to reflect the withdrawal would equal $9,600 ($24,000 x .40), and your new benefit after the withdrawal would be $14,400 ($24,000 - $9,600).

For purposes of calculating the adjustment to your guaranteed benefits, the amount of the withdrawal will include the amount of any applicable withdrawal charge. Using the example above, the $12,000 withdrawal would include the withdrawal amount paid to you and the amount of any applicable withdrawal charge deducted from your account value. For more information on the calculation of the charge, see "Withdrawal charge" later in the Prospectus.

With respect to the Guaranteed minimum income benefit and the Greater of 6% (or 5%) Roll-Up to age 85 or the Annual Ratchet to age 85 enhanced death benefit, withdrawals (including any applicable withdrawal charges) will reduce each of the benefits' 6% (or 5%) Roll-Up to age 85 benefit base on a dollar-for-dollar basis, as long as the sum of withdrawals in a contract year is 6% (or 5%) or less of the 6% (or 5%) Roll-Up benefit base on the most recent contract date anniversary. Additional contributions made during the contract year do not affect the amount of the withdrawals that can be taken on a dollar-for-dollar basis in that contract year. Once a withdrawal is taken that causes the sum of withdrawals in a contract year to exceed 6% (or 5%) of the benefit base on the most recent anniversary, that entire withdrawal and any subsequent withdrawals in that same contract year will reduce the benefit base pro rata. Reduction on a dollar-for-dollar basis means that your 6% (or 5%) Roll-Up to age 85 benefit base will be reduced by the dollar amount of the withdrawal for each Guaranteed benefit. The Annual Ratchet to age 85 benefit base will always be reduced on a pro rata basis.

The effect of withdrawals on your Guaranteed minimum income benefit and, Guaranteed minimum death benefit (including the Greater of 6% Roll-Up to age 85 or the Annual Ratchet to age 85 enhanced death benefit) may be different. See Appendix IX later in this Prospectus for information on what applies to your contract.


HOW WITHDRAWALS AFFECT PRINCIPAL PROTECTOR(SM)

If you elected Principal Protector(SM), if available, any withdrawal reduces your GWB benefit base by the amount of the withdrawal. In addition, a GWB Excess withdrawal can significantly reduce your GWB Annual withdrawal amount and further reduce your GWB benefit base. For more information, see "Effect of GWB Excess withdrawals" and "Other important considerations" under "Principal Protector(SM)" in "Contract features and benefits" earlier in this Prospectus.


WITHDRAWALS TREATED AS SURRENDERS

If you withdraw more than 90% of a contract's current cash value, we will treat it as a request to surrender the contract for its cash value. Also, under certain contracts, we have the right to pay the cash value and terminate the contract if no contributions are made during the last three completed contract years, and the account value is less than $500, or if you make a withdrawal that would result in a cash value of less than $500. If you are an existing contract owner, the rules in the preceding sentence may not apply under your contract or if the Guaranteed minimum income benefit no lapse guarantee is available and in effect on your contract. See Appendix IX later in this Prospectus for information. See also "Surrendering your contract to receive its cash value" below. For the tax consequences of withdrawals, see "Tax information" later in this Prospectus.

SPECIAL RULES FOR PRINCIPAL PROTECTOR(SM) (IF AVAILABLE). If you elected Principal Protector(SM), all withdrawal methods described above can be used. We will not treat a withdrawal request that results in a withdrawal in excess of 90% of the contract's cash value as a request to surrender the contract unless it is a GWB Excess withdrawal. In addition, we will not terminate your contract if either your account value or cash value falls below $500, unless it is due to a GWB Excess with-


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drawal. In other words, if you take a GWB Excess withdrawal that equals more than 90% of your cash value or reduces your cash value to less than $500, we will treat your request as a surrender of your contract even if your GWB benefit base is greater than zero. Please also see "Insufficient account value" in "Determining your contract value" earlier in this Prospectus. Please also see "Principal Protector(SM)" in "Contract features and benefits," earlier in this Prospectus, for more information on how withdrawals affect your guaranteed benefits and could potentially cause your contract to terminate.


LOANS UNDER ROLLOVER TSA CONTRACTS

Loans from a Rollover TSA contract are not permitted without employer or plan approval. We will not permit you to take a loan or have a loan outstanding while you are enrolled in our "automatic required minimum distribution (RMD) service."

Loans are subject to federal income tax limits and are also subject to the limits of the plan. The loan rules under ERISA may apply to plans not sponsored by a governmental employer. Federal income tax rules apply to all plans, even if the plan is not subject to ERISA.

A loan will not be treated as a taxable distribution unless:

o  It exceeds limits of federal income tax rules;

o  Interest and principal are not paid when due; or

o  In some instances, service with the employer terminates.

Taking a loan in excess of the Internal Revenue Code limits may result in adverse tax consequences.

Before we make a loan, you must properly complete and sign a loan request form. Loan processing may not be completed until we receive all information and approvals required to process the loan at our processing office.

We will permit you to have only one loan outstanding at a time. The minimum loan amount is $1,000. The maximum amount is $50,000 or, if less, 50% of your account value, subject to any limits under the federal income tax rules. The term of the loan is five years. However, if you use the loan to acquire your primary residence, the term is 10 years. The term may not extend beyond the earliest of:

(1) the date annuity payments begin,

(2) the date the contract terminates, and

(3) the date a death benefit is paid (the outstanding loan including any accrued and unpaid loan interest, will be deducted from the death benefit amounts).


A loan request under your Rollover TSA contract will be processed on the first business day of the month following the date on which the properly completed loan request form is received. Interest will accrue daily on your outstanding loan at a rate we set. The loan interest rate will be equal to the Moody's Corporate Bond Yield Averages for Baa bonds for the calendar month ending two months before the first day of the calendar quarter in which the rate is determined. Please see Appendix VIII later in this Prospectus for any state rules that may affect loans from a TSA contract. Also, see "Tax information" later in this Prospectus for general rules applicable to loans as well as Appendix X for a discussion of TSA contracts.


Tax consequences for failure to repay a loan when due are substantial, and may result in severe restrictions on your ability to borrow amounts under any plans of your employer in the future.

LOAN RESERVE ACCOUNT. On the date your loan is processed, we will transfer the amount of your loan to the loan reserve account. Unless you specify otherwise, we will subtract your loan on a pro rata basis from your value in the variable investment options and the guaranteed interest option. If those amounts are insufficient, any additional amount of the loan will be subtracted from the fixed maturity options (other than the Special 10 year fixed maturity option) in the order of the earliest maturity date(s) first. If such amounts are still insufficient, we will deduct any remaining portion from the Special 10 year fixed maturity option. A market value adjustment will apply to withdrawals from the fixed maturity options (including the Special 10 year fixed maturity option). If the amounts are withdrawn from the Special 10 year fixed maturity option, the guaranteed benefit will be adversely affected. See "Guaranteed principal benefit option 2" in "Contract features and benefits" earlier in this Prospectus.

For the period of time your loan is outstanding, the loan reserve account rate we will credit will equal the loan interest rate minus a maximum rate of 2%. When you make a loan repayment, unless you specify otherwise, we will transfer the dollar amount of the loan repaid and the amount of interest earned from the loan reserve account to the investment options according to the allocation percentages we have on our records. Loan repayments are not considered contributions and therefore are not eligible for additional credits.


SURRENDERING YOUR CONTRACT TO RECEIVE ITS CASH VALUE

You may surrender your contract to receive its cash value at any time while the annuitant is living and before you begin to receive annuity payments. (Rollover TSA contracts may have restrictions and employer or plan approval is required). For a surrender to be effective, we must receive your written request and your contract at our processing office. We will determine your cash value on the date we receive the required information.

All benefits under the contract will terminate as of the date we receive the required information, including Principal Protector(SM) (if applicable), if your cash value is greater than your GWB Annual withdrawal amount. If you have a GWB benefit base greater than zero, you should consider the impact of a contract surrender on the Principal Protector(SM) benefit. If your surrender request does not constitute a GWB Excess withdrawal, you may be eligible for additional benefits. If, however, your surrender request constitutes a GWB Excess withdrawal, you will lose those benefits. Also, if the Guaranteed minimum income benefit no lapse guarantee is in effect under your contract, the Guaranteed minimum income benefit will terminate without value if your cash value plus any other withdrawals taken in the contract year exceed 6% of the Roll-Up benefit base (as of the beginning of the contract year). For more information, please see "Annuity benefit" under "Insufficient account value" in "Determining your contract value" and "Principal Protector(SM)" in "Contract features and benefits" earlier in this Prospectus.


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You may receive your cash value in a single sum payment or apply it to one or more of the annuity payout options. See "Your annuity payout options" below. For the tax consequences of surrenders, see "Tax information" later in this Prospectus.


WHEN TO EXPECT PAYMENTS

Generally, we will fulfill requests for payments out of the variable investment options within seven calendar days after the date of the transaction to which the request relates. These transactions may include applying proceeds to a variable annuity, payment of a death benefit, payment of any amount you withdraw (less any withdrawal charge) and, upon surrender, payment of the cash value. We may postpone such payments or applying proceeds for any period during which:

(1)  the New York Stock Exchange is closed or restricts trading,

(2) the SEC determines that an emergency exists as a result of which sales of securities or determination of the fair value of a variable investment option's assets is not reasonably practicable because of an emergency, or

(3) the SEC, by order, permits us to defer payment to protect people remaining in the variable investment options.

We can defer payment of any portion of your value in the guaranteed interest account and fixed maturity options (other than for death benefits) for up to six months while you are living. We also may defer payments for a reasonable amount of time (not to exceed 10 days) while we are waiting for a contribution check to clear.

All payments are made by check and are mailed to you (or the payee named in a tax-free exchange) by U.S. mail, unless you request that we use an express delivery service at your expense.


YOUR ANNUITY PAYOUT OPTIONS

Deferred annuity contracts such as Accumulator(R) Plus(SM) provide for conversion to payout status at or before the contract's "maturity date." This is called annuitization. When your contract is annuitized, your Accumulator(R) Plus(SM) contract and all its benefits will terminate and you will receive a supplemental annuity payout contract ("payout option") that provides periodic payments for life or for a specified period of time. In general, the periodic payment amount is determined by the account value or cash value of your Accumulator(R) Plus(SM) contract at the time of annuitization and the annuity purchase factor to which that value is applied, as described below. Alternatively, if you have a Guaranteed minimum income benefit, you may exercise your benefit in accordance with its terms. We have the right to require you to provide any information we deem necessary to provide an annuity payout option. If an annuity payout is later found to be based on incorrect information, it will be adjusted on the basis of the correct information.

Your Accumulator(R) Plus(SM) contract guarantees that upon annuitization, your annuity account value will be applied to a guaranteed annuity purchase factor for a life annuity payout option. We reserve the right, with advance notice to you, to change your annuity purchase factor any time after your fifth contract date anniversary and at five year intervals after the first change. (Please see your contract and SAI for more information.) In addition, you may apply your account value or cash value, whichever is applicable, to any other annuity payout option that we may offer at the time of annuitization. We currently offer you several choices of annuity payout options. Some enable you to receive fixed annuity payments which can be either level or increasing, and others enable you to receive variable annuity payments. Please see Appendix VIII later in this Prospectus for variations that may apply to your state.


You can choose from among the annuity payout options listed below. Restrictions may apply, depending on the type of contract you own or the annuitant's age when the contract was issued. Other than life annuity with period certain, we reserve the right to add, remove or change any of these annuity payout options at any time. In addition, if you are exercising your Guaranteed minimum income benefit, your choice of payout options are those that are available under the Guaranteed minimum income benefit (see "Guaranteed minimum income benefit option" in "Contract features and benefits" earlier in this Prospectus). If you elect Principal Protector(SM) and choose to annuitize your contract before the maturity date, Principal Protector(SM) will terminate without value even if your GWB benefit base is greater than zero. Payments you receive under the annuity payout option you select may be less than you would have received under Principal Protector(SM). See "Principal Protector(SM)" in "Contract features and benefits" earlier in this Prospectus for further information.



-------------------------------------------------------------------
Fixed annuity payout options           Life annuity
                                       Life annuity with period
                                         certain
                                       Life annuity with refund
                                         certain
                                       Period certain annuity
-------------------------------------------------------------------
Variable Immediate Annuity             Life annuity
   payout options                      Life annuity with period
                                         certain
-------------------------------------------------------------------
Income Manager(R) payout               Life annuity with period
   options (available for annuitants     certain
   age 83 or less at contract issue)   Period certain annuity
-------------------------------------------------------------------

o Life annuity: An annuity that guarantees payments for the rest of the annuitant's life. Payments end with the last monthly payment before the annuitant's death. Because there is no continuation of benefits following the annuitant's death with this payout option, it provides the highest monthly payment of any of the life annuity options, so long as the annuitant is living.

o Life annuity with period certain: An annuity that guarantees payments for the rest of the annuitant's life. If the annuitant dies before the end of a selected period of time ("period certain"), payments continue to the beneficiary for the balance of the period certain. The period certain cannot extend beyond the annuitant's life expectancy. A life annuity with a period certain is the form of annuity under the contracts that you will receive if you do not elect a different payout option. In this case, the period certain will be based on the annuitant's age and will not exceed 10 years.

o Life annuity with refund certain: An annuity that guarantees payments for the rest of the annuitant's life. If the annuitant dies before the amount applied to purchase the annuity option has been recov-


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    ered, payments to the beneficiary will continue until that amount has been recovered. This payout option is available only as a fixed annuity.

o Period certain annuity: An annuity that guarantees payments for a specific period of time, usually 5, 10, 15, or 20 years. This guaranteed period may not exceed the annuitant's life expectancy. This option does not guarantee payments for the rest of the annuitant's life. It does not permit any repayment of the unpaid principal, so you cannot elect to receive part of the payments as a single sum payment with the rest paid in monthly annuity payments. This payout option is available only as a fixed annuity.

The life annuity, life annuity with period certain, and life annuity with refund certain payout options are available on a single life or joint and survivor life basis. The joint and survivor life annuity guarantees payments for the rest of the annuitant's life and, after the annuitant's death, payments continue to the survivor. We may offer other payout options not outlined here. Your financial professional can provide you with details.


FIXED ANNUITY PAYOUT OPTIONS

With fixed annuities, we guarantee fixed annuity payments will be based either on the tables of guaranteed annuity purchase factors in your contract or on our then current annuity purchase factors, whichever is more favorable for you.


VARIABLE IMMEDIATE ANNUITY PAYOUT OPTIONS

Variable Immediate Annuities are described in a separate prospectus that is available from your financial professional. Before you select a Variable Immediate Annuity payout option, you should read the prospectus which contains important information that you should know.

Variable Immediate Annuities may be funded through your choice of available variable investment options investing in Portfolios of AXA Premier VIP Trust and EQ Advisors Trust. The contract also offers a fixed income annuity payout option that can be elected in combination with the variable annuity payout option. The amount of each variable income annuity payment will fluctuate, depending upon the performance of the variable investment options, and whether the actual rate of investment return is higher or lower than an assumed base rate.


INCOME MANAGER(R) PAYOUT OPTIONS

The Income Manager(R) payout annuity contracts differ from the other payout annuity contracts. The other payout annuity contracts may provide higher or lower income levels, but do not have all the features of the Income Manager(R) payout annuity contract. You may request an illustration of the Income Manager(R) payout annuity contract from your financial professional. Income Manager(R) payout options are described in a separate prospectus that is available from your financial professional. Before you select an Income Manager(R) payout option, you should read the prospectus which contains important information that you should know.

Both NQ and IRA Income Manager(R) payout options provide guaranteed level payments. The Income Manager(R) (life annuity with period certain) also provides guaranteed increasing payments (NQ contracts only). You may not elect an Income Manager(R) payout option without life contingencies unless withdrawal charges are no longer in effect under your Accumulator(R) Plus(SM).

For QP and Rollover TSA contracts, if you want to elect an Income Manager(R) payout option, we will first roll over amounts in such contract to a Rollover IRA contract with the plan participant as owner. You must be eligible for a distribution under the QP or Rollover TSA contract.

You may choose to apply your account value of your Accumulator(R) Plus(SM) contract to an Income Manager(R) payout annuity. In this case, we will consider any amounts applied as a withdrawal from your Accumulator(R) Plus(SM). For the tax consequences of withdrawals, see "Tax information" later in this Prospectus.

The Income Manager(R) payout options are not available in all states.


THE AMOUNT APPLIED TO PURCHASE AN ANNUITY PAYOUT OPTION

The amount applied to purchase an annuity payout option varies, depending on the payout option that you choose, and the timing of your purchase as it relates to any withdrawal charges. If amounts in a fixed maturity option are used to purchase any annuity payment option prior to the maturity date, a market value adjustment will apply.

For the fixed annuity payout options and Variable Immediate Annuity payout options, no withdrawal charge is imposed if you select a life annuity, life annuity with period certain or life annuity with refund certain.

The withdrawal charge applicable under your Accumulator(R) Plus(SM) is imposed if you select a non-life contingent period certain payout annuity. If the period certain is more than 5 years, then the withdrawal charge deducted will not exceed 5% of the account value.

For the Income Manager(R) payout life contingent options, no withdrawal charge is imposed under the Accumulator(R) Plus(SM). If the withdrawal charge that otherwise would have been applied to your account value under your Accumulator(R) Plus(SM) is greater than 2% of the contributions that remain in your contract at the time you purchase your payout option, the withdrawal charges under the Income Manager(R) will apply. The year in which your account value is applied to the payout option will be "contract year 1."


SELECTING AN ANNUITY PAYOUT OPTION

When you select a payout option, we will issue you a separate written agreement confirming your right to receive annuity payments. We require you to return your contract before annuity payments begin. The contract owner and annuitant must meet the issue age and payment requirements.

You can choose the date annuity payments begin from the Accumulator(R) Plus(SM) contract. Generally, the date annuity payments begin may not be earlier than five years (in a limited number of jurisdictions this requirement may be more or less than five years) from the contract date. Please see Appendix VIII later in this Prospectus for information on state variations. Except with respect to Income Manager(R) annuity payout options, where payments are made on the 15th day of each month, you can change the date your annuity payments are to begin


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anytime before that date as long as you do not choose a date later than the
28th day of any month. Also, that date may not be later than the annuity maturity date described below.

If you start receiving annuity payments within three years of making any contribution, we will recover the credit that applies to any contribution made within the prior three years. Please see Appendix VIII later in this Prospectus for information on state variations.

The amount of the annuity payments will depend on the amount applied to purchase the annuity and the applicable annuity purchase factors, discussed earlier. The amount of each annuity payment will be less with a greater frequency of payments, or with a longer duration of a non-life contingent annuity or a longer certain period of a life contingent annuity. Once elected, the frequency with which you receive payments cannot be changed.

If, at the time you elect a payout option, the amount to be applied is less than $2,000 or the initial payment under the form elected is less than $20 monthly, we reserve the right to pay the account value in a single sum rather than as payments under the payout option chosen.

If you select an annuity payout option and payments have begun, no change can be made other than: (i) transfers (if permitted in the future) among the variable investment options if a Variable Immediate Annuity payout option is selected; and (ii) withdrawals or contract surrender (subject to a market value adjustment) if an Income Manager(R) annuity payout option is chosen.


ANNUITY MATURITY DATE

Your contract has a maturity date by which you must either take a lump sum payment or select an annuity payout option. The maturity date is generally the contract date anniversary that follows the annuitant's 95th birthday. We will send a notice with the contract statement one year prior to the maturity date.

If you elected Principal Protector(SM) and your contract is annuitized at maturity, we will offer an annuity payout option for life that guarantees you will receive payments that are at least equal to what you would have received under Principal Protector until the point at which your GWB Benefit Base is depleted. After your GWB Benefit Base is depleted, you will continue to receive periodic payments while you are living. The amount of each payment will be the same as the payment amount that you would have received if you had applied your account value on the maturity date to purchase a life annuity at the annuity purchase rate guaranteed in your contract; this payment amount may be more or less than your GWB Annual Withdrawal amount.

Please see Appendix VIII later in this Prospectus for variations that may apply in your state.


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5. Charges and expenses

--------------------------------------------------------------------------------

CHARGES THAT AXA EQUITABLE DEDUCTS

We deduct the following charges each day from the net assets of each variable investment option. These charges are reflected in the unit values of each variable investment option:

o  A mortality and expense risks charge

o  An administrative charge

o  A distribution charge

We deduct the following charges from your account value. When we deduct these charges from your variable investment options, we reduce the number of units credited to your contract:

o On each contract date anniversary -- an annual administrative charge, if applicable.

o At the time you make certain withdrawals or surrender your contract -- a withdrawal charge.

o On each contract date anniversary -- a charge for each optional benefit that you have elected: a death benefit (other than the Standard death benefit); the Guaranteed minimum income benefit; Principal Protector(SM); and Protection Plus(SM).

o On the first 10 contract date anniversaries -- a charge for GPB Option 2, if you have elected this optional benefit.

o At the time annuity payments are to begin -- charges designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state. An annuity administrative fee may also apply.

More information about these charges appears below. The fees and charges described are the maximum fees and charges that a contract owner will pay. Please see your contract and/or Appendix IX for the fees and charges that apply under your contract. We will not increase these charges for the life of your contract, except as noted. We may reduce certain charges under group or sponsored arrangements. See "Group or sponsored arrangements" later in this section.

The charges under the contracts are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under the contracts. They are also designed, in the aggregate, to compensate us for the risks of loss we assume pursuant to the contracts. If, as we expect, the charges that we collect from the contracts exceed our total costs in connection with the contracts, we will earn a profit. Otherwise, we will incur a loss.

The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this Prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray, a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk. Nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the contracts.

To help with your retirement planning, we may offer other annuities with different charges, benefits, and features. Please contact your financial professional for more information.


SEPARATE ACCOUNT ANNUAL EXPENSES

MORTALITY AND EXPENSE RISKS CHARGE. We deduct a daily charge from the net assets in each variable investment option to compensate us for mortality and expense risks, including the Standard death benefit. The daily charge is equivalent to an annual rate of 0.90% of the net assets in each variable investment option.

The mortality risk we assume is the risk that annuitants as a group will live for a longer time than our actuarial tables predict. If that happens, we would be paying more in annuity income than we planned. We also assume a risk that the mortality assumptions reflected in our guaranteed annuity payment tables, shown in each contract, will differ from actual mortality experience. Lastly, we assume a mortality risk to the extent that at the time of death, the Guaranteed minimum death benefit exceeds the cash value of the contract. The expense risk we assume is the risk that it will cost us more to issue and administer the contracts than we expect. A portion of this charge also compensates us for the contract credit. For a discussion of the credit, see "Credits" in "Contract features and benefits" earlier in this Prospectus. We expect to make a profit from this charge.

ADMINISTRATIVE CHARGE. We deduct a daily charge from the net assets in each variable investment option to compensate us for administrative expenses under the contracts. The daily charge is equivalent to an annual rate of 0.35% of the net assets in each variable investment option.

DISTRIBUTION CHARGE. We deduct a daily charge from the net assets in each variable investment option to compensate us for a portion of our sales expenses under the contracts. The daily charge is equivalent to an annual rate of 0.25% of the net assets in each variable investment option.


ANNUAL ADMINISTRATIVE CHARGE

We deduct an administrative charge from your account value on each contract date anniversary. We deduct the charge if your account value on the last business day of the contract year is less than $50,000. If your account value on such date is $50,000 or more, we do not deduct the charge. During the first two contract years, the charge is equal to $30 or, if less, 2% of your account value. The charge is $30 for contract years three and later.

We will deduct this charge from your value in the variable investment options and the guaranteed interest option (see Appendix VIII later in this Prospectus to see if deducting this charge from the guaranteed


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interest option is permitted in your state) on a pro rata basis. If those amounts are insufficient, we will deduct all or a portion of the charge from the fixed maturity options (other than the Special 10 year fixed maturity option) in the order of the earliest maturity date(s) first. If such amounts are still insufficient, we will deduct any remaining portion from the Special 10 year fixed maturity option. If the contract is surrendered or annuitized or a death benefit is paid on a date other than the contract date anniversary, we will deduct a pro rata portion of the charge for that year. See Appendix IX later in this Prospectus for more information. A market value adjustment will apply to deductions from the fixed maturity options (including the Special 10 year fixed maturity option).

If your account value is insufficient to pay this charge, your contract will terminate without value and you will lose any applicable guaranteed benefits except as noted under "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus.


WITHDRAWAL CHARGE

A withdrawal charge applies in two circumstances: (1) if you make one or more withdrawals during a contract year that, in total, exceed the 10% free withdrawal amount, described below, or (2) if you surrender your contract to receive its cash value or apply your cash value to a non life contingent annuity payout option. A portion of this charge also compensates us for the contract credit. For a discussion of the credit, see "Credits" in "Contracts features and benefits" earlier in this Prospectus. We expect to make a profit from this charge. For more information about the withdrawal charge if you select an annuity payout option, see "Your annuity payout options -- The amount applied to purchase an annuity payout option" in "Accessing your money" earlier in the Prospectus.

The withdrawal charge equals a percentage of the contributions withdrawn. We do not consider credits to be contributions. Therefore, there is no withdrawal charge associated with a credit.

The percentage of the withdrawal charge that applies to each contribution depends on how long each contribution has been invested in the contract. We determine the withdrawal charge separately for each contribution according to the following table:



--------------------------------------------------------------------------------
                              CONTRACT YEAR
--------------------------------------------------------------------------------
                    1     2     3     4     5     6     7     8    9+
--------------------------------------------------------------------------------
Percentage of
contribution        8%    8%    7%    7%    6%    5%    4%    3%   0%
--------------------------------------------------------------------------------

For purposes of calculating the withdrawal charge, we treat the contract year in which we receive a contribution as "contract year 1." Amounts withdrawn up to the free withdrawal amount are not considered withdrawals of any contribution. We also treat contributions that have been invested the longest as being withdrawn first. We treat contributions as withdrawn before earnings for purposes of calculating the withdrawal charge. However, federal income tax rules treat earnings under your contract as withdrawn first. See "Tax information" later in this Prospectus.

In order to give you the exact dollar amount of the withdrawal you request, we deduct the amount of the withdrawal and the withdrawal charge from your account value. Any amount deducted to pay withdrawal charges is also subject to the same withdrawal charge percentage. We deduct the charge in proportion to the amount of the withdrawal subtracted from each variable investment option. The withdrawal charge helps cover our sales expenses.

For purposes of calculating reductions in your guaranteed benefits and associated benefit bases, the withdrawal amount includes both the withdrawal amount paid to you and the amount of the withdrawal charge deducted from your account value. For more information, see "Guaranteed minimum death benefit and Guaranteed minimum income benefit (or the "Living Benefit") base" and "How withdrawals affect your Guaranteed minimum income benefit and Guaranteed minimum death benefit" earlier in the Prospectus.

The withdrawal charge does not apply in the circumstances described below.

10% FREE WITHDRAWAL AMOUNT. Each contract year you can withdraw up to 10% of your account value without paying a withdrawal charge. The 10% free withdrawal amount is determined using your account value at the beginning of each contract year. In the first contract year, the 10% free withdrawal amount is determined using all contributions received in the first 90 days of the contract year. Additional contributions during the contract year do not increase your 10% free withdrawal amount. The 10% free withdrawal amount does not apply if you surrender your contract except where required by law.

If you elected Principal Protector(SM), we will waive any withdrawal charge for any withdrawal during the contract year up to the GWB Annual withdrawal amount, even if such withdrawals exceed the free withdrawal amount. However, each withdrawal reduces the free withdrawal amount for that contract year by the amount of the withdrawal. Withdrawal charges are applied to the amount of the withdrawal that exceeds the GWB Annual withdrawal amount.

The applicable free withdrawal amount percentage may be higher for certain contract owners, depending on when you purchased your contract. See Appendix IX later in this Prospectus for the free withdrawal amount that applies under your contract.

CERTAIN WITHDRAWALS. If you elected the Guaranteed minimum income benefit and/or the Greater of 6% Roll-Up to age 85 or the annual ratchet to age 85 enhanced death benefit, the withdrawal charge will be waived for any withdrawal that, together with any prior withdrawals made during the contract year, does not exceed 6% of the beginning of contract year 6% to age 85 Roll-Up benefit base, even if such withdrawals exceed the free withdrawal amount. Also, a withdrawal charge does not apply to a withdrawal that exceeds 6% of the beginning of contract year 6% to age 85 Roll-Up benefit base as long as it does not exceed the free withdrawal amount. If your withdrawal exceeds the amount described above, this waiver is not applicable to that withdrawal, or to any subsequent withdrawal for the life of the contract.

See Appendix IX later in this Prospectus to see if this waiver of the withdrawal charge applies under your contract.


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DISABILITY, TERMINAL ILLNESS, OR CONFINEMENT TO NURSING HOME. The withdrawal charge also does not apply if:

    (i) The annuitant has qualified to receive Social Security disability benefits as certified by the Social Security Administration; or

    (ii) We receive proof satisfactory to us (including certification by a licensed physician) that the annuitant's life expectancy is six months or less; or

    (iii) The annuitant has been confined to a nursing home for more than 90 days (or such other period, as required in your state) as verified by a licensed physician. A nursing home for this purpose means one that is (a) approved by Medicare as a provider of skilled nursing care service, or (b) licensed as a skilled nursing home by the state or territory in which it is located (it must be within the United States, Puerto Rico, or U.S. Virgin Islands) and meets all of the following:

           -- its main function is to provide skilled, intermediate, or custodial nursing care;

           -- it provides continuous room and board to three or more persons;

           -- it is supervised by a registered nurse or licensed practical nurse;

           -- it keeps daily medical records of each patient;

           -- it controls and records all medications dispensed; and

           -- its primary service is other than to provide housing for residents.

We reserve the right to impose a withdrawal charge, in accordance with your contract and applicable state law, if the conditions as described in (i), (ii) or (iii) above existed at the time a contribution was remitted or if the condition that began within 12 months of the period following remittance. Some states may not permit us to waive the withdrawal charge in the above circumstances, or may limit the circumstances for which the withdrawal charge may be waived. Your financial professional can provide more information or you may contact our processing office.


GUARANTEED MINIMUM DEATH BENEFIT CHARGE

ANNUAL RATCHET TO AGE 85. If you elected the Annual Ratchet to age 85 enhanced death benefit, we deduct a charge annually from your account value on each contract date anniversary for which it is in effect. The charge is equal to 0.25% of the Annual Ratchet to age 85 benefit base. If you are an existing contract owner, the charge may be as much as 0.30% of the Annual Ratchet to age 85 benefit base. Please see Appendix IX later in this Prospectus or your contract for more information.

GREATER OF 5% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85. If you elected this enhanced death benefit, we deduct a charge annually from your account value on each contract date anniversary for which it is in effect. The charge is equal to 0.50% of the Greater of the 5% Roll-Up to age 85 or the Annual Ratchet to age 85 benefit base.

GREATER OF 6% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85. If you elected this enhanced death benefit, we deduct a charge annually from your account value on each contract date anniversary for which it is in effect. The charge is equal to 0.60% of the greater of the 6% Roll-Up to age 85 or the Annual Ratchet to age 85 benefit base. For certain contract owners, your charge may be less, depending on when you purchased your contract. Please see Appendix IX later in this Prospectus or your contract for more information.

6% ROLL-UP TO AGE 85. If you elected the 6% Roll-Up to age 85 enhanced death benefit, we deduct a charge annually from your account value on each contract date anniversary for which it is in effect. The charge is equal to 0.45% of the 6% Roll-Up to age 85 benefit base.

WHEN WE DEDUCT THESE CHARGES. We will deduct these charges from your value in the variable investment options and the guaranteed interest option (see Appendix VIII later in this Prospectus to see if deducting these charges from the guaranteed interest account is permitted in your state) on a pro rata basis. If these amounts are insufficient, we will deduct all or a portion of these charges from the fixed maturity options (other than the Special 10 year fixed maturity option) in the order of the earliest maturity date(s) first. If such amounts are still insufficient, we will deduct any remaining portion from the Special 10 year fixed maturity option. If the contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year. For certain contract owners, this pro rata deduction may not apply, depending on when you purchased your contract. See Appendix IX later in this Prospectus for more information. A market value adjustment will apply to deductions from the fixed maturity options (including the Special 10 year fixed maturity option).

If your account value is insufficient to pay this charge, your contract will terminate without value and you will lose any applicable guaranteed benefits except as noted under "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus.

There is no charge if you exercise the Guaranteed minimum death benefit/Guaranteed minimum income benefit roll-up benefit base reset option.

STANDARD DEATH BENEFIT. There is no additional charge for the standard death benefit.

GUARANTEED PRINCIPAL BENEFIT OPTION 2

If you purchased GPB Option 2, we deduct a charge annually from your account value on the first 10 contract date anniversaries. The charge is equal 0.50% of the account value. We will deduct this charge from your value in the variable investment options and the guaranteed interest option (see Appendix VIII later in this Prospectus to see if deducting this charge from the guaranteed interest option is permitted in your state) on a pro rata basis. If those amounts are insufficient, we will deduct any remaining portion of the charge from amounts in any fixed maturity options (other than the Special 10 year fixed maturity option) in the order of the earliest maturity date(s) first. If such amounts are still insufficient, we will deduct any remaining portion from the Special 10 year fixed maturity option. If the contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year. For certain contract owners, this pro rata


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deduction may not apply, depending on when you purchased your contract. See
Appendix IX later in this Prospectus for more information. A market value adjustment will apply to deductions from the fixed maturity options (including the Special 10 year fixed maturity option).

If your account value is insufficient to pay this charge, your contract will terminate without value and you will lose any applicable guaranteed benefits except as noted under "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus.


GUARANTEED MINIMUM INCOME BENEFIT (THE "LIVING BENEFIT") CHARGE

If you elected the Guaranteed minimum income benefit, we deduct a charge annually from your account value on each contract date anniversary until such time as you exercise the Guaranteed minimum income benefit, elect another annuity payout option or the contract date anniversary after the annuitant reaches age 85, whichever occurs first. The charge is equal to 0.65% of the applicable benefit base in effect on the contract date anniversary. For certain contract owners, your charge may be less, depending on when you purchased your contract. Please see Appendix IX later in this Prospectus or your contract for more information.

We will deduct this charge from your value in the variable investment options and the guaranteed interest option on a pro rata basis. (See Appendix VIII later in this Prospectus to see if deducting this charge from the guaranteed interest option is permitted in your state.) If those amounts are still insufficient, we will deduct all or a portion of the charge from the fixed maturity options in the order of the earliest maturity date(s) first. If the contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year. For certain contract owners, pro rata deduction may not apply, depending on when you purchased your contract. See Appendix IX later in this Prospectus for more information. A market value adjustment will apply to deductions from the fixed maturity options (including the Special 10 year fixed maturity option, if available).

If your account value is insufficient to pay this charge, your contract will terminate without value and you will lose any applicable guaranteed benefits except as noted under "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus.

There is no charge if you exercise the Guaranteed minimum death benefit/guaranteed minimum income benefit roll-up benefit base reset option or for the Guaranteed minimum income benefit no lapse guarantee. This option is not available under all contracts.


PROTECTION PLUS(SM) CHARGE

If you elected Protection Plus(SM), we deduct a charge annually from your account value on each contract date anniversary for which it is in effect. The charge is equal to 0.35% of the account value on each contract date anniversary. We will deduct this charge from your value in the variable investment options and the guaranteed interest option on a pro rata basis. If those amounts are insufficient, we will deduct all or a portion of the charge from the fixed maturity options (other than the Special 10 year fixed maturity option) in the order of the earliest maturity date(s) first. If such amounts are still insufficient, we will deduct any remaining portion from the Special 10 year fixed maturity option. If the contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year. If you are an existing contract owner, this pro rata deduction may not apply under your contract. See Appendix IX later in this Prospectus for more information. A market value adjustment will apply to deductions from the fixed maturity options (including the Special 10 year fixed maturity option).

If your account value is insufficient to pay this charge, your contract will terminate without value and you will lose any applicable guaranteed benefits except as noted under "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus.


PRINCIPAL PROTECTOR(SM) CHARGE

If you elected Principal Protector(SM), we deduct a charge annually as a percentage of your account value on each contract date anniversary. If you elect the 5% GWB Annual withdrawal option, the charge is equal to 0.35%. If you elect the 7% GWB Annual withdrawal option, the charge is equal to 0.50%. We will deduct this charge from your value in the variable investment options and the guaranteed interest option (See Appendix VIII later in this Prospectus to see if deducting this charge from the guaranteed interest option is permitted in your state) on a pro rata basis. If those amounts are insufficient, we will deduct all or a portion of the charge from the fixed maturity options in the order of the earliest maturity date(s) first. If the contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year. For certain contract owners, this pro rata deduction may not apply, depending on when you purchased your contract. See Appendix IX later in this Prospectus for more information. If you die, and your beneficiary continues Principal Protector(SM) under the Beneficiary continuation option we will not deduct a pro rata portion of the charge upon your death. However, the Principal Protector(SM) charge will continue. A market value adjustment will apply to deductions from the fixed maturity options.

If your GWB benefit base falls to zero but your contract is still in force, the charge will be suspended as of the next contract date anniversary. The charge will be reinstated, as follows: (i) if you make a subsequent contribution, we will reinstate the charge that was in effect at the time your GWB benefit base became depleted, (ii) if you elect to exercise the Optional step up provision, we will reinstate a charge, as discussed immediately below, and (iii) if your beneficiary elects the Beneficiary continuation option and reinstates the Principal Protector(SM) benefit with a one time step up, we will reinstate the charge that was in effect when the GWB benefit base fell to zero.

If your beneficiary elects the Beneficiary continuation option, and is eligible to continue Principal Protector(SM), the benefit and the charge will continue unless your beneficiary tells us to terminate the benefit at the time of election.

OPTIONAL STEP UP CHARGE. Every time you elect the Optional step up, we reserve the right to raise the benefit charge at the time of the step up. The maximum charge for Principal Protector(SM) with a 5% GWB Annual withdrawal option is 0.60%. The maximum charge for Principal Protector(SM) with a 7% GWB Annual withdrawal amount option is


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0.80%. The increased charge, if any, will apply as of the next contract date anniversary following the step up and on all contract anniversaries thereafter.

If you die and your beneficiary elects the Beneficiary continuation option, if available, a one time step up only (at no additional charge) is applicable. For more information on the Optional step up, one time step up and Automatic reset provisions, see "Principal Protector(SM)" in "Contract features and benefits."

If your account value is insufficient to pay this charge, your contract will terminate without value and you will lose any applicable guaranteed benefits except as noted under "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus.


CHARGES FOR STATE PREMIUM AND OTHER APPLICABLE TAXES

We deduct a charge designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state. Generally, we deduct the charge from the amount applied to provide an annuity payout option. The current tax charge that might be imposed varies by jurisdiction and ranges from 0% to 3.5%.

VARIABLE IMMEDIATE ANNUITY ANNUITIZATION PAYOUT OPTION ADMINISTRATIVE FEE

We currently deduct a fee of $350 from the amount to be applied to the Variable Immediate Annuity annuitization payout option. This option may not be available at the time you elect to annuitize or it may have a different charge.


CHARGES THAT THE TRUSTS DEDUCT

The Trusts deduct charges for the following types of fees and expenses:

o  Management fees.

o  12b-1 fees.

o Operating expenses, such as trustees' fees, independent public accounting firms' fees, legal counsel fees, administrative service fees, custodian fees and liability insurance.

o  Investment-related expenses, such as brokerage commissions.

These charges are reflected in the daily share price of each Portfolio. Since shares of each Trust are purchased at their net asset value, these fees and expenses are, in effect, passed on to the variable investment options and are reflected in their unit values. Certain Portfolios available under the contract in turn invest in shares of other Portfolios of AXA Premier VIP Trust and EQ Advisors Trust and/or shares of unaffiliated portfolios (collectively, the "underlying portfolios"). The underlying portfolios each have their own fees and expenses, including management fees, operating expenses, and investment related expenses such as brokerage commissions. For more information about these charges, please refer to the prospectuses for the Trusts.


GROUP OR SPONSORED ARRANGEMENTS

For certain group or sponsored arrangements, we may reduce the withdrawal charge or the mortality and expense risks charge or change the minimum initial contribution requirements. We also may change the Guaranteed minimum income benefit or the Guaranteed minimum death benefit, or offer variable investment options that invest in shares of the Trusts that are not subject to 12b-1 fees. If permitted under the terms of our exemptive order regarding Accumulator(R) Plus(SM) bonus feature, we may also change the crediting percentage that applies to contributions. Group arrangements include those in which a trustee or an employer, for example, purchases contracts covering a group of individuals on a group basis. Group arrangements are not available for Rollover IRA and Roth Conversion IRA contracts. Sponsored arrangements include those in which an employer allows us to sell contracts to its employees or retirees on an individual basis.

Our costs for sales, administration and mortality generally vary with the size and stability of the group or sponsoring organization, among other factors. We take all these factors into account when reducing charges. To qualify for reduced charges, a group or sponsored arrangement must meet certain requirements, such as requirements for size and number of years in existence. Group or sponsored arrangements that have been set up solely to buy contracts or that have been in existence less than six months will not qualify for reduced charges.

We will make these and any similar reductions according to our rules in effect when we approve a contract for issue. We may change these rules from time to time. Any variation will reflect differences in costs or services and will not be unfairly discriminatory.

Group or sponsored arrangements may be governed by federal income tax rules, the Employee Retirement Income Security Act of 1974 ("ERISA") or both. We make no representations with regard to the impact of these and other applicable laws on such programs. We recommend that employers, trustees, and others purchasing or making contracts available for purchase under such programs seek the advice of their own legal and benefits advisers.


OTHER DISTRIBUTION ARRANGEMENTS

We may reduce or eliminate charges when sales are made in a manner that results in savings of sales and administrative expenses, such as sales through persons who are compensated by clients for recommending investments and who receive no commission or reduced commissions in connection with the sale of the contracts. We will not permit a reduction or elimination of charges where it would be unfairly discriminatory.


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6. Payment of death benefit

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YOUR BENEFICIARY AND PAYMENT OF BENEFIT

You designated your beneficiary when you applied for your contract. You may change your beneficiary at any time. The change will be effective as of the date the written request is executed, whether or not you are living on the date the change is received in our processing office. We are not responsible for any beneficiary change request that we do not receive. We will send you written confirmation when we receive your request.

Under jointly owned contracts, the surviving owner is considered the beneficiary, and will take the place of any other beneficiary. You may be limited as to the beneficiary you can designate in a Rollover TSA contract. In a QP contract, the beneficiary must be the trustee. Where an NQ contract is owned for the benefit of a minor pursuant to the Uniform Gift to Minors Act or the Uniform Transfers to Minors Act, the beneficiary must be the estate of the minor. Where an IRA contract is owned in a custodial individual retirement account, the custodian must be the beneficiary.

The death benefit is equal to your account value (without adjustment for any otherwise applicable negative market value adjustment) or, if greater, the applicable Guaranteed minimum death benefit. We determine the amount of the death benefit (other than the applicable Guaranteed minimum death benefit) and any amount applicable under the Protection Plus(SM) feature, as of the date we receive satisfactory proof of the annuitant's death, any required instructions for the method of payment, forms necessary to effect payment and any other information we may require. The amount of the applicable Guaranteed minimum death benefit will be such Guaranteed minimum death benefit as of the date of the annuitant's death, adjusted for any subsequent withdrawals. For Rollover TSA contracts with outstanding loans, we will reduce the amount of the death benefit by the amount of the outstanding loan, including any accrued but unpaid interest on the date that the death benefit is made. Payment of the death benefit terminates the contract.

The account value used to determine the death benefit and Protection Plus(SM) benefit will first be reduced by the amount of any Credits applied in the one-year period prior to the annuitant's death.

Your beneficiary designation may specify the form of death benefit payout (such as a life annuity), provided the payout you elect is one that we offer both at the time of designation and when the death benefit is payable. In general, the beneficiary will have no right to change the election. You should be aware that
(i) in accordance with current federal income tax rules, we apply a predetermined death benefit annuity payout election only if payment of the death benefit amount begins within one year following the date of death, which payment may not occur if the beneficiary has failed to provide all required information before the end of that period, (ii) we will not apply the predetermined death benefit payout election if doing so would violate any federal income tax rules or any other applicable law, and (iii) a beneficiary or a successor owner who continues the contract under one of the continuation options described below will have the right to change your annuity payout election.


EFFECT OF THE ANNUITANT'S DEATH

If the annuitant dies before the annuity payments begin, we will pay the death benefit to your beneficiary.

Generally, the death of the annuitant terminates the contract. However, a surviving spouse who is the sole primary beneficiary of the deceased owner/annuitant can choose to be treated as the successor owner/annuitant and continue the contract. The Successor owner/ annuitant feature is only available under NQ and individually-owned IRA contracts.

For NQ and all types of IRA contracts, a beneficiary may be able to have limited ownership as discussed under "Beneficiary continuation option" below.


WHEN AN NQ CONTRACT OWNER DIES BEFORE THE ANNUITANT

Under certain conditions the owner changes after the original owner's death for purposes of receiving required distributions from the contract. When you are not the annuitant under an NQ contract and you die before annuity payments begin, unless you specify otherwise, the beneficiary named to receive the death benefit upon the annuitant's death will become the successor owner. If you do not want this beneficiary to be the successor owner, you should name a specific successor owner. You may name a successor owner at any time during your life by sending satisfactory notice to our processing office. If the contract is jointly owned and the first owner to die is not the annuitant, the surviving owner becomes the sole contract owner. This person will be considered the successor owner for purposes of the distribution rules described in this section. The surviving owner automatically takes the place of any other beneficiary designation.

You should carefully consider the following if you have elected the Guaranteed minimum income benefit and you are the owner, but not the annuitant. Because the payments under the Guaranteed minimum income benefit are based on the life of the annuitant, and the federal tax law required distributions described below are based on the life of the successor owner, a successor owner who is not also the annuitant may not be able to exercise the Guaranteed minimum income benefit, if you die before annuity payments begin. Therefore, one year before you become eligible to exercise the Guaranteed minimum income benefit, you should consider the effect of your beneficiary designations on potential payments after your death. For more information, see "Exercise rules" under "Guaranteed minimum income benefit option" in "Contracts features and benefits" earlier in this Prospectus.

Unless the surviving spouse of the owner who has died (or in the case of a joint ownership situation, the surviving spouse of the first owner to die) is the successor owner for this purpose, the entire interest in the contract must be distributed under the following rules:


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o  The cash value of the contract must be fully paid to the successor owner (new owner) within five years after your death (the "5-year rule"), or in a joint ownership situation, the death of the first owner to die.

o If Principal Protector(SM) was elected and if the "5-year rule" is elected and the successor owner dies prior to the end of the fifth year, we will pay any remaining account value in a lump sum and the contract and any remaining GWB benefit base will terminate without value. The successor owner should consult with a tax adviser before choosing to use the "5-year rule." The GWB benefit base may be adversely affected if the successor owner makes any withdrawals that cause a GWB Excess withdrawal. Also, when the contract terminates at the end of 5 years, any remaining GWB benefit base would be lost. If you elected Principal Protector(SM), the successor owner has the option to terminate the benefit and charge upon receipt by us of due proof of death and notice to discontinue the benefit; otherwise, the benefit and charge will automatically continue.

o The successor owner may instead elect to receive the cash value as a life annuity (or payments for a period certain of not longer than the successor owner's life expectancy). Payments must begin within one year after the non-annuitant owner's death. Unless this alternative is elected, we will pay any cash five years after your death (or the death of the first owner to die).

o  A successor owner should consider naming a new beneficiary.

If the surviving spouse is the successor owner or joint owner, the spouse may elect to continue the contract. No distributions are required as long as the surviving spouse and annuitant are living. An eligible successor owner, including a surviving joint owner after the first owner dies, may elect the beneficiary continuation option for NQ contracts discussed later under "Beneficiary continuation option" below.


HOW DEATH BENEFIT PAYMENT IS MADE

We will pay the death benefit to the beneficiary in the form of the annuity payout option you have chosen. If you have not chosen an annuity payout option as of the time of the annuitant's death, the beneficiary will receive the death benefit in a single sum. Payment of the death benefit in a lump sum terminates all rights and any applicable guarantees under the contract, including Guaranteed minimum income benefit, GPB Options 1 and 2, and Principal Protector(SM). However, subject to any exceptions in the contract, our rules and any applicable requirements under federal income tax rules, the beneficiary may elect to apply the death benefit to one or more annuity payout options we offer at the time. See "Your annuity payout options" in "Accessing your money" earlier in this Prospectus. Please note that any annuity payout option chosen may not extend beyond the life expectancy of the beneficiary.


SUCCESSOR OWNER AND ANNUITANT

If you are both the contract owner and the annuitant, and your spouse is the sole primary beneficiary or the joint owner, then your spouse may elect to receive the death benefit or continue the contract as successor owner/annuitant. The successor owner/annuitant must be 85 or younger as of the date of the non-surviving spouse's death.

The determination of spousal status is made under applicable state law. However, in the event of a conflict between federal and state law, we follow federal rules.

If your surviving spouse decides to continue the contract, then as of the date we receive satisfactory proof of your death, any required instructions and information, and forms necessary to effect the Successor owner/annuitant feature, we will increase the account value to equal your elected Guaranteed minimum death benefit as of the date of your death if such death benefit is greater than your account value, plus any amount applicable under the Protection Plus(SM) feature, and adjusted for any subsequent withdrawals. If any contributions are made during the one-year period prior to your death, the account value will first be reduced by any Credits applied to any such contributions. The increase in the account value will be allocated to the investment options according to the allocation percentages we have on file for your contract. Thereafter, withdrawal charges will no longer apply to contributions made before your death. Withdrawal charges will apply if additional contributions are made. These additional contributions will be considered to be withdrawn only after all other amounts have been withdrawn. In determining whether your applicable guaranteed minimum death benefit option will continue to grow, we will use your surviving spouse's age as of the date we receive satisfactory proof of your death, any required instructions and the information and forms necessary to effect the successor owner/annuitant feature.

We will determine whether your applicable Guaranteed minimum death benefit option will continue as follows:

o If the successor owner/annuitant is age 75 or younger on the date of the original owner/annuitant's death, and the original owner/ annuitant was age 84 or younger at death, the Guaranteed minimum death benefit continues based upon the option that was elected by the original owner/annuitant and will continue to grow according to its terms until the contract date anniversary following the date the successor owner/annuitant reaches age 85.

o If the successor owner/annuitant is age 75 or younger on the date of the original owner/annuitant's death, and the original owner/ annuitant was age 85 or older at death, we will reinstate the Guaranteed minimum death benefit that was elected by the original owner/annuitant. The benefit will continue to grow according to its terms until the contract date anniversary following the date the successor owner/annuitant reaches age 85.

o If the successor owner/annuitant is age 76 or over on the date of the original owner/annuitant's death, the Guaranteed minimum death benefit will no longer grow, and we will no longer charge for the benefit.

If you elected Principal Protector(SM), the benefit and charge will remain in effect. If the GWB benefit base is zero at the time of your death, and the charge had been suspended, the charge will be reinstated if any of the events, described in "Principal Protector(SM) charge" in "Charges and expenses" earlier in this Prospectus, occur. The GWB benefit base will not automatically be stepped up to equal the account value, if higher,


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upon your death. Your spouse must wait five complete years from the prior step up or from contract issue, whichever is later, in order to be eligible for the Optional step up. For more information, see "Principal Protector(SM)" in "Contract features and benefits" earlier in this Prospectus.

Where an NQ contract is owned by a Living Trust, as defined in the contract, and at the time of the annuitant's death the annuitant's spouse is the sole beneficiary of the Living Trust, the Trustee, as owner of the contract, may request that the spouse be substituted as annuitant as of the date of the annuitant's death. No further change of annuitant will be permitted.

Where an IRA contract is owned in a custodial individual retirement account, and your spouse is the sole beneficiary of the account, the custodian may request that the spouse be substituted as annuitant after your death.

For information on the operation of the successor owner/annuitant feature with the Guaranteed minimum income benefit, see "Exercise of Guaranteed minimum income benefit" under "Guaranteed minimum income benefit option" in "Contract features and benefits," earlier in this Prospectus. For information on the operation of this feature with Protection Plus(SM), see "Protection Plus(SM)" in "Guaranteed minimum death benefit" under "Contract features and benefits," earlier in this Prospectus.


SPOUSAL PROTECTION

SPOUSAL PROTECTION OPTION FOR NQ CONTRACTS ONLY. This feature permits spouses who are joint contract owners to increase the account value to equal the guaranteed minimum death benefit, if higher, and by the value of any Protection Plus(SM) benefit, if elected, upon the death of either spouse. This account value "step up" occurs even if the surviving spouse was the named annuitant. If you and your spouse jointly own the contract and one of you is the named annuitant, you had the right to elect the Spousal protection option at the time you purchased your contract at no additional charge. Both spouses must have been between the ages of 20 and 70 at the time the contract was issued and must each have been named the primary beneficiary in the event of the other's death.

The annuitant's age is generally used for the purpose of determining contract benefits. However, for the Annual Ratchet to age 85 and the Greater of 6% Roll-Up to age 85 or Annual Ratchet to age 85 guaranteed minimum death benefits and the Protection Plus(SM) benefit, the benefit is based on the older spouse's age. The older spouse may or may not be the annuitant. However, for purposes of the Guaranteed minimum death benefit/guaranteed minimum income benefit roll-up benefit base reset option, the last age at which the benefit base may be reset is based on the annuitant's age, not the older spouse's age.

If the annuitant dies prior to annuitization, the surviving spouse may elect to receive the death benefit, including the value of the Protection Plus(SM) benefit, or, if eligible, continue the contract as the sole owner/ annuitant by electing the successor owner/annuitant option. If the non-annuitant spouse dies prior to annuitization, the surviving spouse continues the contract automatically as the sole owner/annuitant. In either case, the contract would continue, as follows:

o As of the date we receive due proof of the spouse's death, the account value will be reset to equal the Guaranteed minimum death benefit as of the date of the non-surviving spouse's death, if higher, increased by the value of the Protection Plus(SM) benefit. If the annuitant spouse dies, the account value will first be reduced by any Credits applied in the one-year period prior to the death of either spouse.

o The Guaranteed minimum death benefit continues to be based on the older spouse's age for the life of the contract, even if the younger spouse is originally or becomes the sole owner/annuitant.

o The Protection Plus(SM) benefit will now be based on the surviving spouse's age at the date of the non-surviving spouse's death for the remainder of the life of the contract. If the benefit had been previously frozen because the older spouse had attained age 80, it will be reinstated if the surviving spouse is age 75 or younger. The benefit is then frozen on the contract date anniversary after the surviving spouse reaches age 80. If the surviving spouse is age 76 or older, the benefit will be discontinued even if the surviving spouse is the older spouse (upon whose age the benefit was originally based).

o The Guaranteed minimum income benefit may continue if the benefit had not already terminated and the benefit will be based on the successor owner/annuitant, if applicable. See "Guaranteed minimum income benefit" in "Contract features and benefits" earlier in this Prospectus.

o If the annuitant dies first, withdrawal charges will no longer apply to any contributions made prior to the annuitant's death. If the non-annuitant spouse dies first, the withdrawal charge schedule remains in effect with regard to all contributions.

o If you elected Principal Protector(SM), the benefit and charge will remain in effect. If your GWB benefit base is zero at the time of your death, and the charge had been suspended, the charge will be reinstated if any of the events, described in "Principal Protector(SM) charge" in "Charges and expenses" earlier in this Prospectus, occur. The GWB benefit base will not automatically be stepped up to equal the account value, if higher, upon your death. Your spouse must wait five complete years from the prior step up or from contract issue, whichever is later, in order to be eligible for the Optional step up. For more information, see "Principal Protector(SM)" in "Contract features and benefits" earlier in this Prospectus.

We will not allow Spousal protection to be added after contract issue. If there is a change in owner or primary beneficiary, the Spousal protection benefit will be terminated. If you divorce, but do not change the owner or primary beneficiary, Spousal protection continues.

Depending on when you purchased your contract, this feature may not be available to you. See Appendix IX later in this Prospectus for more information about your contract.


BENEFICIARY CONTINUATION OPTION

This feature permits a designated individual, on the contract owner's death, to maintain a contract with the deceased contract owner's name on it and receive distributions under the contract, instead of receiving the death benefit in a single sum. We make this option avail-


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able to beneficiaries under traditional IRA, Roth IRA and NQ contracts, subject to state availability. Please speak with your financial professional or see Appendix VIII later in this Prospectus for further information.

Where an IRA contract is owned in a custodial individual retirement account, the custodian may reinvest the death benefit in an individual retirement annuity contract, using the account beneficiary as the annuitant. Please speak with your financial professional for further information.


BENEFICIARY CONTINUATION OPTION FOR TRADITIONAL IRA AND ROTH IRA CONTRACTS ONLY. The beneficiary continuation option must be elected by September 30th of the year following the calendar year of your death and before any other inconsistent election is made. Beneficiaries who do not make a timely election will not be eligible for this option. If the election is made, then, as of the date we receive satisfactory proof of death, any required instructions, information and forms necessary to effect the beneficiary continuation option feature, we will increase the account value to equal the applicable death benefit, if such death benefit is greater than such account value, plus any amount applicable under the Protection Plus(SM) feature, adjusted for any subsequent withdrawals. If you die during the one-year period following our receipt of a contribution, the account value will first be reduced by any Credits applied to such contribution.


Generally, payments will be made once a year to the beneficiary over the beneficiary's life expectancy (determined in the calendar year after your death and determined on a term certain basis). These payments must begin no later than December 31st of the calendar year after the year of your death. For sole spousal beneficiaries, payments may begin by December 31st of the calendar year in which you would have reached age 70-1/2, if such time is later. For traditional IRA contracts only, if you die before your Required Beginning Date for Required Minimum Distributions, as discussed later in this Prospectus in "Tax information" under "Individual retirement arrangements (IRAs')," the beneficiary may choose the "5-year rule" option instead of annual payments over life expectancy. The 5-year rule is always available to beneficiaries under Roth IRA contracts. If the beneficiary chooses this option, the beneficiary may take withdrawals as desired, but the entire account value must be fully withdrawn by December 31st of the calendar year which contains the fifth anniversary of your death.


Under the beneficiary continuation option for IRA and Roth IRA contracts:

o The contract continues with your name on it for the benefit of your beneficiary.

o This feature is only available if the beneficiary is an individual. Certain trusts with only individual beneficiaries will be treated as individuals for this purpose.

o If there is more than one beneficiary, each beneficiary's share will be separately accounted for. It will be distributed over the beneficiary's own life expectancy, if payments over life expectancy are chosen.

o The minimum amount that is required in order to elect the beneficiary continuation option is $5,000 for each beneficiary.

o The beneficiary may make transfers among the investment options but no additional contributions will be permitted.

o If you had elected the Guaranteed minimum income benefit, an optional enhanced death benefit, GPB Option 2 or Principal Protector(SM) (in certain circumstances) under the contract, they will no longer be in effect and charges for such benefits will stop. Also, any Guaranteed minimum death benefit feature will no longer be in effect. See below for certain circumstances where Principal Protector(SM) may continue to apply.

o The beneficiary may choose at any time to withdraw all or a portion of the account value and no withdrawal charges, if any, will apply.

o  Any partial withdrawal must be at least $300.

o Your beneficiary will have the right to name a beneficiary to receive any remaining interest in the contract.

o Upon the death of your beneficiary, the beneficiary he or she has named has the option to either continue taking required minimum distributions based on the remaining life expectancy of the deceased beneficiary or to receive any remaining interest in the contract in a lump sum. The option elected will be processed when we receive satisfactory proof of death, any required instructions for the method of payment and any required information and forms necessary to effect payment.

o If you had elected Principal Protector(SM), your spousal beneficiary may not continue Principal Protector(SM), and the benefit will terminate without value, even if the GWB benefit base is greater than zero. In general, spousal beneficiaries who wish to continue Principal Protector(SM) should consider continuing the contract under the Successor owner and annuitant feature, if eligible. In general, eligibility requires that your spouse must be the sole primary beneficiary. Please see "Successor owner and annuitant" in "How death benefit payment is made" under "Payment of death benefit" earlier in this Prospectus for further details. If there are multiple beneficiaries who elect the Beneficiary continuation option, the spousal beneficiary may continue the contract without Principal Protector(SM) and non-spousal beneficiaries may continue with Principal Protector(SM). In this case, the spouse's portion of the GWB benefit base will terminate without value.

o If you had elected Principal Protector(SM), your non-spousal beneficiary may continue the benefit, as follows:

   -- The beneficiary was 75 or younger on the original contract date.

   -- The benefit and charge will remain in effect unless your beneficiary tells us to terminate the benefit at the time of the Beneficiary continuation option election.

   -- One time step up: Upon your death, if your account value is greater than the GWB benefit base, the GWB benefit base will be automatically stepped up to equal the account value, at no additional charge. If Principal Protector(SM) is not in effect at the time of your death because the GWB benefit base is zero, the beneficiary may reinstate the benefit (at the charge that was last in effect) with the one time step up. If you die during the one-year period following our receipt of a contribution to which a Credit was applied, the account value will first be reduced by


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      any Credits applied to such contribution before comparison with the GWB benefit base for purposes of any GWB benefit base step up. If the beneficiary chooses not to reinstate the Principal Protector(SM) at the time the Beneficiary continuation option is elected, Principal Protector(SM) will terminate.

   -- If there are multiple beneficiaries each beneficiary's interest in the GWB benefit base will be separately accounted for.

   -- As long as the GWB benefit base is $5,000 or greater, the beneficiary may elect the Beneficiary continuation option and continue Principal Protector(SM) even if the account value is less than $5,000.

   -- If scheduled payments are elected, the beneficiary's scheduled payments will be calculated, using the greater of the account value or the GWB benefit base, as of each December 31. If the beneficiary dies prior to receiving all payments, we will make the remaining payments to the person designated by the deceased non-spousal beneficiary, unless that person elects to take any remaining account value in a lump sum, in which case any remaining GWB benefit base will terminate without value.

   -- If the "5-year rule" is elected and the beneficiary dies prior to the end of the fifth year, we will pay any remaining account value in a lump sum and the contract and any remaining GWB benefit base will terminate without value.

   -- Provided no other withdrawals are taken during a contract year while the beneficiary receives scheduled payments, the scheduled payments will not cause a GWB Excess withdrawal, even if they exceed the GWB Annual withdrawal amount. If the beneficiary takes any other withdrawals while the Beneficiary continuation option scheduled payments are in effect, the GWB Excess withdrawal exception terminates permanently. In order to take advantage of this exception, the beneficiary must elect the scheduled payments rather than the "5-year rule." If the beneficiary elects the "5-year rule," there is no exception.

BENEFICIARY CONTINUATION OPTION FOR NQ CONTRACTS ONLY. This feature, also known as the Inherited annuity, may only be elected when the NQ contract owner dies before the annuity maturity date, whether or not the owner and the annuitant are the same person. If the owner and annuitant are different and the owner dies before the annuitant, for purposes of this discussion, "beneficiary" refers to the successor owner. For a discussion of successor owner, see "When an NQ contract owner dies before the annuitant" earlier in this section. This feature must be elected within 9 months following the date of your death and before any inconsistent election is made. Beneficiaries who do not make a timely election will not be eligible for this option.

Generally, payments will be made once a year to the beneficiary over the beneficiary's life expectancy, determined on a term certain basis and in the year payments start. These payments must begin no later than one year after the date of your death and are referred to as "scheduled payments." The beneficiary may choose the "5-year rule" instead of scheduled payments over life expectancy. If the beneficiary chooses the 5-year rule, there will be no scheduled payments. Under the 5-year rule, the beneficiary may take withdrawals as desired, but the entire account value must be fully withdrawn by the fifth anniversary of your death.

Under the beneficiary continuation option for NQ contracts (regardless of whether the owner and the annuitant are the same person):

o This feature is only available if the beneficiary is an individual. It is not available for any entity such as a trust, even if all of the beneficiaries of the trust are individuals.

o The contract continues with your name on it for the benefit of your beneficiary.

o If there is more than one beneficiary, each beneficiary's share will be separately accounted for. It will be distributed over the respective beneficiary's own life expectancy, if scheduled payments are chosen.

o The minimum amount that is required in order to elect the beneficiary continuation option is $5,000 for each beneficiary.

o The beneficiary may make transfers among the investment options but no additional contributions will be permitted.

o If you had elected the Guaranteed minimum income benefit, an optional enhanced death benefit, GPB Option 2 or Principal Protector(SM) (in certain circumstances) under the contract, they will no longer be in effect and charges for such benefits will stop. Also, any Guaranteed minimum death benefit feature will no longer be in effect. See below for certain circumstances where Principal Protector(SM) may continue to apply.


o If the beneficiary chooses the "5-year rule," withdrawals may be made at any time. If the beneficiary instead chooses scheduled payments, the beneficiary may also take withdrawals, in addition to scheduled payments, at any time.


o  Any partial withdrawals must be at least $300.

o Your beneficiary will have the right to name a beneficiary to receive any remaining interest in the contract on the beneficiary's death.

o Upon the death of your beneficiary, the beneficiary he or she has named has the option to either continue taking scheduled payments based on the remaining life expectancy of the deceased beneficiary (if scheduled payments were chosen) or to receive any remaining interest in the contract in a lump sum. We will pay any remaining interest in the contract in a lump sum if your beneficiary elects the 5-year rule. The option elected will be processed when we receive satisfactory proof of death, any required instructions for the method of payment and any required information and forms necessary to effect payment.

o If you had elected Principal Protector(SM), your spousal beneficiary may not continue Principal Protector(SM), and the benefit will terminate without value, even if the GWB benefit base is greater than zero. In general, spousal beneficiaries who wish to continue Principal Protector(SM) should consider continuing the contract under the Successor owner and annuitant feature, if eligible. In general, eligibility requires that you must be the owner and annuitant and your spouse must be the sole primary beneficiary. Please see "Successor owner and annuitant" in "How death benefit payment is made"


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   under "Payment of death benefit" earlier in this Prospectus for further details. If there are multiple beneficiaries who elect the Beneficiary continuation option, the spousal beneficiary may continue the contract without Principal Protector(SM) and non-spousal beneficiaries may continue with Principal Protector(SM). In this case, the spouse's portion of the GWB benefit base will terminate without value.

o If the non-spousal beneficiary chooses scheduled payments under "Withdrawal Option 1," as discussed above in this section, Principal Protector(SM) may not be continued and will automatically terminate without value even if the GWB benefit base is greater than zero.

o If you had elected Principal Protector(SM), your non-spousal beneficiary may continue the benefit, as follows:

   -- The beneficiary was 75 or younger on the original contract date.

   -- The benefit and charge will remain in effect unless your beneficiary tells us to terminate the benefit at the time of the Beneficiary continuation option election.

   -- One time step up: Upon your death, if your account value is greater than the GWB benefit base, the GWB benefit base will be automatically stepped up to equal the account value, at no additional charge. If Principal Protector(SM) is not in effect at the time of your death because the GWB benefit base is zero, the beneficiary may reinstate the benefit (at the charge that was last in effect) with the one time step up. If you die during the one-year period following our receipt of a contribution to which a Credit was applied, the account value will first be reduced by any Credits applied to such contribution before comparison with the GWB benefit base for purposes of any GWB benefit base step up. If the beneficiary chooses not to reinstate the Principal Protector(SM) at the time the Beneficiary continuation option is elected, Principal Protector(SM) will terminate.

   -- If there are multiple beneficiaries, each beneficiary's interest in the GWB benefit base will be separately accounted for.

   -- As long as the GWB benefit base is $5,000 or greater, the beneficiary may elect the Beneficiary continuation option and continue Principal Protector(SM) even if the account value is less than $5,000.

   -- If scheduled payments under "Withdrawal Option 2" is elected, the beneficiary's scheduled payments will be calculated using the greater of the account value or the GWB benefit base, as of each December 31. If the beneficiary dies prior to receiving all payments, we will make the remaining payments to the person designated by the deceased non-spousal beneficiary, unless that person elects to take any remaining account value in a lump sum, in which case any remaining GWB benefit base will terminate without value.

   -- If the "5-year rule" is elected and the beneficiary dies prior to the end of the fifth year, we will pay any remaining account value in a lump sum and the contract and any remaining GWB benefit base will terminate without value.

   -- Provided no other withdrawals are taken during a contract year while the beneficiary receives scheduled payments, the scheduled payments will not cause a GWB Excess withdrawal, even if they exceed the GWB Annual withdrawal amount. If the beneficiary takes any other withdrawals while the Beneficiary continuation option scheduled payments are in effect, the GWB Excess withdrawal exception terminates permanently. In order to take advantage of this exception, the beneficiary must elect scheduled payments under "Withdrawal Option 2" rather than the "5-year rule." If the beneficiary elects the "5-year rule," there is no exception.

If you are both the owner and annuitant:

o As of the date we receive satisfactory proof of death, any required instructions, information and forms necessary to effect the beneficiary continuation option feature, we will increase the annuity account value to equal the applicable death benefit if such death benefit is greater than such account value, plus any amount applicable under the Protection Plus(SM) feature, adjusted for any subsequent withdrawals. If you die during the one-year period following our receipt of a contribution, the account value will first be reduced by any Credits applied to such contribution.

o No withdrawal charges, if any, will apply to any withdrawals by the beneficiary.

If the owner and annuitant are not the same person:

o If the beneficiary continuation option is elected, the beneficiary automatically becomes the new annuitant of the contract, replacing the existing annuitant.

o  The annuity account value will not be reset to the death benefit amount.

o The contract's withdrawal charge schedule will continue to be applied to any withdrawal or surrender other than scheduled payments; the contract's free corridor amount will continue to apply to withdrawals but does not apply to surrenders.

o We do not impose a withdrawal charge on scheduled payments except if, when added to any withdrawals previously taken in the same contract year, including for this purpose a contract surrender, the total amount of withdrawals and scheduled payments exceed the free corridor amount. See the "Withdrawal charges" in "Charges and expenses" earlier in this Prospectus.

If a contract is jointly owned:

o The surviving owner supersedes any other named beneficiary and may elect the beneficiary continuation option.

o If the deceased joint owner was also the annuitant, see "If you are both the owner and annuitant" earlier in this section.

o If the deceased joint owner was not the annuitant, see "If the owner and annuitant are not the same person" earlier in this section.


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7. Tax information


--------------------------------------------------------------------------------


OVERVIEW

In this part of the Prospectus, we discuss the current federal income tax rules that generally apply to Accumulator(R) Plus(SM) contracts owned by United States individual taxpayers. The tax rules can differ, depending on the type of contract, whether NQ, traditional IRA, Roth IRA, QP or TSA. Therefore, we discuss the tax aspects of each type of contract separately.

Federal income tax rules include the United States laws in the Internal Revenue Code, and Treasury Department Regulations and Internal Revenue Service ("IRS") interpretations of the Internal Revenue Code. These tax rules may change without notice. We cannot predict whether, when, or how these rules could change. Any change could affect contracts purchased before the change. Congress may also consider proposals in the future to comprehensively reform or overhaul the United States tax and retirement systems, which if enacted, could affect the tax benefits of a contract. We cannot predict what, if any, legislation will actually be proposed or enacted.

We cannot provide detailed information on all tax aspects of the contracts. Moreover, the tax aspects that apply to a particular person's contract may vary depending on the facts applicable to that person. We do not discuss state income and other state taxes, federal income tax and withholding rules for non-U.S. taxpayers, or federal gift and estate taxes. We also do not discuss the Employee Retirement Income Security Act of 1974 (ERISA). Transfers of the contract, rights or values under the contract, or payments under the contract, for example, amounts due to beneficiaries, may be subject to federal or state gift, estate, or inheritance taxes. You should not rely only on this document, but should consult your tax adviser before your purchase.


CONTRACTS THAT FUND A RETIREMENT ARRANGEMENT

Generally, there are two types of funding vehicles that are available for Individual Retirement Arrangements ("IRAs"): an individual retirement annuity contract such as the ones offered in this Prospectus, or a custodial or trusteed individual retirement account. Similarly, a 403(b) plan can be funded through a 403(b) annuity contract or a 403(b)(7) custodial account. Annuity contracts can also be purchased in connection with retirement plans qualified under Section 401(a) of the Code ("QP contracts"). How these arrangements work, including special rules applicable to each, are noted in the specific sections for each type of arrangement, below. You should be aware that the funding vehicle for a tax-qualified arrangement does not provide any tax deferral benefit beyond that already provided by the Code for all permissible funding vehicles. Before choosing an annuity contract, therefore, you should consider the annuity's features and benefits compared with the features and benefits of other permissible funding vehicles and the relative costs of annuities and other arrangements. You should be aware that cost may vary depending on the features and benefits made available and the charges and expenses of the investment options or funds that you elect.

Certain provisions of the Treasury Regulations on required minimum distributions concerning the actuarial present value of additional contract benefits could increase the amount required to be distributed from annuity contracts funding qualified plans, 403(b) plans and IRAs. For this purpose additional annuity contract benefits may include, but are not limited to, various guaranteed benefits such as guaranteed minimum income benefits and enhanced death benefits. You should consider the potential implication of these Regulations before you purchase this annuity contract or purchase additional features under this annuity contract. See also Appendix II at the end of this Prospectus for a discussion of QP contracts, and Appendix X at the end of this Prospectus for a discussion of TSA contracts.


SPECIAL RULE FOR CONVERSIONS TO ROTH IRA IN 2010

Pre-2010 limitations on conversion rollovers to Roth IRAs of pre-tax amounts distributed from qualified plans, 403(b) plans and governmental employer 457(b) plans (as well as traditional IRA to Roth IRA conversions) based on income levels and filing status are removed beginning in 2010. For conversion rollovers or traditional IRA conversions in 2010 only, the resulting federal income tax can be paid in two installments in 2011 and 2012.


TRANSFERS AMONG INVESTMENT OPTIONS

You can make transfers among investment options inside the contract without triggering taxable income.


TAXATION OF NONQUALIFIED ANNUITIES


CONTRIBUTIONS

You may not deduct the amount of your contributions to a nonqualified annuity contract.


CONTRACT EARNINGS

Generally, you are not taxed on contract earnings until you receive a distribution from your contract, whether as a withdrawal or as an annuity payment. However, earnings are taxable, even without a distribution:

o if a contract fails investment diversification requirements as specified in federal income tax rules (these rules are based on or are similar to those specified for mutual funds under the securities laws);

o if you transfer a contract, for example, as a gift to someone other than your spouse (or former spouse);

o if you use a contract as security for a loan (in this case, the amount pledged will be treated as a distribution); and

o if the owner is other than an individual (such as a corporation, partnership, trust, or other non-natural person). This provision does not apply to a trust which is a mere agent or nominee for an individual, such as a grantor trust.



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Federal tax law requires that all nonqualified deferred annuity contracts that
AXA Equitable and its affiliates issue to you during the same calendar year be linked together and treated as one contract for calculating the taxable amount of any distribution from any of those contracts.


ANNUITY PAYMENTS

Annuitization payments that are based on life or life expectancy are considered annuity payments for income tax purposes. We include in annuitization payments GMIB payments and other annuitization payments available under your contract. In order to get annuity payment tax treatment, all amounts under the contract must be applied to the annuity payout option; we do not "partially annuitize" nonqualified deferred annuity contracts.

Once annuity payments begin, a portion of each payment is taxable as ordinary income. You get back the remaining portion without paying taxes on it. This is your unrecovered investment in the contract. Generally, your investment in the contract equals the contributions you made, less any amounts you previously withdrew that were not taxable.

For fixed annuity payments, the tax-free portion of each payment is determined by (1) dividing your investment in the contract by the total amount you are expected to receive out of the contract, and (2) multiplying the result by the amount of the payment. For variable annuity payments, your tax-free portion of each payment is your investment in the contract divided by the number of expected payments. If you have a loss on a variable annuity payout in a taxable year, you may be able to adjust the tax-free amount in subsequent years.

Once you have received the amount of your investment in the contract, all payments after that are fully taxable. If payments under a life annuity stop because the annuitant dies, there is an income tax deduction for any unrecovered investment in the contract.

Your rights to apply amounts under this contract to an annuity payout option are described elsewhere in this Prospectus. If you hold your contract to the maximum maturity age under the contract we require that a choice be made between taking a lump sum settlement of any remaining account value or applying any such account value to one of the annuity payout options under the contract. If no affirmative choice is made, we will apply any remaining annuity value to the default option under the contract at such age. While there is no specific federal tax guidance as to whether or when an annuity contract is required to mature, or as to the form of the payments to be made upon maturity, we believe that this contract constitutes an annuity contract under current federal tax rules.


WITHDRAWALS MADE BEFORE ANNUITY PAYMENTS BEGIN

If you make withdrawals before annuity payments begin under your contract, they are taxable to you as ordinary income if there are earnings in the contract. Generally, earnings are your account value less your investment in the contract. If you withdraw an amount which is more than the earnings in the contract as of the date of the withdrawal, the balance of the distribution is treated as a reduction of your investment in the contract and is not taxable.


PROTECTION PLUS(SM) FEATURE

In order to enhance the amount of the death benefit to be paid at the annuitant's death, you may have purchased a Protection Plus(SM) rider for your NQ contract. Although we regard this benefit as an investment protection feature which is part of the contract and which should have no adverse tax effect, it is possible that the IRS could take a contrary position or assert that the Protection Plus(SM) rider is not part of the contract. In such a case, the charges for the Protection Plus(SM) rider could be treated for federal income tax purposes as a partial withdrawal from the contract. If this were so, such a deemed withdrawal could be taxable, and for contract owners under age 59-1/2, also subject to a tax penalty. Were the IRS to take this position, AXA Equitable would take all reasonable steps to attempt to avoid this result, which could include amending the contract (with appropriate notice to you).


1035 EXCHANGES

You may purchase a nonqualified deferred annuity contract through an exchange of another contract. Normally, exchanges of contracts are taxable events. The exchange will not be taxable under Section 1035 of the Internal Revenue Code if:

o the contract that is the source of the funds you are using to purchase the nonqualified deferred annuity contract is another nonqualified deferred annuity contract (or life insurance or endowment contract).

o the owner and the annuitant are the same under the source contract and the contract issued in exchange. If you are using a life insurance or endowment contract the owner and the insured must be the same on both sides of the exchange transaction.

The tax basis, also referred to as your investment in the contract, of the source contract carries over to the contract issued in exchange.

An owner may direct the proceeds of a partial withdrawal from one nonqualified deferred annuity contract to a different insurer to purchase a new nonqualified deferred annuity contract on a tax-deferred basis. Special forms, agreement between the carriers, and provision of cost basis information may be required to process this type of an exchange.

Section 1035 exchanges are generally not available after the death of the owner.

SURRENDERS

If you surrender or cancel the contract, the distribution is taxable as ordinary income (not capital gain) to the extent it exceeds your investment in the contract.

DEATH BENEFIT PAYMENTS MADE TO A BENEFICIARY AFTER YOUR DEATH

For the rules applicable to death benefits, see "Payment of death benefit" earlier in this Prospectus. The tax treatment of a death benefit taken as a single sum is generally the same as the tax treatment of a withdrawal from or surrender of your contract. The tax treatment of a death benefit taken as annuity payments is generally the same as the tax treatment of annuity payments under your contract.

Under the Beneficiary continuation option, the tax treatment of a withdrawal after the death of the owner taken as a single sum or taken as



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withdrawals under the 5-year rule is generally the same as the tax treatment of a withdrawal from or surrender of your contract.

EARLY DISTRIBUTION PENALTY TAX

If you take distributions before you are age 59-1/2, a penalty tax of 10% of the taxable portion of your distribution applies in addition to the income tax.
Some of the available exceptions to the pre-age 59-1/2 penalty tax include distributions made:

o  on or after your death; or

o  because you are disabled (special federal income tax definition); or

o in the form of substantially equal periodic annuity payments at least annually over your life (or life expectancy), or the joint lives of you and your beneficiary (or joint life expectancies) using an IRS-approved distribution method.


INVESTOR CONTROL ISSUES

Under certain circumstances, the IRS has stated that you could be treated as the owner (for tax purposes) of the assets of Separate Account No. 49. If you were treated as the owner, you would be taxable on income and gains attributable to the shares of the underlying portfolios.

The circumstances that would lead to this tax treatment would be that, in the opinion of the IRS, you could control the underlying investment of Separate Account No. 49. The IRS has said that the owners of variable annuities will not be treated as owning the separate account assets provided the underlying portfolios are restricted to variable life and annuity assets. The variable annuity owners must have the right only to choose among the Portfolios, and must have no right to direct the particular investment decisions within the Portfolios.

Although we believe that, under current IRS guidance, you would not be treated as the owner of the assets of Separate Account No. 49, there are some issues that remain unclear. For example, the IRS has not issued any guidance as to whether having a larger number of Portfolios available, or an unlimited right to transfer among them, could cause you to be treated as the owner. We do not know whether the IRS will ever provide such guidance or whether such guidance, if unfavorable, would apply retroactively to your contract. Furthermore, the IRS could reverse its current guidance at any time. We reserve the right to modify your contract as necessary to prevent you from being treated as the owner of the assets of Separate Account No. 49.


INDIVIDUAL RETIREMENT ARRANGEMENTS (IRAS)


GENERAL

"IRA" stands for individual retirement arrangement. There are two basic types of such arrangements, individual retirement accounts and individual retirement annuities. In an individual retirement account, a trustee or custodian holds the assets funding the account for the benefit of the IRA owner. The assets typically include mutual funds and/or individual stocks and/or securities in a custodial account, and bank certificates of deposit in a trusteed account. In an individual retirement annuity, an insurance company issues an annuity contract that serves as the IRA.

There are two basic types of IRAs, as follows:

o  Traditional IRAs, typically funded on a pre-tax basis; and

o  Roth IRAs, funded on an after-tax basis.

Regardless of the type of IRA, your ownership interest in the IRA cannot be forfeited. You or your beneficiaries who survive you are the only ones who can receive the IRA's benefits or payments. All types of IRAs qualify for tax deferral regardless of the funding vehicle selected.

You can hold your IRA assets in as many different accounts and annuities as you would like, as long as you meet the rules for setting up and making contributions to IRAs. However, if you own multiple IRAs, you may be required to combine IRA values or contributions for tax purposes. For further information about individual retirement arrangements, you can read Internal Revenue Service Publication 590 ("Individual Retirement Arrangements (IRAs)"). This publication is usually updated annually, and can be obtained by contacting the IRS or from the IRS website (www.irs.gov).

AXA Equitable designs its IRA contracts to qualify as individual retirement annuities under Section 408(b) of the Internal Revenue Code. You may have purchased the contract as a traditional IRA or Roth IRA.

This Prospectus contains the information that the IRS requires you to have before you purchase an IRA. The first section covers some of the special tax rules that apply to traditional IRAs. The next section covers Roth IRAs. The disclosure generally assumes direct ownership of the individual retirement annuity contract. For contracts owned in a custodial individual retirement account, the disclosure will apply only if you terminate your account or transfer ownership of the contract to yourself.

We describe the amount and types of charges that may apply to your contributions under "Charges and expenses" earlier in this Prospectus. We describe the method of calculating payments under "Accessing your money" earlier in this Prospectus .We do not guarantee or project growth in any variable income annuitization option payments (as opposed to payments from a fixed income annuitization option).

AXA Equitable had received an opinion letter from the IRS approving the respective forms of the Accumulator(R) Plus(SM) traditional and Roth IRA contracts for use as a traditional and Roth IRA, respectively. This IRS approval is a determination only as to the form of the annuity. It does not represent a determination of the merits of the annuity as an investment. The contracts submitted for IRS approval do not include every feature possibly available under the Accumulator(R) Plus(SM) traditional and Roth IRA contracts.


YOUR RIGHT TO CANCEL WITHIN A CERTAIN NUMBER OF DAYS

This is provided for informational purposes only. Since the contract is no longer available to new purchasers, this cancellation provision is no longer applicable.

You can cancel either type of the Accumulator(R) Plus(SM) IRA contract (traditional IRA or Roth IRA) by following the directions in "Your right to cancel within a certain number of days" under "Contract features and benefits" earlier in this Prospectus. If you cancel a traditional IRA



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or Roth IRA contract, we may have to withhold tax, and we must report the transaction to the IRS. A contract cancellation could have an unfavorable tax impact.


TRADITIONAL INDIVIDUAL RETIREMENT ANNUITIES (TRADITIONAL IRAS)

CONTRIBUTIONS TO TRADITIONAL IRAS. Individuals may make three different types of contributions to purchase a traditional IRA or as subsequent contributions to an existing IRA:

o  "regular" contributions out of earned income or compensation; or

o  tax-free "rollover" contributions; or

o direct custodian-to-custodian transfers from other traditional IRAs ("direct transfers").

When you make a contribution to your IRA, we require you to tell us whether it is a regular contribution, rollover contribution, or direct transfer contribution, and to supply supporting documentation in some cases.

The initial contribution must be a direct transfer or rollover contribution. Subsequent contributions may also be "regular" contributions out of compensation.


REGULAR CONTRIBUTIONS TO TRADITIONAL IRAS

LIMITS ON CONTRIBUTIONS. The "maximum regular contribution amount" for any taxable year is the most that can be contributed to all of your IRAs (traditional and Roth) as regular contributions for the particular taxable year. The maximum regular contribution amount depends on age, earnings, and year, among other things. Generally, $5,000 is the maximum amount that you may contribute to all IRAs (including Roth IRAs). When your earnings are below $5,000, your earned income or compensation for the year is the most you can contribute. This limit does not apply to rollover contributions or direct custodian-to-custodian transfers into a traditional IRA. You cannot make regular traditional IRA contributions for the tax year in which you reach age 70-1/2 or any tax year after that.

If you are at least age 50 at any time during the taxable year for which you are making a regular contribution to your IRA, you may be eligible to make additional "catch-up contributions" of up to $1,000 to your traditional IRA.

SPECIAL RULES FOR SPOUSES. If you are married and file a joint federal income tax return, you and your spouse may combine your compensation to determine the amount of regular contributions you are permitted to make to traditional IRAs (and Roth IRAs discussed below). Even if one spouse has no compensation or compensation under $5,000, married individuals filing jointly can contribute up to $10,000 per year to any combination of traditional IRAs and Roth IRAs. Any contributions to Roth IRAs reduce the ability to contribute to traditional IRAs and vice versa. The maximum amount may be less if earned income is less and the other spouse has made IRA contributions. No more than a combined total of $5,000 can be contributed annually to either spouse's traditional and Roth
IRAs. Each spouse owns his or her traditional IRAs and Roth IRAs even if the other spouse funded the contributions. A working spouse age 70-1/2 or over can contribute up to the lesser of $5,000 or 100% of "earned income" to a traditional IRA for a nonworking spouse until the year in which the non-working spouse reaches age 70-1/2. Catch-up contributions may be made as described above for spouses who are at least age 50 but under age 70-1/2 at any time during the taxable year for which the contribution is made.

DEDUCTIBILITY OF CONTRIBUTIONS. The amount of traditional IRA contributions that you can deduct for a taxable year depends on whether you are covered by an employer-sponsored tax-favored retirement plan, as defined under special federal income tax rules. Your Form W-2 will indicate whether or not you are covered by such a retirement plan.

The federal tax rules governing contributions to IRAs made from current compensation are complex and are subject to numerous technical requirements and limitations which vary based on an individual's personal situation (including his/her spouse). IRS Publication 590, "Individual Retirement Arrangements
(IRAs)" which is updated annually and is available at www.irs.gov, contains pertinent explanations of the rules applicable to the current year. The amount of permissible contributions to IRAs, the amount of IRA contributions which may be deductible, and the individual's income limits for determining contributions and deductions all may be adjusted annually for cost of living.

NONDEDUCTIBLE REGULAR CONTRIBUTIONS. If you are not eligible to deduct part or all of the traditional IRA contribution, you may still make nondeductible contributions on which earnings will accumulate on a tax-deferred basis. The combined deductible and nondeductible contributions to your traditional IRA (or the non-working spouse's traditional IRA) may not, however, exceed the $5,000 maximum per person limit for the applicable taxable year. The dollar limit is $6,000 for people eligible to make age 50-70-1/2 catch-up contributions. You must keep your own records of deductible and nondeductible contributions in order to prevent double taxation on the distribution of previously taxed amounts. See "Withdrawals, payments and transfers of funds out of traditional IRAs" later in this section for more information.

If you are making nondeductible contributions in any taxable year, or you have made nondeductible contributions to a traditional IRA in prior years and are receiving distributions from any traditional IRA, you must file the required information with the IRS. Moreover, if you are making nondeductible traditional IRA contributions, you must retain all income tax returns and records pertaining to such contributions until interests in all traditional IRAs are fully distributed.

WHEN YOU CAN MAKE REGULAR CONTRIBUTIONS. If you file your tax returns on a calendar year basis like most taxpayers, you have until the April 15 return filing deadline (without extensions) of the following calendar year to make your regular traditional IRA contributions for a taxable year. Make sure you designate the year for which you are making the contribution.


ROLLOVER AND DIRECT TRANSFER CONTRIBUTIONS TO TRADITIONAL IRAS

Rollover contributions may be made to a traditional IRA from these "eligible retirement plans":

o  qualified plans;



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o  governmental employer 457(b) plans;

o  403(b) plans; and

o  other traditional IRAs.

Direct transfer contributions may only be made directly from one traditional IRA to another.

Any amount contributed to a traditional IRA after you reach age 70-1/2 must be net of your required minimum distribution for the year in which the rollover or direct transfer contribution is made.


ROLLOVERS FROM "ELIGIBLE RETIREMENT PLANS" OTHER THAN TRADITIONAL IRAS

Your plan administrator will tell you whether or not your distribution is eligible to be rolled over. Spousal beneficiaries and spousal alternate payees under qualified domestic relations orders may roll over funds on the same basis as the plan participant. A non-spousal death beneficiary may also be able to make a direct rollover to an inherited IRA contract with special rules and restrictions under certain circumstances.

There are two ways to do rollovers:

o  Do it yourself:
   You actually receive a distribution that can be rolled over and you roll it over to a traditional IRA within 60 days after the date you receive the funds. The distribution from your eligible retirement plan will be net of 20% mandatory federal income tax withholding. If you want, you can replace the withheld funds yourself and roll over the full amount.

o  Direct rollover:
   You tell the trustee or custodian of the eligible retirement plan to send the distribution directly to your traditional IRA issuer. Direct rollovers are not subject to mandatory federal income tax withholding.

All distributions from a qualified plan, 403(b) plan or governmental employer 457(b) plan are eligible rollover distributions, unless the distributions are:

o "required minimum distributions" after age 70-1/2 or retirement from service with the employer; or

o substantially equal periodic payments made at least annually for your life (or life expectancy) or the joint lives (or joint life expectancies) of you and your designated beneficiary; or

o substantially equal periodic payments made for a specified period of 10 years or more; or

o  hardship withdrawals; or

o  corrective distributions that fit specified technical tax rules; or

o  loans that are treated as distributions; or

o  death benefit payments to a beneficiary who is not your surviving spouse; or

o qualified domestic relations order distributions to a beneficiary who is not your current spouse or former spouse.

You should discuss with your tax adviser whether you should consider rolling over funds from one type of tax qualified retirement plan to another because the funds will generally be subject to the rules of the recipient plan. For example, funds in a governmental employer 457(b) plan are not subject to the additional 10% federal income tax penalty for premature distributions, but they may become subject to this penalty if you roll the funds to a different type of eligible retirement plan such as a traditional IRA, and subsequently take a premature distribution.


ROLLOVERS OF AFTER-TAX CONTRIBUTIONS FROM ELIGIBLE RETIREMENT PLANS OTHER THAN TRADITIONAL IRAS

Any non-Roth after-tax contributions you have made to a qualified plan or 403(b) plan (but not a governmental employer 457(b) plan) may be rolled over to a traditional IRA (either in a direct rollover or a rollover you do yourself). When the recipient plan is a traditional IRA, you are responsible for recordkeeping and calculating the taxable amount of any distributions you take from that traditional IRA. See "Taxation of Payments" later in this section under "Withdrawals, payments and transfers of funds out of traditional IRAs." After-tax contributions in a traditional IRA cannot be rolled over from your traditional IRA into, or back into, a qualified plan, 403(b) plan or governmental employer 457(b) plan.


ROLLOVERS FROM TRADITIONAL IRAS TO TRADITIONAL IRAS

You may roll over amounts from one traditional IRA to one or more of your other traditional IRAs if you complete the transaction within 60 days after you receive the funds. You may make such a rollover only once in every 12-month period for the same funds. Trustee-to-trustee or custodian-to-custodian direct transfers are not rollover transactions. You can make these more frequently than once in every 12-month period.


SPOUSAL ROLLOVERS AND DIVORCE-RELATED DIRECT TRANSFERS

The surviving spouse beneficiary of a deceased individual can roll over funds from, or directly transfer funds from, the deceased spouse's traditional IRA to one or more other traditional IRAs. Also, in some cases, traditional IRAs can be transferred on a tax-free basis between spouses or former spouses as a result of a court-ordered divorce or separation decree.


EXCESS CONTRIBUTIONS TO TRADITIONAL IRAS

Excess contributions to IRAs are subject to a 6% excise tax for the year in which made and for each year after until withdrawn. The following are excess contributions to IRAs:

o regular contributions of more than the maximum regular contri bution amount for the applicable taxable year; or

o  regular contributions to a traditional IRA made after you reach age 70-1/2;
   or

o rollover contributions of amounts which are not eligible to be rolled over, for example, minimum distributions required to be made after age 70-1/2.



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You can avoid or limit the excise tax by withdrawing an excess contribution
(rollover or regular). See Publication 590 for further details.


RECHARACTERIZATIONS

Amounts that have been contributed as traditional IRA funds may subsequently be treated as Roth IRA funds. Special federal income tax rules allow you to change your mind again and have amounts that are subsequently treated as Roth IRA funds, once again treated as traditional IRA funds. You do this by using the forms we prescribe. This is referred to as having "recharacterized" your contribution.


WITHDRAWALS, PAYMENTS AND TRANSFERS OF FUNDS OUT OF TRADITIONAL IRAS

NO FEDERAL INCOME TAX LAW RESTRICTIONS ON WITHDRAWALS. You can withdraw any or all of your funds from a traditional IRA at any time. You do not need to wait for a special event like retirement.

TAXATION OF PAYMENTS. Amounts distributed from traditional IRAs are not subject to federal income tax until you or your beneficiary receive them. Taxable payments or distributions include withdrawals from your contract, surrender of your contract and annuity payments from your contract. Death benefits are also taxable.

We report all payments from traditional IRA contracts on IRS Form 1099-R. You are responsible for reporting these amounts correctly on your individual income tax return and keeping supporting records. Except as discussed below, the total amount of any distribution from a traditional IRA must be included in your gross income as ordinary income.

If you have ever made nondeductible (after-tax) IRA contributions to any traditional IRA (it does not have to be to this particular traditional IRA contract), those contributions are recovered tax-free when you get distributions from any traditional IRA. It is your responsibility to keep permanent tax records of all of your nondeductible contributions to traditional IRAs so that you can correctly report the taxable amount of any distribution on your own tax return. At the end of any year in which you have received a distribution from any traditional IRA, you calculate the ratio of your total nondeductible traditional IRA contributions (less any amounts previously withdrawn tax-free) to the total account balances of all traditional IRAs you own at the end of the year plus all traditional IRA distributions made during the year. Multiply this by all distributions from the traditional IRA during the year to determine the nontaxable portion of each distribution.

A distribution from a traditional IRA is not taxable if:

o the amount received is a withdrawal of certain excess contribu tions, as described in IRS Publication 590; or

o the entire amount received is rolled over to another traditional IRA or other eligible retirement plan which agrees to accept the funds. (See "Rollovers from eligible retirement plans other than traditional IRAs" under "Rollover and direct transfer contributions to traditional IRAs" earlier in this section for more information.)

The following are eligible to receive rollovers of distributions from a traditional IRA: a qualified plan, a 403(b) plan or a governmental employer 457(b) plan. After-tax contributions in a traditional IRA cannot be rolled from your traditional IRA into, or back into, a qualified plan, 403(b) plan or governmental employer 457(b) plan. Before you decide to roll over a distribution from a traditional IRA to another eligible retirement plan, you should check with the administrator of that plan about whether the plan accepts rollovers and, if so, the types it accepts. You should also check with the administrator of the receiving plan about any documents required to be completed before it will accept a rollover.

Distributions from a traditional IRA are not eligible for favorable ten-year averaging and long-term capital gain treatment available under limited circumstances for certain distributions from qualified plans. If you might be eligible for such tax treatment from your qualified plan, you may be able to preserve such tax treatment even though an eligible rollover from a qualified plan is temporarily rolled into a "conduit IRA" before being rolled back into a qualified plan. See your tax adviser.


REQUIRED MINIMUM DISTRIBUTIONS

BACKGROUND ON REGULATIONS--REQUIRED MINIMUM DISTRIBUTIONS.
Distributions must be made from traditional IRAs according to rules contained in the Code and Treasury Regulations. Certain provisions of the Treasury Regulations require that the actuarial present value of additional annuity contract benefits must be added to the dollar amount credited for purposes of calculating certain types of required minimum distributions from individual retirement annuity contracts. For this purpose additional annuity contract benefits may include, but are not limited to, guaranteed benefits. This could increase the amount required to be distributed from the contract if you take annual withdrawals instead of annuitizing. Please consult your tax adviser concerning applicability of these complex rules to your situation.

LIFETIME REQUIRED MINIMUM DISTRIBUTIONS. You must start taking annual distributions from your traditional IRAs for the year in which you turn age 70-1/2.

WHEN YOU HAVE TO TAKE THE FIRST LIFETIME REQUIRED MINIMUM DISTRIBUTION. The first required minimum distribution is for the calendar year in which you turn age 70-1/2. You have the choice to take this first required minimum distribution during the calendar year you actually reach age 70-1/2, or to delay taking it until the first three-month period in the next calendar year (January 1st - April 1st). Distributions must start no later than your "Required Beginning Date", which is April 1st of the calendar year after the calendar year in which you turn age 70-1/2. If you choose to delay taking the first annual minimum distribution, then you will have to take two minimum distributions in that year--the delayed one for the first year and the one actually for that year. Once minimum distributions begin, they must be made at some time each year.

HOW YOU CAN CALCULATE REQUIRED MINIMUM DISTRIBUTIONS. There are two approaches to taking required minimum distributions--"account-based" or "annuity-based."

ACCOUNT-BASED METHOD. If you choose an account-based method, you divide the value of your traditional IRA as of December 31st of the past calendar year by a number corresponding to your age from an IRS table. This gives you the required minimum distribution amount for



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that particular IRA for that year. If your spouse is your sole beneficiary and more than 10 years younger than you, the dividing number you use may be from another IRS table and may produce a smaller lifetime required minimum distribution amount. Regardless of the table used, the required minimum distribution amount will vary each year as the account value, the actuarial present value of additional annuity contract benefits, if applicable, and the divisor change. If you initially choose an account-based method, you may later apply your traditional IRA funds to a life annuity-based payout with any certain period not exceeding remaining life expectancy, determined in accordance with IRS tables.

ANNUITY-BASED METHOD. If you choose an annuity-based method, you do not have to do annual calculations. You apply the account value to an annuity payout for your life or the joint lives of you and a designated beneficiary or for a period certain not extending beyond applicable life expectancies, determined in accordance with IRS tables.


DO YOU HAVE TO PICK THE SAME METHOD TO CALCULATE YOUR REQUIRED MINIMUM DISTRIBUTIONS FOR ALL OF YOUR TRADITIONAL IRAS AND OTHER RETIREMENT PLANS? No. If you want, you can choose a different method for each of your traditional IRAs and other retirement plans. For example, you can choose an annuity payout from one IRA, a different annuity payout from a qualified plan and an account-based annual withdrawal from another IRA.


WILL WE PAY YOU THE ANNUAL AMOUNT EVERY YEAR FROM YOUR TRADITIONAL IRA BASED ON THE METHOD YOU CHOOSE? We will only pay you automatically if you affirmatively select an annuity payout option or an account-based withdrawal option such as our "automatic required minimum distribution (RMD) service." Even if you do not enroll in our service, we will calculate the amount of the required minimum distribution withdrawal for you, if you so request in writing. However, in that case you will be responsible for asking us to pay the required minimum distribution withdrawal to you.

Also, the IRS will let you calculate the required minimum distribution for each traditional IRA that you maintain, using the method that you picked for that particular IRA. You can add these required minimum distribution amount calculations together. As long as the total amount you take out every year satisfies your overall traditional IRA required minimum distribution amount, you may choose to take your annual required minimum distribution from any one or more traditional IRAs that you own.

WHAT IF YOU TAKE MORE THAN YOU NEED TO FOR ANY YEAR? The required minimum distribution amount for your traditional IRAs is calculated on a year-by-year basis. There are no carry-back or carry-forward provisions. Also, you cannot apply required minimum distribution amounts you take from your qualified plans to the amounts you have to take from your traditional IRAs and vice versa.

WHAT IF YOU TAKE LESS THAN YOU NEED TO FOR ANY YEAR? Your IRA could be disqualified, and you could have to pay tax on the entire value. Even if your IRA is not disqualified, you could have to pay a 50% penalty tax on the shortfall (required amount for traditional IRAs less amount actually taken). It is your responsibility to meet the required minimum distribution rules. We will remind you when our records show that you are within the age group which must take lifetime required minimum distributions. If you do not select a method with us, we will assume you are taking your required minimum distribution from another traditional IRA that you own.

WHAT ARE THE REQUIRED MINIMUM DISTRIBUTION PAYMENTS AFTER YOU DIE? These could vary depending on whether you die before or after your Required Beginning Date for lifetime required minimum distribution payments, and the status of your beneficiary. The following assumes that you have not yet elected an annuity-based payout at the time of your death. If you elect an annuity-based payout, payments (if any) after your death must be made at least as rapidly as when you were alive.

INDIVIDUAL BENEFICIARY. Regardless of whether your death occurs before or after your Required Beginning Date, an individual death beneficiary calculates annual post-death required minimum distribution payments based on the beneficiary's life expectancy using the "term certain method." That is, he or she determines his or her life expectancy using the IRS-provided life expectancy tables as of the calendar year after the owner's death and reduces that number by one each subsequent year.

If you die before your Required Beginning Date, the rules permit any individual beneficiary, including a spousal beneficiary, to elect instead to apply the "5-year rule." Under this rule, instead of annual payments having to be made beginning with the first in the year following the owner's death, the entire account must be distributed by the end of the calendar year which contains the fifth anniversary of the owner's death. No distribution is required before that fifth year.

SPOUSAL BENEFICIARY. If you die after your Required Beginning Date, and your death beneficiary is your surviving spouse, your spouse has a number of choices. Post-death distributions may be made over your spouse's single life expectancy. Any amounts distributed after that surviving spouse's death are made over the spouse's life expectancy calculated in the year of his/her death, reduced by one for each subsequent year. In some circumstances, your surviving spouse may elect to become the owner of the traditional IRA and halt distributions until he or she reaches age 70-1/2, or roll over amounts from your traditional IRA into his/her own traditional IRA or other eligible retirement plan.

If you die before your Required Beginning Date, and the death beneficiary is your surviving spouse, the rules permit the spouse to delay starting payments over his/her life expectancy until the year in which you would have attained age 70-1/2.

NON-INDIVIDUAL BENEFICIARY. If you die after your Required Beginning Date, and your death beneficiary is a non-individual, such as the estate, the rules permit the beneficiary to calculate post-death required minimum distribution amounts based on the owner's life expectancy in the year of death. HOWEVER, NOTE THAT WE NEED AN INDIVIDUAL ANNUITANT TO KEEP AN ANNUITY CONTRACT IN FORCE. IF THE BENEFICIARY IS NOT AN INDIVIDUAL, WE MUST DISTRIBUTE AMOUNTS REMAINING IN THE ANNUITY CONTRACT AFTER THE DEATH OF THE ANNUITANT.

If you die before your Required Beginning Date for lifetime required minimum distribution payments, and the death beneficiary is a nonindividual, such as the estate, the rules continue to apply the 5-year rule discussed earlier under "Individual beneficiary." Please note that



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we need an individual annuitant to keep an annuity contract in force. If the beneficiary is not an individual, we must distribute amounts remaining in the annuity contract after the death of the annuitant.

SUCCESSOR OWNER AND ANNUITANT

If your spouse is the sole primary beneficiary and elects to become the successor owner and annuitant, the required minimum distribution rules are applied as if your surviving spouse is the contract owner.

PAYMENTS TO A BENEFICIARY AFTER YOUR DEATH

IRA death benefits are taxed the same as IRA distributions.

BORROWING AND LOANS ARE PROHIBITED TRANSACTIONS

You cannot get loans from a traditional IRA. You cannot use a traditional IRA as collateral for a loan or other obligation. If you borrow against your IRA or use it as collateral, its tax-favored status will be lost as of the first day of the tax year in which this prohibited event occurs. If this happens, you must include the value of the traditional IRA in your federal gross income. Also, the early distribution penalty tax of 10% may apply if you have not reached age 59-1/2 before the first day of that tax year.

EARLY DISTRIBUTION PENALTY TAX

A penalty tax of 10% of the taxable portion of a distribution applies to distributions from a traditional IRA made before you reach age 59-1/2. Some of the available exceptions to the pre-age 59-1/2 penalty tax include distributions:

o  made on or after your death; or

o  made because you are disabled (special federal income tax definition); or

o used to pay certain extraordinary medical expenses (special federal income tax definition); or

o used to pay medical insurance premiums for unemployed individuals (special federal income tax definition); or

o used to pay certain first-time home buyer expenses (special federal income tax definition; $10,000 lifetime total limit for these distributions from all your traditional and Roth IRAs); or

o used to pay certain higher education expenses (special federal income tax definition); or

o in the form of substantially equal periodic payments made at least annually over your life (or your life expectancy) or over the joint lives of you and your beneficiary (or your joint life expectancies) using an IRS-approved distribution method.

Please note that it is your responsibility to claim the penalty exception on your own income tax return and to document eligibility for the exception to the IRS.

To meet the substantially equal periodic payment exception, you could elect to apply your contract value to an Income Manager(R) (life annuity with a period certain) payout annuity contract (level payments version). You could also elect the substantially equal withdrawals option. We will calculate the substantially equal annual payments, using your choice of IRS-approved methods we offer. Although substantially equal withdrawals and Income Manager(R) payments are not subject to the 10% penalty tax, they are taxable as discussed in "Withdrawals, payments and transfers of funds out of traditional IRAs" earlier in this section. Once substantially equal withdrawals or Income Manager(R) annuity payments begin, the distributions should not be stopped or changed until after the later of your reaching age 59-1/2 or five years after the date of the first distribution, or the penalty tax, including an interest charge for the prior penalty avoidance, may apply to all prior distributions under either option. Also, it is possible that the IRS could view any additional withdrawal or payment you take from, or any additional contributions or transfers you make to, your contract as changing your pattern of substantially equal withdrawals or Income Manager(R) payments for purposes of determining whether the penalty applies.


ROTH INDIVIDUAL RETIREMENT ANNUITIES (ROTH IRAS)

This section of the Prospectus covers some of the special tax rules that apply to Roth IRAs. If the rules are the same as those that apply to the traditional IRA, we will refer you to the same topic under "Traditional individual retirement annuities (traditional IRAs)."

The Accumulator(R) Plus(SM) Roth IRA contract is designed to qualify as a Roth individual retirement annuity under Sections 408A(b) and 408(b) of the Internal Revenue Code.

CONTRIBUTIONS TO ROTH IRAS. Individuals may make four different types of contributions to a Roth IRA:

o    regular after-tax contributions out of earnings; or

o taxable rollover contributions from traditional IRAs or other eli gible retirement plans ("conversion rollover" contributions); or

o tax-free rollover contributions from other Roth individual retire ment arrangements or designated Roth accounts under defined contribution plans; or

o tax-free direct custodian-to-custodian transfers from other Roth IRAs ("direct transfers").

Regular after-tax, direct transfer and rollover contributions may be made to a Roth IRA contract. See "Rollovers and direct transfer contributions to Roth IRAs" later in this section for more information. If you use the forms we require, we will also accept traditional IRA funds which are subsequently recharacterized as Roth IRA funds following special federal income tax rules.

The initial contribution must be a direct transfer or rollover contribution. Subsequent contributions may also be "regular" contributions out of compensation.


REGULAR CONTRIBUTIONS TO ROTH IRAS

LIMITS ON REGULAR CONTRIBUTIONS. The "maximum regular contribution amount" for any taxable year is the most that can be contributed to all of your IRAs (traditional and Roth) as regular contributions for the particular taxable year. The maximum regular contribution amount depends on age, earnings, and year, among other things. Generally, $5,000 is the maximum amount that you may contribute to all IRAs (including Roth IRAs). This limit does not apply to rollover contributions or direct custodian-to-custodian transfers into a Roth IRA. Any



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contributions to Roth IRAs reduce your ability to contribute to traditional
IRAs and vice versa. When your earnings are below $5,000, your earned income or compensation for the year is the most you can contribute. If you are married and file a joint income tax return, you and your spouse may combine your compensation to determine the amount of regular contributions you are permitted to make to Roth IRAs and traditional IRAs. See the discussion under "special rules for spouses" earlier in this section under traditional IRAs.

If you or your spouse are at least age 50 at any time during the taxable year for which you are making a regular contribution, you may be eligible to make additional catch-up contributions of up to $1,000.

With a Roth IRA, you can make regular contributions when you reach 70-1/2, as long as you have sufficient earnings. The amount of permissible contributions to Roth IRAs for any year depends on the individual's income limits and marital status. For example, if you are married and filing separately for any year your ability to make regular Roth IRA contributions is greatly limited. The amount of permissible contributions and income limits may be adjusted annually for cost of living. Please consult IRS Publication 590, "Individual Retirement Arrangements (IRAs)" for the rules applicable to the current year.

WHEN YOU CAN MAKE CONTRIBUTIONS. Same as traditional IRAs.

DEDUCTIBILITY OF CONTRIBUTIONS. Roth IRA contributions are not tax deductible.

ROLLOVER AND DIRECT TRANSFER CONTRIBUTIONS TO ROTH IRAS

WHAT IS THE DIFFERENCE BETWEEN ROLLOVER AND DIRECT TRANSFER TRANSACTIONS?

The difference between a rollover transaction and a direct transfer transaction is the following: in a rollover transaction you actually take possession of the funds rolled over or are considered to have received them under tax law in the case of a change from one type of plan to another. In a direct transfer transaction, you never take possession of the funds, but direct the first Roth IRA custodian, trustee or issuer to transfer the first Roth IRA funds directly to the recipient Roth IRA custodian, trustee or issuer. You can make direct transfer transactions only between identical plan types (for example, Roth IRA to Roth IRA). You can also make rollover transactions between identical plan types. However, you can only make rollovers between different plan types (for example, traditional IRA to Roth IRA).

You may make rollover contributions to a Roth IRA from these sources only:

o  another Roth IRA;

o a traditional IRA, including a SEP-IRA or SIMPLE IRA (after a two-year rollover limitation period for SIMPLE IRA funds), in a taxable conversion rollover ("conversion rollover");

o a "designated Roth contribution account" under a 401(k) plan or a 403(b) plan (direct or 60-day); or

o from non-Roth accounts under another eligible retirement plan, as described below under "Conversion rollover contributions to Roth IRAs."

You may make direct transfer contributions to a Roth IRA only from another Roth IRA.

You may make both Roth IRA to Roth IRA rollover transactions and Roth IRA to Roth IRA direct transfer transactions. This can be accomplished on a completely tax-free basis. However, you may make Roth IRA to Roth IRA rollover transactions only once in any 12-month period for the same funds. Trustee-to-trustee or custodian-to custodian direct transfers can be made more frequently than once a year. Also, if you send us the rollover contribution to apply it to a Roth IRA, you must do so within 60 days after you receive the proceeds from the original IRA to get rollover treatment.

The surviving spouse beneficiary of a deceased individual can roll over or directly transfer an inherited Roth IRA to one or more other Roth IRAs. In some cases, Roth IRAs can be transferred on a tax-free basis between spouses or former spouses as a result of a court-ordered divorce or separation decree.


CONVERSION ROLLOVER CONTRIBUTIONS TO ROTH IRAS

In a conversion rollover transaction, you withdraw (or are considered to have withdrawn) all or a portion of funds from a traditional IRA you maintain and convert it to a Roth IRA within 60 days after you receive (or are considered to have received) the traditional IRA proceeds. Amounts can also be rolled over from non-Roth accounts under another eligible retirement plan, including a Code
Section 401(a) qualified plan, a 403(b) plan, and a governmental employer
Section 457(b) plan.

Unlike a rollover from a traditional IRA to another traditional IRA, a conversion rollover transaction from a traditional IRA or other eligible retirement plan to a Roth IRA is not tax-free. Instead, the distribution from the traditional IRA or other eligible retirement plan is generally fully taxable. If you are converting all or part of a traditional IRA, and you have ever made nondeductible regular contributions to any traditional IRA--whether or not it is the traditional IRA you are converting--a pro rata portion of the distribution is tax-free. Even if you are under age 59-1/2, the early distribution penalty tax does not apply to conversion rollover contributions to a Roth IRA.

You cannot make conversion contributions to a Roth IRA to the extent that the funds in your traditional IRA or other eligible retirement plan are subject to the lifetime annual required minimum distribution rules.

You cannot convert and reconvert an amount during the same taxable year, or if later, during the 30-day period following a recharacterization. If you reconvert during either of these periods, it will be a failed Roth IRA conversion.

The IRS and Treasury have issued Treasury Regulations addressing the valuation of annuity contracts funding traditional IRAs in the conversion to Roth IRAs. Although these Regulations are not clear, they could require an individual's gross income on the conversion of a traditional IRA to a Roth IRA to be measured using various actuarial methods and not as if the annuity contract funding the traditional IRA had been surrendered at the time of conversion. This could increase the amount of income reported in certain circumstances.

RECHARACTERIZATIONS

You may be able to treat a contribution made to one type of IRA as having been made to a different type of IRA. This is called recharacterizing the contribution.



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HOW TO RECHARACTERIZE. To recharacterize a contribution, you generally must have the contribution transferred from the first IRA (the one to which it was made) to the second IRA in a deemed trustee-to-trustee transfer. If the transfer is made by the due date (including extensions) for your tax return for the year during which the contribution was made, you can elect to treat the contribution as having been originally made to the second IRA instead of to the first IRA. It will be treated as having been made to the second IRA on the same date that it was actually made to the first IRA. You must report the recharacterization and must treat the contribution as having been made to the second IRA, instead of the first IRA, on your tax return for the year during which the contribution was made.

The contribution will not be treated as having been made to the second IRA unless the transfer includes any net income allocable to the contribution. You can take into account any loss on the contribution while it was in the IRA when calculating the amount that must be transferred. If there was a loss, the net income you must transfer may be a negative amount.

No deduction is allowed for the contribution to the first IRA and any net income transferred with the recharacterized contribution is treated as earned in the second IRA. The contribution will not be treated as having been made to the second IRA to the extent any deduction was allowed with respect to the contribution to the first IRA.

For recharacterization purposes, a distribution from a traditional IRA that is received in one tax year and rolled over into a Roth IRA in the next year, but still within 60 days of the distribution from the traditional IRA, is treated as a contribution to the Roth IRA in the year of the distribution from the traditional IRA.

Roth IRA conversion contributions from a SEP-IRA or SIMPLE IRA can be recharacterized to a SEP-IRA or SIMPLE IRA (including the original SEP-IRA or SIMPLE IRA). You cannot recharacterize back to the original plan a contribution directly rolled over from an eligible retirement plan which is not a traditional IRA.

The recharacterization of a contribution is not treated as a rollover for purposes of the 12-month limitation period described above. This rule applies even if the contribution would have been treated as a rollover contribution by the second IRA if it had been made directly to the second IRA rather than as a result of a recharacterization of a contribution to the first IRA.

To recharacterize a contribution, you must use our forms.


WITHDRAWALS, PAYMENTS AND TRANSFERS OF FUNDS OUT OF ROTH IRAS

NO FEDERAL INCOME TAX LAW RESTRICTIONS ON WITHDRAWALS. You can withdraw any or all of your funds from a Roth IRA at any time; you do not need to wait for a special event like retirement.


DISTRIBUTIONS FROM ROTH IRAS

Distributions include withdrawals from your contract, surrender of your contract and annuity payments from your contract. Death benefits are also distributions.

You must keep your own records of regular and conversion contributions to all Roth IRAs to assure appropriate taxation. You may have to file information on your contributions to and distributions from any Roth IRA on your tax return. You may have to retain all income tax returns and records pertaining to such contributions and distributions until your interests in all Roth IRAs are distributed. Like traditional IRAs, taxable distributions from a Roth IRA are not entitled to special favorable ten-year averaging and long-term capital gain treatment available in limited cases to certain distributions from qualified plans.

The following distributions from Roth IRAs are free of income tax:

o  rollovers from a Roth IRA to another Roth IRA;

o  direct transfers from a Roth IRA to another Roth IRA;

o  qualified distributions from a Roth IRA; and

o  return of excess contributions or amounts recharacterized to a traditional
   IRA.

QUALIFIED DISTRIBUTIONS FROM ROTH IRAS. Qualified distributions from Roth IRAs made because of one of the following four qualifying events or reasons are not includable in income:

o  you are age 59-1/2 or older; or

o  you die; or

o  you become disabled (special federal income tax definition); or

o your distribution is a "qualified first-time homebuyer distribution" (special federal income tax definition; $10,000 lifetime total limit for these distributions from all of your traditional and Roth IRAs).

You also have to meet a five-year aging period. A qualified distribution is any distribution made after the five-taxable-year period beginning with the first taxable year for which you made any contribution to any Roth IRA (whether or not the one from which the distribution is being made).

NONQUALIFIED DISTRIBUTIONS FROM ROTH IRAS. Nonqualified distributions from Roth IRAs are distributions that do not meet both the qualifying event and five-year aging period tests described above. If you receive such a distribution, part of it may be taxable. For purposes of determining the correct tax treatment of distributions (other than the withdrawal of excess contributions and the earnings on them), there is a set order in which contributions (including conversion contributions) and earnings are considered to be distributed from your Roth IRA. The order of distributions is as follows:

(1)  Regular contributions.

(2) Conversion contributions, on a first-in-first-out basis (generally, total conversions from the earliest year first). These conversion contributions are taken into account as follows:

     (a) Taxable portion (the amount required to be included in gross income because of conversion) first, and then the

     (b)  Nontaxable portion.

(3)  Earnings on contributions.

Rollover contributions from other Roth IRAs are disregarded for this purpose.

To determine the taxable amount distributed, distributions and contributions are aggregated or grouped, then added together as follows:



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     All distributions made during the year from all Roth IRAs you (1)
     maintain -- with any custodian or issuer -- are added together.

(2) All regular contributions made during and for the year (contribu tions made after the close of the year, but before the due date of your return) are added together. This total is added to the total undistributed regular contributions made in prior years.

(3)  All conversion contributions made during the year are added together.

Any recharacterized contributions that end up in a Roth IRA are added to the appropriate contribution group for the year that the original contribution would have been taken into account if it had been made directly to the Roth IRA.

Any recharacterized contribution that ends up in an IRA other than a Roth IRA is disregarded for the purpose of grouping both contributions and distributions. Any amount withdrawn to correct an excess contribution (including the earnings withdrawn) is also disregarded for this purpose.

REQUIRED MINIMUM DISTRIBUTIONS DURING LIFE

Lifetime required minimum distributions do not apply.

REQUIRED MINIMUM DISTRIBUTIONS AT DEATH

Same as traditional IRA under "What are the required minimum distribution payments after you die?", assuming death before the Required Beginning Date.

PAYMENTS TO A BENEFICIARY AFTER YOUR DEATH

Distributions to a beneficiary generally receive the same tax treatment as if the distribution had been made to you.

BORROWING AND LOANS ARE PROHIBITED TRANSACTIONS

Same as traditional IRA.

EXCESS CONTRIBUTIONS TO ROTH IRAS

Generally the same as traditional IRA, except that regular contributions made after age 70-1/2 are not excess contributions.

Excess rollover contributions to Roth IRAs are contributions not eligible to be rolled over.

You can withdraw or recharacterize any contribution to a Roth IRA before the due date (including extensions) for filing your federal income tax return for the tax year. If you do this, you must also withdraw or recharacterize any earnings attributable to the contribution.

EARLY DISTRIBUTION PENALTY TAX

Same as traditional IRA.


FEDERAL AND STATE INCOME TAX WITHHOLDING AND INFORMATION REPORTING

We must withhold federal income tax from distributions from annuity contracts. You may be able to elect out of this income tax withholding in some cases. Generally, we do not have to withhold if your distributions are not taxable. The rate of withholding will depend on the type of distribution and, in certain cases, the amount of your distribution. Any income tax withheld is a credit against your income tax liability. If you do not have sufficient income tax withheld or do not make sufficient estimated income tax payments, you may incur penalties under the estimated income tax rules.

You must file your request not to withhold in writing before the payment or distribution is made. Our processing office will provide forms for this purpose. You cannot elect out of withholding unless you provide us with your correct Taxpayer Identification Number and a United States residence address. You cannot elect out of withholding if we are sending the payment out of the United States.

You should note the following special situations:

o We might have to withhold and/or report on amounts we pay under a free look or cancellation.

o We are required to withhold on the gross amount of a distribu tion from a Roth IRA to the extent it is reasonable for us to believe that a distribution is includable in your gross income. This may result in tax being withheld even though the Roth IRA distribution is ultimately not taxable. You can elect out of withholding as described below.

Special withholding rules apply to foreign recipients and United States citizens residing outside the United States. We do not discuss these rules here in detail. However, we may require additional documentation in the case of payments made to non-United States persons and United States persons living abroad prior to processing any requested transaction.

Certain states have indicated that state income tax withholding will also apply to payments from the contracts made to residents. Generally, an election out of federal withholding will also be considered an election out of state withholding. In some states, you may elect out of state withholding, even if federal withholding applies. If you need more information concerning a particular state or any required forms, call our processing office at the toll-free number.


FEDERAL INCOME TAX WITHHOLDING ON PERIODIC ANNUITY PAYMENTS

Federal tax rules require payers to withhold differently on "periodic" and "non-periodic" payments. Payers are to withhold from periodic annuity payments as if the payments were wages. The annuity contract owner is to specify marital status and the number of withholding exemptions claimed on an IRS Form W-4P or similar substitute election form. If the owner does not claim a different number of withholding exemptions or marital status, the payer is to withhold assuming that the owner is married and claiming three withholding exemptions. If the owner does not provide the owner's correct Taxpayer Identification Number a payer is to withhold from periodic annuity payments as if the owner were single with no exemptions.

A contract owner's withholding election remains effective unless and until the owner revokes it. The contract owner may revoke or change a withholding election at any time.


FEDERAL INCOME TAX WITHHOLDING ON NON-PERIODIC ANNUITY PAYMENTS (WITHDRAWALS)

Non-periodic distributions include partial withdrawals, total surrenders and death benefits. Payers generally withhold federal income tax at a flat 10% rate from (i) the taxable amount in the case of nonqualified



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contracts, and (ii) the payment amount in the case of traditional IRAs and Roth
IRAs, where it is reasonable to assume an amount is includable in gross income.

As described below, there is no election out of federal income tax withholding if the payment is an eligible rollover distribution from a qualified plan or TSA contract. If a non-periodic distribution from a qualified plan or TSA contract is not an eligible rollover distribution then election out is permitted. If there is no election out, the 10% withholding rate applies.


SPECIAL RULES FOR CONTRACTS FUNDING QUALIFIED PLANS

The trustee is responsible for making all required notifications on tax matters to plan participants and to the IRS. See Appendix II at the end of this Prospectus.

MANDATORY WITHHOLDING FROM TSA CONTRACTS AND QUALIFIED PLAN DISTRIBUTIONS

Unless the distribution is directly rolled over to another eligible retirement plan, eligible rollover distributions from TSA contracts and qualified plans are subject to mandatory 20% withholding. The plan administrator is responsible for withholding from qualified plan distributions and communicating to the recipient whether the distribution is an eligible rollover distribution.


IMPACT OF TAXES TO AXA EQUITABLE

The contracts provide that we may charge Separate Account No. 49 for taxes. We do not now, but may in the future set up reserves for such taxes.



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8. More information

--------------------------------------------------------------------------------

ABOUT SEPARATE ACCOUNT NO. 49

Each variable investment option is a subaccount of Separate Account No. 49. We established Separate Account No. 49 in 1996 under special provisions of the New York Insurance Law. These provisions prevent creditors from any other business we conduct from reaching the assets we hold in our variable investment options for owners of our variable annuity contracts. We are the legal owner of all of the assets in Separate Account No. 49 and may withdraw any amounts that exceed our reserves and other liabilities with respect to variable investment options under our contracts. For example, we may withdraw amounts from Separate Account No. 49 that represent our investments in Separate Account No. 49 or that represent fees and charges under the contracts that we have earned. Also, we may, at our sole discretion, invest Separate Account No. 49 assets in any investment permitted by applicable law. The results of Separate Account No. 49's operations are accounted for without regard to AXA Equitable's other operations. The amount of some of our obligations under the contracts is based on the assets in Separate Account No. 49. However, the obligations themselves are obligations of AXA Equitable.

Separate Account No. 49 is registered under the Investment Company Act of 1940 and is registered and classified under that act as a "unit investment trust." The SEC, however, does not manage or supervise AXA Equitable or Separate Account No. 49. Although Separate Account No. 49 is registered, the SEC does not monitor the activity of Separate Account No. 49 on a daily basis. AXA Equitable is not required to register, and is not registered, as an investment company under the Investment Company Act of 1940.

Each subaccount (variable investment option) within Separate Account No. 49 invests solely in class IB/B shares issued by the corresponding Portfolio of its Trust.

We reserve the right subject to compliance with laws that apply:

(1) to add variable investment options to, or to remove variable investment options from Separate Account No. 49, or to add other separate accounts;

(2)  to combine any two or more variable investment options;

(3) to transfer the assets we determine to be the shares of the class of contracts to which the contracts belong from any variable investment option to another variable investment option;

(4) to operate Separate Account No. 49 or any variable investment option as a management investment company under the Investment Company Act of 1940 (in which case, charges and expenses that otherwise would be assessed against an underlying mutual fund would be assessed against Separate Account No. 49 or a variable investment option directly);

(5) to deregister Separate Account No. 49 under the Investment Company Act of 1940;

(6)  to restrict or eliminate any voting rights as to Separate Account No. 49;
     and

(7) to cause one or more variable investment options to invest some or all of their assets in one or more other trusts or investment companies.

If the exercise of these rights results in a material change in the underlying investment of Separate Account No. 49, you will be notified of such exercise, as required by law.


ABOUT THE TRUSTS

The Trusts are registered under the Investment Company Act of 1940. They are classified as "open-end management investment companies," more commonly called mutual funds. Each Trust issues different shares relating to each Portfolio.

The Trusts do not impose sales charges or "loads" for buying and selling their shares. All dividends and other distributions on the Trusts' shares are reinvested in full. The Board of Trustees of each Trust may establish additional Portfolios or eliminate existing Portfolios at any time. More detailed information about each Trust, its Portfolio investment objectives, policies, restrictions, risks, expenses, its Rule 12b-1 Plan, and other aspects of its operations, appears in the prospectuses for each Trust, which generally accompany this Prospectus, or in their respective SAIs which are available upon request.


ABOUT OUR FIXED MATURITY OPTIONS


RATES TO MATURITY AND PRICE PER $100 OF MATURITY VALUE

We can determine the amount required to be allocated to one or more fixed maturity options in order to produce specified maturity values. For example, we can tell you how much you need to allocate per $100 of maturity value.

Fixed maturity option rates are determined daily. The rates in the table below are illustrative only and will most likely differ from the rates applicable at time of purchase. Current fixed maturity option rates can be obtained from your financial professional.


The rates to maturity for new allocations as of February 16, 2010 and the related price per $100 of maturity value were as shown below:




-------------------------------------------------------
  FIXED MATURITY
   OPTIONS WITH
   FEBRUARY 16TH         RATE TO            PRICE
 MATURITY DATE OF     MATURITY AS OF     PER $100 OF
   MATURITY YEAR    FEBRUARY 16, 2010   MATURITY VALUE
-------------------------------------------------------
        2011              3.00%*           $97.09
        2012              3.00%*           $94.26
        2013              3.00%*           $91.51
        2014              3.00%*           $88.84
        2015              3.00%*           $86.25
        2016              3.00%*           $83.74
-------------------------------------------------------


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
-------------------------------------------------------
  FIXED MATURITY
   OPTIONS WITH
   FEBRUARY 16TH          RATE TO           PRICE
 MATURITY DATE OF     MATURITY AS OF     PER $100 OF
   MATURITY YEAR    FEBRUARY 16, 2010   MATURITY VALUE
-------------------------------------------------------
        2017              3.00%             $81.30
        2018              3.00%             $78.93
        2019              3.10%             $75.96
        2020              3.30%             $72.26
-------------------------------------------------------


* Since these rates to maturity are 3%, no amounts could have been allocated to these options.


HOW WE DETERMINE THE MARKET VALUE ADJUSTMENT

We use the following procedure to calculate the market value adjustment (positive or negative) we make if you withdraw any of your value from a fixed maturity option before its maturity date.

(1) We determine the market adjusted amount on the date of the withdrawal as follows:

    (a) We determine the fixed maturity amount that would be payable on the maturity date, using the rate to maturity for the fixed maturity option.

    (b) We determine the period remaining in your fixed maturity option (based on the withdrawal date) and convert it to fractional years based on a 365-day year. For example, three years and 12 days becomes 3.0329.

    (c) We determine the current rate to maturity for your fixed maturity option based on the rate for a new fixed maturity option issued on the same date and having the same maturity date as your fixed maturity option; if the same maturity date is not available for new fixed maturity options, we determine a rate that is between the rates for new fixed maturity option maturities that immediately precede and immediately follow your fixed maturity option's maturity date.

    (d) We determine the present value of the fixed maturity amount payable at the maturity date, using the period determined in (b) and the rate determined in (c).

(2) We determine the fixed maturity amount as of the current date.

(3) We subtract (2) from the result in (1)(d). The result is the market value adjustment applicable to such fixed maturity option, which may be positive or negative.

If you withdraw only a portion of the amount in a fixed maturity option, the market value adjustment will be a percentage of the market value adjustment that would have applied if you had withdrawn the entire value in that fixed maturity option. This percentage is equal to the percentage of the value in the fixed maturity option that you are withdrawing. Any withdrawal charges that are deducted from a fixed maturity option will result in a market value adjustment calculated in the same way. See Appendix III at the end of this Prospectus for an example.

For purposes of calculating the rate to maturity for new allocations to a fixed maturity option (see (1)(c) above), we use the rate we have in effect for new allocations to that fixed maturity option. We use this rate even if new allocations to that option would not be accepted at that time. This rate will not be less than 3%. If we do not have a rate to maturity in effect for a fixed maturity option to which the "current rate to maturity" in (1)(c) would apply, we will use the rate at the next closest maturity date. If we are no longer offering new fixed maturity options, the "current rate to maturity" will be determined by using a widely-published Index. We reserve the right to add up to 0.25% to the current rate in (1)(c) above for purposes of calculating the market value adjustment only.


INVESTMENTS UNDER THE FIXED MATURITY OPTIONS

Amounts allocated to the fixed maturity options are held in a "nonunitized" separate account we have established under the New York Insurance Law. This separate account provides an additional measure of assurance that we will make full payment of amounts due under the fixed maturity options. Under New York Insurance Law, the portion of the separate account's assets equal to the reserves and other contract liabilities relating to the contracts are not chargeable with liabilities from any other business we may conduct. We own the assets of the separate account, as well as any favorable investment performance on those assets. You do not participate in the performance of the assets held in this separate account. We may, subject to state law that applies, transfer all assets allocated to the separate account to our general account. We guarantee all benefits relating to your value in the fixed maturity options, regardless of whether assets supporting fixed maturity options are held in a separate account or our general account.

We expect the rates to maturity for the fixed maturity options to be influenced by, but not necessarily correspond to, among other things, the yields that we can expect to realize on the separate account's investments from time to time. Our current plans are to invest in fixed-income obligations, including corporate bonds, mortgage-backed and asset-backed securities, and government and agency issues having durations in the aggregate consistent with those of the fixed maturity options.

Although the above generally describes our plans for investing the assets supporting our obligations under the fixed maturity options under the contracts, we are not obligated to invest those assets according to any particular plan except as we may be required to by state insurance laws. We will not determine the rates to maturity we establish by the performance of the nonunitized separate account.


ABOUT THE GENERAL ACCOUNT


Our general obligations and any guaranteed benefits under the contract are supported by AXA Equitable's general account and are subject to AXA Equitable's claims paying ability. Assets in the general account are not segregated for the exclusive benefit of any particular contract or obligation. General account assets are also available to the insurer's general creditors and the conduct of its routine business activities, such as the payment of salaries, rent and other ordinary business expenses. For more information about AXA Equitable's financial strength, you may review its financial statements and/or check its current rating with one or more of the independent sources that rate insurance companies for their financial strength and stability. Such ratings are subject to change and have no bearing on the performance of



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the variable investment options. You may also speak with your financial representative. Credits allocated to your account value are funded from our general account.

The general account is subject to regulation and supervision by the Insurance Department of the State of New York and to the insurance laws and regulations of all jurisdictions where we are authorized to do business. Interests under the contracts in the general account have not been registered and are not required to be registered under the Securities Act of 1933 because of exemptions and exclusionary provisions that apply. The general account is not required to register as an investment company under the Investment Company Act of 1940 and it is not registered as an investment company under the Investment Company Act of 1940. The market value adjustment interests under the contracts, which are held in a separate account, are issued by AXA Equitable and are registered under the Securities Act of 1933. The contract is a "covered security" under the federal securities laws.

We have been advised that the staff of the SEC has not reviewed the portions of this Prospectus that relate to the general account. The disclosure with regard to the general account, however, may be subject to certain provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses.


ABOUT OTHER METHODS OF PAYMENT


WIRE TRANSMITTALS AND ELECTRONIC APPLICATIONS

We accept contributions sent by wire to our processing office by agreement with certain broker-dealers. Such transmittals must be accompanied by information we require to allocate your contribution. Wire orders not accompanied by complete information may be retained as described under "How you can make your contributions" under "Contract features and benefits" earlier in this Prospectus.

Even if we accepted the wire order and essential information, a contract generally was not issued until we received and accepted a properly completed application. In certain cases, we may have issued a contract based on information provided through certain broker-dealers with whom we have established electronic facilities. In any such cases, you must have signed our Acknowledgement of Receipt form.

Where we required a signed application, the above procedures did not apply and no financial transactions were permitted until we received the signed application and issued the contract. Where we issued a contract based on information provided through electronic facilities, we required an Acknowledgement of Receipt form. Financial transactions were only permitted if you requested them in writing, signed the request and had it signature guaranteed, until we received the signed Acknowledgement of Receipt form. After a contract is issued, additional contributions are allowed by wire.

In general, the transaction date for electronic transmissions is the date on which we receive at our regular processing office all required information and the funds due for your contribution. We may also establish same-day electronic processing facilities with a broker-dealer that has undertaken to pay contribution amounts on behalf of its customers. In such cases, the transaction date for properly processed orders is the business day on which the broker-dealer inputs all required information into its electronic processing system. You can contact us to find out more about such arrangements.


AUTOMATIC INVESTMENT PROGRAM -- FOR NQ CONTRACTS ONLY

You may use our automatic investment program, or "AIP," to have a specified amount automatically deducted from a checking account, money market account, or credit union checking account and contributed as an additional contribution into an NQ contract on a monthly or quarterly basis. AIP is not available for Rollover IRA, Roth Conversion IRA, QP, or Rollover TSA contracts, nor is it available with GPB Option 2. Please see Appendix VIII later in this Prospectus to see if the automatic investment program is available in your state.

The minimum amounts we will deduct are $100 monthly and $300 quarterly. AIP additional contributions may be allocated to any of the variable investment options and available fixed maturity options. You choose the day of the month you wish to have your account debited. However, you may not choose a date later than the 28th day of the month.

You may cancel AIP at any time by notifying our processing office. We are not responsible for any debits made to your account before the time written notice of cancellation is received at our processing office.


DATES AND PRICES AT WHICH CONTRACT EVENTS OCCUR

We describe below the general rules for when, and at what prices, events under your contract will occur. Other portions of this prospectus describe circumstances that may cause exceptions. We generally do not repeat those exceptions below.


BUSINESS DAY

Our "business day" is generally any day the New York Stock Exchange ("NYSE") is open for regular trading and generally ends at 4:00 p.m. Eastern Time (or as of an earlier close of regular trading). A business day does not include a day on which we are not open due to emergency conditions determined by the Securities and Exchange Commission. We may also close early due to such emergency conditions. Contributions will be applied and any other transaction requests will be processed when they are received along with all the required information unless another date applies as indicated below.

o If your contribution, transfer or any other transaction request containing all the required information reaches us on any of the following, we will use the next business day;

         - on a non-business day:
         - after 4:00 p.m. Eastern Time on a business day; or
         - after an early close of regular trading on the NYSE on a business day.

o A loan request under your Rollover TSA contract will be processed on the first business day of the month following the date on which the properly completed loan request form is received.

o If your transaction is set to occur on the same day of the month as the contract date and that date is the 29th, 30th or 31st of the month, then the transaction will occur on the 1st day of the next month.


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o  When a charge is to be deducted on a contract date anniversary that is a non-business day, we will deduct the charge on the next business day.

o If we have entered into an agreement with your broker-dealer for automated processing of contributions upon receipt of customer order, your contribution will be considered received at the time your broker-dealer receives your contribution and all information needed to process your application, along with any required documents. Your broker-dealer will then transmit your order to us in accordance with our processing procedures. However, in such cases, your broker-dealer is considered a processing office for the purpose of receiving the contribution. Such arrangements may apply to initial contributions, subsequent contributions, or both, and may be commenced or terminated at any time without prior notice. If required by law, the "closing time" for such orders will be earlier than 4:00 p.m., Eastern Time.


CONTRIBUTIONS, CREDITS, AND TRANSFERS

o Contributions and credits allocated to the variable investment options are invested at the unit value next determined after the receipt of the contribution.

o Contributions and credits allocated to the guaranteed interest option will receive the crediting rate in effect on that business day for the specified time period.

o Contributions and credits allocated to a fixed maturity option will receive the rate to maturity in effect for that fixed maturity option on that business day (unless a rate lock-in is applicable).

o Transfers to or from variable investment options will be made at the unit value next determined after the receipt of the transfer request.

o Transfers to a fixed maturity option will be based on the rate to maturity in effect for that fixed maturity option on the business day of the transfer.

o Transfers to the guaranteed interest option will receive the crediting rate in effect on that business day for the specified time period.

o For the interest sweep option, the first monthly transfer will occur on the last business day of the month following the month that we receive your election form at our processing office.


ABOUT YOUR VOTING RIGHTS

As the owner of the shares of the Trusts we have the right to vote on certain matters involving the Portfolios, such as:

o  the election of trustees;

o the formal approval of independent public accounting firms selected for each Trust; or

o any other matters described in the prospectus for each Trust or requiring a shareholders' vote under the Investment Company Act of 1940.

We will give contract owners the opportunity to instruct us how to vote the number of shares attributable to their contracts if a shareholder vote is taken. If we do not receive instructions in time from all contract owners, we will vote the shares of a Portfolio for which no instructions have been received in the same proportion as we vote shares of that Portfolio for which we have received instructions. We will also vote any shares that we are entitled to vote directly because of amounts we have in a portfolio in the same proportions that contract owners vote.

The Trusts sell their shares to AXA Equitable separate accounts in connection with AXA Equitable's variable annuity and/or life insurance products, and to separate accounts of insurance companies, both affiliated and unaffiliated with AXA Equitable. AXA Premier VIP Trust and EQ Advisors Trust also sell their shares to the trustee of a qualified plan for AXA Equitable. We currently do not foresee any disadvantages to our contract owners arising out of these arrangements. However, the Board of Trustees or Directors of each Trust intends to monitor events to identify any material irreconcilable conflicts that may arise and to determine what action, if any, should be taken in response. If we believe that a Board's response insufficiently protects our contract owners, we will see to it that appropriate action is taken to do so.


SEPARATE ACCOUNT NO. 49 VOTING RIGHTS

If actions relating to the Separate Account require contract owner approval, contract owners will be entitled to one vote for each unit they have in the variable investment options. Each contract owner who has elected a variable annuity payout option may cast the number of votes equal to the dollar amount of reserves we are holding for that annuity in a variable investment option divided by the annuity unit value for that option. We will cast votes attributable to any amounts we have in the variable investment options in the same proportion as votes cast by contract owners. One result of proportional voting is that a small number of contract owners may control the outcome of a vote.


CHANGES IN APPLICABLE LAW

The voting rights we describe in this Prospectus are created under applicable federal securities laws. To the extent that those laws or the regulations published under those laws eliminate the necessity to submit matters for approval by persons having voting rights in separate accounts of insurance companies, we reserve the right to proceed in accordance with those laws or regulations.


STATUTORY COMPLIANCE

We have the right to change your contract without the consent of any other person in order to comply with any laws and regulations that apply, including but not limited to changes in the Internal Revenue Code, in Treasury Regulations or in published rulings of the Internal Revenue Service and in Department of Labor regulations.

Any change in your contract must be in writing and made by an authorized officer of AXA Equitable. We will provide notice of any contract change.

The benefits under your contract will not be less than the minimum benefits required by any state law that applies.


ABOUT LEGAL PROCEEDINGS

AXA Equitable and its affiliates are parties to various legal proceedings. In our view, none of these proceedings would be considered


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material with respect to a contract owner's interest in Separate Account No.
49, nor would any of these proceedings be likely to have a material adverse effect upon the Separate Account, our ability to meet our obligations under the contracts, or the distribution of the contracts.


FINANCIAL STATEMENTS

The financial statements of Separate Account No. 49, as well as consolidated financial statements of AXA Equitable, are in the SAI. The financial statements of AXA Equitable have relevance to the contracts only to the extent that they bear upon the ability of AXA Equitable to meet its obligations under the contracts. The SAI is available free of charge. You may request one by writing to our processing office or calling 1-800-789-7771.


TRANSFERS OF OWNERSHIP, COLLATERAL ASSIGNMENTS, LOANS AND BORROWING

You can transfer ownership of an NQ contract at any time before annuity payments begin. We will continue to treat you as the owner until we receive written notification of any change at our processing office. You cannot assign your NQ contract as collateral or security for a loan. Loans are also not available under your NQ contract. In some cases, an assignment or change of ownership may have adverse tax consequences. See "Tax information" earlier in this Prospectus.


For NQ contracts only, subject to regulatory approval, if you elected the Guaranteed minimum death benefit, Guaranteed minimum income benefit, Protection Plus(SM) death benefit, Guaranteed principal benefit option 2 and/or the Principal Protector(SM) (collectively, the "Benefit"), generally the Benefit will automatically terminate if you change ownership of the contract or if you assign the owner's right to change the beneficiary or person to whom annuity payments will be made. For certain contract owners, this restriction may not apply to you, depending on when you purchased your contract. See Appendix IX later in this Prospectus for more information. However, the Benefit will not terminate if the ownership of the contract is transferred to: (i) a family member (as defined in the contract); (ii) a trust created for the benefit of a family member or members; (iii) a trust qualified under section 501(c) of the Internal Revenue Code; or (iv) a successor by operation of law, such as an executor or guardian. Please speak with your financial professional for further information. See Appendix VIII later in this Prospectus for any state variations with regard to terminating any benefits under your contract.


You cannot assign or transfer ownership of a Rollover IRA, Roth Conversion IRA, QP or Rollover TSA contract except by surrender to us. If your individual retirement annuity contract is held in your custodial individual retirement account, you may only assign or transfer ownership of such an IRA contract to yourself. Loans are not available (except for Rollover TSA contracts) and you cannot assign Rollover IRA, Roth Conversion IRA and QP contracts as security for a loan or other obligation. Loans are available under a Rollover TSA contract only if permitted under the sponsoring employer's plan.

For limited transfers of ownership after the owner's death see "Beneficiary continuation option" in "Payment of death benefit" earlier in this Prospectus. You may direct the transfer of the values under your Rollover IRA, Roth Conversion IRA, QP or Rollover TSA contract to another similar arrangement under federal income tax rules. In the case of such a transfer, we will impose a withdrawal charge, if one applies.


ABOUT CUSTODIAL IRAS

For certain custodial IRA accounts, after your contract has been issued, we may accept transfer instructions by telephone, mail, facsimile or electronically from a broker-dealer, provided that we or your broker-dealer have your written authorization to do so on file. Accordingly, AXA Equitable will rely on the stated identity of the person placing instructions as authorized to do so on your behalf. AXA Equitable will not be liable for any claim, loss, liability or expenses that may arise out of such instructions. AXA Equitable will continue to rely on this authorization until it receives your written notification at its processing office that you have withdrawn this authorization. AXA Equitable may change or terminate telephone or electronic or overnight mail transfer procedures at any time without prior written notice and restrict facsimile, internet, telephone and other electronic transfer services because of disruptive transfer activity.



HOW DIVORCE MAY AFFECT YOUR GUARANTEED BENEFITS

Our optional benefits do not provide a cash value or any minimum account value. In the event that you and your spouse become divorced after you purchase a contract with a guaranteed benefit, we will not divide the benefit base as part of the divorce settlement or judgment. As a result of the divorce, we may be required to withdraw amounts from the account value to be paid an ex-spouse. Any such withdrawal will be considered a withdrawal from the contract. This means that your guaranteed benefit will be reduced and a withdrawal charge may apply.



DISTRIBUTION OF THE CONTRACTS

The contracts are distributed by both AXA Advisors, LLC ("AXA Advisors") and AXA Distributors, LLC ("AXA Distributors") (together, the "Distributors"). The Distributors serve as principal underwriters of Separate Account No. 49. The offering of the contracts is intended to be continuous.

AXA Advisors is an affiliate of AXA Equitable, and AXA Distributors is an indirect wholly owned subsidiary of AXA Equitable. The Distributors are under the common control of AXA Financial, Inc. Their principal business address is 1290 Avenue of the Americas, New York, NY 10104. The Distributors are registered with the SEC as broker-dealers and are members of the Financial Industry Regulatory Authority, Inc. ("FINRA"). Both broker-dealers also act as distributors for other AXA Equitable life and annuity products.

The contracts are sold by financial professionals of AXA Advisors and its affiliates. The contracts are also sold by financial professionals of both affiliated and unaffiliated broker-dealers that have entered into selling agreements with the Distributors ("Selling broker-dealers").

AXA Equitable pays compensation to both Distributors based on contracts sold.

Compensation paid to AXA Advisors is based on contributions made on the contracts sold through AXA Advisors ("contribution-based


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compensation") and will generally not exceed 8.50% of total contributions. AXA
Advisors, in turn, may pay a portion of the contribution-based compensation received from AXA Equitable on the sale of a contract to the AXA Advisors financial professional and/or Selling broker-dealer making the sale. In some instances, a financial professional or Selling broker-dealer may elect to receive reduced contribution-based compensation on a contract in combination with ongoing annual compensation of up to 0.60% of the account value of the contract sold ("asset-based compensation"). Total compensation paid to a financial professional or a Selling broker-dealer electing to receive both contribution-based and asset-based compensation could over time exceed the total compensation that would otherwise be paid on the basis of contributions alone. The contribution-based and asset-based compensation paid by AXA Advisors varies among financial professionals and among Selling broker-dealers.

Contribution-based compensation paid by AXA Equitable to AXA Distributors on sales of AXA Equitable contracts by its Selling broker-dealers will generally not exceed 6.75% of the total contributions made under the contracts. AXA Distributors, in turn, pays the contribution-based compensation it receives on the sale of a contract to the Selling broker-dealer making the sale. In some instances, the Selling broker-dealer may elect to receive reduced contribution-based compensation on the sale of a contract in combination with annual asset-based compensation of up to 1.25% of contract account value. If a Selling broker-dealer elects to receive reduced contribution-based compensation on a contract, the contribution-based compensation which AXA Equitable pays to AXA Distributors will be reduced by the same amount and AXA Equitable will pay AXA Distributors asset-based compensation on the contract equal to the asset-based compensation which AXA Distributors pays to the Selling broker-dealer. Total compensation paid to a Selling broker-dealer electing to receive both contribution-based and asset-based compensation could over time exceed the total compensation that would otherwise be paid on the basis of contributions alone. The contribution-based and asset-based compensation paid by AXA Distributors varies among Selling broker-dealers. AXA Distributors also receives compensation and reimbursement for its marketing services under the terms of its distribution agreement with AXA Equitable.

The Distributors may pay certain affiliated and/or unaffiliated Selling broker-dealers and other financial intermediaries additional compensation in recognition of certain expenses that may be incurred by them or on their behalf. The Distributors may also pay certain broker-dealers or other financial intermediaries additional compensation for enhanced marketing opportunities and other services (commonly referred to as "marketing allowances"). Services for which such payments are made may include, but are not limited to, the preferred placement of AXA Equitable and/or Accumulator(R) Plus(SM) on a company and\or product list; sales personnel training; product training; business reporting; technological support; due diligence and related costs; advertising, marketing and related services; conferences; and\or other support services, including some that may benefit the contract owner. Payments may be based on the amount of assets or purchase payments attributable to contracts sold through a Selling broker-dealer or such payments may be a fixed amount. The Distributors may also make fixed payments to Selling broker-dealers in connection with the initiation of a new relationship or the introduction of a new product. These payments may serve as an incentive for Selling broker-dealers to promote the sale of particular products. Additionally, as an incentive for financial professionals of Selling broker-dealers to promote the sale of AXA Equitable products, the Distributors may increase the sales compensation paid to the Selling broker-dealer for a period of time (commonly referred to as "compensation enhancements"). Marketing allowances and sales incentives are made out of the Distributors' assets. Not all Selling broker-dealers receive these kinds of payments. For more information about any such arrangements, ask your financial professional.

The Distributors receive 12b-1 fees from certain Portfolios for providing certain distribution and/or shareholder support services. The Distributors or their affiliates may also receive payments from the advisers of the Portfolios or their affiliates to help defray expenses for sales meetings or seminar sponsorships that may relate to the contracts and/or the advisers' respective portfolios.

In an effort to promote the sale of our products, AXA Advisors may provide its financial professionals and managerial personnel with a higher percentage of sales commissions and/or cash compensation for the sale of an affiliated variable product than it would the sale of an unaffiliated product. Such practice is known as providing "differential compensation." In addition, managerial personnel may receive expense reimbursements, marketing allowances and commission-based payments known as "overrides." Certain components of the compensation of financial professionals who are managers are based on the sale of affiliated variable products. Managers earn higher compensation (and credits toward awards and bonuses) if those they manage sell more affiliated variable products. AXA Advisors may provide other forms of compensation to its financial professionals, including health and retirement benefits. For tax reasons, AXA Advisors financial professionals qualify for health and retirement benefits based solely on their sales of our affiliated products.

These payments and differential compensation (together, the "payments") can vary in amount based on the applicable product and/or entity or individual involved. As with any incentive, such payments may cause the financial professional to show preference in recommending the purchase or sale of AXA Equitable products. However, under applicable rules of the FINRA, AXA Advisors may only recommend to you products that they reasonably believe are suitable for you based on facts that you have disclosed as to your other security holdings, financial situation and needs. In making any recommendation, financial professionals of AXA Advisors may nonetheless face conflicts of interest because of the differences in compensation from one product category to another, and because of differences in compensation between products in the same category.

In addition, AXA Advisors may offer sales incentive programs to financial professionals who meet specified production levels for the sale of both affiliated and unaffiliated products which provide non-cash compensation such as stock options awards and/or stock appreciation rights, expense-paid trips, expense-paid educational seminars and merchandise.


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Although AXA Equitable takes all of its costs into account in establishing the level of fees and expenses in its products, any contribution-based and asset-based compensation paid by AXA Equitable to the Distributors will not result in any separate charge to you under your contract. All payments made will be in compliance with all applicable FINRA rules and other laws and regulations.


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9. Incorporation of certain documents by reference

--------------------------------------------------------------------------------


AXA Equitable's Annual Report on Form 10-K for the period ended December 31, 2009 (the "Annual Report") is considered to be part of this Prospectus because it is incorporated by reference.


AXA Equitable files reports and other information with the SEC, as required by law. You may read and copy this information at the SEC's public reference facilities at Room 1580, 100 F Street, NE, Washington, DC 20549, or by accessing the SEC's website at www.sec.gov. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Under the Securities Act of 1933, AXA Equitable has filed with the SEC a registration statement relating to the fixed maturity option (the "Registration Statement"). This Prospectus has been filed as part of the Registration Statement and does not contain all of the information set forth in the Registration Statement.

After the date of this Prospectus and before we terminate the offering of the securities under the Registration Statement, all documents or reports we file with the SEC under the Securities Exchange Act of 1934 ("Exchange Act"), will be considered to become part of this Prospectus because they are incorporated by reference.

Any statement contained in a document that is or becomes part of this Prospectus, will be considered changed or replaced for purposes of this Prospectus if a statement contained in this Prospectus changes or is replaced. Any statement that is considered to be a part of this Prospectus because of its incorporation will be considered changed or replaced for the purpose of this Prospectus if a statement contained in any other subsequently filed document that is considered to be part of this Prospectus changes or replaces that statement. After that, only the statement that is changed or replaced will be considered to be part of this Prospectus.

We file the Registration Statement and our Exchange Act documents and reports, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, electronically according to EDGAR under CIK No. 0000727920. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

Upon written or oral request, we will provide, free of charge, to each person to whom this Prospectus is delivered, a copy of any or all of the documents considered to be part of this Prospectus because they are incorporated herein. In accordance with SEC rules, we will provide copies of any exhibits specifically incorporated by reference into the text of the Exchange Act reports (but not any other exhibits). Requests for documents should be directed to AXA Equitable Life Insurance Company, 1290 Avenue of the Americas, New York, New York 10104. Attention: Corporate Secretary (telephone: (212) 554-1234). You can access our website at www.axa-equitable.com.


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Appendix I: Condensed financial information

--------------------------------------------------------------------------------

The unit values and number of units outstanding shown below are for contracts offered under Separate Account No. 49 with the same daily asset charges of 1.50%.


UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009



------------------------------------------------------------------------------------------------------------------------------------
                                                                   FOR THE YEARS ENDING DECEMBER 31,
                                          ------------------------------------------------------------------------------------------
                                              2009        2008         2007        2006        2005         2004         2003
------------------------------------------------------------------------------------------------------------------------------------
 AXA AGGRESSIVE ALLOCATION
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $   11.40   $    9.10    $   15.19   $   14.52   $  12.51     $  11.75     $ 10.67
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         22,438      22,425       23,792      22,907     13,134        5,787         212
------------------------------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE ALLOCATION
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $   11.25   $   10.40    $   11.86   $   11.39   $  10.87     $  10.77     $ 10.31
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         19,693      18,465        9,705       7,544      5,980        2,987         213
------------------------------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE-PLUS ALLOCATION
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $   11.19   $    9.93    $   12.51   $   12.04   $  11.24     $  11.05     $ 10.41
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         21,464      20,789       20,000      19,344     14,424        6,175         444
------------------------------------------------------------------------------------------------------------------------------------
 AXA MODERATE ALLOCATION
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $   11.34   $    9.84    $   13.22   $   12.63   $  11.62     $  11.26     $ 10.51
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         83,661      85,214       85,730      84,073     66,161       30,895       2,029
------------------------------------------------------------------------------------------------------------------------------------
 AXA MODERATE-PLUS ALLOCATION
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $   11.77   $    9.80    $   14.58   $   13.91   $  12.34     $  11.74     $ 10.67
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        100,690     103,155      111,034     104,098     66,976       23,331         995
------------------------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN INTERNATIONAL
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $   12.04   $    9.62    $   19.81   $   18.00   $  14.80     $  13.03     $ 11.19
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          9,665      10,686       12,039      10,530      7,171        2,946         147
------------------------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN SMALL CAP GROWTH
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $   11.93   $    8.93    $   16.37   $   14.25   $  13.27     $  12.08     $ 10.76
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          4,681       5,226        5,401       5,108      3,772        2,272         157
------------------------------------------------------------------------------------------------------------------------------------
 EQ/AXA FRANKLIN SMALL CAP VALUE CORE
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $    8.06   $    6.39    $    9.73   $   10.82         --           --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            668       1,089          511         327         --           --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK BASIC VALUE EQUITY
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $   11.48   $    8.95    $   14.32   $   14.37   $  12.06     $  11.90     $ 10.92
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         10,304       9,830       10,153      10,040      8,863        6,079         371
------------------------------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK INTERNATIONAL VALUE
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $   14.05   $   10.95    $   19.51   $   17.98   $  14.52     $  13.30     $ 11.10
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          8,129       8,981        9,808      10,173      7,184        2,381          55
------------------------------------------------------------------------------------------------------------------------------------
 EQ/BOSTON ADVISORS EQUITY INCOME
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $    5.01   $    4.56    $    6.84   $    6.70   $   5.86     $   5.61          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          8,195       8,902        9,418      10,601      7,594          538          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/CALVERT SOCIALLY RESPONSIBLE
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $    9.13   $    7.08    $   13.13   $   11.89   $  11.47     $  10.71     $ 10.49
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            829         862          748         778        570          333           6
------------------------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN GROWTH
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $    9.50   $    7.23    $   12.32   $   11.86   $  11.21     $  10.82     $ 10.41
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          2,537       2,693        3,097       2,829      1,697          464          83
------------------------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN RESEARCH
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $   10.41   $    8.04    $   13.53   $   13.51   $  12.24     $  11.72     $ 10.72
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          8,530       9,561       11,133       4,660      4,062        2,784         143
------------------------------------------------------------------------------------------------------------------------------------


A-1 Appendix I: Condensed financial information

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                          www.axa-equitable.com/green


UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009 (CONTINUED)



------------------------------------------------------------------------------------------------------------------------------------
                                                                 FOR THE YEARS ENDING DECEMBER 31,
                                           -----------------------------------------------------------------------------------------
                                                2009       2008      2007        2006        2005       2004         2003
------------------------------------------------------------------------------------------------------------------------------------
 EQ/COMMON STOCK INDEX
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                 $  9.81    $  7.76   $  14.02    $  13.76    $  12.62   $  12.28     $ 10.93
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         15,628     16,700     18,987      21,038      18,381     10,684         698
------------------------------------------------------------------------------------------------------------------------------------
 EQ/CORE BOND INDEX
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                 $  9.95    $  9.83   $  10.96    $  10.80    $  10.53   $  10.46     $ 10.20
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         14,762     13,785     18,138      17,343      13,723      6,436         460
------------------------------------------------------------------------------------------------------------------------------------
 EQ/DAVIS NEW YORK VENTURE
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                 $  8.67    $  6.63   $  11.08    $  10.84          --         --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          3,565      3,524      2,531         815          --         --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY 500 INDEX
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                 $ 10.78    $  8.70   $  14.09    $  13.63    $  12.02   $  11.69     $ 10.77
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         14,347     15,202     16,275      16,937      14,502      8,691         620
------------------------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY GROWTH PLUS
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                 $ 11.24    $  8.93   $  15.19    $  13.52    $  12.56   $  11.51     $ 10.58
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         19,010     21,105     21,594      22,005      14,932      7,104         642
------------------------------------------------------------------------------------------------------------------------------------
 EQ/EVERGREEN OMEGA
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                 $ 13.01    $  9.41   $  13.20    $  12.04    $  11.54   $  11.27     $ 10.69
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          3,275      2,152      2,342       2,163       2,383      1,795         120
------------------------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN CORE BALANCED
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                 $  9.05    $  7.04   $  10.48    $  10.42          --         --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          6,931      6,862      7,720       2,190          --         --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN TEMPLETON ALLOCATION
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                 $  7.48    $  5.91   $   9.51          --          --         --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          4,821      4,748      2,859          --          --         --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO MERGERS AND ACQUISITIONS
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                 $ 11.52    $ 10.03   $  11.81    $  11.60    $  10.49         --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          2,090      2,068      2,544       2,148         749         --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO SMALL COMPANY VALUE
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                 $ 27.39    $ 19.66   $  28.78    $  26.74    $  22.84   $  22.23          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          4,025      3,794      3,742       2,995       2,015        190          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL BOND PLUS
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                 $ 11.26    $ 11.21   $  10.69    $   9.93    $   9.75         --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          6,162      7,003      3,771       2,213         228         --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL MULTI-SECTOR EQUITY
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                 $ 21.46    $ 14.52   $  34.57    $  24.71    $  18.31   $  14.00     $ 11.49
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         10,074      9,735     10,658      10,717       7,390      2,669         209
------------------------------------------------------------------------------------------------------------------------------------
 EQ/INTERMEDIATE GOVERNMENT BOND INDEX
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                 $ 10.62    $ 11.03   $  10.81    $  10.27    $  10.11   $  10.14     $ 10.10
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          3,441      4,313      3,139       3,263       2,914      2,082         216
------------------------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL CORE PLUS
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                 $ 13.93    $ 10.45   $  19.24    $  16.95    $  14.43   $  12.51     $ 11.18
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          7,101      7,172      7,196       7,597       5,867      3,446         181
------------------------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL GROWTH
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                 $ 12.94    $  9.57   $  16.27    $  14.22    $  11.49         --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          2,941      2,667      2,647       1,341         371         --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/JPMORGAN VALUE OPPORTUNITIES
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                 $ 10.94    $  8.40   $  14.15    $  14.55    $  12.27   $  11.98     $ 10.97
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          1,477      1,477      1,712       1,785       1,359        815          68
------------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP CORE PLUS
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                 $ 10.71    $  8.60   $  13.94    $  13.63    $  12.25   $  11.60     $ 10.57
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          1,069      1,160      1,258       1,278       1,164        742          69
------------------------------------------------------------------------------------------------------------------------------------


                                 Appendix I: Condensed financial information A-2

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                          www.axa-equitable.com/green


UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009 (CONTINUED)



------------------------------------------------------------------------------------------------------------------------------------
                                                                 FOR THE YEARS ENDING DECEMBER 31,
                                           -----------------------------------------------------------------------------------------
                                                2009        2008       2007        2006        2005       2004         2003
------------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH INDEX
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                 $  11.58    $  8.63    $  13.75    $  12.25    $  12.51    $ 11.05     $ 10.35
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           3,111      3,017       3,186       3,308       2,395        987          80
------------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH PLUS
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                 $  11.92    $  8.97    $  14.75    $  12.95    $  12.20    $ 11.36     $ 10.24
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           2,551      2,695       3,292       2,120       1,605        800          49
------------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE INDEX
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                 $   5.19    $  4.42    $  10.37    $  11.19    $  10.64         --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           3,152      2,813       3,207       3,427         614         --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE PLUS
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                 $   9.45    $  7.96    $  14.27    $  15.18    $  12.69    $ 12.22     $ 10.94
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          22,628     25,055      29,046      19,714      14,454      7,621         544
------------------------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT GROWTH AND INCOME
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                 $   9.06    $  7.78    $  12.46    $  12.22    $  10.59         --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           1,813      2,006       2,178       2,458         807         --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT LARGE CAP CORE
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                 $  10.73    $  8.68    $  12.77    $  11.71    $  10.55         --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           1,881      1,630       1,237       1,013         534         --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP INDEX
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                 $  10.64    $  7.93    $  15.87    $  14.92    $  13.58    $ 12.96     $ 11.34
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          10,281     11,084      11,622      11,897       9,581      5,395         415
------------------------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP VALUE PLUS
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                 $  12.03    $  8.99    $  15.10    $  15.58    $  14.06    $ 12.83     $ 11.05
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          17,862      8,252       9,736      10,619       8,875      4,167         314
------------------------------------------------------------------------------------------------------------------------------------
 EQ/MONEY MARKET
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                 $  10.52    $ 10.68    $  10.62    $  10.29    $  10.00    $  9.89     $  9.97
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          12,106     20,804      10,650       9,565       6,802      5,781       1,312
------------------------------------------------------------------------------------------------------------------------------------
 EQ/MONTAG & CALDWELL GROWTH
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                 $   4.87    $  3.81    $   5.77    $   4.85    $   4.56    $  4.39          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           6,278      6,462       3,353       2,170       1,829        144          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/MUTUAL LARGE CAP EQUITY
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                 $   8.05    $  6.53    $  10.72    $  10.70          --         --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           2,182      2,595       3,106       1,152          --         --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/OPPENHEIMER GLOBAL
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                 $   9.20    $  6.74    $  11.54    $  11.09          --         --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           1,615      1,080         979         270          --         --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/PIMCO ULTRA SHORT BOND
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                 $  10.83    $ 10.18    $  10.78    $   9.81    $   9.92         --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          20,961     16,250       9,876       8,347       4,644         --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/QUALITY BOND PLUS
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                 $  10.61    $ 10.15    $  11.03    $  10.71    $  10.47    $ 10.42     $ 10.20
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           9,223      5,828       6,434       6,212       5,266      2,713         207
------------------------------------------------------------------------------------------------------------------------------------
 EQ/SMALL COMPANY INDEX
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                 $  11.53    $  9.28    $  14.31    $  14.80    $  12.76    $ 12.43     $ 10.72
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           5,543      5,157       5,443       5,853       4,236      2,712         208
------------------------------------------------------------------------------------------------------------------------------------
 EQ/T.ROWE PRICE GROWTH STOCK
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                 $  13.56    $  9.65    $  16.95    $  16.05    $  16.98    $ 16.58          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           3,312      2,729       2,969       1,017         847         92          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/TEMPLETON GLOBAL EQUITY
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                 $   8.07    $  6.30    $  10.81    $  10.75          --         --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           1,721      1,904       2,461       1,003          --         --          --
------------------------------------------------------------------------------------------------------------------------------------


A-3 Appendix I: Condensed financial information

     To receive this document electronically, sign up for e-delivery today at
                          www.axa-equitable.com/green


UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009 (CONTINUED)



------------------------------------------------------------------------------------------------------------------------------------
                                                                  FOR THE YEARS ENDING DECEMBER 31,
                                          ------------------------------------------------------------------------------------------
                                               2009       2008       2007      2006       2005       2004        2003
------------------------------------------------------------------------------------------------------------------------------------
 EQ/UBS GROWTH AND INCOME
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  4.74    $  3.63    $  6.15   $  6.17    $  5.49    $  5.11          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         3,231      3,589      4,065     4,330      2,805        140          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN COMSTOCK
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  8.97    $  7.09    $ 11.42   $ 11.89    $ 10.42         --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         3,068      3,571      3,774     3,972      1,952         --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN MID CAP GROWTH
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 12.87    $  8.32    $ 16.04   $ 13.30    $ 12.36         --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         4,827      3,987      3,601     2,056        845         --          --
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER AGGRESSIVE EQUITY
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 10.13    $  7.49    $ 14.26   $ 13.00    $ 12.55    $ 11.78     $ 10.67
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         6,121      1,250      1,381     1,606      1,049        658          70
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER CORE BOND
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 12.01    $ 11.26    $ 11.16   $ 10.66    $ 10.43    $ 10.41     $ 10.17
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        11,182      9,154      8,539     8,806      7,189      4,559         446
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER INTERNATIONAL EQUITY
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 13.49    $ 10.54    $ 20.28   $ 18.32    $ 14.84    $ 13.05     $ 11.24
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         5,445      6,101      6,567     6,780      4,388      2,692         191
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP CORE EQUITY
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 10.81    $  8.28    $ 13.91   $ 13.45    $ 12.02    $ 11.43     $ 10.58
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         1,611      1,691      1,897     1,702      1,464        886         108
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP GROWTH
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  9.10    $  6.76    $ 12.57   $ 11.47    $ 11.64    $ 10.99     $ 10.46
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         3,437      3,750      3,887     3,872      3,154      1,909         136
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP VALUE
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 11.78    $  9.73    $ 15.80   $ 15.48    $ 13.17    $ 12.48     $ 11.07
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         5,400      6,245      6,644     6,667      4,853      2,322         116
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP GROWTH
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 11.43    $  8.18    $ 14.73   $ 13.36    $ 12.38    $ 11.59     $ 10.53
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         3,637      4,032      4,518     4,590      3,750      2,441         274
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP VALUE
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 13.18    $  9.27    $ 14.70   $ 14.91    $ 13.19    $ 12.48     $ 11.00
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         3,723      3,935      4,244     4,683      3,833      2,655         288
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MULTI-SECTOR BOND
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 10.30    $  9.54    $ 12.66   $ 12.46    $ 11.51    $ 11.34     $ 10.59
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         9,334      9,841     12,794    13,219     11,372      6,690         712
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP GROWTH
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  6.70    $  5.06    $  8.87   $  8.69    $  8.00    $  7.56          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         5,666      5,941      6,997     5,187      2,774         91          --
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP VALUE
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 10.07    $  8.09    $ 13.21   $ 14.88    $ 13.01    $ 12.61     $ 10.94
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         7,062      7,894      9,631    11,213      9,487      5,755         337
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER TECHNOLOGY
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 11.70    $  7.50    $ 14.38   $ 12.35    $ 11.69    $ 10.66     $ 10.31
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         5,807      5,133      5,318     4,306      3,246      1,826         104
------------------------------------------------------------------------------------------------------------------------------------



                                 Appendix I: Condensed financial information A-4

    To receive this document electronically, sign up for e-delivery today at
                          www.axa-equitable.com/green

The unit values and number of units outstanding shown below are for contracts offered under Separate Account No. 49 with the same daily asset charges of 1.40%.


UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009



------------------------------------------------------------------------------------------------------------------------------------
                                                                 FOR THE YEARS ENDING DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------
                                            2009      2008       2007       2006       2005       2004       2003        2002
 AXA AGGRESSIVE ALLOCATION
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                              $ 10.35   $  8.25    $ 13.76    $ 13.15    $ 11.31    $ 10.61         --         --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)       4,748     5,254      5,174      3,354      2,256      1,088         --         --
------------------------------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE ALLOCATION
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                              $ 10.80   $  9.98    $ 11.37    $ 10.90    $ 10.39    $ 10.29         --         --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)       7,709     7,092      2,948      1,738      1,282        801         --         --
------------------------------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE-PLUS ALLOCATION
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                              $ 10.57   $  9.37    $ 11.80    $ 11.34    $ 10.58    $ 10.39         --         --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)       5,065     4,543      3,876      2,715      2,129      1,570         --         --
------------------------------------------------------------------------------------------------------------------------------------
 AXA MODERATE ALLOCATION
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                              $ 44.34   $ 38.43    $ 51.61    $ 49.25    $ 45.28    $ 43.82    $ 40.88    $ 34.80
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)       7,003     6,917      7,097      7,277      7,819      7,909      6,360      1,307
------------------------------------------------------------------------------------------------------------------------------------
 AXA MODERATE-PLUS ALLOCATION
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                              $ 10.71   $  8.91    $ 13.24    $ 12.62    $ 11.18    $ 10.63         --         --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)      18,681    18,061     18,918     14,805      9,443      5,246         --         --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN INTERNATIONAL
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                              $ 12.28   $  9.80    $ 20.17    $ 18.31    $ 15.04    $ 13.23    $ 11.35    $  8.52
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)       5,893     6,793      8,075      7,944      8,041      7,600      6,792      1,026
------------------------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN SMALL CAP GROWTH
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                              $ 15.19   $ 11.35    $ 20.80    $ 18.08    $ 16.82    $ 15.30    $ 13.61    $  9.80
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)       3,238     3,557      4,176      4,668      5,243      5,878      5,936      1,577
------------------------------------------------------------------------------------------------------------------------------------
 EQ/AXA FRANKLIN SMALL CAP VALUE CORE
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                              $  8.09   $  6.40    $  9.75    $ 10.82         --         --         --         --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         384       643        265        120         --         --         --         --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK BASIC VALUE EQUITY
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                              $ 19.29   $ 15.02    $ 24.01    $ 24.06    $ 20.18    $ 19.88    $ 18.24    $ 14.10
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)       5,417     5,575      6,226      7,155      7,988      9,113      8,213      2,399
------------------------------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK INTERNATIONAL VALUE
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                              $ 17.87   $ 13.91    $ 24.76    $ 22.79    $ 18.39    $ 16.83    $ 14.03    $ 11.11
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)       4,006     4,395      5,376      6,439      6,535      6,084      5,257      1,712
------------------------------------------------------------------------------------------------------------------------------------
 EQ/BOSTON ADVISORS EQUITY INCOME
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                              $  5.07   $  4.61    $  6.90    $  6.75    $  5.90    $  5.64         --         --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)       2,152     2,442      2,508      3,452      3,461        780         --         --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/CALVERT SOCIALLY RESPONSIBLE
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                              $  6.94   $  5.38    $  9.96    $  9.01    $  8.68    $  8.10    $  7.93    $  6.28
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         612       681        793        885        933      1,019        964        208
------------------------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN GROWTH
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                              $ 10.49   $  7.97    $ 13.57    $ 13.05    $ 12.32    $ 11.89    $ 11.43    $  9.35
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)       1,782     1,933      2,022      2,154      2,074      2,253      2,284        762
------------------------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN RESEARCH
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                              $ 10.06   $  7.76    $ 13.05    $ 13.02    $ 11.78    $ 11.27    $ 10.30    $  7.95
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)      12,046    13,802     16,864      6,926      7,742      8,947      8,367      2,246
------------------------------------------------------------------------------------------------------------------------------------
 EQ/COMMON STOCK INDEX
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                              $188.13   $148.68    $268.31    $262.99    $240.95    $234.29    $208.22    $141.20
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         462       501        602        722        838        942        814        112
------------------------------------------------------------------------------------------------------------------------------------
 EQ/CORE BOND INDEX
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                              $ 13.18   $ 13.02    $ 14.50    $ 14.27    $ 13.90    $ 13.79    $ 13.44    $ 13.19
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)      10,278    11,027     14,294     15,682     17,324     17,843     18,211      5,930
------------------------------------------------------------------------------------------------------------------------------------


A-5 Appendix I: Condensed financial information

    To receive this document electronically, sign up for e-delivery today at
                          www.axa-equitable.com/green


UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009 (CONTINUED)



------------------------------------------------------------------------------------------------------------------------------------
                                                                FOR THE YEARS ENDING DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------
                                               2009       2008      2007        2006        2005      2004        2003        2002
------------------------------------------------------------------------------------------------------------------------------------
 EQ/DAVIS NEW YORK VENTURE
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  8.70    $  6.65   $  11.09    $  10.85          --        --          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         1,529      1,678      1,370         414          --        --          --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY 500 INDEX
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 23.63    $ 19.04   $  30.81    $  29.78    $  26.24  $  25.49    $  23.45     $ 18.61
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         7,232      7,882      8,846      10,152      11,790    13,022      12,430       3,667
------------------------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY GROWTH PLUS
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 13.67    $ 10.85   $  18.43    $  16.39    $  15.21  $  13.93    $  12.78     $  9.89
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        12,414     14,437     16,976      19,097      20,640    21,440      20,675       4,362
------------------------------------------------------------------------------------------------------------------------------------
 EQ/EVERGREEN OMEGA
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  9.63    $  6.96   $   9.75    $   8.89    $   8.51  $   8.30    $   7.87     $  5.77
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         3,116      2,596      2,548       2,818       3,403     4,201       3,589         625
------------------------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN CORE BALANCED
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  9.08    $  7.05   $  10.49    $  10.43          --        --          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         3,211      3,118      3,642       1,197          --        --          --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN TEMPLETON ALLOCATION
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  7.50    $  5.92   $   9.51          --          --        --          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         2,091      2,076      1,530          --          --        --          --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO MERGERS AND ACQUISITIONS
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 11.57    $ 10.07   $  11.85    $  11.62    $  10.50        --          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           966        810        903         738         348        --          --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO SMALL COMPANY VALUE
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 27.99    $ 20.07   $  29.36    $  27.24    $  23.25  $  22.60          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         1,672      1,365      1,218         640         626       173          --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL BOND PLUS
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 11.31    $ 11.25   $  10.71    $   9.94    $   9.75        --          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         2,574      3,380      1,650         604          48        --          --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL MULTI-SECTOR EQUITY
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 16.34    $ 11.05   $  26.27    $  18.76    $  13.88  $  10.60    $   8.69     $  5.66
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         6,743      6,223      8,000       8,412       8,800     7,052       5,307       1,261
------------------------------------------------------------------------------------------------------------------------------------
 EQ/INTERMEDIATE GOVERNMENT BOND INDEX
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 19.49    $ 20.23   $  19.80    $  18.80    $  18.49  $  18.52    $  18.42     $ 18.29
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         3,150      3,868      4,012       4,496       5,175     5,829       6,022       2,463
------------------------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL CORE PLUS
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 11.92    $  8.94   $  16.43    $  14.47    $  12.30  $  10.65    $   9.51     $  7.27
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         6,378      6,917      7,442       8,727       9,574    10,189       8,648       1,957
------------------------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL GROWTH
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 13.00    $  9.61   $  16.32    $  14.24    $  11.49        --          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         1,298      1,045      1,188         436          65        --          --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/JPMORGAN VALUE OPPORTUNITIES
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 12.06    $  9.25   $  15.57    $  15.99    $  13.47  $  13.15    $  12.02     $  9.62
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         2,640      2,899      3,426       3,983       4,419     4,753       4,353       1,383
------------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP CORE PLUS
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  8.31    $  6.66   $  10.79    $  10.54    $   9.46  $   8.95    $   8.15     $  6.77
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         2,676      2,917      3,371       3,928       4,535     4,946       4,865       1,329
------------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH INDEX
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  6.60    $  4.92   $   7.83    $   6.96    $   7.10  $   6.27    $   5.86     $  4.83
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         5,711      6,340      7,231       7,957       8,965     8,590       8,430       2,607
------------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH PLUS
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $ 13.86    $ 10.42   $  17.12    $  15.02    $  14.13  $  13.14    $  11.84     $  9.28
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         1,713      1,733      2,206       1,899       2,081     2,192       2,043         538
------------------------------------------------------------------------------------------------------------------------------------


                                 Appendix I: Condensed financial information A-6

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UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009 (CONTINUED)



------------------------------------------------------------------------------------------------------------------------------------
                                                                 FOR THE YEARS ENDING DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------
                                            2009       2008        2007        2006        2005       2004        2003        2002
------------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE INDEX
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                              $  5.21    $  4.44     $  10.39    $  11.20    $  10.64         --          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         695        495          692       1,110         315         --          --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE PLUS
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                              $ 11.16    $  9.39     $  16.81    $  17.87    $  14.93   $  14.36    $  12.84     $ 10.11
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)      19,583     22,041       26,898      20,566      21,943     23,412      21,328       5,924
------------------------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT GROWTH AND INCOME
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                              $  9.10    $  7.81     $  12.49    $  12.24    $  10.59         --          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         511        531          678       1,083         171         --          --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT LARGE CAP CORE
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                              $ 10.78    $  8.71     $  12.80    $  11.73    $  10.56         --          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)       1,042        781          391         339         153         --          --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP INDEX
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                              $  9.17    $  6.83     $  13.65    $  12.82    $  11.66   $  11.11    $   9.71     $  6.86
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)       9,656     10,755       12,038      13,979      16,419     17,707      16,254       3,145
------------------------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP VALUE PLUS
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                              $ 13.53    $ 10.10     $  16.95    $  17.47    $  15.75   $  14.35    $  12.35     $  9.40
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)       8,652      7,400        9,165      11,353      12,611     12,978      12,257       4,007
------------------------------------------------------------------------------------------------------------------------------------
 EQ/MONEY MARKET
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                              $ 29.75    $ 30.17     $  29.97    $  29.03    $  28.17   $  27.84    $  28.02     $ 28.26
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)       2,902      4,787        3,210       2,668       2,307      2,473       4,639       4,457
------------------------------------------------------------------------------------------------------------------------------------
 EQ/MONTAG & CALDWELL GROWTH
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                              $  4.93    $  3.85     $   5.82    $   4.89    $   4.59   $   4.42          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)       3,761      4,010        2,244         389         525         46          --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/MUTUAL LARGE CAP EQUITY
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                              $  8.08    $  6.55     $  10.73    $  10.71          --         --          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)       1,104      1,147        1,652         565          --         --          --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/OPPENHEIMER GLOBAL
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                              $  9.23    $  6.75     $  11.56    $  11.09          --         --          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         930        602          647         205          --         --          --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/PIMCO ULTRA SHORT BOND
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                              $ 10.89    $ 10.22     $  10.80    $   9.83    $   9.93         --          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)       8,807      7,245        2,804       2,107       1,434         --          --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/QUALITY BOND PLUS
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                              $ 16.16    $ 15.45     $  16.77    $  16.27    $  15.90   $  15.80    $  15.45     $ 15.13
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)       5,096      4,304        5,254       5,875       6,473      7,011       7,296       2,167
------------------------------------------------------------------------------------------------------------------------------------
 EQ/SMALL COMPANY INDEX
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                              $ 13.34    $ 10.73     $  16.51    $  17.06    $  14.70   $  14.30    $  12.32     $  8.57
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)       3,860      4,046        4,494       5,392       5,841      6,730       6,188       1,437
------------------------------------------------------------------------------------------------------------------------------------
 EQ/T.ROWE PRICE GROWTH STOCK
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                              $ 13.86    $  9.85     $  17.29    $  16.36    $  17.28   $  16.85          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)       2,357      2,057        2,373         159         231         37          --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/TEMPLETON GLOBAL EQUITY
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                              $  8.10    $  6.32     $  10.83    $  10.76          --         --          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         757        766          963         388          --         --          --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/UBS GROWTH AND INCOME
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                              $  4.79    $  3.67     $   6.21    $   6.22    $   5.53   $   5.15          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         639        590          629         633         450         41          --          --
------------------------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN COMSTOCK
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                              $  9.01    $  7.12     $  11.45    $  11.91    $  10.42         --          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         694        878          891         977         630         --          --          --
------------------------------------------------------------------------------------------------------------------------------------


A-7 Appendix I: Condensed financial information

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UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009



------------------------------------------------------------------------------------------------------------------------------------
                                                                   FOR THE YEARS ENDING DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------
                                               2009        2008     2007        2006       2005      2004        2003        2002
------------------------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN MID CAP GROWTH
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  12.94    $  8.35  $  16.08    $  13.33    $  12.37        --          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          2,331      1,561     1,604         553         471        --          --          --
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER AGGRESSIVE EQUITY
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  46.12    $ 34.07  $  64.81    $  59.02    $  56.94  $  53.37    $  48.29     $ 35.61
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            984        206       259         312         369       391         352          65
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER CORE BOND
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  12.97    $ 12.14  $  12.02    $  11.47    $  11.21  $  11.18    $  10.91     $ 10.67
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         13,028     13,388    15,088      17,031      18,544    20,725      21,868       7,979
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER INTERNATIONAL EQUITY
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  12.48    $  9.75  $  18.73    $  16.90    $  13.68  $  12.01    $  10.33     $  7.80
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          4,149      4,854     5,534       6,183       6,014     6,557       5,137       1,360
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP CORE EQUITY
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $   9.92    $  7.59  $  12.73    $  12.30    $  10.98  $  10.44    $   9.65     $  7.64
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          2,854      2,992     3,600       4,067       4,576     5,046       4,778       1,529
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP GROWTH
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $   7.64    $  5.68  $  10.54    $   9.61    $   9.74  $   9.19    $   8.74     $  6.78
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          5,891      6,433     7,322       8,795       9,386    10,463       9,505       2,593
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP VALUE
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  10.93    $  9.02  $  14.63    $  14.32    $  12.17  $  11.53    $  10.22     $  7.90
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          5,614      6,385     7,330       8,778       9,367     9,747       8,731       2,676
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP GROWTH
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $   9.35    $  6.69  $  12.03    $  10.90    $  10.09  $   9.44    $   8.57     $  6.20
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          6,425      7,140     8,344       9,978      11,279    12,924      12,264       3,087
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP VALUE
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  12.32    $  8.65  $  13.70    $  13.89    $  12.28  $  11.60    $  10.21     $  7.37
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          5,142      5,707     6,493       8,053       8,958    10,507       9,465       2,371
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MULTI-SECTOR BOND
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  26.67    $ 24.66  $  32.70    $  32.16    $  29.67  $  29.19    $  27.25     $ 22.55
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          3,644      3,858     5,056       5,779       6,491     7,606       7,467       1,128
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP GROWTH
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $   6.78    $  5.11  $   8.95    $   8.76    $   8.06  $   7.60          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          1,675      1,483     1,926       1,478       1,311        67          --          --
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP VALUE
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  13.29    $ 10.66  $  17.40    $  19.58    $  17.10  $  16.57    $  14.35     $ 10.59
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          5,208      5,936     7,409       9,327      10,810    12,065      10,965       3,006
------------------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER TECHNOLOGY
------------------------------------------------------------------------------------------------------------------------------------
  Unit value                                $  10.04    $  6.43  $  12.32    $  10.57    $   9.99  $   9.11    $   8.90     $  5.66
------------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          5,089      4,601     5,764       5,828       6,644     7,471       3,799       1,127
------------------------------------------------------------------------------------------------------------------------------------


                                 Appendix I: Condensed financial information A-8

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Appendix II: Purchase considerations for QP contracts

--------------------------------------------------------------------------------


This information is provided for historical purposes only. The contract is no longer available to new purchasers.

Trustees who are considering the purchase of an Accumulator(R) Plus(SM) QP contract should discuss with their tax and ERISA advisers whether this is an appropriate investment vehicle for the employer's plan. Trustees should consider whether the plan provisions permit the investment of plan assets in the QP contract, the distribution of such an annuity, the purchase of the Guaranteed minimum income benefit and other guaranteed benefits, and the payment of death benefits in accordance with the requirements of the federal income tax rules. The QP contract and this Prospectus should be reviewed in full, and the following factors, among others, should be noted. Assuming continued plan qualification and operation, earnings on qualified plan assets will accumulate value on a tax-deferred basis even if the plan is not funded by the Accumulator(R) Plus(SM) QP contract or another annuity contract. Therefore, you should purchase an Accumulator(R) Plus(SM) QP contract to fund a plan for the contract's features and benefits other than tax deferral, after considering the relative costs and benefits of annuity contracts and other types of arrangements and funding vehicles.

We will not accept defined benefit plans. This QP contract accepts only transfer contributions from other investments within an existing qualified plan trust. We will not accept ongoing payroll contributions or other contributions from the employer. For 401(k) plans, no employee after-tax contributions are accepted. A "designated Roth contribution account" is not available in the QP contract. Checks written on accounts held in the name of the employer instead of the plan or the trustee will not be accepted. Only one additional transfer contribution may be made per contract year. The maximum contribution age is 70 or if later, the first contract anniversary.

If amounts attributable to an excess or mistaken contribution must be withdrawn, any or all of the following may apply: (1) withdrawal charges; (2) market value adjustments; or (3) benefit base adjustments to an optional benefit.

AXA Equitable will not perform or provide any plan recordkeeping services with respect to the QP contracts. The plan's administrator will be solely responsible for performing or providing for all such services. There is no loan feature offered under the QP contracts, so if the plan provides for loans and a participant takes a loan from the plan, other plan assets must be used as the source of the loan and any loan repayments must be credited to other investment vehicles and/or accounts available under the plan. AXA Equitable will never make payments under a QP contract to any person other than the trustee owner.

Given that required minimum distributions must generally commence from the plan for participants after age 70-1/2, trustees should consider:

o whether required minimum distributions under QP contracts would cause withdrawals in excess of 6% of the Guaranteed minimum income benefit Roll-Up benefit base;

o that provisions in the Treasury Regulations on required minimum distributions require that the actuarial present value of additional annuity contract benefits be added to the dollar amount credited for purposes of calculating required minimum distributions. This could increase the amounts required to be distributed; and

o that if the Guaranteed minimum income benefit is automatically exercised as a result of the no lapse guarantee, payments will be made to the trustee.

Finally, because the method of purchasing the QP contract, including the large initial contribution, and the features of the QP contract may appeal more to plan participants who are older and tend to be highly paid, and because certain features of the QP contract are available only to plan participants who meet certain minimum and/or maximum age requirements, plan trustees should discuss with their advisors whether the purchase of the QP contract would cause the plan to engage in prohibited discrimination in contributions, benefits or otherwise.



B-1 Appendix II: Purchase considerations for QP contracts
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Appendix III: Market value adjustment example

--------------------------------------------------------------------------------


The example below shows how the market value adjustment would be determined and how it would be applied to a withdrawal, assuming that $100,000 was allocated on February 16, 2010 to a fixed maturity option with a maturity date of February 16, 2018 (eight years later) at a hypothetical rate to maturity of 7.00% ("h" in the calculations below), resulting in a maturity value of $171,882 on the maturity date. We further assume that a withdrawal of $50,000, including any applicable withdrawal charge, is made four years later on February 16, 2014(a).




----------------------------------------------------------------------------------------------------------------------
                                                                                HYPOTHETICAL ASSUMED RATE TO MATURITY
                                                                                   ("J" IN THE CALCULATIONS BELOW)
                                                                                           FEBRUARY 16, 2014
                                                                              ----------------------------------------
                                                                                      5.00%                9.00%
----------------------------------------------------------------------------------------------------------------------
AS OF FEBRUARY 16, 2014 BEFORE WITHDRAWAL
----------------------------------------------------------------------------------------------------------------------
(1) Market adjusted amount(b)                                                       $141,389             $121,737
----------------------------------------------------------------------------------------------------------------------
(2) Fixed maturity amount(c)                                                        $131,104             $131,104
----------------------------------------------------------------------------------------------------------------------
(3) Market value adjustment: (1) - (2)                                              $ 10,285             $ (9,367)
----------------------------------------------------------------------------------------------------------------------
ON FEBRUARY 16, 2014 AFTER $50,000 WITHDRAWAL
----------------------------------------------------------------------------------------------------------------------
(4) Portion of market value adjustment associated with the withdrawal:
    (3) x [$50,000/(1)]                                                             $  3,637             $ (3,847)
----------------------------------------------------------------------------------------------------------------------
(5) Portion of fixed maturity associated with the withdrawal: $50,000 - (4)         $ 46,363             $ 53,847
----------------------------------------------------------------------------------------------------------------------
(6) Market adjusted amount: (1) - $50,000                                           $ 91,389             $ 71,737
----------------------------------------------------------------------------------------------------------------------
(7) Fixed maturity amount: (2) - (5)                                                $ 84,741             $ 77,257
----------------------------------------------------------------------------------------------------------------------
(8) Maturity value(d)                                                               $111,099             $101,287
----------------------------------------------------------------------------------------------------------------------


You should note that in this example, if a withdrawal is made when rates have increased from 7.00% to 9.00% (right column), a portion of a negative market value adjustment is realized. On the other hand, if a withdrawal is made when rates have decreased from 7.00% to 5.00% (left column), a portion of a positive market value adjustment is realized.

Notes:


 (a)  Number of days from the withdrawal date to the maturity date = D = 1,461

 (b)  Market adjusted amount is based on the following calculation:

       Maturity value            $171,882
      ----------------  =   -------------------    where j is either 5% or 9%
        (1+j)(D/365)         (1+j)(1,461/365)


 (c)  Fixed maturity amount is based on the following calculation:

      Maturity value            $171,882
      ----------------  =   -------------------
        (1+h)(D/365)        (1+0.07)(1,461/365)

 (d)  Maturity value is based on the following calculation:

      Fixed maturity amount x (1+h)(D/365) = ($84,741 or $77,257) x (1+0.07)(1,461/365)

                              Appendix III: Market value adjustment example C-1


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Appendix IV: Enhanced death benefit example

--------------------------------------------------------------------------------

The death benefit under the contracts is equal to the account value or, if greater, the enhanced death benefit, if elected.


The following illustrates the enhanced death benefit calculation. Assuming $100,000 is allocated to the variable investment options (with no allocation to the EQ/Intermediate Government Bond Index, EQ/Money Market, the guaranteed interest option or the fixed maturity options or the Special 10 year fixed maturity option), no additional contributions, no transfers, no withdrawals and no loans under a Rollover TSA contract, the enhanced death benefit for an annuitant age 45 would be calculated as follows:





--------------------------------------------------------------------------------
   END OF                        6% ROLL-UP TO
  CONTRACT                           AGE 85           ANNUAL RATCHET TO AGE 85
    YEAR      ACCOUNT VALUE       BENEFIT BASE              BENEFIT BASE
--------------------------------------------------------------------------------
     1           $109,200         $106,000(2)               $109,200(3)
--------------------------------------------------------------------------------
     2           $120,120         $112,360(2)               $120,120(3)
--------------------------------------------------------------------------------
     3           $134,534         $119,102(2)               $134,534(3)
--------------------------------------------------------------------------------
     4           $107,628         $126,248(1)               $134,534(4)
--------------------------------------------------------------------------------
     5           $118,390         $133,823(1)               $134,534(4)
--------------------------------------------------------------------------------
     6           $132,597         $141,852(1)               $134,534(4)
--------------------------------------------------------------------------------
     7           $132,597         $150,363(1)               $134,534(4)
--------------------------------------------------------------------------------


The account values for contract years 1 through 7 are based on hypothetical rates of return of 5.00%, 10.00%, 12.00%, (20.00)%, 10.00%, 12.00% and 0.00%.
We are using these rates solely to illustrate how the benefit is determined. The return rates bear no relationship to past or future investment results.


6% ROLL-UP TO AGE 85


(1) At the end of contract years 4 through 7, the 6% Roll-Up to age 85 enhanced death benefit is greater than the current account value.

(2) At the end of contract years 1 through 3, the 6% Roll-Up to age 85 enhanced death benefit is equal to the current account value.



ANNUAL RATCHET TO AGE 85

(3) At the end of contract years 1 through 3, the Annual Ratchet to age 85 enhanced death benefit is equal to the current account value.

(4) At the end of contract years 4 through 7, the death benefit is equal to the Annual Ratchet to age 85 enhanced death benefit at the end of the prior year since it is higher than the current account value.


GREATER OF 6% ROLL-UP TO AGE 85 OR THE ANNUAL RATCHET TO AGE 85

The enhanced death benefit under this option for each year shown is the greater of the amounts shown under the 6% Roll-Up to age 85 or the Annual Ratchet to age 85.


D-1 Appendix IV: Enhanced death benefit example
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Appendix V: Hypothetical Illustrations

--------------------------------------------------------------------------------

       ILLUSTRATION OF ACCOUNT VALUES, CASH VALUES AND CERTAIN GUARANTEED
                                MINIMUM BENEFITS

The following tables illustrate the changes in account value, cash value and the values of the "Greater of 6% Roll-Up to age 85 or the Annual Ratchet to age 85" Guaranteed minimum death benefit, the Protection Plus(SM) benefit and the Guaranteed minimum income benefit under certain hypothetical circumstances for an Accumulator(R) Plus(SM) contract. The table illustrates the operation of a contract based on a male, issue age 60, who makes a single $100,000 contribution and takes no withdrawals. The amounts shown are for the beginning of each contract year and assume that all of the account value is invested in Portfolios that achieve investment returns at constant gross annual rates of 0% and 6% (i.e., before any investment management fees, 12b-1 fees or other expenses are deducted from the underlying portfolio assets). After the deduction of the arithmetic average of the investment management fees, 12b-1 fees and other expenses of all of the underlying Portfolios (as described below), the corresponding net annual rates of return would be (2.59)%, 3.41% for the Accumulator(R) Plus(SM) contract, at the 0% and 6% gross annual rates, respectively. These net annual rates of return reflect the trust and separate account level charges but they do not reflect the charges we deduct from your account value annually for the optional Guaranteed minimum death benefit, Protection Plus(SM) benefit and the Guaranteed minimum income benefit features, as well as the annual administrative charge. If the net annual rates of return did reflect these charges, the net annual rates of return would be lower; however, the values shown in the following tables reflect the following contract charges: the "Greater of 6% Roll-Up to age 85 or the Annual Ratchet to age 85" Guaranteed minimum death benefit charge, the Protection Plus(SM) benefit charge, and the Guaranteed minimum income benefit charge and any applicable administrative charge and withdrawal charge. The values shown under "Lifetime annual guaranteed minimum income benefit" reflect the lifetime income that would be guaranteed if the Guaranteed minimum income benefit is selected at that contract date anniversary. An "N/A" in these columns indicates that the benefit is not exercisable in that year. A "0" under any of the death benefit and/or "Lifetime annual guaranteed minimum income benefit" columns indicates that the contract has terminated due to insufficient account value. However, the Guaranteed minimum income benefit has been automatically exercised and the owner is receiving lifetime payments.

With respect to fees and expenses deducted from assets of the underlying portfolios, the amounts shown in all tables reflect (1) investment management fees equivalent to an effective annual rate of 0.58%, and (2) an assumed average asset charge for all other expenses of the underlying portfolios equivalent to an effective annual rate of 0.26% and (3) 12b-1 fees equivalent to an effective annual rate of 0.25%. These rates are the arithmetic average for all Portfolios that are available as investment options. In other words, they are based on the hypothetical assumption that account values are allocated equally among the variable investment options. The actual rates associated with any contract will vary depending upon the actual allocation of account value among the investment options. These rates do not reflect expense limitation arrangements in effect with respect to certain of the underlying portfolios as described in the footnotes to the fee table for the underlying portfolios in "Fee table" earlier in this Prospectus. With these arrangements, the charges shown above would be lower. This would result in higher values than those shown in the following tables.


Because your circumstances will no doubt differ from those in the illustrations that follow, values under your contract will differ, in most cases substantially. Upon request, we will furnish you with a personalized illustration.


                                      Appendix V: Hypothetical Illustrations E-1
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VARIABLE DEFERRED ANNUITY
ACCUMULATOR(R) PLUS(SM)
$100,000 SINGLE CONTRIBUTION AND NO WITHDRAWALS
MALE, ISSUE AGE 60
BENEFITS:
  GREATER OF 6% ROLL-UP TO AGE 85 OR THE ANNUAL RATCHET TO AGE 85
    GUARANTEED MINIMUM DEATH BENEFIT
  PROTECTION PLUS
  GUARANTEED MINIMUM INCOME BENEFIT




                                                                GREATER OF 6%
                                                              ROLL-UP TO AGE 85
                                                                OR THE ANNUAL
                                                              RATCHET TO AGE 85
                                                             GUARANTEED MINIMUM
                         ACCOUNT VALUE        CASH VALUE        DEATH BENEFIT
                      ------------------- ------------------ -------------------
  AGE   CONTRACT YEAR     0%        6%       0%        6%        0%        6%
------ -------------- --------- --------- -------- --------- --------- ---------
  60          0        104,000  104,000    96,000    96,000   100,000  100,000
  61          1         99,627  105,845    91,627    97,845   106,000  106,000
  62          2         95,302  107,667    87,302    99,667   112,360  112,360
  63          3         91,020  109,460    84,020   102,460   119,102  119,102
  64          4         86,774  111,218    79,774   104,218   126,248  126,248
  65          5         82,558  112,935    76,558   106,935   133,823  133,823
  66          6         78,366  114,604    73,366   109,604   141,852  141,852
  67          7         74,189  116,218    70,189   112,218   150,363  150,363
  68          8         70,022  117,768    67,022   114,768   159,385  159,385
  69          9         65,858  119,246    65,858   119,246   168,948  168,948
  70         10         61,689  120,642    61,689   120,642   179,085  179,085
  75         15         40,446  126,017    40,446   126,017   239,656  239,656
  80         20         17,775  127,470    17,775   127,470   320,714  320,714
  85         25              0  122,747         0   122,747         0  429,187
  90         30              0  128,945         0   128,945         0  429,187
  95         35              0  136,147         0   136,147         0  429,187


                               LIFETIME ANNUAL GUARANTEED
                                 MINIMUM INCOME BENEFIT
                           ----------------------------------
       TOTAL DEATH BENEFIT
         WITH PROTECTION      GUARANTEED       HYPOTHETICAL
              PLUS              INCOME            INCOME
       ------------------- ----------------- ----------------
  Age      0%        6%       0%       6%       0%       6%
------ --------- --------- -------- -------- -------- -------
  60    100,000  100,000      N/A     N/A       N/A     N/A
  61    108,400  108,400      N/A     N/A       N/A     N/A
  62    117,304  117,304      N/A     N/A       N/A     N/A
  63    126,742  126,742      N/A     N/A       N/A     N/A
  64    136,747  136,747      N/A     N/A       N/A     N/A
  65    147,352  147,352      N/A     N/A       N/A     N/A
  66    158,593  158,593      N/A     N/A       N/A     N/A
  67    170,508  170,508      N/A     N/A       N/A     N/A
  68    183,139  183,139      N/A     N/A       N/A     N/A
  69    196,527  196,527      N/A     N/A       N/A     N/A
  70    210,719  210,719    10,584  10,584    10,584  10,584
  75    295,518  295,518    15,362  15,362    15,362  15,362
  80    408,999  408,999    21,841  21,841    21,841  21,841
  85          0  517,472         0  39,700         0  39,700
  90          0  517,472      N/A     N/A       N/A     N/A
  95          0  517,472      N/A     N/A       N/A     N/A


The hypothetical investment results are illustrative only and should not be deemed a representation of past or future investment results. Actual investment results may be more or less than those shown and will depend on a number of factors, including investment allocations made by the owner. The account value, cash value and guaranteed benefits for a contract would be different from the ones shown if the actual gross rate of investment return averaged 0% or 6% over a period of years, but also fluctuated above or below the average for individual contract years. We can make no representation that these hypothetical investment results can be achieved for any one year or continued over any period of time. In fact, for any given period of time, the investment results could be negative.


E-2 Appendix V: Hypothetical Illustrations
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Appendix VI: Guaranteed principal benefit example

--------------------------------------------------------------------------------


For purposes of these examples, we assume that there is an initial contribution of $100,000, made to the contract on February 16, 2010. We also assume that no additional contributions, no transfers among options and no withdrawals from the contract are made. For GPB Option 1, the example also assumes that a 10 year fixed maturity option is chosen. The hypothetical gross rates of return with respect to amounts allocated to the variable investment options are 0%, 6% and 10%. The numbers below reflect the deduction of all applicable separate account and contract charges, and also reflect the charge for GPB Option 2. Also, for any given performance of your variable investment options, GPB Option 1 produces higher account values than GPB Option 2 unless investment performance has been significantly positive. The examples should not be considered a representation of past or future expenses. Similarly, the annual rates of return assumed in the example are not an estimate or guarantee of future investment performance. GPB Options 1 and 2 were only available at issue. The dates in the example are provided for illustrative purposes only.




--------------------------------------------------------------------------------------------------------------------
                                                                                                      ASSUMING 100%
                                                           ASSUMING 100%                               IN VARIABLE
                                                         IN FIXED MATURITY   UNDER GPB    UNDER GPB     INVESTMENT
                                                               OPTION         OPTION 1    OPTION 2       OPTIONS
--------------------------------------------------------------------------------------------------------------------
AMOUNT ALLOCATED TO FMO ON FEBRUARY 16, 2010
BASED UPON A 3.30% RATE TO MATURITY                           104,000          75,150      41,600           --
--------------------------------------------------------------------------------------------------------------------
INITIAL ACCOUNT VALUE ALLOCATED TO THE VARIABLE INVEST-
MENT OPTIONS ON FEBRUARY 16, 2010                                0             28,850      62,400        104,000
--------------------------------------------------------------------------------------------------------------------
ACCOUNT VALUE IN THE FIXED MATURITY OPTION ON FEBRU-
ARY 16, 2020                                                  143,918         104,000      57,567           0
--------------------------------------------------------------------------------------------------------------------
ANNUITY ACCOUNT VALUE (COMPUTED BY ADDING TOGETHER
THE VALUE AT THE MATURITY DATE OF THE APPLICABLE FIXED
MATURITY OPTION PLUS THE VALUE OF AMOUNTS IN THE VARI-
ABLE INVESTMENT OPTIONS ON FEBRUARY 16, 2020 ,
ASSUMING A 0% GROSS RATE OF RETURN)                           143,918         125,784    100,201 **       78,530
--------------------------------------------------------------------------------------------------------------------
ANNUITY ACCOUNT VALUE (COMPUTED BY ADDING TOGETHER
THE VALUE AT THE MATURITY DATE OF THE APPLICABLE FIXED
MATURITY OPTION PLUS THE VALUE OF AMOUNTS IN THE VARI-
ABLE INVESTMENT OPTIONS ON FEBRUARY 16, 2020,
ASSUMING A 6% GROSS RATE OF RETURN)                           143,918         143,646    136,321 **      142,920
--------------------------------------------------------------------------------------------------------------------
ANNUITY ACCOUNT VALUE (COMPUTED BY ADDING TOGETHER
THE VALUE AT THE MATURITY DATE OF THE APPLICABLE FIXED
MATURITY OPTION PLUS THE VALUE OF AMOUNTS IN THE VARI-
ABLE INVESTMENT OPTIONS ON FEBRUARY 16, 2020 ,
ASSUMING A 10% GROSS RATE OF RETURN)                          143,918         161,983    173,507 **      209,024
--------------------------------------------------------------------------------------------------------------------


** Since the annuity account value is greater than the alternate benefit under GPB Option 2, GPB Option 2 will not affect the annuity account value.

                           Appendix VI: Guaranteed principal benefit example F-1
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Appendix VII: Protection Plus(SM) example

--------------------------------------------------------------------------------

The following illustrates the calculation of a death benefit that includes Protection Plus for an annuitant age 45. The example assumes a contribution of $100,000 and no additional contributions. Where noted, a single withdrawal in the amount shown is also assumed. If you purchased your contract after approximately September 2003, the example shown in the second and third columns apply. For all other contract owners, the example in the last two columns apply. The calculation is as follows:

                                                                                                       $3000             $6000
                                                                                                     withdrawal -      withdrawal -
                                                           No           $3000          $6000          Pro rata          Pro rata
                                                       Withdrawal     withdrawal     withdrawal       Treatment         Treatment
------------------------------------------------------------------------------------------------------------------------------------
A   INITIAL CONTRIBUTION                                100,000        100,000        100,000          100,000           100,000
------------------------------------------------------------------------------------------------------------------------------------
B   DEATH BENEFIT: prior to withdrawal.*                104,000        104,000        104,000          104,000           104,000
------------------------------------------------------------------------------------------------------------------------------------
    PROTECTION PLUS EARNINGS: Death Benefit less
C   net contributions (prior to the withdrawal           4,000          4,000          4,000             N/A               N/A
    in D).
    B minus A.
------------------------------------------------------------------------------------------------------------------------------------
D   WITHDRAWAL                                              0           3,000          6,000            3,000             6,000
------------------------------------------------------------------------------------------------------------------------------------
    WITHDRAWAL % as a % of AV (ASSUMING DEATH
E   BENEFIT = AV)                                        0.00%            N/A            N/A            2.88%             5.77%
    greater of D divided by B
------------------------------------------------------------------------------------------------------------------------------------
    EXCESS OF THE WITHDRAWAL OVER THE PROTECTION
    PLUS EARNINGS                                           0             0            2,000             N/A               N/A
F   greater of D minus C or zero
------------------------------------------------------------------------------------------------------------------------------------
    NET CONTRIBUTIONS (adjusted for the withdrawal
G   in D)                                               100,000         100,000       98,000            97,115            94,231
    A reduced for E or F
------------------------------------------------------------------------------------------------------------------------------------
    DEATH BENEFIT (adjusted for the withdrawal in D)
H   B minus D                                           104,000         101,000       98,000           101,000            98,000
------------------------------------------------------------------------------------------------------------------------------------
    DEATH BENEFIT LESS NET CONTRIBUTIONS
I   H minus G                                            4,000           1,000            0              3,885             3,769
------------------------------------------------------------------------------------------------------------------------------------
J   PROTECTION PLUS FACTOR                                 40%             40%           40%              40%               40%
------------------------------------------------------------------------------------------------------------------------------------
    PROTECTION PLUS BENEFIT
K   I times J                                            1,600             400            0              1,554             1,508
------------------------------------------------------------------------------------------------------------------------------------
    DEATH BENEFIT: Including Protection Plus
L   H plus K                                            105,600         101,400       98,000           102,554            99,508
------------------------------------------------------------------------------------------------------------------------------------

* The Death Benefit is the greater of the Account Value or any applicable death benefit


G-1 Appendix VII: Protection Plus(SM) example
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Appendix VIII: State contract availability and/or variations of certain features and benefits

--------------------------------------------------------------------------------

The following information is a summary of the states where the Accumulator(R) Plus(SM) contract or certain features and/or benefits are either not available as of the date of this Prospectus or vary from the contract's features and benefits as previously described in this Prospectus. Certain features and/or benefits may have been approved in your state after your contract was issued and can not be added. Please contact your financial professional for more information about availability in your state. See also the "Contract Variations" appendix later in this Prospectus for information about the availability of certain features and their charges, if applicable, under your contract.


STATES WHERE CERTAIN ACCUMULATOR(R) PLUS(SM) FEATURES AND/OR BENEFITS ARE NOT AVAILABLE OR VARY:



--------------------------------------------------------------------------------------------------------
STATE        FEATURES AND BENEFITS                                  AVAILABILITY OR VARIATION
--------------------------------------------------------------------------------------------------------
CALIFORNIA   See "Contract features and benefits"--"Your right to   If you reside in the state of
             cancel within a certain number of days"                California and you are age 60 and
                                                                    older at the time the contract is
                                                                    issued, you may return your vari-
                                                                    able annuity contract within 30
                                                                    days from the date that you
                                                                    receive it and receive a refund as
                                                                    described below.

                                                                    If you allocate your entire
                                                                    initial contribution to the money
                                                                    market account (and/or guaranteed
                                                                    interest option, if available),
                                                                    the amount of your refund will be
                                                                    equal to your contribution, unless
                                                                    you make a transfer, in which case
                                                                    the amount of your refund
                                                                    will be equal to your account
                                                                    value on the date we receive your
                                                                    request to cancel at our
                                                                    processing office. This amount
                                                                    could be less than your initial
                                                                    contribution. If you allocate any
                                                                    portion of your initial contribution
                                                                    to the variable investment options
                                                                    (other than the money market
                                                                    account) and/or fixed maturity
                                                                    options, your refund will be equal
                                                                    to your account value on the date we
                                                                    receive your request to cancel at
                                                                    our processing office.
--------------------------------------------------------------------------------------------------------
FLORIDA      See "Contract features and benefits" in "Credits"      The following information replaces
                                                                    the second bullet to the final
                                                                    set of bullets in this section:

                                                                    o You may annuitize your contract
                                                                    after thirteen months, how-
                                                                    ever, if you elect to receive
                                                                    annuity payments within five years
                                                                    of the contract date, we will
                                                                    recover the credit that applies to
                                                                    any contribution made in that five
                                                                    years. If you start receiving
                                                                    annuity payments after five years
                                                                    from the contract date and
                                                                    within three years of making any
                                                                    contribution, we will recover
                                                                    the credit that applies to any
                                                                    contribution made within the
                                                                    prior three years.

             See "Transfers of ownership, collateral                The second paragraph in this
             collateral assignments, loans and                      section is deleted.
             borrowing" in "More information"
--------------------------------------------------------------------------------------------------------
ILLINOIS     See "Contract features and benefits" in "Credits"      The following information replaces
                                                                    the second bullet to the final
                                                                    set of bullets in this section:

                                                                    o You may annuitize your contract
                                                                    after thirteen months, how-
                                                                    ever, if you elect to receive
                                                                    annuity payments within five years
                                                                    of the contract date, we will
                                                                    recover the credit that applies to
                                                                    any contribution made in that five
                                                                    years. If you start receiving
                                                                    annuity payments after five years
                                                                    from the contract date and
                                                                    within three years of making any
                                                                    contribution, we will recover
                                                                    the credit that applies to any
                                                                    contribution made within the
                                                                    prior three years.
--------------------------------------------------------------------------------------------------------


                           Appendix VIII: State contract availability and/or
                                 variations of certain features and benefits H-1
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
--------------------------------------------------------------------------------------------------------------
STATE           FEATURES AND BENEFITS                                        AVAILABILITY OR VARIATION
--------------------------------------------------------------------------------------------------------------
MARYLAND        Fixed maturity options                                    Not Available

                Guaranteed principal benefit option 1 and Guaranteed      Not Available
                principal benefit option 2
--------------------------------------------------------------------------------------------------------------
MASSACHUSETTS   Automatic investment program                              Not Available

                Annual administrative charge                              The annual administrative charge
                                                                          will not be deducted from
                                                                          amounts allocated to the
                                                                          Guaranteed interest option.

                See "How you can purchase and contribute to your          Additional contributions are
                contract" in "Contract features and benefits"             limited to the first two years
                                                                          after the contract issue date only.

                See "Disability, terminal illness, or confinement         This section is deleted in its
                to nursing home" under "Withdrawal charge" in             entirety.
                "Charges and expenses"
--------------------------------------------------------------------------------------------------------------
MINNESOTA       See "Principal Protector(SM)" in "Contract features and   Principal Protector(SM) is discon-
                benefits" and "Beneficiary continuation option" in        tinued if the Beneficiary continua-
                "Payment of death benefit"                                tion option is elected.
--------------------------------------------------------------------------------------------------------------
NEW YORK        Greater of the 6% Roll-Up or Annual Ratchet               Not Available (you have a choice
                Guaranteed minimum death benefit                          of the standard death benefit
                                                                          or the Annual Ratchet to age 85
                                                                          guaranteed minimum death
                                                                          benefit), as described earlier in
                                                                          this Prospectus.

                Guaranteed minimum death benefit/guaranteed mini-         Not Available
                mum income benefit roll-up benefit base reset

                Guaranteed minimum income benefit no lapse guar-          Not Available
                antee

                Principal Protector(SM)                                   Not Available

                Protection Plus(SM)                                       Not Available

                Fixed maturity options                                    Not Available

                Guaranteed principal benefit option1 and Guaranteed       Not Available
                principal benefit option 2

                "Indication of Intent"                                    The "Indication of Intent"
                                                                          approach to first year
                                                                          contributions in
                                                                          connection with the contribution
                                                                          crediting rate is not available.

                See "Contract features and benefits" in "Credits"         The following information is added
                                                                          as the third bullet to the final
                                                                          set of bullets in this section:

                                                                          o Where annuity payments may begin
                                                                            after the first contract
                                                                            year, if you elect to receive
                                                                            annuity payments, we will not
                                                                            recover the credit on any
                                                                            contributions. See "The amount
                                                                            applied to purchase an annuity
                                                                            payout option" in "Accessing
                                                                            your money" later in the
                                                                            Prospectus for more information on
                                                                            the effect of annuitization in New
                                                                            York.

                See "Insufficient account value" in "Determining your     If your account value in the
                contract's value"                                         variable investment options is
                                                                          insufficient to pay the annual
                                                                          administrative charge, or the
                                                                          Annual Ratchet to age 85 death
                                                                          benefit charge, and you have no
                                                                          account value in the guaranteed
                                                                          interest option, your contract
                                                                          will terminate without value, and
                                                                          you will lose any applicable
                                                                          benefits. See "Charges and
                                                                          expenses" earlier in this
                                                                          Prospectus.

                See "The amount applied to purchase an annuity            For fixed annuity period certain
                payout option" in "Accessing your money"                  payout options only, the amount
                                                                          applied to the annuity benefit is
                                                                          the greater of the cash value or
                                                                          95% of what the account value
                                                                          would be if no withdrawal
                                                                          charge applied.
--------------------------------------------------------------------------------------------------------------

H-2 Appendix VIII: State contract availability and/or variations of certain features and benefits

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                          www.axa-equitable.com/green


--------------------------------------------------------------------------------------------------------------
STATE           FEATURES AND BENEFITS                                     AVAILABILITY OR VARIATION
--------------------------------------------------------------------------------------------------------------
NEW YORK        See "Annuity maturity date" in "Accessing your         Your contract has a maturity date
(CONTINUED)     money"                                                 by which you must either take
                                                                       a lump sum withdrawal or select an
                                                                       annuity payout option. The
                                                                       maturity date is the contract date
                                                                       that follows the annuitant's
                                                                       90th birthday.

                See "Charges and expenses"                             With regard to the Annual
                                                                       administrative, Annual Ratchet to
                                                                       age 85 death benefit and Guaranteed
                                                                       minimum income benefit charges,
                                                                       respectively, we will deduct the
                                                                       related charge, as follows for each:
                                                                       we will deduct this charge from your
                                                                       value in the variable investment
                                                                       options on a pro rata basis. If the
                                                                       contract is surrendered or annuitized
                                                                       or a death benefit is paid, we will
                                                                       deduct a pro rata portion of the
                                                                       charge for that year.

                                                                       If your account value in the
                                                                       variable investment options is
                                                                       insufficient to pay the applicable
                                                                       charge, and you have no account
                                                                       value in the guaranteed interest
                                                                       option, your contract will termi-
                                                                       nate without value and you will
                                                                       lose any applicable guaranteed
                                                                       benefits. Please see "Insufficient
                                                                       account value" in "Determining
                                                                       your contract's value" earlier in
                                                                       this Prospectus.
--------------------------------------------------------------------------------------------------------------
OREGON          Guaranteed minimum death benefit/Guaranteed mini-      Not Available
                mum income benefit roll-up benefit base reset

                Guaranteed minimum income benefit no lapse             Not Available
                guarantee

                Fixed maturity options                                 Not Available

                Guaranteed principal benefit option1 and Guaranteed    Not Available
                principal benefit option 2

                See "How you can purchase and contribute to your       o Subsequent contributions are not
                contract" in "Contract features and benefits"            permitted. This is a single
                                                                         premium product.

                                                                       o Section 1035 exchanges,
                                                                         rollovers, multiple assignments
                                                                         and/or transfers are permitted
                                                                         provided that all documenta-
                                                                         tion is complete and received with
                                                                         the application.

                See "Indication of intent" in "Contract features       Since Oregon does not permit
                and benefits"                                          additional contributions, the
                                                                       indication of intent approach to first
                                                                       year contributions is applicable
                                                                       in Oregon only to the extent that
                                                                       all necessary documentation for
                                                                       multiple transfers and/or
                                                                       exchanges is complete and received
                                                                       with the application.

                See "Lifetime required minimum distribution            We will not impose a withdrawal
                withdrawals" in "Accessing your money"                 charge on minimum distribu-
                                                                       tion withdrawals even if you are
                                                                       not enrolled in our automatic
                                                                       RMD service except if, when added
                                                                       to a partial withdrawal previ-
                                                                       ously taken in the same contract
                                                                       year, the minimum distribution
                                                                       withdrawals exceed the 10% free
                                                                       withdrawal amount. Such
                                                                       minimum distribution withdrawals
                                                                       must be based solely on your
                                                                       Accumulator(R) Plus(SM) contract's
                                                                       account value.

                See "Selecting an annuity payout option" in            The annuity commencement date may
                "Accessing your money"                                 not be earlier than eight years from
                                                                       the contract issue date.

                See "Disability, terminal illness, or confinement      Item (1) is deleted in its entirety.
                to nursing home" under "Withdrawal charge" in
                "Charges and expenses"

                See "Transfers of ownership, collateral assignments,   The second paragraph in this section is
                loans and borrowing" in "More information"             deleted.
--------------------------------------------------------------------------------------------------------------

                           Appendix VIII: State contract availability and/or
                                 variations of certain features and benefits H-3

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
--------------------------------------------------------------------------------------------------------
STATE           FEATURES AND BENEFITS                                 AVAILABILITY OR VARIATION
--------------------------------------------------------------------------------------------------------
OREGON          See "Lifetime required minimum distribution with-    We generally will not impose a
(CONTINUED)     withdrawals" in "Accessing your money"               withdrawal charge on minimum
                                                                     distribution withdrawals even
                                                                     if your are not enrolled in our
                                                                     automatic RMD service except
                                                                     if, when added to a lump sum
                                                                     withdrawal previously taken in
                                                                     the same contract year, the
                                                                     minimum distribution withdrawals
                                                                     exceed the 10% free withdrawal
                                                                     amount. In order to avoid a
                                                                     withdrawal charge in connection
                                                                     with minimum distribution
                                                                     withdrawals outside of our
                                                                     automatic RMD service, you must
                                                                     notify us using our request form.
                                                                     Such minimum distribution
                                                                     withdrawals must be based solely
                                                                     on your contract's account value.

                See "We require that the following types of          The following is added:
                communications be on specific forms we provide        (20) requests for required
                for that purpose:" in "Who is AXA Equitable?"              minimum distributions,
                                                                           other than pursuant to our
                                                                           automatic RMD service.
--------------------------------------------------------------------------------------------------------
PENNSYLVANIA    Contributions                                        Your contract refers to
                                                                     contributions as premiums.

                Contribution age limitations                         The following contribution
                                                                     limits apply:

                                                                                 Maximum
                                                                     Issue age   Contribution age
                                                                     ---------   ----------------
                                                                     0-75        77
                                                                     76          78
                                                                     77          79
                                                                     78-80       80

                See "Annuity maturity date" in "Accessing your       The maturity date by which you
                money"                                               must take a lump sum with-
                                                                     drawal or select an annuity
                                                                     payout option is as follows:

                                                                                 Maximum
                                                                     Issue age   Annuitization age
                                                                     ---------   -----------------
                                                                     0-75        85
                                                                     76          86
                                                                     77          87
                                                                     78-80       88

                Loans under Rollover TSA contracts                   Taking a loan in excess of the
                                                                     Internal Revenue Code limits
                                                                     may result in adverse tax
                                                                     consequences. Please consult
                                                                     your tax adviser before taking a
                                                                     loan that exceeds the Internal
                                                                     Revenue Code limits.
--------------------------------------------------------------------------------------------------------
PUERTO RICO     IRA, Roth IRA, QP and Rollover TSA contracts         Not Available

                Beneficiary continuation option (IRA)                Not Available

                Tax Information -- Special rules for NQ contracts    Income from NQ contracts we
                                                                     issue is U.S. source. A Puerto
                                                                     Rico resident is subject to U.S.
                                                                     taxation on such U.S. source
                                                                     income. Only Puerto Rico source
                                                                     income of Puerto Rico residents is
                                                                     excludable from U.S. taxation.
                                                                     Income from NQ contracts is
                                                                     also subject to Puerto Rico tax.
                                                                     The calculation of the taxable
                                                                     portion of amounts distributed from
                                                                     a contract may differ in the two
                                                                     jurisdictions. Therefore, you
                                                                     might have to file both U.S. and
                                                                     Puerto Rico tax returns, showing
                                                                     different amounts of income from
                                                                     the contract for each tax return.
                                                                     Puerto Rico generally provides a
                                                                     credit against Puerto Rico tax for
                                                                     U.S. tax paid. Depending on your
                                                                     personal situation and the timing
                                                                     of the different tax liabilities,
                                                                     you may not be able to take full
                                                                     advantage of this credit.
--------------------------------------------------------------------------------------------------------
TEXAS           See "Annual administrative charge" in "Charges and   The annual administrative charge
                expenses"                                            will not be deducted from amounts
                                                                     allocated to the Guaranteed
                                                                     interest option.
--------------------------------------------------------------------------------------------------------

H-4 Appendix VIII: State contract availability and/or variations of certain features and benefits

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
----------------------------------------------------------------------------------------------------------
STATE        FEATURES AND BENEFITS                                     AVAILABILITY OR VARIATION
----------------------------------------------------------------------------------------------------------
UTAH         See "Transfers of ownership, collateral assignments,      The second paragraph in this
             loans and borrowing" in "More information"                section is deleted.
----------------------------------------------------------------------------------------------------------
VERMONT      Loans under Rollover TSA contracts                        Taking a loan in excess of the
                                                                       Internal Revenue Code limits may
                                                                       result in adverse tax consequences.
                                                                       Please consult your tax adviser
                                                                       before taking a loan that exceeds
                                                                       the Internal Revenue Code limits.
----------------------------------------------------------------------------------------------------------
WASHINGTON   Guaranteed interest option (for contracts issued from     Not Available
             approximately December 2004 to December 2006)

             Investment simplifier -- Fixed-dollar option and          Not Available
             Interest sweep option

             Fixed maturity options                                    Not Available

             Guaranteed Principal Benefit Options 1 and 2              Not Available

             Income Manager(R) payout option                           Not Available

             Protection Plus(SM)                                       Not Available

             See "Guaranteed minimum death benefit" in                 You have a choice of the standard
             "Contract features and benefits"                          death benefit, the Annual
                                                                       Ratchet to age 85 enhanced death
                                                                       benefit, or the Greater of 4%
                                                                       Roll-Up to age 85 or the Annual
                                                                       Ratchet to age 85 enhanced
                                                                       death benefit.

             See "Annual administrative charge" in "Charges and        The annual administrative charge
             expenses"                                                 will be deducted from the
                                                                       value in the variable investment
                                                                       options on a pro rata basis.

             See "Withdrawal charge" in "Charges and expenses"         The 10% free withdrawal amount
                                                                       applies to full surrenders.

             See "Disability, terminal illness, or confinement         The annuitant has qualified to
             to nursing home" under "Withdrawal charge" in             receive Social Security disability
             "Charges and expenses"                                    benefits as certified by the
                                                                       Social Security Administration or
                                                                       a statement from an independent U.S.
                                                                       licensed physician stating that the
                                                                       annuitant meets the definition of
                                                                       total disability for at least 6
                                                                       continuous months prior to the
                                                                       notice of claim. Such disability
                                                                       must be re-certified every 12
                                                                       months.
----------------------------------------------------------------------------------------------------------

                           Appendix VIII: State contract availability and/or
                                 variations of certain features and benefits H-5
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Appendix IX: Contract Variations

--------------------------------------------------------------------------------

The contract described in this Prospectus is no longer sold. You should note that your contract's options, features and charges may vary from what is described in this Prospectus depending on the approximate date on which you purchased your contract. You may not change your contract or its features after issue. This Appendix reflects contract variations that differ from what is described in this Prospectus but may have been in effect at the time your contract was issued. If you purchased your contract during the "Approximate Time Period" below, the noted variation may apply to you.

In addition, options and/or features may vary among states in light of applicable regulations or state approvals. Any such state variations are generally not included here but instead included in Appendix VIII earlier in this section. For more information about state variations applicable to you, as well as particular features, charges and options available under your contract based upon when you purchased it, please contact your financial professional and/or refer to your contract.



-------------------------------------------------------------------------------------------------------------------------------
APPROXIMATE TIME PERIOD       FEATURE/BENEFIT                              VARIATION
-------------------------------------------------------------------------------------------------------------------------------
April 2002 - February 2003    Guaranteed minimum income benefit            The fee for this benefit was 0.45%

                              Annual Ratchet to age 85                     The fee for this benefit was 0.20%

                              6% Roll-Up to age 85                         The fee for this benefit was 0.35%

                              The Greater of 6% Roll-Up to age 85 of the   The fee for this benefit was 0.45%
                              Annual Ratchet to age 85
-------------------------------------------------------------------------------------------------------------------------------
April 2002 - July 2003        Guaranteed interest option                   No limitations regarding allocations or transfers
                                                                           into the guaranteed interest account
-------------------------------------------------------------------------------------------------------------------------------
April 2002 - September 2003   The guaranteed principal benefits            GPB 2 -- unavailable

                                                                           GPB 1 known as Principal assurance

                                                                           GPB 1 is available with both systematic and
                                                                           substantially equal withdrawals

                                                                           GPB1 is available with guaranteed minimum
                                                                           income benefit

                              Spousal protection                           Unavailable -- accordingly, all references in
                                                                           this Prospectus to "Spousal protection" are
                                                                           deleted in their entirety.

                              Maximum contributions                        The maximum contributions permitted under all
                                                                           Accumulator series contracts with the same
                                                                           owner or annuitant is $1,500,000.

                              Guaranteed minimum death benefit maximum     80 (not including QP contracts)
                              issue age

                              Protection Plus                              The maximum issue age for this benefit was 79.

                                                                           For issue ages 71-79, the applicable death
                                                                           benefit will be multiplied by 25%.

                                                                           In calculating the death benefit, contributions
                                                                           are decreased for withdrawals on a pro rata
                                                                           basis.
-------------------------------------------------------------------------------------------------------------------------------


I-1 Appendix IX: Contract Variations
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
---------------------------------------------------------------------------------------------------------------------
APPROXIMATE TIME PERIOD                  FEATURE/BENEFIT                        VARIATION
---------------------------------------------------------------------------------------------------------------------
April 2002 - September 2003, continued   Guaranteed option charges              If the contract is surrendered
                                                                                or annuitized or the death
                                                                                benefit is paid on a date other
                                                                                than the contract date
                                                                                anniversary, we will not deduct
                                                                                a pro rata portion of the charge
                                                                                for any applicable guaranteed
                                                                                benefit.

                                         Withdrawals treated as surrenders      We will not treat a withdrawal
                                                                                that results in a cash value of
                                                                                less than $500 as a request for
                                                                                a surrender. We will not
                                                                                terminate your contract if you
                                                                                do not make contributions for
                                                                                three contract years.

                                         Guaranteed minimum income benefit      Subject to state availability,
                                         option                                 this option guarantees you a
                                                                                minimum amount of fixed income
                                                                                under your choice of a life
                                                                                annuity fixed payout option or
                                                                                an Income Manager(R) level
                                                                                payment life with a period
                                                                                certain payout option.

                                                                                Known as the Living Benefit.

                                         Credits                                FIRST YEAR TOTAL       CREDIT
                                                                                CONTRIBUTIONS          PERCENTAGE
                                                                                BREAKPOINTS            APPLIED TO
                                                                                                       CONTRIBUTIONS
                                                                                ------------------------------------
                                                                                Less than
                                                                                $250,000                 4%
                                                                                ------------------------------------
                                                                                $250,000-$999,999.99     5%
                                                                                ------------------------------------
                                                                                $1 million or more       6%

                                         Partial withdrawals                    Your free withdrawal amount is 15%

                                         Systematic withdrawals                 Your systematic withdrawal may
                                                                                not exceed 1.20% (monthly),
                                                                                3.60% (quarterly) or 15%
                                                                                (annually) of account value.

                                         Guaranteed optional benefits           In calculating any guaranteed
                                                                                optional benefit base, any applicable
                                                                                credit is included.
---------------------------------------------------------------------------------------------------------------------
April 2002 - July 2004                   Principal Protector(SM) benefit        Unavailable -- accordingly, all
                                                                                references in this Prospectus to
                                                                                "Principal Protector" are deleted in
                                                                                their entirety.

                                         See "Transferring your account         The fourth bullet is deleted in its
                                         value" in "Transferring your money     entirety.
                                         among investment options"
---------------------------------------------------------------------------------------------------------------------
April 2002 - December 2004               Termination of guaranteed benefits     Your guaranteed benefits will
                                                                                not automatically terminate if
                                                                                you change ownership of your NQ
                                                                                contract.

                                         Ownership Transfer of NQ               If you transfer ownership of
                                                                                your NQ contract, your
                                                                                guaranteed benefit options will
                                                                                not be automatically terminated.
---------------------------------------------------------------------------------------------------------------------
April 2002 - January 2005                No lapse guarantee                     Unavailable.
---------------------------------------------------------------------------------------------------------------------
April 2002 - October 2005                Roll-Up benefit base reset             Unavailable.
---------------------------------------------------------------------------------------------------------------------


                                            Appendix IX: Contract Variations I-2
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
------------------------------------------------------------------------------------------------------------------------------------
APPROXIMATE TIME PERIOD                         FEATURE/BENEFIT                                VARIATION
------------------------------------------------------------------------------------------------------------------------------------
April 2002 - March 2006                         Recovery of credit due to death within         Not applicable
                                                one year of contribution

                                                Net crediting                                  Not applicable
------------------------------------------------------------------------------------------------------------------------------------
February 2003 - September 2003                  Annual Ratchet to age 85                       The fee for this benefit was 0.30%

                                                6% Roll-Up to age 85                           The fee for this benefit was 0.45%

                                                Guaranteed minimum income benefit              The fee for this benefit is 0.60%
------------------------------------------------------------------------------------------------------------------------------------
September 2003 - January 2004                   Greater of the 6% Roll-Up to age 85 or
                                                the Annual Ratchet to age 85 enhanced
                                                death benefit:

                                                o Benefit base crediting rate                  The effective annual interest
                                                                                               credited to the applicable
                                                                                               benefit base is 5%.*
                                                                                               Accordingly, all references in
                                                                                               this Prospectus to the "6%
                                                                                               Roll-Up benefit base" are
                                                                                               deleted in their entirety and
                                                                                               replaced with "5% Roll-Up
                                                                                               benefit base."

                                                o Fee table                                    Greater of the 5% Roll-Up to age
                                                                                               85 or the Annual Ratchet to age
                                                                                               85 enhanced death benefit
                                                                                               charge: 0.50%.*

                                                o Effect of withdrawals on your Greater of     Withdrawals will reduce each of
                                                  the 5% Roll-Up to age 85 or the Annual       the benefit bases on a pro rata
                                                  Ratchet to age 85 enhanced death benefit     basis only.
------------------------------------------------------------------------------------------------------------------------------------
September 2003 - February 2004 (for the         How withdrawals affect your Guaranteed         In calculating whether your
Guaranteed minimum income benefit) and          minimum income benefit and Greater of the      withdrawal will reduce your
January 2004 - February 2005 (for the Greater   6% Roll-Up to age 85 or the Annual Ratchet     Roll-Up benefit base portion of
of the 6% Roll-Up to age 85 or the Annual       to age 85 enhanced death benefit:              your Guaranteed minimum income
Ratchet to age 85 enhanced death benefit:)                                                     benefit base on a pro rata or
                                                                                               dollar-for-dollar basis,
                                                                                               withdrawal charges will be
                                                                                               included in the withdrawal
                                                                                               amount.
------------------------------------------------------------------------------------------------------------------------------------
September 2003 - February 2009                  6% Roll-Up to age 85 enhanced death            Unavailable -- accordingly, all
                                                benefit                                        references to this feature are
                                                                                               deleted in their entirety.
------------------------------------------------------------------------------------------------------------------------------------
January 2004 - February 2009                    Greater of 5% Roll-Up to age 85 or the         Unavailable -- accordingly, all
                                                Annual Ratchet to age 85 enhanced death        references to this feature are
                                                benefit                                        deleted in their entirety.
------------------------------------------------------------------------------------------------------------------------------------


* Contract owners who elected the Guaranteed minimum income benefit and/or the Greater of the 5% Roll-Up to age 85 or the Annual Ratchet to age 85 enhanced death benefit had a limited opportunity to change to the new versions of these benefits, as they are described in "Contract features and benefits" and "Accessing your money," earlier in this Prospectus.


I-3 Appendix IX: Contract Variations
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Appendix X: Tax-sheltered annuity contracts (TSAs)


--------------------------------------------------------------------------------


GENERAL; FINAL REGULATIONS UNDER SECTION 403(B)

This Appendix reflects our current understanding of some of the special federal income tax rules applicable to annuity contracts used to fund employer plans under Section 403(b) of the Internal Revenue Code. We refer to these contracts as "403(b) annuity contracts" or "Tax Sheltered Annuity" contracts ("TSAs"). The discussion in this Appendix generally assumes that a TSA has 403(b) contract status or qualifies as a 403(b) contract. In 2007, the IRS and the Treasury Department published final Treasury Regulations under Section 403(b) of the Code ("2007 Regulations"). As a result, there are significant revisions to the establishment and operation of plans and arrangements under Section 403(b) of the Code, and the contracts issued to fund such plans. The 2007 Regulations raise a number of questions as to the effect of the 2007 Regulations on TSAs issued prior to the effective date of the 2007 Regulations. The IRS has issued guidance intended to clarify some of these questions, and may issue further guidance in future years. Due to the Internal Revenue Service and Treasury regulatory changes in 2007 which became fully effective on January 1, 2009, contracts issued prior to September 25, 2007 which qualified as 403(b) contracts under the rules at the time of issue may lose their status as 403(b) contracts or have the availability of transactions under the contract restricted as of January 1, 2009 unless the individual's employer or the individual take certain actions. Please consult your tax adviser regarding the effect of these rules (which may vary depending on the owner's employment status, plan participation status, and when and how the contract was acquired) on your personal situation.

EMPLOYER PLAN REQUIREMENT. The thrust of the 2007 Regulations is to eliminate informal Section 403(b) arrangements with minimal or diffuse employer oversight and to require employers purchasing annuity contracts for their employees under
Section 403(b) of the Code to conform to other tax-favored, employer-based retirement plans with salary reduction contributions, such as Section 401(k) plans and governmental employer Section 457(b) plans. The 2007 Regulations require employers sponsoring 403(b) plans as of January 1, 2009, to have a written plan designating administrative responsibilities for various functions under the plan, and the plan in operation must conform to the plan terms.

LIMITATIONS ON INDIVIDUAL-INITIATED DIRECT TRANSFERS. The 2007 Regulations revoke Revenue Ruling 90-24 ("Rev. Rul. 90-24"), effective January 1, 2009. Prior to the 2007 Regulations, Rev. Rul. 90-24 had permitted individual-initiated, tax-free direct transfers of funds from one 403(b) annuity contract to another, without reportable taxable income to the individual, and with the characterization of funds in the contract remaining the same as under the prior contract. Under the 2007 Regulations and other IRS published guidance, direct transfers made after September 24, 2007 are permitted only with plan or employer approval as described below.


PERMISSIBLE CONTRIBUTIONS TO THE ACCUMULATOR(R) PLUS(SM) TSA CONTRACTS

Contributions to an Accumulator(R) Plus(SM) TSA contract are extremely limited. AXA Equitable permits Contributions to be made to an Accumulator(R) Plus(SM) TSA contract only where AXA Equitable is an "approved vendor" under an employer's 403(b) plan. That is, some or all of the participants in the employer's 403(b) plan are currently contributing to a non-Accumulator AXA Equitable 403(b) annuity contract. AXA Equitable and the employer must agree to share information with respect to the Accumulator(R) Plus(SM) TSA contract and other funding vehicles under the plan.

AXA Equitable does not accept employer-remitted contributions. AXA Equitable does not accept contributions of after-tax funds, including designated Roth contributions to the Accumulator(R) Plus(SM) TSA contracts. We will accept contributions of pre-tax funds only with documentation satisfactory to us of employer or its designee or plan approval of the transaction. Contributions must be made in the form of a direct transfer of funds from one 403(b) plan to another, a contract exchange under the same plan, or a direct rollover from another eligible retirement plan.


DISTRIBUTIONS FROM TSAS

GENERAL. Generally, after the 2007 Regulations, employer or plan administrator consent is required for loan, withdrawal or distribution transactions under a 403(b) annuity contract. Processing of a requested transaction will not be completed until the information required to process the transaction is received from the employer or its designee. This information will be transmitted as a result of an information sharing agreement between AXA Equitable and the employer sponsoring the plan.

WITHDRAWAL RESTRICTIONS. AXA Equitable treats all amounts under an Accumulator(R) Plus(SM) Rollover TSA contract as not eligible for withdrawal until:

o the owner is severed from employment with the employer who provided the funds used to purchase the TSA contract;

o  the owner dies; or

o the plan under which the Accumulator(R) Plus(SM) TSA contract is purchased is terminated.

Tax treatment of distributions. Amounts held under TSA contracts are generally not subject to federal income tax until benefits are distributed. Distributions include withdrawals from your TSA contract and annuity payments from your TSA contract. Death benefits paid to a beneficiary are also taxable distributions. Unless an exception applies, amounts distributed from TSA contracts are includible in gross income as ordinary income.



                          Appendix X: Tax-sheltered annuity contracts (TSAs) J-1
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Distributions from TSA contracts may be subject to 20% federal income tax withholding described under "Federal and state income tax withholding and information reporting" in the "Tax information" section of the Prospectus. In addition, TSA contract distributions may be subject to additional tax penalties.

If you have made after-tax contributions, you will have a tax basis in your TSA contract, which will be recovered tax-free. Since AXA Equitable does not accept after-tax funds to an Accumulator(R) Plus(SM) Rollover TSA contract, we do not track your investment in the TSA contract, if any. We will report all distributions from this Rollover TSA contract as fully taxable. You will have to determine how much of the distribution is taxable.


DISTRIBUTIONS BEFORE ANNUITY PAYMENTS BEGIN. On a total surrender, the amount received in excess of the investment in the contract is taxable. The amount of any partial distribution from a TSA contract prior to the annuity starting date is generally taxable, except to the extent that the distribution is treated as a withdrawal of after-tax contributions. Distributions are normally treated as pro rata withdrawals of any after-tax contributions and earnings on those contributions.


ANNUITY PAYMENTS. If you elect an annuity payout option, you will recover any investment in the TSA contract as each payment is received by dividing the investment in the TSA contract by an expected return determined under an IRS table prescribed for qualified annuities. The amount of each payment not excluded from income under this exclusion ratio is fully taxable. The full amount of the payments received after your investment in the TSA contract is recovered is fully taxable. If you (and your beneficiary under a joint and survivor annuity) die before recovering the full investment in the TSA contract, a deduction is allowed on your (or your beneficiary's) final tax return.


PAYMENTS TO A BENEFICIARY AFTER YOUR DEATH. Death benefit distributions from a TSA contract generally receive the same tax treatment as distributions during your lifetime. In some instances, distributions from a TSA contract made to your surviving spouse may be rolled over to a traditional IRA or other eligible retirement plan. A surviving spouse might also be eligible to directly roll over a TSA contract death benefit to a Roth IRA in a taxable conversion rollover. A non-spousal death beneficiary may be able to directly roll over death benefits to a new inherited IRA under certain circumstances.


EFFECT OF 2007 REGULATIONS ON LOANS FROM TSAS

As a result of the 2007 Regulations, loans are not available without employer or plan administrator approval. If loans are available, loan processing may be delayed pending receipt of information required to process the loan under an information sharing agreement. The processing of a loan request will not be completed until the information required to process the transaction is received from the employer or its designee. This information will be transmitted as a result of an information sharing agreement between AXA Equitable and the employer sponsoring the plan.

If loans are available:

Loans are generally not treated as a taxable distribution. If the amount of the loan exceeds permissible limits under federal income tax rules when made, the amount of the excess is treated (solely for tax purposes) as a taxable distribution. Additionally, if the loan is not repaid at least quarterly, amortizing (paying down) interest and principal, the amount not repaid when due will be treated as a taxable distribution. The entire unpaid balance of the loan is includable in income in the year of the default.

TSA loans are subject to federal income tax limits and may also be subject to the limits of the plan from which the funds came. Federal income tax rule requirements apply even if the plan is not subject to ERISA. For example, loans offered under TSA contracts are subject to the following conditions:

   o The amount of a loan to a participant, when combined with all other loans to the participant from all qualified plans of the employer, can not exceed the lesser of:

         (1) the greater of $10,000 or 50% of the participant's nonforfeitable accrued benefits; and

         (2) $50,000 reduced by the excess (if any) of the highest outstanding loan balance over the previous 12 months over the outstanding loan balance of plan loans on the date the loan was made.

   o In general, the term of the loan cannot exceed five years unless the loan is used to acquire the participant's primary residence. Accumula tor(R) Plus(SM) Rollover TSA contracts have a term limit of ten years for loans used to acquire the participant's primary residence.

   o All principal and interest must be amortized in substantially level payments over the term of the loan, with payments being made at least quarterly. In very limited circumstances, the repayment obligation may be temporarily suspended during a leave of absence.


J-2 Appendix X: Tax-sheltered annuity contracts (TSAs)


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The amount borrowed and not repaid may be treated as a distribution if:

   o  the loan does not qualify under the conditions above;

   o  the participant fails to repay the interest or principal when due; or

   o in some instances, the participant separates from service with the employer who provided the funds or the plan is terminated.

In this case, the participant may have to include the unpaid amount due as ordinary income. In addition, the 10% early distribution penalty tax may apply. The amount of the unpaid loan balance is reported to the IRS on Form 1099-R as a distribution. For purposes of calculating any subsequent loans which may be made under any plan of the same employer, a defaulted loan which has not been fully repaid is treated as still outstanding, even after the default is reported to the IRS on Form 1099-R. The amount treated as still outstanding (which limits subsequent loans) includes interest accruing on the unpaid balance.


TAX-DEFERRED ROLLOVERS AND FUNDING VEHICLE TRANSFERS. You may roll over an "eligible rollover distribution" from a 403(b) annuity contract into another eligible retirement plan which agrees to accept the rollover. The rollover may be a direct rollover or one you do yourself within 60 days after you receive the distribution. To the extent rolled over, a distribution remains tax-deferred.

You may roll over a distribution from a 403(b) annuity contract to any of the following: another 403(b) plan funding vehicle, a qualified plan, a governmental employer 457(b) plan (separate accounting required) or a traditional IRA. A spousal beneficiary may also roll over death benefits as above. A non-spousal death beneficiary may be able to directly roll over death benefits to a new inherited IRA under certain circumstances. An Accumulator(R) Plus(SM) IRA contract is not available for purchase by a non-spousal death beneficiary direct rollover.

Distributions from a 403(b) annuity contract can be rolled over to a Roth IRA. Such conversion rollover transactions are taxable. Any taxable portion of the amount rolled over will be taxed at the time of the rollover.

The taxable portion of most distributions will be eligible for rollover, except as specifically excluded under federal income tax rules. Distributions that you cannot roll over generally include periodic payments for life or for a period of 10 years or more, hardship withdrawals and required minimum distributions under federal income tax rules.

Direct transfers from one 403(b) annuity contract to another (whether under a plan-to-plan transfer, or contract exchange under the same 403(b) plan) are not distributions.


REQUIRED MINIMUM DISTRIBUTIONS

The required minimum distribution rules applicable to 403(b) annuity contracts are generally the same as those applicable to traditional IRAs described in the "Tax information" section of the Prospectus with these differences:


WHEN YOU HAVE TO TAKE THE FIRST REQUIRED MINIMUM DISTRIBUTION.

The minimum distribution rules force 403(b) plan participants to start calculating and taking annual distributions from their 403(b) annuity contracts by a required date. Generally, you must take the first required minimum distribution for the calendar year in which you turn age 70-1/2. You may be able to delay the start of required minimum distributions for all or part of your account balance until after age 70-1/2, as follows:

   o For 403(b) plan participants who have not retired from service with the employer maintaining the 403(b) plan by the calendar year the par ticipant turns age 70-1/2, the required beginning date for minimum distributions is extended to April 1 following the calendar year of retirement.

   o 403(b) plan participants may also delay the start of required minimum distributions to age 75 for the portion of their account value attrib utable to their December 31, 1986 TSA contract account balance, even if retired at age 70-1/2. We will know whether or not you qualify for this exception because it only applies to individuals who established their Accumulator(R) Plus(SM) Rollover TSA contract by direct Revenue Ruling 90-24 transfer prior to September 25, 2007, or by a contract exchange or a plan-to-plan exchange approved under the employer's plan after that date. If you do not give us the amount of your December 31, 1986, account balance that is being transferred to the Accumulator(R) Plus(SM) Rollover TSA contract on the form used to establish the TSA contract, you do not qualify.


SPOUSAL CONSENT RULES

Your employer will tell us on the form used to establish the TSA contract whether or not you need to get spousal consent for loans, withdrawals or other distributions. If you do, you will need such consent if you are married when you request a withdrawal under the TSA contract. In addition, unless you elect otherwise with the written consent of your spouse, the retirement benefits payable under the plan must be paid in the form of a qualified joint and survivor annuity. A qualified joint and survivor annuity is payable for the life of the annuitant with a survivor annuity for the life of the spouse in an amount not less than one-half of the amount payable to the annuitant during his or her lifetime. In addition, if you are married, the beneficiary must be your spouse, unless your spouse consents in writing to the designation of another beneficiary.



                          Appendix X: Tax-sheltered annuity contracts (TSAs) J-3
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If you are married and you die before annuity payments have begun, payments will be made to your surviving spouse in the form of a life annuity unless at the time of your death a contrary election was in effect. However, your surviving spouse may elect, before payments begin, to receive payments in any form permitted under the terms of the TSA contract and the plan of the employer who provided the funds for the TSA contract.


EARLY DISTRIBUTION PENALTY TAX

A penalty tax of 10% of the taxable portion of a distribution applies to distributions from a TSA contract before you reach age 59-1/2. This is in addition to any income tax. There are exceptions to the extra penalty tax. Some of the available exceptions to the pre-age 59-1/2 penalty tax include distributions made:

   o  on or after your death; or

   o  because you are disabled (special federal income tax definition); or

   o to pay for certain extraordinary medical expenses (special federal income tax definition); or

   o in any form of payout after you have separated from service (only if the separation occurs during or after the calendar year you reach age 55); or

   o in a payout in the form of substantially equal periodic payments made at least annually over your life (or your life expectancy), or over the joint lives of you and your beneficiary (or your joint life expectancies) using an IRS-approved distribution method (only after you have separated from service at any age).



J-4 Appendix X: Tax-sheltered annuity contracts (TSAs)
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Statement of additional information

--------------------------------------------------------------------------------

TABLE OF CONTENTS


                                                                            Page

Who is AXA Equitable?                                                       2
Unit Values                                                                 2
Custodian and Independent Registered Public Accounting Firm                 2
Distribution of the Contracts                                               2
Financial Statements                                                        2



HOW TO OBTAIN AN ACCUMULATOR(R) PLUS(SM) STATEMENT OF ADDITIONAL INFORMATION FOR SEPARATE ACCOUNT NO. 49

Send this request form to:
   Accumulator(R) Plus(SM)
   P.O. Box 1547
   Secaucus, NJ 07096-1547



- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Please send me an Accumulator(R) Plus(SM) SAI for SEPARATE ACCOUNT NO. 49 dated May 1, 2010.



--------------------------------------------------------------------------------
Name


--------------------------------------------------------------------------------
Address


--------------------------------------------------------------------------------
City           State    Zip








                                            X02994/Plus '02/'04 and ML'02 Series

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Accumulator(R) Elite(SM)

A combination variable and fixed deferred annuity contract


PROSPECTUS MAY 1, 2010


Please read and keep this Prospectus for future reference. It contains important information that you should know before purchasing, or taking any other action under your contract. This Prospectus supersedes all prior Prospectuses and supplements. You should read the prospectuses for each Trust, which contain important information about the portfolios.

--------------------------------------------------------------------------------

WHAT IS ACCUMULATOR(R) ELITE(SM)?

Accumulator(R) Elite(SM) is a deferred annuity contract issued by AXA EQUITABLE LIFE INSURANCE COMPANY. It provides for the accumulation of retirement savings and for income. The contract offers income and death benefit protection. It also offers a number of payout options. You invest to accumulate value on a tax-deferred basis in one or more of our variable investment options, the guaranteed interest option, fixed maturity options or the account for special dollar cost averaging ("investment options").
This Prospectus is not your contract. Your contract and any endorsements, riders and data pages as identified in your contract are the entire contract between you and AXA Equitable and governs with respect to all features, benefits, rights and obligations. The description of the contract's provisions in this Prospectus is current as of the date of this Prospectus; however, because certain provisions may be changed after the date of this Prospectus in accordance with the contract, the description of the contract's provisions in this Prospectus is qualified in its entirety by the terms of the actual contract. The contract should be read carefully. You have the right to cancel the contract within a certain number of days after receipt of the contract.. You should read this Prospectus in conjunction with any applicable supplements. Certain features and benefits described in this Prospectus may vary in your state; all features and benefits may not be available in all contracts, in all states or from all selling broker-dealers. Please see Appendix VIII later in this Prospectus for more information on state availability and/or variations of certain features and benefits. All optional features and benefits described in this Prospectus may not have been available at the time you purchased the contract. We have the right to restrict availability of any optional feature or benefit. In addition, not all optional features and benefits may be available in combination with other optional features and benefits. We can refuse to accept any contribution from you at any time, including after you purchase the contract.



--------------------------------------------------------------------------------
 VARIABLE INVESTMENT OPTIONS
--------------------------------------------------------------------------------
o AXA Aggressive Allocation*            o EQ/Core Bond Index
o AXA Conservative Allocation*          o EQ/Davis New York Venture
o AXA Conservative-Plus Allocation*     o EQ/Equity 500 Index
o AXA Moderate Allocation*              o EQ/Equity Growth PLUS
o AXA Moderate-Plus Allocation*         o EQ/Franklin Core Balanced
o EQ/AllianceBernstein International    o EQ/Franklin Templeton Allocation
o EQ/AllianceBernstein Small Cap        o EQ/GAMCO Mergers and Acquisitions
  Growth                                o EQ/GAMCO Small Company Value
o EQ/AXA Franklin Small Cap Value Core  o EQ/Global Bond PLUS
o EQ/BlackRock Basic Value Equity       o EQ/Global Multi-Sector Equity
o EQ/BlackRock International Value      o EQ/Intermediate Government
o EQ/Boston Advisors Equity Income        Bond Index
o EQ/Calvert Socially Responsible       o EQ/International Core PLUS
o EQ/Capital Guardian Growth            o EQ/International Growth
o EQ/Capital Guardian Research          o EQ/JPMorgan Value Opportunities
o EQ/Common Stock Index
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 VARIABLE INVESTMENT OPTIONS
--------------------------------------------------------------------------------
o EQ/Large Cap Core PLUS                o EQ/Templeton Global Equity
o EQ/Large Cap Growth Index             o EQ/UBS Growth and Income
o EQ/Large Cap Growth PLUS              o EQ/Van Kampen Comstock
o EQ/Large Cap Value Index              o EQ/Wells Fargo Advantage Omega
o EQ/Large Cap Value PLUS                 Growth**
o EQ/Lord Abbett Growth and Income      o Multimanager Aggressive Equity
o EQ/Lord Abbett Large Cap Core         o Multimanager Core Bond
o EQ/Mid Cap Index                      o Multimanager International Equity
o EQ/Mid Cap Value PLUS                 o Multimanager Large Cap Core Equity
o EQ/Money Market                       o Multimanager Large Cap Growth***
o EQ/Montag & Caldwell Growth           o Multimanager Large Cap Value
o EQ/Morgan Stanley Mid Cap Growth**    o Multimanager Mid Cap Growth
o EQ/Mutual Large Cap Equity            o Multimanager Mid Cap Value
o EQ/Oppenheimer Global                 o Multimanager Multi-Sector Bond
o EQ/PIMCO Ultra Short Bond             o Multimanager Small Cap Growth
o EQ/Quality Bond PLUS                  o Multimanager Small Cap Value
o EQ/Small Company Index                o Multimanager Technology
o EQ/T. Rowe Price Growth Stock
--------------------------------------------------------------------------------



*   The "AXA Allocation" portfolios.

** This is the variable investment option's new name, effective on or about May 1, 2010, subject to regulatory approval. Please see "Portfolios of the Trusts" under "Contract features and benefits" later in this Prospectus for the variable investment option's former name.

*** Please see "Portfolios of the Trusts" later in this Prospectus regarding the planned substitution of this variable investment option.

You may allocate amounts to any of the variable investment options. At any time, we have the right to limit or terminate your contributions. Each variable investment option is a subaccount of Separate Account No. 49. Each variable investment option, in turn, invests in a corresponding securities portfolio ("Portfolio") of AXA Premier VIP Trust or EQ Advisors Trust (the "Trusts"). Your investment results in a variable investment option will depend on the investment performance of the related Portfolio.


You may also allocate amounts to the guaranteed interest option, the fixed maturity option and the account for special dollar cost averaging, which are discussed later in this Prospectus.


THE SEC HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE CONTRACTS ARE NOT INSURED BY THE FDIC OR ANY OTHER AGENCY. THEY ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK AND ARE NOT BANK GUARANTEED. THEY ARE SUBJECT TO INVESTMENT RISKS AND POSSIBLE LOSS OF PRINCIPAL.


                                                    X02981/Elite '02/'04 Series
                                                                        (R-4/15)



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TYPES OF CONTRACTS. Contracts were offered for use as:


o   A nonqualified annuity ("NQ") for after-tax contributions only.

o An individual retirement annuity ("IRA"), either traditional IRA ("Rollover IRA") or Roth IRA ("Roth Conversion IRA").

o Traditional and Roth Inherited IRA beneficiary continuation contract ("Inherited IRA") (direct transfer contributions only).

o An annuity that is an investment vehicle for a qualified defined contribution plan ("QP") (Rollover and direct transfer contributions only).

o An Internal Revenue Code Section 403(b) Tax-Sheltered Annuity ("TSA") -- ("Rollover TSA") (Rollover and direct transfer contributions only; employer or plan approval required).


A contribution of at least $10,000 was required to purchase a contract.


Registration statements relating to this offering have been filed with the Securities and Exchange Commission ("SEC"). The statement of additional information ("SAI") dated May 1, 2010, is part of the registration statement. The SAI is available free of charge. You may request one by writing to our processing office at P.O. Box 1547, Secaucus, NJ 07096-1547 or calling 1-800-789-7771. The SAI is incorporated by this reference into this Prospectus. This prospectus and the SAI can also be obtained from the SEC's website at www.sec.gov. The table of contents for the SAI appears at the back of this Prospectus.


THE CONTRACT IS NO LONGER AVAILABLE FOR NEW PURCHASERS. This contract is no longer being sold. This Prospectus is designed for current contract owners. In addition to the possible state variations noted above, you should note that your contract features and charges may vary depending on the date on which you purchased your contract. For more information about the particular features, charges and options applicable to you, please contact your financial professional or refer to your contract, as well as review Appendix IX later in this Prospectus for contract variation information and timing. You may not change your contract or its features as issued.


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Contents of this Prospectus

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
(Not all of the features listed are available under all contracts or in all states.)
--------------------------------------------------------------------------------
ACCUMULATOR(R) ELITE(SM)
--------------------------------------------------------------------------------
Index of key words and phrases                                               5
Who is AXA Equitable?                                                        7
How to reach us                                                              8
Accumulator(R) Elite(SM) at a glance -- key features                        10


--------------------------------------------------------------------------------
FEE TABLE                                                                   14
--------------------------------------------------------------------------------
Example                                                                     16
Condensed financial information                                             16


--------------------------------------------------------------------------------
1. CONTRACT FEATURES AND BENEFITS                                           17
--------------------------------------------------------------------------------
How you can contribute to your contract                                     17
Owner and annuitant requirements                                            21
How you can make your contributions                                         21
What are your investment options under the contract?                        21
Portfolios of the Trusts                                                    22
Allocating your contributions                                               29
Guaranteed minimum death benefit and
     Guaranteed minimum income benefit base                                 32
Annuity purchase factors                                                    34
Guaranteed minimum income benefit option*                                   34
Guaranteed minimum death benefit                                            36
Principal Protector(SM)                                                     38
Inherited IRA beneficiary continuation contract                             41
Your right to cancel within a certain number of days                        42


--------------------------------------------------------------------------------
2. DETERMINING YOUR CONTRACT'S VALUE                                        43
--------------------------------------------------------------------------------
Your account value and cash value                                           43
Your contract's value in the variable investment options                    43
Your contract's value in the guaranteed interest option                     43
Your contract's value in the fixed maturity options                         43
Your contract's value in the account for special dollar cost
     averaging                                                              43
Insufficient account value                                                  43


----------------------
*Depending on when you purchased your contract, this benefit may be called the "Living Benefit." Accordingly, if applicable, all references to the Guaranteed minimum income benefit in this Prospectus and any related registration statement documents are references to the Living Benefit.

"We," "our," and "us" refer to AXA Equitable.

When we address the reader of this Prospectus with words such as "you" and "your," we mean the person who has the right or responsibility that the prospectus is discussing at that point. This is usually the contract owner.

When we use the word "contract" it also includes certificates that are issued under group contracts in some states.



                                                  Contents of this Prospectus  3


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--------------------------------------------------------------------------------
3. TRANSFERRING YOUR MONEY AMONG
   INVESTMENT OPTIONS                                                       45
--------------------------------------------------------------------------------
Transferring your account value                                             45
Disruptive transfer activity                                                45
Rebalancing your account value                                              46


--------------------------------------------------------------------------------
4. ACCESSING YOUR MONEY                                                     48
--------------------------------------------------------------------------------
Withdrawing your account value                                              48
How withdrawals are taken from your account value                           49
How withdrawals (and transfers out of the Special 10 year fixed maturity option) affect your Guaranteed minimum
     income benefit, Guaranteed minimum death
     benefit and Guaranteed principal benefit option 2                      50
How withdrawals affect Principal Protector(SM)                              50
Withdrawals treated as surrenders                                           50
Loans under Rollover TSA contracts                                          51
Surrendering your contract to receive its cash value                        51
When to expect payments                                                     52
Your annuity payout options                                                 52


--------------------------------------------------------------------------------
5. CHARGES AND EXPENSES                                                     55
--------------------------------------------------------------------------------
Charges that AXA Equitable deducts                                          55
Charges that the Trusts deduct                                              59
Group or sponsored arrangements                                             59
Other distribution arrangements                                             59


--------------------------------------------------------------------------------
6. PAYMENT OF DEATH BENEFIT                                                 60
--------------------------------------------------------------------------------
Your beneficiary and payment of benefit                                     60
How death benefit payment is made                                           61
Beneficiary continuation option                                             62


--------------------------------------------------------------------------------
7. TAX INFORMATION                                                          66
--------------------------------------------------------------------------------
Overview                                                                    66
Contracts that fund a retirement arrangement                                66

Special rule for conversions to Roth IRA in 2010                            66

Transfers among investment options                                          66
Taxation of nonqualified annuities                                          66
Individual retirement arrangements (IRAs)                                   68
     Traditional individual retirement annuities (traditional IRAs)         69

     Roth individual retirement annuities (Roth IRAs)                       73

Federal and state income tax withholding and
     information reporting                                                  76
Special rules for contracts funding qualified plans                         77
Impact of taxes to AXA Equitable                                            77


--------------------------------------------------------------------------------
8. MORE INFORMATION                                                         78
--------------------------------------------------------------------------------
About Separate Account No. 49                                               78
About the Trusts                                                            78
About our fixed maturity options                                            78
About the general account                                                   79
About other methods of payment                                              80
Dates and prices at which contract events occur                             80
About your voting rights                                                    81
Statutory compliance                                                        81
About legal proceedings                                                     82
Financial statements                                                        82
Transfers of ownership, collateral assignments, loans
     and borrowing                                                          82

How divorce may affect your guaranteed benefits                             82

Distribution of the contracts                                               82


--------------------------------------------------------------------------------
9. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                          85
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
APPENDICES
--------------------------------------------------------------------------------
I    -- Condensed financial information                                    A-1
II   -- Purchase considerations for QP contracts                           B-1
III  -- Market value adjustment example                                    C-1
IV   -- Enhanced death benefit example                                     D-1
V    -- Hypothetical illustrations                                         E-1
VI   -- Guaranteed principal benefit
        example                                                            F-1
VII  -- Protection Plus(SM) example                                        G-1
VIII -- State contract availability and/or variations of
        certain features and benefits                                      H-1
IX   -- Contract variations                                                I-1

X    -- Tax-sheltered annuity contracts (TSAs)                             J-1


--------------------------------------------------------------------------------
STATEMENT OF ADDITIONAL INFORMATION
     TABLE OF CONTENTS
--------------------------------------------------------------------------------

4  Contents of this Prospectus


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Contents of this Prospectus (Cont'd.)


--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
SUMMARY PROSPECTUSES FOR THE PORTFOLIOS OF AXA PREMIER VIP TRUST AND EQ
   ADVISORS TRUST
--------------------------------------------------------------------------------
AXA Aggressive Allocation                                          AAA 1-3
AXA Conservative Allocation                                        ACA 1-3
AXA Conservative-Plus Allocation                                  ACPA 1-3
AXA Moderate Allocation                                            AMA 1-3
AXA Moderate-Plus Allocation                                      AMPA 1-3
Multimanager Aggressive Equity                                    MMAE 1-4
Multimanager Core Bond                                            MMCB 1-4
Multimanager International Equity                                 MMIE 1-4
Multimanager Large Cap Core Equity                              MMLCCE 1-4
Multimanager Large Cap Growth                                    MMLCG 1-3
Multimanager Large Cap Value                                     MMLCV 1-4
Multimanager Mid Cap Growth                                      MMMCG 1-4
Multimanager Mid Cap Value                                       MMMCV 1-4
Multimanager Multi-Sector Bond                                    MMSB 1-4
Multimanager Small Cap Growth                                    MMSCG 1-4
Multimanager Small Cap Value                                     MMSCV 1-4
Multimanager Technology                                            MMT 1-4
EQ/AllianceBernstein International                               EQABI 1-3
EQ/AllianceBernstein Small Cap Growth                           EQASCG 1-3
EQ/AXA Franklin Small Cap Value Core                            EQAFSC 1-4
EQ/BlackRock Basic Value Equity                                  EQBBV 1-3
EQ/BlackRock International Value                                EQBINT 1-3
EQ/Boston Advisors Equity Income                                EQBAEI 1-3
EQ/Calvert Socially Responsible                                  EQCSR 1-4
EQ/Capital Guardian Growth                                       EQCGG 1-3
EQ/Capital Guardian Research                                     EQCGR 1-3
EQ/Common Stock Index                                            EQCTI 1-3
EQ/Core Bond Index                                               EQCBI 1-3
EQ/Davis New York Venture                                        EQDNY 1-3
EQ/Equity 500 Index                                             EQ500I 1-3
EQ/Equity Growth PLUS                                            EQEGP 1-4
EQ/Franklin Core Balanced                                        EQFCB 1-5
EQ/Franklin Templeton Allocation                                 EQFTA 1-4
EQ/GAMCO Mergers and Acquisitions                                EQGMA 1-4
EQ/GAMCO Small Company Value                                    EQGSCV 1-3
EQ/Global Bond PLUS                                              EQGBP 1-4
EQ/Global Multi-Sector Equity                                   EQGMSE 1-4
EQ/Intermediate Government Bond Index                           EQIGBI 1-3
EQ/International Core PLUS                                       EQICP 1-4
EQ/International Growth                                           EQIG 1-3
EQ/JPMorgan Value Opportunities                                 EQJPMV 1-3
EQ/Large Cap Core PLUS                                          EQLCCP 1-4
EQ/Large Cap Growth Index                                       EQLCGI 1-3
EQ/Large Cap Growth PLUS                                        EQLCGP 1-4
EQ/Large Cap Value Index                                        EQLCVI 1-3
EQ/Large Cap Value PLUS                                         EQLCVP 1-4
EQ/Lord Abbett Growth and Income                                EQLAGI 1-3
EQ/Lord Abbett Large Cap Core                                   EQLALC 1-3
EQ/Mid Cap Index                                                 EQMCI 1-3
EQ/Mid Cap Value PLUS                                           EQMCVP 1-4
EQ/Money Market                                                   EQMM 1-3


                                      Contents of this Prospectus (Cont'd.)  4-a


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EQ/Montag & Caldwell Growth                                      EQMCG 1-3
EQ/Morgan Stanley Mid Cap Growth                                 EQMSG 1-3
EQ/Mutual Large Cap Equity                                      EQMLCE 1-5
EQ/Oppenheimer Global                                             EQOG 1-4
EQ/PIMCO Ultra Short Bond                                        EQPUS 1-3
EQ/Quality Bond PLUS                                             EQQBP 1-4
EQ/Small Company Index                                           EQSCI 1-3
EQ/T.Rowe Price Growth Stock                                     EQTGS 1-3
EQ/Templeton Global Equity                                       EQTGE 1-4
EQ/UBS Growth and Income                                         EQUGI 1-3
EQ/Van Kampen Comstock                                           EQVKC 1-3
EQ/Wells Fargo Advantage Omega Growth                           EQWFAO 1-3


4-b  Contents of this Prospectus (Cont'd.)


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Index of key words and phrases

--------------------------------------------------------------------------------

This index should help you locate more information on the terms used in this Prospectus.



                                                           PAGE IN
   TERM                                                 PROSPECTUS
   6% Roll-Up to age 85 enhanced death benefit                  32
   account value                                                43
   administrative charge                                        55
   annual administrative charge                                 55
   Annual Ratchet to age 85 enhanced death benefit              33
   annuitant                                                    17
   annuitization                                                52
   annuity maturity date                                        54
   annuity payout options                                       51
   annuity purchase factors                                     34
   automatic investment program                                 80
   beneficiary                                                  60
   Beneficiary continuation option ("BCO")                      62
   business day                                                 80
   cash value                                                   43
   charges for state premium and other applicable taxes         59
   contract date                                                21
   contract date anniversary                                    21
   contract year                                                21
   contributions to Roth IRAs                                   73
     regular contributions                                      73
     rollovers and direct transfers                             74
     conversion contributions                                   74
   contributions to traditional IRAs                            69
     regular contributions                                      69
     rollovers and direct transfers                             69
   disability, terminal illness or confinement to nursing home  57
   disruptive transfer activity                                 45
   distribution charge                                          55
   ERISA                                                        59
   fixed-dollar option                                          32
   fixed maturity options                                       28
   free look                                                    42
   free withdrawal amount                                       56
   general account                                              79
   general dollar cost averaging                                31
   guaranteed interest option                                   28
   Guaranteed minimum death benefit                             36
   Guaranteed minimum death benefit charge                      57
   Guaranteed minimum death benefit and Guaranteed
    minimum income benefit base                                 32
   Guaranteed minimum death benefit/guaranteed
    minimum income benefit roll-up benefit base reset option    33
   Guaranteed minimum income benefit                            34
   Guaranteed minimum income benefit charge                     58
   Guaranteed minimum income benefit "no lapse guarantee"       35
   Guaranteed principal benefits                                29
   Inherited IRA                                             cover
   investment options                                        cover
   Investment simplifier                                        32
   IRA                                                       cover
   IRS                                                          66
   lifetime required minimum distribution withdrawals           49
   loan reserve account                                         51
   loans under rollover TSA                                     51
   market adjusted amount                                       28


                                                           PAGE IN
   TERM                                                 PROSPECTUS
   market timing                                                45
   market value adjustment                                      28
   maturity dates                                               28
   maturity value                                               28
   Mortality and expense risks charge                           55
   NQ                                                         cover
   Online Account Access                                         8
   Optional step up charge                                      59
   partial withdrawals                                          48
   Portfolio                                                 cover
   Principal assurance                                          30
   Principal Protector(SM)                                      38
   Principal Protector(SM) charge                               58
   processing office                                             8
   Protection Plus(SM)                                          37
   Protection Plus(SM) charge                                   58
   QP                                                        cover
   rate to maturity                                             28
   Rebalancing                                                  46
   Rollover IRA                                              cover
   Rollover TSA                                              cover
   Roth Conversion IRA                                       cover
   Roth IRA                                                  cover
   SAI                                                       cover
   SEC                                                       cover
   self-directed allocation                                     29
   Separate Account No. 49                                      78
   special dollar cost averaging                                31
   Spousal protection                                           62
   standard death benefit                                       32
   substantially equal withdrawals                              49
   Successor owner and annuitant                                61
   systematic withdrawals                                       48
   TOPS                                                          8
   TSA                                                       cover
   traditional IRA                                           cover
   Trusts                                                       78
   unit                                                         43
   variable investment options                                  21
   wire transmittals and electronic applications                80
   withdrawal charge                                            56



                                               Index of key words and phrases  5


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To make this Prospectus easier to read, we sometimes use different words than in the contract or supplemental materials. This is illustrated below. Although we use different words, they have the same meaning in this Prospectus as in the contract. Also, depending on when you purchased your contract, some of these may not apply to you or may be named differently under your contract. Your financial professional can provide further explanation about your contract or supplemental materials.


 ------------------------------------------------------------------------------------------------------------------------
     PROSPECTUS                          CONTRACT OR SUPPLEMENTAL MATERIALS
 ------------------------------------------------------------------------------------------------------------------------
     fixed maturity options              Guarantee Periods (Guaranteed Fixed Interest Accounts in supplemental materials)
     variable investment options         Investment Funds
     account value                       Annuity Account Value
     rate to maturity                    Guaranteed Rates
     unit                                Accumulation Unit
     Guaranteed minimum death benefit    Guaranteed death benefit
     Guaranteed minimum income benefit   Guaranteed Income Benefit or Living Benefit
     guaranteed interest option          Guaranteed Interest Account
     Principal Protector(SM)             Guaranteed withdrawal benefit
     GWB benefit base                    Principal Protector(SM) benefit base
     GWB Annual withdrawal amount        Principal Protector(SM) Annual withdrawal amount
     GWB Annual withdrawal option        Principal Protector(SM) Annual withdrawal option
     GWB Excess withdrawal               Principal Protector(SM) Excess withdrawal
 ------------------------------------------------------------------------------------------------------------------------

6 Index of key words and phrases


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Who is AXA Equitable?

--------------------------------------------------------------------------------


We are AXA Equitable Life Insurance Company ("AXA Equitable"), a New York stock life insurance corporation. We have been doing business since 1859. AXA Equitable is an indirect, wholly-owned subsidiary of AXA Financial, Inc., a holding company, which is itself an indirect, wholly-owned subsidiary of AXA SA ("AXA"). AXA is a French holding company for an international group of insurance and related financial services companies. As the ultimate sole shareholder of AXA Equitable, and under its other arrangements with AXA Equitable and AXA Equitable's parent, AXA exercises significant influence over the operations and capital structure of AXA Equitable and its parent. AXA holds its interest in AXA Equitable through a number of other intermediate holding companies, including Oudinot Participations, AXA America Holdings, Inc. and AXA Equitable Financial Services, LLC. AXA Equitable is obligated to pay all amounts that are promised to be paid under the contracts. No company other than AXA Equitable, however, has any legal responsibility to pay amounts that AXA Equitable owes under the contracts.

AXA Financial, Inc. and its consolidated subsidiaries managed approximately $581.2 billion in assets as of December 31, 2009. For more than 150 years AXA Equitable has been among the largest insurance companies in the United States. We are licensed to sell life insurance and annuities in all fifty states, the District of Columbia, Puerto Rico, and the U.S. Virgin Islands. Our home office is located at 1290 Avenue of the Americas, New York, NY 10104.



                                                        Who is AXA Equitable?  7


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HOW TO REACH US

Please communicate with us at the mailing addresses listed below for the purposes described. Certain methods of contacting us, such as by telephone or electronically, may be unavailable or delayed. For example, our facsimile service may not be available at all times and/or we may be unavailable due to emergency closing. In addition, the level and type of service available may be restricted based on criteria established by us. In order to avoid delays in processing, please send your correspondence and check to the appropriate location, as follows:

--------------------------------------------------------------------------------
 FOR CORRESPONDENCE WITH CHECKS:
--------------------------------------------------------------------------------

FOR CONTRIBUTIONS SENT BY REGULAR MAIL:
     Accumulator(R) Elite(SM)
     P.O. Box 1577
     Secaucus, NJ 07096-1577

FOR CONTRIBUTIONS SENT BY EXPRESS DELIVERY:
     Accumulator(R) Elite(SM)
     500 Plaza Drive, 6th Floor
     Secaucus, NJ 07094

--------------------------------------------------------------------------------
 FOR CORRESPONDENCE WITHOUT CHECKS:
--------------------------------------------------------------------------------

FOR ALL OTHER COMMUNICATIONS (E.G., REQUESTS FOR TRANSFERS, WITHDRAWALS, OR REQUIRED NOTICES) SENT BY REGULAR MAIL:
     Accumulator(R) Elite(SM)
     P.O. Box 1547
     Secaucus, NJ 07096-1547

FOR ALL OTHER COMMUNICATIONS (E.G., REQUESTS FOR TRANSFERS, WITHDRAWALS, OR REQUIRED NOTICES) SENT BY EXPRESS DELIVERY:
     Accumulator(R) Elite(SM)
     500 Plaza Drive, 6th Floor
     Secaucus, NJ 07094

Your correspondence will be picked up at the mailing address noted above and delivered to our processing office. Your correspondence, however, is not considered received by us until it is received at our processing office. Where this Prospectus refers to the day when we receive a contribution, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last thing necessary for us to process that item) arrives in complete and proper form at our processing office or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives (1) on a day that is not a business day or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day. Our processing office is: 500 Plaza Drive, 6th Floor, Secaucus, New Jersey 07094.

--------------------------------------------------------------------------------
 REPORTS WE PROVIDE:
--------------------------------------------------------------------------------
o   written confirmation of financial transactions;

o statement of your contract values at the close of each calendar year and any calendar quarter in which there was a financial transaction; and

o annual statement of your contract values as of the close of the contract year, including notification of eligibility to exercise the Guaranteed minimum income benefit and/or the Roll-Up benefit base reset option.

--------------------------------------------------------------------------------
 TELEPHONE OPERATED PROGRAM SUPPORT ("TOPS") AND
 ONLINE ACCOUNT ACCESS SYSTEMS:
--------------------------------------------------------------------------------
TOPS is designed to provide you with up-to-date information via touch-tone telephone. Online Account Access is designed to provide this information through the Internet. You can obtain information on:

o   your current account value;

o   your current allocation percentages;

o   the number of units you have in the variable investment options;

o rates to maturity for the fixed maturity options (not available through Online Account Access);

o the daily unit values for the variable investment options; and

o performance information regarding the variable investment options (not available through TOPS).

You can also:

o change your allocation percentages and/or transfer among the investment options;

o   elect to receive certain statements electronically;

o enroll in, modify or cancel a rebalancing program (through Online Account Access only);

o   change your address (not available through TOPS);

o change your TOPS personal identification number ("PIN") (through TOPS only) and your Online Account Access password (through Online Account Access only); and

o   access Frequently Asked Questions and Service Forms (not available through
    TOPS).

TOPS and Online Account Access are normally available seven days a week, 24 hours a day. You may use TOPS by calling toll free 1-888-909-7770. If you are a client with AXA Advisors you may use Online Account Access by visiting our website at www.axaonline.com and logging in to access your account. All other clients may access Online Account Access by visiting our website at www.axa-equitable.com. Of course, for reasons beyond our control, these services may sometimes be unavailable.

We have established procedures to reasonably confirm that the instructions communicated by telephone or the Internet are genuine. For example, we will require certain personal identification information before we will act on telephone or Internet instructions and we will provide written confirmation of any transfers. If we do not employ reasonable procedures to confirm the genuineness of telephone or Internet instructions, we may be liable for any losses arising out of any act or omission that constitutes negligence, lack of good faith, or will-

We have established procedures to reasonably confirm that the instructions communicated by telephone or the Internet are genuine. For example, we will require certain personal identification information before we will act on telephone or Internet instructions and we will provide written confirmation of any transfers. If we do not employ reasonable procedures to confirm the genuineness of telephone or Internet instructions, we may be liable for any losses arising out of any act or omission that constitutes negligence, lack of good faith, or will-


8  Who is AXA Equitable?

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ful misconduct. In light of our procedures, we will not be liable for following telephone or Internet instructions we reasonably believe to be genuine.

We reserve the right to limit access to these services if we determine that you engaged in a disruptive transfer activity, such as "market timing" (see "Disruptive transfer activity" in "Transferring your money among investment options" later in this Prospectus).

--------------------------------------------------------------------------------
 CUSTOMER SERVICE REPRESENTATIVE:
--------------------------------------------------------------------------------
You may also use our toll-free number (1-800-789-7771) to speak with one of our customer service representatives. Our customer service representatives are available on any business day from 8:30 a.m. until 5:30 p.m., Eastern time.


WE REQUIRE THAT THE FOLLOWING TYPES OF COMMUNICATIONS BE ON SPECIFIC FORMS WE PROVIDE FOR THAT PURPOSE:

(1) authorization for telephone transfers by your financial professional (available only for contracts distributed through AXA Distributors);

(2)  conversion of a traditional IRA to a Roth Conversion IRA contract;

(3)  election of the automatic investment program;

(4) requests for loans under Rollover TSA contracts (employer or plan approval required);

(5)  spousal consent for loans under Rollover TSA contracts;

(6)  requests for withdrawals or surrenders from Rollover TSA contracts;

(7)  tax withholding elections;

(8)  election of the beneficiary continuation option;

(9)  IRA contribution recharacterizations;

(10) Section 1035 exchanges;

(11) direct transfers and rollovers;

(12) exercise of the Guaranteed minimum income benefit;

(13) requests to reset your Roll-Up benefit base (for certain contracts with both the Guaranteed minimum income benefit and the Greater of the 6% Roll-Up to age 85 or the Annual Ratchet to age 85 enhanced death benefit);

(14) requests to step up your Guaranteed withdrawal benefit ("GWB") benefit base, if applicable, under the Optional step up provision;

(15) requests to terminate or reinstate your GWB, if applicable, under the Beneficiary continuation option, if applicable;

(16) death claims;

(17) purchase by, or change of ownership to, a non-natural person;

(18) change in ownership (NQ only, if available under your contract); and

(19) enrollment in our "automatic required minimum distribution (RMD) service."


WE ALSO HAVE SPECIFIC FORMS THAT WE RECOMMEND YOU USE FOR THE FOLLOWING TYPES OF REQUESTS:

(1)  beneficiary changes;

(2)  contract surrender and withdrawal requests;

(3) general dollar cost averaging (including the fixed dollar and interest sweep options); and

(4)  special dollar cost averaging.


TO CANCEL OR CHANGE ANY OF THE FOLLOWING, WE REQUIRE WRITTEN NOTIFICATION GENERALLY AT LEAST SEVEN CALENDAR DAYS BEFORE THE NEXT SCHEDULED TRANSACTION:

(1)  automatic investment program;

(2) general dollar cost averaging (including the fixed dollar and interest sweep options);

(3)  special dollar cost averaging;

(4)  substantially equal withdrawals;

(5)  systematic withdrawals; and

(6)  the date annuity payments are to begin.

You must sign and date all these requests. Any written request that is not on one of our forms must include your name and your contract number along with adequate details about the notice you wish to give or the action you wish us to take.


SIGNATURES:

The proper person to sign forms, notices and requests would normally be the owner. If there are joint owners both must sign.


                                                        Who is AXA Equitable?  9


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Accumulator(R) Elite(SM) at a glance -- key features

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(Not all of the features listed are available under all contracts or in all states.)
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
PROFESSIONAL INVESTMENT      Accumulator(R) Elite(SM)'s variable investment options invest in different Portfolios managed by
MANAGEMENT                   professional investment advisers.
------------------------------------------------------------------------------------------------------------------------------------
FIXED MATURITY OPTIONS       o Fixed maturity options with maturities ranging from approximately 1 to 10 years (subject to availability).

                             o Each fixed maturity option offers a guarantee of principal and interest rate if you hold it to maturity.

                             o Special 10 year fixed maturity option (available under Guaranteed principal benefit option 2 only).
                             -------------------------------------------------------------------------------------------------------
                             If you make withdrawals or transfers from a fixed maturity option before maturity, there will be a market value adjustment due to differences in interest rates. If you withdraw or transfer only a portion of a fixed maturity amount, this may increase or decrease any value that you have left in that fixed maturity option. If you surrender your contract, a market value adjustment also applies.
------------------------------------------------------------------------------------------------------------------------------------
GUARANTEED INTEREST          o Principal and interest guarantees.
OPTION
                             o Interest rates set periodically.
------------------------------------------------------------------------------------------------------------------------------------
ACCOUNT FOR SPECIAL DOLLAR   Available for dollar cost averaging all or a portion of any eligible contribution to your contract.
COST AVERAGING
------------------------------------------------------------------------------------------------------------------------------------
TAX CONSIDERATIONS           o No tax on earnings inside the contract until you make withdrawals from your contract or receive annuity payments.

                             o No tax on transfers among investment options inside the contract.

                             You should be aware that annuity contracts that were purchased as an Individual Retirement Annuity
                             (IRA) or Tax Sheltered Annuity (TSA) or to fund an employer retirement plan (QP or Qualified Plan) do not provide tax deferral benefits beyond those already provided by the Internal Revenue Code for these types of arrangements. Before you purchased your contract, you should have considered its features and benefits beyond tax deferral, as well as its features, benefits and costs relative to any other investment that you may have chosen in connection with your retirement plan or arrangement, to determine whether it would meet your needs and goals. Depending on your personal situation, the contract's guaranteed benefits may have limited usefulness because of required minimum distributions
                             ("RMDs").
------------------------------------------------------------------------------------------------------------------------------------
GUARANTEED MINIMUM           The Guaranteed minimum income benefit provides income protection for you during the annuitant's life
INCOME BENEFIT               once you elect to annuitize the contract.
------------------------------------------------------------------------------------------------------------------------------------
PRINCIPAL PROTECTOR(SM)      Principal Protector(SM) is our optional Guaranteed withdrawal benefit ("GWB"), which provides for recovery of your total contributions through withdrawals, even if your account value falls to zero, provided that during each contract year, your total withdrawals do not exceed a specified amount. This feature may not have been available under your contract.
------------------------------------------------------------------------------------------------------------------------------------

10 Accumulator(R) Elite(SM) at a glance -- key features


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
------------------------------------------------------------------------------------------------------------------------------------
CONTRIBUTION AMOUNTS         o Initial minimum:        $10,000

                             o Additional minimum:     $500 (NQ, QP and Rollover TSA contracts)
                                                       $100 monthly and $300 quarterly under our automatic investment program
                                                       (NQ contracts)
                                                       $1,000 (Inherited IRA contracts)
                                                       $50 (IRA contracts)
                             -------------------------------------------------------------------------------------------------------
                             o Maximum contribution limitations apply to all contracts. For more information, please see "How you can contribute to your contract" in "Contract features and benefits" later in this Prospectus.
                             -------------------------------------------------------------------------------------------------------
                             In general, contributions are limited to $1.5 million ($500,000 for certain owners or annuitants who are age 81 and older at contract issue). Upon advance notice to you, we may exercise certain rights we have under the contract regarding contributions, including our rights to (i) change minimum and maximum contribution requirements and limitations, and (ii) discontinue acceptance of contributions. Further, we may at any time exercise our rights to limit or terminate your contributions. For more information, please see "How you can contribute to your contract" in "Contract features and benefits" later in this
                             Prospectus.
------------------------------------------------------------------------------------------------------------------------------------
ACCESS TO YOUR MONEY         o Partial withdrawals

                             o Several withdrawal options on a periodic basis

                             o Loans under Rollover TSA contracts (employer or plan approval required)

                             o Contract surrender

                             You may incur a withdrawal charge for certain withdrawals or if you surrender your contract. You may also incur income tax and a tax penalty. Certain withdrawals will diminish the value of optional benefits.
------------------------------------------------------------------------------------------------------------------------------------
PAYOUT OPTIONS               o Fixed annuity payout options

                             o Variable Immediate Annuity payout options (described in a separate prospectus for that option)

                             o Income Manager(R) payout options (described in a separate prospectus for that option)
------------------------------------------------------------------------------------------------------------------------------------
ADDITIONAL FEATURES*         o Guaranteed minimum death benefit options

                             o Guaranteed principal benefit options (including Principal assurance)

                             o Dollar cost averaging

                             o Automatic investment program

                             o Account value rebalancing (quarterly, semi-annually, and annually)

                             o Free transfers

                             o Waiver of withdrawal charge for disability, terminal illness, confinement to a nursing home and certain other withdrawals

                             o Protection Plus(SM), an optional death benefit available under certain contracts (subject to state availability)

                             o Spousal protection (not available under certain contracts)

                             o Successor owner/annuitant

                             o Beneficiary continuation option

                             o Guaranteed minimum income benefit no lapse guarantee (available under contracts with applications that were signed and submitted on or after January 1, 2005 subject to state availability) o
                               Guaranteed minimum death benefit/guaranteed minimum income benefit roll-up benefit base reset
                               (available under contracts with applications that were signed and submitted on or after October 1,
                               2005 subject to state availability)

*   Not all features are available under all contracts. Please see Appendix IX later in this Prospectus for more information.
------------------------------------------------------------------------------------------------------------------------------------


                         Accumulator(R) Elite(SM) at a glance -- key features 11


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
------------------------------------------------------------------------------------------------------------------------------------
FEES AND CHARGES+              o Daily charges on amounts invested in the variable investment options for mortality and expense risks, administrative charges, and distribution charges at an annual rate of 1.65%.

                               o The charges for the Guaranteed minimum death benefits range from 0.0% to 0.60%, annually, of the applicable benefit base. The benefit base is described under "Guaranteed minimum death benefit and
                                 Guaranteed minimum income benefit base" in "Contract features and benefits" later in this
                                 Prospectus.

                               o An annual charge of 0.65% of the applicable benefit base charge for the optional Guaranteed minimum income benefit until you exercise the benefit, elect another annuity payout option, or the contract date anniversary after the annuitant reaches age 85, whichever occurs first. The benefit base is described under "Guaranteed minimum death benefit and Guaranteed minimum income benefit base" in
                                 "Contract features and benefits" later in this Prospectus.

                               o An annual charge for the optional Guaranteed principal benefit option 2 (if available) deducted on the first ten contract date anniversaries equal to 0.50% of the account value.

                               o If your account value at the end of the contract year is less than $50,000, we deduct an annual administrative charge equal to $30, or during the first two contract years, 2% of your account value, if less. If your account value on the contract date anniversary is $50,000 or more, we will not deduct the charge.

                               o An annual charge of 0.35% of your account value for the Protection Plus(SM) optional death benefit.

                               o An annual charge of 0.35% of your account value for the 5% GWB Annual withdrawal option (if available) or 0.50% of your account value for the 7% GWB Annual withdrawal option (if available)
                                 for the optional Principal Protector(SM) benefit. If you "step up" your GWB benefit base, we reserve the right to raise the charge up to 0.60% and 0.80%, respectively. See "Principal
                                 Protector(SM) " in "Contract features and benefits" later in this Prospectus.

                               o No sales charge is deducted at the time you make contributions.

                               o During the first four contract years following a contribution, a charge of up to 8% will be deducted from amounts that you withdraw that exceed 10% of your account value. We use your account value at the beginning of each contract year to calculate the 10% amount available. There is no withdrawal charge in the fifth and later contract years following a contribution. Certain exemptions may apply. Certain contracts may provide for a higher free withdrawal amount. See
                                 Appendix IX later in this Prospectus for contract variations.

                               -----------------------------------------------------------------------------------------------------
                               The "contract date" is the effective date of a contract. This usually is the business day we received the properly completed and signed application, along with any other required documents, and your initial contribution. Your contract date appears in your contract. The 12-month period beginning on your contract date and each 12-month period after that date is a "contract year." The end of each
                               12-month period is your "contract date anniversary." For example, if your contract date is May 1, your contract date anniversary is April 30.
                               -----------------------------------------------------------------------------------------------------

                               o We deduct a charge designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state. This charge is generally deducted from the amount applied to an annuity payout option.

                               o We currently deduct a $350 annuity administrative fee from amounts applied to purchase the variable immediate annuitization payout option. This option is described in a separate prospectus that is available from your financial professional.

                               o Annual expenses of the Trusts' Portfolios are calculated as a percentage of the average daily net assets invested in each Portfolio. Please see "Fee table" later in this Prospectus for details.

+ THE FEES AND CHARGES SHOWN IN THIS SECTION ARE THE MAXIMUM CHARGES A CONTRACT OWNER WILL PAY. PLEASE SEE YOUR CONTRACT FOR THE
FEES AND CHARGES THAT APPLY TO YOU. ALSO, SOME OF THE OPTIONAL BENEFITS MAY NOT BE AVAILABLE UNDER YOUR CONTRACT.
------------------------------------------------------------------------------------------------------------------------------------
ANNUITANT ISSUE AGES           NQ: 0-85
                               Rollover IRA, Roth Conversion IRA and Rollover TSA: 20-85
                               Inherited IRA: 0-70
                               QP: 20-75
------------------------------------------------------------------------------------------------------------------------------------

12 Accumulator(R) Elite(SM) at a glance -- key features


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THE TABLE ABOVE SUMMARIZES ONLY CERTAIN CURRENT KEY FEATURES AND BENEFITS OF
THE CONTRACT. THE TABLE ALSO SUMMARIZES CERTAIN CURRENT LIMITATIONS, RESTRICTIONS AND EXCEPTIONS TO THOSE FEATURES AND BENEFITS THAT WE HAVE THE RIGHT TO IMPOSE UNDER THE CONTRACT AND THAT ARE SUBJECT TO CHANGE IN THE FUTURE. IN SOME CASES, OTHER LIMITATIONS, RESTRICTIONS AND EXCEPTIONS MAY APPLY. THE CONTRACT MAY NOT CURRENTLY BE AVAILABLE IN ALL STATES. CERTAIN FEATURES AND BENEFITS DESCRIBED IN THIS PROSPECTUS MAY VARY IN YOUR STATE; ALL FEATURES AND BENEFITS MAY NOT BE AVAILABLE IN ALL CONTRACTS, IN ALL STATES OR FROM ALL SELLING BROKER-DEALERS. PLEASE SEE APPENDIX VIII LATER IN THIS PROSPECTUS FOR MORE INFORMATION ON STATE AVAILABILITY AND/OR VARIATIONS OF CERTAIN FEATURES AND BENEFITS.

For more detailed information, we urge you to read the contents of this Prospectus, as well as your contract. This Prospectus is not your contract. Your contract and any endorsements, riders and data pages are the entire contract between you and AXA Equitable and governs with respect to all features, benefits, rights and obligations. The contract should be read carefully before investing. Please feel free to speak with your financial professional, or call us, if you have any questions.


OTHER CONTRACTS

We offer a variety of fixed and variable annuity contracts. They may offer features, including investment options, credits, fees and/or charges that are different from those in the contracts offered by this Prospectus. Not every contract is offered through every selling broker-dealer. Some selling broker-dealers may not offer and/or limit the offering of certain features or options, as well as limit the availability of the contracts based on issue age or other criteria established by the selling broker-dealer. Upon request, your financial professional can show you information regarding other AXA Equitable annuity contracts that he or she distributes. You can also contact us to find out more about the availability of any of the AXA Equitable annuity contracts.

You should work with your financial professional to decide whether an optional benefit is appropriate for you based on a thorough analysis of your particular insurance needs, financial objectives, investment goals, time horizons and risk tolerance.


                         Accumulator(R) Elite(SM) at a glance -- key features 13


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Fee table

--------------------------------------------------------------------------------

The following tables describe the fees and expenses that you pay when owning and surrendering the contract. Each of the charges and expenses is more fully described in "Charges and expenses" later in this Prospectus. The fees and charges shown in this section are the maximum fees and charges that a contract owner will pay. Please see your contract and/or Appendix IX later in this Prospectus for the fees and charges that apply under your contract.

All features listed below may not have been available at the time you purchased your contract. See Appendix IX later in this Prospectus for more information.

The first table describes fees and expenses that you will pay at the time that you surrender the contract or if you make certain withdrawals or apply your cash value to certain payout options or if you purchase a Variable Immediate Annuity. Charges designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state, may also apply.



------------------------------------------------------------------------------------------------------------------------------------
 CHARGES WE DEDUCT FROM YOUR ACCOUNT VALUE AT THE TIME YOU REQUEST CERTAIN  RANSACTIONS
------------------------------------------------------------------------------------------------------------------------------------
Maximum withdrawal charge as a percentage of contributions with-
drawn (Deducted if you surrender your contract or make certain
withdrawals or apply your cash value to certain payout options).(1)         8.00%

Charge if you elect a variable payout option upon annuitization (which
is described in a separate prospectus for that option)                      $ 350
------------------------------------------------------------------------------------------------------------------------------------

The next table describes the fees and expenses that you will pay periodically during the time that you own the contract, not including the underlying trust portfolio fees and expenses.

------------------------------------------------------------------------------------------------------------------------------------
 CHARGES WE DEDUCT FROM YOUR ACCOUNT VALUE ON EACH CONTRACT DATE ANNIVERSARY
------------------------------------------------------------------------------------------------------------------------------------
Maximum annual administrative charge(2)
   If your account value on a contract date anniversary is less than
   $   50,000(3)                                                            $  30
   If your account value on a contract date anniversary is $50,000
   or more                                                                  $   0
------------------------------------------------------------------------------------------------------------------------------------
 CHARGES WE DEDUCT FROM YOUR VARIABLE INVESTMENT OPTIONS EXPRESSED AS AN ANNUAL PERCENTAGE OF DAILY NET ASSETS
------------------------------------------------------------------------------------------------------------------------------------
SEPARATE ACCOUNT ANNUAL EXPENSES:
Mortality and expense risks                                                 1.10%(4)
Administrative                                                              0.30%
Distribution                                                                0.25%
                                                                            -------
Total Separate account annual expenses                                      1.65%
------------------------------------------------------------------------------------------------------------------------------------
 CHARGES WE DEDUCT FROM YOUR ACCOUNT VALUE EACH YEAR IF YOU ELECT ANY OF THE FOLLOWING OPTIONAL BENEFITS
------------------------------------------------------------------------------------------------------------------------------------
GUARANTEED MINIMUM DEATH BENEFIT CHARGE (Calculated as a
percentage of the applicable benefit base. Deducted annually(2) on each contract date anniversary for which the benefit is in effect.)
   Standard death benefit                                                   No Charge
   Annual Ratchet to age 85                                                 0.30% of the Annual Ratchet to age 85 benefit base
                                                                            (maximum);
                                                                            0.25% (current)
   6% Roll-Up to age 85                                                     0.45% of the 6% Roll-Up to age 85 benefit base
   Greater of 5% Roll-Up to age 85 or Annual Ratchet to age 85              0.50% of the greater of 5% Roll-Up to age 85
                                                                            benefit base of the
                                                                            Annual Ratchet to age 85 benefit base as
                                                                            applicable.

   Greater of 6% Roll-Up to age 85 or Annual Ratchet to age 85              0.60% of the greater of 6% Roll-Up to age 85
                                                                            benefit base or the
                                                                            Annual Ratchet to age 85 benefit base, as
                                                                            applicable
------------------------------------------------------------------------------------------------------------------------------------


14 Fee table


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
------------------------------------------------------------------------------------------------------------------------------------
GUARANTEED PRINCIPAL BENEFIT CHARGE FOR OPTION 2 (Calculated
as a percentage of the account value. Deducted annually(2) on the first
10 contract date anniversaries.)                                         0.50%
------------------------------------------------------------------------------------------------------------------------------------
GUARANTEED MINIMUM INCOME BENEFIT (OR "LIVING BENEFIT")
charge (Calculated as a percentage of the applicable benefit base.
Deducted annually(2) on each contract date anniversary for which the
benefit is in effect.)                                                   0.65%
------------------------------------------------------------------------------------------------------------------------------------
PROTECTION PLUS(SM) BENEFIT CHARGE (Calculated as a percentage of the account value. Deducted annually(2) on each contract date anniver-
sary for which the benefit is in effect.)                                0.35%
------------------------------------------------------------------------------------------------------------------------------------
PRINCIPAL PROTECTOR(SM) BENEFIT CHARGE (Calculated as a percentage       0.35% for the 5% GWB
of the account value. Deducted annually(2) on each contract date anni-   Annual withdrawal option
versary, provided your GWB benefit base is greater than zero.)           0.50% for the 7% GWB
                                                                         Annual withdrawal option

If you "step up" your GWB benefit base, we reserve the right to          0.60% for the 5% GWB
increase your charge up to:                                              Annual withdrawal option
                                                                         0.80% for the 7% GWB
                                                                         Annual withdrawal option

Please see "Principal Protector(SM)" in "Contract features and benefits" for more information about this feature, including its benefit base and the optional step up provision, and "Principal Protector(SM) charge" in "Charges and expenses," both later in this
Prospectus, for more information about when the charge applies.
------------------------------------------------------------------------------------------------------------------------------------
NET LOAN INTEREST CHARGE - ROLLOVER TSA CONTRACTS ONLY (Calcu-
lated and deducted daily as a percentage of the outstanding loan
amount)                                                                  2.00%(5)
------------------------------------------------------------------------------------------------------------------------------------

You also bear your proportionate share of all fees and expenses paid by a "Portfolio" that corresponds to any variable investment option you are using. This table shows the lowest and highest total operating expenses charged by any of the Portfolios that you will pay periodically during the time that you own the contract. These fees and expenses are reflected in the Portfolio's net asset value each day. Therefore, they reduce the investment return of the Portfolio and the related variable investment option. Actual fees and expenses are likely to fluctuate from year to year. More detail concerning each Portfolio's fees and expenses is contained in the Trust prospectus for the Portfolio.


------------------------------------------------------------------------------------------------------------------------------------
 PORTFOLIO OPERATING EXPENSES EXPRESSED AS AN ANNUAL PERCENTAGE OF DAILY NET ASSETS
------------------------------------------------------------------------------------------------------------------------------------
Total Annual Portfolio Operating Expenses for 2009 (expenses that are deducted     Lowest     Highest
from Portfolio assets including management fees, 12b-1 fees, service fees, and/or  ------     -------
other expenses)(6)                                                                  0.64%      1.48%


Notes:

(1) Deducted upon a withdrawal of amounts in excess of the 10% free withdrawal amount, if applicable

     The withdrawal charge percentage we use is    Contract
     determined by the contract year in which you  Year
     make the withdrawal or surrender your         1.......................8.00%
     contract. For each contribution, we consider  2.......................7.00%
     the contract year in which we receive that    3.......................6.00%
     contribution to be "contract year 1")         4.......................5.00%
                                                   5+......................0.00%

(2) If the contract is surrendered or annuitized or a death benefit is paid on any date other than the contract date anniversary, we will deduct a pro rata portion of the charge for that year. If you are an existing contract owner, this pro rata deduction may not apply under your contract. See Appendix IX later in this Prospectus for more information. For Principal Protector(SM) only (if available), if the contract and benefit are continued under the Beneficiary continuation option with Principal Protector(SM), the pro rata deduction for the Principal Protector(SM) charge is waived.

(3) During the first two contract years this charge, if applicable, is equal to the lesser of $30 or 2% of your account value. Thereafter, if applicable, the charge is $30 for each contract year.

(4) These charges compensate us for certain risks we assume and expenses we incur under the contract. We expect to make a profit from these charges.

(5) We charge interest on loans under Rollover TSA contracts but also credit you interest on your loan reserve account. Our net loan interest charge is determined by the excess between the interest rate we charge over the interest rate we credit. See "Loans under Rollover TSA contracts" later in this Prospectus for more information on how the loan interest is calculated and for restrictions that may apply.


(6) "Total Annual Portfolio Operating Expenses" are based, in part, on estimated amounts for options added during the fiscal year 2009 and for the underlying portfolios. In addition, the "Lowest" represents the total annual operating expenses of the EQ/Equity 500 Index Portfolio. The "Highest" represents the total annual operating expenses of the Multimanager Technology Portfolio.



                                                                    Fee table 15


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EXAMPLE

This example is intended to help you compare the cost of investing in the contract with the cost of investing in other variable annuity contracts. These costs include contract owner transaction expenses, contract fees, separate account annual expenses, and underlying trust fees and expenses (including the underlying portfolio fees and expenses).


The example below shows the expenses that a hypothetical contract owner (who has elected the Guaranteed minimum income benefit with the enhanced death benefit that provides for the greater of the 6% Roll-Up to age 85 or the Annual Ratchet to age 85 and Protection Plus) would pay in the situations illustrated. The example uses an average annual administrative charge based on the charges paid in 2009, which results in an estimated administrative charge of 0.010% of contract value.


The fixed maturity options, guaranteed interest option and the account for special dollar cost averaging are not covered by the fee table and example. However, the annual administrative charge, the withdrawal charge, the charge for any optional benefits and the charge if you elect a Variable Immediate Annuity payout option do apply to the fixed maturity options, guaranteed interest option and the account for special dollar cost averaging. A market value adjustment (up or down) may apply as a result of a withdrawal, transfer, or surrender of amounts from a fixed maturity option.

The example assumes that you invest $10,000 in the contract for the time periods indicated and that your investment has a 5% return each year. Other than the administrative charge (which is described immediately above), the example also assumes maximum contract charges and total annual expenses of the Portfolios (before expense limitations) set forth in the previous charts. This example should not be considered a representation of past or future expenses for each option. Actual expenses may be greater or less than those shown. Similarly, the annual rate of return assumed in the example is not an estimate or guarantee of future investment performance.

Although your actual costs may be higher or lower, based on these assumptions, your costs would be:



------------------------------------------------------------------------------------------------------------------------------------
                                        IF YOU SURRENDER YOUR CONTRACT AT THE        IF YOU ANNUITIZE AT THE END OF THE
                                          END OF THE APPLICABLE TIME PERIOD                APPLICABLE TIME PERIOD
------------------------------------------------------------------------------------------------------------------------------------
                                         1 YEAR    3 YEARS    5 YEARS    10 YEARS   1 YEAR    3 YEARS    5 YEARS    10 YEARS
------------------------------------------------------------------------------------------------------------------------------------
(a) assuming maximum fees and
    expenses of any of the Portfolios   $1,299     $2,121     $2,576      $5,373     N/A       $2,121     $2,576      $5,373
(b) assuming minimum fees and
    expenses of any of the Portfolios   $1,211     $1,864     $2,161      $4,617     N/A       $1,864     $2,161      $4,617
------------------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------
                                      IF YOU DO NOT SURRENDER YOUR CONTRACT AT
                                       THE END OF THE APPLICABLE TIME PERIOD
---------------------------------------------------------------------------------
                                       1 YEAR    3 YEARS    5 YEARS    10 YEARS
---------------------------------------------------------------------------------
(a) assuming maximum fees and
    expenses of any of the Portfolios   $499     $1,521     $2,576     $5,373
(b) assuming minimum fees and
    expenses of any of the Portfolios   $411     $1,264     $2,161     $4,617
---------------------------------------------------------------------------------


CONDENSED FINANCIAL INFORMATION


Please see Appendix I at the end of this Prospectus for the unit values and the number of units outstanding as of the end of the periods shown for each of the variable investment options available as of December 31, 2009.



16 Fee table


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1. Contract features and benefits


--------------------------------------------------------------------------------

HOW YOU CAN CONTRIBUTE TO YOUR CONTRACT

You may currently make additional contributions of: (i) at least $500 each for NQ, QP and Rollover TSA contracts; (ii) $50 each for Rollover IRA and Roth conversion IRA contracts; and (iii) $1,000 for Inherited IRA contracts, subject to limitations noted below. Maximum contribution limitations also apply. The following table summarizes our current rules regarding contributions to your contract, which are subject to change. We can refuse to accept any contribution from you at any time, including after you purchase the contract. In some states, our rules may vary. All ages in the table refer to the age of the annuitant named in the contract. Initial contribution amounts are provided for informational purposes only. The contract is no longer available to new purchasers.

Upon advance notice to you, we may exercise certain rights we have under the contract regarding contributions, including our rights to (i) change minimum and maximum contribution requirements and limitations, and (ii) discontinue acceptance of contributions. Further, we may at any time exercise our rights to limit or terminate your contributions.

--------------------------------------------------------------------------------
We reserve the right to change our current limitations on your contributions and to discontinue acceptance of contributions.
--------------------------------------------------------------------------------

We currently limit aggregate contributions on your contract made after the first contract year to 150% of first-year contributions (the "150% limit"). The 150% limit can be reduced or increased at any time upon advance notice to you. Even if the aggregate contributions on your contract do not exceed the 150% limit, we currently do not accept any contribution if: (i) the aggregate contributions under one or more Accumulator(R) series contracts with the same owner or annuitant would then total more than $1,500,000 ($500,000 for the same owner or annuitant who is age 81 and older at contract issue); or (ii) the aggregate contributions under all AXA Equitable annuity accumulation contracts with the same owner or annuitant would then total more than $2,500,000. We may waive these and other contribution limitations based on certain criteria that we determine, including elected benefits, issue age, aggregate contributions, variable investment option allocations and selling broker-dealer compensation. These and other contribution limitations may not be applicable in your state. Please see Appendix VIII later in this Prospectus.

--------------------------------------------------------------------------------
The "annuitant" is the person who is the measuring life for determining contract benefits. The annuitant is not necessarily the contract owner.
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                 AVAILABLE
                 FOR ANNUITANT   MINIMUM
CONTRACT TYPE    ISSUE AGES*     CONTRIBUTIONS                  SOURCE OF CONTRIBUTIONS        LIMITATIONS ON CONTRIBUTIONS+
------------------------------------------------------------------------------------------------------------------------------------
NQ               0 through 85    o $10,000 (initial).           o After-tax money.             o No additional contributions
                                 o $500 (additional)                                             after attainment of age 87.*
                                 o $100 monthly and             o Paid to us by check or
                                   $300 quarterly under our       transfer of contract value in
                                   automatic investment pro-      a tax-deferred exchange
                                   gram (additional)              under Section 1035 of the
                                                                  Internal Revenue Code.
------------------------------------------------------------------------------------------------------------------------------------


                                               Contract features and benefits 17

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
------------------------------------------------------------------------------------------------------------------------------------
                  AVAILABLE
                  FOR ANNUITANT   MINIMUM
CONTRACT TYPE     ISSUE AGES*     CONTRIBUTIONS                 SOURCE OF CONTRIBUTIONS         LIMITATIONS ON CONTRIBUTIONS+
------------------------------------------------------------------------------------------------------------------------------------
Rollover IRA      20 through 85   o $10,000 (initial)           o Eligible rollover distribu-   o No rollover or direct
                                                                  tions from 403(b) plans,        transfer contributions after
                                  o $50 (additional)              qualified plans, and govern-    attainment of age 87.*
                                                                  mental employer 457(b) plans.
                                                                                                o Contributions after age
                                                                o Rollovers from another          70-1/2 must be net of
                                                                  traditional individual          required minimum
                                                                  retirement arrangement.         distributions.

                                                                o Direct custodian-to-          o Although we accept regular
                                                                  custodian transfers from        IRA contributions (limited
                                                                  another traditional indi-       to $5,000), under the
                                                                  vidual retirement               Rollover IRA contracts, we
                                                                  arrangement.                    intend that the contract be
                                                                                                  used primarily for rollover
                                                                o Regular IRA contributions.      and direct transfer
                                                                                                  contributions.
                                                                o Additional catch-up
                                                                  contributions.                o Additional catch-up contri-
                                                                                                  butions of up to $1,000 per
                                                                                                  calendar year where the
                                                                                                  owner is at least age 50 but
                                                                                                  under age 70-1/2 at any time
                                                                                                  during the calendar year for
                                                                                                  which the contribution is
                                                                                                  made.
------------------------------------------------------------------------------------------------------------------------------------
Roth Conversion   20 through 85   o $10,000 (initial)           o Rollovers from another Roth   o No additional rollover or
IRA                                                               IRA.                            direct transfer
                                  o $50 (additional)                                              contributions after
                                                                o Rollovers from a "desig-        attainment of age 87.*
                                                                  nated Roth contribution
                                                                  account" under a 401(k) plan  o Conversion rollovers after
                                                                  or 403(b) plan.                 age 70-1/2 must be net of
                                                                                                  required minimum distribu-
                                                                o Conversion rollovers from a     tions for the traditional
                                                                  traditional IRA or other        IRA or other eligible
                                                                  eligible retirement plan.       retirement plan which is the
                                                                                                  source of the conversion
                                                                o Direct transfers from another   rollover.
                                                                  Roth IRA.
                                                                                                o Although we accept regular
                                                                o Regular Roth IRA                Roth IRA contributions (lim-
                                                                  contributions.                  ited to $5,000) under the
                                                                                                  Roth IRA contracts, we
                                                                o Additional catch-up contri-     intend that the contract be
                                                                  butions.                        used primarily for rollover
                                                                                                  and direct transfer
                                                                                                  contributions.

                                                                                                o Additional catch-up contri-
                                                                                                  butions of up to $1,000 per
                                                                                                  calendar year where the
                                                                                                  owner is at least age 50 at
                                                                                                  any time during the calendar
                                                                                                  year for which the contribu-
                                                                                                  tion is made.
------------------------------------------------------------------------------------------------------------------------------------


18 Contract features and benefits


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
------------------------------------------------------------------------------------------------------------------------------------
                  AVAILABLE
                  FOR ANNUITANT   MINIMUM
CONTRACT TYPE     ISSUE AGES*     CONTRIBUTIONS                 SOURCE OF CONTRIBUTIONS           LIMITATIONS ON CONTRIBUTIONS+
------------------------------------------------------------------------------------------------------------------------------------

Rollover TSA**    20 through 85   o $10,000 (initial)           o With documentation of           o No additional rollover or
                                                                  employer or plan approval,        direct transfer contributions
                                  o $500 (additional)             and limited to pre-tax funds,     after attainment of age 87.*
                                                                  direct plan-to-plan transfers
                                                                  from another 403(b) plan or     o Contributions after age 70-1/2
                                                                  contract exchanges from           must be net of any required
                                                                  another 403(b) contract under     minimum distributions.
                                                                  the same plan.
                                                                                                  o We do not accept employer-
                                                                o With documentation of             remitted contributions.
                                                                  employer or plan approval,
                                                                  and limited to pre-tax funds,   o We do not accept after tax
                                                                  eligible rollover dis-            contributions, including
                                                                  tributions from other 403(b)      designated Roth contributions.
                                                                  plans, qualified plans, gov-
                                                                  ernmental employer 457(b)
                                                                  plans or traditional IRAs.

See Appendix X at the end of this Prospectus for a discussion of TSA contracts.
------------------------------------------------------------------------------------------------------------------------------------
QP                20 through 75   o $10,000 (initial)           o Only transfer contributions     o A separate QP contract must be
                                                                  from other investments within     established for each plan
                                  o  $500 (additional)            an existing defined               participant.
                                                                  contribution qualified plan
                                                                  trust.                          o We do not accept regular
                                                                                                    ongoing payroll contributions
                                                                o The plan must be qualified        or contributions directly from
                                                                  under Section 401(a) of the       the employer.
                                                                  Internal Revenue Code.
                                                                                                  o Only one additional transfer
                                                                o For 401(k) plans, trans-          contribution may be made during
                                                                  ferred contributions may not      a contract year.
                                                                  include any after-tax
                                                                  contributions, including        o No additional transfer con-
                                                                  designated Roth contribu-         tributions after participant's
                                                                  tions.                            attainment of age 76 or, if
                                                                                                    later, the first contract date
                                                                                                    anniversary.

                                                                                                  o Contributions after age 70-1/2
                                                                                                    must be net of any required
                                                                                                    minimum distributions.

                                                                                                  o We do not accept contribu-
                                                                                                    tions from defined benefit
                                                                                                    plans.

See Appendix II at the end of this Prospectus for a discussion of purchase considerations of QP contracts.
------------------------------------------------------------------------------------------------------------------------------------


                                               Contract features and benefits 19


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
------------------------------------------------------------------------------------------------------------------------------------
                   AVAILABLE
                   FOR ANNUITANT   MINIMUM
CONTRACT TYPE      ISSUE AGES*     CONTRIBUTIONS                 SOURCE OF CONTRIBUTIONS           LIMITATIONS ON CONTRIBUTIONS+
------------------------------------------------------------------------------------------------------------------------------------
Inherited IRA      0 through 70    o $10,000 (initial)           o Direct custodian-to-            o Any additional contributions
Beneficiary Con-                                                   custodian transfers of            must be from the same type of
tinuation                          o $1,000 (additional)           your interest as a death          IRA of the same deceased owner.
Contract (tradi-                                                   beneficiary of the
tional IRA or                                                      deceased owner's                o Non-spousal beneficiary direct
Roth IRA)                                                          traditional individual            rollover contributions from
                                                                   retirement arrangement or         qualified plans, 403(b) plans
                                                                   Roth IRA to an IRA of the         and governmental employer
                                                                   same type.                        457(b) plans may be made to an
                                                                                                     Inherited IRA contract under
                                                                                                     specified circumstances.
------------------------------------------------------------------------------------------------------------------------------------

+ Additional contributions may not be permitted under certain conditions in your state. If you purchase Guaranteed principal benefit option 2, no contributions are permitted after the six month period beginning on the contract date. Please see Appendix VIII later in the Prospectus to see if additional contributions are permitted in your state.

* Please see Appendix IX for variations that may apply to your contract.

** May not be available from all Selling broker-dealers. Also, Rollover TSA is available only where the employer sponsoring the 403(b) plan currently contributes to one or more other 403(b) annuity contracts issued by AXA Equitable for active plan participants (the purchaser of the Accumulator(R) Elite(SM) Rollover TSA may also be, but need not be, an owner of the other 403(b) annuity contract).


See "Tax information" later in this Prospectus for a more detailed discussion of sources of contributions and certain contribution limitations. For information on when contributions are credited under your contract see "Dates and prices at which contract events occur" in "More information" later in this Prospectus. Please review your contract for information on contribution limitations.


20 Contract features and benefits


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OWNER AND ANNUITANT REQUIREMENTS

Under NQ contracts, the annuitant can be different from the owner. A joint owner may also be named. Only natural persons can be joint owners. This means that an entity such as a corporation cannot be a joint owner.

If the Spousal protection feature is available under your contract and elected, the spouses must be joint owners, one of the spouses must be the annuitant and both must be named as the only primary beneficiaries. The determination of spousal status is made under applicable state law. However, in the event of a conflict between federal and state law, we follow federal rules.

In general, we will not permit a contract to be owned by a minor unless it is pursuant to the Uniform Gifts to Minors Act or the Uniform Transfers to Minors Act in your state.

Under all IRA and Rollover TSA contracts, the owner and annuitant must be the same person. In some cases, an IRA contract may be held in a custodial individual retirement account for the benefit of the individual annuitant. This option may not be available under your contract. See "Inherited IRA beneficiary continuation contract" later in this section for Inherited IRA owner and annuitant requirements.

Under QP contracts, the owner must be the trustee of the qualified plan and the annuitant must be the plan participant/employee. See Appendix II later in this Prospectus for more information on QP contracts.


PURCHASE CONSIDERATIONS FOR A CHARITABLE REMAINDER TRUST. If you purchased the contract to fund a charitable remainder trust and elected either the Guaranteed minimum income benefit ("GMIB") or an enhanced death benefit, you should strongly consider "split-funding": that is, the trust holds investments in addition to this Accumulator(R) Elite(SM) contract. Charitable remainder trusts are required to take specific distributions. The charitable remainder trust annual withdrawal requirement may be equal to a percentage of the donated amount or a percentage of the current value of the donated amount. If your Accumulator(R) contract is the only source for such distributions, the payments you need to take may significantly reduce the value of those guaranteed benefits. Such amount may be greater than the annual increase in the GMIB and/or the enhanced death benefit base. See the discussion of these benefits later in this section.


HOW YOU CAN MAKE YOUR CONTRIBUTIONS

 Except as noted below, contributions must be by check drawn on a U.S. bank, in U.S. dollars, and made payable to AXA Equitable. We may also apply contributions made pursuant to an intended Section 1035 tax-free exchange or a direct transfer. We do not accept starter checks or travelers' checks. All checks are subject to our ability to collect the funds. We reserve the right to reject a payment if it is received in an unacceptable form.

For your convenience, we will accept contributions by wire transmittal from certain broker-dealers who have agreements with us for this purpose, including circumstances under which such contributions are considered received by us when your order is taken by such broker-dealer. Additional contributions may also be made under our automatic investment program. These methods of payment, are discussed in detail in "More information" later in this Prospectus.

--------------------------------------------------------------------------------
The "contract date" is the effective date of a contract. This usually is the business day we receive the properly completed and signed application, along with any other required documents, and your initial contribution. Your contract date will be shown in your contract. The 12-month period beginning on your contract date and each 12-month period after that date is a "contract year."
The end of each 12-month period is your "contract date anniversary." For example, if your contract date is May 1, your contract date anniversary is
April 30.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Our "business day" is generally any day the New York Stock Exchange is open for regular trading and generally ends at 4:00 p.m. Eastern Time (or as of an earlier close of regular trading). A business day does not include a day on which we are not open due to emergency conditions determined by the Securities and Exchange Commission. We may also close early due to such emergency conditions. For more information about our business day and our pricing of transactions, please see "Dates and prices at which contract events occur."
--------------------------------------------------------------------------------

WHAT ARE YOUR INVESTMENT OPTIONS UNDER THE CONTRACT?

You can choose from among the variable investment options, the guaranteed interest option, the fixed maturity options and the account for special dollar cost averaging.


VARIABLE INVESTMENT OPTIONS

Your investment results in any one of the variable investment options will depend on the investment performance of the underlying portfolios. You can lose your principal when investing in the variable investment options. In periods of poor market performance, the net return, after charges and expenses, may result in negative yields, including for the EQ/Money Market variable investment option. Listed below are the currently available Portfolios, their investment objectives and their advisers. We may, at any time, exercise our rights to limit or terminate your contributions.


                                              Contract features and benefits  21


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PORTFOLIOS OF THE TRUSTS


The AXA Allocation Portfolios and the EQ/Franklin Templeton Allocation Portfolio offer contract owners a convenient opportunity to invest in other portfolios that are managed and have been selected for inclusion in the AXA Allocation Portfolios and the EQ/Franklin Templeton Allocation Portfolio by AXA Equitable. AXA Advisors, LLC, an affiliated broker-dealer of AXA Equitable, may promote the benefits of such Portfolios to contract owners and/or suggest, incidental to the sale of the contract, that contract owners consider whether allocating some or all of their account value to such Portfolios is consistent with their desired investment objectives. In doing so, AXA Equitable, and/or its affiliates, may be subject to conflicts of interest insofar as AXA Equitable may derive greater revenues from the AXA Allocation Portfolios and the EQ/Franklin Templeton Allocation Portfolio than certain other Portfolios available to you under your contract. In addition, due to the relative diversification of the underlying portfolios covering various asset classes and categories, the AXA Allocation Portfolios and the EQ/Franklin Templeton Allocation Portfolio may enable AXA Equitable to more efficiently manage AXA Equitable's financial risks associated with certain guaranteed features. Please see "Allocating your contributions" in "Contract features and benefits" for more information about your role in managing your allocations.

AXA Equitable serves as the investment manager of the Portfolios of AXA Premier VIP Trust and EQ Advisors Trust. For some Portfolios, AXA Equitable has entered into sub-advisory agreements with investment advisers (the "sub-advisers") to carry out the day-to-day investment decisions for the Portfolios. As such, AXA Equitable oversees the activities of the sub-advisers with respect to the Trusts and is responsible for retaining or discontinuing the services of those sub-advisers. The chart below indicates the sub-adviser(s) for each Portfolio, if any. The chart below also shows the currently available Portfolios and their investment objectives.



------------------------------------------------------------------------------------------------------------------------------------
AXA PREMIER VIP TRUST -- CLASS B
SHARES                                                                                       INVESTMENT MANAGER (OR SUB-ADVISER(S),
PORTFOLIO NAME                     OBJECTIVE                                                 AS APPLICABLE)
------------------------------------------------------------------------------------------------------------------------------------
AXA AGGRESSIVE ALLOCATION          Seeks long-term capital appreciation.                     o AXA Equitable
------------------------------------------------------------------------------------------------------------------------------------
AXA CONSERVATIVE ALLOCATION        Seeks a high level of current income.                     o AXA Equitable
------------------------------------------------------------------------------------------------------------------------------------
AXA CONSERVATIVE-PLUS              Seeks current income and growth of capital, with a        o AXA Equitable
 ALLOCATION                        greater emphasis on current income.
------------------------------------------------------------------------------------------------------------------------------------
AXA MODERATE ALLOCATION            Seeks long-term capital appreciation and current income.  o AXA Equitable
------------------------------------------------------------------------------------------------------------------------------------
AXA MODERATE-PLUS                  Seeks long-term capital appreciation and current income,  o AXA Equitable
 ALLOCATION                        with a greater emphasis on capital appreciation.
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER AGGRESSIVE            Seeks long-term growth of capital.                        o AllianceBernstein L.P.
 EQUITY                                                                                      o AXA Equitable
                                                                                             o ClearBridge Advisors, LLC
                                                                                             o Legg Mason Capital Management, Inc.
                                                                                             o Marsico Capital Management, LLC
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER CORE BOND             Seeks a balance of high current income and capital        o BlackRock Financial Management, Inc.
                                   appreciation, consistent with a prudent level of risk.    o Pacific Investment Management Company
                                                                                               LLC
                                                                                             o SSgA Funds Management, Inc.
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER INTERNATIONAL         Seeks long-term growth of capital.                        o AllianceBernstein L.P.
 EQUITY                                                                                      o AXA Equitable
                                                                                             o BlackRock Investment Management, LLC
                                                                                             o JPMorgan Investment Management Inc.
                                                                                             o Marsico Capital Management, LLC
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER LARGE CAP             Seeks long-term growth of capital.                        o AllianceBernstein L.P.
 CORE EQUITY                                                                                 o AXA Equitable
                                                                                             o Janus Capital Management LLC
                                                                                             o Thornburg Investment Management, Inc.
------------------------------------------------------------------------------------------------------------------------------------


22 Contract features and benefits


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
------------------------------------------------------------------------------------------------------------------------------------
AXA PREMIER VIP TRUST -- CLASS B
SHARES                                                                                  INVESTMENT MANAGER (OR SUB-ADVISER(S), AS
PORTFOLIO NAME                     OBJECTIVE                                            APPLICABLE)
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER LARGE CAP             Seeks long-term growth of capital.                   o Goodman & Co. NY Ltd.
 GROWTH*                                                                                o SSgA Funds Management, Inc.
                                                                                        o T. Rowe Price Associates, Inc.
                                                                                        o Westfield Capital Management Company, L.P.
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER LARGE CAP             Seeks long-term growth of capital.                   o AllianceBernstein L.P.
 VALUE                                                                                  o AXA Equitable
                                                                                        o Institutional Capital LLC
                                                                                        o MFS Investment Management
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER MID CAP               Seeks long-term growth of capital.                   o AllianceBernstein L.P.
 GROWTH                                                                                 o AXA Equitable
                                                                                        o BlackRock Investment Management, LLC
                                                                                        o Franklin Advisers, Inc.
                                                                                        o Wellington Management Company, LLP
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER MID CAP VALUE         Seeks long-term growth of capital.                   o AXA Equitable
                                                                                        o AXA Rosenberg Investment Management LLC
                                                                                        o BlackRock Investment Management, LLC
                                                                                        o Tradewinds Global Investors, LLC
                                                                                        o Wellington Management Company, LLP
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER MULTI-SECTOR          Seeks high total return through a combination        o Pacific Investment Management Company
 BOND                              of current income and capital appreciation.            LLC
                                                                                        o Post Advisory Group, LLC
                                                                                        o SSgA Funds Management, Inc.
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER SMALL CAP             Seeks long-term growth of capital.                   o AXA Equitable
GROWTH                                                                                  o BlackRock Investment Management, LLC
                                                                                        o Eagle Asset Management, Inc.
                                                                                        o Wells Capital Management Inc.
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER SMALL CAP             Seeks long-term growth of capital.                   o AXA Equitable
 VALUE                                                                                  o BlackRock Investment Management, LLC
                                                                                        o Franklin Advisory Services, LLC
                                                                                        o Pacific Global Investment Management
                                                                                          Company
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER TECHNOLOGY            Seeks long-term growth of capital.                   o AXA Equitable
                                                                                        o RCM Capital Management LLC
                                                                                        o SSgA Funds Management, Inc.
                                                                                        o Wellington Management Company, LLP
------------------------------------------------------------------------------------------------------------------------------------


                                               Contract features and benefits 23


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
------------------------------------------------------------------------------------------------------------------------------------
EQ ADVISORS TRUST -- CLASS 1B
SHARES                                                                                      INVESTMENT MANAGER (OR SUB-ADVISER(S),
PORTFOLIO NAME                  OBJECTIVE                                                   AS APPLICABLE)
------------------------------------------------------------------------------------------------------------------------------------
EQ/ALLIANCEBERNSTEIN            Seeks to achieve long-term growth of capital.               o AllianceBernstein L.P.
 INTERNATIONAL
------------------------------------------------------------------------------------------------------------------------------------
EQ/ALLIANCEBERNSTEIN SMALL      Seeks to achieve long-term growth of capital.               o AllianceBernstein L.P.
 CAP GROWTH
------------------------------------------------------------------------------------------------------------------------------------
EQ/AXA FRANKLIN SMALL CAP       Seeks to achieve long-term total return.                    o AXA Equitable
 VALUE CORE                                                                                 o BlackRock Investment Management, LLC
                                                                                            o Franklin Advisory Services, LLC
------------------------------------------------------------------------------------------------------------------------------------
EQ/BLACKROCK BASIC VALUE        Seeks to achieve capital appreciation and secondarily,      o BlackRock Investment Management, LLC
 EQUITY                         income.
------------------------------------------------------------------------------------------------------------------------------------
EQ/BLACKROCK INTERNATIONAL      Seeks to provide current income and long-term growth of     o BlackRock International Limited
 VALUE                          income, accompanied by growth of capital.
------------------------------------------------------------------------------------------------------------------------------------
EQ/BOSTON ADVISORS EQUITY       Seeks a combination of growth and income to achieve an      o Boston Advisors, LLC
 INCOME                         above-average and consistent total return.
------------------------------------------------------------------------------------------------------------------------------------
EQ/CALVERT SOCIALLY             Seeks to achieve long-term capital appreciation.            o Bridgeway Capital Management, Inc.
 RESPONSIBLE                                                                                o Calvert Asset Management Company, Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/CAPITAL GUARDIAN GROWTH      Seeks to achieve long-term growth of capital.               o Capital Guardian Trust Company
------------------------------------------------------------------------------------------------------------------------------------
EQ/CAPITAL GUARDIAN             Seeks to achieve long-term growth of capital.               o Capital Guardian Trust Company
 RESEARCH
------------------------------------------------------------------------------------------------------------------------------------
EQ/COMMON STOCK INDEX           Seeks to achieve a total return before expenses that        o AllianceBernstein L.P.
                                approximates the total return performance of the Russell
                                3000 Index, including reinvestment of dividends, at a risk level consistent with that of the Russell 3000 Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/CORE BOND INDEX              Seeks to achieve a total return before expenses that        o SSgA Funds Management, Inc.
                                approximates the total return performance of the Barclays
                                Capital U.S. Aggregate Bond Index, including reinvest-
                                ment of dividends, at a risk level consistent with that of the Barclays Capital U.S. Aggregate Bond Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/DAVIS NEW YORK VENTURE       Seeks to achieve long-term growth of capital.               o Davis Selected Advisors, L.P.
------------------------------------------------------------------------------------------------------------------------------------
EQ/EQUITY 500 INDEX             Seeks to achieve a total return before expenses that        o AllianceBernstein L.P.
                                approximates the total return performance of the S&P
                                500 Index, including reinvestment of dividends, at a risk
                                level consistent with that of the S&P 500 Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/EQUITY GROWTH PLUS           Seeks to achieve long-term growth of capital.               o AXA Equitable
                                                                                            o BlackRock Capital Management, Inc.
                                                                                            o BlackRock Investment Management, LLC
------------------------------------------------------------------------------------------------------------------------------------
EQ/FRANKLIN CORE BALANCED       Seeks to maximize income while maintaining prospects        o AXA Equitable
                                for capital appreciation.                                   o BlackRock Investment Management, LLC
                                                                                            o Franklin Advisers, Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/FRANKLIN TEMPLETON           Primarily seeks capital appreciation and secondarily seeks  o AXA Equitable
 ALLOCATION                     income.
------------------------------------------------------------------------------------------------------------------------------------
EQ/GAMCO MERGERS AND            Seeks to achieve capital appreciation.                      o GAMCO Asset Management, Inc.
 ACQUISITIONS
------------------------------------------------------------------------------------------------------------------------------------


24 Contract features and benefits


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
------------------------------------------------------------------------------------------------------------------------------------
EQ ADVISORS TRUST -- CLASS 1B
SHARES                                                                                      INVESTMENT MANAGER (OR SUB-ADVISER(S),
PORTFOLIO NAME                  OBJECTIVE                                                   AS APPLICABLE)
------------------------------------------------------------------------------------------------------------------------------------
EQ/GAMCO SMALL COMPANY          Seeks to maximize capital appreciation.                     o GAMCO Asset Management, Inc.
 VALUE
------------------------------------------------------------------------------------------------------------------------------------
EQ/GLOBAL BOND PLUS             Seeks to achieve capital growth and current income.         o AXA Equitable
                                                                                            o BlackRock Investment Management, LLC
                                                                                            o First International Advisors, LLC
                                                                                            o Wells Capital Management, Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/GLOBAL MULTI-SECTOR          Seeks to achieve long-term capital appreciation.            o AXA Equitable
 EQUITY                                                                                     o BlackRock Investment Management, LLC
                                                                                            o Morgan Stanley Investment Management
                                                                                              Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/INTERMEDIATE GOVERNMENT      Seeks to achieve a total return before expenses that        o SSgA Funds Management, Inc.
 BOND INDEX                     approximates the total return performance of the Barclays
                                Capital Intermediate U.S. Government Bond Index, includ-
                                ing reinvestment of dividends, at a risk level consistent
                                with that of the Barclays Capital Intermediate U.S.
                                Government Bond Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/INTERNATIONAL CORE PLUS      Seeks to achieve long-term growth of capital.               o AXA Equitable
                                                                                            o BlackRock Investment Management, LLC
                                                                                            o Hirayama Investments, LLC
                                                                                            o Wentworth Hauser and Violich, Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/INTERNATIONAL GROWTH         Seeks to achieve capital appreciation.                      o MFS Investment Management
------------------------------------------------------------------------------------------------------------------------------------
EQ/JPMORGAN VALUE               Seeks to achieve long-term capital appreciation.            o J.P. Morgan Investment Management Inc.
 OPPORTUNITIES
------------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP CORE PLUS          Seeks to achieve long-term growth of capital with a sec-    o AXA Equitable
                                ondary objective to seek reasonable current income. For     o BlackRock Investment Management, LLC
                                purposes of this Portfolio, the words "reasonable current   o Institutional Capital LLC
                                income" mean moderate income.
------------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP GROWTH INDEX       Seeks to achieve a total return before expenses that        o AllianceBernstein L.P.
                                approximates the total return performance of the Russell
                                1000 Growth Index, including reinvestment of dividends
                                at a risk level consistent with that of the Russell 1000
                                Growth Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP GROWTH PLUS        Seeks to provide long-term capital growth.                  o AXA Equitable
                                                                                            o BlackRock Investment Management, LLC
                                                                                            o Marsico Capital Management, LLC
------------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP VALUE INDEX        Seeks to achieve a total return before expenses that        o SSgA Funds Management, Inc.
                                approximates the total return performance of the Russell
                                1000 Value Index, including reinvestment of dividends, at
                                a risk level consistent with that of the Russell 1000
                                Value Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP VALUE PLUS         Seeks to achieve long-term growth of capital.               o AllianceBernstein L.P.
                                                                                            o AXA Equitable
------------------------------------------------------------------------------------------------------------------------------------


                                               Contract features and benefits 25


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
------------------------------------------------------------------------------------------------------------------------------------
EQ ADVISORS TRUST -- CLASS 1B
SHARES                                                                                      INVESTMENT MANAGER (OR SUB-ADVISER(S),
PORTFOLIO NAME                  OBJECTIVE                                                   AS APPLICABLE)
------------------------------------------------------------------------------------------------------------------------------------
EQ/LORD ABBETT GROWTH AND       Seeks to achieve capital appreciation and growth of         o Lord, Abbett & Co. LLC
 INCOME                         income without excessive fluctuation in market value.
------------------------------------------------------------------------------------------------------------------------------------
EQ/LORD ABBETT LARGE CAP        Seeks to achieve capital appreciation and growth of         o Lord, Abbett & Co. LLC
 CORE                           income with reasonable risk.
------------------------------------------------------------------------------------------------------------------------------------
EQ/MID CAP INDEX                Seeks to achieve a total return before expenses that        o SSgA Funds Management, Inc.
                                approximates the total return performance of the S&P
                                Mid Cap 400 Index, including reinvestment of dividends,
                                at a risk level consistent with that of the S&P Mid Cap
                                400 Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/MID CAP VALUE PLUS           Seeks to achieve long-term capital appreciation.            o AXA Equitable
                                                                                            o BlackRock Investment Management, LLC
                                                                                            o Wellington Management Company, LLP
------------------------------------------------------------------------------------------------------------------------------------
EQ/MONEY MARKET                 Seeks to obtain a high level of current income, preserve    o The Dreyfus Corporation
                                its assets and maintain liquidity.
------------------------------------------------------------------------------------------------------------------------------------
EQ/MONTAG & CALDWELL            Seeks to achieve capital appreciation.                      o Montag & Caldwell, Inc.
 GROWTH
------------------------------------------------------------------------------------------------------------------------------------
EQ/MORGAN STANLEY MID CAP       Seeks to achieve capital growth.                            o Morgan Stanley Investment Management
 GROWTH**                                                                                     Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/MUTUAL LARGE CAP EQUITY      Seeks to achieve capital appreciation, which may occa-      o AXA Equitable
                                sionally be short-term, and secondarily, income.            o BlackRock Investment Management, LLC
                                                                                            o Franklin Mutual Advisers, LLC
------------------------------------------------------------------------------------------------------------------------------------
EQ/OPPENHEIMER GLOBAL           Seeks to achieve capital appreciation.                      o OppenheimerFunds, Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/PIMCO ULTRA SHORT BOND       Seeks to generate a return in excess of traditional money   o Pacific Investment Management Company,
                                market products while maintaining an emphasis on              LLC
                                preservation of capital and liquidity.
------------------------------------------------------------------------------------------------------------------------------------
EQ/QUALITY BOND PLUS            Seeks to achieve high current income consistent with        o AllianceBernstein L.P.
                                moderate risk to capital.                                   o AXA Equitable
                                                                                            o SSgA Funds Management, Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/SMALL COMPANY INDEX          Seeks to replicate as closely as possible (before the       o AllianceBernstein L.P.
                                deduction of Portfolio expenses) the total return of the
                                Russell 2000 Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/T. ROWE PRICE GROWTH         Seeks to achieve long-term capital appreciation and         o T. Rowe Price Associates, Inc.
 STOCK                          secondarily, income.
------------------------------------------------------------------------------------------------------------------------------------
EQ/TEMPLETON GLOBAL EQUITY      Seeks to achieve long-term capital growth.                  o AXA Equitable
                                                                                            o BlackRock Investment Management, LLC
                                                                                            o Templeton Global Advisors Limited
------------------------------------------------------------------------------------------------------------------------------------
EQ/UBS GROWTH AND INCOME        Seeks to achieve total return through capital appreciation  o UBS Global Asset Management
                                with income as a secondary consideration.                     (Americas) Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/VAN KAMPEN COMSTOCK          Seeks to achieve capital growth and income.                 o Morgan Stanley Investment Management
                                                                                              Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/WELLS FARGO ADVANTAGE        Seeks to achieve long-term capital growth.                  o Wells Capital Management, Inc.
 OMEGA GROWTH***
------------------------------------------------------------------------------------------------------------------------------------


26 Contract features and benefits


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*    Effective on or about September 13, 2010, subject to regulatory approval, interests in the Multimanager Aggressive Equity Portfolio (the "surviving option") will replace interests in the Multimanager Large Cap Growth Portfolio (the "replaced option"). We will move assets from the replaced option into the surviving option on the date of the substitution. The value of your interest in the surviving option will be the same as it was in the replaced option. Also, we will automatically direct any contributions made to the replaced option to the surviving option. An allocation election to the replaced option will be considered as an allocation to the surviving option. You may transfer your account value among the investment options, as usual. Any account value remaining in the replaced option on the substitution date will be transferred to the surviving option. For more information about this substitution and for information on how to transfer your account value, please contact a customer service representative referenced in this Prospectus.

** This is the Portfolio's new name, effective on or about May 1, 2010, subject to regulatory approval. The Portfolio's former name was EQ/Van Kampen Mid Cap Growth.

*** This is the Portfolio's new name, effective on or about May 1, 2010, subject to regulatory approval. The Portfolio's former name was EQ/Evergreen Omega.


YOU SHOULD CONSIDER THE INVESTMENT OBJECTIVES, RISKS AND CHARGES AND EXPENSES OF THE PORTFOLIOS CAREFULLY BEFORE INVESTING. THE PROSPECTUSES FOR THE TRUSTS CONTAIN THIS AND OTHER IMPORTANT INFORMATION ABOUT THE PORTFOLIOS. THE PROSPECTUSES SHOULD BE READ CAREFULLY BEFORE INVESTING. IN ORDER TO OBTAIN COPIES OF TRUST PROSPECTUSES THAT DO NOT ACCOMPANY THIS PROSPECTUS, YOU MAY CALL ONE OF OUR CUSTOMER SERVICE REPRESENTATIVES AT 1-800-789-7771.


                                               Contract features and benefits 27


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GUARANTEED INTEREST OPTION

The guaranteed interest option is part of our general account and pays interest at guaranteed rates. We discuss our general account under "More information" later in this Prospectus.

We assign an interest rate to each amount allocated to the guaranteed interest option. This rate is guaranteed for a specified period. Therefore, different interest rates may apply to different amounts in the guaranteed interest option.

We credit interest daily to amounts in the guaranteed interest option. There are three levels of interest in effect at the same time in the guaranteed interest option:

(1) the minimum interest rate guaranteed over the life of the contract,

(2) the yearly guaranteed interest rate for the calendar year, and

(3) the current interest rate.


We set current interest rates periodically based on our discretion and according to our procedures that we have in effect at the time. We reserve the right to change these procedures. All interest rates are effective annual rates, but before deduction of annual administrative charges, any withdrawal charges, and any optional benefit charges. See Appendix VIII later in this Prospectus for state variations.

Depending on the state where your contract was issued, your lifetime minimum rate ranges from 1.50% to 3.00%. The data page for your contract shows the lifetime minimum rate. Check with your financial professional as to which rate applies in your state. The minimum yearly rate will never be less than the lifetime minimum rate. The minimum yearly rate for 2010 is 1.50%, 2.25%, 2.75% or 3.00%, depending on your lifetime minimum rate. Current interest rates will never be less than the yearly guaranteed interest rate.


Generally, contributions and transfers into and out of the guaranteed interest option are limited. See "Transferring your money among the investment options" later in this Prospectus for restrictions on transfer from the guaranteed interest option.


FIXED MATURITY OPTIONS


We offer fixed maturity options with maturity dates ranging from one to ten years. We will not accept allocations to a fixed maturity option if, on the date the contribution or transfer is to be applied, the rate to maturity is 3%. This means that, at any given time, we may not offer fixed maturity options with all ten possible maturity dates. You can allocate your contributions to one or more of these fixed maturity options, however, you may not have more than 12 different maturities running during any contract year. This limit includes any maturities that have had any allocation or transfers even if the entire amount is withdrawn or transferred during the contract year. These amounts become part of a non-unitized separate account. Interest is earned at a guaranteed rate we set for each fixed maturity option, based on our discretion and according to our procedures ("rate to maturity"). The total amount you allocate to and accumulate in each fixed maturity option is called the "fixed maturity amount." The fixed maturity options are not available in all states. Check with your financial professional or see Appendix VIII later in this Prospectus to see if fixed maturity options are available in your state.


--------------------------------------------------------------------------------
Fixed maturity options range from one to ten years to maturity.
--------------------------------------------------------------------------------

Under the Special 10 year fixed maturity option (which is available only under contracts that offer GPB Option 2), additional contributions will have the same maturity date as your initial contribution (see "The Guaranteed Principal Benefits," below). The rate to maturity you will receive for each additional contribution is the rate to maturity in effect for new contributions allocated to that fixed maturity option on the date we apply your contribution.

On the maturity date of a fixed maturity option your fixed maturity amount, assuming you have not made any withdrawals or transfers, will equal your contribution to that fixed maturity option plus interest, at the rate to maturity for that contribution, to the date of the calculation. This is the fixed maturity option's "maturity value." Before maturity, the current value we will report for your fixed maturity amounts will reflect a market value adjustment. Your current value will reflect the market value adjustment that we would make if you were to withdraw all of your fixed maturity amounts on the date of the report. We call this your "market adjusted amount."

FIXED MATURITY OPTIONS AND MATURITY DATES. We offer fixed maturity options with maturity dates ranging from one to ten years. Not all of these fixed maturity options will be available for annuitant ages 76 and older. See "Allocating your contributions" below.

Each new contribution is applied to a new fixed maturity option. When you applied for an Accumulator(R) Elite(SM) contract, a 60-day rate lock-in was applied from the date the application was signed. Any contributions received and designated for a fixed maturity option during that period received the then current fixed maturity option rate or the rate that was in effect on the date that the application was signed, whichever had been greater. There is no rate lock available for subsequent contributions to the contract after 60 days, transfers from any of the variable investment options or the guaranteed interest option into a fixed maturity option or transfers from one fixed maturity option to another.

YOUR CHOICES AT THE MATURITY DATE. We will notify you between 15 and 45 days before each of your fixed maturity options is scheduled to mature. At that time, you may choose to have one of the following take place on the maturity date, as long as none of the restrictive conditions listed below in "Allocating your contributions," would apply:

(a) transfer the maturity value into another available fixed maturity option, any of the variable investment options or the guaranteed interest option; or

(b) withdraw the maturity value (there may be a withdrawal charge).


If we do not receive your choice on or before the fixed maturity option's maturity date, we will automatically transfer your maturity value into the shortest available maturity option beginning on that date. As of February 16, 2010 the next available maturity date was February 16, 2017. If no fixed maturity options are available we will transfer your maturity value to the EQ/Money Market Option.



28  Contract features and benefits


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MARKET VALUE ADJUSTMENT. If you make any withdrawals (including transfers, surrender of your contract or when we make deductions for charges) from a fixed maturity option before it matures we will make a market value adjustment, which will increase or decrease any fixed maturity amount you have in that fixed maturity option. A market value adjustment will also apply if amounts in a fixed maturity option are used to purchase any annuity payment option prior to the maturity date and may apply on payment of a death benefit. The market value adjustment, positive or negative, resulting from a withdrawal or transfer (including a deduction for withdrawal charges) of a portion of the amount in the fixed maturity option will be a percentage of the market value adjustment that would apply if you were to withdraw the entire amount in that fixed maturity option. The market value adjustment applies to the amount remaining in a fixed maturity option and does not reduce the actual amount of a withdrawal. The amount applied to an annuity payout option will reflect the application of any applicable market value adjustment (either positive or negative). We only apply a positive market value adjustment to the amount in the fixed maturity option when calculating any death benefit proceeds under your contract. The amount of the adjustment will depend on two factors:

(a) the difference between the rate to maturity that applies to the amount being withdrawn and the rate we have in effect at that time for new fixed maturity options (adjusted to reflect a similar maturity date), and

(b) the length of time remaining until the maturity date.

If fixed maturity option interest rates rise from the time that you originally allocate an amount to a fixed maturity option to the time that you take a withdrawal, the market value adjustment will be negative. Likewise, if fixed maturity option interest rates drop at the end of that time, the market value adjustment will be positive. Also, the amount of the market value adjustment, either up or down, will be greater the longer the time remaining until the fixed maturity option's maturity date. Therefore, it is possible that the market value adjustment could greatly reduce your value in the fixed maturity options, particularly in the fixed maturity options with later maturity dates.

We provide an illustration of the market adjusted amounts of specified maturity values, an explanation of how we calculate the market value adjustment, and information concerning our general account and investments purchased with amounts allocated to the fixed maturity options, in "More information" later in this Prospectus. Appendix III at the end of this Prospectus provides an example of how the market value adjustment is calculated.

ACCOUNT FOR SPECIAL DOLLAR COST AVERAGING


The account for special dollar cost averaging is part of our general account. We pay interest at guaranteed rates in this account. We will credit interest to the amounts that you have in the account for special dollar cost averaging every day. We set the interest rates periodically based on our discretion and according to procedures that we have. We reserve the right to change these procedures.


We guarantee to pay our current interest rate that is in effect on the date that your contribution is allocated to this account. Your guaranteed interest rate for the time period you selected was shown in your contract for an initial contribution. The rate will never be less than the lifetime minimum rate for the guaranteed interest option. See "Allocating your contributions" below for rules and restrictions that apply to the special dollar cost averaging program.


ALLOCATING YOUR CONTRIBUTIONS

You may choose from among three ways to allocate your contributions under your contract: self-directed, the guaranteed principal benefits (at contract issue only) or dollar cost averaging. Subsequent contributions are allocated according to instructions on file unless you provide new instructions.

The contract is between you and AXA Equitable. The contract is not an investment advisory account, and AXA Equitable is not providing any investment advice or managing the allocations under your contract. In the absence of a specific written arrangement to the contrary, you, as the owner of the contract, have the sole authority to make investment allocations and other decisions under the contract. If your financial professional is with AXA Advisors, he or she is acting as a broker-dealer registered representative, and is not authorized to act as an investment advisor or to manage the allocations under your contract. If your financial professional is a registered representative with a broker-dealer other than AXA Advisors, you should speak with him/her regarding any different arrangements that may apply.


SELF-DIRECTED ALLOCATION

You may allocate your contributions to one or more, or all, of the variable investment options, the guaranteed interest option (subject to restrictions in certain states -- See Appendix VIII later in this Prospectus for state variations) and fixed maturity options. Allocations must be in whole percentages and you may change your allocations at any time. No more than 25% of any contribution may be allocated to the guaranteed interest option. If you are an existing contract owner, this restriction may not apply. The total of your allocations into all available investment options must equal 100%. If the annuitant is age 76-80, you may allocate contributions to fixed maturity options with maturities of seven years or less. If the annuitant is age 81 or older, you may allocate contributions to fixed maturity options with maturities of five years or less. Also, you may not allocate amounts to fixed maturity options with maturity dates that are later than the date annuity payments are to begin.


THE GUARANTEED PRINCIPAL BENEFITS (INCLUDING PRINCIPAL ASSURANCE)

We offered a guaranteed principal benefit ("GPB") with two options. See Appendix VIII later in this Prospectus for more information on state availability and Appendix IX for contract variation and/or availability of these benefits. You could only elect one of the GPBs. Neither GPB was available under Inherited IRA contracts. We did not offer either GPB when the rate to maturity for the applicable fixed maturity option was 3%. Both GPB options allow you to allocate a portion of your total contributions to the variable investment options, while ensuring that your account value will at least equal your contributions adjusted for withdrawals and transfers on a specified date. GPB Option 2 generally provides you with the ability to allocate more of your contributions to the variable investment options than could be allocated using GPB Option 1 (also known as Principal assurance). If you elected


                                              Contract features and benefits  29


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either GPB you could not elect the Guaranteed minimum income benefit, Principal
Protector(SM), the systematic withdrawals option or the substantially equal withdrawals option. However, certain contract owners who elected GPB are not subject to these restrictions. See Appendix IX for information on what applies under your contract.

You could elect GPB Option 1 only if the annuitant was age 80 or younger when the contract was issued (after age 75, only the 7-year fixed maturity option was available). You could elect GPB Option 2 only if the annuitant was age 75 or younger when the contract was issued. If you purchased an IRA, QP or Rollover TSA contract, before you either purchased GPB Option 2 or elected GPB Option 1 with a maturity year that would extend beyond the year in which you will reach age 70-1/2, you should have considered whether your value in the variable investment options, guaranteed interest option and permissible funds outside the contract were sufficient to meet your required minimum distributions. See "Tax information" later in this Prospectus. If you elected GPB Option 2 and change ownership of the contract, GPB Option 2 will automatically terminate, except under certain circumstances. See "Transfers of ownership, collateral assignments, loans and borrowing" in "More information," later in this Prospectus for more information.


GUARANTEED PRINCIPAL BENEFIT OPTION 1 (UNDER CERTAIN CONTRACTS, THIS FEATURE IS CALLED "PRINCIPAL ASSURANCE"). GPB Option 1 was only available at contract issue. Under GPB Option 1, you selected a fixed maturity option at the time you signed your application. We specified a portion of your initial contribution and allocated it to that fixed maturity option in an amount that will cause the maturity value to equal the amount of your entire initial contribution on the fixed maturity option's maturity date. The amount of your contribution allocated to the fixed maturity option was calculated based upon the rate to maturity then in effect for the fixed maturity option you chose. Your contract contains information on the percentage of your contribution allocated to the fixed maturity option. The maturity date you selected generally could not be later than 10 years, or earlier than 7 years from your contract date. If you were to make any withdrawals or transfers from the fixed maturity option before the option's maturity date, the amount in the fixed maturity option will be adjusted and may no longer grow to equal your initial contribution under GPB Option 1. You allocated the remainder of your initial contribution to the investment options however you chose (unless you elected a dollar cost averaging program, in which case the remainder of your initial contribution was allocated to the dollar cost averaging program). Upon the maturity date of the fixed maturity option, you will be provided with the same notice and the same choices with respect to the maturity value as described above under "Your choices at the maturity date." There is no charge for GPB Option 1.


GUARANTEED PRINCIPAL BENEFIT OPTION 2. GPB Option 2 was only available at contract issue. IF YOU PURCHASED GPB OPTION 2, YOU MAY NOT MAKE ADDITIONAL CONTRIBUTIONS TO YOUR CONTRACT AFTER SIX MONTHS FROM THE CONTRACT ISSUE DATE OR AT ANY EARLIER TIME IF AT SUCH TIME THE THEN APPLICABLE RATE TO MATURITY ON THE SPECIAL 10-YEAR FIXED MATURITY OPTION IS 3%. Therefore, any discussion in this Prospectus that involves any additional contributions after the first six months will be inapplicable. This feature was not available under all contracts.

We have specified the portion of your initial contribution, and any additional permitted contributions, to be allocated to a Special 10 year fixed maturity option. Your contract contains information on the percentage of applicable contributions allocated to the Special 10 year fixed maturity option. You may allocate the rest of your contributions among the investment options (other than the Special 10 year fixed maturity option) however you choose, as permitted under your contract and other than the Investment simplifier (unless you elect a dollar cost averaging program, in which case all contributions, other than amounts allocated to the Special 10 year fixed maturity option, must be allocated to the dollar cost averaging program). The Special 10 year fixed maturity option will earn interest at the specified rate to maturity then in effect.

If on the 10th contract date anniversary, your annuity account value is less than the amount that is guaranteed under GPB Option 2, we will increase your annuity account value to be equal to the guaranteed amount under GPB Option 2. Any such additional amounts added to your annuity account value will be allocated to the EQ/Money Market investment option. After the maturity date of the Special 10 year fixed maturity option, the guarantee under GPB Option 2 will terminate. Upon the maturity date of the Special 10 year fixed maturity option, you will be provided with the same notice and the same choices with respect to the maturity value as described above under "Your choices at the maturity date." The guaranteed amount under GPB Option 2 is equal to your initial contribution adjusted for any additional permitted contributions, transfers out of the Special 10 year fixed maturity option and withdrawals from the contract (see "How withdrawals (and transfers out of the Special 10 year fixed maturity option) affect your Guaranteed income benefit, Guaranteed minimum death benefit and Guaranteed principal benefit option 2" in "Accessing your money" later in this Prospectus). Any transfers or withdrawals from the Special 10 year fixed maturity option will also be subject to a market value adjustment (see "Market value adjustment" under "Fixed maturity options" above in this section).

If you purchased the Guaranteed principal benefit option 2, you cannot voluntarily terminate this benefit. GPB Option 2 will terminate if the contract terminates before the maturity date of the Special 10 year fixed maturity option. If the owner and the annuitant are different people and the owner dies before the maturity date of the Special 10 year fixed maturity option, we will continue GPB Option 2 only if the contract can continue through the maturity date of the Special 10 year fixed maturity option. If the contract cannot so continue, we will terminate GPB Option 2. GPB Option 2 will continue where there is a successor owner/annuitant. GPB Option 2 will terminate upon the exercise of the beneficiary continuation option. See "Payment of death benefit" later in this Prospectus for more information about the continuation of the contract after the death of the owner and/or the annuitant.

There is a fee associated with GPB Option 2 (see "Charges and expenses" later in this Prospectus). You should note that the purchase of GPB Option 2 would not have been appropriate if you wanted to make additional contributions to your contract beyond the first six


30  Contract features and benefits


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months after your contract was issued. If you later decide that you would like to make additional contributions to the Accumulator(R) Elite(SM) contract, we may permit you to purchase another contract. If we do, however, you should note that we do not reduce or waive any of the charges on the new contract, nor do we guarantee that the features available under the contract will be available under the new contract. This means that you might end up paying more with respect to certain charges than if you had simply purchased a single contract (for example, the administrative charge).

The purchase of GPB Option 2 also would not have been appropriate if you planned on terminating your contract before the maturity date of the Special 10 year fixed maturity option. In addition, because we prohibit contributions to your contract after the first six months, certain contract benefits that are dependent upon contributions or account value will be limited (for example, the Guaranteed death benefits and Protection Plus(SM)). You should also note that if you intended to allocate a large percentage of your contributions to the guaranteed interest option or other fixed maturity options, the purchase of GPB Option 2 would not have been appropriate because of the guarantees already provided by these options. An example of the effect of GPB Option 1 and GPB Option 2 on your annuity contract is included in Appendix VI later in this Prospectus.


DOLLAR COST AVERAGING

We offer a variety of dollar cost averaging programs. You may only participate in one program at a time. Each program allows you to gradually allocate amounts to available investment options by periodically transferring approximately the same dollar amount to the investment options you select. Regular allocations to the variable investment options will cause you to purchase more units if the unit value is low and fewer units if the unit value is high. Therefore, you may get a lower average cost per unit over the long term. These plans of investing, however, do not guarantee that you will earn a profit or be protected against losses. You may not make transfers to the fixed maturity options.

--------------------------------------------------------------------------------
Units measure your value in each variable investment option.
--------------------------------------------------------------------------------

SPECIAL DOLLAR COST AVERAGING PROGRAM. Under the special dollar cost averaging program, you may choose to allocate all or a portion of any eligible contribution to the account for special dollar cost averaging. Contributions into the account for special dollar cost averaging may not be transfers from other investment options. Your initial allocation to any special dollar cost averaging program time period must be at least $2,000 and any subsequent contribution to that same time period must be at least $250. You may only have one time period in effect at any time and once you select a time period, you may not change it. In Pennsylvania, we refer to this program as "enhanced rate dollar cost averaging." If you elect Principal Protector(SM), you may not participate in the special dollar cost averaging program.

You may have your account value transferred to any of the variable investment options. We will transfer amounts from the account for special dollar cost averaging into the variable investment options over an available time period that you select. We offer time periods of 3, 6 or 12 months during which you will receive an enhanced interest rate. We may also offer other time periods. Your financial professional can provide information on the time periods and interest rates currently available in your state, or you may contact our processing office. If the special dollar cost averaging program was selected at the time you applied to purchase the Accumulator(R) Elite(SM) contract, a 60 day rate lock was applied from the date of application. Any contribution(s) received during this 60 day period were credited with the interest rate offered on the date of application for the remainder of the time period selected at application. Any contribution(s) received after the 60 day rate lock period ended will be credited with the then current interest rate for the remainder of the time period selected at application. Contribution(s) made to a special dollar cost averaging program selected after the Accumulator(R) Elite(SM) contract has been issued will be credited with the then current interest rate on the date the contribution is received by AXA Equitable for the time period initially selected by you. Once the time period you selected has run, you may then select another time period for future contributions. At that time, you may also select a different allocation for transfers to the variable investment options, or, if you wish, we will continue to use the selection that you have previously made. Currently, your account value will be transferred from the account for special dollar cost averaging into the variable investment options on a monthly basis. We may offer this program in the future with transfers on a different basis.

We will transfer all amounts out of the account for special dollar cost averaging by the end of the chosen time period. The transfer date will be the same day of the month as the contract date, but not later than the 28th day of the month. For a special dollar cost averaging program selected after application, the first transfer date and each subsequent transfer date for the time period selected will be one month from the date the first contribution is made into the special dollar cost averaging program, but not later than the 28th day of the month.

If you choose to allocate only a portion of an eligible contribution to the account for special dollar cost averaging, the remaining balance of that contribution will be allocated to the variable investment options, guaranteed interest option or fixed maturity options according to your instructions.

The only transfers that will be made from the account for special dollar cost averaging are your regularly scheduled transfers to the variable investment options. No amounts may be transferred from the account for special dollar cost averaging to the guaranteed interest option or the fixed maturity options. If you request to transfer or withdraw any other amounts from the account for special dollar averaging, we will transfer all of the value that you have remaining in the account for special dollar cost averaging to the investment options according to the allocation percentages for special dollar cost averaging we have on file for you. You may ask us to cancel your participation at any time.

GENERAL DOLLAR COST AVERAGING PROGRAM. If your value in the EQ/Money Market option is at least $5,000, you may choose, at any time, to have a specified dollar amount or percentage of your value transferred from that option to the other variable investment options. You can select to have transfers made on a monthly, quarterly or annual basis. The transfer date will be the same calendar day of the month as the contract date, but not later than the 28th day of the month. You can also specify the number of transfers or instruct us to


                                              Contract features and benefits  31


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continue making the transfers until all amounts in the EQ/Money Market option have been transferred out. The minimum amount that we will transfer each time is $250.

If, on any transfer date, your value in the EQ/Money Market option is equal to or less than the amount you have elected to have transferred, the entire amount will be transferred. The general dollar cost averaging program will then end. You may change the transfer amount once each contract year or cancel this program at any time.

INVESTMENT SIMPLIFIER

FIXED-DOLLAR OPTION. Under this option, you may elect to have a fixed-dollar amount transferred out of the guaranteed interest option and into the variable investment options of your choice. Transfers may be made on a monthly, quarterly or annual basis. You can specify the number of transfers or instruct us to continue to make transfers until all available amounts in the guaranteed interest option have been transferred out.

In order to elect the fixed-dollar option, you must have a minimum of $5,000 in the guaranteed interest option on the date we receive your election form at our processing office. The transfer date will be the same calendar day of the month as the contract date but not later than the 28th day of the month. The minimum transfer amount is $50. Unlike the account for special dollar cost averaging, this option does not offer enhanced rates. Also, this option is subject to the guaranteed interest option transfer limitations described under "Transferring your account value" in "Transferring your money among investment options" later in this Prospectus. While the program is running, any transfer that exceeds those limitations will cause the program to end for that contract year. You will be notified. You must send in a request form to resume the program in the next or subsequent contract years.

If, on any transfer date, your value in the guaranteed interest option is equal to or less than the amount you have elected to have transferred, the entire amount will be transferred, and the program will end. You may change the transfer amount once each contract year or cancel this program at any time.

INTEREST SWEEP OPTION. Under this option, you may elect to have monthly transfers from amounts in the guaranteed interest option into the variable investment options of your choice. The transfer date will be the last business day of the month. The amount we will transfer will be the interest credited to amounts you have in the guaranteed interest option from the last business day of the prior month to the last business day of the current month. You must have at least $7,500 in the guaranteed interest option on the date we receive your election. On the last day of each month, we check to see whether you have at least $7,500 in the guaranteed interest option. We will automatically cancel the interest sweep program if the amount in the guaranteed interest option is less than $7,500 on the last day of the month for two months in a row. For the interest sweep option, the first monthly transfer will occur on the last business day of the month following the month that we receive your election form at our processing office.

                      ----------------------------------

You may not currently participate in any dollar cost averaging program if you are participating in the Option II rebalancing program. Under the Option 1 rebalancing program you may participate in any of the dollar cost averaging programs except general dollar cost averaging. If you elect a GPB, you may also elect the General dollar cost averaging program. If you elect either of these programs, everything other than amounts allocated to the fixed maturity option under the GPB must be allocated to that dollar cost averaging program. You may still elect the Investment simplifier for amounts transferred from investment options (other than the fixed maturity option under the GPB you have elected), and, for GPB Option 1, you may also elect Investment simplifier for subsequent contributions. You may only participate in one dollar cost averaging program at a time. See "Transferring your money among investment options" later in this Prospectus. Also, for information on how the dollar cost averaging program you select may affect certain guaranteed benefits. See "Guaranteed minimum death benefit and Guaranteed minimum income benefit (or the "Living Benefit") base" immediately below.

We do not deduct a transfer charge for any transfer made in connection with our dollar cost averaging and Investment Simplifier programs. Not all dollar cost averaging programs are available in all states (see Appendix VIII later in this Prospectus for more information on state availability).


GUARANTEED MINIMUM DEATH BENEFIT AND
GUARANTEED MINIMUM INCOME BENEFIT BASE


The Guaranteed minimum death benefit base and Guaranteed minimum income benefit base (hereinafter, in this section called your "benefit base") are used to calculate the Guaranteed minimum income benefit (known as the "Living Benefit" under certain existing contracts) and the death benefits, as described in this section. The benefit base for the Guaranteed minimum income benefit and an enhanced death benefit will be calculated as described below in this section whether these options are elected individually or in combination. Your benefit base is not an account value or a cash value. See also "Guaranteed minimum income benefit option" and "Guaranteed minimum death benefit" below.

STANDARD DEATH BENEFIT. Your benefit base is equal to:

o   your initial contribution and any additional contributions to the contract;
    less

o a deduction that reflects any withdrawals you make (including any applicable withdrawal charges). The amount of this deduction is described under "How withdrawals (and transfers out of the Special 10 year fixed maturity option) affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Guaranteed principal benefit option 2" in "Accessing your money" later in this Prospectus. The amount of any withdrawal charge is described under "Withdrawal charge" in "Charges and expenses" later in the Prospectus.

6% (OR 5%) ROLL-UP TO AGE 85 (USED FOR THE 6% ROLL-UP TO AGE 85 ENHANCED DEATH BENEFIT AND THE GREATER OF THE 6% (OR 5%) ROLL-UP TO AGE 85 ENHANCED DEATH BENEFIT OR THE ANNUAL RATCHET TO AGE 85 ENHANCED DEATH BENEFIT AND FOR THE GUARANTEED MINIMUM INCOME BENEFIT). Your benefit base is equal to:

o   your initial contribution and any additional contributions to the contract;
    plus


32  Contract features and benefits


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o   daily roll-up; less

o a deduction that reflects any withdrawals you make (including any applicable withdrawal charges). The amount of this deduction is described under "How withdrawals (and transfers out of the Special 10 year fixed maturity option) affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Guaranteed principal benefit option 2" in "Accessing your money" and the section entitled "Charges and expenses" later in this Prospectus. The amount of any withdrawal charge is described under "Withdrawal charge" in "Charges and expenses" later in the Prospectus.

The effective annual roll-up rate credited to this benefit base is:


o 6% (or 5%) with respect to the variable investment options (other than EQ/Intermediate Government Bond Index and EQ/Money Market) and the account for special dollar cost averaging; the effective annual rate is 4% in Washington. Please see Appendix VIII later in this Prospectus to see what roll-up rate applies in your state or Appendix IX for what applies to your contract; and

o 3% with respect to the EQ/Intermediate Government Bond Index, EQ/Money Market, the fixed maturity options, the Special 10 year fixed maturity option, the guaranteed interest option and the loan reserve account under Rollover TSA (if applicable).


The benefit base stops rolling up after the contract date anniversary following the annuitant's 85th birthday.


ANNUAL RATCHET TO AGE 85 (USED FOR THE ANNUAL RATCHET TO AGE 85 ENHANCED DEATH BENEFIT AND THE GREATER OF THE 6% (OR 5%) ROLL-UP TO AGE 85 OR THE ANNUAL RATCHET TO AGE 85 ENHANCED DEATH BENEFIT AND FOR THE GUARANTEED MINIMUM INCOME BENEFIT). If you have not taken a withdrawal from your contract, your benefit base is equal to the greater of either:

o your initial contribution to the contract (plus any additional contributions),

                                       or

o your highest account value on any contract date anniversary up to the contract date anniversary following the owner's (or older joint owner's, if applicable) 85th birthday (plus any contributions made since the most recent Annual Ratchet).


If you have taken a withdrawal from your contract, your benefit base will be reduced from the amount described above. See "How withdrawals (and transfers out of the Special 10 year fixed maturity option) affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Guaranteed principal benefit option 2" in "Accessing your money" later in this Prospectus. The amount of any withdrawal charge is described under "Withdrawal charge" in "Charges and expenses" later in this Prospectus. At any time after a withdrawal, your benefit base is equal to the greater of either:


o your benefit base immediately following the most recent withdrawal (plus any additional contributions made after the date of such withdrawal),

                                       or

o your highest account value on any contract date anniversary after the date of the most recent withdrawal, up to the contract date anniversary following the owner's (or older joint owner's, if applicable) 85th birthday (plus any contributions made since the most recent Annual Ratchet after the date of such withdrawal).



GREATER OF THE 6% (OR 5%) ROLL-UP TO AGE 85 OR THE ANNUAL RATCHET TO AGE 85 ENHANCED DEATH BENEFIT AND FOR THE GUARANTEED MINIMUM INCOME BENEFIT. Your benefit base is equal to the greater of the benefit base computed for the 6% (or 5%) Roll-Up to age 85 or the benefit base computed for the Annual Ratchet to age 85, as described immediately above. For the Guaranteed minimum income benefit, the benefit base is reduced by any applicable withdrawal charge remaining when the option is exercised. For more information, see "Withdrawal charge" in "Charges and expenses" later in the Prospectus.



GUARANTEED MINIMUM DEATH BENEFIT/GUARANTEED MINIMUM INCOME BENEFIT ROLL-UP BENEFIT BASE RESET. If both the Guaranteed minimum income benefit AND the Greater of the 6% Roll-Up to age 85 or the Annual Ratchet to age 85 enhanced death benefit (the "Greater of enhanced death benefit") are elected, you may reset the roll-up benefit base for these guaranteed benefits to equal the account value as of the 5th or later contract date anniversary. The reset amount would equal the account value as of the contract date anniversary on which you reset your Roll-Up benefit base. The 6% Roll-Up continues to age 85 on any reset benefit base.

We will send you a notice in each year that the Roll-Up benefit base is eligible to be reset, and you will have 30 days from your contract date anniversary to reset your Roll-Up benefit base. Each time you reset the Roll-Up benefit base, your Roll-Up benefit base will not be eligible for another reset for five years. If after your death your spouse continues the contract as Successor owner/annuitant, the benefit base will be eligible to be reset either five years from the contract date or from the last reset date, if applicable. The last age at which the benefit base is eligible to be reset is annuitant age 75.

It is important to note that once you have reset your Roll-Up benefit base, a new waiting period to exercise the Guaranteed minimum income benefit will apply from the date of reset; you may not exercise until the tenth contract date anniversary following the reset or, if later, the earliest date you would have been permitted to exercise without regard to the reset. See "Exercise rules" under "Guaranteed minimum income benefit option" below for more information. Please note that in almost all cases, resetting your Roll-Up benefit base will lengthen the exercise waiting period. Also, even when there is no additional charge when you reset your Roll-Up benefit base, the total dollar amount charged on future contract date anniversaries may increase as a result of the reset since the charges may be applied to a higher benefit base than would have been otherwise applied. See "Charges and expenses" in the Prospectus.

The Roll-Up benefit base for both the Greater of enhanced death benefit and the Guaranteed minimum income benefit are reset simultaneously when you request a Roll-Up benefit base reset. You cannot elect a Roll-Up benefit base reset for one benefit and not the other.

For information about whether the Guaranteed death benefit/ Guaranteed minimum income benefit roll-up benefit base reset is

                                              Contract features and benefits  33


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available under your contract, please see Appendix IX later in this Prospectus.
The availability of the Guaranteed minimum death benefit/ guaranteed minimum income benefit roll-up benefit base reset is also subject to state approval. Please contact your financial professional for more information about availability in your state.

ANNUITY PURCHASE FACTORS

Annuity purchase factors are the factors applied to determine your periodic payments under the Guaranteed minimum income benefit and annuity payout options. The Guaranteed minimum income benefit is discussed in "Guaranteed minimum income benefit option" below and annuity payout options are discussed in "Accessing your money" later in this Prospectus. Your contract specifies different guaranteed annuity purchase factors for the Guaranteed minimum income benefit and the annuity payout options. We may provide more favorable current annuity purchase factors for the annuity payout options. Annuity purchase factors are based on interest rates, mortality tables, frequency of payments, the form of annuity benefit, and the annuitant's (and any joint annuitant's) age and sex in certain instances.

GUARANTEED MINIMUM INCOME BENEFIT OPTION


(DEPENDING ON WHEN YOU PURCHASED YOUR CONTRACT, THIS BENEFIT MAY BE CALLED THE "LIVING BENEFIT." SEE APPENDIX IX LATER IN THIS PROSPECTUS FOR MORE INFORMATION.)
The Guaranteed minimum income benefit was available if the annuitant was age 20 through 75 at the time the contract was issued. There is an additional charge for the Guaranteed minimum income benefit which is described under "Guaranteed minimum income benefit charge" in "Charges and expenses" later in this Prospectus. Once you purchase the Guaranteed minimum income benefit, you may not voluntarily terminate this benefit.

If you purchased the contract as an Inherited IRA, or if you elected a GPB option or Principal Protector(SM), the Guaranteed minimum income benefit is not available. Depending on when you purchased your contract, the Guaranteed minimum income benefit rider may have been available with Principal assurance. See Appendix IX later in this Prospectus for more information.

If you purchased the contract to fund a charitable remainder trust, you must take certain distribution amounts. You should consider split-funding so that those distributions do not adversely impact your guaranteed minimum income benefit. See "Owner and annuitant requirements" earlier in this section. If the annuitant was older than age 60 at the time an IRA, QP or Rollover TSA contract was issued, the Guaranteed minimum income benefit may not be an appropriate feature because the minimum distributions required by tax law generally must begin before the Guaranteed minimum income benefit can be exercised. If the owner and annuitant are different in an NQ contract, there may be circumstances where the benefit may not be exercisable after an owner's death.

Depending on when you purchased your contract, if you elected the Guaranteed minimum income benefit option and change ownership of the contract, this benefit will automatically terminate, except under certain circumstances. See "Transfers of ownership, collateral assignments, loans and borrowing" in "More information," later in this Prospectus for more information. Also, for more information about when the Guaranteed minimum income benefit will terminate under your contract, please see Appendix IX later in this Prospectus.

The Guaranteed minimum income benefit guarantees you a minimum amount of fixed income under your choice of a life annuity fixed payout option or a life with a period certain payout option. Depending on when you purchased your contract, your options may be different. See Appendix IX later in this Prospectus for more information. You choose which of these payout options you want and whether you want the option to be paid on a single or joint life basis at the time you exercise your Guaranteed minimum income benefit. The maximum period certain available under the life with a period certain payout option is 10 years. This period may be shorter, depending on the annuitant's age as follows:


--------------------------------------------------------------------------------
                                 LEVEL PAYMENTS
--------------------------------------------------------------------------------
                                              PERIOD CERTAIN YEARS
  ANNUITANT'S AGE AT    --------------------------------------------------------
      EXERCISE                                   IRAS         NQ
--------------------------------------------------------------------------------
    75 and younger                                10          10
          76                                       9          10
          77                                       8          10
          78                                       7          10
          79                                       7          10
          80                                       7          10
          81                                       7           9
          82                                       7           8
          83                                       7           7
          84                                       6           6
          85                                       5           5
--------------------------------------------------------------------------------
We may also make other forms of payout options available. For a description of payout options, see "Your annuity payout options" in "Accessing your money" later in this Prospectus.

--------------------------------------------------------------------------------
The Guaranteed minimum income benefit should be regarded as a safety net only. It provides income protection if you elect an income payout while the annuitant is alive.
--------------------------------------------------------------------------------

When you exercise the Guaranteed minimum income benefit, the annual lifetime income that you will receive will be the greater of (i) your Guaranteed minimum income benefit which is calculated by applying your Guaranteed minimum income benefit base, less any applicable withdrawal charge remaining, to guaranteed annuity purchase factors, or (ii) the income provided by applying your account value to our then current annuity purchase factors. For Rollover TSA only, we will subtract from the Guaranteed minimum income benefit base or account value any outstanding loan, including interest accrued but not paid. You may also elect to receive monthly or quarterly payments as an alternative. If you elect monthly or quarterly payments, the aggregate payments you receive in a contract year will be less than what you would have received if you had elected an annual payment, as monthly and quarterly payments reflect the time value of money with regard to both interest and mortality. The benefit base is applied only to the guaranteed annuity purchase factors under the Guaranteed minimum income benefit in your contract and not to any other guaran-


34  Contract features and benefits


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teed or current annuity purchase rates. The amount of income you actually receive will be determined when we receive your request to exercise the benefit.

When you elect to receive annual lifetime income, your contract (including its death benefit and any account or cash values) will terminate and you will receive a new contract for the annuity payout option. For a discussion of when your payments will begin and end, see "Exercise of Guaranteed minimum income benefit" below.

The Guaranteed minimum income benefit provides a form of insurance and is based on conservative actuarial factors. The guaranteed annuity purchase factors we use to determine your payout annuity benefit under the Guaranteed minimum income benefit are more conservative than the guaranteed annuity purchase factors we use for our standard payout annuity options. This means that, assuming the same amount is applied to purchase the benefit and that we use guaranteed annuity purchase factors to compute the benefit, each periodic payment under the Guaranteed minimum income benefit payout annuity will be smaller than each periodic payment under our standard payout annuity options. Therefore, even if your account value is less than your benefit base, you may generate more income by applying your account value to current annuity purchase factors. We will make this comparison for you when the need arises.

GUARANTEED MINIMUM INCOME BENEFIT "NO LAPSE GUARANTEE". Subject to state availability, in general, if your account value falls to zero (except as discussed below, if your account value falls to zero due to a withdrawal that causes your total contract year withdrawals to exceed 6% of the Roll-Up benefit base as of the beginning of the contract year), the Guaranteed minimum income benefit will be exercised automatically, based on the annuitant's current age and benefit base, as follows:

o You will be issued a supplementary contract based on a single life with a maximum 10 year period certain. Payments will be made annually starting one year from the date the account value fell to zero. Upon exercise, your contract (including its death benefit and any account or cash values) will terminate.

o You will have 30 days from when we notify you to change the payout option and/or the payment frequency.

Please note that we will not automatically exercise the Guaranteed minimum income benefit, as described above, if you have a TSA contract and withdrawal restrictions apply.

The no lapse guarantee will terminate under the following circumstances:

o If your account value falls to zero due to a withdrawal that causes your total contract year withdrawals to exceed 6% of the Roll-Up benefit base (as of the beginning of the contract year);

o If your aggregate withdrawals during any contract year exceed 6% of the Roll-Up benefit base (as of the beginning of the contract year);

o   On the contract date anniversary following annuitant's 85th birthday.

For information about whether the Guaranteed minimum income benefit no lapse guarantee is available under your contract, please see Appendix IX later in this Prospectus. The availability of the Guaranteed minimum income benefit no lapse guarantee is dependent on when, and in what state, you purchased your contract. Please see Appendices VIII and IX, later in this Prospectus.


ILLUSTRATIONS OF GUARANTEED MINIMUM INCOME BENEFIT. Assuming the 6% Roll-Up to age 85 benefit base, the table below illustrates the guaranteed minimum income benefit amounts per $100,000 of initial contribution, for a male annuitant age 60 (at issue) on the contract date anniversaries indicated, who has elected the life annuity fixed payout option, using the guaranteed annuity purchase factors as of the date of this Prospectus, assuming no additional contributions, withdrawals or loans under Rollover TSA contracts, and assuming there were no allocations to EQ/Intermediate Government Bond Index, EQ/Money Market, the guaranteed interest option, the fixed maturity options (including the Special 10 year fixed maturity option) or the loan reserve account under rollover TSA contracts.


--------------------------------------------------------------------------------
                                      GUARANTEED MINIMUM INCOME
      CONTRACT DATE                  BENEFIT -- ANNUAL INCOME
 ANNIVERSARY AT EXERCISE                 PAYABLE FOR LIFE
--------------------------------------------------------------------------------
            10                               $11,891

            15                               $18,597
--------------------------------------------------------------------------------

EXERCISE OF GUARANTEED MINIMUM INCOME BENEFIT. On each contract date anniversary that you are eligible to exercise the Guaranteed minimum income benefit, we will send you an eligibility notice illustrating how much income could be provided as of the contract date anniversary. You must notify us within 30 days following the contract date anniversary if you want to exercise the Guaranteed minimum income benefit. You must return your contract to us, along with all required information within 30 days following your contract date anniversary, in order to exercise this benefit. You will begin receiving annual payments one year after the annuity payout contract is issued. If you choose monthly or quarterly payments, you will receive your payment one month or one quarter after the annuity payment contract is issued. You may choose to take a withdrawal prior to exercising the Guaranteed minimum income benefit, which will reduce your payments. You may not partially exercise this benefit. See "Accessing your money" under "Withdrawing your account value" later in this Prospectus. Payments end with the last payment before the annuitant's (or joint annuitant's, if applicable) death, or if later, the end of the period certain (where the payout option chosen includes a period certain).

EXERCISE RULES. You will be eligible to exercise the Guaranteed minimum income benefit during your life and the annuitant's life, as follows:

o If the annuitant was at least age 20 and not older than age 44 when the contract was issued, you are eligible to exercise the Guaranteed minimum income benefit within 30 days following each contract date anniversary beginning with the 15th contract date anniversary.

o If the annuitant was at least age 45 and not older than age 49 when the contract was issued, you are eligible to exercise the Guar-


                                              Contract features and benefits  35


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   anteed minimum income benefit within 30 days following each contract date anniversary after the annuitant is age 60.

o If the annuitant was at least age 50 and no older than age 75 when the contract was issued, you are eligible to exercise the Guaranteed minimum income benefit within 30 days following each contract date anniversary beginning with the 10th contract date anniversary.

Please note:

(i) the latest date you may exercise the Guaranteed minimum income benefit is within 30 days following the contract date anniversary following the annuitant's 85th birthday;

(ii) if the annuitant was age 75 when the contract was issued or the Roll-Up benefit base was reset, if applicable the only time you may exercise the Guaranteed minimum income benefit is within 30 days following the contract date anniversary following the annuitant's attainment of age 85;

(iii) for Accumulator(R) Elite(SM) QP contracts, the Plan participant can exercise the Guaranteed minimum income benefit only if he or she elects to take a distribution from the Plan and, in connection with this distribution, the Plan's trustee changes the ownership of the contract to the participant. This effects a rollover of the Accumulator(R) Elite(SM) QP contract into an Accumulator(R) Elite(SM) Rollover IRA. This process must be completed within the 30-day time frame following the contract date anniversary in order for the Plan participant to be eligible to exercise. However, if the Guaranteed minimum income benefit is automatically exercised as a result of the no lapse guarantee (if available), a rollover into an IRA will not be effected and payments will be made directly to the trustee;

(iv) for Accumulator(R) Elite(SM) Rollover TSA contracts, you may exercise the Guaranteed minimum income benefit only if you effect a rollover of the TSA contract to an Accumulator(R) Elite(SM) Rollover IRA. This may only occur when you are eligible for a distribution from the TSA. This process must be completed within the 30-day timeframe following the contract date anniversary in order for you to be eligible to exercise;

(v) if you reset the Roll-Up benefit base (if available and as described earlier in this section), your new exercise date will be the tenth contract date anniversary following the reset or, if later, the earliest date you would have been permitted to exercise without regard to the reset. Please note that in almost all cases, resetting your Roll-Up benefit base will lengthen the waiting period;

(vi) a successor owner/annuitant may only continue the Guaranteed minimum income benefit if the contract is not past the last date on which the original annuitant could have exercised the benefit. In addition, the successor owner/annuitant must be eligible to continue the benefit and to exercise the benefit under the applicable exercise rule (described in the above bullets) using the following additional rules. The successor owner/annuitant's age on the date of the annuitant's death replaces the annuitant's age at issue for purposes of determining the availability of the benefit and which of the exercise rules applies. The original contract issue date will continue to apply for purposes of the exercise rules. If Spousal Protection is available under your contract and is elected, and the spouse who is the annuitant dies, the above rules apply if the contract is continued by the surviving spouse as the successor owner/annuitant; and

(vii) if you are the owner but not the annuitant and you die prior to exercise, then the following applies:

      o A successor owner who is not the annuitant may not be able to exercise the Guaranteed minimum income benefit without causing a tax problem. You should consider naming the annuitant as successor owner, or if you do not name a successor owner, as the sole primary beneficiary. You should carefully review your successor owner and/or beneficiary designations at least one year prior to the first contract date anniversary on which you could exercise the benefit.

      o If the successor owner is the annuitant, the Guaranteed mini mum income benefit continues only if the benefit could be exercised under the rules described above on a contract date anniversary that is within one year following the owner's death. This would be the only opportunity for the successor owner to exercise. If the Guaranteed minimum income benefit cannot be exercised within this timeframe, the benefit will terminate and the charge for it will no longer apply as of the date we receive proof of your death and any required information.

      o If you designate your surviving spouse as successor owner, the Guaranteed minimum income benefit continues and your surviving spouse may exercise the benefit according to the rules described above, even if your spouse is not the annuitant and even if the benefit is exercised more than one year after your death. If your surviving spouse dies prior to exercise, the rule described in the previous bullet applies.

      o A successor owner or beneficiary that is a trust or other non- natural person may not exercise the benefit; in this case, the benefit will terminate and the charge for it will no longer apply as of the date we receive proof of your death and any required information.

Please see both "Insufficient account value" in "Determining your contract value" and "How withdrawals (and transfers out of the Special 10 year fixed maturity option) affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Guaranteed principal benefit option 2" in "Accessing your money" and the section entitled "Charges and expenses" later in this Prospectus for more information on these guaranteed benefits.


GUARANTEED MINIMUM DEATH BENEFIT

Your contract provides a standard death benefit. If you did not elect one of the enhanced death benefits described below, the death benefit is equal to your account value (without adjustment for any otherwise applicable negative market value adjustment) as of the date we receive satisfactory proof of death, any required instructions for the method of payment, information and forms necessary to effect payment, OR the standard death benefit, whichever provides the higher amount. The standard death benefit is equal to your total contributions, adjusted for any withdrawals (and any associated withdrawal


36  Contract features and benefits


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charges) and any taxes that apply. The standard death benefit was the only death benefit available for annuitants who were ages 76 through 85 at issue. The applicable issue ages may be different for certain contract owners, depending on when you purchased your contract. Please see Appendix IX later in this Prospectus for more information. Once your contract has been issued, you may not change or voluntarily terminate your death benefit.

If you elected one of the enhanced death benefits, the death benefit is equal to your account value (without adjustment for any otherwise applicable negative market value adjustment) as of the date we receive satisfactory proof of the annuitant's death, any required instructions for the method of payment, information and forms necessary to effect payment, OR your elected enhanced death benefit on the date of the annuitant's death (adjusted for any subsequent withdrawals, withdrawal charges and taxes that apply), whichever provides the higher amount. If you elected the Spousal protection option, if applicable, the Guaranteed minimum death benefit is based on the age of the older spouse, who may or may not be the annuitant, for the life of the contract. See "Spousal protection" in "Payment of death benefit" later in this Prospectus for more information.

Any of the enhanced death benefits or the standard death benefit can be elected by themselves or with the Guaranteed minimum income benefit.

If you elected one of the enhanced death benefit options described below and change ownership of the contract, generally the benefit will automatically terminate, except under certain circumstances. If this occurs, any enhanced death benefit elected will be replaced with the standard death benefit. See "Transfers of ownership, collateral assignments, loans and borrowing" in "More information," later in this Prospectus for more information.

OPTIONAL ENHANCED DEATH BENEFITS APPLICABLE FOR ANNUITANTS AGES 0 THROUGH 75 AT ISSUE OF NQ CONTRACTS; 20 THROUGH 75 AT ISSUE OF ROLLOVER IRA, ROTH CONVERSION IRA AND ROLLOVER TSA CONTRACTS; 0 THROUGH 70 AT ISSUE OF INHERITED IRA CONTRACTS; AND 20 THROUGH 75 AT ISSUE OF QP CONTRACTS. DEPENDING ON WHEN YOU PURCHASED YOUR CONTRACT, YOUR AVAILABLE ISSUE AGES MAY HAVE BEEN OLDER AT THE TIME YOU PURCHASED YOUR CONTRACT.

Subject to state and contract availability (please see Appendix VIII for state availability of these benefits and Appendix IX for contract variations later in this Prospectus), the following enhanced death benefits were available:

o   ANNUAL RATCHET TO AGE 85.

o   6% ROLL-UP TO AGE 85.

o   THE GREATER OF 5% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85

o   THE GREATER OF 6% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85.

Each enhanced death benefit is equal to its corresponding benefit base described earlier in "Guaranteed minimum death benefit and Guaranteed minimum income benefit base." Once you have made your enhanced death benefit election, you may not change it.

If you elected Principal Protector(SM), only the standard death benefit and the Annual Ratchet to Age 85 enhanced death benefit were available.

Please see both "Insufficient account value" in "Determining your contract value" and "How withdrawals (and transfers out of the Special 10 year fixed maturity option) affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Guaranteed principal benefit option 2" in "Accessing your money" and the section entitled "Charges and expenses" later in this Prospectus for more information on these guaranteed benefits.

If you are using the contract to fund a charitable remainder trust, you must take certain distribution amounts. You should consider split-funding so that those distributions do not adversely impact your enhanced death benefit. See "Owner and annuitant requirements" earlier in this section.

See Appendix IV later in this Prospectus for an example of how we calculate an enhanced death benefit.

PROTECTION PLUS(SM)

The following section provides information about the Protection Plus(SM) option, which was only available at the time you purchased your contract. If Protection Plus(SM) was not elected when the contract was first issued, neither the owner nor the successor owner/annuitant can add it subsequently. Protection Plus(SM) is an additional death benefit as described below. See "Tax information" later in this Prospectus for the potential tax consequences of having purchased the Protection Plus(SM) feature in an NQ, IRA or Rollover TSA contract. If you purchased the Protection Plus(SM) feature, you may not voluntarily terminate this feature. If you elected Principal Protector(SM), the Protection Plus(SM) feature is not available.

Depending on when you purchased your contract, if you elected the Protection Plus(SM) option described below and change ownership of the contract, generally this benefit will automatically terminate, except under certain circumstances. See "Transfers of ownership, collateral assignments, loans and borrowing" in "More information," later in this Prospectus for more information.

If the annuitant was 70 or younger when we issued your contract (or if the successor owner/annuitant is 70 or younger when he or she becomes the successor owner/annuitant and Protection Plus(SM) had been elected at issue), the death benefit will be:

the greater of:

o   the account value or

o   any applicable death benefit

Increased by:

o   such death benefit less total net contributions, multiplied by 40%.

For purposes of calculating your Protection Plus(SM) benefit, the following applies: (i) "Net contributions" are the total contributions made (or if applicable, the total amount that would otherwise have been paid as a death benefit had the successor owner/annuitant election not been made plus any subsequent contributions) adjusted for each withdrawal that exceeds your Protection Plus(SM) earnings. "Net contributions" are reduced by the amount of that excess. Protection Plus(SM) earnings are equal to (a) minus (b) where (a) is the greater of the account value and the death benefit immediately prior to the withdrawal and (b) is the net contributions as adjusted by any prior


                                              Contract features and benefits  37


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withdrawals; and (ii) "Death benefit" is equal to the greater of the account value as of the date we receive satisfactory proof of death or any applicable Guaranteed minimum death benefit as of the date of death. If you are an existing contract owner, your net contributions may be reduced on a pro rata basis to reflect withdrawals (including withdrawal charges and any TSA loans). For information about what applies to your contract, see Appendix IX later in this Prospectus.

If the annuitant was age 71 through 75 (this age may be higher for certain contract owners, depending on when you purchased your contract) when we issued your contract (or if the successor owner/ annuitant is between the ages of 71 and 75 when he or she becomes the successor owner/annuitant and Protection Plus(SM) had been elected at issue), the death benefit will be:

the greater of:

o   the account value or

o   any applicable death benefit

Increased by:

o such death benefit (as described above) less total net contributions, multiplied by 25%.

The value of the Protection Plus(SM) death benefit is frozen on the first contract date anniversary after the annuitant turns age 80, except that the benefit will be reduced for withdrawals on a pro rata basis. Reduction on a pro rata basis means that we calculate the percentage of the current account value that is being withdrawn and we reduce the benefit by that percentage. For example, if the account value is $30,000 and you withdraw $12,000, you have withdrawn 40% of your account value. If the benefit is $40,000 before the withdrawal, it would be reduced by $16,000 ($40,000 X .40) and the benefit after the withdrawal would be $24,000 ($40,000 - $16,000).

For an example of how the Protection Plus(SM) death benefit is calculated, please see Appendix VII.

If you elected Spousal protection, the Protection Plus(SM) benefit is based on the age of the older spouse, who may or may not be the annuitant. Upon the death of the non-annuitant spouse, the account value will be increased by the value of the Protection Plus(SM) benefit as of the date we receive due proof of death. Upon the death of the annuitant, the value of the Protection Plus(SM) benefit is either added to the death benefit payment or to the account value if successor owner/annuitant is elected. If the surviving spouse elects to continue the contract, the benefit will be based on the age of the surviving spouse as of the date of the deceased spouse's death for the remainder of the contract. If the surviving spouse is age 76 or older, the benefit will terminate and the charge will no longer be in effect. See "Spousal protection" in "Payment of death benefit" later in this Prospectus for more information.

Ask your financial professional or see Appendix VIII later in this Prospectus to see if this feature was available in your state.


PRINCIPAL PROTECTOR(SM)

The following section provides information about the Principal Protector(SM) option, which was only available at the time you purchased your contract. If Principal Protector(SM) was not elected when the contract was first issued, neither the owner nor the successor owner/annuitant can add it subsequently.

As described below, Principal Protector(SM) provides for recovery of your total contributions through withdrawals, even if your account value falls to zero, provided that during each contract year, your total withdrawals do not exceed your GWB Annual withdrawal amount. Principal Protector(SM) is not an automated withdrawal program. You may request a withdrawal through any of our available withdrawal methods. See "Withdrawing your account value" in "Accessing your money" later in this Prospectus. All withdrawals reduce your account value and the guaranteed minimum death benefit.

Principal Protector(SM) could be elected at contract issue, for an additional charge, if the annuitant was age 0 through 85 for NQ contracts or age 20 through 75 for all IRA contracts. Please see "Principal Protector(SM) charge" in "Charges and expenses" later in this Prospectus for a description of the charge and when it applies. If you elected this benefit, you cannot terminate it.

Depending on when you purchased your contract, this feature may not have been available. See Appendix IX later in this Prospectus for more information.

If you die, and your beneficiary elects the Beneficiary continuation option, if available, your beneficiary may continue Principal Protector(SM) provided that the beneficiary was 75 or younger on the original contract date. If the beneficiary was older, Principal Protector(SM) will terminate without value even if the GWB benefit base is greater than zero. In the case of multiple beneficiaries, any beneficiary older than 75 may not continue Principal Protector(SM) and that beneficiary's portion of the GWB benefit base will terminate without value, even if it was greater than zero. The ability to continue Principal Protector(SM) under the Beneficiary continuation option is subject to state availability. If it was approved in your state, it was added to your contract if you had already elected GWB. See "Beneficiary continuation option" under "Payment of death benefit" later in the Prospectus for more information on continuing Principal Protector(SM) under the Beneficiary continuation option.

If you purchased the contract as a TSA, QP or Inherited IRA, Principal Protector(SM) was not available. This benefit was also not available if you elected the Guaranteed minimum income benefit, the Greater of 6% Roll- Up to age 85 and Annual Ratchet to Age 85 enhanced death benefit, Protection Plus(SM), GPB Option 1 or GPB Option 2 or the special dollar cost averaging program. This benefit may not have been available under your contract. For more information, please see Appendix IX later in this Prospectus.

If you elected the Principal Protector(SM) option and change ownership of the contract, generally this benefit will automatically terminate, except under certain circumstances. See "Transfers of ownership, collateral assignments, loans and borrowing" in "More information," later in this Prospectus for more information.

Withdrawals in excess of your GWB Annual withdrawal amount significantly reduce or eliminate the value of the benefit. See "Effect of GWB Excess withdrawals" below. For traditional IRAs, the Principal Protector(SM) makes provision for you to take lifetime required minimum


38  Contract features and benefits


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distributions ("RMDs") without losing the value of the Principal Protector(SM)
guarantee, provided you comply with the conditions under "Lifetime required minimum distribution withdrawals" in "Accessing your money" later in this Prospectus including utilizing our Automatic RMD service. If you do not expect to comply with these conditions, including utilization of our Automatic RMD service, this benefit may have limited usefulness for you. Please consult your tax adviser.


YOUR GWB BENEFIT BASE

At issue, your GWB benefit base is equal to your initial contribution and will increase or decrease, as follows:

o Your GWB benefit base increases by the dollar amount of any additional contributions.

o   Your GWB benefit base decreases by the dollar amount of withdrawals.

o Your GWB benefit base may be further decreased if a withdrawal is taken in excess of your GWB Annual withdrawal amount.

o Your GWB benefit base may also be increased under the Optional step up provision.

o Your GWB benefit base may also be increased under the one time step up applicable with the Beneficiary continuation option.

Each of these events is described in detail below. Once your GWB benefit base is depleted, you may continue to make withdrawals from your account value, but they are not guaranteed under Principal Protector(SM).


YOUR GWB ANNUAL WITHDRAWAL AMOUNT

Your GWB Annual withdrawal amount is equal to either 5% or 7% ("Applicable percentage"), as applicable, of your initial GWB benefit base, and is the maximum amount that you can withdraw each year without making a GWB Excess withdrawal, as described below. When you purchased your contract, you chose between two available GWB Annual withdrawal options:

O   7% GWB ANNUAL WITHDRAWAL OPTION

O   5% GWB ANNUAL WITHDRAWAL OPTION

The GWB Annual withdrawal amount may decrease as a result of a GWB Excess withdrawal and may increase as a result of an Automatic reset, additional contributions or a "step up" of the GWB benefit base; each of these transactions are discussed below in detail. Once you elect a GWB Annual withdrawal option, it cannot be changed.

Your GWB Annual withdrawal amounts are not cumulative. If you withdraw less than the GWB Annual withdrawal amount in any contract year, you may not add the remainder to your GWB Annual withdrawal amount in any subsequent year.

The withdrawal charge, if applicable, is waived for withdrawals up to the GWB Annual withdrawal amount, but all withdrawals are counted toward your free withdrawal amount. See "Withdrawal charge" in "Charges and expenses" later in this Prospectus.


EFFECT OF GWB EXCESS WITHDRAWALS

A GWB Excess withdrawal is caused when you withdraw more than your GWB Annual withdrawal amount in any contract year. Once a withdrawal causes cumulative withdrawals in a contract year to exceed your GWB Annual withdrawal amount, the entire amount of the withdrawal and each subsequent withdrawal in that contract year are GWB Excess withdrawals.

A GWB Excess withdrawal can cause a significant reduction in both your GWB benefit base and your GWB Annual withdrawal amount. If you make a GWB Excess withdrawal, we will recalculate your GWB benefit base and the GWB Annual withdrawal amount. As of the date of the GWB Excess withdrawal, the GWB benefit base is first reduced by the dollar amount of the withdrawal (including any applicable withdrawal charge), and the reduced GWB benefit base and the GWB Annual withdrawal amount are then further adjusted, as follows:

o If the account value after the deduction of the withdrawal is less than the GWB benefit base, then the GWB benefit base is reset equal to the account value.

o If the account value after the deduction of the withdrawal is greater than or equal to the GWB benefit base, then the GWB benefit base is not adjusted further.

o The GWB Annual withdrawal amount equals the lesser of: (i) the Applicable percentage of the adjusted GWB benefit base and (ii) the GWB Annual withdrawal amount prior to the GWB Excess withdrawal.

Withdrawals in excess of your GWB Annual withdrawal amount significantly reduce or eliminate the value of Principal Protector(SM). If your account value is less than your GWB benefit base (due, for example, to negative market performance), a GWB Excess withdrawal, even one that is only slightly more than your GWB Annual withdrawal amount, can significantly reduce your GWB benefit base and the GWB Annual withdrawal amount.

For example, if you contribute $100,000 at contract issue, your initial GWB benefit base is $100,000. If you elect the 7% GWB Annual withdrawal option, your GWB Annual withdrawal amount is equal to $7,000 (7% of $100,000). Assume in contract year four that your account value is $80,000, you have not made any prior withdrawals, and you request an $8,000 withdrawal. Your $100,000 benefit base is first reduced by $8,000 to now equal $92,000. Your GWB benefit base is then further reduced to equal the new account value: $72,000 ($80,000 minus $8,000). In addition, your GWB Annual withdrawal amount is reduced to $5,040 (7% of $72,000), instead of the original $7,000.

Withdrawal charges, if applicable, are applied to the amount of the withdrawal exceeding the Guaranteed annual withdrawal amount, assuming the Guaranteed annual withdrawal amount is greater than the 10% free withdrawal amount. See "Withdrawal charge" in "Charges and expenses" later in this Prospectus. Using the example above, if the $8,000 withdrawal is a withdrawal of contributions subject to the withdrawal charge, the withdrawal charge would apply to the $3,000 (the amount of the withdrawal charge above the Guaranteed annual withdrawal amount of $5,000). See "Certain withdrawals" in "Charges and expenses" later in this Prospectus.

You should further note that a GWB Excess withdrawal that reduces your account value to zero eliminates any remaining value in your


                                              Contract features and benefits  39


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GWB benefit base. See "Insufficient account value" in "Determining your contract value" later in this Prospectus.

In general, if you purchase the contract as a traditional IRA and participate in our Automatic RMD service, and you do not take any other withdrawals, an automatic withdrawal under that program will not cause a GWB Excess withdrawal, even if it exceeds your GWB Annual withdrawal amount. For more information, see "Lifetime required minimum distribution withdrawals" in "Accessing your money" later in this Prospectus.

If you die, and your beneficiary continues Principal Protector(SM) under the Beneficiary continuation option and chooses scheduled payments, such payments will not cause a GWB Excess withdrawal, provided no additional withdrawals are taken. If your beneficiary chooses the "5-year rule" instead of scheduled payments, this waiver does not apply and a GWB Excess withdrawal may occur if withdrawals exceed the GWB Annual withdrawal amounts.


EFFECT OF AUTOMATIC RESET

If you take no withdrawals in the first five contract years, the Applicable percentage to determine your GWB Annual withdrawal amount will be automatically reset at no additional charge. The Applicable percentage under the 7% GWB Annual withdrawal option will be increased to 10%, and the Applicable percentage under the 5% GWB Annual withdrawal option will be increased to 7%. The Applicable percentage is automatically reset on your fifth contract date anniversary, and your GWB Annual withdrawal amount will be recalculated.

If you die before the fifth contract date anniversary, and your beneficiary continues Principal Protector(SM) under the Beneficiary continuation option, if available, the Automatic reset will apply on the fifth contract date anniversary if you have not taken any withdrawals and: (1) your beneficiary chooses scheduled payments and payments have not yet started; or, (2) if your beneficiary chooses the "5-year rule" option and has not taken withdrawals. See "Beneficiary continuation option" in "Payment of death benefit" later in this Prospectus.


EFFECT OF ADDITIONAL CONTRIBUTIONS

Anytime you make an additional contribution, we will recalculate your GWB benefit base and your GWB Annual withdrawal amount. Your GWB benefit base will be increased by the amount of the contribution and your GWB Annual withdrawal amount will be equal to the greater of (i) the Applicable percentage of the new GWB benefit base, or (ii) the GWB Annual withdrawal amount in effect immediately prior to the additional contribution.

If you die, and your beneficiary continues Principal Protector(SM) under the Beneficiary continuation option, no additional contributions will be permitted.


OPTIONAL STEP UP PROVISION

Except as stated below, any time after the fifth contract date anniversary, you may request a step up in the GWB benefit base to equal your account value. If your GWB benefit base is higher than the account value as of the date we receive your step up request, no step up will be made. If a step up is made, we may increase the charge for the benefit. For a description of the charge increase, see "Principal Protector(SM) charge" in "Charges and expenses" later in this Prospectus. Once you elect to step up the GWB benefit base, you may not do so again for five complete contract years from the next contract date anniversary. Under both the Spousal protection and the successor owner annuitant features, upon the first death, the surviving spouse must wait five complete contract years from the last step up or from contract issue, whichever is later, to be eligible for a step up.

As of the date of your GWB benefit base step up, your GWB Annual withdrawal amount will be equal to the greater of (i) your GWB Annual withdrawal amount before the step up, and (ii) your GWB Applicable percentage applied to your stepped up GWB benefit base.

It is important to note that a step up in your GWB benefit base may not increase your GWB Annual withdrawal amount. In that situation, the effect of the step up is only to increase your GWB benefit base and support future withdrawals. We will process your step up request even if it does not increase your GWB Annual withdrawal amount, and we will increase the Principal Protector(SM) charge, if applicable. In addition, you will not be eligible to request another step up for five complete contract years. After processing your request, we will send you a confirmation showing the amount of your GWB benefit base and your GWB Annual withdrawal amount.

For example, if you contribute $100,000 at contract issue, your initial GWB benefit base is $100,000. If you elect the 7% GWB Annual withdrawal option, your GWB Annual withdrawal amount is equal to $7,000 (7% of $100,000). Assume you take withdrawals of $7,000 in each of the first five contract years, reducing the GWB benefit base to $65,000. After five contract years, further assume that your account value is $92,000, and you elect to step up the GWB benefit base from $65,000 to $92,000. The GWB Annual withdrawal amount is recalculated to equal the greater of 7% of the new GWB benefit base, which is $6,440 (7% of $92,000), or the current GWB Annual withdrawal amount, $7,000. Therefore, following the step up, even though your GWB benefit base has increased, your GWB Annual withdrawal amount does not increase and remains $7,000.

The Optional step up provision is not available once your beneficiary continues Principal Protector(SM) under the Beneficiary continuation option. However, if you die, and your beneficiary continues Principal Protector(SM) under the Beneficiary continuation option, the GWB benefit base will be stepped up to equal the account value, if higher, as of the transaction date that we receive the Beneficiary continuation option election. As of the date of the GWB benefit base step up, your beneficiary's GWB Annual withdrawal amount will be equal to the greater of (i) your GWB Annual withdrawal amount before the step up, and
(ii) your GWB Applicable percentage applied to the stepped up GWB benefit base. This is a one-time step up at no additional charge.


OTHER IMPORTANT CONSIDERATIONS

o Principal Protector(SM) protects your principal only through withdrawals. Your account value may be less than your total contributions.

o You can take withdrawals under your contract without purchasing Principal Protector(SM). In other words, you do not need this benefit to make withdrawals.


40  Contract features and benefits


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o   Amounts withdrawn in excess of your GWB Annual withdrawal amount may be subject to a withdrawal charge, if applicable, as described in "Charges and expenses" later in the Prospectus. In addition, all withdrawals count toward your free withdrawal amount for that contract year.

o Withdrawals made under Principal Protector(SM) will be treated, for tax purposes, in the same way as other withdrawals under your contract.

o All withdrawals are subject to all of the terms and conditions of the contract. Principal Protector(SM) does not change the effect of withdrawals on your account value or guaranteed minimum death benefit; both are reduced by withdrawals whether or not you elect Principal Protector(SM). See "How withdrawals are taken from your account value" and "How withdrawals (and transfers out of the Special 10 year fixed maturity option) affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Guaranteed principal benefit option 2" in "Accessing your money" later in this Prospectus.

o If you withdraw less than the GWB Annual withdrawal amount in any contract year, you may not add the remainder to your GWB Annual withdrawal amount in any subsequent year.

o GWB Excess withdrawals can significantly reduce or completely eliminate the value of this benefit. See "Effect of GWB Excess withdrawals" above in this section and "Withdrawing your account value" in "Accessing your money" later in this Prospectus.

o If you surrender your contract to receive its cash value, all benefits under the contract will terminate, including Principal Protector(SM) if your cash value is greater than your GWB Annual withdrawal amount. Therefore, when surrendering your contract, you should seriously consider the impact on Principal Protector(SM) when you have a GWB benefit base that is greater than zero.

o If you die and your beneficiary elects the Beneficiary continuation option, then your beneficiary should consult with a tax adviser before choosing to use the "5-year rule." The "5-year rule" is described in "Payment of death benefit" under "Beneficiary continuation option" later in this Prospectus. The GWB benefit base may be adversely affected if the beneficiary makes any withdrawals that cause a GWB Excess withdrawal. Also, when the contract terminates at the end of 5 years, any remaining GWB benefit base would be lost.



INHERITED IRA BENEFICIARY CONTINUATION CONTRACT


The contract was available to an individual beneficiary of a traditional IRA or a Roth IRA where the deceased owner held the individual retirement account or annuity (or Roth individual retirement account or annuity) with an insurance company or financial institution other than AXA Equitable. The purpose of the inherited IRA beneficiary continuation contract is to permit the beneficiary to change the funding vehicle that the deceased owner selected ("original IRA") while taking the required minimum distribution payments that must be made to the beneficiary after the deceased owner's death. See the discussion of required minimum distributions under "Tax information." The contract is intended only for beneficiaries who want to take payments at least annually over their life expectancy. These payments generally must begin (or must have begun) no later than December 31 of the calendar year following the year the deceased owner died. The contract is not suitable for beneficiaries electing the "5-year rule." See "Beneficiary continuation option for IRA and Roth IRA contracts" under "Beneficiary continuation option" in "Payment of death benefit" later in this Prospectus. You should discuss with your tax adviser your own personal situation. The contract may not have been available in all states. Please speak with your financial professional for further information.

Depending on when you purchased your contract, the contract may not have been available. See Appendix IX later in this Prospectus for more information.

The inherited IRA beneficiary continuation contract could only have been purchased by a direct transfer of the beneficiary's interest under the deceased owner's original IRA. The owner of the inherited IRA beneficiary continuation contract is the individual who is the beneficiary of the original IRA. (Certain trusts with only individual beneficiaries are treated as individuals for this purpose). The contract must also contain the name of the deceased owner. In this discussion, "you" refers to the owner of the inherited IRA beneficiary continuation contract.

The inherited IRA beneficiary continuation contract could have been purchased whether or not the deceased owner had begun taking required minimum distribution payments during his or her life from the original IRA or whether you had already begun taking required minimum distribution payments of your interest as a beneficiary from the deceased owner's original IRA. You should discuss with your own tax adviser when payments must begin or must be made.

Under the inherited IRA beneficiary continuation contract:

o You must receive payments at least annually (but may have elected to receive payments monthly or quarterly). Payments are generally made over your life expectancy determined in the calendar year after the deceased owner's death and determined on a term certain basis.

o You must receive payments from the contract even if you are receiving payments from another IRA of the deceased owner in an amount that would otherwise satisfy the amount required to be distributed from the contract.

o The beneficiary of the original IRA is the annuitant under the inherited IRA beneficiary continuation contract. In the case where the beneficiary is a "see-through trust," the oldest beneficiary of the trust is the annuitant.

o An inherited IRA beneficiary continuation contract was not available for annuitants over age 70.

o The initial contribution had to be a direct transfer from the deceased owner's original IRA and was subject to minimum contribution amounts. See "How you can contribute to your contract" earlier in this section.

o Subsequent contributions of at least $1,000 are permitted but must be direct transfers of your interest as a beneficiary from another IRA


                                              Contract features and benefits  41


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   with a financial institution other than AXA Equitable, where the deceased owner is the same as under the original IRA contract.

o   You may make transfers among the investment options.

o You may choose at any time to withdraw all or a portion of the account value. Any partial withdrawal must be at least $300. Withdrawal charges if applicable under your contract, will apply as described in "Charges and expenses" later in this Prospectus.

o The Guaranteed minimum income benefit, successor owner/ annuitant feature, special dollar cost averaging program (if applicable), automatic investment program, GPB Options 1 and 2, Principal Protector(SM) and systematic withdrawals are not available under the Inherited IRA beneficiary continuation contract.

o If you die, we will pay to a beneficiary that you choose the greater of the annuity account value or the applicable death benefit.

o Upon your death, your beneficiary has the option to continue taking required minimum distributions based on your remaining life expectancy or to receive any remaining interest in the contract in a lump sum. The option elected will be processed when we receive satisfactory proof of death, any required instructions for the method of payment and any required information and forms necessary to effect payment. If your beneficiary elects to continue to take distributions, we will increase the account value to equal the applicable death benefit if such death benefit is greater than such account value as of the date we receive satisfactory proof of death and any required instructions, information and forms. Thereafter, withdrawal charges (if applicable under your contract) will no longer apply. If you had elected any enhanced death benefits, they will no longer be in effect and charges for such benefits will stop. The Guaranteed minimum death benefit will also no longer be in effect.


YOUR RIGHT TO CANCEL WITHIN A CERTAIN NUMBER OF DAYS

This is provided for informational purposes only. Since the contracts are no longer available to new purchasers, this cancellation provision is no longer applicable.

If for any reason you are not satisfied with your contract, you may return it to us for a refund. To exercise this cancellation right you must mail the contract, with a signed letter of instruction electing this right, to our processing office within 10 days after you receive it. If state law requires, this "free look" period may be longer. Other state variations may apply. Please contact your financial professional to find out what applies in your state.

Generally, your refund will equal your account value (less loan reserve account under Rollover TSA contracts) under the contract on the day we receive notification of your decision to cancel the contract and will reflect (i) any investment gain or loss in the variable investment options (less the daily charges we deduct), (ii) any guaranteed interest in the guaranteed interest option, (iii) any positive or negative market value adjustments in the fixed maturity options through the date we receive your contract, and (iv) any interest in the account for special dollar cost averaging through the date we receive your contract. Some states require that we refund the full amount of your contribution (not reflecting (i), (ii), (iii), or (iv) above). For any IRA contract returned to us within seven days after you receive it, we are required to refund the full amount of your contribution.

We may require that you wait six months before you may apply for a contract with us again if:

o   you cancel your contract during the free look period; or

o you change your mind before you receive your contract, whether we have received your contribution or not.

Please see "Tax information" later in this Prospectus for possible consequences of cancelling your contract.

In addition to the cancellation right described above, if you fully convert an existing traditional IRA contract to a Roth Conversion IRA contract, you may cancel your Roth Conversion IRA contract and return to a Rollover IRA contract. Our processing office, or your financial professional, can provide you with the cancellation instructions.


42  Contract features and benefits
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2. Determining your contract's value


--------------------------------------------------------------------------------

YOUR ACCOUNT VALUE AND CASH VALUE

Your "account value" is the total of the values you have in: (i) the variable investment options; (ii) the guaranteed interest option; (iii) market adjusted amounts in the fixed maturity options; (iv) the account for special dollar cost averaging and (v) the loan reserve account (applicable to Rollover TSA contracts only).

Your contract also has a "cash value." At any time before annuity payments begin, your contract's cash value is equal to the account value, less: (i) the total amount or a pro rata portion of the annual administrative charge as well as optional benefit charges*; (ii) any applicable withdrawal charges and (iii) the amount of any outstanding loan plus accrued interest (applicable to Rollover TSA contracts only). Please see "Surrendering your contract to receive its cash value" in "Accessing your money" later in this Prospectus.

----------------------

* Depending on when you purchased your contract, your account value will be reduced by a pro rata portion of the administrative charge only. See Appendix IX later in this Prospectus for more information.


YOUR CONTRACT'S VALUE IN THE VARIABLE INVESTMENT OPTIONS

Each variable investment option invests in shares of a corresponding Portfolio. Your value in each variable investment option is measured by "units." The value of your units will increase or decrease as though you had invested it in the corresponding Portfolio's shares directly. Your value, however, will be reduced by the amount of the fees and charges that we deduct under the contract.

--------------------------------------------------------------------------------
Units measure your value in each variable investment option.
--------------------------------------------------------------------------------

The unit value for each variable investment option depends on the investment performance of that option, less daily charges for:

(i)   mortality and expense;

(ii)  administrative expenses; and

(iii) distribution charges.

On any day, your value in any variable investment option equals the number of units credited to that option, adjusted for any units purchased for or deducted from your contract under that option, multiplied by that day's value for one unit. The number of your contract units in any variable investment option does not change unless they are:

(i)   increased to reflect additional contributions;

(ii)  decreased to reflect a withdrawal (plus applicable withdrawal charges);

(iii) increased to reflect a transfer into, or decreased to reflect a transfer out of, a variable investment option; or

(iv) increased or decreased to reflect a transfer of your loan amount from or to the loan reserve account under a Rollover TSA contract.

In addition, if applicable, when we deduct the enhanced death benefit, Guaranteed minimum income benefit, GPB Option 2, Principal Protector(SM) and/or the Protection Plus(SM) benefit charges, the number of units credited to your contract will be reduced. Your units are also reduced when we deduct the annual administrative charge. A description of how unit values are calculated is found in the SAI.


YOUR CONTRACT'S VALUE IN THE GUARANTEED INTEREST OPTION

Your value in the guaranteed interest option at any time will equal: your contributions and transfers to that option, plus interest, minus withdrawals out of the option, and charges we deduct.


YOUR CONTRACT'S VALUE IN THE FIXED MATURITY OPTIONS

Your value in each fixed maturity option at any time before the maturity date is the market adjusted amount in each option, which reflects withdrawals out of the option and charges we deduct. This is equivalent to your fixed maturity amount increased or decreased by the market value adjustment. Your value, therefore, may be higher or lower than your contributions (less withdrawals) accumulated at the rate to maturity. At the maturity date, your value in the fixed maturity option will equal its maturity value, provided there have been no withdrawals or transfers.


YOUR CONTRACT'S VALUE IN THE ACCOUNT FOR SPECIAL DOLLAR COST AVERAGING

Your value in the account for special dollar cost averaging at any time will equal your contribution allocated to that option, plus interest, less the sum of all amounts that have been transferred to the variable investment options you have selected.


INSUFFICIENT ACCOUNT VALUE

Your contract will terminate without value if your account value is insufficient to pay any applicable charges when due. Your account value could become insufficient due to withdrawals and/or poor market performance. Upon such termination, you will lose all your rights under your contract and any applicable guaranteed benefits, except as discussed below.

See Appendix VIII later in this Prospectus for any state variations with regard to the termination of your contract.


GUARANTEED MINIMUM INCOME BENEFIT NO LAPSE GUARANTEE (not available under all contracts). In certain circumstances, even if your account value falls to zero, your Guaranteed minimum income benefit


                                           Determining your contract's value  43


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will still have value. Please see "Contract features and benefits" earlier in this Prospectus for information on this feature.


PRINCIPAL PROTECTOR (SM) (not available under all contracts)

If you elected Principal Protector(SM) and your account value falls to zero due to a GWB Excess withdrawal, we will terminate your contract and you will receive no payment or supplementary annuity contract, as discussed below, even if your GWB benefit base is greater than zero. If, however, your account value falls to zero, either due to a withdrawal or surrender that is not a GWB Excess withdrawal or due to a deduction of charges, please note the following:

o If your GWB benefit base equals zero, we will terminate your contract and make no payment.

o If your GWB benefit base is greater than zero but less than or equal to the balance of your GWB Annual withdrawal amount, if any, for that contract year, we will terminate your contract and pay you any remaining GWB benefit base.

o If your GWB benefit base is greater than the balance of your remaining GWB Annual withdrawal amount, if any, for that contract year, we will pay you your GWB Annual withdrawal amount balance and terminate your contract, and we will pay you your remaining GWB benefit base as an annuity benefit, as described below.

o If the Beneficiary continuation option is elected (not available in all states), and the account value falls to zero while there is a remaining GWB benefit base, we will make payments to the beneficiary as follows:

     o If the beneficiary had elected scheduled payments we will continue to make scheduled payments over remaining life expectancy until the GWB benefit base is zero, and the Principal Protector(SM) charge will no longer apply.

     o If the beneficiary had elected the "5-year rule" and the GWB benefit base is greater than the remaining GWB Annual withdrawal amount, if any, for that contract year, we will pay the beneficiary the GWB Annual withdrawal amount balance. We will continue to pay the beneficiary the remaining GWB Annual withdrawal amount each year until the GWB benefit base equals zero, or the contract terminates at the end of the fifth contract year, whichever comes first. Any remaining GWB benefit base at the end of the fifth contract year will terminate without value.

ANNUITY BENEFIT. If the contract terminates and the remaining GWB benefit base is to be paid in installments, we will issue you an annuity benefit contract and make annual payments equal to your GWB Annual withdrawal amount on your contract date anniversary beginning on the next contract date anniversary, until the cumulative amount of such payments equals the remaining GWB benefit base (as of the date the contract terminates). The last installment payment may be smaller than the previous installment payments in order for the total of such payments to equal the remaining GWB benefit base.


The annuity benefit supplemental contract will carry over the same owner, annuitant and beneficiary as under your contract. If you die before receiving all of your payments, we will make any remaining payments to your beneficiary. The charge for Principal Protector(SM) will no longer apply.


If at the time of your death the GWB Annual withdrawal amount was being paid to you as an annuity benefit, your beneficiary may not elect the Beneficiary continuation option.


44  Determining your contract's value


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3. Transferring your money among investment options


--------------------------------------------------------------------------------

TRANSFERRING YOUR ACCOUNT VALUE

At any time before the date annuity payments are to begin, you can transfer some or all of your account value among the investment options, subject to the following:

o You may not transfer any amount to the account for special dollar cost averaging.

o You may not transfer to a fixed maturity option that has a rate to maturity of 3% or less.

o If the annuitant is age 76-80, you must limit your transfers to fixed maturity options with maturities of seven years or less. If the annuitant is age 81 or older, you must limit your transfers to fixed maturity options of five years or less. We will not accept allocations to a fixed maturity option if on the date the contribution or transfer is to be applied, the rate to maturity is 3%. Also, the maturity dates may be no later than the date annuity payments are to begin.

o If you make transfers out of a fixed maturity option other than at its maturity date, the transfer may cause a market value adjustment and affect your GPB.

o A transfer into the guaranteed interest option will not be permitted if such transfer would result in more than 25% of the annuity account value being allocated to the guaranteed interest option, based on the annuity account value as of the previous business day. If you are an existing contractowner, this restriction may not apply. See Appendix IX later in this Prospectus for contract variations.

o   No transfers are permitted into the Special 10 year fixed maturity option.

In addition, we reserve the right to restrict transfers among variable investment options, including limitations on the number, frequency, or dollar amount of transfers. Our current transfer restrictions are set forth in the "Disruptive transfer activity" section below.

The maximum amount that may be transferred from the guaranteed interest option to any investment option (including amounts transferred pursuant to the fixed-dollar option, the interest sweep option and dollar cost averaging programs described under "Allocating your contributions" in "Contract features and benefits" earlier in this Prospectus) in any contract year is the greatest of:

(a) 25% of the amount you have in the guaranteed interest option on the last day of the prior contract year; or

(b) the total of all amounts transferred at your request from the guaranteed interest option to any of the investment options in the prior contract year; or

(c) 25% of amounts transferred or allocated to the guaranteed interest option during the current contract year.

From time to time, we may remove the restrictions regarding transferring amounts out of the guaranteed interest option. If we do so, we will tell you. We will also tell you at least 45 days in advance of the day that we intend to reimpose the transfer restrictions. When we reimpose the transfer restrictions, if any dollar cost averaging transfer out of the guaranteed interest option causes a violation of the 25% outbound restriction, that dollar cost averaging program will be terminated for the current contract year. A new dollar cost averaging program can be started in the next or subsequent contract years.

You may request a transfer in writing, by telephone using TOPS or through Online Account Access. You must send in all written transfer requests directly to our processing office. Transfer requests should specify:

(1) the contract number,

(2) the dollar amounts or percentages of your current account value to be transferred, and

(3) the investment options to and from which you are transferring. We will confirm all transfers in writing.

Please see "Allocating your contributions" in "Contract features and benefits" for more information about your role in managing your allocations.


DISRUPTIVE TRANSFER ACTIVITY

You should note that the contract is not designed for professional "market timing" organizations, or other organizations or individuals engaging in a market timing strategy. The contract is not designed to accommodate programmed transfers, frequent transfers or transfers that are large in relation to the total assets of the underlying portfolio.

Frequent transfers, including market timing and other program trading or short-term trading strategies, may be disruptive to the underlying portfolios in which the variable investment options invest. Disruptive transfer activity may adversely affect performance and the interests of long-term investors by requiring a portfolio to maintain larger amounts of cash or to liquidate portfolio holdings at a disadvantageous time or price. For example, when market timing occurs, a portfolio may have to sell its holdings to have the cash necessary to redeem the market timer's investment. This can happen when it is not advantageous to sell any securities, so the portfolio's performance may be hurt. When large dollar amounts are involved, market timing can also make it difficult to use long-term investment strategies because a portfolio cannot predict how much cash it will have to invest. In addition, disruptive transfers or purchases and redemptions of portfolio investments may impede efficient portfolio management and impose increased transaction costs, such as brokerage costs, by requiring the portfolio manager to effect more frequent purchases and sales of portfolio securities. Similarly, a portfolio may bear increased administrative costs as a result of the asset level and investment volatility that accompanies patterns of excessive or short-term trading. Portfolios that invest a significant portion of their assets in foreign securities or the securities of small- and mid-capitalization companies tend to be subject to the risks associated with market timing and


                            Transferring your money among investment options  45


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short-term trading strategies to a greater extent than portfolios that do not.
Securities trading in overseas markets present time zone arbitrage opportunities when events affecting portfolio securities values occur after the close of the overseas market but prior to the close of the U.S. markets. Securities of small- and mid-capitalization companies present arbitrage opportunities because the market for such securities may be less liquid than the market for securities of larger companies, which could result in pricing inefficiencies. Please see the prospectuses for the underlying portfolios for more information on how portfolio shares are priced.

We currently use the procedures described below to discourage disruptive transfer activity. You should understand, however, that these procedures are subject to the following limitations: (1) they primarily rely on the policies and procedures implemented by the underlying portfolios; (2) they do not eliminate the possibility that disruptive transfer activity, including market timing, will occur or that portfolio performance will be affected by such activity; and (3) the design of market timing procedures involves inherently subjective judgments, which we seek to make in a fair and reasonable manner consistent with the interests of all contract owners.

We offer investment options with underlying portfolios that are part of AXA Premier VIP Trust and EQ Advisors Trust (together the "trusts"). The trusts have adopted policies and procedures regarding disruptive transfer activity. They discourage frequent purchases and redemptions of portfolio shares and will not make special arrangements to accommodate such transactions. They aggregate inflows and outflows for each portfolio on a daily basis. On any day when a portfolio's net inflows or outflows exceed an established monitoring threshold, the trust obtains from us contract owner trading activity. The trusts currently consider transfers into and out of (or vice versa) the same variable investment option within a five business day period as potentially disruptive transfer activity. Each trust reserves the right to reject a transfer that it believes, in its sole discretion, is disruptive (or potentially disruptive) to the management of one of its portfolios. Please see the prospectuses for the trusts for more information.

When a contract is identified in connection with potentially disruptive transfer activity for the first time, a letter is sent to the contract owner explaining that there is a policy against disruptive transfer activity and that if such activity continues certain transfer privileges may be eliminated. If and when the contract owner is identified a second time as engaged in potentially disruptive transfer activity under the contract, we currently prohibit the use of voice, fax and automated transaction services. We currently apply such action for the remaining life of each affected contract. We or a trust may change the definition of potentially disruptive transfer activity, the monitoring procedures and thresholds, any notification procedures, and the procedures to restrict this activity. Any new or revised policies and procedures will apply to all contract owners uniformly. We do not permit exceptions to our policies restricting disruptive transfer activity.

It is possible that a trust may impose a redemption fee designed to discourage frequent or disruptive trading by contract owners. As of the date of this Prospectus, the trusts had not implemented such a fee. If a redemption fee is implemented by a trust, that fee, like any other trust fee, will be borne by the contract owner.

Contract owners should note that it is not always possible for us and the underlying trusts to identify and prevent disruptive transfer activity. In addition, because we do not monitor for all frequent trading at the separate account level, contract owners may engage in frequent trading which may not be detected, for example, due to low net inflows or outflows on the particular day(s). Therefore, no assurance can be given that we or the trusts will successfully impose restrictions on all potentially disruptive transfers. Because there is no guarantee that disruptive trading will be stopped, some contract owners may be treated differently than others, resulting in the risk that some contract owners may be able to engage in frequent transfer activity while others will bear the effect of that frequent transfer activity. The potential effects of frequent transfer activity are discussed above.


REBALANCING YOUR ACCOUNT VALUE

We offer rebalancing, which you can use to automatically reallocate your account value among your investment options. We currently offer two options:
"Option I" and "Option II." Option I, allows you to rebalance your account value among the variable investment options. Option II allows you to rebalance among the variable investment options and the guaranteed interest option. Under both options, rebalancing is not available for amounts you have allocated to the fixed maturity options.

To enroll in one of our rebalancing programs, you must notify us in writing or through Online Account Access and tell us:

    (a) the percentage you want invested in each investment option (whole percentages only), and

    (b) how often you want the rebalancing to occur (quarterly, semi annually, or annually on a contract year basis)

Rebalancing will occur on the same day of the month as the contract date. If a contract is established after the 28th, rebalancing will occur on the first business day of the month following the contract issue date.

You may elect or terminate the rebalancing program at any time. You may also change your allocations under the program at any time. Once enrolled in the rebalancing program, it will remain in effect until you instruct us in writing to terminate the program. Requesting an investment option transfer while enrolled in our rebalancing program will not automatically change your allocation instructions for rebalancing your account value. This means that upon the next scheduled rebalancing, we will transfer amounts among your investment options pursuant to the allocation instructions previously on file for your program. Changes to your allocation instructions for the rebalancing program (or termination of your enrollment in the program) must be in


46  Transferring your money among investment options


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writing and sent to our Processing Office. Termination requests can be made online through Online Account Access. See "How to reach us" in "Who is AXA Equitable?" earlier in this Prospectus. There is no charge for the rebalancing feature.

--------------------------------------------------------------------------------
Rebalancing does not assure a profit or protect against loss. You should periodically review your allocation percentages as your needs change. You may want to discuss the rebalancing program with your financial professional before electing the program.
--------------------------------------------------------------------------------

While your rebalancing program is in effect, we will transfer amounts among the investment options so that the percentage of your account value that you specify is invested in each option at the end of each rebalancing date.

If you select Option II, you will be subject to our rules regarding transfers between the guaranteed interest option and the variable investment options. These rules are described in "Transferring your account value" earlier in this section. Under Option II, a transfer into or out of the guaranteed interest option to initiate the rebalancing program will not be permitted if such transfer would violate these rules. If this occurs, the rebalancing program will not go into effect.

You may not elect Option II if you are participating in any dollar cost averaging program. You may not elect Option I if you are participating in general dollar cost averaging.


                            Transferring your money among investment options  47


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4. Accessing your money


--------------------------------------------------------------------------------

WITHDRAWING YOUR ACCOUNT VALUE

You have several ways to withdraw your account value before annuity payments begin. The table below shows the methods available under each type of contract. More information follows the table. If you withdraw more than 90% of your contract's current cash value, we will treat it as a request to surrender your contract for its cash value. See "Surrendering your contract to receive its cash value" below. For the potential tax consequences of withdrawals, see "Tax information" later in this Prospectus.

Please see "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus and "How withdrawals (and transfers out of the Special 10 year fixed maturity option) affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Guaranteed principal benefit option 2," below for more information on how withdrawals affect your guaranteed benefits and could potentially cause your contract to terminate.


--------------------------------------------------------------------------------
                           METHOD OF WITHDRAWAL
--------------------------------------------------------------------------------
                                                                LIFETIME
                                              PRE-AGE 59-1/2    REQUIRED
                                              SUBSTANTIALLY     MINIMUM
     CONTRACT       PARTIAL     SYSTEMATIC        EQUAL       DISTRIBUTION
--------------------------------------------------------------------------------
NQ                   Yes           Yes             No             No
--------------------------------------------------------------------------------
Rollover IRA         Yes           Yes             Yes            Yes
--------------------------------------------------------------------------------
Roth
 Conversion
 IRA                 Yes           Yes             Yes            No
--------------------------------------------------------------------------------
Inherited IRA        No            No              No              *
--------------------------------------------------------------------------------
QP**                 Yes           No              No             Yes
--------------------------------------------------------------------------------
Rollover
 TSA***              Yes           Yes             No             Yes
--------------------------------------------------------------------------------

    * The contract pays out post-death required minimum distributions. See "Inherited IRA beneficiary continuation contract" in "Contract features and benefits" earlier in this Prospectus.

    ** All payments are made to the trust as the owner of the contract. See "Appendix II: Purchase considerations for QP contracts" later in this Prospectus.


    *** Employer or plan approval is required for all transactions. Your ability to take withdrawals, or loans from, or surrender your TSA contract may be limited. See Appendix X -- "Tax Sheltered Annuity contracts (TSAs)" later in this Prospectus.



PARTIAL WITHDRAWALS
(All contracts)

You may take partial withdrawals from your account value at any time. (Rollover TSA contracts may have restrictions and employer or plan approval is required.) The minimum amount you may withdraw is $300.

Partial withdrawals will be subject to a withdrawal charge if they exceed the 10% free withdrawal amount (see "10% free withdrawal amount" in "Charges and expenses" later in this Prospectus). If you already own your contract, the applicable free withdrawal percentage may be higher. See Appendix IX later in this Prospectus for the free withdrawal amount that applies to your contract. Under Rollover TSA contracts, if a loan is outstanding, you may only take partial withdrawals as long as the cash value remaining after any withdrawal equals at least 10% of the outstanding loan plus accrued interest.


SYSTEMATIC WITHDRAWALS
(All contracts except Inherited IRA and QP)

You may take systematic withdrawals of a particular dollar amount or a particular percentage of your account value. (Rollover TSA contracts may have restrictions and employer or plan approval required).

You may take systematic withdrawals on a monthly, quarterly or annual basis as long as the withdrawals do not exceed the following percentages of your account value: 0.8% monthly, 2.4% quarterly and 10.0% annually. The minimum amount you may take in each systematic withdrawal is $250. If the amount withdrawn would be less than $250 on the date a withdrawal is to be taken, we will not make a payment and we will terminate your systematic withdrawal election. If you already own your contract, the applicable percentages may be higher. See Appendix IX later in this Prospectus for information on what applies to your contract.

If the withdrawal charges on your contract have expired, you may elect a systematic withdrawal option in excess of percentages described in the preceding paragraph, up to 100% of your account value. However, if you elect a systematic withdrawal option in excess of these limits, and make a subsequent contribution to your contract, the systematic withdrawal option will be terminated. You may then elect a new systematic withdrawal option within the limits described in the preceding paragraph.

We will make the withdrawals on any day of the month that you select as long as it is not later than the 28th day of the month. If you do not select a date, we will make the withdrawals on the same calendar day of the month as the contract date. You must wait at least 28 days after your contract is issued before your systematic withdrawals can begin.

You may elect to take systematic withdrawals at any time. If you own an IRA contract, you may elect this withdrawal method only if you are between ages 59-1/2 and 70-1/2.

You may change the payment frequency, or the amount or percentage of your systematic withdrawals, once each contract year. However, you may not change the amount or percentage in any contract year in which you have already taken a partial withdrawal. You can cancel the systematic withdrawal option at any time.

Systematic withdrawals are not subject to a withdrawal charge, except to the extent that, when added to a partial withdrawal previously taken in the same contract year, the systematic withdrawal exceeds the 10% free withdrawal amount. This option is not available if you have elected a Guaranteed principal benefit -- this restriction may not


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apply to certain contract owners, depending on when you purchased your contract.
See Appendix IX later in this Prospectus for more information.


SUBSTANTIALLY EQUAL WITHDRAWALS
(Rollover IRA and Roth Conversion IRA contracts)

We offer our "substantially equal withdrawals option" to allow you to receive distributions from your account value without triggering the 10% additional federal income tax penalty, which normally applies to distributions made before age 59-1/2. See "Tax information" later in this Prospectus. We use one of the IRS-approved methods for doing this; this is not the exclusive method of meeting this exception. After consultation with your tax adviser, you may decide to use another method which would require you to compute amounts yourself and request partial withdrawals. In such a case, a withdrawal charge may apply. Once you begin to take substantially equal withdrawals, you should not (i) stop them; (ii) change the pattern of your withdrawals for example, by taking an additional partial withdrawal; or (iii) contribute any more to the contract until after the later of age 59-1/2 or five full years after the first withdrawal. If you alter the pattern of withdrawals, you may be liable for the 10% federal tax penalty that would have otherwise been due on prior withdrawals made under this option and for any interest on the delayed payment of the penalty.

In accordance with IRS guidance, an individual who has elected to receive substantially equal withdrawals may make a one time change, without penalty, from one of the IRS-approved methods of calculating fixed payments to another IRS-approved method (similar to the required minimum distribution rules) of calculating payments which vary each year.

You may elect to take substantially equal withdrawals at any time before age 59-1/2. We will make the withdrawal on any day of the month that you select as long as it is not later than the 28th day of the month. We will calculate the amount of your substantially equal withdrawals using the IRS-approved method we offer. The payments will be made monthly, quarterly or annually as you select. These payments will continue until (i) we receive written notice from you to cancel this option; (ii) you take an additional partial withdrawal; or (iii) you contribute any more to the contract. You may elect to start receiving substantially equal withdrawals again, but the payments may not restart in the same calendar year in which you took a partial withdrawal or added amounts to the contract. We will calculate the new withdrawal amount.

Substantially equal withdrawals that we calculate for you are not subject to a withdrawal charge, except to the extent that, when added to a partial withdrawal previously taken in the same contract year, the substantially equal withdrawal exceeds the free withdrawal amount (see "10% free withdrawal amount" in "Charges and expenses" later in this Prospectus).

Depending on when you purchased your contract, this option may not be available if you have elected a guaranteed principal benefit. This restriction may not apply to all contract owners. See Appendix IX later in this Prospectus for more information.

LIFETIME REQUIRED MINIMUM DISTRIBUTION WITHDRAWALS

(Rollover IRA, QP and Rollover TSA contracts only -- See "Tax information" and Appendix X later in this Prospectus)

We offer our "automatic required minimum distribution (RMD) service" to help you meet lifetime required minimum distributions under federal income tax rules. This is not the exclusive way for you to meet these rules. After consultation with your tax adviser, you may decide to compute required minimum distributions yourself and request partial withdrawals. In such a case, a withdrawal charge may apply. Before electing this account based withdrawal option, you should consider whether annuitization might be better in your situation. If you have elected certain additional benefits, such as the Guaranteed minimum death benefit or Guaranteed minimum income benefit, amounts withdrawn from the contract to meet RMDs will reduce the benefit base and may limit the utility of the benefit. Also, the actuarial present value of additional contract benefits must be added to the account value in calculating required minimum distribution withdrawals from annuity contracts funding qualified plans, TSAs and IRAs, which could increase the amount required to be withdrawn. Please refer to "Tax information" and Appendix X later in this Prospectus.

You may elect this service in the year in which you reach age 70-1/2 or in any later year. The minimum amount we will pay out is $250. Currently, minimum distribution withdrawal payments will be made annually. See "Required minimum distributions" in "Tax information" and Appendix X later in this Prospectus for your specific type of retirement arrangement.


--------------------------------------------------------------------------------
For Rollover IRA and Rollover TSA contracts, we will send a form outlining the distribution options available in the year you reach age 70-1/2 (if you have not begun your annuity payments before that time).
--------------------------------------------------------------------------------

We do not impose a withdrawal charge on minimum distribution withdrawals if you are enrolled in our automatic RMD service except if, when added to a partial withdrawal previously taken in the same contract year, the minimum distribution withdrawal exceeds the 10% free withdrawal amount.

Under Rollover TSA contracts, you may not elect our automatic RMD service if a loan is outstanding.

FOR CONTRACTS WITH PRINCIPAL PROTECTOR(SM). If you elected Principal Protector(SM), provided no other withdrawals are taken during a contract year in which you participate in our Automatic RMD service, an automatic withdrawal using our service will not cause a GWB Excess withdrawal, even if it exceeds your GWB Annual withdrawal amount. If you take any other withdrawal while you participate in the service, however, this GWB Excess withdrawal exception terminates permanently. In order to take advantage of this exception, you must elect and maintain participation in our Automatic RMD service at your required beginning date, or the contract date, if your required beginning date has occurred before the contract was purchased. See "Principal Protector(SM)" in "Contract features and benefits" earlier in this Prospectus for further information.

HOW WITHDRAWALS ARE TAKEN FROM YOUR ACCOUNT VALUE

Unless you specify otherwise, we will subtract your withdrawals on a pro rata basis from your value in the variable investment options and


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the guaranteed interest option. If there is insufficient value or no value in the variable investment options and the guaranteed interest option, any additional amount of the withdrawal required or the total amount of the withdrawal will be withdrawn from the fixed maturity options (other than the Special 10 year fixed maturity option, if applicable) in the order of the earliest maturity date(s) first. If the fixed maturity option amounts are insufficient, we will deduct all or a portion of the withdrawal from the account for special dollar cost averaging. If such amounts are still insufficient, we will deduct any remaining portion from the Special 10 year fixed maturity option. A market value adjustment will apply to withdrawals from the fixed maturity options (including the Special 10 year fixed maturity option).


You may choose to have your systematic withdrawals or your substantially equal withdrawals taken from specific variable investment options and/or the guaranteed interest option. If you choose specific variable investment options and/or the guaranteed interest option, and the value in those selected option(s) drops below the requested withdrawal amount, the requested amount will be taken on a pro rata basis from all investment options on the business day after the withdrawal was scheduled to occur. All subsequent scheduled withdrawals will be processed on a pro rata basis on the business day you initially elected.



HOW WITHDRAWALS (AND TRANSFERS OUT OF THE SPECIAL 10 YEAR FIXED MATURITY OPTION) AFFECT YOUR GUARANTEED MINIMUM INCOME BENEFIT, GUARANTEED MINIMUM DEATH BENEFIT AND GUARANTEED PRINCIPAL BENEFIT OPTION 2

In general, withdrawals will reduce your guaranteed benefits on a pro rata basis. Reduction on a pro rata basis means that we calculate the percentage of your current account value that is being withdrawn and we reduce your current benefit by the same percentage. For example, if your account value is $30,000 and you withdraw $12,000, you have withdrawn 40% of your account value. If your benefit was $40,000 before the withdrawal, it would be reduced by $16,000 ($40,000 X .40) and your new benefit after the withdrawal would be $24,000 ($40,000 - $16,000).

Transfers out of the Special 10 year fixed maturity option will reduce the GPB Option 2 amount on a pro rata basis. In addition, if you make a contract withdrawal from the Special 10 year fixed maturity option, we will reduce your GPB Option 2 in a similar manner; however, the reduction will reflect both a transfer out of the Special 10 year fixed maturity option and a withdrawal from the contract. Therefore, the reduction in GPB Option 2 is greater when you take a contract withdrawal from the Special 10 year fixed maturity option than it would be if you took the withdrawal from another investment option.

Similar to the example above, if your account value is $30,000 and you withdraw $12,000 from the Special 10 year fixed maturity option, you have withdrawn 40% of your account value. If your GPB Option 2 benefit was $40,000 before the withdrawal, the reduction to reflect the transfer out of the Special 10 year fixed maturity option would equal $16,000 ($40,000 x .40). The amount used to calculate the reduction to reflect the withdrawal from the contract is $24,000 ($40,000 - $16,000). The reduction to reflect the withdrawal would equal $9,600 ($24,000 x .40), and your new benefit after the withdrawal would be $14,400 ($24,000 - $9,600).

For purposes of calculating the adjustment to your guaranteed benefits, the amount of the withdrawal will include the amount of any applicable withdrawal charge. Using the example above, the $12,000 withdrawal would include the withdrawal amount paid to you and the amount of any applicable withdrawal charge deducted from your account value. For more information on the calculation of the charge, see "Withdrawal charge" later in the Prospectus.

With respect to the Guaranteed minimum income benefit and the Greater of 6% (or 5%) Roll-Up to age 85 or the Annual Ratchet to age 85 enhanced death benefit, withdrawals (including any applicable withdrawal charges) will reduce each of the benefits' 6% (or 5%) Roll-Up to age 85 benefit base on a dollar-for-dollar basis, as long as the sum of withdrawals in a contract year is 6% (or 5%) or less of the 6% (or 5%) Roll-Up benefit base on the most recent contract date anniversary. Additional contributions made during the contract year do not affect the amount of withdrawals that can be taken on a dollar-for dollar basis in that contract year. Once a withdrawal is taken that causes the sum of withdrawals in a contract year to exceed 6% (or 5%) of the benefit base on the most recent anniversary, that entire withdrawal and any subsequent withdrawals in that same contract year will reduce the benefit base pro rata. Reduction on a dollar-for-dollar basis means that your 6% (or 5%) Roll-Up to age 85 benefit base will be reduced by the dollar amount of the withdrawal for each Guaranteed benefit. The Annual Ratchet to age 85 benefit base will always be reduced on a pro rata basis.

The effect of withdrawals on your Guaranteed minimum income benefit and Guaranteed minimum death benefit (including the Greater of 6% Roll-Up to age 85 or the Annual Ratchet to age 85 enhanced death benefit) may be different. See Appendix IX later in this Prospectus for information on what applies to your contract.


HOW WITHDRAWALS AFFECT PRINCIPAL PROTECTOR(SM)

If you elected Principal Protector(SM), any withdrawal reduces your GWB benefit base by the amount of the withdrawal. In addition, a GWB Excess withdrawal can significantly reduce your GWB Annual withdrawal amount and further reduce your GWB benefit base. For more information, see "Effect of GWB Excess withdrawals" and "Other important considerations" under "Principal Protector(SM)" in "Contract features and benefits" earlier in this Prospectus.


WITHDRAWALS TREATED AS SURRENDERS

If you withdraw more than 90% of a contract's current cash value, we will treat it as a request to surrender the contract for its cash value. Also, under certain contracts, we have the right to pay the cash value and terminate the contract if no contributions are made during the last three completed contract years, and the account value is less than $500, or if you make a withdrawal that would result in a cash value of less than $500. If you are an existing contract owner, the rules in the preceding sentence may not apply under your contract or if the Guaranteed minimum income benefit no lapse guarantee is available and in effect on your contract. See Appendix IX later in this Prospectus for information on what applies to your contract. See also "Surrendering


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your contract to receive its cash value" below. For the tax consequences of withdrawals, see "Tax information" later in this Prospectus.


SPECIAL RULES FOR PRINCIPAL PROTECTOR(SM). If you elected Principal Protector(SM), all withdrawal methods described above can be used. We will not treat a withdrawal request that results in a withdrawal in excess of 90% of the contract's cash value as a request to surrender the contract unless it is a GWB Excess withdrawal. In addition, we will not terminate your contract if either your account value or cash value falls below $500, unless it is due to a GWB Excess withdrawal. In other words, if you take a GWB Excess withdrawal that equals more than 90% of your cash value or reduces your cash value to less than $500, we will treat your request as a surrender of your contract even if your GWB benefit base is greater than zero. Please also see "Insufficient account value" in "Determining your contract value" earlier in this Prospectus. Please also see "Principal Protector(SM)" in "Contract features and benefits," earlier in this Prospectus, for more information on how withdrawals affect your guaranteed benefits and could potentially cause your contract to terminate.


LOANS UNDER ROLLOVER TSA CONTRACTS

Loans under a Rollover TSA contract are not permitted without employer or plan approval. We will not permit you to take a loan or have a loan outstanding while you are enrolled in our "automatic required minimum distribution (RMD) service."

Loans are subject to federal income tax limits and are also subject to the limits of the plan. The loan rules under ERISA may apply to plans not sponsored by a governmental employer. Federal income tax rules apply to all plans, even if the plan is not subject to ERISA.

A loan will not be treated as a taxable distribution unless:

o   It exceeds limits of federal income tax rules;

o   Interest and principal are not paid when due; or

o   In some instances, service with the employer terminates.

Taking a loan in excess of the Internal Revenue Code limits may result in adverse tax consequences.

Before we make a loan, you must properly complete and sign a loan request form. Loan processing may not be completed until we receive all information and approvals required to process the loan at our processing office.

We will permit you to have only one loan outstanding at a time. The minimum loan amount is $1,000. The maximum amount is $50,000 or, if less, 50% of your account value, subject to any limits under the federal income tax rules. The term of a loan is five years. However, if you use the loan to acquire your primary residence, the term is 10 years. The term may not extend beyond the earliest of:

(1) the date annuity payments begin,

(2) the date the contract terminates, and

(3) the date a death benefit is paid (the outstanding loan including any accrued and unpaid loan interest, will be deducted from the death benefit amount).


A loan request under your Rollover TSA contract will be processed on the first business day of the month following the date on which the properly completed loan request form is received. Interest will accrue daily on your outstanding loan at a rate we set. The loan interest rate will be equal to the Moody's Corporate Bond Yield Averages for Baa bonds for the calendar month ending two months before the first day of the calendar quarter in which the rate is determined. Please see Appendix VIII later in this Prospectus for any state rules that may affect loans from a TSA contract. Also, see "Tax information" later in this Prospectus for general rules applicable to loans as well as Appendix X for a discussion of TSA contracts.


Tax consequences for failure to repay a loan when due are substantial, and may result in severe restrictions on your ability to borrow amounts under any plans of your employer in the future.

LOAN RESERVE ACCOUNT. On the date your loan is processed, we will transfer the amount of your loan to the loan reserve account. Unless you specify otherwise, we will subtract your loan on a pro rata basis from your value in the variable investment options and the guaranteed interest option. If those amounts are insufficient, any additional amount of the loan will be subtracted from the fixed maturity options (other than the Special 10 year fixed maturity option), in the order of the earliest maturity date(s) first. A market value adjustment may apply. If the fixed maturity option amounts are insufficient, we will deduct all or a portion of the loan from the account for special dollar cost averaging. If such amounts are still insufficient, we will deduct any remaining portion from the Special 10 year fixed maturity option. A market value adjustment will apply to withdrawals from the fixed maturity options (including the Special 10 year fixed maturity option). If the amounts are withdrawn from the Special 10 year fixed maturity option, the guaranteed benefit will be adversely affected. See "Guaranteed principal benefit option 2" in "Contract features and benefits" earlier in this Prospectus.

For the period of time your loan is outstanding, the loan reserve account rate we will credit will equal the loan interest rate minus a maximum rate of 2%. When you make a loan repayment, unless you specify otherwise, we will transfer the dollar amount of the loan repaid and the amount of interest earned from the loan reserve account to the investment options according to the allocation percentages we have on our records.


SURRENDERING YOUR CONTRACT TO RECEIVE ITS CASH VALUE

You may surrender your contract to receive its cash value at any time while the annuitant is living and before you begin to receive annuity payments. (Rollover TSA contracts may have restrictions and employer or plan approval is required.) For a surrender to be effective, we must receive your written request and your contract at our processing office. We will determine your cash value on the date we receive the required information.

All benefits under the contract will terminate as of the date we receive the required information, including Principal Protector(SM) (if applicable), if your cash value is greater than your GWB Annual withdrawal amount. If you have a GWB benefit base greater than zero, you should consider the impact of a contract surrender on the Principal Protector(SM)


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benefit. If your surrender request does not constitute a GWB Excess withdrawal, you may be eligible for additional benefits. If, however, your surrender request constitutes a GWB Excess withdrawal, you will lose those benefits.
Also, if the Guaranteed minimum income benefit no lapse guarantee is in effect under your contract, the Guaranteed minimum income benefit will terminate without value if your cash value plus any other withdrawals taken in the contract year exceed 6% of the Roll-Up benefit base (as of the beginning of the contract year). For more information, please see "Annuity benefit" under "Insufficient account value" in "Determining your contract value" and "Principal Protector(SM)" in "Contract features and benefits" earlier in this Prospectus.

You may receive your cash value in a single sum payment or apply it to one or more of the annuity payout options. See "Your annuity payout options" below. For the tax consequences of surrenders, see "Tax information" later in this Prospectus.


WHEN TO EXPECT PAYMENTS

Generally, we will fulfill requests for payments out of the variable investment options within seven calendar days after the date of the transaction to which the request relates. These transactions may include applying proceeds to a variable annuity, payment of a death benefit, payment of any amount you withdraw (less any withdrawal charges) and, upon surrender, payment of the cash value. We may postpone such payments or applying proceeds for any period during which:

(1) the New York Stock Exchange is closed or restricts trading,

(2) the SEC determines that an emergency exists as a result of which sales of securities or determination of the fair value of a variable investment option's assets is not reasonably practicable, or

(3) the SEC, by order, permits us to defer payment to protect people remaining in the variable investment options.

We can defer payment of any portion of your value in the guaranteed interest option, fixed maturity options and the account for special dollar cost averaging (other than for death benefits) for up to six months while you are living. We also may defer payments for a reasonable amount of time (not to exceed 10 days) while we are waiting for a contribution check to clear.

All payments are made by check and are mailed to you (or the payee named in a tax-free exchange) by U.S. mail, unless you request that we use an express delivery service at your expense.


YOUR ANNUITY PAYOUT OPTIONS

Deferred annuity contracts such as Accumulator(R) Elite(SM) provide for conversion to payout status at or before the contract's "maturity date." This is called annuitization. When your contract is annuitized, your Accumulator(R) Elite(SM) contract and all its benefits will terminate and you will receive a supplemental annuity payout contract ("payout option") that provides periodic payments for life or for a specified period of time. In general, the periodic payment amount is determined by the account value or cash value of your Accumulator(R) Elite(SM) contract at the time of annuitization and the annuity purchase factor to which that value is applied, as described below. Alternatively, if you have a Guaranteed minimum income benefit, you may exercise your benefit in accordance with its terms. We have the right to require you to provide any information we deem necessary to provide an annuity payout option. If an annuity payout is later found to be based on incorrect information, it will be adjusted on the basis of the correct information.

Your Accumulator(R) Elite(SM) contract guarantees that upon annuitization, your annuity account value will be applied to a guaranteed annuity purchase factor for a life annuity payout option. We reserve the right, with advance notice to you, to change your annuity purchase factor any time after your fifth contract date anniversary and at not less than five year intervals after the first change. (Please see your contract and SAI for more information.) In addition, you may apply your account value or cash value, whichever is applicable, to any other annuity payout option that we may offer at the time of annuitization. We currently offer you several choices of annuity payout options. Some enable you to receive fixed annuity payments, which can be either level or increasing, and others enable you to receive variable annuity payments. Please see Appendix VIII later in this Prospectus for variations that may apply to your state.


You can choose from among the annuity payout options listed below. Restrictions may apply, depending on the type of contract you own or the annuitant's age when the contract was issued. Other than life annuity with period certain, we reserve the right to add, remove or change any of these annuity payout options at any time. In addition, if you are exercising your Guaranteed minimum income benefit, your choice of payout options are those that are available under the Guaranteed minimum income benefit (see "Guaranteed minimum income benefit option" in "Contract features and benefits" earlier in this Prospectus). If you elect Principal Protector(SM) and choose to annuitize your contract before the maturity date, Principal Protector(SM) will terminate without value even if your GWB benefit base is greater than zero. Payments you receive under the annuity payout option you select may be less than you would have received under Principal Protector(SM). See "Principal Protector(SM)" in "Contract features and benefits" earlier in this Prospectus for further information.



--------------------------------------------------------------------------------
Fixed annuity payout options          Life annuity
                                      Life annuity with period
                                        certain
                                      Life annuity with refund
                                        certain
                                      Period certain annuity
--------------------------------------------------------------------------------
Variable Immediate Annuity            Life annuity
   payout options                     Life annuity with period
                                        certain
--------------------------------------------------------------------------------
Income Manager(R) payout options      Life annuity with period
   (available for annuitants age 83     certain
   or less at contract issue)         Period certain annuity
--------------------------------------------------------------------------------
o Life annuity: An annuity that guarantees payments for the rest of the annuitant's life. Payments end with the last monthly payment before the annuitant's death. Because there is no continuation of benefits following the annuitant's death with this payout option, it


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   provides the highest monthly payment of any of the life annuity options, so long as the annuitant is living.

o Life annuity with period certain: An annuity that guarantees payments for the rest of the annuitant's life. If the annuitant dies before the end of a selected period of time ("period certain"), payments continue to the beneficiary for the balance of the period certain. The period certain cannot extend beyond the annuitant's life expectancy. A life annuity with a period certain is the form of annuity under the contracts that you will receive if you do not elect a different payout option. In this case, the period certain will be based on the annuitant's age and will not exceed 10 years.

o Life annuity with refund certain: An annuity that guarantees payments for the rest of the annuitant's life. If the annuitant dies before the amount applied to purchase the annuity option has been recovered, payments to the beneficiary will continue until that amount has been recovered. This payout option is available only as a fixed annuity.

o Period certain annuity: An annuity that guarantees payments for a specific period of time, usually 5, 10, 15, or 20 years. This guaranteed period may not exceed the annuitant's life expectancy. This option does not guarantee payments for the rest of the annuitant's life. It does not permit any repayment of the unpaid principal, so you cannot elect to receive part of the payments as a single sum payment with the rest paid in monthly annuity payments. This payout option is available only as a fixed annuity.

The life annuity, life annuity with period certain, and life annuity with refund certain payout options are available on a single life or joint and survivor life basis. The joint and survivor life annuity guarantees payments for the rest of the annuitant's life and, after the annuitant's death, payments continue to the survivor. We may offer other payout options not outlined here. Your financial professional can provide details.


FIXED ANNUITY PAYOUT OPTIONS

With fixed annuities, we guarantee fixed annuity payments will be based either on the tables of guaranteed annuity purchase factors in your contract or on our then current annuity purchase factors, whichever is more favorable for you.


VARIABLE IMMEDIATE ANNUITY PAYOUT OPTIONS

Variable Immediate Annuities are described in a separate prospectus that is available from your financial professional. Before you select a Variable Immediate Annuity payout option, you should read the prospectus which contains important information that you should know.

Variable Immediate Annuities may be funded through your choice of available variable investment options investing in Portfolios of AXA Premier VIP Trust and EQ Advisors Trust. The contract also offers a fixed income annuity payout option that can be elected in combination with the variable annuity payout option. The amount of each variable income annuity payment will fluctuate, depending upon the performance of the variable investment options, and whether the actual rate of investment return is higher or lower than an assumed base rate.

INCOME MANAGER(R) PAYOUT OPTIONS

The Income Manager(R) payout annuity contracts differ from the other payout annuity contracts. The other payout annuity contracts may provide higher or lower income levels, but do not have all the features of the Income Manager(R) payout annuity contract. You may request an illustration of the Income Manager(R) payout annuity contract from your financial professional. Income Manager(R) payout options are described in a separate prospectus that is available from your financial professional. Before you select an Income Manager(R) payout option, you should read the prospectus which contains important information that you should know.

Both NQ and IRA Income Manager(R) payout options provide guaranteed level payments. The Income Manager(R) (life annuity with period certain) also provides guaranteed increasing payments (NQ contracts only). You may not elect an Income Manager(R) payout option without life contingencies unless withdrawal charges are no longer in effect under your contract.

For QP and Rollover TSA contracts, if you want to elect an Income Manager(R) payout option, we will first roll over amounts in such contract to a Rollover IRA contract with the plan participant as owner. You must be eligible for a distribution under the QP or Rollover TSA contract.

You may choose to apply your account value of your Accumulator(R) Elite(SM) contract to an Income Manager(R) payout annuity. In this case, we will consider any amounts applied as a withdrawal from your Accumulator(R) Elite(SM), and we will deduct any applicable withdrawal charge. For the tax consequences of withdrawals, see "Tax information" later in this Prospectus.

The Income Manager(R) payout options are not available in all states.


THE AMOUNT APPLIED TO PURCHASE AN ANNUITY PAYOUT OPTION

The amount applied to purchase an annuity payout option varies, depending on the payout option that you choose, and the timing of your purchase as it relates to any withdrawal charges. If amounts in a fixed maturity option are used to purchase any annuity payout option prior to the maturity date, a market value adjustment will apply.

For the fixed annuity payout options and Variable Immediate Annuity payout options, no withdrawal charge is imposed if you select a life annuity, life annuity with period certain or life annuity with refund certain.

The withdrawal charge applicable under your Accumulator(R) Elite(SM) contract is imposed if you select a non-life contingent period certain payout annuity. If the period certain is more than 5 years, then the withdrawal charge deducted will not exceed 5% of the account value.

For the Income Manager(R) life contingent payout options no withdrawal charge is imposed under your contract. If the withdrawal charge that otherwise would have been applied to your account value under your contract is greater than 2% of the contributions that remain in your contract at the time you purchase your payout option, the withdrawal charges under the Income Manager(R) will apply. The year in which your account value is applied to the payout option will be "contract year 1."


                                                        Accessing your money  53


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SELECTING AN ANNUITY PAYOUT OPTION

When you select a payout option, we will issue you a separate written agreement confirming your right to receive annuity payments. We require you to return your contract before annuity payments begin. The contract owner and annuitant must meet the issue age and payment requirements.

You can choose the date annuity payments begin. In most states, it may not be earlier than thirteen months from the Accumulator(R) Elite(SM) contract date. Please see Appendix VIII later in this Prospectus for information on state variations. Except with respect to the Income Manager(R) annuity payout options, where payments are made on the 15th day of each month, you can change the date your annuity payments are to begin anytime before that date as long as you do not choose a date later than the 28th day of any month. Also, that date may not be later than the annuity maturity date described below.

The amount of the annuity payments will depend on the amount applied to purchase the annuity and the applicable annuity purchase factors, discussed earlier. The amount of each annuity payment will be less with a greater frequency of payments, or with a longer duration of a non-life contingent annuity or a longer certain period of a life contingent annuity. Once elected, the frequency with which you receive payments cannot be changed.

If, at the time you elect a payout option, the amount to be applied is less than $2,000 or the initial payment under the form elected is less than $20 monthly, we reserve the right to pay the account value in a single sum rather than as payments under the payout option chosen.

If you select an annuity payout option and payments have begun, no change can be made other than: (i) transfers (if permitted in the future) among the variable investment options if a Variable Immediate Annuity payout option is selected; and (ii) withdrawals or contract surrender (subject to a market value adjustment) if an Income Manager(R) annuity payout option is chosen.


ANNUITY MATURITY DATE

Your contract has a maturity date by which you must either take a lump sum payment or select an annuity payout option. The maturity date is generally the contract date anniversary that follows the annuitant's 95th birthday. We will send a notice with the contract statement one year prior to the maturity date.

If you elected Principal Protector(SM) and your contract is annuitized at maturity, we will offer an annuity payout option for life that guarantees you will receive payments that are at least equal to what you would have received under Principal Protector until the point at which your GWB Benefit Base is depleted. After your GWB Benefit Base is depleted, you will continue to receive periodic payments while you are living. The amount of each payment will be the same as the payment amount that you would have received if you had applied your account value on the maturity date to purchase a life annuity at the annuity purchase rate guaranteed in your contract; this payment amount may be more or less than your GWB Annual Withdrawal amount.

Please see Appendix VIII later in this Prospectus for variations that may apply in your state.


54  Accessing your money


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5.  Charges and expenses


--------------------------------------------------------------------------------

CHARGES THAT AXA EQUITABLE DEDUCTS

We deduct the following charges each day from the net assets of each variable investment option. These charges are reflected in the unit values of each variable investment option:

o   A mortality and expense risks charge

o   An administrative charge

o   A distribution charge

We deduct the following charges from your account value. When we deduct these charges from your variable investment options, we reduce the number of units credited to your contract:

o On each contract date anniversary -- an annual administrative charge, if applicable.

o At the time you make certain withdrawals or surrender your contract -- a withdrawal charge.

o On each contract date anniversary -- a charge for each optional benefit that you have elected: a death benefit (other than the Standard death benefit); the Guaranteed minimum income benefit; Principal Protector(SM); and Protection Plus(SM).

o On the first 10 contract date anniversaries -- a charge for GPB Option 2, if you have elected this optional benefit.

o At the time annuity payments are to begin -- charges designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state. An annuity administrative fee may also apply.

More information about these charges appears below. The fees and charges described are the maximum fees and charges that a contract owner will pay. Please see your contract and/or Appendix IX for the fees and charges that apply under your contract. We will not increase these charges for the life of your contract, except as noted. We may reduce certain charges under group or sponsored arrangements. See "Group or sponsored arrangements" later in this section.

The charges under the contracts are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under the contracts. They are also designed, in the aggregate, to compensate us for the risks of loss we assume pursuant to the contracts. If, as we expect, the charges that we collect from the contracts exceed our total costs in connection with the contracts, we will earn a profit. Otherwise, we will incur a loss.

The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this Prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray, a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk. Nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the contracts.

To help with your retirement planning, we may offer other annuities with different charges, benefits and features. Please contact your financial professional for more information.


SEPARATE ACCOUNT ANNUAL EXPENSES

MORTALITY AND EXPENSE RISKS CHARGE. We deduct a daily charge from the net assets in each variable investment option to compensate us for mortality and expense risks, including the Standard death benefit. The daily charge is equivalent to an annual rate of 1.10% of the net assets in each variable investment option.

The mortality risk we assume is the risk that annuitants as a group will live for a longer time than our actuarial tables predict. If that happens, we would be paying more in annuity income than we planned. We also assume a risk that the mortality assumptions reflected in our guaranteed annuity payment tables, shown in each contract, will differ from actual mortality experience. Lastly, we assume a mortality risk to the extent that at the time of death, the Guaranteed minimum death benefit exceeds the cash value of the contract. The expense risk we assume is the risk that it will cost us more to issue and administer the contracts than we expect.

ADMINISTRATIVE CHARGE. We deduct a daily charge from the net assets in each variable investment option to compensate us for administrative expenses under the contracts. The daily charge is equivalent to an annual rate of 0.30% of the net assets in each variable investment option.

DISTRIBUTION CHARGE. We deduct a daily charge from the net assets in each variable investment option to compensate us for a portion of our sales expenses under the contracts. The daily charge is equivalent to an annual rate of 0.25% of the net assets in each variable investment option.


ANNUAL ADMINISTRATIVE CHARGE

We deduct an administrative charge from your account value on each contract date anniversary. We deduct the charge if your account value on the last business day of the contract year is less than $50,000. If your account value on such date is $50,000 or more, we do not deduct the charge. During the first two contract years, the charge is equal to $30 or, if less, 2% of your account value. The charge is $30 for contract years three and later.

We will deduct this charge from your value in the variable investment options and the guaranteed interest option (see Appendix VIII later in this Prospectus to see if deducting this charge from the guaranteed interest option is permitted in your state) on a pro rata basis. If those amounts are insufficient, we will deduct all or a portion of the charge from the fixed maturity options (other than the Special 10 year fixed


                                                        Charges and expenses  55


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maturity option) in order of the earliest maturity date(s) first. If such fixed maturity option amounts are insufficient, we will deduct all or a portion of the charge from the account for special dollar cost averaging. If such amounts are still insufficient, we will deduct any remaining portion from the Special
10 year fixed maturity option. If the contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year. See Appendix IX later in this Prospectus for more information. A market value adjustment will apply to deductions from the fixed maturity options (including the Special 10 year fixed maturity option).

If your account value is insufficient to pay this charge, your contract will terminate without value and you will lose any applicable guaranteed benefits except as noted under "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus.


WITHDRAWAL CHARGE

A withdrawal charge applies in two circumstances: (1) if you make one or more withdrawals during a contract year that, in total, exceeds the 10% free withdrawal amount, described below, or (2) if you surrender your contract to receive its cash value or to apply your cash value to a non-life contingent annuity payout option. For more information about the withdrawal charge if you select an annuity payout option, see "Your annuity payout options--The amount applied to purchase an annuity payout option" in "Accessing your money" earlier in the Prospectus.

The withdrawal charge equals a percentage of the contributions withdrawn in any of the first four years after we receive a contribution. We determine the withdrawal charge separately for each contribution according to the following table:


--------------------------------------------------------------------------------
                        CONTRACT YEAR
--------------------------------------------------------------------------------
                                    1     2     3     4     5
--------------------------------------------------------------------------------
     Percentage of contribution    8 %   7 %   6 %   5 %    0 %
--------------------------------------------------------------------------------

For purposes of calculating the withdrawal charge, we treat the contract year in which we receive a contribution as "contract year 1" and the withdrawal charge is reduced or expires on each applicable contract date anniversary. Amounts withdrawn up to the free withdrawal amount are not considered withdrawals of any contribution. We also treat contributions that have been invested the longest as being withdrawn first. We treat contributions as withdrawn before earnings for purposes of calculating the withdrawal charge. However, federal income tax rules treat earnings under your contract as withdrawn first. See "Tax information" later in this Prospectus.

For contracts issued in New York, please see Appendix VIII later in this Prospectus for the New York withdrawal charge schedule applicable to monies withdrawn from and transferred among the fixed maturity options.

In order to give you the exact dollar amount of the withdrawal you request, we deduct the amount of the withdrawal and withdrawal charge from your account value. The amount deducted to pay withdrawal charges is also subject to that same withdrawal charge percentage. We deduct the charge in proportion to the amount of the withdrawal subtracted from each investment option. The withdrawal charge helps cover sales expenses.

For purposes of calculating reductions in your guaranteed benefits and associated benefit bases, the withdrawal amount includes both the withdrawal amount paid to you and the amount of the withdrawal charge deducted from your account value. For more information, see "Guaranteed minimum death benefit and Guaranteed minimum income benefit base" and "How withdrawals affect your Guaranteed minimum income benefit and Guaranteed minimum death benefit" earlier in the Prospectus.

The withdrawal charge does not apply in the circumstances described below.

10% FREE WITHDRAWAL AMOUNT. Each contract year you can withdraw up to 10% of your account value without paying a withdrawal charge. The 10% free withdrawal amount is determined using your account value at the beginning of each contract year. In the first contract year, the 10% free withdrawal amount is determined using all contributions received in the first 90 days of the contract year. Additional contributions during the contract year do not increase the 10% free withdrawal amount. The 10% free withdrawal amount does not apply if you surrender your contract except where required by law.

For NQ contracts issued to a charitable remainder trust, the free withdrawal amount will equal the greater of: (1) the current account value less contributions that have not been withdrawn (earnings in the contract), and (2) the 10% free withdrawal amount defined above.

If you elected Principal Protector(SM), we will waive any withdrawal charge for any withdrawal during the contract year up to the GWB Annual withdrawal amount, even if such withdrawals exceed the free withdrawal amount. However, each withdrawal reduces the free withdrawal amount for that contract year by the amount of the withdrawal. Withdrawal charges, if applicable, are applied to the amount of the withdrawal that exceeds the GWB Annual withdrawal amount.

The applicable free withdrawal percentage may be higher for certain contract owners, depending on when you purchased your contract. See Appendix IX later in this Prospectus for the free withdrawal amount that applies under your contract.

CERTAIN WITHDRAWALS. If you elected the Guaranteed minimum income benefit and/or the Greater of 6% Roll-Up to age 85 or the annual ratchet to age 85 enhanced death benefit, the withdrawal charge will be waived for any withdrawal that, together with any prior withdrawals made during the contract year, does not exceed 6% of the beginning of contract year 6% to age 85 Roll-Up benefit base, even if such withdrawals exceed the free withdrawal amount. Also, a withdrawal charge does not apply to a withdrawal that exceeds 6% of the beginning of contract year 6% to age 85 Roll-Up benefit base as long as it does not exceed the free withdrawal amount. If your withdrawal exceeds the amount described above, this waiver is not applicable to that withdrawal, nor to any subsequent withdrawal for the life of the contract.

See Appendix IX later in this Prospectus to see if this waiver of the withdrawal charge applies under your contract.


56  Charges and expenses


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DISABILITY, TERMINAL ILLNESS OR CONFINEMENT TO NURSING HOME. The withdrawal charge also does not apply if:

(i) The annuitant has qualified to receive Social Security disability benefits as certified by the Social Security Administration; or

(ii) We receive proof satisfactory to us (including certification by a licensed physician) that the annuitant's life expectancy is six months or less; or

(iii) The annuitant has been confined to a nursing home for more than 90 days (or such other period, as required in your state) as verified by a licensed physician. A nursing home for this purpose means one that is (a) approved by Medicare as a provider of skilled nursing care service, or (b) licensed as a skilled nursing home by the state or territory in which it is located (it must be within the United States, Puerto Rico, or U.S. Virgin Islands) and meets all of the following:

      -- its main function is to provide skilled, intermediate, or custodial nursing care;

      -- it provides continuous room and board to three or more persons;

      -- it is supervised by a registered nurse or licensed practical nurse;

      -- it keeps daily medical records of each patient;

      -- it controls and records all medications dispensed; and

      -- its primary service is other than to provide housing for residents.

We reserve the right to impose a withdrawal charge, in accordance with your contract and applicable state law, if the conditions as described in (i), (ii) or (iii) above existed at the time a contribution was remitted or if the condition began within 12 months of the period following remittance. Some states may not permit us to waive the withdrawal charge in the above circumstances, or may limit the circumstances for which the withdrawal charge may be waived. Your financial professional can provide more information or you may contact our processing office.


GUARANTEED MINIMUM DEATH BENEFIT CHARGE

ANNUAL RATCHET TO AGE 85. If you elected the Annual Ratchet to age 85 enhanced death benefit, we deduct a charge annually from your account value on each contract date anniversary for which it is in effect. The charge is equal to 0.25% of the Annual Ratchet to age 85 benefit base. If you are an existing contract owner, the charge may be as much as to 0.30% of the Annual Ratchet to age 85 benefit base. Please see Appendix IX later in this Prospectus or your contract for the charge that applies under your contract.

GREATER OF 5% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85. If you elected this enhanced death benefit, we deduct a charge annually from your account value on each contract date anniversary for which it is in effect. The charge is equal to 0.50% of the Greater of the 5% Roll-Up to age 85 or the Annual Ratchet to age 85 benefit base.

GREATER OF 6% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85. If you elected this enhanced death benefit, we deduct a charge annually from your account value on each contract date anniversary for which it is in effect. The charge is equal to 0.60% of the Greater of the 6% Roll-Up to age 85 or the Annual Ratchet to age 85 benefit base. For certain contract owners, your charge may be less, depending on when you purchased your contract. Please see Appendix IX later in this Prospectus or your contract for more information.

6% ROLL-UP TO AGE 85. If you elected the 6% Roll-Up to age 85 enhanced death benefit, we deduct a charge annually from your account value on each contract date anniversary for which it is in effect. The charge is equal to 0.45% of the 6% Roll-Up to age 85 benefit base.

WHEN WE DEDUCT THESE CHARGES. We will deduct these charges from your value in the variable investment options and the guaranteed interest option (see Appendix VIII later in this Prospectus to see if deducting these charges from the guaranteed interest option is permitted in your state) on a pro rata basis. If these amounts are insufficient, we will deduct all or a portion of these charges from the fixed maturity options (other than the Special 10 year fixed maturity option) in the order of the earliest maturity date(s) first. If such fixed maturity option amounts are insufficient, we will deduct all or a portion of these charges from the account for special dollar cost averaging. If such amounts are still insufficient, we will deduct any remaining portion from the Special 10 year fixed maturity option. If the contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year. For certain contract owners, this pro rata deduction may not apply, depending on when you purchased your contract. See Appendix IX later in this Prospectus for more information. A market value adjustment will apply to deductions from the fixed maturity options (including the Special 10 year fixed maturity option).

If your account value is insufficient to pay this charge, your contract will terminate without value and you will lose any applicable guaranteed benefits except as noted under "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus.

There is no charge if you exercise the Guaranteed minimum death benefit/Guaranteed minimum income benefit roll-up benefit base reset option.

STANDARD DEATH BENEFIT. There is no additional charge for the standard death benefit.

GUARANTEED PRINCIPAL BENEFIT OPTION 2

If you purchased GPB Option 2, we deduct a charge annually from your account value on the first 10 contract date anniversaries. The charge is equal to 0.50% of the account value. We will deduct this charge from your value in the variable investment options and the guaranteed interest option (see Appendix VIII later in this Prospectus to see if deducting this charge from the guaranteed interest option is permitted in your state) on a pro rata basis. If these amounts are insufficient, we will deduct any remaining portion of the charge from amounts in any fixed maturity options (other than the Special 10 year fixed maturity option) in the order of the earliest maturity date(s) first. If such amounts are insufficient, we will deduct all or a portion from the account for special dollar cost averaging. If such amounts are still insufficient, we will deduct any remaining portion from the Special 10 year fixed maturity option. If the contract is surrendered or annuitized


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or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year. For certain contract owners, this pro rata deduction may not apply , depending on when you purchased your contract. See Appendix IX later in this Prospectus for more information. A market value adjustment will apply to deductions from the fixed maturity options (including the Special 10 year fixed maturity option).

If your account value is insufficient to pay this charge, your contract will terminate without value and you will lose any applicable guaranteed benefits except as noted under "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus.


GUARANTEED MINIMUM INCOME BENEFIT (THE "LIVING BENEFIT") CHARGE

If you elected the Guaranteed minimum income benefit, we deduct a charge annually from your account value on each contract date anniversary until such time as you exercise the Guaranteed minimum income benefit, elect another annuity payout option, or the contract date anniversary after the annuitant reaches 85, whichever occurs first. The charge is equal to 0.65% of the applicable benefit base in effect on the contract date anniversary. For certain contract owners, your charge may be less, depending on when you purchased your contract. Please see Appendix IX later in this Prospectus or your contract for more information.

We will deduct this charge from your value in the variable investment options and the guaranteed interest option on a pro rata basis (See Appendix VIII later in this Prospectus to see if deducting this charge from the guaranteed interest option is permitted in your state.) If those amounts are insufficient, we will deduct all or a portion of the charge from the fixed maturity options in the order of the earliest maturity date(s) first. If such fixed maturity option amounts are still insufficient, we will deduct all or a portion of the charge from the account for special dollar cost averaging. If the contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year. For certain contract owners, this pro rata deduction may not apply, depending on when you purchased your contract. See Appendix IX later in this Prospectus for more information. A market value adjustment will apply to deductions from the fixed maturity options (including the Special 10 year fixed maturity option, if available).

If your account value is insufficient to pay this charge, your contract will terminate without value and you will lose any applicable guaranteed benefits except as noted under "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus.

There is no charge if you exercise the Guaranteed minimum death benefit/guaranteed minimum income benefit roll-up benefit base reset option or for the Guaranteed minimum income benefit no lapse guarantee. This option is not available under all contracts.


PROTECTION PLUS(SM) CHARGE

If you elected Protection Plus(SM), we deduct a charge annually from your account value on each contract date anniversary for which it is in effect. The charge is equal to 0.35% of the account value on each contract date anniversary. We will deduct this charge from your value in the variable investment options and the guaranteed interest option on a pro rata basis. If those amounts are insufficient, we will deduct all or a portion of the charge from the fixed maturity options (other than the Special 10 year fixed maturity option) in the order of the earliest maturity date(s) first. If such fixed maturity option amounts are insufficient, we will deduct all or a portion of the charge from the account for special dollar cost averaging. If such amounts are still insufficient, we will deduct any remaining portion from the Special 10 year fixed maturity option. If the contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year. For certain contract owners, this pro rata deduction may not apply, depending on when you purchased your contract. See Appendix IX later in this Prospectus for more information. A market value adjustment will apply to deductions from the fixed maturity options (including the Special 10 year fixed maturity option).

If your account value is insufficient to pay this charge, your contract will terminate without value and you will lose any applicable guaranteed benefits except as noted under "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus.


PRINCIPAL PROTECTOR(SM) CHARGE

If you elected Principal Protector(SM), we deduct a charge annually as a percentage of your account value on each contract date anniversary. If you elect the 5% GWB Annual withdrawal option, the charge is equal to 0.35%. If you elect the 7% GWB Annual withdrawal option, the charge is equal to 0.50%. We will deduct this charge from your value in the variable investment options and the guaranteed interest option (See Appendix VIII later in this Prospectus to see if deducting this charge from the guaranteed interest option is permitted in your state) on a pro rata basis. If those amounts are insufficient, we will deduct all or a portion of the charge from the fixed maturity options in the order of the earliest maturity date(s) first. If the contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year. For certain contract owners, this pro rata deduction may not apply, depending on when you purchased your contract. See Appendix IX later in this Prospectus for more information. If you die, and your beneficiary continues Principal Protector(SM) under the Beneficiary continuation option, we will not deduct a pro rata portion of the charge upon your death. However, the Principal Protector(SM) charge will continue. A market value adjustment will apply to deductions from the fixed maturity options.

If your GWB benefit base falls to zero but your contract is still in force, the charge will be suspended as of the next contract date anniversary. The charge will be reinstated, as follows: (i) if you make a subsequent contribution, we will reinstate the charge that was in effect at the time your GWB benefit base became depleted, (ii) if you elect to exercise the Optional step up provision, we will reinstate a charge, as discussed immediately below, and (iii) if your beneficiary elects the Beneficiary continuation option and reinstates the Principal Protector(SM) benefit with a one time step up, we will reinstate the charge that was in effect when the GWB benefit base fell to zero.


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If your beneficiary elects the Beneficiary continuation option, and is eligible to continue Principal Protector(SM), the benefit and the charge will continue unless your beneficiary tells us to terminate the benefit at the time of election.

OPTIONAL STEP UP CHARGE. Every time you elect the Optional step up, we reserve the right to raise the benefit charge at the time of the step up. The maximum charge for Principal Protector(SM) with a 5% GWB Annual withdrawal option is 0.60%. The maximum charge for Principal Protector(SM) with a 7% GWB Annual withdrawal amount option is 0.80%. The increased charge, if any, will apply as of the next contract date anniversary following the step up and on all contract anniversaries thereafter.

If you die and your beneficiary elects the Beneficiary continuation option, if available, a one time step up only (at no additional charge) is applicable. For more information on the Optional step up, one time step up and Automatic reset provisions, see "Principal Protector(SM)" in "Contract features and benefits."

If your account value is insufficient to pay this charge, your contract will terminate without value and you will lose any applicable guaranteed benefits except as noted under "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus.


CHARGES FOR STATE PREMIUM AND OTHER APPLICABLE TAXES

We deduct a charge designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state. Generally, we deduct the charge from the amount applied to provide an annuity payout option. The current tax charge that might be imposed varies by jurisdiction and ranges from 0% to 3.5%.

VARIABLE IMMEDIATE ANNUITY ANNUITIZATION PAYOUT OPTION ADMINISTRATIVE FEE

We currently deduct a fee of $350 from the amount to be applied to the Variable Immediate Annuity annuitization payout option. This option may not be available at the time you elect to annuitize or it may have a different charge.


CHARGES THAT THE TRUSTS DEDUCT

The Trusts deduct charges for the following types of fees and expenses:

o   Management fees.

o   12b-1.

o Operating expenses, such as trustees' fees, independent public accounting firms' fees, legal counsel fees, administrative service fees, custodian fees and liability insurance.

o   Investment-related expenses, such as brokerage commissions.

These charges are reflected in the daily share price of each Portfolio. Since shares of each Trust are purchased at their net asset value, these fees and expenses are, in effect, passed on to the variable investment options and are reflected in their unit values. Certain Portfolios available under the contract in turn invest in shares of shares of other Portfolios of AXA Premier VIP Trust and EQ Advisors Trust and/or shares of unaffiliated portfolios (collectively, the "underlying portfolios"). The underlying portfolios each have their own fees and expenses, including management fees, operating expenses, and investment related expenses such as brokerage commissions. For more information about these charges, please refer to the prospectuses for the Trusts.


GROUP OR SPONSORED ARRANGEMENTS

For certain group or sponsored arrangements, we may reduce the withdrawal charge or the mortality and expense risks charge or change the minimum initial contribution requirements. We also may change the Guaranteed minimum income benefit or the Guaranteed minimum death benefit, or offer variable investment options that invest in shares of the Trusts that are not subject to 12b-1 fees. Group arrangements include those in which a trustee or an employer, for example, purchases contracts covering a group of individuals on a group basis. Group arrangements are not available for Rollover IRA and Roth Conversion IRA contracts. Sponsored arrangements include those in which an employer allows us to sell contracts to its employees or retirees on an individual basis.

Our costs for sales, administration and mortality generally vary with the size and stability of the group or sponsoring organization, among other factors. We take all these factors into account when reducing charges. To qualify for reduced charges, a group or sponsored arrangement must meet certain requirements, such as requirements for size and number of years in existence. Group or sponsored arrangements that have been set up solely to buy contracts or that have been in existence less than six months will not qualify for reduced charges.

We also may establish different rates to maturity for the fixed maturity options under different classes of contracts for group or sponsored arrangements.

We will make these and any similar reductions according to our rules in effect when we approve a contract for issue. We may change these rules from time to time. Any variation will reflect differences in costs or services and will not be unfairly discriminatory.

Group or sponsored arrangements may be governed by federal income tax rules, the Employee Retirement Income Security Act of 1974 ("ERISA") or both. We make no representations with regard to the impact of these and other applicable laws on such programs. We recommend that employers, trustees, and others purchasing or making contracts available for purchase under such programs seek the advice of their own legal and benefits advisers.


OTHER DISTRIBUTION ARRANGEMENTS

We may reduce or eliminate charges when sales are made in a manner that results in savings of sales and administrative expenses, such as sales through persons who are compensated by clients for recommending investments and who receive no commission or reduced commissions in connection with the sale of the contracts. We will not permit a reduction or elimination of charges where it would be unfairly discriminatory.


                                                        Charges and expenses  59


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6.  Payment of death benefit


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YOUR BENEFICIARY AND PAYMENT OF BENEFIT

You designated your beneficiary when you applied for your contract. You may change your beneficiary at any time. The change will be effective as of the date the written request is executed, whether or not you are living on the date the change is received in our processing office. We are not responsible for any beneficiary change request that we do not receive. We will send you written confirmation when we receive your request.

Under jointly owned contracts, the surviving owner is considered the beneficiary, and will take the place of any other beneficiary. You may be limited as to the beneficiary you can designate in a Rollover TSA contract. In a QP contract, the beneficiary must be the trustee. Where an NQ contract is owned for the benefit of a minor pursuant to the Uniform Gift to Minors Act or the Uniform Transfers to Minors Act, the beneficiary must be the estate of the minor. Where an IRA contract is owned in a custodial individual retirement account, the custodian must be the beneficiary.

The death benefit is equal to your account value (without adjustment for any otherwise applicable negative market value adjustment) or, if greater, the applicable Guaranteed minimum death benefit. We determine the amount of the death benefit (other than the applicable Guaranteed minimum death benefit) and any amount applicable under the Protection Plus(SM) feature, as of the date we receive satisfactory proof of the annuitant's death, any required instructions for the method of payment, forms necessary to effect payment and any other information we may require. The amount of the applicable Guaranteed minimum death benefit will be such Guaranteed minimum death benefit as of the date of the annuitant's death, adjusted for any subsequent withdrawals. For Rollover TSA contracts with outstanding loans, we will reduce the amount of the death benefit by the amount of the outstanding loan, including any accrued but unpaid interest on the date that the death benefit payment is made. Payment of the death benefit terminates the contract.

Your beneficiary designation may specify the form of death benefit payout (such as a life annuity), provided the payout you elect is one that we offer both at the time of designation and when the death benefit is payable. In general, the beneficiary will have no right to change the election. You should be aware that
(i) in accordance with current federal income tax rules, we apply a predetermined death benefit annuity payout election only if payment of the death benefit amount begins within one year following the date of death, which payment may not occur if the beneficiary has failed to provide all required information before the end of that period, (ii) we will not apply the predetermined death benefit payout election if doing so would violate any federal income tax rules or any other applicable law, and (iii) a beneficiary or a successor owner who continues the contract under one of the continuation options described below will have the right to change your annuity payout election.

EFFECT OF THE ANNUITANT'S DEATH

If the annuitant dies before the annuity payments begin, we will pay the death benefit to your beneficiary.

Generally, the death of the annuitant terminates the contract. However, a surviving spouse who is the sole primary beneficiary, of the deceased owner/annuitant can choose to be treated as the successor owner/annuitant and continue the contract. The Successor owner/ annuitant feature is only available under NQ and individually owned IRA (other than Inherited IRAs) contracts. See "Inherited IRA beneficiary continuation contract" in "Contract features and benefits" earlier in this Prospectus.

For NQ and all types of IRA contracts, a beneficiary may be able to have limited ownership as discussed under "Beneficiary continuation option" below.


WHEN AN NQ CONTRACT OWNER DIES BEFORE THE ANNUITANT

Under certain conditions the owner changes after the original owner's death for the purposes of receiving required distributions from the contract. When you are not the annuitant under an NQ contract and you die before annuity payments begin, unless you specify otherwise, the beneficiary named to receive this death benefit upon the annuitant's death will become the successor owner. If you do not want this beneficiary to be the successor owner, you should name a specific successor owner. You may name a successor owner at any time during your life by sending satisfactory notice to our processing office. If the contract is jointly owned and the first owner to die is not the annuitant, the surviving owner becomes the sole contract owner. This person will be considered the successor owner for purposes of the distribution rules described in this section. The surviving owner automatically takes the place of any other beneficiary designation.

You should carefully consider the following if you have elected the Guaranteed minimum income benefit and you are the owner, but not the annuitant. Because the payments under the Guaranteed minimum income benefit are based on the life of the annuitant, and the federal tax law required distributions described below are based on the life of the successor owner, a successor owner who is not also the annuitant may not be able to exercise the Guaranteed minimum income benefit, if you die before annuity payments begin. Therefore, one year before you become eligible to exercise the Guaranteed minimum income benefit, you should consider the effect of your beneficiary designations on potential payments after your death. For more information, see "Exercise rules" under "Guaranteed minimum income benefit option" in "Contract features and benefits" earlier in this Prospectus.

Unless the surviving spouse of the owner who has died (or in the case of a joint ownership situation, the surviving spouse of the first owner to die) is the successor owner for this purpose, the entire interest in the contract must be distributed under the following rules:


60  Payment of death benefit


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o   The cash value of the contract must be fully paid to the successor owner
    (new owner) within five years after your death (the "5-year rule"), or in a joint ownership situation, the death of the first owner to die.

o If Principal Protector(SM) was elected and if the "5-year rule" is elected and the successor owner dies prior to the end of the fifth year, we will pay any remaining account value in a lump sum and the contract and any remaining GWB benefit base will terminate without value. The successor owner should consult with a tax adviser before choosing to use the "5-year rule." The GWB benefit base may be adversely affected if the successor owner makes any withdrawals that cause a GWB Excess withdrawal. Also, when the contract terminates at the end of 5 years, any remaining GWB benefit base would be lost. If you elected Principal Protector(SM), the successor owner has the option to terminate the benefit and charge upon receipt by us of due proof of death and notice to discontinue the benefit; otherwise, the benefit and charge will automatically continue.

o The successor owner may instead elect to receive the cash value as a life annuity (or payments for a period certain of not longer than the successor owner's life expectancy). Payments must begin within one year after the non-annuitant owner's death. Unless this alternative is elected, we will pay any cash value five years after your death (or the death of the first owner to die).

o   A successor owner should consider naming a new beneficiary.

If the surviving spouse is the successor owner or joint owner, the spouse may elect to continue the contract. No distributions are required as long as the surviving spouse and annuitant are living. An eligible successor owner, including a surviving joint owner after the first owner dies, may elect the beneficiary continuation option for NQ contracts discussed in "Beneficiary continuation option" below.

HOW DEATH BENEFIT PAYMENT IS MADE

We will pay the death benefit to the beneficiary in the form of the annuity payout option you have chosen. If you have not chosen an annuity payout option as of the time of the annuitant's death, the beneficiary will receive the death benefit in a single sum. Payment of the death benefit in a lump sum terminates all rights and any applicable guarantees under the contract, including Guaranteed minimum income benefit, GPB Options 1 and 2, and Principal Protector(SM). However, subject to any exceptions in the contract, our rules and any applicable requirements under federal income tax rules, the beneficiary may elect to apply the death benefit to one or more annuity payout options we offer at the time.

SUCCESSOR OWNER AND ANNUITANT

If you are both the contract owner and the annuitant, and your spouse is the sole primary beneficiary or the joint owner, then your spouse may elect to receive the death benefit or continue the contract as successor owner/annuitant. The successor owner/annuitant must be 85 or younger as of the date of the non-surviving spouse's death.

The determination of spousal status is made under applicable state law. However, in the event of a conflict between federal and state law, we follow federal rules.

If your surviving spouse decides to continue the contract, then as of the date we receive satisfactory proof of your death, any required instructions, information and forms necessary to effect the Successor owner/annuitant feature, we will increase the account value to equal your elected guaranteed minimum death benefit as of the date of your death if such death benefit is greater than such account value, plus any amount applicable under the Protection Plus(SM) feature and adjusted for any subsequent withdrawals. The increase in the account value will be allocated to the investment options according to the allocation percentages we have on file for your contract. Thereafter, withdrawal charges will no longer apply to contributions made before your death. Withdrawal charges will apply if additional contributions are made. These additional contributions will be considered to be withdrawn only after all other amounts have been withdrawn. In determining whether your applicable Guaranteed minimum death benefit option will continue to grow, we will use your surviving spouse's age as of the date we receive satisfactory proof of your death, any required instructions and the information and forms necessary to effect the successor owner/annuitant feature.

We will determine whether your applicable Guaranteed minimum death benefit option will continue as follows:

o If the successor owner/annuitant is age 75 or younger on the date of the original owner/annuitant's death, and the original owner/ annuitant was age 84 or younger at death, the Guaranteed minimum death benefit continues based upon the option that was elected by the original owner/annuitant and will continue to grow according to its terms until the contract date anniversary following the date the successor owner/annuitant reaches age 85.

o If the successor owner/annuitant is age 75 or younger on the date of the original owner/annuitant's death, and the original owner/ annuitant was age 85 or older at death, we will reinstate the Guaranteed minimum death benefit that was elected by the original owner/annuitant. The benefit will continue to grow according to its terms until the contract date anniversary following the date the successor owner/annuitant reaches age 85.

o If the successor owner/annuitant is age 76 or over on the date of the original owner/annuitant's death, the Guaranteed minimum death benefit will no longer grow, and we will no longer charge for the benefit.

If you elected Principal Protector(SM), the benefit and charge will remain in effect. If the GWB benefit base is zero at the time of your death, and the charge had been suspended, the charge will be reinstated if any of the events, described in "Principal Protector(SM) charge" in "Charges and expenses" earlier in this Prospectus, occur. The GWB benefit base will not automatically be stepped up to equal the account value, if higher, upon your death. Your spouse must wait five complete years from the prior step up or from contract issue, whichever is later, in order to be eligible for the Optional step up. For more information, see "Principal Protector(SM)" in "Contract features and benefits" earlier in this Prospectus.

Where an NQ contract is owned by a Living Trust, as defined in the contract, and at the time of the annuitant's death the annuitant's spouse is the sole beneficiary of the Living Trust, the Trustee, as owner


                                                    Payment of death benefit  61


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of the contract, may request that the spouse be substituted as annuitant as of the date of the annuitant's death. No further change of annuitant will be permitted.

Where an IRA contract is owned in a custodial individual retirement account, and your spouse is the sole beneficiary of the account, the custodian may request that the spouse be substituted as annuitant after your death.

For information on the operation of successor owner/annuitant feature with the Guaranteed minimum income benefit, see "Exercise of Guaranteed minimum income benefit" under "Guaranteed minimum income benefit option" in "Contract features and benefits" earlier in this Prospectus. For information on the operation of this feature with Protection Plus(SM), see "Protection Plus(SM)" in "Guaranteed minimum death benefit" under "Contract features and benefits," earlier in this Prospectus.


SPOUSAL PROTECTION

SPOUSAL PROTECTION OPTION FOR NQ CONTRACTS ONLY. This feature permits spouses who are joint contract owners to increase the account value to equal the guaranteed minimum death benefit, if higher, and by the value of any Protection Plus(SM) benefit, if elected, upon the death of either spouse. This account value "step up" occurs even if the surviving spouse was the named annuitant. If you and your spouse jointly own the contract and one of you is the named annuitant, you had the right to elect the Spousal protection option at the time you purchased your contract at no additional charge. Both spouses must have been between the ages of 20 and 70 at the time the contract was issued and must each have been named the primary beneficiary in the event of the other's death.

The annuitant's age is generally used for the purpose of determining contract benefits. However, for the Annual Ratchet to age 85 and the Greater of 6% Roll-Up to age 85 or Annual Ratchet to age 85 guaranteed minimum death benefits and the Protection Plus(SM) benefit, the benefit is based on the older spouse's age. The older spouse may or may not be the annuitant. However, for purposes of the Guaranteed minimum death benefit/guaranteed minimum income benefit roll-up benefit base reset option, the last age at which the benefit base may be reset is based on the annuitant's age, not the older spouse's age.

If the annuitant dies prior to annuitization, the surviving spouse may elect to receive the death benefit, including the value of the Protection Plus(SM) benefit, or if eligible, continue the contract as the sole owner/ annuitant by electing the successor owner/annuitant option. If the non-annuitant spouse dies prior to annuitization, the surviving spouse continues the contract automatically as the sole owner/annuitant. In either case, the contract would continue, as follows:

o As of the date we receive due proof of the spouse's death, the account value will be reset to equal the Guaranteed minimum death benefit as of the date of the non-surviving spouse's death, if higher, increased by the value of the Protection Plus(SM) benefit.

o The Guaranteed minimum death benefit continues to be based on the older spouse's age for the life of the contract, even if the younger spouse is originally or becomes the sole owner/annuitant.

o The Protection Plus(SM) benefit will now be based on the surviving spouse's age at the date of the non-surviving spouse's death for the remainder of the life of the contract. If the benefit had been previously frozen because the older spouse had attained age 80, it will be reinstated if the surviving spouse is age 75 or younger. The benefit is then frozen on the contract date anniversary after the surviving spouse reaches age 80. If the surviving spouse is age 76 or older, the benefit will be discontinued even if the surviving spouse is the older spouse (upon whose age the benefit was originally based).

o The Guaranteed minimum income benefit may continue if the benefit had not already terminated and the benefit will be based on the successor owner/annuitant, if applicable. See "Guaranteed minimum income benefit" in "Contract features and benefits" earlier in this Prospectus.

o If the annuitant dies first, withdrawal charges will no longer apply to any contributions made prior to the annuitant's death. If the non-annuitant spouse dies first, the withdrawal charge schedule remains in effect with regard to all contributions.

o If you elected Principal Protector(SM), the benefit and charge will remain in effect. If the GWB benefit base is zero at the time of your death, and the charge had been suspended, the charge will be reinstated if any of the events, described in "Principal Protector(SM) charge" in "Charges and expenses" earlier in this Prospectus, occur. The GWB benefit base will not automatically be stepped up to equal the account value, if higher, upon your death. Your spouse must wait five complete years from the prior step up or from contract issue, whichever is later, in order to be eligible for the Optional step up. For more information, see "Principal Protector(SM)" in "Contract features and benefits" earlier in this Prospectus.

We will not allow Spousal protection to be added after contract issue. If there is a change in owner or primary beneficiary, the Spousal protection benefit will be terminated. If you divorce, but do not change the owner or primary beneficiary, Spousal protection continues.

Depending on when you purchased your contract, this feature may not be available to you. See Appendix IX later in this Prospectus for more information about your contract.


BENEFICIARY CONTINUATION OPTION

This feature permits a designated individual, on the contract owner's death, to maintain a contract with the deceased contract owner's name on it and receive distributions under the contract, instead of receiving the death benefit in a single sum. We make this option available to beneficiaries under traditional IRA, Roth IRA and NQ contracts, subject to state availability. Please speak with your financial professional or see Appendix VIII later in this Prospectus for further information.

Where an IRA contract is owned in a custodial individual retirement account, the custodian may reinvest the death benefit in an individual retirement annuity contract, using the account beneficiary as the annuitant. Please speak with your financial professional for further information.


62  Payment of death benefit


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BENEFICIARY CONTINUATION OPTION FOR TRADITIONAL IRA AND ROTH IRA CONTRACTS
ONLY. The beneficiary continuation option must be elected by September 30th of the year following calendar year of your death and before any other inconsistent election is made. Beneficiaries who do not make a timely election will not be eligible for this option. If the election is made, then, as of the date we receive satisfactory proof of death, any required instructions, information and forms necessary to effect the beneficiary continuation option feature, we will increase the account value to equal the applicable death benefit if such death benefit is greater than such account value, plus any amount applicable under the Protection Plus(SM) feature, adjusted for any subsequent withdrawals.


Generally, payments will be made once a year to the beneficiary over the beneficiary's life expectancy (determined in the calendar year after your death and determined on a term certain basis). These payments must begin no later than December 31st of the calendar year after the year of your death. For sole spousal beneficiaries, payments may begin by December 31st of the calendar year in which you would have reached age 70-1/2, if such time is later. For traditional IRA contracts only, if you die before your Required Beginning Date for Required Minimum Distributions, as discussed later in this Prospectus in "Tax information" under "Individual retirement arrangements (IRAs)," the beneficiary may choose the "5-year rule" option instead of annual payments over life expectancy. The 5-year rule is always available to beneficiaries under Roth IRA contracts. If the beneficiary chooses this option, the beneficiary may take withdrawals as desired, but the entire account value must be fully withdrawn by December 31st of the calendar year which contains the fifth anniversary of your death.


Under the beneficiary continuation option for IRA and Roth IRA contracts:

o The contract continues with your name on it for the benefit of your beneficiary.

o This feature is only available if the beneficiary is an individual. Certain trusts with only individual beneficiaries will be treated as individuals for this purpose.

o If there is more than one beneficiary, each beneficiary's share will be separately accounted for. It will be distributed over the beneficiary's own life expectancy, if payments over life expectancy are chosen.

o The minimum amount that is required in order to elect the beneficiary continuation option is $5,000 for each beneficiary.

o The beneficiary may make transfers among the investment options but no additional contributions will be permitted.

o If you had elected the Guaranteed minimum income benefit, an optional enhanced death benefit, GPB Option 2 or Principal Protector(SM) (in certain circumstances) under the contract, they will no longer be in effect and charges for such benefits will stop. Also, any Guaranteed minimum death benefit feature will no longer be in effect. See below for certain circumstances where Principal Protector(SM) may continue to apply.

o The beneficiary may choose at any time to withdraw all or a portion of the account value and no withdrawal charges, if any, will apply.

o   Any partial withdrawal must be at least $300.

o Your beneficiary will have the right to name a beneficiary to receive any remaining interest in the contract.

o Upon the death of your beneficiary, the beneficiary he or she has named has the option to either continue taking required minimum distributions based on the remaining life expectancy of the deceased beneficiary or to receive any remaining interest in the contract in a lump sum. The option elected will be processed when we receive satisfactory proof of death, any required instructions for the method of payment and any required information and forms necessary to effect payment.

o If you had elected Principal Protector(SM), your spousal beneficiary may not continue Principal Protector(SM), and the benefit will terminate without value, even if the GWB benefit base is greater than zero. In general, spousal beneficiaries who wish to continue Principal Protector(SM) should consider continuing the contract under the Successor owner and annuitant feature, if eligible. In general, eligibility requires that your spouse must be the sole primary beneficiary. Please see "Successor owner and annuitant" in "How death benefit payment is made" under "Payment of death benefit" earlier in this Prospectus for further details. If there are multiple beneficiaries who elect the Beneficiary continuation option, the spousal beneficiary may continue the contract without Principal Protector(SM) and non-spousal beneficiaries may continue with Principal Protector(SM). In this case, the spouse's portion of the GWB benefit base will terminate without value.

o If you had elected Principal Protector(SM), your non-spousal beneficiary may continue the benefit, as follows:

    --  The beneficiary was 75 or younger on the original contract date.

    -- The benefit and charge will remain in effect unless your beneficiary tells us to terminate the benefit at the time of the Beneficiary continuation option election.

    -- One time step up: Upon your death, if your account value is greater than the GWB benefit base, the GWB benefit base will be automatically stepped up to equal the account value, at no additional charge. If Principal Protector(SM) is not in effect at the time of your death because the GWB benefit base is zero, the beneficiary may reinstate the benefit (at the charge that was last in effect) with the one time step up. If the beneficiary chooses not to reinstate the Principal Protector(SM) at the time the Beneficiary continuation option is elected, Principal Protector(SM) will terminate.

    -- If there are multiple beneficiaries each beneficiary's interest in the GWB benefit base will be separately accounted for.

    -- As long as the GWB benefit base is $5,000 or greater, the beneficiary may elect the Beneficiary continuation option and continue Principal Protector(SM) even if the account value is less than $5,000.

    -- If scheduled payments are elected, the beneficiary's scheduled payments will be calculated, using the greater of the account value or the GWB benefit base, as of each December 31. If the beneficiary dies prior to receiving all payments, we will make the remaining payments to the person designated by the deceased


                                                    Payment of death benefit  63


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        non-spousal beneficiary, unless that person elects to take any remaining account value in a lump sum, in which case any remaining GWB benefit base will terminate without value.

    -- If the "5-year rule" is elected and the beneficiary dies prior to the end of the fifth year, we will pay any remaining account value in a lump sum and the contract and any remaining GWB benefit base will terminate without value.

    -- Provided no other withdrawals are taken during a contract year while the beneficiary receives scheduled payments, the scheduled payments will not cause a GWB Excess withdrawal, even if they exceed the GWB Annual withdrawal amount. If the beneficiary takes any other withdrawals while the Beneficiary continuation option scheduled payments are in effect, the GWB Excess withdrawal exception terminates permanently. In order to take advantage of this exception, the beneficiary must elect the scheduled payments rather than the "5-year rule." If the beneficiary elects the "5-year rule," there is no exception.

BENEFICIARY CONTINUATION OPTION FOR NQ CONTRACTS ONLY. This feature, also known as Inherited annuity, may only be elected when the NQ contract owner dies before the annuity maturity date, whether or not the owner and the annuitant are the same person. If the owner and annuitant are different and the owner dies before the annuitant, for purposes of this discussion, "beneficiary" refers to the successor owner. For a discussion of successor owner, see "When an NQ contract owner dies before the annuitant" earlier in this section. This feature must be elected within 9 months following the date of your death and before any inconsistent election is made. Beneficiaries who do not make a timely election will not be eligible for this option.

Generally, payments will be made once a year to the beneficiary over the beneficiary's life expectancy, determined on a term certain basis and in the year payments start. These payments must begin no later than one year after the date of your death and are referred to as "scheduled payments." The beneficiary may choose the "5-year rule" instead of scheduled payments over life expectancy. If the beneficiary chooses the 5-year rule, there will be no scheduled payments. Under the 5-year rule, the beneficiary may take withdrawals as desired, but the entire account value must be fully withdrawn by the fifth anniversary of your death.

Under the beneficiary continuation option for NQ contracts (regardless of whether the owner and the annuitant are the same person):

o This feature is only available if the beneficiary is an individual. It is not available for any entity such as a trust, even if all of the beneficiaries of the trust are individuals.

o The contract continues with your name on it for the benefit of your beneficiary.

o If there is more than one beneficiary, each beneficiary's share will be separately accounted for. It will be distributed over the respective beneficiary's own life expectancy, if scheduled payments are chosen.

o The minimum amount that is required in order to elect the beneficiary continuation option is $5,000 for each beneficiary.

o The beneficiary may make transfers among the investment options but no additional contributions will be permitted.

o If you had elected the Guaranteed minimum income benefit, an optional enhanced death benefit, GPB Option 2 or Principal Protector(SM) (in certain circumstances) under the contract, they will no longer be in effect and charges for such benefits will stop. Also, any Guaranteed minimum death benefit feature will no longer be in effect. See below for certain circumstances where Principal Protector(SM) may continue to apply.


o If the beneficiary chooses the "5-year rule," withdrawals may be made at any time. If the beneficiary instead chooses scheduled payments, the beneficiary may also take withdrawals, in addition to scheduled payments, at any time.


o   Any partial withdrawals must be at least $300.

o Your beneficiary will have the right to name a beneficiary to receive any remaining interest in the contract on the beneficiary's death.

o Upon the death of your beneficiary, the beneficiary he or she has named has the option to either continue taking scheduled payments based on the remaining life expectancy of the deceased beneficiary (if scheduled payments were chosen) or to receive any remaining interest in the contract in a lump sum. We will pay any remaining interest in the contract in a lump sum if your beneficiary elects the 5-year rule. The option elected will be processed when we receive satisfactory proof of death, any required instructions for the method of payment and any required information and forms necessary to effect payment.

o If you had elected Principal Protector(SM), your spousal beneficiary may not continue Principal Protector(SM), and the benefit will terminate without value, even if the GWB benefit base is greater than zero. In general, spousal beneficiaries who wish to continue Principal Protector(SM) should consider continuing the contract under the Successor owner and annuitant feature, if eligible. In general, eligibility requires that you must be the owner and annuitant and your spouse must be the sole primary beneficiary. Please see "Successor owner and annuitant" in "How death benefit payment is made" under "Payment of death benefit" earlier in this Prospectus for further details. If there are multiple beneficiaries who elect the Beneficiary continuation option, the spousal beneficiary may continue the contract without Principal Protector(SM) and non-spousal beneficiaries may continue with Principal Protector(SM). In this case, the spouse's portion of the GWB benefit base will terminate without value.

o If the non-spousal beneficiary chooses scheduled payments under "Withdrawal Option 1," as discussed above in this section, Principal Protector(SM) may not be continued and will automatically terminate without value even if the GWB benefit base is greater than zero.

o If you had elected Principal Protector(SM), your non-spousal beneficiary may continue the benefit, as follows:

    --  The beneficiary was 75 or younger on the original contract date.

    -- The benefit and charge will remain in effect unless your beneficiary tells us to terminate the benefit at the time of the Beneficiary continuation option election.


64  Payment of death benefit


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    --  One time step up: Upon your death, if your account value is greater than the GWB benefit base, the GWB benefit base will be automatically stepped up to equal the account value, at no additional charge. If Principal Protector(SM) is not in effect at the time of your death because the GWB benefit base is zero, the beneficiary may reinstate the benefit (at the charge that was last in effect) with the one time step up. If the beneficiary chooses not to reinstate the Principal Protector(SM) at the time the Beneficiary continuation option is elected, Principal Protector(SM) will terminate.

    -- If there are multiple beneficiaries, each beneficiary's interest in the GWB benefit base will be separately accounted for.

    -- As long as the GWB benefit base is $5,000 or greater, the beneficiary may elect the Beneficiary continuation option and continue Principal Protector(SM) even if the account value is less than $5,000.

    -- If scheduled payments under "Withdrawal Option 2" is elected, the beneficiary's scheduled payments will be calculated, using the greater of the account value or the GWB benefit base, as of each December 31. If the beneficiary dies prior to receiving all payments, we will make the remaining payments to the person designated by the deceased non-spousal beneficiary, unless that person elects to take any remaining account value in a lump sum, in which case any remaining GWB benefit base will terminate without value.

    -- If the "5-year rule" is elected and the beneficiary dies prior to the end of the fifth year, we will pay any remaining account value in a lump sum and the contract and any remaining GWB benefit base will terminate without value.

    -- Provided no other withdrawals are taken during a contract year while the beneficiary receives scheduled payments, the scheduled payments will not cause a GWB Excess withdrawal, even if they exceed the GWB Annual withdrawal amount. If the beneficiary takes any other withdrawals while the Beneficiary continuation option scheduled payments are in effect, the GWB Excess withdrawal exception terminates permanently. In order to take advantage of this exception, the beneficiary must elect the scheduled payments under "Withdrawal Option 2" rather than the "5-year rule." If the beneficiary elects the "5-year rule," there is no exception.

If you are both the owner and annuitant:

o As of the date we receive satisfactory proof of death, any required instructions, information and forms necessary to effect the beneficiary continuation option feature, we will increase the annuity account value to equal the applicable death benefit if such death benefit is greater than such account value, plus any amount applicable under the Protection Plus(SM) feature, adjusted for any subsequent withdrawals.

o No withdrawal charges, if any, will apply to any withdrawals by the beneficiary.

If the owner and annuitant are not the same person:

o If the beneficiary continuation option is elected, the beneficiary automatically becomes the new annuitant of the contract, replacing the existing annuitant.

o   The annuity account value will not be reset to the death benefit amount.

o The contract's withdrawal charge schedule will continue to be applied to any withdrawal or surrender other than scheduled payments; the contract's free corridor amount will continue to apply to withdrawals but does not apply to surrenders.

o We do not impose a withdrawal charge on scheduled payments except if, when added to any withdrawals previously taken in the same contract year, including for this purpose a contract surrender, the total amount of withdrawals and scheduled payments exceed the free corridor amount. See the "Withdrawal charges" in "Charges and expenses" earlier in this Prospectus.

If a contract is jointly owned:

o The surviving owner supersedes any other named beneficiary and may elect the beneficiary continuation option.

o If the deceased joint owner was also the annuitant, see "If you are both the owner and annuitant" earlier in this section.

o If the deceased joint owner was not the annuitant, see "If the owner and annuitant are not the same person" earlier in this section.

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7. Tax information


--------------------------------------------------------------------------------

OVERVIEW


In this part of the Prospectus, we discuss the current federal income tax rules that generally apply to Accumulator(R) Elite(SM) contracts owned by United States individual taxpayers. The tax rules can differ, depending on the type of contract, whether NQ, traditional IRA, Roth IRA, QP or TSA. Therefore, we discuss the tax aspects of each type of contract separately.

Federal income tax rules include the United States laws in the Internal Revenue Code, and Treasury Department Regulations and Internal Revenue Service ("IRS") interpretations of the Internal Revenue Code. These tax rules may change without notice. We cannot predict whether, when, or how these rules could change. Any change could affect contracts purchased before the change. Congress may also consider proposals in the future to comprehensively reform or overhaul the United States tax and retirement systems, which if enacted, could affect the tax benefits of a contract. We cannot predict what, if any, legislation will actually be proposed or enacted.

We cannot provide detailed information on all tax aspects of the contracts. Moreover, the tax aspects that apply to a particular person's contract may vary depending on the facts applicable to that person. We do not discuss state income and other state taxes, federal income tax and withholding rules for non-U.S. taxpayers, or federal gift and estate taxes. We also do not discuss the Employee Retirement Income Security Act of 1974 (ERISA). Transfers of the contract, rights or values under the contract, or payments under the contract, for example, amounts due to beneficiaries, may be subject to federal or state gift, estate, or inheritance taxes. You should not rely only on this document, but should consult your tax adviser before your purchase.


CONTRACTS THAT FUND A RETIREMENT ARRANGEMENT

Generally, there are two types of funding vehicles that are available for Individual Retirement Arrangements ("IRAs"): an individual retirement annuity contract such as the ones offered in this Prospectus, or a custodial or trusteed individual retirement account. Similarly, a 403(b) plan can be funded through a 403(b) annuity contract or a 403(b)(7) custodial account. Annuity contracts can also be purchased in connection with retirement plans qualified under Section 401(a) of the Code ("QP contracts"). How these arrangements work, including special rules applicable to each, are noted in the specific sections for each type of arrangement, below. You should be aware that the funding vehicle for a tax-qualified arrangement does not provide any tax deferral benefit beyond that already provided by the Code for all permissible funding vehicles. Before choosing an annuity contract, therefore, you should consider the annuity-s features and benefits compared with the features and benefits of other permissible funding vehicles and the relative costs of annuities and other arrangements. You should be aware that cost may vary depending on the features and benefits made available and the charges and expenses of the investment options or funds that you elect.

Certain provisions of the Treasury Regulations on required minimum distributions concerning the actuarial present value of additional contract benefits could increase the amount required to be distributed from annuity contracts funding qualified plans, 403(b) plans and IRAs. For this purpose additional annuity contract benefits may include, but are not limited to, various guaranteed benefits such as guaranteed minimum income benefits and enhanced death benefits. You should consider the potential implication of these Regulations before you purchase this annuity contract or purchase additional features under this annuity contract. See also Appendix II at the end of this Prospectus for a discussion of QP contracts, and Appendix X at the end of this Prospectus for a discussion of TSA contracts.


SPECIAL RULE FOR CONVERSIONS TO ROTH IRA IN 2010

Pre-2010 limitations on conversion rollovers to Roth IRAs of pre-tax amounts distributed from qualified plans, 403(b) plans and governmental employer 457(b) plans (as well as traditional IRA to Roth IRA conversions) based on income levels and filing status are removed beginning in 2010. For conversion rollovers or traditional IRA conversions in 2010 only, the resulting federal income tax can be paid in two installments in 2011 and 2012.


TRANSFERS AMONG INVESTMENT OPTIONS

You can make transfers among investment options inside the contract without triggering taxable income.


TAXATION OF NONQUALIFIED ANNUITIES


CONTRIBUTIONS

You may not deduct the amount of your contributions to a nonqualified annuity contract.


CONTRACT EARNINGS

Generally, you are not taxed on contract earnings until you receive a distribution from your contract, whether as a withdrawal or as an annuity payment. However, earnings are taxable, even without a distribution:

o if a contract fails investment diversification requirements as specified in federal income tax rules (these rules are based on or are similar to those specified for mutual funds under the securities laws);

o if you transfer a contract, for example, as a gift to someone other than your spouse (or former spouse);

o if you use a contract as security for a loan (in this case, the amount pledged will be treated as a distribution); and

o if the owner is other than an individual (such as a corporation, partnership, trust, or other non-natural person). This provision does not apply to a trust which is a mere agent or nominee for an individual, such as a grantor trust.



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Federal tax law requires that all nonqualified deferred annuity contracts that
AXA Equitable and its affiliates issue to you during the same calendar year be linked together and treated as one contract for calculating the taxable amount of any distribution from any of those contracts.


ANNUITY PAYMENTS

Annuitization payments that are based on life or life expectancy are considered annuity payments for income tax purposes. We include in annuitization payments GMIB payments and other annuitization payments available under your contract. In order to get annuity payment tax treatment, all amounts under the contract must be applied to the annuity payout option; we do not "partially annuitize" nonqualified deferred annuity contracts.

Once annuity payments begin, a portion of each payment is taxable as ordinary income. You get back the remaining portion without paying taxes on it. This is your unrecovered investment in the contract. Generally, your investment in the contract equals the contributions you made, less any amounts you previously withdrew that were not taxable.

For fixed annuity payments, the tax-free portion of each payment is determined by (1) dividing your investment in the contract by the total amount you are expected to receive out of the contract, and (2) multiplying the result by the amount of the payment. For variable annuity payments, your tax-free portion of each payment is your investment in the contract divided by the number of expected payments. If you have a loss on a variable annuity payout in a taxable year, you may be able to adjust the tax-free amount in subsequent years.

Once you have received the amount of your investment in the contract, all payments after that are fully taxable. If payments under a life annuity stop because the annuitant dies, there is an income tax deduction for any unrecovered investment in the contract.

Your rights to apply amounts under this contract to an annuity payout option are described elsewhere in this Prospectus. If you hold your contract to the maximum maturity age under the contract we require that a choice be made between taking a lump sum settlement of any remaining account value or applying any such account value to one of the annuity payout options under the contract. If no affirmative choice is made, we will apply any remaining annuity value to the default option under the contract at such age. While there is no specific federal tax guidance as to whether or when an annuity contract is required to mature, or as to the form of the payments to be made upon maturity, we believe that this contract constitutes an annuity contract under current federal tax rules.


WITHDRAWALS MADE BEFORE ANNUITY PAYMENTS BEGIN

If you make withdrawals before annuity payments begin under your contract, they are taxable to you as ordinary income if there are earnings in the contract. Generally, earnings are your account value less your investment in the contract. If you withdraw an amount which is more than the earnings in the contract as of the date of the withdrawal, the balance of the distribution is treated as a reduction of your investment in the contract and is not taxable.

PROTECTION PLUS(SM) FEATURE

In order to enhance the amount of the death benefit to be paid at the annuitant's death, you may have purchased a Protection Plus(SM) rider for your NQ contract. Although we regard this benefit as an investment protection feature which is part of the contract and which should have no adverse tax effect, it is possible that the IRS could take a contrary position or assert that the Protection Plus(SM) rider is not part of the contract. In such a case, the charges for the Protection Plus(SM) rider could be treated for federal income tax purposes as a partial withdrawal from the contract. If this were so, such a deemed withdrawal could be taxable, and for contract owners under age 59-1/2, also subject to a tax penalty. Were the IRS to take this position, AXA Equitable would take all reasonable steps to attempt to avoid this result, which could include amending the contract (with appropriate notice to you).


1035 EXCHANGES

You may purchase a nonqualified deferred annuity contract through an exchange of another contract. Normally, exchanges of contracts are taxable events. The exchange will not be taxable under Section 1035 of the Internal Revenue Code if:

o the contract that is the source of the funds you are using to purchase the nonqualified deferred annuity contract is another nonqualified deferred annuity contract (or life insurance or endowment contract).

o the owner and the annuitant are the same under the source contract and the contract issued in exchange. If you are using a life insurance or endowment contract the owner and the insured must be the same on both sides of the exchange transaction.

The tax basis, also referred to as your investment in the contract, of the source contract carries over to the contract issued in exchange.

An owner may direct the proceeds of a partial withdrawal from one nonqualified deferred annuity contract to a different insurer to purchase a new nonqualified deferred annuity contract on a tax-deferred basis. Special forms, agreement between the carriers, and provision of cost basis information may be required to process this type of an exchange.

Section 1035 exchanges are generally not available after the death of the owner.


SURRENDERS

If you surrender or cancel the contract, the distribution is taxable as ordinary income (not capital gain) to the extent it exceeds your investment in the contract.


DEATH BENEFIT PAYMENTS MADE TO A BENEFICIARY AFTER YOUR DEATH

For the rules applicable to death benefits, see "Payment of death benefit" earlier in this Prospectus. The tax treatment of a death benefit taken as a single sum is generally the same as the tax treatment of a withdrawal from or surrender of your contract. The tax treatment of a death benefit taken as annuity payments is generally the same as the tax treatment of annuity payments under your contract.

Under the Beneficiary continuation option, the tax treatment of a withdrawal after the death of the owner taken as a single sum or taken as



                                                             Tax information  67


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withdrawals under the 5-year rule is generally the same as the tax treatment of a withdrawal from or surrender of your contract.


EARLY DISTRIBUTION PENALTY TAX

If you take distributions before you are age 59-1/2, a penalty tax of 10% of the taxable portion of your distribution applies in addition to the income tax.
Some of the available exceptions to the pre-age 59-1/2 penalty tax include distributions made:

o   on or after your death; or

o   because you are disabled (special federal income tax definition); or

o in the form of substantially equal periodic annuity payments at least annually over your life (or life expectancy), or the joint lives of you and your beneficiary (or joint life expectancies) using an IRS-approved distribution method.


INVESTOR CONTROL ISSUES

Under certain circumstances, the IRS has stated that you could be treated as the owner (for tax purposes) of the assets of Separate Account No. 49. If you were treated as the owner, you would be taxable on income and gains attributable to the shares of the underlying portfolios.

The circumstances that would lead to this tax treatment would be that, in the opinion of the IRS, you could control the underlying investment of Separate Account No. 49. The IRS has said that the owners of variable annuities will not be treated as owning the separate account assets provided the underlying portfolios are restricted to variable life and annuity assets. The variable annuity owners must have the right only to choose among the Portfolios, and must have no right to direct the particular investment decisions within the Portfolios.

Although we believe that, under current IRS guidance, you would not be treated as the owner of the assets of Separate Account No. 49, there are some issues that remain unclear. For example, the IRS has not issued any guidance as to whether having a larger number of Portfolios available, or an unlimited right to transfer among them, could cause you to be treated as the owner. We do not know whether the IRS will ever provide such guidance or whether such guidance, if unfavorable, would apply retroactively to your contract. Furthermore, the IRS could reverse its current guidance at any time. We reserve the right to modify your contract as necessary to prevent you from being treated as the owner of the assets of Separate Account No. 49.


INDIVIDUAL RETIREMENT ARRANGEMENTS (IRAS)


GENERAL

"IRA" stands for individual retirement arrangement. There are two basic types of such arrangements, individual retirement accounts and individual retirement annuities. In an individual retirement account, a trustee or custodian holds the assets funding the account for the benefit of the IRA owner. The assets typically include mutual funds and/or individual stocks and/or securities in a custodial account, and bank certificates of deposit in a trusteed account. In an individual retirement annuity, an insurance company issues an annuity contract that serves as the IRA.

There are two basic types of IRAs, as follows:

o   Traditional IRAs, typically funded on a pre-tax basis; and

o   Roth IRAs, funded on an after-tax basis.

Regardless of the type of IRA, your ownership interest in the IRA cannot be forfeited. You or your beneficiaries who survive you are the only ones who can receive the IRA's benefits or payments. All types of IRAs qualify for tax deferral regardless of the funding vehicle selected.

You can hold your IRA assets in as many different accounts and annuities as you would like, as long as you meet the rules for setting up and making contributions to IRAs. However, if you own multiple IRAs, you may be required to combine IRA values or contributions for tax purposes. For further information about individual retirement arrangements, you can read Internal Revenue Service Publication 590 ("Individual Retirement Arrangements (IRAs)"). This publication is usually updated annually, and can be obtained by contacting the IRS or from the IRS website (www.irs.gov).

AXA Equitable designs its IRA contracts to qualify as individual retirement annuities under Section 408(b) of the Internal Revenue Code. You may have purchased the contract as a traditional IRA or Roth IRA. We also offered Inherited IRA contracts for payment of post-death required minimum distributions from traditional IRAs and Roth IRAs, respectively.

This Prospectus contains the information that the IRS requires you to have before you purchase an IRA. The first section covers some of the special tax rules that apply to traditional IRAs. The next section covers Roth IRAs. The disclosure generally assumes direct ownership of the individual retirement annuity contract. For contracts owned in a custodial individual retirement account, the disclosure will apply only if you terminate your account or transfer ownership of the contract to yourself.

We describe the amount and types of charges that may apply to your contributions under "Charges and expenses" earlier in this Prospectus. We describe the method of calculating payments under "Accessing your money" earlier in this Prospectus. We do not guarantee or project growth in any variable income annuitization option payments (as opposed to payments from a fixed income annuitization option).

AXA Equitable had received an opinion letter from the IRS approving the respective forms of the Accumulator(R) Elite(SM) traditional and Roth IRA contracts for use as a traditional and Roth IRA, respectively. This IRS approval is a determination only as to the form of the annuity. It does not represent a determination of the merits of the annuity as an investment. The contracts submitted for IRS approval do not include every feature possibly available under the Accumulator(R) Elite(SM) traditional and Roth IRA contracts.


YOUR RIGHT TO CANCEL WITHIN A CERTAIN NUMBER OF DAYS

This is provided for informational purposes only. Since the contract is no longer available to new purchasers, this cancellation provision is no longer applicable.

You can cancel either type of the Accumulator(R) Elite(SM) IRA contract (traditional IRA or Roth IRA) by following the directions in "Your right to cancel within a certain number of days" under "Contract features



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and benefits" earlier in this Prospectus. If you cancel a traditional IRA or
Roth IRA contract, we may have to withhold tax, and we must report the transaction to the IRS. A contract cancellation could have an unfavorable tax impact.


TRADITIONAL INDIVIDUAL RETIREMENT ANNUITIES (TRADITIONAL IRAS)


CONTRIBUTIONS TO TRADITIONAL IRAS. Individuals may make three different types of contributions to purchase a traditional IRA or as subsequent contributions to an existing IRA:

o   "regular" contributions out of earned income or compensation; or

o   tax-free "rollover" contributions; or

o direct custodian-to-custodian transfers from other traditional IRAs ("direct transfers").

When you make a contribution to your IRA, we require you to tell us whether it is a regular contribution, rollover contribution, or direct transfer contribution, and to supply supporting documentation in some cases.

The initial contribution must be a direct transfer or rollover contribution. Subsequent contributions may also be "regular" contributions out of compensation.


REGULAR CONTRIBUTIONS TO TRADITIONAL IRAS

LIMITS ON CONTRIBUTIONS. The "maximum regular contribution amount" for any taxable year is the most that can be contributed to all of your IRAs (traditional and Roth) as regular contributions for the particular taxable year. The maximum regular contribution amount depends on age, earnings, and year, among other things. Generally, $5,000 is the maximum amount that you may contribute to all IRAs (including Roth IRAs). When your earnings are below $5,000, your earned income or compensation for the year is the most you can contribute. This limit does not apply to rollover contributions or direct custodian-to-custodian transfers into a traditional IRA. You cannot make regular traditional IRA contributions for the tax year in which you reach age 70-1/2 or any tax year after that.

If you are at least age 50 at any time during the taxable year for which you are making a regular contribution to your IRA, you may be eligible to make additional "catch-up contributions" of up to $1,000 to your traditional IRA.

SPECIAL RULES FOR SPOUSES. If you are married and file a joint federal income tax return, you and your spouse may combine your compensation to determine the amount of regular contributions you are permitted to make to traditional IRAs (and Roth IRAs discussed below). Even if one spouse has no compensation or compensation under $5,000, married individuals filing jointly can contribute up to $10,000 per year to any combination of traditional IRAs and Roth IRAs. Any contributions to Roth IRAs reduce the ability to contribute to traditional IRAs and vice versa. The maximum amount may be less if earned income is less and the other spouse has made IRA contributions. No more than a combined total of $5,000 can be contributed annually to either spouse's traditional and Roth
IRAs. Each spouse owns his or her traditional IRAs and Roth IRAs even if the other spouse funded the contributions. A working spouse age 70-1/2 or over can contribute up to the lesser of $5,000 or 100% of "earned income" to a traditional IRA for a nonworking spouse until the year in which the non-working spouse reaches age 70-1/2. Catch-up contributions may be made as described above for spouses who are at least age 50 but under age 70-1/2 at any time during the taxable year for which the contribution is made.

DEDUCTIBILITY OF CONTRIBUTIONS. The amount of traditional IRA contributions that you can deduct for a taxable year depends on whether you are covered by an employer-sponsored tax-favored retirement plan, as defined under special federal income tax rules. Your Form W-2 will indicate whether or not you are covered by such a retirement plan.

The federal tax rules governing contributions to IRAs made from current compensation are complex and are subject to numerous technical requirements and limitations which vary based on an individual-s personal situation (including his/her spouse). IRS Publication 590, "Individual Retirement Arrangements
(IRAs)" which is updated annually and is available at www.irs.gov, contains pertinent explanations of the rules applicable to the current year. The amount of permissible contributions to IRAs, the amount of IRA contributions which may be deductible, and the individual's income limits for determining contributions and deductions all may be adjusted annually for cost of living.


NONDEDUCTIBLE REGULAR CONTRIBUTIONS. If you are not eligible to deduct part or all of the traditional IRA contribution, you may still make nondeductible contributions on which earnings will accumulate on a tax-deferred basis. The combined deductible and nondeductible contributions to your traditional IRA (or the non-working spouse's traditional IRA) may not, however, exceed the $5,000 maximum per person limit for the applicable taxable year. The dollar limit is $6,000 for people eligible to make age 50-70-1/2 catch-up contributions. You must keep your own records of deductible and nondeductible contributions in order to prevent double taxation on the distribution of previously taxed amounts. See "Withdrawals, payments and transfers of funds out of traditional IRAs" later in this section for more information.

If you are making nondeductible contributions in any taxable year, or you have made nondeductible contributions to a traditional IRA in prior years and are receiving distributions from any traditional IRA, you must file the required information with the IRS. Moreover, if you are making nondeductible traditional IRA contributions, you must retain all income tax returns and records pertaining to such contributions until interests in all traditional IRAs are fully distributed.


WHEN YOU CAN MAKE REGULAR CONTRIBUTIONS. If you file your tax returns on a calendar year basis like most taxpayers, you have until the April 15 return filing deadline (without extensions) of the following calendar year to make your regular traditional IRA contributions for a taxable year. Make sure you designate the year for which you are making the contribution.

ROLLOVER AND DIRECT TRANSFER CONTRIBUTIONS TO TRADITIONAL IRAS

Rollover contributions may be made to a traditional IRA from these "eligible retirement plans":



                                                             Tax information  69


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o   qualified plans;

o   governmental employer 457(b) plans;

o   403(b) plans; and

o   other traditional IRAs.

Direct transfer contributions may only be made directly from one traditional IRA to another.

Any amount contributed to a traditional IRA after you reach age 70-1/2 must be net of your required minimum distribution for the year in which the rollover or direct transfer contribution is made.


ROLLOVERS FROM "ELIGIBLE RETIREMENT PLANS" OTHER THAN TRADITIONAL IRAS

Your plan administrator will tell you whether or not your distribution is eligible to be rolled over. Spousal beneficiaries and spousal alternate payees under qualified domestic relations orders may roll over funds on the same basis as the plan participant. A non-spousal death beneficiary may also be able to make a direct rollover to an inherited IRA contract with special rules and restrictions under certain circumstances.

There are two ways to do rollovers:

o   Do it yourself:
    You actually receive a distribution that can be rolled over and you roll it over to a traditional IRA within 60 days after the date you receive the funds. The distribution from your eligible retirement plan will be net of 20% mandatory federal income tax withholding. If you want, you can replace the withheld funds yourself and roll over the full amount.

o   Direct rollover:
    You tell the trustee or custodian of the eligible retirement plan to send the distribution directly to your traditional IRA issuer. Direct rollovers are not subject to mandatory federal income tax withholding.

All distributions from a qualified plan, 403(b) plan or governmental employer 457(b) plan are eligible rollover distributions, unless the distributions are:

o "required minimum distributions" after age 70-1/2 or retirement from service with the employer; or

o substantially equal periodic payments made at least annually for your life (or life expectancy) or the joint lives (or joint life expectancies) of you and your designated beneficiary; or

o substantially equal periodic payments made for a specified period of 10 years or more; or

o   hardship withdrawals; or

o   corrective distributions that fit specified technical tax rules; or

o   loans that are treated as distributions; or

o   death benefit payments to a beneficiary who is not your surviving spouse; or

o qualified domestic relations order distributions to a beneficiary who is not your current spouse or former spouse.

You should discuss with your tax adviser whether you should consider rolling over funds from one type of tax qualified retirement plan to another because the funds will generally be subject to the rules of the recipient plan. For example, funds in a governmental employer 457(b) plan are not subject to the additional 10% federal income tax penalty for premature distributions, but they may become subject to this penalty if you roll the funds to a different type of eligible retirement plan such as a traditional IRA, and subsequently take a premature distribution.


ROLLOVERS OF AFTER-TAX CONTRIBUTIONS FROM ELIGIBLE RETIREMENT PLANS OTHER THAN TRADITIONAL IRAS

Any non-Roth after-tax contributions you have made to a qualified plan or 403(b) plan (but not a governmental employer 457(b) plan) may be rolled over to a traditional IRA (either in a direct rollover or a rollover you do yourself). When the recipient plan is a traditional IRA, you are responsible for recordkeeping and calculating the taxable amount of any distributions you take from that traditional IRA. See "Taxation of Payments" later in this section under "Withdrawals, payments and transfers of funds out of traditional IRAs." After-tax contributions in a traditional IRA cannot be rolled over from your traditional IRA into, or back into, a qualified plan, 403(b) plan or governmental employer 457(b) plan.


ROLLOVERS FROM TRADITIONAL IRAS TO TRADITIONAL IRAS

You may roll over amounts from one traditional IRA to one or more of your other traditional IRAs if you complete the transaction within 60 days after you receive the funds. You may make such a rollover only once in every 12-month period for the same funds. Trustee-to-trustee or custodian-to-custodian direct transfers are not rollover transactions. You can make these more frequently than once in every 12-month period.


SPOUSAL ROLLOVERS AND DIVORCE-RELATED DIRECT TRANSFERS

The surviving spouse beneficiary of a deceased individual can roll over funds from, or directly transfer funds from, the deceased spouse's traditional IRA to one or more other traditional IRAs. Also, in some cases, traditional IRAs can be transferred on a tax-free basis between spouses or former spouses as a result of a court-ordered divorce or separation decree.


EXCESS CONTRIBUTIONS TO TRADITIONAL IRAS

Excess contributions to IRAs are subject to a 6% excise tax for the year in which made and for each year after until withdrawn. The following are excess contributions to IRAs:

o regular contributions of more than the maximum regular contribution amount for the applicable taxable year; or

o   regular contributions to a traditional IRA made after you reach age 70-1/2;
    or

o rollover contributions of amounts which are not eligible to be rolled over, for example, minimum distributions required to be made after age 70-1/2.



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You can avoid or limit the excise tax by withdrawing an excess contribution
(rollover or regular). See Publication 590 for further details.


RECHARACTERIZATIONS

Amounts that have been contributed as traditional IRA funds may subsequently be treated as Roth IRA funds. Special federal income tax rules allow you to change your mind again and have amounts that are subsequently treated as Roth IRA funds, once again treated as traditional IRA funds. You do this by using the forms we prescribe. This is referred to as having "recharacterized" your contribution.


WITHDRAWALS, PAYMENTS AND TRANSFERS OF FUNDS OUT OF TRADITIONAL IRAS


NO FEDERAL INCOME TAX LAW RESTRICTIONS ON WITHDRAWALS. You can withdraw any or all of your funds from a traditional IRA at any time. You do not need to wait for a special event like retirement.


TAXATION OF PAYMENTS. Amounts distributed from traditional IRAs are not subject to federal income tax until you or your beneficiary receive them. Taxable payments or distributions include withdrawals from your contract, surrender of your contract and annuity payments from your contract. Death benefits are also taxable.

We report all payments from traditional IRA contracts on IRS Form 1099-R. You are responsible for reporting these amounts correctly on your individual income tax return and keeping supporting records. Except as discussed below, the total amount of any distribution from a traditional IRA must be included in your gross income as ordinary income.

If you have ever made nondeductible (after-tax) IRA contributions to any traditional IRA (it does not have to be to this particular traditional IRA contract), those contributions are recovered tax-free when you get distributions from any traditional IRA. It is your responsibility to keep permanent tax records of all of your nondeductible contributions to traditional IRAs so that you can correctly report the taxable amount of any distribution on your own tax return. At the end of any year in which you have received a distribution from any traditional IRA, you calculate the ratio of your total nondeductible traditional IRA contributions (less any amounts previously withdrawn tax-free) to the total account balances of all traditional IRAs you own at the end of the year plus all traditional IRA distributions made during the year. Multiply this by all distributions from the traditional IRA during the year to determine the nontaxable portion of each distribution.

A distribution from a traditional IRA is not taxable if:

o the amount received is a withdrawal of certain excess contributions, as described in IRS Publication 590; or

o the entire amount received is rolled over to another traditional IRA or other eligible retirement plan which agrees to accept the funds. (See "Rollovers from eligible retirement plans other than traditional IRAs" under "Rollover and direct transfer contributions to traditional IRAs" earlier in this section for more information.)

The following are eligible to receive rollovers of distributions from a traditional IRA: a qualified plan, a 403(b) plan or a governmental employer 457(b) plan. After-tax contributions in a traditional IRA cannot be rolled from your traditional IRA into, or back into, a qualified plan, 403(b) plan or governmental employer 457(b) plan. Before you decide to roll over a distribution from a traditional IRA to another eligible retirement plan, you should check with the administrator of that plan about whether the plan accepts rollovers and, if so, the types it accepts. You should also check with the administrator of the receiving plan about any documents required to be completed before it will accept a rollover.

Distributions from a traditional IRA are not eligible for favorable ten-year averaging and long-term capital gain treatment available under limited circumstances for certain distributions from qualified plans. If you might be eligible for such tax treatment from your qualified plan, you may be able to preserve such tax treatment even though an eligible rollover from a qualified plan is temporarily rolled into a "conduit IRA" before being rolled back into a qualified plan. See your tax adviser.

REQUIRED MINIMUM DISTRIBUTIONS


BACKGROUND ON REGULATIONS -- REQUIRED MINIMUM DISTRIBUTIONS.
Distributions must be made from traditional IRAs according to rules contained in the Code and Treasury Regulations. Certain provisions of the Treasury Regulations require that the actuarial present value of additional annuity contract benefits must be added to the dollar amount credited for purposes of calculating certain types of required minimum distributions from individual retirement annuity contracts. For this purpose additional annuity contract benefits may include, but are not limited to, guaranteed benefits. This could increase the amount required to be distributed from the contract if you take annual withdrawals instead of annuitizing. Please consult your tax adviser concerning applicability of these complex rules to your situation.


LIFETIME REQUIRED MINIMUM DISTRIBUTIONS. You must start taking annual distributions from your traditional IRAs for the year in which you turn age 70-1/2.


WHEN YOU HAVE TO TAKE THE FIRST LIFETIME REQUIRED MINIMUM DISTRIBUTION. The first required minimum distribution is for the calendar year in which you turn age 70-1/2. You have the choice to take this first required minimum distribution during the calendar year you actually reach age 70-1/2, or to delay taking it until the first three-month period in the next calendar year (January 1st - April 1st). Distributions must start no later than your "Required Beginning Date", which is April 1st of the calendar year after the calendar year in which you turn age 70-1/2. If you choose to delay taking the first annual minimum distribution, then you will have to take two minimum distributions in that year(R)the delayed one for the first year and the one actually for that year. Once minimum distributions begin, they must be made at some time each year.


HOW YOU CAN CALCULATE REQUIRED MINIMUM DISTRIBUTIONS. There are two approaches to taking required minimum distributions -- "account-based" or "annuity-based."


ACCOUNT-BASED METHOD. If you choose an account-based method, you divide the value of your traditional IRA as of December 31st of the



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past calendar year by a number corresponding to your age from an IRS table.
This gives you the required minimum distribution amount for that particular IRA for that year. If your spouse is your sole beneficiary and more than 10 years younger than you, the dividing number you use may be from another IRS table and may produce a smaller lifetime required minimum distribution amount. Regardless of the table used, the required minimum distribution amount will vary each year as the account value, the actuarial present value of additional annuity contract benefits, if applicable, and the divisor change. If you initially choose an account-based method, you may later apply your traditional IRA funds to a life annuity-based payout with any certain period not exceeding remaining life expectancy, determined in accordance with IRS tables.


ANNUITY-BASED METHOD. If you choose an annuity-based method, you do not have to do annual calculations. You apply the account value to an annuity payout for your life or the joint lives of you and a designated beneficiary or for a period certain not extending beyond applicable life expectancies, determined in accordance with IRS tables.


DO YOU HAVE TO PICK THE SAME METHOD TO CALCULATE YOUR REQUIRED MINIMUM DISTRIBUTIONS FOR ALL OF YOUR TRADITIONAL IRAS AND OTHER RETIREMENT PLANS? No. If you want, you can choose a different method for each of your traditional IRAs and other retirement plans. For example, you can choose an annuity payout from one IRA, a different annuity payout from a qualified plan and an account-based annual withdrawal from another IRA.


WILL WE PAY YOU THE ANNUAL AMOUNT EVERY YEAR FROM YOUR TRADITIONAL IRA BASED ON THE METHOD YOU CHOOSE? We will only pay you automatically if you affirmatively select an annuity payout option or an account-based withdrawal option such as our "automatic required minimum distribution (RMD) service." Even if you do not enroll in our service, we will calculate the amount of the required minimum distribution withdrawal for you, if you so request in writing. However, in that case you will be responsible for asking us to pay the required minimum distribution withdrawal to you.

Also, the IRS will let you calculate the required minimum distribution for each traditional IRA that you maintain, using the method that you picked for that particular IRA. You can add these required minimum distribution amount calculations together. As long as the total amount you take out every year satisfies your overall traditional IRA required minimum distribution amount, you may choose to take your annual required minimum distribution from any one or more traditional IRAs that you own.


WHAT IF YOU TAKE MORE THAN YOU NEED TO FOR ANY YEAR? The required minimum distribution amount for your traditional IRAs is calculated on a year-by-year basis. There are no carry-back or carry-forward provisions. Also, you cannot apply required minimum distribution amounts you take from your qualified plans to the amounts you have to take from your traditional IRAs and vice versa.


WHAT IF YOU TAKE LESS THAN YOU NEED TO FOR ANY YEAR? Your IRA could be disqualified, and you could have to pay tax on the entire value. Even if your IRA is not disqualified, you could have to pay a 50% penalty tax on the shortfall (required amount for traditional IRAs less amount actually taken). It is your responsibility to meet the required minimum distribution rules. We will remind you when our records show that you are within the age group which must take lifetime required minimum distributions. If you do not select a method with us, we will assume you are taking your required minimum distribution from another traditional IRA that you own.


WHAT ARE THE REQUIRED MINIMUM DISTRIBUTION PAYMENTS AFTER YOU DIE? These could vary depending on whether you die before or after your Required Beginning Date for lifetime required minimum distribution payments, and the status of your beneficiary. The following assumes that you have not yet elected an annuity-based payout at the time of your death. If you elect an annuity-based payout, payments (if any) after your death must be made at least as rapidly as when you were alive.


INDIVIDUAL BENEFICIARY. Regardless of whether your death occurs before or after your Required Beginning Date, an individual death beneficiary calculates annual post-death required minimum distribution payments based on the beneficiary's life expectancy using the "term certain method." That is, he or she determines his or her life expectancy using the IRS-provided life expectancy tables as of the calendar year after the owner's death and reduces that number by one each subsequent year.

If you die before your Required Beginning Date, the rules permit any individual beneficiary, including a spousal beneficiary, to elect instead to apply the "5-year rule." Under this rule, instead of annual payments having to be made beginning with the first in the year following the owner's death, the entire account must be distributed by the end of the calendar year which contains the fifth anniversary of the owner's death. No distribution is required before that fifth year.


SPOUSAL BENEFICIARY. If you die after your Required Beginning Date, and your death beneficiary is your surviving spouse, your spouse has a number of choices. Post-death distributions may be made over your spouse's single life expectancy. Any amounts distributed after that surviving spouse-s death are made over the spouse's life expectancy calculated in the year of his/her death, reduced by one for each subsequent year. In some circumstances, your surviving spouse may elect to become the owner of the traditional IRA and halt distributions until he or she reaches age 70-1/2, or roll over amounts from your traditional IRA into his/her own traditional IRA or other eligible retirement plan.

If you die before your Required Beginning Date, and the death beneficiary is your surviving spouse, the rules permit the spouse to delay starting payments over his/her life expectancy until the year in which you would have attained age 70-1/2.


NON-INDIVIDUAL BENEFICIARY. If you die after your Required Beginning Date, and your death beneficiary is a non-individual, such as the estate, the rules permit the beneficiary to calculate post-death required minimum distribution amounts based on the owner's life expectancy in the year of death. HOWEVER, NOTE THAT WE NEED AN INDIVIDUAL ANNUITANT TO KEEP AN ANNUITY CONTRACT IN FORCE. IF



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THE BENEFICIARY IS NOT AN INDIVIDUAL, WE MUST DISTRIBUTE AMOUNTS REMAINING IN
THE ANNUITY CONTRACT AFTER THE DEATH OF THE ANNUITANT.

If you die before your Required Beginning Date for lifetime required minimum distribution payments, and the death beneficiary is a nonindividual, such as the estate, the rules continue to apply the 5-year rule discussed earlier under "Individual beneficiary." PLEASE NOTE THAT WE NEED AN INDIVIDUAL ANNUITANT TO KEEP AN ANNUITY CONTRACT IN FORCE. IF THE BENEFICIARY IS NOT AN INDIVIDUAL, WE MUST DISTRIBUTE AMOUNTS REMAINING IN THE ANNUITY CONTRACT AFTER THE DEATH OF THE ANNUITANT.

SUCCESSOR OWNER AND ANNUITANT

If your spouse is the sole primary beneficiary and elects to become the successor owner and annuitant, the required minimum distribution rules are applied as if your surviving spouse is the contract owner.

PAYMENTS TO A BENEFICIARY AFTER YOUR DEATH

IRA death benefits are taxed the same as IRA distributions.

BORROWING AND LOANS ARE PROHIBITED TRANSACTIONS

You cannot get loans from a traditional IRA. You cannot use a traditional IRA as collateral for a loan or other obligation. If you borrow against your IRA or use it as collateral, its tax-favored status will be lost as of the first day of the tax year in which this prohibited event occurs. If this happens, you must include the value of the traditional IRA in your federal gross income. Also, the early distribution penalty tax of 10% may apply if you have not reached age 59-1/2 before the first day of that tax year.

EARLY DISTRIBUTION PENALTY TAX

A penalty tax of 10% of the taxable portion of a distribution applies to distributions from a traditional IRA made before you reach age 59-1/2. Some of the available exceptions to the pre-age 59-1/2 penalty tax include distributions:

o   made on or after your death; or

o   made because you are disabled (special federal income tax definition); or

o used to pay certain extraordinary medical expenses (special federal income tax definition); or

o used to pay medical insurance premiums for unemployed individuals (special federal income tax definition); or

o used to pay certain first-time home buyer expenses (special federal income tax definition; $10,000 lifetime total limit for these distributions from all your traditional and Roth IRAs); or

o used to pay certain higher education expenses (special federal income tax definition); or

o in the form of substantially equal periodic payments made at least annually over your life (or your life expectancy) or over the joint lives of you and your beneficiary (or your joint life expectancies) using an IRS-approved distribution method.

Please note that it is your responsibility to claim the penalty exception on your own income tax return and to document eligibility for the exception to the IRS.

To meet the substantially equal periodic payment exception, you could elect to apply your contract value to an Income Manager(R) (life annuity with a period certain) payout annuity contract (level payments version). You could also elect the substantially equal withdrawals option. We will calculate the substantially equal annual payments, using your choice of IRS-approved methods we offer. Although substantially equal withdrawals and Income Manager(R) payments are not subject to the 10% penalty tax, they are taxable as discussed in "Withdrawals, payments and transfers of funds out of traditional IRAs" earlier in this section. Once substantially equal withdrawals or Income Manager(R) annuity payments begin, the distributions should not be stopped or changed until after the later of your reaching age 59-1/2 or five years after the date of the first distribution, or the penalty tax, including an interest charge for the prior penalty avoidance, may apply to all prior distributions under either option. Also, it is possible that the IRS could view any additional withdrawal or payment you take from, or any additional contributions or transfers you make to, your contract as changing your pattern of substantially equal withdrawals or Income Manager(R) payments for purposes of determining whether the penalty applies.

ROTH INDIVIDUAL RETIREMENT ANNUITIES (ROTH IRAS)

This section of the Prospectus covers some of the special tax rules that apply to Roth IRAs. If the rules are the same as those that apply to the traditional IRA, we will refer you to the same topic under "Traditional individual retirement annuities (traditional IRAs)."

The Accumulator(R) Elite(SM) Roth IRA contract is designed to qualify as a Roth individual retirement annuity under Sections 408A(b) and 408(b) of the Internal Revenue Code.


CONTRIBUTIONS TO ROTH IRAS. Individuals may make four different types of contributions to a Roth IRA:

o   regular after-tax contributions out of earnings; or

o taxable rollover contributions from traditional IRAs or other eligible retirement plans ("conversion rollover" contributions); or

o tax-free rollover contributions from other Roth individual retirement arrangements or designated Roth accounts under defined contribution plans; or

o tax-free direct custodian-to-custodian transfers from other Roth IRAs ("direct transfers").

Regular after-tax, direct transfer and rollover contributions may be made to a Roth IRA contract. See "Rollovers and direct transfer contributions to Roth IRAs" later in this section for more information. If you use the forms we require, we will also accept traditional IRA funds which are subsequently recharacterized as Roth IRA funds following special federal income tax rules.

The initial contribution must be a direct transfer or rollover contribution. Subsequent contributions may also be "regular" contributions out of compensation.

REGULAR CONTRIBUTIONS TO ROTH IRAS


LIMITS ON REGULAR CONTRIBUTIONS. The "maximum regular contribution amount" for any taxable year is the most that can be contributed to all



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of your IRAs (traditional and Roth) as regular contributions for the particular taxable year. The maximum regular contribution amount depends on age, earnings, and year, among other things. Generally, $5,000 is the maximum amount that you may contribute to all IRAs (including Roth IRAs). This limit does not apply to rollover contributions or direct custodian-to-custodian transfers into a Roth IRA. Any contributions to Roth IRAs reduce your ability to contribute to traditional IRAs and vice versa. When your earnings are below $5,000, your earned income or compensation for the year is the most you can contribute. If you are married and file a joint income tax return, you and your spouse may combine your compensation to determine the amount of regular contributions you are permitted to make to Roth IRAs and traditional IRAs. See the discussion under "Special rules for spouses" earlier in this section under traditional IRAs.

If you or your spouse are at least age 50 at any time during the taxable year for which you are making a regular contribution, you may be eligible to make additional catch-up contributions of up to $1,000.

With a Roth IRA, you can make regular contributions when you reach 70-1/2, as long as you have sufficient earnings. The amount of permissible contributions to Roth IRAs for any year depends on the individual's income limits and marital status. For example, if you are married and filing separately for any year your ability to make regular Roth IRA contributions is greatly limited. The amount of permissible contributions and income limits may be adjusted annually for cost of living. Please consult IRS Publication 590, "Individual Retirement Arrangements (IRAs)" for the rules applicable to the current year.


WHEN YOU CAN MAKE CONTRIBUTIONS.  Same as traditional IRAs.


DEDUCTIBILITY OF CONTRIBUTIONS.  Roth IRA contributions are not tax deductible.


ROLLOVER AND DIRECT TRANSFER CONTRIBUTIONS TO ROTH IRAS


WHAT IS THE DIFFERENCE BETWEEN ROLLOVER AND DIRECT TRANSFER TRANSACTIONS?

The difference between a rollover transaction and a direct transfer transaction is the following: in a rollover transaction you actually take possession of the funds rolled over or are considered to have received them under tax law in the case of a change from one type of plan to another. In a direct transfer transaction, you never take possession of the funds, but direct the first Roth IRA custodian, trustee or issuer to transfer the first Roth IRA funds directly to the recipient Roth IRA custodian, trustee or issuer. You can make direct transfer transactions only between identical plan types (for example, Roth IRA to Roth IRA). You can also make rollover transactions between identical plan types. However, you can only make rollovers between different plan types (for example, traditional IRA to Roth IRA).

You may make rollover contributions to a Roth IRA from these sources only:

o   another Roth IRA;

o a traditional IRA, including a SEP-IRA or SIMPLE IRA (after a two-year rollover limitation period for SIMPLE IRA funds), in a taxable conversion rollover ("conversion rollover");

o a "designated Roth contribution account" under a 401(k) plan or a 403(b) plan (direct or 60-day); or

o from non-Roth accounts under another eligible retirement plan, as described below under "Conversion rollover contributions to Roth IRAs."

You may make direct transfer contributions to a Roth IRA only from another Roth IRA.

You may make both Roth IRA to Roth IRA rollover transactions and Roth IRA to Roth IRA direct transfer transactions. This can be accomplished on a completely tax-free basis. However, you may make Roth IRA to Roth IRA rollover transactions only once in any 12-month period for the same funds. Trustee-to-trustee or custodian-to custodian direct transfers can be made more frequently than once a year. Also, if you send us the rollover contribution to apply it to a Roth IRA, you must do so within 60 days after you receive the proceeds from the original IRA to get rollover treatment.

The surviving spouse beneficiary of a deceased individual can roll over or directly transfer an inherited Roth IRA to one or more other Roth IRAs. In some cases, Roth IRAs can be transferred on a tax-free basis between spouses or former spouses as a result of a court-ordered divorce or separation decree.

CONVERSION ROLLOVER CONTRIBUTIONS TO ROTH IRAS

In a conversion rollover transaction, you withdraw (or are considered to have withdrawn) all or a portion of funds from a traditional IRA you maintain and convert it to a Roth IRA within 60 days after you receive (or are considered to have received) the traditional IRA proceeds. Amounts can also be rolled over from non-Roth accounts under another eligible retirement plan, including a Code
Section 401(a) qualified plan, a 403(b) plan, and a governmental employer
Section 457(b) plan.

Unlike a rollover from a traditional IRA to another traditional IRA, a conversion rollover transaction from a traditional IRA or other eligible retirement plan to a Roth IRA is not tax-free. Instead, the distribution from the traditional IRA or other eligible retirement plan is generally fully taxable. If you are converting all or part of a traditional IRA, and you have ever made nondeductible regular contributions to any traditional IRA--whether or not it is the traditional IRA you are converting--a pro rata portion of the distribution is tax-free. Even if you are under age 59-1/2, the early distribution penalty tax does not apply to conversion rollover contributions to a Roth IRA.

You cannot make conversion contributions to a Roth IRA to the extent that the funds in your traditional IRA or other eligible retirement plan are subject to the lifetime annual required minimum distribution rules.

You cannot convert and reconvert an amount during the same taxable year, or if later, during the 30-day period following a recharacterization. If you reconvert during either of these periods, it will be a failed Roth IRA conversion.

The IRS and Treasury have issued Treasury Regulations addressing the valuation of annuity contracts funding traditional IRAs in the conversion to Roth IRAs. Although these Regulations are not clear, they could require an individual's gross income on the conversion of a traditional IRA to a Roth IRA to be measured using various actuarial methods and



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not as if the annuity contract funding the traditional IRA had been surrendered at the time of conversion. This could increase the amount of income reported in certain circumstances.

RECHARACTERIZATIONS

You may be able to treat a contribution made to one type of IRA as having been made to a different type of IRA. This is called recharacterizing the contribution.


HOW TO RECHARACTERIZE. To recharacterize a contribution, you generally must have the contribution transferred from the first IRA (the one to which it was made) to the second IRA in a deemed trustee-to-trustee transfer. If the transfer is made by the due date (including extensions) for your tax return for the year during which the contribution was made, you can elect to treat the contribution as having been originally made to the second IRA instead of to the first IRA. It will be treated as having been made to the second IRA on the same date that it was actually made to the first IRA. You must report the recharacterization and must treat the contribution as having been made to the second IRA, instead of the first IRA, on your tax return for the year during which the contribution was made.

The contribution will not be treated as having been made to the second IRA unless the transfer includes any net income allocable to the contribution. You can take into account any loss on the contribution while it was in the IRA when calculating the amount that must be transferred. If there was a loss, the net income you must transfer may be a negative amount.

No deduction is allowed for the contribution to the first IRA and any net income transferred with the recharacterized contribution is treated as earned in the second IRA. The contribution will not be treated as having been made to the second IRA to the extent any deduction was allowed with respect to the contribution to the first IRA.

For recharacterization purposes, a distribution from a traditional IRA that is received in one tax year and rolled over into a Roth IRA in the next year, but still within 60 days of the distribution from the traditional IRA, is treated as a contribution to the Roth IRA in the year of the distribution from the traditional IRA.

Roth IRA conversion contributions from a SEP-IRA or SIMPLE IRA can be recharacterized to a SEP-IRA or SIMPLE IRA (including the original SEP-IRA or SIMPLE IRA). You cannot recharacterize back to the original plan a contribution directly rolled over from an eligible retirement plan which is not a traditional IRA.

The recharacterization of a contribution is not treated as a rollover for purposes of the 12-month limitation period described above. This rule applies even if the contribution would have been treated as a rollover contribution by the second IRA if it had been made directly to the second IRA rather than as a result of a recharacterization of a contribution to the first IRA.

To recharacterize a contribution, you must use our forms.

WITHDRAWALS, PAYMENTS AND TRANSFERS OF FUNDS OUT OF ROTH IRAS


NO FEDERAL INCOME TAX LAW RESTRICTIONS ON WITHDRAWALS. You can withdraw any or all of your funds from a Roth IRA at any time; you do not need to wait for a special event like retirement.

DISTRIBUTIONS FROM ROTH IRAS

Distributions include withdrawals from your contract, surrender of your contract and annuity payments from your contract. Death benefits are also distributions.

You must keep your own records of regular and conversion contributions to all Roth IRAs to assure appropriate taxation. You may have to file information on your contributions to and distributions from any Roth IRA on your tax return. You may have to retain all income tax returns and records pertaining to such contributions and distributions until your interests in all Roth IRAs are distributed. Like traditional IRAs, taxable distributions from a Roth IRA are not entitled to special favorable ten-year averaging and long-term capital gain treatment available in limited cases to certain distributions from qualified plans.

The following distributions from Roth IRAs are free of income tax:

o   rollovers from a Roth IRA to another Roth IRA;

o   direct transfers from a Roth IRA to another Roth IRA;

o   qualified distributions from a Roth IRA; and

o   return of excess contributions or amounts recharacterized to a traditional
    IRA.


QUALIFIED DISTRIBUTIONS FROM ROTH IRAS. Qualified distributions from Roth IRAs made because of one of the following four qualifying events or reasons are not includable in income:

o   you are age 59-1/2 or older; or

o   you die; or

o   you become disabled (special federal income tax definition); or

o your distribution is a "qualified first-time homebuyer distribution" (special federal income tax definition; $10,000 lifetime total limit for these distributions from all of your traditional and Roth IRAs).

You also have to meet a five-year aging period. A qualified distribution is any distribution made after the five-taxable-year period beginning with the first taxable year for which you made any contribution to any Roth IRA (whether or not the one from which the distribution is being made).


NONQUALIFIED DISTRIBUTIONS FROM ROTH IRAS. Nonqualified distributions from Roth IRAs are distributions that do not meet both the qualifying event and five-year aging period tests described above. If you receive such a distribution, part of it may be taxable. For purposes of determining the correct tax treatment of distributions (other than the withdrawal of excess contributions and the earnings on them), there is a set order in which contributions (including conversion contributions) and earnings are considered to be distributed from your Roth IRA. The order of distributions is as follows:

(1) Regular contributions.

(2) Conversion contributions, on a first-in-first-out basis (generally, total conversions from the earliest year first). These conversion contributions are taken into account as follows:

    (a) Taxable portion (the amount required to be included in gross income because of conversion) first, and then the


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    (b) Nontaxable portion.

    (3) Earnings on contributions.

Rollover contributions from other Roth IRAs are disregarded for this purpose.

To determine the taxable amount distributed, distributions and contributions are aggregated or grouped, then added together as follows:

(1) All distributions made during the year from all Roth IRAs you main tain -- with any custodian or issuer -- are added together.

(2) All regular contributions made during and for the year (contribu tions made after the close of the year, but before the due date of your return) are added together. This total is added to the total undistributed regular contributions made in prior years.

(3) All conversion contributions made during the year are added together.

Any recharacterized contributions that end up in a Roth IRA are added to the appropriate contribution group for the year that the original contribution would have been taken into account if it had been made directly to the Roth IRA.

Any recharacterized contribution that ends up in an IRA other than a Roth IRA is disregarded for the purpose of grouping both contributions and distributions. Any amount withdrawn to correct an excess contribution (including the earnings withdrawn) is also disregarded for this purpose.


REQUIRED MINIMUM DISTRIBUTIONS DURING LIFE

Lifetime required minimum distributions do not apply.


REQUIRED MINIMUM DISTRIBUTIONS AT DEATH

Same as traditional IRA under "What are the required minimum distribution payments after you die?", assuming death before the Required Beginning Date.


PAYMENTS TO A BENEFICIARY AFTER YOUR DEATH

Distributions to a beneficiary generally receive the same tax treatment as if the distribution had been made to you.


BORROWING AND LOANS ARE PROHIBITED TRANSACTIONS

Same as traditional IRA.


EXCESS CONTRIBUTIONS TO ROTH IRAS

Generally the same as traditional IRA, except that regular contributions made after age 70-1/2 are not excess contributions.

Excess rollover contributions to Roth IRAs are contributions not eligible to be rolled over.

You can withdraw or recharacterize any contribution to a Roth IRA before the due date (including extensions) for filing your federal income tax return for the tax year. If you do this, you must also withdraw or recharacterize any earnings attributable to the contribution.


EARLY DISTRIBUTION PENALTY TAX

Same as traditional IRA.

FEDERAL AND STATE INCOME TAX WITHHOLDING AND INFORMATION REPORTING

We must withhold federal income tax from distributions from annuity contracts. You may be able to elect out of this income tax withholding in some cases. Generally, we do not have to withhold if your distributions are not taxable. The rate of withholding will depend on the type of distribution and, in certain cases, the amount of your distribution. Any income tax withheld is a credit against your income tax liability. If you do not have sufficient income tax withheld or do not make sufficient estimated income tax payments, you may incur penalties under the estimated income tax rules.

You must file your request not to withhold in writing before the payment or distribution is made. Our processing office will provide forms for this purpose. You cannot elect out of withholding unless you provide us with your correct Taxpayer Identification Number and a United States residence address. You cannot elect out of withholding if we are sending the payment out of the United States.

You should note the following special situations:

o We might have to withhold and/or report on amounts we pay under a free look or cancellation.

o We are required to withhold on the gross amount of a distribution from a Roth IRA to the extent it is reasonable for us to believe that a distribution is includable in your gross income. This may result in tax being withheld even though the Roth IRA distribution is ultimately not taxable. You can elect out of withholding as described below.

Special withholding rules apply to foreign recipients and United States citizens residing outside the United States. We do not discuss these rules here in detail. However, we may require additional documentation in the case of payments made to non-United States persons and United States persons living abroad prior to processing any requested transaction.

Certain states have indicated that state income tax withholding will also apply to payments from the contracts made to residents. Generally, an election out of federal withholding will also be considered an election out of state withholding. In some states, you may elect out of state withholding, even if federal withholding applies. If you need more information concerning a particular state or any required forms, call our processing office at the toll-free number.


FEDERAL INCOME TAX WITHHOLDING ON PERIODIC ANNUITY PAYMENTS

Federal tax rules require payers to withhold differently on "periodic" and "non-periodic" payments. Payers are to withhold from periodic annuity payments as if the payments were wages. The annuity contract owner is to specify marital status and the number of withholding exemptions claimed on an IRS Form W-4P or similar substitute election form. If the owner does not claim a different number of withholding exemptions or marital status, the payer is to withhold assuming that the owner is married and claiming three withholding exemptions. If the owner does not provide the owner's correct Taxpayer Identification Number a payer is to withhold from periodic annuity payments as if the owner were single with no exemptions.



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A contract owner's withholding election remains effective unless and until the owner revokes it. The contract owner may revoke or change a withholding election at any time.

FEDERAL INCOME TAX WITHHOLDING ON NON-PERIODIC ANNUITY PAYMENTS (WITHDRAWALS)

Non-periodic distributions include partial withdrawals, total surrenders and death benefits. Payers generally withhold federal income tax at a flat 10% rate from (i) the taxable amount in the case of nonqualified contracts, and (ii) the payment amount in the case of traditional IRAs and Roth IRAs, where it is reasonable to assume an amount is includable in gross income.

As described below, there is no election out of federal income tax withholding if the payment is an eligible rollover distribution from a qualified plan or TSA contract. If a non-periodic distribution from a qualified plan or TSA contract is not an eligible rollover distribution then election out is permitted. If there is no election out, the 10% withholding rate applies.


SPECIAL RULES FOR CONTRACTS FUNDING QUALIFIED PLANS

The trustee is responsible for making all required notifications on tax matters to plan participants and to the IRS. See Appendix II at the end of this Prospectus.

MANDATORY WITHHOLDING FROM TSA CONTRACTS AND QUALIFIED PLAN DISTRIBUTIONS

Unless the distribution is directly rolled over to another eligible retirement plan, eligible rollover distributions from TSA contracts and qualified plans are subject to mandatory 20% withholding. The plan administrator is responsible for withholding from qualified plan distributions and communicating to the recipient whether the distribution is an eligible rollover distribution.


IMPACT OF TAXES TO AXA EQUITABLE

The contracts provide that we may charge Separate Account No. 49 for taxes. We do not now, but may in the future set up reserves for such taxes.



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8. More information


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ABOUT SEPARATE ACCOUNT NO. 49

Each variable investment option is a subaccount of Separate Account No. 49. We established Separate Account No. 49 in 1996 under special provisions of the New York Insurance Law. These provisions prevent creditors from any other business we conduct from reaching the assets we hold in our variable investment options for owners of our variable annuity contracts. We are the legal owner of all of the assets in Separate Account No. 49 and may withdraw any amounts that exceed our reserves and other liabilities with respect to variable investment options under our contracts. For example, we may withdraw amounts from Separate Account No. 49 that represent our investments in Separate Account No. 49 or that represent fees and charges under the contracts we have earned. Also, we may, at our sole discretion, invest Separate Account No. 49 assets in any investment permitted by applicable law. The results of Separate Account No. 49's operations are accounted for without regard to AXA Equitable's other operations. The amount of some of our obligations under the contracts is based on the assets in Separate Account No. 49. However, the obligations themselves are obligations of AXA Equitable.

Separate Account No. 49 is registered under the Investment Company Act of 1940 and is registered and classified under that act as a "unit investment trust." The SEC, however, does not manage or supervise AXA Equitable or Separate Account No. 49. Although Separate Account No. 49 is registered, the SEC does not monitor the activity of Separate Account No. 49 on a daily basis. AXA Equitable is not required to register, and is not registered, as an investment company under the Investment Company Act of 1940.

Each subaccount (variable investment option) within Separate Account No. 49 invests solely in class IB/B shares issued by the corresponding Portfolio of its Trust.

We reserve the right subject to compliance with laws that apply:

(1) to add variable investment options to, or to remove variable investment options from Separate Account No. 49 or to add other separate accounts;

(2) to combine any two or more variable investment options;

(3) to transfer the assets we determine to be the shares of the class of contracts to which the contracts belong from any variable investment option to another variable investment option;

(4) to operate Separate Account No. 49 or any variable investment option as a management investment company under the Investment Company Act of 1940 (in which case, charges and expenses that otherwise would be assessed against an underlying mutual fund would be assessed against Separate Account No. 49 or a variable investment option directly);

(5) to deregister Separate Account No. 49 under the Investment Company Act of 1940;

(6) to restrict or eliminate any voting rights as to Separate Account No. 49;
    and

(7) to cause one or more variable investment options to invest some or all of their assets in one or more other trusts or investment companies.

If the exercise of these rights results in a material change in the underlying investment of Separate Account No. 49, you will be notified of such exercise, as required by law.


ABOUT THE TRUSTS

The Trusts are registered under the Investment Company Act of 1940. They are classified as "open-end management investment companies," more commonly called mutual funds. Each Trust issues different shares relating to each Portfolio.

The Trusts do not impose sales charges or "loads" for buying and selling their shares. All dividends and other distributions on the Trusts' shares are reinvested in full. The Board of Trustees of each Trust may establish additional Portfolios or eliminate existing Portfolios at any time. More detailed information about each Trust, its Portfolio investment objectives, policies, restrictions, risks, expenses, its Rule 12b-1 Plan, and other aspects of its operations, appears in the prospectuses for each Trust, which generally accompany this Prospectus, or in their respective SAIs which are available upon request.


ABOUT OUR FIXED MATURITY OPTIONS


RATES TO MATURITY AND PRICE PER $100 OF MATURITY VALUE

We can determine the amount required to be allocated to one or more fixed maturity options in order to produce specified maturity values. For example, we can tell you how much you need to allocate per $100 of maturity value.

Fixed maturity option rates are determined daily. The rates in the table below are illustrative only and will most likely differ from the rates applicable at time of purchase. Current fixed maturity option rates can be obtained from your financial professional.


The rates to maturity for new allocations as of February 16, 2010 and the related price per $100 of maturity value were as shown below:




--------------------------------------------------------------------------------
   FIXED MATURITY
   OPTIONS WITH
   FEBRUARY 16TH                  RATE TO                     PRICE
 MATURITY DATE OF              MATURITY AS OF              PER $100 OF
   MATURITY YEAR             FEBRUARY 16, 2010            MATURITY VALUE
--------------------------------------------------------------------------------
        2011                      3.00%*                     $ 97.09
        2012                      3.00%*                     $ 94.26
        2013                      3.00%*                     $ 91.51
        2014                      3.00%*                     $ 88.84
        2015                      3.00%*                     $ 86.25
        2016                      3.00%*                     $ 83.74
        2017                      3.00%                      $ 81.30
--------------------------------------------------------------------------------


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--------------------------------------------------------------------------------
   FIXED MATURITY
   OPTIONS WITH
   FEBRUARY 16TH                  RATE TO                     PRICE
 MATURITY DATE OF              MATURITY AS OF              PER $100 OF
   MATURITY YEAR             FEBRUARY 16, 2010            MATURITY VALUE
--------------------------------------------------------------------------------
        2018                       3.00%                     $ 78.93
        2019                       3.10%                     $ 75.96
        2020                       3.30%                     $ 72.26
--------------------------------------------------------------------------------


* Since these rates to maturity are 3%, no amounts could have been allocated to these options.


HOW WE DETERMINE THE MARKET VALUE ADJUSTMENT

We use the following procedure to calculate the market value adjustment (positive or negative) we make if you withdraw any of your value from a fixed maturity option before its maturity date.

(1) We determine the market adjusted amount on the date of the withdrawal as follows:

    (a) We determine the fixed maturity amount that would be payable on the maturity date, using the rate to maturity for the fixed maturity option.

    (b) We determine the period remaining in your fixed maturity option (based on the withdrawal date) and convert it to fractional years based on a 365-day year. For example, three years and 12 days becomes 3.0329.

    (c) We determine the current rate to maturity for your fixed maturity option based on the rate for a new fixed maturity option issued on the same date and having the same maturity date as your fixed maturity option; if the same maturity date is not available for new fixed maturity options, we determine a rate that is between the rates for new fixed maturity option maturities that immediately precede and immediately follow your fixed maturity option's maturity date.

    (d) We determine the present value of the fixed maturity amount payable at the maturity date, using the period determined in (b) and the rate determined in (c).

(2) We determine the fixed maturity amount as of the current date.

(3) We subtract (2) from the result in (1)(d). The result is the market value adjustment applicable to such fixed maturity option, which may be positive or negative.

If you withdraw only a portion of the amount in a fixed maturity option, the market value adjustment will be a percentage of the market value adjustment that would have applied if you had withdrawn the entire value in that fixed maturity option. This percentage is equal to the percentage of the value in the fixed maturity option that you are withdrawing. Any withdrawal charges that are deducted from a fixed maturity option will result in a market value adjustment calculated in the same way. See Appendix III at the end of this Prospectus for an example.

For purposes of calculating the rate to maturity for new allocations to a fixed maturity option (see (1)(c) above), we use the rate we have in effect for new allocations to that fixed maturity option. We use this rate even if new allocations to that option would not be accepted at that time. This rate will not be less than 3%. If we do not have a rate to maturity in effect for a fixed maturity option to which the "current rate to maturity" in (1)(c) above would apply, we will use the rate at the next closest maturity date. If we are no longer offering new fixed maturity options, the "current rate to maturity" will be determined by using a widely published index. We reserve the right to add up to 0.25% to the current rate in (1)(c) above for purposes of calculating the market value adjustment only.


INVESTMENTS UNDER THE FIXED MATURITY OPTIONS

Amounts allocated to the fixed maturity options are held in a "nonunitized" separate account we have established under the New York Insurance Law. This separate account provides an additional measure of assurance that we will make full payment of amounts due under the fixed maturity options. Under New York Insurance Law, the portion of the separate account's assets equal to the reserves and other contract liabilities relating to the contracts are not chargeable with liabilities from any other business we may conduct. We own the assets of the separate account, as well as any favorable investment performance on those assets. You do not participate in the performance of the assets held in this separate account. We may, subject to state law that applies, transfer all assets allocated to the separate account to our general account. We guarantee all benefits relating to your value in the fixed maturity options, regardless of whether assets supporting fixed maturity options are held in a separate account or our general account.

We expect the rates to maturity for the fixed maturity options to be influenced by, but not necessarily correspond to, among other things, the yields that we can expect to realize on the separate account's investments from time to time. Our current plans are to invest in fixed-income obligations, including corporate bonds, mortgage-backed and asset-backed securities, and government and agency issues having durations in the aggregate consistent with those of the fixed maturity options.

Although the above generally describes our plans for investing the assets supporting our obligations under the fixed maturity options under the contracts, we are not obligated to invest those assets according to any particular plan except as we may be required to by state insurance laws. We will not determine the rates to maturity we establish by the performance of the nonunitized separate account.


ABOUT THE GENERAL ACCOUNT


Our general obligations and any guaranteed benefits under the contract are supported by AXA Equitable's general account and are subject to AXA Equitable's claims paying ability. Assets in the general account are not segregated for the exclusive benefit of any particular contract or obligation. General account assets are also available to the insurer's general creditors and the conduct of its routine business activities, such as the payment of salaries, rent and other ordinary business expenses. For more information about AXA Equitable's financial strength, you may review its financial statements and/or check its current rating with one or more of the independent sources that rate insurance companies for their financial strength and stability. Such ratings are subject to change and have no bearing on the performance of the variable investment options. You may also speak with your financial representative.



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The general account is subject to regulation and supervision by the Insurance
Department of the State of New York and to the insurance laws and regulations of all jurisdictions where we are authorized to do business. Interests under the contracts in the general account have not been registered and are not required to be registered under the Securities Act of 1933 because of exemptions and exclusionary provisions that apply. The general account is not required to register as an investment company under the Investment Company Act of 1940 and it is not registered as an investment company under the Investment Company Act of 1940. The market value adjustment interests under the contracts, which are held in a separate account, are issued by AXA Equitable and are registered under the Securities Act of 1933. The contract is a "covered security" under the federal securities laws.

We have been advised that the staff of the SEC has not reviewed the portions of this Prospectus that relate to the general account. The disclosure with regard to the general account, however, may be subject to certain provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses.


ABOUT OTHER METHODS OF PAYMENT


WIRE TRANSMITTALS AND ELECTRONIC APPLICATIONS

We accept contributions sent by wire to our processing office by agreement with certain broker-dealers. Such transmittals must be accompanied by information we require to allocate your contribution. Wire orders not accompanied by complete information may be retained as described under "How you can make your contributions" under "Contract features and benefits" earlier in this Prospectus.

Even if we accepted the wire order and essential information, a contract generally was not issued until we received and accepted a properly completed application. In certain cases, we may have issued a contract based on information provided through certain broker-dealers with whom we have established electronic facilities. In any such cases, you must have signed our Acknowledgement of Receipt form.

Where we required a signed application, the above procedures did not apply and no financial transactions were permitted until we received the signed application and issued the contract. Where we issued a contract based on information provided through electronic facilities, we required an Acknowledgement of Receipt form. Financial transactions were only permitted if you requested them in writing, signed the request and have it signature guaranteed, until we received the signed Acknowledgement of Receipt form. After a contract is issued, additional contributions are allowed by wire.

In general, the transaction date for electronic transmissions is the date on which we receive at our regular processing office all required information and the funds due for your contribution. We may also establish same-day electronic processing facilities with a broker-dealer that has undertaken to pay contribution amounts on behalf of its customers. In such cases, the transaction date for properly processed orders is the business day on which the broker-dealer inputs all required information into its electronic processing system. You can contact us to find out more about such arrangements.

AUTOMATIC INVESTMENT PROGRAM -- FOR NQ CONTRACTS ONLY

You may use our automatic investment program, or "AIP," to have a specified amount automatically deducted from a checking account, money market account, or credit union checking account and contributed as an additional contribution into an NQ contract on a monthly or quarterly basis. AIP is not available for Rollover IRA, Roth Conversion IRA, QP, Inherited IRA Beneficiary Continuation (traditional IRA or Roth IRA) or Rollover TSA contracts, nor is it available with GPB Option 2. Please see Appendix VIII later in this Prospectus to see if the automatic investment program is available in your state.

The minimum amounts we will deduct are $100 monthly and $300 quarterly. AIP additional contributions may be allocated to any of the variable investment options and available fixed maturity options. You choose the day of the month you wish to have your account debited. However, you may not choose a date later than the 28th day of the month.

You may cancel AIP at any time by notifying our processing office. We are not responsible for any debits made to your account before the time written notice of cancellation is received at our processing office.


DATES AND PRICES AT WHICH CONTRACT EVENTS OCCUR

We describe below the general rules for when, and at what prices, events under your contract will occur. Other portions of this Prospectus describe circumstances that may cause exceptions. We generally do not repeat those exceptions below.


BUSINESS DAY

Our "business day" is generally any day the New York Stock Exchange ("NYSE") is open for regular trading and generally ends at 4:00 p.m. Eastern Time (or as of an earlier close of regular trading). A business day does not include a day on which we are not open due to emergency conditions determined by the Securities and Exchange Commission. We may also close early due to such emergency conditions. Contributions will be applied and any other transaction requests will be processed when they are received along with all the required information unless another date applies as indicated below.

o If your contribution, transfer or any other transaction request containing all the required information reaches us on any of the following, we will use the next business day:

         - on a non-business day;
         - after 4:00 p.m. Eastern Time on a business day; or
         - after an early close of regular trading on the NYSE on a business day.

o A loan request under your Rollover TSA contract will be processed on the first business day of the month following the date on which the properly completed loan request form is received.

o If your transaction is set to occur on the same day of the month as the contract date and that date is the 29th, 30th or 31st of the month, then the transaction will occur on the 1st day of the next month.


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o   When a charge is to be deducted on a contract date anniversary that is a non-business day, we will deduct the charge on the next business day.

o If we have entered into an agreement with your broker-dealer for automated processing of contributions upon receipt of customer order, your contribution will be considered received at the time your broker-dealer receives your contribution and all information needed to process your application, along with any required documents. Your broker-dealer will then transmit your order to us in accordance with our processing procedures. However, in such cases, your broker-dealer is considered a processing office for the purpose of receiving the contribution. Such arrangements may apply to initial contributions, subsequent contributions, or both, and may be commenced or terminated at any time without prior notice. If required by law, the "closing time" for such orders will be earlier than 4:00 p.m., Eastern Time.


CONTRIBUTIONS AND TRANSFERS

o Contributions allocated to the variable investment options are invested at the unit value next determined after the receipt of the contribution.

o Contributions allocated to the guaranteed interest option will receive the crediting rate in effect on that business day for the specified time period.

o Contributions allocated to a fixed maturity option will receive the rate to maturity in effect for that fixed maturity option on that business day (unless a rate lock-in is applicable).

o Initial contributions allocated to the account for special dollar cost averaging received the interest rate in effect on that business day. At certain times, we may have offered the opportunity to lock in the interest rate for an initial contribution to be received under Section 1035 exchanges and trustee to trustee transfers. Your financial professional can provide information, or you can call our processing office.

o Transfers to or from variable investment options will be made at the unit value next determined after the receipt of the transfer request.

o Transfers to a fixed maturity option will be based on the rate to maturity in effect for that fixed maturity option on the business day of the transfer.

o Transfers to the guaranteed interest option will receive the crediting rate in effect on that business day for the specified time period.

o For the interest sweep option, the first monthly transfer will occur on the last business day of the month following the month that we receive your election form at our processing office.


ABOUT YOUR VOTING RIGHTS

As the owner of the shares of the Trusts we have the right to vote on certain matters involving the Portfolios, such as:

o   the election of trustees; or

o the formal approval of independent public accounting firms selected for each Trust; or

o any other matters described in the prospectuses for the Trusts or requiring a shareholders' vote under the Investment Company Act of 1940.

We will give contract owners the opportunity to instruct us how to vote the number of shares attributable to their contracts if a shareholder vote is taken. If we do not receive instructions in time from all contract owners, we will vote the shares of a Portfolio for which no instructions have been received in the same proportion as we vote shares of that Portfolio for which we have received instructions. We will also vote any shares that we are entitled to vote directly because of amounts we have in a Portfolio in the same proportions that contract owners vote.

The Trusts sell their shares to AXA Equitable separate accounts in connection with AXA Equitable's variable annuity and/or life insurance products, and to separate accounts of insurance companies, both affiliated and unaffiliated with AXA Equitable. AXA Premier VIP Trust and EQ Advisors Trust also sell their shares to the trustee of a qualified plan for AXA Equitable. We currently do not foresee any disadvantages to our contract owners arising out of these arrangements. However, the Board of Trustee or Directors of each Trust intends to monitor events to identify any material irreconcilable conflicts that may arise and to determine what action, if any, should be taken in response. If we believe that a Board's response insufficiently protects our contract owners, we will see to it that appropriate action is taken to do so.

SEPARATE ACCOUNT NO. 49 VOTING RIGHTS

If actions relating to the Separate Account require contract owner approval, contract owners will be entitled to one vote for each unit they have in the variable investment options. Each contract owner who has elected a variable annuity payout option may cast the number of votes equal to the dollar amount of reserves we are holding for that annuity in a variable investment option divided by the annuity unit value for that option. We will cast votes attributable to any amounts we have in the variable investment options in the same proportion as votes cast by contract owners. One result of proportional voting is that a small number of contract owners may control the outcome of a vote.


CHANGES IN APPLICABLE LAW

The voting rights we describe in this Prospectus are created under applicable federal securities laws. To the extent that those laws or the regulations published under those laws eliminate the necessity to submit matters for approval by persons having voting rights in separate accounts of insurance companies, we reserve the right to proceed in accordance with those laws or regulations.


STATUTORY COMPLIANCE

We have the right to change your contract without the consent of any other person in order to comply with any laws and regulations that apply, including but not limited to changes in the Internal Revenue Code, in Treasury Regulations or in published rulings of the Internal Revenue Service and in Department of Labor regulations.

Any change in your contract must be in writing and made by an authorized officer of AXA Equitable. We will provide notice of any contract change.


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The benefits under your contract will not be less than the minimum benefits required by any state law that applies.


ABOUT LEGAL PROCEEDINGS

AXA Equitable and its affiliates are parties to various legal proceedings. In our view, none of these proceedings would be considered material with respect to a contract owner's interest in Separate Account No. 49, nor would any of these proceedings be likely to have a material adverse effect upon the Separate Account, our ability to meet our obligations under the contracts, or distribution of the contracts.


FINANCIAL STATEMENTS

The financial statements of Separate Account No. 49, as well as the consolidated financial statements of AXA Equitable, are in the SAI. The financial statements of AXA Equitable have relevance to the contracts only to the extent that they bear upon the ability of AXA Equitable to meet its obligations under the contracts. The SAI is available free of charge. You may request one by writing to our processing office or calling 1-800-789-7771.


TRANSFERS OF OWNERSHIP, COLLATERAL ASSIGNMENTS, LOANS AND BORROWING

You can transfer ownership of an NQ contract at any time before annuity payments begin. We will continue to treat you as the owner until we receive written notification of any change at our processing office. You cannot assign your NQ contract as collateral or security for a loan. Loans are also not available under your NQ contract. In some cases, an assignment or change of ownership may have adverse tax consequences. See "Tax information" earlier in this Prospectus.


For NQ contracts only, subject to regulatory approval, if you elected the Guaranteed minimum death benefit, Guaranteed minimum income benefit, Protection Plus(SM) death benefit, Guaranteed principal benefit option 2 and/or the Principal Protector(SM) (collectively, the "Benefit"), generally the Benefit will automatically terminate if you change ownership of the contract or if you assign the owner's right to change the beneficiary or person to whom annuity payments will be made -- for certain contract owners, this restriction may not apply to you, depending on when you purchased your contract. See Appendix IX later in this Prospectus for more information. However, the Benefit will not terminate if the ownership of the contract is transferred to: (i) a family member (as defined in the contract); (ii) a trust created for the benefit of a family member or members; (iii) a trust qualified under section 501(c) of the Internal Revenue Code; or (iv) a successor by operation of law, such as an executor or guardian. Please speak with your financial professional for further information.


See Appendix VIII later in this Prospectus for any state variations with regard to terminating any benefits under your contract.

You cannot assign or transfer ownership of Rollover IRA, Roth Conversion IRA, QP or Rollover TSA contract except by surrender to us. If your individual retirement annuity contract is held in your custodial individual retirement account, you may only assign or transfer ownership of such an IRA contract to yourself. Loans are not available (except for Rollover TSA contracts) and you cannot assign Rollover IRA, Roth Conversion IRA, QP or Rollover TSA contracts as security for a loan or other obligation. Loans are available under a Rollover TSA contract only if permitted under the sponsoring employer's plan.

For limited transfers of ownership after the owner's death see "Beneficiary continuation option" in "Payment of death benefit" earlier in this Prospectus. You may direct the transfer of the values under your Rollover IRA, Roth Conversion IRA, QP or Rollover TSA contract to another similar arrangement under federal income tax rules. In the case of such a transfer, which involves a surrender of your contract, we will impose a withdrawal charge, if one applies.


ABOUT CUSTODIAL IRAS

For certain custodial IRA accounts, after your contract has been issued, we may accept transfer instructions by telephone, mail, facsimile or electronically from a broker-dealer, provided that we or your broker-dealer have your written authorization to do so on file. Accordingly, AXA Equitable will rely on the stated identity of the person placing instructions as authorized to do so on your behalf. AXA Equitable will not be liable for any claim, loss, liability or expenses that may arise out of such instructions. AXA Equitable will continue to rely on this authorization until it receives your written notification at its processing office that you have withdrawn this authorization. AXA Equitable may change or terminate telephone or electronic or overnight mail transfer procedures at any time without prior written notice and restrict facsimile, internet, telephone and other electronic transfer services because of disruptive transfer activity.



HOW DIVORCE MAY AFFECT YOUR GUARANTEED BENEFITS

Our optional benefits do not provide a cash value or any minimum account value. In the event that you and your spouse become divorced after you purchase a contract with a guaranteed benefit, we will not divide the benefit base as part of the divorce settlement or judgment. As a result of the divorce, we may be required to withdraw amounts from the account value to be paid an ex-spouse. Any such withdrawal will be considered a withdrawal from the contract. This means that your guaranteed benefit will be reduced and a withdrawal charge may apply.



DISTRIBUTION OF THE CONTRACTS

The contracts are distributed by both AXA Advisors, LLC ("AXA Advisors") and AXA Distributors, LLC ("AXA Distributors") (together, the "Distributors"). The Distributors serve as principal underwriters of Separate Account No. 49. The offering of the contracts is intended to be continuous.

AXA Advisors is an affiliate of AXA Equitable, and AXA Distributors is an indirect wholly owned subsidiary of AXA Equitable. The Distributors are under the common control of AXA Financial, Inc. Their principal business address is 1290 Avenue of the Americas, New York, NY 10104. The Distributors are registered with the SEC as broker-dealers and are members of the Financial Industry Regulatory Authority, Inc. ("FINRA"). Both broker-dealers also act as distributors for other AXA Equitable life and annuity products.


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The contracts are sold by financial professionals of AXA Advisors and its affiliates. The contracts are also sold by financial professionals of both affiliated and unaffiliated broker-dealers that have entered into selling agreements with the Distributors ("Selling broker-dealers").

AXA Equitable pays compensation to both Distributors based on contracts sold.

Compensation paid to AXA Advisors is based on contributions made on the contracts sold through AXA Advisors ("contribution-based compensation") and will generally not exceed 8.50% of total contributions. AXA Advisors, in turn, may pay a portion of the contribution-based compensation received from AXA Equitable on the sale of a contract to the AXA Advisors financial professional and/or Selling broker-dealer making the sale. In some instances, a financial professional or Selling broker-dealer may elect to receive reduced contribution-based compensation on a contract in combination with ongoing annual compensation of up to 1.20% of the account value of the contract sold ("asset-based compensation"). Total compensation paid to a financial professional or a Selling broker-dealer electing to receive both contribution-based and asset-based compensation could over time exceed the total compensation that would otherwise be paid on the basis of contributions alone. The contribution-based and asset-based compensation paid by AXA Advisors varies among financial professionals and among Selling broker-dealers.

Contribution-based compensation paid by AXA Equitable to AXA Distributors on sales of AXA Equitable contracts by its Selling broker-dealers will generally not exceed 6.50% of the total contributions made under the contracts. AXA Distributors, in turn, pays the contribution-based compensation it receives on the sale of a contract to the Selling broker-dealer making the sale. In some instances, the Selling broker-dealer may elect to receive reduced contribution-based compensation on the sale of a contract in combination with annual asset-based compensation of up to 1.25% of contract account value. If a Selling broker-dealer elects to receive reduced contribution-based compensation on a contract, the contribution-based compensation which AXA Equitable pays to AXA Distributors will be reduced by the same amount and AXA Equitable will pay AXA Distributors asset-based compensation on the contract equal to the asset-based compensation which AXA Distributors pays to the Selling broker-dealer. Total compensation paid to a Selling broker-dealer electing to receive both contribution-based and asset-based compensation could over time exceed the total compensation that would otherwise be paid on the basis of contributions alone. The contribution-based and asset-based compensation paid by AXA Distributors varies among Selling broker-dealers. AXA Distributors also receives compensation and reimbursement for its marketing services under the terms of its distribution agreement with AXA Equitable.

The Distributors may pay certain affiliated and/or unaffiliated Selling broker-dealers and other financial intermediaries additional compensation in recognition of certain expenses that may be incurred by them or on their behalf. The Distributors may also pay certain broker-dealers or other financial intermediaries additional compensation for enhanced marketing opportunities and other services (commonly referred to as "marketing allowances"). Services for which such payments are made may include, but are not limited to, the preferred placement of AXA Equitable and/or Accumulator(R) Elite(SM) on a company and/or product list; sales personnel training; product training; business reporting; technological support; due diligence and related costs; advertising, marketing and related services; conferences; and/or other support services, including some that may benefit the contract owner. Payments may be based on the amount of assets or purchase payments attributable to contracts sold through a Selling broker-dealer or such payments may be a fixed amount. The Distributors may also make fixed payments to Selling broker-dealers in connection with the initiation of a new relationship or the introduction of a new product. These payments may serve as an incentive for Selling broker-dealers to promote the sale of particular products. Additionally, as an incentive for financial professionals of Selling broker-dealers to promote the sale of AXA Equitable products, the Distributors may increase the sales compensation paid to the Selling broker-dealer for a period of time (commonly referred to as "compensation enhancements"). Marketing allowances and sales incentives are made out of the Distributors' assets. Not all Selling broker-dealers receive these kinds of payments. For more information about any such arrangements, ask your financial professional.

The Distributors receive 12b-1 fees from certain Portfolios for providing certain distribution and/or shareholder support services. The Distributors or their affiliates may also receive payments from the advisers of the Portfolios or their affiliates to help defray expenses for sales meetings or seminar sponsorships that may relate to the contracts and/or the advisers' respective Portfolios.

In an effort to promote the sale of our products, AXA Advisors may provide its financial professionals and managerial personnel with a higher percentage of sales commissions and/or cash compensation for the sale of an affiliated variable product than it would the sale of an unaffiliated product. Such practice is known as providing "differential compensation." In addition, managerial personnel may receive expense reimbursements, marketing allowances and commission-based payments known as "overrides." Certain components of the compensation of financial professionals who are managers are based on the sale of affiliated variable products. Managers earn higher compensation (and credits toward awards and bonuses) if those they manage sell more affiliated variable product. AXA Advisors may provide other forms of compensation to its financial professionals, including health and retirement benefits. For tax reasons, AXA Advisors financial professionals qualify for health and retirement benefits based solely on their sales of our affiliated products.

These payments and differential compensation (together, the "payments") can vary in amount based on the applicable product and/or entity or individual involved. As with any incentive, such payments may cause the financial professional to show preference in recommending the purchase or sale of AXA Equitable products. However, under applicable rules of the FINRA, AXA Advisors may only recommend to you products that they reasonably believe are suitable for you based on facts that you have disclosed as to your other security holdings, financial situation and needs. In making any recommendation, financial professionals of AXA Advisors may nonetheless face conflicts of interest because of the differences in compensation from one product


                                                            More information  83


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category to another, and because of differences in compensation between products in the same category.

In addition, AXA Advisors may offer sales incentive programs to financial professionals who meet specified production levels for the sale of both affiliated and unaffiliated products which provide non-cash compensation such as stock options awards and/or stock appreciation rights, expense-paid trips, expense-paid educational seminars and merchandise.

Although AXA Equitable takes all of its costs into account in establishing the level of fees and expenses in its products, any contribution-based and asset-based compensation paid by AXA Equitable to the Distributors will not result in any separate charge to you under your contract. All payments made will be in compliance with all applicable FINRA rules and other laws and regulations.


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9. Incorporation of certain documents by reference


--------------------------------------------------------------------------------


AXA Equitable's Annual Report on Form 10-K for the period ended December 31, 2009 (the "Annual Report") is considered to be part of this Prospectus because it is incorporated by reference.


AXA Equitable files reports and other information with the SEC, as required by law. You may read and copy this information at the SEC's public reference facilities at Room 1580, 100 F Street, NE, Washington, DC 20549, or by accessing the SEC's website at www.sec.gov. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Under the Securities Act of 1933, AXA Equitable has filed with the SEC a registration statement relating to the fixed maturity option (the "Registration Statement"). This Prospectus has been filed as part of the Registration Statement and does not contain all of the information set forth in the Registration Statement.

After the date of this Prospectus and before we terminate the offering of the securities under the Registration Statement, all documents or reports we file with the SEC under the Securities Exchange Act of 1934 ("Exchange Act"), will be considered to become part of this Prospectus because they are incorporated by reference.

Any statement contained in a document that is or becomes part of this Prospectus, will be considered changed or replaced for purposes of this Prospectus if a statement contained in this Prospectus changes or is replaced. Any statement that is considered to be a part of this Prospectus because of its incorporation will be considered changed or replaced for the purpose of this Prospectus if a statement contained in any other subsequently filed document that is considered to be part of this Prospectus changes or replaces that statement. After that, only the statement that is changed or replaced will be considered to be part of this Prospectus.

We file the Registration Statement and our Exchange Act documents and reports, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, electronically according to EDGAR under CIK No. 0000727920. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

Upon written or oral request, we will provide, free of charge, to each person to whom this Prospectus is delivered, a copy of any or all of the documents considered to be part of this Prospectus because they are incorporated herein. In accordance with SEC rules, we will provide copies of any exhibits specifically incorporated by reference into the text of the Exchange Act reports (but not any other exhibits). Requests for documents should be directed to AXA Equitable Life Insurance Company, 1290 Avenue of the Americas, New York, New York 10104. Attention: Corporate Secretary (telephone: (212) 554-1234). You can access our website at www.axa-equitable.com.


                             Incorporation of certain documents by reference  85


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Appendix I: Condensed financial information

--------------------------------------------------------------------------------

The unit values and number of units outstanding shown below are for contracts offered under Separate Account No. 49 with the same daily asset charges of 1.65%.



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009




---------------------------------------------------------------------------------------------------------------------------------
                                                                     FOR THE YEARS ENDING DECEMBER 31,
                                        -----------------------------------------------------------------------------------------
                                               2009        2008         2007        2006         2005        2004        2003
---------------------------------------------------------------------------------------------------------------------------------
 AXA AGGRESSIVE ALLOCATION
---------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $   11.29   $    9.02    $   15.09   $   14.45    $  12.46    $  11.72     $ 10.66
---------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         91,369      88,738       64,596      32,813      12,508       4,674         195
---------------------------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE ALLOCATION
---------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $   11.14   $   10.32    $   11.79   $   11.33    $  10.83    $  10.75     $ 10.31
---------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         56,858      42,602       10,068       5,935       3,738       1,736         116
---------------------------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE-PLUS ALLOCATION
---------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $   11.08   $    9.85    $   12.43   $   11.98    $  11.20    $  11.03     $ 10.41
---------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         48,383      39,676       23,580      16,150       9,271       3,928         215
---------------------------------------------------------------------------------------------------------------------------------
 AXA MODERATE ALLOCATION
---------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $   11.23   $    9.76    $   13.13   $   12.57    $  11.58    $  11.24     $ 10.51
---------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        187,530     162,336      117,390      83,885      52,197      21,440         970
---------------------------------------------------------------------------------------------------------------------------------
 AXA MODERATE-PLUS ALLOCATION
---------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $   11.66   $    9.72    $   14.48   $   13.84    $  12.29    $  11.72     $ 10.67
---------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        319,013     307,331      240,939     152,231      69,680      21,528         560
---------------------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN INTERNATIONAL
---------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $   11.92   $    9.54    $   19.68   $   17.91    $  14.74    $  13.00     $ 11.19
---------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         11,782      12,678       12,529       7,675       3,716       1,270          66
---------------------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN SMALL CAP GROWTH
---------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $   11.81   $    8.85    $   16.27   $   14.18    $  13.22    $  12.06     $ 10.75
---------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          3,707       4,155        3,846       2,926       1,783         913          81
---------------------------------------------------------------------------------------------------------------------------------
 EQ/AXA FRANKLIN SMALL CAP VALUE CORE
---------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $    8.02   $    6.36    $    9.71   $   10.81          --          --          --
---------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          4,217       3,589        2,069         384          --          --          --
---------------------------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK BASIC VALUE EQUITY
---------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $   11.37   $    8.88    $   14.23   $   14.30    $  12.02    $  11.87     $ 10.92
---------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          9,718       8,195        7,001       5,785       4,888       3,020         210
---------------------------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK INTERNATIONAL VALUE
---------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $   13.92   $   10.87    $   19.38   $   17.89    $  14.47    $  13.27     $ 11.09
---------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          9,672       8,942        9,184       7,223       4,026       1,161          30
---------------------------------------------------------------------------------------------------------------------------------
 EQ/BOSTON ADVISORS EQUITY INCOME
---------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $    4.93   $    4.49    $    6.74   $    6.61    $   5.80    $   5.55          --
---------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          7,687       6,763        5,771       4,814       3,177         208          --
---------------------------------------------------------------------------------------------------------------------------------
 EQ/CALVERT SOCIALLY RESPONSIBLE
---------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $    9.04   $    7.03    $   13.04   $   11.83    $  11.43    $  10.68     $ 10.49
---------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            976         994          982         894         571         194           5
---------------------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN GROWTH
---------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $    9.41   $    7.17    $   12.24   $   11.80    $  11.17    $  10.80     $ 10.41
---------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         10,253      10,512        9,279       6,225       2,419         273          15
---------------------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN RESEARCH
---------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $   10.31   $    7.97    $   13.44   $   13.44    $  12.20    $  11.69     $ 10.72
---------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         14,379      15,308       17,200       6,674       4,879       2,900          86
---------------------------------------------------------------------------------------------------------------------------------


A-1 Appendix I: Condensed financial information


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UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009 (CONTINUED)




---------------------------------------------------------------------------------------------------------------------------
                                                                   FOR THE YEARS ENDING DECEMBER 31,
                                         ----------------------------------------------------------------------------------
                                              2009       2008        2007        2006        2005        2004        2003
---------------------------------------------------------------------------------------------------------------------------
 EQ/COMMON STOCK INDEX
---------------------------------------------------------------------------------------------------------------------------
  Unit value                               $  9.72    $  7.70    $  13.93    $  13.69    $  12.58     $ 12.26     $ 10.92
---------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        8,285      7,635       7,057       7,207       5,402       2,957         158
---------------------------------------------------------------------------------------------------------------------------
 EQ/CORE BOND INDEX
---------------------------------------------------------------------------------------------------------------------------
  Unit value                               $  9.85    $  9.76    $  10.89    $  10.74    $  10.50     $ 10.44     $ 10.20
---------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)       15,630     13,286      14,134      11,680       7,995       3,501         284
---------------------------------------------------------------------------------------------------------------------------
 EQ/DAVIS NEW YORK VENTURE
---------------------------------------------------------------------------------------------------------------------------
  Unit value                               $  8.63    $  6.61    $  11.06    $  10.84          --          --          --
---------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)       12,570     12,038       7,823       1,788          --          --          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY 500 INDEX
---------------------------------------------------------------------------------------------------------------------------
  Unit value                               $ 10.68    $  8.63    $  14.00    $  13.56    $  11.98     $ 11.67     $ 10.76
---------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)       16,494     13,591      11,756       9,866       7,495       4,181         204
---------------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY GROWTH PLUS
---------------------------------------------------------------------------------------------------------------------------
  Unit value                               $ 11.14    $  8.86    $  15.09    $  13.45    $  12.51     $ 11.49     $ 10.57
---------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)       25,216     27,244      25,093      20,022      11,881       5,249         435
---------------------------------------------------------------------------------------------------------------------------
 EQ/EVERGREEN OMEGA
---------------------------------------------------------------------------------------------------------------------------
  Unit value                               $ 12.88    $  9.34    $  13.11    $  11.98    $  11.50     $ 11.25     $ 10.69
---------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        5,221      2,848       2,691       1,979       1,528       1,146         126
---------------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN CORE BALANCED
---------------------------------------------------------------------------------------------------------------------------
  Unit value                               $  9.00    $  7.01    $  10.46    $  10.42          --          --          --
---------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)       26,123     22,020      19,931       3,992          --          --          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN TEMPLETON ALLOCATION
---------------------------------------------------------------------------------------------------------------------------
  Unit value                               $  7.45    $  5.90    $   9.50          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)       77,428     73,834      36,003          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO MERGERS AND ACQUISITIONS
---------------------------------------------------------------------------------------------------------------------------
  Unit value                               $ 11.44    $  9.97    $  11.77    $  11.57    $  10.48          --          --
---------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        2,904      2,617       2,502       1,759         442          --          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO SMALL COMPANY VALUE
---------------------------------------------------------------------------------------------------------------------------
  Unit value                               $ 26.51    $ 19.06    $  27.94    $  26.00    $  22.24     $ 21.68          --
---------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        4,361      4,032       3,011       1,796         802          76          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL BOND PLUS
---------------------------------------------------------------------------------------------------------------------------
  Unit value                               $ 11.19    $ 11.16    $  10.65    $   9.91    $   9.74          --          --
---------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        9,976      8,932       4,959       2,013         172          --          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL MULTI-SECTOR EQUITY
---------------------------------------------------------------------------------------------------------------------------
  Unit value                               $ 21.26    $ 14.40    $  34.34    $  24.59    $  18.24     $ 13.97     $ 11.48
---------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)       10,747      9,040       8,306       6,050       3,408       1,047          46
---------------------------------------------------------------------------------------------------------------------------
 EQ/INTERMEDIATE GOVERNMENT BOND INDEX
---------------------------------------------------------------------------------------------------------------------------
  Unit value                               $ 10.51    $ 10.94    $  10.74    $  10.22    $  10.07     $ 10.12     $ 10.09
---------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        6,213      5,624       2,177       1,691       1,398         905          69
---------------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL CORE PLUS
---------------------------------------------------------------------------------------------------------------------------
  Unit value                               $ 13.80    $ 10.36    $  19.11    $  16.87    $  14.38     $ 12.48     $ 11.17
---------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)       12,800     12,557      12,092      11,624       7,243       3,564         178
---------------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL GROWTH
---------------------------------------------------------------------------------------------------------------------------
  Unit value                               $ 12.85    $  9.52    $  16.21    $  14.18    $  11.48          --          --
---------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        5,774      4,806       3,860       1,674         373          --          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/JPMORGAN VALUE OPPORTUNITIES
---------------------------------------------------------------------------------------------------------------------------
  Unit value                               $ 10.84    $  8.33    $  14.06    $  14.47    $  12.22     $ 11.96     $ 10.97
---------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        2,250      2,028       2,094       1,769       1,018         473          42
---------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP CORE PLUS
---------------------------------------------------------------------------------------------------------------------------
  Unit value                               $ 10.61    $  8.53    $  13.85    $  13.56    $  12.21     $ 11.58     $ 10.57
---------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        1,676      1,341       1,364       1,455       1,271         643          69
---------------------------------------------------------------------------------------------------------------------------


                                 Appendix I: Condensed financial information A-2


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UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009 (CONTINUED)




-------------------------------------------------------------------------------------------------------------------------------
                                                                  FOR THE YEARS ENDING DECEMBER 31,
                                     ------------------------------------------------------------------------------------------
                                               2009       2008         2007        2006        2005         2004        2003
-------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH INDEX
-------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $  11.47    $  8.57     $  13.66    $  12.19     $ 12.46      $ 11.02     $ 10.34
-------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         4,165      4,045        3,311       2,506       1,386          595          44
-------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH PLUS
-------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $  11.81    $  8.90     $  14.66    $  12.89     $ 12.16      $ 11.34     $ 10.24
-------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         2,475      2,429        2,960       1,215         705          369          29
-------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE INDEX
-------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $   5.16    $  4.40     $  10.34    $  11.17     $ 10.63           --          --
-------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         6,971      6,687        7,005       5,957         563           --          --
-------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE PLUS
-------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $   9.36    $  7.90     $  14.17    $  15.10     $ 12.65      $ 12.20     $ 10.93
-------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        15,820     17,618       19,894      14,100       9,522        5,080         310
-------------------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT GROWTH AND INCOME
-------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $   8.99    $  7.74     $  12.41    $  12.19     $ 10.58           --          --
-------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         4,379      3,958        3,773       3,163         874           --          --
-------------------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT LARGE CAP CORE
-------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $  10.66    $  8.63     $  12.71    $  11.68     $ 10.54           --          --
-------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         4,065      2,823        1,698       1,248         527           --          --
-------------------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP INDEX
-------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $  10.54    $  7.86     $  15.77    $  14.84     $ 13.53      $ 12.93     $ 11.33
-------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        10,675     10,589       10,337       8,706       5,920        3,260         291
-------------------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP VALUE PLUS
-------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $  11.92    $  8.92     $  15.00    $  15.51     $ 14.02      $ 12.80     $ 11.04
-------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        19,394      5,726        6,668       6,490       4,526        2,213         149
-------------------------------------------------------------------------------------------------------------------------------
 EQ/MONEY MARKET
-------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $  10.42    $ 10.59     $  10.55    $  10.24     $  9.97      $  9.87     $  9.96
-------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        19,099     26,885        8,854       4,632       2,041        1,005          42
-------------------------------------------------------------------------------------------------------------------------------
 EQ/MONTAG & CALDWELL GROWTH
-------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $   4.79    $  3.76     $   5.69    $   4.79     $  4.51      $  4.35          --
-------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         7,498      8,750        4,503       1,430         883           38          --
-------------------------------------------------------------------------------------------------------------------------------
 EQ/MUTUAL LARGE CAP EQUITY
-------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $   8.01    $  6.51     $  10.70    $  10.70          --           --          --
-------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        11,439     11,898       12,811       2,470          --           --          --
-------------------------------------------------------------------------------------------------------------------------------
 EQ/OPPENHEIMER GLOBAL
-------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $   9.15    $  6.71     $  11.52    $  11.08          --           --          --
-------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         5,394      4,013        2,779         367          --           --          --
-------------------------------------------------------------------------------------------------------------------------------
 EQ/PIMCO ULTRA SHORT BOND
-------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $  10.76    $ 10.13     $  10.73    $   9.79     $  9.91           --          --
-------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        39,919     25,636       14,527       8,303       3,300           --          --
-------------------------------------------------------------------------------------------------------------------------------
 EQ/QUALITY BOND PLUS
-------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $  10.51    $ 10.07     $  10.96    $  10.66     $ 10.44      $ 10.40     $ 10.20
-------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         9,834      4,558        4,138       3,340       2,303        1,119          95
-------------------------------------------------------------------------------------------------------------------------------
 EQ/SMALL COMPANY INDEX
-------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $  11.42    $  9.21     $  14.21    $  14.72     $ 12.72      $ 12.40     $ 10.71
-------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         7,505      4,820        4,773       4,061       2,210        1,215          79
-------------------------------------------------------------------------------------------------------------------------------
 EQ/T.ROWE PRICE GROWTH STOCK
-------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $  13.12    $  9.36     $  16.46    $  15.61     $ 16.53      $ 16.17          --
-------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         5,286      3,779        3,120         907         526           22          --
-------------------------------------------------------------------------------------------------------------------------------
 EQ/TEMPLETON GLOBAL EQUITY
-------------------------------------------------------------------------------------------------------------------------------
  Unit value                               $   8.03    $  6.28     $  10.79    $  10.75          --           --          --
-------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         8,585      9,057       10,518       2,001          --           --          --
-------------------------------------------------------------------------------------------------------------------------------


A-3 Appendix I: Condensed financial information

    To receive this document electronically, sign up for e-delivery today at
                           www.axa-equitable.com/green



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009 (CONTINUED)




-------------------------------------------------------------------------------------------------------------------------
                                                                  FOR THE YEARS ENDING DECEMBER 31,
                                      -----------------------------------------------------------------------------------
                                              2009       2008       2007        2006       2005       2004         2003
-------------------------------------------------------------------------------------------------------------------------
 EQ/UBS GROWTH AND INCOME
-------------------------------------------------------------------------------------------------------------------------
  Unit value                               $  4.66    $  3.58    $  6.07     $  6.10    $  5.43    $  5.07           --
-------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        2,887      3,308      3,079       2,346        952         71           --
-------------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN COMSTOCK
-------------------------------------------------------------------------------------------------------------------------
  Unit value                               $  8.91    $  7.05    $ 11.38     $ 11.86    $ 10.41         --           --
-------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)       10,345     10,821      9,921       7,856      2,852         --           --
-------------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN MID CAP GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                               $ 12.78    $  8.28    $ 15.97     $ 13.27    $ 12.35         --           --
-------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        7,909      6,915      5,059       2,350        533         --           --
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER AGGRESSIVE EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                               $ 10.03    $  7.43    $ 14.17     $ 12.93    $ 12.51    $ 11.75      $ 10.66
-------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        5,825      1,350      1,191         976        442        210           15
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER CORE BOND
-------------------------------------------------------------------------------------------------------------------------
  Unit value                               $ 11.90    $ 11.17    $ 11.08     $ 10.61    $ 10.39    $ 10.38      $ 10.16
-------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)       19,288     11,031      6,566       5,315      4,566      2,210          301
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER INTERNATIONAL EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                               $ 13.36    $ 10.46    $ 20.15     $ 18.23    $ 14.79    $ 13.02      $ 11.23
-------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        8,035      7,867      7,136       5,220      2,536      1,127           65
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP CORE EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                               $ 10.71    $  8.22    $ 13.82     $ 13.38    $ 11.98    $ 11.41      $ 10.58
-------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        2,563      1,797      1,624       1,487      1,016        456           20
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                               $  9.01    $  6.71    $ 12.49     $ 11.42    $ 11.59    $ 10.97      $ 10.45
-------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        3,935      3,987      3,875       3,137      2,204      1,141           59
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP VALUE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                               $ 11.67    $  9.65    $ 15.69     $ 15.40    $ 13.12    $ 12.46      $ 11.07
-------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        6,264      6,951      6,335       5,165      3,109      1,455           59
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                               $ 11.32    $  8.12    $ 14.63     $ 13.30    $ 12.33    $ 11.57      $ 10.53
-------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        4,627      4,317      3,883       3,570      2,515      1,381           97
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP VALUE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                               $ 13.06    $  9.20    $ 14.60     $ 14.83    $ 13.15    $ 12.45      $ 10.99
-------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        4,569      4,175      4,025       3,627      2,566      1,506          103
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MULTI-SECTOR BOND
-------------------------------------------------------------------------------------------------------------------------
  Unit value                               $ 10.21    $  9.46    $ 12.58     $ 12.40    $ 11.47    $ 11.32      $ 10.59
-------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        8,522      6,601      7,716       6,956      5,292      3,135          282
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                               $  6.59    $  4.98    $  8.75     $  8.58    $  7.91    $  7.49           --
-------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        7,464      6,845      6,231       3,530      1,416         31           --
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP VALUE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                               $  9.97    $  8.02    $ 13.12     $ 14.80    $ 12.96    $ 12.59      $ 10.93
-------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        6,164      6,403      7,224       7,719      5,307      2,979          191
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER TECHNOLOGY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                               $ 11.59    $  7.44    $ 14.29     $ 12.29    $ 11.65    $ 10.64      $ 10.31
-------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        5,856      4,301      3,743       2,164      1,431        675           35
-------------------------------------------------------------------------------------------------------------------------




                                 Appendix I: Condensed financial information A-4

    To receive this document electronically, sign up for e-delivery today at
                           www.axa-equitable.com/green

The unit values and number of units outstanding shown below are for contracts offered under Separate Account No. 49 with the same daily asset charges of 1.60%.



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009




---------------------------------------------------------------------------------------------------------------------------
                                                                             FOR THE YEARS ENDING DECEMBER 31,
                                                              -------------------------------------------------------------
                                                                     2009        2008       2007        2006        2005
---------------------------------------------------------------------------------------------------------------------------
 AXA AGGRESSIVE ALLOCATION
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  10.23   $   8.17    $  13.65    $  13.07    $  11.26
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        2,633      2,922       3,517       3,308       1,298
---------------------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE ALLOCATION
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  10.67   $   9.88    $  11.28    $  10.84    $  10.35
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        3,583      3,454       1,731       1,508       1,073
---------------------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE-PLUS ALLOCATION
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  10.45   $   9.28    $  11.71    $  11.28    $  10.54
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        2,907      2,852       1,825       1,741       1,299
---------------------------------------------------------------------------------------------------------------------------
 AXA MODERATE ALLOCATION
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  42.24   $  36.68    $  49.36    $  47.21    $  43.48
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        3,090      2,966       3,439       3,955       4,167
---------------------------------------------------------------------------------------------------------------------------
 AXA MODERATE-PLUS ALLOCATION
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  10.58   $   8.82    $  13.14    $  12.55    $  11.14
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        8,360      8,765      10,293      11,247       7,926
---------------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN INTERNATIONAL
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  11.92   $   9.53    $  19.66    $  17.88    $  14.71
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        2,139      2,496       3,456       4,168       4,498
---------------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN SMALL CAP GROWTH
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  14.80   $  11.09    $  20.36    $  17.73    $  16.53
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        1,585      1,882       2,356       3,069       3,839
---------------------------------------------------------------------------------------------------------------------------
 EQ/AXA FRANKLIN SMALL CAP VALUE CORE
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $   8.04   $   6.37    $   9.72    $  10.81          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          145        250          73          51          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK BASIC VALUE EQUITY
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  18.80   $  14.66    $  23.49    $  23.60    $  19.83
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        2,050      2,175       2,711       3,644       4,227
---------------------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK INTERNATIONAL VALUE
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  17.42   $  13.59    $  24.23    $  22.35    $  18.07
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        2,216      2,472       3,272        4311       4,992
---------------------------------------------------------------------------------------------------------------------------
 EQ/BOSTON ADVISORS EQUITY INCOME
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $   4.95   $   4.51    $   6.78    $   6.64    $   5.82
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          481        613         684         907       1,277
---------------------------------------------------------------------------------------------------------------------------
 EQ/CALVERT SOCIALLY RESPONSIBLE
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $   6.80   $   5.28    $   9.79    $   8.87    $   8.57
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          187        206         250         367         468
---------------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN GROWTH
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  10.22   $   7.79    $  13.28    $  12.80    $  12.11
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        1,536      1,689       2,030       2,547       2,581
---------------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN RESEARCH
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $   9.85   $   7.61    $  12.83    $  12.82    $  11.63
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       11,353     13,273      16,294       9,568      11,228
---------------------------------------------------------------------------------------------------------------------------
 EQ/COMMON STOCK INDEX
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 175.62   $ 139.08    $ 251.49    $ 247.00    $ 226.77
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          270        308         377         490         586
---------------------------------------------------------------------------------------------------------------------------
 EQ/CORE BOND INDEX
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  12.87   $  12.73    $  14.21    $  14.01    $  13.68
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        6,863      7,829      10,140      12,428      14,021
---------------------------------------------------------------------------------------------------------------------------
 EQ/DAVIS NEW YORK VENTURE
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $   8.64   $   6.62    $  11.06    $  10.84          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          803        780         634         332          --
---------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------
                                                                             FOR THE YEARS ENDING DECEMBER 31,
                                                              -------------------------------------------------------------
                                                                     2004        2003        2002        2001        2000
---------------------------------------------------------------------------------------------------------------------------
 AXA AGGRESSIVE ALLOCATION
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  10.59          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          726          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE ALLOCATION
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  10.27          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          686          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE-PLUS ALLOCATION
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  10.37          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          787          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
 AXA MODERATE ALLOCATION
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  42.17    $  39.41    $  33.62    $  39.15          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        3,907       2,733         598          97          --
---------------------------------------------------------------------------------------------------------------------------
 AXA MODERATE-PLUS ALLOCATION
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  10.61          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        3,664          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN INTERNATIONAL
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  12.97    $  11.15    $   8.38    $   9.48    $  12.56
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        4,337       4,026         604          --          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN SMALL CAP GROWTH
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  15.07    $  13.43    $   9.69    $  14.11    $  16.53
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        4,346       4,534       3,377       3,423       3,189
---------------------------------------------------------------------------------------------------------------------------
 EQ/AXA FRANKLIN SMALL CAP VALUE CORE
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                            --          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)           --          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK BASIC VALUE EQUITY
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  19.58    $  17.99    $  13.94    $  17.00    $  16.37
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        4,909       4,335       2,235       1,559       1,079
---------------------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK INTERNATIONAL VALUE
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  16.57    $  13.84    $  10.98    $  13.39    $  17.34
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        5,077       5,316       3,555       3,126       2,033
---------------------------------------------------------------------------------------------------------------------------
 EQ/BOSTON ADVISORS EQUITY INCOME
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $   5.57          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          370          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/CALVERT SOCIALLY RESPONSIBLE
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $   8.01    $   7.86    $   6.24    $   8.62          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          498         478         128          13          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN GROWTH
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  11.71    $  11.27    $   9.24    $  12.75    $  17.16
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        2,715       2,971       2,171       2,221       1,658
---------------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN RESEARCH
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  11.14    $  10.21    $   7.89    $  10.65    $  11.04
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       12,694      12,682       9,408       3,151       2,953
---------------------------------------------------------------------------------------------------------------------------
 EQ/COMMON STOCK INDEX
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 220.94    $ 196.75    $ 133.70    $ 203.81    $ 232.08
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          683         689         581         661         618
---------------------------------------------------------------------------------------------------------------------------
 EQ/CORE BOND INDEX
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  13.60    $  13.28    $  13.05    $  12.10    $  11.40
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       15,208      16,175      13,419      10,537       5,112
---------------------------------------------------------------------------------------------------------------------------
 EQ/DAVIS NEW YORK VENTURE
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                            --          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)           --          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------


A-5 Appendix I: Condensed financial information

    To receive this document electronically, sign up for e-delivery today at
                           www.axa-equitable.com/green



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009 (CONTINUED)




---------------------------------------------------------------------------------------------------------------------------
                                                                             FOR THE YEARS ENDING DECEMBER 31,
                                                              -------------------------------------------------------------
                                                                     2009        2008       2007        2006        2005
---------------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY 500 INDEX
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 22.89    $  18.48    $  29.96    $  29.01    $  25.62
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        4,502       5,011       6,391       8,474      10,127
---------------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY GROWTH PLUS
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 13.44    $  10.69    $  18.20    $  16.22    $  15.07
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        4,931       5,954       7,491      10,192      11,276
---------------------------------------------------------------------------------------------------------------------------
 EQ/EVERGREEN OMEGA
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  9.42    $   6.82    $   9.58    $   8.74    $   8.39
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        1,281       1,192       1,455       1,731       2,184
---------------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN CORE BALANCED
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  9.02    $   7.02    $  10.46    $  10.42          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        1,591       1,489       2,051         730          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN TEMPLETON ALLOCATION
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  7.46    $   5.90    $   9.50          --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        1,076       1,164       1,153          --          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO MERGERS AND ACQUISITIONS
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 11.47    $   9.99    $  11.78    $  11.58    $  10.49
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          175         171         230         268         107
---------------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO SMALL COMPANY VALUE
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 26.80    $  19.26    $  28.22    $  26.24    $  22.44
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          352         302         300         291         339
---------------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL BOND PLUS
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 11.21    $  11.17    $  10.66    $   9.92    $   9.74
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        1,156       1,062         777         471          36
---------------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL MULTI-SECTOR EQUITY
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 15.94    $  10.79    $  25.72    $  18.41    $  13.65
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        2,334       2,396       3,354       4,518       5,043
---------------------------------------------------------------------------------------------------------------------------
 EQ/INTERMEDIATE GOVERNMENT BOND INDEX
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 18.76    $  19.51    $  19.14    $  18.20    $  17.94
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        1,385       1,664       1,956       2,358       2,881
---------------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL CORE PLUS
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 11.67    $   8.76    $  16.15    $  14.24    $  12.14
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        5,230       5,817       7,394       9,957      11,032
---------------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL GROWTH
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 12.88    $   9.54    $  16.23    $  14.19    $  11.48
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          458         378         409         273          98
---------------------------------------------------------------------------------------------------------------------------
 EQ/JPMORGAN VALUE OPPORTUNITIES
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 11.76    $   9.03    $  15.24    $  15.68    $  13.24
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        2,244       2,578       3,182       4,115       4,803
---------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP CORE PLUS
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  8.12    $   6.53    $  10.60    $  10.37    $   9.33
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        3,499       4,012       5,022       6,684       7,849
---------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH INDEX
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  6.46    $   4.82    $   7.69    $   6.86    $   7.01
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        6,521       7,705       9,407      11,991      14,352
---------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH PLUS
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 13.51    $  10.18    $  16.75    $  14.72    $  13.88
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        1,897       2,095       2,691       3,075       3,566
---------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE INDEX
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  5.17    $   4.41    $  10.35    $  11.18    $  10.63
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          341         306         503         784         195
---------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE PLUS
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $ 10.89    $   9.19    $  16.48    $  17.54    $  14.69
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        9,238      10,639      13,726      13,777      15,585
---------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------
                                                                             FOR THE YEARS ENDING DECEMBER 31,
                                                              -------------------------------------------------------------
                                                                     2004        2003        2002        2001        2000
---------------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY 500 INDEX
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  24.94    $  22.99    $  18.28    $  23.93    $  27.69
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       11,584      11,512       7,152       6,601       6,057
---------------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY GROWTH PLUS
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  13.84    $  12.72    $   9.86    $  11.33          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       11,463      10,296       2,423          78          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/EVERGREEN OMEGA
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $   8.20    $   7.79    $   5.73    $   7.66    $   9.38
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        2,500       2,016         424         141          78
---------------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN CORE BALANCED
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                            --          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)           --          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN TEMPLETON ALLOCATION
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                            --          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)           --          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO MERGERS AND ACQUISITIONS
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                            --          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)           --          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO SMALL COMPANY VALUE
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  21.86          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)           74          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL BOND PLUS
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                            --          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)           --          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL MULTI-SECTOR EQUITY
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  10.45    $   8.58    $   5.59    $   6.04    $   6.47
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        4,587       4,232       2,823       3,043       2,958
---------------------------------------------------------------------------------------------------------------------------
 EQ/INTERMEDIATE GOVERNMENT BOND INDEX
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  18.01    $  17.95    $  17.86    $  16.72    $  15.75
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        3,326       3,448       2,501          --          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL CORE PLUS
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  10.53    $   9.42    $   7.22    $   8.64    $  11.09
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       11,933      10,611       5,973       5,697       5,514
---------------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL GROWTH
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                            --          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)           --          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/JPMORGAN VALUE OPPORTUNITIES
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  12.94    $  11.86    $   9.51    $  11.94    $  13.02
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        5,325       5,701       4,777       4,156       1,755
---------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP CORE PLUS
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $   8.84    $   8.07    $   6.72    $   8.64    $  10.45
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        8,941       9,707       8,237       8,655       7,052
---------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH INDEX
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $   6.19    $   5.81    $   4.79    $   7.07    $   9.45
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       15,822      17,115      16,550      18,765      17,412
---------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH PLUS
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  12.94    $  11.68    $   9.18    $  14.20    $  21.88
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        4,258       4,710       4,661       5,707       5,759
---------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE INDEX
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                            --          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)           --          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE PLUS
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  14.16    $  12.68    $  10.01    $  11.78    $  11.61
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       17,155      15,959       8,615       6,000       3,700
---------------------------------------------------------------------------------------------------------------------------


                                 Appendix I: Condensed financial information A-6


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UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009 (CONTINUED)




---------------------------------------------------------------------------------------------------------------------------
                                                                              FOR THE YEARS ENDING DECEMBER 31,
                                                              -------------------------------------------------------------
                                                                     2009        2008       2007        2006        2005
---------------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT GROWTH AND INCOME
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  9.01    $  7.76     $ 12.42     $ 12.20    $  10.58
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         235        323         368         502         135
---------------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT LARGE CAP CORE
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.68    $  8.65     $ 12.73     $ 11.69    $  10.54
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         241        207         161         166         132
---------------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP INDEX
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  9.00    $  6.71     $ 13.45     $ 12.66    $  11.53
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       4,410      5,117       6,276       8,561      10,309
---------------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP VALUE PLUS
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 13.18    $  9.86     $ 16.58     $ 17.13    $  15.47
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       3,462      3,335       4,320       6,178       7,278
---------------------------------------------------------------------------------------------------------------------------
 EQ/MONEY MARKET
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 28.08    $ 28.54     $ 28.40     $ 27.57    $  26.81
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,814      4,635       3,889       3,996       4,058
---------------------------------------------------------------------------------------------------------------------------
 EQ/MONTAG & CALDWELL GROWTH
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  4.82    $  3.77     $  5.72     $  4.81    $   4.53
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,089      1,065         656         206         172
---------------------------------------------------------------------------------------------------------------------------
 EQ/MUTUAL LARGE CAP EQUITY
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  8.03    $  6.52     $ 10.70     $ 10.70          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         450        499         748         372          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/OPPENHEIMER GLOBAL
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  9.17    $  6.72     $ 11.53     $ 11.09          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         301        230         230          61          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/PIMCO ULTRA SHORT BOND
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.78    $ 10.15     $ 10.75     $  9.80    $   9.92
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       3,688      2,800       1,098       1,411         848
---------------------------------------------------------------------------------------------------------------------------
 EQ/QUALITY BOND PLUS
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 15.64    $ 14.98     $ 16.29     $ 15.84    $  15.50
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,604      1,459       1,861       2,329       2,753
---------------------------------------------------------------------------------------------------------------------------
 EQ/SMALL COMPANY INDEX
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 13.02    $ 10.49     $ 16.18     $ 16.75    $  14.46
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,522      1,675       2,100       2,912       3,372
---------------------------------------------------------------------------------------------------------------------------
 EQ/T.ROWE PRICE GROWTH STOCK
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 13.27    $  9.45     $ 16.62     $ 15.76    $  16.68
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,232      1,328       1,641         104         146
---------------------------------------------------------------------------------------------------------------------------
 EQ/TEMPLETON GLOBAL EQUITY
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  8.04    $  6.29     $ 10.80     $ 10.75          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         355        411         572         298          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/UBS GROWTH AND INCOME
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  4.69    $  3.60     $  6.10     $  6.12    $   5.45
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         166        145         300         397         286
---------------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN COMSTOCK
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  8.93    $  7.07     $ 11.39     $ 11.87    $  10.41
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         427        491         424         647         410
---------------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN MID CAP GROWTH
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 12.81    $  8.29     $ 16.00     $ 13.28    $  12.35
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         511        412         507         322         172
---------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER AGGRESSIVE EQUITY
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 43.93    $ 32.52     $ 61.99     $ 56.56    $  54.68
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         370        186         233         292         331
---------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER CORE BOND
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 12.76    $ 11.97     $ 11.87     $ 11.36    $  11.12
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       4,407      4,240       5,230       6,686       7,527
---------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------
                                                                             FOR THE YEARS ENDING DECEMBER 31,
                                                              -------------------------------------------------------------
                                                                     2004        2003        2002        2001        2000
---------------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT GROWTH AND INCOME
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                             --         --         --         --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)            --         --         --         --          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT LARGE CAP CORE
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                             --         --         --         --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)            --         --         --         --          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP INDEX
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  11.02    $  9.65    $  6.83    $  8.51     $  9.99
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        11,422     10,509      4,322      2,644         617
---------------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP VALUE PLUS
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  14.13    $ 12.18    $  9.29    $ 11.07     $ 10.82
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         7,736      7,229      3,714      2,090         251
---------------------------------------------------------------------------------------------------------------------------
 EQ/MONEY MARKET
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  26.55    $ 26.78    $ 27.06    $ 27.16     $ 26.65
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         4,693      6,370      9,288     13,759          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/MONTAG & CALDWELL GROWTH
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $   4.36         --         --         --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)            19         --         --         --          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/MUTUAL LARGE CAP EQUITY
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                             --         --         --         --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)            --         --         --         --          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/OPPENHEIMER GLOBAL
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                             --         --         --         --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)            --         --         --         --          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/PIMCO ULTRA SHORT BOND
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                             --         --         --         --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)            --         --         --         --          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/QUALITY BOND PLUS
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  15.45    $ 15.13    $ 14.85         --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         2,951      3,122      1,064         --          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/SMALL COMPANY INDEX
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  14.10    $ 12.18    $  8.48    $ 10.90     $ 10.86
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          3.996     4,084      1,913      1,535       1,382
---------------------------------------------------------------------------------------------------------------------------
 EQ/T.ROWE PRICE GROWTH STOCK
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  16.30         --         --         --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)            19         --         --         --          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/TEMPLETON GLOBAL EQUITY
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                             --         --         --         --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)            --         --         --         --          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/UBS GROWTH AND INCOME
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $   5.08         --         --         --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)            69         --         --         --          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN COMSTOCK
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                             --         --         --         --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)            --         --         --         --          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN MID CAP GROWTH
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                             --         --         --         --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)            --         --         --         --          --
---------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER AGGRESSIVE EQUITY
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  51.36    $ 46.56    $ 34.41    $ 49.16     $ 66.77
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)           388        429        338        402         420
---------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER CORE BOND
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                       $  11.11    $ 10.87    $ 10.64         --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         8,293      8,217      3,282         --          --
---------------------------------------------------------------------------------------------------------------------------


A-7 Appendix I: Condensed financial information

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                           www.axa-equitable.com/green



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009 (CONTINUED)




-----------------------------------------------------------------------------------------------------------------------------
                                                                             FOR THE YEARS ENDING DECEMBER 31,
                                                              ---------------------------------------------------------------
                                                                    2009        2008       2007        2006        2005
-----------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER INTERNATIONAL EQUITY
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 12.28    $  9.61     $ 18.51     $ 16.73     $ 13.57
-----------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,474      1,547       1,972       2,676       2,300
-----------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP CORE EQUITY
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  9.76    $  7.48     $ 12.58     $ 12.18     $ 10.89
-----------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         922      1,012       1,291       1,745       1,956
-----------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP GROWTH
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  7.52    $  5.60     $ 10.42     $  9.52     $  9.66
-----------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,237      2,508       3,015       4,202       4,551
-----------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP VALUE
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.76    $  8.90     $ 14.46     $ 14.18     $ 12.07
-----------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,160      2,480       3,218       4,325       4,766
-----------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP GROWTH
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  9.20    $  6.60     $ 11.88     $ 10.79     $ 10.01
-----------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,263      2,611       3,156       4,520       5,281
-----------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP VALUE
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 12.12    $  8.53     $ 13.54     $ 13.75     $ 12.18
-----------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,844      2,077       2,710       3,885       4,432
-----------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MULTI-SECTOR BOND
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 25.45    $ 23.59     $ 31.34     $ 30.88     $ 28.55
-----------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,854      2,063       2,743       3,798       4,585
-----------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP GROWTH
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  6.63    $  5.01     $  8.79     $  8.61     $  7.94
-----------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         322        350         436         605         410
-----------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP VALUE
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 12.97    $ 10.43     $ 17.05     $ 19.22     $ 16.83
-----------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,646      3,075       3,968       5,693       6,888
-----------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER TECHNOLOGY
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  9.88    $  6.34     $ 12.17     $ 10.46     $  9.91
-----------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,062      2,147       2,564       3,343       4,090
-----------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------
                                                                            FOR THE YEARS ENDING DECEMBER 31,
                                                             ----------------------------------------------------------------
                                                                    2004       2003        2002       2001        2000
-----------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER INTERNATIONAL EQUITY
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 11.94    $ 10.29    $  7.79          --          --
-----------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,160      1,684        553          --          --
-----------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP CORE EQUITY
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.37    $  9.61    $  7.62          --          --
-----------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,038      1,850        635          --          --
-----------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP GROWTH
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  9.13    $  8.70    $  6.77          --          --
-----------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       4,852      4,258      1,299          --          --
-----------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP VALUE
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 11.46    $ 10.17    $  7.89          --          --
-----------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       4,712      3,848      1,272          --          --
-----------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP GROWTH
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  9.38    $  8.53    $  6.18          --          --
-----------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       6,078      5,628      1,488          --          --
-----------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP VALUE
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 11.53    $ 10.17    $  7.35          --          --
-----------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       5,059      3,927      1,262          --          --
-----------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MULTI-SECTOR BOND
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 28.15    $ 26.32    $ 21.83     $ 22.86     $ 23.07
-----------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       5,526      5,467      2,248       1,835       1,211
-----------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP GROWTH
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  7.51         --         --          --          --
-----------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          22         --         --          --          --
-----------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP VALUE
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 16.33    $ 14.17    $ 10.49     $ 12.37     $ 10.68
-----------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       7,850      7,354      5,021       3,274       2,109
-----------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER TECHNOLOGY
-----------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  9.05    $  8.76    $  5.65          --          --
-----------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       4,725      1,117        205          --          --
-----------------------------------------------------------------------------------------------------------------------------


                                 Appendix I: Condensed financial information A-8


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Appendix II: Purchase considerations for QP contracts

--------------------------------------------------------------------------------


This information is provided for historical purposes only. The contract is no longer available to new purchasers.

Trustees who are considering the purchase of an Accumulator(R) Elite(SM) QP contract should discuss with their tax and ERISA advisers whether this is an appropriate investment vehicle for the employer's plan. Trustees should consider whether the plan provisions permit the investment of plan assets in the QP contract, the distribution of such an annuity, the purchase of the Guaranteed minimum income benefit and other guaranteed benefits, and the payment of death benefits in accordance with the requirements of the federal income tax rules. The QP contract and this Prospectus should be reviewed in full, and the following factors, among others, should be noted. Assuming continued plan qualification and operation, earnings on qualified plan assets will accumulate value on a tax-deferred basis even if the plan is not funded by the Accumulator(R) Elite(SM) QP contract or another annuity contract. Therefore, you should purchase an Accumulator(R) Elite(SM) QP contract to fund a plan for the contract's features and benefits other than tax deferral, after considering the relative costs and benefits of annuity contracts and other types of arrangements and funding vehicles.

We will not accept defined benefit plans. This QP contract accepts only transfer contributions from other investments within an existing qualified plan trust. We will not accept ongoing payroll contributions or other contributions from the employer. For 401(k) plans, no employee after-tax contributions are accepted. A "designated Roth contribution account" is not available in the QP contract. Checks written on accounts held in the name of the employer instead of the plan or the trustee will not be accepted. Only one additional transfer contribution may be made per contract year. The maximum contribution age is 75 or if later, the first contract anniversary.

If amounts attributable to an excess or mistaken contribution must be withdrawn, any or all of the following may apply: (1) withdrawal charges; (2) market value adjustments; or (3) benefit base adjustments to an optional benefit.

AXA Equitable will not perform or provide any plan recordkeeping services with respect to the QP contracts. The plan's administrator will be solely responsible for performing or providing for all such services. There is no loan feature offered under the QP contracts, so if the plan provides for loans and a participant takes a loan from the plan, other plan assets must be used as the source of the loan and any loan repayments must be credited to other investment vehicles and/or accounts available under the plan. AXA Equitable will never make payments under a QP contract to any person other than the trustee owner.

Given that required minimum distributions must generally commence from the plan for participants after age 70-1/2, trustees should consider:

o whether required minimum distributions under QP contracts would cause withdrawals in excess of 6% of the Guaranteed minimum income benefit Roll-Up benefit base;

o that provisions in the Treasury Regulations on required minimum distributions require that the actuarial present value of additional annuity contract benefits be added to the dollar amount credited for purposes of calculating required minimum distributions. This could increase the amounts required to be distributed; and

o that if the Guaranteed minimum income benefit is automatically exercised as a result of the no lapse guarantee, payments will be made to the trustee.

Finally, because the method of purchasing the QP contract, including the large initial contribution, and the features of the QP contract may appeal more to plan participants who are older and tend to be highly paid, and because certain features of the QP contract are available only to plan participants who meet certain minimum and/or maximum age requirements, plan trustees should discuss with their advisors whether the purchase of the QP contract would cause the plan to engage in prohibited discrimination in contributions, benefits or otherwise.-



B-1 Appendix II: Purchase considerations for QP contracts


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Appendix III: Market value adjustment example

--------------------------------------------------------------------------------


The example below shows how the market value adjustment would be determined and how it would be applied to a withdrawal, assuming that $100,000 was allocated on February 16, 2010 to a fixed maturity option with a maturity date of February 16, 2018 (eight years later) at a hypothetical rate to maturity of 7.00% ("h" in the calculations below), resulting in a maturity value of $171,882 on the maturity date. We further assume that a withdrawal of $50,000, including any applicable withdrawal charge, is made four years later on February 16, 2014(a).




------------------------------------------------------------------------------------------------------------------------------
                                                                                      HYPOTHETICAL ASSUMED RATE TO MATURITY
                                                                                         ("J" IN THE CALCULATIONS BELOW)
                                                                                                FEBRUARY 16, 2014
                                                                               -----------------------------------------------
                                                                                             5.00%                  9.00%
------------------------------------------------------------------------------------------------------------------------------
 AS OF FEBRUARY 16, 2014 BEFORE WITHDRAWAL
------------------------------------------------------------------------------------------------------------------------------
(1) Market adjusted amount(b)                                                              $141,389               $121,737
------------------------------------------------------------------------------------------------------------------------------
(2) Fixed maturity amount(c)                                                               $131,104               $131,104
------------------------------------------------------------------------------------------------------------------------------
(3) Market value adjustment: (1) - (2)                                                     $ 10,285               $ (9,367)
------------------------------------------------------------------------------------------------------------------------------
 ON FEBRUARY 16, 2014 AFTER $50,000 WITHDRAWAL
------------------------------------------------------------------------------------------------------------------------------
(4) Portion of market value adjustment associated with the withdrawal:
    (3) x [$50,000/(1)]                                                                    $  3,637               $ (3,847)
------------------------------------------------------------------------------------------------------------------------------
(5) Portion of fixed maturity associated with the withdrawal: $50,000 - (4)                $ 46,363               $ 53,847
------------------------------------------------------------------------------------------------------------------------------
(6) Market adjusted amount: (1) - $50,000                                                  $ 91,389               $ 71,737
------------------------------------------------------------------------------------------------------------------------------
(7) Fixed maturity amount: (2) - (5)                                                       $ 84,741               $ 77,257
------------------------------------------------------------------------------------------------------------------------------
(8) Maturity value(d)                                                                      $111,099               $101,287
------------------------------------------------------------------------------------------------------------------------------


You should note that in this example, if a withdrawal is made when rates have increased from 7.00% to 9.00% (right column), a portion of a negative market value adjustment is realized. On the other hand, if a withdrawal is made when rates have decreased from 7.00% to 5.00% (left column), a portion of a positive market value adjustment is realized.

Notes:

 (a)      Number of days from the withdrawal date to the maturity date = D = 1,461

 (b)      Market adjusted amount is based on the following calculation:

               Maturity value                         $171,882
              -----------------         =       ---------------------  where j is either 5% or 9%
               (1+j)(D/365)                       (1+j)(1,461/365)

 (c)      Fixed maturity amount is based on the following calculation:

               Maturity value                         $171,882
              -----------------         =       ---------------------
               (1+h)(D/365)                      (1+0.07)(1,461/365)

 (d)      Maturity value is based on the following calculation:

          Fixed maturity amount - (1+h)(D/365) = ($84,741 or $77,257) - (1+0.07)(1,461/365)

                               Appendix III: Market value adjustment example C-1


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Appendix IV: Enhanced death benefit example

--------------------------------------------------------------------------------

The death benefit under the contracts is equal to the account value or, if greater, the enhanced death benefit, if elected.


The following illustrates the enhanced death benefit calculation. Assuming $100,000 is allocated to the variable investment options (with no allocation to the EQ/Intermediate Government Bond Index, EQ/Money Market, the guaranteed interest option or the fixed maturity options or the Special 10 year fixed maturity option), no additional contributions, no transfers, no withdrawals and no loans under a Rollover TSA contract, the enhanced death benefit for an annuitant age 45 would be calculated as follows:




--------------------------------------------------------------------------------------
  END OF
 CONTRACT                           6% ROLL-UP TO AGE 85      ANNUAL RATCHET TO AGE 85
   YEAR         ACCOUNT VALUE         BENEFIT BASE                BENEFIT BASE
--------------------------------------------------------------------------------------
     1           $105,000             $  106,000(1)               $  105,000(3)
--------------------------------------------------------------------------------------
     2           $115,500             $  112,360(2)               $  115,500(3)
--------------------------------------------------------------------------------------
     3           $129,360             $  119,102(2)               $  129,360(3)
--------------------------------------------------------------------------------------
     4           $103,488             $  126,248(1)               $  129,360(4)
--------------------------------------------------------------------------------------
     5           $113,837             $  133,823(1)               $  129,360(4)
--------------------------------------------------------------------------------------
     6           $127,497             $  141,852(1)               $  129,360(4)
--------------------------------------------------------------------------------------
     7           $127,497             $  150,363(1)               $  129,360(4)
--------------------------------------------------------------------------------------


The account values for contract years 1 through 7 are based on hypothetical rates of return of 5.00%, 10.00%, 12.00%, (20.00)%, 10.00%, 12.00% and 0.00%.
We are using these rates solely to illustrate how the benefit is determined. The return rates bear no relationship to past or future investment results.


6% ROLL-UP TO AGE 85

(1) At the end of contract years 1 and 4 through 7, the 6% Roll-Up to age 85 enhanced death benefit is greater than the current account value.

(2) At the end of contract years 2 and 3, the 6% Roll-Up to age 85 enhanced death benefit is equal to the current account value.


ANNUAL RATCHET TO AGE 85

(3) At the end of contract years 1 through 3, the Annual Ratchet to age 85 enhanced death benefit is equal to the current account value.

(4) At the end of contract years 4 through 7, the death benefit is equal to the Annual Ratchet to age 85 enhanced death benefit at the end of the prior year since it is higher than the current account value.


GREATER OF 6% ROLL-UP TO AGE 85 OR THE ANNUAL RATCHET TO AGE 85

The enhanced death benefit under this option for each year shown is the greater of the amounts shown under the 6% Roll-Up to age 85.

D-1 Appendix IV: Enhanced death benefit example


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Appendix V: Hypothetical illustrations

--------------------------------------------------------------------------------

   ILLUSTRATION OF ACCOUNT VALUES, CASH VALUES AND CERTAIN GUARANTEED MINIMUM
                                    BENEFITS


The following tables illustrate the changes in account value, cash value and the values of the "Greater of 6% Roll-Up to age 85 or the Annual Ratchet to age 85" Guaranteed minimum death benefit, the Protection Plus(SM) benefit and the Guaranteed minimum income benefit under certain hypothetical circumstances for an Accumulator(R) Elite(SM) contract. The table illustrates the operation of a contract based on a male, issue age 60, who makes a single $100,000 contribution and takes no withdrawals. The amounts shown are for the beginning of each contract year and assume that all of the account value is invested in Portfolios that achieve investment returns at constant gross annual rates of 0% and 6% (i.e., before any investment management fees, 12b-1 fees or other expenses are deducted from the underlying portfolio assets). After the deduction of the arithmetic average of the investment management fees, 12b-1 fees and other expenses of all of the underlying portfolios (as described below), the corresponding net annual rates of return would be (2.74)% and 3.26% for the Accumulator(R) Elite(SM) contract, at the 0% and 6% gross annual rates, respectively. These net annual rates of return reflect the trust and separate account level charges, but they do not reflect the charges we deduct from your account value annually for the optional Guaranteed minimum death benefit, Protection Plus(SM) benefit and the Guaranteed minimum income benefit features, as well as the annual administrative charge. If the net annual rates of return did reflect these charges, the net annual rates of return would be lower; however, the values shown in the following tables reflect the following contract charges: the "Greater of 6% Roll-Up to age 85 and the Annual Ratchet to age 85" Guaranteed minimum death benefit charge, the Protection Plus(SM) benefit charge and the Guaranteed minimum income benefit charge and any applicable administrative charge and withdrawal charge. The values shown under "Lifetime annual guaranteed minimum income benefit" reflect the lifetime income that would be guaranteed if the Guaranteed minimum income benefit is selected at that contract date anniversary. An "N/A" in these columns indicates that the benefit is not exercisable in that year. A "0" under any of the death benefit and/or "Lifetime annual guaranteed minimum income benefit" columns indicates that the contract has terminated due to insufficient account value. However, the Guaranteed minimum income benefit has been automatically exercised and the owner is receiving lifetime payments.

With respect to fees and expenses deducted from assets of the underlying portfolios, the amounts shown in all tables reflect (1) investment management fees equivalent to an effective annual rate of 0.58%, and (2) an assumed average asset charge for all other expenses of the underlying portfolios equivalent to an effective annual rate of 0.26% and (3) 12b-1 fees equivalent to an effective annual rate of 0.25%. These rates are the arithmetic average for all Portfolios that are available as investment options. In other words, they are based on the hypothetical assumption that account values are allocated equally among the variable investment options. The actual rates associated with any contract will vary depending upon the actual allocation of account value among the investment options. These rates do not reflect expense limitation arrangements in effect with respect to certain of the underlying portfolios, as described in the footnotes to the fee table for the underlying portfolios in "Fee table" earlier in this Prospectus. With these arrangements, the charges shown above would be lower. This would result in higher values than those shown in the following tables.


Because your circumstances will no doubt differ from those in the illustrations that follow, values under your contract will differ, in most cases substantially. Upon request, we will furnish you with a personalized illustration.


                                      Appendix V: Hypothetical illustrations E-1


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VARIABLE DEFERRED ANNUITY
ACCUMULATOR(R) ELITE(SM)
$100,000 SINGLE CONTRIBUTION AND NO WITHDRAWALS
MALE, ISSUE AGE 60
BENEFITS:
  GREATER OF 6% ROLL-UP OR THE ANNUAL RATCHET TO AGE 85 GUARANTEED MINIMUM DEATH BENEFIT
  PROTECTION PLUS
  GUARANTEED MINIMUM INCOME BENEFIT


                                                          GREATER OF 6%
                                                        ROLL-UP TO AGE 85
                                                          OR THE ANNUAL                                  LIFETIME ANNUAL
                                                             RATCHET                            GUARANTEED MINIMUM INCOME BENEFIT
                                                            TO AGE 85                          ------------------------------------
                                                           GUARANTEED      TOTAL DEATH BENEFIT
                                                          MINIMUM DEATH      WITH PROTECTION       GUARANTEED       HYPOTHETICAL
                   ACCOUNT VALUE        CASH VALUE           BENEFIT              PLUS               INCOME            INCOME
       CONTRACT ------------------- ------------------ ------------------- ------------------- ------------------ -----------------
 AGE     YEAR       0%        6%       0%        6%        0%        6%        0%        6%        0%       6%        0%       6%
----- --------- --------- --------- -------- --------- --------- --------- --------- --------- --------- -------- --------- -------
 60        0     100,000  100,000    92,000    92,000   100,000  100,000    100,000  100,000      N/A      N/A       N/A      N/A
 61        1      95,595  101,574    87,595    93,574   106,000  106,000    108,400  108,400      N/A      N/A       N/A      N/A
 62        2      91,245  103,113    84,245    96,113   112,360  112,360    117,304  117,304      N/A      N/A       N/A      N/A
 63        3      86,946  104,613    80,946    98,613   119,102  119,102    126,742  126,742      N/A      N/A       N/A      N/A
 64        4      82,689  106,068    77,689   101,068   126,248  126,248    136,747  136,747      N/A      N/A       N/A      N/A
 65        5      78,470  107,469    78,470   107,469   133,823  133,823    147,352  147,352      N/A      N/A       N/A      N/A
 66        6      74,279  108,811    74,279   108,811   141,852  141,852    158,593  158,593      N/A      N/A       N/A      N/A
 67        7      70,112  110,086    70,112   110,086   150,363  150,363    170,508  170,508      N/A      N/A       N/A      N/A
 68        8      65,960  111,284    65,960   111,284   159,385  159,385    183,139  183,139      N/A      N/A       N/A      N/A
 69        9      61,816  112,398    61,816   112,398   168,948  168,948    196,527  196,527      N/A      N/A       N/A      N/A
 70       10      57,673  113,417    57,673   113,417   179,085  179,085    210,719  210,719    10,584   10,584    10,584   10,584
 75       15      36,611  116,709    36,611   116,709   239,656  239,656    295,518  295,518    15,362   15,362    15,362   15,362
 80       20      14,276  115,727    14,276   115,727   320,714  320,714    408,999  408,999    21,841   21,841    21,841   21,841
 85       25           0  108,201         0   108,201         0  429,187          0  517,472         0   39,700         0   39,700
 90       30           0  111,174         0   111,174         0  429,187          0  517,472      N/A      N/A       N/A      N/A
 95       35           0  114,604         0   114,604         0  429,187          0  517,472      N/A      N/A       N/A      N/A


THE HYPOTHETICAL INVESTMENT RESULTS ARE ILLUSTRATIVE ONLY AND SHOULD NOT BE DEEMED A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN AND WILL DEPEND ON A NUMBER OF FACTORS, INCLUDING INVESTMENT ALLOCATIONS MADE BY THE OWNER. THE ACCOUNT VALUE, CASH VALUE AND GUARANTEED BENEFITS FOR A CONTRACT WOULD BE DIFFERENT FROM THE ONES SHOWN IF THE ACTUAL GROSS RATE OF INVESTMENT RETURN AVERAGED 0% OR 6% OVER A PERIOD OF YEARS, BUT ALSO FLUCTUATED ABOVE OR BELOW THE AVERAGE FOR INDIVIDUAL CONTRACT YEARS. WE CAN MAKE NO REPRESENTATION THAT THESE HYPOTHETICAL INVESTMENT RESULTS CAN BE ACHIEVED FOR ANY ONE YEAR OR CONTINUED OVER ANY PERIOD OF TIME. IN FACT, FOR ANY GIVEN PERIOD OF TIME, THE INVESTMENT RESULTS COULD BE NEGATIVE.


E-2 Appendix V: Hypothetical illustrations


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Appendix VI: Guaranteed principal benefit example

--------------------------------------------------------------------------------


For purposes of these examples, we assume that there was an initial contribution of $100,000, made to the contract on February 16, 2010. We also assume that no additional contributions, no transfers among options and no withdrawals from the contract are made. For GPB Option 1, the example also assumes that a 10 year fixed maturity option is chosen. The hypothetical gross rates of return with respect to amounts allocated to the variable investment options are 0%, 6% and 10%. The numbers below reflect the deduction of all applicable separate account and contract charges and also reflect the charge for GPB Option 2. Also, for any given performance of your variable investment options, GPB Option 1 produces higher account values than GPB Option 2 unless investment performance has been significantly positive. The examples should not be considered a representation of past or future expenses. Similarly, the annual rates of return assumed in the example are not an estimate or guarantee of future investment performance. GPB Options 1 and 2 were only available at issue. The dates in the example are provided for illustrative purposes only.




-----------------------------------------------------------------------------------------------------------------
                                                                                                 Assuming 100%
                                                      Assuming 100%                               in variable
                                                    in fixed maturity   Under GPB    Under GPB     investment
                                                          option         Option 1    Option 2       options
-----------------------------------------------------------------------------------------------------------------
Amount allocated to FMO on February 16, 2010
based upon a 3.30% rate to maturity                      100,000          72,260      40,000           -
-----------------------------------------------------------------------------------------------------------------
Initial account value allocated to the variable
investment options on February 16, 2010                     0             27,740      60,000        100,000
-----------------------------------------------------------------------------------------------------------------
Account value in the fixed maturity option on Feb-
ruary 16, 2020                                           138,382         100,000      55,353           0
-----------------------------------------------------------------------------------------------------------------
Annuity account value (computed by adding
together the value at the maturity date of the
applicable fixed maturity option plus the value of
amounts in the variable investment options on
February 16, 2020 , assuming a 0% gross rate of
return)                                                  138,382         120,625     100,000*        74,353
-----------------------------------------------------------------------------------------------------------------
Annuity account value (computed by adding
together the value at the maturity date of the
applicable fixed maturity option plus the value of
amounts in the variable investment options on
February 16, 2020 , assuming a 6% gross rate of
return)                                                  138,382         137,571    129,963 **      135,439
-----------------------------------------------------------------------------------------------------------------
Annuity account value (computed by adding
together the value at the maturity date of the
applicable fixed maturity option plus the value of
amounts in the variable investment options on
February 16, 2020 , assuming a 10% gross rate of
return)                                                  138,382         154,978    165,261 **      198,191
-----------------------------------------------------------------------------------------------------------------



* Since the annuity account value is less than the alternate benefit under GPB Option 2, the annuity account value is adjusted upward to the guaranteed amount or an increase of $4,300 in this example.

** Since the annuity account value is greater than the alternate benefit under GPB Option 2, GPB Option 2 will not affect the annuity account value.


                           Appendix VI: Guaranteed principal benefit example F-1


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Appendix VII: Protection Plus(SM) example

--------------------------------------------------------------------------------

The following illustrates the calculation of a death benefit that includes Protection Plus for an annuitant age 45. The example assumes a contribution of $100,000 and no additional contributions. Where noted, a single withdrawal in the amount shown is also assumed. If you purchased your contract after approximately September 2003, the example shown in the second and third columns apply. For all other contract owners, the example in the last two columns apply. The calculation is as follows:

                                                                                                        $  3000          $ 6000
                                                                                                       withdrawal -     withdrawal -
                                                             No           $3000          $6000          Pro rata         Pro rata
                                                         Withdrawal     withdrawal     withdrawal       Treatment        Treatment
------------------------------------------------------------------------------------------------------------------------------------
A   INITIAL CONTRIBUTION                                  100,000          100,000        100,000      100,000           100,000
------------------------------------------------------------------------------------------------------------------------------------
B   DEATH BENEFIT: prior to withdrawal.*                  104,000          104,000        104,000      104,000           104,000
------------------------------------------------------------------------------------------------------------------------------------
    PROTECTION PLUS EARNINGS: Death Benefit less net
C   contributions (prior to the withdrawal in D).          4,000           4,000          4,000          N/A               N/A
    B minus A.
------------------------------------------------------------------------------------------------------------------------------------
D   Withdrawal                                               0             3,000          6,000         3,000            6,000
------------------------------------------------------------------------------------------------------------------------------------
    WITHDRAWAL % AS A % OF AV (ASSUMING DEATH
E   BENEFIT = AV)                                          0.00%           N/A            N/A           2.88%            5.77%
    greater of D divided by B
------------------------------------------------------------------------------------------------------------------------------------
    EXCESS OF THE WITHDRAWAL OVER THE PROTECTION PLUS
F   EARNINGS                                                 0               0            2,000          N/A               N/A
    greater of D minus C or zero
------------------------------------------------------------------------------------------------------------------------------------
    NET CONTRIBUTIONS (adjusted for the withdrawal in D)  100,000          100,000        98,000        97,115           94,231
G   A reduced for E or F
------------------------------------------------------------------------------------------------------------------------------------
    DEATH BENEFIT (adjusted for the withdrawal in D)      104,000          101,000        98,000       101,000           98,000
H   B minus D
------------------------------------------------------------------------------------------------------------------------------------
    DEATH BENEFIT LESS NET CONTRIBUTIONS                  4,000            1,000            0           3,885            3,769
I   H minus G
------------------------------------------------------------------------------------------------------------------------------------
J   PROTECTION PLUS FACTOR                                 40%              40%            40%           40%              40%
------------------------------------------------------------------------------------------------------------------------------------
    PROTECTION PLUS BENEFIT                              1,600              400             0           1,554            1,508
K   I times J
------------------------------------------------------------------------------------------------------------------------------------
    DEATH BENEFIT: Including Protection Plus             105,600          101,400        98,000       102,554           99,508
L   H plus K
------------------------------------------------------------------------------------------------------------------------------------

* The Death Benefit is the greater of the Account Value or any applicable death benefit


G-1 Appendix VII: Protection Plus(SM) example

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Appendix VIII: State contract availability and/or variations of certain features and benefits

--------------------------------------------------------------------------------

Certain information is provided for historical purposes only. The contract is no longer available to new purchasers.

The following information is a summary of the states where the Accumulator(R) Elite(SM) contract or certain features and/or benefits are either not available or vary from the contract's features and benefits as previously described in this Prospectus. Certain features and/or benefits may have been approved in your state after your contract was issued and can not be added. Please contact your financial professional for more information about availability in your state. See also the "Contract Variations" appendix later in this Prospectus for information about the availability of certain features and their charges, if applicable, under your contract.


STATES WHERE CERTAIN ACCUMULATOR(R) ELITE(SM) FEATURES AND/OR BENEFITS ARE NOT AVAILABLE OR VARY:



------------------------------------------------------------------------------------------------------------------------------------
STATE           FEATURES AND BENEFITS                                     AVAILABILITY OR VARIATION
------------------------------------------------------------------------------------------------------------------------------------
CALIFORNIA      See "Contract features and benefits"--"Your right to      If you reside in the state of California and you are age
                cancel within a certain number of days"                   60 and older at the time the contract is issued, you may
                                                                          return your variable annuity contract within 30 days from
                                                                          the date that you receive it and receive a refund as
                                                                          described below.

                                                                          If you allocate your entire initial contribution to the
                                                                          money market account (and/or guaranteed interest option,
                                                                          if available), the amount of your refund will be equal to
                                                                          your contribution, unless you make a transfer, in which
                                                                          case the amount of your refund will be equal to your
                                                                          account value on the date we receive your request to
                                                                          cancel at our processing office. This amount could be less than your initial contribution. If you allocate any
                                                                          portion of your initial contribution to the variable
                                                                          investment options (other than the money market account)
                                                                          and/or fixed maturity options, your refund will be equal
                                                                          to your account value on the date we receive your request
                                                                          to cancel at our processing office.
------------------------------------------------------------------------------------------------------------------------------------
FLORIDA         See "Transfers of ownership, collateral assignments,      The second paragraph in this section is deleted.
                loans and borrowing" in "More information
------------------------------------------------------------------------------------------------------------------------------------
ILLINOIS        See "Selecting an annuity payout option" under "Your      Annuity payments may be elected twelve months from the
                annuity payout options" in "Accessing your money"         contract date.
------------------------------------------------------------------------------------------------------------------------------------
MARYLAND        Fixed maturity options                                    Not Available

                Guaranteed principal benefit option1 and Guaranteed       Not Available
                principal benefit option 2
------------------------------------------------------------------------------------------------------------------------------------
MASSACHUSETTS   Automatic investment program                              Not Available

                Annual administrative charge                              The annual administrative charge will not be deducted from amounts allocated to the Guaranteed interest option.

                See "How you can purchase and contribute to your          Additional contributions are limited to the first two
                contract" in "Contract features and benefits"             years after the contract issue date only.

                See "Disability, terminal illness or confinement to       This section is deleted in its  entirety.
                nursing home" under "Withdrawal charge" in
                "Charges and expenses"
------------------------------------------------------------------------------------------------------------------------------------
MINNESOTA       See "Principal Protector(SM)" in "Contract features and   Principal Protector(SM) is discontinued if the Beneficiary
                benefits" and "Beneficiary continuation option" in        continuation option is elected.
                "Payment of death benefit"
------------------------------------------------------------------------------------------------------------------------------------
NEW YORK        Greater of the 6% Roll-Up or Annual Ratchet Guaran-       Not Available (you have a choice of the standard death
                teed minimum death benefit                                benefit or the Annual Ratchet to age 85 guaranteed minimum death benefit), as described earlier in this Prospectus.
------------------------------------------------------------------------------------------------------------------------------------


                               Appendix VIII: State contract availability and/or
                                 variations of certain features and benefits H-1


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
------------------------------------------------------------------------------------------------------------------------------------
STATE       FEATURES AND BENEFITS                                   AVAILABILITY OR VARIATION
------------------------------------------------------------------------------------------------------------------------------------
NEW YORK,   Guaranteed minimum death benefit/guaranteed mini-       Not Available
CONTINUED   mum income benefit roll-up benefit base reset

            Guaranteed minimum income benefit no lapse guar-        Not Available
            antee

            Principal Protector(SM)                                 Not Available

            Protection Plus(SM)                                     Not Available

            See "Insufficient account value" in "Determining your   If your account value in the variable investment options and the
            contract's value"                                       fixed maturity options is insufficient to pay the annual
                                                                    administrative charge, or the Annual Ratchet to age 85 death benefit charge, and you have no account value in the guaranteed interest option, your contract will terminate without value, and you will lose any applicable benefits. See "Charges and
                                                                    expenses" earlier in this Prospectus.

            See "The amount applied to purchase an annuity          For fixed annuity period certain payout options only, the amount
            payout option" in "Accessing your money"                applied to the annuity benefit is the greater of the cash value or 95% of what the account value would be if no withdrawal charge applied.

            See "Annuity maturity date" in "accessing your          The maturity date by which you must take a lump sum withdrawal
            money"                                                  or select an annuity payout option is as follows:

                                                                                               Maximum
                                                                    Issue age                  Annuitization age
                                                                    ---------                  -----------------
                                                                    0-80                       90
                                                                    81                         91
                                                                    82                         92
                                                                    83                         93
                                                                    84                         94
                                                                    85                         95
                                                                    Please see this section earlier in this Prospectus for more information.

            See "Charges and expenses"                              With regard to the Annual administrative, Annual Ratchet to age
                                                                    85 death benefit, Guaranteed principal benefit option 2 and
                                                                    Guaranteed minimum income benefit charges, respectively, we will deduct the related charge, as follows for each: we will deduct the charge from your value in the variable investment options on a pro rata basis. If those amounts are insufficient, we will deduct all or a portion of the charge from the fixed maturity options (other than the Special 10 year fixed maturity option)
                                                                    in the order of the earliest maturity date(s) first. If such fixed maturity option amounts are insufficient, we will deduct all or a portion of the charge from the account for special dollar cost averaging (not available if the Guaranteed principal benefit option is elected). If such amounts are still
                                                                    insufficient, we will deduct any remaining portion from the
                                                                    Special 10 year fixed maturity option. If the contract is
                                                                    surrendered or annuitized or a death benefit is paid, we will deduct a pro rata portion of the charge for that year. A market value adjustment will apply to deductions from the fixed
                                                                    maturity options (including the Special 10 year fixed maturity option).

                                                                    Deductions from the fixed maturity options (including the
                                                                    Special 10 year fixed maturity option) cannot cause the credited net interest for the contract year to fall below 1.5%.
------------------------------------------------------------------------------------------------------------------------------------


H-2 Appendix VIII: State contract availability and/or variations of certain features and benefits


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
------------------------------------------------------------------------------------------------------------------------------------
STATE       FEATURES AND BENEFITS                          AVAILABILITY OR VARIATION
------------------------------------------------------------------------------------------------------------------------------------
NEW YORK,                                                  With regard to the Annual administrative, and either enhanced death
CONTINUED                                                  benefit and the Guaranteed minimum income benefit charges only, if your account value in the variable investment options and the fixed maturity options is insufficient to pay the applicable charge, and you have no account value in the guaranteed interest option, your contract will terminate without value and you will lose any applicable guaranteed benefits. Please see "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus.

            Fixed maturity options -- withdrawal charges   The withdrawal charge that applies to withdrawals taken from amounts in the fixed maturity options will never exceed 7% and will be determined by applying the New York Alternate Scale I shown below. If you withdraw amounts that have been trans- ferred from one fixed maturity option to another, we use the New York Alternate Scale II (also shown below) if it produces a higher charge than Alternate Scale I.

                                                           The withdrawal charge may not exceed the withdrawal charge that would normally apply to the contract. If a contribution has been in the contract for more than 4 years and therefore would have no withdrawal charge, no withdrawal charge will apply. Use of a New York Alternate
                                                           Scale can only result in a lower charge. We will compare the result of applying Alternate Scale I or II, as the case may be, to the result of applying the normal withdrawal charge, and will charge the lower withdrawal charge.

                                                           --------------------------------------------------------------
            Fixed maturity options -- withdrawal charges   NY ALTERNATE SCALE I          NY ALTERNATE SCALE II
            (continued)                                    Year of investment in fixed   Year of transfer within fixed
                                                           maturity option*              maturity option*
                                                           --------------------------------------------------------------
                                                           Within year 1      7%         Within year 1      5%
                                                           --------------------------------------------------------------
                                                                 2            6%               2            4%
                                                           --------------------------------------------------------------
                                                                 3            5%               3            3%
                                                           --------------------------------------------------------------
                                                                 4            4%               4            2%
                                                           --------------------------------------------------------------
                                                           After year 5       0%          After year 5      0%
                                                           --------------------------------------------------------------
                                                           Not to exceed 1% times the number of years remaining in the fixed maturity option, rounded to the higher number of years. In other words, if 4.3 years remain, it would be a 5% charge.

                                                           * Measured from the contract date anniversary prior to the date of the contribution or transfer.

                                                           If you take a withdrawal from an investment option other than the fixed maturity options, the amount available for withdrawal without a withdrawal charge is reduced. It will be reduced by the amount of the contribution in the fixed maturity options to which no withdrawal charge applies.

                                                           You should consider that on the maturity date of a fixed maturity option if we have not received your instructions for allocation of your maturity value, we will transfer your maturity value to the fixed maturity option with the shortest available maturity. If we are not offering other fixed maturity options, we will transfer your maturity value to the EQ/Money
                                                           Market option.
------------------------------------------------------------------------------------------------------------------------------------


                               Appendix VIII: State contract availability and/or
                                 variations of certain features and benefits H-3


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
------------------------------------------------------------------------------------------------------------------------------------
STATE       FEATURES AND BENEFITS                                  AVAILABILITY OR VARIATION
------------------------------------------------------------------------------------------------------------------------------------
NEW YORK,                                                          The potential for lower withdrawal charges for withdrawals from
CONTINUED                                                          the fixed maturity options and the potential for a lower "free withdrawal amount" than what would normally apply, should be taken into account when deciding whether to allocate amounts to, or transfer amounts to or from, the fixed maturity options.
------------------------------------------------------------------------------------------------------------------------------------
OREGON      Guaranteed minimum death benefit/Guaranteed mini-      Not Available
            mum income benefit roll-up benefit base reset

            Guaranteed minimum income benefit no lapse guar-       Not Available
            antee

            Guaranteed principal benefit option 1 and Guaranteed   Not Available
            principal benefit option 2

            See "How you can purchase and contribute to your       o Subsequent contributions are not permitted. This is a single
            contract" in "Contract features and benefits"            premium product.

                                                                   o Section 1035 exchanges, rollovers, multiple assignments and/or transfers are permitted provided that all documentation is complete and received with the application.

            See "Lifetime required minimum distribution with-      We generally will not impose a withdrawal charge on minimum
            drawals" in "Accessing your money"                     distribution withdrawals even if your are not enrolled in our automatic RMD service except if, when added to a lump sum
                                                                   withdrawal previously taken in the same contract year, the mini-
                                                                   mum distribution withdrawals exceed the 10% free withdrawal amount. In order to avoid a withdrawal charge in connection with minimum distribution withdrawals outside of our automatic RMD service, you must notify us using our request form. Such minimum distribution withdrawals must be based solely on your contract's account value.

            See "Selecting an annuity payout option" in "Access-   The annuity commencement date may not be earlier than four years
            ing your money"                                        from the contract issue date.

            See "Disability, terminal illness, or confinement to   Item (i) is deleted in its entirety.
            nursing home" under "Withdrawal charge" in
            "Charges and expenses"

            Automatic Investment Program                           Not Available

            See "Special dollar cost averaging program" in "Con-   The special dollar cost averaging program may only be selected at
            tract Features and Benefits"                           the time of application.

            See "We require that the following types of communi-   The following is added:
            cations be on specific forms we provide for that         (20) requests for required minimum distributions, other than
            purpose:" in "Who is AXA Equitable?"                     pursuant to our automatic RMD service.
------------------------------------------------------------------------------------------------------------------------------------


H-4 Appendix VIII: State contract availability and/or variations of certain features and benefits

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
------------------------------------------------------------------------------------------------------------------------------------
STATE          FEATURES AND BENEFITS                                  AVAILABILITY OR VARIATION
------------------------------------------------------------------------------------------------------------------------------------
PENNSYLVANIA   Contributions                                          Your contract refers to contributions as premiums.

               Contribution age limitations                           The following contribution
                                                                      limits apply:
                                                                                                Maximum
                                                                      Issue age                 contribution age
                                                                      ---------                 ----------------
                                                                      0-75                      82
                                                                      76                        83
                                                                      77                        84
                                                                      78-80                     85
                                                                      81-85                     87

               Special dollar cost averaging program                  In Pennsylvania, we refer to this program as "enhanced rate dollar cost averaging."

               See "Annuity maturity date" in "Accessing your         The maturity date by which you must take a lump sum with-
               money"                                                 drawal or select an annuity payout option is as follows:

                                                                                                Maximum
                                                                      Issue age                 annuitization age
                                                                      ---------                 -----------------
                                                                      0-75                      85
                                                                      76                        86
                                                                      77                        87
                                                                      78-80                     88
                                                                      81-85                     90

               Loans under Rollover TSA contracts                     Taking a loan in excess of the Internal Revenue Code limits may result in adverse tax consequences. Please consult your tax adviser before taking a loan that exceeds the Internal
                                                                      Revenue Code limits.
------------------------------------------------------------------------------------------------------------------------------------
PUERTO RICO    IRA, Roth IRA, Inherited IRA, QP and Rollover TSA      Not Available
               contracts

               Beneficiary continuation option (IRA)                  Not Available

               Tax Information -- Special rules for NQ contracts      Income from NQ contracts we issue is U.S. source. A Puerto
                                                                      Rico resident is subject to U.S. taxation on such U.S. source income. Only Puerto Rico source income of Puerto Rico
                                                                      residents is excludable from U.S. taxation. Income from NQ contracts is also subject to Puerto Rico tax. The calculation of the taxable portion of amounts distributed from a contract may differ in the two jurisdictions. Therefore, you might have to file both U.S. and Puerto Rico tax returns, showing
                                                                      different amounts of income from the contract for each tax return. Puerto Rico generally provides a credit against Puerto
                                                                      Rico tax for U.S. tax paid. Depending on your personal
                                                                      situation and the timing of the different tax liabilities, you may not be able to take full advantage of this credit.
------------------------------------------------------------------------------------------------------------------------------------
TEXAS          See "Annual administrative charge" in "Charges and     The annual administrative charge will not be deducted from
               expenses"                                              amounts allocated to the Guaranteed interest option.
------------------------------------------------------------------------------------------------------------------------------------
UTAH           See " Transfer of ownership, collateral assignments,   The second paragraph in this  section is deleted.
               loans and borrowing" in "More information"
------------------------------------------------------------------------------------------------------------------------------------
VERMONT        Loans under Rollover TSA contracts                     Taking a loan in excess of the Internal Revenue Code limits may result in adverse tax consequences. Please consult your tax adviser before taking a loan that exceeds the Internal
                                                                      Revenue Code limits.
------------------------------------------------------------------------------------------------------------------------------------

                               Appendix VIII: State contract availability and/or
                                 variations of certain features and benefits H-5

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
------------------------------------------------------------------------------------------------------------------------------------
STATE        FEATURES AND BENEFITS                                    AVAILABILITY OR VARIATION
------------------------------------------------------------------------------------------------------------------------------------
WASHINGTON   Guaranteed interest option (for contracts issued from    Not Available
             approximately December 2004 to December 2006)

             Investment simplifier -- Fixed-dollar option             Not Available
             and Interest sweep option

             Fixed maturity options                                   Not Available

             Guaranteed Principal Benefit Options 1 and 2             Not Available

             Income Manager(R) payout option                          Not Available

             Protection Plus(SM)                                      Not Available

             Special dollar cost averaging program (for contracts     o Available only at issue.
             issued from approximately December 2004 to Decem-
             ber 2006)                                                o Subsequent contributions cannot be used to elect new pro-
                                                                        grams. You may make subsequent contributions to the initial programs while they are still running.

             See "Guaranteed minimum death benefit" (SM) in "Con-     You have a choice of the standard death benefit, the Annual
             tract features and benefits"                             Ratchet to age 85 enhanced death benefit, or the Greater of 4%
                                                                      Roll-Up to age 85 or the Annual Ratchet to age 85 enhanced death benefit.

             See "Annual administrative charge" in "Charges and       The annual administrative charge will be deducted from the
             expenses"                                                value in the variable investment options on a pro rata basis.

             See "Withdrawal charge" in "Charges and expenses"        The 10% free withdrawal amount applies to full surrenders.

             See "Withdrawal charge" in "Charges and expenses"        The annuitant has qualified to receive Social Security
             under "Disability, terminal illness, or confinement to   disability benefits as certified by the Social Security
             nursing home"                                            Administration or a statement from an independent U.S.
                                                                      licensed physician stating that the annuitant meets the
                                                                      definition of total disability for at least 6 continuous
                                                                      months prior to the notice of claim. Such disability must be re-certified every 12 months.
------------------------------------------------------------------------------------------------------------------------------------

H-6 Appendix VIII: State contract availability and/or variations of certain features and benefits


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Appendix IX: Contract variations

--------------------------------------------------------------------------------

The contract described in this Prospectus is no longer sold. You should note that your contract's options, features and charges may vary from what is described in this Prospectus depending on the approximate date on which you purchased your contract. You may not change your contract or its features after issue. This Appendix reflects contract variations that differ from what is described in this Prospectus but may have been in effect at the time your contract was issued. If you purchased your contract during the "Approximate Time Period" below, the noted variation may apply to you.


In addition, options and/or features may vary among states in light of applicable regulations or state approvals. Any such state variations are generally not included here but instead included in Appendix VIII earlier in this section. For more information about state variations applicable to you, as well as particular features, charges and options available under your contract based upon when you purchased it, please contact your financial professional and/or refer to your contract.



------------------------------------------------------------------------------------------------------------------------------
APPROXIMATE TIME PERIOD       FEATURE/BENEFIT                              VARIATION
------------------------------------------------------------------------------------------------------------------------------
April 2002 - November 2002    Inherited IRA beneficiary Continuation       Unavailable -- accordingly, all references in
                              contract                                     this Prospectus to "Inherited IRA beneficiary
                                                                           Continuation contract" are deleted in their
                                                                           entirety.
------------------------------------------------------------------------------------------------------------------------------
April 2002 - February 2003    Guaranteed minimum income benefit            The fee for this benefit is 0.45%.

                              Annual Ratchet to age 85                     The fee for this benefit is 0.20%.

                              6% Roll-Up to age 85                         The fee for this benefit is 0.35%.

                              The Greater of 6% Roll-Up to age 85 of the   The fee for this benefit is 0.45%.
                              Annual Ratchet to age 85
------------------------------------------------------------------------------------------------------------------------------
April 2002 - July 2003        Guaranteed interest option                   No limitations regarding allocations or transfers
                                                                           into the guaranteed interest account.

                              See "Transferring your account value" in     The fifth bullet is deleted in its entirety.
                              "Transferring your money among investment
                              options"
------------------------------------------------------------------------------------------------------------------------------
April 2002 - August 2003      Annuitant issue age                          Ages 86-90. For contracts with an annuitant
                                                                           who was age 86-90 at issue, the following
                                                                           apply: (1) standard death benefit only was
                                                                           available, and (2) no withdrawal charge
                                                                           applies.
------------------------------------------------------------------------------------------------------------------------------
April 2002 - September 2003   The guaranteed principal benefits            GPB 2 -- unavailable

                                                                           GPB 1 known as Principal assurance.

                                                                           GPB 1 available with both systematic and
                                                                           substantially equal withdrawals.

                                                                           GPB 1 available with the Guaranteed minimum
                                                                           income benefit.

                              Spousal protection                           Unavailable -- accordingly, all references in
                                                                           this Prospectus to "Spousal protection" are
                                                                           deleted in their entirety.

                              Maximum contributions                        The maximum contributions permitted under all
                                                                           Accumulator series contracts with the same
                                                                           owner or annuitant is $1,500,000.

                              Guaranteed minimum death benefit maximum     84 (not including QP or Inherited IRA contracts)
                              issue age
------------------------------------------------------------------------------------------------------------------------------


                                            Appendix IX: Contract variations I-1
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
------------------------------------------------------------------------------------------------------------------------------
APPROXIMATE TIME PERIOD          FEATURE/BENEFIT                            VARIATION
------------------------------------------------------------------------------------------------------------------------------
April 2002 - September 2003      Protection Plus                            The maximum issue age for this benefit was
(continued)                                                                 79.

                                                                            For issue ages 71-79, the applicable death
                                                                            benefit will be multiplied by 25%.

                                                                            In calculating the death benefit, contributions
                                                                            are decreased for withdrawals on a pro rata
                                                                            basis.

                                 Guaranteed option charges                  If the contract is surrendered or annuitized or
                                                                            the death benefit is paid on a date other than
                                                                            the contract date anniversary, we will not
                                                                            deduct a pro rata portion of the charge for any
                                                                            applicable guaranteed benefit.

                                 Withdrawals treated as surrenders          We will not treat a withdrawal that results in a
                                                                            cash value of less than $500 as a request for a
                                                                            surrender. We will not terminate your contract
                                                                            if you do not make contributions for three
                                                                            contract years.

                                 Guaranteed minimum income benefit option   Subject to state availability, this option
                                                                            guarantees you a minimum amount of fixed
                                                                            income under your choice of a life annuity fixed
                                                                            payout option or an Income Manager level
                                                                            payment life with a period certain payout
                                                                            option.

                                                                            Known as the Living Benefit.

                                 Systematic withdrawals                     Your systematic withdrawal may not exceed
                                                                            1.20% (monthly), 3.60% (quarterly) or 15%
                                                                            (annually) of account value.
------------------------------------------------------------------------------------------------------------------------------
April 2002 - July 2004           Principal Protector(SM) benefit            Unavailable -- accordingly, all references in
                                                                            this Prospectus to "Principal Protector" are
                                                                            deleted in their entirety.
------------------------------------------------------------------------------------------------------------------------------
April 2002 - December 2004       Termination of guaranteed benefits         Your guaranteed benefits will not automatically
                                                                            terminate if you change ownership of your NQ
                                                                            contract.

                                 Ownership Transfer of NQ                   If you transfer ownership of your NQ contract,
                                                                            your guaranteed benefit options will not be
                                                                            automatically terminated.
------------------------------------------------------------------------------------------------------------------------------
April 2002 - January 2005        No lapse guarantee                         Unavailable.
------------------------------------------------------------------------------------------------------------------------------
April 2002 - October 2005        Roll-Up benefit base reset                 Unavailable.
------------------------------------------------------------------------------------------------------------------------------
February 2003 - September 2003   Annual Ratchet to age 85                   The fee for this benefit is 0.30%

                                 6% Roll-Up to age 85                       The fee for this benefit is 0.45%

                                 Guaranteed minimum income benefit          The fee for this benefit is 0.60%
------------------------------------------------------------------------------------------------------------------------------


I-2 Appendix IX: Contract variations


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
------------------------------------------------------------------------------------------------------------------------------------
APPROXIMATE TIME PERIOD                         FEATURE/BENEFIT                             VARIATION
------------------------------------------------------------------------------------------------------------------------------------
September 2003 - January 2004                   Guaranteed minimum income benefit and
                                                Greater of the 6% Roll-Up to age 85 or the
                                                Annual Ratchet to age 85 enhanced death
                                                benefit:

                                                o Benefit base crediting rate               The effective annual interest credited
                                                                                            to the applicable benefit base is 5%.*
                                                                                            Accordingly, all references in this
                                                                                            Prospectus to the "6% Roll-Up benefit
                                                                                            base" are deleted in their entirety
                                                                                            and replaced with "5% Roll-Up benefit
                                                                                            base."

                                                o Fee table                                 Greater of the 5% Roll-Up to age 85 or
                                                                                            the Annual Ratchet to age 85 enhanced
                                                                                            death benefit charge: 0.50%.*
                                                                                            Guaranteed minimum income benefit
                                                                                            charge: 0.55%*

                                                Effect of withdrawals on your Greater of   Withdrawals will reduce each of the
                                                the5% Roll-Up to age 85 or the Annual      benefit bases on a pro rata basis only.
                                                Ratchetto age 85 enhanced death benefit
------------------------------------------------------------------------------------------------------------------------------------
September 2003 - February 2004 (for the         How withdrawals affect your Guaranteed     In calculating whether your withdrawal
Guaranteed minimum income benefit) and          minimum income benefit and Greater of the  will reduce your Roll-Up benefit base
January 2004 - February 2005 (for the Greater   6% Roll-Up to age 85 or the Annual Ratchet portion of your Guaranteed minimum
of the 6% Roll-Up to age 85 or the Annual       to age 85 enhanced death benefit:          income benefit base on a pro rata or
Ratchet to age 85 enhanced death benefit:)                                                 dollar-for-dollar basis, withdrawal
                                                                                           charges will be included in the
                                                                                           withdrawal amount.
------------------------------------------------------------------------------------------------------------------------------------
September 2003 - February 2009                  6% Roll-Up to age 85 enhanced death        Unavailable -- accordingly all
                                                benefit                                    references to this feature are deleted
                                                                                           in their entirety.
------------------------------------------------------------------------------------------------------------------------------------
January 2004 - February 2009                    Greater of 5% Roll-up to age 85 or the     Unavailable -- accordingly all
                                                Annual Ratchet to age 85 enhanced death    references to this feature are deleted
                                                benefit                                    in their entirety.
------------------------------------------------------------------------------------------------------------------------------------


* Contract owners who elected the Guaranteed minimum income benefit and/or the Greater of the 5% Roll-Up to age 85 or the Annual Ratchet to age 85 enhanced death benefit had a limited opportunity to change to the new versions of these benefits, as they are described in "Contract features and benefits" and "Accessing your money," earlier in this Prospectus.


                                            Appendix IX: Contract variations I-3


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Appendix X: Tax-sheltered annuity contracts (TSAs)


--------------------------------------------------------------------------------


GENERAL; FINAL REGULATIONS UNDER SECTION 403(B)

This Appendix reflects our current understanding of some of the special federal income tax rules applicable to annuity contracts used to fund employer plans under Section 403(b) of the Internal Revenue Code. We refer to these contracts as "403(b) annuity contracts" or "Tax Sheltered Annuity" contracts ("TSAs"). The discussion in this Appendix generally assumes that a TSA has 403(b) contract status or qualifies as a 403(b) contract. In 2007, the IRS and the Treasury Department published final Treasury Regulations under Section 403(b) of the Code ("2007 Regulations"). As a result, there are significant revisions to the establishment and operation of plans and arrangements under Section 403(b) of the Code, and the contracts issued to fund such plans. The 2007 Regulations raise a number of questions as to the effect of the 2007 Regulations on TSAs issued prior to the effective date of the 2007 Regulations. The IRS has issued guidance intended to clarify some of these questions, and may issue further guidance in future years. Due to the Internal Revenue Service and Treasury regulatory changes in 2007 which became fully effective on January 1, 2009, contracts issued prior to September 25, 2007 which qualified as 403(b) contracts under the rules at the time of issue may lose their status as 403(b) contracts or have the availability of transactions under the contract restricted as of January 1, 2009 unless the individual's employer or the individual take certain actions. Please consult your tax adviser regarding the effect of these rules (which may vary depending on the owner's employment status, plan participation status, and when and how the contract was acquired) on your personal situation.


EMPLOYER PLAN REQUIREMENT. The thrust of the 2007 Regulations is to eliminate informal Section 403(b) arrangements with minimal or diffuse employer oversight and to require employers purchasing annuity contracts for their employees under
Section 403(b) of the Code to conform to other tax-favored, employer-based retirement plans with salary reduction contributions, such as Section 401(k) plans and governmental employer Section 457(b) plans. The 2007 Regulations require employers sponsoring 403(b) plans as of January 1, 2009, to have a written plan designating administrative responsibilities for various functions under the plan, and the plan in operation must conform to the plan terms.


LIMITATIONS ON INDIVIDUAL-INITIATED DIRECT TRANSFERS. The 2007 Regulations revoke Revenue Ruling 90-24 ("Rev. Rul. 90-24"), effective January 1, 2009. Prior to the 2007 Regulations, Rev. Rul. 90-24 had permitted individual-initiated, tax-free direct transfers of funds from one 403(b) annuity contract to another, without reportable taxable income to the individual, and with the characterization of funds in the contract remaining the same as under the prior contract. Under the 2007 Regulations and other IRS published guidance, direct transfers made after September 24, 2007 are permitted only with plan or employer approval as described below.

PERMISSIBLE CONTRIBUTIONS TO THE ACCUMULATOR(R) ELITE(SM) TSA CONTRACTS

Contributions to an Accumulator(R) Elite(SM) TSA contract are extremely limited. AXA Equitable permits Contributions to be made to an Accumulator(R) Elite(SM) TSA contract only where AXA Equitable is an "approved vendor" under an employer's 403(b) plan. That is, some or all of the participants in the employers 403(b) plan are currently contributing to a non-Accumulator AXA Equitable 403(b) annuity contract. AXA Equitable and the employer must agree to share information with respect to the Accumulator(R) Elite(SM) TSA contract and other funding vehicles under the plan.

AXA Equitable does not accept employer-remitted contributions. AXA Equitable does not accept contributions of after-tax funds, including designated Roth contributions to the Accumulator(R) Elite(SM) TSA contracts. We will accept contributions of pre-tax funds only with documentation satisfactory to us of employer or its designee or plan approval of the transaction. Contributions must be made in the form of a direct transfer of funds from one 403(b) plan to another, a contract exchange under the same plan, or a direct rollover from another eligible retirement plan.


DISTRIBUTIONS FROM TSAS


GENERAL. Generally, after the 2007 Regulations, employer or plan administrator consent is required for loan, withdrawal or distribution transactions under a 403(b) annuity contract. Processing of a requested transaction will not be completed until the information required to process the transaction is received from the employer or its designee. This information will be transmitted as a result of an information sharing agreement between AXA Equitable and the employer sponsoring the plan.


WITHDRAWAL RESTRICTIONS. AXA Equitable treats all amounts under an Accumulator(R) Elite(SM) Rollover TSA contract as not eligible for withdrawal until:

o the owner is severed from employment with the employer who provided the funds used to purchase the TSA contract;

o   the owner dies; or

o the plan under which the Accumulator(R) Elite(SM) TSA contract is purchased is terminated.


J-1 Appendix X: Tax-sheltered annuity contracts (TSAs)


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TAX TREATMENT OF DISTRIBUTIONS. Amounts held under TSA contracts are generally not subject to federal income tax until benefits are distributed. Distributions include withdrawals from your TSA contract and annuity payments from your TSA contract. Death benefits paid to a beneficiary are also taxable distributions. Unless an exception applies, amounts distributed from TSA contracts are includible in gross income as ordinary income. Distributions from TSA contracts may be subject to 20% federal income tax withholding described under "Federal and state income tax withholding and information reporting" in the "Tax Information" section of the Prospectus. In addition, TSA contract distributions may be subject to additional tax penalties.

If you have made after-tax contributions, you will have a tax basis in your TSA contract, which will be recovered tax-free. Since AXA Equitable does not accept after-tax funds to an Accumulator(R) Elite(SM) Rollover TSA contract, we do not track your investment in the TSA contract, if any. We will report all distributions from this Rollover TSA contract as fully taxable. You will have to determine how much of the distribution is taxable.

DISTRIBUTIONS BEFORE ANNUITY PAYMENTS BEGIN. On a total surrender, the amount received in excess of the investment in the contract is taxable. The amount of any partial distribution from a TSA contract prior to the annuity starting date is generally taxable, except to the extent that the distribution is treated as a withdrawal of after-tax contributions. Distributions are normally treated as pro rata withdrawals of any after-tax contributions and earnings on those contributions.

ANNUITY PAYMENTS. If you elect an annuity payout option, you will recover any investment in the TSA contract as each payment is received by dividing the investment in the TSA contract by an expected return determined under an IRS table prescribed for qualified annuities. The amount of each payment not excluded from income under this exclusion ratio is fully taxable. The full amount of the payments received after your investment in the TSA contract is recovered is fully taxable. If you (and your beneficiary under a joint and survivor annuity) die before recovering the full investment in the TSA contract, a deduction is allowed on your (or your beneficiary's) final tax return.

PAYMENTS TO A BENEFICIARY AFTER YOUR DEATH. Death benefit distributions from a TSA contract generally receive the same tax treatment as distributions during your lifetime. In some instances, distributions from a TSA contract made to your surviving spouse may be rolled over to a traditional IRA or other eligible retirement plan. A surviving spouse might also be eligible to directly roll over a TSA contract death benefit to a Roth IRA in a taxable conversion rollover. A non-spousal death beneficiary may be able to directly roll over death benefits to a new inherited IRA under certain circumstances.


EFFECT OF 2007 REGULATIONS ON LOANS FROM TSAS

As a result of the 2007 Regulations, loans are not available without employer or plan administrator approval. If loans are available, loan processing may be delayed pending receipt of information required to process the loan under an information sharing agreement. The processing of a loan request will not be completed until the information required to process the transaction is received from the employer or its designee. This information will be transmitted as a result of an information sharing agreement between AXA Equitable and the employer sponsoring the plan.

If loans are available:

Loans are generally not treated as a taxable distribution. If the amount of the loan exceeds permissible limits under federal income tax rules when made, the amount of the excess is treated (solely for tax purposes) as a taxable distribution. Additionally, if the loan is not repaid at least quarterly, amortizing (paying down) interest and principal, the amount not repaid when due will be treated as a taxable distribution. The entire unpaid balance of the loan is includable in income in the year of the default.

TSA loans are subject to federal income tax limits and may also be subject to the limits of the plan from which the funds came. Federal income tax rule requirements apply even if the plan is not subject to ERISA. For example, loans offered under TSA contracts are subject to the following conditions:

o The amount of a loan to a participant, when combined with all other loans to the participant from all qualified plans of the employer, cannot exceed the lesser of:

    (1) The greater of $10,000 or 50% of the participant-s nonforfeitable accrued benefits; and

    (2) $50,000 reduced by the excess (if any) of the highest outstanding loan balance over the previous 12 months over the outstanding loan balance of plan loans on the date the loan was made.

o In general, the term of the loan cannot exceed five years unless the loan is used to acquire the participant's primary residence. Accumulator(R) Elite(SM) Rollover TSA contracts have a term limit of ten years for loans used to acquire the participant's primary residence.

o All principal and interest must be amortized in substantially level payments over the term of the loan, with payments being made at least quarterly. In very limited circumstances, the repayment obligation may be temporarily suspended during a leave of absence.

The amount borrowed and not repaid may be treated as a distribution if:

o   The loan does not qualify under the conditions above;

o   the participant fails to repay the interest or principal when due; or


                          Appendix X: Tax-sheltered annuity contracts (TSAs) J-2

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o   in some instances, the participant separates from service with the employer who provided the funds or the plan is terminated.

In this case, the participant may have to include the unpaid amount due as ordinary income. In addition, the 10% early distribution penalty tax may apply. The amount of the unpaid loan balance is reported to the IRS on Form 1099-R as a distribution. For purposes of calculating any subsequent loans which may be made under any plan of the same employer, a defaulted loan which has not been fully repaid is treated as still outstanding, even after the default is reported to the IRS on Form 1099-R. The amount treated as still outstanding (which limits subsequent loans) includes interest accruing on the unpaid balance.

TAX-DEFERRED ROLLOVERS AND FUNDING VEHICLE TRANSFERS. You may roll over an "eligible rollover distribution" from a 403(b) annuity contract into another eligible retirement plan which agrees to accept the rollover. The rollover may be a direct rollover or one you do yourself within 60 days after you receive the distribution. To the extent rolled over, a distribution remains tax-deferred.

You may roll over a distribution from a 403(b) annuity contract to any of the following: another 403(b) plan funding vehicle, a qualified plan, a governmental employer 457(b) plan (separate accounting required) or a traditional IRA. A spousal beneficiary may also roll over death benefits as above. A non-spousal death beneficiary may be able to directly roll over death benefits to a new inherited IRA under certain circumstances. An Accumulator(R) Elite(SM) IRA contract is not available for purchase by a non-spousal death beneficiary direct rollover.

Distributions from a 403(b) annuity contract can be rolled over to a Roth IRA. Such conversion rollover transactions are taxable. Any taxable portion of the amount rolled over will be taxed at the time of the rollover.

The taxable portion of most distributions will be eligible for rollover, except as specifically excluded under federal income tax rules. Distributions that you cannot roll over generally include periodic payments for life or for a period of 10 years or more, hardship withdrawals and required minimum distributions under federal income tax rules.

Direct transfers from one 403(b) annuity contract to another (whether under a plan-to-plan transfer, or contract exchange under the same 403(b) plan, are not distributions.


REQUIRED MINIMUM DISTRIBUTIONS

The required minimum distribution rules applicable to 403(b) annuity contracts are generally the same as those applicable to traditional IRAs described in the "Tax Information" section of the Prospectus with these differences:

WHEN YOU HAVE TO TAKE THE FIRST REQUIRED MINIMUM DISTRIBUTION. The minimum distribution rules force 403(b) plan participants to start calculating and taking annual distributions from their 403(b) annuity contracts by a required date. Generally, you must take the first required minimum distribution for the calendar year in which you turn age 70-1/2. You may be able to delay the start of required minimum distributions for all or part of your account balance until after age 70-1/2, as follows:

o For 403(b) plan participants who have not retired from service with the employer maintaining the 403(b) plan by the calendar year the participant turns age 70-1/2, the required beginning date for minimum distributions is extended to April 1 following the calendar year of retirement.

o 403(b) plan participants may also delay the start of required minimum distributions to age 75 for the portion of their account value attributable to their December 31, 1986 TSA contract account balance, even if retired at age 70-1/2. We will know whether or not you qualify for this exception because it only applies to individuals who established their Accumulator(R) Elite(SM) Rollover TSA contract by direct Revenue Ruling 90-24 transfer prior to September 25, 2007, or by a contract exchange or a plan-to-plan exchange approved under the employer's plan after that date. If you do not give us the amount of your December 31, 1986, account balance that is being transferred to the Accumulator(R) Elite(SM) Rollover TSA contract on the form used to establish the TSA contract, you do not qualify.


SPOUSAL CONSENT RULES

Your employer will tell us on the form used to establish the TSA contract whether or not you need to get spousal consent for loans, withdrawals or other distributions. If you do, you will need such consent if you are married when you request a withdrawal under the TSA contract. In addition, unless you elect otherwise with the written consent of your spouse, the retirement benefits payable under the plan must be paid in the form of a qualified joint and survivor annuity. A qualified joint and survivor annuity is payable for the life of the annuitant with a survivor annuity for the life of the spouse in an amount not less than one-half of the amount payable to the annuitant during his or her lifetime. In addition, if you are married, the beneficiary must be your spouse, unless your spouse consents in writing to the designation of another beneficiary.

If you are married and you die before annuity payments have begun, payments will be made to your surviving spouse in the form of a life annuity unless at the time of your death a contrary election was in effect. However, your surviving spouse may elect, before payments begin, to receive payments in any form permitted under the terms of the TSA contract and the plan of the employer who provided the funds for the TSA contract.


EARLY DISTRIBUTION PENALTY TAX

A penalty tax of 10% of the taxable portion of a distribution applies to distributions from a TSA contract before you reach age 59-1/2. This is in addition to any income tax. There are exceptions to the extra penalty tax. Some of the available exceptions to the pre-age 59-1/2 penalty tax include distributions made:



J-3 Appendix X: Tax-sheltered annuity contracts (TSAs)


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o   on or after your death; or

o   because you are disabled (special federal income tax definition); or

o to pay for certain extraordinary medical expenses (special federal income tax definition); or

o in any form of payout after you have separated from service (only if the separation occurs during or after the calendar year you reach age 55); or

o in a payout in the form of substantially equal periodic payments made at least annually over your life (or your life expectancy), or over the joint lives of you and your beneficiary (or your joint life expectancies) using an IRS-approved distribution method (only after you have separated from service at any age).



                          Appendix X: Tax-sheltered annuity contracts (TSAs) J-4


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Statement of additional information

--------------------------------------------------------------------------------

TABLE OF CONTENTS



                                                                           Page
Who is AXA Equitable?                                                       2
Unit Values                                                                 2
Custodian and Independent Registered Public Accounting Firm                 2
Distribution of the Contracts                                               2
Financial Statements                                                        2



HOW TO OBTAIN AN ACCUMULATOR(R) ELITE(SM) STATEMENT OF ADDITIONAL INFORMATION FOR SEPARATE ACCOUNT NO. 49

Send this request form to:
  Accumulator(R) Elite(SM)
  P.O. Box 1547
  Secaucus, NJ 07096-1547

-----------------------------------------------------------------------------



Please send me an Accumulator(R) Elite(SM) SAI for SEPARATE ACCOUNT NO. 49 dated May 1, 2010.



--------------------------------------------------------------------------------
Name


--------------------------------------------------------------------------------
Address


--------------------------------------------------------------------------------
City                 State                  Zip















                                                      x02995/Elite '02/04 Series

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Accumulator(R) Select(SM)

A combination variable and fixed deferred annuity contract


PROSPECTUS DATED MAY 1, 2010


Please read and keep this Prospectus for future reference. It contains important information that you should know before purchasing, or taking any other action under your contract. This Prospectus supersedes all prior Prospectuses and supplements. You should read the prospectuses for each Trust which contain important information about the portfolios.

--------------------------------------------------------------------------------

WHAT IS ACCUMULATOR(R) SELECT(SM)?

Accumulator(R) Select(SM) is a deferred annuity contract issued by AXA EQUITABLE LIFE INSURANCE COMPANY. It provides for the accumulation of retirement savings and for income. The contract offers income and death benefit protection. It also offers a number of payout options. You invest to accumulate value on a tax-deferred basis in one or more of our variable investment options, the guaranteed interest option or fixed maturity options ("investment options").

This Prospectus is not your contract. Your contract and any endorsements, riders and data pages as identified in your contract are the entire contract between you and AXA Equitable and governs with respect to all features, benefits, rights and obligations. The description of the contract's provisions in this Prospectus is current as of the date of this Prospectus; however, because certain provisions may be changed after the date of this Prospectus in accordance with the contract, the description of the contract's provisions in this Prospectus is qualified in its entirety by the terms of the actual contract. The contract should be read carefully. You have the right to cancel the contract within a certain number of days after receipt of the contract. You should read this Prospectus in conjunction with any applicable supplements. There is no withdrawal charge under the contract. Certain features and benefits described in this Prospectus may vary in your state; all features and benefits may not be available in all contracts, in all states or from all selling broker-dealers. Please see Appendix VII later in this Prospectus for more information on state availability and/or variations of certain features and benefits. All optional features and benefits described in this Prospectus may not have been available at the time you purchased the contract. We have the right to restrict availability of any optional feature or benefit. In addition, not all optional features and benefits may be available in combination with other optional features and benefits. We can refuse to accept any contribution from you at any time, including after you purchase the contract.


--------------------------------------------------------------------------------
VARIABLE INVESTMENT OPTIONS
--------------------------------------------------------------------------------
o AXA Aggressive Allocation*                o EQ/Franklin Core Balanced
o AXA Conservative Allocation*              o EQ/Franklin Templeton Allocation
o AXA Conservative-Plus Allocation*         o EQ/GAMCO Mergers and Acquisitions
o AXA Moderate Allocation*                  o EQ/GAMCO Small Company Value
o AXA Moderate-Plus Allocation*             o EQ/Global Bond PLUS
o EQ/AllianceBernstein International        o EQ/Global Multi-Sector Equity
o EQ/AllianceBernstein Small Cap            o EQ/Intermediate Government
  Growth                                      Bond Index
o EQ/AXA Franklin Small Cap Value Core      o EQ/International Core PLUS
  EQ/BlackRock Basic Value Equity           o EQ/International Growth
o EQ/BlackRock International Value          o EQ/JPMorgan Value Opportunities
o EQ/Boston Advisors Equity Income          o EQ/Large Cap Core PLUS
o EQ/Calvert Socially Responsible           o EQ/Large Cap Growth Index
o EQ/Capital Guardian Growth                o EQ/Large Cap Growth PLUS
o EQ/Capital Guardian Research              o EQ/Large Cap Value Index
o EQ/Common Stock Index                     o EQ/Large Cap Value PLUS
o EQ/Core Bond Index                        o EQ/Lord Abbett Growth and Income
o EQ/Davis New York Venture                 o EQ/Lord Abbett Large Cap Core
o EQ/Equity 500 Index                       o EQ/Mid Cap Index
o EQ/Equity Growth PLUS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
VARIABLE INVESTMENT OPTIONS
--------------------------------------------------------------------------------
o EQ/Mid Cap Value PLUS                 o Multimanager Aggressive Equity
o EQ/Money Market                       o Multimanager Core Bond
o EQ/Montag & Caldwell Growth           o Multimanager International Equity
o EQ/Morgan Stanley Mid Cap Growth**    o Multimanager Large Cap Core Equity
o EQ/Mutual Large Cap Equity            o Multimanager Large Cap Growth***
o EQ/Oppenheimer Global                 o Multimanager Large Cap Value
o EQ/PIMCO Ultra Short Bond             o Multimanager Mid Cap Growth
o EQ/Quality Bond PLUS                  o Multimanager Mid Cap Value
o EQ/Small Company Index                o Multimanager Multi-Sector Bond
o EQ/T. Rowe Price Growth Stock         o Multimanager Small Cap Growth
o EQ/Templeton Global Equity            o Multimanager Small Cap Value
o EQ/UBS Growth and Income              o Multimanager Technology
o EQ/Van Kampen Comstock
o EQ/Wells Fargo Advantage Omega
  Growth**
--------------------------------------------------------------------------------



*   The "AXA Allocation" portfolios.

** This is the variable investment option's new name, effective on or about May 1, 2010, subject to regulatory approval. Please see "Portfolios of the Trusts" under "Contract features and benefits" later in this Prospectus for the variable investment option's former name.

*** Please see "Portfolios of the Trusts" later in this Prospectus regarding the planned substitution of this variable investment option.

You may allocate amounts to any of the variable investment options. At any time, we have the right to limit or terminate your contributions. Each variable investment option is a subaccount of Separate Account No. 49. Each variable investment option, in turn, invests in a corresponding securities Portfolio ("portfolio") of AXA Premier VIP Trust or EQ Advisors Trust (the "Trusts"). Your investment results in a variable investment option will depend on the investment performance of the related Portfolio.


You may also allocate amounts to the guaranteed interest option and the fixed maturity options, which are discussed later in this Prospectus.

THE SEC HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE CONTRACTS ARE NOT INSURED BY THE FDIC OR ANY OTHER AGENCY. THEY ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK AND ARE NOT BANK GUARANTEED. THEY ARE SUBJECT TO INVESTMENT RISKS AND POSSIBLE LOSS OF PRINCIPAL.


                                                    X02982/Select '02/'04 Series

                                                                        (R-4/15)
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TYPES OF CONTRACTS. Contracts were offered for use as:

o A nonqualified annuity ("NQ") for after-tax contributions only.

o An individual retirement annuity ("IRA"), either traditional IRA ("Rollover IRA") or Roth IRA ("Roth Conversion IRA").

o Traditional and Roth Inherited IRA beneficiary continuation contract ("Inherited IRA") (direct transfer contributions only).

o An Internal Revenue Code Section 403(b) Tax-Sheltered Annuity ("TSA") -- ("Rollover TSA") (Rollover and direct transfer contributions only; employer or plan approval required).

A contribution of at least $25,000 was required to purchase a contract.


Registration statements relating to this offering have been filed with the Securities and Exchange Commission ("SEC"). The statement of additional information ("SAI") dated May 1, 2010, is part of the registration statement. The SAI is available free of charge. You may request one by writing to our processing office at P.O. Box 1547, Secaucus, NJ 07096-1547, or calling 1-800-789-7771. The SAI is incorporated by this reference into this Prospectus. This Prospectus and the SAI can also be obtained from the SEC's website at www.sec.gov. The table of contents for the SAI appears at the back of this Prospectus.


THE CONTRACT IS NO LONGER AVAILABLE FOR NEW PURCHASERS. The contract is no longer being sold. This Prospectus is designed for current contract owners. In addition to the possible state variations noted above, you should note that your contract features and charges may vary depending on the date on which you purchased your contract. For more information about the particular features, charges and options applicable to you, please contact your financial professional or refer to your contract, as well as review Appendix VIII later in this Prospectus for contract variation information and timing. You may not change your contract or its features as issued.
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Contents of this Prospectus

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(Not all of the features listed are available under all contracts or in all states.)
--------------------------------------------------------------------------------
ACCUMULATOR(R) SELECT(SM)
--------------------------------------------------------------------------------
Index of key words and phrases                                               5
Who is AXA Equitable?                                                        7
How to reach us                                                              8
Accumulator(R) Select(SM) at a glance -- key features                       10

--------------------------------------------------------------------------------
FEE TABLE                                                                   14
--------------------------------------------------------------------------------
Example                                                                     16
Condensed financial information                                             16

--------------------------------------------------------------------------------
1. CONTRACT FEATURES AND BENEFITS                                           17
--------------------------------------------------------------------------------
How you can contribute to your contract                                     17
Owner and annuitant requirements                                            20
How you can make your contributions                                         20
What are your investment options under the contract?                        20
Portfolios of the Trusts                                                    21
Allocating your contributions                                               28
Guaranteed minimum death benefit and
     Guaranteed minimum income benefit base                                 31
Annuity purchase factors                                                    32
Guaranteed minimum income benefit option*                                   32
Guaranteed minimum death benefit                                            35
Principal Protector(SM)                                                     36
Inherited IRA beneficiary continuation contract                             39
Your right to cancel within a certain number of days                        40

--------------------------------------------------------------------------------
2. DETERMINING YOUR CONTRACT'S VALUE                                        41
--------------------------------------------------------------------------------
Your account value and cash value                                           41
Your contract's value in the variable investment options                    41
Your contract's value in the guaranteed interest option                     41
Your contract's value in the fixed maturity options                         41
Insufficient account value                                                  41

----------------------
* Depending on when you purchased your contract, this benefit may be called the "Living Benefit." Accordingly, if applicable, all references to the Guaranteed minimum income benefit in this Prospectus and any related registration statement documents are references to the Living Benefit.

"We," "our," and "us" refer to AXA Equitable.

When we address the reader of this Prospectus with words such as "you" and "your," we mean the person who has the right or responsibility that the prospectus is discussing at that point. This is usually the contract owner.

When we use the word "contract" it also includes certificates that are issued under group contracts in some states.

                                                  Contents of This Prospectus  3
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--------------------------------------------------------------------------------
3. TRANSFERRING YOUR MONEY AMONG
     INVESTMENT OPTIONS                                                     43
--------------------------------------------------------------------------------
Transferring your account value                                             43
Disruptive transfer activity                                                43
Rebalancing your account value                                              44

--------------------------------------------------------------------------------
4. ACCESSING YOUR MONEY                                                     46
--------------------------------------------------------------------------------
Withdrawing your account value                                              46
How withdrawals are taken from your account value                           47
How withdrawals (and transfers out of the Special 10 year fixed maturity option) affect your Guaranteed minimum
     income benefit, Guaranteed minimum death benefit and
     Guaranteed principal benefit option 2                                  47
How withdrawals affect Principal Protector(SM)                              48
Withdrawals treated as surrenders                                           48
Loans under Rollover TSA contracts                                          48
Surrendering your contract to receive its cash value                        49
When to expect payments                                                     49
Your annuity payout options                                                 49

--------------------------------------------------------------------------------
5. CHARGES AND EXPENSES                                                     52
--------------------------------------------------------------------------------
Charges that AXA Equitable deducts                                          52
Charges that the Trusts deduct                                              55
Group or sponsored arrangements                                             55
Other distribution arrangements                                             55

--------------------------------------------------------------------------------
6. PAYMENT OF DEATH BENEFIT                                                 56
--------------------------------------------------------------------------------
Your beneficiary and payment of benefit                                     56
How death benefit payment is made                                           57
Spousal protection                                                          58
Beneficiary continuation option                                             58

--------------------------------------------------------------------------------
7. TAX INFORMATION                                                          62
--------------------------------------------------------------------------------
Overview                                                                    62
Contracts that fund a retirement arrangement                                62

Special rule for conversions to Roth IRA in 2010                            62

Transfers among investment options                                          62
Taxation of nonqualified annuities                                          62
Individual retirement arrangements (IRAs)                                   64
Traditional individual retirement annuities (traditional IRAs)              65

Roth individual retirement annuities (Roth IRAs)                            69

Federal and state income tax withholding and
     information reporting                                                  72
Impact of taxes to AXA Equitable                                            73

--------------------------------------------------------------------------------
8. MORE INFORMATION                                                         74
--------------------------------------------------------------------------------
About Separate Account No. 49                                               74
About the Trusts                                                            74
About our fixed maturity options                                            74
About the general account                                                   75
About other methods of payment                                              76
Dates and prices at which contract events occur                             76
About your voting rights                                                    77
Statutory compliance                                                        77
About legal proceedings                                                     77
Financial statements                                                        78
Transfers of ownership, collateral assignments, loans
     and borrowing                                                          78

How divorce may affect your guaranteed benefits                             78

Distribution of the contracts                                               78

--------------------------------------------------------------------------------
9. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                          81
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
APPENDICES
--------------------------------------------------------------------------------
I    -- Condensed financial information                                    A-1
II   -- Market value adjustment example                                    B-1
III  -- Enhanced death benefit example                                     C-1
IV   -- Hypothetical illustrations                                         D-1
V    -- Guaranteed principal benefit example                               E-1
VI   -- Protection Plus(SM) example                                        F-1
VII  -- State contract availability and/or variations of certain
           features and benefits                                           G-1
VIII -- Contract variations                                                H-1

IX   -- Tax-sheltered annuity contracts (TSAs)                             I-1


--------------------------------------------------------------------------------
STATEMENT OF ADDITIONAL INFORMATION
     TABLE OF CONTENTS
--------------------------------------------------------------------------------

4  Contents of This Prospectus
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Contents of this Prospectus (Cont'd.)


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
SUMMARY PROSPECTUSES FOR THE PORTFOLIOS OF AXA PREMIER VIP TRUST AND EQ
   ADVISORS TRUST
--------------------------------------------------------------------------------
AXA Aggressive Allocation                                          AAA 1-3
AXA Conservative Allocation                                        ACA 1-3
AXA Conservative-Plus Allocation                                  ACPA 1-3
AXA Moderate Allocation                                            AMA 1-3
AXA Moderate-Plus Allocation                                      AMPA 1-3
Multimanager Aggressive Equity                                    MMAE 1-4
Multimanager Core Bond                                            MMCB 1-4
Multimanager International Equity                                 MMIE 1-4
Multimanager Large Cap Core Equity                              MMLCCE 1-4
Multimanager Large Cap Growth                                    MMLCG 1-3
Multimanager Large Cap Value                                     MMLCV 1-4
Multimanager Mid Cap Growth                                      MMMCG 1-4
Multimanager Mid Cap Value                                       MMMCV 1-4
Multimanager Multi-Sector Bond                                    MMSB 1-4
Multimanager Small Cap Growth                                    MMSCG 1-4
Multimanager Small Cap Value                                     MMSCV 1-4
Multimanager Technology                                            MMT 1-4
EQ/AllianceBernstein International                               EQABI 1-3
EQ/AllianceBernstein Small Cap Growth                           EQASCG 1-3
EQ/AXA Franklin Small Cap Value Core                            EQAFSC 1-4
EQ/BlackRock Basic Value Equity                                  EQBBV 1-3
EQ/BlackRock International Value                                EQBINT 1-3
EQ/Boston Advisors Equity Income                                EQBAEI 1-3
EQ/Calvert Socially Responsible                                  EQCSR 1-4
EQ/Capital Guardian Growth                                       EQCGG 1-3
EQ/Capital Guardian Research                                     EQCGR 1-3
EQ/Common Stock Index                                            EQCTI 1-3
EQ/Core Bond Index                                               EQCBI 1-3
EQ/Davis New York Venture                                        EQDNY 1-3
EQ/Equity 500 Index                                             EQ500I 1-3
EQ/Equity Growth PLUS                                            EQEGP 1-4
EQ/Franklin Core Balanced                                        EQFCB 1-5
EQ/Franklin Templeton Allocation                                 EQFTA 1-4
EQ/GAMCO Mergers and Acquisitions                                EQGMA 1-4
EQ/GAMCO Small Company Value                                    EQGSCV 1-3
EQ/Global Bond PLUS                                              EQGBP 1-4
EQ/Global Multi-Sector Equity                                   EQGMSE 1-4
EQ/Intermediate Government Bond Index                           EQIGBI 1-3
EQ/International Core PLUS                                       EQICP 1-4
EQ/International Growth                                           EQIG 1-3
EQ/JPMorgan Value Opportunities                                 EQJPMV 1-3
EQ/Large Cap Core PLUS                                          EQLCCP 1-4
EQ/Large Cap Growth Index                                       EQLCGI 1-3
EQ/Large Cap Growth PLUS                                        EQLCGP 1-4
EQ/Large Cap Value Index                                        EQLCVI 1-3
EQ/Large Cap Value PLUS                                         EQLCVP 1-4
EQ/Lord Abbett Growth and Income                                EQLAGI 1-3
EQ/Lord Abbett Large Cap Core                                   EQLALC 1-3
EQ/Mid Cap Index                                                 EQMCI 1-3
EQ/Mid Cap Value PLUS                                           EQMCVP 1-4
EQ/Money Market                                                   EQMM 1-3


                                      Contents of This Prospectus (Cont'd.)  4-A
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EQ/Montag & Caldwell Growth                                      EQMCG 1-3
EQ/Morgan Stanley Mid Cap Growth                                 EQMSG 1-3
EQ/Mutual Large Cap Equity                                      EQMLCE 1-5
EQ/Oppenheimer Global                                             EQOG 1-4
EQ/PIMCO Ultra Short Bond                                        EQPUS 1-3
EQ/Quality Bond PLUS                                             EQQBP 1-4
EQ/Small Company Index                                           EQSCI 1-3
EQ/T.Rowe Price Growth Stock                                     EQTGS 1-3
EQ/Templeton Global Equity                                       EQTGE 1-4
EQ/UBS Growth and Income                                         EQUGI 1-3
EQ/Van Kampen Comstock                                           EQVKC 1-3
EQ/Wells Fargo Advantage Omega Growth                           EQWFAO 1-3


4-B  Contents of This Prospectus (Cont'd.)
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Index of key words and phrases

--------------------------------------------------------------------------------

This index should help you locate more information on the terms used in this Prospectus.


                                                                         PAGE IN
TERM                                                                  PROSPECTUS

6% Roll-Up to age 85 enhanced death benefit                                   31
12 month dollar cost averaging                                                30
account value                                                                 41
administrative charge                                                         52
annual administrative charge                                                  52
Annual Ratchet to age 85 enhanced death benefit                               31
annuitant                                                                     17
annuitization                                                                 49
annuity maturity date                                                         51
annuity payout options                                                        49
annuity purchase factors                                                      32
automatic investment program                                                  76
beneficiary                                                                   56
Beneficiary continuation option ("BCO")                                       58
business day                                                                  76
cash value                                                                    41
charges for state premium and other applicable taxes                          54
contract date                                                                 20
contract date anniversary                                                     20
contract year                                                                 20
contributions to Roth IRAs                                                    69
regular contributions                                                         69
rollovers and direct transfers                                                70
conversion contributions                                                      70
contributions to traditional IRAs                                             65
regular contributions                                                         65
rollovers and transfers                                                       65
disruptive transfer activity                                                  43
distribution charge                                                           52
ERISA                                                                         55
Fixed-dollar option                                                           30
fixed maturity options                                                        27
free look                                                                     40
general account                                                               76
general dollar cost averaging                                                 30
guaranteed interest option                                                    27
Guaranteed minimum death benefit                                              35
Guaranteed minimum death benefit and
Guaranteed minimum income benefit base                                        31
Guaranteed minimum death benefit charge                                       53
Guaranteed minimum death benefit/guaranteed minimum
income benefit roll-up benefit base reset option                              32
Guaranteed minimum income benefit                                             33
Guaranteed minimum income benefit charge                                      53
Guaranteed minimum income benefit "no lapse guarantee"                        33
Guaranteed principal benefits                                                 28

                                                                         PAGE IN
TERM                                                                  PROSPECTUS
IRA                                                                        cover
IRS                                                                           62
Inherited IRA                                                              cover
investment options                                                         cover
Investment Simplifier                                                         30
Lifetime minimum distribution withdrawals                                     47
loan reserve account                                                          49
loans under Rollover TSA                                                      48
market adjusted amount                                                        27
market timing                                                                 43
maturity dates                                                                27
market value adjustment                                                       27
maturity value                                                                27
Mortality and expense risks charge                                            52
NQ                                                                         cover
Online Account Access                                                          8
Optional step up charge                                                       54
partial withdrawals                                                           46
Portfolio                                                                  cover
Principal assurance                                                           29
processing office                                                              8
Principal Protector(SM)                                                       36
Principal Protector(SM) charge                                                54
Protection Plus(SM)                                                           36
Protection Plus(SM) charge                                                    54
rate to maturity                                                              27
Rebalancing                                                                   44
Rollover IRA                                                               cover
Roth IRA                                                                   cover
SAI                                                                        cover
SEC                                                                        cover
self-directed allocation                                                      28
Separate Account No. 49                                                       74
Spousal protection                                                            58
Standard death benefit                                                        31
substantially equal withdrawals                                               46
Successor owner and annuitant                                                 57
Systematic withdrawals                                                        46
TOPS                                                                           8
Trusts                                                                        74
traditional IRA                                                            cover
TSA                                                                        cover
unit                                                                          41
variable investment options                                                   20
wire transmittals and electronic applications                                 76


To make this Prospectus easier to read, we sometimes use different words than in the contract or supplemental materials. This is illustrated below. Although we use different words, they have the same meaning in this Prospectus as in the contract. Also, depending on when you purchased your contract, some of these may not apply to you or may be named differently under your contract. Your financial professional can provide further explanation about your contract or supplemental materials.

                                                Index of Key Words and Phrases 5
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--------------------------------------------------------------------------------
PROSPECTUS                          CONTRACT OR SUPPLEMENTAL MATERIALS
--------------------------------------------------------------------------------
fixed maturity options              Guarantee Periods (Guaranteed Fixed Interest
                                      Accounts in supplemental materials)
variable investment options         Investment Funds
account value                       Annuity Account Value
rate to maturity                    Guaranteed Rates
unit                                Accumulation Unit
Guaranteed minimum death benefit    Guaranteed death benefit
Guaranteed minimum income benefit   Guaranteed Income Benefit or Living Benefit
guaranteed interest option          Guaranteed Interest Account
Principal Protector(SM)             Guaranteed withdrawal benefit
GWB benefit base                    Principal Protector(SM) benefit base
GWB Annual withdrawal amount        Principal Protector(SM) Annual withdrawal
                                      amount
GWB Annual withdrawal option        Principal Protector(SM) Annual withdrawal
                                      option
GWB Excess withdrawal               Principal Protector(SM) Excess withdrawal
--------------------------------------------------------------------------------


6 Index of Key Words and Phrases
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Who is AXA Equitable?

--------------------------------------------------------------------------------


We are AXA Equitable Life Insurance Company ("AXA Equitable"), a New York stock life insurance corporation. We have been doing business since 1859. AXA Equitable is an indirect, wholly-owned subsidiary of AXA Financial, Inc., a holding company, which is itself an indirect, wholly-owned subsidiary of AXA SA ("AXA"). AXA is a French holding company for an international group of insurance and related financial services companies. As the ultimate sole shareholder of AXA Equitable, and under its other arrangements with AXA Equitable and AXA Equitable's parent, AXA exercises significant influence over the operations and capital structure of AXA Equitable and its parent. AXA holds its interest in AXA Equitable through a number of other intermediate holding companies, including Oudinot Participations, AXA America Holdings, Inc. and AXA Equitable Financial Services, LLC. AXA Equitable is obligated to pay all amounts that are promised to be paid under the contracts. No company other than AXA Equitable, however, has any legal responsibility to pay amounts that AXA Equitable owes under the contracts.

AXA Financial, Inc. and its consolidated subsidiaries managed approximately $581.2 billion in assets as of December 31, 2009. For more than 150 years AXA Equitable has been among the largest insurance companies in the United States. We are licensed to sell life insurance and annuities in all fifty states, the District of Columbia, Puerto Rico, and the U.S. Virgin Islands. Our home office is located at 1290 Avenue of the Americas, New York, NY 10104.


                                                        Who is Axa Equitable?  7
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HOW TO REACH US

Please communicate with us at the mailing addresses listed below for the purposes described. Certain methods of contacting us, such as by telephone or electronically, may be unavailable or delayed. For example, our facsimile service may not be available at all times and/or we may be unavailable due to emergency closing. In addition, the level and type of service available may be restricted based on criteria established by us. In order to avoid delays in processing, please send your correspondence and check to the appropriate location, as follows:

--------------------------------------------------------------------------------
FOR CORRESPONDENCE WITH CHECKS:
--------------------------------------------------------------------------------
FOR CONTRIBUTIONS SENT BY REGULAR MAIL:
     Accumulator(R) Select(SM)
     P.O. Box 1577
     Secaucus, NJ 07096-1577

FOR CONTRIBUTIONS SENT BY EXPRESS DELIVERY:
     Accumulator(R) Select(SM)
     500 Plaza Drive, 6th Floor
     Secaucus, NJ 07094

--------------------------------------------------------------------------------
FOR CORRESPONDENCE WITHOUT CHECKS:
--------------------------------------------------------------------------------
FOR ALL OTHER COMMUNICATIONS (E.G., REQUESTS FOR TRANSFERS, WITHDRAWALS, OR REQUIRED NOTICES) SENT BY REGULAR MAIL:
     Accumulator(R) Select(SM)
     (SM)P.O. Box 1547
     Secaucus, NJ 07096-1547

FOR ALL OTHER COMMUNICATIONS (E.G., REQUESTS FOR TRANSFERS, WITHDRAWALS, OR REQUIRED NOTICES) SENT BY EXPRESS DELIVERY:
     Accumulator(R) Select(SM)
     500 Plaza Drive, 6th Floor
     Secaucus, NJ 07094

Your correspondence will be picked up at the mailing address noted above and delivered to our processing office. Your correspondence, however, is not considered received by us until it is received at our processing office. Where this Prospectus refers to the day when we receive a contribution, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last thing necessary for us to process that item) arrives in complete and proper form at our processing office or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives (1) on a day that is not a business day or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day. Our processing office is: 500 Plaza Drive, 6th Floor, Secaucus, New Jersey 07094.

--------------------------------------------------------------------------------
REPORTS WE PROVIDE:
--------------------------------------------------------------------------------
o written confirmation of financial transactions;

o statement of your contract values at the close of each calendar year, and any calendar quarter in which there was a transaction; and

o annual statement of your contract values as of the close of the contract year, including notification of eligibility to exercise the Guaranteed minimum income benefit and/or the Roll-Up benefit base reset option.

--------------------------------------------------------------------------------
TELEPHONE OPERATED PROGRAM SUPPORT ("TOPS") AND ONLINE ACCOUNT ACCESS SYSTEMS:
--------------------------------------------------------------------------------
TOPS is designed to provide you with up-to-date information via touch-tone telephone. Online Account Access is designed to provide this information through the Internet. You can obtain information on:

o your current account value;

o your current allocation percentages;

o the number of units you have in the variable investment options;

o rates to maturity for the fixed maturity options (not available through Online Account Access);

o the daily unit values for the variable investment options; and

o performance information regarding the variable investment options (not available through TOPS).

You can also:

o change your allocation percentages and/or transfer among the investment options;

o elect to receive certain contract statements electronically;

o enroll in, modify or cancel a rebalancing program (through Online Account Access only);

o change your address (not available through TOPS);

o change your TOPS personal identification number ("PIN") (through TOPS only) and your Online Account Access password (through EQAccess only); and

o access Frequently Asked Questions and Service Forms (not available through
  TOPS).

TOPS and Online Account Access are normally available seven days a week, 24 hours a day. You may use TOPS by calling toll free 1-888-909-7770. If you are a client with AXA Advisors, you may use Online Account Access by visiting our website at www.axaonline.com and logging in to access your account. All other clients may access Online Account Access by visiting our website at www.axa-equitable.com. Of course, for reasons beyond our control, these services may sometimes be unavailable.

We have established procedures to reasonably confirm that the instructions communicated by telephone or the Internet are genuine. For example, we will require certain personal identification information before we will act on telephone or Internet instructions and we will provide written confirmation of any transfers. If we do not employ rea-

We have established procedures to reasonably confirm that the instructions communicated by telephone or the Internet are genuine. For example, we will require certain personal identification information before we will act on telephone or Internet instructions and we will provide written confirmation of any transfers. If we do not employ rea-

8 Who is Axa Equitable?
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sonable procedures to confirm the genuineness of telephone or Internet instructions, we may be liable for any losses arising out of any act or omission that constitutes negligence, lack of good faith, or willful misconduct. In light of our procedures, we will not be liable for following telephone or Internet instructions we reasonably believe to be genuine.

We reserve the right to limit access to these services if we determine that you engaged in a disruptive transfer activity, such as "market timing" (see "Disruptive transfer activity" in "Transferring your money among investment options" later in this Prospectus).

--------------------------------------------------------------------------------
CUSTOMER SERVICE REPRESENTATIVE:
--------------------------------------------------------------------------------
You may also use our toll-free number (1-800-789-7771) to speak with one of our customer service representatives. Our customer service representatives are available on any business day from 8:30 a.m. until 5:30 p.m., Eastern time.

WE REQUIRE THAT THE FOLLOWING TYPES OF COMMUNICATIONS BE ON SPECIFIC FORMS WE PROVIDE FOR THAT PURPOSE:

(1) authorization for telephone transfers by your financial professional (available only for contracts distributed through AXA Distributors);

(2)  conversion of a traditional IRA to a Roth Conversion IRA contract;

(3)  election of the automatic investment program;

(4) requests for loans under Rollover TSA contracts (employer or plan approval required);

(5)  spousal consent for loans under Rollover TSA contracts;

(6)  requests for withdrawals or surrenders from Rollover TSA contracts;

(7)  tax withholding elections;

(8)  election of the beneficiary continuation option;

(9)  IRA contribution recharacterizations;

(10) Section 1035 exchanges;

(11) direct transfers and rollovers;

(12) exercise of the Guaranteed minimum income benefit;

(13) requests to reset your Roll-Up benefit base (for certain contracts with both the Guaranteed minimum income benefit and the Greater of the 6% Roll-Up to age 85 or the Annual Ratchet to age 85 enhanced death benefit);

(14) requests to step up your Guaranteed withdrawal benefit ("GWB") benefit base, if applicable, under the Optional step up provision;

(15) requests to terminate or reinstate your GWB, if applicable, under the Beneficiary continuation option, if applicable;

(16) death claims;

(17) purchase by, or change of ownership to, a non-natural person;

(18) change in ownership (NQ only, if available under your contract); and

(19) enrollment in our "automatic required minimum distribution (RMD) service."

WE ALSO HAVE SPECIFIC FORMS THAT WE RECOMMEND YOU USE FOR THE FOLLOWING TYPES OF
REQUESTS:

(1)  beneficiary changes;

(2)  contract surrender and withdrawal requests;

(3) general dollar cost averaging (including the fixed dollar and interest sweep options); and

(4)  12 month dollar cost averaging.

TO CANCEL OR CHANGE ANY OF THE FOLLOWING, WE REQUIRE WRITTEN NOTIFICATION GENERALLY AT LEAST SEVEN CALENDAR DAYS BEFORE THE NEXT SCHEDULED TRANSACTION:

(1)  automatic investment program;

(2) general dollar cost averaging (including the fixed dollar and interest sweep options);

(3)  12 month dollar cost averaging;

(4)  substantially equal withdrawals;

(5)  systematic withdrawals; and

(6)  the date annuity payments are to begin.

You must sign and date all these requests. Any written request that is not on one of our forms must include your name and your contract number along with adequate details about the notice you wish to give or the action you wish us to take.

SIGNATURES:

The proper person to sign forms, notices and requests would normally be the owner. If there are joint owners both must sign.

                                                        Who is Axa Equitable?  9
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Accumulator(R) Select(SM) at a glance -- key features

--------------------------------------------------------------------------------
(Not all of the features listed are available under all contracts or in all states.)
--------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
PROFESSIONAL INVESTMENT      Accumulator(R) Select(SM)'s variable investment options invest in different Portfolios managed by
MANAGEMENT                   professional investment advisers.
------------------------------------------------------------------------------------------------------------------------------------
FIXED MATURITY OPTIONS       o Fixed maturity options with maturities ranging from approximately 1 to 10 years (subject to availability).

                             o Each fixed maturity option offers a guarantee of principal and interest rate if you hold it to maturity.

                             o Special 10 year fixed maturity option (available under Guaranteed principal benefit option 2 only).
                             -------------------------------------------------------------------------------------------------------
                             If you make withdrawals or transfers from a fixed maturity option before maturity, there will be a market value adjustment due to differences in interest rates. If you withdraw or transfer only a portion of a fixed maturity amount, this may increase or decrease any value that you have left in that fixed maturity option. If you surrender your contract, a market value adjustment also applies.
------------------------------------------------------------------------------------------------------------------------------------
GUARANTEED INTEREST          o Principal and interest guarantees.
OPTION
                             o Interest rates set periodically.
------------------------------------------------------------------------------------------------------------------------------------
TAX CONSIDERATIONS           o No tax on earnings inside the contract until you make withdrawals from your contract or receive annuity payments.

                             o No tax on transfers among investment options inside the contract.
                             -------------------------------------------------------------------------------------------------------
                             You should be aware that annuity contracts that were purchased as an Individual Retirement Annuity
                             (IRA) or tax sheltered annuity (TSA) do not provide tax deferral benefits beyond those already provided by the Internal Revenue Code for these types of arrangements. Before you purchased your contract, you should have considered its features and benefits beyond tax deferral, as well as its features, benefits and costs relative to any other investment that you may have chosen in connection with your retirement plan or arrangement, to determine whether it would meet your needs and goals.
                             Depending on your personal situation, the contract's guaranteed benefits may have limited usefulness because of required minimum distributions ("RMDs").
------------------------------------------------------------------------------------------------------------------------------------
GUARANTEED MINIMUM           The Guaranteed minimum income benefit provides income protection for you during the annuitant's life
INCOME BENEFIT (OR "LIVING   once you elect to annuitize the contract.
BENEFIT")
------------------------------------------------------------------------------------------------------------------------------------
PRINCIPAL PROTECTOR(SM)      Principal Protector(SM) is our optional Guaranteed withdrawal benefit ("GWB"), which provides for recovery of your total contributions through withdrawals, even if your account value falls to zero, provided that during each contract year, your total withdrawals do not exceed a specified amount. This feature may not have been available under your contract.
------------------------------------------------------------------------------------------------------------------------------------
CONTRIBUTION AMOUNTS         o Initial minimum:      $25,000

                             o Additional minimum:   $500 (NQ and Rollover TSA)
                                                     $100 monthly and $300 quarterly under our automatic investment program
                                                     (NQ contracts)
                                                     $1,000 (Inherited IRA contracts)
                                                     $50 (IRA contracts)
                             -------------------------------------------------------------------------------------------------------
                             o Maximum contribution limitations apply to all contracts. For more information, please see "How you can contribute to your contract" in "Contract features and benefits" later in this Prospectus.
                             -------------------------------------------------------------------------------------------------------
                             In general, contributions are limited to $1.5 million ($500,000 for certain owners or annuitants who are age 81 and older at contract issue). Upon advance notice to you, we may exercise certain rights we have under the contract regarding contributions, including our rights to (i) change minimum and maximum contribution requirements and limitations, and (ii) discontinue acceptance of contributions.
                             Further, we may at any time exercise our rights to limit or terminate your contributions. For more information, see "How you can contribute to your contract" in "Contract features and benefits" later in this Prospectus.
------------------------------------------------------------------------------------------------------------------------------------


10 Accumulator(R) Select(SM) At a Glance -- Key Features
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
------------------------------------------------------------------------------------------------------------------------------------
ACCESS TO YOUR MONEY           o Partial withdrawals

                               o Several withdrawal options on a periodic basis

                               o Loans under Rollover TSA contracts (employer or plan approval required)

                               o Contract surrender You may incur income tax and a tax penalty. Certain withdrawals will diminish the value of optional benefits.
------------------------------------------------------------------------------------------------------------------------------------
PAYOUT OPTIONS                 o Fixed annuity payout options

                               o Variable Immediate Annuity payout options (described in a separate prospectus for that option)

                               o Income Manager(R) payout options (described in a separate prospectus for that option)
------------------------------------------------------------------------------------------------------------------------------------
ADDITIONAL FEATURES*           o Guaranteed minimum death benefit options

                               o Guaranteed principal benefit options (including Principal assurance)

                               o Dollar cost averaging

                               o Automatic investment program

                               o Account value rebalancing (quarterly, semi-annually and annually)

                               o Free transfers

                               o Protection Plus(SM), an optional death benefit available under certain contracts (subject to state availability)

                               o Spousal protection (not available under certain contracts)

                               o Successor owner/annuitant

                               o Beneficiary continuation option

                               o Guaranteed minimum income benefit no lapse guarantee (available under contracts with applications that were signed and submitted on or after January 1, 2005 subject to state availability)

                               o Guaranteed minimum death benefit/guaranteed minimum income benefit roll-up benefit base reset
                                 (available under contracts with applications that were signed and submitted on or after October 1,
                                 2005 subject to state availability).

* Not all features are available under all contracts. Please see Appendix VIII later in this Prospectus for more information.
------------------------------------------------------------------------------------------------------------------------------------

                        Accumulator(R) Select(SM) At a Glance -- Key Features 11
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
------------------------------------------------------------------------------------------------------------------------------------
FEES AND CHARGES+            o Daily charges on amounts invested in the variable investment options for mortality and expense risks, administrative charges and distribution charges at an annual rate of 1.70%.

                             o The charges for the Guaranteed minimum death benefits range from 0.0% to 0.60%, annually, of the applicable benefit base. The benefit base is described under "Guaranteed minimum death benefit and
                               Guaranteed minimum income benefit base" in "Contract features and benefits" later in this
                               Prospectus.

                             o An annual charge of 0.65% of the applicable benefit base charge for the optional Guaranteed minimum income benefit until you exercise the benefit, elect another annuity payout option or the contract date anniversary after the annuitant reaches age 85, whichever occurs first. The benefit base is described under "Guaranteed minimum death benefit and Guaranteed minimum income benefit base" in
                               "Contract features and benefits" later in this Prospectus.

                             o An annual charge for the optional Guaranteed principal benefit option 2 (if available) deducted the first ten contract date anniversaries equal to 0.50% of account value.

                             o If your account value at the end of the contract year is less than $50,000, we deduct an annual administrative charge equal to $30, or during the first two contract years, 2% of your account value, if less. If your account value on the contract date anniversary, is $50,000 or more, we will not deduct the charge.

                             o An annual charge of 0.35% of your account value for the 5% GWB Annual withdrawal option (if available) or 0.50% of your account value for the 7% GWB Annual withdrawal option (if available) for the Principal Protector(SM) benefit. If you "step up" your GWB benefit base, we reserve the right to raise the charge up to 0.60% and 0.80%, respectively. See "Principal Protector(SM)" in "Contract features and benefits" later in this Prospectus.

                             o An annual charge of 0.35% of your account value for the Protection Plus(SM) optional death benefit.

                             o No sales charge deducted at the time you make contributions and no withdrawal charge.
                             ------------------------------------------------------------------------------------------------------
                             The "contract date" is the effective date of a contract. This usually is the business day we received the properly completed and signed application, along with any other required documents, and your initial contribution. Your contract date appears in your contract. The 12-month period beginning on your contract date and each 12-month period after that date is a "contract year." The end of each
                             12-month period is your "contract date anniversary." For example, if your contract date is May 1, your contract date anniversary is April 30.
                             ------------------------------------------------------------------------------------------------------
                             o We deduct a charge designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state. This charge is generally deducted from the amount applied to an annuity payout option.

                             o We currently deduct a $350 annuity administrative fee from amounts applied to purchase the variable immediate annuitization payout option. This option is described in a separate prospectus that is available from your financial professional.

                             o Annual expenses of the Trusts' Portfolios are calculated as a percentage of the average daily net assets invested in each Portfolio. Please see "Fee table" later in this Prospectus for details.

+ THE FEES AND CHARGES SHOWN IN THIS SECTION ARE THE MAXIMUM CHARGES A CONTRACT OWNER WILL PAY. PLEASE SEE YOUR CONTRACT FOR THE
  FEES AND CHARGES THAT APPLY TO YOU. ALSO, SOME OF THE OPTIONAL BENEFITS MAY NOT BE AVAILABLE UNDER YOUR CONTRACT.
------------------------------------------------------------------------------------------------------------------------------------
ANNUITANT ISSUE AGES         NQ: 0-85
                             Rollover IRA, Roth Conversion IRA and Rollover TSA: 20-85
                             Inherited IRA: 0-70
------------------------------------------------------------------------------------------------------------------------------------

THE TABLE ABOVE SUMMARIZES ONLY CERTAIN CURRENT KEY FEATURES AND BENEFITS OF THE CONTRACT. THE TABLE ALSO SUMMARIZES CERTAIN CURRENT LIMITATIONS, RESTRICTIONS AND EXCEPTIONS TO THOSE FEATURES AND BENEFITS THAT WE HAVE THE RIGHT TO IMPOSE UNDER THE CONTRACT AND THAT ARE SUBJECT TO CHANGE IN THE FUTURE. IN SOME CASES, OTHER LIMITATIONS, RESTRICTIONS AND EXCEPTIONS MAY APPLY. THE CONTRACT MAY NOT CURRENTLY BE AVAILABLE IN ALL STATES. CERTAIN FEATURES AND BENEFITS DESCRIBED IN THIS PROSPECTUS MAY VARY IN YOUR STATE; ALL FEATURES AND BENEFITS MAY NOT BE AVAILABLE IN ALL CONTRACTS, IN ALL STATES OR FROM ALL SELLING BROKER-DEALERS. PLEASE SEE APPENDIX VII LATER IN THIS PROSPECTUS FOR MORE INFORMATION ON STATE AVAILABILITY AND/OR VARIATIONS OF CERTAIN FEATURES AND BENEFITS.

For more detailed information, we urge you to read the contents of this Prospectus, as well as your contract. This Prospectus is not your contract. Your contract and any endorsements, riders and data pages are the entire contract between you and AXA Equitable and governs with respect to all features, benefits, rights and obligations. The contract should be read carefully before investing. Please feel free to speak with your financial professional or call us, if you have questions.

12 Accumulator(R) Select(SM) At a Glance -- Key Features
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OTHER CONTRACTS

We offer a variety of fixed and variable annuity contracts. They may offer features, including investment options, credits, fees and/or charges that are different from those in the contracts offered by this Prospectus. Not every contract is offered through every selling broker-dealer. Some selling broker-dealers may not offer and/or limit the offering of certain features or options, as well as limit the availability of the contracts based on issue age or other criteria established by the selling broker-dealer. Upon request, your financial professional can show you information regarding other AXA Equitable annuity contracts that he or she distributes. You can also contact us to find out more about the availability of any of the AXA Equitable annuity contracts.

You should work with your financial professional to decide whether an optional benefit is appropriate for you based on a thorough analysis of your particular insurance needs, financial objectives, investment goals, time horizons and risk tolerance.

                        Accumulator(R) Select(SM) At a Glance -- Key Features 13
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Fee table

--------------------------------------------------------------------------------

The following tables describe the fees and expenses that you pay when owning the contract. Each of the charges and expenses is more fully described in "Charges and expenses" later in this Prospectus. The fees and charges shown in this section are the maximum fees and charges that a contract owner will pay. Please see your contract and/or Appendix VIII later in this prospectus for the fees and charges that apply under your contract.

All features listed below may not have been available at the time you purchased your contract. See Appendix IX later in this Prospectus for more information.

The first table describes fees and expenses that you will pay if you purchase a Variable Immediate Annuity payout option. Charges designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state, may also apply.

--------------------------------------------------------------------------------
CHARGES WE DEDUCT FROM YOUR ACCOUNT VALUE AT THE TIME YOU REQUEST CERTAIN TRANSACTIONS
--------------------------------------------------------------------------------
Charge if you elect a variable payout option upon annuitization (which
is described in a separate prospectus for that option)                  $ 350
--------------------------------------------------------------------------------

The next table describes the fees and expenses that you will pay periodically during the time that you own the contract, not including the underlying trust portfolio fees and expenses.

--------------------------------------------------------------------------------
CHARGES WE DEDUCT FROM YOUR ACCOUNT VALUE ON EACH CONTRACT DATE ANNIVERSARY
--------------------------------------------------------------------------------
Maximum annual administrative charge(1)
   If your account value on a contract date anniversary is less than
   $50,000(2)                                                           $  30
   If your account value on a contract date anniversary is $50,000
   or more                                                              $   0
--------------------------------------------------------------------------------
CHARGES WE DEDUCT FROM YOUR VARIABLE INVESTMENT OPTIONS EXPRESSED AS AN ANNUAL PERCENTAGE OF DAILY NET ASSETS
--------------------------------------------------------------------------------
SEPARATE ACCOUNT ANNUAL EXPENSES:
Mortality and expense risks                                             1.10%(3)
Administrative                                                          0.25%
Distribution                                                            0.35%
                                                                        -------
Total Separate account annual expenses                                  1.70%


------------------------------------------------------------------------------------------------------------------------------------
CHARGES WE DEDUCT FROM YOUR ACCOUNT VALUE EACH YEAR IF YOU ELECT ANY OF THE FOLLOWING OPTIONAL BENEFITS
------------------------------------------------------------------------------------------------------------------------------------
GUARANTEED MINIMUM DEATH BENEFIT CHARGE (Calculated as a
percentage of the applicable benefit base. Deducted annually(1) on each contract date anniversary for which the benefit is in effect.)
   Standard death benefit                                               No Charge

   Annual Ratchet to age 85                                             0.30% of the Annual Ratchet to age 85 benefit base
                                                                        (maximum);
                                                                        0.25% (current)

   6% Roll-Up to age 85                                                 0.45% of the 6% Roll-Up to age 85 benefit base

   Greater of 5% Roll-Up to age 85 or Annual Ratchet to age 85          0.50% of the greater of 5% Roll-Up to age 85 benefit base of the Annual Ratchet to age 85 benefit base, as applicable.

   Greater of 6% Roll-Up to age 85 or Annual Ratchet to age 85          0.60% of the greater of 6% Roll-Up to age 85 benefit base or the Annual Ratchet to age 85 benefit base, as applicable


--------------------------------------------------------------------------------
GUARANTEED PRINCIPAL BENEFIT CHARGE FOR OPTION 2 (Calculated
as a percentage of the account value. Deducted annually(1) on the
first 10 contract date anniversaries.)                                  0.50%
--------------------------------------------------------------------------------
GUARANTEED MINIMUM INCOME (OR "LIVING BENEFIT") BENEFIT
CHARGE (Calculated as a percentage of the applicable benefit base.
Deducted annually(1) on each contract date anniversary for which
the benefit is in effect.)                                              0.65%
--------------------------------------------------------------------------------

14 Fee Table
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
------------------------------------------------------------------------------------------------------------------------------------
PROTECTION PLUS(SM) BENEFIT CHARGE (Calculated as a percentage of the account value. Deducted annually(1) on each contract date
anniversary for which the benefit is in effect.)                                           0.35%
------------------------------------------------------------------------------------------------------------------------------------
PRINCIPAL PROTECTOR(SM) BENEFIT CHARGE (Calculated as a percentage                         0.35% for the 5% GWB Annual
of the account value. Deducted annually(1) on each contract date                           withdrawal option
anniversary, provided your GWB benefit base is greater than zero.)
                                                                                           0.50% for the 7% GWB Annual
                                                                                           withdrawal option

If you "step up" your GWB benefit base, we reserve the right to                            0.60% for the 5% GWB Annual
increase your charge up to:                                                                withdrawal option

                                                                                           0.80% for the 7% GWB Annual
                                                                                           withdrawal option

Please see "Principal Protector(SM)" in "Contract features and benefits" for more information about this feature, including its benefit base and the optional step up provision, and "Principal Protector(SM) charge" in "Charges and expenses," both later in this
Prospectus, for more information about when the charge applies.
------------------------------------------------------------------------------------------------------------------------------------
NET LOAN INTEREST CHARGE -- ROLLOVER TSA CONTRACTS ONLY
(Calculated and deducted daily as a percentage of the outstanding
loan amount)                                                                               2.00%(4)
------------------------------------------------------------------------------------------------------------------------------------

You also bear your proportionate share of all fees and expenses paid by a "Portfolio" that corresponds to any variable investment option you are using. This table shows the lowest and highest total operating expenses charged by any of the Portfolios that you will pay periodically during the time that you own the contract. These fees and expenses are reflected in the Portfolio's net asset value each day. Therefore, they reduce the investment return of the Portfolio and the related variable investment option. Actual fees and expenses are likely to fluctuate from year to year. More detail concerning each Portfolio's fees and expenses is contained in the Trust prospectus for the Portfolio.


--------------------------------------------------------------------------------
PORTFOLIO OPERATING EXPENSES EXPRESSED AS AN ANNUAL PERCENTAGE OF DAILY NET
ASSETS
--------------------------------------------------------------------------------
Total Annual Portfolio Operating Expenses for 2009 (expenses  Lowest     Highest
that are deducted from Portfolio assets including management  ------     -------
fees, 12b-1 fees, service fees, and/or other expenses)(5)      0.64%      1.48%


Notes:

(1) If the contract is surrendered or annuitized or a death benefit is paid on any date other than the contract date anniversary, we will deduct a pro rata portion of the charge for that year. If you are an existing contract owner, this pro rata deduction may not apply under your contract. See Appendix VIII later in this Prospectus for more information. For Principal Protector(SM) only, (if available) if the contract and benefit are continued under the Beneficiary continuation option with Principal Protector(SM), the pro rata deduction for the Principal Protector(SM) charge is waived.

(2) During the first two contract years this charge, if applicable, is equal to the lesser of $30 or 2% of your account value. Thereafter, if applicable, the charge is $30 for each contract year.

(3) These charges compensate us for certain risks we assume and expenses we incur under the contract. We expect to make a profit from these charges.

(4) We charge interest on loans under Rollover TSA contracts but also credit you interest on your loan reserve account. Our net loan interest charge is determined by the excess between the interest rate we charge over the interest rate we credit. See "Loans under Rollover TSA contracts" later in this Prospectus for more information on how the loan interest is calculated and for restrictions that may apply.


(5) "Total Annual Portfolio Operating Expenses" are based, in part, on estimated amounts for options added during the fiscal year 2009 and for the underlying portfolios. In addition, the "Lowest" represents the total annual operating expenses of the EQ/Equity 500 Index Portfolio. The "Highest" represents the total annual operating expenses of the Multimanager Technology Portfolio.


                                                                    Fee Table 15
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EXAMPLE

This example is intended to help you compare the cost of investing in the contract with the cost of investing in other variable annuity contracts. These costs include contract owner transaction expenses, contract fees, separate account annual expenses, and underlying trust fees and expenses (including the underlying portfolio fees and expenses).


The example below shows the expenses that a hypothetical contract owner (who has elected the Guaranteed minimum income benefit with the enhanced death benefit that provides for the greater of the 6% Roll-Up to age 85 or the Annual Ratchet to age 85 and Protection Plus(SM)) would pay in the situations illustrated. The example uses an average annual administrative charge based on the charges paid in 2009, which results in an estimated administrative charge of 0.009% of contract value.


The fixed maturity options, guaranteed interest option and the 12 month dollar cost averaging program are not covered by the example. However, the annual administrative charge, the charge for any optional benefits and the charge if you elect a Variable Immediate Annuity payout option do apply to the fixed maturity options, guaranteed interest option and the 12 month dollar cost averaging program. A market value adjustment (up or down) may apply as a result of a withdrawal, transfer, or surrender of amounts from a fixed maturity option.

The example assumes that you invest $10,000 in the contract for the time periods indicated and that your investment has a 5% return each year. Other than the administrative charge (which is described immediately above), the example also assumes maximum contract charges and total annual expenses of the Portfolios (before expense limitations) set forth in the previous charts. This example should not be considered a representation of past or future expenses for each option. Actual expenses may be greater or less than those shown. Similarly, the annual rate of return assumed in the example is not an estimate or guarantee of future investment performance. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              If you surrender or do not surrender
                                                  If you annuitize at the end of the             your contract at the end of the
                                                        applicable time period                       applicable time period
------------------------------------------------------------------------------------------------------------------------------------
                                                1 year    3 years    5 years    10 years    1 year    3 years    5 years    10 years
------------------------------------------------------------------------------------------------------------------------------------
(a) assuming maximum fees and expenses of any
    of the Portfolios                             N/A      $1,886     $2,950     $5,765      $504     $1,536     $2,600     $5,415
(b) assuming minimum fees and expenses of any     N/A      $1,629     $2,536     $5,013      $416     $1,279     $2,186     $4,663
    of the Portfolios
------------------------------------------------------------------------------------------------------------------------------------


CONDENSED FINANCIAL INFORMATION


Please see Appendix I at the end of this Prospectus for the unit values and the number of units outstanding as of the end of the periods shown for each of the variable investment options available as of December 31, 2009.


16 Fee Table

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1.  Contract features and benefits

--------------------------------------------------------------------------------

HOW YOU CAN CONTRIBUTE TO YOUR CONTRACT

You may currently make additional contributions of at least $500 each for NQ and Rollover TSA contracts and $50 for Rollover IRA and Roth Conversion contracts and $1000 for Inherited IRA contracts, subject to limitations noted below. Maximum contribution limitations also apply. The following table summarizes our current rules regarding contributions to your contract, which rules are subject to change. We can refuse to accept any contribution from you at any time, including after you purchase the contract. In some states our rules may vary. All ages in the table refer to the age of the annuitant named in the contract. Initial contribution amounts are provided for informational purposes only. The contract is no longer available to new purchasers.

Upon advance notice to you, we may exercise certain rights we have under the contract regarding contributions including our rights to (i) change minimum and maximum contribution requirements and limitations, and (ii) discontinue acceptance of contributions. Further, we may at any time exercise our rights to limit or terminate your contributions.

--------------------------------------------------------------------------------
We reserve the right to change our current limitations on your contributions and to discontinue acceptance of contributions.
--------------------------------------------------------------------------------

We currently limit aggregate contributions on your contract made after the first contract year to 150% of first-year contributions (the "150% limit"). The 150% limit can be reduced or increased at any time upon advance notice to you. Even if the aggregate contributions on your contract do not exceed the 150% limit, we currently do not accept any contribution if: (i) the aggregate contributions under one or more Accumulator(R) series contracts with the same owner or annuitant would then total more than $1,500,000 ($500,000 for the same owner or annuitant who is age 81 and older at contract issue); or (ii) the aggregate contributions under all AXA Equitable annuity accumulation contracts with the same owner or annuitant would then total more than $2,500,000. We may waive these and other contribution limitations based on certain criteria that we determine, including elected benefits, issue age, aggregate contributions, variable investment option allocations and selling broker-dealer compensation. These and other contribution limitations may not be applicable in your state. Please see Appendix VII later in this Prospectus.

--------------------------------------------------------------------------------
The "annuitant" is the person who is the measuring life for determining contract benefits. The annuitant is not necessarily the contract owner.
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
            AVAILABLE
CONTRACT    FOR ANNUITANT
TYPE        ISSUE AGES*      MINIMUM CONTRIBUTIONS      SOURCE OF CONTRIBUTIONS         LIMITATIONS ON CONTRIBUTIONS+
------------------------------------------------------------------------------------------------------------------------------------
NQ          0 through 85     o $25,000 (initial)        o After-tax money.              o No additional contributions after
                                                                                          attainment of age 86 or, if later, the
                             o $500 (additional)        o Paid to us by check or          first contract date anniversary.*
                                                          transfer of contract value
                             o $100 monthly and           in a tax-deferred exchange
                               $300 quarterly             under Section 1035 of the
                               under our auto-            Internal Revenue Code.
                               matic investment
                               program (additional)
------------------------------------------------------------------------------------------------------------------------------------

                                               Contract Features and Benefits 17
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
------------------------------------------------------------------------------------------------------------------------------------
                  AVAILABLE
CONTRACT          FOR ANNUITANT
TYPE              ISSUE AGES*      MINIMUM CONTRIBUTIONS   SOURCE OF CONTRIBUTIONS              LIMITATIONS ON CONTRIBUTIONS+
------------------------------------------------------------------------------------------------------------------------------------
Rollover IRA      20 through 85    o $25,000 (initial)     o Eligible rollover distribu-        o No rollover or direct transfer
                                                             tions from 403(b) plans,             contributions after attain- ment
                                   o $50 (additional)        qualified plans, and govern-         of age 86 or, if later, the first
                                                             mental employer 457(b) plans.        contract date anni- versary.*

                                                           o Rollovers from another             o Contributions after age 70-1/2
                                                             traditional individual retire-       must be net of required minimum
                                                             ment arrangement.                    distributions.

                                                           o Direct custodian-to-custodian      o Although we accept regular IRA
                                                             transfers from another               contributions (limited to $5,000)
                                                             traditional individual               under the Rollover IRA contracts,
                                                             retirement arrangement.              we intend that the contract be
                                                                                                  used primarily for rollover and
                                                           o Regular IRA contributions.           direct transfer contributions.

                                                           o Additional catch-up contri-        o Additional catch-up contri-
                                                             butions.                             butions of up to $1,000 per
                                                                                                  calendar year where the owner is
                                                                                                  at least age 50 but under age
                                                                                                  70-1/2 at any time during the
                                                                                                  calendar year for which the
                                                                                                  contribution is made.
------------------------------------------------------------------------------------------------------------------------------------
Roth Conversion   20 through 85    o $25,000 (initial)     o Rollovers from another Roth IRA.   o No additional rollover or direct
IRA                                                                                               transfer contributions after
                                   o $50 (additional)      o Rollovers from a "desig- nated       attainment of age 86 or, if
                                                             Roth contribution account" under     later, the first contract date
                                                             a 401(k) plan or 403(b) plan.        anniversary.*

                                                           o Conversion rollovers from a        o Conversion rollovers after age
                                                             traditional IRA or other             70-1/2 must be net of required
                                                             eligible retirement plan.            minimum distributions for the
                                                                                                  traditional IRA or other eligible
                                                           o Direct transfers from another        retirement plan which is the
                                                             Roth IRA.                            source of the conversion
                                                                                                  rollover.
                                                           o Regular Roth IRA contributions.
                                                                                                o Although we accept regular Roth
                                                           o Additional catch-up contri-          IRA contributions (limited to
                                                             butions.                             $5,000) under the Roth IRA
                                                                                                  contracts, we intend that the
                                                                                                  contract be used primarily for
                                                                                                  rollover and direct transfer
                                                                                                  contributions.

                                                                                                o Additional catch-up contri-
                                                                                                  butions of up to $1,000 per
                                                                                                  calendar year where the owner is
                                                                                                  at least age 50 at any time
                                                                                                  during the calendar year for
                                                                                                  which the contribution is made.
------------------------------------------------------------------------------------------------------------------------------------


18 Contract Features and Benefits
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
------------------------------------------------------------------------------------------------------------------------------------
                  AVAILABLE
CONTRACT          FOR ANNUITANT
TYPE              ISSUE AGES*      MINIMUM CONTRIBUTIONS   SOURCE OF CONTRIBUTIONS              LIMITATIONS ON CONTRIBUTIONS+
------------------------------------------------------------------------------------------------------------------------------------
Rollover TSA**    20 through 85    o $25,000 (initial)     o With documentation of employer     o No additional rollover or direct
                                                             or plan approval, and limited to     transfer contributions after
                                   o $500 (additional)       pre-tax funds, direct                attainment of age 86 or, if
                                                             plan-to-plan transfers from          later, the first contract date
                                                             another 403(b) plan or contract      anniversary.*
                                                             exchanges from another 403(b)
                                                             plan or contract exchanges from    o Contributions after age 70-1/2
                                                             another 403(b) contract under        must be net of any required
                                                             the same plan.                       minimum distributions.

                                                           o With documentation of employer     o We do not accept employer-
                                                             or plan approval, and limited to     remitted contributions.
See Appendix IX                                              pre-tax funds, eligible rollover
at the end of                                                distributions from other 403(b)    o We do not accept after tax
this Prospectus                                              plans, qualified plans,              contributions, including des-
for a discussion                                             governmental employer 457(b)         ignated Roth contributions.
of TSA contracts.                                            plans or traditional IRAs.
------------------------------------------------------------------------------------------------------------------------------------
Inherited IRA     0-70             o $25,000 (initial)     o Direct custodian-to-custodian      o Any additional contributions must
Beneficiary                                                  transfers of your interest as a      be from the same type of IRA of
                                   o $1,000 (additional)     death beneficiary of the             the same deceased owner.
Continuation                                                 deceased owner's traditional
Contract                                                     individual retirement              o Non-spousal beneficiary direct
(traditional IRA                                             arrangement or Roth IRA to an        rollover contributions from
or Roth IRA)                                                 IRA of the same type.                qualified plans, 403(b) plans and
                                                                                                  governmental employer 457(b)
                                                                                                  plans may be made to an Inherited
                                                                                                  IRA contract under specified
                                                                                                  circumstances.
------------------------------------------------------------------------------------------------------------------------------------

+ If you purchase Guaranteed principal benefit option 2, no contributions are permitted after the six month period beginning on the contract date. Additional contributions may not be permitted under certain conditions in your state. Please see Appendix VII later in this Prospectus to see if additional contributions are permitted in your state.

*  Please see Appendix VIII for variations that may apply to your contract.

** May not be available from all Selling broker-dealers. Also, Rollover TSA is available only where the employer sponsoring the 403(b) plan currently contributes to one or more other 403(b) annuity contracts issued by AXA Equitable for active plan participants (the purchaser of the Accumulator(R) Select(SM Rollover TSA may also be, but need not be, an owner of the other 403(b) annuity contract).

See "Tax information" later in this Prospectus for a more detailed discussion of sources of contributions and certain contribution limitations. For information on when contributions are credited under your contract see "Dates and prices at which contract events occur" in "More information" later in this Prospectus. Please review your contract for information on contribution limitations.

                                               Contract Features and Benefits 19
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OWNER AND ANNUITANT REQUIREMENTS

Under NQ contracts, the annuitant can be different from the owner. We do not permit partnerships or limited liability corporations to be owners. We also reserve the right to prohibit availability of the contract to other non-natural owners. Only natural persons can be joint owners.

If the Spousal protection feature is available under your contract and is elected, the spouses must be joint owners, one of the spouses must be the annuitant and both must be named as the only primary beneficiaries. The determination of spousal status is made under applicable state law. However, in the event of a conflict between federal and state law, we follow federal rules.

In general, we will not permit a contract to be owned by a minor unless it is pursuant to the Uniform Gift to Minors Act or the Uniform Transfers to Minors Act in your state.

Under all IRA and Rollover TSA contracts, the owner and annuitant must be the same person. In some cases, an IRA contract may be held in a custodial individual retirement account for the benefit of the individual annuitant. This option may not be available under your contract. See Inherited IRA beneficiary continuation contract later in this section for Inherited IRA owner and annuitant requirements.

HOW YOU CAN MAKE YOUR CONTRIBUTIONS

Except as noted below, contributions must be by check drawn on a U.S. bank, in U.S. dollars, and made payable to AXA Equitable. We may also apply contributions made pursuant to an intended Section 1035 tax-free exchange or a direct transfer. We do not accept starter checks or travelers' checks. All checks are subject to our ability to collect the funds. We reserve the right to reject a payment if it is received in an unacceptable form.

For your convenience, we will accept contributions by wire transmittal from certain broker-dealers who have agreements with us for this purpose, including circumstances under which such contributions are considered received by us when your order is taken by such broker-dealers. Additional contributions may also be made under our automatic investment program. These methods of payment are discussed in detail in "More information" later in this Prospectus.

--------------------------------------------------------------------------------
The "contract date" is the effective date of a contract. This usually is the business day we receive the properly completed and signed application, along with any other required documents, and your initial contribution. Your contract date will be shown in your contract. The 12-month period beginning on your contract date and each 12-month period after that date is a "contract year." The end of each 12-month period is your "contract date anniversary." For example, if your contract date is May 1, your contract date anniversary is April 30.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Our "business day" is generally any day the New York Stock Exchange is open for regular trading and generally ends at 4:00 p.m. Eastern Time (or as of an earlier close of regular trading). A business day does not include a day on which we are not open due to emergency conditions determined by the Securities and Exchange Commission. We may also close early due to such emergency conditions. For more information about our business day and our pricing of transactions, please see "Dates and prices at which contract events occur."
--------------------------------------------------------------------------------

WHAT ARE YOUR INVESTMENT OPTIONS UNDER THE CONTRACT?

You can choose from among the variable investment options, the guaranteed interest option and the fixed maturity options.

VARIABLE INVESTMENT OPTIONS

Your investment results in any one of the variable investment options will depend on the investment performance of the underlying portfolios. You can lose your principal when investing in the variable investment options. In periods of poor market performance, the net return, after charges and expenses, may result in negative yields, including for the EQ/Money Market variable investment option. Listed below are the currently available Portfolios, their investment objectives and their advisers. We may, at any time, exercise our rights to limit or terminate your contributions.

20  Contract Features and Benefits
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PORTFOLIOS OF THE TRUSTS


The AXA Allocation Portfolios and the EQ/Franklin Templeton Allocation Portfolio offer contract owners a convenient opportunity to invest in other portfolios that are managed and have been selected for inclusion in the AXA Allocation Portfolios and the EQ/Franklin Templeton Allocation Portfolio by AXA Equitable. AXA Advisors, LLC, an affiliated broker-dealer of AXA Equitable, may promote the benefits of such Portfolios to contract owners and/or suggest, incidental to the sale of the contract, that contract owners consider whether allocating some or all of their account value to such Portfolios is consistent with their desired investment objectives. In doing so, AXA Equitable, and/or its affiliates, may be subject to conflicts of interest insofar as AXA Equitable may derive greater revenues from the AXA Allocation Portfolios and the EQ/Franklin Templeton Allocation Portfolio than certain other Portfolios available to you under your contract. In addition, due to the relative diversification of the underlying portfolios covering various asset classes and categories, the AXA Allocation Portfolios and the EQ/Franklin Templeton Allocation Portfolio may enable AXA Equitable to more efficiently manage AXA Equitable's financial risks associated with certain guaranteed features. Please see "Allocating your contributions" in "Contract features and benefits" for more information about your role in managing your allocations.

AXA Equitable serves as the investment manager of the Portfolios of AXA Premier VIP Trust and EQ Advisors Trust. For some Portfolios, AXA Equitable has entered into sub-advisory agreements with investment advisers (the "sub-advisers") to carry out the day-to-day investment decisions for the Portfolios. As such, AXA Equitable oversees the activities of the sub-advisers with respect to the Trusts and is responsible for retaining or discontinuing the services of those sub-advisers. The chart below indicates the sub-adviser(s) for each Portfolio, if any. The chart below also shows the currently available Portfolios and their investment objectives.



------------------------------------------------------------------------------------------------------------------------------------
AXA PREMIER VIP TRUST --
CLASS B SHARES                                                                          INVESTMENT MANAGER (OR SUB-ADVISER(S),
PORTFOLIO NAME                OBJECTIVE                                                 AS APPLICABLE)
------------------------------------------------------------------------------------------------------------------------------------
AXA AGGRESSIVE ALLOCATION     Seeks long-term capital appreciation.                     o AXA Equitable
------------------------------------------------------------------------------------------------------------------------------------
AXA CONSERVATIVE ALLOCATION   Seeks a high level of current income.                     o AXA Equitable
------------------------------------------------------------------------------------------------------------------------------------
AXA CONSERVATIVE-PLUS         Seeks current income and growth of capital, with a        o AXA Equitable
 ALLOCATION                   greater emphasis on current income.
------------------------------------------------------------------------------------------------------------------------------------
AXA MODERATE ALLOCATION       Seeks long-term capital appreciation and current income.  o AXA Equitable
------------------------------------------------------------------------------------------------------------------------------------
AXA MODERATE-PLUS             Seeks long-term capital appreciation and current income,  o AXA Equitable
 ALLOCATION                   with a greater emphasis on capital appreciation.
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER AGGRESSIVE       Seeks long-term growth of capital.                        o AllianceBernstein L.P.
 EQUITY
                                                                                        o AXA Equitable

                                                                                        o ClearBridge Advisors, LLC

                                                                                        o Legg Mason Capital Management, Inc.

                                                                                        o Marsico Capital Management, LLC
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER CORE BOND        Seeks a balance of high current income and capital        o BlackRock Financial Management, Inc.
                              appreciation, consistent with a prudent level of risk.
                                                                                        o Pacific Investment Management Company LLC

                                                                                        o SSgA Funds Management, Inc.
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER INTERNATIONAL    Seeks long-term growth of capital.                        o AllianceBernstein L.P.
 EQUITY
                                                                                        o AXA Equitable

                                                                                        o BlackRock Investment Management, LLC

                                                                                        o JPMorgan Investment Management Inc.

                                                                                        o Marsico Capital Management, LLC
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER LARGE CAP        Seeks long-term growth of capital.                        o AllianceBernstein L.P.
 CORE EQUITY
                                                                                        o AXA Equitable

                                                                                        o Janus Capital Management LLC

                                                                                        o Thornburg Investment Management, Inc.
------------------------------------------------------------------------------------------------------------------------------------


                                               Contract Features and Benefits 21
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
------------------------------------------------------------------------------------------------------------------------------------
AXA PREMIER VIP TRUST --
CLASS B SHARES                                                                          INVESTMENT MANAGER (OR SUB-ADVISER(S),
PORTFOLIO NAME                OBJECTIVE                                                 AS APPLICABLE)
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER LARGE CAP        Seeks long-term growth of capital.                        o Goodman & Co. NY Ltd.
 GROWTH*
                                                                                        o SSgA Funds Management, Inc.

                                                                                        o T. Rowe Price Associates, Inc.

                                                                                        o Westfield Capital Management Company, L.P.
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER LARGE CAP        Seeks long-term growth of capital.                        o AllianceBernstein L.P.
 VALUE
                                                                                        o AXA Equitable

                                                                                        o Institutional Capital LLC

                                                                                        o MFS Investment Management
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER MID CAP          Seeks long-term growth of capital.                        o AllianceBernstein L.P.
 GROWTH
                                                                                        o AXA Equitable

                                                                                        o BlackRock Investment Management, LLC

                                                                                        o Franklin Advisers, Inc.

                                                                                        o Wellington Management Company, LLP
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER MID CAP VALUE    Seeks long-term growth of capital.                        o AXA Equitable

                                                                                        o AXA Rosenberg Investment Management LLC

                                                                                        o BlackRock Investment Management, LLC

                                                                                        o Tradewinds Global Investors, LLC

                                                                                        o Wellington Management Company, LLP
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER MULTI-SECTOR     Seeks high total return through a combination of          o Pacific Investment Management Company LLC
 BOND                         current income and capital appreciation.
                                                                                        o Post Advisory Group, LLC

                                                                                        o SSgA Funds Management, Inc.
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER SMALL CAP        Seeks long-term growth of capital.                        o AXA Equitable
 GROWTH
                                                                                        o BlackRock Investment Management, LLC

                                                                                        o Eagle Asset Management, Inc.

                                                                                        o Wells Capital Management Inc.
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER SMALL CAP        Seeks long-term growth of capital.                        o AXA Equitable
 VALUE
                                                                                        o BlackRock Investment Management, LLC

                                                                                        o Franklin Advisory Services, LLC

                                                                                        o Pacific Global Investment Management
                                                                                          Company
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER TECHNOLOGY       Seeks long-term growth of capital.                        o AXA Equitable

                                                                                        o RCM Capital Management LLC

                                                                                        o SSgA Funds Management, Inc.

                                                                                        o Wellington Management Company, LLP
------------------------------------------------------------------------------------------------------------------------------------


22 Contract Features and Benefits
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
------------------------------------------------------------------------------------------------------------------------------------
EQ ADVISORS TRUST --
CLASS IB SHARES                                                                         INVESTMENT MANAGER (OR SUB-ADVISER(S),
PORTFOLIO NAME               OBJECTIVE                                                  AS APPLICABLE)
------------------------------------------------------------------------------------------------------------------------------------
EQ/ALLIANCEBERNSTEIN         Seeks to achieve long-term growth of capital.              o AllianceBernstein L.P.
 INTERNATIONAL
------------------------------------------------------------------------------------------------------------------------------------
EQ/ALLIANCEBERNSTEIN SMALL   Seeks to achieve long-term growth of capital.              o AllianceBernstein L.P.
 CAP GROWTH
------------------------------------------------------------------------------------------------------------------------------------
EQ/AXA FRANKLIN SMALL CAP    Seeks to achieve long-term total return.                   o AXA Equitable
 VALUE CORE
                                                                                        o BlackRock Investment Management, LLC

                                                                                        o Franklin Advisory Services, LLC
------------------------------------------------------------------------------------------------------------------------------------
EQ/BLACKROCK BASIC VALUE     Seeks to achieve capital appreciation and secondarily,     o BlackRock Investment Management, LLC
 EQUITY                      income.
------------------------------------------------------------------------------------------------------------------------------------
EQ/BLACKROCK INTERNATIONAL   Seeks to provide current income and long-term growth of    o BlackRock International Limited
 VALUE                       income, accompanied by growth of capital.
------------------------------------------------------------------------------------------------------------------------------------
EQ/BOSTON ADVISORS EQUITY    Seeks a combination of growth and income to achieve an     o Boston Advisors, LLC
 INCOME                      above-average and consistent total return.
------------------------------------------------------------------------------------------------------------------------------------
EQ/CALVERT SOCIALLY          Seeks to achieve long-term capital appreciation.           o Bridgeway Capital Management, Inc.
 RESPONSIBLE
                                                                                        o Calvert Asset Management Company, Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/CAPITAL GUARDIAN GROWTH   Seeks to achieve long-term growth of capital.              o Capital Guardian Trust Company
------------------------------------------------------------------------------------------------------------------------------------
EQ/CAPITAL GUARDIAN          Seeks to achieve long-term growth of capital.              o Capital Guardian Trust Company
 RESEARCH
------------------------------------------------------------------------------------------------------------------------------------
EQ/COMMON STOCK INDEX        Seeks to achieve a total return before expenses that       o AllianceBernstein L.P.
                             approximates the total return performance of the Russell
                             3000 Index, including reinvestment of dividends, at a risk level consistent with that of the Russell 3000 Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/CORE BOND INDEX           Seeks to achieve a total return before expenses that       o SSgA Funds Management, Inc.
                             approximates the total return performance of the Barclays
                             Capital U.S. Aggregate Bond Index, including reinvest-
                             ment of dividends, at a risk level consistent with that of the Barclays Capital U.S. Aggregate Bond Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/DAVIS NEW YORK VENTURE    Seeks to achieve long-term growth of capital.              o Davis Selected Advisors, L.P.
------------------------------------------------------------------------------------------------------------------------------------
EQ/EQUITY 500 INDEX          Seeks to achieve a total return before expenses that       o AllianceBernstein L.P.
                             approximates the total return performance of the S&P
                             500 Index, including reinvestment of dividends, at a risk
                             level consistent with that of the S&P 500 Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/EQUITY GROWTH PLUS        Seeks to achieve long-term growth of capital.              o AXA Equitable

                                                                                        o BlackRock Capital Management, Inc.

                                                                                        o BlackRock Investment Management, LLC
------------------------------------------------------------------------------------------------------------------------------------
EQ/FRANKLIN CORE BALANCED    Seeks to maximize income while maintaining prospects       o AXA Equitable
                             for capital appreciation.
                                                                                        o BlackRock Investment Management, LLC

                                                                                        o Franklin Advisers, Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/FRANKLIN TEMPLETON        Primarily seeks capital appreciation and secondarily       o AXA Equitable
 ALLOCATION                  seeks income.
------------------------------------------------------------------------------------------------------------------------------------
EQ/GAMCO MERGERS AND         Seeks to achieve capital appreciation.                     o GAMCO Asset Management, Inc.
 ACQUISITIONS
------------------------------------------------------------------------------------------------------------------------------------


                                               Contract Features and Benefits 23
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
------------------------------------------------------------------------------------------------------------------------------------
EQ ADVISORS TRUST --
CLASS IB SHARES                                                                         INVESTMENT MANAGER (OR SUB-ADVISER(S),
PORTFOLIO NAME               OBJECTIVE                                                  AS APPLICABLE)
------------------------------------------------------------------------------------------------------------------------------------
EQ/GAMCO SMALL COMPANY       Seeks to maximize capital appreciation.                    o GAMCO Asset Management, Inc.
 VALUE
------------------------------------------------------------------------------------------------------------------------------------
EQ/GLOBAL BOND PLUS          Seeks to achieve capital growth and current income.        o AXA Equitable

                                                                                        o BlackRock Investment Management, LLC

                                                                                        o First International Advisors, LLC

                                                                                        o Wells Capital Management, Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/GLOBAL MULTI-SECTOR       Seeks to achieve long-term capital appreciation.           o AXA Equitable
 EQUITY
                                                                                        o BlackRock Investment Management, LLC

                                                                                        o Morgan Stanley Investment Management Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/INTERMEDIATE GOVERNMENT   Seeks to achieve a total return before expenses that       o SSgA Funds Management, Inc.
 BOND INDEX                  approximates the total return performance of the
                             Barclays Capital Intermediate U.S. Government Bond
                             Index, including reinvestment of dividends, at a risk
                             level consistent with that of the Barclays Capital
                             Intermediate U.S. Government Bond Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/INTERNATIONAL CORE PLUS   Seeks to achieve long-term growth of capital.              o AXA Equitable

                                                                                        o BlackRock Investment Management, LLC

                                                                                        o Hirayama Investments, LLC

                                                                                        o Wentworth Hauser and Violich, Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/INTERNATIONAL GROWTH      Seeks to achieve capital appreciation.                     o MFS Investment Management
------------------------------------------------------------------------------------------------------------------------------------
EQ/JPMORGAN VALUE            Seeks to achieve long-term capital appreciation.           o J.P. Morgan Investment Management Inc.
 OPPORTUNITIES
------------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP CORE PLUS       Seeks to achieve long-term growth of capital with a sec-   o AXA Equitable
                             ondary objective to seek reasonable current income. For
                             purposes of this Portfolio, the words "reasonable current  o BlackRock Investment Management, LLC income" mean moderate income.
                                                                                        o Institutional Capital LLC
------------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP GROWTH INDEX    Seeks to achieve a total return before expenses that       o AllianceBernstein L.P.
                             approximates the total return performance of the Russell
                             1000 Growth Index, including reinvestment of dividends
                             at a risk level consistent with that of the Russell 1000
                             Growth Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP GROWTH PLUS     Seeks to provide long-term capital growth.                 o AXA Equitable

                                                                                        o BlackRock Investment Management, LLC

                                                                                        o Marsico Capital Management, LLC
------------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP VALUE INDEX     Seeks to achieve a total return before expenses that       o SSgA Funds Management, Inc.
                             approximates the total return performance of the Russell
                             1000 Value Index, including reinvestment of dividends,
                             at a risk level consistent with that of the Russell 1000
                             Value Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP VALUE PLUS      Seeks to achieve long-term growth of capital.              o AllianceBernstein L.P.

                                                                                        o AXA Equitable
------------------------------------------------------------------------------------------------------------------------------------


24 Contract Features and Benefits

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
------------------------------------------------------------------------------------------------------------------------------------
EQ ADVISORS TRUST --
CLASS IB SHARES                                                                         INVESTMENT MANAGER (OR SUB-ADVISER(S),
PORTFOLIO NAME               OBJECTIVE                                                  AS APPLICABLE)
------------------------------------------------------------------------------------------------------------------------------------
EQ/LORD ABBETT GROWTH AND    Seeks to achieve capital appreciation and growth of        o Lord, Abbett & Co. LLC
 INCOME                      income without excessive fluctuation in market value.
------------------------------------------------------------------------------------------------------------------------------------
EQ/LORD ABBETT LARGE CAP     Seeks to achieve capital appreciation and growth of        o Lord, Abbett & Co. LLC
 CORE                        income with reasonable risk.
------------------------------------------------------------------------------------------------------------------------------------
EQ/MID CAP INDEX             Seeks to achieve a total return before expenses that       o SSgA Funds Management, Inc.
                             approximates the total return performance of the S&P
                             Mid Cap 400 Index, including reinvestment of dividends,
                             at a risk level consistent with that of the S&P Mid Cap
                             400 Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/MID CAP VALUE PLUS        Seeks to achieve long-term capital appreciation.           o AXA Equitable

                                                                                        o BlackRock Investment Management, LLC

                                                                                        o Wellington Management Company, LLP
------------------------------------------------------------------------------------------------------------------------------------
EQ/MONEY MARKET              Seeks to obtain a high level of current income, preserve   o The Dreyfus Corporation
                             its assets and maintain liquidity.
------------------------------------------------------------------------------------------------------------------------------------
EQ/MONTAG & CALDWELL         Seeks to achieve capital appreciation.                     o Montag & Caldwell, Inc.
 GROWTH
------------------------------------------------------------------------------------------------------------------------------------
EQ/MORGAN STANLEY MID CAP    Seeks to achieve capital growth.                           o Morgan Stanley Investment Management Inc.
 GROWTH**
------------------------------------------------------------------------------------------------------------------------------------
EQ/MUTUAL LARGE CAP EQUITY   Seeks to achieve capital appreciation, which may occa-     o AXA Equitable
                             sionally be short-term, and secondarily, income.
                                                                                        o BlackRock Investment Management, LLC

                                                                                        o Franklin Mutual Advisers, LLC
------------------------------------------------------------------------------------------------------------------------------------
EQ/OPPENHEIMER GLOBAL        Seeks to achieve capital appreciation.                     o OppenheimerFunds, Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/PIMCO ULTRA SHORT BOND    Seeks to generate a return in excess of traditional        o Pacific Investment Management Company, LLC
                             money market products while maintaining an emphasis on
                             preservation of capital and liquidity.
------------------------------------------------------------------------------------------------------------------------------------
EQ/QUALITY BOND PLUS         Seeks to achieve high current income consistent with       o AllianceBernstein L.P.
                             moderate risk to capital.
                                                                                        o AXA Equitable

                                                                                        o SSgA Funds Management, Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/SMALL COMPANY INDEX       Seeks to replicate as closely as possible (before the      o AllianceBernstein L.P.
                             deduction of Portfolio expenses) the total return of the
                             Russell 2000 Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/T. ROWE PRICE GROWTH      Seeks to achieve long-term capital appreciation and        o T. Rowe Price Associates, Inc.
 STOCK                       secondarily, income.
------------------------------------------------------------------------------------------------------------------------------------
EQ/TEMPLETON GLOBAL EQUITY   Seeks to achieve long-term capital growth.                 o AXA Equitable

                                                                                        o BlackRock Investment Management, LLC

                                                                                        o Templeton Global Advisors Limited
------------------------------------------------------------------------------------------------------------------------------------
EQ/UBS GROWTH AND INCOME     Seeks to achieve total return through capital              o UBS Global Asset Management (Americas)
                             appreciation with income as a secondary consideration.       Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/VAN KAMPEN COMSTOCK       Seeks to achieve capital growth and income.                o Morgan Stanley Investment Management Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/WELLS FARGO ADVANTAGE     Seeks to achieve long-term capital growth.                 o Wells Capital Management, Inc.
 OMEGA GROWTH***
------------------------------------------------------------------------------------------------------------------------------------


                                               Contract Features and Benefits 25
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*   Effective on or about September 13, 2010, subject to regulatory approval, interests in the Multimanager Aggressive Equity Portfolio (the "surviving option") will replace interests * in the Multimanager Large Cap Growth Portfolio (the "replaced option"). We will move assets from the replaced option into the surviving option on the date of the substitution. The value of your interest in the surviving option will be the same as it was in the replaced option. Also, we will automatically direct any contributions made to the replaced option to the surviving option. An allocation election to the replaced option will be considered as an allocation to the surviving option. You may transfer your account value among the investment options, as usual. Any account value remaining in the replaced option on the substitution date will be transferred to the surviving option. For more information about this substitution and for information on how to transfer your account value, please contact a customer service representative referenced in this Prospectus.

** This is the Portfolio's new name, effective on or about May 1, 2010, subject to regulatory approval. The Portfolio's former name was EQ/Van Kampen Mid Cap Growth.

*** This is the Portfolio's new name, effective on or about May 1, 2010, subject to regulatory approval. The Portfolio's former name was EQ/Evergreen Omega.


YOU SHOULD CONSIDER THE INVESTMENT OBJECTIVES, RISKS AND CHARGES AND EXPENSES OF THE PORTFOLIOS CAREFULLY BEFORE INVESTING. THE PROSPECTUSES FOR THE TRUSTS CONTAIN THIS AND OTHER IMPORTANT INFORMATION ABOUT THE PORTFOLIOS. THE PROSPECTUSES SHOULD BE READ CAREFULLY BEFORE INVESTING. IN ORDER TO OBTAIN COPIES OF TRUST PROSPECTUSES THAT DO NOT ACCOMPANY THIS PROSPECTUS, YOU MAY CALL ONE OF OUR CUSTOMER SERVICE REPRESENTATIVES AT 1-800-789-7771.

26 Contract Features and Benefits
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GUARANTEED INTEREST OPTION

The guaranteed interest option is part of our general account and pays interest at guaranteed rates. We discuss our general account under "More information" later in this Prospectus.

We assign an interest rate to each amount allocated to the guaranteed interest option. This rate is guaranteed for a specified period. Therefore, different interest rates may apply to different amounts in the guaranteed interest option.

We credit interest daily to amounts in the guaranteed interest option. There are three levels of interest in effect at the same time in the guaranteed interest option:

(1) the minimum interest rate guaranteed over the life of the contract,

(2) the yearly guaranteed interest rate for the calendar year, and

(3) the current interest rate.


We set current interest rates periodically based on our discretion and according to our procedures that we have in effect at the time. We reserve the right to change these procedures. All interest rates are effective annual rates, but before deduction of annual administrative charges and any optional benefit charges. See Appendix VII later in this Prospectus for state variations.

Depending on the state where your contract was issued, your lifetime minimum rate ranges from 1.50% to 3.00%. The data page for your contract shows the lifetime minimum rate. Check with your financial professional as to which rate applies in your state. The minimum yearly rate will never be less than the lifetime minimum rate. The minimum yearly rate for 2010 is 1.50%, 2.25%, 2.75% or 3.00%, depending on your lifetime minimum rate. Current interest rates will never be less than the yearly guaranteed interest rate.


Generally, contributions and transfers into and out of the guaranteed interest option are limited. See "Transferring your money among the investment options" later in this Prospectus for restrictions on transfers to and from the guaranteed interest option.

FIXED MATURITY OPTIONS


We offer fixed maturity options with maturity dates ranging from one to ten years. We will not accept allocations to a fixed maturity option if, on the date the contribution or transfer is to be applied, the rate to maturity is 3%. This means that, at any given time, we may not offer fixed maturity options with all ten possible maturity dates. You can allocate your contributions to one or more of these fixed maturity options, however, you may not have more than 12 different maturities running during any contract year. This limit includes any maturities that have had any allocation or transfers even if the entire amount is withdrawn or transferred during the contract year. These amounts become part of a non-unitized separate account. Interest is earned at a guaranteed rate we set for each fixed maturity option, based on our discretion and according to our procedures ("rate to maturity"). The total amount you allocate to and accumulate in each fixed maturity option is called the "fixed maturity amount." The fixed maturity options are not available in all states. Check with your financial professional or see Appendix VII later in this Prospectus to see if fixed maturity options are available in your state.


--------------------------------------------------------------------------------
Fixed maturity options range from one to ten years to maturity.
--------------------------------------------------------------------------------

Under the Special 10 year fixed maturity option (which is available only under contracts that offer GPB Option 2), additional contributions will have the same maturity date as your initial contribution (see "the Guaranteed Principal benefits" below.) The rate to maturity you will receive for each additional contribution is the rate to maturity in effect for new contributions allocated to that fixed maturity option on the date we apply your contribution.


On the maturity date of a fixed maturity option your fixed maturity amount, assuming you have not made any withdrawals or transfers, will equal your contribution to that fixed maturity option plus interest, at the rate to maturity for that contribution, to the date of the calculation. This is the fixed maturity option's "maturity value." Before maturity, the current value we will report for your fixed maturity amounts will reflect a market value adjustment. Your current value will reflect the market value adjustment that we would make if you were to withdraw all of your fixed maturity amounts on the date of the report. We call this your "market adjusted amount."


FIXED MATURITY OPTIONS AND MATURITY DATES. We offer fixed maturity options with maturity dates ranging from one to ten years. Not all of these fixed maturity options will be available for annuitant ages 76 and older. See "Allocating your contributions" below.

Each new contribution is applied to a new fixed maturity option. When you applied for an Accumulator(R) Select(SM) contract, a 60-day rate lock-in applied from the date the application was signed. Any contributions received and designated for a fixed maturity option during that period received the then current fixed maturity option rate or the rate that was in effect on the date that the application was signed, whichever had been greater. There is no rate lock available for subsequent contributions to the contract after 60 days, transfers from any of the variable investment options or the guaranteed interest option into a fixed maturity option or transfers from one fixed maturity option to another.

YOUR CHOICES AT THE MATURITY DATE. We will notify you between 15 and 45 days before each of your fixed maturity options is scheduled to mature. At that time, you may choose to have one of the following take place on the maturity date, as long as none of the restrictive conditions listed in "Allocating your contributions," below would apply:

(a) transfer the maturity value into another available fixed maturity option, any of the variable investment options or the guaranteed interest option; or

(b) withdraw the maturity value.


If we do not receive your choice on or before the fixed maturity option's maturity date, we will automatically transfer your maturity value into the shortest available maturity option beginning on that date. As of February 16, 2010, the next available maturity date was February 16, 2017. If no fixed maturity options are available we will transfer your maturity value to the EQ/Money Market option.


                                              Contract Features and Benefits  27
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MARKET VALUE ADJUSTMENT. If you make any withdrawals (including transfers, surrender of your contract or when we make deductions for charges) from a fixed maturity option before it matures we will make a market value adjustment, which will increase or decrease any fixed maturity amount you have in that fixed maturity option. A market value adjustment will also apply if amounts in a fixed maturity option are used to purchase any annuity payment option prior to the maturity date and may apply on payment of a death benefit. The market value adjustment, positive or negative, resulting from a withdrawal or transfer of a portion of the amount in the fixed maturity option will be a percentage of the market value adjustment that would apply if you were to withdraw the entire amount in that fixed maturity option. The market value adjustment applies to the amount remaining in a fixed maturity option and does not reduce the actual amount of a withdrawal. The amount applied to an annuity payout option will reflect the application of any applicable market value adjustment (either positive or negative). We only apply a positive market value adjustment to the amount in the fixed maturity option when calculating any death benefit proceeds under your contract. The amount of the adjustment will depend on two factors:

(a) the difference between the rate to maturity that applies to the amount being withdrawn and the rate we have in effect at that time for new fixed maturity options, (adjusted to reflect a similar maturity date) and

(b) the length of time remaining until the maturity date.

If fixed maturity option interest rates rise from the time that you originally allocate an amount to a fixed maturity option to the time that you take a withdrawal, the market value adjustment will be negative. Likewise, if fixed maturity option interest rates drop at the end of that time, the market value adjustment will be positive. Also, the amount of the market value adjustment, either up or down, will be greater the longer the time remaining until the fixed maturity option's maturity date. Therefore, it is possible that the market value adjustment could greatly reduce your value in the fixed maturity options, particularly in the fixed maturity options with later maturity dates.

We provide an illustration of the market adjusted amounts of specified maturity values, an explanation of how we calculate the market value adjustment, and information concerning our general account and investments purchased with amounts allocated to the fixed maturity options, in "More information" later in this Prospectus. Appendix II at the end of this Prospectus provides an example of how the market value adjustment is calculated.

ALLOCATING YOUR CONTRIBUTIONS

You may choose from among three ways to allocate your contributions under your contract: self-directed, the guaranteed principal benefits (at contract issue only) or dollar cost averaging. Subsequent contributions are allocated according to instructions on file unless you provide new instructions.

The contract is between you and AXA Equitable. The contract is not an investment advisory account, and AXA Equitable is not providing any investment advice or managing the allocations under your contract. In the absence of a specific written arrangement to the contrary, you, as the owner of the contract, have the sole authority to make investment allocations and other decisions under the contract. If your financial professional is with AXA Advisors, he or she is acting as a broker-dealer registered representative, and is not authorized to act as an investment advisor or to manage the allocations under your contract. If your financial professional is a registered representative with a broker-dealer other than AXA Advisors, you should speak with him/her regarding any different arrangements that may apply.

SELF-DIRECTED ALLOCATION

You may allocate your contributions to one or more, or all, of the variable investment options, guaranteed interest option (subject to restrictions in certain states -- See Appendix VII later in this Prospectus for state variations) and fixed maturity options. Allocations must be in whole percentages and you may change your allocations at any time. No more than 25% of any contribution may be allocated to the guaranteed interest option. If you are an existing contract owner, this restriction may not apply. The total of your allocations into all available investment options must equal 100%. If the annuitant is age 76-80, you may allocate contributions to fixed maturity options with maturities of seven years or less. If the annuitant is age 81 or older, you may allocate contributions to fixed maturity options with maturities of five years or less. Also, you may not allocate amounts to fixed maturity options with maturity dates that are later than the date annuity payments are to begin.

THE GUARANTEED PRINCIPAL BENEFITS (INCLUDING PRINCIPAL ASSURANCE)

We offered a guaranteed principal benefit ("GPB") with two options. See Appendix VII later in this Prospectus for more information on state availability and Appendix VIII for contract variation and/or availability of these benefits. You could only elect one of the GPBs. Neither GPB was available under Inherited IRA contracts. We did not offer either GPB when the rate to maturity for the applicable fixed maturity option was 3%. Both GPB options allow you to allocate a portion of your total contributions to the variable investment options, while ensuring that your account value will at least equal your contributions, adjusted for withdrawals and transfers, on a specified date. GPB Option 2 generally provides you with the ability to allocate more of your contributions to the variable investment options than could be allocated using GPB Option 1 (also known as Principal assurance). If you elected either GPB, you could not elect the Guaranteed minimum income benefit, Principal Protector(SM), the systematic withdrawals option or the substantially equal withdrawals option. However, certain contract owners who elected GPB are not subject to these restrictions. See Appendix VIII for information on what applies under your contract.

You could elect GPB Option 1 only if the annuitant was age 80 or younger when the contract was issued (after age 75, only the 7-year fixed maturity option was available). You could elect GPB Option 2 only if the annuitant was age 75 or younger when the contract was issued. If you purchased an IRA or Rollover TSA contract, before you either purchased GPB Option 2 or elected GPB Option 1 with a maturity year that would extend beyond the year in which you will reach age 70-1/2, you should have considered whether your value in the variable investment options, guaranteed interest option and permissible funds outside the contract were sufficient to meet your required mini-

28  Contract Features and Benefits
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mum distributions. See "Tax information" later in this Prospectus. If you elected GPB Option 2 and change ownership of the contract, GPB Option 2 will automatically terminate, except under certain circumstances. See "Transfers of ownership, collateral assignments, loans and borrowing" in "More information," later in this Prospectus for more information.

GUARANTEED PRINCIPAL BENEFIT OPTION 1 (UNDER CERTAIN CONTRACTS, THIS FEATURE IS CALLED "PRINCIPAL ASSURANCE"). GPB Option I was available at contract issue only. Under GPB Option 1, you selected a fixed maturity option at the time you signed your application. We specified a portion of your initial contribution and allocated it to that fixed maturity option in an amount that will cause the maturity value to equal the amount of your entire initial contribution on the fixed maturity option's maturity date. The percentage of your contribution allocated to the fixed maturity option was calculated based upon the rate to maturity then in effect for the fixed maturity option you chose. Your contract contains information on the amount of your contribution allocated to the fixed maturity option. The maturity date you selected generally could not be later than 10 years, or earlier than 7 years from your contract date. If you were to make any withdrawals or transfers from the fixed maturity option before the option's maturity date, the amount in the fixed maturity option will be adjusted and may no longer grow to equal your initial contribution under GPB Option 1. You allocated the remainder of your initial contribution to the investment options however you chose, other than the Investment simplifier. (If you elected the General or 12 month dollar cost averaging program, the remainder of your initial contribution (that is, amounts other than those allocated to the fixed maturity option under GPB Option 1) was allocated to that dollar cost averaging program). Upon the maturity date of the fixed maturity option, you will be provided with the same notice and the same choices with respect to the maturity value as described above under "Your choices at the maturity date." There is no charge for GPB Option 1.


GUARANTEED PRINCIPAL BENEFIT OPTION 2. GPB Option 2 was only available at contract issue. IF YOU PURCHASED GPB OPTION 2, YOU MAY NOT MAKE ADDITIONAL CONTRIBUTIONS TO YOUR CONTRACT AFTER SIX MONTHS FROM THE CONTRACT ISSUE DATE OR AT ANY EARLIER TIME IF AT SUCH TIME THE THEN APPLICABLE RATE TO MATURITY ON THE SPECIAL 10 YEAR FIXED MATURITY OPTION IS 3%. Therefore, any discussion in this Prospectus that involves any additional contributions after the first six months will be inapplicable. This feature was not available under all contracts.


We have specified the portion of your initial contribution, and any additional permitted contributions, to be allocated to a special 10 year fixed maturity option. Your contract contains information on the percentage of applicable contributions allocated to the Special 10 year fixed maturity option. You may allocate the rest of your contributions among the investment options (other than the Special 10 year fixed maturity option) however you choose, as permitted under your contract, and other than the Investment simplifier. (If you elect the General or 12 month dollar cost averaging program, the remainder of all contributions (that is, amounts other than those allocated to the Special 10 year fixed maturity option) must be allocated to that dollar cost averaging program). The Special 10 year fixed maturity option will earn interest at the specified rate to maturity then in effect.

If on the 10th contract date anniversary, your annuity account value is less than the amount that is guaranteed under GPB Option 2, we will increase your annuity account value to be equal to the guaranteed amount under GPB Option 2. Any such additional amounts added to your annuity account value will be allocated to the EQ/Money Market investment option. After the maturity date of the Special 10 year fixed maturity option, the guarantee under GPB Option 2 will terminate. Upon the maturity date of the Special 10 year fixed maturity option, you will be provided with the same notice and the same choices with respect to the maturity value as described above under "Your choices at the maturity date." The guaranteed amount under GPB Option 2 is equal to your initial contribution adjusted for any additional permitted contributions, transfers out of the Special 10 year fixed maturity option and withdrawals from the contract (see "How withdrawals (and transfers out of the Special 10 year fixed maturity option) affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Guaranteed principal benefit option 2" in "Accessing your money" later in this Prospectus). Any transfers or withdrawals from the Special 10 year fixed maturity option will also be subject to a market value adjustment (see "Market value adjustment" under "Fixed maturity options" above in this section).

If you purchased the Guaranteed principal benefit option 2, you can- not voluntarily terminate this benefit. GPB Option 2 will terminate if the contract terminates before the maturity date of the Special 10 year fixed maturity option. If the owner and the annuitant are different people and the owner dies before the maturity date of the Special 10 year fixed maturity option, we will continue GPB Option 2 only if the contract can continue through the maturity date of the Special 10 year fixed maturity option. If the contract cannot so continue, we will terminate GPB Option 2. GPB Option 2 will continue where there is a successor owner/annuitant. GPB Option 2 will terminate upon the exercise of the beneficiary continuation option. See "Payment of death benefit" later in this Prospectus for more information about the continuation of the contract after the death of the owner and/or the annuitant.

There is a fee associated with GPB Option 2 (see "Charges and expenses" later in this Prospectus). You should note that the purchase of GPB Option 2 would not have been appropriate if you wanted to make additional contributions to your contract beyond the first six months after your contract was issued. If you later decide that you would like to make additional contributions to the Accumulator(R) Select(SM) contract, we may permit you to purchase another contract. If we do, however, you should note that we do not reduce or waive any of the charges on the new contract, nor do we guarantee that the features available under the contract will be available under the new contract. This means that you might end up paying more with respect to certain charges than if you had simply purchased a single contract (for example, the administrative charge).

The purchase of GPB Option 2 also would not have been appropriate if you planned on terminating your contract before the maturity date of the Special 10 year fixed maturity option. In addition, because we prohibit contributions to your contract after the first six months, certain

                                              Contract Features and Benefits  29
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contract benefits that are dependent upon contributions or account value will be limited (for example, the guaranteed death benefits and Protection Plus(SM)).
You should also note that if you intended to allocate a large percentage of your contributions to the guaranteed interest option or other fixed maturity options, the purchase of GPB Option 2 would not have been appropriate because of the guarantees already provided by these options. An example of the effect of GPB Option 1 and GPB Option 2 on your annuity contract is included in Appendix V later in this Prospectus.

DOLLAR COST AVERAGING

We offer a variety of dollar cost averaging programs. You may only participate in one program at a time. Each program allows you to gradually allocate amounts to available investment options by periodically transferring approximately the same dollar amount to the investment options you select. Regular allocations to the variable investment options will cause you to purchase more units if the unit value is low and fewer units if the unit value is high. Therefore, you may get a lower average cost per unit over the long term. These plans of investing, however, do not guarantee that you will earn a profit or be protected against losses. You may not make transfers to the fixed maturity options or the guaranteed interest option.

--------------------------------------------------------------------------------
Units measure your value in each variable investment option.
--------------------------------------------------------------------------------

12 MONTH DOLLAR COST AVERAGING PROGRAM. You may dollar cost average from the EQ/Money Market option into any of the other variable investment options. You may elect to participate in the 12 month dollar cost averaging program at any time subject to the age limitation on contributions described earlier in this Prospectus. Contributions into the account for 12 month dollar cost averaging may not be transfers from other investment options. You must allocate your entire initial contribution into the EQ/Money Market option if you are selecting the 12 month dollar cost averaging program at application to purchase an Accumulator(R) Select(SM) contract; thereafter, initial allocations to any new 12 month dollar cost averaging program time period must be at least $2,000 and any subsequent contribution to that same time period must be at least $250. You may only have one time period in effect at any time. We will transfer your value in the EQ/Money Market option into the other variable investment options that you select over the next 12 months or such other period we may offer. Once the time period then in effect has run, you may then select to participate in the dollar cost averaging program for an additional time period. At that time, you may also select a different allocation for transfers to the variable investment options, or, if you wish, we will continue to use the selection that you have previously made.

Currently, the transfer date will be the same day of the month as the contract date, but not later than the 28th. For a 12 month dollar cost averaging program selected after application, the first transfer date and each subsequent transfer date for the time period selected will be one month from the date the first contribution is made into the 12 month dollar cost averaging program, but not later than the 28th of the month. All amounts will be transferred out by the end of the time period then in effect. Under this program we will not deduct the mortality and expense risks, administrative, and distribution charges from assets in the EQ/Money Market option.

You may not transfer amounts to the EQ/Money Market option established for this program that are not part of the 12 month dollar cost averaging program. The only amounts that should be transferred from the EQ/Money Market option are your regularly scheduled transfers to the other variable investment options. If you request to transfer or withdraw any other amounts from the EQ/Money Market option, we will transfer all of the value that you have remaining in the account for 12 month dollar cost averaging to the investment options according to the allocation percentages we have on file for you. You may ask us to cancel your participation at any time.

GENERAL DOLLAR COST AVERAGING PROGRAM. If your value in the EQ/Money Market option is at least $5,000, you may choose, at any time, to have a specified dollar amount or percentage of your value transferred from that option to the other variable investment options. You can select to have transfers made on a monthly, quarterly or annual basis. The transfer date will be the same calendar day of the month as the contract date, but not later than the 28th day of the month. You can also specify the number of transfers or instruct us to continue making the transfers until all amounts in the EQ/Money Market option have been transferred out. The minimum amount that we will transfer each time is $250.

If, on any transfer date, your value in the EQ/Money Market option is equal to or less than the amount you have elected to have transferred, the entire amount will be transferred. The general dollar cost averaging program will then end. You may change the transfer amount once each contract year or cancel this program at any time.

INVESTMENT SIMPLIFIER

FIXED-DOLLAR OPTION. Under this option you may elect to have a fixed-dollar amount transferred out of the guaranteed interest option and into the variable investment options of your choice. Transfers may be made on a monthly, quarterly or annual basis. You can specify the number of transfers or instruct us to continue to make transfers until all available amounts in the guaranteed interest option have been transferred out.

In order to elect the fixed-dollar option, you must have a minimum of $5,000 in the guaranteed interest option on the date we receive your election form at our processing office. The transfer date will be the same calendar day of the month as the contract date but not later than the 28th day of the month. The minimum transfer amount is $50. The fixed-dollar option is subject to the guaranteed interest option transfer limitations described under "Transferring your account value" in "Transferring your money among investment options" later in this Prospectus. While the program is running, any transfer that exceeds those limitations will cause the program to end for that contract year. You will be notified. You must send in a request form to resume the program in the next or subsequent contract years.

If, on any transfer date your value in the guaranteed interest option is equal to or less than the amount you have elected to have transferred, the entire amount will be transferred, and the program will end. You may change the transfer amount once each contract year or cancel this program at any time.

Interest sweep option. Under this option, you may elect to have monthly transfers from amounts in the guaranteed interest option into

30  Contract Features and Benefits
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the variable investment options of your choice. The transfer date will be the last business day of the month. The amount we will transfer will be the interest credited to amounts you have in the guaranteed interest option from the last business day of the prior month to the last business day of the current month. You must have at least $7,500 in the guaranteed interest option on the date we receive your election. On the last day of each month, we check to see whether you have at least $7,500 in the guaranteed interest option. We will automatically cancel the interest sweep program if the amount in the guaranteed interest option is less than $7,500 on the last day of the month for two months in a row. For the interest sweep option, the first monthly transfer will occur on the last business day of the month following the month that we receive your election form at our processing office.

                       ----------------------------------

You may not currently participate in any dollar cost averaging program if you are participating in the Option II rebalancing program. Only investment simplifier is available with the Option 1 rebalancing program. If you elect a GPB, you may also elect the 12 month or General dollar cost averaging program. If you elect either of these programs, everything other than amounts allocated to the fixed maturity option under the GPB must be allocated to that dollar cost averaging program. You may still elect the Investment simplifier for amounts transferred from investment options (other than the fixed maturity option under the GPB you have elected), and, for GPB Option 1, you may also elect Investment simplifier for subsequent contributions. You may only participate in one dollar cost averaging program at a time. See "Transferring your money among investment options" later in this Prospectus. Also, for information on how the dollar cost averaging program you select may affect certain guaranteed benefits see "Guaranteed minimum death benefit and Guaranteed minimum income benefit (or the "Living Benefit") base" immediately below.

We do not deduct a transfer charge for any transfer made in connection with our dollar cost averaging and Investment Simplifier programs. Not all dollar cost averaging programs are available in all states (see Appendix VII later in this Prospectus for more information on state availability).

GUARANTEED MINIMUM DEATH BENEFIT AND GUARANTEED MINIMUM INCOME BENEFIT BASE

The Guaranteed minimum death benefit base and Guaranteed minimum income benefit base (hereinafter, in this section called your "benefit base") are used to calculate the Guaranteed minimum income benefit and the death benefits as described in this section. The benefit base for the Guaranteed minimum income benefit and an enhanced death benefit will be calculated as described below in this section whether these options are elected individually or in combination. Your benefit base (known as the "Living Benefit" under certain existing contracts) is not an account value or a cash value. See also "Guaranteed minimum income benefit option" and "Guaranteed minimum death benefit" below.

STANDARD DEATH BENEFIT. Your benefit base is equal to:

o your initial contribution and any additional contributions to the contract;
  less

o a deduction that reflects any withdrawals you make. The amount of the deduction is described under "How withdrawals (and transfers out of the Special 10 year fixed maturity option) affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Guaranteed principal benefit option 2" in "Accessing your money" later in this Prospectus.

6% (OR 5%) ROLL-UP TO AGE 85 (USED FOR THE 6% ROLL-UP TO AGE 85 ENHANCED DEATH BENEFIT AND THE GREATER OF THE 6% (OR 5%) ROLL-UP TO AGE 85 ENHANCED DEATH BENEFIT OR THE ANNUAL RATCHET TO AGE 85 ENHANCED DEATH BENEFIT AND FOR THE GUARANTEED MINIMUM INCOME BENEFIT). Your benefit base is equal to:

o your initial contribution and any additional contributions to the contract;
  plus

o daily roll-up; less

o a deduction that reflects any withdrawals you make. The amount of the deduction is described under "How withdrawals (and transfers out of the Special 10 year fixed maturity option) affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Guaranteed principal benefit option 2" in "Accessing your money" and the section entitled "Charges and expenses" later in this Prospectus.

The effective annual roll-up rate credited to this benefit base is:


o 6% (or 5%) with respect to the variable investment options (other than EQ/Intermediate Government Bond Index and EQ/Money Market) and monies allocated to the 12 month dollar cost averaging program; the effective annual rate is 4% in Washington. Please see Appendix VII later in this Prospectus to see what roll-up rate applies in your state (or Appendix VIII for what applies to your contract); and

o 3% with respect to the EQ/Intermediate Government Bond Index, EQ/Money Market, the fixed maturity options, the Special 10 year fixed maturity option, the guaranteed interest option and the loan reserve account under Rollover TSA (if applicable).


The benefit base stops rolling up after the contract date anniversary following the annuitant's 85th birthday.

ANNUAL RATCHET TO AGE 85 (USED FOR THE ANNUAL RATCHET TO AGE 85 ENHANCED DEATH BENEFIT, AND THE GREATER OF THE 6% (OR 5%) ROLL-UP TO AGE 85 OR THE ANNUAL RATCHET TO AGE 85 ENHANCED DEATH BENEFIT AND FOR THE GUARANTEED MINIMUM INCOME BENEFIT). If you have not taken a withdrawal from your contract, your benefit base is equal to the greater of either:

o your initial contribution to the contract (plus any additional contributions), or

o your highest account value on any contract date anniversary up to the contract date anniversary following the owner's (or older joint owner's, if applicable) 85th birthday (plus any contributions made since the most recent Annual Ratchet).


If you have taken a withdrawal from your contract, your benefit base will be reduced from the amount described above. See "How withdrawals (and transfers out of the Special 10 year fixed maturity option)


                                              Contract Features and Benefits  31
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affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Guaranteed principal benefit option 2" in "Accessing your money" later in this Prospectus. At any time after a withdrawal, your benefit base is equal to the greater of either:


o your benefit base immediately following the most recent withdrawal (plus any additional contributions made after the date of such withdrawal), or

o your highest account value on any contract date anniversary after the date of the most recent withdrawal, up to the contract date anniversary following the owner's (or older joint owner's, if applicable) 85th birthday (plus any contributions made since the most recent Annual Ratchet after the date of such withdrawal).


GREATER OF THE 6% (OR 5%) ROLL-UP TO AGE 85 OR THE ANNUAL RATCHET TO AGE 85 ENHANCED DEATH BENEFIT AND FOR THE GUARANTEED MINIMUM INCOME BENEFIT. Your benefit base is equal to the greater of the benefit base computed for the 6% (or 5%) Roll-Up to age 85 or the benefit base computed for the Annual Ratchet to age 85, as described immediately above.


GUARANTEED MINIMUM DEATH BENEFIT/GUARANTEED MINIMUM INCOME BENEFIT ROLL-UP BENEFIT BASE RESET. If both the Guaranteed minimum income benefit AND the Greater of the 6% Roll-Up to age 85 or the Annual Ratchet to age 85 enhanced death benefit (the "Greater of enhanced death benefit") are elected, you may reset the Roll-Up benefit base for these guaranteed benefits to equal the account value as of the 5th or later contract date anniversary. The reset amount would equal the account value as of the contract date anniversary on which you reset your Roll-Up benefit base. The 6% Roll-Up continues to age 85 on any reset benefit base.

We will send you a notice in each year that the Roll-Up benefit base is eligible to be reset, and you will have 30 days from your contract date anniversary to reset your Roll-Up benefit base. Each time you reset the Roll-Up benefit base, your Roll-Up benefit base will not be eligible for another reset for five years. If after your death your spouse continues the contract as Successor owner/annuitant, the benefit base will be eligible to be reset either five years from the contract date or from the last reset date, if applicable. The last age at which the benefit base is eligible to be reset is annuitant age 75.

It is important to note that once you have reset your Roll-Up benefit base, a new 10 year waiting period to exercise the Guaranteed minimum income benefit will apply from the date of the reset; you may not exercise until the tenth contract date anniversary following the reset or, if later, the earliest date you would have been permitted to exercise without regard to the reset. See "Exercise rules" under "Guaranteed minimum income benefit option" below for more information. Please note that in almost all cases, resetting your Roll-Up benefit base will lengthen the exercise waiting period. Also, even when there is no additional charge when you reset your Roll-Up benefit base, the total dollar amount charged on future contract date anniversaries may increase as a result of the reset since the charges may be applied to a higher benefit base than would have been otherwise applied. See "Charges and expenses" in the Prospectus.

The Roll-Up benefit base for both the Greater of enhanced death benefit and the Guaranteed minimum income benefit are reset simultaneously when you request a Roll-Up benefit base reset. You cannot elect a Roll-Up benefit base reset for one benefit and not the other.

For information about whether the Guaranteed death benefit/ Guaranteed minimum income benefit roll-up benefit base reset is available under your contract, please see Appendix VIII later in this Prospectus. The availability of the Guaranteed minimum death benefit/ guaranteed minimum income benefit roll-up benefit base reset is also subject to state approval. Please contact your financial professional for more information about availability in your state.

ANNUITY PURCHASE FACTORS

Annuity purchase factors are the factors applied to determine your periodic payments under the Guaranteed minimum income benefit and annuity payout options. The Guaranteed minimum income benefit is discussed in "Guaranteed minimum income benefit option" below and annuity payout options are discussed in "Accessing your money" later in this Prospectus. Your contract specifies different guaranteed annuity purchase factors for the Guaranteed minimum income benefit and the annuity payout options. We may provide more favorable current annuity purchase factors for the annuity payout options. Annuity purchase factors are based on interest rates, mortality tables, frequency of payments, the form of annuity benefit, and the annuitant's (and any joint annuitant's) age and sex in certain instances.

GUARANTEED MINIMUM INCOME BENEFIT OPTION

(DEPENDING ON WHEN YOU PURCHASED YOUR CONTRACT, THIS BENEFIT MAY BE CALLED THE "LIVING BENEFIT." SEE APPENDIX VIII LATER IN THIS PROSPECTUS FOR MORE INFORMATION.)

The Guaranteed minimum income benefit was available if the annuitant was age 20 through 75 at the time the contract was issued. There is an additional charge for the Guaranteed minimum income benefit which is described under "Guaranteed minimum income benefit charge" in "Charges and expenses" later in this Prospectus. Once you purchase the Guaranteed minimum income benefit, you may not voluntarily terminate this benefit.

If you purchased the contract as an Inherited IRA or if you elected a GPB option or Principal Protector(SM), the Guaranteed minimum income benefit is not available. Depending on when you purchased your contract, the Guaranteed minimum income benefit rider may have been available with Principal assurance. See Appendix VIII later in this Prospectus for more information.

If you purchased the contract to fund a charitable remainder trust, the Guaranteed minimum income benefit was not available, except for certain split-funded charitable remainder trusts. If the annuitant was older than age 60 at the time an IRA or Rollover TSA contract was issued, the Guaranteed minimum income benefit may not be an appropriate feature because the minimum distributions required by tax law generally must begin before the Guaranteed minimum income benefit can be exercised. If the owner and annuitant are different in an NQ contract, there may be circumstances where the benefit may not be exercisable after an owner's death.

32  Contract Features and Benefits
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Depending on when you purchased your contract, if you elected the Guaranteed minimum income benefit option and change ownership of the contract, this benefit will automatically terminate, except under certain circumstances. See "Transfers of ownership, collateral assignments, loans and borrowing" in "More information," later in this Prospectus for more information. Also, for more information about when the Guaranteed minimum income benefit will terminate under your contract, please see Appendix VIII later in this Prospectus.

The Guaranteed minimum income benefit guarantees you a minimum amount of fixed income under your choice of a life annuity fixed payout option or a life with a period certain payout option, subject to state availability. Depending on when you purchased your contract, your options may be different. See Appendix VIII later in this Prospectus for more information. You choose which of these payout options you want and whether you want the option to be paid on a single or joint life basis at the time you exercise your Guaranteed minimum income benefit. The maximum period certain available under the life with a period certain payout option is 10 years. This period may be shorter, depending on the annuitant's age as follows:

--------------------------------------------------------------------------------
                                 LEVEL PAYMENTS
--------------------------------------------------------------------------------
                                       PERIOD CERTAIN
                                            YEARS
                                     -------------------
             ANNUITANT'S
           AGE AT EXERCISE             IRAS        NQ
--------------------------------------------------------------------------------
           75 and younger               10         10
                 76                      9         10
                 77                      8         10
                 78                      7         10
                 79                      7         10
                 80                      7         10
                 81                      7         9
                 82                      7         8
                 83                      7         7
                 84                      6         6
                 85                      5         5
--------------------------------------------------------------------------------

We may also make other forms of payout options available. For a description of payout options, see "Your annuity payout options" in "Accessing your money" later in this Prospectus.

--------------------------------------------------------------------------------
The Guaranteed minimum income benefit should be regarded as a safety net only. It provides income protection if you elect an income payout while the annuitant is alive.
--------------------------------------------------------------------------------

When you exercise the Guaranteed minimum income benefit, the annual lifetime income that you will receive will be the greater of (i) your Guaranteed minimum income benefit which is calculated by applying your Guaranteed minimum income benefit base to guaranteed annuity purchase factors, or (ii) the income provided by applying your account value to our then current annuity purchase factors. For Rollover TSA only, we will subtract from the Guaranteed minimum income benefit base or account value any outstanding loan, including interest accrued but not paid. You may also elect to receive monthly or quarterly payments as an alternative. If you elect monthly or quarterly payments, the aggregate payments you receive in a contract year will be less than what you would have received if you had elected an annual payment, as monthly and quarterly payments reflect the time value of money with regard to both interest and mortality. The benefit base is applied only to the guaranteed annuity purchase factors under the Guaranteed minimum income benefit in your contract and not to any other guaranteed or current annuity purchase rates. The amount of income you actually receive will be determined when we receive your request to exercise the benefit.

When you elect to receive annual lifetime income, your contract (including its death benefit and any account or cash values) will terminate and you will receive a new contract for the annuity payout option. For a discussion of when your payments will begin and end, see "Exercise of Guaranteed minimum income benefit" below.

The Guaranteed minimum income benefit provides a form of insurance and is based on conservative actuarial factors. The guaranteed annuity purchase factors we use to determine your payout annuity benefit under the Guaranteed minimum income benefit are more conservative than the guaranteed annuity purchase factors we use for our standard payout annuity options. This means that, assuming the same amount is applied to purchase the benefit and that we use guaranteed annuity purchase factors to compute the benefit, each periodic payment under the Guaranteed minimum income benefit payout annuity will be smaller than each periodic payment under our standard payout annuity options. Therefore, even if your account value is less than your benefit base, you may generate more income by applying your account value to current annuity purchase factors. We will make this comparison for you when the need arises.

GUARANTEED MINIMUM INCOME BENEFIT "NO LAPSE GUARANTEE". Subject to availability, in general, if your account value falls to zero (except as discussed below, if your account value falls to zero due to a withdrawal that causes your total contract year withdrawals to exceed 6% of the Roll-Up benefit base as of the beginning of the contract year), the Guaranteed minimum income benefit will be exercised automatically, based on the annuitant's current age and benefit base, as follows:

o You will be issued a supplementary contract based on a single life with a maximum 10 year period certain. Payments will be made annually starting one year from the date the account value fell to zero. Upon exercise, your contract (including its death benefit and any account or cash values) will terminate.

o You will have 30 days from when we notify you to change the payout option and/or the payment frequency.

Please note that we will not automatically exercise the Guaranteed minimum income benefit, as described above, if you have a TSA contract and withdrawal restrictions apply.

The no lapse guarantee will terminate under the following circumstances:

                                              Contract Features and Benefits  33
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o If your account value falls to zero due to a withdrawal that causes your total contract year withdrawals to exceed 6% of the Roll-Up benefit base (as of the beginning of the contract year);

o If your aggregate withdrawals during any contract year exceed 6% of the Roll-Up benefit base (as of the beginning of the contract year);

o On the contract date anniversary following annuitant's 85th birthday.

For information about whether the Guaranteed minimum income benefit no lapse guarantee is available under your contract, please see Appendix VIII later in this Prospectus. The availability of the Guaranteed minimum income benefit no lapse guarantee is dependent on when, and in what state, you purchased your contract. Please see Appendices VII and VIII, later in this Prospectus.


ILLUSTRATIONS OF GUARANTEED MINIMUM INCOME BENEFIT. Assuming the 6% Roll-Up to age 85 benefit base, the table below illustrates the Guaranteed minimum income benefit amounts per $100,000 of initial contribution, for a male annuitant age 60 (at issue) on the contract date anniversaries indicated, who has elected the life annuity fixed payout option, using the guaranteed annuity purchase factors as of the date of this Prospectus, assuming no additional contributions, withdrawals or loans under Rollover TSA contracts, and assuming there were no allocations to the EQ/Intermediate Government Bond Index, EQ/Money Market, the guaranteed interest option, the fixed maturity options (including the Special 10 year fixed maturity option, if available) or the loan reserve account.


--------------------------------------------------------------------------------
                                         GUARANTEED MINIMUM INCOME
      CONTRACT DATE                   BENEFIT -- ANNUAL INCOME PAY-
 ANNIVERSARY AT EXERCISE                      ABLE FOR LIFE
--------------------------------------------------------------------------------
            10                                   $11,891
            15                                   $18,597
--------------------------------------------------------------------------------

EXERCISE OF GUARANTEED MINIMUM INCOME BENEFIT. On each contract date anniversary that you are eligible to exercise the Guaranteed minimum income benefit, we will send you an eligibility notice illustrating how much income could be provided as of the contract date anniversary. You must notify us within 30 days following the contract date anniversary if you want to exercise the Guaranteed minimum income benefit. You must return your contract to us, along with all required information, within 30 days following your contract date anniversary in order to exercise this benefit. You will begin receiving annual payments one year after the annuity payout contract is issued. If you choose monthly or quarterly payments, you will receive your payment one month or one quarter after the annuity payout contract is issued. You may choose to take a withdrawal prior to exercising the Guaranteed minimum income benefit, which will reduce your payments. You may not partially exercise this benefit. See "Accessing your money" under "Withdrawing your account value" later in this Prospectus. Payments end with the last payment before the annuitant's (or joint annuitant's, if applicable) death or, if later, then end of the period certain (where the payout option chosen includes a period certain).

EXERCISE RULES. You will be eligible to exercise the Guaranteed minimum income benefit during your life and the annuitant's life, as follows:

o If the annuitant was at least age 20 and not older than age 44 when the contract was issued, you are eligible to exercise the Guaranteed minimum income benefit within 30 days following each contract date anniversary beginning with the 15th contract date anniversary.

o If the annuitant was at least age 45 and not older than age 49 when the contract was issued, you are eligible to exercise the Guaranteed minimum income benefit within 30 days following each contract date anniversary after the annuitant is age 60.

o If the annuitant was at least age 50 and not older than age 75 when the contract was issued, you are eligible to exercise the Guaranteed minimum income benefit within 30 days following each contract date anniversary beginning with the 10th contract date anniversary.

Please note:

(i) the latest date you may exercise the Guaranteed minimum income benefit is within 30 days following the contract date anniversary following the annuitant's 85th birthday;

(ii) if the annuitant was age 75 when the contract was issued or the Roll-Up benefit base was reset, if applicable, the only time you may exercise the Guaranteed minimum income benefit is within 30 days following the contract date anniversary following the annuitant's attainment of age 85;

(iii) for Accumulator(R) Select(SM) Rollover TSA contracts, you may exercise the Guaranteed minimum income benefit only if you effect a rollover of the TSA contract to an Accumulator(R) Select(SM) Rollover IRA. This may only occur when you are eligible for a distribution from the TSA. This process must be completed within the 30-day time frame following the contract date anniversary in order for you to be eligible to exercise. However, if the Guaranteed minimum income benefit is automatically exercised as a result of the no lapse guarantee, a rollover into an IRA will not be effected and payments will be made directly to the trustee;

(iv) if you reset the Roll-Up benefit base (if available and as described earlier in this section), your new exercise date will be the tenth contract date anniversary following the reset or, if later, the earliest date you would have been permitted to exercise without regard to the reset. Please note that in almost all cases, resetting your Roll-Up benefit base will lengthen the waiting period;

(v) a successor owner/annuitant may only continue the Guaranteed minimum income benefit if the contract is not past the last date on which the original annuitant could have exercised the benefit. In addition, the successor owner/annuitant must be eligible to continue the benefit and to exercise the benefit under the applicable exercise rule (described in the above bullets) using the following additional rules. The successor owner/annuitant's age on the date of the annuitant's death replaces the annuitant's age at issue for purposes of determining the availability of the benefit and which of the exercise rules applies. The original contract issue date will continue to apply for purposes of the exercise rules. If Spousal Protection is available under your contract and is elected,

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     and the spouse who is the annuitant dies, the above rules apply if the contract is continued by the surviving spouse as the successor owner annuitant; and

(vi) if you are the owner but not the annuitant and you die prior to exercise, then the following applies:

      o A successor owner who is not the annuitant may not be able to exercise the Guaranteed minimum income benefit without causing a tax problem. You should consider naming the annuitant as successor owner, or if you do not name a successor owner, as the sole primary beneficiary. You should carefully review your successor owner and/or beneficiary designations at least one year prior to the first contract date anniversary on which you could exercise the benefit.

      o If the successor owner is the annuitant, the Guaranteed minimum income benefit continues only if the benefit could be exercised under the rules described above on a contract date anniversary that is within one year following the owner's death. This would be the only opportunity for the successor owner to exercise. If the Guaranteed minimum income benefit cannot be exercised within this timeframe, the benefit will terminate and the charge for it will no longer apply as of the date we receive proof of your death and any required information.

      o If you designate your surviving spouse as successor owner, the Guaranteed minimum income benefit continues and your surviving spouse may exercise the benefit according to the rules described above, even if your spouse is not the annuitant and even if the benefit is exercised more than one year after your death. If your surviving spouse dies prior to exercise, the rule described in the previous bullet applies.

      o A successor owner or beneficiary that is a trust or other non- natural person may not exercise the benefit; in this case, the benefit will terminate and the charge for it will no longer apply as of the date we receive proof of your death and any required information.

See "When an NQ contract owner dies before the annuitant" under "Payment of death benefit" later in this Prospectus for more information.

Please see both "Insufficient account value" in "Determining your contract value" and "How withdrawals (and transfers out of the Special 10 year fixed maturity option) affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Guaranteed principal benefit option 2" in "Accessing your money" later in this Prospectus for more information on these guaranteed benefits.

GUARANTEED MINIMUM DEATH BENEFIT

Your contract provides a standard death benefit. If you did not elect one of the enhanced death benefits described below, the death benefit is equal to your account value (without adjustment for any otherwise applicable negative market value adjustment) as of the date we receive satisfactory proof of death, any required instructions for the method of payment, information and forms necessary to effect payment, OR the standard death benefit, whichever provides the higher amount. The standard death benefit is equal to your total contributions adjusted for any withdrawals and any taxes that apply. The standard death benefit was the only death benefit available for annuitants who were ages 76 through 85 at issue. The applicable issue ages may be different for certain contract owners, depending on when you purchased your contract. Please see Appendix VIII later in this Prospectus for more information. Once your contract has been issued, you may not change or voluntarily terminate your death benefit.

If you elected one of the enhanced death benefits, the death benefit is equal to your account value (without adjustment for any otherwise applicable negative market value adjustment) as of the date we receive satisfactory proof of the annuitant's death, any required instructions for the method of payment, information and forms necessary to effect payment, OR your elected enhanced death benefit on the date of the annuitant's death (adjusted for any subsequent withdrawals and taxes that apply), whichever provides the higher amount. If you elected the Spousal protection option, if available, the Guaranteed minimum death benefit is based on the age of the older spouse, who may or may not be the annuitant, for the life of the contract. See "Spousal protection" in "Payment of death benefit" later in this Prospectus for more information.

Any of the enhanced death benefits or the standard death benefit can be elected by themselves or with the Guaranteed minimum income benefit.

If you elected one of the enhanced death benefit options described below and change ownership of the contract, generally the benefit will automatically terminate, except under certain circumstances. If this occurs, any enhanced death benefit elected will be replaced with the standard death benefit. See "Transfers of ownership, collateral assignments, loans and borrowing" in "More information," later in this Prospectus for more information.

OPTIONAL ENHANCED DEATH BENEFITS APPLICABLE FOR ANNUITANTS AGES 0 THROUGH 75 AT ISSUE OF NQ CONTRACTS; 20 THROUGH 75 AT ISSUE OF ROLLOVER IRA, ROTH CONVERSION IRA AND ROLLOVER TSA CONTRACTS; AND 0 THROUGH 70 AT ISSUE OF INHERITED IRA CONTRACTS. DEPENDING ON WHEN YOU PURCHASED YOUR CONTRACT, YOUR AVAILABLE ISSUE AGES MAY HAVE BEEN OLDER AT THE TIME YOU PURCHASED YOUR CONTRACT.

Subject to state availability and contract availability (please see Appendix VII for state availability of these benefits and Appendix VIII for contract variations later in this Prospectus), the following enhanced death benefits were available:

O ANNUAL RATCHET TO AGE 85.

O 6% ROLL-UP TO AGE 85.

O THE GREATER OF 5% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85

O THE GREATER OF 6% ROLL-UP TO AGE 85 OR THE ANNUAL RATCHET TO AGE 85.

Each enhanced death benefit is equal to its corresponding benefit base described earlier in "Guaranteed minimum death benefit and Guaranteed minimum income benefit base." Once you have made your enhanced death benefit election, you may not change it.

                                              Contract Features and Benefits  35
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If you elected Principal Protector(SM), only the standard death benefit and the
Annual Ratchet to Age 85 enhanced death benefit were available.

Please see both "Insufficient account value" in "Determining your contract value" and "How withdrawals and (transfers out of the Special 10 year fixed maturity option) affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Guaranteed principal benefit option 2" in "Accessing your money" later in this Prospectus for more information on these guaranteed benefits.

See Appendix III later in this Prospectus for an example of how we calculate an enhanced death benefit.

PROTECTION PLUS(SM)

The following section provides information about the Protection Plus(SM) option, which was only available at the time you purchased your contract. If Protection Plus(SM) was not elected when the contract was first issued, neither the owner nor the successor owner/annuitant can add it subsequently. Protection Plus(SM) is an additional death benefit as described below. See "Tax information" later in this Prospectus for the potential tax consequences of having purchased the Protection Plus(SM) feature in an NQ, IRA or Rollover TSA contract. If you purchased the Protection Plus(SM) feature, you may not voluntarily terminate this feature. If you elected Principal Protector(SM) the Protection Plus(SM) feature is not available.

Depending on when you purchased your contract, if you elected the Protection Plus(SM) option described below and change ownership of the contract, generally this benefit will automatically terminate, except under certain circumstances. See "Transfers of ownership, collateral assignments, loans and borrowing" in "More information," later in this Prospectus for more information.

If the annuitant was 70 or younger when we issued your Contract (or if the successor owner/annuitant is 70 or younger when he or she becomes the successor owner/annuitant and Protection Plus(SM) had been elected at issue), the death benefit will be:

the greater of:

o the account value or

o any applicable death benefit

Increased by:

o such death benefit less total net contributions, multiplied by 40%.

For purposes of calculating your Protection Plus(SM) benefit, the following applies: (i) "Net contributions" are the total contributions made (or, if applicable, the total amount that would otherwise have been paid as a death benefit had the successor owner/annuitant election not been made plus any subsequent contributions) adjusted for each withdrawal that exceeds your Protection Plus(SM) earnings. "Net contributions" are reduced by the amount of that excess. Protection Plus(SM) earnings are equal to (a) minus (b) where (a) is the greater of the account value and the death benefit immediately prior to the withdrawal and (b) is the net contributions as adjusted by any prior withdrawals; and (ii) "Death benefit" is equal to the greater of the account value as of the date we receive satisfactory proof of death or any applicable Guaranteed minimum death benefit as of the date of death. If you are an existing contract owner and not a new purchaser, your net contributions may be reduced on a pro rata basis to reflect withdrawals (including any TSA loans). For information about what applies to your contract, see Appendix VIII later in this Prospectus.

If the annuitant was age 71 through 75 (this age may be higher for certain contract owners, depending on when you purchased your contract) when we issued your contract (or if the successor owner/ annuitant is between the ages of 71 and 75 when he or she becomes the successor owner/annuitant and Protection Plus(SM) had been elected at issue), the death benefit will be:

the greater of:

o the account value or

o any applicable death benefit

Increased by:

o such death benefit (as described above) less total net contributions, multiplied by 25%.

The value of the Protection Plus(SM) death benefit is frozen on the first contract date anniversary after the annuitant turns age 80, except that the benefit will be reduced for withdrawals on a pro rata basis. Reduction on a pro rata basis means that we calculate the percentage of the current account value that is being withdrawn and we reduce the benefit by that percentage. For example, if the account value is $30,000 and you withdraw $12,000, you have withdrawn 40% of your account value. If the benefit is $40,000 before the withdrawal, it would be reduced by $16,000 ($40,000 x .40) and the benefit after the withdrawal would be $24,000 ($40,000 - $16,000).

For an example of how the Protection Plus(SM) death benefit is calculated, please see Appendix VI.

If you elected Spousal protection, the Protection Plus(SM) benefit is based on the age of the older spouse, who may or may not be the annuitant. Upon the death of the non-annuitant spouse, the account value will be increased by the value of the Protection Plus(SM) benefit as of the date we receive due proof of death. Upon the death of the annuitant, the value of the Protection Plus(SM) benefit is either added to the death benefit payment or to the account value if Successor owner/annuitant is elected. If the surviving spouse elects to continue the contract, the benefit will be based on the age of the surviving spouse as of the date of the deceased spouse's death for the remainder of the contract. If the surviving spouse is age 76 or older, the benefit will terminate and the charge will no longer be in effect. See "Spousal protection" in "Payment of death benefit" later in this Prospectus for more information.

Ask your financial professional or see Appendix VII later in this Prospectus to see if this feature was available in your state.

PRINCIPAL PROTECTOR(SM)

The following section provides information about the Principal Protector(SM) option, which was only available at the time you purchased your contract. If Principal Protector(SM) was not elected when the contract was first issued, neither the owner nor the successor owner/annuitant can add it subsequently.

36  Contract Features and Benefits
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As described below, Principal Protector(SM) provides for recovery of your total contributions through withdrawals, even if your account value falls to zero, provided that during each contract year, your total withdrawals do not exceed your GWB Annual withdrawal amount. Principal Protector(SM) is not an automated withdrawal program. You may request a withdrawal through any of our available withdrawal methods. See "Withdrawing your account value" in "Accessing your money" later in this Prospectus. All withdrawals reduce your account value and the guaranteed minimum death benefit.

Principal Protector(SM) could be elected at contract issue, for an additional charge, if the annuitant was age 0 through 85 for NQ contracts or age 20 through 75 for all IRA contracts. Please see "Principal Protector(SM) charge" in "Charges and expenses" later in this Prospectus for a description of the charge and when it applies. If you elected this benefit, you cannot terminate it.

Depending on when you purchased your contract, this feature may not be available. See Appendix VIII later in this Prospectus for more information.

If you die, and your beneficiary elects the Beneficiary continuation option, if available, your beneficiary may continue Principal Protector(SM) provided that the beneficiary was 75 or younger on the original contract date. If the beneficiary was older, Principal Protector(SM) will terminate without value even if the GWB benefit base is greater than zero. In the case of multiple beneficiaries, any beneficiary older than 75 may not continue Principal Protector(SM) and that beneficiary's portion of the GWB benefit base will terminate without value, even if it was greater than zero. The ability to continue Principal Protector(SM) under the Beneficiary continuation option is subject to state availability. If it was approved in your state, it was added to your contract if you had already elected Principal Protector(SM). See "Beneficiary continuation option" under "Payment of death benefit" later in the Prospectus for more information on continuing Principal Protector(SM) under the Beneficiary continuation option.

If you purchased the contract as a TSA or Inherited IRA, Principal Protector(SM) was not available. This benefit was also not available if you elected the Guaranteed minimum income benefit, the Greater of 6% Roll-Up to age 85 and Annual Ratchet to Age 85 enhanced death benefit, Protection Plus(SM), GPB Option 1 or GPB Option 2. This benefit may not have been available under your contract. For more information, please see Appendix VIII later in this Prospectus.

If you elected the Principal Protector(SM) option described below and change ownership of the contract, generally this benefit will automatically terminate, except under certain circumstances. See "Transfers of ownership, collateral assignments, loans and borrowing" in "More information," later in this Prospectus for more information.

Withdrawals in excess of your GWB Annual withdrawal amount significantly reduce or eliminate the value of the benefit. See "Effect of GWB Excess withdrawals" below. For traditional IRAs, the Principal Protector(SM) makes provision for you to take lifetime required minimum distributions ("RMDs") without losing the value of the Principal Protector(SM) guarantee, provided you comply with the conditions under "Lifetime required minimum distribution withdrawals" in "Accessing your money" later in this Prospectus including utilizing our Automatic RMD service. If you do not expect to comply with these conditions, including utilization of our Automatic RMD service, this benefit may have limited usefulness for you. Please consult your tax adviser.

YOUR GWB BENEFIT BASE

At issue, your GWB benefit base is equal to your initial contribution and will increase or decrease, as follows:

o Your GWB benefit base increases by the dollar amount of any additional contributions.

o Your GWB benefit base decreases by the dollar amount of withdrawals.

o Your GWB benefit base may be further decreased if a withdrawal is taken in excess of your GWB Annual withdrawal amount.

o Your GWB benefit base may also be increased under the Optional step up provision.

o Your GWB benefit base may also be increased under the one time step up applicable with the Beneficiary continuation option.

Each of these events is described in detail below. Once your GWB benefit base is depleted, you may continue to make withdrawals from your account value, but they are not guaranteed under Principal Protector(SM).

YOUR GWB ANNUAL WITHDRAWAL AMOUNT

Your GWB Annual withdrawal amount is equal to either 5% or 7% ("Applicable percentage"), as applicable, of your initial GWB benefit base, and is the maximum amount that you can withdraw each year without making a GWB Excess withdrawal, as described below. When you purchased your contract, you chose between two available GWB Annual withdrawal options:

O 7% GWB ANNUAL WITHDRAWAL OPTION

O 5% GWB ANNUAL WITHDRAWAL OPTION

The GWB Annual withdrawal amount may decrease as a result of a GWB Excess withdrawal and may increase as a result of an Automatic reset, additional contributions or a "step up" of the GWB benefit base; each of these transactions are discussed below in detail. Once you elect a GWB Annual withdrawal option, it cannot be changed.

Your GWB Annual withdrawal amounts are not cumulative. If you withdraw less than the GWB Annual withdrawal amount in any contract year, you may not add the remainder to your GWB Annual withdrawal amount in any subsequent year.

EFFECT OF GWB EXCESS WITHDRAWALS

A GWB Excess withdrawal is caused when you withdraw more than your GWB Annual withdrawal amount in any contract year. Once a withdrawal causes cumulative withdrawals in a contract year to exceed your GWB Annual withdrawal amount, the entire amount of the withdrawal and each subsequent withdrawal in that contract year are GWB Excess withdrawals.

A GWB Excess withdrawal can cause a significant reduction in both your GWB benefit base and your GWB Annual withdrawal amount. If you make a GWB Excess withdrawal, we will recalculate your GWB

                                              Contract Features and Benefits  37
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benefit base and the GWB Annual withdrawal amount. As of the date of the GWB
Excess withdrawal, the GWB benefit base is first reduced by the dollar amount of the withdrawal, and the reduced GWB benefit base and the GWB Annual withdrawal amount are then further adjusted, as follows:

o If the account value after the deduction of the withdrawal is less than the GWB benefit base, then the GWB benefit base is reset equal to the account value.

o If the account value after the deduction of the withdrawal is greater than or equal to the GWB benefit base, then the GWB benefit base is not adjusted further.

o The GWB Annual withdrawal amount equals the lesser of: (i) the Applicable percentage of the adjusted GWB benefit base and (ii) the GWB Annual withdrawal amount prior to the GWB Excess withdrawal.

You should not purchase this benefit if you plan to take withdrawals in excess of your GWB Annual withdrawal amount, as such withdrawals significantly reduce or eliminate the value of Principal Protector(SM). If your account value is less than your GWB benefit base (due, for example, to negative market performance), a GWB Excess withdrawal, even one that is only slightly more than your GWB Annual withdrawal amount, can significantly reduce your GWB benefit base and the GWB Annual withdrawal amount.

For example, if you contribute $100,000 at contract issue, your initial GWB benefit base is $100,000. If you elect the 7% GWB Annual withdrawal option, your GWB Annual withdrawal amount is equal to $7,000 (7% of $100,000). Assume in contract year four that your account value is $80,000, you have not made any prior withdrawals, and you request an $8,000 withdrawal. Your $100,000 benefit base is first reduced by $8,000 to now equal $92,000. Your GWB benefit base is then further reduced to equal the new account value: $72,000 ($80,000 minus $8,000). In addition, your GWB Annual withdrawal amount is reduced to $5,040 (7% of $72,000), instead of the original $7,000.

You should further note that a GWB Excess withdrawal that reduces your account value to zero eliminates any remaining value in your GWB benefit base. See "Insufficient account value" in "Determining your contract value" later in this Prospectus.

In general, if you purchase the contract as a traditional IRA and participate in our Automatic RMD service, and you do not take any other withdrawals, an automatic withdrawal under that program will not cause a GWB Excess withdrawal, even if it exceeds your GWB Annual withdrawal amount. For more information, see "Lifetime required minimum distribution withdrawals" in "Accessing your money" later in this Prospectus.

If you die, and your beneficiary continues Principal Protector(SM) under the Beneficiary continuation option and chooses scheduled payments, such payments will not cause a GWB Excess withdrawal, provided no additional withdrawals are taken. If your beneficiary chooses the "5-year rule" instead of scheduled payments, this waiver does not apply and a GWB Excess withdrawal may occur if withdrawals exceed the GWB Annual withdrawal amounts.

EFFECT OF AUTOMATIC RESET

If you take no withdrawals in the first five contract years, the Applicable percentage to determine your GWB Annual withdrawal amount will be automatically reset at no additional charge. The Applicable percentage under the 7% GWB Annual withdrawal option will be increased to 10%, and the Applicable percentage under the 5% GWB Annual withdrawal option will be increased to 7%. The Applicable percentage is automatically reset on your fifth contract date anniversary, and your GWB Annual withdrawal amount will be recalculated.

If you die before the fifth contract date anniversary, and your beneficiary continues Principal Protector(SM) under the Beneficiary continuation option, if available, the Automatic reset will apply on the fifth contract date anniversary if you have not taken any withdrawals and: (1) your beneficiary chooses scheduled payments and payments have not yet started; or, (2) if your beneficiary chooses the "5-year rule" option and has not taken withdrawals. See "Beneficiary continuation option" in "Payment of death benefit" later in this Prospectus.

EFFECT OF ADDITIONAL CONTRIBUTIONS

Anytime you make an additional contribution, we will recalculate your GWB benefit base and your GWB Annual withdrawal amount. Your GWB benefit base will be increased by the amount of the contribution and your GWB Annual withdrawal amount will be equal to the greater of (i) the Applicable percentage of the new GWB benefit base, or (ii) the GWB Annual withdrawal amount in effect immediately prior to the additional contribution.

If you die, and your beneficiary continues Principal Protector(SM) under the Beneficiary continuation option, no additional contributions will be permitted.

OPTIONAL STEP UP PROVISION

Except as stated below, any time after the fifth contract date anniversary, you may request a step up in the GWB benefit base to equal your account value. If your GWB benefit base is higher than the account value as of the date we receive your step up request, no step up will be made. If a step up is made, we may increase the charge for the benefit. For a description of the charge increase, see "Principal Protector(SM) charge" in "Charges and expenses" later in this Prospectus. Once you elect to step up the GWB benefit base, you may not do so again for five complete contract years from the next contract date anniversary. Under both the Spousal protection and the successor owner annuitant features, upon the first death, the surviving spouse must wait five complete contract years from the last step up or from contract issue, whichever is later, to be eligible for a step up.

As of the date of your GWB benefit base step up, your GWB Annual withdrawal amount will be equal to the greater of (i) your GWB Annual withdrawal amount before the step up, and (ii) your GWB Applicable percentage applied to your stepped up GWB benefit base.

It is important to note that a step up in your GWB benefit base may not increase your GWB Annual withdrawal amount. In that situation, the effect of the step up is only to increase your GWB benefit base and support future withdrawals. We will process your step up request even if it does not increase your GWB Annual withdrawal amount, and we

38  Contract Features and Benefits
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will increase the Principal Protector(SM) charge, if applicable. In addition, you will not be eligible to request another step up for five complete contract years. After processing your request, we will send you a confirmation showing the amount of your GWB benefit base and your GWB Annual withdrawal amount.

For example, if you contribute $100,000 at contract issue, your initial GWB benefit base is $100,000. If you elect the 7% GWB Annual withdrawal option, your GWB Annual withdrawal amount is equal to $7,000 (7% of $100,000). Assume you take withdrawals of $7,000 in each of the first five contract years, reducing the GWB benefit base to $65,000. After five contract years, further assume that your account value is $92,000, and you elect to step up the GWB benefit base from $65,000 to $92,000. The GWB Annual withdrawal amount is recalculated to equal the greater of 7% of the new GWB benefit base, which is $6,440 (7% of $92,000), or the current GWB Annual withdrawal amount, $7,000. Therefore, following the step up, even though your GWB benefit base has increased, your GWB Annual withdrawal amount does not increase and remains $7,000.

The Optional step up provision is not available once your beneficiary continues Principal Protector(SM) under the Beneficiary continuation option. However, if you die, and your beneficiary continues Principal Protector(SM) under the Beneficiary continuation option, the GWB benefit base will be stepped up to equal the account value, if higher, as of the transaction date that we receive the Beneficiary continuation option election. As of the date of the GWB benefit base step up, your beneficiary's GWB Annual withdrawal amount will be equal to the greater of (i) your GWB Annual withdrawal amount before the step up, and
(ii) your GWB Applicable percentage applied to the stepped up GWB benefit base. This is a one-time step up at no additional charge.

OTHER IMPORTANT CONSIDERATIONS

o Principal Protector(SM) protects your principal only through with-drawals. Your account value may be less than your total contributions.

o You can take withdrawals under your contract without purchasing Principal Protector(SM). In other words, you do not need this benefit to make withdrawals.

o Withdrawals made under Principal Protector(SM) will be treated, for tax purposes, in the same way as other withdrawals under your contract.

o All withdrawals are subject to all of the terms and conditions of the contract. Principal Protector(SM) does not change the effect of withdrawals on your account value or guaranteed minimum death benefit; both are reduced by withdrawals whether or not you elect Principal Protector(SM). See "How withdrawals are taken from your account value" and "How withdrawals (and transfers out of the Special 10 year fixed maturity option) affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Guaranteed principal benefit option 2" in "Accessing your money" later in this Prospectus.

o If you withdraw less than the GWB Annual withdrawal amount in any contract year, you may not add the remainder to your GWB Annual withdrawal amount in any subsequent year.

o GWB Excess withdrawals can significantly reduce or completely eliminate the value of this benefit. See "Effect of GWB Excess withdrawals" above in this section and "Withdrawing your account value" in "Accessing your money" later in this Prospectus.

o If you surrender your contract to receive its cash value, all benefits under the contract will terminate, including Principal Protector(SM) if your cash value is greater than your GWB Annual withdrawal amount. Therefore, when surrendering your contract, you should seriously consider the impact on Principal Protector(SM) when you have a GWB benefit base that is greater than zero.

o If you die and your beneficiary elects the Beneficiary continuation option, then your beneficiary should consult with a tax adviser before choosing to use the "5-year rule." The "5-year rule" is described in "Payment of death benefit" under "Beneficiary continuation option" later in this Prospectus. The GWB benefit base may be adversely affected if the beneficiary makes any withdrawals that cause a GWB Excess withdrawal. Also, when the contract terminates at the end of 5 years, any remaining GWB benefit base would be lost.


INHERITED IRA BENEFICIARY CONTINUATION CONTRACT


The contract was available to an individual beneficiary of a traditional IRA or a Roth IRA where the deceased owner held the individual retirement account or annuity (or Roth individual retirement account or annuity) with an insurance company or financial institution other than AXA Equitable. The purpose of the inherited IRA beneficiary continuation contract is to permit the beneficiary to change the funding vehicle that the deceased owner selected ("original IRA") while taking the required minimum distribution payments that must be made to the beneficiary after the deceased owner's death. See the discussion of required minimum distributions under "Tax information." The contract is intended only for beneficiaries who want to take payments at least annually over their life expectancy. These payments generally must begin (or must have begun) no later than December 31 of the calendar year following the year the deceased owner died. The contract is not suitable for beneficiaries electing the "5-year rule." See "Beneficiary continuation option for IRA and Roth IRA contracts" under "Beneficiary continuation option" in "Payment of death benefit" later in this Prospectus. You should discuss with your tax adviser your own personal situation. The contract may not have been available in all states. Please speak with your financial professional for further information.

Depending on when you purchased your contract, the contract may not have been available. See Appendix VIII later in this Prospectus for more information.

The inherited IRA beneficiary continuation contract could only have been purchased by a direct transfer of the beneficiary's interest under the deceased owner's original IRA. The owner of the inherited IRA beneficiary continuation contract is the individual who is the beneficiary of the original IRA. (Certain trusts with only individual beneficiaries will be treated as individuals for this purpose.) The contract must also contain the name of the deceased owner. In this discussion, "you" refers to the owner of the inherited IRA beneficiary continuation contract.

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The inherited IRA beneficiary continuation contract could have been purchased whether or not the deceased owner had begun taking required minimum distribution payments during his or her life from the original IRA or whether you had already begun taking required minimum distribution payments of your interest as a beneficiary from the deceased owner's original IRA. You should discuss with your own tax adviser when payments must begin or must be made.

Under the inherited IRA beneficiary continuation contract:

o You must receive payments at least annually (but may have elected to receive payments monthly or quarterly). Payments are generally made over your life expectancy determined in the calendar year after the deceased owner's death and determined on a term certain basis.

o You must receive payments from the contract even if you are receiving payments from another IRA of the deceased owner in an amount that would otherwise satisfy the amount required to be distributed from the contract.


o The beneficiary of the original IRA is the annuitant under the inherited IRA beneficiary continuation contract. In the case where the beneficiary is a "see-through trust," the oldest beneficiary of the trust is the annuitant.


o An inherited IRA beneficiary continuation contract not available for annuitants over age 70.

o The initial contribution had to be a direct transfer from the deceased owner's original IRA and was subject to minimum contribution amounts. See "How you can contribute to your contract" earlier in this section.

o Subsequent contributions of at least $1,000 are permitted but must be direct transfers of your interest as a beneficiary from another IRA with a financial institution other than AXA Equitable, where the deceased owner is the same as under the original IRA contract.

o You may make transfers among the investment options.

o You may choose at any time to withdraw all or a portion of the account value. Any partial withdrawal must be at least $300.

o The Guaranteed minimum income benefit, successor owner/ annuitant feature, 12-month dollar cost averaging program, automatic investment program, GPB Options 1 and 2, Principal Protector(SM) and systematic withdrawals are not available under the Inherited IRA beneficiary continuation contract.

o If you die, we will pay to a beneficiary that you choose the greater of the annuity account value or the applicable death benefit.

o Upon your death, your beneficiary has the option to continue taking required minimum distributions based on your remaining life expectancy or to receive any remaining interest in the contract in a single sum. The option elected will be processed when we receive satisfactory proof of death, any required instructions for the method of payment and any required information and forms necessary to effect payment. If your beneficiary elects to continue to take distributions, we will increase the account value to equal the applicable death benefit if such death benefit is greater than such account value as of the date we receive satisfactory proof of death and any required instructions, information and forms. If you had elected any enhanced death benefits, they will no longer be in effect and charges for such benefits will stop. The Guaranteed minimum death benefit will also no longer be in effect.

YOUR RIGHT TO CANCEL WITHIN A CERTAIN NUMBER OF DAYS

This is provided for informational purposes only. Since the contracts are no longer available to new purchasers, this cancellation provision is no longer applicable.

If for any reason you are not satisfied with your contract, you may return it to us for a refund. To exercise this cancellation right you must mail the contract, with a signed letter of instruction electing this right, to our processing office within 10 days after you receive it. If state law requires, this "free look" period may be longer. Other state variations may apply. Please contact your financial professional to find out what applies in your state.

Generally, your refund will be the same as any other surrender and you will receive your account value (less loan reserve account under Rollover TSA contracts) under the contract on the day we receive notification of your decision to cancel the contract, which will reflect (i) any investment gain or loss in the variable investment options (less the daily charges we deduct), (ii) any guaranteed interest in the guaranteed interest option, and (iii) any positive or negative market value adjustments in the fixed maturity options through the date we receive your contract. Some states, however, require that we refund the full amount of your contribution (not reflecting (i), (ii) or (iii) above). For any IRA contract returned to us within seven days after you receive it, we are required to refund the full amount of your contribution.

We may require that you wait six months before you may apply for a contract with us again if:

o you cancel your contract during the free look period; or

o you change your mind before you receive your contract, whether we have received your contribution or not.

Please see "Tax information" later in this Prospectus for possible consequences of cancelling your contract.

In addition to the cancellation right described above, if you fully convert an existing traditional IRA contract to a Roth Conversion IRA contract, you may cancel your Roth Conversion IRA contract and return to a Rollover IRA contract. Our processing office, or your financial professional, can provide you with the cancellation instructions.

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2. Determining your contract's value

--------------------------------------------------------------------------------

YOUR ACCOUNT VALUE AND CASH VALUE*

Your "account value" is the total of the values you have in: (i) the variable investment options; (ii) the guaranteed interest option; (iii) market adjusted amounts in the fixed maturity options; and (iv) the loan reserve account (applicable to Rollover TSA contracts only).

Your contract also has a "cash value." At any time before annuity payments begin, your contract's cash value is equal to the account value, less: (i) the total amount or a pro rata portion of the annual administrative charge, as well as optional benefit charges*; and (ii) the amount of any outstanding loan plus accrued interest (applicable to Rollover TSA contracts only). Please see "Surrendering your contract to receive its cash value" in "Accessing your money" later in this Prospectus.

                       ----------------------------------

* Depending on when you purchased your contract, your account value will be reduced by a pro rata portion of the administrative charge only. See Appendix VIII later in this Prospectus for more information.

YOUR CONTRACT'S VALUE IN THE VARIABLE INVESTMENT OPTIONS

Each variable investment option invests in shares of a corresponding Portfolio. Your value in each variable investment option is measured by "units." The value of your units will increase or decrease as though you had invested it in the corresponding Portfolio's shares directly. Your value, however, will be reduced by the amount of the fees and charges that we deduct under the contract.

The unit value for each variable investment option depends on the investment performance of that option, less daily charges for:

(i)   mortality and expense;

(ii)  administrative expenses; and

(iii) distribution charges.

On any day, your value in any variable investment option equals the number of units credited to that option, adjusted for any units purchased for or deducted from your contract under that option, multiplied by that day's value for one unit. The number of your contract units in any variable investment option does not change unless they are:

(i)   increased to reflect additional contributions;

(ii)  decreased to reflect a withdrawal;

(iii) increased to reflect a transfer into, or decreased to reflect a transfer out of, a variable investment option; or

(iv) increased or decreased to reflect a transfer of your loan amount from or to the loan reserve account under a Rollover TSA contract.

In addition, if applicable, when we deduct the enhanced death benefit, Guaranteed minimum income benefit, GPB Option 2, Principal Protector(SM) and/or the Protection Plus(SM) benefit charges, the number of units credited to your contract will be reduced. Your units are also reduced when we deduct the annual administrative charge. A description of how unit values are calculated is found in the SAI.

YOUR CONTRACT'S VALUE IN THE GUARANTEED INTEREST OPTION

Your value in the guaranteed interest option at any time will equal: your contributions and transfers to that option, plus interest, minus withdrawals out of the option, and charges we deduct.

YOUR CONTRACT'S VALUE IN THE FIXED MATURITY OPTIONS

Your value in each fixed maturity option at any time before the maturity date is the market adjusted amount in each option, which reflects withdrawals out of the option and charges we deduct. This is equivalent to your fixed maturity amount increased or decreased by the market value adjustment. Your value, therefore, may be higher or lower than your contributions (less withdrawals) accumulated at the rate to maturity. At the maturity date, your value in the fixed maturity option will equal its maturity value, provided there have been no withdrawals or transfers.

INSUFFICIENT ACCOUNT VALUE

Your contract will terminate without value if your account value is insufficient to pay any applicable charges when due. Your account value could become insufficient due to withdrawals and/or poor market performance. Upon such termination, you will lose all your rights under your contract and any applicable guaranteed benefits, except as discussed below.

See Appendix VII later in this Prospectus for any state variations with regard to the termination of your contract.

GUARANTEED MINIMUM INCOME BENEFIT NO LAPSE GUARANTEE (not available under all contracts). In certain circumstances, even if your account value falls to zero, your Guaranteed minimum income benefit will still have value. Please see "Contract features and benefits" earlier in this Prospectus for information on this feature.

PRINCIPAL PROTECTOR(SM) (not available under all contracts)

If you elected Principal Protector(SM) and your account value falls to zero due to a GWB Excess withdrawal, we will terminate your contract and you will receive no payment or supplementary annuity contract, as discussed below, even if your GWB benefit base is greater than zero. If, however, your account value falls to zero, either due to a withdrawal or surrender that is not a GWB Excess withdrawal or due to a deduction of charges, please note the following:

                                           Determining Your Contract's Value  41
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o If your GWB benefit base equals zero, we will terminate your contract and make no payment.

o If your GWB benefit base is greater than zero but less than or equal to the balance of your GWB Annual withdrawal amount, if any, for that contract year, we will terminate your contract and pay you any remaining GWB benefit base.

o If your GWB benefit base is greater than the balance of your remaining GWB Annual withdrawal amount, if any, for that contract year, we will pay you your GWB Annual withdrawal amount balance and terminate your contract, and we will pay you your remaining GWB benefit base as an annuity benefit, as described below.

o If the Beneficiary continuation option is elected (not available in all states), and the account value falls to zero while there is a remaining GWB benefit base, we will make payments to the beneficiary as follows:

  o If the beneficiary had elected scheduled payments we will continue to make scheduled payments over remaining life expectancy until the GWB benefit base is zero, and the Principal Protector(SM) charge will no longer apply.

  o If the beneficiary had elected the "5-year rule" and the GWB benefit base is greater than the remaining GWB Annual withdrawal amount, if any, for that contract year, we will pay the beneficiary the GWB Annual withdrawal amount balance. We will continue to pay the beneficiary the remaining GWB Annual withdrawal amount each year until the GWB benefit base equals zero, or the contract terminates at the end of the fifth contract year, whichever comes first. Any remaining GWB benefit base at the end of the fifth contract year will terminate without value.

ANNUITY BENEFIT. If the contract terminates and the remaining GWB benefit base is to be paid in installments, we will issue you an annuity benefit contract and make annual payments equal to your GWB Annual withdrawal amount on the contract date anniversary beginning on the next contract date anniversary, until the cumulative amount of such payments equals the remaining GWB benefit base (as of the date the contract terminates). The last installment payment may be smaller than the previous installment payments in order for the total of such payments to equal the remaining GWB benefit base.

The annuity benefit supplemental contract will carry over the same owner, annuitant and beneficiary as under your contract. If you die before receiving all of your payments, we will make any remaining payments to your beneficiary. The charge for Principal Protector(SM) will no longer apply.

If at the time of your death the GWB Annual withdrawal amount was being paid to you as an annuity benefit, your beneficiary may not elect the Beneficiary continuation option.

42  Determining Your Contract's Value
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3. Transferring your money among investment options

--------------------------------------------------------------------------------

TRANSFERRING YOUR ACCOUNT VALUE

At any time before the date annuity payments are to begin, you can transfer some or all of your account value among the investment options, subject to the following:

o You may not transfer to a fixed maturity option that has a rate to maturity of 3% or less.

o You may not transfer any amount to the 12-month dollar cost averaging program.

o If the annuitant is age 76-80, you must limit your transfers to fixed maturity options with maturities of seven years or less. If the annuitant is age 81 or older, you must limit your transfers to fixed maturity options of five years or less. We will not accept allocations to a fixed maturity option if on the date the contribution or transfer is to be applied, the rate to maturity is 3%. Also, the maturity dates may be no later than the date annuity payments are to begin.

o If you make transfers out of a fixed maturity option other than at its maturity date, the transfer may cause a market value adjustment and affect your GPB.

o A transfer into the guaranteed interest option will not be permitted if such transfer would result in more than 25% of the annuity account value being allocated to the guaranteed interest option, based on the annuity account value as of the previous business day. If you are an existing contract owner, this restriction may not apply. See Appendix VIII later in this Prospectus for contract variations.

o No transfers are permitted into the Special 10 year fixed maturity option.

In addition, we reserve the right to restrict transfers among variable investment options, including limitations on the number, frequency, or dollar amount of transfers. Our current transfer restrictions are set forth in the "Disruptive transfer activity" section below.

The maximum amount that may be transferred from the guaranteed interest option to any investment option (including amounts transferred pursuant to the fixed-dollar option, the interest sweep option and dollar cost averaging programs described under "Allocating your contributions" in "Contract features and benefits" earlier in this Prospectus) in any contract year is the greatest of:

(a) 25% of the amount you have in the guaranteed interest option on the last day of the prior contract year; or

(b) the total of all amounts transferred at your request from the guaranteed interest option to any of the Investment options in the prior contract year; or

(c) 25% of amounts transferred or allocated to the guaranteed interest option during the current contract year.

From time to time, we may remove the restrictions regarding transferring amounts out of the guaranteed interest option. If we do so, we will tell you. We will also tell you at least 45 days in advance of the day that we intend to reimpose the transfer restrictions. When we reimpose the transfer restrictions, if any dollar cost averaging transfer out of the guaranteed interest option causes a violation of the 25% outbound restriction, that dollar cost averaging program will be terminated for the current contract year. A new dollar cost averaging program can be started in the next or subsequent contract years.

You may request a transfer in writing, by telephone using TOPS or through Online Account Access. You must send in all written transfer requests directly to our processing office. Transfer requests should specify:

(1) the contract number,

(2) the dollar amounts or percentages of your current account value to be transferred, and

(3) the investment options to and from which you are transferring.

We will confirm all transfers in writing.

Please see "Allocating your contributions" in "Contracts features and benefits" for more information about your role in managing your allocations.

DISRUPTIVE TRANSFER ACTIVITY

You should note that the contract is not designed for professional "market timing" organizations, or other organizations or individuals engaging in a market timing strategy. The contract is not designed to accommodate programmed transfers, frequent transfers or transfers that are large in relation to the total assets of the underlying portfolio.

Frequent transfers, including market timing and other program trading or short-term trading strategies, may be disruptive to the underlying portfolios in which the variable investment options invest. Disruptive transfer activity may adversely affect performance and the interests of long-term investors by requiring a portfolio to maintain larger amounts of cash or to liquidate portfolio holdings at a disadvantageous time or price. For example, when market timing occurs, a portfolio may have to sell its holdings to have the cash necessary to redeem the market timer's investment. This can happen when it is not advantageous to sell any securities, so the portfolio's performance may be hurt. When large dollar amounts are involved, market timing can also make it difficult to use long-term investment strategies because a portfolio cannot predict how much cash it will have to invest. In addition, disruptive transfers or purchases and redemptions of portfolio investments may impede efficient portfolio management and impose increased transaction costs, such as brokerage costs, by requiring the portfolio manager to effect more frequent purchases and sales of portfolio securities. Similarly, a portfolio may bear increased administrative costs as a result of the asset level and investment volatility that accompanies patterns of excessive or short-term trading. Portfolios that invest a significant portion of their assets in foreign securities or the securities of small- and mid-capitalization companies tend to be subject to the risks associated with market timing and

                            Transferring Your Money Among Investment Options  43
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short-term trading strategies to a greater extent than portfolios that do not.
Securities trading in overseas markets present time zone arbitrage opportunities when events affecting portfolio securities values occur after the close of the overseas market but prior to the close of the U.S. markets. Securities of small- and mid-capitalization companies present arbitrage opportunities because the market for such securities may be less liquid than the market for securities of larger companies, which could result in pricing inefficiencies. Please see the prospectuses for the underlying portfolios for more information on how portfolio shares are priced.

We currently use the procedures described below to discourage disruptive transfer activity. You should understand, however, that these procedures are subject to the following limitations: (1) they primarily rely on the policies and procedures implemented by the underlying portfolios; (2) they do not eliminate the possibility that disruptive transfer activity, including market timing, will occur or that portfolio performance will be affected by such activity; and (3) the design of market timing procedures involves inherently subjective judgments, which we seek to make in a fair and reasonable manner consistent with the interests of all contract owners.

We offer investment options with underlying portfolios that are part of AXA Premier VIP Trust and EQ Advisors Trust (together, the "trusts"). The trusts have adopted policies and procedures regarding disruptive transfer activity. They discourage frequent purchases and redemptions of portfolio shares and will not make special arrangements to accommodate such transactions. They aggregate inflows and outflows for each portfolio on a daily basis. On any day when a portfolio's net inflows or outflows exceed an established monitoring threshold, the trust obtains from us contract owner trading activity. The trusts currently consider transfers into and out of (or vice versa) the same variable investment option within a five business day period as potentially disruptive transfer activity. Each trust reserves the right to reject a transfer that it believes, in its sole discretion, is disruptive (or potentially disruptive) to the management of one of its portfolios. Please see the prospectuses for the trusts for more information.

When a contract is identified in connection with potentially disruptive transfer activity for the first time, a letter is sent to the contract owner explaining that there is a policy against disruptive transfer activity and that if such activity continues certain transfer privileges may be eliminated. If and when the contract owner is identified a second time as engaged in potentially disruptive transfer activity under the contract, we currently prohibit the use of voice, fax and automated transaction services. We currently apply such action for the remaining life of each affected contract. We or a trust may change the definition of potentially disruptive transfer activity, the monitoring procedures and thresholds, any notification procedures, and the procedures to restrict this activity. Any new or revised policies and procedures will apply to all contract owners uniformly. We do not permit exceptions to our policies restricting disruptive transfer activity.

It is possible that a trust may impose a redemption fee designed to discourage frequent or disruptive trading by contract owners. As of the date of this Prospectus, the trusts had not implemented such a fee. If a redemption fee is implemented by a trust, that fee, like any other trust fee, will be borne by the contract owner.

Contract owners should note that it is not always possible for us and the underlying trusts to identify and prevent disruptive transfer activity. In addition, because we do not monitor for all frequent trading at the separate account level, contract owners may engage in frequent trading which may not be detected, for example, due to low net inflows or outflows on the particular day(s). Therefore, no assurance can be given that we or the trusts will successfully impose restrictions on all potentially disruptive transfers. Because there is no guarantee that disruptive trading will be stopped, some contract owners may be treated differently than others, resulting in the risk that some contract owners may be able to engage in frequent transfer activity while others will bear the effect of that frequent transfer activity. The potential effects of frequent transfer activity are discussed above.

REBALANCING YOUR ACCOUNT VALUE

We offer rebalancing, which you can use to automatically reallocate your account value among your investment options. We currently offer two options: "Option I" and "Option II." Option I allows you to rebalance your account value among the variable investment options. Option II allows you to rebalance among the variable investment options and the guaranteed interest option. Under both options, rebalancing is not available for amounts you have allocated to the fixed maturity options.

To enroll in one of our rebalancing programs, you must notify us in writing or through Online Account Access and tell us:

    (a) the percentage you want invested in each investment option (whole percentages only), and

    (b) how often you want the rebalancing to occur (quarterly, semiannually, or annually on a contract year basis)

Rebalancing will occur on the same day of the month as the contract date. If a contract is established after the 28th, rebalancing will occur on the first business day of the month following the contract issue date.

You may elect or terminate the rebalancing program at any time. You may also change your allocations under the program at any time. Once enrolled in the rebalancing program, it will remain in effect until you instruct us in writing to terminate the program. Requesting an investment option transfer while enrolled in our rebalancing program will not automatically change your allocation instructions for rebalancing your account value. This means that upon the next scheduled rebalancing, we will transfer amounts among your investment options pursuant to the allocation instructions previously on file for your program. Changes to your allocation instructions for the rebalancing program (or termination of your enrollment in the program) must be in

44 Transferring Your Money Among Investment Options
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writing and sent to our Processing Office. Termination requests can be made online through Online Account Access. See "How to reach us" in "Who is AXA Equitable?" earlier in this Prospectus. There is no charge for the rebalancing feature.

--------------------------------------------------------------------------------
Rebalancing does not assure a profit or protect against loss. You should periodically review your allocation percentages as your needs change. You may want to discuss the rebalancing program with your financial professional before electing the program.
--------------------------------------------------------------------------------

While your rebalancing program is in effect, we will transfer amounts among the investment options so that the percentage of your account value that you specify is invested in each option at the end of each rebalancing date.

If you select Option II, you will be subject to our rules regarding transfers between the guaranteed interest option and the variable investment options. These rules are described in "Transferring your account value" earlier in this section. Under Option II, a transfer into or out of the guaranteed interest option to initiate the rebalancing program will not be permitted if such transfer would violate these rules. If this occurs, the rebalancing program will not go into effect.

You may not elect Option II if you are participating in any dollar cost averaging program. You may not elect Option I if you are participating in general or 12 month dollar cost averaging.

                            Transferring Your Money Among Investment Options  45
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4. Accessing your money

--------------------------------------------------------------------------------

WITHDRAWING YOUR ACCOUNT VALUE

You have several ways to withdraw your account value before annuity payments begin. The table below shows the methods available under each type of contract. More information follows the table. If you withdraw more than 90% of your contract's current cash value, we will treat it as a request to surrender your contract for its cash value. See "Surrendering your contract to receive its cash value" below. For the potential tax consequences of withdrawals, see "Tax information" later in this Prospectus.

Please see "Insufficient account value" in "Determining your contract value" earlier in this Prospectus and "How withdrawals (and transfers out of the Special 10 year fixed maturity option) affect your Guaranteed minimum income benefit, Guaranteed minimum death benefit and Guaranteed principal benefit option 2" below for more information on how withdrawals affect your guaranteed benefits and could potentially cause your contract to terminate.

--------------------------------------------------------------------------------
                              METHOD OF WITHDRAWAL
--------------------------------------------------------------------------------
                                                                LIFETIME
                                                                REQUIRED
                                              SUBSTANTIALLY      MINIMUM
   CONTRACT         PARTIAL     SYSTEMATIC        EQUAL       DISTRIBUTION
--------------------------------------------------------------------------------
NQ                    Yes          Yes             No             No
--------------------------------------------------------------------------------
Rollover IRA          Yes          Yes             Yes            Yes
--------------------------------------------------------------------------------
Roth
 Conversion IRA       Yes          Yes             Yes            No
--------------------------------------------------------------------------------
Rollover TSA*         Yes          Yes             No             Yes
--------------------------------------------------------------------------------
Inherited IRA          No           No             No             **
--------------------------------------------------------------------------------


* Employer or plan approval is required for all transactions. Your ability to take with drawals or loans from, or surrender your TSA contract may be limited. See Appendix IX -- "Tax Sheltered Annuity contracts (TSAs)" later in this Prospectus.


** The contract pays out post-death required minimum distributions. See
   "Inherited beneficiary contract" in "Contract, features and benefits" earlier in this Prospectus.

PARTIAL WITHDRAWALS
(All contracts)

You may take partial withdrawals from your account value at any time. (Rollover TSA contracts may have restrictions and employer or plan approval is required.) The minimum amount you may withdraw is $300.

Under Rollover TSA contracts, if a loan is outstanding, you may only take partial withdrawals as long as the cash value remaining after any withdrawal equals at least 10% of the outstanding loan plus accrued interest.

SYSTEMATIC WITHDRAWALS
(All contracts except Inherited IRAs)

You may take systematic withdrawals of a particular dollar amount or a particular percentage of your account value. (Rollover TSA contracts may have restrictions and employer or plan approval is required).

You may take systematic withdrawals on a monthly, quarterly or annual basis as long as the withdrawals do not exceed the following percentages of your account value: 0.8% monthly, 2.4% quarterly and 10% annually. The minimum amount you may take in each systematic withdrawal is $250. If the amount withdrawn would be less than $250 on the date a withdrawal is to be taken, we will not make a payment and we will terminate your systematic withdrawal election. If you already own your contract, the applicable percentages may be higher. See Appendix VIII later in this Prospectus for information on what applies to your contract.

We will make the withdrawals on any day of the month that you select as long as it is not later than the 28th day of the month. If you do not select a date, we will make the withdrawals on the same calendar day of the month as the contract date. You must wait at least 28 days after your contract is issued before your systematic withdrawals can begin.

You may elect to take systematic withdrawals at any time. If you own an IRA contract, you may elect this withdrawal method only if you are between ages 59-1/2 and 70-1/2.

You may change the payment frequency, or the amount or percentage of your systematic withdrawals, once each contract year. However, you may not change the amount or percentage in any contract year in which you have already taken a partial withdrawal. You can cancel the systematic withdrawal option at any time. This option is not available if you have elected a guaranteed principal benefit-- this restriction may not apply to certain contract owners, depending on when you purchased your contract. See Appendix VIII later in this Prospectus for more information.

SUBSTANTIALLY EQUAL WITHDRAWALS
(All Rollover IRA and Roth Conversion IRA contracts)

We offer our "substantially equal withdrawals option" to allow you to receive distributions from your account value without triggering the 10% additional federal income tax penalty, which normally applies to distributions made before age 59-1/2. See "Tax information" later in this Prospectus. We use one of the IRS-approved methods for doing this; this is not the exclusive method of meeting this exception. After consultation with your tax adviser, you may decide to use another method which would require you to compute amounts yourself and request partial withdrawals. Once you begin to take substantially equal withdrawals, you should not (i) stop them; (ii) change the pattern of your withdrawals for example, by taking an additional partial withdrawal; or (iii) contribute any more to the contract until after the later of age 59-1/2 or five full years after the first withdrawal. If you alter the pattern of withdrawals, you may be liable for the 10% federal tax penalty that would have otherwise been due on prior withdrawals made under this option and for any interest on the delayed payment of the penalty.

In accordance with IRS guidance, an individual who has elected to receive substantially equal withdrawals may make a one time change, without penalty, from one of the IRS-approved methods of calculating

46  Accessing Your Money
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fixed payments to another IRS-approved method (similar to the required minimum distribution rules) of calculating payments which vary each year.

You may elect to take substantially equal withdrawals at any time before age 59-1/2. We will make the withdrawal on any day of the month that you select as long as it is not later than the 28th day of the month. We will calculate the amount of your substantially equal withdrawals using the IRS-approved method we offer. The payments will be made monthly, quarterly or annually as you select. These payments will continue until (i) we receive written notice from you to cancel this option; (ii) you take an additional partial withdrawal; or (iii) you contribute any more to the contract. You may elect to start receiving substantially equal withdrawals again, but the payments may not restart in the same calendar year in which you took a partial withdrawal or added amounts to the contract. We will calculate the new withdrawal amount.

Depending on when you purchased your contract, this option may not be available if you have elected a guaranteed principal benefit. This restriction may not apply to all contract owners. See Appendix VIII later in this Prospectus for more information.

LIFETIME REQUIRED MINIMUM DISTRIBUTION WITHDRAWALS

(Rollover IRA and Rollover TSA contracts only -- See "Tax information" and Appendix IX later in this Prospectus)

We offer our "automatic required minimum distribution (RMD) service" to help you meet lifetime required minimum distributions under federal income tax rules. This is not the exclusive way for you to meet these rules. After consultation with your tax adviser, you may decide to compute required minimum distributions yourself and request partial withdrawals. Before electing this account based withdrawal option, you should consider whether annuitization might be better in your situation. If you have elected certain additional benefits, such as the Guaranteed minimum death benefit or Guaranteed minimum income benefit, amounts withdrawn from the contract to meet RMDs will reduce the benefit base and may limit the utility of the benefit. Also, the actuarial present value of additional contract benefits must be added to the account value in calculating required minimum distribution withdrawals from annuity contracts funding qualified plans, TSAs and IRAs, which could increase the amount required to be withdrawn. Please refer to "Tax information" and Appendix IX later in this Prospectus.

You may elect this service in the year in which you reach age 70-1/2 or in any later year. The minimum amount we will pay out is $250. Currently, minimum distribution withdrawal payments will be made annually. See "Required minimum distributions" in "Tax information" and Appendix IX later in this Prospectus for your specific type of retirement arrangement.


--------------------------------------------------------------------------------
For Rollover IRA and Rollover TSA contracts, we will send a form outlining the distribution options available in the year you reach age 70-1/2 (if you have not begun your annuity payments before that time).
--------------------------------------------------------------------------------

Under Rollover TSA contracts, you may not elect our automatic RMD service if a loan is outstanding.

FOR CONTRACTS WITH PRINCIPAL PROTECTOR(SM). If you elected Principal Protector(SM), provided no other withdrawals are taken during a contract year in which you participate in our Automatic RMD service, an automatic withdrawal using our service will not cause a GWB Excess withdrawal, even if it exceeds your GWB Annual withdrawal amount. If you take any other withdrawal while you participate in the service, however, this GWB Excess withdrawal exception terminates permanently. In order to take advantage of this exception, you must elect and maintain participation in our Automatic RMD service at your required beginning date, or the contract date, if your required beginning date has occurred before the contract was purchased. See "Principal Protector(SM)" in "Contract features and benefits" earlier in this Prospectus for further information.

HOW WITHDRAWALS ARE TAKEN FROM YOUR ACCOUNT VALUE

Unless you specify otherwise, we will subtract your withdrawals on a pro rata basis from your value in the variable investment options and the guaranteed interest option. If there is insufficient value or no value in the variable investment options, and the guaranteed interest option, any additional amount of the withdrawal required or the total amount of the withdrawal will be withdrawn from the fixed maturity options (other than the Special 10 year fixed maturity option, if applicable) in the order of the earliest maturity date(s) first. If such amounts are still insufficient, we will deduct any remaining portion from the Special 10 year fixed maturity option. If the contract is surrendered or annuitized or a death benefit is paid, we will deduct a pro rata portion of the charge for that year. A market value adjustment will apply to withdrawals from the fixed maturity options (including the Special 10 year fixed maturity option, if applicable).


You may choose to have your systematic withdrawals or your substantially equal withdrawals taken from specific variable investment options and/or the guaranteed interest option. If you choose specific variable investment options and/or the guaranteed interest option, and the value in those selected option(s) drops below the requested withdrawal amount, the requested amount will be taken on a pro rata basis from all investment options on the business day after the withdrawal was scheduled to occur. All subsequent scheduled withdrawals will be processed on a pro rata basis on the business day you initially elected.


HOW WITHDRAWALS (AND TRANSFERS OUT OF THE SPECIAL 10 YEAR FIXED MATURITY OPTION) AFFECT YOUR GUARANTEED MINIMUM INCOME BENEFIT, GUARANTEED MINIMUM DEATH BENEFIT AND GUARANTEED PRINCIPAL BENEFIT OPTION 2

In general, withdrawals will reduce your guaranteed benefits on a pro rata basis. Reduction on a pro rata basis means that we calculate the percentage of your current account value that is being withdrawn and we reduce your current benefit by the same percentage. For example, if your account value is $30,000 and you withdraw $12,000, you have withdrawn 40% of your account value. If your benefit was $40,000 before the withdrawal, it would be reduced by $16,000 ($40,000 X .40) and your new benefit after the withdrawal would be $24,000 ($40,000 - $16,000).

                                                        Accessing Your Money  47
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Transfers out of the Special 10 year fixed maturity option will reduce the GPB
Option 2 amount on a pro rata basis. In addition, if you make a contract withdrawal from the Special 10 year fixed maturity option, we will reduce your GPB Option 2 in a similar manner; however, the reduction will reflect both a transfer out of the Special 10 year fixed maturity option and a withdrawal from the contract. Therefore, the reduction in the GPB Option 2 is greater when you take a contract withdrawal from the Special 10 year fixed maturity option than it would be if you took the withdrawal from another investment option.

Similar to the example above, if your account value is $30,000 and you withdraw $12,000 from the Special 10 year fixed maturity option, you have withdrawn 40% of your account value. If your GPB Option 2 benefit was $40,000 before the withdrawal, the reduction to reflect the transfer out of the Special 10 year fixed maturity option would equal $16,000 ($40,000 x .40). The amount used to calculate the reduction to reflect the withdrawal from the contract is $24,000 ($40,000 - $16,000). The reduction to reflect the withdrawal would equal $9,600 ($24,000 x .40), and your new benefit after the withdrawal would be $14,400 ($24,000 - $9,600).

With respect to the Guaranteed minimum income benefit and the Greater of 6% (or 5%) Roll-Up to age 85 or the Annual Ratchet to age 85 enhanced death benefit, withdrawals will reduce each of the benefits' 6% (or 5%) Roll-Up to age 85 benefit base on a dollar-for-dollar basis, as long as the sum of withdrawals in a contract year is 6% (or 5%) or less of the 6% (or 5%) Roll-Up benefit base on the most recent contract date anniversary. Additional contributions made during the contract year do not affect the amount of withdrawals that can be taken on a dollar-for-dollar basis in that contract year. Once a withdrawal is taken that causes the sum of withdrawals in a contract year to exceed 6% (or 5%) of the benefit base on the most recent anniversary, that entire withdrawal and any subsequent withdrawals in that same contract year will reduce the benefit base pro rata. Reduction on a dollar-for-dollar basis means that your 6% (or 5%) Roll-Up to age 85 benefit base will be reduced by the dollar amount of the withdrawal for each Guaranteed benefit. The Annual Ratchet to age 85 benefit base will always be reduced on a pro rata basis.

The effect of withdrawals on your Guaranteed minimum income benefit and Guaranteed minimum death benefit (including) the Greater of 6% Roll-Up to age 85 or the Annual Ratchet to age 85 enhanced death benefit, may be different. See Appendix VIII later in this Prospectus for information on what applies to your contract.

HOW WITHDRAWALS AFFECT PRINCIPAL PROTECTOR(SM)

If you elected Principal Protector(SM), if available, any withdrawal reduces your GWB benefit base by the amount of the withdrawal. In addition, a GWB Excess withdrawal can significantly reduce your GWB Annual withdrawal amount and further reduce your GWB benefit base. For more information, see "Effect of GWB Excess withdrawals" and "Other important considerations" under "Principal Protector(SM)" in "Contract features and benefits" earlier in this Prospectus.

WITHDRAWALS TREATED AS SURRENDERS

If you request to withdraw more than 90% of a contract's current cash value, we will treat it as a request to surrender the contract for its cash value. Also, under certain contracts, we have the right to pay the cash value and terminate the contract if no contributions are made during the last three completed contract years, and the account value is less than $500, or if you make a withdrawal that would result in a cash value of less than $500. If you are an existing contract owner, the rules in the preceding sentence may not apply under your contract or if the Guaranteed minimum income benefit no lapse guarantee is available and in effect on your contract. See Appendix VIII later in this Prospectus for information See also "Surrendering your contract to receive its cash value" below. For the tax consequences of withdrawals, see "Tax information" later in this Prospectus.

SPECIAL RULES FOR PRINCIPAL PROTECTOR(SM). If you elected Principal Protector(SM), all withdrawal methods described above can be used. We will not treat a withdrawal request that results in a withdrawal in excess of 90% of the contract's cash value as a request to surrender the contract unless it is a GWB Excess withdrawal. In addition, we will not terminate your contract if either your account value or cash value falls below $500, unless it is due to a GWB Excess withdrawal. In other words, if you take a GWB Excess withdrawal that equals more than 90% of your cash value or reduces your cash value to less than $500, we will treat your request as a surrender of your contract even if your GWB benefit base is greater than zero. Please also see "Insufficient account value" in "Determining your contract value" earlier in this Prospectus. Please also see "Principal Protector(SM)" in "Contract features and benefits," earlier in this Prospectus, for more information on how withdrawals affect your guaranteed benefits and could potentially cause your contract to terminate.

LOANS UNDER ROLLOVER TSA CONTRACTS

Loans under a Rollover TSA contract are not permitted without employer or plan approval. We will not permit you to take a loan or have a loan outstanding while you are enrolled in our "automatic required minimum distribution (RMD) service."

Loans are subject to federal income tax limits and are also subject to the limits of the plan. The loan rules under ERISA may apply to plans not sponsored by a governmental employer. Federal income tax rules apply to all plans, even if the plan is not subject to ERISA.

A loan will not be treated as a taxable distribution unless:

o It exceeds limits of federal income tax rules;

o Interest and principal are not paid when due; or

o In some instances, service with the employer terminates.

Taking a loan in excess of the Internal Revenue Code limits may result in adverse tax consequences.

Before we make a loan, you must properly complete and sign a loan request form. Loan processing may not be completed until we receive all information and approvals required to process the loan at our processing office.

We will permit you to have only one loan outstanding at a time. The minimum loan amount is $1,000. The maximum amount is $50,000 or, if less, 50% of your account value, subject to any limits under the federal income tax rules. The term of a loan is five years. However, if

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you use the loan to acquire your primary residence, the term is 10 years. The term may not extend beyond the earliest of:

(1) the date annuity payments begin,

(2) the date the contract terminates, and

(3) the date a death benefit is paid (the outstanding loan including any accrued and unpaid loan interest, will be deducted from the death benefit amount).


A loan request under your Rollover TSA contract will be processed on the first business day of the month following the date on which the properly completed loan request form is received. Interest will accrue daily on your outstanding loan at a rate we set. The loan interest rate will be equal to the Moody's Corporate Bond Yield Averages for Baa bonds for the calendar month ending two months before the first day of the calendar quarter in which the rate is determined. Please see Appendix VII later in this Prospectus for any state rules that may affect loans from a TSA contract. Also, see "Tax information" later in this Prospectus for general rules applicable to loans as well as Appendix IX for a discussion of TSA contracts.


Tax consequences for failure to repay a loan when due are substantial, and may result in severe restrictions on your ability to borrow amounts under any plans of your employer in the future.

LOAN RESERVE ACCOUNT. On the date your loan is processed, we will transfer the amount of your loan to the loan reserve account. Unless you specify otherwise, we will subtract your loan on a pro rata basis from your value in the variable investment options and the guaranteed interest option. If those amounts are insufficient, any additional amount of the loan will be subtracted from the fixed maturity options (other than the Special 10 year fixed maturity option) in the order of the earliest maturity date(s) first. If such amounts are still insufficient, we will deduct any remaining portion from the Special 10 year fixed maturity option. A market value adjustment will apply to withdrawals from the fixed maturity options (including the Special 10 year fixed maturity option). If the amounts are withdrawn from the Special 10 year fixed maturity option, the guaranteed benefit will be adversely affected. See "Guaranteed principal benefit option 2" in "Contract features and benefits" earlier in this Prospectus.

For the period of time your loan is outstanding, the loan reserve account rate we will credit will equal the loan interest rate minus a maximum rate of 2%. When you make a loan repayment, unless you specify otherwise, we will transfer the dollar amount of the loan repaid and the amount of interest earned from the loan reserve account to the investment options according to the allocation percentages we have on our records.

SURRENDERING YOUR CONTRACT TO RECEIVE ITS CASH VALUE

You may surrender your contract to receive its cash value at any time while the annuitant is living and before you begin to receive annuity payments. (Rollover TSA contracts may have restrictions and employer or plan approval is required.) For a surrender to be effective, we must receive your written request and your contract at our processing office. We will determine your cash value on the date we receive the required information.

All benefits under the contract will terminate as of the date we receive the required information, including Principal Protector(SM) (if applicable) if your cash value is greater than your GWB Annual withdrawal amount. If you have a GWB benefit base greater than zero, you should consider the impact of a contract surrender on the Principal Protector(SM) benefit. If your surrender request does not constitute a GWB Excess withdrawal, you may be eligible for additional benefits. If, however, your surrender request constitutes a GWB Excess withdrawal, you will lose those benefits. Also, if the Guaranteed minimum income benefit no lapse guarantee is in effect under your contract, the Guaranteed minimum income benefit will terminate without value if your cash value plus any other withdrawals taken in the contract year exceed 6% of the Roll-Up benefit base (as of the beginning of the contract year). For more information, please see "Annuity benefit" under "Insufficient account value" in "Determining your contract value" and "Principal Protector(SM)" in "Contract features and benefits" earlier in this Prospectus.

You may receive your cash value in a single sum payment or apply it to one or more of the annuity payout options. See "Your annuity payout options" below. For the tax consequences of surrenders, see "Tax information" later in this Prospectus.

WHEN TO EXPECT PAYMENTS

Generally, we will fulfill requests for payments out of the variable investment options within seven calendar days after the date of the transaction to which the request relates. These transactions may include applying proceeds to a variable annuity, payment of a death benefit, payment of any amount you withdraw and, upon surrender, payment of the cash value. We may postpone such payments or applying proceeds for any period during which:

(1) the New York Stock Exchange is closed or restricts trading,

(2) the SEC determines that an emergency exists as a result of which sales of securities or determination of the fair value of a variable investment option's assets is not reasonably practicable, or

(3) the SEC, by order, permits us to defer payment to protect people remaining in the variable investment options.

We can defer payment of any portion of your value in the guaranteed interest option and fixed maturity options (other than for death benefits) for up to six months while you are living. We also may defer payments for a reasonable amount of time (not to exceed 10 days) while we are waiting for a contribution check to clear.

All payments are made by check and are mailed to you (or the payee named in a tax-free exchange) by U.S. mail, unless you request that we use an express delivery service at your expense.

YOUR ANNUITY PAYOUT OPTIONS

Deferred annuity contracts such as Accumulator(R) Select(SM) provide for conversion to payout status at or before the contract's "maturity date." This is called annuitization. When your contract is annuitized, your Accumulator(R) Select(SM) contract and all its benefits will terminate and you will receive a supplemental annuity payout contract ("payout option") that provides periodic payments for life or for a specified

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period of time. In general, the periodic payment amount is determined by the account value or cash value of your Accumulator(R) Select(SM) contract at the time of annuitization and the annuity purchase factor to which that value is applied, as described below. Alternatively, if you have a Guaranteed minimum income benefit, you may exercise your benefit in accordance with its terms. We have the right to require you to provide any information we deem necessary to provide an annuity payout option. If an annuity payout is later found to be based on incorrect information, it will be adjusted on the basis of the correct information.

Your Accumulator(R) Select(SM) contract guarantees that upon annuitization, your annuity account value will be applied to a guaranteed annuity purchase factor for a life annuity payout option. We reserve the right, with advance notice to you, to change your annuity purchase factor any time after your fifth contract date anniversary and at not less than five year intervals after the first change. (Please see your contract and SAI for more information.) In addition, you may apply your account value or cash value, whichever is applicable, to any other annuity payout option that we may offer at the time of annuitization. We currently offer you several choices of annuity payout options. Some enable you to receive fixed annuity payments, which can be either level or increasing, and others enable you to receive variable annuity payments. Please see Appendix VII later in this Prospectus for variations that may apply in your state.


You can choose from among the annuity payout options listed below. Restrictions may apply, depending on the type of contract you own or the annuitant's age when the contract was issued. Other than life annuity with period certain, we reserve the right to add, remove or change any of these annuity payout options at any time. In addition, if you are exercising your Guaranteed minimum income benefit, your choice of payout options are those that are available under the Guaranteed minimum income benefit (see "Guaranteed minimum income benefit option" in "Contract features and benefits" earlier in this Prospectus). If you elect Principal Protector(SM) and choose to annuitize your contract before the maturity date, Principal Protector(SM) will terminate without value even if your GWB benefit base is greater than zero. Payments you receive under the annuity payout option you select may be less than you would have received under Principal Protector(SM). See "Principal Protector(SM)" in "Contract features and benefits" earlier in this Prospectus for further information.


--------------------------------------------------------------------------------
Fixed annuity payout options              Life annuity
                                          Life annuity with period certain
                                          Life annuity with refund certain
                                          Period certain annuity
--------------------------------------------------------------------------------
Variable Immediate Annuity                Life annuity
   payout options                         Life annuity with period certain
--------------------------------------------------------------------------------
Income Manager(R) payout options          Life annuity with period certain
   (available for annuitants age 83       Period certain annuity
   or less at contract issue)
--------------------------------------------------------------------------------
o Life annuity: An annuity that guarantees payments for the rest of the annuitant's life. Payments end with the last monthly payment before the annuitant's death. Because there is no continuation of benefits following the annuitant's death with this payout option, it provides the highest monthly payment of any of the life annuity options, so long as the annuitant is living.

o Life annuity with period certain: An annuity that guarantees payments for the rest of the annuitant's life. If the annuitant dies before the end of a selected period of time ("period certain"), payments continue to the beneficiary for the balance of the period certain. The period certain cannot extend beyond the annuitant's life expectancy. A life annuity with a period certain is the form of annuity under the contracts that you will receive if you do not elect a different payout option. In this case, the period certain will be based on the annuitant's age and will not exceed 10 years.

o Life annuity with refund certain: An annuity that guarantees payments for the rest of the annuitant's life. If the annuitant dies before the amount applied to purchase the annuity option has been recovered, payments to the beneficiary will continue until that amount has been recovered. This payout option is available only as a fixed annuity.

o Period certain annuity: An annuity that guarantees payments for a specific period of time, usually 5, 10, 15, or 20 years. This guaranteed period may not exceed the annuitant's life expectancy. This option does not guarantee payments for the rest of the annuitant's life. It does not permit any repayment of the unpaid principal, so you cannot elect to receive part of the payments as a single sum payment with the rest paid in monthly annuity payments. This payout option is available only as a fixed annuity.

The life annuity, life annuity with period certain, and life annuity with refund certain payout options are available on a single life or joint and survivor life basis. The joint and survivor life annuity guarantees payments for the rest of the annuitant's life and, after the annuitant's death, payments continue to the survivor. We may offer other payout options not outlined here. Your financial professional can provide details.

FIXED ANNUITY PAYOUT OPTIONS

With fixed annuities, we guarantee fixed annuity payments will be based either on the tables of guaranteed annuity purchase factors in your contract or on our then current annuity purchase factors, whichever is more favorable for you.

VARIABLE IMMEDIATE ANNUITY PAYOUT OPTIONS

Variable Immediate Annuities are described in a separate prospectus that is available from your financial professional. Before you select a Variable Immediate Annuity payout option, you should read the prospectus which contains important information that you should know.

Variable Immediate Annuities may be funded through your choice of available variable investment options investing in Portfolios of AXA Premier VIP Trust and EQ Advisors Trust. The contract also offers a fixed income annuity payout option that can be elected in combination with the variable annuity payout option. The amount of each variable income annuity payment will fluctuate, depending upon the performance of the variable investment options, and whether the actual rate of investment return is higher or lower than an assumed base rate.

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INCOME MANAGER(R) PAYOUT OPTIONS

The Income Manager(R) payout annuity contracts differ from the other payout annuity contracts. The other payout annuity contracts may provide higher or lower income levels, but do not have all the features of the Income Manager(R) payout annuity contract. You may request an illustration of the Income Manager(R) payout annuity contract from your financial professional. Income Manager(R) payout options are described in a separate prospectus that is available from your financial professional. Before you select an Income Manager(R) payout option, you should read the prospectus which contains important information that you should know.

Both NQ and IRA Income Manager(R) payout options provide guaranteed level payments. The Income Manager(R) (life annuity with period certain) also provides guaranteed increasing payments (NQ contracts only).

For Rollover TSA contracts, if you want to elect an Income Manager(R) payout option, we will first roll over amounts in such contract to a Rollover IRA contract with the plan participant as owner. You must be eligible for a distribution under the Rollover TSA contract.

You may choose to apply only part of the account value of your Accumulator(R) Select(SM) contract to an Income Manager(R) payout annuity. In this case, we will consider any amounts applied as a withdrawal from your Accumulator(R) Select(SM). For the tax consequences of withdrawals, see "Tax information" later in this Prospectus.

The Income Manager(R) payout options are not available in all states.

THE AMOUNT APPLIED TO PURCHASE AN ANNUITY PAYOUT OPTION

The amount applied to purchase an annuity payout option varies, depending on the payout option that you choose. If amounts in a fixed maturity option are used to purchase any annuity payout option prior to the maturity date, a market value adjustment will apply.

SELECTING AN ANNUITY PAYOUT OPTION

When you select a payout option, we will issue you a separate written agreement confirming your right to receive annuity payments. We require you to return your contract before annuity payments begin. The contract owner and annuitant must meet the issue age and payment requirements.

You can choose the date annuity payments begin. In most states, it may not be earlier than thirteen months from the Accumulator(R) Select(SM) contract date. Please see Appendix VII later in this Prospectus for information on state variations. Except with respect to the Income Manager(R) annuity payout options, where payments are made on the 15th day of each month, you can change the date your annuity payments are to begin anytime before that date as long as you do not choose a date later than the 28th day of any month. Also, that date may not be later than the annuity maturity date described below.

The amount of the annuity payments will depend on the amount applied to purchase the annuity and the applicable annuity purchase factors, discussed earlier. The amount of each annuity payment will be less with a greater frequency of payments, or with a longer duration of a non-life contingent annuity or a longer certain period of a life contingent annuity. Once elected, the frequency with which you receive payments cannot be changed.

If, at the time you elect a payout option, the amount to be applied is less than $2,000 or the initial payment under the form elected is less than $20 monthly, we reserve the right to pay the account value in a single sum rather than as payments under the payout option chosen.

If you select an annuity payout option and payments have begun, no change can be made other than: (i) transfers (if permitted in the future) among the variable investment options if a Variable Immediate Annuity payout option is selected; and (ii) withdrawals or contract surrender (subject to a market value adjustment) if an Income Manager(R) annuity payout option is chosen.

ANNUITY MATURITY DATE

Your contract has a maturity date by which you must either take a lump sum payment or select an annuity payout option. The maturity date is generally the contract date anniversary that follows the annuitant's 95th birthday. We will send a notice with the contract statement one year prior to the maturity date.

If you elected Principal Protector(SM) and your contract is annuitized at maturity, we will offer an annuity payout option for life that guarantees you will receive payments that are at least equal to what you would have received under Principal Protector until the point at which your GWB Benefit Base is depleted. After your GWB Benefit Base is depleted, you will continue to receive periodic payments while you are living. The amount of each payment will be the same as the payment amount that you would have received if you had applied your account value on the maturity date to purchase a life annuity at the annuity purchase rate guaranteed in your contract; this payment amount may be more or less than your GWB Annual Withdrawal amount.

Please see Appendix VII later in this Prospectus for variations that may apply in your state.

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5. Charges and expenses

--------------------------------------------------------------------------------

CHARGES THAT AXA EQUITABLE DEDUCTS

We deduct the following charges each day from the net assets of each variable investment option. These charges are reflected in the unit values of each variable investment option:

o A mortality and expense risks charge

o An administrative charge

o A distribution charge

We deduct the following charges from your account value. When we deduct these charges from your variable investment options, we reduce the number of units credited to your contract:

o On each contract date anniversary -- an annual administrative charge, if applicable.

o On each contract date anniversary -- a charge for each optional benefit that you have elected: a death benefit (other than the Standard death benefit); the Guaranteed minimum income benefit; Principal Protector(SM); and Protection Plus(SM).

o On the first 10 contract date anniversaries -- a charge for GPB Option 2, if you have elected this optional benefit.

o At the time annuity payments are to begin -- charges designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state. An annuity administrative fee may also apply.

More information about these charges appears below. The fees and charges described are the maximum fees and charges that a contract owner will pay. Please see your contract and/or Appendix VIII for the fees and charges that apply under your contract. We will not increase these charges for the life of your contract, except as noted. We may reduce certain charges under group or sponsored arrangements. See "Group or sponsored arrangements" later in this section .

The charges under the contracts are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under the contracts. They are also designed, in the aggregate, to compensate us for the risks of loss we assume pursuant to the contracts. If, as we expect, the charges that we collect from the contracts exceed our total costs in connection with the contracts, we will earn a profit. Otherwise, we will incur a loss.

The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this Prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray, a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk. Nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the contracts.

To help with your retirement planning, we may offer other annuities with different charges, benefits and features. Please contact your financial professional for more information.

SEPARATE ACCOUNT ANNUAL EXPENSES

MORTALITY AND EXPENSE RISKS CHARGE. We deduct a daily charge from the net assets in each variable investment option to compensate us for mortality and expense risks, including the Standard guaranteed minimum death benefit. The daily charge is equivalent to an annual rate of 1.10% of the net assets in each variable investment option.

The mortality risk we assume is the risk that annuitants as a group will live for a longer time than our actuarial tables predict. If that happens, we would be paying more in annuity income than we planned. We also assume a risk that the mortality assumptions reflected in our guaranteed annuity payment tables, shown in each contract, will differ from actual mortality experience. Lastly, we assume a mortality risk to the extent that at the time of death, the guaranteed minimum death benefit exceeds the cash value of the contract. The expense risk we assume is the risk that it will cost us more to issue and administer the contracts than we expect.

ADMINISTRATIVE CHARGE. We deduct a daily charge from the net assets in each variable investment option to compensate us for administrative expenses under the contracts. The daily charge is equivalent to an annual rate of 0.25% of the net assets in each variable investment option.

DISTRIBUTION CHARGE. We deduct a daily charge from the net assets in each variable investment option to compensate us for a portion of our sales expenses under the contracts. The daily charge is equivalent to an annual rate of 0.35% of the net assets in each variable investment option.

ANNUAL ADMINISTRATIVE CHARGE

We deduct an administrative charge from your account value on each contract date anniversary. We deduct the charge if your account value on the last business day of the contract year is less than $50,000. If your account value on such date is $50,000 or more, we do not deduct the charge. During the first two contract years, the charge is equal to $30 or, if less, 2% of your account value. The charge is $30 for contract years three and later.

We will deduct this charge from your value in the variable investment options and the guaranteed interest option (see Appendix VII later in this Prospectus to see if deducting this charge from the guaranteed interest option is permitted in your state) on a pro rata basis. If those amounts are insufficient, we will deduct all or a portion of the charge from the fixed maturity options (other than the Special 10 year fixed maturity option, if applicable) in the order of the earliest maturity date(s) first. If such amounts are still insufficient, we will deduct any remaining portion from the Special 10 year fixed maturity option. If the

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contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year. See Appendix VIII later in this Prospectus for more information. A market value adjustment will apply to deductions from the fixed maturity options (including the Special 10 year fixed maturity option).

If your account value is insufficient to pay this charge, your contract will terminate without value and you will lose any applicable guaranteed benefits except as noted under "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus.

GUARANTEED MINIMUM DEATH BENEFIT CHARGE

ANNUAL RATCHET TO AGE 85. If you elected the Annual Ratchet to age 85 enhanced death benefit, we deduct a charge annually from your account value on each contract date anniversary for which it is in effect. The charge is equal to 0.25% of the Annual Ratchet to age 85 benefit base. If you are an existing contract owner, the charge may be as much as 0.30% of the Annual Ratchet to age 85 benefit base. Please see Appendix VIII later in this Prospectus or your contract for more information.

GREATER OF 5% ROLL-UP TO AGE 85. If you elected this enhanced death benefit, we deduct a charge annually from your account value on each date anniversary for which it is in effect. The charge is equal to 0.50% of the Greater of the 5% Roll-Up to age 85 or the Annual Ratchet to age 85 benefit base.

GREATER OF 6% ROLL-UP TO AGE 85 OR ANNUAL RATCHET TO AGE 85. If you elected this enhanced death benefit, we deduct a charge annually from your account value on each contract date anniversary for which it is in effect. The charge is equal to 0.60% of the greater of the 6% Roll-Up to age 85 or the Annual Ratchet to age 85 benefit base. For certain contract owners, your charge may be less, depending on when you purchased your contract. Please see Appendix VIII later in this Prospectus or your contract for more information.

6% ROLL-UP TO AGE 85. If you elected the 6% Roll-Up to age 85 enhanced death benefit, we deduct a charge annually from your account value on each contract date anniversary for which it is in effect. The charge is equal to 0.45% of the 6% Roll-Up to age 85 benefit base.

WHEN WE DEDUCT THESE CHARGES. We will deduct these charges from your value in the variable investment options and the guaranteed interest option (see Appendix VII later in this Prospectus to see if deducting these charges from the guaranteed interest option is permitted in your state) on a pro rata basis. If these amounts are insufficient, we will deduct all or a portion of these charges from the fixed maturity options (other than the Special 10 year fixed maturity option) in the order of the earliest maturity date(s) first. If such amounts are still insufficient, we will deduct any remaining portion from the Special 10 year fixed maturity option. If the contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year. For certain contract owners, this pro rata deduction may not apply, depending on when you purchased your contract. See Appendix VIII later in this Prospectus for more information. A market value adjustment will apply to deductions from the fixed maturity options (including the Special 10 year fixed maturity option).

If your account value is insufficient to pay this charge, your contract will terminate without value and you will lose any applicable guaranteed benefits except as noted under "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus.

There is no charge if you exercise the Guaranteed minimum death benefit/Guaranteed minimum income benefit roll-up benefit base reset option.

STANDARD DEATH BENEFIT. There is no additional charge for the standard death benefit.

GUARANTEED PRINCIPAL BENEFIT OPTION 2

If you purchased GPB Option 2, we deduct a charge annually from your account value on the first 10 contract date anniversaries. The charge is equal to 0.50% of the account value. We will deduct this charge from your value in the variable investment options and the guaranteed interest option (see Appendix VII later in this Prospectus to see if deducting this charge from the guaranteed interest option is permitted in your state) on a pro rata basis. If those amounts are insufficient, we will deduct any remaining portion of the charge from amounts in any fixed maturity options (other than the Special 10 year fixed maturity option) in the order of the earliest maturity date(s) first. If such amounts are still insufficient, we will deduct any remaining portion from the Special 10 year fixed maturity option. If the contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year. For certain contract owners, this pro rata deduction may not apply, depending on when you purchased your contract. See Appendix VIII later in this Prospectus for more information. A market value adjustment will apply to deductions from the fixed maturity options (including the Special 10 year fixed maturity option).

If your account value is insufficient to pay this charge, your contract will terminate without value and you will lose any applicable guaranteed benefits except as noted under "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus.

GUARANTEED MINIMUM INCOME BENEFIT (THE "LIVING BENEFIT") CHARGE

If you elected the Guaranteed minimum income benefit, we deduct a charge annually from your account value on each contract date anniversary until such time as you exercise the Guaranteed minimum income benefit, elect another annuity payout option, or the contract date anniversary after the annuitant reaches 85, whichever occurs first. The charge is equal to 0.65% of the applicable benefit base in effect on the contract date anniversary. For certain contract owners, your charge may be less, depending on when you purchased your contract. Please see Appendix VIII later in this Prospectus or your contract for more information.

We will deduct this charge from your value in the variable investment options and the guaranteed interest option on a pro rata basis. (See Appendix VII later in this Prospectus to see if deducting this charge from the guaranteed interest option is permitted in your state.) If those amounts are still insufficient, we will deduct all or a portion of the

                                                        Charges and Expenses  53
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charge from the fixed maturity options in the order of the earliest maturity date(s) first. If the contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year. For certain contract owners, this pro rata deduction may not apply, depending on when you purchased your contract. See Appendix VIII later in this Prospectus for more information. A market value adjustment will apply to deductions from the fixed maturity options (including the Special 10 year fixed maturity option, if available).

If your account value is insufficient to pay this charge, your contract will terminate without value and you will lose any applicable guaranteed benefits except as noted under "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus.

There is no charge if you exercise the Guaranteed minimum death benefit/guaranteed minimum income benefit roll-up benefit base reset option or for the Guaranteed minimum income benefit no lapse guarantee. This option is not available under all contracts.

PROTECTION PLUS(SM) CHARGE

If you elected Protection Plus(SM), we deduct a charge annually from your account value on each contract date anniversary for which it is in effect. The charge is equal to 0.35% of the account value on each contract date anniversary. We will deduct this charge from your value in the variable investment options and the guaranteed interest option on a pro rata basis. If those amounts are insufficient, we will deduct all or a portion of the charge from the fixed maturity options (other than the Special 10 year fixed maturity option) in the order of the earliest maturity date(s) first. If such amounts are still insufficient, we will deduct any remaining portion from the Special 10 year fixed maturity option. If the contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year. If you are an existing contract owner, this pro rata deduction may not apply under your contract. See Appendix VIII later in this Prospectus for more information. A market value adjustment will apply to deductions from the fixed maturity options (including the Special 10 year fixed maturity option).

If your account value is insufficient to pay this charge, your contract will terminate without value and you will lose any applicable guaranteed benefits except as noted under "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus.

PRINCIPAL PROTECTOR(SM) CHARGE

If you elected Principal Protector(SM), we deduct a charge annually as a percentage of your account value on each contract date anniversary. If you elect the 5% GWB Annual withdrawal option, the charge is equal to 0.35%. If you elect the 7% GWB Annual withdrawal option, the charge is equal to 0.50%. We will deduct this charge from your value in the variable investment options and the guaranteed interest option (see Appendix VII later in this Prospectus to see if deducting this charge from the guaranteed interest option is permitted in your state) on a pro rata basis. If those amounts are insufficient, we will deduct all or a portion of the charge from the fixed maturity options in the order of the earliest maturity date(s) first. If the contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year. For certain contract owners, this pro rata deduction may not apply, depending on when you purchased your contract. See Appendix VIII later in this Prospectus for more information. If you die, and your beneficiary continues Principal Protector(SM) under the Beneficiary continuation option, we will not deduct a pro rata portion of the charge upon your death. However the Principal Protector(SM) charge will continue. A market value adjustment will apply to deductions from the fixed maturity options.

If your GWB benefit base falls to zero but your contract is still in force, the charge will be suspended as of the next contract date anniversary. The charge will be reinstated, as follows: (i) if you make a subsequent contribution, we will reinstate the charge that was in effect at the time your GWB benefit base became depleted, (ii) if you elect to exercise the Optional step up provision, we will reinstate a charge, as discussed immediately below, and (iii) if your beneficiary elects the Beneficiary continuation option and reinstates the Principal Protector(SM) benefit with a one time step up, we will reinstate the charge that was in effect when the GWB benefit base fell to zero.

If your beneficiary elects the Beneficiary continuation option, and is eligible to continue Principal Protector(SM), the benefit and the charge will continue unless your beneficiary tells us to terminate the benefit at the time of election.

OPTIONAL STEP UP CHARGE. Every time you elect the Optional step up, we reserve the right to raise the benefit charge at the time of the step up. The maximum charge for Principal Protector(SM) with a 5% GWB Annual withdrawal option is 0.60%. The maximum charge for Principal Protector(SM) with a 7% GWB Annual withdrawal amount option is 0.80%. The increased charge, if any, will apply as of the next contract anniversary following the step up and on all contract date anniversaries thereafter.

If you die and your beneficiary elects the Beneficiary continuation option, if available, a one time step up only (at no additional charge) is applicable. For more information on the Optional step up, one time step up and Automatic reset provisions, see "Principal Protector(SM) " in "Contract features and benefits."

If your account value is insufficient to pay this charge, your contract will terminate without value and you will lose any applicable guaranteed benefits except as noted under "Insufficient account value" in "Determining your contract's value" earlier in this Prospectus.

CHARGES FOR STATE PREMIUM AND OTHER APPLICABLE TAXES

We deduct a charge designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state. Generally, we deduct the charge from the amount applied to provide an annuity payout option. The current tax charge that might be imposed varies by jurisdiction and ranges from 0% to 3.5%.

VARIABLE IMMEDIATE ANNUITY ANNUITIZATION PAYOUT OPTION ADMINISTRATIVE FEE

We currently deduct a fee of $350 from the amount to be applied to the Variable Immediate Annuity annuitization payout option. This option may not be available at the time you elect to annuitize or it may have a different charge.

54  Charges and Expenses
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CHARGES THAT THE TRUSTS DEDUCT

The Trusts deduct charges for the following types of fees and expenses:

o Management fees.

o 12b-1 fees.

o Operating expenses, such as trustees' fees, independent public accounting firms' fees, legal counsel fees, administrative service fees, custodian fees and liability insurance.

o Investment-related expenses, such as brokerage commissions.

These charges are reflected in the daily share price of each Portfolio. Since shares of each Trust are purchased at their net asset value, these fees and expenses are, in effect, passed on to the variable investment options and are reflected in their unit values. Certain Portfolios available under the contract in turn invest in shares of other Portfolios of AXA Premier VIP Trust and EQ Advisors Trust and/or shares of unaffiliated portfolios (collectively, the "underlying portfolios"). The underlying portfolios each have their own fees and expenses, including management fees, operating expenses, and investment related expenses such as brokerage commissions. For more information about these charges, please refer to the prospectuses for the Trusts.

GROUP OR SPONSORED ARRANGEMENTS

For certain group or sponsored arrangements, we may reduce the mortality and expense risks charge or change the minimum initial contribution requirements. We also may change the Guaranteed minimum income benefit or the Guaranteed minimum death benefit, or offer variable investment options that invest in shares of the Trusts that are not subject to 12b-1 fees. Group arrangements include those in which a trustee or an employer, for example, purchases contracts covering a group of individuals on a group basis. Group arrangements are not available for Rollover IRA and Roth Conversion IRA contracts. Sponsored arrangements include those in which an employer allows us to sell contracts to its employees or retirees on an individual basis.

Our costs for sales, administration and mortality generally vary with the size and stability of the group or sponsoring organization, among other factors. We take all these factors into account when reducing charges. To qualify for reduced charges, a group or sponsored arrangement must meet certain requirements, such as requirements for size and number of years in existence. Group or sponsored arrangements that have been set up solely to buy contracts or that have been in existence less than six months will not qualify for reduced charges.

We also may establish different rates to maturity for the fixed maturity options under different classes of contracts for group or sponsored arrangements.

We will make these and any similar reductions according to our rules in effect when we approve a contract for issue. We may change these rules from time to time. Any variation will reflect differences in costs or services and will not be unfairly discriminatory.

Group or sponsored arrangements may be governed by federal income tax rules, the Employee Retirement Income Security Act of 1974 ("ERISA") or both. We make no representations with regard to the impact of these and other applicable laws on such programs. We recommend that employers, trustees, and others purchasing or making contracts available for purchase under such programs seek the advice of their own legal and benefits advisers.

OTHER DISTRIBUTION ARRANGEMENTS

We may reduce or eliminate charges when sales are made in a manner that results in savings of sales and administrative expenses, such as sales through persons who are compensated by clients for recommending investments and who receive no commission or reduced commissions in connection with the sale of the contracts. We will not permit a reduction or elimination of charges where it would be unfairly discriminatory.

                                                        Charges and Expenses  55
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6. Payment of death benefit

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YOUR BENEFICIARY AND PAYMENT OF BENEFIT

You designated your beneficiary when you applied for your contract. You may change your beneficiary at any time. The change will be effective as of the date the written request is executed, whether or not you are living on the date the change is received in our processing office. We are not responsible for any beneficiary change request that we do not receive. We will send you written confirmation when we receive your request.

Under jointly owned contracts, the surviving owner is considered the beneficiary, and will take the place of any other beneficiary. You may be limited as to the beneficiary you can designate in a Rollover TSA contract. Where an NQ contract is owned for the benefit of a minor pursuant to the Uniform Gift to Minors Act or the Uniform Transfer to Minors Act, the beneficiary must be the estate of the minor. Where an IRA contract is owned in a custodial individual retirement account, the custodian must be the beneficiary.

The death benefit is equal to your account value (without adjustment for any otherwise applicable negative market value adjustment) or, if greater, the applicable Guaranteed minimum death benefit. We determine the amount of the death benefit (other than the applicable Guaranteed minimum death benefit) and any amount applicable under the Protection Plus(SM) feature, as of the date we receive satisfactory proof of the annuitant's death, any required instructions for the method of payment, forms necessary to effect payment and any other information we may require. The amount of the applicable Guaranteed minimum death benefit will be such Guaranteed minimum death benefit as of the date of the annuitant's death, adjusted for any subsequent withdrawals. For Rollover TSA contracts with outstanding loans, we will reduce the amount of the death benefit by the amount of the outstanding loan, including any accrued but unpaid interest on the date that the death benefit payment is made. Payment of the death benefit terminates the contract.

Your beneficiary designation may specify the form of death benefit payout (such as a life annuity), provided the payout you elect is one that we offer both at the time of designation and when the death benefit is payable. In general, the beneficiary will have no right to change the election. You should be aware that
(i) in accordance with current federal income tax rules, we apply a predetermined death benefit annuity payout election only if payment of the death benefit amount begins within one year following the date of death, which payment may not occur if the beneficiary has failed to provide all required information before the end of that period, (ii) we will not apply the predetermined death benefit payout election if doing so would violate any federal income tax rules or any other applicable law, and (iii) a beneficiary or a successor owner who continues the contract under one of the continuation options described below will have the right to change your annuity payout election.

EFFECT OF THE ANNUITANT'S DEATH

If the annuitant dies before the annuity payments begin, we will pay the death benefit to your beneficiary.

Generally, the death of the annuitant terminates the contract. However, a surviving spouse, who is the sole primary beneficiary, of the deceased owner/annuitant can choose to be treated as the successor owner/annuitant and continue the contract. The Successor owner/ annuitant feature is only available under NQ and individually owned IRA (other than Inherited IRAs) contracts. See "Inherited IRA beneficiary continuation contract" in "Contracts features and benefits," earlier in this Prospectus.

For NQ and all types of IRA contracts, a beneficiary may be able to have limited ownership as discussed under "Beneficiary continuation option" below.

WHEN AN NQ CONTRACT OWNER DIES BEFORE THE ANNUITANT

Under certain conditions the owner changes after the original owner's death for purposes of receiving required distributions from the contract. When you are not the annuitant under an NQ contract and you die before annuity payments begin, unless you specify otherwise, the beneficiary named to receive this death benefit upon the annuitant's death will become the successor owner. If you do not want this beneficiary to be the successor owner, you should name a specific successor owner. You may name a successor owner at any time during your life by sending satisfactory notice to our processing office. If the contract is jointly owned and the first owner to die is not the annuitant, the surviving owner becomes the sole contract owner. This person will be considered the successor owner for purposes of the distribution rules described in this section. The surviving owner automatically takes the place of any other beneficiary designation.

You should carefully consider the following if you have elected the Guaranteed minimum income benefit and you are the owner, but not the annuitant. Because the payments under the Guaranteed minimum income benefit are based on the life of the annuitant, and the federal tax law required distributions described below are based on the life of the successor owner, a successor owner who is not also the annuitant may not be able to exercise the Guaranteed minimum income benefit, if you die before annuity payments begin. Therefore, one year before you become eligible to exercise the Guaranteed minimum income benefit, you should consider the effect of your beneficiary designations on potential payments after your death. For more information, see "Exercise rules," under "Guaranteed minimum income benefit option," in "Contract features and benefits" earlier in this Prospectus.

Unless the surviving spouse of the owner who has died (or in the case of a joint ownership situation, the surviving spouse of the first owner to die) is the successor owner for this purpose, the entire interest in the contract must be distributed under the following rules:

o The cash value of the contract must be fully paid to the successor owner (new owner) within five years after your death (the "5-year rule"), or in a joint ownership situation, the death of the first owner to die.

56  Payment of Death Benefit
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o If Principal Protector(SM) was elected and if the "5-year rule" is elected and the successor owner dies prior to the end of the fifth year, we will pay any remaining account value in a lump sum and the contract and any remaining GWB benefit base will terminate without value. The successor owner should consult with a tax adviser before choosing to use the "5 year rule." The GWB benefit base may be adversely affected if the successor owner makes any withdrawals that cause a GWB Excess withdrawal. Also, when the contract terminates at the end of 5 years, any remaining GWB benefit base would be lost. If you elected Principal Protector(SM), the successor owner has the option to terminate the benefit and charge upon receipt by us of due proof of death and notice to discontinue the benefit; otherwise, the benefit and charge will automatically continue.

o The successor owner may instead elect to receive the cash value as a life annuity (or payments for a period certain of not longer than the successor owner's life expectancy). Payments must begin within one year after the non-annuitant owner's death. Unless this alternative is elected, we will pay any cash value five years after your death (or the death of the first owner to die).

o A successor owner should consider naming a new beneficiary.

If the surviving spouse is the successor owner or joint owner, the spouse may elect to continue the contract. No distributions are required as long as the surviving spouse and annuitant are living. An eligible successor owner, including a surviving joint owner after the first owner dies, may elect the beneficiary continuation option for NQ contracts discussed in "Beneficiary continuation option" below.

HOW DEATH BENEFIT PAYMENT IS MADE

We will pay the death benefit to the beneficiary in the form of the annuity payout option you have chosen. If you have not chosen an annuity payout option as of the time of the annuitant's death, the beneficiary will receive the death benefit in a single sum. Payment of the death benefit in a lump sum terminates all rights and any applicable guarantees under the contract, including Guaranteed minimum income benefit, GPB Options 1 and 2, and Principal Protector(SM). However, subject to any exceptions in the contract, our rules and any applicable requirements under federal income tax rules, the beneficiary may elect to apply the death benefit to one or more annuity payout options we offer at the time. See "Your annuity payout options" in "Accessing your money" earlier in this Prospectus. Please note that any annuity payout option chosen may not extend beyond the life expectancy of the beneficiary.

SUCCESSOR OWNER AND ANNUITANT

If you are both the contract owner and the annuitant, and your spouse is the sole primary beneficiary or the joint owner, then your spouse may elect to receive the death benefit or continue the contract as successor owner/annuitant. The successor owner/annuitant must be 85 or younger as of the date of the non-surviving spouse's death.

The determination of spousal status is made under applicable state law. However, in the event of a conflict between federal and state law, we follow federal rules.

If your surviving spouse decides to continue the contract, then as of the date we receive satisfactory proof of your death, any required instructions, information and forms necessary to effect the Successor owner/annuitant feature, we will increase the account value to equal your elected Guaranteed minimum death benefit as of the date of your death if such death benefit is greater than such account value, plus any amount applicable under the Protection Plus(SM) feature and adjusted for any subsequent withdrawals. The increase in the account value will be allocated to the investment options according to the allocation percentages we have on file for your contract. In determining whether your applicable Guaranteed minimum death benefit option will continue to grow, we will use your surviving spouse's age as of the date we receive satisfactory proof of your death, any required instructions and the information and forms necessary to effect the successor owner/annuitant feature.

We will determine whether your applicable Guaranteed minimum death benefit option will continue as follows:

o If the successor owner/annuitant is age 75 or younger on the date of the original owner/annuitant's death, and the original owner/ annuitant was age 84 or younger at death, the guaranteed minimum death benefit continues based upon the option that was elected by the original owner/annuitant and will continue to grow according to its terms until the contract date anniversary following the date the successor owner/annuitant reaches age 85.

o If the successor owner/annuitant is age 75 or younger on the date of the original owner/annuitant's death, and the original owner/ annuitant was age 85 or older at death, we will reinstate the Guaranteed minimum death benefit that was elected by the original owner/annuitant. The benefit will continue to grow according to its terms until the contract date anniversary following the date the successor owner/annuitant reaches age 85.

o If the successor owner/annuitant is age 76 or over on the date of the original owner/annuitant's death, the Guaranteed minimum death benefit will no longer grow, and we will no longer charge for the benefit.

If you elected Principal Protector(SM), the benefit and charge will remain in effect. If the GWB benefit base is zero at the time of your death, and the charge had been suspended, the charge will be reinstated if any of the events, described in "Principal Protector(SM) charge" in "Charges and expenses" earlier in this Prospectus, occur. The GWB benefit base will not automatically be stepped up to equal the account value, if higher, upon your death. Your spouse must wait five complete years from the prior step up or from contract issue, whichever is later, in order to be eligible for the Optional step up. For more information, see "Principal Protector(SM)" in "Contract features and benefits" earlier in this Prospectus.

Where an IRA contract is owned in a custodial individual retirement account, and your spouse is the sole beneficiary of the account, the custodian may request that the spouse be substituted as annuitant after your death.

For information on the operation of the successor owner/annuitant feature with the Guaranteed minimum income benefit, see "Exercise of Guaranteed minimum income benefit" under "Guaranteed mini-

For information on the operation of the successor owner/annuitant feature with the Guaranteed minimum income benefit, see "Exercise of Guaranteed minimum income benefit" under "Guaranteed mini-

                                                    Payment of Death Benefit  57
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mum income benefit option" in "Contract features and benefits," earlier in this
Prospectus. For information on the operation of this feature with Protection Plus(SM), see "Protection Plus(SM)" in "Guaranteed minimum death benefit "under "Contract features and benefits," earlier in this Prospectus.

SPOUSAL PROTECTION

SPOUSAL PROTECTION OPTION FOR NQ CONTRACTS ONLY. This feature permits spouses who are joint contract owners to increase the account value to equal the guaranteed minimum death benefit, if higher, and by the value of any Protection Plus(SM) benefit, if elected, upon the death of either spouse. This account value "step up" occurs even if the surviving spouse was the named annuitant. If you and your spouse jointly own the contract and one of you is the named annuitant, you had the right to elect the Spousal protection option at the time you purchased your contract at no additional charge. Both spouses must be between the ages of 20 and 70 at the time the contract was issued and must each have been named the primary beneficiary in the event of the other's death.

The annuitant's age is generally used for the purpose of determining contract benefits. However, for the Annual Ratchet to age 85 and the Greater of 6% Roll-Up to age 85 or the Annual Ratchet to age 85 guaranteed minimum death benefits and the Protection Plus(SM) benefit, the benefit is based on the older spouse's age. The older spouse may or may not be the annuitant. However, for purposes of the Guaranteed minimum death benefit/guaranteed minimum income benefit roll-up benefit base reset option, the last age at which the benefit base may be reset is based on the annuitant's age, not the older spouse's age.

If the annuitant dies prior to annuitization, the surviving spouse may elect to receive the death benefit, including the value of the Protection Plus(SM) benefit, or, if eligible, continue the contract as the sole owner/ annuitant by electing the successor owner/annuitant option. If the non-annuitant spouse dies prior to annuitization, the surviving spouse continues the contract automatically as the sole owner/annuitant. In either case, the contract would continue, as follows:

o As of the date we receive due proof of the spouse's death, the account value will be reset to equal the Guaranteed minimum death benefit as of the date of the non-surviving spouse's death, if higher, increased by the value of the Protection Plus(SM) benefit.

o The Guaranteed minimum death benefit continues to be based on the older spouse's age for the life of the contract, even if the younger spouse is originally or becomes the sole owner/annuitant.

o The Protection Plus(SM) benefit will now be based on the surviving spouse's age at the date of the non-surviving spouse's death for the remainder of the life of the contract. If the benefit had been previously frozen because the older spouse had attained age 80, it will be reinstated if the surviving spouse is age 75 or younger. The benefit is then frozen on the contract date anniversary after the surviving spouse reaches age 80. If the surviving spouse is age 76 or older, the benefit will be discontinued even if the surviving spouse is the older spouse (upon whose age the benefit was originally based).

o The Guaranteed minimum income benefit may continue if the benefit had not already terminated and the benefit will be based on the successor owner/annuitant, if applicable. See "Guaranteed minimum income benefit" in "Contract features and benefits" earlier in this Prospectus.

o If you elect Principal Protector(SM), the benefit and charge will remain in effect. If your GWB benefit base is zero at the time of your death, and the charge had been suspended, the charge will be reinstated if any of the events, described in "Principal Protector(SM) charge" in "Charges and expenses" earlier in this Prospectus, occur. The GWB benefit base will not automatically be stepped up to equal the account value, if higher, upon your death. Your spouse must wait five complete years from the prior step up or from contract issue, whichever is later, in order to be eligible for the Optional step up. For more information, see "Principal Protector(SM)" in "Contract features and benefits" earlier in this Prospectus.

We will not allow Spousal protection to be added after contract issue. If there is a change in owner or primary beneficiary, the Spousal protection benefit will be terminated. If you divorce but do not change the owner or primary beneficiary, Spousal protection continues.

Depending on when you purchase your contract, this feature may not be available to you. See Appendix VIII later in this Prospectus for more information about your contract.

BENEFICIARY CONTINUATION OPTION

This feature permits a designated individual, on the contract owner's death, to maintain a contract with the deceased contract owner's name on it and receive distributions under the contract, instead of receiving the death benefit in a single sum. We make this option available to beneficiaries under traditional IRA, Roth IRA and NQ contracts, subject to state availability. Please speak with your financial professional or see Appendix VII later in this Prospectus for further information.

Where an IRA contract is owned in a custodial individual retirement account, the custodian may reinvest the death benefit in an individual retirement annuity contract, using the account beneficiary as the annuitant. Please speak with your financial professional for further information.


BENEFICIARY CONTINUATION OPTION FOR TRADITIONAL IRA AND ROTH IRA CONTRACTS ONLY. The beneficiary continuation option must be elected by September 30th of the year following the calendar year of your death and before any other inconsistent election is made. Beneficiaries who do not make a timely election will not be eligible for this option. If the election is made, then, as of the date we receive satisfactory proof of death, any required instructions, information and forms necessary to effect the beneficiary continuation option feature, we will increase the account value to equal the applicable death benefit if such death benefit is greater than such account value, plus any amount applicable under the Protection Plus(SM) feature, adjusted for any subsequent withdrawals.


Generally, payments will be made once a year to the beneficiary over the beneficiary's life expectancy (determined in the calendar year after your death and determined on a term certain basis). These payments

58  Payment of Death Benefit
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must begin no later than December 31st of the calendar year after the year of your death. For sole spousal beneficiaries, payments may begin by December 31st of the calendar year in which you would have reached age 70-1/2, if such time is later. For traditional IRA contracts only, if you die before your Required Beginning Date for Required Minimum Distributions, as discussed later in this Prospectus in "Tax information" under "Individual retirement arrangements
(IRAs)," the beneficiary may choose the "5-year rule" option instead of annual payments over life expectancy. The 5-year rule is always available to beneficiaries under Roth IRA contracts. If the beneficiary chooses this option, the beneficiary may take withdrawals as desired, but the entire account value must be fully withdrawn by December 31st of the calendar year which contains the fifth anniversary of your death.


Under the beneficiary continuation option for IRA and Roth IRA contracts:

o The contract continues with your name on it for the benefit of your beneficiary.

o This feature is only available if the beneficiary is an individual. Certain trusts with only individual beneficiaries will be treated as individuals for this purpose.

o If there is more than one beneficiary, each beneficiary's share will be separately accounted for. It will be distributed over the beneficiary's own life expectancy, if payments over life expectancy are chosen.

o The minimum amount that is required in order to elect the beneficiary continuation option is $5,000 for each beneficiary.

o The beneficiary may make transfers among the investment options but no additional contributions will be permitted.

o If you had elected the Guaranteed minimum income benefit, an optional enhanced death benefit, GPB Option 2 or Principal Protector(SM) (in certain circumstances) under the contract, they will no longer be in effect and charges for such benefits will stop. Also, any Guaranteed minimum death benefit feature will no longer be in effect. See below for certain circumstances where Principal Protector(SM) may continue to apply.

o The beneficiary may choose at any time to withdraw all or a portion of the account value.

o Any partial withdrawal must be at least $300.

o Your beneficiary will have the right to name a beneficiary to receive any remaining interest in the contract.

o Upon the death of your beneficiary, the beneficiary he or she has named has the option to either continue taking required minimum distributions based on the remaining life expectancy of the deceased beneficiary or to receive any remaining interest in the contract in a lump sum. The option elected will be processed when we receive satisfactory proof of death, any required instructions for the method of payment and any required information and forms necessary to effect payment.

o If you had elected Principal Protector(SM), your spousal beneficiary may not continue Principal Protector(SM), and the benefit will terminate without value, even if the GWB benefit base is greater than zero. In general, spousal beneficiaries who wish to continue Principal Protector(SM) should consider continuing the contract under the Successor owner and annuitant feature, if eligible. In general, eligibility requires that your spouse must be the sole primary beneficiary. Please see "Successor owner and annuitant" in "How death benefit payment is made" under "Payment of death benefit" earlier in this Prospectus for further details. If there are multiple beneficiaries who elect the Beneficiary continuation option, the spousal beneficiary may continue the contract without Principal Protector(SM) and non-spousal beneficiaries may continue with Principal Protector(SM). In this case, the spouse's portion of the GWB benefit base will terminate without value.

o If you had elected Principal Protector(SM), your non-spousal beneficiary may continue the benefit, as follows:

  -- The beneficiary was 75 or younger on the original contract date.

  -- The benefit and charge will remain in effect unless your ben eficiary tells us to terminate the benefit at the time of the Beneficiary continuation option election.

  -- One time step up: Upon your death, if your account value is greater than the GWB benefit base, the GWB benefit base will be automatically stepped up to equal the account value, at no additional charge. If Principal Protector(SM) is not in effect at the time of your death because the GWB benefit base is zero, the beneficiary may reinstate the benefit (at the charge that was last in effect) with the one time step up. If the beneficiary chooses not to reinstate the Principal Protector(SM) at the time the Beneficiary continuation option is elected, Principal Protector(SM) will terminate.

  -- If there are multiple beneficiaries each beneficiary's interest in the GWB benefit base will be separately accounted for.

  -- As long as the GWB benefit base is $5,000 or greater, the beneficiary may elect the Beneficiary continuation option and continue Principal Protector(SM) even if the account value is less than $5,000.

  -- If scheduled payments are elected, the beneficiary's sched uled payments will be calculated, using the greater of the account value or the GWB benefit base, as of each December 31. If the beneficiary dies prior to receiving all payments, we will make the remaining payments to the person designated by the deceased non-spousal beneficiary, unless that person elects to take any remaining account value in a lump sum, in which case any remaining GWB benefit base will terminate without value.

  -- If the "5-year rule" is elected and the beneficiary dies prior to the end of the fifth year, we will pay any remaining account value in a lump sum and the contract and any remaining GWB benefit base will terminate without value.

  -- Provided no other withdrawals are taken during a contract year while the beneficiary receives scheduled payments, the scheduled payments will not cause a GWB Excess withdrawal, even if they exceed the GWB Annual withdrawal

                                                    Payment of Death Benefit  59
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     amount. If the beneficiary takes any other withdrawals while the
     Beneficiary continuation option scheduled payments are in effect, the GWB Excess withdrawal exception terminates permanently. In order to take advantage of this exception, the beneficiary must elect the scheduled payments rather than the "5-year rule." If the beneficiary elects the "5-year rule," there is no exception.

BENEFICIARY CONTINUATION OPTION FOR NQ CONTRACTS ONLY. This feature, also known as the Inherited annuity, may only be elected when the NQ contract owner dies before the annuity maturity date, whether or not the owner and the annuitant are the same person. If the owner and annuitant are different and the owner dies before the annuitant, for purposes of this discussion, "beneficiary" refers to the successor owner. For a discussion of successor owner, see "When an NQ contract owner dies before the annuitant" earlier in this section. This feature must be elected within 9 months following the date of your death and before any other inconsistent election is made. Beneficiaries who do not make a timely election will not be eligible for this option.

Generally, payments will be made once a year to the beneficiary over the beneficiary's life expectancy, determined on a term certain basis and in the year payments start. These payments must begin no later than one year after the date of your death and are referred to as "scheduled payments." The beneficiary may choose the "5-year rule" instead of scheduled payments over life expectancy. If the beneficiary chooses the 5-year rule, there will be no scheduled payments. Under the 5-year rule, the beneficiary may take withdrawals as desired, but the entire account value must be fully withdrawn by the fifth anniversary of your death.

Under the beneficiary continuation option for NQ contracts (regardless of whether the owner and annuitant are the same person):

o This feature is only available if the beneficiary is an individual. It is not available for any entity such as a trust, even if all of the beneficiaries of the trust are individuals.

o The contract continues with your name on it for the benefit of your beneficiary.

o If there is more than one beneficiary, each beneficiary's share will be separately accounted for. It will be distributed over the respective beneficiary's own life expectancy, if scheduled payments are chosen.

o The minimum amount that is required in order to elect the beneficiary continuation option is $5,000 for each beneficiary.

o The beneficiary may make transfers among the investment options but no additional contributions will be permitted.

o If you had elected the Guaranteed minimum income benefit, an optional enhanced death benefit, GPB Option 2 or Principal Protector(SM) (in certain circumstances) under the contract, they will no longer be in effect and charges for such benefits will stop. Also, any Guaranteed minimum death benefit feature will no longer be in effect. See below for certain circumstances where Principal Protector(SM) may continue to apply.


o If the beneficiary chooses the "5-year rule," withdrawals may be made at any time. If the beneficiary instead chooses scheduled payments, the beneficiary may also take withdrawals, in addition to scheduled payments, at any time.


o Any partial withdrawals must be at least $300.

o Your beneficiary will have the right to name a beneficiary to receive any remaining interest in the contract on the beneficiary's death.

o Upon the death of your beneficiary, the beneficiary he or she has named has the option to either continue taking scheduled payments based on the remaining life expectancy of the deceased beneficiary (if scheduled payments were chosen) or to receive any remaining interest in the contract in a lump sum. We will pay any remaining interest in the contract in a lump sum if your beneficiary elects the 5-year rule. The option elected will be processed when we receive satisfactory proof of death, any required instructions for the method of payment and any required information and forms necessary to effect payment.

o If you had elected Principal Protector(SM), your spousal beneficiary may not continue Principal Protector(SM), and the benefit will terminate without value, even if the GWB benefit base is greater than zero. In general, spousal beneficiaries who wish to continue Principal Protector(SM) should consider continuing the contract under the Successor owner and annuitant feature, if eligible. In general, eligibility requires that you must be the owner and annuitant and your spouse must be the sole primary beneficiary. Please see "Successor owner and annuitant" in "How death benefit payment is made" under "Payment of death benefit" earlier in this Prospectus for further details. If there are multiple beneficiaries who elect the Beneficiary continuation option, the spousal beneficiary may continue the contract without Principal Protector(SM) and non-spousal beneficiaries may continue with Principal Protector(SM). In this case, the spouse's portion of the GWB benefit base will terminate without value.

o If the non-spousal beneficiary chooses scheduled payments under "Withdrawal Option 1," as discussed above in this section, Principal Protector(SM) may not be continued and will automatically terminate without value even if the GWB benefit base is greater than zero.

o If you had elected Principal Protector(SM), your non-spousal beneficiary may continue the benefit, as follows:

  -- The beneficiary was 75 or younger on the original contract date.

  -- The benefit and charge will remain in effect unless your beneficiary tells us to terminate the benefit at the time of the Beneficiary continuation option election.

  -- One time step up: Upon your death, if your account value is greater than the GWB benefit base, the GWB benefit base will be automatically stepped up to equal the account value, at no additional charge. If Principal Protector(SM) is not in effect at the time of your death because the GWB benefit base is zero, the beneficiary may reinstate the benefit (at the charge that was last in effect) with the one time step up. If the beneficiary chooses not to reinstate the Principal Protector(SM) at the time the Beneficiary continuation option is elected, Principal Protector(SM) will terminate.

  -- If there are multiple beneficiaries, each beneficiary's interest in the GWB benefit base will be separately accounted for.

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   -- As long as the GWB benefit base is $5,000 or greater, the beneficiary may elect the Beneficiary continuation option and continue Principal Protector(SM) even if the account value is less than $5,000.

   -- If scheduled payments under "Withdrawal Option 2" is elected, the beneficiary's scheduled payments will be calculated using the greater of the account value or the GWB benefit base, as of each December 31. If the beneficiary dies prior to receiving all payments, we will make the remaining payments to the person designated by the deceased non-spousal beneficiary, unless that person elects to take any remaining account value in a lump sum, in which case any remaining GWB benefit base will terminate without value.

   -- If the "5-year rule" is elected and the beneficiary dies prior to the end of the fifth year, we will pay any remaining account value in a lump sum and the contract and any remaining GWB benefit base will terminate without value.

   -- Provided no other withdrawals are taken during a contract year while the beneficiary receives scheduled payments, the scheduled payments will not cause a GWB Excess withdrawal, even if they exceed the GWB Annual withdrawal amount. If the beneficiary takes any other withdrawals while the Beneficiary continuation option scheduled payments are in effect, the GWB Excess withdrawal exception terminates permanently. In order to take advantage of this exception, the beneficiary must elect scheduled payments under "Withdrawal Option 2" rather than the "5-year rule." If the beneficiary elects the "5-year rule," there is no exception.

If you are both the owner and annuitant:

o As of the date we receive satisfactory proof of death, any required instructions, information and forms necessary to effect the beneficiary continuation option feature, we will increase the annuity account value to equal the applicable death benefit if such death benefit is greater than such account value, plus any amount applicable under the Protection Plus(SM) feature, adjusted for any subsequent withdrawals.

If the owner and annuitant are not the same person:

o If the beneficiary continuation option is elected, the beneficiary automatically becomes the new annuitant of the contract, replacing the existing annuitant.

o The annuity account value will not be reset to the death benefit amount.

If a contract is jointly owned:

o The surviving owner supersedes any other named beneficiary and may elect the beneficiary continuation option.

o If the deceased joint owner was also the annuitant, see "If you are both the owner and annuitant" earlier in this section.

o If the deceased joint owner was not the annuitant, see "If the owner and annuitant are not the same person" earlier in this section.

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7. Tax information


--------------------------------------------------------------------------------


OVERVIEW

In this part of the Prospectus, we discuss the current federal income tax rules that generally apply to Accumulator(R) Select(SM) contracts owned by United States individual taxpayers. The tax rules can differ, depending on the type of contract, whether NQ, traditional IRA, Roth IRA or TSA. Therefore, we discuss the tax aspects of each type of contract separately.

Federal income tax rules include the United States laws in the Internal Revenue Code, and Treasury Department Regulations and Internal Revenue Service ("IRS") interpretations of the Internal Revenue Code. These tax rules may change without notice. We cannot predict whether, when, or how these rules could change. Any change could affect contracts purchased before the change. Congress may also consider proposals in the future to comprehensively reform or overhaul the United States tax and retirement systems, which if enacted, could affect the tax benefits of a contract. We cannot predict what, if any, legislation will actually be proposed or enacted.

We cannot provide detailed information on all tax aspects of the contracts. Moreover, the tax aspects that apply to a particular person's contract may vary depending on the facts applicable to that person. We do not discuss state income and other state taxes, federal income tax and withholding rules for non-U.S. taxpayers, or federal gift and estate taxes. We also do not discuss the Employee Retirement Income Security Act of 1974 (ERISA). Transfers of the contract, rights or values under the contract, or payments under the contract, for example, amounts due to beneficiaries, may be subject to federal or state gift, estate, or inheritance taxes. You should not rely only on this document, but should consult your tax adviser before your purchase.

CONTRACTS THAT FUND A RETIREMENT ARRANGEMENT

Generally, there are two types of funding vehicles that are available for Individual Retirement Arrangements ("IRAs"): an individual retirement annuity contract such as the ones offered in this Prospectus, or a custodial or trusteed individual retirement account. Similarly, a 403(b) plan can be funded through a 403(b) annuity contract or a 403(b)(7) custodial account. How these arrangements work, including special rules applicable to each, are noted in the specific sections for each type of arrangement, below. You should be aware that the funding vehicle for a tax-qualified arrangement does not provide any tax deferral benefit beyond that already provided by the Code for all permissible funding vehicles. Before choosing an annuity contract, therefore, you should consider the annuity's features and benefits compared with the features and benefits of other permissible funding vehicles and the relative costs of annuities and other arrangements. You should be aware that cost may vary depending on the features and benefits made available and the charges and expenses of the investment options or funds that you elect.

Certain provisions of the Treasury Regulations on required minimum distributions concerning the actuarial present value of additional contract benefits could increase the amount required to be distributed from annuity contracts funding qualified plans, 403(b) plans and IRAs. For this purpose additional annuity contract benefits may include, but are not limited to, various guaranteed benefits such as guaranteed minimum income benefits and enhanced death benefits. You should consider the potential implication of these Regulations before you purchase this annuity contract or purchase additional features under this annuity contract. See Appendix IX at the end of this Prospectus for a discussion of TSA contracts.

SPECIAL RULE FOR CONVERSIONS TO ROTH IRA IN 2010

Pre-2010 limitations on conversion rollovers to Roth IRAs of pre-tax amounts distributed from qualified plans, 403(b) plans and governmental employer 457(b) plans (as well as traditional IRA to Roth IRA conversions) based on income levels and filing status are removed beginning in 2010. For conversion rollovers or traditional IRA conversions in 2010 only, the resulting federal income tax can be paid in two installments in 2011 and 2012.

TRANSFERS AMONG INVESTMENT OPTIONS

You can make transfers among investment options inside the contract without triggering taxable income.

TAXATION OF NONQUALIFIED ANNUITIES

CONTRIBUTIONS

You may not deduct the amount of your contributions to a nonqualified annuity contract.

CONTRACT EARNINGS

Generally, you are not taxed on contract earnings until you receive a distribution from your contract, whether as a withdrawal or as an annuity payment. However, earnings are taxable, even without a distribution:

o if a contract fails investment diversification requirements as specified in federal income tax rules (these rules are based on or are similar to those specified for mutual funds under the securities laws);

o if you transfer a contract, for example, as a gift to someone other than your spouse (or former spouse);

o if you use a contract as security for a loan (in this case, the amount pledged will be treated as a distribution); and

o if the owner is other than an individual (such as a corporation, partnership, trust, or other non-natural person). This provision does not apply to a trust which is a mere agent or nominee for an individual, such as a grantor trust.


62  Tax Information
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Federal tax law requires that all nonqualified deferred annuity contracts that
AXA Equitable and its affiliates issue to you during the same calendar year be linked together and treated as one contract for calculating the taxable amount of any distribution from any of those contracts.

ANNUITY PAYMENTS

Annuitization payments that are based on life or life expectancy are considered annuity payments for income tax purposes. We include in annuitization payments GMIB payments and other annuitization payments available under your contract. In order to get annuity payment tax treatment, all amounts under the contract must be applied to the annuity payout option; we do not "partially annuitize" nonqualified deferred annuity contracts.

Once annuity payments begin, a portion of each payment is taxable as ordinary income. You get back the remaining portion without paying taxes on it. This is your unrecovered investment in the contract. Generally, your investment in the contract equals the contributions you made, less any amounts you previously withdrew that were not taxable.

For fixed annuity payments, the tax-free portion of each payment is determined by (1) dividing your investment in the contract by the total amount you are expected to receive out of the contract, and (2) multiplying the result by the amount of the payment. For variable annuity payments, your tax-free portion of each payment is your investment in the contract divided by the number of expected payments. If you have a loss on a variable annuity payout in a taxable year, you may be able to adjust the tax-free amount in subsequent years.

Once you have received the amount of your investment in the contract, all payments after that are fully taxable. If payments under a life annuity stop because the annuitant dies, there is an income tax deduction for any unrecovered investment in the contract.

Your rights to apply amounts under this contract to an annuity payout option are described elsewhere in this Prospectus. If you hold your contract to the maximum maturity age under the contract we require that a choice be made between taking a lump sum settlement of any remaining account value or applying any such account value to one of the annuity payout options under the contract. If no affirmative choice is made, we will apply any remaining annuity value to the default option under the contract at such age. While there is no specific federal tax guidance as to whether or when an annuity contract is required to mature, or as to the form of the payments to be made upon maturity, we believe that this contract constitutes an annuity contract under current federal tax rules.

WITHDRAWALS MADE BEFORE ANNUITY PAYMENTS BEGIN

If you make withdrawals before annuity payments begin under your contract, they are taxable to you as ordinary income if there are earnings in the contract. Generally, earnings are your account value less your investment in the contract. If you withdraw an amount which is more than the earnings in the contract as of the date of the withdrawal, the balance of the distribution is treated as a reduction of your investment in the contract and is not taxable.

PROTECTION PLUS(SM) FEATURE

In order to enhance the amount of the death benefit to be paid at the annuitant's death, you may have purchased a Protection Plus(SM) rider for your NQ contract. Although we regard this benefit as an investment protection feature which is part of the contract and which should have no adverse tax effect, it is possible that the IRS could take a contrary position or assert that the Protection Plus(SM) rider is not part of the contract. In such a case, the charges for the Protection Plus(SM) rider could be treated for federal income tax purposes as a partial withdrawal from the contract. If this were so, such a deemed withdrawal could be taxable, and for contract owners under age 59-1/2, also subject to a tax penalty. Were the IRS to take this position, AXA Equitable would take all reasonable steps to attempt to avoid this result, which could include amending the contract (with appropriate notice to you).

1035 EXCHANGES

You may purchase a nonqualified deferred annuity contract through an exchange of another contract. Normally, exchanges of contracts are taxable events. The exchange will not be taxable under Section 1035 of the Internal Revenue Code if:

o the contract that is the source of the funds you are using to purchase the nonqualified deferred annuity contract is another nonqualified deferred annuity contract (or life insurance or endowment contract).

o the owner and the annuitant are the same under the source contract and the contract issued in exchange. If you are using a life insurance or endowment contract the owner and the insured must be the same on both sides of the exchange transaction.

The tax basis, also referred to as your investment in the contract, of the source contract carries over to the contract issued in exchange.

An owner may direct the proceeds of a partial withdrawal from one nonqualified deferred annuity contract to a different insurer to purchase a new nonqualified deferred annuity contract on a tax-deferred basis. Special forms, agreement between the carriers, and provision of cost basis information may be required to process this type of an exchange.

Section 1035 exchanges are generally not available after the death of the owner.

SURRENDERS

If you surrender or cancel the contract, the distribution is taxable as ordinary income (not capital gain) to the extent it exceeds your investment in the contract.

DEATH BENEFIT PAYMENTS MADE TO A BENEFICIARY AFTER YOUR DEATH

For the rules applicable to death benefits, see "Payment of death benefit" earlier in this Prospectus. The tax treatment of a death benefit taken as a single sum is generally the same as the tax treatment of a withdrawal from or surrender of your contract. The tax treatment of a death benefit taken as annuity payments is generally the same as the tax treatment of annuity payments under your contract.

Under the Beneficiary continuation option, the tax treatment of a withdrawal after the death of the owner taken as a single sum or taken as


                                                             Tax Information  63
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withdrawals under the 5-year rule is generally the same as the tax treatment of a withdrawal from or surrender of your contract.

EARLY DISTRIBUTION PENALTY TAX

If you take distributions before you are age 59-1/2, a penalty tax of 10% of the taxable portion of your distribution applies in addition to the income tax. Some of the available exceptions to the pre-age 59-1/2 penalty tax include distributions made:

o on or after your death; or

o because you are disabled (special federal income tax definition); or

o in the form of substantially equal periodic annuity payments at least annually over your life (or life expectancy), or the joint lives of you and your beneficiary (or joint life expectancies) using an IRS-approved distribution method.

INVESTOR CONTROL ISSUES

Under certain circumstances, the IRS has stated that you could be treated as the owner (for tax purposes) of the assets of Separate Account No. 49. If you were treated as the owner, you would be taxable on income and gains attributable to the shares of the underlying portfolios.

The circumstances that would lead to this tax treatment would be that, in the opinion of the IRS, you could control the underlying investment of Separate Account No. 49. The IRS has said that the owners of variable annuities will not be treated as owning the separate account assets provided the underlying portfolios are restricted to variable life and annuity assets. The variable annuity owners must have the right only to choose among the Portfolios, and must have no right to direct the particular investment decisions within the Portfolios.

Although we believe that, under current IRS guidance, you would not be treated as the owner of the assets of Separate Account No. 49, there are some issues that remain unclear. For example, the IRS has not issued any guidance as to whether having a larger number of Portfolios available, or an unlimited right to transfer among them, could cause you to be treated as the owner. We do not know whether the IRS will ever provide such guidance or whether such guidance, if unfavorable, would apply retroactively to your contract. Furthermore, the IRS could reverse its current guidance at any time. We reserve the right to modify your contract as necessary to prevent you from being treated as the owner of the assets of Separate Account No. 49.

INDIVIDUAL RETIREMENT ARRANGEMENTS (IRAS)

GENERAL

"IRA" stands for individual retirement arrangement. There are two basic types of such arrangements, individual retirement accounts and individual retirement annuities. In an individual retirement account, a trustee or custodian holds the assets funding the account for the benefit of the IRA owner. The assets typically include mutual funds and/or individual stocks and/or securities in a custodial account, and bank certificates of deposit in a trusteed account. In an individual retirement annuity, an insurance company issues an annuity contract that serves as the IRA.

There are two basic types of IRAs, as follows:

o Traditional IRAs, typically funded on a pre-tax basis; and

o Roth IRAs, funded on an after-tax basis.

Regardless of the type of IRA, your ownership interest in the IRA cannot be forfeited. You or your beneficiaries who survive you are the only ones who can receive the IRA's benefits or payments. All types of IRAs qualify for tax deferral regardless of the funding vehicle selected.

You can hold your IRA assets in as many different accounts and annuities as you would like, as long as you meet the rules for setting up and making contributions to IRAs. However, if you own multiple IRAs, you may be required to combine IRA values or contributions for tax purposes. For further information about individual retirement arrangements, you can read Internal Revenue Service Publication 590 ("Individual Retirement Arrangements (IRAs)"). This publication is usually updated annually, and can be obtained by contacting the IRS or from the IRS website (www.irs.gov).

AXA Equitable designs its IRA contracts to qualify as individual retirement annuities under Section 408(b) of the Internal Revenue Code. You may have purchased the contract as a traditional IRA or Roth IRA. We also offered Inherited IRA contracts for payment of post-death required minimum distributions from traditional IRAs and Roth IRAs, respectively.

This Prospectus contains the information that the IRS requires you to have before you purchase an IRA. The first section covers some of the special tax rules that apply to traditional IRAs. The next section covers Roth IRAs. The disclosure generally assumes direct ownership of the individual retirement annuity contract. For contracts owned in a custodial individual retirement account, the disclosure will apply only if you terminate your account or transfer ownership of the contract to yourself.

We describe the amount and types of charges that may apply to your contributions under "Charges and expenses" earlier in this Prospectus. We describe the method of calculating payments under "Accessing your money" earlier in this Prospectus. We do not guarantee or project growth in any variable income annuitization option payments (as opposed to payments from a fixed income annuitization option).

AXA Equitable had received an opinion letter from the IRS approving the respective forms of the Accumulator(R) Select(SM) traditional and Roth IRA contracts for use as a traditional and Roth IRA, respectively. This IRS approval is a determination only as to the form of the annuity. It does not represent a determination of the merits of the annuity as an investment. The contracts submitted for IRS approval do not include every feature possibly available under the Accumulator(R) Select(SM) traditional and Roth IRA contracts.

YOUR RIGHT TO CANCEL WITHIN A CERTAIN NUMBER OF DAYS

This is provided for informational purposes only. Since the contract is no longer available to new purchasers, this cancellation provision is no longer applicable.

You can cancel either type of the Accumulator(R) Select(SM) IRA contract (traditional IRA or Roth IRA) by following the directions in "Your right to cancel within a certain number of days" under "Contract features


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and benefits" earlier in this Prospectus. If you cancel a traditional IRA or
Roth IRA contract, we may have to withhold tax, and we must report the transaction to the IRS. A contract cancellation could have an unfavorable tax impact.

TRADITIONAL INDIVIDUAL RETIREMENT ANNUITIES (TRADITIONAL IRAS)

CONTRIBUTIONS TO TRADITIONAL IRAS. Individuals may make three different types of contributions to purchase a traditional IRA or as subsequent contributions to an existing IRA:

o "regular" contributions out of earned income or compensation; or

o tax-free "rollover" contributions; or

o direct custodian-to-custodian transfers from other traditional IRAs ("direct transfers").

When you make a contribution to your IRA, we require you to tell us whether it is a regular contribution, rollover contribution, or direct transfer contribution, and to supply supporting documentation in some cases.

The initial contribution must be a direct transfer or rollover contribution. Subsequent contributions may also be "regular" contributions out of compensation.

REGULAR CONTRIBUTIONS TO TRADITIONAL IRAS

LIMITS ON CONTRIBUTIONS. The "maximum regular contribution amount" for any taxable year is the most that can be contributed to all of your IRAs (traditional and Roth) as regular contributions for the particular taxable year. The maximum regular contribution amount depends on age, earnings, and year, among other things. Generally, $5,000 is the maximum amount that you may contribute to all IRAs (including Roth IRAs). When your earnings are below $5,000, your earned income or compensation for the year is the most you can contribute. This limit does not apply to rollover contributions or direct custodian-to-custodian transfers into a traditional IRA. You cannot make regular traditional IRA contributions for the tax year in which you reach age 70-1/2 or any tax year after that.

If you are at least age 50 at any time during the taxable year for which you are making a regular contribution to your IRA, you may be eligible to make additional "catch-up contributions" of up to $1,000 to your traditional IRA.

SPECIAL RULES FOR SPOUSES. If you are married and file a joint federal income tax return, you and your spouse may combine your compensation to determine the amount of regular contributions you are permitted to make to traditional IRAs (and Roth IRAs discussed below). Even if one spouse has no compensation or compensation under $5,000, married individuals filing jointly can contribute up to $10,000 per year to any combination of traditional IRAs and Roth IRAs. Any contributions to Roth IRAs reduce the ability to contribute to traditional IRAs and vice versa. The maximum amount may be less if earned income is less and the other spouse has made IRA contributions. No more than a combined total of $5,000 can be contributed annually to either spouse's traditional and Roth IRAs. Each spouse owns his or her traditional IRAs and Roth IRAs even if the other spouse funded the contributions. A working spouse age 70-1/2 or over can contribute up to the lesser of $5,000 or 100% of "earned income" to a traditional IRA for a non-working spouse until the year in which the non-working spouse reaches age 70-1/2. Catch-up contributions may be made as described above for spouses who are at least age 50 but under age 70-1/2 at any time during the taxable year for which the contribution is made.

DEDUCTIBILITY OF CONTRIBUTIONS. The amount of traditional IRA contributions that you can deduct for a taxable year depends on whether you are covered by an employer-sponsored tax-favored retirement plan, as defined under special federal income tax rules. Your Form W-2 will indicate whether or not you are covered by such a retirement plan.

The federal tax rules governing contributions to IRAs made from current compensation are complex and are subject to numerous technical requirements and limitations which vary based on an individual's personal situation (including his/her spouse). IRS Publication 590, "Individual Retirement Arrangements
(IRAs)" which is updated annually and is available at www.irs.gov, contains pertinent explanations of the rules applicable to the current year. The amount of permissible contributions to IRAs, the amount of IRA contributions which may be deductible, and the individual's income limits for determining contributions and deductions all may be adjusted annually for cost of living.

NONDEDUCTIBLE REGULAR CONTRIBUTIONS. If you are not eligible to deduct part or all of the traditional IRA contribution, you may still make nondeductible contributions on which earnings will accumulate on a tax-deferred basis. The combined deductible and nondeductible contributions to your traditional IRA (or the non-working spouse's traditional IRA) may not, however, exceed the $5,000 maximum per person limit for the applicable taxable year. The dollar limit is $6,000 for people eligible to make age 50-70-1/2 catch-up contributions. You must keep your own records of deductible and nondeductible contributions in order to prevent double taxation on the distribution of previously taxed amounts. See "Withdrawals, payments and transfers of funds out of traditional IRAs" later in this section for more information.

If you are making nondeductible contributions in any taxable year, or you have made nondeductible contributions to a traditional IRA in prior years and are receiving distributions from any traditional IRA, you must file the required information with the IRS. Moreover, if you are making nondeductible traditional IRA contributions, you must retain all income tax returns and records pertaining to such contributions until interests in all traditional IRAs are fully distributed.

WHEN YOU CAN MAKE REGULAR CONTRIBUTIONS. If you file your tax returns on a calendar year basis like most taxpayers, you have until the April 15 return filing deadline (without extensions) of the following calendar year to make your regular traditional IRA contributions for a taxable year. Make sure you designate the year for which you are making the contribution.

ROLLOVER AND DIRECT TRANSFER CONTRIBUTIONS TO TRADITIONAL IRAS

Rollover contributions may be made to a traditional IRA from these "eligible retirement plans":


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o qualified plans;

o governmental employer 457(b) plans;

o 403(b) plans; and

o other traditional IRAs.

Direct transfer contributions may only be made directly from one traditional IRA to another.

Any amount contributed to a traditional IRA after you reach age 70-1/2 must be net of your required minimum distribution for the year in which the rollover or direct transfer contribution is made.

ROLLOVERS FROM "ELIGIBLE RETIREMENT PLANS" OTHER THAN TRADITIONAL IRAS

Your plan administrator will tell you whether or not your distribution is eligible to be rolled over. Spousal beneficiaries and spousal alternate payees under qualified domestic relations orders may roll over funds on the same basis as the plan participant. A non-spousal death beneficiary may also be able to make a direct rollover to an inherited IRA contract with special rules and restrictions under certain circumstances.

There are two ways to do rollovers:

o Do it yourself:
  You actually receive a distribution that can be rolled over and you roll it over to a traditional IRA within 60 days after the date you receive the funds. The distribution from your eligible retirement plan will be net of 20% mandatory federal income tax withholding. If you want, you can replace the withheld funds yourself and roll over the full amount.

o Direct rollover:
  You tell the trustee or custodian of the eligible retirement plan to send the distribution directly to your traditional IRA issuer. Direct rollovers are not subject to mandatory federal income tax withholding.

All distributions from a qualified plan, 403(b) plan or governmental employer 457(b) plan are eligible rollover distributions, unless the distributions are:

o "required minimum distributions" after age 70-1/2 or retirement from service with the employer; or

o substantially equal periodic payments made at least annually for your life (or life expectancy) or the joint lives (or joint life expectancies) of you and your designated beneficiary; or

o substantially equal periodic payments made for a specified period of 10 years or more; or

o hardship withdrawals; or

o corrective distributions that fit specified technical tax rules; or

o loans that are treated as distributions; or

o death benefit payments to a beneficiary who is not your surviving spouse; or

o qualified domestic relations order distributions to a beneficiary who is not your current spouse or former spouse.

You should discuss with your tax adviser whether you should consider rolling over funds from one type of tax qualified retirement plan to another because the funds will generally be subject to the rules of the recipient plan. For example, funds in a governmental employer 457(b) plan are not subject to the additional 10% federal income tax penalty for premature distributions, but they may become subject to this penalty if you roll the funds to a different type of eligible retirement plan such as a traditional IRA, and subsequently take a premature distribution.

ROLLOVERS OF AFTER-TAX CONTRIBUTIONS FROM ELIGIBLE RETIREMENT PLANS OTHER THAN TRADITIONAL IRAS

Any non-Roth after-tax contributions you have made to a qualified plan or 403(b) plan (but not a governmental employer 457(b) plan) may be rolled over to a traditional IRA (either in a direct rollover or a rollover you do yourself). When the recipient plan is a traditional IRA, you are responsible for recordkeeping and calculating the taxable amount of any distributions you take from that traditional IRA. See "Taxation of Payments" later in this section under "Withdrawals, payments and transfers of funds out of traditional IRAs." After-tax contributions in a traditional IRA cannot be rolled over from your traditional IRA into, or back into, a qualified plan, 403(b) plan or governmental employer 457(b) plan.

ROLLOVERS FROM TRADITIONAL IRAS TO TRADITIONAL IRAS

You may roll over amounts from one traditional IRA to one or more of your other traditional IRAs if you complete the transaction within 60 days after you receive the funds. You may make such a rollover only once in every 12-month period for the same funds. Trustee-to-trustee or custodian-to-custodian direct transfers are not rollover transactions. You can make these more frequently than once in every 12-month period.

SPOUSAL ROLLOVERS AND DIVORCE-RELATED DIRECT TRANSFERS

The surviving spouse beneficiary of a deceased individual can roll over funds from, or directly transfer funds from, the deceased spouse's traditional IRA to one or more other traditional IRAs. Also, in some cases, traditional IRAs can be transferred on a tax-free basis between spouses or former spouses as a result of a court-ordered divorce or separation decree.

EXCESS CONTRIBUTIONS TO TRADITIONAL IRAS

Excess contributions to IRAs are subject to a 6% excise tax for the year in which made and for each year after until withdrawn. The following are excess contributions to IRAs:

o regular contributions of more than the maximum regular contri bution amount for the applicable taxable year; or

o regular contributions to a traditional IRA made after you reach age 70-1/2; or

o rollover contributions of amounts which are not eligible to be rolled over, for example, minimum distributions required to be made after age 70-1/2.


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You can avoid or limit the excise tax by withdrawing an excess contribution
(rollover or regular). See Publication 590 for further details.

RECHARACTERIZATIONS

Amounts that have been contributed as traditional IRA funds may subsequently be treated as Roth IRA funds. Special federal income tax rules allow you to change your mind again and have amounts that are subsequently treated as Roth IRA funds, once again treated as traditional IRA funds. You do this by using the forms we prescribe. This is referred to as having "recharacterized" your contribution.

WITHDRAWALS, PAYMENTS AND TRANSFERS OF FUNDS OUT OF TRADITIONAL IRAS

NO FEDERAL INCOME TAX LAW RESTRICTIONS ON WITHDRAWALS. You can withdraw any or all of your funds from a traditional IRA at any time. You do not need to wait for a special event like retirement.

TAXATION OF PAYMENTS. Amounts distributed from traditional IRAs are not subject to federal income tax until you or your beneficiary receive them. Taxable payments or distributions include withdrawals from your contract, surrender of your contract and annuity payments from your contract. Death benefits are also taxable.

We report all payments from traditional IRA contracts on IRS Form 1099-R. You are responsible for reporting these amounts correctly on your individual income tax return and keeping supporting records. Except as discussed below, the total amount of any distribution from a traditional IRA must be included in your gross income as ordinary income.

If you have ever made nondeductible (after-tax) IRA contributions to any traditional IRA (it does not have to be to this particular traditional IRA contract), those contributions are recovered tax-free when you get distributions from any traditional IRA. It is your responsibility to keep permanent tax records of all of your nondeductible contributions to traditional IRAs so that you can correctly report the taxable amount of any distribution on your own tax return. At the end of any year in which you have received a distribution from any traditional IRA, you calculate the ratio of your total nondeductible traditional IRA contributions (less any amounts previously withdrawn tax-free) to the total account balances of all traditional IRAs you own at the end of the year plus all traditional IRA distributions made during the year. Multiply this by all distributions from the traditional IRA during the year to determine the nontaxable portion of each distribution.

A distribution from a traditional IRA is not taxable if:

o the amount received is a withdrawal of certain excess contribu tions, as described in IRS Publication 590; or

o the entire amount received is rolled over to another traditional IRA or other eligible retirement plan which agrees to accept the funds. (See "Rollovers from eligible retirement plans other than traditional IRAs" under "Rollover and direct transfer contributions to traditional IRAs" earlier in this section for more information.)

The following are eligible to receive rollovers of distributions from a traditional IRA: a qualified plan, a 403(b) plan or a governmental employer 457(b) plan. After-tax contributions in a traditional IRA cannot be rolled from your traditional IRA into, or back into, a qualified plan, 403(b) plan or governmental employer 457(b) plan. Before you decide to roll over a distribution from a traditional IRA to another eligible retirement plan, you should check with the administrator of that plan about whether the plan accepts rollovers and, if so, the types it accepts. You should also check with the administrator of the receiving plan about any documents required to be completed before it will accept a rollover.

Distributions from a traditional IRA are not eligible for favorable ten-year averaging and long-term capital gain treatment available under limited circumstances for certain distributions from qualified plans. If you might be eligible for such tax treatment from your qualified plan, you may be able to preserve such tax treatment even though an eligible rollover from a qualified plan is temporarily rolled into a "conduit IRA" before being rolled back into a qualified plan. See your tax adviser.

REQUIRED MINIMUM DISTRIBUTIONS

BACKGROUND ON REGULATIONS--REQUIRED MINIMUM DISTRIBUTIONS.

Distributions must be made from traditional IRAs according to rules contained in the Code and Treasury Regulations. Certain provisions of the Treasury Regulations require that the actuarial present value of additional annuity contract benefits must be added to the dollar amount credited for purposes of calculating certain types of required minimum distributions from individual retirement annuity contracts. For this purpose additional annuity contract benefits may include, but are not limited to, guaranteed benefits. This could increase the amount required to be distributed from the contract if you take annual withdrawals instead of annuitizing. Please consult your tax adviser concerning applicability of these complex rules to your situation.

LIFETIME REQUIRED MINIMUM DISTRIBUTIONS. You must start taking annual distributions from your traditional IRAs for the year in which you turn age 70-1/2.

WHEN YOU HAVE TO TAKE THE FIRST LIFETIME REQUIRED MINIMUM DISTRIBUTION. The first required minimum distribution is for the calendar year in which you turn age 70-1/2. You have the choice to take this first required minimum distribution during the calendar year you actually reach age 70-1/2, or to delay taking it until the first three-month period in the next calendar year (January 1st - April 1st). Distributions must start no later than your "Required Beginning Date", which is April 1st of the calendar year after the calendar year in which you turn age 70-1/2. If you choose to delay taking the first annual minimum distribution, then you will have to take two minimum distributions in that year--the delayed one for the first year and the one actually for that year. Once minimum distributions begin, they must be made at some time each year.

HOW YOU CAN CALCULATE REQUIRED MINIMUM DISTRIBUTIONS. There are two approaches to taking required minimum distributions--"account-based" or "annuity-based."

ACCOUNT-BASED METHOD. If you choose an account-based method, you divide the value of your traditional IRA as of December 31st of the past calendar year by a number corresponding to your age from an IRS table. This gives you the required minimum distribution amount for


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that particular IRA for that year. If your spouse is your sole beneficiary and more than 10 years younger than you, the dividing number you use may be from another IRS table and may produce a smaller lifetime required minimum distribution amount. Regardless of the table used, the required minimum distribution amount will vary each year as the account value, the actuarial present value of additional annuity contract benefits, if applicable, and the divisor change. If you initially choose an account-based method, you may later apply your traditional IRA funds to a life annuity-based payout with any certain period not exceeding remaining life expectancy, determined in accordance with IRS tables.

ANNUITY-BASED METHOD. If you choose an annuity-based method, you do not have to do annual calculations. You apply the account value to an annuity payout for your life or the joint lives of you and a designated beneficiary or for a period certain not extending beyond applicable life expectancies, determined in accordance with IRS tables.

DO YOU HAVE TO PICK THE SAME METHOD TO CALCULATE YOUR REQUIRED MINIMUM DISTRIBUTIONS FOR ALL OF YOUR TRADITIONAL IRAS AND OTHER RETIREMENT PLANS? No. If you want, you can choose a different method for each of your traditional IRAs and other retirement plans. For example, you can choose an annuity payout from one IRA, a different annuity payout from a qualified plan and an account-based annual withdrawal from another IRA.

WILL WE PAY YOU THE ANNUAL AMOUNT EVERY YEAR FROM YOUR TRADITIONAL IRA BASED ON THE METHOD YOU CHOOSE? We will only pay you automatically if you affirmatively select an annuity payout option or an account-based withdrawal option such as our "automatic required minimum distribution (RMD) service." Even if you do not enroll in our service, we will calculate the amount of the required minimum distribution withdrawal for you, if you so request in writing. However, in that case you will be responsible for asking us to pay the required minimum distribution withdrawal to you.

Also, the IRS will let you calculate the required minimum distribution for each traditional IRA that you maintain, using the method that you picked for that particular IRA. You can add these required minimum distribution amount calculations together. As long as the total amount you take out every year satisfies your overall traditional IRA required minimum distribution amount, you may choose to take your annual required minimum distribution from any one or more traditional IRAs that you own.

WHAT IF YOU TAKE MORE THAN YOU NEED TO FOR ANY YEAR? The required minimum distribution amount for your traditional IRAs is calculated on a year-by-year basis. There are no carry-back or carry-forward provisions. Also, you cannot apply required minimum distribution amounts you take from your qualified plans to the amounts you have to take from your traditional IRAs and vice versa.

WHAT IF YOU TAKE LESS THAN YOU NEED TO FOR ANY YEAR? Your IRA could be disqualified, and you could have to pay tax on the entire value. Even if your IRA is not disqualified, you could have to pay a 50% penalty tax on the shortfall (required amount for traditional IRAs less amount actually taken). It is your responsibility to meet the required minimum distribution rules. We will remind you when our records show that you are within the age group which must take lifetime required minimum distributions. If you do not select a method with us, we will assume you are taking your required minimum distribution from another traditional IRA that you own.

WHAT ARE THE REQUIRED MINIMUM DISTRIBUTION PAYMENTS AFTER YOU DIE? These could vary depending on whether you die before or after your Required Beginning Date for lifetime required minimum distribution payments, and the status of your beneficiary. The following assumes that you have not yet elected an annuity-based payout at the time of your death. If you elect an annuity-based payout, payments (if any) after your death must be made at least as rapidly as when you were alive.

INDIVIDUAL BENEFICIARY. Regardless of whether your death occurs before or after your Required Beginning Date, an individual death beneficiary calculates annual post-death required minimum distribution payments based on the beneficiary's life expectancy using the "term certain method." That is, he or she determines his or her life expectancy using the IRS-provided life expectancy tables as of the calendar year after the owner's death and reduces that number by one each subsequent year.

If you die before your Required Beginning Date, the rules permit any individual beneficiary, including a spousal beneficiary, to elect instead to apply the "5-year rule." Under this rule, instead of annual payments having to be made beginning with the first in the year following the owner's death, the entire account must be distributed by the end of the calendar year which contains the fifth anniversary of the owner's death. No distribution is required before that fifth year.

SPOUSAL BENEFICIARY. If you die after your Required Beginning Date, and your death beneficiary is your surviving spouse, your spouse has a number of choices. Post-death distributions may be made over your spouse's single life expectancy. Any amounts distributed after that surviving spouse's death are made over the spouse's life expectancy calculated in the year of his/her death, reduced by one for each subsequent year. In some circumstances, your surviving spouse may elect to become the owner of the traditional IRA and halt distributions until he or she reaches age 70-1/2, or roll over amounts from your traditional IRA into his/her own traditional IRA or other eligible retirement plan.

If you die before your Required Beginning Date, and the death beneficiary is your surviving spouse, the rules permit the spouse to delay starting payments over his/her life expectancy until the year in which you would have attained age 70-1/2.

NON-INDIVIDUAL BENEFICIARY. If you die after your Required Beginning Date, and your death beneficiary is a non-individual, such as the estate, the rules permit the beneficiary to calculate post-death required minimum distribution amounts based on the owner's life expectancy in the year of death. HOWEVER, NOTE THAT WE NEED AN INDIVIDUAL ANNUITANT TO KEEP AN ANNUITY CONTRACT IN FORCE. IF THE BENEFICIARY IS NOT AN INDIVIDUAL, WE MUST DISTRIBUTE AMOUNTS REMAINING IN THE ANNUITY CONTRACT AFTER THE DEATH OF THE ANNUITANT.

If you die before your Required Beginning Date for lifetime required minimum distribution payments, and the death beneficiary is a nonindividual, such as the estate, the rules continue to apply the 5-year rule discussed earlier under "Individual beneficiary." PLEASE NOTE THAT


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WE NEED AN INDIVIDUAL ANNUITANT TO KEEP AN ANNUITY CONTRACT IN FORCE. IF THE
BENEFICIARY IS NOT AN INDIVIDUAL, WE MUST DISTRIBUTE AMOUNTS REMAINING IN THE ANNUITY CONTRACT AFTER THE DEATH OF THE ANNUITANT.

SUCCESSOR OWNER AND ANNUITANT

If your spouse is the sole primary beneficiary and elects to become the successor owner and annuitant, the required minimum distribution rules are applied as if your surviving spouse is the contract owner.

PAYMENTS TO A BENEFICIARY AFTER YOUR DEATH

IRA death benefits are taxed the same as IRA distributions.

BORROWING AND LOANS ARE PROHIBITED TRANSACTIONS

You cannot get loans from a traditional IRA. You cannot use a traditional IRA as collateral for a loan or other obligation. If you borrow against your IRA or use it as collateral, its tax-favored status will be lost as of the first day of the tax year in which this prohibited event occurs. If this happens, you must include the value of the traditional IRA in your federal gross income. Also, the early distribution penalty tax of 10% may apply if you have not reached age 59-1/2 before the first day of that tax year.

EARLY DISTRIBUTION PENALTY TAX

A penalty tax of 10% of the taxable portion of a distribution applies to distributions from a traditional IRA made before you reach age 59-1/2. Some of the available exceptions to the pre-age 59-1/2 penalty tax include distributions:

o made on or after your death; or

o made because you are disabled (special federal income tax defi nition); or

o used to pay certain extraordinary medical expenses (special fed eral income tax definition); or

o used to pay medical insurance premiums for unemployed indi viduals (special federal income tax definition); or

o used to pay certain first-time home buyer expenses (special fed eral income tax definition; $10,000 lifetime total limit for these distributions from all your traditional and Roth IRAs); or

o used to pay certain higher education expenses (special federal income tax definition); or

o in the form of substantially equal periodic payments made at least annually over your life (or your life expectancy) or over the joint lives of you and your beneficiary (or your joint life expectancies) using an IRS-approved distribution method.

Please note that it is your responsibility to claim the penalty exception on your own income tax return and to document eligibility for the exception to the IRS.

To meet the substantially equal periodic payment exception, you could elect to apply your contract value to an Income Manager(R) (life annuity with a period certain) payout annuity contract (level payments version). You could also elect the substantially equal withdrawals option. We will calculate the substantially equal annual payments, using your choice of IRS-approved methods we offer. Although substantially equal withdrawals and Income Manager(R) payments are not subject to the 10% penalty tax, they are taxable as discussed in "Withdrawals, payments and transfers of funds out of traditional IRAs" earlier in this section. Once substantially equal withdrawals or Income Manager(R) annuity payments begin, the distributions should not be stopped or changed until after the later of your reaching age 59-1/2 or five years after the date of the first distribution, or the penalty tax, including an interest charge for the prior penalty avoidance, may apply to all prior distributions under either option. Also, it is possible that the IRS could view any additional withdrawal or payment you take from, or any additional contributions or transfers you make to, your contract as changing your pattern of substantially equal withdrawals or Income Manager(R) payments for purposes of determining whether the penalty applies.

ROTH INDIVIDUAL RETIREMENT ANNUITIES (ROTH IRAS)

This section of the Prospectus covers some of the special tax rules that apply to Roth IRAs. If the rules are the same as those that apply to the traditional IRA, we will refer you to the same topic under "Traditional individual retirement annuities (traditional IRAs)."

The Accumulator(R) Select(SM) Roth IRA contract is designed to qualify as a Roth individual retirement annuity under Sections 408A(b) and 408(b) of the Internal Revenue Code.

CONTRIBUTIONS TO ROTH IRAS. Individuals may make four different types of contributions to a Roth IRA:

o regular after-tax contributions out of earnings; or

o taxable rollover contributions from traditional IRAs or other eli gible retirement plans ("conversion rollover" contributions); or

o tax-free rollover contributions from other Roth individual retire ment arrangements or designated Roth accounts under defined contribution plans; or

o tax-free direct custodian-to-custodian transfers from other Roth IRAs ("direct transfers").

Regular after-tax, direct transfer and rollover contributions may be made to a Roth IRA contract. See "Rollovers and direct transfer contributions to Roth IRAs" later in this section for more information. If you use the forms we require, we will also accept traditional IRA funds which are subsequently recharacterized as Roth IRA funds following special federal income tax rules.

The initial contribution must be a direct transfer or rollover contribution. Subsequent contributions may also be "regular" contributions out of compensation.

REGULAR CONTRIBUTIONS TO ROTH IRAS

LIMITS ON REGULAR CONTRIBUTIONS. The "maximum regular contribution amount" for any taxable year is the most that can be contributed to all of your IRAs (traditional and Roth) as regular contributions for the particular taxable year. The maximum regular contribution amount depends on age, earnings, and year, among other things. Generally, $5,000 is the maximum amount that you may contribute to all IRAs (including Roth IRAs). This limit does not apply to rollover contributions or direct custodian-to-custodian transfers into a Roth IRA. Any


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contributions to Roth IRAs reduce your ability to contribute to traditional IRAs and vice versa. When your earnings are below $5,000, your earned income or compensation for the year is the most you can contribute. If you are married and file a joint income tax return, you and your spouse may combine your compensation to determine the amount of regular contributions you are permitted to make to Roth IRAs and traditional IRAs. See the discussion under "special rules for spouses" earlier in this section under traditional IRAs.

If you or your spouse are at least age 50 at any time during the taxable year for which you are making a regular contribution, you may be eligible to make additional catch-up contributions of up to $1,000.

With a Roth IRA, you can make regular contributions when you reach 70-1/2, as long as you have sufficient earnings. The amount of permissible contributions to Roth IRAs for any year depends on the individual's income limits and marital status. For example, if you are married and filing separately for any year your ability to make regular Roth IRA contributions is greatly limited. The amount of permissible contributions and income limits may be adjusted annually for cost of living. Please consult IRS Publication 590, "Individual Retirement Arrangements
(IRAs)" for the rules applicable to the current year.

WHEN YOU CAN MAKE CONTRIBUTIONS. Same as traditional IRAs.

DEDUCTIBILITY OF CONTRIBUTIONS. Roth IRA contributions are not tax deductible.

ROLLOVER AND DIRECT TRANSFER CONTRIBUTIONS TO ROTH IRAS

WHAT IS THE DIFFERENCE BETWEEN ROLLOVER AND DIRECT TRANSFER TRANSACTIONS?

The difference between a rollover transaction and a direct transfer transaction is the following: in a rollover transaction you actually take possession of the funds rolled over or are considered to have received them under tax law in the case of a change from one type of plan to another. In a direct transfer transaction, you never take possession of the funds, but direct the first Roth IRA custodian, trustee or issuer to transfer the first Roth IRA funds directly to the recipient Roth IRA custodian, trustee or issuer. You can make direct transfer transactions only between identical plan types (for example, Roth IRA to Roth IRA). You can also make rollover transactions between identical plan types. However, you can only make rollovers between different plan types (for example, traditional IRA to Roth IRA).

You may make rollover contributions to a Roth IRA from these sources only:

o another Roth IRA;

o a traditional IRA, including a SEP-IRA or SIMPLE IRA (after a two-year rollover limitation period for SIMPLE IRA funds), in a taxable conversion rollover ("conversion rollover");

o a "designated Roth contribution account" under a 401(k) plan or a 403(b) plan (direct or 60-day); or

o from non-Roth accounts under another eligible retirement plan, as described below under "Conversion rollover contributions to Roth IRAs."

You may make direct transfer contributions to a Roth IRA only from another Roth IRA.

You may make both Roth IRA to Roth IRA rollover transactions and Roth IRA to Roth IRA direct transfer transactions. This can be accomplished on a completely tax-free basis. However, you may make Roth IRA to Roth IRA rollover transactions only once in any 12-month period for the same funds. Trustee-to-trustee or custodian-to custodian direct transfers can be made more frequently than once a year. Also, if you send us the rollover contribution to apply it to a Roth IRA, you must do so within 60 days after you receive the proceeds from the original IRA to get rollover treatment.

The surviving spouse beneficiary of a deceased individual can roll over or directly transfer an inherited Roth IRA to one or more other Roth IRAs. In some cases, Roth IRAs can be transferred on a tax-free basis between spouses or former spouses as a result of a court-ordered divorce or separation decree.

CONVERSION ROLLOVER CONTRIBUTIONS TO ROTH IRAS

In a conversion rollover transaction, you withdraw (or are considered to have withdrawn) all or a portion of funds from a traditional IRA you maintain and convert it to a Roth IRA within 60 days after you receive (or are considered to have received) the traditional IRA proceeds. Amounts can also be rolled over from non-Roth accounts under another eligible retirement plan, including a Code
Section 401(a) qualified plan, a 403(b) plan, and a governmental employer
Section 457(b) plan.

Unlike a rollover from a traditional IRA to another traditional IRA, a conversion rollover transaction from a traditional IRA or other eligible retirement plan to a Roth IRA is not tax-free. Instead, the distribution from the traditional IRA or other eligible retirement plan is generally fully taxable. If you are converting all or part of a traditional IRA, and you have ever made nondeductible regular contributions to any traditional IRA--whether or not it is the traditional IRA you are converting--a pro rata portion of the distribution is tax-free. Even if you are under age 59-1/2, the early distribution penalty tax does not apply to conversion rollover contributions to a Roth IRA.

You cannot make conversion contributions to a Roth IRA to the extent that the funds in your traditional IRA or other eligible retirement plan are subject to the lifetime annual required minimum distribution rules.

You cannot convert and reconvert an amount during the same taxable year, or if later, during the 30-day period following a recharacterization. If you reconvert during either of these periods, it will be a failed Roth IRA conversion.

The IRS and Treasury have issued Treasury Regulations addressing the valuation of annuity contracts funding traditional IRAs in the conversion to Roth IRAs. Although these Regulations are not clear, they could require an individual's gross income on the conversion of a traditional IRA to a Roth IRA to be measured using various actuarial methods and not as if the annuity contract funding the traditional IRA had been surrendered at the time of conversion. This could increase the amount of income reported in certain circumstances.

RECHARACTERIZATIONS

You may be able to treat a contribution made to one type of IRA as having been made to a different type of IRA. This is called recharacterizing the contribution.


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HOW TO RECHARACTERIZE. To recharacterize a contribution, you generally must have the contribution transferred from the first IRA (the one to which it was made) to the second IRA in a deemed trustee-to-trustee transfer. If the transfer is made by the due date (including extensions) for your tax return for the year during which the contribution was made, you can elect to treat the contribution as having been originally made to the second IRA instead of to the first IRA. It will be treated as having been made to the second IRA on the same date that it was actually made to the first IRA. You must report the recharacterization and must treat the contribution as having been made to the second IRA, instead of the first IRA, on your tax return for the year during which the contribution was made.

The contribution will not be treated as having been made to the second IRA unless the transfer includes any net income allocable to the contribution. You can take into account any loss on the contribution while it was in the IRA when calculating the amount that must be transferred. If there was a loss, the net income you must transfer may be a negative amount.

No deduction is allowed for the contribution to the first IRA and any net income transferred with the recharacterized contribution is treated as earned in the second IRA. The contribution will not be treated as having been made to the second IRA to the extent any deduction was allowed with respect to the contribution to the first IRA.

For recharacterization purposes, a distribution from a traditional IRA that is received in one tax year and rolled over into a Roth IRA in the next year, but still within 60 days of the distribution from the traditional IRA, is treated as a contribution to the Roth IRA in the year of the distribution from the traditional IRA.

Roth IRA conversion contributions from a SEP-IRA or SIMPLE IRA can be recharacterized to a SEP-IRA or SIMPLE IRA (including the original SEP-IRA or SIMPLE IRA). You cannot recharacterize back to the original plan a contribution directly rolled over from an eligible retirement plan which is not a traditional IRA.

The recharacterization of a contribution is not treated as a rollover for purposes of the 12-month limitation period described above. This rule applies even if the contribution would have been treated as a rollover contribution by the second IRA if it had been made directly to the second IRA rather than as a result of a recharacterization of a contribution to the first IRA.

To recharacterize a contribution, you must use our forms.

WITHDRAWALS, PAYMENTS AND TRANSFERS OF FUNDS OUT OF ROTH IRAS

NO FEDERAL INCOME TAX LAW RESTRICTIONS ON WITHDRAWALS. You can withdraw any or all of your funds from a Roth IRA at any time; you do not need to wait for a special event like retirement.

DISTRIBUTIONS FROM ROTH IRAS

Distributions include withdrawals from your contract, surrender of your contract and annuity payments from your contract. Death benefits are also distributions.

You must keep your own records of regular and conversion contributions to all Roth IRAs to assure appropriate taxation. You may have to file information on your contributions to and distributions from any Roth IRA on your tax return. You may have to retain all income tax returns and records pertaining to such contributions and distributions until your interests in all Roth IRAs are distributed. Like traditional IRAs, taxable distributions from a Roth IRA are not entitled to special favorable ten-year averaging and long-term capital gain treatment available in limited cases to certain distributions from qualified plans.

The following distributions from Roth IRAs are free of income tax:

o rollovers from a Roth IRA to another Roth IRA;

o direct transfers from a Roth IRA to another Roth IRA;

o qualified distributions from a Roth IRA; and

o return of excess contributions or amounts recharacterized to a traditional
  IRA.

QUALIFIED DISTRIBUTIONS FROM ROTH IRAS. Qualified distributions from Roth IRAs made because of one of the following four qualifying events or reasons are not includable in income:

o you are age 59-1/2 or older; or

o you die; or

o you become disabled (special federal income tax definition); or

o your distribution is a "qualified first-time homebuyer distribution" (special federal income tax definition; $10,000 lifetime total limit for these distributions from all of your traditional and Roth IRAs).

You also have to meet a five-year aging period. A qualified distribution is any distribution made after the five-taxable-year period beginning with the first taxable year for which you made any contribution to any Roth IRA (whether or not the one from which the distribution is being made).

NONQUALIFIED DISTRIBUTIONS FROM ROTH IRAS. Nonqualified distributions from Roth IRAs are distributions that do not meet both the qualifying event and five-year aging period tests described above. If you receive such a distribution, part of it may be taxable. For purposes of determining the correct tax treatment of distributions (other than the withdrawal of excess contributions and the earnings on them), there is a set order in which contributions (including conversion contributions) and earnings are considered to be distributed from your Roth IRA. The order of distributions is as follows:

(1) Regular contributions.

(2) Conversion contributions, on a first-in-first-out basis (generally, total conversions from the earliest year first). These conversion contributions are taken into account as follows:

    (a) Taxable portion (the amount required to be included in gross income because of conversion) first, and then the

    (b) Nontaxable portion.

(3) Earnings on contributions.

Rollover contributions from other Roth IRAs are disregarded for this purpose.

To determine the taxable amount distributed, distributions and contributions are aggregated or grouped, then added together as follows:


                                                             Tax Information  71
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(1) All distributions made during the year from all Roth IRAs you maintain --
    with any custodian or issuer -- are added together.

(2) All regular contributions made during and for the year (contribu tions made after the close of the year, but before the due date of your return) are added together. This total is added to the total undistributed regular contributions made in prior years.

(3) All conversion contributions made during the year are added together.

Any recharacterized contributions that end up in a Roth IRA are added to the appropriate contribution group for the year that the original contribution would have been taken into account if it had been made directly to the Roth IRA.

Any recharacterized contribution that ends up in an IRA other than a Roth IRA is disregarded for the purpose of grouping both contributions and distributions. Any amount withdrawn to correct an excess contribution (including the earnings withdrawn) is also disregarded for this purpose.

REQUIRED MINIMUM DISTRIBUTIONS DURING LIFE

Lifetime required minimum distributions do not apply.

REQUIRED MINIMUM DISTRIBUTIONS AT DEATH

Same as traditional IRA under "What are the required minimum distribution payments after you die?", assuming death before the Required Beginning Date.

PAYMENTS TO A BENEFICIARY AFTER YOUR DEATH

Distributions to a beneficiary generally receive the same tax treatment as if the distribution had been made to you.

BORROWING AND LOANS ARE PROHIBITED TRANSACTIONS

Same as traditional IRA.

EXCESS CONTRIBUTIONS TO ROTH IRAS

Generally the same as traditional IRA, except that regular contributions made after age 70-1/2 are not excess contributions.

Excess rollover contributions to Roth IRAs are contributions not eligible to be rolled over.

You can withdraw or recharacterize any contribution to a Roth IRA before the due date (including extensions) for filing your federal income tax return for the tax year. If you do this, you must also withdraw or recharacterize any earnings attributable to the contribution.

EARLY DISTRIBUTION PENALTY TAX

Same as traditional IRA.

FEDERAL AND STATE INCOME TAX WITHHOLDING AND INFORMATION REPORTING

We must withhold federal income tax from distributions from annuity contracts. You may be able to elect out of this income tax withholding in some cases. Generally, we do not have to withhold if your distributions are not taxable. The rate of withholding will depend on the type of distribution and, in certain cases, the amount of your distribution. Any income tax withheld is a credit against your income tax liability. If you do not have sufficient income tax withheld or do not make sufficient estimated income tax payments, you may incur penalties under the estimated income tax rules.

You must file your request not to withhold in writing before the payment or distribution is made. Our processing office will provide forms for this purpose. You cannot elect out of withholding unless you provide us with your correct Taxpayer Identification Number and a United States residence address. You cannot elect out of withholding if we are sending the payment out of the United States.

You should note the following special situations:

o We might have to withhold and/or report on amounts we pay under a free look or cancellation.

o We are required to withhold on the gross amount of a distribu tion from a Roth IRA to the extent it is reasonable for us to believe that a distribution is includable in your gross income. This may result in tax being withheld even though the Roth IRA distribution is ultimately not taxable. You can elect out of withholding as described below.

Special withholding rules apply to foreign recipients and United States citizens residing outside the United States. We do not discuss these rules here in detail. However, we may require additional documentation in the case of payments made to non-United States persons and United States persons living abroad prior to processing any requested transaction.

Certain states have indicated that state income tax withholding will also apply to payments from the contracts made to residents. Generally, an election out of federal withholding will also be considered an election out of state withholding. In some states, you may elect out of state withholding, even if federal withholding applies. If you need more information concerning a particular state or any required forms, call our processing office at the toll-free number.

FEDERAL INCOME TAX WITHHOLDING ON PERIODIC ANNUITY PAYMENTS

Federal tax rules require payers to withhold differently on "periodic" and "non-periodic" payments. Payers are to withhold from periodic annuity payments as if the payments were wages. The annuity contract owner is to specify marital status and the number of withholding exemptions claimed on an IRS Form W-4P or similar substitute election form. If the owner does not claim a different number of withholding exemptions or marital status, the payer is to withhold assuming that the owner is married and claiming three withholding exemptions. If the owner does not provide the owner's correct Taxpayer Identification Number a payer is to withhold from periodic annuity payments as if the owner were single with no exemptions.

A contract owner's withholding election remains effective unless and until the owner revokes it. The contract owner may revoke or change a withholding election at any time.

FEDERAL INCOME TAX WITHHOLDING ON NON-PERIODIC ANNUITY PAYMENTS (WITHDRAWALS)

Non-periodic distributions include partial withdrawals, total surrenders and death benefits. Payers generally withhold federal income tax at a flat 10% rate from (i) the taxable amount in the case of nonqualified


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contracts, and (ii) the payment amount in the case of traditional IRAs and Roth
IRAs, where it is reasonable to assume an amount is includable in gross income.

As described below, there is no election out of federal income tax withholding if the payment is an eligible rollover distribution from a TSA contract. If a non-periodic distribution from a TSA contract is not an eligible rollover distribution then election out is permitted. If there is no election out, the 10% withholding rate applies.

MANDATORY WITHHOLDING FROM TSA CONTRACTS

Unless the distribution is directly rolled over to another eligible retirement plan, eligible rollover distributions from TSA contracts are subject to mandatory 20% withholding. The plan administrator is responsible for withholding from qualified plan distributions and communicating to the recipient whether the distribution is an eligible rollover distribution.

IMPACT OF TAXES TO AXA EQUITABLE

The contracts provide that we may charge Separate Account No. 49 for taxes. We do not now, but may in the future set up reserves for such taxes.


                                                             Tax Information  73
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8. More information

--------------------------------------------------------------------------------

ABOUT SEPARATE ACCOUNT NO. 49

Each variable investment option is a subaccount of Separate Account No. 49. We established Separate Account No. 49 in 1996 under special provisions of the New York Insurance Law. These provisions prevent creditors from any other business we conduct from reaching the assets we hold in our variable investment options for owners of our variable annuity contracts. We are the legal owner of all of the assets in Separate Account No. 49 and may withdraw any amounts that exceed our reserves and other liabilities with respect to variable investment options under our contracts. For example, we may withdraw amounts from Separate Account No. 49 that represent our investments in Separate Account No. 49 or that represent fees and charges under the contracts that we have earned. Also, we may, at our sole discretion, invest Separate Account No. 49 assets in any investment permitted by applicable law. The results of Separate Account No. 49's operations are accounted for without regard to AXA Equitable's other operations. The amount of some of our obligations under the contracts is based on the assets in Separate Account No. 49. However, the obligations themselves are obligations of AXA Equitable.

Separate Account No. 49 is registered under the Investment Company Act of 1940 and is registered and classified under that act as a "unit investment trust." The SEC, however, does not manage or supervise AXA Equitable or Separate Account No. 49. Although Separate Account No. 49 is registered, the SEC does not monitor the activity of Separate Account No. 49 on a daily basis. AXA Equitable is not required to register, and is not registered, as an investment company under the Investment Company Act of 1940.

Each subaccount (variable investment option) within Separate Account No. 49 invests solely in class B/B shares issued by the corresponding Portfolio of its Trust.

We reserve the right subject to compliance with laws that apply:

(1) to add variable investment options to, or to remove variable investment options from Separate Account No. 49 or to add other separate accounts;

(2) to combine any two or more variable investment options;

(3) to transfer the assets we determine to be the shares of the class of contracts to which the contracts belong from any variable investment option to another variable investment option;

(4) to operate Separate Account No. 49 or any variable investment option as a management investment company under the Investment Company Act of 1940 (in which case, charges and expenses that otherwise would be assessed against an underlying mutual fund would be assessed against Separate Account No. 49 or a variable investment option directly);

(5) to deregister Separate Account No. 49 under the Investment Company Act of 1940;

(6) to restrict or eliminate any voting rights as to Separate Account No. 49;
    and

(7) to cause one or more variable investment options to invest some or all of their assets in one or more other trusts or investment companies.

If the exercise of these rights results in a material change in the underlying investment of Separate Account No. 49, you will be notified of such exercise, as required by law.

ABOUT THE TRUSTS

The Trusts are registered under the Investment Company Act of 1940. They are classified as "open-end management investment companies," more commonly called mutual funds. Each Trust issues different shares relating to each Portfolio.

The Trusts do not impose sales charges or "loads" for buying and selling its shares. All dividends and other distributions on Trust shares are reinvested in full. The Board of Trustees of the Trusts may establish additional Portfolios or eliminate existing Portfolios at any time. More detailed information about each Trust, its Portfolio investment objectives, policies, restrictions, risks, expenses, its Rule 12b-1 Plan and other aspects of its operations, appears in the prospectuses for each Trust which generally accompany this Prospectus, or in their respective SAIs which are available upon request.

ABOUT OUR FIXED MATURITY OPTIONS

RATES TO MATURITY AND PRICE PER $100 OF MATURITY VALUE

We can determine the amount required to be allocated to one or more fixed maturity options in order to produce specified maturity values. For example, we can tell you how much you need to allocate per $100 of maturity value.

Fixed maturity option rates are determined daily. The rates in the table below are illustrative only and will most likely differ from the rates applicable at time of purchase. Current fixed maturity option rates can be obtained from your financial professional.


The rates to maturity for new allocations as of February 16, 2010 and the related price per $100 of maturity value were as shown below.



--------------------------------------------------------------------------------
  FIXED MATURITY
   OPTIONS WITH
   FEBRUARY 16TH               RATE TO                  PRICE
  MATURITY DATE OF         MATURITY AS OF            PER $100 OF
   MATURITY YEAR         FEBRUARY 16, 2010         MATURITY VALUE
--------------------------------------------------------------------------------
        2011                   3.00%*                  $97.09
        2012                   3.00%*                  $94.26
        2013                   3.00%*                  $91.51
        2014                   3.00%*                  $88.84
        2015                   3.00%*                  $86.25
        2016                   3.00%*                  $83.74
--------------------------------------------------------------------------------


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
--------------------------------------------------------------------------------
  FIXED MATURITY
   OPTIONS WITH
   FEBRUARY 16TH               RATE TO                  PRICE
  MATURITY DATE OF         MATURITY AS OF            PER $100 OF
   MATURITY YEAR         FEBRUARY 16, 2010         MATURITY VALUE
--------------------------------------------------------------------------------
        2017                   3.00%                   $81.30
        2018                   3.00%                   $78.93
        2019                   3.10%                   $75.96
        2020                   3.30%                   $72.26



* Since these rates to maturity are 3%, no amounts could have been allocated to these options.


HOW WE DETERMINE THE MARKET VALUE ADJUSTMENT

We use the following procedure to calculate the market value adjustment (positive or negative) we make if you withdraw all of your value from a fixed maturity option before its maturity date.

(1) We determine the market adjusted amount on the date of the withdrawal as follows:

    (a) We determine the fixed maturity amount that would be payable on the maturity date, using the rate to maturity for the fixed maturity option.

    (b) We determine the period remaining in your fixed maturity option (based on the withdrawal date) and convert it to fractional years based on a 365-day year. For example, three years and 12 days becomes 3.0329.

    (c) We determine the current rate to maturity for your FMO based on the rate for a new fixed maturity option issued on the same date and having the same maturity date as your fixed maturity option; if the same maturity date is not available for new fixed maturity options, we determine a rate that is between the rates for new fixed maturity option maturities that immediately precede and immediately follow your fixed maturity option's maturity date.

    (d) We determine the present value of the fixed maturity amount payable at the maturity date, using the period determined in (b) and the rate determined in (c).

(2) We determine the fixed maturity amount as of the current date.

(3) We subtract (2) from the result in (1)(d). The result is the market value adjustment applicable to such fixed maturity option, which may be positive or negative.

If you withdraw only a portion of the amount in a fixed maturity option, the market value adjustment will be a percentage of the market value adjustment that would have applied if you had withdrawn the entire value in that fixed maturity option. This percentage is equal to the percentage of the value in the fixed maturity option that you are withdrawing. See Appendix II at the end of this Prospectus for an example.

For purposes of calculating the rate to maturity for new allocations to a fixed maturity option (see (1)(c) above), we use the rate we have in effect for new allocations to that fixed maturity option. We use this rate even if new allocations to that option would not be accepted at that time. This rate will not be less than 3%. If we do not have a rate to maturity in effect for a fixed maturity option to which the "current rate to maturity" in (1)(c) above would apply, we will use the rate at the next closest maturity date. If we are no longer offering new fixed maturity option, the "current rate to maturity" will be determined by using a widely-published Index. We reserve the right to add up to 0.25% to the current rate in (1)(c) above for purposes of calculating the market value adjustment only.

INVESTMENTS UNDER THE FIXED MATURITY OPTIONS

Amounts allocated to the fixed maturity options are held in a "nonunitized" separate account we have established under the New York Insurance Law. This separate account provides an additional measure of assurance that we will make full payment of amounts due under the fixed maturity options. Under New York Insurance Law, the portion of the separate account's assets equal to the reserves and other contract liabilities relating to the contracts are not chargeable with liabilities from any other business we may conduct. We own the assets of the separate account, as well as any favorable investment performance on those assets. You do not participate in the performance of the assets held in this separate account. We may, subject to state law that applies, transfer all assets allocated to the separate account to our general account. We guarantee all benefits relating to your value in the fixed maturity options, regardless of whether assets supporting fixed maturity options are held in a separate account or our general account.

We expect the rates to maturity for the fixed maturity options to be influenced by, but not necessarily correspond to, among other things, the yields that we can expect to realize on the separate account's investments from time to time. Our current plans are to invest in fixed-income obligations, including corporate bonds, mortgage-backed and asset-backed securities, and government and agency issues having durations in the aggregate consistent with those of the fixed maturity options.

Although the above generally describes our plans for investing the assets supporting our obligations under the fixed maturity options under the contracts, we are not obligated to invest those assets according to any particular plan except as we may be required to by state insurance laws. We will not determine the rates to maturity we establish by the performance of the nonunitized separate account.

ABOUT THE GENERAL ACCOUNT


Our general obligations and any guaranteed benefits under the contract are supported by AXA Equitable's general account and are subject to AXA Equitable's claims paying ability. Assets in the general account are not segregated for the exclusive benefit of any particular contract or obligation. General account assets are also available to the insurer's general creditors and the conduct of its routine business activities, such as the payment of salaries, rent and other ordinary business expenses. For more information about AXA Equitable's financial strength, you may review its financial statements and/or check its current rating with one or more of the independent sources that rate insurance companies for their financial strength and stability. Such ratings are subject to change and have no bearing on the performance of the variable investment options. You may also speak with your financial representative.


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The general account is subject to regulation and supervision by the Insurance
Department of the State of New York and to the insurance laws and regulations of all jurisdictions where we are authorized to do business. Interests under the contracts in the general account have not been registered and are not required to be registered under the Securities Act of 1933 because of exemptions and exclusionary provisions that apply. The general account is not required to register as an investment company under the Investment Company Act of 1940 and it is not registered as an investment company under the Investment Company Act of 1940. The market value adjustment interests under the contracts, which are held in a separate account, are issued by AXA Equitable and are registered under the Securities Act of 1933. The contract is a "covered security" under the federal securities laws.

We have been advised that the staff of the SEC has not reviewed the portions of this Prospectus that relate to the general account. The disclosure with regard to the general account, however, may be subject to certain provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses.

ABOUT OTHER METHODS OF PAYMENT

WIRE TRANSMITTALS AND ELECTRONIC APPLICATIONS

We accept contributions sent by wire to our processing office by agreement with certain broker-dealers. Such transmittals must be accompanied by information we require to allocate your contribution. Wire orders not accompanied by complete information may be retained as described under "How you can make your contributions" under "Contract features and benefits" earlier in this Prospectus.

Even if we accepted the wire order and essential information, a contract generally was not issued until we received and accepted a properly completed application. In certain cases, we may have issued a contract based on information provided through certain broker-dealers with whom we have established electronic facilities. In any such cases, you must have signed our Acknowledgement of Receipt form.

Where we required a signed application, the above procedures did not apply and no financial transactions were permitted until we received the signed application and issued the contract. Where we issued a contract based on information provided through electronic facilities, we required an Acknowledgement of Receipt form. Financial transactions were only permitted if you requested them in writing, signed the request and had it signature guaranteed, until we received the signed Acknowledgement of Receipt form. After a contract is issued, additional contributions are allowed by wire.

In general, the transaction date for electronic transmissions is the date on which we receive at our regular processing office all required information and the funds due for your contribution. We may also establish same-day electronic processing facilities with a broker-dealer that has undertaken to pay contribution amounts on behalf of its customers. In such cases, the transaction date for properly processed orders is the business day on which the broker-dealer inputs all required information into its electronic processing system. You can contact us to find out more about such arrangements.

AUTOMATIC INVESTMENT PROGRAM -- FOR NQ CONTRACTS ONLY

You may use our automatic investment program, or "AIP," to have a specified amount automatically deducted from a checking account, money market account, or credit union checking account and contributed as an additional contribution into an NQ contract on a monthly or quarterly basis. AIP is not available for Rollover IRA, Roth Conversion IRA, Inherited IRA Beneficiary Continuation (traditional IRA or Roth IRA) or Rollover TSA contracts, nor is it available with GPB Option 2. Please see Appendix VII later in this Prospectus to see if the automatic investment program is available in your state.

The minimum amounts we will deduct are $100 monthly and $300 quarterly. AIP additional contributions may be allocated to any of the variable investment options and available fixed maturity options. You choose the day of the month you wish to have your account debited. However, you may not choose a date later than the 28th day of the month.

You may cancel AIP at any time by notifying our processing office. We are not responsible for any debits made to your account before the time written notice of cancellation is received at our processing office.


DATES AND PRICES AT WHICH CONTRACT EVENTS OCCUR


We describe below the general rules for when, and at what prices, events under your contract will occur. Other portions of this Prospectus describe circumstances that may cause exceptions. We generally do not repeat those exceptions below.

BUSINESS DAY

Our "business day" is generally any day the New York Stock Exchange ("NYSE") is open for regular trading and generally ends at 4:00 p.m. Eastern Time (or as of an earlier close of regular trading). A business day does not include a day on which we are not open due to emergency conditions determined by the Securities and Exchange Commission. We may also close early due to such emergency conditions. Contributions will be applied and any other transaction requests will be processed when they are received along with all the required information unless another date applies as indicated below.

o If your contribution, transfer or any other transaction request containing all the required information reaches us on any of the following, we will use the next business day:

  - on a non-business day;
  - after 4:00 p.m. Eastern Time on a business day; or
  - after an early close of regular trading on the NYSE on a business day.

o A loan request under your Rollover TSA contract will be processed on the first business day of the month following the date on which the properly completed loan request form is received.

o If your transaction is set to occur on the same day of the month as the contract date and that date is the 29th, 30th or 31st of the month, then the transaction will occur on the 1st day of the next month.

o When a charge is to be deducted on a contract date anniversary that is a non-business day, we will deduct the charge on the next business day.

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o If we have entered into an agreement with your broker-dealer for automated processing of contributions upon receipt of customer order, your contribution will be considered received at the time your broker-dealer receives your contribution and all information needed to process your application, along with any required documents. Your broker-dealer will then transmit your order to us in accordance with our processing procedures. However, in such cases, your broker-dealer is considered a processing office for the purpose of receiving the contribution. Such arrangements may apply to initial contributions, subsequent contributions, or both, and may be commenced or terminated at any time without prior notice. If required by law, the "closing time" for such orders will be earlier than 4:00 p.m., Eastern Time.

CONTRIBUTIONS AND TRANSFERS

o Contributions allocated to the variable investment options are invested at the unit value next determined after the receipt of the contribution.

o Contributions allocated to the guaranteed interest option will receive the crediting rate in effect on that business day for the specified time period.

o Contributions allocated to a fixed maturity option will receive the rate to maturity in effect for that fixed maturity option on that business day (unless a rate lock-in is applicable).

o Transfers to or from variable investment options will be made at the unit value next determined after the receipt of the transfer request.

o Transfers to a fixed maturity option will be based on the rate to maturity in effect for that fixed maturity option on the business day of the transfer.

o Transfers to the guaranteed interest option will receive the crediting rate in effect on that business day for the specified time period.

o For the interest sweep option, the first monthly transfer will occur on the last business day of the month following the month that we receive your election form at our processing office.

ABOUT YOUR VOTING RIGHTS

As the owner of the shares of the Trusts we have the right to vote on certain matters involving the Portfolios, such as:

o the election of trustees; or

o the formal approval of independent public accounting firms selected for each Trust; or

o any other matters described in each prospectus for the Trusts or requiring a shareholders' vote under the Investment Company Act of 1940.

We will give contract owners the opportunity to instruct us how to vote the number of shares attributable to their contracts if a shareholder vote is taken. If we do not receive instructions in time from all contract owners, we will vote the shares of a Portfolio for which no instructions have been received in the same proportion as we vote shares of that Portfolio for which we have received instructions. We will also vote any shares that we are entitled to vote directly because of amounts we have in a Portfolio in the same proportions that contract owners vote.

The Trusts sell their shares to AXA Equitable separate accounts in connection with AXA Equitable's variable annuity and/or life insurance products, and to separate accounts of insurance companies, both affiliated and unaffiliated with AXA Equitable. AXA Premier VIP Trust and EQ Advisors Trust also sell their shares to the trustee of a qualified plan for AXA Equitable. We currently do not foresee any disadvantages to our contract owners arising out of these arrangements. However, the Board of Trustees or Directors of each Trust intends to monitor events to identify any material irreconcilable conflicts that may arise and to determine what action, if any, should be taken in response. If we believe that a Board's response insufficiently protects our contract owners, we will see to it that appropriate action is taken to do so.

SEPARATE ACCOUNT NO. 49 VOTING RIGHTS

If actions relating to the Separate Account require contract owner approval, contract owners will be entitled to one vote for each unit they have in the variable investment options. Each contract owner who has elected a variable annuity payout option may cast the number of votes equal to the dollar amount of reserves we are holding for that annuity in a variable investment option divided by the annuity unit value for that option. We will cast votes attributable to any amounts we have in the variable investment options in the same proportion as votes cast by contract owners. One result of proportional voting is that a small number of contract owners may control the outcome of a vote.

CHANGES IN APPLICABLE LAW

The voting rights we describe in this Prospectus are created under applicable federal securities laws. To the extent that those laws or the regulations published under those laws eliminate the necessity to submit matters for approval by persons having voting rights in separate accounts of insurance companies, we reserve the right to proceed in accordance with those laws or regulations.

STATUTORY COMPLIANCE

We have the right to change your contract without the consent of any other person in order to comply with any laws and regulations that apply, including but not limited to changes in the Internal Revenue Code, in Treasury Regulations or in published rulings of the Internal Revenue Service and in Department of Labor regulations.

Any change in your contract must be in writing and made by an authorized officer of AXA Equitable. We will provide notice of any contract change.

The benefits under your contract will not be less than the minimum benefits required by any state law that applies.

ABOUT LEGAL PROCEEDINGS

AXA Equitable and its affiliates are parties to various legal proceedings. In our view, none of these proceedings would be considered material with respect to a contract owner's interest in Separate Account No. 49, nor would any of these proceedings be likely to have

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a material adverse effect upon the Separate Account, our ability to meet our obligations under the contracts, or the distributions of the contracts.

FINANCIAL STATEMENTS

The financial statements of Separate Account No. 49, as well as the consolidated financial statements of AXA Equitable, are in the SAI. The financial statements of AXA Equitable have relevance to the contracts only to the extent that they bear upon the ability of AXA Equitable to meet its obligations under the contracts. The SAI is available free of charge. You may request one by writing to our processing office or calling 1-800-789-7771.

TRANSFERS OF OWNERSHIP, COLLATERAL ASSIGNMENTS, LOANS AND BORROWING

You can transfer ownership of an NQ contract at any time before annuity payments begin. We will continue to treat you as the owner until we receive written notification of any change at our processing office. You cannot assign your NQ contract as collateral or security for a loan. Loans are also not available under your NQ contract. In some cases, an assignment or change of ownership may have adverse tax consequences. See "Tax information" earlier in this Prospectus.


For NQ contracts only, subject to regulatory approval, if you elected the Guaranteed minimum death benefit, Guaranteed minimum income benefit, Protection Plus(SM) death benefit, Guaranteed principal benefit option 2, and/or the Principal Protector(SM) (collectively, the "Benefit"), generally the Benefit will automatically terminate if you change ownership of the contract or if you assign the owner's right to change the beneficiary or person to whom annuity payments will be made. For certain contract owners, this restriction may not apply to you, depending on when you purchased your contract. See Appendix VIII later in this Prospectus for more information. However, the Benefit will not terminate if the ownership of the contract is transferred to: (i) a family member (as defined in the contract); (ii) a trust created for the benefit of a family member or members; (iii) a trust qualified under section 501(c) of the Internal Revenue Code; or (iv) a successor by operation of law, such as an executor or guardian. Please speak with your financial professional for further information. See Appendix VII later in this Prospectus for any state variations with regard to terminating any benefits under your contract.


You cannot assign or transfer ownership of Rollover IRA, Roth Conversion IRA or Rollover TSA contract except by surrender to us. If your individual retirement annuity contract is held in your custodial individual retirement account, you may only assign or transfer ownership of such an IRA contract to yourself. Loans are not available (except for Rollover TSA contracts) and you cannot assign Rollover IRA, Roth Conversion IRA or Rollover TSA contracts as security for a loan or other obligation. Loans are available under a Rollover TSA contract only if permitted under the sponsoring employer's plan.

For limited transfers of ownership after the owner's death see "Beneficiary continuation option" in "Payment of death benefit" earlier in this Prospectus. You may direct the transfer of the values under your Rollover IRA, Roth Conversion IRA or Rollover TSA contract to another similar arrangement under federal income tax rules.

ABOUT CUSTODIAL IRAS

For certain custodial IRA accounts, after your contract has been issued, we may accept transfer instructions by telephone, mail, facsimile or electronically from a broker-dealer, provided that we or your broker-dealer have your written authorization to do so on file. Accordingly, AXA Equitable will rely on the stated identity of the person placing instructions as authorized to do so on your behalf. AXA Equitable will not be liable for any claim, loss, liability or expenses that may arise out of such instructions. AXA Equitable will continue to rely on this authorization until it receives your written notification at its processing office that you have withdrawn this authorization. AXA Equitable may change or terminate telephone or electronic or overnight mail transfer procedures at any time without prior written notice and restrict facsimile, internet, telephone and other electronic transfer services because of disruptive transfer activity.


HOW DIVORCE MAY AFFECT YOUR GUARANTEED BENEFITS

Our optional benefits do not provide a cash value or any minimum account value. In the event that you and your spouse become divorced after you purchase a contract with a guaranteed benefit, we will not divide the benefit base as part of the divorce settlement or judgment. As a result of the divorce, we may be required to withdraw amounts from the account value to be paid an ex-spouse. Any such withdrawal will be considered a withdrawal from the contract. This means that your guaranteed benefit will be reduced and a withdrawal charge may apply.


DISTRIBUTION OF THE CONTRACTS

The contracts are distributed by both AXA Advisors, LLC ("AXA Advisors") and AXA Distributors, LLC ("AXA Distributors") (together, the "Distributors"). The Distributors serve as principal underwriters of Separate Account No. 49. The offering of the contracts is intended to be continuous.

AXA Advisors is an affiliate of AXA Equitable, and AXA Distributors is an indirect wholly owned subsidiary of AXA Equitable. The Distributors are under the common control of AXA Financial, Inc. Their principal business address is 1290 Avenue of the Americas, New York, NY 10104. The Distributors are registered with the SEC as broker-dealers and are members of the Financial Industry Regulatory Authority, Inc. ("FINRA"). Both broker-dealers also act as distributors for other AXA Equitable life and annuity products.

The contracts are sold by financial professionals of AXA Advisors and its affiliates. The contracts are also sold by financial professionals of both affiliated and unaffiliated broker-dealers that have entered into selling agreements with the Distributors ("Selling broker-dealers").

AXA Equitable pays compensation to both Distributors based on contracts sold.

Compensation paid to AXA Advisors is based on contributions made on the contracts sold through AXA Advisors ("contribution-based compensation") and will generally not exceed 8.50% of total contributions. AXA Advisors, in turn, may pay a portion of the contribution-based compensation received from AXA Equitable on the sale of a

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contract to the AXA Advisors financial professional and/or Selling broker-dealer making the sale. In some instances, a financial professional or Selling broker-dealer may elect to receive reduced contribution-based compensation on a contract in combination with ongoing annual compensation of up to 1.00% of the account value of the contract sold ("asset-based compensation"). Total compensation paid to a financial professional or a Selling broker-dealer electing to receive both contribution-based and asset-based compensation could over time exceed the total compensation that would otherwise be paid on the basis of contributions alone. The contribution-based and asset-based compensation paid by AXA Advisors varies among financial professionals and among Selling broker-dealers.

Contribution-based compensation paid by AXA Equitable to AXA Distributors on sales of AXA Equitable contracts by its Selling broker-dealers will generally not exceed 2.00% of the total contributions made under the contracts. AXA Distributors, in turn, pays the contribution-based compensation it receives on the sale of a contract to the Selling broker-dealer making the sale. In some instances, the Selling broker-dealer may elect to receive reduced contribution-based compensation on the sale of a contract in combination with annual asset-based compensation of up to 1.25% of contract account value. If a Selling broker-dealer elects to receive reduced contribution-based compensation on a contract, the contribution-based compensation which AXA Equitable pays to AXA Distributors will be reduced by the same amount and AXA Equitable will pay AXA Distributors asset-based compensation on the contract equal to the asset-based compensation which AXA Distributors pays to the Selling broker-dealer. Total compensation paid to a Selling broker-dealer electing to receive both contribution-based and asset-based compensation could over time exceed the total compensation that would otherwise be paid on the basis of contributions alone. The contribution-based and asset-based compensation paid by AXA Distributors varies among Selling broker-dealers. AXA Distributors also receives compensation and reimbursement for its marketing services under the terms of its distribution agreement with AXA Equitable.

The Distributors may pay certain affiliated and/or unaffiliated Selling broker-dealers and other financial intermediaries additional compensation in recognition of certain expenses that may be incurred by them or on their behalf. The Distributors may also pay certain broker-dealers or other financial intermediaries additional compensation for enhanced marketing opportunities and other services (commonly referred to as "marketing allowances"). Services for which such payments are made may include, but are not limited to, the preferred placement of AXA Equitable and/or Accumulator(R) Select(SM) on a company and/or product list; sales personnel training; product training; business reporting; technological support; due diligence and related costs; advertising, marketing and related services; conferences; and/or other support services, including some that may benefit the contract owner. Payments may be based on the amount of assets or purchase payments attributable to contracts sold through a Selling broker-dealer or such payments may be a fixed amount. The Distributors may also make fixed payments to Selling broker-dealers in connection with the initiation of a new relationship or the introduction of a new product. These payments may serve as an incentive for Selling broker-dealers to promote the sale of particular products. Additionally, as an incentive for financial professionals of Selling broker-dealers to promote the sale of AXA Equitable products, the Distributors may increase the sales compensation paid to the Selling broker-dealer for a period of time (commonly referred to as "compensation enhancements"). Marketing allowances and sales incentives are made out of the Distributors' assets. Not all Selling broker-dealers receive these kinds of payments. For more information about any such arrangements, ask your financial professional.

The Distributors receive 12b-1 fees from certain Portfolios for providing certain distribution and/or shareholder support services. The Distributors or their affiliates may also receive payments from the advisers of the Portfolios or their affiliates to help defray expenses for sales meetings or seminar sponsorships that may relate to the contracts and/or the advisers' respective Portfolios.

In an effort to promote the sale of our products, AXA Advisors may provide its financial professionals and managerial personnel with a higher percentage of sales commissions and/or cash compensation for the sale of an affiliated variable product than it would the sale of an unaffiliated product. Such practice is known as providing "differential compensation." In addition, managerial personnel may receive expense reimbursements, marketing allowances and commission-based payments known as "overrides." Certain components of the compensation of financial professionals who are managers are based on the sale of affiliated variable products. Managers earn higher compensation (and credits toward awards and bonuses) if those they manage sell more affiliated variable products. AXA Advisors may provide other forms of compensation to its financial professionals, including health and retirement benefits. For tax reasons, AXA Advisors financial professionals qualify for health and retirement benefits based solely on their sales of our affiliated products.

These payments and differential compensation (together, the "payments") can vary in amount based on the applicable product and/or entity or individual involved. As with any incentive, such payments may cause the financial professional to show preference in recommending the purchase or sale of AXA Equitable products. However, under applicable rules of the FINRA, AXA Advisors may only recommend to you products that they reasonably believe are suitable for you based on facts that you have disclosed as to your other security holdings, financial situation and needs. In making any recommendation, financial professionals of AXA Advisors may nonetheless face conflicts of interest because of the differences in compensation from one product category to another, and because of differences in compensation between products in the same category.

In addition, AXA Advisors may offer sales incentive programs to financial professionals who meet specified production levels for the sale of both affiliated and unaffiliated products which provide non-cash compensation such as stock options awards and/or stock appreciation rights, expense-paid trips, expense-paid educational seminars and merchandise.

Although AXA Equitable takes all of its costs into account in establishing the level of fees and expenses in its products, any contribution-based and asset-based compensation paid by AXA Equitable to the Distributors will not result in any separate charge to you under your

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contract. All payments made will be in compliance with all applicable FINRA rules and other laws and regulations.

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9. Incorporation of certain documents by reference

--------------------------------------------------------------------------------


AXA Equitable's Annual Report on Form 10-K for the period ended December 31, 2009 (the "Annual Report") is considered to be part of this Prospectus because it is incorporated by reference.


AXA Equitable files reports and other information with the SEC, as required by law. You may read and copy this information at the SEC's public reference facilities at Room 1580, 100 F Street, NE, Washington, DC 20549, or by accessing the SEC's website at www.sec.gov. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Under the Securities Act of 1933, AXA Equitable has filed with the SEC a registration statement relating to the fixed maturity option (the "Registration Statement"). This Prospectus has been filed as part of the Registration Statement and does not contain all of the information set forth in the Registration Statement.

After the date of this Prospectus and before we terminate the offering of the securities under the Registration Statement, all documents or reports we file with the SEC under the Securities Exchange Act of 1934 ("Exchange Act"), will be considered to become part of this Prospectus because they are incorporated by reference.

Any statement contained in a document that is or becomes part of this Prospectus, will be considered changed or replaced for purposes of this Prospectus if a statement contained in this Prospectus changes or is replaced. Any statement that is considered to be a part of this Prospectus because of its incorporation will be considered changed or replaced for the purpose of this Prospectus if a statement contained in any other subsequently filed document that is considered to be part of this Prospectus changes or replaces that statement. After that, only the statement that is changed or replaced will be considered to be part of this Prospectus.

We file the Registration Statement and our Exchange Act documents and reports, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, electronically according to EDGAR under CIK No. 0000727920. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

Upon written or oral request, we will provide, free of charge, to each person to whom this Prospectus is delivered, a copy of any or all of the documents considered to be part of this Prospectus because they are incorporated herein. In accordance with SEC rules, we will provide copies of any exhibits specifically incorporated by reference into the text of the Exchange Act reports (but not any other exhibits). Requests for documents should be directed to AXA Equitable Life Insurance Company, 1290 Avenue of the Americas, New York, New York 10104. Attention: Corporate Secretary (telephone: (212) 554-1234). You can access our website at www.axa-equitable.com.

                             Incorporation of Certain Documents by Reference  81
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Appendix I: Condensed financial information

--------------------------------------------------------------------------------

The unit values and number of units outstanding shown below are for contracts offered under Separate Account No. 49 with the same daily asset charges of 1.70%.


UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.



------------------------------------------------------------------------------------------------------------------------------------
                                                                                  FOR THE YEARS ENDING DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                2009     2008      2007      2006     2005    2004     2003    2002
------------------------------------------------------------------------------------------------------------------------------------
AXA AGGRESSIVE ALLOCATION
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $ 11.26   $ 9.00   $ 15.05   $ 14.43   $12.45  $11.72   $10.66      --
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)    8,367    8,484     6,377     3,109    1,519     656       32      --
------------------------------------------------------------------------------------------------------------------------------------
AXA CONSERVATIVE ALLOCATION
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $ 11.11   $10.29   $ 11.76   $ 11.31   $10.82  $10.74   $10.30      --
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)    7,276    5,824     2,454     1,800    1,000     281        1      --
------------------------------------------------------------------------------------------------------------------------------------
AXA CONSERVATIVE-PLUS ALLOCATION
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $ 11.05   $ 9.82   $ 12.40   $ 11.96   $11.19  $11.02   $10.41      --
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)    4,925    4,505     2,753     3,022    2,176     414       84      --
------------------------------------------------------------------------------------------------------------------------------------
AXA MODERATE ALLOCATION
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $ 41.22   $35.84   $ 48.27   $ 46.21   $42.61  $41.36   $38.70  $33.05
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)    4,527    4,019     3,098     2,325    1,725     893      383      86
------------------------------------------------------------------------------------------------------------------------------------
AXA MODERATE-PLUS ALLOCATION
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $ 11.62   $ 9.69   $ 14.45   $ 13.82   $12.28  $11.71   $10.66      --
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)   27,631    7,177    23,506    14,705    6,917   2,788       46      --
------------------------------------------------------------------------------------------------------------------------------------
EQ/ALLIANCEBERNSTEIN INTERNATIONAL
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $ 11.74   $ 9.40   $ 19.41   $ 17.67   $14.55  $12.84   $11.05  $ 8.32
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)    1,714    1,924     2,236     1,508    1,037     649      530     142
------------------------------------------------------------------------------------------------------------------------------------
EQ/ALLIANCEBERNSTEIN SMALL CAP GROWTH
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $ 14.61   $10.96   $ 20.14   $ 17.56   $16.39  $14.95   $13.34  $ 9.63
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)      346      421       443       462      372     312      478     121
------------------------------------------------------------------------------------------------------------------------------------
EQ/AXA FRANKLIN SMALL CAP VALUE CORE
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $  8.01   $ 6.36   $  9.71   $ 10.81       --      --       --      --
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)      380      377       421        38       --      --       --      --
------------------------------------------------------------------------------------------------------------------------------------
EQ/BLACKROCK BASIC VALUE EQUITY
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $ 18.56   $14.49   $ 23.24   $ 23.37   $19.66  $19.43   $17.87  $13.86
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)      880      834       842       856      849     802      502     184
------------------------------------------------------------------------------------------------------------------------------------
EQ/BLACKROCK INTERNATIONAL VALUE
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $ 17.19   $13.43   $ 23.97   $ 22.13   $17.91  $16.44   $13.75  $10.92
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)      984    1,000     1,136      1052      782     522      441     161
------------------------------------------------------------------------------------------------------------------------------------
EQ/BOSTON ADVISORS EQUITY INCOME
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $  4.90   $ 4.47   $  6.71   $  6.59   $ 5.78  $ 5.54       --      --
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)      611      730       571       504      326      15       --      --
------------------------------------------------------------------------------------------------------------------------------------
EQ/CALVERT SOCIALLY RESPONSIBLE
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $  6.72   $ 5.23   $  9.71   $  8.81   $ 8.51  $ 7.96   $ 7.82  $ 6.22
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)      265      286       373       353      314     204      249      42
------------------------------------------------------------------------------------------------------------------------------------
EQ/CAPITAL GUARDIAN GROWTH
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $ 10.09   $ 7.70   $ 13.14   $ 12.67   $12.00  $11.62   $11.20  $ 9.19
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)    1,490    1,426     1,289     1,484      351     160      164      40
------------------------------------------------------------------------------------------------------------------------------------
EQ/CAPITAL GUARDIAN RESEARCH
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $  9.74   $ 7.54   $ 12.71   $ 12.72   $11.55  $11.08   $10.16  $ 7.86
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)    2,196    2,528     3,063     1,393    1,585   1,200      776     200
------------------------------------------------------------------------------------------------------------------------------------


A-1 Appendix I: Condensed Financial Information

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UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.



------------------------------------------------------------------------------------------------------------------------------------
                                                                                  FOR THE YEARS ENDING DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                2009     2008     2007     2006     2005     2004     2003     2002
------------------------------------------------------------------------------------------------------------------------------------
EQ/COMMON STOCK INDEX
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $169.68  $134.51  $243.48  $239.38  $219.99  $214.55  $191.26  $130.09
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)       60       63       65       73       73       64       29        9
------------------------------------------------------------------------------------------------------------------------------------
EQ/CORE BOND INDEX
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $ 12.71  $ 12.59  $ 14.07  $ 13.88  $ 13.57  $ 13.50  $ 13.20  $ 12.99
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)    1,504    1,216    1,473    1,477    1,527    1,343    1,175      441
------------------------------------------------------------------------------------------------------------------------------------
EQ/DAVIS NEW YORK VENTURE
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $  8.61  $  6.60  $ 11.05  $ 10.84       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)    1,601    1,517    1,189      216       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
EQ/EQUITY 500 INDEX
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $ 22.52  $ 18.20  $ 29.54  $ 28.64  $ 25.31  $ 24.66  $ 22.76  $ 18.11
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)    1,432    1,308    1,547    1,418    1,604    1,386    1,074      399
------------------------------------------------------------------------------------------------------------------------------------
EQ/EQUITY GROWTH PLUS
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $ 13.33  $ 10.61  $ 18.08  $ 16.13  $ 15.01  $ 13.79  $ 12.69  $  9.85
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)     2904     3228     3346     2714     2354     1938     1510      386
------------------------------------------------------------------------------------------------------------------------------------
EQ/EVERGREEN OMEGA
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $  9.31  $  6.75  $  9.49  $  8.67  $  8.33  $  8.15  $  7.75  $  5.70
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)      537      353      249      215      280      377      218       32
------------------------------------------------------------------------------------------------------------------------------------
EQ/FRANKLIN CORE BALANCED
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $  8.99  $  7.01  $ 10.45  $ 10.42       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)    1,908    1,649    1,574      368       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
EQ/FRANKLIN TEMPLETON ALLOCATION
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $  7.44  $  5.89  $  9.49       --       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)    4,971    5,195    2,805       --       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
EQ/GAMCO MERGERS AND ACQUISITIONS
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $ 11.41  $  9.95  $ 11.75  $ 11.56  $ 10.48       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)      248      305      337      193       77       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
EQ/GAMCO SMALL COMPANY VALUE
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $ 26.23  $ 18.86  $ 27.67  $ 25.76  $ 22.05  $ 21.50       --       --
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)      666      610      618      233       79        9       --       --
------------------------------------------------------------------------------------------------------------------------------------
EQ/GLOBAL BOND PLUS
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $ 11.16  $ 11.14  $ 10.64  $  9.90  $  9.74       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)    1,037    1,063      476      185        8       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
EQ/GLOBAL MULTI-SECTOR EQUITY
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $ 15.74  $ 10.67  $ 25.45  $ 18.23  $ 13.53  $ 10.37  $  8.53  $  5.56
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)    1,600    1,528    1,726     1239      755      609      457       69
------------------------------------------------------------------------------------------------------------------------------------
EQ/INTERMEDIATE GOVERNMENT BOND INDEX
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $ 18.41  $ 19.16  $ 18.82  $ 17.92  $ 17.67  $ 17.76  $ 17.72  $ 17.65
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)      875      948      404      376      481      416      458      259
------------------------------------------------------------------------------------------------------------------------------------
EQ/INTERNATIONAL CORE PLUS
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $ 11.54  $  8.68  $ 16.01  $ 14.13  $ 12.06  $ 10.47  $  9.38  $  7.19
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)    2,278    2,341    2,289    3,208    2,337    1,926    1,026      282
------------------------------------------------------------------------------------------------------------------------------------
EQ/INTERNATIONAL GROWTH
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $ 12.82  $  9.50  $ 16.18  $ 14.17  $ 11.47       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)      777      796      665      269       56       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
EQ/JPMORGAN VALUE OPPORTUNITIES
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $ 11.61  $  8.93  $ 15.08  $ 15.53  $ 13.12  $ 12.84  $ 11.78  $  9.45
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)      275      280      288      351      347      370      307      128
------------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP CORE PLUS
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $  8.03  $  6.46  $ 10.50  $ 10.28  $  9.26  $  8.79  $  8.03  $  6.69
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)      367      389      458      510      603      610      598      229
------------------------------------------------------------------------------------------------------------------------------------


                                 Appendix I: Condensed Financial Information A-2

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UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.



------------------------------------------------------------------------------------------------------------------------------------
                                                                                  FOR THE YEARS ENDING DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                2009     2008      2007     2006    2005     2004     2003     2002
------------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP GROWTH INDEX
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $ 6.39    $ 4.78   $ 7.62   $ 6.80   $ 6.96   $ 6.16   $ 5.78   $ 4.77
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)   1,047     1,004    1,050    1,042    1,055      981      856      341
------------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP GROWTH PLUS
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $13.34    $10.06   $16.57   $14.58   $13.76   $12.84   $11.60   $ 9.12
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)     249       298      492      192      184      149       93       38
------------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP VALUE INDEX
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $ 5.15    $ 4.39   $10.32   $11.17   $10.63       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)     868       847      809      532      144       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP VALUE PLUS
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $10.76    $ 9.09   $16.31   $17.38   $14.57   $14.06   $12.60   $ 9.96
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)   2,313     2,668    3,123    2,507    2,363    2,169    1,481      530
------------------------------------------------------------------------------------------------------------------------------------
EQ/LORD ABBETT GROWTH AND INCOME
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $ 8.97    $ 7.73   $12.39   $12.18   $10.57       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)     344       351      369      308       83       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
EQ/LORD ABBETT LARGE CAP CORE
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $10.63    $ 8.62   $12.70   $11.67   $10.54       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)     455       425      442      196       84       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
EQ/MID CAP INDEX
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $ 8.92    $ 6.66   $13.35   $12.57   $11.47   $10.97   $ 9.62   $ 6.81
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)   1,781     1,863    2,166    1,890    1,556    1,391      883      285
------------------------------------------------------------------------------------------------------------------------------------
EQ/MID CAP VALUE PLUS
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $13.01    $ 9.74   $16.40   $16.96   $15.34   $14.02   $12.10   $ 9.24
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)   2,158       902    1,069    1,156    1,107    1,007      636      237
------------------------------------------------------------------------------------------------------------------------------------
EQ/MONEY MARKET
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $27.28    $27.75   $27.65   $26.86   $26.15   $25.92   $26.17   $26.47
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)   1,227     1,943    1,051     1102      845      349      434      630
------------------------------------------------------------------------------------------------------------------------------------
EQ/MONTAG & CALDWELL GROWTH
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $ 4.77    $ 3.74   $ 5.66   $ 4.77   $ 4.49   $ 4.34       --       --
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)   1,099     1,560      657       83       72       22       --       --
------------------------------------------------------------------------------------------------------------------------------------
EQ/MUTUAL LARGE CAP EQUITY
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $ 8.00    $ 6.50   $10.69   $10.70       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)   1,402     1,644    1,727      258       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
EQ/OPPENHEIMER GLOBAL
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $ 9.14    $ 6.71   $11.51   $11.08       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)     860       786      674       83       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
EQ/PIMCO ULTRA SHORT BOND
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $10.73    $10.11   $10.72   $ 9.78   $ 9.91       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)   3,673     2,525    1,235      730      286       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
EQ/QUALITY BOND PLUS
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $15.38    $14.75   $16.06   $15.63   $15.31   $15.27   $14.97   $14.71
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)   1,133       502      626      590      573      555      512      198
------------------------------------------------------------------------------------------------------------------------------------
EQ/SMALL COMPANY INDEX
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $12.86    $10.37   $16.02   $16.60   $14.35   $14.00   $12.10   $ 8.44
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)   1,024       720      713      744      596      575      449      122
------------------------------------------------------------------------------------------------------------------------------------
EQ/T. ROWE PRICE GROWTH STOCK
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $12.98    $ 9.26   $16.30   $15.46   $16.39   $16.03       --       --
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)     610       421      401       47       41        6       --       --
------------------------------------------------------------------------------------------------------------------------------------
EQ/TEMPLETON GLOBAL EQUITY
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $ 8.02    $ 6.27   $10.78   $10.75       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)     735       848      853      178       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------------


A-3 Appendix I: Condensed Financial Information

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UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.



------------------------------------------------------------------------------------------------------------------------------------
                                                                                  FOR THE YEARS ENDING DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                2009     2008      2007     2006    2005     2004     2003     2002
------------------------------------------------------------------------------------------------------------------------------------
EQ/UBS GROWTH AND INCOME
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $ 4.63    $ 3.56   $ 6.04   $ 6.07   $ 5.41   $ 5.05       --       --
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)     166       153       89      104       69       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
EQ/VAN KAMPEN COMSTOCK
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $ 8.89    $ 7.04   $11.36   $11.85   $10.40       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)     490       545      539      602      296       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
EQ/VAN KAMPEN MID CAP GROWTH
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $12.75    $ 8.26   $15.95   $13.26   $12.34       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)     885       695      782      297      179       --       --       --
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER AGGRESSIVE EQUITY
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $42.88    $31.77   $60.62   $55.37   $53.59   $50.38   $45.72   $33.82
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)     144        53       56       47       25       28       10        4
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER CORE BOND
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $12.66    $11.89   $11.80   $11.30   $11.08   $11.07   $10.84   $10.63
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)   3,238     3,511    1,494    2,030    1,611    1,424    1,202      628
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER INTERNATIONAL EQUITY
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $12.18    $ 9.54   $18.39   $16.64   $13.51   $11.90   $10.27   $ 7.78
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)     967       951    1,047    1,030      783      806      360      135
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER LARGE CAP CORE EQUITY
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $ 9.68    $ 7.43   $12.50   $12.11   $10.85   $10.34   $ 9.59   $ 7.61
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)     452       447      473      453      353      272      238      104
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER LARGE CAP GROWTH
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $ 7.46    $ 5.56   $10.35   $ 9.47   $ 9.62   $ 9.10   $ 8.68   $ 6.76
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)     747       840      881    1,014      980      876      792      408
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER LARGE CAP VALUE
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $10.67    $ 8.83   $14.37   $14.10   $12.02   $11.42   $10.15   $ 7.88
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)     860       921    1,210    1,363    1,238    1,242      726      316
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER MID CAP GROWTH
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $ 9.13    $ 6.55   $11.81   $10.74   $ 9.96   $ 9.35   $ 8.52   $ 6.18
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)     810       813      934    1,035    1,075    1,055      731      292
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER MID CAP VALUE
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $12.02    $ 8.47   $13.46   $13.68   $12.13   $11.49   $10.15   $ 7.34
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)     803       727      805     1010      876    1,011      560      206
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER MULTI-SECTOR BOND
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $24.86    $23.07   $30.68   $30.26   $28.00   $27.64   $25.87   $21.48
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)     863       523      526      758      755      771      557      125
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER SMALL CAP GROWTH
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $ 6.55    $ 4.95   $ 8.71   $ 8.54   $ 7.89   $ 7.46       --       --
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)     786       687      788      475      242       59       --       --
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER SMALL CAP VALUE
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $12.81    $10.31   $16.88   $19.05   $16.69   $16.22   $14.09   $10.43
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)     586       666      748     1201      991      884      641      270
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER TECHNOLOGY
------------------------------------------------------------------------------------------------------------------------------------
 Unit value                                                   $ 9.80    $ 6.29   $12.10   $10.41   $ 9.87   $ 9.02   $ 8.74   $ 5.64
------------------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)     766       462      597      350      311      306       98       14
------------------------------------------------------------------------------------------------------------------------------------


                                 Appendix I: Condensed Financial Information A-4
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Appendix II: Market value adjustment example

--------------------------------------------------------------------------------


The example below shows how the market value adjustment would be determined and how it would be applied to a withdrawal, assuming that $100,000 was allocated on February 16, 2010 to a fixed maturity option with a maturity date of February 16, 2018 (eight years later) at a hypothetical rate to maturity of 7.00% ("h" in the calculations below), resulting in a maturity value of $171,882 on the maturity date. We further assume that a withdrawal of $50,000 is made four years later on February 16, 2014(a).



------------------------------------------------------------------------------------------------------------------------------------
                                                                                        Hypothetical assumed rate to maturity
                                                                                           ("j" in the calculations below)
                                                                                                  February 16, 2014
                                                                                 ---------------------------------------------------
                                                                                          5.00%                       9.00%
------------------------------------------------------------------------------------------------------------------------------------
AS OF FEBRUARY 16, 2014 BEFORE WITHDRAWAL
------------------------------------------------------------------------------------------------------------------------------------
(1) Market adjusted amount(b)                                                           $141,389                    $121,737
------------------------------------------------------------------------------------------------------------------------------------
(2) Fixed maturity amount(c)                                                            $131,104                    $131,104
------------------------------------------------------------------------------------------------------------------------------------
(3) Market value adjustment: (1) - (2)                                                  $ 10,285                    $ (9,367)
------------------------------------------------------------------------------------------------------------------------------------
    ON FEBRUARY 16, 2014 AFTER $50,000 WITHDRAWAL
------------------------------------------------------------------------------------------------------------------------------------
(4) Portion of market value adjustment associated with the withdrawal:
    (3) x [$50,000/(1)]                                                                 $  3,637                    $ (3,847)
------------------------------------------------------------------------------------------------------------------------------------
(5) Portion of fixed maturity associated with the withdrawal: $50,000 - (4)             $ 46,363                    $ 53,847
------------------------------------------------------------------------------------------------------------------------------------
(6) Market adjusted amount: (1) - $50,000                                               $ 91,389                    $ 71,737
------------------------------------------------------------------------------------------------------------------------------------
(7) Fixed maturity amount: (2) - (5)                                                    $ 84,741                    $ 77,257
------------------------------------------------------------------------------------------------------------------------------------
(8) Maturity value(d)                                                                   $111,099                    $101,287
------------------------------------------------------------------------------------------------------------------------------------


You should note that in this example, if a withdrawal is made when rates have increased from 7.00% to 9.00% (right column), a portion of a negative market value adjustment is realized. On the other hand, if a withdrawal is made when rates have decreased from 7.00% to 5.00% (left column), a portion of a positive market value adjustment is realized.

Notes:

(a) Number of days from the withdrawal date to the maturity date = D = 1,461
(b) Market adjusted amount is based on the following calculation:

    Maturity value       $171,882
    --------------   =   -----------------    where j is either 5% or 9%
    (1+j)(D/365)         (1+j)(1,461/365)

(c) Fixed maturity amount is based on the following calculation:

    Maturity value       $171,882
    --------------   =   -------------------
    (1+h)(D/365)         (1+0.07)(1,461/365)

(d) Maturity value is based on the following calculation:

    Fixed maturity amount-(1+h)(D/365)=($84,741 or $77,257)-(1+0.07)(1,461/365)

B-1 Appendix II: Market Value Adjustment Example
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Appendix III: Enhanced death benefit example

--------------------------------------------------------------------------------

The death benefit under the contracts is equal to the account value or, if greater, the enhanced death benefit, if elected.


The following illustrates the enhanced death benefit calculation. Assuming $100,000 is allocated to the variable investment options (with no allocation to the EQ/Intermediate Government Bond Index, EQ/Money Market, the guaranteed interest option or the fixed maturity options or the Special 10 year fixed maturity option), no additional contributions, no transfers, no withdrawals and no loans under a Rollover TSA contract, the enhanced death benefit for an annuitant age 45 would be calculated as follows:



--------------------------------------------------------------------------------
  END OF
 CONTRACT                     6% ROLL-UP TO AGE 85      ANNUAL RATCHET TO AGE 85
   YEAR      ACCOUNT VALUE       BENEFIT BASE                BENEFIT BASE
--------------------------------------------------------------------------------
     1         $105,000           $106,000(1)                 $105,000(3)
--------------------------------------------------------------------------------
     2         $115,500           $112,360(2)                 $115,500(3)
--------------------------------------------------------------------------------
     3         $129,360           $119,102(2)                 $129,360(3)
--------------------------------------------------------------------------------
     4         $103,488           $126,248(1)                 $129,360(4)
--------------------------------------------------------------------------------
     5         $113,837           $133,823(1)                 $129,360(4)
--------------------------------------------------------------------------------
     6         $127,497           $141,852(1)                 $129,360(4)
--------------------------------------------------------------------------------
     7         $127,497           $150,363(1)                 $129,360(4)
--------------------------------------------------------------------------------


The account values for contract years 1 through 7 are based on hypothetical rates of return of 5.00%, 10.00%, 12.00%, (20.00)%, 10.00%, 12.00% and 0.00%. We
are using these rates solely to illustrate how the benefit is determined. The return rates bear no relationship to past or future investment results.

6% ROLL-UP TO AGE 85

(1) At the end of contract years 1 and 4 through 7, the 6% Roll-Up to age 85 enhanced death benefit is greater than the current account value.

(2) At the end of contract years 2 and 3, the 6% Roll-Up to age 85 enhanced death benefit is equal to the current account value.

ANNUAL RATCHET TO AGE 85

(3) At the end of contract years 1 through 3, the Annual Ratchet to age 85 enhanced death benefit is equal to the current account value.

(4) At the end of contract years 4 through 7, the death benefit is equal to the Annual Ratchet to age 85 enhanced death benefit at the end of the prior year since it is higher than the current account value.

GREATER OF 6% ROLL-UP TO AGE 85 OR THE ANNUAL RATCHET TO AGE 85

The enhanced death benefit under this option for each year shown is the greater of the amounts shown under the 6% Roll-Up to age 85 or the Annual Ratchet to age 85.

                                Appendix III: Enhanced Death Benefit Example C-1

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Appendix IV: Hypothetical illustrations

--------------------------------------------------------------------------------

ILLUSTRATION OF ACCOUNT VALUES, CASH VALUES AND CERTAIN GUARANTEED MINIMUM
                                   BENEFITS

The following tables illustrate the changes in account value, cash value and the values of the "Greater of 6% Roll-Up to age 85 or the Annual Ratchet to age 85" Guaranteed minimum death benefit, the Protection Plus(SM) benefit and the Guaranteed minimum income benefit under certain hypothetical circumstances for an Accumulator(R) Select(SM) contract. The table illustrates the operation of a contract based on a male, issue age 60, who makes a single $100,000 contribution and takes no withdrawals. The amounts shown are for the beginning of each contract year and assume that all of the account value is invested in Portfolios that achieve investment returns at constant gross annual rates of 0% and 6% (i.e., before any investment management fees, 12b-1 fees or other expenses are deducted from the underlying portfolio assets). After the deduction of the arithmetic average of the investment management fees, 12b-1 fees and other expenses of all of the underlying Portfolios (as described below), the corresponding net annual rates of return would be (2.79)%, 3.21% for the Accumulator(R) Select(SM) contract, at the 0% and 6% gross annual rates, respectively. These net annual rates of return reflect the trust and separate account level charges but they do not reflect the charges we deduct from your account value annually for the optional Guaranteed minimum death benefit, Protection Plus(SM) benefit and the Guaranteed minimum income benefit features, as well as the annual administrative charge. If the net annual rates of return did reflect these charges, the net annual rates of return would be lower; however, the values shown in the following tables reflect the following contract charges: the "Greater of 6% Roll-Up to age 85 or the Annual Ratchet to age 85" Guaranteed minimum death benefit charge, the Protection Plus(SM) benefit charge, the Guaranteed minimum income benefit charge and any applicable administrative charge. The values shown under "Lifetime annual guaranteed minimum income benefit" reflect the lifetime income that would be guaranteed if the Guaranteed minimum income benefit is selected at that contract date anniversary. An "N/A" in these columns indicates that the benefit is not exercisable in that year. A "0" under any of the death benefit and/or "Lifetime annual guaranteed minimum income benefit" columns indicates that the contract has terminated due to insufficient account value. However, the Guaranteed minimum income benefit has been automatically exercised and the owner is receiving lifetime payments.

With respect to fees and expenses deducted from assets of the underlying portfolios, the amounts shown in all tables reflect (1) investment management fees equivalent to an effective annual rate of 0.58%, and (2) an assumed average asset charge for all other expenses of the underlying portfolios equivalent to an effective annual rate of 0.26% and (3) 12b-1 fees equivalent to an effective annual rate of 0.25%. These rates are the arithmetic average for all Portfolios that are available as investment options. In other words, they are based on the hypothetical assumption that account values are allocated equally among the variable investment options. The actual rates associated with any contract will vary depending upon the actual allocation of account value among the investment options. These rates do not reflect expense limitation arrangements in effect with respect to certain of the underlying portfolios as described in the footnotes to the fee table for the underlying portfolios in "Fee table" earlier in this Prospectus. With these arrangements, the charges shown above would be lower. This would result in higher values than those shown in the following tables.


Because your circumstances will no doubt differ from those in the illustrations that follow, values under your contract will differ, in most cases substantially. Upon request, we will furnish you with a personalized illustration.

D-1 Appendix IV: Hypothetical Illustrations
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VARIABLE DEFERRED ANNUITY
ACCUMULATOR(R) SELECT(SM)
$100,000 SINGLE CONTRIBUTION AND NO WITHDRAWALS
MALE, ISSUE AGE 60
BENEFITS:
  GREATER OF 6% ROLL-UP TO AGE 85 OR THE ANNUAL RATCHET TO AGE 85 GUARANTEED MINIMUM DEATH BENEFIT
  PROTECTION PLUS
  GUARANTEED MINIMUM INCOME BENEFIT


                                                        GREATER OF 6% ROLL-
                                                        UP TO AGE 85 OR THE                               LIFETIME ANNUAL
                                                         ANNUAL RATCHET TO                       GUARANTEED MINIMUM INCOME BENEFIT
                                                         AGE 85 GUARANTEED  TOTAL DEATH BENEFIT ----------------------------------
                                                              MINIMUM         WITH PROTECTION      GUARANTEED       HYPOTHETICAL
                   ACCOUNT VALUE         CASH VALUE     BENEFIT    DEATH            PLUS             INCOME            INCOME
       CONTRACT ------------------- ------------------- ------------------- ------------------- ----------------- ----------------
         YEAR       0%        6%        0%        6%        0%        6%        0%        6%       0%       6%       0%       6%
 AGE  --------- --------- --------- --------- --------- --------- --------- --------- --------- -------- -------- -------- -------
 60        0     100,000  100,000    100,000  100,000    100,000  100,000    100,000  100,000      N/A     N/A       N/A     N/A
 61        1      95,545  101,524     95,545  101,524    106,000  106,000    108,400  108,400      N/A     N/A       N/A     N/A
 62        2      91,149  103,011     91,149  103,011    112,360  112,360    117,304  117,304      N/A     N/A       N/A     N/A
 63        3      86,808  104,457     86,808  104,457    119,102  119,102    126,742  126,742      N/A     N/A       N/A     N/A
 64        4      82,512  105,855     82,512  105,855    126,248  126,248    136,747  136,747      N/A     N/A       N/A     N/A
 65        5      78,257  107,198     78,257  107,198    133,823  133,823    147,352  147,352      N/A     N/A       N/A     N/A
 66        6      74,034  108,478     74,034  108,478    141,852  141,852    158,593  158,593      N/A     N/A       N/A     N/A
 67        7      69,837  109,689     69,837  109,689    150,363  150,363    170,508  170,508      N/A     N/A       N/A     N/A
 68        8      65,658  110,822     65,658  110,822    159,385  159,385    183,139  183,139      N/A     N/A       N/A     N/A
 69        9      61,491  111,867     61,491  111,867    168,948  168,948    196,527  196,527      N/A     N/A       N/A     N/A
 70       10      57,328  112,815     57,328  112,815    179,085  179,085    210,719  210,719    10,584  10,584    10,584  10,584
 75       15      36,202  115,712     36,202  115,712    239,656  239,656    295,518  295,518    15,362  15,362    15,362  15,362
 80       20      13,862  114,272     13,862  114,272    320,714  320,714    408,999  408,999    21,841  21,841    21,841  21,841
 85       25           0  106,227          0  106,227          0  429,187          0  517,472         0  39,700         0  39,700
 90       30           0  108,615          0  108,615          0  429,187          0  517,472      N/A     N/A       N/A     N/A
 95       35           0  111,362          0  111,362          0  429,187          0  517,472      N/A     N/A       N/A     N/A


THE HYPOTHETICAL INVESTMENT RESULTS ARE ILLUSTRATIVE ONLY AND SHOULD NOT BE DEEMED A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN AND WILL DEPEND ON A NUMBER OF FACTORS, INCLUDING INVESTMENT ALLOCATIONS MADE BY THE OWNER. THE ACCOUNT VALUE, CASH VALUE AND GUARANTEED BENEFITS FOR A CONTRACT WOULD BE DIFFERENT FROM THE ONES SHOWN IF THE ACTUAL GROSS RATE OF INVESTMENT RETURN AVERAGED 0% OR 6% OVER A PERIOD OF YEARS, BUT ALSO FLUCTUATED ABOVE OR BELOW THE AVERAGE FOR INDIVIDUAL CONTRACT YEARS. WE CAN MAKE NO REPRESENTATION THAT THESE HYPOTHETICAL INVESTMENT RESULTS CAN BE ACHIEVED FOR ANY ONE YEAR OR CONTINUED OVER ANY PERIOD OF TIME. IN FACT, FOR ANY GIVEN PERIOD OF TIME, THE INVESTMENT RESULTS COULD BE NEGATIVE.

                                     Appendix IV: Hypothetical Illustrations D-2
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Appendix V: Guaranteed principal benefit example

--------------------------------------------------------------------------------


For purposes of these examples, we assume that there is an initial contribution of $100,000, made to the contract on February 16, 2010. We also assume that no additional contributions, no transfers among options and no withdrawals from the contract are made. For GPB Option 1, the example also assumes that a 10 year fixed maturity option is chosen. The hypothetical gross rates of return with respect to amounts allocated to the variable investment options are 0%, 6% and 10%. The numbers below reflect the deduction of all applicable separate account and contract charges and also reflect the charge for GPB Option 2. Also, for any given performance of your variable investment options, GPB Option 1 produces higher account values than GPB Option 2 unless investment performance has been significantly positive. The examples should not be considered a representation of past or future expenses. Similarly, the annual rates of return assumed in the example are not an estimate or guarantee of future investment performance. GPB Options 1 and 2 were only available at issue. The dates in the example are provided for illustrative purposes only.



------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                Assuming 100% in
                                                                                                                    variable
                                                       Assuming 100%         Under GPB         Under GPB           investment
                                                           in FMO             Option 1          Option 2             options
------------------------------------------------------------------------------------------------------------------------------------
Amount allocated to FMO on February 16, 2010
based upon a 3.30% rate to maturity                       100,000              72,260            40,000                --
------------------------------------------------------------------------------------------------------------------------------------
Initial account value allocated to the variable
investment options on February 16, 2010                      0                 27,740            60,000              100,000
------------------------------------------------------------------------------------------------------------------------------------
Account value in the fixed maturity option on
February 16, 2020                                         138,382             100,000            55,353                 0
------------------------------------------------------------------------------------------------------------------------------------
Annuity account value (computed by adding
together the value at the maturity date of the
applicable fixed maturity option plus the value
of amounts in the variable investment options
on February 16, 2020 , assuming a 0% gross
rate of return)                                           138,382             120,519           100,000*             73,971
------------------------------------------------------------------------------------------------------------------------------------
Annuity account value (computed by adding
together the value at the maturity date of the
applicable fixed maturity option plus the value
of amounts in the variable investment options
on February 16, 2020 , assuming a 6% gross rate
of return)                                                138,382             137,389          129,595**             134,784
------------------------------------------------------------------------------------------------------------------------------------
Annuity account value (computed by adding
together the value at the maturity date of the
applicable fixed maturity option plus the value
of amounts in the variable investment options
on February 16, 2020 , assuming a 10% gross rate
of return)                                                138,382             154,722          164,741**             197,267
------------------------------------------------------------------------------------------------------------------------------------



* Since the annuity account value is less than the altenate benefit under GPB Option 2, the annuity account value is adjusted upward to the guaranteed amount or an increase of $4,514 in this example

** Since the annuity account value is greater than the alternate benefit under GPB Option 2, GPB Option 2 will not affect the annuity account value.



E-1 Appendix V: Guaranteed Principal Benefit Example
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Appendix VI: Protection Plus(SM) example

--------------------------------------------------------------------------------

The following illustrates the calculation of a death benefit that includes Protection Plus for an annuitant age 45. The example assumes a contribution of $100,000 and no additional contributions. Where noted, a single withdrawal in the amount shown is also assumed. If you purchased your contract after approximately September 2003, the example shown in the second and third columns apply. For all other contract owners, the example in the last two columns apply. The calculation is as follows:

                                                                                                           $3000          $6000
                                                                                                       withdrawal -    withdrawal -
                                                                   No          $3000        $6000         Prorata         Prorata
                                                                Withdrawal   withdrawal   withdrawal     Treatment       Treatment
    --------------------------------------------------------------------------------------------------------------------------------
A   INITIAL CONTRIBUTION                                         100,000       100,000      100,000       100,000         100,000
    --------------------------------------------------------------------------------------------------------------------------------
B   DEATH BENEFIT: prior to withdrawal.*                         104,000       104,000      104,000       104,000         104,000
    --------------------------------------------------------------------------------------------------------------------------------
    PROTECTION PLUS EARNINGS: Death Benefit less net
C   contributions (prior to the withdrawal in D).                 4,000         4,000        4,000          N/A             N/A
    B minus A.
    --------------------------------------------------------------------------------------------------------------------------------
D   WITHDRAWAL                                                      0           3,000        6,000         3,000           6,000
    --------------------------------------------------------------------------------------------------------------------------------
    WITHDRAWAL % AS A % OF AV (ASSUMING DEATH
E   BENEFIT = AV)                                                 0.00%          N/A          N/A          2.88%           5.77%
    greater of D divided by B
    --------------------------------------------------------------------------------------------------------------------------------
    EXCESS OF THE WITHDRAWAL OVER THE PROTECTION PLUS
F   EARNINGS                                                        0             0          2,000          N/A             N/A
    greater of D minus C or zero
    --------------------------------------------------------------------------------------------------------------------------------
    NET CONTRIBUTIONS (adjusted for the withdrawal in D)
G   A reduced for E or F                                         100,000       100,000      98,000         97,115          94,231
    --------------------------------------------------------------------------------------------------------------------------------
    DEATH BENEFIT (adjusted for the withdrawal in D)
H   B minus D                                                    104,000       101,000      98,000        101,000          98,000
    --------------------------------------------------------------------------------------------------------------------------------
    DEATH BENEFIT LESS NET CONTRIBUTIONS
I   H minus G                                                     4,000         1,000          0           3,885            3,769
    --------------------------------------------------------------------------------------------------------------------------------
J   PROTECTION PLUS FACTOR                                         40%           40%          40%           40%              40%
    --------------------------------------------------------------------------------------------------------------------------------
    PROTECTION PLUS BENEFIT
K   I times J                                                     1,600          400           0           1,554            1,508
    --------------------------------------------------------------------------------------------------------------------------------
    DEATH BENEFIT: Including Protection Plus
L   H plus K                                                     105,600       101,400      98,000        102,554          99,508
    --------------------------------------------------------------------------------------------------------------------------------

* The Death Benefit is the greater of the Account Value or any applicable death benefit.

                                    Appendix VI: Protection Plus(SM) Example F-1
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Appendix VII: State contract availability and/or variations of certain features and benefits

--------------------------------------------------------------------------------

The following information is a summary of the states where the Accumulator(R) Select(SM) contract or certain features and/or benefits are either not available as of the date of this Prospectus or vary from the contract's features and benefits as previously described in this Prospectus. Certain features and/or benefits may have been approved in your state after your contract was issued and can not be added. Please contact your financial professional for more information about availability in your state. See also the "Contract Variations" appendix later in this Prospectus for information about the availability of certain features and their charges, if applicable, under your contract.

STATES WHERE CERTAIN ACCUMULATOR(R) SELECT(SM) FEATURES AND/OR BENEFITS ARE NOT AVAILABLE OR VARY:


------------------------------------------------------------------------------------------------------------------------------------
STATE           FEATURES AND BENEFITS                                     AVAILABILITY OR VARIATION
------------------------------------------------------------------------------------------------------------------------------------
CALIFORNIA      See "Contract features and benefits"--"Your right to      If you reside in the state of California and you are age
                cancel within a certain number of days"                   60 and older at the time the contract is issued, you may
                                                                          return your variable annuity contract within 30 days from
                                                                          the date that you receive it and receive a refund as
                                                                          described below.

                                                                          If you allocate your entire initial contribution to the
                                                                          money market account (and/or guaranteed interest option,
                                                                          if available), the amount of your refund will be equal to
                                                                          your contribution, unless you make a transfer, in which
                                                                          case the amount of your refund will be equal to your
                                                                          account value on the date we receive your request to
                                                                          cancel at our processing office. This amount could be
                                                                          less than your initial contribution. If you allocate any
                                                                          portion of your initial contribution to the variable
                                                                          investment options (other than the money market account)
                                                                          and/or fixed maturity options, your refund will be equal
                                                                          to your account value on the date we receive your request
                                                                          to cancel at our processing office.
------------------------------------------------------------------------------------------------------------------------------------
FLORIDA         See "Transfers of ownership, collateral assignments,      The second paragraph in this section is deleted.
                loans and borrowing" in "More information"
------------------------------------------------------------------------------------------------------------------------------------
ILLINOIS        See "Selecting an annuity payout option" under "Your      Annuity payments may be elected twelve months from the
                annuity payout options" in "Accessing your money"         contract date.
------------------------------------------------------------------------------------------------------------------------------------
MARYLAND        Fixed maturity options                                    Not Available

                Guaranteed principal benefit option1 and Guaranteed       Not Available
                principal benefit option 2
------------------------------------------------------------------------------------------------------------------------------------
MASSACHUSETTS   Automatic investment program                              Not Available

                Annual administrative charge                              The annual administrative charge will not be deducted from amounts allocated to the Guaranteed interest option.
------------------------------------------------------------------------------------------------------------------------------------
MINNESOTA       See "Principal Protector(SM)" in "Contract features       Principal Protector(SM) is discontinued if the
                and benefits" and "Beneficiary continuation option"       Beneficiary continuation option is elected.
                in "Payment of death benefit"
------------------------------------------------------------------------------------------------------------------------------------
NEW YORK        Greater of the 6% Roll-Up or Annual Ratchet Guaran-       Not Available (you have a choice of the standard death
                teed minimum death benefit                                benefit or the Annual Ratchet to age 85 guaranteed
                                                                          minimum death benefit), as described earlier in this
                                                                          Prospectus.

                Guaranteed minimum death benefit/guaranteed mini-         Not Available
                mum income benefit roll-up benefit base reset

                Guaranteed minimum income benefit no lapse guar-          Not Available
                antee

                Principal Protector(SM)                                   Not Available
------------------------------------------------------------------------------------------------------------------------------------


G-1 Appendix VII: State Contract Availability And/or Variations of Certain Features and Benefits
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
------------------------------------------------------------------------------------------------------------------------------------
STATE           FEATURES AND BENEFITS                                   AVAILABILITY OR VARIATION
------------------------------------------------------------------------------------------------------------------------------------
NEW YORK,       Protection Plus(SM)                                     Not Available
(CONTINUED)
                See "Insufficient account value" in "Determining your   If your account value in the variable investment options
                contract's value"                                       and the fixed maturity options is insufficient to pay the
                                                                        annual administrative charge, or the Annual Ratchet to
                                                                        age 85 death benefit charge, and you have no account
                                                                        value in the guaranteed interest option, your contract
                                                                        will terminate without value, and you will lose any
                                                                        applicable benefits. See "Charges and expenses" earlier
                                                                        in this Prospectus.

                See "The amount applied to purchase an annuity          The amount applied to purchase an annuity payout option
                payout option" in "Accessing your money"                varies, depending on the payout option that you choose,
                                                                        and the timing of your purchase as it relates to any
                                                                        market value adjustments.

                See "Charges and expenses"                              With regard to the Annual administrative, Annual Ratchet to age 85 death benefit, Guaranteed principal benefit option 2 and Guaranteed minimum income benefit charges,
                                                                        respectively, we will deduct the related charge, as follows for each: we will deduct the charge from your value in the variable investment options on a pro rata basis. If those
                                                                        amounts are insufficient, we will deduct all or a portion
                                                                        of the charge from the fixed maturity options (other than
                                                                        the Special 10 year fixed maturity option) in the order of the earliest maturity date(s) first. If such amounts are
                                                                        still insufficient, we will deduct any remaining portion
                                                                        from the Special 10 year fixed maturity option. If the
                                                                        contract is surrendered or annuitized or a death benefit
                                                                        is paid, we will deduct a pro rata portion of the charge
                                                                        for that year. A market value adjustment will apply to
                                                                        deductions from the fixed maturity options (including the
                                                                        Special 10 year fixed maturity option).

                                                                        Deductions from the fixed maturity options (including the
                                                                        Special 10 year fixed maturity option) cannot cause the
                                                                        credited net interest for the contract year to fall below
                                                                        1.5%.

                                                                        With regard to the Annual administrative, and either
                                                                        enhanced death benefit charge only, if your account value
                                                                        in the variable investment options and the fixed maturity
                                                                        options is insufficient to pay the applicable charge, and
                                                                        you have no account value in the guaranteed interest
                                                                        option, your contract will terminate without value and you will lose any applicable guaranteed benefits. Please see
                                                                        "Insufficient account value" in "Determining your
                                                                        contract's value" earlier in this Prospectus.

                See "Annuity maturity date" in "Accessing your          The maturity date by which you must take a lump sum
                money"                                                  withdrawal or select an annuity payout option is as
                                                                        follows:

                                                                                          Maximum
                                                                        Issue age         Annuitization age
                                                                        0-80              90
                                                                        81                91
                                                                        82                92
                                                                        83                93
                                                                        84                94
                                                                        85                95

                                                                        Please see this section earlier in this Prospectus for more information.
------------------------------------------------------------------------------------------------------------------------------------


                     Appendix VII: State Contract Availability And/or Variations
                                            of Certain Features and Benefits G-2
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
------------------------------------------------------------------------------------------------------------------------------------
STATE          FEATURES AND BENEFITS                                     AVAILABILITY OR VARIATION
------------------------------------------------------------------------------------------------------------------------------------
PENNSYLVANIA   Contributions                                             Your contract refers to contributions as premiums.

               Contribution age limitations                              If the annuitant was 0-75 at contract issue, the maximum
                                                                         contribution age is 85.

               See "Annuity maturity date" in "Accessing your            The maturity date by which you must take a lump sum
               money"                                                    withdrawal or select an annuity payout option is as
                                                                         follows:

                                                                                              Maximum
                                                                         Issue age            annuitization age
                                                                         0-75                 85
                                                                         76                   86
                                                                         77                   87
                                                                         78-80                88
                                                                         81-85                90

               Loans under Rollover TSA contracts                        Taking a loan in excess of the Internal Revenue Code
                                                                         limits may result in adverse tax consequences. Please
                                                                         consult your tax adviser before taking a loan that exceeds the Internal Revenue Code limits.
------------------------------------------------------------------------------------------------------------------------------------
PUERTO RICO    IRA, Roth IRA, Inherited IRA, QP and Rollover TSA         Not Available
               contracts

               Beneficiary continuation option (IRA)                     Not Available

               Tax Information -- Special rules for NQ contracts         Income from NQ contracts we issue is U.S. source. A Puerto
                                                                         Rico resident is subject to U.S. taxation on such U.S.
                                                                         source income. Only Puerto Rico source income of Puerto
                                                                         Rico residents is excludable from U.S. taxation. Income
                                                                         from NQ contracts is also subject to Puerto Rico tax. The
                                                                         calculation of the taxable portion of amounts distributed
                                                                         from a contract may differ in the two jurisdictions.
                                                                         Therefore, you might have to file both U.S. and Puerto
                                                                         Rico tax returns, showing different amounts of income from the contract for each tax return. Puerto Rico generally
                                                                         provides a credit against Puerto Rico tax for U.S. tax
                                                                         paid. Depending on your personal situation and the timing
                                                                         of the different tax liabilities, you may not be able to
                                                                         take full advantage of this credit.
------------------------------------------------------------------------------------------------------------------------------------
TEXAS          See "Annual administrative charge" in "Charges and        The annual administrative charge will not be deducted from
               expenses"                                                 amounts allocated to the Guaranteed interest option.
------------------------------------------------------------------------------------------------------------------------------------
UTAH           See "Transfers of ownership, collateral assignments,      The second paragraph in this section is deleted.
               loans and borrowing" in "More information"
------------------------------------------------------------------------------------------------------------------------------------
VERMONT        Loans under Rollover TSA contracts                        Taking a loan in excess of the Internal Revenue Code
                                                                         limits may result in adverse tax consequences. Please
                                                                         consult your tax adviser before taking a loan that exceeds the Internal Revenue Code limits.
------------------------------------------------------------------------------------------------------------------------------------
WASHINGTON     Guaranteed interest option (for contracts issued from     Not Available
               approximately December 2004 to December 2006)

               Investment simplifier -- Fixed-dollar option and          Not Available
               Interest sweep option

               Fixed maturity options                                    Not Available

               Guaranteed Principal Benefit Options 1 and 2              Not Available

               Income Manager(R) payout option                           Not Available
------------------------------------------------------------------------------------------------------------------------------------

G-3 Appendix VII: State Contract Availability And/or Variations of Certain Features and Benefits
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
------------------------------------------------------------------------------------------------------------------------------------
STATE           FEATURES AND BENEFITS                                AVAILABILITY OR VARIATION
------------------------------------------------------------------------------------------------------------------------------------
WASHINGTON,     Protection Plus(SM)                                  Not Available
(CONTINUED)
                See "Guaranteed minimum death benefit" in "Con-      You have a choice of the standard death benefit, the
                tract features and benefits"                         Annual Ratchet to age 85 enhanced death benefit, or the
                                                                     Greater of 4% Roll-Up to age 85 or the Annual Ratchet to
                                                                     age 85 enhanced death benefit.

                See "Annual administrative charge" in "Charges and   The annual administrative charge will be deducted from the
                expenses"                                            value in the variable investment options on a pro rata basis.
------------------------------------------------------------------------------------------------------------------------------------


          Appendix VII: State Contract Availability And/or Variations of Certain
                                                       Features and Benefits G-4
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Appendix VIII: Contract Variations

--------------------------------------------------------------------------------

The contract described in this Prospectus is no longer sold. You should note that your contract's options, features and charges may vary from what is described in this Prospectus depending on the approximate date on which you purchased your contract. You may not change your contract or its features after issue. This Appendix reflects contract variations that differ from what is described in this Prospectus but may have been in effect at the time your contract was issued. If you purchased your contract during the "Approximate Time Period" below, the noted variation may apply to you.

In addition, options and/or features may vary among states in light of applicable regulations or state approvals. Any such state variations are generally not included here but instead included in Appendix VII earlier in this section. For more information about state variations applicable to you, as well as particular features, charges and options available under your contract based upon when you purchased it, please contact your financial professional and/or refer to your contract.

------------------------------------------------------------------------------------------------------------------------------------
APPROXIMATE TIME PERIOD         FEATURE/BENEFIT                                 VARIATION
------------------------------------------------------------------------------------------------------------------------------------
April 1, 2002 - April 4, 2002   Types of contracts                              QP defined contribution contracts were
                                                                                available.
------------------------------------------------------------------------------------------------------------------------------------
April 2002 - May 2002           See "Transferring your account value" in        The fifth bullet is deleted in its entirety.
                                "Transferring your money among investment
                                options"
------------------------------------------------------------------------------------------------------------------------------------
April 4, 2002 - June 2002       Owner and annuitant requirements                Non-Natural owners are not permitted.
------------------------------------------------------------------------------------------------------------------------------------
April 2002 - November 2002      Inherited IRA beneficiary Continuation          Unavailable -- accordingly, all references in
                                contract                                        this Prospectus to "Inherited IRA beneficiary
                                                                                Continuation contract" are deleted in their
                                                                                entirety.
------------------------------------------------------------------------------------------------------------------------------------
April 2002 - February 2003      Guaranteed minimum income benefit               The fee for this benefit is 0.45%

                                Annual Ratchet to age 85                        The fee for this benefit is 0.20%

                                6% Roll-Up to age 85                            The fee for this benefit is 0.35%

                                The Greater of 6% Roll-Up to age 85 of the      The fee for this benefit is 0.45%
                                Annual Ratchet to age 85
------------------------------------------------------------------------------------------------------------------------------------
April 2002 - September 2003     The guaranteed principal benefits               GPB 2 -- unavailable

                                                                                GPB 1 known as Principal assurance

                                                                                GPB 1 is available with both systematic and
                                                                                substantially equal withdrawals.

                                                                                GPB 1 available with the Guaranteed minimum
                                                                                income benefit.

                                Spousal protection                              Unavailable -- accordingly, all references in
                                                                                this Prospectus to "Spousal protection" are
                                                                                deleted in their entirety.

                                Maximum contributions                           The maximum contributions permitted under all
                                                                                Accumulator series contracts with the same
                                                                                owner or annuitant is $1,500,000.

                                Guaranteed minimum death benefit maximum        84
                                issue age
------------------------------------------------------------------------------------------------------------------------------------

H-1 Appendix VIII: Contract Variations
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
------------------------------------------------------------------------------------------------------------------------------------
APPROXIMATE TIME PERIOD         FEATURE/BENEFIT                                 VARIATION
------------------------------------------------------------------------------------------------------------------------------------
April 2002 - September 2003,     Protection Plus                                The maximum issue age for this benefit was 79.
continued
                                                                                For issue ages 71-79, the applicable death
                                                                                benefit will be multiplied by 25%.

                                                                                In calculating the death benefit, contributions
                                                                                are decreased for withdrawals on a pro rata
                                                                                basis.

                                 Guaranteed option charges                      If the contract is surrendered or annuitized or
                                                                                the death benefit is paid on a date other than
                                                                                the contract date anniversary, we will not
                                                                                deduct a pro rata portion of the charge for any
                                                                                applicable guaranteed benefit.

                                 Withdrawals treated as surrenders              We will not treat a withdrawal that results in a
                                                                                cash value of less than $500 as a request for a
                                                                                surrender. We will not terminate your contract
                                                                                if you do not make contributions for three
                                                                                contract years.

                                 Guaranteed minimum income benefit option       Subject to state availability, this option
                                                                                guarantees you a minimum amount of fixed
                                                                                income under your choice of a life annuity fixed
                                                                                payout option or an Income Manager(R) level
                                                                                payment life with a period certain payout
                                                                                option.

                                                                                Known as the Living Benefit
                                 Systematic withdrawals                         Your systematic withdrawal may not exceed
                                                                                1.20% (monthly), 3.60% (quarterly) or 15%
                                                                                (annually) of account value.
------------------------------------------------------------------------------------------------------------------------------------
April 2002 - July 2004           Principal Protector(SM) benefit                Unavailable - accordingly, all references in this
                                                                                Prospectus to "Principal Protector" are deleted
                                                                                in their entirety.
------------------------------------------------------------------------------------------------------------------------------------
April 2002 - December 2004       Termination of guaranteed benefits             Your guaranteed benefits will not automatically
                                                                                terminate if you change ownership of your NQ
                                                                                contract.

                                 Ownership Transfer of NQ                       If you transfer ownership of your NQ contract,
                                                                                your guaranteed benefit options will not be
                                                                                automatically terminated.
------------------------------------------------------------------------------------------------------------------------------------
April 2002 - January 2005        No lapse guarantee                             Unavailable.
------------------------------------------------------------------------------------------------------------------------------------
April 2002 - October 2005        Roll-Up benefit base reset                     Unavailable
------------------------------------------------------------------------------------------------------------------------------------
February 2003 - September 2003   Annual Ratchet to age 85                       The fee for this benefit is 0.30%
                                 6% Roll-Up to age 85                           The fee for this benefit is 0.45%
                                 The Guaranteed minimum income benefit          The fee for this benefit is 0.60%
------------------------------------------------------------------------------------------------------------------------------------
September 2003 - January 2004    Guaranteed minimum income benefit and
                                 Greater of the 6% Roll-Up to age 85 or the
                                 Annual Ratchet to age 85 enhanced death
                                 benefit:
------------------------------------------------------------------------------------------------------------------------------------


                                          Appendix VIII: Contract Variations H-2
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
------------------------------------------------------------------------------------------------------------------------------------
APPROXIMATE TIME PERIOD         FEATURE/BENEFIT                                 VARIATION
------------------------------------------------------------------------------------------------------------------------------------
                                 o Benefit base crediting rate                  The effective annual interest credited to the
                                                                                applicable benefit base is 5%.* Accordingly, all
                                                                                references in this Prospectus to the "6%
                                                                                Roll-Up benefit base" are deleted in their
                                                                                entirety and replaced with "5% Roll-Up benefit
                                                                                base."

                                 o Fee table                                    Greater of the 5% Roll-Up to age 85 or the
                                                                                Annual Ratchet to age 85 enhanced death
                                                                                benefit charge: 0.50%.*
                                                                                Guaranteed minimum income benefit charge:
                                                                                0.55%*

                                 Effect of withdrawals on your Greater of the   Withdrawals will reduce each of the benefit
                                 5% Roll-Up to age 85 or the Annual Ratchet     bases on a pro rata basis only.
                                 to age 85 enhanced death benefit
------------------------------------------------------------------------------------------------------------------------------------
September 2003 - February 2009   6% Roll-Up to age 85 enhanced death benefit    Unavailable - accordingly all references are
                                                                                deleted in their entirety.
------------------------------------------------------------------------------------------------------------------------------------
January 2004 - February 2009     The Greater of the 5% Roll-Up to age 85 or     Unavailable - accordingly all references are
                                 the Annual Ratchet to age 85 enhanced death    deleted in their entirety.
                                 benefit
------------------------------------------------------------------------------------------------------------------------------------


* Contract owners who elected the Guaranteed minimum income benefit and/or the Greater of the 5% Roll-Up to age 85 or the Annual Ratchet to age 85 enhanced death benefit had a limited opportunity to change to the new versions of these benefits, as they are described in "Contract features and benefits" and "Accessing your money," earlier in this Prospectus.

H-3 Appendix VIII: Contract Variations
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Appendix IX: Tax-sheltered annuity contracts (TSAs)


--------------------------------------------------------------------------------


GENERAL; FINAL REGULATIONS UNDER SECTION 403(B)

This Appendix reflects our current understanding of some of the special federal income tax rules applicable to annuity contracts used to fund employer plans under Section 403(b) of the Internal Revenue Code. We refer to these contracts as "403(b) annuity contracts" or "Tax Sheltered Annuity" contracts ("TSAs"). The discussion in this Appendix generally assumes that a TSA has 403(b) contract status or qualifies as a 403(b) contract. In 2007, the IRS and the Treasury Department published final Treasury Regulations under Section 403(b) of the Code ("2007 Regulations"). As a result, there are significant revisions to the establishment and operation of plans and arrangements under Section 403(b) of the Code, and the contracts issued to fund such plans. The 2007 Regulations raise a number of questions as to the effect of the 2007 Regulations on TSAs issued prior to the effective date of the 2007 Regulations. The IRS has issued guidance intended to clarify some of these questions, and may issue further guidance in future years. Due to the Internal Revenue Service and Treasury regulatory changes in 2007 which became fully effective on January 1, 2009, contracts issued prior to September 25, 2007 which qualified as 403(b) contracts under the rules at the time of issue may lose their status as 403(b) contracts or have the availability of transactions under the contract restricted as of January 1, 2009 unless the individual's employer or the individual take certain actions. Please consult your tax adviser regarding the effect of these rules (which may vary depending on the owner's employment status, plan participation status, and when and how the contract was acquired) on your personal situation.

EMPLOYER PLAN REQUIREMENT. The thrust of the 2007 Regulations is to eliminate informal Section 403(b) arrangements with minimal or diffuse employer oversight and to require employers purchasing annuity contracts for their employees under
Section 403(b) of the Code to conform to other tax-favored, employer-based retirement plans with salary reduction contributions, such as Section 401(k) plans and governmental employer Section 457(b) plans. The 2007 Regulations require employers sponsoring 403(b) plans as of January 1, 2009, to have a written plan designating administrative responsibilities for various functions under the plan, and the plan in operation must conform to the plan terms.

LIMITATIONS ON INDIVIDUAL-INITIATED DIRECT TRANSFERS. The 2007 Regulations revoke Revenue Ruling 90-24 ("Rev. Rul. 90-24"), effective January 1, 2009. Prior to the 2007 Regulations, Rev. Rul. 90-24 had permitted individual-initiated, tax-free direct transfers of funds from one 403(b) annuity contract to another, without reportable taxable income to the individual, and with the characterization of funds in the contract remaining the same as under the prior contract. Under the 2007 Regulations and other IRS published guidance, direct transfers made after September 24, 2007 are permitted only with plan or employer approval as described below.

PERMISSIBLE CONTRIBUTIONS TO THE ACCUMULATOR(R) SELECT(SM) TSA CONTRACTS

Contributions to an Accumulator(R) Select(SM) TSA contract are extremely limited. AXA Equitable permits Contributions to be made to an Accumulator(R) Select(SM) TSA contract only where AXA Equitable is an "approved vendor" under an employer's 403(b) plan. That is, some or all of the participants in the employer's 403(b) plan are currently contributing to a non-Accumulator AXA Equitable 403(b) annuity contract. AXA Equitable and the employer must agree to share information with respect to the Accumulator(R) Select(SM) TSA contract and other funding vehicles under the plan.

AXA Equitable does not accept employer-remitted contributions. AXA Equitable does not accept contributions of after-tax funds, including designated Roth contributions to the Accumulator(R) Select(SM) TSA contracts. We will accept contributions of pre-tax funds only with documentation satisfactory to us of employer or its designee or plan approval of the transaction. Contributions must be made in the form of a direct transfer of funds from one 403(b) plan to another, a contract exchange under the same plan, or a direct rollover from another eligible retirement plan.

Distributions from TSAs

GENERAL. Generally, after the 2007 Regulations, employer or plan administrator consent is required for loan, withdrawal or distribution transactions under a 403(b) annuity contract. Processing of a requested transaction will not be completed until the information required to process the transaction is received from the employer or its designee. This information will be transmitted as a result of an information sharing agreement between AXA Equitable and the employer sponsoring the plan.

WITHDRAWAL RESTRICTIONS. AXA Equitable treats all amounts under an Accumulator(R) Select(SM) Rollover TSA contract as not eligible for withdrawal until:

o the owner is severed from employment with the employer who provided the funds used to purchase the TSA contract;

o the owner dies; or

o the plan under which the Accumulator(R) Select(SM) TSA contract is purchased is terminated.

TAX TREATMENT OF DISTRIBUTIONS. Amounts held under TSA contracts are generally not subject to federal income tax until benefits are distributed. Distributions include withdrawals from your TSA contract and annuity payments from your TSA contract. Death benefits paid to a beneficiary are


                         Appendix IX: Tax-sheltered Annuity Contracts (TSAs) I-1
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also taxable distributions. Unless an exception applies, amounts distributed from TSA contracts are includible in gross income as ordinary income. Distributions from TSA contracts may be subject to 20% federal income tax withholding described under "Federal and state income tax withholding and information reporting" in the "Tax Information" section of the Prospectus. In addition, TSA contract distributions may be subject to additional tax penalties.

If you have made after-tax contributions, you will have a tax basis in your TSA contract, which will be recovered tax-free. Since AXA Equitable does not accept after-tax funds to an Accumulator(R) Select(SM) Rollover TSA contract, we do not track your investment in the TSA contract, if any. We will report all distributions from this Rollover TSA contract as fully taxable. You will have to determine how much of the distribution is taxable.

DISTRIBUTIONS BEFORE ANNUITY PAYMENTS BEGIN. On a total surrender, the amount received in excess of the investment in the contract is taxable. The amount of any partial distribution from a TSA contract prior to the annuity starting date is generally taxable, except to the extent that the distribution is treated as a withdrawal of after-tax contributions. Distributions are normally treated as pro rata withdrawals of any after-tax contributions and earnings on those contributions.

ANNUITY PAYMENTS. If you elect an annuity payout option, you will recover any investment in the TSA contract as each payment is received by dividing the investment in the TSA contract by an expected return determined under an IRS table prescribed for qualified annuities. The amount of each payment not excluded from income under this exclusion ratio is fully taxable. The full amount of the payments received after your investment in the TSA contract is recovered is fully taxable. If you (and your beneficiary under a joint and survivor annuity) die before recovering the full investment in the TSA contract, a deduction is allowed on your (or your beneficiary's) final tax return.

PAYMENTS TO A BENEFICIARY AFTER YOUR DEATH. Death benefit distributions from a TSA contract generally receive the same tax treatment as distributions during your lifetime. In some instances, distributions from a TSA contract made to your surviving spouse may be rolled over to a traditional IRA or other eligible retirement plan. A surviving spouse might also be eligible to directly roll over a TSA contract death benefit to a Roth IRA in a taxable conversion rollover. A non-spousal death beneficiary may be able to directly roll over death benefits to a new inherited IRA under certain circumstances.

EFFECT OF 2007 REGULATIONS ON LOANS FROM TSAS

As a result of the 2007 Regulations, loans are not available without employer or plan administrator approval. If loans are available, loan processing may be delayed pending receipt of information required to process the loan under an information sharing agreement. The processing of a loan request will not be completed until the information required to process the transaction is received from the employer or its designee. This information will be transmitted as a result of an information sharing agreement between AXA Equitable and the employer sponsoring the plan.

If loans are available:

Loans are generally not treated as a taxable distribution. If the amount of the loan exceeds permissible limits under federal income tax rules when made, the amount of the excess is treated (solely for tax purposes) as a taxable distribution. Additionally, if the loan is not repaid at least quarterly, amortizing (paying down) interest and principal, the amount not repaid when due will be treated as a taxable distribution. The entire unpaid balance of the loan is includable in income in the year of the default.

TSA loans are subject to federal income tax limits and may also be subject to the limits of the plan from which the funds came. Federal income tax rule requirements apply even if the plan is not subject to ERISA. For example, loans offered under TSA contracts are subject to the following conditions:

  o The amount of a loan to a participant, when combined with all other loans to the participant from all qualified plans of the employer, can not exceed the lesser of:

    (1) the greater of $10,000 or 50% of the participant's nonforfeitable accrued benefits; and

    (2) $50,000 reduced by the excess (if any) of the highest outstanding loan balance over the previous 12 months over the outstanding loan balance of plan loans on the date the loan was made.

  o In general, the term of the loan cannot exceed five years unless the loan is used to acquire the participant's primary residence. Accumula tor(R) Select(SM) Rollover TSA contracts have a term limit of ten years for loans used to acquire the participant's primary residence.

  o All principal and interest must be amortized in substantially level payments over the term of the loan, with payments being made at least quarterly. In very limited circumstances, the repayment obligation may be temporarily suspended during a leave of absence.

The amount borrowed and not repaid may be treated as a distribution if:

  o the loan does not qualify under the conditions above;

  o the participant fails to repay the interest or principal when due; or

  o in some instances, the participant separates from service with the employer who provided the funds or the plan is terminated.


I-2 Appendix IX: Tax-sheltered Annuity Contracts (TSAs)
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In this case, the participant may have to include the unpaid amount due as ordinary income. In addition, the 10% early distribution penalty tax may apply. The amount of the unpaid loan balance is reported to the IRS on Form 1099-R as a distribution. For purposes of calculating any subsequent loans which may be made under any plan of the same employer, a defaulted loan which has not been fully repaid is treated as still outstanding, even after the default is reported to the IRS on Form 1099-R. The amount treated as still outstanding (which limits subsequent loans) includes interest accruing on the unpaid balance.

TAX-DEFERRED ROLLOVERS AND FUNDING VEHICLE TRANSFERS. You may roll over an "eligible rollover distribution" from a 403(b) annuity contract into another eligible retirement plan which agrees to accept the rollover. The rollover may be a direct rollover or one you do yourself within 60 days after you receive the distribution. To the extent rolled over, a distribution remains tax-deferred.

You may roll over a distribution from a 403(b) annuity contract to any of the following: another 403(b) plan funding vehicle, a qualified plan, a governmental employer 457(b) plan (separate accounting required) or a traditional IRA. A spousal beneficiary may also roll over death benefits as above. A non-spousal death beneficiary may be able to directly roll over death benefits to a new inherited IRA under certain circumstances. An Accumulator(R) Select(SM) IRA contract is not available for purchase by a non-spousal death beneficiary direct rollover.

Distributions from a 403(b) annuity contract can be rolled over to a Roth IRA. Such conversion rollover transactions are taxable. Any taxable portion of the amount rolled over will be taxed at the time of the rollover.

The taxable portion of most distributions will be eligible for rollover, except as specifically excluded under federal income tax rules. Distributions that you cannot roll over generally include periodic payments for life or for a period of 10 years or more, hardship withdrawals and required minimum distributions under federal income tax rules.

Direct transfers from one 403(b) annuity contract to another (whether under a plan-to-plan transfer, or contract exchange under the same 403(b) plan, are not distributions.

REQUIRED MINIMUM DISTRIBUTIONS

The required minimum distribution rules applicable to 403(b) annuity contracts are generally the same as those applicable to traditional IRAs described in the "Tax Information" section of the Prospectus with these differences:

WHEN YOU HAVE TO TAKE THE FIRST REQUIRED MINIMUM DISTRIBUTION.

The minimum distribution rules force 403(b) plan participants to start calculating and taking annual distributions from their 403(b) annuity contracts by a required date. Generally, you must take the first required minimum distribution for the calendar year in which you turn age 70-1/2. You may be able to delay the start of required minimum distributions for all or part of your account balance until after age 70-1/2, as follows:

  o For 403(b) plan participants who have not retired from service with the employer maintaining the 403(b) plan by the calendar year the par ticipant turns age 70-1/2, the required beginning date for minimum distributions is extended to April 1 following the calendar year of retirement.

  o 403(b) plan participants may also delay the start of required minimum distributions to age 75 for the portion of their account value attrib utable to their December 31, 1986 TSA contract account balance, even if retired at age 70-1/2. We will know whether or not you qualify for this exception because it only applies to individuals who established their Accumulator(R) Select(SM) Rollover TSA contract by direct Revenue Ruling 90-24 transfer prior to September 25, 2007, or by a contract exchange or a plan-to-plan exchange approved under the employer's plan after that date. If you do not give us the amount of your December 31, 1986, account balance that is being transferred to the Accumulator(R) Select(SM) Rollover TSA contract on the form used to establish the TSA contract, you do not qualify.

SPOUSAL CONSENT RULES

Your employer will tell us on the form used to establish the TSA contract whether or not you need to get spousal consent for loans, withdrawals or other distributions. If you do, you will need such consent if you are married when you request a withdrawal under the TSA contract. In addition, unless you elect otherwise with the written consent of your spouse, the retirement benefits payable under the plan must be paid in the form of a qualified joint and survivor annuity. A qualified joint and survivor annuity is payable for the life of the annuitant with a survivor annuity for the life of the spouse in an amount not less than one-half of the amount payable to the annuitant during his or her lifetime. In addition, if you are married, the beneficiary must be your spouse, unless your spouse consents in writing to the designation of another beneficiary.

If you are married and you die before annuity payments have begun, payments will be made to your surviving spouse in the form of a life annuity unless at the time of your death a contrary election was in effect. However, your surviving spouse may elect, before payments begin, to receive payments in any form permitted under the terms of the TSA contract and the plan of the employer who provided the funds for the TSA contract.

EARLY DISTRIBUTION PENALTY TAX

A penalty tax of 10% of the taxable portion of a distribution applies to distributions from a TSA contract before you reach age 59-1/2. This is in addition to any income tax. There are exceptions to the extra penalty tax. Some of the available exceptions to the pre-age 59-1/2 penalty tax include distributions made:


                         Appendix IX: Tax-sheltered Annuity Contracts (TSAs) I-3
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o on or after your death; or

o because you are disabled (special federal income tax definition); or

o to pay for certain extraordinary medical expenses (special federal income tax definition); or

o in any form of payout after you have separated from service (only if the separation occurs during or after the calendar year you reach age 55); or

o in a payout in the form of substantially equal periodic payments made at least annually over your life (or your life expectancy), or over the joint lives of you and your beneficiary (or your joint life expectancies) using an IRS-approved distribution method (only after you have separated from service at any age).


I-4 Appendix IX : Tax-sheltered Annuity Contracts (TSAs)
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Statement of additional information

--------------------------------------------------------------------------------

TABLE OF CONTENTS

                                                                           Page

Who is AXA Equitable?                                                       2

Unit Values                                                                 2
Custodian and Independent Registered Public Accounting Firm                 2
Distribution of the Contracts                                               2
Financial Statements                                                        2


HOW TO OBTAIN AN ACCUMULATOR(R) SELECT(SM) STATEMENT OF ADDITIONAL INFORMATION FOR SEPARATE ACCOUNT NO. 49

Send this request form to:
 Accumulator(R) Select(SM)
 P.O. Box 1547 Secaucus, NJ 07096-1547

.................................................................................


Please send me an Accumulator(R) Select(SM) SAI for SEPARATE ACCOUNT NO. 49 dated May 1, 2010.


--------------------------------------------------------------------------------
Name

--------------------------------------------------------------------------------
Address

--------------------------------------------------------------------------------
City                 State                  Zip


                                                    x02996/Select '02/'04 Series


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Income Manager(R)
Payout annuity contracts


PROSPECTUS DATED MAY 1, 2010


Please read and keep this prospectus for future reference. It contains important information that you should know before purchasing or taking any other action under your contract. This Prospectus supersedes all prior Prospectuses and supplements.

--------------------------------------------------------------------------------

WHAT IS INCOME MANAGER(R)?

Income Manager(R) contracts are payout annuity contracts issued by AXA EQUITABLE LIFE INSURANCE COMPANY. They are designed to provide retirement income. We offer two versions of the Income Manager(R) payout annuity contract from which you may choose to receive your retirement income. You may choose to receive income payable for a specified period ("period certain"). Or, you may choose to receive lifetime income payable for at least a specified period ("life annuity with a period certain"). Under the life annuity with a period certain contract, you may choose whether payments are made on a single life or a joint and survivor life basis. In certain circumstances, the forms of annuity available under your Income Manager(R) contract may be limited.

This Prospectus is not your contract. Your contract and any endorsements, riders and data pages as identified in your contract are the entire contract between you and AXA Equitable and governs with respect to all features, benefits, rights and obligations. The description of the contract's provisions in this Prospectus is current as of the date of this Prospectus; however, because certain provisions may be changed after the date of this Prospectus in accordance with the contract, the description of the contract's provisions in this Prospectus is qualified in its entirety by the terms of the actual contract. The contract should be read carefully. You have the right to cancel the contract within a certain number of days after receipt of the contract. You should read this Prospectus in conjunction with any applicable supplements. All optional features and benefits described in this Prospectus may not be available at the time you purchase the contract. We have the right to restrict availability of any optional feature or benefit. We can refuse to accept any application or contribution from you at any time, including after you purchase the contract.

TYPES OF CONTRACTS. We offer the contracts for use as:

o  A nonqualified annuity ("NQ") for after-tax contributions only.

o  A traditional individual retirement annuity ("IRA").

o A GMIB Income Manager(R) payout annuity issued upon exercise of the guaranteed minimum income benefit under an Accumulator(R) series contract ("GMIB Income Manager(R) contract"). A GMIB Income Manager(R) contract can be used as an NQ and a traditional IRA, as well as a Roth IRA contract ("Roth IRA").

Generally, a contribution of at least $10,000 is required to purchase a contract.

FIXED MATURITY OPTIONS. We allocate your contributions to a series of fixed maturity options to provide your income payments during the period certain. Amounts allocated to each fixed maturity option will receive a fixed rate of interest during the period certain. Interest is earned at a guaranteed rate we set ("rate to maturity"). We make a market value adjustment (up or down) if you make a withdrawal from a fixed maturity option before its maturity date.

Registration statements relating to this offering have been filed with the Securities and Exchange Commission ("SEC"). This prospectus can be obtained from the SEC's website at www.sec.gov.



THE SEC HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE CONTRACTS ARE NOT INSURED BY THE FDIC OR ANY OTHER AGENCY. THEY ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK AND ARE NOT BANK GUARANTEED. THEY ARE SUBJECT TO INVESTMENT RISKS AND POSSIBLE LOSS OF PRINCIPAL.


                                                                          x02985

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Contents of this prospectus

--------------------------------------------------------------------------------
INCOME MANAGER(R)
--------------------------------------------------------------------------------
Index of key words and phrases                                               4
Who is AXA Equitable?                                                        5
How to reach us                                                              6
Income Manager(R) at a glance -- key features                                7


--------------------------------------------------------------------------------
1. CONTRACT FEATURES AND BENEFITS                                            9
--------------------------------------------------------------------------------
How you can purchase and contribute to your contract                         9
Source of contributions (not applicable to GMIB Income
     Manager(R) contract)                                                    9
Owner and annuitant requirements                                             9
What are your investments under the contract?                                9
What are your contract choices?                                             10
Life annuity with a period certain contract                                 10
Period certain contract (not available if you are purchasing
     a GMIB Income Manager(R) contract)                                     15


--------------------------------------------------------------------------------
2. OTHER BENEFITS AND FEATURES OF THE CONTRACTS                             17
--------------------------------------------------------------------------------
How you can make your contributions                                         17
Your right to cancel within a certain number of days                        17
Surrendering your contract to receive its cash value                        17
When to expect payments                                                     18


--------------------------------------------------------------------------------
3. CHARGES                                                                  19
--------------------------------------------------------------------------------
Withdrawal charges                                                          19
Amounts applied from other contracts issued by AXA Equitable                19
Charges for state premium and other applicable taxes                        19
Group or sponsored arrangements                                             19
Other distribution arrangements                                             20


--------------------------------------------------------------------------------
4. PAYMENT OF DEATH BENEFIT                                                 21
--------------------------------------------------------------------------------
Your beneficiary                                                            21
Your annuity payout options (not including GMIB Income
     Manager(R) contracts)                                                  21


----------------------
"We," "our" and "us" refer to AXA Equitable. "Financial professional" means the registered representative who is offering you the contract.

When we use the word "contract" it also includes certificates that are issued under group contracts in some states.

When we address the reader of this prospectus with words such as "you" and "your," we mean the person who has the right or responsibility that the prospectus is discussing at that point. This is usually the contract owner.


2  Contents of this prospectus
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--------------------------------------------------------------------------------
5. TAX INFORMATION                                                          22
--------------------------------------------------------------------------------

Overview                                                                    22

Taxation of nonqualified annuities                                          22
Special rules for NQ contracts issued in Puerto Rico                        23
Individual retirement arrangements ("IRAs")                                 23
Traditional individual retirement annuities ("traditional IRAs")            24
Federal and state income tax withholding and information reporting          29


--------------------------------------------------------------------------------
6. MORE INFORMATION                                                         30
--------------------------------------------------------------------------------
About our fixed maturity options                                            30
About the separate account for the fixed maturity options                   30
About our general account                                                   30
Other methods of payment                                                    31
About payments under period certain contracts                               31
Dates and prices at which contract events occur                             31
Statutory compliance                                                        31
About legal proceedings                                                     31
Transfers of ownership, collateral assignments, loans, and borrowing        31

Distribution of the contracts                                               32



--------------------------------------------------------------------------------
7. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                          34
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
APPENDIX: MARKET VALUE ADJUSTMENT
     EXAMPLE                                                               A-1
--------------------------------------------------------------------------------

                                                  Contents of this prospectus  3
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Index of key words and phrases

--------------------------------------------------------------------------------

This index should help you locate more information on the terms used in this prospectus.


                                                PAGE
   account value                                  14
   annuitant                                       9
   beneficiary                                    21
   business day                                   17
   cash value                                     17
   contract date                                   8
   contract date anniversary                       8
   contract year                                   8
   contribution                                    9
   deferral period                                12
   fixed maturity amount                           9
   fixed maturity options                      cover
   IRA                                         cover
   IRS                                            22
   joint and survivor                             11
   joint owners                                    9
   life annuity with a period certain             10
   life contingent annuity                        11
   market adjusted amount                         10
   market value adjustment                        10
   maturity value                                 10
   off maturity date                              10
   NQ                                          cover
   payout options                                 21
   period certain                                 10
   Processing Office                               6
   rate to maturity                               10
   Roth IRA                                    cover
   SEC                                         cover
   separate account                               30
   single life                                    10
   traditional IRA                             cover


To make this prospectus easier to read, we sometimes use different words than in the contract or supplemental materials. This is illustrated below. Although we use different words, they have the same meaning in the prospectus as in the contract or supplemental materials. Your financial professional can provide further explanation about your contract.



--------------------------------------------------------------------------------
PROSPECTUS                     CONTRACT OR SUPPLEMENTAL MATERIALS
--------------------------------------------------------------------------------
fixed maturity amount          Guaranteed Period Amount
fixed maturity options         Guarantee Periods
                               (Guaranteed Interest Rate Options ("GIRO's") in
                               supplemental materials)
off maturity date payments     Modal Payment Portion
market adjusted amount         annuity account value
maturity date                  Expiration Date
rate to maturity               Guaranteed Rate
--------------------------------------------------------------------------------

4 Index of key words and phrases
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Who is AXA Equitable?

--------------------------------------------------------------------------------


We are AXA Equitable Life Insurance Company ("AXA Equitable"), a New York stock life insurance corporation. We have been doing business since 1859. AXA Equitable is an indirect, wholly-owned subsidiary of AXA Financial, Inc., a holding company, which is itself an indirect, wholly-owned subsidiary of AXA SA ("AXA"). AXA is a French holding company for an international group of insurance and related financial services companies. As the ultimate sole shareholder of AXA Equitable, and under its other arrangements with AXA Equitable and AXA Equitable's parent, AXA exercises significant influence over the operations and capital structure of AXA Equitable and its parent. AXA holds its interest in AXA Equitable through a number of other intermediate holding companies, including Oudinot Participations, AXA America Holdings, Inc. and AXA Equitable Financial Services, LLC. AXA Equitable is obligated to pay all amounts that are promised to be paid under the contracts. No company other than AXA Equitable, however, has any legal responsibility to pay amounts that AXA Equitable owes under the contracts.

AXA Financial, Inc. and its consolidated subsidiaries managed approximately $581.2 billion in assets as of December 31, 2009. For more than 150 years AXA Equitable has been among the largest insurance companies in the United States. We are licensed to sell life insurance and annuities in all fifty states, the District of Columbia, Puerto Rico, and the U.S. Virgin Islands. Our home office is located at 1290 Avenue of the Americas, New York, NY 10104.



                                                        Who is AXA Equitable?  5
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HOW TO REACH US

Please communicate with us at the mailing addresses listed below for the purposes described. Certain methods of contacting us, such as by telephone or electronically, may be unavailable or delayed. For example, our facsimile service may not be available at all times and/or we may be unavailable due to emergency closing. In addition, the level and type of service available may be restricted based on criteria established by us. In order to avoid delays in processing, please send your correspondence and check to the appropriate location, as follows:


--------------------------------------------------------------------------------
FOR CORRESPONDENCE WITH CHECKS:
--------------------------------------------------------------------------------

FOR CONTRIBUTIONS SENT BY REGULAR MAIL:
     Income Manager(R)
     P.O. Box 1577
     Secaucus, NJ 07096-1577


FOR CONTRIBUTIONS SENT BY EXPRESS DELIVERY:
     Income Manager(R)
     500 Plaza Drive, 6th Floor
     Secaucus, NJ 07094


--------------------------------------------------------------------------------
FOR CORRESPONDENCE WITHOUT CHECKS:
--------------------------------------------------------------------------------

FOR ALL OTHER COMMUNICATIONS (E.G., REQUESTS FOR WITHDRAWALS OR REQUIRED NOTICES) SENT BY REGULAR MAIL:
     Income Manager(R)
     P.O. Box 1547
     Secaucus, NJ 07096-1547


FOR ALL OTHER COMMUNICATIONS (E.G., REQUESTS FOR WITHDRAWALS OR REQUIRED NOTICES) SENT BY EXPRESS DELIVERY:

     Income Manager(R)
     500 Plaza Drive, 6th Floor
     Secaucus, NJ 07094


Your correspondence will be picked up at the mailing address noted above and delivered to our processing office. Your correspondence, however, is not considered received by us until it is received at our processing office. Where this Prospectus refers to the day when we receive a contribution, request, election, notice or any other transaction request from you, we mean the day on which that item (or the last thing necessary for us to process that item) arrives in complete and proper form at our processing office or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives (1) on a day that is not a business day or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day. Our processing office is: 500 Plaza Drive, 6th Floor, Secaucus, New Jersey 07094.


--------------------------------------------------------------------------------
CUSTOMER SERVICE REPRESENTATIVES:
--------------------------------------------------------------------------------

You may also use our toll-free number (1-800-789-7771) to speak with one of our customer service representatives. Our customer service representatives are available on each business day from 8:30 a.m. until 5:30 p.m., Eastern Time.


--------------------------------------------------------------------------------
REPORTS WE PROVIDE:
--------------------------------------------------------------------------------

o Statement of your contract values at the close of each calendar year and any calendar quarter in which there was a financial transaction; and

o  Written confirmation of financial transactions.

You should send all contributions, required notices, and requests to exercise any of your rights or privileges to our Processing Office at the address above.


WE HAVE SPECIFIC FORMS THAT WE RECOMMEND YOU USE FOR THE FOLLOWING TYPES OF
REQUESTS:

(1) address changes;

(2) beneficiary changes;

(3) withdrawal requests; and

(4) contract surrender.

You must sign and date all these requests. Any written request that is not on one of our forms must include your name and your contract number along with adequate details about the notice you wish to give or the action you wish us to take.


SIGNATURES:

The proper person to sign forms, notices and requests is normally the owner. If there are joint owners, both must sign.


6  Who is AXA Equitable?

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Income Manager(R) at a glance -- key features


--------------------------------------------------------------------------------
                                           INCOME MANAGER(R)
                                           (LIFE ANNUITY WITH
                                           A PERIOD CERTAIN)
--------------------------------------------------------------------------------
INCOME PAYMENTS                 NQ -- Level or increasing payments.

                                IRA -- Level payments only.

--------------------------------------------------------------------------------
PERIOD CERTAIN                  You will receive payments for periods
                                ranging from 7 to 15 years depending on
                                the age of the annuitant.
--------------------------------------------------------------------------------
FORM OF PAYMENT AVAILABLE       Single life or joint and survivor.
--------------------------------------------------------------------------------
PAYMENTS AFTER THE END OF THE   Payments continue while the
PERIOD CERTAIN                  annuitant or joint annuitant is living.
--------------------------------------------------------------------------------
CONTRIBUTION AMOUNTS:
  INITIAL MINIMUM:              o $10,000

  ADDITIONAL MINIMUM:           o $1,000 (subject to restrictions)

                                Maximum contribution limitations
                                apply to all contracts.
                                ------------------------------------------------
                                Upon advance notice to you, we may exercise
                                certain rights we have under the contract
                                regarding contributions, including
                                our rights to (i) change minimum and maximum
                                contribution requirements and limitations,
                                and (ii) discontinue acceptance
                                of contributions. For more information,
                                please see "How you can purchase and
                                contribute to your contract" in "Contract
                                features and benefits" later in this
                                Prospectus.
--------------------------------------------------------------------------------
FIXED MATURITY OPTIONS          o Up to 15 fixed maturity options with
                                  maturities generally ranging from
                                  approximately 1 to 15 years.

                                o Each fixed maturity option offers a
                                  guarantee of principal and interest rate if you hold it to maturity.

                                o Principal guarantees.
                                  -- If you make withdrawals from a fixed
                                     maturity option before maturity, there will
                                     be a market value adjustment due to
                                     differences in interest rates. If you
                                     withdraw only a portion of a fixed maturity
                                     amount, this may increase or decrease any
                                     value you have left in that fixed maturity
                                     option. If you surrender your contract, a
                                     market value adjustment may also apply.
--------------------------------------------------------------------------------
TAXES                           Generally, earnings will be taxed at your
                                ordinary income tax rate when distributions
                                are made from your contract.

                                o NQ -- A portion of each payment is
                                  generally not considered taxable income
                                  until you have received a tax-free recovery of your investment in the contract.

                                o IRA -- Generally, all amounts distributed
                                  from a traditional IRA are taxable. Amounts
                                  distributed from a Roth IRA are
                                  generally taxable on an income-last basis
                                  and may be eligible for tax-free treatment
                                  under certain circumstances.
                                ------------------------------------------------
                                The contract is intended to be a payout annuity.
                                However, there may be some instances where you
                                can delay beginning payments, so IRS rules
                                governing deferred annuity payments could apply.
--------------------------------------------------------------------------------
DEATH BENEFIT                   A death benefit is provided if the
                                annuitant dies before the first
                                payment is made or if a single sum is
                                elected within one year following the
                                annuitant's death. There is no death
                                benefit if the annuitant dies after the
                                certain period.
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
                                          INCOME MANAGER(R)                             GMIB INCOME
                                           (PERIOD CERTAIN)                          MANAGER(R) CONTRACT
-------------------------------------------------------------------------------------------------------------------------
INCOME PAYMENTS                 NQ and IRA -- Level payments only.            NQ and IRA (traditional and Roth) --
                                                                              Level payments only.

                                                                              o Certain NQ and IRA contracts may
                                                                                be eligible for increasing payments.
-------------------------------------------------------------------------------------------------------------------------
PERIOD CERTAIN                  You will receive payments for periods         o Generally, you will receive at least
                                ranging from 7 to 15 years depending on         10 years of payments. Depending
                                the age of the annuitant.                       on the annuitant's age at GMIB
                                                                                exercise and the issue date and
                                                                                type of your Accumulator(R) contract,
                                                                                the period may be longer or shorter.

                                                                              o The period certain is specified in
                                                                                your Accumulator(R) contract and
                                                                                cannot be changed.
-------------------------------------------------------------------------------------------------------------------------
FORM OF PAYMENT AVAILABLE       Single life only.                             Single life or joint and survivor.
-------------------------------------------------------------------------------------------------------------------------
PAYMENTS AFTER THE END OF THE   None                                          Payments continue while the
PERIOD CERTAIN                                                                annuitant or joint annuitant is living.
-------------------------------------------------------------------------------------------------------------------------
CONTRIBUTION AMOUNTS:                                                         THE ANNUITY ACCOUNT VALUE APPLIED
 INITIAL MINIMUM:               o $10,000                                     from your Accumulator(R) series
                                                                              contract upon GMIB exercise.
 ADDITIONAL MINIMUM:            o Not permitted                               Additional contributions are not
                                                                              permitted.
                                Maximum contribution limitations
                                apply to all contracts.

                                -----------------------------------------------------------------------------------------
                                Upon advance notice to you, we may exercise certain rights we have under the contract regarding contributions, including our rights to (i) change minimum and maximum contribution requirements and limitations, and (ii) discontinue acceptance of contributions. For more information, please see "How you can purchase and contribute to your contract" in "Contract features and benefits" later in this Prospectus.
-------------------------------------------------------------------------------------------------------------------------
FIXED MATURITY OPTIONS          o Up to 15 fixed maturity options with             o Up to 15 fixed maturity options with
                                  maturities generally ranging from                  maturities generally ranging from
                                  approximately 1 to 15 years.                       approximately 1 to 15 years.

                                o Each fixed maturity option offers a         o Each fixed maturity option offers a
                                  guarantee of principal and interest           guarantee of principal and interest
                                  rate if you hold it to maturity.              rate if you hold it to maturity.

                                o Principal guarantees.                       o Principal guarantees.
                                  -- If you make withdrawals from a             -- If you make withdrawals from a
                                     fixed maturity option before                  fixed maturity option before
                                     maturity, there will be a market              maturity, there will be a market
                                     value adjustment due to                       value adjustment due to
                                     differences in interest rates. If             differences in interest rates. If
                                     you withdraw only a portion of a              you withdraw only a portion of a
                                     fixed maturity amount, this may               fixed maturity amount, this may
                                     increase or decrease any value you            increase or decrease any value you
                                     have left in that fixed maturity              have left in that fixed maturity
                                     option. If you surrender your                 option. If you surrender your
                                     contract, a market value adjust-              contract, a market value adjust-
                                     ment may also apply.                          ment may also apply.
--------------------------------------------------------------------------------------------------------------------------
TAXES                           Generally, earnings will be taxed at your     Generally, earnings will be taxed at your
                                ordinary income tax rate when distributions   ordinary income tax rate when distributions
                                are made from your contract.                  are made from your contract.

                                o NQ -- A portion of each payment is          o NQ -- A portion of each payment is
                                  generally not considered taxable income       generally not considered taxable income
                                  until you have received a tax-free            until you have received a tax-free
                                  recovery of your investment in the            recovery of your investment in the
                                  contract.                                     contract.

                                o IRA -- Generally, all amounts distribu-     o IRA -- Generally, all amounts distribu-
                                  ted from a traditional IRA are taxable.       ted from a traditional IRA are taxable.
                                  Amounts distributed from a Roth IRA are       Amounts distributed from a Roth IRA are
                                  generally taxable on an income-last basis     generally taxable on an income-last basis
                                  and may be eligible for tax-free treatment    and may be eligible for tax-free treatment
                                  under certain circumstances.                  under certain circumstances.
                                -------------------------------------------------------------------------------------------
                                The contract is intended to be a payout       The contract is intended to be a payout
                                annuity. However, there may be some           annuity. However, there may be some
                                instances where you can delay beginning       instances where you can delay beginning
                                payments, so IRS rules governing deferred     payments, so IRS rules governing deferred
                                annuity payments could apply.                 annuity payments could apply.
---------------------------------------------------------------------------------------------------------------------------
DEATH BENEFIT                   A death benefit is provided if the            A death benefit is provided if the
                                annuitant dies before the end of the          annuitant dies or if a single sum is
                                period certain.                               elected within one year following the
                                                                              annuitant's death. There is no death
                                                                              benefit if the annuitant dies after the
                                                                              certain period.
---------------------------------------------------------------------------------------------------------------------------

                                 Income Manager(R) at a glance -- key features 7
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
--------------------------------------------------------------------------------
                                              INCOME MANAGER(R)
                                              (LIFE ANNUITY WITH
                                              A PERIOD CERTAIN)
--------------------------------------------------------------------------------
ACCESS TO YOUR MONEY DURING       o Withdrawals (no withdrawals
THE PERIOD CERTAIN                  permitted during the first contract
                                    year).
                                  o Contract surrender.

                                  You may also incur income tax and a
                                  penalty tax.

                                  You cannot take a withdrawal from,
                                  or surrender, your life contingent
                                  annuity.

                                  Withdrawals are subject to market
                                  value adjustment and may reduce your
                                  remaining payments and shorten any
                                  remaining certain period. The
                                  payment start date under the life
                                  contingent annuity will be earlier.
--------------------------------------------------------------------------------
CHARGES                           o We deduct a charge designed to
                                    approximate certain taxes that may
                                    be imposed upon us, such as
                                    premium taxes in your state. We
                                    deduct this charge from your
                                    contributions.
                                  o During the first seven contract
                                    years following a contribution, a
                                    charge will be deducted from amounts
                                    that you withdraw that exceed 10% of
                                    your account value. We use the
                                    account value at the beginning of
                                    each contract year to calculate the
                                    10% amount available. The charge
                                    begins at 7% in the first contract
                                    year following a contribution. It
                                    declines each year to 1% in the
                                    seventh contract year. There is no
                                    withdrawal charge in the eighth
                                    and later contract years following a
                                    contribution.
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                          INCOME MANAGER(R)                                    GMIB INCOME
                                           (PERIOD CERTAIN)                                MANAGER(R) CONTRACT
------------------------------------------------------------------------------------------------------------------------------------
ACCESS TO YOUR MONEY DURING     o Withdrawals (no withdrawals                   o Withdrawals (no withdrawals
THE PERIOD CERTAIN                permitted during the first contract             permitted during the first contract
                                  year).                                          year).
                                o Contract surrender.                           o Contract surrender.

                                You may also incur income tax and a             You may also incur income tax and a penalty tax.
                                penalty tax.
                                                                                You cannot take a withdrawal from, or surrender
                                A market value adjustment may apply.            your life contingent annuity.

                                                                                Withdrawals are subject to market value adjustment
                                                                                and may reduce your remaining payments and shorten
                                                                                any remaining certain period. The payment start date
                                                                                under the life contingent annuity will be earlier.
------------------------------------------------------------------------------------------------------------------------------------
CHARGES                         o We deduct a charge designed to                o We deduct a charge designed to approximate
                                  approximate certain taxes that may              certain taxes that may be imposed upon us, such
                                  be imposed upon us, such as                     as certain premium taxes in your state. We deduct
                                  premium taxes in your state. We                 this charge only to the extent that the annual
                                  deduct this charge from your                    income provided by the contract after the
                                  contributions.                                  deduction is at least equal to the income that
                                                                                  would be provided by the application of your
                                o During the first seven contract                 Accumulator(R) Benefit Base to guaranteed GMIB
                                  years, a charge will be deducted                annuity purchase factors.
                                  from amounts that you withdraw.
                                  The charge begins at 7% in the first          o There is no charge on amounts you withdraw.
                                  contract year. It declines each year
                                  to 1% in the seventh contract year.
                                  There is no withdrawal charge in
                                  the eighth and later contract years.

                                o There is no free withdrawal
                                  amount.
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
The "contract date" is the effective date of a contract. This usually is the business day we receive the properly completed and signed application, along with any other required documents, and your initial contribution. Your contract date will be shown in your contract. The 12-month period beginning on your contract date and each 12-month period after that date is a "contract year."
The end of each 12-month period is your "contract date anniversary."
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
ANNUITANT                       NQ and IRA level payments: 45 - 83        59-1/2 - 78       For contracts purchased in connection
ISSUE AGES                      NQ increasing payments: 53-1/2 - 83                         with the proceeds of an Accumulator(R)
                                Different ages may apply depending                          series contract that was issued:*
                                on when annuity payments start.                             pre-May 1997: 60-83
                                                                                            May 1997 - pre-May 1999: 35-90
                                                                                            May 1999 - March 2000: 35-83
                                                                                            March 2000 and later: 35-85
                                                                                            * Actual available issue ages vary
                                                                                              depending on your Accumulator(R)
                                                                                              series contract and the annuitant's
                                                                                              age at the time of its issue.
------------------------------------------------------------------------------------------------------------------------------------

THE TABLE ABOVE SUMMARIZES ONLY CERTAIN CURRENT KEY FEATURES AND BENEFITS OF THE CONTRACT. THE TABLE ALSO SUMMARIZES CERTAIN CURRENT LIMITATIONS, RESTRICTIONS AND EXCEPTIONS TO THOSE FEATURES AND BENEFITS THAT WE HAVE THE RIGHT TO IMPOSE UNDER THE CONTRACT AND THAT ARE SUBJECT TO CHANGE IN THE FUTURE. IN SOME CASES, OTHER LIMITATIONS, RESTRICTIONS AND EXCEPTIONS MAY APPLY. THE CONTRACT MAY NOT CURRENTLY BE AVAILABLE IN ALL STATES. CERTAIN FEATURES AND BENEFITS DESCRIBED IN THIS PROSPECTUS MAY VARY IN YOUR STATE; ALL FEATURES AND BENEFITS MAY NOT BE AVAILABLE IN ALL CONTRACTS, IN ALL STATES OR FROM ALL SELLING BROKER-DEALERS.

For more detailed information we urge you to read the contents of this prospectus, as well as your contract. This Prospectus is not your contract. Your contract and any endorsements, riders and data pages are the entire contract between you and AXA Equitable and governs with respect to all features, benefits, rights and obligations. The contract should be read carefully before investing. Please feel free to speak with your financial professional, or call us, if you have any questions. If for any reason you are not satisfied with your contract, you may return it to us for a refund within a certain number of days. Please see "Your right to cancel within a certain number of days" later in this Prospectus for additional information.


8 Income Manager(R) at a glance -- key features
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1. Contract features and benefits

--------------------------------------------------------------------------------

HOW YOU CAN PURCHASE AND CONTRIBUTE TO YOUR CONTRACT

o For GMIB Income Manager(R) contracts, you can only purchase a contract by exercising your GMIB benefit in accordance with your Accumulator(R) series contract, even if the Accumulator(R) account value is less than $10,000; no additional contributions are permitted.

o For all other contracts, you may purchase your contract by making payments to us we call "contributions." We can refuse to accept any application or contribution from you at any time, including after you purchase the contract. We require a contribution of at least $10,000 for you to purchase a contract. Under life annuity with a period certain contracts, you may currently make additional contributions subject to the limitations as described under "Additional contributions" later in this Prospectus.

Upon advance notice to you, we may exercise certain rights we have under the contract regarding contributions, including our rights to (i) change minimum and maximum contribution requirements and limitations, and (ii) discontinue acceptance of contributions.

--------------------------------------------------------------------------------
We reserve the right to change our current limitations on your contributions and to discontinue acceptance of contributions.
--------------------------------------------------------------------------------

SOURCE OF CONTRIBUTIONS (NOT APPLICABLE TO GMIB INCOME MANAGER(R) CONTRACT)

NQ CONTRACTS. We will accept only contributions made with after-tax money. You may make your contributions by check or by transfer of your entire contract value in an intended tax-free exchange under Section 1035 of the Internal Revenue Code.

TRADITIONAL IRA CONTRACTS. Contributions may be made from:

o Eligible rollover distributions from 403(b) plans, qualified plans, and governmental employer 457(b) or "EDC" plans.

o  Rollovers from another traditional individual retirement arrangement.

o Direct custodian-to-custodian transfers from another traditional individual retirement arrangement.

See "Tax information" later in this Prospectus for a more detailed discussion of sources of contributions and contribution limitations. Please review your contract for information on contribution limitations. We currently do not accept any contribution if: (i) the aggregate contributions under one or more Income Manager(R) series contracts with the same owner or annuitant would then total more than $1,500,000 ($500,000 for the same owner or annuitant who is age 81 and older at contract issue); or (ii) the aggregate contributions under all AXA Equitable annuity payout contracts with the same owner or annuitant would then total more than $2,500,000. We may waive these and other contribution limitations based on certain criteria that we determine, including elected benefits, issue age, aggregate contributions, variable investment option allocations and selling broker-dealer compensation.

For information on when contributions are credited see "Dates and prices at which contract events occur" later in this Prospectus.


OWNER AND ANNUITANT REQUIREMENTS

NQ CONTRACTS. The annuitant can be different from the contract owner. A joint owner may also be named provided each owner is of legal age. Only natural persons can be joint owners. This means that an entity such as a corporation or a trust cannot be a joint owner.

--------------------------------------------------------------------------------
The "annuitant" is the person who is the measuring life for determining contract benefits. The annuitant is not necessarily the contract owner.

For Income Manager(R) contracts only, where payments have not started; if you are not the annuitant and you have not named a specific successor owner, the beneficiary will become the successor owner upon your death.

For GMIB Income Manager(R) contracts only, the owner and annuitant must be the same as under your Accumulator(R) series contract.
--------------------------------------------------------------------------------

IRA contracts. The owner and the annuitant must be the same person. Joint owners are not permitted. Your spouse may be named as joint annuitant. In some cases, an IRA contract may be held in a custodial individual retirement account for the benefit of the individual annuitant.


WHAT ARE YOUR INVESTMENTS UNDER THE CONTRACT?


FIXED MATURITY OPTIONS

To provide your income payments during the period certain, we allocate your contributions to fixed maturity options that mature in consecutive date order. When we allocate your contributions to the fixed maturity options they become part of a non-unitized separate account. They accumulate interest at a rate to maturity for each fixed maturity option. The total amount allocated to and accumulated in each fixed maturity option is called the "fixed maturity amount."

The rate to maturity you will receive for each fixed maturity amount is the interest rate in effect for new contributions allocated to that fixed maturity option on the date we apply your contribution. If you make any withdrawals from a fixed maturity option before the maturity date, we will make a market value adjustment that may increase or decrease any fixed maturity amount you have left in that fixed maturity option. We will discuss market value adjustment below and in greater detail under "More information" later in this Prospectus.

For applications we receive under certain types of transactions, we may offer you the opportunity to lock in rates to maturity on contributions.


                                               Contract features and benefits  9

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On the maturity date of each of your fixed maturity options, your fixed maturity amount (assuming you have not made any withdrawals) will equal amounts originally allocated to each fixed maturity option plus interest, at the rate to maturity for that contribution, to the date of calculation. This is the fixed maturity option's "maturity value." Before maturity, the current value we will report for your fixed maturity amount will reflect a market value adjustment. It will reflect the market value adjustment that we would make if you were to withdraw all of your fixed maturity amount on the date of the report. We call this your "market adjusted amount."

RATES TO MATURITY AND PRICE PER $100 OF MATURITY VALUE. We can determine the amount required to be allocated to each fixed maturity option in order to produce specified maturity values. For example, we can tell you how much you need to allocate per $100 of maturity value.


Guaranteed rates to maturity for new allocations as of February 16, 2010 and the related price per $100 of maturity value were as follows:





--------------------------------------------------------
  FIXED MATURITY
   OPTIONS WITH
   FEBRUARY 15TH         RATE TO           PRICE
 MATURITY DATE OF     MATURITY AS OF     PER $100 OF
   MATURITY YEAR    FEBRUARY 16, 2010   MATURITY VALUE
--------------------------------------------------------
        2011            3.00%*            $ 97.10
        2012            3.00%*            $ 94.27
        2013            3.00%*            $ 91.51
        2014            3.00%*            $ 88.85
        2015            3.00%*            $ 86.26
        2016            3.00%*            $ 83.75
        2017            3.00%             $ 81.30
        2018            3.10%             $ 78.32
        2019            3.30%             $ 74.65
        2020            3.50%             $ 70.89
        2021            3.80%             $ 66.33
        2022            3.80%             $ 63.91
        2023            3.80%             $ 61.57
        2024            3.80%             $ 59.31
        2025            3.80%             $ 57.14
--------------------------------------------------------



* Since these rates to maturity are 3%, no amounts could have been allocated to these options.



MARKET VALUE ADJUSTMENT. If you make any withdrawals (including surrender of your contract or when we make deductions for withdrawal charges) from a fixed maturity option before it matures we will make a market value adjustment which will increase or decrease any fixed maturity amount you have in that fixed maturity option. The amount of the adjustment will depend on two factors:

(a) the difference between the rate to maturity that applies to the amount being withdrawn and the rate to maturity in effect at that time for new allocations to that same fixed maturity option; and

(b)  the length of time remaining until the maturity date.

In general, if interest rates rise from the time that we originally allocate an amount to a fixed maturity option to the time that you take a withdrawal, the market value adjustment will be negative. Likewise, if interest rates drop at the end of that time, the market value adjustment will be positive. Also, the amount of the market value adjustment, either up or down, will be greater the longer the time remaining until the fixed maturity option's maturity date. Therefore, it is possible that the market value adjustment could greatly reduce your value in the fixed maturity options, particularly in the fixed maturity options with later maturity dates.

We provide an explanation of how we calculate the market value adjustment, and information concerning our general account under "More information" later in this Prospectus. We provide an example of how we calculate the market value adjustment in the Appendix at the end of this Prospectus.


SEPARATE ACCOUNT FOR THE FIXED MATURITY OPTIONS

Amounts allocated to the fixed maturity options are held in a "nonunitized" separate account we have established under the New York Insurance Law. This separate account provides an additional measure of assurance that we will make full payment of amounts due under the fixed maturity options. We provide additional information about this separate account under "More information" later in this Prospectus.

OFF MATURITY DATE PAYMENTS. Generally, your payments will be made on February 15th as each fixed maturity option matures. You may instead choose to have your payments made in a month other than February. We refer to payments we make annually in any month other than February as well as monthly or quarterly payments, as payments made "off maturity dates." If you choose to have your payments made off maturity dates, we will be required to begin making your payments before the maturity date of a fixed maturity option. In planning for these payments we will allocate a portion of your initial contribution to the separate account, but not to the fixed maturity options contained in the separate account. We will credit these amounts with interest at rates that will not be less than 3%.

After that, as each fixed maturity option expires we will transfer your maturity value from the expired fixed maturity option and hold the maturity value in the separate account. We will credit interest to these amounts at the same rate as the rate to maturity that was credited in the expired fixed maturity option. These amounts will then be used to provide for payments off maturity dates during the period certain.

--------------------------------------------------------------------------------
Whether you choose monthly, quarterly, or annual payments, your payments will be made on the 15th day of the month.
--------------------------------------------------------------------------------

We will not make a market value adjustment to the amounts held in the separate account to provide for payments off maturity dates.


WHAT ARE YOUR CONTRACT CHOICES?

We offer two versions of the Income Manager(R) payout annuity contracts from which you may choose to receive your retirement income, a "life annuity with a period certain" and a "period certain" annuity. For GMIB Income Manager(R) contracts, a period certain annuity is not available. We discuss both versions below.


LIFE ANNUITY WITH A PERIOD CERTAIN CONTRACT

This payout annuity contract provides you with guaranteed payments during the period certain. When the period certain ends you will continue to receive payments for as long as an annuitant is living. Payments based solely on the life of one annuitant are called "single


10  Contract features and benefits
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life" payments. You may also elect to receive "joint and survivor" payments that are based on the lives of an annuitant and a joint annuitant. These payments will continue as long as one of the annuitants is living. Payments during the period certain are designed to pay out your entire account value by the end of the period certain.

For GMIB Income Manager(R) contracts, if the annuitant's age at issue is 90 and there is no joint annuitant younger than age 90, a period certain is not available. Instead, you will receive payments for the life of the annuitant, only.

--------------------------------------------------------------------------------
"Single life" payments are made to you as long as the annuitant is living. "Joint and survivor" payments continue as long as either annuitant is living. For IRA contracts, if you are married, the joint annuitant must be your spouse.

--------------------------------------------------------------------------------

For annuitant ages at which the contracts are available see the chart under "Your period certain" below.


ADDITIONAL CONTRIBUTIONS

If your annuity payments are set to begin on February 15, 2010 or later, and the annuitant is age 78 or younger, you may make additional contributions of at least $1,000 at any time up until 15 days before your payments actually begin. If the annuitant is over age 78 you can make additional contributions only during the first contract year.

Under IRA contracts we will accept additional contributions that are "regular" contributions, rollover contributions or direct transfers. Additional "regular" contributions may no longer be made after the year in which annuitant is age 70-1/2. If you make a direct transfer or rollover contribution after you turn age 70-1/2 you must have taken the required minimum distribution for the year before the contribution is applied to the contract. See "Tax information" later in this Prospectus.

If you are using the proceeds from another type of contract issued by us to purchase the contract, including a GMIB Income Manager(R) contract, you will not be permitted to make additional contributions.


HOW WE ALLOCATE YOUR CONTRIBUTIONS

We determine the allocation of your contributions based on a number of factors. They are:

o  the amount of your contribution;

o  the form of payments;

o the age and sex of the annuitant (and the age and sex of the joint annuitant, if joint and survivor annuity payments are elected);

o  the frequency of payments; and

o  the period certain.

We then allocate your initial contribution among the fixed maturity options, the separate account if we need to make payments to you off maturity dates, and the "life contingent annuity." We will allocate your additional contributions in the same manner. Additional contributions will increase the level of all future payments. You may not change this allocation.

--------------------------------------------------------------------------------
The life contingent annuity continues the payments after the period certain ends.
--------------------------------------------------------------------------------

PAYMENTS


NQ CONTRACTS. If you are age 45 (35 for GMIB Income Manager(R) contracts) or older, you may elect to receive level payments. You will receive level payments during the period certain and under the life contingent annuity. However, if you are younger than age 59-1/2, there are tax issues that you should consider before you purchase a contract. If you are age 53-1/2 or older you may instead elect to receive payments that increase. However, your payments may not start before you are age 59-1/2. Such payments will increase by 10% every three years during the period certain on each third anniversary of the date annuity payments begin. Deferral of payments is not available for GMIB Income Manager(R) contracts.

If you are using the proceeds from an Accumulator(R) series contract issued in May 1997 or later to purchase an NQ GMIB Income Manager(R) contract, only level payments are available.

After the end of the period certain, we will continue your payments under the life contingent annuity while the annuitant or joint annuitant is living. Payments continue throughout the annuitant's lifetime (or the lifetime of the joint annuitant, if joint and survivor payments are elected) on the same payment schedule (either monthly, quarterly, or annually) as the payments you received during the period certain.

--------------------------------------------------------------------------------
The portion of your contribution allocated to the life contingent annuity does not have a cash value or an account value and, therefore, does not provide for withdrawals or surrender.
--------------------------------------------------------------------------------

THERE IS NO DEATH BENEFIT PROVIDED UNDER THE LIFE CONTINGENT ANNUITY AND PAYMENTS ARE MADE TO YOU ONLY IF THE ANNUITANT (OR JOINT ANNUITANT) IS LIVING WHEN THE PAYMENTS ARE SCHEDULED TO BEGIN. THESE PAYMENTS ARE ONLY MADE DURING THE ANNUITANT'S LIFETIME AND, IF APPLICABLE, THE LIFETIME OF A JOINT ANNUITANT. THEREFORE, YOU SHOULD CONSIDER THE POSSIBILITY THAT NO PAYMENTS WILL BE MADE TO YOU UNDER THE LIFE CONTINGENT ANNUITY IF THE ANNUITANT (OR JOINT ANNUITANT) DOES NOT SURVIVE TO THE DATE PAYMENTS ARE TO BEGIN.

You may elect single life or joint and survivor payments. Joint and survivor payments are available on a 100%, one-half or two-thirds to survivor basis. If you elect increasing payments under NQ contracts, your first payment under the life contingent annuity will be 10% greater than the final payment under the period certain. After the period certain we will increase your payments annually on each anniversary of the payment start date under the life contingent annuity. We


                                              Contract features and benefits  11
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will base this increase on the annual increase in the Consumer Price Index, but it will never be greater than 3% per year.

IRA AND ROTH IRA GMIB CONTRACTS. Generally, only level payments are available under IRA contracts. You will receive level payments during the period certain and under the life contingent annuity. If you are using the proceeds from an Accumulator(R) series contract issued prior to May 1997 to purchase a GMIB Income Manager(R) contract (traditional or Roth IRA), both increasing and level payments are currently available, however, increasing payments may not comply with current treasury regulations. See "Required minimum distributions" under "Individual retirement arrangements" in "Tax information." Please consult your tax adviser. If you elect increasing payments, during the period certain, payments are designed to increase by 10% every three years on each third anniversary of the payment start date. After the end of the period certain, your first payment under the life contingent annuity will be 10% greater than the final payment made under the period certain. Thereafter, payments will increase annually on each anniversary of the payment start date under the life contingent annuity based on the annual increase, if any, in the Consumer Price Index, but in no event greater than 3% per year. For traditional IRA contracts, if at any time your payment would be less than the minimum amount required to be distributed under required minimum distribution rules, we will notify you of the difference. You will have the option to have an additional amount withdrawn from your contract. An adjustment will be made to future scheduled payments. Or, you may take the amount from other traditional IRA funds you may have.

MODE (FREQUENCY) OF PAYMENT

Under Income Manager(R) and GMIB Income Manager(R) contracts you may choose to receive payments monthly, quarterly or annually. Whether you choose monthly, quarterly or annual payments, you will usually begin receiving payments one payment period from the contract date, unless you elect otherwise as described under "Off maturity date payments" earlier in this Prospectus. Your payments will always be made on the 15th day of the month. For instance, if you choose annual payments, we make your first payment one year from the issue date of the Income Manager(R) contract. If you are at least age 59-1/2 you may elect to defer the date your payments will start. Generally, you may defer payments for a period of up to 72 months. This is called the deferral period. Deferral of the payment start date permits you to lock in rates at a time when you may consider current rates to be high, while permitting you to delay receiving payments if you have no immediate need to receive income under your contract. Deferral is not available under GMIB Income Manager(R) contracts or when the owner and annuitant are different under Income Manager(R) contracts, respectively.

--------------------------------------------------------------------------------
The deferral period together with the period certain may be referred to as a "liquidity period." Unlike traditional life annuities that provide periodic payments, you will be able to make withdrawals before the end of the period certain. You may also choose to surrender your contract for its cash value while keeping the life contingent annuity in effect.
--------------------------------------------------------------------------------

Before you decide to defer payments, you should consider the fact that the amount of income you purchase is based on the rates to maturity in effect on the date we allocate your contribution. Therefore, if rates rise during the deferral period, your payments may be less than they would have been if you had purchased a contract at a later date. Deferral of the payment start date is not available if the annuitant is older than age 80. Under IRA contracts, if your deferred payment start date is after you are age 70-1/2, you should consider the effect that deferral may have on your required minimum distributions. The ability to defer payments is not available in certain states. Please consult your financial professional for more information on the ability to defer payments in your state.


YOUR PERIOD CERTAIN

LEVEL PAYMENTS FOR NQ AND IRA INCOME MANAGER(R) CONTRACTS. Under level payments, you may select a period certain of not less than 7 years nor more than 15 years. The maximum period certain available based on the age of the annuitant when your Income Manager(R) contract is issued is as follows:


                                 NQ CONTRACTS

--------------------------------------------------------------------------------
     ANNUITANT'S AGE AT ISSUE*          MAXIMUM PERIOD CERTAIN
--------------------------------------------------------------------------------
         45 through 70                        15 years
--------------------------------------------------------------------------------
         71 through 75                    85 less age at issue
--------------------------------------------------------------------------------
         76 through 80                        10 years
--------------------------------------------------------------------------------
         81 through 83                    90 less age at issue
--------------------------------------------------------------------------------

                                 IRA CONTRACTS

--------------------------------------------------------------------------------
     ANNUITANT'S AGE AT ISSUE*          MAXIMUM PERIOD CERTAIN
--------------------------------------------------------------------------------
         45 through 70                        15 years
--------------------------------------------------------------------------------
         71 through 78                   85 less age at issue
--------------------------------------------------------------------------------
         79 through 83                         7 years
--------------------------------------------------------------------------------

LEVEL PAYMENTS FOR NQ GMIB, IRA GMIB AND ROTH IRA GMIB INCOME MANAGER(R) CONTRACTS. Under level payments for these contracts, you may select a period certain of not less than 7 years nor more than 10 years. The maximum period certain available based on the age of the annuitant when your GMIB Income Manager(R) contract is issued is shown in the tables below. However, if the annuitant's age at issue is age 84 or older, the only period certain available is defined in the chart below.


                      NQ GMIB INCOME MANAGER(R) CONTRACTS

--------------------------------------------------------------------------------
            CONTRACTS PURCHASED IN CONNECTION WITH THE PROCEEDS FROM
                  A PRE-MAY 1997 ACCUMULATOR(R) SERIES CONTRACT
--------------------------------------------------------------------------------
     ANNUITANT'S AGE AT ISSUE*          MAXIMUM PERIOD CERTAIN
--------------------------------------------------------------------------------
         60 through 80                         10 years
--------------------------------------------------------------------------------
         81 through 83                     90 less issue age
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
           CONTRACTS PURCHASED IN CONNECTION WITH THE PROCEEDS FROM A
              MAY 1997-PRE-MAY 1999 ACCUMULATOR(R) SERIES CONTRACT
--------------------------------------------------------------------------------
     ANNUITANT'S AGE AT ISSUE*          MAXIMUM PERIOD CERTAIN
--------------------------------------------------------------------------------
         35 through 80                         10 years
--------------------------------------------------------------------------------
         81 through 90                     90 less issue age
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
           CONTRACTS PURCHASED IN CONNECTION WITH THE PROCEEDS FROM A
             MAY 1999-PRE-MARCH 2000 ACCUMULATOR(R) SERIES CONTRACT
--------------------------------------------------------------------------------
     ANNUITANT'S AGE AT ISSUE*          MAXIMUM PERIOD CERTAIN
--------------------------------------------------------------------------------
         35 through 80                         10 years
--------------------------------------------------------------------------------
         81 through 83                    90 less issue age
--------------------------------------------------------------------------------

12  Contract features and benefits
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
--------------------------------------------------------------------------------
           CONTRACTS PURCHASED IN CONNECTION WITH THE PROCEEDS FROM A
                          MARCH 2000 AND LATER CONTRACT
--------------------------------------------------------------------------------
     ANNUITANT'S AGE AT ISSUE*          MAXIMUM PERIOD CERTAIN
--------------------------------------------------------------------------------
         35 through 80                         10 years
--------------------------------------------------------------------------------
         81 through 85                     90 less issue age
--------------------------------------------------------------------------------

               IRA AND ROTH IRA GMIB INCOME MANAGER(R) CONTRACTS

--------------------------------------------------------------------------------
           CONTRACTS PURCHASED IN CONNECTION WITH THE PROCEEDS FROM A
                   PRE-MAY 1997 ACCUMULATOR(R) SERIES CONTRACT
--------------------------------------------------------------------------------
     ANNUITANT'S AGE AT ISSUE*          MAXIMUM PERIOD CERTAIN
--------------------------------------------------------------------------------
         60 through 75                         10 years
--------------------------------------------------------------------------------
        76 through 78                       85 less issue age
--------------------------------------------------------------------------------
        79 through 83                           7 years
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
           CONTRACTS PURCHASED IN CONNECTION WITH THE PROCEEDS FROM A
              MAY 1997-PRE-MAY 1999 ACCUMULATOR(R) SERIES CONTRACT
--------------------------------------------------------------------------------
     ANNUITANT'S AGE AT ISSUE*          MAXIMUM PERIOD CERTAIN
--------------------------------------------------------------------------------
         35 through 75                         10 years
--------------------------------------------------------------------------------
         76 through 77                     85 less issue age
--------------------------------------------------------------------------------
         78 through 83                          7 years
--------------------------------------------------------------------------------
         84 through 90                     90 less issue age
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
           CONTRACTS PURCHASED IN CONNECTION WITH THE PROCEEDS FROM A
        POST MAY 1999-MARCH 2000 OR LATER ACCUMULATOR(R) SERIES CONTRACT
--------------------------------------------------------------------------------
     ANNUITANT'S AGE AT ISSUE*          MAXIMUM PERIOD CERTAIN
--------------------------------------------------------------------------------
         35 through 75                         10 years
--------------------------------------------------------------------------------
         76 through 77                     85 less issue age
--------------------------------------------------------------------------------
         78 through 83                          7 years
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
           CONTRACTS PURCHASED IN CONNECTION WITH THE PROCEEDS FROM A
               MARCH 2000 AND LATER ACCUMULATOR(R) SERIES CONTRACT
--------------------------------------------------------------------------------
     ANNUITANT'S AGE AT ISSUE*          MAXIMUM PERIOD CERTAIN
--------------------------------------------------------------------------------
         35 through 75                         10 years
--------------------------------------------------------------------------------
         76 through 77                     85 less issue age
--------------------------------------------------------------------------------
         78 through 83                          7 years
--------------------------------------------------------------------------------
         84 through 85                     90 less issue age
--------------------------------------------------------------------------------

* For joint and survivor payments, the period certain is based on the age of the younger annuitant.

The minimum and maximum period certain will be reduced by each year you defer the date your payments will start. Deferral is not available under GMIB Income Manager(R) contracts.

INCREASING PAYMENTS. Under NQ contracts (other than NQ GMIB Income Manager(R) contracts, where increasing payments are generally not available) if you elect increasing payments, you do not have a choice as to the period certain. Based on the age of the annuitant when your contract is issued, your period certain will be as follows:


---------------------------------------------------------------
     ANNUITANT'S AGE AT ISSUE*          PERIOD CERTAIN
---------------------------------------------------------------
        53-1/2 through 70                 15 years
---------------------------------------------------------------
         71 through 75                    12 years
---------------------------------------------------------------
         76 through 80                     9 years
---------------------------------------------------------------
         81 through 83                     6 years
---------------------------------------------------------------

If you elect increasing payments and defer the date payments will start, your period certain will be as follows:


---------------------------------------------------------------
                           PERIOD CERTAIN BASED
                            ON DEFERRAL PERIOD
---------------------------------------------------------------
     ANNUITANT'S AGE       1-36      37-60      61-72
        AT ISSUE*         MONTHS     MONTHS     MONTHS
---------------------------------------------------------------
    59-1/2 through 70    12 years    9 years    9 years
---------------------------------------------------------------
---------------------------------------------------------------
                           PERIOD CERTAIN BASED
                            ON DEFERRAL PERIOD
---------------------------------------------------------------
     ANNUITANT'S AGE       1-36      37-60      61-72
        AT ISSUE*         MONTHS     MONTHS     MONTHS
---------------------------------------------------------------
      71 through 75       9 years    9 years      n/a
---------------------------------------------------------------
      76 through 80       6 years    6 years      n/a
---------------------------------------------------------------
      81 through 83         n/a        n/a        n/a
---------------------------------------------------------------

For GMIB Income Manager(R) contracts (NQ, IRA and Roth IRA) issued with the proceeds from a pre-May 1997 Accumulator(R) series contract, increasing payments are currently available, as follows:


---------------------------------------------------------------
     ANNUITANT'S AGE AT ISSUE*       MAXIMUM PERIOD CERTAIN
---------------------------------------------------------------
         60 through 70                    15 years
---------------------------------------------------------------
         71 through 75                    12 years
---------------------------------------------------------------
         76 through 80                    9 years
---------------------------------------------------------------
         81 through 83                    6 years
---------------------------------------------------------------

For all other IRA, Roth IRA and GMIB Income Manager(R) contracts, increasing payments are not available.

The annuitant ages at issue in the above table are also the annuitant ages for which the contracts are available. Different ages may apply if you purchase a contract by exercising a benefit under another type of contract that we issue.

* For joint and survivor payments, the period certain is based on the age of the younger annuitant.


PURCHASE RESTRICTIONS FOR JOINT AND SURVIVOR ANNUITY PAYMENTS

If you elect payments on a joint and survivor basis;

o the joint annuitant must also be the beneficiary under the contract. Under IRA contracts, the joint annuitant must be your spouse;

o neither the annuitant nor the joint annuitant can be younger than age 45 (age 35 for GMIB Income Manager(R)), or over age 83 unless it is a GMIB Income Manager(R) contract, as described above then neither can be over the maximum age at issue shown; and

o under level payments the joint and 100% to survivor form is only available for the longest period certain we permit.


EXAMPLE OF PAYMENTS

We provide the chart below to illustrate level payments under the contract using the following assumptions:

(1) a male age 70 (who is both the contract owner and the annuitant);

(2) single life annuity payments;

(3) a contribution of $100,000;

(4) no additional contributions; and

(5) a period certain of 15 years.


If you had a contract date of February 16, 2010, based on rates to maturity on that date, an election of either monthly, quarterly, or annual payments with payments starting one payment period from the contract date, the following level payments would be provided:



                                              Contract features and benefits  13
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
-------------------------------------------------------------
   PAYMENT PERIOD      MONTHLY     QUARTERLY        ANNUAL
-------------------------------------------------------------
     Start date        3/15/10      5/15/10         2/15/11
      Payment          $587.44     $1,771.10       $7,244.92
-------------------------------------------------------------


WITHDRAWALS

After the first contract year and before the end of the period certain, you may take withdrawals from your account value. You may take one withdrawal per contract year at any time during the contract year. The minimum amount you may withdraw at any time is $1,000. If you request to withdraw more than 90% of your current "cash value" we will treat it as a request to surrender your contract for its cash value. See "Surrendering your contract to receive its cash value" later in this Prospectus.

--------------------------------------------------------------------------------
Your account value is the sum of your market adjusted amounts in each fixed maturity option plus your amounts held in the separate account to provide for payments off maturity dates. Your cash value is equal to your account value minus any withdrawal charge. If the life contingent annuity is already in effect, you may not make any withdrawals.
--------------------------------------------------------------------------------

Withdrawals in excess of a 10% free withdrawal amount may be subject to a withdrawal charge. There is no free withdrawal amount if your contract is surrendered for its cash value. For GMIB Income Manager(R) contracts, withdrawal charges do not apply, and, therefore, the free withdrawal amount is not applicable. Amounts withdrawn from a fixed maturity option before its maturity date will result in a market value adjustment.


ALLOCATION OF WITHDRAWALS

We will subtract your withdrawal from all remaining fixed maturity options to which your account value is allocated as well as from amounts held in the separate account to provide for payments off maturity dates. As a result we will reduce the amount of your payments and the length of your period certain. We will also begin making payments to you under the life contingent annuity at an earlier date. In order to achieve this result we will withdraw additional amounts over the amount of the withdrawal you requested. We will withdraw these amounts from the fixed maturity options and from amounts held in the separate account to provide for payments off maturity dates and allocate them to the life contingent annuity. The exact additional amount we withdraw will depend on how much is necessary to assure that the same pattern of payments will continue in reduced amounts for the annuitant's life, and if it applies, the life of the joint annuitant. If you have elected increasing payments, the first increase in your payments will take place no later than the date of the next planned increase.


EXAMPLE


The example below illustrates the effect of a withdrawal based on:

(1) a single contribution of $100,000 made on February 16, 2010;

(2) level annual payments of $6,761.30 to be made on February 15th of each year;

(3) joint and two-thirds to survivor payments for a male and female, both age
    70;

(4) a period certain of 15 years; and

(5) a withdrawal made at the beginning of the fourth contract year of 25% of an account value of $25,133.97 when the annuitants are age 73.

The requested withdrawal amount would be $6,283.49 ($25,133.97 x .25). In this case, $2,513.40 ($25,133.97 x .10) would be the free withdrawal amount and could be withdrawn free of a withdrawal charge. The balance of $3,770.10 ($6,283.49 - $2,513.40) would be considered a withdrawal of a part of the contribution of $100,000. This contribution would be subject to a 4.0% withdrawal charge of $150.80 ($3,770.10 x .04). The account value after the withdrawal is $18,699.68 ($25,133.97 - $6,283.49 - $150.80). The payments would be reduced to $6,168.01 and the remaining period certain would be reduced to 4 years from 12.



DEATH BENEFIT -- FOR ALL CONTRACTS OTHER THAN GMIB INCOME MANAGER(R) CONTRACTS

When the annuitant dies before payments begin

Generally, when we receive satisfactory proof of the annuitant's death before annuity payments begin we will pay the death benefit to the "beneficiary" named in your contract. See "Your beneficiary" later in this Prospectus. If the joint owner who is also the annuitant dies, we will consider the surviving owner to be the beneficiary, taking the place of any other beneficiary designations.

We determine the amount of the death benefit payable to your beneficiary as of the date we receive satisfactory proof of the annuitant's death and any required instructions for the method of payment and any required forms necessary to effect payment. The death benefit is the greater of:

(1) your account value; and

(2) the sum of the fixed maturity amounts in each fixed maturity option plus any amounts held in the separate account to provide for payments off maturity dates.

However, if you are the annuitant and your spouse is the joint owner or the designated beneficiary under the contract, your spouse may elect to receive the payments instead of taking the death benefit if payments have not been deferred, or payments are scheduled to begin within one year. The payments will then begin on the scheduled date. We will not make any payments under the life contingent annuity after the annuitant's death unless you have elected the joint and survivor form of payments. If you elect joint and one-half or joint and two-thirds to survivor payments, at the death of either annuitant, we will reduce the payments by one-half or one-third, whichever applies.

--------------------------------------------------------------------------------
A death benefit is never payable under the life contingent annuity. The death benefit applies only during the period certain.
--------------------------------------------------------------------------------

When the annuitant dies after the annuity payments begin


If the annuitant dies after the payments begin, we will continue to make payments during the period certain to either the joint owner or the designated beneficiary, whichever applies. If payments continue to the beneficiary, he or she will be deemed the successor owner. If there


14  Contract features and benefits
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is a joint owner, the surviving joint owner will be deemed the beneficiary, superseding any other beneficiary designation. The payments will be made on the same schedule that was in effect before the annuitant's death and will terminate at the end of the period certain. If you elected joint and survivor payments under the life contingent annuity, the payments will be made as long as one of the annuitants is living. If you elected joint and one-half or joint and two-thirds to survivor payments, at the death of either annuitant, we will reduce the payments by one-half or one-third, whichever applies.

At the beneficiary's option, payments during the period certain may be discontinued and paid in a single sum. If the single sum is elected within one year after the annuitant's death, the single sum will be paid as a death benefit and will be equal to the greater of:

(1)  the account value; and

(2) the sum of the fixed maturity amounts in each fixed maturity option, plus any amounts held in the separate account to provide for payments off maturity dates.

If a single sum is elected and there is a joint annuitant, we will begin making payments to you under the life contingent annuity at an earlier date. These payments will be made in reduced amounts to compensate for the earlier start date. If you elected joint and one-half or joint and two-thirds to survivor payments, at the death of either annuitant, we will reduce the payments by one-half or one-third, whichever applies.

When the NQ contract owner who is not the annuitant dies after the annuity payments begin.

If your death occurs after annuity payments begin, payments will continue to be made during the period certain to the designated beneficiary, or in the case of joint owners, to the surviving owner. In either case this person becomes the new contract owner. The payments will be made on the same payment schedule that was in effect before your death. After the period certain, lifetime payments will be made under the life contingent annuity for as long as the annuitant (or joint annuitant) is living.

If a single sum is elected, we will begin making payments to you under the life contingent annuity at an earlier date. The lump sum is treated as a withdrawal. See the discussion of withdrawals earlier in this section. These payments will be made in reduced amounts to compensate for the earlier start date. When the life contingent annuity is in effect and one of the joint annuitants dies, if you elected joint and one-half or joint and two-thirds to survivor payments, at the death of either annuitant, we will reduce the payments by one-half or one-third, whichever applies.


DEATH BENEFIT -- FOR ALL GMIB INCOME MANAGER(R) CONTRACTS

For purposes of determining the death benefit in connection with any GMIB Income Manager(R) contract, the annuity payments are considered to have begun at issue of the contract.


When the annuitant dies

In general, we will continue to make payments during the period certain as described earlier in this section under "Death benefit -- for all contracts other than the GMIB Income Manager(R) contracts" under "When the annuitant dies after the annuity payments begin." However, if there is a non-owner joint annuitant, we will continue to make payments to the original owner until the death of the joint annuitant.

Payments during the period certain may be discontinued and paid in a single sum. If there is a joint annuitant, we will begin making payments to you under the life contingent annuity at an earlier date. The lump sum is treated as a withdrawal. See the discussion of withdrawals earlier in this section. These payments will be made in reduced amounts to compensate for the earlier start date.


When the NQ GMIB contract owner who is not the annuitant dies

We will continue to make annuity payments during the period certain as described earlier in this section under "Death benefit -- for all contracts other than the GMIB Income Manager(R) contracts" under "When the NQ contract owner who is not the annuitant dies after the annuity payments begin."


SURRENDERING YOUR LIFE ANNUITY WITH PERIOD CERTAIN CONTRACT

You may surrender your contract for its cash value at any time during the period certain and receive lifetime payments after that under the life contingent annuity. Once your contract is surrendered, the date your payments are to start under the life contingent annuity will be moved forward to the date when you were supposed to receive the next payment under the period certain. However, your payments will be made in reduced amounts. Once your contract is surrendered, we will return it to you with a notation that the life contingent annuity is still in effect. You may not surrender the life contingent annuity.


PERIOD CERTAIN CONTRACT (NOT AVAILABLE IF YOU ARE PURCHASING A GMIB INCOME MANAGER(R) CONTRACT)

You may purchase the period certain contract if you are age 59-1/2 or older. The annuitant must be at least age 59-1/2, but not older than age 78. The contract provides you with level guaranteed payments for a period certain that you select. The minimum period certain you may select is 7 years and the maximum period certain is 15 years. If the annuitant is over age 70 when the contract is issued, the maximum period certain you may select is 85 less the annuitant's age when the contract is issued.


ADDITIONAL CONTRIBUTIONS

Additional contributions are not permitted under the contract.


HOW WE ALLOCATE YOUR CONTRIBUTIONS

Based on the amount of your single contribution and the period certain you select, we allocate your contribution among the fixed maturity options and, if necessary, to the separate account to provide for payments off maturity dates. You may not change this allocation. See "More information" later in this Prospectus for an example of payments.


PAYMENTS

Whether you choose monthly, quarterly or annual payments, your payments normally will start one payment period from the contract date


                                              Contract features and benefits  15
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unless you elect otherwise as described under "Off maturity date payments"
earlier in this Prospectus. Your payments will always be made on the 15th day of the month.

--------------------------------------------------------------------------------
The period certain may also be referred to as the "liquidity period" because you have access to your money through withdrawals or surrender of your contract.
--------------------------------------------------------------------------------

WITHDRAWALS


After the first contract year you may take withdrawals from your account value. You may take one withdrawal per contract year at any time during the contract year. The minimum amount you may withdraw at any time is $2,000 or 25% of your current cash value if it produces a larger amount. If you request to withdraw more than 90% of your current cash value we will treat it as a request for surrender of the contract for its cash value. See "Surrendering your contract to receive its cash value" later in this Prospectus. Any amounts withdrawn from a fixed maturity option, before its maturity date, will result in a market value adjustment. See "Market value adjustment" earlier in this Prospectus. Withdrawals made during the first seven contract years may be subject to a withdrawal charge. There is no free withdrawal amount under the period certain contracts.


ALLOCATION OF WITHDRAWALS

We will subtract your withdrawals pro rata from all remaining fixed maturity options to which your account value is allocated as well as from amounts held in the separate account to provide for payments off maturity dates. As a result, your payments will continue in reduced level amounts over the remaining term of the period certain.


DEATH BENEFIT

When the annuitant dies before payments begin

Generally, when we receive satisfactory proof of the annuitant's death before annuity payments begin we will pay the death benefit to the beneficiary named in your contract. See "Your beneficiary" later in this Prospectus. If the joint owner who is also the annuitant dies, we will consider the surviving owner to be the beneficiary, taking the place of any other beneficiary designations.

We determine the amount of the death benefit payable to your beneficiary as of the date we receive satisfactory proof of the annuitant's death and any required instructions for the method of payment and any required forms necessary to effect payment. The death benefit is the greater of:

(1)  your account value; and

(2) the sum of the fixed maturity amounts in each fixed maturity option plus any amounts held in the separate account to provide for payments off maturity dates.

However, if you are the annuitant and your spouse is the joint owner or the designated beneficiary under the contract, your spouse may elect to receive the payments instead of taking the death benefit. The payments will then begin on the scheduled date.

When the annuitant dies after the annuity payments begin

If the annuitant dies after the payments begin, payments will continue to be made during the period certain to either the joint owner or the designated beneficiary, whichever applies. The payments will be made on the same schedule that was in effect before the annuitant's death.

At the beneficiary's option, payments may be discontinued and paid in a single sum. If the single sum is elected within one year after the annuitant's death, the single sum will be equal to the greater of:

(1)  the account value; and

(2) the sum of the fixed maturity amounts in each fixed maturity option plus any amounts held in the separate account to provide for payments off maturity dates.


When the NQ contract owner who is not the annuitant dies after the annuity payments begin

If your death occurs after annuity payments begin, payments will continue to be made during the period certain to the designated beneficiary or in the case of joint owners to the surviving owner. In either case, this person becomes the new contract owner and receives the payments.


16  Contract features and benefits
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2. Other benefits and features of the contracts

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HOW YOU CAN MAKE YOUR CONTRIBUTIONS

Except as noted below, contributions must be by check drawn on a U.S. bank in U.S. dollars, and made payable to AXA Equitable. All checks are subject to our ability to collect the funds. We reserve the right to reject a payment if it is received in an unacceptable form. For GMIB Income Manager(R) contracts, you can only purchase a contract by exercising your GMIB benefit in accordance with your Accumulator(R) series contract, even if the Accumulator(R) account value is less than $10,000; no additional contributions are permitted.

For your convenience, we will accept initial and additional contributions, if applicable, by wire transmittal from certain broker-dealers who have agreements with us for this purpose. These methods of payment are discussed in detail under "More information" later in this Prospectus.

Your initial contribution must generally be accompanied by an application and any other form we need to process the payments. If any information is missing or unclear, we will try to obtain that information. If we are unable to obtain all of the information we require within five business days, we will inform the financial professional submitting the application, on your behalf. We will then return the contribution to you unless you specifically direct us to keep your contribution until we receive the required information.

--------------------------------------------------------------------------------
Generally our "business day" is any day on which the New York Stock Exchange is open for trading. A business day does not include any day we choose not to open due to emergency conditions. We may also close early due to emergency conditions. Our business day generally ends at 4:00 p.m., Eastern Time for the purposes of determining the date when contributions are applied and other transaction requests are processed.
--------------------------------------------------------------------------------


SECTION 1035 EXCHANGES

You may apply the entire value of an existing nonqualified deferred annuity contract (or life insurance or endowment contract) to purchase an Income Manager(R) NQ contract in a tax-deferred exchange if you follow certain procedures as shown in the form that we require you to use. Section 1035 exchanges are generally not available after the death of the individual who is the measuring life on the exchanged contract (owner or annuitant). Please note that the IRS may not apply tax-free treatment to partial 1035 exchanges. Also see "Tax information" later in this Prospectus.


YOUR RIGHT TO CANCEL WITHIN A CERTAIN NUMBER OF DAYS

If for any reason you are not satisfied with your contract, you may return it to us for a refund. To exercise this cancellation right you must mail the contract directly to our Processing Office within 10 days after you receive it. In some states, this "free look" period may be longer.

Generally, your refund will equal your account value under the contract. Your account value reflects any positive or negative market value adjustments in the fixed maturity options through the date we receive your contract. Under the life annuity with a period certain your refund will also include any amount applied to the life contingent annuity. However, some states require that we refund the full amount of your contribution (not including any investment gain or loss). For IRA contracts returned to us within seven days after you receive it, we are required to refund the full amount of your contribution.

If you cancel your GMIB Income Manager(R) contracts within the free look period, we will reinstate your Accumulator(R) series contract as of the date you exercised your GMIB. Upon reinstatement, the value applied to the GMIB Income Manager(R) contract plus any charges that were deducted will be returned to your Accumulator(R) series contract in accordance with the allocations that were in effect on said date.

If you cancel your contract during the free look period, we may require that you wait six months before you may apply for a contract with us again.

For California residents, if you are age 60 or older at the time the contract is issued, you may return your contract within 30 days from the date that you receive it and receive a refund as described below.

Your refund will equal your contributions, less any payments you may have received under the Income Manager(R) payout annuity contract or, if greater, your account value, computed on the date we receive your Income Manager(R) payout annuity contract along with your request to cancel at our processing office.

The 30-day cancellation and refund policy as described above applies to Income Manager(R) payout annuity contracts only. If you have a GMIB Income Manager(R) contract please refer to its free look period and refund policy, as described above.

Please see "Tax information" later in this Prospectus for possible consequences of cancelling your contract.


SURRENDERING YOUR CONTRACT TO RECEIVE ITS CASH VALUE

You may surrender your contract to receive its cash value at any time during the period certain. Your cash value is equal to your account value minus any withdrawal charge. There is no free withdrawal amount if you surrender your contract. For GMIB Income Manager(R) contracts, there are no withdrawal charges, and, therefore, no free withdrawal amount applies.

For a surrender to be effective, we must receive your written request and your contract at our Processing Office. We will determine your cash value on the date we receive the required information. All benefits under your contract will terminate as of that date unless you have elected the life contingent annuity. See "Surrendering your life annuity with a period certain contract" earlier in this Prospectus.


                                Other benefits and features of the contracts  17
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WHEN TO EXPECT PAYMENTS

Generally, we will fulfill requests for payments within seven days of the transaction to which the request relates. We can defer payment of any portion of the account value (other than for death benefits) for up to six months while you are living. We also may defer payments for any reasonable amount of time (not to exceed 15 days) while we are waiting for a contribution check to clear.



18  Other benefits and features of the contracts
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3. Charges

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WITHDRAWAL CHARGES

A withdrawal charge applies in two circumstances: (1) if you make a withdrawal during a contract year and it exceeds any applicable free withdrawal amount, described below, or (2) if you surrender your contract to receive its cash value. For GMIB Income Manager(R) contracts, withdrawal charges do not apply.

The withdrawal charge equals a percentage of each contribution (or single contribution) withdrawn. The percentage that applies depends on how long each contribution has been invested in the contract. We determine the withdrawal charge separately for each contribution according to the following table:



---------------------------------------------------------------------------------------------
                                         CONTRACT YEAR
---------------------------------------------------------------------------------------------
                     1         2         3         4         5         6         7        8+
---------------------------------------------------------------------------------------------
Percentage of
  Contribution      7.0%      6.0%      5.0%      4.0%      3.0%      2.0%      1.0%     0.0%
---------------------------------------------------------------------------------------------

For purposes of calculating the withdrawal charge, we treat the contract year in which we receive a contribution as "contract year 1." Amounts withdrawn up to the free withdrawal amount are not considered withdrawal of any contribution. We also treat contributions that have been invested the longest as being withdrawn first. We treat contributions as withdrawn before earnings for purposes of calculating the withdrawal charge. However, federal income tax rules treat earnings under your contract as withdrawn first. See "Tax information" later in this Prospectus.

We deduct the withdrawal charge from your account value in proportion to the amount withdrawn from each fixed maturity option and any amounts held in the separate account to provide for payments off maturity dates. In order to give you the exact dollar amount of the withdrawal you request, we deduct the amount of the withdrawal and the amount of the withdrawal charge from your account value. Any amount deducted to pay a withdrawal charge is also subject to a withdrawal charge.

The withdrawal charge does not apply to the 10% free withdrawal amount described below.

THE 10% FREE WITHDRAWAL AMOUNT APPLIES ONLY TO LIFE ANNUITY WITH A PERIOD CERTAIN CONTRACTS (NOT INCLUDING GMIB INCOME MANAGER(R) CONTRACTS SINCE THERE ARE NO WITHDRAWAL CHARGES). IT DOES NOT APPLY TO YOUR PERIOD CERTAIN CONTRACT OR IF YOU SURRENDER YOUR CONTRACT TO RECEIVE ITS CASH VALUE.

Under life annuity with a period certain contracts, each contract year you can withdraw up to 10% of your account value without paying a withdrawal charge. This 10% free withdrawal amount is determined using your account value at the beginning of each contract year.

AMOUNTS APPLIED FROM OTHER CONTRACTS ISSUED BY AXA EQUITABLE

LIFE ANNUITY WITH A PERIOD CERTAIN CONTRACT. If you own certain types of contracts that we issue, you may apply the entire account value under those contracts to purchase the life annuity with a period certain contract provided the issue age and payment restrictions for the new contract are met. Depending upon the provisions of your Accumulator(R) contract, the amount used to purchase the GMIB Income Manager(R) may be reduced by the remaining withdrawal charges on any Accumulator(R) series contract being surrendered. If the Accumulator(R) contract is a rollover TSA, we will also deduct the amount of any outstanding loan balance, including any accrued unpaid interest. If you apply your account value at a time when the dollar amount of the withdrawal charge under such other contract is greater than 2% of remaining contributions (after withdrawals), we reserve the right to waive the remaining withdrawal charge. However, a new withdrawal charge schedule will apply under the new contract. For purposes of the withdrawal charge schedule, the year in which your account value is applied under the life annuity with a period certain contract will be "contract year 1." If you apply your account value when the dollar amount of the withdrawal charge is 2% or less, we reserve the right to waive the withdrawal charges under the new contract. You should consider the timing of your purchase as it relates to the potential for withdrawal charges under the life annuity with a period certain contract.

PERIOD CERTAIN CONTRACT. If you own certain types of contracts that we issue, you may apply your entire account value to purchase the period certain contract once any withdrawal charges are no longer in effect under the other contracts. No withdrawal charges will apply under the period certain contract.

To purchase any Income Manager(R) contract we require that you return your original contract to us. A new Income Manager(R) contract will be issued putting this annuity into effect.


CHARGES FOR STATE PREMIUM AND OTHER APPLICABLE TAXES

We deduct a charge designed to approximate certain taxes that may be imposed upon us, such as premium taxes in your state. We deduct the charge from your contributions. The current tax charge that might be imposed varies by jurisdiction and ranges from 0% to 3.5%. This deduction may not apply for certain GMIB Income Manager(R) contracts.


GROUP OR SPONSORED ARRANGEMENTS

For certain group or sponsored arrangements, we may reduce the withdrawal charge or change the minimum initial contribution requirements. We also may increase the rates to maturity for the fixed maturity options and reduce purchase rates for the life contingent annuity. Group arrangements include those in which a trustee or an employer, for example, purchases contracts covering a group of individuals on a group basis. Sponsored arrangements include those in which an employer allows us to sell contracts to its employees or retirees on an individual basis. IRA contracts are not available for group arrangements.


                                                                     Charges  19
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Our costs for sales, administration, and mortality generally vary with the size and stability of the group or sponsoring organization, among other factors. We take all these factors into account when reducing charges. To qualify for reduced charges, a group or sponsored arrangement must meet certain requirements, such as requirements for size and number of years in existence. Group or sponsored arrangements that have been set up solely to buy contracts or that have been in existence less than six months will not qualify for reduced charges.

We will make these and any similar reductions according to our rules in effect when we approve a contract for issue. We may change these rules from time to time. Any variation in the withdrawal charge will reflect differences in costs or services and will not be unfairly discriminatory.

Group or sponsored arrangements may be governed by federal income tax rules, the Employee Retirement Income Security Act of 1974, or both. We make no representations with regard to the impact of these and other applicable laws on such programs. We recommend that employers, trustees, and others purchasing or making contracts available for purchase under such programs seek the advice of their own legal and benefits advisers.


OTHER DISTRIBUTION ARRANGEMENTS

We may reduce or eliminate withdrawal charges when sales are made in a manner that results in savings of sales and administrative expenses. This may include sales through persons who are compensated by clients for recommending investments and who receive no commission or reduced commissions in connection with the sale of the contracts. We will not permit a reduction or elimination of the withdrawal charge where it will be unfairly discriminatory.


20  Charges
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4. Payment of death benefit

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YOUR BENEFICIARY

You designate your beneficiary when you apply for your contract. You may change your beneficiary at any time. The change will be effective on the date the written request for change is signed. For Income Manager(R) contracts only, where payments have not started; and you are not the annuitant; and you have not named a specific successor owner, the beneficiary will become the successor owner upon your death.


YOUR ANNUITY PAYOUT OPTIONS (NOT INCLUDING GMIB INCOME MANAGER(R) CONTRACTS)

If the annuitant dies before annuity payments begin, your beneficiary may elect to apply the death benefit to an annuity payout option. We offer several annuity payout options to choose from. Restrictions apply, depending on the type of contract you own. Please see "Contract features and benefits" under the "Death benefit" sections earlier in this Prospectus for more information.


ANNUITY PAYOUT OPTIONS

Your beneficiary can choose from among the following death benefit annuity payout options:

o Life annuity: An annuity that guarantees payments for the rest of the annuitant's life. Payments end with the last payment before the annuitant's death. Because there is no death benefit with this payout option, it provides the highest payment of any of the life annuity options, so long as the annuitant is living.

o Life annuity -- period certain: An annuity that guarantees payments for the rest of the annuitant's life, and, if the annuitant dies before the end of a selected period of time ("period certain"), payments to the beneficiary will continue for the balance of the period certain.

o Life annuity -- refund certain: An annuity that guarantees payments for the rest of the annuitant's life. If the annuitant dies before the amount applied to purchase the annuity option has been recovered, payments continue to the beneficiary until that amount has been recovered.

o Period certain annuity: An annuity that guarantees payments for a specific period of time, usually 5, 10, 15 or 20 years. This option does not guarantee payments for the rest of the annuitant's life. It does not permit any repayment of the unpaid principal, so you cannot elect to receive part of the payments as a single sum payment with the rest paid in monthly annuity payments.

The life annuity; life annuity -- period certain and the life annuity -- refund certain are available on either single life or joint and survivor life basis. The joint and survivor life annuity guarantees payments for the rest of the annuitant's life and, after the annuitant's death, continuation of payments to the survivor.

All of the above annuity payout options are available as fixed annuities. With fixed annuities, we guarantee fixed annuity payments that will be based either on the tables of guaranteed annuity payments in your contract or on our then current annuity rates, whichever is more favorable for the annuitant.

When the beneficiary selects a payout option, we will issue a separate written agreement confirming the beneficiary's right to receive annuity payments. We require the return of the contract before annuity payments begin.

The amount of the annuity payments will depend on the amount applied to purchase the annuity, the type of annuity chosen and, in the case of a life annuity, the annuitant's age (or the annuitant's and joint annuitant's ages) and in certain instances, the sex of the annuitant(s). Once a payout option has been chosen and payments begin, no change can be made. The amount of each annuity payment will be less with a greater frequency of payments or with a longer duration of a non-life contingent annuity or the certain period of a life contingent annuity. Your financial professional can provide you with additional information about your annuity payment options.

At the time that the beneficiary elects a payout option if the amount to be applied is less than $2,000, or the initial payment under the form elected is less than $20 monthly, we reserve the right to pay the account value in a single sum rather than as payments under the payout option chosen.


                                                    Payment of death benefit  21
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5. Tax information

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OVERVIEW


In this part of the prospectus, we discuss the current federal income tax rules that generally apply to contracts owned by United States individual taxpayers. We discuss the tax aspects of each type of contract separately because the tax rules differ, depending on:


o  the type of contract, whether NQ, traditional IRA, or Roth IRA,

o how you acquired your Income Manager(R) contract, whether by purchase or exercising your GMIB benefit in accordance with your Accumulator(R) series contract, and

o  whether you have deferred your annuity payout start date.

THE INCOME MANAGER(R) CONTRACT IS INTENDED TO BE A PAYOUT ANNUITY. HOWEVER, EXCEPT FOR GMIB INCOME MANAGER(R) CONTRACTS, YOU MAY BE ABLE TO DELAY BEGINNING PAYMENTS, AND CERTAIN RULES GOVERNING DEFERRED ANNUITY CONTRACTS INDICATED BELOW COULD APPLY. THE ABILITY TO DEFER PAYMENTS IS NOT AVAILABLE IN CERTAIN STATES.

Federal income tax rules include the United States laws in the Internal Revenue Code and Treasury Department Regulations and Internal Revenue Service ("IRS") interpretations of the Internal Revenue Code. These tax rules may change without notice. We cannot predict whether, when, or how these rules could change. Any change could affect contracts purchased before the change. Congress may also consider proposals in the future to comprehensively reform or overhaul the United States tax and retirement systems, which if enacted, could affect the tax benefits of a contract. We cannot predict what, if any, legislation will actually be proposed or enacted.


We cannot provide detailed information on all tax aspects of the contracts. Moreover, the tax aspects that apply to a particular person's contract may vary depending on the facts applicable to that person. We do not discuss state income and other state taxes, federal income tax and withholding rules for non-U.S. taxpayers, or federal gift and estate taxes. Transfers of the contract, rights or values under the contract, or payments under the contract, for example, amounts due to beneficiaries, may be subject to federal or state gift, estate or inheritance taxes. You should not rely only on this document, but should consult your tax adviser before your purchase.



TAXATION OF NONQUALIFIED ANNUITIES


CONTRIBUTIONS

You may not deduct the amount of your contributions to a nonqualified annuity contract.


CONTRACT EARNINGS

Generally, you are not taxed on contract earnings until you receive a distribution from your contract, whether as a withdrawal, or as an annuity payment. Earnings in a deferred annuity contract are taxable even without a distribution if you transfer a contract, for example, as a gift to someone other than your spouse (or former spouse).

Federal tax law requires that all nonqualified deferred annuity contracts that AXA Equitable and its affiliates issue to you during the same calendar year be linked together and treated as one contract when figuring out the taxable amount of any distribution from any of those contracts.

Corporations, partnerships, trusts and other non-natural persons generally cannot defer the taxation of current income credited to the contract unless an exception under the federal income tax rules apply. There is an exception for immediate annuities.

--------------------------------------------------------------------------------
Immediate annuities are generally annuities in which payments begin within one year from purchase and provide for a series of substantially equal payments made at least annually.
--------------------------------------------------------------------------------

Please note that a payout contract purchased through a 1035 exchange may not be treated as an immediate annuity.


ANNUITY PAYMENTS

In order to get annuity payment tax treatment described here, all amounts under the contract must be applied to an annuity payout option; we do not "partially annuitize" nonqualitified deferred annuity contracts.

Once annuity payments begin, a portion of each payment is taxable as ordinary income. You get the remaining portion without paying taxes on it. This is your "investment in the contract." Generally, your investment in the contract equals the contributions you made, less any amounts you previously withdrew that were not taxable.

The tax-free portion of each payment is determined by (1) dividing your investment in the contract by the total amount you are expected to receive out of the contract, and (2) multiplying the result by the amount of the payment.

Once you have received the amount of your investment in the contract, all payments after that are fully taxable. If payments under a life annuity stop because the annuitant dies, there is an income tax deduction for any unrecovered investment in the contract.

--------------------------------------------------------------------------------
The section below, "Withdrawals made before annuity payments begin," applies to NQ contracts which are deferred and does not apply to GMIB Income Manager(R) contracts.
--------------------------------------------------------------------------------

WITHDRAWALS MADE BEFORE ANNUITY PAYMENTS BEGIN


If you make withdrawals before annuity payments begin under your contract, they are taxable to you as ordinary income if there are earnings in the contract. Generally, earnings are your account value less your investment in the contract. If you withdraw an amount which is more than the earnings in the contract as of the date of the


22  Tax information
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withdrawal, the balance of the distribution is treated as a return of your investment in the contract and is not taxable.

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The section below, "Contracts purchased through exchanges," applies to NQ contracts which are deferred and does not apply to GMIB Income Manager(R) contracts.
--------------------------------------------------------------------------------

CONTRACTS PURCHASED THROUGH EXCHANGES

You may purchase your NQ contract through an exchange of another contract. Normally, exchanges of contracts are taxable events. The exchange will not be taxable under Section 1035 of the Internal Revenue Code if:

o The contract which is the source of the funds you are using to purchase the NQ contract is another nonqualified deferred annuity contract or life insurance or endowment contract.

o The owner and the annuitant are the same under the source contract and the Income Manager(R) contract. If you are using a life insurance or endowment contract the owner and the insured must be the same on both sides of the exchange transaction.

Section 1035 exchanges are generally not available after the death of the owner.

The tax basis of the source contract carries over to the Income Manager(R) NQ contract.

An owner may direct the proceeds of a partial withdrawal from one nonqualified deferred annuity contract to a different insurer to purchase a new nonqualified deferred annuity contract on a tax-deferred basis. Special forms, agreement between the carriers, and provision of cost basis information may be required to process this type of an exchange. If you purchase an Income Manager(R) contract, intended to be a payout annuity, with intended partial 1035 exchange proceeds, you should discuss with your tax advisor the timing of your payout. The IRS has ruled that an exchange will not qualify as a partial 1035 exchange if amounts are received from either contract within 12 months of the exchange transaction.


SURRENDERS

If you surrender or cancel the NQ contract, the distribution is taxable as ordinary income (not capital gain) to the extent it exceeds your investment in the contract.

If you make a withdrawal that terminates all periodic payments due, it will be taxable as a complete surrender as discussed above. If you make a withdrawal that does not terminate all periodic payments due, then the withdrawal will generally be taxable. Also, a portion of the remaining reduced payments will be eligible for tax-free recovery of investment.


DEATH BENEFIT PAYMENT MADE TO A BENEFICIARY AFTER YOUR DEATH

For the rules applicable to death benefits, see "Payment of death benefit" earlier in this Prospectus. The tax treatment of a death benefit taken as a single sum is generally the same as the tax treatment of a withdrawal from or surrender of your contract. The tax treatment of a death benefit taken as annuity payments is generally the same as the tax treatment of annuity payments under your contract.


EARLY DISTRIBUTION PENALTY TAX

If you take distributions before you are age 59-1/2 a penalty tax of 10% of the taxable portion of your distribution applies in addition to the income tax. The extra penalty tax does not apply to pre-age 59-1/2 distributions made:

o  on or after your death; or

o  because you are disabled (special federal income tax definition); or

o in the form of substantially equal periodic annuity payments for your life (or life expectancy), or the joint lives (or joint life expectancies) of you and a beneficiary, in accordance with IRS formulas; or

o  payments under an immediate annuity.

Periodic annuity payments we make to you from the life annuity with a period certain while you are under age 59-1/2 should qualify for the "substantially equal payments for life" exception noted above. However, this exception may not apply if you take a withdrawal, surrender your contract or change the payment pattern in any way.

Please note that a payout contract purchased through a 1035 exchange may not be treated as an immediate annuity.


SPECIAL RULES FOR NQ CONTRACTS ISSUED IN PUERTO RICO

Income from NQ contracts we issue is U.S. source. A Puerto Rico resident is subject to U.S. taxation on such U.S. source income. Only Puerto Rico-source income of Puerto Rico residents is excludable from U.S. taxation. Income from NQ contracts is also subject to Puerto Rico tax. The computation of the taxable portion of amounts distributed from a contract may differ in the two jurisdictions. Therefore, you might have to file both U.S. and Puerto Rico tax returns, showing different amounts of income from the contract for each tax return. Puerto Rico generally provides a credit against Puerto Rico tax for U.S. tax paid. Depending on your personal situation and the timing of the different tax liabilities, you may not be able to take full advantage of this credit.


INDIVIDUAL RETIREMENT ARRANGEMENTS ("IRAS")


GENERAL

"IRA" stands for individual retirement arrangement. There are two basic types of such arrangements, individual retirement accounts and individual retirement annuities. In an individual retirement account, a trustee or custodian holds the assets funding the account for the benefit of the IRA owner. The assets typically include mutual funds and/or individual stocks and/or securities in a custodial account and bank certificates of deposit in a trusteed account. In an individual retirement annuity, an insurance company issues an annuity contract that serves as the IRA.

There are two basic types of IRAs, as follows:

o  Traditional IRAs, typically funded on a pre-tax basis; and

o  Roth IRAs, funded on an after-tax basis.

                                                             Tax information  23
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We offer the Income Manager(R) contract for purchase only in traditional IRA form. We offer the GMIB Income Manager(R) contract in traditional IRA form or Roth IRA form, depending on the status of your Accumulator(R) series contract.

Regardless of the type of IRA, your ownership interest in the IRA cannot be forfeited. You or your beneficiaries who survive you are the only ones who can receive the IRA's benefits or payments. All types of IRAs qualify for tax deferral regardless of the funding vehicle selected.


You can hold your IRA assets in as many different accounts and annuities as you would like, as long as you meet the rules for setting up and making contributions to IRAs. However, if you own multiple IRAs, you may be required to combine IRA values or contributions for tax purposes. For further information about individual retirement arrangements, you can read Internal Revenue Service Publication 590 ("Individual Retirement Arrangements (IRAs)"). This Publication is usually updated annually, and can be obtained by contacting the IRS or from the IRS website (www.irs.gov).


AXA Equitable designs its traditional IRA contracts to qualify as individual retirement annuities under Section 408(b) of the Internal Revenue Code. This prospectus contains the information that the IRS requires you to have before you purchase an IRA. This section of the prospectus covers some of the special tax rules that apply to IRAs.

We have not submitted to the IRS a request for an opinion letter to approve the form of the Income Manager(R) traditional IRA contract for use as a traditional IRA contract. This IRS approval is a determination only as to the form of the annuity. It does not represent a determination of the merits of the annuity as an investment.


CANCELLATION

You can cancel an Income Manager(R) IRA contract by following the directions under "Your right to cancel within a certain number of days" earlier in the Prospectus. If you cancel an IRA contract, we may have to withhold tax, and we must report the transaction to the IRS. A contract cancellation could have an unfavorable tax impact.


TRADITIONAL INDIVIDUAL RETIREMENT ANNUITIES ("TRADITIONAL IRAS")

--------------------------------------------------------------------------------
The sections, "Contributions to traditional IRAs," "Rollover and transfer contributions to traditional IRAs," "Rollovers from eligible retirement plans other than traditional IRAs," "Rollovers of after-tax contributions from eligible retirement plans other than traditional IRAs," "Rollovers from traditional IRAs to traditional IRAs," "Spousal rollovers and divorce-related direct transfers," and "Excess contributions" do not apply to GMIB Income Manager(R) contracts.

If you are acquiring your GMIB Income Manager(R) contract by exercising your GMIB benefit in accordance with your Accumulator(R) series contract, go to "Withdrawals, payments and transfers of funds out of traditional IRAs," below; the sections pertaining to contributions to traditional IRAs in the prospectus are generally intended for individuals who acquire the Income Manager(R) traditional IRA contract by purchase.
--------------------------------------------------------------------------------

CONTRIBUTIONS TO TRADITIONAL IRAS


Individuals may make three different types of contributions to purchase a traditional IRA or as subsequent contributions to an existing IRA:

o  "regular" contributions out of earned income or compensation; or

o  tax-free "rollover" contributions; or

o direct custodian-to-custodian transfers from other traditional IRAs ("direct transfers").

We require that your initial contribution to the Income Manager(R) traditional IRA contract must be either a rollover or a direct custodian-to-custodian transfer. See "Rollover and transfer contributions to traditional IRAs" below. If you defer your annuity payout starting date you may be able to make additional contributions. Any additional contributions you make may be any of rollover, direct transfer or regular contributions. Regular contributions to IRAs are subject to a number of technical rules that differ depending on the year, your age, whether you are an active participant in an employer-sponsored plan, and your compensation. If you make subsequent regular contributions to the contract, please consult your tax adviser or IRS Publication 590 for the applicable rules.


ROLLOVER AND TRANSFER CONTRIBUTIONS TO TRADITIONAL IRAS

Rollover contributions may be made to a traditional IRA from these "eligible retirement plans":

o  qualified plans;

o  governmental employer 457(b) plans;

o 403(b) plans (including Internal Revenue Code Section 403(b)(7) custodial accounts); and

o  other traditional IRAs.

Direct transfer contributions may only be made directly from one traditional IRA to another.


Any amount contributed to a traditional IRA after you reach age 70-1/2 must be net of your required minimum distribution for the year in which the rollover or direct transfer contribution is made.



ROLLOVERS FROM "ELIGIBLE RETIREMENT PLANS" OTHER THAN TRADITIONAL IRAS

Your plan administrator will tell you whether or not your distribution is eligible to be rolled over. Spousal beneficiaries and spousal alternate payees under qualified domestic relations orders may roll over funds on the same basis as the plan participant. A non-spousal death beneficiary may also be able to make a direct rollover to an inherited IRA under certain circumstances.

There are two ways to do rollovers:

o  Do it yourself:

   You actually receive a distribution that can be rolled over and you roll it over to a traditional IRA within 60 days after the date you receive the funds. The distribution from your qualified plan or TSA will be net of 20% mandatory federal income tax withholding. If you want, you can replace the withheld funds yourself and roll over the full amount.

o  Direct rollover:

   You tell the plan trustee or custodian of the eligible retirement plan


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   to send the distribution directly to your traditional IRA issuer. Direct rollovers are not subject to mandatory federal income tax withholding.

All distributions from a TSA, qualified plan or governmental employer 457(b) plan are eligible rollover distributions, unless the distributions are:


o "required minimum distributions" after age 70-1/2 or retirement from service with the employer; or


o substantially equal periodic payments made at least annually for your life (or life expectancy) or the joint lives (or joint life expectancies) of you and your designated beneficiary; or

o substantially equal periodic payments made for a specified period of 10 years or more; or

o  hardship withdrawals; or

o  corrective distributions which fit specified technical tax rules; or

o  loans that are treated as distributions; or

o  death benefit payments to a beneficiary who is not your surviving spouse; or

o qualified domestic relations order distributions to a beneficiary who is not your current spouse or former spouse.

You should discuss with your tax adviser whether you should consider rolling over funds from one type of tax qualified retirement plan to another, because the funds will generally be subject to the rules of the recipient plan. For example, funds in a governmental employer 457(b) plan are not subject to the additional 10% federal income tax penalty for premature distributions, but they may become subject to this penalty if you roll the funds to a different type of eligible retirement plan such as a traditional IRA, and subsequently take a premature distribution.


ROLLOVERS OF AFTER-TAX CONTRIBUTIONS FROM ELIGIBLE RETIREMENT PLANS OTHER THAN TRADITIONAL IRAS

Any non-Roth after-tax contributions you have made to a qualified plan or 403(b) plan (but not a governmental employer 457(b) plan) may be rolled over to a traditional IRA (either in a direct rollover or a rollover you do yourself). When the recipient plan is a traditional IRA, you are responsible for recordkeeping and calculating the taxable amount of any distributions you take from that traditional IRA. See "Taxation of Payments" later in this Prospectus under "Withdrawals, payments and transfers of funds out of traditional IRAs." After-tax contributions in a traditional IRA cannot be rolled over from your traditional IRA into, or back into, a qualified plan, 403(b) plan or governmental employer 457(b) plan.


ROLLOVERS FROM TRADITIONAL IRAS TO TRADITIONAL IRAS

You may roll over amounts from one traditional IRA to one or more of your other traditional IRAs if you complete the transaction within 60 days after you receive the funds. You may make such a rollover only once in every 12-month period for the same funds. Trustee-to-trustee or custodian-to-custodian direct transfers are not rollover transactions. You can make these more frequently than once in every 12-month period.

SPOUSAL ROLLOVER AND DIVORCE-RELATED DIRECT TRANSFERS

The surviving spouse beneficiary of a deceased individual can roll over funds from, or directly transfer funds from, an inherited IRA to one or more other traditional IRAs. A non-spousal death beneficiary may also be able to make a direct rollover to an inherited IRA under certain circumstances. Also, in some cases, traditional IRAs can be transferred on a tax-free basis between spouses or former spouses as a result of a court ordered divorce or separation decree.


EXCESS CONTRIBUTIONS TO TRADITIONAL IRAS

Excess contributions to IRAs are subject to a 6% excise tax for the year in which made and for each year after until withdrawn. The following are excess contributions to IRAs:

o regular contributions of more than the maximum regular contribution amount for the applicable taxable year;

o  regular contributions to a traditional IRA made after you reach age 70-1/2;
   and


o rollover contributions of amounts which are not eligible to be rolled over, for example, minimum distributions required to be made after age 70-1/2.

You can avoid or limit the excise tax by withdrawing an excess contribution (rollover or regular). See IRS Publication 590 for further details.


Even after the due date for filing your return, you may withdraw an excess rollover contribution, without income inclusion or 10% penalty, if:

(1)  the rollover was from an eligible retirement plan to a traditional IRA;

(2) the excess contribution was due to incorrect information that the plan provided; and

(3)  you took no tax deduction for the excess contribution.


WITHDRAWALS, PAYMENTS AND TRANSFERS OF FUNDS OUT OF TRADITIONAL IRAS

NO FEDERAL INCOME TAX LAW RESTRICTIONS ON WITHDRAWALS. You can withdraw any or all of your funds from a traditional IRA at any time. You do not need to wait for a special event like retirement.


TAXATION OF PAYMENTS. Amounts distributed from traditional IRAs are not subject to federal income tax until you or your beneficiary receive them. Taxable payments or distributions include withdrawals from your contract, surrender of your contract and annuity payments from your contract. Death benefits are also taxable.

We report all payments from traditional IRA contracts on IRS Form 1099-R. You are responsible for reporting these amounts correctly on your individual income tax return and keeping supporting records. Except as discussed below, the total amount of any distribution from a traditional IRA must be included in your gross income as ordinary income.

If you have ever made nondeductible IRA contributions to any traditional IRA (it does not have to be to this particular traditional IRA contract), those contributions are recovered tax-free when you get



                                                             Tax information  25
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distributions from any traditional IRA. It is your responsibility to keep permanent tax records of all your nondeductible contributions to traditional IRAs so that you can correctly report the taxable amount of any distribution on your own tax return. At the end of any year in which you have received a distribution from any traditional IRA, you calculate the ratio of your total nondeductible traditional IRA contributions (less any amounts previously withdrawn tax-free) to the total account balances of all traditional IRAs you own at the end of the year plus all traditional IRA distributions made during the year. Multiply this by all distributions from the traditional IRA during the year to determine the nontaxable portion of each distribution.


A distribution from a traditional IRA is not taxable if:


o the amount received is a withdrawal of certain excess contributions, as described in IRS Publication 590; or


o the entire amount received is rolled over to another traditional IRA or other eligible retirement plan which agrees to accept the funds, (See "Rollovers from eligible retirement plans other than traditional IRAs" under "Rollover and transfer contributions to traditional IRAs" earlier in this section for more information.)

The following are eligible to receive rollovers of distributions from a traditional IRA: a qualified plan, a 403(b) plan or a governmental employer 457(b) plan. After-tax contributions in a traditional IRA cannot be rolled from your traditional IRA into, or back into, a qualified plan, 403(b) plan or governmental employer 457(b) plan. Before you decide to roll over a distribution from a traditional IRA to another eligible retirement plan, you should check with the administrator of that plan about whether the plan accepts rollovers and, if so, the types it accepts. You should also check with the administrator of the receiving plan about any documents required to be completed before it will accept a rollover.

Since the Income Manager(R) annuity is intended to be a payout contract, it may not be an appropriate contract if you intend to roll over funds later. Allocation of amounts to the life contingent annuity may make it difficult for you to roll the contract over to another eligible retirement plan.


Distributions from a traditional IRA are not eligible for favorable ten-year averaging and long-term capital gain treatment available to distributions from qualified plans. If you might be eligible for such tax treatment from your qualified plan, you may be able to preserve such tax treatment even though an eligible rollover from a qualified plan is temporarily rolled into a "conduit IRA" before being rolled back into a qualified plan. See your tax adviser.



REQUIRED MINIMUM DISTRIBUTIONS

BACKGROUND ON REGULATIONS--REQUIRED MINIMUM DISTRIBUTIONS


Distributions must be made from traditional IRAs according to the rules contained in the Code and Treasury Regulations. Certain provisions of the Treasury Regulations require that the actuarial present value of additional annuity contract benefits be added to the dollar amount credited for purposes of calculating certain types of required minimum distributions from individual retirement annuity contracts. This could increase the annual amount required to be distributed from these contracts. Generally, these provisions will not apply to Income Manager(R) contracts. They could apply if you defer your payment start dates, and if account-based withdrawals, as discussed below, are done before annuitization. In addition, other provisions of the Treasury Regulations may adversely affect increasing payment GMIB Income Manager(R) IRAs beginning in 2006. You should consult with your tax adviser before you elect to take increasing payments from GMIB Income Manager(R) IRAs.


LIFETIME REQUIRED MINIMUM DISTRIBUTIONS. You must start taking annual distributions from your traditional IRAs for the year in which you turn age 70-1/2.


WHEN YOU HAVE TO TAKE THE FIRST LIFETIME REQUIRED MINIMUM DISTRIBUTION. The first required minimum distribution is for the calendar year in which you turn age 70-1/2. You have the choice to take this first required minimum distribution during the calendar year you actually reach age 70-1/2, or to delay taking it until the first three-month period in the next calendar year (January 1st - April 1st). Distributions must start no later than your "Required Beginning Date," which is April 1st of the calendar year after the calendar year in which you turn age 70-1/2. If you choose to delay taking the first annual minimum distribution, then you will have to take two minimum distributions in that year -- the delayed one for the first year and the one actually for that year. Once minimum distributions begin, they must be made at some time each year.

HOW YOU CAN CALCULATE REQUIRED MINIMUM DISTRIBUTIONS. There are two approaches to taking required minimum distributions -- "account-based" or "annuity-based." If you are acquiring your GMIB Income Manager(R) contract by exercising your GMIB benefit in accordance with your Accumulator(R) series contract, and generally for Income Manager(R) contracts where the payout starting date is not deferred, the annuity-based method applies.

ACCOUNT-BASED METHOD. If you choose an account-based method, you divide the value of your traditional IRA as of December 31st of the past calendar year by a number corresponding to your age from an IRS table. This gives you the required minimum distribution amount for that particular IRA for that year. If your spouse is your sole beneficiary and more than 10 years younger than you, the dividing number you use may be from another IRS table and may produce a smaller lifetime required minimum distribution amount. Regardless of the table used, the required minimum distribution amount will vary each year as the account value, the actuarial present value of additional annuity contract benefits, if applicable, and the divisor change. If you initially choose an account-based method, you may later apply your traditional IRA funds to a life annuity-based payout with any certain period not exceeding remaining life expectancy, determined in accordance with IRS tables.

ANNUITY-BASED METHOD. If you choose an annuity-based method, you do not have to do annual calculations. You apply the account value to an annuity payout for your life or the joint lives of you and a designated beneficiary, or for a period certain not extending beyond applicable life expectancies, determined in accordance with IRS tables.


DO YOU HAVE TO PICK THE SAME METHOD TO CALCULATE YOUR REQUIRED MINIMUM DISTRIBUTIONS FOR ALL OF YOUR TRADITIONAL IRAS AND OTHER


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RETIREMENT PLANS? No. If you want, you can choose a different method for each of your traditional IRAs and other retirement plans. For example, you can choose an annuity payout from one IRA, a different annuity payout from a qualified plan, and an account-based annual withdrawal from another IRA.


WILL WE PAY YOU THE ANNUAL AMOUNT EVERY YEAR FROM YOUR TRADITIONAL IRA BASED ON THE METHOD YOU CHOOSE? No, we do not automatically make distributions from your contract before your annuity payments begin. We will calculate the amount of an account-based required minimum distribution withdrawal for you, if you so request in writing. However, in that case you will be responsible for asking us to pay the required minimum distribution withdrawal to you. Also, the IRS will let you calculate the required minimum distribution for each traditional IRA that you maintain, using the method that you picked for that particular IRA. You can add these required minimum distribution amount calculations together. As long as the total amount you take out every year satisfies your overall traditional IRA required minimum distribution amount, you may choose to take your annual required minimum distribution from any one or more traditional IRAs that you own.

WHAT IF YOU TAKE MORE THAN YOU NEED TO FOR ANY YEAR? The required minimum distribution amount for your traditional IRAs is calculated on a year-by-year basis. There are no carry-back or carry-forward provisions. Also, you cannot apply required minimum distribution amounts you take from your qualified plans to the amounts you have to take from your traditional IRAs and vice versa.

WHAT IF YOU TAKE LESS THAN YOU NEED TO FOR ANY YEAR? Your IRA could be disqualified, and you could have to pay tax on the entire value. Even if your IRA is not disqualified, you could have to pay a 50% penalty tax on the shortfall (required amount for traditional IRAs less amount actually taken). It is your responsibility to meet the required minimum distribution rules. We will remind you when our records show that you are within the age group which must take lifetime required minimum distributions. If you do not select a method with us, we will assume you are taking your required minimum distribution from another traditional IRA that you own.


WHAT ARE THE REQUIRED MINIMUM DISTRIBUTION PAYMENTS AFTER YOU DIE? These could vary depending on whether you die before or after your Required Beginning Date for lifetime required minimum distribution payments, and the status of your beneficiary. The following assumes that you have not yet elected an annuity-based payout at the time of your death. If you elect an annuity-based payout, payments (if any) after your death must be made at least as rapidly as when you were alive.

INDIVIDUAL BENEFICIARY. Regardless of whether your death occurs before or after your Required Beginning Date, an individual death beneficiary calculates annual post-death required minimum distribution payments based on the beneficiary's life expectancy using the "term certain method." That is, he or she determines his or her life expectancy using the IRS-provided life expectancy tables as of the calendar year after the owner's death and reduces that number by one each subsequent year.

If you die before your Required Beginning Date, the rules permit any individual beneficiary, including a spousal beneficiary, to elect instead to apply the "5-year rule." Under this rule, instead of annual payments having to be made beginning with the first in the year following the owner's death, the entire account must be distributed by the end of the calendar year which contains the fifth anniversary of the owner's death. No distribution is required before that fifth year.

SPOUSAL BENEFICIARY. If you die after your Required Beginning Date, and your death beneficiary is your surviving spouse, your spouse has a number of choices. Post-death distributions may be made over your spouse's single life expectancy. Any amounts distributed after that surviving spouse's death are made over the spouse's life expectancy calculated in the year of his/her death, reduced by one for each subsequent year. In some circumstances, your surviving spouse may elect to become the owner of the traditional IRA and halt distributions until he or she reaches age 70-1/2, or roll over amounts from your traditional IRA into his/her own traditional IRA or other eligible retirement plan.

If you die before your Required Beginning Date, and the death beneficiary is your surviving spouse, the rules permit the spouse to delay starting payments over his/her life expectancy until the year in which you would have attained age 70-1/2.

NON-INDIVIDUAL BENEFICIARY. If you die after your Required Beginning Date, and your death beneficiary is a non-individual, such as the estate, the rules permit the beneficiary to calculate post-death required minimum distribution amounts based on the owner's life expectancy in the year of death. HOWEVER, NOTE THAT WE NEED AN INDIVIDUAL ANNUITANT TO KEEP AN ANNUITY CONTRACT/ CERTIFICATE IN FORCE. IF THE BENEFICIARY IS NOT AN INDIVIDUAL, WE MUST DISTRIBUTE AMOUNTS REMAINING IN THE ANNUITY CONTRACT AFTER THE DEATH OF THE ANNUITANT.

If you die before your Required Beginning Date for lifetime required minimum distribution payments, and the death beneficiary is a non-individual, such as the estate, the rules continue to apply the 5-year rule discussed above under "Individual beneficiary." PLEASE NOTE THAT WE NEED AN INDIVIDUAL ANNUITANT TO KEEP AN ANNUITY CONTRACT/CERTIFICATE IN FORCE. IF THE BENEFICIARY IS NOT AN INDIVIDUAL, WE MUST DISTRIBUTE AMOUNTS REMAINING IN THE ANNUITY CONTRACT AFTER THE DEATH OF THE ANNUITANT.

IMPORTANT INFORMATION ABOUT MINIMUM DISTRIBUTIONS UNDER YOUR CONTRACT

Although the life contingent annuity portion of the life annuity with a period certain does not have a cash value, it will be assigned a value for tax purposes. This value will generally be changed each year. If you are using the account-based withdrawal method because you have deferred the payment start date for example, when you determine the amount of account-based required minimum distributions from your IRA this value must be included. This must be done before annuity payments begin even though the life contingent annuity may not be providing a source of funds to satisfy the required minimum distributions.

If you surrender your contract, or withdraw any remaining account value before your annuity payments begin, it may be necessary for you to satisfy your required minimum distribution by moving forward the


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start date of payments under your life contingent annuity. Or to the extent available, you have to take distributions from other IRA funds you may have. Or, you may convert your IRA life contingent annuity under the IRA contract to a nonqualified life contingent annuity. This would be viewed as a distribution of the value of the life contingent annuity from your IRA, and therefore, would be a taxable event. However, since the life contingent annuity would no longer be part of the IRA, you would not have to include its value when determining future required minimum distributions.

If you have elected a joint and survivor form of the life contingent annuity, the joint annuitant must be your spouse. In the event of your death or the death of your spouse the value of such annuity will change. For this reason, it is important that someone tell us if you or your spouse dies before the life contingent annuity has started payments so that a lower valuation can be made. Otherwise, a higher tax value may result in an overstatement of the amount that would be necessary to satisfy your required minimum distribution amount.


SUCCESSOR ANNUITANT AND OWNER

If your spouse is the sole primary beneficiary and elects to become the successor annuitant and owner, no death benefit is payable until your surviving spouse's death. The required minimum distribution rules are applied as if your surviving spouse is the contract owner.


PAYMENTS TO A BENEFICIARY AFTER YOUR DEATH

IRA death benefits are taxed the same as IRA distributions.


BORROWING AND LOANS ARE PROHIBITED TRANSACTIONS

You cannot get loans from a traditional IRA. You cannot use a traditional IRA as collateral for a loan or other obligation. If you borrow against your IRA or use it as collateral, its tax-favored status will be lost as of the first day of the tax year in which this prohibited event occurs. If this happens, you must include the value of the traditional IRA in your federal gross income. Also, the early distribution penalty tax of 10% may apply if you have not reached age 59-1/2 before the first day of that tax year.


EARLY DISTRIBUTION PENALTY TAX

A penalty tax of 10% of the taxable portion of a distribution applies to distributions from a traditional IRA made before you reach age 59-1/2. Some of the available exceptions to the pre-age 59-1/2 penalty tax include distributions made:

o  on or after your death;

o  because you are disabled (special federal income tax definition);

o used to pay certain extraordinary medical expenses (special federal income tax definition);

o used to pay medical insurance premiums for unemployed individuals (special federal income tax definition);

o used to pay certain first-time home buyer expenses (special federal income tax definition; $10,000 lifetime total limit for these distributions from all your traditional and Roth IRAs);

o used to pay certain higher education expenses (special federal income tax definition); or

o in the form of substantially equal periodic payments made at least annually over your life (or your life expectancy), or over the joint lives of you and your beneficiary (or your joint life expectancy) using an IRS-approved distribution method.


WILL PAYMENTS WE MAKE TO YOU FROM THE LIFE ANNUITY WITH A PERIOD CERTAIN WHILE YOU ARE UNDER AGE 59-1/2 QUALIFY AS SUBSTANTIALLY EQUAL PAYMENTS FOR LIFE?

Same as nonqualified annuities under "Early distribution penalty tax."


ROTH IRA GMIB INCOME MANAGER(R) CONTRACTS

Before you exercise your GMIB benefit in accordance with your Accumulator(R) series Roth IRA contract, you should discuss with your tax adviser the tax consequences of distributions from a Roth IRA which may apply to your personal situation.


Payments from traditional IRAs and Roth IRAs are taxed differently. Payments from traditional IRAs are generally fully taxable, as discussed earlier in this prospectus. It is the IRA owner's responsibility to calculate the taxable and tax-free portions of any traditional IRA payments on the owner's tax return.


Distributions from Roth IRAs generally receive return of contribution treatment first under federal income tax calculation rules before any income is taxable. Certain distributions from Roth IRAs may qualify for fully tax-free treatment. These are distributions after you reach age 59-1/2, die, become disabled or meet a qualified first-time homebuyer tax rule. You also have to meet a five-year aging period, which begins when you first contribute funds to any Roth IRA.


For example, if you purchased an Accumulator(R) series traditional IRA contract in 2004 and did not convert it into a Roth IRA until 2006, and if your Accumulator(R) series contract is your sole Roth IRA, you have not yet met the five-year aging period if you exercise your GMIB benefit in 2010. In that case, payments received before the five-year aging period is met are treated first as a recovery of contributions to the Roth IRA, and next as ordinary income, after all contributions are recovered.


Taxable withdrawals or distributions from Roth IRAs may be subject to an additional 10% penalty tax if you are under age 59-1/2, unless an exception applies.

Since federal income rules require Roth IRA owners to aggregate all of their Roth IRAs together to determine the tax treatment and taxable amount, if any, of distributions and payments from Roth IRAs, the issuer of any Roth IRA contract generally reports on IRS Form 1099-R only the amount of distributions and payments it makes for the year as "taxable amount not determined." It is your responsibility to calculate on your tax return the tax-free, contribution recovery, or taxable income amounts as applicable.

As discussed earlier in this prospectus, traditional IRAs are subject to required minimum distribution rules which require that amounts begin to be distributed in a prescribed manner from the IRA after the owner reaches age 70-1/2. These rules also require distributions after the owner's death. No distributions are required to be made from Roth IRAs


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until after the Roth IRA owner's death, but then the required minimum distribution rules apply (suspended in part for 2009).

As in the case of a traditional IRA, borrowing and loans are prohibited transactions for a Roth IRA.


FEDERAL AND STATE INCOME TAX WITHHOLDING AND INFORMATION REPORTING

We must withhold federal income tax from distributions from annuity contracts. You may be able to elect out of this income tax withholding in some cases. Generally, we do not have to withhold if your distributions are not taxable. The rate of withholding required depends on the type of distribution and, in certain cases, the amount of a distribution. Any income tax withheld is a credit against your income tax liability. If you do not have sufficient income tax withheld or do not make sufficient estimated income tax payments, you may incur penalties under the estimated income tax rules.

Note that we are required to withhold on the gross amount of a distribution from a Roth IRA to the extent it is reasonable for us to believe that a distribution is includable in your gross income. This may result in tax being withheld even though the Roth IRA distribution is ultimately not taxable. You may elect out of withholding as described below.

You must file your request not to withhold in writing before the payment or distribution is made. Our Processing Office will provide forms for this purpose. You cannot elect out of withholding unless you provide us with your correct Taxpayer Identification Number and a United States residence address. You cannot elect out of withholding if we are sending the payment out of the United States. We might have to withhold and/or report on amounts we pay under a free look or cancellation.

Special withholding rules apply to foreign recipients and United States citizens residing outside the United States. We do not discuss these rules here in detail. However, we may require additional documentation in the case of payments made to non-United States persons and United States persons living abroad prior to processing any requested transaction.

Certain states have indicated that state income tax withholding will also apply to payments from the contracts made to residents. In some states, you may elect out of state withholding, even if federal withholding applies. Generally, an election out of federal withholding will also be considered an election out of state withholding. If you need more information concerning a particular state or any required forms, call our Processing Office at their toll-free number.

If you are receiving periodic and/or non-periodic payments, you will be notified of the withholding requirements and of your right to make withholding elections.


FEDERAL INCOME TAX WITHHOLDING ON PERIODIC ANNUITY PAYMENTS


Federal tax rules require payors to withhold differently on "periodic" and "non-periodic" payments. Payors are to withhold from periodic annuity payments as if the payments were wages. The annuity contract owner is to specify marital status and the number of withholding exemptions claimed on an IRS Form W-4P or similar substitute election form. If the owner does not claim a different number of withholding exemptions or maritial status, the payor is to withhold assuming that the owner is married and claiming three withholding exemptions. Based on the assumption that an annuity contract owner is married and claiming three withholding exemptions, periodic annuity payments totaling less than $24,960 in 2010 will generally be exempt from federal income tax withholding. If the owner does not provide the owner's correct Taxpayer Identification Number a payor is to withhold from periodic annuity payments as if the owner were single with no exemptions.


A contract owner's withholding election remains effective unless and until the owner revokes it. The contract owner may revoke or change a withholding election at any time.


FEDERAL INCOME TAX WITHHOLDING ON NON-PERIODIC ANNUITY PAYMENTS (WITHDRAWALS)

Non-periodic distributions include partial withdrawals, total surrenders and death benefits. Payors generally withhold federal income tax at a flat 10% rate from (i) the taxable amount in the case of nonqualified contracts, and (ii) the payment amount in the case of traditional IRAs and Roth IRAs where it is reasonable to assume an amount is includable in gross income.


                                                             Tax information  29
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6. More information

--------------------------------------------------------------------------------

ABOUT OUR FIXED MATURITY OPTIONS

HOW WE DETERMINE THE MARKET VALUE ADJUSTMENT. We use the following procedure to calculate the market value adjustment (positive or negative) we make if you withdraw all of your value from a fixed maturity option before its maturity date.

(1) We determine the market adjusted amount on the date of the withdrawal as follows:

     (a) We determine the fixed maturity amount that would be payable on the maturity date, using the rate to maturity for the fixed maturity option.

     (b) We determine the period remaining in your fixed maturity option (based on the withdrawal date) and convert it to fractional years based on a 365-day year. For example, three years and 12 days becomes 3.0329.

     (c) We determine the current rate to maturity that applies on the withdrawal date to new allocations to the same fixed maturity option.

     (d) We determine the present value of the fixed maturity amount payable at the maturity date, using the period determined in (b) and the rate determined in (c).

(2)  We determine the fixed maturity amount as of the current date.

(3) We subtract (2) from the result in (1)(d). The result is the market value adjustment applicable to such fixed maturity option, which may be positive or negative.

--------------------------------------------------------------------------------
Your market adjusted amount is the present value of the maturity value discounted at the rate to maturity in effect for new contributions to that same fixed maturity option on the date of the calculation.
--------------------------------------------------------------------------------

For purposes of calculating the rate to maturity for new allocations to a fixed maturity option (see (1)(c) above), we use the rate we have in effect for new allocations to that fixed maturity option. We use this rate even if new allocations to that option would not be accepted at that time. This rate will not be less than 3%. If we do not have a rate to maturity in effect for a fixed maturity option to which the "current rate to maturity" in (1)(c) would apply, we will use the rate at the next closest maturity date. If we are no longer offering new fixed maturity options, the "current rate to maturity" will be determined in accordance with our procedures then in effect. We reserve the right to add up to 0.25% to the current rate in (1)(c) above for purposes of calculating the market value adjustment only.

ABOUT THE SEPARATE ACCOUNT FOR THE FIXED MATURITY OPTIONS

INVESTMENTS. Under New York Insurance law, the portion of the separate account assets equal to the reserves and other contract liabilities relating to the contracts are not chargeable with liabilities from any other business we may conduct. We own the assets of the separate account, as well as any favorable investment performance on those assets. You do not participate in the performance of the assets held in this separate account. We may, subject to state law which applies, transfer all assets allocated to the separate account to our general account. Also, we may, at our sole discretion, invest separate account assets in any investment permitted by applicable law. We guarantee all benefits relating to your account value in the fixed maturity options regardless of whether assets supporting fixed maturity options are held in a separate account or our general account.

We have no specific formula for establishing the rates to maturity for the fixed maturity options. We expect the rates to be influenced by, but not necessarily correspond to, among other things, the yields that we can expect to realize on the separate account's investments from time to time. Our current plans are to invest in fixed-income obligations, including corporate bonds, mortgage-backed and asset-backed securities and government and agency issues having durations in the aggregate consistent with those of the fixed maturity options.

Although the above generally describes our plans for investing the assets supporting our obligations under the fixed maturity options, we are not obligated to invest those assets according to any particular plan except as we may be required to by state insurance laws. We will not determine the rates to maturity we establish by the performance of the nonunitized separate account.


ABOUT OUR GENERAL ACCOUNT


Our general obligations and any guaranteed benefits under the contract are supported by AXA Equitable's general account and are subject to AXA Equitable's claims paying ability. Assets in the general account are not segregated for the exclusive benefit of any particular contract or obligation. General account assets are also available to the insurer's general creditors and the conduct of its routine business activities, such as the payment of salaries, rent and other ordinary business expenses. For more information about AXA Equitable's financial strength, you may review its financial statements and/or check its current rating with one or more of the independent sources that rate insurance companies for their financial strength and stability. Such ratings are subject to change and have no bearing on the performance of the variable investment options. You may also speak with your financial representative.


The general account is subject to regulation and supervision by the Insurance Department of the State of New York and to the insurance laws and regulations of all jurisdictions where we are authorized to do business. Interests under the contracts in the general account have not been registered and are not required to be registered under the Securities Act of 1933 because of exemptions and exclusionary provisions that apply. The general account is not required to register as an investment company under the Investment Company Act of 1940 and it is not registered as an investment company under the Investment Company Act of 1940. The market value adjustment interests under the contracts, which are held in a separate account, are issued by AXA Equitable and are registered under the Securities Act of 1933. The contract is a "covered security" under the federal securities laws.


30  More information
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We have been advised that the staff of the SEC has not made a review of the disclosure that is included in the prospectus for your information that relates to the general account and the life contingent annuity. The disclosure, however, may be subject to certain generally applicable provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses.


OTHER METHODS OF PAYMENT


WIRE TRANSMITTALS

We accept initial contributions sent by wire to our Processing Office by agreement with certain broker-dealers. The transmittals must be accompanied by information we require to allocate your contribution. Wire orders not accompanied by complete information may be retained as described under "How you can make your contributions" in "Other benefits and features of the contracts" earlier in this prospectus.

Even if we accept the wire order and essential information, a contract generally will not be issued until we receive and accept a properly completed application. In certain cases we may issue a contract based on information forwarded electronically. Where we require a signed application, no financial transactions will be permitted until we receive the signed application and have issued the contract.

After your contract has been issued, additional contributions under the life annuity with a period certain contract may be transmitted by wire.


ABOUT PAYMENTS UNDER PERIOD CERTAIN CONTRACTS


The following example illustrates a ten-year level stream of annual payments, each in the amount of $10,000, purchased on February 16, 2010 with the first payment on February 15, 2011. To achieve this result, a single contribution of $84,690.12 is required, and is allocated among the fixed maturity options as indicated below.





------------------------------------------------------------------
                                PRICE PER $100
FEBRUARY 15TH OF                 OF MATURITY        ALLOCATION OF
 CALENDAR YEAR      PAYMENT         VALUE            CONTRIBUTION
------------------------------------------------------------------
     2011           $10,000         $97.10            $ 9,709.52
------------------------------------------------------------------
     2012           $10,000         $94.27            $ 9,426.72
------------------------------------------------------------------
     2013           $10,000         $91.51            $ 9,151.42
------------------------------------------------------------------
     2014           $10,000         $88.85            $ 8,884.87
------------------------------------------------------------------
     2015           $10,000         $86.26            $ 8,626.09
------------------------------------------------------------------
     2016           $10,000         $83.75            $ 8,374.84
------------------------------------------------------------------
     2017           $10,000         $81.30            $ 8,130.26
------------------------------------------------------------------
     2018           $10,000         $78.32            $ 7,832.39
------------------------------------------------------------------
     2019           $10,000         $74.65            $ 7,465.49
------------------------------------------------------------------
     2020           $10,000         $70.89            $ 7,088.52
------------------------------------------------------------------
                                              Total   $84,690.12
------------------------------------------------------------------


DATES AND PRICES AT WHICH CONTRACT EVENTS OCCUR


BUSINESS DAY

Our "business day" is generally any day the New York Stock Exchange ("NYSE") is open for regular trading and generally ends at 4:00 p.m. Eastern Time (or as of an earlier close of regular trading). A business day does not include a day on which we are not open due to emergency conditions determined by the Securities and Exchange Commission. We may also close early due to such emergency conditions. Contributions will be applied and any other transaction requests will be processed when they are received along with all the required information unless another date applies as indicated below.

o If your contribution or any other transaction request containing all the required information reaches us on any of the following, we will use the next business day:

         - on a non-business day;
         - after 4:00 p.m. Eastern Time on a business day; or
         - after an early close of regular trading on the NYSE on a business day.


CONTRIBUTIONS

o Contributions allocated to the fixed maturity options will receive the rate to maturity in effect for that fixed maturity option on that business day.


o Contributions allocated to the separate account to provide for payments off maturity dates will receive the interest rate in effect on that business day or the same rate as the rate to maturity that applied to the expired fixed maturity option.

o Contributions allocated to the life contingent annuity will be invested at the purchase rates in effect on that business day. If you are purchasing the Income Manager(R) (life with a period certain) option in connection with your guaranteed minimum income benefit under certain contracts, you should note that the purchase rates used are more conservative (and therefore your payments may be smaller) than those we use for other Income Manager(R) contracts.


STATUTORY COMPLIANCE

We have the right to change your contract without the consent of any other person in order to comply with any laws and regulations that apply, including but not limited to changes in the Internal Revenue Code, in Treasury Regulations or in published rulings of the Internal Revenue Service and in Department of Labor regulations.

Any change in your contract must be in writing and made by an authorized officer of AXA Equitable. We will provide notice of any contract change.

The benefits under your contract will not be less than the minimum benefits required by any state law that applies.


ABOUT LEGAL PROCEEDINGS

AXA Equitable and its affiliates are parties to various legal proceedings. In our view, none of these proceedings is likely to have a material adverse effect upon our obligations under the contracts, or the distribution of the contracts.



TRANSFERS OF OWNERSHIP, COLLATERAL ASSIGNMENTS, LOANS, AND BORROWING

The contracts may not be assigned except through surrender to us. They may not be borrowed against or used as collateral for a loan or other obligation.


                                                            More information  31
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DISTRIBUTION OF THE CONTRACTS


The contracts are distributed by both AXA Advisors, LLC ("AXA Advisors") and AXA Distributors, LLC ("AXA Distributors") (together the "Distributors").

AXA Advisors is an affiliate of AXA Equitable, and AXA Distributors is an indirect wholly owned subsidiary of AXA Equitable. The Distributors are under the common control of AXA Financial, Inc. Their principal business address is 1290 Avenue of the Americas, New York, NY 10104. The Distributors are registered with the SEC as broker-dealers and are members of the Financial Industry Regulatory Authority, Inc. ("FINRA"). Both broker-dealers also act as distributors for other AXA Equitable life and annuity products.


Under a distribution agreement between AXA Distributors, LLC, AXA Equitable, and certain of AXA Equitable's separate accounts, including the separate account that contains the fixed maturity options, AXA Equitable paid AXA Distributors, LLC distribution fees of $429,091,474 in 2009, $750,235,874 in 2008 and $1,007,208,067 in 2007, as the distributor of certain contracts, including these contracts, and as the principal underwriter of several AXA Equitable separate accounts, including the separate account that contains the fixed maturity options. Of these amounts for each of these three years, AXA Distributors, LLC retained $40,223,293, $81,519,894 and $95,562,846, respectively.

Pursuant to a Distribution and Servicing Agreement between AXA Advisors, AXA Equitable and certain of AXA Equitable's separate accounts, including the separate account that contains the fixed maturity options, AXA Equitable paid AXA Advisors a fee of $325,380 for each of the years 2009, 2008 and 2007. AXA Equitable paid AXA Advisors as the distributor for certain contracts, including these contracts $557,277,070 in 2009, $677,871,467 in 2008 and $731,920,627 in
2007. Of these amounts, AXA Advisors retained $306,063,542, $356,304,358 and $386,036,299, respectively.


The contracts are sold by financial professionals of AXA Advisors and its affiliates and by financial professionals of both affiliated and unaffiliated broker-dealers that have entered into selling agreements with the Distributors ("Selling broker-dealers").

AXA Equitable pays sales compensation to both Distributors based on contracts sold. In general, the Distributors will pay all or a portion of the sales compensation they receive from AXA Equitable to individual financial representatives or Selling broker-dealers. Selling broker-dealers will, in turn, pay all or a portion of the compensation they receive from the Distributors to individual financial representatives as commissions related to the sale of the contracts.

Sales compensation paid to AXA Advisors will generally not exceed 8.50% of the total contributions made under the contracts.

Sales compensation paid to AXA Distributors will generally not exceed 5.00% of the total contributions made under the contracts.

The Distributors may pay certain affiliated and/or unaffiliated Selling broker-dealers and other financial intermediaries additional compensation in recognition of certain expenses that may be incurred by them or on their behalf. The Distributors may also pay certain broker-dealers or other financial intermediaries additional compensation for enhanced marketing opportunities and other services (commonly referred to as "marketing allowances"). Services for which such payments are made may include, but are not limited to, the preferred placement of AXA Equitable and/or Income Manager(R) on a company and/or product list; sales personnel training; product training; business reporting; technological support; due diligence and related costs; advertising, marketing and related services; conferences; and/or other support services, including some that may benefit the contract owner. Payments may be based on the amount of assets or purchase payments attributable to contracts sold through a Selling broker-dealer or such payments may be a fixed amount. The Distributors may also make fixed payments to Selling broker-dealers in connection with the initiation of a new relationship or the introduction of a new product. These payments may serve as an incentive for Selling broker-dealers to promote the sale of particular products. Additionally, as an incentive for financial professionals of Selling broker-dealers to promote the sale of AXA Equitable products, the Distributors may increase the sales compensation paid to the Selling broker-dealer for a period of time (commonly referred to as "compensation enhancements"). Marketing allowances and sales incentives are made out of the Distributors' assets. Not all Selling broker-dealers receive these kinds of payments. For more information about any such arrangements, ask your financial professional.

The Distributors receive 12b-1 fees from certain portfolios for providing certain distribution and/or shareholder support services. The Distributors or their affiliates may also receive payments from the advisers of the portfolios or their affiliates to help defray expenses for sales meetings or seminar sponsorships that may relate to the contracts and/or the advisers' respective portfolios.

In an effort to promote the sale of our products, AXA Advisors may provide its financial professionals and managerial personnel with a higher percentage of sales commissions and/or cash compensation for the sale of an affiliated variable product than it would the sale of an unaffiliated product. Such practice is known as providing "differential compensation." In addition, managerial personnel may receive expense reimbursements, marketing allowances and commission-based payments known as "overrides." Certain components of the compensation of financial professionals who are managers are based on the sale of affiliated variable products. Managers earn higher compensation (and credits toward awards and bonuses) if those they manage sell more affiliated variable products. AXA Advisors may provide other forms of compensation to its financial professionals, including health and retirement benefits. For tax reasons, AXA Advisors financial professionals qualify for health and retirement benefits based solely on their sales of our affiliated products.

These payments and differential compensation (together, the "payments") can vary in amount based on the applicable product and/or entity or individual involved. As with any incentive, such payments may cause the financial professional to show preference in recommending the purchase or sale of AXA Equitable products. However, under applicable rules of the FINRA, AXA Advisors may only recommend to you products that they reasonably believe are suitable for you based on facts that you have disclosed as to your other security holdings, financial situation and needs. In making any recommendation, financial


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professionals of AXA Advisors may nonetheless face conflicts of interest because of the differences in compensation from one product category to another, and because of differences in compensation between products in the same category.

In addition AXA Advisors may offer sales incentive programs to financial professionals who meet specified production levels for the sale of both affiliated and unaffiliated products which provide non-cash compensation such as stock options awards and/or stock appreciation rights, expense-paid trips, expense-paid educational seminars and merchandise.

Although AXA Equitable takes all of its costs into account in establishing the level of fees and expenses in its products, any compensation paid by AXA Equitable to the Distributors will not result in any separate charge to you under your contract. All payments made will be in compliance with all applicable FINRA rules and other laws and regulations.


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7. Incorporation of certain documents by reference

--------------------------------------------------------------------------------


AXA Equitable's Annual Report on Form 10-K for the period ended December 31, 2009 (the "Annual Report") is considered to be part of this Prospectus because it is incorporated by reference.


AXA Equitable files reports and other information with the SEC, as required by law. You may read and copy this information at the SEC's public reference facilities at Room 1580, 100 F Street, NE, Washington, DC 20549, or by accessing the SEC's website at www.sec.gov. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Under the Securities Act of 1933, AXA Equitable has filed with the SEC a registration statement relating to the fixed maturity option (the "Registration Statement"). This Prospectus has been filed as part of the Registration Statement and does not contain all of the information set forth in the Registration Statement.

After the date of this Prospectus and before we terminate the offering of the securities under the Registration Statement, all documents or reports we file with the SEC under the Securities Exchange Act of 1934 ("Exchange Act"), will be considered to become part of this Prospectus because they are incorporated by reference.

Any statement contained in a document that is or becomes part of this Prospectus, will be considered changed or replaced for purposes of this Prospectus if a statement contained in this Prospectus changes or is replaced. Any statement that is considered to be a part of this Prospectus because of its incorporation will be considered changed or replaced for the purpose of this Prospectus if a statement contained in any other subsequently filed document that is considered to be part of this Prospectus changes or replaces that statement. After that, only the statement that is changed or replaced will be considered to be part of this Prospectus.

We file the Registration Statement and our Exchange Act documents and reports, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, electronically according to EDGAR under CIK No. 0000727920. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

Upon written or oral request, we will provide, free of charge, to each person to whom this Prospectus is delivered, a copy of any or all of the documents considered to be part of this Prospectus because they are incorporated herein. In accordance with SEC rules, we will provide copies of any exhibits specifically incorporated by reference into the text of the Exchange Act reports (but not any other exhibits). Requests for documents should be directed to AXA Equitable Life Insurance Company, 1290 Avenue of the Americas, New York, New York 10104. Attention: Corporate Secretary (telephone: (212) 554-1234). You can access our website at www.axa-equitable.com.


34  Incorporation of certain documents by reference
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Appendix: Market value adjustment example

--------------------------------------------------------------------------------


The example below shows how the market value adjustment would be determined and how it would be applied to a withdrawal, assuming that $100,000 was allocated on February 16, 2010 to a fixed maturity option with a maturity date of February 16, 2018 (eight years later) at a hypothetical rate to maturity of 7.00%(H), resulting in a maturity value of $171,882 on the maturity date. We further assume that a withdrawal of $50,000, including any applicable withdrawal charge, is made four years later on February 16, 2014(a).





--------------------------------------------------------------------------------------------------------
                                                                                HYPOTHETICAL ASSUMED
                                                                                 RATE TO MATURITY(J)
                                                                                 FEBRUARY 16, 2014
                                                                              --------------------------
                                                                                 5.00%        9.00%
--------------------------------------------------------------------------------------------------------
AS OF FEBRUARY 16, 2014 BEFORE WITHDRAWAL
--------------------------------------------------------------------------------------------------------
(1) Market adjusted amount(b)                                                  $141,389     $121,737
--------------------------------------------------------------------------------------------------------
(2) Fixed maturity amount(c)                                                   $131,104     $131,104
--------------------------------------------------------------------------------------------------------
(3) Market value adjustment: (1) - (2)                                         $ 10,285     $ (9,367)
--------------------------------------------------------------------------------------------------------
 ON FEBRUARY 16, 2014 AFTER $50,000 WITHDRAWAL
--------------------------------------------------------------------------------------------------------
(4) Portion of market value adjustment associated with the withdrawal:
    (3) x [$50,000/(1)]                                                        $  3,637     $ (3,847)
--------------------------------------------------------------------------------------------------------
(5) Portion of fixed maturity associated with the withdrawal: $50,000 - (4)    $ 46,363     $ 53,847
--------------------------------------------------------------------------------------------------------
(6) Market adjusted amount: (1) - $50,000                                      $ 91,389     $ 71,737
--------------------------------------------------------------------------------------------------------
(7) Fixed maturity amount: (2) - (5)                                           $ 84,741     $ 77,257
--------------------------------------------------------------------------------------------------------
(8) Maturity value(d)                                                          $111,099     $101,287
--------------------------------------------------------------------------------------------------------


You should note that in this example, if a withdrawal is made when rates have increased from 7.00% to 9.00% (right column), a portion of a negative market value adjustment is realized. On the other hand, if a withdrawal is made when rates have decreased from 7.00% to 5.00% (left column), a portion of a positive market value adjustment is realized.

Notes:


 (a)  Number of days from the withdrawal date to the maturity date = D = 1,461

 (b)  Market adjusted amount is based on the following calculation:
       Maturity value              $171,882
      ----------------    =     ----------------     where j is either 5% or 9%
        (l+j)(D/365)            (1+j)(1,461/365)

 (c)  Fixed maturity amount is based on the following calculation:

      Maturity value                 $171,882
      ----------------    =     -------------------
        (1+h)(D/365)            (1+0.07)(1,461/365)

 (d)  Maturity value is based on the following calculation:

      Fixed maturity amount X (1+h)(D/365)  = ($84,741 or $77,257) X (1+0.07)(1,461/365))

                                   Appendix: Market value adjustment example A-1
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Fixed Maturity Options Available Under Certain Accumulator(R) Contracts


PROSPECTUS DATED MAY 1, 2010


Please read and keep this Prospectus for future reference. It contains important information that you should know before purchasing or taking any other action under your contract.


--------------------------------------------------------------------------------

WHAT IS ACCUMULATOR(R)?

Accumulator(R) is a deferred annuity contract issued by AXA Equitable Life Insurance Company. It provides for the accumulation of retirement savings and for income. The contract offers income and death benefit protection. It also offers a number of payout options. You invest to accumulate value on a tax-deferred basis in one or more of our variable investment options, the guaranteed interest option, fixed maturity options, or the account for special dollar cost averaging ("investment options").

This Prospectus describes the fixed maturity options under certain Accumulator contracts that are no longer sold.


WHAT ARE THE FIXED MATURITY OPTIONS?

The fixed maturity options are some of the investment options available under certain Accumulator contracts. Please refer to your contract for details regarding whether you are eligible for the fixed maturity options. As explained in more detail in this Prospectus, each fixed maturity option has a maturity date ranging from one to 10 years, and we pay interest at a stated rate if the option is held to maturity. Under certain circumstances, such as withdrawals, selection of annuity payout option or payment of a death benefit, we may make a market value adjustment, which will increase or decrease any fixed maturity amount you will have in that fixed maturity option.

This Prospectus describes the fixed maturity options available under the following Accumulator(R) contracts, which are no longer sold:

o Accumulator(R) Advisor(SM)

o Accumulator(R)


o Accumulator(R) Plus(SM)


o Accumulator(R) Elite(SM)

o Accumulator(R) Select(SM)

o Equitable Accumulator(R) Elite(SM) II

o Equitable Accumulator(R) Express(SM)

o Equitable Accumulator(R) Select(SM) II

Not all features are available under each Accumulator(R) contract. Please refer to your contract and contract prospectus.

This Prospectus does not describe the contract itself or the investment options other than the fixed maturity options. Because the contract is no longer sold, the Prospectus for the contract is no longer updated. For information about the contract, you should consult the contract itself and the most recent prospectus for the contract, which you may request by writing to our processing office at 500 Plaza Drive, 6th Floor, Secaucus, New Jersey 07094 or by calling 1-800-789-7771. For additional information regarding the variable investment options, you should consult the most recent prospectuses for the portfolios underlying the variable investment options. You may request prospectuses for the portfolios underlying the variable investment options, which do not accompany this Prospectus, by writing to or calling our processing office at the address and number above.


THE SEC HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE CONTRACTS ARE NOT INSURED BY THE FDIC OR ANY OTHER AGENCY. THEY ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK AND ARE NOT BANK GUARANTEED. THEY ARE SUBJECT TO INVESTMENT RISKS AND POSSIBLE LOSS OF PRINCIPAL.


                                                                          X02986

                                                                        (R-4/15)

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Contents of this Prospectus

--------------------------------------------------------------------------------


ACCUMULATOR(R)
--------------------------------------------------------------------------------
Who is AXA Equitable?                                                        4
How to reach us                                                              5



--------------------------------------------------------------------------------
1. CONTRACT FEATURES AND BENEFITS                                            7
--------------------------------------------------------------------------------
Overview                                                                     7
Contributions generally and limitations on contributions                     7
What are your investment options under the contract?                         7



--------------------------------------------------------------------------------
2. DESCRIPTION OF THE FIXED MATURITY OPTIONS                                 8
--------------------------------------------------------------------------------
Fixed maturity options                                                       8
Rates to maturity and price per $100 of maturity value                       9
How we determine the market value adjustment                                 9
Investments under the fixed maturity options                                 9
Allocating your contributions                                               10



--------------------------------------------------------------------------------
3. DETERMINING YOUR CONTRACT'S VALUE                                        11
--------------------------------------------------------------------------------
Your account value and cash value                                           11
Your contract's value in the fixed maturity options                         11
Insufficient account value                                                  11



--------------------------------------------------------------------------------
4. TRANSFERRING YOUR MONEY AMONG INVESTMENT OPTIONS                         12
--------------------------------------------------------------------------------
Transferring your account value                                             12
Disruptive transfer activity                                                12



--------------------------------------------------------------------------------
5. ACCESSING YOUR MONEY                                                     14
--------------------------------------------------------------------------------
Withdrawing your account value                                              14
Fixed Annuity Payout Options                                                14



--------------------------------------------------------------------------------
6. CHARGES AND EXPENSES                                                     15
--------------------------------------------------------------------------------



----------------------
"We," "our," and "us" refer to AXA Equitable.

When we address the reader of this Prospectus with words such as "you" and "your," we mean the person who has the right or responsibility that the Prospectus is discussing at that point. This is usually the contract owner.

When we use the word "contract" it also includes certificates that are issued under group contracts.


2  Contents of this Prospectus

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--------------------------------------------------------------------------------
7. TAX INFORMATION                                                          16
--------------------------------------------------------------------------------
Overview                                                                    16
Special rule for conversions to Roth IRA in 2010                            16
Individual retirement arrangements (IRAs)                                   16
Tax-sheltered annuity contracts (TSAs)                                      16




--------------------------------------------------------------------------------
8. MORE INFORMATION                                                         20
--------------------------------------------------------------------------------
Dates and prices at which contract events occur                             20
Distribution of the contracts                                               20



--------------------------------------------------------------------------------
9. INCORPORATION OF CERTAIN DOCUMENTS
   BY REFERENCE                                                             22
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
APPENDIX
--------------------------------------------------------------------------------
I -- Market value adjustment example                                       A-1

                                                  Contents of this Prospectus  3

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Who is AXA Equitable?

--------------------------------------------------------------------------------


We are AXA Equitable Life Insurance Company ("AXA Equitable"), a New York stock life insurance corporation. We have been doing business since 1859. AXA Equitable is an indirect, wholly-owned subsidiary of AXA Financial, Inc., a holding company, which is itself an indirect, wholly-owned subsidiary of AXA SA ("AXA"). AXA is a French holding company for an international group of insurance and related financial services companies. As the ultimate sole shareholder of AXA Equitable, and under its other arrangements with AXA Equitable and AXA Equitable's parent, AXA exercises significant influence over the operations and capital structure of AXA Equitable and its parent. AXA holds its interest in AXA Equitable through a number of other intermediate holding companies, including Oudinot Participations, AXA America Holdings, Inc. and AXA Equitable Financial Services, LLC. AXA Equitable is obligated to pay all amounts that are promised to be paid under the contracts. No company other than AXA Equitable, however, has any legal responsibility to pay amounts that AXA Equitable owes under the contracts.

AXA Financial, Inc. and its consolidated subsidiaries managed approximately $581.2 billion in assets as of December 31, 2009. For more than 150 years AXA Equitable has been among the largest insurance companies in the United States. We are licensed to sell life insurance and annuities in all fifty states, the District of Columbia, Puerto Rico, and the U.S. Virgin Islands. Our home office is located at 1290 Avenue of the Americas, New York, NY 10104.



4  Who is AXA Equitable?

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HOW TO REACH US

Please communicate with us at the mailing addresses listed below for the purposes described. Certain methods of contacting us, such as by telephone or electronically, may be unavailable or delayed. For example, our facsimile service may not be available at all times and/or we may be unavailable due to emergency closing. In addition, the level and type of service available may be restricted based on criteria established by us. In order to avoid delays in processing, please send your correspondence and check to the appropriate location, as follows:



--------------------------------------------------------------------------------
 FOR CORRESPONDENCE WITH CHECKS:
--------------------------------------------------------------------------------

FOR CONTRIBUTIONS SENT BY REGULAR MAIL:

     Accumulator(R)
     P.O. Box 1577
     Secaucus, NJ 07096-1577


FOR CONTRIBUTIONS SENT BY EXPRESS DELIVERY:

     Accumulator(R)
     500 Plaza Drive, 6th Floor
     Secaucus, NJ 07094



--------------------------------------------------------------------------------
 FOR CORRESPONDENCE WITHOUT CHECKS:
--------------------------------------------------------------------------------

FOR ALL OTHER COMMUNICATIONS (E.G., REQUESTS FOR TRANSFERS, WITHDRAWALS, OR REQUIRED NOTICES) SENT BY REGULAR MAIL:

     Accumulator(R)
     P.O. Box 1547
     Secaucus, NJ 07096-1547


FOR ALL OTHER COMMUNICATIONS (E.G., REQUESTS FOR TRANSFERS, WITHDRAWALS, OR REQUIRED NOTICES) SENT BY EXPRESS DELIVERY:

     Accumulator(R)
     500 Plaza Drive, 6th Floor
     Secaucus, NJ 07094

Your correspondence will be picked up at the mailing address noted above and delivered to our processing office. Your correspondence, however, is not considered received by us until it is received at our processing office. Where this Prospectus refers to the day when we receive a contribution, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last thing necessary for us to process that item) arrives in complete and proper form at our processing office or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives (1) on a day that is not a business day or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day. Our processing office is: 500 Plaza Drive, 6th Floor, Secaucus, New Jersey 07094.


--------------------------------------------------------------------------------
 REPORTS WE PROVIDE:
--------------------------------------------------------------------------------

o written confirmation of financial transactions;

o statement of your contract values at the close of each calendar year, and any calendar quarter in which there was a financial transaction; and

o annual statement of your contract values as of the close of the contract year, including notification of eligibility to exercise the Guaranteed minimum income benefit.

--------------------------------------------------------------------------------
 TELEPHONE OPERATED PROGRAM SUPPORT ("TOPS") AND
 ONLINE ACCOUNT ACCESS SYSTEMS:
--------------------------------------------------------------------------------


TOPS is designed to provide you with up-to-date information via touch-tone telephone. Online Account Access is designed to provide this information through the Internet. You can obtain information on:

o your current account value;

o your current allocation percentages;

o the number of units you have in the variable investment options;

o rates to maturity for the fixed maturity options;

o the daily unit values for the variable investment options; and

o performance information regarding the variable investment options (not available through TOPS).

You can also:

o change your allocation percentages and/or transfer among the investment options;

o elect to receive certain contract statements electronically;

o enroll in, modify or cancel a rebalancing program (through EQ Access only);

o change your address (not available through TOPS);

o change your TOPS personal identification number ("PIN") (through TOPS only) and your Online Account Access password (through Online Account Access only); and

o access Frequently Asked Questions and Service Forms (not available through
  TOPS).

TOPS and Online Account Access are normally available seven days a week, 24 hours a day. You may use TOPS by calling toll free 1-888-909-7770. If you are a client with AXA Advisors you may use Online Account Access by visiting our website at www.axaonline.com and logging in to access your account. All other clients may access Online Account Access by visiting our website at www.axa-equitable.com. Of course, for reasons beyond our control, these services may sometimes be unavailable.

We have established procedures to reasonably confirm that the instructions communicated by telephone or Internet are genuine. For example, we will require certain personal identification information before we will act on telephone or Internet instructions and we will provide written confirmation of any transfers. If we do not employ reasonable procedures to confirm the genuineness of telephone or Internet instructions, we may be liable for any losses arising out of any


                                                        Who is AXA Equitable?  5

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act or omission that constitutes negligence, lack of good faith, or willful misconduct. In light of our procedures, we will not be liable for following telephone or Internet instructions we reasonably believe to be genuine.

We reserve the right to limit access to these services if we determine that you engaged in a disruptive transfer activity, such as "market timing" (see "Disruptive transfer activity" in "Transferring your money among investment options" later in this Prospectus).


--------------------------------------------------------------------------------
 CUSTOMER SERVICE REPRESENTATIVE:
--------------------------------------------------------------------------------

You may also use our toll-free number (1-800-789-7771) to speak with one of our customer service representatives. Our customer service representatives are available on any business day from 8:30 a.m. until 5:30 p.m., Eastern Time.

WE REQUIRE THAT THE FOLLOWING TYPES OF COMMUNICATIONS BE ON SPECIFIC FORMS WE PROVIDE FOR THAT PURPOSE:

(1) authorization for telephone transfers by your financial professional (available only for contracts distributed through AXA Distributors);

(2) conversion of a traditional IRA to a Roth Conversion IRA or Flexible Premium Roth IRA contract;

(3)  election of the automatic investment program;

(4) requests for loans under Rollover TSA contracts (employer or plan approval required);

(5)  spousal consent for loans under Rollover TSA contracts;

(6) requests for withdrawals or surrenders from Rollover TSA contracts (employer or plan approval required)

(7) requests for withdrawals or surrenders from contracts with the Guaranteed withdrawal benefit for life ("GWBL");

(8)  tax withholding elections;

(9)  election of the Beneficiary continuation option;

(10) IRA contribution recharacterizations;

(11) Section 1035 exchanges;

(12) direct transfers and rollovers;

(13) exercise of the Guaranteed minimum income benefit;

(14) death claims;

(15) change in ownership (NQ only);

(16) purchase by, or change of ownership to, a nonnatural owner;

(17) enrollment in our "automatic required minimum distribution (RMD) service;"

(18) requests to opt out of or back into the annual ratchet of the Guaranteed withdrawal benefit for life ("GWBL") benefit base; and

(19) requests for enrollment in either our Maximum payment plan or Customized payment plan under the Guaranteed withdrawal benefit for life ("GWBL").

WE ALSO HAVE SPECIFIC FORMS THAT WE RECOMMEND YOU USE FOR THE FOLLOWING TYPES OF REQUESTS:

(1)  beneficiary changes;

(2)  contract surrender and withdrawal requests;

(3) general dollar cost averaging (including the fixed dollar and interest sweep options);

(4)  special dollar cost averaging; and

(5)  12 month dollar cost averaging.


TO CANCEL OR CHANGE ANY OF THE FOLLOWING, WE REQUIRE WRITTEN NOTIFICATION GENERALLY AT LEAST SEVEN CALENDAR DAYS BEFORE THE NEXT SCHEDULED TRANSACTION:

(1)  automatic investment program;

(2) general dollar cost averaging (including the fixed dollar and interest sweep options);

(3)  special dollar cost averaging;

(4)  12 month dollar cost averaging;

(5)  substantially equal withdrawals;

(6)  systematic withdrawals; and

(7)  the date annuity payments are to begin.

You must sign and date all these requests. Any written request that is not on one of our forms must include your name and your contract number along with adequate details about the notice you wish to give or the action you wish us to take.


SIGNATURES:

The proper person to sign forms, notices and requests would normally be the owner. If there are joint owners, both must sign.


6  Who is AXA Equitable?

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1. Contract features and benefits


--------------------------------------------------------------------------------

OVERVIEW

This Prospectus describes the fixed maturity options available under the following Accumulator contracts, which are no longer sold:

o Accumulator(R) Advisor(SM)

o Accumulator(R)


o Accumulator(R) Plus(SM)


o Accumulator(R) Elite(SM)

o Accumulator(R) Select(SM)

o Equitable Accumulator(R) Elite(SM) II

o Equitable Accumulator(R) Express(SM)

o Equitable Accumulator(R) Select(SM) II

This Prospectus does not describe the contract itself or the investment options other than the fixed maturity options.

Because the contract is no longer sold, the prospectus for the contract is no longer updated. For information about the contract, you should consult the contract itself and the most recent prospectus for the contract, which you may request by writing to our processing office at 500 Plaza Drive, 6th Floor, Secaucus, New Jersey 07094 or by calling 1-800-789-7771. In this Prospectus, we refer to the most recent prospectus for your contract, which may include supplements, as your "contract prospectus."

For additional information regarding the variable investment options, you should consult the most recent prospectuses for the portfolios underlying the variable investment options. You may request that information by writing to or calling our processing office at the address and number above.


CONTRIBUTIONS GENERALLY AND LIMITATIONS ON CONTRIBUTIONS

Subject to contractual limitations and our procedures, you may be able to make additional payments under your contract, including allocations of such payments to fixed maturity options. We call the additional payments under your contract "contributions."

Upon advance notice to you, we may exercise certain contractual rights we have regarding contributions, including our rights to (i) change minimum and maximum contribution requirements and limitations, and (ii) discontinue acceptance of contributions. Further, we may at any time exercise our right to limit transfers to any of the variable investment options or fixed maturity options.

--------------------------------------------------------------------------------
We reserve the right to change our current limitations on your contributions and to discontinue acceptance of contributions.
--------------------------------------------------------------------------------

If permitted in your state, and subject to limitations noted below, and as described in your contract and contract prospectus, you may currently make additional contributions.

We currently limit aggregate contributions on your contract made after the first contract year to 150% of first-year contributions (the "150% limit"). Even if the aggregate contributions on your contract do not exceed the 150% limit, we currently do not accept any contribution if: (i) the aggregate contributions under one or more Accumulator(R) series contracts with the same owner or annuitant would then total more than $1,500,000 ($500,000 for the same owner or annuitant who is age 81 and older at contract issue); or (ii) the aggregate contributions under all AXA Equitable annuity accumulation contracts with the same owner or annuitant would then total more than $2,500,000. We may waive these and other contribution limitations based on certain criteria that we determine, including elected benefits, issue age, aggregate contributions, variable investment option allocations and selling broker-dealer compensation. At any time upon advance notice to you, we can reduce or increase these contribution limitations. These and other contribution limitations may not be applicable in your state.

--------------------------------------------------------------------------------
The "owner" is the person who is the named owner in the contract and, if an individual, is the measuring life for determining contract benefits. The "annuitant" is the person who is the measuring life for determining the contract's maturity date. The annuitant is not necessarily the contract owner. Where the owner of a contract is non-natural, the annuitant is the measuring life for determining contract benefits.
--------------------------------------------------------------------------------

Please see your contract and contract prospectus for more information regarding contributions generally, including minimum contribution requirements, permissible sources of contributions, and limitations on contributions.

Please see your contract and contract prospectus for information regarding the procedure for making contributions under your contract.


WHAT ARE YOUR INVESTMENT OPTIONS UNDER THE CONTRACT?

See your contract and contract prospectus for information regarding your investment options.


                                               Contract features and benefits  7

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2. Description of the fixed maturity options


--------------------------------------------------------------------------------

FIXED MATURITY OPTIONS


We offer fixed maturity options with maturity dates ranging from one to ten years. We will not accept allocations to a fixed maturity option if, on the date the contribution or transfer is to be applied, the rate to maturity is 3%. This means that, at any given time, we may not offer fixed maturity options with all ten possible maturity dates. You can allocate your contributions to one or more of these fixed maturity options, however, you may not have more than 12 different maturities running during any contract year. This limit includes any maturities that have had any allocation or transfers even if the entire amount is withdrawn or transferred during the contract year. These amounts become part of a non-unitized separate account. Interest is earned at a guaranteed rate we set for each fixed maturity option, based on our discretion and according to our procedures ("rate to maturity"). The total amount you allocate to and accumulate in each fixed maturity option is called the "fixed maturity amount."


--------------------------------------------------------------------------------
Fixed maturity options generally range from one to ten years to maturity.
--------------------------------------------------------------------------------

Under the Special 10 year fixed maturity option, additional contributions will have the same maturity date as your initial contribution. The rate to maturity you will receive for each additional contribution is the rate to maturity in effect for new contributions allocated to that fixed maturity option on the date we apply your contribution.

On the maturity date of a fixed maturity option your fixed maturity amount, assuming you have not made any withdrawals or transfers, will equal your contribution to that fixed maturity option plus interest, at the rate to maturity for that contribution, to the date of the calculation. This is the fixed maturity option's "maturity value." Before maturity, the current value we will report for your fixed maturity amounts will reflect a market value adjustment. Your current value will reflect the market value adjustment that we would make if you were to withdraw all of your fixed maturity amounts on the date of the report. We call this your "market adjusted amount."

FIXED MATURITY OPTIONS AND MATURITY DATES. We offer fixed maturity options with maturity dates ranging from one to ten years. Not all of these fixed maturity options will be available for annuitant ages 76 and older. See "Allocating your contributions" below.

Each new contribution is applied to a new fixed maturity option. A 60-day rate lock-in applied from the date that the application was signed. Any contributions received and designated for a fixed maturity option during this period receive the then current fixed maturity option rate or the rate that was in effect on the date that the application was signed, whichever is greater. There is no rate lock available for subsequent contributions to the contract after the 60 days, transfers from any of the variable investment options or the guaranteed interest option into a fixed maturity option or transfers from one fixed maturity option to another.

YOUR CHOICES AT THE MATURITY DATE. We will notify you between 15 and 45 days before each of your fixed maturity options is scheduled to mature. At that time, you may choose to have one of the following take place on the maturity date, as long as none of the restrictive conditions listed in "Allocating your contributions," below would apply:

(a) transfer the maturity value into another available fixed maturity option, any of the variable investment options or the guaranteed interest option; or

(b) withdraw the maturity value (there may be a withdrawal charge).


If we do not receive your choice on or before the fixed maturity option's maturity date, we will automatically transfer your maturity value into the shortest available maturity option beginning on that date. As of February 16, 2010, the next available maturity date was February 16, 2017. If no fixed maturity options are available, we will transfer your maturity value to the EQ/Money Market option.


MARKET VALUE ADJUSTMENT. If you make any withdrawals (including transfers, surrender of your contract, or when we make deductions for charges) from a fixed maturity option before it matures we will make a market value adjustment, which will increase or decrease any fixed maturity amount you have in that fixed maturity option. A market value adjustment will also apply if amounts in a fixed maturity option are used to purchase any annuity payment option prior to the maturity date and may apply on payment of a death benefit. The market value adjustment, positive or negative, resulting from a withdrawal or transfer (including a deduction for withdrawal charges) of a portion of the amount in the fixed maturity option will be a percentage of the market value adjustment that would apply if you were to withdraw the entire amount in that fixed maturity option. The market value adjustment applies to the amount remaining in a fixed maturity option and does not reduce the actual amount of a withdrawal. The amount applied to an annuity payout option will reflect the application of any applicable market value adjustment (either positive or negative). We only apply a positive market value adjustment to the amount in the fixed maturity option when calculating any death benefit proceeds under your contract. The amount of the adjustment will depend on two factors:

(a) the difference between the rate to maturity that applies to the amount being withdrawn and the rate we have in effect at that time for new fixed maturity options (adjusted to reflect a similar maturity date), and

(b)  the length of time remaining until the maturity date.

If fixed maturity option interest rates rise from the time that you originally allocate an amount to a fixed maturity option to the time that you take a withdrawal, the market value adjustment will be negative. Likewise, if fixed maturity option interest rates drop at the end of that time, the market value adjustment will be positive. Also, the amount of the market value adjustment, either up or down, will be greater the longer the time remaining until the fixed maturity option's maturity date. Therefore, it is possible that the market value adjustment could


8  Description of the fixed maturity options

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greatly reduce your value in the fixed maturity options, particularly in the fixed maturity options with later maturity dates.


RATES TO MATURITY AND PRICE PER $100 OF MATURITY VALUE

We can determine the amount required to be allocated to one or more fixed maturity options in order to produce specified maturity values. For example, we can tell you how much you need to allocate per $100 of maturity value.

Fixed maturity option rates are determined daily. The rates in the table below are illustrative only and will most likely differ from the rates applicable at time of purchase. Current fixed maturity option rates can be obtained from your financial professional.


The rates to maturity for new allocations as of February 16, 2010 and the related price per $100 of maturity value were as shown below:





---------------------------------------------------------------
  Fixed Maturity
   Options with
   February 16th         Rate to            Price
 Maturity Date of     Maturity as of     Per $100 of
   Maturity Year    February 16, 2010   Maturity Value
---------------------------------------------------------------
        2011         3.00%*            $ 97.09
        2012         3.00%*            $ 94.26
        2013         3.00%*            $ 91.51
        2014         3.00%*            $ 88.84
        2015         3.00%*            $ 86.25
        2016         3.00%*            $ 83.74
        2017         3.00%             $ 81.30
        2018         3.00%             $ 78.93
        2019         3.10%             $ 75.96
        2020         3.30%             $ 72.26
---------------------------------------------------------------


* Since these rates to maturity are 3%, no amounts could have been allocated to these options.


HOW WE DETERMINE THE MARKET VALUE ADJUSTMENT

We use the following procedure to calculate the market value adjustment (positive or negative) we make if you withdraw any of your value from a fixed maturity option before its maturity date.

(1) We determine the market adjusted amount on the date of the withdrawal as follows:

    (a) We determine the fixed maturity amount that would be payable on the maturity date, using the rate to maturity for the fixed maturity option.

    (b) We determine the period remaining in your fixed maturity option (based on the withdrawal date) and convert it to fractional years based on a 365-day year. For example, three years and 12 days becomes 3.0329.

    (c) We determine the current rate to maturity for your fixed maturity option based on the rate for a new fixed maturity option issued on the same date and having the same maturity date as your fixed maturity option; if the same maturity date is not available for new fixed maturity options, we determine a rate that is between the rates for new fixed maturity option maturities that immediately precede and immediately follow your fixed maturity option's maturity date.

    (d) We determine the present value of the fixed maturity amount payable at the maturity date, using the period determined in (b) and the rate determined in (c).

(2) We determine the fixed maturity amount as of the current date.

(3) We subtract (2) from the result in (1)(d). The result is the market value adjustment applicable to such fixed maturity option, which may be positive or negative.

If you withdraw only a portion of the amount in a fixed maturity option, the market value adjustment will be a percentage of the market value adjustment that would have applied if you had withdrawn the entire value in that fixed maturity option. This percentage is equal to the percentage of the value in the fixed maturity option that you are withdrawing. Any withdrawal charges that are deducted from a fixed maturity option will result in a market value adjustment calculated in the same way. See Appendix I at the end of this Prospectus for an example.

For purposes of calculating the rate to maturity for new allocations to a fixed maturity option (see (1)(c) above), we use the rate we have in effect for new allocations to that fixed maturity option. We use this rate even if new allocations to that option would not be accepted at that time. This rate will not be less than 3%. If we do not have a rate to maturity in effect for a fixed maturity option to which the "current rate to maturity" in (1)(c) would apply, we will use the rate at the next closest maturity date. If we are no longer offering new fixed maturity options, the "current rate to maturity" will be determined by using a widely published index. We reserve the right to add up to 0.25% to the current rate in (1)(c) above for purposes of calculating the market value adjustment only.


INVESTMENTS UNDER THE FIXED MATURITY OPTIONS

Amounts allocated to the fixed maturity options are held in a "nonunitized" separate account we have established under the New York Insurance Law. This separate account provides an additional measure of assurance that we will make full payment of amounts due under the fixed maturity options. Under New York Insurance Law, the portion of the separate account's assets equal to the reserves and other contract liabilities relating to the contracts are not chargeable with liabilities from any other business we may conduct. We own the assets of the separate account, as well as any favorable investment performance on those assets. You do not participate in the performance of the assets held in this separate account. We may, subject to state law that applies, transfer all assets allocated to the separate account to our general account. We guarantee all benefits relating to your value in the fixed maturity options, regardless of whether assets supporting fixed maturity options are held in a separate account or our general account.

We expect the rates to maturity for the fixed maturity options to be influenced by, but not necessarily correspond to, among other things, the yields that we can expect to realize on the separate account's investments from time to time. Our current plans are to invest in fixed-income obligations, including corporate bonds, mortgage-backed and

                                    Description of the fixed maturity options  9

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asset-backed securities, and government and agency issues having durations in the aggregate consistent with those of the fixed maturity options.

Although the above generally describes our plans for investing the assets supporting our obligations under the fixed maturity options under the contracts, we are not obligated to invest those assets according to any particular plan except as we may be required to by state insurance laws. We will not determine the rates to maturity we establish by the performance of the nonunitized separate account.


ALLOCATING YOUR CONTRIBUTIONS

The contract is between you and AXA Equitable. The contract is not an investment advisory account, and AXA Equitable is not providing any investment advice or managing the allocations under your contract. In the absence of a specific written arrangement to the contrary, you, as the owner of the contract, have the sole authority to make investment allocations and other decisions under the contract. If your financial professional is with AXA Advisors, he or she is acting as a broker-dealer registered representative, and is not authorized to act as an investment advisor or to manage the allocations under your contract. If your financial professional is a registered representative with a broker-dealer other than AXA Advisors, you should speak with him/her regarding any different arrangements that may apply.

If the annuitant is age 76-80, you may allocate contributions to fixed maturity options with maturities of seven years or less. If the annuitant is age 81 or older, you may allocate contributions to fixed maturity options with maturities of five years or less. Also, you may not allocate amounts to fixed maturity options with maturity dates that are later than the date annuity payments are to begin.

Please refer to your contract and contract prospectus for more details regarding allocating your contributions.


10  Description of the fixed maturity options

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3. Determining your contract's value


--------------------------------------------------------------------------------

YOUR ACCOUNT VALUE AND CASH VALUE

Your "account value" is the total of the values you have in: (i) the variable investment options; (ii) the guaranteed interest option; (iii) market adjusted amounts in the fixed maturity options; (iv) the account for special dollar cost averaging; and (v) the loan reserve account (applies for Rollover TSA contracts only).

Your contract also has a "cash value." At any time before annuity payments begin, your contract's cash value is equal to the account value, less: (i) the total amount or a pro rata portion of the annual administrative charge, as well as optional benefit charges; (ii) any applicable withdrawal charges; and (iii) the amount of any outstanding loan plus accrued interest (applicable to Rollover TSA contracts only).

Please refer to your contract and contract prospectus for more details regarding determining the values that you have in the variable investment options, guaranteed interest option, account for special dollar cost averaging, and the loan reserve account.


YOUR CONTRACT'S VALUE IN THE FIXED MATURITY OPTIONS

Your value in each fixed maturity option at any time before the maturity date is the market adjusted amount in each option, which reflects withdrawals out of the option and charges we deduct. This is equivalent to your fixed maturity amount increased or decreased by the market value adjustment. Your value, therefore, may be higher or lower than your contributions (less withdrawals) accumulated at the rate to maturity. At the maturity date, your value in the fixed maturity option will equal its maturity value, provided there have been no withdrawals or transfers.


INSUFFICIENT ACCOUNT VALUE

If your account value in the variable investment options and the fixed maturity options is insufficient to pay the annual administrative charge, or any applicable charges for the guaranteed benefits, and you have no account value in the guaranteed interest option, your contract will terminate without value, and you will lose any applicable guaranteed benefits. See "Charges and expenses" later in this Prospectus.


                                           Determining your contract's value  11

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4. Transferring your money among investment options


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TRANSFERRING YOUR ACCOUNT VALUE

At any time before the date annuity payments are to begin under your contract and contract prospectus, you can transfer some or all of your account value among the investment options, subject to the following:


o You may not transfer any amount to the account for special dollar cost averaging.

o You may not transfer to a fixed maturity option that has a rate to maturity of 3%.

o If the annuitant is age 76-80, you must limit your transfers to fixed maturity options with maturities of seven years or less. If the annuitant is age 81 or older, you must limit your transfers to fixed maturity options of five years or less. We will not accept allocations to a fixed maturity option if on the date the contribution or transfer is to be applied, the rate to maturity is 3%. Also, the maturity dates may be no later than the date annuity payments are to begin.


o If you make transfers out of a fixed maturity option other than at its maturity date, the transfer may cause a market value adjustment and affect your Guaranteed Principal Benefit ("GPB").


o No transfers are permitted into the Special 10 year fixed maturity option.


o Under certain contracts, a transfer into the guaranteed interest option will not be permitted if such transfer would result in more than 25% of the annuity account value being allocated to the guaranteed interest option, based on the annuity account value as of the previous business day.


In addition, we reserve the right to restrict transfers among variable investment options, including limitations on the number, frequency, or dollar amount of transfers. Our current transfer restrictions are set forth in the "Disruptive transfer activity" section below.


Under certain contracts, the maximum amount that may be transferred from the guaranteed interest option to any investment option (including amounts transferred pursuant to the fixed-dollar option and the interest sweep option dollar cost averaging programs described under "Allocating your contributions" in "Contract features and benefits" earlier in this Prospectus) in any contract year is the greatest of:


(a) 25% of the amount you have in the guaranteed interest option on the last day of the prior contract year; or

(b) the total of all amounts transferred at your request from the guaranteed interest option to any of the investment options in the prior contract year; or

(c) 25% of amounts transferred or allocated to the guaranteed interest option during the current contract year.

From time to time, we may remove the restrictions regarding transferring amounts out of the guaranteed interest option. If we do so, we will tell you. We will also tell you at least 45 days in advance of the day that we intend to reimpose the transfer restrictions. When we reimpose the transfer restrictions, if any dollar cost averaging transfer out of the guaranteed interest option causes a violation of the 25% outbound restriction, that dollar cost averaging program will be terminated for the current contract year. A new dollar cost averaging program can be started in the next or subsequent contract years.

You may request a transfer in writing, by telephone using TOPS or through Online Account Access. You must send in all written transfer requests directly to our processing office. Transfer requests should specify:

(1) the contract number,

(2) the dollar amounts or percentages of your current account value to be transferred, and

(3) the investment options to and from which you are transferring.

We will confirm all transfers in writing.

Please see "Allocating your contributions" in "Description of the fixed maturity options" for more information about your role in managing your allocations.


DISRUPTIVE TRANSFER ACTIVITY

You should note that the contract is not designed for professional "market timing" organizations, or other organizations or individuals engaging in a market timing strategy. The contract is not designed to accommodate programmed transfers, frequent transfers or transfers that are large in relation to the total assets of the underlying portfolio.

Frequent transfers, including market timing and other program trading or short-term trading strategies, may be disruptive to the underlying portfolios in which the variable investment options invest. Disruptive transfer activity may adversely affect performance and the interests of long-term investors by requiring a portfolio to maintain larger amounts of cash or to liquidate portfolio holdings at a disadvantageous time or price. For example, when market timing occurs, a portfolio may have to sell its holdings to have the cash necessary to redeem the market timer's investment. This can happen when it is not advantageous to sell any securities, so the portfolio's performance may be hurt. When large dollar amounts are involved, market timing can also make it difficult to use long-term investment strategies because a portfolio cannot predict how much cash it will have to invest. In addition, disruptive transfers or purchases and redemptions of portfolio investments may impede efficient portfolio management and impose increased transaction costs, such as brokerage costs, by requiring the portfolio manager to effect more frequent purchases and sales of portfolio securities. Similarly, a portfolio may bear increased administrative costs as a result of the asset level and investment volatility that accompanies patterns of excessive or short-term trading. Portfolios that invest a significant portion of their assets in foreign securities or the securities of small- and mid-capitalization companies tend to be subject to the risks associated with market timing and


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short-term trading strategies to a greater extent than portfolios that do not.
Securities trading in overseas markets present time zone arbitrage opportunities when events affecting portfolio securities values occur after the close of the overseas market but prior to the close of the U.S. markets. Securities of small- and mid-capitalization companies present arbitrage opportunities because the market for such securities may be less liquid than the market for securities of larger companies, which could result in pricing inefficiencies. Please see the prospectuses for the underlying portfolios for more information on how portfolio shares are priced.

We currently use the procedures described below to discourage disruptive transfer activity. You should understand, however, that these procedures are subject to the following limitations: (1) they primarily rely on the policies and procedures implemented by the underlying portfolios; (2) they do not eliminate the possibility that disruptive transfer activity, including market timing, will occur or that portfolio performance will be affected by such activity; and (3) the design of market timing procedures involves inherently subjective judgments, which we seek to make in a fair and reasonable manner consistent with the interests of all contract owners.

We offer investment options with underlying portfolios that are part of AXA Premier VIP Trust and EQ Advisors Trust (together, the "trusts"). The trusts have adopted policies and procedures regarding disruptive transfer activity. They discourage frequent purchases and redemptions of portfolio shares and will not make special arrangements to accommodate such transactions. They aggregate inflows and outflows for each portfolio on a daily basis. On any day when a portfolio's net inflows or outflows exceed an established monitoring threshold, the trust obtains from us contract owner trading activity. The trusts currently consider transfers into and out of (or vice versa) the same variable investment option within a five business day period as potentially disruptive transfer activity. Each trust reserves the right to reject a transfer that it believes, in its sole discretion, is disruptive (or potentially disruptive) to the management of one of its portfolios. Please see the prospectuses for the trusts for more information.

When a contract owner is identified as having engaged in a potentially disruptive transfer under the contract for the first time, a letter is sent to the contract owner explaining that there is a policy against disruptive transfer activity and that if such activity continues certain transfer privileges may be eliminated. If and when the contract owner is identified a second time as engaged in potentially disruptive transfer activity under the contract, we currently prohibit the use of voice, fax and automated transaction services. We currently apply such action for the remaining life of each affected contract. We or a trust may change the definition of potentially disruptive transfer activity, the monitoring procedures and thresholds, any notification procedures, and the procedures to restrict this activity. Any new or revised policies and procedures will apply to all contract owners uniformly. We do not permit exceptions to our policies restricting disruptive transfer activity.

It is possible that a trust may impose a redemption fee designed to discourage frequent or disruptive trading by contract owners. As of the date of this Prospectus, the trusts had not implemented such a fee. If a redemption fee is implemented by a trust, that fee, like any other trust fee, will be borne by the contract owner.

Contract owners should note that it is not always possible for us and the underlying trusts to identify and prevent disruptive transfer activity. In addition, because we do not monitor for all frequent trading at the separate account level, contract owners may engage in frequent trading which may not be detected, for example, due to low net inflows or outflows on the particular day(s). Therefore, no assurance can be given that we or the trusts will successfully impose restrictions on all potentially disruptive transfers. Because there is no guarantee that disruptive trading will be stopped, some contract owners may be treated differently than others, resulting in the risk that some contract owners may be able to engage in frequent transfer activity while others will bear the effect of that frequent transfer activity. The potential effects of frequent transfer activity are discussed above.


                            Transferring your money among investment options  13

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5. Accessing your money


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WITHDRAWING YOUR ACCOUNT VALUE

Unless you specify otherwise, we will subtract withdrawals on a pro rata basis from your value in the variable investment options and the guaranteed interest option. If there is insufficient value or no value in the variable investment options and guaranteed interest option, any additional amount of the withdrawal required or the total amount of the withdrawal will be withdrawn from the fixed maturity options (other than the Special 10 year fixed maturity option) in the order of the earliest maturity date(s) first. If the fixed maturity option amounts are insufficient, we will deduct all or a portion of the withdrawal from the account for special dollar cost averaging. If such amounts are still insufficient, we will deduct any remaining portion from the Special 10 year fixed maturity option. A market value adjustment will apply to withdrawals from the fixed maturity options (including the Special 10 year fixed maturity option).

If you withdraw more than 90% of a contract's current cash value, we will treat it as a request to surrender the contract for its cash value. In addition, we have the right to pay the cash value and terminate this contract if no contributions are made during the last three completed contract years, and the account value is less than $500, or if you make a withdrawal that would result in a cash value of less than $500.

Please refer to your contract and contract prospectus for more information regarding withdrawing value from your contract.


FIXED ANNUITY PAYOUT OPTIONS

With fixed annuities, we guarantee fixed annuity payments will be based either on the tables of guaranteed annuity purchase factors in your contract or on our then current annuity purchase factors, whichever is more favorable for you.

Please refer to your contract and contract prospectus for more information regarding payout options.


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6. Charges and expenses


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Withdrawal charges may apply to any withdrawal from your contract, including a withdrawal from a fixed maturity option.

For more information regarding withdrawal charges and other charges applicable to your contract, please refer to your contract and contract prospectus.


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7.  Tax information


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OVERVIEW


The following information updates pertinent aspects of the "Tax information"
section in your contract prospectus. In this part of the Prospectus, we discuss the current federal income tax rules that generally apply to contracts owned by United States individual taxpayers. The tax rules can differ, depending on the type of contract, whether NQ, traditional IRA, Roth IRA, QP or TSA. You should be aware that the funding vehicle for a tax-qualified arrangement does not provide any tax deferral benefit beyond that already provided by the Code for all permissible funding vehicles.


Federal income tax rules include the United States laws in the Internal Revenue Code, and Treasury Department Regulations and Internal Revenue Service ("IRS") interpretations of the Internal Revenue Code. These tax rules may change without notice. We cannot predict whether, when, or how these rules could change. Any change could affect contracts purchased before the change. Congress may also consider proposals in the future to comprehensively reform or overhaul the United States tax and retirement systems, which if enacted, could affect the tax benefits of a contract. We cannot predict what, if any, legislation will actually be proposed or enacted based on these options.


We cannot provide detailed information on all tax aspects of the contracts. Moreover, the tax aspects that apply to a particular person's contract may vary depending on the facts applicable to that person. We do not discuss state income and other state taxes, federal income tax and withholding rules for non-U.S. taxpayers, or federal gift and estate taxes. We also do not discuss the Employee Retirement Income Security Act of 1974 ("ERISA"). Transfers of the contract, rights or values under the contract, or payments under the contract, for example, amounts due to beneficiaries, may be subject to federal or state gift, estate, or inheritance taxes. You should not rely only on this document, but should consult your tax adviser before making additional contributions.


SPECIAL RULE FOR CONVERSIONS TO ROTH IRA IN 2010

Pre-2010 limitations on conversion rollovers to Roth IRAs of pre-tax amounts distributed from qualified plans, 403(b) plans and governmental employer 457(b) plans (as well as traditional IRA to Roth IRA conversions) based on income levels and filing status are removed beginning in 2010. For conversion rollovers or traditional IRA conversions in 2010 only, the resulting federal income tax can be paid in two installments in 2011 and 2012.



INDIVIDUAL RETIREMENT ARRANGEMENTS (IRAS)


For current information regarding IRAs you can read Internal Revenue Service Publication 590 ("Individual Retirement Arrangements (IRAs)"). This publication is usually updated annually, and can be obtained from any IRS district office or the IRS website (www.irs.gov).


CONVERSION ROLLOVER CONTRIBUTIONS TO ROTH IRAS

In a conversion rollover transaction, you withdraw (or are considered to have withdrawn) all or a portion of funds from a traditional IRA you maintain and convert it to a Roth IRA within 60 days after you receive (or are considered to have received) the traditional IRA proceeds. Amounts can also be rolled over from non-Roth accounts under another eligible retirement plan, including a Code
Section 401(a) qualified plan, a 403(b) plan, and a governmental employer
Section 457(b) plan. Until 2010, you must meet AGI limits specified below.


Unlike a rollover from a traditional IRA to another traditional IRA, a conversion rollover transaction from a traditional IRA or other eligible retirement plan to a Roth IRA is not tax-free. Instead, the distribution from the traditional IRA or other eligible retirement plan is generally fully taxable. If you are converting all or part of a traditional IRA, and you have ever made nondeductible regular contributions to any traditional IRA -- whether or not it is the traditional IRA you are converting -- a pro rata portion of the distribution is tax free. Even if you are under age 591/2, the early distribution penalty tax does not apply to conversion rollover contributions to a Roth IRA.


You cannot make conversion contributions to a Roth IRA to the extent that the funds in your traditional IRA or other eligible retirement plan are subject to the lifetime annual required minimum distribution rules.


The IRS and Treasury have issued Treasury Regulations addressing the valuation of annuity contracts funding traditional IRAs in the conversion to Roth IRAs. Although these Regulations are not clear, they could require an individual's gross income on the conversion of a traditional IRA to a Roth IRA to be measured using various actuarial methods and not as if the annuity contract funding the traditional IRA had been surrendered at the time of conversion. This could increase the amount of income reported in certain circumstances.



REQUIRED MINIMUM DISTRIBUTIONS AT DEATH


Same as traditional IRA under "What are the required minimum distribution payments after you die?" in your contract prospectus, assuming death before the Required Beginning Date.


TAX-SHELTERED ANNUITY CONTRACTS (TSAS)


GENERAL; FINAL REGULATIONS UNDER SECTION 403(B)

This section reflects our current understanding of some of the special federal income tax rules applicable to annuity contracts used to fund employer plans under Section 403(b) of the Internal Revenue Code. We refer to these contracts as "403(b) annuity contracts" or "Tax Sheltered Annuity" contracts ("TSAs"). The discussion in this section generally assumes that a TSA has 403(b) contract status or qualifies as a 403(b) contract. In 2007, the IRS and the Treasury Department published final Treasury Regulations under Section 403(b) of the Code ("2007 Regulations"). As a result, there are significant revisions to the establishment and operation of plans and arrangements under Section



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403(b) of the Code, and the contracts issued to fund such plans. The 2007
Regulations raise a number of questions as to the effect of the 2007 Regulations on TSAs issued prior to the effective date of the 2007 Regulations. The IRS has issued guidance intended to clarify some of these questions, and may issue further guidance in future years. Due to the Internal Revenue Service and Treasury regulatory changes in 2007 which became fully effective on January 1, 2009, contracts issued prior to September 25, 2007 which qualified as 403(b) contracts under the rules at the time of issue may lose their status as 403(b) contracts or have the availability of transactions under the contract restricted as of January 1, 2009 unless the individual's employer or the individual take certain actions. Please consult your tax adviser regarding the effect of these rules (which may vary depending on the owner's employment status, plan participation status, and when and how the contract was acquired) on your personal situation.

EMPLOYER PLAN REQUIREMENT. The thrust of the 2007 Regulations is to eliminate informal Section 403(b) arrangements with minimal or diffuse employer oversight and to require employers purchasing annuity contracts for their employees under
Section 403(b) of the Code to conform to other tax-favored, employer-based retirement plans with salary reduction contributions, such as Section 401(k) plans and governmental employer Section 457(b) plans. The 2007 Regulations require employers sponsoring 403(b) plans as of January 1, 2009, to have a written plan designating administrative responsibilities for various functions under the plan, and the plan in operation must conform to the plan terms.

LIMITATIONS ON INDIVIDUAL-INITIATED DIRECT TRANSFERS. The 2007 Regulations revoke Revenue Ruling 90-24 ("Rev. Rul. 90-24"), effective January 1, 2009. Prior to the 2007 Regulations, Rev. Rul. 90-24 had permitted individual-initiated, tax-free direct transfers of funds from one 403(b) annuity contract to another, without reportable taxable income to the individual, and with the characterization of funds in the contract remaining the same as under the prior contract. Under the 2007 Regulations and other IRS published guidance, direct transfers made after September 24, 2007 are permitted only with plan or employer approval as described below.

PERMISSIBLE CONTRIBUTIONS TO ACCUMULATOR(R) TSA CONTRACTS

Contributions to an Accumulator(R) TSA contract are extremely limited. AXA Equitable permits Contributions to be made to an Accumulator(R) TSA contract only where AXA Equitable is an "approved vendor" under an employer's 403(b) plan. That is, some or all of the participants in the employer's 403(b) plan are currently contributing to a non-Accumulator AXA Equitable 403(b) annuity contract. AXA Equitable and the employer must agree to share information with respect to the Accumulator(R) TSA contract and other funding vehicles under the plan.

AXA Equitable does not accept employer-remitted contributions. AXA Equitable does not accept contributions of after-tax funds, including designated Roth contributions, to Accumulator(R) TSA contracts. We will accept contributions of pre-tax funds only with documentation satisfactory to us of employer or its designee or plan approval of the transaction. Contributions must be made in the form of a direct transfer of funds from one 403(b) plan to another, a contract exchange under the same plan, or a direct rollover from another eligible retirement plan.

DISTRIBUTIONS FROM TSAS

General. Generally, after the 2007 Regulations, employer or plan administrator consent is required for loan, withdrawal or distribution transactions under a 403(b) annuity contract. Processing of a requested transaction will not be completed until the information required to process the transaction is received from the employer or its designee. This information will be transmitted as a result of an information sharing agreement between AXA Equitable and the employer sponsoring the plan.

WITHDRAWAL RESTRICTIONS. AXA Equitable treats all amounts under an Accumulator(R) TSA contract as not eligible for withdrawal until:

o the owner is severed from employment with the employer who provided the funds used to purchase the TSA contract;

o the owner dies; or

o the plan under which the Accumulator(R) TSA contract is purchased is terminated.

TAX TREATMENT OF DISTRIBUTIONS. Amounts held under TSA contracts are generally not subject to federal income tax until benefits are distributed. Distributions include withdrawals from your TSA contract and annuity payments from your TSA contract. Death benefits paid to a beneficiary are also taxable distributions. Unless an exception applies, amounts distributed from TSA contracts are includible in gross income as ordinary income. Distributions from TSA contracts may be subject to 20% federal income tax withholding described under "Federal and state income tax withholding and information reporting" in the "Tax Information" section of the Prospectus. In addition, TSA contract distributions may be subject to additional tax penalties.

If you have made after-tax contributions, you will have a tax basis in your TSA contract, which will be recovered tax-free. Since AXA Equitable does not accept after-tax funds to an Accumulator(R) TSA contract, we do not track your investment in the TSA contract, if any. We will report all distributions from TSA contracts as fully taxable. You will have to determine how much of the distribution is taxable.

DISTRIBUTIONS BEFORE ANNUITY PAYMENTS BEGIN. On a total surrender, the amount received in excess of the investment in the contract is taxable. The amount of any partial distribution from a TSA contract prior to the annuity starting date is generally taxable, except to the extent that the distribution is treated as a withdrawal of after-tax contributions. Distributions are normally treated as pro rata withdrawals of any after-tax contributions and earnings on those contributions.

ANNUITY PAYMENTS. Annuitization payments that are based on life or life expectancy are considered annuity payments for income tax purposes. If you elect an annuity payout option, you will recover any investment in the TSA contract as each payment is received by dividing the investment in the TSA contract by an expected return determined under an IRS table prescribed for qualified annuities. The amount of each payment not excluded from income under this exclusion ratio is fully taxable. The full amount of the payments received after your investment in the TSA contract is recovered is fully taxable. If you (and your beneficiary under a joint and survivor annuity) die before recovering the full investment in the TSA contract, a deduction is allowed on your (or your beneficiary's) final tax return.



                                                             Tax information  17

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PAYMENTS TO A BENEFICIARY AFTER YOUR DEATH. Death benefit distributions from a
TSA contract generally receive the same tax treatment as distributions during your lifetime. In some instances, distributions from a TSA contract made to your surviving spouse may be rolled over to a traditional IRA or other eligible retirement plan. A surviving spouse might also be eligible to directly roll over a TSA contract death benefit to a Roth IRA in a taxable conversion rollover. A non-spousal death beneficiary may be able to directly roll over death benefits to a new inherited IRA under certain circumstances.


EFFECT OF 2007 REGULATIONS ON LOANS FROM TSAS

As a result of the 2007 Regulations, loans are not available without employer or plan administrator approval. If loans are available, loan processing may be delayed pending receipt of information required to process the loan under an information sharing agreement. The processing of a loan request will not be completed until the information required to process the transaction is received from the employer or its designee. This information will be transmitted as a result of an information sharing agreement between AXA Equitable and the employer sponsoring the plan.

If loans are available:

Loans are generally not treated as a taxable distribution. If the amount of the loan exceeds permissible limits under federal income tax rules when made, the amount of the excess is treated (solely for tax purposes) as a taxable distribution. Additionally, if the loan is not repaid at least quarterly, amortizing (paying down) interest and principal, the amount not repaid when due will be treated as a taxable distribution. The entire unpaid balance of the loan is includable in income in the year of the default.

TSA loans are subject to federal income tax limits and may also be subject to the limits of the plan from which the funds came. Federal income tax rule requirements apply even if the plan is not subject to ERISA. For example, loans offered under TSA contracts are subject to the following conditions:

o The amount of a loan to a participant, when combined with all other loans to the participant from all qualified plans of the employer, cannot exceed the lesser of:

     (1) The greater of $10,000 or 50% of the participant's nonforfeit able accrued benefits; and

     (2) $50,000 reduced by the excess (if any) of the highest out standing loan balance over the previous 12 months over the outstanding loan balance of plan loans on the date the loan was made.

o In general, the term of the loan cannot exceed five years unless the loan is used to acquire the participant's primary residence. Accumulator(R) TSA contracts have a term limit of ten years for loans used to acquire the participant's primary residence.

o All principal and interest must be amortized in substantially level payments over the term of the loan, with payments being made at least quarterly. In very limited circumstances, the repayment obligation may be temporarily suspended during a leave of absence.

The amount borrowed and not repaid may be treated as a distribution if:

o the loan does not qualify under the conditions above;

o the participant fails to repay the interest or principal when due; or

o in some instances, the participant separates from service with the employer who provided the funds or the plan is terminated.

In this case, the participant may have to include the unpaid amount due as ordinary income. In addition, the 10% early distribution penalty tax may apply. The amount of the unpaid loan balance is reported to the IRS on Form 1099-R as a distribution. For purposes of calculating any subsequent loans which may be made under any plan of the same employer, a defaulted loan which has not been fully repaid is treated as still outstanding, even after the default is reported to the IRS on Form 1099-R. The amount treated as still outstanding (which limits subsequent loans) includes interest accruing on the unpaid balance.

TAX-DEFERRED ROLLOVERS AND FUNDING VEHICLE TRANSFERS. You may roll over an "eligible rollover distribution" from a 403(b) annuity contract into another eligible retirement plan which agrees to accept the rollover. The rollover may be a direct rollover or one you do yourself within 60 days after you receive the distribution. To the extent rolled over, a distribution remains tax-deferred.

You may roll over a distribution from a 403(b) annuity contract to any of the following: another 403(b) plan funding vehicle, a qualified plan, a governmental employer 457(b) plan (separate accounting required) or a traditional IRA. A spousal beneficiary may also roll over death benefits as above. A non-spousal death beneficiary may be able to directly roll over death benefits to a new inherited IRA under certain circumstances.

Distributions from a 403(b) annuity contract can be rolled over to a Roth IRA. Such conversion rollover transactions are taxable. Any taxable portion of the amount rolled over will be taxed at the time of the rollover.

The taxable portion of most distributions will be eligible for rollover, except as specifically excluded under federal income tax rules. Distributions that you cannot roll over generally include periodic payments for life or for a period of 10 years or more, hardship withdrawals and required minimum distributions under federal income tax rules.

Direct transfers from one 403(b) annuity contract to another (whether under a plan-to-plan transfer, or contract exchange under the same 403(b) plan, are not distributions.


REQUIRED MINIMUM DISTRIBUTIONS

The required minimum distribution rules applicable to 403(b) annuity contracts are generally the same as those applicable to traditional IRAs with these differences:


WHEN YOU HAVE TO TAKE THE FIRST REQUIRED MINIMUM DISTRIBUTION.
The minimum distribution rules force 403(b) plan participants to start calculating and taking annual distributions from their 403(b) annuity contracts by a required date. Generally, you must take the first required minimum distribution for the calendar year in which you turn age



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70-(1/2). You may be able to delay the start of required minimum distributions for all or part of your account balance until after age 70-(1/2), as follows:

o For 403(b) plan participants who have not retired from service with the employer maintaining the 403(b) plan by the calendar year the participant turns age 70-(1/2), the required beginning date for minimum distributions is extended to April 1 following the calendar year of retirement.

o 403(b) plan participants may also delay the start of required minimum distributions to age 75 for the portion of their account value attributable to their December 31, 1986 TSA contract account balance, even if retired at age 70-(1/2). We will know whether or not you qualify for this exception because it only applies to individuals who established their Accumulator(R) TSA contract by direct Revenue Ruling 90-24 transfer prior to September 25, 2007, or by a contract exchange or a plan-to-plan exchange approved under the employer's plan after that date. If you do not give us the amount of your December 31, 1986, account balance that is being transferred to the Accumulator(R) TSA contract on the form used to establish the TSA contract, you do not qualify.


SPOUSAL CONSENT RULES

Your employer will tell us on the form used to establish the TSA contract whether or not you need to get spousal consent for loans, withdrawals or other distributions. If you do, you will need such consent if you are married when you request a withdrawal under the TSA contract. In addition, unless you elect otherwise with the written consent of your spouse, the retirement benefits payable under the plan must be paid in the form of a qualified joint and survivor annuity. A qualified joint and survivor annuity is payable for the life of the annuitant with a survivor annuity for the life of the spouse in an amount not less than one-half of the amount payable to the annuitant during his or her lifetime. In addition, if you are married, the beneficiary must be your spouse, unless your spouse consents in writing to the designation of another beneficiary.

If you are married and you die before annuity payments have begun, payments will be made to your surviving spouse in the form of a life annuity unless at the time of your death a contrary election was in effect. However, your surviving spouse may elect, before payments begin, to receive payments in any form permitted under the terms of the TSA contract and the plan of the employer who provided the funds for the TSA contract.


EARLY DISTRIBUTION PENALTY TAX

A penalty tax of 10% of the taxable portion of a distribution applies to distributions from a TSA contract before you reach age 59-(1/2). This is in addition to any income tax. There are exceptions to the extra penalty tax. Some of the available exceptions to the pre-age 59-(1/2) penalty tax include distributions made:

o on or after your death; or

o because you are disabled (special federal income tax definition); or

o to pay for certain extraordinary medical expenses (special federal income tax definition); or

o in any form of payout after you have separated from service (only if the separation occurs during or after the calendar year you reach age 55); or

o in a payout in the form of substantially equal periodic payments made at least annually over your life (or your life expectancy), or over the joint lives of you and your beneficiary (or your joint life expectancies) using an IRS-approved distribution method (only after you have separated from service at any age).



                                                             Tax information  19

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8.  More information


--------------------------------------------------------------------------------

DATES AND PRICES AT WHICH CONTRACT EVENTS OCCUR

We describe below the general rules for when, and at what prices, events under your contract will occur. Other portions of this Prospectus and your contract and contract prospectus may describe circumstances that may cause exceptions. We generally do not repeat those exceptions below.

BUSINESS DAY

Our "business day" is generally any day the New York Stock Exchange ("NYSE") is open for regular trading and generally ends at 4:00 p.m. Eastern Time (or as of an earlier close of regular trading). A business day does not include a day on which we are not open due to emergency conditions determined by the Securities and Exchange Commission. We may also close early due to such emergency conditions. Contributions will be applied and any other transaction requests will be processed when they are received along with all the required information unless another date applies as indicated below.

o If your contribution, transfer or any other transaction request containing all the required information reaches us on any of the following, we will use the next business day:

         - on a non-business day;
         - after 4:00 p.m. Eastern Time on a business day; or
         - after an early close of regular trading on the NYSE on a business day.

o If your transaction is set to occur on the same day of the month as the contract date and that date is the 29th, 30th or 31st of the month, then the transaction will occur on the 1st day of the next month.

o If we have entered into an agreement with your broker-dealer for automated processing of contributions upon receipt of customer order, your contribution will be considered received at the time your broker-dealer receives your contribution and all information needed to process your application, along with any required documents. Your broker-dealer will then transmit your order to us in accordance with our processing procedures. However, in such cases, your broker-dealer is considered a processing office for the purpose of receiving the contribution. Such arrangements may apply to initial contributions, subsequent contributions, or both, and may be commenced or terminated at any time without prior notice. If required by law, the "closing time" for such orders will be earlier than 4:00 p.m. Eastern Time.


CONTRIBUTIONS AND TRANSFERS TO A FIXED MATURITY OPTION

o Contributions allocated to a fixed maturity option will receive the rate to maturity in effect for that fixed maturity option on that business day (unless a rate lock-in is applicable).

o Transfers to a fixed maturity option will be based on the rate to maturity in effect for that fixed maturity option on the business day of the transfer.


DISTRIBUTION OF THE CONTRACTS

The contracts are distributed by both AXA Advisors, LLC ("AXA Advisors") and AXA Distributors, LLC ("AXA Distributors") (together, the "Distributors"). The Distributors serve as principal underwriters of Separate Account No. 49. The offering of the contracts is intended to be continuous.

AXA Advisors is an affiliate of AXA Equitable, and AXA Distributors is an indirect wholly owned subsidiary of AXA Equitable. The Distributors are under the common control of AXA Financial, Inc. Their principal business address is 1290 Avenue of the Americas, New York, NY 10104. The Distributors are registered with the SEC as broker-dealers and are members of the Financial Industry Regulatory Authority, Inc. ("FINRA"). Both broker-dealers also act as distributors for other AXA Equitable life and annuity products.

The contracts are sold by financial professionals of AXA Advisors and its affiliates. The contracts are also sold by financial professionals of both affiliated and unaffiliated broker-dealers that have entered into selling agreements with the Distributors ("Selling broker-dealers").

AXA Equitable pays compensation to both Distributors based on contracts sold.

Compensation paid to AXA Advisors is based on contributions made on the contracts sold through AXA Advisors ("contribution-based compensation") and will generally not exceed 8.50% of total contributions. AXA Advisors, in turn, may pay a portion of the contribution-based compensation received from AXA Equitable on the sale of a contract to the AXA Advisors financial professional and/or Selling broker-dealer making the sale. In some instances, a financial professional or Selling broker-dealer may elect to receive reduced contribution-based compensation on a contract in combination with ongoing annual compensation of up to 0.60% of the account value of the contract sold ("asset-based compensation"). Total compensation paid to a financial professional or a Selling broker-dealer electing to receive both contribution-based and asset-based compensation could over time exceed the total compensation that would otherwise be paid on the basis of contributions alone. The contribution-based and asset-based compensation paid by AXA Advisors varies among financial professionals and among Selling broker-dealers.

Contribution-based compensation paid by AXA Equitable to AXA Distributors on sales of AXA Equitable contracts by its Selling broker-dealers will generally not exceed 7.50% of the total contributions made under the contracts. AXA Distributors, in turn, pays the contribution-based compensation it receives on the sale of a contract to the Selling broker-dealer making the sale. In some instances, the Selling broker-dealer may elect to receive reduced contribution-based compensation on the sale of a contract in combination with annual asset-based compensation of up to 1.25% of contract account value. If a Selling broker-dealer elects to receive reduced contribution-based compensation on a contract, the contribution-based compensation


20  More information

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which AXA Equitable pays to AXA Distributors will be reduced by the same amount and AXA Equitable will pay AXA Distributors asset-based compensation on the contract equal to the asset-based compensation which AXA Distributors pays to the Selling broker-dealer. Total compensation paid to a Selling broker-dealer electing to receive both contribution-based and asset-based compensation could over time exceed the total compensation that would otherwise be paid on the basis of contributions alone. The contribution-based and asset-based compensation paid by AXA Distributors varies among Selling broker-dealers. AXA Distributors also receives compensation and reimbursement for its marketing services under the terms of its distribution agreement with AXA Equitable.

The Distributors may pay certain affiliated and/or unaffiliated Selling broker-dealers and other financial intermediaries additional compensation in recognition of certain expenses that may be incurred by them or on their behalf. The Distributors may also pay certain broker-dealers or other financial intermediaries additional compensation for enhanced marketing opportunities and other services (commonly referred to as "marketing allowances"). Services for which such payments are made may include, but are not limited to, the preferred placement of AXA Equitable and/or Accumulator(R) on a company and/or product list; sales personnel training; product training; business reporting; technological support; due diligence and related costs; advertising, marketing and related services; conferences; and/or other support services, including some that may benefit the contract owner. Payments may be based on the amount of assets or purchase payments attributable to contracts sold through a Selling broker-dealer or such payments may be a fixed amount. The Distributors may also make fixed payments to Selling broker-dealers in connection with the initiation of a new relationship or the introduction of a new product. These payments may serve as an incentive for Selling broker-dealers to promote the sale of particular products. Additionally, as an incentive for financial professionals of Selling broker-dealers to promote the sale of AXA Equitable products, the Distributors may increase the sales compensation paid to the Selling broker-dealer for a period of time (commonly referred to as "compensation enhancements"). Marketing allowances and sales incentives are made out of the Distributors' assets. Not all Selling broker-dealers receive these kinds of payments. For more information about any such arrangements, ask your financial professional.

The Distributors receive 12b-1 fees from certain Portfolios for providing certain distribution and/or shareholder support services. The Distributors or their affiliates may also receive payments from the advisers of the Portfolios or their affiliates to help defray expenses for sales meetings or seminar sponsorships that may relate to the contracts and/or the advisers' respective Portfolios.

In an effort to promote the sale of our products, AXA Advisors may provide its financial professionals and managerial personnel with a higher percentage of sales commissions and/or cash compensation for the sale of an affiliated variable product than it would the sale of an unaffiliated product. Such practice is known as providing "differential compensation." In addition, managerial personnel may receive expense reimbursements, marketing allowances and commission-based payments known as "overrides." Certain components of the compensation of financial professionals who are managers are based on the sale of affiliated variable products. Managers earn higher compensation (and credits toward awards and bonuses) if those they manage sell more affiliated variable products. AXA Advisors may provide other forms of compensation to its financial professionals, including health and retirement benefits. For tax reasons, AXA Advisors financial professionals qualify for health and retirement benefits based solely on their sales of our affiliated products.

These payments and differential compensation (together, the "payments") can vary in amount based on the applicable product and/or entity or individual involved. As with any incentive, such payments may cause the financial professional to show preference in recommending the purchase or sale of AXA Equitable products. However, under applicable rules of the FINRA, AXA Advisors may only recommend to you products that they reasonably believe are suitable for you based on facts that you have disclosed as to your other security holdings, financial situation and needs. In making any recommendation, financial professionals of AXA Advisors may nonetheless face conflicts of interest because of the differences in compensation from one product category to another, and because of differences in compensation between products in the same category.

In addition, AXA Advisors may offer sales incentive programs to financial professionals who meet specified production levels for the sale of both affiliated and unaffiliated products which provide non-cash compensation such as stock options awards and/or stock appreciation rights, expense-paid trips, expense-paid educational seminars and merchandise.

Although AXA Equitable takes all of its costs into account in establishing the level of fees and expenses in its products, any contribution-based and asset-based compensation paid by AXA Equitable to the Distributors will not result in any separate charge to you under your contract. All payments made will be in compliance with all applicable FINRA rules and other laws and regulations.


                                                            More information  21

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9.  Incorporation of certain documents by reference

--------------------------------------------------------------------------------


AXA Equitable's Annual Report on Form 10-K for the period ended December 31, 2009 (the "Annual Report") is considered to be part of this Prospectus because it is incorporated by reference.


AXA Equitable files reports and other information with the SEC, as required by law. You may read and copy this information at the SEC's public reference facilities at Room 1580, 100 F Street, NE, Washington, DC 20549, or by accessing the SEC's website at www.sec.gov. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Under the Securities Act of 1933, AXA Equitable has filed with the SEC a registration statement relating to the fixed maturity option (the "Registration Statement"). This Prospectus has been filed as part of the Registration Statement and does not contain all of the information set forth in the Registration Statement.

After the date of this Prospectus and before we terminate the offering of the securities under the Registration Statement, all documents or reports we file with the SEC under the Securities Exchange Act of 1934 ("Exchange Act"), will be considered to become part of this Prospectus because they are incorporated by reference.

Any statement contained in a document that is or becomes part of this Prospectus, will be considered changed or replaced for purposes of this Prospectus if a statement contained in this Prospectus changes or is replaced. Any statement that is considered to be a part of this Prospectus because of its incorporation will be considered changed or replaced for the purpose of this Prospectus if a statement contained in any other subsequently filed document that is considered to be part of this Prospectus changes or replaces that statement. After that, only the statement that is changed or replaced will be considered to be part of this Prospectus.

We file the Registration Statement and our Exchange Act documents and reports, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, electronically according to EDGAR under CIK No. 0000727920. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

Upon written or oral request, we will provide, free of charge, to each person to whom this Prospectus is delivered, a copy of any or all of the documents considered to be part of this Prospectus because they are incorporated herein. In accordance with SEC rules, we will provide copies of any exhibits specifically incorporated by reference into the text of the Exchange Act reports (but not any other exhibits). Requests for documents should be directed to AXA Equitable Life Insurance Company, 1290 Avenue of the Americas, New York, New York 10104. Attention: Corporate Secretary (telephone: (212) 554-1234). You can access our website at www.axa-equitable.com.


22  Incorporation of certain documents by reference

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Appendix I: Market value adjustment example

--------------------------------------------------------------------------------


The example below shows how the market value adjustment would be determined and how it would be applied to a withdrawal, assuming that $100,000 was allocated on February 16, 2010 to a fixed maturity option with a maturity date of February 16, 2018 (eight years later) at a hypothetical rate to maturity of 7.00% ("h" in the calculations below), resulting in a maturity value of $171,882 on the maturity date. We further assume that a withdrawal of $50,000, including any applicable withdrawal charge, is made four years later on February 16, 2014(a).





------------------------------------------------------------------------------------------------------------------------------------
                                                                                HYPOTHETICAL ASSUMED
                                                                              RATE TO MATURITY ("J" IN
                                                                                  THE CALCULATIONS
                                                                                       BELOW)
                                                                                 FEBRUARY 16, 2014
                                                                    ----------------------------------------------------------------
                                                                                   5.00%        9.00%
------------------------------------------------------------------------------------------------------------------------------------
 AS OF FEBRUARY 16, 2014 BEFORE WITHDRAWAL
------------------------------------------------------------------------------------------------------------------------------------
(1) Market adjusted amount(b)                                                    $141,389     $121,737
------------------------------------------------------------------------------------------------------------------------------------
(2) Fixed maturity amount(c)                                                     $131,104     $131,104
------------------------------------------------------------------------------------------------------------------------------------
(3) Market value adjustment: (1) - (2)                                           $ 10,285     $ (9,367)
------------------------------------------------------------------------------------------------------------------------------------
 ON FEBRUARY 16, 2014 AFTER $50,000 WITHDRAWAL
------------------------------------------------------------------------------------------------------------------------------------
(4) Portion of market value adjustment associated with the withdrawal:
    (3) x [$50,000/(1)]                                                          $  3,637     $ (3,847)
------------------------------------------------------------------------------------------------------------------------------------
(5) Portion of fixed maturity associated with the withdrawal: $50,000 - (4)      $ 46,363     $ 53,847
------------------------------------------------------------------------------------------------------------------------------------
(6) Market adjusted amount: (1) - $50,000                                        $ 91,389     $ 71,737
------------------------------------------------------------------------------------------------------------------------------------
(7) Fixed maturity amount: (2) - (5)                                             $ 84,741     $ 77,257
------------------------------------------------------------------------------------------------------------------------------------
(8) Maturity value(d)                                                            $111,099     $101,287
------------------------------------------------------------------------------------------------------------------------------------


You should note that in this example, if a withdrawal is made when rates have increased from 7.00% to 9.00% (right column), a portion of a negative market value adjustment is realized. On the other hand, if a withdrawal is made when rates have decreased from 7.00% to 5.00% (left column), a portion of a positive market value adjustment is realized.

Notes:


 (a)      Number of days from the withdrawal date to the maturity date = D = 1,461

 (b)      Market adjusted amount is based on the following calculation:

           Maturity value                               $171,882
          ________________             =            ________________               where j is either 5% or 9%
            (1+j)(D/365)                            (1+j)(1,461/365)

 (c)      Fixed maturity amount is based on the following calculation:

           Maturity value                               $171,882
          ________________             =            ________________
            (1+h)(D/365)                            (1+0.07)(1,461/365)

 (d)      Maturity value is based on the following calculation:
          Fixed maturity amount x (1+h)(D/365)  = ($84,741 or $77,257) x (1+0.07)(1,461/365)

                                 Appendix I: Market value adjustment example A-1
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AXA EQUITABLE LIFE INSURANCE COMPANY
SUPPLEMENT DATED MAY 1, 2010 TO PROSPECTUSES FOR:



o Income Manager(R) Accumulator(R)   o Accumulator(R) Plus(SM)
o Income Manager(R) Rollover IRA     o Accumulator(R) Elite(SM)
o Accumulator(R) (IRA, NQ, QP)       o Accumulator(R) Select(SM)
o Accumulator(R)

--------------------------------------------------------------------------------

This Supplement updates certain information in the most recent prospectus and statement of additional information you received for any of the products listed above, and in any Supplements to that prospectus and statement of additional information. The Appendix sets forth the dates of such prior prospectuses, statements of additional information and supplements, which, in addition to this Supplement, should be kept for future reference.

The most recent prospectus and statement of additional information you received are not your contract. Your contract and any endorsements, riders and data pages as identified in your contract are the entire contract between you and AXA Equitable and governs with respect to all features, benefits, rights and obligations. The description of the contract's provisions in that Prospectus and statement of additional information and any Supplements to that prospectus and statement of additional information is current as of their respective dates; however, because certain provisions may be changed after the date of this Supplement in accordance with the contract, the description of the contract's provisions in that Prospectus and statement of additional information and any Supplements to that prospectus and statement of additional information is qualified in its entirety by the terms of the actual contract.


We have filed with the Securities and Exchange Commission (SEC) our Statement of Additional Information (SAI) dated May 1, 2010. If you do not presently have a copy of the prospectus and prior Supplements, you may obtain additional copies, as well as a copy of the SAI, from us, free of charge, by writing to AXA Equitable, P.O. Box 1547, Secaucus, NJ 07096-1547, or calling (800) 789-7771. If you only need a copy of the SAI, you may mail in the SAI request form located at the end of this Supplement. The SAI has been incorporated by reference into this Supplement. This Supplement and the SAI can also be obtained from the SEC's website at www.sec.gov.


In this Supplement, we provide information on the following: (1) how to reach us; (2) investment options; (3) the Trusts' annual expenses and expense example; (4) important information about your guaranteed benefits; (5) tax information; (6) updated information on AXA Equitable; (7) how you can contribute to your contract; (8) managing your allocations; (9) disruptive transfer activity; (10) wire transmittals and electronic applications information; (11) certain information about our business day; (12) your contract date and contract date anniversary; (13) legal proceedings; (14) distribution of the contracts; (15) your annuity payout options; (16) incorporation of certain documents by reference; (17) financial statements;
(18) condensed financial information; and (19) hypothetical illustrations.

(1) HOW TO REACH US

Please communicate with us at the mailing addresses listed below for the purposes described. Certain methods of contacting us, such as by telephone or electronically, may be unavailable or delayed. For example, our facsimile service may not be available at all times and/or we may be unavailable due to emergency closing. In addition, the level and type of service available may be restricted based on criteria established by us. In order to avoid delays in processing, please send your correspondence and check to the appropriate location, as follows:


--------------------------------------------------------------------------------
 FOR CORRESPONDENCE WITH CHECKS:
--------------------------------------------------------------------------------

FOR CONTRIBUTIONS SENT BY REGULAR MAIL:
     Accumulator(R)
     P.O. Box 1577
     Secaucus, NJ 07096-1577

FOR CONTRIBUTIONS SENT BY EXPRESS DELIVERY:
     Accumulator(R)
     500 Plaza Drive, 6th Floor
     Secaucus, NJ 07094

--------------------------------------------------------------------------------
 FOR CORRESPONDENCE WITHOUT CHECKS:
--------------------------------------------------------------------------------

FOR ALL OTHER COMMUNICATIONS (E.G., REQUESTS FOR TRANSFERS, WITHDRAWALS, OR REQUIRED NOTICES) SENT BY REGULAR MAIL:
     Accumulator(R)
     P.O. Box 1547
     Secaucus, NJ 07096-1547

FOR ALL OTHER COMMUNICATIONS (E.G., REQUESTS FOR TRANSFERS, WITHDRAWALS, OR REQUIRED NOTICES) SENT BY EXPRESS DELIVERY:
     Accumulator(R)
     500 Plaza Drive, 6th Floor
     Secaucus, NJ 07094

Your correspondence will be picked up at the mailing address noted above and delivered to our processing office. Your correspondence, however, is not considered received by us until it is received at our processing office. Where this Prospectus refers to the day when we receive a contribution, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last thing necessary for us to process that item) arrives in complete and proper form at our processing office or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives (1) on a day that is not a business day or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day. Our processing office is: 500 Plaza Drive, 6th Floor, Secaucus, New Jersey 07094.





                                                                X02987 - Global


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--------------------------------------------------------------------------------
 REPORTS WE PROVIDE:
--------------------------------------------------------------------------------
o   written confirmation of financial transactions;

o statement of your contract values at the close of each calendar year and any calendar quarter in which there was a financial transaction; and

o annual statement of your contract values as of the close of the contract year, including notification of eligibility to exercise the guaranteed minimum income benefit, if applicable.

--------------------------------------------------------------------------------
 TELEPHONE OPERATED PROGRAM SUPPORT ("TOPS") AND
 ONLINE ACCOUNT ACCESS SYSTEMS:
--------------------------------------------------------------------------------
TOPS is designed to provide you with up-to-date information via touch-tone telephone. Online Account Access is designed to provide this information through the Internet. You can obtain information on:

o   your current account value;

o   your current allocation percentages;

o   the number of units you have in the variable investment options;

o   rates to maturity for the fixed maturity options;

o   the daily unit values for the variable investment options; and

o performance information regarding the variable investment options (not available through TOPS).

You can also:

o change your allocation percentages and/or transfer among the investment options;

o   elect to receive certain contract statements electronically;

o enroll in, modify or cancel a rebalancing program (through Online Account Access only);

o   change your address (not available through TOPS);

o change your TOPS personal identification number ("PIN") (through TOPS only) and your Online Account Access password (through EQAccess only); and

o   access Frequently Asked Questions and Service Forms (not available through
    TOPS).

TOPS and Online Account Access are normally available seven days a week, 24 hours a day. You may use TOPS by calling toll free 1-888-909-7770. If you are a client with AXA Advisors you may use Online Account Access by visiting our website at www.axaonline.com and logging in to access your account. All other clients may access Online Account Access by visiting our website at www.axa-equitable.com. Of course, for reasons beyond our control, these services may sometimes be unavailable.

We have established procedures to reasonably confirm that the instructions communicated by telephone or Internet are genuine. For example, we will require certain personal identification information before we will act on telephone or Internet instructions and we will provide written confirmation of your transfers. If we do not employ reasonable procedures to confirm the genuineness of telephone or Internet instructions, we may be liable for any losses arising out of any act or omission that constitutes negligence, lack of good faith, or willful misconduct. In light of our procedures, we will not be liable for following telephone or Internet instructions we reasonably believe to be genuine.

We reserve the right to limit access to these services if we determine that you engaged in a disruptive transfer activity, such as "market timing" (see "Disruptive transfer activity" in "Transferring your money among investment options" in your Prospectus).

--------------------------------------------------------------------------------
 CUSTOMER SERVICE REPRESENTATIVE:
--------------------------------------------------------------------------------
You may also use our toll-free number (1-800-789-7771) to speak with one of our customer service representatives. Our customer service representatives are available on any business day from 8:30 a.m. until 5:30 p.m., Eastern Time.


2


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(2) INVESTMENT OPTIONS


PORTFOLIOS OF THE TRUSTS


The AXA Allocation Portfolios and the EQ/Franklin Templeton Allocation Portfolio offer contract owners a convenient opportunity to invest in other portfolios that are managed and have been selected for inclusion in the AXA Allocation Portfolios and the EQ/Franklin Templeton Allocation Portfolio by AXA Equitable. AXA Advisors, LLC, an affiliated broker-dealer of AXA Equitable, may promote the benefits of such Portfolios to contract owners and/or suggest, incidental to the sale of this contract, that contract owners consider whether allocating some or all of their account value to such Portfolios is consistent with their desired investment objectives. In doing so, AXA Equitable, and/or its affiliates, may be subject to conflicts of interest insofar as AXA Equitable may derive greater revenues from the AXA Allocation Portfolios and the EQ/Franklin Templeton Allocation Portfolio than certain other Portfolios available to you under your contract. In addition, the AXA Allocation Portfolios and the EQ/Franklin Templeton Allocation Portfolio may enable AXA Equitable to more efficiently manage AXA Equitable's financial risks associated with certain guaranteed features. Please see "Managing your allocations" for more information about your role in managing your allocations.

AXA Equitable serves as the investment manager of the Portfolios of AXA Premier VIP Trust and EQ Advisors Trust. For some Portfolios, AXA Equitable has entered into sub-advisory agreements with investment advisers (the "sub-advisers") to carry out the day-to-day investment decisions for the Portfolios. As such, AXA Equitable oversees the activities of the sub-advisers with respect to the Trusts and is responsible for retaining or discontinuing the services of those sub-advisers. The chart below indicates the sub-adviser(s) for each Portfolio, if any. The chart below also shows the currently available Portfolios and their investment objectives.



------------------------------------------------------------------------------------------------------------------------------------
AXA PREMIER VIP TRUST --
CLASS B SHARES                                                                          INVESTMENT MANAGER (OR SUB-ADVISER(S), AS
PORTFOLIO NAME                OBJECTIVE                                                 APPLICABLE)
------------------------------------------------------------------------------------------------------------------------------------
AXA AGGRESSIVE ALLOCATION     Seeks long-term capital appreciation.                     o AXA Equitable
------------------------------------------------------------------------------------------------------------------------------------
AXA CONSERVATIVE ALLOCATION   Seeks a high level of current income.                     o AXA Equitable
------------------------------------------------------------------------------------------------------------------------------------
AXA CONSERVATIVE-PLUS         Seeks current income and growth of capital, with a        o AXA Equitable
 ALLOCATION                   greater emphasis on current income.
------------------------------------------------------------------------------------------------------------------------------------
AXA MODERATE ALLOCATION+      Seeks long-term capital appreciation and current income.  o AXA Equitable
------------------------------------------------------------------------------------------------------------------------------------
AXA MODERATE-PLUS             Seeks long-term capital appreciation and current income,  o AXA Equitable
 ALLOCATION                   with a greater emphasis on capital appreciation.
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER AGGRESSIVE       Seeks long-term growth of capital.                        o AllianceBernstein L.P.
 EQUITY+                                                                                o AXA Equitable
                                                                                        o ClearBridge Advisors, LLC
                                                                                        o Legg Mason Capital Management, Inc.
                                                                                        o Marsico Capital Management, LLC
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER CORE BOND        Seeks a balance of high current income and capital        o BlackRock Financial Management, Inc.
                              appreciation, consistent with a prudent level of risk.    o Pacific Investment Management Company
                                                                                          LLC
                                                                                        o SSgA Funds Management, Inc.
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER INTERNATIONAL    Seeks long-term growth of capital.                        o AllianceBernstein L.P.
 EQUITY                                                                                 o AXA Equitable
                                                                                        o BlackRock Investment Management, LLC
                                                                                        o JPMorgan Investment Management Inc.
                                                                                        o Marsico Capital Management, LLC
------------------------------------------------------------------------------------------------------------------------------------


                                                                              3

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
------------------------------------------------------------------------------------------------------------------------------------
AXA PREMIER VIP TRUST --
CLASS B SHARES                                                                  INVESTMENT MANAGER (OR SUB-ADVISER(S), AS
PORTFOLIO NAME               OBJECTIVE                                          APPLICABLE)
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER LARGE CAP       Seeks long-term growth of capital.                 o AllianceBernstein L.P.
 CORE EQUITY                                                                    o AXA Equitable
                                                                                o Janus Capital Management LLC
                                                                                o Thornburg Investment Management, Inc.
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER LARGE CAP       Seeks long-term growth of capital.                 o Goodman & Co. NY Ltd.
 GROWTH*                                                                        o SSgA Funds Management, Inc.
                                                                                o T. Rowe Price Associates, Inc.
                                                                                o Westfield Capital Management Company, L.P.
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER LARGE CAP       Seeks long-term growth of capital.                 o AllianceBernstein L.P.
 VALUE                                                                          o AXA Equitable
                                                                                o Institutional Capital LLC
                                                                                o MFS Investment Management
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER MID CAP         Seeks long-term growth of capital.                 o AllianceBernstein L.P.
 GROWTH                                                                         o AXA Equitable
                                                                                o BlackRock Investment Management, LLC
                                                                                o Franklin Advisers, Inc.
                                                                                o Wellington Management Company, LLP
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER MID CAP VALUE   Seeks long-term growth of capital.                 o AXA Equitable
                                                                                o AXA Rosenberg Investment Management LLC
                                                                                o BlackRock Investment Management, LLC
                                                                                o Tradewinds Global Investors, LLC
                                                                                o Wellington Management Company, LLP
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER MULTI-SECTOR    Seeks high total return through a combination of   o Pacific Investment Management Company LLC
 BOND+                       current income and capital appreciation.           o Post Advisory Group, LLC
                                                                                o SSgA Funds Management, Inc.
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER SMALL CAP       Seeks long-term growth of capital.                 o AXA Equitable
 GROWTH                                                                         o BlackRock Investment Management, LLC
                                                                                o Eagle Asset Management, Inc.
                                                                                o Wells Capital Management Inc.
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER SMALL CAP       Seeks long-term growth of capital.                 o AXA Equitable
 VALUE                                                                          o BlackRock Investment Management, LLC
                                                                                o Franklin Advisory Services, LLC
                                                                                o Pacific Global Investment Management
                                                                                  Company
------------------------------------------------------------------------------------------------------------------------------------


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
------------------------------------------------------------------------------------------------------------------------------------
AXA PREMIER VIP TRUST --
CLASS B SHARES                                                                             INVESTMENT MANAGER (OR SUB-ADVISER(S), AS
PORTFOLIO NAME               OBJECTIVE                                                     APPLICABLE)
------------------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER TECHNOLOGY      Seeks long-term growth of capital.                            o AXA Equitable
                                                                                           o RCM Capital Management LLC
                                                                                           o SSgA Funds Management, Inc.
                                                                                           o Wellington Management Company, LLP
------------------------------------------------------------------------------------------------------------------------------------
EQ ADVISORS TRUST --
CLASS IB SHARES                                                                            INVESTMENT MANAGER (OR SUB-ADVISER(S), AS
PORTFOLIO NAME                OBJECTIVE                                                    APPLICABLE)
------------------------------------------------------------------------------------------------------------------------------------
EQ/ALLIANCEBERNSTEIN         Seeks to achieve long-term growth of capital.                 o AllianceBernstein L.P.
 INTERNATIONAL+
------------------------------------------------------------------------------------------------------------------------------------
EQ/ALLIANCEBERNSTEIN SMALL   Seeks to achieve long-term growth of capital.                 o AllianceBernstein L.P.
 CAP GROWTH+
------------------------------------------------------------------------------------------------------------------------------------
EQ/AXA FRANKLIN SMALL CAP    Seeks to achieve long-term total return.                      o AXA Equitable
 VALUE CORE                                                                                o BlackRock Investment Management, LLC
                                                                                           o Franklin Advisory Services, LLC
------------------------------------------------------------------------------------------------------------------------------------
EQ/BLACKROCK BASIC VALUE     Seeks to achieve capital appreciation and secondarily,        o BlackRock Investment Management, LLC
 EQUITY                      income.
------------------------------------------------------------------------------------------------------------------------------------
EQ/BLACKROCK INTERNATIONAL   Seeks to provide current income and long-term growth of       o BlackRock International Limited
 VALUE                       income, accompanied by growth of capital.
------------------------------------------------------------------------------------------------------------------------------------
EQ/BOSTON ADVISORS EQUITY    Seeks a combination of growth and income to achieve an        o Boston Advisors, LLC
 INCOME                      above-average and consistent total return.
------------------------------------------------------------------------------------------------------------------------------------
EQ/CALVERT SOCIALLY          Seeks to achieve long-term capital appreciation.              o Bridgeway Capital Management, Inc.
 RESPONSIBLE                                                                               o Calvert Asset Management Company, Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/CAPITAL GUARDIAN GROWTH   Seeks to achieve long-term growth of capital.                 o Capital Guardian Trust Company
------------------------------------------------------------------------------------------------------------------------------------
EQ/CAPITAL GUARDIAN          Seeks to achieve long-term growth of capital.                 o Capital Guardian Trust Company
 RESEARCH
------------------------------------------------------------------------------------------------------------------------------------
EQ/COMMON STOCK INDEX+       Seeks to achieve a total return before expenses that          o AllianceBernstein L.P.
                             approximates the total return performance of the Russell
                             3000 Index, including reinvestment of dividends, at a risk level consistent with that of the Russell 3000 Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/CORE BOND INDEX           Seeks to achieve a total return before expenses that          o SSgA Funds Management, Inc.
                             approximates the total return performance of the Barclays
                             Capital U.S. Aggregate Bond Index, including reinvest-
                             ment of dividends, at a risk level consistent with that of the Barclays Capital U.S. Aggregate Bond Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/DAVIS NEW YORK VENTURE    Seeks to achieve long-term growth of capital.                 o Davis Selected Advisors, L.P.
------------------------------------------------------------------------------------------------------------------------------------
EQ/EQUITY 500 INDEX          Seeks to achieve a total return before expenses that          o AllianceBernstein L.P.
                             approximates the total return performance of the S&P
                             500 Index, including reinvestment of dividends, at a risk
                             level consistent with that of the S&P 500 Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/EQUITY GROWTH PLUS        Seeks to achieve long-term growth of capital.                 o AXA Equitable
                                                                                           o BlackRock Capital Management, Inc.
                                                                                           o BlackRock Investment Management, LLC
------------------------------------------------------------------------------------------------------------------------------------


                                                                              5

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
------------------------------------------------------------------------------------------------------------------------------------
EQ ADVISORS TRUST --
CLASS IB SHARES                                                                         INVESTMENT MANAGER (OR SUB-ADVISER(S), AS
PORTFOLIO NAME               OBJECTIVE                                                  APPLICABLE)
------------------------------------------------------------------------------------------------------------------------------------
EQ/FRANKLIN CORE BALANCED    Seeks to maximize income while maintaining prospects       o AXA Equitable
                             for capital appreciation.                                  o BlackRock Investment Management, LLC
                                                                                        o Franklin Advisers, Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/FRANKLIN TEMPLETON        Primarily seeks capital appreciation and secondarily       o AXA Equitable
 ALLOCATION                  seeks income.
------------------------------------------------------------------------------------------------------------------------------------
EQ/GAMCO MERGERS AND         Seeks to achieve capital appreciation.                     o GAMCO Asset Management, Inc.
 ACQUISITIONS
------------------------------------------------------------------------------------------------------------------------------------
EQ/GAMCO SMALL COMPANY       Seeks to maximize capital appreciation.                    o GAMCO Asset Management, Inc.
 VALUE
------------------------------------------------------------------------------------------------------------------------------------
EQ/GLOBAL BOND PLUS          Seeks to achieve capital growth and current income.        o AXA Equitable
                                                                                        o BlackRock Investment Management, LLC
                                                                                        o First International Advisors, LLC
                                                                                        o Wells Capital Management, Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/GLOBAL MULTI-SECTOR       Seeks to achieve long-term capital appreciation.           o AXA Equitable
 EQUITY                                                                                 o BlackRock Investment Management, LLC
                                                                                        o Morgan Stanley Investment Management Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/INTERMEDIATE GOVERNMENT   Seeks to achieve a total return before expenses that       o SSgA Funds Management, Inc.
 BOND INDEX+                 approximates the total return performance of the Barclays
                             Capital Intermediate U.S. Government Bond Index, includ-
                             ing reinvestment of dividends, at a risk level consistent
                             with that of the Barclays Capital Intermediate U.S.
                             Government Bond Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/INTERNATIONAL CORE PLUS   Seeks to achieve long-term growth of capital.              o AXA Equitable
                                                                                        o BlackRock Investment Management, LLC
                                                                                        o Hirayama Investments, LLC
                                                                                        o Wentworth Hauser and Violich, Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/INTERNATIONAL GROWTH      Seeks to achieve capital appreciation.                     o MFS Investment Management
------------------------------------------------------------------------------------------------------------------------------------
EQ/JPMORGAN VALUE            Seeks to achieve long-term capital appreciation.           o J.P. Morgan Investment Management Inc.
 OPPORTUNITIES
------------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP CORE PLUS       Seeks to achieve long-term growth of capital with a sec-   o AXA Equitable
                             ondary objective to seek reasonable current income. For    o BlackRock Investment Management, LLC
                             purposes of this Portfolio, the words "reasonable current  o Institutional Capital LLC income" mean moderate income.
------------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP GROWTH INDEX    Seeks to achieve a total return before expenses that       o AllianceBernstein L.P.
                             approximates the total return performance of the Russell
                             1000 Growth Index, including reinvestment of dividends
                             at a risk level consistent with that of the Russell 1000
                             Growth Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP GROWTH PLUS     Seeks to provide long-term capital growth.                 o AXA Equitable
                                                                                        o BlackRock Investment Management, LLC
                                                                                        o Marsico Capital Management, LLC
------------------------------------------------------------------------------------------------------------------------------------


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
------------------------------------------------------------------------------------------------------------------------------------
EQ ADVISORS TRUST --
CLASS IB SHARES                                                                            INVESTMENT MANAGER (OR SUB-ADVISER(S), AS
PORTFOLIO NAME               OBJECTIVE                                                     APPLICABLE)
------------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP VALUE INDEX     Seeks to achieve a total return before expenses that          o SSgA Funds Management, Inc.
                             approximates the total return performance of the Russell
                             1000 Value Index, including reinvestment of dividends, at
                             a risk level consistent with that of the Russell 1000 Value
                             Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/LARGE CAP VALUE PLUS+     Seeks to achieve long-term growth of capital.                 o AllianceBernstein L.P.
                                                                                           o AXA Equitable
------------------------------------------------------------------------------------------------------------------------------------
EQ/LORD ABBETT GROWTH AND    Seeks to achieve capital appreciation and growth of           o Lord, Abbett & Co. LLC
 INCOME                      income without excessive fluctuation in market value.
------------------------------------------------------------------------------------------------------------------------------------
EQ/LORD ABBETT LARGE CAP     Seeks to achieve capital appreciation and growth of           o Lord, Abbett & Co. LLC
 CORE                        income with reasonable risk.
------------------------------------------------------------------------------------------------------------------------------------
EQ/MID CAP INDEX             Seeks to achieve a total return before expenses that          o SSgA Funds Management, Inc.
                             approximates the total return performance of the S&P
                             Mid Cap 400 Index, including reinvestment of dividends,
                             at a risk level consistent with that of the S&P Mid Cap
                             400 Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/MID CAP VALUE PLUS        Seeks to achieve long-term capital appreciation.              o AXA Equitable
                                                                                           o BlackRock Investment Management, LLC
                                                                                           o Wellington Management Company, LLP
------------------------------------------------------------------------------------------------------------------------------------
EQ/MONEY MARKET+             Seeks to obtain a high level of current income, preserve      o The Dreyfus Corporation
                             its assets and maintain liquidity.
------------------------------------------------------------------------------------------------------------------------------------
EQ/MONTAG & CALDWELL         Seeks to achieve capital appreciation.                        o Montag & Caldwell, Inc.
 GROWTH
------------------------------------------------------------------------------------------------------------------------------------
EQ/MORGAN STANLEY MID CAP    Seeks to achieve capital growth.                              o Morgan Stanley Investment Management
 GROWTH**                                                                                    Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/MUTUAL LARGE CAP EQUITY   Seeks to achieve capital appreciation, which may occa-        o AXA Equitable
                             sionally be short-term, and secondarily, income.              o BlackRock Investment Management, LLC
                                                                                           o Franklin Mutual Advisers, LLC
------------------------------------------------------------------------------------------------------------------------------------
EQ/OPPENHEIMER GLOBAL        Seeks to achieve capital appreciation.                        o OppenheimerFunds, Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/PIMCO ULTRA SHORT BOND    Seeks to generate a return in excess of traditional money     o Pacific Investment Management Company,
                             market products while maintaining an emphasis on                LLC
                             preservation of capital and liquidity.
------------------------------------------------------------------------------------------------------------------------------------
EQ/QUALITY BOND PLUS         Seeks to achieve high current income consistent with          o AllianceBernstein L.P.
                             moderate risk to capital.                                     o AXA Equitable
                                                                                           o SSgA Funds Management, Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/SMALL COMPANY INDEX       Seeks to replicate as closely as possible (before the         o AllianceBernstein L.P.
                             deduction of Portfolio expenses) the total return of the
                             Russell 2000 Index.
------------------------------------------------------------------------------------------------------------------------------------
EQ/T. ROWE PRICE GROWTH      Seeks to achieve long-term capital appreciation and           o T. Rowe Price Associates, Inc.
 STOCK                       secondarily, income.
------------------------------------------------------------------------------------------------------------------------------------


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
------------------------------------------------------------------------------------------------------------------------------------
EQ ADVISORS TRUST --
CLASS IB SHARES                                                                         INVESTMENT MANAGER (OR SUB-ADVISER(S), AS
PORTFOLIO NAME                OBJECTIVE                                                 APPLICABLE)
------------------------------------------------------------------------------------------------------------------------------------
EQ/TEMPLETON GLOBAL EQUITY   Seeks to achieve long-term capital growth.                 o AXA Equitable
                                                                                        o BlackRock Investment Management, LLC
                                                                                        o Templeton Global Advisors Limited
------------------------------------------------------------------------------------------------------------------------------------
EQ/UBS GROWTH AND INCOME     Seeks to achieve total return through capital              o UBS Global Asset Management
                             appreciation with income as a secondary consideration.       (Americas) Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/VAN KAMPEN COMSTOCK       Seeks to achieve capital growth and income.                o Morgan Stanley Investment Management Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/WELLS FARGO ADVANTAGE     Seeks to achieve long-term capital growth.                 o Wells Capital Management, Inc.
 OMEGA GROWTH***
------------------------------------------------------------------------------------------------------------------------------------



+ If you own Income Manager(R) Accumulator(R) or Income Manager(R) Rollover IRA, your product includes Class A shares of this Portfolio in the AXA Premier VIP Trust, or Class IA shares of this Portfolio in the EQ Advisors Trust.

* Effective on or about September 13, 2010, subject to regulatory approval, interests in the Multimanager Aggressive Equity Portfolio (the "surviving option") will replace interests in the Multimanager Large Cap Growth Portfolio (the "replaced option"). We will move assets from the replaced option into the surviving option on the date of the substitution. The value of your interest in the surviving option will be the same as it was in the replaced option. Also, we will automatically direct any contributions made to the replaced option to the surviving option. An allocation election to the replaced option will be considered as an allocation to the surviving option. You may transfer your account value among the investment options, as usual. Any account value remaining in the replaced option on the substitution date will be transferred to the surviving option. For more information about this substitution and for information on how to transfer your account value, please contact a customer service representative referenced in this Prospectus.

** This is the Portfolio's new name, effective on or about May 1, 2010, subject to regulatory approval. The Portfolio's former name was EQ/Van Kampen Mid Cap Growth.

*** This is the Portfolio's new name, effective on or about May 1, 2010, subject to regulatory approval. The Portfolio's former name was EQ/Evergreen Omega.


YOU SHOULD CONSIDER THE INVESTMENT OBJECTIVES, RISKS AND CHARGES AND EXPENSES OF THE PORTFOLIOS CAREFULLY BEFORE INVESTING. THE PROSPECTUSES FOR THE TRUSTS CONTAIN THIS AND OTHER IMPORTANT INFORMATION ABOUT THE PORTFOLIOS. THE PROSPECTUSES SHOULD BE READ CAREFULLY BEFORE INVESTING. IN ORDER TO OBTAIN COPIES OF TRUST PROSPECTUSES THAT DO NOT ACCOMPANY THIS SUPPLEMENT, YOU MAY CALL ONE OF OUR CUSTOMER SERVICE REPRESENTATIVES AT 1-800-789-7771.


(3) THE TRUSTS' ANNUAL EXPENSES AND EXPENSE EXAMPLE

The following table shows the lowest and highest total operating expenses charged by any of the Portfolios that you will pay periodically during the time that you own the contract. These fees and expenses are reflected in the Portfolio's net asset value each day. Therefore, they reduce the investment return of the Portfolio and the related variable investment option. Actual fees and expenses are likely to fluctuate from year to year. More detail concerning each Portfolio's fees and expenses is contained in the Trust prospectus for the Portfolio.

You also bear your proportionate share of all fees and expenses paid by a "Portfolio" that corresponds to any variable investment option you are using. This table shows the lowest and highest total operating expenses charged by any of the Portfolios that you will pay periodically during the time that you own the contract. These fees and expenses are reflected in the Portfolio's net asset value each day. Therefore, they reduce the investment return of the Portfolio and the related variable investment option. Actual fees and expenses are likely to fluctuate from year to year. More detail concerning each Portfolio's fees and expenses is contained in the Trust prospectus for the Portfolio.


------------------------------------------------------------------------------------------------------------------------------------
 PORTFOLIO OPERATING EXPENSES EXPRESSED AS AN ANNUAL PERCENTAGE OF DAILY NET ASSETS
------------------------------------------------------------------------------------------------------------------------------------
Total Annual Portfolio Operating Expenses for 2009 (expenses that are deducted         Lowest         Highest
from Portfolio assets including management fees, 12b-1 fees, service fees, and/or      ------         -------
other expenses) -- based, in part, on estimated amounts for options added during        0.64%          1.48%
the fiscal year 2009 and for the underlying portfolios.*



* The "Lowest" represents the total annual operating expenses of the EQ/Equity 500 Index Portfolio. The "Highest" represents the total annual operating expenses of the Multiman ager Technology Portfolio.




EXAMPLE


This example is intended to help you compare the cost of investing in the contract with the cost of investing in other variable annuity contracts. These costs include contract owner transaction expenses, contract fees, separate account annual expenses of 1.55% (actual expenses under your contract may be less), and underlying trust fees and expenses.


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The example below shows the expenses that a hypothetical contract owner (who has elected the Guaranteed Minimum Income Benefit with either the 6% Roll-Up to age 80 or the Annual Ratchet to age 80 Guaranteed minimum death benefit and Protection Plus(SM)) would pay in the situations illustrated. The example assumes no annual administrative charge. Some of these features may not be available or may be different under your contract. Some of these charges may not be applicable under your contract.


The fixed maturity options and the account for special dollar cost averaging are not covered by the fee table and example. However, the annual administrative charge, the charge if you elect a Variable Immediate Annuity payout option, the charge for any optional benefits and the withdrawal charge do apply to the fixed maturity options and the account for special dollar cost averaging. A market value adjustment (up or down) may apply as a result of a withdrawal, transfer, or surrender of amounts from a fixed maturity option. Some of these investment options and charges may not be applicable under your contract.

The example assumes that you invest $10,000 in the contract for the time periods indicated and that your investment has a 5% return each year. Other than the administrative charge (which is described immediately above), the example also assumes maximum contract charges and total annual expenses of the Portfolios (before expense limitations) set forth in the previous charts. This example should not be considered a representation of past or future expenses for each option. Actual expenses may be greater or less than those shown. Similarly, the annual rate of return assumed in the example is not an estimate or guarantee of future investment performance. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:




------------------------------------------------------------------------------------------------------------------------------------
                                                        IF YOU SURRENDER YOUR CONTRACT AT
                                                         THE END OF THE APPLICABLE TIME       IF YOU ANNUITIZE AT THE END OF THE
                                                                     PERIOD                         APPLICABLE TIME PERIOD
------------------------------------------------------------------------------------------------------------------------------------
                                                                   3         5        10                  3         5        10
                                                       1 YEAR    YEARS     YEARS     YEARS    1 YEAR    YEARS     YEARS     YEARS
------------------------------------------------------------------------------------------------------------------------------------
(a) assuming maximum fees and expenses of any of the
    Portfolios                                         $1,071    $1,630    $2,214    $3,987     N/A      $1,630    $2,214    $3,987
(b) assuming minimum fees and expenses of any of the
    Portfolios                                         $  982    $1,369    $1,784    $3,163     N/A      $1,369    $1,784    $3,163
------------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------
                                                          IF YOU DO NOT SURRENDER YOUR
                                                           CONTRACT AT THE END OF THE
                                                              APPLICABLE TIME PERIOD
----------------------------------------------------------------------------------------------
                                                                    3         5        10
                                                        1 YEAR    YEARS     YEARS     YEARS
----------------------------------------------------------------------------------------------
(a) assuming maximum fees and expenses of any of the
    Portfolios                                           $371    $1,130    $1,914    $3,987
(b) assuming minimum fees and expenses of any of the
    Portfolios                                           $282    $  869    $1,484    $3,163
----------------------------------------------------------------------------------------------


For information on how your contract works under certain hypothetical circumstances, please see item (19) at the end of this Supplement.


(4) IMPORTANT INFORMATION ABOUT YOUR GUARANTEED BENEFITS


For purposes of calculating any applicable guaranteed minimum death benefit or guaranteed minimum income benefit (if elected) that rolls-up at a specified rate, the Multimanager Core Bond, EQ/Money Market, EQ/Intermediate Government Bond Index, EQ/Quality Bond PLUS, and the Fixed Maturity Options are investment options for which the benefit base rolls up at 3%. In some early Accumulator(R) Series, this group of funds rolls up at 4% and certain additional variable investment options roll up at 3%. All other investment options continue to roll up at 5% or 6%, as provided by your Accumulator(R) Series contract. For more information about these benefits, please see "Contract features and benefits" in your Prospectus or your contract, or consult with your financial professional.



(5) TAX INFORMATION


HOW YOU CAN MAKE CONTRIBUTIONS


o Regular contributions to traditional IRAs and Roth IRAs are limited to $5,000 for the calendar year 2010.

o Regular contributions to traditional IRAs cannot be made during or after the calendar year the owner reaches age 70-1/2.

o Additional catch-up contributions of up to $1,000 can be made where the owner is at least age 50 at any time during the calendar year for which the contribution is made.

o Rollovers can be made to a Roth IRA from a "designated Roth contribution account" under a 401(k) or 403(b) plan which permits designated Roth elective deferral contributions to be made. Conversion rollovers may also be made from an eligible retirement plan to a Roth IRA in certain circumstances.



SPECIAL RULE FOR CONVERSIONS TO ROTH IRA IN 2010

Pre-2010 limitations on conversion rollovers to Roth IRAs of pre-tax amounts distributed from qualified plans, 403(b) plans and governmental employer 457(b) plans (as well as traditional IRA to Roth IRA conversions) based on income levels and filing status are removed beginning in 2010. For conversion rollovers or traditional IRA conversions in 2010 only, the resulting federal income tax can be paid in two installments in 2011 and 2012.


TAX-SHELTERED ANNUITY CONTRACTS (TSAS)

Due to the Internal Revenue Service and Treasury regulatory changes in 2007 which became fully effective on January 1, 2009, contracts issued prior to September 25, 2007 which qualified as 403(b) contracts under the rules at the time of issue may lose their status as 403(b) contracts or have the


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availability of transactions under the contract restricted as of January 1,
2009 unless the individual's employer or the individual take certain actions. Please consult your tax adviser regarding the effect of these rules (which may vary depending on the owner's employment status, plan participation status, and when and how the contract was acquired) on your personal situation.


(6) UPDATED INFORMATION ON AXA EQUITABLE


We are AXA Equitable Life Insurance Company ("AXA Equitable"), a New York stock life insurance corporation. We have been doing business since 1859. AXA Equitable is an indirect, wholly-owned subsidiary of AXA Financial, Inc., a holding company, which is itself an indirect, wholly-owned subsidiary of AXA SA ("AXA"). AXA is a French holding company for an international group of insurance and related financial services companies. As the ultimate sole shareholder of AXA Equitable, and under its other arrangements with AXA Equitable and AXA Equitable's parent, AXA exercises significant influence over the operations and capital structure of AXA Equitable and its parent. AXA holds its interest in AXA Equitable through a number of other intermediate holding companies, including Oudinot Participations, AXA America Holdings, Inc. and AXA Equitable Financial Services, LLC. AXA Equitable is obligated to pay all amounts that are promised to be paid under the contracts. No company other than AXA Equitable, however, has any legal responsibility to pay amounts that AXA Equitable owes under the contracts.

AXA Financial, Inc. and its consolidated subsidiaries managed approximately $581.2 billion in assets as of December 31, 2009. For more than 150 years, AXA Equitable has been among the largest insurance companies in the United States. We are licensed to sell life insurance and annuities in all fifty states, the District of Columbia, Puerto Rico, and the U.S. Virgin Islands. Our home office is located at 1290 Avenue of the Americas, New York, NY 10104.



(7) HOW YOU CAN CONTRIBUTE TO YOUR CONTRACT

You may purchase a contract by making payments to us that we call
"contributions." We can refuse to accept any contribution from you at any time, including after you purchase the contract.

Upon advance notice to you, we may exercise certain rights we have under the contract regarding contributions, including our rights to (i) change minimum and maximum contribution requirements and limitations, and (ii) discontinue acceptance of contributions. Further, we may at any time exercise our rights to limit or terminate your contributions.

--------------------------------------------------------------------------------
We reserve the right to change our current limitations on your contributions and to discontinue acceptance of contributions.
--------------------------------------------------------------------------------

We currently limit aggregate contributions on your contract made after the first contract year to 150% of first-year contributions (the "150% limit"). The 150% limit can be reduced or increased at any time upon advance notice to you. Even if the aggregate contributions on your contract do not exceed the 150% limit, we currently do not accept any contribution if: (i) the aggregate contributions under one or more Accumulator(R) series contracts with the same owner or annuitant would then total more than $1,500,000 ($500,000 for the same owner or annuitant who is age 81 and older at contract issue); or (ii) the aggregate contributions under all AXA Equitable annuity accumulation contracts with the same owner or annuitant would then total more than $2,500,000. We may waive these and other contribution limitations based on certain criteria that we determine, including elected benefits, issue age, aggregate contributions, variable investment option allocations and selling broker-dealer compensation. Please review your contract for information on contribution limitations.


(8) MANAGING YOUR ALLOCATIONS

The contract is between you and AXA Equitable. The contract is not an investment advisory account, and AXA Equitable is not providing any investment advice or managing the allocations under your contract. In the absence of a specific written arrangement to the contrary, you, as the owner of the contract, have the sole authority to make investment allocations and other decisions under the contract. If your financial professional is with AXA Advisors, he or she is acting as a broker-dealer registered representative, and is not authorized to act as an investment advisor or to manage the allocations under your contract. If your financial professional is a registered representative with a broker-dealer other than AXA Advisors, you should speak with him/her regarding any different arrangements that may apply.


(9) DISRUPTIVE TRANSFER ACTIVITY

You should note that the contract is not designed for professional "market timing" organizations, or other organizations or individuals engaging in a market timing strategy. The contract is not designed to accommodate programmed transfers, frequent transfers or transfers that are large in relation to the total assets of the underlying portfolio.

Frequent transfers, including market timing and other program trading or short-term trading strategies, may be disruptive to the underlying portfolios in which the variable investment options invest. Disruptive transfer activity may adversely affect performance and the interests of long-term investors by requiring a portfolio to maintain larger amounts of cash or to liquidate portfolio holdings at a disadvantageous time or price. For example, when market timing occurs, a portfolio may have to sell its holdings to have the cash necessary to redeem the market timer's investment. This can happen when it is not advantageous to sell any securities, so the portfolio's performance may be hurt. When large dollar amounts are


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involved, market timing can also make it difficult to use long-term investment strategies because a portfolio cannot predict how much cash it will have to invest. In addition, disruptive transfers or purchases and redemptions of portfolio investments may impede efficient portfolio management and impose increased transaction costs, such as brokerage costs, by requiring the portfolio manager to effect more frequent purchases and sales of portfolio securities. Similarly, a portfolio may bear increased administrative costs as a result of the asset level and investment volatility that accompanies patterns of excessive or short-term trading. Portfolios that invest a significant portion of their assets in foreign securities or the securities of small- and mid-capitalization companies tend to be subject to the risks associated with market timing and short-term trading strategies to a greater extent than portfolios that do not. Securities trading in overseas markets present time zone arbitrage opportunities when events affecting portfolio securities values occur after the close of the overseas market but prior to the close of the U.S. markets. Securities of small- and mid-capitalization companies present arbitrage opportunities because the market for such securities may be less liquid than the market for securities of larger companies, which could result in pricing inefficiencies. Please see the prospectuses for the underlying portfolios for more information on how portfolio shares are priced.

We currently use the procedures described below to discourage disruptive transfer activity. You should understand, however, that these procedures are subject to the following limitations: (1) they primarily rely on the policies and procedures implemented by the underlying portfolios; (2) they do not eliminate the possibility that disruptive transfer activity, including market timing, will occur or that portfolio performance will be affected by such activity; and (3) the design of market timing procedures involves inherently subjective judgments, which we seek to make in a fair and reasonable manner consistent with the interests of all contract owners.

We offer investment options with underlying portfolios that are part of AXA Premier VIP Trust and EQ Advisors Trust (together, the "trusts"). The trusts have adopted policies and procedures regarding disruptive transfer activity. They discourage frequent purchases and redemptions of portfolio shares and will not make special arrangements to accommodate such transactions. They aggregate inflows and outflows for each portfolio on a daily basis. On any day when a portfolio's net inflows or outflows exceed an established monitoring threshold, the trust obtains from us contract owner trading activity. The trusts currently consider transfers into and out of (or vice versa) the same variable investment option within a five business day period as potentially disruptive transfer activity. Each trust reserves the right to reject a transfer that it believes, in its sole discretion, is disruptive (or potentially disruptive) to the management of one of its portfolios. Please see the prospectuses for the trusts for more information.

When a contract is identified in connection with potentially disruptive transfer activity for the first time, a letter is sent to the contract owner explaining that there is a policy against disruptive transfer activity and that if such activity continues certain transfer privileges may be eliminated. If and when the contract owner is identified a second time as engaged in potentially disruptive transfer activity under the contract, we currently prohibit the use of voice, fax and automated transaction services. We currently apply such action for the remaining life of each affected contract. We or a trust may change the definition of potentially disruptive transfer activity, the monitoring procedures and thresholds, any notification procedures, and the procedures to restrict this activity. Any new or revised policies and procedures will apply to all contract owners uniformly. We do not permit exceptions to our policies restricting disruptive transfer activity.

It is possible that a trust may impose a redemption fee designed to discourage frequent or disruptive trading by contract owners. As of the date of this Prospectus, the trusts had not implemented such a fee. If a redemption fee is implemented by a trust, that fee, like any other trust fee, will be borne by the contract owner.

Contract owners should note that it is not always possible for us and the underlying trusts to identify and prevent disruptive transfer activity. In addition, because we do not monitor for all frequent trading at the separate account level, contract owners may engage in frequent trading which may not be detected, for example, due to low net inflows or outflows on the particular day(s). Therefore, no assurance can be given that we or the trusts will successfully impose restrictions on all potentially disruptive transfers. Because there is no guarantee that disruptive trading will be stopped, some contract owners may be treated differently than others, resulting in the risk that some contract owners may be able to engage in frequent transfer activity while others will bear the effect of that frequent transfer activity. The potential effects of frequent transfer activity are discussed above.


(10) WIRE TRANSMITTALS AND ELECTRONIC APPLICATIONS

We accept initial and subsequent contributions sent by wire to our processing office by agreement with certain broker-dealers. Such transmittals must be accompanied by information we require to allocate your contribution. Wire orders not accompanied by complete information may be retained as described under "How you can make your contributions" under "Contract features and benefits" earlier in this Prospectus.

Even if we accept the wire order and essential information, a contract generally will not be issued until we receive and accept a properly completed application. In certain cases we may issue a contract based on information provided through certain broker-dealers with which we have established electronic facilities. In any such cases, you must sign our Acknowledgment of Receipt form.

Where we require a signed application, the above procedures do not apply and no financial transactions will be permitted until we receive the signed application and have issued the contract. Where we issue a contract based on information provided through electronic facilities, we require an Acknowledgment of Receipt form, and financial transactions are only permitted if you request them in writing, sign the request and have it signature guaranteed, until we receive the signed Acknowledgment of Receipt form. After your contract has been issued, additional contributions may be transmitted by wire.


                                                                              11

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In general, the transaction date for electronic transmissions is the date on which we receive at our regular processing office all required information and the funds due for your contribution. We may also establish same-day electronic processing facilities with a broker-dealer that has undertaken to pay contribution amounts on behalf of our customers. In such cases, the transaction date for properly processed orders is the business day on which the broker-dealer inputs all required information into its electronic processing system. You can contact us to find out more about such arrangements.

After your contract has been issued, additional contributions may be transmitted by wire.


(11) CERTAIN INFORMATION ABOUT OUR BUSINESS DAY


Our "business day" is generally any day the New York Stock Exchange ("NYSE") is open for regular trading and generally ends at 4:00 p.m., Eastern Time (or as of an earlier close of regular trading). A business day does not include a day on which we are not open due to emergency conditions determined by the Securities and Exchange Commission. We may also close early due to such emergency conditions. Contributions will be applied and any other transaction requests will be processed when they are received along with all the required information unless another date applies as indicated below.


o If your contribution, transfer or any other transaction request containing all the required information reaches us on any of the following, we will use the next business day:


       - on a non-business day;
       - after 4:00 p.m., Eastern Time on a business day; or
       - after an early close of regular trading on the NYSE on a business day.


If we have entered into an agreement with your broker-dealer for automated processing of contributions upon receipt of customer order, your contribution will be considered received at the time your broker-dealer receives your contribution and all information needed to process your application, along with any required documents, and transmits your order to us in accordance with our processing procedures. Such arrangements may apply to initial contributions, subsequent contributions, or both, and may be commenced or terminated at any time without prior notice. If required by law, the "closing time" for such orders will be earlier than 4:00 p.m., Eastern Time.

For more information, including additional instances when a different date may apply to your contributions, please see "More Information" in your prospectus.


(12) YOUR CONTRACT DATE AND CONTRACT DATE ANNIVERSARY


The "contract date" is the effective date of a contract. This usually is the business day we receive the properly completed and signed application, along with any other required documents, and your initial contribution. Your contract date will be shown in your contract. The 12-month period beginning on your contract date and each 12-month period after that date is a "contract year." The end of each 12-month period is your "contract date anniversary." For example, if your contract date is May 1st, your contract date anniversary is April 30th.



(13) LEGAL PROCEEDINGS

AXA Equitable and its affiliates are parties to various legal proceedings. In our view, none of these proceedings would be considered material with respect to a contract owner's interest in Separate Account Nos. 45 and 49, respectively, nor would any of these proceedings be likely to have a material adverse effect upon either Separate Account, our ability to meet our obligations under the contracts, or the distribution of the contracts.


(14) DISTRIBUTION OF THE CONTRACTS

The contracts are distributed by both AXA Advisors, LLC ("AXA Advisors") and AXA Distributors, LLC ("AXA Distributors") (together, the "Distributors"), which serve as principal underwriters of Separate Account No. 45 and Separate Account No. 49, respectively. The offering of the contracts is intended to be continuous.

AXA Advisors is an affiliate of AXA Equitable, and AXA Distributors is an indirect wholly owned subsidiary of AXA Equitable. The Distributors are under the common control of AXA Financial, Inc. Their principal business address is 1290 Avenue of the Americas, New York, NY 10104. The Distributors are registered with the SEC as broker-dealers and are members of the Financial Industry Regulatory Authority, Inc. ("FINRA"). Both broker-dealers also act as distributors for other AXA Equitable life and annuity products.

The contracts are sold by financial professionals of AXA Advisors and its affiliates. The contracts are also sold by financial professionals of both affiliated and unaffiliated broker-dealers that have entered into selling agreements with the Distributors ("Selling broker-dealers").

AXA Equitable pays compensation to both Distributors based on contracts sold.

Compensation paid to AXA Advisors is based on contributions made on the contracts sold through AXA Advisors ("contribution-based compensation") and will generally not exceed 8.50% of total contributions. AXA Advisors, in turn, may pay a portion of the contribution-based compensation


12

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received from AXA Equitable on the sale of a contract to the AXA Advisors financial professional and/or Selling broker-dealer making the sale. In some instances, a financial professional or Selling broker-dealer may elect to receive reduced contribution-based compensation on a contract in combination with ongoing annual compensation of up to 1.20% of the account value of the contract sold ("asset-based compensation"). Total compensation paid to a financial professional or a Selling broker-dealer electing to receive both contribution-based and asset-based compensation could over time exceed the total compensation that would otherwise be paid on the basis of contributions alone. The contribution-based and asset-based compensation paid by AXA Advisors varies among financial professionals and among Selling broker-dealers.

Contribution-based compensation paid by AXA Equitable to AXA Distributors on sales of AXA Equitable contracts by its Selling broker-dealers will generally not exceed 7.50% of the total contributions made under the contracts. AXA Distributors, in turn, pays the contribution-based compensation it receives on the sale of a contract to the Selling broker-dealer making the sale. In some instances, the Selling broker-dealer may elect to receive reduced contribution-based compensation on the sale of a contract in combination with annual asset-based compensation of up to 1.25% of contract account value. If a Selling broker-dealer elects to receive reduced contribution-based compensation on a contract, the contribution-based compensation which AXA Equitable pays to AXA Distributors will be reduced by the same amount and AXA Equitable will pay AXA Distributors asset-based compensation on the contract equal to the asset-based compensation which AXA Distributors pays to the Selling broker-dealer. Total compensation paid to a Selling broker-dealer electing to receive both contribution-based and asset-based compensation could over time exceed the total compensation that would otherwise be paid on the basis of contributions alone. The contribution-based and asset-based compensation paid by AXA Distributors varies among Selling broker-dealers. AXA Distributors also receives compensation and reimbursement for its marketing services under the terms of its distribution agreement with AXA Equitable.

The Distributors may pay certain affiliated and/or unaffiliated Selling broker-dealers and other financial intermediaries additional compensation in recognition of certain expenses that may be incurred by them or on their behalf. The Distributors may also pay certain broker-dealers or other financial intermediaries additional compensation for enhanced marketing opportunities and other services (commonly referred to as "marketing allowances"). Services for which such payments are made may include, but are not limited to, the preferred placement of AXA Equitable and/or Accumulator(R) on a company and/or product list; sales personnel training; product training; business reporting; technological support; due diligence and related costs; advertising, marketing and related services; conferences; and/or other support services, including some that may benefit the contract owner. Payments may be based on the amount of assets or purchase payments attributable to contracts sold through a Selling broker-dealer or such payments may be a fixed amount. The Distributors may also make fixed payments to Selling broker-dealers in connection with the initiation of a new relationship or the introduction of a new product. These payments may serve as an incentive for Selling broker-dealers to promote the sale of particular products. Additionally, as an incentive for financial professionals of Selling broker-dealers to promote the sale of AXA Equitable products, the Distributors may increase the sales compensation paid to the Selling broker-dealer for a period of time (commonly referred to as "compensation enhancements"). Marketing allowances and sales incentives are made out of the Distributors' assets. Not all Selling broker-dealers receive these kinds of payments. For more information about any such arrangements, ask your financial professional.

The Distributors receive 12b-1 fees from certain Portfolios for providing certain distribution and/or shareholder support services. The Distributors or their affiliates may also receive payments from the advisers of the Portfolios or their affiliates to help defray expenses for sales meetings or seminar sponsorships that may relate to the contracts and/or the advisers' respective Portfolios.

In an effort to promote the sale of our products, AXA Advisors may provide its financial professionals and managerial personnel with a higher percentage of sales commissions and/or cash compensation for the sale of an affiliated variable product than it would the sale of an unaffiliated product. Such practice is known as providing "differential compensation." In addition, managerial personnel may receive expense reimbursements, marketing allowances and commission-based payments known as "overrides." Certain components of the compensation of financial professionals who are managers are based on the sale of affiliated variable products. Managers earn higher compensation (and credits toward awards and bonuses) if those they manage sell more affiliated variable products. AXA Advisors may provide other forms of compensation to its financial professionals, including health and retirement benefits. For tax reasons, AXA Advisors financial professionals qualify for health and retirement benefits based solely on their sales of our affiliated products.

These payments and differential compensation (together, the "payments") can vary in amount based on the applicable product and/or entity or individual involved. As with any incentive, such payments may cause the financial professional to show preference in recommending the purchase or sale of AXA Equitable products. However, under applicable rules of the FINRA, AXA Advisors may only recommend to you products that they reasonably believe are suitable for you based on facts that you have disclosed as to your other security holdings, financial situation and needs. In making any recommendation, financial professionals of AXA Advisors may nonetheless face conflicts of interest because of the differences in compensation from one product category to another, and because of differences in compensation between products in the same category.

In addition, AXA Advisors may offer sales incentive programs to financial professionals who meet specified production levels for the sale of both affiliated and unaffiliated products which provide non-cash compensation such as stock options awards and/or stock appreciation rights, expense-paid trips, expense-paid educational seminars and merchandise.

Although AXA Equitable takes all of its costs into account in establishing the level of fees and expenses in its products, any contribution-based and asset-based compensation paid by AXA Equitable to the Distributors will not result in any separate charge to you under your contract. All payments made will be in compliance with all applicable FINRA rules and other laws and regulations.


                                                                              13

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(15) YOUR ANNUITY PAYOUT OPTIONS

We reserve the right, with advance notice to you, to change your annuity purchase factor any time after your fifth contract date anniversary and at five year intervals after the first change. (Please see your contract and SAI for more information.)


(16) INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This section only applies if your contract offers fixed maturity options.


AXA Equitable's Annual Report on Form 10-K for the period ended December 31, 2009 (the "Annual Report") is considered to be part of this Prospectus because it is incorporated by reference.


AXA Equitable files reports and other information with the SEC, as required by law. You may read and copy this information at the SEC's public reference facilities at Room 1580, 100 F Street, NE, Washington, DC 20549, or by accessing the SEC's website at www.sec.gov. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Under the Securities Act of 1933, AXA Equitable has filed with the SEC a registration statement relating to the fixed maturity option (the "Registration Statement"). This Prospectus has been filed as part of the Registration Statement and does not contain all of the information set forth in the Registration Statement.

After the date of this Prospectus and before we terminate the offering of the securities under the Registration Statement, all documents or reports we file with the SEC under the Securities Exchange Act of 1934 ("Exchange Act"), will be considered to become part of this Prospectus because they are incorporated by reference.

Any statement contained in a document that is or becomes part of this Prospectus, will be considered changed or replaced for purposes of this Prospectus if a statement contained in this Prospectus changes or is replaced. Any statement that is considered to be a part of this Prospectus because of its incorporation will be considered changed or replaced for the purpose of this Prospectus if a statement contained in any other subsequently filed document that is considered to be part of this Prospectus changes or replaces that statement. After that, only the statement that is changed or replaced will be considered to be part of this Prospectus.

We file the Registration Statement and our Exchange Act documents and reports, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, electronically according to EDGAR under CIK No. 0000727920. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

Upon written or oral request, we will provide, free of charge, to each person to whom this Prospectus is delivered, a copy of any or all of the documents considered to be part of this Prospectus because they are incorporated herein. In accordance with SEC rules, we will provide copies of any exhibits specifically incorporated by reference into the text of the Exchange Act reports (but not any other exhibits). Requests for documents should be directed to AXA Equitable Life Insurance Company, 1290 Avenue of the Americas, New York, New York 10104. Attention: Corporate Secretary (telephone: (212) 554-1234). You can access our website at www.axa-equitable.com.


(17) FINANCIAL STATEMENTS

The financial statements of the separate account(s), as well as the consolidated financial statements of AXA Equitable, are in the Statement of Additional Information ("SAI"). The financial statements of AXA Equitable have relevance to the contracts only to the extent that they bear upon the ability of AXA Equitable to meet its obligations under the contracts. The SAI is available free of charge. You may request one by writing to our processing office or calling 1-800-789-7771.

Our general obligations and any guaranteed benefits under the contract are supported by AXA Equitable's general account and are subject to AXA Equitable's claims paying ability. For more information about AXA Equitable's financial strength, you may review its financial statements and/or check its current rating with one or more of the independent sources that rate insurance companies for their financial strength and stability. Such ratings are subject to change and have no bearing on the performance of the variable investment options. You may also speak with your financial representative.


(18) CONDENSED FINANCIAL INFORMATION


The following tables set forth the unit values and number of units outstanding at the year end for each variable investment option, except those options offered for the first time after December 31, 2009. The tables show unit values based on the specified separate account charges that would apply to any contract or investment option to which this supplement relates. The tables also show the total number of units outstanding for all contracts to which this supplement relates.


The unit values and number of units outstanding shown below are for contracts offered under Separate Account No. 45 with the same daily asset charges of 1.15%.


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UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.




--------------------------------------------------------------------------------------------------------------------------------
                                                                              FOR THE YEARS ENDING DECEMBER 31,
                                                         -----------------------------------------------------------------------
                                                               2009           2008          2007           2006          2005
--------------------------------------------------------------------------------------------------------------------------------
 AXA AGGRESSIVE ALLOCATION -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  10.51      $   8.35       $  13.90       $  13.24      $  11.36
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        502           488            448            263           109
--------------------------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE ALLOCATION -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  10.97      $  10.10       $  11.48       $  10.98      $  10.44
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        932           894            387            251           226
--------------------------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE-PLUS ALLOCATION -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  10.73      $   9.49       $  11.91       $  11.43      $  10.63
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        720           643            441            206           114
--------------------------------------------------------------------------------------------------------------------------------
 AXA MODERATE ALLOCATION -- CLASS A
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  50.03      $  43.14       $  57.64       $  54.74      $  50.07
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        572           542            570            843           703
--------------------------------------------------------------------------------------------------------------------------------
 AXA MODERATE ALLOCATION -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  47.11      $  40.73       $  54.56       $  51.94      $  47.62
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        728           726            789            613           971
--------------------------------------------------------------------------------------------------------------------------------
 AXA MODERATE-PLUS ALLOCATION -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  10.87      $   9.02       $  13.37       $  12.71      $  11.23
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)      1,954         1,974          1,837          1,295           728
--------------------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN INTERNATIONAL -- CLASS A
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  13.18      $  10.46       $  21.42       $  19.35      $  15.81
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        699           815            978          1,145         1,271
--------------------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN INTERNATIONAL -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  12.75      $  10.15       $  20.84       $  18.87      $  15.45
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        787           909          1,020          1,130         1,246
--------------------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN SMALL CAP GROWTH -- CLASS A
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  16.17      $  12.02       $  21.93       $  18.96      $  17.56
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        107           134            155            974           365
--------------------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN SMALL CAP GROWTH -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  15.68      $  11.69       $  21.37       $  18.53      $  17.20
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        612           717            810            304         1,163
--------------------------------------------------------------------------------------------------------------------------------
 EQ/AXA FRANKLIN SMALL CAP VALUE CORE -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $   8.16      $   6.44       $   9.78       $  10.83            --
--------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                             39           103             39              6            --
--------------------------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK BASIC VALUE EQUITY -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  19.92      $  15.47       $  24.66       $  24.66      $  20.63
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        744           826          1,030          1,201         1,488
--------------------------------------------------------------------------------------------------------------------------------
 EQ/BLACK ROCK INTERNATIONAL VALUE -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  18.45      $  14.33       $  25.44       $  23.35      $  18.80
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        467           555            736            795           814
--------------------------------------------------------------------------------------------------------------------------------
 EQ/BOSTON ADVISORS EQUITY INCOME -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $   5.21      $   4.73       $   7.06       $   6.89      $   6.01
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        250           364            346            380           367
--------------------------------------------------------------------------------------------------------------------------------
 EQ/CALVERT SOCIALLY RESPONSIBLE -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $   7.12      $   5.51       $  10.17       $   9.18      $   8.82
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)          6            11             12              6            12
--------------------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN GROWTH -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  10.83      $   8.21       $  13.94       $  13.37      $  12.60
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         46            41             58             38            28
--------------------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN RESEARCH -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  10.34      $   7.96       $  13.34       $  13.28      $  11.99
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        745           860          1,117          1,048         1,232
--------------------------------------------------------------------------------------------------------------------------------
 EQ/COMMON STOCK INDEX -- CLASS A
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $ 211.93      $ 166.65       $ 299.23       $ 291.81      $ 266.03
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        141           164            203            380           322
--------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------------------------
                                                                             FOR THE YEARS ENDING DECEMBER 31,
                                                         -----------------------------------------------------------------------
                                                               2004        2003           2002           2001          2000
--------------------------------------------------------------------------------------------------------------------------------
 AXA AGGRESSIVE ALLOCATION -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  10.64            --             --             --            --
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         64            --             --             --            --
--------------------------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE ALLOCATION -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  10.31            --             --             --            --
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         98            --             --             --            --
--------------------------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE-PLUS ALLOCATION -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  10.41            --             --             --            --
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         54            --             --             --            --
--------------------------------------------------------------------------------------------------------------------------------
 AXA MODERATE ALLOCATION -- CLASS A
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  48.21      $  44.75       $  37.91       $  43.83            --
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        778           909          1,013            387            --
--------------------------------------------------------------------------------------------------------------------------------
 AXA MODERATE ALLOCATION -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  45.97      $  42.78       $  36.32       $  42.10            --
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)      1,106         1,263          1,386            736            --
--------------------------------------------------------------------------------------------------------------------------------
 AXA MODERATE-PLUS ALLOCATION -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      --            --             --             --            --
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         --            --             --             --            --
--------------------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN INTERNATIONAL -- CLASS A
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  13.84      $  11.82       $   8.83       $   9.91      $  13.00
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)      1,509         1,843          1,978            816           941
--------------------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN INTERNATIONAL -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  13.56      $  11.61       $   8.69       $   9.77      $  12.89
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)      1,359         1,568          1,624            390           438
--------------------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN SMALL CAP GROWTH -- CLASS A
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  15.89      $  14.06       $  10.07       $  14.57      $  16.95
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        358           402            428            497           487
--------------------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN SMALL CAP GROWTH -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  15.60      $  13.85       $   9.94       $  14.41      $  16.81
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)      1,361         1,510          1,604          1,800         1,985
--------------------------------------------------------------------------------------------------------------------------------
 EQ/AXA FRANKLIN SMALL CAP VALUE CORE -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      --            --             --             --            --
--------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                             --            --             --             --            --
--------------------------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK BASIC VALUE EQUITY -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  20.27      $  18.55       $  14.30       $  17.36      $  16.64
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)      1,843         2,009          2,129          2,223         1,946
--------------------------------------------------------------------------------------------------------------------------------
 EQ/BLACK ROCK INTERNATIONAL VALUE -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  17.16      $  14.27       $  11.27             --            --
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        779           839            956             --            --
--------------------------------------------------------------------------------------------------------------------------------
 EQ/BOSTON ADVISORS EQUITY INCOME -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $   5.73            --             --             --            --
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         50            --             --             --            --
--------------------------------------------------------------------------------------------------------------------------------
 EQ/CALVERT SOCIALLY RESPONSIBLE -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $   8.21      $   8.01       $   6.34       $   8.72            --
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         19            10              3             --            --
--------------------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN GROWTH -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  12.12      $  11.62       $   9.48             --            --
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         15            14             11             --            --
--------------------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN RESEARCH -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  11.44      $  10.43       $   8.02       $  10.78      $  11.13
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)      1,468         1,625          1,727             80            57
--------------------------------------------------------------------------------------------------------------------------------
 EQ/COMMON STOCK INDEX -- CLASS A
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $ 257.37      $ 227.59       $ 153.56       $ 232.44      $ 262.80
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        407           498            560            748           893
--------------------------------------------------------------------------------------------------------------------------------

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                           www.axa-equitable.com/green



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.




--------------------------------------------------------------------------------------------------------------------------------
                                                                              FOR THE YEARS ENDING DECEMBER 31,
                                                         -----------------------------------------------------------------------
                                                               2009           2008          2007           2006          2005
--------------------------------------------------------------------------------------------------------------------------------
 EQ/COMMON STOCK INDEX -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $ 205.00     $ 161.61       $ 290.90       $ 284.40      $ 259.92
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         228          259            311            266           458
--------------------------------------------------------------------------------------------------------------------------------
 EQ/CORE BOND INDEX -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $  13.59     $  13.39       $  14.87       $  14.59      $  14.19
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         414          439            623            630           688
--------------------------------------------------------------------------------------------------------------------------------
 EQ/DAVIS NEW YORK VENTURE -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $   8.77     $   6.69       $  11.13       $  10.85            --
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         172          130            105             19            --
--------------------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY 500 INDEX -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $  24.60     $  19.77       $  31.91       $  30.76      $  27.04
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         416          454            521            624           717
--------------------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY GROWTH PLUS -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $  13.97     $  11.05       $  18.73       $  16.61      $  15.37
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         513          630            710            770           736
--------------------------------------------------------------------------------------------------------------------------------
 EQ/EVERGREEN OMEGA -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $   9.90     $   7.14       $   9.98       $   9.07      $   8.66
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         131           91            113            121           149
--------------------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN CORE BALANCED -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $   9.16     $   7.10       $  10.53       $  10.44            --
--------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                             356          374            357             78            --
--------------------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN TEMPLETON ALLOCATION -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $   7.55     $   5.94       $   9.53             --            --
--------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                             103           98             62             --            --
--------------------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO MERGERS AND ACQUISITIONS -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $  11.71     $  10.16       $  11.93       $  11.67      $  10.52
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)          74           66             70            198           132
--------------------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO SMALL COMPANY VALUE -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $  29.56     $  21.14       $  30.84       $  28.54      $  24.30
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         152          142            151             94            71
--------------------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL BOND PLUS -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $  11.43     $  11.34       $  10.77       $   9.97      $   9.75
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         234          280             98             55             5
--------------------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL MULTI-SECTOR EQUITY -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $  16.86     $  11.37       $  26.97       $  19.21      $  14.18
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         804          864            960          1,021         1,010
--------------------------------------------------------------------------------------------------------------------------------
 EQ/INTERMEDIATE GOVERNMENT BOND INDEX -- CLASS A
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $  21.10     $  21.79       $  21.22       $  20.04      $  19.61
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         127          204            205            469           293
--------------------------------------------------------------------------------------------------------------------------------
 EQ/INTERMEDIATE GOVERNMENT BOND INDEX -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $  20.44     $  21.16       $  20.66       $  19.56      $  19.19
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         279          337            361            238           563
--------------------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL CORE PLUS -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $  12.25     $   9.16       $  16.80       $  14.75      $  12.51
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         223          210            209            238           233
--------------------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL GROWTH -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $  13.16     $   9.70       $  16.43       $  14.30      $  11.51
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         147          119            133             42            12
--------------------------------------------------------------------------------------------------------------------------------
 EQ/JPMORGAN VALUE OPPORTUNITIES -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $  12.46     $   9.53       $  16.00       $  16.39      $  13.77
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         419          463            557            654           747
--------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------------------------
                                                                             FOR THE YEARS ENDING DECEMBER 31,
                                                         -----------------------------------------------------------------------
                                                               2004        2003           2002           2001          2000
--------------------------------------------------------------------------------------------------------------------------------
 EQ/COMMON STOCK INDEX -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $ 252.09      $ 223.47       $ 151.16       $ 229.38      $ 260.00
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        552           639            698            875           988
--------------------------------------------------------------------------------------------------------------------------------
 EQ/CORE BOND INDEX -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  14.04      $  13.64       $  13.35             --            --
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        621           618            623             --            --
--------------------------------------------------------------------------------------------------------------------------------
 EQ/DAVIS NEW YORK VENTURE -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      --            --             --             --            --
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         --            --             --             --            --
--------------------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY 500 INDEX -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  26.20      $  24.04       $  19.03       $  24.80      $  28.57
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        858           994          1,017          1,094         1,206
--------------------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY GROWTH PLUS -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  14.05      $  12.86       $   9.92       $  11.35            --
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        693           778            439             29            --
--------------------------------------------------------------------------------------------------------------------------------
 EQ/EVERGREEN OMEGA -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $   8.43      $   7.97       $   5.83       $   7.76      $   9.47
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        225           198             84             52            59
--------------------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN CORE BALANCED -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      --            --             --             --            --
--------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                             --            --             --             --            --
--------------------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN TEMPLETON ALLOCATION -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      --            --             --             --            --
--------------------------------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)                             --            --             --             --            --
--------------------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO MERGERS AND ACQUISITIONS -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      --            --             --             --            --
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         --            --             --             --            --
--------------------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO SMALL COMPANY VALUE -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  23.56            --             --             --            --
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         20            --             --             --            --
--------------------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL BOND PLUS -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      --            --             --             --            --
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         --            --             --             --            --
--------------------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL MULTI-SECTOR EQUITY -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  10.80      $   8.84       $   5.73       $   6.16      $   6.57
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        876           859            894            812           908
--------------------------------------------------------------------------------------------------------------------------------
 EQ/INTERMEDIATE GOVERNMENT BOND INDEX -- CLASS A
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  19.55      $  19.35       $  19.12       $  17.76      $  16.62
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        354           460          1,043            641           360
--------------------------------------------------------------------------------------------------------------------------------
 EQ/INTERMEDIATE GOVERNMENT BOND INDEX -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  19.17      $  19.03       $  18.85       $  17.56      $  16.46
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        766           998          1,296          1,054           735
--------------------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL CORE PLUS -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  10.81      $   9.62       $   7.34             --            --
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        209           144             56             --            --
--------------------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL GROWTH -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      --            --             --             --            --
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         --            --             --             --            --
--------------------------------------------------------------------------------------------------------------------------------
 EQ/JPMORGAN VALUE OPPORTUNITIES -- CLASS B
--------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  13.40      $  12.23       $   9.76       $  12.19      $  13.24
--------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        946         1,120          1,280          1,543         1,692
--------------------------------------------------------------------------------------------------------------------------------

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                           www.axa-equitable.com/green



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.




------------------------------------------------------------------------------------------------------------------------------
                                                                              FOR THE YEARS ENDING DECEMBER 31,
                                                         ---------------------------------------------------------------------
                                                               2009           2008          2007           2006       2005
------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP CORE PLUS -- CLASS B
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  8.54       $  6.83        $ 11.04        $ 10.75      $  9.63
------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        45            62             50             85          103
------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH INDEX -- CLASS B
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  6.79       $  5.04        $  8.00        $  7.10      $  7.22
------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)       532           558            674            995        1,173
------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH PLUS -- CLASS B
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $ 14.31       $ 10.74        $ 17.59        $ 15.39      $ 14.44
------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)       689           824            954          1,056        1,226
------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE INDEX -- CLASS B
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  5.27       $  4.47        $ 10.45        $ 11.24      $ 10.65
------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        85            65             70             54            7
------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE PLUS -- CLASS A
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  6.08       $  5.10        $  9.06             --           --
------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)     2,585         3,136          4,100             --           --
------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE PLUS -- CLASS B
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  6.03       $  9.66        $  9.05        $ 18.28      $ 15.23
------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)     4,834         5,660          7,094          1,987        2,290
------------------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT GROWTH AND INCOME CLASS B
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  9.21       $  7.89        $ 12.58        $ 12.30      $ 10.61
------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        37            36             41             56           18
------------------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT LARGE CAP CORE -- CLASS B
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $ 10.91       $  8.79        $ 12.89        $ 11.78      $ 10.58
------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        93            72             26             10            8
------------------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP INDEX -- CLASS B
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  9.39       $  6.97        $ 13.91        $ 13.03      $ 11.81
------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)       381           466            520            620          750
------------------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP VALUE PLUS -- CLASS B
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $ 13.97       $ 10.40        $ 17.41        $ 17.90      $ 16.10
------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)     1,031         1,051          1,257          1,559        1,833
------------------------------------------------------------------------------------------------------------------------------
 EQ/MONEY MARKET -- CLASS A
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $ 32.97       $ 33.25        $ 32.86        $ 31.67      $ 30.59
------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)       241           335            259            433          238
------------------------------------------------------------------------------------------------------------------------------
 EQ/MONEY MARKET -- CLASS B
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $ 31.97       $ 32.35        $ 32.05        $ 30.96      $ 29.98
------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)       508           627            361            262          400
------------------------------------------------------------------------------------------------------------------------------
 EQ/MONTAG & CALDWELL GROWTH -- CLASS B
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  5.07       $  3.95        $  5.96        $  4.99      $  4.68
------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)       294           305             81             50           54
------------------------------------------------------------------------------------------------------------------------------
 EQ/MUTUAL LARGE CAP EQUITY -- CLASS B
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  8.15       $  6.59        $ 10.77        $ 10.72           --
------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)       104           107            138             21           --
------------------------------------------------------------------------------------------------------------------------------
 EQ/OPPENHEIMER GLOBAL -- CLASS B
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  9.31       $  6.79        $ 11.60        $ 11.10           --
------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        74            43             30              9           --
------------------------------------------------------------------------------------------------------------------------------
 EQ/PIMCO ULTRA SHORT BOND -- CLASS B
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $ 11.02       $ 10.32        $ 10.88        $  9.87      $  9.95
------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)       735           566            272            195          161
------------------------------------------------------------------------------------------------------------------------------
 EQ/QUALITY BOND PLUS-- CLASS B
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $ 16.84       $ 16.06        $ 17.39        $ 16.83      $ 16.40
------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)       213           157            170            227          287
------------------------------------------------------------------------------------------------------------------------------
 EQ/SMALL COMPANY INDEX -- CLASS B
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $ 13.75       $ 11.03        $ 16.94        $ 17.46      $ 15.00
------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)       235           241            265            341          383
------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------
                                                                           FOR THE YEARS ENDING DECEMBER 31,
                                                         ---------------------------------------------------------------------
                                                             2004          2003         2002           2001         2000
------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP CORE PLUS -- CLASS B
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  9.09       $  8.25        $  6.84        $  8.76       $ 10.55
------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        98           107             99             84            75
------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH INDEX -- CLASS B
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  6.36       $  5.93        $  4.87        $  7.16       $  9.53
------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)     1,269         1,663          1,968          2,839         3,046
------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH PLUS -- CLASS B
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $ 13.40       $ 12.04        $  9.42        $ 14.51       $ 22.25
------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)     1,570         1,952          2,239          3,104         3,748
------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE INDEX -- CLASS B
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     --            --             --             --            --
------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        --            --             --             --            --
------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE PLUS -- CLASS A
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     --            --             --             --            --
------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        --            --             --             --            --
------------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE PLUS -- CLASS B
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $ 14.61       $ 13.03        $ 10.24        $ 12.00            --
------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)     2,543         2,775          2,810          2,882            --
------------------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT GROWTH AND INCOME CLASS B
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     --            --             --             --            --
------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        --            --             --             --            --
------------------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT LARGE CAP CORE -- CLASS B
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     --            --             --             --            --
------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        --            --             --             --            --
------------------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP INDEX -- CLASS B
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $ 11.24       $  9.80        $  6.90        $  8.56       $ 10.00
------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)       697           677            427            292            43
------------------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP VALUE PLUS -- CLASS B
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $ 14.63       $ 12.56        $  9.53        $ 11.31       $ 11.00
------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)     2,058         2,302          2,470          2,317         1,758
------------------------------------------------------------------------------------------------------------------------------
 EQ/MONEY MARKET -- CLASS A
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $ 30.08       $ 30.12        $ 30.22        $ 30.12       $ 29.34
------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)       344           444            863            954           817
------------------------------------------------------------------------------------------------------------------------------
 EQ/MONEY MARKET -- CLASS B
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $ 29.55       $ 29.66        $ 29.84        $ 29.82       $ 29.13
------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)       566           711          1,022            965           851
------------------------------------------------------------------------------------------------------------------------------
 EQ/MONTAG & CALDWELL GROWTH -- CLASS B
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $  4.49            --             --             --            --
------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        --            --             --             --            --
------------------------------------------------------------------------------------------------------------------------------
 EQ/MUTUAL LARGE CAP EQUITY -- CLASS B
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     --            --             --             --            --
------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        --            --             --             --            --
------------------------------------------------------------------------------------------------------------------------------
 EQ/OPPENHEIMER GLOBAL -- CLASS B
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     --            --             --             --            --
------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        --            --             --             --            --
------------------------------------------------------------------------------------------------------------------------------
 EQ/PIMCO ULTRA SHORT BOND -- CLASS B
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     --            --             --             --            --
------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        --            --             --             --            --
------------------------------------------------------------------------------------------------------------------------------
 EQ/QUALITY BOND PLUS-- CLASS B
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $ 16.26       $ 15.86        $ 15.49             --            --
------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)       275           292            240             --            --
------------------------------------------------------------------------------------------------------------------------------
 EQ/SMALL COMPANY INDEX -- CLASS B
------------------------------------------------------------------------------------------------------------------------------
  Unit value                                                $ 14.56       $ 12.51        $  8.68        $ 11.10       $ 11.01
------------------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)       499           427            297            320           303
------------------------------------------------------------------------------------------------------------------------------

    To receive this document electronically, sign up for e-delivery today at
                           www.axa-equitable.com/green



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.




-----------------------------------------------------------------------------------------------------------------------
                                                                      FOR THE YEARS ENDING DECEMBER 31,
                                                         --------------------------------------------------------------
                                                               2009        2008         2007        2006        2005
-----------------------------------------------------------------------------------------------------------------------
 EQ/T. ROWE PRICE GROWTH STOCK -- CLASS B
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $ 14.63     $ 10.38      $ 18.16     $ 17.14     $ 18.06
-----------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        110          83           99          14          12
-----------------------------------------------------------------------------------------------------------------------
 EQ/TEMPLETON GLOBAL EQUITY -- CLASS B
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $  8.17     $  6.35      $ 10.86     $ 10.76          --
-----------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         84          91           94          20          --
-----------------------------------------------------------------------------------------------------------------------
 EQ/UBS GROWTH AND INCOME -- CLASS B
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $  4.93     $  3.77      $  6.35     $  6.35     $  5.63
-----------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         53          66           86         146         117
-----------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN COMSTOCK -- CLASS B
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $  9.12     $  7.19      $ 11.53     $ 11.96     $ 10.44
-----------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         72          84           93         157         129
-----------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN MID CAP GROWTH -- CLASS B
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $ 13.09     $  8.43      $ 16.19     $ 13.38     $ 12.39
-----------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        214         162          135          48          30
-----------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER AGGRESSIVE EQUITY -- CLASS A
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $ 50.65     $ 37.23      $ 70.46     $ 63.84     $ 61.29
-----------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        151         154          186         197         270
-----------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER AGGRESSIVE EQUITY -- CLASS B
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $ 49.00     $ 36.11      $ 68.51     $ 62.23     $ 59.89
-----------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        149         132          159         227         234
-----------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER CORE BOND -- CLASS B
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $ 13.23     $ 12.36      $ 12.20     $ 11.62     $ 11.33
-----------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        407         354          379         416         490
-----------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER INTERNATIONAL EQUITY -- CLASS B
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $ 12.74     $  9.92      $ 19.02     $ 17.11     $ 13.81
-----------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        200         236          260         315         260
-----------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP CORE EQUITY -- CLASS B
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $ 10.12     $  7.73      $ 12.93     $ 12.46     $ 11.09
-----------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         50          56           65          82         131
-----------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP GROWTH -- CLASS B
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $  7.80     $  5.78      $ 10.70     $  9.73     $  9.84
-----------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        127         170          183         252         270
-----------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP VALUE -- CLASS B
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $ 11.16     $  9.19      $ 14.86     $ 14.50     $ 12.30
-----------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        172         247          319         302         296
-----------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP GROWTH -- CLASS B
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $  9.55     $  6.81      $ 12.21     $ 11.04     $ 10.19
-----------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        230         256          302         284         324
-----------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP VALUE -- CLASS B
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $ 12.57     $  8.81      $ 13.91     $ 14.06     $ 12.40
-----------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        179         200          208         325         332
-----------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MULTI-SECTOR BOND -- CLASS A
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $ 29.22     $ 26.89      $ 35.48     $ 34.71     $ 31.86
-----------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         48          59           76         378         110
-----------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MULTI-SECTOR BOND -- CLASS B
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $ 28.26     $ 26.08      $ 34.49     $ 33.83     $ 31.13
-----------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        244         262          326          93         449
-----------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP GROWTH -- CLASS B
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $  6.97     $  5.24      $  9.16     $  8.94     $  8.20
-----------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        127         142          196         101          70
-----------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP VALUE -- CLASS B
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $ 13.70     $ 10.96      $ 17.85     $ 20.03     $ 17.45
-----------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        164         208          279         399         485
-----------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------
                                                                      FOR THE YEARS ENDING DECEMBER 31,
                                                         --------------------------------------------------------------
                                                               2004        2003        2002        2001        2000
-----------------------------------------------------------------------------------------------------------------------
 EQ/T. ROWE PRICE GROWTH STOCK -- CLASS B
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $ 17.57          --          --          --          --
-----------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         --          --          --          --          --
-----------------------------------------------------------------------------------------------------------------------
 EQ/TEMPLETON GLOBAL EQUITY -- CLASS B
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                                      --          --          --          --          --
-----------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         --          --          --          --          --
-----------------------------------------------------------------------------------------------------------------------
 EQ/UBS GROWTH AND INCOME -- CLASS B
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $  5.23          --          --          --          --
-----------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         --          --          --          --          --
-----------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN COMSTOCK -- CLASS B
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                                      --          --          --          --          --
-----------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         --          --          --          --          --
-----------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN MID CAP GROWTH -- CLASS B
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                                      --          --          --          --          --
-----------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         --          --          --          --          --
-----------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER AGGRESSIVE EQUITY -- CLASS A
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $ 57.16     $ 51.45     $ 37.75     $ 53.56     $ 72.23
-----------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        320         387         453         576         705
-----------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER AGGRESSIVE EQUITY -- CLASS B
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $ 55.99     $ 50.53     $ 37.17     $ 52.87     $ 71.48
-----------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        272         297         327         399         478
-----------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER CORE BOND -- CLASS B
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $ 11.26     $ 10.97     $ 10.69          --          --
-----------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        551         570         493          --          --
-----------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER INTERNATIONAL EQUITY -- CLASS B
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $ 12.11     $ 10.39     $  7.82          --          --
-----------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        243         212         129          --          --
-----------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP CORE EQUITY -- CLASS B
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $ 10.52     $  9.70     $  7.66          --          --
-----------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        131         133          88          --          --
-----------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP GROWTH -- CLASS B
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $  9.26     $  8.78     $  6.80          --          --
-----------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        281         251         164          --          --
-----------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP VALUE -- CLASS B
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $ 11.61     $ 10.27     $  7.92          --          --
-----------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        259         232         205          --          --
-----------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP GROWTH -- CLASS B
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $  9.51     $  8.61     $  6.21          --          --
-----------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        333         384         214          --          --
-----------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP VALUE -- CLASS B
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $ 11.69     $ 10.26     $  7.38          --          --
-----------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        447         402         250          --          --
-----------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MULTI-SECTOR BOND -- CLASS A
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $ 31.20     $ 28.97     $ 23.85     $ 24.80     $ 24.85
-----------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        132         131          93         104          71
-----------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MULTI-SECTOR BOND -- CLASS B
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $ 30.56     $ 28.44     $ 23.48     $ 24.47     $ 24.59
-----------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        548         583         592         707         796
-----------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP GROWTH -- CLASS B
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $  7.72          --          --          --          --
-----------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)         13          --          --          --          --
-----------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP VALUE -- CLASS B
-----------------------------------------------------------------------------------------------------------------------
  Unit value                                                 $ 16.86     $ 14.57     $ 10.73          --          --
-----------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)        526         495         384          --          --
-----------------------------------------------------------------------------------------------------------------------


18

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UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.




---------------------------------------------------------------------------------------------------------------------
                                                                       FOR THE YEARS ENDING DECEMBER 31,
                                                         ------------------------------------------------------------
                                                              2009        2008       2007        2006        2005
---------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER TECHNOLOGY -- CLASS B
---------------------------------------------------------------------------------------------------------------------
  Unit value                                                $ 10.25     $ 6.54     $ 12.51     $ 10.71     $ 10.09
---------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)       244        237         274         316         382
---------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------
                                                                       FOR THE YEARS ENDING DECEMBER 31,
                                                         ------------------------------------------------------------
                                                              2004       2003        2002      2001        2000
---------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER TECHNOLOGY -- CLASS B
---------------------------------------------------------------------------------------------------------------------
  Unit value                                                $ 9.18     $ 8.84      $ 5.67      --          --
---------------------------------------------------------------------------------------------------------------------
  Separate Account 45 number of units outstanding (000's)      537        207          44      --          --
---------------------------------------------------------------------------------------------------------------------



                                                                              19


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                           www.axa-equitable.com/green

The unit values and number of units outstanding shown below are for contracts offered under Separate Account No. 49 with the same daily asset charges of 1.20%.


UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.




-------------------------------------------------------------------------------------------------------
                                                       FOR THE YEARS ENDING DECEMBER 31,
                                         --------------------------------------------------------------
                                               2009        2008         2007        2006        2005
-------------------------------------------------------------------------------------------------------
 AXA AGGRESSIVE ALLOCATION
-------------------------------------------------------------------------------------------------------
  Unit value                                $  10.48   $   8.33      $  13.87    $  13.22    $  11.35
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          3,887      3,515         3,160       1,827       1,271
-------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE ALLOCATION
-------------------------------------------------------------------------------------------------------
  Unit value                                $  10.93   $  10.08      $  11.46    $  10.96    $  10.43
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          4,898      4,014         1,472       1,143         397
-------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE-PLUS ALLOCATION
-------------------------------------------------------------------------------------------------------
  Unit value                                $  10.70   $   9.47      $  11.89    $  11.41    $  10.62
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          3,293      2,920         2,173       1,249         849
-------------------------------------------------------------------------------------------------------
 AXA MODERATE ALLOCATION
-------------------------------------------------------------------------------------------------------
  Unit value                                $  46.54   $  40.26      $  53.95    $  51.39    $  47.15
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          4,129      4,257         4,308       4,475       4,798
-------------------------------------------------------------------------------------------------------
 AXA MODERATE-PLUS ALLOCATION
-------------------------------------------------------------------------------------------------------
  Unit value                                $  10.84   $   8.99      $  13.34    $  12.70    $  11.22
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         11,520     11,250        10,734       8,825       5,795
-------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN INTERNATIONAL
-------------------------------------------------------------------------------------------------------
  Unit value                                $  12.66   $  10.08      $  20.70    $  18.75    $  15.37
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          3,842      4,586         5,414       5,626       5,792
-------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN SMALL CAP GROWTH
-------------------------------------------------------------------------------------------------------
  Unit value                                $  15.58   $  11.62      $  21.26    $  18.44    $  17.12
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          2,049      2,429         2,805       3,494       3,815
-------------------------------------------------------------------------------------------------------
 EQ/AXA FRANKLIN SMALL CAP VALUE CORE
-------------------------------------------------------------------------------------------------------
  Unit value                                $   8.15   $   6.43      $   9.77    $  10.83          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            341        431           171          78          --
-------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK BASIC VALUE EQUITY
-------------------------------------------------------------------------------------------------------
  Unit value                                $  19.79   $  15.38      $  24.53    $  24.54    $  20.54
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          3,557      3,698         4,290       4,984       5,635
-------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK INTERNATIONAL VALUE
-------------------------------------------------------------------------------------------------------
  Unit value                                $  18.33   $  14.25      $  25.30    $  23.24    $  18.71
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          3,102      3,321         4,143       4,607       4,933
-------------------------------------------------------------------------------------------------------
 EQ/BOSTON ADVISORS EQUITY INCOME
-------------------------------------------------------------------------------------------------------
  Unit value                                $   5.18   $   4.70      $   7.03    $   6.86    $   5.99
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          1,513      1,732         1,373       1,698       1,681
-------------------------------------------------------------------------------------------------------
 EQ/CALVERT SOCIALLY RESPONSIBLE
-------------------------------------------------------------------------------------------------------
  Unit value                                $   7.09   $   5.48      $  10.13    $   9.14    $   8.79
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            416        470           554         625         723
-------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN GROWTH
-------------------------------------------------------------------------------------------------------
  Unit value                                $  10.76   $   8.16      $  13.87    $  13.31    $  12.54
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          1,557      1,900         1,946       1,982       2,062
-------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN RESEARCH
-------------------------------------------------------------------------------------------------------
  Unit value                                $  10.29   $   7.92      $  13.28    $  13.23    $  11.95
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         11,050     12,691        15,162       6,465       7,166
-------------------------------------------------------------------------------------------------------
 EQ/COMMON STOCK INDEX
-------------------------------------------------------------------------------------------------------
  Unit value                                $ 201.51   $ 158.94      $ 286.24    $ 279.98    $ 256.01
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            301        330           392         463         545
-------------------------------------------------------------------------------------------------------
 EQ/CORE BOND INDEX
-------------------------------------------------------------------------------------------------------
  Unit value                                $  13.51   $  13.31      $  14.80    $  14.53    $  14.13
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          7,161      7,625        10,033      10,809      11,494
-------------------------------------------------------------------------------------------------------
 EQ/DAVIS NEW YORK VENTURE
-------------------------------------------------------------------------------------------------------
  Unit value                                $   8.76   $   6.68      $  11.12    $  10.85          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          1,352      1,290           963         302          --
-------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------
                                                       FOR THE YEARS ENDING DECEMBER 31,
                                         --------------------------------------------------------------
                                               2004        2003        2002         2001        2000
-------------------------------------------------------------------------------------------------------
 AXA AGGRESSIVE ALLOCATION
-------------------------------------------------------------------------------------------------------
  Unit value                                $  10.63          --          --           --          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            728          --          --           --          --
-------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE ALLOCATION
-------------------------------------------------------------------------------------------------------
  Unit value                                $  10.31          --          --           --          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            373          --          --           --          --
-------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE-PLUS ALLOCATION
-------------------------------------------------------------------------------------------------------
  Unit value                                $  10.41          --          --           --          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            695          --          --           --          --
-------------------------------------------------------------------------------------------------------
 AXA MODERATE ALLOCATION
-------------------------------------------------------------------------------------------------------
  Unit value                                $  45.53    $  42.39    $  36.01           --          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          5,029       4,208       1,221           --          --
-------------------------------------------------------------------------------------------------------
 AXA MODERATE-PLUS ALLOCATION
-------------------------------------------------------------------------------------------------------
  Unit value                                $  10.65          --          --           --          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          3,138          --          --           --          --
-------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN INTERNATIONAL
-------------------------------------------------------------------------------------------------------
  Unit value                                $  13.49    $  11.55    $   8.65           --          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          5,816       5,125       1,285           --          --
-------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN SMALL CAP GROWTH
-------------------------------------------------------------------------------------------------------
  Unit value                                $  15.54    $  13.80    $   9.91     $  14.38    $  16.78
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          4,124       4,091       1,279          105         191
-------------------------------------------------------------------------------------------------------
 EQ/AXA FRANKLIN SMALL CAP VALUE CORE
-------------------------------------------------------------------------------------------------------
  Unit value                                      --          --          --           --          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             --          --          --           --          --
-------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK BASIC VALUE EQUITY
-------------------------------------------------------------------------------------------------------
  Unit value                                $  20.19    $  18.49    $  14.26           --          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          6,364       5,670       1,591           --          --
-------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK INTERNATIONAL VALUE
-------------------------------------------------------------------------------------------------------
  Unit value                                $  17.09    $  14.22    $  11.24     $  13.65    $  17.60
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          4,781       4,396       1,445          154         182
-------------------------------------------------------------------------------------------------------
 EQ/BOSTON ADVISORS EQUITY INCOME
-------------------------------------------------------------------------------------------------------
  Unit value                                $   5.71          --          --           --          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            216          --          --           --          --
-------------------------------------------------------------------------------------------------------
 EQ/CALVERT SOCIALLY RESPONSIBLE
-------------------------------------------------------------------------------------------------------
  Unit value                                $   8.18    $   8.00    $   6.33     $   8.70          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            782         744         182           --          --
-------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN GROWTH
-------------------------------------------------------------------------------------------------------
  Unit value                                $  12.08    $  11.58    $   9.46     $  13.00    $  17.41
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          2,149       2,153         710          193         235
-------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN RESEARCH
-------------------------------------------------------------------------------------------------------
  Unit value                                $  11.40    $  10.41    $   8.01     $  10.76    $  11.12
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          8,080       7,741       2,252           17          10
-------------------------------------------------------------------------------------------------------
 EQ/COMMON STOCK INDEX
-------------------------------------------------------------------------------------------------------
  Unit value                                $ 248.43    $ 220.33    $ 149.11     $ 226.39    $ 256.74
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            613         548         222          154         188
-------------------------------------------------------------------------------------------------------
 EQ/CORE BOND INDEX
-------------------------------------------------------------------------------------------------------
  Unit value                                $  13.99    $  13.60    $  13.32     $  12.30    $  11.04
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         11,977      11,974       3,674          280          14
-------------------------------------------------------------------------------------------------------
 EQ/DAVIS NEW YORK VENTURE
-------------------------------------------------------------------------------------------------------
  Unit value                                      --          --          --           --          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             --          --          --           --          --
-------------------------------------------------------------------------------------------------------


20


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UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.




-------------------------------------------------------------------------------------------------------
                                                       FOR THE YEARS ENDING DECEMBER 31,
                                         --------------------------------------------------------------
                                              2009        2008         2007        2006        2005
-------------------------------------------------------------------------------------------------------
 EQ/EQUITY 500 INDEX
-------------------------------------------------------------------------------------------------------
  Unit value                               $  24.40    $  19.62     $  31.69    $  30.56    $  26.88
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         4,963       5,596        6,323       7,331       8,383
-------------------------------------------------------------------------------------------------------
 EQ/EQUITY GROWTH PLUS
-------------------------------------------------------------------------------------------------------
  Unit value                               $  13.91    $  11.01     $  18.67    $  16.57    $  15.34
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         8,286       9,776       11,637      13,414      14,341
-------------------------------------------------------------------------------------------------------
 EQ/EVERGREEN OMEGA
-------------------------------------------------------------------------------------------------------
  Unit value                               $   9.85    $   7.10     $   9.93    $   9.03    $   8.63
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         2,394       1,933        1,978       2,218       2,770
-------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN CORE BALANCED
-------------------------------------------------------------------------------------------------------
  Unit value                               $   9.14    $   7.09     $  10.52    $  10.43          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         2,199       2,264        2,628         664          --
-------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN TEMPLETON ALLOCATION
-------------------------------------------------------------------------------------------------------
  Unit value                               $   7.54    $   5.94     $   9.52          --          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         1,026         757          863          --          --
-------------------------------------------------------------------------------------------------------
 EQ/GAMCO MERGERS AND ACQUISITIONS
-------------------------------------------------------------------------------------------------------
  Unit value                               $  11.68    $  10.14     $  11.91    $  11.66    $  10.51
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           338         307          362         321          81
-------------------------------------------------------------------------------------------------------
 EQ/GAMCO SMALL COMPANY VALUE
-------------------------------------------------------------------------------------------------------
  Unit value                               $  29.24    $  20.92     $  30.54    $  28.28    $  24.09
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           996         932          909         341         297
-------------------------------------------------------------------------------------------------------
 EQ/GLOBAL BOND PLUS
-------------------------------------------------------------------------------------------------------
  Unit value                               $  11.41    $  11.32     $  10.76    $   9.97    $   9.75
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         1,509       1,734        1,003         493          38
-------------------------------------------------------------------------------------------------------
 EQ/GLOBAL MULTI-SECTOR EQUITY
-------------------------------------------------------------------------------------------------------
  Unit value                               $  16.76    $  11.30     $  26.83    $  19.12    $  14.12
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         3,162       3,004        3,820       4,088       4,095
-------------------------------------------------------------------------------------------------------
 EQ/INTERMEDIATE GOVERNMENT BOND INDEX
-------------------------------------------------------------------------------------------------------
  Unit value                               $  20.25    $  20.97     $  20.49    $  19.41    $  19.05
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         2,027       2,492        2,914       3,131       3,491
-------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL CORE PLUS
-------------------------------------------------------------------------------------------------------
  Unit value                               $  12.18    $   9.11     $  16.73    $  14.69    $  12.47
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         4,895       5,199        5,905       6,892       7,621
-------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL GROWTH
-------------------------------------------------------------------------------------------------------
  Unit value                               $  13.12    $   9.68     $  16.40    $  14.29    $  11.51
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           939         688          594         240          40
-------------------------------------------------------------------------------------------------------
 EQ/JPMORGAN VALUE OPPORTUNITIES
-------------------------------------------------------------------------------------------------------
  Unit value                               $  12.38    $   9.47     $  15.91    $  16.31    $  13.71
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         1,918       2,221        2,625       3,079       3,795
-------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP CORE PLUS
-------------------------------------------------------------------------------------------------------
  Unit value                               $   8.50    $   6.80     $  10.99    $  10.71    $   9.60
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         2,214       2,449        2,815       3,293       3,821
-------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH INDEX
-------------------------------------------------------------------------------------------------------
  Unit value                               $   6.75    $   5.02     $   7.96    $   7.07    $   7.20
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         3,809       3,977        4,750       5,507       5,789
-------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH PLUS
-------------------------------------------------------------------------------------------------------
  Unit value                               $  14.22    $  10.67     $  17.49    $  15.31    $  14.38
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)         1,109       1,206        1,461       1,300       1,516
-------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE INDEX
-------------------------------------------------------------------------------------------------------
  Unit value                               $   5.26    $   4.47     $  10.44    $  11.24    $  10.64
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           382         320          528         605          93
-------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE PLUS
-------------------------------------------------------------------------------------------------------
  Unit value                               $  11.43    $   9.61     $  17.16    $  18.20    $  15.17
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)        13,118      14,916       18,463      13,475      14,461
-------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------
                                                       FOR THE YEARS ENDING DECEMBER 31,
                                         --------------------------------------------------------------
                                                2004        2003        2002      2001        2000
-------------------------------------------------------------------------------------------------------
 EQ/EQUITY 500 INDEX
-------------------------------------------------------------------------------------------------------
  Unit value                                  $  26.06    $  23.92     $ 18.94   $ 24.71     $ 28.47
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            9,053       8,439       2,393        71          78
-------------------------------------------------------------------------------------------------------
 EQ/EQUITY GROWTH PLUS
-------------------------------------------------------------------------------------------------------
  Unit value                                  $  14.02    $  12.84     $  9.91   $ 11.35          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           14,238      13,403       2,875         2          --
-------------------------------------------------------------------------------------------------------
 EQ/EVERGREEN OMEGA
-------------------------------------------------------------------------------------------------------
  Unit value                                  $   8.40    $   7.95     $  5.82        --          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            3,237       2,600         551        --          --
-------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN CORE BALANCED
-------------------------------------------------------------------------------------------------------
  Unit value                                        --          --          --        --          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)               --          --          --        --          --
-------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN TEMPLETON ALLOCATION
-------------------------------------------------------------------------------------------------------
  Unit value                                        --          --          --        --          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)               --          --          --        --          --
-------------------------------------------------------------------------------------------------------
 EQ/GAMCO MERGERS AND ACQUISITIONS
-------------------------------------------------------------------------------------------------------
  Unit value                                        --          --          --        --          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)               --          --          --        --          --
-------------------------------------------------------------------------------------------------------
 EQ/GAMCO SMALL COMPANY VALUE
-------------------------------------------------------------------------------------------------------
  Unit value                                  $  23.37          --          --        --          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)               62          --          --        --          --
-------------------------------------------------------------------------------------------------------
 EQ/GLOBAL BOND PLUS
-------------------------------------------------------------------------------------------------------
  Unit value                                        --          --          --        --          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)               --          --          --        --          --
-------------------------------------------------------------------------------------------------------
 EQ/GLOBAL MULTI-SECTOR EQUITY
-------------------------------------------------------------------------------------------------------
  Unit value                                  $  10.76    $   8.81     $  5.72   $  6.15     $  6.56
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            3,531      27,090         737        43          55
-------------------------------------------------------------------------------------------------------
 EQ/INTERMEDIATE GOVERNMENT BOND INDEXx
-------------------------------------------------------------------------------------------------------
  Unit value                                  $  19.04    $  18.91     $ 18.73        --          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            4,043       4,619       1,850        --          --
-------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL CORE PLUS
-------------------------------------------------------------------------------------------------------
  Unit value                                  $  10.78    $   9.60     $  7.33   $  8.73     $ 11.17
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            8,017       6,516       1,628        26          23
-------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL GROWTH
-------------------------------------------------------------------------------------------------------
  Unit value                                        --          --          --        --          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)               --          --          --        --          --
-------------------------------------------------------------------------------------------------------
 EQ/JPMORGAN VALUE OPPORTUNITIES
-------------------------------------------------------------------------------------------------------
  Unit value                                  $  13.35    $  12.19     $  9.73   $ 12.16     $ 13.21
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            3,942       3,680       1,342       324         341
-------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP CORE PLUS
-------------------------------------------------------------------------------------------------------
  Unit value                                  $   9.06    $   8.23     $  6.83   $  8.75     $ 10.54
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            4,211       4,026         993        77          42
-------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH INDEX
-------------------------------------------------------------------------------------------------------
  Unit value                                  $   6.34    $   5.92     $  4.86   $  7.15     $  9.52
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            6,068       5,986       2,292        89         114
-------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH PLUS
-------------------------------------------------------------------------------------------------------
  Unit value                                  $  13.35    $  12.00     $  9.39   $ 14.47     $ 22.21
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            1,558       1,506         496       147         214
-------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE INDEX
-------------------------------------------------------------------------------------------------------
  Unit value                                        --          --          --        --          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)               --          --          --        --          --
-------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE PLUS
-------------------------------------------------------------------------------------------------------
  Unit value                                  $  14.56    $  12.99     $ 10.22   $ 11.97     $ 11.75
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           15,533      14,531       4,578       114          54
-------------------------------------------------------------------------------------------------------


                                                                             21

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UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.



-------------------------------------------------------------------------------------------------------
                                                       FOR THE YEARS ENDING DECEMBER 31,
                                         --------------------------------------------------------------
                                                 2009       2008       2007         2006        2005
-------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT GROWTH AND INCOME
-------------------------------------------------------------------------------------------------------
  Unit value                                  $  9.18    $  7.87     $ 12.56     $  12.29    $  10.61
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             306        322         319          438          94
-------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT LARGE CAP CORE
-------------------------------------------------------------------------------------------------------
  Unit value                                  $ 10.88    $  8.78     $ 12.87     $  11.77    $  10.57
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             532        357         140          117          54
-------------------------------------------------------------------------------------------------------
 EQ/MID CAP INDEX
-------------------------------------------------------------------------------------------------------
  Unit value                                  $  9.35    $  6.94     $ 13.86     $  12.98    $  11.78
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           7,234      8,228       9,544       11,305      12,783
-------------------------------------------------------------------------------------------------------
 EQ/MID CAP VALUE PLUS
-------------------------------------------------------------------------------------------------------
  Unit value                                  $ 13.88    $ 10.34     $ 17.32     $  17.81    $  16.03
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           5,762      5,211       6,623        8,423       8,724
-------------------------------------------------------------------------------------------------------
 EQ/MONEY MARKET
-------------------------------------------------------------------------------------------------------
  Unit value                                  $ 31.51    $ 31.90     $ 31.62     $  30.57    $  29.61
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           1,674      2,708       1,791        1,365       1,411
-------------------------------------------------------------------------------------------------------
 EQ/MONTAG & CALDWELL GROWTH
-------------------------------------------------------------------------------------------------------
  Unit value                                  $  5.04    $  3.93     $  5.93     $   4.97    $   4.66
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           1,701      1,807         871          143         137
-------------------------------------------------------------------------------------------------------
 EQ/MUTUAL LARGE CAP EQUITY
-------------------------------------------------------------------------------------------------------
  Unit value                                  $  8.14    $  6.58     $ 10.76     $  10.71          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             848        922         999          372          --
-------------------------------------------------------------------------------------------------------
 EQ/OPPENHEIMER GLOBAL
-------------------------------------------------------------------------------------------------------
  Unit value                                  $  9.29    $  6.79     $ 11.59     $  11.10          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             496        328         315          135          --
-------------------------------------------------------------------------------------------------------
 EQ/PIMCO ULTRA SHORT BOND
-------------------------------------------------------------------------------------------------------
  Unit value                                  $ 10.99    $ 10.30     $ 10.86     $   9.86    $   9.94
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           4,278      3,734       1,641        1,522       1,269
-------------------------------------------------------------------------------------------------------
 EQ/QUALITY BOND PLUS
-------------------------------------------------------------------------------------------------------
  Unit value                                  $ 16.70    $ 15.94     $ 17.26     $  16.71    $  16.29
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           2,934      2,700       3,276        3,669       4,057
-------------------------------------------------------------------------------------------------------
 EQ/SMALL COMPANY INDEX
-------------------------------------------------------------------------------------------------------
  Unit value                                  $ 13.67    $ 10.97     $ 16.85     $  17.38    $  14.94
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           2,399      2,545       2,937        3,525       3,854
-------------------------------------------------------------------------------------------------------
 EQ/T.ROWE PRICE GROWTH STOCK
-------------------------------------------------------------------------------------------------------
  Unit value                                  $ 14.47    $ 10.27     $ 17.99     $  16.98    $  17.90
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           1,513      1,438       1,687           96          88
-------------------------------------------------------------------------------------------------------
 EQ/TEMPLETON GLOBAL EQUITY
-------------------------------------------------------------------------------------------------------
  Unit value                                  $  8.15    $  6.35     $ 10.86     $  10.76          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             503        561         775          237          --
-------------------------------------------------------------------------------------------------------
 EQ/UBS GROWTH AND INCOME
-------------------------------------------------------------------------------------------------------
  Unit value                                  $  4.90    $  3.75     $  6.32     $   6.33    $   5.61
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             340        283         498          473         215
-------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN COMSTOCK
-------------------------------------------------------------------------------------------------------
  Unit value                                  $  9.10    $  7.17     $ 11.51     $  11.95    $  10.44
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             361        493         559          811         393
-------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN MID CAP GROWTH
-------------------------------------------------------------------------------------------------------
  Unit value                                  $ 13.06    $  8.42     $ 16.17     $  13.37    $  12.39
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           1,227        971         936          320         133
-------------------------------------------------------------------------------------------------------
 MULTIMANAGER AGGRESSIVE EQUITY
-------------------------------------------------------------------------------------------------------
  Unit value                                  $ 48.41    $ 35.69     $ 67.76     $  61.57    $  59.29
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             665        162         185          238         264
-------------------------------------------------------------------------------------------------------
 MULTIMANAGER CORE BOND
-------------------------------------------------------------------------------------------------------
  Unit value                                  $ 13.18    $ 12.32     $ 12.17     $  11.59    $  11.30
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           7,850      8,401       9,376       10,117      11,139
-------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------
                                                        FOR THE YEARS ENDING DECEMBER 31,
                                         --------------------------------------------------------------
                                                 2004       2003       2002       2001         2000
-------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT GROWTH AND INCOME
-------------------------------------------------------------------------------------------------------
  Unit value                                        --        --         --         --            --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)               --        --         --         --            --
-------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT LARGE CAP CORE
-------------------------------------------------------------------------------------------------------
  Unit value                                        --        --         --         --            --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)               --        --         --         --            --
-------------------------------------------------------------------------------------------------------
 EQ/MID CAP INDEX
-------------------------------------------------------------------------------------------------------
  Unit value                                  $  11.21   $  9.78    $  6.89    $  8.56       $ 10.00
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           13,609    12,491      2,799         19             7
-------------------------------------------------------------------------------------------------------
 EQ/MID CAP VALUE PLUS
-------------------------------------------------------------------------------------------------------
  Unit value                                  $  14.57   $ 12.51    $  9.51    $ 11.28       $ 10.98
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            9,029     8,508      3,161         37             9
-------------------------------------------------------------------------------------------------------
 EQ/MONEY MARKET
-------------------------------------------------------------------------------------------------------
  Unit value                                  $  29.20   $ 29.33    $ 29.52    $ 29.51       $ 28.84
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            1,417     1,972      1,554        256           266
-------------------------------------------------------------------------------------------------------
 EQ/MONTAG & CALDWELL GROWTH
-------------------------------------------------------------------------------------------------------
  Unit value                                  $   4.47        --         --         --            --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)               13        --         --         --            --
-------------------------------------------------------------------------------------------------------
 EQ/MUTUAL LARGE CAP EQUITY
-------------------------------------------------------------------------------------------------------
  Unit value                                        --        --         --         --            --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)               --        --         --         --            --
-------------------------------------------------------------------------------------------------------
 EQ/OPPENHEIMER GLOBAL
-------------------------------------------------------------------------------------------------------
  Unit value                                        --        --         --         --            --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)               --        --         --         --            --
-------------------------------------------------------------------------------------------------------
 EQ/PIMCO ULTRA SHORT BOND
-------------------------------------------------------------------------------------------------------
  Unit value                                        --        --         --         --            --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)               --        --         --         --            --
-------------------------------------------------------------------------------------------------------
 EQ/QUALITY BOND PLUS
-------------------------------------------------------------------------------------------------------
  Unit value                                  $  16.17   $ 15.77    $ 15.42         --            --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            4,383     4,326      1,432         --            --
-------------------------------------------------------------------------------------------------------
 EQ/SMALL COMPANY INDEX
-------------------------------------------------------------------------------------------------------
  Unit value                                  $  14.50   $ 12.48    $  8.66    $ 11.07       $ 10.99
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            4,174     3,847      1,053         23            18
-------------------------------------------------------------------------------------------------------
 EQ/T.ROWE PRICE GROWTH STOCK
-------------------------------------------------------------------------------------------------------
  Unit value                                  $  17.42        --         --         --            --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)               19        --         --         --            --
-------------------------------------------------------------------------------------------------------
 EQ/TEMPLETON GLOBAL EQUITY
-------------------------------------------------------------------------------------------------------
  Unit value                                        --        --         --         --            --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)               --        --         --         --            --
-------------------------------------------------------------------------------------------------------
 EQ/UBS GROWTH AND INCOME
-------------------------------------------------------------------------------------------------------
  Unit value                                  $   5.21        --         --         --            --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)               12        --         --         --            --
-------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN COMSTOCK
-------------------------------------------------------------------------------------------------------
  Unit value                                        --        --         --         --            --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)               --        --         --         --            --
-------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN MID CAP GROWTH
-------------------------------------------------------------------------------------------------------
  Unit value                                        --        --         --         --            --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)               --        --         --         --            --
-------------------------------------------------------------------------------------------------------
 MULTIMANAGER AGGRESSIVE EQUITY
-------------------------------------------------------------------------------------------------------
  Unit value                                  $  55.46   $ 50.07    $ 36.85    $ 52.44       $ 70.94
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)              269       265        161        153           185
-------------------------------------------------------------------------------------------------------
 MULTIMANAGER CORE BOND
-------------------------------------------------------------------------------------------------------
  Unit value                                  $  11.24   $ 10.96    $ 10.69         --            --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)           12,384    12,153      4,285         --            --
-------------------------------------------------------------------------------------------------------


22

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                           www.axa-equitable.com/green



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.




-------------------------------------------------------------------------------------------------------
                                                        FOR THE YEARS ENDING DECEMBER 31,
                                         --------------------------------------------------------------
                                               2009        2008       2007       2006        2005
-------------------------------------------------------------------------------------------------------
 MULTIMANAGER INTERNATIONAL EQUITY
-------------------------------------------------------------------------------------------------------
  Unit value                                 $ 12.69    $  9.89     $ 18.96    $ 17.07     $ 13.79
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          2,645      2,888       3,283      3,610       3,367
-------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP CORE EQUITY
-------------------------------------------------------------------------------------------------------
  Unit value                                 $ 10.08    $  7.70     $ 12.89    $ 12.42     $ 11.07
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          1,573      1,747       2,196      2,469       2,709
-------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP GROWTH
-------------------------------------------------------------------------------------------------------
  Unit value                                 $  7.77    $  5.76     $ 10.67    $  9.71     $  9.82
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          3,233      3,514       3,987      4,513       5,006
-------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP VALUE
-------------------------------------------------------------------------------------------------------
  Unit value                                 $ 11.11    $  9.15     $ 14.81    $ 14.47     $ 12.27
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          3,376      4,173       4,869      5,608       6,137
-------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP GROWTH
-------------------------------------------------------------------------------------------------------
  Unit value                                 $  9.51    $  6.79     $ 12.18    $ 11.01     $ 10.17
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          4,099      4,628       5,331      6,249       7,050
-------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP VALUE
-------------------------------------------------------------------------------------------------------
  Unit value                                 $ 12.52    $  8.78     $ 13.87    $ 14.03     $ 12.38
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          3,037      3,405       4,059      4,691       5,098
-------------------------------------------------------------------------------------------------------
 MULTIMANAGER MULTI-SECTOR BOND
-------------------------------------------------------------------------------------------------------
  Unit value                                 $ 27.94    $ 25.79     $ 34.12    $ 33.49     $ 30.83
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          2,255      2,545       3,358      3,901       4,366
-------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP GROWTH
-------------------------------------------------------------------------------------------------------
  Unit value                                 $  6.93    $  5.21     $  9.12    $  8.90     $  8.17
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)            736        728         884        680         554
-------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP VALUE
-------------------------------------------------------------------------------------------------------
  Unit value                                 $ 13.62    $ 10.90     $ 17.76    $ 19.94     $ 17.38
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          3,946      4,558       5,608      6,898       7,963
-------------------------------------------------------------------------------------------------------
 MULTIMANAGER TECHNOLOGY
-------------------------------------------------------------------------------------------------------
  Unit value                                 $ 10.21    $  6.52     $ 12.47    $ 10.68     $ 10.07
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          2,254      2,156       2,575      2,567       2,975
-------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------
                                                        FOR THE YEARS ENDING DECEMBER 31,
                                         --------------------------------------------------------------
                                               2004       2003        2002       2001        2000
-------------------------------------------------------------------------------------------------------
 MULTIMANAGER INTERNATIONAL EQUITY
-------------------------------------------------------------------------------------------------------
  Unit value                                 $ 12.09    $ 10.38    $  7.82          --          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          3,660      3,008        923          --          --
-------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP CORE EQUITY
-------------------------------------------------------------------------------------------------------
  Unit value                                 $ 10.50    $  9.69    $  7.65          --          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          2,980      2,952      1,004          --          --
-------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP GROWTH
-------------------------------------------------------------------------------------------------------
  Unit value                                 $  9.24    $  8.77    $  6.80          --          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          6,362      5,953      2,130          --          --
-------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP VALUE
-------------------------------------------------------------------------------------------------------
  Unit value                                 $ 11.60    $ 10.26    $  7.92          --          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          6,199      5,210      1,722          --          --
-------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP GROWTH
-------------------------------------------------------------------------------------------------------
  Unit value                                 $  9.50    $  8.60    $  6.21          --          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          8,108      7,657      2,602          --          --
-------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP VALUE
-------------------------------------------------------------------------------------------------------
  Unit value                                 $ 11.67    $ 10.25    $  7.38          --          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          5,827      5,443      1,889          --          --
-------------------------------------------------------------------------------------------------------
 MULTIMANAGER MULTI-SECTOR BOND
-------------------------------------------------------------------------------------------------------
  Unit value                                 $ 30.28    $ 28.20    $ 23.29     $ 24.29     $ 24.42
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          4,900      4,511        903         221         260
-------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP GROWTH
-------------------------------------------------------------------------------------------------------
  Unit value                                 $  7.70         --         --          --          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)             19         --         --          --          --
-------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP VALUE
-------------------------------------------------------------------------------------------------------
  Unit value                                 $ 16.80    $ 14.55    $ 10.70     $ 12.57     $ 10.81
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          8,796      8,124      2,322         111          41
-------------------------------------------------------------------------------------------------------
 MULTIMANAGER TECHNOLOGY
-------------------------------------------------------------------------------------------------------
  Unit value                                 $  9.16    $  8.83    $  5.67          --          --
-------------------------------------------------------------------------------------------------------
  Number of units outstanding (000's)          3,498      1,530        306          --          --
-------------------------------------------------------------------------------------------------------

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                           www.axa-equitable.com/green

The unit values and number of units outstanding shown below are for contracts offered under Separate Account No. 45 and Separate Account No. 49 with the same daily asset charges of 1.35%.



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.




-------------------------------------------------------------------------------------------------------------------------
                                                                            FOR THE YEARS ENDING DECEMBER 31,
                                                               ----------------------------------------------------------
                                                                    2009        2008       2007        2006        2005
-------------------------------------------------------------------------------------------------------------------------
 AXA AGGRESSIVE ALLOCATION
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.38    $  8.27     $ 13.79     $ 13.16     $ 11.32
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         815        844         603         595         286
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,542      1,566       1,649       1,595       1,278
-------------------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE ALLOCATION
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.84    $ 10.00     $ 11.39     $ 10.92     $ 10.40
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,165        780         434         343         285
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,398      2,542       1,016         438         492
-------------------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE-PLUS ALLOCATION
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.61    $  9.40     $ 11.82     $ 11.36     $ 10.59
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         862        798         636         456         367
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,190      1,565         974         946         948
-------------------------------------------------------------------------------------------------------------------------
 AXA MODERATE ALLOCATION
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 44.88    $ 38.88     $ 52.19     $ 49.78     $ 45.74
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,783      1,952       2,239       2,505       2,919
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,234      1,346       1,500       1,399       1,314
-------------------------------------------------------------------------------------------------------------------------
 AXA MODERATE-PLUS ALLOCATION
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.74    $  8.93     $ 13.27     $ 12.64     $ 11.19
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       3,362      3,168       2,958       1,913         711
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       5,278      5,241       6,731       6,975       4,170
-------------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN INTERNATIONAL
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 12.38    $  9.87     $ 20.30     $ 18.42     $ 15.12
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,967      2,218       2,628       3,112       3,477
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,319      1,498       1,872       2,019       2,553
-------------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN SMALL CAP GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 15.28    $ 11.42     $ 20.92     $ 18.17     $ 16.90
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         674        781         916       1,201       1,468
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,789      2,048       2,476       3,532       4,499
-------------------------------------------------------------------------------------------------------------------------
 EQ/AXA FRANKLIN SMALL CAP VALUE CORE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  8.11    $  6.41     $  9.75     $ 10.82          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          66         86          33           8          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          99        170          47          14          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK BASIC VALUE EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 19.41    $ 15.11     $ 24.14     $ 24.18     $ 20.27
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,356      1,458       1,752       2,213       2,721
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,562      1,799       2,291       2,960       3,782
-------------------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK INTERNATIONAL VALUE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 17.99    $ 14.00     $ 24.89     $ 22.90     $ 18.47
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         750        848       1,077       1,280       1,346
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       3,639      4,114       4,966       6,421       7,759
-------------------------------------------------------------------------------------------------------------------------
 EQ/BOSTON ADVISORS EQUITY INCOME
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  5.10    $  4.63     $  6.93     $  6.78     $  5.92
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         454        533         588         886         767
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         352        413         535         720         983
-------------------------------------------------------------------------------------------------------------------------
 EQ/CALVERT SOCIALLY RESPONSIBLE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  6.98    $  5.40     $ 10.00     $  9.04     $  8.71
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          31         30          44          46          54
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         113        132         126         157         557
-------------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.56    $  8.02     $ 13.64     $ 13.11     $ 12.38
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          92         90          85          74          45
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       3,755      4,337       5,042       6,381       8,004
-------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------------
                                                                            FOR THE YEARS ENDING DECEMBER 31,
                                                               ----------------------------------------------------------
                                                                    2004        2003        2002        2001        2000
-------------------------------------------------------------------------------------------------------------------------
 AXA AGGRESSIVE ALLOCATION
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.62          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          51          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         688          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE ALLOCATION
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.29          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         131          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         237          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE-PLUS ALLOCATION
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.39          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         150          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         426          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
 AXA MODERATE ALLOCATION
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 44.24    $  41.25    $  35.10    $  40.77          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       3,361       3,674       3,926       2,511          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,132         732         407         289          --
-------------------------------------------------------------------------------------------------------------------------
 AXA MODERATE-PLUS ALLOCATION
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.63          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         256          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,617          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN INTERNATIONAL
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 13.29    $  11.40    $   8.55    $   9.64    $  12.74
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       3,816       4,111       3,907         737         839
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,475       2,639         208          --          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN SMALL CAP GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 15.36    $  13.66    $   9.83    $  14.28    $  16.68
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,733       2,001       2,020       2,115       2,156
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       5,465       6,324       6,943       8,170       9,189
-------------------------------------------------------------------------------------------------------------------------
 EQ/AXA FRANKLIN SMALL CAP VALUE CORE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK BASIC VALUE EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 19.96    $  18.30    $  14.14    $  17.20    $  16.52
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       3,230       3,348       3,538       3,681       3,305
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       4,699       4,955       5,160       5,603       5,888
-------------------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK INTERNATIONAL VALUE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 16.89    $  14.08    $  11.14    $  13.55    $  17.50
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,244       1,181       1,196          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       9,124      10,329      12,054      14,032      15,833
-------------------------------------------------------------------------------------------------------------------------
 EQ/BOSTON ADVISORS EQUITY INCOME
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  5.66          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          87          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         345          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/CALVERT SOCIALLY RESPONSIBLE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  8.12    $   7.94    $   6.29    $   8.67          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          55          39          29          10          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         258         189          89           6          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 11.94    $  11.46    $   9.38    $  12.90    $  17.32
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          19          20          13          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       9,529      11,360      13,307      16,512      19,069
-------------------------------------------------------------------------------------------------------------------------


24

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UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.




-------------------------------------------------------------------------------------------------------------------------
                                                                          FOR THE YEARS ENDING DECEMBER 31,
                                                              -----------------------------------------------------------
                                                                    2009        2008       2007        2006       2005
-------------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN RESEARCH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  10.12   $   7.80    $  13.11    $  13.08   $  11.83
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,405      1,644       2,094       1,987      2,382
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       7,935      8,941      10,718      10,352     13,004
-------------------------------------------------------------------------------------------------------------------------
 EQ/COMMON STOCK INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $ 191.39   $ 151.18    $ 272.69    $ 267.14   $ 244.64
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         384        430         529         687        900
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         486        555         670         876      1,138
-------------------------------------------------------------------------------------------------------------------------
 EQ/CORE BOND INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  13.26   $  13.09    $  14.57    $  14.33   $  13.96
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         699        758       1,111       1,273      1,222
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       3,654      4,114       5,253       6,838      8,972
-------------------------------------------------------------------------------------------------------------------------
 EQ/DAVIS NEW YORK VENTURE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   8.71   $   6.66    $  11.10    $  10.85         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         171        211         168          49         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         397        374         369          94         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY 500 INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  23.82   $  19.19    $  31.03    $  29.97   $  26.40
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,262      1,388       1,714       2,138      2,703
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       3,275      3,764       4,648       6,213      8,100
-------------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY GROWTH PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  13.73   $  10.89    $  18.49    $  16.44   $  15.24
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         976      1,203       1,298       1,541      1,644
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,079      1,313       1,429       1,821      2,123
-------------------------------------------------------------------------------------------------------------------------
 EQ/EVERGREEN OMEGA
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   9.68   $   7.00    $   9.80    $   8.92   $   8.54
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         306        199         239         292        365
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         407        309         351         275        431
-------------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN CORE BALANCED
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   9.10   $   7.06    $  10.50    $  10.43         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         537        578         609         222         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         550        474         444         141         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN TEMPLETON ALLOCATION
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   7.51   $   5.92    $   9.52          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         261        282         245          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         558        619         308          --         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO MERGERS AND ACQUISITIONS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  11.60   $  10.08    $  11.86    $  11.63   $  10.50
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         137        137         178         114         54
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          84         66          77          74         17
-------------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO SMALL COMPANY VALUE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  28.30   $  20.28    $  29.65    $  27.50   $  23.46
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         280        264         267         191        183
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         281        295         311         141        170
-------------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL BOND PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  11.41   $  11.34    $  10.80    $  10.02   $   9.82
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         384        417         225         104          8
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         463        499         227         125         16
-------------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL MULTI-SECTOR EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  16.45   $  11.11    $  26.41    $  18.85   $  13.94
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,252      1,341       1,728       1,993      2,131
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,671      1,671       2,238       2,967      3,667
-------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------------
                                                                           FOR THE YEARS ENDING DECEMBER 31,
                                                              -----------------------------------------------------------
                                                                    2004        2003        2002       2001       2000
-------------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN RESEARCH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  11.30    $  10.33   $   7.97    $  10.72   $  11.09
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       2,835       3,037      3,265         231        174
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      15,697      17,536     18,971       2,208      2,064
-------------------------------------------------------------------------------------------------------------------------
 EQ/COMMON STOCK INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $ 237.75    $ 211.19   $ 143.14    $ 217.65   $ 247.21
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,044       1,145      1,240       1,555      1,775
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,384       1,588      1,770       2,160      2,453
-------------------------------------------------------------------------------------------------------------------------
 EQ/CORE BOND INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  13.84    $  13.48   $  13.22    $  12.23   $  11.48
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,021         985        903          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      10,774      12,484     14,961      14,916     13,606
-------------------------------------------------------------------------------------------------------------------------
 EQ/DAVIS NEW YORK VENTURE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --         --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --         --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --         --          --         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY 500 INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  25.63    $  23.57   $  18.69    $  24.41   $  28.18
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       3,163       3,443      3,683       4,413      4,923
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       9,685      10,779     11,356      12,941     14,537
-------------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY GROWTH PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  13.95    $  12.80   $   9.89    $  11.34         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,467       1,522        767          14         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,102       2,058      1,041         155         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/EVERGREEN OMEGA
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   8.33    $   7.89   $   5.79    $   7.72   $   9.43
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         431         286        184         161        164
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         573         552        243         140        136
-------------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN CORE BALANCED
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --         --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --         --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --         --          --         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN TEMPLETON ALLOCATION
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --         --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --         --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --         --          --         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO MERGERS AND ACQUISITIONS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --         --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --         --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --         --          --         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO SMALL COMPANY VALUE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  22.79          --         --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          31          --         --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          72          --         --          --         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL BOND PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --         --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --         --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --         --          --         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL MULTI-SECTOR EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  10.64    $   8.72   $   5.67    $   6.11   $   6.53
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,948       1,871      1,807       1,765      2,063
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       3,845       4,287      3,992       4,501      4,990
-------------------------------------------------------------------------------------------------------------------------


                                                                             25


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                           www.axa-equitable.com/green



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.




---------------------------------------------------------------------------------------------------------------------------
                                                                             FOR THE YEARS ENDING DECEMBER 31,
                                                              -------------------------------------------------------------
                                                                    2009        2008        2007        2006        2005
---------------------------------------------------------------------------------------------------------------------------
 EQ/INTERMEDIATE GOVERNMENT BOND INDEX
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 19.68     $ 20.41     $ 19.97    $  18.95    $  18.62
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         690         860       1,014       1,287       1,772
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         524         571         579         773       1,100
---------------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL CORE PLUS
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 11.99     $  8.98     $ 16.51    $  14.52    $  12.35
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         414         429         388         502         525
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,671       1,946       2,344       3,119       3,695
---------------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL GROWTH
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 13.03     $  9.63     $ 16.34    $  14.25    $  11.50
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         223         179         138          82          31
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         214         191         264          78          28
---------------------------------------------------------------------------------------------------------------------------
 EQ/JPMORGAN VALUE OPPORTUNITIES
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 12.14     $  9.30     $ 15.66    $  16.07    $  13.53
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         544         624         769         978       1,142
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       5,750       6,572       8,143      10,415      13,350
---------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP CORE PLUS
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  8.35     $  6.69     $ 10.84    $  10.58    $   9.49
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         218         255         332         411         551
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,599       1,960       2,567       3,675       4,802
---------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH INDEX
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  6.64     $  4.94     $  7.86    $   6.99    $   7.13
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       2,596       2,797       3,381       4,248       5,346
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       3,463       4,108       4,849       6,383       8,379
---------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH PLUS
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 13.95     $ 10.49     $ 17.21    $  15.09    $  14.19
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,678       1,885       2,262       2,809       3,663
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       3,051       3,436       4,084       5,280       6,697
---------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE INDEX
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  5.30     $  4.51     $ 10.56    $  11.38    $  10.80
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         239         156         159         136          28
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         136         147         156         182          41
---------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE PLUS
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 11.22     $  9.45     $ 16.90    $  17.95    $  14.99
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       4,867       5,687       7,503       2,657       3,058
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       3,670       4,274       5,583       6,430       8,002
---------------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT GROWTH AND INCOME
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  9.12     $  7.83     $ 12.51    $  12.25    $  10.60
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          82          75          87         119          26
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         205         211         356         490          93
---------------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT LARGE CAP CORE
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.81     $  8.73     $ 12.82    $  11.74    $  10.56
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          95          75          48          49          25
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         265         202          86          80          74
---------------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP INDEX
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  9.22     $  6.86     $ 13.70    $  12.86    $  11.69
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         808         935       1,100       1,330       1,652
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         861       1,046       1,295       1,862       2,752
---------------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP VALUE PLUS
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 13.61     $ 10.16     $ 17.04    $  17.55    $  15.82
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,067       1,128       1,472       1,921       2,356
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         838         780       1,031       1,465       2,388
---------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------
                                                                             FOR THE YEARS ENDING DECEMBER 31,
                                                              -------------------------------------------------------------
                                                                    2004        2003        2002        2001        2000
---------------------------------------------------------------------------------------------------------------------------
 EQ/INTERMEDIATE GOVERNMENT BOND INDEX
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  18.65    $  18.54    $  18.40    $  17.18    $  16.14
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       2,322       2,993       4,099       3,288       2,333
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,348       1,651       1,739          --          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL CORE PLUS
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  10.68    $   9.53    $   7.29    $   8.69    $  11.14
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         425         279         133          --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       4,078       3,761       3,093       3,210       3,230
---------------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL GROWTH
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/JPMORGAN VALUE OPPORTUNITIES
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  13.20    $  12.07    $   9.64    $  12.08    $  13.14
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,375       1,530       1,663       1,936       2,045
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      16,352      18,895      21,846      25,574      28,008
---------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP CORE PLUS
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   8.98    $   8.17    $   6.79    $   8.71    $  10.51
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         635         715         776         948       1,014
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       5,835       6,684       6,910       8,228       8,940
---------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH INDEX
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   6.28    $   5.88    $   4.84    $   7.12    $   9.49
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       6,276       7,382       8,409      10,884      12,132
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       9,271      10,777      12,339      15,780      17,298
---------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH PLUS
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  13.19    $  11.88    $   9.31    $  14.37    $  22.09
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       4,453       5,082       5,638       7,229       8,254
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       8,228       9,491      10,806      13,726      16,073
---------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE INDEX
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE PLUS
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  14.41    $  12.88    $  10.14    $  11.90    $  11.70
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       3,317       3,362       3,350       2,847          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       9,491      10,036      10,473      10,569      10,105
---------------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT GROWTH AND INCOME
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT LARGE CAP CORE
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --          --          --
---------------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP INDEX
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  11.14    $   9.73    $   6.87    $   8.54    $  10.00
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,605       1,435         951         493          82
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,883       2,874       2,717       2,307         638
---------------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP VALUE PLUS
---------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  14.40    $  12.39    $   9.42    $  11.20    $  10.92
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       2,500       2,709       2,863       2,091       1,080
---------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,481       2,639       3,169       2,256         223
---------------------------------------------------------------------------------------------------------------------------

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                           www.axa-equitable.com/green



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.




-------------------------------------------------------------------------------------------------------------------------
                                                                             FOR THE YEARS ENDING DECEMBER 31,
                                                              -----------------------------------------------------------
                                                                    2009        2008        2007        2006        2005
-------------------------------------------------------------------------------------------------------------------------
 EQ/MONEY MARKET
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 30.18     $ 30.60     $ 30.37     $ 29.41     $ 28.53
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         813       1,288         949       1,040       1,076
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,654       2,696       2,271       2,410       2,619
-------------------------------------------------------------------------------------------------------------------------
 EQ/MONTAG & CALDWELL GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  4.96     $  3.87     $  5.85     $  4.91     $  4.61
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         545         637         270         136         143
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         460         617         441          28          47
-------------------------------------------------------------------------------------------------------------------------
 EQ/MUTUAL LARGE CAP EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  8.09     $  6.56     $ 10.74     $ 10.71          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         191         210         225          50          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         173         193         210          92          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/PIMCO ULTRA SHORT BOND
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.91     $ 10.24     $ 10.82     $  9.84     $  9.93
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,232         991         393         330         253
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,795       1,173         444         431         308
-------------------------------------------------------------------------------------------------------------------------
 EQ/QUALITY BOND PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 16.29     $ 15.57     $ 16.89     $ 16.38     $ 15.99
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         328         223         293         353         490
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         425         324         436         459         574
-------------------------------------------------------------------------------------------------------------------------
 EQ/SMALL COMPANY INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 13.42     $ 10.79     $ 16.60     $ 17.14     $ 14.76
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         536         558         662         793         914
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         864         995       1,203       1,660       2,139
-------------------------------------------------------------------------------------------------------------------------
 EQ/T.ROWE PRICE GROWTH STOCK
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 14.01     $  9.96     $ 17.46     $ 16.51     $ 17.43
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         171         128         173          45          46
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         419         369         415         145         160
-------------------------------------------------------------------------------------------------------------------------
 EQ/TEMPLETON GLOBAL EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  8.11     $  6.32     $ 10.83     $ 10.76          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         121         113         136          61          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         165         189         228          98          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/UBS GROWTH AND INCOME
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  4.82     $  3.69     $  6.24     $  6.25     $  5.55
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         150         152         214         193         114
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          80         108         129         177         169
-------------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN COMSTOCK
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  9.04     $  7.13     $ 11.47     $ 11.92     $ 10.43
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         128         159         159         251         156
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         202         244         298         350         250
-------------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN MID CAP GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 12.97     $  8.37     $ 16.10     $ 13.34     $ 12.37
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         311         208         175          74          68
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         470         294         336         109          49
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER AGGRESSIVE EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 46.68     $ 34.47     $ 65.53     $ 59.65     $ 57.52
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         181         139         170         220         284
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         317         305         364         467         585
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER CORE BOND
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 13.02     $ 12.19     $ 12.06     $ 11.50     $ 11.24
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         774         699         685         797       1,030
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         834         705         622         738         919
-------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------------
                                                                             FOR THE YEARS ENDING DECEMBER 31,
                                                              -----------------------------------------------------------
                                                                    2004        2003        2002        2001        2000
-------------------------------------------------------------------------------------------------------------------------
 EQ/MONEY MARKET
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 28.18     $ 28.34     $ 28.57     $ 28.61     $ 28.00
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,221       1,537       2,299       2,501       1,860
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,938       3,834       5,633       6,273       5,065
-------------------------------------------------------------------------------------------------------------------------
 EQ/MONTAG & CALDWELL GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  4.43          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           3          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          20          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/MUTUAL LARGE CAP EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/PIMCO ULTRA SHORT BOND
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/QUALITY BOND PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 15.89     $ 15.53     $ 15.20          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         460         434         430          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         603         631         552          --          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/SMALL COMPANY INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 14.35     $ 12.36     $  8.59     $ 11.01     $ 10.94
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,073       1,030         859         899         989
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,622       3,320       2,817       3,131       3,340
-------------------------------------------------------------------------------------------------------------------------
 EQ/T.ROWE PRICE GROWTH STOCK
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 16.99          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          10          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          17          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/TEMPLETON GLOBAL EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/UBS GROWTH AND INCOME
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  5.16          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          14          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          41          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN COMSTOCK
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN MID CAP GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER AGGRESSIVE EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 53.88     $ 48.73     $ 35.92     $ 51.19     $ 69.35
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         334         375         404         513         595
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         710         812         899       1,101       1,253
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER CORE BOND
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 11.19     $ 10.92     $ 10.67          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,247       1,242       1,119          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,011       1,187       1,217          --          --
-------------------------------------------------------------------------------------------------------------------------


                                                                             27


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                           www.axa-equitable.com/green



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.




-------------------------------------------------------------------------------------------------------------------------
                                                                           FOR THE YEARS ENDING DECEMBER 31,
                                                              -----------------------------------------------------------
                                                                    2009        2008       2007        2006       2005
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER INTERNATIONAL EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 12.53    $  9.78     $ 18.79     $ 16.94    $ 13.70
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         332        400         453         524        462
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         439        528         652         762        657
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP CORE EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  9.96    $  7.62     $ 12.77     $ 12.33    $ 11.00
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         109        118         154         160        181
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         166        192         233         294        268
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  7.68    $  5.70     $ 10.58     $  9.64    $  9.76
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         192        228         253         336        424
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         357        415         486         568        759
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP VALUE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.98    $  9.06     $ 14.68     $ 14.36    $ 12.20
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         323        404         440         512        544
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         384        478         700       1,027      1,404
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  9.39    $  6.72     $ 12.07     $ 10.93    $ 10.11
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         277        314         387         519        629
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         367        426         492         721        863
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP VALUE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 12.37    $  8.68     $ 13.75     $ 13.92    $ 12.30
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         288        333         339         535        605
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         352        410         587         779        911
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MULTI-SECTOR EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 26.98    $ 24.94     $ 33.05     $ 32.49    $ 29.95
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         490        540         727         911      1,125
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,101      1,227       1,569       2,099      2,710
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  6.82    $  5.14     $  8.99     $  8.79    $  8.09
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         279        293         412         286        189
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         366        306         347         259        287
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP VALUE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 13.37    $ 10.72     $ 17.49     $ 19.67    $ 17.17
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         327        392         554         761        919
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,914      2,179       2,770       3,861      5,204
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER TECHNOLOGY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.08    $  6.45     $ 12.36     $ 10.60    $ 10.01
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         469        444         513         609        854
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         657        537         647         737      1,024
-------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------------
                                                                           FOR THE YEARS ENDING DECEMBER 31,
                                                              -----------------------------------------------------------
                                                                    2004        2003        2002       2001       2000
-------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER INTERNATIONAL EQUITY
-------------------------------------------------------------------------------------------------------------------------
 Unit value                                                      $ 12.03     $ 10.34    $  7.81          --         --
-------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 45 number of units outstanding (000's)         456         377        183          --         --
-------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)         704         494        118          --         --
-------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER LARGE CAP CORE EQUITY
-------------------------------------------------------------------------------------------------------------------------
 Unit value                                                      $ 10.45     $  9.66    $  7.64          --         --
-------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 45 number of units outstanding (000's)         201         230        166          --         --
-------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)         253         248        169          --         --
-------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER LARGE CAP GROWTH
-------------------------------------------------------------------------------------------------------------------------
 Unit value                                                      $  9.20     $  8.74    $  6.79          --         --
-------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 45 number of units outstanding (000's)         449         410        275          --         --
-------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)         801         802        305          --         --
-------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER LARGE CAP VALUE
-------------------------------------------------------------------------------------------------------------------------
 Unit value                                                      $ 11.54     $ 10.23    $  7.91          --         --
-------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 45 number of units outstanding (000's)         503         429        344          --         --
-------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)       1,102         698        384          --         --
-------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER MID CAP GROWTH
-------------------------------------------------------------------------------------------------------------------------
 Unit value                                                      $  9.45     $  8.58    $  6.20          --         --
-------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 45 number of units outstanding (000's)         806         761        429          --         --
-------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)       1,078       1,104        369          --         --
-------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER MID CAP VALUE
-------------------------------------------------------------------------------------------------------------------------
 Unit value                                                      $ 11.62     $ 10.22    $  7.37          --         --
-------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 45 number of units outstanding (000's)         904         765        486          --         --
-------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)       1,203         820        388          --         --
-------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER MULTI-SECTOR EQUITY
-------------------------------------------------------------------------------------------------------------------------
 Unit value                                                      $ 29.46     $ 27.48    $ 22.73     $ 23.74    $ 23.90
-------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 45 number of units outstanding (000's)       1,318       1,384      1,316       1,516      1,616
-------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)       3,408       3,959      3,827       4,307      4,697
-------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER SMALL CAP GROWTH
-------------------------------------------------------------------------------------------------------------------------
 Unit value                                                      $  7.63          --         --          --         --
-------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 45 number of units outstanding (000's)          68          --         --          --         --
-------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)          29          --         --          --         --
-------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER SMALL CAP VALUE
-------------------------------------------------------------------------------------------------------------------------
 Unit value                                                      $ 16.63     $ 14.39    $ 10.62     $ 12.50    $ 10.76
-------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 45 number of units outstanding (000's)         986         840        665          --         --
-------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)       6,654       7,289      7,825       7,755      7,215
-------------------------------------------------------------------------------------------------------------------------
MULTIMANAGER TECHNOLOGY
-------------------------------------------------------------------------------------------------------------------------
 Unit value                                                      $  9.12     $  8.81    $  5.66          --         --
-------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 45 number of units outstanding (000's)       1,028         278         44          --         --
-------------------------------------------------------------------------------------------------------------------------
 Separate Account No. 49 number of units outstanding (000's)       1,493         571        264          --         --
-------------------------------------------------------------------------------------------------------------------------


28


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                           www.axa-equitable.com/green

The unit values and number of units outstanding shown below are for contracts offered under Separate Account No. 45 and Separate Account No. 49 with the same daily asset charges of 1.55%.



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.




-------------------------------------------------------------------------------------------------------------------------
                                                                           FOR THE YEARS ENDING DECEMBER 31,
                                                              -----------------------------------------------------------
                                                                    2009        2008        2007        2006       2005
-------------------------------------------------------------------------------------------------------------------------
 AXA AGGRESSIVE ALLOCATION
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   10.26   $    8.19   $  13.68    $  13.09    $ 11.28
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          734         667        566         265        106
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       47,988      44,143     31,080       6,793        342
-------------------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE ALLOCATION
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   10.71   $    9.90   $  11.30    $  10.85    $ 10.36
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)        1,146         992        549         334        254
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       25,907      18,171      4,087       1,202        501
-------------------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE-PLUS ALLOCATION
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   10.48   $    9.30   $  11.73    $  11.29    $ 10.55
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          999         779        627         429        360
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       20,920      16,064      7,023       2,537        671
-------------------------------------------------------------------------------------------------------------------------
 AXA MODERATE ALLOCATION
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   42.75   $   37.11   $  49.91    $  47.71    $ 43.93
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)        1,456       1,572      1,879       2,045      2,273
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       23,023      18,036      9,394       3,387        762
-------------------------------------------------------------------------------------------------------------------------
 AXA MODERATE-PLUS ALLOCATION
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   10.61   $    8.84   $  13.16    $  12.57    $ 11.15
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)        3,411       3,625      3,240       2,127        788
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      147,651     130,940     85,777      22,340      2,035
-------------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN INTERNATIONAL
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   12.01   $    9.60   $  19.79    $  17.99    $ 14.79
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)        2,027       2,398      2,956       3,446      3,745
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        6,599       6,749      5,611       1,983      1,000
-------------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN SMALL CAP GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   14.90   $   11.15   $  20.47    $  17.82    $ 16.60
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)        1,380       1,540      1,874       2,275      2,668
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        2,587       2,766      2,301       1,922      1,979
-------------------------------------------------------------------------------------------------------------------------
 EQ/AXA FRANKLIN SMALL CAP VALUE CORE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $    8.05   $    6.38   $   9.73    $  10.82         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           29          69         37          12         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        2,073       1,829        936         153         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK BASIC VALUE EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   18.92   $   14.75   $  23.62    $  23.71    $ 19.92
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)        1,188       1,279      1,597       1,927      2,336
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        4,776       3,421      2,381       1,301      1,147
-------------------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK INTERNATIONAL VALUE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   17.53   $   13.67   $  24.36    $  22.46    $ 18.15
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          665         781      1,017       1,158      1,158
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        5,490       5,347      4,881       3,580      3,145
-------------------------------------------------------------------------------------------------------------------------
 EQ/BOSTON ADVISORS EQUITY INCOME
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $    4.98   $    4.54   $   6.81    $   6.67    $  5.84
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          377         433        479         620        632
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        5,308       3,897      2,391       1,207        536
-------------------------------------------------------------------------------------------------------------------------
 EQ/CALVERT SOCIALLY RESPONSIBLE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $    6.83   $    5.30   $   9.83    $   8.91    $  8.60
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           41          43         46          52         53
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          641         636        349         147         65
-------------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   10.29   $    7.83   $  13.35    $  12.86    $ 12.16
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          113         120        120          86         60
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        2,912       3,107      3,136       2,540      2,470
-------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------------
                                                                            FOR THE YEARS ENDING DECEMBER 31,
                                                              -----------------------------------------------------------
                                                                    2004        2003        2002        2001       2000
-------------------------------------------------------------------------------------------------------------------------
 AXA AGGRESSIVE ALLOCATION
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.60          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          40          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         120          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE ALLOCATION
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.27          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         140          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         286          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE-PLUS ALLOCATION
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.38          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         137          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         279          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
 AXA MODERATE ALLOCATION
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 42.57     $ 39.77     $ 33.91     $ 39.47         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       2,498       2,668       2,816       1,417         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         659         461         279         110         --
-------------------------------------------------------------------------------------------------------------------------
 AXA MODERATE-PLUS ALLOCATION
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN INTERNATIONAL
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 13.03     $ 11.20     $  8.42     $  9.51    $ 12.60
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       3,983       4,195       3,915         702        389
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,008       1,052         135          --         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN SMALL CAP GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 15.12     $ 13.48     $  9.71     $ 14.14    $ 16.56
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       3,054       3,346       3,468       2,681        825
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,313       2,809       3,037       2,971      1,248
-------------------------------------------------------------------------------------------------------------------------
 EQ/AXA FRANKLIN SMALL CAP VALUE CORE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK BASIC VALUE EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 19.65     $ 18.05     $ 13.98     $ 17.04    $ 16.40
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       2,719       2,785       2,900       1,793        275
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,430       1,339       1,334       1,071        299
-------------------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK INTERNATIONAL VALUE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 16.63     $ 13.89     $ 11.02     $ 13.42    $ 17.37
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,121       1,114       1,121          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       3,356       3,673       4,227       4,268      2,110
-------------------------------------------------------------------------------------------------------------------------
 EQ/BOSTON ADVISORS EQUITY INCOME
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  5.59          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          71          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         306          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/CALVERT SOCIALLY RESPONSIBLE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  8.03     $  7.87     $  6.25     $  8.63         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          30          38          35           3         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          88         101          79          19         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 11.75          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          25          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,815          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------


                                                                             29


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UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.




-------------------------------------------------------------------------------------------------------------------------
                                                                            FOR THE YEARS ENDING DECEMBER 31,
                                                              -----------------------------------------------------------
                                                                    2009       2008       2007        2006        2005
-------------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN RESEARCH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                    $   9.90   $   7.65    $  12.88    $  12.87    $  11.67
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)      1,088      1,315       1,850       1,219       1,450
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      5,543      6,117       7,563       4,914       5,540
-------------------------------------------------------------------------------------------------------------------------
 EQ/COMMON STOCK INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                    $ 178.67   $ 141.42    $ 255.59    $ 250.91    $ 230.23
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)        204        232         289         361         422
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        502        423         392         361         370
-------------------------------------------------------------------------------------------------------------------------
 EQ/CORE BOND INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                    $  12.94   $  12.80    $  14.28    $  14.07    $  13.73
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)        800        782       1,284       1,359       1,399
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      8,565      6,813       8,678       7,950       8,015
-------------------------------------------------------------------------------------------------------------------------
 EQ/DAVIS NEW YORK VENTURE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                    $   8.65   $   6.63    $  11.07    $  10.84          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)        237        263         156          35          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      6,031      5,304       3,797         665          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY 500 INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                    $  23.07   $  18.62    $  30.17    $  29.20    $  15.77
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)        761        812         979       1,200       1,369
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      4,766      4,288       4,204       3,534       3,726
-------------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY GROWTH PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                    $  13.50   $  10.73    $  18.25    $  16.26    $  15.11
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)        866      1,092       1,275       1,408       1,386
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      9,136      9,050       5,863       2,666       1,390
-------------------------------------------------------------------------------------------------------------------------
 EQ/EVERGREEN OMEGA
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                    $   9.47   $   6.86    $   9.62    $   8.78    $   8.42
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)        430        348         402         432         488
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      3,886      1,482       1,089         319         349
-------------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN CORE BALANCED
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                    $   9.03   $   7.03    $  10.47    $  10.42          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)        654        619         694         200          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      8,263      8,326       6,851       1,076          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN TEMPLETON ALLOCATION
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                    $   7.47   $   5.90    $   9.50          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)        234        157         104          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)     29,210     27,745      13,483          --          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO MERGERS AND ACQUISITIONS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                    $  11.49   $  10.01    $  11.80    $  11.59    $  10.49
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)        130        138         180         116          33
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      1,717      1,577       1,416         425          11
-------------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO SMALL COMPANY VALUE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                    $  27.10   $  19.46    $  28.50    $  26.49    $  22.64
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)        280        243         223         148         129
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      3,958      3,270       2,211         519         111
-------------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL BOND PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                    $  11.24   $  11.19    $  10.68    $   9.92    $   9.74
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)        417        454         169          85           4
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      5,491      5,387       1,997         457           9
-------------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL MULTI-SECTOR EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                    $  16.04   $  10.86    $  25.86    $  18.50    $  13.71
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)      1,240      1,328       1,520       1,689       1,667
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      9,622      8,369       5,992       2,602       1,632
-------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------------
                                                                            FOR THE YEARS ENDING DECEMBER 31,
                                                              -----------------------------------------------------------
                                                                    2004        2003        2002       2001        2000
-------------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN RESEARCH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  11.18    $  10.23   $   7.91    $  10.66    $  11.05
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,594       1,685      1,728         283         110
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       6,418       6,957      7,543       2,052         628
-------------------------------------------------------------------------------------------------------------------------
 EQ/COMMON STOCK INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $ 224.21    $ 199.56   $ 135.53    $ 206.51    $ 235.03
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         469         489        510         468         217
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         430         484        521         499         204
-------------------------------------------------------------------------------------------------------------------------
 EQ/CORE BOND INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  13.65    $  13.32   $  13.09    $  12.13    $  11.41
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,172       1,191      1,232          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       8,979      10,672     12,695       8,943       1,427
-------------------------------------------------------------------------------------------------------------------------
 EQ/DAVIS NEW YORK VENTURE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --         --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --         --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --         --          --          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY 500 INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  25.07    $  23.10   $  18.36    $  24.03    $  27.79
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,508       1,538      1,539       1,082         421
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       4,345       4,750      5,020       4,534       1,524
-------------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY GROWTH PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  13.86    $  12.74   $   9.87    $  11.33          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,261       1,331        616          32          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,251       1,338        701          89          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/EVERGREEN OMEGA
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   8.23    $   7,80   $   5.74    $   7.67    $   9.39
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         647         514        419         233          39
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         400         500        378         182          47
-------------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN CORE BALANCED
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --         --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --         --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --         --          --          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN TEMPLETON ALLOCATION
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --         --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --         --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --         --          --          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO MERGERS AND ACQUISITIONS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --         --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --         --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --         --          --          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO SMALL COMPANY VALUE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  22.05          --         --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          30          --         --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          63          --         --          --          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL BOND PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --         --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --         --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --         --          --          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL MULTI-SECTOR EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  10.48    $   8.61   $   5.61    $   6.06    $   6.49
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,556       1,439      1,441       1,014         541
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,515       1,462      1,464       1,482         881
-------------------------------------------------------------------------------------------------------------------------


30

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                           www.axa-equitable.com/green



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.




-------------------------------------------------------------------------------------------------------------------------
                                                                            FOR THE YEARS ENDING DECEMBER 31,
                                                              -----------------------------------------------------------
                                                                    2009        2008        2007        2006       2005
-------------------------------------------------------------------------------------------------------------------------
 EQ/INTERMEDIATE GOVERNMENT BOND INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 18.94     $ 19.69     $ 19.30     $ 18.35   $  18.07
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,203       1,536       1,984       2,414      2,944
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,248       2,058         813         747        873
-------------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL CORE PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 11.73     $  8.81     $ 16.22     $ 14.30   $  12.18
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         418         371         338         355        366
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       6,484       4,686       3,598       2,904      2,599
-------------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 12.91     $  9.55     $ 16.25     $ 14.20   $  11.48
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         180         147         113          39         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       3,313       2,704       1,865         310          5
-------------------------------------------------------------------------------------------------------------------------
 EQ/JPMORGAN VALUE OPPORTUNITIES
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 11.83     $  9.09     $ 15.32     $ 15.76   $  13.30
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         228         279         361         415        466
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,758       2,921       3,721       4,048      4,589
-------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP CORE PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  8.17     $  6.56     $ 10.64     $ 10.41   $   9.36
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         246         276         327         412        507
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,683       2,845       3,557       4,130      4,965
-------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  6.50     $  4.85     $  7.72     $  6.88   $   7.03
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       2,378       2,657       3,164       4,038      4,648
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       7,663       7,722       7,920       7,569       9.117
-------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 13.60     $ 10.24     $ 16.84     $ 14.80   $  13.94
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         887         909       1,065       1,228      1,421
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       3,016       2,719       2,698       2,090      2,422
-------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  5.18     $  4.42     $ 10.36     $ 11.19   $  10.64
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          80          64          68          63         20
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,425       1,742       1,312         738        113
-------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.95     $  9.24     $ 16.56     $ 17.62   $  14.75
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       5,070       5,899       7,968       3,035      3,256
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       7,574       8,454       9,126       5,695      5,091
-------------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT GROWTH AND INCOME
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  9.03     $  7.77     $ 12.44     $ 12.21   $  10.58
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          52          57          88         124         16
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,759       1,303       1,062         501         58
-------------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT LARGE CAP CORE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.71     $  8.66     $ 12.75     $ 11.70   $  10.55
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         110          81          35          30          5
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,041       1,080         497         138         45
-------------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  9.04     $  6.74     $ 13.50     $ 12.70   $  11.56
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,483       1,671       2,075       2,486      2,857
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       7,799       7,091       6,060       4,317      4,297
-------------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP VALUE PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 13.27     $  9.92     $ 16.67     $ 17.21   $  15.54
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,891       2,080       2,791       3,415      3,954
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       8,258       3,049       3,624       3,215      3,279
-------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------------
                                                                            FOR THE YEARS ENDING DECEMBER 31,
                                                              -----------------------------------------------------------
                                                                    2004        2003        2002        2001      2000
-------------------------------------------------------------------------------------------------------------------------
 EQ/INTERMEDIATE GOVERNMENT BOND INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  18.13    $  18.07    $  17.97    $  16.81   $ 15.83
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       3,603       4,546       5,993       2,919       269
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,061       1,357       1,226          --        --
-------------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL CORE PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  10.56    $   9.44    $   7.23    $   8.65   $ 11.10
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         328         238         100          --        --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,863       2,832       2,786       2,530     1,050
-------------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --          --        --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --        --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --          --        --
-------------------------------------------------------------------------------------------------------------------------
 EQ/JPMORGAN VALUE OPPORTUNITIES
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  12.99    $  11.90    $   9.53    $  11.97   $ 13.04
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         509         568         620         398        80
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       5,234       6,009       6,939       6,123     1,419
-------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP CORE PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   8.87    $   8.08    $   6.73    $   8.66   $ 10.47
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         599         642         706         584       298
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       5,788       6,613       7,231       7,160     2,262
-------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   6.21    $   5.82    $   4.80    $   7.08   $  9.46
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       5,347       6,234       6,946       6,887     3,355
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      10,421      11,828      13,521      14,217     6,200
-------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  12.99    $  11.72    $   9.20    $  14.23   $ 21.92
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,652       1,886       2,080       2,260     1,301
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,867       3,344       3,796       4,345     2,112
-------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --          --        --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --        --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --          --        --
-------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  14.21    $  12.72    $  10.04    $  11.80   $ 11.63
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       3,414       3,447       3,347       1,416        --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       5,823       6,106       6,520       4,851     1,119
-------------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT GROWTH AND INCOME
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --          --        --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --        --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --          --        --
-------------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT LARGE CAP CORE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --          --        --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --        --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --          --        --
-------------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  11.04    $   9.67    $   6.84    $   8.52   $  9.99
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       3,046       3,156       2,863       1,550        58
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       4,997       5,343       5,392       4,418       609
-------------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP VALUE PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  14.18    $  12.22    $   9.32    $  11.09   $ 10.84
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       4,357       4,738       5,068       2,457        70
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       3,574       3,783       4,067       3,015       198
-------------------------------------------------------------------------------------------------------------------------

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                           www.axa-equitable.com/green



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.




-------------------------------------------------------------------------------------------------------------------------
                                                                            FOR THE YEARS ENDING DECEMBER 31,
                                                              -----------------------------------------------------------
                                                                    2009        2008        2007        2006       2005
-------------------------------------------------------------------------------------------------------------------------
 EQ/MONEY MARKET
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  28.48    $  28.93     $ 28.78     $ 27.92    $ 27.14
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         807       1,454       1,294       1,184      1,196
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       3,955       5,634       3,506       2,933      1,954
-------------------------------------------------------------------------------------------------------------------------
 EQ/MONTAG & CALDWELL GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   4.85    $   3.79     $  5.74     $  4.83    $  4.54
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         577         607         124          62         58
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       6,055       5,847       1,806         155         14
-------------------------------------------------------------------------------------------------------------------------
 EQ/MUTUAL LARGE CAP EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   8.04    $   6.53     $ 10.71     $ 10.70         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         125         170         194          47         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       3,613       3,890       3,519         623         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/OPPENHEIMER GLOBAL
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   9.18    $   6.73     $ 11.54     $ 11.09         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          95          59          58          17         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       3,094       2,347       1,565         227         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/PIMCO ULTRA SHORT BOND
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  10.81    $  10.17     $ 10.76     $  9.81    $  9.92
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,362       1,103         493         337        248
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      17,971      11,794       3,625       1,202        300
-------------------------------------------------------------------------------------------------------------------------
 EQ/QUALITY BOND PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  15.77    $  15.10     $ 16.41     $ 15.95    $ 15.60
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         392         279         352         389        490
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       3,756       1,534       1,355         630        455
-------------------------------------------------------------------------------------------------------------------------
 EQ/SMALL COMPANY INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  13.10    $  10.55     $ 16.27     $ 16.83    $ 14.52
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         435         461         571         681        710
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       4,503       2,777       2,196       1,231        854
-------------------------------------------------------------------------------------------------------------------------
 EQ/T.ROWE PRICE GROWTH STOCK
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  13.41    $   9.55     $ 16.79     $ 15.90    $ 16.83
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         405         410         471          27         41
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       3,402       2,310       2,146          71         15
-------------------------------------------------------------------------------------------------------------------------
 EQ/TEMPLETON GLOBAL EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   8.06    $   6.29     $ 10.80     $ 10.75         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         100          87         124          39         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       3,207       3,287       2,998         531         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/UBS GROWTH AND INCOME
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   4.71    $   3.62     $  6.12     $  6.15    $  5.47
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         103         116         141         158        107
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,496       2,130       1,796         424        102
-------------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN COMSTOCK
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   8.95    $   7.08     $ 11.41     $ 11.88    $ 10.41
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          98         107         123         142         85
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,153       2,035       1,990         900        131
-------------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN MID CAP GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  12.84    $   8.31     $ 16.02     $ 13.29    $ 12.36
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         354         213         145          44         35
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       5,105       3,782       2,291         361         40
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER AGGRESSIVE EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  44.47    $  32.90     $ 62.68     $ 57.17    $ 55.24
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          92          39          49          62         76
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         764         210         180         171        172
-------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------------
                                                                             FOR THE YEARS ENDING DECEMBER 31,
                                                              -----------------------------------------------------------
                                                                    2004        2003        2002        2001       2000
-------------------------------------------------------------------------------------------------------------------------
 EQ/MONEY MARKET
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 26.87     $ 27.08     $ 27.35     $ 27.44    $ 26.91
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,317       1,572       2,248       2,060        571
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,306       3,186       4,967       4,110        826
-------------------------------------------------------------------------------------------------------------------------
 EQ/MONTAG & CALDWELL GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  4.38          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           3          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)           6          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/MUTUAL LARGE CAP EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/OPPENHEIMER GLOBAL
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/PIMCO ULTRA SHORT BOND
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/QUALITY BOND PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 15.54     $ 15.21     $ 14.92          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         489         495         429          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         480         519         474          --         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/SMALL COMPANY INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 14.15     $ 12.21     $  8.50     $ 10.92    $ 10.87
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         783         789         660         361        106
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,001       1,152         974         825        270
-------------------------------------------------------------------------------------------------------------------------
 EQ/T.ROWE PRICE GROWTH STOCK
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 16.44          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           9          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/TEMPLETON GLOBAL EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/UBS GROWTH AND INCOME
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  5.10          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)           6          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN COMSTOCK
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN MID CAP GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER AGGRESSIVE EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 51.85     $ 46.99     $ 34.70     $ 49.56    $ 67.28
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          88          99         102         118         36
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         181         211         241         249        106
-------------------------------------------------------------------------------------------------------------------------


32


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UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.




-------------------------------------------------------------------------------------------------------------------------
                                                                             FOR THE YEARS ENDING DECEMBER 31,
                                                              -----------------------------------------------------------
                                                                    2009        2008        2007        2006       2005
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER CORE BOND
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 12.81     $ 12.02     $ 11.91     $ 11.39    $ 11.14
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         916         966       1,145       1,341      1,555
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       7,487       3,422       2,253       1,474      1,199
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER INTERNATIONAL EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 12.33     $  9.64     $ 18.56     $ 16.77    $ 13.59
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         365         417         488         569        462
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       4,312       3,649       2,753       1,168        480
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP CORE EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  9.80     $  7.51     $ 12.62     $ 12.21    $ 10.92
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         191         192         251         302        332
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,086         981         750         346        269
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  7.55     $  5.62     $ 10.45     $  9.54    $  9.68
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         270         314         368         512        600
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,893       1,942       1,621         999        613
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP VALUE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.80     $  8.93     $ 14.50     $ 14.21    $ 12.10
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         391         462         510         606        636
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       3,315       3,416       2,431       1,285        919
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  9.24     $  6.62     $ 11.92     $ 10.82    $ 10.03
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         445         535         685         807        975
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,357       1,770       1,398         884        663
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP VALUE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 12.17     $  8.56     $ 13.58     $ 13.78    $ 12.20
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         395         451         510         656        774
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,667       1,982       1,394         838        550
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MULTI-SECTOR BOND
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 25.75     $ 23.85     $ 31.67     $ 31.19    $ 28.82
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         465         536         755         896      1,045
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,890       1,874       2,103       1,654      1,626
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  6.66     $  5.03     $  8.83     $  8.65    $  7.97
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         253         240         362         218        117
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       4,460       3,484       2,924         627        195
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP VALUE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 13.05     $ 10.48     $ 17.14     $ 19.31    $ 16.89
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         285         326         512         683        796
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,909       1,879       2,209       2,465      2,629
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER TECHNOLOGY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  9.92     $  6.36     $ 12.21     $ 10.49    $  9.93
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,106       1,152       1,391       1,590      1,869
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       5,240       4,243       3,629       2,459      2,792
-------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------------
                                                                             FOR THE YEARS ENDING DECEMBER 31,
                                                              -----------------------------------------------------------
                                                                    2004        2003        2002        2001       2000
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER CORE BOND
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 11.13     $ 10.88     $ 10.65          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,721       1,778       1,483          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,470       1,625       1,594          --         --
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER INTERNATIONAL EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 11.96     $ 10.30     $  7.79          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         473         456         346          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         411         323         108          --         --
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP CORE EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.39     $  9.62     $  7.63          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         382         403         338          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         397         296         201          --         --
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  9.15     $  8.71     $  6.77          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         712         701         571          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         930         759         424          --         --
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP VALUE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 11.47     $ 10.18     $  7.89          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         613         560         565          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         809         635         503          --         --
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  9.40     $  8.54     $  6.19          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,099       1,103         768          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         773         720         427          --         --
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP VALUE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 11.54     $ 10.18     $  7.35          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         995         827         678          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         720         545         364          --         --
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MULTI-SECTOR BOND
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 28.41     $ 26.55     $ 22.00     $ 23.03    $ 23.23
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,146       1,144       1,013         696        145
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,924       2,218       1,906       1,632        432
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  7.53          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          30          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          11          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP VALUE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 16.39     $ 14.22     $ 10.51     $ 12.39    $ 10.69
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         837         707         482          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       3,013       3,182       3,460       2,447        588
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER TECHNOLOGY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  9.07     $  8.77     $  5.65          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       2,185         284         150          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       3,478         278         386          --         --
-------------------------------------------------------------------------------------------------------------------------



                                                                              33

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                           www.axa-equitable.com/green

The unit values and number of units outstanding shown below are for contracts offered under Separate Account No. 45 and Separate Account No. 49 with the same daily asset charges of 1.60%.



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.




-------------------------------------------------------------------------------------------------------------------------
                                                                             FOR THE YEARS ENDING DECEMBER 31,
                                                              -----------------------------------------------------------
                                                                    2009        2008       2007        2006        2005
-------------------------------------------------------------------------------------------------------------------------
 AXA AGGRESSIVE ALLOCATION
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.23    $  8.17    $  13.65    $  13.07     $ 11.26
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         148        121         152         189          92
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,633      2,922       3,517       3,308       1,298
-------------------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE ALLOCATION
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.67    $  9.88    $  11.28    $  10.84     $ 10.35
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         432        440         256         190         168
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       3,583      3,454       1,731       1,508       1,073
-------------------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE-PLUS ALLOCATION
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.45    $  9.28    $  11.71    $  11.28     $ 10.54
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         795        681         594         462         397
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,907      2,852       1,825       1,741       1,299
-------------------------------------------------------------------------------------------------------------------------
 AXA MODERATE ALLOCATION
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 42.24    $ 36.68    $  49.36    $  47.21     $ 43.48
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         868        963       1,073       1,195       1,301
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       3,090      2,966       3,439       3,955       4,167
-------------------------------------------------------------------------------------------------------------------------
 AXA MODERATE-PLUS ALLOCATION
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.58    $  8.82    $  13.14    $  12.55     $ 11.14
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,415      1,558       1,599       1,043         408
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       8,360      8,765      10,293      11,247       7,926
-------------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN INTERNATIONAL
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 11.92    $  9.53    $  19.66    $  17.88     $ 14.71
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         981      1,144       1,393       1,534       1,664
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,139      2,496       3,456       4,168       4,498
-------------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN SMALL CAP GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 14.80    $ 11.09    $  20.36    $  17.73     $ 16.53
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         496        604         718         908       1,100
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,585      1,882       2,356       3,069       3,839
-------------------------------------------------------------------------------------------------------------------------
 EQ/AXA FRANKLIN SMALL CAP VALUE CORE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  8.04    $  6.37    $   9.72    $  10.81          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          22         73          29           7          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         145        250          73          51          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK BASIC VALUE EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 18.80    $ 14.66    $  23.49    $  23.60     $ 19.83
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         546        627         774         917       1,046
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,050      2,175       2,711       3,644       4,227
-------------------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK INTERNATIONAL VALUE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 17.42    $ 13.59    $  24.23    $  22.35     $ 18.07
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         260        313         437         514         514
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,216      2,472       3,272       4,311       4,992
-------------------------------------------------------------------------------------------------------------------------
 EQ/BOSTON ADVISORS EQUITY INCOME
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  4.95    $  4.51    $   6.78    $   6.64     $  5.82
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         244        319         306         421         387
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         481        613         684         907       1,277
-------------------------------------------------------------------------------------------------------------------------
 EQ/CALVERT SOCIALLY RESPONSIBLE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  6.80    $  5.28    $   9.79    $   8.87     $  8.57
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           8          9           8          10          10
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         187        206         250         367         468
-------------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.22    $  7.79    $  13.28    $  12.80     $ 12.11
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         105        109         145         134          45
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,536      1,689       2,030       2,547       2,581
-------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------------
                                                                             FOR THE YEARS ENDING DECEMBER 31,
                                                              -----------------------------------------------------------
                                                                    2004        2003        2002        2001        2000
-------------------------------------------------------------------------------------------------------------------------
 AXA AGGRESSIVE ALLOCATION
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.59          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          24          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         726          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE ALLOCATION
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.27          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          63          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         686          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE-PLUS ALLOCATION
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.37          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         279          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         787          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
 AXA MODERATE ALLOCATION
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 42.17     $ 39.41     $ 33.62     $ 39.15          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,400       1,489       1,564       1,005          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       3,907       2,733         598          97          --
-------------------------------------------------------------------------------------------------------------------------
 AXA MODERATE-PLUS ALLOCATION
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.61          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         180          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       3,664          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN INTERNATIONAL
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 12.97     $ 11.15     $  8.38     $  9.48     $ 12.56
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,745       1,928       1,910         404         302
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       4,337       4,026         604          --          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN SMALL CAP GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 15.07     $ 13.43     $  9.69     $ 14.11     $ 16.53
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,230       1,362       1,384       1,276         718
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       4,346       4,534       3,377       3,423       3,189
-------------------------------------------------------------------------------------------------------------------------
 EQ/AXA FRANKLIN SMALL CAP VALUE CORE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK BASIC VALUE EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 19.58     $ 17.99     $ 13.94     $ 17.00     $ 16.37
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,213       1,296       1,419       1,305         431
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       4,909       4,335       2,235       1,559       1,079
-------------------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK INTERNATIONAL VALUE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 16.57     $ 13.84     $ 10.98     $ 13.39     $ 17.34
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         468         487         498          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       5,077       5,316       3,555       3,126       2,033
-------------------------------------------------------------------------------------------------------------------------
 EQ/BOSTON ADVISORS EQUITY INCOME
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  5.57          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          56          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         370          --          --          --          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/CALVERT SOCIALLY RESPONSIBLE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  8.01     $  7.86     $  6.24     $  8.62          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          11          25          38           6          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         498         478         128          13          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 11.71     $ 11.27     $  9.24     $ 12.75     $ 17.16
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          29          39          16          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,715       2,971       2,171       2,221       1,658
-------------------------------------------------------------------------------------------------------------------------

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UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.




-------------------------------------------------------------------------------------------------------------------------
                                                                             FOR THE YEARS ENDING DECEMBER 31,
                                                              -----------------------------------------------------------
                                                                    2009       2008       2007        2006        2005
-------------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN RESEARCH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                    $   9.85   $   7.61    $  12.83    $  12.82    $  11.63
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)        524        659         910         654         775
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)     11,353     13,273      16,294       9,568      11,228
-------------------------------------------------------------------------------------------------------------------------
 EQ/COMMON STOCK INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                    $ 175.62   $ 139.08    $ 251.49    $ 247.00    $ 226.77
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)        108        127         159         200         244
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        270        308         377         490         586
-------------------------------------------------------------------------------------------------------------------------
 EQ/CORE BOND INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                    $  12.87   $  12.73    $  14.21    $  14.01    $  13.68
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)        600        577         869         924         943
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      6,863      7,829      10,140      12,428      14,021
-------------------------------------------------------------------------------------------------------------------------
 EQ/DAVIS NEW YORK VENTURE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                    $   8.64   $   6.62    $  11.06    $  10.84          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         63         75          99          33          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        803        780         634         332          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY 500 INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                    $  22.89   $  18.48    $  29.96    $  29.01    $  25.62
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)        408        453         582         723         864
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      4,502      5,011       6,391       8,474      10,127
-------------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY GROWTH PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                    $  13.44   $  10.69    $  18.20    $  16.22    $  15.07
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)        438        569         676         745         712
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      4,931      5,954       7,491      10,192      11,276
-------------------------------------------------------------------------------------------------------------------------
 EQ/EVERGREEN OMEGA
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                    $   9.42   $   6.82    $   9.58    $   8.74    $   8.39
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)        179        147         174         157         190
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      1,281      1,192       1,455       1,731       2,184
-------------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN CORE BALANCED
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                    $   9.02   $   7.02    $  10.46    $  10.42          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)        309        388         447         120          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      1,591      1,489       2,051         730          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN TEMPLETON ALLOCATION
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                    $   7.46   $   5.90    $   9.50          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)        124        122          61          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      1,076      1,164       1,153          --          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO MERGERS AND ACQUISITIONS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                    $  11.47   $   9.99    $  11.78    $  11.58    $  10.49
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         83         67          64          44          19
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        175        171         230         268         107
-------------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO SMALL COMPANY VALUE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                    $  26.80   $  19.26    $  28.22    $  26.24    $  22.44
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)        148        150         151         102          89
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        352        302         300         291         339
-------------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL BOND PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                    $  11.21   $  11.17    $  10.66    $   9.92    $   9.74
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)        231        316         113          61           4
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      1,156      1,062         777         471          36
-------------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL MULTI-SECTOR EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                    $  15.94   $  10.79    $  25.72    $  18.41    $  13.65
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)        641        687         810         929         929
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      2,334      2,396       3,354       4,518       5,043
-------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------------
                                                                             FOR THE YEARS ENDING DECEMBER 31,
                                                              -----------------------------------------------------------
                                                                    2004        2003        2002       2001        2000
-------------------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN RESEARCH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  11.14    $  10.21   $   7.89    $  10.65    $  11.04
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         867         896        961         166         112
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      12,694      12,682      9,408       3,151       2,953
-------------------------------------------------------------------------------------------------------------------------
 EQ/COMMON STOCK INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $ 220.94    $ 196.75   $ 133.70    $ 203.81    $ 232.08
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         275         301        314         380         310
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         683         689        581         661         618
-------------------------------------------------------------------------------------------------------------------------
 EQ/CORE BOND INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  13.60    $  13.28   $  13.05    $  12.10    $  11.40
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         748         804        702          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      15,208      16,175     13,419      10,537       5,112
-------------------------------------------------------------------------------------------------------------------------
 EQ/DAVIS NEW YORK VENTURE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --         --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --         --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --         --          --          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY 500 INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  24.94    $  22.99   $  18.28    $  23.93    $  27.69
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         968       1,030      1,042       1,038         734
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      11,584      11,512      7,152       6,601       6,057
-------------------------------------------------------------------------------------------------------------------------
 EQ/EQUITY GROWTH PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  13.84    $  12.72   $   9.86    $  11.33          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         676         685        427          24          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      11,463      10,296      2,423          78          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/EVERGREEN OMEGA
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   8.20    $   7.79   $   5.73    $   7.66    $   9.38
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         242         184        143          90          17
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,500       2,016        424         141          78
-------------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN CORE BALANCED
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --         --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --         --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --         --          --          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN TEMPLETON ALLOCATION
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --         --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --         --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --         --          --          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO MERGERS AND ACQUISITIONS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --         --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --         --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --         --          --          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/GAMCO SMALL COMPANY VALUE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  21.86          --         --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          21          --         --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          74          --         --          --          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL BOND PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --         --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --         --          --          --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --         --          --          --
-------------------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL MULTI-SECTOR EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  10.45    $   8.58   $   5.59    $   6.04    $   6.47
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         860         837        857         821         715
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       4,587       4,232      2,823       3,043       2,958
-------------------------------------------------------------------------------------------------------------------------

    To receive this document electronically, sign up for e-delivery today at
                           www.axa-equitable.com/green



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.




-------------------------------------------------------------------------------------------------------------------------
                                                                            FOR THE YEARS ENDING DECEMBER 31,
                                                              -----------------------------------------------------------
                                                                    2009        2008        2007        2006       2005
-------------------------------------------------------------------------------------------------------------------------
 EQ/INTERMEDIATE GOVERNMENT BOND INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 18.76    $  19.51    $  19.14    $  18.20   $  17.94
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         842       1,090       1,229       1,493      1,833
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,385       1,664       1,956       2,358      2,881
-------------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL CORE PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 11.67    $   8.76    $  16.15    $  14.24   $  12.14
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         235         228         212         235        191
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       5,230       5,817       7,394       9,957     11,032
-------------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 12.88    $   9.54    $  16.23    $  14.19   $  11.48
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         112         110          94          24          3
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         458         378         409         273         98
-------------------------------------------------------------------------------------------------------------------------
 EQ/JPMORGAN VALUE OPPORTUNITIES
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 11.76    $   9.03    $  15.24    $  15.68   $  13.24
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         154         184         229         281        306
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,244       2,578       3,182       4,115      4,803
-------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP CORE PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  8.12    $   6.53    $  10.60    $  10.37   $   9.33
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         143         183         230         298        328
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       3,499       4,012       5,022       6,684      7,849
-------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  6.46    $   4.82    $   7.69    $   6.86   $   7.01
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,275       1,522       1,913       2,322      2,818
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       6,521       7,705       9,407      11,991     14,352
-------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 13.51    $  10.18    $  16.75    $  14.72   $  13.88
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         453         537         676         791        957
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,897       2,095       2,691       3,075      3,566
-------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  5.17    $   4.41    $  10.35    $  11.18   $  10.63
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          77          52          73          63          6
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         341         306         503         784        195
-------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.89    $   9.19    $  16.48    $  17.54   $  14.69
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       2,371       2,907       3,862       1,465      1,617
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       9,238      10,639      13,726      13,777     15,585
-------------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT GROWTH AND INCOME
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  9.01    $   7.76    $  12.42    $  12.20   $  10.58
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          80          73         116          83         13
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         235         323         368         502        135
-------------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT LARGE CAP CORE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.68    $   8.65    $  12.73    $  11.69   $  10.54
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          55          48          29          22         21
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         241         207         161         166        132
-------------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  9.00    $   6.71    $  13.45    $  12.66   $  11.53
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         670         823       1,036       1,207      1,413
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       4,410       5,117       6,276       8,561     10,309
-------------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP VALUE PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 13.18    $   9.86    $  16.58    $  17.13   $  15.47
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         776         873       1,135       1,391      1,673
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       3,462       3,335       4,320       6,178      7,278
-------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------------
                                                                             FOR THE YEARS ENDING DECEMBER 31,
                                                              -----------------------------------------------------------
                                                                    2004        2003        2002        2001       2000
-------------------------------------------------------------------------------------------------------------------------
 EQ/INTERMEDIATE GOVERNMENT BOND INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  18.01    $  17.95    $  17.86    $  16.72   $  15.75
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       2,200       2,818       3,868       2,545        486
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       3,326       3,448       2,501          --         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL CORE PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  10.53    $   9.42    $   7.22    $   8.64   $  11.09
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         193         146          59          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      11,933      10,611       5,973       5,697      5,514
-------------------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/JPMORGAN VALUE OPPORTUNITIES
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  12.94    $  11.86    $   9.51    $  11.94   $  13.02
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         338         377         359         287        124
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       5,325       5,701       4,777       4,156      1,755
-------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP CORE PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   8.84    $   8.07    $   6.72    $   8.64   $  10.45
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         421         474         474         543        359
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       8,941       9,707       8,237       8,655      7,052
-------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   6.19    $   5.81    $   4.79    $   7.07   $   9.45
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       3,283       3,962       4,522       5,608      4,909
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      15,822      17,115      16,550      18,765     17,412
-------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  12.94    $  11.68    $   9.18    $  14.20   $  21.88
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,142       1,345       1,556       1,966      1,834
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       4,258       4,710       4,661       5,707      5,759
-------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  14.16    $  12.68    $  10.01    $  11.78   $  11.61
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,814       1,839       1,712       1,138         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      17,155      15,959       8,615       6,000      3,700
-------------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT GROWTH AND INCOME
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT LARGE CAP CORE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  11.02    $   9.65    $   6.83    $   8.51   $   9.99
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,558       1,665       1,471         932        126
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      11,422      10,509       4,322       2,644        617
-------------------------------------------------------------------------------------------------------------------------
 EQ/MID CAP VALUE PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  14.13    $  12.18    $   9.29    $  11.07   $  10.82
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,805       2,005       2,145       1,487         87
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       7,736       7,229       3,714       2,090        251
-------------------------------------------------------------------------------------------------------------------------


36

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                           www.axa-equitable.com/green



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.




-------------------------------------------------------------------------------------------------------------------------
                                                                             FOR THE YEARS ENDING DECEMBER 31,
                                                              -----------------------------------------------------------
                                                                    2009        2008        2007        2006       2005
-------------------------------------------------------------------------------------------------------------------------
 EQ/MONEY MARKET
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 28.08     $ 28.54     $ 28.40    $  27.57    $ 26.81
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         889       1,382       1,201       1,177      1,247
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,814       4,635       3,889       3,996      4,058
-------------------------------------------------------------------------------------------------------------------------
 EQ/MONTAG & CALDWELL GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  4.82     $  3.77     $  5.72    $   4.81    $  4.53
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         196         224          79          29         44
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,089       1,065         656         206        172
-------------------------------------------------------------------------------------------------------------------------
 EQ/MUTUAL LARGE CAP EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  8.03     $  6.52     $ 10.70    $  10.70         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          76          89         121          23         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         450         499         748         372         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/OPPENHEIMER GLOBAL
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  9.17     $  6.72     $ 11.53    $  11.09         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          65          44          68          12         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         301         230         230          61         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/PIMCO ULTRA SHORT BOND
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.78     $ 10.15     $ 10.75    $   9.80    $  9.92
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         883         742         316         206        120
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       3,688       2,800       1,098       1,411        848
-------------------------------------------------------------------------------------------------------------------------
 EQ/QUALITY BOND PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 15.64     $ 14.98     $ 16.29    $  15.84    $ 15.50
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         276         196         219         243        296
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,604       1,459       1,861       2,329      2,753
-------------------------------------------------------------------------------------------------------------------------
 EQ/SMALL COMPANY INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 13.02     $ 10.49     $ 16.18    $  16.75    $ 14.46
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         195         227         281         323        325
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,522       1,675       2,100       2,912      3,372
-------------------------------------------------------------------------------------------------------------------------
 EQ/T.ROWE PRICE GROWTH STOCK
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 13.27     $  9.45     $ 16.62    $  15.76    $ 16.68
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         265         268         293          12         13
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,232       1,328       1,641         104        146
-------------------------------------------------------------------------------------------------------------------------
 EQ/TEMPLETON GLOBAL EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  8.04     $  6.29     $ 10.80       10.75         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          48          65         109          28         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         355         411         572         298         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/UBS GROWTH AND INCOME
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  4.69     $  3.60     $  6.10    $   6.12    $  5.45
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          25          48          65          69         33
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         166         145         300         397        286
-------------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN COMSTOCK
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  8.93     $  7.07     $ 11.39    $  11.87    $ 10.41
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          84         107         116         129         40
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         427         491         424         647        410
-------------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN MID CAP GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 12.81     $  8.29     $ 16.00    $  13.28    $ 12.35
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         196         127          73          30         33
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         511         412         507         322        172
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER AGGRESSIVE EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 43.93     $ 32.52     $ 61.99    $  56.56    $ 54.68
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          66          32          39          53         62
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         370         186         233         292        331
-------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------------
                                                                             FOR THE YEARS ENDING DECEMBER 31,
                                                              -----------------------------------------------------------
                                                                    2004        2003        2002        2001       2000
-------------------------------------------------------------------------------------------------------------------------
 EQ/MONEY MARKET
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  26.55     $ 26.78     $ 27.06    $  27.16    $ 26.65
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,478       1,911       2,863       3,954      1,882
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       4,693       6,370       9,288      13,759         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/MONTAG & CALDWELL GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   4.36          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           3          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          19          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/MUTUAL LARGE CAP EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/OPPENHEIMER GLOBAL
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/PIMCO ULTRA SHORT BOND
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/QUALITY BOND PLUS
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  15.45     $ 15.13     $ 14.85          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         279         282         347          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,951       3,122       1,064          --         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/SMALL COMPANY INDEX
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  14.10     $ 12.18     $  8.48    $  10.90    $ 10.86
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         378         358         240         239        113
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        3.996      4,084       1,913       1,535      1,382
-------------------------------------------------------------------------------------------------------------------------
 EQ/T.ROWE PRICE GROWTH STOCK
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  16.30          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           2          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          19          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/TEMPLETON GLOBAL EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/UBS GROWTH AND INCOME
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   5.08          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           4          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          69          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN COMSTOCK
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN MID CAP GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER AGGRESSIVE EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  51.36     $ 46.56     $ 34.41    $  49.16    $ 66.77
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          74          79          66          73         65
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         388         429         338         402        420
-------------------------------------------------------------------------------------------------------------------------

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                           www.axa-equitable.com/green



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.




-------------------------------------------------------------------------------------------------------------------------
                                                                             FOR THE YEARS ENDING DECEMBER 31,
                                                              -----------------------------------------------------------
                                                                    2009        2008        2007        2006       2005
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER CORE BOND
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 12.76     $ 11.97     $ 11.87     $ 11.36    $ 11.12
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         555         707         822         915      1,033
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       4,407       4,240       5,230       6,686      7,527
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER INTERNATIONAL EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 12.28     $  9.61     $ 18.51     $ 16.73    $ 13.57
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         249         279         343         377        423
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,474       1,547       1,972       2,676      2,300
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP CORE EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  9.76     $  7.48     $ 12.58     $ 12.18    $ 10.89
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          84          96         154         175        208
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         922       1,012       1,291       1,745      1,956
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  7.52     $  5.60     $ 10.42     $  9.52    $  9.66
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         179         210         290         355        356
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,237       2,508       3,015       4,202      4,551
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP VALUE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.76     $  8.90     $ 14.46     $ 14.18    $ 12.07
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         167         229         309         326        300
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,160       2,480       3,218       4,325      4,766
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  9.20     $  6.60     $ 11.88     $ 10.79    $ 10.01
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         183         242         327         402        460
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,263       2,611       3,156       4,520      5,281
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP VALUE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 12.12     $  8.53     $ 13.54     $ 13.75    $ 12.18
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         194         235         288         386        425
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,844       2,077       2,710       3,885      4,432
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MULTI-SECTOR BOND
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 25.45     $ 23.59     $ 31.34     $ 30.88    $ 28.55
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         259         300         409         475        558
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,854       2,063       2,743       3,798      4,585
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  6.63     $  5.01     $  8.79     $  8.61    $  7.94
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         131         136         193         125         61
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         322         350         436         605        410
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP VALUE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 12.97     $ 10.43     $ 17.05     $ 19.22    $ 16.83
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         138         174         272         395        502
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,646       3,075       3,968       5,693      6,888
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER TECHNOLOGY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  9.88     $  6.34     $ 12.17     $ 10.46    $  9.91
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         476         553         701         889      1,089
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,062       2,147       2,564       3,343      4,090
-------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------------
                                                                             FOR THE YEARS ENDING DECEMBER 31,
                                                              -----------------------------------------------------------
                                                                    2004        2003        2002        2001       2000
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER CORE BOND
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 11.11     $ 10.87     $ 10.64          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,124       1,240       1,234          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       8,293       8,217       3,282          --         --
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER INTERNATIONAL EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 11.94     $ 10.29     $  7.79          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         460         371         286          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,160       1,684         553          --         --
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP CORE EQUITY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.37     $  9.61     $  7.62          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         255         249         213          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,038       1,850         635          --         --
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  9.13     $  8.70     $  6.77          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         384         385         283          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       4,852       4,258       1,299          --         --
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP VALUE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 11.46     $ 10.17     $  7.89          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         304         297         292          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       4,712       3,848       1,272          --         --
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  9.38     $  8.53     $  6.18          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         503         538         344          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       6,078       5,628       1,488          --         --
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP VALUE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 11.53     $ 10.17     $  7.35          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         575         467         381          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       5,059       3,927       1,262          --         --
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MULTI-SECTOR BOND
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 28.15     $ 26.32     $ 21.83     $ 22.86    $ 23.07
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         647         634         511         500        219
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       5,526       5,467       2,248       1,835      1,211
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP GROWTH
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  7.51          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          11          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          22          --          --          --         --
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP VALUE
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 16.33     $ 14.17     $ 10.49     $ 12.37    $ 10.68
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         499         370         275          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       7,850       7,354       5,021       3,274      2,109
-------------------------------------------------------------------------------------------------------------------------
 MULTIMANAGER TECHNOLOGY
-------------------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  9.05     $  8.76     $  5.65          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)       1,346         281          96          --         --
-------------------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       4,725       1,117         205          --         --
-------------------------------------------------------------------------------------------------------------------------

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                           www.axa-equitable.com/green

The unit values and number of units outstanding shown below are for contracts offered under Separate Account No. 45 and Separate Account No. 49 with the same daily asset charges of 1.70%.



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.




--------------------------------------------------------------------------------------------------------------
                                                                       FOR THE YEARS ENDING DECEMBER 31,
                                                              ------------------------------------------------
                                                                    2009        2008       2007        2006
--------------------------------------------------------------------------------------------------------------
 AXA AGGRESSIVE ALLOCATION
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  11.26    $  9.00    $  15.05    $  14.43
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           1          4           7           8
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       8,367      8,484       6,377       3,084
--------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE ALLOCATION
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  11.11    $ 10.29    $  11.76    $  11.31
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           7          2           5           5
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       7,276      5,824       2,454       1,800
--------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE-PLUS ALLOCATION
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  11.05    $  9.82    $  12.40    $  11.96
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           7          8          12          13
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       4,925      4,505       2,753       3,022
--------------------------------------------------------------------------------------------------------------
 AXA MODERATE ALLOCATION
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  41.22    $ 35.84    $  48.27    $  46.21
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           4          4           6          32
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       4,527      4,019       3,098       2,325
--------------------------------------------------------------------------------------------------------------
 AXA MODERATE-PLUS ALLOCATION
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  11.62    $  9.69    $  14.45    $  13.82
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          1           7          --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      27,631     27,177      23,506      14,705
--------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN INTERNATIONAL
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  11.74    $  9.40    $  19.41    $  17.67
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           6          6           7           9
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,714      1,924       2,236       1,508
--------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN SMALL CAP GROWTH
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  14.61    $ 10.96    $  20.14    $  17.56
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           7          8          13          18
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         346        421         443         462
--------------------------------------------------------------------------------------------------------------
 EQ/AXA FRANKLIN SMALL CAP VALUE CORE
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   8.01    $  6.36    $   9.71    $  10.81
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          2          --          --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         380        377         421          38
--------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK BASIC VALUE EQUITY
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  18.56    $ 14.49    $  23.24    $  23.37
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          13         13          10          14
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         880        834         842         856
--------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK INTERNATIONAL VALUE
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  17.19    $ 13.43    $  23.97    $  22.13
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           1          1           1           3
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         984      1,000       1,136        1052
--------------------------------------------------------------------------------------------------------------
 EQ/BOSTON ADVISORS EQUITY INCOME
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   4.90    $  4.47    $   6.71    $   6.59
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          2          --           1
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         611        730         571         504
--------------------------------------------------------------------------------------------------------------
 EQ/CALVERT SOCIALLY RESPONSIBLE
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   6.72    $  5.23    $   9.71    $   8.81
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --         --          --           2
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         265        286         373         353
--------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------
                                                                       FOR THE YEARS ENDING DECEMBER 31,
                                                              ------------------------------------------------
                                                                    2005        2004        2003        2002
--------------------------------------------------------------------------------------------------------------
 AXA AGGRESSIVE ALLOCATION
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 12.45     $ 11.72     $ 10.66          --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          10          13          --          --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,519         656          32          --
--------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE ALLOCATION
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.82     $ 10.74     $ 10.30          --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           6           5          --          --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,000         281           1          --
--------------------------------------------------------------------------------------------------------------
 AXA CONSERVATIVE-PLUS ALLOCATION
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 11.19     $ 11.02     $ 10.41          --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)                      --          --          --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,176         414          84          --
--------------------------------------------------------------------------------------------------------------
 AXA MODERATE ALLOCATION
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 42.61     $ 41.36     $ 38.70     $ 33.05
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          33           8           9          13
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,725         893         383          86
--------------------------------------------------------------------------------------------------------------
 AXA MODERATE-PLUS ALLOCATION
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 12.28     $ 11.71     $ 10.66          --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           4          --          --          --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       6,917       2,788          46          --
--------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN INTERNATIONAL
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 14.55     $ 12.84     $ 11.05     $  8.32
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          10          13          20          20
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,037         649         530         142
--------------------------------------------------------------------------------------------------------------
 EQ/ALLIANCEBERNSTEIN SMALL CAP GROWTH
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 16.39     $ 14.95     $ 13.34     $  9.63
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          18          20          25          28
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         372         312         478         121
--------------------------------------------------------------------------------------------------------------
 EQ/AXA FRANKLIN SMALL CAP VALUE CORE
--------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --          --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --          --
--------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK BASIC VALUE EQUITY
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 19.66     $ 19.43     $ 17.87     $ 13.86
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          19          21          25          32
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         849         802         502         184
--------------------------------------------------------------------------------------------------------------
 EQ/BLACKROCK INTERNATIONAL VALUE
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 17.91     $ 16.44     $ 13.75     $ 10.92
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           3           3           6           4
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         782         522         441         161
--------------------------------------------------------------------------------------------------------------
 EQ/BOSTON ADVISORS EQUITY INCOME
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  5.78     $  5.54          --          --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         326          15          --          --
--------------------------------------------------------------------------------------------------------------
 EQ/CALVERT SOCIALLY RESPONSIBLE
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  8.51     $  7.96     $  7.82     $  6.22
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           2           1           1          --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         314         204         249          42
--------------------------------------------------------------------------------------------------------------


                                                                             39

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                           www.axa-equitable.com/green



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.




--------------------------------------------------------------------------------------------------------------
                                                                      FOR THE YEARS ENDING DECEMBER 31,
                                                              ------------------------------------------------
                                                                    2009        2008       2007       2006
--------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN GROWTH
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  10.09   $   7.70    $  13.14   $  12.67
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --         --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,490      1,426       1,289       1484
--------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN RESEARCH
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   9.74   $   7.54    $  12.71   $  12.72
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           1          1           1         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,196      2,528       3,063      1,393
--------------------------------------------------------------------------------------------------------------
 EQ/COMMON STOCK INDEX
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $ 169.68   $ 134.51    $ 243.48   $ 239.38
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           1          1           2          3
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          60         63          65         73
--------------------------------------------------------------------------------------------------------------
 EQ/CORE BOND INDEX
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  12.71   $  12.59    $  14.07   $  13.88
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           5          4          13          8
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,504      1,216       1,473      1,477
--------------------------------------------------------------------------------------------------------------
 EQ/DAVIS NEW YORK VENTURE
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   8.61   $   6.60    $  11.05   $  10.84
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           4          5          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,601      1,517       1,189        216
--------------------------------------------------------------------------------------------------------------
 EQ/EQUITY 500 INDEX
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  22.52   $  18.20    $  29.54   $  28.64
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           4          4           5          9
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,432      1,308       1,547         64
--------------------------------------------------------------------------------------------------------------
 EQ/EQUITY GROWTH PLUS
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  13.33   $  10.61    $  18.08   $  16.13
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           3          3           5         11
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,904      3,228       3,346      2,714
--------------------------------------------------------------------------------------------------------------
 EQ/EVERGREEN OMEGA
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   9.31   $   6.75    $   9.49   $   8.67
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --         --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         537        353         249        215
--------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN CORE BALANCED
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   8.99   $   7.01    $  10.45   $  10.42
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           3         --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,908      1,649       1,574        368
--------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN TEMPLETON ALLOCATION
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   7.44   $   5.89    $   9.49         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --         --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       4,971      5,195       2,805         --
--------------------------------------------------------------------------------------------------------------
 EQ/GAMCO MERGERS AND ACQUISITIONS
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  11.41   $   9.95    $  11.75   $  11.56
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           3          2           3          3
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         248        305         337        193
--------------------------------------------------------------------------------------------------------------
 EQ/GAMCO SMALL COMPANY VALUE
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  26.23   $  18.86    $  27.67   $  25.76
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           1          1          --          1
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         666        610         618        233
--------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL BOND PLUS
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  11.16   $  11.14    $  10.64   $   9.90
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           1          3           1          1
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,037      1,063         476        185
--------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------
                                                                       FOR THE YEARS ENDING DECEMBER 31,
                                                              ------------------------------------------------
                                                                    2005        2004        2003        2002
--------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN GROWTH
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  12.00    $  11.62    $  11.20   $   9.19
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         351         160         164         40
--------------------------------------------------------------------------------------------------------------
 EQ/CAPITAL GUARDIAN RESEARCH
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  11.55    $  11.08    $  10.16   $   7.86
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --           1          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,585       1,200         776        200
--------------------------------------------------------------------------------------------------------------
 EQ/COMMON STOCK INDEX
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $ 219.99    $ 214.55    $ 191.26   $ 130.09
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           3           3           4          6
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          73          64          29          9
--------------------------------------------------------------------------------------------------------------
 EQ/CORE BOND INDEX
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  13.57    $  13.50    $  13.20   $  12.99
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          12           8           7          9
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,527       1,343       1,175        441
--------------------------------------------------------------------------------------------------------------
 EQ/DAVIS NEW YORK VENTURE
--------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --         --
--------------------------------------------------------------------------------------------------------------
 EQ/EQUITY 500 INDEX
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  25.31    $  24.66    $  22.76   $  18.11
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          12          13          16         10
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,604       1,386       1,074        399
--------------------------------------------------------------------------------------------------------------
 EQ/EQUITY GROWTH PLUS
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  15.01    $  13.79    $  12.69   $   9.85
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           8          11          16          8
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,354       1,938       1,510        386
--------------------------------------------------------------------------------------------------------------
 EQ/EVERGREEN OMEGA
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   8.33    $   8.15    $   7.75   $   5.70
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --           1           2          4
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         280         377         218         32
--------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN CORE BALANCED
--------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --         --
--------------------------------------------------------------------------------------------------------------
 EQ/FRANKLIN TEMPLETON ALLOCATION
--------------------------------------------------------------------------------------------------------------
  Unit value                                                           --          --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          --          --          --         --
--------------------------------------------------------------------------------------------------------------
 EQ/GAMCO MERGERS AND ACQUISITIONS
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  10.48          --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          77          --          --         --
--------------------------------------------------------------------------------------------------------------
 EQ/GAMCO SMALL COMPANY VALUE
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  22.05    $  21.50          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           1          --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          79           9          --         --
--------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL BOND PLUS
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $   9.74          --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           1          --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)           8          --          --         --
--------------------------------------------------------------------------------------------------------------

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                           www.axa-equitable.com/green



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.




--------------------------------------------------------------------------------------------------------------
                                                                       FOR THE YEARS ENDING DECEMBER 31,
                                                              ------------------------------------------------
                                                                    2009        2008        2007        2006
--------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL MULTI-SECTOR EQUITY
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 15.74     $ 10.67     $ 25.45     $ 18.23
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           3           1           1           1
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,600       1,528       1,726        1239
--------------------------------------------------------------------------------------------------------------
 EQ/INTERMEDIATE GOVERNMENT BOND INDEX
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 18.41     $ 19.16     $ 18.82     $ 17.92
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          21          22          26          29
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         875         948         404         376
--------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL CORE PLUS
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 11.54     $  8.68     $ 16.01     $ 14.13
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,278       2,341       2,289       3,208
--------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL GROWTH
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 12.82     $  9.50     $ 16.18     $ 14.17
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --           1          --          --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         777         796         665         269
--------------------------------------------------------------------------------------------------------------
 EQ/JPMORGAN VALUE OPPORTUNITIES
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 11.61     $  8.93     $ 15.08     $ 15.53
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          13          13           2           2
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         275         280         288         351
--------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP CORE PLUS
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  8.03     $  6.46     $ 10.50     $ 10.28
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         367         389         458         510
--------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH INDEX
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  6.39     $  4.78     $  7.62     $  6.80
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          14          15           9          14
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,047       1,004       1,050       1,042
--------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH PLUS
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 13.34     $ 10.06     $ 16.57     $ 14.58
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           1           1           1           1
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         249         298         492         192
--------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE INDEX
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  5.15     $  4.39     $ 10.32     $ 11.17
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           5           4           3           4
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         868         847         809         532
--------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE PLUS
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.76     $  9.09     $ 16.31     $ 17.38
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          53          55          62          21
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,313       2,668       3,123       2,507
--------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT GROWTH AND INCOME
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  8.97     $  7.73     $ 12.39     $ 12.18
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --          --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         344         351         369         308
--------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT LARGE CAP CORE
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.63     $  8.62     $ 12.70     $ 11.67
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           1          --          --          --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         455         425         442         196
--------------------------------------------------------------------------------------------------------------
 EQ/MID CAP INDEX
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  8.92     $  6.66     $ 13.35     $ 12.57
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          12          12          26          31
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,781       1,863       2,166       1,890
--------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------
                                                                       FOR THE YEARS ENDING DECEMBER 31,
                                                              ------------------------------------------------
                                                                    2005        2004        2003       2002
--------------------------------------------------------------------------------------------------------------
 EQ/GLOBAL MULTI-SECTOR EQUITY
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 13.53     $ 10.37    $  8.53    $  5.56
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           1          --          6          6
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         755         609        457         69
--------------------------------------------------------------------------------------------------------------
 EQ/INTERMEDIATE GOVERNMENT BOND INDEX
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 17.67     $ 17.76    $ 17.72    $ 17.65
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          39          67         84        146
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         481         416        458        259
--------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL CORE PLUS
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 12.06     $ 10.47    $  9.38    $  7.19
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --         --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,337       1,926      1,026        282
--------------------------------------------------------------------------------------------------------------
 EQ/INTERNATIONAL GROWTH
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 11.47          --         --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --         --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          56          --         --         --
--------------------------------------------------------------------------------------------------------------
 EQ/JPMORGAN VALUE OPPORTUNITIES
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 13.12     $ 12.84    $ 11.78    $  9.45
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          11          11         16         13
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         347         370        307        128
--------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP CORE PLUS
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  9.26     $  8.79    $  8.03    $  6.69
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --         --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         603         610        598        229
--------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH INDEX
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  6.96     $  6.16    $  5.78    $  4.77
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          17          17         24         22
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,055         981        856        341
--------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP GROWTH PLUS
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 13.76     $ 12.84    $ 11.60    $  9.12
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           1           2          5          7
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         184         149         93         38
--------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE INDEX
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.63          --         --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --         --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         144          --         --         --
--------------------------------------------------------------------------------------------------------------
 EQ/LARGE CAP VALUE PLUS
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 14.57     $ 14.06    $ 12.60    $  9.96
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          35          49         54         60
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,363       2,169      1,481        530
--------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT GROWTH AND INCOME
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.57          --         --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --         --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          83          --         --         --
--------------------------------------------------------------------------------------------------------------
 EQ/LORD ABBETT LARGE CAP CORE
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.54          --         --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           1          --         --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)          84          --         --         --
--------------------------------------------------------------------------------------------------------------
 EQ/MID CAP INDEX
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 11.47     $ 10.97    $  9.62    $  6.81
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          35          38         41         39
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,556       1,391        883        285
--------------------------------------------------------------------------------------------------------------


                                                                             41

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                           www.axa-equitable.com/green



UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.




--------------------------------------------------------------------------------------------------------------
                                                                      FOR THE YEARS ENDING DECEMBER 31,
                                                              ------------------------------------------------
                                                                    2009        2008       2007       2006
--------------------------------------------------------------------------------------------------------------
 EQ/MID CAP VALUE PLUS
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 13.01    $  9.74     $ 16.40    $ 16.96
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           7          6           8         16
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       2,158        902       1,069      1,156
--------------------------------------------------------------------------------------------------------------
 EQ/MONEY MARKET
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 27.28    $ 27.75     $ 27.65    $ 26.86
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          73         79          21         22
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,227      1,943       1,051       1102
--------------------------------------------------------------------------------------------------------------
 EQ/MONTAG & CALDWELL GROWTH
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  4.77    $  3.74     $  5.66    $  4.77
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          2          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,099      1,560         657         83
--------------------------------------------------------------------------------------------------------------
 EQ/MUTUAL LARGE CAP EQUITY
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  8.00    $  6.50     $ 10.69    $ 10.70
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --         --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,402      1,644       1,727        258
--------------------------------------------------------------------------------------------------------------
 EQ/OPPENHEIMER GLOBAL
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  9.14    $  6.71     $ 11.51    $ 11.08
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --         --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         860        786         674         83
--------------------------------------------------------------------------------------------------------------
 EQ/PIMCO ULTRA SHORT BOND
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.73    $ 10.11     $ 10.72    $  9.78
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          11          6          13          3
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       3,673      2,525       1,235        730
--------------------------------------------------------------------------------------------------------------
 EQ/QUALITY BOND PLUS
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 15.38    $ 14.75     $ 16.06    $ 15.63
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           6          5          10         11
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,133        502         626        590
--------------------------------------------------------------------------------------------------------------
 EQ/SMALL COMPANY INDEX
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 12.86    $ 10.37     $ 16.02    $ 16.60
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           2          2           1          3
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       1,024        720         713        744
--------------------------------------------------------------------------------------------------------------
 EQ/T. ROWE PRICE GROWTH STOCK
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 12.98    $  9.26     $ 16.30    $ 15.46
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           1          1           1         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         610        421         401         47
--------------------------------------------------------------------------------------------------------------
 EQ/TEMPLETON GLOBAL EQUITY
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  8.02    $  6.27     $ 10.78    $ 10.75
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --         --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         735        848         853        178
--------------------------------------------------------------------------------------------------------------
 EQ/UBS GROWTH AND INCOME
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  4.63    $  3.56     $  6.04    $  6.07
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --         --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         166        153          89        104
--------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN COMSTOCK
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  8.89    $  7.04     $ 11.36    $ 11.85
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --         --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         490        545         539        602
--------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN MID CAP GROWTH
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 12.75    $  8.26     $ 15.95    $ 13.26
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           1         --           2         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         885        695         782        297
--------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------
                                                                      FOR THE YEARS ENDING DECEMBER 31,
                                                              ------------------------------------------------
                                                                   2005        2004        2003        2002
--------------------------------------------------------------------------------------------------------------
 EQ/MID CAP VALUE PLUS
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $ 15.34     $ 14.02     $ 12.10    $  9.24
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         19          26          31         36
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      1,107       1,007         636        237
--------------------------------------------------------------------------------------------------------------
 EQ/MONEY MARKET
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $ 26.15     $ 25.92     $ 26.17    $ 26.47
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          8          15          37         57
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        845         349         434        630
--------------------------------------------------------------------------------------------------------------
 EQ/MONTAG & CALDWELL GROWTH
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  4.49     $  4.34          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         --          --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         72          22          --         --
--------------------------------------------------------------------------------------------------------------
 EQ/MUTUAL LARGE CAP EQUITY
--------------------------------------------------------------------------------------------------------------
  Unit value                                                          --          --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         --          --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         --          --          --         --
--------------------------------------------------------------------------------------------------------------
 EQ/OPPENHEIMER GLOBAL
--------------------------------------------------------------------------------------------------------------
  Unit value                                                          --          --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         --          --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         --          --          --         --
--------------------------------------------------------------------------------------------------------------
 EQ/PIMCO ULTRA SHORT BOND
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  9.91          --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         --          --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        286          --          --         --
--------------------------------------------------------------------------------------------------------------
 EQ/QUALITY BOND PLUS
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $ 15.31     $ 15.27     $ 14.97    $ 14.71
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         14          17          14         17
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        573         555         512        198
--------------------------------------------------------------------------------------------------------------
 EQ/SMALL COMPANY INDEX
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $ 14.35     $ 14.00     $ 12.10    $  8.44
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          5          11          10          8
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        596         575         449        122
--------------------------------------------------------------------------------------------------------------
 EQ/T. ROWE PRICE GROWTH STOCK
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $ 16.39     $ 16.03          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         --          --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         41           6          --         --
--------------------------------------------------------------------------------------------------------------
 EQ/TEMPLETON GLOBAL EQUITY
--------------------------------------------------------------------------------------------------------------
  Unit value                                                          --          --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         --          --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         --          --          --         --
--------------------------------------------------------------------------------------------------------------
 EQ/UBS GROWTH AND INCOME
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  5.41     $  5.05          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         --          --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         69          --          --         --
--------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN COMSTOCK
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $ 10.40          --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         --          --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        296          --          --         --
--------------------------------------------------------------------------------------------------------------
 EQ/VAN KAMPEN MID CAP GROWTH
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $ 12.34          --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         --          --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        179          --          --         --
--------------------------------------------------------------------------------------------------------------


42

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UNIT VALUES AND NUMBER OF UNITS OUTSTANDING AT YEAR END FOR EACH VARIABLE
INVESTMENT OPTION, EXCEPT FOR THOSE OPTIONS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2009.




--------------------------------------------------------------------------------------------------------------
                                                                       FOR THE YEARS ENDING DECEMBER 31,
                                                              ------------------------------------------------
                                                                    2009        2008        2007       2006
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER AGGRESSIVE EQUITY
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 42.88     $ 31.77     $ 60.62    $ 55.37
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           1          --          --          2
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         144          53          56         47
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER CORE BOND
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 12.66     $ 11.89     $ 11.80    $ 11.30
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           4           2           2          6
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)       3,238       3,511       1,494      2,030
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER INTERNATIONAL EQUITY
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 12.18     $  9.54     $ 18.39    $ 16.64
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --           1           1          1
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         967         951       1,047      1,030
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP CORE EQUITY
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  9.68     $  7.43     $ 12.50    $ 12.11
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           1           1           1          1
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         452         447         473        453
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP GROWTH
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  7.46     $  5.56     $ 10.35    $  9.47
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          23         23
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         747         840         881      1,014
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP VALUE
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 10.67     $  8.83     $ 14.37    $ 14.10
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          41         41
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         860         921       1,210      1,363
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP GROWTH
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  9.13     $  6.55     $ 11.81    $ 10.74
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           3           3           3          3
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         810         813         934      1,035
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP VALUE
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 12.02     $  8.47     $ 13.46    $ 13.68
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           5           5          27         27
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         803         727         805      1,010
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MULTI-SECTOR BOND
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 24.86     $ 23.07     $ 30.68    $ 30.26
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           1           2          10         11
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         663         523         526        758
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP GROWTH
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  6.55     $  4.95     $  8.71    $  8.54
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          --          --          --         --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         786         687         788        475
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP VALUE
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $ 12.81     $ 10.31     $ 16.88    $ 19.05
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           2           2           5          6
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         586         666         748      1,201
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER TECHNOLOGY
--------------------------------------------------------------------------------------------------------------
  Unit value                                                      $  9.80     $  6.29     $ 12.10    $ 10.41
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)           1           1          15         15
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         766         462         597        350
--------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------
                                                                       FOR THE YEARS ENDING DECEMBER 31,
                                                              ------------------------------------------------
                                                                   2005        2004        2003        2002
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER AGGRESSIVE EQUITY
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $ 53.59     $ 50.38     $ 45.72     $ 33.82
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          2           2           2           2
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)         25          28          10           4
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER CORE BOND
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $ 11.08     $ 11.07     $ 10.84     $ 10.63
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          8          11          19          23
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      1,611       1,424       1,202         628
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER INTERNATIONAL EQUITY
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $ 13.51     $ 11.90     $ 10.27     $  7.78
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          1           1           1          --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        783         806         360         135
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP CORE EQUITY
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $ 10.85     $ 10.34     $  9.59     $  7.61
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          1           3           3           3
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        353         272         238         104
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP GROWTH
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  9.62     $  9.10     $  8.68     $  6.76
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         26          27          27          21
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        980         876         792         408
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER LARGE CAP VALUE
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $ 12.02     $ 11.42     $ 10.15     $  7.88
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         44          45          45          36
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      1,238       1,242         726         316
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP GROWTH
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  9.96     $  9.35     $  8.52     $  6.18
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          4           6           8           8
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)      1,075       1,055         731         292
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MID CAP VALUE
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $ 12.13     $ 11.49     $ 10.15     $  7.34
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         27          29          30          23
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        876       1,011         560         206
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER MULTI-SECTOR BOND
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $ 28.00     $ 27.64     $ 25.87     $ 21.48
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         13          14          20          21
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        755         771         557         125
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP GROWTH
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  7.89     $  7.46          --          --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         --          --          --          --
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        242          59          --          --
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER SMALL CAP VALUE
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $ 16.69     $ 16.22     $ 14.09     $ 10.43
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)          5           5           7           8
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        991         884         641         270
--------------------------------------------------------------------------------------------------------------
 MULTIMANAGER TECHNOLOGY
--------------------------------------------------------------------------------------------------------------
  Unit value                                                     $  9.87     $  9.02     $  8.74     $  5.64
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 45 number of units outstanding (000's)         15          15          14          10
--------------------------------------------------------------------------------------------------------------
  Separate Account No. 49 number of units outstanding (000's)        311         306          98          14
--------------------------------------------------------------------------------------------------------------



                                                                              43

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(19) HYPOTHETICAL ILLUSTRATIONS


   ILLUSTRATION OF ACCOUNT VALUES, CASH VALUES AND CERTAIN GUARANTEED MINIMUM
                                    BENEFITS


The following tables illustrate the changes in account value, cash value and the values of the "5% Roll-Up to age 80" guaranteed minimum death benefit, the Protection Plus(SM) benefit and the Guaranteed minimum income benefit under certain hypothetical circumstances for an Accumulator(R), Accumulator(R) Plus(SM), Accumulator(R) Elite and Accumulator(R) Select(SM) contracts, respectively. The table illustrates the operation of a contract based on a male, issue age 60, who makes a single $100,000 contribution, takes no withdrawals, and has a current account value of $105,000 in contract year 3. For Accumulator(R) Plus(SM) we assume a current account value of $110,000 in contract year 3. The amounts shown are for the beginning of each contract year and assume that all of the account value is invested in Portfolios that achieve investment returns at constant gross annual rates of 0% and 6% (i.e., before any investment management fees, 12b-1 fees or other expenses are deducted from the underlying portfolio assets). After the deduction of the arithmetic average of the investment management fees, 12b-1 fees and other expenses of all of the underlying Portfolios (as described below), the corresponding net annual rates of return would be (2.64)% and 3.36% for the Accumulator(R) contracts; (2.69)% and 3.31% for Accumulator(R) Plus(SM) contracts; (2.89)% and 3.11% for Accumulator(R) Elite(SM) contracts; and (2.99)% and 3.01% for Accumulator(R) Select(SM) contracts, respectively at the 0% and 6% gross annual rates, respectively. These net annual rates of return reflect the trust and separate account level charges, but they do not reflect the charges we deduct from your account value annually for the 5% Roll up to age 80 Guaranteed minimum death benefit, Protection Plus(SM) benefit, and the Guaranteed minimum income benefit features, as well as the annual administrative charge. If the net annual rates of return did reflect these charges, the net annual rates of return shown would be lower; however, the values shown in the following tables reflect all contract charges. The values shown under "Lifetime Annual Guaranteed Minimum Income Benefit" reflect the lifetime income that would be guaranteed if the Guaranteed minimum income benefit is selected at that contract anniversary. An "N/A" in these columns indicates that the benefit is not exercisable in that year. A "0" under any of the death benefit and/or "Lifetime Annual Guaranteed Minimum Income Benefit" columns indicates that the contract has terminated due to insufficient account value and, consequently, the guaranteed benefit has no value.

With respect to fees and expenses deducted from assets of the underlying portfolios, the amounts shown in all tables reflect (1) investment management fees equivalent to an effective annual rate of 0.58%, and (2) an assumed average asset charge for all other expenses of the underlying portfolios equivalent to an effective annual rate of 0.26% and (3) 12b-1 fees equivalent to an effective annual rate of 0.25%. These rates are the arithmetic average for all Portfolios that are available as investment options. In other words, they are based on the hypothetical assumption that account values are allocated equally among the variable investment options. The actual rates associated with any contract will vary depending upon the actual allocation of account value among the investment options. These rates do not reflect expense limitation arrangements in effect with respect to certain of the underlying portfolios as described in the footnotes to the fee table for the underlying portfolios in "Fee table" earlier in this prospectus. With these arrangements, the charges shown above would be lower. This would result in higher values than those shown in the following tables.


Because your circumstances will no doubt differ from those in the illustrations that follow, values under your contract will differ, in most cases substantially. Upon request, we will furnish you with a personalized illustration.


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VARIABLE DEFERRED ANNUITY
ACCUMULATOR(R)
$100,000 SINGLE CONTRIBUTION AND NO WITHDRAWALS
$105,000 YEAR 3 ACCOUNT VALUE
MALE, ISSUE AGE 60
BENEFITS:
  5% ROLL-UP TO AGE 80 GUARANTEED MINIMUM DEATH BENEFIT
  PROTECTION PLUS
  GUARANTEED MINIMUM INCOME BENEFIT


                                                            5% ROLL-UP
                                                             TO AGE 80                           LIFETIME ANNUAL
                                                            GUARANTEED      TOTAL DEATH BENEFIT     GUARANTEED
                                                           MINIMUM DEATH      WITH PROTECTION     MINIMUM INCOME
                    ACCOUNT VALUE        CASH VALUE           BENEFIT              PLUS              BENEFIT
        CONTRACT ------------------- ------------------ ------------------- ------------------- ------------------
          YEAR       0%        6%       0%        6%        0%        6%        0%        6%        0%       6%
  AGE  --------- --------- --------- -------- --------- --------- --------- --------- --------- --------- --------
  62        2     105,000  105,000   99,000     99,000  110,250   110,250   114,350   114,350       N/A       N/A
  63        3     101,676  107,964   96,676    102,964  115,763   115,763   122,068   122,068       N/A       N/A
  64        4      98,429  111,003   94,429    107,003  121,551   121,551   130,171   130,171       N/A       N/A
  65        5      95,256  114,121   92,256    111,121  127,628   127,628   138,679   138,679       N/A       N/A
  66        6      92,154  117,317   90,154    115,317  134,010   134,010   147,613   147,613       N/A       N/A
  67        7      89,120  120,594   88,120    119,594  140,710   140,710   156,994   156,994       N/A       N/A
  68        8      86,150  123,954   86,150    123,954  147,746   147,746   166,844   166,844       N/A       N/A
  69        9      83,243  127,397   83,243    127,397  155,133   155,133   177,186   177,186       N/A       N/A
  70       10      80,394  130,926   80,394    130,926  162,889   162,889   188,045   188,045     9,627     9,627
  75       15      66,941  149,901   66,941    149,901  207,893   207,893   251,050   251,050    13,326    13,326
  80       20      54,547  171,231   54,547    171,231  265,330   265,330   331,462   331,462    18,069    18,069
  85       25      43,481  195,746   43,481    195,746  265,330   265,330   331,462   331,462    24,543    24,543
  90       30      37,658  228,616   37,658    228,616  265,330   265,330   331,462   331,462       N/A       N/A
  95       35      32,615  267,007   32,615    267,007  265,330   265,330   331,462   331,462       N/A       N/A


THE HYPOTHETICAL INVESTMENT RESULTS ARE ILLUSTRATIVE ONLY AND SHOULD NOT BE DEEMED A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN AND WILL DEPEND ON A NUMBER OF FACTORS, INCLUDING INVESTMENT ALLOCATIONS MADE BY THE OWNER. THE ACCOUNT VALUE, CASH VALUE AND GUARANTEED BENEFITS FOR A CONTRACT WOULD BE DIFFERENT FROM THE ONES SHOWN IF THE ACTUAL GROSS RATE OF INVESTMENT RETURN AVERAGED 0% OR 6% OVER A PERIOD OF YEARS, BUT ALSO FLUCTUATED ABOVE OR BELOW THE AVERAGE FOR INDIVIDUAL CONTRACT YEARS. WE CAN MAKE NO REPRESENTATION THAT THESE HYPOTHETICAL INVESTMENT RESULTS CAN BE ACHIEVED FOR ANY ONE YEAR OR CONTINUED OVER ANY PERIOD OF TIME. IN FACT, FOR ANY GIVEN PERIOD OF TIME, THE INVESTMENT RESULTS COULD BE NEGATIVE.


                                                                              45


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VARIABLE DEFERRED ANNUITY
ACCUMULATOR(R) PLUS(SM)
$100,000 SINGLE CONTRIBUTION AND NO WITHDRAWALS
$110,000 YEAR 3 ACCOUNT VALUE
MALE, ISSUE AGE 60
BENEFITS:
  5% ROLL-UP TO AGE 80 GUARANTEED MINIMUM DEATH BENEFIT
  PROTECTION PLUS


                                                                           5% ROLL-UP
                                                                      TO AGE 80 GUARANTEED    TOTAL DEATH BENEFIT
                         ACCOUNT VALUE            CASH VALUE         MINIMUM DEATH BENEFIT    WITH PROTECTION PLUS
          CONTRACT   ---------------------   ---------------------   ----------------------   --------------------
            YEAR         0%          6%          0%          6%          0%           6%          0%         6%
  AGE    ---------   ---------   ---------   ---------   ---------   ----------   ---------   ---------   --------
  62          2       110,000    110,000      102,000    102,000      114,660     114,660     120,524     120,524
  63          3       106,827    113,414       99,827    106,414      120,393     120,393     128,550     128,550
  64          4       103,745    116,933       97,745    110,933      126,413     126,413     136,978     136,978
  65          5       100,753    120,562       95,753    115,562      132,733     132,733     145,827     145,827
  66          6        97,846    124,304       93,846    120,304      139,370     139,370     155,118     155,118
  67          7        95,024    128,161       92,024    125,161      146,338     146,338     164,874     164,874
  68          8        92,283    132,139       90,283    130,139      153,655     153,655     175,118     175,118
  69          9        89,621    136,239       89,621    136,239      161,338     161,338     185,873     185,873
  70         10        87,036    140,468       87,036    140,468      169,405     169,405     197,167     197,167
  75         15        75,186    163,659       75,186    163,659      216,209     216,209     262,692     262,692
  80         20        64,950    190,680       64,950    190,680      275,943     275,943     346,320     346,320
  85         25        56,107    222,162       56,107    222,162      275,943     275,943     346,320     346,320
  90         30        48,468    258,842       48,468    258,842      275,943     275,943     346,320     346,320
  95         35        41,869    301,577       41,869    301,577      275,943     275,943     346,320     346,320


THE HYPOTHETICAL INVESTMENT RESULTS ARE ILLUSTRATIVE ONLY AND SHOULD NOT BE DEEMED A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN AND WILL DEPEND ON A NUMBER OF FACTORS, INCLUDING INVESTMENT ALLOCATIONS MADE BY THE OWNER. THE ACCOUNT VALUE, CASH VALUE AND GUARANTEED BENEFITS FOR A CONTRACT WOULD BE DIFFERENT FROM THE ONES SHOWN IF THE ACTUAL GROSS RATE OF INVESTMENT RETURN AVERAGED 0% OR 6% OVER A PERIOD OF YEARS, BUT ALSO FLUCTUATED ABOVE OR BELOW THE AVERAGE FOR INDIVIDUAL CONTRACT YEARS. WE CAN MAKE NO REPRESENTATION THAT THESE HYPOTHETICAL INVESTMENT RESULTS CAN BE ACHIEVED FOR ANY ONE YEAR OR CONTINUED OVER ANY PERIOD OF TIME. IN FACT, FOR ANY GIVEN PERIOD OF TIME, THE INVESTMENT RESULTS COULD BE NEGATIVE.


46

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VARIABLE DEFERRED ANNUITY
ACCUMULATOR(R) ELITE(SM)
$100,000 SINGLE CONTRIBUTION AND NO WITHDRAWALS
$105,000 YEAR 3 ACCOUNT VALUE
MALE, ISSUE AGE 60
BENEFITS:
  5% ROLL-UP TO AGE 80 GUARANTEED MINIMUM DEATH BENEFIT
  PROTECTION PLUS
  GUARANTEED MINIMUM INCOME BENEFIT


                                                            5% ROLL-UP
                                                             TO AGE 80                           LIFETIME ANNUAL
                                                            GUARANTEED      TOTAL DEATH BENEFIT     GUARANTEED
                                                           MINIMUM DEATH      WITH PROTECTION     MINIMUM INCOME
                    ACCOUNT VALUE        CASH VALUE           BENEFIT              PLUS              BENEFIT
        CONTRACT ------------------- ------------------ ------------------- ------------------- ------------------
          YEAR       0%        6%       0%        6%        0%        6%        0%        6%        0%       6%
  AGE  --------- --------- --------- -------- --------- --------- --------- --------- --------- --------- --------
  62        2     105,000  105,000   97,000     97,000  110,250   110,250   114,350   114,350       N/A       N/A
  63        3     101,414  107,702   93,414     99,702  115,763   115,763   122,068   122,068       N/A       N/A
  64        4      97,922  110,464   97,922    110,464  121,551   121,551   130,171   130,171       N/A       N/A
  65        5      94,519  113,289   94,519    113,289  127,628   127,628   138,679   138,679       N/A       N/A
  66        6      91,202  116,177   91,202    116,177  134,010   134,010   147,613   147,613       N/A       N/A
  67        7      87,967  119,128   87,967    119,128  140,710   140,710   156,994   156,994       N/A       N/A
  68        8      84,810  122,144   84,810    122,144  147,746   147,746   166,844   166,844       N/A       N/A
  69        9      81,729  125,226   81,729    125,226  155,133   155,133   177,186   177,186       N/A       N/A
  70       10      78,720  128,373   78,720    128,373  162,889   162,889   188,045   188,045     9,627     9,627
  75       15      64,633  145,130   64,633    145,130  207,893   207,893   251,050   251,050    13,326    13,326
  80       20      51,849  163,636   51,849    163,636  265,330   265,330   331,462   331,462    18,069    18,069
  85       25      40,590  184,597   40,590    184,597  265,330   265,330   331,462   331,462    24,543    24,543
  90       30      34,705  213,001   34,705    213,001  265,330   265,330   331,462   331,462       N/A       N/A
  95       35      29,673  245,775   29,673    245,775  265,330   265,330   331,462   331,462       N/A       N/A


THE HYPOTHETICAL INVESTMENT RESULTS ARE ILLUSTRATIVE ONLY AND SHOULD NOT BE DEEMED A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN AND WILL DEPEND ON A NUMBER OF FACTORS, INCLUDING INVESTMENT ALLOCATIONS MADE BY THE OWNER. THE ACCOUNT VALUE, CASH VALUE AND GUARANTEED BENEFITS FOR A CONTRACT WOULD BE DIFFERENT FROM THE ONES SHOWN IF THE ACTUAL GROSS RATE OF INVESTMENT RETURN AVERAGED 0% OR 6% OVER A PERIOD OF YEARS, BUT ALSO FLUCTUATED ABOVE OR BELOW THE AVERAGE FOR INDIVIDUAL CONTRACT YEARS. WE CAN MAKE NO REPRESENTATION THAT THESE HYPOTHETICAL INVESTMENT RESULTS CAN BE ACHIEVED FOR ANY ONE YEAR OR CONTINUED OVER ANY PERIOD OF TIME. IN FACT, FOR ANY GIVEN PERIOD OF TIME, THE INVESTMENT RESULTS COULD BE NEGATIVE.


                                                                              47


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VARIABLE DEFERRED ANNUITY
ACCUMULATOR(R) SELECT((SM))
$100,000 SINGLE CONTRIBUTION AND NO WITHDRAWALS
$105,000 YEAR 3 ACCOUNT VALUE
MALE, ISSUE AGE 60
BENEFITS:
  5% ROLL-UP TO AGE 80 GUARANTEED MINIMUM DEATH BENEFIT
  PROTECTION PLUS
  GUARANTEED MINIMUM INCOME BENEFIT


                                                             5% ROLL-UP
                                                              TO AGE 80                           LIFETIME ANNUAL
                                                             GUARANTEED      TOTAL DEATH BENEFIT    GUARANTEED
                                                            MINIMUM DEATH      WITH PROTECTION    MINIMUM INCOME
                    ACCOUNT VALUE        CASH VALUE            BENEFIT              PLUS              BENEFIT
        CONTRACT ------------------- ------------------- ------------------- ------------------- -----------------
          YEAR       0%        6%        0%        6%        0%        6%        0%        6%       0%       6%
  AGE  --------- --------- --------- --------- --------- --------- --------- --------- --------- -------- --------
  62        2     105,000  105,000    105,000  105,000   110,250   110,250   114,350   114,350       N/A      N/A
  63        3     101,309  107,597    101,309  107,597   115,763   115,763   122,068   122,068       N/A      N/A
  64        4      97,719  110,249     97,719  110,249   121,551   121,551   130,171   130,171       N/A      N/A
  65        5      94,225  112,958     94,225  112,958   127,628   127,628   138,679   138,679       N/A      N/A
  66        6      90,823  115,723     90,823  115,723   134,010   134,010   147,613   147,613       N/A      N/A
  67        7      87,509  118,546     87,509  118,546   140,710   140,710   156,994   156,994       N/A      N/A
  68        8      84,279  121,426     84,279  121,426   147,746   147,746   166,844   166,844       N/A      N/A
  69        9      81,130  124,366     81,130  124,366   155,133   155,133   177,186   177,186       N/A      N/A
  70       10      78,058  127,364     78,058  127,364   162,889   162,889   188,045   188,045     9,627    9,627
  75       15      63,729  143,260     63,729  143,260   207,893   207,893   251,050   251,050    13,326   13,326
  80       20      50,803  160,686     50,803  160,686   265,330   265,330   331,462   331,462    18,069   18,069
  85       25      39,480  180,304     39,480  180,304   265,330   265,330   331,462   331,462    24,543   24,543
  90       30      33,582  207,041     33,582  207,041   265,330   265,330   331,462   331,462       N/A      N/A
  95       35      28,566  237,742     28,566  237,742   265,330   265,330   331,462   331,462       N/A      N/A


THE HYPOTHETICAL INVESTMENT RESULTS ARE ILLUSTRATIVE ONLY AND SHOULD NOT BE DEEMED A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN AND WILL DEPEND ON A NUMBER OF FACTORS, INCLUDING INVESTMENT ALLOCATIONS MADE BY THE OWNER. THE ACCOUNT VALUE, CASH VALUE AND GUARANTEED BENEFITS FOR A CONTRACT WOULD BE DIFFERENT FROM THE ONES SHOWN IF THE ACTUAL GROSS RATE OF INVESTMENT RETURN AVERAGED 0% OR 6% OVER A PERIOD OF YEARS, BUT ALSO FLUCTUATED ABOVE OR BELOW THE AVERAGE FOR INDIVIDUAL CONTRACT YEARS. WE CAN MAKE NO REPRESENTATION THAT THESE HYPOTHETICAL INVESTMENT RESULTS CAN BE ACHIEVED FOR ANY ONE YEAR OR CONTINUED OVER ANY PERIOD OF TIME. IN FACT, FOR ANY GIVEN PERIOD OF TIME, THE INVESTMENT RESULTS COULD BE NEGATIVE.


48

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Appendix I

--------------------------------------------------------------------------------

DATES OF PREVIOUS PROSPECTUSES AND SUPPLEMENTS


-----------------------------------------------------------------------------------------------------------------------------------
                                                                 PRODUCT DISTRIBUTOR
                           --------------------------------------------------------------------------------------------------------
                           AXA ADVISORS                                            AXA DISTRIBUTORS
                           --------------------------------------------------------------------------------------------------------
                           PROSPECTUS AND                                          PROSPECTUS AND
 PRODUCT NAME              SAI DATES         SUPPLEMENT DATES                      SAI DATES         SUPPLEMENT DATES
-----------------------------------------------------------------------------------------------------------------------------------
 Income Manager(SM)        4/7/95            7/1/95; 9/28/95                       4/7/95           7/1/95; 9/28/95
 Accumulator(R)            11/1/95                                                 11/1/95
 Income Manager(SM)        5/1/96                                                  10/16/96         2/10/97
 Rollover IRA              10/17/96          2/10/97                               5/1/97           5/1/97
                           5/1/97            5/1/97; 12/31/97; 5/1/98;             8/1/97
                                             1/4/99; 5/1/99; 5/1/00; 6/23/00;      12/31/97         12/31/97; 5/1/98;
                                             9/1/00; 2/9/01; 9/1/01; 1/14/02;                       1/4/99; 5/1/99; 5/1/00; 9/1/00;
                                             2/22/02; 7/15/02; 8/20/02; 1/6/03;                     2/9/01; 9/1/01; 1/14/02;
                                             2/20/03; 5/15/03; 8/15/03; 11/24/03;                   2/22/02; 7/15/02; 8/20/02;
                                             2/1/04; 8/4/04; 8/10/04; 12/13/04;                     1/6/03; 2/20/03; 5/15/03;
                                             12/31/04 ; 5/9/05; 6/10/05; 6/17/05;                   8/15/03; 11/24/03; 2/1/04;
                                             7/25/05; 8/31/05; 12/2/05; 2/8/06;                     8/4/04; 8/10/04; 12/13/04;
                                             8/25/06; 12/11/06; 5/1/07; 8/24/07;                    12/31/04; 5/9/05; 6/10/05;
                                             9/19/07; 10/19/07; 2/15/08; 6/20/08;                   6/17/05; 7/25/05; 8/31/05;
                                             7/21/08; 8/15/08; 11/13/08; 12/1/08;                   12/2/05; 2/8/06; 8/25/06;
                                             1/15/09; 6/8/09; 8/17/09; 8/18/09;                     12/11/06; 5/1/07; 8/24/07;
                                             9/3/09; 9/25/09; 1/7/10; 2/1/10;                       9/19/07; 10/19/07; 2/15/08;
                                             2/5/10                                                 6/20/08; 7/21/08; 8/15/08;
                           ----------------------------------------------------                     11/13/08; 12/1/08; 1/15/09;
                           12/31/97          12/31/97; 5/1/98; 1/4/99; 5/1/99;                      6/8/09; 8/17/09; 8/18/09;
                                             5/1/00; 6/23/00; 9/1/00; 2/9/01;                       9/3/09; 9/25/09; 1/7/10; 2/1/10;
                                             9/1/01; 1/14/02; 2/22/02; 7/15/02;                     2/5/10
                                             8/20/02; 1/6/03; 2/20/03; 5/15/03;
                                             8/15/03; 11/24/03; 2/1/04; 8/4/04;
                                             8/10/04; 12/13/04; 12/31/04 ; 5/9/05;
                                             6/10/05; 6/17/05; 7/25/05; 8/31/05;
                                             12/2/05; 2/8/06; 8/25/06; 12/11/06;
                                             5/1/07; 8/24/07; 9/19/07; 10/19/07;
                                             6/20/08; 7/21/08; 8/15/08; 11/13/08;
                                             12/1/08; 1/15/09; 6/8/09; 8/17/09;
                                             8/18/09; 9/3/09; 9/25/09; 1/7/10;
                                             2/1/10; 2/5/10
-----------------------------------------------------------------------------------------------------------------------------------
 Accumulator(R)            5/1/98            5/1/98; 6/18/98; 11/30/98             10/1/97(2)
 (IRA, NQ and QP)          (Accumulator      5/1/99; 5/1/00; 9/1/00; 2/9/01;       12/31/97(2)
 Accumulator(R)            only)             9/1/01; 1/14/02; 2/22/02; 7/15/02;    5/1/98           5/1/98; 6/18/98; 11/30/98;
 Select(SM) (IRA, NQ, QP)  5/1/99            8/20/02; 1/6/03; 2/20/03; 5/15/03;                     5/1/99; 5/1/00; 9/1/00; 2/9/01;
                                             8/15/03; 11/24/03; 2/1/04; 8/4/04;                     9/1/01; 1/14/02; 2/22/02;
                                             8/10/04; 12/13/04; 12/31/04; 5/9/05;                   7/15/02; 8/20/02; 1/6/03;
                                             6/10/05; 6/17/05; 7/25/05; 8/31/05;                    2/20/03; 5/15/03; 8/15/03;
                                             12/2/05; 2/8/06; 8/25/06; 12/11/06;                    11/24/03; 2/1/04; 8/4/04;
                                             5/1/07; 8/24/07; 9/19/07; 10/19/07;                    8/10/04; 12/13/04; 12/31/04;
                                             2/15/08; 6/20/08; 7/21/08; 8/15/08;                    5/9/05; 6/10/05; 6/17/05;
                                             11/13/08; 12/1/08; 1/15/09; 6/8/09;                    7/25/05; 8/31/05; 12/2/05;
                                             8/17/09; 8/18/09; 9/3/09; 9/25/09;                     2/8/06; 8/25/06; 12/11/06;
                                             1/7/10; 2/1/10; 2/5/10                                 5/1/07; 8/24/07;9/19/07;
                                                                                                    10/19/07; 2/15/08; 6/20/08;
                                                                                                    7/21/08; 8/15/08; 11/13/08;
                                                                                                    12/1/08;1/15/09; 6/8/09;
                                                                                                    8/17/09; 8/18/09; 9/3/09; 9/25/
                                                                                                    09; 1/7/10; 2/1/10; 2/5/10
-----------------------------------------------------------------------------------------------------------------------------------


                                                                    Appendix I 1

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                           www.axa-equitable.com/green


------------------------------------------------------------------------------------------------------------------------------------
                                                                     PRODUCT DISTRIBUTOR
                             -------------------------------------------------------------------------------------------------------
                             AXA ADVISORS                                              AXA DISTRIBUTORS
                             -------------------------------------------------------------------------------------------------------
                             PROSPECTUS AND                                            PROSPECTUS AND
 PRODUCT NAME                SAI DATES         SUPPLEMENT DATES                        SAI DATES        SUPPLEMENT DATES
------------------------------------------------------------------------------------------------------------------------------------
 Accumulator(R) Select(SM)    10/18/99(3)      3/20/00; 5/1/00; 6/23/00; 9/1/00;       5/1/99
 Accumulator(R)                                10/13/00; 2/9/01; 9/1/01; 1/14/02;      10/18/99        3/20/00; 5/1/00; 9/1/00;
                                               2/22/02; 7/15/02; 8/20/02; 1/6/03;                      10/13/00; 2/9/01; 9/1/01;
                                               2/20/03; 5/15/03; 8/15/03; 11/24/03;                    1/14/02; 2/22/02; 7/15/02;
                                               2/1/04; 8/4/04; 8/10/04; 12/13/04;                      8/20/02; 1/6/03; 2/20/03;
                                               12/31/04; 5/9/05; 6/10/05; 6/17/05;                     5/15/03; 8/15/03; 11/24/03;
                                               7/25/05; 8/31/05; 12/2/05; 2/8/06;                      2/1/04; 8/4/04; 8/10/04;
                                               8/25/06; 12/11/06; 5/1/07; 8/24/07;                     12/13/04; 12/31/04; 5/9/05;
                                               9/19/07; 10/19/07; 2/15/08; 6/20/08;                    6/10/05; 6/17/05; 7/25/05;
                                               7/21/08; 8/15/08; 11/13/08; 12/1/08;                    8/31/05; 12/2/05; 2/8/06;
                                               1/15/09; 6/8/09; 8/17/09; 8/18/09;                      8/25/06; 12/11/06; 5/1/07;
                                               9/3/09; 9/25/09; 1/7/10; 2/1/10;                        8/24/07; 9/19/07; 10/19/07;
                                               2/5/10                                                  2/15/08; 6/20/08; 7/21/08;
                                                                                                       8/15/08; 11/13/08; 12/1/08;
                                                                                                       1/15/09; 6/8/09; 8/17/09;
                                                                                                       8/18/09; 9/3/09; 9/25/09;
                                                                                                       1/7/10; 2/1/10; 2/5/10
                             -------------------------------------------------------------------------------------------------------
                              5/1/00(3)        3/20/00; 6/23/00; 9/1/00; 9/6/00;       5/1/00          3/20/00; 9/1/00; 9/6/00;
                                               10/13/00; 2/9/01; 9/1/01; 1/14/02;                      10/13/00; 2/9/01; 9/1/01;
                                               2/22/02; 7/15/02; 8/20/02; 1/6/03;                      1/14/02; 2/22/02; 7/15/02;
                                               2/20/03; 5/15/03; 8/15/03; 11/24/03;                    8/20/02; 1/6/03; 2/20/03;
                                               2/1/04; 8/4/04; 8/10/04; 12/13/04;                      5/15/03; 8/15/03; 11/24/03;
                                               12/31/04; 5/9/05; 6/10/05; 6/17/05;                     2/1/04; 8/4/04; 8/10/04;
                                               7/25/05; 8/31/05; 12/2/05; 2/8/06;                      12/13/04; 12/31/04; 5/9/05;
                                               8/25/06; 12/11/06; 5/1/07; 8/24/07;                     6/10/05; 6/17/05; 7/25/05;
                                               9/19/07; 10/19/07; 2/15/08; 6/20/08;                    8/31/05; 12/2/05; 2/8/06;
                                               7/21/08; 8/15/08; 11/13/08; 12/1/08;                    8/25/06; 12/11/06; 5/1/07;
                                               1/15/09; 6/8/09; 8/17/09; 8/18/09;                      8/24/07;9/19/07; 10/19/07;
                                               9/3/09; 9/25/09; 1/7/10; 2/1/10;                        2/15/08; 6/20/08; 7/21/08;
                                               2/5/10                                                  8/15/08; 11/13/08; 12/1/08;
                                                                                                       1/15/09; 6/8/09; 8/17/09;
                                                                                                       8/18/09; 9/3/09; 9/25/09;
                                                                                                       1/7/10; 2/1/10; 2/5/10
                             -------------------------------------------------------------------------------------------------------
                              5/1/01(3)        5/1/01(1); 7/30/01(4); 9/1/01;          5/1/01          5/1/01(1); 7/30/01(4);
                                               10/1/01(5); 12/14/01; 1/14/02; 2/22/02;                 9/1/01; 10/1/01(5); 12/14/01;
                                               7/15/02; 8/20/02; 1/6/03; 2/20/03;                      1/14/02; 2/22/02; 7/15/02;
                                               5/15/03; 8/15/03; 11/24/03; 2/1/04;                     8/20/02; 1/6/03; 2/20/03;
                                               8/4/04; 8/10/04; 12/13/04; 12/31/04;                    5/15/03; 8/15/03; 11/24/03;
                                               5/9/05; 6/10/05; 6/17/05; 7/25/05;                      2/1/04; 8/4/04; 8/10/04;
                                               8/31/05; 12/2/05; 2/8/06; 8/25/06;                      12/13/04; 12/31/04; 5/9/05;
                                               12/11/06; 5/1/07; 8/24/07; 9/19/07;                     6/10/05; 6/17/05; 7/25/05;
                                               10/19/07; 2/15/08; 6/20/08; 7/21/08;                    8/31/05; 12/2/05; 2/8/06;
                                               8/15/08; 11/13/08; 12/1/08; 1/15/09;                    8/25/06; 12/11/06; 5/1/07;
                                               6/8/09; 8/17/09; 8/18/09; 9/3/09;                       8/24/07; 9/19/07; 10/19/07;
                                               9/25/09; 1/7/10; 2/1/10; 2/5/10                         2/15/08; 6/20/08; 7/21/08;
                                                                                                       8/15/08; 11/13/08; 12/1/08;
                                                                                                       1/15/09; 6/8/09; 8/17/09;
                                                                                                       8/18/09; 9/3/09; 9/25/09;
                                                                                                       1/7/10; 2/1/10; 2/5/10
------------------------------------------------------------------------------------------------------------------------------------


2 Appendix I


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
------------------------------------------------------------------------------------------------------------------------------------
                                                                     PRODUCT DISTRIBUTOR
                             -------------------------------------------------------------------------------------------------------
                             AXA ADVISORS                                            AXA DISTRIBUTORS
                             -------------------------------------------------------------------------------------------------------
                             PROSPECTUS AND                                          PROSPECTUS AND
 PRODUCT NAME                SAI DATES        SUPPLEMENT DATES                       SAI DATES        SUPPLEMENT DATES
-----------------------------------------------------------------------------------------------------------------------------------
 Accumulator(R) Select(SM)    8/13/01(2)      9/1/01; 10/1/01(5); 12/14/01; 1/14/02; N/A              N/A
 Accumulator(R) (continued)                   2/22/02; 7/15/02; 8/20/02; 1/6/03;
                                              2/20/03; 5/15/03; 8/15/03; 11/24/03;
                                              2/1/04; 8/4/04; 8/10/04; 12/13/04;
                                              12/31/04; 5/9/05; 6/10/05; 6/17/05;
                                              7/25/05; 8/31/05; 12/2/05; 2/8/06;
                                              8/25/06; 12/11/06; 5/1/07; 8/24/07;
                                              9/19/07; 10/19/07; 2/15/08; 6/20/08;
                                              7/21/08; 8/15/08; 11/13/08; 12/1/08;
                                              1/15/09; 6/8/09; 8/17/09; 8/18/09;
                                              9/3/09; 9/25/09; 1/7/10; 2/1/10;
                                              2/5/10
------------------------------------------------------------------------------------------------------------------------------------
 Accumulator(R) Plus(SM)     9/2/99(3)        6/23/00; 9/1/00; 9/6/00; 10/13/00;     8/2/99(3)       9/1/00; 9/6/00; 10/13/00;
                             10/18/99(3)      2/9/01; 3/19/01; 7/30/01; 9/1/01;
                             5/1/00(3)        1/14/02; 2/22/02; 7/15/02; 8/20/02;    10/18/99(3)     2/9/01; 3/19/01; 7/30/01;
                                              1/6/03; 2/20/03; 5/15/03; 8/15/03;     5/1/00(3)       9/1/01; 1/14/02; 2/22/02;
                                              11/24/03; 2/1/04; 8/4/04; 8/10/04;                     7/15/02; 8/20/02; 1/6/03;
                                              12/13/04; 12/31/04; 5/9/05; 6/10/05;                   2/20/03; 5/15/03; 8/15/03;
                                              6/17/05; 7/25/05; 8/31/05; 12/2/05;                    11/24/03; 2/1/04; 8/4/04;
                                              2/8/06; 8/25/06; 12/11/06; 5/1/07;                     8/10/04; 12/13/04; 12/31/04;
                                              8/24/07; 9/19/07; 10/19/07; 2/15/08;                   5/9/05; 6/10/05; 6/17/05;
                                              6/20/08; 7/21/08; 8/15/08; 11/13/08;                   7/25/05; 8/31/05; 12/2/05;
                                              12/1/08; 1/15/09; 6/8/09; 8/17/09;                     2/8/06; 8/25/06; 12/11/06;
                                              8/18/09; 9/3/09; 9/25/09; 1/7/10;                      5/1/07; 8/24/07; 9/19/07;
                                              2/1/10; 2/5/10                                         10/19/07; 2/15/08; 6/20/08;
                                                                                                     7/21/08; 8/15/08; 11/13/08;
                                                                                                     12/1/08; 1/15/09; 6/8/09;
                                                                                                     8/17/09; 8/18/09; 9/3/09;
                                                                                                     9/25/09; 1/7/10; 2/1/10; 2/5/10
                              ------------------------------------------------------------------------------------------------------
                               5/1/01(3)      7/30/01(4); 9/1/01; 12/14/01; 1/14/02; 5/1/01(3)       5/1/01; 7/30/01(4); 9/1/01;
                                              2/22/02; 7/15/02; 8/20/02; 1/6/03;                     12/14/01; 1/14/02; 2/22/02;
                                              2/20/03; 5/15/03; 8/15/03; 11/24/03;                   7/15/02; 8/20/02; 1/6/03;
                                              2/1/04; 8/4/04;8/10/04; 12/13/04;                      2/20/03; 5/15/03; 8/15/03;
                                              12/31/04; 5/9/05; 6/10/05; 6/17/05;                    11/24/03; 2/1/04; 8/4/04;
                                              7/25/05; 8/31/05; 12/2/05; 2/8/06;                     8/10/04; 12/13/04; 12/31/04;
                                              8/25/06; 12/11/06; 5/1/07; 8/24/07;                    5/9/05; 6/10/05; 6/17/05;
                                              9/19/07; 10/19/07; 2/15/08; 6/20/08;                   7/25/05; 8/31/05; 12/2/05;
                                              7/21/08; 8/15/08; 11/13/08; 12/1/08;                   2/8/06; 8/25/06; 12/11/06;
                                              1/15/09; 6/8/09; 8/17/09; 8/18/09;                     5/1/07; 8/24/07; 9/19/07;
                                              9/3/09; 9/25/09; 1/7/10; 2/1/10;                       10/19/07; 2/15/08; 6/20/08;
                                              2/5/10                                                 7/21/08; 8/15/08; 11/13/08;
                                                                                                     12/1/08; 1/15/09; 6/8/09;
                                                                                                     8/17/09; 8/18/09; 9/3/09;
                                                                                                     9/25/09; 1/7/10; 2/1/10; 2/5/10
------------------------------------------------------------------------------------------------------------------------------------


                                                                   Appendix I 3


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
------------------------------------------------------------------------------------------------------------------------------------
                                                                     PRODUCT DISTRIBUTOR
                             -------------------------------------------------------------------------------------------------------
                             AXA ADVISORS                                            AXA DISTRIBUTORS
                             -------------------------------------------------------------------------------------------------------
                             PROSPECTUS AND                                          PROSPECTUS AND
 PRODUCT NAME                SAI DATES        SUPPLEMENT DATES                       SAI DATES        SUPPLEMENT DATES
-----------------------------------------------------------------------------------------------------------------------------------
 Accumulator(R) Elite(SM)    8/13/01(3)       9/1/01; 10/1/01(6); 12/14/01; 1/14/02; 8/13/01(3)      9/1/01; 10/1/01(6); 12/14/01;
                                              2/22/02; 7/15/02; 8/20/02; 11/11/02;                   1/14/02; 2/22/02; 7/15/02;
                                              1/6/03; 2/20/03; 5/15/03; 8/15/03;                     8/20/02; 11/11/02; 1/6/03;
                                              11/24/03; 2/1/04; 8/4/04; 8/10/04;                     2/20/03; 5/15/03; 8/15/03;
                                              12/13/04; 12/31/04; 5/9/05; 6/10/05;                   11/24/03; 2/1/04; 8/4/04;
                                              6/17/05; 7/25/05; 8/31/05; 12/2/05;                    8/10/04; 12/13/04; 12/31/04;
                                              2/8/06; 8/25/06; 12/11/06; 5/1/07;                     5/9/05; 6/10/05; 6/17/05;
                                              8/24/07; 9/19/07; 10/19/07; 6/20/08;                   7/25/05; 8/31/05; 12/2/05;
                                              7/21/08; 8/15/08; 11/13/08; 12/1/08;                   2/8/06; 8/25/06; 12/11/06;
                                              1/15/09; 6/8/09; 8/17/09; 8/18/09;                     5/1/07; 8/24/07; 9/19/07;
                                              9/3/09; 9/25/09; 1/7/10; 2/1/10;                       10/19/07; 2/15/08; 6/20/08;
                                              2/5/10                                                 7/21/08; 8/15/08; 11/13/08;
                                                                                                     12/1/08; 1/15/09; 6/8/09;
                                                                                                     8/17/09; 8/18/09; 9/3/09; 9/25/
                                                                                                     09; 1/7/10; 2/1/10; 2/5/10
------------------------------------------------------------------------------------------------------------------------------------


(1) applies to Accumulator(R) contracts issued in Oregon only.

(2) applies to Accumulator(R) Select(SM) only.

(3) applies to non-2002 Series only.

(4) applies to contracts issued in Washington only.

(5) applies to Accumulator(R) Select(SM) and Select(SM) II contracts issued in New York only.

(6) applies to contracts issued in New York only.


4 Appendix I


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                           www.axa-equitable.com/green

Statement of additional information

--------------------------------------------------------------------------------

TABLE OF CONTENTS



                                                                            PAGE
Who is AXA Equitable?                                                        2
Custodian and Independent Registered Public Accounting Firm                  2
Distribution of the Contracts                                                2
Calculating Unit Values                                                      2
Financial Statements                                                         2



HOW TO OBTAIN AN ACCUMULATOR(R) STATEMENT OF ADDITIONAL INFORMATION

Send this request form to:
  Accumulator(R)
  P.O. Box 1547
  Secaucus, NJ 07096-1547

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -


Please send me a combined Accumulator(R) series SAI dated May 1, 2010



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                                                                         SAI 13A
                                                                          x02997